Form 10-K, Exhibit 13
period 2012-12-31
POPULAR INC
filed 2013-02-28
CIK 763901

SECTION 3: EX-13.1 (EX-13.1)

POPULAR®

CONTENTS | ÍNDICE

1 Letter to Shareholders
3 Institutional Values
5 Highlights, Key Facts & Figures
6 A Legacy of Caring
8 25-Year Historical Financial Summary
10 Corporate Information
21 Financial Review and Supplementary Information

11 Carta a los Accionistas
13 Valores Institucionales
15 Puntos Principales, Datos y Cifras Claves
16 Un Legado de Solidaridad
18 Resumen Financiero Histórico - 25 Años
20 Información Corporativa
21 Análisis Financiero e Información Suplementaria

Popular, Inc. (NASDAQ:BPOP) is a full-service financial provider based in Puerto Rico, with operations in Puerto Rico, the Virgin Islands and the United States. In Puerto Rico it is the leading banking institution in both assets and deposits, and ranks 36th in assets among U.S. banks. With 184 branches in Puerto Rico and the Virgin Islands, Popular offers retail and commercial banking services, as well as auto and equipment leasing and financing, mortgage loans, investment banking and broker-dealer services. In the United States, Popular has established a community-banking franchise that does business as Popular Community Bank, providing a broad range of financial services and products with 92 branches in New York, New Jersey, Illinois, Florida and California.

Popular, Inc. (NASDAQ: BPOP) es un proveedor de servicios financieros con sede en Puerto Rico y operaciones en Puerto Rico, las Islas Vírgenes y los Estados Unidos. En Puerto Rico es la institución bancaria líder tanto en activos como en depósitos, y ocupa la posición 36 entre los bancos en los Estados Unidos en términos de activos. Con 184 sucursales en Puerto Rico y las Islas Vírgenes, ofrece servicios bancarios a individuos y comercios, así como arrendamiento y financiamiento de autos y equipo, préstamos hipotecarios, banca de inversión y transacciones de corredores de valores. En los Estados Unidos, Popular ha establecido una franquicia bancaria de base comunitaria que opera como Popular Community Bank, ofreciendo una amplia gama de servicios y productos financieros, con 92 sucursales en Nueva York, Nueva Jersey, Illinois, Florida y California.

POPULAR, INC. 2012 Annual Report

Letter to Shareholders

Richard L. Carrión
Chairman, President and Chief Executive Officer

We have been intensely focused on four key areas that we identified as critical to return Popular to the path of profitability and growth—credit quality, asset growth in our core businesses, efficiency and improving the performance of our U.S. operations—and we made significant headway in all of these areas.

I am pleased to report that 2012 was a good year that positioned us for continued progress in 2013. As I shared with you last year, we have been intensely focused on four key areas that we identified as critical to return Popular to the path of profitability and growth – credit quality, asset growth in our core businesses, efficiency and improving the performance of our U.S. operations – and we made significant headway in all of these areas.

CREDIT QUALITY

In 2012, we solidified the positive trends that we began seeing in late 2011. We continued to reduce net charge-offs and the provision for loan losses, which were 25% and 22% lower than in 2011, respectively.

But the most important achievement in 2012 was the substantial reduction of our non-performing assets as we intensified our efforts and added resources to the credit management area. This reduction was driven by a decline of $313 million or 18% in non-performing loans (NPLs) held-in-portfolio, both in Puerto Rico and our U.S. operations and across all portfolios. Through a combination of aggressive loss mitigation efforts, resolutions and restructurings, individual sales and stabilizing economic conditions, at year-end NPLs reached their lowest level since December 2009. One of the most encouraging signs was a 27% reduction in NPL inflows from the previous year.

A significant reduction was also achieved in NPLs in our held-for-sale portfolio. Other real estate owned (OREO) increased by $94 million when compared to the previous year as a result of higher foreclosures in our mortgage and commercial portfolios in Puerto Rico. While we are aware that this is a normal by-product of our efforts to resolve NPLs, we restructured our OREO-management area and implemented various strategies to ensure that we resolve these assets in the most efficient way and are able to realize the highest possible value.

Looking ahead, we are confident we will keep making progress on the credit quality front, as we continue to work intensively with the non-performing assets on our books. As we have in the past, we will pursue all opportunities to reduce non-performing assets, including bulk sales, provided that they make economic sense and create value for our shareholders.

Credit quality is the greatest lever we have to keep improving Popular's financial performance, given the impact it has both on income as well as expenses. We have identified a considerable amount of expenses associated with our credit management efforts, including legal fees, appraisals and OREO expenses, and we are confident we can reduce a substantial portion of them as the credit situation normalizes.

BUSINESS GROWTH

Amid signs of economic stability we have heightened our focus on growing our core businesses.

In Puerto Rico, we are beginning to see a pickup in activity in some sectors and we are leveraging our leading position to capture these opportunities. Our mortgage business had a great year. Originations reached $1.5 billion, up 21% when compared to 2011, benefitting from lower interest rates, federal refinance programs and local housing incentives.

We were able to maintain our core deposit base, despite additional rate cuts that helped us reduce our cost of funds. These efforts and the better than expected performance of our covered portfolio helped maintain our net interest margin well above our peers.

At Popular Community Bank, our U.S. operation, loan balances had been declining due to our exit from certain businesses. While low loan demand proved a challenge, toward the end of the year the non-legacy loan book began to grow again and we are encouraged by increased loan activity from our commercial clients.

POPULAR, INC. 2012 Annual Report

Letter to
Shareholders

During 2012, our stock regained part of the ground it lost during 2011. BPOP closed 2012 at $20.79, a 50% increase from the previous year, after adjusting for the 1 for 10 reverse stock split executed in May. We are confident that as we continue reducing our non-performing loans, the Puerto Rico economy stabilizes further and we are able to provide more clarity on issues such as TARP, the price of our stock will better reflect the true value of our franchise.

We also continued our search for high-quality assets we could acquire and manage within our existing infrastructure at a minimal marginal cost. We added approximately $800 million in strategic loan acquisitions during the year, mainly mortgage loans in the United States and consumer and mortgage loans in Puerto Rico.

EFFICIENCY AND ORGANIZATIONAL EXCELLENCE

During 2012, we broadened the efforts launched in 2011 to identify cost saving opportunities and redesign key processes in our organization to increase our efficiency.

We completed the implementation of the voluntary retirement window announced in late 2011. Despite the greater need for personnel in credit and risk management functions, salary expenses in the fourth quarter were down $9 million annualized when compared to the fourth quarter of the previous year. We also executed our branch consolidation plan, which started in 2011 and resulted in a net reduction of eight branches in 2012.

Fully aware that certain expenses, particularly credit-related ones, remain elevated, we created a cross-area team to identify savings opportunities that could help offset a portion of these expenses in the short term and significantly lower our expense base in the medium to long term. Several initiatives were launched and will begin to materialize in 2013.

On the process redesign front, we completed the rollout of the revised commercial and mortgage loan origination processes started in 2011, with appreciable results in productivity, customer satisfaction and employee morale. The commercial appraisal process was reviewed and adjusted to comply with new regulations and reduce the time it takes from an appraisal request to a final review, which clearly impacts the commercial origination process. Finally, we launched four new projects that will continue in 2013 in the following areas: commercial middle market business, delivery channels, mortgage servicing and purchasing. To ensure the successful execution of these projects and sustainability of these changes, we have provided training on the LEAN methodology to close to 600 employees. We are extremely pleased with the progress we have achieved thus far, particularly the receptiveness of our employees to the LEAN methodology and the positive results in customer satisfaction, and will continue to expand these efforts in the coming years.

POPULAR COMMUNITY BANK

Popular Community Bank (PCB) had its second consecutive profitable year, reporting net income of $46 million compared with $30 million in 2011, driven by a lower provision for loan losses resulting from improved credit quality.

Net charge-offs and non-performing loans were 45% and 36% lower, respectively, than in 2011. While this is a significant reduction, PCB's progress on the credit quality front is better appreciated if one considers that net charge-offs for 2012 and non-performing loans at year-end are down 78% and 71%, respectively, from their peak levels in this credit cycle.

In 2010, we launched a process to rebrand Banco Popular North America as Popular Community Bank to broaden its appeal to non-Hispanics while maintaining the recognition attained among Hispanics and its connection to the Popular name. In the first two years, the rebranding was executed in Illinois, California and Florida. In 2012, we completed the process, rebranding our operations in New York and New Jersey. The new brand has been very well received and led to an increase in the average balance of low-cost deposits in all of our U.S. regions. We are confident it better positions us as we continue our efforts to grow as a relationship-based community bank.

FINANCIAL RESULTS, CAPITAL POSITION AND STOCK PERFORMANCE

As a result of all the efforts discussed above, Popular, Inc. reported net income of $245 million, compared to $151 million in 2011. Net income at Banco Popular de

Puerto Rico totaled $291 million, 26% higher than the previous year. As I detailed earlier, Popular Community Bank increased net income by $16 million when compared with 2011.

Popular, Inc. and its subsidiary banks have maintained strong capital levels, even in the most difficult years of the recent financial crisis, and 2012 was no exception. We closed the year with solid capital levels that exceeded the current regulatory threshold for well-capitalized status. We anticipate maintaining a strong capital position in the coming years as the Basel III rules are implemented. This should give us the flexibility to structure an exit from the Troubled Asset Relief Program (TARP) at the appropriate time. While we are eager to exit TARP as soon as possible, we will do it at a time and in a manner that is most aligned with our shareholders' interests.

During 2012, our stock regained part of the ground it lost during 2011. BPOP closed 2012 at $20.79, a 50% increase from the previous year, after adjusting for the 1 for 10 reverse stock split executed in May. We are confident that as we continue reducing our non-performing loans, the Puerto Rico economy stabilizes further and we are able to provide more clarity on issues such as TARP, the price of our stock will better reflect the true value of our franchise.

OUR ORGANIZATION

At Popular, we recently announced various management changes that will be effective in March 2013. Jorge A. Junquera, who has been with Popular for more than 40 years, the last 16 as Chief Financial Officer (CFO), will assume the role of Vice Chairman and Special Assistant to the CEO. In his new position, Jorge will assist in business development activities and oversee the Company's portfolio investments. Throughout his career, and in his role as CFO, Jorge has undoubtedly left his mark on Popular. One of his most important contributions was to provide strong leadership during the recent financial crisis and ensure that the Corporation and its banking subsidiaries always maintained adequate levels of capital and liquidity during those challenging times. I am sure that, in his new role, Jorge will continue to make important contributions to the future success of Popular.

Carlos J. Vázquez will succeed Jorge as CFO of Popular. Carlos has been with Popular in senior management positions for more than 15 years after working at JP Morgan in various investment banking and capital market positions. At Popular, he has successfully led groups such as Consumer Credit in Puerto Rico and Risk Management for the Corporation. More recently, in his role as President of Popular Community Bank, he returned our U.S. operations to profitability after a difficult period. I am confident that, given his extensive financial background and deep knowledge of Popular, Carlos will prove invaluable and help shape Popular's future in the years to come.

Manuel Chinea will assume the role of Chief Operating Officer of Popular Community Bank. With more than 23 years at Popular, Manuel has led various units at Popular Community Bank, such as Retail Banking Operations, Marketing, Product Development, Popular Investments and Consumer Lending. Manuel's extensive knowledge of PCB will be an important asset as we continue the repositioning of our operations in the United States.

These changes reflect the depth of talent we have at Popular and are the result of our robust talent management processes. We strive to offer meaningful career paths for our people, which in turn provides us with a strong pool of candidates to fill the current and future needs of our organization.

Another source of strength for Popular is our Board of Directors, which consists of highly talented, experienced and committed individuals who have guided us through the challenges of recent years. Two directors, Manuel Morales Jr. and José R. Vizcarrondo, recently announced that they would not stand for re-election as directors when their terms expire in 2013. Mano served as a director of Popular, Inc. for 23 years and as a director of Banco Popular de Puerto Rico for 35 years. His service was distinguished by his thorough

Institutional

Values

SOCIAL COMMITMENT
We work hand-in-hand with our communities. We are committed to actively promote the social and economic well-being of our communities.

CUSTOMER
We develop life-long relationships. Our relationship with the customer takes precedence over any particular transaction. We add value to each interaction by offering high-quality personalized service, and efficient and innovative solutions.

INTEGRITY
We live up to the trust placed in us. We adhere to the strictest ethical and moral standards through our daily decisions and actions.

EXCELLENCE
We strive to excel each day. We believe there is only one way to do things: the right way from the first time while exceeding expectations.

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

POPULAR, INC. 2012 Annual Report

Letter to Shareholders

and incisive analysis and the passion he brought to critical issues. Joe served as a director of Popular, Inc. for nine years, offering valuable perspective and insightful advice during a very difficult period. We are grateful for their service and unwavering commitment throughout the years and their active participation will be missed by all.

STRONG FUNDAMENTALS

Today, we feel confident that the strategies in place will continue to bear fruit and that the fundamental elements of our business remain strong.

In Puerto Rico, we hold an enviable market position, having the largest market share in seven out of nine product categories. While the local economy still faces many challenges, we are seeing additional signs of stabilization. As the largest financial institution on the island, we continue to promote economic development and capital formation to help spur growth.

We have made considerable progress in the United States. While we are aware that our operations have not reached acceptable profitability levels, the continued improvement of our results will give us greater flexibility to address this issue going forward.

We also have other assets, such as our participation in EVERTEC, our holding at Centro Financiero BHD and the covered portfolio acquired in the 2010 FDIC-assisted transaction, whose potential value exceeds the value at which they are carried on our books. In the case of EVERTEC, Apollo Global Management recently announced their intention to sell a portion of the company in a public offering, which will give us the option of monetizing this valuable asset.

But, undoubtedly, our greatest asset lies in our people, who faced and responded to trying times with a remarkable level of commitment and tenacity. I thank them for their efforts and you for your patience and support. The intrinsic value of this organization remains strong and I am confident that we will continue to grow and prosper in the years to come.

Sincerely,

RICHARD L. CARRIÓN
CHAIRMAN, PRESIDENT
AND CHIEF EXECUTIVE OFFICER

KEY FACTS & FIGURES

2012 HIGHLIGHTS

Founded in 1893, Popular, Inc. is the leading banking institution in both assets and deposits in Puerto Rico and ranks 36th in assets among U.S. banks. In the United States, Popular has established a community-banking franchise, doing business as Popular Community Bank, providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

POPULAR, INC.

$245 million
in net income

$1.8 billion
in gross revenues

$2 billion
amount by which our total capital exceeded the current well-capitalized threshold

$364 million
decrease of non-performing assets
(lowest level since 2010)

$313 million
decrease in held-in-portfolio non-performing loans
(lowest level since 2009)

POPULAR STOCK PRICE CHANGE VS PEERS
(2011–2012)
Percent
60
50
40
30
20
10
0
-10
12/11 1/12 2/12 3/12 4/12 5/12 6/12 7/12 8/12 9/12 10/12 11/12 12/12
BPOP 50%
BKX 30%
PR PEERS 13%
US PEERS 12%

BANCO POPULAR DE PUERTO RICO

(Throughout Puerto Rico and the Virgin Islands)

More than
1.5 million clients

184 Branches
58 Offices

6,671 FTEs[1]

$27.6 billion
in assets

$19.3 billion
in loans

$21.0 billion
in total deposits

#1 market share in total deposits (38%) and total loans (35%)[2]

#1

[1] *Includes corporate group*
[2] *As of September 30, 2012*

POPULAR COMMUNITY BANK

(Throughout five states in the United States[3])

Approximately
382,000 clients

92 Branches

Access to more than
38,000
surcharge-free ATMs
in leading national and local merchant locations

1,401 FTEs

E-LOAN deposits
$311 million
and approximately 19,000 clients

BANCO POPULAR
IS NOW
POPULAR
COMMUNITY BANK
POPULAR
NASDAQ

◄ *The rebranding of Popular's U.S. operations into Popular Community Bank was completed in May with the rebranding of New York and New Jersey branches.*

$8.7 billion
in assets

$5.8 billion
in loans

$6.1 billion
in total deposits

[3] *New York, New Jersey, Illinois, Florida and California*

POPULAR, INC. 2012 Annual Report

Social Commitment

A Legacy of Caring

We believe that education is the foundation of any successful society. That is why our philanthropic arms, **Fundación Banco Popular** and **Popular Community Bank Foundation**, invested 80% of their resources in non-profit organizations that promote school innovation, after-school programs and alternative schools. **A roadmap of our community work in 2012 follows.**

We supported six organizations promoting **INNOVATION IN EDUCATION** to approximately 7,150 public school students. Among this group is Puerto Rico Science (Ciencia Puerto Rico), which developed a pilot program that promotes scientific literacy and interest in research careers among elementary and middle school students through the use of podcasts, lectures and lessons from Puerto Rican scientists. More than 70% of participating students in this program demonstrated an increased interest in learning science.

FOMENTANDO aliangas

Identifying a need for a formal network among non-profit organizations to promote and share knowledge, best practices and resources, we organized our first **FOSTERING ALLIANCES** workshop. Attended by 83 non-profits, the workshop led to continuing collaborations that are advancing the independent missions of these organizations.

Popular Community Bank (PCB) helped raise $32,945 for the Food Bank for New York City and $17,724 for the New Jersey Division of the Salvation Army, including $33,862 in direct donations from PCB to fund the **DISASTER EMERGENCY SERVICES** of these two non-profit organizations providing assistance to those in need after the impact of Hurricane Sandy. The PCB Foundation also contributed financially to 28 other non-profits across our U.S. regions (California, Florida, Illinois, New York and New Jersey). We continued our partnerships with Junior Achievement USA and Operation Hope to provide **ECONOMIC OPPORTUNITY** in underserved communities through financial education and empowerment.

EVACUATION ROUTE

Banco Popular's financial education program, **FINANCES IN YOUR HANDS**, helped enhance the financial skills of 20,726 individuals through 409 workshops.

Foundation donations and corporate community programs: $3.3 million. **Volunteerism:** 3,556 Popular employee volunteers, 16,400 hours and 211 community events.

DONATIONS BY POPULAR FOUNDATIONS TO NON-PROFITS IN U.S. AND P.R.
(2005-2012)
GRANTS
ORGANIZATIONS
Dollars in thousands
$2,800
2,600
2,400
2,200
2,000
1,800
1,600
1,400
1,200
1,000
800
600
400
200
0
140
120
100
80
60
40
20
0
2005
2006
2007
2008
2009
2010
2011
2012

We supported six organizations providing **ALTERNATIVE EDUCATION** to 772 students who left the traditional school system, 289 of whom received a high-school degree in 2012. With our support, four of these organizations led a drive to enact in 2012 the Enabling Act for the Development of Alternative Education in Puerto Rico, which officially incorporates alternative education into the educational system and guarantees recurrent public funds for alternative education programs.

EGADA

The 8th annual **5K BENEFIT RUN OF POPULAR** drew 4,500 runners and raised $50,000 for the non-profit Iniciativa Comunitaria and its "Brega Bien" program. The program provides at-risk youth with tools to reduce outbursts of violence and aggression among adolescents, shares knowledge related to HIV/AIDS, STDs and drug use and supports school dropout prevention and reentry efforts.

Our institutional campaign program **MOVING FORWARD** (Echar Pa' Lante) promoted entrepreneurship through four regional workshops attended by approximately 1,500 entrepreneurs and launched an educational project that helped foster community involvement at five schools with a total enrollment of 1,700 at-risk students.

We donated $290,000 for **MUSIC-EDUCATION** programs that enhanced the musical skills of approximately 2,700 children and youth. Since its inception in 2006, our Revive the Music program — a collaboration with the Luis A. Ferré Foundation — has donated 1,089 musical instruments to 83 public schools and non-profit organizations in Puerto Rico.

POPULAR, INC. 2012 Annual Report

25-Year
Historical Financial Summary

(Dollars in millions, except per share data)	1988	1989	1990	1991	1992	1993	1994	1995	1996	1997	1998
Selected Financial Information											
Net Income (Loss)	$ 47.4	$ 56.3	$ 63.4	$ 64.6	$ 85.1	$ 109.4	$ 124.7	$ 146.4	$ 185.2	$ 209.6	$ 232.3
Assets	5,706.5	5,972.7	8,983.6	8,780.3	10,002.3	11,513.4	12,778.4	15,675.5	16,764.1	19,300.5	23,160.4
Gross Loans	3,096.3	3,320.6	5,373.3	5,195.6	5,252.1	6,346.9	7,781.3	8,677.5	9,779.0	11,376.6	13,078.8
Deposits	4,715.8	4,926.3	7,422.7	7,207.1	8,038.7	8,522.7	9,012.4	9,876.7	10,763.3	11,749.6	13,672.2
Stockholders' Equity	334.9	375.8	588.9	631.8	752.1	834.2	1,002.4	1,141.7	1,262.5	1,503.1	1,709.1
Market Capitalization	$ 355.0	$ 430.1	$ 479.1	$ 579.0	$ 987.8	$1,014.7	$ 923.7	$1,276.8	$2,230.5	$3,350.3	$4,611.7
Return on Assets (ROA)	0.85%	0.99%	1.09%	0.72%	0.89%	1.02%	1.02%	1.04%	1.14%	1.14%	1.14%
Return on Equity (ROE)	14.87%	15.87%	15.55%	10.57%	12.72%	13.80%	13.80%	14.22%	16.17%	15.83%	15.41%
Per Common Share[1]											
Net Income (Loss) – Basic	$ 2.95	$ 3.51	$ 3.94	$ 2.69	$ 3.49	$ 4.18	$ 4.59	$ 5.24	$ 6.69	$ 7.51	$ 8.26
Net Income (Loss) – Diluted	2.95	3.51	3.94	2.69	3.49	4.18	4.59	5.24	6.69	7.51	8.26
Dividends (Declared)	0.86	1.00	1.00	1.00	1.00	1.20	1.25	1.54	1.83	2.00	2.50
Book Value	20.93	23.44	24.58	26.24	28.79	31.86	34.35	39.52	43.98	51.83	59.32
Market Price	22.19	26.88	20.00	24.06	37.81	39.38	35.16	48.44	84.38	123.75	170.00
Assets by Geographical Area											
Puerto Rico	93%	92%	89%	87%	87%	79%	76%	75%	74%	74%	71%
United States	6%	6%	9%	11%	10%	16%	20%	21%	22%	23%	25%
Caribbean and Latin America	1%	2%	2%	2%	3%	5%	4%	4%	4%	3%	4%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Traditional Delivery System											
Banking Branches											
Puerto Rico	126	128	173	161	162	165	166	166	178	201	198
Virgin Islands	3	3	3	3	3	8	8	8	8	8	8
United States	10	10	24	24	30	32	34	40	44	63	89
Subtotal	139	141	200	188	195	205	208	214	230	272	295
Non-Banking Offices											
Popular Financial Holdings				27	41	58	73	91	102	117	128
Popular Cash Express											51
Popular Finance	17	18	26	26	26	26	28	31	39	44	48
Popular Auto		4	9	9	9	8	10	9	8	10	10
Popular Leasing, U.S.A.										7	8
Popular Mortgage								3	3	3	11
Popular Securities									1	2	2
Popular One											
Popular Insurance											
Popular Insurance Agency U.S.A.											
Popular Insurance, V.I.											
E-LOAN											
EVERTEC											
Subtotal	17	22	35	62	76	92	111	134	153	183	258
Total	156	163	235	250	271	297	319	348	383	455	553
Electronic Delivery System											
ATMs Owned											
Puerto Rico	153	151	211	206	211	234	262	281	327	391	421
Virgin Islands	3	3	3	3	3	8	8	8	9	17	59
United States					6	11	26	38	53	71	94
Total	156	154	214	209	220	253	296	327	389	479	574
Transactions (in millions)											
Electronic Transactions[2]	14.9	16.1	18.0	23.9	28.6	33.2	43.0	56.6	78.0	111.2	130.5
Items Processed[3]	159.8	161.9	164.0	166.1	170.4	171.8	174.5	175.0	173.7	171.9	170.9
Employees (full-time equivalent)	5,131	5,213	7,023	7,006	7,024	7,533	7,606	7,815	7,996	8,854	10,549

[1] Per common share data adjusted for stock splits and reverse stock split executed in May 2012.

[2] From 1981 to 2003, electronic transactions include ACH, Direct Payment, TelePago Popular, Internet Banking and ATH Network transactions in Puerto Rico. From 2004 to 2009, these numbers were adjusted to include ATH Network transactions in the Dominican Republic, Costa Rica, El Salvador and the United States, health care transactions, wire transfers, and other electronic payment transactions in addition to those previously stated. After 2010, electronic transactions only include transactions made by Popular, Inc.'s clients and exclude electronic transactions processed by EVERTEC for other clients.

[3] After the sale in 2010 of a majority interest in EVERTEC, Popular's information technology subsidiary, the Corporation does not process items.

1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
$ 257.6	$ 276.1	$ 304.5	$ 351.9	$ 470.9	$ 489.9	$ 540.7	$ 357.7	$ (64.5)	$(1,243.9)	$ (573.9)	$ 137.4	$ 151.3	$ 245.3
25,460.5	28,057.1	30,744.7	33,660.4	36,434.7	44,401.6	48,623.7	47,404.0	44,411.4	38,882.8	34,736.3	38,815.0	37,348.4	36,507.5
14,907.8	16,057.1	18,168.6	19,582.1	22,602.2	28,742.3	31,710.2	32,736.9	29,911.0	26,268.9	23,803.9	26,458.9	25,314.4	25,093.6
14,173.7	14,804.9	16,370.0	17,614.7	18,097.8	20,593.2	22,638.0	24,438.3	28,334.4	27,550.2	25,924.9	26,762.2	27,942.1	27,000.6
1,661.0	1,993.6	2,272.8	2,410.9	2,754.4	3,104.6	3,449.2	3,620.3	3,581.9	3,268.4	2,538.8	3,800.5	3,918.8	4,110.0
$3,790.2	$3,578.1	$3,965.4	$4,476.4	$5,960.2	$7,685.6	$5,836.5	$5,003.4	$2,968.3	$1,455.1	$1,445.4	$3,211.4	$1,426.0	$2,144.9
1.08%	1.04%	1.09%	1.11%	1.36%	1.23%	1.17%	0.74%	-0.14%	-3.04%	-1.57%	0.36%	0.40%	0.68%
15.45%	15.00%	14.84%	16.29%	19.30%	17.60%	17.12%	9.73%	-2.08%	-44.47%	-32.95%	4.37%	4.01%	6.37%
$ 9.19	$ 9.85	$ 10.87	$ 13.05	$ 17.36	$ 17.95	$ 19.78	$ 12.41	$ (2.73)	$ (45.51)	$ 2.39	$ (0.62)	$ 1.44	$ 2.35
9.19	9.85	10.87	13.05	17.36	17.92	19.74	12.41	(2.73)	(45.51)	2.39	(0.62)	1.44	2.35
3.00	3.20	3.80	4.00	5.05	6.20	6.40	6.40	6.40	4.80	0.20	-	-	-
57.54	69.62	79.67	91.02	96.60	109.45	118.22	123.18	121.24	63.29	38.91	36.67	37.71	39.35
139.69	131.56	145.40	169.00	224.25	288.30	211.50	179.50	106.00	51.60	22.60	31.40	13.90	20.79
71%	72%	68%	66%	62%	55%	53%	52%	59%	64%	65%	74%	74%	73%
25%	26%	30%	32%	36%	43%	45%	45%	38%	33%	32%	23%	23%	24%
4%	2%	2%	2%	2%	2%	2%	3%	3%	3%	3%	3%	3%	3%
100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
199	199	196	195	193	192	194	191	196	179	173	185	183	175
8	8	8	8	8	8	8	8	8	8	8	8	9	9
91	95	96	96	97	128	136	142	147	139	101	96	94	92
298	302	300	299	298	328	338	341	351	326	282	289	286	276
137	136	149	153	181	183	212	158	134	2				
102	132	154	195	129	114	4							
47	61	55	36	43	43	49	52	51	9				
12	12	20	18	18	18	17	15	12	12	10	10	10	10
10	11	13	13	11	15	14	11	24	22				
13	21	25	29	32	30	33	32	32	32	33	36	37	37
2	3	4	7	8	9	12	12	13	7	6	6	4	4
												4	5
	2	2	2	2	2	2	2	2	1	1	1	1	1
		1	1	1	1	1	1	1	1	1	1	1	1
			1	1	1	1	1	1	1	1	1	1	1
						1	1	1	1				
4	4	4	5	5	5	5	7	9	9	9			
327	382	427	460	431	421	351	292	280	97	61	55	58	59
625	684	727	759	729	749	689	633	631	423	343	344	344	335
442	478	524	539	557	568	583	605	615	605	571	624	613	597
68	37	39	53	57	59	61	65	69	74	77	17	20	20
99	109	118	131	129	163	181	192	187	176	136	138	135	134
609	624	681	723	743	790	825	862	871	855	784	779	768	751
159.4	199.5	206.0	236.6	255.7	568.5	625.9	690.2	772.7	849.4	804.1	381.6	410.4	420.4
171.0	160.2	149.9	145.3	138.5	133.9	140.3	150.0	175.2	202.2	191.7			
11,501	**10,651**	**11,334**	**11,037**	**11,474**	**12,139**	**13,210**	**12,508**	**12,303**	**10,587**	**9,407**	**8,277**	**8,329**	**8,072**

POPULAR, INC. 2012 Annual Report

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

▶ *These words, written in 1928 by Rafael Carrión Pacheco, Executive Vice President and President (1927–1956), embody the philosophy of Popular, Inc. in all its markets.*

Our People

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

▶ *These words by Rafael Carrión Jr., President and Chairman of the Board (1956–1991), were written in 1988 to commemorate the 95th anniversary of Banco Popular, and reflect our commitment to human resources.*

CORPORATE INFORMATION

Independent Registered Public Accounting Firm: PricewaterhouseCoopers LLP

Annual Meeting:
The 2013 Annual Stockholders' Meeting of Popular, Inc. will be held on Tuesday, April 30, at 9:00 a.m. at Centro Europa Building in San Juan, Puerto Rico.

Additional Information:
The Annual Report to the Securities and Exchange Commission on Form 10-K and any other financial information may also be viewed by visiting our website: **www.popular.com**

SENIOR MANAGEMENT TEAM

From left to right, Eduardo J. Negrón, Juan Guerrero, Gilberto Monzón, Jorge A. Junquera, Ignacio Álvarez, Richard L. Carrión, Ileana González, Lidio Soriano, Carlos J. Vázquez, Eli Sepúlveda and Néstor O. Rivera.

BOARD OF DIRECTORS

RICHARD L. CARRIÓN
Chairman, President and
Chief Executive Officer
Popular, Inc.

ALEJANDRO M. BALLESTER
President
Ballester Hermanos, Inc.

MARÍA LUISA FERRÉ
President and
Chief Executive Officer
Grupo Ferré Rangel

DAVID E. GOEL
Managing General Partner
Matrix Capital Management
Company, LLC

C. KIM GOODWIN
Private Investor

MANUEL MORALES JR.
President
Parkview Realty, Inc.

WILLIAM J. TEUBER JR.
Vice Chairman
EMC Corporation

CARLOS A. UNANUE
President
Goya de Puerto Rico

JOSÉ R. VIZCARRONDO
President and
Chief Executive Officer
Desarrollos Metropolitanos, S.E.

EXECUTIVE OFFICERS

RICHARD L. CARRIÓN
Chairman, President and
Chief Executive Officer
Popular, Inc.

JORGE A. JUNQUERA
Senior Executive Vice President
Chief Financial Officer
Popular, Inc.

CARLOS J. VÁZQUEZ
Executive Vice President
Popular, Inc.
President
Banco Popular North America

IGNACIO ÁLVAREZ
Executive Vice President
Chief Legal Officer
General Counsel & Corporate
Matters Group
Popular, Inc.

ILEANA GONZÁLEZ
Executive Vice President
Commercial Credit
Administration Group
Banco Popular de Puerto Rico

JUAN GUERRERO
Executive Vice President
Financial & Insurance Services Group
Banco Popular de Puerto Rico

GILBERTO MONZÓN
Executive Vice President
Individual Credit Group
Banco Popular de Puerto Rico

EDUARDO J. NEGRÓN
Executive Vice President
Administration Group
Popular, Inc.

NÉSTOR O. RIVERA
Executive Vice President
Retail Banking and
Operations Group
Banco Popular de Puerto Rico

ELI SEPÚLVEDA
Executive Vice President
Popular, Inc.
Commercial Credit Group
Banco Popular de Puerto Rico

LIDIO SORIANO
Executive Vice President
Chief Risk Officer
Corporate Risk Management Group
Popular, Inc.

Financial Review and

Supplementary Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations	2

Statistical Summaries	98

Financial Statements

Management’s Report to Stockholders	103

Report of Independent Registered Public Accounting Firm	104

Consolidated Statements of Condition as of December 31, 2012 and 2011	105

Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010	106

Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010	109

Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2012, 2011 and 2010	108

Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2012, 2011 and 2010	107

Notes to Consolidated Financial Statements	110

Management’s Discussion and

Analysis of Financial Condition

and Results of Operations

Forward-Looking Statements	3

Overview	3

Critical Accounting Policies / Estimates	11

Statement of Operations Analysis	25

Net Interest Income	25

Provision for Loan Losses	29

Non-Interest Income	30

Operating Expenses	32

Income Taxes	34

Fourth Quarter Results	35

Reportable Segment Results	36

Statement of Financial Condition Analysis	40

Assets	40

Deposits and Borrowings	45

Stockholders’ Equity	46

Regulatory Capital	47

Off-Balance Sheet Arrangements and Other Commitments	50

Contractual Obligations and Commercial Commitments	50

Guarantees	51

Risk Management	55

Market / Interest Rate Risk	57

Liquidity	64

Credit Risk Management and Loan Quality	70

Enterprise Risk and Operational Risk Management	95

Adoption of New Accounting Standards and Issued But Not Yet Adopted Accounting Standards	95

Statistical Summaries	98

Statements of Condition	98

Statements of Operations	99

Average Balance Sheet and Summary of Net Interest Income	100

Quarterly Financial Data	102

The following Management’s Discussion and Analysis (“MD&A”) provides information which management believes is necessary for understanding the financial performance of Popular, Inc. and its subsidiaries (the “Corporation” or “Popular”). All accompanying tables, consolidated financial statements, and corresponding notes included in this “Financial Review and Supplementary Information - 2012 Annual Report” (“the report”) should be considered an integral part of this MD&A.

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

The description of the Corporation’s business and risk factors contained in Item 1 and 1A of its Form 10-K for the year ended December 31, 2012 discusses additional information about the business of the Corporation and the material risk factors that, in addition to the other information in this report, readers should consider.

OVERVIEW

The Corporation is a diversified, publicly-owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the United States (“U.S.”) mainland, and the U.S. and British Virgin Islands. In Puerto Rico, the Corporation provides retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as mortgage loans, investment banking, broker-dealer, auto and equipment leasing and financing, and insurance services through specialized subsidiaries. Effective December 31, 2012, Popular Mortgage, which was a wholly-owned subsidiary of BPPR prior to that date, was merged with and into BPPR as part of an internal reorganization.

The Corporation’s mortgage origination business will continue to be conducted under the brand name Popular Mortgage. In the U.S. mainland, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. BPNA focuses efforts and resources on the core community banking business. BPNA operates branches in New York, California, Illinois, New Jersey and Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA. As part of the rebranding of the BPNA franchise, all of its branches operate under a new name, Popular Community Bank. Note 41 to the consolidated financial statements presents information about the Corporation’s business segments.

The Corporation has several investments which accounts for under the equity method. These include the 48.5% interest in EVERTEC, a 20% interest in Centro Financiero BHD and our 24.9% interest in PRLP 2011 Holdings LLP, among other investments in limited partnerships which mainly hold investment securities. EVERTEC provides transaction processing services throughout the Caribbean and Latin America, including servicing many of the Corporation’s system infrastructures and transaction processing businesses. Centro Financiero BHD is a diversified financial services institution operating in the Dominican Republic. PRLP 2011 Holdings LLP is a joint venture to which the Corporation sold construction and commercial loans, most of which were non-performing, with a fair value of $148 million during the year 2011. For the year ended December 31, 2012, the Corporation recorded approximately $20.7 million in earnings from these investments on an aggregate basis. The carrying amounts of these investments as of December 31, 2012 were $246.8 million. Refer to Note 16 to the consolidated financial statements for additional information of the Corporation’s investments at equity.

The Corporation’s net income for the year ended December 31, 2012 amounted to $245.3 million, compared with net income of $151.3 million and $137.4 million for 2011 and 2010, respectively. The results for 2012 reflect an income tax benefit of $72.9 million related to reduction of the deferred tax liability on the estimated gains for tax purposes related to the loans acquired from Westernbank as a result of the closing agreement with the Puerto Rico Department of Treasury, which established that these would be taxed at a capital gain rate. Also, the results from 2012 reflect a benefit of approximately $26.9 million from the Corporation’s share of a tax benefit from a grant received by EVERTEC from the Puerto Rico Government. During 2011, the Corporation recorded an income tax expense of $103.3 million as a result of the reduction in the marginal tax rate, which was partially offset by a benefit of $53.6 million recorded as a result of a closing agreement with the Puerto Rico Department of Treasury, which deferred the deduction of charge-offs taken during 2009 and 2010 until the years 2013-2016. The results for 2010 include a $640.8 million gain on the sale of a majority interest in EVERTEC. Table 1 provides selected financial data for the past five years. For purposes of the discussions, assets subject to loss sharing agreements with the FDIC, including loans and other real estate owned, are referred to as “covered assets” or “covered loans” since the Corporation expects to be reimbursed for 80% of any future losses on those assets, subject to the terms of the FDIC loss sharing agreements.

During 2012, the Corporation maintained a strong net interest margin, produced solid and stable top line income throughout the challenging credit cycle, and reflected a reduction in its provision for loan losses. For 2012, top line income, defined as net interest income plus non-interest income, remained strong at $1.8 billion, while the provision for loan losses declined by $166.8 million, compared with 2011. Substantial efforts to bring down the cost of deposits helped maintain a strong net interest margin, on a taxable equivalent basis, of 4.47% for the year 2012.

In Puerto Rico, the credit environment appears to be stabilizing although credit costs remain high, but there has been improvement in some of the Corporation’s Puerto Rico loan portfolios during 2012, which contributed to a decline in the provision for loan losses in the BPPR reportable segment of $130.7 million compared with the year 2011. The improvement is the result of lower level of non-performing loans and improved credit performance. Current conditions in Puerto Rico make loan growth a challenge. However, the Corporation has seen growth in the mortgage lending sector. The Corporation experienced an increase in residential mortgage loan originations during 2012, when compared with 2011. The increase in mortgage loan origination volumes reflect the benefit of a low interest rate environment, the HARP and FHA Streamline programs and the housing incentives in P.R. which helped increase volumes during 2012. Also, the Corporation benefited from its strong position in the mortgage sector, having the highest market share in Puerto Rico. Credit management has remained a primary area of focus in the BPPR reportable segment, principally in the commercial, construction and mortgage lending areas.

The Corporation’s U.S. mainland operations were profitable during 2012 with net interest income benefiting from lower funding costs in the midst of improving credit conditions. The improved credit performance of BPNA resulted in a reduction in the provision for loan losses of $36.4 million for 2012, when compared to the previous year. The U.S. operations have followed the general credit trends on the mainland demonstrating progressive improvement. Furthermore, the successful disposition of OREOs contributed to reduced operating expenses. Management remains focused on increasing BPNA’s customer base, as it continues its strategy to transition from a mainly Hispanic-focused bank to a more broad-based community bank. The biggest challenge for the BPNA reportable segment is achieving healthy loan growth in the markets it serves at an adequate risk-adjusted return.

Table 1 - Selected Financial Data
	Year ended December 31,

(Dollars in thousands, except per common share data)	2012	2011	2010	2009	2008

CONDENSED STATEMENTS OF OPERATIONS

Interest income	$1,751,705	$1,937,501	$1,948,246	$1,854,997	$2,274,123

Interest expense	379,086	505,509	653,381	753,744	994,919

Net interest income	1,372,619	1,431,992	1,294,865	1,101,253	1,279,204

Provision for loan losses:

Non-covered loans	334,102	430,085	1,011,880	1,405,807	991,384

Covered loans	74,839	145,635	-	-	-

Non-interest income	466,342	560,277	1,288,193	896,501	829,974

Operating expenses	1,211,148	1,150,297	1,325,547	1,154,196	1,336,728

Income tax (benefit) expense	(26,403)	114,927	108,230	(8,302)	461,534

Income (loss) from continuing operations	245,275	151,325	137,401	(553,947)	(680,468)

Loss from discontinued operations, net of tax	-	-	-	(19,972)	(563,435)

Net income (loss)	$245,275	$151,325	$137,401	$(573,919)	$(1,243,903)

Net income (loss) applicable to common stock	$241,552	$147,602	$(54,576)	$97,377	$(1,279,200)

PER COMMON SHARE DATA[1]

Net income (loss) - basic and diluted:

From continuing operations	$2.35	$1.44	$(0.62)	$2.88	$(25.46)

From discontinued operations	-	-	-	(0.49)	(20.05)

Total	$2.35	$1.44	$(0.62)	$2.39	$(45.51)

Dividends declared	$-	$-	$-	$0.20	$4.80

Book value	39.35	37.71	36.67	38.91	63.29

Market price	20.79	13.90	31.40	22.60	51.60

Outstanding shares:

Average - basic	102,429,755	102,179,393	88,515,404	40,822,950	28,107,920

Average - assuming dilution	102,653,610	102,289,496	88,515,404	40,822,950	28,107,920

End of period	103,169,806	102,590,457	102,272,780	63,954,011	28,200,471

AVERAGE BALANCES

Net loans [2]	$24,845,494	$25,617,767	$25,821,778	$24,836,067	$26,471,616

Earning assets	31,569,702	32,931,332	34,154,021	34,083,406	36,026,077

Total assets	36,264,031	38,066,268	38,378,966	36,569,370	40,924,017

Deposits	26,903,933	27,503,391	26,650,497	26,828,209	27,464,279

Borrowings	4,415,624	5,846,874	7,448,021	5,832,896	7,378,438

Total stockholders’ equity	3,843,652	3,732,836	3,259,167	2,852,065	3,358,295

PERIOD END BALANCES

Net loans[2]	$25,093,632	$25,314,392	$26,458,855	$23,803,909	$26,268,931

Allowance for loan losses	730,607	815,308	793,225	1,261,204	882,807

Earning assets	31,906,198	32,441,983	33,507,582	32,340,967	36,146,389

Total assets	36,507,535	37,348,432	38,814,998	34,736,325	38,882,769

Deposits	27,000,613	27,942,127	26,762,200	25,924,894	27,550,205

Borrowings	4,430,673	4,293,669	6,946,955	5,288,748	6,943,305

Total stockholders’ equity	4,110,000	3,918,753	3,800,531	2,538,817	3,268,364

SELECTED RATIOS

Net interest margin (taxable equivalent basis)	4.47%	4.47%	3.82%	3.47%	3.81%

Return on average total assets	0.68	0.40	0.36	(1.57)	(3.04)

Return on average common stockholders’ equity	6.37	4.01	4.37	(32.95)	(44.47)

Tier I Capital to risk-adjusted assets	17.35	15.97	14.52	9.81	10.81

Total Capital to risk-adjusted assets	18.63	17.25	15.79	11.13	12.08

[1] Per share data is based on the average number of shares outstanding during the periods, except for the book value and market price which are based on the information at the end of the periods. All per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

[2] Includes loans held-for-sale and covered loans.

During 2012, the Corporation strived to mitigate the decline in earning assets amid challenging economic conditions in Puerto Rico, its principal market. The BPPR reportable segment’s non-covered loans held-in-portfolio increased by $392 million from December 31, 2011 to the same date in 2012, as a result of higher origination volumes and the purchase of high quality loans. Mortgage loan originations for the BPPR reportable segment totalled $1.5 billion, an increase of $272 million from 2011. Also, during 2012, the BPPR reportable segment purchased $265 million (unpaid principal balance) in consumer loans. Furthermore, the U.S. reportable segment recorded mortgage loan purchases of approximately $486 million during 2012, while it did not purchase mortgage loans in 2011.

During the first half of 2011, the Corporation completed two bulk purchases of residential mortgage loans from a Puerto Rico financial institution, adding $518 million in performing mortgage loans to its portfolio. In August 2011, the Corporation completed the purchase of Citibank’s AAdvantage co-branded credit card portfolio in Puerto Rico and the U.S. Virgin Islands, which represented approximately $131 million in balances. In addition, BPPR entered into an agreement with American Airlines, Inc. to become the exclusive issuer of AAdvantage co-branded credit cards in those two regions. Also, during 2011 the Corporation executed sales of $457 million (unpaid principal balance) non-performing mortgage loans at BPNA and $358 million in unpaid principal balance of construction and commercial real estate loans at BPPR as part of its de-risking strategy.

The year 2010 was one of several accomplishments for the Corporation that contributed to the Corporation’s profitability and de-risking in 2011. In an effort to position the Corporation for its participation in an FDIC-assisted transaction in Puerto Rico, during 2010 the Corporation enhanced its capital position with an equity offering in which it raised $1.15 billion of new common equity capital. This capital raise, along with the after-tax gain of $531.0 million, net of transaction costs, on the sale of a 51% interest in EVERTEC, substantially strengthened the Corporation’s capital ratios, placing it in a position to participate in the consolidation of the Puerto Rico banking market and to pursue strategies to improve the credit quality of its loan portfolio. Furthermore, the Westernbank FDIC-assisted transaction proved to be an important strategic move that further solidified the Corporation’s leadership position in Puerto Rico amid a contracting market and has contributed with a positive financial impact. Apart from expanding its client base, the covered assets have boosted the Corporation’s net interest margin and other revenues. The yield on covered loans approximated 7.44% and 8.95% for the years ended December 31, 2012 and 2011, respectively. Table 2 provides a summary of the gross revenues derived from the assets acquired in the FDIC-assisted transaction during 2012, 2011 and 2010.

Table 2 - Financial Information - Westernbank FDIC-Assisted Transaction

	Year ended December 31,

(In thousands)	2012	2011	2010

Interest income:
Interest income on covered loans, except for discount accretion on ASC 310-20 covered loans	$301,441	$375,595	$223,271
Discount accretion on ASC 310-20 covered loans	-	37,083	79,825

Total interest income on covered loans	301,441	412,678	303,096

FDIC loss share (expense) income :
(Amortization) accretion of loss share indemnification asset	(129,676)	(10,855)	73,487
80% mirror accounting on credit impairment losses[1]	58,187	110,457	-
80% mirror accounting on reimbursable expenses	29,234	5,093	-
80% mirror accounting on discount accretion for loans and unfunded commitments accounted for under ASC 310-20	(969)	(33,221)	(95,383)
Change in true-up payment obligation	(13,178)	(6,304)	(3,855)
Other	191	1,621	-

Total FDIC loss share (expense) income	(56,211)	66,791	(25,751)

Fair value change in equity appreciation instrument	-	8,323	42,555
Amortization of contingent liability on unfunded commitments (included in other operating income)	1,211	4,487	39,404

Total revenues	246,441	492,279	359,304

Provision for loan losses	74,839	145,635	-

Total revenues less provision for loan losses	$171,602	$346,644	$359,304

[1]	Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Average balances
	Year ended December 31,
(In millions)	2012	2011
Covered loans	$4,051	$4,613
FDIC loss share asset	1,680	2,177
Note issued to the FDIC	-	1,382

Interest income on covered loans for the year 2012 amounted to $301.4 million vs. $412.7 million in 2011, reflecting a yield of 7.44% vs. 8.95%, for each year respectively. This portfolio, due to its nature, should continue to decline as scheduled payments are received and workout arrangements are made. The yield variance was impacted by the fact that the interest income for 2011 includes $37.1 million of discount accretion related to covered loans accounted for under ASC 310-20. As previously mentioned, this discount was fully accreted into earnings during 2011. Also, during 2011, resolutions of certain large commercial loan relationships caused the unamortized discount to be recognized into income for one pool and increased the accretable yield to be recognized over a short period of time for another pool. Interest income for the year 2010 reflected only eight months of income vs. a full year of earnings for the year 2011.

The FDIC loss share reflected an expense of $56.2 million for 2012, compared to an income of $66.8 million for 2011. This was the result of a lower provision for loan losses on covered loans by $70.8 million and higher amortization of the FDIC loss share asset due to a decrease in expected losses, partially offset by the favorable mirror accounting on expenses reimbursable from the FDIC and discount accretion on loans and unfunded commitments subject to ASC 310-20 since the discount on these loans had been fully accreted by the end of the third quarter of 2011.

The decrease in the provision for loan losses for covered loans from 2011 to 2012 was mostly driven by certain commercial and construction loan pools accounted for under ASC 310-30 which reflected lower expected loss estimates and reductions in the specific reserves of certain commercial loan relationships accounted for under ASC 310-20. The covered loan portfolio did not require an allowance for loan losses at December 31, 2010.

Although the reduction in estimated loan losses increases the accretable yield to be recognized over the life of the loans, it also has the effect of lowering the realizable value of the loss share asset since the Corporation would receive lower FDIC payments under the loss share agreements. This is reflected in the increased amortization of the loss share asset for 2012. This is also reflected in the increase in the fair value of the true-up payment obligation. The change in the amortization of the loss share asset from 2010 to 2011 also reflected lower estimated losses from year to year.

The discussion that follows provides highlights of the Corporation’s results of operations for the year ended December 31, 2012 compared to the results of operations of 2011. It also provides some highlights with respect to the Corporation’s financial condition, credit quality, capital and liquidity. Table 3 presents a five-year summary of the components of net income (loss) as a percentage of average total assets.

Table 3 - Components of Net Income (Loss) as a Percentage of Average Total Assets

	2012	2011	2010	2009	2008

Net interest income	3.79%	3.76%	3.38%	3.01%	3.13%

Provision for loan losses	(1.13)	(1.51)	(2.64)	(3.84)	(2.42)

Net gain on sale and valuation adjustments of investment securities	-	0.03	0.01	0.60	0.17

Net gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	0.08	(0.01)	(0.15)	(0.10)	0.01

Trading account (loss) profit	(0.05)	0.01	0.04	0.11	0.11

FDIC loss share (expense) income	(0.16)	0.18	(0.07)	-	-

Fair value change in equity appreciation instrument	-	0.02	0.11	-	-

Gain on sale of processing and technology business	-	-	1.67	-	-

Other non-interest income	1.42	1.24	1.74	1.84	1.74

Total net interest income and non-interest income, net of provision for loan losses	3.95	3.72	4.09	1.62	2.74

Operating expenses	(3.34)	(3.02)	(3.45)	(3.16)	(3.27)

Income (loss) from continuing operations before income tax	0.61	0.70	0.64	(1.54)	(0.53)

Income tax benefit (expense)	0.07	(0.30)	(0.28)	0.02	(1.13)

Income (loss) from continuing operations	0.68	0.40	0.36	(1.52)	(1.66)

Loss from discontinued operations, net of tax	-	-	-	(0.05)	(1.38)

Net income (loss)	0.68%	0.40%	0.36%	(1.57)%	(3.04)%

Net interest income on a taxable equivalent basis for the year ended December 31, 2012 amounted to $1.4 billion, a decrease of $64.0 million, compared with 2011. The net interest margin on a taxable equivalent basis remained flat at 4.47% for the years ended December 31, 2012 and 2011. Although there was a decrease in the yield of interest earning assets, this was offset by the decrease in cost of funds. Refer to the Net Interest Income section of this MD&A for a discussion of the major variances in net interest income, including yields and costs.

The provision for loan losses for the year ended December 31, 2012 decreased by $166.8 million, or 29%, compared with 2011, which was the net result of a decrease in the provision for non-covered loans of $96.0 million, coupled with a decrease in the provision for loan losses on covered loans of $70.8 million. The allowance for loan losses was 2.96% of non-covered loans held-in-portfolio at December 31, 2012, compared with 3.35% at December 31, 2011. Total net charge-offs for 2012 decreased $61.1 million, compared with 2011. The reduction in the allowance for loan losses for non-covered loans at December 31, 2012, compared with 2011, was mostly attributable to a lower portfolio balance and net charge-offs from the commercial and construction loan portfolios, and an improvement in the credit quality performance of the Corporation’s consumer loan portfolios, partially offset by higher specific reserve requirements on the mortgage loan portfolio. Year-over-year, total non-performing assets decreased by $364 million, driven by resolution of non-performing loans and a reduction in non-performing construction loans, offset in part by an increase in other real estate owned. The Corporation’s non-covered, non-performing loans held-in-portfolio decreased by $313 million from December 31, 2011 to the same date in 2012, reaching $1.4 billion or 6.79% of total non-covered loans held-in-portfolio at December 31, 2012, compared to 8.44% for the same date in 2011. The decrease in non-performing loans held-in-portfolio was reflected in the commercial, construction and residential mortgage loan portfolios of the BPPR reportable segment.

The provision for the Puerto Rico reportable segment for the year ended December 31, 2012 decreased by $130.3 million from the year 2011, driven mainly by a lower provision in the covered portfolio. The provision for the covered portfolio was lower by $70.8 million and reflected lower expected losses in loans accounted by ASC Subtopic 310-30, mainly in commercial and construction loan pools. The provision for the non-covered portfolio decreased by $59.5 million, mainly driven by lower net charge offs and lower allowance for loan losses in the commercial and construction portfolios. This was offset by higher allowance levels for the mortgage loan portfolio due to specific reserves for restructured loans. The BPNA reportable segment reflected lower provisions for the year ended December 31, 2012, compared to 2011 by $36.5 million. This was principally as a result of lower net charge-offs mainly from the legacy, commercial and consumer loan portfolios due to improved credit performance.

Refer to the Provision for Loan Losses and Credit Risk Management and Loan Quality section of this MD&A for information on the allowance for loan losses, non-performing assets, troubled debt restructurings, net charge-offs and credit quality metrics.

Non-interest income for the year ended December 31, 2012 amounted to $466.3 million, a decrease of $93.9 million, compared with 2011, mainly due to the FDIC loss share expense. The FDIC loss share reflected an expense of $56.2 million for 2012, compared to an income of $66.8 million for 2011. This was the result of a lower provision for loan losses on covered loans and higher amortization of the loss share asset due to a decrease in expected losses, partially offset by the favorable mirror accounting on expenses reimbursable from the FDIC and discount accretion on loans subject to ASC 310-20 and unfunded commitments. Non-interest income for the year ended December 31, 2010 was $1.3 billion. The results for 2010 reflected a $640.8 million gain on the sale of the 51% interest in EVERTEC. Refer to the Non-Interest Income section of this MD&A for a table that provides a breakdown of the different categories of non-interest income.

Total operating expenses for the year 2012 amounted to $1.2 billion, an increase of $60.9 million, when compared with the previous year. The increase was reflected in the Puerto Rico operations. Higher operating expenses in the Puerto Rico reportable segment were principally due to a loss on early extinguishment of structured repos of approximately $25.0 million; higher professional fees and other operating expenses of $16.0 million and $17.2 million, respectively, some of which are collection and credit related costs reimbursable by the FDIC; and an increase of $14.9 million in OREO expenses due mainly to subsequent fair value adjustments. The U.S. reportable segment reflected a decrease in operating expenses of approximately $11.6 million, principally due to lower OREO expenses due to realized gains on sales of foreclosed properties. Refer to the Operating Expenses section of this MD&A for additional explanations on the major variances in the different categories of operating expenses.

For the year 2012, the Corporation recorded an income tax benefit of $26.4 million, compared to an income tax expense of $114.9 million for the year 2011. During the second quarter of 2012, the Corporation recorded a benefit of $72.9 million, as a reduction of the deferred tax liability on the estimated gains for tax purposes related to the loans acquired from Westernbank, pursuant to a closing agreement with the Puerto Rico Department of Treasury by which these will be taxed at capital gain rates. During 2011, the Corporation recorded an income tax expense of $103.3 million and a decrease in the net deferred tax assets of the Puerto Rico operations resulting from the reduction in the marginal tax rate from 39% to 30% as a result of the enactment of a new Internal Revenue Code in Puerto Rico. This expense in 2011 was partially offset by a tax benefit of $53.6 million recorded in June 2011 for the recognition of certain tax benefits not previously recorded during 2009 (the benefit of reduced tax rates for capital gains) and 2010 (the benefit of the tax-exempt income) as a result of a closing agreement with the Puerto Rico Treasury Department, which also established that the deductions for charge offs during 2009 and 2010 could be deferred until 2013-2016. Refer to the Income Taxes section in this MD&A and Note 39 to the consolidated financial statements for information on the private ruling issued by the Puerto Rico Department of the Treasury to the Corporation, as well as other detailed information such as the changes in the tax rate.

Total assets amounted to $36.5 billion at December 31, 2012, compared with $37.3 billion at December 31, 2011, a decrease of $0.8 billion. Total earning assets at December 31, 2012 amounted to $31.9 billion, a decrease of $0.5 billion, or 1.5%, compared with December 31, 2011.

Total loans, including loans held-for-sale and covered loans, decreased $221 million from December 31, 2011 to the same date in 2012, principally in commercial loans, partially offset by higher volume of mortgage and consumer loans held-in-portfolio. The decrease was principally in the Puerto Rico operations, mainly in the covered loans by $593 million, offset by the increase in the non-covered portfolio of $381 million driven primarily by mortgage loans. The Corporation’s U.S. mainland operations experienced a reduction in total loans of $12 million, reflecting decreases in legacy loans, offset by increased volume of mortgage loans. The decline in total loans was mainly due to portfolio run-off, loan sales, charge-offs and reclassifications to repossessed properties as part of foreclosure proceedings, coupled with low new loan demand in certain loan segments.

Refer to Table 18 in the Statement of Financial Condition Analysis section of this MD&A for the percentage allocation of the composition of the Corporation’s financing to total assets. Deposits amounted to $27.0 billion at December 31, 2012, compared with $27.9 billion at December 31, 2011. Table 19 presents a breakdown of deposits by major categories. The decrease in deposits was mostly associated with lower volume of brokered and time deposits, partially offset by higher volume of savings and demand deposits. The decrease in brokered and time deposits was part of the Corporation’s strategy to replace these with lower cost advances from the Federal Home Loan Bank of New York. The Corporation’s borrowings amounted to $4.4 billion at December 31, 2012, compared with $4.3 billion at December 31, 2011.

Stockholders’ equity amounted to $4.1 billion at December 31, 2012, compared with $3.9 billion at December 31, 2011. The Corporation continues to be well-capitalized at December 31, 2012. The Corporation’s regulatory capital ratios improved from December 31, 2011 to December 31, 2012. The Tier 1 risk-based capital and Tier 1 common equity to risk-weighted assets stood at 17.35% and 13.18%, respectively, at December 31, 2012, compared with 15.97% and 12.10%, respectively, at December 31, 2011. The improvement in the Corporation’s regulatory capital ratios from the end of 2011 to December 31, 2012 was principally due to a reduction in assets, changes in balance sheet composition including the increase in assets with lower risk-weightings such as mortgage loans, and internal capital generation from earnings.

In summary, 2012 was a solid year during which the Corporation sustained its strong net interest margin, reflected lower provision for loan losses and reported operational profits. As mentioned above, the Corporation remains over the well-capitalized levels at the end of 2012. The covered loans portfolio has provided better than expected results reflecting lower estimated losses, driving lower provisions. The Corporation’s leading position in the Puerto Rico market has allowed it to benefit from the improved loan demand in certain sectors. During 2012, there were notable reductions in the levels of non-performing assets, reflecting the continuous efforts to resolve non-performing loans.

Key transactions during the past years, including the reorganization of the U.S. operations to exit high-risk businesses, the acquisition of assets of Westernbank on the FDIC-assisted transaction and the acquisition of Citibank’s retail business in Puerto Rico, strengthened the Corporation’s financial position. The capital raise and sale of EVERTEC positioned the Corporation to participate in the FDIC-assisted transaction.

Operationally, the Corporation is a smaller organization than it was a few years ago. The Corporation is now focused on its core banking business both in Puerto Rico and the U.S. mainland. Heading into 2013, management expects the Puerto Rico economy to remain flat and the U.S. mainland economy to grow moderately.

Moving forward, in Puerto Rico, the Corporation also expects to continue pursuing resolution and sales of non-performing loans, further enhance loss-mitigation areas, redesign processes and consolidate branches to achieve greater efficiencies and continue to identify opportunities to add lower-risk assets that can be managed within the existing business platforms. In the U.S. mainland, the Corporation expects to solidify the trend of improving credit quality by continuing the run-off or disposition of discontinued portfolios, actively managing the existing classified portfolio, and identifying new asset growth in selected loan categories. Also, going forward, BPNA plans to continue improving its client mix, maximizing the value of the rebranding, achieving growth in targeted loan portfolios both organically and through asset acquisitions and continue enhancing its retail network and products offerings.

For further discussion of operating results, financial condition and business risks refer to the narrative and tables included herein.

The shares of the Corporation’s common stock are traded on the NASDAQ Global Select Market under the symbol BPOP. Table 4 shows the Corporation’s common stock performance on a quarterly basis during the last five years.

Table 4 - Common Stock Performance

	Market Price		Cash Dividends	Book Value	Dividend	Price/ Earnings		Market/Book
	High	Low	Declared per Share	Per Share	Yield [1]	Ratio		Ratio

2012				$39.35	N.M.	8.85	x	52.83%
4th quarter	$20.90	$17.42	$-
3rd quarter	18.74	13.55	-
2nd quarter	21.20	13.58	-
1st quarter	23.00	14.30	-

2011				37.71	N.M.	9.65		36.86
4th quarter	$19.00	$11.15	$-
3rd quarter	28.30	13.70	-
2nd quarter	32.40	26.30	-
1st quarter	35.33	28.70	-

2010				36.67	N.M.	(50.65)		85.63
4th quarter	$31.40	$27.01	$-
3rd quarter	29.50	24.50	-
2nd quarter	40.20	26.40	-
1st quarter	29.10	17.50	-

2009				38.91	2.55%	9.46		58.08
4th quarter	$28.00	$21.20	$-
3rd quarter	28.30	10.40	-
2nd quarter	36.60	21.90	-
1st quarter	55.20	14.70	0.20

2008				63.29	6.17	(1.13)		81.53
4th quarter	$86.10	$49.00	$0.80
3rd quarter	111.70	51.20	0.80
2nd quarter	130.60	65.90	1.60
1st quarter	140.70	89.00	1.60

[1] Based on the average high and low market price for the four quarters.

Note: All per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

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

Fair Value Measurement of Financial Instruments

The Corporation measures fair value as required by ASC Subtopic 820-10 “Fair Value Measurements and Disclosures”, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Corporation currently measures at fair value on a recurring basis its trading assets, available-for-sale securities, derivatives, mortgage servicing rights and contingent consideration. Occasionally, the Corporation may be required to record at fair value other assets on a nonrecurring basis, such as loans held-for-sale, impaired loans held-in-portfolio that are collateral dependent and certain other assets. These nonrecurring fair value adjustments typically result from the application of lower of cost or fair value accounting or write-downs of individual assets.

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

Refer to Note 31 to the consolidated financial statements for information on the Corporation’s fair value measurement disclosures required by the applicable accounting standard. At December 31, 2012, approximately $ 5.4 billion, or 97%, of the assets measured at fair value on a recurring basis used market-based or market-derived valuation methodology and, therefore, were classified as Level 1 or Level 2. The majority of instruments measured at fair value were classified as Level 2, including U.S. Treasury securities, obligations of U.S. Government sponsored entities, obligations of Puerto Rico, States and political subdivisions, most mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”), and derivative instruments. U.S. Treasury securities were valued based on yields that were interpolated from the constant maturity treasury curve. Obligations of U.S. Government sponsored entities were priced based on an active exchange market and on quoted prices for similar securities. Obligations of Puerto Rico, States and political subdivisions were valued based on trades, bid price or spread, two sided markets, quotes, benchmark curves, market data feeds, discount and capital rates and trustee reports. MBS and CMOs were priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Refer to the Derivatives section below for a description of the valuation techniques used to value these derivative instruments.

The remaining 3% of assets measured at fair value on a recurring basis at December 31, 2012 were classified as Level 3 since their valuation methodology considered significant unobservable inputs. The financial assets measured as Level 3 included mostly Puerto Rico tax-exempt GNMA mortgage-backed securities and mortgage servicing rights (“MSRs”). GNMA tax exempt mortgage-backed securities are priced using a local demand price matrix prepared from local dealer quotes, and other local investments such as corporate securities and local mutual funds which are priced by local dealers. MSRs, on the other hand, are priced internally using a discounted cash flow model which considers servicing fees, portfolio characteristics, prepayment assumptions, delinquency rates, late charges, other ancillary revenues, cost to service and other economic factors. Additionally, the Corporation reported $ 104 million of financial assets that were measured at fair value on a nonrecurring basis at December 31, 2012, all of which were classified as Level 3 in the hierarchy.

Broker quotes used for fair value measurements inherently reflect any lack of liquidity in the market since they represent an exit price from the perspective of the market participants. Financial assets that were fair valued using broker quotes amounted to $ 40 million at December 31, 2012, of which $ 20 million were Level 3 assets and $ 20 million were Level 2 assets. Level 3 assets consisted principally of tax-exempt GNMA mortgage-backed securities. Fair value for these securities was based on an internally-prepared matrix derived from an average of two indicative local broker quotes. The main input used in the matrix pricing was non-binding local broker quotes obtained from limited trade activity. Therefore, these securities were classified as Level 3.

There were $2 million in transfers from Level 2 to Level 3 and $7 million in transfers from Level 3 to Level 2 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2012. The transfers from Level 2 to Level 3 of trading mortgage-backed securities were the result of a change in valuation technique to a matrix pricing model, based on indicative prices provided by brokers. The transfers from Level 3 to Level 2 of trading mortgage-backed securities resulted from observable market data becoming available for these securities. There were no transfers in and/or out of Level 2 and Level 3 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2011. There were $198 million in transfers from Level 3 to Level 2 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2010. These transfers of certain exempt FNMA and GNMA mortgage-backed securities were the result of a change in valuation methodology from an internally-developed matrix pricing to pricing them based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread. Pursuant to the Corporation’s policy, these transfers were recognized as of the end of the reporting period. There were no transfers in and/or out of Level 1 during 2012, 2011, and 2010.

Trading Account Securities and Investment Securities Available-for-Sale

The majority of the values for trading account securities and investment securities available-for-sale are obtained from third-party pricing services and are validated with alternate pricing sources when available. Securities not priced by a secondary pricing source are documented and validated internally according to their significance to the Corporation’s financial statements. Management has established materiality thresholds according to the investment class to monitor and investigate material deviations in prices obtained from the primary pricing service provider and the secondary pricing source used as support for the valuation results. During the year ended December 31, 2012, the Corporation did not adjust any prices obtained from pricing service providers or broker dealers.

Inputs are evaluated to ascertain that they consider current market conditions, including the relative liquidity of the market. When a market quote for a specific security is not available, the pricing service provider generally uses observable data to derive an exit price for the instrument, such as benchmark yield curves and trade data for similar products. To the extent trading data is not available, the pricing service provider relies on specific information including dialogue with brokers, buy side clients, credit ratings, spreads to established benchmarks and transactions on similar securities, to draw correlations based on the characteristics of the evaluated instrument. If for any reason the pricing service provider cannot observe data required to feed its model, it discontinues pricing the instrument. During the year ended December 31, 2012, none of the Corporation’s investment securities were subject to pricing discontinuance by the pricing service providers. The pricing methodology and approach of our primary pricing service providers is concluded to be consistent with the fair value measurement guidance.

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

At December 31, 2012, the Corporation’s portfolio of trading and investment securities available-for-sale amounted to $ 5.4 billion and represented 96% of the Corporation’s assets measured at fair value on a recurring basis. At December 31, 2012, net unrealized gains on the trading and available-for-sale investment securities portfolios approximated $16 million and $ 172 million, respectively. Fair values for most of the Corporation’s trading and investment securities available-for-sale were classified as Level 2. Trading and investment securities available-for-sale classified as Level 3, which were the securities that involved the highest degree of judgment, represent less than 1% of the Corporation’s total portfolio of trading and investment securities available-for-sale.

Mortgage Servicing Rights

Mortgage servicing rights (“MSRs”), which amounted to $ 154 million at December 31, 2012, and are primarily related to residential mortgage loans originated in Puerto Rico, do not trade in an active, open market with readily observable prices. Fair value is estimated based upon discounted net cash flows calculated from a combination of loan level data and market assumptions. The valuation model combines loans with common characteristics that impact servicing cash flows (e.g. investor, remittance cycle, interest rate, product type, etc.) in order to project net cash flows. Market valuation assumptions include prepayment speeds, discount rate, cost to service, escrow account earnings, and contractual servicing fee income, among other considerations. Prepayment speeds are derived from market data that is more relevant to the U.S. mainland loan portfolios and, thus, are adjusted for the Corporation’s loan characteristics and portfolio behavior since prepayment rates in Puerto Rico have been historically lower. Other assumptions are, in the most part, directly obtained from third-party providers. Disclosure of two of the key economic assumptions used to measure MSRs, which are prepayment speed and discount rate, and a sensitivity analysis to adverse changes to these assumptions, is included in Note 13 to the consolidated financial statements.

Derivatives

Derivatives, such as interest rate swaps, interest rate caps and indexed options, are traded in over-the-counter active markets. These derivatives are indexed to an observable interest rate benchmark, such as LIBOR or equity indexes, and are priced using an income approach based on present value and option pricing models using observable inputs. Other derivatives are liquid and have quoted prices, such as forward contracts or “to be announced securities” (“TBAs”). All of these derivatives held by the Corporation were classified as Level 2. Valuations of derivative assets and liabilities reflect the values associated with counterparty risk and nonperformance risk, respectively. The non-performance risk, which measures the Corporation’s own credit risk, is determined using internally-developed models that consider the net realizable value of the collateral posted, remaining term, and the creditworthiness or credit standing of the Corporation. The counterparty risk is also determined using internally-developed models which incorporate the creditworthiness of the entity that bears the risk, net realizable value of the collateral received, and available public data or internally-developed data to determine their probability of default. To manage the level of credit risk, the Corporation employs procedures for credit approvals and credit limits, monitors the counterparties’ credit condition, enters into master netting agreements whenever possible and, when appropriate, requests additional collateral. During the year ended December 31, 2012, inclusion of credit risk in the fair value of the derivatives resulted in a net gain of $2.9 million recorded in the other operating income and interest expense captions of the consolidated statement of operations, which consisted of a loss of $0.5 million resulting from the Corporation’s own credit standing adjustment and a gain of $3.4 million from the assessment of the counterparties’ credit risk.

Contingent consideration liability

The fair value of the true-up payment obligation (contingent consideration) to the FDIC as it relates to the Westernbank FDIC-assisted transaction amounted to $112 million at December 31, 2012. The fair value was estimated using projected cash flows related to the loss sharing agreements at the true-up measurement date, taking into consideration the intrinsic loss estimate, asset premium/discount, cumulative shared loss payments, and the cumulative servicing amount related to the loan portfolio. Refer to Note 4 to the consolidated financial statements for a description of the true-up payment formula. The true-up payment obligation was discounted using a term rate consistent with the time remaining until the payment is due. The discount rate was an estimate of the sum of the risk-free benchmark rate for the term remaining before the true-up payment is due and a risk premium to account for the credit risk profile of BPPR. The risk premium was calculated based on a 12-month trailing average spread of the yields on corporate bonds with credit ratings similar to BPPR.

Loans held-in-portfolio considered impaired under ASC Section 310-10-35 that are collateral dependent

The impairment is measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, size and supply and demand. The challenging conditions of the housing markets continue to affect the market activity related to real estate properties. These collateral dependent impaired loans are classified as Level 3 and are reported as a nonrecurring fair value measurement.

Loans measured at fair value pursuant to lower of cost or fair value adjustments

Loans measured at fair value on a nonrecurring basis pursuant to lower of cost or fair value were priced based on secondary market prices and discounted cash flow models which incorporate internally-developed assumptions for prepayments and credit loss estimates. These loans are classified as Level 3.

Other real estate owned and other foreclosed assets

Other real estate owned includes real estate properties securing mortgage, consumer, and commercial loans. Other foreclosed assets include automobiles securing auto loans. The fair value of foreclosed assets may be determined using an external appraisal, broker price opinion, internal valuation or binding offer. The majority of these foreclosed assets is classified as Level 3 since they are subject to internal adjustments and reported as a nonrecurring fair value measurement.

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

The accounting guidance provides for the recognition of a loss allowance for groups of homogeneous loans. The determination for general reserves of the allowance for loan losses includes the following principal factors:

•

Historical net loss rates (including losses from impaired loans) by loan type and by legal entity adjusted for recent net charge-off trends and environmental factors. The base net loss rates are based on the moving average of annualized net charge-offs computed over a 36-month historical loss window for the commercial and construction loan portfolios, and an 18-month period for the consumer and mortgage loan portfolios.

•

Net charge-off trend factors are applied to adjust the base loss rates based on recent loss trends. The Corporation applies a trend factor when base losses are below recent loss trends. Currently, the trend factor is based on the last 12 months of losses for the commercial, construction and legacy loan portfolios and 6 months of losses for the consumer and mortgage loan portfolios. The trend factor accounts for inherent imprecision and the “lagging perspective” in base loss rates. The trend factor replaces the base-loss period when it is higher than base loss up to a determined cap.

•

Environmental factors, which include credit and macroeconomic indicators such as employment, price index and construction permits, were adopted to account for current market conditions that are likely to cause estimated credit losses to differ from historical losses. The Corporation reflects the effect of these environmental factors on each loan group as an adjustment that, as appropriate, increases or decreases the historical loss rate applied to each group. Environmental factors provide updated perspective on credit and economic conditions. Correlation and regression analyses are used to select and weight these indicators.

During the first quarter of 2012, in order to better reflect current market conditions, management revised the estimation process for evaluating the adequacy of the general reserve component of the allowance for loan losses for the Corporation’s commercial and construction loan portfolios. The change in the methodology is described in the paragraphs below. The net effect of these changes in the first quarter amounted to a $24.8 million reduction in the Corporation’s allowance for loan losses, resulting from a reduction of $40.5 million due to the enhancements to the allowance for loan losses methodology, offset in part by a $15.7 million increase in environmental factor reserves due to the Corporation’s decision to monitor recent trends in its commercial loan portfolio at the BPPR reportable segment that although improving, continue to warrant additional scrutiny.

Management made the following principal changes to the methodology during the first quarter of 2012:

•

Established a more granular stratification of the commercial loan portfolios to enhance the homogeneity of the loan classes. Previously, the Corporation used loan groupings for commercial loan portfolios based on business lines and collateral types (secured / unsecured loans). As part of the loan segregation, management evaluated the risk profiles of the loan portfolio, recent and historical credit and loss trends, current and expected portfolio behavior and economic indicators. The revised groupings consider product types (construction, commercial multifamily, commercial & industrial, non-owner occupied commercial real estate (“CRE”) and owner occupied CRE) and business lines for each of the Corporation’s reportable segments, BPPR and BPNA. In addition, the Corporation established a legacy portfolio at the BPNA reportable segment, comprised of commercial loans, construction loans and commercial lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years.

The refinement in the loan groupings resulted in a decrease to the allowance for loan losses of $7.9 million at March 31, 2012, which consisted of a $9.7 million reduction related to the BPNA reportable segment, partially offset by an increase of $1.8 million related to the BPPR reportable segment.

•

Increased the historical look-back period for determining the loss trend factor. The Corporation increased the look-back period for assessing recent trends applicable to the determination of commercial, construction and legacy loan net charge-offs from 6 months to 12 months.

Previously, the Corporation used a trend factor based on 6 months of net charge-offs as it aligned the estimation of inherent losses for the Corporation’s commercial and construction loan portfolios with deteriorating trends.

Given the current overall commercial and construction credit quality improvements noted on recent periods in terms of loss trends, non-performing loan balances and non-performing loan inflows, management concluded that a 12-month look-back period for the trend factor aligns the Corporation’s allowance for loan losses methodology to current credit quality trends.

The increase in the historical look-back period for determining the loss trend factor resulted in a decrease to the allowance for loan losses of $28.1 million at March 31, 2012, of which $24.0 million related to the BPPR reportable segment and $4.1 million to the BPNA reportable segment.

There were additional enhancements to the allowance for loan losses methodology which accounted for a reduction to the allowance for loan losses of $4.5 million at March 31, 2012, of which $3.9 million related to the BPNA reportable segment and $0.6 million to the BPPR reportable segment. This reduction related to loan portfolios with minimal or zero loss history.

There were no changes in the methodology for environmental factor reserves. There were no changes to the allowance for loan losses methodology for the Corporation’s consumer and mortgage loan portfolios during the first quarter of 2012.

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

The fair value of the collateral on commercial and construction loans is generally obtained from appraisals or evaluations. The Corporation periodically requires updated appraisal reports for loans that are considered impaired. The frequency of updated appraisals depends on total debt outstanding and type of collateral. Currently, for commercial and construction loans secured by real estate, if the borrower’s total debt is equal to or greater than $1 million, the appraisal is updated annually. If the borrower’s total debt is less than $1 million, the appraisal is updated at least every two years.

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

A restructuring constitutes a TDR when the Corporation separately concludes that both of the following conditions exist: (i) the restructuring constitutes a concession and (ii) the debtor is experiencing financial difficulties. The concessions stem from an agreement between the creditor and the debtor or are imposed by law or a court. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. A concession has been granted when, as a result of the restructuring, the Corporation does not expect to collect all amounts due, including interest accrued at the original contract rate. If the payment of principal is dependent on the value of collateral, the current value of the collateral is taken into consideration in determining the amount of principal to be collected; therefore, all factors that changed are considered to determine if a concession was granted, including the change in the fair value of the underlying collateral that may be used to repay the loan. In addition, in order to expedite the resolution of delinquent construction and commercial loans, the Corporation routinely enters into liquidation agreements with borrowers and guarantors through the regular legal process, bankruptcy procedures and in certain occasions, out of Court transactions. These liquidation agreements, in general, contemplate the following conditions: (1) consent to judgment by the borrowers and guarantors; (2) acknowledgement by the borrower of debt, its liquidity and maturity; (3) acknowledgement of the default payments. The contractual interest rate is not reduced and continues to accrue during the term of the agreement. At the end of the period, borrower is obligated to remit all amounts due or be subject to the Corporation’s exercise of its foreclosure rights and further collection efforts. Likewise, the borrower’s failure to make stipulated payments will grant the Corporation the ability to exercise its foreclosure rights. This strategy procures to expedite the foreclosure process, resulting in a more effective and efficient collection process. Although in general, these liquidation agreements do not contemplate the forgiveness of principal or interest as debtor is required to cover all outstanding amounts when the agreement becomes due, it could be construed that the Corporation has granted a concession by temporarily accepting a payment schedule that is different from the contractual payment schedule. Accordingly, loans under this program are considered TDRs.

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

The Corporation applied the guidance of ASC 310-30 to all loans acquired in the Westernbank FDICE-assisted transaction (including loans that do not meet the scope of ASC 310-30), except for credit cards and revolving lines of credit. ASC 310-30 provides two specific criteria that have to be met in order for a loan to be within its scope: (1) credit deterioration on the loan from its inception until the acquisition date and (2) that it is probable that not all of the contractual cash flows will be collected on the loan. Once in the scope of ASC 310-30, the credit portion of the fair value discount on an acquired loan cannot be accreted into income until the acquirer has assessed that it expects to receive more cash flows on the loan than initially anticipated.

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

The Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2012, taking into account taxable income adjusted by temporary differences. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland operations, this cumulative taxable loss position is considered significant negative evidence, which evaluated along with all sources of taxable income available to realize the deferred tax asset, has caused management to conclude that it is more-likely-than-not that the Corporation will not be able to fully realize the deferred tax assets in the future, considering solely the criteria of ASC Topic 740. Management will reassess the realization of the deferred tax assets based on the criteria of the applicable accounting pronouncement each reporting period. At December 31, 2012, the Corporation recorded a full valuation allowance of approximately $1.3 billion on the deferred tax assets of the Corporation’s U.S. operations. To the extent that the financial results of the U.S. operations improve and the deferred tax asset becomes realizable, the Corporation will be able to reduce the valuation allowance through earnings.

At December 31, 2012, the Corporation had net deferred tax assets related to its Puerto Rico operations amounting to $558 million. The Corporation’s Puerto Rico banking operation is no longer in a cumulative loss position. This operation shows a cumulative income position for the three-year period ended December 31, 2012 taking into account taxable income exclusive of reversing temporary differences (adjusted taxable income). The sustained profitability during years 2011 and 2012 is considered a strong piece of objectively verifiable positive evidence for the evaluation of the deferred tax asset valuation allowance. Based on this evidence and its estimated adjusted taxable income for future years, the Corporation has concluded that it is more likely than not that the net deferred tax asset of the Puerto Rico operations will be realized.

Changes in the Corporation’s estimates can occur due to changes in tax rates, new business strategies, newly enacted guidance, and resolution of issues with taxing authorities regarding previously taken tax positions. Such changes could affect the amount of accrued taxes. The current income tax payable for 2012 has been paid during the year in accordance with estimated tax payments rules. Any remaining payment will not have any significant impact on liquidity and capital resources.

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

The amount of unrecognized tax benefits, including accrued interest, at December 31, 2012 amounted to $16.9 million. Refer to Note 39 to the consolidated financial statements for further information on this subject matter. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $10 million.

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

At December 31, 2012, goodwill amounted to $648 million. Note 17 to the consolidated financial statements provides the assignment of goodwill by reportable segment and the Corporate group.

The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2012 using July 31, 2012 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which are the legal entities within the reportable segment. The Corporation follows push-down accounting, as such all goodwill is assigned to the reporting units when carrying out a business combination.

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

For purposes of the discounted cash flows (“DCF”) approach, the valuation is based on estimated future cash flows. The financial projections used in the DCF valuation analysis for each reporting unit are based on the most recent (as of the valuation date) financial projections presented to the Corporation’s Asset / Liability Management Committee (“ALCO”). The growth assumptions included in these projections are based on management’s expectations for each reporting unit’s financial prospects considering economic and industry conditions as well as particular plans of each entity (i.e. restructuring plans, de-leveraging, etc.). The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 11.93% to 18.38% for the 2012 analysis. The Ibbotson Build-Up Method builds up a cost of equity starting with the rate of return of a “risk-free” asset (20-year U.S. Treasury note) and adds to it additional risk elements such as equity risk premium, size premium and industry risk premium. The resulting discount rates were analyzed in terms of reasonability given the current market conditions and adjustments were made when necessary.

For BPNA, the only reporting unit that failed Step 1, the Corporation determined the fair value of Step 1 utilizing a DCF approach and a market value approach. The market value approach is based on a combination of price multiples from comparable companies and multiples from capital raising transactions of comparable companies. The market multiples used included “price to book” and “price to tangible book”. The Step 1 fair value for BPNA under both valuation approaches (market and DCF) was below the carrying amount of its equity book value as of the valuation date (July 31, 2011), requiring the completion of Step 2. In accordance with accounting standards, the Corporation performed a valuation of all assets and liabilities of BPNA, including any recognized and unrecognized intangible assets, to determine the fair value of BPNA’s net assets. To complete Step 2, the Corporation subtracted from BPNA’s Step 1 fair value, the determined fair value of the net assets to arrive at the implied fair value of goodwill. The results of the Step 2 indicated that the implied fair value of goodwill exceeded the goodwill carrying value of $402 million at July 31, 2012 resulting in no goodwill impairment. The reduction in BPNA’s Step 1 fair value was offset by a reduction in the fair value of its net assets, resulting in an implied fair value of goodwill that exceeds the recorded book value of goodwill.

The analysis of the results for Step 2 indicates that the reduction in the fair value of the reporting unit was mainly attributed to the deteriorated fair value of the loan portfolios and not to the fair value of the reporting unit as a going concern. The current negative performance of the reporting unit is principally related to deteriorated credit quality in its loan portfolio, which is consistent with the results of the Step 2 analysis. The fair value determined for BPNA’s loan portfolio in the July 31, 2012 annual test represented a discount of 18.2%, compared with 28.0% at July 31, 2011. The discount is mainly attributed to market participant’s expected rate of returns, which affected the market discount on the commercial and construction loan portfolios of BPNA.

If the Step 1 fair value of BPNA declines further in the future without a corresponding decrease in the fair value of its net assets or if loan discounts improve without a corresponding increase in the Step 1 fair value, the Corporation may be required to record a goodwill impairment charge. The Corporation engaged a third-party valuator to assist management in the annual evaluation of BPNA’s goodwill (including Step 1 and Step 2) as well as BPNA’s loan portfolios as of the July 31, 2012 valuation date. Management discussed the methodologies, assumptions and results supporting the relevant values for conclusions and determined they were reasonable.

For the BPPR reporting unit, the average reporting unit estimated fair value calculated in Step 1 using all valuation methodologies exceeded BPPR’s equity value by approximately $222 million or 9% in the July 31, 2012 annual test as compared with approximately $472 million or 20% at July 31, 2011. This result indicates there would be no indication of impairment on the goodwill recorded in BPPR at July 31, 2012. For the BPNA reporting unit, the estimated implied fair value of goodwill calculated in Step 2 exceeded BPNA’s goodwill carrying value by approximately $338 million or 46% as compared to approximately $701 million or 64% at July 31, 2011. The reduction in the excess of the implied fair value of goodwill over its carrying amount for BPNA is due to the improvement credit quality of its loan portfolio.

Furthermore, as part of the analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2012 annual assessment were reasonable.

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

Management monitors events or changes in circumstances between annual tests to determine if these events or changes in circumstances are indicative of possible impairment.

Pension and Postretirement Benefit Obligations

The Corporation provides pension and restoration benefit plans for certain employees of various subsidiaries. The Corporation also provides certain health care benefits for retired employees of BPPR. The non-contributory defined pension and benefit restoration plans (“the Plans”) are frozen with regards to all future benefit accruals.

The estimated benefit costs and obligations of the pension and postretirement benefit plans are impacted by the use of subjective assumptions, which can materially affect recorded amounts, including expected returns on plan assets, discount rates, termination rates, retirement rates and health care trend rates. Management applies judgment in the determination of these factors, which normally undergo evaluation against current industry practice and the actual experience of the Corporation. The Corporation uses an independent actuarial firm for assistance in the determination of the pension and postretirement benefit costs and obligations. Detailed information on the Plans and related valuation assumptions are included in Note 33 to the consolidated financial statements.

The Corporation periodically reviews its assumption for the long-term expected return on pension plan assets. The Plans’ assets fair value at December 31, 2012 was $656.1 million. The expected return on plan assets is determined by considering various factors, including a total fund return estimate based on a weighted-average of estimated returns for each asset class in the plan. Asset class returns are estimated using current and projected economic and market factors such as real rates of return, inflation, credit spreads, equity risk premiums and excess return expectations.

As part of the review, the Corporation’s independent consulting actuaries performed an analysis of expected returns based on the plan’s asset allocation at January 1, 2013. This analysis is reviewed by the Corporation and used as a tool to develop expected rates of return, together with other data. This forecast reflects the actuarial firm’s view of expected long-term rates of return for each significant asset class or economic indicator; for example, 8.8% for large cap stocks, 3.5% for fixed-income securities, 9.0% for small cap stocks and 2.2% inflation at January 1, 2013. A range of expected investment returns is developed, and this range relies both on forecasts and on broad-market historical benchmarks for expected returns, correlations, and volatilities for each asset class.

As a consequence of recent reviews, the Corporation reduced its expected return on plan assets for year 2013 from 7.60% to 7.25%. The 7.60% and 8.00% had been used as the expected rate of return in 2012 and 2011, respectively. Since the expected return assumption is on a long-term basis, it is not materially impacted by the yearly fluctuations (either positive or negative) in the actual return on assets. However, if the actual return on assets performs below management’s expectations for a continued period of time, this could eventually result in the reduction of the expected return on assets percentage assumption.

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

Pension expense for the Plans amounted to $13.2 million in 2012. The total pension expense included a credit of $41.3 million for the expected return on assets.

Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2013 from 7.25% to 7.00% would increase the projected 2013 expense for the Banco Popular de Puerto Rico Retirement Plan, the Corporation’s largest plan, by approximately $1.5 million.

The Corporation accounts for the underfunded status of its pension and postretirement benefit plans as a liability, with an offset, net of tax, in accumulated other comprehensive income or loss. The determination of the fair value of pension plan obligations involves judgment, and any changes in those estimates could impact the Corporation’s consolidated statement of financial condition. The valuation of pension plan obligations is discussed above. Management believes that the fair value estimates of the pension plan assets are reasonable given that the plan assets are managed, in the most part, by the fiduciary division of BPPR, which is subject to periodic audit verifications. Also, the composition of the plan assets, as disclosed in Note 33 of the consolidated financial statements, is primarily in equity and debt securities, which have readily determinable quoted market prices.

The Corporation uses the Tower’s Watson RATE: Link (10/90) Model to discount the expected program cash flows of the plans as a guide in the selection of the discount rate. The Corporation used a discount rate of 3.80% to determine the benefit obligation at December 31, 2012, compared with 4.40% at December 31, 2011.

A 50 basis point decrease in the assumed discount rate of 3.80% as of the beginning of 2013 would increase the projected 2013 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2.8 million. The change would not affect the minimum required contribution to the Plan.

The Corporation also provides a postretirement health care benefit plan for certain employees of BPPR. This plan was unfunded (no assets were held by the plan) at December 31, 2012. The Corporation had an accrual for postretirement benefit costs of $183.6 million at December 31, 2012. Assumed health care trend rates may have significant effects on the amounts reported for the health care plan. Note 33 to the consolidated financial statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have on specified cost components and the postretirement benefit obligation of the Corporation.

STATEMENT OF OPERATIONS ANALYSIS

Net Interest Income

Net interest income is the Corporation’s primary source of earnings with 75% of total revenues (defined as net interest income plus non-interest income) for 2012 compared to 72% in 2011. The Corporation’s main source of income is subject to volatility derived from several risk factors which include market driven events, changes in volumes and repricing characteristics of assets and liabilities, as well as strategic decisions made by the Corporation’s management. Net interest income on a taxable equivalent basis for the year ended December 31, 2012 resulted in a decrease of $64 million when compared with the same period in 2011.

The average key index rates for the years 2010 through 2012 were as follows:

	2012	2011	2010

Prime rate	3.25%	3.25%	3.25%

Fed funds rate	0.14	0.11	0.18

3-month LIBOR	0.42	0.34	0.34

3-month Treasury Bill	0.08	0.05	0.13

10-year Treasury	1.74	2.76	3.19

FNMA 30-year	3.07	4.11	3.95

Interest earning assets include the investment securities and loans that are exempt from income tax, principally in Puerto Rico. The main sources of tax-exempt interest income are certain investments in obligations of the U.S. Government, its agencies and sponsored entities, and certain obligations of the Commonwealth of Puerto Rico and its agencies. Assets held by the Corporation’s international banking entities had a temporary 5% tax rate that ended in December, 2011. To facilitate the comparison of all interest related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates at each period, in the subsidiaries that have the benefit. The taxable equivalent computation considers the interest expense disallowance required by the Puerto Rico tax law. Under this law, the exempt interest can be deducted up to the amount of taxable income. The decrease in taxable equivalent adjustment for 2012 is mainly related to lower exempt income due to renewal of cash flows in lower yielding securities, higher premium amortization and a lower volume of investment securities.

Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale. Non-accrual loans have been included in the respective average loans and leases categories. Loan fees collected and costs incurred in the origination of loans are deferred and amortized over the term of the loan as an adjustment to interest yield. Prepayment penalties, late fees collected and the amortization of premiums / discounts on purchased loans are also included as part of the loan yield. Interest income for the period ended December 31, 2012 included a favorable impact, excluding the discount accretion on covered loans accounted for under ASC 310-30, of $19.2 million, related to those items, compared to a favorable impact of $21.4 million for the same period in 2011 and $19.1 million in 2010. The $2.2 million reduction from 2011 to 2012 resulted in part from higher amortization of premiums related to mortgage loans purchased. The discount accretion on covered loans accounted for under ASC 310-20 (revolving lines) was fully accreted in the third quarter of 2011 and totaled $37.1 million.

Tables 5 and 6 present the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2012, as compared with the same period in 2011, segregated by major categories of interest earning assets and interest bearing liabilities.

Net interest margin, on a taxable equivalent basis, remained flat at 4.47% for the years ended December 31, 2012 and 2011. Although the net interest margin did not change from year to year, there were several factors that affected its composition as detailed below:

•

a decrease in the yield of investments in part due to higher premium amortization related to mortgage backed securities as a result of higher prepayment activity and renewal of cash inflows in lower yielding collateralized mortgage obligations;

•

a lower proportion and lower yield of covered loans. This portfolio, due to its nature, will continue to decline as scheduled payments are received and workout arrangements are made. The yield variance was impacted by the fact that the interest income for 2011 includes $37.1 million of discount accretion related to covered loans accounted for under ASC 310-20. As previously mentioned, this discount was fully accreted into earnings during 2011. Also, during 2011, resolutions of certain large commercial loan relationships caused the unamortized discount to be recognized into income for one pool and increased the accretable yield to be recognized over a short period of time for another pool. The accretion generated by the amortization of the discount for covered loans accounted for under ASC 310-20 as well as the transactions occurring within these two ASC 310-30 pools contributed to the high yield exhibited by the covered loan portfolio during 2011; and

•

a decrease in the yield of mortgage loans due to acquisitions made, mainly in the US, of high quality loans, which generally carry a lower rate, originations in a lower rate environment, reversal of interest for delinquent loans, and non-performing loans repurchased under credit recourse agreements.

The above variances were partially offset by the following factors which affected positively the Corporation’s net interest margin:

•	higher yield in the non-covered construction portfolio as a result of a lower proportion of non-performing loans;
•	decrease of 35 basis points in the cost of interest bearing deposits, driven by management actions to reduce deposit costs; and
•

lower cost of short-term borrowings resulting from the cancellation, during the quarter ended June 30, 2012, of $350 million in repurchase agreements with an average cost of 4.36% and replacing them with lower cost Federal Home Loan Bank advances.

Average earning assets decreased $1.4 billion when compared with 2011. This reduction was distributed between both investments and loans categories. The average loans volume decreased by approximately $772 million, principally in the categories of non-covered and covered commercial loans. This reduction occurred in both Puerto Rico and U.S markets. Lower origination activity, resolution of non-performing loans and charge-offs continue to impact the portfolio balance. In addition, the covered loan portfolio continues its normal amortization which contributes to the reduction in loan balances. For a detailed movement of covered loans refer to Note 10 of this Annual Report. The increase in the mortgage loans category resulted from strong originations within the Puerto Rico market as well as acquisitions made during the year by BPNA. The Corporation is pursuing its strategy of acquiring high quality assets to mitigate the reduction in the loan portfolio. The consumer loans category also benefitted from this strategy as $225 million of portfolio purchases at the end of June 2012 contributed to the increase in the average balance of this category. In addition, the reduction in the average balance of investment securities reflects maturities and prepayment activity within the mortgage related investments. The average balance of borrowings decreased by $1.4 billion mostly due to the repayment, at the end of 2011, of the note issued to the FDIC.

The increase in the net interest margin, on a taxable equivalent basis, from 3.82% in 2010 to 4.47% in 2011 was driven mostly by:

•

a higher proportion of covered loans when compared to 2010. This was mainly due to the covered loan portfolio being outstanding for the full year in 2011 vs. eight months during 2010. This portfolio, due to its nature, carries a higher yield than the other loan portfolios. This impact is included in the line item “Covered loans” in Table 6;

•

a decrease of 40 basis points in the cost of interest bearing deposits, driven by management actions to reduce deposit costs as well as renewing brokered certificates of deposits at a lower cost due to the low rate environment; and

•

a higher yield in the investments category by 26 basis points. This increase was the result of the combination of maturities of lower yielding investments as well as a higher taxable equivalent benefit for 2011.

The above variances were partially offset by the following factors which affected negatively the Corporation’s net interest margin:

•	excess liquidity invested in money market investments with the Federal Reserve earning a low interest rate, which reduced the yield on earning assets;
•	a lower yield in both the commercial and construction portfolios. This reduction can be attributed to the level of non-performing loans within the portfolio; and
•

the FDIC loss share indemnification asset of $1.9 billion at December 31, 2011, which is a non-interest earning asset being funded throughout the year with interest bearing liabilities, mainly a combination of the FDIC note at a 2.50% annual fixed interest rate and brokered certificates of deposits. The FDIC note was repaid as of December 31, 2011. The accretion of the FDIC loss share indemnification asset is recorded in non-interest income.

The increase in the taxable equivalent adjustment for 2011 was mainly the result of a change in BPPR’s tax position when compared to 2010. During 2011, BPPR was able to deduct tax exempt income, net of the related interest expense. BPPR’s net interest income for 2010 did not include a tax benefit related to exempt income due to its tax position at that time.

Table 5 - Net Interest Income - Taxable Equivalent Basis

Year ended December 31,

Average volume			Average yields / costs				Interest			Variance attributable to

2012	2011	Variance	2012	2011	Variance		2012	2011	Variance	Rate	Volume

($ in millions)							(In thousands)

$1,051	$1,152	$(101)	0.35%	0.31%	0.04%	Money market investments	$3,704	$3,597	$107	$206	$(99)

5,227	5,494	(267)	3.45	4.05	(0.60)	Investment securities	180,243	222,465	(42,222)	(28,147)	(14,075)

446	667	(221)	5.81	5.82	(0.01)	Trading securities	25,909	38,850	(12,941)	(76)	(12,865)

6,724	7,313	(589)	3.12	3.62	(0.50)	Total money market, investment and trading securities	209,856	264,912	(55,056)	(28,017)	(27,039)

						Loans:
10,226	10,889	(663)	4.95	5.06	(0.11)	Commercial	506,127	551,252	(45,125)	(12,105)	(33,020)
459	731	(272)	3.61	1.48	2.13	Construction	16,597	10,801	5,796	11,001	(5,205)

545	577	(32)	8.62	8.81	(0.19)	Leasing	46,960	50,867	(3,907)	(1,121)	(2,786)

5,817	5,154	663	5.58	6.06	(0.48)	Mortgage	324,574	312,348	12,226	(25,994)	38,220

3,749	3,654	95	10.22	10.30	(0.08)	Consumer	383,003	376,158	6,845	(3,484)	10,329

20,796	21,005	(209)	6.14	6.20	(0.06)	Sub-total loans	1,277,261	1,301,426	(24,165)	(31,703)	7,538

4,050	4,613	(563)	7.44	8.95	(1.51)	Covered loans	301,441	412,678	(111,237)	(63,177)	(48,060)

24,846	25,618	(772)	6.35	6.69	(0.34)	Total loans	1,578,702	1,714,104	(135,402)	(94,880)	(40,522)

$31,570	$32,931	$(1,361)	5.67%	6.01%	(0.34)%	Total earning assets	$1,788,558	$1,979,016	$(190,458)	$(122,897)	$(67,561)

						Interest bearing deposits:

$5,555	$5,204	$351	0.44%	0.60%	(0.16)%	NOW and money market [1]	$24,576	$30,994	$(6,418)	$(8,445)	$2,027

6,571	6,321	250	0.33	0.59	(0.26)	Savings	21,727	37,537	(15,810)	(17,383)	1,573

9,421	10,920	(1,499)	1.46	1.84	(0.38)	Time deposits	137,786	200,956	(63,170)	(38,344)	(24,826)

21,547	22,445	(898)	0.85	1.20	(0.35)	Total deposits	184,089	269,487	(85,398)	(64,172)	(21,226)

2,565	2,630	(65)	1.82	2.10	(0.28)	Short-term borrowings	46,805	55,258	(8,453)	3,013	(11,466)

-	1,382	(1,382)	-	2.33	(2.33)	FDIC note	-	32,161	(32,161)	-	(32,161)

484	456	28	15.92	15.89	0.03	TARP funds [2]	76,977	72,520	4,457	127	4,330

1,367	1,379	(12)	5.21	5.52	(0.31)	Other medium and long-term debt	71,215	76,083	(4,868)	(2,223)	(2,645)

25,963	28,292	(2,329)	1.46	1.79	(0.33)	Total interest bearing liabilities	379,086	505,509	(126,423)	(63,255)	(63,168)

5,357	5,058	299				Non-interest bearing demand deposits

250	(419)	669				Other sources of funds

$31,570	$32,931	$(1,361)	1.20%	1.54%	(0.34)%	Total source of funds	379,086	505,509	(126,423)	(63,255)	(63,168)

			4.47%	4.47%	- %	Net interest margin

						Net interest income on a taxable equivalent basis	$1,409,472	$1,473,507	$(64,035)	$(59,642)	$(4,393)

			4.21%	4.22%	(0.01)%	Net interest spread

						Taxable equivalent adjustment	36,853	41,515	(4,662)

						Net interest income	$1,372,619	$1,431,992	$(59,373)

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

[1] Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

[2] Junior subordinated deferrable interest debentures held by the U.S. Treasury.

Table 6 - Analysis of Levels & Yields on a Taxable Equivalent Basis

Year ended December 31,

Average volume			Average yields / costs				Interest			Variance attributable to

2011	2010	Variance	2011	2010	Variance		2011	2010	Variance	Rate	Volume

($ in millions)							(In thousands)

$1,152	$1,539	$(387)	0.31%	0.35%	(0.04)%	Money market investments	$3,597	$5,384	$(1,787)	$(610)	$(1,177)

5,494	6,300	(806)	4.05	3.79	0.26	Investment securities	222,465	238,654	(16,189)	19,324	(35,513)

667	493	174	5.82	6.55	(0.73)	Trading securities	38,850	32,333	6,517	(3,896)	10,413

7,313	8,332	(1,019)	3.62	3.32	0.30	Total money market, investment and trading securities	264,912	276,371	(11,459)	14,818	(26,277)

						Loans:
10,889	11,889	(1,000)	5.06	5.17	(0.11)	Commercial	551,252	614,187	(62,935)	(12,085)	(50,850)
731	1,458	(727)	1.48	2.03	(0.55)	Construction	10,801	29,539	(18,738)	(6,605)	(12,133)

577	629	(52)	8.81	8.77	0.04	Leasing	50,867	55,144	(4,277)	283	(4,560)

5,154	4,627	527	6.06	6.02	0.04	Mortgage	312,348	278,339	34,009	2,138	31,871

3,654	3,854	(200)	10.30	10.40	(0.10)	Consumer	376,158	400,662	(24,504)	(8,947)	(15,557)

21,005	22,457	(1,452)	6.20	6.14	0.06	Sub-total loans	1,301,426	1,377,871	(76,445)	(25,216)	(51,229)

4,613	3,365	1,248	8.95	9.01	(0.06)	Covered loans	412,678	303,096	109,582	(1,702)	111,284

25,618	25,822	(204)	6.69	6.51	0.18	Total loans	1,714,104	1,680,967	33,137	(26,918)	60,055

$32,931	$34,154	$(1,223)	6.01%	5.73%	0.28%	Total earning assets	$1,979,016	$1,957,338	$21,678	$(12,100)	$33,778

						Interest bearing deposits:

$5,204	$4,981	$223	0.60%	0.80%	(0.20)%	NOW and money market [1]	$30,994	$39,776	$(8,782)	$(10,113)	$1,331

6,321	5,970	351	0.59	0.90	(0.31)	Savings	37,537	54,021	(16,484)	(19,907)	3,423

10,920	10,967	(47)	1.84	2.34	(0.50)	Time deposits	200,956	257,084	(56,128)	(53,031)	(3,097)

22,445	21,918	527	1.20	1.60	(0.40)	Total deposits	269,487	350,881	(81,394)	(83,051)	1,657

2,630	2,401	229	2.10	2.51	(0.41)	Short-term borrowings	55,258	60,278	(5,020)	(8,658)	3,638

1,382	2,753	(1,371)	2.33	2.13	0.20	FDIC note	32,161	58,521	(26,360)	5,114	(31,474)

456	434	22	15.89	15.84	0.05	TARP funds [2]	72,520	68,694	3,826	196	3,630

1,379	1,860	(481)	5.52	6.18	(0.66)	Other medium and long-term debt	76,083	115,007	(38,924)	5,093	(44,017)

28,292	29,366	(1,074)	1.79	2.22	(0.43)	Total interest bearing liabilities	505,509	653,381	(147,872)	(81,306)	(66,566)

5,058	4,732	326				Non-interest bearing demand deposits

(419)	56	(475)				Other sources of funds

$32,931	$34,154	$(1,223)	1.54%	1.91%	(0.37)%	Total source of funds	505,509	653,381	(147,872)	(81,306)	(66,566)

			4.47%	3.82%	0.65%	Net interest margin

						Net interest income on a taxable equivalent basis	$1,473,507	$1,303,957	$169,550	$69,206	$100,344

			4.22%	3.51%	0.71%	Net interest spread

						Taxable equivalent adjustment	41,515	9,092	32,423

						Net interest income	$1,431,992	$1,294,865	$137,127

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

[1] Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

[2] Junior subordinated deferrable interest debentures held by the U.S. Treasury.

Provision for Loan Losses

The provision for loan losses amounted to $408.9 million, or 83% of net charge-offs, for the year ended December 31, 2012, compared with $575.7 million, or 104%, respectively, for 2011, and $1.0 billion, or 88%, respectively, for 2010. The provision for loan losses for non-covered loans decreased by $96.0 million, or 22%, from 2011 to 2012 and by $581.8 million, or 57%, from 2010 to 2011. The provision for loan losses for covered loans decreased by $70.8 million, or 49%, from 2011 to 2012 but increased by $145.6 million from 2010 to 2011.

The decrease in the provision for loan losses for non-covered loans from 2011 to 2012 was mainly driven by continued credit quality improvements in all loan categories, except mortgage loans. Net charge-offs declined by $131.3 million in all loan categories, except in mortgage loans which increased by $30.1 million principally related revisions to the charge-off policy during the first quarter of 2012, coupled with the continued impact of weak economic conditions in the real estate market of Puerto Rico. The general allowance decreased by $121 million mainly driven by the improvements in credit quality and lower underlying loss trends, partially offset by an increase in the specific allowance of $52 million. The increase in the specific allowance, particularly in the BPPR segment, was primarily attributed to an increase in the specific allowance for mortgage loans reflecting the intensification of the loss mitigation efforts. In the other hand, the decrease in the provision for loan losses for covered loans from 2011 to 2012 was mostly driven by certain commercial and construction loan pools accounted for under ASC Subtopic 310-30 which reflected lower expected loss estimates and reductions in the specific reserves of certain commercial loan relationships accounted for under ASC Subtopic 310-20.

The decrease in the provision for loan losses for non-covered loans from 2010 to 2011 was driven by the following factors: (i) a $176.0 million charge taken in 2010 to provide for the difference between the book value and the estimated fair value of the BPPR commercial and construction loans and the BPNA non-conventional mortgage loans transferred to loans held-for-sale, (ii) a lower level of problem loans in the commercial and construction loan portfolio balances classified as held-for-investment, (iii) the running-off of the BPNA non-conventional mortgage loan portfolio and (iv) the continued improvement in the credit quality performance of the Corporation’s consumer loan portfolios. Overall, reductions in net charge-offs, which decreased by $597.9 million compared to 2010, were reflected in all loan categories and segments, except in mortgage loans at the BPPR reportable segment, which increased by $5.9 million. In the other hand, the increase in the provision for loan losses for covered loans from 2010 to 2011 was primarily due to reductions in expected cash flows on certain pools accounted for pursuant to ASC 310-30 and to two particular credit relationships accounted for pursuant to ASC 310-20 which required specific reserves of $28.2 million, of which $10.9 million were charged-off during the fourth quarter of 2011. The covered loan portfolio did not require an allowance for loan losses at December 31, 2010.

Refer to the Credit Risk Management and Loan Quality section for a detailed analysis of net charge-offs, non-performing assets, the allowance for loan losses and selected loan losses statistics.

Non-Interest Income

Refer to Table 7 for a breakdown of non-interest income by major categories for the past five years.

Table 7 - Non-Interest Income

	Years ended December 31,

(In thousands)	2012	2011	2010	2009	2008

Service charges on deposit accounts	$183,026	$184,940	$195,803	$213,493	$206,957

Other service fees:

Debit card fees	36,787	49,459	100,639	110,040	108,274

Credit card fees and discounts	57,551	49,049	84,786	94,636	107,713

Insurance fees	53,825	54,390	49,768	50,132	50,417

Processing fees	6,330	6,839	45,055	55,005	51,731

Sale and administration of investment products	37,766	34,388	37,783	34,134	34,373

Mortgage servicing fees, net of fair value adjustments	30,770	12,098	24,801	15,086	25,987

Trust fees	16,353	15,333	14,217	12,455	12,099

Check cashing fees	244	339	408	588	512

Other fees	16,919	17,825	20,047	22,111	25,057

Total other services fees	256,545	239,720	377,504	394,187	416,163

Net (loss) gain on sale and valuation adjustments of investment securities	(1,707)	10,844	3,992	219,546	69,716

Trading account (loss) profit	(17,682)	5,897	16,404	39,740	43,645

Net gain on sale of loans, including valuation adjustments on loans held-for-sale	48,765	30,891	15,874	5,151	26,256

Adjustments (expense) to indemnity reserves on loans sold	(21,198)	(33,068)	(72,013)	(40,211)	(20,238)

FDIC loss share (expense) income	(56,211)	66,791	(25,751)	-	-

Fair value change in equity appreciation instrument	-	8,323	42,555	-	-

Gain on sale of processing and technology business	-	-	640,802	-	-

Other operating income	74,804	45,939	93,023	64,595	87,475

Total non-interest income	$466,342	$560,277	$1,288,193	$896,501	$829,974

The decrease in non-interest income for the year ended December 31, 2012, when compared with the previous year, was mainly impacted by the following factors:

•

unfavorable variance in net (loss) gain on sale and valuation adjustments of investment securities of $12.6 million due to the $8.5 million gain on the sale of $234 million in FHLB notes during the third quarter of 2011 and to the $2.8 million gain on the sale of a limited partnership interest in real estate limited partnerships owning property qualifying for low-income housing tax credits by BPNA during the fourth quarter of 2011;

•

unfavorable variance in trading account (loss) profit of $23.6 million mainly driven by lower unrealized gains on outstanding mortgage-backed securities in the P.R. operations due to lower market prices on a lower volume of outstanding pools, partially offset by lower realized losses on derivatives at BPPR;

•

unfavorable variance in FDIC loss share (expense) income of $123.0 million. This unfavorable variance was mainly the result of higher amortization of the FDIC loss share asset due to a decrease in expected losses and a reduction in the provision for loan losses on covered loans, partially offset by a favorable impact from the mirror accounting on the 80% FDIC coverage for reimbursable loan-related expenses on covered loans and a favorable impact on the mirror accounting for the discount accretion on loans and unfunded commitments accounted for under ASC Subtopic 310-20 since the discount on these loans had been fully accreted by the end of the third quarter of 2011. Refer to Table 2 for a breakdown of FDIC loss share (expense) income by major categories.

•

unfavorable variance on the fair value of the equity appreciation instrument issued to the FDIC as part of the Westernbank FDIC-assisted transaction of $8.3 million since the results for 2011 included the positive impact of valuing the instrument which expired in May 2011.

These unfavorable variances for the year ended December 31, 2012, when compared with the previous year, were partially offset by the following positive factors:

•

higher other service fees by $16.8 million due to lower unfavorable fair value adjustments on mortgage servicing rights, higher credit card fees mainly due to higher interchange income from credit card portfolio acquisitions and higher membership fees from the credit card portfolio acquired in August 2011, partially offset by lower debit card fees mostly from lower interchange income driven by the Durbin Amendment of the Dodd-Frank Act that began to take effect on October 1, 2011;

•

higher net gain on sale of loans, including valuation adjustments on loans held-for-sale, by $17.9 million. The favorable variance in net gain on sale of loans was principally due to higher gains on securitization transactions in the BPPR reportable segment by $52.8 million. This favorable variance was partially offset by higher unfavorable valuation adjustments on loans held-for-sale of approximately $20.1 million principally related to $27.3 million in valuation adjustments recorded during the second quarter of 2012 on commercial and construction loans held-for-sale in the BPPR reportable segment as a result of revised appraisals and market indicators;

•

lower unfavorable adjustments recorded to indemnity reserves on loans sold by $11.9 million mainly as a result of improvements in delinquency trends of mortgage loans serviced subject to credit recourse as well as a declining portfolio since the Corporation is no longer selling loans subject to credit recourse; and

•

higher other operating income by $28.9 million principally due to higher net earnings on investments accounted for under the equity method by $38.7 million (net of intra-entity eliminations). This was mainly attributed to $31.6 million of income recorded during the fourth quarter of 2012 related to the Corporation’s proportionate share of a tax benefit from a tax grant received by EVERTEC from the Puerto Rico Government; partially offset by the gain of $20.6 million on the sale of the equity interest in CONTADO during the first quarter of 2011.

For the year ended December 31, 2011, non-interest income decreased by $727.9 million, or 57%, when compared to 2010, principally due to the gain on sale of the 51% ownership interest in the Corporation’s processing and technology business, EVERTEC, during 2010 of $640.8 million. In addition, other service fees declined by $137.8 million principally due to lower credit and debit card fees, mainly as a result of transferring the merchant banking business to EVERTEC as part of the aforementioned sale of those operations during 2010. There was also an unfavorable impact in the fair value of the equity appreciation instrument issued to the FDIC as part of the Westernbank FDIC-assisted transaction of $34.2 million since the instrument expired on May 7, 2011. Also, other operating income decreased by $47.1 million mainly due to $23.4 million in higher losses (net of intra-entity eliminations) from the retained ownership interest in EVERTEC and $34.9 million in lower accretion of the contingent liability for unfunded lending commitments recorded as part of the FDIC-assisted transaction on revolving lines with maturities of one year or less, partially offset by the gain of $20.6 million on the sale of the equity interest in CONTADO during 2011. These unfavorable variances were partially offset by the following factors: lower unfavorable adjustments related to indemnity reserves on loans sold by $38.9 million due to lower unfavorable representation and warranty adjustments in both the P.R. and U.S. operations by $5.8 million and $22.1 million, respectively, and lower credit recourse adjustments in the BPPR reportable segment by $10.1 million; and a favorable variance in FDIC loss share (expense) income by $92.5 million mainly driven by the recording of provision for loan losses on covered loans during 2011 and the impact of lower discount accretion on the loans and contingent liability for unfunded commitments, partially offset by higher amortization of the FDIC loss share asset due to a decrease in expected losses on covered loans.

Operating Expenses

Table 8 provides a breakdown of operating expenses by major categories.

Table 8 - Operating Expenses

	Year ended December 31,
(In thousands)	2012	2011	2010	2009	2008

Personnel costs:

Salaries	$ 301,965	$ 305,018	$ 352,139	$ 364,529	$ 421,134

Commissions, incentives and other bonuses	54,702	44,421	53,837	43,840	61,745

Pension, postretirement and medical insurance	66,976	62,219	61,294	81,372	56,481

Other personnel costs, including payroll taxes	42,059	41,712	46,928	43,522	69,105

Total personnel costs	465,702	453,370	514,198	533,263	608,465

Net occupancy expenses	100,452	102,319	116,203	111,035	120,456

Equipment expenses	45,290	43,840	85,851	101,530	111,478

Other taxes	50,120	51,885	50,608	52,605	52,799

Professional fees:

Collections, appraisals and other credit related fees	46,658	34,241	27,081	21,675	21,413

Programming, processing and other technology services	102,222	96,699	45,685	31,286	35,830

Other professional fees	63,010	64,002	93,339	58,326	63,902

Total professional fees	211,890	194,942	166,105	111,287	121,145

Communications	26,834	27,115	38,905	46,264	51,386

Business promotion	61,576	55,067	46,671	38,872	62,731

Impairment losses on long-lived assets	-	-	-	1,545	13,491

FDIC deposit insurance	85,697	93,728	67,644	76,796	15,037

Loss (gain) on early extinguishment of debt	25,196	8,693	38,787	(78,300)	-

Other real estate owned (OREO) expenses	23,520	21,778	46,789	25,800	12,158

Other operating expenses:
Credit and debit card processing, volume, interchange and other expenses	19,729	17,539	40,574	43,806	45,326

Transportation and travel	6,582	7,012	7,769	8,796	12,751

Printing and supplies	4,615	5,273	9,302	11,093	14,450

Operational losses	24,465	13,239	19,018	13,649	16,399

All other	49,408	44,843	67,950	46,673	54,667

Total other operating expenses	104,799	87,906	144,613	124,017	143,593

Goodwill and trademark impairment losses	-	-	-	-	12,480

Amortization of intangibles	10,072	9,654	9,173	9,482	11,509

Total operating expenses	$ 1,211,148	$ 1,150,297	$ 1,325,547	$ 1,154,196	$ 1,336,728

Personnel costs to average assets	1.28%	1.19%	1.34%	1.46%	1.54%

Operating expenses to average assets	3.34	3.02	3.45	3.16	3.39

Employees (full-time equivalent)	8,072	8,329	8,277	9,407	10,387

Average assets per employee (in millions)	$4.49	$4.57	$4.64	$3.89	$3.80

Operating expenses for the year ended December 31, 2012 increased by $60.9 million, or 5%, when compared with the year ended December 31, 2011. The increase in operating expenses was impacted by the following variances:

•	an increase in personnel costs of $12.3 million, principally reflected in the following categories:

¡	higher incentives, commissions and other bonuses by $10.3 million mainly due to higher annual incentives programs, branch sales incentives, retail commissions and other performance incentives; and

¡	higher medical insurance expenses by $5.8 million due to higher claims activity and revised premiums during 2012.

•

an increase in professional fees of $16.9 million driven primarily by higher collection, appraisals and other credit related fees by $12.4 million, mainly in the BPPR reportable segment. Some of these expenses are reimbursable by the FDIC since they are covered under the loss sharing agreements;

•

an increase in business promotion expenses of $6.5 million mainly driven by higher costs from the credit card rewards programs, higher expenses related to institutional advertising campaigns, and the expenses related to mobile banking applications;

•

higher loss on extinguishment of debt by $16.5 million as a result of the prepayment expense of $25 million recorded during the second quarter of 2012 which was related to the early termination of repurchase agreements of $350 million with original contractual maturities between March 2014 and May of 2014, partially offset by $8 million in prepayment penalties recorded during the first quarter of 2011 on the repayment of $100 million in medium-term notes; and

•

an increase in the category of other operating expenses of $16.9 million mainly due to higher tax, insurance advances, properties maintenance and repair expenses, and other costs associated with the collection efforts of the Westernbank covered loan portfolio by $10.5 million. Under the loss sharing agreements, 80% of certain expenses are reimbursable by the FDIC and although the related expenses are reflected in this category, the 80% offset to these expenses is recorded in the income statement category of FDIC loss share income (expense) in non-interest income.

The above variances were partially offset by a decrease in the FDIC deposit insurance expense of $8.0 million mainly driven by revisions in the deposit insurance premium calculation and efficiencies achieved from the internal reorganization of Popular Mortgage into BPPR during the fourth quarter of 2012.

Total operating expenses for the year 2011 declined by $175.3 million, or 13%, when compared with 2010. The main driver for the decrease pertained to EVERTEC’s operating expenses in 2010, prior to the sale of the 51% interest in EVERTEC during 2010. The decrease was principally reflected in personnel costs by $60.8 million, net occupancy expenses by $13.9 million, equipment expenses by $42.0 million and communication expenses by $11.8 million. Also contributing to the decrease in operating expenses for the year ended December 31, 2011 when compared with the previous year, were a lower loss on extinguishment of debt by $38.8 million, lower other real estate owned expenses by $25.0 million and a decline in credit and debit card processing, volume and interchange expenses of $25.1 million. These favorable variances were partially offset by an increase in professional fees of $28.8 million, primarily due to system application processing and hosting services provided by EVERTEC to the Corporation’s subsidiaries, which were eliminated during consolidation prior to the 51% ownership sale of EVERTEC. There was also an increase in business promotion expenses of $8.4 million, mainly due to advertising expenses and higher FDIC deposit insurance assessments during 2011 by $26.1 million mainly due to the change in the assessment computation for BPPR in the second quarter of 2011. Also, operating expenses for the year ended December 31, 2011 included approximately $15.6 million in pension costs related to employees that were eligible and elected to participate in the voluntary retirement program of 2011. A total of 369 employees retired effective February 1, 2012.

INCOME TAXES

Income tax benefit amounted to $26.4 million for the year December 31, 2012, compared with an income tax expense of $114.9 million for the previous year. The decrease in income tax expense was due to lower income recognized by the P.R. operations during the year ended December 31, 2012 compared to year ended December 31, 2011. Furthermore, on January 1, 2011, the Governor of Puerto Rico signed Act Number 1 (Internal Revenue Code for a New Puerto Rico) which, among the most significant changes applicable to corporations, was the reduction in the marginal tax rate from 39% to 30%. Consequently, as a result of this reduction in rate, the Corporation recognized during the first quarter of 2011 income tax expense of $103.3 million and a corresponding reduction in the net deferred tax assets of the Puerto Rico operations.

Additionally, an income tax benefit of $72.9 million was recorded during 2012 related to the reduction of the deferred tax liability on the estimated gains for tax purposes related to the loans acquired from Westernbank (the “Acquired Loans”) as a result of a Closing Agreement signed by the Corporation and P.R. Department of the Treasury. Under this agreement, both parties agreed that the Acquired Loans are a capital asset and any gain resulting from such loans will be taxed at the capital gain rate of 15% instead of the ordinary income tax rate of 30%, thus reducing the deferred tax liability on the estimated gain and recognizing an income tax benefit for accounting purposes.

During the year ended December 31, 2011, a tax benefit of $53.6 million was recorded for the recovery of certain tax benefits not previously recorded during years 2009 (the benefit of reduced tax rates for capital gains) and 2010 (the benefit of the exempt income) as a result of a Closing Agreement signed by the Corporation and the P.R. Treasury in June 2011. Under this agreement, both parties agreed that for tax purposes the deductions related to certain charge-offs recorded on the financial statements of Popular for the years 2009 and 2010 could be deferred until 2013,2014,2015 and 2016. In addition, as a result of the 2011 Closing Agreement, the Corporation recorded a tax benefit of $11.9 million related to the tax benefits of the exempt income for the first six months of 2011.

Income tax expense for the year ended December 31, 2011 was $114.9 million, compared with an income tax expense of $108.2 million for 2010. The increase in income tax expense was mainly due to the recognition during 2011 of $103.3 million in income tax expense as a result of the reduction in the marginal tax rate as explained above partly offset by the tax benefit of $53.6 million, recorded as a result of the Closing Agreement signed by the Corporation and the P.R. Treasury in June 2011. Additionally, this increase was offset by lower income before taxes on the Puerto Rico operations mostly because of the gain on the sale of 51% interest in Evertec that took place during 2010. The gain was calculated at the preferential tax rate of 25%.

The Corporation’s net deferred tax assets at December 31, 2012 amounted to $531 million (net of the valuation allowance of $1.3 billion) compared to $405 million at December 31, 2011. Note 39 to the consolidated financial statements provides the composition of the net deferred tax assets as of such dates. All of the net deferred tax assets at December 31, 2012 pertain to the Puerto Rico operations. Of the amount related to the U.S. operations, without considering the valuation allowance, $1.1 billion is attributable to net operating losses of such operations.

The components of income tax (benefit) expense for the years ended December 31, 2012, 2011 and 2010 are included in the following table.

Table 9 – Components of Income Tax (Benefit) Expense

	2012		2011		2010

(In thousands)	Amount	% of pre-tax income	Amount	% of pre-tax income	Amount	% of pre-tax income

Computed income tax at statutory rates	$ 65,662	30%	$ 79,876	30%	$ 100,586	41%

Benefit of net tax exempt interest income	(25,540)	(12)	(31,379)	(12)	(7,799)	(3)

Effect of income subject to preferential tax rate [1]	(78,132)	(36)	(1,852)	(1)	(143,844)	(59)

Deferred tax asset valuation allowance	166	-	7,192	3	143,754	59

Non-deductible expenses	23,093	11	21,756	8	28,130	11

Difference in tax rates due to multiple jurisdictions	(6,034)	(3)	(8,555)	(3)	13,908	6

Initial adjustment in deferred tax due to change in tax rate	-	-	103,287	39	-	-

Recognition of tax benefits from previous years [2]	-	-	(53,615)	(20)	-	-

Unrecognized tax benefits	(8,985)	(4)	(5,160)	(2)	-	-

Others	3,367	2	3,377	1	(26,505)	(11)

Income tax (benefit) expense	$ (26,403)	(12)%	$ 114,927	43%	$ 108,230	44%

[1] Includes the impact of the Closing Agreement with the P.R. Treasury signed in June 2012 and income from investments in subsidiaries subject to preferential tax rates.

[2] Represents the impact of the Ruling and Closing Agreement with the P.R. Treasury signed in June 2011.

The full valuation allowance in the Corporation’s U.S. operations was recorded in the year 2008 in consideration of the requirements of ASC 740. Refer to the Critical Accounting Policies / Estimates section of this MD&A for information on the requirements of ASC 740. The Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2012 taking into account taxable income adjusted by temporary differences. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland, this cumulative taxable loss position, along with the evaluation of all sources of taxable income available to realize the deferred tax asset, has caused management to conclude that it is more likely than not that the Corporation will not be able to fully realize the deferred tax assets in the future, considering solely the criteria of ASC 740.

The Corporation’s Puerto Rico Banking operation is no longer in a cumulative loss position. This operation shows a cumulative income position for the three-year period ended December 31, 2012 taking into account taxable income exclusive of reversing temporary differences (adjusted taxable income). The sustained profitability during the years 2011 and 2012 is considered a strong piece of objectively verifiable positive evidence for the evaluation of the deferred tax valuation allowance. Based on this evidence and its estimated adjusted taxable income for future years, the Corporation has concluded that it is more likely than not that the net deferred tax asset of the Puerto Rico operations will be realized.

Management will reassess the realization of the deferred tax assets based on the criteria of ASC 740 each reporting period. To the extent that the financial results of the U.S. operations improve and the deferred tax asset becomes realizable, the Corporation will be able to reduce the valuation allowance through earnings.

Refer to Note 39 to the consolidated financial statements for additional information on income taxes.

Fourth Quarter Results

The Corporation recognized net income of $83.9 million for the quarter ended December 31, 2012, compared with $3.0 million for the same quarter of 2011. The variance in the quarterly results was mainly driven by a reduction in the provision for loan losses of $97.0 million.

Net interest income for the fourth quarter of 2012 amounted to $350.4 million, compared with $344.8 million for the fourth quarter of 2011. The increase in net interest income was primarily due to a higher volume of mortgage loans, a higher volume and yield of consumer loans, and a reduction in the cost of deposits and repurchase agreements.

The provision for loan losses amounted to $82.8 million or 73% of net charge-offs for the quarter ended December 31, 2012, compared to $179.8 million or 131% of net charge-offs for the fourth quarter of 2011. There was a decrease of $37.7 million in the provision for loan losses on non-covered loans and $59.3 million in the provision for loan losses on covered loans. The decrease in the provision for loan losses on non-covered loans was mainly due to reductions in the general reserves as a result of improvements in credit quality and lower underlying loss trends. This favorable variance was partially offset by increases in the specific reserves of the mortgage loan portfolio. The decrease in the provision for loan losses on covered loans was driven by reversals to provision expense for certain construction pools accounted for under ASC Subtopic 310-30 and a reduction in the specific reserve of certain commercial loan relationships accounted for under ASC Subtopic 310-20.

Non-interest income amounted to $133.0 million for the quarter ended December 31, 2012, compared with $149.4 million for the same quarter in 2011. The decrease in non-interest income was mainly due to an unfavorable variance in FDIC loss share (expense) income of $54.3 million principally due to a release of allowance for loan and lease losses during the fourth quarter of 2012 and higher amortization of the loss share asset due to lower expected losses. In addition, there was an unfavorable variance in trading account (loss) gain of $8.6 million related to higher unrealized losses on trading mortgage-backed securities and higher realized losses on derivatives. These unfavorable variances were partially offset by higher gains on sales of loans, net of valuation adjustments on loans held-for-sale, by $14.1 million as a result of higher gains on securitization transactions at BPPR, and higher other operating income by $34.5 million mostly due to $31.6 million of income recorded from the Corporation’s interest in EVERTEC during the fourth quarter of 2012 related to its proportionate share of a tax benefit from a tax grant received by EVERTEC from the Puerto Rico Government.

Operating expenses totaled $296.7 million for the quarter ended December 31, 2012, compared with $311.1 million for the same quarter in the previous year. There were lower personnel costs by $8.2 million mainly due to the $15.6 million charge during the fourth quarter of 2011 related to the voluntary retirement program, partially offset by an increase in the amortization of pension costs resulting from a decrease in the discount rate and in the expected return of plan assets, and an increase in incentive compensation and medical insurance expenses. In addition, there was a decrease in FDIC deposit insurance expenses of $11.4 million due to revisions in the deposit insurance premium calculation and efficiencies achieved from the internal reorganization of Popular Mortgage into BPPR during the fourth quarter of 2012. Also, there were lower OREO expenses by $8.8 million driven mainly by higher gains on sales of commercial properties in the U.S. mainland and a decrease in fair value adjustments for commercial properties in BPPR. These favorable variances were partially offset by higher professional fees by $8.2 million due to appraisal and programming costs, processing fees, and other technology costs related to services from EVERTEC; and higher other operating expenses by $6.7 million mainly due to a higher provision for operational losses in the Puerto Rico and U.S. operations, partially offset by lower charges to increase the reserve for unfunded lending commitments in the Puerto Rico operations.

Income tax expense amounted to $19.9 million for the quarter ended December 31, 2012, compared with $0.3 million for the same quarter of 2011. The variance was primarily due to higher income recognized by the Puerto Rico operations during the fourth quarter of 2012 compared with the same period of 2011, including higher income from the Corporation’s investment in EVERTEC’s parent company.

REPORTABLE SEGMENT RESULTS

The Corporation’s reportable segments for managerial reporting purposes consist of Banco Popular de Puerto Rico and Banco Popular North America. A Corporate group has been defined to support the reportable segments. For managerial reporting purposes, the costs incurred by the Corporate group are not allocated to the reportable segments.

For a description of the Corporation’s reportable segments, including additional financial information and the underlying management accounting process, refer to Note 41 to the consolidated financial statements.

 The Corporate group reported a net loss of $91.9 million for the year ended December 31, 2012, compared with net loss of $110.8 million for the year ended December 31, 2011. The favorable variance in the results for the Corporate group was the net effect of higher income, net of intra-entity eliminations, from the equity interest in EVERTEC; and prepayment penalties incurred in 2011 on the early cancellation of medium-term notes, partially offset by a gain recognized during the year ended December 31, 2011 from the sale of its equity investment in CONTADO.

Highlights on the earnings results for the reportable segments are discussed below.

Banco Popular de Puerto Rico

The Banco Popular de Puerto Rico reportable segment’s net income amounted to $290.8 million for the year ended December 31, 2012, compared with $231.5 million for the year ended December 31, 2011. The principal factors that contributed to the variance in the financial results included the following:

•

lower net interest income by $42.2 million, or 3%, mostly due to a reduction in interest income from the covered loan portfolio by $111.2 million resulting from $37.1 million discount accretion recognized during the year ended December 31, 2011 on revolving lines of credit accounted for pursuant to ASC 310-20, and from a lower average balance of covered loans by $563 million. Also, a reduction of approximately $794 million in the average volume of money market, investment and trading securities resulted in a lower interest income of $48.3 million. The unfavorable impact resulting from these reductions was partially offset by a $63.6 million reduction in deposit costs or 35 basis points and $44.4 million in the cost of borrowings mostly associated with the prepayment during 2011 of the note issued to the FDIC. The net interest margin was 5.06% for the year ended December 31, 2012, compared to 5.02% for 2011;

•

lower provision for loan losses by $130.7 million, or 27%, due to the decrease in the provision for loan losses on the covered loan portfolio of $70.8 million, or 49% and $59.9 million, or 18% in the provision for loan losses on the non-covered loan portfolio. The provision for loan losses for the non-covered portfolio reflected lower net charge-offs by $40.9 million and reductions in the allowance for loan losses, mainly driven by the commercial and consumer portfolios, as a result of continued improvement in credit trends. These reductions were more than offset by higher allowance levels for the mortgage loan portfolio prompted by higher loss trends and higher specific reserves for loans restructured under the Corporation’s loss mitigation program. The decrease in the provision for loan losses on covered loans was mainly driven by a lower provision on loans accounted for under ASC Subtopic 310-30 as certain pools, principally commercial and construction loan pools, reflected higher increases in expected loss estimates for 2011 when compared with the revisions in expected loss estimates for 2012;

•

lower non-interest income by $86.4 million, or 18%, mainly due to FDIC loss share expense of $56.2 million recognized for the year ended December 31, 2012, compared with FDIC loss share income of $66.8 million for the same period previous year. Refer to Table 2 for components of this variance. The decrease in non-interest income was also due to an unfavorable variance of $23.8 million in trading account (loss) profit resulting from lower unrealized gains on outstanding mortgage-backed securities due to lower market prices on a lower volume of outstanding pools, partially offset by lower realized losses on derivatives. Also, the decrease was due to unfavorable variances of $21.2 million in valuation adjustments on loans held-for-sale, and the $8.5 million gain on the sale of $234 million in FHLB notes during the third quarter of 2011. These unfavorable variances were partially offset by an increase in gain on sale of loans by $40.7 million mainly due to higher gains on securitization transactions by $52.8 million, partially offset by the gain of $17.4 million on the sale of construction and commercial real estate loans to a joint venture during the third quarter of 2011. Also there was a favorable variance of $20.7 million in other service fees due to lower unfavorable fair value adjustments on mortgage servicing rights, higher credit card fees mainly due to higher interchange income from credit card portfolio acquisitions and higher membership fees from the credit card portfolio, partially offset by lower debit card fees mostly from lower interchange income driven by the Durbin Amendment of the Dodd-Frank Act that began to take effect on October 1, 2011. In addition, there were lower adjustments by $18.6 million to increase the indemnity reserve on loans serviced and higher other operating income by $9.6 million mainly due to $7.8 million income from the equity investment in PRLP 2011 Holdings, LLC during 2012;

•

higher operating expenses by $82.9 million, or 9%, mainly due to an increase of $24.5 million in loss on early extinguishment of debt, primarily related to the cancellation of $350 million in outstanding repurchase agreements during the second quarter of 2012; an increase of $17.7 million in other operating expenses mostly due to costs associated with the collection efforts of the covered loan portfolio, of which 80% is reimbursed by the FDIC; an increase in OREO expenses of $14.9 million mainly related to higher subsequent fair value adjustments on commercial, construction and mortgage properties; and an increase of $16.0 million in professional fees mostly due to appraisal expenses and loan collection efforts, some of which are reimbursable by the FDIC. Also there were unfavorable variances of $7.2 million in personnel costs due to higher incentive and other compensation, net periodic pension costs, medical insurance costs, post retirement health benefits, among other factors; and $5.8 million in business promotion expense mostly from credit card reward programs and other retail product promotional campaigns; and

•

lower income tax expense by $140.1 million, mainly due to $103.3 million in income tax expense recognized during the first quarter of 2011 with a corresponding reduction in the Puerto Rico Corporation’s net deferred tax asset as a result of the reduction in the marginal corporate income tax rate due to the Puerto Rico tax reform. The favorable variance was also attributable to a tax benefit of $72.9 million recognized in 2012 resulting from a Closing Agreement with the P.R. Treasury Department related to the tax treatment of the loans acquired in the Westernbank FDIC-assisted transaction, compared with a tax benefit of $53.6 million recognized in 2011 resulting from a Closing Agreement with the P.R. Treasury Department for the recognition of certain tax benefits not previously recorded during years 2009 (the benefit of reduced tax rates for capital gains) and 2010 (the benefit of the exempt income). The decrease in income tax expense was also due to lower income in the Corporation’s Puerto Rico operations compared to 2011.

The main factors that contributed to the variance in the financial results for the year ended December 31, 2011, when compared with 2010, included the following:

•

higher net interest income by $144.8 million, or 13%, mostly due to interest income from covered loans which increased by $109.6 million. Other favorable variances included reduced deposit and borrowing cost, and greater volume of mortgage loans. The net interest margin was 5.02% for the year ended December 31, 2011, compared with 4.43% for the year 2010;

•

lower provision for loan losses by $122.4 million, or 20%, mostly due to the decrease in the provision for loan losses on the non-covered loan portfolio of $268.0 million, partially offset by an increase of $145.6 million related to the covered loan portfolio. The decline on the provision for loan losses for non-covered loans was mainly driven by lower levels of commercial, construction and consumer net charge-offs, coupled with an improved outlook in net charge-offs for the consumer loan portfolio due to better macro-economic indicators. These improvements were partially offset by provisioning requirements for consumer and mortgage loans restructured under loss mitigation programs that are considered troubled debt restructurings and require to be analyzed for specific reserves under ASC Section 310-10-35. The decrease in net charge-offs was in part because of the charge-offs taken in December 2010 on the commercial and construction loans reclassified to held-for-sale. Also, the decrease in net charge-offs of the BPPR construction loan portfolio was principally because a substantial portion of the portfolio was classified as held-for-sale. The decline consumer loan net charge-offs reflects some signs of more stable credit performance in the personal and auto loan portfolios. These favorable variances were partially offset by the recording of a provision for loan losses on the covered loans during the year 2011, principally due to reductions in expected cash flows of certain loans accounted for pursuant to ASC 310-30 and two particular credit relationships accounted for pursuant to ASC 310-20. Refer to the Credit Risk Management and Loan Quality section of this MD&A for certain quality indicators and further explanations;

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

•

higher operating expenses by $29.7 million, or 3%, mainly due to increase in personnel costs by $4.5 million, mostly pension and postretirement benefit costs by $9.8 million, and professional fees by $13.5 million primarily for consulting, legal and credit related services, such as appraisals. Also, there was higher business promotion expense by $6.3 million related to credit card programs and advertising, other operating taxes by $4.2 million related mostly to personal property taxes, and higher FDIC deposit insurance by $31.9 million. These unfavorable variances were partially offset by lower equipment, net occupancy, and communication expenses, as well as a reduction in provision for unfunded lending commitments and the subsequent fair value adjustments in other real estate properties; and

•

higher income tax expense by $92.7 million, mainly due to an increase in income before tax. Also, during the first quarter of 2011, an adjustment to income tax expense was made to reduce the net deferred tax asset of the Puerto Rico operations as a result of the reduction in the marginal rate from 39% to 30%. These variances were partially offset by a tax benefit of $53.6 million for the recognition of certain tax benefits not previously recorded during years 2009 and 2010 and by higher benefit on net exempt interest income.

Banco Popular North America

For the year ended December 31, 2012, the reportable segment of Banco Popular North America reported net income of $46.0 million, compared with $29.9 million for the year ended December 31, 2011. The principal factors that contributed to the variance in the financial results included the following:

•

lower net interest income by $13.9 million, or 5%, which was primarily the effect of lower average volume by $527 million in the loan portfolio, partially offset by higher volume of investment securities and lower deposit balances. The BPNA reportable segment’s net interest margin was 3.60% for 2012, compared with 3.64% for 2011;

•

lower provision for loan losses by $36.4 million, or 41%, principally as a result of lower net charge-offs by $90.6 million mainly from the legacy, commercial and consumer loan portfolios due to improved credit performance. These favorable variances were partly offset by a lower allowance for loan losses release for 2011. In addition, the first quarter of 2011 included a $13.8 million benefit due to improved pricing from the sale of the non-conventional mortgage loan portfolio. Refer to the Credit Risk Management and Loan Quality section of this MD&A for certain quality indicators and further explanations corresponding to the BPNA reportable segment;

•

lower non-interest income by $18.0 million, or 24%, mostly due to higher adjustments to indemnity reserves by $6.8 million; lower gains on sale of securities by $4.1 million mainly due to the $2.8 million gain on the sale of a limited partnership interest in real estate limited partnerships owning property qualifying for low-income housing tax credits during the fourth quarter of 2011; lower other service fees by $3.9 million, mostly related to debit card fees due to the effect of the Durbin Amendment of the Dodd-Frank Act; lower service charges on deposits by $2.5 million; and lower gains on sales of mortgage loans by $3.7 million; and

•

lower operating expenses by $11.6 million, or 5%, mainly due to a decrease in OREO expenses of $13.2 million related to higher gains on the sale of commercial real estate properties and lower FDIC insurance assessment by $5.1 million. These favorable variances were partially offset by increases of $4.3 million in personnel costs mainly due to higher headcount, benefit accruals and medical insurance costs, and $2.3 million in other operating expenses mostly due to higher operational losses.

The main factors that contributed to the variance in the financial results for the year ended December 31, 2011, when compared with 2010, included the following:

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

•

higher non-interest income by $20.3 million, or 37%, principally due to lower adjustments to representation and warranty reserves of $22.1 million as E-LOAN has negotiated settlements with certain major counterparties who have agreed to release the Corporation from any future claims, and higher gains on the sale of loans, net of valuation adjustments, by $5.9 million, partially offset by lower service charges on deposit accounts by $8.5 million; and

•

lower operating expenses by $49.9 million, or 17%, mainly due to lower prepayment penalties on early extinguishment of debt by $21.9 million, lower FDIC deposit insurance amortization by $5.9 million and lower professional fees by $7.0 million, including legal fees, armored car expenses, appraisal fees and computer service fees. In addition, there were lower other real estate property expenses and also lower net occupancy and equipment expenses mainly due to fewer branches. In addition, the results for 2010 included a settlement loss on the termination of the BPNA pension plan of $4.2 million.

STATEMENT OF FINANCIAL CONDITION ANALYSIS

Assets

Refer to the consolidated financial statements included in this 2012 Annual Report for the Corporation’s consolidated statements of financial condition at December 31, 2012 and December 31, 2011. Also, refer to the Statistical Summary 2008-2012 in this MD&A for condensed statements of financial condition for the past five years. At December 31, 2012, the Corporation’s total assets were $36.5 billion, compared with $37.3 billion at December 31, 2011.

Money market, trading and investment securities

Money market investments amounted to $1.1 billion at December 31, 2012, compared with $1.4 billion at the same date in 2011. The decrease from the end of 2011 to 2012 was mainly due to a decrease of $210 million in time deposits with other banks, principally in balances at the Federal Reserve Bank of New York.

Trading account securities amounted to $315 million at December 31, 2012, compared with $436 million at December 31, 2011. The decrease in trading account securities was principally due to Puerto Rico government bonds (GDB Senior Notes 2011) and Puerto Rico Infrastructure Financing Authority bonds (PRIFA) purchased by Popular Securities in December 2011, that were sold to retail clients in January 2012. Refer to the Market / Interest Rate Risk section of this MD&A included in the Risk Management section for a table that provides a breakdown of the trading portfolio by security type.

Table 10 provides a breakdown of the Corporation’s portfolio of investment securities available-for-sale (“AFS”) and held-to-maturity (“HTM”) on a combined basis at December 31, 2012 and 2011. Notes 8 and 9 to the consolidated financial statements provide additional information with respect to the Corporation’s investment securities AFS and HTM.

Table 10 - AFS and HTM Securities

(In millions)	2012	2011

U.S. Treasury securities	$37.2	$38.7

Obligations of U.S. government sponsored entities	1,096.3	985.5

Obligations of Puerto Rico, States and political subdivisions	171.2	157.7

Collateralized mortgage obligations	2,369.7	1,755.6

Mortgage-backed securities	1,483.1	2,139.6

Equity securities	7.4	6.9

Other	62.1	51.2

Total AFS and HTM investment securities	$5,227.0	$5,135.2

The investment securities portfolio consists primarily of highly liquid and rated securities. The increase in investment securities from December 31, 2011 to December 31, 2012 was mainly related to purchases of collateralized mortgage obligations, principally in the form of U.S. Government agency-issued collateralized mortgage obligations, partially offset by a reduction in mortgage-backed securities, due to maturities and prepayments.

At December 31, 2012, there were investment securities available-for-sale and held-to-maturity with a fair value of $357 million in an unrealized loss position of $2 million, compared with securities of $210 million with unrealized losses of $9 million at December 31, 2011. Management performed its quarterly analysis of all debt securities in an unrealized loss position at December 31, 2012 and concluded that no individual debt security was other-than-temporarily impaired as of such date. At December 31, 2012, the Corporation does not have the intent to sell debt securities in an unrealized loss position and it is not more-likely-than-not that the Corporation will have to sell those investment securities prior to recovery of their amortized cost basis.

Loans

Refer to Table 11 for a breakdown of the Corporation’s loan portfolio, the principal category of earning assets. Loans covered under the FDIC loss sharing agreements are presented in a separate line item in Table 11. The risks on covered loans are significantly different as a result of the loss protection provided by the FDIC.

Table 11 - Loans Ending Balances

	At December 31,

(in thousands)	2012	2011	2010	2009	2008 [2]

Loans not covered under FDIC loss sharing agreements:

Commercial	$9,858,202	$9,973,327	$10,570,502	$11,448,204	$12,148,082

Construction	252,857	239,939	340,556	1,349,942	1,709,186

Legacy[1]	384,217	648,409	1,013,484	1,647,117	2,043,499

Lease financing	540,523	548,706	572,787	618,797	714,188

Mortgage	6,078,507	5,518,460	4,524,722	4,603,246	4,469,134

Consumer	3,868,886	3,673,755	3,705,984	4,045,807	4,648,784

Total non-covered loans held-in-portfolio	20,983,192	20,602,596	20,728,035	23,713,113	25,732,873

Loans covered under FDIC loss sharing agreements:

Commercial	2,244,647	2,512,742	2,767,181	-	-

Construction	361,396	546,826	640,492	-	-

Mortgage	1,076,730	1,172,954	1,259,459	-	-

Consumer	73,199	116,181	169,750	-	-

Loans covered under FDIC loss sharing agreements	3,755,972	4,348,703	4,836,882	-	-

Total loans held-in-portfolio	24,739,164	24,951,299	25,564,917	23,713,113	25,732,873

Loans held-for-sale:

Commercial	16,047	25,730	60,528	972	365,728

Construction	78,140	236,045	412,744	-	-

Legacy[1]	2,080	468	-	1,925	-

Mortgage	258,201	100,850	420,666	87,899	170,330

Total loans held-for-sale	354,468	363,093	893,938	90,796	536,058

Total loans	$25,093,632	$25,314,392	$26,458,855	$23,803,909	$26,268,931

[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

[2] Loans disclosed exclude the discontinued operations of PFH.

In general, the changes in most loan categories generally reflect soft loan demand, the impact of loan charge-offs, portfolio runoff of the exited loan origination channels at the BPNA reportable segment and the resolution of non-performing loans. The decreases were partially offset by mortgage and consumer loan growth, mostly due to loans origination, in part, by government incentives in the housing market, loans acquisitions, and mortgage loans repurchases under recourse agreements in Puerto Rico.

The explanations for loan portfolio variances discussed below exclude the impact of the covered loans.

The decrease in commercial loans held-in-portfolio from December 31, 2011 to December 31, 2012 was reflected in the BPPR reportable segment which decreased by $174 million, partially offset by an increase on $59 million in the BPNA reportable segment. The decrease in the BPPR reportable segment was principally the result of overall portfolio runoff, loan net charge-offs by $145 million during 2012 and the cancellation and repayment of certain commercial lines of credit. The increase in the BPNA reportable segment was principally due to new originations, offset by portfolio runoff of the discontinued lending business, loan amortization, the sale of loans, and the impact of net charge-offs during 2012

Construction loans held-in-portfolio increased $13 million from December 31, 2011 to December 31, 2012. The BPPR reportable segment increased $51 million due to new notes, while BPNA segment decreased $38 million due loan sales of approximately $32 million during 2012.

Commercial and construction loans held-for-sale loans decreased $10 million and $158 million, respectively, from December 31, 2011 to the end of 2012. The decrease in commercial loans was reflected in the BPPR and BPNA reportable segments by $5 million in each reportable segment. The decrease in construction loans was $150 million in the BPPR segment and $8 million in the BPNA segment. These decreases were impacted by lower new loan origination activity, portfolio run-off associated with exited origination channels in the U.S. operations and loan sales.

The BPNA legacy portfolio, which is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment, declined mostly due to the run-off status of this portfolio and the effect of net charge-offs of $16 million for the year ended December 31, 2012.

The decline in the lease financing portfolio from December 31, 2011 to the same date in 2012 was experienced in the BPPR reportable segments by approximately $8 million. The decrease at the BPPR reportable segment was mainly due to a slowdown in originations due to economic conditions in Puerto Rico. BPNA reportable segment is no longer originating lease financing and as such, the outstanding portfolio in those operations is running off and its part of the legacy loan portfolio.

The increase in mortgage loans held-in-portfolio was reflected in both reportable segments, BPPR and BPNA segments. BPNA reportable segment increased $301 million or 36% from the balances at December 31, 2011, while the BPPR reportable segment increased $259 million or 6%. The increase in the BPPR segment was principally associated to loan repurchases and loans originations. During 2012, mortgage originations amounted to $1.5 billion, an increase of 21% when compared to the originations during 2011. Partially offsetting these increases, were net charge-offs of $57 million during 2012 in the BPPR segment. The increase in BPNA segment was also related to loan purchases of approximately $486 million, partially offset by net charge-offs of $15 million during 2012.

The portfolio of mortgage loans held-for-sale increased $157 million from December 31, 2011 to December 31, 2012. The increase was principally at the BPPR reportable segment mostly due to loans originated and purchased held with the purpose of executing agency securitizations in the secondary markets.

The increase in consumer loans held-in-portfolio from December 31, 2011 to December 31, 2012 of $195 million was reflected in the BPPR reportable segment which experienced an increase of $264 million, mostly due to the acquisition of $260 million (unpaid principal balance) during 2012, out of which $225 million were purchased during the second quarter of 2012. The BPNA reportable segment decreased $69 million as a result of the runoff status of the portfolio at exited lines of business, including E-LOAN. Net charge-offs for the BPPR segment was $90 million and $36 million for the BPNA reportable segment.

Covered loans were initially recorded at fair value. Their carrying value approximated $3.8 billion at December 31, 2012, of which approximately 60% pertained to commercial loans, 9% to construction loans, 29% to mortgage loans and 2% to consumer loans. Note 10 to the consolidated financial statements presents the carrying amount of the covered loans broken down by major loan type categories and the activity in the carrying amounts of loans accounted for pursuant to ASC 310-30. A substantial amount of the covered loans, or approximately $3.5 billion of their carrying value at December 31, 2012, was accounted for under ASC Subtopic 310-30. The reduction was principally the result of loan collections and to charge-offs amounting to $47 million for the year ended December 31, 2012, partially offset by the accretion on the loans, which increases their carrying value. Tables 12 and 13 provide the activity in the carrying amount and outstanding discount on the covered loans accounted for under ASC 310-30. The outstanding accretable discount has been impacted by increases in cash flow expectations on the loan pools based on quarterly revisions of the portfolio. The increase in the accretable discount is recognized as interest income using the effective yield method over the estimated life in each applicable loan pool.

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

Table 12 - Activity in the Carrying Amount of Covered Loans Accounted for Under ASC 310-30

	Years ended December 31,
(In thousands)	2012	2011

Beginning balance	$4,036,471	$4,539,928
Accretion	280,596	352,401
Collections / charge-offs	(825,308)	(855,858)

Ending balance	$3,491,759	$4,036,471
Allowance for loan losses (ALLL)	(95,407)	(83,477)

Ending balance, net of ALLL	$3,396,352	$3,952,994

Table 13 - Activity in the Outstanding Accretable Discount on Covered Loans Accounted for Under ASC 310-30

	Years ended December 31,
(In thousands)	2012	2011

Beginning balance	$1,470,259	$1,331,108
Accretion [1]	(280,596)	(352,401)
Change in expected cash flows	262,006	491,552

Ending balance	$1,451,669	$1,470,259

[1] Positive to earnings, which is included in interest income.

The loan discount accretion in 2012 and 2011, which is recorded in interest income, resulted principally from accelerated cash payments collected from a number of large borrowers, for some of which the Corporation had estimated significantly higher losses. These cash flows resulted in a faster recognition of the corresponding loan pool’s accretable yield.

Although the reduction in estimated loan losses increases the accretable yield to be recognized over the life of the loans, it also has the effect of lowering the realizable value of the loss share asset since the Corporation would receive lower FDIC payments under the loss share agreements.

Table 14 sets forth the activity in the FDIC loss share asset for the years ended December 31, 2012, 2011 and 2010.

Table 14 - Activity of Loss Share Asset

	Year ended December 31,
(In thousands)	2012	2011	2010

Balance at beginning of year	$1,915,128	$2,410,219	$-
FDIC loss share indemnification asset recorded at business combination	-	-	2,425,929
(Amortization) accretion of loss share indemnification asset	(129,676)	(10,855)	73,487
Credit impairment losses to be covered under loss sharing agreements	58,187	110,457	-
Reimbursable expenses to be covered under loss sharing agreements	29,234	5,093	-
Decrease due to reciprocal accounting on the discount accretion for loans and unfunded commitments accounted for under ASC Subtopic 310-20	(969)	(33,221)	(95,383)
Payments received from FDIC under loss sharing agreements	(462,016)	(561,111)	-
Other adjustments attributable to FDIC loss sharing agreements	(10,790)	(5,454)	6,186

Balance at end of period	$1,399,098	$1,915,128	$2,410,219

The FDIC loss share indemnification asset is recognized on the same basis as the assets subject to the loss share protection from the FDIC, except that the amortization / accretion terms differ. Decreases in expected reimbursements from the FDIC due to improvements in expected cash flows to be received from borrowers, as compared with the initial estimates, are recognized as a reduction to non-interest income prospectively over the life of the loss share agreements. This is because the indemnification asset balance is being reduced to the expected reimbursement amount from the FDIC. Table 15 presents the activity associated with the outstanding balance of the FDIC loss share asset amortization (or negative discount) for the periods presented.

Table 15 - Activity in the Remaining FDIC Loss Share Asset Amortization (Discount)

	Year ended December 31,
(In thousands)	2012	2011	2010

Balance at beginning of period [1]	$117,916	$(139,283)	$(212,770)
(Amortization of negative discount) accretion of discount [2]	(129,676)	(10,855)	73,487
Impact of lower projected losses	153,560	268,054	-

Balance at end of period	$141,800	$117,916	$(139,283)

[1] Positive balance represents negative discount (debit to assets), while a negative balance represents a discount (credit to assets).

[2] Amortization results in a negative impact to non-interest income, while a positive balance results in a positive impact to non-interest income, particularly FDIC loss share income / expense.

While the Corporation was originally accreting to the future value of the loss share indemnity asset, the lowered loss estimates in mid-2011 required the Corporation to amortize the loss share asset to its currently lower expected collectible balance, thus resulting in negative accretion. Due to the shorter life of the indemnity asset compared with the expected life of the covered loans, this negative accretion temporarily offsets the benefit of higher cash flows accounted through the accretable yield on the loans.

Other real estate owned

Other real estate represents real estate property received in satisfaction of debt. Aggressive collection of non-performing loans and a slowdown in OREO sales have led to an increase in the amount of other real estate owned from $282 million at December 31, 2011 to $406 million at December 31, 2012. Table 16 provides the activity in other real estate for the years ended December 31, 2012 and 2011. The amounts included as “covered other real estate” are partially sheltered by the FDIC loss sharing agreements.

Table 16 - Other Real Estate Owned (“OREO”) Activity

	For the year ended December 31, 2012
(In thousands)	Non-covered OREO Commercial/ Construction	Non-covered OREO Mortgage	Covered OREO Commercial/ Construction	Covered OREO Mortgage	Total

Balance at beginning of period	$ 90,230	$ 82,267	$ 77,776	$ 31,359	$ 281,632
Write-downs in value	(13,727)	(10,823)	(7,466)	(767)	(32,783)
Additions	110,947	108,312	60,920	23,195	303,374
Sales	(51,422)	(46,091)	(32,022)	(13,122)	(142,657)
Other adjustments	(166)	(2,683)	190	(1,005)	(3,664)

Ending balance	$ 135,862	$ 130,982	$ 99,398	$ 39,660	$ 405,902

	For the year ended December 31, 2011
(In thousands)	Non-covered OREO Commercial/ Construction	Non-covered OREO Mortgage	Covered OREO Commercial/ Construction	Covered OREO Mortgage	Total

Balance at beginning of period	$ 87,283	$ 74,213	$ 41,153	$ 16,412	$ 219,061
Write-downs in value	(15,576)	(3,032)	(4,095)	(220)	(22,923)
Additions	78,064	77,543	54,898	23,421	233,926
Sales	(59,537)	(65,115)	(13,829)	(8,184)	(146,665)
Other adjustments	(4)	(1,342)	(351)	(70)	(1,767)

Ending balance	$ 90,230	$ 82,267	$ 77,776	$ 31,359	$ 281,632

Other assets

Table 17 provides a breakdown of the principal categories that comprise the caption of “Other assets” in the consolidated statements of financial condition at December 31, 2012 and 2011.

Table 17 - Other Assets

(In thousands)	2012	2011	Change

Net deferred tax assets (net of valuation allowance)	$541,499	$429,691	$111,808

Investments under the equity method	246,776	313,152	(66,376)

Bank-owned life insurance program	233,475	238,077	(4,602)

Prepaid FDIC insurance assessment	27,533	58,082	(30,549)

Prepaid taxes	88,360	17,441	70,919

Other prepaid expenses	60,626	59,894	732

Derivative assets	41,925	61,886	(19,961)

Trades receivables from brokers and counterparties	137,542	69,535	68,007

Others	191,842	214,635	(22,793)

Total other assets	$1,569,578	$1,462,393	$107,185

The increase in other assets from December 31, 2011 to December 31, 2012 was principally due to higher deferred tax assets mainly due to the reduction in the deferred tax liability of $72.9 million associated with the tax treatment of the loans acquired in the Westernbank FDIC-assisted transaction, since the gains resulting from a Closing Agreement with the Puerto Rico Treasury which established that loans will be taxed at the capital gain tax rate of 15% instead of the ordinary income tax rate of 30%. Also, as part of the Closing Agreement, the Puerto Rico Treasury and the Corporation agreed that for tax purposes the deductions related to previously recognized charge-offs originated from the Westernbank FDIC-assisted transaction for years 2010 through May 2012 will be deferred until years 2017 to 2020. As a result of this aspect of the Closing Agreement, the Corporation made a payment of $45.5 million to the Puerto Rico Treasury, and recorded an increase in the deferred tax asset in June 2012. The increase in the prepaid taxes was principally associated with the tax prepayment on the estimated capital gains of the Westernbank acquired loans, which is further described in Note 39 to the consolidated financial statements. Also, securities sold not yet delivered increase by $68 million, mostly due to mortgage-backed securities sold in December 2012 (trade date) that settled in January 2013. Partially offsetting these increases, was a decrease in investments accounted for under the equity method mainly due to cash dividends received from EVERTEC’s parent company of $155 million, which reduced the Corporation’s equity investment in the entity, partially offset by the equity pick up of the investments in EVERTEC and Centro Financiero BHD, S.A. Refer to Notes 16 and 30 for additional information on the Corporation’s investments under the equity method.

Deposits and Borrowings

The composition of the Corporation’s financing to total assets at December 31, 2012 and December 31, 2011 is included in Table 18.

Table 18 - Financing to Total Assets

	December 31,	December 31,	% increase (decrease)	% of total assets

(In millions)	2012	2011	from 2011 to 2012	2012	2011

Non-interest bearing deposits	$ 5,795	$ 5,655	2.5%	15.9%	15.1%

Interest-bearing core deposits	15,993	15,690	1.9	43.8	42.0

Other interest-bearing deposits	5,213	6,597	(21.0)	14.3	17.7

Repurchase agreements	2,017	2,141	(5.8)	5.5	5.7

Other short-term borrowings	636	296	114.9	1.7	0.8

Notes payable	1,778	1,856	(4.2)	4.9	5.0

Others	966	1,194	(19.1)	2.6	3.2

Stockholders’ equity	4,110	3,919	4.9	11.3	10.5

Deposits

A breakdown of the Corporation’s deposits for the past five years is included in Table 19.

Table 19 - Deposits Ending Balances

(In thousands)	2012	2011	2010	2009	2008

Demand deposits [1]	$6,442,739	$6,256,530	$5,501,430	$5,066,282	$4,849,387

Savings, NOW and money market deposits (non-brokered)	11,190,335	10,762,869	10,371,580	9,635,347	9,554,866

Savings, NOW and money market deposits (brokered)	456,830	212,688	-	-	64,711

Time deposits (non-brokered)	6,541,660	7,552,434	8,594,759	8,513,854	10,123,845

Time deposits (brokered CDs)	2,369,049	3,157,606	2,294,431	2,709,411	2,957,396

Total deposits	$27,000,613	$27,942,127	$26,762,200	$25,924,894	$27,550,205

[1] Includes interest and non-interest bearing demand deposits.

At December 31, 2012, the Corporation’s total deposits amounted to $27.0 billion, compared to $27.9 billion at December 31, 2011, a decrease of approximately 3%. The decrease in total deposits from the end of 2011 to December 31, 2012 was mainly related to lower time deposits of $1.8 billion, partially offset by an increase of $0.7 billion in savings, NOW and money market deposits. Non-brokered time deposits decrease of $1 billion was mainly at the BPPR segment, in part due to lower deposit rate offerings in order to lower the cost of funds. In addition, brokered CD’s decreased $0.8 billion mostly in the BPPR segment. The Corporation raised brokered deposits in the latter months of 2011 to fund the repayment of the outstanding balance of the note that was issued to the FDIC as part of the Westernbank FDIC-assisted transaction. Following the repayment of the FDIC note, the use of brokered deposits was anticipated to fall and the funds were replaced with a combination of short-term repurchase agreements and Federal Home Loan Bank advances. Lower deposit costs have contributed favorably to maintain the Corporation’s net interest margin above 4%. These decreases were partially offset by an increase of savings, NOW and money market deposits, both from the retail and commercial sectors.

Borrowings

The Corporation’s borrowings amounted to $4.4 billion at December 31, 2012, compared with $4.3 billion at December 31, 2011. The increase in borrowings from December 31, 2011 to the same date in 2012 was mostly due to higher short term FHLB of NY advances. Refer to Notes 19, 20 and 21 to the consolidated financial statements for detailed information on the Corporation’s borrowings at December 31, 2012 and December 31, 2011 Also, refer to the Liquidity section in this MD&A for additional information on the Corporation’s funding sources.

Refer to the Off-Balance Sheet Arrangements and Other Commitments section in this MD&A for additional information on the Corporation’s contractual obligations at December 31, 2012.

Other liabilities

The Corporation’s other liabilities amounted to $966 million at December 31, 2012, compared with $1.2 billion at December 31, 2011. The decrease in other liabilities of $228 million from December 31, 2011 to the same date in 2012 was mostly due to lower GNMA loan buy back option liability of $124 million, lower accrued income taxes of $36 million, lower pension plan liability of $28 million and lower derivatives liabilities of $26 million. The decrease in the GNMA loan purchase option was due to loan repurchases of $255 million made by the Corporation during the last two quarters of 2012. The determination to repurchase these loans was based on the economic benefits of the transaction, which results in a reduction of the servicing costs for these severely delinquent loans, mostly related to principal and interest advances. Furthermore, due to their guaranteed nature, the risk associated with the loans is minimal. The Corporation places these loans under its loss mitigation programs and if brought back to current status, these may be either retained in portfolio or re-sold in the secondary market.

Stockholders’ Equity

Stockholders’ equity totaled $4.1 billion at December 31, 2012, compared with $3.9 billion at December 31, 2011. The increase from December 31, 2011 to the end of 2012 was principally due to the net income of $245.3 million recorded for the year, partially offset by lower unrealized gains on investment securities available-for-sale. Refer to the consolidated statements of financial condition and of stockholders’ equity for information on the composition of stockholders’ equity. Also, refer to Note 25 for a detail of the accumulated other comprehensive income (loss), an integral component of stockholders’ equity.

REGULATORY CAPITAL

Table 20 presents the Corporation’s capital adequacy information for the years 2008 through 2012. Note 24 to the consolidated financial statements presents further information on the Corporation’s regulatory capital requirements, including the regulatory capital ratios of its depository institutions, BPPR and BPNA. The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations.

Table 20 - Capital Adequacy Data

	At December 31,
(Dollars in thousands)	2012	2011	2010	2009	2008
Risk-based capital:
Tier I capital	$4,058,242	$3,899,593	$3,733,776	$2,563,915	$3,272,375
Supplementary (Tier II) capital	298,906	312,477	328,522	346,527	384,975
Total capital	$4,357,148	$4,212,070	$4,062,298	$2,910,442	$3,657,350
Risk-weighted assets:
Balance sheet items	$21,175,833	$21,775,369	$22,621,779	$23,182,230	$26,838,542
Off-balance sheet items	2,215,739	2,638,954	3,099,186	2,964,649	3,431,217
Total risk-weighted assets	$23,391,572	$24,414,323	$25,720,965	$26,146,879	$30,269,759
Ratios:
Tier I capital (minimum required – 4.00%)	17.35%	15.97%	14.52%	9.81%	10.81%
Total capital (minimum required – 8.00%)	18.63	17.25	15.79	11.13	12.08
Leverage ratio [1]	11.52	10.90	9.70	7.50	8.46
Average equity to assets	10.60	9.81	8.49	7.80	8.21
Average tangible equity to assets	8.82	8.10	6.77	6.12	6.64
Average equity to loans	15.47	14.57	12.62	11.48	12.14
Internal capital generation rate [2]	6.28	3.95	4.21	(21.88)	(42.11)

[1] All banks are required to have minimum Tier 1 leverage ratio of 3% or 4% of adjusted quarterly average assets, depending on the bank’s classification.

[2] Internal capital generation rate is defined as the rate at which a bank generates equity capital, computed by dividing net income (loss) less dividends by the average balance of stockholders’ equity for a given accounting period.

To meet minimum adequately-capitalized regulatory requirements, an institution must maintain a Tier 1 capital ratio of 4% and a total capital ratio of 8%. A “well-capitalized” institution must generally maintain capital ratios 200 basis points higher than the minimum guidelines. The risk-based capital rules have been further supplemented by a Tier 1 leverage ratio, defined as Tier 1 capital divided by adjusted quarterly average total assets, after certain adjustments. “Well capitalized” bank holding companies must have a minimum Tier 1 leverage ratio of 5%. The Corporation’s ratios presented in Table 20 show that the Corporation was “well capitalized” for regulatory purposes, the highest classification, for all years presented. BPPR and BPNA were also well-capitalized for all years presented.

The improvement in the Corporation’s regulatory capital ratios from the end of 2011 to December 31, 2012 was principally due to a reduction in assets, changes in balance sheet composition including the increase in assets with lower risk-weightings such as mortgage loans, and internal capital generation from earnings.

In accordance with the Federal Reserve Board guidance, the trust preferred securities represent restricted core capital elements and qualify as Tier 1 capital, subject to certain quantitative limits. The aggregate amount of restricted core capital elements that may be included in the Tier 1 capital of a banking organization must not exceed 25% of the sum of all core capital elements (including cumulative perpetual preferred stock and trust preferred securities). At December 31, 2012 and 2011, the Corporation’s restricted core capital elements did not exceed the 25% limitation. Thus, all trust preferred securities were allowed as Tier 1 capital. Amounts of restricted core capital elements in excess of this limit generally may be included in Tier 2 capital, subject to further limitations. Effective March 31, 2011, the Federal Reserve Board revised the quantitative limit which would limit restricted core capital elements included in the Tier 1 capital of a bank holding company to 25% of the sum of core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. Furthermore, the Dodd-Frank Act, enacted in July 2010, has a provision to effectively phase-out the use of trust preferred securities issued before May 19, 2010 as Tier 1 capital over a 3-year period commencing on January 1, 2013. Trust preferred securities issued on or after May 19, 2010 no longer qualify as Tier 1 capital. At December 31, 2012, the Corporation had $427 million in trust preferred securities (capital securities) that are subject to the phase-out. The Corporation has not issued any trust preferred securities since May 19, 2010. At December 31, 2012, the remaining $935 million in trust preferred securities corresponded to capital securities issued to the U.S. Treasury pursuant to the Emergency Economic Stabilization Act of 2008. The Dodd-Frank Act includes an exemption from the phase-out provision that applies to these capital securities.

The tangible common equity ratio and tangible book value per common share, which are presented in the table that follows, are non-GAAP measures. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Table 21 provides a reconciliation of total stockholders’ equity to tangible common equity and total assets to tangible assets at December 31, 2012 and 2011.

Table 21 - Reconciliation Tangible Common Equity and Assets

	At December 31,

(In thousands, except share or per share information)	2012	2011

Total stockholders’ equity	$4,110,000	$3,918,753

Less: Preferred stock	(50,160)	(50,160)

Less: Goodwill	(647,757)	(648,350)

Less: Other intangibles	(54,295)	(63,954)

Total tangible common equity	$3,357,788	$3,156,289

Total assets	$36,507,535	$37,348,432

Less: Goodwill	(647,757)	(648,350)

Less: Other intangibles	(54,295)	(63,954)

Total tangible assets	$35,805,483	$36,636,128

Tangible common equity to tangible assets at end of period	9.38%	8.62%

Common shares outstanding at end of period	103,169,806	102,590,457

Tangible book value per common share	$32.55	$30.77

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

Table 22 reconciles the Corporation’s total common stockholders’ equity (GAAP) to Tier 1 common equity as defined by the Federal Reserve Board, FDIC and other bank regulatory agencies (non-GAAP).

Table 22 - Reconciliation Tier 1 Common Equity

	At December 31,

(In thousands)	2012	2011

Common stockholders’ equity	$4,059,840	$3,868,593

Less: Unrealized gains on available-for-sale securities, net of tax[1]	(154,568)	(203,078)

Less: Disallowed deferred tax assets[2]	(385,060)	(249,325)

Less: Intangible assets:

Goodwill	(647,757)	(648,350)

Other disallowed intangibles	(14,444)	(29,655)

Less: Aggregate adjusted carrying value of all non-financial equity investments	(1,160)	(1,189)

Add: Pension liability adjustment, net of tax and accumulated net gains (losses) on cash flow hedges[3]	226,159	216,798

Total Tier 1 common equity	$3,083,010	$2,953,794

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

[2] Approximately $118 million of the Corporation’s $541 million of net deferred tax assets at December 31, 2012 ($150 million and $430 million, respectively, at December 31, 2011), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $385 million of such assets at December 31, 2012 ($249 million at December 31, 2011) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets”, were deducted in arriving at Tier 1 capital. The remaining $38 million of the Corporation’s other net deferred tax assets at December 31, 2012 ($31 million at December 31, 2011) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.

[3] The Federal Reserve Board has granted interim capital relief for the impact of pension liability adjustment.

BASEL III and the Dodd-Frank Act

In June 2012, the Federal Reserve Board, the Office of the Comptroller of the Currency (“OCC”), and FDIC (collectively, the Agencies) each issued Notices of Proposed Rulemaking (NPRs) that would revise and replace the Agencies’ current capital rules to align them with the BASEL III capital standards and meet certain requirements of the Dodd-Frank Act. Certain requirements of the proposed NPRs would establish more restrictive requirements for instruments to qualify as capital, higher risk-weightings for certain asset classes (including non-performing loans, certain commercial real estate loans, and certain types of residential mortgage loans), capital buffers and higher minimum capital ratios. The proposed NPRs are subject to further modification by the Agencies. The revised capital rules are expected to be implemented between 2013 and 2019.

The proposed revisions would include implementation of a new common equity Tier 1 minimum capital requirement and apply limits on a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a specified amount of common equity Tier 1 capital in addition to the amount necessary to meet its minimum risk-based capital requirements. The NPRs also would establish more conservative standards for including an instrument in regulatory capital. The revisions set forth in these NPRs are consistent with section 171 of the Dodd-Frank Act, which requires the Agencies to establish minimum risk-based and leverage capital requirements.

The Agencies are also proposing to revise their rules for calculating risk-weighted assets to enhance risk sensitivity and address weaknesses identified over recent years, including by incorporating aspects of the Basel II standardized framework in the “International Convergence of Capital Measurement and Capital Standards: A Revised Framework,” including subsequent amendments to that standard, and recent consultative papers from the Basel Committee on Banking Supervision. The Standardized Approach NPR also includes alternatives to credit ratings, consistent with section 939A of the Dodd-Frank Act. The revisions include methodologies for determining risk-weighted assets for residential mortgages, securitization exposures, and counterparty credit risk.

The Corporation continues to evaluate the impact of the proposed NPRs on its regulatory capital ratios. It is anticipated that based on the Corporation’s current level of assets, non-performing assets and the composition of these, the implementation of the NPRs as currently proposed would reduce the Corporation’s excess capital over well capitalized thresholds as compared to the Basel I rules currently in effect. However, the Corporation expects to continue to exceed the minimum requirements for well capitalized status after the implementation of the NPRs.

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

Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2012, primarily for services, equipment and real estate construction projects. Services include software licensing and maintenance, facilities maintenance, supplies purchasing, and other goods or services used in the operation of the business. Generally, these contracts are renewable or cancelable at least annually, although in some cases the Corporation has committed to contracts that may extend for several years to secure favorable pricing concessions.

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

At December 31, 2012, the aggregate contractual cash obligations, including purchase obligations and borrowings, by maturities, are presented in Table 23.

Table 23 - Contractual Obligations

	Payments Due by Period
(In millions)	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years	Total

Certificates of deposits	$5,617	$2,210	$1,003	$81	$8,911

Repurchase agreements	1,275	174	568	-	2,017

Other short-term borrowings	636	-	-	-	636

Long-term debt	98	229	413	1,014 [1]	1,754

Purchase obligations	109	46	18	-	173

Annual rental commitments under operating leases	35	65	52	163	315

Capital leases	1	2	2	19	24

Total contractual cash obligations	$7,771	$2,726	$2,056	$1,277	$13,830

[1] Includes junior subordinated debentures with an aggregate liquidation amount of $936 million, net of $ 437 million discount. These junior subordinated debentures are perpetual (no stated maturity).

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

At December 31, 2012, the Corporation’s liability on its pension, restoration and postretirement benefit plans amounted to $319 million, compared with $344 million at December 31, 2011. The Corporation’s expected contributions to the pension and benefit restoration plans are minimal, while the expected contributions to the postretirement benefit plan to fund current benefit payment requirements are estimated at $6.8 million for 2013. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Refer to Note 33 to the consolidated financial statements for further information on these plans. Management believes that the effect of the pension and postretirement plans on liquidity is not significant to the Corporation’s overall financial condition. The BPPR’s non-contributory defined pension and benefit restoration plans are frozen with regards to all future benefit accruals.

At December 31, 2012, the liability for uncertain tax positions was $13.4 million, compared with $19.5 million as of the end of 2011. This liability represents an estimate of tax positions that the Corporation has taken in its tax returns which may ultimately not be sustained upon examination by the tax authorities. The ultimate amount and timing of any future cash settlements cannot be predicted with reasonable certainty. Under the statute of limitations, the liability for uncertain tax positions expires as follows: 2013 - $7.1 million, 2014 - $2.5 million, 2015 - $2.2 million, 2016 - $0.8 million, and 2017 - $0.8 million. As a result of examinations, the Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $10 million.

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

The following table presents the contractual amounts related to the Corporation’s off-balance sheet lending and other activities at December 31, 2012:

Table 24 - Off-Balance Sheet Lending and Other Activities

	Amount of Commitment - Expiration Period

(In millions)	2013	2014 - 2015	2016 - 2017	2018 - thereafter	Total
Commitments to extend credit	$6,026	$235	$423	$91	$6,775
Commercial letters of credit	21	-	-	-	21
Standby letters of credit	119	9	-	-	128
Commitments to originate mortgage loans	40	1	-	-	41
Unfunded investment obligations	1	-	9	-	10
Total	$6,207	$245	$432	$91	$6,975

Guarantees Associated with Loans Sold / Serviced

At December 31, 2012, the Corporation serviced $2.9 billion in residential mortgage loans subject to lifetime credit recourse provisions, principally loans associated with FNMA and FHLMC residential mortgage loan securitization programs, compared with $3.5 billion at December 31, 2011. The Corporation has not sold any mortgage loans subject to credit recourse since 2010.

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

The following table presents the delinquency status of the residential mortgage loans serviced by the Corporation that are subject to lifetime credit recourse provisions at December 31, 2012 and December 31, 2011.

Table 25 - Delinquency of Residential Mortgage Loans Subject to Lifetime Credit Recourse

(In thousands)	2012	2011

Total portfolio	$2,932,555	$3,456,933

Days past due:

30 days and over	$412,313	$500,524

90 days and over	$158,679	$215,597

As a percentage of total portfolio:

30 days past due or more	14.06%	14.48%

90 days past due or more	5.41%	6.24%

During the year ended December 31, 2012, the Corporation repurchased approximately $157 million of unpaid principal balance in mortgage loans subject to the credit recourse provisions (December 31, 2011 - $241 million). There are no particular loan characteristics, such as loan vintages, loan type, loan-to-value ratio, or other criteria, that denote any specific trend or a concentration of repurchases in any particular segment. Based on historical repurchase experience, the loan delinquency status is the main factor which causes the repurchase request. The current economic situation has forced the investors to take a closer review at loan performance and recourse triggers, thus causing an increase in loan repurchases.

At December 31, 2012, there were 59 outstanding unresolved claims related to the recourse portfolio with a principal balance outstanding of $8.0 million, compared with 19 and $2.1 million, respectively, at December 31, 2011. The outstanding unresolved claims at December 31, 2012 pertained to FNMA, while the claims outstanding at December 31, 2011 pertained to FNMA and FHLMC.

At December 31, 2012, the Corporation’s liability established to cover the estimated credit loss exposure related to loans sold or serviced with credit recourse amounted to $52 million, compared with $59 million at December 31, 2011.

The following table presents the changes in the Corporation’s liability of estimated losses from these credit recourses agreements, included in the consolidated statements of financial condition for the years ended December 31, 2012 and 2011.

Table 26 - Changes in Liability of Estimated Losses from Credit Recourse Agreements

(In thousands)	2012	2011
Balance as of beginning of period	$58,659	$53,729

Additions for new sales	-	-

Provision for recourse liability	16,153	43,828

Net charge-offs / terminations	(23,139)	(38,898)

Balance as of end of period	$51,673	$58,659

The provision for credit recourse liability decreased $27.7 million for the year ended December 31, 2012, when compared to the same period in 2011. The decrease was mainly driven by improvements in the credit quality of mortgage loans subject to credit recourse agreements, evidenced by a decline in net-charge-offs of $15.8 million.

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

When the Corporation sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Corporation’s mortgage operations in the Puerto Rico group conforming mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or are sold directly to FNMA or other private investors for cash. As required under the government agency programs, quality review procedures are performed by the Corporation to ensure that asset guideline qualifications are met. To the extent the loans do not meet specified characteristics, the Corporation may be required to repurchase such loans or indemnify for losses and bear any subsequent loss related to the loans. Repurchases under representation and warranty arrangements in which the Corporation’s Puerto Rico banking subsidiaries were obligated to repurchase the loans amounted to $3.2 million in unpaid principal balance with losses amounting to $0.5 million for the year ended December 31, 2012 ($ 22 million and $ 2.5 million, respectively, at December 31, 2011). A substantial amount of these loans reinstate to performing status or have mortgage insurance, and thus the ultimate losses on the loans are not deemed significant.

During the quarter ended June 30, 2011, the Corporation’s banking subsidiary, BPPR, reached an agreement (the “June 2011 agreement”) with the FDIC, as receiver for a local Puerto Rico institution, and the financial institution with respect to a loan servicing portfolio that BPPR services since 2008, related to FHLMC and GNMA pools. The loans were originated and sold by the financial institution and the servicing rights were transferred to BPPR in 2008. As part of the 2008 servicing agreement, the financial institution was required to repurchase from BPPR any loans that BPPR, as servicer, was required to repurchase from the investors under representation and warranty obligations. As part of the June 2011 agreement, the Corporation received $15 million to discharge the financial institution from any repurchase obligation and other claims over the serviced portfolio of approximately $2.9 billion at December 31, 2012. The Corporation recorded a representation and warranty reserve for the amount of the proceeds received from the third-party financial institution. At December 31, 2012, this reserve amounted to $7.6 million. The reduction was principally the result of refinement in reserve estimates based on historical claims and loss expectations.

Servicing agreements relating to the mortgage-backed securities programs of FNMA and GNMA, and to mortgage loans sold or serviced to certain other investors, including FHLMC, require the Corporation to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. At December 31, 2012, the Corporation serviced $16.7 billion in mortgage loans for third-parties, including the loans serviced with credit recourse, compared with $17.3 billion at December 31, 2011. The Corporation generally recovers funds advanced pursuant to these arrangements from the mortgage owner, from liquidation proceeds when the mortgage loan is foreclosed or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantees programs. However, in the meantime, the Corporation must absorb the cost of the funds it advances during the time the advance is outstanding. The Corporation must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a defaulted loan is not cured, the mortgage loan would be canceled as part of the foreclosure proceedings and the Corporation would not receive any future servicing income with respect to that loan. At December 31, 2012, the outstanding balance of funds advanced by the Corporation under such mortgage loan servicing agreements was approximately $19 million, compared with $32 million at December 31, 2011. To the extent the mortgage loans underlying the Corporation’s servicing portfolio experience increased delinquencies, the Corporation would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts.

At December 31, 2012, the Corporation has reserves for customary representations and warranties related to loans sold by its U.S. subsidiary E-LOAN prior to 2009. Loans had been sold to investors on a servicing released basis subject to certain representations and warranties. Although the risk of loss or default was generally assumed by the investors, the Corporation made certain representations relating to borrower creditworthiness, loan documentation and collateral, which if not correct, may result in requiring the Corporation to repurchase the loans or indemnify investors for any related losses associated to these loans. At December 31, 2012 and December 31, 2011, the Corporation’s reserve for estimated losses from such representation and warranty arrangements amounted to $8 million and $11 million, respectively. E-LOAN is no longer originating and selling loans since the subsidiary ceased these activities in 2008.

On a quarterly basis, the Corporation reassesses its estimate for expected losses associated to E-LOAN’s customary representation and warranty arrangements. The analysis incorporates expectations on future disbursements based on quarterly repurchases and make-whole events. The analysis also considers factors such as the average length of time between the loan’s funding date and the loan repurchase date, as observed in the historical loan data. The liability is estimated as follows: (1) three year average of disbursement amounts (two year historical and one year projected) are used to calculate an average quarterly amount; (2) the quarterly average is annualized and multiplied by the repurchase distance, which currently averages approximately three years, to determine a liability amount; and (3) the calculated reserve is compared to current claims and disbursements to evaluate adequacy. The Corporation’s success rate in clearing the claims in full or negotiating lesser payouts has been fairly consistent. On average, the Corporation avoided paying on 40% of claimed amounts during the 24-month period ended December 31, 2012 (51% during the 24-month period ended December 31, 2011). On the remaining 60% of claimed amounts, the Corporation either repurchased the balance in full or negotiated settlements. For the accounts where the Corporation settled, it averaged paying 49% of claimed amounts during the 24-month period ended December 31, 2012 (59% during the 24-month period ended December 31, 2011). In total, during the 24-month period ended December 31, 2012, the Corporation paid an average of 33% of claimed amounts (24-month period ended December 31, 2011 – 33%).

E-LOAN’s outstanding unresolved claims related to representation and warranty obligations from mortgage loan sales prior to 2009 at December 31, 2012 and December 31, 2011 are presented in the table below.

Table 27 - E-LOAN’s Outstanding Unresolved Claims from Mortgage Loan Sales

(In thousands)	2012	2011
By Counterparty
GSEs	$1,270	$432
Whole loan and private-label securitization investors	533	360
Total outstanding claims by counterparty	$1,803	$792

By Product Type
1st lien (Prime loans)	$1,803	$792
Total outstanding claims by product type	$1,803	$792

The outstanding claims balance from private-label investors is comprised by two counterparties at December 31, 2012 and one counterparty at December 31, 2011.

In the case of E-LOAN, the Corporation indemnifies the lender, repurchases the loan, or settles the claim, generally for less than the full amount. Each repurchase case is different and each lender / servicer has different requirements. The large majority of the loans repurchased have been greater than 90 days past due at the time of repurchase and are included in the Corporation’s non-performing loans. During the year ended December 31, 2012, charge-offs recorded by E-LOAN against this representation and warranty reserve associated with loan repurchases, indemnification or make-whole events and settlement / closure of certain agreements with counterparties to reduce the exposure to future claims were minimal. Make-whole events are typically defaulted cases in which the investor attempts to recover by collateral or guarantees, and the seller is obligated to cover any impaired or unrecovered portion of the loan. Historically, claims have been predominantly for first mortgage agency loans and principally consist of underwriting errors related to undisclosed debt or missing documentation. The table that follows presents the changes in the Corporation’s liability for estimated losses associated with customary representations and warranties related to loans sold by E-LOAN, included in the consolidated statement of condition for the years ended December 31, 2012 and 2011.

Table 28 - Changes in Liability for Estimated Losses Related to Loans Sold by E-LOAN

(In thousands)	2012	2011
Balance as of beginning of period	$10,625	$30,659
Additions for new sales	-	-
(Reversal) provision for representation and warranties	(1,836)	(4,936)
Net charge-offs / terminations	(1,049)	(2,198)
Other - settlements paid	-	(12,900)
Balance as of end of period	$7,740	$10,625

PIHC fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries amounting to $0.5 billion at December 31, 2012 (December 31, 2011 - $0.7 billion). In addition, at December 31, 2012 and December 31, 2011, PIHC fully and unconditionally guaranteed on a subordinated basis $1.4 billion of capital securities (trust preferred securities) issued by wholly-owned issuing trust entities to the extent set forth in the applicable guarantee agreement. Refer to Note 22 to the consolidated financial statements for further information on the trust preferred securities.

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

The RMG is responsible for the overall coordination of risk management efforts throughout the Corporation and is composed of three reporting divisions: (i) Credit Risk Management, (ii) Compliance Management, and (iii) Financial and Operational Risk Management. The latter includes an Enterprise Risk Management function that facilitates, among other aspects, the identification, coordination, and management of multiple and cross-enterprise risks.

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

During 2012 U.S. real GDP increased 1.5 percent, while in 2011 it rose 2.0 percent. However, the economy weakened in the fourth quarter, posting a minus 0.1 percent annualized pace, due to weaker government spending and inventory drawdowns.

The unemployment rate fell 0.8 percentage points in 2012, almost the same as the 0.9 in 2011. But the quality of the change was better because the labor force participation rate stabilized. Energy prices were volatile in 2012 but have remained under the Federal Reserve’s 2% target.

During the last week of December, U.S. lawmakers put together an agreement to avert the “fiscal cliff”, the concerted spending cuts and tax hikes that were set to kick in during 2013. This has temporarily helped avoid the risk of another economic slowdown, and a possible recession. However, an agreement will have to be reached on federal spending to prevent the activation of automatic spending cuts.

The housing market recovery in the U.S. appears to be gaining strength as recent data suggests all around improvement in most indicators for the sector. Average home prices have been rising moderately across most major cities in recent months while confidence among homebuilders remains high. Though existing home sales have seen some volatility, the broader sales trends appear to be positive. Helped by the Federal Reserve’s renewed mortgage bond purchases, mortgage rates remain at record lows and are encouraging more buyers into the housing market. Housing inventories have also seen a steady decline recently, which could help support home prices in coming months, unless offset by an unexpected rise in foreclosures. Banks are also lending more as their balance sheets have been mostly repaired and since profitability has improved. A continued housing recovery is essential to sustain the labor market gains through job additions in the construction and related sectors.

The latest figures from the Puerto Rico Planning Board (PB) cut projected gross product growth for the current 2013 fiscal year (ends June 30) nearly in half, to 0.6% from 1.1%. The PB also cut the estimated economic growth rate during fiscal 2012 (ended June 30, 2012) to 0.4% from 0.9%. This was the first full year with a stable, but weak economy in Puerto Rico, following a six-year steep decline in economic activity. Employment continued to be a weak spot with the economy losing 13,000 jobs in 2012 and the unemployment rate at 13.4% by year-end. Puerto Rico’s fiscal situation is expected to continue to be challenging in 2013. The Commonwealth’s credit rating was downgraded by Moody’s in December 2012, to Baa3 with a negative outlook, with various factors noted, including the lack of clear growth catalysts, the fiscal budget deficits and the financial condition of the public sector employee pension plans, which are significantly underfunded. On February 21, 2013, Fitch ratings placed the BBB- plus general obligation bond ratings of the Commonwealth of Puerto Rico debt on Rating Watch Negative. The Rating Watch Negative reflects Fitch’s expectation of a significant increase in the Commonwealth’s estimated operating imbalance for the current and coming fiscal years, based on reported revenue results through the first half of the current fiscal year and public statements by the new government.

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

Management utilizes various tools to assess IRR, including simulation modeling, static gap analysis, and Economic Value of Equity (EVE). The three methodologies complement each other and are use jointly in the evaluation of the Corporation’s IRR. Simulation modeling is prepared for a five year period, which in conjunction with the EVE analysis, provides Management a better view of long term IRR.

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

Management assesses interest rate risk by comparing various net interest income simulations under different interest rate scenarios that differ in direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. For example, the types of rate scenarios processed during the year included economic most likely scenarios, flat rates, yield curve twists, + 200 and + 400 basis points parallel ramps and + 200 basis points parallel shocks. Given the fact that during the year ended December 31, 2012, some market interest rates were close to zero, management has focused on measuring the risk on net interest income in rising rate scenarios. Management also performs analyses to isolate and measure basis and prepayment risk exposures.

The asset and liability management group performs validation procedures on various assumptions used as part of the sensitivity analysis as well as validations of results on a monthly basis. In addition, the model and processes used to assess IRR are subject to third-party validations according to the guidelines established in the Model Governance and Validation policy. Due to the importance of critical assumptions in measuring market risk, the risk models incorporate third-party developed data for critical assumptions such as prepayment speeds on mortgage loans and mortgage-backed securities, estimates on the duration of the Corporation’s deposits and interest rate scenarios. These interest rate simulations exclude the impact on loans accounted pursuant to ASC Subtopic 310-30, whose yields are based on management’s current expectation of future cash flows.

The Corporation processes net interest income simulations under interest rate scenarios in which the yield curve is assumed to rise and decline gradually by the same amount. The rising rate scenarios considered in these market risk simulations reflect gradual parallel changes of 200 and 400 basis points during the twelve-month period ending December 31, 2013. Under a 200 basis points rising rate scenario, 2013 projected net interest income increases by $13.6 million, while under a 400 basis points rising rate scenario, 2013 projected net interest income increases by $23.7 million. These scenarios were compared against the Corporation’s flat or unchanged interest rates forecast scenario. Simulation analyses are based on many assumptions, including relative levels of market interest rates, interest rate spreads, loan prepayments and deposit decay. Thus, they should not be relied upon as indicative of actual results. Further, the estimates do not contemplate actions that management could take to respond to changes in interest rates. By their nature, these forward-looking computations are only estimates and may be different from what may actually occur in the future.

Static gap analysis measures the volume of assets and liabilities maturing or repricing at a future point in time. Static gap reports stratify all of the Corporation’s assets, liabilities and off-balance sheet positions according to the instrument’s maturity, repricing characteristics and optionality, assuming no new business. The repricing volumes typically include adjustments for anticipated future asset prepayments and for differences in sensitivity to market rates. The volume of assets and liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Depending on the duration and repricing characteristics, changes in interest rates could either increase or decrease the level of net interest income. For any given period, the pricing structure of the assets and liabilities is generally matched when an equal amount of such assets and liabilities mature or reprice in that period. Any mismatch of interest earning assets and interest bearing liabilities is known as a gap position. A positive gap denotes asset sensitivity, which means that an increase in interest rates could have a positive effect on net interest income, while a decrease in interest rates could have a negative effect on net interest income. As shown in Table 29, at December 31, 2012, the Corporation’s one-year cumulative positive gap was $2.7 billion, or 8.55% of total earning assets. This compares with $3.3 billion or 10.26%, respectively, at December 31, 2011. The change in the one-year cumulative gap position was influenced in part by a lower level of loans expected to reprice or mature within 2013 and the cancellation during June 2012 of approximately $350 million in long-term repurchase agreements that were replaced with short term Federal Home Loan Bank advances. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures. They do not incorporate possible actions that could be taken to manage the Corporation’s IRR, nor do they capture the basis risks that might be included within the cumulative gap, given possible changes in the spreads between asset rates and the rates used to fund them.

Table 29 - Interest Rate Sensitivity

		At December 31, 2012
		By repricing dates

(Dollars in thousands)		0-30 days		Within 31 - 90 days		After three months but within six months		After six months but within nine months		After nine months but within one year		After one year but within two years		After two years		Non-interest bearing funds		Total
Assets:
Money market investments	$	1,057,261	$	28,119	$	100	$	100	$	-		-		-		-	$	1,085,580
Investment and trading securities		287,503		389,742		757,552		338,520		192,335	$	691,394	$	3,069,940		-		5,726,986
Loans		7,702,059		1,023,146		968,155		875,692		857,720		2,587,312		11,079,548		-		25,093,632
Other assets		-		-		-		-		-		-		-	$	4,601,337		4,601,337
Total		9,046,823		1,441,007		1,725,807		1,214,312		1,050,055		3,278,706		14,149,488		4,601,337		36,507,535
Liabilities and stockholders’ equity:
Savings, NOW and money market and other interest bearing demand deposits		3,323,544		11		-		-		103		299		8,971,318		-		12,295,275
Certificates of deposit		1,313,606		1,417,215		1,774,542		795,469		566,412		1,405,065		1,638,400		-		8,910,709
Federal funds purchased and assets sold under agreements to repurchase		1,077,775		245,489		-		-		-		16,291		677,197		-		2,016,752
Other short-term borrowings		636,200		-		-		-		-		-		-		-		636,200
Notes payable		95		48,190		182		50,182		499,652		189,441		989,979		-		1,777,721
Non-interest bearing deposits		-		-		-		-		-		-		-		5,794,629		5,794,629
Other non-interest bearing liabilities		-		-		-		-		-		-		-		966,249		966,249
Stockholders’ equity		-		-		-		-		-		-		-		4,110,000		4,110,000
Total	$	6,351,220	$	1,710,905	$	1,774,724	$	845,651	$	1,066,167	$	1,611,096	$	12,276,894	$	10,870,878	$	36,507,535
Interest rate sensitive gap		2,695,603		(269,898)		(48,917)		368,661		(16,112)		1,667,610		1,872,594		(6,269,541)		-
Cumulative interest rate sensitive gap		2,695,603		2,425,705		2,376,788		2,745,449		2,729,337		4,396,947		6,269,541		-		-
Cumulative interest rate sensitive gap to earning assets		8.45	%	7.60	%	7.45	%	8.60	%	8.55	%	13.78	%	19.65	%	-		-

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

The Corporation’s loan and investment portfolios are subject to prepayment risk, which results from the ability of a third-party to repay debt obligations prior to maturity. Prepayment risk also could have a significant impact on the duration of mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten (or lower prepayments could extend) the weighted average life of these portfolios. Table 30, which presents the maturity distribution of earning assets, takes into consideration prepayment assumptions.

Table 30 - Maturity Distribution of Earning Assets

	As of December 31, 2012

	Maturities

		After one year through five years		After five years
(In thousands)	One year or less	Fixed interest rates	Variable interest rates	Fixed interest rates	Variable interest rates	Total

Money market securities	$1,085,580	-	-	-	-	$1,085,580

Investment and trading securities	1,828,347	$1,712,820	$105,961	$1,808,453	$78,556	5,534,137

Loans:

Commercial	3,812,512	1,772,625	2,602,668	671,194	1,350,781	10,209,780

Construction	308,432	19,430	34,178	8,754	4,308	375,102

Lease financing	211,730	335,442	-	12	-	547,184

Consumer	1,981,618	1,320,024	304,674	91,397	171,173	3,868,886

Mortgage	1,364,736	2,100,149	247,697	2,350,067	274,059	6,336,708

Total non-covered loans	7,679,028	5,547,670	3,189,217	3,121,424	1,800,321	21,337,660
Covered loans under FDIC loss sharing agreements	1,668,280	510,360	680,223	379,144	517,965	3,755,972

	$12,261,235	$7,770,850	$3,975,401	$5,309,021	$2,396,842	$31,713,349

Note:

Equity securities available-for-sale and other investment securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock held by the Corporation, are not included in this table.

Loans held-for-sale have been allocated according to the expected sale date.

Covered loans

The loans acquired in the Westernbank FDIC-assisted transaction were initially recorded at estimated fair values. As expressed in the Critical Accounting Policies / Estimates section of this MD&A, most of the covered loans have an accretable yield. The accretable yield includes the future interest expected to be collected over the remaining life of the acquired loans and the purchase premium or discount. The remaining life includes the effects of estimated prepayments and expected credit losses. For covered loans accounted for under ASC Subtopic 310-30, the Corporation is required to periodically evaluate its estimate of cash flows expected to be collected. These evaluations, performed quarterly, require the continued usage of key assumptions and estimates. Management must apply judgment to develop its estimates of cash flows for those covered loans given the impact of home price and property value changes, changes in interest rates and loss severities and prepayment speeds. Decreases in the expected cash flows by pool will generally result in a charge to the provision for credit losses resulting in an increase to the allowance for loan losses, while increases in the expected cash flows of a pool will generally result in an increase in interest income over the remaining life of the loan, or pool of loans.

Trading

The Corporation engages in trading activities in the ordinary course of business at Popular Securities and Popular Mortgage. Popular Securities’ trading activities consist primarily of market-making activities to meet expected customers’ needs related to its retail brokerage business and purchases and sales of U.S. Government and government sponsored securities with the objective of realizing gains from expected short-term price movements. Popular Mortgage’s trading activities consist primarily of holding U.S. Government sponsored mortgage-backed securities classified as “trading” and hedging the related market risk with “TBA” (to-be-announced) market transactions. The objective is to derive spread income from the portfolio and not to benefit from short-term market movements. In addition, Popular Mortgage uses forward contracts or TBAs to hedge its securitization pipeline. Risks related to variations in interest rates and market volatility are hedged with TBAs that have characteristics similar to that of the forecasted security and its conversion timeline.

At December 31, 2012, the Corporation held for trading, securities with a fair value of $315 million, representing approximately 1% of the Corporation’s total assets, compared with $436 million and 1% a year earlier. Mortgage-backed securities represented 84% of the trading portfolio at December 31, 2012, compared with 75% at the end of 2011. The mortgage-backed securities are investment grade securities. Trading instruments are recognized at fair value, with changes resulting from fluctuations in market prices, interest rates or exchange rates reported in current period earnings. The Corporation recognized net trading account loss of $17.7 million for the year ended December 31, 2012. Table 31 provides the composition of the trading portfolio at December 31, 2012 and 2011.

Table 31 - Trading Portfolio

	December 31, 2012		December 31, 2011

(Dollars in thousands)	Amount	Weighted Average Yield [1]	Amount	Weighted Average Yield [1]

Mortgage-backed securities	$262,863	4.64%	$325,205	4.56%

Collateralized mortgage obligations	3,117	4.57	3,545	4.69

Commercial paper	1,778	5.05	-	-

Puerto Rico and U.S. Government obligations	24,801	4.74	90,648	4.87

Interest-only strips	1,136	11.40	1,378	12.80

Other (includes related trading derivatives)	20,830	4.07	15,555	4.32

Total	$314,525	4.64%	$436,331	4.64%

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

The Corporation’s trading portfolio had a 5-day VAR of approximately $1.2 million, assuming a confidence level of 99%, for the last week in December 2012. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates. Backtesting is performed to compare actual results against maximum estimated losses, in order to evaluate model and assumptions accuracy.

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

The Corporation’s derivative activities are entered primarily to offset the impact of market volatility on the economic value of assets or liabilities. The net effect on the market value of potential changes in interest rates of derivatives and other financial instruments is analyzed. The effectiveness of these hedges is monitored to ascertain that the Corporation is reducing market risk as expected. Derivative transactions are generally executed with instruments with a high correlation to the hedged asset or liability. The underlying index or instrument of the derivatives used by the Corporation is selected based on its similarity to the asset or liability being hedged. As a result of interest rate fluctuations, fixed and variable interest rate hedged assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Management will assess if circumstances warrant liquidating or replacing the derivatives position in the hypothetical event that high correlation is reduced. Based on the Corporation’s derivative instruments outstanding at December 31, 2012, it is not anticipated that such a scenario would have a material impact on the Corporation’s financial condition or results of operations.

Certain derivative contracts also present credit risk and liquidity risk because the counterparties may not comply with the terms of the contract, or the collateral obtained might be illiquid or become so. The Corporation controls credit risk through approvals, limits and monitoring procedures, and through master netting and collateral agreements whenever possible. Further, as applicable under the terms of the master agreements, the Corporation may obtain collateral, where appropriate, to reduce credit risk. The credit risk attributed to the counterparty’s nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by the fair value measurements guidance, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. During the year ended December 31, 2012, inclusion of the credit risk in the fair value of the derivatives resulted in a net gain of $2.9 million (2011 – net loss of $0.6 million; 2010 – net loss of $0.2 million), which consisted of a loss of $0.5 million (2011 – gain of $1.1 million; 2010 – loss of $0.5 million) resulting from the Corporation’s credit standing adjustment and a gain of $3.4 million (2011 – loss of $1.7 million; 2010 – gain of $0.3 million) from the assessment of the counterparties’ credit risk. At December 31, 2012, the Corporation had $46 million (2011 - $ 72 million) recognized for the right to reclaim cash collateral posted. On the other hand, the Corporation had $ 1 million recognized for the obligation to return cash collateral received at December 31, 2012 (2011 - $ 2 million).

The Corporation performs appropriate due diligence and monitors the financial condition of counterparties that represent a significant volume of credit exposure. Additionally, the Corporation has exposure limits to prevent any undue funding exposure.

Cash Flow Hedges

The Corporation manages the variability of cash payments due to interest rate fluctuations by the effective use of derivatives designated as cash flow hedges and that are linked to specified hedged assets and liabilities. The notional amount of derivatives designated as cash flow hedges at December 31, 2012 amounted to $ 281 million (2011 - $ 137 million). The cash flow hedges outstanding relate to forward contracts or “to be announced” (“TBA”) mortgage-backed securities that are sold and bought for future settlement to hedge mortgage-backed securities and loans prior to securitization. The seller agrees to deliver on a specified future date a specified instrument at a specified price or yield. These securities are hedging a forecasted transaction and thus qualify for cash flow hedge accounting.

Refer to Note 29 to the consolidated financial statements for additional quantitative information on these derivative contracts.

Fair Value Hedges

The Corporation did not have any derivatives designated as fair value hedges during the years ended December 31, 2012 and 2011.

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

At December 31, 2012, the Corporation had outstanding $ 0.8 billion (2011- $ 1.4 billion) in notional amount of interest rate swap agreements with a net negative fair value of $3 million (2011 – net negative fair value of $6 million), which were not designated as accounting hedges. These swaps were entered in the Corporation’s capacity as an intermediary on behalf of its customers and their offsetting swap position.

For the year ended December 31, 2012, the impact of the mark-to-market of interest rate swaps not designated as accounting hedges was a net increase in earnings of approximately $ 3.0 million, recorded in the other operating income category of the consolidated statement of operations, compared with an earnings reduction of approximately $ 1.4 million and $ 0.9 million, in 2011 and in 2010 respectively.

At December 31, 2012, the Corporation had forward contracts with a notional amount of $ 53 million (2011 - $ 115 million) and a net negative fair value of $ 8 thousand (2011 - net negative fair value of $ 0.2 million) not designated as accounting hedges. These forward contracts are considered derivatives and are recorded at fair value. Subsequent changes in the value of these forward contracts are recorded in the consolidated statement of operations. For the year ended December 31, 2012, the impact of the mark-to-market of the forward contracts not designated as accounting hedges was a reduction to non-interest income of $ 8.0 million (2011 - loss of $ 32.5 million; 2010 - loss of $ 10.2 million), which was included in the category of trading account profit in the consolidated statement of operations. The lower loss in 2012 was mainly attributable to lower volume of forward contracts.

Furthermore, the Corporation has over-the-counter option contracts which are utilized in order to limit the Corporation’s exposure on customer deposits whose returns are tied to the S&P 500 or to certain other equity securities or commodity indexes. The Corporation offers certificates of deposit with returns linked to these indexes to its retail customers, principally in connection with individual retirement accounts (IRAs), and certificates of deposit. At December 31, 2012, these deposits amounted to $ 84 million (2011 - $ 82 million), or less than 1% (2011 – less than 1%) of the Corporation’s total deposits. In these certificates, the customer’s principal is guaranteed by the Corporation and insured by the FDIC to the maximum extent permitted by law. The instruments pay a return based on the increase of these indexes, as applicable, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested but allows the customer the potential to earn a return based on the performance of the indexes.

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

The purchased indexed options are used to economically hedge the bifurcated embedded option. These option contracts do not qualify for hedge accounting, and therefore, cannot be designated as accounting hedges. At December 31, 2012, the notional amount of the indexed options on deposits approximated $ 86 million (2011 - $ 73 million) with a fair value of $ 14 million (asset) (2011 - $ 11 million) while the embedded options had a notional value of $ 84 million (2011 - $ 82 million) with a fair value of $ 11 million (liability) (2011 - $ 8 million).

Refer to Note 29 to the consolidated financial statements for a description of other non-hedging derivative activities utilized by the Corporation during 2012 and 2011.

Foreign Exchange

The Corporation holds an interest in Centro Financiero BHD, S.A. (“BHD”) in the Dominican Republic, which is an investment accounted for under the equity method. The Corporation’s carrying value of the equity interest in BHD approximated $79 million at December 31, 2012. This business is conducted in the country’s foreign currency. The resulting foreign currency translation adjustment, from operations for which the functional currency is other than the U.S. dollar, is reported in accumulated other comprehensive loss in the consolidated statements of condition, except for highly-inflationary environments in which the effects would be included in the consolidated statements of operations. At December 31, 2012, the Corporation had approximately $31 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive loss, compared with an unfavorable adjustment of $29 million at December 31, 2011 and $36 million at December 31, 2010.

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

An institution’s liquidity may be pressured if, for example, its credit rating is downgraded, it experiences a sudden and unexpected substantial cash outflow, or some other event causes counterparties to avoid exposure to the institution. Factors that the Corporation does not control, such as the economic outlook, adverse ratings of its principal markets and regulatory changes, could also affect its ability to obtain funding.

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

Deposits, including customer deposits, brokered deposits, and public funds deposits, continue to be the most significant source of funds for the Corporation, funding 74% of the Corporation’s total assets at December 31, 2012, compared with 75% at December 31, 2011 and 69% at December 31, 2010. The ratio of total ending loans to deposits was 93% at December 31, 2012, compared with 91% at the same date in 2011 and 99% in 2010. In addition to traditional deposits, the Corporation maintains borrowing arrangements. At December 31, 2012, these borrowings consisted primarily of $2.0 billion in assets sold under agreement to repurchase, $1.2 billion in advances with the FHLB, $939 million in junior subordinated deferrable interest debentures (net of discount of $437 million) and $237 million in term notes. A detailed description of the Corporation’s borrowings, including their terms, is included in Notes 19 to 21 to the consolidated financial statements. Also, the consolidated statements of cash flows in the accompanying consolidated financial statements provide information on the Corporation’s cash inflows and outflows.

During 2012, the Corporation’s liquidity position remained strong. The Corporation executed several strategies to deploy excess liquidity at its banking subsidiaries and improve the Corporation’s net interest margin. During 2011, the Corporation fully repaid the note issued to the FDIC, which had a carrying amount of $2.5 billion at December 31, 2010. Also, the Corporation deployed excess liquidity at the BPNA reportable segment, including proceeds received from the sale of non-conventional mortgage loans to purchase $753 million in securities during the first quarter of 2011, primarily U.S. Agencies securities and U.S. Government agency-issued collateralized mortgage obligations. Funds were invested in longer-term securities to improve the net interest margin. These securities can be pledged to other counterparties in the repo market and continue to serve as a source to manage the Corporation’s liquidity needs. Furthermore, in the first quarter of 2011, the Corporation repaid $100 million of medium-term notes, which was accounted for as an early extinguishment of debt. In 2012, BPNA acquired $499 million in loans to deploy its excess liquidity and strengthen revenues.

The following sections provide further information on the Corporation’s major funding activities and needs, as well as the risks involved in these activities. A detailed description of the Corporation’s borrowings and available lines of credit, including its terms, is included in Notes 19 to 21 to the consolidated financial statements. Also, the consolidated statements of cash flows in the accompanying consolidated financial statements provide information on the Corporation’s cash inflows and outflows.

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

Note 44 to the consolidated financial statements provides a consolidating statement of cash flows which includes the Corporation’s banking subsidiaries as part of the “All other subsidiaries and eliminations” column.

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

Deposits are a key source of funding as they tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. Refer to Table 19 for a breakdown of deposits by major types. Core deposits are generated from a large base of consumer, corporate and institutional customers. Core deposits include all non-interest bearing deposits, savings deposits and certificates of deposit under $100,000, excluding brokered deposits with denominations under $100,000. Core deposits have historically provided the Corporation with a sizable source of relatively stable and low-cost funds. Core deposits totaled $21.8 billion, or 81% of total deposits, at December 31, 2012, compared with $21.3 billion, or 76% of total deposits, at December 31, 2011. Core deposits financed 68% of the Corporation’s earning assets at December 31, 2012, compared with 66% at December 31, 2011.

Certificates of deposit with denominations of $100,000 and over at December 31, 2012 totaled $3.2 billion, or 12% of total deposits, compared with $4.2 billion, or 15%, at December 31, 2011. Their distribution by maturity at December 31, 2012 is presented in the table that follows.

Table 32 - Distribution by Maturity of Certificate of Deposits of $100,000 and Over

(In thousands)
3 months or less	$1,323,848
3 to 6 months	574,114
6 to 12 months	523,850
Over 12 months	821,924
$3,243,736

Average deposits, including brokered deposits, for the year ended December 31, 2012 represented 85% of average earning assets, compared with 84% and 78% for the years ended December 31, 2011 and 2010, respectively. Table 33 summarizes average deposits for the past five years.

Table 33 - Average Total Deposits

	For the year ended December 31,

(In thousands)	2012	2011	2010	2009	2008

Non-interest bearing demand deposits	$5,356,649	$5,058,424	$4,732,132	$4,293,285	$4,120,280

Savings accounts	6,571,133	6,320,825	5,970,000	5,538,077	5,600,377

NOW, money market and other interest bearing demand accounts	5,555,203	5,204,235	4,981,332	4,804,023	4,948,186

Certificates of deposit:

Under $100,000	5,276,389	5,966,089	6,099,741	7,166,756	6,955,843

$100,000 and over	3,375,846	4,026,042	4,073,047	4,214,125	4,598,146

Certificates of deposit	8,652,235	9,992,131	10,172,788	11,380,881	11,553,989

Other time deposits	768,713	927,776	794,245	811,943	1,241,447

Total interest bearing deposits	21,547,284	22,444,967	21,918,365	22,534,924	23,343,999

Total average deposits	$26,903,933	$27,503,391	$26,650,497	$26,828,209	$27,464,279

At December 31, 2012, approximately 8% of the Corporation’s assets were financed by brokered deposits, compared with 9% at December 31, 2011. The Corporation had $2.8 billion in brokered deposits at December 31, 2012, compared with $3.4 billion at December 31, 2011. The Corporation decreased its use of brokered deposits in 2012 as compared to year-end 2011, by replacing some of the decline with other borrowing sources with lower costs. In the event that any of the Corporation’s banking subsidiaries’ regulatory capital ratios fall below those required by a well-capitalized institution or are subject to capital restrictions by the regulators, that banking subsidiary faces the risk of not being able to raise or maintain brokered deposits and faces limitations on the rate paid on deposits, which may hinder the Corporation’s ability to effectively compete in its retail markets and could affect its deposit raising efforts.

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

The Corporation’s banking subsidiaries have the ability to borrow funds from the FHLB. At December 31, 2012 and 2011, the banking subsidiaries had credit facilities authorized with the FHLB aggregating $2.8 billion and $2.0 billion, respectively, based on assets pledged with the FHLB at those dates. Outstanding borrowings under these credit facilities totaled $1.2 billion and $0.9 billion at December 31, 2012 and 2011, respectively. Such advances are collateralized by loans held-in-portfolio, do not have restrictive covenants and do not have any callable features. At December 31, 2012, the credit facilities authorized with the FHLB were collateralized by $3.8 billion in loans held-in-portfolio, compared with $3.2 billion at December 31, 2011. Refer to Notes 20 and 21 to the consolidated financial statements for additional information on the terms of FHLB advances outstanding.

At December 31, 2012, the Corporation’s borrowing capacity at the Fed’s Discount Window amounted to approximately $3.1 billion, compared with $2.6 billion at December 31, 2011, which remained unused as of both dates. This facility is a collateralized source of credit that is highly reliable even under difficult market conditions. The amount available under this borrowing facility is dependent upon the balance of performing loans and securities pledged as collateral and the haircuts assigned to such collateral. At December 31, 2012, this credit facility with the Fed was collateralized by $4.7 billion in loans held-in-portfolio, compared with $4.0 billion at December 31, 2011.

During the years ended December 31, 2012 and 2011, the Corporation’s bank holding companies (Popular, Inc. (“PIHC”) and Popular North America, Inc. (“PNA”)), (“BHCs”) did not make any capital contributions to BPNA and BPPR.

On July 25, 2011, PIHC and BPPR entered into a Memorandum of Understanding with the Federal Reserve Bank of New York and the Office of the Commissioner of Financial Institutions of Puerto Rico that requires the approval of these entities prior to the payment of any dividends by BPPR to PIHC. BPNA could not declare any dividends without the approval of the Federal Reserve Board.

At December 31, 2012, management believes that the banking subsidiaries had sufficient current and projected liquidity sources to meet their anticipated cash flow obligations, as well as special needs and off-balance sheet commitments, in the ordinary course of business and have sufficient liquidity resources to address a stress event. Although the banking subsidiaries have historically been able to replace maturing deposits and advances if desired, no assurance can be given that they would be able to replace those funds in the future if the Corporation’s financial condition or general market conditions were to change. The Corporation’s financial flexibility will be severely constrained if its banking subsidiaries are unable to maintain access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. The banking subsidiaries also are required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of changes in interest rates, a liquidity crisis or any other factors, the Corporation will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity. Finally, if management is required to rely more heavily on more expensive funding sources to support future growth, revenues may not increase proportionately to cover costs. In this case, profitability would be adversely affected.

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

The effects of the loss sharing agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above, except for the liquidity provided by the pledging of the loans to the FHLB, following their release of collateral upon full repayment of the FDIC note in December 2011. The long-term effects that we may experience will depend primarily on the ability of the borrowers whose loans are covered by the loss sharing agreements to make payments over time. As the loss sharing agreements are in effect for a period of ten years for one-to-four family loans and five years for commercial, construction and consumer loans (with periods commencing on April 30, 2010), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. Management believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC on the claims filed may be recognized unevenly over this period, as management exhausts its collection efforts under the Corporation’s normal practices.

Bank Holding Companies

The principal sources of funding for the holding companies include cash on hand, investment securities, dividends received from banking and non-banking subsidiaries (subject to regulatory limits and authorizations) asset sales, credit facilities available from affiliate banking subsidiaries and proceeds from potential securities offerings. The principal source of cash flows for the parent holding company during 2012 was the payment of $155 million in net capital distributions from EVERTEC.

The principal use of these funds include the repayment of debt, and interest payments to holders of senior debt and junior subordinated deferrable interest (related to trust preferred securities) and capitalizing its banking subsidiaries. During 2012, the main cash flows of the holding companies were $128.1 million for interest on outstanding debt and $41.8 million for repayment at maturity of senior debt obligation.

Another use of liquidity at the parent holding company is the payment of dividends on preferred stock. At the end of 2010, the Corporation resumed paying dividends on its Series A and B preferred stock. The preferred stock dividends amounted to $3.7 million for the year ended December 31, 2012 and 2011. The preferred stock dividends paid were financed by issuing new shares of common stock to the participants of the Corporation’s qualified employee savings plans. The Corporation is required to obtain approval from the Fed prior to declaring or paying dividends, incurring, increasing or guaranteeing debt or making any distributions on its trust preferred securities or subordinated debt. The Corporation anticipates that any future preferred stock dividend payments would continue to be financed with the issuance of new common stock in connection with its qualified employee savings plans. The Corporation is not paying dividends to holders of its common stock.

The BHCs have in the past borrowed in the money markets and in the corporate debt market primarily to finance their non-banking subsidiaries, however, the cash needs of the Corporation’s non-banking subsidiaries other than to repay indebtness and interest are now minimal. These sources of funding have become more costly due to the reductions in the Corporation’s credit ratings. The Corporation’s principal credit ratings are below “investment grade” which affects the Corporation’s ability to raise funds in the capital markets. The Corporation has an open-ended, automatic shelf registration statement filed and effective with the Securities and Exchange Commission, which permits the Corporation to issue an unspecified amount of debt or equity securities

Note 44 to the consolidated financial statements provides a statement of condition, of operations and of cash flows for the three BHCs. The loans held-in-portfolio in such financial statements are principally associated with intercompany transactions.

The outstanding balance of notes payable at the BHCs amounted to $1.2 billion at December 31, 2012 and 2011. These borrowings are principally junior subordinated debentures (related to trust preferred securities), including those issued to the U.S. Treasury as part of the TARP, and unsecured senior debt (term notes). The repayment of the BHCs obligations represents a potential cash need which is expected to be met with a combination of internal liquidity resources stemming mainly from future dividend receipts and new borrowings. Increasing or guaranteeing new debt would be subject to the approval of the Fed.

The contractual maturities of the BHC’s notes payable at December 31, 2012 are presented in Table 34.

Table 34 - Distribution of BHC’s Notes Payable by Contractual Maturity

Year	(In thousands)
2013	$3,000
2014	78,602
2015	35,162
2016	119,857
2017	-
Later years	439,800
No stated maturity	936,000
Sub-total	1,612,421
Less: Discount	436,530
Total	$1,175,891

As indicated previously, the BHC did not issue new registered debt in the capital markets during the year ended December 31, 2012.

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

Other Funding Sources and Capital

The investment securities portfolio provides an additional source of liquidity, which may be realized through either securities sales or repurchase agreements. The Corporation’s investment securities portfolio consists primarily of liquid U.S. government investment securities, sponsored U.S. agency securities, government sponsored mortgage-backed securities, and collateralized mortgage obligations that can be used to raise funds in the repo markets. At December 31, 2012, the investment and trading securities portfolios, as shown in Table 30, totaled $5.5 billion, of which $1.8 billion, or 33%, had maturities of one year or less. Mortgage-related investments in Table 30 are presented based on expected maturities, which may differ from contractual maturities, since they could be subject to prepayments. The availability of the repurchase agreement would be subject to having sufficient unpledged collateral available at the time the transactions are to be consummated, in addition to overall liquidity and risk appetite of the various counterparties. The Corporation’s unpledged investment and trading securities, excluding other investment securities, amounted to $2.0 billion at December 31, 2012 and $1.5 billion at December 31, 2011. A substantial portion of these securities could be used to raise financing quickly in the U.S. money markets or from secured lending sources.

Additional liquidity may be provided through loan maturities, prepayments and sales. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans, have secondary markets which the Corporation could use. The maturity distribution of the total loan portfolio at December 31, 2012 is presented in Table 30. As of that date, $9.3 billion, or 37% of the loan portfolio was expected to mature within one year, compared with $10.1 billion or 40% of the loan portfolio in the previous year. The contractual maturities of loans have been adjusted to include prepayments based on historical data and prepayment trends.

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

The importance of the Puerto Rico market for the Corporation is an additional risk factor that could affect its financing activities. In the case of a deterioration in economic conditions in Puerto Rico, the credit quality of the Corporation could be affected and result in higher credit costs. The Puerto Rico economy continues to face various challenges, including significant pressures in some sectors of the residential real estate market. Refer to the Geographical and Government Risk section of this MD&A for some highlights on the current status of the Puerto Rico economy.

Factors that the Corporation does not control, such as the economic outlook and credit ratings of its principal markets and regulatory changes, could also affect its ability to obtain funding. In order to prepare for the possibility of such scenario, management has adopted contingency plans for raising financing under stress scenarios when important sources of funds that are usually fully available are temporarily unavailable. These plans call for using alternate funding mechanisms, such as the pledging of certain asset classes and accessing secured credit lines and loan facilities put in place with the FHLB and the Fed.

The credit ratings of Popular’s debt obligations are a relevant factor for liquidity because they impact the Corporation’s ability to borrow in the capital markets, its cost and access to funding sources. Credit ratings are based on the financial strength, credit quality and concentrations in the loan portfolio, the level and volatility of earnings, capital adequacy, the quality of management, the liquidity of the balance sheet, the availability of a significant base of core retail and commercial deposits, and the Corporation’s ability to access a broad array of wholesale funding sources, among other factors.

The Corporation’s banking subsidiaries have historically not used unsecured capital market borrowings to finance its operations, and therefore are less sensitive to the level and changes in the Corporation’s overall credit ratings. At the BHCs, the volume of capital market borrowings has declined substantially, as the non-banking lending businesses that it had historically funded have been shut down and the need to raise unsecured senior debt has been substantially reduced.

Obligations Subject to Rating Triggers or Collateral Requirements

The Corporation’s banking subsidiaries currently do not use borrowings that are rated by the major rating agencies, as these banking subsidiaries are funded primarily with deposits and secured borrowings. The banking subsidiaries had $21 million in deposits at December 31, 2012 that are subject to rating triggers.

Some of the Corporation’s derivative instruments include financial covenants tied to the bank’s well-capitalized status and certain formal regulatory actions. These agreements could require exposure collateralization, early termination or both. The fair value of derivative instruments in a liability position subject to financial covenants approximated $31 million at December 31, 2012, with the Corporation providing collateral totaling $46 million to cover the net liability position with counterparties on these derivative instruments.

In addition, certain mortgage servicing and custodial agreements that BPPR has with third parties include rating covenants. In the event of a credit rating downgrade, the third parties have the right to require the institution to engage a substitute cash custodian for escrow deposits and/or increase collateral levels securing the recourse obligations. Also, as discussed in the Guarantees section of this MD&A, the Corporation services residential mortgage loans subject to credit recourse provisions. Certain contractual agreements require the Corporation to post collateral to secure such recourse obligations if the institution’s required credit ratings are not maintained. Collateral pledged by the Corporation to secure recourse obligations amounted to approximately $135 million at

December 31, 2012. The Corporation could be required to post additional collateral under the agreements. Management expects that it would be able to meet additional collateral requirements if and when needed. The requirements to post collateral under certain agreements or the loss of escrow deposits could reduce the Corporation’s liquidity resources and impact its operating results.

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

The significant changes in the economic conditions and the resulting changes in the borrower’s profile over the past several years requires the Corporation to continue to focus on the identification, monitoring and managing of its credit risk. The Corporation manages credit risk by maintaining sound underwriting standards, monitoring and evaluating loan portfolio quality, its trends and collectability, and assessing reserves and loan concentrations. Also, credit risk is mitigated by implementing and monitoring lending policies and collateral requirements, and instituting credit review procedures to ensure appropriate actions to comply with laws and regulations. The Corporation’s credit policies require prompt identification and quantification of asset quality deterioration or potential loss in order to ensure the adequacy of the allowance for loan losses. Included in these policies, primarily determined by the amount, type of loan and risk characteristics of the credit facility, are various approval levels and lending limit constraints, ranging from the branch or department level to those that are more centralized. When considered necessary, the Corporation requires collateral to support credit extensions and commitments, which is generally in the form of real estate and personal property, cash on deposit and other highly liquid instruments.

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

The Corporation also has a Corporate Credit Risk Management Division (“CCRMD”). CCRMD is a centralized unit, independent of the lending function. The CCRMD’s functions include identifying, measuring and controlling credit risk independently from the business units, evaluating the credit risk rating system and reviewing the adequacy of the allowance for loan losses in accordance with GAAP and regulatory standards. CCRMD also ensures that the subsidiaries comply with the credit policies and applicable regulations, and monitors credit underwriting standards. Also, the CCRMD performs ongoing monitoring of the portfolio, including potential areas of concern for specific borrowers and/or geographic regions. The CCRMD has strengthened its quantitative measurement capabilities, part of continued improvements to the credit risk management processes.

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

The Corporation also created during the first quarter of 2012 the Commercial Credit Administration Group, which includes the Special Loans Division, the Commercial Credit Operations Division and the Loss-Sharing Agreement Administration Group. This unit focuses on maximizing the value of the Corporation’s special loans and other real estate owned of the commercial portfolio, as well as the FDIC covered loans portfolio. The continued expansion of the workout resources demonstrates the Corporation’s commitment on proactively identifying problem loans in order to reduce the level of non-performing assets.

At December 31, 2012, the Corporation’s credit exposure was centered in its $25.1 billion total loan portfolio, which represented 79% of its earning assets. The portfolio composition for the last five years is presented in Table 11.

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

At December 31, 2012, the Corporation maintained a reserve of approximately $5 million for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit (2011 - $15 million).

The Corporation is also exposed to credit risk by using derivative instruments but manages the level of risk by only dealing with counterparties of good credit standing, entering into master netting agreements whenever possible and, when appropriate, obtaining collateral. Refer to Note 29 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities, and the Derivatives sub-section included under Risk Management in this MD&A.

The Corporation may also encounter risk of default in relation to its investment securities portfolio. Refer to Notes 8 and 9 for the composition of the investment securities available-for-sale and held-to-maturity. The investment securities portfolio held by the Corporation at December 31, 2012 are mostly Obligations of U.S. Government sponsored entities, collateralized mortgage obligations, mortgage-backed securities and Obligations of Puerto Rico, States and political subdivisions. The vast majority of these securities are rated the equivalent of AAA by the major rating agencies. A substantial portion of these instruments are guaranteed by mortgages, a U.S. government sponsored entity or the full faith and credit of the U.S. Government.

The Corporation’s credit risk exposure is spread among individual consumers, small and medium businesses, as well as corporate borrowers engaged in a wide variety of industries. Only 194 of these commercial lending relationships have an aggregate exposure of $10 million or more. At December 31, 2012, highly leveraged transactions and credit facilities to finance real estate ventures or business acquisitions amounted to $93 million, and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits.

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

The U.S. economic conditions showed positive signs throughout 2012, however concerns remain given the uneven and uncertain nature of the economic recovery. The continued high unemployment rate, as well as the risks and uncertainties associated with the U.S. government budget issues, among other factors, slowed any significant recovery. The pronounced downturn in the residential real estate market since early 2007 resulted in significantly lower real estate values. The Corporation has significant exposure in loans secured by real estate. Further declines in property values could impact the credit quality of the Corporation’s U.S. loan portfolios because the value of the collateral underlying the loans is the primary source of repayment in the event of foreclosure. Recent indicators suggests that the U.S. economy should continue stable with modest improvements in unemployment rates, occupancies and leases rates, as well as stabilizing housing prices, but risks remain elevated.

The level of real estate prices in Puerto Rico has been more stable than in other U.S. markets, in part motivated by the Puerto Rico Government. Nevertheless, the current economic environment has accelerated the devaluation of properties when compared with previous periods. Also, additional economic weakness in Puerto Rico and the U.S. mainland could further pressure residential property values. Lower real estate values could increase the provision for loan losses, loan delinquencies, foreclosures and the cost of repossessing and disposing of real estate collateral.

The Corporation is reaping the benefits from numerous de-risking strategies taken since 2009. During 2009, the Corporation executed a plan to close, consolidate or sell underperforming branches and exit lending businesses that do not generate deposits or fee income. The Corporation significantly curtailed the production of non-traditional mortgages as it ceased originating non-conventional mortgage loans in its U.S. mainland operations. This initiative was part of the BPNA restructuring plan implemented in 2008. During 2011, BPNA sold a substantial portion of its non-conventional mortgage loan portfolio. The non-conventional mortgage unit is currently focused on servicing the run-off portfolio and restructuring loans that have or show signs of credit deterioration. In addition, as part of the actions taken to reduce credit risk, during 2011, the Corporation executed the sale of construction and commercial real estate loans from its Puerto Rico operations, which had been reclassified to held-for-sale in December 2010. The majority of these loans were in non-accrual status at the transaction date.

Management continues to refine the Corporation’s credit standards to meet the changing economic environment. The Corporation has strengthened its underwriting criteria, as well as enhanced its line management, collection strategies and problem loan management process. The commercial banking group continues strengthening critical areas to manage more effectively the current scenario, focusing strategies on critical steps in the origination and portfolio management processes to ensure the quality of incoming loans as well as to detect and manage potential problem loans early. The consumer lending area has also tightened the underwriting standards across all business lines and reduced its exposure in areas that are more likely to be impacted under the current economic conditions.

Geographic and government risk

The Corporation is exposed to geographical and government risk. The Corporation’s assets and revenue composition by geographical area and by business segment reporting are presented in Note 41 to the consolidated financial statements. A significant portion of the Corporation’s financial activities and credit exposure is concentrated in Puerto Rico, and its economy has been through a prolonged recession. Puerto Rico’s fiscal situation is expected to continue to be challenging in 2013.

The latest figures from the Puerto Rico Planning Board (PB) cut projected gross product growth for the current 2013 fiscal year (ends June 30) nearly in half, to 0.6% from 1.1%. The PB also cut the estimated economic growth rate during fiscal 2012 (ended June 30, 2012) to 0.4% from 0.9%. This was the first full year with a stable, but weak economy in Puerto Rico, following a six-year steep decline in economic activity. Employment continued to be a weak spot with the economy losing 13,000 jobs in 2012 and the unemployment rate at 13.4% by year-end. Total non-farm payroll employment (seasonally adjusted) amounted to 904,100 jobs in December 2012, a decline of 2.4% versus the previous year.

A housing-incentive law, along with the low interest-rate scenario and federal refinance programs, has served as a catalyst for higher mortgage origination volumes. The temporary local incentive package for the housing sector was extended until June 2013 with minor modifications. The incentives include reductions in taxes and government closing fees, tax exemption on rental income from new properties for 10 years, an exemption on long-term capital gain taxes on the future sale of new properties and no property taxes for 5 years on new housing, among others. The incentives, together with the current environment of low interest rates, continue to attract home buyers into the market.

General fund net revenues of the government during the first six months of fiscal year 2013 (July 2012 to June 2013) amounted to $3.7 billion, a 3% year-over-year decrease.

Occupancy rates at hotels and country-inns reached an 8-year high of 80.3% in July 2012. Following the end of the U.S. recession of 2008-2009, non-resident hotel check-ins began rising again, reaching a growth rate of almost 7% in fiscal year 2012 with respect to the previous year. Meanwhile, resident hotel check-ins rose at almost 14% with respect to the previous year.

  Despite the improved outlook, Puerto Rico continues to be susceptible to fluctuations in the price of crude oil due to its high dependence on fuel oil for energy production. An unexpected rise in the price of oil could have a negative impact on the overall economy, as it is dependent on oil for most of its electricity and transportation. Also, loan demand in the Puerto Rico market continues to be sluggish even as the economy appears to be transitioning from recession to stability. Lower loan demand could impact our level of earning assets and profitability. The recessionary cycle has increased the level of non-performing assets and deterioration in the economy of Puerto Rico, although not expected, could increase significantly the Corporation’s credit costs and could adversely affect its profitability.

On November 9, 2012, Standard & Poor’s Ratings Services issued a statement that said that “the election on November 6, 2012 of Alejandro Garcia Padilla as the Commonwealth of Puerto Rico’s new governor has no immediate impact on its ratings on the commonwealth’s general obligation (‘BBB/Negative’) and appropriation (‘BBB-/Negative’) debt ratings or other related obligors. However, we still believe that there is at least a one in three chance that we may lower these ratings later this year or in early 2013.”

On December 13, 2012, Moody’s Investors Service downgraded the rating of the outstanding general obligation (GO) bonds of the Commonwealth of Puerto Rico from ‘Baa1’ to ‘Baa3,’ with a negative outlook. On February 21, 2013, Fitch ratings placed the BBB- plus general obligation bond ratings of the Commonwealth of Puerto Rico debt on Rating Watch Negative. The Rating Watch Negative reflects Fitch’s expectation of a significant increase in the Commonwealth’s estimated operating imbalance for the current and coming fiscal years, based on reported revenue results through the first half of the current fiscal year and public statements by the new government.

At December 31, 2012, the Corporation had approximately $0.9 billion of credit facilities granted to the Puerto Rico Government, its municipalities and public corporations, of which $75 million were uncommitted lines of credit (2011 - $1.0 billion and $215 million, respectively). Of the total credit facilities granted, $749 million was outstanding at December 31, 2012, of which $61 million were uncommitted lines of credit (2011 - $799 million and $0, respectively). A substantial portion of the Corporation’s credit exposure to the Government of Puerto Rico is either collateralized loans or obligations that have a specific source of income or revenues identified for their repayment. Some of these obligations consist of senior and subordinated loans to public corporations that obtain revenues from rates charged for services or products, such as water and electric power utilities. Public corporations have varying degrees of independence from the central Government and many receive appropriations or other payments from it. The Corporation also has loans to various municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment. These municipalities are required by law to levy special property taxes in such amounts as shall be required for the payment of all of its general obligation bonds and loans. Another portion of these loans consists of special obligations of various municipalities that are payable from the basic real and personal property taxes collected within such municipalities.

Furthermore, as of December 31, 2012, we had outstanding $218 million in obligations issued or guaranteed by the Puerto Rico Government, its municipalities and public corporations as part of our investment securities portfolio. We continue to closely monitor the political and economic situation of Puerto Rico and evaluate the portfolio for any declines in value that management may consider being other-than-temporary.

As further detailed in Notes 8 and 9 to the consolidated financial statements, a substantial portion of the Corporation’s investment securities represented exposure to the U.S. Government in the form of U.S. Government sponsored entities, as well as agency mortgage-backed and U.S. Treasury securities. In addition, $845 million of residential mortgages and $179 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2012. On August 5, 2011, Standard & Poor’s lowered its long-term sovereign credit rating on the United States of America from AAA to AA+ and on August 8, 2011, Standard & Poor’s lowered its credit ratings of the obligations of certain U.S. Government sponsored entities, including FNMA, FHLB and FHLMC, and other agencies with securities linked to long-term U.S. government debt. Although at the time of the ratings change its ultimate market impact was uncertain, during the subsequent time period, the market impact of these actions has been minimal with U.S. Treasury rates continuing to decline.

Non-Performing Assets

Non-performing assets include primarily past-due loans that are no longer accruing interest, renegotiated loans, and real estate property acquired through foreclosure. A summary, including certain credit quality metrics, is presented in Table 35.

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

Total non-performing non-covered assets were $1.8 billion at December 31, 2012, declining by $384 million, or 18%, compared with December 31, 2011, and $617 million, or 26%, compared with December 31, 2010. These reductions are part of the Corporation’s strategic efforts to resolve non-performing loans.

The composition of non-performing loans continues to be concentrated in real estate as 93% of non-performing loans were secured by real estate as of December 31, 2012. At December 31, 2012, non-performing loans secured by real estate held-in-portfolio, excluding covered loans, amounted to $1.1 billion in the Puerto Rico operations and $208 million in the U.S. mainland operations. These figures compare to $1.3 million in the Puerto Rico operations and $324 million in the U.S. mainland operations at December 31, 2011. In addition to the non-performing loans included in Table 35, at December 31, 2012, there were $96 million of non-covered performing loans, mostly commercial loans, in management’s opinion, are currently subject to potential future classification as non-performing and are considered impaired, compared with $27 million at December 31, 2011, and $111 million at December 31, 2010.

Table 35 - Non-Performing Assets

	At December 31,

(Dollars in thousands)	2012	2011	2010	2009	2008 [1]

Non-accrual loans:

Commercial	$665,289	$830,092	$665,463	$727,527	$388,296

Construction	43,350	96,286	132,897	667,645	223,234

Legacy[2]	40,741	75,660	165,484	298,313	174,200

Lease financing	4,865	5,642	5,674	7,835	9,855

Mortgage	630,130	686,502	542,033	510,847	338,961

Consumer	40,758	43,668	60,302	64,185	68,263

Total non-performing loans held-in-portfolio, excluding covered loans	1,425,133	1,737,850	1,571,853	2,276,352	1,202,809

Non-performing loans held-for-sale[3]	96,320	262,302	671,757	-	-

Other real estate owned (“OREO”), excluding covered OREO	266,844	172,497	161,496	125,483	89,721

Total non-performing assets, excluding covered assets	$1,788,297	$2,172,649	$2,405,106	$2,401,835	$1,292,530

Covered loans and OREO[4]	213,469	192,771	83,539	-	-

Total non-performing assets	$2,001,766	$2,365,420	$2,488,645	$2,401,835	$1,292,530

Accruing loans past-due 90 days or more[5] [6]	$388,712	$316,614	$338,359	$239,559	$150,545

Excluding covered loans:[7]

Non-performing loans to loans held-in-portfolio	6.79%	8.44%	7.58%	9.60%	4.67%

Including covered loans:

Non-performing loans to loans held-in-portfolio	6.06	7.30	6.25	9.60	4.67

Interest lost	$86,442	$103,390	$75,684	$59,982	$48,707

HIP = “held-in-portfolio”

[1] Amounts at December 31, 2008 exclude assets from discontinued operations. Non-performing loans and other real estate from discontinued operations amounted to $3 million and $0.9 million, respectively, at December 31, 2008.

[2] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

[3] Non-performing loans held-for-sale consist of $78 million in construction loans, $16 million in commercial loans, $2 million in legacy loans and $53 thousand in mortgage loans at December 31, 2012 (December 31, 2011 - $236 million, $26 million, $468 thousand and $59 thousand, respectively).

[4] The amount consists of $74 million in non-performing covered loans accounted for under ASC Subtopic 310-20 and $139 million in covered OREO at December 31, 2012 (December 31, 2011 - $84 million and $109 million, respectively). It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

[5] The carrying value of covered loans accounted for under ASC Subtopic 310-30 that are contractually 90 days or more past due was $0.7 billion at December 31, 2012 (December 31, 2011 - $1.2 billion). This amount is excluded from the above table as the covered loans’ accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[6] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $86 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2012.

[7] These asset quality ratios have been adjusted to remove the impact of covered loans. Appropriate adjustments to the numerator and denominator have been reflected in the calculation of these ratios. Management believes the inclusion of acquired loans in certain asset quality ratios that include non-performing assets, past due loans or net charge-offs in the numerator and denominator results in distortions of these ratios and they may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

Another key measure used to evaluate and monitor the Corporation’s asset quality is loan delinquencies. Loans delinquent 30 days or more and delinquencies, as a percentage of their related portfolio category at December 31, 2012 and 2011, are presented below.

Table 36 - Loan Delinquencies

(Dollars in millions)	2012	2011
Loans delinquent 30 days or more	$3,894	$4,454
Total delinquencies as a percentage of total loans:
Commercial	8.26%	10.49%
Construction	19.72	49.16
Legacy	19.94	17.57
Lease financing	2.39	2.89
Mortgage	23.00	23.77
Consumer	3.99	4.72
Covered loans	34.37	32.20
Loans held-for-sale	27.49	75.37
Total	15.52%	17.59%

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

Refer to Table 37 for a summary of the activity in the allowance for loan losses and selected loan losses statistics for the past 5 years.

Table 37 - Allowance for Loan Losses and Selected Loan Losses Statistics

	2012					2011						2010					2009		2008
(Dollars in thousands)	Non- covered loans		Covered loans	Total		Non- covered loans		Covered loans		Total		Non-covered loans		Covered loans	Total
Balance at the beginning of year	$690,363		$124,945	$815,308		$793,225			$-	$793,225		$1,261,204		$-	$1,261,204		$882,807		$548,832
Provision for loan losses	334,102		74,839	408,941		430,085			145,635	575,720		1,011,880		-	1,011,880		1,405,807		991,384
	1,024,465		199,784	1,224,249		1,223,310			145,635	1,368,945		2,273,084		-	2,273,084		2,288,614		1,540,216
Charged-offs:
Commercial	255,017		46,290	301,307		324,573			13,774	338,347		380,818		-	380,818		192,562		147,189
Construction	5,569		30,556	36,125		19,849			4,353	24,202		307,900		-	307,900		202,207		66,382
Legacy	36,529		-	36,529		78,338			-	78,338		198,059		-	198,059		212,742		97,196
Lease financing	4,680		-	4,680		6,527			-	6,527		10,517		-	10,517		16,628		16,997
Mortgage	75,994		5,909	81,903		45,785			826	46,611		99,835		-	99,835		124,781		53,303
Consumer	161,703		8,225	169,928		196,433			3,253	199,686		252,227		-	252,227		347,027		264,437
	539,492		90,980	630,472		671,505			22,206	693,711		1,249,356		-	1,249,356		1,095,947		645,504
Recoveries:
Commercial	65,724		31	65,755		52,628			-	52,628		26,769		-	26,769		22,643		12,834
Construction	7,452		61	7,513		11,090			1,500	12,590		2,118		-	2,118		113		-
Legacy	20,191		-	20,191		26,014			-	26,014		20,639		-	20,639		6,573		3,208
Lease financing	3,737		-	3,737		3,083			-	3,083		4,058		-	4,058		4,137		3,059
Mortgage	4,054		-	4,054		3,974			15	3,989		5,056		-	5,056		4,175		425
Consumer	35,604		10	35,614		40,668			1	40,669		38,064		-	38,064		30,896		26,014
	136,762		102	136,864		137,457			1,516	138,973		96,704		-	96,704		68,537		45,540
Net loans charged-offs (recoveries):
Commercial	189,293		46,259	235,552		271,945			13,774	285,719		354,049		-	354,049		169,919		134,355
Construction	(1,883)		30,495	28,612		8,759			2,853	11,612		305,782		-	305,782		202,094		66,382
Legacy	16,338		-	16,338		52,324			-	52,324		177,420		-	177,420		206,169		93,988
Lease financing	943		-	943		3,444			-	3,444		6,459		-	6,459		12,491		13,938
Mortgage	71,940		5,909	77,849		41,811			811	42,622		94,779		-	94,779		120,606		52,878
Consumer	126,099		8,215	134,314		155,765			3,252	159,017		214,163		-	214,163		316,131		238,423
	402,730		90,878	493,608		534,048			20,690	554,738		1,152,652		-	1,152,652		1,027,410		599,964
Net (write-downs) recoveries related to loans transferred to loans held-for-sale	(34)		-	(34)		1,101			-	1,101		(327,207)		-	(327,207)		-		(12,430)
Change in allowance for loans losses from discontinued operations [1]	-		-	-		-			-	-		-		-	-		-		(45,015)
Balance at end of year	$621,701		$108,906	$730,607		$690,363			$124,945	$815,308		$793,225		$-	$793,225		$1,261,204		$882,807
Loans held-in-portfolio:
Outstanding at year end	$20,983,192			$24,739,164		$20,602,596		$		24,951,299		$20,728,035			$25,564,917		$23,713,113		$25,732,873
Average	20,477,264			24,527,602		20,496,966				25,110,328		22,376,612			25,741,544		24,650,071		26,162,786
Ratios:

Allowance for loan losses to year end loans held-in-portfolio	2.96%			2.95%		3.35%				3.27%		3.83%			3.10%		5.32%		3.43%
Recoveries to charge-offs	25.35			21.71		20.47				20.03		7.74			7.74		6.25		7.05
Net charge-offs to average loans held-in-portfolio	1.97			2.01		2.61				2.21		5.15			4.48		4.17		2.29
Allowance for loans losses to net charge-offs	1.54	x		1.48	x	1.29	x			1.47	x	0.69	x		0.69	x	1.23	x	1.47	x
Provision for loan losses to:
Net charge-offs	0.83			0.83		0.81				1.04		0.88			0.88		1.37		1.65
Average loans held-in-portfolio	1.63%			1.67%		2.10%				2.29%		4.52%			3.93%		5.70%		3.79%

Allowance to non performing loans held-in-portfolio	43.62			48.72		39.73				44.76		50.46			49.64		55.40		73.40

[1] Represents lower provision for loan losses recorded during the period compared to net charge-offs.

The following table presents net charge-offs to average loans held-in-portfolio (“HIP”) by loan category for the years ended December 31, 2012, 2011 and 2010:

Table 38 - Net Charge-Offs (Recoveries) to Average Loans HIP

	2012	2011	2010

Commercial	1.94%	2.68%	3.25%

Construction	(0.77)	3.22	26.04

Lease financing	0.18	0.62	1.10

Legacy	3.12	6.42	13.47

Mortgage	1.27	0.83	2.08

Consumer	3.36	4.26	5.56

Total	1.97%	2.61%	5.15%

The Corporation’s annualized net charge-offs to average non-covered loans held-in-portfolio ratio was 1.97% for the year ended December 31, 2012, down from 2.61% and 5.15% the same period in 2011 and 2010, respectively. Net charge-offs, excluding covered loans, for the year ended December 31, 2012, decreased by $131.3 million and $749.9 million, compared to the years ended December 31, 2011 and 2010.

Credit quality trends continued to improve significantly throughout the year 2012 as evidenced by the improvements in the key asset quality metrics. Reductions in non-performing loans and net charge-offs reflected significant improvements in the underlying credit performance of most portfolios, as well as successful credit management practices. The Corporation continued to aggressively engage in collection and loss mitigation strategies, restructurings and sales in order to reduce non-performing loans.

The discussions in the sections that follow assess credit quality performance for 2012 for each of the Corporation’s loan portfolios.

Commercial loans

Non-covered non-performing commercial loans held-in-portfolio were $665 million at December 31, 2012, compared with $830 million at December 31, 2011. The decrease of $165 million, or 20%, was principally attributed to reductions in the BPPR segment. The percentage of non-performing commercial loans held-in-portfolio to commercial loans held-in-portfolio decreased from 8.32% at December 31, 2011 to 6.75% at December 31, 2012.

Commercial non-covered non-performing loans held-in-portfolio at the BPPR segment decreased by $108 million from December 31, 2011. This decrease reflects stronger underlying credit performance, as well as aggressive collection and loss mitigation efforts which led to lower inflows of non-performing loans and loan resolutions. The Corporation continues to focus on non-performing loans reduction through early recognition of risk and problem loan resolutions.

Commercial non-performing loans held-in-portfolio at the BPNA segment decreased by $56 million from December 31, 2011. This improving trend throughout 2012 was due to lower inflows of non-performing loans, reflective of improved credit performance, coupled with problem loan resolutions.

Table 39 provides information on commercial non-performing loans and net charge-offs for the years ended December 31, 2012, December 31, 2011, and December 31, 2010 for the BPPR (excluding the Westernbank covered loan portfolio) and BPNA reportable segments.

Table 39 - Non-Performing Commercial Loans and Net Charge-offs (Excluding Covered Loans)

	BPPR				BPNA				Popular, Inc.

(Dollars in thousands)	December 31, 2012	December 31, 2011	December 31, 2010		December 31, 2012	December 31, 2011	December 31, 2010		December 31, 2012		December 31, 2011	December 31, 2010

Non-performing commercial loans	$522,733	$631,171	$485,469	$	142,556	$198,921	$179,994	$	665,289	$	830,092	$665,463

Non-performing commercial loans to commercial loans HIP	8.30%	9.75%	7.23%		4.00%	5.68%	4.67%		6.75%		8.32%	6.30%

	BPPR				BPNA				Popular, Inc.
	For the year ended				For the year ended				For the year ended

(Dollars in thousands)	December 31, 2012	December 31, 2011	December 31, 2010		December 31, 2012	December 31, 2011	December 31, 2010		December 31, 2012		December 31, 2011	December 31, 2010

Commercial loan net charge-offs	$144,640	$195,388	$231,133	$	44,653	$76,557	$122,916	$	189,293	$	271,945	$354,049

Commercial loan net charge-offs to average commercial loans HIP	2.30%	3.00%	3.39%		1.29%	2.10%	3.02%		1.94%		2.68%	3.25%
For the year ended December 31, 2012, inflows of commercial non-performing loans held-in-portfolio at the BPPR segment amounted to $287 million, a decrease of $248 million, or 46%, when compared to the inflows for the same period in 2011. Inflows of commercial non-performing loans held-in-portfolio at the BPNA segment amounted to $117 million, a decrease of $78 million, or 40%, compared to the inflows for 2011. These reductions are driven by improvements in the underlying quality of the loan portfolio, proactive portfolio management processes, and greater economic stability.

Tables 40 and 41 present the changes in the non-performing commercial loans held-in-portfolio for the years ended December 31, 2012 and 2011 for the BPPR (excluding covered loans) and BPNA segments.

Table 40 - Activity in Non-Performing Commercial Loans Held-In-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2012
(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ 631,171	$ 198,921	$ 830,092

Plus:

New non-performing loans	286,830	110,921	397,751

Advances on existing non-performing loans	-	1,060	1,060

Loans transferred from held-for-sale	-	4,933	4,933

Other	1,139	-	1,139

Less:

Non-performing loans transferred to OREO	(34,435)	(44,205)	(78,640)

Non-performing loans charged-off	(164,015)	(51,512)	(215,527)

Loans returned to accrual status / loan collections	(194,657)	(70,869)	(265,526)

Loans in accrual status transfer to held-for-sale	-	(6,693)	(6,693)

Other	(3,300)	-	(3,300)

Ending balance - NPLs	$ 522,733	$ 142,556	$ 665,289

Table 41 - Activity in Non-Performing Commercial Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2011
(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ 485,469	$ 179,993	$ 665,462

Plus:

New non-performing loans	524,361	194,275	718,636

Advances on existing non-performing loans	10,037	265	10,302

Less:

Non-performing loans transferred to OREO	(12,365)	(14,820)	(27,185)

Non-performing loans charged-off	(182,202)	(90,233)	(272,435)

Loans returned to accrual status / loan collections	(194,129)	(65,552)	(259,681)

Loans in accrual status transfer to held-for-sale	-	(5,007)	(5,007)

Ending balance - NPLs	$ 631,171	$ 198,921	$ 830,092

There were two commercial loan relationships greater than $10 million in non-accrual status with an outstanding aggregate balance of $24 million at December 31, 2012, compared with six commercial loan relationships with an outstanding aggregate balance of $113 million at December 31, 2011.

Commercial loan net charge-offs, excluding net charge-offs for covered loans, declined by $82.7 million, or 30%, for the year ended December 31, 2012, compared with the year ended December 31, 2011. Commercial loans annualized net charge-offs to average non-covered loans held-in-portfolio decreased from 2.68% for the year ended December 31, 2011 to 1.94% for the year ended December 31, 2012. This decrease was due to improvements in credit quality and successful actions taken by the Corporation to address problem loans, which led to reductions in net charge-offs in the BPPR and BPNA segments of $50.8 million and $31.9 million, respectively. For the year ended December 31, 2012, the charge-offs associated with collateral dependent commercial loans amounted to approximately $77.3 million in the BPPR segment and $24.6 million in the BPNA reportable segment. Management identified commercial loans considered impaired and charged-off specific reserves based on the value of the collateral.

Commercial loan net charge-offs decreased by $82.1 million for the year ended 2011 from the same period in 2010. During the fourth quarter of 2010, the Corporation decided to promptly charge-off previously reserved impaired amounts of collateral dependent loans both in the BPPR and BPNA segments. Commercial charge-offs associated with this decision amounted to approximately $71.5 million and $26.1 million, for the BPPR and BPNA segments, respectively. Excluding these charge-offs, commercial net charge-offs in the BPPR segment increased by $35.8 million from the year 2010 to 2011. The decrease in the commercial net charge-off in the BPNA segment was primarily driven by credit stabilization in during 2011.

The allowance for loan losses of the commercial loans held-in-portfolio, excluding covered loans, amounted to $298 million or 3.02% of that portfolio at December 31, 2012, compared with $369 million or 3.70% at December 31, 2011. The ratio of allowance to non-performing loans held-in portfolio in the commercial loan category was 44.74% at December 31, 2012, compared with 44.50% at December 31, 2011.

The allowance for loan losses for the commercial loan portfolio in the BPPR segment, excluding the allowance for covered loans, totaled $218 million or 3.46% of non-covered commercial loans held-in-portfolio at December 31, 2012, compared with $255 million or 3.96% at December 31, 2011. At the BPNA segment, the allowance for loan losses of the commercial loan portfolio totaled $80 million or 2.25% of commercial loans held-in-portfolio at December 31, 2012, compared with $114 million or 3.25% at December 31, 2011. The decrease in allowance for loan losses for the commercial loans held-in-portfolio was primarily driven by positive credit quality trends, as non-performing loans and underlying loss trends continue to improve.

The Corporation’s commercial loan portfolio secured by real estate (“CRE”), excluding covered loans, amounted to $6.5 billion at December 31, 2012, of which $2.8 billion was secured with owner occupied properties, compared with $6.7 billion and $3.1 billion, respectively, at December 31, 2011. CRE non-performing loans, excluding covered loans amounted to $528 million at December 31, 2012, compared with $636 million at December 31, 2011. The CRE non-performing loans ratios for the Corporation’s Puerto Rico and U.S. mainland operations were 11.13% and 4.73%, respectively, at December 31, 2012, compared with 12.58% and 5.91%, respectively, at December 31, 2011.

Commercial and industrial loans held-in-portfolio modified in a TDR often involve temporary interest-only payments, term extensions, and converting evergreen revolving lines of credit to long term loans. Commercial real estate loans held-in-portfolio modified in a TDR often involve reducing the interest rate for a limited period of time or the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, or reductions in the payment plan. In addition, in order to expedite the resolution of delinquent commercial loans, the Corporation may enter into a liquidation agreement with borrowers. Although in general, these liquidation agreements do not contemplate the forgiveness of principal or interest, loans under this program are considered TDRs since it could be construed that the Corporation has granted concession by temporarily accepting a payment schedule different from the contractual payment schedule. At December 31, 2012, the Corporation’s commercial loans held-in-portfolio, excluding covered loans, included a total of $297 million of loan modifications for the BPPR segment and $16 million for the BPNA segment, which were considered TDRs since they involved granting a concession to borrowers under financial difficulties. The outstanding commitments for these commercial loan TDRs amounted to $4 million in the BPPR segment and no commitments outstanding in the BPNA segment at December 31, 2012. The commercial loan TDRs in non-performing status for the BPPR and BPNA segments at December 31, 2012 amounted to $192 million and $16 million, respectively. Commercial loans that have been modified as part of loss mitigation efforts are evaluated individually for impairment. The commercial loan TDRs were evaluated for impairment resulting in a specific reserve of $17 million for the BPPR segment and $12 thousand for the BPNA segment at December 31, 2012.

Construction loans

Non-covered non-performing construction loans held-in-portfolio were $43 million at December 31, 2012, compared to $96 million at December 31, 2011. The decrease of $53 million, or 55%, was driven by declines of $17 million and $36 million in the BPPR and BPNA segments, respectively, principally driven by loan resolutions and minimal inflows of new construction non-performing loans. Favorable credit quality trends in the construction portfolio derives from previous actions taken by the Corporation, which included loans held-for-sale reclassification during the fourth quarter of 2010, and the downsizing of the construction loan portfolio at the BPNA segment. The ratio of non-performing construction loans to construction loans held-in-portfolio, excluding covered loans, decreased from 40.13% at December 31, 2011 to 17.14% at December 31, 2012. At December 31, 2010 this ratio was 39.02%.

Tables 42 and 43 present changes in non-performing construction loans held-in-portfolio for the years ended December 31, 2012 and 2011 for the BPPR (excluding covered loans) and BPNA segments.

Table 42 - Activity in Non-Performing Construction Loans Held-In-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2012
(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ 53,859	$ 42,427	$ 96,286

Plus:
New non-performing loans	13,377	-	13,377

Advances on existing non-performing loans	145	465	610

Other	3,300	-	3,300

Less:

Non-performing loans transferred to OREO	(280)	(3,605)	(3,885)

Non-performing loans charged-off	(3,576)	(1,644)	(5,220)

Loans returned to accrual status / loan collections	(28,296)	(21,351)	(49,647)

Loans in accrual status transfer to held-for-sale	-	(10,332)	(10,332)

Other	(1,139)	-	(1,139)

Ending balance - NPLs	$ 37,390	$ 5,960	$ 43,350

Table 43 - Activity in Non-Performing Construction Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2011
(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ 64,678	$ 68,218	$ 132,896

Plus:

New non-performing loans	38,647	13,173	51,820

Advances on existing non-performing loans	205	196	401

Less:

Non-performing loans transferred to OREO	(4,924)	(926)	(5,850)

Non-performing loans charged-off	(13,945)	(4,288)	(18,233)

Loans returned to accrual status / loan collections	(30,802)	(26,402)	(57,204)

Loans in accrual status transfer to held-for-sale	-	(7,544)	(7,544)

Ending balance - NPLs	$ 53,859	$ 42,427	$ 96,286

For the year ended December 31, 2012, inflows to construction non-performing loans held in portfolio at the BPPR segment amounted to $14 million, a decrease of $25.3 million, when compared with the additions for the year ended December 31, 2011. There were minimal additions to construction loans held-in-portfolio to non-performing status at the BPNA segment during 2012. As previously mentioned, the decline in the inflows to non-performing loans is principally due to the strategies implemented by the Corporation to significantly reduce its construction loan exposure.

In the non-covered loans held-in-portfolio, there was one construction loan relationship greater than $10 million in non-performing status with an aggregate outstanding balance of approximately $11 million at December 31, 2012, compared with three construction loan relationships with an aggregate outstanding principal balance of $38 million at December 31, 2011.

Construction loan net charge-offs, excluding covered loans, for the year ended December 31, 2012, decreased by $10.6 million when compared with the year ended December 31, 2011, with reductions of $8.1 million and $2.5 million in the BPPR and BPNA segments, respectively. For the year ended December 31, 2012, the charge-offs associated with collateral dependent construction loans amounted to $4.7 million in the BPPR segment and $1.4 million in the BPNA segments. Management identified construction loans considered impaired and charged-off specific reserves based on the value of the collateral.

Construction loan net charge-offs for the year ended December 31, 2011, decreased by $297.0 million, compared with the year ended December 31, 2010. The decrease in the BPPR and BPNA segment of $283.3 million and $13.7 million, respectively, is mainly attributed to the actions taken by the Corporation to mitigate the overall credit risk of this portfolio. The residential real estate construction projects were impacted by general market conditions, decreases in property values, oversupply in certain areas, and reduced absorption rates. In addition, during the fourth quarter of 2010, the Corporation decided to promptly charge-off previously reserved impaired amounts of collateral dependent loans. Construction loans charge-offs associated with this decision amounted to approximately $81.4 million and $3.0 million, for the BPPR and BPNA segments, respectively.

The allowance for loan losses corresponding to construction loans represented 2.94% of that portfolio, excluding covered loans, at December 31, 2012, compared with 3.53% at December 31, 2011. The ratio of the allowance to non-performing loans held-in-portfolio in the construction loans category was 17.14% at December 31, 2012, compared with 40.13% at December 31, 2011. The increase in the ratio was driven by a lower level of non-performing loans due to the resolution of certain large impaired construction loans for which no allowance for loan required at December 31, 2011.

Table 44 provides information on construction non-performing loans and net charge-offs for the BPPR and BPNA (excluding the covered loan portfolio) segments for the years ended December 31, 2012, December 31, 2011, and December 31, 2010.

Table 44 - Non-Performing Construction Loans and Net Charge-offs (Excluding Covered Loans)

	BPPR			BPNA			Popular, Inc.
(Dollars in thousands)	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2012	December 31, 2011	December 31, 2010

Non-performing construction loans	$ 37,390 $	53,859 $	64,678 $	5,960 $	42,427 $	68,219 $	43,350 $	96,286 $	132,897

Non-performing construction loans to construction loans HIP	17.61%	33.47%	38.42%	14.68%	53.71%	36.62%	17.14%	40.13%	39.02%

	BPPR			BPNA			Popular, Inc.

	For the year ended			For the year ended			For the year ended

(Dollars in thousands)	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2012	December 31, 2011	December 31, 2010

Construction loan net charge-offs (recoveries)	$ (2,283) $	5,816 $	289,150 $	400 $	2,944 $	16,632 $	(1,883) $	8,760 $	305,782

Construction loan net charge-offs to average construction loans HIP	(1.19) %	3.82%	30.41%	0.77%	2.46%	7.44%	(0.77)%	3.22%	26.04%

The allowance for loan losses corresponding to the construction loan portfolio for the BPPR segment, excluding the allowance for covered loans, totaled $6 million or 2.76% of non–covered construction loans held-in-portfolio at December 31, 2012, compared with $6 million or 3.63% at December 31, 2011. At the BPNA segment, the allowance for loan losses of the construction loan portfolio totaled $2 million or 3.86% of construction loans held-in-portfolio at December 31, 2012, compared with $3 million or 3.33% at December 31, 2011.

Construction loans held-in-portfolio modified in a TDR often involve reducing the interest rate for a limited period of time or the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, or reductions in the payment plan. Construction loans modified in a TDR may also involve extending the interest-only payment period. At December 31, 2012, there were $7 million and $6 million of construction loan TDRs for the BPPR and BPNA reportable segments, respectively, which were in non-performing status. The amount of outstanding commitments to lend additional funds to debtors owing loans whose terms have been modified in troubled debt restructurings amounted to $120 thousand in the BPPR segment and no commitments outstanding in the BPNA reportable segment at December 31, 2012. These construction loan TDRs were individually evaluated for impairment resulting in no specific reserves for the BPPR and BPNA segments at December 31, 2012.

Legacy loans

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

Legacy non-performing loans held-in-portfolio were $41 million at December 31, 2012, compared with $76 million at December 31, 2011. The decrease of $35 million, or 46%, was primarily driven by a slowdown in the inflows to non-performing status. The percentage of non-performing legacy loans held-in-portfolio to legacy loans held-in-portfolio decreased from 11.67% at December 31, 2011 to 10.60% December 31, 2012.

For the year ended December 31, 2012, additions to legacy loans in non-performing status amounted to $44 million, a decrease of $39 million, or 47%, compared with the year ended December 31, 2011. The decrease in the inflows of non-performing legacy loans reflects the improvements in overall loan performance.

Tables 45 and 46 present the changes in non-performing legacy loans held in-portfolio for the years ended December 31, 2012 and December 31, 2011.

Table 45 - Activity in Non-Performing Legacy Loans Held-In-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2012
(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ -	$ 75,660	$ 75,660

Plus:

New non-performing loans	-	44,076	44,076

Advances on existing non-performing loans	-	17	17

Less:

Non-performing loans transferred to OREO	-	(3,485)	(3,485)

Non-performing loans charged-off	-	(31,973)	(31,973)

Loans returned to accrual status / loan collections	-	(22,742)	(22,742)

Loans in accrual status transfer to held-for-sale	-	(20,812)	(20,812)

Ending balance - NPLs	$ -	$ 40,741	$ 40,741

Table 46 - Activity in non-Performing Legacy Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2011
(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ -	$ 165,484	$ 165,484

Plus:

New non-performing loans	-	80,921	80,921

Advances on existing non-performing loans	-	1,684	1,684

Less:

Non-performing loans transferred to OREO	-	(22,077)	(22,077)

Non-performing loans charged-off	-	(75,058)	(75,058)

Loans returned to accrual status / loan collections	-	(74,826)	(74,826)

Loans in accrual status transfer to held-for-sale	-	(468)	(468)

Ending balance - NPLs	$ -	$ 75,660	$ 75,660

In the loans held-in-portfolio, there was no legacy loan relationship greater than $10 million in non-accrual status at December 31, 2012, compared with one loan relationship with an aggregate outstanding balance of $16 million at December 31, 2011.

For the year ended December 31, 2012, legacy net charge-offs decreased by $36.0 million, or 69%, when compared with the year ended December 31, 2011. Legacy loans net charge-offs to average non-covered loans held-in-portfolio decreased from 6.42% for the year ended December 31, 2011 to 3.12% for the year ended December 31, 2012. The improvement in net charge-offs was mainly driven by the lower levels of problem loans remaining in the portfolio and by the stabilization of the U.S. economic environment. For the year ended December 31, 2012, the charge-offs associated with collateral dependent legacy loans amounted to approximately $4.1 million.

The legacy loan portfolio totaled $384 million at December 31, 2012, compared with $648 million at December 31, 2011. The allowance for loan losses for the legacy loans held-in-portfolio amounted to $33 million or 8.62% of that portfolio at December 31, 2012, compared with $46 million or 7.13% at December 31, 2011. The ratio of allowance to non-performing loans held-in portfolio in the legacy loan category was 81.25% at December 31, 2012, compared with 61.13% at December 31, 2011. The increase in the ratio was mostly driven by the resolution of certain impaired construction loans for which no allowance for loan losses was required at December 31, 2011.

Legacy loans held-in-portfolio modified in a TDR often involve reducing the interest rate for a limited period of time or the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, reductions in the payment plan or other actions intended to maximize collection. At December 31, 2012, the Corporation’s legacy loans held-in-portfolio included a total of $6 million of loan modifications, compared with $27 million at December 31, 2011. These loans were in non-performing status at such dates. There were no commitments outstanding for these legacy loan TDRs at December 31, 2012. The legacy loan TDRs were evaluated for impairment requiring no specific reserves at December 31, 2012.

Table 47 provides information on legacy non-performing loans and net charge-offs.

Table 47 - Non-Performing Legacy Loans and Net Charge-offs

	BPNA

(Dollars in thousands)	December 31, 2012	December 31, 2011	December 31, 2010

Non-performing legacy loans	$40,741	$75,660	$165,484

Non-performing legacy loans to legacy loans HIP	10.60%	11.67%	16.33%

	BPNA

	For the year ended

(Dollars in thousands)	December 31, 2012	December 31, 2011	December 31, 2010

Legacy loan net charge-offs	$16,338	$52,323	$177,420

Legacy loan net charge-offs to average legacy loans HIP	3.12%	6.42%	13.47%

Mortgage loans

Non-covered non-performing mortgage loans held-in-portfolio were $630 million at December 31, 2012, compared to $687 million at December 31, 2011. The decrease of $56 million is driven by reductions of $53 million and $3 million in the BPPR and BPNA segments, respectively. The decrease in the BPPR segment was principally due to a higher level of residential mortgage TDRs returning to accrual status after sustained payment performance by borrowers, a slowdown in the inflows of non-performing loans, and charge-offs activity. This improving trend was driven by greater level of loss mitigation activities, and certain stabilizations in the economic conditions. In addition, during the year ended December 31, 2012, the BPPR segment repurchased $157 million of unpaid principal balance in mortgage loans subject to the credit recourse provisions, compared to $241 million for the year ended December 31, 2011.

Tables 48 and 49 present changes in non-performing mortgage loans held-in-portfolio for the years ended December 31, 2012 and 2011 for the BPPR (excluding covered loans) and BPNA reportable segments.

Table 48 - Activity in Non-Performing Mortgage Loans Held-in-Portfolio (Excluding Covered Loans)

		For the year ended December 31, 2012
(In thousands)	BPPR		BPNA		Popular, Inc.

Beginning Balance - NPLs		$ 649,279		$ 37,223	$ 686,502

Plus:

New non-performing loans		675,875		30,293	706,168

Less:

Non-performing loans transferred to OREO		(82,211)		(7,018)	(89,229)

Non-performing loans charged-off		(69,336)		(11,101)	(80,437)

Loans returned to accrual status / loan collections		(577,501)		(15,373)	(592,874)

Ending balance - NPLs		$ 596,106		$ 34,024	$ 630,130

Table 49 - Activity in Non-Performing Mortgage Loans Held-in-Portfolio (Excluding Covered Loans)

		For the year ended December 31, 2011
(In thousands)	BPPR		BPNA		Popular, Inc.

Beginning Balance - NPLs		$ 518,446		$ 23,587	$ 542,033

Plus:

New non-performing loans		700,083		40,170	740,253

Less:

Non-performing loans transferred to OREO		(62,533)		(1,319)	(63,852)

Non-performing loans charged-off		(36,956)		(7,654)	(44,610)

Loans returned to accrual status / loan collections		(469,761)		(17,561)	(487,322)

Ending balance - NPLs		$ 649,279		$ 37,223	$ 686,502

For the year ended December 31, 2012, additions to mortgage non-performing loans at the BPPR and BPNA segments amounted to $676 million and $30 million, respectively, decreasing by $24.2 million and $9.9 million from the same period in 2011. Although the economy in Puerto Rico appears to be gradually stabilizing and certain improving credit trends have been noted, the residential mortgage portfolio at the BPPR segment continues to be impacted by high levels of non-performing loans and reduced property values.

Mortgage loans net charge-offs, excluding covered loans, increased by $30.1 million, for the year ended December 31, 2012, compared with the same period in 2011. Mortgage loans net charge-offs to average mortgage non-covered loans held-in-portfolio increased from 0.83% for the year ended December 31, 2011 to 1.27% for the same period in 2012. The increase in the mortgage loans net charge-offs ratio was due to higher losses in the BPPR segment, principally related to the implementation of a revised charge-off policy during the first quarter of 2012, coupled with the current real estate market condition. The Corporation’s mortgage loans net charge-offs to average mortgage loans held-in-portfolio was 2.08% for the year ended December 31, 2010.

Mortgage loans net charge-offs, excluding covered loans, at the BPPR segment amounted to $56.8 million for the year ended December 31, 2012, an increase of $29.2 million, when compared to same period in 2011. As mentioned above, this increase in the mortgage loan net charge-offs was principally related to the implementation of a revised charge-off policy during the first quarter of 2012. The Corporation enhanced its charge-off policy for the residential mortgage loan portfolio by including historical losses on recent other real estate owned (“OREO”) sales to determine the net realizable value to assess charge-offs once a loan becomes 180 days past due; previously, this was only done once the loan was foreclosed. Notwithstanding, underwriting criteria and high reinstatement rate experience in Puerto Rico continue to maintain losses at relatively low levels.

The net charge-offs in BPNA’s mortgage loan portfolio amounted to approximately $15.2 million for the year ended December 31, 2012, relatively flat when compared to the previous year. The mortgage loan portfolio in the BPNA segment maintains low levels of net charge-offs, since most of the non-conventional mortgage loans in non-performing status were classified as held-for-sale and adjusted to fair value in December 2010, and subsequently sold during the first quarter of 2011. The net charge-offs for BPNA’s non-conventional mortgage loan portfolio amounted to approximately $10.6 million, or 2.26% of average non-conventional mortgage loans held-in-portfolio for the year ended December 31, 2012, compared with $6.7 million, or 1.33% of average loans for the year ended December 31, 2011. These figures were approximately $65.9 million or 6.74% for the year ended December 31, 2010. Mortgage loans net charge-offs increase from 2010 to 2011 was due to the normal flow of loans into late stage delinquency.

The allowance for loan losses for mortgage loans held-in-portfolio, excluding covered loans, amounted to $149 million or 2.46% of that portfolio at December 31, 2012, compared with $102 million or 1.85% at December 31, 2011. The allowance for loan losses corresponding to the mortgage loan portfolio for the BPPR segment totaled $119 million or 2.41% of mortgage loans held-in-portfolio, excluding covered loans, at December 31, 2012 compared with $72 million or 1.54%, respectively, at December 31, 2011. This increase in reserve requirements is principally driven by higher specific reserves for loans restructured under loss mitigation programs. At the BPNA reportable segment, the allowance for loan losses corresponding to the mortgage loan portfolio totaled $30 million or 2.69% of mortgage loans held-in-portfolio at December 31, 2012, compared with $30 million or 3.61% at December 31, 2011. The allowance for loan losses for BPNA’s non-conventional mortgage loan portfolio amounted to $25 million, or 5.60%, of that particular loan portfolio, compared with $24 million or 4.81% at December 31, 2011. The Corporation is no longer originating non-conventional mortgage loans at BPNA.

Residential mortgage loans modified in a TDR are primarily comprised of loans where monthly payments are lowered to accommodate the borrowers’ financial needs for a period of time, normally five years. After the lowered monthly payment period ends, the borrower reverts back to paying principal and interest per the original terms with the maturity date adjusted accordingly. At December 31, 2012, the mortgage loan TDRs for the BPPR and BPNA segments amounted to $624 million (including $148 million guaranteed by U.S. sponsored entities) and $54 million, respectively, of which $263 million and $10 million, respectively, were in non-performing status. These mortgage loan TDRs were evaluated for impairment resulting in a specific allowance for loan losses of $59 million and $16 million for the BPPR and BPNA segments, respectively, at December 31, 2012.

Table 50 provides information on mortgage non-performing loans and net charge-offs for the BPPR and BPNA (excluding the covered loan portfolio) segments for the years ended December 31, 2012, 2011, and 2010.

Table 50 - Non-Performing Mortgage Loans and Net Charge-offs (Excluding Covered Loans)

	BPPR			BPNA			Popular, Inc.

(Dollars in thousands)	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2012	December 31, 2011	December 31, 2010

Non-performing mortgage loans	$ 596,106 $	649,279 $	518,446 $	34,024 $	37,223 $	23,587 $	630,130 $	686,502 $	542,033

Non-performing mortgage loans to mortgage loans HIP	12.05%	13.85%	14.21%	3.01%	4.49%	2.70%	10.37%	12.44%	11.98%

	BPPR			BPNA			Popular, Inc.

	For the year ended			For the year ended			For the year ended

(Dollars in thousands)	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2012	December 31, 2011	December 31, 2010

Mortgage loan net charge-offs	$ 56,777 $	27,624 $	21,712 $	15,163 $	14,187 $	73,067 $	71,940 $	41,811 $	94,779

Mortgage loan net charge-offs to average mortgage loans HIP	1.21%	0.66%	0.68%	1.52%	1.67%	5.36%	1.27%	0.83%	2.08%

Consumer loans

Non-performing consumer loans decreased by $3 million from December 31, 2011 to December 31, 2012, primarily as a result of a decrease of $3 million in the BPNA segment. The decrease in the BPNA reportable segment was primarily associated with home equity lines of credit and closed-end second mortgages, which are categorized by the Corporation as consumer loans. These portfolios have experienced steady improvements in terms of delinquencies and net charge-offs since 2010.

Additions to consumer non-performing loans amounted to $90 million in the BPPR segment for the years ended December 31, 2012 and 2011. The additions to consumer non-performing loans in the BPNA segment amounted to $39 million, compared with additions of $42 million for 2011.

The Corporation’s consumer loan net charge-offs as a percentage of average consumer loans held-in-portfolio decreased to 3.36% for the year ended December 31, 2012 from 4.26% for the prior year, reflective of improved delinquency metrics across all consumer loan types in the BPPR and BPNA segments.

The allowance for loan losses for the consumer portfolio, excluding covered loans, amounted to $131 million, or 3.39%, of that portfolio at December 31, 2012, compared to $159 million, or 4.34%, at December 31, 2011. The allowance for loan losses of the non-covered consumer loan portfolio in the BPPR segment totaled $100 million, or 3.09%, of that portfolio at December 31, 2012, compared with $115 million, or 3.88%, at December 31, 2011. At the BPNA segment, the allowance for loan losses of the consumer loan portfolio totaled $31 million, or 4.94%, of consumer loans at December 31, 2012, compared with $44 million, or 6.28%, at December 31, 2011. The decrease in the allowance for loan losses for the consumer loan portfolio was principally driven by lower loss trends, reflecting improvement in the risk profile of the consumer portfolios.

At December 31, 2012, the consumer loan TDRs for the BPPR and BPNA segments amounted to $132 million and $3 million, respectively, of which $8 million and $643 thousand, respectively, were in non-performing status. These consumer loan TDRs were evaluated for impairment resulting in a specific allowance for loan losses of $18 million and $107 thousand for BPPR and BPNA segments, respectively, at December 31, 2012.

Table 51 provides information on consumer non-performing loans and net charge-offs by reportable segments.

Table 51 - Non-Performing Consumer Loans and Net Charge-offs (Excluding Covered Loans)

	BPPR			BPNA			Popular, Inc.

(Dollars in thousands)	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2012	December 31, 2011	December 31, 2010

Non-performing consumer loans	$ 30,888 $	31,291 $	37,236 $	9,870 $	12,377 $	23,066 $	40,758 $	43,668 $	60,302

Non-performing consumer loans to consumer loans HIP	0.96%	1.05%	1.28%	1.56%	1.76%	2.85%	1.05%	1.19%	1.63%

	BPPR			BPNA			Popular, Inc.

	For the year ended			For the year ended			For the year ended

(Dollars in thousands)	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2012	December 31, 2011	December 31, 2010

Consumer loan net charge-offs	$ 90,095 $	98,647 $	131,783 $	36,004 $	57,118 $	82,380 $	126,099 $	155,765 $	214,163

Consumer loan net charge-offs to average consumer loans HIP, excluding loans	2.93%	3.40%	4.44%	5.38%	7.59%	9.30%	3.36%	4.26%	5.56%

Combined net charge-offs for E-LOAN’s home equity lines of credit and closed-end second mortgages amounted to approximately $21.2 million or 6.27% of those particular average loan portfolios for the year ended December 31, 2012, compared with $38.4 million or 9.68% for the year ended December 31, 2011. With the downsizing of E-LOAN, this subsidiary ceased originating these types of loans in 2008. Home equity lending includes both home equity loans and lines of credit. This type of lending, which is secured by a first or second mortgage on the borrower’s residence, allows customers to borrow against the equity in their home. Real estate market values at the time the loan or line is granted directly affect the amount of credit extended and, in addition, changes in these values impact the severity of losses. E-LOAN’s portfolio of home equity lines of credit and closed-end second mortgages outstanding at December 31, 2012 totaled $312 million with a related allowance for loan losses of $17 million, representing 5.47% of that particular portfolio. E-LOAN’s portfolio of home equity lines of credit and closed-end second mortgages outstanding at December 31, 2011 totaled $365 million with a related allowance for loan losses of $24 million, representing 6.56% of that particular portfolio. At December 31, 2012, 29% are paying the minimum amount due on the home equity lines of credit.

Other real estate

Other real estate represents real estate property acquired through foreclosure, part of the Corporation’s continuous efforts to aggressively resolve non-performing loans. Other real estate not covered under loss sharing agreements with the FDIC increased by $94 million from December 31, 2011 to the same date in 2012, driven by an increase in the BPPR and BPNA segments of $75 million and $19 million, respectively. The increase is due to the economic conditions which have impacted both residential and commercial real estate properties. Defaulted loans have increased, and these loans move through the foreclosure process to the other real estate classification. The combination of increased flow of defaulted loans from the loan portfolio to other real estate owned and the slowdown of sales of these properties has resulted in an increase in the number of other real estate units on hand.

Other real estate covered under loss sharing agreements with the FDIC, comprised principally of repossessed commercial real estate properties, amounted to $139 million at December 31, 2012, compared with $109 million at the same date in 2011. The increase was principally from repossessed commercial real estate properties. Generally, 80% of the write-downs taken on these properties based on appraisals or losses on the sale are covered under the loss sharing agreements.

During 2012, the Corporation transferred $303 million of loans to other real estate, sold $143 million of foreclosed properties and recorded write-downs and other adjustments of approximately $36 million.

Updated appraisals or third-party opinions of value (“BPOs”) are obtained to adjust the values of the other real estate assets. Commencing in 2011, the appraisal for a commercial or construction other real estate property with a book value greater than $1 million is updated annually and if lower than $1 million it is updated at least every two years. For residential other real estate property, the Corporation requests third-party BPOs or appraisals generally on an annual basis. Appraisals may be adjusted due to age, collateral inspections and property profiles or due to general marked conditions. The adjustments applied are based upon internal information like other appraisals for the type of properties and loss severity information that can provide historical trends in the real estate market, and may change from time to time based on market conditions.

For commercial and construction other real estate properties at the BPPR reportable segment, depending on the type of property and/or the age of the appraisal, downward adjustments currently may range between 10% to 45%, including estimated cost to sell. For commercial and construction properties at the BPNA segment, the most typically applied collateral discount rate currently ranges from 30% to 50%, including cost to sell. This discount was determined based on a study of other real estate owned and loan sale transactions during the past two years, comparing net proceeds received by the lender relative to the most recent appraised value of the properties. However, additional haircuts can be applied depending upon the age of appraisal, the region and the condition of the property or project.

In the case of the BPPR segment, for year 2012, appraisals and BPOs of residential properties were subject to downward adjustments of up to approximately 22%, including cost to sell of 5%. In the case of the U.S. mainland residential properties, the downward adjustment approximated up to 30%, including cost to sell of 10%.

Troubled debt restructurings

The following tables present the loans classified as TDRs according to their accruing status at December 31, 2012, 2011 and 2010.

Table 52 - TDRs Non-Covered Loans 2012

	December 31, 2012
(In thousands)	Accruing	Non-Accruing	Total
Commercial	$105,648	$208,119	$313,767
Construction	2,969	10,310	13,279
Legacy	-	5,978	5,978
Mortgage	405,063	273,042	678,105
Leases	1,726	3,155	4,881
Consumer	125,955	8,981	134,936
Total	$641,361	$509,585	$1,150,946

Table 53 - TDRs Non-Covered Loans 2011

	December 31, 2011
(In thousands)	Accruing	Non-Accruing	Total
Commercial	$36,848	$171,520	$208,368
Construction	-	28,024	28,024
Legacy	-	26,906	26,906
Mortgage	252,277	218,715	470,992
Leases	3,085	3,118	6,203
Consumer	134,409	5,848	140,257
Total	$426,619	$454,131	$880,750

Table 54 - TDRs Non-Covered Loans 2010

	December 31, 2010
(In thousands)	Accruing	Non-Accruing	Total
Commercial	$77,278	$80,894	$158,172
Construction	-	30,727	30,727
Legacy	-	61,482	61,482
Mortgage	68,831	107,791	176,622
Consumer	123,012	10,804	133,816
Total	$269,121	$291,698	$560,819

Table 55 presents the covered loans classified as TDRs according to their accruing status at December 31, 2012.

Table 55 -TDRs Covered Loans

	December 31, 2012
(In thousands)	Accruing	Non-Accruing	Total
Commercial	$46,142	$4,071	$50,213
Construction	-	7,435	7,435
Mortgage	149	220	369
Consumer	517	106	623
Total	$46,808	$11,832	$58,640

The Corporation’s TDR loans totaled $1.2 billion at December 31, 2012, an increase of $270 million, or 31%, from December 31, 2011, including increases of $105 million and $207 million in the commercial and mortgage portfolios, respectively. Commercial loans TDRs in the BPPR segment increased by $100 million from December 31, 2011mainly driven by liquidation agreements, considered TDRs since the fourth quarter of 2012. The intensification of loss mitigation efforts in the mortgage loan portfolio at the BPPR segment led to an increase of $204 million, or 49%, from December 31, 2011, of which $149 million are in accruing status.

Refer to Note 11 to the consolidated financial statements for additional information on modifications considered troubled debt restructurings, including certain qualitative and quantitative data about troubled debt restructurings performed in the past twelve months.

Allowance for Loan Losses

Non-Covered Loan Portfolio

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

The Corporation’s assessment of the allowance for loan losses is determined in accordance with accounting guidance, specifically guidance of loss contingencies in ASC Subtopic 450-20 and loan impairment guidance in ASC Section 310-10-35. As explained in the Critical Accounting Policies / Estimates section of this MD&A, during the first quarter of 2012, the Corporation revised the estimation process for evaluating the adequacy of its allowance for loan losses for the Corporation’s commercial and construction loan portfolios by (i) establishing a more granular stratification of the commercial and construction loan portfolios to enhance the homogeneity of the loan classes and (ii) increasing the look-back period for assessing the recent trends applicable to the determination of commercial and construction loan net charge-offs from 6 months to 12 months.

The following tables set forth information concerning the composition of the Corporation’s allowance for loan losses (“ALLL”) at December 31, 2012, December 31, 2011 and December 31, 2010 by loan category and by whether the allowance and related provisions were calculated individually pursuant to the requirements for specific impairment or through a general valuation allowance.

Table 56 - Composition of ALLL

December 31, 2012

(Dollars in thousands)	Commercial	Construction	Legacy [3]	Leasing	Mortgage	Consumer	Total[2]

Specific ALLL	$17,348	$120	$-	$1,066	$74,667	$17,886	$111,087
Impaired loans [1]	$527,664	$41,809	$18,744	$4,881	$611,230	$133,377	$1,337,705

Specific ALLL to impaired loans [1]	3.29%	0.29%	- %	21.84%	12.22%	13.41%	8.30%

General ALLL	$280,334	$7,309	$33,102	$1,828	$74,708	$113,333	$510,614
Loans held-in-portfolio, excluding impaired loans [1]	$9,330,538	$211,048	$365,473	$535,642	$5,467,277	$3,735,509	$19,645,487
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	3.00%	3.46%	9.06%	0.34%	1.37%	3.03%	2.60%

Total ALLL	$297,682	$7,429	$33,102	$2,894	$149,375	$131,219	$621,701
Total non-covered loans held-in-portfolio [1]	$9,858,202	$252,857	$384,217	$540,523	$6,078,507	$3,868,886	$20,983,192

ALLL to loans held-in-portfolio [1]	3.02%	2.94%	8.62%	0.54%	2.46%	3.39%	2.96%

[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. At December 31, 2012, the general allowance on the covered loans amounted to $100 million while the specific reserve amounted to $9 million.

[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Table 57 - Composition of ALLL

December 31, 2011

(Dollars in thousands)	Commercial	Construction	Legacy [3]	Leasing	Mortgage	Consumer	Total[2]

Specific ALLL	$11,738	$289	$57	$793	$29,063	$17,046	$58,986
Impaired loans [1]	$556,329	$91,710	$48,890	$6,104	$382,880	$140,108	$1,226,021

Specific ALLL to impaired loans [1]	2.11%	0.32%	0.12%	12.99%	7.59%	12.17%	4.81%

General ALLL	$357,694	$8,192	$46,171	$3,858	$73,198	$142,264	$631,377
Loans held-in-portfolio, excluding impaired loans [1]	$9,416,998	$148,229	$599,519	$542,602	$5,135,580	$3,533,647	$19,376,575
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	3.80%	5.53%	7.70%	0.71%	1.43%	4.03%	3.26%

Total ALLL	$369,432	$8,481	$46,228	$4,651	$102,261	$159,310	$690,363
Total non-covered loans held-in-portfolio [1]	$9,973,327	$239,939	$648,409	$548,706	$5,518,460	$3,673,755	$20,602,596

ALLL to loans held-in-portfolio [1]	3.70%	3.53%	7.13%	0.85%	1.85%	4.34%	3.35%

[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. At December 31, 2011, the general allowance on the covered loans amounted to $98 million while the specific reserve amounted to $27 million.

[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Table 58 - Composition of ALLL

December 31, 2010
(Dollars in thousands)	Commercial	Construction	Legacy [3]	Leasing	Mortgage	Consumer	Total[2]
Specific ALLL	$8,550	$216	$-	$-	$5,004	$-	$13,770
Impaired loans [1]	$433,579	$132,581	$111,130	$-	$121,209	$-	$798,499

Specific ALLL to impaired loans [1]	1.97%	0.16%	- %	- %	4.13%	- %	1.72%
General ALLL	$391,372	$39,570	$76,407	$7,153	$65,864	$199,089	$779,455
Loans held-in-portfolio, excluding impaired loans [1]	$10,136,923	$207,975	$902,354	$572,787	$4,403,513	$3,705,984	$19,929,536
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	3.86%	19.03%	8.47%	1.25%	1.50%	5.37%	3.91%
Total ALLL	$399,922	$39,786	$76,407	$7,153	$70,868	$199,089	$793,225
Total non-covered loans held-in-portfolio [1]	$10,570,502	$340,556	$1,013,484	$572,787	$4,524,722	$3,705,984	$20,728,035

ALLL to loans held-in-portfolio [1]	3.78%	11.68%	7.54%	1.25%	1.57%	5.37%	3.83%

[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. There was no allowance on these loans at December 31, 2010.

[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Table 59 details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.

Table 59 - Allocation of the Allowance for Loan Losses

At December 31,

	2012		2011		2010		2009		2008

(Dollars in millions)	ALLL	% of loans in each category to total loans	ALLL	% of loans in each category to total loans	ALLL	% of loans in each category to total loans	ALLL	% of loans in each category to total loans	ALLL	% of loans in each category to total loans

Commercial	$297.7	47.0%	$369.4	48.4%	$399.8	51.0%	$338.7	48.3%	$266.9	47.1%

Construction	7.4	1.2	8.5	1.2	39.8	1.6	269.3	5.7	132.0	6.7

Legacy	33.1	1.8	46.2	3.1	76.4	4.9	177.4	6.9	69.1	7.9

Leasing	2.9	2.6	4.7	2.7	7.2	2.8	12.2	2.6	18.9	2.8

Mortgage	149.4	29.0	102.3	26.8	70.9	21.8	154.6	19.4	106.3	17.4

Consumer	131.2	18.4	159.3	17.8	199.1	17.9	309.0	17.1	289.6	18.1

Total[1]	$621.7	100.0%	$690.4	100.0%	$793.2	100.0%	$1,261.2	100.0%	$882.8	100.0%

[1]Note: For purposes of this table the term loans refers to loans held-in-portfolio excluding covered loans and held-for-sale.

At December 31, 2012, the allowance for loan losses, excluding covered loans, decreased by approximately $69 million when compared with the same date in the previous year. It represented 2.96% of non-covered loans held-in-portfolio at December 31, 2012, compared with 3.35% at December 31, 2011. This decrease in the allowance for loan losses considers reductions in the Corporation’s general reserves of approximately $121 million, offset by an increase of $52 million in the specific reserves.

At December 31, 2012, the allowance for loan losses for non-covered loans at the BPPR segment totaled $445 million or 2.92% of non-covered loans held-in-portfolio, compared with $453 million or 3.06% of non-covered loans held-in-portfolio at December 31, 2011. The decrease was mainly driven by a reduction of $60 million in the general reserve component, when compared with December 31, 2011, mainly due to a lower underlying loss trends in the commercial and consumer loan portfolios. These improvements were partially offset by an increase of $52 million in specific reserves mainly related to residential mortgage troubled debt restructured loans due to the intensification of loss mitigation efforts.

The allowance for loan losses at the BPNA segment totaled $176 million or 3.07% of loans held-in-portfolio, compared with $237 million or 4.11% of loans held-in-portfolio at December 31, 2011. The decrease was mainly driven by a reduction of $61 million in the general reserve component, when compared with December 31, 2011, reflective of sustained improvements in credit quality.

The following table presents the Corporation’s recorded investment in loans that were considered impaired and the related valuation allowance at December 31, 2012, 2011, and 2010.

Table 60 - Impaired Loans (Non-Covered Loans) and the Related Valuation Allowance

	2012		2011		2010

(In millions)	Recorded Investment[1]	Valuation Allowance[2]	Recorded Investment[1]	Valuation Allowance [2]	Recorded Investment [1]	Valuation Allowance

Impaired loans:

Valuation allowance	$897.6	$111.1	$632.9	$59.0	$154.3	$13.8

No valuation allowance required	440.1	-	593.1	-	644.2	-

Total impaired loans	$1,337.7	$111.1	$1,226.0	$59.0	$798.5	$13.8

[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes the specific reserve related to covered loans acquired on the Westernbank FDIC-assisted transaction which amounted to $9 million at December 31, 2012 (2011 - $27 million).

With respect to the $440 million portfolio of impaired loans for which no allowance for loan losses was required at December 31, 2012, management followed the guidance for specific impairment of a loan. When a loan is impaired, the measurement of the impairment may be based on: (1) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate; (2) the observable market price of the impaired loan; or (3) the fair value of the collateral, if the loan is collateral dependent. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. Impaired loans with no valuation allowance were mostly collateral dependent loans for which management charged-off specific reserves based on the fair value of the collateral less estimated costs to sell.

Average impaired loans during the years ended December 31, 2012 and December 31, 2011 were $1.4 billion and $1.1 billion, respectively. The Corporation recognized interest income on impaired loans of $39.1 million and $20.0 million for the years ended December 31, 2012 and December 31, 2011, respectively.

The following tables set forth the activity in the specific reserves for impaired loans for the years ended December 31, 2012 and 2011.

Table 61 - Activity in Specific ALLL for the Year Ended December 31, 2012

(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Leasing	Total

Beginning balance	$11,738	$289	$29,063	$57	$17,046	$793	$58,986

Provision for impaired loans	107,497	5,942	54,984	4,054	840	273	173,590

Net charge-offs	(101,887)	(6,111)	(9,380)	(4,111)	-	-	(121,489)

Specific allowance for loan losses at December 31, 2012	$17,348	$120	$74,667	$-	$17,886	$1,066	$111,087

Table 62 - Activity in Specific ALLL for the Year Ended December 31, 2011
(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Leasing	Total

Beginning balance	$8,550	$216	$5,004	$-	$-	$-	$13,770

Provision for impaired loans	152,143	23,576	11,861	14,632	21,347	793	224,352

Net charge-offs	(136,250)	(23,503)	(1,608)	(14,575)	(4,301)	-	(180,237)

Net (write-downs) recoveries	(12,705)	-	13,806	-	-	-	1,101

Specific allowance for loan losses at December 31, 2011	$11,738	$289	$29,063	$57	$17,046	$793	$58,986

For the year ended December 31, 2012, total net charge-offs for individually evaluated impaired loans amounted to approximately $121.5 million, of which $91.1 million pertained to the BPPR segment and $30.4 million to the BPNA reportable segment. Most of these net charge-offs were related to the commercial and construction loan portfolios.

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

Appraisals may be adjusted due to age or general market conditions. The adjustments applied are based upon internal information, like other appraisals and/or loss severity information that can provide historical trends in the real estate market. Specifically, in commercial and construction impaired loans for the BPPR reportable segment, and depending on the type of property and/or the age of the appraisal, downward adjustments currently range from 10% to 45% (including costs to sell). At December 31, 2012, the weighted average discount rate for the BPPR segment was 21%.

For commercial and construction loans at the BPNA segment, downward adjustments to the collateral value currently range from 10% to 50% depending on the age of the appraisals and the type, location and condition of the property. This discount used was determined based on a study of other real estate owned and loan sale transactions during the past two years, comparing net proceeds received by the bank relative to the most recent appraised value of the properties. However, additional haircuts can be applied depending upon the age of appraisal, the region and the condition of the project. Factors are based on appraisal changes and/or trends in loss severities. Discount rates discussed above include costs to sell and may change from time to time based on market conditions. At December 31, 2012, the weighted average discount rate for the BPNA segment was 31%.

For mortgage loans secured by residential real estate properties, a current assessment of value is made not later than 180 days past the contractual due date. Any outstanding balance in excess of the estimated value of the collateral property, less estimated costs to sell, is charged-off. For this purpose, the Corporation requests third-party Broker Price Opinion of Value “BPOs” of the subject collateral property at least annually. In the case of the mortgage loan portfolio for the BPPR segment, BPOs of the subject collateral properties are currently subject to downward adjustment of up to approximately 22%, including cost to sell of 5%. In the case of the U.S. mortgage loan portfolio, a 30% haircut is taken, which includes costs to sell.

Discount rates discussed above include costs to sell and may change from time to time based on market conditions.

The table that follows presents the approximate amount and percentage of non-covered impaired loans for which the Corporation relied on appraisals dated more than one year old for purposes of impairment requirements at December 31, 2012.

Table 63 - Non-Covered Impaired Loans With Appraisals Dated 1 Year Or Older

December 31, 2012

	Total Impaired Loans – Held-in-portfolio (HIP)

(In thousands)	Count	Outstanding Principal Balance	Impaired Loans with Appraisals Over One- Year Old [1]

Commercial	312	$ 408,211	31%

Construction	17	39,944	11

Legacy	19	18,744	-

[1] Based on outstanding balance of total impaired loans.

Table 64 - Non-Covered Impaired Loans With Appraisals Dated 1 Year Or Older

December 31, 2011

	Total Impaired Loans – Held-in-portfolio (HIP)

(In thousands)	Count	Outstanding Principal Balance	Impaired Loans with Appraisals Over One- Year Old [1]

Commercial	376	$ 512,150	39%

Construction	28	90,038	16

Legacy	34	48,890	2

[1] Based on outstanding balance of total impaired loans.

The percentage of the Corporation’s impaired construction loans that were relied upon “as developed” and “as is” for the periods ended December 31, 2012 and 2011 are presented in the tables below.

Table 65 - Impaired Construction Loans Relied Upon “As is” or “As Developed”

December 31, 2012

	“As is”			“As developed”

(In thousands)	Count	Amount in $	As a % of total construction impaired loans HIP	Count	Amount in $	As a % of total construction impaired loans HIP	Average % of completion

Loans held-in-portfolio	19	$23,685	49%	5	$24,934	51%	90%

Table 66 - Impaired Construction Loans Relied Upon “As is” or “As Developed”

December 31, 2011

	“As is”			“As developed”

(In thousands)	Count	Amount in $	As a % of total construction impaired loans HIP	Count	Amount in $	As a % of total construction impaired loans HIP	Average % of completion

Loans held-in-portfolio	28	$56,852	47%	19	$63,728	53%	91%

At December 31, 2012, the Corporation accounted for $25 million impaired construction loans under the “as developed” value. This approach is used since the current plan is that the project will be completed and it reflects the best strategy to reduce potential losses based on the prospects of the project. The costs to complete the project and the related increase in debt are considered an integral part of the individual reserve determination.

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

Allowance for loan losses– Covered loan portfolio

The Corporation’s allowance for loan losses for the covered loan portfolio acquired in the Westernbank FDIC-assisted transaction amounted to $109 million at December 31, 2012. This allowance covers the estimated credit loss exposure related to: (i) acquired loans accounted for under ASC Subtopic 310-30, which required an allowance for loan losses of $95 million at year end, compared with $83 million at December 31, 2011; and (ii) acquired loans accounted for under ASC Subtopic 310-20, which required an allowance for loan losses of $14 million, compared with $42 million at December 31, 2011.

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

Enterprise Risk and Operational Risk Management

The Financial and Operational Risk Management Division (the “FORM Division”) is responsible for overseeing the implementation of the Enterprise Risk Management (ERM) framework, as well as developing and overseeing the implementation of risk programs and reporting that facilitate a broad integrated view of risks. The FORM Division also leads the ongoing development of a strong risk management culture and the framework that support effective risk governance. For new products and initiatives, the Corporate Compliance Division has put in place processes to ensure that an appropriate standard readiness assessment is performed before launching a new product or initiative. Similar procedures are followed with the Treasury Division for transactions involving the purchase and sale of assets.

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

Operational risk management plays a different role in each category. For business specific risks, the FORM Division works with the segments to ensure consistency in policies, processes, and assessments. With respect to corporate-wide risks, such as information security, business continuity, legal and compliance, the risks are assessed and a consolidated corporate view is developed and communicated to the business level. Procedures exist that are designed to ensure that policies relating to conduct, ethics, and business practices are followed. We continually monitor the system of internal controls, data processing systems, and corporate-wide processes and procedures to manage operational risk at appropriate, cost-effective levels. An additional level of review is applied to current and potential regulation and its impact on business processes, to ensure that appropriate controls are put in place to address regulation requirements. Today’s threats to customer information and information systems are complex, more wide spread, continually emerging, and increasing at a rapid pace. The Corporation continuously monitors these threats and, to date, we have not experienced any material losses as a result of cyber attacks.

ADOPTION OF NEW ACCOUNTING STANDARDS AND ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS

FASB Accounting Standards Update 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”)

The FASB issued ASU 2013-02 in February 2013. ASU 2013-02 requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments of ASU 2013-02 do not change the current requirements for reporting net income or other comprehensive income in financial statements.

ASU 2013-02 is effective for fiscal years and interim periods within those years, beginning on or after December 15, 2012. Early adoption is permitted.

The adoption of this guidance impacts presentation disclosures only and will not have an impact on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities (“ASU 2013-01”)

The FASB issued ASU 2013-01 in January 2013. ASU 2013-01 clarify that the scope of FASB Accounting Standard Update 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (ASU 2011-11), applies only to derivatives accounted for under ASC 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement.

ASU 2013-01 is effective for fiscal years and interim periods within those years, beginning on or after January 1, 2013. Entities should provide the required disclosures retrospectively for all comparative periods presented. The effective date is the same as the effective date of ASU 2011-11.

The adoption of this guidance impacts presentation disclosures only and will not have an impact on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2012-06, Business Combinations (Topic 805): Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution (“ASU 2012-06”)

The FASB issued ASU 2012-06 in October 2012. ASU 2012-06 addresses the diversity in practice about how to interpret the terms “on the same basis” and “contractual limitations” when subsequently measuring an indemnification asset recognized in a government-assisted (Federal Deposit Insurance Corporation) acquisition of a financial institution that includes a loss-sharing agreement (indemnification agreement). When a reporting entity recognizes an indemnification asset as a result of a government-assisted acquisition of a financial institution and subsequently the cash flows expected to be collected on the indemnification asset changes, as a result of a change in cash flows expected to be collected on the assets subject to indemnification, the reporting entity should subsequently account for the change in the measurement of the indemnification asset on the same basis as the change in the assets subject to indemnification. Any amortization of changes in value should be limited to the contractual term of the indemnification agreement, that is, the lesser of the term of the indemnification agreement and the remaining life of the indemnified assets.

ASU 2012-06 is effective for fiscal years and interim periods within those years, beginning on or after December 15, 2012. Early adoption is permitted.

The adoption of this guidance is not expected to have a material effect on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”)

The FASB issued ASU 2012-02 in July 2012. ASU 2012-02 is intended to simplify how entities test indefinite-lived intangible assets, other than goodwill, for impairment. ASU 2012-02 permits an entity the option to first assess qualitative factors to determine whether it is “more likely than not” that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with ASC Subtopic 350-30, Intangibles-Goodwill and Other-General Intangibles Other than Goodwill. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. This guidance results in guidance that is similar to the goodwill impairment testing guidance in ASU 2011-08. The previous guidance under ASC Subtopic 350-30 required an entity to test indefinite-lived intangible assets for impairment on at least an annual basis by comparing an asset’s fair value with its carrying amount and recording an impairment loss for an amount equal to the excess of the asset’s carrying amount over its fair value. Under the amendments in this ASU, an entity is not required to calculate the fair value of an indefinite-lived intangible asset if the entity determines that it is not more likely than not that the asset is impaired. In addition the new qualitative indicators replace those currently used to determine whether indefinite-lived intangible assets should be tested for impairment on an interim basis.

ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual or interim impairment tests performed as of a date before July 27, 2012, as long as the financial statements have not yet been issued. The Corporation did not elect to adopt early the provisions of this ASU.

The provisions of this guidance simplify how entities test for indefinite-lived assets impairment and will not have an impact on the Corporation’s consolidated financial statements.

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

The provisions of this guidance impacts presentation disclosure only and will not have an impact on the Corporation’s financial condition or results of operations.

Statistical Summary 2008-2012

Statements of Condition

	At December 31,
(In thousands)	2012	2011	2010	2009	2008
Assets:
Cash and due from banks	$439,363	$535,282	$452,373	$677,330	$784,987
Money market investments:
Federal funds sold and securities purchased under agreements to resell	246,977	327,668	181,961	452,932	519,218
Time deposits with other banks	838,603	1,048,506	797,334	549,865	275,436
Total money market investments	1,085,580	1,376,174	979,295	1,002,797	794,654
Trading account securities, at fair value	314,525	436,331	546,713	462,436	645,903
Investment securities available-for-sale, at fair value	5,084,201	5,009,823	5,236,852	6,694,714	7,924,487
Investment securities held-to-maturity, at amortized cost	142,817	125,383	122,354	212,962	294,747
Other investment securities, at lower of cost or realizable value	185,443	179,880	163,513	164,149	217,667
Loans held-for-sale, at lower of cost or fair value	354,468	363,093	893,938	90,796	536,058
Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	21,080,005	20,703,192	20,834,276	23,827,263	25,857,237
Loans covered under loss sharing agreements with the FDIC	3,755,972	4,348,703	4,836,882	-	-
Less – Unearned income	96,813	100,596	106,241	114,150	124,364
Allowance for loan losses	730,607	815,308	793,225	1,261,204	882,807
Total loans held-in-portfolio, net	24,008,557	24,135,991	24,771,692	22,451,909	24,850,066
FDIC loss share asset	1,399,098	1,915,128	2,410,219	-	-
Premises and equipment, net	535,793	538,486	545,453	584,853	620,807
Other real estate not covered under loss sharing agreements with the FDIC	266,844	172,497	161,496	125,483	89,721
Other real estate covered under loss sharing agreements with the FDIC	139,058	109,135	57,565	-	-
Accrued income receivable	125,728	125,209	150,658	126,080	156,227
Mortgage servicing assets, at fair value	154,430	151,323	166,907	169,747	176,034
Other assets	1,569,578	1,462,393	1,449,887	1,324,917	1,119,869
Goodwill	647,757	648,350	647,387	604,349	605,792
Other intangible assets	54,295	63,954	58,696	43,803	53,163
Assets from discontinued operations	-	-	-	-	12,587
Total assets	$36,507,535	$37,348,432	$38,814,998	$34,736,325	$38,882,769
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$5,794,629	$5,655,474	$4,939,321	$4,495,301	$4,293,553
Interest bearing	21,205,984	22,286,653	21,822,879	21,429,593	23,256,652
Total deposits	27,000,613	27,942,127	26,762,200	25,924,894	27,550,205
Federal funds purchased and assets sold under agreements to repurchase	2,016,752	2,141,097	2,412,550	2,632,790	3,551,608
Other short-term borrowings	636,200	296,200	364,222	7,326	4,934
Notes payable	1,777,721	1,856,372	4,170,183	2,648,632	3,386,763
Other liabilities	966,249	1,193,883	1,305,312	983,866	1,096,338
Liabilities from discontinued operations	-	-	-	-	24,557
Total liabilities	32,397,535	33,429,679	35,014,467	32,197,508	35,614,405
Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	50,160	1,483,525
Common stock	1,032	1,026	1,023	640	177,379
Surplus	4,150,294	4,123,898	4,103,211	2,809,993	2,218,292
Retained earnings (accumulated deficit)	11,826	(212,726)	(347,328)	(292,752)	(374,488)
Treasury stock – at cost	(444)	(1,057)	(574)	(15)	(207,515)
Accumulated other comprehensive loss, net of tax	(102,868)	(42,548)	(5,961)	(29,209)	(28,829)
Total stockholders’ equity	4,110,000	3,918,753	3,800,531	2,538,817	3,268,364
Total liabilities and stockholders’ equity	$36,507,535	$37,348,432	$38,814,998	$34,736,325	$38,882,769

Statistical Summary 2008-2012

Statements of Operations

	For the years ended December 31,
(In thousands)	2012	2011	2010	2009	2008

Interest income:
Loans	$1,558,397	$1,694,357	$1,676,734	$1,519,249	$1,868,462
Money market investments	3,703	3,596	5,384	8,570	17,982
Investment securities	166,781	203,941	238,210	291,988	343,568
Trading account securities	22,824	35,607	27,918	35,190	44,111

Total interest income	1,751,705	1,937,501	1,948,246	1,854,997	2,274,123
Less - Interest expense	379,086	505,509	653,381	753,744	994,919

Net interest income	1,372,619	1,431,992	1,294,865	1,101,253	1,279,204
Provision for loan losses - non-covered loans	334,102	430,085	1,011,880	1,405,807	991,384
Provision for loan losses - covered loans	74,839	145,635	-

Net interest income after provision for loan losses	963,678	856,272	282,985	(304,554)	287,820

Net (loss) gain on sale and valuation adjustments of investment securities	(1,707)	10,844	3,992	219,546	69,716
Trading account (loss) profit	(17,682)	5,897	16,404	39,740	43,645
Net gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	27,567	(2,177)	(56,139)	(35,060)	6,018
FDIC loss share (expense) income	(56,211)	66,791	(25,751)	-	-
Fair value change in equity appreciation instrument	-	8,323	42,555	-	-
Gain on sale of processing and technology business	-	-	640,802	-	-
All other operating income	514,375	470,599	666,330	672,275	710,595

Total non-interest income	466,342	560,277	1,288,193	896,501	829,974

Operating expenses:
Personnel costs	465,702	453,370	514,198	533,263	608,465
All other operating expenses	745,446	696,927	811,349	620,933	728,263

Total operating expenses	1,211,148	1,150,297	1,325,547	1,154,196	1,336,728

Income (loss) from continuing operations, before income tax	218,872	266,252	245,631	(562,249)	(218,934)
Income tax (benefit) expense	(26,403)	114,927	108,230	(8,302)	461,534

Income (loss) from continuing operations	$245,275	$151,325	$137,401	$(553,947)	$(680,468)
Loss from discontinued operations, net of income tax	-	-	-	(19,972)	(563,435)

Net Income (Loss)	$245,275	$151,325	$137,401	$(573,919)	$(1,243,903)

Net Income (Loss) Applicable to Common Stock	$241,552	$147,602	$(54,576)	$97,377	$(1,279,200)

Statistical Summary 2008-2012

Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis*
	2012			2011			2010
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Money market investments	$1,051,373	$3,704	0.35%	$1,152,014	$3,597	0.31%	$1,539,046	$5,384	0.35%
U.S. Treasury securities	34,757	1,418	4.08	50,971	1,502	2.95	80,740	1,527	1.89
Obligations of U.S. Government sponsored entities	1,038,829	34,881	3.36	1,180,680	49,781	4.22	1,473,227	54,748	3.72
Obligations of Puerto Rico, States and political subdivisions	152,697	9,850	6.45	139,847	8,972	6.42	228,291	11,171	4.89
Collateralized mortgage obligations and mortgage-backed securities	3,752,954	121,494	3.24	3,896,743	148,884	3.82	4,340,545	160,632	3.70
Other	247,717	12,600	5.09	226,033	13,326	5.90	176,766	10,576	5.98
Total investment securities	5,226,954	180,243	3.45	5,494,274	222,465	4.05	6,299,569	238,654	3.79
Trading account securities	445,881	25,909	5.81	667,277	38,850	5.82	493,628	32,333	6.55
Non-covered loans	20,795,156	1,277,261	6.14	21,004,406	1,301,426	6.20	22,456,846	1,377,871	6.14
Covered loans	4,050,338	301,441	7.44	4,613,361	412,678	8.95	3,364,932	303,096	9.01
Total loans (net of unearned income)	24,845,494	1,578,702	6.35	25,617,767	1,714,104	6.69	25,821,778	1,680,967	6.51
Total interest earning assets/Interest income	$31,569,702	$1,788,558	5.67%	$32,931,332	$1,979,016	6.01%	$34,154,021	$1,957,338	5.73%
Total non-interest earning assets	4,694,329			5,134,936			4,224,945
Total assets from continuing operations	$36,264,031			$38,066,268			$38,378,966
Total assets from discontinued operations	-	-	-	-	-	-	-	-	-
Total assets	$36,264,031			$38,066,268			$38,378,966
Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$12,126,336	$46,303	0.38%	$11,525,060	$68,531	0.59%	$10,951,331	$93,796	0.86%
Time deposits	9,420,948	137,786	1.46	10,919,907	200,956	1.84	10,967,033	257,085	2.34
Short-term borrowings	2,565,110	46,805	1.82	2,629,979	55,258	2.10	2,400,653	60,278	2.51
Notes payable	1,850,514	148,192	8.01	1,834,915	148,603	8.10	2,293,878	183,701	8.01
Note issued to the FDIC	-	-	-	1,381,981	32,161	2.33	2,753,490	58,521	2.13

Total interest bearing liabilities/Interest expense	25,962,908	379,086	1.46	28,291,842	505,509	1.79	29,366,385	653,381	2.22
Total non-interest bearing liabilities	6,457,471			6,041,590			5,753,414
Total liabilities from continuing operations	32,420,379			34,333,432			35,119,799
Total liabilities from discontinued operations	-	-	-	-	-	-	-	-	-
Total liabilities	32,420,379			34,333,432			35,119,799
Stockholders’ equity	3,843,652			3,732,836			3,259,167
Total liabilities and stockholders’ equity	$36,264,031			$38,066,268			$38,378,966
Net interest income on a taxable equivalent basis		$1,409,472			$1,473,507			$1,303,957
Cost of funding earning assets			1.20%			1.54%			1.91%
Net interest margin			4.47%			4.47%			3.82%
Effect of the taxable equivalent adjustment		36,853			41,515			9,092
Net interest income per books		$1,372,619			$1,431,992			$1,294,865

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

Statistical Summary 2008-2012

Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis
	2009			2008
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Money market investments	$1,183,209	$8,573	0.72%	$699,922	$18,790	2.68%
U.S. Treasury securities	70,308	3,452	4.91	463,268	21,934	4.73
Obligations of U.S. Government sponsored entities	1,977,460	103,303	5.22	4,793,935	243,709	5.08
Obligations of Puerto Rico, States and political subdivisions	342,479	22,048	6.44	254,952	16,760	6.57
Collateralized mortgage obligations and mortgage-backed securities	4,757,407	200,616	4.22	2,411,171	114,810	4.76
Other	301,649	15,046	4.99	266,306	14,952	5.61
Total investment securities	7,449,303	344,465	4.62	8,189,632	412,165	5.03
Trading account securities	614,827	40,771	6.63	664,907	47,909	7.21
Non-covered loans	24,836,067	1,540,918	6.20	26,471,616	1,888,786	7.14
Covered loans	-	-	-	-	-	-
Total loans (net of unearned income)	24,836,067	1,540,918	6.20	26,471,616	1,888,786	7.14
Total interest earning assets/Interest income	$34,083,406	$1,934,727	5.68%	$36,026,077	$2,367,650	6.57%
Total non-interest earning assets	2,478,103			3,417,397
Total assets from continuing operations	$36,561,509			$39,443,474
Total assets from discontinued operations	7,861			1,480,543
Total assets	$36,569,370			$40,924,017
Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$10,342,100	$107,355	1.04%	$10,548,563	$177,729	1.68%
Time deposits	12,192,824	393,906	3.23	12,795,436	522,394	4.08
Short-term borrowings	2,887,727	69,357	2.40	5,115,166	168,070	3.29
Notes payable	2,945,169	183,126	6.22	2,263,272	126,726	5.60
Note issued to the FDIC	-	-	-	-	-	-

Total interest bearing liabilities/Interest expense	28,367,820	753,744	2.66	30,722,437	994,919	3.24
Total non-interest bearing liabilities	5,338,848			4,966,820
Total liabilities from continuing operations	33,706,668			35,689,257
Total liabilities from discontinued operations	10,637			1,876,465
Total liabilities	33,717,305			37,565,722
Stockholders’ equity	2,852,065			3,358,295
Total liabilities and stockholders’ equity	$36,569,370			$40,924,017
Net interest income on a taxable equivalent basis		$1,180,983			$1,372,731
Cost of funding earning assets			2.21%			2.76%
Net interest margin			3.47%			3.81%
Effect of the taxable equivalent adjustment		79,730			93,527
Net interest income per books		$1,101,253			$1,279,204

* Shows the effect of the tax exempt status of some loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yield of the tax exempt and taxable assets on a taxable basis.

Note: Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation’s policy.

Statistical Summary 2011-2012

Quarterly Financial Data

	2012				2011
(In thousands, except per	Fourth	Third	Second	First	Fourth	Third	Second	First
common share information)	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Summary of Operations
Interest income	$437,769	$434,003	$440,082	$439,851	$453,393	$491,758	$506,899	$485,451
Interest expense	87,358	90,577	98,882	102,269	108,613	122,447	132,357	142,092
Net interest income	350,411	343,426	341,200	337,582	344,780	369,311	374,542	343,359
Provision for loan losses - non-covered loans	86,256	83,589	81,743	82,514	123,908	150,703	95,712	59,762
Provision for loan losses - covered loans	(3,445)	22,619	37,456	18,209	55,900	25,573	48,605	15,557
Net (loss) gain on sale and valuation adjustments of investment securities	(1,422)	64	(349)	-	2,800	8,134	(90)	-
Trading account (loss) profit	(5,990)	(2,266)	(7,283)	(2,143)	2,610	2,912	874	(499)
Gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	30,196	18,495	(15,397)	15,471	16,135	20,294	(12,782)	7,244
Adjustments (expense) to indemnity reserves on loans sold	(3,208)	(8,717)	(5,398)	(3,875)	(3,481)	(10,285)	(9,454)	(9,848)
FDIC loss share (expense) income	(36,824)	(6,707)	2,575	(15,255)	17,447	(5,361)	38,670	16,035
Fair value change in equity appreciation instrument	-	-	-	-	-	-	578	7,745
Other non-interest income	150,249	114,840	119,576	129,710	113,848	106,696	106,364	143,691
Operating expenses	296,747	290,355	327,879	296,167	311,093	282,355	281,800	275,049
Income (loss) before income tax	103,854	62,572	(12,154)	64,600	3,238	33,070	72,585	157,359
Income tax expense (benefit)	19,914	15,384	(77,893)	16,192	263	5,537	(38,100)	147,227
Net income	$83,940	$47,188	$65,739	$48,408	$2,975	$27,533	$110,685	$10,132
Net income applicable to common stock	$83,009	$46,257	$64,809	$47,477	$2,044	$26,602	$109,754	$9,202
Net income per common share - basic and diluted:	$0.81	$0.45	$0.63	$0.46	$0.02	$0.26	$1.07	$0.09
Selected Average Balances
(In millions)
Total assets	$36,301	$35,985	$36,217	$36,556	$36,744	$37,994	$38,781	$38,770
Loans	24,962	24,721	24,760	24,939	25,205	25,499	25,830	25,946
Interest earning assets	31,655	31,346	31,579	31,700	31,840	33,039	33,447	33,415
Deposits	26,594	26,592	27,178	27,257	27,524	27,562	27,644	27,279
Interest-bearing liabilities	25,715	25,699	26,034	26,409	26,866	28,142	29,086	29,100
Selected Ratios
Return on assets	0.92%	0.52%	0.73%	0.53%	0.03%	0.29%	1.14%	0.11%
Return on equity	8.50	4.81	6.94	5.16	0.21	2.81	12.02	1.05
Note: All per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

Report of Management on Internal Control Over Financial Reporting

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

The management of Popular, Inc. has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2012. In making this assessment, management used the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based on our assessment, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2012 based on the criteria referred to above.

The Corporation’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, has audited the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2012, as stated in their report dated February 28, 2013 which appears herein.

Richard L. Carrión	Jorge A. Junquera
Chairman of the Board,	Senior Executive Vice President
President and Chief Executive Officer	and Chief Financial Officer

Report of Independent Registered

Public Accounting Firm

To the Board of Directors and

Stockholders of Popular, Inc.

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report to Stockholders. Our responsibility is to express opinions on these financial statements and on the Corporation’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

PRICEWATERHOUSECOOPERS LLP

San Juan, Puerto Rico

February 28, 2013

CERTIFIED PUBLIC ACCOUNTANTS

(OF PUERTO RICO)

License No. 216 Expires Dec. 1, 2013

Stamp E48039 of the P.R.

Society of Certified Public

Accountants has been affixed

to the file copy of this report.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
(In thousands, except share information)	2012	2011

Assets:
Cash and due from banks	$439,363	$535,282

Money market investments:
Federal funds sold	33,515	75,000
Securities purchased under agreements to resell	213,462	252,668
Time deposits with other banks	838,603	1,048,506

Total money market investments	1,085,580	1,376,174

Trading account securities, at fair value:
Pledged securities with creditors’ right to repledge	271,624	402,591
Other trading securities	42,901	33,740
Investment securities available-for-sale, at fair value:
Pledged securities with creditors’ right to repledge	1,603,693	1,737,868
Other investment securities available-for-sale	3,480,508	3,271,955
Investment securities held-to-maturity, at amortized cost (fair value 2012 - $144,233; 2011 - $125,254)	142,817	125,383
Other investment securities, at lower of cost or realizable value (realizable value 2012 - $187,501; 2011 - $181,583)	185,443	179,880
Loans held-for-sale, at lower of cost or fair value	354,468	363,093

Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	21,080,005	20,703,192
Loans covered under loss sharing agreements with the FDIC	3,755,972	4,348,703
Less – Unearned income	96,813	100,596
Allowance for loan losses	730,607	815,308

Total loans held-in-portfolio, net	24,008,557	24,135,991

FDIC loss share asset	1,399,098	1,915,128
Premises and equipment, net	535,793	538,486
Other real estate not covered under loss sharing agreements with the FDIC	266,844	172,497
Other real estate covered under loss sharing agreements with the FDIC	139,058	109,135
Accrued income receivable	125,728	125,209
Mortgage servicing assets, at fair value	154,430	151,323
Other assets	1,569,578	1,462,393
Goodwill	647,757	648,350
Other intangible assets	54,295	63,954

Total assets	$36,507,535	$37,348,432

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$5,794,629	$5,655,474
Interest bearing	21,205,984	22,286,653

Total deposits	27,000,613	27,942,127

Assets sold under agreements to repurchase	2,016,752	2,141,097
Other short-term borrowings	636,200	296,200
Notes payable	1,777,721	1,856,372
Other liabilities	966,249	1,193,883

Total liabilities	32,397,535	33,429,679

Commitments and contingencies (See Note 27)

Stockholders’ equity:
Preferred stock, 30,000,000 shares authorized; 2,006,391 shares issued and outstanding	50,160	50,160
Common stock, $0.01 par value; 170,000,000 shares authorized; 103,193,303 shares issued (2011 – 102,634,640) and 103,169,806 shares outstanding (2011 – 102,590,457)	1,032	1,026
Surplus	4,150,294	4,123,898
Retained earnings (accumulated deficit)	11,826	(212,726)
Treasury stock – at cost, 23,497 shares (2011 – 44,183)	(444)	(1,057)
Accumulated other comprehensive loss, net of tax	(102,868)	(42,548)

Total stockholders’ equity	4,110,000	3,918,753

Total liabilities and stockholders’ equity	$36,507,535	$37,348,432

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In thousands, except per share information)	2012	2011	2010

Interest income:
Loans	$1,558,397	$1,694,357	$1,676,734
Money market investments	3,703	3,596	5,384
Investment securities	166,781	203,941	238,210
Trading account securities	22,824	35,607	27,918

Total interest income	1,751,705	1,937,501	1,948,246

Interest expense:
Deposits	184,089	269,487	350,881
Short-term borrowings	46,805	55,258	60,278
Long-term debt	148,192	180,764	242,222

Total interest expense	379,086	505,509	653,381

Net interest income	1,372,619	1,431,992	1,294,865
Provision for loan losses - non-covered loans	334,102	430,085	1,011,880
Provision for loan losses - covered loans	74,839	145,635	-

Net interest income after provision for loan losses	963,678	856,272	282,985

Service charges on deposit accounts	183,026	184,940	195,803
Other service fees	256,545	239,720	377,504
Net (loss) gain on sale and valuation adjustments of investment securities	(1,707)	10,844	3,992
Trading account (loss) profit	(17,682)	5,897	16,404
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	48,765	30,891	15,874
Adjustments (expense) to indemnity reserves on loans sold	(21,198)	(33,068)	(72,013)
FDIC loss share (expense) income	(56,211)	66,791	(25,751)
Fair value change in equity appreciation instrument	-	8,323	42,555
Gain on sale of processing and technology business	-	-	640,802
Other operating income	74,804	45,939	93,023

Total non-interest income	466,342	560,277	1,288,193

Operating expenses:
Personnel costs	465,702	453,370	514,198
Net occupancy expenses	100,452	102,319	116,203
Equipment expenses	45,290	43,840	85,851
Other taxes	50,120	51,885	50,608
Professional fees	211,890	194,942	166,105
Communications	26,834	27,115	38,905
Business promotion	61,576	55,067	46,671
FDIC deposit insurance	85,697	93,728	67,644
Loss on early extinguishment of debt	25,196	8,693	38,787
Other real estate owned (OREO) expenses	23,520	21,778	46,789
Other operating expenses	104,799	87,906	144,613
Amortization of intangibles	10,072	9,654	9,173

Total operating expenses	1,211,148	1,150,297	1,325,547

Income before income tax	218,872	266,252	245,631
Income tax (benefit) expense	(26,403)	114,927	108,230

Net Income	$245,275	$151,325	$137,401

Net Income (Loss) Applicable to Common Stock	$241,552	$147,602	$(54,576)

Net Income (Loss) per Common Share – Basic and Diluted[1]	$2.35	$1.44	$(0.62)

[1] Net income per common share has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended December 31,
(In thousands)	2012	2011	2010
Net income	$245,275	$151,325	$137,401
Other comprehensive (loss) income before tax:
Foreign currency translation adjustment	(2,448)	(2,762)	(442)
Reclassification adjustment for losses included in net income	-	10,084	4,967
Adjustment of pension and postretirement benefit plans	(39,978)	(134,364)	(94,299)
Amortization of net losses	25,159	12,973	12,196
Amortization of prior service cost	(200)	(961)	(1,046)
Unrealized holding (losses) gains on investments arising during the period	(59,484)	54,216	83,967
Reclassification adjustment for losses (gains) included in net income	1,707	(8,044)	(3,483)
Unrealized net losses on cash flow hedges	(13,509)	(11,678)	(6,697)
Reclassification adjustment for net losses included in net income	14,119	9,686	6,433
Other comprehensive (loss) income before tax	(74,634)	(70,850)	1,596
Income tax benefit	14,314	34,263	21,652
Total other comprehensive (loss) income, net of tax	(60,320)	(36,587)	23,248
Comprehensive income, net of tax	$184,955	$114,738	$160,649
Tax effect allocated to each component of other comprehensive (loss) income:
	Year ended December 31,
(In thousands)	2012	2011	2010
Adjustment of pension and postretirement benefit plans	$12,279	$39,978	$35,634
Amortization of net losses	(7,108)	(3,892)	(3,659)
Amortization of prior service cost	60	288	314
Unrealized holding (losses) gains on investments arising during the period	9,280	(4,013)	(11,275)
Reclassification adjustment for losses (gains) included in net income	(13)	1,219	535
Unrealized net losses on cash flow hedges	4,052	3,589	2,612
Reclassification adjustment for net losses included in net income	(4,236)	(2,906)	(2,509)
Income tax benefit	$14,314	$34,263	$21,652

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				(Accumulated		Accumulated
				deficit)		other
	Common	Preferred		Retained	Treasury	comprehensive
(In thousands)	stock[1]	stock	Surplus[1]	earnings	stock	loss	Total
Balance at December 31, 2009	$640	$ 50,160	$2,809,993	$(292,752)	$(15)	$(29,209)	$2,538,817
Net income				137,401			137,401
Issuance of stock	-	1,150,000 [2]	153				1,150,153
Issuance of common stock upon conversion of preferred stock	383 [2]	(1,150,000)[2]	1,341,284 [2]				191,667
Issuance costs			(48,227)[3]				(48,227)
Tax effect from shared-based compensation			8				8
Dividends declared:
Preferred stock				(310)			(310)
Deemed dividend on preferred stock				(191,667)			(191,667)
Common stock purchases					(559)		(559)
Other comprehensive income, net of tax						23,248	23,248
Balance at December 31, 2010	$1,023	$ 50,160	$4,103,211	$(347,328)	$(574)	$(5,961)	$3,800,531
Net income				151,325			151,325
Issuance of stock	3		7,687				7,690
Dividends declared:
Preferred stock				(3,723)			(3,723)
Common stock purchases					(483)		(483)
Other comprehensive loss, net of tax						(36,587)	(36,587)
Transfer to statutory reserve			13,000	(13,000)			-
Balance at December 31, 2011	$1,026	$ 50,160	$4,123,898	$(212,726)	$(1,057)	$(42,548)	$3,918,753
Net income				245,275			245,275
Issuance of stock	6		9,396				9,402
Dividends declared:
Preferred stock				(3,723)			(3,723)
Common stock purchases					(450)		(450)
Common stock reissuance					1,063		1,063
Other comprehensive loss, net of tax						(60,320)	(60,320)
Transfer to statutory reserve			17,000	(17,000)			-
Balance at December 31, 2012	$1,032	$ 50,160	$4,150,294	$11,826	$(444)	$(102,868)	$4,110,000
[1]	Prior periods balances and activity have been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.
[2]	Issuance and subsequent conversion of depositary shares representing interests in shares of contingent convertible non-cumulative preferred stock, Series D, into common stock.
[3]	Issuance costs related to issuance and conversion of depository shares (Preferred Stock - Series D).

	Year ended December 31,
Disclosure of changes in number of shares:[1]	2012	2011	2010
Preferred Stock:
Balance at beginning of year	2,006,391	2,006,391	2,006,391
Issuance of stock	-	-	1,150,000 [2]
Conversion of stock	-	-	(1,150,000)[2]
Balance at end of year	2,006,391	2,006,391	2,006,391
Common Stock:
Balance at beginning of year	102,634,640	102,292,916	63,954,490
Issuance of stock	558,663	341,724	5,093
Issuance of stock upon conversion of preferred stock	-	-	38,333,333 [2]
Balance at end of year	103,193,303	102,634,640	102,292,916
Treasury stock	(23,497)	(44,183)	(20,136)
Common Stock – Outstanding	103,169,806	102,590,457	102,272,780
[1]	Share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.
[2]	Issuance of 46,000,000 in depositary shares; converted into 38,333,333 common shares (full conversion of depositary shares, each representing a 1/40th interest in shares of contingent convertible perpetual non-cumulative preferred stock).

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(In thousands)	2012	2011	2010

Cash flows from operating activities:
Net income	$245,275	$151,325	$137,401

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	408,941	575,720	1,011,880
Amortization of intangibles	10,072	9,654	9,173
Depreciation and amortization of premises and equipment	46,736	46,446	58,861
Net accretion of discounts and amortization of premiums and deferred fees	(37,899)	(113,046)	(254,879)
Impairment losses on net assets to be disposed of	-	4,255	-
Fair value adjustments on mortgage servicing rights	17,406	37,061	22,859
Fair value change in equity appreciation instrument	-	(8,323)	(42,555)
FDIC loss share expense (income)	56,211	(66,791)	25,751
Amortization of prepaid FDIC assessment	32,778	93,728	67,644
Adjustments (expense) to indemnity reserves on loans sold	21,198	33,068	72,013
Earnings from investments under the equity method	(73,478)	(33,769)	(23,582)
Deferred income tax (benefit) expense	(135,491)	5,862	(12,127)
(Gain) loss on:
Disposition of premises and equipment	(8,619)	(5,526)	(1,812)
Sale and valuation adjustments of investment securities	1,707	(10,844)	(3,992)
Sale of loans, including valuation adjustments on loans held-for-sale	(48,765)	(30,891)	(15,874)
Sale of equity method investment	-	(16,907)	-
Sale of processing and technology business, net of transaction costs	-	-	(616,186)
Sale of other assets	(2,545)	-	-
Acquisitions of loans held-for-sale	(417,108)	(346,004)	(307,629)
Proceeds from sale of loans held-for-sale	325,014	165,335	81,370
Net disbursements on loans held-for-sale	(1,233,240)	(793,094)	(735,095)
Net (increase) decrease in:
Trading securities	1,387,910	1,143,029	721,398
Accrued income receivable	(519)	25,449	11,315
Other assets	(23,901)	22,329	10,160
Net increase (decrease) in:
Interest payable	(9,164)	(12,471)	(29,562)
Pension and other postretirement benefit obligation	(40,241)	(111,288)	(11,060)
Other liabilities	1,848	(87,634)	(12,313)

Total adjustments	278,851	525,348	25,758

Net cash provided by operating activities	524,126	676,673	163,159

Cash flows from investing activities:
Net decrease (increase) in money market investments	290,594	(396,879)	119,741
Purchases of investment securities:
Available-for-sale	(1,843,922)	(1,357,080)	(764,042)
Held-to-maturity	(25,792)	(74,538)	(97,188)
Other	(212,419)	(172,775)	(64,591)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	1,636,723	1,360,386	1,865,879
Held-to-maturity	9,751	67,236	188,129
Other	206,856	154,114	123,836
Proceeds from sale of investment securities:
Available-for-sale	52,058	262,443	397,086
Other	-	5,094	-
Net repayments on loans	629,006	1,136,058	1,539,246
Proceeds from sale of loans	68,396	293,109	34,011
Acquisition of loan portfolios	(1,357,628)	(1,131,388)	(256,406)
Payments received from FDIC under loss sharing agreements	462,016	561,111	-
Cash (paid) acquired related to business acquisitions	-	(855)	261,311
Return of capital from equity method investments	151,196	-	-
Net proceeds from sale of equity method investment	-	31,503	-
Net proceeds from sale of processing and technology business	-	-	642,322
Mortgage servicing rights purchased	(2,231)	(1,732)	(1,041)
Acquisition of premises and equipment	(54,899)	(50,043)	(66,855)
Proceeds from sale of:
Premises and equipment	19,841	14,939	14,460
Other productive assets	1,026	-	-
Foreclosed assets	206,070	198,490	141,236

Net cash provided by investing activities	236,642	899,193	4,077,134

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	(969,596)	1,179,943	(1,553,486)
Federal funds purchased and assets sold under agreements to repurchase	(124,345)	(271,453)	(220,240)
Other short-term borrowings	340,000	(68,022)	356,896
Payments of notes payable	(214,898)	(2,769,477)	(4,260,578)
Proceeds from issuance of notes payable	106,923	432,568	111,101
Proceeds from issuance of common stock	9,402	7,690	153
Net proceeds from issuance of depositary shares	-	-	1,101,773
Dividends paid	(3,723)	(3,723)	(310)
Treasury stock acquired	(450)	(483)	(559)

Net cash used in financing activities	(856,687)	(1,492,957)	(4,465,250)

Net (decrease) increase in cash and due from banks	(95,919)	82,909	(224,957)
Cash and due from banks at beginning of period	535,282	452,373	677,330

Cash and due from banks at end of period	$439,363	$535,282	$452,373

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial

Statements

Note 1 – Nature of operations

Popular, Inc. (the “Corporation”) is a diversified, publicly owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the United States, the Caribbean and Latin America. In Puerto Rico, the Corporation provides retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as mortgage banking, investment banking, broker-dealer, auto and equipment leasing and financing, and insurance services through specialized subsidiaries. In the U.S. mainland, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. BPNA focuses efforts and resources on the core community banking business. BPNA operates branches in New York, California, Illinois, New Jersey and Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA. The BPNA branches operate under the name of Popular Community Bank. Note 41 to the consolidated financial statements presents information about the Corporation’s business segments.

Effective December 31, 2012, Popular Mortgage, which was a wholly-owned subsidiary of BPPR prior to that date, was merged with and into BPPR as part of an internal reorganization. The Corporation’s mortgage origination business will continue to be conducted under the brand name Popular Mortgage.

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

On September 30, 2010, the Corporation completed the sale of a 51% interest in EVERTEC, including the Corporation’s merchant acquiring and processing and technology businesses (the “EVERTEC transaction”), and continues to hold the remaining ownership interest in the business which at December 31, 2012 stands at 48.5%. Refer to Note 30 to the consolidated financial statements for a description of the EVERTEC transaction. EVERTEC provides transaction processing services throughout the Caribbean and Latin America, and continues to service many of the Corporation’s subsidiaries’ system infrastructures and transactional processing businesses. EVERTEC owns the ATH network connecting the automated teller machines (“ATMs”) of various financial institutions throughout Puerto Rico, the U.S. Virgin Islands and the British Virgin Islands.

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

On May 29, 2012, the Corporation effected a 1-for-10 reverse split of its common stock. The reverse split is described further in Note 23 to these consolidated financial statements. All share and per share information in the consolidated financial statements and accompanying notes have been adjusted to retroactively reflect the 1-for-10 reverse stock split.

During the quarter ended March 31, 2011, the Corporation sold certain residential mortgage loans of BPNA that were reclassified from held-in-portfolio to held-for-sale in December 2010. The loans were sold at a better price than the price used to determine their fair value at the time of reclassification to the held-for-sale category. At the time of sale, the Corporation classified $13.8 million of the impact of the better price as a recovery of the original write-down, which was booked as part of the activity in the allowance for loan losses. This included an out-of-period adjustment of $10.7 million since a portion of the sale was completed just prior to the release of the Corporation’s Form 10-K for the year ended December 31, 2010. After evaluating the quantitative and qualitative aspects of the misstatement and the out-of-period adjustment to the Corporation’s financial results, including consideration of the impact of the one-time adjustment to income tax expense of $103.3 million from the change in tax rate, offset by the $53.6 million tax benefit related to the timing of loan charge-offs for tax purposes described in Note 39 to the Corporation’s consolidated financial statements, management has determined that the misstatement and the out-of-period adjustment are not material to the 2010 and 2011 financial statements, respectively.

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

There were no significant business combinations during 2012. The Westernbank FDIC-assisted transaction was accounted for as a business combination in 2010. Note 4 to the consolidated financial statements provides disclosures on this business combination.

Deconsolidation of a subsidiary

The Corporation accounts for the deconsolidation of a subsidiary when it ceases to have a controlling financial interest in the subsidiary. Accordingly, it recognizes a gain or loss in results of operations measured as the difference between the sum of the fair value of the consideration received, the fair value of any retained non-controlling investment in the former subsidiary and the carrying amount of any non-controlling interest in the former subsidiary, as compared with the carrying amount of the former subsidiary’s assets and liabilities. Refer to Note 30 to the consolidated financial statements for information on the Corporation’s sale of a majority interest in EVERTEC and the impact of deconsolidating this former wholly-owned subsidiary.

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

Reclassifications

Certain reclassifications have been made to the 2011 and 2010 consolidated financial statements to conform with the 2012 presentation. Such reclassifications did not have an effect on previously reported statement of operations and of cash flows.

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

Allowance for loan losses

The Corporation follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan losses to provide for inherent losses in the loan portfolio. This methodology includes the consideration of factors such as current economic conditions, portfolio risk characteristics, prior loss experience and results of periodic credit reviews of individual loans. The provision for loan losses charged to current operations is based on this methodology. Loan losses are charged and recoveries are credited to the allowance for loan losses.

The Corporation’s assessment of the allowance for loan losses is determined in accordance with the guidance of loss contingencies in ASC Subtopic 450-20 and loan impairment guidance in ASC Section 310-10-35. Also, the Corporation determines the allowance for loan losses on purchased impaired loans and purchased loans accounted for under ASC 310-30 by analogy, by evaluating decreases in expected cash flows after the acquisition date.

The accounting guidance provides for the recognition of a loss allowance for groups of homogeneous loans. The determination for general reserves of the allowance for loan losses includes the following principal factors:

•

Historical net loss rates (including losses from impaired loans) by loan type and by legal entity adjusted for recent net charge-off trends and environmental factors. The base net loss rates are based on the moving average of annualized net charge-offs computed over a 36-month historical loss window for the commercial and construction loan portfolios, and an 18-month period for the consumer and mortgage loan portfolios.

•

Net charge-off trend factors are applied to adjust the base loss rates based on recent loss trends. The Corporation applies a trend factor when base losses are below recent loss trends. Currently, the trend factor is based on the last 12 months of losses for the commercial, construction and legacy loan portfolios and 6 months of losses for the consumer and mortgage loan portfolios. The trend factor accounts for inherent imprecision and the “lagging perspective” in base loss rates. The trend factor replaces the base-loss period when it is higher than base loss up to a determined cap.

•

Environmental factors, which include credit and macroeconomic indicators such as employment, price index and construction permits, were adopted to account for current market conditions that are likely to cause estimated credit losses to differ from historical losses. The Corporation reflects the effect of these environmental factors on each loan group as an adjustment that, as appropriate, increases or decreases the historical loss rate applied to each group. Environmental factors provide updated perspective on credit and economic conditions. Correlation and regression analyses are used to select and weight these indicators.

During the first quarter of 2012, in order to better reflect current market conditions, management revised the estimation process for evaluating the adequacy of the general reserve component of the allowance for loan losses for the Corporation’s commercial and construction loan portfolios. The change in the methodology is described in the paragraphs below. The net effect of these changes in the first quarter amounted to a $24.8 million reduction in the Corporation’s allowance for loan losses, resulting from a reduction of $40.5 million due to the enhancements to the allowance for loan losses methodology, offset in part by a $15.7 million increase in environmental factor reserves due to the Corporation’s decision to monitor recent trends in its commercial loan portfolio at the BPPR reportable segment that although improving, continue to warrant additional scrutiny.

Management made the following principal changes to the methodology during the first quarter of 2012:

•

Established a more granular stratification of the commercial loan portfolios to enhance the homogeneity of the loan classes. Previously, the Corporation used loan groupings for commercial loan portfolios based on business lines and collateral types (secured / unsecured loans). As part of the loan segregation, management evaluated the risk profiles of the loan portfolio, recent and historical credit and loss trends, current and expected portfolio behavior and economic indicators. The revised groupings consider product types (construction, commercial multifamily, commercial & industrial, non-owner occupied commercial real estate (“CRE”) and owner occupied CRE) and business lines for each of the Corporation’s reportable segments, BPPR and BPNA. In addition, the Corporation established a legacy portfolio at the BPNA reportable segment, comprised of commercial loans, construction loans and commercial lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years.

The refinement in the loan groupings resulted in a decrease to the allowance for loan losses of $7.9 million at March 31, 2012, which consisted of a $9.7 million reduction related to the BPNA reportable segment, partially offset by an increase of $1.8 million related to the BPPR reportable segment.

•

Increased the historical look-back period for determining the loss trend factor. The Corporation increased the look-back period for assessing recent trends applicable to the determination of commercial, construction and legacy loan net charge-offs from 6 months to 12 months.

Previously, the Corporation used a trend factor based on 6 months of net charge-offs as it aligned the estimation of inherent losses for the Corporation’s commercial and construction loan portfolios with deteriorating trends.

Given the current overall commercial and construction credit quality improvements noted on recent periods in terms of loss trends, non-performing loan balances and non-performing loan inflows, management concluded that a 12-month look-back period for the trend factor aligns the Corporation’s allowance for loan losses methodology to current credit quality trends.

The increase in the historical look-back period for determining the loss trend factor resulted in a decrease to the allowance for loan losses of $28.1 million at March 31, 2012, of which $24.0 million related to the BPPR reportable segment and $4.1 million to the BPNA reportable segment.

There were additional enhancements to the allowance for loan losses methodology which accounted for a reduction to the allowance for loan losses of $4.5 million at March 31, 2012, of which $3.9 million related to the BPNA reportable segment and $0.6 million to the BPPR reportable segment. This reduction related to loan portfolios with minimal or zero loss history.

There were no changes in the methodology for environmental factor reserves. There were no changes to the allowance for loan losses methodology for the Corporation’s consumer and mortgage loan portfolios during the first quarter of 2012.

According to the accounting guidance criteria for specific impairment of a loan, the Corporation defines as impaired loans those commercial and construction borrowers with outstanding debt of $1 million or more and with interest and /or principal 90 days or more past due. Also, specific commercial borrowers with outstanding debt of $1 million or over are deemed impaired when, based on current information and events, management considers that it is probable that the debtor would be unable to pay all amounts due according to the contractual terms of the loan agreement. Commercial and construction loans that originally met the Corporation’s threshold for impairment identification in a prior period, but due to charge-offs or payments are currently below the $1 million threshold and are still 90 days past due, except for TDRs, are accounted for under the Corporation’s general reserve determined under ASC Subtopic 450-20. Although the accounting codification guidance for specific impairment of a loan excludes large groups of smaller balance homogeneous loans that are collectively evaluated for impairment (e.g. mortgage and consumer loans), it specifically requires that loan modifications considered troubled debt restructurings (“TDRs”) be analyzed under its provisions. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate, the observable market price of the loan, if available, or the fair value of the collateral if the loan is collateral dependent. The fair value of the collateral is generally obtained from appraisals. The Corporation requests updated appraisal reports from pre-approved appraisers for loans that are considered impaired following the Corporation’s reappraisals policy. This policy requires updated appraisals for loans secured by real estate (including construction loans) either annually or every two years depending on the total exposure of the borrower. As a general procedure, the Corporation internally reviews appraisals as part of the underwriting and approval process and also for credits considered impaired.

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

The amortization or accretion due to discounting of the loss share asset and changes in expected loss sharing reimbursements is included in non-interest income, particularly in the category of FDIC loss share income (expense).

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

The Corporation capitalizes interest cost incurred in the construction of significant real estate projects, which consist primarily of facilities for its own use or intended for lease. The amount of interest cost capitalized is to be an allocation of the interest cost incurred during the period required to substantially complete the asset. The interest rate for capitalization purposes is to be based on a weighted average rate on the Corporation’s outstanding borrowings, unless there is a specific new borrowing associated with the asset. Interest cost capitalized for the years ended December 31, 2012, 2011 and 2010 was not significant.

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

Updated appraisals or third-party broker price opinions of value (“BPO”) are obtained to adjust the value of the other real estate assets. The frequency depends on the loan type and total credit exposure. Commencing in 2011, the appraisal for a commercial or construction other real estate property with a book value greater than $1 million is updated annually and if lower than $1 million it is updated every two years. For residential mortgage properties, the Corporation requests third-party BPOs or appraisals, generally on an annual basis.

Appraisals may be adjusted due to age, collateral inspections, property profiles, or general market conditions. The adjustments applied are based upon internal information such as other appraisals for the type of properties and/or loss severity information that can provide historical trends in the real estate market, and may change from time to time based on market conditions.

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

Foreign exchange

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using prevailing rates of exchange at the end of the period. Revenues, expenses, gains and losses are translated using weighted average rates for the period. The resulting foreign currency translation adjustment from operations for which the functional currency is other than the U.S. dollar is reported in accumulated other comprehensive loss, except for highly inflationary environments in which the effects are included in other operating expenses.

The Corporation holds interests in Centro Financiero BHD, S.A. (“BHD”) in the Dominican Republic. Some of these businesses are conducted in the country’s foreign currency. The resulting foreign currency translation adjustment from these operations is reported in accumulated other comprehensive loss. During 2011, the Corporation sold its equity investments in Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”) and Serfinsa, which businesses were also conducted on their countries foreign currency. Additionally, during 2011, the Corporation wrote-off its investment in Tarjetas y Transacciones en Red Tranred, C.A. (formerly EVERTEC DE VENEZUELA, C.A.) as the Corporation determined to wind-down those operations.

Refer to the disclosure of accumulated other comprehensive loss included in the Note 25 for the outstanding balances of the foreign currency translation adjustments at December 31, 2012 and 2011.

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

Note 3 – New accounting pronouncements

FASB Accounting Standards Update 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other  Comprehensive Income (“ASU 2013-02”)

The FASB issued ASU 2013-02 in February 2013. ASU 2013-02 requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. The amendments of ASU 2013-02 do not change the current requirements for reporting net income or other comprehensive income in financial statements.

ASU 2013-02 is effective for fiscal years and interim periods within those years, beginning on or after December 15, 2012. Early adoption is permitted.

The adoption of this guidance impacts presentation disclosures only and will not have an impact on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities (“ASU  2013-01”)

The FASB issued ASU 2013-01 in January 2013. ASU 2013-01 clarify that the scope of FASB Accounting Standard Update 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (ASU 2011-11), applies only to derivatives accounted for under ASC 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement.

ASU 2013-01 is effective for fiscal years and interim periods within those years, beginning on or after January 1, 2013. Entities should provide the required disclosures retrospectively for all comparative periods presented. The effective date is the same as the effective date of ASU 2011-11.

The adoption of this guidance impacts presentation disclosures only and will not have an impact on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2012-06, Business Combinations (Topic 805): Subsequent Accounting for an Indemnification Asset Recognized at  the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution (“ASU 2012-06”)

The FASB issued ASU 2012-06 in October 2012. ASU 2012-06 addresses the diversity in practice about how to interpret the terms “on the same basis” and “contractual limitations” when subsequently measuring an indemnification asset recognized in a government-assisted (Federal Deposit Insurance Corporation) acquisition of a financial institution that includes a loss-sharing agreement (indemnification agreement). When a reporting entity recognizes an indemnification asset as a result of a government-assisted acquisition of a financial institution and subsequently the cash flows expected to be collected on the indemnification asset changes, as a result of a change in cash flows expected to be collected on the assets subject to indemnification, the reporting entity should subsequently account for the change in the measurement of the indemnification asset on the same basis as the change in the assets subject to indemnification. Any amortization of changes in value should be limited to the contractual term of the indemnification agreement, that is, the lesser of the term of the indemnification agreement and the remaining life of the indemnified assets.

ASU 2012-06 is effective for fiscal years and interim periods within those years, beginning on or after December 15, 2012. Early adoption is permitted.

The adoption of this guidance is not expected to have a material effect on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”)

The FASB issued ASU 2012-02 in July 2012. ASU 2012-02 is intended to simplify how entities test indefinite-lived intangible assets, other than goodwill, for impairment. ASU 2012-02 permits an entity the option to first assess qualitative factors to determine whether it is “more likely than not” that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with ASC Subtopic 350-30, Intangibles-Goodwill and Other-General Intangibles Other than Goodwill. The more-likely-than-not threshold is defined as having a likelihood of more than 50%. This guidance results in guidance that is similar to the goodwill impairment testing guidance in ASU 2011-08. The previous guidance under ASC Subtopic 350-30 required an entity to test indefinite-lived intangible assets for impairment on at least an annual basis by comparing an asset’s fair value with its carrying amount and recording an impairment loss for an amount equal to the excess of the asset’s carrying amount over its fair value. Under the amendments in this ASU, an entity is not required to calculate the fair value of an indefinite-lived intangible asset if the entity determines that it is not more likely than not that the asset is impaired. In addition the new qualitative indicators replace those currently used to determine whether indefinite-lived intangible assets should be tested for impairment on an interim basis.

ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual or interim impairment tests performed as of a date before July 27, 2012, as long as the financial statements have not yet been issued. The Corporation did not elect to adopt early the provisions of this ASU.

The provisions of this guidance simplify how entities test for indefinite-lived assets impairment and will not have an impact on the Corporation’s consolidated financial statements.

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

The provisions of this guidance impacts presentation disclosure only and will not have an impact on the Corporation’s financial condition or results of operations.

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

	Book value prior to			As recorded by
	purchase accounting	Fair value	Additional	Popular, Inc. on
(In thousands)	adjustments	adjustments	consideration	April 30, 2010

Assets:

Cash and money market investments	$358,132	$-	$-	$358,132

Investment in Federal Home Loan Bank stock	58,610	-	-	58,610

Loans	8,554,744	(3,354,287)	-	5,200,457

FDIC loss share indemnification asset	-	2,425,929	-	2,425,929

Other real estate	125,947	(73,867)	-	52,080

Core deposit intangible	-	24,415	-	24,415

Receivable from FDIC (associated to the note issued to the FDIC)	-	-	111,101	111,101

Other assets	44,926	-	-	44,926

Goodwill	-	86,841	-	86,841

Total assets	$9,142,359	$(890,969)	$111,101	$8,362,491

Liabilities:

Deposits	$2,380,170	$11,465	$-	$2,391,635

Note issued to the FDIC (including a premium of $12,411 resulting from the fair value adjustment)	-	-	5,770,495	5,770,495

Equity appreciation instrument	-	-	52,500	52,500

True-up payment obligation	-	88,181	-	88,181

Contingent liability on unfunded loan commitments	-	45,755	-	45,755

Accrued expenses and other liabilities	13,925	-	-	13,925

Total liabilities	$2,394,095	$145,401	$5,822,995	$8,362,491

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

Note issued to the FDIC

The fair value of the note issued to the FDIC was determined using discounted cash flows based on market rates available for debt with similar terms, including consideration that the debt was collateralized by the assets covered under the loss sharing agreements. The note was paid in full as of December 31, 2011 without any penalty.

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

Note 5 - Restrictions on cash and due from banks and certain securities

The Corporation’s banking subsidiaries, BPPR and BPNA, are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank of New York (the “Fed”) or other banks. Those required average reserve balances amounted to $952 million at December 31, 2012 (December 31, 2011 - $838 million). Cash and due from banks, as well as other short-term, highly liquid securities, are used to cover the required average reserve balances.

At December 31, 2012, the Corporation held $41 million in restricted assets in the form of funds deposited in money market accounts, trading account securities and investment securities available for sale (December 31, 2011 - $38 million). The amounts held in trading account securities and investment securities available for sale consist primarily of restricted assets held for the Corporation’s non-qualified retirement plans and fund deposits guaranteeing possible liens or encumbrances over the title of insured properties.

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

The fair value of the collateral securities held by the Corporation on these transactions at December 31, was as follows:

(In thousands)	2012	2011

Repledged	$227,245	$274,829

Not repledged	13,234	8,608

Total	$240,479	$283,437

The repledged securities were used as underlying securities for repurchase agreement transactions.

Note 7 – Pledged assets

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

	December 31,	December 31,
(In thousands)	2012	2011

Investment securities available-for-sale, at fair value	$1,606,683	$1,894,651

Investment securities held-to-maturity, at amortized cost	25,000	25,000

Loans held-for-sale measured at lower of cost or fair value	132	5,286

Loans held-in-portfolio covered under loss sharing agreements with the FDIC	452,631	-

Loans held-in-portfolio not covered under loss sharing agreements with the FDIC	8,358,456	8,571,268

Total pledged assets	$10,442,902	$10,496,205

Pledged securities that the creditor has the right by custom or contract to repledge are presented separately on the consolidated statements of financial condition.

At December 31, 2012, the Corporation had $ 1.2 billion in investment securities available-for-sale and $ 0.3 billion in loans that served as collateral to secure public funds (December 31, 2011 - $ 1.4 billion and $ 0.4 billion, respectively).

At December 31, 2012, the Corporation’s banking subsidiaries had short-term and long-term credit facilities authorized with the Federal Home Loan Bank system (the “FHLB”) aggregating to $2.8 billion (December 31, 2011 - $2.0 billion). Refer to Notes 20 and 21 to the consolidated financial statements for borrowings outstanding under these credit facilities. At December 31, 2012, the credit facilities authorized with the FHLB were collateralized by $ 3.8 billion in loans held-in-portfolio (December 31, 2011 - $ 3.2 billion). Also, the Corporation’s banking subsidiaries had a borrowing capacity at the Federal Reserve (“Fed”) discount window of $3.1 billion (December 31, 2011 - $2.6 billion), which remained unused as of such date. The amount available under these credit facilities with the Fed is dependent upon the balance of loans and securities pledged as collateral. At December 31, 2012, the credit facilities with the Fed discount window were collateralized by $ 4.7 billion in loans held-in-portfolio (December 31, 2011 - $ 4.0 billion). These pledged assets are included in the above table and were not reclassified and separately reported in the consolidated statements of financial condition.

In addition, at December 31, 2012 trades receivables from brokers and counterparties amounting to $133 million were pledged to secure repurchase agreements (December 31, 2011 - $68 million).

Note 8 – Investment securities available-for-sale

The following table presents the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities available-for-sale at December 31, 2012 and 2011.

	At December 31, 2012
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
U.S. Treasury securities
Within 1 year	$7,018	$20	$-	$7,038	1.67%
After 1 to 5 years	27,236	2,964	-	30,200	3.83
Total U.S. Treasury securities	34,254	2,984	-	37,238	3.39
Obligations of U.S. Government sponsored entities
Within 1 year	460,319	7,614	-	467,933	3.82
After 1 to 5 years	167,177	2,057	-	169,234	1.59
After 5 to 10 years	456,480	3,263	592	459,151	1.74
Total obligations of U.S. Government sponsored entities	1,083,976	12,934	592	1,096,318	2.60
Obligations of Puerto Rico, States and political subdivisions
Within 1 year	5,220	26	-	5,246	3.08
After 1 to 5 years	6,254	130	39	6,345	4.65
After 5 to 10 years	5,513	-	36	5,477	3.79
After 10 years	37,265	648	-	37,913	5.38
Total obligations of Puerto Rico, States and political subdivisions	54,252	804	75	54,981	4.91
Collateralized mortgage obligations - federal agencies
After 1 to 5 years	4,927	35	-	4,962	1.48
After 5 to 10 years	39,897	1,794	-	41,691	2.94
After 10 years	2,270,184	50,740	512	2,320,412	2.21
Total collateralized mortgage obligations - federal agencies	2,315,008	52,569	512	2,367,065	2.22
Collateralized mortgage obligations - private label
After 10 years	2,414	59	-	2,473	4.59
Total collateralized mortgage obligations - private label	2,414	59	-	2,473	4.59
Mortgage-backed securities
Within 1 year	288	13	-	301	3.47
After 1 to 5 years	3,838	191	-	4,029	4.12
After 5 to 10 years	81,645	6,207	-	87,852	4.71
After 10 years	1,297,585	93,509	129	1,390,965	4.18
Total mortgage-backed securities	1,383,356	99,920	129	1,483,147	4.21
Equity securities (without contractual maturity)	6,507	909	10	7,406	3.46
Other
After 1 to 5 years	9,992	-	207	9,785	1.67
After 5 to 10 years	18,032	3,675	-	21,707	11.00
After 10 years	3,945	136	-	4,081	3.62
Total other	31,969	3,811	207	35,573	7.17
Total investment securities available-for-sale	$4,911,736	$173,990	$1,525	$5,084,201	2.94%

	At December 31, 2011
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
U.S. Treasury securities
After 1 to 5 years	$34,980	$3,688	$-	$38,668	3.35%
Total U.S. Treasury securities	34,980	3,688	-	38,668	3.35
Obligations of U.S. Government sponsored entities
Within 1 year	94,492	2,382	-	96,874	3.45
After 1 to 5 years	655,625	25,860	-	681,485	3.38
After 5 to 10 years	171,633	2,969	-	174,602	2.94
After 10 years	32,086	499	-	32,585	3.20
Total obligations of U.S. Government sponsored entities	953,836	31,710	-	985,546	3.30
Obligations of Puerto Rico, States and political subdivisions
Within 1 year	765	9	-	774	4.97
After 1 to 5 years	14,824	283	31	15,076	4.07
After 5 to 10 years	4,595	54	-	4,649	5.33
After 10 years	37,320	909	-	38,229	5.38
Total obligations of Puerto Rico, States and political subdivisions	57,504	1,255	31	58,728	5.03
Collateralized mortgage obligations - federal agencies
After 1 to 5 years	2,424	49	-	2,473	3.28
After 5 to 10 years	55,096	1,446	-	56,542	2.64
After 10 years	1,589,373	49,462	208	1,638,627	2.84
Total collateralized mortgage obligations - federal agencies	1,646,893	50,957	208	1,697,642	2.83
Collateralized mortgage obligations - private label
After 5 to 10 years	5,653	1	181	5,473	0.81
After 10 years	59,460	-	7,141	52,319	2.44
Total collateralized mortgage obligations - private label	65,113	1	7,322	57,792	2.30
Mortgage-backed securities
Within 1 year	57	1	-	58	3.91
After 1 to 5 years	7,564	328	-	7,892	3.86
After 5 to 10 years	111,639	8,020	1	119,658	4.66
After 10 years	1,870,736	141,274	49	2,011,961	4.25
Total mortgage-backed securities	1,989,996	149,623	50	2,139,569	4.27
Equity securities (without contractual maturity)	6,594	426	104	6,916	2.96
Other
After 5 to 10 years	17,850	700	-	18,550	10.99
After 10 years	6,311	101	-	6,412	3.61
Total other	24,161	801	-	24,962	9.06
Total investment securities available-for-sale	$4,779,077	$238,461	$7,715	$5,009,823	3.58%

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

The following table presents the aggregate amortized cost and fair value of investment securities available-for-sale at December 31, 2012, by contractual maturity.

(In thousands)	Amortized cost	Fair value

Within 1 year	$ 472,845	$ 480,518

After 1 to 5 years	219,424	224,555

After 5 to 10 years	601,567	615,878

After 10 years	3,611,393	3,755,844

Total	4,905,229	5,076,795

Equity securities	6,507	7,406

Total investment securities available-for-sale	$ 4,911,736	$ 5,084,201

Proceeds from the sale of investment securities available-for-sale during 2012 were $ 52.1 million (2011 - $ 262.4 million). Gross realized gains and losses on the sale of investment securities available-for-sale, for the years ended December 31, 2012, 2011 and 2010 were as follows:

	For the year ended December 31,

(In thousands)	2012	2011	2010

Gross realized gains	$ 65	$ 8,514	$ 3,768

Gross realized losses	(1,684)	(130)	(6)

Net realized (losses) gains on sale of investment securities available-for-sale	$ (1,619)	$ 8,384	$ 3,762

The following tables present the Corporation’s fair value and gross unrealized losses of investment securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2012, and 2011.

	At December 31, 2012

	Less than 12 months		12 months or more		Total

(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses

Obligations of U.S. Government sponsored entities	$ 139,278	$ 592	$ -	$ -	$ 139,278	$ 592

Obligations of Puerto Rico, States and political subdivisions	6,229	44	2,031	31	8,260	75

Collateralized mortgage obligations - federal agencies	170,136	512	-	-	170,136	512

Mortgage-backed securities	7,411	90	983	39	8,394	129

Equity securities	-	-	51	10	51	10

Other	9,785	207	-	-	9,785	207

Total investment securities available-for-sale in an unrealized loss position	$ 332,839	$ 1,445	$ 3,065	$ 80	$ 335,904	$ 1,525

	At December 31, 2011

	Less than 12 months		12 months or more		Total

(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses

Obligations of Puerto Rico, States and political subdivisions	$ 7,817	$ 28	$ 191	$ 3	$ 8,008	$ 31

Collateralized mortgage obligations - federal agencies	90,543	208	-	-	90,543	208

Collateralized mortgage obligations - private label	13,595	539	44,148	6,783	57,743	7,322

Mortgage-backed securities	5,577	14	1,466	36	7,043	50

Equity securities	5,199	95	2	9	5,201	104

Total investment securities available-for-sale in an unrealized loss position	$ 122,731	$ 884	$ 45,807	$ 6,831	$ 168,538	$ 7,715

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

At December 31, 2012, management performed its quarterly analysis of all debt securities in an unrealized loss position. Based on the analyses performed, management concluded that no individual debt security was other-than-temporarily impaired as of such date. At December 31, 2012, the Corporation did not have the intent to sell debt securities in an unrealized loss position and it is not more likely than not that the Corporation will have to sell the investment securities prior to recovery of their amortized cost basis. Also, management evaluated the Corporation’s portfolio of equity securities at December 31, 2012. Management has the intent and ability to hold the investments in equity securities that are at a loss position at December 31, 2012, for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.

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

	2012		2011

(In thousands)	Amortized cost	Fair value	Amortized cost	Fair value

FNMA	$ 1,594,933	$ 1,634,927	$ 1,049,315	$ 1,089,069

FHLB	520,127	528,287	553,940	578,617

Freddie Mac	1,198,969	1,221,863	984,270	1,010,669

Note 9 – Investment securities held-to-maturity

The following tables present the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities held-to-maturity at December 31, 2012 and 2011.

	At December 31, 2012

(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	$2,420	$8	$-	$2,428	5.74%
After 1 to 5 years	21,335	520	19	21,836	3.63
After 5 to 10 years	18,780	866	5	19,641	6.03
After 10 years	73,642	449	438	73,653	5.35

Total obligations of Puerto Rico, States and political subdivisions	116,177	1,843	462	117,558	5.15

Collateralized mortgage obligations - federal agencies
After 10 years	140	4	-	144	5.45

Total collateralized mortgage obligations - federal agencies	140	4	-	144	5.45

Other
Within 1 year	250	-	-	250	0.86
After 1 to 5 years	26,250	31	-	26,281	3.40

Total other	26,500	31	-	26,531	3.38

Total investment securities held-to-maturity	$142,817	$1,878	$462	$144,233	4.82%

	At December 31, 2011

(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	$7,275	$6	$-	$7,281	2.24%
After 1 to 5 years	11,174	430	-	11,604	5.80
After 5 to 10 years	18,512	266	90	18,688	5.99
After 10 years	62,012	40	855	61,197	4.11

Total obligations of Puerto Rico, States and political subdivisions	98,973	742	945	98,770	4.51

Collateralized mortgage obligations - private label
After 10 years	160	-	9	151	5.45

Total collateralized mortgage obligations - private label	160	-	9	151	5.45

Other
After 1 to 5 years	26,250	83	-	26,333	3.41

Total other	26,250	83	-	26,333	3.41

Total investment securities held-to-maturity	$125,383	$825	$954	$125,254	4.28%

Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.

The following table presents the aggregate amortized cost and fair value of investments securities held-to-maturity at December 31, 2012, by contractual maturity.

(In thousands)	Amortized cost	Fair value

Within 1 year	$2,670	$2,678

After 1 to 5 years	47,585	48,117

After 5 to 10 years	18,780	19,641

After 10 years	73,782	73,797

Total investment securities held-to-maturity	$142,817	$144,233

The following tables present the Corporation’s fair value and gross unrealized losses of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2012 and 2011:

At December 31, 2012

	Less than 12 months		12 months or more		Total

(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses

Obligations of Puerto Rico, States and political subdivisions	$ 2,365	$ 35	$ 19,118	$ 427	$ 21,483	$ 462

Total investment securities held-to-maturity in an unrealized loss position	$ 2,365	$ 35	$ 19,118	$ 427	$ 21,483	$ 462

At December 31, 2011

	Less than 12 months		12 months or more		Total

(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses

Obligations of Puerto Rico, States and political subdivisions	$ 10,323	$ 92	$ 31,062	$ 853	$ 41,385	$ 945
Collateralized mortgage obligations - private label	-	-	151	9	151	9

Total investment securities held-to-maturity in an unrealized loss position	$ 10,323	$ 92	$ 31,213	$ 862	$ 41,536	$ 954

As indicated in Note 8 to these consolidated financial statements, management evaluates investment securities for OTTI declines in fair value on a quarterly basis.

The “Obligations of Puerto Rico, States and political subdivisions” classified as held-to-maturity at December 31, 2012 are primarily associated with securities issued by municipalities of Puerto Rico and are generally not rated by a credit rating agency. The Corporation performs periodic credit quality reviews on these issuers.

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

The risks on loans acquired in the FDIC-assisted transaction are significantly different from the risks on loans not covered under the FDIC loss sharing agreements because of the loss protection provided by the FDIC. Accordingly, the Corporation presents loans subject to the loss sharing agreements as “covered loans” in the information below and loans that are not subject to the FDIC loss sharing agreements as “non-covered loans”.

For a summary of the accounting policy related to loans, interest recognition and allowance for loan losses refer to the summary of significant accounting policies included in Note 2 to these consolidated financial statements.

The following table presents the composition of non-covered loans held-in-portfolio (“HIP”), net of unearned income, at December 31, 2012 and December 31, 2011.

(In thousands)	December 31, 2012	December 31, 2011

Commercial multi-family	$ 1,021,780	$ 808,933
Commercial real estate non-owner occupied	2,634,432	2,665,499
Commercial real estate owner occupied	2,608,450	2,817,266
Commercial and industrial	3,593,540	3,681,629
Construction	252,857	239,939
Mortgage	6,078,507	5,518,460
Leasing	540,523	548,706
Legacy[2]	384,217	648,409
Consumer:
Credit cards	1,198,213	1,230,029
Home equity lines of credit	491,035	557,894
Personal	1,388,911	1,130,593
Auto	561,084	518,476
Other	229,643	236,763

Total loans held-in-portfolio[1]	$ 20,983,192	$ 20,602,596

[1]

Non-covered loans held-in-portfolio at December 31, 2012 are net of $97 million in unearned income and exclude $354 million in loans held-for-sale (December 31, 2011 - $101 million in unearned income and $363 million in loans held-for-sale).

[2]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

The following table presents the composition of covered loans at December 31, 2012 and December 31, 2011.

(In thousands)	December 31, 2012	December 31, 2011

Commercial real estate	$ 2,077,411	$ 2,271,295
Commercial and industrial	167,236	241,447
Construction	361,396	546,826
Mortgage	1,076,730	1,172,954
Consumer	73,199	116,181

Total loans held-in-portfolio	$ 3,755,972	$ 4,348,703

The following table provides a breakdown of loans held-for-sale (“LHFS”) at December 31, 2012 and December 31, 2011 by main categories.

(In thousands)	December 31, 2012	December 31, 2011

Commercial	$ 16,047	$ 25,730
Construction	78,140	236,045
Legacy	2,080	468
Mortgage	258,201	100,850

Total loans held-for-sale	$ 354,468	$ 363,093

During the year ended December 31, 2012, the Corporation recorded purchases (including repurchases) of mortgage loans amounting $1.5 billion (2011 - $1.3 billion). Also, the Corporation recorded purchases of $265 million in consumer loans during the year ended December 31, 2012 (2011 - $131 million). In addition, during the year ended December 31, 2012, the Corporation recorded purchases of construction loans amounting to $1 million and none during 2011. The Corporation recorded purchases of commercial loans amounting to $18 million during the year ended December 31, 2012 and none during 2011.

The Corporation performed whole-loan sales involving approximately $315 million of residential mortgage loans during the year ended December 31, 2012 (2011- $374 million). Also, the Corporation securitized approximately $ 839 million of mortgage loans into Government National Mortgage Association (“GNMA”) mortgage-backed securities during the year ended December 31, 2012 (2011 - $ 907 million). Furthermore, the Corporation securitized approximately $ 454 million of mortgage loans into Federal National Mortgage Association (“FNMA”) mortgage-backed securities during the year ended December 31, 2012 (2011- $ 206 million). Also, the Corporation securitized approximately $ 38 million of mortgage loans into Federal Home Loan Mortgage Corporation (“FHLMC”) mortgage-backed securities during the year ended December 31, 2012. There were no securitizations into FHLMC for the year ended December 31, 2011. The Corporation sold commercial and construction loans with a book value of approximately $60 million during the year ended December 31, 2012 (2011- $30 million). During the third quarter of 2011, other construction and commercial loans held-for-sale with a combined book value of $128 million were sold to a joint venture in which the Corporation holds minority interest. Refer to Note 28 to the consolidated financial statements for detail of this transaction.

Non-covered loans

The following tables present non-covered loans held-in-portfolio by loan class that are in non-performing status or are accruing interest but are past due 90 days or more at December 31, 2012 and 2011. Accruing loans past due 90 days or more consist primarily of credit cards, FHA / VA and other insured mortgage loans, and delinquent mortgage loans which are included in the Corporation’s financial statements pursuant to GNMA’s buy-back option program. Servicers of loans underlying GNMA mortgage-backed securities must report as their own assets the defaulted loans that they have the option (but not the obligation) to repurchase, even when they elect not to exercise that option. Also, accruing loans past due 90 days or more include residential conventional loans purchased from another financial institution that, although delinquent, the Corporation has received timely payment from the seller / servicer, and, in some instances, have partial guarantees under recourse agreements. However, residential conventional loans purchased from another financial institution, which are in the process of foreclosure, are classified as non-performing mortgage loans.

At December 31, 2012

	Puerto Rico		U.S. mainland		Popular, Inc.

(In thousands)	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more

Commercial multi-family	$15,816	$-	$18,435	$-	$34,251	$-
Commercial real estate non-owner occupied	66,665	-	78,140	-	144,805	-
Commercial real estate owner occupied	315,534	-	31,931	-	347,465	-
Commercial and industrial	124,717	529	14,051	-	138,768	529
Construction	37,390	-	5,960	-	43,350	-
Mortgage	596,105	364,387	34,025	-	630,130	364,387
Leasing	4,865	-	-	-	4,865	-
Legacy	-	-	40,741	-	40,741	-
Consumer:
Credit cards	-	22,184	505	-	505	22,184
Home equity lines of credit	-	312	7,454	-	7,454	312
Personal	19,300	23	1,905	-	21,205	23
Auto	8,551	-	4	-	8,555	-
Other	3,036	469	3	-	3,039	469

Total[1]	$1,191,979	$387,904	$233,154	$-	$1,425,133	$387,904

[1] For purposes of this table non-performing loans exclude $ 96 million in non-performing loans held-for-sale.

At December 31, 2011

	Puerto Rico		U.S. mainland		Popular, Inc.

(In thousands)	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more

Commercial multi-family	$15,396	$-	$13,935	$-	$29,331	$-
Commercial real estate non-owner occupied	51,013	-	80,820	-	131,833	-
Commercial real estate owner occupied	385,303	-	59,726	-	445,029	-
Commercial and industrial	179,459	675	44,440	-	223,899	675
Construction	53,859	-	42,427	-	96,286	-
Mortgage	649,279	280,912	37,223	-	686,502	280,912
Leasing	5,642	-	-	-	5,642	-
Legacy	-	-	75,660	-	75,660	-
Consumer:
Credit cards	-	25,748	735	-	735	25,748
Home equity lines of credit	-	157	10,065	-	10,065	157
Personal	19,317	-	1,516	-	20,833	-
Auto	6,830	-	34	-	6,864	-
Other	5,144	468	27	-	5,171	468

Total[1]	$1,371,242	$307,960	$366,608	$-	$1,737,850	$307,960

[1] For purposes of this table non-performing loans exclude $ 262 million in non-performing loans held-for-sale.

The following tables present loans by past due status at December 31, 2012 and December 31, 2011 for non-covered loans held-in-portfolio (net of unearned income).

December 31, 2012

Puerto Rico

	Past due					Non - covered
	30-59	60-89	90 days	Total		loans HIP
(In thousands)	days	days	or more	past due	Current	Puerto Rico

Commercial multi-family	$1,005	$-	$15,816	$16,821	$98,272	$115,093
Commercial real estate non-owner occupied	10,580	4,454	66,665	81,699	1,268,734	1,350,433
Commercial real estate owner occupied	28,240	13,319	315,534	357,093	1,685,393	2,042,486
Commercial and industrial	27,977	5,922	125,246	159,145	2,629,127	2,788,272
Construction	1,243	-	37,390	38,633	173,634	212,267
Mortgage	241,930	121,175	960,492	1,323,597	3,625,327	4,948,924
Leasing	6,493	1,555	4,865	12,913	527,610	540,523
Consumer:
Credit cards	14,521	10,614	22,184	47,319	1,135,753	1,183,072
Home equity lines of credit	124	-	312	436	16,370	16,806
Personal	13,208	7,392	19,323	39,923	1,205,859	1,245,782
Auto	24,128	6,518	8,551	39,197	521,119	560,316
Other	2,120	536	3,505	6,161	222,192	228,353

Total	$371,569	$171,485	$1,579,883	$2,122,937	$13,109,390	$15,232,327

December 31, 2012

U.S. mainland

	Past due
	30-59	60-89	90 days	Total		Loans HIP
(In thousands)	days	days	or more	past due	Current	U.S. mainland

Commercial multi-family	$6,828	$5,067	$18,435	$30,330	$876,357	$906,687
Commercial real estate non-owner occupied	19,032	1,309	78,140	98,481	1,185,518	1,283,999
Commercial real estate owner occupied	9,979	100	31,931	42,010	523,954	565,964
Commercial and industrial	12,885	1,975	14,051	28,911	776,357	805,268
Construction	5,268	-	5,960	11,228	29,362	40,590
Mortgage	29,909	10,267	34,025	74,201	1,055,382	1,129,583
Legacy	15,765	20,112	40,741	76,618	307,599	384,217
Consumer:
Credit cards	305	210	505	1,020	14,121	15,141
Home equity lines of credit	3,937	2,506	7,454	13,897	460,332	474,229
Personal	2,757	1,585	1,905	6,247	136,882	143,129
Auto	38	3	4	45	723	768
Other	41	9	3	53	1,237	1,290

Total	$106,744	$43,143	$233,154	$383,041	$5,367,824	$5,750,865

December 31, 2012

Popular, Inc.

	Past due					Non-covered
	30-59	60-89	90 days	Total		loans HIP
(In thousands)	days	days	or more	past due	Current	Popular, Inc.

Commercial multi-family	$7,833	$5,067	$34,251	$47,151	$974,629	$1,021,780
Commercial real estate non-owner occupied	29,612	5,763	144,805	180,180	2,454,252	2,634,432
Commercial real estate owner occupied	38,219	13,419	347,465	399,103	2,209,347	2,608,450
Commercial and industrial	40,862	7,897	139,297	188,056	3,405,484	3,593,540
Construction	6,511	-	43,350	49,861	202,996	252,857
Mortgage	271,839	131,442	994,517	1,397,798	4,680,709	6,078,507
Leasing	6,493	1,555	4,865	12,913	527,610	540,523
Legacy	15,765	20,112	40,741	76,618	307,599	384,217
Consumer:
Credit cards	14,826	10,824	22,689	48,339	1,149,874	1,198,213
Home equity lines of credit	4,061	2,506	7,766	14,333	476,702	491,035
Personal	15,965	8,977	21,228	46,170	1,342,741	1,388,911
Auto	24,166	6,521	8,555	39,242	521,842	561,084
Other	2,161	545	3,508	6,214	223,429	229,643

Total	$478,313	$214,628	$1,813,037	$2,505,978	$18,477,214	$20,983,192

December 31, 2011

Puerto Rico

	Past due					Non-covered
	30-59	60-89	90 days	Total		loans HIP
(In thousands)	days	days	or more	past due	Current	Puerto Rico

Commercial multi-family	$ 435	$ 121	$ 15,396	$ 15,952	$ 107,164	$ 123,116
Commercial real estate non-owner occupied	16,584	462	51,013	68,059	1,193,447	1,261,506
Commercial real estate owner occupied	39,578	21,003	385,303	445,884	1,785,542	2,231,426
Commercial and industrial	46,013	17,233	180,134	243,380	2,611,154	2,854,534
Construction	608	21,055	53,859	75,522	85,419	160,941
Mortgage	202,072	98,565	930,191	1,230,828	3,458,655	4,689,483
Leasing	7,927	2,301	5,642	15,870	532,836	548,706
Consumer:
Credit cards	14,507	11,479	25,748	51,734	1,164,086	1,215,820
Home equity lines of credit	155	395	157	707	19,344	20,051
Personal	17,583	10,434	19,317	47,334	935,854	983,188
Auto	22,677	5,883	6,830	35,390	480,874	516,264
Other	1,740	1,442	5,612	8,794	226,310	235,104

Total	$ 369,879	$ 190,373	$ 1,679,202	$ 2,239,454	$ 12,600,685	$ 14,840,139

December 31, 2011

U.S. mainland

	Past due
	30-59	60-89	90 days	Total		Loans HIP
(In thousands)	days	days	or more	past due	Current	U.S. mainland

Commercial multi-family	$ 14,582	$ -	$ 13,935	$ 28,517	$ 657,300	$ 685,817
Commercial real estate non-owner occupied	15,794	3,168	80,820	99,782	1,304,211	1,403,993
Commercial real estate owner occupied	14,004	449	59,726	74,179	511,661	585,840
Commercial and industrial	22,545	3,791	44,440	70,776	756,319	827,095
Construction	-	-	42,427	42,427	36,571	78,998
Mortgage	30,594	13,190	37,223	81,007	747,970	828,977
Legacy	30,712	7,536	75,660	113,908	534,501	648,409
Consumer:
Credit cards	314	229	735	1,278	12,931	14,209
Home equity lines of credit	7,090	3,587	10,065	20,742	517,101	537,843
Personal	3,574	2,107	1,516	7,197	140,208	147,405
Auto	106	37	34	177	2,035	2,212
Other	29	10	27	66	1,593	1,659

Total	$ 139,344	$ 34,104	$ 366,608	$ 540,056	$ 5,222,401	$ 5,762,457

December 31, 2011

Popular, Inc.

	Past due					Non-covered
	30-59	60-89	90 days	Total		loans HIP
(In thousands)	days	days	or more	past due	Current	Popular, Inc.

Commercial multi-family	$ 15,017	$ 121	$ 29,331	$ 44,469	$ 764,464	$ 808,933
Commercial real estate non-owner occupied	32,378	3,630	131,833	167,841	2,497,658	2,665,499
Commercial real estate owner occupied	53,582	21,452	445,029	520,063	2,297,203	2,817,266
Commercial and industrial	68,558	21,024	224,574	314,156	3,367,473	3,681,629
Construction	608	21,055	96,286	117,949	121,990	239,939
Mortgage	232,666	111,755	967,414	1,311,835	4,206,625	5,518,460
Leasing	7,927	2,301	5,642	15,870	532,836	548,706
Legacy	30,712	7,536	75,660	113,908	534,501	648,409
Consumer:
Credit cards	14,821	11,708	26,483	53,012	1,177,017	1,230,029
Home equity lines of credit	7,245	3,982	10,222	21,449	536,445	557,894
Personal	21,157	12,541	20,833	54,531	1,076,062	1,130,593
Auto	22,783	5,920	6,864	35,567	482,909	518,476
Other	1,769	1,452	5,639	8,860	227,903	236,763

Total	$ 509,223	$ 224,477	$ 2,045,810	$ 2,779,510	$ 17,823,086	$ 20,602,596

The following table provides a breakdown of loans held-for-sale (“LHFS”) in non-performing status at December 31, 2012 and December 31, 2011 by main categories.

(In thousands)	December 31, 2012	December 31, 2011

Commercial	$16,047	$25,730
Construction	78,140	236,045
Legacy	2,080	468
Mortgage	53	59

Total	$96,320	$262,302

The components of the net financing leases receivable at December 31, 2012 and 2011 were as follows:

(In thousands)	2012	2011

Total minimum lease payments	$ 503,447	$ 520,226
Estimated residual value of leased property	129,927	134,194
Deferred origination costs, net of fees	6,966	6,691
Less - Unearned financing income	93,157	97,244

Net minimum lease payments	547,183	563,867
Less - Allowance for loan losses	3,475	4,891

	$ 543,708	$ 558,976

At December 31, 2012, future minimum lease payments are expected to be received as follows:

(In thousands)

2013	$ 140,579
2014	118,914
2015	102,808
2016	79,213
2017 and thereafter	61,933

$ 503,447

Covered loans

The following table presents covered loans in non-performing status and accruing loans past-due 90 days or more by loan class at December 31, 2012 and December 31, 2011.

	December 31, 2012		December 31, 2011

	Non-accrual	Accruing loans past	Non-accrual	Accruing loans past
(In thousands)	loans	due 90 days or more	loans	due 90 days or more

Commercial real estate	$14,628	$-	$14,241	$125
Commercial and industrial	48,743	504	63,858	1,392
Construction	8,363	-	4,598	5,677
Mortgage	2,133	-	423	113
Consumer	543	265	516	377

Total[1]	$74,410	$769	$83,636	$7,684

[1] Covered loans accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

The following tables present loans by past due status at December 31, 2012 and December 31, 2011 for covered loans held-in-portfolio. The information considers covered loans accounted for under ASC Subtopic 310-20 and ASC Subtopic 310-30.

December 31, 2012

	Past due
	30-59	60-89	90 days	Total		Covered
(In thousands)	days	days	or more	past due	Current	loans HIP

Commercial real estate	$81,386	$41,256	$545,241	$667,883	$1,409,528	$2,077,411
Commercial and industrial	3,242	551	59,554	63,347	103,889	167,236
Construction	13	-	296,837	296,850	64,546	361,396
Mortgage	38,307	28,206	182,376	248,889	827,841	1,076,730
Consumer	1,382	1,311	11,094	13,787	59,412	73,199

Total covered loans	$124,330	$71,324	$1,095,102	$1,290,756	$2,465,216	$3,755,972

December 31, 2011

	Past due
	30-59	60-89	90 days	Total		Covered
(In thousands)	days	days	or more	past due	Current	loans HIP

Commercial real estate	$35,286	$25,273	$519,222	$579,781	$1,691,514	$2,271,295
Commercial and industrial	4,438	1,390	99,555	105,383	136,064	241,447
Construction	997	625	434,661	436,283	110,543	546,826
Mortgage	32,371	28,238	196,541	257,150	915,804	1,172,954
Consumer	2,913	3,289	15,551	21,753	94,428	116,181

Total covered loans	$76,005	$58,815	$1,265,530	$1,400,350	$2,948,353	$4,348,703

The following table presents loans acquired as part of the Westernbank FDIC-assisted transaction accounted for pursuant to ASC Subtopic 310-30 at the April 30, 2010 acquisition date. The information presented includes loans determined to be impaired at the time of acquisition (“credit impaired loans”), and loans that were considered to be performing at the acquisition date accounted for by analogy to ASC Subtopic 310-30 (“non credit impaired loans” ). Refer to Note 2 in these consolidated financial statements for a description of the Corporation’s significant accounting policies related to acquired loans and criteria considered by management to apply ASC 310-30 analogy to non-credit impaired loans.

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

The carrying amount of the covered loans consisted of loans determined to be impaired at the time of acquisition, which are accounted for in accordance with ASC Subtopic 310-30 (“credit impaired loans”), and loans that were considered to be performing at the acquisition date, accounted for by analogy to ASC Subtopic 310-30 (“non-credit impaired loans”), as detailed in the following table.

	December 31, 2012			December 31, 2011

	Carrying amount			Carrying amount

(In thousands)	Non-credit impaired loans	Credit impaired loans	Total	Non-credit impaired loans	Credit impaired loans	Total

Commercial real estate	$1,778,594	$185,386	$1,963,980	$1,920,141	$215,560	$2,135,701
Commercial and industrial	55,396	4,379	59,775	85,859	4,621	90,480
Construction	174,054	174,093	348,147	279,561	260,208	539,769
Mortgage	988,158	69,654	1,057,812	1,065,842	102,027	1,167,869
Consumer	55,762	6,283	62,045	95,048	7,604	102,652

Carrying amount	3,051,964	439,795	3,491,759	3,446,451	590,020	4,036,471
Allowance for loan losses	(48,365)	(47,042)	(95,407)	(62,951)	(20,526)	(83,477)

Carrying amount, net of allowance	$3,003,599	$392,753	$3,396,352	$3,383,500	$569,494	$3,952,994

The outstanding principal balance of covered loans accounted pursuant to ASC Subtopic 310-30, including amounts charged off by the Corporation, amounted to $4.8 billion at December 31, 2012 (2011 - $6.0 billion). At December 31, 2012, none of the acquired loans from the Westernbank FDIC-assisted transaction accounted for under ASC Subtopic 310-30 were considered non-performing loans. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.

Changes in the carrying amount and the accretable yield for the covered loans accounted pursuant to the ASC Subtopic 310-30, for the years ended December 31, 2012 and 2011, were as follows:

	Accretable yield
	For the year ended
	December 31, 2012			December 31, 2011
	Non-credit	Credit		Non-credit	Credit
	impaired	impaired		impaired	impaired
(In thousands)	loans	loans	Total	loans	loans	Total

Beginning balance	$1,428,764	$41,495	$1,470,259	$1,307,927	$23,181	$1,331,108
Accretion	(258,901)	(21,695)	(280,596)	(271,760)	(80,641)	(352,401)
Change in expected cash flows	276,518	(14,512)	262,006	392,597	98,955	491,552

Ending balance	$1,446,381	$5,288	$1,451,669	$1,428,764	$41,495	$1,470,259

	Carrying amount of loans accounted for pursuant to ASC 310-30
	For the year ended
	December 31, 2012			December 31, 2011
	Non-credit	Credit		Non-credit	Credit
	impaired	impaired		impaired	impaired
(In thousands)	loans	loans	Total	loans	loans	Total

Beginning balance	$3,446,451	$590,020	$4,036,471	$3,894,379	$645,549	$4,539,928
Accretion	258,901	21,695	280,596	271,760	80,641	352,401
Collections and charge offs	(653,388)	(171,920)	(825,308)	(719,688)	(136,170)	(855,858)

Ending balance	$3,051,964	$439,795	$3,491,759	$3,446,451	$590,020	$4,036,471
Allowance for loan losses ASC 310-30 covered loans	(48,365)	(47,042)	(95,407)	(62,951)	(20,526)	(83,477)

	$3,003,599	$392,753	$3,396,352	$3,383,500	$569,494	$3,952,994

The Corporation accounts for lines of credit with revolving privileges under the accounting guidance of ASC Subtopic 310-20, which requires that any differences between the contractually required loans payment receivable in excess of the initial investment in the loans be accreted into interest income over the life of the loans, if the loan is accruing interest. The following table presents acquired loans accounted for under ASC Subtopic 310-20 at the April 30, 2010 acquisition date:

(In thousands)

Fair value of loans accounted under ASC Subtopic 310-20	$290,810

Gross contractual amounts receivable (principal and interest)	$457,201

Estimate of contractual cash flows not expected to be collected	$164,427

The cash flow expected to be collected consider the estimated remaining life of the underlying loans and include the effects of estimated prepayments.

Covered loans accounted for under ASC Subtopic 310-20 amounted to $0.3 billion at December 31, 2012 (December 31, 2011 - $0.3 billion).

Note 11 – Allowance for loan losses

The following tables present the changes in the allowance for loan losses for the years ended December 31, 2012 and 2011.

For the year ended December 31, 2012

Puerto Rico - Non-covered loans

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:
Beginning balance	$ 255,453	$ 5,850	$ 72,322	$ 4,651	$ 115,126	$ 453,402
Provision (reversal of provision)	106,802	(2,271)	103,482	(814)	74,868	282,067
Charge-offs	(185,653)	(3,910)	(59,286)	(4,680)	(120,658)	(374,187)
Recoveries	41,013	6,193	2,509	3,737	30,563	84,015

Ending balance	$ 217,615	$ 5,862	$ 119,027	$ 2,894	$ 99,899	$ 445,297

For the year ended December 31, 2012

Puerto Rico - Covered loans

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:
Beginning balance	$ 94,472	$ 20,435	$ 5,310	$ -	$ 4,728	$ 124,945
Provision	23,847	20,006	21,513	-	9,473	74,839
Charge-offs	(46,290)	(30,556)	(5,909)	-	(8,225)	(90,980)
Recoveries	31	61	-	-	10	102

Ending balance	$ 72,060	$ 9,946	$ 20,914	$ -	$ 5,986	$ 108,906

For the year ended December 31, 2012

U.S. Mainland

(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total

Allowance for credit losses:
Beginning balance	$ 113,979	$ 2,631	$ 29,939	$ 46,228	$ 44,184	$ 236,961
Provision (reversal of provision)	10,775	(664)	15,572	3,212	23,140	52,035
Charge-offs	(69,364)	(1,659)	(16,708)	(36,529)	(41,045)	(165,305)
Recoveries	24,711	1,259	1,545	20,191	5,041	52,747
Net (write-down) recovery related to loans transferred to LHFS	(34)	-	-	-	-	(34)

Ending balance	$ 80,067	$ 1,567	$ 30,348	$ 33,102	$ 31,320	$ 176,404

For the year ended December 31, 2012

Popular, Inc.

(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total

Allowance for credit losses:
Beginning balance	$ 463,904	$ 28,916	$ 107,571	$ 46,228	$ 4,651	$ 164,038	$ 815,308
Provision (reversal of provision)	141,424	17,071	140,567	3,212	(814)	107,481	408,941
Charge-offs	(301,307)	(36,125)	(81,903)	(36,529)	(4,680)	(169,928)	(630,472)
Recoveries	65,755	7,513	4,054	20,191	3,737	35,614	136,864
Net (write-down) recovery related to loans transferred to LHFS	(34)	-	-	-	-	-	(34)

Ending balance	$ 369,742	$ 17,375	$ 170,289	$ 33,102	$ 2,894	$ 137,205	$ 730,607

For the year ended December 31, 2011

Puerto Rico - Non-covered loans

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:
Beginning balance	$256,643	$16,074	$42,029	$7,154	$133,531	$455,431
Provision (reversal of provision)	206,904	(4,408)	57,917	941	80,242	341,596
Charge-offs	(225,011)	(15,563)	(29,215)	(6,527)	(132,552)	(408,868)
Recoveries	29,623	9,747	1,591	3,083	33,905	77,949
Net (write-down) recovery related to loans transferred to LHFS	(12,706)	-	-	-	-	(12,706)

Ending balance	$255,453	$5,850	$72,322	$4,651	$115,126	$453,402

For the year ended December 31, 2011

Puerto Rico - Covered Loans

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:
Beginning balance	$-	$-	$-	$-	$-	$-
Provision	108,246	23,288	6,121	-	7,980	145,635
Charge-offs	(13,774)	(4,353)	(826)	-	(3,253)	(22,206)
Recoveries	-	1,500	15	-	1	1,516

Ending balance	$94,472	$20,435	$5,310	$-	$4,728	$124,945

For the year ended December 31, 2011

U.S. Mainland

(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total

Allowance for credit losses:
Beginning balance	$143,281	$23,711	$28,839	$76,405	$65,558	$337,794
Provision (reversal of provision)	47,255	(18,137)	1,480	22,147	35,744	88,489
Charge-offs	(99,562)	(4,286)	(16,570)	(78,338)	(63,881)	(262,637)
Recoveries	23,005	1,343	2,383	26,014	6,763	59,508
Net (write-down) recovery related to loans transferred to LHFS	-	-	13,807	-	-	13,807

Ending balance	$113,979	$2,631	$29,939	$46,228	$44,184	$236,961

For the year ended December 31, 2011

Popular, Inc.

(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total

Allowance for credit losses:
Beginning balance	$399,924	$39,785	$70,868	$76,405	$7,154	$199,089	$793,225
Provision	362,405	743	65,518	22,147	941	123,966	575,720
Charge-offs	(338,347)	(24,202)	(46,611)	(78,338)	(6,527)	(199,686)	(693,711)
Recoveries	52,628	12,590	3,989	26,014	3,083	40,669	138,973
Net (write-down) recovery related to loans transferred to LHFS	(12,706)	-	13,807	-	-	-	1,101

Ending balance	$463,904	$28,916	$107,571	$46,228	$4,651	$164,038	$815,308

The following table provides the activity in the allowance for loan losses related to covered loans accounted for pursuant to ASC Subtopic 310-30.

	ASC 310-30 Covered loans

	For the years ended

(In thousands)	December 31, 2012	December 31, 2011

Balance at beginning of period	$ 83,477	$ -
Provision for loan losses	59,052	89,802
Net charge-offs	(47,122)	(6,325)

Balance at end of period	$ 95,407	$ 83,477

The following tables present information at December 31, 2012 and December 31, 2011 regarding loan ending balances and the allowance for loan losses by portfolio segment and whether such loans and the allowance pertains to loans individually or collectively evaluated for impairment.

At December 31, 2012

Puerto Rico

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:
Specific ALLL non-covered loans	$17,323	$120	$58,572	$1,066	$17,779	$94,860
General ALLL non-covered loans	200,292	5,742	60,455	1,828	82,120	350,437

ALLL - non-covered loans	217,615	5,862	119,027	2,894	99,899	445,297

Specific ALLL covered loans	8,505	-	-	-	-	8,505
General ALLL covered loans	63,555	9,946	20,914	-	5,986	100,401

ALLL - covered loans	72,060	9,946	20,914	-	5,986	108,906

Total ALLL	$289,675	$15,808	$139,941	$2,894	$105,885	$554,203

Loans held-in-portfolio:
Impaired non-covered loans	$447,779	$35,849	$557,137	$4,881	$130,663	$1,176,309
Non-covered loans held-in-portfolio excluding impaired loans	5,848,505	176,418	4,391,787	535,642	3,103,666	14,056,018

Non-covered loans held-in-portfolio	6,296,284	212,267	4,948,924	540,523	3,234,329	15,232,327

Impaired covered loans	109,241	-	-	-	-	109,241
Covered loans held-in-portfolio excluding impaired loans	2,135,406	361,396	1,076,730	-	73,199	3,646,731

Covered loans held-in-portfolio	2,244,647	361,396	1,076,730	-	73,199	3,755,972

Total loans held-in-portfolio	$8,540,931	$573,663	$6,025,654	$540,523	$3,307,528	$18,988,299

At December 31, 2012

U.S. Mainland

(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total

Allowance for credit losses:
Specific ALLL	$25	$-	$16,095	$-	$107	$16,227
General ALLL	80,042	1,567	14,253	33,102	31,213	160,177

Total ALLL	$80,067	$1,567	$30,348	$33,102	$31,320	$176,404

Loans held-in-portfolio:
Impaired loans	$79,885	$5,960	$54,093	$18,744	$2,714	$161,396
Loans held-in-portfolio, excluding impaired loans	3,482,033	34,630	1,075,490	365,473	631,843	5,589,469

Total loans held-in-portfolio	$3,561,918	$40,590	$1,129,583	$384,217	$634,557	$5,750,865

At December 31, 2012

Popular, Inc.

(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total

Allowance for credit losses:
Specific ALLL non-covered loans	$17,348	$120	$74,667	$-	$1,066	$17,886	$111,087
General ALLL non-covered loans	280,334	7,309	74,708	33,102	1,828	113,333	510,614

ALLL - non-covered loans	297,682	7,429	149,375	33,102	2,894	131,219	621,701

Specific ALLL covered loans	8,505	-	-	-	-	-	8,505
General ALLL covered loans	63,555	9,946	20,914	-	-	5,986	100,401

ALLL - covered loans	72,060	9,946	20,914	-	-	5,986	108,906

Total ALLL	$369,742	$17,375	$170,289	$33,102	$2,894	$137,205	$730,607

Loans held-in-portfolio:
Impaired non-covered loans	$527,664	$41,809	$611,230	$18,744	$4,881	$133,377	$1,337,705
Non-covered loans held-in-portfolio excluding impaired loans	9,330,538	211,048	5,467,277	365,473	535,642	3,735,509	19,645,487

Non-covered loans held-in-portfolio	9,858,202	252,857	6,078,507	384,217	540,523	3,868,886	20,983,192

Impaired covered loans	109,241	-	-	-	-	-	109,241
Covered loans held-in-portfolio excluding impaired loans	2,135,406	361,396	1,076,730	-	-	73,199	3,646,731

Covered loans held-in-portfolio	2,244,647	361,396	1,076,730	-	-	73,199	3,755,972

Total loans held-in-portfolio	$12,102,849	$614,253	$7,155,237	$384,217	$540,523	$3,942,085	$24,739,164

At December 31, 2011

Puerto Rico

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:
Specific ALLL non-covered loans	$10,407	$289	$14,944	$793	$16,915	$43,348
General ALLL non-covered loans	245,046	5,561	57,378	3,858	98,211	410,054

ALLL - non-covered loans	255,453	5,850	72,322	4,651	115,126	453,402

Specific ALLL covered loans	27,086	-	-	-	-	27,086
General ALLL covered loans	67,386	20,435	5,310	-	4,728	97,859

ALLL - covered loans	94,472	20,435	5,310	-	4,728	124,945

Total ALLL	$349,925	$26,285	$77,632	$4,651	$119,854	$578,347

Loans held-in-portfolio:
Impaired non-covered loans	$403,089	$49,747	$333,346	$6,104	$137,582	$929,868
Non-covered loans held-in-portfolio excluding impaired loans	6,067,493	111,194	4,356,137	542,602	2,832,845	13,910,271

Non-covered loans held-in-portfolio	6,470,582	160,941	4,689,483	548,706	2,970,427	14,840,139

Impaired covered loans	76,798	-	-	-	-	76,798
Covered loans held-in-portfolio excluding impaired loans	2,435,944	546,826	1,172,954	-	116,181	4,271,905

Covered loans held-in-portfolio	2,512,742	546,826	1,172,954	-	116,181	4,348,703

Total loans held-in-portfolio	$8,983,324	$707,767	$5,862,437	$548,706	$3,086,608	$19,188,842

At December 31, 2011

U.S. Mainland

(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total

Allowance for credit losses:
Specific ALLL	$1,331	$-	$14,119	$57	$131	$15,638
General ALLL	112,648	2,631	15,820	46,171	44,053	221,323

Total ALLL	$113,979	$2,631	$29,939	$46,228	$44,184	$236,961

Loans held-in-portfolio:
Impaired loans	$153,240	$41,963	$49,534	$48,890	$2,526	$296,153
Loans held-in-portfolio, excluding impaired loans	3,349,505	37,035	779,443	599,519	700,802	5,466,304

Total loans held-in-portfolio	$3,502,745	$78,998	$828,977	$648,409	$703,328	$5,762,457

At December 31, 2011

Popular, Inc.

(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total

Allowance for credit losses:
Specific ALLL non-covered loans	$11,738	$289	$29,063	$57	$793	$17,046	$58,986
General ALLL non-covered loans	357,694	8,192	73,198	46,171	3,858	142,264	631,377

ALLL - non-covered loans	369,432	8,481	102,261	46,228	4,651	159,310	690,363

Specific ALLL covered loans	27,086	-	-	-	-	-	27,086
General ALLL covered loans	67,386	20,435	5,310	-	-	4,728	97,859

ALLL - covered loans	94,472	20,435	5,310	-	-	4,728	124,945

Total ALLL	$463,904	$28,916	$107,571	$46,228	$4,651	$164,038	$815,308

Loans held-in-portfolio:
Impaired non-covered loans	$556,329	$91,710	$382,880	$48,890	$6,104	$140,108	$1,226,021
Non-covered loans held-in-portfolio excluding impaired loans	9,416,998	148,229	5,135,580	599,519	542,602	3,533,647	19,376,575

Non-covered loans held-in-portfolio	9,973,327	239,939	5,518,460	648,409	548,706	3,673,755	20,602,596

Impaired covered loans	76,798	-	-	-	-	-	76,798
Covered loans held-in-portfolio excluding impaired loans	2,435,944	546,826	1,172,954	-	-	116,181	4,271,905

Covered loans held-in-portfolio	2,512,742	546,826	1,172,954	-	-	116,181	4,348,703

Total loans held-in-portfolio	$12,486,069	$786,765	$6,691,414	$648,409	$548,706	$3,789,936	$24,951,299

Impaired loans

The following tables present loans individually evaluated for impairment at December 31, 2012 and December 31, 2011.

December 31, 2012

Puerto Rico

	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	principal	Related	Recorded	principal	Recorded	principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance

Commercial multi-family	$271	$288	$6	$13,080	$19,969	$13,351	$20,257	$6
Commercial real estate non-owner occupied	22,332	25,671	1,354	55,320	63,041	77,652	88,712	1,354
Commercial real estate owner occupied	100,685	149,342	12,614	121,476	167,639	222,161	316,981	12,614
Commercial and industrial	70,216	85,508	3,349	64,399	99,608	134,615	185,116	3,349
Construction	1,865	3,931	120	33,984	70,572	35,849	74,503	120
Mortgage	517,341	539,171	58,572	39,796	42,913	557,137	582,084	58,572
Leasing	4,881	4,881	1,066	-	-	4,881	4,881	1,066
Consumer:
Credit cards	42,514	42,514	1,666	-	-	42,514	42,514	1,666
Personal	86,884	86,884	16,022	-	-	86,884	86,884	16,022
Auto	772	772	79	-	-	772	772	79
Other	493	493	12	-	-	493	493	12
Covered loans	64,762	64,762	8,505	44,479	44,479	109,241	109,241	8,505

Total Puerto Rico	$913,016	$1,004,217	$103,365	$372,534	$508,221	$1,285,550	$1,512,438	$103,365

December 31, 2012

U.S. mainland

	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	principal	Related	Recorded	principal	Recorded	principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance

Commercial multi-family	$1,327	$1,479	$25	$6,316	$9,898	$7,643	$11,377	$25
Commercial real estate non-owner occupied	-	-	-	45,815	64,783	45,815	64,783	-
Commercial real estate owner occupied	-	-	-	20,369	22,968	20,369	22,968	-
Commercial and industrial	-	-	-	6,058	8,026	6,058	8,026	-
Construction	-	-	-	5,960	5,960	5,960	5,960	-
Mortgage	45,319	46,484	16,095	8,774	10,328	54,093	56,812	16,095
Legacy	-	-	-	18,744	29,972	18,744	29,972	-
Consumer:
Helocs	201	201	11	-	-	201	201	11
Auto	91	91	2	-	-	91	91	2
Other	2,422	2,422	94	-	-	2,422	2,422	94

Total U.S. mainland	$49,360	$50,677	$16,227	$112,036	$151,935	$161,396	$202,612	$16,227

December 31, 2012

Popular, Inc.

	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	principal	Related	Recorded	principal	Recorded	principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance

Commercial multi-family	$ 1,598	$ 1,767	$ 31	$ 19,396	$ 29,867	$ 20,994	$ 31,634	$ 31
Commercial real estate non-owner occupied	22,332	25,671	1,354	101,135	127,824	123,467	153,495	1,354
Commercial real estate owner occupied	100,685	149,342	12,614	141,845	190,607	242,530	339,949	12,614
Commercial and industrial	70,216	85,508	3,349	70,457	107,634	140,673	193,142	3,349
Construction	1,865	3,931	120	39,944	76,532	41,809	80,463	120
Mortgage	562,660	585,655	74,667	48,570	53,241	611,230	638,896	74,667
Legacy	-	-	-	18,744	29,972	18,744	29,972	-
Leasing	4,881	4,881	1,066	-	-	4,881	4,881	1,066
Consumer:
Credit cards	42,514	42,514	1,666	-	-	42,514	42,514	1,666
Helocs	201	201	11	-	-	201	201	11
Personal	86,884	86,884	16,022	-	-	86,884	86,884	16,022
Auto	863	863	81	-	-	863	863	81
Other	2,915	2,915	106	-	-	2,915	2,915	106
Covered loans	64,762	64,762	8,505	44,479	44,479	109,241	109,241	8,505

Total Popular, Inc.	$ 962,376	$ 1,054,894	$ 119,592	$ 484,570	$ 660,156	$ 1,446,946	$ 1,715,050	$ 119,592

December 31, 2011

Puerto Rico

	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	principal	Related	Recorded	principal	Recorded	principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance

Commercial multi-family	$ 10,463	$ 10,463	$ 575	$ 12,206	$ 21,312	$ 22,669	$ 31,775	$ 575
Commercial real estate non-owner occupied	5,909	7,006	836	45,517	47,439	51,426	54,445	836
Commercial real estate owner occupied	37,534	46,806	2,757	165,745	215,288	203,279	262,094	2,757
Commercial and industrial	42,294	55,180	6,239	83,421	108,224	125,715	163,404	6,239
Construction	1,672	2,369	289	48,075	101,042	49,747	103,411	289
Mortgage	333,346	336,682	14,944	-	-	333,346	336,682	14,944
Leasing	6,104	6,104	793	-	-	6,104	6,104	793
Consumer:
Credit cards	38,874	38,874	2,151	-	-	38,874	38,874	2,151
Personal	93,760	93,760	14,115	-	-	93,760	93,760	14,115
Other	4,948	4,948	649	-	-	4,948	4,948	649
Covered loans	75,798	75,798	27,086	1,000	1,000	76,798	76,798	27,086

Total Puerto Rico	$ 650,702	$ 677,990	$ 70,434	$ 355,964	$ 494,305	$ 1,006,666	$ 1,172,295	$ 70,434

December 31, 2011

U.S. mainland

	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	principal	Related	Recorded	principal	Recorded	principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance

Commercial multi-family	$ -	$ -	$ -	$ 8,655	$ 12,403	$ 8,655	$ 12,403	$ -
Commercial real estate non-owner occupied	1,306	1,306	214	61,111	83,938	62,417	85,244	214
Commercial real estate owner occupied	1,239	1,239	455	46,403	56,229	47,642	57,468	455
Commercial and industrial	7,390	7,390	662	27,136	29,870	34,526	37,260	662
Construction	-	-	-	41,963	44,751	41,963	44,751	-
Mortgage	39,570	39,899	14,119	9,964	9,964	49,534	49,863	14,119
Legacy	6,013	6,013	57	42,877	69,221	48,890	75,234	57
Consumer:
Auto	93	93	6	-	-	93	93	6
Other	2,433	2,433	125	-	-	2,433	2,433	125

Total U.S. mainland	$ 58,044	$ 58,373	$ 15,638	$ 238,109	$ 306,376	$ 296,153	$ 364,749	$ 15,638

December 31, 2011

Popular, Inc.

	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	principal	Related	Recorded	principal	Recorded	principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance

Commercial multi-family	$10,463	$10,463	$575	$20,861	$33,715	$31,324	$44,178	$575
Commercial real estate non-owner occupied	7,215	8,312	1,050	106,628	131,377	113,843	139,689	1,050
Commercial real estate owner occupied	38,773	48,045	3,212	212,148	271,517	250,921	319,562	3,212
Commercial and industrial	49,684	62,570	6,901	110,557	138,094	160,241	200,664	6,901
Construction	1,672	2,369	289	90,038	145,793	91,710	148,162	289
Mortgage	372,916	376,581	29,063	9,964	9,964	382,880	386,545	29,063
Legacy	6,013	6,013	57	42,877	69,221	48,890	75,234	57
Leasing	6,104	6,104	793	-	-	6,104	6,104	793
Consumer:
Credit cards	38,874	38,874	2,151	-	-	38,874	38,874	2,151
Personal	93,760	93,760	14,115	-	-	93,760	93,760	14,115
Auto	93	93	6	-	-	93	93	6
Other	7,381	7,381	774	-	-	7,381	7,381	774
Covered loans	75,798	75,798	27,086	1,000	1,000	76,798	76,798	27,086

Total Popular, Inc.	$708,746	$736,363	$86,072	$594,073	$800,681	$1,302,819	$1,537,044	$86,072

The following table presents the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2012 and 2011.

For the year ended December 31, 2012

	Puerto Rico		U.S. Mainland		Popular, Inc.
	Average	Interest	Average	Interest	Average	Interest
	recorded	income	recorded	income	recorded	income
(In thousands)	investment	recognized	investment	recognized	investment	recognized

Commercial multi-family	$14,737	$-	$9,012	$145	$23,749	$145
Commercial real estate non-owner occupied	64,308	1,108	58,688	1,139	122,996	2,247
Commercial real estate owner occupied	202,783	2,820	32,436	91	235,219	2,911
Commercial and industrial	125,373	2,267	18,344	37	143,717	2,304
Construction	44,276	278	17,039	-	61,315	278
Mortgage	450,284	25,534	52,909	1,989	503,193	27,523
Legacy	-	-	33,786	120	33,786	120
Leasing	5,372	-	-	-	5,372	-
Consumer:
Credit cards	39,574	-	-	-	39,574	-
Helocs	-	-	81	-	81	-
Personal	90,949	-	-	-	90,949	-
Auto	255	-	73	-	328	-
Other	2,813	-	2,404	-	5,217	-
Covered loans	93,820	3,587	-	-	93,820	3,587

Total Popular, Inc.	$1,134,544	$35,594	$224,772	$3,521	$1,359,316	$39,115

For the year ended December 31, 2011

	Puerto Rico		U.S. Mainland		Popular, Inc.
	Average	Interest	Average	Interest	Average	Interest
	recorded	income	recorded	income	recorded	income
(In thousands)	investment	recognized	investment	recognized	investment	recognized

Commercial multi-family	$18,459	$-	$7,067	$-	$25,526	$-
Commercial real estate non-owner occupied	36,342	835	78,274	283	114,616	1,118
Commercial real estate owner occupied	194,033	2,096	30,348	751	224,381	2,847
Commercial and industrial	108,002	1,468	22,431	403	130,433	1,871
Construction	57,723	170	103,794	124	161,517	294
Mortgage	227,278	11,587	24,767	1,137	252,045	12,724
Legacy	-	-	30,639	238	30,639	238
Leasing	3,052	-	-	-	3,052	-
Consumer:
Credit cards	19,437	-	-	-	19,437	-
Personal	46,880	-	-	-	46,880	-
Auto	-	-	46	-	46	-
Other	2,474	-	1,217	-	3,691	-
Covered loans	38,399	1,013	-	-	38,399	1,013

Total Popular, Inc.	$752,079	$17,169	$298,583	$2,936	$1,050,662	$20,105

Modifications

Troubled debt restructurings related to non-covered loan portfolios amounted to $1.2 billion at December 31, 2012 (December 31, 2011 - $881 million). The amount of outstanding commitments to lend additional funds to debtors owing receivables whose terms have been modified in troubled debt restructurings amounted to $120 thousand related to the construction loan portfolio and $4 million related to the commercial loan portfolio at December 31, 2012 (December 31, 2011 - $152 thousand and $3 million, respectively).

A modification of a loan constitutes a troubled debt restructuring (“TDR”) when a borrower is experiencing financial difficulty and the modification constitutes a concession.

Commercial and industrial loans modified in a TDR often involve temporary interest-only payments, term extensions, and converting evergreen revolving credit lines to long-term loans. Commercial real estate (“CRE”), which includes multifamily, owner-occupied and non-owner occupied CRE, and construction loans modified in a TDR often involve reducing the interest rate for a limited period of time or the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, or reductions in the payment plan. Construction loans modified in a TDR may also involve extending the interest-only payment period.

Residential mortgage loans modified in a TDR are primarily comprised of loans where monthly payments are lowered to accommodate the borrowers’ financial needs for a period of time, normally five years to ten years. After the lowered monthly payment period ends, the borrower reverts back to paying principal and interest per the original terms with the maturity date adjusted accordingly.

Home equity loans modifications are made infrequently and are not offered if the Corporation also holds the first mortgage. Home equity loans modifications are uniquely designed to meet the specific needs of each borrower. Automobile loans modified in a TDR are primarily comprised of loans where the Corporation has lowered monthly payments by extending the term. Credit cards modified in a TDR are primarily comprised of loans where monthly payments are lowered to accommodate the borrowers’ financial needs for a period of time, normally up to 24 months.

As part of its NPL reduction strategy and in order to expedite the resolution of delinquent construction and commercial loans, commencing in 2012, the Corporation routinely enters into liquidation agreements with borrowers and guarantors through the regular legal process, bankruptcy procedures and in certain occasions, out of Court transactions. These liquidation agreements, in general, contemplate the following conditions: (1) consent to judgment by the borrowers and guarantors; (2) acknowledgement by the borrower of the debt, its liquidity and maturity; (3) acknowledgment of the default in payments. The contractual interest rate is not reduced and continues to accrue during the term of the agreement. At the end of the period, borrower is obligated to remit all amounts due or be subject to the Corporation’s exercise of its foreclosure rights and further collection efforts. Likewise, the borrower’s failure to make stipulated payments will grant the Corporation the ability to exercise its foreclosure rights. This strategy procures to expedite the foreclosure process, resulting in a more effective and efficient collection process. Although in general, these liquidation agreements do not contemplate the forgiveness of principal or interest as debtor is required to cover all outstanding amounts when the agreement becomes due, it could be construed that the Corporation has granted a concession by temporarily accepting a payment schedule that is different from the contractual payment schedule. Accordingly, loans under these program agreements are considered TDRs. At December 31, 2012 these liquidation agreements amounted to $79.2 million.

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

For consumer and mortgage loans that are modified with regard to payment terms and which constitute TDRs, the discounted cash flow value method is used as the impairment valuation is more appropriately calculated based on the ongoing cash flow from the individuals rather than the liquidation of the asset. The computations give consideration to probability of defaults and loss-given-foreclosure on the related estimated cash flows.

Commercial and construction loans that have been modified as part of loss mitigation efforts are evaluated individually for impairment. The vast majority of the Corporation’s modified commercial loans are measured for impairment using the estimated fair value of the collateral, as these are normally considered as collateral dependent loans. In very few instances, the Corporation measures modified commercial loans at their estimated realizable values determined by discounting the expected future cash flows. Construction loans that have been modified are also accounted for as collateral dependent loans. The Corporation determines the fair value measurement dependent upon its exit strategy for the particular asset(s) acquired in foreclosure.

The following tables present the loan count by type of modification for those loans modified in a TDR during the twelve months ended December 31, 2012 and 2011.

Puerto Rico

For the year ended December 31, 2012

	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other

Commercial multi-family	-	-	-	2
Commercial real estate non-owner occupied	9	8	-	12
Commercial real estate owner occupied	13	22	-	208
Commercial and industrial	42	91	-	87
Construction	8	1	-	1
Mortgage	579	147	1,548	202
Leasing	-	66	42	-
Consumer:
Credit cards	1,640	-	-	1,242
Personal	1,080	31	-	5
Auto	-	9	3	-
Other	62	-	-	4

Total	3,433	375	1,593	1,763

U.S. mainland

For the year ended December 31, 2012

	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other

Commercial multi-family	-	-	-	1
Commercial real estate non-owner occupied	2	2	5	1
Commercial real estate owner occupied	-	-	-	2
Construction	-	-	-	1
Mortgage	4	1	73	-
Legacy	1	-	-	2
Consumer:
HELOCs	1	-	3	-

Total	8	3	81	7

Popular, Inc.

For the year ended December 31, 2012

	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other

Commercial multi-family	-	-	-	3
Commercial real estate non-owner occupied	11	10	5	13
Commercial real estate owner occupied	13	22	-	210
Commercial and industrial	42	91	-	87
Construction	8	1	-	2
Mortgage	583	148	1,621	202
Legacy	1	-	-	2
Leasing	-	66	42	-
Consumer:
Credit cards	1,640	-	-	1,242
HELOCs	1	-	3	-
Personal	1,080	31	-	5
Auto	-	9	3	-
Other	62	-	-	4

Total	3,441	378	1,674	1,770

Puerto Rico

For the year ended December 31, 2011

	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other

Commercial multi-family	1	-	-	-
Commercial real estate non-owner occupied	6	3	-	-
Commercial real estate owner occupied	48	20	-	-
Commercial and industrial	95	47	-	-
Construction	4	-	-	-
Mortgage	448	1,032	284	300
Leasing	-	162	3	-
Consumer:
Credit cards	1,404	-	-	1,247
Personal	2,169	55	-	-
Auto	-	3	5	-
Other	46	-	-	-

Total	4,221	1,322	292	1,547

U.S. mainland

For the year ended December 31, 2011

	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other

Commercial real estate non-owner occupied	-	-	-	1
Commercial real estate owner occupied	-	-	-	1
Commercial and industrial	-	-	-	2
Construction	-	-	-	4
Mortgage	18	5	348	3
Legacy	-	1	-	-
Consumer:
Other	-	-	3	-

Total	18	6	351	11

Popular, Inc.

For the year ended December 31, 2011

	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other

Commercial multi-family	1	-	-	-
Commercial real estate non-owner occupied	6	3	-	1
Commercial real estate owner occupied	48	20	-	1
Commercial and industrial	95	47	-	2
Construction	4	-	-	4
Mortgage	466	1,037	632	303
Legacy	-	1	-	-
Leasing	-	162	3	-
Consumer:
Credit cards	1,404	-	-	1,247
Personal	2,169	55	-	-
Auto	-	3	5	-
Other	46	-	3	-

Total	4,239	1,328	643	1,558

The following tables present by class, quantitative information related to loans modified as TDRs during the years ended December 31, 2012 and 2011.

Puerto Rico

For the year ended December 31, 2012

(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification

Commercial multi-family	2	$ 271	$ 271	$ 6
Commercial real estate non-owner occupied	29	18,240	18,433	(583)
Commercial real estate owner occupied	243	83,271	82,841	(113)
Commercial and industrial	220	77,909	64,767	(6,489)
Construction	10	6,617	5,822	(212)
Mortgage	2,476	325,866	356,077	23,279
Leasing	108	1,752	1,684	217
Consumer:
Credit cards	2,882	24,193	27,822	81
Personal	1,116	16,875	16,931	2,743
Auto	12	164	168	4
Other	66	240	239	(1)

Total	7,164	$ 555,398	$ 575,055	$ 18,932

U.S. mainland

For the year ended December 31, 2012

(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification

Commercial multi-family	1	$ 572	$ 563	$ -
Commercial real estate non-owner occupied	10	16,941	18,367	219
Commercial real estate owner occupied	2	3,051	2,547	(106)
Construction	1	1,573	1,573	-
Mortgage	78	8,749	8,855	1,211
Legacy	3	1,272	1,267	(3)
Consumer:
HELOCs	4	583	560	3

Total	99	$ 32,741	$ 33,732	$ 1,324

Popular, Inc.

For the year ended December 31, 2012

(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification

Commercial multi-family	3	$ 843	$ 834	$ 6
Commercial real estate non-owner occupied	39	35,181	36,800	(364)
Commercial real estate owner occupied	245	86,322	85,388	(219)
Commercial and industrial	220	77,909	64,767	(6,489)
Construction	11	8,190	7,395	(212)
Mortgage	2,554	334,615	364,932	24,490
Legacy	3	1,272	1,267	(3)
Leasing	108	1,752	1,684	217
Consumer:
Credit cards	2,882	24,193	27,822	81
HELOCs	4	583	560	3
Personal	1,116	16,875	16,931	2,743
Auto	12	164	168	4
Other	66	240	239	(1)

Total	7,263	$ 588,139	$ 608,787	$ 20,256

Puerto Rico

For the year ended December 31, 2011

(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification

Commercial multi-family	1	$ 143	$ 143	$ -
Commercial real estate non-owner occupied	9	14,186	14,186	633
Commercial real estate owner occupied	68	64,015	64,015	(693)
Commercial and industrial	142	28,617	28,617	795
Construction	4	3,194	3,194	(292)
Mortgage	2,064	291,006	320,781	9,653
Leasing	165	3,702	3,553	34
Consumer:
Credit cards	2,651	23,563	26,444	113
Personal	2,224	27,688	27,671	645
Auto	8	93	95	-
Other	46	192	188	-

Total	7,382	$ 456,399	$ 488,887	$ 10,888

U.S. mainland

For the year ended December 31, 2011

(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification

Commercial real estate non-owner occupied	1	$ 2,043	$ 2,032	$ (188)
Commercial real estate owner occupied	1	10,590	7,323	-
Commercial and industrial	2	11,878	9,742	(420)
Construction	4	13,173	13,335	(420)
Mortgage	374	37,722	39,184	12,419
Legacy	1	3,016	3,097	(125)
Consumer:
Other	3	1,559	1,683	-

Total	386	$ 79,981	$ 76,396	$ 11,266

Popular, Inc.

For the year ended December 31, 2011

(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification

Commercial multi-family	1	$143	143	$-
Commercial real estate non-owner occupied	10	16,229	16,218	445
Commercial real estate owner occupied	69	74,605	71,338	(693)
Commercial and industrial	144	40,495	38,359	375
Construction	8	16,367	16,529	(712)
Mortgage	2,438	328,728	359,965	22,072
Legacy	1	3,016	3,097	(125)
Leasing	165	3,702	3,553	34
Consumer:
Credit cards	2,651	23,563	26,444	113
Personal	2,224	27,688	27,671	645
Auto	8	93	95	-
Other	49	1,751	1,871	-

Total	7,768	$536,380	$565,283	$22,154

Thirteen loans comprising a recorded investment of approximately $134 million were restructured into multiple notes (“Note A / B split”) during 2012. The Corporation recorded approximately $15.9 million in loan charge-offs as part of the loan restructurings. The renegotiations of these loans were made after analyzing the borrowers’ capacity to repay the debt, collateral and ability to perform under the modified terms. The recorded investment on these commercial TDRs amounted to approximately $115 million at December 31, 2012 with a related allowance for loan losses amounting to approximately $267 thousand.

The following tables present by class, TDRs that were subject to payment default and that had been modified as a TDR during the twelve months preceding the default date. Payment default is defined as a restructured loan becoming 90 days past due after being modified, foreclosed or charged-off, whichever occurs first. The recorded investment at December 31, 2012 is inclusive of all partial paydowns and charge-offs since modification date. Loans modified as a TDR that were fully paid down, charged-off or foreclosed upon by period end are not reported.

Puerto Rico

Defaulted during the year ended December 31, 2012

(Dollars In thousands)	Loan count	Recorded investment as of first default date

Commercial real estate non-owner occupied	1	$ 1,770
Commercial real estate owner occupied	28	9,011
Commercial and industrial	12	4,031
Construction	5	690
Mortgage	668	94,991
Leasing	24	455
Consumer:
Credit cards	421	3,778
Personal	338	2,266
Auto	2	28
Other	2	8

Total [1]	1,501	$ 117,028

[1] Exclude loans for which the Corporation has entered into liquidation agreements with borrowers and guarantors and is accepting payments which differ from the contractual payment schedule. The Corporation considers these as defaulted loans and does not intent to return them to accrual status.

U.S. mainland

Defaulted during the year ended December 31, 2012

(Dollars In thousands)	Loan count	Recorded investment as of first default date

Commercial real estate owner occupied	1	$ 1,935
Mortgage	12	1,134

Total	13	$ 3,069

Popular, Inc.

Defaulted during the year ended December 31, 2012

(Dollars In thousands)	Loan count	Recorded investment as of first default date

Commercial real estate non-owner occupied	1	$ 1,770
Commercial real estate owner occupied	29	10,946
Commercial and industrial	12	4,031
Construction	5	690
Mortgage	680	96,125
Leasing	24	455
Consumer:
Credit cards	421	3,778
Personal	338	2,266
Auto	2	28
Other	2	8

Total	1,514	$ 120,097

Puerto Rico

Defaulted during the year ended December 31, 2011

(Dollars In thousands)	Loan count	Recorded investment as of first default date

Commercial multi-family	1	$ 143
Commercial real estate non-owner occupied	3	1,109
Commercial real estate owner occupied	15	11,930
Commercial and industrial	25	4,681
Mortgage	522	81,200
Leasing	42	872
Consumer:
Credit cards	463	4,667
Personal	231	1,293
Other	2	29

Total	1,304	$ 105,924

U.S. mainland

Defaulted during the year ended December 31, 2011

(Dollars In thousands)	Loan count	Recorded investment as of first default date

Commercial real estate non-owner occupied	1	$ 1,984
Commercial real estate owner occupied	1	922
Commercial and industrial	2	1,552
Construction	4	18,034
Legacy	16	6,843

Total	24	$ 29,334

Popular, Inc.

Defaulted during the year ended December 31, 2011

(Dollars In thousands)	Loan count	Recorded investment as of first default date

Commercial multi-family	1	$ 143
Commercial real estate non-owner occupied	4	3,093
Commercial real estate owner occupied	16	12,852
Commercial and industrial	27	6,233
Construction	4	18,034
Mortgage	522	81,200
Legacy	16	6,843
Leasing	42	872
Consumer:
Credit cards	463	4,667
Personal	231	1,293
Other	2	29

Total	1,328	$ 135,258

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

Watch (Scale 9) – Loans classified as watch have acceptable business credit, but borrower’s operations, cash flow or financial condition evidence more than average risk, requires above average levels of supervision and attention from Loan Officers.

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

Loans classified as pass credits are excluded from the scope of the review process described above until: (a) they become past due; (b) management becomes aware of deterioration in the creditworthiness of the borrower; or (c) the customer contacts the Corporation for a modification. In these circumstances, the credit facilities are specifically evaluated to assign the appropriate risk rating classification.

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

The following table presents the outstanding balance, net of unearned income, of non-covered loans held-in-portfolio based on the Corporation’s assignment of obligor risk ratings as defined at December 31, 2012 and 2011.

December 31, 2012

(In thousands)	Watch	Special Mention	Substandard	Doubtful	Loss	Sub-total	Pass/ Unrated	Total

Puerto Rico[1]
Commercial multi-family	$978	$255	$16,736	$-	$-	$17,969	$97,124	$115,093
Commercial real estate non-owner occupied	120,608	156,853	252,068	-	-	529,529	820,904	1,350,433
Commercial real estate owner occupied	195,876	140,788	647,458	1,242	-	985,364	1,057,122	2,042,486
Commercial and industrial	438,758	201,660	410,026	4,162	682	1,055,288	1,732,984	2,788,272

Total Commercial	756,220	499,556	1,326,288	5,404	682	2,588,150	3,708,134	6,296,284
Construction	645	31,789	41,278	-	-	73,712	138,555	212,267
Mortgage	-	-	569,334	-	-	569,334	4,379,590	4,948,924
Leasing	-	-	4,742	-	123	4,865	535,658	540,523
Consumer:
Credit cards	-	-	22,965	-	-	22,965	1,160,107	1,183,072
Home equity lines of credit	-	-	1,333	-	3,269	4,602	12,204	16,806
Personal	-	-	8,203	-	77	8,280	1,237,502	1,245,782
Auto	-	-	8,551	-	-	8,551	551,765	560,316
Other	-	-	3,036	-	-	3,036	225,317	228,353

Total Consumer	-	-	44,088	-	3,346	47,434	3,186,895	3,234,329

Total Puerto Rico	$756,865	$531,345	$1,985,730	$5,404	$4,151	$3,283,495	$11,948,832	$15,232,327

U.S. mainland
Commercial multi-family	$78,490	$22,050	$71,658	$-	$-	$172,198	$734,489	$906,687
Commercial real estate non-owner occupied	108,806	55,911	204,532	-	-	369,249	914,750	1,283,999
Commercial real estate owner occupied	22,423	6,747	113,161	-	-	142,331	423,633	565,964
Commercial and industrial	24,489	8,889	65,562	-	-	98,940	706,328	805,268

Total Commercial	234,208	93,597	454,913	-	-	782,718	2,779,200	3,561,918
Construction	5,268	-	21,182	-	-	26,450	14,140	40,590
Mortgage	-	-	34,077	-	-	34,077	1,095,506	1,129,583
Legacy	26,176	15,225	109,470	-	-	150,871	233,346	384,217
Consumer:
Credit cards	-	-	505	-	-	505	14,636	15,141
Home equity lines of credit	-	-	3,150	-	4,304	7,454	466,775	474,229
Personal	-	-	785	-	941	1,726	141,403	143,129
Auto	-	-	-	-	4	4	764	768
Other	-	-	3	-	-	3	1,287	1,290

Total Consumer	-	-	4,443	-	5,249	9,692	624,865	634,557

Total U.S. mainland	$265,652	$108,822	$624,085	$-	$5,249	$1,003,808	$4,747,057	$5,750,865

Popular, Inc.
Commercial multi-family	$79,468	$22,305	$88,394	$-	$-	$190,167	$831,613	$1,021,780
Commercial real estate non-owner occupied	229,414	212,764	456,600	-	-	898,778	1,735,654	2,634,432
Commercial real estate owner occupied	218,299	147,535	760,619	1,242	-	1,127,695	1,480,755	2,608,450
Commercial and industrial	463,247	210,549	475,588	4,162	682	1,154,228	2,439,312	3,593,540

Total Commercial	990,428	593,153	1,781,201	5,404	682	3,370,868	6,487,334	9,858,202
Construction	5,913	31,789	62,460	-	-	100,162	152,695	252,857
Mortgage	-	-	603,411	-	-	603,411	5,475,096	6,078,507
Legacy	26,176	15,225	109,470	-	-	150,871	233,346	384,217

Leasing	-	-	4,742	-	123	4,865	535,658	540,523
Consumer:
Credit cards	-	-	23,470	-	-	23,470	1,174,743	1,198,213
Home equity lines of credit	-	-	4,483	-	7,573	12,056	478,979	491,035
Personal	-	-	8,988	-	1,018	10,006	1,378,905	1,388,911
Auto	-	-	8,551	-	4	8,555	552,529	561,084
Other	-	-	3,039	-	-	3,039	226,604	229,643

Total Consumer	-	-	48,531	-	8,595	57,126	3,811,760	3,868,886

Total Popular, Inc.	$1,022,517	$640,167	$2,609,815	$5,404	$9,400	$4,287,303	$16,695,889	$20,983,192

The following table presents the weighted average obligor risk rating at December 31, 2012 for those classifications that consider a range of rating scales.

Weighted average obligor risk rating	(Scales 11 and 12)	(Scales 1 through 8)
Puerto Rico:[1]	Substandard	Pass
Commercial multi-family	11.94	5.68
Commercial real estate non-owner occupied	11.28	6.98
Commercial real estate owner occupied	11.51	6.93
Commercial and industrial	11.35	6.69

Total Commercial	11.42	6.81

Construction	11.99	7.86

U.S. mainland:	Substandard	Pass
Commercial multi-family	11.26	7.12
Commercial real estate non-owner occupied	11.38	7.04
Commercial real estate owner occupied	11.28	6.64
Commercial and industrial	11.19	6.73

Total Commercial	11.31	6.81

Construction	11.28	7.21

Legacy	11.30	7.48

[1] Excludes covered loans acquired in the Westernbank FDIC-assisted transaction.

December 31, 2011

(In thousands)	Watch	Special Mention	Substandard	Doubtful	Loss	Sub-total	Pass/ Unrated	Total

Puerto Rico[1]
Commercial multi-family	$420	$698	$11,848	$-	$-	$12,966	$110,150	$123,116
Commercial real estate non-owner occupied	177,523	134,266	210,596	2,886	-	525,271	736,235	1,261,506
Commercial real estate owner occupied	201,375	192,591	680,912	4,631	-	1,079,509	1,151,917	2,231,426
Commercial and industrial	248,188	282,935	439,853	3,326	1,458	975,760	1,878,774	2,854,534

Total Commercial	627,506	610,490	1,343,209	10,843	1,458	2,593,506	3,877,076	6,470,582
Construction	2,245	27,820	69,562	1,586	-	101,213	59,728	160,941
Mortgage	-	-	626,771	-	-	626,771	4,062,712	4,689,483
Leasing	-	-	1,365	-	4,277	5,642	543,064	548,706
Consumer:
Credit cards	-	-	26,373	-	-	26,373	1,189,447	1,215,820
Home equity lines of credit	-	-	1,757	-	3,456	5,213	14,838	20,051
Personal	-	-	8,523	-	559	9,082	974,106	983,188
Auto	-	-	6,830	-	-	6,830	509,434	516,264
Other	-	-	10,165	-	-	10,165	224,939	235,104

Total Consumer	-	-	53,648	-	4,015	57,663	2,912,764	2,970,427

Total Puerto Rico	$629,751	$638,310	$2,094,555	$12,429	$9,750	$3,384,795	$11,455,344	$14,840,139

U.S. mainland
Commercial multi-family	$71,335	$8,230	$69,400	$-	$-	$148,965	$536,852	$685,817
Commercial real estate non-owner occupied	192,080	48,085	231,266	-	-	471,431	932,562	1,403,993
Commercial real estate owner occupied	21,109	20,859	146,367	-	-	188,335	397,505	585,840
Commercial and industrial	30,020	26,131	102,607	-	-	158,758	668,337	827,095

Total Commercial	314,544	103,305	549,640	-	-	967,489	2,535,256	3,502,745
Construction	3,202	10,609	54,096	-	-	67,907	11,091	78,998
Mortgage	-	-	37,236	-	-	37,236	791,741	828,977
Legacy	34,233	38,724	148,629	-	-	221,586	426,823	648,409

Consumer:
Credit cards	-	-	735	-	-	735	13,474	14,209
Home equity lines of credit	-	-	4,774	-	6,590	11,364	526,479	537,843
Personal	-	-	128	-	93	221	147,184	147,405
Auto	-	-	6	-	28	34	2,178	2,212
Other	-	-	24	-	-	24	1,635	1,659

Total Consumer	-	-	5,667	-	6,711	12,378	690,950	703,328

Total U.S. mainland	$351,979	$152,638	$795,268	$-	$6,711	$1,306,596	$4,455,861	$5,762,457

Popular, Inc.
Commercial multi-family	$71,755	$8,928	$81,248	$-	$-	$161,931	$647,002	$808,933
Commercial real estate non-owner occupied	369,603	182,351	441,862	2,886	-	996,702	1,668,797	2,665,499
Commercial real estate owner occupied	222,484	213,450	827,279	4,631	-	1,267,844	1,549,422	2,817,266
Commercial and industrial	278,208	309,066	542,460	3,326	1,458	1,134,518	2,547,111	3,681,629

Total Commercial	942,050	713,795	1,892,849	10,843	1,458	3,560,995	6,412,332	9,973,327
Construction	5,447	38,429	123,658	1,586	-	169,120	70,819	239,939
Mortgage	-	-	664,007	-	-	664,007	4,854,453	5,518,460
Legacy	34,233	38,724	148,629	-	-	221,586	426,823	648,409
Leasing	-	-	1,365	-	4,277	5,642	543,064	548,706
Consumer:
Credit cards	-	-	27,108	-	-	27,108	1,202,921	1,230,029
Home equity lines of credit	-	-	6,531	-	10,046	16,577	541,317	557,894
Personal	-	-	8,651	-	652	9,303	1,121,290	1,130,593
Auto	-	-	6,836	-	28	6,864	511,612	518,476
Other	-	-	10,189	-	-	10,189	226,574	236,763

Total Consumer	-	-	59,315	-	10,726	70,041	3,603,714	3,673,755

Total Popular, Inc.	$981,730	$790,948	$2,889,823	$12,429	$16,461	$4,691,391	$15,911,205	$20,602,596

The following table presents the weighted average obligor risk rating at December 31, 2011 for those classifications that consider a range of rating scales.
Weighted average obligor risk rating		(Scales 11 and 12)				(Scales 1 through 8)
Puerto Rico:[1]			Substandard				Pass
Commercial multi-family			11.91				5.92
Commercial real estate non-owner occupied			11.23				7.16
Commercial real estate owner occupied			11.56				6.85
Commercial and industrial			11.40				6.62

Total Commercial			11.46				6.79

Construction			11.76				7.84

U.S. mainland:			Substandard				Pass
Commercial multi-family			11.20				7.09
Commercial real estate non-owner occupied			11.35				7.00
Commercial real estate owner occupied			11.41				7.04
Commercial and industrial			11.38				6.85

Total Commercial			11.35				6.99

Construction			11.78				7.52

Legacy			11.45				7.47

[1] Excludes covered loans acquired in the Westernbank FDIC-assisted transaction.

Note 12 – FDIC loss share asset

As indicated in Note 4 to the consolidated financial statements, in connection with the Westernbank FDIC-assisted transaction, BPPR entered into loss share agreements with the FDIC with respect to the covered loans and other real estate owned. The following table sets forth the activity in the FDIC loss share asset for the periods presented.

	Year ended December 31,
(In thousands)	2012	2011	2010

Balance at beginning of year	$1,915,128	$2,410,219	$-
FDIC loss share indemnification asset recorded at business combination	-	-	2,425,929
(Amortization) accretion of loss share indemnification asset	(129,676)	(10,855)	73,487
Credit impairment losses to be covered under loss sharing agreements	58,187	110,457	-
Reimbursable expenses to be covered under loss sharing agreements	29,234	5,093	-
Decrease due to reciprocal accounting on the discount accretion for loans and unfunded commitments accounted for under ASC Subtopic 310-20	(969)	(33,221)	(95,383)
Payments received from FDIC under loss sharing agreements	(462,016)	(561,111)	-
Other adjustments attributable to FDIC loss sharing agreements	(10,790)	(5,454)	6,186

Balance at end of period	$1,399,098	$1,915,128	$2,410,219

As part of the loss share agreements, BPPR has agreed to make a true-up payment to the FDIC on the date that is 45 days following the last day (such day, the “true-up measurement date”) of the final shared-loss month, or upon the final disposition of all covered assets under the loss share agreements, in the event losses on the loss share agreements fail to reach expected levels. The estimated fair value of such true-up payment obligation is recorded as contingent consideration, which is included in the caption of other liabilities in the consolidated statements of financial condition.

The following table provides the fair value and the undiscounted amount of the true-up payment obligation at December 31, 2012 and 2011.

(In thousands)	December 31, 2012		December 31, 2011

Carrying amount (fair value)	$111,519	$	98,340
Undiscounted amount	$178,522	$	170,973

The loss share agreements contain specific terms and conditions regarding the management of the covered assets that BPPR must follow in order to receive reimbursement on losses from the FDIC. Under the loss share agreements, BPPR must:

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

•	retain sufficient staff to perform the duties under the loss share agreements;
•	adopt and implement accounting, reporting, record-keeping and similar systems with respect to the commercial shared-loss assets;
•	comply with the terms of the modification guidelines approved by the FDIC or another federal agency for any single-family shared-loss loan;
•	provide notice with respect to proposed transactions pursuant to which a third party or affiliate will manage, administer or collect any commercial shared-loss assets;
•	file monthly and quarterly certificates with the FDIC specifying the amount of losses, charge-offs and recoveries; and
•	maintain books and records sufficient to ensure and document compliance with the terms of the loss share agreements.

Note 13 – Transfers of financial assets and servicing assets

The Corporation typically transfers conforming residential mortgage loans in conjunction with GNMA, FNMA and FHLMC securitization transactions whereby the loans are exchanged for cash or securities and servicing rights. The securities issued through these transactions are guaranteed by the corresponding agency and, as such, under seller/service agreements the Corporation is required to service the loans in accordance with the agencies’ servicing guidelines and standards. Substantially, all mortgage loans securitized by the Corporation in GNMA, FNMA and FHLMC securities have fixed rates and represent conforming loans. As seller, the Corporation has made certain representations and warranties with respect to the originally transferred loans and, in some instances, has sold loans with credit recourse to a government-sponsored entity, namely FNMA. Refer to Note 26 to the consolidated financial statements for a description of such arrangements.

No liabilities were incurred as a result of these securitizations during the years ended December 31, 2012 and 2011 because they did not contain any credit recourse arrangements. The Corporation recorded a net gain of $75.8 million and $24.1 million, respectively, during the years ended December 31, 2012 and 2011 related to these securitized residential mortgage loans.

The following tables present the initial fair value of the assets obtained as proceeds from residential mortgage loans securitized during the years ended December 31, 2012 and 2011:

	Proceeds obtained during the year ended December 31, 2012

(In thousands)	Level 1	Level 2	Level 3	Initial fair value

Assets

Trading account securities:

Mortgage-backed securities - GNMA	-	$838,795	-	$838,795

Mortgage-backed securities - FNMA	-	453,697	-	453,697

Mortgage-backed securities - FHLMC	-	38,251	-	38,251

Total trading account securities	-	$1,330,743	-	$1,330,743

Mortgage servicing rights	-	-	$15,793	$15,793

Total	-	$1,330,743	$15,793	$1,346,536

	Proceeds obtained during the year ended December 31, 2011

(In thousands)	Level 1	Level 2	Level 3	Initial fair value

Assets

Trading account securities:

Mortgage-backed securities - GNMA	-	$907,238	$-	$907,238

Mortgage-backed securities - FNMA	-	206,437	-	206,437

Total trading account securities	-	$1,113,675	$-	$1,113,675

Mortgage servicing rights	-	-	$18,826	$18,826

Total	-	$1,113,675	$18,826	$1,132,501

During the year ended December 31, 2012 the Corporation retained servicing rights on whole loan sales involving approximately $259 million in principal balance outstanding (December 31, 2011 - $134 million), with net realized gains of approximately $12.6 million (December 31, 2011 - $2.9 million). All loan sales performed during the year ended December 31, 2012 and 2011 were without credit recourse agreements.

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

The following table presents the changes in MSRs measured using the fair value method for the years ended December 31, 2012 and 2011.

Residential MSRs

(In thousands)	2012	2011

Fair value at beginning of period	$151,323	$166,907

Purchases	2,231	1,732

Servicing from securitizations or asset transfers	18,495	19,971

Changes due to payments on loans[1]	(20,275)	(13,156)

Sale of servicing assets	(103)	-

Reduction due to loan repurchases	(5,200)	(3,717)

Changes in fair value due to changes in valuation model inputs or assumptions	8,069	(20,188)

Other disposals	(110)	(226)

Fair value at end of period	$154,430	$151,323

[1] Represents changes due to collection / realization of expected cash flows over time.

Residential mortgage loans serviced for others were $16.7 billion at December 31, 2012 (2011 - $17.3 billion).

Net mortgage servicing fees, a component of other service fees in the consolidated statements of operations, include the changes from period to period in the fair value of the MSRs, which may result from changes in the valuation model inputs or assumptions (principally reflecting changes in discount rates and prepayment speed assumptions) and other changes, including changes due to collection / realization of expected cash flows. Mortgage servicing fees, excluding fair value adjustments, for the year ended December 31, 2012 amounted to $48.2 million (2011 - $49.2 million; 2010 - $47.7 million). The banking subsidiaries receive servicing fees based on a percentage of the outstanding loan balance. At December 31, 2012, those weighted average mortgage servicing fees were 0.28% (2011 – 0.27%). Under these servicing agreements, the banking subsidiaries do not generally earn significant prepayment penalty fees on the underlying loans serviced.

The section below includes information on assumptions used in the valuation model of the MSRs, originated and purchased.

Key economic assumptions used in measuring the servicing rights retained at the date of the residential mortgage loan securitizations and whole loan sales by the banking subsidiaries during the years ended December 31, 2012 and 2011 were as follows:

Year ended
	December 31, 2012	December 31, 2011

Prepayment speed	6.6%	5.8%

Weighted average life	15.2 years	17.3 years

Discount rate (annual rate)	11.4%	11.5%

Key economic assumptions used to estimate the fair value of MSRs derived from sales and securitizations of mortgage loans performed by the banking subsidiaries and the sensitivity to immediate changes in those assumptions at December 31, 2012 and 2011 were as follows:

Originated MSRs
December 31,
(In thousands)	2012	2011

Fair value of servicing rights	$ 102,727	$ 99,280

Weighted average life	10.2 years	13.0 years

Weighted average prepayment speed (annual rate)	9.8%	7.7%

Impact on fair value of 10% adverse change	$ (3,226)	$ (2,744)

Impact on fair value of 20% adverse change	$ (7,018)	$ (5,800)

Weighted average discount rate (annual rate)	12.3%	12.6%

Impact on fair value of 10% adverse change	$ (3,518)	$ (3,913)

Impact on fair value of 20% adverse change	$ (7,505)	$ (7,948)

The banking subsidiaries also own servicing rights purchased from other financial institutions. The fair value of purchased MSRs, their related valuation assumptions and the sensitivity to immediate changes in those assumptions at December 31, 2012 and 2011 were as follows:

Purchased MSRs
December 31,
(In thousands)	2012	2011

Fair value of servicing rights	$ 51,703	$ 52,043

Weighted average life	11.0 years	14.6 years

Weighted average prepayment speed (annual rate)	9.1%	6.9%

Impact on fair value of 10% adverse change	$ (2,350)	$ (1,887)

Impact on fair value of 20% adverse change	$ (4,024)	$ (3,303)

Weighted average discount rate (annual rate)	11.4%	11.4%

Impact on fair value of 10% adverse change	$ (2,516)	$ (2,376)

Impact on fair value of 20% adverse change	$ (4,317)	$ (4,214)

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

At December 31, 2012, the Corporation serviced $2.9 billion (2011 - $3.5 billion) in residential mortgage loans subject to credit recourse provision, principally loans associated with FNMA and FHLMC residential mortgage loan securitization programs.

Under the GNMA securitizations, the Corporation, as servicer, has the right to repurchase (but not the obligation), at its option and without GNMA’s prior authorization, any loan that is collateral for a GNMA guaranteed mortgage-backed security when certain delinquency criteria are met. At the time that individual loans meet GNMA’s specified delinquency criteria and are eligible for repurchase, the Corporation is deemed to have regained effective control over these loans if the Corporation was the pool issuer. At December 31, 2012, the Corporation had recorded $56 million in mortgage loans on its consolidated statements of financial condition related to this buy-back option program (December 31, 2011—$180 million). As long as the Corporation continues to service the loans that continue to be collateral in a GNMA guaranteed mortgage-backed security, the MSR is recognized by the Corporation. During the year ended December 31, 2012, the Corporation repurchased approximately $255 million of mortgage loans under the GNMA buy-back option program. The determination to repurchase these loans was based on the economic benefits of the transaction, which results in a reduction of the servicing costs for these severely delinquent loans, mostly related to principal and interest advances. Furthermore, due to their guaranteed nature, the risk associated with the loans is minimal. The Corporation places these loans under its loss mitigation programs and once brought back to current status, these may be either retained in portfolio or re-sold in the secondary market.

The Corporation has also identified the rights to service a portfolio of Small Business Administration (“SBA”) commercial loans as another class of servicing rights. The SBA servicing rights are measured at the lower of cost or fair value method. The following table presents the activity in the SBA servicing rights for the years ended December 31, 2012 and 2011. During 2012 and 2011, the Corporation did not execute any sale of SBA loans.

(In thousands)	2012	2011

Balance at beginning of year	$1,087	$1,697

Rights originated / purchased	-	-

Amortization	(392)	(610)

Balance at end of year	$695	$1,087

Less: Valuation allowance	-	-

Balance at end of year, net of valuation allowance	$695	$1,087

Fair value at end of year	$2,414	$3,336

SBA loans serviced for others were $485 million at December 31, 2012 (2011 - $514 million).

In 2012 weighted average servicing fees on the SBA serviced loans were approximately 1.03% (2011 - 1.04%).

Key economic assumptions used to estimate the fair value of SBA loans and the sensitivity to immediate changes in those assumptions were as follows:

SBA Loans

(In thousands)	2012	2011

Carrying amount of retained interests	$695	$1,087

Fair value of retained interests	$2,414	$3,336

Weighted average life	3.1 years	3.2 years

Weighted average prepayment speed (annual rate)	5.6%	5.5%

Impact on fair value of 10% adverse change	$(33)	$(46)

Impact on fair value of 20% adverse change	$(68)	$(95)

Weighted average discount rate (annual rate)	13.0%	13.0%

Impact on fair value of 10% adverse change	$(72)	$(103)

Impact on fair value of 20% adverse change	$(148)	$(210)

Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation, including its own loan portfolio, for the years ended December 31, 2012 and 2011, are disclosed in the following tables. Loans securitized/sold represent loans in which the Corporation has continuing involvement in the form of credit recourse.

2012

(In thousands)	Total principal amount of loans, net of unearned	Principal amount 60 days or more past due	Net credit losses

Loans (owned and managed):

Commercial	$9,874,249	$714,411	$189,293

Construction	330,997	123,170	(1,883)

Legacy	386,297	60,853	16,338

Lease financing	540,523	6,420	943

Mortgage	9,269,263	1,361,636	72,771

Consumer	3,868,886	93,119	126,099

Covered loans	3,755,972	1,166,426	90,878

Less:

Loans securitized / sold	(2,932,555)	(235,584)	(797)

Loans held-for-sale	(354,468)	(96,360)	(34)

Loans held-in-porfolio	$24,739,164	$3,194,091	$493,608

2011

(In thousands)	Total principal amount of loans, net of unearned	Principal amount 60 days or more past due	Net credit losses

Loans (owned and managed):

Commercial	$9,999,057	$903,192	$272,562

Construction	475,984	353,386	20,847

Legacy	648,877	83,196	52,324

Lease financing	548,706	7,943	3,444

Mortgage	9,076,243	1,382,534	29,439

Consumer	3,673,755	105,644	155,765

Covered loans	4,348,703	1,324,345	20,690

Less:

Loans securitized / sold	(3,456,933)	(301,960)	(1,434)

Loans held-for-sale	(363,093)	(263,648)	1,101

Loans held-in-portfolio	$24,951,299	$3,594,632	$554,738

Note 14 - Premises and equipment

The premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

(In thousands)	Useful life in years	2012	2011

Land		$108,851	$108,468

Buildings	10-50	496,621	493,746

Equipment	2-10	306,925	312,975

Leasehold improvements	3-10	85,314	88,882

		888,860	895,603

Less - Accumulated depreciation and amortization		472,684	471,083

Subtotal		416,176	424,520

Construction in progress		10,766	5,498

Total premises and equipment, net		$535,793	$538,486

Depreciation and amortization of premises and equipment for the year 2012 was $46.7 million (2011 -$46.4 million; 2010 - $58.9 million), of which $24.2 million (2011 - $23.8 million; 2010 - $24.4 million) was charged to occupancy expense and $22.5 million (2011 - $22.6 million; 2010 - $34.5 million) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $22.9 million (2011 - $23.3 million; 2010 - $27.1 million).

Note 15 – Other assets

The caption of other assets in the consolidated statements of financial condition consists of the following major categories:

(In thousands)	2012	2011

Net deferred tax assets (net of valuation allowance)	$541,499	$429,691

Investments under the equity method	246,776	313,152

Bank-owned life insurance program	233,475	238,077

Prepaid FDIC insurance assessment	27,533	58,082

Prepaid taxes	88,360	17,441

Other prepaid expenses	60,626	59,894

Derivative assets	41,925	61,886

Trades receivables from brokers and counterparties	137,542	69,535

Others	191,842	214,635

Total other assets	$1,569,578	$1,462,393

Note 16 - Investments in equity investees

During the year ended December 31, 2012, the Corporation recorded pre-tax earnings of $73.5 million, before intra-entity eliminations, from its equity investments, compared to $33.7 million and $23.6 million for 2011 and 2010, respectively. The carrying value of the Corporation’s equity method investments was $246.8 million and $ 313.2 million as of December 31, 2012 and 2011, respectively.

The following table presents aggregated summarized financial information of the Corporation’s equity method investees.

Years ended December 31,	2012	2011	2010

(in thousands)
Operating results:
Total revenues	$756,100	$651,786	$448,734
Total expenses	532,720	539,202	288,132
Income tax (benefit) expense	(36,914)	(16,656)	9,726

Net income	$260,294	$129,240	$150,876

At December 31,		2012	2011

(in thousands)
Balance Sheet:
Total assets		$4,711,406	$4,353,599
Total liabilities		$3,920,910	$3,419,809

Summarized financial information for these investees may be presented on a lag, due to the unavailability of information for the investees, at the respective balance sheet dates.

Note 17 – Goodwill and other intangible assets

The changes in the carrying amount of goodwill for the years ended December 31, 2012, and 2011, allocated by reportable segments and corporate group, were as follows (refer to Note 41 for the definition of the Corporation’s reportable segments):

2012

(In thousands)	Balance at January 1, 2012	Goodwill on acquisition	Purchase accounting adjustments	Other	Balance at December 31, 2012

Banco Popular de Puerto Rico	$ 246,272	$ -	$ (439)	$ (154)	$ 245,679

Banco Popular North America	402,078	-	-	-	402,078

Total Popular, Inc.	$ 648,350	$ -	$ (439)	$ (154)	$ 647,757

2011

(In thousands)	Balance at January 1, 2011	Goodwill on acquisition	Purchase accounting adjustments	Other	Balance at December 31, 2011

Banco Popular de Puerto Rico	$ 245,309	$ 1,035	$ (72)	$ -	$ 246,272

Banco Popular North America	402,078	-	-	-	402,078

Total Popular, Inc.	$ 647,387	$ 1,035	$ (72)	$ -	$ 648,350

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

The following table presents the gross amount of goodwill and accumulated impairment losses by reportable segments and Corporate Group.

December 31, 2012

(In thousands)	Balance at January 1, 2012 (gross amounts)	Accumulated impairment losses	Balance at January 1, 2012 (net amounts)	Balance at December 31, 2012 (gross amounts)	Accumulated impairment losses	Balance at December 31, 2012 (net amounts)

Banco Popular de Puerto Rico	$246,272	$-	$246,272	$245,679	$-	$245,679

Banco Popular North America	566,489	164,411	402,078	566,489	164,411	402,078

Total Popular, Inc.	$812,761	$164,411	$648,350	$812,168	$164,411	$647,757

December 31, 2011

(In thousands)	Balance at January 1, 2011 (gross amounts)	Accumulated impairment losses	Balance at January 1, 2011 (net amounts)	Balance at December 31, 2011 (gross amounts)	Accumulated impairment losses	Balance at December 31, 2011 (net amounts)

Banco Popular de Puerto Rico	$245,309	$-	$245,309	$246,272	$-	$246,272

Banco Popular North America	566,489	164,411	402,078	566,489	164,411	402,078

Total Popular, Inc.	$811,798	$164,411	$647,387	$812,761	$164,411	$648,350

The accumulated impairment losses in the BPNA reportable segment are associated with E-LOAN.

At December 31, 2012 and 2011, the Corporation had $ 6 million of identifiable intangible assets, with indefinite useful lives, mostly associated with E-LOAN’s trademark.

The following table reflects the components of other intangible assets subject to amortization:

(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value

December 31, 2012

Core deposits	$77,885	$43,627	$34,258

Other customer relationships	16,835	2,974	13,861

Other intangibles	135	73	62

Total other intangible assets	$94,855	$46,674	$48,181

December 31, 2011

Core deposits	$80,591	$38,199	$42,392

Other customer relationships	19,953	4,643	15,310

Other intangibles	242	103	139

Total other intangible assets	$100,786	$42,945	$57,841

There were no intangible assets acquired during the year ended December 31, 2012.

Certain core deposits and other customer relationships intangibles with a gross amount of $3 million and $4 million, respectively, became fully amortized during the year ended December 31, 2012, and, as such, their gross amount and accumulated amortization were eliminated from the tabular disclosure presented above.

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

During the year ended December 31, 2012, the Corporation recognized $ 10.1 million in amortization expense related to other intangible assets with definite useful lives (2011 - $ 9.7 million; 2010 - $ 9.2 million).

The following table presents the estimated amortization of the intangible assets with definite useful lives for each of the following periods:

(In thousands)

Year 2013	$9,871

Year 2014	9,227

Year 2015	7,084

Year 2016	6,799

Year 2017	4,050

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

The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2012 using July 31, 2012 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which are the legal entities within the reportable segment. The Corporation follows push-down accounting, as such all goodwill is assigned to the reporting units when carrying out a business combination.

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

For purposes of the discounted cash flows (“DCF”) approach, the valuation is based on estimated future cash flows. The financial projections used in the DCF valuation analysis for each reporting unit are based on the most recent (as of the valuation date) financial projections presented to the Corporation’s Asset / Liability Management Committee (“ALCO”). The growth assumptions included in these projections are based on management’s expectations for each reporting unit’s financial prospects considering economic and industry conditions as well as particular plans of each entity (i.e. restructuring plans, de-leveraging, etc.). The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 11.93% to 18.38% for the 2012 analysis. The Ibbotson Build-Up Method builds up a cost of equity starting with the rate of return of a “risk-free” asset (20-year U.S. Treasury note) and adds to it additional risk elements such as equity risk premium, size premium and industry risk premium. The resulting discount rates were analyzed in terms of reasonability given the current market conditions and adjustments were made when necessary.

For BPNA, the only reporting unit that failed Step 1, the Corporation determined the fair value of Step 1 utilizing a DCF approach and a market value approach. The market value approach is based on a combination of price multiples from comparable companies and multiples from capital raising transactions of comparable companies. The market multiples used included “price to book” and “price to tangible book”. The Step 1 fair value for BPNA under both valuation approaches (market and DCF) was below the carrying amount of its equity book value as of the valuation date (July 31), requiring the completion of Step 2. In accordance with accounting standards, the Corporation performed a valuation of all assets and liabilities of BPNA, including any recognized and unrecognized intangible assets, to determine the fair value of BPNA’s net assets. To complete Step 2, the Corporation subtracted from BPNA’s Step 1 fair value the determined fair value of the net assets to arrive at the implied fair value of goodwill. The results of the Step 2 indicated that the implied fair value of goodwill exceeded the goodwill carrying value of $402 million at July 31, 2012 resulting in no goodwill impairment. The reduction in BPNA’s Step 1 fair value was offset by a reduction in the fair value of its net assets, resulting in an implied fair value of goodwill that exceeds the recorded book value of goodwill.

The analysis of the results for Step 2 indicates that the reduction in the fair value of the reporting unit was mainly attributed to the deteriorated fair value of the loan portfolios and not to the fair value of the reporting unit as a going concern. The current negative performance of the reporting unit is principally related to deteriorated credit quality in its loan portfolio, which is consistent with the results of the Step 2 analysis. The fair value determined for BPNA’s loan portfolio in the July 31, 2012 annual test represented a discount of 18.2%, compared with 28% at July 2011. The discount is mainly attributed to market participant’s expected rate of returns, which affected the market discount on the commercial and construction loan portfolios of BPNA.

If the Step 1 fair value of BPNA declines further in the future without a corresponding decrease in the fair value of its net assets or if loan discounts improve without a corresponding increase in the Step 1 fair value, the Corporation may be required to record a goodwill impairment charge. The Corporation engaged a third-party valuator to assist management in the annual evaluation of BPNA’s goodwill (including Step 1 and Step 2) as well as BPNA’s loan portfolios as of the July 31, 2012 valuation date. Management discussed the methodologies, assumptions and results supporting the relevant values for conclusions and determined they were reasonable.

For the BPPR reporting unit, the average estimated fair value calculated in Step 1 using all valuation methodologies exceeded BPPR’s equity value by approximately $222 million or 9% in the July 31, 2012 annual test as compared with approximately $472 million or 20% at July 31, 2011. This result indicates there would be no indication of impairment on the goodwill recorded in BPPR at July 31, 2012. For the BPNA reporting unit, the estimated implied fair value of goodwill calculated in Step 2 exceeded BPNA’s goodwill carrying value by approximately $338 million or 46% as compared to approximately $701 million or 64% at July 31, 2011. The reduction in the excess of the implied fair value of goodwill over its carrying amount for BPNA is due to the improvement credit quality of its loan portfolio. The goodwill balance of BPPR and BPNA, as legal entities, represented approximately 97% of the Corporation’s total goodwill balance as of the July 31, 2012 valuation date.

Furthermore, as part of the analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2012 annual assessment were reasonable.

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

Management monitors events or changes in circumstances between annual tests to determine if these events or changes in circumstances are indicative of possible impairment.

At December 31, 2012 and 2011, other than goodwill, the Corporation had $ 6 million of identifiable intangible assets, with indefinite useful lives, mostly associated with E-LOAN’S trademark.

The valuation of the E-LOAN trademark was performed using the “relief-from-royalty” valuation approach. The basis of the “relief-from-royalty” method is that, by virtue of having ownership of the trademark, the Corporation is relieved from having to pay a royalty, usually expressed as a percentage of revenue, for the use of trademark. The main attributes involved in the valuation of this intangible asset include the royalty rate, revenue projections that benefit from the use of this intangible, after-tax royalty savings derived from the ownership of the intangible, and the discount rate to apply to the projected benefits to arrive at the present value of this intangible. Since estimates are an integral part of this trademark impairment analysis, changes in these estimates could have a significant impact on the calculated fair value. There were no impairments recognized during the years ended December 31, 2012 and 2011 related to E-LOAN’s trademark.

Note 18 – Deposits

Total interest bearing deposits as of the end of the periods presented consisted of:

	December 31,

(In thousands)	2012	2011

Savings accounts	$6,694,014	$6,473,215

NOW, money market and other interest bearing demand deposits	5,601,261	5,103,398

Total savings, NOW, money market and other interest bearing demand deposits	12,295,275	11,576,613

Certificates of deposit:

Under $100,000	5,666,973	6,473,095

$100,000 and over	3,243,736	4,236,945

Total certificates of deposit	8,910,709	10,710,040

Total interest bearing deposits	$21,205,984	$22,286,653

A summary of certificates of deposit by maturity at December 31, 2012 follows:

(In thousands)

2013	$5,617,372

2014	1,227,264

2015	982,715

2016	486,259

2017	516,460

2018 and thereafter	80,639

Total certificates of deposit	$8,910,709

At December 31, 2012, the Corporation had brokered deposits amounting to $ 2.8 billion (2011 - $ 3.4 billion).

The aggregate amount of overdrafts in demand deposit accounts that were reclassified to loans was $17 million at December 31, 2012 (2011 - $13 million).

Note 19 – Assets sold under agreements to repurchase

The following table summarizes certain information on assets sold under agreements to repurchase at December 31, 2012 and 2011:

(Dollars in thousands)	2012	2011

Assets sold under agreements to repurchase	$2,016,752	$2,141,097

Maximum aggregate balance outstanding at any month-end	$2,113,557	$2,822,308

Average monthly aggregate balance outstanding	$1,885,207	$2,480,490

Weighted average interest rate:

For the year	2.33%	2.20%

At December 31	1.91%	2.57%

The repurchase agreements outstanding at December 31, 2012 were collateralized by $ 1.6 billion in investment securities available for sale, $ 272 million in trading securities and $ 133 million in securities sold not yet delivered in other assets (2011 - $ 1.8 billion in investment securities available for sale, $ 403 million in trading securities and $68 million in securities sold not yet delivered in other assets). It is the Corporation’s policy to maintain effective control over assets sold under agreements to repurchase; accordingly, such securities continue to be carried on the consolidated statement of financial condition.

In addition, there were repurchase agreements outstanding collateralized by $ 227 million (2011 - $ 274 million) in securities purchased underlying agreements to resell to which the Corporation has the right to repledge. It is the Corporation’s policy to take possession of securities purchased under agreements to resell. However, the counterparties to such agreements maintain effective control over such securities, and accordingly are not reflected in the Corporation’s consolidated statements of financial condition.

The following table presents the liability associated with the repurchase transactions (including accrued interest), their maturities and weighted average interest rates. Also, it includes the carrying value and approximate market value of the collateral (including accrued interest) at December 31, 2012 and 2011. The information excludes repurchase agreement transactions which were collateralized with securities or other assets held-for-trading purposes or which have been obtained under agreements to resell.

	2012				2011
(Dollars in thousands)	Repurchase liability	Carrying value of collateral	Market value of collateral	Weighted average interest rate	Repurchase liability	Carrying value of collateral	Market value of collateral	Weighted average interest rate

Obligations of U.S. government sponsored entities

Within 30 days	$160,288	$163,934	$163,934	0.40%	$121,004	$126,317	$126,317	0.37%

After 30 to 90 days	7,312	7,102	7,102	0.60	-	-	-	-

After 90 days	119,120	143,502	143,502	4.88	348,100	393,998	393,998	3.55

Total obligations of U.S. government sponsored entities	286,720	314,538	314,538	2.27	469,104	520,315	520,315	2.73

Mortgage-backed securities

Within 30 days	43,107	47,307	47,307	0.54	39,148	43,009	43,009	0.46

After 30 to 90 days	98,887	105,903	105,903	0.60	6,369	7,011	7,011	4.37

After 90 days	320,780	380,900	380,900	3.75	633,930	628,243	628,243	3.99

Total mortgage-backed securities	462,774	534,110	534,110	2.78	679,447	678,263	678,263	3.79

Collateralized mortgage obligations

Within 30 days	330,000	365,404	365,404	0.53	194,958	240,675	240,675	0.59

After 30 to 90 days	69,856	76,516	76,516	0.60	43,704	47,388	47,388	4.37

After 90 days	287,038	341,687	341,687	4.24	130,003	291,096	291,096	3.52

Total collateralized mortgage obligations	686,894	783,607	783,607	2.09	368,665	579,159	579,159	2.08

Total	$1,436,388	$1,632,255	$1,632,255	2.35%	$1,517,216	$1,777,737	$1,777,737	3.05%

Note 20 – Other short-term borrowings

The following table presents a breakdown of other short-term borrowings at December 31, 2012 and 2011.

(In thousands)	2012	2011

Advances with the FHLB paying interest at maturity, at fixed rates ranging from 0.32% to 0.44% (2011 - 0.31%)	$635,000	$295,000

Others	1,200	1,200

Total other short-term borrowings	$636,200	$296,200

The maximum aggregate balance outstanding at any month-end was approximately $ 1,356 million (2011 - $391 million). The weighted average interest rate of other short-term borrowings at December 31, 2012 was 0.41% (2011 – 0.35%). The average aggregate balance outstanding during the year was approximately $ 680 million (2011 - $149 million). The weighted average interest rate during the year was 0.42% (2011 – 0.55%).

Note 21 presents additional information with respect to available credit facilities.

Note 21 – Notes payable

Notes payable outstanding at December 31, 2012 and 2011, consisted of the following:

(In thousands)	2012	2011

Advances with the FHLB with maturities ranging from 2013 to 2021 paying interest at monthly fixed rates ranging from 0.63% to 4.95% ( 2011 - 0.66% to 4.95%)	$577,490	$642,568

Term notes with maturities ranging from 2013 to 2016 paying interest semiannually at fixed rates ranging from 5.25% to 7.86% ( 2011 - 5.25% to 7.86%)	236,620	278,309

Term notes with maturities ranging from 2013 to 2014 paying interest monthly at a floating rate of 3.00% over the 10-year U.S. Treasury note rate	133	588

Junior subordinated deferrable interest debentures (related to trust preferred securities) with maturities ranging from 2027 to 2034 with fixed interest rates ranging from 6.125% to 8.327% (Refer to Note 22)	439,800	439,800

Junior subordinated deferrable interest debentures (related to trust preferred securities) ($936,000 less discount of $436,530 as of 2012 and $465,963 at 2011) with no stated maturity and a contractual fixed interest rate of 5.00% until, but excluding December 5, 2013 and 9.00% thereafter (Refer to Note 22)[1]	499,470	470,037

Others	24,208	25,070

Total notes payable	$1,777,721	$1,856,372

Note: The 10-year U.S. Treasury note rate at December 31, 2012 and December 31, 2011 was 1.76% and 1.88%, respectively.

[1] The debentures are perpetual and may be redeemed by the Corporation at any time, subject to the consent of the Board of Governors of the Federal Reserve System. The discount on the debentures is being amortized over an estimated 30-year term that started in August 2009. The effective interest rate taking into account the discount accretion was approximately 16% at December 31, 2012 and 2011.

The following table presents the aggregate amounts by contractual maturities of notes payable at December 31, 2012.

Year	(In thousands)
2013	$98,831
2014	189,440
2015	41,107
2016	311,500
2017	103,139
Later years	534,234
No stated maturity	936,000

Subtotal	2,214,251
Less: Discount	436,530

Total notes payable	$1,777,721

At December 31, 2012, the Corporation had borrowing facilities available with the FHLB whereby the Corporation could borrow up to $2.8 billion based on the assets pledged with the FHLB at that date (2011 - $2.0 billion). The FHLB advances at December 31, 2012 are collateralized with mortgage loans, and do not have restrictive covenants or callable features. The maximum borrowing capacity is dependent on certain computations as determined by the FHLB, which consider the amount and type of assets available for collateral.

Also, the Corporation has a borrowing facility at the discount window of the Federal Reserve Bank of New York. At December 31, 2012, the borrowing capacity at the discount window approximated $3.1 billion (2011 -$2.6 billion), which remained unused at December 31, 2012 and 2011. The facility is a collateralized source of credit that is highly reliable even under difficult market conditions.

Note 22 – Trust preferred securities

At December 31, 2012 and December 31, 2011, four statutory trusts established by the Corporation (BanPonce Trust I, Popular Capital Trust I, Popular North America Capital Trust I and Popular Capital Trust II) had issued trust preferred securities (also referred to as “capital securities”) to the public. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts (the “common securities”), were used by the trusts to purchase junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by the Corporation. In August 2009, the Corporation established the Popular Capital Trust III for the purpose of exchanging the shares of Series C preferred stock held by the U.S. Treasury at the time for trust preferred securities issued by this trust. In connection with this exchange, the trust used the Series C preferred stock, together with the proceeds of issuance and sale of common securities of the trust, to purchase junior subordinated debentures issued by the Corporation.

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

The following table presents financial data pertaining to the different trusts at December 31, 2012 and December 31, 2011.

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

[1] Statutory business trust that is wholly-owned by Popular North America and indirectly wholly-owned by the Corporation.

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

[8] Carrying value of junior subordinated debentures of $ 499 million at December 31, 2012 ($ 936 million aggregate liquidation amount, net of $ 437 million discount) and $ 470 million at December 31, 2011 ($ 936 million aggregate liquidation amount, net of $ 466 million discount).

In accordance with the Federal Reserve Board guidance, the trust preferred securities represent restricted core capital elements and qualify as Tier 1 capital, subject to certain quantitative limits. The aggregate amount of restricted core capital elements that may be included in the Tier 1 capital of a banking organization must not exceed 25% of the sum of all core capital elements (including cumulative perpetual preferred stock and trust preferred securities). At December 31, 2012 and December 31, 2011, the Corporation’s restricted core capital elements did not exceed the 25% limitation. Thus, all trust preferred securities were allowed as Tier 1 capital. Amounts of restricted core capital elements in excess of this limit generally may be included in Tier 2 capital, subject to further limitations. Effective March 31, 2011, the Federal Reserve Board revised the quantitative limit which would limit restricted core capital elements included in the Tier 1 capital of a bank holding company to 25% of the sum of core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability. Furthermore, the Dodd-Frank Act, enacted in July 2010, has a provision to effectively phase out the use of trust preferred securities issued before May 19, 2010 as Tier 1 capital over a 3-year period commencing on January 1, 2013. Trust preferred securities issued on or after May 19, 2010 no longer qualify as Tier 1 capital. At December 31, 2012, the Corporation had $ 427 million in trust preferred securities (capital securities) that are subject to the phase-out. The Corporation has not issued any trust preferred securities since May 19, 2010. At December 31, 2012, the remaining $935 million of trust preferred securities corresponded to capital securities issued to the U.S. Treasury pursuant to the Emergency Economic Stabilization Act of 2008, which are exempt from the phase-out provision.

Note 23 – Stockholders’ equity

The Corporation has 30,000,000 shares of authorized preferred stock that may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation’s shares of preferred stock issued and outstanding at December 31, 2012 and 2011 consisted of:

•

6.375% non-cumulative monthly income preferred stock, 2003 Series A, no par value, liquidation preference value of $25 per share. Holders on record of the 2003 Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 6.375% of their liquidation preference value, or $0.1328125 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System. The redemption price per share is $25.00. The shares of 2003 Series A Preferred Stock have no voting rights, except for certain rights in instances when the Corporation does not pay dividends for a defined period. These shares are not subject to any sinking fund requirement. Cash dividends declared and paid on the 2003 Series A Preferred Stock amounted to $ 1.4 million for the year ended December 31, 2012 and 2011 (2010 - $ 117.6 thousand). Outstanding shares of 2003 Series A Preferred Stock amounted to 885,726 at December 31, 2012, 2011 and 2010.

•

8.25% non-cumulative monthly income preferred stock, 2008 Series B, no par value, liquidation preference value of $25 per share. The shares of 2008 Series B Preferred Stock were issued in May 2008. Holders of record of the 2008 Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 8.25% of their liquidation preferences, or $0.171875 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System beginning on May 28, 2013. The redemption price per share is $25.50 from May 28, 2013 through May 28, 2014, $25.25 from May 28, 2014 through May 28, 2015 and $25.00 from May 28, 2015 and thereafter. Cash dividends declared and paid on the 2008 Series B Preferred Stock amounted to $ 2.3 million for the year ended December 31, 2012 and 2011 (2010 - $ 192.6 thousand). Outstanding shares of 2008 Series B Preferred Stock amounted to 1,120,665 at December 31, 2012, 2011 and 2010.

As part of the Series C Preferred Stock transaction with the U.S. Treasury effected on December 5, 2008, the Corporation issued to the U.S. Treasury a warrant to purchase 2,093,284 shares of the Corporation’s common stock at an exercise price of $67 per share, which continues to be outstanding in full and without amendment at December 31, 2012. The warrant is immediately exercisable, subject to certain restrictions, and has a 10-year term. The exercise price and number of shares subject to the warrant are both subject to anti-dilution adjustments. The U.S. Treasury may not exercise voting power with respect to shares of common stock issued upon exercise of the warrant. The trust preferred securities issued to the U.S. Treasury, which are described in Note 22 to the financial statements, the warrant or the shares issuable upon exercise of the warrant are not subject to any contractual restriction on transfer.

The Corporation’s common stock trades on the NASDAQ Stock Market (the “NASDAQ”) under the symbol BPOP. The Corporation voluntarily delisted its 2003 Series A and 2008 Series B Preferred Stock from the NASDAQ effective October 8, 2009.

On May 29, 2012, the Corporation effected a 1-for-10 reverse split of its common stock previously approved by the Corporation’s stockholders on April 27, 2012. Upon the effectiveness of the reverse split, each 10 shares of authorized and outstanding common stock were reclassified and combined into one new share of common stock. Popular, Inc.’s common stock began trading on a split-adjusted basis on May 30, 2012. All share and per share information in the consolidated financial statements and accompanying notes have been retroactively adjusted to reflect the 1-for-10 reverse stock split.

In connection with the reverse stock split, the Corporation amended its Restated Certificate of Incorporation to reduce the number of shares of its authorized common stock from 1,700,000,000 to 170,000,000.

The reverse stock split did not affect the par value of a share of the Corporation’s common stock.

At the effective date of the reverse stock split, the stated capital attributable to common stock on the Corporation’s consolidated statement of financial condition was reduced by dividing the amount of the stated capital prior to the reverse stock split by 10, and the additional paid-in capital (surplus) was credited with the amount by which the stated capital was reduced. This was also reflected retroactively for prior periods presented in the financial statements.

In April 2010, the Corporation raised $1.15 billion through the sale of 46,000,000 depositary shares, each representing a 1/40th interest in a share of Contingent Convertible Perpetual Non-Cumulative Preferred Stock, Series D, no par value, $1,000 liquidation preference per share. The preferred stock represented by depositary shares automatically converted into shares of the Corporation’s common stock at a conversion rate of .83333 shares of common stock for each depositary share on May 11, 2010. The conversion of the depositary shares of preferred stock resulted in the issuance of 38,333,333 additional shares of common stock. The net proceeds from the public offering amounted to approximately $1.1 billion, after deducting the underwriting discount and estimated offering expenses. Note 34 to the consolidated financial statements provides information on the impact of the conversion on net income per common share.

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

During the years ended December 31, 2012, 2011 and 2010 the Corporation did not declare dividends on its common stock.

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. BPPR’s statutory reserve fund amounted to $ 432 million at December 31, 2012 (2011 - $ 415 million; 2010 - $ 402 million). During 2012, $ 17 million was transferred to the statutory reserve account (2011 - $ 13 million). There were no transfers to the statutory reserve during 2010. BPPR was in compliance with the statutory reserve requirement in 2012, 2011 and 2010.

Note 24 – Regulatory capital requirements

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can lead to certain mandatory and additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Federal Reserve Board and the other bank regulators have adopted quantitative measures which assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements. Rules adopted by the federal banking agencies provide that a depository institution will be deemed to be well capitalized if it maintains a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based ratio of at least 10%. Management has determined that at December 31, 2012 and 2011, the Corporation exceeded all capital adequacy requirements to which it is subject.

At December 31, 2012 and 2011, BPPR and BPNA were well-capitalized under the regulatory framework for prompt corrective action. At December 31, 2012, management believes that there were no conditions or events since the most recent notification date that could have changed the institution’s category.

The Corporation has been designated by the Federal Reserve Board as a Financial Holding Company (“FHC”) and is eligible to engage in certain financial activities permitted under the Gramm-Leach-Bliley Act of 1999.

The following tables present the Corporation’s risk-based capital and leverage ratios at December 31, 2012 and 2011.

	Actual		Capital adequacy minimum requirement

(Dollars in thousands)	Amount	Ratio	Amount	Ratio

	2012

Total Capital (to Risk-Weighted Assets):

Corporation	$4,357,148	18.63%	$ 1,871,326	8%

BPPR	2,699,339	15.25	1,415,630	8

BPNA	1,290,343	24.04	429,387	8

Tier I Capital (to Risk-Weighted Assets):

Corporation	$4,058,242	17.35%	$ 935,663	4%

BPPR	2,288,076	12.93	707,815	4

BPNA	1,221,893	22.77	214,693	4

Tier I Capital (to Average Assets):

Corporation	$4,058,242	11.52%	$ 1,056,785	3%

			1,409,047	4

BPPR	2,288,076	8.65	793,517	3

			1,058,023	4

BPNA	1,221,893	15.00	244,390	3

			325,853	4

	Actual		Capital adequacy minimum requirement

(Dollars in thousands)	Amount	Ratio	Amount	Ratio

	2011

Total Capital (to Risk-Weighted Assets):

Corporation	$4,212,070	17.25%	$ 1,953,146	8%

BPPR	2,595,068	14.30	1,451,841	8

BPNA	1,256,906	21.76	462,172	8

Tier I Capital (to Risk-Weighted Assets):

Corporation	$3,899,593	15.97%	$ 976,573	4%

BPPR	2,177,865	12.00	725,920	4

BPNA	1,182,642	20.47	231,086	4

Tier I Capital (to Average Assets):

Corporation	$3,899,593	10.90%	$ 1,073,512	3%

			1,431,350	4

BPPR	2,177,865	8.11	805,263	3

			1,073,684	4

BPNA	1,182,642	14.41	246,256	3

			328,341	4

The following table presents the minimum amounts and ratios for the Corporation’s banks to be categorized as well-capitalized under prompt corrective action.

	2012		2011

(In thousands)	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets):

BPPR	$1,769,537	10%	$1,814,801	10%

BPNA	536,733	10	577,715	10

Tier I Capital (to Risk-Weighted Assets):

BPPR	$1,061,722	6%	$1,088,881	6%

BPNA	322,040	6	346,629	6

Tier I Capital (to Average Assets):

BPPR	$1,322,529	5%	$1,342,105	5%

BPNA	407,316	5	410,426	5

Note 25 – Accumulated other comprehensive loss

The following table presents accumulated other comprehensive loss by component at December 31, 2012 and 2011.

		At December 31,

(In thousands)		2012	2011

Foreign currency translation adjustment	$	(31,277)	$ (28,829)

Underfunding of pension and postretirement benefit plans		(348,306)	(333,287)

Tax effect		122,460	117,229

Net of tax amount		(225,846)	(216,058)

Unrealized holding gains on investments		172,969	230,746

Tax effect		(18,401)	(27,668)

Net of tax amount		154,568	203,078

Unrealized net losses on cash flow hedges		(447)	(1,057)

Tax effect		134	318

Net of tax amount		(313)	(739)

Accumulated other comprehensive loss	$	(102,868)	$ (42,548)

Note 26 – Guarantees

The Corporation has obligations upon the occurrence of certain events under financial guarantees provided in certain contractual agreements as summarized below.

The Corporation issues financial standby letters of credit and has risk participation in standby letters of credit issued by other financial institutions, in each case to guarantee the performance of various customers to third parties. If the customers failed to meet its financial or performance obligation to the third party under the terms of the contract, then, upon their request, the Corporation would be obligated to make the payment to the guaranteed party. At December 31, 2012, the Corporation recorded a liability of $0.6 million (December 31, 2011 - $0.5 million), which represents the unamortized balance of the obligations undertaken in issuing the guarantees under the standby letters of credit. In accordance with the provisions of ASC Topic 460, the Corporation recognizes at fair value the obligation at inception of the standby letters of credit. The fair value approximates the fee received from the customer for issuing such commitments. These fees are deferred and are recognized over the commitment period. The contracts amount in standby letters of credit outstanding at December 31, 2012 and 2011, shown in Note 27 represent the maximum potential amount of future payments that the Corporation could be required to make under the guarantees in the event of nonperformance by the customers. These standby letters of credit are used by the customers as a credit enhancement and typically expire without being drawn upon. The Corporation’s standby letters of credit are generally secured, and in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided, which normally includes cash, marketable securities, real estate, receivables, and others. Management does not anticipate any material losses related to these instruments.

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

At December 31, 2012, the Corporation serviced $ 2.9 billion (December 31, 2011 - $ 3.5 billion) in residential mortgage loans subject to credit recourse provisions, principally loans associated with FNMA and FHLMC residential mortgage loan securitization programs. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to repurchase the loan or reimburse the third party investor for the incurred loss. The maximum potential amount of future payments that the Corporation would be required to make under the recourse arrangements in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced with recourse and interest, if applicable. During 2012, the Corporation repurchased approximately $ 157 million of unpaid principal balance in mortgage loans subject to the credit recourse provisions (2011 - $ 241 million). In the event of nonperformance by the borrower, the Corporation has rights to the underlying collateral securing the mortgage loan. The Corporation suffers losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan plus any uncollected interest advanced and the costs of holding and disposing the related property. At December 31, 2012, the Corporation’s liability established to cover the estimated credit loss exposure related to loans sold or serviced with credit recourse amounted to $ 52 million (December 31, 2011 - $ 59 million). The following table shows the changes in the Corporation’s liability of estimated losses from these credit recourses agreements, included in the consolidated statements of financial condition during the years ended December 31, 2012 and 2011.

(In thousands)	2012	2011

Balance as of beginning of period	$58,659	$53,729

Additions for new sales	-	-

Provision for recourse liability	16,153	43,828

Net charge-offs / terminations	(23,139)	(38,898)

Balance as of end of period	$51,673	$58,659

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

When the Corporation sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Corporation’s mortgage operations in Puerto Rico group conforming mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or are sold directly to FNMA or other private investors for cash. As required under the government agency programs, quality review procedures are performed by the Corporation to ensure that asset guideline qualifications are met. To the extent the loans do not meet specified characteristics, the Corporation may be required to repurchase such loans or indemnify for losses and bear any subsequent loss related to the loans. Repurchases under representation and warranty arrangements in which the Corporation’s Puerto Rico banking subsidiaries were obligated to repurchase the loans amounted to $ 3.2 million in unpaid principal balance with losses amounting to $ 0.5 million for the year ended December 31, 2012 ($ 22 million and $ 2.5 million, respectively, at December 31, 2011). A substantial amount of these loans reinstate to performing status or have mortgage insurance, and thus the ultimate losses on the loans are not deemed significant.

During the quarter ended June 30, 2011, the Corporation’s banking subsidiary, BPPR, reached an agreement (the “June 2011 agreement”) with the FDIC, as receiver for a local Puerto Rico institution, and the financial institution with respect to a loan servicing portfolio that BPPR services since 2008, related to FHLMC and GNMA pools. The loans were originated and sold by the financial institution and the servicing rights were transferred to BPPR in 2008. As part of the 2008 servicing agreement, the financial institution was required to repurchase from BPPR any loans that BPPR, as servicer, was required to repurchase from the investors under representation and warranty obligations. As part of the June 2011 agreement, the Corporation received cash to discharge the financial institution from any repurchase obligation and other claims over the related serviced portfolio, for which the Corporation recorded a representation and warranty reserve. At December 31, 2012, this reserve amounted to $ 7.6 million and the related portfolio amounted approximately to $2.9 billion (December 31, 2011 - $ 8.5 million and $3.5 billion, respectively).

Servicing agreements relating to the mortgage-backed securities programs of FNMA and GNMA, and to mortgage loans sold or serviced to certain other investors, including FHLMC, require the Corporation to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. At December 31, 2012, the Corporation serviced $ 16.7 billion in mortgage loans for third-parties, including the loans serviced with credit recourse (December 31, 2011 - $ 17.3 billion). The Corporation generally recovers funds advanced pursuant to these arrangements from the mortgage owner, from liquidation proceeds when the mortgage loan is foreclosed or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantees programs. However, in the meantime, the Corporation must absorb the cost of the funds it advances during the time the advance is outstanding. The Corporation must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a defaulted loan is not cured, the mortgage loan would be canceled as part of the foreclosure proceedings and the Corporation would not receive any future servicing income with respect to that loan. At December 31, 2012, the outstanding balance of funds advanced by the Corporation under such mortgage loan servicing agreements was approximately $19 million (December 31, 2011 - $32 million). To the extent the mortgage loans underlying the Corporation’s servicing portfolio experience increased delinquencies, the Corporation would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts.

At December 31, 2012, the Corporation has reserves for customary representation and warranties related to loans sold by its U.S. subsidiary E-LOAN prior to 2009. These loans had been sold to investors on a servicing released basis subject to certain representation and warranties. Although the risk of loss or default was generally assumed by the investors, the Corporation made certain representations relating to borrower creditworthiness, loan documentation and collateral, which if not correct, may result in requiring the Corporation to repurchase the loans or indemnify investors for any related losses associated to these loans. At December 31, 2012, the Corporation’s reserve for estimated losses from such representation and warranty arrangements amounted to $ 8 million, which was included as part of other liabilities in the consolidated statement of financial condition (December 31, 2011 - $ 11 million). E-LOAN is no longer originating and selling loans since the subsidiary ceased these activities in 2008. On a quarterly basis, the Corporation reassesses its estimate for expected losses associated to E-LOAN’s customary representation and warranty arrangements. The analysis incorporates expectations on future disbursements based on quarterly repurchases and make-whole events. The analysis also considers factors such as the average length-time between the loan’s funding date and the loan repurchase date, as observed in the historical loan data. Make-whole events are typically defaulted cases in which the investor attempts to recover by collateral or guarantees, and the seller is obligated to cover any impaired or unrecovered portion of the loan. Claims have been predominantly for first mortgage agency loans and principally consist of underwriting errors related to undisclosed debt or missing documentation. The following table presents the changes in the Corporation’s liability for estimated losses associated with customary representations and warranties related to loans sold by E-LOAN, included in the consolidated statement of financial condition for the years ended December 31, 2012 and 2011.

(In thousands)	2012	2011

Balance as of beginning of period	$10,625	$30,659

Additions for new sales	-	-

(Reversal) provision for representation and warranties	(1,836)	(4,936)

Net charge-offs / terminations	(1,049)	(2,198)

Other - settlements paid	-	(12,900)

Balance as of end of period	$7,740	$10,625

Popular, Inc. Holding Company (“PIHC”) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries amounting to $ 0.5 billion at December 31, 2012 (December 31, 2011 - $ 0.7 billion). In addition, at December 31, 2012 and December 31, 2011, PIHC fully and unconditionally guaranteed on a subordinated basis $ 1.4 billion of capital securities (trust preferred securities) issued by wholly-owned issuing trust entities to the extent set forth in the applicable guarantee agreement. Refer to Note 22 to the consolidated financial statements for further information on the trust preferred securities.

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

Financial instruments with off-balance sheet credit risk, whose contract amounts represent potential credit risk as of the end of the periods presented were as follows:

	December 31,
(In thousands)	2012	2011

Commitments to extend credit:

Credit card lines	$4,379,071	$4,297,755

Commercial lines of credit	2,044,382	2,039,629

Other unused credit commitments	351,537	358,572

Commercial letters of credit	20,634	11,632

Standby letters of credit	127,519	124,709

Commitments to originate mortgage loans	41,187	53,323

At December 31, 2012, the Corporation maintained a reserve of approximately $5 million for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit (2011 - $15 million).

Other commitments

At December 31, 2012, the Corporation also maintained other non-credit commitments for $10 million, primarily for the acquisition of other investments (2011 - $10 million).

Business concentration

Since the Corporation’s business activities are currently concentrated primarily in Puerto Rico, its results of operations and financial condition are dependent upon the general trends of the Puerto Rico economy and, in particular, the residential and commercial real estate markets. The concentration of the Corporation’s operations in Puerto Rico exposes it to greater risk than other banking companies with a wider geographic base. Its asset and revenue composition by geographical area is presented in Note 41 to the consolidated financial statements.

The Corporation’s loan portfolio is diversified by loan category. However, approximately $13.3 billion, or 64% of the Corporation’s loan portfolio not covered under the FDIC loss sharing agreements, excluding loans held-for-sale, at December 31, 2012, consisted of real estate related loans, including residential mortgage loans, construction loans and commercial loans secured by commercial real estate (2011 - $12.5 billion, or 61%).

Except for the Corporation’s exposure to the Puerto Rico Government sector, no individual or single group of related accounts is considered material in relation to our total assets or deposits, or in relation to our overall business. At December 31, 2012, the Corporation had approximately $0.9 billion of credit facilities granted to the Puerto Rico Government, its municipalities and public corporations, of which $75 million were uncommitted lines of credit (2011 - $1.0 billion and $215 million, respectively). Of the total credit facilities granted, $749 million was outstanding at December 31, 2012, of which $61 million were uncommitted lines of credit (2011 - $799 million and $0, respectively). As part of its investment securities portfolio, the Corporation had $217 million in obligations issued or guaranteed by the Puerto Rico Government, its municipalities and public corporations at December 31, 2012 (2011 - $269 million).

Additionally, the Corporation holds consumer mortgage loans with an outstanding balance of $294 million at December 31, 2012 that are guaranteed by the Puerto Rico Housing Authority (2011- $294 million). These mortgage loans are secured by the underlying properties and the guarantees serve to cover any shortfall in collateral in the event of a borrower default.

Other contingencies

As indicated in Notes 4 and 12 to the consolidated financial statements, as part of the loss sharing agreements related to the Westernbank FDIC-assisted transaction, the Corporation agreed to make a true-up payment to the FDIC on the date that is 45 days following the last day of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses on the loss sharing agreements fail to reach expected levels. The true-up payment obligation was estimated at $112 million at December 31, 2012 (2011 - $98 million).

Legal Proceedings

The nature of Popular’s business ordinarily results in a certain number of claims, litigation, investigations, and legal and administrative cases and proceedings. When the Corporation determines it has meritorious defenses to the claims asserted, it vigorously defends itself. The Corporation will consider the settlement of cases (including cases where it has meritorious defenses) when, in management’s judgment, it is in the best interest of both the Corporation and its shareholders to do so.

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

In certain cases, exposure to loss exists in excess of the accrual to the extent such loss is reasonably possible, but not probable. Management believes and estimates that the aggregate range of reasonably possible losses (with respect to those matters where such limits may be determined, in excess of amounts accrued), for current legal proceedings ranges from $0 to approximately $19.9 million as of December 31, 2012. For certain other cases, management cannot reasonably estimate the possible loss at this time. Any estimate involves significant judgment, given the varying stages of the proceedings (including the fact that many of them are currently in preliminary stages), the existence of multiple defendants in several of the current proceedings whose share of liability has yet to be determined, the numerous unresolved issues in many of the proceedings, and the inherent uncertainty of the various potential outcomes of such proceedings. Accordingly, management’s estimate will change from time-to-time, and actual losses may be more or less than the current estimate.

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

Ongoing Class Action Litigation

Banco Popular is currently a defendant in two class action lawsuits arising from its consumer banking and trust-related activities:

•	The Overdraft Fee Litigation

On October 7, 2010, a putative class action for breach of contract and damages captioned Almeyda-Santiago v. Banco Popular de Puerto Rico, was filed in the Puerto Rico Court of First Instance against Banco Popular. The complaint essentially asserts that plaintiff and others similarly situated who plaintiff purports to represent have suffered damages because of Banco Popular’s allegedly fraudulent overdraft fee practices in connection with debit card transactions. Such practices allegedly consist of: (a) the reorganization of electronic debit transactions in high-to-low order so as to multiply the number of overdraft fees assessed on its customers; (b) the assessment of overdraft fees even when clients have not overdrawn their accounts; (c) the failure to disclose, or to adequately disclose, its overdraft policy to its customers; and (d) the provision of false and fraudulent information regarding its clients’ account balances at point of sale transactions and on its website. Plaintiff seeks damages, restitution and provisional remedies against Banco Popular for breach of contract, abuse of trust, illegal conversion and unjust enrichment. On January 13, 2011, Banco Popular submitted a motion to dismiss the complaint.

In January 2012, the parties to the Almeyda action entered into a memorandum of understanding. Under the terms of this memorandum of understanding, subject to certain customary conditions, including court approval of a final settlement agreement, and in consideration for the full and final settlement and release of all defendants, the parties agreed that the amount of $0.4 million will be paid by defendants, which amount, net of attorneys’ fees, shall be donated to one or more non-profit consumer financial counseling services organizations based in Puerto Rico. A settlement stipulation and a joint motion for preliminary approval of such settlement were filed on July 3, 2012 and approve by the Court on September 6, 2012.

On January 16, 2013, a reasonableness hearing was held in the matter of reference. Counsel for both parties appeared, as well as representatives from the three non-profit organizations that were proposed as potential recipients of the settlement funds (Consumer Credit Counseling Service, Fundación Comunitaria and Proyecto PECES). The Court was informed that all class-members had been notified of the proposed settlement. The Court thereafter interviewed the representatives from the three non-profits and approved their designation. The parties agreed to file a proposed Final Order and Judgment. The Court requested that, upon the entering of the final judgment, a public notice be published to inform class-members of their right to seek consumer counseling services from these organizations.

•	The Bank-as-Trustee Litigation

On December 13, 2010, Popular was served with a class action complaint captioned García Lamadrid, et al. v. Banco Popular de Puerto Rico, et al., filed in the Puerto Rico Court of First Instance. The complaint generally seeks damages against Banco Popular de Puerto Rico, other defendants and their respective insurance companies for their alleged breach of certain fiduciary duties, breach of contract, and alleged violations of local tort law. Plaintiffs seek in excess of $600 million in damages, plus costs and attorneys fees.

More specifically, plaintiffs - Guillermo García Lamadrid and Benito del Cueto Figueras - are suing Defendant BPPR for the losses they (and others) experienced through their investment in the RG Financial Corporation-backed Conservation Trust Fund securities. Plaintiffs essentially claim that Banco Popular allegedly breached its purported fiduciary duty to keep all relevant parties informed of any developments that could affect the Conservation Trust notes or that could become an event of default under the relevant trust agreements; and that in so doing, it acted imprudently, unreasonably and with gross negligence. Popular and the other defendants submitted separate motions to dismiss on or about February 28, 2011. Plaintiffs submitted a consolidated opposition thereto on April 15, 2011. The parties were allowed to submit replies and surreplies to such motions and the motions have now been deemed submitted by the Court and are pending resolution. An argumentative hearing on this motion was held on July 3, 2012. At the hearing, the Court requested supplemental briefs on the matters at issue. Such motions were submitted on August 8, 2012.

Banco Popular North America is currently a defendant in one class action lawsuit arising from its consumer banking activity.

On November 21, 2012, BPNA was served with a class action complaint filed in the New York State Supreme Court (New York County), whereby plaintiffs (existing BPNA customers) allege, among other things, that BPNA engages in unfair and deceptive acts and trade practices relative to the assessment of overdraft fees and payment processing on consumer deposit accounts. The complaint further alleges that BPNA improperly disclosed its consumer overdraft policies and, additionally, that the overdraft rates and fees assessed by BPNA violate New York’s usury laws. The complaint seeks unspecified damages, including punitive damages, interest, disbursements, and attorneys’ fees and costs.

BPNA removed the case to federal court (S.D.N.Y.), and plaintiffs subsequently filed a motion to remand the action to state court. BPNA is awaiting the court’s ruling on remand to determine procedural posture and next steps.

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

ASU 2009-17 requires that an ongoing primary beneficiary assessment should be made to determine whether the Corporation is the primary beneficiary of any of the variable interest entities (“VIEs”) it is involved with. The conclusion on the assessment of these trusts and guaranteed mortgage securitization transactions has not changed since their initial evaluation. The Corporation concluded that it is still not the primary beneficiary of these VIEs, and therefore, are not required to be consolidated in the Corporation’s financial statements at December 31, 2012.

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

The Corporation holds variable interests in these VIEs in the form of agency mortgage-backed securities and collateralized mortgage obligations, including those securities originated by the Corporation and those acquired from third parties. Additionally, the Corporation holds agency mortgage-backed securities, agency collateralized mortgage obligations and private label collateralized mortgage obligations issued by third party VIEs in which it has no other form of continuing involvement. Refer to Note 31 to the consolidated financial statements for additional information on the debt securities outstanding at December 31, 2012 and 2011, which are classified as available-for-sale and trading securities in the Corporation’s consolidated statement of financial condition. In addition, the Corporation may retain the right to service the transferred loans in those government-sponsored special purpose entities (“SPEs”) and may also purchase the right to service loans in other government-sponsored SPEs that were transferred to those SPEs by a third-party. Pursuant to ASC Subtopic 810-10, the servicing fees that the Corporation receives for its servicing role are considered variable interests in the VIEs since the servicing fees are subordinated to the principal and interest that first needs to be paid to the mortgage-backed securities’ investors and to the guaranty fees that need to be paid to the federal agencies.

The following table presents the carrying amount and classification of the assets related to the Corporation’s variable interests in non-consolidated VIEs and the maximum exposure to loss as a result of the Corporation’s involvement as servicer with non-consolidated VIEs at December 31, 2012 and 2011.

(In thousands)	2012	2011

Assets

Servicing assets:

Mortgage servicing rights	$105,246	$101,511

Total servicing assets	$105,246	$101,511

Other assets:

Servicing advances	$1,106	$3,027

Total other assets	$1,106	$3,027

Total assets	$106,352	$104,538

Maximum exposure to loss	$106,352	$104,538

The size of the non-consolidated VIEs, in which the Corporation has a variable interest in the form of servicing fees, measured as the total unpaid principal balance of the loans, amounted to $9.2 billion at December 31, 2012 ($9.4 billion at December 31, 2011).

Maximum exposure to loss represents the maximum loss, under a worst case scenario, that would be incurred by the Corporation, as servicer for the VIEs, assuming all loans serviced are delinquent and that the value of the Corporation’s interests and any associated collateral declines to zero, without any consideration of recovery. The Corporation determined that the maximum exposure to loss includes the fair value of the MSRs and the assumption that the servicing advances at December 31, 2012 and 2011 will not be recovered. The agency debt securities are not included as part of the maximum exposure to loss since they are guaranteed by the related agencies.

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

BPPR provided financing to the joint venture for the acquisition of the loans in an amount equal to the sum of 57% of the purchase price of the loans, or $84 million, and $2 million of closing costs, for a total acquisition loan of $86 million. The acquisition loan has a 5-year maturity and bears a variable interest at 30-day LIBOR plus 300 basis points and is secured by a pledge of all of the acquiring entity’s assets. In addition, BPPR provided the joint venture with a non-revolving advance facility of $68.5 million to cover unfunded commitments and costs-to-complete related to certain construction projects, and a revolving working capital line of $20 million to fund certain operating expenses of the joint venture. Cash proceeds received by the joint venture will be first used to cover debt service payments for the acquisition loan, advance facility, and the working capital line described above which must be paid in full before proceeds can be used for other purposes. The distributable cash proceeds will be determined based on a pro-rata basis in accordance with the respective equity ownership percentages. BPPR’s equity interest in the joint venture ranks pari-passu with those of other parties involved. As part of the transaction, BPPR received $ 48 million in cash and a 24.9% equity interest in the joint venture. The Corporation is not required to provide any other financial support to the joint venture.

BPPR accounted for this transaction as a true sale pursuant to ASC Subtopic 860-10 and thus recognized the cash received, its equity investment in the joint venture, and the acquisition loan provided to the joint venture and derecognized the loans sold.

The Corporation has determined that PRLP 2011 Holdings, LLC is a VIE but it is not the primary beneficiary. All decisions are made by CPG (or an affiliate thereof) (the “Manager”), except for certain limited material decisions which would require the unanimous consent of all members. The Manager is authorized to execute and deliver on behalf of the joint venture any and all documents, contracts, certificates, agreements and instruments, and to take any action deemed necessary in the benefit of the joint venture. Also, the Manager delegates the day-to-day management and servicing of the loans to CPG Island Servicing, LLC, an affiliate of CPG, which contracted Archon, an affiliate of Goldman Sachs, to act as subservicer, but it has the responsibility to oversee such servicing responsibilities.

The Corporation holds variable interests in this VIE in the form of the 24.9% equity interest and the financing provided to the joint venture. The equity interest is accounted for using the equity method of accounting pursuant to ASC Subtopic 323-10.

The initial fair value of the Corporation’s equity interest in the joint venture was determined based on the fair value of the loans transferred to the joint venture of $148 million, which represented the purchase price of the loans agreed by the parties and was an arm’s-length transaction between market participants in accordance with ASC Topic 820, reduced by the acquisition loan provided by BPPR to the joint venture, for a total net equity of $ 63 million. Accordingly, the 24.9% equity interest held by the Corporation was valued at $16 million. Thus, the fair value of the equity interest is considered a Level 2 fair value measurement since the inputs were based on observable market inputs.

The following table presents the carrying amount and classification of the assets related to the Corporation’s variable interests in the non-consolidated VIE, PRLP 2011 Holdings, LLC and its maximum exposure to loss at December 31:

(In thousands)	2012	2011

Assets

Loans held-in-portfolio:

Acquisition loan	$39,775	$64,711

Advance facility advances	5,315	-

Total loans held-in-portfolio	$45,090	$64,711

Accrued interest receivable	$122	$-

Other assets:

Investment in PRLP 2011 Holdings LLC	$35,969	$37,561

Total other assets	$35,969	$37,561

Total assets	$81,181	$102,272

Deposits	$(5,334)	$(48)

Total liabilities	$(5,334)	$(48)

Total net assets	$75,847	$102,224

Maximum exposure to loss	$75,847	$102,224

The Corporation determined that the maximum exposure to loss under a worst case scenario at December 31, 2012 would be not recovering the carrying amount of the acquisition loan, the advances on the advance facility and working capital line, if any, and the equity interest held by the Corporation, net of deposits.

Note 29 – Derivative instruments and hedging activities

The use of derivatives is incorporated as part of the Corporation’s overall interest rate risk management strategy to minimize significant unplanned fluctuations in earnings and cash flows that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest income is not materially affected by movements in interest rates. The Corporation uses derivatives in its trading activities to facilitate customer transactions, and as a means of risk management. As a result of interest rate fluctuations, hedged fixed and variable interest rate assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. As a matter of policy, the Corporation does not use highly leveraged derivative instruments for interest rate risk management.

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

The credit risk attributed to the counterparty’s nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by the fair value measurements guidance, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. During the year ended December 31, 2012, inclusion of the credit risk in the fair value of the derivatives resulted in loss of $0.5 million (2011 – gain of $ 1.1 million; 2010 – loss of $ 0.5 million) resulting from the Corporation’s credit standing adjustment and a gain of $3.4 million (2011 – loss of $1.7 million; 2010 – gain of $0.3 million) from the assessment of the counterparties’ credit risk.

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

Pursuant to the Corporation’s accounting policy, the fair value of derivatives is not offset with the amounts for the right to reclaim cash collateral or the obligation to return cash collateral. At December 31, 2012, the amount recognized for the right to reclaim cash collateral under master netting agreements was $46 million and the amount recognized for the obligation to return cash collateral was $ 1 million (December 31, 2011 - $ 72 million and $ 2 million, respectively).

Certain of the Corporation’s derivative instruments include financial covenants tied to the corresponding banking subsidiary’s well-capitalized status and credit rating. These agreements could require exposure collateralization, early termination or both. The aggregate fair value of all derivative instruments with contingent features that were in a liability position at December 31, 2012 was $31 million (December 31, 2011 - $ 57 million). Based on the contractual obligations established on these derivative instruments, the Corporation has fully collateralized these positions by pledging collateral of $46 million at December 31, 2012 (December 31, 2011 - $ 72 million).

Financial instruments designated as cash flow hedges or non-hedging derivatives outstanding at December 31, 2012 and December 31, 2011 were as follows:

	Notional amount		Derivative assets			Derivative liabilities

			Statement of	Fair value at		Statement of	Fair value at

	At December 31,		condition	December 31,		condition	December 31,

(In thousands)	2012	2011	classification	2012	2011	classification	2012	2011

Derivatives designated as hedging instruments:

Forward contracts	$281,000	$137,301	Other assets	$31	$6	Other liabilities	$521	$1,179

Total derivatives designated as hedging instruments	$281,000	$137,301		$31	$6		$521	$1,179

Derivatives not designated as hedging instruments:

Forward contracts	$53,100	$114,809	Trading account securities	$10	$1	Other liabilities	$18	$236

Interest rate swaps	766,668	1,351,386	Other assets	28,136	51,078	Other liabilities	31,008	56,963

Foreign currency forward contracts	143	1,006	Other assets	2	20	Other liabilities	1	14

Interest rate floors	-	22,664	Other assets	-	233	Other liabilities	-	233

Indexed options on deposits	86,389	73,224	Other assets	13,756	10,549	-	-	-

Bifurcated embedded options	83,620	82,154	-	-	-	Interest bearing deposits	11,037	8,075

Total derivatives not designated as hedging instruments:	$989,920	$1,645,243		$41,904	$61,881		$42,064	$65,521

Total derivative assets and liabilities	$1,270,920	$1,782,544		$41,935	$61,887		$42,585	$66,700

Cash Flow Hedges

The Corporation utilizes forward contracts to hedge the sale of mortgage-backed securities with duration terms over one month. Interest rate forwards are contracts for the delayed delivery of securities, which the seller agrees to deliver on a specified future date at a specified price or yield. These forward contracts are hedging a forecasted transaction and thus qualify for cash flow hedge accounting. Changes in the fair value of the derivatives are recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) corresponding to these forward contracts is expected to be reclassified to earnings in the next twelve months. These contracts have a maximum remaining maturity of 78 days at December 31, 2012.

For cash flow hedges, net gains (losses) on derivative contracts that are reclassified from accumulated other comprehensive income (loss) to current period earnings are included in the line item in which the hedged item is recorded and during the period in which the forecasted transaction impacts earnings, as presented in the tables below.

Year ended December 31, 2012

(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion, ineffective portion, and amount excluded from effectiveness testing)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)

Forward contracts	$(13,509)	Trading account profit	$(14,119)	$(44)

Total	$(13,509)		$(14,119)	$(44)

Year ended December 31, 2011

(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion, ineffective portion, and amount excluded from effectiveness testing)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)

Forward contracts	$(11,678)	Trading account profit	$(9,686)	$(116)

Total	$(11,678)		$(9,686)	$(116)

Year ended December 31, 2010

(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion, ineffective portion, and amount excluded from effectiveness testing)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)

Forward contracts	$(6,697)	Trading account profit	$(6,433)	$-

Total	$(6,697)		$(6,433)	$-

Fair Value Hedges

At December 31, 2012 and 2011, there were no derivatives designated as fair value hedges.

Non-Hedging Activities

For the year ended December 31, 2012, the Corporation recognized a loss of $ 4.8 million (2011 – loss of $ 33.0 million; 2010 – loss of $ 9.4 million) related to its non-hedging derivatives, as detailed in the table below.

	Amount of Net Gain (Loss) Recognized in Income on Derivatives

		Year ended	Year ended	Year ended

	Classification of Net Gain (Loss)	December 31,	December 31,	December 31,

(In thousands)	Recognized in Income on Derivatives	2012	2011	2010

Forward contracts	Trading account profit	$(8,046)	$(32,517)	$(10,172)

Interest rate swaps	Other operating income	2,953	(1,382)	(910)

Foreign currency forward contracts	Other operating income	31	23	10

Foreign currency forward contracts	Interest expense	(5)	3	3

Indexed options on deposits	Interest expense	1,965	(20)	1,247

Bifurcated embedded options	Interest expense	(1,735)	920	408

Total		$(4,837)	$(32,973)	$(9,414)

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

Index and Embedded Options

The Corporation offers certain customers’ deposits whose return are tied to the performance of the Standard and Poor’s (“S&P 500”) stock market indexes, and other deposits whose returns are tied to other stock market indexes or other equity securities performance. The Corporation bifurcated the related options embedded within these customers’ deposits from the host contract in accordance with ASC 815-15. In order to limit the Corporation’s exposure to changes in these indexes, the Corporation purchases index options which returns are tied to the same indexes from major broker dealer companies in the over the counter market. Accordingly, the embedded options and the related index options are marked-to-market through earnings.

Note 30 – Related party transactions

The Corporation grants loans to its directors, executive officers and certain related individuals or organizations in the ordinary course of business. The movement and balance of these loans were as follows:

(In thousands)	Executive Officers	Directors	Total
Balance at December 31, 2010	$3,481	$96,045	$99,526
New loans	2,769	28,266	31,035
Payments	(725)	(24,223)	(24,948)
Other changes	(65)	-	(65)

Balance at December 31, 2011	$5,460	$100,088	$105,548
New loans	311	51,623	51,934
Payments	(786)	(36,667)	(37,453)
Other changes	(38)	(6,837)	(6,875)

Balance at December 31, 2012	$4,947	$108,207	$113,154

The amounts reported as “other changes” include items such as changes in the status of those who are considered related parties and loans sold.

At December 31, 2012, the Corporation’s banking subsidiaries held deposits from related parties, excluding EVERTEC, amounting to $ 23 million (2011 - $ 36 million).

From time to time, the Corporation, in the ordinary course of business, obtains services from related parties or makes contributions to non-profit organizations that have some association with the Corporation. Management believes the terms of such arrangements are consistent with arrangements entered into with independent third parties.

During 2012, the Corporation engaged, in the ordinary course of business, the legal services of certain law firms in Puerto Rico, in which the Secretary of the Board of Directors of Popular, Inc. and immediate family members of one executive officer of the Corporation acted as senior counsel or as partner. The fees paid to these law firms for the year 2012 amounted to approximately $1.9 million (2011 - $3 million).

For the year ended December 31, 2012, the Corporation made contributions of approximately $0.6 million to Banco Popular Foundations, which are not-for-profit corporations dedicated to philanthropic work (2011 - $0.6 million).

In August 2009, BPPR sold part of the real estate assets and related construction permits of a residential construction project to a limited liability company (the “LLC”) for $13.5 million. The LLC is controlled by two family members of an executive officer of the Corporation, one which is a director of the Corporation. BPPR provided a loan facility, consisting of a term loan and a revolving line of credit, to finance the acquisition and completion of the residential construction project. The loan was collateralized by the real estate acquired. On September 28, 2012, the loans were sold by the Bank to an unaffiliated third party for $6.6 million. The outstanding unpaid principal balance of the loans on the date of sale was $17.8 million.

As of December 31, 2012, an entity controlled by a director and one family member had a $2.5 million commercial line of credit with BPPR, which had an outstanding balance of $2.2 million as of such date. The facility was secured by a combination of securities and real estate property. The line of credit was repaid in its entirety and cancelled in January 2013.

A director of the Corporation and entities controlled by him has a series of loan relationships with BPPR, which were restructured in March 2012. The aggregate amount of the credit facilities restructured approximated $1.8 million, of which approximately $1.5 million was outstanding at the time of the restructuring. As part of the restructuring, certain lines of credit were converted to term loans. The modified credit facilities are considered troubled debt restructurings because of the approved term extensions which could be viewed as an accommodation to a borrower to ensure continued compliance with its obligations. During 2012, one of the credit facilities with an outstanding balance of $0.3 million was paid in full. As of December 31, 2012 the term loans had an aggregate outstanding balance of $1.2 million.

In October 2007, a corporation, in which a family member of a director owns a 50% equity interest, obtained a $3.9 million loan from BPPR to acquire a parcel of property on which it intended to develop a residential project in Puerto Rico. Certain of the director’s family members personally guaranteed the loan. The borrower also obtained a $250,000 unsecured line of credit from BPPR. The project was never constructed as a result of a series of legal challenges regarding the zoning approvals and went into default. BPPR commenced foreclosure and collection proceedings against both the borrower and the guarantors in April 2010. At December 31, 2012, the loan was classified as held-for-sale and was not accruing interest. At December 31, 2012, the carrying value of the loan amounted to $2.0 million.

In June 2006, family members of a director of the Corporation, obtained an $828,000 mortgage loan from Popular Mortgage, Inc., secured by a residential property. The director was not a director of the Corporation at the time the loan was made. In March, 2012 the loan was restructured under the Corporation’s loss mitigation program. The client is current under modified payment terms. The balance due on the loan at December 31, 2012 was approximately $0.9 million.

In November 2007, family members of an executive officer and member of the Board of Directors of the Corporation, obtained a $1.35 million mortgage loan from Popular Mortgage, secured by a residential property. The borrowers became delinquent on their payments commencing in September 2009 and after exhausting various collection and loss mitigation efforts BPPR commenced foreclosure procedures in October 2011, which are ongoing. The balance due on the loan at December 31, 2012, including accumulated interest, was approximately $1.7 million. At December 31, 2012, the Corporation had recorded a loss of approximately $500,000 on this loan.

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

On September 30, 2010, the Corporation completed the EVERTEC transaction. Following the consummation of the EVERTEC transaction, EVERTEC is now a wholly-owned subsidiary of Carib Holdings, Inc., a newly formed entity that is operated as a joint venture, with Apollo and the Corporation initially owning 51% and 49%, respectively, subject to pro rata dilution for certain issuances of capital stock to EVERTEC management. In connection with the leveraged buyout, EVERTEC issued financing in the form of unsecured senior notes and a participation in a syndicated loan (senior secured credit facility). As of December 31, 2012, the Corporation’s holds a 48.5% interest in the holding company of Evertec.

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

The Corporation’s equity in EVERTEC, including the impact of intra-entity eliminations, is presented in the table which follows and is included as part of “other assets” in the consolidated statements of financial condition. During the year ended December 31, 2012, the Corporation received net capital distributions of $155 million from its investments in EVERTEC’s holding company, which included $5 million in dividend distributions.

(In thousands)	December 31, 2012	December 31, 2011
Equity investment in EVERTEC	$73,916	$191,072
Intra-company eliminations (detailed in next table)	27,209	11,944
Equity investment in EVERTEC, considering intra-company eliminations	$101,125	$203,016

The Corporation had the following financial condition accounts outstanding with EVERTEC at December 31, 2012 and 2011. The 51.5% majority interest represents the share of transactions with the affiliate that is not eliminated in the consolidation of the Corporation’s statements of financial condition at December 31, 2012 (2011 - 51%).

	At December 31, 2012			At December 31, 2011

(In thousands)	100%	Popular’s 48.5% interest (eliminations)	51.5% majority interest	100%	Popular’s 49% interest (eliminations)	51% majority interest

Loans	$53,589	$25,980	$27,609	$53,215	$26,075	$27,140

Investment securities	35,000	16,968	18,032	35,000	17,150	17,850

Deposits	19,968	9,680	10,288	54,288	26,601	27,687

Accounts receivables (Other assets)	4,085	1,980	2,105	5,132	2,515	2,617

Accounts payable (Other liabilities)	16,582	8,039	8,543	14,684	7,195	7,489

Net total	$56,124	$27,209	$28,915	$24,375	$11,944	$12,431

The Corporation’s proportionate share of income or loss from EVERTEC is included in other operating income in the consolidated statements of operations since October 1, 2010. The following table presents the Corporation’s proportionate share of income (loss) from EVERTEC for the quarter and year ended December 31, 2012 and 2011.The unfavorable impact of the elimination in non-interest income presented in the table is principally offset by the elimination of 48.5% of the professional fees (operating expenses) paid by the Corporation to EVERTEC during the years ended December 31, 2012 (2011 - 49%).

	December 31,

(In thousands)	2012	2011

Share of income from the equity investment in EVERTEC	$38,274	$13,936
Intra-company eliminations considered in other operating income (detailed in next table)	(53,449)	(52,218)

Share of loss from the equity investment in EVERTEC, net of eliminations	$(15,175)	$(38,282)

The following tables present the impact of transactions and service payments between the Corporation and EVERTEC (as an affiliate) and their impact on the results of operations for the years ended December 31, 2012 and 2011. Items that represent expenses to the Corporation are presented with parenthesis. For consolidation purposes, for the year ended December 31, 2012, the Corporation eliminates 48.5% of the income (expense) between EVERTEC and the Corporation from the corresponding categories in the consolidated statements of operations and the net effect of all items at 48.5% is eliminated against other operating income, which is the category used to record the Corporation’s share of income (loss) as part of its equity method investment in EVERTEC (2011 -49%). The 51.5% majority interest in the table that follows represents the share of transactions with the affiliate that is not eliminated in the consolidation of the Corporation’s results of operations for the years ended December 31, 2012 (2011 - 51%).

		December 31, 2012			December 31, 2011

(In thousands)		100%	Popular’s 48.5% interest (eliminations)	51% majority interest	100%	Popular’s 49% interest (eliminations)	51% majority interest	Category

Interest income on loan to EVERTEC	$	3,373	$1,621	$1,752	$3,619	$1,773	$1,846	Interest income

Interest income on investment securities issued by EVERTEC		3,850	1,851	1,999	3,850	1,887	1,963	Interest income

Interest expense on deposits		(267)	(127)	(140)	(627)	(307)	(320)	Interest expense

ATH and credit cards interchange income from services to EVERTEC		25,188	12,090	13,098	27,300	13,377	13,923	Other service fees

Processing fees on services provided by EVERTEC		(150,677)	(72,435)	(78,242)	(149,156)	(73,086)	(76,070)	Professional fees

Rental income charged to EVERTEC		6,647	3,193	3,454	7,063	3,461	3,602	Net occupancy

Transition services provided to EVERTEC		751	358	393	1,382	677	705	Other operating expenses

Total	$	(111,135)	$(53,449)	$(57,686)	$(106,569)	$(52,218)	$(54,351)

Prior to the EVERTEC sale transaction on September 30, 2010, EVERTEC had certain performance bonds outstanding, which were guaranteed by the Corporation under a general indemnity agreement between the Corporation and the insurance companies issuing the bonds. The Corporation agreed to maintain, for a 5-year period following September 30, 2010, the guarantee of the performance bonds. The EVERTEC’s performance bonds guaranteed by the Corporation amounted to approximately $ 1.0 million at December 31, 2012 (2011 - $ 15.0 million). Also, EVERTEC had an existing letter of credit issued by BPPR, which amounted to $ 2.9 million at December 31,2012 and 2011. As part of the merger agreement, the Corporation also agreed to maintain outstanding this letter of credit for a 5-year period. EVERTEC and the Corporation entered into a Reimbursement Agreement, in which EVERTEC will reimburse the Corporation for any losses incurred by the Corporation in connection with the performance bonds and the letter of credit. Possible losses resulting from these agreements are considered insignificant.

As indicated in Note 28 to the consolidated financial statements, the Corporation holds a 24.9% equity interest in PRLP 2011 Holdings LLC and currently provides certain financing to the joint venture as well as holds certain deposits from the entity.

The following table presents transactions between the Corporation and PRLP 2011 Holdings, LLC and their impact on the Corporation’s results of operations for the year ended December 31, 2012.

	December 31, 2012

(In thousands)	100%	Popular’s 24.9% interest (eliminations)	75.1% majority interest

Interest income on loan to PRLP 2011 Holdings, LLC	$2,688	$669	$2,019

The Corporation had the following financial condition accounts outstanding with PRLP 2011 Holdings, LLC at December 31, 2012 and 2011. The 75.1% majority interest represents the share of transactions with the affiliate that is not eliminated in the consolidation of the Corporation’s statement of financial condition.

	At December 31, 2012			At December 31, 2011

(In thousands)	100%	Popular’s 24.9% interest (eliminations)	75.1% majority interest	100%	Popular’s 24.9% interest (eliminations)	75.1% majority interest

Loans	$60,040	$14,950	$45,090	$86,167	$21,456	$64,711

Deposits (non-interest bearing)	7,103	1,769	5,334	64	16	48

Accrued interest receivable	163	41	122	-	-	-

Net total	$53,100	$13,222	$39,878	$86,103	$21,440	$64,663

Note 31 –Fair value measurement

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

Fair Value on a Recurring and Nonrecurring Basis

The following fair value hierarchy tables present information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2012 and 2011 and on a nonrecurring basis in periods subsequent to initial recognition for the years ended December 31, 2012, 2011, and 2010:

At December 31, 2012

(In thousands)	Level 1	Level 2	Level 3	Total

RECURRING FAIR VALUE MEASUREMENTS

Assets

Investment securities available-for-sale:

U.S. Treasury securities	$-	$37,238	$-	$37,238

Obligations of U.S. Government sponsored entities	-	1,096,318	-	1,096,318

Obligations of Puerto Rico, States and political subdivisions	-	54,981	-	54,981

Collateralized mortgage obligations - federal agencies	-	2,367,065	-	2,367,065

Collateralized mortgage obligations - private label	-	2,473	-	2,473

Mortgage-backed securities	-	1,476,077	7,070	1,483,147

Equity securities	3,827	3,579	-	7,406

Other	-	35,573	-	35,573

Total investment securities available-for-sale	$3,827	$5,073,304	$7,070	$5,084,201

Trading account securities, excluding derivatives:

Obligations of Puerto Rico, States and political subdivisions	$-	$24,801	$-	$24,801

Collateralized mortgage obligations	-	618	2,499	3,117

Mortgage-backed securities - federal agencies	-	251,046	11,817	262,863

Other	-	21,494	2,240	23,734

Total trading account securities	$-	$297,959	$16,556	$314,515

Mortgage servicing rights	$-	$-	$154,430	$154,430

Derivatives	-	41,935	-	41,935

Total assets measured at fair value on a recurring basis	$3,827	$5,413,198	$178,056	$5,595,081

Liabilities

Derivatives	$-	$(42,585)	$-	$(42,585)

Contingent consideration	-	-	(112,002)	(112,002)

Total liabilities measured at fair value on a recurring basis	$-	$(42,585)	$(112,002)	$(154,587)

At December 31, 2011

(In thousands)	Level 1	Level 2	Level 3	Total

RECURRING FAIR VALUE MEASUREMENTS

Assets

Investment securities available-for-sale:

U.S. Treasury securities	$-	$38,668	$-	$38,668

Obligations of U.S. Government sponsored entities	-	985,546	-	985,546

Obligations of Puerto Rico, States and political subdivisions	-	58,728	-	58,728

Collateralized mortgage obligations - federal agencies	-	1,697,642	-	1,697,642

Collateralized mortgage obligations - private label	-	57,792	-	57,792

Mortgage-backed securities	-	2,132,134	7,435	2,139,569

Equity securities	3,465	3,451	-	6,916

Other	-	24,962	-	24,962

Total investment securities available-for-sale	$3,465	$4,998,923	$7,435	$5,009,823

Trading account securities, excluding derivatives:

Obligations of Puerto Rico, States and political subdivisions	$-	$90,332	$-	$90,332

Collateralized mortgage obligations	-	737	2,808	3,545

Mortgage-backed securities - federal agencies	-	303,428	21,777	325,205

Other	-	13,212	4,036	17,248

Total trading account securities	$-	$407,709	$28,621	$436,330

Mortgage servicing rights	$-	$-	$151,323	$151,323

Derivatives	-	61,887	-	61,887

Total assets measured at fair value on a recurring basis	$3,465	$5,468,519	$187,379	$5,659,363

Liabilities

Derivatives	$-	$(66,700)	$-	$(66,700)

Contingent consideration	-	-	(99,762)	(99,762)

Total liabilities measured at fair value on a recurring basis	$-	$(66,700)	$(99,762)	$(166,462)

Year ended December 31, 2012

(In thousands)	Level 1	Level 2	Level 3	Total

NONRECURRING FAIR VALUE MEASUREMENTS

Assets					Write- downs

Loans[1]	$-	$-	$10,445	$10,445	$(23,972)

Loans held-for-sale[2]	-	-	93,429	93,429	(43,937)

Other real estate owned[3]	-	-	111,425	111,425	(32,783)

Other foreclosed assets[3]	-	-	128	128	(360)

Long-lived assets held-for-sale[4]	-	-	-	-	(123)

Total assets measured at fair value on a nonrecurring basis	$-	$-	$215,427	$215,427	$(101,175)

[1] Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35.

[2] Relates to lower of cost or fair value adjustments on loans held-for-sale and loans transferred from loans held-in-portfolio to loans held-for-sale.

[3] Represents the fair value of foreclosed real estate and other collateral owned that were written down to their fair value. Costs to sell excluded from the reported fair value amount were $8 million at December 31, 2012.

[4] Represents the fair value of long-lived assets held-for-sale that were written down to their fair value.

Year ended December 31, 2011

(In thousands)	Level 1	Level 2	Level 3	Total

NONRECURRING FAIR VALUE MEASUREMENTS

Assets					Write-downs

Loans[1]	$-	$-	$95,978	$95,978	$(5,863)

Loans held-for-sale[2]	-	-	83,915	83,915	(30,094)

Other real estate owned[3]	-	-	91,432	91,432	(22,923)

Other foreclosed assets[3]	-	-	377	377	(708)

Total assets measured at fair value on a nonrecurring basis	$-	$-	$271,702	$271,702	$(59,588)

[1] Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35.

[2] Relates to lower of cost or fair value adjustments on loans held-for-sale and loans transferred from loans held-in-portfolio to loans held-for-sale.

[3] Represents the fair value of foreclosed real estate and other collateral owned that were written down to their fair value. Costs to sell excluded from the reported fair value amount were $5 million at December 31, 2011.

Year ended December 31, 2010

(In thousands)	Level 1	Level 2	Level 3	Total

NONRECURRING FAIR VALUE MEASUREMENTS

Assets					Write- downs

Loans[1]	$-	$-	$204,427	$204,427	$(13,971)

Loans held-for-sale[2]	-	-	671,223	671,223	(342,035)

Other real estate owned[3]	-	-	45,454	45,454	(28,334)

Other foreclosed assets[3]	-	-	73	73	(855)

Total assets measured at fair value on a nonrecurring basis	$-	$-	$921,177	$921,177	$(385,195)

[1] Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35.

[2] Relates to lower of cost or fair value adjustments on loans held-for-sale and loans transferred from loans held-in-portfolio to loans held-for-sale.

[3] Represents the fair value of foreclosed real estate and other collateral owned that were written down to their fair value. Costs to sell excluded from the reported fair value amount were $3 million at December 31, 2010.

The following tables present the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2012, 2011, and 2010.

Year ended December 31, 2012

(In thousands)	MBS classified as investment securities available- for-sale	CMOs classified as trading account securities	MBS classified as trading account securities	Other securities classified as trading account securities	Mortgage servicing rights	Total assets	Contingent consideration	Total liabilities

Balance at January 1, 2012	$7,435	$2,808	$21,777	$4,036	$151,323	$187,379	$(99,762)	$(99,762)
Gains (losses) included in earnings	(6)	30	680	(123)	(17,406)	(16,825)	(12,600)	(12,600)
Gains (losses) included in OCI	66	-	-	-	-	66	-	-
Purchases	-	608	6,499	2,116	20,726	29,949	-	-
Sales	-	(250)	(9,824)	(1,834)	(103)	(12,011)	-	-
Settlements	(425)	(697)	(2,104)	(1,955)	(110)	(5,291)	360	360
Transfers into Level 3	-	-	2,405	-	-	2,405	-	-
Transfers out of Level 3	-	-	(7,616)	-	-	(7,616)	-	-

Balance at December 31, 2012	$7,070	$2,499	$11,817	$2,240	$154,430	$178,056	$(112,002)	$(112,002)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2012	$-	$23	$(165)	$(333)	$8,130	$7,655	$(13,347)	$(13,347)

Year ended December 31, 2011

(In thousands)	MBS classified as investment securities available- for-sale	CMOs classified as trading account securities	MBS classified as trading account securities	Other securities classified as trading account securities	Mortgage servicing rights	Total assets	Contingent consideration	Total liabilities

Balance at January 1, 2011	$7,759	$2,746	$20,238	$2,810	$166,907	$200,460	$(92,994)	$(92,994)
Initial fair value on acquisition	-	-	-	-	-	-	(688)	(688)
Gains (losses) included in earnings	(7)	21	108	459	(37,061)	(36,480)	(6,080)	(6,080)
Gains (losses) included in OCI	(18)	-	-	-	-	(18)	-	-
Purchases	-	752	13,395	3,263	21,703	39,113	-	-
Sales	-	(341)	(9,956)	(2,449)	-	(12,746)	-	-
Settlements	(299)	(370)	(2,008)	(47)	(226)	(2,950)	-	-

Balance at December 31, 2011	$7,435	$2,808	$21,777	$4,036	$151,323	$187,379	$(99,762)	$(99,762)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2011	$-	$7	$133	$698	$(20,188)	$(19,350)	$(6,380)	$(6,380)

Year ended December 31, 2010

(In thousands)	MBS classified as investment securities available- for-sale	CMOs classified as trading account securities	MBS classified as trading account securities	Other securities classified as trading account securities	Mortgage servicing rights	Total assets	Contingent consideration	Total liabilities

Balance at January 1, 2010	$34,122	$2,787	$223,766	$3,488	$169,747	$433,910	$-	$-
Initial fair value on acquisition	-	-	-	-	-	-	(89,139)	(89,139)
Gains (losses) included in earnings	(8)	1	3,737	(438)	(22,859)	(19,567)	(3,855)	(3,855)
Gains (losses) included in OCI	744	-	-	-	-	744	-	-
Issuances	2,502	-	101	-	-	2,603	-	-
Purchases	-	715	23,451	706	20,019	44,891	-	-
Sales	-	(302)	(48,928)	(896)	-	(50,126)	-	-
Settlements	(2,305)	(455)	(11,542)	(50)	-	(14,352)	-	-
Transfers out of Level 3	(27,296)	-	(170,347)	-	-	(197,643)	-	-

Balance at December 31, 2010	$7,759	$2,746	$20,238	$2,810	$166,907	$200,460	$(92,994)	$(92,994)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2010	$-	$(5)	$178	$(450)	$(5,963)	$(6,240)	$(3,855)	$(3,855)

There were $2 million in transfers from Level 2 to Level 3 and $7 million in transfers from Level 3 to Level 2 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2012. The transfers from Level 2 to Level 3 of trading mortgage-backed securities were the result of a change in valuation technique to a matrix pricing model, based on indicative prices provided by brokers. The transfers from Level 3 to Level 2 of trading mortgage-backed securities resulted from observable market data becoming available for these securities. There were no transfers in and/or out of Level 2 and Level 3 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2011. There were $198 million in transfers from Level 3 to Level 2 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2010. These transfers of certain exempt FNMA and GNMA mortgage-backed securities were the result of a change in valuation methodology from an internally-developed matrix pricing to pricing them based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread. Pursuant to the Corporation’s policy, these transfers were recognized as of the end of the reporting period. There were no transfers in and/or out of Level 1 during 2012, 2011, and 2010.

Gains and losses (realized and unrealized) included in earnings for the years ended December 31, 2012, 2011, and 2010 for Level 3 assets and liabilities included in the previous tables are reported in the consolidated statement of operations as follows:

	2012		2011		2010

(In thousands)	Total gains (losses) included in earnings	Changes in unrealized gains (losses) relating to assets still held at reporting date	Total gains (losses) included in earnings	Changes in unrealized gains (losses) relating to assets still held at reporting date	Total gains (losses) included in earnings	Changes in unrealized gains (losses) relating to assets still held at reporting date

Interest income	$(6)	$-	$(7)	$-	$(8)	$-

FDIC loss share (expense) income	(13,178)	(13,178)	(6,304)	(6,304)	(3,855)	(3,855)

Other service fees	(17,406)	8,130	(37,061)	(20,188)	(22,859)	(5,963)

Trading account (loss) profit	587	(475)	588	838	3,300	(277)

Other operating income	578	(169)	224	(76)	-	-

Total	$(29,425)	$(5,692)	$(42,560)	$(25,730)	$(23,422)	$(10,095)

The following table includes quantitative information about significant unobservable inputs used to derive the fair value of Level 3 instruments, excluding those instruments for which the unobservable inputs were not developed by the Corporation such as prices of prior transactions and/or unadjusted third-party pricing sources.

(In thousands)	Fair Value at December 31, 2012		Valuation Technique	Unobservable Inputs	Weighted Average (Range)

Collateralized mortgage obligations - trading			Discounted	Weighted average life	2.3 years (0.2 - 5.1 years)
			cash flow	Yield	3.7% (0.6% - 4.7%)
	$2,499		model	Constant prepayment rate	27.8% (26.2% - 30.1%)

Other - trading			Discounted	Weighted average life	5.4 years
			cash flow	Yield	11.4%
	$1,136		model	Constant prepayment rate	10.8%

Mortgage servicing rights			Discounted	Prepayment speed	9.6% (4.3% - 26.0%)
			cash flow	Weighted average life	10.4 years (3.8 - 23.2 years)
	$154,430		model	Discount rate	12.0% (10.0 - 17.5%)

Contingent consideration			Discounted	Credit loss rate on covered loans	20.3% (0.0% - 85.7%)
			cash flow	Risk premium component
	$(112,002)		model	of discount rate	4.9%

Loans held-in-portfolio			External	Haircut applied on
	$10,445		Appraisal	external appraisals	17.6% (5.0% - 30.0%)

Loans held-for-sale			Discounted
			cash flow	Weighted average life	2.0 years
	$93,429	[1]	model	Net loss rate	58.1%

Other real estate owned			External	Haircut applied on
	$56,567	[2]	Appraisal	external appraisals	24.4% (5.0% - 40.0%)

[1] Loans held-for-sale fair valued based on unadjusted third-party sources were excluded from this table.

[2] Other real estate owned in which haircuts were not applied to external appraisals were excluded from this table.

The significant unobservable inputs used in the fair value measurement of the Corporation’s collateralized mortgage obligations and interest-only collateralized mortgage obligation (reported as “other”), which are classified in the “trading” category, are yield, constant prepayment rate, and weighted average life. Significant increases (decreases) in any of those inputs in isolation would result in significantly lower (higher) fair value measurement. Generally, a change in the assumption used for the constant prepayment rate will generate a directionally opposite change in the weighted average life. For example, as the average life is reduced by a higher constant prepayment rate, a lower yield will be realized, and when there is a reduction in the constant prepayment rate, the average life of these collateralized mortgage obligations will extend, thus resulting in a higher yield. These particular financial instruments are valued internally by the Corporation’s investment banking and broker-dealer unit utilizing internal valuation techniques. The unobservable inputs incorporated into the internal discounted cash flow models used to derive the fair value of collateralized mortgage obligations and interest-only collateralized mortgage obligation (reported as “other”), which are classified in the “trading” category, are reviewed by the Corporation’s Corporate Treasury unit on a quarterly basis. In the case of Level 3 financial instruments which fair value is based on broker quotes, the Corporation’s Corporate Treasury unit reviews the inputs used by the broker-dealers for reasonableness utilizing information available from other published sources and validates that the fair value measurements were developed in accordance with ASC Topic 820. The Corporate Treasury unit also substantiates the inputs used by validating the prices with other broker-dealers, whenever possible.

The significant unobservable inputs used in the fair value measurement of the Corporation’s mortgage servicing rights are constant prepayment rates and discount rates. Increases in interest rates may result in lower prepayments. Discount rates vary according to products and / or portfolios depending on the perceived risk. Increases in discount rates result in a lower fair value measurement. The Corporation’s Corporate Comptroller’s unit is responsible for determining the fair value of MSRs, which is based on discounted cash flow methods based on assumptions developed by an external service provider, except for prepayment speeds, which are adjusted internally for the local market based on historical experience. The Corporation’s Corporate Treasury unit validates the economic assumptions developed by the external service provider on a quarterly basis. In addition, an analytical review of prepayment speeds is performed quarterly by the Corporate Comptroller’s unit. Significant variances in prepayment speeds are investigated by the Corporate Treasury unit. The Corporation’s MSR Committee analyzes changes in fair value measurements of MSRs and approves the valuation assumptions at each reporting period. Changes in valuation assumptions must also be approved by the MSR Committee. The fair value of MSRs are compared with those of the external service provider on a quarterly basis in order to validate if the fair values are within the materiality thresholds established by management to monitor and investigate material deviations. Back-testing is performed to compare projected cash flows with actual historical data to ascertain the reasonability of the projected net cash flow results.

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

•

Obligations of Puerto Rico, States and political subdivisions: Obligations of Puerto Rico, States and political subdivisions include municipal bonds. The bonds are segregated and the like characteristics divided into specific sectors. Market inputs used in the evaluation process include all or some of the following: trades, bid price or spread, two sided markets, quotes, benchmark curves including but not limited to Treasury benchmarks, LIBOR and swap curves, market data feeds such as those obtained from municipal market sources, discount and capital rates, and trustee reports. The municipal bonds are classified as Level 2.

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

•

Corporate securities and debentures from a not-for-profit organization (included as “other” in the “available-for-sale” category): Given that the quoted prices are for similar instruments, these securities are classified as Level 2.

•

Corporate securities, commercial paper, mutual funds, and other equity securities (included as “other” in the “trading account securities” category): Quoted prices for these security types are obtained from broker dealers. Given that the quoted prices are for similar instruments or do not trade in highly liquid markets, these securities are classified as Level 2. The important variables in determining the prices of Puerto Rico tax-exempt mutual fund shares are net asset value, dividend yield and type of assets in the fund. All funds trade based on a relevant dividend yield taking into consideration the aforementioned variables. In addition, demand and supply also affect the price. Corporate securities that trade less frequently or are in distress are classified as Level 3.

Mortgage servicing rights

Mortgage servicing rights (“MSRs”) do not trade in an active market with readily observable prices. MSRs are priced internally using a discounted cash flow model. The discounted cash flow model incorporates assumptions that market participants would use in estimating future net servicing income, including portfolio characteristics, prepayments assumptions, discount rates, delinquency and foreclosure rates, late charges, other ancillary revenues, cost to service and other economic factors. Prepayment speeds are adjusted for the Corporation’s loan characteristics and portfolio behavior. Due to the unobservable nature of certain valuation inputs, the MSRs are classified as Level 3.

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

Contingent consideration liability

The fair value of the true-up payment obligation (contingent consideration) to the FDIC as it relates to the Westernbank FDIC-assisted transaction was estimated using projected cash flows related to the loss sharing agreements at the true-up measurement date. It took into consideration the intrinsic loss estimate, asset premium/discount, cumulative shared loss payments, and the cumulative servicing amount related to the loan portfolio. Refer to Note 12 to the consolidated financial statements for a description of the formula established in the loss share agreements for determining the true-up payment.

On a quarterly basis, management evaluates and revises the estimated credit loss rates that are used to determine expected cash flows on the covered loan pools. The expected credit losses on the loan pools are used to determine the loss share cash flows expected to be paid to the FDIC when the true-up payment is due.

The true-up payment obligation was discounted using a term rate consistent with the time remaining until the payment is due. The discount rate was an estimate of the sum of the risk-free benchmark rate for the term remaining before the true-up payment is due and a risk premium to account for the credit risk profile of BPPR. The risk premium was calculated based on a 12-month trailing average spread of the yields on corporate bonds with credit ratings similar to BPPR.

Loans held-in-portfolio considered impaired under ASC Section 310-10-35 that are collateral dependent

The impairment is measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35, and which could be subject to internal adjustments based on the age of the appraisal. Currently, the associated loans considered impaired are classified as Level 3.

Loans measured at fair value pursuant to lower of cost or fair value adjustments

Loans measured at fair value on a nonrecurring basis pursuant to lower of cost or fair value were priced based on secondary market prices and discounted cash flow models which incorporate internally-developed assumptions for prepayments and credit loss estimates. These loans are classified as Level 3.

Other real estate owned and other foreclosed assets

Other real estate owned includes real estate properties securing mortgage, consumer, and commercial loans. Other foreclosed assets include automobiles securing auto loans. The fair value of foreclosed assets may be determined using an external appraisal, broker price opinion, internal valuation or binding offer. The majority of these foreclosed assets are classified as Level 3 since they are subject to internal adjustments. Certain foreclosed assets which are measured based on binding offers are classified as Level 2.

Note 32 – Fair value of financial instruments

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

The fair values reflected herein have been determined based on the prevailing interest rate environment at December 31, 2012 and 2011, as applicable. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments. In addition, the fair values presented do not attempt to estimate the value of the Corporation’s fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation’s value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

Following is a description of the Corporation’s valuation methodologies and inputs used to estimate the fair values for each class of financial assets and liabilities not measured at fair value, but for which the fair value is disclosed. The disclosure requirements exclude certain financial instruments and all non-financial instruments. Accordingly, the aggregate fair value amounts of the financial instruments disclosed do not represent management’s estimate of the underlying value of the Corporation. For a description of the valuation methodologies and inputs used to estimate the fair value for each class of financial assets and liabilities measured at fair value, refer to Note 31.

Cash and due from banks

Cash and due from banks include cash on hand, cash items in process of collection, and non-interest bearing deposits due from other financial institutions. The carrying amount of cash and due from banks is a reasonable estimate of its fair value. Cash and due from banks are classified as Level 1.

Money market investments

Investments in money market instruments include highly liquid instruments with an average maturity of three months or less. For this reason, they carry a low risk of changes in value as a result of changes in interest rates, and the carrying amount approximates their fair value. Money market investments include federal funds sold, securities purchased under agreements to resell, time deposits with other banks, and cash balances, including those held at the Federal Reserve. These money market investments are classified as Level 2, except for cash balances which generate interest, including those held at the Federal Reserve, which are classified as Level 1.

Investment securities held-to-maturity

•

Obligations of Puerto Rico, States and political subdivisions: Municipal bonds include Puerto Rico public municipalities debt and bonds collateralized by second mortgages under the Home Purchase Stimulus Program. Puerto Rico public municipalities debt was valued internally based on benchmark treasury notes and a credit spread derived from comparable Puerto Rico government trades and recent issuances. Puerto Rico public municipalities debt is classified as Level 3. Given that the fair value of municipal bonds collateralized by second mortgages was based on internal yield and prepayment speed assumptions, these municipal bonds are classified as Level 3.

•

Agency collateralized mortgage obligation: The fair value of the agency collateralized mortgage obligation (“CMO”), which is guaranteed by GNMA, was based on internal yield and prepayment speed assumptions. This agency CMO is classified as Level 3.

•

Other: Other securities include foreign and corporate debt. Given that the fair value was based on quoted prices for similar instruments, foreign debt is classified as Level 2. The fair value of corporate debt, which is collateralized by municipal bonds of Puerto Rico, was internally derived from benchmark treasury notes and a credit spread based on comparable Puerto Rico government trades, similar securities, and/or recent issuances. Corporate debt is classified as Level 3.

Other investment securities

•

Federal Home Loan Bank capital stock: Federal Home Loan Bank (FHLB) capital stock represents an equity interest in the FHLB of New York. It does not have a readily determinable fair value because its ownership is restricted and it lacks a market. Since the excess stock is repurchased by the FHLB at its par value, the carrying amount of FHLB capital stock approximates fair value. Thus, these stocks are classified as Level 2.

•

Federal Reserve Bank capital stock: Federal Reserve Bank (FRB) capital stock represents an equity interest in the FRB of New York. It does not have a readily determinable fair value because its ownership is restricted and it lacks a market. Since the canceled stock is repurchased by the FRB for the amount of the cash subscription paid, the carrying amount of FRB capital stock approximates fair value. Thus, these stocks are classified as Level 2.

•

Trust preferred securities: These securities represent the equity-method investment in the common stock of these trusts. Book value is the same as fair value for these securities since the fair value of the junior subordinated debentures is the same amount as the fair value of the trust preferred securities issued to the public. The equity-method investment in the common stock of these trusts is classified as Level 2, except for that of Popular Capital Trust III (Troubled Asset Relief Program) which is classified as Level 3. Refer to Note 22 for additional information on these trust preferred securities.

•

Other investments: Other investments include private equity method investments and Visa Class B common stock held by the Corporation. Since there are no observable market values, private equity method investments are classified as Level 3. The Visa Class B common stock was priced by applying the quoted price of Visa Class A common stock, net of a liquidity adjustment, to the as converted number of Class A common shares since these Class B common shares are restricted and not convertible to Class A common shares until pending litigation is resolved. Thus, these stocks are classified as Level 3.

Loans held-for-sale

The fair value of certain impaired loans held-for-sale was based on a discounted cash flow model that assumes that no principal payments are received prior to the effective average maturity date, that the outstanding unpaid principal balance is reduced by a monthly net loss rate, and that the remaining unpaid principal balance is received as a lump sum principal payment at the effective average maturity date. The remaining unpaid principal balance expected to be received, which is based on the prior 12-month cash payment experience of these loans and their expected collateral recovery, was discounted using the interest rate currently offered to clients for the origination of comparable loans. These loans are classified as Level 3. For loans held-for-sale originated with the intent to sell in the secondary market, its fair value was determined using similar characteristics of loans and secondary market prices assuming the conversion to mortgage-backed securities. Given that the valuation methodology uses internal assumptions based on loan level data, these loans are classified as Level 3. The fair value of certain other loans held-for-sale is based on bids received from potential buyers; binding offers; or external appraisals, net of internal adjustments and estimated costs to sell. Loans held-for-sale based on binding offers are classified as Level 2. Loans held-for-sale based on indicative offers and/or external appraisals are classified as Level 3.

Loans held-in-portfolio

The fair values of the loans held-in-portfolio have been determined for groups of loans with similar characteristics. Loans were segregated by type such as commercial, construction, residential mortgage, consumer, and credit cards. Each loan category was further segmented based on loan characteristics, including interest rate terms, credit quality and vintage. Generally, fair values were estimated based on an exit price by discounting expected cash flows for the segmented groups of loans using a discount rate that considers interest, credit and expected return by market participant under current market conditions. Additionally, prepayment, default and recovery assumptions have been applied in the mortgage loan portfolio valuations. Generally accepted accounting principles do not require a fair valuation of the lease financing portfolio, therefore it is included in the loans total at its carrying amount. Loans held-in-portfolio are classified as Level 3.

FDIC loss share asset

Fair value of the FDIC loss share asset was estimated using projected net losses related to the loss sharing agreements, which are expected to be reimbursed by the FDIC. The projected net losses were discounted using the U.S. Government agency curve. The loss share asset is classified as Level 3.

Deposits

•

Demand deposits: The fair value of demand deposits, which have no stated maturity, was calculated based on the amount payable on demand as of the respective dates. These demand deposits include non-interest bearing demand deposits, savings, NOW, and money market accounts. Thus, these deposits are classified as Level 2.

—

Time deposits: The fair value of time deposits was calculated based on the discounted value of contractual cash flows using interest rates being offered on time deposits with similar maturities. The non-performance risk was determined using internally-developed models that consider, where applicable, the collateral held, amounts insured, the remaining term, and the credit premium of the institution. For certain 5-year certificates of deposit in which customers may withdraw their money anytime with no penalties or charges, the fair value of these certificates of deposit incorporate an early cancellation estimate based on historical experience. Time deposits are classified as Level 2.

Assets sold under agreements to repurchase

•

Securities sold under agreements to repurchase (structured and non-structured): Securities sold under agreements to repurchase with short-term maturities approximate fair value because of the short-term nature of those instruments. Resell and repurchase agreements with long-term maturities were valued using discounted cash flows based on the three-month LIBOR. In determining the non-performance credit risk valuation adjustment, the collateralization levels of these long-term securities sold under agreements to repurchase were considered. In the case of callable structured repurchase agreements, the callable feature is not considered when determining the fair value of those repurchase agreements, since there is a remote possibility, based on forward rates, that the investor will call back these agreements before maturity since it is not expected that the interest rates would rise more than the specified interest rate of these agreements. Securities sold under agreements to repurchase (structured and non-structured) are classified as Level 2.

Other short-term borrowings

The carrying amount of other short-term borrowings approximate fair value because of the short-term maturity of those instruments or because they carry interest rates which approximate market. Thus, these other short-term borrowings are classified as Level 2.

Notes payable

•

FHLB advances: The fair value of FHLB advances was based on the discounted value of contractual cash flows over their contractual term. In determining the non-performance credit risk valuation adjustment, the collateralization levels of these advances were considered. These advances are classified as Level 2.

•

Medium-term notes: The fair value of publicly-traded medium-term notes was determined using recent trades of similar transactions. Publicly-traded medium-term notes are classified as Level 2. The fair value of non-publicly traded debt was based on remaining contractual cash outflows, discounted at a rate commensurate with the non-performance credit risk of the Corporation, which is subjective in nature. Non-publicly traded debt is classified as Level 3.

•

Junior subordinated deferrable interest debentures (related to trust preferred securities): The fair value of junior subordinated interest debentures was determined using recent trades of similar transactions. Thus, these junior subordinated deferrable interest debentures are classified as Level 2.

•

Junior subordinated deferrable interest debentures (Troubled Asset Relief Program): The fair value of junior subordinated deferrable interest debentures was based on the discounted value of contractual cash flows over their contractual term. The discount rate was based on the rate at which a similar security was priced in the open market. Thus, these junior subordinated deferrable interest debentures are classified as Level 3.

•

Others: The other category includes capital lease obligations. Generally accepted accounting principles do not require a fair valuation of capital lease obligations, therefore; it is included at its carrying amount. Capital lease obligations are classified as Level 3.

Commitments to extend credit and letters of credit

Commitments to extend credit were valued using the fees currently charged to enter into similar agreements. For those commitments where a future stream of fees is charged, the fair value was estimated by discounting the projected cash flows of fees on commitments. Since the fair value of commitments to extend credit varies depending on the undrawn amount of the credit facility, fees are subject to constant change, and cash flows are dependent on the creditworthiness of borrowers, commitments to extend credit are classified as Level 3. The fair value of letters of credit was based on fees currently charged on similar agreements. Given that the fair value of letters of credit constantly vary due to fees being subject to constant change and whether the fees are received depends on the creditworthiness of the account parties, letters of credit are classified as Level 3.

The following table presents the carrying or notional amounts, as applicable, and estimated fair values for financial instruments with their corresponding level in the fair value hierarchy.

	December 31, 2012					December 31, 2011

(In thousands)	Carrying amount	Level 1	Level 2	Level 3	Fair value	Carrying amount	Fair value

Financial Assets:

Cash and due from banks	$439,363	$439,363	$-	$-	$439,363	$535,282	$535,282

Money market investments	1,085,580	839,007	246,573	-	1,085,580	1,376,174	1,376,174

Trading account securities, excluding derivatives[1]	314,515	-	297,959	16,556	314,515	436,330	436,330

Investment securities available-for-sale[1]	5,084,201	3,827	5,073,304	7,070	5,084,201	5,009,823	5,009,823

Investment securities held-to-maturity:

Obligations of Puerto Rico, States and political subdivisions	116,177	-	-	117,558	117,558	98,973	98,770

Collateralized mortgage obligation-federal agency	140	-	-	144	144	160	151

Other	26,500	-	1,500	25,031	26,531	26,250	26,333

Total investment securities held-to-maturity	$142,817	$-	$1,500	$142,733	$144,233	$125,383	$125,254

Other investment securities:

FHLB stock	$89,451	$-	$89,451	$-	$89,451	$84,133	$84,133

FRB stock	79,878	-	79,878	-	79,878	79,648	79,648

Trust preferred securities	14,197	-	13,197	1,000	14,197	14,197	14,197

Other investments	1,917	-	-	3,975	3,975	1,902	3,605

Total other investment securities	$185,443	$-	$182,526	$4,975	$187,501	$179,880	$181,583

Loans held-for-sale	$354,468	$-	$4,779	$376,582	$381,361	$363,093	$390,783

Loans not covered under loss sharing agreement with the FDIC	20,361,491	-	-	17,424,038	17,424,038	19,912,233	16,753,889

Loans covered under loss sharing agreements with the FDIC	3,647,066	-	-	3,925,440	3,925,440	4,223,758	4,663,327

FDIC loss share asset	1,399,098	-	-	1,241,579	1,241,579	1,915,128	1,755,295

Mortgage servicing rights	154,430	-	-	154,430	154,430	151,323	151,323

Derivatives	41,935	-	41,935	-	41,935	61,887	61,887

	December 31, 2012					December 31, 2011

	Carrying					Carrying
(In thousands)	amount	Level 1	Level 2	Level 3	Fair value	amount	Fair value

Financial Liabilities:
Deposits:
Demand deposits	$18,089,904	$-	$18,089,904	$-	$18,089,904	$17,232,087	$17,232,087
Time deposits	8,910,709	-	8,994,363	-	8,994,363	10,710,040	10,825,256

Total deposits	$27,000,613	$-	$27,084,267	$-	$27,084,267	$27,942,127	$28,057,343

Assets sold under agreements to repurchase:
Securities sold under agreements to repurchase	$1,378,562	$-	$1,385,237	$-	$1,385,237	$1,102,907	$1,107,314
Structured repurchase agreements	638,190	-	720,620	-	720,620	1,038,190	1,166,488

Total assets sold under agreements to repurchase	$2,016,752	$-	$2,105,857	$-	$2,105,857	$2,141,097	$2,273,802

Other short-term borrowings[2]	$636,200	$-	$636,200	$-	$636,200	$296,200	$296,200
Notes payable:
FHLB advances	$577,490	$-	$608,313	$-	$608,313	$642,568	$673,505
Medium-term notes	236,753	-	243,351	3,843	247,194	278,897	282,898
Junior subordinated deferrable interest debentures (related to trust preferred securities)	439,800	-	363,659	-	363,659	439,800	284,238
Junior subordinated deferrable interest debentures (Troubled Asset Relief Program)	499,470	-	-	824,458	824,458	470,037	457,120
Others	24,208	-	-	24,208	24,208	25,070	25,070

Total notes payable	$1,777,721	$-	$1,215,323	$852,509	$2,067,832	$1,856,372	$1,722,831

Derivatives	$42,585	$-	$42,585	$-	$42,585	$66,700	$66,700

Contingent consideration	$112,002	$-	$-	$112,002	$112,002	$99,762	$99,762

(In thousands)	Notional amount	Level 1	Level 2	Level 3	Fair value	Notional amount	Fair value

Commitments to extend credit	$6,774,990	$-	$-	$2,858	$2,858	$6,695,956	$2,062
Letters of credit	148,153	-	-	1,544	1,544	136,341	2,339

[1] Refer to Note 31 to the consolidated financial statements for the fair value by class of financial asset and its hierarchy level.

[2] Refer to Note 20 to the consolidated financial statements for the composition of short-term borrowings.

Note 33 – Employee benefits

Pension and benefit restoration plans

Certain employees of BPPR are covered by non-contributory defined benefit pension plans. Pension benefits are based on age, years of credited service, and final average compensation.

BPPR’s non-contributory, defined benefit retirement plan is currently closed to new hires and to employees who at December 31, 2005 were under 30 years of age or were credited with less than 10 years of benefit service. Effective May 1, 2009, the accrual of the benefits under the BPPR retirement plan (the “P.R. Plans”) were frozen to all participants. Pursuant to the amendment, the retirement plan participants will not receive any additional credit for compensation earned and service performed after April 30, 2009 for purposes of calculating benefits under the retirement plan. The retirement plan’s benefit formula is based on a percentage of average final compensation and years of service. Normal retirement age under the retirement plans is age 65 with 5 years of service. Pension costs are funded in accordance with minimum funding standards under the Employee Retirement Income Security Act of 1974 (“ERISA”). Benefits under the BPPR retirement plan are subject to the U.S. and PR Internal Revenue Code limits on compensation and benefits. Benefits under restoration plans restore benefits to selected employees that are limited under the retirement plan due to U.S. and PR Internal Revenue Code limits and a compensation definition that excludes amounts deferred pursuant to nonqualified arrangements. The freeze applied to the restoration plan as well.

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

During the third quarter of 2010, the Corporation amended the pension benefits as a result of the EVERTEC sale described in Note 30 to the consolidated financial statements. As a result of such amendment, the EVERTEC employees that were not eligible for retirement at the time of sale may become eligible for subsidized retirement benefits provided they reach retirement age while working with the acquiring institution.

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

The plans’ target allocation based on market value for years 2012 and 2011, by asset category, is summarized in the table below.

	Minimum allotment	Maximum allotment

Equity	- %	70%

Debt securities	- %	100%

Cash and cash equivalents	- %	100%

The following table presents the composition of the assets of the pension and benefit restoration plans.

(In thousands)	2012	2011

Investments, at fair value:

Allocated share of Master Trust net assets	$649,702	$574,673

Popular, Inc. common stock	5,708	3,817

Private equity investment	714	937

Total investments	656,124	579,427

Cash and cash equivalents	7	96

Total assets	$656,131	$579,523

Certain assets of the plans are maintained, for investment purposes only in a Master Trust (the “Master Trust”). Neither the pension or benefit restoration plan has any interest in the specific assets of the Master Trust, but maintains beneficial interests in such assets. The Master Trust is managed by the Trust Division of BPPR and by several investment managers.

At December 31, 2012, the pension and restoration plans’ interest in the net assets of the Master Trust was 100% (2011 – approximately 91.0%).

The following table sets forth by level, within the fair value hierarchy, the plans’ assets at fair value at December 31, 2012 and 2011, excluding the plans’ interest in the Master Trust because that information is presented in a separate table.

	2012				2011
(In thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Equity securities	$5,708	$-	$-	$5,708	$3,817	$-	$-	$3,817

Private equity investments	-	-	714	714	-	-	937	937

Cash and cash equivalents	7	-	-	7	96	-	-	96

Total assets, excluding interest in Master Trust	$5,715	$-	$714	$6,429	$3,913	$-	$937	$4,850

Following is a description of the plans’ valuation methodologies used for assets measured at fair value:

•	Equity securities - Equity securities with quoted market prices obtained from an active exchange market are classified as Level 1.

•

Private equity investments - Private equity investments include an investment in a private equity fund. This fund value is recorded at the net asset value (NAV) of the fund which is affected by the changes of the fair value of the investments held in the fund. This fund is classified as Level 3.

•	Cash and cash equivalents - The carrying amount of cash and cash equivalents are reasonable estimates of their fair value since they are available on demand or due to their short-term maturity.

The following table presents the changes in Level 3 assets measured at fair value.

(In thousands)	2012	2011

Balance at beginning of year	$937	$836

Actual return on plan assets:

Change in unrealized (loss) gain relating to instruments still held at the reporting date	(223)	101

Balance at end of year	$714	$937

Master Trust

The following table presents the investments held in the Master Trust at December 31, 2012 and 2011, broken down by level within the fair value hierarchy.

	2012				2011

(In thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Obligations of the U.S. Government and its agencies	$-	$162,542	$-	$162,542	$-	$182,892	$-	$182,892

Corporate bonds and debentures	-	43,006	-	43,006	-	44,463	-	44,463

Equity securities	262,961	-	-	262,961	239,754	-	-	239,754

Index fund - equity	31,133	-	-	31,133	39,897	-	-	39,897

Index fund - fixed income	-	2,548	-	2,548	-	2,396	-	2,396

Foreign equity fund	-	86,947	-	86,947	-	59,699	-	59,699

Foreign index fund	-	19,847	-	19,847	-	24,676	-	24,676

Commodity fund	-	19,088	-	19,088	-	14,568	-	14,568

Mortgage-backed securities	-	10,479	-	10,479	-	10,570	-	10,570

Private equity investments	-	-	714	714	-	-	937	937

Cash and cash equivalents	16,766	-	-	16,766	10,490	-	-	10,490

Accrued investment income	-	-	1,420	1,420	-	-	1,574	1,574

Total assets	$310,860	$344,457	$2,134	$657,451	$290,141	$339,264	$2,511	$631,916

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

•

Accrued investment income – Given the short-term nature of these assets, their carrying amount approximates fair value. Since there is a lack of observable inputs related to instrument specific attributes, these are reported as Level 3.

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

The following table presents the changes in the Master Trust’s Level 3 assets measured at fair value for the years ended December 31, 2012 and 2011.

(In thousands)	2012	2011

Balance at beginning of year	$2,511	$2,491

Actual return on plan assets:

Change in unrealized (loss) gain relating to instruments still held at the reporting date	(223)	101

Settlements	(154)	(81)

Balance at end of year	$2,134	$2,511

There were no transfers in and/or out of Level 3 for financial instruments measured at fair value on a recurring basis during the years ended December 31, 2012 and 2011. There were no transfers in and/or out of Level 1 and Level 2 during the years ended December 31, 2012 and 2011.

Information on the shares of common stock held by the pension and restoration plans is provided in the table that follows.

	2012	2011

Shares of Popular, Inc. common stock	274,572	274,572
Fair value of shares of Popular, Inc. common stock	$5,708,352	$3,816,551
Dividends paid on shares of Popular, Inc. common stock held by the plan	$-	$-

The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31, 2012 and 2011.

	Pension plans		Benefit restoration plans

(In thousands)	2012	2011	2012	2011

Change in benefit obligation:

Benefit obligation at beginning of year	$706,449	$603,254	$36,439	$30,301

Interest cost	29,981	31,139	1,572	1,581

Termination benefit loss	-	15,559	-	-

Actuarial loss	64,103	87,403	3,287	5,695

Benefits paid	(48,928)	(30,906)	(1,247)	(1,138)

Benefit obligation at end of year	$751,605	$706,449	$40,051	$36,439

Change in fair value of plan assets:

Fair value of plan assets at beginning of year	$551,141	$442,566	$28,382	$22,012

Actual return on plan assets	65,302	14,929	3,430	757

Employer contributions	58,000	124,552	51	6,751

Benefits paid	(48,928)	(30,906)	(1,247)	(1,138)

Fair value of plan assets at end of year	$625,515	$551,141	$30,616	$28,382

Amounts recognized in accumulated other comprehensive loss:

Net loss	$297,765	$281,431	$15,055	$14,387

Accumulated other comprehensive loss (AOCL)	$297,765	$281,431	$15,055	$14,387

Reconciliation of net liabilities:

Net liabilities at beginning of year	$(155,308)	$(160,688)	$(8,057)	$(8,289)

Amount recognized in AOCL at beginning of year, pre-tax	281,431	176,910	14,387	8,237

Amount prepaid (accrued) at beginning of year	126,123	16,222	6,330	(52)

Net periodic benefit (cost) credit	(12,444)	908	(761)	(369)

Additional benefit cost	-	(15,559)	-	-

Contributions	58,000	124,552	51	6,751

Amount prepaid at end of year	171,679	126,123	5,620	6,330

Amount recognized in AOCL	(297,765)	(281,431)	(15,055)	(14,387)

Net liabilities at end of year	$(126,086)	$(155,308)	$(9,435)	$(8,057)

The table below presents a breakdown of the plans’ liabilities at December 31, 2012 and 2011.

	Pension plans		Benefit restoration plans

(In thousands)	2012	2011	2012	2011

Current liabilities	$-	$-	$51	$50

Non-current liabilities	126,086	155,308	9,384	8,007

The following table presents the change in accumulated other comprehensive loss (“AOCL”), pre-tax, for the years ended December 31, 2012 and 2011.

(In thousands)	Pension plans		Benefit restoration plans

	2012	2011	2012	2011

Accumulated other comprehensive loss at beginning of year	$281,431	$176,910	$14,387	$8,237

Increase (decrease) in AOCL:

Recognized during the year:

Amortization of actuarial losses	(21,703)	(11,314)	(1,294)	(591)

Occurring during the year:

Net actuarial losses	38,037	115,835	1,962	6,741

Total increase in AOCL	16,334	104,521	668	6,150

Accumulated other comprehensive loss at end of year	$297,765	$281,431	$15,055	$14,387

The following table presents the amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during 2013.

(In thousands)	Pension plans	Benefit restoration plans

Net loss	$21,452	$1,330

The following table presents information for plans with an accumulated benefit obligation in excess of plan assets.

	Pension plans		Benefit restoration plans

(In thousands)	2012	2011	2012	2011

Projected benefit obligation	$751,605	$706,449	$40,051	$36,439

Accumulated benefit obligation	751,605	706,449	40,051	36,439

Fair value of plan assets	625,515	551,141	30,616	28,382

The actuarial assumptions used to determine the benefit obligations were as follows:

	2012	2011

Discount rate	3.80%	4.40%

Rate of compensation increase - weighted average	-	-

The following table presents the actuarial assumptions used to determine the components of net periodic benefit cost.

	Pension plans			Benefit restoration plans

	2012	2011	2010	2012	2011	2010

Discount rate	4.40%	5.30%	5.90%	4.40%	5.30%	5.90%

Expected return on plan assets	7.60%	8.00%	8.00%	7.60%	8.00%	8.00%

The following table presents the components of net periodic benefit cost.

	Pension plans			Benefit restoration plans

(In thousands)	2012	2011	2010	2012	2011	2010

Interest cost	$29,981	$31,139	$31,513	$1,572	$1,581	$1,537

Expected return on plan assets	(39,240)	(43,361)	(30,862)	(2,105)	(1,803)	(1,614)

Recognized net actuarial loss	21,703	11,314	8,745	1,294	591	397

Net periodic benefit (credit) cost	12,444	(908)	9,396	761	369	320

Settlement loss	-	-	4,229	-	-	-

Termination benefit loss	-	15,559	-	-	-	-

Total benefit cost	$12,444	$14,651	$13,625	$761	$369	$320

The Corporation expects to pay the following contributions to the benefit plans during 2013.

(In thousands)	2013

Pension plan	$-
Benefit restoration plans	$51

Benefit payments projected to be made from the pension and benefit restoration plans are presented in the table below.

(In thousands)	Pension plan	Benefit restoration plans

2013	$36,729	$1,516

2014	35,959	1,643

2015	36,254	1,883

2016	36,849	1,992

2017	37,558	2,095

2018 - 2022	196,475	11,388

Postretirement health care benefits

In addition to providing pension benefits, BPPR provides certain health care benefits for certain retired employees. Regular employees of BPPR, hired before February 1, 2000, may become eligible for health care benefits, provided they reach retirement age while working for BPPR. Certain employees who elected to retire as of February 1, 2012 under the voluntary retirement program were also eligible to receive postretirement health care benefits. During 2010, the Corporation amended the postretirement benefits as a result of the EVERTEC sale described in Note 30 to the consolidated financial statements. As a result of such amendment, the EVERTEC employees may become eligible for health care benefits provided they reach retirement age while working with the acquiring institution.

The following table presents the status of the Corporation’s unfunded postretirement health care benefit plan and the related amounts recognized in the consolidated financial statements at December 31, 2012 and 2011.

(In thousands)	2012	2011

Change in benefit obligation:

Benefit obligation at beginning of the year	$180,989	$164,313

Service cost	2,190	2,016

Interest cost	7,801	8,543

Temporary deviation loss	-	437

Benefits paid	(7,348)	(6,108)

Actuarial (gain) loss	(21)	$11,788

Benefit obligation end of year	$183,611	180,989

Amounts recognized in accumulated other comprehensive loss:

Net prior service cost	$-	$(200)

Net loss	35,486	37,669

Accumulated other comprehensive loss	$35,486	$37,469

Reconciliation of net liability:

Net liability at beginning of year	$(180,989)	$(164,313)

Amount recognized in accumulated other comprehensive loss at beginning of year, pre-tax	37,469	25,788

Amount accrued at beginning of year	(143,520)	(138,525)

Additional benefit cost	-	(437)

Net periodic benefit cost	(11,953)	(10,666)

Contributions	7,348	6,108

Amount accrued at end of year	(148,125)	(143,520)

Amount recognized in accumulated other comprehensive loss	(35,486)	(37,469)

Net liability at end of year	$(183,611)	$(180,989)

The table below presents a breakdown of the liability associated with the postretirement health care benefit plan.

(In thousands)	2012	2011

Current liabilities	$6,811	$6,939

Non-current liabilities	176,800	174,050

The following table presents the changes in accumulated other comprehensive loss (income), pre-tax, for the postretirement health care benefit plan.

(In thousands)	2012	2011

Accumulated other comprehensive loss at beginning of year	$37,469	$25,788

Increase (decrease) in accumulated other comprehensive loss :

Recognized during the year:

Prior service credit	200	961

Amortization of actuarial losses	(2,162)	(1,068)

Occurring during the year:

Net actuarial (gains) losses	(21)	11,788

Total increase in accumulated other comprehensive loss	(1,983)	11,681

Accumulated other comprehensive loss at end of year	$35,486	$37,469

The following table presents the amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost for the postretirement health care benefit plan during 2013.

(In thousands)	2013

Net prior service credit	$-

Net loss	$1,892

The following table presents the components of net periodic postretirement health care benefit cost.

(In thousands)	2012	2011	2010

Service cost	$2,190	$2,016	$1,727

Interest cost	7,801	8,543	6,434

Amortization of prior service credit	(200)	(961)	(1,046)

Recognized net actuarial loss (gain)	2,162	1,068	(1,175)

Net periodic benefit cost	11,953	10,666	5,940

Temporary deviation loss	-	437	86

Termination benefit loss	-	-	671

Total benefit cost	$11,953	$11,103	$6,697

The following tables present the discount rate and assumed health care cost trend rates used to determine the benefit obligation and the net periodic benefit cost for the postretirement health care benefit plan.

To determine benefit obligation:	2012	2011

Discount rate	3.80%	4.40%

Initial health care cost trend rates:

Medicare Advantage plans	6.50%	25.00%

All other plans	6.50	7.00

Ultimate health care cost trend rate	5.00%	5.00%

Year that the ultimate trend rate is reached	2016	2016

To determine net periodic benefit cost:	2012	2011	2010

Discount rate	4.40%	5.30%	5.90%

Initial health care cost trend rates:

Medicare Advantage plans	25.00%	25.00%	7.00%

All other plans	7.00	6.50	7.00

Ultimate health care cost trend rate	5.00%	5.00%	5.00%

Year that the ultimate trend rate is reached	2016	2014	2014

Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. The following table presents the effects of changes in the assumed health care cost trend rates.

	1-percentage point	1-percentage point

(In thousands)	increase	decrease

Effect on total service cost and interest cost components	$389	$(435)

Effect on postretirement benefit obligation	$8,247	$(8,735)

The Corporation expects to contribute $6.8 million to the postretirement benefit plan in 2013 to fund current benefit payment requirements.

Benefit payments projected to be made on the postretirement health care benefit plan are presented in the following table.

(In thousands)

2013	$6,811

2014	6,949

2015	7,091

2016	7,352

2017	7,703

2018 - 2022	43,223

Note 34 – Net income (loss) per common share

The following table sets forth the computation of net income (loss) per common share (“EPS”), basic and diluted, for the years ended December 31, 2012, 2011 and 2010:

(In thousands, except per share information)	2012	2011	2010

Net income	$245,275	$151,325	$137,401

Preferred stock dividends	(3,723)	(3,723)	(310)

Deemed dividend on preferred stock[1]	-	-	(191,667)

Net income (loss) applicable to common stock	$241,552	$147,602	$(54,576)

Average common shares outstanding	102,429,755	102,179,393	88,515,404
Average potential dilutive common shares	223,855	110,103	-

Average common shares outstanding - assuming dilution	102,653,610	102,289,496	88,515,404

Basic and dilutive EPS[2]	$2.35	$1.44	$(0.62)

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

[2] All periods presented reflect the 1-for-10 reverse stock split effected on May 29, 2012.

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

For the year ended December 31, 2012, there were 165,342 weighted average antidilutive stock options outstanding (2011 – 209,288; 2010 – 247,142). Additionally, the Corporation has outstanding a warrant issued to the U.S. Treasury to purchase 2,093,284 shares of common stock, which have an antidilutive effect at December 31, 2012.

Note 35 – Rental expense and commitments

At December 31, 2012, the Corporation was obligated under a number of non-cancelable leases for land, buildings, and equipment which require rentals as follows:

Year	Minimum payments[1]

(In thousands)
2013	$34,853
2014	33,013
2015	32,065
2016	28,793
2017	23,445
Later years	162,462

$314,631

[1] Minimum payments have not been reduced by minimum non-cancelable sublease rentals due in the future of $0.5 million at December 31, 2012.

Total rental expense for all operating leases, except those with terms of a month or less that were not renewed, for the year ended December 31, 2012 was $ 44.3 million (2011 - $ 49.9 million; 2010 - $ 60.7 million), which is included in net occupancy, equipment and communication expenses, according to their nature.

Note 36 – Other service fees

The following table presents the major categories of other service fees for the years ended December 31, 2012, 2011 and 2010.

(In thousands)	2012	2011	2010

Debit card fees	$36,787	$49,459	$100,639

Insurance fees	53,825	54,390	49,768

Credit card fees and discounts	57,551	49,049	84,786

Sale and administration of investment products	37,766	34,388	37,783

Mortgage servicing fees, net of fair value adjustments	30,770	12,098	24,801

Trust fees	16,353	15,333	14,216

Processing fees	6,330	6,839	45,055

Other fees	17,163	18,164	20,456

Total other service fees	$256,545	$239,720	$377,504

Note 37 – FDIC loss share (expense) income

The caption of FDIC loss share (expense) income in the consolidated statements of operations consists of the following major categories:

	Year ended December 31,

(In thousands)	2012	2011	2010

(Amortization) accretion of loss share indemnification asset	$(129,676)	$(10,855)	$73,487

80% mirror accounting on credit impairment losses[1]	58,187	110,457	-

80% mirror accounting on reimbursable expenses	29,234	5,093	-

80% mirror accounting on discount accretion for loans and unfunded commitments accounted for under ASC 310-20	(969)	(33,221)	(95,383)

Change in true-up payment obligation	(13,178)	(6,304)	(3,855)

Other	191	1,621	-

Total FDIC loss share (expense) income	$(56,211)	$66,791	$(25,751)

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

Note 38 – Stock-based compensation

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

(Not in thousands)

Exercise price range per share			Options outstanding	Weighted-average exercise price of options outstanding	Weighted-average remaining life of options outstanding in years	Options exercisable (fully vested)	Weighted-average exercise price of options exercisable

$ 159.95	-	$185.00	56,386	$ 167.84	0.20	56,386	$ 167.84

$ 192.50	-	$272.00	104,600	$ 252.29	1.50	104,600	$ 252.29

$ 159.95	-	$272.00	160,986	$ 222.71	1.04	160,986	$ 222.71

There was no intrinsic value of options outstanding at December 31, 2012, 2011 and 2010.

The stock options exercisable at December 31, 2012 totaled 160,986 (2011 - 206,946; 2010 - 227,518). There was no intrinsic value of options exercisable at December 31, 2012, 2011 and 2010.

The following table summarizes the stock option activity and related information:

(Not in thousands)	Options outstanding	Weighted-average exercise price

Outstanding at January 1, 2010	255,267	$206.44

Granted	-	-

Exercised	-	-

Forfeited	-	-

Expired	(27,749)	204.27

Outstanding at December 31, 2010	227,518	$206.71

Granted	-	-

Exercised	-	-

Forfeited	-	-

Expired	(20,572)	195.48

Outstanding at December 31, 2011	206,946	$207.83

Granted	-	-

Exercised	-	-

Forfeited	-	-

Expired	(45,960)	155.68

Outstanding at December 31, 2012	160,986	$222.71

There was no stock option expense recognized for the years ended December 31, 2012, 2011 and 2010.

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

The following table summarizes the restricted stock activity under the Incentive Plan for members of management.

(Not in thousands)	Restricted stock	Weighted-average grant date fair value

Non-vested at January 1, 2010	13,852	$236.20

Granted	152,541	27.00

Vested	(34,088)	78.70

Forfeited	(19,131)	32.40

Non-vested at December 31, 2010	113,174	$36.06

Granted	155,945	32.35

Vested	(5,156)	89.97

Forfeited	(22,029)	42.03

Non-vested at December 31, 2011	241,934	$31.98

Granted	359,427	17.72

Vested	(96,353)	37.61

Forfeited	(13,785)	26.59

Non-vested at December 31, 2012	491,223	$20.59

During the year ended December 31, 2012, 359,427 shares of restricted stock (2011 - 155,945; 2010 - 152,541) were awarded to management under the Incentive Plan, from which 253,170 shares (2011 - 111,045; 2010 - 130,503) were awarded to management consistent with the requirements of the TARP Interim Final Rule.

Beginning in 2007, the Corporation authorized the issuance of performance shares, in addition to restricted shares, under the Incentive Plan. The performance share awards consist of the opportunity to receive shares of Popular Inc.’s common stock provided that the Corporation achieves certain performance goals during a three-year performance cycle. The compensation cost associated with the performance shares is recorded ratably over a three-year performance period. The performance shares are granted at the end of the three-year period and vest at grant date, except when the participant’s employment is terminated by the Corporation without cause. In such case, the participant would receive a pro-rata amount of shares calculated as if the Corporation would have met the performance goal for the performance period. During the years ended December 31, 2012 and 2011, no performance shares were granted under this plan (2010 - 4,286).

During the year ended December 31, 2012, the Corporation recognized $ 4.3 million of restricted stock expense related to management incentive awards, with a tax benefit of $ 1.1 million (2011 - $ 2.2 million, with a tax benefit of $ 0.5 million; 2010 - $ 1.0 million, with a tax benefit of $ 0.4 million). During the year ended December 31, 2012, the fair market value of the restricted stock vested was $2.7 million at grant date and $1.6 million at vesting date. This triggers a shortfall of $0.3 million that was recorded as an additional income tax expense at the applicable income tax rate. No additional income tax expense was recorded for the U.S. employees due to the valuation allowance of the deferred tax asset. There was no performance share expense recognized for the years ended December 31, 2012 and 2011 (2010 - $ 0.5 million, with a tax benefit of $ 0.2 million). The total unrecognized compensation cost related to non-vested restricted stock awards and performance shares to members of management at December 31, 2012 was $ 5.3 million and is expected to be recognized over a weighted-average period of 2.1 years.

The following table summarizes the restricted stock activity under the Incentive Plan for members of the Board of Directors:

(Not in thousands)	Restricted stock	Weighted-average grant date fair value

Nonvested at January 1, 2010	-	-

Granted	30,590	$29.50

Vested	(30,590)	29.50

Forfeited	-	-

Non-vested at December 31, 2010	-	-

Granted	30,163	$26.72

Vested	(30,163)	26.72

Forfeited	-	-

Non-vested at December 31, 2011	-	-

Granted	41,174	$16.37

Vested	(41,174)	16.37

Forfeited	-	-

Non-vested at December 31, 2012	-	-

During the year ended December 31, 2012, the Corporation granted 41,174 shares of restricted stock to members of the Board of Directors of Popular, Inc., which became vested at grant date (2011 - 30,163; 2010 – 30,590). During this period, the Corporation recognized $0.4 million of restricted stock expense related to these restricted stock grants, with a tax benefit of $0.1 million (2011 - $0.5 million, with a tax benefit of $0.1 million; 2010 - $0.5 million, with a tax benefit of $0.2 million). The fair value at vesting date of the restricted stock vested during the year ended December 31, 2012 for directors was $0.6 million.

  Note 39 – Income taxes

  The components of income tax (benefit) expense for the years ended December 31, are summarized in the following table.

(In thousands)	2012	2011	2010

Current income tax expense:

Puerto Rico	$108,090	$107,343	$119,729

Federal and States	998	1,722	628

Subtotal	109,088	109,065	120,357

Deferred income tax (benefit) expense:

Puerto Rico	(138,632)	(99,636)	(510)

Federal and States	3,141	2,211	(11,617)

Adjustment for enacted changes in income tax laws	-	103,287	-

Subtotal	(135,491)	5,862	(12,127)

Total income tax (benefit) expense	$(26,403)	$114,927	$108,230

The reasons for the difference between the income tax (benefit) expense applicable to income before provision for income taxes and the amount computed by applying the statutory tax rate in Puerto Rico, were as follows:

	2012		2011		2010

(In thousands)	Amount	% of pre-tax income	Amount	% of pre-tax income	Amount	% of pre-tax income

Computed income tax at statutory rates	$65,662	30%	$79,876	30%	$100,586	41%

Benefit of net tax exempt interest income	(25,540)	(12)	(31,379)	(12)	(7,799)	(3)

Effect of income subject to preferential tax rate [1]	(78,132)	(36)	(1,852)	(1)	(143,844)	(59)

Deferred tax asset valuation allowance	166	-	7,192	3	143,754	59

Non-deductible expenses	23,093	11	21,756	8	28,130	11

Difference in tax rates due to multiple jurisdictions	(6,034)	(3)	(8,555)	(3)	13,908	6

Initial adjustment in deferred tax due to change in tax rate	-	-	103,287	39	-	-

Recognition of tax benefits from previous years [2]	-	-	(53,615)	(20)	-	-

Unrecognized tax benefits	(8,985)	(4)	(5,160)	(2)	-	-

Others	3,367	2	3,377	1	(26,505)	(11)

Income tax (benefit) expense	$(26,403)	(12)%	$114,927	43%	$108,230	44%

[1] Includes the impact of the Closing Agreement with the P.R. Treasury signed in June 2012 and income from investments in subsidiaries subject to preferential tax rates.

[2] Represents the impact of the Ruling and Closing Agreement with the P.R. Treasury signed in June 2011.

The results for the year ended December 31, 2012 reflect a tax benefit of $72.9 million, recorded during the second quarter, related to the reduction of the deferred tax liability on the estimated gains for tax purposes related to the loans acquired from Westernbank (the “Acquired Loans”). In June 2012, the Puerto Rico Department of the Treasury (the “P.R. Treasury”) and the Corporation entered into a Closing Agreement (the “Closing Agreement”) to clarify that the Acquired Loans are a capital asset and any gain resulting from such loans will be taxed at the capital gain tax rate of 15% instead of the ordinary income tax rate of 30%, thus reducing the deferred tax liability on the estimated gain and recognizing an income tax benefit for accounting purposes.

The results for the year ended December 31, 2011 reflect an income tax expense of $ 103.3 million due to the effect on the net deferred tax asset of the reduction in the marginal corporate income tax rate from 39% to 30% as a result of the enactment on January 31, 2011 of a new Internal Revenue Code in Puerto Rico. The results also reflect a tax benefit of $53.6 million, as a result of a private ruling and a Closing Agreement entered into with the P.R. Treasury. In June 2011, the P.R. Treasury and the Corporation signed a Closing Agreement in which both parties agreed that for tax purposes the deductions related to certain charge-offs recorded on the financial statements of the Corporation for years 2009 and 2010 will be deferred until years 2013 through 2016. The tax benefit resulted from the recovery of certain tax benefits not previously recorded during 2009 (the benefit of reduced tax rates for capital gains) and 2010 (the benefit of exempt income) that were previously unavailable to the Corporation as a result of being in a loss position during such years.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation’s deferred tax assets and liabilities at December 31 were as follows:

(In thousands)	2012	2011

Deferred tax assets:

Tax credits available for carryforward	$2,666	$3,459

Net operating loss and other carryforward available	1,201,174	1,174,488

Postretirement and pension benefits	97,276	104,663

Deferred loan origination fees	6,579	6,788

Allowance for loan losses	592,664	605,105

Deferred gains	10,528	11,763

Accelerated depreciation	6,699	5,527

Intercompany deferred gains	3,891	4,344

Other temporary differences	31,864	27,341

Total gross deferred tax assets	1,953,341	1,943,478

Deferred tax liabilities:

Differences between the assigned values and the tax basis of assets and liabilities

recognized in purchase business combinations	37,281	32,293

Difference in outside basis between financial and tax reporting on sale of a business	6,400	20,721

FDIC-assisted transaction	53,351	142,000

Unrealized net gain on trading and available-for-sale securities	51,002	73,991

Deferred loan origination costs	3,459	4,277

Other temporary differences	10,142	6,187

Total gross deferred tax liabilities	161,635	279,469

Valuation allowance	1,260,542	1,259,358

Net deferred tax asset	$531,164	$404,651

The net deferred tax asset shown in the table above at December 31, 2012 is reflected in the consolidated statements of financial condition as $ 541 million in net deferred tax assets (in the “other assets” caption) (2011 - $ 430 million in deferred tax asset in the “other assets” caption) and $10 million in deferred tax liabilities (in the “other liabilities” caption) (2011 - $25 million in deferred tax liabilities in the “other liabilities” caption), reflecting the aggregate deferred tax assets or liabilities of individual tax-paying subsidiaries of the Corporation.

At December 31, 2012, the Corporation had total tax credits of $ 2.7 million that will reduce the regular income tax liability in future years expiring in annual installments through the year 2015.

Included as part of the other carryforwards available are $36.3 million related to contributions to Banco Popular de Puerto Rico qualified pension plan and $2.4 million of other net operating loss carryforwards (“NOLs”) that have no expiration date. Additionally, the deferred tax asset related to the NOLs outstanding at December 31, 2012 expires as follows:

(In thousands)

2013	$1,447

2016	7,263

2017	8,542

2018	15,505

2019	230

2021	76

2022	971

2023	1,248

2027	65,165

2028	510,675

2029	195,014

2030	193,707

2031	136,657

2032	25,914

$1,162,414

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

The Corporation’s U.S. mainland operations are in a cumulative loss position for the three-year period ended December 31, 2012 taking into account taxable income adjusted by temporary differences. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland operations, this cumulative taxable loss position is considered significant negative evidence, which evaluated along with of all sources of taxable income available to realize the deferred tax asset, has caused management to conclude that it is more-likely-than-not that the Corporation will not be able to fully realize the deferred tax assets in the future. At December 31, 2012, the Corporation recorded a valuation allowance of $ 1.3 billion on the deferred tax assets of its U.S. operations (December 31, 2011 - $ 1.3 billion).

At December 31, 2012, the Corporation’s net deferred tax assets related to its Puerto Rico operations amounted to $558 million. The Corporation’s Puerto Rico banking operations are no longer in a cumulative loss position. These operations show a cumulative income position for the three-year period ended December 31, 2012 taking into account taxable income exclusive of reversing temporary differences (adjusted taxable income). The sustained profitability during the years 2011 and 2012 is considered a strong piece of objectively verifiable positive evidence for the evaluation of the deferred tax asset valuation allowance. Based on this evidence and its estimate of adjusted taxable income for future years, the Corporation has concluded that it is more likely than not that the net deferred tax asset of the Puerto Rico operations will be realized.

Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Code provides a dividends-received deduction of 100% on dividends received from “controlled” subsidiaries subject to taxation in Puerto Rico and 85% on dividends received from other taxable domestic corporations.

The Corporation’s federal income tax provision (benefit) for 2012 was $4.4 million (2011 – $1.1 million; 2010 – $ (8.9) million). The intercompany settlement of taxes paid is based on tax sharing agreements which generally allocate taxes to each entity based on a separate return basis.

The following table presents a reconciliation of unrecognized tax benefits.

(In millions)

Balance at January 1, 2011	$26.3

Additions for tax positions related to 2011	3.7

Additions for tax positions taken in prior years	2.1

Reduction as a result of lapse of statute of limitations	(6.0)

Reduction as a result of settlements	(6.6)

Balance at December 31, 2011	$19.5

Additions for tax positions related to 2012	1.1

Reduction for tax positions of current year	(0.2)

Reduction as a result of lapse of statute of limitations	(6.3)

Reduction for tax positions of prior years	(0.7)

Balance at December 31, 2012	$13.4

At December 31, 2012, the related accrued interest approximated $4.3 million (2011 - $5.5 million). The interest expense recognized during 2012 was $0.2 million (2011 - $0.3 million). Management determined that, as of December 31, 2012 and 2011, there was no need to accrue for the payment of penalties. The Corporation’s policy is to report interest related to unrecognized tax benefits in income tax expense, while the penalties, if any, are reported in other operating expenses in the consolidated statements of operations.

After consideration of the effect on U.S. federal tax of unrecognized U.S. state tax benefits, the total amount of unrecognized tax benefits, including U.S. and Puerto Rico that, if recognized, would affect the Corporation’s effective tax rate, was approximately $16.9 million at December 31, 2012 (2011 - $24.2 million).

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

The Corporation and its subsidiaries file income tax returns in Puerto Rico, the U.S. federal jurisdiction, various U.S. states and political subdivisions, and foreign jurisdictions. As of December 31, 2012, the following years remain subject to examination: U.S. Federal jurisdiction – 2009 through 2012 and Puerto Rico – 2008 through 2012. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $10 million.

Note 40 – Supplemental disclosure on the consolidated statements of cash flows

Additional disclosures on cash flow information and non-cash activities for the years ended December 31, 2012, 2011 and 2010 are listed in the following table:

(In thousands)	2012	2011	2010

Income taxes paid	$189,468	$171,818	$41,052

Interest paid	388,250	517,980	682,943

Non-cash activities:

Loans transferred to other real estate	$294,993	$229,064	$183,901

Loans transferred to other property	25,685	26,148	37,383

Total loans transferred to foreclosed assets	320,678	255,212	221,284

Transfers from loans held-in-portfolio to loans held-for-sale	141,412	121,225	1,020,889

Transfers from loans held-for-sale to loans held-in-portfolio	10,325	28,535	12,388

Loans securitized into investment securities[1]	1,330,743	1,101,800	817,528

Net write-downs (recoveries) related to loans transferred to loans held-for-sale	34	(1,101)	327,207

Trades receivables from brokers and counterparties	137,542	69,535	23,055

Recognition of mortgage servicing rights on securitizations or asset transfers	18,495	19,971	15,326

Gain on retained interest (sale of EVERTEC)	-	-	93,970

Loans sold to a joint venture in exchange for an acquisition loan and an equity interest in the joint venture	-	102,353	-

Conversion of preferred stock to common stock:

Preferred stock converted	-	-	(1,150,000)

Common stock issued	-	-	1,341,667

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

Note 41 – Segment reporting

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

Banco Popular de Puerto Rico:

Given that Banco Popular de Puerto Rico constitutes a significant portion of the Corporation’s results of operations and total assets at December 31, 2012, additional disclosures are provided for the business areas included in this reportable segment, as described below:

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

•

Consumer and retail banking represents the branch banking operations of BPPR which focus on retail clients. It includes the consumer lending business operations of BPPR, as well as the lending operations of Popular Auto and Popular Mortgage. Popular Auto focuses on auto and lease financing, while Popular Mortgage focuses principally on residential mortgage loan originations. The consumer and retail banking area also incorporates income related with the investment of excess funds from the branch network, as well as a proportionate share of the investment function of BPPR. Effective December 31, 2012, Popular Mortgage, which was a wholly-owned subsidiary of BPPR prior to that date, was merged with and into BPPR as part of an internal reorganization. The Corporation’s mortgage origination business will continue to be conducted under the brand name Popular Mortgage.

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

The Corporate group consists primarily of the holding companies: Popular, Inc., Popular North America, Popular International Bank and certain of the Corporation’s investments accounted for under the equity method, including EVERTEC and Centro Financiero BHD, S.A. The Corporate group also includes the expenses of certain corporate areas that are identified as critical to the organization: Finance, Risk Management and Legal.

The accounting policies of the individual operating segments are the same as those of the Corporation. Transactions between reportable segments are primarily conducted at market rates, resulting in profits that are eliminated for reporting consolidated results of operations.

The tables that follow present the results of operations and total assets by reportable segments:

December 31, 2012

(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations

Net interest income	$1,198,541	$281,686	$-
Provision for loan losses	356,496	52,041	-
Non-interest income	402,086	56,864	-
Amortization of intangibles	7,351	2,721	-
Depreciation expense	37,321	8,157	-
Loss on early extinguishment of debt	25,196	-	-
Other operating expenses	903,677	225,893	-
Income tax (benefit) expense	(20,245)	3,745	-

Net income	$290,831	$45,993	$-

Segment assets	$27,600,235	$8,651,790	$(31,792)

December 31, 2012

(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.

Net interest income (expense)	$1,480,227	$(108,222)	$614	$1,372,619
Provision for loan losses	408,537	404	-	408,941
Non-interest income	458,950	77,912	(70,520)	466,342
Amortization of intangibles	10,072	-	-	10,072
Depreciation expense	45,478	1,258	-	46,736
Loss on early extinguishment of debt	25,196	-	-	25,196
Other operating expenses	1,129,570	69,863	(70,289)	1,129,144
Income tax benefit	(16,500)	(9,945)	42	(26,403)

Net income (loss)	$336,824	$(91,890)	$341	$245,275

Segment assets	$36,220,233	$5,308,327	$(5,021,025)	$36,507,535

December 31, 2011

(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations

Net interest income	$1,240,700	$295,602	$-
Provision for loan losses	487,238	88,482	-
Non-interest income	488,459	74,896	-
Amortization of intangibles	6,933	2,721	-
Depreciation expense	37,180	7,665	-
Loss on early extinguishment of debt	693	-	-
Other operating expenses	845,821	237,967	-
Income tax expense	119,819	3,745	-

Net income	$231,475	$29,918	$-

Segment assets	$28,423,064	$8,581,209	$(26,447)

December 31, 2011

(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.

Net interest income (expense)	$1,536,302	$(105,267)	$957	$1,431,992
Provision for loan losses	575,720	-	-	575,720
Non-interest income	563,355	66,473	(69,551)	560,277
Amortization of intangibles	9,654	-	-	9,654
Depreciation expense	44,845	1,601	-	46,446
Loss on early extinguishment of debt	693	8,000	-	8,693
Other operating expenses	1,083,788	71,586	(69,870)	1,085,504
Income tax expense (benefit)	123,564	(9,145)	508	114,927

Net income (loss)	$261,393	$(110,836)	$768	$151,325

Segment assets	$36,977,826	$5,348,638	$(4,978,032)	$37,348,432

December 31, 2010

(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations

Net interest income	$1,095,932	$309,985	$-

Provision for loan losses	609,630	402,250	-

Non-interest income	448,301	54,570	-

Amortization of intangibles	5,449	3,181	-

Depreciation expense	38,364	9,109	-

Loss on early extinguishment of debt	1,171	21,866	-

Other operating expenses	815,947	264,110	-

Income tax expense	27,120	4,318	-

Net income (loss)	$46,552	$(340,279)	$-

Segment assets	$29,429,358	$8,973,984	$(28,662)

December 31, 2010

(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.

Net interest income (loss)	$1,405,917	$(111,747)	$695	$1,294,865

Provision for loan losses	1,011,880	-	-	1,011,880

Non-interest income	502,871	912,555	(127,233)	1,288,193

Amortization of intangibles	8,630	543	-	9,173

Depreciation expense	47,473	11,388	-	58,861

Loss on early extinguishment of debt	23,037	15,750	-	38,787

Other operating expenses	1,080,057	263,270	(124,601)	1,218,726

Income tax expense	31,438	76,995	(203)	108,230

Net (loss) income	$(293,727)	$432,862	$(1,734)	$137,401

Segment assets	$38,374,680	$5,583,501	$(5,143,183)	$38,814,998

Additional disclosures with respect to the Banco Popular de Puerto Rico reportable segment are as follows:

December 31, 2012

Banco Popular de Puerto Rico

(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico

Net interest income	$423,798	$762,857	$11,882	$4	$1,198,541

Provision for loan losses	149,597	206,899	-	-	356,496

Non-interest income	20,095	269,190	112,949	(148)	402,086

Amortization of intangibles	13	6,833	505	-	7,351

Depreciation expense	16,840	19,522	959	-	37,321

Loss on early extinguishment of debt	8,037	17,159	-	-	25,196

Other operating expenses	279,358	555,797	68,670	(148)	903,677

Income tax (benefit) expense	(33,068)	(1,460)	14,281	2	(20,245)

Net income	$23,116	$227,297	$40,416	$2	$290,831

Segment assets	$12,770,793	$19,668,009	$632,676	$(5,471,243)	$27,600,235

December 31, 2011

Banco Popular de Puerto Rico

(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico

Net interest income	$501,946	$727,050	$11,600	$104	$1,240,700
Provision for loan losses	356,905	130,333	-	-	487,238
Non-interest income	173,764	209,100	105,632	(37)	488,459
Amortization of intangibles	103	6,175	655	-	6,933
Depreciation expense	16,928	19,297	955	-	37,180
Loss on early extinguishment of debt	693	-	-	-	693
Other operating expenses	257,830	523,423	64,759	(191)	845,821
Income tax expense	38,332	67,678	13,707	102	119,819

Net income	$4,919	$189,244	$37,156	$156	$231,475

Segment assets	$13,643,862	$20,035,526	$1,225,247	$(6,481,571)	$28,423,064

December 31, 2010

Banco Popular de Puerto Rico

(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico

Net interest income	$443,242	$643,076	$9,392	$222	$1,095,932

Provision for loan losses	464,214	145,416	-	-	609,630

Non-interest income	133,674	211,242	103,552	(167)	448,301

Amortization of intangibles	558	4,313	578	-	5,449

Depreciation expense	16,760	20,464	1,140	-	38,364

Loss on early extinguishment of debt	1,171	-	-	-	1,171

Other operating expenses	272,755	477,859	65,619	(286)	815,947

Income tax (benefit) expense	(68,791)	79,206	16,575	130	27,120

Net (loss) income	$(109,751)	$127,060	$29,032	$211	$46,552

Segment assets	$15,625,030	$21,483,403	$462,771	$(8,141,846)	$29,429,358

Additional disclosures with respect to the Banco Popular North America reportable segments are as follows:

December 31, 2012

Banco Popular North America

(In thousands)	Banco Popular North America	E-LOAN	Eliminations	Total Banco Popular North America

Net interest income	$278,228	$3,458	$-	$281,686
Provision for loan losses	36,841	15,200	-	52,041
Non-interest income	53,749	3,115	-	56,864
Amortization of intangibles	2,721	-	-	2,721
Depreciation expense	8,157	-	-	8,157
Other operating expenses	223,069	2,824	-	225,893
Income tax expense	3,745	-	-	3,745

Net income (loss)	$57,444	$(11,451)	$-	$45,993

Segment assets	$9,378,779	$367,362	$(1,094,351)	$8,651,790

December 31, 2011

Banco Popular North America

(In thousands)	Banco Popular North America	E-LOAN	Eliminations	Total Banco Popular North America

Net interest income	$294,224	$1,378	$-	$295,602
Provision for loan losses	61,753	26,729	-	88,482
Non-interest income	69,269	5,627	-	74,896
Amortization of intangibles	2,721	-	-	2,721
Depreciation expense	7,665	-	-	7,665
Other operating expenses	229,998	7,969	-	237,967
Income tax expense	3,745	-	-	3,745

Net income (loss)	$57,611	$(27,693)	$-	$29,918

Segment assets	$9,289,507	$418,436	$(1,126,734)	$8,581,209

December 31, 2010

Banco Popular North America

(In thousands)	Banco Popular North America	E-LOAN	Eliminations	Total Banco Popular North America

Net interest income	$305,893	$4,148	$(56)	$309,985

Provision for loan losses	400,077	2,173	-	402,250

Non-interest income (loss)	73,032	(18,462)	-	54,570

Amortization of intangibles	3,181	-	-	3,181

Depreciation expense	8,539	570	-	9,109

Loss on early extinguishment of debt	21,866	-	-	21,866

Other operating expenses	256,855	7,255	-	264,110

Income tax expense	1,589	2,729	-	4,318

Net loss	$(313,182)	$(27,041)	$(56)	$(340,279)

Segment assets	$9,632,188	$490,845	$(1,149,049)	$8,973,984

Geographic Information

(In thousands)	2012	2011	2010

Revenues:[1]

Puerto Rico	$1,423,912	$1,551,518	$2,138,629

United States	316,906	347,460	339,664

Other	98,143	93,291	104,765

Total consolidated revenues	$1,838,961	$1,992,269	$2,583,058

[1] Total revenues include net interest income, service charges on deposit accounts, other service fees, net (loss) gain on sale and valuation adjustments of investment securities, trading account (loss) profit, net gain on sale of loans and valuation adjustments on loans held-for-sale, adjustments to indemnity reserves on loans sold, FDIC loss share (expense) income, fair value change in equity appreciation instrument, gain on sale of processing and technology business and other operating income.

Selected Balance Sheet Information

(In thousands)	2012	2011	2010

Puerto Rico

Total assets	$26,582,248	$27,410,644	$28,556,279

Loans	18,484,977	18,594,751	18,729,654

Deposits	19,984,830	20,696,606	19,149,753

United States

Total assets	$8,816,143	$8,708,709	$9,087,737

Loans	5,852,705	5,845,359	6,978,007

Deposits	6,049,168	6,151,959	6,566,710

Other

Total assets	$1,109,144	$1,229,079	$1,170,982

Loans	755,950	874,282	751,194

Deposits [1]	966,615	1,093,562	1,045,737

[1] Represents deposits from BPPR operations located in the US and British Virgin Islands.

Note 42 – Subsequent events

Subsequent events are events and transactions that occur after the balance sheet date but before the financial statements are issued. The effects of subsequent events and transactions are recognized in the financial statements when they provide additional evidence about conditions that existed at the balance sheet date. The Corporation has evaluated events and transactions occurring subsequent to December 31, 2012.

On February 6, 2013, EVERTEC filed a registration statement with the Securities and Exchange Commission (the “SEC”) to register an offering of $100 million in capital through an initial public offering (“IPO”) of its common stock. The amount offered is subject to change prior to the time that the registration statement is declared effective by the SEC and EVERTEC may decide not to proceed with an IPO. In connection with the proposed offering, the Corporation may sell a portion of its currently owned shares of EVERTEC. As of February 28, 2013, the specific number of shares to be sold has not yet been determined. If the Corporation sells a portion of its currently owned shares of EVERTEC, it is expected that it will record a net gain on the sale of these shares. Regardless of whether the Corporation sells any of its currently owned shares in an IPO, its interest in EVERTEC would be reduced as a result of this transaction. There can be no assurances whether EVERTEC will continue to pursue an IPO or whether the Corporation will sell any of its currently owned shares in an IPO, or if an IPO is consummated that the Corporation will receive any proceeds or record a gain in connection with the transaction.

Note 43 – Popular, Inc. (holding company only) financial information

The following condensed financial information presents the financial position of Popular, Inc. Holding Company only at December 31, 2012 and 2011, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2012.

Condensed Statements of Condition

	December 31,

(In thousands)	2012	2011

ASSETS

Cash and due from banks (includes $915 due from bank subsidiary (2011 - $6,172))	$1,103	$6,365

Money market investments (2011 - includes $24,061 due from bank subsidiary)	18,574	42,239

Trading account securities	1,259	-

Investment securities available-for-sale, at fair value (includes $38,675 in securities from affiliate at fair value (2011 - $35,700))[1]	42,383	35,700

Investment securities held-to-maturity, at amortized cost (includes $185,000 in subordinated notes from BPPR)	185,000	185,000

Other investment securities, at lower of cost or realizable value (includes $9,725 in common securities from statutory trusts)[2]	10,850	10,850

Investment in BPPR and subsidiaries, at equity	2,809,521	2,626,951

Investment in Popular North America and subsidiaries, at equity	1,244,732	1,146,676

Investment in other non-bank subsidiaries, at equity	231,704	213,660

Advances to subsidiaries	230,300	193,900

Loans to affiliates[1]	53,589	53,214

Other loans	2,191	2,501

Less - Allowance for loan losses	241	8

Premises and equipment	2,495	2,533

Investment in equity method investees[1]	93,128	195,193

Other assets (includes $2,007 due from subsidiaries and affiliate (2011 - $3,237))[1]	21,876	24,750

Total assets	$4,948,464	$4,739,524

LIABILITIES AND STOCKHOLDERS’ EQUITY

Notes payable	$$790,282	$$760,849

Other liabilities (includes $1,558 due to subsidiaries and affiliate (2011 - $2,023))[1]	48,182	59,922

Stockholders’ equity	4,110,000	3,918,753

Total liabilities and stockholders’ equity	$4,948,464	$4,739,524

[1] Refer to Note 30 to the consolidated financial statements for the effect of eliminations on transactions with EVERTEC, Inc. (affiliate).

[2] Refer to Note 22 to the consolidated financial statements for information on the statutory trusts.

Condensed Statements of Operations

	Year ended December 31,

(In thousands)	2012	2011	2010

Income:

Dividends from subsidiaries	$5,000	$20,000	$168,100

Interest income (includes $22,891 due from subsidiaries and affiliates (2011 - $24,800; 2010 - $30,543))[1]	23,038	25,145	31,261

Gain on sale of processing and technology business	-	-	640,802

Earnings from investments in equity method investees[1]	40,505	14,186	3,402

Other operating income (loss)	1,461	8,959	(120)

Trading account profit	214	-	-

Total income	70,218	68,290	843,445

Expenses:

Interest expense	95,898	94,615	111,809

Provision for loan losses	404	-	-

Loss on early extinguishment of debt	-	8,000	15,750

Operating expenses (include expenses for services provided by subsidiaries and affiliate of $9,487 (2011 - $8,459; 2010 - $7,339)), net of reimbursement by subsidiaries for services provided by parent of $58,577 (2011 - $56,671; 2010 - $49,556)	1,705	1,066	35,923

Total expenses	98,007	103,681	163,482

(Loss) income before income taxes and equity in undistributed earnings (losses) of subsidiaries	(27,789)	(35,391)	679,963

Income taxes	1,702	2,786	80,444

(Loss) income before equity in undistributed earnings (losses) of subsidiaries	(29,491)	(38,177)	599,519

Equity in undistributed earnings (losses) of subsidiaries	274,766	189,502	(462,118)

Net income	$245,275	$151,325	$137,401

Comprehensive income, net of tax	$184,955	$114,738	$160,649

Condensed Statements of Cash Flows

	Year ended December 31,

(In thousands)	2012	2011	2010

Cash flows from operating activities:

Net income	$245,275	$151,325	$137,401

Adjustments to reconcile net income to net cash (used in) provided by operating activities:

Equity in undistributed (earnings) losses of subsidiaries and dividends from subsidiaries	(274,766)	(189,502)	462,118

Provision for loan losses	404	-	-

Net accretion of discounts and amortization of premiums and deferred fees	29,058	25,042	21,282

Earnings from investments under the equity method	(40,505)	(14,186)	(3,402)

Deferred income tax (benefit) expense	(14,109)	13,965	8,831

(Gain) loss on:

Sale of equity method investments	-	(5,493)	-

Sale of processing and technology business, net of transaction costs	-	-	(616,186)

Net (increase) decrease in:

Trading securities	(1,259)	-	-

Other assets	9,351	7,563	7,263

Net increase (decrease) in:

Interest payable	-	(3,467)	(528)

Other liabilities	2,581	(84,434)	42,578

Total adjustments	(289,245)	(250,512)	(78,044)

Net cash (used in) provided by operating activities	(43,970)	(99,187)	59,357

Cash flows from investing activities:

Net decrease (increase) in money market investments	23,665	(42,237)	49

Purchases of investment securities:

Available-for-sale	-	-	(35,000)

Held-to-maturity	-	(37,093)	(52,796)

Proceeds from calls, paydowns, maturities and redemptions of investment securities:

Held-to-maturity	-	62,980	297,747

Capital contribution to subsidiaries	(103,500)	-	(1,345,000)

Net (increase) decrease in advances to subsidiaries and affiliates	(36,400)	226,546	(366,394)

Net repayments (disbursements) on other loans	138	(131)	(56)

Return of capital from equity method investments	150,194	-	-

Net proceeds from sale of equity method investments	-	(10,690)	-

Net proceeds from sale of processing and technology business	-	-	617,976

Acquisition of premises and equipment	(691)	(594)	(890)

Proceeds from sale of:

Premises and equipment	73	135	183

Foreclosed assets	-	-	74

Net cash provided by (used in) investing activities	33,479	198,916	(884,107)

Cash flows from financing activities:

Net increase (decrease) in:

Other short-term borrowings	-	-	(24,225)

Payments of notes payable and subordinated notes	-	(100,000)	(250,000)

Proceeds from issuance of common stock	9,402	7,690	153

Net proceeds from issuance of depositary shares	-	-	1,100,155

Dividends paid	(3,723)	(3,723)	(310)

Treasury stock acquired	(450)	(483)	(559)

Return of capital	-	1,514	-

Net cash provided by (used in) financing activities	5,229	(95,002)	825,214

Net (decrease) increase in cash and due from banks	(5,262)	4,727	464

Cash and due from banks at beginning of period	6,365	1,638	1,174

Cash and due from banks at end of period	$1,103	$6,365	$1,638

Popular, Inc. (parent company only) received net capital distributions from its direct equity method investees amounting to $155 million for the year ended December 31, 2012, which included dividend distributions of $5 million.

Notes payable represent junior subordinated debentures issued by the Corporation that are associated to capital securities issued by the Popular Capital Trust I, Popular Capital Trust II and Popular Capital Trust III. Refer to Note 22 for a description of significant provisions related to these junior subordinated debentures. The following table presents the aggregate amounts by contractual maturities of notes payable at December 31, 2012:

Year	(In thousands)

2013	$-

2014	-

2015	-

2016	-

2017	-

Later years	290,812

No stated maturity	936,000

Subtotal	1,226,812

Less: Discount	(436,530)

Total	$790,282

Note 44 – Condensed consolidating financial information of guarantor and issuers of registered guaranteed securities

The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (“PIHC”) (parent only), Popular North America, Inc. (“PNA”) and all other subsidiaries of the Corporation at December 31, 2012 and 2011, and the results of their operations and cash flows for periods ended December 31, 2012, 2011 and 2010.

PNA is an operating, wholly-owned subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries: Equity One, Inc. and Banco Popular North America (“BPNA”), including BPNA’s wholly-owned subsidiaries Popular Equipment Finance, Inc., Popular Insurance Agency, U.S.A., and E-LOAN, Inc.

PIHC fully and unconditionally guarantees all registered debt securities issued by PNA.

Popular International Bank, Inc. (“PIBI”) is a wholly-owned subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries Popular Insurance V.I., Inc. and Tarjetas y Transacciones en Red Tranred, C.A. Effective January 1, 2012, PNA, which was a wholly-owned subsidiary of PIBI prior to that date, became a direct wholly-owned subsidiary of PIHC after an internal reorganization. Since the internal reorganization, PIBI is no longer a bank holding company and is no longer a potential issuer of the Corporation’s debt securities. PIBI has no outstanding registered debt securities that would also be guaranteed by PIHC.
A potential source of income for PIHC consists of dividends from BPPR and BPNA. Under existing federal banking regulations any dividend from BPPR or BPNA to the PIHC could be made if the total of all dividends declared by each entity during the calendar year would not exceed the total of its net income for that year, as defined by the Federal Reserve Board, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. Under this test, at December 31, 2012, BPPR could have declared a dividend of approximately $404 million (December 31, 2011 - $243 million). However, on July 25, 2011, PIHC and BPPR entered into a Memorandum of Understanding with the Federal Reserve Bank of New York and the Office of the Commissioner of Financial Institutions of Puerto Rico that requires the approval of these entities prior to the payment of any dividends by BPPR to PIHC. BPNA could not declare any dividends without the approval of the Federal Reserve Board.

Condensed Consolidating Statement of Financial Condition

	At December 31, 2012

(In thousands)	Popular Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Assets:

Cash and due from banks	$1,103	$624	$439,552	$(1,916)	$439,363

Money market investments	18,574	867	1,067,006	(867)	1,085,580

Trading account securities, at fair value	1,259	-	313,266	-	314,525

Investment securities available-for-sale, at fair value	42,383	-	5,058,786	(16,968)	5,084,201

Investment securities held-to-maturity, at amortized cost	185,000	-	142,817	(185,000)	142,817

Other investment securities, at lower of cost or realizable value	10,850	4,492	170,101	-	185,443

Investment in subsidiaries	4,285,957	1,653,636	-	(5,939,593)	-

Loans held-for-sale, at lower of cost or fair value	-	-	354,468	-	354,468

Loans held-in-portfolio:

Loans not covered under loss sharing agreements with the FDIC	286,080	-	21,050,205	(256,280)	21,080,005

Loans covered under loss sharing agreements with the FDIC	-	-	3,755,972	-	3,755,972

Less - Unearned income	-	-	96,813	-	96,813

Allowance for loan losses	241	-	730,366	-	730,607

Total loans held-in-portfolio, net	285,839	-	23,978,998	(256,280)	24,008,557

FDIC loss share asset	-	-	1,399,098	-	1,399,098

Premises and equipment, net	2,495	115	533,183	-	535,793

Other real estate not covered under loss sharing agreements with the FDIC	-	-	266,844	-	266,844

Other real estate covered under loss sharing agreements with the FDIC	-	-	139,058	-	139,058

Accrued income receivable	1,675	112	124,266	(325)	125,728

Mortgage servicing assets, at fair value	-	-	154,430	-	154,430

Other assets	112,775	12,614	1,457,852	(13,663)	1,569,578

Goodwill	-	-	647,757	-	647,757

Other intangible assets	554	-	53,741	-	54,295

Total assets	$4,948,464	$1,672,460	$36,301,223	$(6,414,612)	$36,507,535

Liabilities and Stockholders’ Equity

Liabilities:

Deposits:

Non-interest bearing	$-	$-	$$5,796,992	$($2,363)	$5,794,629

Interest bearing	-	-	21,216,085	(10,101)	21,205,984

Total deposits	-	-	27,013,077	(12,464)	27,000,613

Assets sold under agreements to repurchase	-	-	2,016,752	-	2,016,752

Other short-term borrowings	-	-	866,500	(230,300)	636,200

Notes payable	790,282	385,609	601,830	-	1,777,721

Subordinated notes	-	-	185,000	(185,000)	-

Other liabilities	48,182	42,120	923,138	(47,191)	966,249

Total liabilities	838,464	427,729	31,606,297	(474,955)	32,397,535

Stockholders’ equity:

Preferred stock	50,160	-	-	-	50,160

Common stock	1,032	2	55,628	(55,630)	1,032

Surplus	4,141,767	4,206,708	5,859,926	(10,058,107)	4,150,294

Retained earnings (accumulated deficit)	20,353	(3,012,365)	(1,114,802)	4,118,640	11,826

Treasury stock, at cost	(444)	-	-	-	(444)

Accumulated other comprehensive (loss) income, net of tax	(102,868)	50,386	(105,826)	55,440	(102,868)

Total stockholders’ equity	4,110,000	1,244,731	4,694,926	(5,939,657)	4,110,000

Total liabilities and stockholders’ equity	$4,948,464	$1,672,460	$36,301,223	$(6,414,612)	$36,507,535

Condensed Consolidating Statement of Financial Condition

	At December 31, 2011

(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Assets:

Cash and due from banks	$6,365	$932	$534,796	$(6,811)	$535,282

Money market investments	42,239	552	1,357,996	(24,613)	1,376,174

Trading account securities, at fair value	-	-	436,331	-	436,331

Investment securities available-for-sale, at fair value	35,700	-	4,991,760	(17,637)	5,009,823

Investment securities held-to-maturity, at amortized cost	185,000	-	125,383	(185,000)	125,383

Other investment securities, at lower of cost or realizable value	10,850	4,492	164,538	-	179,880

Investment in subsidiaries	3,987,287	1,627,313	-	(5,614,600)	-

Loans held-for-sale, at lower of cost or fair value	-	-	363,093	-	363,093

Loans held-in-portfolio:

Loans not covered under loss sharing agreements with the FDIC	249,615	-	20,673,552	(219,975)	20,703,192

Loans covered under loss sharing agreements with the FDIC	-	-	4,348,703	-	4,348,703

Less - Unearned income	-	-	100,596	-	100,596

Allowance for loan losses	8	-	815,300	-	815,308

Total loans held-in-portfolio, net	249,607	-	24,106,359	(219,975)	24,135,991

FDIC loss share asset	-	-	1,915,128	-	1,915,128

Premises and equipment, net	2,533	118	535,835	-	538,486

Other real estate not covered under loss sharing agreements with the FDIC	-	-	172,497	-	172,497

Other real estate covered under loss sharing agreements with the FDIC	-	-	109,135	-	109,135

Accrued income receivable	1,512	113	123,859	(275)	125,209

Mortgage servicing assets, at fair value	-	-	151,323	-	151,323

Other assets	217,877	13,222	1,261,324	(30,030)	1,462,393

Goodwill	-	-	648,350	-	648,350

Other intangible assets	554	-	63,400	-	63,954

Total assets	$4,739,524	$1,646,742	$37,061,107	$(6,098,941)	$37,348,432

Liabilities and Stockholders’ Equity

Liabilities:

Deposits:

Non-interest bearing	$-	$-	$5,688,643	$(33,169)	$5,655,474

Interest bearing	-	-	22,287,448	(795)	22,286,653

Total deposits	-	-	27,976,091	(33,964)	27,942,127

Assets sold under agreements to repurchase	-	-	2,165,157	(24,060)	2,141,097

Other short-term borrowings	-	30,500	459,600	(193,900)	296,200

Notes payable	760,849	427,297	668,226	-	1,856,372

Subordinated notes	-	-	185,000	(185,000)	-

Other liabilities	59,922	42,269	1,138,702	(47,010)	1,193,883

Total liabilities	820,771	500,066	32,592,776	(483,934)	33,429,679

Stockholders’ equity:

Preferred stock	50,160	-	-	-	50,160

Common stock	1,026	2	55,627	(55,629)	1,026

Surplus	4,115,371	4,103,208	5,859,773	(9,954,454)	4,123,898

Accumulated deficit	(204,199)	(3,013,481)	(1,403,925)	4,408,879	(212,726)

Treasury stock, at cost	(1,057)	-	-	-	(1,057)

Accumulated other comprehensive (loss) income, net of tax	(42,548)	56,947	(43,144)	(13,803)	(42,548)

Total stockholders’ equity	3,918,753	1,146,676	4,468,331	(5,615,007)	3,918,753

Total liabilities and stockholders’ equity	$4,739,524	$1,646,742	$37,061,107	$(6,098,941)	$37,348,432

Condensed Consolidating Statement of Operations

	Year ended December 31, 2012

(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Interest and Dividend Income:

Dividend income from subsidiaries	$5,000	$-	$-	$(5,000)	$-

Loans	6,733	-	1,556,677	(5,013)	1,558,397

Money market investments	14	25	3,707	(43)	3,703

Investment securities	16,291	322	163,179	(13,011)	166,781

Trading account securities	-	-	22,824	-	22,824

Total interest and dividend income	28,038	347	1,746,387	(23,067)	1,751,705

Interest Expense:

Deposits	-	-	184,241	(152)	184,089

Short-term borrowings	6	151	50,058	(3,410)	46,805

Long-term debt	95,892	32,183	31,765	(11,648)	148,192

Total interest expense	95,898	32,334	266,064	(15,210)	379,086

Net interest (expense) income	(67,860)	(31,987)	1,480,323	(7,857)	1,372,619

Provision for loan losses- non-covered loans	404	-	333,698	-	334,102

Provision for loan losses- covered loans	-	-	74,839	-	74,839

Net interest (expense) income after provision for loan losses	(68,264)	(31,987)	1,071,786	(7,857)	963,678

Service charges on deposit accounts	-	-	183,026	-	183,026

Other service fees	-	-	271,859	(15,314)	256,545

Net loss on sale and valuation adjustments of investment securities	-	-	(1,707)	-	(1,707)

Trading account profit (loss)	214	-	(17,896)	-	(17,682)

Net gain on sale of loans, including valuation adjustments on loans held-for-sale	-	-	48,765	-	48,765

Adjustments (expense) to indemnity reserves on loans sold	-	-	(21,198)	-	(21,198)

FDIC loss share expense	-	-	(56,211)	-	(56,211)

Other operating income	41,966	707	85,580	(53,449)	74,804

Total non-interest income	42,180	707	492,218	(68,763)	466,342

Operating Expenses:

Personnel costs	29,779	-	435,923	-	465,702

Net occupancy expenses	3,434	3	93,822	3,193	100,452

Equipment expenses	3,831	-	41,459	-	45,290

Other taxes	2,209	-	47,911	-	50,120

Professional fees	11,042	42	273,997	(73,191)	211,890

Communications	464	-	26,370	-	26,834

Business promotion	1,823	-	59,753	-	61,576

FDIC deposit insurance	-	-	85,697	-	85,697

Loss on early extinguishment of debt	-	-	25,196	-	25,196

Other real estate owned (OREO) expenses	-	-	23,520	-	23,520

Other operating expenses	(50,877)	441	157,242	(2,007)	104,799

Amortization of intangibles	-	-	10,072	-	10,072

Total operating expenses	1,705	486	1,280,962	(72,005)	1,211,148

(Loss) income before income tax and equity in earnings of subsidiaries	(27,789)	(31,766)	283,042	(4,615)	218,872

Income tax expense (benefit)	1,702	-	(28,147)	42	(26,403)

(Loss) income before equity in earnings of subsidiaries	(29,491)	(31,766)	311,189	(4,657)	245,275

Equity in undistributed earnings of subsidiaries	274,766	32,883	-	(307,649)	-

Net Income	$245,275	$1,117	$311,189	$(312,306)	$245,275

Comprehensive income (loss), net of tax	$184,955	$(5,444)	$248,507	$(243,063)	$184,955

Condensed Consolidating Statement of Operations

	Year ended December 31, 2011

(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Interest and Dividend Income:

Dividend income from subsidiaries	$20,000	$-	$-	$(20,000)	$-

Loans	8,913	-	1,692,065	(6,621)	1,694,357

Money market investments	8	4	3,646	(62)	3,596

Investment securities	16,224	322	200,279	(12,884)	203,941

Trading account securities	-	-	35,607	-	35,607

Total interest income	45,145	326	1,931,597	(39,567)	1,937,501

Interest Expense:

Deposits	-	-	269,798	(311)	269,487

Short-term borrowings	50	883	59,230	(4,905)	55,258

Long-term debt	94,565	31,438	66,409	(11,648)	180,764

Total interest expense	94,615	32,321	395,437	(16,864)	505,509

Net interest (expense) income	(49,470)	(31,995)	1,536,160	(22,703)	1,431,992

Provision for loan losses- non-covered loans	-	-	430,085	-	430,085

Provision for loan losses- covered loans	-	-	145,635	-	145,635

Net interest (expense) income after provision for loan losses	(49,470)	(31,995)	960,440	(22,703)	856,272

Service charges on deposit accounts	-	-	184,940	-	184,940

Other service fees	-	-	255,668	(15,948)	239,720

Net gain on sale and valuation adjustments of investment securities	-	-	10,844	-	10,844

Trading account profit	-	-	5,897	-	5,897

Net gain on sale of loans, including valuation adjustments on loans held-for-sale	-	-	30,891	-	30,891

Adjustments (expense) to indemnity reserves on loans sold	-	-	(33,068)	-	(33,068)

FDIC loss share income	-	-	66,791	-	66,791

Fair value change in equity appreciation instrument	-	-	8,323	-	8,323

Other operating income (loss)	23,145	(499)	75,065	(51,772)	45,939

Total non-interest income (loss)	23,145	(499)	605,351	(67,720)	560,277

Operating Expenses:

Personnel costs	28,524	-	424,846	-	453,370

Net occupancy expenses	3,396	3	95,459	3,461	102,319

Equipment expenses	3,210	-	40,630	-	43,840

Other taxes	2,269	-	49,616	-	51,885

Professional fees	10,820	11	256,994	(72,883)	194,942

Communications	421	10	26,684	-	27,115

Business promotion	1,894	-	53,173	-	55,067

FDIC deposit insurance	-	-	93,728	-	93,728

Loss on early extinguishment of debt	8,000	-	693	-	8,693

Other real estate owned (OREO) expenses	-	-	21,778	-	21,778

Other operating expenses	(49,468)	443	139,209	(2,278)	87,906

Amortization of intangibles	-	-	9,654	-	9,654

Total operating expenses	9,066	467	1,212,464	(71,700)	1,150,297

(Loss) income before income tax and equity in earnings of subsidiaries	(35,391)	(32,961)	353,327	(18,723)	266,252

Income tax expense (benefit)	2,786	(955)	112,588	508	114,927

(Loss) income before equity in earnings of subsidiaries	(38,177)	(32,006)	240,739	(19,231)	151,325

Equity in undistributed earnings of subsidiaries	189,502	19,206	-	(208,708)	-

Net Income (Loss)	$151,325	$(12,800)	$240,739	$(227,939)	$151,325

Comprehensive income, net of tax	$114,738	$18,812	$203,779	$(222,591)	$114,738

Condensed Consolidating Statement of Operations

	Year ended December 31, 2010

(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Interest and Dividend Income:

Dividend income from subsidiaries	$168,100	$-	$-	$(168,100)	$-

Loans	7,627	-	1,675,477	(6,370)	1,676,734

Money market investments	55	2	5,383	(56)	5,384

Investment securities	23,579	322	235,552	(21,243)	238,210

Trading account securities	-	-	27,918	-	27,918

Total interest and dividend income	199,361	324	1,944,330	(195,769)	1,948,246

Interest Expense:

Deposits	-	-	350,928	(47)	350,881

Short-term borrowings	46	510	65,550	(5,828)	60,278

Long-term debt	111,763	30,586	121,309	(21,436)	242,222

Total interest expense	111,809	31,096	537,787	(27,311)	653,381

Net interest income (expense)	87,552	(30,772)	1,406,543	(168,458)	1,294,865

Provision for loan losses- non-covered loans	-	-	1,011,880	-	1,011,880

Net interest income (expense) after provision for loan losses	87,552	(30,772)	394,663	(168,458)	282,985

Service charges on deposit accounts	-	-	195,803	-	195,803

Other service fees	-	-	382,350	(4,846)	377,504

Net gain on sale and valuation adjustments of investment securities	-	-	3,992	-	3,992

Trading account profit	-	-	16,404	-	16,404

Net gain on sale of loans, including valuation adjustments on loans held-for-sale	-	-	15,874	-	15,874

Adjustments (expense) to indemnity reserves on loans sold	-	-	(72,013)	-	(72,013)

FDIC loss share expense	-	-	(25,751)	-	(25,751)

Fair value change in equity appreciation instrument	-	-	42,555	-	42,555

Gain on sale of processing and technology business	640,802	-	-	-	640,802

Other operating income (loss)	3,282	(3,980)	112,353	(18,632)	93,023

Total non-interest income (loss)	644,084	(3,980)	671,567	(23,478)	1,288,193

Operating Expenses:

Personnel costs	22,575	-	492,022	(399)	514,198

Net occupancy expenses	2,941	3	112,274	985	116,203

Equipment expenses	2,887	-	82,964	-	85,851

Other taxes	1,816	-	48,792	-	50,608

Professional fees	31,590	11	154,369	(19,865)	166,105

Communications	481	14	38,410	-	38,905

Business promotion	1,275	-	45,396	-	46,671

FDIC deposit insurance	-	-	67,644	-	67,644

Loss on early extinguishment of debt	15,750	-	23,037	-	38,787

Other real estate owned (OREO) expenses	19	-	46,770	-	46,789

Other operating expenses	(27,661)	432	173,591	(1,749)	144,613

Amortization of intangibles	-	-	9,173	-	9,173

Total operating expenses	51,673	460	1,294,442	(21,028)	1,325,547

Income (loss) before income tax and equity in losses of subsidiaries	679,963	(35,212)	(228,212)	(170,908)	245,631

Income tax expense (benefit)	80,444	(296)	28,344	(262)	108,230

Income (loss) before equity in losses of subsidiaries	599,519	(34,916)	(256,556)	(170,646)	137,401

Equity in undistributed losses of subsidiaries	(462,118)	(338,246)	-	800,364	-

Net Income (Loss)	$137,401	$(373,162)	$(256,556)	$629,718	$137,401

Comprehensive income (loss), net of tax	$160,649	$(357,611)	$(233,531)	$(591,142)	$160,649

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2012

(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Cash flows from operating activities:

Net income	$245,275	$1,117	$311,189	$(312,306)	$245,275

Adjustments to reconcile net income to net cash (used in) provided by operating activities:

Equity in undistributed earnings of subsidiaries	(274,766)	(32,883)	-	307,649	-
Provision for loan losses	404	-	408,537	-	408,941
Amortization of intangibles	-	-	10,072	-	10,072
Depreciation and amortization of premises and equipment	653	3	46,080	-	46,736
Net accretion of discounts and amortization of premiums and deferred fees	29,058	112	(66,582)	(487)	(37,899)
Fair value adjustments on mortgage servicing rights	-	-	17,406	-	17,406

FDIC loss share expense	-	-	56,211	-	56,211
Amortization of prepaid FDIC assessment	-	-	32,778	-	32,778
Adjustments (expense) to indemnity reserves on loans sold	-	-	21,198	-	21,198
Earnings from investments under the equity method	(40,505)	(706)	(32,267)	-	(73,478)
Deferred income tax benefit	(14,109)	-	(121,424)	42	(135,491)
Loss (gain) on:
Disposition of premises and equipment	2	-	(8,621)	-	(8,619)
Sale and valuation adjustments of investment securities	-	-	1,707	-	1,707
Sale of loans, including valuation adjustments on loans held for sale	-	-	(48,765)	-	(48,765)
Sale of other assets	-	-	(2,545)	-	(2,545)
Acquisitions of loans held-for-sale	-	-	(417,108)	-	(417,108)
Proceeds from sale of loans held-for-sale	-	-	325,014	-	325,014
Net disbursements on loans held-for-sale	-	-	(1,233,240)	-	(1,233,240)
Net (increase) decrease in:
Trading securities	(1,259)	-	1,389,169	-	1,387,910
Accrued income receivable	(163)	-	(405)	49	(519)
Other assets	8,859	313	(16,483)	(16,590)	(23,901)
Net increase (decrease) in:
Interest payable	-	(126)	(9,091)	53	(9,164)
Pension and other postretirement benefits obligations	-	-	(40,241)	-	(40,241)
Other liabilities	2,581	(25)	(473)	(235)	1,848

Total adjustments	(289,245)	(33,312)	310,927	290,481	278,851

Net cash (used in) provided by operating activities	(43,970)	(32,195)	622,116	(21,825)	524,126

Cash flows from investing activities:
Net decrease (increase) in money market investments	23,665	(315)	290,990	(23,746)	290,594
Purchases of investment securities:
Available-for-sale	-	-	(1,843,922)	-	(1,843,922)
Held-to-maturity	-	-	(25,792)	-	(25,792)
Other	-	-	(212,419)	-	(212,419)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	-	-	1,636,723	-	1,636,723
Held-to-maturity	-	-	9,751	-	9,751
Other	-	-	206,856	-	206,856
Proceeds from sale of investment securities:
Available for sale	-	-	52,058	-	52,058
Net (disbursements) repayments on loans	(36,262)	-	628,963	36,305	629,006
Proceeds from sale of loans	-	-	68,396	-	68,396
Acquisition of loan portfolios	-	-	(1,357,628)	-	(1,357,628)
Payments received from FDIC under loss sharing agreements	-	-	462,016	-	462,016
Return of capital from equity method investments	150,194	1,002	-	-	151,196
Capital contribution to subsidiary	(103,500)	-	-	103,500	-
Mortgage servicing rights purchased	-	-	(2,231)	-	(2,231)
Acquisition of premises and equipment	(691)	-	(54,208)	-	(54,899)
Proceeds from sale of:
Premises and equipment	73	-	19,768	-	19,841
Other productive assets	-	-	1,026	-	1,026
Foreclosed assets	-	-	206,070	-	206,070

Net cash provided by investing activities	33,479	687	86,417	116,059	236,642

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	-	-	(991,097)	21,501	(969,596)
Federal funds purchased and assets sold under agreements to repurchase	-	-	(148,405)	24,060	(124,345)
Other short-term borrowings	-	(30,500)	406,900	(36,400)	340,000
Payments of notes payable	-	(41,800)	(173,098)	-	(214,898)
Proceeds from issuance of notes payable	-	-	106,923	-	106,923
Proceeds from issuance of common stock	9,402	-	-	-	9,402
Dividends paid to parent company	-	-	(5,000)	5,000	-
Dividends paid	(3,723)	-	-	-	(3,723)
Treasury stock acquired	(450)	-	-	-	(450)
Capital contribution from parent	-	103,500	-	(103,500)	-

Net cash provided by (used in) financing activities	5,229	31,200	(803,777)	(89,339)	(856,687)

Net decrease in cash and due from banks	(5,262)	(308)	(95,244)	4,895	(95,919)
Cash and due from banks at beginning of period	6,365	932	534,796	(6,811)	535,282

Cash and due from banks at end of period	$1,103	$624	$439,552	$(1,916)	$439,363

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2011

(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Cash flows from operating activities:

Net income (loss)	$151,325	$(12,800)	$240,739	$(227,939)	$151,325

Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:

Equity in undistributed earnings of subsidiaries	(189,502)	(19,206)	-	208,708	-
Provision for loan losses	-	-	575,720	-	575,720
Amortization of intangibles	-	-	9,654	-	9,654
Depreciation and amortization of premises and equipment	750	3	45,693	-	46,446
Net accretion of discounts and amortization of premiums and deferred fees	25,042	176	(137,614)	(650)	(113,046)

Impairment losses on net assets to be disposed of	-	-	4,255	-	4,255

Fair value adjustments on mortgage servicing rights	-	-	37,061	-	37,061

Fair value change in equity appreciation instrument	-	-	(8,323)	-	(8,323)

FDIC loss share income	-	-	(66,791)	-	(66,791)
Amortization of prepaid FDIC assessment	-	-	93,728	-	93,728
Adjustments (expense) to indemnity reserves on loans sold	-	-	33,068	-	33,068
(Earnings) losses from investments under the equity method	(14,186)	500	(20,083)	-	(33,769)
Deferred income tax expense (benefit)	13,965	(932)	(7,679)	508	5,862
Loss (gain) on:
Disposition of premises and equipment	7	-	(5,533)	-	(5,526)
Sale and valuation adjustments of investment securities	-	-	(10,844)	-	(10,844)
Sale of loans, including valuation adjustments on loans held for sale	-	-	(30,891)	-	(30,891)
Sale of equity method investments	(5,493)	-	(11,414)	-	(16,907)
Acquisitions of loans held-for-sale	-	-	(346,004)	-	(346,004)
Proceeds from sale of loans held-for-sale	-	-	165,335	-	165,335
Net disbursements on loans held-for-sale	-	-	(793,094)	-	(793,094)
Net (increase) decrease in:
Trading securities	-	-	1,143,029	-	1,143,029
Accrued income receivable	(2)	-	25,240	211	25,449
Other assets	6,808	2,316	6,085	7,120	22,329
Net increase (decrease) in:
Interest payable	(3,467)	(56)	(8,949)	1	(12,471)
Pension and other postretirement benefits obligations	-	-	(111,288)	-	(111,288)
Other liabilities	(84,434)	(2,354)	(2,901)	2,055	(87,634)

Total adjustments	(250,512)	(19,553)	577,460	217,953	525,348

Net cash (used in) provided by operating activities	(99,187)	(32,353)	818,199	(9,986)	676,673

Cash flows from investing activities:
Net increase in money market investments	(42,237)	(291)	(378,703)	24,352	(396,879)
Purchases of investment securities:
Available-for-sale	-	-	(1,357,080)	-	(1,357,080)
Held-to-maturity	(37,093)	-	(37,445)	-	(74,538)
Other	-	-	(172,775)	-	(172,775)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	-	-	1,360,386	-	1,360,386
Held-to-maturity	62,980	-	4,256	-	67,236
Other	-	-	154,114	-	154,114
Proceeds from sale of investment securities:
Available for sale	-	-	262,443	-	262,443
Other	-	-	5,094	-	5,094
Net repayments on loans	226,415	-	1,130,350	(220,707)	1,136,058
Proceeds from sale of loans	-	-	293,109	-	293,109
Acquisition of loan portfolios	-	-	(1,131,388)	-	(1,131,388)
Payments received from FDIC under loss sharing agreements	-	-	561,111	-	561,111
Cash paid related to business acquisitions	-	-	(855)	-	(855)
Net proceeds from sale of equity method investments	(10,690)	-	42,193	-	31,503
Capital contribution to subsidiary	-	-	(37,000)	37,000	-
Mortgage servicing rights purchased	-	-	(1,732)	-	(1,732)
Acquisition of premises and equipment	(594)	-	(49,449)	-	(50,043)
Proceeds from sale of:
Premises and equipment	135	-	14,804	-	14,939
Foreclosed assets	-	-	198,490	-	198,490

Net cash provided by (used in) investing activities	198,916	(291)	859,923	(159,355)	899,193

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	-	-	1,192,089	(12,146)	1,179,943
Federal funds purchased and assets sold under agreements to repurchase	-	-	(247,393)	(24,060)	(271,453)
Other short-term borrowings	-	(2,000)	(284,322)	218,300	(68,022)
Payments of notes payable	(100,000)	(3,000)	(2,666,477)	-	(2,769,477)
Proceeds from issuance of notes payable	-	-	432,568	-	432,568
Proceeds from issuance of common stock	7,690	-	-	-	7,690
Dividends paid to parent company	-	-	(20,000)	20,000	-
Dividends paid	(3,723)	-	-	-	(3,723)
Treasury stock acquired	(483)	-	-	-	(483)
Return of capital	1,514	-	(1,514)	-	-
Capital contribution from parent	-	37,000	-	(37,000)	-

Net cash (used in) provided by financing activities	(95,002)	32,000	(1,595,049)	165,094	(1,492,957)

Net increase (decrease) in cash and due from banks	4,727	(644)	83,073	(4,247)	82,909
Cash and due from banks at beginning of period	1,638	1,576	451,723	(2,564)	452,373

Cash and due from banks at end of period	$6,365	$932	$534,796	$(6,811)	$535,282

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2010

(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Cash flows from operating activities:

Net income (loss)	$137,401	$(373,162)	$(256,556)	$629,718	$137,401

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Equity in undistributed losses of subsidiaries	462,118	338,246	-	(800,364)	-
Provision for loan losses	-	-	1,011,880	-	1,011,880
Amortization of intangibles	-	-	9,173	-	9,173
Depreciation and amortization of premises and equipment	785	3	58,073	-	58,861
Net accretion of discounts and amortization of premiums and deferred fees	21,282	275	(275,786)	(650)	(254,879)

Fair value adjustments of mortgage servicing rights	-	-	22,859	-	22,859

Fair value change in equity appreciation instrument	-	-	(42,555)	-	(42,555)

FDIC loss share expense	-	-	25,751	-	25,751
Amortization of prepaid FDIC assessment	-	-	67,644	-	67,644
Adjustments (expense) to indemnity reserves on loans sold	-	-	72,013	-	72,013
(Earnings) losses from investments under the equity method	(3,402)	3,981	(24,161)	-	(23,582)
Deferred income tax expense (benefit)	8,831	-	(23,392)	2,434	(12,127)
Loss (gain) on:
Disposition of premises and equipment	2	-	(1,814)	-	(1,812)
Sale and valuation adjustment of investment securities	-	-	(3,992)	-	(3,992)
Sale of loans, including valuation adjustments on loans held for sale	-	-	(15,874)	-	(15,874)
Sale of processing and technology business, net of transaction costs	(616,186)	-	-	-	(616,186)
Acquisitions of loans held-for-sale	-	-	(307,629)	-	(307,629)
Proceeds from sale of loans held-for-sale	-	-	81,370	-	81,370
Net disbursements on loans held-for-sale	-	-	(735,095)	-	(735,095)
Net (increase) decrease in:
Trading securities	-	-	721,398	-	721,398
Accrued income receivable	(1,390)	20	12,614	71	11,315
Other assets	7,866	2,077	30,469	(30,252)	10,160
Net increase (decrease) in:
Interest payable	(528)	81	(29,071)	(44)	(29,562)
Pension and other postretirement benefits obligations	-	-	(11,060)	-	(11,060)
Other liabilities	42,578	1,540	(59,220)	2,789	(12,313)

Total adjustments	(78,044)	346,223	583,595	(826,016)	25,758

Net cash provided by (used in) operating activities	59,357	(26,939)	327,039	(196,298)	163,159

Cash flows from investing activities:
Net decrease (increase) in money market investments	49	(23)	119,692	23	119,741
Purchases of investment securities:
Available-for-sale	(35,000)	-	(746,192)	17,150	(764,042)
Held-to-maturity	(52,796)	-	(44,392)	-	(97,188)
Other	-	-	(64,591)	-	(64,591)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	-	-	1,865,879	-	1,865,879
Held-to-maturity	297,747	-	135,382	(245,000)	188,129
Other	-	-	123,836	-	123,836
Proceeds from sale of investment securities:
Available for sale	-	-	397,086	-	397,086
Net (disbursements) repayments on loans	(366,450)	-	1,592,070	313,626	1,539,246
Proceeds from sale of loans	-	-	34,011	-	34,011
Acquisition of loan portfolios	-	-	(256,406)	-	(256,406)
Cash received from business acquisitions	-	-	261,311	-	261,311
Net proceeds from sale of processing and technology business	617,976	-	24,346	-	642,322
Capital contribution to subsidiary	(1,345,000)	(745,000)	(745,000)	2,835,000	-
Mortgage servicing rights purchased	-	-	(1,041)	-	(1,041)
Acquisition of premises and equipment	(890)	-	(65,965)	-	(66,855)
Proceeds from sale of:
Premises and equipment	183	-	14,277	-	14,460
Foreclosed assets	74	-	141,162	-	141,236

Net cash (used in) provided by investing activities	(884,107)	(745,023)	2,785,465	2,920,799	4,077,134

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	-	-	(1,590,435)	36,949	(1,553,486)
Federal funds purchased and assets sold under agreements to repurchase	-	-	(163,840)	(56,400)	(220,240)
Other short-term borrowings	(24,225)	31,800	636,696	(287,375)	356,896
Payments of notes payable	(250,000)	(4,000)	(4,253,578)	247,000	(4,260,578)
Proceeds from issuance of notes payable	-	-	110,870	231	111,101
Proceeds from issuance of common stock	153	-	-	-	153
Net proceeds from issuance of depository shares	1,100,155	-	-	1,618	1,101,773
Dividends paid to parent company	-	-	(168,100)	168,100	-
Dividends paid	(310)	-	-	-	(310)
Treasury stock acquired	(559)	-	-	-	(559)
Capital contribution from parent	-	745,000	2,090,000	(2,835,000)	-

Net cash provided by (used in) financing activities	825,214	772,800	(3,338,387)	(2,724,877)	(4,465,250)

Net increase (decrease) in cash and due from banks	464	838	(225,883)	(376)	(224,957)
Cash and due from banks at beginning of period	1,174	738	677,606	(2,188)	677,330

Cash and due from banks at end of period	$1,638	$1,576	$451,723	$(2,564)	$452,373