Form 10-K, Exhibit 13
period 2013-12-31
POPULAR INC
filed 2014-02-28
CIK 763901

Exhibit 13.1

POPULAR®

CONTENTS/ÍNDICE 1 Popular, Inc. Year in Review 3 Fast Facts 5 Our Values 6 Puerto Rico In the Face of Change 8 Key Drivers Behind Solid Performance 9 Succeeding in a Challenging Regulatory Environment 10 A Transformative 2013 Supported By A Robust Infrastructure 11 Popular, Inc. Management 12 25-Year Historical Financial Summary 14 Our Creed/Our People 15 Popular, Inc. – Resumen del Año 17 Cifras a la Mano 19 Nuestros Valores 20 Puerto Rico de Cara al Cambio 22 Impulsores Claves de un Desempeño Sólido 23 Teniendo Éxito en un Ambiente Legal y Regulatorio Desafiante 24 Un 2013 Transformador Apoyado por una Infraestructura Robusta 25 Popular, Inc. Gerencia 26 Resumen Financiero Histórico – 25 Años 28 Nuestro Credo/Nuestra Gente Popular, Inc. (NASDAQ:BPOP) is a full-service, financial provider based in Puerto Rico with operations in Puerto Rico and the United States. In Puerto Rico, Popular is the leading banking institution by both assets and deposits and ranks among the largest 40 banks in the U.S. by assets. With 180 branches in Puerto Rico and the Virgin Islands, Popular offers retail and commercial banking services, as well as auto and equipment leasing and financing, mortgage loans, insurance, investment banking and broker-dealer services. In the United States, Popular has established a community-banking franchise, doing business as Popular Community Bank, providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California. Popular, Inc. (NASDAQ: BPOP) es un proveedor financiero de servicio completo con sede en Puerto Rico y operaciones en Puerto Rico y los Estados Unidos. En Puerto Rico es la institución bancaria líder tanto en activos como en depósitos y se encuentra entre los 40 bancos más grandes de Estados Unidos por total de activos. Con 180 sucursales en Puerto Rico y las Islas Vírgenes, Popular ofrece servicios bancarios a individuos y comercios, así como arrendamiento y financiamiento de autos y equipo, préstamos hipotecarios, seguros, banca de inversión y transacciones de corredores de valores. En los Estados Unidos, Popular ha establecido una franquicia bancaria de base comunitaria, que opera bajo el nombre de Popular Community Bank y provee una amplia gama de servicios y productos financieros, con sucursales en Nueva York, Nueva Jersey, Illinois, Florida y California.

POPULAR, INC. 2 01 3 A n n u a l R e p o r t Popular, Inc. Year In Review POPULAR, INC. 2 01 3 A n n u a l R e p o r t RICHARD L. CARRIÓN Chairman, President and Chief Executive Officer I am pleased to report that Popular generated strong financial results in 2013. Our financial performance was driven by robust revenues and improving credit trends, which helped offset the impact of low demand stemming from continued economic weakness in Puerto Rico, our main market. We made considerable progress in our primary areas of focus: credit quality, business growth, our U.S. operation, and efficiency and organizational excellence. CREDIT QUALITY Credit quality has been a particular area of intense focus for all financial institutions since the financial crisis of 2008, and we are no different. I am pleased by the steady progress we have made in recent years in improving our credit metrics. But 2013 was truly a turnaround year. • Non-performing assets declined dramatically, from $2 billion or 5.5 percent of assets in 2012 to $932 million or 2.6 percent of assets by the end of 2013. • This improvement was the result of a combination of strategies. During the year, we completed two bulk sales involving approximately $944 million in non-performing assets which included commercial, construction and mortgage loans as well as commercial and residential other real estate owned. In addition, our credit administration groups continued working diligently on our loss mitigation efforts and loan resolutions and restructurings. • Other encouraging results include significant reductions in net charge-offs, excluding the impact of the bulk sales, and a substantial decline in non-performing loan inflows when compared to 2012. Despite the continued weakness of the Puerto Rico economy, we have not seen significant signs of stress in our loan portfolio in Puerto Rico. We remain cautious, but are encouraged by ongoing stability in our credit quality indicators. Expanded Insights We have redesigned our annual report to provide you additional outlooks and insights into our operations and markets. In their own words, the managers who lead some of the most vital areas of our Corporation walk you through the drivers behind our strategies to maximize long-term shareholder value. In addition to our annual shareholders letter that outlines key performance indicators, we have included a deeper look into our financial performance, as well as viewpoints about our main market in Puerto Rico, our risk-management blueprint and the increasingly challenging regulatory environment. BUSINESS GROWTH In 2013, we continued to identify potential areas where we could grow our business to offset the impact of the challenging economic environment. Despite market conditions in Puerto Rico, we continued strengthening our competitive position on the island, increasing our market share in most product categories and further distancing ourselves from other financial providers. • Our total loan book increased by 4 percent in 2013, driven mainly by an increase in mortgage balances. The growth of our 1

POPULAR, INC. 2 01 3 A n n u a l R e p o r t Popular, Inc. POPULAR STOCK PRICE CHANGE VS PEERS (2013) Percent 60 50 40 30 20 10 0 -10 12/12 1/13 2/13 3/13 4/13 5/13 6/13 7/13 8/13 9/13 10/13 11/13 12/13 BPOP PR PEER AVG. US PEER AVG. KBW INDEX In 2013, we continued to identify potential areas where we could grow our business to offset the impact of the challenging economic environment. Despite market conditions in Puerto Rico, we continued strengthening our competitive position on the island, increasing our market share in most product categories and further distancing ourselves from other financial providers. mortgage portfolio was the result of strong origination volume, supplemented with several portfolio acquisitions amounting to approximately $761 million. • Initiatives to grow our auto financing business also yielded very positive results, leading to a 13 percent increase in this portfolio. • The commercial loan portfolio increased by 3 percent, with higher activity in the corporate segment offsetting lower demand in the small and middle segments, which are more susceptible to weak economic conditions. Though we are not expecting an improvement in market conditions in Puerto Rico in the short term, we have proved that we can generate healthy revenues, even in trying times, and are uniquely poised to benefit from an eventual economic recovery. POPULAR COMMUNITY BANK Popular Community Bank (PCB) has made significant progress in recent years. • Financial results have improved substantially as a result of lower credit costs and effective expense management. • However, slow demand for commercial loans remains the biggest challenge. As a result, we launched a series of niche lending initiatives to generate additional loan volume. While these efforts are still in a development stage, we have observed encouraging results in several of them. In addition, we took advantage of several opportunities to acquire loan portfolios, adding approximately $411 million in mortgages to our loan book. We still have a long way to go with regards to PCB. But these improvements put PCB in a better position and grant us greater flexibility as we evaluate strategic alternatives for our U.S. operation. Fundamental Resources And Skills Of course, the successful execution of current and future business strategies at Popular depends on the quality of our organization’s 2

FAST FACTS 2 0 1 3 H I G H L I G H T S fundamental resources and skills, such as talent management, analytics, efficiency and customer service. We continue to make great strides in this important area. • We have revamped key talent management processes to ensure we attract, develop and retain the best talent available in our markets. • We are working to implement the necessary tools and enhance current Percent 6 5 4 3 2 1 0 NET INTEREST MARGIN (NON-FULLY TAXABLE EQUIVALENT) skills to raise our analytical capabilities in order to facilitate timely and 2008Y 2009Y 2010Y 2011Y 2012Y 2013Y well-informed decision-making. • We have expanded the scope of our efficiency and process redesign efforts POPULAR (consolidated) BANCO POPULAR PUERTO RICO US PEER MEDIAN1 based on the LEAN methodology, reaching more areas and training more employees to ensure the sustainability of the changes and the continuity of the program. • We continued the careful measurement of customer satisfaction levels to be able to identify those initiatives that are yielding positive results and adjust those that are not. Since the formal program was launched several years ago, we have observed an improvement Percent 9 8 7 6 5 4 3 2 1 0 NON-PERFORMING LOANS TO LOANS in customer satisfaction metrics. These areas are regularly reviewed at the highest management level and we are extremely pleased with the changes we are seeing across the organization. We are 2010 POPULAR 2011 PUERTO RICO PEER AVG.2 2012 US PEER AVG.1 2013 aware that the rapid pace of change requires constant monitoring and evolution to ensure that the organization is well-equipped to achieve current and future goals, and we are committed to dedicating the required attention and resources to that purpose. All of the efforts I have described have one objective in common: to continue growing and strengthening our organization for the Percent 25 20 15 10 5 0 5.0%4 KEY CAPITAL ADEQUACY METRICS 6.0%4 10.0%4 benefit of our shareholders. Our capital levels remain strong and above those of peer institutions. During 2013, we further bolstered our capital with the sale EXCESS CAPITAL 4 Tier 1 Common Tier 1 Capital Total Capital $2.3bn $3.1bn $2.4bn of a portion of our shares of EVERTEC, our former processing subsidiary. After-tax POPULAR - 2013 Source: SNL Financial for peer data US PEER MEDIAN1 - 2013 CCAR MEDIAN3 - 2013 gains generated in the initial public offering and two additional subsequent sales totaled $413 million. With a 14.9 percent stake, we 1 U.S. Peers include Comerica, Inc., Huntington Bancshares, Inc., Zions Bancorporation, First Niagara Financial Group, Inc., Synovus Financial Corporation, First Horizon National Corp., City National Corp., Associated Banc-Corp and First Citizens Bancshares Inc. ² P.R. Peers include Banco Bilbao Vizcaya Argentaria PR (BBVA PR was acquired by Oriental Financial Group in 2012), Banco Santander Puerto Rico, Doral Bank, FirstBank Puerto Rico, Oriental Bank & Trust and Scotiabank of Puerto Rico 3 CCAR banks include JPMorgan Chase, Bank of America, Citigroup, Wells Fargo, U.S. Bancorp, PNC, Capital One, BB&T, SunTrust, Fifth Third, Regions, and KeyCorp Minimum regulatory requirements for well-capitalized institutions and CCAR minimum under stress 3 POPULAR, INC. 2 01 3 A n n u a l R e p o r t

POPULAR, INC. 2 01 3 A n n u a l R e p o r t Popular, Inc. Year In Review If I have learned one thing in recent years, it is that our people, 8,000 strong, thrive in the most difficult of times and outdo themselves under challenging circumstances. remain a large shareholder of EVERTEC, which continues to be an important business partner and a source of income for Popular. Given our strong capital levels, there has been significant interest regarding the timing and structure of an eventual repayment of TARP funds. We are eager and ready to repay TARP. In October of 2013, we submitted a formal application to our regulators indicating our desire to repay and we remain in constant communication with them regarding this matter. While we cannot provide specific details on the repayment plan yet, let me reassure you that our objective is, and has always been, to repay these funds in a manner that is most beneficial for our shareholders. The upward trend in our stock price during 2012 continued in the early months of 2013, and the stock price had risen 65 percent by mid-August. However, the share price began to deteriorate as concerns with Puerto Rico’s fiscal and economic situation began to grow. Notwithstanding the decline in the second half of the year, BPOP closed 2013 at $28.73, an increase of 38 percent when compared with 2012. OUR ORGANIZATION As we announced in January of 2013, Jorge A. Junquera, who had served as our Chief Financial Officer (CFO) for 16 years, assumed the role of Vice-Chairman and Special Assistant to the CEO. Carlos J. Vázquez, who has held various important positions in our organization, succeeded Jorge as CFO. The transition was better than seamless, with both Jorge and Carlos growing into their new roles for the benefit of the organization. Our Board of Directors also received a significant inflow of talent and energy with the appointment of Joaquín E. Bacardí, III and John W. Diercksen. Mr. Bacardí is the President and Chief Executive Officer of Bacardi Corporation, a major producer and distributor of rum and other spirits. He brings extensive experience in the development and implementation of international marketing, sales and distribution strategies from more than 20 years of service at Bacardí. Mr. Diercksen was an Executive Vice President of Verizon Communications, Inc., responsible for key strategic initiatives related to the review and assessment of potential mergers, acquisitions and divestitures. Joaquín and John bring valuable skills and experience to Popular that will undoubtedly enrich our Board’s discussions and decisions. Popular has a first- rate Board of Directors and I consider it a privilege to have their guidance and support. I extend my most sincere gratitude to all of the Directors for their continued leadership. The year 2013 marked our 120th anniversary. Throughout 2013, we celebrated our history and reaffirmed our values, recognizing that they are at the core of everything we do. These values clearly spell out our commitment to our customers, our employees, our communities and our shareholders, as well as the principles that guide our behavior – innovation, integrity and excellence. In conclusion, we are proud of Popular’s achievements in 2013, but we are far from satisfied. The year 2014 brings its own set of challenges. The Puerto Rican economy has not recovered as we expected a year ago, and the island’s fiscal troubles will likely complicate matters going forward. Our operations in the U. S., while improving, are still not where we need them to be. Meanwhile, the regulatory environment and its requirements place increasing pressure on all financial institutions. Still, I am confident we are facing these challenges from a position of strength. Our revenue-generating capacity is formidable, thanks to our unique franchise in Puerto Rico. After a multi-year effort, credit quality is at or close to normalized levels. We continue to have a robust capital base, even as we seek to repay TARP. We are actively evaluating alternatives to improve the performance of our operations in the U.S. And we have buttressed those areas responsible for managing heightened regulatory requirements. If I have learned one thing in recent years, it is that our people, 8,000 strong, thrive in the most difficult of times and outdo themselves under challenging circumstances. We are aware of the headwinds we are facing, but we are also optimistic about the opportunities that lie ahead of us. We have clear objectives, the right team to pursue them and the determination to achieve them.I thank you for your continued support. Sincerely, RICHARD L. CARRIÓN CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER 4

POPULAR, INC. 2 01 3 A n n u a l R e p o r t Our Values Social Commitment We work hand-in-hand with our communities. We are committed to actively promote the social and economic well-being of our communities. Customer We develop life-long relationships. Our relationship with the customer takes precedence over any particular transaction. We add value to each interaction by offering high quality personalized service, and efficient and innovative solutions. Integrity We live up to the trust placed in us. We adhere to the strictest ethical and moral standards through our daily decisions and action. Excellence We strive to excel each day. We believe there is only one way to do things: doing them right the first time while exceeding expectations. Innovation We are a driving force for progress. We foster a constant search for innovative ideas and solutions in everything we do, thus enhancing our competitive advantage. Our People Performance We have the best talent. We are leaders and work together as a team in a caring and disciplined environment. We are fully committed to our shareholders. We aim to attain a high level of efficiency, both individually and as a team, to achieve superior and consistent financial results based on a long-term vision. 5

POPULAR, INC. 2 01 3 A n n u a l R e p o r t Puerto Rico In the Face of Change The inauguration of the former art-deco headquarters of Banco Popular de Puerto Rico on April 11, 1939 sent a strong message of local resilience near the end of The Great Depression, from which Puerto Rico recovered to transform its economy from agrarian to industrial. Today, the building in the historic Old San Juan hosts the Banco Popular Foundation, a full-fledged branch and an exhibition hall where it explores socioeconomic issues of Puerto Rico. RicHARd cARRión Chairman, President and Chief Executive OfficerPUeRto Rico is on tHe cUsP oF An iMPoRtAnt tRAnsFoRMAtion. The legacy of decades of fiscal mismanagement and the toll of a prolonged recession have combined with a shifting global economy and a lower risk tolerance in the wake of the international financial crisis to create what some have called a perfect storm. 6 Without minimizing the extent of the challenges Puerto Rico faces, we remain optimistic about the prospects of Puerto Rico emerging from the current situation with a stronger and more vibrant economy. This optimism does not stem from blind faith. It comes from experience. The 120-year history of Popular has allowed us to witness events such as a change in sovereignty, two world wars, the Great Depression and devastating hurricanes. Throughout this history, we have seen Puerto Rico transform itself time and time again, a testament to our resilience and resourcefulness. The most important metamorphosis of the last century – the economy’s transformation from agrarian to industrial – produced a dramatic increase in standards of living, a gross domestic product per capita that, despite the recent years of stagnation, is the highest in Latin America and a manufacturing infrastructure that is recognized around the world for its leadership in pharmaceutical and medical- device products. We are now at the threshold of a second economic transformation – from an industrial to a knowledge-based and services economy. Readymade infrastructure, tested human capital, high enrollment in local universities, a modern communications and transportation infrastructure and a

POPULAR, INC. 2 01 3 A n n u a l R e p o r t solid legal and institutional framework are pillars Puerto Rico can build on. Leading institutional investors are taking notice. …we look forward to the opportunities that will arise from this important moment in our history, just as they have from past junctures… Stateside and local investors have purchased $1.6 billion in commercial and real estate assets in a span of three years. The local government has taken major steps toward addressing its fiscal issues and has enacted serious reforms to its public- pension system. We see a path of fiscal reconstruction similar to various countries with similar debt levels that, after serious fiscal reforms, have regained market access at favorable rates. Additional changes, however, are necessary to speed up an economic recovery and put the economy on a track of sustainable growth. Two areas we see as requiring urgent attention are energy and taxes. Reducing the high cost of energy on our island will liberate substantial capital for businesses and consumers and is critical to the long-term competitiveness of the island. Puerto Rico’s public electric utility sold energy to consumers, businesses and manufacturers at an average of 26 cents per kWh for the past three years. That is nearly three times more expensive than the average retail price of electricity per U.S. state (10.6 kWh). Opening energy generation to private and public-private partnerships can lower energy costs by generating competition and facilitate investment in natural gas and other clean sources of energy. Overhauling our tax system can generate greater stability in revenues, promote self-sufficiency and relieve workers and businesses from carrying the tax burden of a substantially large cash economy. New levies have generated additional revenues in the current fiscal year. While this has provided some relief to the government, we see it as only a short-term solution, not a long-term policy. There is room to maneuver into a more equitable and productive tax system. For example, while income taxes generated 30% of revenues in fiscal 2012, property taxes only accounted for about 4% of revenues. Most of the island’s residences are exempt from paying property taxes. Amid current economic pressures, Puerto Rico would be served best by a tax system that is more efficient to administer, simpler to comply with and better tuned to the island’s economic realities and persistent evasion. These actions are feasible. There is consensus across diverse circles that these two major issues need to be addressed. The private sector also has to adjust to these new economic realities by developing new products and services and finding untapped markets. Puerto Rican businesses can leverage our unique position in the hemisphere, which benefits from our relationship with the largest economy in the world as well as our cultural affinity with Latin America. We are encouraged by the healthy level of reinvention we see among the 1.5 million clients we serve at Banco Popular. We have financed acquisitions of nonoperational plants for local businesses that have successfully turned them into multipurpose operations serving local and regional markets. We are seeing new opportunities unfold in the tourism sector, which has recently drawn substantial investments from local and stateside investors, as it registered the highest number of hotel check-ins and occupancy rate in the last eight years. We are encouraged by plans to revitalize old industries with potential in the current global economy like the sugar cane industry, which can generate economic activity by helping lower the production costs of local rum distilleries that currently buy raw materials in international markets. We are inspired by the resolve of entrepreneurs and technicians who with hard work and careful study have expanded their local businesses to international markets. These are some pixels that form part of a larger emerging picture encouraging us to look beyond the current headlines. Popular has a privileged position with a broad view of the economy we have been an important part of for more than a century. We recognize and are prepared for the challenges ahead. But, more importantly, we look forward to the opportunities that will arise from this important moment in our history, just as they have from past junctures, and stand ready to actively support Puerto Rico in this new transformation.

7

POPULAR, INC. 2 01 3 A n n u a l R e p o r tKey Drivers Behind cARLos J. VAZQUeZ Executive Vice President Chief Financial Officer Popular, Inc. President Popular Community Bank2013 marked yet another set of notable improvements for Popular. With our third consecutive year of healthy profitability, our franchise continues to demonstrate its ability to yield reasonable returns even in a Percent 12 10 8 6 4 2 0 2009 tAnGiBLe coMMon eQUitY/tAnGiBLe Assets 2010 2011 2012 2013 BPOP 11.08 PEER AVG. 8.26 challenging economic environment. Credit quality improvements, strong earnings and healthy capital levels were key drivers of our solid performance and will surely be the cornerstones of our future results. Popular’s adjusted net income of $256 million was up 4% from 2012, as we remained focused on creating revenue opportunities while effectively managing credit and overhead costs. Our adjusted gross revenues Driving our earnings power are spread levels above our peers, which result from strong asset yields and funding costs that have improved every quarter for more than four years. and our minority ownership in Centro Financiero BHD, which includes one of the largest banks in the Dominican Republic, form the foundation of our capital management efforts. Specifically, we seek to maintain strong capital levels appropriate for Popular’s risk profile; strive toward our target of a for the year stayed strong at $1.9 billion while the loan loss provision, excluding bulk sales, double digit return on tangible equity; and eventually pursue – with the approval of fell by $124 million to a level comparable to our normalized target. Driving our earnings power are spread levels above our peers, which result from strong asset yields and funding costs that have improved every quarter for more than four years. Popular’s net interest margin (NIM) for 2013 increased to 4.52%, up 16 basis points from 2012 levels. Continued improvements in actual and projected cash flows from our covered portfolio (Westernbank) contributed to the stability of our NIM. While organic loan growth in Puerto Rico remains limited, we plan to offset this impact through selective loan portfolio purchases. Operating expenses stayed somewhat elevated due mainly to the expenses stemming from the workout of our covered loan portfolio. As credit continues to normalize, we expect additional savings in costs related to our credit management efforts, including reductions in legal fees, appraisals and OREO expenses. We are confident that these efforts, ahead of the 2015 expiration of our loss-sharing agreement of commercial loans with the FDIC, will lead to a lower cost base in the coming years. Managing the expense side of our operations is still a top priority, and we are committed to capturing every opportunity to do so. Our stress-testing and capital planning programs are robust, as we have permanently reallocated resources to bolster these important management and regulatory processes. The power of substantial internal capital generation from improved operating earnings, alongside additional sources of value in our remaining stake in EVERTEC our regulators – other capital management and distribution strategies, including the repayment of TARP. With two thirds of our managers holding Popular stock, our leadership continues to work with a great shared interest and a motivated ownership approach. Popular’s stock valuation is not immune to the uncertainties now confronting Puerto Rico – our principal market. Having said that, we are confident that our fundamental strengthening of Popular’s credit condition, liquidity, market share and capital base should result in a valuation that better reflects our tangible book value and underlying earning capacity. 8

Succeeding in a Challenging Regulatory Environment POPULAR, INC. 2 01 3 A n n u a l R e p o r t IGNACIO ÁLVAREZ Executive Vice President Chief Legal Officer General Counsel & Corporate Matters Group Popular, Inc.Like all financial institutions, we are working hard to address the challenges of succeeding in a rapidly evolving and increasingly demanding regulatory environment. Banking has always been a highly regulated industry, but today’s pace and sheer amount of regulatory and legal changes affecting the banking industry are unprecedented. The Dodd-Frank Wall Street Reform and CAPITAL During the financial crisis, the banking industry suffered a significant reduction in capital due to substantial credit losses. As a result, regulators continue to push for high capital ratios and enhanced stress testing processes. Our current robust capital levels, however, will allow us to comply with the additional requirements mandated under Basel III, without having to raise new capital. Notwithstanding that, as an institution, we will have to continue to review our balance sheet and product offerings carefully to determine proactively whether we should emphasize growth in certain asset classes and deemphasize it in others. substantial human and financial resources to conform our mortgage and other consumer products to these new CFPB requirements. We remain focused on these evolving regulations to make sure that our product and service offerings comply with all regulatory requirements as well as the needs of our clients. GOVERNANCE In this new environment, regulators expect greater involvement from senior management and the board of directors in overseeing regulatory and compliance issues. At Popular, we believe that good governance is a key element of our success, as evidenced by our strong governance Protection Act of 2010 (the “Dodd -Frank framework. As this area continues to Act”) is the most significant and far-reaching legislation affecting the banking industry since the Great Depression. Failure to comply with these new regulations can result not only in massive fines or other penalties, but can also trigger corrective actions that entail considerable financial expenditures and investment of human capital. In our case, the challenge is even greater due to the difficult economic environment in our principal market, Puerto Rico. The Puerto Rican government’s current fiscal problems will continue to challenge the local macro- economic environment, and we will seek more creative ways to meet the needs of our clients given this and other challenges. These regulatory changes will result in additional costs and administrative burdens that will undoubtedly lead to structural changes in how financial institutions develop and deliver products and services to their clients. At Popular, we are approaching this new reality as an opportunity to review and transform our processes and systems to better serve our clients. Some of the principal changes facing our institution will be in the areas of capital and compliance regulations: At Popular, we are approaching this new reality as an opportunity to review and transform our processes and systems to better serve our clients. COMPLIANCE As a bank with large retail operations, we have put a strong emphasis on compliance. Following the financial crisis, regulators have given greater weight to compliance issues and have found major compliance breakdowns at a number of large financial institutions that resulted in enforcement actions with significant fines and penalties. One important result was the creation of the Consumer Financial Protection Bureau (CFPB), which is the first federal regulatory agency dedicated exclusively to the protection of consumers of financial services and products. The CFPB has given particular attention to mortgage origination and servicing, as well as fair lending and consumer lending activities, such as credit cards and auto loans. We have dedicated evolve, we will continue to review our processes on a regular basis to identify further enhancements. In the last four years, we increased the diversity and skill set of our board with the addition of six new directors – better equipping the board to help us meet these new governance challenges. LOOKING AHEAD The regulatory environment is driving significant change in the banking industry, and it will have a major impact on how we structure the products and services we offer our clients. Banks that do a better job of rapidly adapting to this new paradigm will have a more favorable opportunity to grow their business. Those who fail to change face not only the loss of clients, but also enormous legal and reputational risks. At Popular, we are keenly aware of how much is at stake, and we are dedicating the time, resources and management focus to ensure that we continue to thrive in this new environment. 9

POPULAR, INC. 2 01 3 A n n u a l R e p o r tA Transformative 2013 Supported By A Robust Infrastructure LIDIO SORIANO Executive Vice President of Popular, Inc. Corporate Risk ManagementLast year was transformative for Popular. In the face of a challenging economic and regulatory environment, we have reduced total non-performing assets (including covered loans) and our net charge-off ratio to their lowest levels since 2007. Although this decrease was driven in part by two large bulk sales of loan portfolios in Puerto Rico and improving credit 1) Strengthening our loan and appraisal review functions by expanding our loan and appraisal review teams; 2) Creating a Quantitative Analysis Unit, currently made up of seven full-time analysts with economic and statistics backgrounds, to expand our modeling capabilities. Our Analytics team has designed performance models with diverse macroeconomic variables, expanded file-security controls and enhanced personal loans and leases models by moving from product-level to loan-level models. Our unit has also developed a system for procedural documentation per model. strategy to succeed within the current economic and regulatory environment. We no longer have a national lending platform or a subprime consumer and mortgage business on the U.S. mainland. We are now a U.S. community bank and niche lender, with a much lower risk profile. This change has reduced our U.S. mainland non-performing legacy loans held-in-portfolio to only $15.1 million at the end of 2013. In Puerto Rico, our commercial exposure, including construction loans, decreased from 55% of our total loan book to 42%. Construction lending has declined 85% and stands at only $161 million as conditions in the U.S., we would not have achieved these latest lows without the mainstays of sound credit management: effective underwriting and loss-mitigation efforts, with successful resolutions and restructurings. These primary risk-management functions were supported by a sound and well-fortified infrastructure. For the past two years we have strengthened our risk-management division to operate effectively in what will certainly be a more heavily regulated environment once significant CONSOLIDATED CREDIT QUALITY summary (Excluding Covered Loans)$ in millions 2011 2012 20133) Installing a dynamic risk-monitoring of December 31, 2013. We have also reduced exposure to commercial loan segments with historically high losses in Puerto Rico, mainly loans to small and medium-sized businesses. A disproportionate level (91%) of total commercial charge-offs occurred in these portfolios during the downturn of the local economy. In the Puerto Rico consumer portfolio, secured exposures increased from 66% 84.76% at the beginning of the financial crisis to 76% at the end of 2013. These changes in our risk profile regulatory changes and uncertainties unfold fully. Two months into 2014, the timing and implementation of a number of provisions of The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, among other regulatory initiatives, are still being finalized. Also, the newly created Consumer Financial Protection Bureau (CFPB) is introducing a number of additional regulations, including mortgage-lending reform. Against this backdrop, we reinforced and redesigned areas of our risk-management framework with multi-million dollar investments in new resources. These measures include: system that integrates customer-risk profiles with due-diligence to better ensure consumer compliance and improve customer experience. 4) Investing in a new mortgage origination and servicing platform to meet new CFPB regulatory requirements As a result of these investments in new resources, along with other measures taken, we are in an even stronger position to face the rapidly evolving regulatory environment. RISK PROFILE Given our current exposures and risk profile, we are confident about our future. Since the financial crisis, we have adapted our business are among the main drivers behind our portfolio’s positive credit trends. LOOKING AHEAD Heading into 2014, we remain cautious, given the changing regulatory environment and the economic challenges in our main market in Puerto Rico. At the same time, we are encouraged by the performance and profile of our credit exposure and the enhancements we have made to solidify further our risk management infrastructure. We strongly believe that Popular is well positioned to capitalize on emerging opportunities. 10

POPULAR, INC. POPULAR, INC. 2 01 3 A n n u a l R e p o r t EXECUTIVE OFFICERS RICHARD L .. CARRIÓN Chairman, President and Chief Executive Officer Popular, Inc. CARLOS J. VÁZQUEZ Executive Vice President Chief Financial Officer Popular, Inc. President Popular Community Bank IGNACIO ÁLVAREZ Executive Vice President Chief Legal Officer General Counsel & Corporate Matters Group Popular, Inc. ILEANA GONZÁLEZ Executive Vice President Commercial Credit Administration Group Banco Popular de Puerto Rico JUAN GUERRERO Executive Vice President Financial & Insurance Services Group Banco Popular de Puerto Rico GILBERTO MONZÓN Executive Vice President Individual Credit Group Banco Popular de Puerto Rico EDUARDO J. NEGRÓN Executive Vice President Administration Group Popular, Inc. NÉSTOR O. RIVERA Executive Vice President Retail Banking and Operations Group Banco Popular de Puerto Rico ELI SEPÚLVEDA Executive Vice President Popular, Inc.Commercial Credit Group Banco Popular de Puerto Rico LIDIO SORIANO Executive Vice President Chief Risk Officer Corporate Risk Management Group Popular, Inc. BOARD OF DIRECTORS RICHARD L . CARRIÓN Chairman, President and Chief Executive Officer Popular, Inc. JOAQUÍN E. BACARDÍ, III President and Chief Executive Officer Bacardi Corporation ALEJANDRO M. BALLESTER President Ballester Hermanos, Inc. JOHN DIERCKSEN Principal Greycrest, LLC. MARÍA LUISA FERRE President and Chief Executive Officer Grupo Ferré Rangel DAVID E. GOEL Managing General Partner Matrix Capital Management Company, LLC C. KIM GOODWIN Private Investor WILLIAM J. TEUBER JR. Vice Chairman EMC Corporation CARLOS A. UNANUE President Goya de Puerto Rico 11

POPULAR, INC. 2 01 3 A n n u a l R e p o r t 25-Year Historical Financial Summary (Dollars in millions, except per share data) 1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 Selected Financial Information Net Income (Loss) $ 56.3 $ 63.4 $ 64.6 $ 85.1 $ 109.4 $ 124.7 $ 146.4 $ 185.2 $ 209.6 $ 232.3 $ 257.6 Assets 5,972.7 8,983.6 8,780.3 10,002.3 11,513.4 12,778.4 15,675.5 16,764.1 19,300.5 23,160.4 25,460.5 Gross Loans 3,320.6 5,373.3 5,195.6 5,252.1 6,346.9 7,781.3 8,677.5 9,779.0 11,376.6 13,078.8 14,907.8 Deposits 4,926.3 7,422.7 7,207.1 8,038.7 8,522.7 9,012.4 9,876.7 10,763.3 11,749.6 13,672.2 14,173.7 Stockholders’ Equity 375.8 588.9 631.8 752.1 834.2 1,002.4 1,141.7 1,262.5 1,503.1 1,709.1 1,661.0 Market Capitalization $ 430.1 $ 479.1 $ 579.0 $ 987.8 $ 1,014.7 $ 923.7 $ 1,276.8 $ 2,230.5 $ 3,350.3 $ 4,611.7 $ 3,790.2 Return on Assets (ROA) 0.99% 1.09% 0.72% 0.89% 1.02% 1.02% 1.04% 1.14% 1.14% 1.14% 1.08% Return on Common Equity (ROE) 15.87% 15.55% 10.57% 12.72% 13.80% 13.80% 14.22% 16.17% 15.83% 15.41% 15.45% Per Common Share1 Net Income (Loss) – Basic $ 3.51 $ 3.94 $ 2.69 $ 3.49 $ 4.18 $ 4.59 $ 5.24 $ 6.69 $ 7.51 $ 8.26 $ 9.19 Net Income (Loss) – Diluted 3.51 3.94 2.69 3.49 4.18 4.59 5.24 6.69 7.51 8.26 9.19 Dividends (Declared) 1.00 1.00 1.00 1.00 1.20 1.25 1.54 1.83 2.00 2.50 3.00 Book Value 23.44 24.58 26.24 28.79 31.86 34.35 39.52 43.98 51.83 59.32 57.54 Market Price 26.88 20.00 24.06 37.81 39.38 35.16 48.44 84.38 123.75 170.00 139.69 Assets by Geographical Area Puerto Rico 92% 89% 87% 87% 79% 76% 75% 74% 74% 71% 71% United States 6% 9% 11% 10% 16% 20% 21% 22% 23% 25% 25% Caribbean and Latin America 2% 2% 2% 3% 5% 4% 4% 4% 3% 4% 4% Total 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% Traditional Delivery System Banking Branches Puerto Rico 128 173 161 162 165 166 166 178 201 198 199 Virgin Islands 3 3 3 3 8 8 8 8 8 8 8 United States 10 24 24 30 32 34 40 44 63 89 91 Subtotal 141 200 188 195 205 208 214 230 272 295 298 Non-Banking Offices Popular Financial Holdings 27 41 58 73 91 102 117 128 137 Popular Cash Express 51 102 Popular Finance 18 26 26 26 26 28 31 39 44 48 47 Popular Auto 4 9 9 9 8 10 9 8 10 10 12 Popular Leasing, U.S.A. 7 8 10 Popular Mortgage 3 3 3 11 13 Popular Securities 1 2 2 2 Popular One Popular Insurance Popular Insurance Agency, U.S.A. Popular Insurance, V.I. E-LOAN EVERTEC 4 Subtotal 22 35 62 76 92 111 134 153 183 258 327 Total 163 235 250 271 297 319 348 383 455 553 625 Electronic Delivery System ATMs Owned Puerto Rico 151 211 206 211 234 262 281 327 391 421 442 Virgin Islands 3 3 3 3 8 8 8 9 17 59 68 United States 6 11 26 38 53 71 94 99 Total 154 214 209 220 253 296 327 389 479 574 609 Transactions (in millions) Electronic Transactions2 16.1 18.0 23.9 28.6 33.2 43.0 56.6 78.0 111.2 130.5 159.4 Items Processed3 161.9 164.0 166.1 170.4 171.8 174.5 175.0 173.7 171.9 170.9 171.0 Employees (full-time equivalent) 5, 2 13 7,02 3 7,0 0 6 7,02 4 7, 533 7,6 0 6 7, 815 7,9 9 6 8 , 85 4 1 0, 5 49 11 , 5 01 12

POPULAR, INC. 2 01 3 A n n u a l R e p o r t 1 Per common share data adjusted for stock splits and reverse stock split executed in May 2012. 2 From 1981 to 2003, electronic transactions include ACH, Direct Payment, TelePago Popular, Internet Banking and ATH Network transactions in Puerto Rico. From 2004 to 2009, these numbers were adjusted to include ATH Network transactions in the Dominican Republic, Costa Rica, El Salvador and United States, health care transactions, wire transfers, and other electronic payment transactions in addition to those previously stated. After 2010 only includes electronic transactions made by Popular, Inc.’s clients and excludes electronic transactions processed by EVERTEC for other clients. 3 After the sale in 2010 of EVERTEC, Popular’s information technology subsidiary, the Corporation does not process items. 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 $ 276.1 $ 304.5 $ 351.9 $ 470.9 $ 489.9 $ 540.7 $ 357.7 $ (64.5) $ (1,243.9) $ (573.9) $ 137.4 $ 151.3 $ 245.3 $ 599.3 28,057.1 30,744.7 33,660.4 36,434.7 44,401.6 48,623.7 47,404.0 44,411.4 38,882.8 34,736.3 38,815.0 37,348.4 36,507.5 35,749.3 16,057.1 18,168.6 19,582.1 22,602.2 28,742.3 31,710.2 32,736.9 29,911.0 26,268.9 23,803.9 26,458.9 25,314.4 25,093.6 24,706.7 14,804.9 16,370.0 17,614.7 18,097.8 20,593.2 22,638.0 24,438.3 28,334.4 27,550.2 25,924.9 26,762.2 27,942.1 27,000.6 26,711.1 1,993.6 2,272.8 2,410.9 2,754.4 3,104.6 3,449.2 3,620.3 3,581.9 3,268.4 2,538.8 3,800.5 3,918.8 4,110.0 4,626.2 $ 3,578.1 $ 3,965.4 $ 4,476.4 $ 5,960.2 $ 7,685.6 $ 5,836.5 $ 5,003.4 $ 2,968.3 $ 1,455.1 $ 1,445.4 $ 3,211.4 $ 1,426.0 $ 2,144.9 $ 2,970.6 1.04% 1.09% 1.11% 1.36% 1.23% 1.17% 0.74% -0.14% -3.04% -1.57% 0.36% 0.40% 0.68% 1.65% 15.00% 14.84% 16.29% 19.30% 17.60% 17.12% 9.73% -2.08% -44.47% -32.95% 4.37% 4.01% 6.37% 14.43% $ 9.85 $ 10.87 $ 13.05 $ 17.36 $ 17.95 $ 19.78 $ 12.41 $ (2.73) $ (45.51) $ 2.39 $ (0.62) $ 1.44 $ 2.36 $ 5.80 9.85 10.87 13.05 17.36 17.92 19.74 12.41(2.73) (45.51) 2.39 (0.62) 1.44 2.35 5.78 3.20 3.80 4.00 5.05 6.20 6.40 6.40 6.40 4.80 0.20 – – – – 69.62 79.67 91.02 96.60 109.45 118.22 123.18 121.24 63.29 38.91 36.67 37.71 39.35 44.26 131.56 145.40 169.00 224.25 288.30 211.50 179.50 106.00 51.60 22.60 31.40 13.90 20.79 28.73 72% 68% 66% 62% 55% 53% 52% 59% 64% 65% 74% 74% 73% 72% 26% 30% 32% 36% 43% 45% 45% 38% 33% 32% 23% 23% 24% 25% 2% 2% 2% 2% 2% 2% 3% 3% 3% 3% 3% 3% 3% 3% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 199 196 195 193 192 194 191 196 179 173 185 183 175 171 8 8 8 8 8 8 8 8 8 8 8 9 9 9 95 96 96 97 128 136 142 147 139 101 96 94 92 90 302 300 299 298 328 338 341 351 326 282 289 286 276 270 136 149 153 181 183 212 158 134 2 132 154 195 129 114 4 61 55 36 43 43 49 52 51 9 12 20 18 18 18 17 15 12 12 10 10 10 10 9 11 13 13 11 15 14 11 24 22 21 25 29 32 30 33 32 32 32 33 36 37 37 38 3 4 7 8 9 12 12 13 7 6 6 4 4 3 4 5 6 2 2 2 2 2 2 2 2 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 4 4 5 5 5 5 7 9 9 9 382 427 460 431 421 351 292 280 97 61 55 58 59 59 684 727 759 729 749 689 633 631 423 343 344 344 335 329 478 524 539 557 568 583 605 615 605 571 624 613 597 599 37 39 53 57 59 61 65 69 74 77 17 20 20 22 109 118 131 129 163 181 192 187 176 136 138 135 134 132 624 681 723 743 790 825 862 871 855 784 779 768 751 753 199.5 206.0 236.6 255.7 568.5 625.9 690.2 772.7 849.4 804.1 381.6 410.4 420.4 458.4 160.2 149.9 145.3 138.5 133.9 140.3 150.0 175.2 202.2 191.7 1 0,651 11 , 33 4 11 ,037 11 ,474 12 ,139 13, 2 1 0 12 , 5 0 8 12 , 303 1 0, 5 87 9,4 07 8 , 2 7 7 8 , 3 2 9 8 ,07 2 8 ,059 13

POPULAR® P.O. Box 362708 San Juan, Puerto Rico 00936-2708

Financial Review and

Supplementary Information

Management’s Discussion and Analysis of
Financial Condition and Results of Operations	2

Statistical Summaries	107

Financial Statements

Management’s Report to Stockholders	112

Report of Independent Registered Public Accounting Firm	113

Consolidated Statements of Financial Condition as of December 31, 2013 and 2012	115

Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011	116

Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2013, 2012 and 2011	117

Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2013, 2012 and 2011	118

Consolidated Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011	119

Notes to Consolidated Financial Statements	121

Management’s Discussion and

Analysis of Financial Condition

and Results of Operations

Forward-Looking Statements	3

Overview	4

Critical Accounting Policies / Estimates	10

Statement of Operations Analysis	25

Net Interest Income	25

Provision for Loan Losses	30

Non-Interest Income	30

Operating Expenses	33

Income Taxes	34

Fourth Quarter Results	36

Reportable Segment Results	37

Statement of Financial Condition Analysis	41

Assets	41

Deposits and Borrowings	47

Stockholders’ Equity	48

Regulatory Capital	49

Off-Balance Sheet Arrangements and Other Commitments	53

Contractual Obligations and Commercial Commitments	53

Guarantees	55

Risk Management	59

Market / Interest Rate Risk	60

Liquidity	68

Credit Risk Management and Loan Quality	75

Enterprise Risk and Operational Risk Management	103

Adoption of New Accounting Standards and Issued But Not Yet Effective Accounting Standards	104

Statistical Summaries

Statements of Financial Condition	107

Statements of Operations	108

Average Balance Sheet and Summary of Net Interest Income	109

Quarterly Financial Data	111

The following Management’s Discussion and Analysis (“MD&A”) provides information which management believes is necessary for understanding the financial performance of Popular, Inc. and its subsidiaries (the “Corporation” or “Popular”). All accompanying tables, consolidated financial statements, and corresponding notes included in this “Financial Review and Supplementary Information - 2013 Annual Report” (“the report”) should be considered an integral part of this MD&A.

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

The description of the Corporation’s business and risk factors contained in Item 1 and 1A of its Form 10-K for the year ended December 31, 2013 discusses additional information about the business of the Corporation and the material risk factors that, in addition to the other information in this report, readers should consider.

OVERVIEW

The Corporation is a diversified, publicly-owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the United States (“U.S.”) mainland, and the U.S. and British Virgin Islands. In Puerto Rico, the Corporation provides retail, including residential mortgage loans originations, and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as investment banking, broker-dealer, auto and equipment leasing and financing, and insurance services through specialized subsidiaries. Effective December 31, 2012, Popular Mortgage, which was a wholly-owned subsidiary of BPPR prior to that date, was merged with and into BPPR as part of an internal reorganization. The Corporation’s mortgage origination business continues to be conducted under the brand name Popular Mortgage, a division of BPPR. In the U.S. mainland, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. The BPNA franchise operates under the brand name of Popular Community Bank. BPNA focuses efforts and resources on the core community banking business. BPNA operates branches in New York, California, Illinois, New Jersey and Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA. Note 41 to the consolidated financial statements presents information about the Corporation’s business segments.

The Corporation has several investments which accounts for under the equity method. These include the 14.9% interest in EVERTEC, a 19.99% interest in Centro Financiero BHD, a 24.9% interest in PR Asset Portfolio 2013-1 International, LLC and a 24.9% interest in PRLP 2011 Holdings LLP, among other investments in limited partnerships which mainly hold investment securities. EVERTEC provides transaction processing services throughout the Caribbean and Latin America, including servicing many of the Corporation’s system infrastructures and transaction processing businesses. Centro Financiero BHD is a diversified financial services institution operating in the Dominican Republic. PR Asset Portfolio 2013-1 International, LLC is a joint venture to which the Corporation sold construction and commercial loans and commercial and residential real estate owned assets, most of which were non-performing, with a fair value of $306 million during the year 2013. PRLP 2011 Holdings LLP is a joint venture to which the Corporation sold construction and commercial loans, most of which were non-performing, with a fair value of $148 million during the year 2011. For the year ended December 31, 2013, the Corporation recorded approximately $42.9 million in earnings from these investments on an aggregate basis. The carrying amounts of these investments as of December 31, 2013 were $197.0 million. Refer to Note 16 to the consolidated financial statements for additional information of the Corporation’s investments at equity.

The Corporation’s net income for the year ended December 31, 2013 amounted to $599.3 million, compared with net income of $245.3 million and $151.3 million for 2012 and 2011, respectively. The results for 2013 reflect the impact of two bulk sale of non-performing assets resulting in an aggregate after tax loss of $287.7 million, $412.8 million in after tax gains resulting from the initial and subsequent public offerings and related transactions completed by EVERTEC in which the Corporation participated as a selling stockholder and an income tax benefit of $197.5 million related to the change in the corporate tax rate from 30% to 39%. The results for 2012 reflect an income tax benefit of $72.9 million related to reduction of the deferred tax liability on the estimated gains for tax purposes related to the loans acquired from Westernbank as a result of the closing agreement with the Puerto Rico Department of Treasury, which established that these would be taxed at a capital gain rate. Also, the results from 2012 reflect a benefit of approximately $26.9 million from the Corporation’s share of a tax benefit from a grant received by EVERTEC from the Puerto Rico Government. During 2011, the Corporation recorded an income tax expense of $103.3 million as a result of the reduction in the marginal tax rate, which was partially offset by a benefit of $53.6 million recorded as a result of a closing agreement with the Puerto Rico Department of Treasury, which deferred the deduction of charge-offs taken during 2009 and 2010 until the years 2013-2016. Table 1 provides selected financial data for the past five years. For purposes of the discussions, assets subject to loss sharing agreements with the FDIC, including loans and other real estate owned, are referred to as “covered assets” or “covered loans” since the Corporation expects to be reimbursed for 80% of any future losses on those assets, subject to the terms of the FDIC loss sharing agreements.

Excluding the impact of the above mentioned transactions, the adjusted net income for the year ended December 31, 2013 was $256.2 million. Refer to Table 70 for the reconciliation to the adjusted, Non-GAAP net income.

During 2013, the Corporation maintained a strong net interest margin and reflected a reduction in its provision for loan losses, excluding the impact of the bulk sales of non performing assets. Net interest margin, on a taxable equivalent basis, increased 24 basis points from 2012 to 4.72%, mainly due to a higher yield from the covered loans portfolio, lower levels of non-performing assets and lower cost of funds. The Corporation made significant improvements in its overall credit metrics. Non-performing assets, excluding covered assets, declined $1.1 billion as a result of the two bulk sales of non-performing assets during the first and second quarters as well as the continuation of aggressive asset resolution strategies. Excluding the impact of the bulk sales of non-performing assets, the provision for loan losses for the non-covered portfolio was down $119.0 million from the year ended December 31, 2012. Inflows of non-performing assets were down $492 million, or 42%, from 2012 and the net charge off ratio was 1.19%, compared to 1.97% in 2012 (excluding the impact of the bulk sales of non-performing assets).

While the Corporation has made improvements in the credit quality of its portfolios, the continued economic weakness in Puerto Rico, our principal market, continues to present challenges which are being considered in its overall reserve levels. In light of these economic conditions, which put pressure on loan growth, during 2013 the Corporation supplemented its organic growth with opportunistic loan purchases, particularly of residential mortgage loans.

The Corporation’s U.S. mainland operations were profitable during 2013 with net income of $116.6 million, compared to $46.0 million for 2012. The improvement is mainly related to improved credit performance which resulted in a reserve release of $14.7 million for 2013, compared to a provision of $52.0 million for 2012, a $66.7 million variance. The reserve release also reflects the impact of $10.8 million due to the enhancements to the allowance for loan losses methodology implemented during the second quarter of 2013. The U.S. operations have followed the general credit trends on the mainland demonstrating progressive improvement. Management remains focused on increasing BPNA’s customer base, as it continues its strategy to transition from a mainly Hispanic-focused bank to a more broad-based community bank. The biggest challenge for the BPNA reportable segment is achieving healthy loan growth in the markets it serves at an adequate risk-adjusted return.

Table 1 - Selected Financial Data

	Year ended December 31,

(Dollars in thousands, except per common share data)	2013	2012	2011	2010	2009

CONDENSED STATEMENTS OF OPERATIONS
Interest income	$1,748,456	$1,755,846	$1,941,161	$1,949,300	$1,854,997
Interest expense	315,876	379,213	505,816	653,427	753,744

Net interest income	1,432,580	1,376,633	1,435,345	1,295,873	1,101,253

Provision for loan losses:
Non-covered loans	533,167	334,102	430,085	1,011,880	1,405,807
Covered loans	69,396	74,839	145,635	-	-
Non-interest income	810,569	531,212	625,426	1,304,458	896,501
Operating expenses	1,292,586	1,280,032	1,218,799	1,342,820	1,154,196
Income tax (benefit) expense	(251,327)	(26,403)	114,927	108,230	(8,302)

Income (loss) from continuing operations	599,327	245,275	151,325	137,401	(553,947)
Loss from discontinued operations, net of tax	-	-	-	-	(19,972)

Net income (loss)	$599,327	$245,275	$151,325	$137,401	$(573,919)

Net income (loss) applicable to common stock	$595,604	$241,552	$147,602	$(54,576)	$97,377

PER COMMON SHARE DATA[1]
Net income (loss):
Basic:
From continuing operations	$5.80	$2.36	$1.44	$(0.62)	$2.88
From discontinued operations	-	-	-	-	(0.49)

Total	$5.80	$2.36	$1.44	$(0.62)	$2.39

Diluted:
From continuing operations	$5.78	$2.35	$1.44	$(0.62)	$2.88
From discontinued operations	-	-	-	-	(0.49)

Total	$5.78	$2.35	$1.44	$(0.62)	$2.39

Dividends declared	$-	$-	$-	$-	$0.20
Book Value	44.26	39.35	37.71	36.67	38.91
Market Price	28.73	20.79	13.90	31.40	22.60
Outstanding shares:
Average - basic	102,693,685	102,429,755	102,179,393	88,515,404	40,822,950
Average - assuming dilution	103,061,475	102,653,610	102,289,496	88,515,404	40,822,950
End of period	103,397,699	103,169,806	102,590,457	102,272,780	63,954,011
AVERAGE BALANCES

Net loans[2]	$24,734,542	$24,845,494	$25,617,767	$25,821,778	$24,836,067
Earning assets	31,675,763	31,569,702	32,931,332	34,154,021	34,083,406
Total assets	36,266,993	36,264,031	38,066,268	38,378,966	36,569,370
Deposits	26,772,375	26,903,933	27,503,391	26,650,497	26,828,209
Borrowings	4,293,042	4,415,624	5,846,874	7,448,021	5,832,896
Total stockholders’ equity	4,176,349	3,843,652	3,732,836	3,259,167	2,852,065
PERIOD END BALANCE
Net loans[2]	$24,706,719	$25,093,632	$25,314,392	$26,458,855	$23,803,909
Allowance for loan losses	640,555	730,607	815,308	793,225	1,261,204
Earning assets	31,521,963	31,906,198	32,441,983	33,507,582	32,340,967
Total assets	35,749,333	36,507,535	37,348,432	38,814,998	34,736,325
Deposits	26,711,145	27,000,613	27,942,127	26,762,200	25,924,894
Borrowings	3,645,246	4,430,673	4,293,669	6,946,955	5,288,748
Total stockholders’ equity	4,626,150	4,110,000	3,918,753	3,800,531	2,538,817
SELECTED RATIOS
Net interest margin (taxable equivalent basis)	4.72%	4.48%	4.48%	3.82%	3.47%
Return on average total assets	1.65	0.68	0.40	0.36	(1.57)
Return on average common stockholders’ equity	14.43	6.37	4.01	4.37	(32.95)
Tier I Capital to risk-adjusted assets	19.15	17.35	15.97	14.52	9.81
Total Capital to risk-adjusted assets	20.42	18.63	17.25	15.79	11.13

[1] Per share data is based on the average number of shares outstanding during the periods, except for the book value and market price which are based on the information at the end of the periods. All per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

[2] Includes loans held-for-sale and covered loans.

The Corporation has strived to mitigate the decline in earning assets amid challenging economic conditions in Puerto Rico. During the first half of 2013, the Corporation completed two bulk purchases from Puerto Rico financial institutions acquiring $761.3 million in mortgage loans. Also, during 2012, the BPPR reportable segment purchased $265 million in consumer loans. During the first half of 2011, the Corporation completed two bulk purchases of residential mortgage loans from a Puerto Rico financial institution, adding $518 million in performing mortgage loans to its portfolio. In August 2011, the Corporation completed the purchase of Citibank’s AAdvantage co-branded credit card portfolio in Puerto Rico and the U.S. Virgin Islands, which represented approximately $131 million in balances. In addition, BPPR entered into an agreement with American Airlines, Inc. to become the exclusive issuer of AAdvantage co-branded credit cards in those two regions.

On April 30, 2010, BPPR acquired certain assets and assumed certain liabilities of Westernbank from the FDIC in an assisted transaction. Table 2 provides a summary of the gross revenues derived from the assets acquired in the FDIC-assisted transaction during 2013, 2012 and 2011.

Table 2 - Financial Information - Westernbank FDIC-Assisted Transaction

	Year ended December 31,
(In thousands)	2013	2012	2011

Interest income:
Interest income on covered loans	$300,745	$301,441	$375,595
Discount accretion on ASC 310-20 covered loans	-	-	37,083

Total interest income on covered loans	300,745	301,441	412,678

FDIC loss share (expense) income :
Amortization of loss share indemnification asset	(161,635)	(129,676)	(10,855)
80% mirror accounting on credit impairment losses[1]	60,454	58,187	110,457
80% mirror accounting on reimbursable expenses	50,985	30,771	5,093
80% mirror accounting on recoveries on covered assets, including rental income on OREOs, subject to reimbursement to the FDIC	(16,057)	(2,979)	-
80% mirror accounting on amortization of contingent liability on unfunded commitments	(473)	(969)	(33,221)
Change in true-up payment obligation	(15,993)	(13,178)	(6,304)
Other	668	1,633	1,621

Total FDIC loss share (expense) income	(82,051)	(56,211)	66,791

Fair value change in equity appreciation instrument	-	-	8,323
Amortization of contingent liability on unfunded commitments (included in other operating income)	593	1,211	4,487

Total revenues	219,287	246,441	492,279

Provision for loan losses	69,396	74,839	145,635

Total revenues less provision for loan losses	$149,891	$171,602	$346,644

[1]	Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Average balances

	Year ended December 31,
(In millions)	2013	2012

Covered loans	$3,228	$4,050
FDIC loss share asset	1,310	1,680

Interest income on covered loans for the year 2013 amounted to $300.7 million vs. $301.4 million in 2012, reflecting a yield of 9.32% vs. 7.44%, for each year respectively. The increase in the yield was due to higher expected cash flows which are reflected in the accretable yield and recognized over the life of the loans and resolutions of loans during the year. This portfolio, due to its nature, should continue to decline as scheduled payments are received and workout arrangements are made. The yield improvement in 2013 reflects higher collections and estimated cash flows, which increase the accretable yield to be taken over the life of the loan pools. For 2011, net interest income reflects $37.1 million of discount accretion related to covered loans accounted for under ASC Subtopic 310-20. This discount was fully accreted into earnings during 2011.

The FDIC loss share reflected an expense of $82.1 million for 2013, compared to $56.2 million for 2012. This was the mainly the result of higher amortization of the indemnification asset by $32.0 million and higher recoveries on covered assets, including rental income, of $13.1 million, offset by higher mirror accounting on reimbursable expenses for $20.2 million. For 2012, when compared to 2011 this line reflected a negative variance of $123.0 million due to lower discount accretion on loans and unfunded commitments subject to ASC Subtopic 310-20, higher amortization of the FDIC loss share asset, lower mirror accounting on credit impairment losses and higher fair value adjustments to the true-up payment obligation, partially offset by the favorable mirror accounting on reimbursable expenses.

Although the increase in cash flows increases the accretable yield to be recognized over the life of the loans, it also has the effect of lowering the realizable value of the loss share asset since the Corporation would receive lower FDIC payments under the loss share agreements. This is reflected in the increased amortization of the loss share asset for 2013 and an increase in the fair value of the true-up payment obligation. The change in the amortization of the loss share asset from 2011 to 2012 also reflected higher expected cash flows from year to year.

The discussion that follows provides highlights of the Corporation’s results of operations for the year ended December 31, 2013 compared to the results of operations of 2012. It also provides some highlights with respect to the Corporation’s financial condition, credit quality, capital and liquidity. Table 3 presents a five-year summary of the components of net income (loss) as a percentage of average total assets.

Table 3 - Components of Net Income (Loss) as a Percentage of Average Total Assets

	2013	2012	2011	2010	2009

Net interest income	3.95%	3.80%	3.77%	3.38%	3.01%

Provision for loan losses	(1.66)	(1.13)	(1.51)	(2.64)	(3.84)

Mortgage banking activities	0.20	0.24	(0.01)	0.04	0.04

Net gain and valuation adjustments on investment securities	0.02	-	0.03	0.01	0.60

Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	(0.14)	(0.08)	0.01	0.02	(0.03)

Adjustments (expense) to indemnity reserves	(0.10)	(0.06)	(0.09)	(0.19)	(0.11)

Trading account profit	(0.04)	0.01	0.12	0.09	0.15

FDIC loss share (expense) income	(0.23)	(0.16)	0.18	(0.07)	-

Fair value change in equity appreciation instrument	-	-	0.02	0.11	-

Gain on sale of processing and technology business	-	-	-	1.67	-

Other non-interest income	2.52	1.51	1.38	1.72	1.80

Total net interest income and non-interest income, net of provision for loan losses	4.52	4.13	3.90	4.14	1.62

Operating expenses	(3.56)	(3.52)	(3.20)	(3.50)	(3.16)

Income (loss) from continuing operations before income tax	0.96	0.61	0.70	0.64	(1.54)

Income tax (benefit) expense	(0.69)	(0.07)	0.30	0.28	(0.02)

Income (loss) from continuing operations	1.65	0.68	0.40	0.36	(1.52)

Loss from discontinued operations, net of tax	-	-	-	-	(0.05)

Net income (loss)	1.65%	0.68%	0.40%	0.36%	(1.57) %

Net interest income on a taxable equivalent basis for the year ended December 31, 2013 amounted to $1.4 billion, an increase of $55.9 million, compared with 2012. Net interest margin, on a taxable equivalent basis, was 4.72% for the year 2013, an increase of 24 basis points from 2012, resulting from a higher yield from the covered portfolio due to higher expected cash flows and loan resolutions, higher yields from the commercial and construction portfolios due to the reduction in non-performing loans and lower cost of funds. Refer to the Net Interest Income section of this MD&A for a discussion of the major variances in net interest income, including yields and costs.

The provision for loan losses for the non-covered portfolio for year ended December 31, 2013 increased by $199.1 million, or 60%, compared with 2012, mainly due to the write downs of $318.0 million recorded in connection with the bulk sales of non-performing loans completed during the first and second quarters of 2013. Excluding the impact of the bulk sales, the provision for loan losses for the non-covered portfolio was down $119.0 million from the year ended December 31, 2012, reflecting a decrease of $67 million in the BPNA and a decrease of $52 million in BPPR. During the second quarter of 2013, the Corporation implemented certain enhancements to the allowance for loan losses methodology which resulted in a net reserve increase of $11.8 million for the non-covered portfolio and $7.5 million for the covered portfolio. Also, the Corporation recorded a recovery of $8.9 million associated with the sale of a portfolio of previously charged-off credit cards and personal loans during 2013. The provision for the covered portfolio was lower by $5.4 million and reflected lower expected losses in loans accounted by ASC Subtopic 310-30, mainly in commercial and construction loan pools.

Non-performing assets, excluding covered assets declined by $1.1 billion, driven by the bulk sales as well as the continuation of aggressive asset resolution strategies. Inflows of non-performing assets were down $492 million, of 42%, from 2012 and the net charge off ratio, excluding the impact of the bulk sales of non-performing assets, was 1.19%, compared to 1.97% in 2012.

Refer to the Provision for Loan Losses and Credit Risk Management and Loan Quality section of this MD&A for information on the allowance for loan losses, non-performing assets, troubled debt restructurings, net charge-offs and credit quality metrics.

Non-interest income for the year ended December 31, 2013 amounted to $810.6 million, an increase of $279.4 million, compared with 2012. The increase was mainly due to the gain of $430.3 million recorded as a result of the sales of EVERTEC shares in connection with their public offerings during 2013 and the $5.9 million prepayment penalty fee income on EVERTEC’s prepayment of the debt held by Popular, in connection with their initial public offering, which was recorded as a gain on sale of securities. This was partially offset by the impact of the bulk sales of non-performing assets, completed during the first and second quarters of 2013, which resulted in an aggregated loss on sale of loans of $65.3 million and provisions for indemnity reserves of $13.7 million. Also, there were higher trading account losses by $18.0 million due mainly to losses on Puerto Rico government securities and closed end funds held by our broker-dealer subsidiary and higher FDIC loss share expense by $25.8 million mainly due to higher cash flows expected driving higher asset amortization, higher recoveries on covered assets, including rental income, offset by higher mirror accounting on reimbursable expenses. Refer to the Non-Interest Income section of this MD&A for a table that provides a breakdown of the different categories of non-interest income.

Total operating expenses for the year 2013 amounted to $1.3 billion, an increase of $12.6 million, when compared with the previous year. The increase was mainly due to higher OREO expenses due to the $37 million loss incurred in connection with the bulk sale of non-performing assets by BPPR and higher write downs consisting primarily of covered assets which are subject to 80% reimbursement from the FDIC, higher other taxes due to the gross receipts tax enacted during 2013 and higher professional services fees. These negative variances were offset by lower FDIC deposit insurance expense by $25.2 million and lower extinguishment of debt due to the expense of $25 million recorded in 2012 for the cancellation of $350 million in repurchase agreements. Refer to the Operating Expenses section of this MD&A for additional explanations on the major variances in the different categories of operating expenses.

For the year 2013, the Corporation recorded an income tax benefit of $251.3 million, compared to a benefit of $26.4 million for the year 2012. During the year 2013, the Corporation recorded an income tax benefit of $197.5 million reflecting the impact of an amendment to the Puerto Rico Internal Revenue Code which, among other things, increased the marginal tax rate from 30% to 39%. In addition, the Corporation recorded an income tax benefit of $146.4 million in connection with the loss generated on the Puerto Rico operations by the sales of non-performing assets that took place during the year 2013 and a tax expense of $23.7 million related to the gain realized on the sale of a portion of EVERTEC’s shares which was taxable at a preferential tax rate. Refer to the Income Taxes section in this MD&A and Note 40 to the consolidated financial statements for additional information on income taxes.

At December 31, 2013, the Corporation’s total assets were $35.7 billion, compared with $36.5 billion at December 31, 2012, a decrease of $758 million. Total earning assets at December 31, 2013 amounted to $31.5 billion, a decrease of $384 million, or 1.2%, compared with December 31, 2012.

Loans held-in-portfolio, excluding covered loans, totaled $21.6 billion, an increase of $628.7 million compared to 2012. The increase was mainly in mortgage loans at the BPPR segment, attributed largely to opportunistic loan purchases as well as organic growth. The commercial portfolio also increased by $179.0 million, offset by the run-off of the legacy portfolio in the U.S. operations. The covered portfolio declined by $771.5 million as this portfolio continues its normal run-off. Loans held-for-sale declined by $244.0 million from 2012, due to a decline in mortgage originations for sale in the secondary market and the impact of the bulk loan sales.

Refer to Table 19 in the Statement of Financial Condition Analysis section of this MD&A for the percentage allocation of the composition of the Corporation’s financing to total assets. Deposits amounted to $26.7 billion at December 31, 2013, compared with $27.0 billion at December 31, 2012. Table 20 presents a breakdown of deposits by major categories. The Corporation’s borrowings amounted to $3.6 billion at December 31, 2013, compared with $4.4 billion at December 31, 2012.

Stockholders’ equity amounted to $4.6 billion at December 31, 2013, compared with $4.1 billion at December 31, 2012. The Corporation continues to be well-capitalized at December 31, 2013. The Corporation’s regulatory capital ratios improved from December 31, 2012 to December 31, 2013. The Tier 1 risk-based capital and Tier 1 common equity to risk-weighted assets stood at 19.15% and 14.83%, respectively, at December 31, 2013, compared with 17.35% and 13.18%, respectively, at December 31, 2012. The improvement in the Corporation’s regulatory capital ratios from the end of 2012 to December 31, 2013 was principally due to internal capital generation from earnings, partially offset by an increase in disallowed deferred tax assets.

On October 18, 2013, the Corporation submitted a formal application to the Federal Reserve of New York to redeem the $935 million in trust preferred securities due under the TARP, discussed in Note 23 to the accompanying financial statements. There can be no assurance that the Corporation will be approved to repay TARP, nor on the timing of this event.

In summary, during 2013, the Corporation achieved a significant milestone in its de-risking strategy by reducing its non-performing assets, excluding covered assets, by $1.1 billion. The provision for loan losses declined as a result of improvements in credit metrics. Also, the Corporation maintained a strong net interest margin and a solid revenue stream. The Corporation capitalized on the sales of EVERTEC shares, which offset the losses incurred as part of the bulk sales of assets. The covered loans portfolio lower estimated losses, driving lower provisions and the U.S. operations showed profitable results. As mentioned above, the Corporation remains over the well-capitalized regulatory requirements at the end of 2013.

Moving forward, in Puerto Rico, the Corporation will continue to focus on its credit performance and to identify opportunities to add lower-risk assets that can be managed within the existing business platforms. In the U.S. mainland, the Corporation expects to solidify the trend of improving credit quality by continuing the run-off or disposition of legacy portfolios, actively managing the existing classified portfolio, and identifying new asset growth opportunities in selected loan categories.

For further discussion of operating results, financial condition and business risks refer to the narrative and tables included herein.

The shares of the Corporation’s common stock are traded on the NASDAQ Global Select Market under the symbol BPOP. Table 4 shows the Corporation’s common stock performance on a quarterly basis during the last five years.

Table 4 - Common Stock Performance

	Market Price		Cash Dividends Declared per Share	Book Value Per Share	Dividend Yield [1]	Price/ Earnings Ratio		Market/Book Ratio
	High	Low

2013				$ 44.26	N.M.	4.95	x	64.91%
4th quarter	$29.17	$24.07	$ -
3rd quarter	34.20	26.25	-
2nd quarter	30.60	26.88	-
1st quarter	28.92	21.70	-

2012				39.35	N.M.	8.85		52.83
4th quarter	$20.90	$17.42	$ -
3rd quarter	18.74	13.55	-
2nd quarter	21.20	13.58	-
1st quarter	23.00	14.30	-

2011				37.71	N.M.	9.65		36.86
4th quarter	$19.00	$11.15	$ -
3rd quarter	28.30	13.70	-
2nd quarter	32.40	26.30	-
1st quarter	35.33	28.70	-

2010				36.67	N.M.	(50.65)		85.63
4th quarter	$31.40	$27.01	$ -
3rd quarter	29.50	24.50	-
2nd quarter	40.20	26.40	-
1st quarter	29.10	17.50	-

2009				38.91	2.55%	9.46		58.08
4th quarter	$28.00	$21.20	$ -
3rd quarter	28.30	10.40	-
2nd quarter	36.60	21.90	-
1st quarter	55.20	14.70	0.20

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

—

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date. No significant degree of judgment for these valuations is needed, as they are based on quoted prices that are readily available in an active market.

—

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

—

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

Refer to Note 32 to the consolidated financial statements for information on the Corporation’s fair value measurement disclosures required by the applicable accounting standard. At December 31, 2013, approximately $ 5.6 billion, or 97%, of the assets measured at fair value on a recurring basis used market-based or market-derived valuation methodology and, therefore, were classified as Level 1 or Level 2. The majority of instruments measured at fair value were classified as Level 2, including U.S. Treasury securities, obligations of U.S. Government sponsored entities, obligations of Puerto Rico, States and political subdivisions, most mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”), and derivative instruments. U.S. Treasury securities were valued based on yields that were interpolated from the constant maturity treasury curve. Obligations of U.S. Government sponsored entities were priced based on an active exchange market and on quoted prices for similar securities. Obligations of Puerto Rico, States and political subdivisions were valued based on trades, bid price or spread, two sided markets, quotes, benchmark curves, market data feeds, discount and capital rates and trustee reports. MBS and CMOs were priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Refer to the Derivatives section below for a description of the valuation techniques used to value these derivative instruments.

The remaining 3% of assets measured at fair value on a recurring basis at December 31, 2013 were classified as Level 3 since their valuation methodology considered significant unobservable inputs. The financial assets measured as Level 3 included mostly Puerto Rico tax-exempt GNMA mortgage-backed securities and mortgage servicing rights (“MSRs”). GNMA tax exempt mortgage-backed securities are priced using a local demand price matrix prepared from local dealer quotes, and other local investments such as corporate securities and local mutual funds which are priced by local dealers. MSRs, on the other hand, are priced internally using a discounted cash flow model which considers servicing fees, portfolio characteristics, prepayment assumptions, delinquency rates, late charges, other ancillary revenues, cost to service and other economic factors. Additionally, the Corporation reported $ 26 million of financial assets that were measured at fair value on a nonrecurring basis at December 31, 2013, all of which were classified as Level 3 in the hierarchy.

Broker quotes used for fair value measurements inherently reflect any lack of liquidity in the market since they represent an exit price from the perspective of the market participants. Financial assets that were fair valued using broker quotes amounted to $ 31 million at December 31, 2013, of which $ 17 million were Level 3 assets and $ 14 million were Level 2 assets. Level 3 assets consisted principally of tax-exempt GNMA mortgage-backed securities. Fair value for these securities was based on an internally-prepared matrix derived from an average of two indicative local broker quotes. The main input used in the matrix pricing was non-binding local broker quotes obtained from limited trade activity. Therefore, these securities were classified as Level 3.

There were no transfers in and/or out of Level 1, Level 2, or Level 3 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2013 and 2011. There were no transfers in and/or out of Level 1 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2012. There were $ 2 million in transfers from Level 2 to Level 3 and $ 8 million in transfers from Level 3 to Level 2 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2012. The transfers from Level 2 to Level 3 of trading mortgage-backed securities were the result of a change in valuation technique to a matrix pricing model, based on indicative prices provided by brokers. The transfers from Level 3 to Level 2 of trading mortgage-backed securities resulted from observable market data becoming available for these securities. The Corporation’s policy is to recognize transfers as of the end of the reporting period.

Trading Account Securities and Investment Securities Available-for-Sale

The majority of the values for trading account securities and investment securities available-for-sale are obtained from third-party pricing services and are validated with alternate pricing sources when available. Securities not priced by a secondary pricing source are documented and validated internally according to their significance to the Corporation’s financial statements. Management has established materiality thresholds according to the investment class to monitor and investigate material deviations in prices obtained from the primary pricing service provider and the secondary pricing source used as support for the valuation results. During the year ended December 31, 2013, the Corporation did not adjust any prices obtained from pricing service providers or broker dealers.

Inputs are evaluated to ascertain that they consider current market conditions, including the relative liquidity of the market. When a market quote for a specific security is not available, the pricing service provider generally uses observable data to derive an exit price for the instrument, such as benchmark yield curves and trade data for similar products. To the extent trading data is not available, the pricing service provider relies on specific information including dialogue with brokers, buy side clients, credit ratings, spreads to established benchmarks and transactions on similar securities, to draw correlations based on the characteristics of the evaluated instrument. If for any reason the pricing service provider cannot observe data required to feed its model, it discontinues pricing the instrument. During the year ended December 31, 2013, none of the Corporation’s investment securities were subject to pricing discontinuance by the pricing service providers. The pricing methodology and approach of our primary pricing service providers is concluded to be consistent with the fair value measurement guidance.

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

At December 31, 2013, the Corporation’s portfolio of trading and investment securities available-for-sale amounted to $ 5.6 billion and represented 97% of the Corporation’s assets measured at fair value on a recurring basis. At December 31, 2013, net unrealized gains on the trading securities approximated $7 million and net unrealized losses on available-for-sale investment securities portfolio approximated to $ 51 million. Fair values for most of the Corporation’s trading and investment securities available-for-sale were classified as Level 2. Trading and investment securities available-for-sale classified as Level 3, which were the securities that involved the highest degree of judgment, represent less than 1% of the Corporation’s total portfolio of trading and investment securities available-for-sale.

Mortgage Servicing Rights

Mortgage servicing rights (“MSRs”), which amounted to $ 161 million at December 31, 2013, and are primarily related to residential mortgage loans originated in Puerto Rico, do not trade in an active, open market with readily observable prices. Fair value is estimated based upon discounted net cash flows calculated from a combination of loan level data and market assumptions. The valuation model combines loans with common characteristics that impact servicing cash flows (e.g. investor, remittance cycle, interest rate, product type, etc.) in order to project net cash flows. Market valuation assumptions include prepayment speeds, discount rate, cost to service, escrow account earnings, and contractual servicing fee income, among other considerations. Prepayment speeds are derived from market data that is more relevant to the U.S. mainland loan portfolios and, thus, are adjusted for the Corporation’s loan characteristics and portfolio behavior since prepayment rates in Puerto Rico have been historically lower. Other assumptions are, in the most part, directly obtained from third-party providers. Disclosure of two of the key economic assumptions used to measure MSRs, which are prepayment speed and discount rate, and a sensitivity analysis to adverse changes to these assumptions, is included in Note 13 to the consolidated financial statements.

Derivatives

Derivatives, such as interest rate swaps, interest rate caps and indexed options, are traded in over-the-counter active markets. These derivatives are indexed to an observable interest rate benchmark, such as LIBOR or equity indexes, and are priced using an income approach based on present value and option pricing models using observable inputs. Other derivatives are liquid and have quoted prices, such as forward contracts or “to be announced securities” (“TBAs”). All of these derivatives held by the Corporation were classified as Level 2. Valuations of derivative assets and liabilities reflect the values associated with counterparty risk and nonperformance risk, respectively. The non-performance risk, which measures the Corporation’s own credit risk, is determined using internally-developed models that consider the net realizable value of the collateral posted, remaining term, and the creditworthiness or credit standing of the Corporation. The counterparty risk is also determined using internally-developed models which incorporate the creditworthiness of the entity that bears the risk, net realizable value of the collateral received, and available public data or internally-developed data to determine their probability of default. To manage the level of credit risk, the Corporation employs procedures for credit approvals and credit limits, monitors the counterparties’ credit condition, enters into master netting agreements whenever possible and, when appropriate, requests additional collateral. During the year ended December 31, 2013, inclusion of credit risk in the fair value of the derivatives resulted in a net gain of $1.5 million recorded in the other operating income and interest expense captions of the consolidated statement of operations, which consisted of a gain of $0.5 million resulting from the Corporation’s own credit standing adjustment and a gain of $1.0 million from the assessment of the counterparties’ credit risk.

Contingent consideration liability

The fair value of the true-up payment obligation (contingent consideration) to the FDIC as it relates to the Westernbank FDIC-assisted transaction amounted to $128 million at December 31, 2013. The fair value was estimated using projected cash flows related to the loss sharing agreements at the true-up measurement date, taking into consideration the intrinsic loss estimate, asset premium/discount, cumulative shared loss payments, and the cumulative servicing amount related to the loan portfolio. Refer to Note 11 to the consolidated financial statements for a description of the true-up payment formula. The true-up payment obligation was discounted using a term rate consistent with the time remaining until the payment is due. The discount rate was an estimate of the sum of the risk-free benchmark rate for the term remaining before the true-up payment is due and a risk premium to account for the credit risk profile of BPPR. The risk premium was calculated based on a 12-month trailing average spread of the yields on corporate bonds with credit ratings similar to BPPR.

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

The accounting guidance provides for the recognition of a loss allowance for groups of homogeneous loans. The determination for general reserves of the allowance for loan losses includes the following principal factors:

—

Base net loss rates, which are based on the moving average of annualized net loss rates computed over a 3-year historical loss period for the commercial and construction loan portfolios, and an 18-month period for the consumer and mortgage loan portfolios. The base net loss rates are applied by loan type and by legal entity.

—

Recent loss trend adjustment, which replaces the base loss rate with a 12-month average loss rate for the commercial, construction and legacy loan portfolios and 6-month average loss rate for the consumer and mortgage loan portfolios, when these trends are higher than the respective base loss rates, up to a determined cap in the case of consumer and mortgage loan portfolios. The objective of this adjustment is to allow for a more recent loss trend to be captured and reflected in the ALLL estimation process, while limiting excessive pro-cyclicality on changing economic periods using caps for the consumer and mortgage portfolios given the shorter six month look back window. These caps are calibrated annually at the end of each year and consistently applied until the next annual review. As part of the periodic review of the adequacy of the ALLL models and related assumptions, management monitors and reviews the loan segments for which the caps are being triggered in order to assess the reasonability of the cap in light of the risk profile of the portfolio and current credit and loss trends. Upon the completion of these qualitative reviews, management may make reserve adjustments that may partially or fully override the effect of the caps, if warranted. The caps are determined by measuring historic periods in which the recent loss trend adjustment rates were higher than the base loss rates and setting the cap at a percentile of the historic trend loss rates.

For the period ended December 31, 2013, the recent loss trend adjustment caps for the consumer and mortgage portfolios were triggered in only one portfolio segment within the Puerto Rico consumer portfolio. Management assessed the impact of the applicable cap through a review of qualitative factors that specifically considered the drivers of recent loss trends and changes to the portfolio composition. The related effect of the aforementioned cap was immaterial for the overall level of the Allowance for Loan and Lease Losses for the Puerto Rico consumer portfolio.

For the period ended December 31, 2012, the recent loss trend adjustment caps for the consumer and mortgage portfolios were triggered in three consumer portfolio segments and one mortgage portfolio segment in the Puerto Rico region, and three consumer portfolio segments in the US region. Management assessed the adequacy of the applicable caps through a review of qualitative factors and recorded a $4 million qualitative offsetting adjustment that reversed the effect of the cap on the overall level of the Allowance for Loan and Lease Losses for the Puerto Rico mortgage portfolio. This offsetting adjustment considered the aforementioned review of qualitative factors, specifically, the 2012 revision to the Corporation’s charge-off policy that resulted in higher loss trends for this portfolio. The related effect of the aforementioned Puerto Rico and US region caps was immaterial for the overall level of the Allowance for Loan and Lease Losses for the corresponding portfolios.

At December 31, 2012, the impact of the use of recent loss trend adjustment caps on the overall level of Allowance for Loan and Lease Losses for the commercial portfolio was immaterial. The use of recent loss trend adjustment caps in the commercial portfolio was eliminated in the second quarter of 2013.

For the period ended December 31, 2013, 27% (2012 – 32%) of the ALLL for BPPR non-covered loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was mainly concentrated in the commercial multi-family, leasing, and auto loan portfolios for 2013, and in the commercial multi-family, commercial and industrial, construction, credit cards, and personal loan portfolios for 2012.

For the period ended December 31, 2013, 29% (2012 – 8%) of the ALLL for BPNA loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was mainly concentrated in the commercial multi-family, commercial real estate non-owner occupied, commercial and industrial and legacy loan portfolios for 2013, and in the construction and legacy loan portfolios for 2012.

—

Environmental factors, which include credit and macroeconomic indicators such as unemployment rate, economic activity index and delinquency rates, were adopted to account for current market conditions that are likely to cause estimated credit losses to differ from historical losses. The Corporation reflects the effect of these environmental factors on each loan group as an adjustment that, as appropriate, increases or decreases the historical loss rate applied to each group. Environmental factors provide updated perspective on credit and economic conditions. Regression analysis was used to select these indicators and quantify the effect on the general reserve of the allowance for loan losses.

During the second quarter of 2013, management enhanced the estimation process for evaluating the adequacy of the general reserve component of the allowance for loan losses. The enhancements to the ALLL methodology, which are described in the paragraphs below, were implemented as of June 30, 2013 and resulted in a net increase to the allowance for loan losses of $11.8 million for the non-covered portfolio and $7.5 million for the covered portfolio.

Management made the following principal changes to the methodology during the second quarter of 2013:

—

Incorporated risk ratings to establish a more granular stratification of the commercial, construction and legacy loan portfolios to enhance the homogeneity of the loan classes. Prior to the second quarter enhancements, the Corporation’s loan segmentation was based on product type, line of business and legal entity. During the second quarter of 2013, lines of business were simplified and a regulatory risk classification level was added. These changes increase the homogeneity of each portfolio and capture the higher potential for loan loss in the criticized and substandard accruing categories.

These enhancements resulted in a decrease to the allowance for loan losses of $42.9 million at June 30, 2013, which consisted of a $35.7 million decrease in the non-covered BPPR segment and a $7.2 million reduction in the BPNA segment.

—

Recalibration and enhancements of the environmental factors adjustment. The environmental factor adjustments are developed by performing regression analyses on selected credit and economic indicators for each applicable loan segment. Prior to the second quarter enhancements, these adjustments were applied in the form of a set of multipliers and weights assigned to credit and economic indicators. During the second quarter of 2013, the environmental factor models used to account for changes in current credit and macroeconomic conditions, were enhanced and recalibrated based on the latest applicable trends. Also, as part of these enhancements, environmental factors are directly applied to the adjusted base loss rates using regression models based on particular credit data for the segment and relevant economic factors. These enhancements result in a more precise adjustment by having recalibrated models with improved statistical analysis and eliminating the multiplier concept that ensures that environmental factors are sufficiently sensitive to changing economic conditions.

The combined effect of the aforementioned changes to the environmental factors adjustment resulted in an increase to the allowance for loan losses of $52.5 million at June 30, 2013, of which $56.1 million related to the non-covered BPPR segment, offset in part by a $3.6 million reduction in the BPNA segment.

There were additional enhancements to the allowance for loan losses methodology which accounted for an increase of $9.7 million at June 30, 2013 at the BPPR segment. These enhancements included the elimination of the use of a cap for the commercial recent loss adjustment (12-month average), the incorporation of a minimum general reserve assumption for the commercial, construction and legacy portfolios with minimal or zero loss history, and the application of the enhanced ALLL framework to the covered loan portfolio.

A loan is impaired when, based on current information and events, it is probable that the principal and/or interest are not going to be collected according to the original contractual terms of the loan agreement. Current information and events include “environmental” factors, e.g. existing industry, geographical, economic and political factors. Probable means the future event or events which will confirm the loss or impairment of the loan is likely to occur.

According to the accounting guidance criteria for specific impairment of a loan, the Corporation defines as impaired loans those commercial and construction borrowers with total debt greater than or equal to $1 million classified as “Substandard Non-Accrual”, “Doubtful” or “Loss”, as well as non-accrual loans and trouble debt restructurings. Commercial and construction loans that originally met the Corporation’s threshold for impairment identification in a prior period, but due to charge-offs or payments are currently below the $1 million threshold and are still 90 days past due, except for TDRs, are accounted for under the Corporation’s general reserve methodology. Although the accounting codification guidance for specific impairment of a loan excludes large groups of smaller balance homogeneous loans that are collectively evaluated for impairment (e.g. mortgage and consumer loans), it specifically requires that loan modifications considered troubled debt restructurings (“TDRs”) be analyzed under its provisions. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate, the observable market price of the loan, if available, or the fair value of the collateral if the loan is collateral dependent.

The fair value of the collateral on commercial and construction loans is generally derived from appraisals. The Corporation periodically requires updated appraisal reports for loans that are considered impaired. The frequency of updated appraisals depends on total debt outstanding and type of collateral. Currently, for commercial and construction loans secured by real estate, if the borrower’s total debt is equal to or greater than $1 million, the appraisal is updated annually. If the borrower’s total debt is less than $1 million, the appraisal is updated at least every two years.

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

For mortgage and other consumer loans that are modified with regard to payment terms and which constitute TDRs, the discounted cash flow value method is used as the impairment valuation is more appropriately calculated based on the ongoing cash flow from the individuals rather than the liquidation of the collateral asset. The computations give consideration to probability of default and loss-given default on the related estimated cash flows.

Refer to Note 10 to the consolidated financial statements for disclosures on the impact of adopting ASU 2011-02 and to Note 3 for a general description of the ASU 2011-02 guidance.

Acquisition Accounting for Covered Loans and Related Indemnification Asset

The Corporation accounted for the Westernbank FDIC-assisted transaction under the accounting guidance of ASC Topic 805, Business Combinations, which requires the use of the purchase method of accounting. All identifiable assets and liabilities acquired were initially recorded at fair value. No allowance for loan losses related to the acquired loans was recorded on the acquisition date as the fair value of the loans acquired incorporated assumptions regarding credit risk. Loans acquired were recorded at fair value in accordance with the fair value methodology prescribed in ASC Topic 820, exclusive of the shared-loss agreements with the FDIC. These fair value estimates associated with the loans included estimates related to expected prepayments and the amount and timing of expected principal, interest and other cash flows.

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

The Corporation applied the guidance of ASC Subtopic 310-30 to all loans acquired in the Westernbank FDIC-assisted transaction (including loans that do not meet the scope of ASC Subtopic 310-30), except for credit cards and revolving lines of credit. ASC Subtopic 310-30 provides two specific criteria that have to be met in order for a loan to be within its scope: (1) credit deterioration on the loan from its inception until the acquisition date and (2) that it is probable that not all of the contractual cash flows will be collected on the loan. Once in the scope of ASC Subtopic 310-30, the credit portion of the fair value discount on an acquired loan cannot be accreted into income until the acquirer has assessed that it expects to receive more cash flows on the loan than initially anticipated.

Acquired loans that meet the definition of nonaccrual status fall within the Corporation’s definition of impaired loans under ASC Subtopic 310-30. It is possible that performing loans would not meet criteria number 1 above related to evidence of credit deterioration since the date of loan origination, and therefore not fall within the scope of ASC Subtopic 310-30. Based on the fair value determined for the acquired portfolio, acquired loans that did not meet the Corporation’s definition of non-accrual status also resulted in the recognition of a significant discount attributable to credit quality.

Given the significant discount related to credit in the valuation of the Westernbank acquired portfolio, the Corporation considered two possible options for the performing loans (1) accrete the entire fair value discount (including the credit portion) using the interest method over the life of the loan in accordance with ASC Subtopic 310-20; or (2) analogize to ASC Subtopic 310-30 and only accrete the portion of the fair value discount unrelated to credit.

Pursuant to an AICPA letter dated December 18, 2009, the AICPA summarized the SEC Staff’s view regarding the accounting in subsequent periods for discount accretion associated with loan receivables acquired in a business combination or asset purchase. Regarding the accounting for such loan receivables, in the absence of further standard setting, the AICPA understands that the SEC Staff would not object to an accounting policy based on contractual cash flows (Option 1 - ASC Subtopic 310-20 approach) or an accounting policy based on expected cash flows (Option 2 – ASC Subtopic 310-30 approach). As such, the Corporation considered the two allowable options as follows:

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

—

Option 2 – The Corporation believes analogizing to ASC Subtopic 310-30 is the more appropriate option to follow in accounting for the credit portion of the fair value discount. By doing so, the loan is only being accreted up to the value that the acquirer expected to receive at acquisition of the loan.

Based on the above, the Corporation elected Option 2 – the ASC Subtopic 310-30 approach to the outstanding balance for all the acquired loans in the Westernbank FDIC-assisted transaction with the exception of revolving lines of credit with active privileges as of the acquisition date, which are explicitly scoped out by the ASC Subtopic 310-30 accounting guidance. New advances / draws after the acquisition date under existing credit lines that did not have revolving privileges as of the acquisition date, particularly for construction loans, will effectively be treated as a “new” loan for accounting purposes and accounted for under the provisions of ASC Subtopic 310-20, resulting in a hybrid accounting for the overall construction loan balance.

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

At April 30, 2010, the acquired loans accounted for pursuant to ASC Subtopic 310-30 by the Corporation totaled $4.9 billion which represented undiscounted unpaid contractually-required principal and interest balances of $9.9 billion reduced by a discount of $5.0 billion resulting from acquisition date fair value adjustments. The non-accretable discount on loans accounted for under ASC Subtopic 310-30 amounted to $3.4 billion or approximately 68% of the total discount, thus indicating a significant amount of expected credit losses on the acquired portfolios.

Pursuant to ASC Section 310-20-15-5, the Corporation aggregated loans acquired in the FDIC-assisted transaction into pools with common risk characteristics for purposes of applying the recognition, measurement and disclosure provisions of this subtopic. Each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. Characteristics considered in pooling loans in the Westernbank FDIC-assisted transaction included loan type, interest rate type, accruing status, amortization type, rate index and source type. Once the pools are defined, the Corporation maintains the integrity of the pool of multiple loans accounted for as a single asset.

Under ASC Subtopic 310-30, the difference between the undiscounted cash flows expected at acquisition and the fair value of the loans, or the “accretable yield,” is recognized as interest income using the effective yield method over the estimated life of the loan if the timing and amount of the future cash flows of the pool is reasonably estimable. The non-accretable difference represents the difference between contractually required principal and interest and the cash flows expected to be collected. Subsequent to the acquisition date, increases in cash flows over those expected at the acquisition date are recognized as interest income prospectively as an adjustment to accretable yield over the pool’s remaining life. Decreases in expected cash flows after the acquisition date are generally recognized by recording an allowance for loan losses.

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

Over the life of the acquired loans that are accounted under ASC Subtopic 310-30, the Corporation continues to estimate cash flows expected to be collected on individual loans or on pools of loans sharing common risk characteristics. The Corporation evaluates at each balance sheet date whether the present value of its loans determined using the effective interest rates has decreased based on revised estimated cash flows and if so, recognizes a provision for loan loss in its consolidated statement of operations and an allowance for loan losses in its consolidated statement of financial condition. For any increases in cash flows expected to be collected from borrowers, the Corporation adjusts the amount of accretable yield recognized on the loans on a prospective basis over the pool’s remaining life.

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

For purposes of assessing the realization of the deferred tax assets in the U.S. mainland management evaluates and weights all available positive and negative evidence. The Corporation’s U.S. mainland operations are no longer in a cumulative loss position for the three-year period ended December 31, 2013 taking into account taxable income adjusted by temporary differences. This represents positive evidence within management’s evaluation. The assessment as of December 31, 2013 considers the book income for 2013 and excludes the loss recorded during the fourth quarter of 2010, which previously drove the cumulative loss position. The book income for 2013 was significantly impacted by a reversal of the loan loss provision due to the improved credit quality of the loan portfolios. However, the U.S. mainland operations did not report taxable income for any of the three years evaluated. Future realization of the deferred tax assets depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under the tax law. The lack of taxable income together with the uncertainties regarding future performance represents strong negative evidence within management’s evaluation. After weighting of all positive and negative evidence management concluded, as of the reporting date, that it is more likely than not that the Corporation will not be able to realize any portion of the deferred tax assets, considering the criteria of ASC Topic 740.

At December 31, 2013, the Corporation’s net deferred tax assets related to its Puerto Rico operations amounted to $790 million. The Corporation’s Puerto Rico Banking operation is not in a cumulative loss position and has sustained profitability during the years 2012 and 2013, exclusive of the loss generated on the sales of non performing assets that took place in 2013 which is not a continuing condition of the operations. This is considered a strong piece of objectively verifiable positive evidence that out weights any negative evidence considered by management in the evaluation of the realization of the deferred tax asset. Based on this evidence, the Corporation has concluded that it is more likely than not that such net deferred tax asset of the Puerto Rico operations will be realized.

Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Code provides a dividends-received deduction of 100% on dividends received from “controlled” subsidiaries subject to taxation in Puerto Rico and 85% on dividends received from other taxable domestic corporations.

Changes in the Corporation’s estimates can occur due to changes in tax rates, new business strategies, newly enacted guidance, and resolution of issues with taxing authorities regarding previously taken tax positions. Such changes could affect the amount of accrued taxes. The current income tax payable for 2013 has been paid during the year in accordance with estimated tax payments rules. Any remaining payment will not have any significant impact on liquidity and capital resources.

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

The amount of unrecognized tax benefits, including accrued interest, at December 31, 2013 amounted to $11.9 million. Refer to Note 40 to the consolidated financial statements for further information on this subject matter. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $7.6 million.

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

At December 31, 2013, goodwill amounted to $648 million. Note 17 to the consolidated financial statements provides the assignment of goodwill by reportable segment and the Corporate group.

The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2013 using July 31, 2013 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which are the legal entities within the reportable segment. The Corporation assigns goodwill to the reporting units when carrying out a business combination.

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

The computations require management to make estimates and assumptions. Critical assumptions that are used as part of these evaluations include:

—	a selection of comparable publicly traded companies, based on nature of business, location and size;

—	a selection of comparable acquisition and capital raising transactions;

—	the discount rate applied to future earnings, based on an estimate of the cost of equity;

—	the potential future earnings of the reporting unit; and

—	the market growth and new business assumptions.

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

For purposes of the discounted cash flows (“DCF”) approach, the valuation is based on estimated future cash flows. The financial projections used in the DCF valuation analysis for each reporting unit are based on the most recent (as of the valuation date) financial projections presented to the Corporation’s Asset / Liability Management Committee (“ALCO”). The growth assumptions included in these projections are based on management’s expectations for each reporting unit’s financial prospects considering economic and industry conditions as well as particular plans of each entity (i.e. restructuring plans, de-leveraging, etc.). The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 13.5% to 17.34% for the 2013 analysis. The Ibbotson Build-Up Method builds up a cost of equity starting with the rate of return of a “risk-free” asset (20-year U.S. Treasury note) and adds to it additional risk elements such as equity risk premium, size premium and industry risk premium. The resulting discount rates were analyzed in terms of reasonability given the current market conditions and adjustments were made when necessary.

For BPNA, the only reporting unit that failed Step 1, the Corporation determined the fair value of Step 1 utilizing a DCF approach and a market value approach. The market value approach is based on a combination of price multiples from comparable companies and multiples from capital raising transactions of comparable companies. The market multiples used included “price to book” and “price to tangible book”. The Step 1 fair value for BPNA under both valuation approaches (market and DCF) was below the carrying amount of its equity book value as of the valuation date (July 31), requiring the completion of Step 2. In accordance with accounting standards, the Corporation performed a valuation of all assets and liabilities of BPNA, including any recognized and unrecognized intangible assets, to determine the fair value of BPNA’s net assets. To complete Step 2, the Corporation subtracted from BPNA’s Step 1 fair value the determined fair value of the net assets to arrive at the implied fair value of goodwill. The results of the Step 2 indicated that the implied fair value of goodwill exceeded the goodwill carrying value of $402 million at July 31, 2013 resulting in no goodwill impairment. The reduction in BPNA’s Step 1 fair value was offset by a reduction in the fair value of its net assets, resulting in an implied fair value of goodwill that exceeds the recorded book value of goodwill.

The analysis of the results for Step 2 indicates that the reduction in the fair value of the reporting unit was mainly attributed to the deteriorated fair value of the loan portfolios and not to the fair value of the reporting unit as a going concern. The current negative performance of the reporting unit is principally related to deteriorated credit quality in its loan portfolio, which is consistent with the results of the Step 2 analysis. The fair value determined for BPNA’s loan portfolio in the July 31, 2013 annual test represented a discount of 15.1%, compared with 18.2% at July 2012. The discount is mainly attributed to market participant’s expected rate of returns.

If the Step 1 fair value of BPNA declines further in the future without a corresponding decrease in the fair value of its net assets or if loan discounts improve without a corresponding increase in the Step 1 fair value, the Corporation may be required to record a goodwill impairment charge. The Corporation engaged a third-party valuator to assist management in the annual evaluation of BPNA’s goodwill (including Step 1 and Step 2) as well as BPNA’s loan portfolios as of the July 31, 2013 valuation date. Management discussed the methodologies, assumptions and results supporting the relevant values for conclusions and determined they were reasonable.

For the BPPR reporting unit, the average estimated fair value calculated in Step 1 using all valuation methodologies exceeded BPPR’s equity value by approximately $387 million in the July 31, 2013 annual test as compared with approximately $222 million at July 31, 2012. This result indicates there would be no indication of impairment on the goodwill recorded in BPPR at July 31, 2012. For the BPNA reporting unit, the estimated implied fair value of goodwill calculated in Step 2 exceeded BPNA’s goodwill carrying value by approximately $557 million as compared to approximately $338 million at July 31, 2012. The increase in the excess of the implied fair value of goodwill over its carrying amount for BPNA is mainly due to an increase in the fair value of the equity of BPNA as calculated in Step 1, which is mainly attributed to improvement in BPNA financial performance and increases in market price comparable companies and transactions. The goodwill balance of BPPR and BPNA, as legal entities, represented approximately 97% of the Corporation’s total goodwill balance as of the July 31, 2013 valuation date.

Furthermore, as part of the analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2013 annual assessment were reasonable.

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

At December 31, 2013 and 2012, other than goodwill, the Corporation had $ 6 million of identifiable intangible assets, with indefinite useful lives, mostly associated with E-LOAN’S trademark.

The valuation of the E-LOAN trademark was performed using the “relief-from-royalty” valuation approach. The basis of the “relief-from-royalty” method is that, by virtue of having ownership of the trademark, the Corporation is relieved from having to pay a royalty, usually expressed as a percentage of revenue, for the use of trademark. The main attributes involved in the valuation of this intangible asset include the royalty rate, revenue projections that benefit from the use of this intangible, after-tax royalty savings derived from the ownership of the intangible, and the discount rate to apply to the projected benefits to arrive at the present value of this intangible. Since estimates are an integral part of this trademark impairment analysis, changes in these estimates could have a significant impact on the calculated fair value. There were no impairments recognized during the years ended December 31, 2013 and 2012 related to E-LOAN’s trademark.

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

The Corporation periodically reviews its assumption for the long-term expected return on pension plan assets. The Plans’ assets fair value at December 31, 2013 was $705.5 million. The expected return on plan assets is determined by considering various factors, including a total fund return estimate based on a weighted-average of estimated returns for each asset class in the plan. Asset class returns are estimated using current and projected economic and market factors such as real rates of return, inflation, credit spreads, equity risk premiums and excess return expectations.

As part of the review, the Corporation’s independent consulting actuaries performed an analysis of expected returns based on the plan’s asset allocation at January 1, 2014. This analysis is reviewed by the Corporation and used as a tool to develop expected rates of return, together with other data. This forecast reflects the actuarial firm’s view of expected long-term rates of return for each significant asset class or economic indicator; for example, 8.8% for large cap stocks, 9.0% for small cap stocks, 9.2% for international stocks and 4.2% for aggregate fixed-income securities at January 1, 2014. A range of expected investment returns is developed, and this range relies both on forecasts and on broad-market historical benchmarks for expected returns, correlations, and volatilities for each asset class.

As a consequence of recent reviews, the Corporation left unchanged its expected return on plan assets for year 2014 at 7.25%. The 7.25% and 7.60% had been used as the expected rate of return in 2013 and 2012, respectively. Since the expected return assumption is on a long-term basis, it is not materially impacted by the yearly fluctuations (either positive or negative) in the actual return on assets.

During the fourth quarter of 2011, the Corporation offered a Voluntary Retirement Program (“VRP”) to all active participants eligible for retirement under the Plans, excluding senior management. The VRP provided for an additional benefit of one-year of base pay, payable either as a lump-sum payment from the Plans on February 1, 2012, or as an increase in monthly pension payments on their elected pension benefit commencement date.

During 2013 the Corporation offered a Lump Sum Distribution to terminated vested participants whose deferred pension has a current value of up to $40 thousand. The acceptance of this offer was voluntary and relieved the Corporation of all future obligations related to the terminated vested participants who accepted the offer.

Pension expense for the Plans amounted to $6.8 million in 2013. The total pension expense included a credit of $45.4 million for the expected return on assets.

Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2014 from 7.25% to 7.00% would increase the projected 2014 expense for the Banco Popular de Puerto Rico Retirement Plan, the Corporation’s largest plan, by approximately $1.6 million.

If the projected benefit obligation exceeds the fair value of plan assets, the Corporation shall recognize a liability equal to the unfunded projected benefit obligation and vice versa, if the fair value of plan assets exceeds the projected benefit obligation, the Corporation recognizes an asset equal to the overfunded projected benefit obligation. This asset or liability may result in a taxable or deductible temporary difference and its tax effect shall be recognized as an income tax expense or benefit which shall be allocated to various components of the financial statements, including other comprehensive income. The determination of the fair value of pension plan obligations involves judgment, and any changes in those estimates could impact the Corporation’s consolidated statement of financial condition. The valuation of pension plan obligations is discussed above. Management believes that the fair value estimates of the pension plan assets are reasonable given the valuation methodologies used to measure the investments at fair value as described in Note 34. Also, the compositions of the plan assets are primarily in equity and debt securities, which have readily determinable quoted market prices.

The Corporation uses the Towers Watson RATE: Link (10/90) Model to discount the expected program cash flows of the plans as a guide in the selection of the discount rate. The Corporation used a discount rate of 4.70% to determine the plans’ benefit obligation at December 31, 2013, compared with 3.80% at December 31, 2012.

A 50 basis point decrease in the assumed discount rate of 4.70% as of the beginning of 2014 would increase the projected 2014 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2.5 million. The change would not affect the minimum required contribution to the Plan.

The Corporation also provides a postretirement health care benefit plan for certain employees of BPPR. This plan was unfunded (no assets were held by the plan) at December 31, 2013. The Corporation had an accrual for postretirement benefit costs of $145.7 million at December 31, 2013, using a discount rate of 4.80%. Assumed health care trend rates may have significant effects on the amounts reported for the health care plan. Note 34 to the consolidated financial statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have on specified cost components and the postretirement benefit obligation of the Corporation.

STATEMENT OF OPERATIONS ANALYSIS

Net Interest Income

The principal source of earnings of the Corporation is net interest income which is defined as the difference between the revenue generated from earning assets less the interest cost of funding those assets. Net interest income is subject to several risk factors, including market driven events, changes in volumes and repricing characteristics of assets and liabilities, as well as strategic decisions made by the Corporation’s management. Net interest income on a taxable equivalent basis for the year ended December 31, 2013 resulted in an increase of $55.9 million when compared with the same period in 2012.

The average key index rates for the years 2011 through 2013 were as follows:

	2013	2012	2011

Prime rate	3.25%	3.25%	3.25%
Fed funds rate	0.07	0.14	0.11
3-month LIBOR	0.27	0.42	0.34
3-month Treasury Bill	0.05	0.08	0.05
10-year Treasury	2.36	1.74	2.76
FNMA 30-year	3.61	3.07	4.11

The interest earning assets include investment securities and loans that are exempt from income tax, principally in Puerto Rico. The main sources of tax-exempt interest income are certain investments in obligations of the U.S. Government, its agencies and sponsored entities, and certain obligations of the Commonwealth of Puerto Rico and its agencies and assets held by the Corporation’s international banking entities. International banking entities in Puerto Rico had a temporary 5% tax rate that ended in December, 2011. To facilitate the comparison of all interest related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates for each period. The taxable equivalent computation considers the interest expense and other related expense disallowances required by the Puerto Rico tax law. Under this law, the exempt interest can be deducted up to the amount of taxable income. The increase in the taxable equivalent adjustment in 2013 as compared to 2012 can be explained by the following:

—

                During the quarter ended June 30, 2013 the Puerto Rico Government amended the Commonwealth’s Internal Revenue Code. The changes that were implemented included an increase in the corporate income tax rate from 30% to 39%. The effect of this change represented an increase of approximately $20.6 million in the taxable equivalent adjustment for the year ended December 31, 2013.

—

                Additional exempt loan volume resulting from consumer loans purchased at the end of the second quarter 2012 resulted in an increase in the taxable equivalent adjustment of $4 million for the year 2013 as compared to 2012. This increase excludes the effect of the change in corporate income tax rate for this portfolio discussed above.

Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale. Non-accrual loans have been included in the respective average loans and leases categories. Loan fees collected and costs incurred in the origination of loans are deferred and amortized over the term of the loan as an adjustment to interest yield. Prepayment penalties, late fees collected and the amortization of premiums / discounts on purchased loans are also included as part of the loan yield. Interest income for the period ended December 31, 2013 included a favorable impact, excluding the discount accretion on covered loans accounted for under ASC Subtopic 310-30, of $12.5 million, related to those items, compared to a favorable impact of $19.2 million for the same period in 2012 and $21.4 million in 2011. The $6.7 million reduction from 2012 to 2013 resulted in part from higher amortization of premiums related to mortgage loans purchased. The discount accretion on covered loans accounted for under ASC Subtopic 310-20 (revolving lines) was fully accreted in the third quarter of 2011 and totaled $37.1 million.

Table 5 presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2013, as compared with the same period in 2012, segregated by major categories of interest earning assets and interest bearing liabilities.

Net interest margin, on a taxable equivalent basis, increased 24 basis points to 4.72% compared to 4.48% for the years ended December 31, 2013 and 2012, respectively. The main variances are discussed below:

¡

                Higher yield from commercial and construction loans due to lower levels of non- performing loans after the bulk sale completed during the first quarter of 2013 and a $4.2 million benefit from the change in statutory tax rate.

¡

                A higher yield from consumer loans due mostly to the exempt loan purchases made during the second quarter of 2012 and higher taxable equivalent yield resulting from the increase in the statutory tax rate.

¡

                A higher yield from covered loans due to higher expected cash flows which are reflected in the accretable yield to be recognized over the average life of the loans and loan resolutions during 2013. The positive yield was partially offset by a lower proportion of covered loans to total earning assets. Covered loans carry a high yield and as the portfolio decreases the income on earning assets is impacted. This portfolio, due to its nature, will continue to decline as scheduled payments are received and workout arrangements are made. For a detailed movement of covered loans refer to Note 9 of this Annual Report.

¡

                Lower cost of interest bearing deposits by 20 basis points, mainly individual certificates of deposits, IRAs and brokered CDs related to renewal of maturities in a low interest rate environment and management’s efforts to reduce deposit costs.

¡

                A lower cost of borrowings due to the early repayment of $233.2 million in senior notes during the third quarter of 2013 with an average cost of approximately 7.77% and the cancellation, during June 2012 of $350 million in repurchase agreements with an average cost of 4.36%.

The positive impacts in net interest margin detailed above were partially offset by the following:

—

                Decrease in the yield of mortgage loans due to acquisition made, mainly in the US, of high quality loans, which generally carry a lower rate and originations in a lower rate environment. Also during the third quarter of 2013 the Corporation reversed $5.9 million of interest income from reverse mortgages at BPPR, which had been accrued in excess of the amount insured by FHA. These negative variances were partially offset by higher yield at BPPR after the sale of non-performing loans in the second quarter of 2013 and the increase in tax benefit from the change in statutory rate in Puerto Rico that approximates $4.4 million.

—

Lower interest income from investment securities due to reinvestment of cash flows received from mortgage backed securities in lower yielding collateralized mortgage obligations as well as the acquisition of lower yielding agency securities, partially offset by a higher taxable equivalent adjustment of $6.6 million related to the change in the statutory tax rate.

Average earning assets increased $106 million when compared with 2012. An increase in mortgage loans, most through acquisitions both in PR and the US was partially offset by reductions in the covered loans portfolio. Investment securities also increased due to reinvestment and current investment strategy to shorten the duration of the portfolio. The decrease in commercial and construction loans can be attributed to the sale of non-performing loans in the first quarter of 2013 and slower origination activity both in Puerto Rico and the U.S.

On the liability side, interest bearing deposits decreased $503 million mainly due to lower broker CDs and individual time deposits. Demand deposits increased by $371 million on average when compared to 2012, positively impacting net interest margin.

For the years 2011 and 2012, net interest margin remained basically flat at 4.47% and 4.48%, respectively. There were several factors which affected its composition as detailed below:

—

Decrease in the yield of investments in part due to higher premium amortization related to mortgage backed securities as a result of higher prepayment activity and renewal of cash inflows in lower yielding collateralized mortgage obligations;

—

Lower proportion and lower yield of covered loans. The yield variance was impacted by the fact that the interest income for 2011 includes $37.1 million of discount accretion related to covered loans accounted for under ASC Subtopic 310-20. This discount was fully accreted into earnings during 2011. Also, during 2011, resolutions of certain large commercial loan relationships caused the unamortized discount to be recognized into income for one pool and increased the accretable yield to be recognized over a short period of time for another pool. The accretion generated by the amortization of the discount for covered loans accounted for under ASC Subtopic 310-20 as well as the transactions occurring within these two ASC Subtopic 310-30 pools contributed to the high yield exhibited by the covered loan portfolio during 2011;

—

A decrease in the yield of mortgage loans due to acquisition made, mainly in the US, of high quality loans, which generally carry a lower rate, originations in a lower rate environment, reversal of interest for delinquent loans, and non-performing loans repurchased under credit recourse agreements.

The above variances were partially offset by the following factors which affected positively the Corporation’s net interest margin:

—	Higher yield in the non-covered construction portfolio as a result of a lower proportion of non-performing loans;
—	Decrease of 35 basis points in the cost of interest bearing deposits, driven by management actions to reduce deposit costs;
—

Lower cost of short-term borrowings resulting from the cancellation, during the quarter ended June 30, 2012, of $350 million in repurchase agreements with an average cost of 4.36% and replacing them with lower cost Federal Home Loan Bank advances.

Average earning assets decreased $1.4 billion when compared with 2011. This reduction was distributed between both investments and loans categories. The average loan volume decreased by approximately $772 million, principally in the categories of non-covered and covered commercial loans. This reduction occurred in both Puerto Rico and U.S markets. Lower origination activity, resolution of non-performing loans and charge-offs continue to impact the portfolio balance. In addition, the covered loan portfolio continued its normal amortization which contributed to the reduction in loan balances. For a detailed movement of covered loans refer to Note 9 of this Annual Report. The increase in the mortgage loans category resulted from strong originations within the Puerto Rico market as well as acquisitions made during the year by BPNA. The Corporation also acquired $225 million in exempt consumer loans at the end of June 2012, which contributed to the increase in the average balance of this category. In addition, the reduction in the average balance of investment securities reflected maturities and prepayment activity within the mortgage related investments. The average balance of borrowings decreased by $1.4 billion mostly due to the repayment, at the end of 2011, of the note issued to the FDIC.

Table 5 - Analysis of Levels & Yields on a Taxable Equivalent Basis

Year ended December 31,

Average Volume			Average Yields / Costs				Interest			Variance Attributable to

2013	2012	Variance	2013	2012	Variance		2013	2012	Variance	Rate	Volume

(In millions)							(In thousands)

$1,036	$1,051	$(15)	0.33%	0.35%	(0.02)%	Money market investments	$3,464	$3,704	$(240)	$(129)	$(111)
5,488	5,227	261	2.95	3.48	(0.53)	Investment securities	161,868	182,094	(20,226)	(22,124)	1,898
417	446	(29)	6.25	5.81	0.44	Trading securities	26,026	25,909	117	1,882	(1,765)

6,941	6,724	217	2.76	3.15	(0.39)	Total money market, investment and trading securities	191,358	211,707	(20,349)	(20,371)	22

						Loans:
10,077	10,226	(149)	5.00	4.97	0.03	Commercial	504,243	508,417	(4,174)	3,265	(7,439)
323	459	(136)	5.04	3.61	1.43	Construction	16,273	16,597	(324)	5,429	(5,753)
540	545	(5)	8.07	8.62	(0.55)	Leasing	43,542	46,960	(3,418)	(2,978)	(440)
6,688	5,817	871	5.33	5.58	(0.25)	Mortgage	356,755	324,574	32,181	(14,800)	46,981
3,879	3,749	130	10.26	10.22	0.04	Consumer	398,052	383,003	15,049	4,651	10,398

21,507	20,796	711	6.13	6.15	(0.02)	Sub-total loans	1,318,865	1,279,551	39,314	(4,433)	43,747
3,228	4,050	(822)	9.32	7.44	1.88	Covered loans	300,745	301,441	(696)	63,728	(64,424)

24,735	24,846	(111)	6.55	6.36	0.19	Total loans	1,619,610	1,580,992	38,618	59,295	(20,677)

$31,676	$31,570	$106	5.72%	5.68%	0.04%	Total earning assets	$1,810,968	$1,792,699	$18,269	$38,924	$(20,655)

						Interest bearing deposits:
$5,738	$5,555	$183	0.34%	0.44%	(0.10)%	NOW and money market [1]	$19,546	$24,576	$(5,030)	$(6,006)	$976
6,792	6,571	221	0.24	0.33	(0.09)	Savings	15,978	21,854	(5,876)	(6,453)	577
8,514	9,421	(907)	1.20	1.46	(0.26)	Time deposits	101,840	137,786	(35,946)	(23,196)	(12,750)

21,044	21,547	(503)	0.65	0.85	(0.20)	Total deposits	137,364	184,216	(46,852)	(35,655)	(11,197)

2,573	2,565	8	1.49	1.82	(0.33)	Short-term borrowings	38,433	46,805	(8,372)	(7,517)	(855)
515	484	31	15.98	15.92	0.06	TARP funds [2]	82,345	76,977	5,368	311	5,057
1,205	1,367	(162)	4.79	5.21	(0.42)	Other medium and long-term debt	57,734	71,215	(13,481)	(2,761)	(10,720)

25,337	25,963	(626)	1.25	1.46	(0.21)	Total interest bearing liabilities	315,876	379,213	(63,337)	(45,622)	(17,715)

5,728	5,357	371				Non-interest bearing demand deposits
611	250	361				Other sources of funds

$31,676	$31,570	$106	1.00%	1.20%	(0.20)%	Total source of funds	315,876	379,213	(63,337)	(45,622)	(17,715)

			4.72%	4.48%	0.24%	Net interest margin

						Net interest income on a taxable equivalent basis	1,495,092	1,413,486	81,606	$84,546	$(2,940)

			4.47%	4.22%	0.25%	Net interest spread

						Taxable equivalent adjustment	62,512	36,853	25,659

						Net interest income	$1,432,580	$1,376,633	$55,947

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

[1] Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

[2] Junior subordinated deferrable interest debentures held by the U.S. Treasury.

Table 6 - Analysis of Levels & Yields on a Taxable Equivalent Basis

Year ended December 31,

Average Volume			Average Yields / Costs				Interest			Variance Attributable to

2012	2011	Variance	2012	2011	Variance		2012	2011	Variance	Rate	Volume

(In millions)							(In thousands)

$1,051	$1,152	$(101)	0.35%	0.31%	0.04%	Money market investments	$3,704	$3,597	$107	$206	$(99)
5,227	5,494	(267)	3.48	4.08	(0.60)	Investment securities	182,094	224,352	(42,258)	(28,355)	(13,903)
446	667	(221)	5.81	5.82	(0.01)	Trading securities	25,909	38,850	(12,941)	(76)	(12,865)

6,724	7,313	(589)	3.15	3.65	(0.50)	Total money market, investment and trading securities	211,707	266,799	(55,092)	(28,225)	(26,867)

						Loans:
10,226	10,889	(663)	4.97	5.08	(0.11)	Commercial	508,417	553,025	(44,608)	(11,458)	(33,150)
459	731	(272)	3.61	1.48	2.13	Construction	16,597	10,801	5,796	11,001	(5,205)
545	577	(32)	8.62	8.81	(0.19)	Leasing	46,960	50,867	(3,907)	(1,121)	(2,786)
5,817	5,154	663	5.58	6.06	(0.48)	Mortgage	324,574	312,348	12,226	(25,994)	38,220
3,749	3,654	95	10.22	10.30	(0.08)	Consumer	383,003	376,158	6,845	(3,484)	10,329

20,796	21,005	(209)	6.15	6.20	(0.05)	Sub-total loans	1,279,551	1,303,199	(23,648)	(31,056)	7,408
4,050	4,613	(563)	7.44	8.95	(1.51)	Covered loans	301,441	412,678	(111,237)	(63,177)	(48,060)

24,846	25,618	(772)	6.36	6.70	(0.34)	Total loans	1,580,992	1,715,877	(134,885)	(94,233)	(40,652)

$31,570	$32,931	$(1,361)	5.68%	6.02%	(0.34)%	Total earning assets	$1,792,699	$1,982,676	$(189,977)	$(122,458)	$(67,519)

						Interest bearing deposits:
$5,555	$5,204	$351	0.44%	0.60%	(0.16)%	NOW and money market [1]	$24,576	$30,994	$(6,418)	$(8,445)	$2,027
6,571	6,321	250	0.33	0.60	(0.27)	Savings	21,854	37,844	(15,990)	(17,584)	1,594
9,421	10,920	(1,499)	1.46	1.84	(0.38)	Time deposits	137,786	200,956	(63,170)	(38,344)	(24,826)

21,547	22,445	(898)	0.85	1.20	(0.35)	Total deposits	184,216	269,794	(85,578)	(64,373)	(21,205)

2,565	2,630	(65)	1.82	2.10	(0.28)	Short-term borrowings	46,805	55,258	(8,453)	3,013	(11,466)
-	1,382	(1,382)	-	2.33	(2.33)	FDIC note	-	32,161	(32,161)	-	(32,161)
484	456	28	15.92	15.89	0.03	TARP funds [2]	76,977	72,520	4,457	127	4,330
1,367	1,379	(12)	5.21	5.52	(0.31)	Other medium and long-term debt	71,215	76,083	(4,868)	(2,223)	(2,645)

25,963	28,292	(2,329)	1.46	1.79	(0.33)	Total interest bearing liabilities	379,213	505,816	(126,603)	(63,456)	(63,147)

5,357	5,058	299				Non-interest bearing demand deposits
250	(419)	669				Other sources of funds

$31,570	$32,931	$(1,361)	1.20%	1.54%	(0.34)%	Total source of funds	379,213	505,816	(126,603)	(63,456)	(63,147)

			4.48%	4.48%	- %	Net interest margin

						Net interest income on a taxable equivalent basis	1,413,486	1,476,860	(63,374)	$(59,002)	$(4,372)

			4.22%	4.23%	(0.01)%	Net interest spread

						Taxable equivalent adjustment	36,853	41,515	(4,662)

						Net interest income	$1,376,633	$1,435,345	$(58,712)

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

[1] Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

[2] Junior subordinated deferrable interest debentures held by the U.S. Treasury.

Provision for Loan Losses

The Corporation’s total provision for loan losses totaled $602.6 million for the year ended December 31, 2013, compared with $408.9 million for 2012, and $575.7 million for 2011.

The provision for loan losses for the non-covered loan portfolio totaled $533.2 million, compared with $334.1 million for the year ended December 31, 2012, reflecting an increase of $199.1 million mostly due to the $318.1 million impact related to the bulk loan sales completed during 2013. Excluding the impact of these sales, the provision would have declined by $119.0 million, mainly due to continued credit quality improvements, partly offset by the enhancements made to the allowance for loan losses implemented during the second quarter of 2013, which resulted in a reserve increase of $11.8 million for the non-covered portfolio. The results for 2012 reflect the impact of a reduction in the reserve of $24.8 million due to certain enhancements to the methodology implemented during the first quarter of 2012. Net charge-offs declined by $149.0 million from prior year. This decline was distributed among all loan portfolios except for the leases portfolio, in which net charge-offs increased by $2.6 million.

The provision for the Puerto Rico non-covered portfolio declined by $52.3 million, excluding the impact of the bulk non-performing assets sales. The reduction was the result of improved credit metrics, offset by the impact of the enhancements to the allowance for loan losses methodology which resulted in reserve increases of $22.6 million. Also, BPPR recorded a recovery of $8.9 million associated with the sale of a portfolio of previously charged-off credit cards and personal loans during 2013.

The U.S. operations recorded a reserve release of $14.7 million for 2013, compared to a provision of $52.0 million for 2012, a $66.7 million variance. The reserve release was due to improved credit performance and the impact of the enhancements to the allowance for loan losses methodology implemented during 2013, which reduced reserve levels by $10.8 million.

The provision for the non-covered loan portfolio declined by $96.0 million from 2011 to 2012. This decline was, mainly driven by continued credit quality improvements in all loan categories, except in mortgage loans. When compared to 2011, net charge-offs for 2012 declined by $131.3 million. This decline was distributed among all loan portfolios except in the mortgage portfolio, in which net charge-offs increased by $30.1 million, principally related to the revisions to the charge-off policy during the first quarter of 2012, coupled with the continued impact of weak economic conditions in the real estate market of Puerto Rico.

The provision for covered loans totaled in 2013 $69.4 million, compared with $74.8 million for the year ended December 31, 2012, reflecting a decrease of $5.4 million, mostly driven by lower impairment losses, in part offset by $7.5 million increase related to the enhancements to the allowance for loan losses methodology. The provision declined by $70.8 million from 2011 to 2012, mostly driven by certain commercial and construction loan pools accounted for under ASC Subtopic 310-30 which reflected lower expected loss estimates and reductions in the specific reserves of certain commercial loan relationships accounted for under ASC Subtopic 310-20.

Refer to the Credit Risk Management and Loan Quality sections of this MD&A for a detailed analysis of net charge-offs, non-performing assets, the allowance for loan losses and selected loan losses statistics.

Non-Interest Income

Refer to Table 7 for a breakdown of non-interest income by major categories for the past five years.

Table 7 - Non-Interest Income

Years ended December 31,

(In thousands)	2013	2012	2011	2010	2009

Service charges on deposit accounts	$172,909	$183,026	$184,940	$195,803	$213,493

Other service fees:

Debit card fees	43,262	44,852	59,342	100,639	110,040

Credit card fees and discounts	66,309	61,576	52,544	85,613	94,636

Insurance fees	55,323	53,825	54,390	49,768	50,132

Processing fees	-	6,330	6,839	45,055	55,005

Sale and administration of investment products	35,272	37,766	34,388	37,783	34,134

Trust fees	17,285	16,353	15,333	14,217	12,455

Check cashing fees	191	244	339	408	588

Other fees	17,483	16,919	17,825	20,047	22,111

Total other services fees	235,125	237,865	241,000	353,530	379,101

Mortgage banking activities	71,673	84,791	(4,483)	16,178	15,451

Net (loss) gain on sale and valuation adjustments of investment securities	7,966	(1,707)	10,844	3,992	219,546

Trading account (loss) profit	(13,483)	4,478	48,098	33,017	54,061

Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	(49,130)	(27,416)	5,270	7,884	(9,535)

Adjustments (expense) to indemnity reserves on loans sold	(37,054)	(21,198)	(33,068)	(72,013)	(40,211)

FDIC loss share (expense) income	(82,051)	(56,211)	66,791	(25,751)	-

Fair value change in equity appreciation instrument	-	-	8,323	42,555	-

Gain on sale of processing and technology business	-	-	-	640,802	-

Other operating income	504,614	127,584	97,711	108,461	64,595

Total non-interest income	$810,569	$531,212	$625,426	$1,304,458	$896,501

Table 8 - Mortgage Banking Activities

	Years ended December 31,

(In thousands)	2013	2012	2011	2010	2009

Mortgage servicing fees, net of fair value adjustments:

Mortgage servicing fees	$45,481	$48,176	$49,158	$47,661	$46,533

Mortgage servicing rights fair value adjustments	(11,403)	(17,406)	(37,061)	(22,860)	(31,447)

Total mortgage servicing fees, net of fair value adjustments	34,078	30,770	12,097	24,801	15,086

Net gain on sale of loans, including valuation on loans held-for-sale	26,719	76,181	25,621	7,990	14,686

Trading account profit (loss):

Unrealized gains (losses) on outstanding derivative positions	746	304	956	(2,613)	6,383

Realized gains (losses) on closed derivative positions	10,130	(22,464)	(43,157)	(14,000)	(20,704)

Total trading account profit (loss)	10,876	(22,160)	(42,201)	(16,613)	(14,321)

Total mortgage banking activities	$71,673	$84,791	$(4,483)	$16,178	$15,451

The increase in non-interest income for the year ended December 31, 2013, when compared with the previous year, was mainly impacted by the following factors:

—

Favorable variance in net gain on sale and valuation adjustments of investment securities of $9.7 million principally attributed to the prepayment penalty fee of $5.9 million received from EVERTEC for the repayment of a $22.8 million available-for-sale debt security during the second quarter of 2013, accompanied by a gain of $2.1 million on the sale of available-for-sale securities during the fourth quarter of 2013; and

—	Higher other operating income by $377.0 million principally due to gains totaling $430.3 million recognized in connection with EVERTEC’s public offerings during 2013; partially offset by lower net earnings on investments accounted for under the equity method mainly due to income of $31.6 million recorded during the fourth quarter of 2012 related to the Corporation’s proportionate share of a benefit from a tax grant received by EVERTEC from the Puerto Rico Government.

These favorable variances for the year ended December 31, 2013, when compared with the previous year, were partially offset by the following factors:

—	Unfavorable variance in service charges on deposit accounts by $10.1 million mainly driven by lower commercial account fees, and nonsufficient funds and overdraft fees;
—

Lower income from mortgage banking activities by $13.1 million mainly due to a decrease of $49.5 million on gain on sale of loans driven by lower market prices, partially offset by higher trading account profit by $33.0 million related to derivative positions, and an increase of $3.3 million on mortgage servicing fees resulting from fair value adjustments. Refer to Table 8 for details of Mortgage banking activities;

—

Unfavorable variance in trading account (loss) profit of $18.0 million mainly driven by higher unrealized losses on outstanding mortgage-backed securities and higher losses on Puerto Rico government obligations and closed-end funds;

—

Higher net loss on sale of loans, net of valuation adjustments by $21.7 million driven by the loss of $61.4 million recorded during the first quarter of 2013 in connection with the bulk sale of non-performing assets and the loss of $3.9 million recorded during the second quarter of 2013 in connection with the bulk sale of non-performing residential mortgage loans. The results for 2012 include valuation adjustments on commercial and construction loans held-for-sale in the BPPR reportable segment of $27.3 million recorded during the second quarter of that year as a result of updated appraisals and market indicators;

—

An increase of $15.9 million in adjustments to indemnity reserves on loans sold, which includes $10.7 million recorded in connection with the bulk sale of non-performing assets during the first quarter of 2013 and $3.0 recorded in connection with the bulk sale of non-performing residential mortgage loans during the second quarter of 2013; and

—

Unfavorable variance in FDIC loss share (expense) income of $25.8 million, principally due to higher amortization of the FDIC loss share asset due to a decrease in expected losses, higher mirror accounting on recoveries on covered assets, including rental income on OREOs, and the impact of fair value adjustments in the true-up payment obligation, partially offset by higher mirror accounting on credit impairment losses and reimbursable loan-related expenses on covered loans. Refer to Table 2 for a breakdown of FDIC loss share (expense) income by major categories.

For the year ended December 31, 2012, non-interest income decreased by $94.2 million, or 15%, when compared to 2011, principally due to:

—

Unfavorable variance in FDIC loss share (expense) income by $123.0 million mainly resulting from higher amortization of the FDIC loss share asset due to a decrease in expected losses and lower mirror accounting on credit impairment losses partially offset by higher mirror accounting on reimbursable loan-related expenses on covered loans and a favorable impact on the mirror accounting for the discount accretion on loans and unfunded commitments accounted for under ASC Subtopic 310-20;

—

Decrease of $43.6 million in trading account profit driven by lower unrealized gains on outstanding mortgage-backed securities in the P.R. operations due to lower market prices on a lower volume of outstanding pools;

—

Unfavorable variance related to valuation adjustments of $27.3 million recorded during the second quarter of 2012 on commercial and construction loans held-for-sale in the BPPR reportable segment as a result of revised appraisals and market indicators; and

—	Unfavorable variance related to the fair value change in equity appreciation instrument of $8.3 million given that the instrument expired on May 2011.

These unfavorable variances for the year ended December 31, 2012, when compared with the year ended December 31, 2011, were partially offset by the following factors:

—

Higher income from mortgage banking activities by $89.3 million due to higher gains on sale of loans, including valuation on loans, by $50.6 million resulting from higher gains on securitization transactions in the BPPR reportable segment;

—	Lower trading account losses by $20.0 million related to derivative positions;

—	Higher mortgage servicing fees by $18.7 million due to fair value adjustments;

—	Increase of $29.9 million in other operating income mainly due to higher net earnings on investments accounted for under the equity method; and

—

Decrease of $11.9 million in adjustments to indemnity reserves on loans sold mainly as a result of improvements in delinquency trends of mortgage loans serviced subject to credit recourse as well as a declining portfolio.

Operating Expenses

Table 9 provides a breakdown of operating expenses by major categories.

Table 9 - Operating Expenses

	Years ended December 31,

(In thousands)	2013	2012	2011	2010	2009

Personnel costs:

Salaries	$299,782	$301,965	$305,018	$352,139	$364,529
Commissions, incentives and other bonuses	59,437	54,702	44,421	53,837	43,840
Pension, postretirement and medical insurance	58,658	66,976	62,219	61,294	81,372
Other personnel costs, including payroll taxes	43,990	42,059	41,712	46,928	43,522

Total personnel costs	461,867	465,702	453,370	514,198	533,263

Net occupancy expenses	99,331	97,259	98,858	115,219	111,035
Equipment expenses	47,483	45,290	43,840	85,851	101,530
Other taxes	58,286	50,120	51,885	50,608	52,605
Professional fees:
Collections, appraisals and other credit related fees	35,859	46,658	34,241	27,081	21,675
Programming, processing and other technology services	180,098	174,657	169,339	64,099	31,286
Other professional fees	73,323	63,010	64,002	93,339	58,326

Total professional fees	289,280	284,325	267,582	184,519	111,287

Communications	26,294	26,834	27,115	38,905	46,264
Business promotion	60,476	61,576	55,067	46,671	38,872
FDIC deposit insurance	60,513	85,697	93,728	67,644	76,796
Loss (gain) on early extinguishment of debt	3,388	25,196	8,693	38,787	(78,300)
Other real estate owned (OREO) expenses	80,236	23,520	21,778	46,789	25,800
Other operating expenses:
Credit and debit card processing, volume, interchange and other expenses	20,812	19,729	17,539	40,574	43,806
Transportation and travel	7,322	6,582	7,012	7,769	8,796
Printing and supplies	3,598	4,615	5,273	9,302	11,093
Operational losses	18,657	24,465	13,239	19,018	13,649
All other	45,160	49,050	44,166	67,793	48,218

Total other operating expenses	95,549	104,441	87,229	144,456	125,562

Amortization of intangibles	9,883	10,072	9,654	9,173	9,482

Total operating expenses	$1,292,586	$1,280,032	$1,218,799	$1,342,820	$1,154,196

Personnel costs to average assets	1.27%	1.28%	1.19%	1.34%	1.46%
Operating expenses to average assets	3.56	3.53	3.20	3.50	3.16
Employees (full-time equivalent)	8,059	8,072	8,329	8,277	9,407

Average assets per employee (in millions)	$4.50	$4.49	$4.57	$4.64	$3.89

Operating expenses for the year ended December 31, 2013 increased by $12.6 million, or 10%, when compared with the year ended December 31, 2012. The increase in operating expenses was impacted by the following variances:

—

an increase in OREO expenses by $57.0 million mainly due to the $37 million loss incurred in connection with the bulk sale of non-performing assets by BPPR and higher valuation write downs consisting primarily of covered assets which are subject to 80% reimbursement from the FDIC;

—	higher other taxes by $8.2 million related to the new PR gross receipts tax enacted in June 2013, partially offset by lower personnal property tax and lower income subject to municipal tax; and

—	an increase in professional fees by $5.0 million as a result of higher professional services, legal fees and attorneys fees, mainly in the BPPR reportable segment.

The above variances were partially offset by:

—

lower FDIC deposit insurance by $25.2 million, which includes a credit of $11.3 million received from the FDIC during the first quarter, mainly driven by revisions in the deposit insurance premium calculation, lower levels of high risk assets and efficiencies achieved from the internal reorganization in which Popular Mortgage was merged into BPPR, completed at the end of 2012;

—	a decrease in loss on extinguishment of debt by $21.8 million as a result of prepayment expense of $25 million paid in 2012 related to the early termination of repurchase agreements of $350 million;

—	lower other operating expenses by $8.9 million mainly due to lower operational losses.

Total operating expenses for the year 2012 increased by $61.2 million, or 5%, when compared with 2011. Mainly due to the following variances:

—

an increase in personnel costs of $12.3 million, principally reflected in higher incentives, commissions and other bonuses by $10.3 million mainly due to higher annual incentives programs, branch sales incentives, retail commissions and other performance incentives; and higher pension, postretirement and medical insurance expenses by $4.8 million due to higher claims activity and revised premiums during 2012;

—	an increase in professional fees of $16.7 million driven primarily by higher collection, appraisals and other credit related fees by $12.4 million, mainly in the BPPR reportable segment;

—

an increase in business promotion expenses of $6.5 million mainly driven by higher costs from the credit card rewards programs, higher expenses related to institutional advertising campaigns, and the expenses related to mobile banking applications;

—

higher loss on extinguishment of debt by $16.5 million as a result of the prepayment expense of $25 million recorded during the second quarter of 2012 which was related to the early termination of repurchase agreements of $350 million with original contractual maturities between March 2014 and May of 2014, partially offset by $8 million in prepayment penalties recorded during the first quarter of 2011 on the repayment of $100 million in medium-term notes; and

—

an increase in the category of other operating expenses of $17.2 million mainly due to higher tax, insurance advances, properties maintenance and repair expenses, and other costs associated with the collection efforts of the Westernbank covered loan portfolio by $10.5 million, which are covered under the loss-sharing agreement,

The above variances were partially offset by:

—

a decrease in the FDIC insurance expense by $8 million mainly driven by revision in the deposit insurance premium calculation and efficiencies achieved from the internal reorganization in which Popular Mortgage was merged into BPPR during the fourth quarter of 2012.

INCOME TAXES

Income tax benefit amounted to $251.3 million for the year ended December 31, 2013, compared with an income tax benefit of $ 26.4 million for the previous year. The increase in income tax benefit was primarily due to the recognition during the year 2013 of a tax benefit of $197.5 million and a corresponding increase in the net deferred tax assets of the Puerto Rico operations as a result of the increase in the statutory corporate income tax rate from 30% to 39%. On June 30, 2013 the Governor of Puerto Rico signed Act Number 40 which includes several amendments to the Puerto Rico Internal Revenue Code. Among the most significant changes applicable to corporations was the increase in the statutory corporate income tax rate from 30% to 39% effective for taxable years beginning after December 31, 2012. In addition, the Corporation recorded an income tax benefit of $146.4 million in connection with the loss generated on the Puerto Rico operations by the sales of non-performing assets that took place during the year 2013 and a tax expense of $23.7 million related to the gain realized on the sale of a portion of EVERTEC’s shares which was taxable at a preferential tax rate according to Act Number 73 of May 28, 2008, known as “Economic Incentives Act for the Development of Puerto Rico”.

During 2012, an income tax benefit of $72.9 million was recorded related to the reduction of the deferred tax liability on the estimated gains for tax purposes related to the loans acquired from Westernbank (the “Acquired Loans”) as a result of a Closing Agreement signed by the Corporation and P.R. Department of the Treasury. Under this agreement, both parties agreed that the Acquired Loans are a capital asset and any gain resulting from such loans will be taxed at the capital gain rate of 15% instead of the ordinary income tax rate at that time of 30%, thus reducing the deferred tax liability on the estimated gain and recognizing an income tax benefit for accounting purposes.

Income tax benefit for the year ended December 31, 2012 was $26.4 million, compared with an income tax expense of $114.9 million for 2011. The decrease in income tax expense was due to lower income recognized by the P.R. operations during the year ended December 31, 2012 compared to year ended December 31, 2011. Furthermore, on January 1, 2011, the Governor of Puerto Rico signed Act Number 1 (Internal Revenue Code for a New Puerto Rico) which, among the most significant changes applicable to corporations, was the reduction in the marginal tax rate from 39% to 30%. Consequently, as a result of this reduction in rate, the Corporation recognized during 2011 income tax expense of $103.3 million and a corresponding reduction in the net deferred assets of the Puerto Rico operations partly offset by the tax benefit of $53.6 million recorded as a result of the Closing Agreement signed by the Corporation and the P.R. Treasury in June 2011.

The Corporation’s net deferred tax assets at December 31, 2013 amounted to $760 million (net of the valuation allowance of $1.3 billion) compared to $531 million at December 31, 2012. Note 40 to the consolidated financial statements provide the composition of the net deferred tax assets as of such dates. All of the net deferred tax assets at December 31, 2013 pertain to the Puerto Rico operations. Of the amount related to the U.S. operations, without considering the valuation allowance, $1.2 billion is attributable to net operating losses of such operations.

The components of income tax (benefit) expense for the years ended December 31, 2013, 2012 and 2011 are included in the following table:

Table 10 – Components of Income Tax (Benefit) Expense

2013	2012	2011

(In thousands)	Amount	% of pre-tax income	Amount	% of pre-tax income	Amount	% of pre-tax income

Computed income tax at statutory rates	$135,720	39%	$65,662	30%	$79,876	30%
Benefit of net tax exempt interest income	(36,993)	(11)	(25,540)	(12)	(31,379)	(12)
Effect of income subject to preferential tax rate [1]	(137,793)	(40)	(78,132)	(36)	(1,852)	(1)
Deferred tax asset valuation allowance	(32,990)	(9)	166	-	7,192	3
Non-deductible expenses	32,115	9	23,093	11	21,756	8
Difference in tax rates due to multiple jurisdictions	(12,029)	(3)	(6,034)	(3)	(8,555)	(3)
Initial adjustment in deferred tax due to change in tax rate	(197,467)	(57)	-	-	103,287	39
Recognition of tax benefits from previous years [2]	-	-	-	-	(53,615)	(20)
Unrecognized tax benefits	(7,727)	(2)	(8,985)	(4)	(5,160)	(2)
Others	5,837	2	3,367	2	3,377	1

Income tax (benefit) expense	$(251,327)	(72)%	$(26,403)	(12)%	$114,927	43%

[1] Includes the impact of the Closing Agreement with the P.R. Treasury signed in June 2012, the tax expense related to a gain on the sale of EVERTEC shares and income from investments in subsidiaries subject to preferential tax rates.

[2] Represents the impact of the Ruling and Closing Agreement with the P.R. Treasury signed in June 2011.

The Corporation recorded a valuation allowance in the year 2008 since in consideration of the requirement of ASC 740 management considered that it is more likely than not that all of the U.S. operation deferred tax asset will not be realized. Refer to the Critical Accounting Policies / Estimates section of this MD&A for information on the requirements of ASC 740. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland management evaluates and weights all available positive and negative evidence. The Corporation’s U.S. mainland operations are no longer in a cumulative loss position for the three-year period ended December 31, 2013 taking into account taxable income exclusive of reversing temporary differences. This represents positive evidence within management’s evaluation. The assessment as of December 31, 2013 considers the book income for 2013 and excludes the loss recorded during the fourth quarter of 2010, which previously drove the cumulative loss position. The book income for 2013 was significantly impacted by a reversal of the loan loss provision due to the improved credit quality of the loan portfolios. However, the U.S. mainland operations did not report taxable income for any of the three years evaluated. Future realization of the deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under the tax law. The lack of taxable income together with the uncertainties regarding future performance represents strong negative evidence within management’s evaluation. After weighting of all positive and negative evidence management concluded, as of the reporting date, that it is more likely than not that the Corporation will not be able to realize any portion of the deferred tax assets, considering the criteria of ASC 740.

The Corporation’s Puerto Rico Banking operation sustained profitability during years 2012 and 2013, exclusive of the loss generated on the sales of non performing assets that took place in 2013 which is not a continuing condition of the operations, is a strong piece of objectively verifiable positive evidence that out weights any negative evidence considered by management in the evaluation of the realization of the deferred tax asset. Based on this evidence, the Corporation has concluded that it is more likely than not that such net deferred tax asset of the Puerto Rico operations will be realized.

Management will reassess the realization of the deferred tax assets based on the criteria of ASC Topic 740 each reporting period. To the extent that the financial results of the U.S. operations improve and the deferred tax asset becomes realizable, the Corporation will be able to reduce the valuation allowance through earnings.

Refer to Note 40 to the consolidated financial statements for additional information on income taxes.

Fourth Quarter Results

The Corporation recognized net income of $163.0 million for the quarter ended December 31, 2013, compared with $83.9 million for the same quarter of 2012. The variance in the quarterly results was mainly driven by an after-tax gain of $88.4 million from the sale of EVERTEC shares in connection with its public offerings, net of the impact of $11.0 million from EVERTEC’s reduction in capital due to repurchase of shares.

Net interest income for the fourth quarter of 2013 amounted to $376.3 million, compared with $351.4 million for the fourth quarter of 2012. The increase in net interest income was primarily due to an increase of 342 basis points in the yield on covered loans from 8.01% to 11.43%, accompanied by higher interest income from residential mortgage loans of $6.1 million due to an increase in volume and lower costs of funds.

The provision for loan losses amounted to $56.6 million for the quarter ended December 31, 2013, compared to $82.8 million for the fourth quarter of 2012, a decline of $26.2 million, consisting a decrease of $23.1 million in BPNA and an a decrease of $3.1 million in BPPR. The provision for the non-covered covered portfolio declined by $38.5 million, due to improvements in credit quality, lower underlying loss trends and the impact of a $8.9 million recovery from the sale of a portfolio of previously charged-off credit cards and personal loans during 2013. The increase in the provision for the covered loan portfolio of $12.4 million was driven by higher net-charge offs.

Non-interest income amounted to $191.2 million for the quarter ended December 31, 2013, compared with $150.5 million for the same quarter in 2012. The increase in non-interest income was mainly driven by a $92.4 million gain on the previously mentioned sale of EVERTEC shares in connection with its public offering. The fourth quarter of 2012 included $31.6 million of income related to the Corporation’s proportionate share of a benefit from a tax grant received by EVERTEC from the Puerto Rico Government that did not recur in 2013. In addition, there was a decrease of $10.0 million in mortgage banking activities resulting from higher gains on securitization transactions at BPPR during the fourth quarter of 2012.

Operating expenses totaled $322.7 million for the quarter ended December 31, 2013, compared with $315.2 million for the same quarter in the previous year. There were higher OREO expenses by $9.5 million driven mainly by higher net losses on sale of commercial and construction OREO’s. This unfavorable variance was partially offset by a decrease in other operating expenses of $4.8 million reflected at both the Puerto Rico and U.S. operations.

Income tax expense amounted to $25.2 million for the quarter ended December 31, 2013, compared with $19.9 million for the same quarter of 2012. The variance was primarily due to higher income recognized by the Corporation during the fourth quarter of 2013 compared with the same period of 2012.

REPORTABLE SEGMENT RESULTS

The Corporation’s reportable segments for managerial reporting purposes consist of Banco Popular de Puerto Rico and Banco Popular North America. A Corporate group has been defined to support the reportable segments. For managerial reporting purposes, the costs incurred by the Corporate group are not allocated to the reportable segments.

For a description of the Corporation’s reportable segments, including additional financial information and the underlying management accounting process, refer to Note 42 to the consolidated financial statements.

The Corporate group reported a net income of $309.1 million for the year ended December 31, 2013, compared with net loss of $91.9 million for the year ended December 31, 2012. The favorable variances at the Corporate group were due to the effect of the $412.8 million after tax gain recognized during 2013 as a result of EVERTEC’s public offerings and connected transactions. For details on these transactions refer to Note 31 “Related party transactions with affiliated company/joint venture” to the consolidated financial statements.

Highlights on the earnings results for the reportable segments are discussed below:

Banco Popular de Puerto Rico

The Banco Popular de Puerto Rico reportable segment’s net income amounted to $173.6 million for the year ended December 31, 2013, compared with $290.8 million for the year ended December 31, 2012. The principal factors that contributed to the variance in the financial results included the following:

—

higher net interest income by $61.3 million, or 5% mainly impacted by lower interest expense from deposits by $28.3 million, or lower interest cost by 16 basis points, mainly from individual certificates of deposits, IRA’s and brokered CD’s related to renewal of maturities at lower prevailing rates and to lower volume of deposits. Also, the cost of borrowings decreased by $17.7 million mostly due to the cancellation of $350 million of repurchase agreements in June 2012 that carried a cost of 4.36% and replacing them with lower cost borrowings. In addition, contributing to the positive impact in net interest income was an increase of $26 million in interest from mortgage loans mostly from acquisitions during the first quarter of 2013, partially offset by the reversal, during the third quarter, of $5.9 million in interest from reverse mortgages which had been accrued in excess of the amount insured by FHA. Also an increase of $7.8 million in interest income from consumer loans mostly resulting from an acquisition of $225 million made during the second quarter of 2012 and an increase in the auto loan business, partially offset by lower interest income from credit cards. These positive impacts were partially offset by a reduction of $19.4 million in interest income from investment securities due to the reinvestment of cash flows received from mortgage backed securities in lower yielding collateralized mortgage obligations as well as the acquisitions of lower yielding agency securities. Although yield in covered portfolio increased by 188 basis points, this was offset by lower balances, resulting in interest income of $300.7 million, relatively flat to 2012. The BPPR reportable segment had a net interest margin of 5.32% for the year ended December 31, 2013, compared with 5.06% for 2012;

—

higher provision for loan losses by $260.4 million, or 73%, mostly due to the increase in the provision for loan losses on the non-covered loan portfolio of $265.8 million, mainly related to the incremental provision of $148.8 million and $169.2 million recognized in the first and second quarters of 2013, respectively, related to the non-performing loans bulk sales. Excluding the impact of the sales, the provision for loan losses declined by $52.2 million or 19% to $229.4 million, due to positive trends in credit quality offset by the enhancements to the allowance for loan losses framework;

—	lower non-interest income by $119.5 million, or 30% mainly due to:

—

unfavorable variances of $49.6 million and $17.4 million in net gains on sale of loans and adjustments to indemnity reserves, respectively, both driven by the negative adjustments recognized in 2013 in connection with the bulk sales of non-performing loans;

—	higher FDIC loss share expense by $25.8 million (refer to Table 2 for components of such variance);
—

lower other operating income by $20.0 million resulting from lower net earnings from the equity investments in PRLP 2011 Holdings, LLC by $4.0 million, and gains of $4.7 million and $2.5 million recognized during 2012 from the sale of a bank premise property and the wholesale indirect property and casualty business of Popular Insurance, respectively;

—

higher trading account losses by $18.0 million mostly related to higher losses on Puerto Rico government obligations and close-end funds and net realized losses on mortgage backed securities sold as compared to net gains reported for the same period in 2012;

—

a decrease of $13.0 million in mortgage banking activities mainly due to lower gain on sale of loans by $49.4 million, mainly for securitization transactions, partially offset by the related closed derivative positions of $32.6 million. Refer to Table 8 for details of Mortgage banking activities.

The negative impact in non-interest income detailed above were partially offset by lower unfavorable valuation adjustments on loans held-for-sale by $30.7 million, principally related to $27.3 million in valuation adjustments recorded during the second quarter of 2012 on commercial and construction loans held-for-sale as a result of updated appraisals and market indicators;

—	higher operating expenses by $15.3 million, or 2%, mainly due to:

—

an increase of $ 50.9 million in OREO expenses primarily related to the loss of $37.0 million on the bulk sale of commercial and single family real estate owned assets during the first quarter of 2013 and to fair value adjustments on commercial properties, mainly covered assets which are subject to 80% reimbursement from the FDIC;

—	an increase of $10.2 million in other operating taxes principally related to the gross receipts tax imposed on corporations in Puerto Rico during 2013;
—	higher professional fees by $9.5 million mostly due to higher legal, transaction processing and consulting fees;

The unfavorable variances in operating expenses were partially offset by lower FDIC deposit insurance assessment by $25.5 million resulting from revisions in the deposit-insurance premium calculation, lower levels of high risk assets, and savings achieved from the internal reorganization of Popular Mortgage into BPPR during the fourth quarter of 2012; $25.2 million prepayment expense recorded during the second quarter of 2012 related to the cancellation of repurchase agreements; and $5.0 million in personnel costs mainly due to lower net periodic pension costs, medical insurance costs and postretirement health benefits;

—

higher income tax benefit by $216.7 million, mainly due to $197.5 million benefit recognized during the second quarter of 2013 for the increase on the net deferred tax asset due to the change in the corporate tax rate in P.R. from 30% to 39% as compared with a tax benefit of $72.9 million recognized in 2012 resulting from the Closing Agreement with the P.R. Treasury related to the tax treatment of the loans acquired in the Westernbank FDIC-assisted transaction. The increase in income tax benefit was also driven by the loss on the bulk sales of non-performing assets during 2013.

The main factors that contributed to the variance in the financial results for the year ended December 31, 2012, when compared with 2011, included the following:

—

lower net interest income by $41.5 million, or 3%, mostly due to a reduction in interest income from the covered loan portfolio by $111.2 million resulting from $37.1 million discount accretion recognized during the year ended December 31, 2011 on revolving lines of credit accounted for pursuant to ASC Subtopic 310-20, and from a lower average balance of covered loans by $563 million. Also, a reduction of approximately $794 million in the average volume of money market, investment and trading securities resulted in a lower interest income of $48.3 million. The unfavorable impact resulting from these reductions was partially offset by a $63.6 million reduction in deposit costs or 35 basis points and $44.4 million in the cost of borrowings mostly associated with the prepayment during 2011 of the note issued to the FDIC. The net interest margin was 5.06% for the year ended December 31, 2012, compared to 5.02% for 2011;

—

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

—	lower non-interest income by $87.0 million, or 18%, mainly due to:

—

FDIC loss share expense of $56.2 million recognized for the year ended December 31, 2012, compared with FDIC loss share income of $66.8 million for 2011. Refer to Table 2 for components of this variance.

—

unfavorable variance of $43.6 million in trading account (loss) profit resulting from lower unrealized gains on outstanding mortgage-backed securities due to lower market prices on a lower volume of outstanding pools;

—

a decrease of $40.0 million in net gain on sale of loans, including valuation adjustments on loans held-for-sale, principally related to the gain of $17.4 million on the sale of construction and commercial real estate loans to a joint venture during the third quarter of 2011 and $27.3 million in valuation adjustments recorded during the second quarter of 2012 on commercial and construction loans held-for-sale as a result of updated appraisals and market indicators;

—	$8.5 million gain on the sale of $234 million in FHLB notes during the third quarter of 2011;

The negative impacts in non-interest income detailed above were partially offset by:

—

higher income from mortgage banking activities by $92.3 million mainly due to higher gains on securitization transactions, lower realized losses on derivatives and lower unfavorable fair value adjustments on mortgage servicing rights. Refer to Table 8 for details of Mortgage banking activities.

—

lower provision for indemnity reserves on loans sold by $18.6 million and higher other operating income by $9.6 million mainly due to $7.8 million income from the equity investment in PRLP 2011 Holdings, LLC during 2012;

—

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

—

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

Banco Popular North America

For the year ended December 31, 2013, the reportable segment of Banco Popular North America reported net income of $116.6 million, compared with $46.0 million for the year ended December 31, 2012. The principal factors that contributed to the variance in the financial results included the following:

—

lower net interest income by $1.4 million, or 0.5%. Although the variance is not significant several factors contributed to the decrease: $18.9 million decrease in the interest income from earning assets, mainly due to lower volumes and yields in the commercial and construction portfolios. This negative variance was partially offset by an increase in interest income from the mortgage portfolio, mostly through acquisitions of high quality loans. Also lower interest income from investment securities by $4.3 million due to reinvestment of cash flows from prepayments and maturities in lower yielding investments due to the prevailing interest rate scenarios. On the positive side, interest expense from deposits decreased by $18.5 million or a lower cost of 34 basis points related to the renewal of maturities from time deposits at lower prevailing rates reducing the cost of time deposits by 56 basis points and to lower volume of deposits. The BPNA reportable segment’s net interest margin was 3.53% for 2013, compared with 3.60% for 2012;

—

lower provision for loan losses by $66.8 million, or 128%, principally as a result of a reserve release reflecting improvements in credit quality and economic trends, and the effect of the enhancements to the allowance for loan losses methodology completed during the second quarter of 2013. Refer to the Credit Risk Management and Loan Quality section of this MD&A for certain quality indicators and further explanations corresponding to the BPNA reportable segment;

—

lower non-interest income by $1.1 million, or 2%, mostly due to a decrease in service charges on deposits by $4.5 million related to lower non-sufficient funds and checking fees; partially offset by higher gains on sale of loans by $2.0 million mainly related to commercial and construction loans; lower adjustments to indemnity reserves by $1.6 million; and an increase in gains on sale of securities by $1.3 million mainly due to the loss on the sale of non-agency collateralized mortgage obligations during the fourth quarter of 2012;

—

lower operating expenses by $5.3 million, or 2%, mainly due to a decrease in other operating expenses by $7.5 million and $6.8 million in professional fees, both mainly related to legal settlements recognized during 2012. These favorable variances were partially offset by an increase in OREO expenses of $5.8 million mainly related to lower net gains on the sale of commercial real estate properties; higher net occupancy expenses by $2.1 million due to an adjustment to the outstanding deferred rent liability; and higher personnel costs by $1.2 million mainly due to higher savings plan expense and medical insurance costs.

The main factors that contributed to the variance in the financial results for the year ended December 31, 2012, when compared with 2011, included the following:

—

lower net interest income by $13.9 million, or 5%, which was primarily the effect of lower average volume by $527 million in the loan portfolio, partially offset by higher volume of investment securities and lower deposit balances. The BPNA reportable segment’s net interest margin was 3.60% for 2012, compared with 3.64% for 2011;

—

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

—

lower non-interest income by $18.0 million, or 24%, mostly due to higher adjustments to indemnity reserves by $6.8 million; lower gains on sale of securities by $4.1 million mainly due to the $2.8 million gain on the sale of a limited partnership interest in real estate limited partnerships owning property qualifying for low-income housing tax credits during the fourth quarter of 2011; lower other service fees by $3.9 million, mostly related to debit card fees due to the effect of the Durbin Amendment of the Dodd-Frank Act; lower service charges on deposits by $2.5 million; and lower income from mortgage banking activities due to lower gains on sales of mortgage loans by $3.7 million; and

—

lower operating expenses by $11.6 million, or 5%, mainly due to a decrease in OREO expenses of $13.2 million related to higher gains on the sale of commercial real estate properties and lower FDIC insurance assessment by $5.1 million. These favorable variances were partially offset by increases of $4.3 million in personnel costs mainly due to higher headcount, benefit accruals and medical insurance costs, and $2.3 million in other operating expenses mostly due to higher operational losses.

STATEMENT OF FINANCIAL CONDITION ANALYSIS

Assets

At December 31, 2013, the Corporation’s total assets were $35.7 billion, compared with $36.5 billion at December 31, 2012. Refer to the consolidated financial statements included in this 2013 Annual Report for the Corporation’s consolidated statements of financial condition at December 31, 2013 and December 31, 2012. Also, refer to the Statistical Summary 2009-2013 in this MD&A for condensed statements of financial condition for the past five years.

Money market, trading and investment securities

Money market investments amounted to $858 million at December 31, 2013 compared with $1.1 billion at the same date in 2012. The decrease from the end of 2012 to 2013 was mainly due to a decrease of $161 million in time deposits with the Federal Reserve Bank of New York.

Trading account securities amounted to $340 million at December 31, 2013, compared with $315 million at December 31, 2012. The increase in trading account securities was at BPPR segment mainly due to an increase in mortgage backed securities resulting from loans originations during 2013, partially offset by securities sold, principal payments and market valuation. Refer to the Market / Interest Rate Risk section of this MD&A included in the Risk Management section for a table that provides a breakdown of the trading portfolio by security type.

Investment securities available-for-sale and held-to-maturity amounted to $5.4 billion at December 31, 2013, compared with $5.2 billion at December 31, 2012. Table 11 provides a breakdown of the Corporation’s portfolio of investment securities available-for-sale (“AFS”) and held-to-maturity (“HTM”) on a combined basis at December 31, 2013 and 2012. Notes 7 and 8 to the consolidated financial statements provide additional information with respect to the Corporation’s investment securities AFS and HTM.

The increase in investment securities available-for-sale is mainly reflected in the categories of Obligations of US Government sponsored entities and Collateralized mortgage obligations mostly due to purchases at BPPR and BPNA during 2013, partially offset by portfolio declines in market value in line with underlying market conditions, maturities, mortgage backed securities prepayments and the prepayment of $22.8 million of EVERTEC’s debentures owned by the Corporation as part of their IPO. At December 31, 2013, the investment securities available-for-sale portfolio was in an unrealized net loss position of $51.1 million, compared with net unrealized gains of $172.5 million at December 31, 2012. As of December 31, 2013, the available-for-sale investment portfolio reflects gross unrealized losses of $130 million, driven by US Agency Collateralized Mortgage obligations, obligations from the U.S. Government sponsored entities, and Obligations of the Puerto Rico Government and its political subdivisions. As part of its other than temporary impairment (“OTTI”) analysis for all U.S. Agency securities, management considers the US Agency guarantee. The portfolio of Obligations of the Puerto Rico Government is comprised of securities with specific sources of income or revenues identified for repayments. The Corporation performs periodic credit quality review on these issuers.

Table 11 - AFS and HTM Securities

(In millions)	2013	2012

U.S. Treasury securities	$28.5	$37.2
Obligations of U.S. government sponsored entities	1,629.2	1,096.3
Obligations of Puerto Rico, States and political subdivisions	180.3	171.2
Collateralized mortgage obligations	2,418.9	2,369.7
Mortgage-backed securities	1,135.6	1,483.1
Equity securities	4.1	7.4
Other	38.7	62.1

Total AFS and HTM investment securities	$5,435.3	$5,227.0

Loans

Refer to Table 12 for a breakdown of the Corporation’s loan portfolio, the principal category of earning assets. Loans covered under the FDIC loss sharing agreements are presented in a separate line item in Table 12. The risks on covered loans are significantly different as a result of the loss protection provided by the FDIC.

Table 12 - Loans Ending Balances

	At December 31,

(in thousands)	2013	2012	2011	2010	2009

Loans not covered under FDIC loss sharing agreements:
Commercial	$10,037,184	$9,858,202	$9,973,327	$10,570,502	$11,448,204
Construction	206,084	252,857	239,939	340,556	1,349,942
Legacy[1]	211,135	384,217	648,409	1,013,484	1,647,117
Lease financing	543,761	540,523	548,706	572,787	618,797
Mortgage	6,681,476	6,078,507	5,518,460	4,524,722	4,603,246
Consumer	3,932,226	3,868,886	3,673,755	3,705,984	4,045,807

Total non-covered loans held-in-portfolio	21,611,866	20,983,192	20,602,596	20,728,035	23,713,113

Loans covered under FDIC loss sharing agreements:
Commercial	1,812,804	2,244,647	2,512,742	2,767,181	-
Construction	190,127	361,396	546,826	640,492	-
Mortgage	934,373	1,076,730	1,172,954	1,259,459	-
Consumer	47,123	73,199	116,181	169,750	-

Loans covered under FDIC loss sharing agreements	2,984,427	3,755,972	4,348,703	4,836,882	-

Total loans held-in-portfolio	24,596,293	24,739,164	24,951,299	25,564,917	23,713,113

Loans held-for-sale:
Commercial	603	16,047	25,730	60,528	972
Construction	-	78,140	236,045	412,744	-
Legacy[1]	-	2,080	468	-	1,925
Mortgage	109,823	258,201	100,850	420,666	87,899

Total loans held-for-sale	110,426	354,468	363,093	893,938	90,796

Total loans	$24,706,719	$25,093,632	$25,314,392	$26,458,855	$23,803,909

[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

In general, the changes in most loan categories generally reflect soft loan demand, loan purchases and bulk sales, the impact of loan charge-offs, portfolio runoff of the exited loan origination channels at the BPNA segment and the resolution of non-performing loans.

The explanations for loan portfolio variances discussed below exclude the impact of the covered loans.

Loans held-in-portfolio

Commercial loans held-in-portfolio increased $179 million from December 31, 2012. Most of the increase was at the BPPR segment, which increased by $169 million and a $10 million increase at the BPNA segment. The increase in the BPPR segment was due to new originations, increases in existing lines of credit and the reclassification of a large loan relationship from the construction category during the third quarter of 2013, partially offset by loan amortization and net charge-offs, in addition to the bulk loan sale completed during the first quarter of 2013. The increase in the BPNA reportable segment was principally due to new originations and purchases, offset by portfolio amortization and the impact of net charge-offs during 2013.

Construction loans held-in-portfolio decreased $47 million from December 31, 2012 to December 31, 2013, principally at BPPR segment which decreased $51 million. The decrease at BPPR segment was related to a loan with an outstanding balance of $62 million at December 31, 2012 that was reclassified to the commercial category during 2013.

The BPNA legacy portfolio, which is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment, declined $173 million, mostly due to the run-off status of this portfolio.

The increase in mortgage loans held-in-portfolio was reflected in both segments, BPPR and BPNA. The BPPR segment portfolio increased by $452 million when compared to December 31, 2012, while BPNA segment increased $151 million. The increase in the BPPR segment was principally associated to loan purchases, repurchases and loans originations. During 2013, the Corporation completed two bulk purchases of loans to financial institutions, acquiring $761 million in mortgage loans. Partially offsetting these increases, were net charge-offs of $56 million during 2013 and the bulk sale of loans with a carrying value of $435 million during the second quarter. The increase in BPNA segment was mainly related to portfolio purchases of approximately $411 million, partially offset by prepayments, portfolio amortization and net charge-offs.

The consumer loans held-in-portfolio increased $63 million from December 31, 2012 to December 31, 2013. The BPPR segment experienced an increase of $82 million, mainly in auto loans originations, which increased by $139 million. The BPNA segment decreased by $19 million due to the run-off status of a large portion of this portfolio.

Loans held-for-sale

The portfolio of mortgage loans held-for-sale decreased $148 million from December 31, 2012. The decrease was mainly at BPPR segment, which decreased by $148 million, mainly due to lower volume of originations for sale in the secondary market. Commercial and construction loans held-for-sale loans decreased $15 million and $78 million, respectively. During the first quarter of 2013, the Corporation completed a bulk sale of non-performing loans, which reduced the BPPR commercial and construction loans held-for-sale portfolios by $49.7 million and $9.8 million, respectively. The remaining construction and commercial balance of $14.9 million was reclassified to the held-in-portfolio category.

Covered loans

Covered loans were initially recorded at fair value. Their carrying value approximated $3.0 billion at December 31, 2013, of which approximately 61% pertained to commercial loans, 6% to construction loans, 31% to mortgage loans and 2% to consumer loans. Note 9 to the consolidated financial statements presents the carrying amount of the covered loans broken down by major loan type categories and the activity in the carrying amount of loans accounted for pursuant to ASC Subtopic 310-30. A substantial amount of the covered loans, or approximately $2.8 billion of their carrying value at December 31, 2013, was accounted for under ASC Subtopic 310-30. The reduction of $663.8 million from December 31, 2012 was principally the result of loan collections and resolutions, partially offset by the accretion on the loans, which increases their carrying value. Tables 13 and 14 provide the activity in the carrying amount and accretable yield on the covered loans accounted for under ASC Subtopic 310-30. The outstanding accretable yield has been impacted by increases in cash flow expectations on the loan pools based on quarterly revisions of the portfolio. The increase in the accretable yield is recognized as interest income using the effective yield method over the estimated life in each applicable loan pool.

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

The amount to be ultimately collected for the indemnification asset is dependent upon the performance of the underlying covered assets, the passage of time, claims submitted to the FDIC and the Corporation’s compliance with the terms of the loss sharing agreements. Refer to Note 11 to the consolidated financial statements for additional information on the FDIC loss share agreements.

Table 13 - Activity in the Carrying Amount of Covered Loans Accounted for Under ASC 310-30

	Year ended December 31,

(In thousands)	2013	2012

Beginning balance	$3,491,759	$4,036,471
Accretion	279,708	280,596
Collections / charge-offs	(943,520)	(825,308)

Ending balance	$2,827,947	$3,491,759
Allowance for loan losses (ALLL)	(93,915)	(95,407)

Ending balance, net of ALLL	$2,734,032	$3,396,352

Table 14 - Activity in the Accretable Yield on Covered Loans Accounted for Under ASC 310-30

	Year ended December 31,
(In thousands)	2013	2012

Beginning balance	$1,451,669	$1,470,259
Accretion [1]	(279,708)	(280,596)
Change in expected cash flows	137,244	262,006

Ending balance	$1,309,205	$1,451,669

[1] Positive to earnings, which is included in interest income.

The loan discount accretion in 2013 and 2012, which is recorded in interest income, resulted principally from accelerated cash expectations and loan resolutions, for some of which the Corporation had estimated significantly higher losses. These cash flows resulted in a faster recognition of the corresponding loan pool’s accretable yield.

Although the reduction in estimated loan losses increases the accretable yield to be recognized over the life of the loans, it also has the effect of lowering the realizable value of the loss share asset since the Corporation would receive lower FDIC payments under the loss share agreements.

Table 15 sets forth the activity in the FDIC loss share asset for the years ended December 31, 2013, 2012 and 2012.

Table 15 - Activity of Loss Share Asset

	Year ended December 31,
(In thousands)	2013	2012	2011

Balance at beginning of year	$1,399,098	$1,915,128	$2,410,219
Amortization of loss share indemnification asset	(161,635)	(129,676)	(10,855)
Credit impairment losses to be covered under loss sharing agreements	60,454	58,187	110,457
Reimbursable expenses	50,985	30,771	5,093
Decrease due to reciprocal accounting on amortization of contingent liability on unfunded commitments	(473)	(969)	(33,221)
Net payments to (from) FDIC under loss sharing agreements	(396,223)	(462,016)	(561,111)
Other adjustments attributable to FDIC loss sharing agreements	(3,598)	(12,327)	(5,454)

Balance at end of period	$948,608	$1,399,098	$1,915,128

Table 16 - Activity in the Remaining FDIC Loss Share Asset Discount

	Year ended December 31,
(In thousands)	2013	2012	2011

Balance at beginning of period[1]	$141,800	$117,916	$(139,283)
Amortization of negative discount[2]	(161,635)	(129,676)	(10,855)
Impact of lower projected losses	123,526	153,560	268,054

Balance at end of period	$103,691	$141,800	$117,916

[1] Positive balance represents negative discount (debit to assets), while a negative balance represents a discount (credit to assets).

[2] Amortization results in a negative impact to non-interest income, while a positive balance results in a positive impact to non-interest income, particularly FDIC loss share income / expense.

While the Corporation was originally accreting to the future value of the loss share indemnity asset, the lowered loss estimates required the Corporation to amortize the loss share asset to its currently lower expected collectible balance, thus resulting in negative accretion. Due to the shorter life of the indemnity asset compared with the expected life of the covered loans, this negative accretion temporarily offsets the benefit of higher cash flows accounted through the accretable yield on the loans.

Other real estate owned

Other real estate owned (OREO) represents real estate property received in satisfaction of debt. At December 31, 2013, OREO amounted to $304 million from $406 million at December 31, 2012. The decrease was mainly as a result of write-downs in value and sales, including the bulk sale of non-performing assets completed during the first quarter of 2013, which reduced OREO by $108 million. Refer to Table 17 for the activity in other real estate owned. The amounts included as “covered other real estate” are subject to the FDIC loss sharing agreements.

Table 17 - Other Real Estate Owned Activity

	For the year ended December 31, 2013
(In thousands)	Non-covered OREO Commercial/ Construction	Non-covered OREO Mortgage	Covered OREO Commercial/ Construction	Covered OREO Mortgage	Total

Balance at beginning of period	$ 135,862	$ 130,982	$ 99,398	$ 39,660	$ 405,902
Write-downs in value	(11,377)	(9,525)	(18,857)	(4,102)	(43,861)
Additions	32,175	82,985	87,800	30,037	232,997
Sales	(108,254)	(118,596)	(48,447)	(17,720)	(293,017)
Other adjustments	243	1,006	321	(83)	1,487

Ending balance	$ 48,649	$ 86,852	$ 120,215	$ 47,792	$ 303,508

	For the year ended December 31, 2012
(In thousands)	Non-covered OREO Commercial/ Construction	Non-covered OREO Mortgage	Covered OREO Commercial/ Construction	Covered OREO Mortgage	Total

Balance at beginning of period	$ 90,230	$ 82,267	$ 77,776	$ 31,359	$ 281,632
Write-downs in value	(13,727)	(10,823)	(7,466)	(767)	(32,783)
Additions	110,947	108,312	60,920	23,195	303,374
Sales	(51,422)	(46,091)	(32,022)	(13,122)	(142,657)
Other adjustments	(166)	(2,683)	190	(1,005)	(3,664)

Ending balance	$ 135,862	$ 130,982	$ 99,398	$ 39,660	$ 405,902

	For the year ended December 31, 2011
(In thousands)	Non-covered OREO Commercial/ Construction	Non-covered OREO Mortgage	Covered OREO Commercial/ Construction	Covered OREO Mortgage	Total

Balance at beginning of period	$ 87,283	$ 74,213	$ 41,153	$ 16,412	$ 219,061
Write-downs in value	(15,576)	(3,032)	(4,095)	(220)	(22,923)
Additions	78,064	77,543	54,898	23,421	233,926
Sales	(59,537)	(65,115)	(13,829)	(8,184)	(146,665)
Other adjustments	(4)	(1,342)	(351)	(70)	(1,767)

Ending balance	$ 90,230	$ 82,267	$ 77,776	$ 31,359	$ 281,632

Other assets

Table 18 provides a breakdown of the principal categories that comprise the caption of “Other assets” in the consolidated statements of financial condition at December 31, 2013 and 2012.

Table 18 - Other Assets

(In thousands)	2013	2012	Change

Net deferred tax assets (net of valuation allowance)	$761,768	$541,499	$220,269

Investments under the equity method	197,006	246,776	(49,770)

Bank-owned life insurance program	228,805	233,475	(4,670)

Prepaid FDIC insurance assessment	383	27,533	(27,150)

Prepaid taxes	91,504	88,360	3,144

Other prepaid expenses	67,108	60,626	6,482

Derivative assets	34,710	41,925	(7,215)

Trades receivables from brokers and counterparties	71,680	137,542	(65,862)

Others	234,594	191,842	42,752

Total other assets	$1,687,558	$1,569,578	$117,980

The increase in other assets from December 31, 2012 to December 31, 2013 was principally due to higher deferred tax assets mainly due to the impact of the increase in the corporate tax rate during the third quarter of 2013, from 30% to 39% in Puerto Rico, the deferred tax asset that resulted from the loss on the bulk sale of non-performing assets completed during 2013, partially offset by a decrease in the deferred tax asset related to the reduction in the pension plan and post retirement liability. Also, the “other” caption increased by $43 million mostly due to claims receivable mainly related to insured mortgage delinquent loans. Partially offsetting these increases, were lower securities sold not yet delivered by $66 million reflected as trades receivables from brokers and counterparties, a decrease in investments accounted for under the equity method mainly due to a decrease in the investment in EVERTEC as a result of the sale of shares completed during 2013, partially offset by the 24.9% equity investment in PR Asset Portfolio 2013-1 International, LLC created in March 2013 as part of the NPAs bulk sale transaction and lower FDIC prepaid asset. Refer to Notes 16 and 31 for additional information on the Corporation’s investments under the equity method.

Deposits and Borrowings

The composition of the Corporation’s financing to total assets at December 31, 2013 and December 31, 2012 is included in Table 19.

Table 19 - Financing to Total Assets

	December 31,	December 31,	% increase (decrease)	% of total assets

(In millions)	2013	2012	from 2012 to 2013	2013	2012

Non-interest bearing deposits	$5,923	$5,795	2.2%	16.6%	15.9%

Interest-bearing core deposits	16,026	15,993	0.2	44.8	43.8

Other interest-bearing deposits	4,762	5,213	(8.7)	13.3	14.3

Repurchase agreements	1,659	2,017	(17.8)	4.6	5.5

Other short-term borrowings	401	636	(37.0)	1.1	1.7

Notes payable	1,585	1,778	(10.9)	4.4	4.9

Other liabilities	767	966	(20.6)	2.2	2.6

Stockholders’ equity	4,626	4,110	12.6	13.0	11.3

Deposits

Table 20 - Deposits Ending Balances

(In thousands)	2013	2012	2011	2010	2009

Demand deposits [1]	$6,590,963	$6,442,739	$6,256,530	$5,501,430	$5,066,282

Savings, NOW and money market deposits (non-brokered)	11,255,309	11,190,335	10,762,869	10,371,580	9,635,347

Savings, NOW and money market deposits (brokered)	553,521	456,830	212,688	-	-

Time deposits (non-brokered)	6,478,103	6,541,660	7,552,434	8,594,759	8,513,854

Time deposits (brokered CDs)	1,833,249	2,369,049	3,157,606	2,294,431	2,709,411

Total deposits	$26,711,145	$27,000,613	$27,942,127	$26,762,200	$25,924,894

[1] Includes interest and non-interest bearing demand deposits.

At December 31, 2013, the Corporation’s total deposits amounted to $26.7 billion, compared to $27.0 billion at December 31, 2012. The decrease in total deposits from the end of 2012 to December 31, 2013 was mainly related to lower time deposits of $0.6 billion, principally due to the maturity of brokered CD’s at the BPPR segment. Lower deposit costs have contributed favorably to maintain the Corporation’s net interest margin above 4%. Refer to Table 20 for a breakdown of the Corporation’s deposits at December 31, 2013 and December 31, 2012.

Borrowings

The Corporation’s borrowings amounted to $3.6 billion at December 31, 2013, compared with $4.4 billion at December 31, 2012. The decrease in borrowings was mostly due to lower short term FHLB of NY advances and the early cancellation of $233 million in senior notes during the third quarter of 2013. Refer to Notes 19, 20 and 21 to the consolidated financial statements for detailed information on the Corporation’s borrowings at December 31, 2013 and December 31, 2012. Also, refer to the Liquidity section in this MD&A for additional information on the Corporation’s funding sources.

Refer to the Off-Balance Sheet Arrangements and Other Commitments section in this MD&A for additional information on the Corporation’s contractual obligations at December 31, 2013.

Other liabilities

The Corporation’s other liabilities amounted to $767 million at December 31, 2013, compared with $966 million at December 31, 2012. The decrease in other liabilities of $199 million was mostly due to lower pension plan and postretirement health benefits liability of $152 million and $38 million, respectively, due to actuarial valuation adjustments.

Stockholders’ Equity

Stockholders’ equity totaled $4.6 billion at December 31, 2013, compared with $4.1 billion at December 31, 2012. The increase was principally due to the net income of $599.3 million recorded for the year and a positive adjustment to the pension liability recorded as a component of other comprehensive income, partially offset by the negative change in the unrealized gains (losses) position of the investment securities available-for-sale portfolio which is also recorded as other comprehensive income. Refer to the consolidated statements of financial condition and of stockholders’ equity for information on the composition of stockholders’ equity. Also, refer to Note 26 for a detail of the accumulated other comprehensive income (loss), an integral component of stockholders’ equity.

Application for the Repayment of TARP

On October 18, 2013, the Corporation submitted a formal application to the Federal Reserve of New York to redeem the $935 million in trust preferred securities due under the Troubled Assets Relief Program (“TARP”), discussed in Note 23 to the accompanying financial statements. While there can be no assurance that the Corporation will be approved to repay TARP, nor on the timing of this event, if the Corporation is approved and repays TARP in full, a non-cash charge to earnings would be recorded for the unamortized portion of the discount associated with this debt, which at December 31, 2013 had a balance of $404 million.

REGULATORY CAPITAL

Table 21 presents the Corporation’s capital adequacy information for the years 2009 through 2013. Note 25 to the consolidated financial statements presents further information on the Corporation’s regulatory capital requirements, including the regulatory capital ratios of its depository institutions, BPPR and BPNA. The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations.

Table 21 - Capital Adequacy Data

	At December 31,

(Dollars in thousands)	2013	2012	2011	2010	2009

Risk-based capital:
Tier I capital	$4,464,742	$4,058,242	$3,899,593	$3,733,776	$2,563,915
Supplementary (Tier II) capital	296,813	298,906	312,477	328,522	346,527

Total capital	$4,761,555	$4,357,148	$4,212,070	$4,062,298	$2,910,442

Risk-weighted assets:
Balance sheet items	$21,409,548	$21,175,833	$21,775,369	$22,621,779	$23,182,230
Off-balance sheet items	1,909,126	2,215,739	2,638,954	3,099,186	2,964,649

Total risk-weighted assets	$23,318,674	$23,391,572	$24,414,323	$25,720,965	$26,146,879

Adjusted average quarterly assets	$34,746,137	$35,226,183	$35,783,749	$38,490,597	$34,197,244

Ratios:
Tier I capital (minimum required – 4.00%)	19.15%	17.35%	15.97%	14.52%	9.81%
Total capital (minimum required – 8.00%)	20.42	18.63	17.25	15.79	11.13
Leverage ratio [1]	12.85	11.52	10.90	9.70	7.50
Average equity to assets	11.52	10.60	9.81	8.49	7.80
Average tangible equity to assets	9.78	8.82	8.10	6.77	6.12
Average equity to loans	16.88	15.47	14.57	12.62	11.48
Internal capital generation rate [2]	14.26	6.28	3.95	4.21	(21.88)

[1] All banks are required to have minimum Tier 1 leverage ratio of 3% or 4% of adjusted quarterly average assets, depending on the bank’s classification.

[2] Internal capital generation rate is defined as the rate at which a bank generates equity capital, computed by dividing net income (loss) less dividends by the average balance of stockholders’ equity for a given accounting period.

To meet minimum adequately-capitalized regulatory requirements, an institution must maintain a Tier 1 capital ratio of 4% and a total capital ratio of 8%. A “well-capitalized” institution must generally maintain capital ratios 200 basis points higher than the minimum guidelines. The risk-based capital rules have been further supplemented by a Tier 1 leverage ratio, defined as Tier 1 capital divided by adjusted quarterly average total assets, after certain adjustments. “Well capitalized” bank holding companies must have a minimum Tier 1 leverage ratio of 5%. The Corporation’s ratios presented in Table 21 show that the Corporation was “well capitalized” for regulatory purposes, the highest classification, for all years presented. BPPR and BPNA were also well-capitalized for all years presented.

The improvement in the Corporation’s regulatory capital ratios from the end of 2012 to December 31, 2013 was principally due to internal capital generation from earnings, partially offset by an increase in the portion of the net deferred tax assets that does not qualify for inclusion in Tier 1 capital based on the capital guidelines. The increase in the disallowed net deferred tax assets was mainly due to the higher corporate tax rate in the Puerto Rico tax jurisdiction.

The tangible common equity ratio and tangible book value per common share, which are presented in the table that follows, are non-GAAP measures. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Table 22 provides a reconciliation of total stockholders’ equity to tangible common equity and total assets to tangible assets at December 31, 2013 and 2012.

Table 22 - Reconciliation Tangible Common Equity and Assets

	At December 31,

(In thousands, except share or per share information)	2013	2012

Total stockholders’ equity	$4,626,150	$4,110,000
Less: Preferred stock	(50,160)	(50,160)
Less: Goodwill	(647,757)	(647,757)
Less: Other intangibles	(45,132)	(54,295)

Total tangible common equity	$3,883,101	$3,357,788

Total assets	$35,749,333	$36,507,535
Less: Goodwill	(647,757)	(647,757)
Less: Other intangibles	(45,132)	(54,295)

Total tangible assets	$35,056,444	$35,805,483

Tangible common equity to tangible assets at end of period	11.08%	9.38%
Common shares outstanding at end of period	103,397,699	103,169,806
Tangible book value per common share	$37.56	$32.55

The Tier 1 common equity to risk-weighted assets ratio is another non-GAAP measure. Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing the Corporation’s capital position.

Because Tier 1 common equity is not formally defined by GAAP or, unlike Tier 1 capital, codified in the federal banking regulations currently in place as of December 31, 2013, this measure is considered to be a non-GAAP financial measure. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Corporation has procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

Table 23 reconciles the Corporation’s total common stockholders’ equity (GAAP) to Tier 1 common equity as defined by the Federal Reserve Board, FDIC and other bank regulatory agencies (non-GAAP).

Table 23 - Reconciliation Tier 1 Common Equity

	At December 31,
(In thousands)	2013	2012

Common stockholders’ equity	$4,575,990	$4,059,840

Less: Unrealized losses (gains) on available-for-sale securities, net of tax[1]	48,344	(154,568)

Less: Disallowed deferred tax assets[2]	(626,570)	(385,060)

Less: Disallowed goodwill and other intangible assets, net of deferred tax liability	(643,185)	(662,201)

Less: Aggregate adjusted carrying value of non-financial equity investments	(1,442)	(1,160)

Add: Pension and postretirement benefit plan liability adjustment, net of tax and of accumulated net gains (losses) on cash flow hedges[3]	104,302	226,159

Total Tier 1 common equity	$3,457,439	$3,083,010

Tier 1 common equity to risk-weighted assets	14.83%	13.18%

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

[2] Approximately $167 million of the Corporation’s $762 million of net deferred tax assets at December 31, 2013 ($118 million and $541 million, respectively, at December 31, 2012), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $627 million of such assets at December 31, 2013 ($385 million at December 31, 2012) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets”, were deducted in arriving at Tier 1 capital. The remaining ($32) million of the Corporation’s other net deferred tax components at December 31, 2013 ($38 million at December 31, 2012) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.

[3] The Federal Reserve Board has granted interim capital relief for the impact of pension liability adjustment.

New Capital Rules to Implement Basel III Capital Requirements

On July 2, 2013, the Board of Governors of the Federal Reserve System (“Board”) approved final rules (“New Capital Rules”) to establish a new comprehensive regulatory capital framework for all U.S. banking organizations. On July 9, 2013, the New Capital Rules were approved by the Office of the Comptroller of the Currency (“OCC”) and (as interim final rules) by the Federal Deposit Insurance Corporation (“FDIC”) (together with the Board, the “Agencies”).

The New Capital Rules generally implement the Basel Committee on Banking Supervision’s (the “Basel Committee”) December 2010 final capital framework referred to as “Basel III” for strengthening international capital standards. The New Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and their depository institution subsidiaries, including Popular, BPPR and BPNA, as compared to the current U.S. general risk-based capital rules. The New Capital Rules revise the definitions and the components of regulatory capital, as well as address other issues affecting the numerator in banking institutions’ regulatory capital ratios. The New Capital Rules also address asset risk weights and other matters affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing general risk-weighting approach, which was derived from the Basel Committee’s 1988 “Basel I” capital accords, with a more risk-sensitive approach based, in part, on the “standardized approach” in the Basel Committee’s 2004 “Basel II” capital accords. In addition, the New Capital Rules implement certain provisions of Dodd-Frank Act, including the requirements of Section 939A to remove references to credit ratings from the federal agencies’ rules. The New Capital Rules are effective for Popular, BPPR and BPNA on January 1, 2015, subject to phase-in periods for certain of their components and other provisions.

Among other matters, the New Capital Rules: (i) introduce a new capital measure called “Common Equity Tier 1” (“CET1”) and related regulatory capital ratio of CET1 to risk-weighted assets; (ii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements; (iii) mandate that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expand the scope of the deductions from and adjustments to capital as compared to existing regulations. Under the New Capital Rules, for most banking organizations, including the Corporation, the most common form of Additional Tier 1 capital is non-cumulative perpetual preferred stock and the most common form of Tier 2 capital is subordinated notes and a portion of the allocation for loan and lease losses, in each case, subject to the New Capital Rules’ specific requirements.

Pursuant to the New Capital Rules, the minimum capital ratios as of January 1, 2015 will be as follows:

•	4.5% CET1 to risk-weighted assets;

•	6.0% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to risk-weighted assets;

•	8.0% Total capital (that is, Tier 1 capital plus Tier 2 capital) to risk-weighted assets; and

•	4% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (known as the “leverage ratio”).

The New Capital Rules also introduce a new “capital conservation buffer”, composed entirely of CET1, on top of these minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. Thus, when fully phased-in on January 1, 2019, Popular, BPPR and BPNA will be required to maintain such additional capital conservation buffer of 2.5% of CET1, effectively resulting in minimum ratios of (i) CET1 to risk-weighted assets of at least 7%, (ii) Tier 1 capital to risk-weighted assets of at least 8.5%, and (iii) Total capital to risk-weighted assets of at least 10.5%.

The New Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such items, in the aggregate, exceed 15% of CET1.

In addition, under the current general risk-based capital rules, the effects of accumulated other comprehensive income or loss (“AOCI”) items included in shareholders’ equity (for example, marks-to-market of securities held in the available for sale portfolio) under U.S. GAAP are reversed for the purposes of determining regulatory capital ratios. Pursuant to the New Capital Rules, the effects of certain AOCI items are not excluded; however, non-advanced approaches banking organizations, including Popular, BPPR and BPNA, may make a one-time permanent election to continue to exclude these items. This election must be made concurrently with the first filing of certain of the Popular’s, BPPR’s and BPNA’s periodic regulatory reports in the beginning of 2015. Popular, BPPR and BPNA expect to make this election in order to avoid significant variations in the level of capital depending upon the impact of interest rate fluctuations on the fair value of their securities portfolio. The New Capital Rules also preclude certain hybrid securities, such as trust preferred securities, from inclusion in bank holding companies’ Tier 1 capital, subject to phase-out in the case of bank holding companies that had $15 billion or more in total consolidated assets as of December 31, 2009. The Corporation’s Tier I capital level at December 31, 2013, included $427 million of trust preferred securities that are subject to the phase-out provisions of the New Capital Rules. The Corporation would be allowed to include only 25 percent of such trust preferred securities in Tier 1 capital as of January 1, 2015 and 0 percent as of January 1, 2016, and thereafter. Trust preferred securities no longer included in Popular’s Tier 1 capital may nonetheless be included as a component of Tier 2 capital on a permanent basis without phase-out and irrespective of whether such securities otherwise meet the revised definition of Tier 2 capital set forth in the New Capital Rules. The Corporation’s trust preferred securities issued to the U.S. Treasury pursuant to the Emergency Economic Stabilization Act of 2008 are exempt from the phase-out provision.

Implementation of the deductions and other adjustments to CET1 will begin on January 1, 2015 and will be phased-in over a 4-year period (beginning at 40% on January 1, 2015 and an additional 20% per year thereafter). The implementation of the capital conservation buffer will begin on January 1, 2016 at the 0.625% level and increase by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019.

With respect to BPPR and BPNA, the New Capital Rules revise the “prompt corrective action” (“PCA”) regulations adopted pursuant to Section 38 of the Federal Deposit Insurance Act, by: (i) introducing a CET1 ratio requirement at each PCA category (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum Tier 1 capital ratio for well-capitalized status being 8% (as compared to the current 6%); and (iii) eliminating the current provision that provides that a bank with a composite supervisory rating of 1 may have a 3% leverage ratio and still be adequately capitalized. The New Capital Rules do not change the total risk-based capital requirement for any PCA category.

The New Capital Rules prescribe a new standardized approach for risk weightings that expand the risk-weighting categories from the current four Basel I-derived categories (0%, 20%, 50% and 100%) to a larger and more risk-sensitive number of categories, depending on the nature of the assets, and resulting in higher risk weights for a variety of asset classes.

We believe that Popular, BPPR and BPNA will be able to meet well-capitalized capital ratios upon implementation of the revised requirements, as finalized.

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

Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2013, primarily for services, equipment and real estate construction projects. Services include software licensing and maintenance, facilities maintenance, supplies purchasing, and other goods or services used in the operation of the business. Generally, these contracts are renewable or cancelable at least annually, although in some cases the Corporation has committed to contracts that may extend for several years to secure favorable pricing concessions.

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

At December 31, 2013, the aggregate contractual cash obligations, including purchase obligations and borrowings, by maturities, are presented in Table 24.

Table 24 - Contractual Obligations

	Payments Due by Period

(In millions)	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years		Total

Certificates of deposits	$5,387	$1,941	$912	$71		$8,311

Repurchase agreements	917	627	115	-		1,659

Other short-term borrowings	401	-	-	-		401

Long-term debt	126	242	202	991 [1	]	1,561

Purchase obligations	118	73	30	25		246

Annual rental commitments under operating leases	37	67	47	146		297

Capital leases	1	2	3	18		24

Total contractual cash obligations	$6,987	$2,952	$1,309	$1,251		$12,499

[1] Includes junior subordinated debentures with an aggregate liquidation amount of $936 million, net of $ 404 million discount. These junior subordinated debentures are perpetual (no stated maturity).

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
At December 31, 2013, the Corporation’s liability on its pension, restoration and postretirement benefit plans amounted to $130 million, compared with $319 million at December 31, 2012. The Corporation’s expected contributions to the pension and benefit restoration plans are minimal, while the expected contributions to the postretirement benefit plan to fund current benefit payment requirements are estimated at $6.2 million for 2014. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Refer to Note 34 to the consolidated financial statements for further information on these plans. Management believes that the effect of the pension and postretirement plans on liquidity is not significant to the Corporation’s overall financial condition. The BPPR’s non-contributory defined pension and benefit restoration plans are frozen with regards to all future benefit accruals.

At December 31, 2013, the liability for uncertain tax positions was $9.8 million, compared with $13.4 million as of the end of 2012. This liability represents an estimate of tax positions that the Corporation has taken in its tax returns which may ultimately not be sustained upon examination by the tax authorities. The ultimate amount and timing of any future cash settlements cannot be predicted with reasonable certainty. Under the statute of limitations, the liability for uncertain tax positions expires as follows: 2014 - $4.8 million, 2015 - $2.2 million, 2016 - $0.8 million, 2017 - $0.8 million, and 2018 - $1.2 million. As a result of examinations, the Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $7.6 million.

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

The following table presents the contractual amounts related to the Corporation’s off-balance sheet lending and other activities at December 31, 2013:

Table 25 - Off-Balance Sheet Lending and Other Activities

	Amount of Commitment - Expiration Period

(In millions)	2014	2015 - 2016	2017 - 2018	2019 - thereafter	Total

Commitments to extend credit	$6,699	$533	$143	$116	$7,491

Commercial letters of credit	3	-	-	-	3

Standby letters of credit	77	2	-	-	79

Commitments to originate mortgage loans	35	13	-	-	48

Unfunded investment obligations	1	9	-	-	10

Total	$6,815	$557	$143	$116	$7,631

Guarantees Associated with Loans Sold / Serviced

At December 31, 2013, the Corporation serviced $2.5 billion in residential mortgage loans subject to lifetime credit recourse provisions, principally loans associated with FNMA and FHLMC residential mortgage loan securitization programs, compared with $2.9 billion at December 31, 2012. The Corporation has not sold any mortgage loans subject to credit recourse since 2010.

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

The following table presents the delinquency status of the residential mortgage loans serviced by the Corporation that are subject to lifetime credit recourse provisions at December 31, 2013 and December 31, 2012.

Table 26 - Delinquency of Residential Mortgage Loans Subject to Lifetime Credit Recourse

(In thousands)	2013	2012

Total portfolio	$2,524,155	$2,932,555

Days past due:

30 days and over	$347,046	$412,313

90 days and over	$138,018	$158,679

As a percentage of total portfolio:

30 days past due or more	13.75%	14.06%

90 days past due or more	5.47%	5.41%

During the year ended December 31, 2013, the Corporation repurchased approximately $126 million of unpaid principal balance in mortgage loans subject to the credit recourse provisions (December 31, 2012 - $157 million). There are no particular loan characteristics, such as loan vintages, loan type, loan-to-value ratio, or other criteria, that denote any specific trend or a concentration of repurchases in any particular segment. Based on historical repurchase experience, the loan delinquency status is the main factor which causes the repurchase request. The current economic situation has forced the investors to take a closer review at loan performance and recourse triggers, thus causing an increase in loan repurchases.

At December 31, 2013, there were 5 outstanding unresolved claims related to the recourse portfolio with a principal balance outstanding of $769 thousand, compared with 59 and $8.0 million, respectively, at December 31, 2012. The outstanding unresolved claims at December 31, 2013 and 2012 pertained to FNMA.

At December 31, 2013, the Corporation’s liability established to cover the estimated credit loss exposure related to loans sold or serviced with credit recourse amounted to $41 million, compared with $52 million at December 31, 2012.

The following table presents the changes in the Corporation’s liability of estimated losses from these credit recourses agreements, included in the consolidated statements of financial condition for the years ended December 31, 2013 and 2012.

Table 27 - Changes in Liability of Estimated Losses from Credit Recourse Agreements

(In thousands)	2013	2012

Balance as of beginning of period	$51,673	$58,659

Provision for recourse liability	21,793	16,153

Net charge-offs / terminations	(32,003)	(23,139)

Balance as of end of period	$41,463	$51,673

The provision for credit recourse liability increased $5.6 million for the year ended December 31, 2013, when compared to 2012. The increase in the provision was mainly driven by higher net-charge-offs.

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

When the Corporation sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Corporation’s mortgage operations in the Puerto Rico group conforming mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or are sold directly to FNMA or other private investors for cash. As required under the government agency programs, quality review procedures are performed by the Corporation to ensure that asset guideline qualifications are met. To the extent the loans do not meet specified characteristics, the Corporation may be required to repurchase such loans or indemnify for losses and bear any subsequent loss related to the loans. Repurchases under representation and warranty arrangements in which the Corporation’s Puerto Rico banking subsidiaries were obligated to repurchase the loans amounted to $4.7 million in unpaid principal balance with losses amounting to $1.0 million for the year ended December 31, 2013 ($3.2 million and $0.5 million, respectively, at December 31, 2012). A substantial amount of these loans reinstate to performing status or have mortgage insurance, and thus the ultimate losses on the loans are not deemed significant.

During the quarter ended June 30, 2013, the Corporation established a reserve for certain specific representation and warranties made in connection with BPPR’s sale of non-performing mortgage loans. The purchaser’s sole remedy under the indemnity clause is to seek monetary damages from BPPR, for a maximum of $16.3 million. BPPR recognized a reserve of approximately $3.0 million, representing its best estimate of the loss that would be incurred in connection with this indemnification. BPPR’s obligations under this clause end one year after the closing except to any claim asserted prior to such termination date.

During the quarter ended March 31, 2013, the Corporation established a reserve for certain specific representation and warranties made in connection with BPPR’s sale of commercial and construction loans, and commercial and single family real estate owned. The purchaser’s sole remedy under the indemnity clause is to seek monetary damages from BPPR, for a maximum of $18.0 million. BPPR is not required to repurchase any of the assets. BPPR recognized a reserve of approximately $10.7 million, representing its best estimate of the loss that would be incurred in connection with this indemnification. BPPR’s obligations under this clause end one year after the closing except to any claim asserted prior to such termination date.

Also, during the quarter ended June 30, 2011, the Corporation’s banking subsidiary, BPPR, reached an agreement (the “June 2011 agreement”) with the FDIC, as receiver for a local Puerto Rico institution, and the financial institution with respect to a loan servicing portfolio that BPPR services since 2008, related to FHLMC and GNMA pools. The loans were originated and sold by the financial institution and the servicing rights were transferred to BPPR in 2008. As part of the 2008 servicing agreement, the financial institution was required to repurchase from BPPR any loans that BPPR, as servicer, was required to repurchase from the investors under representation and warranty obligations. As part of the June 2011 agreement, the Corporation received cash to discharge the financial institution from any repurchase obligation and other claims over the related serviced portfolio, for which the Corporation recorded a representation and warranty reserve. At December 31, 2013, this reserve amounted to $ 6.2 million and the related portfolio amounted approximately to $2.4 billion (December 31, 2012 - $ 7.6 million and $2.9 billion, respectively).

Servicing agreements relating to the mortgage-backed securities programs of FNMA and GNMA, and to mortgage loans sold or serviced to certain other investors, including FHLMC, require the Corporation to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. At December 31, 2013, the Corporation serviced $16.3 billion in mortgage loans for third-parties, including the loans serviced with credit recourse, compared with $16.7 billion at December 31, 2012. The Corporation generally recovers funds advanced pursuant to these arrangements from the mortgage owner, from liquidation proceeds when the mortgage loan is foreclosed or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantees programs. However, in the meantime, the Corporation must absorb the cost of the funds it advances during the time the advance is outstanding. The Corporation must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a defaulted loan is not cured, the mortgage loan would be canceled as part of the foreclosure proceedings and the Corporation would not receive any future servicing income with respect to that loan. At December 31, 2013, the outstanding balance of funds advanced by the Corporation under such mortgage loan servicing agreements was approximately $29 million, compared with $19 million at December 31, 2012. To the extent the mortgage loans underlying the Corporation’s servicing portfolio experience increased delinquencies, the Corporation would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts.

At December 31, 2013, the Corporation has reserves for customary representations and warranties related to loans sold by its U.S. subsidiary E-LOAN prior to 2009. Loans had been sold to investors on a servicing released basis subject to certain representations and warranties. Although the risk of loss or default was generally assumed by the investors, the Corporation made certain representations relating to borrower creditworthiness, loan documentation and collateral, which if not correct, may result in requiring the Corporation to repurchase the loans or indemnify investors for any related losses associated to these loans. At December 31, 2013 and December 31, 2012, the Corporation’s reserve for estimated losses from such representation and warranty arrangements amounted to $ 7 million and $ 8 million, respectively. E-LOAN is no longer originating and selling loans since the subsidiary ceased these activities in 2008.

On a quarterly basis, the Corporation reassesses its estimate for expected losses associated to E-LOAN’s customary representation and warranty arrangements. The analysis incorporates expectations on future disbursements based on quarterly repurchases and make-whole events. The analysis also considers factors such as the average length of time between the loan’s funding date and the loan repurchase date, as observed in the historical loan data. The liability is estimated as follows: (1) three year average of disbursement amounts (two year historical and one year projected) are used to calculate an average quarterly amount; (2) the quarterly average is annualized and multiplied by the repurchase distance, which currently averages approximately three years, to determine a liability amount; and (3) the calculated reserve is compared to current claims and disbursements to evaluate adequacy. The Corporation’s success rate in clearing the claims in full or negotiating lesser payouts has been fairly consistent. On average, the Corporation avoided paying on 52% of claimed amounts during the 24-month period ended December 31, 2013 (40% during the 24-month period ended December 31, 2012). On the remaining 48% of claimed amounts, the Corporation either repurchased the balance in full or negotiated settlements. For the accounts where the Corporation settled, it averaged paying 57% of claimed amounts during the 24-month period ended December 31, 2013 (49% during the 24-month period ended December 31, 2012). In total, during the 24-month period ended December 31, 2013, the Corporation paid an average of 29% of claimed amounts (24-month period ended December 31, 2012 – 33%).

E-LOAN’s outstanding unresolved claims related to representation and warranty obligations from mortgage loan sales prior to 2009 at December 31, 2013 and December 31, 2012 are presented in the table below.

Table 28 - E-LOAN’s Outstanding Unresolved Claims from Mortgage Loan Sales

(In thousands)	2013	2012

By Counterparty

GSEs	$-	$1,270

Whole loan and private-label securitization investors	535	533

Total outstanding claims by counterparty	$535	$1,803

By Product Type

1st lien (Prime loans)	$535	$1,803

Total outstanding claims by product type	$535	$1,803

The outstanding claims balance from private-label investors is comprised by one counterparty at December 31, 2013 and two counterparties at December 31, 2012.

In the case of E-LOAN, the Corporation indemnifies the lender, repurchases the loan, or settles the claim, generally for less than the full amount. Each repurchase case is different and each lender / servicer has different requirements. The large majority of the loans repurchased have been greater than 90 days past due at the time of repurchase and are included in the Corporation’s non-performing loans. During the year ended December 31, 2013, charge-offs recorded by E-LOAN against this representation and warranty reserve associated with loan repurchases, indemnification or make-whole events and settlement / closure of certain agreements with counterparties to reduce the exposure to future claims were minimal. Make-whole events are typically defaulted cases in which the investor attempts to recover by collateral or guarantees, and the seller is obligated to cover any impaired or unrecovered portion of the loan. Historically, claims have been predominantly for first mortgage agency loans and principally consist of underwriting errors related to undisclosed debt or missing documentation. The table that follows presents the changes in the Corporation’s liability for estimated losses associated with customary representations and warranties related to loans sold by E-LOAN, included in the consolidated statement of condition for the years ended December 31, 2013 and 2012.

Table 29 - Changes in Liability for Estimated Losses Related to Loans Sold by E-LOAN

(In thousands)	2013	2012

Balance as of beginning of period	$7,740	$10,625

Provision for (reversal of) representation and warranties	267	(1,836)

Net charge-offs / terminations	(1,431)	(1,049)

Balance as of end of period	$6,576	$7,740

Popular, Inc. Holding Company (“PIHC”) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries amounting to $ 0.2 billion at December 31, 2013 (December 31, 2012 - $ 0.5 billion). In addition, at December 31, 2013 and December 31, 2012, PIHC fully and unconditionally guaranteed on a subordinated basis $ 1.4 billion of capital securities (trust preferred securities) issued by wholly-owned issuing trust entities to the extent set forth in the applicable guarantee agreement. Refer to Note 23 to the consolidated financial statements for further information on the trust preferred securities.

The Corporation is a defendant in a number of legal proceedings arising in the ordinary course of business as described in Note 28 to the consolidated financial statements.

RISK MANAGEMENT

Managing risk is an essential component of the Corporation’s business. Risk identification and monitoring are key elements in overall risk management. The following principal risks, which have been incorporated into the Corporation’s risk management program, include:

—	Credit Risk – Potential for default or loss resulting from an obligor’s failure to meet the terms of any contract with the Corporation or any of its subsidiaries, or failure otherwise to perform as agreed. Credit risk arises from all activities where success depends on counterparty, issuer, or borrower performance.

—	Interest Rate Risk (“IRR”) – Interest rate risk is the risk to earnings or capital arising from changes in interest rates. Interest rate risk arises from differences between the timing of rate changes and the timing of cash flows (repricing risk); from changing rate relationships among different yield curves affecting bank lending and borrowing activities (basis risk); from changing rate relationships across the spectrum of maturities (yield curve risk); and from interest related options embedded in bank products (options risk).

—	Market Risk – Potential for loss resulting from changes in market prices of the assets or liabilities in the Corporation’s or in any of its subsidiaries’ portfolios. Market prices may change as a result of changes in rates, credit and liquidity for the product or general economic conditions.

—	Liquidity Risk – Potential for loss resulting from the Corporation or its subsidiaries not being able to meet their financial obligations when they come due. This could be a result of market conditions, the ability of the Corporation to liquidate assets or manage or diversify various funding sources. This risk also encompasses the possibility that an instrument cannot be closed out or sold at its economic value, which might be a result of stress in the market or in a specific security type given its credit, volume and maturity.

—	Operational Risk – This risk is the possibility that inadequate or failed systems and internal controls or procedures, human error, fraud or external influences such as disasters, can cause losses.

—	Compliance Risk and Legal Risk – Potential for loss resulting from violations of or non-conformance with laws, rules, regulations, prescribed practices, existing contracts or ethical standards.

—	Strategic Risk – Potential for loss arising from adverse business decisions or improper implementation of business decisions. Also, it incorporates how management analyzes external factors that impact the strategic direction of the Corporation.

—	Reputational Risk – Potential for loss arising from negative public opinion.

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

Moreover, management oversight of the Corporation’s risk-taking and risk management activities is conducted through management committees:

—	CRESCO (Credit Strategy Committee) – Manages the Corporation’s overall credit exposure and approves credit policies, standards and guidelines that define, quantify, and monitor credit risk. Through this committee, management reviews asset quality ratios, trends and forecasts, problem loans, establishes the provision for loan losses and assesses the methodology and adequacy of the allowance for loan losses on a quarterly basis.

—	ALCO (Asset / Liability Management Committee) – Oversees and approves the policies and processes designed to ensure sound market risk and balance sheet strategies, including the interest rate, liquidity, investment and trading policies. The ALCO monitors the capital position and plan for the Corporation and approves all capital management strategies, including capital market transactions and capital distributions. The ALCO also monitors forecasted results and their impact on capital, liquidity, and net interest margin of the Corporation.

—	ORCO (Operational Risk Committee) – Monitors operational risk management activities to ensure the development and consistent application of operational risk policies, processes and procedures that measure, limit and manage the Corporation’s operational risks while maintaining the effectiveness and efficiency of the operating and businesses’ processes.

Market / Interest Rate Risk

The financial results and capital levels of the Corporation are constantly exposed to market, interest rate and liquidity risks. The ALCO and the Corporate Finance Group are responsible for planning and executing the Corporation’s market, interest rate risk, funding activities and strategy, and for implementing the policies and procedures approved by the RMC and the ALCO. In addition, the Financial and Operational Risk Management Division is responsible for the independent monitoring and reporting of adherence with established policies, and enhancing and strengthening controls surrounding interest, liquidity and market risk. The ALCO generally meets on a weekly basis and reviews the Corporation’s current and forecasted asset and liability levels as well as desired pricing strategies and other relevant financial management and interest rate and risk topics. Also, on a monthly basis the ALCO reviews various interest rate risk sensitivity metrics, ratios and portfolio information, including but not limited to, the Corporation’s liquidity positions, projected sources and uses of funds, interest rate risk positions and economic conditions.

Market risk refers to the risk of a reduction in the Corporation’s capital due to changes in the market valuation of its assets and/or liabilities.

Most of the assets subject to market valuation risk are securities in the investment portfolio classified available for sale. Refer to Notes 7 and 8 for further information on the investment portfolio. Investment securities classified as available for sale amounted to $5.3 billion as of December 31, 2013. Other assets subject to market risk include loans held-for-sale, which amounted to $110 million, the mortgage servicing rights (“MSRs”) which amounted to $161 million and securities classified as “trading” which amounted to $340 million, as of December 31, 2013.

Liabilities subject to market risk include the FDIC clawback obligation, which amounted to $128 million at December 31, 2013.

The Corporation’s market risk is independently measured and reported by the Financial and Operational Risk Management Division and is reviewed by the Risk Management Committee of the Board.

Management believes that market risk is not a material source of risk at the Corporation. A significant portion of the Corporation’s financial activities is concentrated in Puerto Rico, which has been going through a challenging economic cycle. Refer to the Geographic and Government Risk section of this MD&A for some highlights on the current status of the Puerto Rico economy.

Interest Rate Risk

The Corporation’s net interest income is subject to various categories of interest rate risk, including repricing, basis, yield curve and option risks. In managing interest rate risk, management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of investment securities, and enter into derivative contracts, among other alternatives.

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

Management utilizes various tools to assess IRR, including simulation modeling, static gap analysis, and Economic Value of Equity (EVE). The three methodologies complement each other and are used jointly in the evaluation of the Corporation’s IRR. Simulation modeling is prepared for a five year period, which in conjunction with the EVE analysis, provides Management a better view of long term IRR.

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

Management assesses interest rate risk by comparing various net interest income simulations under different interest rate scenarios that differ in direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. For example, the types of rate scenarios processed during the year included economic most likely scenarios, flat rates, yield curve twists, + 200 and + 400 basis points parallel ramps and + 200 and + 400 basis points parallel shocks. Given the fact that at December 31, 2013, some market interest rates were close to zero, management has focused on measuring the risk on net interest income in rising rate scenarios. Management also performs analyses to isolate and measure basis and prepayment risk exposures.

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

The Corporation processes net interest income simulations under interest rate scenarios in which the yield curve is assumed to rise and decline gradually by the same amount. The rising rate scenarios considered in these market risk simulations reflect gradual parallel changes of 200 and 400 basis points during the twelve-month period ending December 31, 2013. Under a 200 basis points rising rate scenario, 2014 projected net interest income increases by $33 million, while under a 400 basis points rising rate scenario, 2013 projected net interest income increases by $54 million. These scenarios were compared against the Corporation’s flat or unchanged interest rates forecast scenario. Simulation analyses are based on many assumptions, including relative levels of market interest rates, interest rate spreads, loan prepayments and deposit decay. Thus, they should not be relied upon as indicative of actual results. Further, the estimates do not contemplate actions that management could take to respond to changes in interest rates. By their nature, these forward-looking computations are only estimates and may be different from what may actually occur in the future.

Static gap analysis measures the volume of assets and liabilities maturing or repricing at a future point in time. Static gap reports stratify all of the Corporation’s assets, liabilities and off-balance sheet positions according to the instrument’s maturity, repricing characteristics and optionality, assuming no new business. The repricing volumes typically include adjustments for anticipated future asset prepayments and for differences in sensitivity to market rates. The volume of assets and liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Depending on the duration and repricing characteristics, changes in interest rates could either increase or decrease the level of net interest income. For any given period, the pricing structure of the assets and liabilities is generally matched when an equal amount of such assets and liabilities mature or reprice in that period. Any mismatch of interest earning assets and interest bearing liabilities is known as a gap position. A positive gap denotes asset sensitivity, which means that an increase in interest rates could have a positive effect on net interest income, while a decrease in interest rates could have a negative effect on net interest income. As shown in Table 30, at December 31, 2013, the Corporation’s one-year cumulative positive gap was $3.7 billion, or 11.8% of total earning assets. This compares with $2.7 billion or 8.6%, respectively, at December 31, 2012. The change in the one-year cumulative gap position was influenced by a lower level of short-term borrowings that resulted mainly from cash inflows and lower volume of assets and higher level of capital from operations. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures. They do not incorporate possible actions that could be taken to manage the Corporation’s IRR, nor do they capture the basis risks that might be included within the cumulative gap, given possible changes in the spreads between asset rates and the rates used to fund them.

Table 30 - Interest Rate Sensitivity

	At December 31, 2013

	By repricing dates

(Dollars in thousands)	0-30 days	Within 31 - 90 days	After three months but within six months	After six months but within nine months	After nine months but within one year	After one year but within two years	After two years	Non-interest bearing funds	Total

Assets:
Money market investments	$843,945	$14,408	$-	$100	$-	$-	$-	$-	$858,453
Investment and trading securities	185,488	571,744	720,312	283,835	253,313	918,450	$3,023,649	-	5,956,791
Loans	7,751,843	933,747	908,310	817,945	820,646	2,605,583	10,868,645	-	24,706,719
Other assets	-	-	-	-	-	-	-	4,227,370	4,227,370

Total	8,781,276	1,519,899	1,628,622	1,101,880	1,073,959	3,524,033	13,892,294	4,227,370	35,749,333

Liabilities and stockholders’ equity:
Savings, NOW and money market and other interest bearing demand deposits	3,255,325	7	30	-	277	109	9,221,363	-	12,477,111
Certificates of deposit	1,484,022	1,226,176	1,408,655	934,917	611,503	1,346,964	1,299,115	-	8,311,352
Federal funds purchased and assets sold under agreements to repurchase	786,834	157,486	-	-	-	146,911	568,061	-	1,659,292
Other short-term borrowings	401,200	-	-	-	-	-	-	-	401,200
Notes payable	10,070	100,140	210	213	16,680	29,040	1,428,401	-	1,584,754
Non-interest bearing deposits	-	-	-	-	-	-	-	5,922,682	5,922,682
Other non-interest bearing liabilities	-	-	-	-	-	-	-	766,792	766,792
Stockholders’ equity	-	-	-	-	-	-	-	4,626,150	4,626,150

Total	$5,937,451	$1,483,809	$1,408,895	$935,130	$628,460	$1,523,024	$12,516,940	$11,315,624	$35,749,333

Interest rate sensitive gap	2,843,825	36,090	219,727	166,750	445,499	2,001,009	1,375,354	(7,088,254)	-
Cumulative interest rate sensitive gap	2,843,825	2,879,915	3,099,642	3,266,392	3,711,891	5,712,900	7,088,254	-	-
Cumulative interest rate sensitive gap to earning assets	9.02%	9.14%	9.83%	10.36%	11.78%	18.12%	22.49%	-	-

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

EVE sensitivity calculated using interest rate shock scenarios is estimated on a quarterly basis. The shock scenarios consist of a +/- 200 and 400 basis points parallel shocks. Management has defined limits for the increases / decreases in EVE sensitivity resulting from the shock scenarios.

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

The Corporation’s loan and investment portfolios are subject to prepayment risk, which results from the ability of a third-party to repay debt obligations prior to maturity. Prepayment risk also could have a significant impact on the duration of mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten (or lower prepayments could extend) the weighted average life of these portfolios. Table 31, which presents the maturity distribution of earning assets, takes into consideration prepayment assumptions.

    Table 31 - Maturity Distribution of Earning Assets

	As of December 31, 2013

	Maturities

		After one year
		through five years		After five years

	One year	Fixed	Variable	Fixed interest	Variable interest

(In thousands)	or less	interest rates	interest rates	rates	rates	Total

Money market securities	$858,453	-	-	-	-	$858,453

Investment and trading securities	1,860,914	$2,061,930	$108,379	$1,677,589	$62,111	5,770,923

Loans:

Commercial	3,632,773	1,955,091	2,657,250	807,725	1,184,872	10,237,711

Construction	116,245	35,269	30,038	25,926	6,817	214,295

Lease financing	194,710	349,509	-	2,543	-	546,762

Consumer	2,014,095	1,348,707	291,502	71,462	206,460	3,932,226

Mortgage	1,045,500	1,793,375	433,283	3,064,996	454,144	6,791,298

Total non-covered loans	7,003,323	5,481,951	3,412,073	3,972,652	1,852,293	21,722,292

Covered loans under FDIC loss sharing agreements	1,513,680	460,281	397,560	477,781	135,125	2,984,427

	$11,236,370	$8,004,162	$3,918,012	$6,128,022	$2,049,529	$31,336,095

Note:	Equity securities available-for-sale and other investment securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock held by the Corporation, are not included in this table.
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

Trading

The Corporation engages in trading activities in the ordinary course of business at its subsidiaries, Banco Popular de Puerto Rico (“BPPR”) and Popular Securities. Popular Securities’ trading activities consist primarily of market-making activities to meet expected customers’ needs related to its retail brokerage business and purchases and sales of U.S. Government and government sponsored securities with the objective of realizing gains from expected short-term price movements. BPPR’s trading activities consist primarily of holding U.S. Government sponsored mortgage-backed securities classified as “trading” and hedging the related market risk with “TBA” (to-be-announced) market transactions. The objective is to derive spread income from the portfolio and not to benefit from short-term market movements. In addition, BPPR uses forward contracts or TBAs to hedge its securitization pipeline. Risks related to variations in interest rates and market volatility are hedged with TBAs that have characteristics similar to that of the forecasted security and its conversion timeline.

At December 31, 2013, the Corporation held trading securities with a fair value of $340 million, representing approximately 1.0% of the Corporation’s total assets, compared with $315 million and 0.9% at December 31, 2012. As shown in Table 32, the trading portfolio consists principally of mortgage-backed securities relating to BPPR’s mortgage activities described above, which at December 31, 2013 were investment grade securities. As of December 31, 2013, the trading portfolio also included $11.1 million in Puerto Rico government obligations and shares of Closed-end funds that invest primarily in Puerto Rico government obligations (December 31, 2012 - $33.7 million). Trading instruments are recognized at fair value, with changes resulting from fluctuations in market prices, interest rates or exchange rates reported in current period earnings. The Corporation recognized a net trading account loss of $13.5 million for the year ended December 31, 2013, compared with a gain of $4.5 million for 2012. Table 32 provides the composition of the trading portfolio at December 31, 2013 and December 31, 2012.

Table 32 - Trading Portfolio

	December 31, 2013		December 31, 2012

(Dollars in thousands)	Amount	Weighted Average Yield [1]	Amount	Weighted Average Yield [1]

Mortgage-backed securities	$312,751	4.90%	$262,863	4.64%

Collateralized mortgage obligations	1,849	4.75	3,117	4.57

Commercial paper	-	-	1,778	5.05

Puerto Rico obligations	7,586	5.15	24,801	4.74

Interest-only strips	915	12.01	1,136	11.40

Other (includes related trading derivatives)	16,642	3.14	20,830	4.07

Total	$339,743	4.84%	$314,525	4.64%

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

The Corporation’s trading portfolio had a 5-day VAR of approximately $2.1 million, assuming a confidence level of 99%, for the last week in December 2013. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates. Backtesting is performed to compare actual results against maximum estimated losses, in order to evaluate model and assumptions accuracy.

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

The Corporation’s derivative activities are entered primarily to offset the impact of market volatility on the economic value of assets or liabilities. The net effect on the market value of potential changes in interest rates of derivatives and other financial instruments is analyzed. The effectiveness of these hedges is monitored to ascertain that the Corporation is reducing market risk as expected. Derivative transactions are generally executed with instruments with a high correlation to the hedged asset or liability. The underlying index or instrument of the derivatives used by the Corporation is selected based on its similarity to the asset or liability being hedged. As a result of interest rate fluctuations, fixed and variable interest rate hedged assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Management will assess if circumstances warrant liquidating or replacing the derivatives position in the hypothetical event that high correlation is reduced. Based on the Corporation’s derivative instruments outstanding at December 31, 2013, it is not anticipated that such a scenario would have a material impact on the Corporation’s financial condition or results of operations.

Certain derivative contracts also present credit risk and liquidity risk because the counterparties may not comply with the terms of the contract, or the collateral obtained might be illiquid or become so. The Corporation controls credit risk through approvals, limits and monitoring procedures, and through master netting and collateral agreements whenever possible. Further, as applicable under the terms of the master agreements, the Corporation may obtain collateral, where appropriate, to reduce credit risk. The credit risk attributed to the counterparty’s nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by the fair value measurements guidance, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. During the year ended December 31, 2013, inclusion of the credit risk in the fair value of the derivatives resulted in a net gain of $1.5 million (2012 – net gain of $2.9 million; 2011 – net loss of $0.6 million), which consisted of a gain of $0.5 million (2012 – loss of $ 0.5 million; 2011 – gain of $ 1.1 million) resulting from the Corporation’s credit standing adjustment and a gain of $1.0 million (2012 – gain of $3.4 million; 2011 – loss of $1.7 million) from the assessment of the counterparties’ credit risk. At December 31, 2013, the Corporation had $19 million (2012 - $ 46 million) recognized for the right to reclaim cash collateral posted. On the other hand, the Corporation did not have any obligation to return cash collateral received at December 31, 2013 (2012 - $ 1 million).

The Corporation performs appropriate due diligence and monitors the financial condition of counterparties that represent a significant volume of credit exposure. Additionally, the Corporation has exposure limits to prevent any undue funding exposure.

Cash Flow Hedges

The Corporation manages the variability of cash payments due to interest rate fluctuations by the effective use of derivatives designated as cash flow hedges and that are linked to specified hedged assets and liabilities. The cash flow hedges relate to forward contracts or “to be announced” (“TBA”) mortgage-backed securities that are sold and bought for future settlement to hedge mortgage-backed securities and loans prior to securitization. The seller agrees to deliver on a specified future date a specified instrument at a specified price or yield. These securities are hedging a forecasted transaction and are designated for cash flow hedge accounting. The Corporation did not have any derivative that qualified to be accounted for as cash flow hedges outstanding at December 31, 2013 (2012 - $ 281 million in notional amount).

Refer to Note 30 to the consolidated financial statements for additional quantitative information on these derivative contracts.

Fair Value Hedges

The Corporation did not have any derivatives designated as fair value hedges during the years ended December 31, 2013 and 2012.

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

At December 31, 2013, the Corporation had outstanding $ 283 million (2012- $ 767 million) in notional amount of interest rate swap agreements with a net negative fair value of $2 million (2012 – net negative fair value of $3 million), which were not designated as accounting hedges. These swaps were entered in the Corporation’s capacity as an intermediary on behalf of its customers and their offsetting swap position.

For the year ended December 31, 2013, the impact of the mark-to-market of interest rate swaps not designated as accounting hedges was a net increase in earnings of approximately $ 1.0 million, recorded in the other operating income category of the consolidated statement of operations, compared with an earnings reduction of approximately $ 3.0 million and $ 1.4 million, in 2012 and in 2011 respectively.

At December 31, 2013, the Corporation had forward contracts with a notional amount of $ 282 million (2012 - $ 53 million) and a net negative fair value of $ 696 thousand (2012 - net negative fair value of $ 8 thousand) not designated as accounting hedges. These forward contracts are considered derivatives and are recorded at fair value. Subsequent changes in the value of these forward contracts are recorded in the consolidated statement of operations. For the year ended December 31, 2013, the impact of the mark-to-market of the forward contracts not designated as accounting hedges was a reduction to non-interest income of $ 9.0 million (2012 - loss of $ 8.0 million; 2011 - loss of $ 32.5 million), which was included in the category of mortgage banking activities in the consolidated statement of operations. The increase in 2013 was mainly attributable to forward contracts that generally are designated as cash flow hedges did not qualify for hedge accounting designation.

Furthermore, the Corporation has over-the-counter option contracts which are utilized in order to limit the Corporation’s exposure on customer deposits whose returns are tied to the S&P 500 or to certain other equity securities or commodity indexes. The Corporation offers certificates of deposit with returns linked to these indexes to its retail customers, principally in connection with individual retirement accounts (IRAs), and certificates of deposit. At December 31, 2013, these deposits amounted to $ 83 million (2012 - $ 84 million), or less than 1% (2012 – less than 1%) of the Corporation’s total deposits. In these certificates, the customer’s principal is guaranteed by the Corporation and insured by the FDIC to the maximum extent permitted by law. The instruments pay a return based on the increase of these indexes, as applicable, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested but allows the customer the potential to earn a return based on the performance of the indexes.

The risk of issuing certificates of deposit with returns tied to the applicable indexes is economically hedged by the Corporation. BPPR and BPNA purchase indexed options from financial institutions with strong credit standings, whose return is designed to match the return payable on the certificates of deposit issued by these banking subsidiaries. By hedging the risk in this manner, the effective cost of these deposits is fixed. The contracts have a maturity and an index equal to the terms of the pool of retail deposits that they are economically hedging.

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

The purchased indexed options are used to economically hedge the bifurcated embedded option. These option contracts do not qualify for hedge accounting, and therefore, cannot be designated as accounting hedges. At December 31, 2013, the notional amount of the indexed options on deposits approximated $ 86 million (2012 - $ 86 million) with a fair value of $ 20 million (asset) (2012 - $ 14 million) while the embedded options had a notional value of $ 83 million (2012 - $ 84 million) with a fair value of $ 16 million (liability) (2012 - $ 11 million).

Refer to Note 30 to the consolidated financial statements for a description of other non-hedging derivative activities utilized by the Corporation during 2013 and 2012.

Foreign Exchange

The Corporation holds an interest in Centro Financiero BHD, S.A. (“BHD”) in the Dominican Republic, which is an investment accounted for under the equity method. The Corporation’s carrying value of the equity interest in BHD approximated $84 million at December 31, 2013. This business is conducted in the country’s foreign currency. The resulting foreign currency translation adjustment, from operations for which the functional currency is other than the U.S. dollar, is reported in accumulated other comprehensive loss in the consolidated statements of condition, except for highly-inflationary environments in which the effects would be included in the consolidated statements of operations. At December 31, 2013, the Corporation had approximately $36 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive loss, compared with an unfavorable adjustment of $31 million at December 31, 2012 and $29 million at December 31, 2011.

Additionally, during 2013, the Corporation sold its investment in Tarjetas y Transacciones en Red Tranred, C.A. (formerly EVERTEC DE VENEZUELA, C.A.) which was written-down during 2011 as the Corporation determined to wind-down those operations.

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

Deposits, including customer deposits, brokered deposits, and public funds deposits, continue to be the most significant source of funds for the Corporation, funding 75% of the Corporation’s total assets at December 31, 2013, compared with 74% at December 31,

2012 and 75% at December 31, 2011. The ratio of total ending loans to deposits was 93% at December 31, 2013 and December 31, 2012, compared with 91% at the same date in 2011. In addition to traditional deposits, the Corporation maintains borrowing arrangements. At December 31, 2013, these borrowings consisted primarily of $1.7 billion in assets sold under agreement to repurchase, $989 million in advances with the FHLB, $971 million in junior subordinated deferrable interest debentures (net of discount of $404 million) and $689 thousand in term notes. A detailed description of the Corporation’s borrowings, including their terms, is included in Notes 19 to 21 to the consolidated financial statements. Also, the consolidated statements of cash flows in the accompanying consolidated financial statements provide information on the Corporation’s cash inflows and outflows.

During 2013, the Corporation’s liquidity position remained strong. The Corporation executed several strategies to deploy excess liquidity at its banking subsidiaries and improve the Corporation’s net interest margin. During the third quarter of 2013, the Corporation prepaid $233.2 million in senior notes at Popular North America, which resulted in cost savings and improvements in net interest margin. Also, the Corporation generated net cash proceeds of $585 million as a result of its sale of shares of EVERTEC during 2013, as further discussed below.

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

Banking Subsidiaries

Primary sources of funding for the Corporation’s banking subsidiaries (BPPR and BPNA), or “the banking subsidiaries,” include retail and commercial deposits, brokered deposits, unpledged investment securities, and, to a lesser extent, loan sales. In addition, the Corporation maintains borrowing facilities with the FHLB and at the discount window of the Fed, and has a considerable amount of collateral pledged that can be used to quickly raise funds under these facilities.

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

Note 45 to the consolidated financial statements provides a consolidating statement of cash flows which includes the Corporation’s banking subsidiaries as part of the “All other subsidiaries and eliminations” column.

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

Deposits are a key source of funding as they tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. Refer to Table 20 for a breakdown of deposits by major types. Core deposits are generated from a large base of consumer, corporate and institutional customers. Core deposits include all non-interest bearing deposits, savings deposits and certificates of deposit under $100,000, excluding brokered deposits with denominations under $100,000. Core deposits have historically provided the Corporation with a sizable source of relatively stable and low-cost funds. Core deposits totaled $21.9 billion, or 82% of total deposits, at December 31, 2013, compared with $21.8 billion, or 81% of total deposits, at December 31, 2012. Core deposits financed 70% of the Corporation’s earning assets at December 31, 2013, compared with 68% at December 31, 2012.

Certificates of deposit with denominations of $100,000 and over at December 31, 2013 and December 31, 2012 totaled $3.2 billion, or 12% of total deposits. Their distribution by maturity at December 31, 2013 is presented in the table that follows.

Table 33 - Distribution by Maturity of Certificate of Deposits of $100,000 and Over

(In thousands)

3 months or less	$1,330,303

3 to 6 months	446,605

6 to 12 months	654,024

Over 12 months	778,709

Total	$3,209,641

Average deposits, including brokered deposits, for the years ended December 31, 2013 and 2012 represented 85% of average earning assets, compared with 84% for the year ended December 31, 2011. Table 34 summarizes average deposits for the past five years.

Table 34 - Average Total Deposits

	For the years ended December 31,

(In thousands)	2013	2012	2011	2010	2009

Non-interest bearing demand deposits	$5,728,228	$5,356,649	$5,058,424	$4,732,132	$4,293,285

Savings accounts	6,792,137	6,571,133	6,320,825	5,970,000	5,538,077

NOW, money market and other interest bearing demand accounts	5,738,189	5,555,203	5,204,235	4,981,332	4,804,023

Certificates of deposit:

Under $100,000	4,817,831	5,276,389	5,966,089	6,099,741	7,166,756

$100,000 and over	2,995,175	3,375,846	4,026,042	4,073,047	4,214,125

Certificates of deposit	7,813,006	8,652,235	9,992,131	10,172,788	11,380,881

Other time deposits	700,815	768,713	927,776	794,245	811,943

Total interest bearing deposits	21,044,147	21,547,284	22,444,967	21,918,365	22,534,924

Total average deposits	$26,772,375	$26,903,933	$27,503,391	$26,650,497	$26,828,209

At December 31, 2013 and December 31, 2012, approximately 7% and 8%, respectively, of the Corporation’s assets were financed by brokered deposits. The Corporation had $2.4 billion in brokered deposits at December 31, 2013, compared with $2.8 billion at December 31, 2012. In the event that any of the Corporation’s banking subsidiaries’ regulatory capital ratios fall below those required by a well-capitalized institution or are subject to capital restrictions by the regulators, that banking subsidiary faces the risk of not being able to raise or maintain brokered deposits and faces limitations on the rate paid on deposits, which may hinder the Corporation’s ability to effectively compete in its retail markets and could affect its deposit raising efforts.

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

The Corporation’s banking subsidiaries have the ability to borrow funds from the FHLB. At December 31, 2013 and December 31, 2012, the banking subsidiaries had credit facilities authorized with the FHLB aggregating to $3.0 billion and $2.8 billion, respectively, based on assets pledged with the FHLB at those dates. Outstanding borrowings under these credit facilities totaled $1.2 billion at December 31, 2013 and 2012. Such advances are collateralized by loans held-in-portfolio, do not have restrictive covenants and do not have any callable features. At December 31, 2013 the credit facilities authorized with the FHLB were collateralized by $4.5 billion in loans held-in-portfolio and $3.8 billion at December 31, 2012. Refer to Notes 20 and 21 to the consolidated financial statements for additional information on the terms of FHLB advances outstanding.

At December 31, 2013 and December 31, 2012, the Corporation’s borrowing capacity at the Fed’s Discount Window amounted to approximately $3.4 billion and $3.1 billion, respectively, which remained unused as of both dates. This facility is a collateralized source of credit that is highly reliable even under difficult market conditions. The amount available under this borrowing facility is dependent upon the balance of performing loans, securities pledged as collateral and the haircuts assigned to such collateral. At December 31, 2013 and December 31, 2012, this credit facility with the Fed was collateralized by $4.5 billion and $4.7 billion, respectively, in loans held-in-portfolio.

During 2013, Popular, Inc. the Corporation exchanged its interest in subordinated notes due from BPPR amounting to $185 million for additional common stock. No other capital contributions were made during the years ended December 31, 2013 and 2012, by the Corporation’s bank holding companies (Popular, Inc. (“PIHC”) and Popular North America, Inc. (“PNA”)), (“BHCs”) to BPNA and BPPR.

On July 25, 2011, PIHC and BPPR entered into a Memorandum of Understanding with the Federal Reserve Bank of New York and the Office of the Commissioner of Financial Institutions of Puerto Rico that requires the approval of these entities prior to the payment of any dividends by BPPR to PIHC. BPNA could not declare any dividends without the approval of the Federal Reserve Board.

At December 31, 2013, management believes that the banking subsidiaries had sufficient current and projected liquidity sources to meet their anticipated cash flow obligations, as well as special needs and off-balance sheet commitments, in the ordinary course of business and have sufficient liquidity resources to address a stress event. Although the banking subsidiaries have historically been able to replace maturing deposits and advances if desired, no assurance can be given that they would be able to replace those funds in the future if the Corporation’s financial condition or general market conditions were to deteriorate. The Corporation’s financial flexibility will be severely constrained if its banking subsidiaries are unable to maintain access to funding or if adequate financing is not available to accommodate future financing needs at acceptable interest rates. The banking subsidiaries also are required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of market changes, the Corporation will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity. Finally, if management is required to rely more heavily on more expensive funding sources to meet its future growth, revenues may not increase proportionately to cover costs. In this case, profitability would be adversely affected.

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

BPPR’s liquidity may also be impacted by the loan payment performance and timing of claims made and receipt of reimbursements under the FDIC loss sharing agreements. Please refer to the Legal Proceedings section of Note 28 to the consolidated financial statements and to Part II, Item 1A- Risk factors herein for a description of an ongoing contractual dispute between BPPR and the FDIC which has impacted the timing of the payment of claims under the loss share agreements.

Bank Holding Companies

The principal sources of funding for the holding companies include cash on hand, investment securities, dividends received from banking and non-banking subsidiaries (subject to regulatory limits and authorizations) asset sales, credit facilities available from affiliate banking subsidiaries and proceeds from potential securities offerings.

The principal use of these funds include the repayment of debt, and interest payments to holders of senior debt and junior subordinated deferrable interest (related to trust preferred securities) and capitalizing its banking subsidiaries. During 2013, Popular North America prepaid $233.2 million in senior notes, incurring $3.4 million in early cancellation payments. This resulted in cost savings and improvements in the Corporation’s net interest margin. During 2012, the main outflows of the holding companies were $128.1 million for interest on outstanding debt and $41.8 million for repayment at maturity of senior debt obligation.

During 2013 the Corporation participated as selling stockholder in the Initial Public Offering (“IPO”), completed on April 12, 2013, and subsequent offerings executed by EVERTEC during the third and fourth quarters. In connection with its IPO, EVERTEC refinanced its outstanding debt and Popular received payment in full for its portion of the EVERTEC debt held by it. As part of the offering completed during the fourth quarter, EVERTEC repurchased from the underwriters 3,690,036 shares of its common stock being sold by the selling stockholders in the offering, resulting in a reduction in its capital of approximately $75.0 million.

As a result of these transactions Popular recognized an after tax gain of $413 million, generated $585 million in net cash proceeds and retained a stake of 14.9% in EVERTEC, which has a book value of $19.9 million as of December 31, 2013. During 2013, PIHC received $4.4 million in dividends from EVERTEC’s parent company. During 2012, PIHC received net capital distributions of $155 million from the Corporation’s equity investment in EVERTEC’s parent company, which included $5 million in dividend distributions.

During 2012, there was a $50 million capital contribution from PIHC to PNA, as part of an internal reorganization.

Another use of liquidity at the parent holding company is the payment of dividends on preferred stock. At the end of 2010, the Corporation resumed paying dividends on its Series A and B preferred stock. The preferred stock dividends amounted to $3.7 million for the year ended December 31, 2013 and 2012. The preferred stock dividends paid were financed by issuing new shares of common stock to the participants of the Corporation’s qualified employee savings plans. The Corporation is required to obtain approval from the Fed prior to declaring or paying dividends, incurring, increasing or guaranteeing debt or making any distributions on its trust preferred securities or subordinated debt. The Corporation anticipates that any future preferred stock dividend payments would continue to be financed with the issuance of new common stock in connection with its qualified employee savings plans. The Corporation is not paying dividends to holders of its common stock.

The BHC’s have in the past borrowed in the money markets and in the corporate debt market primarily to finance their non-banking subsidiaries, however, the cash needs of the Corporation’s non-banking subsidiaries other than to repay indebtedness and interest are now minimal. These sources of funding have become more costly due to the reductions in the Corporation’s credit ratings. The Corporation’s principal credit ratings are below “investment grade” which affects the Corporation’s ability to raise funds in the capital markets. The Corporation has an open-ended, automatic shelf registration statement filed and effective with the Securities and Exchange Commission, which permits the Corporation to issue an unspecified amount of debt or equity securities.

Note 45 to the consolidated financial statements provides a statement of condition, of operations and of cash flows for the two BHC’s. The loans held-in-portfolio in such financial statements is principally associated with intercompany transactions.

The outstanding balance of notes payable at the BHC’s amounted to $972 million at December 31, 2013 and $1.2 billion at December 31, 2012. These borrowings are principally junior subordinated debentures (related to trust preferred securities), including those issued to the U.S. Treasury as part of the TARP, and unsecured senior debt (term notes). The repayment of the BHC’s obligations represents a potential cash need which is expected to be met with a combination of internal liquidity resources stemming mainly from future dividend receipts and new borrowings. Increasing or guaranteeing new debt would be subject to the approval of the Fed.

The contractual maturities of the BHC’s notes payable at December 31, 2013 are presented in Table 35.

Table 35 - Distribution of BHC’s Notes Payable by Contractual Maturity

Year	(In thousands)

2014	$675
2015	-
2016	-
2017	-
2018	-
Later years	439,800
No stated maturity	936,000

Sub-total	1,376,475
Less: Discount	404,460

Total	$972,015

As indicated previously, the BHC did not issue new registered debt in the capital markets during the year ended December 31, 2013.

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

Other Funding Sources and Capital

The investment securities portfolio provides an additional source of liquidity, which may be realized through either securities sales or repurchase agreements. The Corporation’s investment securities portfolio consists primarily of liquid U.S. government investment securities, sponsored U.S. agency securities, government sponsored mortgage-backed securities, and collateralized mortgage obligations that can be used to raise funds in the repo markets. At December 31, 2013, the investment and trading securities portfolios, as shown in Table 31, totaled $5.8 billion, of which $1.9 billion, or 32%, had maturities of one year or less. Mortgage-related investments in Table 31 are presented based on expected maturities, which may differ from contractual maturities, since they could be subject to prepayments. The availability of the repurchase agreement would be subject to having sufficient unpledged collateral available at the time the transactions are to be consummated, in addition to overall liquidity and risk appetite of the various counterparties. The Corporation’s unpledged investment and trading securities, excluding other investment securities, amounted to $2.5 billion at December 31, 2013 and $2.0 billion at December 31, 2012. A substantial portion of these securities could be used to raise financing quickly in the U.S. money markets or from secured lending sources.

Additional liquidity may be provided through loan maturities, prepayments and sales. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans, have secondary markets which the Corporation could use. The maturity distribution of the total loan portfolio at December 31, 2013 is presented in Table 31. As of that date, $8.5 billion, or 34% of the loan portfolio was expected to mature within one year, compared with $9.3 billion or 37% of the loan portfolio in the previous year. The contractual maturities of loans have been adjusted to include prepayments based on historical data and prepayment trends.

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

The importance of the Puerto Rico market for the Corporation is an additional risk factor that could affect its financing activities. In the case of a deterioration in economic conditions in Puerto Rico, the credit quality of the Corporation could be affected and result in higher credit costs. The Puerto Rico economy continues to face various challenges, including significant pressures in some sectors of the residential real estate market. Refer to the Geographic and Government Risk section of this MD&A for some highlights on the current status of the Puerto Rico economy.

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

As indicated previously, the BHC’s did not issue new registered debt in the capital markets during the quarter ended December 31, 2013.

The BHC’s liquidity position continues to be adequate with sufficient cash on hand, investments and other sources of liquidity which are expected to be enough to meet all BHC’s obligations during the foreseeable future.

Obligations Subject to Rating Triggers or Collateral Requirements

The Corporation’s banking subsidiaries currently do not use borrowings that are rated by the major rating agencies, as these banking subsidiaries are funded primarily with deposits and secured borrowings. The banking subsidiaries had $19 million in deposits at December 31, 2013 that are subject to rating triggers.

Some of the Corporation’s derivative instruments include financial covenants tied to the bank’s well-capitalized status and certain formal regulatory actions. These agreements could require exposure collateralization, early termination or both. The fair value of derivative instruments in a liability position subject to financial covenants approximated $15 million at December 31, 2013, with the Corporation providing collateral totaling $19 million to cover the net liability position with counterparties on these derivative instruments.

In addition, certain mortgage servicing and custodial agreements that BPPR has with third parties include rating covenants. In the event of a credit rating downgrade, the third parties have the right to require the institution to engage a substitute cash custodian for escrow deposits and/or increase collateral levels securing the recourse obligations. Also, as discussed in the Guarantees section of this MD&A, the Corporation services residential mortgage loans subject to credit recourse provisions. Certain contractual agreements require the Corporation to post collateral to secure such recourse obligations if the institution’s required credit ratings are not maintained. Collateral pledged by the Corporation to secure recourse obligations amounted to approximately $120 million at December 31, 2013. The Corporation could be required to post additional collateral under the agreements. Management expects that it would be able to meet additional collateral requirements if and when needed. The requirements to post collateral under certain agreements or the loss of escrow deposits could reduce the Corporation’s liquidity resources and impact its operating results.

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

At December 31, 2013, the Corporation’s credit exposure was centered in its $24.7 billion total loan portfolio, which represented 78% of its earning assets. The portfolio composition for the last five years is presented in Table 12.

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

At December 31, 2013, the Corporation maintained a reserve of approximately $7 million for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit (2012 - $5 million).

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

The Corporation may also encounter risk of default in relation to its investment securities portfolio. Refer to Notes 7 and 8 for the composition of the investment securities available-for-sale and held-to-maturity. The investment securities portfolio held by the Corporation at December 31, 2013 are mostly Obligations of U.S. Government sponsored entities, collateralized mortgage obligations, mortgage-backed securities and Obligations of Puerto Rico, States and political subdivisions.

The Corporation’s credit risk exposure is spread among individual consumers, small and medium businesses, as well as corporate borrowers engaged in a wide variety of industries. Only 184 of these commercial lending relationships have an aggregate exposure of $10 million or more. At December 31, 2013, highly leveraged transactions and credit facilities to finance real estate ventures or business acquisitions amounted to $104 million, and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits.

The Corporation has a significant portfolio of commercial loans, mostly secured by commercial real estate properties. Due to their nature, these loans entail a higher credit risk than consumer and residential mortgage loans, since they are larger in size, may have less collateral coverage, higher concentrated risk in a single borrower and are generally more sensitive to economic downturns. General economic conditions and numerous other factors continue to create volatility in collateral values and have increased the possibility that additional losses may have to be recognized with respect to the Corporation’s current nonperforming assets. Furthermore, given the current slowdown in the real estate market, the properties securing these loans may be difficult to dispose of, if foreclosed.

Historically, the levels of real estate prices in Puerto Rico were more stable than in other U.S. markets. Nevertheless, the current economic environment has accelerated the devaluation of properties when compared with the previous periods. Also, additional economic weakness, effect of the recent downgrade of Puerto Rico’s general obligation debt to non-investment grade, among others, could further pressure property values. Lower real estate values could increase the provision for loan losses, loan delinquencies, foreclosures and the cost of repossessing and disposing of real estate collateral.

The U.S. economic conditions continued to show positive signs throughout 2013. The pronounced downturn in the residential real estate market since early 2007 resulted in significantly lower real estate values. Further declines in property values could impact the credit quality of the Corporation’s loan portfolios because the value of the collateral underlying the loans is the primary source of repayment in the event of foreclosure. Notwithstanding, indicators suggests that the U.S. economy should continue to grow, but at a relatively moderate pace, with modest improvements in unemployment rates, occupancies and leases rates, as well as increasing housing prices.

The Corporation has continued to execute on its de-risking strategies. During 2013, the Corporation completed two bulk sales of commercial, construction and mortgage non-performing assets from its Puerto Rico operations with total book value of approximately $935 million. In addition, as part of the actions taken to reduce credit risk, during 2011, the Corporation executed the sale of construction, commercial and commercial real estate loans also from its Puerto Rico operations, which had been reclassified to held-for-sale in December 2010. The majority of these loans were in non-accrual status at the transaction date. Furthermore, the Corporation significantly curtailed the production of non-traditional mortgages as it ceased originating non-conventional mortgage loans in its U.S. mainland operations.

Management continues to refine the Corporation’s credit standards to meet the changing economic environment. The Corporation has strengthened its underwriting criteria, as well as enhanced its line management, collection strategies and problem loan management process. The commercial lending and administration groups continue strengthening critical areas to manage more effectively the current scenario, focusing strategies on critical steps in the origination and portfolio management processes to ensure the quality of incoming loans as well as to detect and manage potential problem loans early. The consumer lending group has also tightened the underwriting standards across all business lines and reduced its exposure in areas that are more likely to be impacted under the current economic conditions.

Geographic and government risk

The Corporation is exposed to geographical and government risk. The Corporation’s assets and revenue composition by geographical area and by business segment reporting are presented in Note 42 to the consolidated financial statements. A significant portion of the Corporation’s financial activities and credit exposure is concentrated in Puerto Rico, which has been going through a challenging economic cycle. Puerto Rico’s fiscal and economic situation is expected to continue to be difficult.

The latest figures from the Puerto Rico Planning Board (the “Planning Board), released in October 2013, project that Puerto Rico’s real gross national product for fiscal year 2013 (ended June 30, 2013) neither grew nor declined when compared to the prior fiscal year. For fiscal year 2012 (ended June 30, 2012), the Planning Board’s preliminary reports indicate that the real gross national product grew by only 0.1%. These were the first years reflecting a stable, but weak economy in Puerto Rico, following a six-year steep decline in economic activity. The Planning Board, however, currently projects that Puerto Rico’s real gross national product for fiscal year 2014 (ending June 30, 2014) will decline by 0.8%. The Planning Board is expected to publish a new forecast in March 2014 for fiscal years 2014 and 2015, together with revised figures for fiscal year 2012 and the preliminary estimates for fiscal year 2013.

Employment continued to be a weak spot. A reduction in total employment began in the fourth quarter of fiscal year 2007 and has continued consistently through fiscal year 2013 due to the current recession and contractionary fiscal adjustment measures. According to the Household Survey (conducted by the Puerto Rico Department of Labor and Human Resources), the number of persons employed in Puerto Rico during fiscal year 2013 averaged 1,029,019, a decrease of 0.6% compared to the previous fiscal year; and the unemployment rate averaged 14.0%. During the first six months of fiscal year 2014 (June 30, 2013 through December 31, 2013), total employment fell by 2%, as compared to the same period for the prior fiscal year, and the unemployment rate averaged 14.8% compared to 14.2% for the same period of the prior fiscal year. Puerto Rico’s fiscal situation is expected to continue to be challenging in 2014.

In February 2014, the three principal rating agencies (Moody’s, S&P and Fitch) lowered their ratings on the general obligation bonds of the Commonwealth of Puerto Rico and on the bonds of several other Commonwealth instrumentalities to non-investment grade ratings. In connection with their rating actions, the rating agencies have noted various factors, including high levels of public debt, the lack of clear economic growth catalysts, fiscal budget deficits, the financial condition of the public sector employee pension plans and, more recently, liquidity concerns regarding the Commonwealth and Government Development Bank for Puerto Rico and concerns regarding access to market financing. Furthermore, the Puerto Rico economy continues to be susceptible to fluctuations in the price of crude oil due to its high dependence on fuel oil for energy production. Popular’s assets and revenue composition by geographical area and by business segment reporting are presented in Note 42, “Segment Reporting” to consolidated financial statements.

The Government recently announced that it will take additional measures to reduce the budget deficit for fiscal year 2014 and is committed to achieving a balanced budget by fiscal year 2015. The additional measures the Government must take to reduce or eliminate the budget deficits will include significant measures to increase revenues and/or reduce expenditures, which could have adverse effects for economic activity. Furthermore, the Commonwealth must access the capital markets to refinance existing debt If the Commonwealth is unable to successfully access the bond market or obtain alternative sources of financing, or if the adjustment measures result insufficient to address the Commonwealth’s fiscal problems, then the financial condition of the Commonwealth may deteriorate further, which could cause a further general deterioration of the economy and adversely affect our financial condition and profitability.

The lingering effects of the prolonged recession are still reflected in limited loan demand, an increase in the rate of foreclosures and delinquencies on mortgage loans granted in Puerto Rico. If the price of crude oil increases, if global or local economic conditions worsen or if the Government is unable to access the capital markets and manage its fiscal problems in an orderly manner, those adverse effects could continue or worsen. Any reduction in consumer spending as a result of these issues may also adversely impact our non-interest revenues.

At December 31, 2013, the Corporation’s direct exposure to the Puerto Rico government, instrumentalities and municipalities amounted $1.2 billion, of which approximately $950 million is outstanding. Of the amount outstanding, $789 million consists of loans and $161 million are securities. From this amount, $527 million represents obligations from the Government of Puerto Rico and public corporations that are either collateralized loans or obligations that have a specific source of income or revenues identified for their repayment. Some of these obligations consist of senior and subordinated loans to public corporations that obtain revenues from rates charged for services or products, such as water and electric power utilities. Public corporations have varying degrees of independence from the central Government and many receive appropriations or other payments from it. The remaining $423 million represents obligations from various municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment. These municipalities are required by law to levy special property taxes in such amounts as shall be required for the payment of all of its general obligation bonds and loans. These loans have seniority to the payment of operating cost and expenses of the municipality. Table 36 has a summary of the Corporation’s direct exposure to the Puerto Rico Government.

Table 36 - Direct Exposure to the Puerto Rico Government

(In thousands)	Investment Portfolio	Loans	Total Outstanding	Total Exposure

Central Government	$ 65,201	$ 282,151	$ 347,352	$ 475,213

Government Development Bank (GDB)	31,559	-	31,559	31,559

Public Corporations	468	147,904	148,372	238,778

Municipalities	63,895	358,877	422,772	470,688

Total Direct Government Exposure	$ 161,123	$ 788,932	$ 950,055	$ 1,216,238

In addition, at December 31, 2013, the Corporation had $360 million in indirect exposure to loans or securities that are payable by non-governmental entities, but which carry a government guarantee to cover any shortfall in collateral in the event of borrower default. These included $274 million in residential mortgage loans that are guaranteed by the Puerto Rico Housing Finance Authority (December 31, 2012 - $294 million). These mortgage loans are secured by the underlying properties and the guarantees serve to cover shortfalls in collateral in the event of a borrower default. Also, the Corporation had $52 million in Puerto Rico pass-through housing bonds backed by FNMA, GNMA or residential loans CMO’s, and $34 million of industrial development notes.

As further detailed in Notes 7 and 8 to the consolidated financial statements, a substantial portion of the Corporation’s investment securities represented exposure to the U.S. Government in the form of U.S. Government sponsored entities, as well as agency mortgage-backed and U.S. Treasury securities. In addition, $934 million of residential mortgages and $160 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2013. The Corporation does not have any exposure to European sovereign debt.

Non-Performing Assets

Non-performing assets include primarily past-due loans that are no longer accruing interest, renegotiated loans, and real estate property acquired through foreclosure. A summary, including certain credit quality metrics, is presented in Table 37.

The Corporation’s non-accruing and charge-off policies by major categories of loan portfolios are as follows:

—

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

—	Lease financing - recognition of interest income for lease financing is ceased when loans are 90 days or more in arrears. Leases are charged-off when they are 120 days in arrears.

—

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

—

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

—

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

—

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

Total non-performing non-covered assets were $735 million at December 31, 2013, declining by $1.1 billion, or 59%, compared with December 31, 2012, and $1.4 billion, or 66%, compared with December 31, 2011. Non-covered non-performing loans held-in-portfolio stand at $598 million, declining by $827 million, or 58%, from December 31, 2012. The ratio of non-performing loans to loans held-in-portfolio, excluding covered loans, decreased to 2.77% at December 31, 2013 from 6.79% at December 31, 2012. These reductions mainly reflect the impact of the bulk sale of assets of $509 million and $435 million during the first and second quarter of 2013, respectively, coupled with loan resolutions and disposition of foreclosed properties.

The composition of non-performing loans continues to be concentrated in real estate as 88% of non-performing loans were secured by real estate as of December 31, 2013. At December 31, 2013, non-performing loans secured by real estate held-in-portfolio, excluding covered loans, amounted to $388 million in the Puerto Rico operations and $141 million in the U.S. mainland operations. These figures compare to $1.1 million in the Puerto Rico operations and $208 million in the U.S. mainland operations at December 31, 2012. In addition to the non-performing loans included in Table 37, at December 31, 2013, there were $103 million of non-covered performing loans, mostly commercial loans, that in management’s opinion, are currently subject to potential future classification as non-performing and are considered impaired, compared with $96 million at December 31, 2012.

Table 37 - Non-Performing Assets

	At December 31,

(Dollars in thousands)	2013	2012	2011	2010	2009

Non-accrual loans:

Commercial	$ 279,053	$ 665,289	$ 830,092	$ 665,463	$ 727,527

Construction	23,771	43,350	96,286	132,897	667,645

Legacy[1]	15,050	40,741	75,660	165,484	298,313

Leasing	3,495	4,865	5,642	5,674	7,835

Mortgage	232,681	630,130	686,502	542,033	510,847

Consumer	43,898	40,758	43,668	60,302	64,185

Total non-performing loans held-in-portfolio, excluding covered loans	597,948	1,425,133	1,737,850	1,571,853	2,276,352

Non-performing loans held-for-sale[2]	1,092	96,320	262,302	671,757	-

Other real estate owned (“OREO”), excluding covered OREO	135,501	266,844	172,497	161,496	125,483

Total non-performing assets, excluding covered assets	$ 734,541	$ 1,788,297	$ 2,172,649	$2,405,106	$2,401,835

Covered loans and OREO[3]	197,388	213,483	201,348	100,718	-

Total non-performing assets	$ 931,929	$ 2,001,780	$ 2,373,997	$2,505,824	$2,401,835

Accruing loans past-due 90 days or more[4] [5]	$ 418,028	$ 388,712	$ 316,614	$ 338,359	$ 239,559

Excluding covered loans:[6]

Non-performing loans to loans held-in-portfolio	2.77%	6.79%	8.44%	7.58%	9.60%

Including covered loans:

Non-performing loans to loans held-in-portfolio	2.55	6.06	7.33	6.32	9.60

Interest lost	$ 29,766	$ 86,442	$ 103,390	$ 75,684	$ 59,982

HIP = “held-in-portfolio”

[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

[2] Non-performing loans held-for-sale consist of $603 thousand in commercial loans and $489 thousand in mortgage loans at December 31, 2013 (December 31, 2012 - $78 million in construction loans, $16 million in commercial loans, $2 million in legacy loans and $53 thousand in mortgage loans).

[3] The amount consists of $29 million in non-performing covered loans accounted for under ASC Subtopic 310-20 and $168 million in covered OREO at December 31, 2013 (December 31, 2012 - $74 million and $139 million, respectively). It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

[4] The carrying value of covered loans accounted for under ASC Subtopic 310-30 that are contractually 90 days or more past due was $0.7 billion at December 31, 2013 (December 31, 2012 - $0.7 billion). This amount is excluded from the above table as the covered loans’ accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[5] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $115 million and $86 million, respectively, of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2013 and December 31, 2012.

[6] These asset quality ratios have been adjusted to remove the impact of covered loans. Appropriate adjustments to the numerator and denominator have been reflected in the calculation of these ratios. Management believes the inclusion of acquired loans in certain asset quality ratios that include non-performing assets, past due loans or net charge-offs in the numerator and denominator results in distortions of these ratios and they may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

Another key measure used to evaluate and monitor the Corporation’s asset quality is loan delinquencies. Loans delinquent 30 days or more and delinquencies, as a percentage of their related portfolio category at December 31, 2013 and 2012, are presented below.

Table 38 - Loan Delinquencies

(Dollars in millions)	2013	2012

Loans delinquent 30 days or more	$2,635	$3,894

Total delinquencies as a percentage of total loans:

Commercial	3.52%	8.26%

Construction	12.66	19.72

Legacy	12.42	19.94

Lease financing	2.31	2.39

Mortgage	17.72	23.00

Consumer	4.11	3.99

Covered loans	29.13	34.37

Loans held-for-sale	1.41	27.49

Total	10.66%	15.52%

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

Refer to Table 39 for a summary of the activity in the allowance for loan losses and selected loan losses statistics for the past 5 years.

Table 39 - Allowance for Loan Losses and Selected Loan Losses Statistics

	2013			2012			2011			2010			2009
(Dollars in thousands)	Non-covered loans	Covered loans	Total	Non-covered loans	Covered loans	Total	Non-covered loans	Covered loans	Total	Non-covered loans	Covered loans	Total

Balance at the beginning of year	$621,701	$108,906	$730,607	$690,363	$124,945	$815,308	$793,225	$-	$793,225	$1,261,204	$-	$1,261,204	$882,807

Provision for loan losses	533,167	69,396	602,563	334,102	74,839	408,941	430,085	145,635	575,720	1,011,880	-	1,011,880	1,405,807

	1,154,868	178,302	1,333,170	1,024,465	199,784	1,224,249	1,223,310	145,635	1,368,945	2,273,084	-	2,273,084	2,288,614

Charged-offs:
Commercial	168,335	28,423	196,758	255,017	46,290	301,307	324,573	13,774	338,347	380,818	-	380,818	192,562
Construction	6,757	39,729	46,486	5,569	30,556	36,125	19,849	4,353	24,202	307,900	-	307,900	202,207
Legacy [1]	22,529	-	22,529	36,529	-	36,529	78,338	-	78,338	198,059	-	198,059	212,742
Leasing	6,035	-	6,035	4,680	-	4,680	6,527	-	6,527	10,517	-	10,517	16,628
Mortgage	59,574	10,679	70,253	75,994	5,909	81,903	45,785	826	46,611	99,835	-	99,835	124,781
Consumer	139,136	3,952	143,088	161,703	8,225	169,928	196,433	3,253	199,686	252,227	-	252,227	347,027

	402,366	82,783	485,149	539,492	90,980	630,472	671,505	22,206	693,711	1,249,356	-	1,249,356	1,095,947

Recoveries:
Commercial	59,366	816	60,182	65,724	31	65,755	52,628	-	52,628	26,769	-	26,769	22,643
Construction	15,399	5,621	21,020	7,452	61	7,513	11,090	1,500	12,590	2,118	-	2,118	113
Legacy [1]	25,112	-	25,112	20,191	-	20,191	26,014	-	26,014	20,639	-	20,639	6,573
Leasing	2,529	-	2,529	3,737	-	3,737	3,083	-	3,083	4,058	-	4,058	4,137
Mortgage	4,035	65	4,100	4,054	-	4,054	3,974	15	3,989	5,056	-	5,056	4,175
Consumer	42,165	71	42,236	35,604	10	35,614	40,668	1	40,669	38,064	-	38,064	30,896

	148,606	6,573	155,179	136,762	102	136,864	137,457	1,516	138,973	96,704	-	96,704	68,537

Net loans charged-offs (recoveries):
Commercial	108,969	27,607	136,576	189,293	46,259	235,552	271,945	13,774	285,719	354,049	-	354,049	169,919
Construction	(8,642)	34,108	25,466	(1,883)	30,495	28,612	8,759	2,853	11,612	305,782	-	305,782	202,094
Legacy [1]	(2,583)	-	(2,583)	16,338	-	16,338	52,324	-	52,324	177,420	-	177,420	206,169
Leasing	3,506	-	3,506	943	-	943	3,444	-	3,444	6,459	-	6,459	12,491
Mortgage	55,539	10,614	66,153	71,940	5,909	77,849	41,811	811	42,622	94,779	-	94,779	120,606
Consumer	96,971	3,881	100,852	126,099	8,215	134,314	155,765	3,252	159,017	214,163	-	214,163	316,131

	253,760	76,210	329,970	402,730	90,878	493,608	534,048	20,690	554,738	1,152,652	-	1,152,652	1,027,410

Net write-downs [2]	(362,645)		-	(362,645)		(34)		-	(34)		1,101			-	1,101		(327,207)		-	(327,207)		-

Balance at end of year	$538,463		$102,092	$640,555		$621,701		$108,906	$730,607		$690,363			$124,945	$815,308		$793,225		$-	$793,225		$1,261,204

Loans held-in-portfolio:

Outstanding at year end	$21,611,866			$24,596,293		$20,983,192			$24,739,164		$20,602,596		$		24,951,299		$20,728,035			$25,564,917		$23,713,113
Average	21,354,143			24,581,862		20,477,264			24,527,602		20,496,966				25,110,328		22,376,612			25,741,544		24,650,071
Ratios:
Allowance for loan losses to year end loans held-in-portfolio	2.49%			2.60%		2.96%			2.95%		3.35%				3.27%		3.83%			3.10%		5.32%
Recoveries to charge-offs	36.93			31.99		25.35			21.71		20.47				20.03		7.74			7.74		6.25
Net charge-offs to average loans held-in-portfolio	1.19			1.34		1.97			2.01		2.61				2.21		5.15			4.48		4.17
Allowance for loans losses to net charge-offs	2.12	x		1.94	x	1.54	x		1.48	x	1.29	x			1.47	x	0.69	x		0.69	x	1.23 x

Provision for loan losses to:
Net charge-offs [3]	0.85			0.86		0.83			0.83		0.81				1.04		0.88			0.88		1.37
Average loans held-in-portfolio	2.50%			2.45%		1.63%			1.67%		2.10%				2.29%		4.52%			3.93%		5.70%
Allowance to non performing loans held-in-portfolio	90.05			103.78		43.62			48.72		39.73				44.76		50.46			49.64		55.40

[1] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

[2] Net write-downs are related to loans sold or transferred to held-for-sale.

[3] Excluding provision for loan losses of $318,071 and net write-down related to the asset sale during the year ended December 31, 2013.

The following table presents net charge-offs to average loans held-in-portfolio (“HIP”) ratio by loan category for the years ended December 31, 2013, 2012 and 2011:

Table 40 - Net Charge-Offs (Recoveries) to Average Loans HIP

	2013	2012	2011

Commercial	1.11%	1.94%	2.68%

Construction	(3.13)	(0.77)	3.22

Lease financing	0.65	0.18	0.62

Legacy	(0.99)	3.12	6.42

Mortgage	0.85	1.27	0.83

Consumer	2.50	3.36	4.26

Total	1.19%	1.97%	2.61%

The Corporation’s annualized net charge-offs to average non-covered loans held-in-portfolio ratio was 1.19% for the year ended December 31, 2013, down from 1.97% and 2.61% for the same periods in 2012 and 2011, respectively, lowest level in over seven years. Net charge-offs, excluding covered loans, for the year ended December 31, 2013, decreased by $149.0 million and $280.3 million, compared to the years ended December 31, 2012 and 2011. The decline is mostly driven by improvements in the credit performance of the loans portfolios and de-risking strategies taken by the Corporation to improve the risk profile of its portfolios. The commercial and residential mortgage non-performing loans bulk sales completed during the first half of 2013 added $163.1 million and $199.5 million, respectively, in write-downs at the BPPR operations.

Asset quality metrics improved significantly during 2013, with non-performing loans reaching lowest levels in over six years and returning to pre-crisis levels. This progress was driven in part by strategic loan sales executed by the Corporation during the first half of the year to reduce high risk assets and improve the risk profile of the loan portfolios, as well as overall improvements in core credit quality trends. Total non-performing loans held-in-portfolio have declined significantly since peak in the third quarter of 2010, down by $1.7 billion, or 74%, accelerated with the bulk sale of approximately $767 million in commercial and residential mortgages non-performing loans. Non-covered OREO decreased by $131 million, or 49%, from December 31, 2012 due to the bulk sale of $59 million and $50 million in commercial and single family OREO, respectively, and continued disposition of foreclosed properties. The Corporation also engaged in collection and loss mitigation efforts, resolutions, and restructurings, which drove further improvements in credit quality.

The discussions in the sections that follow assess credit quality performance for 2013 for each of the Corporation’s non-covered loan portfolios.

Commercial loans

Non-covered non-performing commercial loans held-in-portfolio were $279 million at December 31, 2013, compared with $665 million at December 31, 2012, and $830 million at December 31, 2011. The decrease of $386 million, or 58%, from December 31, 2012 was principally attributed to reductions related to the non-performing bulk sale in the BPPR segment during the first quarter of 2013. The percentage of non-performing commercial loans held-in-portfolio to commercial loans held-in-portfolio decreased to 2.78% at December 31, 2013 from 6.75% at December 31, 2012 and 8.32% at December 31, 2011.

Commercial non-covered non-performing loans held-in-portfolio at the BPPR segment decreased by $337 million from December 31, 2012, mainly driven by the impact of the bulk sale of non-performing commercial loans with book value of approximately $329 million. Excluding the impact of the sale, commercial non-covered non-performing loans decreased by $7 million. The commercial portfolio at the BPPR segment continued to steadily improve throughout 2013, despite challenging economic conditions in Puerto Rico. Commercial non-performing loans held-in-portfolio at the BPNA segment decreased by $50 million from December 31, 2012, reflective of sustained improvements in credit performance, sales, and resolution of non-performing loans.

Tables 41 and 42 present the changes in the non-performing commercial loans held-in-portfolio for the years ended December 31, 2013 and 2012 for the BPPR (excluding covered loans) and BPNA segments.

Table 41 - Activity in Non-Performing Commercial Loans Held-In-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2013
(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ 522,733	$ 142,556	$ 665,289

Plus:

New non-performing loans	179,377	56,677	236,054

Advances on existing non-performing loans	-	1,535	1,535

Loans transferred from held-for-sale	790	-	790

Other	-	4,310	4,310
Less:

Non-performing loans transferred to OREO	(17,000)	(3,631)	(20,631)

Non-performing loans charged-off	(100,682)	(39,702)	(140,384)

Loans returned to accrual status / loan collections	(69,853)	(64,831)	(134,684)

Loans in accrual status transfer to held-for-sale	-	(3,958)	(3,958)

Non-performing loans sold	(329,268)	-	(329,268)

Ending balance - NPLs	$ 186,097	$ 92,956	$ 279,053

Table 42 - Activity in Non-Performing Commercial Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2012

(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ 631,171	$ 198,921	$ 830,092

Plus:

New non-performing loans	286,830	110,921	397,751

Advances on existing non-performing loans	-	1,060	1,060

Loans transferred from held-for-sale	-	4,933	4,933

Other	1,139	-	1,139

Less:

Non-performing loans transferred to OREO	(34,435)	(44,205)	(78,640)

Non-performing loans charged-off	(164,015)	(51,512)	(215,527)

Loans returned to accrual status / loan collections	(194,657)	(70,869)	(265,526)

Loans in accrual status transfer to held-for-sale	-	(6,693)	(6,693)

Other	(3,300)	-	(3,300)

Ending balance - NPLs	$ 522,733	$ 142,556	$ 665,289

For the year ended December 31, 2013, inflows of commercial non-performing loans held-in-portfolio at the BPPR segment amounted to $179 million, a decrease of $107 million, or 37%, when compared to inflows for the same period in 2012. Inflows of commercial non-performing loans held-in-portfolio at the BPNA segment amounted to $58 million, a decrease of $54 million, or 48%, compared to inflows for 2012. These reductions are driven by improvements in the underlying quality of the loan portfolio and proactive portfolio management processes.

Table 43 provides information on commercial non-performing loans and net charge-offs for the years ended December 31, 2013, December 31, 2012, and December 31, 2011 for the BPPR (excluding the Westernbank covered loan portfolio) and BPNA reportable segments.

Table 43 - Non-Performing Commercial Loans and Net Charge-offs (Excluding Covered Loans)

	BPPR			BPNA			Popular, Inc.

(Dollars in thousands)	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011

Non-performing commercial loans	$186,097	$522,733	$631,171	$92,956	$142,556	$198,921	$279,053	$665,289	$830,092

Non-performing commercial loans to commercial loans HIP	2.88%	8.30%	9.75%	2.60%	4.00%	5.68%	2.78%	6.75%	8.32%

	BPPR			BPNA			Popular, Inc.
	For the year ended			For the year ended			For the year ended

(Dollars in thousands)	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011

Commercial loan net charge-offs	$85,601	$144,640	$195,388	$23,368	$44,653	$76,557	$108,969	$189,293	$271,945

Commercial loan net charge-offs to average commercial loans HIP	1.37%	2.30%	3.00%	0.65%	1.29%	2.10%	1.11%	1.94%	2.68%

There is one commercial loan relationship greater than $10 million in non-accrual status with an outstanding aggregate balance of $15 million at December 31, 2013, compared with two commercial loan relationships with an outstanding aggregate balance of $24 million at December 31, 2012.

Commercial loan net charge-offs, excluding net charge-offs for covered loans and write-downs related to the bulk asset sale, amounted to $109.0 million for the year ended December 31, 2013, compared to $189.3 million in December 31, 2012 and $271.9 million in December 31, 2011. Commercial loans annualized net charge-offs to average non-covered loans held-in-portfolio decreased to 1.11% for the year ended December 31, 2013 from 1.94% for the year ended December 31, 2012 and 2.68% for the year ended December 31, 2011. Commercial loan net charge-offs, excluding net charge-offs for covered loans and the impact of the sale, decline of $80.3 million, or 42%, for the year ended December 31, 2013 when compared with the year ended December 31, 2012 was primarily due to improvements in credit quality and successful actions taken by the Corporation to address problem loans.

Excluding the impact of the sale, commercial loan net charge-offs in the BPPR segment amounted to $85.6 million for the year ended December 31, 2013, compared to $144.6 million in December 31, 2012 and $195.4 million in December 31, 2011. Commercial loans annualized net charge-offs to average non-covered loans held-in-portfolio decreased to 1.37% for the year ended December 31, 2013 from 2.30% for the year ended December 31, 2012 and 3.00% for the year ended December 31, 2011. Commercial loan net charge-offs declined by $59.0 million for the year ended December 31, 2013 when compared with the year ended December 31, 2012, as the portfolio continued to show improving trends. For the year ended December 31, 2013, the charge-offs associated with collateral dependent commercial loans amounted to approximately $107.1 million in the BPPR segment.

Commercial loan net charge-offs in the BPNA segment amounted to $23.4 million for the year ended December 31, 2013, compared to $44.7 million in December 31, 2012 and $76.6 million in December 31, 2011. Commercial loans annualized net charge-offs to average non-covered loans held-in-portfolio decreased to 0.65% for the year ended December 31, 2013 from 1.29% for the year ended December 31, 2012, and 2.10% for the year ended December 31, 2011. Commercial loan net charge-offs declined by $21.3 million for the year ended December 31, 2013 when compared with the same period in 2012. For the year ended December 31, 2013, the charge-offs associated with collateral dependent commercial loans amounted to approximately $8.7 million in the BPNA segment.

The Corporation’s commercial loan portfolio secured by real estate (“CRE”), excluding covered loans, amounted to $6.4 billion at December 31, 2013, of which $2.3 billion was secured with owner occupied properties, compared with $6.5 billion and $2.8 billion, respectively, at December 31, 2012. CRE non-performing loans, excluding covered loans, amounted to $221 million at December 31, 2013, compared with $528 million at December 31, 2012. The CRE non-performing loans ratios for the BPPR and BPNA segments were 3.80% and 3.10%, respectively, at December 31, 2013, compared with 11.13% and 4.73%, respectively, at December 31, 2012.

Construction loans

Non-covered non-performing construction loans held-in-portfolio amounted to $24 million at December 31, 2013, compared to $43 million at December 31, 2012, and $96 million at December 31, 2011. The decrease of $20 million, or 45%, from December 31, 2012 was mainly driven by the BPPR segment with declines of $19 million, principally driven by the resolution of a significant borrower, minimal inflows of new construction non-performing loans and $3.5 million in non-performing loans sold during the first quarter of 2013. Stable credit trends in the construction portfolio are the result of de-risking strategies executed by the Corporation over the past several years to downsize its construction loan portfolio. The ratio of non-performing construction loans to construction loans held-in-portfolio, excluding covered loans, decreased to 11.53% at December 31, 2013 from 17.14% at December 31, 2012, and 40.13% at December 31, 2011.

Tables 44 and 45 present changes in non-performing construction loans held-in-portfolio for the years ended December 31, 2013 and 2012 for the BPPR (excluding covered loans) and BPNA segments.

Table 44 - Activity in Non-Performing Construction Loans Held-In-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2013
(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ 37,390	$ 5,960	$ 43,350

Plus:

New non-performing loans	2,000	-	2,000

Loans transferred from held-for-sale	14,152	-	14,152

Less:

Non-performing loans transferred to OREO	(775)	-	(775)

Non-performing loans charged-off	(6,210)	-	(6,210)

Loans returned to accrual status / loan collections	(24,965)	(297)	(25,262)

Non-performing loans sold	(3,484)	-	(3,484)

Ending balance - NPLs	$ 18,108	$ 5,663	$ 23,771

Table 45 - Activity in Non-Performing Construction Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2012
(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ 53,859	$ 42,427	$ 96,286

Plus:

New non-performing loans	13,377	-	13,377

Advances on existing non-performing loans	145	465	610

Other	3,300	-	3,300

Less:

Non-performing loans transferred to OREO	(280)	(3,605)	(3,885)

Non-performing loans charged-off	(3,576)	(1,644)	(5,220)

Loans returned to accrual status / loan collections	(28,296)	(21,351)	(49,647)

Loans in accrual status transfer to held-for-sale	-	(10,332)	(10,332)

Other	(1,139)	-	(1,139)

Ending balance - NPLs	$ 37,390	$ 5,960	$ 43,350

For the year ended December 31, 2013, inflows of construction non-performing loans held-in-portfolio at the BPPR segment amounted to $2 million, a decrease of $11.5 million, or 85%, when compared to additions for the year ended December 31, 2012. There were no additions of construction non-performing loans held-in-portfolio at the BPNA segment during 2013. This declining trend is the result of the Corporation’s efforts to significantly reduce its construction loan exposure.

There are no construction loan relationships greater than $10 million in non-performing status at December 31, 2013, compared with one construction loan relationship with an aggregate outstanding balance of $11 million at December 31, 2012.

Construction loan net charge-offs (recoveries), excluding net charge-offs for covered loans, amounted to recoveries of $8.6 million for the year ended December 31, 2013, compared to recoveries $1.9 million in December 31, 2012 and net charge-offs of $8.8 million in December 31, 2011. Construction loans annualized net charge-offs (recoveries) to average non-covered loans held-in-portfolio decreased to (3.13%) for the year ended December 31, 2013 from (0.77%) for the year ended December 31, 2012 and 3.22% for the year ended December 31, 2011. Construction loan net charge-offs, excluding covered loans, for the year ended December 31, 2013, decreased by $6.8 million when compared with the year ended December 31, 2012 led by a reduction of $6.4 million in the BPPR segment, mainly due to higher level of recoveries. For the year ended December 31, 2013, the charge-offs associated with collateral dependent construction loans amounted to $3.9 million in the BPPR segment and none in the BPNA segment. Management identified construction loans considered impaired and charged-off specific reserves based on the value of the collateral.

Table 46 provides information on construction non-performing loans and net charge-offs for the BPPR and BPNA (excluding the covered loan portfolio) segments for the years ended December 31, 2013, December 31, 2012, and December 31, 2011.

Table 46 - Non-Performing Construction Loans and Net Charge-offs (Excluding Covered Loans)

	BPPR			BPNA			Popular, Inc.

(Dollars in thousands)	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011

Non-performing construction loans	$18,108	$37,390	$53,859	$5,663	$5,960	$42,427	$23,771	$43,350	$96,286

Non-performing construction loans to construction loans HIP	11.24%	17.61%	33.47%	12.61%	14.68%	53.71%	11.53%	17.14%	40.13%

	BPPR			BPNA			Popular, Inc.

	For the year ended			For the year ended			For the year ended

(Dollars in thousands)	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011

Construction loan net charge-offs (recoveries)	$(8,642)	$(2,283)	$5,816	$-	$400	$2,944	$(8,642)	$(1,883)	$8,760

Construction loan net charge-offs to average construction loans HIP	(3.57)%	(1.19)%	3.82%	-%	0.77%	2.46%	(3.13)%	(0.77)%	3.22%

Legacy loans

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

Legacy non-performing loans held-in-portfolio amounted to $15 million at December 31, 2013, compared with $41 million at December 31, 2012, and $76 million at December 31, 2011. The decrease of $26 million, or 63%, from December 31, 2012 was primarily driven by lower inflows to non-performing loans, loan resolutions and portfolio run-off. The percentage of non-performing legacy loans held-in-portfolio to legacy loans held-in-portfolio decreased to 7.13% at December 31, 2013 from 10.60% at December 31, 2012, and 11.67% at December 31, 2011.

For the year ended December 31, 2013, additions to legacy loans in non-performing status amounted to $17 million, a decrease of $27 million, or 62%, when compared with the year ended December 31, 2012. The decrease in the inflows of non-performing legacy loans reflects improvements in overall loan credit performance.

Tables 47 and 48 present the changes in non-performing legacy loans held in-portfolio for the years ended December 31, 2013 and December 31, 2012.

Table 47 - Activity in Non-Performing Legacy Loans Held-In-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2013

(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ -	$ 40,741	$ 40,741

Plus:

New non-performing loans	-	16,645	16,645

Advances on existing non-performing loans	-	150	150

Loans transferred from held-for-sale	-	400	400

Less:

Non-performing loans charged-off	-	(19,426)	(19,426)

Loans returned to accrual status / loan collections	-	(19,151)	(19,151)

Other	-	(4,309)	(4,309)

Ending balance - NPLs	$-	$15,050	$15,050

Table 48 - Activity in non-Performing Legacy Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2012
(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ -	$ 75,660	$ 75,660

Plus:

New non-performing loans	-	44,076	44,076

Advances on existing non-performing loans	-	17	17

Less:

Non-performing loans transferred to OREO	-	(3,485)	(3,485)

Non-performing loans charged-off	-	(31,973)	(31,973)

Loans returned to accrual status / loan collections	-	(22,742)	(22,742)

Loans in accrual status transfer to held-for-sale	-	(20,812)	(20,812)

Ending balance - NPLs	$ -	$ 40,741	$ 40,741

In the loans held-in-portfolio, there was no legacy loan relationship greater than $10 million in non-accrual status at December 31, 2013 and December 31, 2012.

Legacy loan net charge-offs (recoveries) amounted to recoveries of $2.6 million for the year ended December 31, 2013, compared to net charge-offs of $16.3 million in December 31, 2012 and $52.3 million in December 31, 2011. Legacy loan net charge-offs (recoveries) to average non-covered loans held-in-portfolio decreased to (0.99%) for the year ended December 31, 2013 from 3.12% for the year ended December 31, 2012 and 6.42% for the year ended December 31, 2011. For the year ended December 31, 2013, legacy net charge-offs decreased by $19.0 million when compared with the year ended December 31, 2012. Net charge-offs stability reflects improvements in net charge-offs reflective of higher level of recoveries, lower level of problem loans and the continued run-off of the portfolio. For the year ended December 31, 2013, the charge-offs associated with collateral dependent legacy loans amounted to approximately $1.2 million.

Table 49 provides information on legacy non-performing loans and net charge-offs.

Table 49 - Non-Performing Legacy Loans and Net Charge-offs

	BPNA

(Dollars in thousands)	December 31, 2013	December 31, 2012	December 31, 2011

Non-performing legacy loans	$15,050	$40,741	$75,660

Non-performing legacy loans to legacy loans HIP	7.13%	10.60%	11.67%

	BPNA

	For the year ended

(Dollars in thousands)	December 31, 2013	December 31, 2012	December 31, 2011

Legacy loan net (recoveries) charge-offs	$(2,583)	$16,338	$52,323

Legacy loan net (recoveries) charge-offs to average legacy loans HIP	(0.99)%	3.12%	6.42%

Mortgage loans

Non-covered non-performing mortgage loans held-in-portfolio were $233 million at December 31, 2013, compared to $630 million at December 31, 2012, and $687 million at December 31, 2011. The decrease of $398 million from December 31, 2012 was driven by reductions of $390 million and $8 million in the BPPR and BPNA segments, respectively. The decrease in the BPPR segment was principally due to the impact of the bulk loan sale with a book value of approximately $435 million during the second quarter of 2013. Excluding the impact of the sale, mortgage non-covered non-performing loans increased by $45 million. Although mortgage non-performing loan inflows continued decreasing, low NPL balances resulting from the bulk sale have led to reduced level of outflows.

Tables 50 and 51 present changes in non-performing mortgage loans held-in-portfolio for the years ended December 31, 2013 and 2012 for the BPPR (excluding covered loans) and BPNA segments.

Table 50 - Activity in Non-Performing Mortgage Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2013

(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ 596,106	$ 34,024	$ 630,130

Plus:

New non-performing loans	397,086	22,253	419,339

Less:

Non-performing loans transferred to OREO	(44,762)	(3,799)	(48,561)

Non-performing loans charged-off	(32,299)	(8,362)	(40,661)

Loans returned to accrual status / loan collections	(260,167)	(17,824)	(277,991)

Loans transferred to held-for-sale	(14,968)	-	(14,968)

Non-performing loans sold	(434,607)	-	(434,607)

Ending balance - NPLs	$ 206,389	$ 26,292	$ 232,681

Table 51 - Activity in Non-Performing Mortgage Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2012
(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$ 649,279	$ 37,223	$ 686,502

Plus:

New non-performing loans	675,875	30,293	706,168

Less:

Non-performing loans transferred to OREO	(82,211)	(7,018)	(89,229)

Non-performing loans charged-off	(69,336)	(11,101)	(80,437)

Loans returned to accrual status / loan collections	(577,501)	(15,373)	(592,874)

Ending balance - NPLs	$ 596,106	$ 34,024	$ 630,130

For the year ended December 31, 2013, inflows of mortgage non-performing loans held-in-portfolio at the BPPR segment amounted to $397 million, a decrease of $279 million, or 41%, when compared to inflows for the same period in 2012. Inflows of mortgage non-performing loans held-in-portfolio at the BPNA segment amounted to $22 million, a decrease of $8 million, or 27%, compared to inflows for 2012.

Mortgage loan net charge-offs, excluding net charge-offs for covered loans and write-downs related to the bulk asset sale, amounted to $55.5 million for the year ended December 31, 2013, compared to $71.9 million in December 31, 2012 and $41.8 million in December 31, 2011. Mortgage loan net charge-offs to average mortgage non-covered loans held-in-portfolio was 0.85% in December 31, 2013, compared to 1.27% for the year ended December 31, 2012, and 0.83% for the year ended December 31, 2011. Mortgage loan net charge-offs, excluding covered loans and the impact of the sale, decrease of $16.4 million for the year ended December 31, 2013, when compared with the same period in 2012 was mainly related to lower inflows to non-performing loans and certain stabilization in economic conditions.

Mortgage loan net charge-offs at the BPPR segment, excluding covered loans and the impact of the sale, amounted to $47.7 million, or 0.89% of average non-covered loans held-in-portfolio on an annualized basis, a decrease of $9.0 million when compared to same period in 2012. For the year ended December 31, 2013, charge-offs associated with mortgage loans individually evaluated for impairment amounted to $11.9 million in the BPPR segment.

Mortgage loan net charge-offs at the BPNA segment amounted to $7.8 million for the year ended December 31, 2013, a decrease of $7.4 million when compared to same period in 2012. Mortgage loan net charge-offs to average mortgage non-covered loans held-in-portfolio decreased to 0.64% for the year ended December 31, 2013 from 1.52% for the year ended December 31, 2012. The net charge-offs for BPNA’s non-conventional mortgage loan portfolio amounted to approximately $7.7 million, or 1.77% of average non-conventional mortgage loans held-in-portfolio, for the year ended December 31, 2013, compared with $10.6 million, or 2.26% of average loans for the year ended December 31, 2012.

Table 52 provides information on mortgage non-performing loans and net charge-offs for the BPPR and BPNA (excluding the covered loan portfolio) segments for the years ended December 31, 2013, 2012, and 2011.

Table 52 - Non-Performing Mortgage Loans and Net Charge-offs (Excluding Covered Loans)

	BPPR			BPNA			Popular, Inc.
(Dollars in thousands)	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011

Non-performing mortgage loans	$206,389	$596,106	$649,279	$26,292	$34,024	$37,223	$232,681	$630,130	$686,502

Non-performing mortgage loans to mortgage loans HIP	3.82%	12.05%	13.85%	2.05%	3.01%	4.49%	3.48%	10.37%	12.44%

	BPPR			BPNA			Popular, Inc.
	For the year ended			For the year ended			For the year ended
(Dollars in thousands)	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011

Mortgage loan net charge-offs	$47,736	$56,777	$27,624	$7,803	$15,163	$14,187	$55,539	$71,940	$41,811

Mortgage loan net charge-offs to average mortgage loans HIP	0.89%	1.21%	0.66%	0.64%	1.52%	1.67%	0.85%	1.27%	0.83%

Consumer loans

Non-covered non-performing consumer loans held-in-portfolio were $44 million at December 31, 2013, compared to $41 million at December 31, 2012, and $44 million at December 31, 2011. Consumer non-covered non-performing loans held-in-portfolio increased slightly by $3 million when compared to December 31, 2012, primarily as a result of an increase of $2.3 million in the BPPR segment, mainly related to personal and auto loans.

For the year ended December 31, 2013, inflows of consumer non-performing loans held-in-portfolio at the BPPR segment amounted to $88 million, a decrease of $2 million, or 2%, when compared to inflows for the same period of 2012. Inflows of consumer non-performing loans held-in-portfolio at the BPNA segment amounted to $27 million, a decrease of $12 million, or 31% compared to inflows for 2012.

The Corporation’s consumer loan net charge-offs, excluding covered loans, amounted to $97.0 million for the year ended December 31, 2013, compared to $126.1 million in December 31, 2012 and $155.8 million in December 31, 2011. Consumer loan net charge-offs to average consumer non-covered loans held-in-portfolio decreased to 2.50% for the year ended December 31, 2013 from 3.36% for December 31, 2012 and 4.26% for December 31, 2011. Consumer loan net charge-offs, excluding covered loans, decrease of $29.1 million for the year ended December 31, 2013, when compared with the same period in 2012, was driven by reductions of $14.5 million and $14.6 million in the BPPR and BPNA segments, respectively, led by improved credit quality of the portfolios. In addition, net charge-offs include an $8.9 million recovery associated with an opportunistic sale of a portfolio of previously charged-off credit cards and personal loans in the BPPR segment.

Table 53 provides information on consumer non-performing loans and net charge-offs by reportable segments.

Table 53 - Non-Performing Consumer Loans and Net Charge-offs (Excluding Covered Loans)

	BPPR			BPNA			Popular, Inc.
(Dollars in thousands)	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011

Non-performing consumer loans	$33,166	$30,888	$31,291	$10,732	$9,870	$12,377	$43,898	$40,758	$43,668

Non-performing consumer loans to consumer loans HIP	1.00%	0.96%	1.05%	(1.74)%	1.56%	1.76%	1.63%	1.05%	1.19%

	BPPR			BPNA			Popular, Inc.
	For the year ended			For the year ended			For the year ended
(Dollars in thousands)	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2013	December 31, 2012	December 31, 2011

Consumer loan net charge-offs	$75,560	$90,095	$98,648	$21,411	$36,004	$57,118	$96,971	$126,099	$155,766

Consumer loan net charge-offs to average consumer loans HIP	2.32%	2.93%	3.40%	3.43%	5.38%	7.59%	2.50%	3.36%	4.26%

Combined net charge-offs for E-LOAN’s home equity lines of credit and closed-end second mortgages amounted to approximately $10.8 million, or 3.78% of those particular average loan portfolios, for the year ended December 31, 2013, compared with $21.2 million, or 6.27%, for the year ended December 31, 2012. With the downsizing of E-LOAN, this subsidiary ceased originating these types of loans in 2008. Home equity lending includes both home equity loans and lines of credit. This type of lending, which is secured by a first or second mortgage on the borrower’s residence, allows customers to borrow against the equity in their home. Real estate market values at the time the loan or line is granted directly affect the amount of credit extended and, in addition, changes in these values impact the severity of losses. E-LOAN’s portfolio of home equity lines of credit and closed-end second mortgages outstanding at December 31, 2013 totaled $259 million with a related allowance for loan losses of $11 million, representing 4.05% of that particular portfolio. E-LOAN’s portfolio of home equity lines of credit and closed-end second mortgages outstanding at December 31, 2012 totaled $312 million with a related allowance for loan losses of $17 million, representing 5.47% of that particular portfolio. At December 31, 2013, home equity lines of credit and closed-end second mortgages in which E-LOAN holds both the first and second lien amounted to $47 thousand and $289 thousand, respectively, representing 0.01% and 0.05%, respectively, of the consumer loan portfolio of the BPNA segment. At December 31, 2013, 48% are paying the minimum amount due on the home equity lines of credit. At December 31, 2013, the majority of the closed-end second mortgages in which E-LOAN holds the first lien mortgage were in performing status.

Other real estate

Other real estate represents real estate property acquired through foreclosure, part of the Corporation’s continuous efforts to aggressively resolve non-performing loans. Other real estate not covered under loss sharing agreements with the FDIC decreased by $131 million from December 31, 2012 to the same date in 2013, driven by decreases in the BPPR related to the bulk sale and the BPNA segments of $110 million and $21 million, respectively.

Other real estate covered under loss sharing agreements with the FDIC, comprised principally of repossessed commercial real estate properties, amounted to $168 million at December 31, 2013, compared with $139 million at the same date in 2012. Generally, 80% of the write-downs taken on these properties based on appraisals or losses on the sale are covered under the loss sharing agreements.

During 2013, the Corporation transferred $233 million of loans to other real estate, sold $293 million of foreclosed properties and recorded write-downs and other adjustments of approximately $42 million.

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

For commercial and construction other real estate properties at the BPPR segment, depending on the type of property and/or the age of the appraisal, downward adjustments currently may range between 5% to 40%, including estimated cost to sell. For commercial and construction properties at the BPNA segment, the most typically applied collateral discount rate currently ranges from 10% to 50%, including cost to sell. This discount was determined based on a study of other real estate owned and loan sale transactions during the past two years, comparing net proceeds received by the lender relative to the most recent appraised value of the properties. However, additional haircuts can be applied depending upon the age of appraisal, the region and the condition of the property or project.

Currently, in the case of the BPPR segment, appraisals of residential properties were subject to downward adjustments of up to approximately 15%, including cost to sell of 5%. In the case of the U.S. mainland residential properties, the downward adjustment approximated up to 30%, including cost to sell of 10%.

Troubled debt restructurings

The following tables present the loans classified as TDRs according to their accruing status at December 31, 2013, 2012 and 2011.

The Corporation’s TDR loans totaled $950 million at December 31, 2013, a decrease of $201 million, or 17%, from December 31, 2012, including decreases of $125 million and $58 million in the commercial and mortgage portfolios at the BPPR segment, respectively, primarily related to the bulk loan sales completed during the first half of the year. TDRs in accruing status increased by $121 million from December 31, 2012, due to sustained borrower performance.

Table 54 - TDRs Non-Covered Loans 2013

	December 31, 2013
(In thousands)	Accruing	Non-Accruing	Total

Commercial	$109,462	$ 80,140	$ 189,602
Construction	425	10,865	11,290
Legacy	-	949	949
Mortgage	535,357	82,786	618,143
Leases	270	2,623	2,893
Consumer	116,719	10,741	127,460

Total	$762,233	$ 188,104	$ 950,337

Table 55 - TDRs Non-Covered Loans 2012

	December 31, 2012
(In thousands)	Accruing	Non-Accruing	Total

Commercial	$105,648	$ 208,119	$ 313,767
Construction	2,969	10,310	13,279
Legacy	-	5,978	5,978
Mortgage	405,063	273,042	678,105
Leases	1,726	3,155	4,881
Consumer	125,955	8,981	134,936

Total	$641,361	$ 509,585	$ 1,150,946

Table 56 - TDRs Non-Covered Loans 2011

	December 31, 2011
(In thousands)	Accruing	Non-Accruing	Total

Commercial	$36,848	$ 171,520	$ 208,368
Construction	-	28,024	28,024
Legacy	-	26,906	26,906
Mortgage	252,277	218,715	470,992
Leases	3,085	3,118	6,203
Consumer	134,409	5,848	140,257

Total	$426,619	$ 454,131	$ 880,750

Tables 57 and 58 present the covered loans classified as TDRs according to their accruing status at December 31, 2013 and 2012.

Table 57 -TDRs Covered Loans 2013

(In thousands)	Accruing	Non-Accruing	Total

Commercial	$7,389	$ 10,017	$ 17,406
Construction	-	3,464	3,464
Mortgage	146	189	335
Consumer	221	22	243

Total	$7,756	$ 13,692	$ 21,448

Table 58 -TDRs Covered Loans 2012
(In thousands)	Accruing	Non-Accruing	Total

Commercial	$46,142	$ 4,071	$ 50,213
Construction	-	7,435	7,435
Mortgage	149	220	369
Consumer	517	106	623

Total	$46,808	$ 11,832	$ 58,640

At December 31, 2013, the Corporation’s commercial loan TDRs, excluding covered loans, for the BPPR and BPNA segments amounted to $172 million and $18 million, respectively, of which $63 million and $17 million, respectively, were in non-performing status. This compares with $297 million and $16 million, respectively, of which $192 million and $16 million were in non-performing status at December 31, 2012. The outstanding commitments for these commercial loan TDRs amounted to $3 million in the BPPR segment and no commitments outstanding in the BPNA segment at December 31, 2013. Commercial loans that have been modified as part of loss mitigation efforts were evaluated individually for impairment, resulting in a specific reserve of $13 million for the BPPR segment and none for the BPNA segment at December 31, 2013, compared with $17 million and $12 thousand, respectively, at December 31, 2012.

At December 31, 2013, the Corporation’s construction loan TDRs, excluding covered loans, for the BPPR and the BPNA segments amounted to $6 million each, of which $5 million and $6 million, respectively, which were in non-performing status. This compares with $7 million and $6 million, respectively, of which $4 million and $6 million were in non-performing status at December 31, 2012. There were no outstanding commitments to lend additional funds to debtors owing loans whose terms have been modified in troubled debt restructurings for these construction loan TDRs at December 31, 2013 for both the BPPR and the BPNA segments. These construction loan TDRs were individually evaluated for impairment resulting in a specific reserve of $177 thousand for the BPPR and none for the BPNA segments at December 31, 2013. At December 31, 2012, there were no specific reserves for the BPPR and BPNA segments.

At December 31, 2013, the Corporation’s legacy loans held-in-portfolio included a total of $949 thousand of loan modifications, compared with $6 million at December 31, 2012. These loans were in non-performing status at such dates. There were no commitments outstanding for these legacy loan TDRs at December 31, 2013. The legacy loan TDRs were evaluated for impairment requiring no specific reserves at December 31, 2013 and December 31, 2012.

At December 31, 2013, the mortgage loan TDRs for the BPPR and BPNA segments amounted to $565 million (including $240 million guaranteed by U.S. sponsored entities) and $53 million, respectively, of which $73 million and $10 million, respectively, were in non-performing status. This compares with $624 million (including $148 million guaranteed by U.S. sponsored entities) and $54 million, respectively, of which $263 million and $10 million were in non-performing status at December 31, 2012. These mortgage loan TDRs were evaluated for impairment resulting in a specific allowance for loan losses of $38 million and $18 million for the BPPR and BPNA segments, respectively, at December 31, 2013, compared to $59 million and $16 million, respectively, at December 31, 2012.

At December 31, 2013, the consumer loan TDRs for the BPPR and BPNA segments amounted to $125 million and $2 million, respectively, of which $10 million and $587 thousand, respectively, were in non-performing status, compared with $132 million and $3 million, respectively, of which $8 million and $643 thousand, respectively, were in non-performing status at December 31, 2012. These consumer loan TDRs were evaluated for impairment resulting in a specific allowance for loan losses of $30 million and $280 thousand for the BPPR and BPNA segments, respectively, at December 31, 2013, compared with $18 million and $107 thousand, respectively, at December 31, 2012.

Refer to Note 10 to the consolidated financial statements for additional information on modifications considered troubled debt restructurings, including certain qualitative and quantitative data about troubled debt restructurings performed in the past twelve months.

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

The Corporation’s assessment of the allowance for loan losses is determined in accordance with accounting guidance, specifically guidance of loss contingencies in ASC Subtopic 450-20 (general reserve for inherent losses) and loan impairment guidance in ASC Section 310-10-35 (loans individually assessed for impairment). Decreases in expected cash flows after the acquisition date for loans (pools) accounted for under ASC Subtopic 310-30 are recognized by recording an allowance for loan losses in the current period. For purposes of loans accounted for under ASC Subtopic 310-20 and new loans originated as a result of loan commitments assumed, the Corporation’s assessment of the allowance for loan losses is determined in accordance with the accounting guidance of loss contingencies in ASC Subtopic 450-20 (general reserve for inherent losses) and loan impairment guidance in ASC Section 310-10-35 for loans individually evaluated for impairment. As explained in the Critical Accounting Policies / Estimates section of this MD&A, during the second quarter of 2013, the Corporation enhanced the estimation process for evaluating the adequacy of its allowance for loan losses for the Corporation’s commercial and construction loan portfolios by (i) incorporating risk ratings to the commercial, construction and legacy loan segmentation, and (ii) updating and enhancing the framework utilized to quantify and establish environmental factors adjustments. These enhancements resulted in a net increase to the allowance of $11.8 million for the non-covered portfolio and $7.5 million for the covered portfolio.

The following tables set forth information concerning the composition of the Corporation’s allowance for loan losses (“ALLL”) at December 31, 2013, December 31, 2012 and December 31, 2011 by loan category and by whether the allowance and related provisions were calculated individually pursuant to the requirements for specific impairment or through a general valuation allowance.

Table 59 - Composition of ALLL

December 31, 2013

(Dollars in thousands)	Commercial	Construction	Legacy [3]	Leasing	Mortgage	Consumer	Total[2]

Specific ALLL	$16,409	$177	$-	$1,053	$55,667	$30,200	$103,506

Impaired loans [1]	$297,516	$22,486	$6,045	$2,893	$452,073	$127,703	$908,716

Specific ALLL to impaired loans [1]	5.52%	0.79%	-%	36.40%	12.31%	23.65%	11.39%

General ALLL	$158,573	$5,165	$13,704	$9,569	$101,262	$146,684	$434,957

Loans held-in-portfolio, excluding impaired loans [1]	$9,739,669	$183,598	$205,090	$540,868	$6,229,403	$3,804,523	$20,703,151

General ALLL to loans held-in-portfolio, excluding impaired loans [1]	1.63%	2.81%	6.68%	1.77%	1.63%	3.86%	2.10%

Total ALLL	$174,982	$5,342	$13,704	$10,622	$156,929	$176,884	$538,463

Total non-covered loans held-in-portfolio [1]	$10,037,185	$206,084	$211,135	$543,761	$6,681,476	$3,932,226	$21,611,867

ALLL to loans held-in-portfolio [1]	1.74%	2.59%	6.49%	1.95%	2.35%	4.50%	2.49%

[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. At December 31, 2013, the general allowance on the covered loans amounted to $101.8 million while the specific reserve amounted to $0.3 million.

[3] The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Table 60 - Composition of ALLL
December 31, 2012

(Dollars in thousands)	Commercial	Construction	Legacy [3]	Leasing	Mortgage	Consumer	Total[2]

Specific ALLL	$17,348	$120	$-	$1,066	$74,667	$17,886	$111,087

Impaired loans [1]	$527,664	$41,809	$18,744	$4,881	$611,230	$133,377	$1,337,705

Specific ALLL to impaired loans [1]	3.29%	0.29%	-%	21.84%	12.22%	13.41%	8.30%

General ALLL	$280,334	$7,309	$33,102	$1,828	$74,708	$113,333	$510,614

Loans held-in-portfolio, excluding impaired loans [1]	$9,330,538	$211,048	$365,473	$535,642	$5,467,277	$3,735,509	$19,645,487

General ALLL to loans held-in-portfolio, excluding impaired loans [1]	3.00%	3.46%	9.06%	0.34%	1.37%	3.03%	2.60%

Total ALLL	$297,682	$7,429	$33,102	$2,894	$149,375	$131,219	$621,701

Total non-covered loans held-in-portfolio [1]	$9,858,202	$252,857	$384,217	$540,523	$6,078,507	$3,868,886	$20,983,192

ALLL to loans held-in-portfolio [1]	3.02%	2.94%	8.62%	0.54%	2.46%	3.39%	2.96%

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

Table 61 - Composition of ALLL
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

Table 62 details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.

Table 62 - Allocation of the Allowance for Loan Losses

At December 31,

	2013		2012		2011		2010		2009

		% of loans		% of loans		% of loans		% of loans		% of loans

		in each		in each		in each		in each		in each

		category to		category to		category to		category to		category to

(Dollars in millions)	ALLL	total loans	ALLL	total loans	ALLL	total loans	ALLL	total loans	ALLL	total loans

Commercial	$175.0	46.4%	$297.7	47.0%	$369.4	48.4%	$399.8	51.0%	$338.7	48.3%

Construction	5.3	1.0	7.4	1.2	8.5	1.2	39.8	1.6	269.3	5.7

Legacy	13.7	1.0	33.1	1.8	46.2	3.1	76.4	4.9	177.4	6.9

Leasing	10.6	2.5	2.9	2.6	4.7	2.7	7.2	2.8	12.2	2.6

Mortgage	156.9	30.9	149.4	29.0	102.3	26.8	70.9	21.8	154.6	19.4

Consumer	176.9	18.2	131.2	18.4	159.3	17.8	199.1	17.9	309.0	17.1

Total[1]	$538.4	100.0%	$621.7	100.0%	$690.4	100.0%	$793.2	100.0%	$1,261.2	100.0%

[1]Note: For purposes of this table the term loans refers to loans held-in-portfolio excluding covered loans and held-for-sale.

At December 31, 2013, the allowance for loan losses, excluding covered loans, decreased by approximately $83 million when compared with the same date in the previous year. It represented 2.49% of non-covered loans held-in-portfolio at December 31,

2013, compared with 2.96% at December 31, 2012. This decrease in the allowance for loan losses considers reductions in the Corporation’s general and specific reserves of approximately $76 million and $8 million, respectively. The reduction in the allowance for loan losses was primarily due to the combined effect of the release related to the non-performing loans bulk sales, continued improvements in credit quality, offset by the enhancements to the allowance for loan losses methodology.

At December 31, 2013, the allowance for loan losses for non-covered loans at the BPPR segment totaled $427 million, or 2.69% of non-covered loans held-in-portfolio, compared with $445 million, or 2.92% of non-covered loans held-in-portfolio, at December 31, 2012. The decrease was mainly driven by reductions of $9 million in the general and specific reserves when compared with December 31, 2012. Excluding the reserve release of $30.3 million related to the bulk sale, the increase in the allowance mainly reflects the net effect of a $22.6 million increase arising from the enhancements to the allowance for loan losses methodology and environmental factors adjustments considering prevailing economic conditions in Puerto Rico, offset by positive credit quality trends.

The allowance for loan losses at the BPNA segment totaled $112 million, or 1.95% of loans held-in-portfolio, compared with $176 million, or 3.07% of loans held-in-portfolio, at December 31, 2012. The decrease was mainly driven by a reduction of $66 million in the general reserve component, when compared with December 31, 2012, reflective of sustained improvements in credit quality and economic trends, and the effect of the enhancements to the allowance for loan losses methodology, which resulted in a $10.8 million reserve release.

The allowance for loan losses for commercial loans held-in-portfolio, excluding covered loans, amounted to $175 million, or 1.74% of that portfolio, at December 31, 2013, compared with $298 million, or 3.02%, at December 31, 2012, and $369 million, or 3.70%, at December 31, 2011. The allowance for loan losses for the commercial loan portfolio in the BPPR segment, excluding the allowance for covered loans, totaled $128 million, or 1.98% of non-covered commercial loans held-in-portfolio, at December 31, 2013, compared with $218 million, or 3.46%, at December 31, 2012. At the BPNA segment, the allowance for loan losses of the commercial loan portfolio totaled $47 million, or 1.31% of commercial loans held-in-portfolio, at December 31, 2013, compared with $80 million, or 2.25%, at December 31, 2012. The decrease in allowance for loan losses for the commercial loans held-in-portfolio derives mainly from improvements in credit quality and the effect of the enhancements to the allowance for loan losses methodology during the second quarter of 2013.

The allowance for loan losses for construction loans held-in-portfolio, excluding covered loans, amounted to $5 million, or 2.59% of that portfolio, at December 31, 2013, compared with $7 million, or 2.94%, at December 31, 2012, and $8 million, or 3.53%, at December 31, 2011. The allowance for loan losses corresponding to the construction loan portfolio for the BPPR segment, excluding the allowance for covered loans, totaled $5 million, or 3.16% of non-covered construction loans held-in-portfolio, at December 31, 2013, compared with $6 million, or 2.76%, at December 31, 2012. At the BPNA segment, the allowance for loan losses of the construction loan portfolio totaled $247 thousand, or 0.55% of construction loans held-in-portfolio, at December 31, 2013, compared with $2 million, or 3.86%, at December 31, 2012. Stable allowance levels in the construction portfolio are the result of de-risking strategies executed by the Corporation over the past several years to downsize its construction loan portfolio.

The allowance for loan losses for the legacy loans held-in-portfolio amounted to $14 million, or 6.49% of that portfolio, at December 31, 2013, compared with $33 million, or 8.62%, at December 31, 2012, and $46 million, or 7.13%, at December 31, 2011. The ratio of allowance to non-performing loans held-in portfolio in the legacy loan category was 91.06% at December 31, 2013, compared with 81.25% at December 31, 2012 and 61.13% at December 31, 2011. The decrease in the allowance for loan losses was primarily driven by improved credit performance, lower level of problem loans and portfolio run-off.

The allowance for loan losses for mortgage loans held-in-portfolio, excluding covered loans, amounted to $157 million, or 2.35% of that portfolio, at December 31, 2013, compared with $149 million, or 2.46%, at December 31, 2012, and $102 million, or 1.85%, at December 31, 2011. The allowance for loan losses corresponding to the mortgage loan portfolio at the BPPR segment totaled $130 million, or 2.41% of mortgage loans held-in-portfolio, excluding covered loans, at December 31, 2013 compared with $119 million, or 2.41%, respectively, at December 31, 2012. The increase in the allowance was principally driven by the enhancements to the allowance for loan losses methodology as a result of the recalibration of the environmental factors adjustment, offset by a reserve release of $30.3 million related to the mortgage NPL sale during the second quarter of 2013. At the BPNA segment, the allowance for loan losses corresponding to the mortgage loan portfolio totaled $27 million, or 2.08% of mortgage loans held-in-portfolio, at December 31, 2013, compared with $30 million, or 2.69%, at December 31, 2012. The allowance for loan losses for BPNA’s non-conventional mortgage loan portfolio amounted to $23 million, or 5.57% of that particular loan portfolio, compared with $25 million, or 5.60%, at December 31, 2012. The Corporation is no longer originating non-conventional mortgage loans at BPNA.

The allowance for loan losses for the consumer portfolio, excluding covered loans, amounted to $177 million, or 4.50% of that portfolio, at December 31, 2013, compared to $131 million, or 3.39%, at December 31, 2012, and $159 million, or 4.34%, at December 31, 2011. The allowance for loan losses of the non-covered consumer loan portfolio in the BPPR segment totaled $153 million, or 4.60% of that portfolio, at December 31, 2013, compared with $100 million, or 3.09%, at December 31, 2012. The increase is due to an increase of $41 million and $12 million in the general and specific reserves, respectively, mainly arising from the enhancements to the allowance for loan losses methodology during the second quarter of 2013 and refinements of certain assumptions in the expected future cash flow analysis of the consumer troubled debt restructures. At the BPNA segment, the allowance for loan losses of the consumer loan portfolio totaled $24 million, or 3.95% of consumer loans, at December 31, 2013, compared with $31 million, or 4.94%, at December 31, 2012. The decrease in the allowance for loan losses for the consumer loan portfolio was principally driven by lower loss trends, reflecting improvement in the risk profile of the consumer portfolios.

The following table presents the Corporation’s recorded investment in loans that were considered impaired and the related valuation allowance at December 31, 2013, 2012, and 2011.

Table 63 - Impaired Loans (Non-Covered Loans) and the Related Valuation Allowance

	2013		2012		2011

(In millions)	Recorded Investment[1]	Valuation Allowance[2]	Recorded Investment[1]	Valuation Allowance [2]	Recorded Investment [1]	Valuation Allowance [2]

Impaired loans:

Valuation allowance	$642.6	$103.5	$897.6	$111.1	$632.9	$59.0

No valuation allowance required	266.1	-	440.1	-	593.1	-

Total impaired loans	$908.7	$103.5	$1,337.7	$111.1	$1,226.0	$59.0

[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2] Excludes the specific reserve related to covered loans acquired on the Westernbank FDIC-assisted transaction which amounted to $0.3 million at December 31, 2013 (2012 - $9 million; 2011- $27 million).

With respect to the $266 million portfolio of impaired loans for which no allowance for loan losses was required at December 31, 2013, management followed the guidance for specific impairment of a loan. When a loan is impaired, the measurement of the impairment may be based on: (1) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate; (2) the observable market price of the impaired loan; or (3) the fair value of the collateral, if the loan is collateral dependent. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. Impaired loans with no valuation allowance were mostly collateral dependent loans for which management charged-off specific reserves based on the fair value of the collateral less estimated costs to sell.

Average impaired loans during the years ended December 31, 2013 and December 31, 2012 were $1.1 billion and $1.4 billion, respectively. The Corporation recognized interest income on impaired loans of $39.0 million and $39.1 million for the years ended December 31, 2013 and December 31, 2012, respectively.

The following tables set forth the activity in the specific reserves for impaired loans for the years ended December 31, 2013 and 2012.

Table 64 - Activity in Specific ALLL for the Year Ended December 31, 2013

(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Leasing	Total

Beginning balance	$17,348	$120	$74,667	$-	$17,886	$1,066	$111,087

Provision for impaired loans (reversal of provision)	176,104	4,776	70,336	1,248	19,089	(13)	271,540

Net charge-offs	(115,741)	(3,880)	(13,668)	(1,248)	(6,775)	-	(141,312)

Net (write-downs) recoveries	(61,302)	(839)	(75,668)	-	-	-	(137,809)

Specific allowance for loan losses at December 31, 2013	$16,409	$177	$55,667	$-	$30,200	$1,053	$103,506

Table 65 - Activity in Specific ALLL for the Year Ended December 31, 2012

(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Leasing	Total

Beginning balance	$11,738	$289	$29,063	$57	$17,046	$793	$58,986

Provision for impaired loans	107,497	5,942	54,984	4,054	840	273	173,590

Net charge-offs	(101,887)	(6,111)	(9,380)	(4,111)	-	-	(121,489)

Specific allowance for loan losses at December 31, 2012	$17,348	$120	$74,667	$-	$17,886	$1,066	$111,087

For the year ended December 31, 2013, total net charge-offs for individually evaluated impaired loans amounted to approximately $141.3 million, of which $129.7 million pertained to the BPPR segment and $11.6 million to the BPNA segment. Most of these net charge-offs were related to the commercial loan portfolio.

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

Appraisals may be adjusted due to age or general market conditions. The adjustments applied are based upon internal information, like other appraisals and/or loss severity information that can provide historical trends in the real estate market. Specifically, in commercial and construction impaired loans for the BPPR segment, and depending on the type of property and/or the age of the appraisal, downward adjustments currently range from 5% to 40% (including costs to sell). At December 31, 2013, the weighted average discount rate for the BPPR segment was 13%.

For commercial and construction loans at the BPNA segment, downward adjustments to the collateral value currently range from 10% to 50% depending on the age of the appraisals and the type, location and condition of the property. This discount used was determined based on a study of other real estate owned and loan sale transactions during the past two years, comparing net proceeds received by the bank relative to the most recent appraised value of the properties. However, additional haircuts can be applied depending upon the age of appraisal, the region and the condition of the project. Factors are based on appraisal changes and/or trends in loss severities. Discount rates discussed above include costs to sell and may change from time to time based on market conditions. At December 31, 2013, the weighted average discount rate for the BPNA segment was 27%.

For mortgage loans secured by residential real estate properties, a current assessment of value is made not later than 180 days past the contractual due date. Any outstanding balance in excess of the estimated value of the collateral property, less estimated costs to sell, is charged-off. For this purpose, the Corporation requests third-party Broker Price Opinion of Value “BPOs” of the subject collateral property at least annually. In the case of the mortgage loan portfolio for the BPPR segment, BPOs of the subject collateral properties are currently subject to downward adjustment of up to approximately 26%, including cost to sell of 5%. In the case of the U.S. mortgage loan portfolio, a 30% haircut is taken, which includes costs to sell.

Discount rates discussed above include costs to sell and may change from time to time based on market conditions.

The table that follows presents the approximate amount and percentage of non-covered impaired loans for which the Corporation relied on appraisals dated more than one year old for purposes of impairment requirements at December 31, 2013.

Table 66 - Non-Covered Impaired Loans With Appraisals Dated 1 Year Or Older

December 31, 2013

	Total Impaired Loans – Held-in-portfolio (HIP)
(In thousands)	Count	Outstanding Principal Balance	Impaired Loans with Appraisals Over One- Year Old [1]

Commercial	174	$ 248,154	18%

Construction	9	20,162	27

Legacy	4	6,045	-

[1] Based on outstanding balance of total impaired loans.

Table 67 - Non-Covered Impaired Loans With Appraisals Dated 1 Year Or Older
December 31, 2012

	Total Impaired Loans – Held-in-portfolio (HIP)
(In thousands)	Count	Outstanding Principal Balance	Impaired Loans with Appraisals Over One- Year Old [1]

Commercial	312	$ 408,211	31%

Construction	17	39,944	11

Legacy	19	18,744	-

[1] Based on outstanding balance of total impaired loans.

The percentage of the Corporation’s impaired construction loans that were relied upon “as developed” and “as is” for the periods ended December 31, 2013 and 2012 are presented in the tables below.

Table 68 - Impaired Construction Loans Relied Upon “As is” or “As Developed”

December 31, 2013

	“As is”			“As developed”
(In thousands)	Count	Amount in $	As a % of total construction impaired loans HIP	Count	Amount in $	As a % of total construction impaired loans HIP	Average % of completion

Loans held-in-portfolio	12	$ 18,835	77%	2	$ 5,703	23%	90%

Table 69 - Impaired Construction Loans Relied Upon “As is” or “As Developed”
December 31, 2012

	“As is”			“As developed”
(In thousands)	Count	Amount in $	As a % of total construction impaired loans HIP	Count	Amount in $	As a % of total construction impaired loans HIP	Average % of completion

Loans held-in-portfolio	19	$23,685	49%	5	$ 24,934	51%	90%

At December 31, 2013, the Corporation accounted for $6 million impaired construction loans under the “as developed” value. This approach is used since the current plan is that the project will be completed and it reflects the best strategy to reduce potential losses based on the prospects of the project. The costs to complete the project and the related increase in debt are considered an integral part of the individual reserve determination.

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

Allowance for loan losses– Covered loan portfolio

The Corporation’s allowance for loan losses for the covered loan portfolio acquired in the Westernbank FDIC-assisted transaction amounted to $102 million at December 31, 2013. This allowance covers the estimated credit loss exposure related to: (i) acquired loans accounted for under ASC Subtopic 310-30, which required an allowance for loan losses of $94 million at year end, compared with $95 million at December 31, 2012; and (ii) acquired loans accounted for under ASC Subtopic 310-20, which required an allowance for loan losses of $8 million, compared with $14 million at December 31, 2012.

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

ADOPTION OF NEW ACCOUNTING STANDARDS AND ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS

FASB Accounting Standards Update 2014-04, Receivables-Troubled Debt Restructuring by Creditors (SubTopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (“ASU 2014-04”)

The FASB issued ASU 2014-04 in January 2014 which clarifies when a creditor should be considered to have received physical possession of a residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate property recognized.

The amendments of this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: a) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure; or b) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement.

The amendment of this guidance requires interim and annual disclosures of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction.

ASU 2014-04 is effective for annual periods, and interim periods within those years, beginning after December 15, 2014. The amendments in this ASU can be elected using either a modified retrospective transition method or a prospective transition method. Early adoption is permitted.

The Corporation does not anticipate that the adoption of this guidance will have a material effect on its consolidated statements of financial condition or results of operations.

FASB Accounting Standards Update 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”)

The FASB issued ASU 2013-11 in July 2013 which requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. When a net operating loss, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional taxes that would result from the disallowance of a tax position, or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purposes, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. Currently, there is no explicit guidance under U.S. GAAP on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amendment of this guidance does not require new recurring disclosures.

ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this guidance is not expected to have a material effect on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes (“ASU 2013-10”)

The FASB issued ASU 2013-10 in July 2013 which permits the use of the Overnight Index Swap Rate (OIS), also referred to as the Fed Funds Effective Swap Rate as a U.S. GAAP benchmark interest rate for hedge accounting purposes under Topic 815. Currently, only the interest rates on direct Treasury obligations of the U.S. government (UST) and the London Interbank Offered Rate (LIBOR) swap rate are considered benchmark interest rates in the United States. This update also removes the restriction on using different benchmark rates for similar hedges. Including the Fed Funds Effective Swap Rate as an acceptable U.S. benchmark interest rate in addition to UST and LIBOR will provide risk managers with a more comprehensive spectrum of interest rate resets to utilize as the designated interest risk component under the hedge accounting guidance in Topic 815.

The amendments of this ASU are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013.

The adoption of this guidance has not had a material effect on its consolidated statements of financial condition or results of operations.

FASB Accounting Standards Update 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment Upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU 2013-05”)

The FASB issued ASU 2013-05 in March 2013 which clarifies the applicable guidance for the release of the cumulative translation adjustment. When a reporting entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity, the parent is required to apply the guidance in ASC subtopic 830-30 to release any related cumulative translation adjustment into net income. Accordingly, the cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets has resided.

For an equity method investment that is a foreign entity, the partial sale guidance in ASC Section 830-30-40 still applies. As such, a pro rata portion of the cumulative translation adjustment should be released into net income upon a partial sale of such equity method investment. However, this treatment does not apply to an equity method investment that is not a foreign entity. In those instances, the cumulative translation adjustment is released into net income only if the partial sale represents a complete or substantially complete liquidation of the foreign entity that contains the equity method investment.

Additionally, the amendments in this ASU clarify that the sale of an investment in a foreign entity includes both: (1) events that result in the loss of a controlling financial interest in a foreign entity and (2) events that result in an acquirer obtaining control of an acquiree in which it held an equity interest immediately before the acquisition date. Accordingly, the cumulative translation adjustment should be released into net income upon the occurrence of those events.

ASU 2013-05 is effective for fiscal years and interim periods within those years, beginning on or after December 15, 2013. The amendments should be applied prospectively to derecognition events occurring after the effective date. Prior periods should not be adjusted.

The adoption of this guidance is not expected to have a material effect on the Corporation’s consolidated financial statements.

Table 70 - Adjusted Consolidated Statement of Operations for the Year Ended December 31, 2013 (Non-GAAP)

	Year ended

	31-Dec-13

		1st QTR	2nd QTR			3rd QTR	4th QTR

(In thousands)	Actual Results (US GAAP)	Impact of Sale of NPAs [2]	Impact of Sale of NPLs	Impact of EVERTEC’s IPO	Income Tax Adjustment [3]	Impact of EVERTEC’s SPO	Impact of EVERTEC’s SPO	Adjusted Results (Non-GAAP)

Net interest income	$ 1,432,580	$ -	$ -	$ 1,502	$ -	$ -	$ -	$1,431,078
Provision for loan losses – non-covered loans	533,167	148,823	169,248	-	-	-	-	215,096
Provision for loan losses – covered loans [1]	69,396	-	-	-	-	-	-	69,396

Net interest income after provision for loan losses	830,017	(148,823)	(169,248)	1,502	-	-	-	1,146,586

Service charges on deposit accounts and other service fees	408,034	-	-	-	-	-	-	408,034

Mortgage banking activities	71,673	-	-	-	-	-	-	71,673

Net gain and valuation adjustments on investments securities	7,966	-	-	5,856	-	-	-	2,110

Trading account loss	(13,483)	-	-	-	-	-	-	(13,483)

Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	(49,130)	(61,387)	(3,865)	-	-	-	-	16,122

Adjustments (expense) to indemnity reserves on loans sold	(37,054)	(10,700)	(3,047)	-	-	-	-	(23,307)

FDIC loss share expense	(82,051)	-	-	-	-	-	-	(82,051)

Other non-interest income	504,614	-	-	162,091	-	175,867	92,358	74,298

Total non-interest income	810,569	(72,087)	(6,912)	167,947	-	175,867	92,358	453,396

Other taxes	58,286	-	-	-		-	-	58,286

Professional fees	289,280	5	-	856	-	250	-	288,169

OREO expense	80,236	37,046	-	-	-	-	-	43,190

Other operating expenses	864,784	-	-	-	-	-	-	864,784

Total operating expenses	1,292,586	37,051	-	856	-	250	-	1,254,429

Income (loss) before income tax	348,000	(257,961)	(176,160)	168,593	-	175,617	92,358	345,553

Income tax (benefit) expense	(251,327)	(77,388)	(68,987)	11,988	(218,035)	7,789	3,945	89,361

Net income (loss)	$ 599,327	$ (180,573)	$ (107,173)	$ 156,605	$ 218,035	$ 167,828	$ 88,413	$256,192

[1] Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.

[2] Net (loss) gain on sale of loans for the first quarter includes $8.8 million of negative valuation adjustments on loans held for sale which were transferred to held-in-portfolio subsequent to the sale.

[3] Represents the net benefit of $215.6 million for the increase on the net deferred tax asset from the change of the corporate tax rate from 30% to 39% which includes the adjustment for the results of the first quarter of 2013, $7.9 million resulting from the adjustment in tax rate for distributions from EVERTEC from 15% to 4%, offset by an adjustment of $5.5 million on the deferred tax liability related to the covered loans portfolio.

Statistical Summary 2009-2013

Statements of Financial Condition

	At December 31,
(In thousands)	2013	2012	2011	2010	2009

Assets:
Cash and due from banks	$423,211	$439,363	$535,282	$452,373	$677,330

Money market investments:
Federal funds sold and securities purchased under agreements to resell	181,020	246,977	327,668	181,961	452,932
Time deposits with other banks	677,433	838,603	1,048,506	797,334	549,865

Total money market investments	858,453	1,085,580	1,376,174	979,295	1,002,797

Trading account securities, at fair value	339,743	314,525	436,331	546,713	462,436
Investment securities available-for-sale, at fair value	5,294,800	5,084,201	5,009,823	5,236,852	6,694,714
Investment securities held-to-maturity, at amortized cost	140,496	142,817	125,383	122,354	212,962
Other investment securities, at lower of cost or realizable value	181,752	185,443	179,880	163,513	164,149
Loans held-for-sale, at lower of cost or fair value	110,426	354,468	363,093	893,938	90,796

Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	21,704,010	21,080,005	20,703,192	20,834,276	23,827,263
Loans covered under loss sharing agreements with the FDIC	2,984,427	3,755,972	4,348,703	4,836,882	-
Less – Unearned income	92,144	96,813	100,596	106,241	114,150
Allowance for loan losses	640,555	730,607	815,308	793,225	1,261,204

Total loans held-in-portfolio, net	23,955,738	24,008,557	24,135,991	24,771,692	22,451,909

FDIC loss share asset	948,608	1,399,098	1,915,128	2,410,219	-
Premises and equipment, net	519,516	535,793	538,486	545,453	584,853
Other real estate not covered under loss sharing agreements with the FDIC	135,501	266,844	172,497	161,496	125,483
Other real estate covered under loss sharing agreements with the FDIC	168,007	139,058	109,135	57,565	-
Accrued income receivable	131,536	125,728	125,209	150,658	126,080
Mortgage servicing assets, at fair value	161,099	154,430	151,323	166,907	169,747
Other assets	1,687,558	1,569,578	1,462,393	1,449,887	1,324,917
Goodwill	647,757	647,757	648,350	647,387	604,349
Other intangible assets	45,132	54,295	63,954	58,696	43,803

Total assets	$35,749,333	$36,507,535	$37,348,432	$38,814,998	$34,736,325

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$5,922,682	$5,794,629	$5,655,474	$4,939,321	$4,495,301
Interest bearing	20,788,463	21,205,984	22,286,653	21,822,879	21,429,593

Total deposits	26,711,145	27,000,613	27,942,127	26,762,200	25,924,894

Assets sold under agreements to repurchase	1,659,292	2,016,752	2,141,097	2,412,550	2,632,790
Other short-term borrowings	401,200	636,200	296,200	364,222	7,326
Notes payable	1,584,754	1,777,721	1,856,372	4,170,183	2,648,632
Other liabilities	766,792	966,249	1,193,883	1,305,312	983,866

Total liabilities	31,123,183	32,397,535	33,429,679	35,014,467	32,197,508

Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	50,160	50,160
Common stock	1,034	1,032	1,026	1,023	640
Surplus	4,170,152	4,150,294	4,123,898	4,103,211	2,809,993
Retained earnings (accumulated deficit)	594,430	11,826	(212,726)	(347,328)	(292,752)
Treasury stock – at cost	(881)	(444)	(1,057)	(574)	(15)
Accumulated other comprehensive loss, net of tax	(188,745)	(102,868)	(42,548)	(5,961)	(29,209)

Total stockholders’ equity	4,626,150	4,110,000	3,918,753	3,800,531	2,538,817

Total liabilities and stockholders’ equity	$35,749,333	$36,507,535	$37,348,432	$38,814,998	$34,736,325

Statistical Summary 2009-2013

Statements of Operations

	For the years ended December 31,
(In thousands)	2013	2012	2011	2010	2009

Interest income:

Loans	$1,581,612	$1,560,687	$1,696,130	$1,677,316	$1,519,249

Money market investments	3,464	3,703	3,596	5,384	8,570

Investment securities	141,807	168,632	205,828	238,682	291,988

Trading account securities	21,573	22,824	35,607	27,918	35,190

Total interest income	1,748,456	1,755,846	1,941,161	1,949,300	1,854,997

Less - Interest expense	315,876	379,213	505,816	653,427	753,744

Net interest income	1,432,580	1,376,633	1,435,345	1,295,873	1,101,253

Provision for loan losses - non-covered loans	533,167	334,102	430,085	1,011,880	1,405,807

Provision for loan losses - covered loans	69,396	74,839	145,635	-	-

Net interest income after provision for loan losses	830,017	967,692	859,625	283,993	(304,554)

Mortgage banking activities	71,673	84,791	(4,483)	16,178	15,451

Net gain (loss) and valuation adjustments on investment securities	7,966	(1,707)	10,844	3,992	219,546

Trading account (loss) profit	(13,483)	4,478	48,098	33,017	54,061

Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	(49,130)	(27,416)	5,270	7,884	(9,535)

Adjustments (expense) to indemnity reserves	(37,054)	(21,198)	(33,068)	(72,013)	(40,211)

FDIC loss share (expense) income	(82,051)	(56,211)	66,791	(25,751)	-

Fair value change in equity appreciation instrument	-	-	8,323	42,555	-

Gain on sale of processing and technology business	-	-	-	640,802	-

Other non-interest income	912,648	548,475	523,651	657,794	657,189

Total non-interest income	810,569	531,212	625,426	1,304,458	896,501

Operating expenses:

Personnel costs	461,867	465,702	453,370	514,198	533,263

All other operating expenses	830,719	814,330	765,429	828,622	620,933

Total operating expenses	1,292,586	1,280,032	1,218,799	1,342,820	1,154,196

Income (loss) from continuing operations, before income tax	348,000	218,872	266,252	245,631	(562,249)

Income tax (benefit) expense	(251,327)	(26,403)	114,927	108,230	(8,302)

Income (loss) from continuing operations	$599,327	$245,275	$151,325	$137,401	$(553,947)

Loss from discontinued operations, net of income tax	-	-	-	-	(19,972)

Net Income (Loss)	$599,327	$245,275	$151,325	$137,401	$(573,919)

Net Income (Loss) Applicable to Common Stock	$595,604	$241,552	$147,602	$(54,576)	$97,377

Statistical Summary 2009-2013

Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis*

	2013			2012			2011

(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Money market investments	$1,036,495	$3,464	0.33%	$1,051,373	$3,704	0.35%	$1,152,014	$3,597	0.31%

U.S. Treasury securities	37,429	1,505	4.02	34,757	1,418	4.08	50,971	1,502	2.95
Obligations of U.S. Government sponsored entities	1,273,766	28,926	2.27	1,038,829	34,881	3.36	1,180,680	49,781	4.22
Obligations of Puerto Rico, States and political subdivisions	172,403	12,295	7.13	152,697	9,850	6.45	139,847	8,972	6.42
Collateralized mortgage obligations and mortgage-backed securities	3,758,610	106,377	2.83	3,752,954	121,494	3.24	3,896,743	148,884	3.82
Other	245,980	12,765	5.19	247,717	14,451	5.83	226,033	15,213	6.73

Total investment securities	5,488,188	161,868	2.95	5,226,954	182,094	3.48	5,494,274	224,352	4.08

Trading account securities	416,538	26,026	6.25	445,881	25,909	5.81	667,277	38,850	5.82

Non-covered loans	21,506,823	1,318,865	6.13	20,795,156	1,279,551	6.15	21,004,406	1,303,199	6.20
Covered loans	3,227,719	300,745	9.32	4,050,338	301,441	7.44	4,613,361	412,678	8.95

Total loans (net of unearned income)	24,734,542	1,619,610	6.55	24,845,494	1,580,992	6.36	25,617,767	1,715,877	6.70

Total interest earning assets/Interest income	$31,675,763	$1,810,968	5.72%	$31,569,702	$1,792,699	5.68%	$32,931,332	$1,982,676	6.02%

Total non-interest earning assets	4,591,230			4,694,329			5,134,936

Total assets from continuing operations	$36,266,993			$36,264,031			$38,066,268

Total assets from discontinued operations	-	-	-	-	-	-	-	-	-

Total assets	$36,266,993			$36,264,031			$38,066,268

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$12,530,326	$35,524	0.28%	$12,126,336	$46,430	0.38%	$11,525,060	$68,838	0.60%
Time deposits	8,513,821	101,840	1.20	9,420,948	137,786	1.46	10,919,907	200,956	1.84
Short-term borrowings	2,573,057	38,433	1.49	2,565,110	46,805	1.82	2,629,979	55,258	2.10
Notes payable	1,719,985	140,079	8.14	1,850,514	148,192	8.01	1,834,915	148,603	8.10
Note issued to the FDIC	-	-	-	-	-	-	1,381,981	32,161	2.33

Total interest bearing liabilities/Interest expense	25,337,189	315,876	1.25	25,962,908	379,213	1.46	28,291,842	505,816	1.79

Total non-interest bearing liabilities	6,753,455			6,457,471			6,041,590

Total liabilities from continuing operations	32,090,644			32,420,379			34,333,432

Total liabilities from discontinued operations	-	-	-	-	-	-	-	-	-

Total liabilities	32,090,644			32,420,379			34,333,432

Stockholders’ equity	4,176,349			3,843,652			3,732,836

Total liabilities and stockholders’ equity	$36,266,993			$36,264,031			$38,066,268

Net interest income on a taxable equivalent basis		$1,495,092			$1,413,486			$1,476,860

Cost of funding earning assets			1.00%			1.20%			1.54%

Net interest margin			4.72%			4.48%			4.48%

Effect of the taxable equivalent adjustment		62,512			36,853			41,515

Net interest income per books		$1,432,580			$1,376,633			$1,435,345

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

Statistical Summary 2009-2013

Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis

	2010			2009

(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Money market investments	$1,539,046	$5,384	0.35%	$1,183,209	$8,573	0.72%

U.S. Treasury securities	80,740	1,527	1.89	70,308	3,452	4.91
Obligations of U.S. Government sponsored entities	1,473,227	54,748	3.72	1,977,460	103,303	5.22
Obligations of Puerto Rico, States and political subdivisions	228,291	11,171	4.89	342,479	22,048	6.44
Collateralized mortgage obligations and mortgage-backed securities	4,340,545	160,632	3.70	4,757,407	200,616	4.22
Other	176,766	11,048	6.25	301,649	15,046	4.99

Total investment securities	6,299,569	239,126	3.80	7,449,303	344,465	4.62

Trading account securities	493,628	32,333	6.55	614,827	40,771	6.63

Non-covered loans	22,456,846	1,378,453	6.14	24,836,067	1,540,918	6.20
Covered loans	3,364,932	303,096	9.01	-	-	-

Total loans (net of unearned income)	25,821,778	1,681,549	6.51	24,836,067	1,540,918	6.20

Total interest earning assets/Interest income	$34,154,021	$1,958,392	5.73%	$34,083,406	$1,934,727	5.68%

Total non-interest earning assets	4,224,945			2,478,103

Total assets from continuing operations	$38,378,966			$36,561,509

Total assets from discontinued operations	-	-	-	7,861

Total assets	$38,378,966			$36,569,370

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$10,951,331	$93,842	0.86%	$10,342,100	$107,355	1.04%
Time deposits	10,967,033	257,085	2.34	12,192,824	393,906	3.23
Short-term borrowings	2,400,653	60,278	2.51	2,887,727	69,357	2.40
Notes payable	2,293,878	183,701	8.01	2,945,169	183,126	6.22
Note issued to the FDIC	2,753,490	58,521	2.13	-	-	-

Total interest bearing liabilities/Interest expense	29,366,385	653,427	2.23	28,367,820	753,744	2.66

Total non-interest bearing liabilities	5,753,414			5,338,848

Total liabilities from continuing operations	35,119,799			33,706,668

Total liabilities from discontinued operations	-	-	-	10,637

Total liabilities	35,119,799			33,717,305

Stockholders’ equity	3,259,167			2,852,065

Total liabilities and stockholders’ equity	$38,378,966			$36,569,370

Net interest income on a taxable equivalent basis		$1,304,965			$1,180,983

Cost of funding earning assets			1.91%			2.21%

Net interest margin			3.82%			3.47%

Effect of the taxable equivalent adjustment		9,092			79,730

Net interest income per books		$1,295,873			$1,101,253

* Shows the effect of the tax exempt status of loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yield of the tax exempt and taxable assets on a taxable basis.

Note: Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation’s policy.

Statistical Summary 2012-2013

Quarterly Financial Data

	2013				2012 [1]

(In thousands, except per common share information)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Summary of Operations
Interest income	$449,076	$431,846	$437,316	$430,218	$438,798	$435,038	$441,089	$440,921
Interest expense	72,734	77,640	81,597	83,905	87,381	90,599	98,910	102,323

Net interest income	376,342	354,206	355,719	346,313	351,417	344,439	342,179	338,598
Provision for loan losses - non-covered loans	47,729	55,230	223,908	206,300	86,256	83,589	81,743	82,514
Provision for loan losses - covered loans	8,907	17,433	25,500	17,556	(3,445)	22,619	37,456	18,209
Mortgage banking activities	14,392	18,896	18,085	20,300	24,373	21,847	14,104	24,467
Net gain (loss) and valuation adjustments on investment securities	2,110	-	5,856	-	(1,422)	64	(349)	-
Trading account (loss) profit	(1,547)	(6,607)	(4,345)	(984)	(1,562)	5,443	(292)	889
Gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	5,402	3,454	4,733	(62,719)	3,043	(1,205)	(30,157)	903
Adjustments (expense) to indemnity reserves on loans sold	(6,892)	(2,387)	(11,632)	(16,143)	(3,208)	(8,717)	(5,398)	(3,875)
FDIC loss share (expense) income	(37,164)	(14,866)	(3,755)	(26,266)	(36,824)	(6,707)	2,575	(15,255)
Other non-interest income	214,889	293,469	284,421	119,869	166,080	120,649	128,949	132,797
Operating expenses	322,703	326,599	309,586	333,698	315,232	307,033	344,566	313,201

Income (loss) before income tax	188,193	246,903	90,088	(177,184)	103,854	62,572	(12,154)	64,600
Income tax expense (benefit)	25,162	17,768	(237,380)	(56,877)	19,914	15,384	(77,893)	16,192

Net income (loss)	$163,031	$229,135	$327,468	$(120,307)	$83,940	$47,188	$65,739	$48,408

Net income (loss) applicable to common stock	$162,100	$228,204	$326,537	$(121,237)	$83,009	$46,257	$64,809	$47,477

Net income (loss) per common share - basic:	$1.58	$2.22	$3.18	$(1.18)	$0.81	$0.45	$0.63	$0.46

Net income (loss) per common share - diluted:	$1.57	$2.22	$3.17	$(1.18)	$0.81	$0.45	$0.63	$0.46

Selected Average Balances
(In millions)
Total assets	$36,035	$36,174	$36,502	$36,362	$36,301	$35,985	$36,217	$36,556
Loans	24,537	24,621	25,017	24,767	24,962	24,721	24,760	24,939
Interest earning assets	31,575	31,434	31,960	31,738	31,655	31,346	31,579	31,700
Deposits	26,735	26,566	26,954	26,837	26,594	26,592	27,178	27,257
Interest-bearing liabilities	24,701	25,229	25,693	25,738	25,715	25,699	26,034	26,409

Selected Ratios
Return on assets	1.79%	2.51%	3.60%	(1.34)%	0.92%	0.52%	0.73%	0.53%
Return on equity	14.59	21.64	32.77	(12.58)	8.50	4.81	6.94	5.16

[1] Per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

Note: Because each reporting period stands on its own the sum of the net income (loss) per common share for the quarters may not equal the net income per common share for the year.

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

The management of Popular, Inc. has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2013. In making this assessment, management used the criteria set forth in the “Internal Control-Integrated Framework (1992)” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based on our assessment, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2013 based on the criteria referred to above.

The Corporation’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, has audited the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2013, as stated in their report dated February 28, 2014 which appears herein.

Richard L. Carrión	Carlos J. Vázquez
Chairman of the Board,	Executive Vice President
President and Chief Executive Officer	and Chief Financial Officer

Report of Independent Registered

Public Accounting Firm

To the Board of Directors and

Stockholders of Popular, Inc.

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Corporation’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

PRICEWATERHOUSECOOPERS LLP

San Juan, Puerto Rico

February 28, 2014

CERTIFIED PUBLIC ACCOUNTANTS

(OF PUERTO RICO)

License No. 216 Expires Dec. 1, 2016

Stamp E97068 of the P.R.

Society of Certified Public

Accountants has been affixed

to the file copy of this report.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
(In thousands, except share information)	2013	2012

Assets:
Cash and due from banks	$423,211	$439,363

Money market investments:
Federal funds sold	5,055	33,515
Securities purchased under agreements to resell	175,965	213,462
Time deposits with other banks	677,433	838,603

Total money market investments	858,453	1,085,580

Trading account securities, at fair value:
Pledged securities with creditors’ right to repledge	308,978	271,624
Other trading securities	30,765	42,901
Investment securities available-for-sale, at fair value:
Pledged securities with creditors’ right to repledge	1,286,839	1,603,693
Other investment securities available-for-sale	4,007,961	3,480,508
Investment securities held-to-maturity, at amortized cost (fair value 2013 - $120,688; 2012 - $144,233)	140,496	142,817
Other investment securities, at lower of cost or realizable value (realizable value 2013 - $184,526; 2012 - $187,501)	181,752	185,443
Loans held-for-sale, at lower of cost or fair value	110,426	354,468

Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	21,704,010	21,080,005
Loans covered under loss sharing agreements with the FDIC	2,984,427	3,755,972
Less – Unearned income	92,144	96,813
Allowance for loan losses	640,555	730,607

Total loans held-in-portfolio, net	23,955,738	24,008,557

FDIC loss share asset	948,608	1,399,098
Premises and equipment, net	519,516	535,793
Other real estate not covered under loss sharing agreements with the FDIC	135,501	266,844
Other real estate covered under loss sharing agreements with the FDIC	168,007	139,058
Accrued income receivable	131,536	125,728
Mortgage servicing assets, at fair value	161,099	154,430
Other assets	1,687,558	1,569,578
Goodwill	647,757	647,757
Other intangible assets	45,132	54,295

Total assets	$35,749,333	$36,507,535

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$5,922,682	$5,794,629
Interest bearing	20,788,463	21,205,984

Total deposits	26,711,145	27,000,613

Assets sold under agreements to repurchase	1,659,292	2,016,752
Other short-term borrowings	401,200	636,200
Notes payable	1,584,754	1,777,721
Other liabilities	766,792	966,249

Total liabilities	31,123,183	32,397,535

Commitments and contingencies (See Note 28)

Stockholders’ equity:
Preferred stock, 30,000,000 shares authorized; 2,006,391 shares issued and outstanding	50,160	50,160
Common stock, $0.01 par value; 170,000,000 shares authorized; 103,435,967 shares issued (2012 – 103,193,303) and 103,397,699 shares outstanding (2012 – 103,169,806)	1,034	1,032
Surplus	4,170,152	4,150,294
Retained earnings	594,430	11,826
Treasury stock – at cost, 38,268 shares (2012 – 23,497)	(881)	(444)
Accumulated other comprehensive loss, net of tax	(188,745)	(102,868)

Total stockholders’ equity	4,626,150	4,110,000

Total liabilities and stockholders’ equity	$35,749,333	$36,507,535

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(In thousands, except per share information)	2013	2012	2011

Interest income:

Loans	$1,581,612	$1,560,687	$1,696,130

Money market investments	3,464	3,703	3,596

Investment securities	141,807	168,632	205,828

Trading account securities	21,573	22,824	35,607

Total interest income	1,748,456	1,755,846	1,941,161

Interest expense:

Deposits	137,364	184,216	269,794

Short-term borrowings	38,433	46,805	55,258

Long-term debt	140,079	148,192	180,764

Total interest expense	315,876	379,213	505,816

Net interest income	1,432,580	1,376,633	1,435,345

Provision for loan losses - non-covered loans	533,167	334,102	430,085

Provision for loan losses - covered loans	69,396	74,839	145,635

Net interest income after provision for loan losses	830,017	967,692	859,625

Service charges on deposit accounts	172,909	183,026	184,940

Other service fees	235,125	237,865	241,000

Mortgage banking activities	71,673	84,791	(4,483)

Net gain (loss) and valuation adjustments on investment securities	7,966	(1,707)	10,844

Trading account (loss) profit	(13,483)	4,478	48,098

Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	(49,130)	(27,416)	5,270

Adjustments (expense) to indemnity reserves on loans sold	(37,054)	(21,198)	(33,068)

FDIC loss share (expense) income	(82,051)	(56,211)	66,791

Fair value change in equity appreciation instrument	-	-	8,323

Other operating income	504,614	127,584	97,711

Total non-interest income	810,569	531,212	625,426

Operating expenses:

Personnel costs	461,867	465,702	453,370

Net occupancy expenses	99,331	97,259	98,858

Equipment expenses	47,483	45,290	43,840

Other taxes	58,286	50,120	51,885

Professional fees	289,280	284,325	267,582

Communications	26,294	26,834	27,115

Business promotion	60,476	61,576	55,067

FDIC deposit insurance	60,513	85,697	93,728

Loss on early extinguishment of debt	3,388	25,196	8,693

Other real estate owned (OREO) expenses	80,236	23,520	21,778

Other operating expenses	95,549	104,441	87,229

Amortization of intangibles	9,883	10,072	9,654

Total operating expenses	1,292,586	1,280,032	1,218,799

Income before income tax	348,000	218,872	266,252

Income tax (benefit) expense	(251,327)	(26,403)	114,927

Net Income	$599,327	$245,275	$151,325

Net Income Applicable to Common Stock	$595,604	$241,552	$147,602

Net Income per Common Share – Basic[1]	$5.80	$2.36	$1.44

Net Income per Common Share – Diluted[1]	$5.78	$2.35	$1.44

[1] Net income per common share has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended December 31,
(In thousands)	2013	2012	2011

Net income	$599,327	$245,275	$151,325

Other comprehensive (loss) income before tax:

Foreign currency translation adjustment	(4,822)	(2,448)	(2,762)

Reclassification adjustment for losses included in net income	-	-	10,084

Adjustment of pension and postretirement benefit plans	174,578	(39,978)	(134,364)

Amortization of net losses	24,674	25,159	12,973

Amortization of prior service cost	-	(200)	(961)

Unrealized holding (losses) gains on investments arising during the period	(221,043)	(59,484)	54,216

Reclassification adjustment for losses (gains) included in net income	(2,110)	1,707	(8,044)

Unrealized net gains (losses) on cash flow hedges	2,286	(13,509)	(11,678)

Reclassification adjustment for net losses included in net income	(1,839)	14,119	9,686

Other comprehensive (loss) income before tax	(28,276)	(74,634)	(70,850)

Income tax (expense) benefit	(57,601)	14,314	34,263

Total other comprehensive (loss) income, net of tax	(85,877)	(60,320)	(36,587)

Comprehensive income, net of tax	$513,450	$184,955	$114,738

Tax effect allocated to each component of other comprehensive (loss) income:
	Year ended December 31,
(In thousands)	2013	2012	2011

Adjustment of pension and postretirement benefit plans	$(70,306)	$12,279	$39,978

Amortization of net losses	(7,402)	(7,108)	(3,892)

Amortization of prior service cost	-	60	288

Unrealized holding (losses) gains on investments arising during the period	19,924	9,280	(4,013)

Reclassification adjustment for losses (gains) included in net income	317	(13)	1,219

Unrealized net (losses) gains on cash flow hedges	(850)	4,052	3,589

Reclassification adjustment for net gains (losses) included in net income	716	(4,236)	(2,906)

Income tax (expense) benefit	$(57,601)	$14,314	$34,263

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands)	Common stock[1]	Preferred stock	Surplus[1]	(Accumulated deficit) Retained earnings	Treasury stock	Accumulated other comprehensive loss	Total

Balance at December 31, 2010	$1,023	$50,160	$4,103,211	$(347,328)	$(574)	$(5,961)	$3,800,531
Net income				151,325			151,325
Issuance of stock	3		7,687				7,690
Dividends declared:
Preferred stock				(3,723)			(3,723)
Common stock purchases					(483)		(483)
Other comprehensive loss, net of tax						(36,587)	(36,587)
Transfer to statutory reserve			13,000	(13,000)

Balance at December 31, 2011	$1,026	$50,160	$4,123,898	$(212,726)	$(1,057)	$(42,548)	$3,918,753

Net income				245,275			245,275
Issuance of stock	6		9,396				9,402
Dividends declared:
Preferred stock				(3,723)			(3,723)
Common stock purchases					(450)		(450)
Common stock reissuance					1,063		1,063
Other comprehensive loss, net of tax						(60,320)	(60,320)
Transfer to statutory reserve			17,000	(17,000)

Balance at December 31, 2012	$1,032	$50,160	$4,150,294	$11,826	$(444)	$(102,868)	$4,110,000

Net income				599,327			599,327
Issuance of stock	2		6,858				6,860
Dividends declared:
Preferred stock				(3,723)			(3,723)
Common stock purchases					(470)		(470)
Common stock reissuance					33		33
Other comprehensive loss, net of tax						(85,877)	(85,877)
Transfer to statutory reserve			13,000	(13,000)

Balance at December 31, 2013	$1,034	$50,160	$4,170,152	$594,430	$(881)	$(188,745)	$4,626,150

[1] Prior periods balances and activity have been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

	Year ended December 31,

Disclosure of changes in number of shares:[1]	2013	2012	2011

Preferred Stock:

Balance at beginning and end of year	2,006,391	2,006,391	2,006,391

Common Stock:
Balance at beginning of year	103,193,303	102,634,640	102,292,916
Issuance of stock	242,664	558,663	341,724

Balance at end of year	103,435,967	103,193,303	102,634,640
Treasury stock	(38,268)	(23,497)	(44,183)

Common Stock – Outstanding	103,397,699	103,169,806	102,590,457

[1] Share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(In thousands)	2013	2012	2011

Cash flows from operating activities:

Net income	$599,327	$245,275	$151,325

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	602,563	408,941	575,720
Amortization of intangibles	9,883	10,072	9,654
Depreciation and amortization of premises and equipment	48,162	46,736	46,446
Net accretion of discounts and amortization of premiums and deferred fees	(79,004)	(37,899)	(113,046)
Impairment losses on net assets to be disposed of	-	-	4,255
Fair value adjustments on mortgage servicing rights	11,403	17,406	37,061
Fair value change in equity appreciation instrument	-	-	(8,323)
FDIC loss share expense (income)	82,051	56,211	(66,791)
Amortization of prepaid FDIC assessment	-	32,778	93,728
Adjustments (expense) to indemnity reserves on loans sold	37,054	21,198	33,068
Earnings from investments under the equity method	(42,873)	(73,478)	(33,769)
Deferred income tax (benefit) expense	(288,754)	(135,491)	5,862
(Gain) loss on:
Disposition of premises and equipment	(3,392)	(8,619)	(5,526)
Sale and valuation adjustments of investment securities	(2,110)	1,707	(10,844)
Sale of loans, including valuation adjustments on loans held-for-sale and mortgage banking activities	22,411	(48,765)	(30,891)
Sale of equity method investment	-	-	(16,907)
Sale of stock in equity method investee	(416,113)	-	-
Sale of other assets	-	(2,545)	-
Sale of foreclosed assets, including write-downs	50,740	(4,511)	(2,426)
Acquisitions of loans held-for-sale	(390,018)	(417,108)	(346,004)
Proceeds from sale of loans held-for-sale	218,379	325,014	165,335
Net originations on loans held-for-sale	(1,049,474)	(1,233,240)	(793,094)
Net (increase) decrease in:
Trading securities	1,430,835	1,387,910	1,143,029
Accrued income receivable	(5,809)	(519)	25,449
Other assets	2,827	(19,390)	24,755
Net increase (decrease) in:
Interest payable	(2,466)	(9,164)	(12,471)
Pension and other postretirement benefits obligation	10,635	(40,241)	(111,288)
Other liabilities	(26,952)	1,848	(87,634)

Total adjustments	219,978	278,851	525,348

Net cash provided by operating activities	819,305	524,126	676,673

Cash flows from investing activities:
Net decrease (increase) in money market investments	227,127	290,594	(396,879)
Purchases of investment securities:
Available-for-sale	(2,257,976)	(1,843,922)	(1,357,080)
Held-to-maturity	(250)	(25,792)	(74,538)
Other	(178,093)	(212,419)	(172,775)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	1,823,474	1,636,723	1,360,386
Held-to-maturity	4,632	9,751	67,236
Other	181,784	206,856	154,114
Proceeds from sale of investment securities:
Available-for-sale	5,438	52,058	262,443
Other	-	-	5,094
Net repayments on loans	680,819	629,006	1,136,058
Proceeds from sale of loans	333,021	68,396	293,109
Acquisition of loan portfolios	(1,592,603)	(1,357,628)	(1,131,388)
Net payments from FDIC under loss sharing agreements	396,223	462,016	561,111
Cash paid related to business acquisitions	-	-	(855)
Return of capital from equity method investments	491	151,196	-
Net proceeds from sale of equity method investment	-	-	31,503
Proceeds from sale of stock in equity method investee	481,377	-	-
Mortgage servicing rights purchased	(45)	(2,231)	(1,732)
Acquisition of premises and equipment	(38,573)	(54,899)	(50,043)
Proceeds from sale of:
Premises and equipment	10,090	19,841	14,939
Other productive assets	-	1,026	-

Foreclosed assets	226,063	206,070	198,490

Net cash provided by investing activities	302,999	236,642	899,193

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	(323,404)	(969,596)	1,179,943
Assets sold under agreements to repurchase	(357,460)	(124,345)	(271,453)
Other short-term borrowings	(235,000)	340,000	(68,022)
Payments of notes payable	(332,031)	(214,898)	(2,769,477)
Proceeds from issuance of notes payable	106,739	106,923	432,568
Proceeds from issuance of common stock	6,860	9,402	7,690
Dividends paid	(3,723)	(3,723)	(3,723)
Net payments for repurchase of common stock	(437)	(450)	(483)

Net cash used in financing activities	(1,138,456)	(856,687)	(1,492,957)

Net (decrease) increase in cash and due from banks	(16,152)	(95,919)	82,909
Cash and due from banks at beginning of period	439,363	535,282	452,373

Cash and due from banks at end of period	$423,211	$439,363	$535,282

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial

Statements

Note 1 – Nature of operations

Popular, Inc. (the “Corporation”) is a diversified, publicly owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the United States and the Caribbean. In Puerto Rico, the Corporation provides commercial and retail banking services, including mortgage loan originations, through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as investment banking, broker-dealer, auto and equipment leasing and financing, and insurance services through specialized subsidiaries. In the U.S. mainland, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. BPNA focuses efforts and resources on the core community banking business. BPNA operates branches in New York, California, Illinois, New Jersey and Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA. The BPNA branches operate under the name of Popular Community Bank. Note 42 to the consolidated financial statements presents information about the Corporation’s business segments.

Effective December 31, 2012, Popular Mortgage, which was a wholly-owned subsidiary of BPPR prior to that date, was merged with and into BPPR as part of an internal reorganization. The Corporation’s mortgage origination business continues to be conducted under the brand name Popular Mortgage.

On April 30, 2010, BPPR entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (the “FDIC”) to acquire certain assets and assume certain deposits and liabilities of Westernbank Puerto Rico (“Westernbank”), a Puerto Rico state-chartered bank headquartered in Mayaguez, Puerto Rico (the “Westernbank FDIC-assisted transaction”). Westernbank was a wholly-owned commercial bank subsidiary of W Holding Company, Inc. and operated in Puerto Rico. Refer to Note 11 – FDIC loss share assets and true-up payment obligation, to these consolidated financial statements for detailed information on this business combination.

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

Unconsolidated investments, in which there is at least 20% ownership, are generally accounted for by the equity method which the Corporation exercises significant influence, with earnings recorded in other operating income. These investments are included in other assets and the Corporation’s proportionate share of income or loss is included in other operating income. Those investments in which there is less than 20% ownership, are generally carried under the cost method of accounting, unless significant influence is exercised. Under the cost method, the Corporation recognizes income when dividends are received. Limited partnerships are accounted for by the equity method unless the investor’s interest is so “minor” that the limited partner may have virtually no influence over partnership operating and financial policies.

Statutory business trusts that are wholly-owned by the Corporation and are issuers of trust preferred securities are not consolidated in the Corporation’s consolidated financial statements.

On May 29, 2012, the Corporation effected a 1-for-10 reverse split of its common stock. The reverse split is described further in Note 24 to these consolidated financial statements. All share and per share information in the consolidated financial statements and accompanying notes have been adjusted to retroactively reflect the 1-for-10 reverse stock split.

During the quarter ended March 31, 2011, the Corporation sold certain residential mortgage loans of BPNA that were reclassified from held-in-portfolio to held-for-sale in December 2010. The loans were sold at a better price than the price used to determine their fair value at the time of reclassification to the held-for-sale category. At the time of sale, the Corporation classified $13.8 million of the impact of the better price as a recovery of the original write-down, which was booked as part of the activity in the allowance for loan losses. This included an out-of-period adjustment of $10.7 million since a portion of the sale was completed just prior to the release of the Corporation’s Form 10-K for the year ended December 31, 2010. After evaluating the quantitative and qualitative aspects of the misstatement and the out-of-period adjustment to the Corporation’s financial results, including consideration of the impact of the one-time adjustment to income tax expense of $103.3 million from the change in tax rate, offset by the $53.6 million tax benefit related to the timing of loan charge-offs for tax purposes described in Note 40 to the Corporation’s consolidated financial statements, management has determined that the misstatement and the out-of-period adjustment are not material to the 2010 and 2011 financial statements, respectively.

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

There were no significant business combinations during 2013, 2012 or 2011.

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

Reclassifications

Certain reclassifications have been made to the 2012 and 2011 consolidated financial statements to conform with the 2013 presentation. Such reclassifications did not have an effect on previously reported statement of operations and of cash flows.

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

Investment securities

Investment securities are classified in four categories and accounted for as follows:

—

Debt securities that the Corporation has the intent and ability to hold to maturity are classified as securities held-to-maturity and reported at amortized cost. The Corporation may not sell or transfer held-to-maturity securities without calling into question its intent to hold other debt securities to maturity, unless a nonrecurring or unusual event that could not have been reasonably anticipated has occurred. An investment in debt securities is considered impaired if the fair value of the investment is less than its amortized cost. For other-than-temporary impairments the Corporation assesses if it has both the intent and the ability to hold the security for a period of time sufficient to allow for an anticipated recovery in its fair value to its amortized cost. For other-than-temporary impairment not related to a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) for a held-to-maturity security is recognized in other comprehensive loss and amortized over the remaining life of the debt security. The amortized cost basis for a debt security is adjusted by the credit loss amount of other-than-temporary impairments.

—	Debt and equity securities classified as trading securities are reported at fair value, with unrealized gains and losses included in non-interest income.

—

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

—

Investments in equity or other securities that do not have readily available fair values are classified as other investment securities in the consolidated statements of financial condition, and are subject to impairment testing, if applicable. These securities are stated at the lower of cost or realizable value. The source of this value varies according to the nature of the investment, and is primarily obtained by the Corporation from valuation analyses prepared by third-parties or from information derived from financial statements available for the corresponding venture capital and mutual funds. Stock that is owned by the Corporation to comply with regulatory requirements, such as Federal Reserve Bank and Federal Home Loan Bank (“FHLB”) stock, is included in this category, and their realizable value equals their cost.

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

For non-exchange traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair may require significant management judgment or estimation.

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

The Corporation’s assessment of the allowance for loan losses is determined in accordance with the guidance of loss contingencies in ASC Subtopic 450-20 and loan impairment guidance in ASC Section 310-10-35. Also, the Corporation determines the allowance for loan losses on purchased impaired loans and purchased loans accounted for under ASC Subtopic 310-30 by analogy, by evaluating decreases in expected cash flows after the acquisition date.

The accounting guidance provides for the recognition of a loss allowance for groups of homogeneous loans. The determination for general reserves of the allowance for loan losses includes the following principal factors:

—

Base net loss rates, which are based on the moving average of annualized net loss rates computed over a 3-year historical loss period for the commercial and construction loan portfolios, and an 18-month period for the consumer and mortgage loan portfolios. The base net loss rates are applied by loan type and by legal entity.

—

Recent loss trend adjustment, which replaces the base loss rate with a 12-month average loss rate for the commercial, construction and legacy loan portfolios and 6-month average loss rate for the consumer and mortgage loan portfolios, when these trends are higher than the respective base loss rates, up to a determined cap in the case of consumer and mortgage loan portfolios. The objective of this adjustment is to allow for a more recent loss trend to be captured and reflected in the ALLL estimation process, while limiting excessive pro-cyclicality on changing economic periods using caps for the consumer and mortgage portfolios given the shorter six month look back window. These caps are calibrated annually at the end of each year and consistently applied until the next annual review. As part of the periodic review of the adequacy of the ALLL models and related assumptions, management monitors and reviews the loan segments for which the caps are being triggered in order to assess the reasonability of the cap in light of the risk profile of the portfolio and current credit and loss trends. Upon the completion of these qualitative reviews, management may make reserve adjustments that may partially or fully override the effect of the caps, if warranted. The caps are determined by measuring historic periods in which the recent loss trend adjustment rates were higher than the base loss rates and setting the cap at a percentile of the historic trend loss rates.

For the period ended December 31, 2013, the recent loss trend adjustment caps for the consumer and mortgage portfolios were triggered in only one portfolio segment within the Puerto Rico consumer portfolio. Management assessed the impact of the applicable cap through a review of qualitative factors that specifically considered the drivers of recent loss trends and changes to the portfolio composition. The related effect of the aforementioned cap was immaterial for the overall level of the Allowance for Loan and Lease Losses for the Puerto Rico consumer portfolio.

For the period ended December 31, 2012, the recent loss trend adjustment caps for the consumer and mortgage portfolios were triggered in three consumer portfolio segments and one mortgage portfolio segment in the Puerto Rico region, and three consumer portfolio segments in the US region. Management assessed the adequacy of the applicable caps through a review of qualitative factors and recorded a $4 million qualitative offsetting adjustment that reversed the effect of the cap on the overall level of the Allowance for Loan and Lease Losses for the Puerto Rico mortgage portfolio. This offsetting adjustment considered the aforementioned review of qualitative factors, specifically, the 2012 revision to the Corporation’s charge-off policy that resulted in higher loss trends for this portfolio. The related effect of the aforementioned Puerto Rico and US region caps was immaterial for the overall level of the Allowance for Loan and Lease Losses for the corresponding portfolios.

At December 31, 2012, the impact of the use of recent loss trend adjustment caps on the overall level of Allowance for Loan and Lease Losses for the commercial portfolio was immaterial. The use of recent loss trend adjustment caps in the commercial portfolio was eliminated in the second quarter of 2013.

For the period ended December 31, 2013, 27% (2012 – 32%) of the ALLL for BPPR non-covered loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was mainly concentrated in the commercial multi-family, leasing, and auto loan portfolios for 2013, and in the commercial multi-family, commercial and industrial, construction, credit cards, and personal loan portfolios for 2012.

For the period ended December 31, 2013, 29% (2012 – 8%) of the ALLL for BPNA loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was mainly concentrated in the commercial multi-family, commercial real estate non-owner occupied, commercial and industrial and legacy loan portfolios for 2013, and in the construction and legacy loan portfolios for 2012.

—

Environmental factors, which include credit and macroeconomic indicators such as unemployment rate, economic activity index and delinquency rates, were adopted to account for current market conditions that are likely to cause estimated credit losses to differ from historical losses. The Corporation reflects the effect of these environmental factors on each loan group as an adjustment that, as appropriate, increases or decreases the historical loss rate applied to each group. Environmental factors provide updated perspective on credit and economic conditions. Regression analysis was used to select these indicators and quantify the effect on the general reserve of the allowance for loan losses.

During the second quarter of 2013, management enhanced the estimation process for evaluating the adequacy of the general reserve component of the allowance for loan losses. The enhancements to the ALLL methodology, which are described in the paragraphs below, were implemented as of June 30, 2013 and resulted in a net increase to the allowance for loan losses of $11.8 million for the non-covered portfolio and $7.5 million for the covered portfolio.

Management made the following principal changes to the methodology during the second quarter of 2013:

—

Incorporated risk ratings to establish a more granular stratification of the commercial, construction and legacy loan portfolios to enhance the homogeneity of the loan classes. Prior to the second quarter enhancements, the Corporation’s loan segmentation was based on product type, line of business and legal entity. During the second quarter of 2013, lines of business were simplified and a regulatory risk classification level was added. These changes increased the homogeneity of each portfolio and captured the higher potential for loan loss in the criticized and substandard accruing categories.

These enhancements resulted in a decrease to the allowance for loan losses of $42.9 million at June 30, 2013, which consisted of a $35.7 million decrease in the non-covered BPPR segment and a $7.2 million reduction in the BPNA segment.

—

Recalibration and enhancements of the environmental factors adjustment. The environmental factor adjustments are developed by performing regression analyses on selected credit and economic indicators for each applicable loan segment. Prior to the second quarter enhancements, these adjustments were applied in the form of a set of multipliers and weights assigned to credit and economic indicators. During the second quarter of 2013, the environmental factor models used to account for changes in current credit and macroeconomic conditions, were enhanced and recalibrated based on the latest applicable trends. Also, as part of these enhancements, environmental factors are directly applied to the adjusted base loss rates using regression models based on particular credit data for the segment and relevant economic factors. These enhancements result in a more precise adjustment by having recalibrated models with improved statistical analysis and eliminating the multiplier concept that ensures that environmental factors are sufficiently sensitive to changing economic conditions.

The combined effect of the aforementioned changes to the environmental factors adjustment resulted in an increase to the allowance for loan losses of $52.5 million at June 30, 2013, of which $56.1 million related to the non-covered BPPR segment, offset in part by a $3.6 million reduction in the BPNA segment.

There were additional enhancements to the allowance for loan losses methodology which accounted for an increase of $9.7 million at June 30, 2013 at the BPPR segment. These enhancements included the elimination of the use of a cap for the commercial recent loss adjustment (12-month average), the incorporation of a minimum general reserve assumption for the commercial, construction and legacy portfolios with minimal or zero loss history, and the application of the enhanced ALLL framework to the covered loan portfolio.

A loan is impaired when, based on current information and events, it is probable that the principal and/or interest are not going to be collected according to the original contractual terms of the loan agreement. Current information and events include “environmental” factors, e.g. existing industry, geographical, economic and political factors. Probable means the future event or events which will confirm the loss or impairment of the loan is likely to occur.

According to the accounting guidance criteria for specific impairment of a loan, the Corporation defines as impaired loans those commercial and construction borrowers with total debt greater than or equal to $1 million classified as “Substandard Non-Accrual”, “Doubtful” or “Loss”, as well as non-accrual loans and trouble debt restructurings. Commercial and construction loans that originally met the Corporation’s threshold for impairment identification in a prior period, but due to charge-offs or payments are currently below the $1 million threshold and are still 90 days past due, except for TDRs, are accounted for under the Corporation’s general reserve methodology. Although the accounting codification guidance for specific impairment of a loan excludes large groups of smaller balance homogeneous loans that are collectively evaluated for impairment (e.g. mortgage and consumer loans), it specifically requires that loan modifications considered troubled debt restructurings (“TDRs”) be analyzed under its provisions. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate, the observable market price of the loan, if available, or the fair value of the collateral if the loan is collateral dependent. The fair value of the collateral is generally based on appraisals. The Corporation requests updated appraisal reports from pre-approved appraisers for loans that are considered impaired following the Corporation’s reappraisals policy. This policy requires updated appraisals for loans secured by real estate (including construction loans) either annually or every two years depending on the total exposure of the borrower. As a general procedure, the Corporation internally reviews appraisals as part of the underwriting and approval process and also for credits considered impaired.

Troubled debt restructurings

A restructuring constitutes a TDR when the Corporation separately concludes that both of the following conditions exist: 1) the restructuring constitute a concession and 2) the debtor is experiencing financial difficulties. The concessions stem from an agreement between the creditor and the debtor or are imposed by law or a court. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. A concession has been granted when, as a result of the restructuring, the Corporation does not expect to collect all amounts due, including interest accrued at the original contract rate. If the payment of principal is dependent on the value of collateral, the current value of the collateral is taken into consideration in determining the amount of principal to be collected; therefore, all factors that changed are considered to determine if a concession was granted, including the change in the fair value of the underlying collateral that may be used to repay the loan. Classification of loan modifications as TDRs involves a degree of judgment. Indicators that the debtor is experiencing financial difficulties which are considered include: (i) the borrower is currently in default on any of its debt or it is probable that the borrower would be in payment default on any of its debt in the foreseeable future without the modification; (ii) the borrower has declared or is in the process of declaring bankruptcy; (iii) there is significant doubt as to whether the borrower will continue to be a going concern; (iv) the borrower has securities that have been delisted, are in the process of being delisted, or are under threat of being delisted from an exchange; (v) based on estimates and projections that only encompass the borrower’s current business capabilities, it is forecasted that the entity-specific cash flows will be insufficient to service the debt (both interest and principal) in accordance with the contractual terms of the existing agreement through maturity; and (vi) absent the current modification, the borrower cannot obtain funds from sources other than the existing creditors at an effective interest rate equal to the current market interest rate for similar debt for a non-troubled debtor. The identification of TDRs is critical in the determination of the adequacy of the allowance for loan losses. Loans classified as TDRs may be excluded from TDR status if performance under the restructured terms exists for a reasonable period (at least twelve months of sustained performance) and the loan yields a market rate.

A loan may be restructured in a troubled debt restructuring into two (or more) loan agreements, for example, Note A and Note B. Note A represents the portion of the original loan principal amount that is expected to be fully collected along with contractual interest. Note B represents the portion of the original loan that may be considered uncollectible and charged-off, but the obligation is not forgiven to the borrower. Note A may be returned to accrual status provided all of the conditions for a TDR to be returned to accrual status are met. The modified loans are considered TDRs and thus, are evaluated under the framework of ASC Section 310-10-35 as long as the loans are not part of a pool of loans accounted for under ASC Subtopic 310-30.

Refer to Note 10 to the consolidated financial statements for additional qualitative information on TDRs and the Corporation’s determination of the allowance for loan losses.

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

FDIC loss share indemnification asset and true-up payment obligation (contingent consideration)

The FDIC loss share indemnification asset was initially recorded at fair value. Fair value was estimated using projected cash flows related to the loss sharing agreements.

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

The true-up payment obligation associated with the loss share agreements is accounted for at fair value in accordance with ASC Section 805-30-25-6 as it is considered contingent consideration. The true-up payment obligation is included as part of other liabilities in the consolidated statements of financial condition. Any changes in the carrying value of the obligation are included in the category of FDIC loss share income (expense) in the consolidated statements of operations.

Refer to Note 11 for additional information on the FDIC loss share indemnification asset and true-up payment obligation.

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

All separately recognized servicing assets are initially recognized at fair value. For subsequent measurement of servicing rights, the Corporation has elected the fair value method for mortgage loans servicing rights (“MSRs”) while all other servicing assets, particularly those related to Small Business Administration (“SBA”) commercial loans, follow the amortization method. Under the fair value measurement method, MSRs are recorded at fair value each reporting period, and changes in fair value are reported in mortgage banking activities in the consolidated statement of operations. Under the amortization method, servicing assets are amortized in proportion to, and over the period of, estimated servicing income, and assessed for impairment based on fair value at each reporting period. Contractual servicing fees including ancillary income and late fees, as well as fair value adjustments, and impairment losses, if any, are reported in mortgage banking activities in the consolidated statement of operations. Loan servicing fees, which are based on a percentage of the principal balances of the loans serviced, are credited to income as loan payments are collected.

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

The Corporation capitalizes interest cost incurred in the construction of significant real estate projects, which consist primarily of facilities for its own use or intended for lease. The amount of interest cost capitalized is to be an allocation of the interest cost incurred during the period required to substantially complete the asset. The interest rate for capitalization purposes is to be based on a weighted average rate on the Corporation’s outstanding borrowings, unless there is a specific new borrowing associated with the asset. Interest cost capitalized for the years ended December 31, 2013, 2012 and 2011 was not significant.

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

Guarantees, including indirect guarantees of indebtedness of others

The Corporation, as a guarantor, recognizes at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Refer to Note 27 to the consolidated financial statements for further disclosures on guarantees.

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

The Corporation holds interests in Centro Financiero BHD, S.A. (“BHD”) in the Dominican Republic. Some of the business of BHD is conducted in the country’s foreign currency. The resulting foreign currency translation adjustment from these operations is reported in accumulated other comprehensive loss. During 2011, the Corporation sold its equity investments in Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”) and Serfinsa, which businesses were also conducted on their countries foreign currency. Additionally, during 2013, the Corporation sold its investment in Tarjetas y Transacciones en Red Tranred, C.A. (formerly EVERTEC DE VENEZUELA, C.A.) which was written-down during 2011 as the Corporation determined to wind-down those operations.

Refer to the disclosure of accumulated other comprehensive loss included in the Note 26 for the outstanding balances of the foreign currency translation adjustments at December 31, 2013 and 2012.

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

Note 3 – New accounting pronouncements

FASB Accounting Standards Update 2014-04, Receivables-Troubled Debt Restructuring by Creditors (SubTopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (“ASU 2014-04”)

The FASB issued ASU 2014-04 in January 2014 which clarifies when a creditor should be considered to have received physical possession of a residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate property recognized.

The amendments of this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: a) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure; or b) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement.

The amendment of this guidance requires interim and annual disclosures of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction.

ASU 2014-04 is effective for annual periods, and interim periods within those years, beginning after December 15, 2014. The amendments in this ASU can be elected using either a modified retrospective transition method or a prospective transition method. Early adoption is permitted.

The Corporation does not anticipate that the adoption of this guidance will have a material effect on its consolidated statements of financial condition or results of operations.

FASB Accounting Standards Update 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”)

The FASB issued ASU 2013-11 in July 2013 which requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. When a net operating loss, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional taxes that would result from the disallowance of a tax position, or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purposes, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. Currently, there is no explicit guidance under U.S. GAAP on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amendment of this guidance does not require new recurring disclosures.

ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this guidance is not expected to have a material effect on the Corporation’s consolidated financial statements.

FASB Accounting Standards Update 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes (“ASU 2013-10”)

The FASB issued ASU 2013-10 in July 2013 which permits the use of the Overnight Index Swap Rate (OIS), also referred to as the Fed Funds Effective Swap Rate as a U.S. GAAP benchmark interest rate for hedge accounting purposes under Topic 815. Currently, only the interest rates on direct Treasury obligations of the U.S. government (UST) and the London Interbank Offered Rate (LIBOR) swap rate are considered benchmark interest rates in the United States. This update also removes the restriction on using different benchmark rates for similar hedges. Including the Fed Funds Effective Swap Rate as an acceptable U.S. benchmark interest rate in addition to UST and LIBOR will provide risk managers with a more comprehensive spectrum of interest rate resets to utilize as the designated interest risk component under the hedge accounting guidance in Topic 815.

The amendments of this ASU are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013.

The adoption of this guidance has not had a material effect on its consolidated statements of financial condition or results of operations.

FASB Accounting Standards Update 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment Upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU 2013-05”)

The FASB issued ASU 2013-05 in March 2013 which clarifies the applicable guidance for the release of the cumulative translation adjustment. When a reporting entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity, the parent is required to apply the guidance in ASC subtopic 830-30 to release any related cumulative translation adjustment into net income. Accordingly, the cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets has resided.

For an equity method investment that is a foreign entity, the partial sale guidance in ASC Section 830-30-40 still applies. As such, a pro rata portion of the cumulative translation adjustment should be released into net income upon a partial sale of such equity method investment. However, this treatment does not apply to an equity method investment that is not a foreign entity. In those instances, the cumulative translation adjustment is released into net income only if the partial sale represents a complete or substantially complete liquidation of the foreign entity that contains the equity method investment.

Additionally, the amendments in this ASU clarify that the sale of an investment in a foreign entity includes both: (1) events that result in the loss of a controlling financial interest in a foreign entity and (2) events that result in an acquirer obtaining control of an acquiree in which it held an equity interest immediately before the acquisition date. Accordingly, the cumulative translation adjustment should be released into net income upon the occurrence of those events.

ASU 2013-05 is effective for fiscal years and interim periods within those years, beginning on or after December 15, 2013. The amendments should be applied prospectively to derecognition events occurring after the effective date. Prior periods should not be adjusted.

The adoption of this guidance is not expected to have a material effect on the Corporation’s consolidated financial statements.

Note 4 - Restrictions on cash and due from banks and certain securities

The Corporation’s banking subsidiaries, BPPR and BPNA, are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank of New York (the “Fed”) or other banks. Those required average reserve balances amounted to $992 million at December 31, 2013 (December 31, 2012 - $952 million). Cash and due from banks, as well as other short-term, highly liquid securities, are used to cover the required average reserve balances.

At December 31, 2013 the Corporation held $44 million in restricted assets in the form of funds deposited in money market accounts, trading account securities and investment securities available for sale (December 31, 2012 - $41 million). The amounts held in trading account securities and investment securities available for sale consist primarily of restricted assets held for the Corporation’s non-qualified retirement plans and fund deposits guaranteeing possible liens or encumbrances over the title of insured properties.

Note 5 - Securities purchased under agreement to resell

The securities purchased underlying the agreements to resell were delivered to, and are held by, the Corporation. The counterparties to such agreements maintain effective control over such securities. The Corporation is permitted by contract to repledge the securities, and has agreed to resell to the counterparties the same or substantially similar securities at the maturity of the agreements.

The fair value of the collateral securities held by the Corporation on these transactions at December 31, was as follows:

(In thousands)	2013	2012

Repledged	$189,308	$227,245

Not repledged	20,734	13,234

Total	$210,042	$240,479

The repledged securities were used as underlying securities for repurchase agreement transactions.

Note 6 – Pledged assets

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

(In thousands)	December 31, 2013	December 31, 2012

Investment securities available-for-sale, at fair value	$1,638,558	$1,606,683

Investment securities held-to-maturity, at amortized cost	35,000	25,000

Loans held-for-sale measured at lower of cost or fair value	363	132

Loans held-in-portfolio covered under loss sharing agreements with the FDIC	407,257	452,631

Loans held-in-portfolio not covered under loss sharing agreements with the FDIC	9,108,984	8,358,456

Total pledged assets	$11,190,162	$10,442,902

Pledged securities that the creditor has the right by custom or contract to repledge are presented separately on the consolidated statements of financial condition.

At December 31, 2013, the Corporation had $ 1.0 billion in investment securities available-for-sale and $ 0.5 billion in loans that served as collateral to secure public funds (December 31, 2012 - $ 1.2 billion and $ 0.3 billion, respectively).

At December 31, 2013, the Corporation’s banking subsidiaries had short-term and long-term credit facilities authorized with the Federal Home Loan Bank system (the “FHLB”) aggregating to $3.0 billion (December 31, 2012 - $2.8 billion). Refer to Notes 20 and 21 to the consolidated financial statements for borrowings outstanding under these credit facilities. At December 31, 2013, the credit facilities authorized with the FHLB were collateralized by $ 4.5 billion in loans held-in-portfolio (December 31, 2012 - $ 3.8 billion). Also, at December 31, 2013, the Corporation’s banking subsidiaries had a borrowing capacity at the Federal Reserve (“Fed”) discount window of $3.4 billion, which remained unused as of such date ( December 31, 2012 - $3.1 billion). The amount available under these credit facilities with the Fed is dependent upon the balance of loans and securities pledged as collateral. At December 31, 2013, the credit facilities with the Fed discount window were collateralized by $ 4.5 billion in loans held-in-portfolio (December 31, 2012 - $ 4.7 billion). These pledged assets are included in the above table and were not reclassified and separately reported in the consolidated statements of financial condition.

In addition, at December 31, 2013 trades receivables from brokers and counterparties amounting to $69 million were pledged to secure repurchase agreements (December 31, 2012 - $133 million).

Note 7 – Investment securities available-for-sale

The following table presents the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities available-for-sale at December 31, 2013 and 2012.

	At December 31, 2013

(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield

U.S. Treasury securities
After 1 to 5 years	$26,474	$2,008	$-	$28,482	3.85%

Total U.S. Treasury securities	26,474	2,008	-	28,482	3.85

Obligations of U.S. Government sponsored entities
Within 1 year	25,021	39	-	25,060	1.85
After 1 to 5 years	1,087,453	1,678	12,715	1,076,416	1.26
After 5 to 10 years	528,611	100	21,742	506,969	1.52
After 10 years	23,000	-	2,240	20,760	3.12

Total obligations of U.S. Government sponsored entities	1,664,085	1,817	36,697	1,629,205	1.38

Obligations of Puerto Rico, States and political subdivisions
After 1 to 5 years	6,228	45	85	6,188	4.64

After 5 to 10 years	23,147	-	1,978	21,169	6.33
After 10 years	48,803	29	9,812	39,020	5.84

Total obligations of Puerto Rico, States and political subdivisions	78,178	74	11,875	66,377	5.89

Collateralized mortgage obligations - federal agencies
After 1 to 5 years	5,131	101	-	5,232	1.79
After 5 to 10 years	31,613	921	-	32,534	2.98
After 10 years	2,438,021	18,532	76,023	2,380,530	2.05

Total collateralized mortgage obligations - federal agencies	2,474,765	19,554	76,023	2,418,296	2.06

Collateralized mortgage obligations - private label
After 10 years	509	4	-	513	3.78

Total collateralized mortgage obligations - private label	509	4	-	513	3.78

Mortgage-backed securities
Within 1 year	419	24	-	443	3.14
After 1 to 5 years	15,921	833	-	16,754	4.50
After 5 to 10 years	62,373	3,058	1,214	64,217	4.12
After 10 years	1,007,733	50,807	4,313	1,054,227	3.93

Total mortgage-backed securities	1,086,446	54,722	5,527	1,135,641	3.95

Equity securities (without contractual maturity)	3,178	1,109	171	4,116	4.06

Other
After 1 to 5 years	9,638	-	141	9,497	1.68
After 10 years	2,604	69	-	2,673	3.61

Total other	12,242	69	141	12,170	2.09

Total investment securities available-for-sale	$5,345,877	$79,357	$130,434	$5,294,800	2.30%

	At December 31, 2012

(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield

U.S. Treasury securities
Within 1 year	$7,018	$20	$-	$7,038	1.67%
After 1 to 5 years	27,236	2,964	-	30,200	3.83

Total U.S. Treasury securities	34,254	2,984	-	37,238	3.39

Obligations of U.S. Government sponsored entities
Within 1 year	460,319	7,614	-	467,933	3.82
After 1 to 5 years	167,177	2,057	-	169,234	1.59
After 5 to 10 years	456,480	3,263	592	459,151	1.74

Total obligations of U.S. Government sponsored entities	1,083,976	12,934	592	1,096,318	2.60

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	5,220	26	-	5,246	3.08
After 1 to 5 years	6,254	130	39	6,345	4.65
After 5 to 10 years	5,513	-	36	5,477	3.79
After 10 years	37,265	648	-	37,913	5.38

Total obligations of Puerto Rico, States and political subdivisions	54,252	804	75	54,981	4.91

Collateralized mortgage obligations - federal agencies
After 1 to 5 years	4,927	35	-	4,962	1.48
After 5 to 10 years	39,897	1,794	-	41,691	2.94
After 10 years	2,270,184	50,740	512	2,320,412	2.21

Total collateralized mortgage obligations - federal agencies	2,315,008	52,569	512	2,367,065	2.22

Collateralized mortgage obligations - private label
After 10 years	2,414	59	-	2,473	4.59

Total collateralized mortgage obligations - private label	2,414	59	-	2,473	4.59

Mortgage-backed securities
Within 1 year	288	13	-	301	3.47
After 1 to 5 years	3,838	191	-	4,029	4.12
After 5 to 10 years	81,645	6,207	-	87,852	4.71
After 10 years	1,297,585	93,509	129	1,390,965	4.18

Total mortgage-backed securities	1,383,356	99,920	129	1,483,147	4.21

Equity securities (without contractual maturity)	6,507	909	10	7,406	3.46

Other
After 1 to 5 years	9,992	-	207	9,785	1.67
After 5 to 10 years	18,032	3,675	-	21,707	11.00
After 10 years	3,945	136	-	4,081	3.62

Total other	31,969	3,811	207	35,573	7.17

Total investment securities available-for-sale	$4,911,736	$173,990	$1,525	$5,084,201	2.94%

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

The following table presents the aggregate amortized cost and fair value of investment securities available-for-sale at December 31, 2013, by contractual maturity.

(In thousands)	Amortized cost	Fair value

Within 1 year	$25,440	$25,503

After 1 to 5 years	1,150,845	1,142,569

After 5 to 10 years	645,744	624,889

After 10 years	3,520,670	3,497,723

Total	5,342,699	5,290,684

Equity securities	3,178	4,116

Total investment securities available-for-sale	$5,345,877	$5,294,800

During the year ended December 31, 2013, the Corporation sold equity securities for a realized gain of $2.1 million. Proceeds from the sale of investment securities available-for-sale during 2013 were $ 5.4 million (2012 - $ 52.1 million). Gross realized gains and losses on the sale of investment securities available-for-sale, for the years ended December 31, 2013, 2012 and 2011 were as follows:

	Years ended December 31,
(In thousands)	2013	2012	2011

Gross realized gains	$2,110	$65	$8,514

Gross realized losses	-	(1,684)	(130)

Net realized gains (losses) on sale of investment securities available-for-sale	$2,110	$(1,619)	$8,384

The following tables present the Corporation’s fair value and gross unrealized losses of investment securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2013, and 2012.

	At December 31, 2013

	Less than 12 months		12 months or more		Total

(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses

Obligations of U.S. Government sponsored entities	$1,326,866	$32,457	$69,257	$4,240	$1,396,123	$36,697

Obligations of Puerto Rico, States and political subdivisions	54,256	11,685	8,330	190	62,586	11,875

Collateralized mortgage obligations - federal agencies	1,567,654	70,378	96,676	5,645	1,664,330	76,023

Mortgage-backed securities	105,455	4,762	7,225	765	112,680	5,527

Equity securities	1,657	171	-	-	1,657	171

Other	-	-	9,497	141	9,497	141

Total investment securities available-for-sale in an unrealized loss position	$3,055,888	$119,453	$190,985	$10,981	$3,246,873	$130,434

	At December 31, 2012

	Less than 12 months		12 months or more		Total

(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses

Obligations of U.S. Government sponsored entities	$139,278	$592	$-	$-	$139,278	$592

Obligations of Puerto Rico, States and political subdivisions	6,229	44	2,031	31	8,260	75

Collateralized mortgage obligations - federal agencies	170,136	512	-	-	170,136	512

Mortgage-backed securities	7,411	90	983	39	8,394	129

Equity securities	-	-	51	10	51	10

Other	9,785	207	-	-	9,785	207

Total investment securities available-for-sale in an unrealized loss position	$332,839	$1,445	$3,065	$80	$335,904	$1,525

As of December 31, 2013, the available-for-sale investment portfolio reflects gross unrealized losses of approximately $130 million, driven by US Agency Collateralized Mortgage Obligations, obligations from the U.S. Government sponsored entities, and obligations of the Puerto Rico Government and its political subdivisions. As part of its analysis for all US Agencies’ securities, management considers the US Agency guarantee. The portfolio of obligations of the Puerto Rico Government is comprised of securities with specific sources of income or revenues identified for repayments. The Corporation performs periodic credit quality reviews on these issuers.

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

At December 31, 2013, management performed its quarterly analysis of all debt securities in an unrealized loss position. Based on the analyses performed, management concluded that no individual debt security was other-than-temporarily impaired as of such date. At December 31, 2013, the Corporation did not have the intent to sell debt securities in an unrealized loss position and it is not more likely than not that the Corporation will have to sell the investment securities prior to recovery of their amortized cost basis. Also, management evaluated the Corporation’s portfolio of equity securities at December 31, 2013. No other-than-temporary impairment losses on equity securities were recorded during the year ended December 31, 2013. Management has the intent and ability to hold the investments in equity securities that are at a loss position at December 31, 2013, for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.

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

	2013		2012

(In thousands)	Amortized cost	Fair value	Amortized cost	Fair value

FNMA	$2,318,171	$2,266,610	$1,594,933	$1,634,927

FHLB	336,933	326,220	520,127	528,287

Freddie Mac	1,434,346	1,418,216	1,198,969	1,221,863

Note 8 – Investment securities held-to-maturity

The following tables present the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities held-to-maturity at December 31, 2013 and 2012.

	At December 31, 2013

(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	$12,570	$-	$12	$12,558	2.06%
After 1 to 5 years	12,060	-	984	11,076	5.91
After 5 to 10 years	20,015	-	5,251	14,764	6.06
After 10 years	69,236	257	13,179	56,314	2.43

Total obligations of Puerto Rico, States and political subdivisions	113,881	257	19,426	94,712	3.40

Collateralized mortgage obligations - federal agencies
After 10 years	115	7	-	122	5.45

Total collateralized mortgage obligations - federal agencies	115	7	-	122	5.45

Other
Within 1 year	26,000	-	645	25,355	3.41
After 1 to 5 years	500	-	1	499	1.33

Total other	26,500	-	646	25,854	3.37

Total investment securities held-to-maturity	$140,496	$264	$20,072	$120,688	3.40%

	At December 31, 2012

(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	$2,420	$8	$-	$2,428	5.74%
After 1 to 5 years	21,335	520	19	21,836	3.63
After 5 to 10 years	18,780	866	5	19,641	6.03
After 10 years	73,642	449	438	73,653	5.35

Total obligations of Puerto Rico, States and political subdivisions	116,177	1,843	462	117,558	5.15

Collateralized mortgage obligations - federal agencies
After 10 years	140	4	-	144	5.45

Total collateralized mortgage obligations - federal agencies	140	4	-	144	5.45

Other
Within 1 year	250	-	-	250	0.86
After 1 to 5 years	26,250	31	-	26,281	3.40

Total other	26,500	31	-	26,531	3.38

Total investment securities held-to-maturity	$142,817	$1,878	$462	$144,233	4.82%

Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.

The following table presents the aggregate amortized cost and fair value of investments securities held-to-maturity at December 31, 2013, by contractual maturity.

(In thousands)	Amortized cost	Fair value

Within 1 year	$38,570	$37,913

After 1 to 5 years	12,560	11,575

After 5 to 10 years	20,015	14,764

After 10 years	69,351	56,436

Total investment securities held-to-maturity	$140,496	$120,688

The following tables present the Corporation’s fair value and gross unrealized losses of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2013 and 2012:

	At December 31, 2013

	Less than 12 months		12 months or more		Total

(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses

Obligations of Puerto Rico, States and political subdivisions	$60,028	$12,180	$13,044	$7,246	$73,072	$19,426
Other	24,604	646	-	-	24,604	646

Total investment securities held-to-maturity in an unrealized loss position	$84,632	$12,826	$13,044	$7,246	$97,676	$20,072

	At December 31, 2012

	Less than 12 months		12 months or more		Total

(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses

Obligations of Puerto Rico, States and political subdivisions	$2,365	$35	$19,118	$427	$21,483	$462

Total investment securities held-to-maturity in an unrealized loss position	$2,365	$35	$19,118	$427	$21,483	$462

As indicated in Note 7 to these consolidated financial statements, management evaluates investment securities for OTTI declines in fair value on a quarterly basis.

The “Obligations of Puerto Rico, States and political subdivisions” classified as held-to-maturity at December 31, 2013 are primarily associated with securities issued by municipalities of Puerto Rico and are generally not rated by a credit rating agency. This includes $64 million of securities issued by three municipalities of Puerto Rico that are payable from the real and personal property taxes collected within such municipalities. These bonds have seniority to the payment of operating cost and expenses of the municipality. The portfolio also includes approximately $40 million in securities for which the underlying source of payment is not the central government, but in which it provides a guarantee in the event of default. In February 2014, the three principal nationally recognized rating agencies (Moody’s Investor Services, Standard and Poor’s and Fitch Ratings) downgraded the general-obligation bonds of the Commonwealth and other obligations of Puerto Rico instrumentalities to non-investment grade categories, citing concerns about financial flexibility and a reduced capacity to borrow in the financial markets. The Corporation performs periodic credit quality reviews on these issuers. The Corporation does not have the intent to sell securities held-to-maturity and it is not more likely than not that the Corporation will have to sell these investment securities prior to recovery of their amortized cost basis.

Note 9 – Loans

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

The following table presents the composition of non-covered loans held-in-portfolio (“HIP”), net of unearned income, at December 31, 2013 and December 31, 2012.

(In thousands)	December 31, 2013	December 31, 2012

Commercial multi-family	$ 1,175,937	$ 1,021,780
Commercial real estate non-owner occupied	2,970,505	2,634,432
Commercial real estate owner occupied	2,166,545	2,608,450
Commercial and industrial	3,724,197	3,593,540
Construction	206,084	252,857
Mortgage	6,681,476	6,078,507
Leasing	543,761	540,523
Legacy[2]	211,135	384,217
Consumer:
Credit cards	1,185,272	1,198,213
Home equity lines of credit	478,211	491,035
Personal	1,349,119	1,388,911
Auto	699,980	561,084
Other	219,644	229,643

Total loans held-in-portfolio[1]	$ 21,611,866	$ 20,983,192

[1]	Non-covered loans held-in-portfolio at December 31, 2013 are net of $92 million in unearned income and exclude $110 million in loans held-for-sale (December 31, 2012 - $97 million in unearned income and $354 million in loans held-for-sale).

[2]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

The following table presents the composition of covered loans at December 31, 2013 and December 31, 2012.

(In thousands)	December 31, 2013	December 31, 2012

Commercial real estate	$ 1,710,229	$ 2,077,411
Commercial and industrial	102,575	167,236
Construction	190,127	361,396
Mortgage	934,373	1,076,730
Consumer	47,123	73,199

Total loans held-in-portfolio	$ 2,984,427	$ 3,755,972

The following table provides a breakdown of loans held-for-sale (“LHFS”) at December 31, 2013 and December 31, 2012 by main categories.

(In thousands)	December 31, 2013	December 31, 2012

Commercial	$ 603	$ 16,047

Construction	-	78,140

Legacy	-	2,080

Mortgage	109,823	258,201

Total loans held-for-sale	$ 110,426	$ 354,468

During the year ended December 31, 2013, the Corporation recorded purchases (including repurchases) of mortgage loans amounting to $1.9 billion (2012 - $1.5 billion). This includes two bulk purchases of $761 million in mortgage loans to financial institutions in Puerto Rico. During the year ended December 31, 2013, there were no purchases of construction loans (2012 - $1 million). Also, the Corporation recorded purchases of $42 million in consumer loans during the year ended December 31, 2013 (2012 - $265 million). The Corporation recorded purchases of $15 million in commercial loans during the year ended December 31, 2013 (2012 - $18 million).

The Corporation performed whole-loan sales involving approximately $661 million of residential mortgage loans during the year ended December 31, 2013 (2012 - $315 million), these sales included a loan bulk sale with a book value of $435 million. Also, the Corporation securitized approximately $920 million of mortgage loans into Government National Mortgage Association (“GNMA”) mortgage-backed securities during the year ended December 31, 2013 (2012 - $839 million). Furthermore, the Corporation securitized approximately $438 million of mortgage loans into Federal National Mortgage Association (“FNMA”) mortgage-backed securities during the year ended December 31, 2013 (2012 - $454 million). Also, the Corporation securitized approximately $33 million of mortgage loans into Federal Home Loan Mortgage Corporation (“FHLMC”) mortgage-backed securities during the year ended December 31, 2013 (2012 - $38 million). The Corporation sold commercial and construction loans with a book value of approximately $421 million during the year ended December 31, 2013 (2012 - $60 million), these sales included a loan bulk sale with a book value of $401 million.

Non-covered loans

The following tables present non-covered loans held-in-portfolio by loan class that are in non-performing status or are accruing interest but are past due 90 days or more at December 31, 2013 and 2012. Accruing loans past due 90 days or more consist primarily of credit cards, FHA / VA and other insured mortgage loans, and delinquent mortgage loans which are included in the Corporation’s financial statements pursuant to GNMA’s buy-back option program. Servicers of loans underlying GNMA mortgage-backed securities must report as their own assets the defaulted loans that they have the option (but not the obligation) to repurchase, even when they elect not to exercise that option. Also, accruing loans past due 90 days or more include residential conventional loans purchased from another financial institution that, although delinquent, the Corporation has received timely payment from the seller / servicer, and, in some instances, have partial guarantees under recourse agreements. However, residential conventional loans purchased from another financial institution, which are in the process of foreclosure, are classified as non-performing mortgage loans.

At December 31, 2013

	Puerto Rico		U.S. mainland		Popular, Inc.

(In thousands)	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more

Commercial multi-family	$4,944	$-	$20,894	$-	$25,838	$-
Commercial real estate non-owner occupied	41,959	-	42,413	-	84,372	-
Commercial real estate owner occupied	83,441	-	23,507	-	106,948	-
Commercial and industrial	55,753	556	6,142	-	61,895	556
Construction	18,108	-	5,663	-	23,771	-
Mortgage[2][3]	206,389	395,645	26,292	-	232,681	395,645
Leasing	3,495	-	-	-	3,495	-
Legacy	-	-	15,050	-	15,050	-
Consumer:
Credit cards	-	20,313	486	-	486	20,313
Home equity lines of credit	-	147	8,632	-	8,632	147
Personal	17,054	54	1,591	-	18,645	54
Auto	10,562	-	2	-	10,564	-
Other	5,550	585	21	-	5,571	585

Total[1]	$447,255	$417,300	$150,693	$-	$597,948	$417,300

[1] For purposes of this table non-performing loans exclude $ 1 million in non-performing loans held-for-sale.

[2] Non-covered loans by $43 million accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

[3] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $115 million of residential mortgage loans in Puerto Rico insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2013. Furthermore, the Corporation has approximately $50 million in reverse mortgage loans in Puerto Rico which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets.

At December 31, 2012

	Puerto Rico		U.S. mainland		Popular, Inc.

(In thousands)	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more

Commercial multi-family	$15,816	$-	$18,435	$-	$34,251	$-
Commercial real estate non-owner occupied	66,665	-	78,140	-	144,805	-
Commercial real estate owner occupied	315,534	-	31,931	-	347,465	-
Commercial and industrial	124,717	529	14,051	-	138,768	529
Construction	37,390	-	5,960	-	43,350	-
Mortgage[2]	596,105	364,387	34,025	-	630,130	364,387
Leasing	4,865	-	-	-	4,865	-
Legacy	-	-	40,741	-	40,741	-
Consumer:
Credit cards	-	22,184	505	-	505	22,184
Home equity lines of credit	-	312	7,454	-	7,454	312
Personal	19,300	23	1,905	-	21,205	23
Auto	8,551	-	4	-	8,555	-
Other	3,036	469	3	-	3,039	469

Total[1]	$1,191,979	$387,904	$233,154	$-	$1,425,133	$387,904

[1] For purposes of this table non-performing loans exclude $ 96 million in non-performing loans held-for-sale.

[2] It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $86 million of residential mortgage loans in Puerto Rico insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2012.

The following tables present loans by past due status at December 31, 2013 and December 31, 2012 for non-covered loans held-in-portfolio (net of unearned income).

December 31, 2013

Puerto Rico

	Past due					Non-covered loans HIP Puerto Rico

(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current

Commercial multi-family	$446	$-	$4,944	$5,390	$77,013	$82,403
Commercial real estate non-owner occupied	13,889	349	41,959	56,197	1,808,021	1,864,218
Commercial real estate owner occupied	13,725	8,318	83,441	105,484	1,501,019	1,606,503
Commercial and industrial	9,960	4,463	56,309	70,732	2,841,734	2,912,466
Construction	2,329	-	18,108	20,437	140,734	161,171
Mortgage	316,663	154,882	645,444	1,116,989	4,283,690	5,400,679
Leasing	7,457	1,607	3,495	12,559	531,202	543,761
Consumer:
Credit cards	13,797	9,991	20,313	44,101	1,125,520	1,169,621
Home equity lines of credit	133	53	147	333	14,845	15,178
Personal	12,897	6,794	17,108	36,799	1,177,085	1,213,884
Auto	31,340	9,361	10,562	51,263	648,228	699,491
Other	1,834	859	6,135	8,828	209,636	218,464

Total	$424,470	$196,677	$907,965	$1,529,112	$14,358,727	$15,887,839

December 31, 2013

U.S. mainland

	Past due

(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP U.S. mainland

Commercial multi-family	$3,621	$1,675	$20,894	$26,190	$1,067,344	$1,093,534
Commercial real estate non-owner occupied	4,255	-	42,413	46,668	1,059,619	1,106,287
Commercial real estate owner occupied	657	8,452	23,507	32,616	527,426	560,042
Commercial and industrial	2,331	2,019	6,142	10,492	801,239	811,731
Construction	-	-	5,663	5,663	39,250	44,913
Mortgage	30,713	9,630	26,292	66,635	1,214,162	1,280,797
Legacy	9,079	2,098	15,050	26,227	184,908	211,135
Consumer:
Credit cards	285	200	486	971	14,680	15,651
Home equity lines of credit	2,794	2,198	8,632	13,624	449,409	463,033
Personal	3,196	826	1,591	5,613	129,622	135,235
Auto	11	-	2	13	476	489
Other	43	50	21	114	1,066	1,180

Total	$56,985	$27,148	$150,693	$234,826	$5,489,201	$5,724,027

December 31, 2013

Popular, Inc.

	Past due				Current	Non-covered loans HIP Popular, Inc.

(In thousands)	30-59 days	60-89 days	90 days or more	Total past due

Commercial multi-family	$4,067	$1,675	$25,838	$31,580	$1,144,357	$1,175,937
Commercial real estate non-owner occupied	18,144	349	84,372	102,865	2,867,640	2,970,505
Commercial real estate owner occupied	14,382	16,770	106,948	138,100	2,028,445	2,166,545
Commercial and industrial	12,291	6,482	62,451	81,224	3,642,973	3,724,197
Construction	2,329	-	23,771	26,100	179,984	206,084
Mortgage	347,376	164,512	671,736	1,183,624	5,497,852	6,681,476
Leasing	7,457	1,607	3,495	12,559	531,202	543,761
Legacy	9,079	2,098	15,050	26,227	184,908	211,135
Consumer:
Credit cards	14,082	10,191	20,799	45,072	1,140,200	1,185,272
Home equity lines of credit	2,927	2,251	8,779	13,957	464,254	478,211
Personal	16,093	7,620	18,699	42,412	1,306,707	1,349,119
Auto	31,351	9,361	10,564	51,276	648,704	699,980
Other	1,877	909	6,156	8,942	210,702	219,644

Total	$481,455	$223,825	$1,058,658	$1,763,938	$19,847,928	$21,611,866

December 31, 2012

Puerto Rico

	Past due					Non-covered loans HIP Puerto Rico

(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current

Commercial multi-family	$1,005	$-	$15,816	$16,821	$98,272	$115,093
Commercial real estate non-owner occupied	10,580	4,454	66,665	81,699	1,268,734	1,350,433
Commercial real estate owner occupied	28,240	13,319	315,534	357,093	1,685,393	2,042,486
Commercial and industrial	27,977	5,922	125,246	159,145	2,629,127	2,788,272
Construction	1,243	-	37,390	38,633	173,634	212,267
Mortgage	241,930	121,175	960,492	1,323,597	3,625,327	4,948,924
Leasing	6,493	1,555	4,865	12,913	527,610	540,523
Consumer:
Credit cards	14,521	10,614	22,184	47,319	1,135,753	1,183,072
Home equity lines of credit	124	-	312	436	16,370	16,806
Personal	13,208	7,392	19,323	39,923	1,205,859	1,245,782
Auto	24,128	6,518	8,551	39,197	521,119	560,316
Other	2,120	536	3,505	6,161	222,192	228,353

Total	$371,569	$171,485	$1,579,883	$2,122,937	$13,109,390	$15,232,327

December 31, 2012

U.S. mainland

	Past due

(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP U.S. mainland

Commercial multi-family	$6,828	$5,067	$18,435	$30,330	$876,357	$906,687
Commercial real estate non-owner occupied	19,032	1,309	78,140	98,481	1,185,518	1,283,999
Commercial real estate owner occupied	9,979	100	31,931	42,010	523,954	565,964
Commercial and industrial	12,885	1,975	14,051	28,911	776,357	805,268
Construction	5,268	-	5,960	11,228	29,362	40,590
Mortgage	29,909	10,267	34,025	74,201	1,055,382	1,129,583
Legacy	15,765	20,112	40,741	76,618	307,599	384,217
Consumer:
Credit cards	305	210	505	1,020	14,121	15,141
Home equity lines of credit	3,937	2,506	7,454	13,897	460,332	474,229
Personal	2,757	1,585	1,905	6,247	136,882	143,129
Auto	38	3	4	45	723	768
Other	41	9	3	53	1,237	1,290

Total	$106,744	$43,143	$233,154	$383,041	$5,367,824	$5,750,865

December 31, 2012

Popular, Inc.

	Past due					Non-covered loans HIP Popular, Inc.

(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current

Commercial multi-family	$7,833	$5,067	$34,251	$47,151	$974,629	$1,021,780
Commercial real estate non-owner occupied	29,612	5,763	144,805	180,180	2,454,252	2,634,432
Commercial real estate owner occupied	38,219	13,419	347,465	399,103	2,209,347	2,608,450
Commercial and industrial	40,862	7,897	139,297	188,056	3,405,484	3,593,540
Construction	6,511	-	43,350	49,861	202,996	252,857
Mortgage	271,839	131,442	994,517	1,397,798	4,680,709	6,078,507
Leasing	6,493	1,555	4,865	12,913	527,610	540,523
Legacy	15,765	20,112	40,741	76,618	307,599	384,217
Consumer:
Credit cards	14,826	10,824	22,689	48,339	1,149,874	1,198,213
Home equity lines of credit	4,061	2,506	7,766	14,333	476,702	491,035

Personal	15,965	8,977	21,228	46,170	1,342,741	1,388,911
Auto	24,166	6,521	8,555	39,242	521,842	561,084
Other	2,161	545	3,508	6,214	223,429	229,643

Total	$478,313	$214,628	$1,813,037	$2,505,978	$18,477,214	$20,983,192

The following table provides a breakdown of loans held-for-sale (“LHFS”) in non-performing status at December 31, 2013 and December 31, 2012 by main categories.

(In thousands)	December 31, 2013	December 31, 2012

Commercial	$603	$16,047

Construction	-	78,140

Legacy	-	2,080

Mortgage	489	53

Total	$1,092	$96,320

The outstanding principal balance of non-covered loans accounted pursuant to ASC Subtopic 310-30, including amounts charged off by the Corporation, amounted to $197 million at December 31, 2013. At December 31, 2013, none of the acquired non-covered loans accounted under ASC Subtopic 310-30 were considered non-performing loans. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.

Changes in the carrying amount and the accretable yield for the non-covered loans accounted pursuant to the ASC Subtopic 310-30, for the year ended December 31, 2013 were as follows:

Activity in the accretable discount - Non-covered loans ASC 310-30

For the year ended

(In thousands)	December 31, 2013

Beginning balance	$-
Additions	60,805
Accretion	(7,396)
Change in expected cash flows	(4,011)

Ending balance	$49,398

Carrying amount of non-covered loans accounted for pursuant to ASC 310-30

For the year ended

(In thousands)	December 31, 2013

Beginning balance	$-

Additions	195,283

Accretion	7,396

Collections and charge-offs	(29,020)

Ending balance	$173,659

Allowance for loan losses ASC 310-30 non-covered loans	(14,536)

Ending balance, net of allowance for loan losses	$159,123

The components of the net financing leases receivable at December 31, 2013 and 2012 were as follows:

(In thousands)	2013	2012

Total minimum lease payments	$493,022	$503,447

Estimated residual value of leased property	134,198	129,927

Deferred origination costs, net of fees	7,773	6,966

Less - Unearned financing income	88,230	93,157

Net minimum lease payments	546,763	547,183

Less - Allowance for loan losses	10,737	3,475

Net minimum lease payments, net of allowance for loan losses	$536,026	$543,708

At December 31, 2013, future minimum lease payments are expected to be received as follows:

(In thousands)

2014	$130,108

2015	117,624

2016	98,924

2017	80,747

2018 and thereafter	65,619

Total	$493,022

Covered loans

The following table presents covered loans in non-performing status and accruing loans past-due 90 days or more by loan class at December 31, 2013 and December 31, 2012.

	December 31, 2013		December 31, 2012

	Non-accrual	Accruing loans past	Non-accrual	Accruing loans past

(In thousands)	loans	due 90 days or more	loans	due 90 days or more

Commercial real estate	$8,345	$-	$14,628	$-

Commercial and industrial	7,335	456	48,743	504

Construction	11,872	-	8,363	-

Mortgage	1,739	69	2,147	-

Consumer	90	112	543	265

Total[1]	$29,381	$637	$74,424	$769

[1] Covered loans accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

The following tables present loans by past due status at December 31, 2013 and December 31, 2012 for covered loans held-in-portfolio. The information considers covered loans accounted for under ASC Subtopic 310-20 and ASC Subtopic 310-30.

December 31, 2013

	Past due

(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Covered loans HIP

Commercial real estate	$42,898	$8,745	$374,301	$425,944	$1,284,285	$1,710,229

Commercial and industrial	1,584	349	16,318	18,251	84,324	102,575

Construction	399	-	178,007	178,406	11,721	190,127

Mortgage	50,222	23,384	165,030	238,636	695,737	934,373

Consumer	2,588	1,328	4,200	8,116	39,007	47,123

Total covered loans	$97,691	$33,806	$737,856	$869,353	$2,115,074	$2,984,427

December 31, 2012

	Past due

(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Covered loans HIP

Commercial real estate	$81,386	$41,256	$545,241	$667,883	$1,409,528	$2,077,411

Commercial and industrial	3,242	551	59,554	63,347	103,889	167,236

Construction	13	-	296,837	296,850	64,546	361,396

Mortgage	38,307	28,206	182,390	248,903	827,827	1,076,730

Consumer	1,382	1,311	11,094	13,787	59,412	73,199

Total covered loans	$124,330	$71,324	$1,095,116	$1,290,770	$2,465,202	$3,755,972

The carrying amount of the covered loans consisted of loans determined to be impaired at the time of acquisition, which are accounted for in accordance with ASC Subtopic 310-30 (“credit impaired loans”), and loans that were considered to be performing at the acquisition date, accounted for by analogy to ASC Subtopic 310-30 (“non-credit impaired loans”), as detailed in the following table.

	December 31, 2013			December 31, 2012

	Carrying amount			Carrying amount

(In thousands)	Non-credit impaired loans	Credit impaired loans	Total	Non-credit impaired loans	Credit impaired loans	Total

Commercial real estate	$1,483,331	$149,341	$1,632,672	$1,778,594	$185,386	$1,963,980

Commercial and industrial	55,192	3,069	58,261	55,396	4,379	59,775

Construction	71,864	104,356	176,220	174,054	174,093	348,147

Mortgage	862,878	59,483	922,361	988,158	69,654	1,057,812

Consumer	35,810	2,623	38,433	55,762	6,283	62,045

Carrying amount	2,509,075	318,872	2,827,947	3,051,964	439,795	3,491,759

Allowance for loan losses	(57,594)	(36,321)	(93,915)	(48,365)	(47,042)	(95,407)

Carrying amount, net of allowance	$2,451,481	$282,551	$2,734,032	$3,003,599	$392,753	$3,396,352

The outstanding principal balance of covered loans accounted pursuant to ASC Subtopic 310-30, including amounts charged off by the Corporation, amounted to $3.8 billion at December 31, 2013 (2012 - $4.8 billion). At December 31, 2013, none of the acquired loans from the Westernbank FDIC-assisted transaction accounted for under ASC Subtopic 310-30 were considered non-performing loans. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.

Changes in the carrying amount and the accretable yield for the covered loans accounted pursuant to the ASC Subtopic 310-30, for the year ended December 31, 2013 and 2012, were as follows:

	Activity in the accretable discount

	Covered loans ASC 310-30

	For the years ended

	December 31, 2013			December 31, 2012

(In thousands)	Non-credit impaired loans	Credit impaired loans	Total	Non-credit impaired loans	Credit impaired loans	Total

Beginning balance	$1,446,381	$5,288	$1,451,669	$1,428,764	$41,495	$1,470,259

Accretion	(268,005)	(11,703)	(279,708)	(258,901)	(21,695)	(280,596)

Change in expected cash flows	119,349	17,895	137,244	276,518	(14,512)	262,006

Ending balance	$1,297,725	$11,480	$1,309,205	$1,446,381	$5,288	$1,451,669

	Carrying amount of loans accounted for pursuant to ASC 310-30

	For the years ended

	December 31, 2013			December 31, 2012

	Non-credit	Credit		Non-credit	Credit

	impaired	impaired		impaired	impaired

(In thousands)	loans	loans	Total	loans	loans	Total

Beginning balance	$3,051,964	$439,795	$3,491,759	$3,446,451	$590,020	$4,036,471

Accretion	268,005	11,703	279,708	258,901	21,695	280,596

Collections and charge offs	(810,894)	(132,626)	(943,520)	(653,388)	(171,920)	(825,308)

Ending balance	$2,509,075	$318,872	$2,827,947	$3,051,964	$439,795	$3,491,759

Allowance for loan losses

ASC 310-30 covered loans	(57,594)	(36,321)	(93,915)	(48,365)	(47,042)	(95,407)

Ending balance, net of ALLL	$2,451,481	$282,551	$2,734,032	$3,003,599	$392,753	$3,396,352

The Corporation accounts for lines of credit with revolving privileges under the accounting guidance of ASC Subtopic 310-20, which requires that any differences between the contractually required loans payment receivable in excess of the initial investment in the loans be accreted into interest income over the life of the loans, if the loan is accruing interest. Covered loans accounted for under ASC Subtopic 310-20 amounted to $0.2 billion at December 31, 2013 (2012 - $0.3 billion).

Note 10 – Allowance for loan losses

The Corporation’s assessment of the allowance for loan losses is determined in accordance with accounting guidance, specifically loss contingencies guidance in ASC Subtopic 450-20 (general reserve) and loan impairment guidance in ASC Section 310-10-35 (specific reserve).

The accounting guidance provides for the recognition of a loss allowance for groups of homogeneous loans. The determination for general reserves of the allowance for loan losses includes the following principal factors:

—

Base net loss rates, which are based on the moving average of annualized net loss rates computed over a 3-year historical loss period for the commercial and construction loan portfolios, and an 18-month period for the consumer and mortgage loan portfolios. The base net loss rates are applied by loan type and by legal entity.

—

Recent loss trend adjustment, which replaces the base loss rate with a 12-month average loss rate for the commercial, construction and legacy loan portfolios and 6-month average loss rate for the consumer and mortgage loan portfolios, when these trends are higher than the respective base loss rates, up to a determined cap in the case of consumer and mortgage loan portfolios. The objective of this adjustment is to allow for a more recent loss trend to be captured and reflected in the ALLL estimation process, while limiting excessive pro-cyclicality on changing economic periods using caps for the consumer and mortgage portfolios given the shorter six month look back window. These caps are calibrated annually at the end of each year and consistently applied until the next annual review. As part of the periodic review of the adequacy of the ALLL models and related assumptions, management monitors and reviews the loan segments for which the caps are being triggered in order to assess the reasonability of the cap in light of the risk profile of the portfolio and current credit and loss trends. Upon the completion of these qualitative reviews, management may make reserve adjustments that may partially or fully override the effect of the caps, if warranted. The caps are determined by measuring historic periods in which the recent loss trend adjustment rates were higher than the base loss rates and setting the cap at a percentile of the historic trend loss rates.

For the period ended December 31, 2013, the recent loss trend adjustment caps for the consumer and mortgage portfolios were triggered in only one portfolio segment within the Puerto Rico consumer portfolio. Management assessed the impact of the applicable cap through a review of qualitative factors that specifically considered the drivers of recent loss trends and changes to the portfolio composition. The related effect of the aforementioned cap was immaterial for the overall level of the Allowance for Loan and Lease Losses for the Puerto Rico consumer portfolio.

For the period ended December 31, 2012, the recent loss trend adjustment caps for the consumer and mortgage portfolios were triggered in three consumer portfolio segments and one mortgage portfolio segment in the Puerto Rico region, and three consumer portfolio segments in the US region. Management assessed the adequacy of the applicable caps through a review of qualitative factors and recorded a $4 million qualitative offsetting adjustment that reversed the effect of the cap on the overall level of the Allowance for Loan and Lease Losses for the Puerto Rico mortgage portfolio. This offsetting adjustment considered the aforementioned review of qualitative factors, specifically, the 2012 revision to the Corporation’s charge-off policy that resulted in higher loss trends for this portfolio. The related effect of the aforementioned Puerto Rico and US region caps was immaterial for the overall level of the Allowance for Loan and Lease Losses for the corresponding portfolios.

At December 31, 2012, the impact of the use of recent loss trend adjustment caps on the overall level of Allowance for Loan and Lease Losses for the commercial portfolio was immaterial. The use of recent loss trend adjustment caps in the commercial portfolio was eliminated in the second quarter of 2013.

For the period ended December 31, 2013, 27% (2012 - 32%) of the ALLL for BPPR non-covered loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was mainly concentrated in the commercial multi-family, leasing, and auto loan portfolios for 2013, and in the commercial multi-family, commercial and industrial, construction, credit cards, and personal loan portfolios for 2012.

For the period ended December 31, 2013, 29% (2012 – 8%) of the ALLL for BPNA loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was mainly concentrated in the commercial multi-family, commercial real estate non-owner occupied, commercial and industrial and legacy loan portfolios for 2013, and in the construction and legacy loan portfolios for 2012.

—

Environmental factors, which include credit and macroeconomic indicators such as unemployment rate, economic activity index and delinquency rates, were adopted to account for current market conditions that are likely to cause estimated credit losses to differ from historical losses. The Corporation reflects the effect of these environmental factors on each loan group as an adjustment that, as appropriate, increases or decreases the historical loss rate applied to each group. Environmental factors provide updated perspective on credit and economic conditions. Regression analysis was used to select these indicators and quantify the effect on the general reserve of the allowance for loan losses.

During the second quarter of 2013, management enhanced the estimation process for evaluating the adequacy of the general reserve component of the allowance for loan losses. The enhancements to the ALLL methodology, which is described in the paragraphs below, was implemented as of June 30, 2013 and resulted in a net increase to the allowance for loan losses of $11.8 million for the non-covered portfolio and $7.5 million for the covered portfolio.

Management made the following principal changes to the methodology during the second quarter of 2013:

—

Incorporated risk ratings to establish a more granular stratification of the commercial, construction and legacy loan portfolios to enhance the homogeneity of the loan classes. Prior to the second quarter enhancements, the Corporation’s loan segmentation was based on product type, line of business and legal entity. During the second quarter of 2013, lines of business were simplified and a regulatory classification level was added. These changes increased the homogeneity of each portfolio and captured the higher potential for loan loss in the criticized and substandard accruing categories.

These refinements resulted in a decrease to the allowance for loan losses of $42.9 million at June 30, 2013, which consisted of a $35.7 million decrease in the non-covered BPPR segment and a $7.2 million reduction in the BPNA segment.

—

Recalibration and enhancements of the environmental factors adjustment. The environmental factor adjustments are developed by performing regression analyses on selected credit and economic indicators for each applicable loan segment. Prior to the second quarter enhancements, these adjustments were applied in the form of a set of multipliers and weights assigned to credit and economic indicators. During the second quarter of 2013, the environmental factor models used to account for changes in current credit and macroeconomic conditions, were enhanced and recalibrated based on the latest applicable trends. Also, as part of these enhancements, environmental factors are directly applied to the adjusted base loss rates using regression models based on particular credit data for the segment and relevant economic factors. These enhancements results in a more precise adjustment by having recalibrated models with improved statistical analysis and eliminating the multiplier concept that ensures that environmental factors are sufficiently sensitive to changing economic conditions.

The combined effect of the aforementioned changes to the environmental factors adjustment resulted in an increase to the allowance for loan losses of $52.5 million at June 30, 2013, of which $56.1 million relate to the non-covered BPPR segment, offset in part by a $3.6 million reduction in the BPNA segment.

There were additional enhancements to the allowance for loan losses methodology which accounted for an increase of $9.7 million at June 30, 2013 at the BPPR segment. These enhancements included the elimination of the use of a cap for the commercial recent loss adjustment (12-month average), the incorporation of a minimum general reserve assumption for the commercial, construction and legacy portfolios with minimal or zero loss history, and the application of the enhanced ALLL framework to the covered loan portfolio.

The following tables present the changes in the allowance for loan losses for the years ended December 31, 2013 and 2012.

For the year ended December 31, 2013

Puerto Rico - Non-covered loans

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:

Beginning balance	$217,615	$5,862	$119,027	$2,894	$99,899	$445,297

Provision (reversal of provision)	157,433	(7,563)	258,541	11,234	128,239	547,884

Charge-offs	(112,266)	(6,757)	(49,418)	(6,034)	(113,616)	(288,091)

Recoveries	26,665	15,399	1,682	2,528	38,056	84,330

Net write-downs related to loans sold	(161,297)	(1,846)	(199,502)	-	-	(362,645)

Ending balance	$128,150	$5,095	$130,330	$10,622	$152,578	$426,775

For the year ended December 31, 2013

Puerto Rico - Covered loans

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:

Beginning balance	$72,060	$9,946	$20,914	$-	$5,986	$108,906

Provision (reversal of provision)	(2,255)	43,653	25,706	-	2,292	69,396

Charge-offs	(28,422)	(39,730)	(10,679)	-	(3,952)	(82,783)

Recoveries	815	5,622	65	-	71	6,573

Ending balance	$42,198	$19,491	$36,006	$-	$4,397	$102,092

For the year ended December 31, 2013

U.S. Mainland

(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total

Allowance for credit losses:

Beginning balance	$80,067	$1,567	$30,348	$33,102	$31,320	$176,404

Provision (reversal of provision)	(9,867)	(1,320)	4,054	(21,981)	14,397	(14,717)

Charge-offs	(56,070)	-	(10,156)	(22,528)	(25,520)	(114,274)

Recoveries	32,702	-	2,353	25,111	4,109	64,275

Ending balance	$46,832	$247	$26,599	$13,704	$24,306	$111,688

For the year ended December 31, 2013

Popular, Inc.

(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total

Allowance for credit losses:

Beginning balance	$369,742	$17,375	$170,289	$33,102	$2,894	$137,205	$730,607

Provision (reversal of provision)	145,311	34,770	288,301	(21,981)	11,234	144,928	602,563

Charge-offs	(196,758)	(46,487)	(70,253)	(22,528)	(6,034)	(143,088)	(485,148)

Recoveries	60,182	21,021	4,100	25,111	2,528	42,236	155,178

Net write-down related to loans sold	(161,297)	(1,846)	(199,502)	-	-	-	(362,645)

Ending balance	$217,180	$24,833	$192,935	$13,704	$10,622	$181,281	$640,555

For the year ended December 31, 2012

Puerto Rico - Non-covered loans

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:

Beginning balance	$255,453	$5,850	$72,322	$4,651	$115,126	$453,402

Provision (reversal of provision)	106,802	(2,271)	103,482	(814)	74,868	282,067

Charge-offs	(185,653)	(3,910)	(59,286)	(4,680)	(120,658)	(374,187)

Recoveries	41,013	6,193	2,509	3,737	30,563	84,015

Ending balance	$217,615	$5,862	$119,027	$2,894	$99,899	$445,297

For the year ended December 31, 2012

Puerto Rico - Covered Loans

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:

Beginning balance	$94,472	$20,435	$5,310	$-	$4,728	$124,945

Provision	23,847	20,006	21,513	-	9,473	74,839

Charge-offs	(46,290)	(30,556)	(5,909)	-	(8,225)	(90,980)

Recoveries	31	61	-	-	10	102

Ending balance	$72,060	$9,946	$20,914	$-	$5,986	$108,906

For the year ended December 31, 2012

U.S. Mainland

(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total

Allowance for credit losses:

Beginning balance	$113,979	$2,631	$29,939	$46,228	$44,184	$236,961

Provision (reversal of provision)	10,775	(664)	15,572	3,212	23,140	52,035

Charge-offs	(69,364)	(1,659)	(16,708)	(36,529)	(41,045)	(165,305)

Recoveries	24,711	1,259	1,545	20,191	5,041	52,747

Net (write-down) recovery related to loans transferred to LHFS	(34)	-	-	-	-	(34)

Ending balance	$80,067	$1,567	$30,348	$33,102	$31,320	$176,404

For the year ended December 31, 2012

Popular, Inc.

(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total

Allowance for credit losses:

Beginning balance	$463,904	$28,916	$107,571	$46,228	$4,651	$164,038	$815,308

Provision (reversal of provision)	141,424	17,071	140,567	3,212	(814)	107,481	408,941

Charge-offs	(301,307)	(36,125)	(81,903)	(36,529)	(4,680)	(169,928)	(630,472)

Recoveries	65,755	7,513	4,054	20,191	3,737	35,614	136,864

Net (write-down) recovery related to loans transferred to LHFS	(34)	-	-	-	-	-	(34)

Ending balance	$369,742	$17,375	$170,289	$33,102	$2,894	$137,205	$730,607

The following table provides the activity in the allowance for loan losses related to covered loans accounted for pursuant to ASC Subtopic 310-30.

	ASC 310-30 Covered loans

	For the years ended

(In thousands)	December 31, 2013	December 31, 2012

Balance at beginning of period	$ 95,407	$ 83,477

Provision for loan losses	58,858	59,052

Net charge-offs	(60,350)	(47,122)

Balance at end of period	$ 93,915	$ 95,407

The following tables present information at December 31, 2013 and December 31, 2012 regarding loan ending balances and the allowance for loan losses by portfolio segment and whether such loans and the allowance pertains to loans individually or collectively evaluated for impairment.

At December 31, 2013

Puerto Rico

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:

Specific ALLL non-covered loans	$16,409	$177	$38,034	$1,053	$29,920	$85,593

General ALLL non-covered loans	111,741	4,918	92,296	9,569	122,658	341,182

ALLL - non-covered loans	128,150	5,095	130,330	10,622	152,578	426,775

Specific ALLL covered loans	153	140	-	-	-	293

General ALLL covered loans	42,045	19,351	36,006	-	4,397	101,799

ALLL - covered loans	42,198	19,491	36,006	-	4,397	102,092

Total ALLL	$170,348	$24,586	$166,336	$10,622	$156,975	$528,867

Loans held-in-portfolio:

Impaired non-covered loans	$245,380	$16,823	$399,347	$2,893	$125,342	$789,785

Non-covered loans held-in-portfolio excluding impaired loans	6,220,210	144,348	5,001,332	540,868	3,191,296	15,098,054

Non-covered loans held-in-portfolio	6,465,590	161,171	5,400,679	543,761	3,316,638	15,887,839

Impaired covered loans	20,945	-	-	-	-	20,945

Covered loans held-in-portfolio excluding impaired loans	1,791,859	190,127	934,373	-	47,123	2,963,482

Covered loans held-in-portfolio	1,812,804	190,127	934,373	-	47,123	2,984,427

Total loans held-in-portfolio	$8,278,394	$351,298	$6,335,052	$543,761	$3,363,761	$18,872,266

At December 31, 2013

U.S. Mainland

(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total

Allowance for credit losses:

Specific ALLL	$-	$-	$17,633	$-	$280	$17,913

General ALLL	46,832	247	8,966	13,704	24,026	93,775

Total ALLL	$46,832	$247	$26,599	$13,704	$24,306	$111,688

Loans held-in-portfolio:

Impaired loans	$52,136	$5,663	$52,726	$6,045	$2,361	$118,931

Loans held-in-portfolio, excluding impaired loans	3,519,459	39,250	1,228,071	205,090	613,227	5,605,097

Total loans held-in-portfolio	$3,571,595	$44,913	$1,280,797	$211,135	$615,588	$5,724,028

At December 31, 2013

Popular, Inc.

(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total

Allowance for credit losses:

Specific ALLL non-covered loans	$16,409	$177	$55,667	$-	$1,053	$30,200	$103,506

General ALLL non-covered loans	158,573	5,165	101,262	13,704	9,569	146,684	434,957

ALLL - non-covered loans	174,982	5,342	156,929	13,704	10,622	176,884	538,463

Specific ALLL covered loans	153	140	-	-	-	-	293

General ALLL covered loans	42,045	19,351	36,006	-	-	4,397	101,799

ALLL - covered loans	42,198	19,491	36,006	-	-	4,397	102,092

Total ALLL	$217,180	$24,833	$192,935	$13,704	$10,622	$181,281	$640,555

Loans held-in-portfolio:

Impaired non-covered loans	$297,516	$22,486	$452,073	$6,045	$2,893	$127,703	$908,716

Non-covered loans held-in-portfolio excluding impaired loans	9,739,669	183,598	6,229,403	205,090	540,868	3,804,523	20,703,151

Non-covered loans held-in-portfolio	10,037,185	206,084	6,681,476	211,135	543,761	3,932,226	21,611,867

Impaired covered loans	20,945	-	-	-	-	-	20,945

Covered loans held-in-portfolio excluding impaired loans	1,791,859	190,127	934,373	-	-	47,123	2,963,482

Covered loans held-in-portfolio	1,812,804	190,127	934,373	-	-	47,123	2,984,427

Total loans held-in-portfolio	$11,849,989	$396,211	$7,615,849	$211,135	$543,761	$3,979,349	$24,596,294

At December 31, 2012

Puerto Rico

(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total

Allowance for credit losses:

Specific ALLL non-covered loans	$17,323	$120	$58,572	$1,066	$17,779	$94,860

General ALLL non-covered loans	200,292	5,742	60,455	1,828	82,120	350,437

ALLL - non-covered loans	217,615	5,862	119,027	2,894	99,899	445,297

Specific ALLL covered loans	8,505	-	-	-	-	8,505

General ALLL covered loans	63,555	9,946	20,914	-	5,986	100,401

ALLL - covered loans	72,060	9,946	20,914	-	5,986	108,906

Total ALLL	$289,675	$15,808	$139,941	$2,894	$105,885	$554,203

Loans held-in-portfolio:

Impaired non-covered loans	$447,779	$35,849	$557,137	$4,881	$130,663	$1,176,309

Non-covered loans held-in-portfolio excluding impaired loans	5,848,505	176,418	4,391,787	535,642	3,103,666	14,056,018

Non-covered loans held-in-portfolio	6,296,284	212,267	4,948,924	540,523	3,234,329	15,232,327

Impaired covered loans	109,241	-	-	-	-	109,241

Covered loans held-in-portfolio excluding impaired loans	2,135,406	361,396	1,076,730	-	73,199	3,646,731

Covered loans held-in-portfolio	2,244,647	361,396	1,076,730	-	73,199	3,755,972

Total loans held-in-portfolio	$8,540,931	$573,663	$6,025,654	$540,523	$3,307,528	$18,988,299

At December 31, 2012

U.S. Mainland

(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total

Allowance for credit losses:

Specific ALLL	$25	$-	$16,095	$-	$107	$16,227

General ALLL	80,042	1,567	14,253	33,102	31,213	160,177

Total ALLL	$80,067	$1,567	$30,348	$33,102	$31,320	$176,404

Loans held-in-portfolio:

Impaired loans	$79,885	$5,960	$54,093	$18,744	$2,714	$161,396

Loans held-in-portfolio, excluding impaired loans	3,482,033	34,630	1,075,490	365,473	631,843	5,589,469

Total loans held-in-portfolio	$3,561,918	$40,590	$1,129,583	$384,217	$634,557	$5,750,865

At December 31, 2012

Popular, Inc.

(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total

Allowance for credit losses:

Specific ALLL non-covered loans	$17,348	$120	$74,667	$-	$1,066	$17,886	$111,087

General ALLL non-covered loans	280,334	7,309	74,708	33,102	1,828	113,333	510,614

ALLL - non-covered loans	297,682	7,429	149,375	33,102	2,894	131,219	621,701

Specific ALLL covered loans	8,505	-	-	-	-	-	8,505

General ALLL covered loans	63,555	9,946	20,914	-	-	5,986	100,401

ALLL - covered loans	72,060	9,946	20,914	-	-	5,986	108,906

Total ALLL	$369,742	$17,375	$170,289	$33,102	$2,894	$137,205	$730,607

Loans held-in-portfolio:

Impaired non-covered loans	$527,664	$41,809	$611,230	$18,744	$4,881	$133,377	$1,337,705

Non-covered loans held-in-portfolio excluding impaired loans	9,330,538	211,048	5,467,277	365,473	535,642	3,735,509	19,645,487

Non-covered loans held-in-portfolio	9,858,202	252,857	6,078,507	384,217	540,523	3,868,886	20,983,192

Impaired covered loans	109,241	-	-	-	-	-	109,241

Covered loans held-in-portfolio excluding impaired loans	2,135,406	361,396	1,076,730	-	-	73,199	3,646,731

Covered loans held-in-portfolio	2,244,647	361,396	1,076,730	-	-	73,199	3,755,972

Total loans held-in-portfolio	$12,102,849	$614,253	$7,155,237	$384,217	$540,523	$3,942,085	$24,739,164

Impaired loans

The following tables present loans individually evaluated for impairment at December 31, 2013 and December 31, 2012.

December 31, 2013

Puerto Rico

	Impaired Loans – With an Allowance			Impaired Loans With No Allowance		Impaired Loans - Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance

Commercial multi-family	$-	$-	$-	$3,405	$6,942	$3,405	$6,942	$-
Commercial real estate non-owner occupied	19,120	19,407	2,368	47,245	55,397	66,365	74,804	2,368
Commercial real estate owner occupied	55,826	74,420	6,473	33,749	47,545	89,575	121,965	6,473
Commercial and industrial	30,370	33,152	7,568	55,665	68,141	86,035	101,293	7,568
Construction	2,324	9,047	177	14,499	36,951	16,823	45,998	177
Mortgage	358,437	376,393	38,034	40,910	45,181	399,347	421,574	38,034
Leasing	2,893	2,893	1,053	-	-	2,893	2,893	1,053
Consumer:
Credit cards	45,015	45,015	8,344	-	-	45,015	45,015	8,344
Personal	78,475	78,475	21,313	-	-	78,475	78,475	21,313

Auto	1,354	1,354	171	-	-	1,354	1,354	171
Other	498	498	92	-	-	498	498	92
Covered loans	12,837	17,538	293	8,108	10,063	20,945	27,601	293

Total Puerto Rico	$ 607,149	$ 658,192	$ 85,886	$ 203,581	$ 270,220	$ 810,730	$ 928,412	$ 85,886

December 31, 2013

U.S. mainland

	Impaired Loans – With an Allowance			Impaired Loans With No Allowance		Impaired Loans - Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance

Commercial multi-family	$-	$-	$-	$7,668	$10,870	$7,668	$10,870	$-
Commercial real estate non-owner occupied	-	-	-	27,016	37,393	27,016	37,393	-
Commercial real estate owner occupied	-	-	-	15,624	19,910	15,624	19,910	-
Commercial and industrial	-	-	-	1,828	1,828	1,828	1,828	-
Construction	-	-	-	5,663	5,663	5,663	5,663	-
Mortgage	46,192	50,570	17,633	6,534	8,513	52,726	59,083	17,633
Legacy	-	-	-	6,045	8,715	6,045	8,715	-
Consumer:
HELOCs	-	-	-	198	198	198	198	-
Auto	-	-	-	88	88	88	88	-
Other	2,075	2,075	280	-	-	2,075	2,075	280

Total U.S. mainland	$48,267	$52,645	$17,913	$70,664	$93,178	$118,931	$145,823	$17,913

December 31, 2013

Popular, Inc.

	Impaired Loans – With an Allowance			Impaired Loans With No Allowance		Impaired Loans - Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance

Commercial multi-family	$-	$-	$-	$11,073	$17,812	$11,073	$17,812	$-
Commercial real estate non-owner occupied	19,120	19,407	2,368	74,261	92,790	93,381	112,197	2,368
Commercial real estate owner occupied	55,826	74,420	6,473	49,373	67,455	105,199	141,875	6,473
Commercial and industrial	30,370	33,152	7,568	57,493	69,969	87,863	103,121	7,568
Construction	2,324	9,047	177	20,162	42,614	22,486	51,661	177
Mortgage	404,629	426,963	55,667	47,444	53,694	452,073	480,657	55,667
Legacy	-	-	-	6,045	8,715	6,045	8,715	-
Leasing	2,893	2,893	1,053	-	-	2,893	2,893	1,053
Consumer:
Credit cards	45,015	45,015	8,344	-	-	45,015	45,015	8,344
HELOCs	-	-	-	198	198	198	198	-
Personal	78,475	78,475	21,313	-	-	78,475	78,475	21,313
Auto	1,354	1,354	171	88	88	1,442	1,442	171
Other	2,573	2,573	372	-	-	2,573	2,573	372
Covered loans	12,837	17,538	293	8,108	10,063	20,945	27,601	293

Total Popular, Inc.	$655,416	$710,837	$103,799	$274,245	$363,398	$929,661	$1,074,235	$103,799

December 31, 2012

Puerto Rico

	Impaired Loans – With an Allowance			Impaired Loans With No Allowance		Impaired Loans - Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance

Commercial multi-family	$271	$288	$6	$13,080	$19,969	$13,351	$20,257	$6
Commercial real estate non-owner occupied	22,332	25,671	1,354	55,320	63,041	77,652	88,712	1,354
Commercial real estate owner occupied	100,685	149,342	12,614	121,476	167,639	222,161	316,981	12,614
Commercial and industrial	70,216	85,508	3,349	64,399	99,608	134,615	185,116	3,349
Construction	1,865	3,931	120	33,984	70,572	35,849	74,503	120
Mortgage	517,341	539,171	58,572	39,796	42,913	557,137	582,084	58,572
Leasing	4,881	4,881	1,066	-	-	4,881	4,881	1,066
Consumer:
Credit cards	42,514	42,514	1,666	-	-	42,514	42,514	1,666
Personal	86,884	86,884	16,022	-	-	86,884	86,884	16,022
Auto	772	772	79	-	-	772	772	79
Other	493	493	12	-	-	493	493	12

Covered loans	64,762	64,762	8,505	44,479	44,479	109,241	109,241	8,505

Total Puerto Rico	$913,016	$1,004,217	$103,365	$372,534	$508,221	$1,285,550	$1,512,438	$103,365

December 31, 2012

U.S. mainland

	Impaired Loans – With an Allowance			Impaired Loans With No Allowance		Impaired Loans - Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance

Commercial multi-family	$1,327	$1,479	$25	$6,316	$9,898	$7,643	$11,377	$25
Commercial real estate non-owner occupied	-	-	-	45,815	64,783	45,815	64,783	-
Commercial real estate owner occupied	-	-	-	20,369	22,968	20,369	22,968	-
Commercial and industrial	-	-	-	6,058	8,026	6,058	8,026	-
Construction	-	-	-	5,960	5,960	5,960	5,960	-
Mortgage	45,319	46,484	16,095	8,774	10,328	54,093	56,812	16,095
Legacy	-	-	-	18,744	29,972	18,744	29,972	-
Consumer:
HELOCs	201	201	11	-	-	201	201	11
Auto	91	91	2	-	-	91	91	2
Other	2,422	2,422	94	-	-	2,422	2,422	94

Total U.S. mainland	$49,360	$50,677	$16,227	$112,036	$151,935	$161,396	$202,612	$16,227

December 31, 2012

Popular, Inc.

	Impaired Loans – With an Allowance			Impaired Loans With No Allowance		Impaired Loans - Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance

Commercial multi-family	$1,598	$1,767	$31	$19,396	$29,867	$20,994	$31,634	$31
Commercial real estate non-owner occupied	22,332	25,671	1,354	101,135	127,824	123,467	153,495	1,354
Commercial real estate owner occupied	100,685	149,342	12,614	141,845	190,607	242,530	339,949	12,614
Commercial and industrial	70,216	85,508	3,349	70,457	107,634	140,673	193,142	3,349
Construction	1,865	3,931	120	39,944	76,532	41,809	80,463	120
Mortgage	562,660	585,655	74,667	48,570	53,241	611,230	638,896	74,667
Legacy	-	-	-	18,744	29,972	18,744	29,972	-
Leasing	4,881	4,881	1,066	-	-	4,881	4,881	1,066
Consumer:
Credit cards	42,514	42,514	1,666	-	-	42,514	42,514	1,666
HELOCs	201	201	11	-	-	201	201	11
Personal	86,884	86,884	16,022	-	-	86,884	86,884	16,022
Auto	863	863	81	-	-	863	863	81
Other	2,915	2,915	106	-	-	2,915	2,915	106
Covered loans	64,762	64,762	8,505	44,479	44,479	109,241	109,241	8,505

Total Popular, Inc.	$962,376	$1,054,894	$119,592	$484,570	$660,156	$1,446,946	$1,715,050	$119,592

The following table presents the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2013 and 2012.

For the year ended December 31, 2013

	Puerto Rico		U.S. Mainland		Popular, Inc.
(In thousands)	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized

Commercial multi-family	$8,356	$259	$7,493	$120	$15,849	$379
Commercial real estate non-owner occupied	58,773	2,225	36,688	223	95,461	2,448
Commercial real estate owner occupied	125,091	2,956	19,024	150	144,115	3,106
Commercial and industrial	102,408	4,206	2,328	15	104,736	4,221
Construction	31,491	-	5,821	-	37,312	-
Mortgage	461,534	25,610	53,137	1,955	514,671	27,565
Legacy	-	-	12,957	-	12,957	-
Leasing	3,822	-	-	-	3,822	-
Consumer:
Credit cards	40,044	-	-	-	40,044	-
HELOCs	-	-	199	-	199	-

Personal	82,687	-	-	-	82,687	-
Auto	1,003	-	89	-	1,092	-
Other	417	-	2,260	-	2,677	-
Covered loans	42,791	1,245	-	-	42,791	1,245

Total Popular, Inc.	$958,417	$36,501	$139,996	$2,463	$1,098,413	$38,964

For the year ended December 31, 2012

	Puerto Rico		U.S. Mainland		Popular, Inc.
(In thousands)	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized

Commercial multi-family	$14,737	$-	$9,012	$145	$23,749	$145
Commercial real estate non-owner occupied	64,308	1,108	58,688	1,139	122,996	2,247
Commercial real estate owner occupied	202,783	2,820	32,436	91	235,219	2,911
Commercial and industrial	125,373	2,267	18,344	37	143,717	2,304
Construction	44,276	278	17,039	-	61,315	278
Mortgage	450,284	25,534	52,909	1,989	503,193	27,523
Legacy	-	-	33,786	120	33,786	120
Leasing	5,372	-	-	-	5,372	-
Consumer:
Credit cards	39,574	-	-	-	39,574	-
HELOCs	-	-	81	-	81	-
Personal	90,949	-	-	-	90,949	-
Auto	255	-	73	-	328	-
Other	2,813	-	2,404	-	5,217	-
Covered loans	93,820	3,587	-	-	93,820	3,587

Total Popular, Inc.	$1,134,544	$35,594	$224,772	$3,521	$1,359,316	$39,115

Modifications

Troubled debt restructurings related to non-covered loan portfolios amounted to $ 1.0 billion at December 31, 2013 (December 31, 2012—$ 1.2 billion). The amount of outstanding commitments to lend additional funds to debtors owing receivables whose terms have been modified in troubled debt restructurings amounted $3 million related to the commercial loan portfolio at December 31, 2013 (December 31, 2012—$4 million). There were no outstanding commitments to lend additional funds to debtors owing loans whose terms have been modified in troubled debt restructurings related to construction loan portfolio at December 31, 2013 (December 31, 2012 - $120 thousand).

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

As part of its NPL reduction strategy and in order to expedite the resolution of delinquent construction and commercial loans, commencing in 2012, the Corporation routinely enters into liquidation agreements with borrowers and guarantors through the regular legal process, bankruptcy procedures and in certain occasions, out of court transactions. These liquidation agreements, in general, contemplate the following conditions: (1) consent to judgment by the borrowers and guarantors; (2) acknowledgement by the borrower of the debt, its liquidity and maturity; and (3) acknowledgment of the default in payments. The contractual interest rate is not reduced and continues to accrue during the term of the agreement. At the end of the period, the borrower is obligated to remit all amounts due or be subject to the Corporation’s exercise of its foreclosure rights and further collection efforts. Likewise, the borrower’s failure to make stipulated payments will grant the Corporation the ability to exercise its foreclosure rights. This strategy tends to expedite the foreclosure process, resulting in a more effective and efficient collection process. Although in general, these liquidation agreements do not contemplate the forgiveness of principal or interest as debtor is required to cover all outstanding amounts when the agreement becomes due, it could be construed that the Corporation has granted a concession by temporarily accepting a payment schedule that is different from the contractual payment schedule. Accordingly, loans under these program agreements are considered TDRs.

Loans modified in a TDR that are not accounted pursuant to ASC Subtopic 310-30 are typically already in non-accrual status at the time of the modification and partial charge-offs have in some cases already been taken against the outstanding loan balance. The TDR loan continues in non-accrual status until the borrower has demonstrated a willingness and ability to make the restructured loan payments (generally at least six months of sustained performance after the modification (or one year for loans providing for quarterly or semi-annual payments)) and management has concluded that it is probable that the borrower would not be in payment default in the foreseeable future.

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

Commercial and construction loans that have been modified as part of loss mitigation efforts are evaluated individually for impairment. The vast majority of the Corporation’s modified commercial loans are measured for impairment using the estimated fair value of the collateral, as these are normally considered as collateral dependent loans. The Corporation may also modified commercial loans at their estimated realizable values determined by discounting the expected future cash flows. Construction loans that have been modified are also accounted for as collateral dependent loans. The Corporation determines the fair value measurement dependent upon its exit strategy for the particular asset(s) acquired in foreclosure.

The following tables present the non-covered and covered loans classified as TDRs according to their accruing status at December 31, 2013 and December 31, 2012.

	Popular, Inc.

	Non-Covered Loans

	December 31, 2013			December 31, 2012

(In thousands)	Accruing	Non-Accruing	Total	Accruing	Non-Accruing	Total

Commercial	$109,462	$80,140	$189,602	$105,648	$208,119	$313,767

Construction	425	10,865	11,290	2,969	10,310	13,279

Legacy	-	949	949	-	5,978	5,978

Mortgage	535,357	82,786	618,143	405,063	273,042	678,105

Leases	270	2,623	2,893	1,726	3,155	4,881

Consumer	116,719	10,741	127,460	125,955	8,981	134,936

Total	$762,233	$188,104	$950,337	$641,361	$509,585	$1,150,946

	Popular, Inc.

	Covered Loans

	December 31, 2013			December 31, 2012

(In thousands)	Accruing	Non-Accruing	Total	Accruing	Non-Accruing	Total

Commercial	$7,389	$10,017	$17,406	$46,142	$4,071	$50,213

Construction	-	3,464	3,464	-	7,435	7,435

Mortgage	146	189	335	149	220	369

Consumer	221	22	243	517	106	623

Total	$7,756	$13,692	$21,448	$46,808	$11,832	$58,640

The following tables present the loan count by type of modification for those loans modified in a TDR during the year ended December 31, 2013 and 2012.

Puerto Rico

For the year ended December 31, 2013

	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other

Commercial real estate non-owner occupied	5	5	-	-

Commercial real estate owner occupied	6	4	-	45

Commercial and industrial	23	13	-	10

Mortgage	22	42	341	17

Leasing	-	22	23	-

Consumer:

Credit cards	1,107	-	-	989

Personal	923	22	-	6

Auto	-	11	-	-

Other	71	-	-	4

Total	2,157	119	364	1,071

U.S. mainland

For the year ended December 31, 2013

	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other

Commercial real estate non-owner occupied	-	2	4	-

Commercial real estate owner occupied	-	1	1	-

Commercial and industrial	-	1	-	-

Mortgage	1	1	26	-

Total	1	5	31	-

Popular, Inc.

For the year ended December 31, 2013

	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other

Commercial real estate non-owner occupied	5	7	4	-

Commercial real estate owner occupied	6	5	1	45

Commercial and industrial	23	14	-	10

Mortgage	23	43	367	17

Leasing	-	22	23	-

Consumer:

Credit cards	1,107	-	-	989

Personal	923	22	-	6

Auto	-	11	-	-

Other	71	-	-	4

Total	2,158	124	395	1,071

Puerto Rico

For the year ended December 31, 2012

	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other

Commercial multi-family	-	-	-	2

Commercial real estate non-owner occupied	9	8	-	12

Commercial real estate owner occupied	13	22	-	208

Commercial and industrial	42	91	-	87

Construction	8	1	-	1

Mortgage	579	147	1,548	202

Leasing	-	66	42	-

Consumer:

Credit cards	1,640	-	-	1,242

Personal	1,080	31	-	5

Auto	-	9	3	-

Other	62	-	-	4

Total	3,433	375	1,593	1,763

U.S. mainland

For the year ended December 31, 2012

	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other

Commercial multi-family	-	-	-	1

Commercial real estate non-owner occupied	2	2	5	1

Commercial real estate owner occupied	-	-	-	2

Construction	-	-	-	1

Mortgage	4	1	73	-

Legacy	1	-	-	2

Consumer:

HELOCs	1	-	3	-

Total	8	3	81	7

Popular, Inc.

For the year ended December 31, 2012

	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other

Commercial multi-family	-	-	-	3

Commercial real estate non-owner occupied	11	10	5	13

Commercial real estate owner occupied	13	22	-	210

Commercial and industrial	42	91	-	87

Construction	8	1	-	2

Mortgage	583	148	1,621	202

Legacy	1	-	-	2

Leasing	-	66	42	-

Consumer:

Credit cards	1,640	-	-	1,242

HELOCs	1	-	3	-

Personal	1,080	31	-	5

Auto	-	9	3	-

Other	62	-	-	4

Total	3,441	378	1,674	1,770

The following tables present by class, quantitative information related to loans modified as TDRs during the years ended December 31, 2013 and 2012.

Puerto Rico

For the year ended December 31, 2013

(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification

Commercial real estate non-owner occupied	10	$10,729	$9,194	$(7)

Commercial real estate owner occupied	55	29,975	25,629	(1,047)

Commercial and industrial	46	15,947	14,855	(253)

Mortgage	422	72,899	76,839	8,869

Leasing	45	928	900	271

Consumer:

Credit cards	2,096	16,622	19,810	2,380

Personal	951	15,474	15,507	3,864

Auto	11	122	199	15

Other	75	267	264	36

Total	3,711	$162,963	$163,197	$14,128

U.S. mainland

For the year ended December 31, 2013

(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification

Commercial real estate non-owner occupied	6	$4,798	$4,552	$(65)

Commercial real estate owner occupied	2	1,263	836	(144)

Commercial and industrial	1	2,125	1,060	(216)

Mortgage	28	3,240	3,395	1,099

Total	37	$11,426	$9,843	$674

Popular, Inc.

For the year ended December 31, 2013

(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification

Commercial real estate non-owner occupied	16	15,527	13,746	(72)

Commercial real estate owner occupied	57	31,238	26,465	(1,191)

Commercial and industrial	47	18,072	15,915	(469)

Mortgage	450	76,139	80,234	9,968

Leasing	45	928	900	271

Consumer:

Credit cards	2,096	16,622	19,810	2,380

Personal	951	15,474	15,507	3,864

Auto	11	122	199	15

Other	75	267	264	36

Total	3,748	$174,389	$173,040	$14,802

Puerto Rico

For the year ended December 31, 2012

(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification

Commercial multi-family	2	$271	$271	$6

Commercial real estate non-owner occupied	29	18,240	18,433	(583)

Commercial real estate owner occupied	243	83,271	82,841	(113)

Commercial and industrial	220	77,909	64,767	(6,489)

Construction	10	6,617	5,822	(212)

Mortgage	2,476	325,866	356,077	23,279

Leasing	108	1,752	1,684	217

Consumer:

Credit cards	2,882	24,193	27,822	81

Personal	1,116	16,875	16,931	2,743

Auto	12	164	168	4

Other	66	240	239	(1)

Total	7,164	$555,398	$575,055	$18,932

U.S. mainland

For the year ended December 31, 2012

(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification

Commercial multi-family	1	$572	$563	$-

Commercial real estate non-owner occupied	10	16,941	18,367	219

Commercial real estate owner occupied	2	3,051	2,547	(106)

Construction	1	1,573	1,573	-

Mortgage	78	8,749	8,855	1,211

Legacy	3	1,272	1,267	(3)

Consumer:

HELOCs	4	583	560	3

Total	99	$32,741	$33,732	$1,324

Popular, Inc.

For the year ended December 31, 2012

(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification

Commercial multi-family	3	$843	$834	$6

Commercial real estate non-owner occupied	39	35,181	36,800	(364)

Commercial real estate owner occupied	245	86,322	85,388	(219)

Commercial and industrial	220	77,909	64,767	(6,489)

Construction	11	8,190	7,395	(212)

Mortgage	2,554	334,615	364,932	24,490

Legacy	3	1,272	1,267	(3)

Leasing	108	1,752	1,684	217

Consumer:

Credit cards	2,882	24,193	27,822	81

HELOCs	4	583	560	3

Personal	1,116	16,875	16,931	2,743

Auto	12	164	168	4

Other	66	240	239	(1)

Total	7,263	$588,139	$608,787	$20,256

During the years ended December 31, 2013 and 2012, six loans comprising a recorded investment of approximately $165 million and thirteen loans of $134 million, respectively, were restructured into multiple notes (“Note A / B split”). The Corporation recorded approximately $26.6 million and $15.9 million in loan charge-offs as part of the loan restructuring during the year ended December 31, 2013 and 2012, respectively. The renegotiations of these loans were made after analyzing the borrowers’ capacity to repay the debt, collateral and ability to perform under the modified terms. The recorded investment on these commercial TDRs amounted to approximately $130 million at December 31, 2013 (December 31, 2012 - $115 million) with a related allowance for loan losses amounting to approximately $64 million (December 31, 2012 - $267 thousand).

The following tables present by class, TDRs that were subject to payment default and that had been modified as a TDR during the twelve months preceding the default date. Payment default is defined as a restructured loan becoming 90 days past due after being modified, foreclosed or charged-off, whichever occurs first. The recorded investment at December 31, 2013 is inclusive of all partial paydowns and charge-offs since the modification date. Loans modified as a TDR that were fully paid down, charged-off or foreclosed upon by period end are not reported.

Puerto Rico

Defaulted during the year ended December 31, 2013

(Dollars In thousands)	Loan count	Recorded investment as of first default date

Commercial real estate owner occupied	5	$ 5,733
Commercial and industrial	6	1,838
Mortgage	208	32,734
Leasing	18	279
Consumer:
Credit cards	623	5,955
Personal	134	1,862
Auto	6	145
Other	2	21

Total [1]	1,002	$ 48,567

[1] Excludes loans for which the Corporation has entered into liquidation agreements with borrowers and guarantors and is accepting payments which differ from the contractual payment schedule. The Corporation considers these as defaulted loans and does not intent to return them to accrual status.

U.S. mainland

Defaulted during the year ended December 31, 2013

(Dollars In thousands)	Loan count	Recorded investment as of first default date

Commercial real estate non-owner occupied	3	$ 2,554

Total	3	$ 2,554

Popular, Inc.

Defaulted during the year ended December 31, 2013

(Dollars In thousands)	Loan count	Recorded investment as of first default date

Commercial real estate non-owner occupied	3	$ 2,554
Commercial real estate owner occupied	5	5,733
Commercial and industrial	6	1,838
Mortgage	208	32,734
Leasing	18	279
Consumer:
Credit cards	623	5,955
Personal	134	1,862
Auto	6	145
Other	2	21

Total	1,005	$ 51,121

Puerto Rico

Defaulted during the year ended December 31, 2012

(Dollars In thousands)	Loan count	Recorded investment as of first default date

Commercial real estate non-owner occupied	1	$ 1,770

Commercial real estate owner occupied	28	9,011
Commercial and industrial	12	4,031
Construction	5	690
Mortgage	668	94,991
Leasing	24	455
Consumer:
Credit cards	421	3,778
Personal	338	2,266
Auto	2	28
Other	2	8

Total [1]	1,501	$ 117,028

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

The Corporation periodically reviews loans classified as watch or worse, to evaluate if they are properly classified, and to determine impairment, if any. The frequency of these reviews will depend on the amount of the aggregate outstanding debt, and the risk rating classification of the obligor. In addition, during the renewal process of applicable credit facilities, the Corporation evaluates the corresponding loan grades.

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

The following table presents the outstanding balance, net of unearned income, of non-covered loans held-in-portfolio based on the Corporation’s assignment of obligor risk ratings as defined at December 31, 2013 and 2012.

December 31, 2013

Special	Pass/

(In thousands)	Watch	Mention	Substandard	Doubtful	Loss	Sub-total	Unrated	Total

Puerto Rico[1]

Commercial multi-family	$2,477	$4,453	$2,343	$-	$-	$9,273	$73,130	$82,403

Commercial real estate non-owner occupied	230,847	156,189	115,435	-	112	502,583	1,361,635	1,864,218

Commercial real estate owner occupied	231,705	134,577	305,565	-	-	671,847	934,656	1,606,503

Commercial and industrial	727,647	192,404	214,531	68	446	1,135,096	1,777,370	2,912,466

Total Commercial	1,192,676	487,623	637,874	68	558	2,318,799	4,146,791	6,465,590

Construction	6,895	1,788	25,722	2,250	-	36,655	124,516	161,171

Mortgage	-	-	169,239	-	-	169,239	5,231,440	5,400,679

Leasing	-	-	3,495	-	-	3,495	540,266	543,761

Consumer:

Credit cards	-	-	21,044	-	-	21,044	1,148,577	1,169,621

HELOCs	-	-	665	-	2,426	3,091	12,087	15,178

Personal	-	-	7,483	-	141	7,624	1,206,260	1,213,884

Auto	-	-	10,407	-	155	10,562	688,929	699,491

Other	-	-	2,019	-	3,531	5,550	212,914	218,464

Total Consumer	-	-	41,618	-	6,253	47,871	3,268,767	3,316,638

Total Puerto Rico	$1,199,571	$489,411	$877,948	$2,318	$6,811	$2,576,059	$13,311,780	$15,887,839

U.S. mainland

Commercial multi-family	$73,481	$11,459	$62,346	$-	$-	$147,286	$946,248	$1,093,534

Commercial real estate non-owner occupied	75,094	29,442	160,001	-	-	264,537	841,750	1,106,287

Commercial real estate owner occupied	56,515	15,845	75,508	-	-	147,868	412,174	560,042

Commercial and industrial	11,657	11,822	46,307	-	-	69,786	741,945	811,731

Total Commercial	216,747	68,568	344,162	-	-	629,477	2,942,117	3,571,594

Construction	-	-	20,885	-	-	20,885	24,028	44,913

Mortgage	-	-	26,292	-	-	26,292	1,254,505	1,280,797

Legacy	14,948	11,593	42,622	-	-	69,163	141,972	211,135

Consumer:

Credit cards	-	-	486	-	-	486	15,165	15,651

HELOCs	-	-	3,317	-	5,315	8,632	454,401	463,033

Personal	-	-	1,005	-	569	1,574	133,661	135,235

Auto	-	-	-	-	2	2	487	489

Other	-	-	20	-	1	21	1,159	1,180

Total Consumer	-	-	4,828	-	5,887	10,715	604,873	615,588

Total U.S. mainland	$231,695	$80,161	$438,789	$-	$5,887	$756,532	$4,967,495	$5,724,027

Popular, Inc.

Commercial multi-family	$75,958	$15,912	$64,689	$-	$-	$156,559	$1,019,378	$1,175,937

Commercial real estate non-owner occupied	305,941	185,631	275,436	-	112	767,120	2,203,385	2,970,505

Commercial real estate owner occupied	288,220	150,422	381,073	-	-	819,715	1,346,830	2,166,545

Commercial and industrial	739,304	204,226	260,838	68	446	1,204,882	2,519,315	3,724,197

Total Commercial	1,409,423	556,191	982,036	68	558	2,948,276	7,088,908	10,037,184

Construction	6,895	1,788	46,607	2,250	-	57,540	148,544	206,084

Mortgage	-	-	195,531	-	-	195,531	6,485,945	6,681,476

Legacy	14,948	11,593	42,622	-	-	69,163	141,972	211,135

Leasing	-	-	3,495	-	-	3,495	540,266	543,761

Consumer:

Credit cards	-	-	21,530	-	-	21,530	1,163,742	1,185,272

HELOCs	-	-	3,982	-	7,741	11,723	466,488	478,211

Personal	-	-	8,488	-	710	9,198	1,339,921	1,349,119

Auto	-	-	10,407	-	157	10,564	689,416	699,980

Other	-	-	2,039	-	3,532	5,571	214,073	219,644

Total Consumer	-	-	46,446	-	12,140	58,586	3,873,640	3,932,226

Total Popular, Inc.	$1,431,266	$569,572	$1,316,737	$2,318	$12,698	$3,332,591	$18,279,275	$21,611,866

The following table presents the weighted average obligor risk rating at December 31, 2013 for those classifications that consider a range of rating scales.

Weighted average obligor risk rating Puerto Rico:[1]	(Scales 11 and 12) Substandard	(Scales 1 through 8) Pass
Commercial multi-family	11.33	5.31
Commercial real estate non-owner occupied	11.38	6.73

Commercial real estate owner occupied			11.31				6.89
Commercial and industrial			11.34				6.63

Total Commercial			11.33				6.71

Construction			11.63				7.86

U.S. mainland:			Substandard				Pass
Commercial multi-family			11.34				7.08
Commercial real estate non-owner occupied			11.27				6.89
Commercial real estate owner occupied			11.31				7.04
Commercial and industrial			11.09				6.53

Total Commercial			11.27				6.89

Construction			11.27				7.64

Legacy			11.24				7.72

[1] Excludes covered loans acquired in the Westernbank FDIC-assisted transaction.

December 31, 2012

(In thousands)	Watch	Special Mention	Substandard	Doubtful	Loss	Sub-total	Pass/ Unrated	Total

Puerto Rico[1]

Commercial multi-family	$978	$255	$16,736	$-	$-	$17,969	$97,124	$115,093

Commercial real estate non-owner occupied	120,608	156,853	252,068	-	-	529,529	820,904	1,350,433

Commercial real estate owner occupied	195,876	140,788	647,458	1,242	-	985,364	1,057,122	2,042,486

Commercial and industrial	438,758	201,660	410,026	4,162	682	1,055,288	1,732,984	2,788,272

Total Commercial	756,220	499,556	1,326,288	5,404	682	2,588,150	3,708,134	6,296,284

Construction	645	31,789	41,278	-	-	73,712	138,555	212,267

Mortgage	-	-	569,334	-	-	569,334	4,379,590	4,948,924

Leasing	-	-	4,742	-	123	4,865	535,658	540,523

Consumer:

Credit cards	-	-	22,965	-	-	22,965	1,160,107	1,183,072

HELOCs	-	-	1,333	-	3,269	4,602	12,204	16,806

Personal	-	-	8,203	-	77	8,280	1,237,502	1,245,782

Auto	-	-	8,551	-	-	8,551	551,765	560,316

Other	-	-	3,036	-	-	3,036	225,317	228,353

Total Consumer	-	-	44,088	-	3,346	47,434	3,186,895	3,234,329

Total Puerto Rico	$756,865	$531,345	$1,985,730	$5,404	$4,151	$3,283,495	$11,948,832	$15,232,327

U.S. mainland

Commercial multi-family	$78,490	$22,050	$71,658	$-	$-	$172,198	$734,489	$906,687

Commercial real estate non-owner occupied	108,806	55,911	204,532	-	-	369,249	914,750	1,283,999

Commercial real estate owner occupied	22,423	6,747	113,161	-	-	142,331	423,633	565,964

Commercial and industrial	24,489	8,889	65,562	-	-	98,940	706,328	805,268

Total Commercial	234,208	93,597	454,913	-	-	782,718	2,779,200	3,561,918

Construction	5,268	-	21,182	-	-	26,450	14,140	40,590

Mortgage	-	-	34,077	-	-	34,077	1,095,506	1,129,583

Legacy	26,176	15,225	109,470	-	-	150,871	233,346	384,217

Consumer:

Credit cards	-	-	505	-	-	505	14,636	15,141

HELOCs	-	-	3,150	-	4,304	7,454	466,775	474,229

Personal	-	-	785	-	941	1,726	141,403	143,129

Auto	-	-	-	-	4	4	764	768

Other	-	-	3	-	-	3	1,287	1,290

Total Consumer	-	-	4,443	-	5,249	9,692	624,865	634,557

Total U.S. mainland	$265,652	$108,822	$624,085	$-	$5,249	$1,003,808	$4,747,057	$5,750,865

Popular, Inc.

Commercial multi-family	$79,468	$22,305	$88,394	$-	$-	$190,167	$831,613	$1,021,780

Commercial real estate non-owner occupied	229,414	212,764	456,600	-	-	898,778	1,735,654	2,634,432

Commercial real estate owner occupied	218,299	147,535	760,619	1,242	-	1,127,695	1,480,755	2,608,450

Commercial and industrial	463,247	210,549	475,588	4,162	682	1,154,228	2,439,312	3,593,540

Total Commercial	990,428	593,153	1,781,201	5,404	682	3,370,868	6,487,334	9,858,202

Construction	5,913	31,789	62,460	-	-	100,162	152,695	252,857

Mortgage	-	-	603,411	-	-	603,411	5,475,096	6,078,507

Legacy	26,176	15,225	109,470		-	-	150,871	233,346		384,217
Leasing	-	-	4,742		-	123	4,865	535,658		540,523
Consumer:
Credit cards	-	-	23,470		-	-	23,470	1,174,743		1,198,213
HELOCs	-	-	4,483		-	7,573	12,056	478,979		491,035
Personal	-	-	8,988		-	1,018	10,006	1,378,905		1,388,911
Auto	-	-	8,551		-	4	8,555	552,529		561,084
Other	-	-	3,039		-	-	3,039	226,604		229,643

Total Consumer	-	-	48,531		-	8,595	57,126	3,811,760		3,868,886

Total Popular, Inc.	$ 1,022,517	$ 640,167	$ 2,609,815		$ 5,404	$ 9,400	$ 4,287,303	$ 16,695,889		$ 20,983,192

The following table presents the weighted average obligor risk rating at December 31, 2012 for those classifications that consider a range of rating scales.
Weighted average obligor risk rating			(Scales 11 and 1	2)				(Scales 1 throug	h 8)

Puerto Rico:[1]			Substandard					Pass
Commercial multi-family			11.94					5.68
Commercial real estate non-owner occupied			11.28					6.98
Commercial real estate owner occupied			11.51					6.93
Commercial and industrial			11.35					6.69

Total Commercial			11.42					6.81

Construction			11.99					7.86

U.S. mainland:			Substandard					Pass
Commercial multi-family			11.26					7.12
Commercial real estate non-owner occupied			11.38					7.04
Commercial real estate owner occupied			11.28					6.64
Commercial and industrial			11.19					6.73

Total Commercial			11.31					6.81

Construction			11.28					7.21

Legacy			11.30					7.48

[1] Excludes covered loans acquired in the Westernbank FDIC-assisted transaction.

Note 11 – FDIC loss share asset and true-up payment obligation

In connection with the Westernbank FDIC-assisted transaction, BPPR entered into loss share agreements with the FDIC with respect to the covered loans and other real estate owned. Pursuant to the terms of the loss share agreements, the FDIC’s obligation to reimburse BPPR for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC reimburses BPPR for 80% of losses with respect to covered assets, and BPPR reimburses the FDIC for 80% of recoveries with respect to losses for which the FDIC paid 80% reimbursement under loss share agreements. The loss share agreement applicable to single-family residential mortgage loans provides for FDIC loss and recoveries sharing for ten years expiring at the end of the quarter ending June 30, 2020. The loss share agreement applicable to commercial (including construction) and consumer loans provides for FDIC loss sharing for five years expiring at the end of the quarter ending June 30, 2015 and BPPR reimbursement to the FDIC for eight years expiring at the end of the quarter ending June 30, 2018, in each case, on the same terms and conditions as described above.

The following table sets forth the activity in the FDIC loss share asset for the periods presented.

	Year ended December 31,
(In thousands)	2013	2012	2011

Balance at beginning of year	$1,399,098	$1,915,128	$2,410,219
Amortization of loss share indemnification asset	(161,635)	(129,676)	(10,855)
Credit impairment losses to be covered under loss sharing agreements	60,454	58,187	110,457
Reimbursable expenses	50,985	30,771	5,093
Decrease due to reciprocal accounting on amortization of contingent liability on unfunded commitments	(473)	(969)	(33,221)
Net payments to (from) FDIC under loss sharing agreements	(396,223)	(462,016)	(561,111)
Other adjustments attributable to FDIC loss sharing agreements	(3,598)	(12,327)	(5,454)

Balance at end of period	$948,608	$1,399,098	$1,915,128

The following table presents the weighted average life of the loan portfolios subject to the FDIC loss sharing agreement for the years ended December 31, 2013 and December 31, 2012.

	Years ended
	December 31, 2013	December 31, 2012

Commercial	6.43 years	7.40 years
Consumer	3.13	2.91
Construction	1.30	2.72
Mortgage	6.91	6.97

As part of the loss share agreement, BPPR agreed to make a true-up payment obligation (the “true-up payment”) to the FDIC on the date that is 45 days following the last day (the “true-up measurement date”) of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses on the loss sharing agreements fail to reach expected levels. The estimated fair value of such true-up payment obligation is recorded as contingent consideration, which is included in the caption of other liabilities in the consolidated statements of financial condition. Under the loss sharing agreements, BPPR will pay to the FDIC 50% of the excess, if any, of: (i) 20% of the intrinsic loss estimate of $4.6 billion (or $925 million) (as determined by the FDIC) less (ii) the sum of: (A) 25% of the asset discount (per bid) (or ($1.1 billion)); plus (B) 25% of the cumulative shared-loss payments (defined as the aggregate of all of the payments made or payable to BPPR minus the aggregate of all of the payments made or payable to the FDIC); plus (C) the sum of the period servicing amounts for every consecutive twelve-month period prior to and ending on the true-up measurement date in respect of each of the loss sharing agreements during which the loss sharing provisions of the applicable loss sharing agreement is in effect (defined as the product of the simple average of the principal amount of shared loss loans and shared loss assets at the beginning and end of such period times 1%).

The following table provides the fair value and the undiscounted amount of the true-up payment obligation at December 31, 2013 and 2012.

(In thousands)	December 31, 2013	December 31, 2012

Carrying amount (fair value)	$127,513	$111,519
Undiscounted amount	$185,372	$178,522

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

Refer to Note 28, Commitment and Contingencies, for additional information on the arbitration proceedings with the FDIC regarding the commercial loss share agreement.

Note 12 – Mortgage banking activities

The caption of mortgage banking activities in the consolidated statements of operations consists of the following categories:

	Year ended December 31,

(In thousands)	2013	2012	2011

Mortgage servicing fees, net of fair value adjustments:

Mortgage servicing fees	$45,481	$48,176	$49,158

Mortgage servicing rights fair value adjustments	(11,403)	(17,406)	(37,061)

Total mortgage servicing fees, net of fair value adjustments	34,078	30,770	12,097

Net gain on sale of loans, including valuation on loans held for sale	26,719	76,181	25,621

Trading account profit (loss) :

Unrealized gains on outstanding derivative positions	746	304	956

Realized gains (losses) on closed derivative positions	10,130	(22,464)	(43,157)

Total trading account profit (loss)	10,876	(22,160)	(42,201)

Total mortgage banking activities	$71,673	$84,791	$(4,483)

Note 13 – Transfers of financial assets and servicing assets

The Corporation typically transfers conforming residential mortgage loans in conjunction with GNMA, FNMA and FHLMC securitization transactions whereby the loans are exchanged for cash or securities and servicing rights. The securities issued through these transactions are guaranteed by the corresponding agency and, as such, under seller/service agreements the Corporation is required to service the loans in accordance with the agencies’ servicing guidelines and standards. Substantially, all mortgage loans securitized by the Corporation in GNMA, FNMA and FHLMC securities have fixed rates and represent conforming loans. As seller, the Corporation has made certain representations and warranties with respect to the originally transferred loans and, in some instances, has sold loans with credit recourse to a government-sponsored entity, namely FNMA. Refer to Note 27 to the consolidated financial statements for a description of such arrangements.

No liabilities were incurred as a result of these securitizations during the years ended December 31, 2013 and 2012 because they did not contain any credit recourse arrangements. The Corporation recorded a net gain of $37.3 million and $75.8 million, respectively, during the years ended December 31, 2013 and 2012 related to these securitized residential mortgage loans.

The following tables present the initial fair value of the assets obtained as proceeds from residential mortgage loans securitized during the years ended December 31, 2013 and 2012:

	Proceeds obtained during the year ended December 31, 2013

(In thousands)	Level 1	Level 2	Level 3	Initial fair value

Assets

Trading account securities:

Mortgage-backed securities - GNMA	-	$ 919,980	-	$ 919,980

Mortgage-backed securities - FNMA	-	438,236	-	438,236

Mortgage-backed securities - FHLMC	-	33,378	-	33,378

Total trading account securities	-	$ 1,391,594	-	$ 1,391,594

Mortgage servicing rights	-	-	$17,639	$17,639

Total	-	$ 1,391,594	$17,639	$ 1,409,233

	Proceeds obtained during the year ended December 31, 2012

(In thousands)	Level 1	Level 2	Level 3	Initial fair value

Assets

Trading account securities:

Mortgage-backed securities - GNMA	-	$ 838,795	-	$ 838,795

Mortgage-backed securities - FNMA	-	453,697	-	453,697

Mortgage-backed securities - FHLMC	-	38,251	-	38,251

Total trading account securities	-	$ 1,330,743	-	$ 1,330,743

Mortgage servicing rights	-	-	$15,793	$15,793

Total	-	$ 1,330,743	$15,793	$ 1,346,536

During the year ended December 31, 2013 the Corporation retained servicing rights (“MSRs”) on whole loan sales involving approximately $152 million in principal balance outstanding (2012 - $259 million), with net realized gains of approximately $5.3 million (2012 - $12.6 million). All loan sales performed during the year ended December 31, 2013 and 2012 were without credit recourse agreements.

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

The following table presents the changes in MSRs measured using the fair value method for the years ended December 31, 2013 and 2012.

Residential MSRs

(In thousands)	2013	2012

Fair value at beginning of period	$154,430	$151,323

Purchases	45	2,231

Servicing from securitizations or asset transfers	19,262	18,495

Changes due to payments on loans[1]	(22,556)	(20,275)

Sale of servicing assets	-	(103)

Reduction due to loan repurchases	(3,871)	(5,200)

Changes in fair value due to changes in valuation model inputs or assumptions	15,024	8,069

Other disposals	(1,235)	(110)

Fair value at end of period	$161,099	$154,430

[1] Represents changes due to collection / realization of expected cash flows over time.

Residential mortgage loans serviced for others were $16.3 billion at December 31, 2013 (2012 - $16.7 billion).

Net mortgage servicing fees, a component of mortgage banking activities in the consolidated statements of operations, include the changes from period to period in the fair value of the MSRs, which may result from changes in the valuation model inputs or assumptions (principally reflecting changes in discount rates and prepayment speed assumptions) and other changes, including changes due to collection / realization of expected cash flows. Mortgage servicing fees, excluding fair value adjustments, for the year ended December 31, 2013 amounted to $45.5 million (2012 - $48.2 million; 2011 - $49.2 million). The banking subsidiaries receive servicing fees based on a percentage of the outstanding loan balance. At December 31, 2013, those weighted average mortgage servicing fees were 0.27% (2012 – 0.28%). Under these servicing agreements, the banking subsidiaries do not generally earn significant prepayment penalty fees on the underlying loans serviced.

The section below includes information on assumptions used in the valuation model of the MSRs, originated and purchased.

Key economic assumptions used in measuring the servicing rights retained at the date of the residential mortgage loan securitizations and whole loan sales by the banking subsidiaries during the years ended December 31, 2013 and 2012 were as follows:

Year ended

	December 31, 2013	December 31, 2012

Prepayment speed	6.6%	6.6%

Weighted average life	15.2 years	15.2 years

Discount rate (annual rate)	11.0%	11.4%

Key economic assumptions used to estimate the fair value of MSRs derived from sales and securitizations of mortgage loans performed by the banking subsidiaries and the sensitivity to immediate changes in those assumptions at December 31, 2013 and 2012 were as follows:

Originated MSRs

December 31,

(In thousands)	2013	2012

Fair value of servicing rights	$115,753	$102,727

Weighted average life	12.5 years	10.2 years

Weighted average prepayment speed (annual rate)	8.0%	9.8%

Impact on fair value of 10% adverse change	$(3,763)	$(3,226)

Impact on fair value of 20% adverse change	$(7,459)	$(7,018)

Weighted average discount rate (annual rate)	11.6%	12.3%

Impact on fair value of 10% adverse change	$(4,930)	$(3,518)

Impact on fair value of 20% adverse change	$(9,595)	$(7,505)

The banking subsidiaries also own servicing rights purchased from other financial institutions. The fair value of purchased MSRs, their related valuation assumptions and the sensitivity to immediate changes in those assumptions at December 31, 2013 and 2012 were as follows:

Purchased MSRs
	December 31,

(In thousands)	2013	2012

Fair value of servicing rights	$45,346	$51,703

Weighted average life	10.9 years	11.0 years

Weighted average prepayment speed (annual rate)	9.2%	9.1%

Impact on fair value of 10% adverse change	$(1,969)	$(2,350)

Impact on fair value of 20% adverse change	$(3,478)	$(4,024)

Weighted average discount rate (annual rate)	10.8%	11.4%

Impact on fair value of 10% adverse change	$(2,073)	$(2,516)

Impact on fair value of 20% adverse change	$(3,655)	$(4,317)

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

At December 31, 2013, the Corporation serviced $2.5 billion (2012 - $2.9 billion) in residential mortgage loans subject to credit recourse provision, principally loans associated with FNMA and FHLMC residential mortgage loan securitization programs.

Under the GNMA securitizations, the Corporation, as servicer, has the right to repurchase (but not the obligation), at its option and without GNMA’s prior authorization, any loan that is collateral for a GNMA guaranteed mortgage-backed security when certain delinquency criteria are met. At the time that individual loans meet GNMA’s specified delinquency criteria and are eligible for repurchase, the Corporation is deemed to have regained effective control over these loans if the Corporation was the pool issuer. At December 31, 2013, the Corporation had recorded $48 million in mortgage loans on its consolidated statements of financial condition related to this buy-back option program (2012 - $56 million). As long as the Corporation continues to service the loans that continue to be collateral in a GNMA guaranteed mortgage-backed security, the MSR is recognized by the Corporation. During the year ended December 31, 2013, the Corporation repurchased approximately $209 million of mortgage loans under the GNMA buy-back option program (2012 - $255 million). The determination to repurchase these loans was based on the economic benefits of the transaction, which results in a reduction of the servicing costs for these severely delinquent loans, mostly related to principal and interest advances. Furthermore, due to their guaranteed nature, the risk associated with the loans is low. The Corporation places these loans under its loss mitigation programs and once brought back to current status, these may be either retained in portfolio or re-sold in the secondary market.

The Corporation also has the rights to service a portfolio of Small Business Administration (“SBA”) commercial loans. The SBA servicing rights are measured at the lower of cost or fair value method. The following table presents the activity in the SBA servicing rights for the years ended December 31, 2013 and 2012. During 2013 and 2012, the Corporation did not execute any sale of SBA loans.

(In thousands)	2013	2012

Balance at beginning of year	$695	$1,087

Amortization	(255)	(392)

Balance at end of year	$440	$695

Fair value at end of year	$1,609	$2,414

SBA loans serviced for others were $451 million at December 31, 2013 (2012 - $485 million).

In 2013 weighted average servicing fees on the SBA serviced loans were approximately 1.02% (2012 - 1.03%).

Key economic assumptions used to estimate the fair value of SBA loans and the sensitivity to immediate changes in those assumptions were as follows:

SBA Loans

(In thousands)	2013		2012

Carrying amount of retained interests	$440		$695

Fair value of retained interests	$1,609		$2,414

Weighted average life	3.0	years	3.1 years

Weighted average prepayment speed (annual rate)	7.2%		5.6%

Impact on fair value of 10% adverse change	$(27)		$(33)

Impact on fair value of 20% adverse change	$(56)		$(68)

Weighted average discount rate (annual rate)	13.0%		13.0%

Impact on fair value of 10% adverse change	$(46)		$(72)

Impact on fair value of 20% adverse change	$(94)		$(148)

Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation, including its own loan portfolio, for the years ended December 31, 2013 and 2012, are disclosed in the following tables. Loans securitized/sold represent loans in which the Corporation has continuing involvement in the form of credit recourse.

2013

(In thousands)	Total principal amount of loans, net of unearned	Principal amount 60 days or more past due	Net credit losses (recoveries)

Loans (owned and managed):

Commercial	$10,037,787	$305,488	$270,266

Construction	206,084	23,771	(6,796)

Legacy	211,135	17,148	(2,583)

Lease financing	543,761	5,102	3,506

Mortgage	9,315,454	1,033,419	260,682

Consumer	3,932,226	95,329	96,971

Covered loans	2,984,427	771,662	76,210

Less:

Loans securitized / sold	(2,524,155)	(196,590)	(5,641)

Loans held-for-sale	(110,426)	(1,184)	(362,645)

Loans held-in-portfolio	$24,596,293	$2,054,145	$329,970

2012

(In thousands)	Total principal amount of loans, net of unearned	Principal amount 60 days or more past due	Net credit losses (recoveries)

Loans (owned and managed):

Commercial	$9,874,249	$714,411	$189,293

Construction	330,997	123,170	(1,883)

Legacy	386,297	60,853	16,338

Lease financing	540,523	6,420	943

Mortgage	9,269,263	1,361,636	72,771

Consumer	3,868,886	93,119	126,099

Covered loans	3,755,972	1,166,426	90,878

Less:

Loans securitized / sold	(2,932,555)	(235,584)	(797)

Loans held-for-sale	(354,468)	(96,360)	(34)

Loans held-in-portfolio	$24,739,164	$3,194,091	$493,608

Note 14 - Premises and equipment

The premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

(In thousands)	Useful life in years	2013	2012

Land		$110,453	$108,851

Buildings	10-50	500,474	496,621

Equipment	2-10	305,814	306,925

Leasehold improvements	3-10	86,020	85,314

		892,308	888,860

Less - Accumulated depreciation and amortization		488,497	472,684

Subtotal		403,811	416,176

Construction in progress		5,252	10,766

Total premises and equipment, net		$519,516	$535,793

Depreciation and amortization of premises and equipment for the year 2013 was $48.2 million (2012 -$46.7 million; 2011 - $46.4 million), of which $24.8 million (2012 - $24.2 million; 2011 - $23.8 million) was charged to occupancy expense and $23.4 million (2012 - $22.5 million; 2011 - $22.6 million) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $26.0 million (2012 - $22.9 million; 2011 - $23.3 million).

Note 15 – Other assets

The caption of other assets in the consolidated statements of financial condition consists of the following major categories:

(In thousands)	2013	2012

Net deferred tax assets (net of valuation allowance)	$761,768	$541,499

Investments under the equity method	197,006	246,776

Bank-owned life insurance program	228,805	233,475

Prepaid FDIC insurance assessment	383	27,533

Prepaid taxes	91,504	88,360

Other prepaid expenses	67,108	60,626

Derivative assets	34,710	41,925

Trades receivables from brokers and counterparties	71,680	137,542

Others	234,594	191,842

Total other assets	$1,687,558	$1,569,578

Note 16 - Investments in equity investees

During the year ended December 31, 2013, the Corporation recorded pre-tax earnings of $42.9 million, from its equity investments, compared to $73.5 million year ended December 31, 2012. The carrying value of the Corporation’s equity method investments was $197 million and $247 million at December 31, 2013 and 2012, respectively.

The following table presents aggregated summarized financial information of the Corporation’s equity method investees:

Years ended December 31,	2013	2012	2011

(in thousands)

Operating results:

Total revenues	$1,302,637	$796,185	$623,595

Total expenses	1,024,713	570,450	579,186

Income tax (benefit) expense	39,301	(36,914)	(16,656)

Net income	$238,623	$262,649	$61,065

At December 31,	2013	2012

(in thousands)

Balance Sheet:

Total assets	$5,987,802	$5,652,824

Total liabilities	$4,036,484	$3,921,888

Summarized financial information for these investees may be presented on a lag, due to the unavailability of information for the investees, at the respective balance sheet dates.

Note 17 – Goodwill and other intangible assets

The changes in the carrying amount of goodwill for the years ended December 31, 2013, and 2012, allocated by reportable segments and corporate group, were as follows (refer to Note 42 for the definition of the Corporation’s reportable segments):

2013

			Purchase

	Balance at	Goodwill on	accounting		Balance at

(In thousands)	January 1, 2013	acquisition	adjustments	Other	December 31, 2013

Banco Popular de Puerto Rico	$245,679	$-	$-	$-	$245,679
Banco Popular North America	402,078	-	-	-	402,078

Total Popular, Inc.	$647,757	$-	$-	$-	$647,757

2012

			Purchase

	Balance at	Goodwill on	accounting		Balance at

(In thousands)	January 1, 2012	acquisition	adjustments	Other	December 31, 2012

Banco Popular de Puerto Rico	$246,272	$-	$(439)	$(154)	$245,679

Banco Popular North America	402,078	-	-	-	402,078

Total Popular, Inc.	$648,350	$-	$(439)	$(154)	$647,757

Purchase accounting adjustments consists of adjustments to the value of the assets acquired and liabilities assumed resulting from the completion of appraisals or other valuations, adjustments to initial estimates recorded for transaction costs, if any, and contingent consideration paid during a contractual contingency period.

The following table presents the gross amount of goodwill and accumulated impairment losses by reportable segments.

December 31, 2013

	Balance at		Balance at	Balance at		Balance at

	January 1,	Accumulated	January 1,	December 31,	Accumulated	December 31,

	2013	impairment	2013	2013	impairment	2013

(In thousands)	(gross amounts)	losses	(net amounts)	(gross amounts)	losses	(net amounts)

Banco Popular de Puerto Rico	$245,679	$-	$245,679	$245,679	$-	$245,679

Banco Popular North America	566,489	164,411	402,078	566,489	164,411	402,078

Total Popular, Inc.	$812,168	$164,411	$647,757	$812,168	$164,411	$647,757

December 31, 2012

	Balance at		Balance at	Balance at		Balance at

	January 1,	Accumulated	January 1,	December 31,	Accumulated	December 31,

	2012	impairment	2012	2012	impairment	2012

(In thousands)	(gross amounts)	losses	(net amounts)	(gross amounts)	losses	(net amounts)

Banco Popular de Puerto Rico	$246,272	$-	$246,272	$245,679	$-	$245,679

Banco Popular North America	566,489	164,411	402,078	566,489	164,411	402,078

Total Popular, Inc.	$812,761	$164,411	$648,350	$812,168	$164,411	$647,757

The accumulated impairment losses in the BPNA reportable segment are associated with E-LOAN.

At December 31, 2013 and 2012, the Corporation had $ 6 million of identifiable intangible assets, with indefinite useful lives, mostly associated with E-LOAN’s trademark.

The following table reflects the components of other intangible assets subject to amortization:

(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value

December 31, 2013

Core deposits	$77,885	$51,737	$26,148

Other customer relationships	17,555	4,712	12,843

Other intangibles	135	107	28

Total other intangible assets	$95,575	$56,556	$39,019

December 31, 2012

Core deposits	$77,885	$43,627	$34,258

Other customer relationships	16,835	2,974	13,861

Other intangibles	135	73	62

Total other intangible assets	$94,855	$46,674	$48,181

During the year ended 2013 the Corporation recognized $720 thousand in other customer relationship intangible asset associated with the purchase of a dwelling and flood insurance portfolio, which is to be amortized to operating expenses over a 5-year period. There were no intangible assets acquired during the year ended 2012.

During the year ended December 31, 2013, the Corporation recognized $ 9.9 million in amortization expense related to other intangible assets with definite useful lives (2012 - $ 10.1 million; 2011 - $ 9.7 million).

The following table presents the estimated amortization of the intangible assets with definite useful lives for each of the following periods:

(In thousands)

Year 2014	$9,371

Year 2015	7,228

Year 2016	6,943

Year 2017	4,194

Year 2018	4,102

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

The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2013 using July 31, 2013 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which are the legal entities within the reportable segment. The Corporation assigns goodwill to the reporting units when carrying out a business combination.

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

For purposes of the discounted cash flows (“DCF”) approach, the valuation is based on estimated future cash flows. The financial projections used in the DCF valuation analysis for each reporting unit are based on the most recent (as of the valuation date) financial projections presented to the Corporation’s Asset / Liability Management Committee (“ALCO”). The growth assumptions included in these projections are based on management’s expectations for each reporting unit’s financial prospects considering economic and industry conditions as well as particular plans of each entity (i.e. restructuring plans, de-leveraging, etc.). The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 13.5% to 17.34% for the 2013 analysis. The Ibbotson Build-Up Method builds up a cost of equity starting with the rate of return of a “risk-free” asset (20-year U.S. Treasury note) and adds to it additional risk elements such as equity risk premium, size premium and industry risk premium. The resulting discount rates were analyzed in terms of reasonability given the current market conditions and adjustments were made when necessary.

For BPNA, the only reporting unit that failed Step 1, the Corporation determined the fair value of Step 1 utilizing a DCF approach and a market value approach. The market value approach is based on a combination of price multiples from comparable companies and multiples from capital raising transactions of comparable companies. The market multiples used included “price to book” and “price to tangible book”. The Step 1 fair value for BPNA under both valuation approaches (market and DCF) was below the carrying amount of its equity book value as of the valuation date (July 31), requiring the completion of Step 2. In accordance with accounting standards, the Corporation performed a valuation of all assets and liabilities of BPNA, including any recognized and unrecognized intangible assets, to determine the fair value of BPNA’s net assets. To complete Step 2, the Corporation subtracted from BPNA’s Step 1 fair value the determined fair value of the net assets to arrive at the implied fair value of goodwill. The results of the Step 2 indicated that the implied fair value of goodwill exceeded the goodwill carrying value of $402 million at July 31, 2013 resulting in no goodwill impairment. The reduction in BPNA’s Step 1 fair value was offset by a reduction in the fair value of its net assets, resulting in an implied fair value of goodwill that exceeds the recorded book value of goodwill.

The analysis of the results for Step 2 indicates that the reduction in the fair value of the reporting unit was mainly attributed to the deteriorated fair value of the loan portfolios and not to the fair value of the reporting unit as a going concern. The current negative performance of the reporting unit is principally related to deteriorated credit quality in its loan portfolio, which is consistent with the results of the Step 2 analysis. The fair value determined for BPNA’s loan portfolio in the July 31, 2013 annual test represented a discount of 15.1%, compared with 18.2% at July 2012. The discount is mainly attributed to market participant’s expected rate of returns.

If the Step 1 fair value of BPNA declines further in the future without a corresponding decrease in the fair value of its net assets or if loan discounts improve without a corresponding increase in the Step 1 fair value, the Corporation may be required to record a goodwill impairment charge. The Corporation engaged a third-party valuator to assist management in the annual evaluation of BPNA’s goodwill (including Step 1 and Step 2) as well as BPNA’s loan portfolios as of the July 31, 2013 valuation date. Management discussed the methodologies, assumptions and results supporting the relevant values for conclusions and determined they were reasonable.

For the BPPR reporting unit, the average estimated fair value calculated in Step 1 using all valuation methodologies exceeded BPPR’s equity value by approximately $387 million in the July 31, 2013 annual test as compared with approximately $222 million at July 31, 2012. This result indicates there would be no indication of impairment on the goodwill recorded in BPPR at July 31, 2013. For the BPNA reporting unit, the estimated implied fair value of goodwill calculated in Step 2 exceeded BPNA’s goodwill carrying value by approximately $557 million as compared to approximately $338 million at July 31, 2012. The increase in the excess of the implied fair value of goodwill over its carrying amount for BPNA is mainly due to an increase in the fair value of the equity of BPNA as calculated in Step 1, which is mainly attributed to improvement in BPNA financial performance and increases in market price comparable companies and transactions. The goodwill balance of BPPR and BPNA, as legal entities, represented approximately 97% of the Corporation’s total goodwill balance as of the July 31, 2013 valuation date.

Furthermore, as part of the analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2013 annual assessment were reasonable.

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

At December 31, 2013 and 2012, other than goodwill, the Corporation had $ 6 million of identifiable intangible assets, with indefinite useful lives, mostly associated with E-LOAN’S trademark.

The valuation of the E-LOAN trademark was performed using the “relief-from-royalty” valuation approach. The basis of the “relief-from-royalty” method is that, by virtue of having ownership of the trademark, the Corporation is relieved from having to pay a royalty, usually expressed as a percentage of revenue, for the use of trademark. The main attributes involved in the valuation of this intangible asset include the royalty rate, revenue projections that benefit from the use of this intangible, after-tax royalty savings derived from the ownership of the intangible, and the discount rate to apply to the projected benefits to arrive at the present value of this intangible. Since estimates are an integral part of this trademark impairment analysis, changes in these estimates could have a significant impact on the calculated fair value. There were no impairments recognized during the years ended December 31, 2013 and 2012 related to E-LOAN’s trademark.

Note 18 – Deposits

Total interest bearing deposits as of the end of the periods presented consisted of:

	December 31,

(In thousands)	2013	2012

Savings accounts	$6,839,126	$6,694,014

NOW, money market and other interest bearing demand deposits	5,637,985	5,601,261

Total savings, NOW, money market and other interest bearing demand deposits	12,477,111	12,295,275

Certificates of deposit:

Under $100,000	5,101,711	5,666,973

$100,000 and over	3,209,641	3,243,736

Total certificates of deposit	8,311,352	8,910,709

Total interest bearing deposits	$20,788,463	$21,205,984

A summary of certificates of deposit by maturity at December 31, 2013 follows:

(In thousands)

2014	$5,387,569

2015	1,287,615

2016	653,010

2017	430,024

2018	481,849

2019 and thereafter	71,285

Total certificates of deposit	$8,311,352

At December 31, 2013, the Corporation had brokered deposits amounting to $ 2.4 billion (2012 - $ 2.8 billion).

The aggregate amount of overdrafts in demand deposit accounts that were reclassified to loans was $10 million at December 31, 2013 (2012 - $17 million).

Note 19 – Assets sold under agreements to repurchase

The following table summarizes certain information on assets sold under agreements to repurchase at December 31, 2013 and 2012:

(Dollars in thousands)	2013	2012

Assets sold under agreements to repurchase	$1,659,292	$2,016,752

Maximum aggregate balance outstanding at any month-end	$2,269,565	$2,113,557

Average monthly aggregate balance outstanding	$1,844,061	$1,885,207

Weighted average interest rate:

For the year	1.92%	2.33%

At December 31	2.07%	1.91%

The repurchase agreements outstanding at December 31, 2013 were collateralized by $ 1.3 billion in investment securities available for sale, $ 309 million in trading securities and $ 70 million in securities sold not yet delivered in other assets (2012 - $ 1.6 billion in investment securities available for sale, $ 272 million in trading securities and $133 million in securities sold not yet delivered in other assets). It is the Corporation’s policy to maintain effective control over assets sold under agreements to repurchase; accordingly, such securities continue to be carried on the consolidated statement of financial condition.

In addition, there were repurchase agreements outstanding collateralized by $ 189 million (2012 - $ 227 million) in securities purchased underlying agreements to resell to which the Corporation has the right to repledge. It is the Corporation’s policy to take possession of securities purchased under agreements to resell. However, the counterparties to such agreements maintain effective control over such securities, and accordingly are not reflected in the Corporation’s consolidated statements of financial condition.

The following table presents the liability associated with the repurchase transactions (including accrued interest), their maturities and weighted average interest rates. Also, it includes the carrying value and approximate market value of the collateral (including accrued interest) at December 31, 2013 and 2012. The information excludes repurchase agreement transactions which were collateralized with securities or other assets held-for-trading purposes or which have been obtained under agreements to resell.

	2013				2012

(Dollars in thousands)	Repurchase liability	Carrying value of collateral	Market value of collateral	Weighted average interest rate	Repurchase liability	Carrying value of collateral	Market value of collateral	Weighted average interest rate

Obligations of U.S. government sponsored entities

Within 30 days	$64,109	$67,721	$67,721	0.23%	$160,288	$163,934	$163,934	0.40%

After 30 to 90 days	-	-	-	-	7,312	7,102	7,102	0.60

After 90 days	156,092	177,031	177,031	4.89	119,120	143,502	143,502	4.88

Total obligations of U.S. government sponsored entities	220,201	244,752	244,752	3.53	286,720	314,538	314,538	2.27

Mortgage-backed securities

Within 30 days	23,998	26,591	26,591	0.46	43,107	47,307	47,307	0.54

After 30 to 90 days	-	-	-	-	98,887	105,903	105,903	0.60

After 90 days	240,313	286,166	286,166	3.61	320,780	380,900	380,900	3.75

Total mortgage-backed securities	264,311	312,757	312,757	3.32	462,774	534,110	534,110	2.78

Collateralized mortgage obligations

Within 30 days	235,306	267,120	267,120	0.39	330,000	365,404	365,404	0.53

After 30 to 90 days	103,754	114,643	114,643	0.44	69,856	76,516	76,516	0.60

After 90 days	322,881	370,197	370,197	4.24	287,038	341,687	341,687	4.24

Total collateralized mortgage obligations	661,941	751,960	751,960	2.28	686,894	783,607	783,607	2.09

Total	$1,146,453	$1,309,469	$1,309,469	2.76%	$1,436,388	$1,632,255	$1,632,255	2.35%

Note 20 – Other short-term borrowings

The following table presents a breakdown of other short-term borrowings at December 31, 2013 and 2012.

(In thousands)	2013	2012

Advances with the FHLB paying interest at maturity, at fixed rates ranging from 0.38% to 0.44% (2012 - 0.32% to 0.44%)	$400,000	$635,000

Others	1,200	1,200

Total other short-term borrowings	$401,200	$636,200

The maximum aggregate balance outstanding at any month-end was approximately $ 1,226 million (2012 - $ 1,356 million). The weighted average interest rate of other short-term borrowings at December 31, 2013 was 0.38% (2012 – 0.41%). The average aggregate balance outstanding during the year was approximately $ 729 million (2012 - $680 million). The weighted average interest rate during the year was 0.41% (2012 – 0.42%).

Note 21 presents additional information with respect to available credit facilities.

Note 21 – Notes payable

Notes payable outstanding at December 31, 2013 and 2012, consisted of the following:

(In thousands)	2013	2012

Advances with the FHLB maturing from 2014 to 2021 paying interest at monthly fixed rates ranging from 0.27% to 4.19% (2012 - 0.63% to 4.95%)	$589,229	$577,490

Term notes maturing in 2014 paying interest semiannually at fixed rate of 7.47% (2012 - 5.25% to 7.86%)	675	236,620

Term notes maturing in 2014 paying interest monthly at a floating rate of 3.00% over the 10-year U.S. Treasury note rate[1]	14	133

Junior subordinated deferrable interest debentures (related to trust preferred securities) maturing from 2027 to 2034 with fixed interest rates ranging from 6.125% to 8.327% (Refer to Note 23)	439,800	439,800

Junior subordinated deferrable interest debentures (related to trust preferred securities) ($936,000 less discount of $404,460 as of 2013 and $436,530 at 2012) with no stated maturity and a contractual fixed interest rate of 5.00% until, but excluding December 5, 2013 and 9.00% thereafter (Refer to Note 23)[2]	531,540	499,470

Others	23,496	24,208

Total notes payable	$1,584,754	$1,777,721

[1] Note: The 10-year U.S. Treasury note rate at December 31, 2013 and December 31, 2012 was 3.03% and 1.76%, respectively.

[2] The debentures are perpetual and may be redeemed by the Corporation at any time, subject to the consent of the Board of Governors of the Federal Reserve System. The discount on the debentures is being amortized over an estimated 30-year term that started in August 2009. The effective interest rate taking into account the discount accretion was approximately 16% at December 31, 2013 and 2012.

The following table presents the aggregate amounts by contractual maturities of notes payable at December 31, 2013.

Year	(In thousands)

2014	$127,308

2015	29,044

2016	215,201

2017	79,034

2018	125,547

Later years	477,080

No stated maturity	936,000

Subtotal	1,989,214

Less: Discount	404,460

Total notes payable	$1,584,754

At December 31, 2013, the Corporation had borrowing facilities available with the FHLB whereby the Corporation could borrow up to $3.0 billion based on the assets pledged with the FHLB at that date (2012 - $2.8 billion). The FHLB advances at December 31, 2013 are collateralized with mortgage loans, and do not have restrictive covenants or callable features. The maximum borrowing capacity is dependent on certain computations as determined by the FHLB, which consider the amount and type of assets available for collateral.

Also, the Corporation has a borrowing facility at the discount window of the Federal Reserve Bank of New York. At December 31, 2013, the borrowing capacity at the discount window approximated $3.4 billion (2012 - $3.1 billion), which remained unused at December 31, 2013 and 2012. The facility is a collateralized source of credit that is highly reliable even under difficult market conditions.

Note 22 – Offsetting of financial assets and liabilities

The following tables present the potential effect of rights of setoff associated with the Corporation’s recognized financial assets and liabilities at December 31, 2013 and December 31, 2012.

As of December 31, 2013

				Gross Amounts Not Offset in the Statement of Financial Position

(In thousands)	Gross Amount of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets Presented in the Statement of Financial Position	Financial Instruments	Securities Collateral Received	Cash Collateral Received	Net Amount

Derivatives	$34,793	$-	$34,793	$1,220	$-	$-	$33,573

Reverse repurchase agreements	175,965	-	175,965	-	175,965	-	-

Total	$210,758	$-	$210,758	$1,220	$175,965	$-	$33,573

As of December 31, 2013

				Gross Amounts Not Offset in the Statement of Financial Position

(In thousands)	Gross Amount of Recognized Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Liabilities Presented in the Statement of Financial Position	Financial Instruments	Securities Collateral Pledged	Cash Collateral Pledged	Net Amount

Derivatives	$32,378	$-	$32,378	$1,220	$14,003	$-	$17,155

Repurchase agreements	1,659,292	-	1,659,292	-	1,659,292	-	-

Total	$1,691,670	$-	$1,691,670	$1,220	$1,673,295	$-	$17,155

As of December 31, 2012

				Gross Amounts Not Offset in the Statement of Financial Position

(In thousands)	Gross Amount of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets Presented in the Statement of Financial Position	Financial Instruments	Securities Collateral Received	Cash Collateral Received	Net Amount

Derivatives	$41,935	$-	$41,935	$649	$1,770	$-	$39,516

Reverse repurchase agreements	213,462	-	213,462	1,041	212,421	-	-

Total	$255,397	$-	$255,397	$1,690	$214,191	$-	$39,516

As of December 31, 2012

				Gross Amounts Not Offset in the Statement of Financial Position

(In thousands)	Gross Amount of Recognized Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Liabilities Presented in the Statement of Financial Position	Financial Instruments	Securities Collateral Pledged	Cash Collateral Received	Net Amount

Derivatives	$42,585	$-	$42,585	$649	$30,390	$-	$11,546

Repurchase agreements	2,016,752	-	2,016,752	1,041	2,015,711	-	-

Total	$2,059,337	$-	$2,059,337	$1,690	$2,046,101	$-	$11,546

The Corporation’s derivatives are subject to agreements which allow a right of set-off with each respective counterparty. In addition, the Corporation’s Repurchase Agreements and Reverse Repurchase Agreements have a right of set-off with the respective counterparty under the supplemental terms of the Master Repurchase Agreements. In an event of default each party has a right of set-off against the other party for amounts owed in the related agreement and any other amount or obligation owed in respect of any other agreement or transaction between them.

Note 23 – Trust preferred securities

At December 31, 2013 and December 31, 2012, four statutory trusts established by the Corporation (BanPonce Trust I, Popular Capital Trust I, Popular North America Capital Trust I and Popular Capital Trust II) had issued trust preferred securities (also referred to as “capital securities”) to the public. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts (the “common securities”), were used by the trusts to purchase junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by the Corporation. In August 2009, the Corporation established the Popular Capital Trust III for the purpose of exchanging the shares of Series C preferred stock held by the U.S. Treasury at the time for trust preferred securities issued by this trust. In connection with this exchange, the trust used the Series C preferred stock, together with the proceeds of issuance and sale of common securities of the trust, to purchase junior subordinated debentures issued by the Corporation.

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

The following table presents financial data pertaining to the different trusts at December 31, 2013 and December 31, 2012.

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

[8] Carrying value of junior subordinated debentures of $ 532 million at December 31, 2013 ($ 936 million aggregate liquidation amount, net of $ 404 million discount) and $ 499 million at December 31, 2012 ($ 936 million aggregate liquidation amount, net of $ 437 million discount).

In July 2013, the Board of Governors of the Federal Reserve System approved final rules (“New Capital Rules”) to establish a new comprehensive regulatory capital framework for all U.S. banking organizations. The New Capital Rules generally implement the Basel Committee on Banking Supervision’s (the “Basel Committee”) December 2010 final capital framework referred to as “Basel III” for strengthening international capital standards and several changes to the U.S. regulatory capital regime required by the Dodd-Frank Wall Street Reform and Consumer Protection on Act (“Dodd-Frank”). The New Capital Rules require that capital instruments such as trust preferred securities be phased-out of Tier 1 capital. The Corporation’s Tier I capital level at December 31, 2013 included $ 427 million of trust preferred securities that are subject to the phase-out provisions of the New Capital Rules. The Corporation would be allowed to include only 25% of such trust preferred securities in Tier I capital as of January 1, 2015 and 0% as of January 1, 2016 and thereafter. The New Capital Rules also permanently grandfathers as Tier 2 capital such trust preferred securities. The trust preferred securities issued to the U.S. Treasury pursuant to the Emergency Economic Stabilization Act of 2008 are exempt from the phase-out provision.

On October 18, 2013, the Corporation submitted a formal application to the Federal Reserve of New York to redeem the $935 million in trust preferred securities due under the Troubled Assets Relief Program (“TARP”), discussed in Note 23 to the accompanying financial statements. While there can be no assurance that the Corporation will be approved to repay TARP, nor on the timing of this event, if the Corporation is approved and repays TARP in full, a non-cash charge to earnings would be recorded for the unamortized portion of the discount associated with this debt, which at December 31, 2013 had a balance of $404 million.

Note 24 – Stockholders’ equity

The Corporation has 30,000,000 shares of authorized preferred stock that may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation’s shares of preferred stock issued and outstanding at December 31, 2013 and 2012 consisted of:

—

6.375% non-cumulative monthly income preferred stock, 2003 Series A, no par value, liquidation preference value of $25 per share. Holders on record of the 2003 Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 6.375% of their liquidation preference value, or $0.1328125 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System. The redemption price per share is $25.00. The shares of 2003 Series A Preferred Stock have no voting rights, except for certain rights in instances when the Corporation does not pay dividends for a defined period. These shares are not subject to any sinking fund requirement. Cash dividends declared and paid on the 2003 Series A Preferred Stock amounted to $1.4 million for the year ended December 31, 2013, 2012 and 2011. Outstanding shares of 2003 Series A Preferred Stock amounted to 885,726 at December 31, 2013, 2012 and 2011.

—

8.25% non-cumulative monthly income preferred stock, 2008 Series B, no par value, liquidation preference value of $25 per share. The shares of 2008 Series B Preferred Stock were issued in May 2008. Holders of record of the 2008 Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 8.25% of their liquidation preferences, or $0.171875 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System beginning on May 28, 2013. The redemption price per share is $25.50 from May 28, 2013 through May 28, 2014, $25.25 from May 28, 2014 through May 28, 2015 and $25.00 from May 28, 2015 and thereafter. Cash dividends declared and paid on the 2008 Series B Preferred Stock amounted to $ 2.3 million for the year ended December 31, 2013, 2012 and 2011. Outstanding shares of 2008 Series B Preferred Stock amounted to 1,120,665 at December 31, 2013, 2012 and 2011.

As part of the Series C Preferred Stock transaction with the U.S. Treasury effected on December 5, 2008, the Corporation issued to the U.S. Treasury a warrant to purchase 2,093,284 shares of the Corporation’s common stock at an exercise price of $67 per share, which continues to be outstanding in full and without amendment at December 31, 2013. The warrant is immediately exercisable, subject to certain restrictions, and has a 10-year term. The exercise price and number of shares subject to the warrant are both subject to anti-dilution adjustments. The U.S. Treasury may not exercise voting power with respect to shares of common stock issued upon exercise of the warrant. The trust preferred securities issued to the U.S. Treasury, which are described in Note 23 to the financial statements, the warrant or the shares issuable upon exercise of the warrant are not subject to any contractual restriction on transfer.

The Corporation’s common stock trades on the NASDAQ Stock Market LLC (the “NASDAQ”) under the symbol BPOP. The Corporation voluntarily delisted its 2003 Series A and 2008 Series B Preferred Stock from the NASDAQ effective October 8, 2009.

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

During the years ended December 31, 2013, 2012 and 2011 the Corporation did not declare dividends on its common stock.

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. BPPR’s statutory reserve fund amounted to $ 445 million at December 31, 2013 (2012 - $ 432 million; 2011 - $ 415 million). During 2013, $ 13 million was transferred to the statutory reserve account (2012 - $ 17 million, 2011 - $ 13 million). BPPR was in compliance with the statutory reserve requirement in 2013, 2012 and 2011.

Note 25 – Regulatory capital requirements

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can lead to certain mandatory and additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Federal Reserve Board and the other bank regulators have adopted quantitative measures which assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements. Rules adopted by the federal banking agencies provide that a depository institution will be deemed to be well capitalized if it maintains a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based ratio of at least 10%. Management has determined that at December 31, 2013 and 2012, the Corporation exceeded all capital adequacy requirements to which it is subject.

At December 31, 2013 and 2012, BPPR and BPNA were well-capitalized under the regulatory framework for prompt corrective action. At December 31, 2013, management believes that there were no conditions or events since the most recent notification date that could have changed the institution’s category.

The Corporation has been designated by the Federal Reserve Board as a Financial Holding Company (“FHC”) and is eligible to engage in certain financial activities permitted under the Gramm-Leach-Bliley Act of 1999.

The following tables present the Corporation’s risk-based capital and leverage ratios at December 31, 2013 and 2012.

	Actual		Capital adequacy minimum requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio

	2013

Total Capital (to Risk-Weighted Assets):

Corporation	$4,761,555	20.42%	$1,865,494	8%

BPPR	2,607,018	14.76	1,413,292	8

BPNA	1,400,740	25.47	439,908	8

Tier I Capital (to Risk-Weighted Assets):

Corporation	$4,464,742	19.15%	$932,747	4%

BPPR	2,381,347	13.48	706,646	4

BPNA	1,331,471	24.21	219,954	4

Tier I Capital (to Average Assets):

Corporation	$4,464,742	12.85%	$1,042,384	3%

			1,389,845	4

BPPR	2,381,347	9.21	775,562	3

			1,034,083	4

BPNA	1,331,471	15.92	250,931	3

			334,575	4

	Actual		Capital adequacy minimum requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio

	2012

Total Capital (to Risk-Weighted Assets):

Corporation	$4,357,148	18.63%	$1,871,326	8%

BPPR	2,699,339	15.25	1,415,630	8

BPNA	1,290,343	24.04	429,387	8

Tier I Capital (to Risk-Weighted Assets):

Corporation	$4,058,242	17.35%	$935,663	4%

BPPR	2,288,076	12.93	707,815	4

BPNA	1,221,893	22.77	214,693	4

Tier I Capital (to Average Assets):

Corporation	$4,058,242	11.52%	$1,056,785	3%

			1,409,047	4

BPPR	2,288,076	8.65	793,517	3

			1,058,023	4

BPNA	1,221,893	15.00	244,390	3

			325,853	4

The following table presents the minimum amounts and ratios for the Corporation’s banks to be categorized as well-capitalized under prompt corrective action.

	2013		2012

(In thousands)	Amount	Ratio	Amount	Ratio

Total Capital (to Risk-Weighted Assets):

BPPR	$1,766,615	10%	$1,769,537	10%

BPNA	549,885	10	536,733	10

Tier I Capital (to Risk-Weighted Assets):

BPPR	$1,059,969	6%	$1,061,722	6%

BPNA	329,931	6	322,040	6

Tier I Capital (to Average Assets):

BPPR	$1,292,604	5%	$1,322,529	5%

BPNA	418,219	5	407,316	5

Note 26 – Other comprehensive loss

The following table presents changes in accumulated other comprehensive loss by component for the years ended December 31, 2013, 2012, and 2011.

	Changes in Accumulated Other Comprehensive Loss by Component [1]

		Year ended December 31,
(In thousands)		2013	2012	2011

Foreign currency translation	Beginning Balance	$(31,277)	$(28,829)	$(36,151)

	Other comprehensive loss before reclassifications	(4,822)	(2,448)	(2,762)

	Amounts reclassified from accumulated other comprehensive loss	-	-	10,084

	Net change	(4,822)	(2,448)	7,322

	Ending balance	$(36,099)	$(31,277)	$(28,829)

Adjustment of pension and postretirement benefit plans	Beginning Balance	$(225,846)	$(216,058)	$(130,080)

	Other comprehensive income (loss) before reclassifications	104,272	(27,699)	(94,386)

	Amounts reclassified from accumulated other comprehensive loss for amortization of net losses	17,272	18,051	9,081

	Amounts reclassified from accumulated other comprehensive loss for amortization of prior service cost	-	(140)	(673)

	Net change	121,544	(9,788)	(85,978)

	Ending balance	$(104,302)	$(225,846)	$(216,058)

Unrealized net holding gains (losses) on investments	Beginning Balance	$154,568	$203,078	$159,700

	Other comprehensive (loss) gain before reclassifications	(201,119)	(50,204)	50,203

	Amounts reclassified from accumulated other comprehensive income	(1,793)	1,694	(6,825)

	Net change	(202,912)	(48,510)	43,378

	Ending balance	$(48,344)	$154,568	$203,078

Unrealized net gains (losses) on cash flow hedges	Beginning Balance	$(313)	$(739)	$570

	Other comprehensive income (loss) before reclassifications	1,436	(9,457)	(8,089)

	Amounts reclassified from other accumulated other comprehensive loss	(1,123)	9,883	6,780

	Net change	313	426	(1,309)

Ending balance	$-	$(313)	$(739)

Total	$(188,745)	$(102,868)	$(42,548)

[1] All amounts presented are net of tax.

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss for the years ended December 31, 2013, 2012, and 2011.

	Reclassifications Out of Accumulated Other Comprehensive Loss
	Affected Line Item in the	Year ended December 31,
(In thousands)	Consolidated Statements of Operations	2013	2012	2011

Foreign currency translation

Cumulative translation adjustment reclassified into earnings	Other operating income	$-	$-	$(10,084)

	Total before tax	-	-	(10,084)

	Total net of tax	$-	$-	$(10,084)

Adjustment of pension and postretirement benefit plans

Amortization of net losses	Personnel costs	$(24,674)	$(25,159)	$(12,973)

Amortization of prior service cost	Personnel costs	-	200	961

	Total before tax	(24,674)	(24,959)	(12,012)

	Income tax benefit	7,402	7,048	3,604

	Total net of tax	$(17,272)	$(17,911)	$(8,408)

Unrealized holding gains on investments

Realized gain (loss) on sale of securities	Net gain (loss) on sale and valuation adjustments of investment securities	$2,110	$(1,707)	$8,044

	Total before tax	2,110	(1,707)	8,044

	Income tax (expense) benefit	(317)	13	(1,219)

	Total net of tax	$1,793	$(1,694)	$6,825

Unrealized net losses on cash flow hedges

Forward contracts	Mortgage banking activities	$1,839	$(14,119)	$(9,686)

	Total before tax	1,839	(14,119)	(9,686)

	Income tax (expense) benefit	(716)	4,236	2,906

	Total net of tax	$1,123	$(9,883)	$(6,780)

	Total reclassification adjustments, net of tax	$(14,356)	$(29,488)	$(18,447)

Note 27 – Guarantees

The Corporation has obligations upon the occurrence of certain events under financial guarantees provided in certain contractual agreements as summarized below.

The Corporation issues financial standby letters of credit and has risk participation in standby letters of credit issued by other financial institutions, in each case to guarantee the performance of various customers to third parties. If the customers failed to meet its financial or performance obligation to the third party under the terms of the contract, then, upon their request, the Corporation would be obligated to make the payment to the guaranteed party. At December 31, 2013, the Corporation recorded a liability of $0.4 million (December 31, 2012 - $0.6 million), which represents the unamortized balance of the obligations undertaken in issuing the guarantees under the standby letters of credit. In accordance with the provisions of ASC Topic 460, the Corporation recognizes at fair value the obligation at inception of the standby letters of credit. The fair value approximates the fee received from the customer for issuing such commitments. These fees are deferred and are recognized over the commitment period. The contracts amount in standby letters of credit outstanding at December 31, 2013 and 2012, shown in Note 28, represent the maximum potential amount of future payments that the Corporation could be required to make under the guarantees in the event of nonperformance by the customers. These standby letters of credit are used by the customers as a credit enhancement and typically expire without being drawn upon. The Corporation’s standby letters of credit are generally secured, and in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided, which normally includes cash, marketable securities, real estate, receivables, and others. Management does not anticipate any material losses related to these instruments.

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

At December 31, 2013, the Corporation serviced $2.5 billion (December 31, 2012 - $2.9 billion) in residential mortgage loans subject to credit recourse provisions, principally loans associated with FNMA and FHLMC residential mortgage loan securitization programs. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to repurchase the loan or reimburse the third party investor for the incurred loss. The maximum potential amount of future payments that the Corporation would be required to make under the recourse arrangements in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced with recourse and interest, if applicable. During 2013, the Corporation repurchased approximately $ 126 million of unpaid principal balance in mortgage loans subject to the credit recourse provisions (2012 - $ 157 million). In the event of nonperformance by the borrower, the Corporation has rights to the underlying collateral securing the mortgage loan. The Corporation suffers losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan plus any uncollected interest advanced and the costs of holding and disposing the related property. At December 31, 2013, the Corporation’s liability established to cover the estimated credit loss exposure related to loans sold or serviced with credit recourse amounted to $ 41 million (December 31, 2012 - $ 52 million). The following table shows the changes in the Corporation’s liability of estimated losses from these credit recourses agreements, included in the consolidated statements of financial condition during the years ended December 31, 2013 and 2012.

(In thousands)	2013	2012

Balance as of beginning of period	$51,673	$58,659

Provision for recourse liability	21,793	16,153

Net charge-offs / terminations	(32,003)	(23,139)

Balance as of end of period	$41,463	$51,673

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

When the Corporation sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Corporation’s mortgage operations in Puerto Rico group conforming mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or are sold directly to FNMA or other private investors for cash. As required under the government agency programs, quality review procedures are performed by the Corporation to ensure that asset guideline qualifications are met. To the extent the loans do not meet specified characteristics, the Corporation may be required to repurchase such loans or indemnify for losses and bear any subsequent loss related to the loans. Repurchases under representation and warranty arrangements in which the Corporation’s Puerto Rico banking subsidiaries were obligated to repurchase the loans amounted to $ 4.7 million in unpaid principal balance with losses amounting to $ 1.0 million for the year ended December 31, 2013 ($ 3.2 million and $0.5 million, respectively, at December 31, 2012). A substantial amount of these loans reinstate to performing status or have mortgage insurance, and thus the ultimate losses on the loans are not deemed significant.

During the quarter ended June 30, 2013, the Corporation established a reserve for certain specific representation and warranties made in connection with BPPR’s sale of non-performing mortgage loans. The purchaser’s sole remedy under the indemnity clause is to seek monetary damages from BPPR, for a maximum of $16.3 million. BPPR recognized a reserve of approximately $3.0 million, representing its best estimate of the loss that would be incurred in connection with this indemnification. BPPR’s obligations under this clause end one year after the closing except to any claim asserted prior to such termination date.

During the quarter ended March 31, 2013, the Corporation established a reserve for certain specific representation and warranties made in connection with BPPR’s sale of commercial and construction loans, and commercial and single family real estate owned. The purchaser’s sole remedy under the indemnity clause is to seek monetary damages from BPPR, for a maximum of $18.0 million. BPPR is not required to repurchase any of the assets. BPPR recognized a reserve of approximately $10.7 million, representing its best estimate of the loss that would be incurred in connection with this indemnification. BPPR’s obligations under this clause end one year after the closing except to any claim asserted prior to such termination date.

Also, during the quarter ended June 30, 2011, the Corporation’s banking subsidiary, BPPR, reached an agreement (the “June 2011 agreement”) with the FDIC, as receiver for a local Puerto Rico institution, and the financial institution with respect to a loan servicing portfolio that BPPR services since 2008, related to FHLMC and GNMA pools. The loans were originated and sold by the financial institution and the servicing rights were transferred to BPPR in 2008. As part of the 2008 servicing agreement, the financial institution was required to repurchase from BPPR any loans that BPPR, as servicer, was required to repurchase from the investors under representation and warranty obligations. As part of the June 2011 agreement, the Corporation received cash to discharge the financial institution from any repurchase obligation and other claims over the related serviced portfolio, for which the Corporation recorded a representation and warranty reserve. At December 31, 2013, this reserve amounted to $ 6.2 million and the related portfolio amounted approximately to $2.4 billion (December 31, 2012 - $ 7.6 million and $2.9 billion, respectively).

The following table presents the changes in the Corporation’s liability for estimated losses associated with the indemnifications and representations and warranties related to loans sold by BPPR for the years ended December 31, 2013 and 2012.

(In thousands)	2013	2012

Balance as of beginning of period	$7,587	$8,522

Additions for new sales	13,747	-

Provision (reversal) for representation and warranties	(332)	(25)

Net charge-offs	(1,725)	(910)

Balance as of end of period	$19,277	$7,587

In addition, at December 31, 2013, the Corporation has reserves for customary representation and warranties related to loans sold by its U.S. subsidiary E-LOAN prior to 2009. These loans had been sold to investors on a servicing released basis subject to certain representation and warranties. Although the risk of loss or default was generally assumed by the investors, the Corporation made certain representations relating to borrower creditworthiness, loan documentation and collateral, which if not correct, may result in requiring the Corporation to repurchase the loans or indemnify investors for any related losses associated to these loans. At December 31, 2013, the Corporation’s reserve for estimated losses from such representation and warranty arrangements amounted to $ 7 million, which was included as part of other liabilities in the consolidated statement of financial condition (December 31, 2012 - $ 8 million). E-LOAN is no longer originating and selling loans since the subsidiary ceased these activities in 2008. On a quarterly basis, the Corporation reassesses its estimate for expected losses associated to E-LOAN’s customary representation and warranty arrangements. The analysis incorporates expectations on future disbursements based on quarterly repurchases and make-whole events. The analysis also considers factors such as the average length-time between the loan’s funding date and the loan repurchase date, as observed in the historical loan data. Make-whole events are typically defaulted cases in which the investor attempts to recover by collateral or guarantees, and the seller is obligated to cover any impaired or unrecovered portion of the loan. Claims have been predominantly for first mortgage agency loans and principally consist of underwriting errors related to undisclosed debt or missing documentation. The following table presents the changes in the Corporation’s liability for estimated losses associated with customary representations and warranties related to loans sold by E-LOAN, included in the consolidated statement of financial condition for the years ended December 31, 2013 and 2012.

(In thousands)	2013	2012

Balance as of beginning of period	$7,740	$10,625

Provision for (reversal of) representation and warranties	267	(1,836)

Net charge-offs / terminations	(1,431)	(1,049)

Balance as of end of period	$6,576	$7,740

Servicing agreements relating to the mortgage-backed securities programs of FNMA and GNMA, and to mortgage loans sold or serviced to certain other investors, including FHLMC, require the Corporation to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. At December 31, 2013, the Corporation serviced $16.3 billion in mortgage loans for third-parties, including the loans serviced with credit recourse (December 31, 2012 - $16.7 billion). The Corporation generally recovers funds advanced pursuant to these arrangements from the mortgage owner, from liquidation proceeds when the mortgage loan is foreclosed or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantees programs. However, in the meantime, the Corporation must absorb the cost of the funds it advances during the time the advance is outstanding. The Corporation must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a defaulted loan is not cured, the mortgage loan would be canceled as part of the foreclosure proceedings and the Corporation would not receive any future servicing income with respect to that loan. At December 31, 2013, the outstanding balance of funds advanced by the Corporation under such mortgage loan servicing agreements was approximately $29 million (December 31, 2012 - $19 million). To the extent the mortgage loans underlying the Corporation’s servicing portfolio experience increased delinquencies, the Corporation would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts.

Popular, Inc. Holding Company (“PIHC”) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries amounting to $ 0.2 billion at December 31, 2013 (December 31, 2012 - $ 0.5 billion). In addition, at December 31, 2013 and December 31, 2012, PIHC fully and unconditionally guaranteed on a subordinated basis $ 1.4 billion of capital securities (trust preferred securities) issued by wholly-owned issuing trust entities to the extent set forth in the applicable guarantee agreement. Refer to Note 23 to the consolidated financial statements for further information on the trust preferred securities.

Note 28 – Commitments and contingencies

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

Financial instruments with off-balance sheet credit risk, whose contract amounts represent potential credit risk as of the end of the periods presented were as follows:

(In thousands)	December 31, 2013	December 31, 2012

Commitments to extend credit:

Credit card lines	$4,594,676	$4,379,071

Commercial lines of credit	2,569,377	2,044,382

Other unused credit commitments	326,874	351,537

Commercial letters of credit	3,059	20,634

Standby letters of credit	78,948	127,519

Commitments to originate or fund mortgage loans	47,722	41,187

At December 31, 2013, the Corporation maintained a reserve of approximately $7 million for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit (December 31, 2012 - $5 million).

Other commitments

At December 31, 2013, the Corporation also maintained other non-credit commitments for $10 million, primarily for the acquisition of other investments (December 31, 2012 - $10 million).

Business concentration

Since the Corporation’s business activities are currently concentrated primarily in Puerto Rico, its results of operations and financial condition are dependent upon the general trends of the Puerto Rico economy and, in particular, the residential and commercial real estate markets. The concentration of the Corporation’s operations in Puerto Rico exposes it to greater risk than other banking companies with a wider geographic base. Its asset and revenue composition by geographical area is presented in Note 42 to the consolidated financial statements.

The Corporation’s loan portfolio is diversified by loan category. However, approximately $13.4 billion, or 62% of the Corporation’s loan portfolio not covered under the FDIC loss sharing agreements, excluding loans held-for-sale, at December 31, 2013, consisted of real estate related loans, including residential mortgage loans, construction loans and commercial loans secured by commercial real estate (December 31, 2012 - $13.3 billion, or 64%).

At December 31, 2013, the Corporation’s direct exposure to the Puerto Rico government, instrumentalities and municipalities amounted $1.2 billion, of which approximately $950 million is outstanding. Of the amount outstanding, $789 million consists of loans and $161 million are securities. From this amount, $527 million represents obligations from the Government of Puerto Rico and public corporations that are either collateralized loans or obligations that have a specific source of income or revenues identified for their repayment. Some of these obligations consist of senior and subordinated loans to public corporations that obtain revenues from rates charged for services or products, such as water and electric power utilities. Public corporations have varying degrees of independence from the central Government and many receive appropriations or other payments from it. The remaining $423 million represents obligations from various municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment. These municipalities are required by law to levy special property taxes in such amounts as shall be required for the payment of all of its general obligation bonds and loans. These loans have seniority to the payment of operating cost and expenses of the municipality.

In addition, at December 31, 2013, the Corporation had $360 million in indirect exposure to loans or securities that are payable by non-governmental entities, but which carry a government guarantee to cover any shortfall in collateral in the event of borrower default. These included $274 million in residential mortgage loans that are guaranteed by the Puerto Rico Housing Finance Authority (December 31, 2012 - $294 million). These mortgage loans are secured by the underlying properties and the guarantees serve to cover shortfalls in collateral in the event of a borrower default. Also, the Corporation had $52 million in Puerto Rico pass-through housing bonds backed by FNMA, GNMA or residential loans CMO’s, and $34 million of industrial development notes.

Other contingencies

As indicated in Note 11 to the consolidated financial statements, as part of the loss sharing agreements related to the Westernbank FDIC-assisted transaction, the Corporation agreed to make a true-up payment to the FDIC on the date that is 45 days following the last day of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses on the loss sharing agreements fail to reach expected levels. The fair value of the true-up payment obligation was estimated at $128 million at December 31, 2013 (December 31, 2012 - $112 million).

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

In certain cases, exposure to loss exists in excess of the accrual to the extent such loss is reasonably possible, but not probable. Management believes and estimates that the aggregate range of reasonably possible losses (with respect to those matters where such limits may be determined, in excess of amounts accrued), for current legal proceedings ranges from $0 to approximately $39.8 million as of December 31, 2013. For certain other cases, management cannot reasonably estimate the possible loss at this time. Any estimate involves significant judgment, given the varying stages of the proceedings (including the fact that many of them are currently in preliminary stages), the existence of multiple defendants in several of the current proceedings whose share of liability has yet to be determined, the numerous unresolved issues in many of the proceedings, and the inherent uncertainty of the various potential outcomes of such proceedings. Accordingly, management’s estimate will change from time-to-time, and actual losses may be more or less than the current estimate.

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

Ongoing Class Action Litigation

Banco Popular de Puerto Rico and Banco Popular North America are currently defendants in three class action lawsuits:

On November 21, 2012, BPNA was served with a putative class action complaint captioned Valle v. Popular Community Bank filed in the New York State Supreme Court (New York County). Plaintiffs, existing BPNA customers, allege among other things that BPNA has engaged in unfair and deceptive acts and trade practices relative to the assessment of overdraft fees and payment processing on consumer deposit accounts. The complaint further alleges that BPNA improperly disclosed its consumer overdraft policies and, additionally, that the overdraft rates and fees assessed by BPNA violate New York’s usury laws. The complaint seeks unspecified damages, including punitive damages, interest, disbursements, and attorneys’ fees and costs. BPNA removed the case to federal court (S.D.N.Y.), and plaintiffs subsequently filed a motion to remand the action to state court, which the Court has granted on August 6, 2013. A motion to dismiss was filed on September 9, 2013. On October 25, 2013, plaintiffs filed an amended complaint seeking to limit the putative class to New York account holders. A motion to dismiss the amended complaint was filed on February 14, 2014.

Between December 2013 and January 2014, BPPR, BPNA and Popular, Inc., along with two executive officers, were served with a putative class action complaint captioned Quiles et al. v. Banco Popular de Puerto Rico et al. Plaintiffs essentially allege that they and others, who have been employed by the Defendants as “bank tellers” and other similarly titled positions, were generally paid only for scheduled work time, rather than all time actually worked. The Complaint seeks to maintain a collective action under the Fair Labor Standards Act on behalf of all individuals who were employed or are currently employed by the Defendants in Puerto Rico, the Virgin Islands, New York, New Jersey, Florida, California, and Illinois as hourly paid, non-exempt, bank tellers or other similarly titled positions at any time during the past three years and alleges the following claims under the Fair Labor Standards Act against all Defendants: (i) failure to pay overtime premiums; and (ii) that the failure to pay was willful. Similar claims are brought under Puerto Rico law on behalf of all individuals who were employed or are currently employed by BPPR in Puerto Rico as hourly paid, non-exempt, bank tellers or other similarly titled positions at any time during the past three years. On January 31, 2014, the Popular defendants filed an answer to the complaint. On February 24, 2014, the parties reached an agreement to dismiss the complaint against BPNA and the named BPNA executive officer without prejudice.

On August 22, 2013, BPNA was served with a putative class action complaint captioned Crissen v. Gupta, filed in the United States District Court for the Southern District of Indiana. The complaint alleges that BPNA, together with a BPNA commercial customer, purportedly engaged in a conspiracy to fraudulently inflate the amounts of money required to redeem property tax lien certificates in connection with certain Indiana real properties. Plaintiff is seeking actual damages against defendants in excess of $2 million, in addition to treble and punitive damages, based on alleged violations of the Racketeer Influenced and Corrupt Organizations (“RICO”) Act and various other state law claims. A motion to dismiss the complaint was filed on October 21, 2013. On January 28, 2014, the Court granted BPNA’s motion to dismiss in its entirety with prejudice.

Other Significant Proceedings

As described under “Note 11 – FDIC loss share asset and true-up payment obligation”, in connection with the Westernbank FDIC-assisted transaction, on April 30, 2010, BPPR entered into loss share agreements with the FDIC with respect to the covered loans and other real estate owned that it acquired in the transaction. Pursuant to the terms of the loss share agreements, the FDIC’s obligation to reimburse BPPR for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC reimburses BPPR for 80% of losses with respect to covered assets, and BPPR reimburses the FDIC for 80% of recoveries with respect to losses for which the FDIC paid 80% reimbursement under those loss share agreements. The loss share agreements contain specific terms and conditions regarding the management of the covered assets that BPPR must follow in order to receive reimbursement for losses from the FDIC. BPPR believes that it has complied with such terms and conditions. The loss share agreement applicable to the commercial late stage real-estate-collateral-dependent loans described below provides for loss sharing by the FDIC through the quarter ending June 30, 2015 and for reimbursement to the FDIC through the quarter ending June 30, 2018.

For the quarters ended June 30, 2010 through March 31, 2012, BPPR received reimbursement for loss-share claims submitted to the FDIC, including charge-offs for certain commercial late stage real-estate-collateral-dependent loans calculated in accordance with BPPR’s charge-off policy for non-covered assets. When BPPR submitted its shared-loss claim in connection with the June 30, 2012 quarter, however, the FDIC refused to reimburse BPPR for a portion of the claim because of a difference related to the methodology for the computation of charge-offs for certain commercial late stage real-estate-collateral-dependent loans. In accordance with the terms of the commercial loss share agreement, BPPR applied a methodology for charge-offs for late stage real-estate-collateral-dependent loans that conforms to its regulatory supervisory criteria and is calculated in accordance with BPPR’s charge-off policy for non-covered assets. The FDIC has stated that it believes that BPPR should use a different methodology for those charge-offs. Notwithstanding the FDIC’s refusal to reimburse BPPR for certain shared-loss claims, BPPR has continued to submit shared-loss claims for quarters subsequent to June 30, 2012. As of December 31, 2013, BPPR had unreimbursed shared-loss claims of $247.0 million under the commercial loss share agreement with the FDIC. On February 14, 2014, BPPR received a payment of $78.9 million related to reimbursable shared-loss claims from the FDIC. After giving effect to this payment, BPPR has unreimbursed shared-loss claims amounting to $168.1 million, including $158.1 million related to commercial late stage real-estate-collateral-dependent loans, determined in accordance with BPPR’s regulatory supervisory criteria and BPPR’s charge-off policy for non-covered assets. If the reimbursement amount for these claims were calculated in accordance with the FDIC’s preferred methodology for late stage real-estate-collateral-dependent loans, the amount of such claims would be reduced by approximately $144.4 million.

BPPR’s loss share agreements with the FDIC specify that disputes can be submitted to arbitration before a review board under the commercial arbitration rules of the American Arbitration Association. On July 31, 2013, BPPR filed a statement of claim with the American Arbitration Association requesting that the review board determine certain matters relating to the loss-share claims under the commercial loss share agreement with the FDIC, including that the review board award BPPR the amounts owed under its unpaid quarterly certificates. The statement of claim also requests reimbursement of certain valuation adjustments for discounts to appraised values, costs to sell troubled assets and other items. The review board is comprised of one arbitrator appointed by BPPR, one arbitrator appointed by the FDIC and a third arbitrator selected by agreement of those arbitrators.

To the extent that we are not able to successfully resolve this matter through the arbitration process described above, a material difference could result in the timing and amount of charge-offs recorded by us and the amount of charge-offs reimbursed by the FDIC under the commercial loss share agreement. That could require us to make a material adjustment to the value of our loss share assets and the related true up payment obligation to the FDIC, and could have a material adverse effect on our financial results for the period in which such adjustment is taken.

Note 29 – Non-consolidated variable interest entities

The Corporation is involved with four statutory trusts which it established to issue trust preferred securities to the public. Also, it established Popular Capital Trust III for the purpose of exchanging Series C preferred stock shares held by the U.S. Treasury for trust preferred securities issued by this trust. These trusts are deemed to be variable interest entities (“VIEs”) since the equity investors at risk have no substantial decision-making rights. The Corporation does not hold any variable interest in the trusts, and therefore, cannot be the trusts’ primary beneficiary. Furthermore, the Corporation concluded that it did not hold a controlling financial interest in these trusts since the decisions of the trusts are predetermined through the trust documents and the guarantee of the trust preferred securities is irrelevant since in substance the sponsor is guaranteeing its own debt.

Also, the Corporation is involved with various special purpose entities mainly in guaranteed mortgage securitization transactions, including GNMA, FNMA and FHLMC. These special purpose entities are deemed to be VIEs since they lack equity investments at risk. The Corporation’s continuing involvement in these guaranteed loan securitizations includes owning certain beneficial interests in the form of securities as well as the servicing rights retained. The Corporation is not required to provide additional financial support to any of the variable interest entities to which it has transferred the financial assets. The mortgage-backed securities, to the extent retained, are classified in the Corporation’s consolidated statements of financial condition as available-for-sale or trading securities. The Corporation concluded that, essentially, these entities (FNMA, GNMA, and FHLMC) control the design of their respective VIEs, dictate the quality and nature of the collateral, require the underlying insurance, set the servicing standards via the servicing guides and can change them at will, and can remove a primary servicer with cause, and without cause in the case of FNMA and FHLMC. Moreover, through their guarantee obligations, agencies (FNMA, GNMA, and FHLMC) have the obligation to absorb losses that could be potentially significant to the VIE.

ASU 2009-17 requires that an ongoing primary beneficiary assessment should be made to determine whether the Corporation is the primary beneficiary of any of the VIEs it is involved with. The conclusion on the assessment of these trusts and guaranteed mortgage securitization transactions has not changed since their initial evaluation. The Corporation concluded that it is still not the primary beneficiary of these VIEs, and therefore, these VIEs are not required to be consolidated in the Corporation’s financial statements at December 31, 2013.

The Corporation holds variable interests in these VIEs in the form of agency mortgage-backed securities and collateralized mortgage obligations, including those securities originated by the Corporation and those acquired from third parties. Additionally, the Corporation holds agency mortgage-backed securities, agency collateralized mortgage obligations and private label collateralized mortgage obligations issued by third party VIEs in which it has no other form of continuing involvement. Refer to Note 32 to the consolidated financial statements for additional information on the debt securities outstanding at December 31, 2013 and 2012, which are classified as available-for-sale and trading securities in the Corporation’s consolidated statement of financial condition. In addition, the Corporation may retain the right to service the transferred loans in those government-sponsored special purpose entities (“SPEs”) and may also purchase the right to service loans in other government-sponsored SPEs that were transferred to those SPEs by a third-party. Pursuant to ASC Subtopic 810-10, the servicing fees that the Corporation receives for its servicing role are considered variable interests in the VIEs since the servicing fees are subordinated to the principal and interest that first needs to be paid to the mortgage-backed securities’ investors and to the guaranty fees that need to be paid to the federal agencies.

The following table presents the carrying amount and classification of the assets related to the Corporation’s variable interests in non-consolidated VIEs and the maximum exposure to loss as a result of the Corporation’s involvement as servicer with non-consolidated VIEs at December 31, 2013 and 2012.

(In thousands)	2013	2012

Assets

Servicing assets:

Mortgage servicing rights	$113,437	$105,246

Total servicing assets	$113,437	$105,246

Other assets:

Servicing advances	$1,416	$1,106

Total other assets	$1,416	$1,106

Total assets	$114,853	$106,352

Maximum exposure to loss	$114,853	$106,352

The size of the non-consolidated VIEs, in which the Corporation has a variable interest in the form of servicing fees, measured as the total unpaid principal balance of the loans, amounted to $9.2 billion at December 31, 2013 ($9.2 billion at December 31, 2012).

Maximum exposure to loss represents the maximum loss, under a worst case scenario, that would be incurred by the Corporation, as servicer for the VIEs, assuming all loans serviced are delinquent and that the value of the Corporation’s interests and any associated collateral declines to zero, without any consideration of recovery. The Corporation determined that the maximum exposure to loss includes the fair value of the MSRs and the assumption that the servicing advances at December 31, 2013 and 2012 will not be recovered. The agency debt securities are not included as part of the maximum exposure to loss since they are guaranteed by the related agencies.

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

BPPR provided financing to the joint venture for the acquisition of the loans in an amount equal to the sum of 57% of the purchase price of the loans, or $84 million, and $2 million of closing costs, for a total acquisition loan of $86 million (the “acquisition loan”). The acquisition loan has a 5-year maturity and bears a variable interest at 30-day LIBOR plus 300 basis points and is secured by a pledge of all of the acquiring entity’s assets. In addition, BPPR provided the joint venture with a non-revolving advance facility (the “advance facility”) of $68.5 million to cover unfunded commitments and costs-to-complete related to certain construction projects, and a revolving working capital line (the “working capital line”) of $20 million to fund certain operating expenses of the joint venture. Cash proceeds received by the joint venture are first used to cover debt service payments for the acquisition loan, advance facility, and the working capital line described above which must be paid in full before proceeds can be used for other purposes. The distributable cash proceeds are determined based on a pro-rata basis in accordance with the respective equity ownership percentages. BPPR’s equity interest in the joint venture ranks pari-passu with those of other parties involved. As part of the transaction executed in September 2011, BPPR received $ 48 million in cash and a 24.9% equity interest in the joint venture. The Corporation is not required to provide any other financial support to the joint venture.

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

The initial fair value of the Corporation’s equity interest in the joint venture was determined based on the fair value of the loans and real estate owned transferred to the joint venture of $148 million which represented the purchase price of the loans agreed by the parties and was an arm’s-length transaction between market participants in accordance with ASC Topic 820, reduced by the acquisition loan provided by BPPR to the joint venture, for a total net equity of $63 million. Accordingly, the 24.9% equity interest held by the Corporation was valued at $16 million. Thus, the fair value of the equity interest is considered a Level 2 fair value measurement since the inputs were based on observable market inputs.

The following table presents the carrying amount and classification of the assets related to the Corporation’s variable interests in the non-consolidated VIE, PRLP 2011 Holdings, LLC and its maximum exposure to loss at December 31:

(In thousands)	2013	2012

Assets

Loans held-in-portfolio:

Acquisition loan	$3,233	$52,963

Working capital line advances	390	-

Advance facility advances	16,024	7,077

Total loans held-in-portfolio	$19,647	$60,040

Accrued interest receivable	$65	$163

Other assets:

Investment in PRLP 2011 Holdings LLC	$26,596	$22,747

Total assets	$46,308	$82,950

Deposits	$(3,621)	$(7,103)

Total liabilities	$(3,621)	$(7,103)

Total net assets	$42,687	$75,847

Maximum exposure to loss	$42,687	$75,847

The Corporation determined that the maximum exposure to loss under a worst case scenario at December 31, 2013 would be not recovering the carrying amount of the acquisition loan, the advances on the advance facility and working capital line, if any, and the equity interest held by the Corporation, net of the deposits.

On March 25, 2013, BPPR completed a sale of assets with a book value of $509.0 million, of which $500.6 million were in non-performing status, comprised of commercial and construction loans, and commercial and single family real estate owned, with a combined unpaid principal balance on loans and appraised value of other real estate owned of approximately $987.0 million to a newly created joint venture, PR Asset Portfolio 2013-1 International, LLC. The joint venture is majority owned by Caribbean Property Group LLC (“CPG”) and certain affiliates of Perella Weinberg Partners’Asset Based Value Strategy. The joint venture was created for the limited purpose of acquiring the loans from BPPR; servicing the loans through a third-party servicer; ultimately working out, resolving and/or foreclosing the loans; and indirectly owning, operating, constructing, developing, leasing and selling any real properties acquired by the joint venture through deed in lieu of foreclosure, foreclosure, or by resolution of any loan.

BPPR provided financing to the joint venture for the acquisition of the assets in an amount equal to the sum of 57% of the purchase price of the assets, and closing costs, for a total acquisition loan of $182.4 million (the “acquisition loan”). The acquisition loan has a 5-year maturity and bears a variable interest at 30-day LIBOR plus 300 basis points and is secured by a pledge of all of the acquiring entity’s assets. In addition, BPPR provided the joint venture with a non-revolving advance facility (the “advance facility”) of $35.0 million to cover unfunded commitments and costs-to-complete related to certain construction projects, and a revolving working capital line (the “working capital line”) of $30.0 million to fund certain operating expenses of the joint venture. Cash proceeds received by the joint venture are first used to cover debt service payments for the acquisition loan, advance facility, and the working capital line described above which must be paid in full before proceeds can be used for other purposes. The distributable cash proceeds are determined based on a pro-rata basis in accordance with the respective equity ownership percentages. BPPR’s equity interest in the joint venture ranks pari-passu with those of other parties involved. As part of the transaction executed in March 2013, BPPR received $92.3 million in cash and a 24.9% equity interest in the joint venture. The Corporation is not required to provide any other financial support to the joint venture.

BPPR accounted for this transaction as a true sale pursuant to ASC Subtopic 860-10 and thus recognized the cash received, its equity investment in the joint venture, and the acquisition loan provided to the joint venture and derecognized the loans and real estate owned sold.

The Corporation has determined that PR Asset Portfolio 2013-1 International, LLC is a VIE but the Corporation is not the primary beneficiary. All decisions are made by CPG (or an affiliate thereof) (the “Manager”), except for certain limited material decisions which would require the unanimous consent of all members. The Manager is authorized to execute and deliver on behalf of the joint venture any and all documents, contracts, certificates, agreements and instruments, and to take any action deemed necessary in the benefit of the joint venture. Also, the Manager delegates the day-to-day management and servicing of the loans to PR Asset Portfolio Servicing International, LLC, an affiliate of CPG.

The initial fair value of the Corporation’s equity interest in the joint venture was determined based on the fair value of the loans and real estate owned transferred to the joint venture of $306 million which represented the purchase price of the loans agreed by the parties and was an arm’s-length transaction between market participants in accordance with ASC Topic 820, reduced by the acquisition loan provided by BPPR to the joint venture, for a total net equity of $124 million. Accordingly, the 24.9% equity interest held by the Corporation was valued at $31 million. Thus, the fair value of the equity interest is considered a Level 2 fair value measurement since the inputs were based on observable market inputs.

The Corporation holds variable interests in this VIE in the form of the 24.9% equity interest (the “Investment in PR Asset Portfolio 2013-1 International, LLC”) and the financing provided to the joint venture. The equity interest is accounted for under the equity method of accounting pursuant to ASC Subtopic 323-10.

The following table presents the carrying amount and classification of the assets and liabilities related to the Corporation’s variable interests in the non-consolidated VIE, PR Asset Portfolio 2013-1 International, LLC, and its maximum exposure to loss at December 31, 2013.

(In thousands)	December 31, 2013

Assets

Loans held-in-portfolio:

Acquisition loan	$157,660

Advances under the working capital line	1,196

Advances under the advance facility	1,427

Total loans held-in-portfolio	$160,283

Accrued interest receivable	$436

Other assets:

Investment in PR Asset Portfolio 2013-1 International, LLC	$30,478

Total assets	$191,197

Deposits	$(20,808)

Total liabilities	$(20,808)

Total net assets	$170,389

Maximum exposure to loss	$170,389

The Corporation determined that the maximum exposure to loss under a worst case scenario at December 31, 2013 would be not recovering the carrying amount of the acquisition loan, the advances on the advance facility and working capital line, if any, and the equity interest held by the Corporation, net of deposits.

Note 30 – Derivative instruments and hedging activities

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

The credit risk attributed to the counterparty’s nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by the fair value measurements guidance, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. During the year ended December 31, 2013, inclusion of the credit risk in the fair value of the derivatives resulted in gain of $0.5 million (2012 – loss of $ 0.5 million; 2011 –gain of $ 1.1 million) resulting from the Corporation’s credit standing adjustment and a gain of $1.0 million (2012 – gain of $3.4 million; 2011 – loss of $1.7 million) from the assessment of the counterparties’ credit risk.

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

Pursuant to the Corporation’s accounting policy, the fair value of derivatives is not offset with the amounts for the right to reclaim cash collateral or the obligation to return cash collateral. At December 31, 2013, the amount recognized for the right to reclaim cash collateral under master netting agreements was $19 million and no amount was recognized for the obligation to return cash collateral (December 31, 2012 - $ 46 million and $ 1 million, respectively).

Certain of the Corporation’s derivative instruments include financial covenants tied to the corresponding banking subsidiary’s well-capitalized status and credit rating. These agreements could require exposure collateralization, early termination or both. The aggregate fair value of all derivative instruments with contingent features that were in a liability position at December 31, 2013 was $15 million (December 31, 2012 - $ 31 million). Based on the contractual obligations established on these derivative instruments, the Corporation has fully collateralized these positions by pledging collateral of $19 million at December 31, 2013 (December 31, 2012 - $ 46 million).

Financial instruments designated as cash flow hedges or non-hedging derivatives outstanding at December 31, 2013 and December 31, 2012 were as follows:

	Notional amount		Derivative assets			Derivative liabilities

	At December 31,		Statement of condition	Fair value at December 31,		Statement of condition	Fair value at December 31,

(In thousands)	2013	2012	classification	2013	2012	classification	2013	2012

Derivatives designated as hedging instruments:

Forward contracts	$-	$281,000	Other assets	$-	$31	Other liabilities	$-	$521

Total derivatives designated as hedging instruments	$-	$281,000		$-	$31		$-	$521

Derivatives not designated as hedging instruments:

Forward contracts	$129,600	$53,100	Trading account securities	$83	$10	Other liabilities	$20	$18

Forward contracts	152,800	-	Other assets	658	-	Other liabilities	25	-

Interest rate swaps	283,440	766,668	Other assets	13,289	28,136	Other liabilities	15,196	31,008

Foreign currency forward contracts	-	143	Other assets	-	2	Other liabilities	-	1

Interest rate caps	97,338	-	Other assets	1,192	-	Other liabilities	1,192	-

Indexed options on deposits	85,729	86,389	Other assets	19,571	13,756	-	-	-

Bifurcated embedded options	83,087	83,620	-	-	-	Interest bearing deposits	15,945	11,037

Total derivatives not designated as hedging instruments:	$831,994	$989,920		$34,793	$41,904		$32,378	$42,064

Total derivative assets and liabilities	$831,994	$1,270,920		$34,793	$41,935		$32,378	$42,585

Cash Flow Hedges

The Corporation utilizes forward contracts to hedge the sale of mortgage-backed securities with duration terms over one month. Interest rate forwards are contracts for the delayed delivery of securities, which the seller agrees to deliver on a specified future date at a specified price or yield. These forward contracts are hedging a forecasted transaction and thus qualify for cash flow hedge accounting. Changes in the fair value of the derivatives are recorded in other comprehensive income (loss). The Corporation did not have any derivative that qualified to be accounted for as a cash flow hedge outstanding at December 31, 2013.

For cash flow hedges, net gains (losses) on derivative contracts that are reclassified from accumulated other comprehensive income (loss) to current period earnings are included in the line item in which the hedged item is recorded and during the period in which the forecasted transaction impacts earnings, as presented in the tables below.

Year ended December 31, 2013

(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion, ineffective portion, and amount excluded from effectiveness testing)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)

Forward contracts	$2,286	Mortgage banking activities	$1,839	$577

Total	$2,286		$1,839	$577

Year ended December 31, 2012

(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion, ineffective portion, and amount excluded from effectiveness testing)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)

Forward contracts	$(13,509)	Mortgage banking activities	$14,119	$(44)

Total	$(13,509)		$14,119	$(44)

Year ended December 31, 2011

(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion, ineffective portion, and amount excluded from effectiveness testing)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)

Forward contracts	$(11,678)	Mortgage banking activities	$9,686	$(116)

Total	$(11,678)		$9,686	$(116)

Fair Value Hedges

At December 31, 2013 and 2012, there were no derivatives designated as fair value hedges.

Non-Hedging Activities

For the year ended December 31, 2013, the Corporation recognized a gain of $ 11.1 million (2012 – loss of $ 4.8 million; 2011 – loss of $ 33.0 million) related to its non-hedging derivatives, as detailed in the table below.

	Amount of Net Gain (Loss) Recognized in Income on Derivatives

(In thousands)	Classification of Net Gain (Loss) Recognized in Income on Derivatives	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011

Forward contracts	Mortgage banking activities	$9,039	$(8,046)	$(32,517)

Interest rate swaps	Other operating income	965	2,953	(1,382)

Foreign currency forward contracts	Other operating income	18	31	23

Foreign currency forward contracts	Interest expense	(1)	(5)	3

Indexed options on deposits	Interest expense	5,296	1,965	(20)

Bifurcated embedded options	Interest expense	(4,230)	(1,735)	920

Total		$11,087	$(4,837)	$(32,973)

Forward Contracts

The Corporation has forward contracts to sell mortgage-backed securities, which are accounted for as trading derivatives. Changes in their fair value are recognized in mortgage banking activities.

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

Index and Embedded Options

The Corporation offers certain customers’ deposits whose return are tied to the performance of the Standard and Poor’s (“S&P 500”) stock market indexes, and other deposits whose returns are tied to other stock market indexes or other equity securities performance. The Corporation bifurcated the related options embedded within these customers’ deposits from the host contract in accordance with ASC Subtopic 815-15. In order to limit the Corporation’s exposure to changes in these indexes, the Corporation purchases index options which returns are tied to the same indexes from major broker dealer companies in the over the counter market. Accordingly, the embedded options and the related index options are marked-to-market through earnings.

Note 31 – Related party transactions

The Corporation grants loans to its directors, executive officers and certain related individuals or organizations in the ordinary course of business. The activity and balance of these loans were as follows:

(In thousands)	Executive Officers	Directors	Total

Balance at December 31, 2011	$5,460	$100,088	$105,548
New loans	311	51,623	51,934
Payments	(786)	(36,667)	(37,453)
Other changes	(38)	(6,837)	(6,875)

Balance at December 31, 2012	$4,947	$108,207	$113,154
New loans	239	40,827	41,066
Payments	(301)	(51,720)	(52,021)
Other changes	24,828	(30,473)	(5,645)

Balance at December 31, 2013	$29,713	$66,841	$96,554

The amounts reported as “other changes” include items such as changes in the status of those who are considered related parties and a reclassification of a loan acquired as part of the Westernbank acquisition with a carrying value of $25 million as a loan related to an executive officer instead of to a director. This loan was previously classified as related to a director because both a former director (who ceased being a director in 2013) and an executive officer were related parties of the borrower entity.

At December 31, 2013, the Corporation’s banking subsidiaries held deposits from related parties, excluding EVERTEC, amounting to $20 million (2012 - $ 23 million).

From time to time, the Corporation, in the ordinary course of business, obtains services from related parties or makes contributions to non-profit organizations that have some association with the Corporation. Management believes the terms of such arrangements are consistent with arrangements entered into with independent third parties.

During 2013, the Corporation engaged, in the ordinary course of business, the legal services of a law firm in Puerto Rico, in which the Secretary of the Board of Directors of Popular, Inc. acted as senior counsel or as partner. The fees paid to this law firm for the year 2013 amounted to approximately $1.1 million (2012 - $1.9 million).

For the year ended December 31, 2013, the Corporation made contributions of approximately $0.7 million to Banco Popular Foundations, which are not-for-profit corporations dedicated to philanthropic work (2012 - $0.6 million).

A director of the Corporation until April, 2013 and entities controlled by him has a series of loan relationships with BPPR, which were restructured in March 2012. The aggregate amount of the credit facilities restructured approximated $1.8 million, of which approximately $1.5 million was outstanding at the time of the restructuring. As part of the restructuring, certain lines of credit were converted to term loans. The modified credit facilities are considered troubled debt restructurings because of the approved term extensions which could be viewed as an accommodation to a borrower to ensure continued compliance with its obligations. During 2012, one of the credit facilities with an outstanding balance of $0.3 million was paid in full. As of December 31, 2013 the term loans had an aggregate outstanding balance of $1.1 million.

In October 2007, a corporation, in which a family member of a former director and nephew of the Corporation’s chief executive officer owns a 50% equity interest, obtained a $3.9 million loan from BPPR to acquire a parcel of property on which it intended to develop a residential project in Puerto Rico. Certain of the director’s family members personally guaranteed the loan. The borrower also obtained a $.3 million unsecured line of credit from BPPR. The loan went into default and BPPR commenced foreclosure and collection proceedings against both the borrower and the guarantors in April 2010. The loan and line of credit were sold to an unrelated third party in March 2013, as part of a bulk sale on non-performing assets. The loan had a carrying value of $2 million at the time of the sale.

In June 2006, family members of a director of the Corporation, obtained an $.8 million mortgage loan from Popular Mortgage, Inc., secured by a residential property. The director was not a director of the Corporation at the time the loan was made. In March, 2012 the loan was restructured under the Corporation’s loss mitigation program. The balance due on the loan at December 31, 2013 was approximately $0.9 million.

In November 2007, family members of the chief executive officer and member of the Board of Directors of the Corporation, obtained a $1.35 million mortgage loan from Popular Mortgage, secured by a residential property. The borrowers became delinquent on their payments commencing in September 2009 and after exhausting various collection and loss mitigation efforts BPPR commenced foreclosure procedures in October 2011. The balance due on the loan at December 31, 2012, including accumulated interest, was approximately $1.7 million. At December 31, 2012, the Corporation had recorded a loss of approximately $.5 million on this loan. The loan was sold in June 2013, to an unrelated third party, as part of a bulk sale of non-performing assets.

On September 30, 2013, BPPR sold certain non-performing commercial loans for $15.7 million to an affiliate of one of the Corporation’s shareholders. As part of this transaction, this affiliated entity also acquired a majority interest in two of BPPR’s borrowers. These borrowers had construction loans which were syndicated and had an outstanding unpaid principal balance due to BPPR aggregating to $13.2 million at the date of the transaction. These loans were restructured with an extension of maturity and an accrued interest discharge by BPPR of $2.0 million. Separately, BPPR entered into an agreement to sell two undeveloped parcels of land, for $2.7 million, to an entity controlled by this shareholder.

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

Related party transactions with EVERTEC, as an affiliate

The Corporation has an investment in EVERTEC, Inc. (“EVERTEC”), which provides various processing and information technology services to the Corporation and its subsidiaries and gives BPPR access to the ATH network owned and operated by EVERTEC.

During 2013 the Corporation participated as a selling stockholder in the Initial Public Offering (“IPO”), completed on April 12, 2013, and subsequent offerings executed by EVERTEC during the third and fourth quarters. In connection with its IPO, EVERTEC refinanced its outstanding debt and Popular received payment in full for its portion of the EVERTEC debt held by it. As part of the offering completed during the fourth quarter, EVERTEC repurchased from the underwriters 3,690,036 shares of its common stock being sold by the selling stockholders in the offering, resulting in a reduction in its capital of approximately $75.0 million. As a result of these transactions Popular recognized an after tax gain of $412.8 million, generated $585 million in net cash proceeds and retained a stake of 14.9% (2012 - 48.5%) in EVERTEC, which has a book value of $19.9 million as of December 31, 2013. The Corporation continues to have significant influence over EVERTEC. Accordingly, the investment in EVERTEC is accounted for under the equity method and is evaluated for impairment if events or circumstances indicate that a decrease in value of the investment has occurred that is other than temporary.

The Corporation received $4.4 million in dividend distributions during the year ended December 31, 2013 from its investments in EVERTEC’s holding company. During the year ended December 31, 2012, net capital distributions received from EVERTEC amounted to $155 million, which included $5 million in dividend distributions. The Corporation’s equity in EVERTEC is presented in the table which follows and is included as part of “other assets” in the consolidated statement of financial condition.

(In thousands)	December 31, 2013	December 31, 2012

Equity investment in EVERTEC	$19,931	$73,916

The Corporation had the following financial condition balances outstanding with EVERTEC at December 31, 2013 and 2012. Items that represent liabilities to the Corporation are presented with parenthesis.

	December 31,

(In thousands)	2013	2012

Investment securities	$-	$35,000

Loans	-	53,589

Accounts receivable (Other assets)	8,634	4,085

Deposits	(14,289)	(19,968)

Accounts payable (Other liabilities)	(15,862)	(16,582)

Net total	$(21,517)	$56,124

The Corporation’s proportionate share of income or loss from EVERTEC is included in other operating income in the consolidated statements of operations since October 1, 2010. The following table presents the Corporation’s proportionate share of EVERTEC’s income (loss) and changes in stockholders’ equity for the years ended December 31, 2013, 2012 and 2011.

	Year ended December 31,

(In thousands)	2013	2012	2011

Share of (loss) income from investment in EVERTEC	$(3,762)	$38,461	$13,936
Share of other changes in EVERTEC’s stockholders’ equity	18,965	(187)	-

Share of EVERTEC’s changes in equity recognized in income	$15,203	$38,274	$13,936

The following tables present the impact of transactions and service payments between the Corporation and EVERTEC (as an affiliate) and their impact on the results of operations for the years ended December 31, 2013, 2012 and 2011. Items that represent expenses to the Corporation are presented with parenthesis.

	Year ended

(In thousands)	December 31, 2013	December 31, 2012	December 31, 2011	Category

Interest income on loan to EVERTEC	$2,490	$3,373	$3,619	Interest income

Interest income on investment securities issued by EVERTEC	1,269	3,850	3,850	Interest income

Interest expense on deposits	(128)	(267)	(627)	Interest expense

ATH and credit cards interchange income from services to EVERTEC	25,571	25,188	27,300	Other service fees

Debt prepayment penalty paid by EVERTEC	5,856	-	-	Net gain (loss) and valuation adjustments on investment securities

Consulting fee paid by EVERTEC	9,854	-	-	Other operating income

Rental income charged to EVERTEC	6,560	6,647	7,063	Net occupancy

Processing fees on services provided by EVERTEC	(155,521)	(150,677)	(149,156)	Professional fees

Other services provided to EVERTEC	843	751	1,382	Other operating expenses

Total	$(103,206)	$(111,135)	$(106,569)

At December 31, 2012, EVERTEC had certain performance bonds outstanding, which were guaranteed by the Corporation under a general indemnity agreement between the Corporation and the insurance companies issuing the bonds. EVERTEC’s performance bonds guaranteed by the Corporation amounted to approximately $1.0 million at December 31, 2012 and expired during the quarter ended June 30, 2013. Also, EVERTEC has a letter of credit issued by BPPR, for an amount of $3.6 million at December 31, 2013 (2012 - $2.9 million). The Corporation also agreed to maintain outstanding this letter of credit for a 5-year period which expires on September 30, 2015. EVERTEC and the Corporation entered into a Reimbursement Agreements, in which EVERTEC will reimburse the Corporation for any losses incurred by the Corporation in connection with the performance bonds and the letter of credit. Possible losses resulting from these agreements are considered insignificant.

During the second quarter of 2013, the Corporation discontinued the elimination of its proportionate ownership share of intercompany transactions with EVERTEC from their respective revenue and expense categories to reflect them as an equity pick-up adjustment in other operating income. The consolidated statements of operations for all period presented have been adjusted to reflect this change. This change had no impact on the Corporation’s net income and did not have a material effect on its consolidated financial statements. The following tables presents the impact of the change in the Corporation’s results for all comparative prior periods presented.

	Year ended December 31,

(In thousands)	2013	2012	2011

Share of EVERTEC’s changes in equity recognized in income	$15,203	$38,274	$13,936
Intra-company eliminations considered in other operating income (detailed in next table)	(15,378)	(53,449)	(52,218)

Share of EVERTEC’s changes in equity, net of eliminations	$(175)	$(15,175)	$(38,282)

	December 31, 2013			December 31, 2012			December 31, 2011

(In thousands)	As currently reported	Impact of eliminations	Amounts net of eliminations	As currently reported	Impact of eliminations	Amounts net of eliminations	As currently reported	Impact of eliminations	Amounts net of eliminations	Category

Interest income on loan to EVERTEC	$2,490	$(371)	$2,119	$3,373	$(1,621)	$1,752	$3,619	$(1,773)	$1,846	Interest income

Interest income on investment securities issued by EVERTEC	1,269	(189)	1,080	3,850	(1,851)	1,999	3,850	(1,887)	1,963	Interest income

Interest expense on deposits	(128)	19	(109)	(267)	127	(140)	(627)	307	(320)	Interest expense

ATH and credit cards interchange income from services to EVERTEC	25,571	(3,810)	21,761	25,188	(12,090)	13,098	27,300	(13,377)	13,923	Other service fees

Debt prepayment penalty paid by EVERTEC	5,856	(873)	4,983	-	-	-	-	-	-	Net gain (loss) and valuation adjustments on investment securities

Consulting fee paid by EVERTEC	9,854	(1,468)	8,386	-	-	-	-	-	-	Other operating income

Rental income charged to EVERTEC	6,560	(977)	5,583	6,647	(3,193)	3,454	7,063	(3,461)	3,602	Net occupancy

Processing fees on services provided by EVERTEC	(155,521)	23,173	(132,348)	(150,677)	72,435	(78,242)	(149,156)	73,086	(76,070)	Professional fees

Other services provided to EVERTEC	843	(126)	717	751	(358)	393	1,382	(677)	705	Other operating expenses

Total	$(103,206)	$15,378	$(87,828)	$(111,135)	$53,449	$(57,686)	$(106,569)	$52,218	$(54,351)

PRLP 2011 Holdings LLC

As indicated in Note 29 to the consolidated financial statements, the Corporation holds a 24.9% equity interest in PRLP 2011 Holdings, LLC and currently provides certain financing to the joint venture as well as holds certain deposits from the entity.

The Corporation’s equity in PRLP 2011 Holdings, LLC is presented in the table which follows and is included as part of “other assets” in the consolidated statements of financial condition.

(In thousands)	December 31, 2013	December 31, 2012

Equity investment in PRLP 2011 Holdings, LLC	$26,596	$22,747

The Corporation had the following financial condition balances outstanding with PRLP 2011 Holdings, LLC at December 31, 2013 and 2012.

(In thousands)	At December 31, 2013	At December 31, 2012

Loans	$ 19,647	$ 60,040

Accrued interest receivable	65	163

Deposits (non-interest bearing)	(3,621)	(7,103)

Net total	$ 16,091	$ 53,100

The Corporation’s proportionate share of income or loss from PRLP 2011 Holdings, LLC is included in other operating income in the consolidated statements of operations. The following table presents the Corporation’s proportionate share of income (loss) from PRLP 2011 Holdings, LLC for the years ended December 31, 2013 and 2012.

	Year ended December 31,

(In thousands)	2013	2012

Share of income from the equity investment in PRLP 2011 Holdings, LLC	$3,347	$7,128

The following table presents transactions between the Corporation and PRLP 2011 Holdings, LLC and their impact on the Corporation’s results of operations for the years ended December 31, 2013 and 2012.

	Year ended December 31,

(In thousands)	2013	2012	Category

Interest income on loan to PRLP 2011 Holdings, LLC	$1,162	$2,688	Interest income

PR Asset Portfolio 2013-1 International, LLC

As indicated in Note 29 to the consolidated financial statements, effective March 2013 the Corporation holds a 24.9% equity interest in PR Asset Portfolio 2013-1 International, LLC and currently provides certain financing to the joint venture as well as holds certain deposits from the entity.

The Corporation’s equity in PR Asset Portfolio 2013-1 International, LLC is presented in the table which follows and is included as part of “other assets” in the consolidated statements of financial condition.

(In thousands)	December 31, 2013

Equity investment in PR Asset Portfolio 2013-1 International, LLC	$30,478

The Corporation had the following financial condition balances outstanding with PR Asset Portfolio 2013-1 International, LLC, at December 31, 2013.

(In thousands)	At December 31, 2013

Loans	$ 160,283

Accrued interest receivable	436

Deposits	(20,808)

Net total	$ 139,911

The Corporation’s proportionate share of income or loss from PR Asset Portfolio 2013-1 International, LLC is included in other operating income in the consolidated statements of operations. The following table presents the Corporation’s proportionate share of income (loss) from PR Asset Portfolio 2013-1 International, LLC for year ended December 31, 2013.

Year ended
(In thousands)	December 31, 2013

Share of loss from the equity investment in PR Asset Portfolio 2013-1 International, LLC	$(1,979)

The following table presents transactions between the Corporation and PR Asset Portfolio 2013-1 International, LLC and their impact on the Corporation’s results of operations for the year ended December 31, 2013.

Year ended

(In thousands)	December 31, 2013	Category

Interest income on loan to PR Asset Portfolio 2013-1 International, LLC	$ 2,966	Interest income

Servicing fee paid by PR Asset Portfolio 2013-1 International, LLC	150	Other service fees

Total	$ 3,116

Note 32 –Fair value measurement

ASC Subtopic 820-10 “Fair Value Measurements and Disclosures” establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels in order to increase consistency and comparability in fair value measurements and disclosures. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

—

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date. Valuation on these instruments does not necessitate a significant degree of judgment since valuations are based on quoted prices that are readily available in an active market.

—

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

—

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

Fair Value on a Recurring and Nonrecurring Basis

The following fair value hierarchy tables present information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2013 and 2012 and on a nonrecurring basis in periods subsequent to initial recognition for the years ended December 31, 2013, 2012, and 2011:

At December 31, 2013

(In thousands)	Level 1	Level 2	Level 3	Total

RECURRING FAIR VALUE MEASUREMENTS

Assets

Investment securities available-for-sale:

U.S. Treasury securities	$-	$28,482	$-	$28,482

Obligations of U.S. Government sponsored entities	-	1,629,205	-	1,629,205
Obligations of Puerto Rico, States and political subdivisions	-	66,377	-	66,377

Collateralized mortgage obligations - federal agencies	-	2,418,296	-	2,418,296
Collateralized mortgage obligations - private label	-	513	-	513

Mortgage-backed securities	-	1,129,118	6,523	1,135,641
Equity securities	412	3,704	-	4,116

Other	-	12,170	-	12,170

Total investment securities available-for-sale	$412	$5,287,865	$6,523	$5,294,800

Trading account securities, excluding derivatives:

Obligations of Puerto Rico, States and political subdivisions	$-	$7,586	$-	$7,586

Collateralized mortgage obligations	-	426	1,423	1,849

Mortgage-backed securities - federal agencies	-	302,952	9,799	312,751
Other	-	15,545	1,929	17,474

Total trading account securities	$-	$326,509	$13,151	$339,660

Mortgage servicing rights	$-	$-	$161,099	$161,099
Derivatives	-	34,793	-	34,793

Total assets measured at fair value on a recurring basis	$412	$5,649,167	$180,773	$5,830,352

Liabilities

Derivatives	$-	$(32,378)	$-	$(32,378)
Contingent consideration	-	-	(128,299)	(128,299)

Total liabilities measured at fair value on a recurring basis	$-	$(32,378)	$(128,299)	$(160,677)

At December 31, 2012

(In thousands)	Level 1	Level 2	Level 3	Total

RECURRING FAIR VALUE MEASUREMENTS

Assets

Investment securities available-for-sale:

U.S. Treasury securities	$-	$37,238	$-	$37,238

Obligations of U.S. Government sponsored entities	-	1,096,318	-	1,096,318

Obligations of Puerto Rico, States and political subdivisions	-	54,981	-	54,981

Collateralized mortgage obligations - federal agencies	-	2,367,065	-	2,367,065

Collateralized mortgage obligations - private label	-	2,473	-	2,473

Mortgage-backed securities	-	1,476,077	7,070	1,483,147

Equity securities	3,827	3,579	-	7,406

Other	-	35,573	-	35,573

Total investment securities available-for-sale	$3,827	$5,073,304	$7,070	$5,084,201

Trading account securities, excluding derivatives:

Obligations of Puerto Rico, States and political subdivisions	$-	$24,801	$-	$24,801

Collateralized mortgage obligations	-	618	2,499	3,117

Mortgage-backed securities - federal agencies	-	251,046	11,817	262,863

Other	-	21,494	2,240	23,734

Total trading account securities	$-	$297,959	$16,556	$314,515

Mortgage servicing rights	$-	$-	$154,430	$154,430

Derivatives	-	41,935	-	41,935

Total assets measured at fair value on a recurring basis	$3,827	$5,413,198	$178,056	$5,595,081

Liabilities

Derivatives	$-	$(42,585)	$-	$(42,585)

Contingent consideration	-	-	(112,002)	(112,002)

Total liabilities measured at fair value on a recurring basis	$-	$(42,585)	$(112,002)	$(154,587)

Year ended December 31, 2013

(In thousands)	Level 1	Level 2	Level 3	Total

NONRECURRING FAIR VALUE MEASUREMENTS

Assets					Write- downs

Loans[1]	$-	$-	$25,673	$25,673	$(21,348)
Loans held-for-sale[2]	-	-	-	-	(364,820)

Other real estate owned[3]	-	2,849	84,732	87,581	(43,861)
Other foreclosed assets[3]	-	-	638	638	(617)

Total assets measured at fair value on a nonrecurring basis	$-	$2,849	$111,043	$113,892	$(430,646)

[1] Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35.Costs to sell are excluded from the reported fair value amount.

[2] Relates to lower of cost or fair value adjustments on loans held-for-sale and loans transferred from loans held-in-portfolio to loans held-for-sale. Costs to sell are excluded from the reported fair value amount.

[3] Represents the fair value of foreclosed real estate and other collateral owned that were written down to their fair value. Costs to sell are excluded from the reported fair value amount.

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

[1] Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35.Costs to sell are excluded from the reported fair value amount.

[2] Relates to lower of cost or fair value adjustments on loans held-for-sale and loans transferred from loans held-in-portfolio to loans held-for-sale. Costs to sell are excluded from the reported fair value amount.

[3] Represents the fair value of foreclosed real estate and other collateral owned that were written down to their fair value. Costs to sell are excluded from the reported fair value amount.

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

[1] Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35.Costs to sell are excluded from the reported fair value amount.

[2] Relates to lower of cost or fair value adjustments on loans held-for-sale and loans transferred from loans held-in-portfolio to loans held-for-sale. Costs to sell are excluded from the reported fair value amount.

[3] Represents the fair value of foreclosed real estate and other collateral owned that were written down to their fair value. Costs to sell are excluded from the reported fair value amount.

The following tables present the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2013, 2012, and 2011.

Year ended December 31, 2013

(In thousands)	MBS classified as investment securities available- for-sale	CMOs classified as trading account securities	MBS classified as trading account securities	Other securities classified as trading account securities	Mortgage servicing rights	Total assets	Contingent consideration	Total liabilities

Balance at January 1, 2013	$7,070	$2,499	$11,817	$2,240	$154,430	$178,056	$(112,002)	$(112,002)
Gains (losses) included in earnings	(7)	(18)	(39)	(311)	(11,403)	(11,778)	(16,297)	(16,297)
Gains (losses) included in OCI	(40)	-	-	-	-	(40)	-	-
Purchases	-	25	859	-	19,307	20,191	-	-
Sales	-	(802)	(100)	-	-	(902)	-	-
Settlements	(500)	(281)	(2,738)	-	(1,235)	(4,754)	-	-

Balance at December 31, 2013	$6,523	$1,423	$9,799	$1,929	$161,099	$180,773	$(128,299)	$(128,299)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2013	$-	$(4)	$159	$14	$15,024	$15,193	$(16,297)	$(16,297)

Year ended December 31, 2012

(In thousands)	MBS classified as investment securities available- for-sale	CMOs classified as trading account securities	MBS classified as trading account securities	Other securities classified as trading account securities	Mortgage servicing rights	Total assets	Contingent consideration	Total liabilities

Balance at January 1, 2012	$7,435	$2,808	$21,777	$4,036	$151,323	$187,379	$(99,762)	$(99,762)
Gains (losses) included in earnings	(6)	30	680	(123)	(17,406)	(16,825)	(12,600)	(12,600)
Gains (losses) included in OCI	66	-	-	-	-	66	-	-
Purchases	-	608	6,499	2,116	20,726	29,949	-	-
Sales	-	(250)	(9,824)	(1,834)	(103)	(12,011)	-	-
Settlements	(425)	(697)	(2,104)	(1,955)	(110)	(5,291)	360	360
Transfers into Level 3	-	-	2,405	-	-	2,405	-	-
Transfers out of Level 3	-	-	(7,616)	-	-	(7,616)	-	-

Balance at December 31, 2012	$7,070	$2,499	$11,817	$2,240	$154,430	$178,056	$(112,002)	$(112,002)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2012	$-	$23	$(165)	$(333)	$8,130	$7,655	$(13,347)	$(13,347)

Year ended December 31, 2011

(In thousands)	MBS classified as investment securities available- for-sale	CMOs classified as trading account securities	MBS classified as trading account securities	Other securities classified as trading account securities	Mortgage servicing rights	Total assets	Contingent consideration	Total liabilities

Balance at January 1, 2011	$7,759	$2,746	$20,238	$2,810	$166,907	$200,460	$(92,994)	$(92,994)
Initial fair value on acquisition	-	-	-	-	-	-	(688)	(688)
Gains (losses) included in earnings	(7)	21	108	459	(37,061)	(36,480)	(6,080)	(6,080)
Gains (losses) included in OCI	(18)	-	-	-	-	(18)	-	-
Purchases	-	752	13,395	3,263	21,703	39,113	-	-
Sales	-	(341)	(9,956)	(2,449)	-	(12,746)	-	-
Settlements	(299)	(370)	(2,008)	(47)	(226)	(2,950)	-	-

Balance at December 31, 2011	$7,435	$2,808	$21,777	$4,036	$151,323	$187,379	$(99,762)	$(99,762)

Changes in unrealized gains (losses) included in earnings relating to assets still held
at December 31, 2011	$-	$7	$133	$698	$(20,188)	$(19,350)	$(6,380)	$(6,380)

There were no transfers in and/or out of Level 1, Level 2, or Level 3 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2013 and 2011. There were no transfers in and/or out of Level 1 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2012. There were $ 2 million in transfers from Level 2 to Level 3 and $ 8 million in transfers from Level 3 to Level 2 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2012. The transfers from Level 2 to Level 3 of trading mortgage-backed securities were the result of a change in valuation technique to a matrix pricing model, based on indicative prices provided by brokers. The transfers from Level 3 to Level 2 of trading mortgage-backed securities resulted from observable market data becoming available for these securities. The Corporation’s policy is to recognize transfers as of the end of the reporting period.

Gains and losses (realized and unrealized) included in earnings for the years ended December 31, 2013, 2012, and 2011 for Level 3 assets and liabilities included in the previous tables are reported in the consolidated statement of operations as follows:

	2013		2012		2011

	Total Changes in unrealized		Total Changes in unrealized		Total Changes in unrealized
	gains (losses)	gains (losses)	gains (losses)	gains (losses)	gains (losses)	gains (losses)
	included	relating to assets still	included	relating to assets still	included	relating to assets still
(In thousands)	in earnings	held at reporting date	in earnings	held at reporting date	in earnings	held at reporting date

Interest income	$(7)	$-	$(6)	$-	$(7)	$-
FDIC loss share (expense) income	(15,994)	(15,994)	(13,178)	(13,178)	(6,304)	(6,304)
Mortgage Banking Activities	(11,403)	15,024	(17,406)	8,130	(37,061)	(20,188)
Trading account (loss) profit	(368)	169	587	(475)	588	838
Other operating income	(303)	(303)	578	(169)	224	(76)

Total	$(28,075)	$(1,104)	$(29,425)	$(5,692)	$(42,560)	$(25,730)

The following table includes quantitative information about significant unobservable inputs used to derive the fair value of Level 3 instruments, excluding those instruments for which the unobservable inputs were not developed by the Corporation such as prices of prior transactions and/or unadjusted third-party pricing sources.

	Fair Value at			Weighted
(In thousands)	December 31, 2013	Valuation Technique	Unobservable Inputs	Average (Range)

Collateralized		Discounted	Weighted average life	2.6 years (0.8 - 5.1 years)
mortgage		cash flow	Yield	4.3% (1.5% - 4.7%)
obligations - trading	$1,423	model	Constant prepayment rate	24.5% (21.0% - 25.7%)

Other - trading		Discounted	Weighted average life	5.5 years
		cash flow	Yield	12.0%
	$915	model	Constant prepayment rate	10.8%

Mortgage servicing		Discounted	Prepayment speed	8.4% (0% - 23.0%)
rights		cash flow	Weighted average life	12.0 years (0 - 18.8 years)
	$161,099	model	Discount rate	11.4% (9.5% - 15.0%)

Contingent		Discounted	Credit loss rate on covered loans	15.6% (0.0% - 100.0%)
consideration		cash flow	Risk premium component
	$(128,299)	model	of discount rate	3.3%

Loans held-in-portfolio		External	Haircut applied on
	$24,583 [1]	Appraisal	external appraisals	22.2% (10.0% - 38.2%)

Other real estate owned		External	Haircut applied on
	$20,695 [2]	Appraisal	external appraisals	24.9% (10.0% - 40.0%)

Other foreclosed assets		External	Haircut applied on
	$439 [3]	Appraisal	external appraisals	1.9% (1.0% - 2.0%)

[1] Loans held-in-portfolio in which haircuts were not applied to external appraisals were excluded from this table.

[2] Other real estate owned in which haircuts were not applied to external appraisals were excluded from this table.

[3] Other foreclosed assets in which haircuts were not applied to external appraisals were excluded from this table.

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

Trading Account Securities and Investment Securities Available-for-Sale

—	U.S. Treasury securities: The fair value of U.S. Treasury securities is based on yields that are interpolated from the constant maturity treasury curve. These securities are classified as Level 2.

—

Obligations of U.S. Government sponsored entities: The Obligations of U.S. Government sponsored entities include U.S. agency securities, which fair value is based on an active exchange market and on quoted market prices for similar securities. The U.S. agency securities are classified as Level 2.

—

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

—

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

—

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

—

Equity securities: Equity securities with quoted market prices obtained from an active exchange market are classified as Level 1. Other equity securities that do not trade in highly liquid markets are classified as Level 2.

—

Corporate securities and debentures from a not-for-profit organization (included as “other” in the “available-for-sale” category): Given that the quoted prices are for similar instruments, these securities are classified as Level 2.

—

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

Contingent consideration liability

The fair value of the true-up payment obligation (contingent consideration) to the FDIC as it relates to the Westernbank FDIC-assisted transaction was estimated using projected cash flows related to the loss sharing agreements at the true-up measurement date. It took into consideration the intrinsic loss estimate, asset premium/discount, cumulative shared loss payments, and the cumulative servicing amount related to the loan portfolio. Refer to Note 11 to the consolidated financial statements for a description of the formula established in the loss share agreements for determining the true-up payment.

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

Note 33 – Fair value of financial instruments

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

The fair values reflected herein have been determined based on the prevailing interest rate environment at December 31, 2013 and December 31, 2012, as applicable. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments. In addition, the fair values presented do not attempt to estimate the value of the Corporation’s fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation’s value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

Following is a description of the Corporation’s valuation methodologies and inputs used to estimate the fair values for each class of financial assets and liabilities not measured at fair value, but for which the fair value is disclosed. The disclosure requirements exclude certain financial instruments and all non-financial instruments. Accordingly, the aggregate fair value amounts of the financial instruments disclosed do not represent management’s estimate of the underlying value of the Corporation. For a description of the valuation methodologies and inputs used to estimate the fair value for each class of financial assets and liabilities measured at fair value, refer to Note 32.

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

—

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

—

Agency collateralized mortgage obligation: The fair value of the agency collateralized mortgage obligation (“CMO”), which is guaranteed by GNMA, was based on internal yield and prepayment speed assumptions. This agency CMO is classified as Level 3.

—

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

—

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

—

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

—

Trust preferred securities: These securities represent the equity-method investment in the common stock of these trusts. Book value is the same as fair value for these securities since the fair value of the junior subordinated debentures is the same amount as the fair value of the trust preferred securities issued to the public. The equity-method investment in the common stock of these trusts is classified as Level 2, except for that of Popular Capital Trust III (Troubled Asset Relief Program) which is classified as Level 3. Refer to Note 23 for additional information on these trust preferred securities.

—

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

Loans held-for-sale

The fair value of certain impaired loans held-for-sale was based on a discounted cash flow model that assumes that no principal payments are received prior to the effective average maturity date, that the outstanding unpaid principal balance is reduced by a monthly net loss rate, and that the remaining unpaid principal balance is received as a lump sum principal payment at the effective average maturity date. The remaining unpaid principal balance expected to be received, which is based on the prior 12-month cash payment experience of these loans and their expected collateral recovery, was discounted using the interest rate currently offered to clients for the origination of comparable loans. These loans were classified as Level 3. As of December 31, 2013, no loans were valued under this methodology. For loans held-for-sale originated with the intent to sell in the secondary market, its fair value was determined using similar characteristics of loans and secondary market prices assuming the conversion to mortgage-backed securities. Given that the valuation methodology uses internal assumptions based on loan level data, these loans are classified as Level 3. The fair value of certain other loans held-for-sale is based on bids received from potential buyers; binding offers; or external appraisals, net of internal adjustments and estimated costs to sell. Loans held-for-sale based on binding offers are classified as Level 2. Loans held-for-sale based on indicative offers and/or external appraisals are classified as Level 3.

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

—

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

—

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

—

FHLB advances: The fair value of FHLB advances was based on the discounted value of contractual cash flows over their contractual term. In determining the non-performance credit risk valuation adjustment, the collateralization levels of these advances were considered. These advances are classified as Level 2.

—

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

—

Junior subordinated deferrable interest debentures (related to trust preferred securities): The fair value of junior subordinated interest debentures was determined using recent trades of similar transactions. Thus, these junior subordinated deferrable interest debentures are classified as Level 2.

—

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

—

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

The following tables present the carrying or notional amounts, as applicable, and estimated fair values for financial instruments with their corresponding level in the fair value hierarchy.

		December 31, 2013

(In thousands)	Carrying amount	Level 1	Level 2	Level 3	Fair value

Financial Assets:

Cash and due from banks	$423,211	$423,211	$-	$-	$423,211

Money market investments	858,453	677,033	181,420	-	858,453

Trading account securities, excluding derivatives[1]	339,660	-	326,509	13,151	339,660

Investment securities available-for-sale[1]	5,294,800	412	5,287,865	6,523	5,294,800

Investment securities held-to-maturity:

Obligations of Puerto Rico, States and political subdivisions	113,881	-	-	94,712	94,712

Collateralized mortgage obligation-federal agency	115	-	-	122	122

Other	26,500	-	1,500	24,354	25,854

Total investment securities held-to-maturity	$140,496	$-	$1,500	$119,188	$120,688

Other investment securities:

FHLB stock	$85,245	$-	$85,245	$-	$85,245

FRB stock	80,385	-	80,385	-	80,385

Trust preferred securities	14,197	-	13,197	1,000	14,197

Other investments	1,925	-	-	4,699	4,699

Total other investment securities	$181,752	$-	$178,827	$5,699	$184,526

Loans held-for-sale	$110,426	$-	$3,155	$109,405	$112,560

Loans not covered under loss sharing agreement with the FDIC	21,073,403	-	-	19,070,337	19,070,337

Loans covered under loss sharing agreements with the FDIC	2,882,335	-	-	3,404,128	3,404,128

FDIC loss share asset	948,608	-	-	837,131	837,131

Mortgage servicing rights	161,099	-	-	161,099	161,099

Derivatives	34,793	-	34,793	-	34,793

		December 31, 2013

(In thousands)	Carrying amount	Level 1	Level 2	Level 3	Fair value

Financial Liabilities:

Deposits:

Demand deposits	$18,399,793	$-	$18,399,793	$-	$18,399,793

Time deposits	8,311,352	-	8,367,410	-	8,367,410

Total deposits	$26,711,145	$-	$26,767,203	$-	$26,767,203

Assets sold under agreements to repurchase:

Securities sold under agreements to repurchase	$1,021,102	$-	$1,025,628	$-	$1,025,628

Structured repurchase agreements	638,190	-	694,422	-	694,422

Total assets sold under agreements to repurchase	$1,659,292	$-	$1,720,050	$-	$1,720,050

Other short-term borrowings[2]	$401,200	$-	$401,200	$-	$401,200

Notes payable:

FHLB advances	589,229	-	604,976	-	604,976

Medium-term notes	689	-	-	716	716

Junior subordinated deferrable interest debentures (related to trust preferred securities)	439,800	-	348,222	-	348,222

Junior subordinated deferrable interest debentures (Troubled Asset Relief Program)	531,540	-	-	1,006,638	1,006,638

Others	23,496	-	-	23,496	23,496

Total notes payable	$1,584,754	$-	$953,198	$1,030,850	$1,984,048

Derivatives	$32,378	$-	$32,378	$-	$32,378

Contingent consideration	$128,299	$-	$-	$128,299	$128,299

(In thousands)	Notional amount	Level 1	Level 2	Level 3	Fair value

Commitments to extend credit	$7,490,927	$-	$-	$2,571	$2,571

Letters of credit	82,007	-	-	901	901

[1] Refer to Note 32 to the consolidated financial statements for the fair value by class of financial asset and its hierarchy level.
[2] Refer to Note 20 to the consolidated financial statements for the composition of short-term borrowings.

		December 31, 2012

(In thousands)	Carrying amount	Level 1	Level 2	Level 3	Fair value

Financial Assets:

Cash and due from banks	$439,363	$439,363	$-	$-	$439,363

Money market investments	1,085,580	839,007	246,573	-	1,085,580

Trading account securities, excluding derivatives[1]	314,515	-	297,959	16,556	314,515

Investment securities available-for-sale[1]	5,084,201	3,827	5,073,304	7,070	5,084,201

Investment securities held-to-maturity:

Obligations of Puerto Rico, States and political subdivisions	116,177	-	-	117,558	117,558

Collateralized mortgage obligation-federal agency	140	-	-	144	144

Other	26,500	-	1,500	25,031	26,531

Total investment securities

held-to-maturity	$142,817	$-	$1,500	$142,733	$144,233

Other investment securities:

FHLB stock	$89,451	$-	$89,451	$-	$89,451

FRB stock	79,878	-	79,878	-	79,878

Trust preferred securities	14,197	-	13,197	1,000	14,197

Other investments	1,917	-	-	3,975	3,975

Total other investment securities	$185,443	$-	$182,526	$4,975	$187,501

Loans held-for-sale	$354,468	$-	$4,779	$376,582	$381,361

Loans not covered under loss sharing agreement with the FDIC	20,361,491	-	-	17,424,038	17,424,038

Loans covered under loss sharing agreements with the FDIC	3,647,066	-	-	3,925,440	3,925,440

FDIC loss share asset	1,399,098	-	-	1,241,579	1,241,579

Mortgage servicing rights	154,430	-	-	154,430	154,430

Derivatives	41,935	-	41,935	-	41,935

(In thousands)	Carrying amount	Level 1	Level 2	Level 3	Fair value

Financial Liabilities:

Deposits:

Demand deposits	$18,089,904	$-	$18,089,904	$-	$18,089,904

Time deposits	8,910,709	-	8,994,363	-	8,994,363

Total deposits	$27,000,613	$-	$27,084,267	$-	$27,084,267

Assets sold under agreements to repurchase:

Securities sold under agreements to repurchase	$1,378,562	$-	$1,385,237	$-	$1,385,237

Structured repurchase agreements	638,190	-	720,620	-	720,620

Total assets sold under agreements to repurchase	$2,016,752	$-	$2,105,857	$-	$2,105,857

Other short-term borrowings[2]	$636,200	$-	$636,200	$-	$636,200

Notes payable:

FHLB advances	577,490	-	608,313	-	608,313

Medium-term notes	236,753	-	243,351	3,843	247,194

Junior subordinated deferrable interest debentures (related to trust preferred securities)	439,800	-	363,659	-	363,659

Junior subordinated deferrable interest debentures (Troubled Asset Relief Program)	499,470	-	-	824,458	824,458

Others	24,208	-	-	24,208	24,208

Total notes payable	$1,777,721	$-	$1,215,323	$852,509	$2,067,832

Derivatives	$42,585	$-	$42,585	$-	$42,585

Contingent consideration	$112,002	$-	$-	$112,002	$112,002

(In thousands)	Notional amount	Level 1	Level 2	Level 3	Fair value

Commitments to extend credit	$6,774,990	$-	$-	$2,858	$2,858

Letters of credit	148,153	-	-	1,544	1,544

[1]	Refer to Note 32 to the consolidated financial statements for the fair value by class of financial asset and its hierarchy level.
[2]	Refer to Note 20 to the consolidated financial statements for the composition of short-term borrowings.

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

In October 2011, the Corporation implemented a voluntary retirement program for retirement-eligible active participants of the pension plan. Under the voluntary retirement program, a participant who elected to retire as of February 1, 2012 was provided a benefit equal to one-year of their current base pay rate. Approximately, 958 participants were eligible for the voluntary retirement program and 369 participants retired under the program. Participants could elect to receive their program benefit in the form of a lump sum on February 1, 2012 or as an immediate annuity commencing on such date. The pension plan benefit obligation reflects the retirement for all employees who accepted the voluntary retirement program.

During 2013 the Corporation offered a Lump Sum Distribution to terminated vested participants whose deferred pension has a current value of up to $40 thousand. The acceptance of this offer was voluntary and relieved the Corporation of all future obligations related to the terminated vested participants who accepted the offer. Approximately 1,859 participants were eligible to elect the Lump Sum Distribution and 1,081 participants accepted the offer.

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

The plans’ target allocation based on market value for years 2013 and 2012, by asset category, is summarized in the table below.

	Minimum allotment	Maximum allotment

Equity	0%	70%

Debt securities	0%	100%

Cash and cash equivalents	0%	100%

The following table presents the composition of the assets of the pension and benefit restoration plans.

(In thousands)	2013	2012

Obligations of the U.S. Government and its agencies	$198,992	$162,542

Corporate bonds and debentures	43,885	43,006

Equity securities	238,792	268,669

Index fund - equity	33,347	31,133

Index fund - fixed income	-	2,548

Foreign equity fund	87,336	86,947

Foreign index fund	43,711	19,847

Commodity fund	16,451	19,088

Mortgage-backed securities	12,950	10,479

Private equity investments	922	1,428

Cash and cash equivalents	27,456	16,773

Accrued investment income	1,640	1,420

Total assets	$705,482	$663,880

Until September 30, 2013 certain assets of the plans were maintained, for investment purposes only in a Master Trust (the “Master Trust”). Neither the pension or benefit restoration plan had any interest in the specific assets of the Master Trust, but maintained beneficial interests in such assets. The Master Trust was managed by the Trust Division of BPPR and by several investment managers.

At December 31, 2012, the pension and restoration plans’ interest in the net assets of the Master Trust was 100%. At September 30, 2013 the Master Trust was dissolved and all the investments were allocated to the plans based on their relative interest on the net assets of the Master Trust.

The following table sets forth by level, within the fair value hierarchy, the plans’ assets at fair value at December 31, 2013 and 2012.

		2013				2012

(In thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Obligations of the U.S. Government and its agencies	$-	$198,992	$-	$198,992	$-	$162,542	$-	$162,542

Corporate bonds and debentures	-	43,885	-	43,885	-	43,006	-	43,006

Equity securities	238,792	-	-	238,792	268,669	-	-	268,669

Index fund - equity	33,347	-	-	33,347	31,133	-	-	31,133

Index fund - fixed income	-	-	-	-	-	2,548	-	2,548

Foreign equity fund	-	87,336	-	87,336	-	86,947	-	86,947

Foreign index fund	-	43,711	-	43,711	-	19,847	-	19,847

Commodity fund	-	16,451	-	16,451	-	19,088	-	19,088

Mortgage-backed securities	-	12,950	-	12,950	-	10,479	-	10,479

Private equity investments	-	-	922	922	-	-	1,428	1,428

Cash and cash equivalents	27,456	-	-	27,456	16,773	-	-	16,773

Accrued investment income	-	-	1,640	1,640	-	-	1,420	1,420

Total assets	$299,595	$403,325	$2,562	$705,482	$316,575	$344,457	$2,848	$663,880

The closing prices reported in the active markets in which the securities are traded are used to value the investments.

Following is a description of the valuation methodologies used for investments measured at fair value:

—

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

—

Corporate bonds and debentures - Corporate bonds and debentures are valued at fair value at the closing price reported in the active market in which the bond is traded. These securities are classified as Level 2.

—	Equity securities - Equity securities with quoted market prices obtained from an active exchange market and high liquidity are classified as Level 1.

—	Investments in index funds - Equity with quoted market prices obtained from an active exchange market and high liquidity are classified as Level 1.

—

Investments in index funds – Fixed income, foreign equity, foreign index and commodity funds are valued at the net asset value (NAV) of shares held by the plan at year end. These securities are classified as Level 2.

—

Mortgage-backed securities - Certain agency mortgage and other asset backed securities (“MBS”) are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread. The agency MBS are classified as Level 2.

—

Private equity investments - Private equity investments include an investment in a private equity fund. The fund value is recorded at its net asset value (NAV) which is affected by the changes in the fair market value of the investments held in the fund. This fund is classified as Level 3.

—	Cash and cash equivalents - The carrying amount of cash and cash equivalents is a reasonable estimate of the fair value since it is available on demand or due to their short-term maturity.

—

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

The following table presents the change in Level 3 assets measured at fair value.

(In thousands)	2013	2012

Balance at beginning of year	$2,848	$3,448

Actual return on plan assets:

Change in unrealized (loss) gain relating to instruments still held at the reporting date	(286)	(446)

Settlements	-	(154)

Balance at end of year	$2,562	$2,848

There were no transfers in and/or out of Level 3 for financial instruments measured at fair value on a recurring basis during the years ended December 31, 2013 and 2012. There were no transfers in and/or out of Level 1 and Level 2 during the years ended December 31, 2013 and 2012.

Information on the shares of common stock held by the pension and restoration plans is provided in the table that follows.

	2013	2012

Shares of Popular, Inc. common stock	274,572	274,572

Fair value of shares of Popular, Inc. common stock	$7,888,454	$5,708,352

Dividends paid on shares of Popular, Inc. common stock held by the plan	$-	$-

The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31, 2013 and 2012.

	Pension plan		Benefit restoration plans

(In thousands)	2013	2012	2013	2012

Change in benefit obligation:

Benefit obligation at beginning of year	$751,605	$706,449	$40,051	$36,439

Interest cost	27,863	29,981	1,493	1,572

Actuarial (gain) loss	(76,997)	64,103	(4,169)	3,287

Benefits paid	(49,075)	(48,928)	(1,279)	(1,247)

Benefit obligation at end of year	$653,396	$751,605	$36,096	$40,051

Change in fair value of plan assets:

Fair value of plan assets at beginning of year	$625,519	$551,141	$30,616	$28,382

Actual return on plan assets	94,855	65,306	4,795	3,430

Employer contributions	-	58,000	51	51

Benefits paid	(49,075)	(48,928)	(1,279)	(1,247)

Fair value of plan assets at end of year	$671,299	$625,519	$34,183	$30,616

Amounts recognized in accumulated other comprehensive loss:

Net loss	$147,677	$297,765	$6,928	$15,055

Accumulated other comprehensive loss (AOCL)	$147,677	$297,765	$6,928	$15,055

Reconciliation of net assets (liabilities):

Net liabilities at beginning of year	$(126,086)	$(155,308)	$(9,434)	$(8,057)

Amount recognized in AOCL at beginning of year, pre-tax	297,765	281,431	15,055	14,387

Amount prepaid at beginning of year	171,679	126,123	5,621	6,330

Net periodic benefit cost	(6,099)	(12,444)	(656)	(760)

Contributions	-	58,000	51	51

Amount prepaid at end of year	165,580	171,679	5,016	5,621

Amount recognized in AOCL	(147,677)	(297,765)	(6,928)	(15,055)

Net assets (liabilities) at end of year	$17,903	$(126,086)	$(1,912)	$(9,434)

The table below presents a breakdown of the plans’ assets and liabilities at December 31, 2013 and 2012.

	Pension plan		Benefit restoration plans

(In thousands)	2013	2012	2013	2012

Non-current assets	$17,903	$-	$504	$-

Current liabilities	-	-	51	51

Non-current liabilities	-	126,086	2,365	9,384

The following table presents the funded status of the plans at year end December 31, 2013 and 2012.

	Pension Plan		Tax Qualified Restoration Plan		Benefit Restoration Plan

(In thousands)	2013	2012	2013	2012	2013	2012

Benefit obligation at end of year	$(653,396)	$(751,605)	$(33,679)	$(37,461)	$(2,416)	$(2,589)

Fair value of plan assets at end of year	671,299	625,519	34,183	30,616	-	-

Funded status at year end	$17,903	$(126,086)	$504	$(6,845)	$(2,416)	$(2,589)

The following table presents the change in accumulated other comprehensive loss (“AOCL”), pre-tax, for the years ended December 31, 2013 and 2012.

(In thousands)	Pension plan		Benefit restoration plans

	2013	2012	2013	2012

Accumulated other comprehensive loss at beginning of year	$297,765	$281,431	$15,055	$14,387

Increase (decrease) in AOCL:

Recognized during the year:

Amortization of actuarial losses	(21,452)	(21,703)	(1,330)	(1,294)

Occurring during the year:

Net actuarial (gains) losses	(128,636)	38,037	(6,797)	1,962

Total (decrease) increase in AOCL	(150,088)	16,334	(8,127)	668

Accumulated other comprehensive loss at end of year	$147,677	$297,765	$6,928	$15,055

The following table presents the amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during 2014.

(In thousands)	Pension plan	Benefit restoration plans

Net loss	$8,075	$431

The following table presents information for plans with an accumulated benefit obligation in excess of plan assets.

	Pension plan		Benefit restoration plans

(In thousands)	2013	2012	2013	2012

Projected benefit obligation	$-	$751,605	$2,416	$40,051

Accumulated benefit obligation	-	751,605	2,416	40,051

Fair value of plan assets	-	625,519	-	30,616

The following table presents information for plans with an accumulated benefits obligation less than plan assets.

	Pension plan		Benefit restoration plans

(In thousands)	2013	2012	2013	2012

Projected benefit obligation	$653,396	$-	$33,680	$-

Accumulated benefit obligation	653,396	-	33,680	-

Fair value of plan assets	671,299	-	34,183	-

The actuarial assumptions used to determine the benefit obligations at year-end were as follows:

	Pension plan		Benefit restoration plans

	2013	2012	2013	2012

Discount rate	4.70%	3.80%	4.70%	3.80%

The following table presents the actuarial assumptions used to determine the components of net periodic benefit cost.

	Pension plan			Benefit restoration plans

	2013	2012	2011	2013	2012	2011

Discount rate	3.80%	4.40%	5.30%	3.80%	4.40%	5.30%

Expected return on plan assets	7.25%	7.60%	8.00%	7.25%	7.60%	8.00%

The following table presents the components of net periodic benefit cost.

	Pension plan			Benefit restoration plans

(In thousands)	2013	2012	2011	2013	2012	2011

Interest cost	$27,863	$29,981	$31,139	$1,493	$1,572	$1,581

Expected return on plan assets	(43,216)	(39,240)	(43,361)	(2,167)	(2,105)	(1,803)

Recognized net actuarial loss	21,452	21,703	11,314	1,330	1,294	591

Net periodic benefit (credit) cost	6,099	12,444	(908)	656	761	369

Termination benefit loss	-	-	15,559	-	-	-

Total benefit cost	$6,099	$12,444	$14,651	$656	$761	$369

The Corporation expects to pay the following contributions to the benefit plans during 2014.

(In thousands)	2014

Pension plan	$-

Benefit restoration plans	$51

Benefit payments projected to be made from the pension and benefit restoration plans are presented in the table below.

(In thousands)	Pension plan	Benefit restoration plans

2014	$36,850	$1,604

2015	36,755	1,862

2016	37,323	1,983

2017	37,999	2,102

2018	38,606	2,182

2019 - 2023	199,925	11,829

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

The Corporation amended the postretirement health care benefits plan effective January 1, 2014 to increase the participant’s share of the plan cost. The postretirement health care benefit obligation as of December 31, 2013 reflects such amendments to the plan.

The following table presents the status of the Corporation’s unfunded postretirement health care benefit plan and the related amounts recognized in the consolidated financial statements at December 31, 2013 and 2012.

(In thousands)	2013	2012

Change in benefit obligation:

Benefit obligation at beginning of the year	$183,611	$180,989

Service cost	2,257	2,190

Interest cost	6,848	7,801

Amendments	(18,670)	-

Benefits paid	(7,066)	(7,348)

Actuarial (gain) loss	(21,248)	$(21)

Benefit obligation end of year	$145,732	183,611

Amounts recognized in accumulated other comprehensive loss:

Net prior service cost	$(18,670)	$-

Net loss	12,346	35,486

Accumulated other comprehensive (gain) loss	$(6,324)	$35,486

Reconciliation of net liability:

Net liability at beginning of year	$(183,611)	$(180,989)

Amount recognized in accumulated other comprehensive loss at beginning of year, pre-tax	35,486	37,469

Amount accrued at beginning of year	(148,125)	(143,520)

Net periodic benefit cost	(10,997)	(11,953)

Contributions	7,066	7,348

Amount accrued at end of year	(152,056)	(148,125)

Amount recognized in accumulated other comprehensive gain (loss)	6,324	(35,486)

Net liability at end of year	$(145,732)	$(183,611)

The table below presents a breakdown of the liability associated with the postretirement health care benefit plan.

(In thousands)	2013	2012

Current liabilities	$6,199	$6,811

Non-current liabilities	139,532	176,800

The following table presents the funded status of the postretirement health care benefit plan at year end December 31, 2013 and 2012.

(In thousands)	2013	2012

Benefit obligation at end of year	$(145,732)	$(183,611)

Fair value of plan assets at end of year	-	-

Funded status at year end	(145,732)	(183,611)

The following table presents the changes in accumulated other comprehensive loss (income), pre-tax, for the postretirement health care benefit plan.

(In thousands)	2013	2012

Accumulated other comprehensive loss at beginning of year	$35,486	$37,469

Increase (decrease) in accumulated other comprehensive loss:

Recognized during the year:

Prior service credit	-	200

Amortization of actuarial losses	(1,892)	(2,162)

Occurring during the year:

Prior service cost (credit)	(18,670)	-

Net actuarial (gains) losses	(21,248)	(21)

Total increase (decrease) in accumulated other comprehensive loss	(41,810)	(1,983)

Accumulated other comprehensive (income) loss at end of year	$(6,324)	$35,486

The following table presents the amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost for the postretirement health care benefit plan during 2014.

(In thousands)	2014

Net prior service credit	$(3,800)

The following table presents the components of net periodic postretirement health care benefit cost.

(In thousands)	2013	2012	2011

Service cost	$2,257	$2,190	$2,016

Interest cost	6,848	7,801	8,543

Amortization of prior service credit	-	(200)	(961)

Recognized net actuarial loss (gain)	1,892	2,162	1,068

Net periodic benefit cost	10,997	11,953	10,666

Temporary deviation loss	-	-	437

Total benefit cost	$10,997	$11,953	$11,103

The following tables present the discount rate and assumed health care cost trend rates used to determine the benefit obligation and the net periodic benefit cost for the postretirement health care benefit plan.

To determine benefit obligation:	2013	2012

Discount rate	4.80%	3.80%

Initial health care cost trend rates	7.50%	6.50%

Ultimate health care cost trend rate	5.00%	5.00%

Year that the ultimate trend rate is reached	2019	2016

To determine net periodic benefit cost:	2013	2012	2011

Discount rate	3.80%	4.40%	5.30%

Initial health care cost trend rates:

Medicare Advantage plans	6.50%	25.00%	25.00%

All other plans	6.50	7.00	6.50

Ultimate health care cost trend rate	5.00%	5.00%	5.00%

Year that the ultimate trend rate is reached	2016	2016	2014

Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. The following table presents the effects of changes in the assumed health care cost trend rates.

(In thousands)	1-percentage point increase	1-percentage point decrease

Effect on total service cost and interest cost components	$290	$(363)

Effect on postretirement benefit obligation	$5,635	$(6,684)

The following table presents information for the postretirement health care benefit plan with an accumulated benefit obligation in excess of plan assets.

(In thousands)	2013	2012

Projected benefit obligation	$145,732	$183,611

Accumulated benefit obligation	145,732	183,611

Fair value of plan assets	-	-

The Corporation expects to contribute $6.2 million to the postretirement benefit plan in 2014 to fund current benefit payment requirements.

Benefit payments projected to be made on the postretirement health care benefit plan are presented in the following table.

(In thousands)

2014	$6,199

2015	6,358

2016	6,662

2017	7,094

2018	7,499

2019 - 2023	42,500

Savings plans

The Corporation also provides defined contribution savings plans pursuant to Section 1081.01(d) of the Puerto Rico Internal Revenue Code and Section 401(k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of the Corporation. Investments in the plans are participant-directed, and employer matching contributions are determined based on the specific provisions of each plan. Employees are fully vested in the employer’s contribution after five years of service. Effective March 20, 2009, the savings plans were amended to suspend the employer matching contribution to the plan. This matching contribution was restored on April 2013. The cost of providing these benefits in the year ended December 31, 2013 was $3.6 million. The Corporation did not incur costs associated to the matching contributions during the years ended December 31, 2012 and 2011.

The plans held 1,939,089 (2012 – 2,046,162) shares of common stock of the Corporation with a market value of approximately $55.7 million at December 31, 2013 (2012 - $42.5 million).

Note 35 – Net income (loss) per common share

The following table sets forth the computation of net income (loss) per common share (“EPS”), basic and diluted, for the years ended December 31, 2013, 2012 and 2011:

(In thousands, except per share information)	2013	2012	2011

Net income	$599,327	$245,275	$151,325

Preferred stock dividends	(3,723)	(3,723)	(3,723)

Net income (loss) applicable to common stock	$595,604	$241,552	$147,602

Average common shares outstanding	102,693,685	102,429,755	102,179,393

Average potential dilutive common shares	367,790	223,855	110,103

Average common shares outstanding - assuming dilution	103,061,475	102,653,610	102,289,496

Basic EPS	$5.80	$2.36	$1.44

Dilutive EPS	$5.78	$2.35	$1.44

Note: All periods presented reflect the 1-for-10 reverse stock split effected on May 29, 2012.

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

For the year ended December 31, 2013, there were 102,389 weighted average antidilutive stock options outstanding (2012 – 165,342; 2011 – 209,288). Additionally, the Corporation has outstanding a warrant issued to the U.S. Treasury to purchase 2,093,284 shares of common stock, which have an antidilutive effect at December 31, 2013.

Note 36 – Rental expense and commitments

At December 31, 2013, the Corporation was obligated under a number of non-cancelable leases for land, buildings, and equipment which require rentals as follows:

Year	Minimum payments[1]

(In thousands)

2014	$37,188

2015	35,192

2016	31,825

2017	25,815

2018	20,858

Later years	146,474

$297,352

[1] Minimum payments have not been reduced by minimum non-cancelable sublease rentals due in the future of $6.2 million at December 31, 2013.

Total rental expense for all operating leases, except those with terms of a month or less that were not renewed, for the year ended December 31, 2013 was $ 40.3 million (2012 - $ 44.3 million; 2011 - $ 49.9 million), which is included in net occupancy, equipment and communication expenses, according to their nature.

Note 37 – Other service fees

The following table presents the major categories of other service fees for the years ended December 31, 2013, 2012 and 2011.

(In thousands)	2013	2012	2011

Debit card fees	$43,262	$44,852	$59,342

Insurance fees	55,323	53,825	54,390

Credit card fees and discounts	66,309	61,576	52,544

Sale and administration of investment products	35,272	37,766	34,388

Trust fees	17,285	16,353	15,333

Processing fees	-	6,330	6,839

Other fees	17,674	17,163	18,164

Total other service fees	$235,125	$237,865	$241,000

Note 38 – FDIC loss share (expense) income

The caption of FDIC loss share (expense) income in the consolidated statements of operations consists of the following major categories:

	Year ended December 31,

(In thousands)	2013	2012	2011

Amortization of loss share indemnification asset	$(161,635)	$(129,676)	$(10,855)

80% mirror accounting on credit impairment losses[1]	60,454	58,187	110,457

80% mirror accounting on reimbursable expenses	50,985	30,771	5,093

80% mirror accounting on recoveries on covered assets, including rental income on OREOs, subject to reimbursement to the FDIC	(16,057)	(2,979)	-

80% mirror accounting on amortization of contingent liability on unfunded commitments	(473)	(969)	(33,221)

Change in true-up payment obligation	(15,993)	(13,178)	(6,304)

Other	668	1,633	1,621

Total FDIC loss share (expense) income	$(82,051)	$(56,211)	$66,791

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

Note 39 - Stock-based compensation

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

(Not in thousands)

Exercise price range per share	Options outstanding	Weighted-average exercise price of options outstanding	Weighted-average remaining life of options outstanding in years	Options exercisable (fully vested)	Weighted-average exercise price of options exercisable

$ 201.75 - $ 272.00	100,437	$ 253.64	0.53	100,437	$ 253.64

There was no intrinsic value of options outstanding and exercisable at December 31, 2013, 2012 and 2011.

The following table summarizes the stock option activity and related information:

(Not in thousands)	Options outstanding	Weighted-average exercise price

Outstanding at January 1, 2011	227,518	$206.71

Granted	-	-

Exercised	-	-

Forfeited	-	-

Expired	(20,572)	195.48

Outstanding at December 31, 2011	206,946	$207.83

Granted	-	-

Exercised	-	-

Forfeited	-	-

Expired	(45,960)	155.68

Outstanding at December 31, 2012	160,986	$222.71

Granted	-	-

Exercised	-	-

Forfeited	-	-

Expired	(60,549)	171.42

Outstanding at December 31, 2013	100,437	$253.64

There was no stock option expense recognized for the years ended December 31, 2013, 2012 and 2011.

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

The following table summarizes the restricted stock activity under the Incentive Plan for members of management.

(Not in thousands)	Restricted stock	Weighted-average grant date fair value

Non-vested at January 1, 2011	113,174	$36.06

Granted	155,945	32.35

Vested	(5,156)	89.97

Forfeited	(22,029)	42.03

Non-vested at December 31, 2011	241,934	$31.98

Granted	359,427	17.72

Vested	(96,353)	37.61

Forfeited	(13,785)	26.59

Non-vested at December 31, 2012	491,223	$20.59

Granted	229,131	28.20

Vested	(131,324)	31.23

Forfeited	(3,783)	24.63

Non-vested at December 31, 2013	585,247	$21.16

During the year ended December 31, 2013, 229,131 shares of restricted stock (2012 - 359,427; 2011 - 155,945) were awarded to management under the Incentive Plan, from which 165,304 shares (2012 - 253,170; 2011 - 111,045) were awarded to management consistent with the requirements of the TARP Interim Final Rule.

During the year ended December 31, 2013, the Corporation recognized $ 5.3 million of restricted stock expense related to management incentive awards, with a tax benefit of $ 1.7 million (2012 - $ 4.3 million, with a tax benefit of $ 1.1 million; 2011 - $ 2.2 million, with a tax benefit of $ 0.5 million). During the year ended December 31, 2013, the fair market value of the restricted stock vested was $4.0 million at grant date and $3.6 million at vesting date. This triggers a shortfall, net of windfalls, of $0.1 million that was recorded as an additional income tax expense at the applicable income tax rate. No income tax expense was recorded for the U.S. employees due to the valuation allowance of the deferred tax asset. The total unrecognized compensation cost related to non-vested restricted stock awards to members of management at December 31, 2013 was $ 6.4 million and is expected to be recognized over a weighted-average period of 2.1 years.

The following table summarizes the restricted stock activity under the Incentive Plan for members of the Board of Directors:

(Not in thousands)	Restricted stock	Weighted-average grant date fair value

Nonvested at January 1, 2011	-	-

Granted	30,163	$26.72

Vested	(30,163)	26.72

Forfeited	-	-

Non-vested at December 31, 2011	-	-

Granted	41,174	$16.37

Vested	(41,174)	16.37

Forfeited	-	-

Non-vested at December 31, 2012	-	-

Granted	20,930	$29.43

Vested	(20,930)	29.43

Forfeited	-	-

Non-vested at December 31, 2013	-	-

During the year ended December 31, 2013, the Corporation granted 20,930 shares of restricted stock to members of the Board of Directors of Popular, Inc., which became vested at grant date (2012 - 41,174; 2011 – 30,163). During this period, the Corporation recognized $0.5 million of restricted stock expense related to these restricted stock grants, with a tax benefit of $0.2 million (2012 - $0.4 million, with a tax benefit of $0.1 million; 2011 - $0.5 million, with a tax benefit of $0.1 million). The fair value at vesting date of the restricted stock vested during the year ended December 31, 2013 for directors was $0.6 million.

Note 40 – Income taxes

The components of income tax (benefit) expense for the years ended December 31, are summarized in the following table.

(In thousands)	2013	2012	2011

Current income tax expense:

Puerto Rico	$27,118	$108,090	$107,343

Federal and States	10,309	998	1,722

Subtotal	37,427	109,088	109,065

Deferred income tax (benefit) expense:

Puerto Rico	(90,796)	(138,632)	(99,636)

Federal and States	(491)	3,141	2,211

Adjustment for enacted changes in income tax laws	(197,467)	-	103,287

Subtotal	(288,754)	(135,491)	5,862

Total income tax (benefit) expense	$(251,327)	$(26,403)	$114,927

The reasons for the difference between the income tax (benefit) expense applicable to income before provision for income taxes and the amount computed by applying the statutory tax rate in Puerto Rico, were as follows:

	2013		2012		2011

(In thousands)	Amount	% of pre-tax income	Amount	% of pre-tax income	Amount	% of pre-tax income

Computed income tax at statutory rates	$135,720	39%	$65,662	30%	$79,876	30%

Benefit of net tax exempt interest income	(36,993)	(11)	(25,540)	(12)	(31,379)	(12)

Effect of income subject to preferential tax rate [1]	(137,793)	(40)	(78,132)	(36)	(1,852)	(1)

Deferred tax asset valuation allowance	(32,990)	(9)	166	-	7,192	3

Non-deductible expenses	32,115	9	23,093	11	21,756	8

Difference in tax rates due to multiple jurisdictions	(12,029)	(3)	(6,034)	(3)	(8,555)	(3)

Initial adjustment in deferred tax due to change in tax rate	(197,467)	(57)	-	-	103,287	39

Recognition of tax benefits from previous years [2]	-	-	-	-	(53,615)	(20)

Unrecognized tax benefits	(7,727)	(2)	(8,985)	(4)	(5,160)	(2)

Others	5,837	2	3,367	2	3,377	1

Income tax (benefit) expense	$(251,327)	(72)%	$(26,403)	(12)%	$114,927	43%

[1] Includes the impact of the Closing Agreement with the P.R. Treasury signed in June 2012, the tax expense related to a gain on the sale of EVERTEC shares and income from investments in subsidiaries subject to preferential tax rates.

[2] Represents the impact of the Ruling and Closing Agreement with the P.R. Treasury signed in June 2011.

The results for the year ended December 31, 2013 reflect a tax benefit of $197.5 million, and a corresponding increase in the net deferred tax assets of the Puerto Rico operations as a result of the increase in the marginal tax rate from 30% to 39%. On June 30, 2013 the Governor of Puerto Rico signed Act Number 40 which includes several amendments to the Puerto Rico Internal Revenue Code. Among the most significant changes applicable to corporations was the increase in the marginal tax rate from 30% to 39%

effective for taxable years beginning after December 31, 2012. In addition, the Corporation recorded an income tax benefit of $146.4 million in connection with the loss generated on the Puerto Rico operations by the sales of non-performing assets that took place during the year 2013 and a tax expense of $23.7 million related to the gain realized on the sale of a portion of EVERTEC’s shares which was taxable at a preferential tax rate according to Act Number 73 of May 28, 2008, known as “Economic Incentives Act for the Development of Puerto Rico”.

The results for the year ended December 31, 2012 reflect a tax benefit of $72.9 million recorded during the second quarter, related to the reduction of the deferred tax liability on the estimated gains for tax purposes related to the loans acquired from Westernbank (the “Acquired Loans”). In June 2012, the Puerto Rico Department of the Treasury (the “P.R. Treasury”) and the Corporation entered into a Closing Agreement (the “Closing Agreement”) to clarify that the Acquired Loans are a capital asset and any gain resulting from such loans will be taxed at the capital gain tax rate of 15% instead of the ordinary income tax rate of 30%, thus reducing the deferred tax liability on the estimated gain and recognizing an income tax benefit for accounting purposes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation’s deferred tax assets and liabilities at December 31 were as follows:

(In thousands)	December 31, 2013	December 31, 2012

Deferred tax assets:

Tax credits available for carryforward	$8,195	$2,666

Net operating loss and other carryforward available	1,269,523	1,201,174

Postretirement and pension benefits	51,742	97,276

Deferred loan origination fees	7,718	6,579

Allowance for loan losses	760,956	592,664

Deferred gains	9,313	10,528

Accelerated depreciation	7,577	6,699

Intercompany deferred gains	3,235	3,891

Other temporary differences	34,443	31,864

Total gross deferred tax assets	2,152,702	1,953,341

Deferred tax liabilities:

Differences between the assigned values and the tax basis of assets and liabilities recognized in purchase business combinations	37,938	37,281

Difference in outside basis between financial and tax reporting on sale of a business	349	6,400

FDIC-assisted transaction	79,381	53,351

Unrealized net gain on trading and available-for-sale securities	3,822	51,002

Deferred loan origination costs	554	3,459

Other temporary differences	13,038	10,142

Total gross deferred tax liabilities	135,082	161,635

Valuation allowance	1,257,977	1,260,542

Net deferred tax asset	$759,643	$531,164

The net deferred tax asset shown in the table above at December 31, 2013 is reflected in the consolidated statements of financial condition as $ 762 million in net deferred tax assets (in the “other assets” caption) (2012 - $ 541 million in deferred tax asset in the “other assets” caption) and $2 million in deferred tax liabilities (in the “other liabilities” caption) (2012 - $10 million in deferred tax liabilities in the “other liabilities” caption), reflecting the aggregate deferred tax assets or liabilities of individual tax-paying subsidiaries of the Corporation.

Included as part of the other carryforwards available are $47.2 million related to contributions to Banco Popular de Puerto Rico qualified pension plan and $61.1 million of other net operating loss carryforwards (“NOLs”) primarily related to the loss on sale of non-performing assets that have no expiration date since they were realize through a single member limited liability company. Additionally, the deferred tax asset related to the NOLs outstanding at December 31, 2013 expires as follows:

(In thousands)

2016	$7,263

2017	8,542

2018	14,722

2019	1

2020	757

2021	375

2022	970

2023	1,248

2027	65,165

2028	510,675

2029	195,014

2030	193,707

2031	136,657

2032	25,043

2033	1,057

$1,161,196

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

The Corporation recorded a valuation allowance in the year 2008 since in consideration of the requirement of ASC 740 management considered that it is more likely than not that all of the U.S. operation deferred tax asset will not be realized. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland management evaluates and weights all available positive and negative evidence. The Corporation’s U.S. mainland operations are no longer in a cumulative loss position for the three-year period ended December 31, 2013 taking into account taxable income exclusive of reversing temporary differences. This represents positive evidence within management’s evaluation. The assessment as of December 31, 2013 considers the book income for 2013 and excludes the loss recorded during the fourth quarter of 2010, which previously drove the cumulative loss position. The book income for 2013 was significantly impacted by a reversal of the loan loss provision due to the improved credit quality of the loan portfolios. However, the U.S. mainland operations did not report taxable income for any of the three years evaluated. Future realization of the deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under the tax law. The lack of taxable income together with the uncertainties regarding future performance represents strong negative evidence within management’s evaluation. After weighting of all positive and negative evidence management concluded, as of the reporting date, that it is more likely than not that the Corporation will not be able to realize any portion of the deferred tax assets, considering the criteria of ASC Topic 740.

At December 31, 2013, the Corporation’s net deferred tax assets related to its Puerto Rico operations amounted to $790 million

The Corporation’s Puerto Rico Banking operation is not in a cumulative three year loss position and has sustained profitability during the years 2012 and 2013, exclusive of the loss generated on the sales of non performing assets that took place in 2013 which is not a continuing condition of the operations. This is considered a strong piece of objectively verifiable positive evidence that out weights any negative evidence considered by management in the evaluation of the realization of the deferred tax asset. Based on this evidence, the Corporation has concluded that it is more likely than not that such net deferred tax asset of the Puerto Rico operations will be realized.

Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Code provides a dividends-received deduction of 100% on dividends received from “controlled” subsidiaries subject to taxation in Puerto Rico and 85% on dividends received from other taxable domestic corporations.

The Corporation’s federal income tax provision for 2013 was $4.4 million (2012 – $4.4 million; 2011 – $ 1.1 million). The intercompany settlement of taxes paid is based on tax sharing agreements which generally allocate taxes to each entity based on a separate return basis.

The following table presents a reconciliation of unrecognized tax benefits.

(In millions)

Balance at January 1, 2012	$19.5

Additions for tax positions related to 2012	1.1

Reduction for tax positions of current year	(0.2)

Reduction as a result of lapse of statute of limitations	(6.3)

Reduction for tax positions of prior years	(0.7)

Balance at December 31, 2012	$13.4

Additions for tax positions related to 2013	1.2

Additions for tax positions taken in prior years	0.9

Reduction as a result of lapse of statute of limitations	(5.7)

Balance at December 31, 2013	$9.8

At December 31, 2013, the total amount of interest recognized in the statement of financial condition approximated $3.6 million (2012 - $4.3 million). The total interest expense recognized during 2013 was $1.4 million (2012 - $1.2 million). Management determined that, as of December 31, 2013 and 2012, there was no need to accrue for the payment of penalties. The Corporation’s policy is to report interest related to unrecognized tax benefits in income tax expense, while the penalties, if any, are reported in other operating expenses in the consolidated statements of operations.

After consideration of the effect on U.S. federal tax of unrecognized U.S. state tax benefits, the total amount of unrecognized tax benefits, including U.S. and Puerto Rico that, if recognized, would affect the Corporation’s effective tax rate, was approximately $11.9 million at December 31, 2013 (2012 - $16.9 million).

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

The Corporation and its subsidiaries file income tax returns in Puerto Rico, the U.S. federal jurisdiction, various U.S. states and political subdivisions, and foreign jurisdictions. As of December 31, 2013, the following years remain subject to examination: U.S. Federal jurisdiction – 2010 through 2013 and Puerto Rico – 2009 through 2013. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $7.6 million.

Note 41 – Supplemental disclosure on the consolidated statements of cash flows

Additional disclosures on cash flow information and non-cash activities for the years ended December 31, 2013, 2012 and 2011 are listed in the following table:

(In thousands)	2013	2012	2011

Income taxes paid	$51,047	$189,468	$171,818

Interest paid	318,342	388,250	517,980

Non-cash activities:

Loans transferred to other real estate	$228,009	$294,993	$229,064

Loans transferred to other property	33,997	25,685	26,148

Total loans transferred to foreclosed assets	262,006	320,678	255,212

Transfers from loans held-in-portfolio to loans held-for-sale	448,143	141,378	122,326

Transfers from loans held-for-sale to loans held-in-portfolio	27,016	10,325	28,535

Loans securitized into investment securities[1]	1,391,594	1,330,743	1,101,800

Trades receivables from brokers and counterparties	71,680	137,542	69,535

Recognition of mortgage servicing rights on securitizations or asset transfers	19,262	18,495	19,971

Loans sold to a joint venture in exchange for an acquisition loan and an equity interest in the joint venture	194,514	-	102,353

[1] Includes loans securitized into trading securities and subsequently sold before year end.

Note 42 – Segment reporting

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

Banco Popular de Puerto Rico:

Given that Banco Popular de Puerto Rico constitutes a significant portion of the Corporation’s results of operations and total assets at December 31, 2013, additional disclosures are provided for the business areas included in this reportable segment, as described below:

—

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

—

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

—

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

Banco Popular North America:

Banco Popular North America’s reportable segment consists of the banking operations of BPNA, E-LOAN, Popular Equipment Finance, Inc. and Popular Insurance Agency, U.S.A. BPNA operates through a retail branch network in the U.S. mainland under the name of Popular Community Bank, while E-LOAN supports BPNA’s deposit gathering through its online platform. All direct lending activities at E-LOAN were ceased during the fourth quarter of 2008. Popular Equipment Finance, Inc. also holds a running-off loan portfolio as this subsidiary ceased originating loans during 2009. Popular Insurance Agency, U.S.A. offers investment and insurance services across the BPNA branch network.

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

The tables that follow present the results of operations and total assets by reportable segments:

December 31, 2013

(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations

Net interest income	$1,260,537	$280,271	$-
Provision (reversal of provision) for loan losses	616,883	(14,718)	-

Non-interest income	281,894	55,808	-
Amortization of intangibles	7,162	2,721	-
Depreciation expense	38,282	9,237	-
Other operating expenses	943,444	219,493	-
Income tax (benefit) expense	(236,898)	2,795	-

Net income	$173,558	$116,551	$-

Segment assets	$26,883,073	$8,724,784	$(24,609)

December 31, 2013

(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.

Net interest income (expense)	$1,540,808	$(108,228)	$-	$1,432,580
Provision for loan losses	602,165	398	-	602,563
Non-interest income	337,702	475,663	(2,796)	810,569
Amortization of intangibles	9,883	-	-	9,883
Depreciation expense	47,519	643	-	48,162
Loss on early extinguishment of debt	-	3,388	-	3,388
Other operating expenses	1,162,937	70,997	(2,781)	1,231,153
Income tax benefit	(234,103)	(17,082)	(142)	(251,327)

Net income	$290,109	$309,091	$127	$599,327

Segment assets	$35,583,248	$5,495,498	$(5,329,413)	$35,749,333

December 31, 2012

(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations

Net interest income	$1,199,210	$281,686	$-
Provision for loan losses	356,496	52,041	-
Non-interest income	401,417	56,864	-
Amortization of intangibles	7,351	2,721	-
Depreciation expense	37,321	8,157	-
Loss on early extinguishment of debt	25,196	-	-
Other operating expenses	903,677	225,893	-
Income tax (benefit) expense	(20,245)	3,745	-

Net income	$290,831	$45,993	$-

Segment assets	$27,600,235	$8,651,790	$(31,792)

December 31, 2012

(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.

Net interest income (expense)	$1,480,896	$(104,750)	$487	$1,376,633
Provision for loan losses	408,537	404	-	408,941
Non-interest income	458,281	76,156	(3,225)	531,212
Amortization of intangibles	10,072	-	-	10,072
Depreciation expense	45,478	1,258	-	46,736
Loss on early extinguishment of debt	25,196	-	-	25,196
Other operating expenses	1,129,570	71,579	(3,121)	1,198,028
Income tax benefit	(16,500)	(9,945)	42	(26,403)

Net income (loss)	$336,824	$(91,890)	$341	$245,275

Segment assets	$36,220,233	$5,308,327	$(5,021,025)	$36,507,535

December 31, 2011

(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations

Net interest income	$1,240,700	$295,602	$-
Provision for loan losses	487,238	88,482	-

Non-interest income	488,459	74,896	-
Amortization of intangibles	6,933	2,721	-
Depreciation expense	37,180	7,665	-
Loss on early extinguishment of debt	693	-	-
Other operating expenses	845,821	237,967	-
Income tax expense	119,819	3,745	-

Net income	$231,475	$29,918	$-

Segment assets	$28,423,064	$8,581,209	$(26,447)

December 31, 2011

	Reportable
(In thousands)	Segments	Corporate	Eliminations	Total Popular, Inc.

Net interest income (expense)	$1,536,302	$(101,607)	$650	$1,435,345
Provision for loan losses	575,720	-	-	575,720
Non-interest income	563,355	64,642	(2,571)	625,426
Amortization of intangibles	9,654	-	-	9,654
Depreciation expense	44,845	1,601	-	46,446
Loss on early extinguishment of debt	693	8,000	-	8,693
Other operating expenses	1,083,788	73,415	(3,197)	1,154,006
Income tax expense (benefit)	123,564	(9,145)	508	114,927

Net income (loss)	$261,393	$(110,836)	$768	$151,325

Segment assets	$36,977,826	$5,348,638	$(4,978,032)	$37,348,432

Additional disclosures with respect to the Banco Popular de Puerto Rico reportable segment are as follows:

December 31, 2013

Banco Popular de Puerto Rico

(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico

Net interest income	$493,836	$757,039	$9,662	$-	$1,260,537

Provision for loan losses	180,228	436,655	-	-	616,883

Non-interest (expense) income	(41,362)	224,080	99,243	(67)	281,894

Amortization of intangibles	4	6,837	321	-	7,162

Depreciation expense	16,083	20,981	1,218	-	38,282

Other operating expenses	296,319	578,903	68,289	(67)	943,444

Income tax (benefit) expense	(66,747)	(182,471)	12,320	-	(236,898)

Net income	$26,587	$120,214	$26,757	$-	$173,558

Segment assets	$10,803,992	$18,083,293	$576,299	$(2,580,511)	$26,883,073

December 31, 2012

Banco Popular de Puerto Rico

(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico

Net interest income	$424,467	$762,857	$11,882	$4	$1,199,210
Provision for loan losses	149,597	206,899	-	-	356,496
Non-interest income	19,426	269,190	112,949	(148)	401,417
Amortization of intangibles	13	6,833	505	-	7,351
Depreciation expense	16,840	19,522	959	-	37,321
Loss on early extinguishment of debt	8,037	17,159	-	-	25,196
Other operating expenses	279,358	555,797	68,670	(148)	903,677
Income tax (benefit) expense	(33,068)	(1,460)	14,281	2	(20,245)

Net income	$23,116	$227,297	$40,416	$2	$290,831

Segment assets	$12,770,793	$19,668,009	$632,676	$(5,471,243)	$27,600,235

December 31, 2011

Banco Popular de Puerto Rico

(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico

Net interest income	$501,946	$727,050	$11,600	$104	$1,240,700
Provision for loan losses	356,905	130,333	-	-	487,238
Non-interest income	173,764	209,100	105,632	(37)	488,459
Amortization of intangibles	103	6,175	655	-	6,933
Depreciation expense	16,928	19,297	955	-	37,180
Loss on early extinguishment of debt	693	-	-	-	693
Other operating expenses	257,830	523,423	64,759	(191)	845,821
Income tax expense	38,332	67,678	13,707	102	119,819

Net income	$4,919	$189,244	$37,156	$156	$231,475

Segment assets	$13,643,862	$20,035,526	$1,225,247	$(6,481,571)	$28,423,064

Additional disclosures with respect to the Banco Popular North America reportable segments are as follows:

December 31, 2013

Banco Popular North America

(In thousands)	Banco Popular North America	E-LOAN	Eliminations	Total Banco Popular North America

Net interest income	$277,235	$3,036	$-	$280,271
(Reversal of provision) provision for loan losses	(17,541)	2,823	-	(14,718)
Non-interest income	55,389	419	-	55,808
Amortization of intangibles	2,721	-	-	2,721
Depreciation expense	9,237	-	-	9,237
Other operating expenses	217,053	2,440	-	219,493
Income tax expense (benefit)	4,012	(1,217)	-	2,795

Net income (loss)	$117,142	$(591)	$-	$116,551

Segment assets	$9,453,934	$315,712	$(1,044,862)	$8,724,784

December 31, 2012

Banco Popular North America

(In thousands)	Banco Popular North America	E-LOAN	Eliminations	Total Banco Popular North America

Net interest income	$278,228	$3,458	$-	$281,686
Provision for loan losses	36,841	15,200	-	52,041
Non-interest income	53,749	3,115	-	56,864
Amortization of intangibles	2,721	-	-	2,721
Depreciation expense	8,157	-	-	8,157
Other operating expenses	223,069	2,824	-	225,893
Income tax expense	3,745	-	-	3,745

Net income (loss)	$57,444	$(11,451)	$-	$45,993

Segment assets	$9,378,779	$367,362	$(1,094,351)	$8,651,790

December 31, 2011

Banco Popular North America

(In thousands)	Banco Popular North America	E-LOAN	Eliminations	Total Banco Popular North America

Net interest income	$294,224	$1,378	$-	$295,602
Provision for loan losses	61,753	26,729	-	88,482
Non-interest income	69,269	5,627	-	74,896
Amortization of intangibles	2,721	-	-	2,721
Depreciation expense	7,665	-	-	7,665
Other operating expenses	229,998	7,969	-	237,967
Income tax expense	3,745	-	-	3,745

Net income (loss)	$57,611	$(27,693)	$-	$29,918

Segment assets	$9,289,507	$418,436	$(1,126,734)	$8,581,209

Geographic Information

(In thousands)	2013	2012	2011

Revenues:[1]

Puerto Rico	$1,838,657	$1,492,796	$1,620,020

United States	325,857	316,906	347,460

Other	78,635	98,143	93,291

Total consolidated revenues	$2,243,149	$1,907,845	$2,060,771

[1] Total revenues include net interest income, service charges on deposit accounts, other service fees, mortgage banking activities, net gain (loss) and valuation adjustments on investment securities, trading account (loss) profit, net (loss) gain on sale of loans and valuation adjustments on loans held-for-sale, adjustments to indemnity reserves on loans sold, FDIC loss share (expense) income and other operating income.

Selected Balance Sheet Information

(In thousands)	2013	2012	2011

Puerto Rico

Total assets	$25,714,758	$26,582,248	$27,410,644

Loans	18,107,764	18,484,977	18,594,751

Deposits	19,730,408	19,984,830	20,696,606

United States

Total assets	$8,897,535	$8,816,143	$8,708,709

Loans	5,839,115	5,852,705	5,845,359

Deposits	6,007,159	6,049,168	6,151,959

Other

Total assets	$1,137,040	$1,109,144	$1,229,079

Loans	759,840	755,950	874,282

Deposits [1]	973,578	966,615	1,093,562

[1] Represents deposits from BPPR operations located in the US and British Virgin Islands.

Note 43 - Subsequent events

Subsequent events are events and transactions that occur after the balance sheet date but before the financial statements are issued. The effects of subsequent events and transactions are recognized in the financial statements when they provide additional evidence about conditions that existed at the balance sheet date. The Corporation has evaluated events and transactions occurring subsequent to December 31, 2013.

On February 1, 2014, Centro Financiero BHD (“BHD”), one of the Corporation’s equity method investees based in the Dominican Republic, completed a merger transaction in which it acquired the net assets of Centro Financiero León. Centro Financiero León was the holding company of Banco León, the fourth largest bank in terms of assets in the Dominican Republic. In connection with the transaction, BHD issued additional shares which diluted the Corporation’s equity participation from 19.99% to 15.79%. As a result of this transaction, the Corporation expects to recognize a net gain during the first quarter of 2014, due to BHD’s increase in net assets. The gain would be partially offset by the impact of the reclassification from other comprehensive income into earnings of the cumulative foreign currency translation adjustment due to the reduction in the Corporation’s ownership percentage.

As of the date these financial statements are being issued, the amount of the net gain cannot be determined due to the difference in the accounting basis at which this transaction is recorded in the Dominican Republic. The Corporation’s investment in BHD had a book value of $84 million as of December 31, 2013.

Note 44 - Popular, Inc. (holding company only) financial information

The following condensed financial information presents the financial position of Popular, Inc. Holding Company only at December 31, 2013 and 2012, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2013.

Condensed Statements of Condition
	December 31,

(In thousands)	2013	2012

ASSETS

Cash and due from banks (includes $10,411 due from bank subsidiary (2012 - $915))	$10,595	$1,103

Money market investments	18,721	18,574

Trading account securities	1,353	1,259

Investment securities available-for-sale, at fair value (2012 - includes $38,675 in securities from affiliate at fair value)	204	42,383

Investment securities held-to-maturity, at amortized cost (2012 - includes $185,000 in subordinated notes from BPPR)	-	185,000

Other investment securities, at lower of cost or realizable value (includes $9,725 in common securities from statutory trusts)[1]	10,850	10,850

Investment in BPPR and subsidiaries, at equity	3,127,745	2,809,521

Investment in Popular North America and subsidiaries, at equity	1,511,335	1,244,732

Investment in other non-bank subsidiaries, at equity	217,486	231,704

Advances to subsidiaries	519,500	230,300

Loans to affiliates	-	53,589

Other loans	1,592	2,191

Less - Allowance for loan losses	304	241

Premises and equipment	2,135	2,495

Investment in equity method investees	41,248	93,128

Other assets (includes $1,085 due from subsidiaries and affiliate (2012 - $2,007))	25,947	21,876

Total assets	$5,488,407	$4,948,464

LIABILITIES AND STOCKHOLDERS’ EQUITY

Notes payable	$822,351	$790,282

Other liabilities (includes $929 due to subsidiaries and affiliate (2012 - $1,558))	39,906	48,182

Stockholders’ equity	4,626,150	4,110,000

Total liabilities and stockholders’ equity	$5,488,407	$4,948,464

[1] Refer to Note 23 to the consolidated financial statements for information on the statutory trusts.

Condensed Statements of Operations
	Year ended December 31,

(In thousands)	2013	2012	2011

Income:

Dividends from subsidiaries	$37,000	$5,000	$20,000

Interest income (includes $17,551 due from subsidiaries and affiliates (2012 - $22,891; 2011 - $24,800))	17,793	23,038	25,145

Earnings from investments in equity method investees	17,308	40,505	14,186

Other operating income	425,968	1,461	8,959

Gain on sale and valuation adjustment of investment securities	7,966	-	-

Trading account profit	161	214	-

Total income	506,196	70,218	68,290

Expenses:

Interest expense	101,245	95,898	94,615

Provision for loan losses	398	404	-

Loss on early extinguishment of debt	-	-	8,000

Operating expenses (include expenses for services provided by subsidiaries and affiliate of $8,412 (2012 - $9,487; 2011 - $8,459)), net of reimbursement by subsidiaries for services provided by parent of $60,402 (2012 - $58,577; 2011 - $56,671)	700	1,705	1,066

Total expenses	102,343	98,007	103,681

Income (loss) before income taxes and equity in undistributed earnings of subsidiaries	403,853	(27,789)	(35,391)

Income taxes	1,412	1,702	2,786

Income (loss) before equity in undistributed earnings of subsidiaries	402,441	(29,491)	(38,177)

Equity in undistributed earnings of subsidiaries	196,886	274,766	189,502

Net income	$599,327	$245,275	$151,325

Comprehensive income, net of tax	$513,450	$184,955	$114,738

Condensed Statements of Cash Flows

	Year ended December 31,

(In thousands)	2013	2012	2011

Cash flows from operating activities:

Net income	$599,327	$245,275	$151,325

Adjustments to reconcile net income to net cash used in operating activities:

Equity in undistributed earnings of subsidiaries and dividends from subsidiaries	(196,886)	(274,766)	(189,502)

Provision for loan losses	398	404	-

Net accretion of discounts and amortization of premiums and deferred fees	30,467	29,058	25,042

Earnings from investments under the equity method	(17,308)	(40,505)	(14,186)

Deferred income tax (benefit) expense	(10,937)	(14,109)	13,965

(Gain) loss on:

Sale and valuation adjustments of investment securities	(2,110)	-	-

Sale of equity method investments	-	-	(5,493)

Sale of stock in equity method investee	(416,113)	-	-

Net (increase) decrease in:

Trading securities	(94)	(1,259)	-

Other assets	7,747	9,351	7,563

Net increase (decrease) in:

Interest payable	2,704	-	(3,467)

Other liabilities	(5,507)	2,581	(84,434)

Total adjustments	(607,639)	(289,245)	(250,512)

Net cash used in operating activities	(8,312)	(43,970)	(99,187)

Cash flows from investing activities:

Net (increase) decrease in money market investments	(147)	23,665	(42,237)

Purchases of investment securities:

Held-to-maturity	-	-	(37,093)

Proceeds from calls, paydowns, maturities and redemptions of investment securities:

Available-for-sale	35,000	-	-

Held-to-maturity	-	-	62,980

Proceeds from sale of investment securities:

Available-for-sale	5,438	-	-

Capital contribution to subsidiaries	(272,500)	(103,500)	-

Net (increase) decrease in advances to subsidiaries and affiliates	(234,014)	(36,400)	226,546

Net repayments (originations) on other loans	269	138	(131)

Return of capital from equity method investments	-	150,194	-

Net proceeds from sale of equity method investments	-	-	(10,690)

Proceeds from sale of stock in equity method investee	481,377	-	-

Acquisition of premises and equipment	(352)	(691)	(594)

Proceeds from sale of:

Premises and equipment	33	73	135

Net cash provided by investing activities	15,104	33,479	198,916

Cash flows from financing activities:

Payments of notes payable and subordinated notes	-	-	(100,000)

Proceeds from issuance of common stock	6,860	9,402	7,690

Dividends paid	(3,723)	(3,723)	(3,723)

Net payments for repurchase of common stock	(437)	(450)	(483)

Return of capital	-	-	1,514

Net cash provided by (used in) financing activities	2,700	5,229	(95,002)

Net increase (decrease) in cash and due from banks	9,492	(5,262)	4,727

Cash and due from banks at beginning of period	1,103	6,365	1,638

Cash and due from banks at end of period	$10,595	$1,103	$6,365

Popular, Inc. (parent company only) received dividend distributions from its direct equity method investees amounting to $4 million for the year ended December 31, 2013 (2012 - net capital distributions of $155 million, including $5 million in dividend distributions).

Notes payable represent junior subordinated debentures issued by the Corporation that are associated to capital securities issued by the Popular Capital Trust I, Popular Capital Trust II and Popular Capital Trust III. Refer to Note 23 for a description of significant provisions related to these junior subordinated debentures. The following table presents the aggregate amounts by contractual maturities of notes payable at December 31, 2013:

Year	(In thousands)

2014	$-

2015	-

2016	-

2017	-

2018	-

Later years	290,811

No stated maturity	936,000

Subtotal	1,226,811

Less: Discount	(404,460)

Total	$822,351

Note 45 – Condensed consolidating financial information of guarantor and issuers of registered guaranteed securities

The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (“PIHC”) (parent only), Popular North America, Inc. (“PNA”) and all other subsidiaries of the Corporation at December 31, 2013 and 2012, and the results of their operations and cash flows for periods ended December 31, 2013, 2012 and 2011.

PNA is an operating, wholly-owned subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries: Equity One, Inc. and Banco Popular North America (“BPNA”), including BPNA’s wholly-owned subsidiaries Popular Equipment Finance, Inc., Popular Insurance Agency, U.S.A., and E-LOAN, Inc.

PIHC fully and unconditionally guarantees all registered debt securities issued by PNA.

Popular International Bank, Inc. (“PIBI”) is a wholly-owned subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries Popular Insurance V.I., Inc. In July 2013, the Corporation completed the sale of Tarjetas y Transacciones en Red Tranred,C.A., which was a wholly owned subsidiary of PIBI. Effective January 1, 2012, PNA, which was a wholly-owned subsidiary of PIBI prior to that date, became a direct wholly-owned subsidiary of PIHC after an internal reorganization. Since the internal reorganization, PIBI is no longer a bank holding company and is no longer a potential issuer of the Corporation’s debt securities. PIBI has no outstanding registered debt securities that would also be guaranteed by PIHC.

A potential source of income for PIHC consists of dividends from BPPR and BPNA. Under existing federal banking regulations any dividend from BPPR or BPNA to the PIHC could be made if the total of all dividends declared by each entity during the calendar year would not exceed the total of its net income for that year, as defined by the Federal Reserve Board, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. At December 31, 2013, BPPR could have declared a dividend of approximately $504 million (December 31, 2012—$404 million). However, on July 25, 2011, PIHC and BPPR entered into a Memorandum of Understanding with the Federal Reserve Bank of New York and the Office of the Commissioner of Financial Institutions of Puerto Rico that requires the approval of these entities prior to the payment of any dividends by BPPR to PIHC. BPNA could not declare any dividends without the approval of the Federal Reserve Board.

Condensed Consolidating Statement of Financial Condition

	At December 31, 2013

(In thousands)	Popular Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Assets:

Cash and due from banks	$10,595	$616	$422,967	$(10,967)	$423,211

Money market investments	18,721	4,804	839,732	(4,804)	858,453

Trading account securities, at fair value	1,353	-	338,390	-	339,743

Investment securities available-for-sale, at fair value	204	-	5,294,596	-	5,294,800

Investment securities held-to-maturity, at amortized cost	-	-	140,496	-	140,496

Other investment securities, at lower of cost or realizable value	10,850	4,492	166,410	-	181,752

Investment in subsidiaries	4,856,566	1,670,809	-	(6,527,375)	-

Loans held-for-sale, at lower of cost or fair value	-	-	110,426	-	110,426

Loans held-in-portfolio:

Loans not covered under loss sharing agreements with the FDIC	521,092	-	21,702,418	(519,500)	21,704,010

Loans covered under loss sharing agreements with the FDIC	-	-	2,984,427	-	2,984,427

Less - Unearned income	-	-	92,144	-	92,144

Allowance for loan losses	304	-	640,251	-	640,555

Total loans held-in-portfolio, net	520,788	-	23,954,450	(519,500)	23,955,738

FDIC loss share asset	-	-	948,608	-	948,608

Premises and equipment, net	2,135	-	517,381	-	519,516

Other real estate not covered under loss sharing agreements with the FDIC	-	-	135,501	-	135,501

Other real estate covered under loss sharing agreements with the FDIC	-	-	168,007	-	168,007

Accrued income receivable	64	114	131,368	(10)	131,536

Mortgage servicing assets, at fair value	-	-	161,099	-	161,099

Other assets	66,577	19,407	1,642,760	(41,186)	1,687,558

Goodwill	-	-	647,757	-	647,757

Other intangible assets	554	-	44,578	-	45,132

Total assets	$5,488,407	$1,700,242	$35,664,526	$(7,103,842)	$35,749,333

Liabilities and Stockholders’ Equity

Liabilities:

Deposits:

Non-interest bearing	$-	$-	$5,933,649	$(10,967)	$5,922,682

Interest bearing	-	-	20,793,267	(4,804)	20,788,463

Total deposits	-	-	26,726,916	(15,771)	26,711,145

Assets sold under agreements to repurchase	-	-	1,659,292	-	1,659,292

Other short-term borrowings	-	-	920,700	(519,500)	401,200

Notes payable	822,351	149,663	612,740	-	1,584,754

Other liabilities	39,906	39,245	728,899	(41,258)	766,792

Total liabilities	862,257	188,908	30,648,547	(576,529)	31,123,183

Stockholders’ equity:

Preferred stock	50,160	-	-	-	50,160

Common stock	1,034	2	56,079	(56,081)	1,034

Surplus	4,161,625	4,479,208	6,056,774	(10,527,455)	4,170,152

Retained earnings (accumulated deficit)	602,957	(2,940,509)	(907,972)	3,839,954	594,430

Treasury stock, at cost	(881)	-	-	-	(881)

Accumulated other comprehensive loss, net of tax	(188,745)	(27,367)	(188,902)	216,269	(188,745)

Total stockholders’ equity	4,626,150	1,511,334	5,015,979	(6,527,313)	4,626,150

Total liabilities and stockholders’ equity	$5,488,407	$1,700,242	$35,664,526	$(7,103,842)	$35,749,333

Condensed Consolidating Statement of Financial Condition

	At December 31, 2012

(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Assets:

Cash and due from banks	$1,103	$624	$439,552	$(1,916)	$439,363

Money market investments	18,574	867	1,067,006	(867)	1,085,580

Trading account securities, at fair value	1,259	-	313,266	-	314,525

Investment securities available-for-sale, at fair value	42,383	-	5,058,786	(16,968)	5,084,201

Investment securities held-to-maturity, at amortized cost	185,000	-	142,817	(185,000)	142,817

Other investment securities, at lower of cost or realizable value	10,850	4,492	170,101	-	185,443

Investment in subsidiaries	4,285,957	1,653,636	-	(5,939,593)	-

Loans held-for-sale, at lower of cost or fair value	-	-	354,468	-	354,468

Loans held-in-portfolio:

Loans not covered under loss sharing agreements with the FDIC	286,080	-	21,050,205	(256,280)	21,080,005

Loans covered under loss sharing agreements with the FDIC	-	-	3,755,972	-	3,755,972

Less - Unearned income	-	-	96,813	-	96,813

Allowance for loan losses	241	-	730,366	-	730,607

Total loans held-in-portfolio, net	285,839	-	23,978,998	(256,280)	24,008,557

FDIC loss share asset	-	-	1,399,098	-	1,399,098

Premises and equipment, net	2,495	115	533,183	-	535,793

Other real estate not covered under loss sharing agreements with the FDIC	-	-	266,844	-	266,844

Other real estate covered under loss sharing agreements with the FDIC	-	-	139,058	-	139,058

Accrued income receivable	1,675	112	124,266	(325)	125,728

Mortgage servicing assets, at fair value	-	-	154,430	-	154,430

Other assets	112,775	12,614	1,457,852	(13,663)	1,569,578

Goodwill	-	-	647,757	-	647,757

Other intangible assets	554	-	53,741	-	54,295

Total assets	$4,948,464	$1,672,460	$36,301,223	$(6,414,612)	$36,507,535

Liabilities and Stockholders’ Equity

Liabilities:

Deposits:

Non-interest bearing	$-	$-	$5,796,992	$(2,363)	$5,794,629

Interest bearing	-	-	21,216,085	(10,101)	21,205,984

Total deposits	-	-	27,013,077	(12,464)	27,000,613

Assets sold under agreements to repurchase	-	-	2,016,752	-	2,016,752

Other short-term borrowings	-	-	866,500	(230,300)	636,200

Notes payable	790,282	385,609	601,830	-	1,777,721

Subordinated notes	-	-	185,000	(185,000)	-

Other liabilities	48,182	42,120	923,138	(47,191)	966,249

Total liabilities	838,464	427,729	31,606,297	(474,955)	32,397,535

Stockholders’ equity:

Preferred stock	50,160	-	-	-	50,160

Common stock	1,032	2	55,628	(55,630)	1,032

Surplus	4,141,767	4,206,708	5,859,926	(10,058,107)	4,150,294

Retained earnings (accumulated deficit)	20,353	(3,012,365)	(1,114,802)	4,118,640	11,826

Treasury stock, at cost	(444)	-	-	-	(444)

Accumulated other comprehensive (loss) income, net of tax	(102,868)	50,386	(105,826)	55,440	(102,868)

Total stockholders’ equity	4,110,000	1,244,731	4,694,926	(5,939,657)	4,110,000

Total liabilities and stockholders’ equity	$4,948,464	$1,672,460	$36,301,223	$(6,414,612)	$36,507,535

Condensed Consolidating Statement of Operations

	Year ended December 31, 2013

			All other

	Popular, Inc.	PNA	subsidiaries and	Elimination	Popular, Inc.

(In thousands)	Holding Co.	Holding Co.	eliminations	entries	Consolidated

Interest and dividend income:

Dividend income from subsidiaries	$37,000	$-	$-	$(37,000)	$-

Loans	4,543	-	1,579,042	(1,973)	1,581,612

Money market investments	127	5	3,462	(130)	3,464

Investment securities	13,123	322	139,427	(11,065)	141,807

Trading account securities	-	-	21,573	-	21,573

Total interest and dividend income	54,793	327	1,743,504	(50,168)	1,748,456

Interest expense:

Deposits	-	-	137,369	(5)	137,364

Short-term borrowings	-	974	39,558	(2,099)	38,433

Long-term debt	101,245	24,249	25,650	(11,065)	140,079

Total interest expense	101,245	25,223	202,577	(13,169)	315,876

Net interest (expense) income	(46,452)	(24,896)	1,540,927	(36,999)	1,432,580

Provision for loan losses- non-covered loans	398	-	532,769	-	533,167

Provision for loan losses- covered loans	-	-	69,396	-	69,396

Net interest (expense) income after provision for loan losses	(46,850)	(24,896)	938,762	(36,999)	830,017

Service charges on deposit accounts	-	-	172,909	-	172,909

Other service fees	-	-	237,922	(2,797)	235,125

Mortgage banking activities	-	-	71,673	-	71,673

Net gain and valuation adjustments on investment securities	7,966	-	-	-	7,966

Trading account profit (loss)	161	-	(13,644)	-	(13,483)

Net loss on sale of loans, including valuation adjustments on loans held-for-sale	-	-	(49,130)	-	(49,130)

Adjustments (expense) to indemnity reserves on loans sold	-	-	(37,054)	-	(37,054)

FDIC loss share (expense) income	-	-	(82,051)	-	(82,051)

Other operating income	443,276	4,012	57,326	-	504,614

Total non-interest income	451,403	4,012	357,951	(2,797)	810,569

Operating expenses:

Personnel costs	31,086	-	430,781	-	461,867

Net occupancy expenses	3,685	2	95,644	-	99,331

Equipment expenses	4,084	-	43,399	-	47,483

Other taxes	413	-	57,873	-	58,286

Professional fees	13,099	72	276,334	(225)	289,280

Communications	421	-	25,873	-	26,294

Business promotion	1,838	-	58,638	-	60,476

FDIC deposit insurance	-	-	60,513	-	60,513

Loss on early extinguishment of debt	-	3,388	-	-	3,388

Other real estate owned (OREO) expenses	-	-	80,236	-	80,236

Other operating expenses	(53,926)	434	151,596	(2,555)	95,549

Amortization of intangibles	-	-	9,883	-	9,883

Total operating expenses	700	3,896	1,290,770	(2,780)	1,292,586

Income (loss) before income tax and equity in earnings of subsidiaries	403,853	(24,780)	5,943	(37,016)	348,000

Income tax expense (benefit)	1,412	(1,710)	(250,887)	(142)	(251,327)

Income (loss) before equity in earnings of subsidiaries	402,441	(23,070)	256,830	(36,874)	599,327

Equity in undistributed earnings of subsidiaries	196,886	94,926	-	(291,812)	-

Net Income	$599,327	$71,856	$256,830	$(328,686)	$599,327

Comprehensive income (loss), net of tax	$513,450	$(5,897)	$173,754	$(167,857)	$513,450

Condensed Consolidating Statement of Operations

	Year ended December 31, 2012

			All other

	Popular, Inc.	PNA	subsidiaries and	Elimination	Popular, Inc.

(In thousands)	Holding Co.	Holding Co.	eliminations	entries	Consolidated

Interest and dividend income:

Dividend income from subsidiaries	$5,000	$-	$-	$(5,000)	$-

Loans	6,733	-	1,557,346	(3,392)	1,560,687

Money market investments	14	25	3,707	(43)	3,703

Investment securities	16,291	322	163,179	(11,160)	168,632

Trading account securities	-	-	22,824	-	22,824

Total interest and dividend income	28,038	347	1,747,056	(19,595)	1,755,846

Interest expense:

Deposits	-	-	184,241	(25)	184,216

Short-term borrowings	6	151	50,058	(3,410)	46,805

Long-term debt	95,892	32,183	31,765	(11,648)	148,192

Total interest expense	95,898	32,334	266,064	(15,083)	379,213

Net interest (expense) income	(67,860)	(31,987)	1,480,992	(4,512)	1,376,633

Provision for loan losses- non-covered loans	404	-	333,698	-	334,102

Provision for loan losses- covered loans	-	-	74,839	-	74,839

Net interest (expense) income after provision for loan losses	(68,264)	(31,987)	1,072,455	(4,512)	967,692

Service charges on deposit accounts	-	-	183,026	-	183,026

Other service fees	-	-	241,089	(3,224)	237,865

Mortgage banking activities	-	-	84,791	-	84,791

Net loss and valuation adjustments on investment securities	-	-	(1,707)	-	(1,707)

Trading account profit	214	-	4,264	-	4,478

Net loss on sale of loans, including valuation adjustments on loans held-for-sale	-	-	(27,416)	-	(27,416)

Adjustments (expense) to indemnity reserves on loans sold	-	-	(21,198)	-	(21,198)

FDIC loss share (expense) income	-	-	(56,211)	-	(56,211)

Other operating income	41,966	707	84,911	-	127,584

Total non-interest income	42,180	707	491,549	(3,224)	531,212

Operating expenses:

Personnel costs	29,779	-	435,923	-	465,702

Net occupancy expenses	3,434	3	93,822	-	97,259

Equipment expenses	3,831	-	41,459	-	45,290

Other taxes	2,209	-	47,911	-	50,120

Professional fees	11,042	42	273,997	(756)	284,325

Communications	464	-	26,370	-	26,834

Business promotion	1,823	-	59,753	-	61,576

FDIC deposit insurance	-	-	85,697	-	85,697

Loss on early extinguishment of debt	-	-	25,196	-	25,196

Other real estate owned (OREO) expenses	-	-	23,520	-	23,520

Other operating expenses	(50,877)	441	157,242	(2,365)	104,441

Amortization of intangibles	-	-	10,072	-	10,072

Total operating expenses	1,705	486	1,280,962	(3,121)	1,280,032

(Loss) income before income tax and equity in earnings of subsidiaries	(27,789)	(31,766)	283,042	(4,615)	218,872

Income tax expense (benefit)	1,702	-	(28,147)	42	(26,403)

(Loss) income before equity in earnings of subsidiaries	(29,491)	(31,766)	311,189	(4,657)	245,275

Equity in undistributed earnings of subsidiaries	274,766	32,883	-	(307,649)	-

Net Income	$245,275	$1,117	$311,189	$(312,306)	$245,275

Comprehensive income (loss), net of tax	$184,955	$(5,444)	$248,507	$(243,063)	$184,955

Condensed Consolidating Statement of Operations

	Year ended December 31, 2011

			All other

	Popular, Inc.	PNA	subsidiaries and	Elimination	Popular, Inc.

(In thousands)	Holding Co.	Holding Co.	eliminations	entries	Consolidated

Interest and Dividend Income:

Dividend income from subsidiaries	$20,000	$-	$-	$(20,000)	$-

Loans	8,913	-	1,692,065	(4,848)	1,696,130

Money market investments	8	4	3,646	(62)	3,596

Investment securities	16,224	322	200,279	(10,997)	205,828

Trading account securities	-	-	35,607	-	35,607

Total interest and dividend income	45,145	326	1,931,597	(35,907)	1,941,161

Interest Expense:

Deposits	-	-	269,798	(4)	269,794

Short-term borrowings	50	883	59,230	(4,905)	55,258

Long-term debt	94,565	31,438	66,409	(11,648)	180,764

Total interest expense	94,615	32,321	395,437	(16,557)	505,816

Net interest (expense) income	(49,470)	(31,995)	1,536,160	(19,350)	1,435,345

Provision for loan losses- non-covered loans	-	-	430,085	-	430,085

Provision for loan losses- covered loans	-	-	145,635	-	145,635

Net interest (expense) income after provision for loan losses	(49,470)	(31,995)	960,440	(19,350)	859,625

Service charges on deposit accounts	-	-	184,940	-	184,940

Other service fees	-	-	243,571	(2,571)	241,000

Mortgage banking activities	-	-	(4,483)	-	(4,483)

Net gain and valuation adjustments on investment securities	-	-	10,844	-	10,844

Trading account profit	-	-	48,098	-	48,098

Net gain on sale of loans, including valuation adjustments on loans held-for-sale	-	-	5,270	-	5,270

Adjustments (expense) to indemnity reserves on loans sold	-	-	(33,068)	-	(33,068)

FDIC loss share (expense) income	-	-	66,791	-	66,791

Fair value change in equity appreciation instrument	-	-	8,323	-	8,323

Other operating income (loss)	23,145	(499)	75,065	-	97,711

Total non-interest income (loss)	23,145	(499)	605,351	(2,571)	625,426

Operating Expenses:

Personnel costs	28,524	-	424,846	-	453,370

Net occupancy expenses	3,396	3	95,459	-	98,858

Equipment expenses	3,210	-	40,630	-	43,840

Other taxes	2,269	-	49,616	-	51,885

Professional fees	10,820	11	256,994	(243)	267,582

Communications	421	10	26,684	-	27,115

Business promotion	1,894	-	53,173	-	55,067

FDIC deposit insurance	-	-	93,728	-	93,728

Loss on early extinguishment of debt	8,000	-	693	-	8,693

Other real estate owned (OREO) expenses	-	-	21,778	-	21,778

Other operating expenses	(49,468)	443	139,209	(2,955)	87,229

Amortization of intangibles	-	-	9,654	-	9,654

Total operating expenses	9,066	467	1,212,464	(3,198)	1,218,799

(Loss) income before income tax and equity in earnings of subsidiaries	(35,391)	(32,961)	353,327	(18,723)	266,252

Income tax expense (benefit)	2,786	(955)	112,588	508	114,927

(Loss) income before equity in earnings of subsidiaries	(38,177)	(32,006)	240,739	(19,231)	151,325

Equity in undistributed earnings of subsidiaries	189,502	19,206	-	(208,708)	-

Net Income (Loss)	$151,325	$(12,800)	$240,739	$(227,939)	$151,325

Comprehensive income, net of tax	$114,738	$18,812	$203,779	$(222,591)	$114,738

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2013

(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Cash flows from operating activities:

Net income	$599,327	$71,856	$256,830	$(328,686)	$599,327

Adjustments to reconcile net income to net cash (used in) provided by operating activities:

Equity in undistributed earnings of subsidiaries	(196,886)	(94,926)	-	291,812	-
Provision for loan losses	398	-	602,165	-	602,563
Amortization of intangibles	-	-	9,883	-	9,883
Depreciation and amortization of premises and equipment	641	2	47,519	-	48,162
Net accretion of discounts and amortization of premiums and deferred fees	30,467	444	(109,915)	-	(79,004)
Fair value adjustments on mortgage servicing rights	-	-	11,403	-	11,403
FDIC loss share expense	-	-	82,051	-	82,051
Adjustments (expense) to indemnity reserves on loans sold	-	-	37,054	-	37,054
Earnings from investments under the equity method	(17,308)	(3,946)	(21,619)	-	(42,873)
Deferred income tax benefit	(10,937)	(1,710)	(275,965)	(142)	(288,754)
Loss (gain) on:
Disposition of premises and equipment	49	(66)	(3,375)	-	(3,392)
Sale and valuation adjustments of investment securities	(2,110)	-	-	-	(2,110)
Sale of loans, including valuation adjustments on loans held for sale and mortgage banking activities	-	-	22,411	-	22,411
Sale of stock in equity method investee	(416,113)	-	-	-	(416,113)
Sale of foreclosed assets, including write-downs	-	-	50,740	-	50,740
Acquisitions of loans held-for-sale	-	-	(390,018)	-	(390,018)
Proceeds from sale of loans held-for-sale	-	-	218,379	-	218,379
Net originations on loans held-for-sale	-	-	(1,049,474)	-	(1,049,474)
Net (increase) decrease in:
Trading securities	(94)	-	1,430,929	-	1,430,835
Accrued income receivable	1,612	(2)	(7,104)	(315)	(5,809)
Other assets	5,445	(1,818)	(3,027)	2,227	2,827
Net increase (decrease) in:
Interest payable	2,704	(506)	(4,663)	(1)	(2,466)
Pension and other postretirement benefits obligations	-	-	10,635	-	10,635
Other liabilities	(5,507)	(2,370)	(17,179)	(1,896)	(26,952)

Total adjustments	(607,639)	(104,898)	640,830	291,685	219,978

Net cash (used in) provided by operating activities	(8,312)	(33,042)	897,660	(37,001)	819,305

Cash flows from investing activities:
Net (increase) decrease in money market investments	(147)	(3,937)	227,274	3,937	227,127
Purchases of investment securities:
Available-for-sale	-	-	(2,257,976)	-	(2,257,976)
Held-to-maturity	-	-	(250)	-	(250)
Other	-	-	(178,093)	-	(178,093)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	35,000	-	1,788,474	-	1,823,474
Held-to-maturity	-	-	4,632	-	4,632
Other	-	-	181,784	-	181,784
Proceeds from sale of investment securities:
Available for sale	5,438	-	-	-	5,438
Net (disbursements) repayments on loans	(233,745)	-	625,364	289,200	680,819
Proceeds from sale of loans	-	-	333,021	-	333,021
Acquisition of loan portfolios	-	-	(1,592,603)	-	(1,592,603)
Net payments from FDIC under loss sharing

agreements	-	-	396,223	-	396,223
Return of capital from equity method investments	-	491	-	-	491
Proceeds from sale of stock in equity method investee	481,377	-	-	-	481,377
Capital contribution to subsidiary	(272,500)	-	-	272,500	-
Mortgage servicing rights purchased	-	-	(45)	-	(45)
Acquisition of premises and equipment	(352)	-	(38,221)	-	(38,573)
Proceeds from sale of:
Premises and equipment	33	180	9,877	-	10,090
Foreclosed assets	-	-	226,063	-	226,063

Net cash provided by (used in) investing activities	15,104	(3,266)	(274,476)	565,637	302,999

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	-	-	(310,417)	(12,987)	(323,404)
Assets sold under agreements to repurchase	-	-	(357,460)	-	(357,460)
Other short-term borrowings	-	-	54,200	(289,200)	(235,000)
Payments of notes payable	-	(236,200)	(95,831)	-	(332,031)
Proceeds from issuance of notes payable	-	-	106,739	-	106,739
Proceeds from issuance of common stock	6,860	-	-	-	6,860
Dividends paid to parent company	-	-	(37,000)	37,000	-
Dividends paid	(3,723)	-	-	-	(3,723)
Net payments for repurchase of common stock	(437)	-	-	-	(437)
Capital contribution from parent	-	272,500	-	(272,500)	-

Net cash provided by (used in) financing activities	2,700	36,300	(639,769)	(537,687)	(1,138,456)

Net increase (decrease) in cash and due from banks	9,492	(8)	(16,585)	(9,051)	(16,152)
Cash and due from banks at beginning of period	1,103	624	439,552	(1,916)	439,363

Cash and due from banks at end of period	$10,595	$616	$422,967	$(10,967)	$423,211

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2012

(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Cash flows from operating activities:

Net income	$245,275	$1,117	$311,189	$(312,306)	$245,275

Adjustments to reconcile net income to net cash (used in) provided by operating activities:

Equity in undistributed earnings of subsidiaries	(274,766)	(32,883)	-	307,649	-
Provision for loan losses	404	-	408,537	-	408,941
Amortization of intangibles	-	-	10,072	-	10,072
Depreciation and amortization of premises and equipment	653	3	46,080	-	46,736
Net accretion of discounts and amortization of premiums and deferred fees	29,058	112	(66,582)	(487)	(37,899)
Fair value adjustments on mortgage servicing rights	-	-	17,406	-	17,406
FDIC loss share expense	-	-	56,211	-	56,211
Amortization of prepaid FDIC assessment	-	-	32,778	-	32,778
Adjustments (expense) to indemnity reserves on loans sold	-	-	21,198	-	21,198
Earnings from investments under the equity method	(40,505)	(706)	(32,267)	-	(73,478)
Deferred income tax benefit	(14,109)	-	(121,424)	42	(135,491)
Loss (gain) on:
Disposition of premises and equipment	2	-	(8,621)	-	(8,619)
Sale and valuation adjustments of investment securities	-	-	1,707	-	1,707
Sale of loans, including valuation adjustments on loans held for sale and mortgage banking activities	-	-	(48,765)	-	(48,765)
Sale of other assets	-	-	(2,545)	-	(2,545)
Sale of foreclosed assets, including write-downs	-	-	(4,511)	-	(4,511)
Acquisitions of loans held-for-sale	-	-	(417,108)	-	(417,108)
Proceeds from sale of loans held-for-sale	-	-	325,014	-	325,014
Net disbursements on loans held-for-sale	-	-	(1,233,240)	-	(1,233,240)
Net (increase) decrease in:
Trading securities	(1,259)	-	1,389,169	-	1,387,910
Accrued income receivable	(163)	-	(405)	49	(519)
Other assets	8,859	313	(11,972)	(16,590)	(19,390)
Net increase (decrease) in:
Interest payable	-	(126)	(9,091)	53	(9,164)
Pension and other postretirement benefits obligations	-	-	(40,241)	-	(40,241)
Other liabilities	2,581	(25)	(473)	(235)	1,848

Total adjustments	(289,245)	(33,312)	310,927	290,481	278,851

Net cash (used in) provided by operating activities	(43,970)	(32,195)	622,116	(21,825)	524,126

Cash flows from investing activities:
Net decrease (increase) in money market investments	23,665	(315)	290,990	(23,746)	290,594
Purchases of investment securities:
Available-for-sale	-	-	(1,843,922)	-	(1,843,922)
Held-to-maturity	-	-	(25,792)	-	(25,792)
Other	-	-	(212,419)	-	(212,419)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	-	-	1,636,723	-	1,636,723
Held-to-maturity	-	-	9,751	-	9,751
Other	-	-	206,856	-	206,856
Proceeds from sale of investment securities:
Available for sale	-	-	52,058	-	52,058
Net (disbursements) repayments on loans	(36,262)	-	628,963	36,305	629,006
Proceeds from sale of loans	-	-	68,396	-	68,396

Acquisition of loan portfolios	-	-	(1,357,628)	-	(1,357,628)
Net payments from FDIC under loss sharing agreements	-	-	462,016	-	462,016
Return of capital from equity method investments	150,194	1,002	-	-	151,196
Capital contribution to subsidiary	(103,500)	-	-	103,500	-
Mortgage servicing rights purchased	-	-	(2,231)	-	(2,231)
Acquisition of premises and equipment	(691)	-	(54,208)	-	(54,899)
Proceeds from sale of:
Premises and equipment	73	-	19,768	-	19,841
Other productive assets	-	-	1,026	-	1,026
Foreclosed assets	-	-	206,070	-	206,070

Net cash provided by investing activities	33,479	687	86,417	116,059	236,642

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	-	-	(991,097)	21,501	(969,596)
Assets sold under agreements to repurchase	-	-	(148,405)	24,060	(124,345)
Other short-term borrowings	-	(30,500)	406,900	(36,400)	340,000
Payments of notes payable	-	(41,800)	(173,098)	-	(214,898)
Proceeds from issuance of notes payable	-	-	106,923	-	106,923
Proceeds from issuance of common stock	9,402	-	-	-	9,402
Dividends paid to parent company	-	-	(5,000)	5,000	-
Dividends paid	(3,723)	-	-	-	(3,723)
Payments for repurchase of common stock	(450)	-	-	-	(450)
Capital contribution from parent	-	103,500	-	(103,500)	-

Net cash provided by (used in) financing activities	5,229	31,200	(803,777)	(89,339)	(856,687)

Net decrease in cash and due from banks	(5,262)	(308)	(95,244)	4,895	(95,919)
Cash and due from banks at beginning of period	6,365	932	534,796	(6,811)	535,282

Cash and due from banks at end of period	$1,103	$624	$439,552	$(1,916)	$439,363

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2011

(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Cash flows from operating activities:

Net income (loss)	$151,325	$(12,800)	$240,739	$(227,939)	$151,325

Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:

Equity in undistributed earnings of subsidiaries	(189,502)	(19,206)	-	208,708	-
Provision for loan losses	-	-	575,720	-	575,720
Amortization of intangibles	-	-	9,654	-	9,654
Depreciation and amortization of premises and equipment	750	3	45,693	-	46,446
Net accretion of discounts and amortization of premiums and deferred fees	25,042	176	(137,614)	(650)	(113,046)
Impairment losses on net assets to be disposed of	-	-	4,255	-	4,255
Fair value adjustments on mortgage servicing rights	-	-	37,061	-	37,061
Fair value change in equity appreciation instrument	-	-	(8,323)	-	(8,323)
FDIC loss share income	-	-	(66,791)	-	(66,791)
Amortization of prepaid FDIC assessment	-	-	93,728	-	93,728
Adjustments (expense) to indemnity reserves on loans sold	-	-	33,068	-	33,068
(Earnings) losses from investments under the equity method	(14,186)	500	(20,083)	-	(33,769)
Deferred income tax expense (benefit)	13,965	(932)	(7,679)	508	5,862
Loss (gain) on:
Disposition of premises and equipment	7	-	(5,533)	-	(5,526)
Sale and valuation adjustments of investment securities	-	-	(10,844)	-	(10,844)
Sale of loans, including valuation adjustments on loans held for sale and mortgage banking activities	-	-	(30,891)	-	(30,891)
Sale of equity method investments	(5,493)	-	(11,414)	-	(16,907)
Sale of foreclosed assets, including write-downs	-	-	(2,426)	-	(2,426)
Acquisitions of loans held-for-sale	-	-	(346,004)	-	(346,004)
Proceeds from sale of loans held-for-sale	-	-	165,335	-	165,335
Net disbursements on loans held-for-sale	-	-	(793,094)	-	(793,094)
Net (increase) decrease in:
Trading securities	-	-	1,143,029	-	1,143,029
Accrued income receivable	(2)	-	25,240	211	25,449
Other assets	6,808	2,316	8,511	7,120	24,755
Net increase (decrease) in:
Interest payable	(3,467)	(56)	(8,949)	1	(12,471)
Pension and other postretirement benefits obligations	-	-	(111,288)	-	(111,288)
Other liabilities	(84,434)	(2,354)	(2,901)	2,055	(87,634)

Total adjustments	(250,512)	(19,553)	577,460	217,953	525,348

Net cash (used in) provided by operating activities	(99,187)	(32,353)	818,199	(9,986)	676,673

Cash flows from investing activities:

Net increase in money market investments	(42,237)	(291)	(378,703)	24,352	(396,879)
Purchases of investment securities:
Available-for-sale	-	-	(1,357,080)	-	(1,357,080)
Held-to-maturity	(37,093)	-	(37,445)	-	(74,538)
Other	-	-	(172,775)	-	(172,775)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	-	-	1,360,386	-	1,360,386
Held-to-maturity	62,980	-	4,256	-	67,236
Other	-	-	154,114	-	154,114
Proceeds from sale of investment securities:

Available for sale	-	-	262,443	-	262,443
Other	-	-	5,094	-	5,094
Net repayments on loans	226,415	-	1,130,350	(220,707)	1,136,058
Proceeds from sale of loans	-	-	293,109	-	293,109
Acquisition of loan portfolios	-	-	(1,131,388)	-	(1,131,388)
Net payments from FDIC under loss sharing agreements	-	-	561,111	-	561,111
Cash paid related to business acquisitions	-	-	(855)	-	(855)
Net proceeds from sale of equity method investments	(10,690)	-	42,193	-	31,503
Capital contribution to subsidiary	-	-	(37,000)	37,000	-
Mortgage servicing rights purchased	-	-	(1,732)	-	(1,732)
Acquisition of premises and equipment	(594)	-	(49,449)	-	(50,043)
Proceeds from sale of:
Premises and equipment	135	-	14,804	-	14,939
Foreclosed assets	-	-	198,490	-	198,490

Net cash provided by (used in) investing activities	198,916	(291)	859,923	(159,355)	899,193

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	-	-	1,192,089	(12,146)	1,179,943
Assets sold under agreements to repurchase	-	-	(247,393)	(24,060)	(271,453)
Other short-term borrowings	-	(2,000)	(284,322)	218,300	(68,022)
Payments of notes payable	(100,000)	(3,000)	(2,666,477)	-	(2,769,477)
Proceeds from issuance of notes payable	-	-	432,568	-	432,568
Proceeds from issuance of common stock	7,690	-	-	-	7,690
Dividends paid to parent company	-	-	(20,000)	20,000	-
Dividends paid	(3,723)	-	-	-	(3,723)
Payments for repurchase of common stock	(483)	-	-	-	(483)
Return of capital	1,514	-	(1,514)	-	-
Capital contribution from parent	-	37,000	-	(37,000)	-

Net cash (used in) provided by financing activities	(95,002)	32,000	(1,595,049)	165,094	(1,492,957)

Net increase (decrease) in cash and due from banks	4,727	(644)	83,073	(4,247)	82,909
Cash and due from banks at beginning of period	1,638	1,576	451,723	(2,564)	452,373

Cash and due from banks at end of period	$6,365	$932	$534,796	$(6,811)	$535,282