Form 10-K, Exhibit 13
period 2014-12-31
POPULAR INC
filed 2015-03-02
CIK 763901

Exhibit 13.1

POPULAR, INC. 2014 ANNUAL REPORT

POPULAR, INC.

Year in Review

THE REPAYMENT OF THE TARP FUNDS BETTER POSITIONS US FOR MORE ACTIVE CAPITAL MANAGEMENT IN THE FUTURE.

RICHARD L. CARRIÓN

Chairman &

Chief Executive Officer

In 2014 we achieved significant milestones and made important progress on various fronts.

The repayment of TARP and the restructuring of our U.S. operations were two of our main achievements during the year. Including the impact of these events, we reported a net loss of $313 million. Although these actions affected the year’s results, we are now in a much stronger position moving forward. Adjusted net income for the year, excluding these events, was $301 million. These solid results in 2014 were driven by higher net interest income due to lower interest expense, a lower provision for loan losses, lower operating expenses, mainly pension costs and FDIC insurance, and lower income taxes.

Credit quality remained stable despite the challenging economic conditions in Puerto Rico. Net charge-offs declined in Puerto Rico and the United States, both in absolute terms as well as a percentage of loans. Non-performing loans as a percentage of total loans closed 2014 at 2.95%, fairly stable when compared to the previous year if we exclude loan balances from the regions that were sold as part of the U.S. restructuring. While we remain vigilant due to economic conditions in Puerto Rico, we are encouraged by the general performance of our portfolios.

We continue to enjoy strong capital levels relative to peers and regulatory requirements. Our Tier 1 common equity ratio stood at 15.9% at year-end, or 110 basis points higher than in 2013, which still included our TARP capital. The repayment of TARP funds, completed in

July of 2014 without issuing additional equity, better positions us for more active capital management in the future.

The restructuring of our U.S. operations was a defining event of 2014. In April, we announced our plan to sell our California, Chicago and Central Florida regions in order to focus our business on the New York Metro and Miami regions. The plan also includes the transfer of most support functions to Puerto Rico and New York to leverage the talent and infrastructure we have in place in our headquarters and to benefit from Puerto Rico’s lower personnel cost structure. During the course of the year, we completed the sale of the three regions and made significant progress in the operational restructuring. Once the transfer of support functions is completed in the first half of 2015, we will have reduced the number of back-office employees supporting our U.S. operations by 43%, with approximately two-thirds of them based in Puerto Rico. I would like to acknowledge the hard work of all of our colleagues at Popular Community Bank and those supporting them in Puerto Rico that have made possible the successful execution of an extremely complex restructuring project. We are now ready to move forward with a leaner, more focused operation in the U.S.

Our franchise in Puerto Rico was strengthened in 2014. We increased our market share in most categories and maintained our leadership position in the majority of them. In the auto business, where we have intensified our sales efforts, we reached the second position in the market for the first time. Despite a weak

Exhibit 13.1

POPULAR, INC.

Year in Review

FUNDACIÓN BANCO POPULAR AND THE COMMUNITY BANK FOUNDATION DONATED OVER $3.1 MILLION TO 128 NONPROFIT ORGANIZATIONS.

Puerto Rico economy, we also experienced growth in the corporate segment.

We deepened our efforts to enhance service and offer greater convenience to our clients. Most business units improved their customer satisfaction metrics. Results reflect the conscientious effort of all groups, as well as initiatives related to efficiency that have also had a positive impact on customer satisfaction. The redesign of branch processes, based on the LEAN methodology, was completed in 17% of our branches which account for 28% of total transactions. Results to date in these branches show higher service levels and significant reductions in waiting times. As we roll out this project to other branches, we expect to see additional improvements in our customer satisfaction. We also continued the implementation of projects designed to transform our retail delivery network, placing a greater emphasis on digital transactions. The digitalization of our clients’ interactions is a critical move to offer convenient alternatives and generate cost efficiencies. In December of 2014, deposits made through automatic teller machines (ATMs) in Puerto Rico reached 29% of deposits in branches with upgraded ATMs, compared to 17% in December of 2013. At the same time we migrate transactional, service and sales interactions to digital channels, we will revise our physical footprint in order to meet our clients’ needs in a more effective way.

We also embarked on several key initiatives regarding our most important asset – our people. In August, we increased the minimum hourly base salary for all our employees in Puerto Rico to $9.00, which applied to approximately 2,400 of our colleagues. In 2015 we will increase salaries to $10.00 for those employees demonstrating good performance. We are well aware that it is critical to attract, retain and develop the best talent available in order to reach our ambitious goals. We are convinced that this investment will produce benefits in terms of retention, engagement, customer service and productivity. Another important event this year was the inauguration of the On-Site

Health and Wellness Center in Puerto Rico, focused on the prevention and early detection of health conditions. The objective of this innovative approach is to improve the health of our employees, which will translate into lower medical expenses and increased productivity. As a result of these and other efforts, our employee engagement metrics, which were already solid, improved even more in 2014. We are continuously raising the bar, expecting a higher level of performance from our employees. We feel confident that our focus on performance, coupled with the investments we are making on our people, make them our strongest competitive advantage.

Our commitment to our communities continued unabated. We expanded our financial education program Finance in Your Hands, which has reached over 100,000 individuals in Puerto Rico and was recognized by the American Banking Association as the best financial education program in the United States. We remain committed to Echar Pa’lante, a multisectoral social collaboration

-40% -30% -20% -10% 0% 10% 20% 30%

DEC-13

JAN-14

FEB-14

MAR-14 BPOP APR-14 STOCK MAY-14 PRICE JUN-14 CHANGE JUL-14

vs.

AUG-14 PEERS SEPT-14

OCT-14 (2013-2014)

NOV-14

DEC-14

-32% 7% 8% 19%

PRUS Peers KBW Peers BPOP

Index

POPULAR, INC. 2014 ANNUAL REPORT

program we launched in 2011, that has brought together over 300 organizations and experts to foster education and entrepreneurship. Employee contributions to our foundations increased in 2014, reaching $730,000. In large part thanks to these contributions, Fundación Banco Popular and the Popular Community Bank Foundation donated over $3.1 million to 128 nonprofit organizations. Volunteerism also remained strong. Our employees donated their time to collaborate with many of the organizations we support financially. In December, as part of the celebration of the 35th anniversary of the Banco Popular Foundation in Puerto Rico, we inaugurated its new headquarters. In addition to serving as a home to our Foundation, the building houses 11 other nonprofit organizations, turning our space into a center for collaboration and social innovation.

Our stock closed the year at $34.05, 19% higher than at the end of 2013. This performance compares favorably to that of industry indices, our U.S. peers, and other banks in Puerto Rico.

In September of 2014, Ignacio Alvarez, Esq. was named President and Chief Operating Officer of Popular, Inc. and Banco Popular de Puerto Rico, as well as President of Banco Popular North America. Ignacio had been serving as General Counsel since 2010, demonstrating outstanding leadership and making important contributions in strategic initiatives across the organization.

We are pleased to have brought on board Javier D. Ferrer, Esq. as the new General Counsel and Secretary of the Board of Directors of Popular, Inc. As one of the founding partners of Pietrantoni Méndez

& Alvarez LLC and a former president of

the Government Development Bank for Puerto Rico, Javier brings with him extensive experience in the corporate and banking law fields and has been a great addition to our team.

I want to express my deepest gratitude to Jorge A. Junquera for 43 years of outstanding service to Popular. From his early years in Investments, to his most recent role as Vice-Chairman, Jorge’s passion and dedication made him an integral part of the management team. It is impossible for me to enumerate the countless initiatives he led, but I would like to highlight that his advice, expertise and leadership during his 17 years as Chief Financial Officer were key to help strengthen the financial position of our organization.

Finally, I would also like to acknowledge Samuel T. Céspedes, Esq. who decided to retire after serving as the Secretary of the Board of Directors for 24 years. I know I speak on behalf of the entire Board when I say that we are all grateful for his commitment and his contributions throughout these years.

As you can see, our accomplishments for 2014 extend well beyond financial results. They demonstrate how commitment to our clients, employees, shareholders and communities translates into concrete results that pave the way for future successes.

I am grateful to the management team and Board of Directors for their support and leadership. They are responsible for all of these achievements.

The year 2015 brings a new set of opportunities and challenges. In the case of our U.S. operations, we will complete the transfer of the support functions to Puerto Rico and, at the same time, strive to achieve

FAST FACTS

2014 Highlights

$301 MILLION

in adjusted net income

$1.8 BILLION

adjusted gross revenues

$2 BILLION

amount by which our total capital exceeded the current well-capitalized threshold aggressive business goals. In Puerto Rico, the economy still presents significant challenges, but we will remain focused on serving our clients and growing our business where opportunities exist.

I am confident that, guided by clear objectives and energized by the opportunities that lie ahead of us, we will continue forging ahead in 2015.

RICHARD L. CARRIÓN

Chairman & Chief Executive Officer

25 YEAR

Historical Financial Summary

(Dollars in millions, except per share data) 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000

Selected Financial Information

Net Income (Loss) $ 63.4 $ 64.6 $ 85.1 $ 109.4 $ 124.7 $ 146.4 $ 185.2 $ 209.6 $ 232.3 $ 257.6 $ 276.1

Assets 8,983.6 8,780.3 10,002.3 11,513.4 12,778.4 15,675.5 16,764.1 19,300.5 23,160.4 25,460.5 28,057.1

Gross Loans 5,373.3 5,195.6 5,252.1 6,346.9 7,781.3 8,677.5 9,779.0 11,376.6 13,078.8 14,907.8 16,057.1

Deposits 7,422.7 7,207.1 8,038.7 8,522.7 9,012.4 9,876.7 10,763.3 11,749.6 13,672.2 14,173.7 14,804.9

Stockholders’ Equity 588.9 631.8 752.1 834.2 1,002.4 1,141.7 1,262.5 1,503.1 1,709.1 1,661.0 1,993.6

Market Capitalization $ 479.1 $ 579.0 $ 987.8 $ 1,014.7 $ 923.7 $ 1,276.8 $ 2,230.5 $ 3,350.3 $ 4,611.7 $ 3,790.2 $ 3,578.1

Return on Assets (ROA) 1.09% 0.72% 0.89% 1.02% 1.02% 1.04% 1.14% 1.14% 1.14% 1.08% 1.04%

Return on Common Equity (ROE) 15.55% 10.57% 12.72% 13.80% 13.80% 14.22% 16.17% 15.83% 15.41% 15.45% 15.00%

Per Common Share1

Net Income (Loss) – Basic $ 3.94 $ 2.69 $ 3.49 $ 4.18 $ 4.59 $ 5.24 $ 6.69 $ 7.51 $ 8.26 $ 9.19 $ 9.85

Net Income (Loss) – Diluted 3.94 2.69 3.49 4.18 4.59 5.24 6.69 7.51 8.26 9.19 9.85

Dividends (Declared) 1.00 1.00 1.00 1.20 1.25 1.54 1.83 2.00 2.50 3.00 3.20

Book Value 24.58 26.24 28.79 31.86 34.35 39.52 43.98 51.83 59.32 57.54 69.62

Market Price 20.00 24.06 37.81 39.38 35.16 48.44 84.38 123.75 170.00 139.69 131.56

Assets by Geographical Area

Puerto Rico 89% 87% 87% 79% 76% 75% 74% 74% 71% 71% 72%

United States 9% 11% 10% 16% 20% 21% 22% 23% 25% 25% 26%

Caribbean and Latin America 2% 2% 3% 5% 4% 4% 4% 3% 4% 4% 2%

Total 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%

Traditional Delivery System

Banking Branches

Puerto Rico 173 161 162 165 166 166 178 201 198 199 199

Virgin Islands 3 3 3 8 8 8 8 8 8 8 8

United States 24 24 30 32 34 40 44 63 89 91 95

Subtotal 200 188 195 205 208 214 230 272 295 298 302

Non-Banking Offices

Popular Financial Holdings 27 41 58 73 91 102 117 128 137 136

Popular Cash Express 51 102 132

Popular Finance 26 26 26 26 28 31 39 44 48 47 61

Popular Auto 9 9 9 8 10 9 8 10 10 12 12

Popular Leasing, U.S.A. 7 8 10 11

Popular Mortgage 3 3 3 11 13 21

Popular Securities 1 2 2 2 3

Popular One

Popular Insurance 2

Popular Insurance Agency, U.S.A.

Popular Insurance, V.I.

E-LOAN

EVERTEC 4 4

Subtotal 35 62 76 92 111 134 153 183 258 327 382

Total 235 250 271 297 319 348 383 455 553 625 684

Electronic Delivery System

ATMs Owned

Puerto Rico 211 206 211 234 262 281 327 391 421 442 478

Virgin Islands 3 3 3 8 8 8 9 17 59 68 37

United States 6 11 26 38 53 71 94 99 109

Total 214 209 220 253 296 327 389 479 574 609 624

Transactions (in millions)

Electronic Transactions2 18.0 23.9 28.6 33.2 43.0 56.6 78.0 111.2 130.5 159.4 199.5

Items Processed3 164.0 166.1 170.4 171.8 174.5 175.0 173.7 171.9 170.9 171.0 160.2

Employees (full-time equivalent) 7,023 7,006 7,024 7,533 7,606 7,815 7,996 8,854 10,549 11,501 10,651

POPULAR, INC. 2014 ANNUAL REPORT

1 Per common share data adjusted for stock splits and reverse stock split executed in May 2012.

2 From 1981 to 2003, electronic transactions include ACH, Direct Payment, TelePago Popular, Internet Banking and ATH Network transactions in Puerto Rico. From 2004 to 2009, these numbers were adjusted to include ATH Network transactions in the Dominican Republic, Costa Rica, El Salvador and the United States, health care transactions, wire transfers, and other electronic payment transactions in addition to those previously stated. After 2010, the summary only includes electronic transactions made by Popular, Inc.‘s clients and excludes electronic transactions processed by EVERTEC for other clients.

3 After the sale in 2010 of EVERTEC, Popular’s information technology subsidiary, the Corporation does not process electronic items.

2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014

$ 304.5 $ 351.9 $ 470.9 $ 489.9 $ 540.7 $ 357.7 $ (64.5) $ (1,243.9) $ (573.9) $ 137.4 $ 151.3 $ 245.3 $ 599.3 $ (313.5)

30,744.7 33,660.4 36,434.7 44,401.6 48,623.7 47,404.0 44,411.4 38,882.8 34,736.3 38,815.0 37,348.4 36,507.5 35,749.3 33,096.7

18,168.6 19,582.1 22,602.2 28,742.3 31,710.2 32,736.9 29,911.0 26,268.9 23,803.9 26,458.9 25,314.4 25,093.6 24,706.7 22,053.2

16,370.0 17,614.7 18,097.8 20,593.2 22,638.0 24,438.3 28,334.4 27,550.2 25,924.9 26,762.2 27,942.1 27,000.6 26,711.1 24,807.5

2,272.8 2,410.9 2,754.4 3,104.6 3,449.2 3,620.3 3,581.9 3,268.4 2,538.8 3,800.5 3,918.8 4,110.0 4,626.2 4,267.4

$ 3,965.4 $ 4,476.4 $ 5,960.2 $ 7,685.6 $ 5,836.5 $ 5,003.4 $ 2,968.3 $ 1,455.1 $ 1,445.4 $ 3,211.4 $ 1,426.0 $ 2,144.9 $ 2,970.6 $ 3,523.4

1.09% 1.11% 1.36% 1.23% 1.17% 0.74% -0.14% -3.04% -1.57% 0.36% 0.40% 0.68% 1.65% -0.89%

14.84% 16.29% 19.30% 17.60% 17.12% 9.73% -2.08% -44.47% -32.95% 4.37% 4.01% 6.37% 14.43% -7.04%

$ 10.87 $ 13.05 $ 17.36 $ 17.95 $ 19.78 $ 12.41 $ (2.73) $ (45.51) $ 2.39 $ (0.62) $ 1.44 $ 2.36 $ 5.80 $ (3.08)

10.87 13.05 17.36 17.92 19.74 12.41 (2.73) (45.51) 2.39 (0.62) 1.44 2.35 5.78 (3.08)

3.80 4.00 5.05 6.20 6.40 6.40 6.40 4.80 0.20 – – – – –

79.67 91.02 96.60 109.45 118.22 123.18 121.24 63.29 38.91 36.67 37.71 39.35 44.26 40.76

145.40 169.00 224.25 288.30 211.50 179.50 106.00 51.60 22.60 31.40 13.90 20.79 28.73 34.05

68% 66% 62% 55% 53% 52% 59% 64% 65% 74% 74% 73% 72% 80%

30% 32% 36% 43% 45% 45% 38% 33% 32% 23% 23% 24% 25% 17%

2% 2% 2% 2% 2% 3% 3% 3% 3% 3% 3% 3% 3% 3%

100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%

196 195 193 192 194 191 196 179 173 185 183 175 171 168

8 8 8 8 8 8 8 8 8 8 9 9 9 9

96 96 97 128 136 142 147 139 101 96 94 92 90 47

300 299 298 328 338 341 351 326 282 289 286 276 270 224

149 153 181 183 212 158 134 2

154 195 129 114 4

55 36 43 43 49 52 51 9

20 18 18 18 17 15 12 12 10 10 10 10 9 9

13 13 11 15 14 11 24 22

25 29 32 30 33 32 32 32 33 36 37 37 38 25

4 7 8 9 12 12 13 7 6 6 4 4 3 3

4 5 6 6

2 2 2 2 2 2 2 1 1 1 1 1 1 1

1 1 1 1 1 1 1 1 1 1 1 1 1 1

1 1 1 1 1 1 1 1 1 1 1 1 1

1 1 1 1

4 5 5 5 5 7 9 9 9

427 460 431 421 351 292 280 97 61 55 58 59 59 46

727 759 729 749 689 633 631 423 343 344 344 335 329 270

524 539 557 568 583 605 615 605 571 624 613 597 599 602

39 53 57 59 61 65 69 74 77 17 20 20 22 21

118 131 129 163 181 192 187 176 136 138 135 134 132 83

681 723 743 790 825 862 871 855 784 779 768 751 753 706

206.0 236.6 255.7 568.5 625.9 690.2 772.7 849.4 804.1 381.6 410.4 420.4 425.4 438.4

149.9 145.3 138.5 133.9 140.3 150.0 175.2 202.2 191.7

11,334 11,037 11,474 12,139 13,210 12,508 12,303 10,587 9,407 8,277 8,329 8,072 8,059 7,752

POPULAR, INC.

Management

SENIOR MANAGEMENT TEAM

RICHARD L. CARRIÓN Chairman & Chief Executive Officer Popular, Inc.

IGNACIO ÁLVAREZ President & Chief Operational Officer Popular, Inc., Banco Popular de Puerto Rico & Popular Community Bank

CARLOS J. VÁZQUEZ Executive Vice President

& Chief Financial Officer Popular, Inc.

JAVIER D. FERRER

Executive Vice President & Chief Legal Officer General Counsel & Corporate Matters Group Popular, Inc.

ILEANA GONZÁLEZ Executive Vice President Commercial Credit Administration Group Banco Popular de Puerto Rico

JUAN O. GUERRERO Executive Vice President Financial & Insurance Group Banco Popular de Puerto Rico

GILBERTO MONZÓN Executive Vice President Individual Credit Group Banco Popular de Puerto Rico

EDUARDO J. NEGRÓN Executive Vice President Administration Group Popular, Inc.

NÉSTOR O. RIVERA Executive Vice President Retail Banking Group Banco Popular de Puerto Rico

ELI S. SEPÚLVEDA

Executive Vice President & Chief Lending Officer Commercial Credit Group Banco Popular de Puerto Rico

LIDIO SORIANO

Executive Vice President & Chief Risk Officer Corporate Risk Management Group Popular, Inc.

BOARD OF DIRECTORS

RICHARD L. CARRIÓN Chairman & Chief Executive Officer Popular, Inc.

JOAQUÍN E. BACARDÍ, III President & Chief Executive Officer Bacardí Corporation

ALEJANDRO M. BALLESTER President Ballester Hermanos, Inc.

JOHN W. DIERCKSEN Principal Greycrest, LLC

MARÍA LUISA FERRÉ President & Chief Executive Officer Grupo Ferré Rangel

DAVID E. GOEL

Managing General Partner Matrix Capital Management Company, LLC

C. KIM GOODWIN Private Investor

WILLIAM J. TEUBER JR. Vice Chairman EMC Corporation

CARLOS A. UNANUE President Goya de Puerto Rico

POPULAR, INC. 2014 INFORME ANUAL

POPULAR, INC.

Resumen del Año

RICHARD L. CARRIÓN

Presidente de la Junta de Directores y Principal Oficial Ejecutivo

EL REPAGO DE LOS FONDOS TARP NOS COLOCA EN MEJOR POSICIÓN PARA UN MANEJO MÁS EFECTIVO DEL CAPITAL EN EL FUTURO.

En el 2014 alcanzamos logros significativos y progresamos en varios frentes.

El repago del TARP y la reestructuración de nuestras operaciones en los Estados Unidos fueron dos de los logros principales durante el año. Incluyendo el impacto de estos eventos, reportamos una pérdida neta de $313 millones. Aunque estas acciones afectaron nuestros resultados, nos encontramos ahora en una posición mucho más fuerte de cara al futuro. Al excluir estos eventos, el ingreso neto ajustado fue de $301 millones. Estos sólidos resultados fueron impulsados por un ingreso neto por intereses más alto, debido a un gasto menor en intereses, una reducción en la provisión para pérdidas en préstamos, gastos operacionales más bajos, principalmente en costos de pensión y seguro del FDIC, y contribuciones sobre ingresos más bajas.

La calidad de crédito se mantuvo estable a pesar de los retos que presenta la economía de Puerto Rico. Las pérdidas netas en préstamos se redujeron en Puerto Rico y los Estados Unidos en términos absolutos y como por ciento de préstamos. Del total de préstamos, cerramos el 2014 con 2.95% en préstamos no acumulativos, una cifra estable, si se excluyen los balances de las regiones vendidas como parte de la reestructuración en Estados Unidos. Nos mantenemos atentos, dadas las condiciones económicas en Puerto Rico, pero nos sentimos satisfechos con el desempeño general de nuestras carteras.

Continuamos disfrutando de niveles de capital sólidos con relación a nuestros pares y los requerimientos regulatorios. Nuestra relación de capital básico (“Tier 1 Common Equity”) se encontraba en 15.9% al final del año, o 110 puntos base más alto que el de 2013, que todavía incluía nuestro capital de TARP. El repago de los fondos TARP, completado en julio de 2014 sin emitir capital adicional, nos coloca en mejor posición para un manejo de capital más activo en el futuro.

La reestructuración de nuestras operaciones en los Estados Unidos fue un evento clave en el 2014. En abril anunciamos nuestro plan de vender las regiones de California, Chicago y Florida Central para enfocar nuestro negocio en las regiones de Nueva York Metro y Miami. El plan también incluye la transferencia de la mayor parte de las funciones de apoyo a Puerto Rico y Nueva York para aprovechar el talento y la infraestructura que tenemos en nuestra sede y beneficiarnos de costos de personal más bajos en Puerto Rico. Durante el año, completamos la venta de las tres regiones y progresamos significativamente en la reestructuración operacional. Una vez se complete la transferencia de las operaciones de apoyo en la primera mitad de 2015, habremos reducido en 43% el número de empleados administrativos que proveen apoyo a nuestra operación en los Estados Unidos, con aproximadamente dos terceras partes de ellos con base en Puerto Rico. Quiero reconocer el trabajo arduo de todos nuestros compañeros en Popular Community Bank y los que apoyaron desde Puerto Rico, haciendo posible la ejecución exitosa de un proceso de reestructuración extremadamente complejo. Ahora estamos listos para seguir adelante con una operación en los Estados Unidos más eficiente y enfocada.

Nuestra franquicia en Puerto Rico se fortaleció en el 2014. Aumentó nuestra participación de mercado en muchas categorías y mantuvimos nuestro liderato en la mayoría de ellas. En el negocio de autos, en el cual intensificamos

POPULAR, INC.

Resumen del Año

LA FUNDACIÓN BANCO POPULAR Y POPULAR COMMUNITY BANK FOUNDATION DONARON MÁS DE $3.1 MILLONES A 128 ORGANIZACIONES SIN FINES DE LUCRO.

nuestros esfuerzos de ventas, alcanzamos por primera vez la segunda posición en el mercado. A pesar de la debilidad económica en Puerto Rico, también experimentamos crecimiento en el segmento corporativo. Intensificamos nuestros esfuerzos por mejorar el servicio y ofrecer mayor conveniencia a nuestros clientes. La mayor parte de las unidades de negocio mejoraron sus métricas de satisfacción al cliente. Los resultados reflejan el esfuerzo consciente de todos los grupos, así como iniciativas relacionadas a la eficiencia que han tenido, además, un impacto positivo en la satisfacción de nuestros clientes. El rediseño de procesos en sucursales, basado en la metodología LEAN, se completó en 17% de nuestras sucursales que representan un 28% del total de transacciones. Los resultados hasta el momento reflejan una mejora en los niveles de servicio y reducciones significativas en el tiempo de espera. A medida que vayamos extendiendo el proyecto a otras sucursales, anticipamos mejoras adicionales en la satisfacción de nuestros clientes.

También continuamos la implementación de proyectos diseñados para transformar nuestra red de distribución, poniendo mayor énfasis en las transacciones digitales.

La digitalización de las interacciones de nuestros clientes es vital para ofrecer alternativas convenientes y generar eficiencias en costos. Durante el mes de diciembre del 2014, los depósitos realizados en cajeros automáticos en Puerto Rico alcanzaron el 29% de los depósitos en sucursales con cajeros avanzados, comparado con un 17% para la misma fecha en el 2013. Al mismo tiempo que migramos transacciones, servicios y ventas a canales digitales, revisaremos nuestra red de locales físicos para satisfacer de una forma más efectiva las necesidades de nuestros clientes. Además, emprendimos iniciativas claves relacionadas a nuestro activo más importante – nuestra gente. En agosto, aumentamos a $9.00 el salario base mínimo por hora para nuestros empleados en Puerto Rico, beneficiando aproximadamente 2,400 compañeros. En el 2015, lo aumentaremos a $10.00 para aquellos empleados con buen desempeño. Estamos conscientes que es crítico, atraer, retener y desarrollar el mejor talento disponible, para así poder alcanzar nuestras ambiciosas metas. Estamos convencidos que esta inversión será beneficiosa en términos de retención, compromiso, servicio al cliente y productividad.

Otro suceso importante este año fue la inauguración del Centro Interno de Salud y Bienestar en Puerto Rico, enfocado en la prevención y detección temprana de condiciones de salud. El objetivo de este enfoque innovador es mejorar la salud de nuestros empleados, que se traducirá en gastos médicos menores y en un aumento en productividad. Como resultado de estos y otros esfuerzos, la métrica del compromiso de nuestros empleados, que ya de por sí era alta, mejoró aún más en 2014. Continuamente estamos elevando las expectativas, esperando un nivel más alto en el desempeño de nuestros empleados. Estamos confiados que este enfoque, sumado a las inversiones que estamos haciendo en nuestra gente, los convierten en nuestra mayor ventaja competitiva.

Nuestro compromiso con nuestras comunidades continuó firme. Expandimos nuestro programa de educación financiera,

CAMBIO EN PRECIO DE LA ACCIÓN COMPARADO CON LOS PARES (2013-2014)

30%

20%

19% BPOP

10% 8% Pares EE.UU.

7% Índice KBW

0% -10% -20%

-30% Pares PR

-32%

-40%

13—14 — 14—14 14—14 — 14 14—14 — 14—14 14 — 14 DEC ENE FEB MAR ABR MAY JUN JUL AGO SEPT OCT NOV DEC

POPULAR, INC. 2014 INFORME ANUAL

Finanzas en tus Manos, que ha llegado a más de 100,000 personas en Puerto Rico y fue reconocido por la American Banking Association como el mejor programa de educación financiera en los Estados Unidos. Continuamos comprometidos con Echar Pa’lante, un programa social de colaboración multisectorial que lanzamos en 2011, enlazando a más de 300 organizaciones y expertos para fomentar la educación y el empresarismo. La aportación de los empleados a nuestras fundaciones aumentó en 2014, alcanzando $730,000. En gran medida gracias a esta contribución, la Fundación Banco Popular y Popular Community Bank Foundation donaron más de $3.1 millones a 128 organizaciones sin fines de lucro. El voluntariado también se mantuvo sólido. Nuestros empleados donaron su tiempo para colaborar con muchas organizaciones que apoyamos ?nancieramente. En diciembre, como parte de la celebración del 35to aniversario de la Fundación Banco Popular en Puerto Rico, inauguramos su nueva sede. Además de servir como base para nuestra Fundación, el edi?cio alberga otras 11 organizaciones sin ?nes de lucro, convirtiendo así nuestro espacio en un centro de colaboración e innovación social.

Nuestra acción cerró el año en $34.05, 19% más alto que al ?nal de 2013. Este desempeño compara favorablemente con índices de la industria, nuestros pares en los Estados Unidos y otros bancos en Puerto Rico. En septiembre de 2014, el Lcdo. Ignacio Álvarez fue nombrado Presidente y Principal O?cial de Operaciones de Popular, Inc. y Banco Popular de Puerto Rico, así como Presidente de Banco Popular North America. Ignacio se desempeñaba como Principal O?cial Legal desde 2010, demostrando gran liderazgo y realizando aportaciones importantes a iniciativas estratégicas a través de la organización.

Nos complace la llegada del Lcdo. Javier D. Ferrer como el nuevo Principal O?cial Legal y Secretario de la Junta de Directores de Popular, Inc. Como uno de los socios fundadores de la ?rma de abogados Pietrantoni Méndez & Alvarez LLC y pasado presidente del Banco Gubernamental de Fomento para Puerto Rico, Javier trae consigo una vasta experiencia en el campo de ley corporativa y bancaria y ha sido un gran complemento a nuestro equipo.

Quiero expresar mi más profunda gratitud a Jorge A. Junquera por sus 43 años de servicio excepcional a Popular. Desde sus primeros años en Inversiones, hasta su función más reciente como Vicepresidente de la Junta de Directores, la pasión y dedicación de Jorge lo hizo una parte integral de nuestro equipo gerencial. Es imposible enumerar las múltiples iniciativas que dirigió, pero me gustaría resaltar que su asesoramiento, experiencia y liderazgo en sus 17 años como Principal O?cial Financiero fueron clave para ayudar a fortalecer la posición ?nanciera de nuestra organización.

Finalmente, quiero reconocer al Lcdo. Samuel T. Céspedes, quien decidió retirarse luego de servir como Secretario de la Junta de Directores durante 24 años. Sé que hablo en representación de toda la Junta cuando digo que estamos muy agradecidos de su compromiso y su contribución todos estos años.

Como pueden ver, nuestros logros en el 2014 se extienden más allá de los resultados ?nancieros. Demuestran como el compromiso con nuestros clientes, empleados, accionistas y comunidades se traduce en resultados concretos que preparan el camino para éxitos futuros.

Le agradezco a nuestro equipo gerencial y a la Junta de Directores, quienes son responsables de estos logros, por su apoyo y liderazgo.

CIFRAS A LA MANO

Puntos Principales de 2014

$301 MILLONES

en ingreso neto ajustado

$1,800 MILLONES

en ingreso bruto ajustado

$2,000 MILLONES

cantidad por la cual el capital total excedió el mínimo requerido para ser considerado bien capitalizado.

El 2015 trae consigo nuevas oportunidades y desafíos. En términos de nuestras operaciones en los Estados Unidos, completaremos la transferencia de las funciones de apoyo a Puerto Rico y, a la vez, nos esforzaremos por lograr metas ambiciosas de negocio. En Puerto Rico, la economía todavía representa retos signi?cativos, pero permaneceremos enfocados en servir a nuestros clientes y hacer crecer nuestro negocio donde existan oportunidades.

Confío que, guiados por objetivos claros y motivados por las oportunidades que vemos en el futuro, continuaremos avanzando con determinación en el 2015.

RICHARD L. CARRIÓN

Presidente de la Junta de Directores y Principal O?cial Ejecutivo

25 AÑOS

Resumen Financiero Histórico

(Dólares en millones, excepto información por acción) 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000

Información Financiera Seleccionada

Ingreso neto (Pérdida Neta) $ 63.4 $ 64.6 $ 85.1 $ 109.4 $ 124.7 $ 146.4 $ 185.2 $ 209.6 $ 232.3 $ 257.6 $ 276.1

Activos 8,983.6 8,780.3 10,002.3 11,513.4 12,778.4 15,675.5 16,764.1 19,300.5 23,160.4 25,460.5 28,057.1

Préstamos Brutos 5,373.3 5,195.6 5,252.1 6,346.9 7,781.3 8,677.5 9,779.0 11,376.6 13,078.8 14,907.8 16,057.1

Depósitos 7,422.7 7,207.1 8,038.7 8,522.7 9,012.4 9,876.7 10,763.3 11,749.6 13,672.2 14,173.7 14,804.9

Capital de Accionistas 588.9 631.8 752.1 834.2 1,002.4 1,141.7 1,262.5 1,503.1 1,709.1 1,661.0 1,993.6

Valor agregado en el mercado $ 479.1 $ 579.0 $ 987.8 $ 1,014.7 $ 923.7 $ 1,276.8 $ 2,230.5 $ 3,350.3 $ 4,611.7 $ 3,790.2 $ 3,578.1

Rendimiento de Activos (ROA) 1.09% 0.72% 0.89% 1.02% 1.02% 1.04% 1.14% 1.14% 1.14% 1.08% 1.04%

Rendimiento de Capital Común (ROE) 15.55% 10.57% 12.72% 13.80% 13.80% 14.22% 16.17% 15.83% 15.41% 15.45% 15.00%

Por Acción Común1

Ingreso neto (Pérdida Neta)—Básico $ 3.94 $ 2.69 $ 3.49 $ 4.18 $ 4.59 $ 5.24 $ 6.69 $ 7.51 $ 8.26 $ 9.19 $ 9.85

Ingreso neto (Pérdida Neta)—Diluido 3.94 2.69 3.49 4.18 4.59 5.24 6.69 7.51 8.26 9.19 9.85

Dividendos (Declarados) 1.00 1.00 1.00 1.20 1.25 1.54 1.83 2.00 2.50 3.00 3.20

Valor en los Libros 24.58 26.24 28.79 31.86 34.35 39.52 43.98 51.83 59.32 57.54 69.62

Precio en el Mercado 20.00 24.06 37.81 39.38 35.16 48.44 84.38 123.75 170.00 139.69 131.56

Activos por Área Geográfica

Puerto Rico 89% 87% 87% 79% 76% 75% 74% 74% 71% 71% 72%

Estados Unidos 9% 11% 10% 16% 20% 21% 22% 23% 25% 25% 26%

Caribe y Latinoamérica 2% 2% 3% 5% 4% 4% 4% 3% 4% 4% 2%

Total 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%

Sistema de Distribución Tradicional

Sucursales Bancarias

Puerto Rico 173 161 162 165 166 166 178 201 198 199 199

Islas Vírgenes 3 3 3 8 8 8 8 8 8 8 8

Estados Unidos 24 24 30 32 34 40 44 63 89 91 95

Subtotal 200 188 195 205 208 214 230 272 295 298 302

Oficinas No Bancarias

Popular Financial Holdings 27 41 58 73 91 102 117 128 137 136

Popular Cash Express 51 102 132

Popular Finance 26 26 26 26 28 31 39 44 48 47 61

Popular Auto 9 9 9 8 10 9 8 10 10 12 12

Popular Leasing, U.S.A. 7 8 10 11

Popular Mortgage 3 3 3 11 13 21

Popular Securities 1 2 2 2 3

Popular One

Popular Insurance 2

Popular Insurance Agency, U.S.A.

Popular Insurance, V.I.

E-LOAN

EVERTEC 4 4

Subtotal 35 62 76 92 111 134 153 183 258 327 382

Total 235 250 271 297 319 348 383 455 553 625 684

Sistema Electrónico de Distribución

Cajeros Automáticos

Propios y Administrados

Puerto Rico 211 206 211 234 262 281 327 391 421 442 478

Islas Virgenes 3 3 3 8 8 8 9 17 59 68 37

Estados Unidos 6 11 26 38 53 71 94 99 109

Total 214 209 220 253 296 327 389 479 574 609 624

Transacciones (en millones)

Transacciones Electrónicas2 18.0 23.9 28.6 33.2 43.0 56.6 78.0 111.2 130.5 159.4 199.5

Efectos Procesados3 164.0 166.1 170.4 171.8 174.5 175.0 173.7 171.9 170.9 171.0 160.2

Empleados (equivalente a tiempo completo) 7,023 7,006 7,024 7,533 7,606 7,815 7,996 8,854 10,549 11,501 10,651

POPULAR, INC. 2014 INFORME ANUAL

1 Los datos de las acciones comunes han sido ajustados por las divisiones en acciones y la división de acciones a la inversa realizada en mayo de 2012.

2 Desde el 1981 hasta el 2003, las transacciones electrónicas incluyen transacciones ACH, Pago Directo, TelePago Popular, Banca por Internet y transacciones por la Red ATH en Puerto Rico. Desde el 2004 hasta el 2009, estos números incluyen el total de transacciones por la Red ATH en República Dominicana, Costa Rica, El Salvador y Estados Unidos, transacciones de facturación médica, transferencias cablegráficas y otros pagos electrónicos además de lo previamente señalado. A partir del 2010, esta cifra incluye solamente las transacciones realizadas por los clientes de Popular, Inc. y excluye las transacciones procesadas por EVERTEC para otros clientes.

3 A partir del 2010, luego de la venta de EVERTEC, la subsidiaria de tecnología de Popular, Inc., no se procesan efectos electrónicos.

2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014

$ 304.5 $ 351.9 $ 470.9 $ 489.9 $ ?540.7 $ ?357.7 $ ?(64.5) $ (1,243.9) $ ?(573.9) $ 137.4 $ 151.3 $ 245.3 $ 599.3 $ (313.5)

30,744.7 33,660.4 36,434.7 44,401.6 48,623.7 47,404.0 44,411.4 38,882.8 34,736.3 38,815.0 37,348.4 36,507.5 35,749.3 33,096.7

18,168.6 19,582.1 22,602.2 28,742.3 31,710.2 32,736.9 29,911.0 26,268.9 23,803.9 26,458.9 25,314.4 25,093.6 24,706.7 22,053.2

16,370.0 17,614.7 18,097.8 20,593.2 22,638.0 24,438.3 28,334.4 27,550.2 25,924.9 26,762.2 27,942.1 27,000.6 26,711.1 24,807.5

2,272.8 2,410.9 2,754.4 3,104.6 3,449.2 3,620.3 3,581.9 3,268.4 2,538.8 3,800.5 3,918.8 4,110.0 4,626.2 4,267.4

$ 3,965.4 $ 4,476.4 $ 5,960.2 $ 7,685.6 $ 5,836.5 $ 5,003.4 $ 2,968.3 $ 1,455.1 $ 1,445.4 $ 3,211.4 $ 1,426.0 $ 2,144.9 $ 2,970.6 $ 3,523.4

1.09% 1.11% 1.36% 1.23% 1.17% 0.74% -0.14% -3.04% -1.57% 0.36% 0.40% 0.68% 1.65% -0.89%

14.84% 16.29% 19.30% 17.60% 17.12% 9.73% -2.08% -44.47% -32.95% 4.37% 4.01% 6.37% 14.43% -7.04%

$ 10.87 $ 13.05 $ 17.36 $ 17.95 $ 19.78 $ 12.41 $ (2.73) $ (45.51) $ 2.39 $ (0.62) $ 1.44 $ 2.36 $ 5.80 $ (3.08)

10.87 13.05 17.36 17.92 19.74 12.41 (2.73) (45.51) 2.39 (0.62) 1.44 2.35 5.78 (3.08)

3.80 4.00 5.05 6.20 6.40 6.40 6.40 4.80 0.20 – – – – –

79.67 91.02 96.60 109.45 118.22 123.18 121.24 63.29 38.91 36.67 37.71 39.35 44.26 40.76

145.40 169.00 224.25 288.30 211.50 179.50 106.00 51.60 22.60 31.40 13.90 20.79 28.73 34.05

68% 66% 62% 55% 53% 52% 59% 64% 65% 74% 74% 73% 72% 80%

30% 32% 36% 43% 45% 45% 38% 33% 32% 23% 23% 24% 25% 17%

2% 2% 2% 2% 2% 3% 3% 3% 3% 3% 3% 3% 3% 3%

100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%

196 195 193 192 194 191 196 179 173 185 183 175 171 168

8 8 8 8 8 8 8 8 8 8 9 9 9 9

96 96 97 128 136 142 147 139 101 96 94 92 90 47

300 299 298 328 338 341 351 326 282 289 286 276 270 224

149 153 181 183 212 158 134 2

154 195 129 114 4

55 36 43 43 49 52 51 9

20 18 18 18 17 15 12 12 10 10 10 10 9 9

13 13 11 15 14 11 24 22

25 29 32 30 33 32 32 32 33 36 37 37 38 25

4 7 8 9 12 12 13 7 6 6 4 4 3 3

4 5 6 6

2 2 2 2 2 2 2 1 1 1 1 1 1 1

1 1 1 1 1 1 1 1 1 1 1 1 1 1

1 1 1 1 1 1 1 1 1 1 1 1 1

1 1 1 1

4 5 5 5 5 7 9 9 9

427 460 431 421 351 292 280 97 61 55 58 59 59 46

727 759 729 749 689 633 631 423 343 344 344 335 329 270

524 539 557 568 583 605 615 605 571 624 613 597 599 602

39 53 57 59 61 65 69 74 77 17 20 20 22 21

118 131 129 163 181 192 187 176 136 138 135 134 132 83

681 723 743 790 825 862 871 855 784 779 768 751 753 706

206.0 236.6 255.7 568.5 625.9 690.2 772.7 849.4 804.1 381.6 410.4 420.4 425.4 438.4

149.9 145.3 138.5 133.9 140.3 150.0 175.2 202.2 191.7

11,334 11,037 11,474 12,139 13,210 12,508 12,303 10,587 9,407 8,277 8,329 8,072 8,059 7,752

POPULAR, INC.

Gerencia

EQUIPO GERENCIAL EJECUTIVO

CARLOS J. VÁZQUEZ
Vicepresidente Ejecutivo y Principal Oficial Financiero
Popular, Inc.

JUNTA DE DIRECTORES

JOHN W. DIERCKSEN
Principal
Greycrest, LLC

C. KIM GOODWIN
Inversionista Privada

JOAQUÍN E. BACARDÍ, III
Presidente y Principal Oficial Ejecutivo
Bacardí Corporation

MARÍA LUISA FERRÉ
Presidenta y Principal Oficial Ejecutiva
Grupo Ferré Rangel

WILLIAM J. TEUBER JR.
Vicepresidente Ejecutivo
EMC Corporation

ALEJANDRO M. BALLESTER
Presidente
Ballester Hermanos, Inc.

DAVID E. GOEL
Socio Gerente General
Matrix Capital Management Company, LLC

CARLOS A. UNANUE
Presidente
Goya de Puerto Rico

12

POPULAR, INC.

Gerencia

EQUIPO GERENCIAL EJECUTIVO

RICHARD L. CARRIÓN Presidente de la Junta de Directores y Principal O?cial Ejecutivo Popular, Inc.

IGNACIO ÁLVAREZ

Presidente y Principal O?cial de Operaciones Popular, Inc., Banco Popular de Puerto Rico y Popular Community Bank

CARLOS J. VÁZQUEZ Vicepresidente Ejecutivo y Principal O?cial Financiero Popular, Inc.

JAVIER D. FERRER

Vicepresidente Ejecutivo y Principal O?cial Legal Grupo de Consejería General y Asuntos Corporativos Popular, Inc.

ILEANA GONZÁLEZ Vicepresidenta Ejecutiva Grupo de Administración de Crédito Comercial Banco Popular de Puerto Rico

JUAN O. GUERRERO Vicepresidente Ejecutivo Grupo de Servicios Financieros y Seguros Banco Popular de Puerto Rico

GILBERTO MONZÓN Vicepresidente Ejecutivo Grupo de Crédito a Individuo Banco Popular de Puerto Rico

EDUARDO J. NEGRÓN Vicepresidente Ejecutivo Grupo de Administración Popular, Inc.

NÉSTOR O. RIVERA Vicepresidente Ejecutivo Grupo de Banca Individual Banco Popular de Puerto Rico

ELI S. SEPÚLVEDA Vicepresidente Ejecutivo y Principal O?cial de Préstamos Grupo de Crédito Comercial Banco Popular de Puerto Rico

LIDIO SORIANO

Vicepresidente Ejecutivo y Principal O?cial de Riesgo Grupo Corporativo de Manejo de Riesgo Popular, Inc.

Financial Review and

Supplementary Information

Management’s Discussion and

Analysis of Financial Condition

and Results of Operations

Forward-Looking Statements	64

Overview	65

Critical Accounting Policies / Estimates	72

Statement of Operations Analysis	87

Net Interest Income	87

Provision for Loan Losses	92

Non-Interest Income	94

Operating Expenses	96

Income Taxes	97

Fourth Quarter Results	99

Reportable Segment Results	100

Statement of Financial Condition Analysis	104

Assets	104

Deposits and Borrowings	109

Stockholders’ Equity	110

Regulatory Capital	111

Off-Balance Sheet Arrangements and Other Commitments	116

Contractual Obligations and Commercial Commitments	116

Guarantees	117

Risk Management	120

Market / Interest Rate Risk	122

Liquidity	129

Credit Risk Management and Loan Quality	135

Enterprise Risk and Operational Risk Management	164

Adoption of New Accounting Standards and Issued But Not Yet Effective Accounting Standards	165

Statistical Summaries

Statements of Financial Condition	169

Statements of Operations	170

Average Balance Sheet and Summary of Net Interest Income	171

Quarterly Financial Data	173

The following Management’s Discussion and Analysis (“MD&A”) provides information which management believes is necessary for understanding the financial performance of Popular, Inc. and its subsidiaries (the “Corporation” or “Popular”). All accompanying tables, consolidated financial statements, and corresponding notes included in this “Financial Review and Supplementary Information - 2014 Annual Report” (“the report”) should be considered an integral part of this MD&A.

FORWARD-LOOKING STATEMENTS

The information included in this report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to the Corporation’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the anticipated impacts of our acquisition of certain assets and deposits (other than certain brokered deposits) of Doral Bank from the Federal Deposit Insurance Corporation (“FDIC”) as receiver, including transaction expenses and our expectation that the transaction will be accretive and the effect of legal proceedings and new accounting standards on the Corporation’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “continues”, “expect”, “estimate”, “intend”, “project” and similar expressions and future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may” or similar expressions are generally intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve certain risks, uncertainties, estimates and assumptions by management that are difficult to predict. Various factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the rate of growth in the economy and employment levels, as well as general business and economic conditions; changes in interest rates, as well as the magnitude of such changes; the fiscal and monetary policies of the federal government and its agencies; changes in federal bank regulatory and supervisory policies, including required levels of capital and the impact of proposed capital standards on our capital ratios; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Financial Reform Act) on the Corporation’s businesses, business practices and costs of operations; the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; the performance of the stock and bond markets; competition in the financial services industry; additional FDIC assessments; and possible legislative, tax or regulatory changes. Other possible events or factors that could cause results or performance to differ materially from those expressed in these forward-looking statements include the following: negative economic conditions that adversely affect the housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of non-performing assets, charge-offs and provision expense; risks associated with maintaining customer relationships from our acquisition of certain assets and deposits (other than certain brokered deposits) of Doral Bank from the Federal Deposit Insurance Corporation (FDIC) as receiver, including managing any potential customer confusion caused by the alliance structure; changes in interest rates and market liquidity which may reduce interest margins, impact funding sources and affect our ability to originate and distribute financial products in the primary and secondary markets; changes in market rates and prices which may adversely impact the value of financial assets and liabilities; difficulties in converting or integrating the Doral branches or difficulties in providing transition support to alliance co-bidders; liabilities resulting from litigation and regulatory investigations; changes in accounting standards, rules and interpretations; our ability to grow our core businesses; decisions to downsize, sell or close units or otherwise change our business mix; and management’s ability to identify and manage these and other risks. Moreover, the outcome of legal proceedings, as discussed in “Part I, Item 3. Legal Proceedings”, is inherently uncertain and depends on judicial interpretations of law and the findings of regulators, judges and juries.

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

The description of the Corporation’s business and risk factors contained in Item 1 and 1A of its Form 10-K for the year ended December 31, 2014 discusses additional information about the business of the Corporation and the material risk factors that, in addition to the other information in this report, readers should consider.

OVERVIEW

The Corporation is a diversified, publicly-owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the United States (“U.S.”) mainland, and the U.S. and British Virgin Islands. In Puerto Rico, the Corporation provides retail, including residential mortgage loans originations, and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as investment banking, broker-dealer, auto and equipment leasing and financing, and insurance services through specialized subsidiaries. Effective December 31, 2012, Popular Mortgage, which was a wholly-owned subsidiary of BPPR prior to that date, was merged with and into BPPR as part of an internal reorganization. The Corporation’s mortgage origination business continues to be conducted under the brand name Popular Mortgage, a division of BPPR. In the U.S. mainland, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. The BPNA franchise operates under the brand name of Popular Community Bank. BPNA focuses efforts and resources on the core community banking business. BPNA operates branches in New York, New Jersey and Southern Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA. Note 41 to the consolidated financial statements presents information about the Corporation’s business segments.

The Corporation has several investments which accounts for under the equity method. These include the 14.96% interest in EVERTEC, a 15.82% interest in Centro Financiero BHD Leon, S.A. (“BHD Leon”), a 24.9% interest in PR Asset Portfolio 2013-1 International, LLC and a 24.9% interest in PRLP 2011 Holdings LLP, among other investments in limited partnerships which mainly hold investment securities. EVERTEC provides transaction processing services throughout the Caribbean and Latin America, including servicing many of the Corporation’s systems infrastructure and transaction processing businesses. Centro Financiero BHD is a diversified financial services institution operating in the Dominican Republic. PR Asset Portfolio 2013-1 International, LLC is a joint venture to which the Corporation sold construction and commercial loans and commercial and residential real estate owned assets, most of which were non-performing, with a fair value of $306 million during the year 2013. PRLP 2011 Holdings LLP is a joint venture to which the Corporation sold construction and commercial loans, most of which were non-performing, with a fair value of $148 million during the year 2011. For the year ended December 31, 2014, the Corporation recorded approximately $38.2 million in earnings from these investments on an aggregate basis. The carrying amounts of these investments as of December 31, 2014 were $188.1 million. Refer to Note 16 to the consolidated financial statements for additional information of the Corporation’s investments at equity.

Significant events

Acquisition of certain assets and deposits of Doral Bank from the FDIC as receiver

On February 27, 2015, the Corporation’s Puerto Rico banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), in an alliance with co-bidders, including the Corporation’s U.S. mainland banking subsidiary, Banco Popular North America, doing business as Popular Community Bank (“PCB”), had acquired certain assets and all deposits (other than certain brokered deposits) of Doral Bank from the Federal Deposit Insurance Corporation (FDIC) as receiver.

Under the FDIC’s bidding format, BPPR was the lead bidder and party to the purchase and assumption agreement with the FDIC covering all assets and deposits to be acquired by it and its alliance co-bidders. BPPR entered into back to back purchase and assumption agreements with the alliance co-bidders for the transferred assets and deposits.

After taking into account the transfers to the unaffiliated alliance co-bidders, BPPR and PCB together assumed approximately $2.3 billion in deposits and acquired approximately $1.8 billion in performing commercial and residential loans, including:

•

BPPR assumed approximately $612 million in deposits associated with eight of the 18 Puerto Rico branches of Doral Bank and approximately $431 million from its online deposit platform, and approximately $848 million in performing Puerto Rico residential and commercial loans. BPPR purchased the loans at an aggregate discount of 4.71% or $40 million and paid an aggregate premium of 0.93% or $10 million for the deposits it assumed.

•

PCB assumed approximately $1.3 billion in deposits in three New York branches of Doral Bank, and acquired approximately $931 million in performing commercial loans primarily in the New York metropolitan area. PCB purchased the loans at an aggregate premium of 0.57% or $5 million and paid an aggregate premium of 1.99% or $25 million for the deposits it assumed.

In addition, on February 27, 2015, the FDIC, as Receiver for Doral Bank, awarded BPPR the mortgage servicing rights for a loan portfolio of approximately $5 billion in unpaid principal balance, for a purchase price currently estimated at $48.6 million. The transfers of the mortgage servicing rights are subject to a number of specified closing conditions, including the consent of each of Ginnie Mae, Fannie Mae and Freddie Mac in a form acceptable to BPPR, and other customary closing conditions. The transfers are expected to close within the next 60 days, subject to the conditions described above.

There is no loss-sharing arrangement with the FDIC on the acquired assets.

Management believes that this transaction allows the Corporation to effectively deploy excess capital by acquiring banking operations that complement its main market in Puerto Rico and further support the recent reorganization and focus of its US mainland operations in the New York and South Florida markets. The transaction will reduce regulatory capital ratios by approximately 1.5%, excluding the impact of goodwill. The Corporation would continue to reflect excess capital over well capitalized targets in excess of approximately $1.7 billion. The Company expects to record goodwill based on the pricing for the acquired loans at a discount and deposits at a premium of 1.9% and 1.5%, respectively. The transaction is expected to be accretive to earnings in the first twelve months, including transaction costs estimated between $20 to $25 million. Please revise “Forward-Looking Statements” factors to include these statements as forward-looking statements. Furthermore, the incremental earnings expected to be generated from the US based operations would be considered additional positive evidence in our analysis that could result in the realization of a portion of the fully reserved deferred tax asset recorded at PCB.

The transaction was completed based on December 31, 2014 balances and is subject to customary true-up and purchase accounting adjustments through the date of the close. The $1.8 billion in loans and $2.3 billion in deposits acquired by Popular in the transaction did not include any non-performing assets and do not enjoy a loss sharing agreement with the FDIC.

Repayment of TARP funds

On July 2, 2014, the Corporation completed the repayment of TARP funds to the U.S. Treasury through the repurchase of $935 million of trust capital securities issued to the U.S. Treasury under the TARP Capital Purchase Program. The Corporation funded the repurchase through a combination of available cash and approximately $400 million from the proceeds of the issuance of its $450 million aggregate principal amount of 7% Senior Notes due on 2019 which settled on July 1, 2014.

On July 23, 2014, the Corporation also completed the repurchase of the outstanding warrant initially issued to the U.S. Treasury under the TARP Capital Purchase Program in 2008 for a repurchase price of $3.0 million. The warrant represented the right to purchase 2,093,284 shares of the Corporation’s common stock at an exercise price of $67 per share with an original term of 10 years. With the completion of this transaction, the Corporation completed its exit from the TARP Capital Purchase Program.

Reorganization of the U.S operations

During the year ended December 31, 2014, the Corporation completed the sale of its California, Illinois and Central Florida regional operations to three different buyers as part of an internal reorganization. The Corporation recorded a net gain of approximately $33.8 million, after customary transaction costs, as a result of these transactions. In connection with these transactions, the Corporation is relocating certain back office operations to Puerto Rico and New York. After the reorganization is complete, annual operating expenses are expected to decrease by approximately $34 million. This decrease in expenses is expected to offset a similar reduction in revenues that will result from the sale of the regional operations. The Corporation recorded a non-cash goodwill impairment charge of $186.5 million, related to the goodwill asset allocated to these regions. This non-cash charge had no impact on the Corporation’s tangible capital or regulatory capital ratios. The Corporation also executed other transactions as part of the reorganization of its U.S. operations. These included the refinancing of $638 million in structured repos, which resulted in increased margins, at a cost of approximately $39.8 million recognized during 2014. Also, the Corporation completed bulk sales or agreements to sell of non-performing and legacy assets with an aggregate book value of approximately $249 million, at a net loss of $11.1 million.

Current and prior period’s financial information covering income and expense amounts presented in this MD&A has been retrospectively adjusted for the impact of the discontinued operations for comparative purposes. The financial information for prior periods included in this MD&A does not reflect the reclassification of assets and liabilities to discontinued operations.

Adjusted results of operations – Non-GAAP financial measure

The Corporation prepares its Consolidated Financial Statements using accounting principles generally accepted in the U.S. (“U.S. GAAP”), the (“reported basis”). These financial statements appear on pages 177 to 181. In addition to analyzing the Corporation’s results on a reported basis, management monitors the performance of the Corporation on an “adjusted basis” and excludes the impact of certain unusual transactions on the results of its operations. Throughout this MD&A, the Corporation presents a discussion of its financial results excluding the impact of these events to arrive at the “adjusted results”. Management believes that the “adjusted results” provide meaningful information about the underlying performance of the Corporation’s ongoing operations. The “adjusted results” are a Non-GAAP financial measure. Refer to Tables 72-74, for a reconciliation of the reported results to the “adjusted results” for the years ended December 31, 2014 and 2013.

Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

Adjustment to our reserve for loans sold with credit recourse

Our net loss from continuing operations for the year ended December 31, 2014 reported in this annual report is different from what we reported in our earnings release issued on January 23, 2014. The difference is related to an adjustment recorded to increase our reserve for loans sold with credit recourse by approximately $6.5 million. The impact of the adjustment after the applicable income tax is to increase our net loss from continuing operations for the year ended December 31, 2014 by approximately $4.0 million. The impact on our total basic and diluted earnings (loss) per share for the year ended December 31, 2014 was an increase in the net loss of $.03 per share. The impact on our total basic and diluted earnings per share for the quarter ended December 31, 2014 was a reduction in the net income of $0.03 and $0.04 per share, respectively.

Financial highlights for the year ended December 31, 2014

The Corporation’s net loss for the year ended December 31, 2014 amounted to $313.5 million, compared to a net income $599.3 million and $245.3 million, for 2013 and 2012, respectively. Net loss from continuing operations for the year ended December 31, 2014 was $190.5 million, compared to a net income of $558.9 million and $207.5 million, for 2013 and 2012, respectively. The continuing operations for the year 2014 reflect a $414.1 million expense related to the amortization of the discount associated with the TARP funds which were repaid during 2014; a positive adjustment of $12.5 million in the amortization of the FDIC indemnification asset to reverse the impact of accelerated amortization expense recorded in prior periods; and the impact of the BPNA reorganization which included losses on bulk sales of non-performing assets totalling $11.1 million, a $39.7 million expense related to the refinancing of structured repos and restructuring charges of $26.7 million. In addition, during 2014 the Corporation recorded an income tax expense of $20.0 million related to the change in the capital gains tax rate from 15% to 20% and a $8.0 million charge to record a valuation allowance on the deferred tax asset at the holding company, offset by an income tax benefit of $23.4 million resulting from the Closing Agreement with the PR Treasury Department related to the treatment of certain charge-offs for the loans acquired from Westernbank.

The results for 2013 reflect the impact of two bulk sale of non-performing assets resulting in an aggregate after tax loss of $287.7 million, $412.8 million in after tax gains resulting from the initial and subsequent public offerings and related transactions completed by EVERTEC in which the Corporation participated as a selling stockholder and an income tax benefit of $197.5 million reflecting the impact on the deferred tax asset related to the change in the corporate tax rate from 30% to 39%. The results for 2012 reflect an income tax benefit of $72.9 million related to reduction of the deferred tax liability on the estimated gains for tax purposes related to the loans acquired from Westernbank as a result of the closing agreement with the Puerto Rico Department of Treasury, which established that these would be taxed at a capital gain rate. Also, the results from 2012 reflect a benefit of approximately $26.9 million from the Corporation’s share of a tax benefit from a grant received by EVERTEC from the Puerto Rico Government.

Excluding the impact of the above mentioned transactions, the adjusted net income from continuing operations for the year ended December 31, 2014 was $300.7 million, compared to $215.7 million for 2013, while the net income was $343.6 million and $256.2 million for 2014 and 2013, respectively. Refer to Table 72-74 for the reconciliation to the adjusted, Non-GAAP net income.

For the year ended December 31, 2014, net loss from discontinued operations was $123.0 million, compared to a net income of $40.9 million and $37.8 million for 2013 and 2012, respectively. The results for 2014 include a goodwill impairment charge of $186.5 million and the net gain on the sale of the U.S. regional operations amounting to $33.8 million.

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

Table 1 - Selected Financial Data

	Years ended December 31,
(Dollars in thousands, except per common share data)	2014	2013	2012	2011	2010
CONDENSED STATEMENTS OF OPERATIONS
Interest income	$1,633,543	$1,647,940	$1,644,386	$1,806,408	$1,789,836
Interest expense	688,471	303,366	362,759	484,860	622,246

Net interest income	945,072	1,344,574	1,281,627	1,321,548	1,167,590

Provision for loan losses:
Non-covered loans	223,999	536,710	322,234	395,853	911,564
Covered loans	46,135	69,396	74,839	145,635	—
Non-interest income	386,515	791,013	511,489	603,842	1,279,407
Operating expenses	1,193,684	1,221,990	1,214,989	1,143,860	1,261,226
Income tax expense (benefit)	58,279	(251,327)	(26,403)	114,927	108,230

(Loss) income from continuing operations	(190,510)	558,818	207,457	125,115	165,977
(Loss) income from discontinued operations, net of tax	(122,980)	40,509	37,818	26,210	(28,576)

Net (loss) income	$(313,490)	$599,327	$245,275	$151,325	$137,401

Net (loss) income applicable to common stock	$(317,213)	$595,604	$241,552	$147,602	$(54,576)

PER COMMON SHARE DATA[1]
Net (loss) income:
Basic:
From continuing operations	$(1.88)	$5.41	$1.99	$1.19	$(0.30)
From discontinued operations	(1.20)	0.39	0.37	0.25	(0.32)

Total	$(3.08)	$5.80	$2.36	$1.44	$(0.62)

Diluted:
From continuing operations	$(1.88)	$5.39	$1.98	$1.19	$(0.30)
From discontinued operations	(1.20)	0.39	0.37	0.25	(0.32)

Total	$(3.08)	$5.78	$2.35	$1.44	$(0.62)

Book Value	40.76	44.26	39.35	37.71	36.67
Market Price	34.05	28.73	20.79	13.90	31.40
Outstanding shares:
Average - basic	102,848,792	102,693,685	102,429,755	102,179,393	88,515,404
Average - assuming dilution	102,848,792	103,061,475	102,653,610	102,289,496	88,515,404
End of period	103,476,847	103,397,699	103,169,806	102,590,457	102,272,780
AVERAGE BALANCES
Net loans[2]	$22,366,750	$22,799,878	$22,786,545	$23,156,980	$22,959,995
Earning assets	29,897,273	29,741,099	29,510,753	30,470,545	31,292,238
Total assets	35,181,857	36,266,993	36,264,031	38,066,268	38,378,966
Deposits	24,654,954	24,571,382	24,702,622	25,185,910	24,126,467
Borrowings	3,514,203	4,291,861	4,414,483	5,845,407	7,444,013
Total stockholders’ equity	4,555,752	4,176,349	3,843,652	3,732,836	3,259,167
PERIOD END BALANCE
Net loans[2]	$22,053,217	$24,706,719	$25,093,632	$25,314,392	$26,458,855
Allowance for loan losses	601,792	640,555	730,607	815,308	793,225
Earning assets	29,594,365	31,521,963	31,906,198	32,441,983	33,507,582
Total assets	33,096,695	35,749,333	36,507,535	37,348,432	38,814,998
Deposits	24,807,535	26,711,145	27,000,613	27,942,127	26,762,200
Borrowings	3,004,685	3,645,246	4,430,673	4,293,669	6,946,955
Total stockholders’ equity	4,267,382	4,626,150	4,110,000	3,918,753	3,800,531
SELECTED RATIOS
Net interest margin (taxable equivalent basis)[3]	4.96%	4.73%	4.47%	4.48%	3.82%
Return on average total assets	(0.89)	1.65	0.68	0.40	0.36
Return on average common stockholders’ equity	(7.04)	14.43	6.37	4.01	4.37
Tier I Capital to risk-adjusted assets	18.13	19.15	17.35	15.97	14.52
Total Capital to risk-adjusted assets	19.41	20.42	18.63	17.25	15.79

[1]

Per share data is based on the average number of shares outstanding during the periods, except for the book value and market price which are based on the information at the end of the periods. All per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

[2]	Includes loans held-for-sale and covered loans.
[3]

Net interest margin for the year ended December 31, 2014 excludes the impact of the cost associated with the refinancing of structured repos at BPNA and the accelerated amortization of the discount related to the TARP funds amounting to $39.2 million and $414.1 million, respectively. The U.S. GAAP net Interest margin for the year ended December 31, 2014, on a taxable equivalent basis, was 3.45%. Refer additional information on the Net Interest Income section of this MD&A and to the reconciliation in Table 73.

The Corporation has strived to mitigate the decline in earning assets amid challenging economic conditions in Puerto Rico. During the first half of 2013, the Corporation completed two bulk purchases from Puerto Rico financial institutions acquiring $761.3 million in mortgage loans. Also, during 2012, the BPPR reportable segment purchased $265 million in consumer loans. During the first half of 2011, the Corporation completed two bulk purchases of residential mortgage loans from a Puerto Rico financial institution, adding $518 million in performing mortgage loans to its portfolio. The Corporation will continue to look for opportunities to supplement its organic growth with portfolio purchases.

On April 30, 2010, BPPR acquired certain assets and assumed certain liabilities of Westernbank from the FDIC in an assisted transaction. Table 2 provides a summary of the gross revenues derived from the assets acquired in the FDIC-assisted transaction during 2014, 2013 and 2012.

Table 2 - Financial Information - Westernbank FDIC-Assisted Transaction

	Years ended December 31,
(In thousands)	2014	2013	2012
Interest income:
Interest income on covered loans	$293,610	$300,745	$301,441

Total interest income on covered loans	293,610	300,745	301,441

FDIC loss share expense:
Amortization of loss share indemnification asset	(189,959)	(161,635)	(129,676)
Reversal of accelerated amortization in prior periods	12,492	—	—
80% mirror accounting on credit impairment losses[1]	32,038	60,454	58,187
80% mirror accounting on reimbursable expenses	58,117	50,985	30,771
80% mirror accounting on recoveries on covered assets, including rental income on OREOs, subject to reimbursement to the FDIC	(13,124)	(16,057)	(2,979)
80% mirror accounting on amortization of contingent liability on unfunded commitments	—	(473)	(969)
Change in true-up payment obligation	(1,791)	(15,993)	(13,178)
Other	(797)	668	1,633

Total FDIC loss share expense	(103,024)	(82,051)	(56,211)

Fair value change in equity appreciation instrument	—	—	—
Amortization of contingent liability on unfunded commitments (included in other operating income)	—	593	1,211

Total revenues	190,586	219,287	246,441

Provision for loan losses	46,135	69,396	74,839

Total revenues less provision for loan losses	$144,451	$149,891	$171,602

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

Average balances
	Years ended December 31,
(In millions)	2014	2013	2012
Covered loans	$2,771	$3,228	$4,050
FDIC loss share asset	748	1,310	1,680

Interest income on covered loans for the year 2014 amounted to $ 294 million vs. $ 301million in 2013, reflecting a yield of 10.60% vs. 9.32%, for each year respectively. The increase in the yield was due to higher expected cash flows which are reflected in the accretable yield and recognized over the life of the loans and resolutions of loans during the year. This portfolio, due to its nature, should continue to decline as scheduled payments are received and workout arrangements are made. The yield improvement in 2014 reflects higher collections and estimated cash flows, which increase the accretable yield to be taken over the life of the loan pools.

The FDIC loss share reflected an expense of $ 103 million for 2014, compared to $ 82 million for 2013. This was mainly the result of higher amortization of the indemnification asset by $ 28 million, lower mirror accounting on credit impairment losses of $ 28 million, offset by lower unfavorable valuation adjustment on true up payment obligation of $14 million and higher mirror accounting income on reimbursable expenses of $7 million. For 2013, when compared to 2012 this line reflected a negative variance of $ 26 million due to higher amortization of the indemnification asset partially offset by higher mirror accounting on reimbursable expenses.

Although the increase in cash flows increases the accretable yield to be recognized over the life of the loans, it also has the effect of lowering the realizable value of the loss share asset since the Corporation would receive lower FDIC payments under the loss share agreements. This is reflected in the increased amortization of the loss share asset for 2014. The change in the amortization of the loss share asset from 2012 to 2013 also reflected higher expected cash flows from year to year.

The discussion that follows provides highlights of the Corporation’s results of operations for the year ended December 31, 2014 compared to the results of operations of 2013. It also provides some highlights with respect to the Corporation’s financial condition, credit quality, capital and liquidity. Table 3 presents a five-year summary of the components of net income (loss) as a percentage of average total assets.

Table 3 - Components of Net Income (Loss) as a Percentage of Average Total Assets

	2014	2013	2012	2011	2010
Net interest income	2.69%	3.71%	3.54%	3.47%	3.04%
Provision for loan losses	(0.77)	(1.67)	(1.10)	(1.42)	(2.37)
Mortgage banking activities	0.09	0.21	0.23	(0.01)	0.04
Net gain and valuation adjustments on investment securities	—	0.02	—	0.03	0.01
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	0.12	(0.15)	(0.08)	0.01	0.01
Adjustments (expense) to indemnity reserves	(0.12)	(0.10)	(0.06)	(0.09)	(0.19)
Trading account profit (loss)	0.01	(0.04)	0.01	0.13	0.09
FDIC loss share (expense) income	(0.29)	(0.23)	(0.15)	0.17	(0.07)
Fair value change in equity appreciation instrument	—	—	—	0.02	0.11
Gain on sale of processing and technology business	—	—	—	—	1.67
Other non-interest income	1.29	2.47	1.46	1.32	1.66

Total net interest income and non-interest income, net of provision for loan losses	3.02	4.22	3.85	3.63	4.00
Operating expenses	(3.39)	(3.37)	(3.34)	(3.00)	(3.29)

(Loss) income from continuing operations before income tax	(0.37)	0.85	0.51	0.63	0.71
Income tax expense (benefit)	0.17	(0.69)	(0.07)	0.30	0.28

(Loss) income from continuing operations	(0.54)	1.54	0.58	0.33	0.43
(Loss) income from discontinued operations, net of tax	(0.35)	0.11	0.10	0.07	(0.07)

Net (loss) income	(0.89)%	1.65%	0.68%	0.40%	0.36%

Net interest income from the continuing business, on a taxable equivalent basis, for the year ended December 31, 2014 was $1.0 billion compared to $1.4 billion in 2013. Excluding the impact of the repayment of TARP funds and the refinancing of structured repos in the US, the net interest income, on a taxable equivalent basis, in 2014 was $1.5 billion compared to $1.4 billion during 2013. Net interest margin, on a taxable equivalent basis, was 3.45% in 2014. The adjusted net interest margin was 4.96% compared to 4.73% for 2013. The increase in the adjusted net interest margin was mainly related to higher yields from the commercial and mortgage loan portfolios as well as the impact of lower expected losses for the covered portfolio, which increases the accretable yield. Also, the renewal of time deposits at lower rates and lower cost of borrowings, after the repayment of TARP funds and refinancing of structured repos, helped improve margins for 2014. Refer to the Net Interest Income section of this MD&A for a discussion of the major variances in net interest income, including yields and costs.

The provision for loan losses for the non-covered portfolio was $224.0 million for the year ended December 31, 2014, compared to 536.7 million for 2013. Excluding the impact of the bulk loan sales in each respective year, the adjusted provision for the non-covered portfolio was $211.2 million and $218.6 million for 2014 and 2013, respectively. The decline in the adjusted provision was mainly related to higher reserve releases at BPNA, offset by higher provisions at the BPPR segment. The continued economic weakness in Puerto Rico, our principal market, continues to present challenges which are being reflected in its overall reserve levels. The credit metrics in the U.S. reflect strong performance led by the improved risk profile of its loan portfolios, further strengthened by the sale of certain non-performing and legacy assets during the second half of the year 2014. Non-performing loans held in portfolio, at December 31, 2014 were $630.5 million, an increase of $32.6 million from 2013, driven by higher inflows in the BPPR segment, offset by a decline in BPNA due in part to the aforementioned bulk sales of non-performing and legacy assets.

Refer to the Provision for Loan Losses and Credit Risk Management and Loan Quality section of this MD&A for information on the allowance for loan losses, non-performing assets, troubled debt restructurings, net charge-offs and credit quality metrics.

Non-interest income for the year ended December 31, 2014 amounted to $386.5 million, a decrease of $404.5 million, compared with 2013. The FDIC indemnity asset amortization for the year 2014 included a benefit of approximately $12.5 million to reverse the impact of accelerated amortization expense recorded in prior periods. This amount will be recognized as expense over the remaining portion of the loss sharing agreement that expires in the quarter ending June 30, 2015. Excluding the impact of the $12.5 million FDIC indemnity asset amortization adjustment during 2014 and the $357.2 million of significant events during 2013, which include the impact of the NPA’s sales and EVERTEC’s public offerings, non-interest income decreased by $61.5 million principally due to lower income from mortgage banking activities, higher provision for indemnity reserves, and lower service fees and charges on deposits, offset by higher gain on sales of loans, mainly at BPNA, and trading account profits. Refer to the Non-Interest Income section of this MD&A for a table that provides a breakdown of the different categories of non-interest income.

Total operating expenses for the year 2014 amounted to $1.2 billion, a decrease of $28.3 million, when compared with the previous year. Operating expenses for 2014 included non-recurring restructuring charges related to the U.S. operations for $26.7 million, executive compensation costs for $3.0 million, lease cancellation costs for $1.9 million and early debt extinguishment costs for $532 thousand. For the year 2013, operating expenses included $37.0 million in OREO expenses related to the bulk sale of non-performing assets and $1.1 million in professional services mainly related to EVERTEC’s public offerings. Excluding the impact of these charges, detailed in tables 72 and 73, operating expenses for 2014 declined by $22.3 million due mainly to lower pension and medical costs and lower FDIC insurance expense, partially offset by higher professional fees and OREO expenses. Refer to the Operating Expenses section of this MD&A for additional explanations on the major variances in the different categories of operating expenses.

For the year 2014, the Corporation recorded an income tax expense of $58.3 million, compared to a benefit of $251.3 million for the year 2013. During the year 2014, the Corporation recorded an income tax benefit of $23.4 million in connection with a Closing Agreement with the Puerto Rico Department of Treasury related to the income tax treatment of certain charge-offs of the covered portfolio and an expense of approximately $8.0 million to record a valuation allowance in the deferred tax asset at the Holding Company, which were partially offset by an expense of $20.0 million related to the change in the capital gains tax rate from 15% to 20%, pursuant to an amendment to the Puerto Rico Internal Revenue Code. During the year 2013, the Corporation recorded an income tax benefit of $197.5 million reflecting the impact on its deferred tax assets of an amendment to the Puerto Rico Internal Revenue Code which, among other things, increased the marginal tax rate from 30% to 39%. In addition, the Corporation recorded an income tax benefit of $146.4 million in connection with the loss generated on the Puerto Rico operations by the sales of non-performing assets that took place during the year 2013 and a tax expense of $23.7 million related to the gain realized on the sale of a portion of EVERTEC’s shares which was taxable at a preferential tax rate. Refer to the Income Taxes section in this MD&A and Note 43 to the consolidated financial statements for additional information on income taxes.

At December 31, 2014, the Corporation’s total assets were $33.1 billion, compared with $35.7 billion at December 31, 2013, a decrease of $2.6 billion, or 7%. Total earning assets at December 31, 2014 amounted to $29.5 billion, a decrease of $2.0 billion, or 7%, compared with December 31, 2013.

Loans held-in-portfolio, excluding covered loans, totaled $19.4 billion, a decrease of $2.2 billion compared to 2013. The decrease is due mainly to the sale of approximately $1.8 billion in loans from the U.S. discontinued businesses in California, Illinois and Central Florida. Also, during the year, the U.S. operations completed the sale or entered into agreements to sell approximately $249 million of non-performing and legacy loans in addition to sales under its normal workout strategies. The covered portfolio declined by $442.0 million as this portfolio continues its normal run-off. Loans held-for-sale declined by $4.3 million from 2013, due to a decline in mortgage originations for sale in the secondary market, offset by a higher volume of consumer loans, particularly auto loans.

Refer to Table 19 in the Statement of Financial Condition Analysis section of this MD&A for the percentage allocation of the composition of the Corporation’s financing to total assets. Deposits amounted to $24.8 billion at December 31, 2014, compared with $26.7 billion at December 31, 2013. Table 20 presents a breakdown of deposits by major categories. The decrease in deposits is due mainly to the sale of approximately $2.0 billion in deposits in connection with the sale of the California, Illinois and Central Florida regional operations. The Corporation’s borrowings amounted to $3.0 billion at December 31, 2014, compared with $3.6 billion at December 31, 2013. The decline in borrowings is mainly due to lower balance of repos and advances from the Federal Home Loan Bank of NY.

Stockholders’ equity amounted to $4.3 billion at December 31, 2014, compared with $4.6 billion at December 31, 2013. The Corporation continues to be well-capitalized at December 31, 2014. The Tier 1 risk-based capital and Tier 1 common equity to risk-weighted assets stood at 18.13% and 15.89%, respectively, at December 31, 2014, compared with 19.15% and 14.83%, respectively, at December 31, 2013. The change in the Corporation’s regulatory capital ratios from the end of 2013 to December 31, 2014 was principally due to the repurchase on July 2, 2014 of $935 million of capital securities held by the U.S. Treasury in connection with the TARP Capital Purchase Program. This unfavorable impact to the regulatory capital ratios was in part off-set by a reduction in risk-weighted assets, mostly driven by the U.S. regional sales.

In summary, during 2014, the Corporation achieved significant milestones on its continuing efforts to strengthen its operations and the outlook for future profitability as evidenced by the repayment of TARP funds and substantial progress toward the completion of the restructuring of the U.S. operations. The Corporation continues to benefit from its stake in EVERTEC and BHD, the second largest bank in the Dominican Republic, and improved performance of its U.S. operations.

Moving forward, in Puerto Rico, the Corporation will continue to focus on its credit performance and to identify opportunities to complement its organic growth with opportunistic portfolio acquisitions. In the U.S. mainland, the Corporation expects to solidify the trend of improving credit quality by continuing the run-off or disposition of legacy portfolios, actively managing the existing classified portfolio, and identifying new asset growth opportunities in selected loan categories.

For further discussion of operating results, financial condition and business risks refer to the narrative and tables included herein.

The shares of the Corporation’s common stock are traded on the NASDAQ Global Select Market under the symbol BPOP. Table 4 shows the Corporation’s common stock performance on a quarterly basis during the last five years.

Table 4 - Common Stock Performance

	Market Price		Cash Dividends	Book Value	Dividend	Price/ Earnings		Market/Book
	High	Low	Declared per Share	Per Share	Yield [1]	Ratio		Ratio
2014				$40.76	N.M.	(11.06	)x	83.54%
4th quarter	$34.14	$27.34	$—
3rd quarter	34.64	29.44	—
2nd quarter	34.18	28.93	—
1st quarter	31.50	25.50	—

2013				44.26	N.M.	4.95		64.91
4th quarter	$29.17	$24.07	$—
3rd quarter	34.20	26.25	—
2nd quarter	30.60	26.88	—
1st quarter	28.92	21.70	—

2012				39.35	N.M.	8.85		52.83
4th quarter	$20.90	$17.42	$—
3rd quarter	18.74	13.55	—
2nd quarter	21.20	13.58	—
1st quarter	23.00	14.30	—

2011				37.71	N.M.	9.65		36.86
4th quarter	$19.00	$11.15	$—
3rd quarter	28.30	13.70	—
2nd quarter	32.40	26.30	—
1st quarter	35.33	28.70	—

2010				36.67	N.M.	(50.65)		85.63
4th quarter	$31.40	$27.01	$—
3rd quarter	29.50	24.50	—
2nd quarter	40.20	26.40	—
1st quarter	29.10	17.50	—

[1]	Based on the average high and low market price for the four quarters.

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

Refer to Note 35 to the consolidated financial statements for information on the Corporation’s fair value measurement disclosures required by the applicable accounting standard. At December 31, 2014, approximately $ 5.5 billion, or 97%, of the assets measured at fair value on a recurring basis used market-based or market-derived valuation methodology and, therefore, were classified as Level 1 or Level 2. The majority of instruments measured at fair value were classified as Level 2, including U.S. Treasury securities, obligations of U.S. Government sponsored entities, obligations of Puerto Rico, States and political subdivisions, most mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”), and derivative instruments. U.S. Treasury securities were valued based on yields that were interpolated from the constant maturity treasury curve. Obligations of U.S. Government sponsored entities were priced based on an active exchange market and on quoted prices for similar securities. Obligations of Puerto Rico, States and political subdivisions were valued based on trades, bid price or spread, two sided markets, quotes, benchmark curves, market data feeds, discount and capital rates and trustee reports. MBS and CMOs were priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Refer to the Derivatives section below for a description of the valuation techniques used to value these derivative instruments.

The remaining 3% of assets measured at fair value on a recurring basis at December 31, 2014 were classified as Level 3 since their valuation methodology considered significant unobservable inputs. The financial assets measured as Level 3 included mostly Puerto Rico tax-exempt GNMA mortgage-backed securities and mortgage servicing rights (“MSRs”). GNMA tax exempt mortgage-backed securities are priced using a local demand price matrix prepared from local dealer quotes, and other local investments such as corporate securities and local mutual funds which are priced by local dealers. MSRs, on the other hand, are priced internally using a discounted cash flow model which considers servicing fees, portfolio characteristics, prepayment assumptions, delinquency rates, late charges, other ancillary revenues, cost to service and other economic factors. Additionally, the Corporation reported $ 93 million of financial assets that were measured at fair value on a nonrecurring basis at December 31, 2014, all of which were classified as Level 3 in the hierarchy.

Broker quotes used for fair value measurements inherently reflect any lack of liquidity in the market since they represent an exit price from the perspective of the market participants. Financial assets that were fair valued using broker quotes amounted to $ 22 million at December 31, 2014, of which $ 14 million were Level 3 assets and $ 8 million were Level 2 assets. Level 3 assets consisted principally of tax-exempt GNMA mortgage-backed securities. Fair value for these securities was based on an internally-prepared matrix derived from an average of two indicative local broker quotes. The main input used in the matrix pricing was non-binding local broker quotes obtained from limited trade activity. Therefore, these securities were classified as Level 3.

There were no transfers in and/or out of Level 1, Level 2, or Level 3 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2014 and 2013. There were no transfers in and/or out of Level 1 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2012. There were $ 2 million in transfers from Level 2 to Level 3 and $8 million in transfers from Level 3 to Level 2 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2012. The transfers from Level 2 to Level 3 of trading mortgage-backed securities were the result of a change in valuation technique to a matrix pricing model, based on indicative prices provided by brokers. The transfers from Level 3 to Level 2 of trading mortgage-backed securities resulted from observable market data becoming available for these securities. The Corporation’s policy is to recognize transfers as of the end of the reporting period.

Trading Account Securities and Investment Securities Available-for-Sale

The majority of the values for trading account securities and investment securities available-for-sale are obtained from third-party pricing services and are validated with alternate pricing sources when available. Securities not priced by a secondary pricing source are documented and validated internally according to their significance to the Corporation’s financial statements. Management has established materiality thresholds according to the investment class to monitor and investigate material deviations in prices obtained from the primary pricing service provider and the secondary pricing source used as support for the valuation results. During the year ended December 31, 2014, the Corporation did not adjust any prices obtained from pricing service providers or broker dealers.

Inputs are evaluated to ascertain that they consider current market conditions, including the relative liquidity of the market. When a market quote for a specific security is not available, the pricing service provider generally uses observable data to derive an exit price for the instrument, such as benchmark yield curves and trade data for similar products. To the extent trading data is not available, the pricing service provider relies on specific information including dialogue with brokers, buy side clients, credit ratings, spreads to established benchmarks and transactions on similar securities, to draw correlations based on the characteristics of the evaluated instrument. If for any reason the pricing service provider cannot observe data required to feed its model, it discontinues pricing the instrument. During the year ended December 31, 2014, none of the Corporation’s investment securities were subject to pricing discontinuance by the pricing service providers. The pricing methodology and approach of our primary pricing service providers is concluded to be consistent with the fair value measurement guidance.

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

At December 31, 2014, the Corporation’s portfolio of trading and investment securities available-for-sale amounted to $ 5.5 billion and represented 97% of the Corporation’s assets measured at fair value on a recurring basis. At December 31, 2014, net unrealized gains on the trading securities approximated $7 million and net unrealized losses on available-for-sale investment securities portfolio approximated to $ 8 million. Fair values for most of the Corporation’s trading and investment securities available-for-sale were classified as Level 2. Trading and investment securities available-for-sale classified as Level 3, which were the securities that involved the highest degree of judgment, represent less than 1% of the Corporation’s total portfolio of trading and investment securities available-for-sale.

Mortgage Servicing Rights

Mortgage servicing rights (“MSRs”), which amounted to $ 149 million at December 31, 2014, and are primarily related to residential mortgage loans originated in Puerto Rico, do not trade in an active, open market with readily observable prices. Fair value is estimated based upon discounted net cash flows calculated from a combination of loan level data and market assumptions. The valuation model combines loans with common characteristics that impact servicing cash flows (e.g. investor, remittance cycle, interest rate, product type, etc.) in order to project net cash flows. Market valuation assumptions include prepayment speeds, discount rate, cost to service, escrow account earnings, and contractual servicing fee income, among other considerations. Prepayment speeds are derived from market data that is more relevant to the U.S. mainland loan portfolios and, thus, are adjusted for the Corporation’s loan characteristics and portfolio behavior since prepayment rates in Puerto Rico have been historically lower. Other assumptions are, in the most part, directly obtained from third-party providers. Disclosure of two of the key economic assumptions used to measure MSRs, which are prepayment speed and discount rate, and a sensitivity analysis to adverse changes to these assumptions, is included in Note 15 to the consolidated financial statements.

Derivatives

Derivatives, such as interest rate swaps, interest rate caps and indexed options, are traded in over-the-counter active markets. These derivatives are indexed to an observable interest rate benchmark, such as LIBOR or equity indexes, and are priced using an income approach based on present value and option pricing models using observable inputs. Other derivatives are liquid and have quoted prices, such as forward contracts or “to be announced securities” (“TBAs”). All of these derivatives held by the Corporation were classified as Level 2. Valuations of derivative assets and liabilities reflect the values associated with counterparty risk and nonperformance risk, respectively. The non-performance risk, which measures the Corporation’s own credit risk, is determined using internally-developed models that consider the net realizable value of the collateral posted, remaining term, and the creditworthiness or credit standing of the Corporation. The counterparty risk is also determined using internally-developed models which incorporate the creditworthiness of the entity that bears the risk, net realizable value of the collateral received, and available public data or internally-developed data to determine their probability of default. To manage the level of credit risk, the Corporation employs procedures for credit approvals and credit limits, monitors the counterparties’ credit condition, enters into master netting agreements whenever possible and, when appropriate, requests additional collateral. During the year ended December 31, 2014, inclusion of credit risk in the fair value of the derivatives resulted in a net gain of $1.1 million recorded in the other operating income and interest expense captions of the consolidated statement of operations, which consisted of a loss of $0.1 million resulting from the Corporation’s own credit standing adjustment and a gain of $1.2 million from the assessment of the counterparties’ credit risk.

Contingent consideration liability

The fair value of the true-up payment obligation (contingent consideration) to the FDIC as it relates to the Westernbank FDIC-assisted transaction amounted to $ 129 million at December 31, 2014. The fair value was estimated using projected cash flows related to the loss sharing agreements at the true-up measurement date, taking into consideration the intrinsic loss estimate, asset premium/discount, cumulative shared loss payments, and the cumulative servicing amount related to the loan portfolio. Refer to Note 13 to the consolidated financial statements for a description of the true-up payment formula. The true-up payment obligation was discounted using a term rate consistent with the time remaining until the payment is due. The discount rate was an estimate of the sum of the risk-free benchmark rate for the term remaining before the true-up payment is due and a risk premium to account for the credit risk profile of BPPR. The risk premium was calculated using a three day average of Popular, Inc.’s 5-year note issuance.

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

•

Recent loss trend adjustment, which replaces the base loss rate with a 12-month average loss rate, when these trends are higher than the respective base loss rates. The objective of this adjustment is to allow for a more recent loss trend to be captured and reflected in the ALLL estimation process. As part of the annual review of the components of the ALLL models, as discussed in the following paragraphs and implemented as of June 30, 2014, the Corporation eliminated the use of caps in the recent loss trend adjustment for the consumer and mortgage portfolios, among other enhancements. For the period ended December 31, 2013, the recent loss trend adjustment caps for the consumer and mortgage portfolios were triggered in only one portfolio segment within the Puerto Rico consumer portfolio. Management assessed the impact of the applicable cap through a review of qualitative factors that specifically considered the drivers of recent loss trends and changes to the portfolio composition. The related effect of the aforementioned cap was immaterial for the overall level of the Allowance for Loan and Lease Losses for the Puerto Rico Consumer portfolio.

For the period ended December 31, 2014, 50% (December 31, 2013 - 27%) of the ALLL for BPPR non-covered loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was mainly concentrated in the commercial multi-family, commercial and industrial, personal and auto loan portfolios for 2014, and in the commercial multi-family, mortgage, and leasing portfolios for 2013.

For the period ended December 31, 2014, 21% (December 31, 2013 - 29%) of the ALLL for BPNA loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was mainly concentrated in the commercial multi-family, commercial and industrial and legacy loan portfolios for 2014 and in the commercial multi-family, commercial real estate non-owner occupied and commercial and industrial portfolios for 2013.

•

Environmental factors, which include credit and macroeconomic indicators such as unemployment rate, economic activity index and delinquency rates, adopted to account for current market conditions that are likely to cause estimated credit losses to differ from historical losses. The Corporation reflects the effect of these environmental factors on each loan group as an adjustment that, as appropriate, increases the historical loss rate applied to each group. Environmental factors provide updated perspective on credit and economic conditions. Regression analysis is used to select these indicators and quantify the effect on the general reserve of the allowance for loan losses.

During the second quarter of 2014, management completed the annual review of the components of the ALLL models. As part of this review management updated core metrics and revised certain components related to the estimation process for evaluating the adequacy of the general reserve of the allowance for loan losses. These enhancements to the ALLL methodology, which are described in the paragraphs below, were implemented as of June 30, 2014 and resulted in a net decrease to the allowance for loan losses of $18.7 million for the non-covered portfolio and a net increase to the allowance for loan losses of $0.8 million for the covered portfolio.

Management made the following principal enhancements to the methodology during the second quarter of 2014:

•

Annual review and recalibration of the environmental factors adjustment. The environmental factor adjustments are developed by performing regression analyses on selected credit and economic indicators for each applicable loan segment. During the second quarter of 2014, the environmental factor models used to account for changes in current credit and macroeconomic conditions were reviewed and recalibrated based on the latest applicable trends. Management also revised the application of environmental factors to the historical loss rates to consider last 12 month trends of the applicable credit and macroeconomic indicators applied as an incremental adjustment to account for emerging risks not necessarily considered in the historical loss rates.

The combined effect of the aforementioned recalibration and enhancements to the environmental factors adjustment resulted in a decrease to the allowance for loan losses of $17 million at June 30, 2014, of which $14.1 million related to the non-covered BPPR segment and $3.7 million related to the BPNA segment, offset in part by a $0.8 million increase in the BPPR covered segment.

•

Increased the historical look-back period for determining the recent loss trend adjustment for consumer and mortgage loans. The Corporation increased the look-back period for assessing recent trends applicable to the determination of consumer and mortgage loan net charge-offs from 6 months to 12 months and eliminated the use of caps. Previously, the Corporation used a recent loss trend adjustment based on 6 months of net charge-offs up to a determined cap. Given the current overall consumer and mortgage credit quality improvements, management concluded that a 12-month look-back period for the recent loss trend adjustment aligns the Corporation’s allowance for loan losses methodology to current credit quality trends while limiting excessive pro-cyclicality given the longer look-back period analysis, thus, eliminating the aforementioned caps.

The combined effect of the aforementioned enhancements to the recent loss trend adjustment resulted in a decrease to the allowance for loan losses of $1 million at June 30, 2014, of which $0.9 million related to the non-covered BPPR segment and $0.1 million related to the BPNA segment.

According to the loan impairment accounting guidance in ASC Section 310-10-35, a loan is impaired when, based on current information and events, it is probable that the principal and/or interest are not going to be collected according to the original contractual terms of the loan agreement. Current information and events include “environmental” factors, e.g. existing industry, geographical, economic and political factors. Probable means the future event or events which will confirm the loss or impairment of the loan is likely to occur.

The Corporation defines commercial and construction impaired loans as borrowers with total debt greater than or equal to $1 million with 90 days or more past due, as well as all loans whose terms have been modified in a trouble debt restructuring (“TDRs”). In addition, larger commercial and construction loans ($1 million and over) that exhibit probable or observed credit weaknesses are subject to individual review and thus evaluated for impairment. Commercial and construction loans that originally met the Corporation’s threshold for impairment identification in a prior period, but due to charge-offs or payments are currently below the $1 million threshold and are still 90 days past due, except for TDRs, are accounted for under the Corporation’s general reserve methodology. Although the accounting codification guidance for specific impairment of a loan excludes large groups of smaller balance homogeneous loans that are collectively evaluated for impairment (e.g. mortgage and consumer loans), it specifically requires that loan modifications considered troubled debt restructurings (“TDRs”) be analyzed under its provisions. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate, the observable market price of the loan, if available, or the fair value of the collateral if the loan is collateral dependent.

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

Refer to Note 12 to the consolidated financial statements for disclosures on the impact of adopting ASU 2011-02 and to Note 3 for a general description of the ASU 2011-02 guidance.

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

•

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

Management evaluates the realization of the deferred tax asset by taxing jurisdiction, the US mainland operations are evaluated as a whole since a consolidated income tax return is filed, on the other hand the deferred tax asset related to the Puerto Rico operations is evaluated on an entity by entity basis, since no consolidation is allowed in the income tax filing. Accordingly this evaluation is composed of three major components, US mainland operations, Puerto Rico banking operations and Holding Company.

For purposes of assessing the realization of the deferred tax assets in the U.S. mainland operations management evaluates and weights all available positive and negative evidence. The Corporation’s U.S. mainland operations are no longer in a cumulative loss position for the three-year period ended December 31, 2014 taking into account taxable income exclusive of reversing temporary differences (“adjusted book income”). This represents positive evidence within management’s evaluation. However, the book income for the years 2013 and 2014 was significantly impacted by a reversal of the loan loss provision due to the improved credit quality of the loan portfolios. The U.S. mainland operations did not report taxable income for the years 2011, 2012 and 2013, although it did report taxable income for the year ended December 31, 2014. Also, the normalized future performance of this operation is uncertain to estimate since the business operation has changed after the sale of three regions and the restructure of administrative functions has not been completed. The lack of a sustained level of taxable income together with the uncertainties regarding the estimate of future normalized level of profitability and cost savings related to the restructure represents strong negative evidence within management’s evaluation. This determination is updated each quarter and adjusted as any changes arise. After weighting of all positive and negative evidence management concluded, as of the reporting date, that it is more likely than not that the Corporation will not be able to realize any portion of the deferred tax assets related to the U.S. mainland operations, considering the criteria of ASC Topic 740. If the Corporation is able to meet its operating targets in the U.S. and the results of the reorganization yield the expected results, this would be considered positive evidence within management’s evaluation which could outweigh the negative evidence and result in the realization of a portion of the fully reserved deferred tax asset recorded at PCB.

At December 31, 2014, the Corporation’s net deferred tax assets related to its Puerto Rico operations amounted to $812 million. The Corporation’s Puerto Rico Banking operation is not in a cumulative loss position and has sustained profitability for the three year period ended December 31, 2014, exclusive of the loss generated on the sales of non performing assets that took place in 2013 which is not a continuing condition of the operations. This is considered a strong piece of objectively verifiable positive evidence that out weights any negative evidence considered by management in the evaluation of the realization of the deferred tax asset. Based on this evidence, the Corporation has concluded that it is more likely than not that such net deferred tax asset of the Puerto Rico operations will be realized.

The Holding Company operation is not in a cumulative loss position for the three year period ended December 31, 2014. However, the interest expense under the newly issued $450 million subordinated notes which partially funded the repayment of TARP funds in 2014, bearing interest at 7%, will be tax deductible, and contrary to the interest expense payable on the note issued to the U.S. Treasury under TARP. Based on this new fact pattern the Holding Company is expecting to have losses for income tax purposes exclusive of reversing temporary differences. Since as required by ASC 740 the historical information should be supplemented by all currently available information about future years, the expected losses in future years is considered by management a strong negative evidence that suggests that income in future years will be insufficient to support the realization of all deferred tax asset. After weighting of all positive and negative evidence management concluded, as of the reporting date, that it is more likely than not that the Holding Company will not be able to realize any portion of the deferred tax assets, considering the criteria of ASC Topic 740.

Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Code provides a dividends-received deduction of 100% on dividends received from “controlled” subsidiaries subject to taxation in Puerto Rico and 85% on dividends received from other taxable domestic corporations.

Changes in the Corporation’s estimates can occur due to changes in tax rates, new business strategies, newly enacted guidance, and resolution of issues with taxing authorities regarding previously taken tax positions. Such changes could affect the amount of accrued taxes. The current income tax payable for 2014 has been paid during the year in accordance with estimated tax payments rules. Any remaining payment will not have any significant impact on liquidity and capital resources.

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

The amount of unrecognized tax benefits, including accrued interest, at December 31, 2014 amounted to $9.8 million. Refer to Note 43 to the consolidated financial statements for further information on this subject matter. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $6.7 million.

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

At December 31, 2014, goodwill amounted to $466 million. Note 20 to the consolidated financial statements provides the assignment of goodwill by reportable segment and the Corporate group.

The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2014 using July 31, 2014 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which are the legal entities within the reportable segment. The Corporation assigns goodwill to the reporting units when carrying out a business combination.

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

For purposes of the discounted cash flows (“DCF”) approach, the valuation is based on estimated future cash flows. The financial projections used in the DCF valuation analysis for each reporting unit are based on the most recent (as of the valuation date) financial projections presented to the Corporation’s Asset / Liability Management Committee (“ALCO”). The growth assumptions included in these projections are based on management’s expectations for each reporting unit’s financial prospects considering economic and industry conditions as well as particular plans of each entity (i.e. restructuring plans, de-leveraging, etc.). The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 12.15% to 16.83% for the 2014 analysis. The Ibbotson Build-Up Method builds up a cost of equity starting with the rate of return of a “risk-free” asset (20-year U.S. Treasury note) and adds to it additional risk elements such as equity risk premium, size premium and industry risk premium. The resulting discount rates were analyzed in terms of reasonability given the current market conditions and adjustments were made when necessary.

For BPNA reporting unit, the average estimated fair value calculated in Step 1, using all valuation methodologies exceeded BPNA’s equity value by approximately $205 million in the July 31, 2014 annual test. Accordingly, there is no indication of impairment of goodwill recorded in BPNA at July 31, 2014 and there is no need for a Step 2 analysis. BPNA failed Step 1 in the annual test as of July 31, 2013 requiring the completion of Step 2. The results of the Step 2 indicated that the implied fair value of goodwill exceeded the goodwill carrying value at July 31, 2013 resulting in no goodwill impairment.

For the BPPR reporting unit, the average estimated fair value calculated in Step 1 using all valuation methodologies exceeded BPPR’s equity value by approximately $337 million in the July 31, 2014 annual test as compared with approximately $387 million at July 31, 2013. This result indicates there would be no indication of impairment on the goodwill recorded in BPPR at July 31, 2014. The goodwill balance of BPPR and BPNA, as legal entities, represented approximately 95% of the Corporation’s total goodwill balance as of the July 31, 2014 valuation date.

Furthermore, as part of the analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2014 annual assessment were reasonable.

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

At December 31, 2014 and 2013, other than goodwill, the Corporation had $ 6 million of identifiable intangible assets, with indefinite useful lives, mostly associated with E-LOAN’S trademark.

The valuation of the E-LOAN trademark was performed using the “relief-from-royalty” valuation approach. The basis of the “relief-from-royalty” method is that, by virtue of having ownership of the trademark, the Corporation is relieved from having to pay a royalty, usually expressed as a percentage of revenue, for the use of trademark. The main attributes involved in the valuation of this intangible asset include the royalty rate, revenue projections that benefit from the use of this intangible, after-tax royalty savings derived from the ownership of the intangible, and the discount rate to apply to the projected benefits to arrive at the present value of this intangible. Since estimates are an integral part of this trademark impairment analysis, changes in these estimates could have a significant impact on the calculated fair value. There were no impairments recognized during the years ended December 31, 2014 and 2013 related to E-LOAN’s trademark.

Pension and Postretirement Benefit Obligations

The Corporation provides pension and restoration benefit plans for certain employees of various subsidiaries. The Corporation also provides certain health care benefits for retired employees of BPPR. The non-contributory defined pension and benefit restoration plans (“the Plans”) are frozen with regards to all future benefit accruals.

The estimated benefit costs and obligations of the pension and postretirement benefit plans are impacted by the use of subjective assumptions, which can materially affect recorded amounts, including expected returns on plan assets, discount rates, termination rates, retirement rates and health care trend rates. Management applies judgment in the determination of these factors, which normally undergo evaluation against current industry practice and the actual experience of the Corporation. The Corporation uses an independent actuarial firm for assistance in the determination of the pension and postretirement benefit costs and obligations. Detailed information on the Plans and related valuation assumptions are included in Note 37 to the consolidated financial statements.

The Corporation periodically reviews its assumption for the long-term expected return on pension plan assets. The Plans’ assets fair value at December 31, 2014 was $697.2 million. The expected return on plan assets is determined by considering various factors, including a total fund return estimate based on a weighted-average of estimated returns for each asset class in the plan. Asset class returns are estimated using current and projected economic and market factors such as real rates of return, inflation, credit spreads, equity risk premiums and excess return expectations.

As part of the review, the Corporation’s independent consulting actuaries performed an analysis of expected returns based on the plan’s asset allocation at January 1, 2015. This analysis is reviewed by the Corporation and used as a tool to develop expected rates of return, together with other data. This forecast reflects the actuarial firm’s view of expected long-term rates of return for each significant asset class or economic indicator; for example, 8.8% for large cap stocks, 9.0% for small cap stocks, 9.2% for international stocks and 3.8% for aggregate fixed-income securities at January 1, 2015. A range of expected investment returns is developed, and this range relies both on forecasts and on broad-market historical benchmarks for expected returns, correlations, and volatilities for each asset class.

As a consequence of recent reviews, the Corporation decreased its expected return on plan assets for year 2015 to 7.00%. The 7.25% had been used as the expected rate of return in 2014 and 2013. Since the expected return assumption is on a long-term basis, it is not materially impacted by the yearly fluctuations (either positive or negative) in the actual return on assets.

During 2013, the Corporation offered a Lump Sum Distribution to terminated vested participants whose deferred pension has a current value of up to $40 thousand. The acceptance of this offer was voluntary and relieved the Corporation of all future obligations related to the terminated vested participants who accepted the offer.

Pension expense for the Plans amounted to the credit of $8.9 million in 2014. The total pension expense included a credit of $48.9 million for the expected return on assets.

Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2015 from 7.00% to 6.75% would increase the projected 2015 expense for the Banco Popular de Puerto Rico Retirement Plan, the Corporation’s largest plan, by approximately $1.6 million.

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

The Corporation uses the Towers Watson RATE: Link (10/90) Model to discount the expected program cash flows of the plans as a guide in the selection of the discount rate. The Corporation used a discount rate of 3.90% to determine the plans benefit obligation at December 31, 2014, compared with 4.70% at December 31, 2013.

A 50 basis point decrease in the assumed discount rate of 3.90% as of the beginning of 2015 would increase the projected 2015 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2.5 million. The change would not affect the minimum required contribution to the Plan.

For 2014 the Corporation elected to use the base mortality table reviewed by the Society of Actuaries (“SOA”) (“RP 2014”) adjusted for its own experience using the Tower Watson’s Mortality Credibility Tool. The RP 2014 mortality rates were reduced by 6.5% at all ages. These rates are first applied as of December 31, 2014 for the financial statement obligation disclosure and 2015 expense. The Corporation also adopted, as of December 31, 2014, the future mortality improvement scale released by the SOA (“MP 2014”) without adjustments as the mortality improvement scale. MP 2014 is applied on a generational basis.

The Corporation also provides a postretirement health care benefit plan for certain employees of BPPR. This plan was unfunded (no assets were held by the plan) at December 31, 2014. The Corporation had an accrual for postretirement benefit costs of $161.8 million at December 31, 2014 using a discount rate of 4.00%. Assumed health care trend rates may have significant effects on the amounts reported for the health care plan. Note 37 to the consolidated financial statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have on specified cost components and the postretirement benefit obligation of the Corporation.

STATEMENT OF OPERATIONS ANALYSIS

Net Interest Income

Net interest income is the principal source of earnings of the Corporation. It is defined as the difference between the revenue generated from earning assets less the interest cost of funding those assets. Net interest income is subject to several risk factors, including market driven events, changes in volumes and repricing characteristics of assets and liabilities, as well as strategic decisions made by the Corporation’s management. Net interest income from the continuing business, on a taxable equivalent basis, for the year ended December 31, 2014 was $1,032 million compared to $1,407 million in 2013. During the year 2014, two important events affected the net interest margin of the Corporation: on July 2, 2014, upon repayment of TARP, the Corporation recognized $414.1 million as interest expense from the accelerated amortization of the related discount and deferred costs, and during the third quarter of 2014, $39.2 million was recognized as interest expense associated to the refinancing of $638 million in long term structured repos in the U.S. with a cost of 4.41%, which were replaced with lower cost short term repos of a similar amount. Excluding the impact of these transactions, the net interest income of the Corporation on a taxable equivalent basis was $1,485 million compared to $1,407 million during 2013.

As mentioned above, during 2014, the Corporation completed the sale of its California, Central Florida and Illinois regions, as part of the reorganization of its U.S. operations. The operating results from these regions have been separately presented for all periods as discontinued operations, as required by US GAAP. The 2013 levels and yields have been adjusted to exclude the net interest income and respective volumes of assets and liabilities from the regions sold to present comparable results.

The average key index rates for the years 2012 through 2014 were as follows:

	2014	2013	2012
Prime rate	3.25%	3.25%	3.25%
Fed funds rate	0.08	0.07	0.14
3-month LIBOR	0.23	0.27	0.42
3-month Treasury Bill	0.05	0.05	0.08
10-year Treasury	2.53	2.36	1.74
FNMA 30-year	3.41	3.61	3.07

Net interest income on a taxable equivalent basis – Non-GAAP financial measure

The interest earning assets include investment securities and loans that are exempt from income tax, principally in Puerto Rico. The main sources of tax-exempt interest income are certain investments in obligations of the U.S. Government, its agencies and sponsored entities, and certain obligations of the Commonwealth of Puerto Rico and its agencies and assets held by the Corporation’s international banking entities. To facilitate the comparison of all interest related to these assets, the interest income has been converted to a taxable equivalent basis, using the applicable statutory income tax rates for each period. The taxable equivalent computation considers the interest expense and other related expense disallowances required by the Puerto Rico tax law. Under this law, the exempt interest can be deducted up to the amount of taxable income. Net interest income on a taxable equivalent basis is a non-GAAP financial measure. Management believes that this presentation provides meaningful information since it facilitates the comparison of revenues arising from taxable and exempt sources. Tables 5 and 6 present the net interest income on a taxable equivalent basis and present the impact of the taxable equivalent adjustment to reconcile to the net interest income as presented in the Corporations’ financial statements under U.S.GAAP.

The increase in the taxable equivalent adjustment in 2014 as compared to 2013 is mainly due to a higher yield on loans to the public sector, higher volume of US Treasury and Agency securities and higher exempt income from investments at the international banking entities. Also, the year 2014 reflected higher interest income from exempt mortgage loans due to the reversal of $5.9 million of interest from reverse mortgages at BPPR during the third quarter of 2013 which had been accrued in excess of the amount insured by FHA.

Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale. Non-accrual loans have been included in the respective average loans and leases categories. Loan fees collected and costs incurred in the origination of loans are deferred and amortized over the term of the loan as an adjustment to interest yield. Prepayment penalties, late fees collected and the amortization of premiums / discounts on purchased loans are also included as part of the loan yield. Interest income for the period ended December 31, 2014 included a favorable impact, excluding the discount accretion on covered loans accounted for under ASC Subtopic 310-30, of $5.2 million, related to those items, compared to a favorable impact of $12.0 million for the same period in 2013, and $18.4 million in 2012. The $6.8 million reduction from 2013 to 2014 resulted in part from higher amortization of fees, under SFAS 91, from commercial loans.

Table 5 presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2014, as compared with the same period in 2013, segregated by major categories of interest earning assets and interest bearing liabilities. Net interest margin, on a taxable equivalent basis was 3.45% in 2014; excluding the above mentioned non recurring interest expense charges related to the repayment of TARP funds and the refinancing of structured repos in the US, the net interest margin was 4.96% compared to 4.73% and 4.47% for 2013 and 2012, respectively. The main variances are discussed below:

•	Higher yield from commercial loans mainly related to new or repriced loans at higher yields, particularly loans to the Puerto Rico public sector.

•

A higher yield from mortgage loans due to a reversal of $5.9 million of interest from reverse mortgages at BPPR during the third quarter of 2013 which had been accrued in excess of the amount insured by FHA. Higher volume of consumer loans, mainly auto loans from Popular Auto.

•

A higher yield from covered loans due to higher expected cash flows which are reflected in the accretable yield to be recognized over the average life of the loans and loan resolutions during 2014; partially offset by the change in the estimated life of certain commercial loans that resulted in an extension of the period in which the accretion of income will be recorded. The positive variance in yield was partially offset by a lower proportion of covered loans to total earning assets. This portfolio, due to its nature, will continue to decline as scheduled payments are received and workout arrangements are made. For a detailed movement of covered loans refer to Note 11 of this Annual Report.

•

Lower cost of interest bearing deposits, mainly individual certificates of deposits, IRAs and brokered CDs related to renewal of maturities in a low interest rate environment and management’s efforts to reduce deposit costs.

•

A lower cost of borrowings due to the repayment of TARP funds and the refinancing of US structure repos, as described above. Also, during the third quarter of 2013, $233.2 million in senior notes were repaid with an average cost of approximately 7.77%. These positive variances were partially offset by the issuance of $450 million of senior notes at 7%, which were used to partially fund the repayment of TARP.

These positive variances were partially offset by a lower yield from leases due mainly to new activity at lower rates.

Average earning assets increased $156 million when compared with 2013 mainly a higher volume of investment securities and consumer loans primarily related to Popular Auto initiatives, partially offset by a lower volume of construction loans and a reduction in the covered loan portfolio as mentioned above.

Average interest bearing liabilities decreased $864 million in 2014 mainly a lower volume of borrowed money and broker CDs due to lower funding needs, partially offset by higher volume of non maturity deposits. Also, for 2014 there was a higher volume of non interest bearing sources of funds, which helped improve the net interest margin.

Net interest margin, on a taxable equivalent basis, increased 26 basis points to 4.73% in 2013 compared to 4.47% for the year ended December 31, 2012. The taxable equivalent adjustment for the year ended December 31, 2013 increased by $25.7 million from the year 2012. This increase was mainly due to the amendment in 2013 of the Commonwealth’s Internal Revenue Code that increased the corporate marginal income tax rate from 30% to 39% and higher exempt loan volume resulting from approximately $225 million in consumer loans purchased at the end of the second quarter 2012. The main variances in net interest margin for the years ended December 31, 2013 and 2012 are discussed below:

•	A higher yield from commercial loans due to lower levels of non- performing loans after the bulk sale completed during the first quarter of 2013.

•

A higher yield from covered loans due to higher expected cash flows which are reflected in the accretable yield to be recognized over the average life of the loans and loan resolutions during 2013. The positive yield was partially offset by a lower proportion of covered loans to total earning assets.

•	Higher yield from consumer loans resulting from the loans purchased at the end of the second quarter 2012.

•

Lower cost of interest bearing deposits, mainly individual certificates of deposits, IRAs and brokered CDs related to renewal of maturities in a low interest rate environment and management’s efforts to reduce deposit costs.

•

A lower cost of borrowings due to the early repayment of $233.2 million in senior notes during the third quarter of 2013 with an average cost of approximately 7.77% and the cancellation, during June 2012 of $350 million in repurchase agreements with an average cost of 4.36%.

The positive impacts in net interest margin detailed above were partially offset by the following:

•

Decrease in the yield of mortgage loans due to acquisitions made, mainly in the US, of high quality loans, which generally carry a lower rate and originations in a lower rate environment. Also during the third quarter of 2013 the Corporation reversed $5.9 million of interest income from reverse mortgages at BPPR, which had been accrued in excess of the amount insured by FHA.

•

Lower interest income from investment securities due to reinvestment of cash flows received from mortgage backed securities in lower yielding collateralized mortgage obligations as well as the acquisition of lower yielding agency securities.

Average earning assets increased $230 million in 2013 when compared with 2012. An increase in mortgage loans, most through acquisitions both in PR and the US was partially offset by reductions in the covered loans portfolio. Investment securities also increased due to reinvestment and current investment strategy to shorten the duration of the portfolio. The decrease in commercial and construction loans can be attributed to the sale of non-performing loans in the first quarter of 2013 and slower origination activity both in Puerto Rico and the U.S.

Average interest bearing liabilities decreased $593 million in 2013 mainly due to lower volumes of borrowed money, broker CDs and individual time deposits. Demand deposits increased by $338 million in 2013 on average when compared to 2012, positively impacting net interest margin.

Table 5 - Analysis of Levels & Yields on a Taxable Equivalent Basis from Continuing Operations (Non-GAAP)

Years ended December 31,

Average Volume			Average Yields / Costs				Interest			Variance Attributable to
2014	2013	Variance	2014	2013	Variance		2014	2013	Variance	Rate	Volume
(In millions)							(In thousands)

$1,305	$1,036	$269	0.32%	0.33%	(0.01)%	Money market investments	$4,224	$3,464	$760	$267	$493
5,886	5,488	398	2.75	2.95	(0.20)	Investment securities	162,008	161,868	140	728	(588)
340	417	(77)	6.16	6.25	(0.09)	Trading securities	20,914	26,026	(5,112)	(366)	(4,746)

7,531	6,941	590	2.49	2.76	(0.27)	Total money market, investment and trading securities	187,146	191,358	(4,212)	629	(4,841)

						Loans:
8,347	8,284	63	5.12	4.97	0.15	Commercial	427,314	412,083	15,231	12,116	3,115
199	319	(120)	6.78	4.73	2.05	Construction	13,482	15,076	(1,594)	5,210	(6,804)
547	540	7	7.33	8.07	(0.74)	Leasing	40,135	43,542	(3,407)	(4,034)	627
6,641	6,688	(47)	5.40	5.33	0.07	Mortgage	358,597	356,739	1,858	4,377	(2,519)
3,861	3,741	120	10.36	10.45	(0.09)	Consumer	399,941	390,909	9,032	(1,869)	10,901

19,595	19,572	23	6.33	6.22	0.11	Sub-total loans	1,239,469	1,218,349	21,120	15,800	5,320
2,771	3,228	(457)	10.60	9.32	1.28	Covered loans	293,610	300,745	(7,135)	33,600	(40,735)

22,366	22,800	(434)	6.85	6.66	0.19	Total loans	1,533,079	1,519,094	13,985	49,400	(35,415)

$29,897	$29,741	$156	5.75%	5.75%	—%	Total earning assets	$1,720,225	$1,710,452	$9,773	$50,029	$(40,256)

						Interest bearing deposits:
$4,825	$4,658	$167	0.32%	0.34%	(0.02)%	NOW and money market [1]	$15,523	$15,718	$(195)	$(629)	$434
6,733	6,585	148	0.22	0.23	(0.01)	Savings	14,664	15,361	(697)	(987)	290
7,556	7,957	(401)	0.99	1.18	(0.19)	Time deposits	74,900	93,778	(18,878)	(12,693)	(6,185)

19,114	19,200	(86)	0.55	0.65	(0.10)	Total deposits	105,087	124,857	(19,770)	(14,309)	(5,461)

1,887	2,572	(685)	1.49	1.49	—	Short-term borrowings [2]	28,123	38,430	(10,307)	(5,504)	(4,803)
267	515	(248)	16.05	15.98	0.07	TARP funds [3]	42,906	82,345	(39,439)	348	(39,787)
1,360	1,205	155	4.34	4.79	(0.45)	Other medium and long-term debt	59,034	57,734	1,300	(4,720)	6,020

22,628	23,492	(864)	1.04	1.29	(0.25)	Total interest bearing liabilities	235,150	303,366	(68,216)	(24,185)	(44,031)

5,534	5,371	163				Non-interest bearing demand deposits
1,735	878	857				Other sources of funds

$29,897	$29,741	$156	0.79%	1.02%	(0.23)%	Total source of funds	235,150	303,366	(68,216)	(24,185)	(44,031)

			4.96%	4.73%	0.23%	Adjusted net interest margin/income on a taxable equivalent basis	1,485,075	1,407,086	77,989	$74,214	$3,775

			4.71%	4.46%	0.25%	Adjusted net interest spread

						Accelerated amortization of TARP discount and BPNA repo refinancing fees	453,321	—	453,321

			3.45%	4.73%	(1.28)%	Net interest margin/income on a taxable equivalent basis	1,031,754	1,407,086	(375,332)

						Taxable equivalent adjustment	86,682	62,512	24,170

						Net interest income	$945,072	$1,344,574	$(399,502)

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

[1]	Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.
[2]	Cost of short-term borrowings excludes the impact of the fees related to PCB repo refinancing. Cost of short-term borrowings for the year ended December 31, 2014 including such fees would have been 3.57%.
[3]	Cost of TARP funds excludes the impact of the accelerated amortization. Total cost of TARP funds for the year ended December 31, 2014 including the accelerated amortization of TARP discount would have been 170.91%.

Table 6 - Analysis of Levels & Yields on a Taxable Equivalent Basis from Continuing Operations (Non-GAAP)

Years ended December 31,

Average Volume			Average Yields / Costs				Interest			Variance Attributable to
2013	2012	Variance	2013	2012	Variance		2013	2012	Variance	Rate	Volume
(In millions)							(In thousands)

$1,036	$1,051	$(15)	0.33%	0.35%	(0.02)%	Money market investments	$3,464	$3,704	$(240)	$(129)	$(111)
5,488	5,227	261	2.95	3.48	(0.53)	Investment securities	161,868	182,094	(20,226)	(22,125)	1,899
417	446	(29)	6.25	5.81	0.44	Trading securities	26,026	25,909	117	1,882	(1,765)

6,941	6,724	217	2.76	3.15	(0.39)	Total money market, investment and trading securities	191,358	211,707	(20,349)	(20,372)	23

						Loans:
8,284	8,310	(26)	4.97	4.86	0.11	Commercial	412,083	404,159	7,924	9,169	(1,245)
319	450	(131)	4.73	3.46	1.27	Construction	15,076	15,556	(480)	4,803	(5,283)
540	545	(5)	8.07	8.62	(0.55)	Leasing	43,542	46,960	(3,418)	(2,978)	(440)
6,688	5,817	871	5.33	5.58	(0.25)	Mortgage	356,739	324,573	32,166	(14,814)	46,980
3,741	3,615	126	10.45	10.43	0.02	Consumer	390,909	376,843	14,066	3,747	10,319

19,572	18,737	835	6.22	6.23	(0.01)	Sub-total loans	1,218,349	1,168,091	50,258	(73)	50,331
3,228	4,050	(822)	9.32	7.44	1.88	Covered loans	300,745	301,441	(696)	63,728	(64,424)

22,800	22,787	13	6.66	6.45	0.21	Total loans	1,519,094	1,469,532	49,562	63,655	(14,093)

$29,741	$29,511	$230	5.75%	5.70%	0.05%	Total earning assets	$1,710,452	$1,681,239	$29,213	$43,283	$(14,070)

						Interest bearing deposits:
$4,658	$4,449	$209	0.34%	0.43%	(0.09)%	NOW and money market [1]	$15,718	$19,011	$(3,293)	$(4,402)	$1,109
6,585	6,386	199	0.23	0.33	(0.10)	Savings	15,361	21,058	(5,697)	(6,185)	488
7,957	8,835	(878)	1.18	1.45	(0.27)	Time deposits	93,778	127,696	(33,918)	(21,842)	(12,076)

19,200	19,670	(470)	0.65	0.85	(0.20)	Total deposits	124,857	167,765	(42,908)	(32,429)	(10,479)

2,572	2,564	8	1.49	1.83	(0.34)	Short-term borrowings	38,430	46,802	(8,372)	(7,515)	(857)
515	484	31	15.98	15.92	0.06	TARP funds [2]	82,345	76,977	5,368	311	5,057
1,205	1,367	(162)	4.79	5.21	(0.42)	Other medium and long-term debt	57,734	71,215	(13,481)	(2,761)	(10,720)

23,492	24,085	(593)	1.29	1.51	(0.22)	Total interest bearing liabilities	303,366	362,759	(59,393)	(42,394)	(16,999)

5,371	5,033	338				Non-interest bearing demand deposits
878	393	485				Other sources of funds

$29,741	$29,511	$230	1.02%	1.23%	(0.21)%	Total source of funds	303,366	362,759	(59,393)	(42,394)	(16,999)

			4.73%	4.47%	0.26%	Net interest margin

						Net interest income on a taxable equivalent basis	1,407,086	1,318,480	88,606	$85,677	$2,929

			4.46%	4.19%	0.27%	Net interest spread

						Taxable equivalent adjustment	62,512	36,853	25,659

						Net interest income	$1,344,574	$1,281,627	$62,947

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

[1]	Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.
[2]	Junior subordinated deferrable interest debentures held by the U.S. Treasury.

Provision for Loan Losses

The Corporation’s total provision for loan losses for continuing operations totaled $270.1 million for the year ended December 31, 2014, compared with $606.1 million for 2013, and $397.1 million for 2012.

The provision for loan losses for the non-covered loan portfolio totaled $224.0 million for the year ended December 31, 2014, compared to $536.7 million for the year ended December 31, 2013. The decrease of $312.7 million from 2013 to 2014 was mostly due to the impact of $318.1 million related to the bulk loan sales completed during 2013. In addition, the provision for 2014 includes an impact of $12.8 million related to certain non-performing and legacy loans sold or transferred to loans held-for-sale as part of the U.S. reorganization, as these loans required a $35.7 million write-down and carried $21.7 million in reserves. Excluding the impact of these sales in 2013 and 2014, the provision would have declined by $7.4 million for year ended December 31, 2014, compared to same period in 2013, reflecting higher reserve releases at BPNA, offset by higher provisions at BPPR. The results for the year ended December 31, 2014 include a $18.7 million reserve release as part of the annual review of the components of the ALLL models during the second quarter of 2014, compared to a reserve increase of $19.3 million for the same period of 2013 due to enhancements to the allowance for loan losses methodology. Excluding the $35.7 million write-down mentioned above, net charge-offs for the continuing operations decreased by $49.2 million from the prior year, primarily driven by a reduction of $54.3 million in commercial net charge-offs.

The provision for the Puerto Rico non-covered portfolio amounted to $242.9 million for the year ended December 31, 2014, compared to $547.9 million for the year ended December 31, 2013. The decrease of $305.0 million was predominantly driven by the above mentioned impact of $318.1 million related to the bulk loan sales completed during 2013. Excluding the bulk sales impact, the provision increased by $13.1 million mainly led by environmental factors due to challenging economic conditions that persist in Puerto Rico and the effect of downgrades in the internal risk ratings of certain large corporate and public sector relationships, in part offset by a $14.9 million reserve release as part of the annual review of the components of the ALLL models during the second quarter of 2014. Net charge-offs decreased by $23.3 million from the previous year mostly driven by lower commercial net charge-offs of $46.2 million, in part offset by an increase of $21.1 million in the consumer portfolio net charge-offs, which for 2013 included a recovery of $8.9 million associated with the sale of a portfolio of previously charged-off loans.

The U.S. continuing operations recorded a provision release of $18.9 million for the year ended December 31, 2014, compared to a release of $11.2 million for the same period in 2013. The provision for 2014 includes the previously mentioned impact of $12.8 million related to loan sales or loans transferred to loans-held-for sale. Excluding the effect of these transactions, the provision for 2014 would have amounted to a release of $31.7 million, or $20.5 million higher release than in 2013. This reversal of provision was prompted by improved credit quality trends, the de-risking of the U.S. portfolio and the effect of a $3.8 million reserve release as part of the annual review of the components of the ALLL models during the second quarter of 2014. Net charge-offs decreased by $25.9 million from the previous year driven by improvements in all portfolios.

The provision for the covered portfolio was $46.1 million for the year ended December 31, 2014, compared to $69.4 million for same period of the previous year. This decrease of $23.3 million was due to lower impairment losses on commercial loan pools accounted for under ASC 310-30 and the impact of a $7.5 million reserve increase related to the enhancements to the allowance for loan losses methodology implemented during the second quarter of 2013. These positive variances were offset by the $0.8 million reserve increase recorded during the second quarter of 2014, as part of the annual review of the components of the ALLL models.

The provision for loan losses for the non-covered loan portfolio increased $214.5 million from 2012 to 2013. This increase was mostly due to the $318.1 million impact related to the bulk loan sales completed during 2013, as mentioned above. Excluding the impact of these sales, the provision for loan losses for the continuing operations declined by $103.6 million, mainly due to continued credit quality improvements evidenced by a decline in net charge-offs of $129.7 million, partly offset by the enhancements made to the allowance for loan losses implemented during the second quarter of 2013, which resulted in a reserve increase of $11.8 million for the non-covered portfolio. The results for 2012 reflect the impact of a reduction in the reserve of $24.8 million due to certain enhancements to the methodology implemented during the first quarter of 2012.

The provision for the Puerto Rico non-covered portfolio declined by $52.3 million for 2013 compared to 2012, excluding the impact of the bulk non-performing assets sales. The reduction was the result of improved credit metrics, partly offset by the impact of the enhancements to the allowance for loan losses methodology which resulted in reserve increases of $22.6 million. Also, BPPR recorded a recovery of $8.9 million associated with the sale of a portfolio of previously charged-off credit cards and personal loans during 2013.

The U.S. continuing operations recorded a reserve release of $11.2 million for 2013, compared to a provision of $40.2 million for 2012, a decrease of $51.4 million. The reserve release was due to improved credit performance and the impact of the enhancements to the allowance for loan losses methodology implemented during 2013, which reduced reserve levels by $10.8 million.

The provision for covered loans totaled $69.4 million for the year ended December 31, 2013, compared with $74.8 million for the year ended December 31, 2012, reflecting a decrease of $5.4 million, mostly driven by lower impairment losses, in part offset by $7.5 million increase related to the enhancements to the allowance for loan losses methodology.

Refer to the Credit Risk Management and Loan Quality sections of this MD&A for a detailed analysis of net charge-offs, non-performing assets, the allowance for loan losses and selected loan losses statistics.

Non-Interest Income

The following tables present the breakdown of non-interest income and mortgage banking activities by major categories for the past five years.

Table 7 - Non-Interest Income

	Years ended December 31,
(In thousands)	2014	2013	2012	2011	2010

Service charges on deposit accounts	$158,637	$162,870	$171,226	$171,218	$180,816

Other service fees:

Debit card fees	43,146	41,912	43,528	56,439	97,597

Credit card fees	67,639	65,727	61,071	52,226	85,413

Insurance fees	54,158	52,309	51,363	51,596	47,052

Processing fees	—	—	6,330	6,839	45,055

Sale and administration of investment products	27,711	35,272	37,766	34,388	37,783

Trust fees	18,209	17,285	16,353	15,333	14,217

Check cashing fees	123	191	244	339	408

Other fees	14,279	16,655	15,860	16,738	18,931

Total other services fees	225,265	229,351	232,515	233,898	346,456

Mortgage banking activities	30,615	71,657	84,771	(4,505)	16,153

Net (loss) gain on sale and valuation adjustments of investment securities	(870)	7,966	(1,707)	10,844	3,992

Trading account profit (loss)	4,358	(13,483)	4,478	48,098	33,017

Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	40,591	(52,708)	(29,414)	4,054	5,101

Adjustments (expense) to indemnity reserves on loans sold	(40,629)	(37,054)	(21,198)	(33,068)	(72,013)

FDIC loss share (expense) income	(103,024)	(82,051)	(56,211)	66,791	(25,751)

Fair value change in equity appreciation instrument	—	—	—	8,323	42,555

Gain on sale of processing and technology business	—	—	—	—	640,802

Other operating income	71,572	504,465	127,029	98,189	108,279

Total non-interest income	$386,515	$791,013	$511,489	$603,842	$1,279,407

Table 8 - Mortgage Banking Activities

	Years ended December 31,
(In thousands)	2014	2013	2012	2011	2010

Mortgage servicing fees, net of fair value adjustments:

Mortgage servicing fees	$41,761	$45,465	$48,156	$49,136	$47,636

Mortgage servicing rights fair value adjustments	(24,683)	(11,403)	(17,406)	(37,061)	(22,860)

Total mortgage servicing fees, net of fair value adjustments	17,078	34,062	30,750	12,075	24,776

Net gain on sale of loans, including valuation on loans held-for-sale	31,213	26,719	76,181	25,621	7,990

Trading account (loss) profit:

Unrealized (losses) gains on outstanding derivative positions	(726)	746	304	956	(2,613)

Realized (losses) gains on closed derivative positions	(16,950)	10,130	(22,464)	(43,157)	(14,000)

Total trading account (loss) profit	(17,676)	10,876	(22,160)	(42,201)	(16,613)

Total mortgage banking activities	$30,615	$71,657	$84,771	$(4,505)	$16,153

For the year ended December 31, 2014, non-interest income decreased by $404.5 million when compared with the previous year. The FDIC indemnity asset amortization for the year 2014 included a benefit of approximately $12.5 million to reverse the impact of accelerated amortization expense recorded in prior periods. This amount will be recognized as expense over the remaining portion of the loss sharing agreement that expires in the quarter ending June 30, 2015. Excluding the impact of the $12.5 million FDIC indemnity asset amortization adjustment during 2014 and the significant events during 2013 of $357.2 million that includes the impact of the NPA’s sales and the impact of EVERTEC’s public offerings during 2013, non-interest income decreased by $61.5 million principally due to the following. Refer to tables 72 and 73 for non-GAAP reconciliations for the years 2014 and 2013.

•

Lower income from mortgage banking activities by $41.0 million mainly due to an unfavorable variance in the realized (losses) / gains on closed derivatives positions, in addition to an unfavorable variance in the fair value adjustment of mortgage servicing rights. Refer to Table 8 for additional details on mortgage banking activities;

•

Higher FDIC loss share expense by $33.5 million, principally due to higher amortization of the indemnification asset due to a decrease in expected losses, and lower mirror accounting income on credit impairment losses; partially offset by lower unfavorable valuation adjustment on the true up payment obligation and higher mirror accounting income on reimbursable expenses. Refer to Table 2 for a breakdown of FDIC loss share (expense) income by major categories;

•

Higher provision for indemnity reserves by $17.3 million, excluding the provision of $13.7 million related to the bulk sales of NPA’s during 2013, due to reserves for loans sold with credit recourse, mainly at BPPR;

•	Lower service charges on deposit accounts of $4.2 million due to lower volume of overdrafts and other transaction fees; and

•

Lower other service fees by $4.1 million due to a decline in the market value of assets under management, mainly Puerto Rico Government obligations and closed-end funds, which drive lower investment management fees and mutual funds administration fees.

These unfavorable variances were partially offset by the following:

•

Higher net gains on sale of loans, net of valuation adjustments by $26.4 million, excluding the impact of the NPAs sales mentioned above, mostly driven by BPNA individual sales of non-performing commercial loans during 2014; and

•

A favorable variance in the trading account profit / (loss) caption of $17.8 million mainly at the BPPR segment due to inventory positions mark downs in 2013 (mostly Puerto Rico government obligations and closed-end funds), and a favorable variance in the realized and unrealized gains / (losses) on outstanding mortgage-backed securities, mainly market driven at BPPR.

For the year ended December 31, 2013, non-interest income increased by $279.5 million when compared to 2012. Excluding the impact of the significant events during 2013 mentioned above, non-interest income decreased by $77.6 million principally due to the following:

•

Lower other operating income by $52.9 million mostly due to lower net earnings on investments under the equity method mainly due to income of $31.6 million recorded in 2012 related to the Corporation’s proportionate share of a benefit from a tax grant received by EVERTEC from the Puerto Rico government;

•

Higher FDIC loss share expense by $25.8 million, principally due to higher amortization of the FDIC loss share asset due to a decrease in expected losses, higher mirror accounting on recoveries on covered loans, including rental income on OREOs, and the impact of fair value adjustments in the true-up payment obligation, partially offset by higher mirror accounting on credit impairment losses and reimbursable loan related expenses on covered loans;

•

Unfavorable variance in trading account profit / (loss) by $18.0 million mainly driven by higher unrealized losses on outstanding mortgage-backed securities and higher losses on Puerto Rico government obligations and closed-end funds;

•

Lower mortgage banking activities by $13.1 million due to lower gains on sale of loans driven by lower market prices, partially offset by higher trading account related to derivative positions and a favorable variance in the fair value adjustment of mortgage servicing rights; and

•	Lower service charges on deposit accounts by $8.4 million, mainly driven by lower commercial account fees and non-sufficient funds and overdraft fees.

These unfavorable variances were partially offset by a favorable variance in net gains on sale of loans, net of valuation adjustments by $42.0 million driven mostly by valuation adjustments of $27.3 million on commercial and construction loans held-for-sale at the BPPR segment during 2012 as a result of updated appraisals and market indicators.

Operating Expenses

Table 9 provides a breakdown of operating expenses by major categories.

Table 9 - Operating Expenses

	Years ended December 31,
(In thousands)	2014	2013	2012	2011	2010
Personnel costs:
Salaries	$281,252	$276,072	$279,590	$282,460	$330,073
Commissions, incentives and other bonuses	59,138	57,060	51,320	40,987	50,364
Pension, postretirement and medical insurance	32,416	55,106	64,325	59,671	58,956
Other personnel costs, including payroll taxes	45,873	40,459	39,098	38,797	44,354

Total personnel costs	418,679	428,697	434,333	421,915	483,747

Net occupancy expenses	86,707	86,651	84,687	84,966	98,019
Equipment expenses	48,917	46,028	43,618	42,238	84,078
Other taxes	56,918	58,028	49,844	51,628	50,342
Professional fees:
Collections, appraisals and other credit related fees	26,257	32,727	41,029	30,261	23,149
Programming, processing and other technology services	173,814	174,921	169,927	164,716	59,192
Other professional fees	81,984	70,479	60,052	61,248	89,841

Total professional fees	282,055	278,127	271,008	256,225	172,182

Communications	25,684	25,385	25,687	25,343	37,219
Business promotion	54,016	59,453	60,784	53,200	45,305
FDIC deposit insurance	40,307	56,728	82,065	87,942	60,276
Loss (gain) on early extinguishment of debt	532	3,388	25,196	8,693	38,787
Other real estate owned (OREO) expenses	49,611	79,658	28,823	20,900	43,399
Other operating expenses:
Credit and debit card processing, volume, interchange and other expenses	21,588	19,901	18,789	16,552	39,636
Transportation and travel	6,474	6,973	6,284	6,753	7,503
Printing and supplies	3,732	3,185	4,195	4,805	8,823
Operational losses	18,543	17,954	23,681	12,682	18,494
All other	45,036	43,863	47,834	42,276	66,153

Total other operating expenses	95,373	91,876	100,783	83,068	140,609

Amortization of intangibles	8,160	7,971	8,161	7,742	7,263
Restructuring costs	26,725	—	—	—	—

Total operating expenses	$1,193,684	$1,221,990	$1,214,989	$1,143,860	$1,261,226

Personnel costs to average assets	1.19%	1.18%	1.20%	1.11%	1.26%
Operating expenses to average assets	3.39	3.37	3.35	3.00	3.29
Employees (full-time equivalent)	7,752	8,059	8,072	8,329	8,277
Average assets per employee (in millions)	$4.54	$4.50	$4.49	$4.57	$4.64

Operating expenses for the year ended December 31, 2014 decreased by $28.3 million, or 2%, when compared with the year ended December 31, 2013. Operating expenses for 2014 included restructuring charges related to the U.S. operations for $26.7 million, executive compensation costs for $3.0 million, lease cancellation costs for $1.9 million and early debt extinguishment costs for $532 thousand. For the year 2013, operating expenses included $37.0 million in OREO expenses related to the bulk sale of non-performing assets and $1.1 million in professional services mainly related to EVERTEC’s public offerings. Excluding the impact of the aforementioned significant events, detailed in tables 72 and 73, operating expenses decreased by $22.3 million compared with the year ended December 31, 2013, driven primarily by:

•	Lower FDIC deposit insurance by $16.4 million, reflecting lower levels of high risk assets;

•

A decrease in personnel costs by $13.0 million, mainly due to lower pension, postretirement and medical services due to changes to actuarial assumptions effective for the year 2014 resulting in lower amortization of pension costs and lower medical life insurance expense; partially offset by higher salaries and other personnel costs; and

•	Lower loss on extinguishment of debt by $3.4 million, mainly due to the early cancellation of medium term notes during 2013.

The above variances were partially offset by:

•	An increase in OREO expenses by $7.0 million mainly due to due to higher write downs on OREO properties, offset by higher gains on sales of mainly commercial and construction properties; and

•	Higher professional fees by $5.0 million, mainly at BPPR due to higher legal fees mostly as a result of the FDIC arbitration proceedings and other corporate matters.

Operating expenses for the year ended December 31, 2013 increased by $7.0 million, or 6%, when compared with the year ended December 31, 2012. Excluding the impact of the significant events detailed in table 73 and discussed above, operating expenses decreased by $31.1 million compared with the year ended December 31, 2012, driven primarily by:

•

Lower FDIC deposit insurance by $25.3 million, which includes a credit of $11.3 million received from the FDIC during the first quarter, mainly driven by revisions in the deposit insurance premium calculation, lower levels of high risk assets and efficiencies achieved from the internal reorganization in which Popular Mortgage was merged into BPPR, completed at the end of 2012;

•

A decrease in loss on extinguishment of debt by $21.8 million as a result of prepayment expense of $25 million paid in 2012 related to the early termination of repurchase agreements of $350 million; and

•	Lower other operating expenses by $8.9 million mainly due to lower operational losses.

The above variances were partially offset by:

•	An increase in OREO expenses by $13.8 million mainly due to the higher valuation write downs consisting primarily of covered assets which are subject to 80% reimbursement from the FDIC;

•	Higher other taxes by $8.2 million related to the new PR gross receipts tax enacted in June 2013, partially offset by lower personal property tax and lower income subject to municipal tax; and

•	An increase in professional fees by $6.0 million as a result of higher professional services, legal fees and attorneys fees, mainly in the BPPR reportable segment.

INCOME TAXES

Income tax expense amounted to $58.3 million for the year ended December 31, 2014, compared with an income tax benefit of $251.3 million for the previous year. The increase in income tax expense was primarily due to the recognition during the year 2013 of a tax benefit of $197.5 million and a corresponding increase in the net deferred tax asset of the Puerto Rico operations as a result of the increase in the statutory corporate income tax rate from 30% to 39% introduced as part of the amendments to the Puerto Rico Internal Revenue Code effective for taxable years beginning after December 31, 2012. In addition, during 2013 the Corporation recorded an income tax benefit due to the loss generated on the Puerto Rico operations by the sales of non-performing assets net of the gain realized on the sale of a portion of EVERTEC’s shares which was taxable at a preferential tax rate according to Act Number 73 of May 28, 2008 known as “Economic Incentives Act for the Development of Puerto Rico”.

On July 1, 2014, the Government of Puerto Rico approved certain amendments to the Internal Revenue Code, which, among other things, changed the income tax rate for capital gains from 15% to 20%. As a result, the Corporation recognized an income tax expense of $20.0 million mainly related to the deferred tax liability associated with the portfolio acquired from Westernbank.

During the second quarter of 2014 the Corporation entered into a Closing Agreement with the Puerto Rico Department of Treasury. The Agreement, among other matters, was related to the income tax treatment of certain charge-offs related to the loans acquired from Westernbank as part of the FDIC assisted transaction in the year 2010. As a result of the Agreement, the Corporation recorded a tax benefit of $23.4 million due to a reduction in the deferred tax liability associated with the Westernbank loan portfolio. Additionally, in connection with this Closing, the Corporation made an estimated tax payment of $45 million which will be used as a credit to offset future income tax liabilities.

In addition, as further detailed below, during 2014 an initial valuation allowance on the deferred tax asset of approximately $8.0 million was recorded at the Holding Company, due to the difference in the tax treatment of the interest expense related to the TARP funds and the newly issued $450 million of senior notes, bearing interest at 7%.

Excluding the impact of the events listed above, the income tax expense for the year ended December 31, 2014 was $51.1 million, compared to $89.4 million for 2013. The decrease in income taxes was mainly due to a higher level of exempt income, higher deductible interest expense related to the issuance of the $450 million Senior Notes as compared to the non-deductible interest related to the TARP funds and a lower income tax expense related to charge-offs of the covered portfolio, after the closing agreement with the PR Treasury Department.

Income tax benefit for the year ended December 31, 2013 was $251.3 million, compared with an income tax benefit of $26.4 million for 2012. The increase in income tax benefit was primarily due to the recognition during 2013 of a tax benefit of $197.5 million as a result of the change in the statutory corporate income tax rate from 30% to 39% and the loss generated on the sale of non-performing assets as explained above., as compared with an income tax benefit of $72.9 million during 2012 related to the reduction of the deferred tax liability on the estimated gains for tax purposes related to the loans acquired from Westernbank as a result of a Closing Agreement signed by the Corporation and P.R. Department of the Treasury.

The Corporation’s net deferred tax assets at December 31, 2014 amounted to $779 million (net of the valuation allowance of $1.2 billion) compared to $760 million at December 31, 2013 (net of a valuation allowance of $1.3 billion). Note 43 to the consolidated financial statements provides the composition of the net deferred tax assets as of such dates. All of the net deferred tax assets at December 31, 2014 pertain to the Puerto Rico operations. Of the amount related to the U.S. operations, without considering the valuation allowance, $1.1 billion is attributable to net operating losses of such operations.

The components of income tax expense (benefit) for the years ended December 31, 2014, 2013 and 2012 are included in the following table:

Table 10 – Components of Income Tax Expense (Benefit)

	2014		2013		2012
(In thousands)	Amount	% of pre-tax income	Amount	% of pre-tax income	Amount	% of pre-tax income
Computed income tax at statutory rates	$(51,570)	39%	$135,720	39%	$65,662	30%
Benefit of net tax exempt interest income	(55,862)	43	(36,993)	(11)	(25,540)	(12)
Effect of income subject to preferential tax rate [1]	(21,909)	18	(137,793)	(40)	(78,132)	(36)
Deferred tax asset valuation allowance	(4,281)	3	(32,990)	(9)	166	—
Non-deductible expenses [2]	178,219	(135)	32,115	9	23,093	11
Difference in tax rates due to multiple jurisdictions	(14,178)	10	(12,029)	(3)	(6,034)	(3)
Initial adjustment in deferred tax due to change in tax rate	20,048	(16)	(197,467)	(57)	—	—
Unrecognized tax benefits	(3,601)	3	(7,727)	(2)	(8,985)	(4)
Others	11,413	(9)	5,837	2	3,367	2

Income tax expense (benefit)	$58,279	(44)%	$(251,327)	(72)%	$(26,403)	(12)%

[1]	Includes the impact of the Closing Agreement with the P.R. Treasury signed in June 2012, the tax expense related to a gain on the sale of EVERTEC shares and income from investments in subsidiaries subject to preferential tax rates and the Closing Agreement with the P.R. Treasury signed in 2014.
[2]	For the year ended December 31, 2014, includes approximately $161.5 million of amortization of the discount and deferred cost associated with the TARP funds, which are not deductible.

The Corporations maintains a valuation allowance on its deferred tax asset for the U.S. operations, since in consideration of the requirement of ASC 740 management considered that it is more likely than not that all of this deferred tax asset will not be realized. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland management evaluates and weights all available positive and negative evidence. The Corporation’s U.S. mainland operations are not in a cumulative loss position for the three-year period ended December 31, 2014 taking into account taxable income exclusive of reversing temporary differences (“adjusted book income”). This represents positive evidence within management’s evaluation. The book income for the years 2013 and 2014 was significantly impacted by a reversal of the loan loss provision due to the improved credit quality of the loan portfolios. However, the U.S. mainland operations did not report taxable income for the years 2011, 2012 and 2013, although they did report taxable income for the year ended December 31, 2014. Future realization of the deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under the tax law. The lack of a sustained level of taxable income together with the uncertainties regarding the estimate of future normalized level of profitability and cost savings related to the restructure represents strong negative evidence within management’s evaluation. This determination is updated each quarter and adjusted as any changes arise. After weighting of all positive and negative evidence management concluded, as of the reporting date, that it is more likely than not that the Corporation will not be able to realize any portion of the deferred tax assets related to the U.S. mainland operations, considering the criteria of ASC Topic 740. If the Corporation is able to meet its operating targets in the U.S. and the results of the reorganization yield the expected results, this would be considered positive evidence within management’s evaluation which could outweigh the negative evidence and result in the realization of a portion of the fully reserved deferred tax asset recorded at PCB.

The Corporation’s Puerto Rico Banking operation is not in a cumulative loss position and has sustained profitability for the three year period ended December 31, 2014, exclusive of the loss generated on the sales of non-performing assets that took place in 2013 which is not a continuing condition of the operations. This is considered a strong piece of objectively verifiable positive evidence that out weight any negative evidence considered by management in the evaluation of the realization of the deferred tax asset. Based on this evidence and management’s estimate of future taxable income, the Corporation has concluded that it is more likely than not that such net deferred tax asset of the Puerto Rico Banking operations will be realized.

The Holding Company operation is not in a cumulative loss position for the three year period ended December 31, 2014. However, the interest expense that will be paid on the newly issued $450 million subordinated notes which partially funded the repayment of TARP funds in 2014, bearing interest at 7%, will be tax deductible in contrast to the interest expense payable on the note issued to the U.S. Treasury under TARP. Based on this new fact pattern the Holding Company is expecting to have losses for income tax purposes exclusive of reversing temporary differences. Since as required by ASC 740 the historical information should be supplemented by all currently available information about future years, the expected losses in future years are considered by management strong negative evidence that suggests that income in future years will be insufficient to support the realization of all deferred tax asset. After weighting of all positive and negative evidence management concluded, as of the reporting date, that it is more likely than not that the Holding Company will not be able to realize any portion of the deferred tax assets, considering the criteria of ASC Topic 740. Accordingly, a valuation allowance on the deferred tax asset of $17.8 million was recorded during the year 2014.

Refer to Note 43 to the consolidated financial statements for additional information on income taxes.

Fourth Quarter Results

The Corporation recognized net income of $48.8 million for the quarter ended December 31, 2014, compared with a net income of $163.0 million for the same quarter of 2013. The variance in the quarterly results was mainly driven by the after-tax gain of $88.4 million recorded in the fourth quarter of 2013 from the sale of EVERTEC shares in connection with its public offering.

Net interest income for the fourth quarter of 2014 amounted to $326.9 million, compared with $354.5 million for the fourth quarter of 2013. The decrease in net interest income was primarily due to a decrease of $25.5 million on covered loans interest income, coupled with a decrease of $6.1 million from money market, trading and investment securities. This was partially offset by a decrease of $4.9 million on interest expense from total interest bearing liabilities.

The provision for loan losses amounted to $48.0 million for the quarter ended December 31, 2014, compared to $58.8 million for the fourth quarter of 2013. The decrease of $10.8 million is mainly at BPPR due to a reserve release from the covered loans portfolio of $3.6 million during the fourth quarter of 2014 compared to a provision of $12.5 million for the same period of 2013, coupled with a decrease of provision from the non-covered portfolio of $10.1 million. This was offset by a $14.4 million reduction in reserve releases at BPNA.

Non-interest income amounted to $103.4 million for the quarter ended December 31, 2014, compared with $185.3 million for the same quarter in 2013. The decrease in non-interest income was mainly driven by a $92.4 million gain recorded in the fourth quarter of 2013 from the sale of EVERTEC shares in connection with its public offering, partially offset by a decrease of $18.5 million in FDIC loss share expense.

Operating expenses totaled $330.0 million for the quarter ended December 31, 2014, compared with $304.6 million for the same quarter in the previous year. The increase is due mainly to restructuring costs of $13.9 million incurred in connection with the reorganization of the U.S. operations, higher OREO expenses of $10.5 million mainly due to higher write-downs on commercial and construction properties, and higher professional fees by $6.2 million. These unfavorable variances were partially offset by lower FDIC deposit insurance of $5.3 million reflecting a lower level of high risk assets.

Income tax expense amounted to $12.5 million for the quarter ended December 31, 2014, compared with $25.2 million for the same quarter of 2013. The decrease in income taxes was mainly due to the higher level of exempt income, higher deductible interest expense related to the issuance of the $450 million Senior Notes as compared to the non-deductible interest related to the TARP funds, and a lower income tax expense related to charge-offs of the covered portfolio as a result of the closing agreement with the PR Treasury Department.

REPORTABLE SEGMENT RESULTS

The Corporation’s reportable segments for managerial reporting purposes consist of Banco Popular de Puerto Rico and Banco Popular North America. A Corporate group has been defined to support the reportable segments. For managerial reporting purposes, the costs incurred by the Corporate group are not allocated to the reportable segments.

For a description of the Corporation’s reportable segments, including additional financial information and the underlying management accounting process, refer to Note 45 to the consolidated financial statements.

The Corporate group reported a net loss of $510.2 million for the year ended December 31, 2014, compared with net income of $309.1 million for the year ended December 31, 2013. The unfavorable variance at the Corporate group was due to the acceleration of the amortization during 2014 of the discount and deferred costs related to the TARP debt, which amounted to $414.1 million, coupled with the effect of the $412.8 million after tax gain recognized during 2013 as a result of EVERTEC’s public offerings and connected transactions. For details on the EVERTEC transactions refer to Note 34 “Related party transactions with affiliated company/joint venture” to the consolidated financial statements.

Highlights on the earnings results for the reportable segments are discussed below:

Banco Popular de Puerto Rico

The Banco Popular de Puerto Rico reportable segment’s net income amounted to $274.3 million for the year ended December 31, 2014, compared with $173.6 million for the year ended December 31, 2013. The principal factors that contributed to the variance in the financial results included the following:

•

higher net interest income by $28.4 million, or 2% mainly impacted by lower interest expense from borrowings by $16.8 million, or lower interest cost by 191 basis points, mainly from the conversion into shares of common stock of $185 million in subordinated notes due to Popular, Inc. during the fourth quarter of 2013. Also, the cost of deposits decreased by $12.3 million or 8 basis points, due to lower levels and rates on IRA deposits and brokered CD’s. The decreases in interest expense were slightly offset by a $0.8 million decrease in interest income;

•

lower provision for loan losses by $327.7 million, or 53%, mostly due to the decrease in the provision for loan losses on the non-covered loan portfolio of $304.4, which was mainly due to the incremental provision of $318.0 million related to the bulk sales of non-performing loans during 2013. Excluding the impact of the 2013 bulk sales, the provision for loan losses declined by $9.7 million or 3% to $289.2 million, due to reserve releases from the annual review of the components of the allowance for loan losses;

•	higher non-interest income by $1.4 million, or less than 1% mainly due to:

•	favorable variance on sale of loans by $62.5 million due to the impact of the bulk sales of non-performing loans completed during 2013; and

•

higher trading account profits by $18.0 million due to inventory positions mark downs in 2013 (mostly Puerto Rico government obligations and closed-end funds) and a favorable variance in the realized and unrealized gains/losses on outstanding mortgage-backed securities.

The positive impact in non-interest income detailed above was partially offset by:

•

lower mortgage banking activities by $40.8 million due to higher losses on closed derivative positions and unfavorable fair value adjustments on mortgage servicing rights, offset by higher gains on sale of loans;

•

higher FDIC loss share expense by $21.0 million due to higher amortization of the indemnification asset and lower mirror accounting on credit impairment losses and reimbursable expenses, offset by the positive adjustment of $12.5 million related to the amortization of the indemnification asset;

•	lower other operating income by $6.5 million due to lower income from equity investments and lower underwriting income from the broker dealer;

•

lower other service fees by $4.4 million due to a decline in the market value of assets under management, mainly Puerto Rico Government obligations and closed-end funds, which drive lower investment management fees and mutual funds administration fees.

•	lower operating expenses by $58.2 million, or 6%, mainly due to:

•

a decrease of $31.0 million in OREO expenses primarily related to the loss of $37.0 million recorded in 2013 on the bulk sale of commercial and single family real estate owned assets, which was partially offset by higher expenses;

•	a decrease of $17.3 million in personnel costs due to lower pension and post retirement expenses from changes to actuarial assumptions in pension obligations;

•	a decrease of $16.5 million in FDIC deposit insurance due to a lower level of high risk assets.

The favorable variances in operating expenses were partially offset by higher other operating expenses by $10.1 million due to higher provision for unused commitments.

•

higher income tax expense by $314.9 million, mainly due to the $197.5 million benefit recognized in 2013 for the increase on the net deferred tax asset due to the change in the corporate tax rate in P.R. from 30% to 39%, as well as the tax benefits derived from the 2013 losses on the bulk sales of non-performing assets.

The main factors that contributed to the variance in the financial results for the year ended December 31, 2013, when compared with 2012, included the following:

•

higher net interest income by $61.3 million, or 5% mainly impacted by lower interest expense from deposits by $28.3 million, or lower interest cost by 16 basis points, mainly from individual certificates of deposits, IRA’s and brokered CD’s related to renewal of maturities at lower prevailing rates and to lower volume of deposits. Also, the cost of borrowings decreased by $17.7 million mostly due to the cancellation of $350 million of repurchase agreements in June 2012 that carried a cost of 4.36% and replacing them with lower cost borrowings. In addition, contributing to the positive impact in net interest income was an increase of $26 million in interest from mortgage loans mostly from acquisitions during the first quarter of 2013, partially offset by the reversal during the third quarter of 2013 of $5.9 million in interest from reverse mortgages which had been accrued in excess of the amount insured by FHA. Also the year 2013 reflected an increase of $7.8 million in interest income from consumer loans mostly resulting from an acquisition of $225 million made during the second quarter of 2012 and an increase in the auto loan business, partially offset by lower interest income from credit cards. These positive impacts were partially offset by a reduction of $19.4 million in interest income from investment securities due to the reinvestment of cash flows received from mortgage backed securities in lower yielding collateralized mortgage obligations as well as the acquisitions of lower yielding agency securities. Although yield in covered portfolio increased by 188 basis points, this was offset by lower balances, resulting in interest income of $300.7 million, relatively flat to 2012. The BPPR reportable segment had a net interest margin of 5.32% for the year ended December 31, 2013, compared with 5.06% for 2012;

•

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

•	lower non-interest income by $119.5 million, or 30% mainly due to:

•	higher FDIC loss share expense by $25.8 million (refer to Table 2 for components of such variance);

•

lower other operating income by $20.0 million resulting from lower net earnings from the equity investments in PRLP 2011 Holdings, LLC by $4.0 million, and gains of $4.7 million and $2.5 million recognized during 2012 from the sale of a bank premise property and the wholesale indirect property and casualty business of Popular Insurance, respectively;

•

higher trading account losses by $18.0 million mostly related to higher losses on Puerto Rico government obligations and close-end funds and net realized losses on mortgage backed securities sold as compared to net gains reported for the same period in 2012;

•

a decrease of $13.0 million in mortgage banking activities mainly due to lower gain on sale of loans by $49.4 million, mainly for securitization transactions, partially offset by the related closed derivative positions of $32.6 million. Refer to Table 8 for details of Mortgage banking activities.

The negative impact in non-interest income detailed above was partially offset by a favorable variance in valuation adjustments on loans held-for-sale by $30.7 million, principally related to $27.3 million in valuation adjustments recorded during the second quarter of 2012 on commercial and construction loans held-for-sale as a result of updated appraisals and market indicators;

•	higher operating expenses by $15.3 million, or 2%, mainly due to:

•

an increase of $ 50.9 million in OREO expenses primarily related to the loss of $37.0 million on the bulk sale of commercial and single family real estate owned assets during the first quarter of 2013 and to fair value adjustments on commercial properties, mainly covered assets which are subject to 80% reimbursement from the FDIC;

•	an increase of $10.2 million in other operating taxes principally related to the gross receipts tax imposed on corporations in Puerto Rico during 2013;

•	higher professional fees by $9.5 million mostly due to higher legal, transaction processing and consulting fees;

The unfavorable variances in operating expenses were partially offset by lower FDIC deposit insurance assessment by $25.5 million resulting from revisions in the deposit-insurance premium calculation, lower levels of high risk assets, and savings achieved from the internal reorganization of Popular Mortgage into BPPR during the fourth quarter of 2012; $25.2 million loss in early extinguishment of debt recorded during the second quarter of 2012 related to the cancellation of repurchase agreements; and $5.0 million in personnel costs mainly due to lower net periodic pension costs, medical insurance costs and postretirement health benefits;

•

higher income tax benefit by $216.7 million, mainly due to the $197.5 million benefit recognized during the second quarter of 2013 for the increase on the net deferred tax asset due to the change in the corporate tax rate in P.R. from 30% to 39% as compared with a tax benefit of $72.9 million recognized in 2012 resulting from the Closing Agreement with the P.R. Treasury related to the tax treatment of the loans acquired in the Westernbank FDIC-assisted transaction. The increase in income tax benefit was also driven by the loss on the bulk sales of non-performing assets during 2013.

Banco Popular North America

For the year ended December 31, 2014, the reportable segment of Banco Popular North America reported net income of $45.4 million, compared with $76.0 million for the year ended December 31, 2013. During the third quarter of 2014, BPNA refinanced approximately $638 million in long term structured repos and replaced them with lower cost short-term repos of a similar amount. The fees associated with the refinancing of these repos were $39.7 million, which were recorded as expense during 2014. Also, BPNA sold or entered into agreements to sell $249 million in legacy and classified loans, resulting in a loss of approximately $11.1 million. Restructuring costs associated with BPNA’s reorganization were $26.7 million for the year 2014. Adjusted for these transactions, BPNA recorded a net income from continuing operations of $122.9 million, an increase of $46.9 million when compared to 2013. The principal factors that contributed to the variance in the financial results included the following: The principal factors that contributed to the variance in the financial results included the following:

•

higher net interest income by $4.7 million, excluding the impact of the repo refinancing mentioned above, impacted by lower interest expense from deposits by $7.4 million, or a lower cost of 19 basis points, driven by the renewal of maturities from time deposits at lower prevailing rates, and lower interest expense from short term borrowings by $7.3 million, or a lower cost of 91 basis points, due to the repos refinancing mentioned above. This was partially offset by lower income from loans by $6.2 million and lower income from investment securities by $3.6 million, both due mainly to lower levels. The BPNA reportable segment’s net interest margin was 3.10% for 2014 and the adjusted net interest margin was 3.42%, compared with 3.20% for the same period in 2013;

•

favorable variance in the provision for loan losses by $7.7 million, which includes the previously mentioned impact of $12.8 million related to loan sales or loans transferred to loans held-for-sale. Excluding the effect of these transactions, the provision would have amounted to a release of $31.7 million, or $20.5 million higher release than in 2013. This reversal of provision was prompted by improved credit quality trends, the de-risking of the US portfolio and the effect of a $3.8 million reserve release as part of the annual review of the components of the ALLL models during the second quarter of 2014;

•

higher non-interest income by $28.1 million, or 77%, mostly due to an increase of $30.8 million in gains from sales of loans due to higher volume of sales of non-performing commercial loans during 2014. This was partially offset by a $2.8 million decrease on service charges on deposit accounts; and

•

lower operating expenses by $3.2 million, excluding $26.7 million in restructuring charges, due to lower personnel costs by $8.9 million, partially offset by increases of $2.7 million in professional fees and $2.1 million in other operating expenses.

The main factors that contributed to the variance in the financial results for the year ended December 31, 2013, when compared with 2012, included the following:

•

higher net interest income by $5.6 million, or 3%, driven by lower interest expense by $13.4 million, largely due to a decrease of $14.5 million on interest expense from deposits due lower costs related to the renewal of maturities from time deposits at lower prevailing rates, as well as lower deposits volume. This was partially offset by lower interest income of $7.9 million, mainly investment securities by $4.3 million due to reinvestment of cash flows from prepayments and maturities in lower yielding investments due to the prevailing interest rate scenarios, and loans by $3.6 million due mainly to lower volumes and yields in the commercial and construction portfolios.

•

lower provision for loan losses by $51.3 million, or 128%, principally as a result of a reserve release reflecting improvements in credit quality and economic trends, and the effect of the enhancements to the allowance for loan losses methodology completed during the second quarter of 2013;

•

lower non-interest income by $0.9 million, or 2%, mostly due to a decrease in service charges on deposits by $4.5 million related to lower non-sufficient funds and checking fees; partially offset by higher gains on sale of loans by $2.0 million mainly related to commercial and construction loans; lower adjustments to indemnity reserves by $1.6 million; and an increase in gains on sale of securities by $1.3 million mainly due to the loss on the sale of non-agency collateralized mortgage obligations during the fourth quarter of 2012; and

•

lower operating expenses by $10.9 million, or 6%, mainly due to a decrease in other operating expenses by $7.8 million and $4.5 million in professional fees, both mainly related to legal settlements recognized during 2012. These favorable variances were partially offset by an increase in net occupancy expenses by $2.0 million due to an adjustment to the outstanding deferred rent liability.

STATEMENT OF FINANCIAL CONDITION ANALYSIS

Assets

At December 31, 2014, the Corporation’s total assets were $33.1 billion, compared with $35.7 billion at December 31, 2013. Refer to the consolidated financial statements included in this 2014 Annual Report for the Corporation’s consolidated statements of financial condition at December 31, 2014 and December 31, 2013. Also, refer to the Statistical Summary 2010-2014 in this MD&A for condensed statements of financial condition for the past five years.

Money market, trading and investment securities

Money market investments amounted to $1.8 billion at December 31, 2014 compared with $858 million at the same date in 2013. The increase from the end of 2013 to 2014 was mainly due to an increase at BPPR of $1 billion in time deposits with the Federal Reserve Bank of New York.

Trading account securities amounted to $139 million at December 31, 2014, compared with $340 million at December 31, 2013. The decrease in trading account securities was at the BPPR segment mainly due to a decrease in mortgage backed securities as loan originations during 2014 were lower compared to 2013. Refer to the Market / Interest Rate Risk section of this MD&A included in the Risk Management section for a table that provides a breakdown of the trading portfolio by security type.

Investment securities available-for-sale and held-to-maturity amounted to $5.4 billion at December 31, 2014 and 2013. Table 11 provides a breakdown of the Corporation’s portfolio of investment securities available-for-sale (“AFS”) and held-to-maturity (“HTM”) on a combined basis at December 31, 2014 and 2013. Notes 9 and 10 to the consolidated financial statements provide additional information with respect to the Corporation’s investment securities AFS and HTM.

Investment securities available-for-sale and held-to-maturity declined by $17 million. CMO’s from federal agencies and mortgage backed securities decreased by $509 million and $231 million, respectively, mainly at BPNA, while US Treasury securities increased by $672 million, mainly at BPPR.

Table 11 - AFS and HTM Securities

(In millions)	2014	2013
U.S. Treasury securities	$700,154	$28,482
Obligations of U.S. government sponsored entities	1,724,973	1,629,205
Obligations of Puerto Rico, States and political subdivisions	163,285	180,258
Collateralized mortgage obligations	1,910,127	2,418,924
Mortgage-backed securities	904,362	1,135,641
Equity securities	2,622	4,116
Other	12,806	38,670

Total AFS and HTM investment securities	$5,418,329	$5,435,296

Loans

Refer to Table 12 for a breakdown of the Corporation’s loan portfolio, the principal category of earning assets. Loans covered under the FDIC loss sharing agreements are presented in a separate line item in Table 12. The risks on covered loans are significantly different as a result of the loss protection provided by the FDIC.

The Corporation’s total loan portfolio amounted to $22.1 billion at December 31, 2014, compared to $24.7 billion at December 31, 2013. Excluding the reclassification of $1.8 billion in loans to discontinued operations, the total loan portfolio decreased by $854 million mainly in the covered loan portfolio due to the continuation of loan resolutions and the normal portfolio run-off and sales of non-performing loans held-in-portfolio mainly at BPNA.

Table 12 - Loans Ending Balances

	At December 31,
(in thousands)	2014	2013	2012	2011	2010
Loans not covered under FDIC loss sharing agreements:
Commercial	$8,134,267	$10,037,184	$9,858,202	$9,973,327	$10,570,502
Construction	251,820	206,084	252,857	239,939	340,556
Legacy[1]	80,818	211,135	384,217	648,409	1,013,484
Lease financing	564,389	543,761	540,523	548,706	572,787
Mortgage	6,502,886	6,681,476	6,078,507	5,518,460	4,524,722
Consumer	3,870,271	3,932,226	3,868,886	3,673,755	3,705,984

Total non-covered loans held-in-portfolio	19,404,451	21,611,866	20,983,192	20,602,596	20,728,035

Loans covered under FDIC loss sharing agreements:
Commercial	1,614,781	1,812,804	2,244,647	2,512,742	2,767,181
Construction	70,336	190,127	361,396	546,826	640,492
Mortgage	822,986	934,373	1,076,730	1,172,954	1,259,459
Consumer	34,559	47,123	73,199	116,181	169,750

Loans covered under FDIC loss sharing agreements	2,542,662	2,984,427	3,755,972	4,348,703	4,836,882

Total loans held-in-portfolio	21,947,113	24,596,293	24,739,164	24,951,299	25,564,917

Loans held-for-sale:
Commercial	309	603	16,047	25,730	60,528
Construction	—	—	78,140	236,045	412,744
Legacy[1]	319	—	2,080	468	—
Mortgage	100,166	109,823	258,201	100,850	420,666
Consumer	5,310	—	—	—	—

Total loans held-for-sale	106,104	110,426	354,468	363,093	893,938

Total loans	$22,053,217	$24,706,719	$25,093,632	$25,314,392	$26,458,855

[1]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

The explanations for loan portfolio variances discussed below exclude the impact of the covered loans.

Loans held-in-portfolio

Loans held-in-portfolio decreased by $2.2 billion from December 31, 2013. Most of the decrease was at the BPNA segment as a result of the sale of the California, Illinois and Central Florida regions, which included the sale of $1.8 billion in loans and the bulk sales or agreements to sell non-performing loans for a total of approximately $249 million, as well as other sales as part of the regular workout strategy. Refer to Note 4 to the consolidated financial statements for further details on the sales of BPNA’s discontinued operations during 2014.

Commercial loans decreased $1.9 billion from December 31, 2013. Most of the decrease is attributed to the sale of the U.S. regions which included the sale of approximately $1.7 billion in commercial loans as well as the bulk sales of non-performing loans at BPNA, which included $178 million in commercial loans.

Construction loans held-in-portfolio increased $46 million from December 31, 2013 to December 31, 2014, principally at the BPNA segment, which increased by $39 million.

The BPNA legacy portfolio, which is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment, declined $130 million, mostly due to the run-off status of this portfolio.

The mortgage loans held-in-portfolio decreased $179 million. This was reflected mainly at BPNA and was mainly attributed to lower origination volumes as well as the impact of a bulk sale or agreements to sell non-performing mortgage loans amounting to approximately $72 million.

The consumer loans held-in-portfolio decreased $62 million from December 31, 2013 to December 31, 2014. The decrease was mainly at BPNA by $134 million, due in part to the sale of the U.S. regions which included the sale of approximately $81 million in consumer loans, mainly home equity lines of credit and personal loans. This was partially offset by an increase of $47 million at BPPR, mainly in auto loans originations.

Loans held-for-sale

Loans held-for-sale declined by $4.3 million. The portfolio of mortgage loans held-for-sale decreased $10 million from December 31, 2013. The decrease was mainly at BPPR segment, which decreased by $23 million, mainly due to lower volume of originations for sale in the secondary market, which was offset by an increase in BPNA of $14 million, related to bulk sales of non-performing assets at BPNA to be completed in the first quarter of 2015. The decline in mortgage loans held-for-sale was offset by an increase in consumer loans held-for-sale of $5.3 million at BPNA.

Covered loans

Covered loans were initially recorded at fair value. Their carrying value approximated $2.5 billion at December 31, 2014, of which approximately 64% pertained to commercial loans, 3% to construction loans, 32% to mortgage loans and 1% to consumer loans. Note 11 to the consolidated financial statements presents the carrying amount of the covered loans broken down by major loan type categories and the activity in the carrying amount of loans accounted for pursuant to ASC Subtopic 310-30. A substantial amount of the covered loans, or approximately $2.4 billion of their carrying value at December 31, 2014, was accounted for under ASC Subtopic 310-30. The reduction of $384 million from December 31, 2013 was principally the result of loan collections and resolutions, partially offset by the accretion on the loans, which increases their carrying value. Tables 13 and 14 provide the activity in the carrying amount and accretable yield on the covered loans accounted for under ASC Subtopic 310-30. The outstanding accretable yield has been impacted by increases in cash flow expectations on the loan pools based on quarterly revisions of the portfolio. The increase in the accretable yield is recognized as interest income using the effective yield method over the estimated life in each applicable loan pool.

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

The amount to be ultimately collected for the indemnification asset is dependent upon the performance of the underlying covered assets, the passage of time, claims submitted to the FDIC and the Corporation’s compliance with the terms of the loss sharing agreements. Refer to Note 13 to the consolidated financial statements for additional information on the FDIC loss share agreements.

Table 13 - Activity in the Carrying Amount of Covered Loans Accounted for Under ASC 310-30

	Years ended December 31,
(In thousands)	2014	2013
Beginning balance	$2,827,947	$3,491,759
Accretion	284,472	279,708
Collections / charge-offs	(668,247)	(943,520)

Ending balance	$2,444,172	$2,827,947
Allowance for loan losses (ALLL)	(78,846)	(93,915)

Ending balance, net of ALLL	$2,365,326	$2,734,032

Table 14 - Activity in the Accretable Yield on Covered Loans Accounted for Under ASC 310-30

	Years ended December 31,
(In thousands)	2014	2013
Beginning balance	$1,309,205	$1,451,669
Accretion [1]	(284,472)	(279,708)
Change in expected cash flows	246,604	137,244

Ending balance	$1,271,337	$1,309,205

[1]	Positive to earnings, which is included in interest income.

The loan discount accretion in 2014 and 2013, which is recorded in interest income, resulted principally from accelerated cash expectations and loan resolutions, for some of which the Corporation had estimated significantly higher losses. These cash flows resulted in a faster recognition of the corresponding loan pool’s accretable yield.

Although the reduction in estimated loan losses increases the accretable yield to be recognized over the life of the loans, it also has the effect of lowering the realizable value of the loss share asset since the Corporation would receive lower FDIC payments under the loss share agreements.

Table 15 sets forth the activity in the FDIC loss share asset for the years ended December 31, 2014, 2013 and 2012.

Table 15 - Activity of Loss Share Asset

	Years ended December 31,
(In thousands)	2014	2013	2012
Balance at beginning of year	$948,608	$1,399,098	$1,915,128
Amortization of loss share indemnification asset	(189,959)	(161,635)	(129,676)
Reversal of accelerated amortization	12,492	—	—
Credit impairment losses to be covered under loss sharing agreements	32,038	60,454	58,187
Reimbursable expenses	58,117	50,985	30,771
Decrease due to reciprocal accounting on amortization of contingent liability on unfunded commitments	—	(473)	(969)
Payments from FDIC under loss sharing agreements	(269,397)	(396,223)	(462,016)
Other adjustments attributable to FDIC loss sharing agreements	(193)	(3,598)	(12,327)

Balance at end of period	591,706	948,608	1,399,098

Balance due to the FDIC for recoveries on covered assets	(49,252)	(39,194)	(16,763)

Net balance of indemnity asset and amounts due from the FDIC	$542,454	$909,414	$1,382,335

Table 16 - Activity in the Remaining FDIC Loss Share Asset Discount

	Years ended December 31,
(In thousands)	2014	2013	2012
Balance at beginning of period[1]	$103,691	$141,800	$117,916
Amortization of negative discount[2]	(189,959)	(161,635)	(129,676)
Impact of lower projected losses	139,363	123,526	153,560

Balance at end of period	$53,095	$103,691	$141,800

[1]	Positive balance represents negative discount (debit to assets), while a negative balance represents a discount (credit to assets).
[2]	Amortization results in a negative impact to non-interest income, while a positive balance results in a positive impact to non-interest income, particularly FDIC loss share income / expense.

During the year ended December 31, 2014, the Corporation revised its analysis of expected cash flow which resulted in a net decrease in estimated credit losses, which was driven mainly by commercial loan pools. The lowered loss estimates requires the Corporation to amortize the loss share asset to its currently lower expected collectible balance, thus resulting in negative accretion. Due to the shorter life of the indemnity asset compared with the expected life of the covered loans, this negative accretion temporarily offsets the benefit of higher cash flows accounted through the accretable yield on the loans.

Other real estate owned

Other real estate owned represents real estate property received in satisfaction of debt. At December 31, 2014, OREO decreased to $266 million from $304 million at December 31, 2013. Refer to Table 17 for the activity in other real estate owned. The amounts included as “covered other real estate” are subject to the FDIC loss sharing agreements.

Table 17 - Other Real Estate Owned Activity

	For the year ended December 31, 2014
(In thousands)	Non-covered OREO Commercial/ Construction	Non-covered OREO Mortgage	Covered OREO Commercial/ Construction	Covered OREO Mortgage	Total
Balance at beginning of period	$48,649	$86,852	$120,215	$47,792	$303,508
Write-downs in value	(7,112)	(3,628)	(26,657)	(4,969)	(42,366)
Additions	16,200	65,300	55,582	21,769	158,851
Sales	(20,042)	(49,618)	(59,219)	(19,028)	(147,907)
Other adjustments	1,288	(2,389)	(4,527)	(692)	(6,320)

Ending balance	$38,983	$96,517	$85,394	$44,872	$265,766

	For the year ended December 31, 2013
(In thousands)	Non-covered OREO Commercial/ Construction	Non-covered OREO Mortgage	Covered OREO Commercial/ Construction	Covered OREO Mortgage	Total
Balance at beginning of period	$135,862	$130,982	$99,398	$39,660	$405,902
Write-downs in value	(11,377)	(9,525)	(18,857)	(4,102)	(43,861)
Additions	32,175	82,985	87,800	30,037	232,997
Sales	(108,254)	(118,596)	(48,447)	(17,720)	(293,017)
Other adjustments	243	1,006	321	(83)	1,487

Ending balance	$48,649	$86,852	$120,215	$47,792	$303,508

	For the year ended December 31, 2012
(In thousands)	Non-covered OREO Commercial/ Construction	Non-covered OREO Mortgage	Covered OREO Commercial/ Construction	Covered OREO Mortgage	Total
Balance at beginning of period	$90,230	$82,267	$77,776	$31,359	$281,632
Write-downs in value	(13,727)	(10,823)	(7,466)	(767)	(32,783)
Additions	110,947	108,312	60,920	23,195	303,374
Sales	(51,422)	(46,091)	(32,022)	(13,122)	(142,657)
Other adjustments	(166)	(2,683)	190	(1,005)	(3,664)

Ending balance	$135,862	$130,982	$99,398	$39,660	$405,902

Other assets

Table 18 provides a breakdown of the principal categories that comprise the caption of “Other assets” in the consolidated statements of financial condition at December 31, 2014 and 2013.

Table 18 - Other Assets

(In thousands)	2014	2013	Change
Net deferred tax assets (net of valuation allowance)	$812,819	$761,768	$51,051
Investments under the equity method	225,625	197,006	28,619
Bank-owned life insurance program	—	228,805	(228,805)
Prepaid FDIC insurance assessment	360	383	(23)
Prepaid taxes	198,120	91,504	106,616
Other prepaid expenses	83,719	67,108	16,611
Derivative assets	25,362	34,710	(9,348)
Trades receivables from brokers and counterparties	66,949	71,680	(4,731)
Others	233,489	234,594	(1,105)

Total other assets	$1,646,443	$1,687,558	$(41,115)

The decrease in other assets from December 31, 2013 to December 31, 2014 was principally due to BPNA’s surrendering of its bank owned life insurance contracts, which had a balance of $231.2 million as of the transaction date. BPNA received approximately $231.4 million in satisfaction of its surrender request. This was partially offset by increases of $106.6 million in prepaid taxes, $51.1 million in deferred taxes, and $28.6 million from investments under the equity method. The increase in prepaid taxes includes a payment of $45 million made during the second quarter of 2014 in connection with the Closing Agreement signed with the PR Department of Treasury and $25.7 million of unamortized corporate personal property tax and municipal tax paid during the second quarter of 2014. The increase in investments under the equity method was due mainly to a $24.1 million increase from the investment in BHD León, which in part was due to the merger transaction in which BHD acquired the net assets of Centro Financiero León. As a result of this transaction, the Corporation recognized a net gain of $14.2 million during the first quarter of 2014. The increase in net deferred tax assets (net of valuation allowance) was due in part to the deferred tax asset associated with the additional minimum pension liability recorded as of December 31, 2014, which increased as a result of changes to the mortality table and the impact of using a lower discount rate.

Refer to Notes 19 and 34 for additional information on the Corporation’s investments under the equity method.

Deposits and Borrowings

The composition of the Corporation’s financing to total assets at December 31, 2014 and December 31, 2013 is included in Table 19.

Table 19 - Financing to Total Assets

	December 31,	December 31,	% increase (decrease)	% of total assets
(In millions)	2014	2013	from 2013 to 2014	2014	2013
Non-interest bearing deposits	$5,784	$5,923	(2.3)%	17.5%	16.6%
Interest-bearing core deposits	14,775	16,026	(7.8)	44.6	44.8
Other interest-bearing deposits	4,249	4,762	(10.8)	12.8	13.3
Fed funds purchased and repurchase agreements	1,272	1,659	(23.3)	3.8	4.6
Other short-term borrowings	21	401	(94.8)	0.1	1.1
Notes payable	1,712	1,585	8.0	5.2	4.4
Other liabilities	1,012	767	31.9	3.1	2.2
Liabilities from discontinued operations	5	—	—	—	—
Stockholders’ equity	4,267	4,626	(7.8)	12.9	13.0

Deposits

Table 20 - Deposits Ending Balances

(In thousands)	2014	2013	2012	2011	2010
Demand deposits [1]	$6,606,060	$6,590,963	$6,442,739	$6,256,530	$5,501,430
Savings, NOW and money market deposits (non-brokered)	10,320,782	11,255,309	11,190,335	10,762,869	10,371,580
Savings, NOW and money market deposits (brokered)	406,248	553,521	456,830	212,688	—
Time deposits (non-brokered)	5,960,401	6,478,103	6,541,660	7,552,434	8,594,759
Time deposits (brokered CDs)	1,514,044	1,833,249	2,369,049	3,157,606	2,294,431

Total deposits	$24,807,535	$26,711,145	$27,000,613	$27,942,127	$26,762,200

[1]	Includes interest and non-interest bearing demand deposits.

At December 31, 2014, the Corporation’s total deposits amounted to $24.8 billion, compared to $26.7 billion at December 31, 2013. The decrease in total deposits from the end of 2013 to December 31, 2014 was mainly due to the deposits sold as part of the sale of the California, Illinois and Central Florida regions, which had aggregate deposits of $2.0 billion at the time of the sales. Refer to Table 20 for a breakdown of the Corporation’s deposits at December 31, 2014 and December 31, 2013, and to Note 4 to the consolidated financial statements for detailed information on the sales of BPNA’s discontinued operations.
Borrowings

The Corporation’s borrowings amounted to $3.0 billion at December 31, 2014, compared with $3.6 billion at December 31, 2013. The decrease in borrowings was mostly due to lower balances of repurchase agreements and advances from the Federal Home Loan Bank of New York, as part of the Corporation’s funding strategies.

On July 2, 2014, the Corporation completed the repayment of TARP funds to the U.S. Treasury through the repurchase of $935 million of trust capital securities issued to the U.S. Treasury under the TARP Capital Purchase Program. At the time of the transaction, the debt had a carrying amount of $521 million, net of a discount of $414 million. The Corporation funded the repurchase through a combination of available cash and approximately $400 million from the proceeds of the issuance of its $450 million aggregate principal amount of 7% Senior Notes due on 2019 which settled on July 1, 2014.

Refer to the Off-Balance Sheet Arrangements and Other Commitments section in this MD&A for additional information on the Corporation’s contractual obligations at December 31, 2014.

Other liabilities

The Corporation’s other liabilities amounted to $1 billion at December 31, 2014, compared with $767 million at December 31, 2013. The increase in other liabilities of $245 million was mostly due to an increase of approximately $139 million in the minimum pension liability due to adjustments to the mortality table and the impact of using a lower discount rate, and an increase of $34 million in the GNMA loans repurchase option liability due to lower repurchase activity during the fourth quarter of 2014.

Stockholders’ Equity

Stockholders’ equity totaled $4.3 billion at December 31, 2014, compared with $4.6 billion at December 31, 2013. The decrease was principally due to the net loss of $313.5 million recorded for the year and an increase of $41.1 million in accumulated other comprehensive loss. The increase in accumulated other comprehensive loss was due mainly to the additional pension liability of $100.9 million due to adjustments to the mortality table and the impact of using a lower discount rate, which was partially offset by higher unrealized gains on securities available for sale of $56.8 million.

On July 23, 2014, the Corporation completed the repurchase of the outstanding warrant initially issued to the U.S. Treasury under the TARP Capital Purchase Program in 2008 for a repurchase price of $3.0 million. Refer to the consolidated statements of financial condition and of stockholders’ equity for information on the composition of stockholders’ equity. Also, refer to Note 29 for a detail of the accumulated other comprehensive income (loss), an integral component of stockholders’ equity.

REGULATORY CAPITAL

Table 21 presents the Corporation’s capital adequacy information for the years 2010 through 2014. Note 28 to the consolidated financial statements presents further information on the Corporation’s regulatory capital requirements, including the regulatory capital ratios of its depository institutions, BPPR and BPNA. The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations.

Table 21 - Capital Adequacy Data

	At December 31,
(Dollars in thousands)	2014	2013	2012	2011	2010
Risk-based capital:
Tier 1 capital	$3,849,891	$4,464,742	$4,058,242	$3,899,593	$3,733,776
Supplementary (Tier 2) capital	272,347	296,813	298,906	312,477	328,522

Total capital	$4,122,238	$4,761,555	$4,357,148	$4,212,070	$4,062,298

Risk-weighted assets:
Balance sheet items	$19,485,230	$21,409,548	$21,175,833	$21,775,369	$22,621,779
Off-balance sheet items	1,748,672	1,909,126	2,215,739	2,638,954	3,099,186

Total risk-weighted assets	$21,233,902	$23,318,674	$23,391,572	$24,414,323	$25,720,965

Adjusted average quarterly assets	$32,250,173	$34,746,137	$35,226,183	$35,783,749	$38,490,597

Ratios:
Tier 1 capital (minimum required – 4.00%)	18.13%	19.15%	17.35%	15.97%	14.52%
Total capital (minimum required – 8.00%)	19.41	20.42	18.63	17.25	15.79
Leverage ratio [1]	11.94	12.85	11.52	10.90	9.70
Average equity to assets	12.95	11.52	10.60	9.81	8.49
Average tangible equity to assets	11.45	9.78	8.82	8.10	6.77
Average equity to loans	19.17	16.88	15.47	14.57	12.62

[1]	All banks are required to have minimum Tier 1 leverage ratio of 3% or 4% of adjusted quarterly average assets, depending on the bank’s classification.

Under the Federal Reserve Board’s risk-based capital guidelines for bank holding companies and member banks in effect as of December 31, 2014, to meet minimum adequately-capitalized regulatory requirements, an institution had to maintain a Tier 1 capital ratio of 4% and a total capital ratio of 8%. A “well-capitalized” institution must generally maintained capital ratios 200 basis points higher than the minimum guidelines. The risk-based capital rules are further supplemented by a Tier 1 leverage ratio, defined as Tier 1 capital divided by adjusted quarterly average total assets, after certain adjustments. “Well capitalized” bank holding companies had to maintain a minimum Tier 1 leverage ratio of 5%. The Corporation’s ratios presented in Table 21 show that the Corporation was “well capitalized” for regulatory purposes, the highest classification, for all years presented. BPPR and BPNA were also well-capitalized for all years presented.

The reduction in the regulatory capital ratios from December 31, 2013 to the same date in 2014 was mainly the result of the reduction in total capital resulting from the repurchase on July 2, 2014 of $935 million of capital securities held by the U.S. Treasury in connection with the TARP Capital Purchase Program. This unfavorable impact to the regulatory capital ratios was in part off-set by a reduction in risk-weighted assets, mostly driven by the U.S. regional sales.

In accordance with the Federal Reserve Board guidance under general risk-based capital rules in effect as of December 31, 2014, the trust preferred securities represent restricted core capital elements and qualify as Tier 1 capital, subject to certain quantitative limits. The aggregate amount of restricted core capital elements that may had been included in the Corporation’s Tier 1 capital under the risk-based capital rules in effect as of December 31, 2014 could not have exceeded 25% of the sum of all core capital elements (including cumulative perpetual preferred stock and trust preferred securities). Amounts of restricted core capital elements in excess of this limit generally may have been included in Tier 2 capital, subject to further limitations. At December 31, 2014 and 2013, the Corporation’s restricted core capital elements did not exceed the 25% limitation.

Non-GAAP financial measures

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

Table 22 provides a reconciliation of total stockholders’ equity to tangible common equity and total assets to tangible assets at December 31, 2014 and 2013.

Table 22 - Reconciliation Tangible Common Equity and Assets

	At December 31,
(In thousands, except share or per share information)	2014	2013
Total stockholders’ equity	$4,267,382	$4,626,150
Less: Preferred stock	(50,160)	(50,160)
Less: Goodwill	(465,676)	(647,757)
Less: Other intangibles	(37,595)	(45,132)

Total tangible common equity	$3,713,951	$3,883,101

Total assets	$33,096,695	$35,749,333
Less: Goodwill	(465,676)	(647,757)
Less: Other intangibles	(37,595)	(45,132)

Total tangible assets	$32,593,424	$35,056,444

Tangible common equity to tangible assets at end of period	11.39%	11.08%
Common shares outstanding at end of period	103,476,847	103,397,699
Tangible book value per common share	$35.89	$37.56

The Tier 1 common equity to risk-weighted assets ratio is another non-GAAP measure. Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing the Corporation’s capital position.

Because Tier 1 common equity is not formally defined by GAAP or, unlike Tier 1 capital, codified in the federal banking regulations currently in effect for the Corporation as of December 31, 2014, this measure is considered to be a non-GAAP financial measure. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Corporation has procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

Table 23 reconciles the Corporation’s total common stockholders’ equity (GAAP) to Tier 1 common equity as defined by the Federal Reserve Board, FDIC and other bank regulatory agencies (non-GAAP).

Table 23 - Reconciliation Tier 1 Common Equity

	At December 31,
(In thousands)	2014	2013
Common stockholders’ equity	$4,217,222	$4,575,990
Less: Unrealized losses (gains) on available-for-sale securities, net of tax[1]	(8,465)	48,344
Less: Disallowed deferred tax assets[2]	(592,065)	(626,570)
Less: Disallowed goodwill and other intangible assets, net of deferred tax liability	(447,770)	(643,185)
Less: Aggregate adjusted carrying value of non-financial equity investments	(1,298)	(1,442)
Add: Adjustment of pension and postretirement benefit plans and unrealized gains (losses) on cash flow hedges, net of tax[3]	205,505	104,302

Total Tier 1 common equity	$3,373,129	$3,457,439

Tier 1 common equity to risk-weighted assets	15.89%	14.83%

[1]	In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.
[2]	Approximately $162 million of the Corporation’s $813 million of net deferred tax assets included as “Other assets” in the consolidated statement of condition at December 31, 2014 ($167 million and $762 million, respectively, at December 31, 2013), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $592 million of such assets at December 31, 2014 ($627 million at December 31, 2013) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets”, were deducted in arriving at Tier 1 capital. The remaining $59 million of the Corporation’s other net deferred tax components at December 31, 2014 (($32) million at December 31, 2013) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.
[3]	The Federal Reserve Board has granted interim capital relief for the impact of pension liability adjustment.

Basel III Capital Requirements

In July 2013, the Board of Governors of the Federal Reserve System (the “Board”), the Office of the Comptroller of the Currency (the “OCC”) and the Federal Deposit Insurance Corporation (the “FDIC”) and together with the Board and the OCC (the “Agencies”) approved the Basel III Capital Rules to establish a revised comprehensive regulatory capital framework for all U.S. banking organizations. On July 9, 2013, the Basel III Capital Rules were approved by the Office of the Comptroller of the Currency (“OCC”) and (as interim final rules) by the Federal Deposit Insurance Corporation (“FDIC”) (together with the Board, the “Agencies”).

The Basel III Capital Rules generally implement the Basel Committee on Banking Supervision’s (the “Basel Committee”) December 2010 final capital framework referred to as “Basel III” for strengthening international capital standards. The Basel III Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and their depository institution subsidiaries, including Popular, BPPR and BPNA, as compared to the prior U.S. general risk-based capital rules. The Basel III Capital Rules revise the definitions and the components of regulatory capital, as well as address other issues affecting the numerator in banking institutions’ regulatory capital ratios. The Basel III Capital Rules also address asset risk weights and other matters affecting the denominator in banking institutions’ regulatory capital ratios and replace the prior general risk-weighting approach, which was derived from the Basel Committee’s 1988 “Basel I” capital accords, with a more risk-sensitive approach based, in part, on the “standardized approach” in the Basel Committee’s 2004 “Basel II” capital accords. In addition, the Basel III Capital Rules implement certain provisions of Dodd-Frank Act, including the requirements of Section 939A to remove references to credit ratings from the federal agencies’ rules. The Basel III Capital Rules became effective for Popular, BPPR and BPNA on January 1, 2015, subject to phase-in periods for certain of their components and other provisions.

Among other matters, the Basel III Capital Rules: (i) introduce a new capital measure called “Common Equity Tier 1” (“CET1”) and related regulatory capital ratio of CET1 to risk-weighted assets; (ii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements; (iii) mandate that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expand the scope of the deductions from and adjustments to capital as compared to prior regulations. Under the Basel III Capital Rules, for most banking organizations, including the Corporation, the most common form of Additional Tier 1 capital is non-cumulative perpetual preferred stock and the most common form of Tier 2 capital is subordinated notes and a portion of the allocation for loan and lease losses, in each case, subject to the Basel III Capital Rules’ specific requirements.

Pursuant to the Basel III Capital Rules, the minimum capital ratios that became effective on January 1, 2015 are as follows:

•	4.5% CET1 to risk-weighted assets;

•	6.0% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to risk-weighted assets;

•	8.0% Total capital (that is, Tier 1 capital plus Tier 2 capital) to risk-weighted assets; and

•	4% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (known as the “leverage ratio”).

The Basel III Capital Rules also introduce a new 2.5% “capital conservation buffer”, composed entirely of CET1, on top of the three minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. Thus, when fully phased-in on January 1, 2019, Popular, BPPR and BPNA will be required to maintain such an additional capital conservation buffer of 2.5% of CET1, effectively resulting in minimum ratios of (i) CET1 to risk-weighted assets of at least 7%, (ii) Tier 1 capital to risk-weighted assets of at least 8.5%, and (iii) Total capital to risk-weighted assets of at least 10.5%.

The Basel III Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such items, in the aggregate, exceed 15% of CET1.

In addition (as noted above), under the prior general risk-based capital rules, the effects of AOCI items included in shareholders’ equity (for example, mark-to-market adjustments to the value of securities held in the available for sale portfolio) under U.S. GAAP are reversed for the purposes of determining regulatory capital ratios. Pursuant to the Basel III Capital Rules, the effects of certain AOCI items are not excluded; however, non-advanced approach banking organizations, including Popular, BPPR and BPNA, may make a one-time permanent election to continue to exclude these items. This election must be made concurrently with the first filing of certain of the Popular’s, BPPR’s and BPNA’s periodic regulatory reports in the beginning of 2015. Popular, BPPR and BPNA expect to make this election in order to avoid significant variations in the level of capital depending upon the impact of interest rate fluctuations on the fair value of their securities portfolio. The Basel III Capital Rules also preclude certain hybrid securities, such as trust preferred securities, from inclusion in bank holding companies’ Tier 1 capital, subject to phase-out in the case of bank holding companies that had $15 billion or more in total consolidated assets as of December 31, 2009. The Corporation’s Tier 1 capital level at December 31, 2014, included $ 427 million of trust preferred securities that are subject to the phase-out provisions of the Basel III Capital Rules. The Corporation would be allowed to include only 25 percent of such trust preferred securities in Tier 1 capital as of January 1, 2015 and 0 percent as of January 1, 2016, and thereafter. Trust preferred securities no longer included in Popular’s Tier 1 capital may nonetheless be included as a component of Tier 2 capital on a permanent basis without phase-out and irrespective of whether such securities otherwise meet the revised definition of Tier 2 capital set forth in the Basel III Capital Rules.

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

With respect to BPPR and BPNA, the Basel III Capital Rules revise the “prompt corrective action” (“PCA”) regulations adopted pursuant to Section 38 of the Federal Deposit Insurance Act, by: (i) introducing a CET1 ratio requirement at each PCA category (other than critically undercapitalized), with the required CET1 ratio being 6.5% for well-capitalized status; (ii) increasing the minimum Tier 1 capital ratio requirement for each category, with the minimum Tier 1 capital ratio for well-capitalized status being 8% (as compared to the prior 6%); and (iii) eliminating the prior provision that provides that a bank with a composite supervisory rating of 1 may have a 3% leverage ratio and still be adequately capitalized. The Basel III Capital Rules do not change the total risk-based capital requirement for any PCA category. Failure to meet capital guidelines could subject the Corporation and its depository institution subsidiaries to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC and to certain restrictions on our business.

The Basel III Capital Rules prescribe a new standardized approach for risk weightings that expand the risk-weighting categories from the prior four Basel I-derived categories (0%, 20%, 50% and 100%) to a larger and more risk-sensitive number of categories, depending on the nature of the assets, and resulting in higher risk weights for a variety of asset classes.

The Corporation has evaluated the impact of the Basel III Capital Rules on our regulatory capital ratios and estimates a reduction of approximately 126 basis points to our Basel I Tier 1 Common risk-based capital ratio based on our December 31, 2014 balance sheet composition, assuming a full phase-in of the Basel III Capital Rules, and an increase of approximately 58 basis points assuming a transitional phase-in considering the applicable criteria for non-advanced banking organizations in effect as of January 1, 2015. The following table presents a preliminary estimate of the Corporation’s regulatory capital ratios and risk-weighted assets on a fully-phased in basis and on a transitional basis under the methodologies set forth in the Basel III Capital Rules based on our current understanding of those Rules and subject to certain assumptions.

We believe that Popular, BPPR and BPNA will be able to meet the required well-capitalized capital ratios on a Basel III basis.

Table 24 - Estimated Regulatory Capital Ratios Under Basel III Rules

(Dollars in thousands)	Transitional phase-in December 31, 2014		Fully phase-in December 31, 2014
Tier 1 common equity (Basel I)	$3,373,129		$3,373,129
Adjustment related to capital components	369,067	[a]	22,445

Estimated Tier 1 common equity under Basel III rules without AOCI	$3,742,196		$3,395,574

Additional Tier 1 equity (Basel I)	$476,762		$476,762
Adjustment related to capital components	(388,667)[b]		(426,602)[b]

Estimated additional Tier 1 equity under Basel III rules	$88,095		$50,160

Tier 2 capital (Basel I)	$272,347		$272,347
Adjustment related to capital components	336,987	[b]	449,713	[b]

Estimated Tier 2 capital under Basel III rules	$609,334		$722,060

Total capital (Basel I)	$4,122,238		$4,122,238
Adjustment related to capital components	317,387		45,556

Estimated total capital under Basel III rules	$4,439,625		$4,167,794

Risk-weighted assets under Basel I rules	$21,233,902		$21,233,902
Adjustment related to RWA components	1,483,298	[c]	1,975,471	[c]

Estimated risk-weighted assets under Basel III rules	$22,717,200		$23,209,373

Estimated ratios:
Tier 1 capital	16.86%		14.85%
Tier 1 common equity	16.47		14.63
Total capital	19.54		17.96
Leverage	11.76		10.67

[a]

Primarily relates to the favorable impact of the phase-in of deductions related items subject to the 10 and 15 percent common equity Tier 1 capital deduction thresholds, principally the impact to the Corporation of disallowed deferred tax assets.

[b]

Under Basel III, only 25% of the outstanding balance of trust preferred securities under the transition provision is allowed as additional Tier 1 capital as of January 1, 2015, with the remaining balance included in Tier 2 capital. Under a fully phase-in approach, 100 percent of the trust preferred securities is treated as Tier 2 capital.

[c]

The main differences between the Corporation’s risk-weighted assets as calculated under Basel I compared with Basel III include mainly risk-weighting for non-performing loans, unfunded commitments and high volatility commercial real estate loans.

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

Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2014, primarily for services, equipment and real estate construction projects. Services include software licensing and maintenance, facilities maintenance, supplies purchasing, and other goods or services used in the operation of the business. Generally, these contracts are renewable or cancelable at least annually, although in some cases the Corporation has committed to contracts that may extend for several years to secure favorable pricing concessions.

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

At December 31, 2014, the aggregate contractual cash obligations, including purchase obligations and borrowings, by maturities, are presented in Table 25.

Table 25 - Contractual Obligations

	Payments Due by Period
(In millions)	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years	Total
Certificates of deposits	$5,011	$1,531	$860	$72	$7,474
Federal funds purchased and repurchase agreements	1,168	104	—	—	1,272
Other short-term borrowings	21	—	—	—	21
Long-term debt	328	332	567	465	1,692
Purchase obligations	120	50	19	6	195
Annual rental commitments under operating leases	56	50	35	115	256
Capital leases	1	2	3	14	20

Total contractual cash obligations	$6,705	$2,069	$1,484	$672	$10,930

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

At December 31, 2014, the Corporation’s liability on its pension, restoration and postretirement benefit plans amounted to $285 million, compared with $130 million at December 31, 2013. The Corporation’s expected contributions to the pension and benefit restoration plans are minimal, while the expected contributions to the postretirement benefit plan to fund current benefit payment requirements are estimated at $5.8 million for 2015. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Refer to Note 37 to the consolidated financial statements for further information on these plans. Management believes that the effect of the pension and postretirement plans on liquidity is not significant to the Corporation’s overall financial condition. The BPPR’s non-contributory defined pension and benefit restoration plans are frozen with regards to all future benefit accruals.

At December 31, 2014, the liability for uncertain tax positions was $7.9 million, compared with $9.8 million as of the end of 2013. This liability represents an estimate of tax positions that the Corporation has taken in its tax returns which may ultimately not be sustained upon examination by the tax authorities. The ultimate amount and timing of any future cash settlements cannot be predicted with reasonable certainty. Under the statute of limitations, the liability for uncertain tax positions expires as follows: 2015 - $2.2 million, 2016 - $0.8 million, 2017 - $0.8 million, 2018 - $1.1 million, and 2019 - $1.1 million, additionally $1.9 million not subject to statute of limitation. As a result of examinations, the Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $6.7 million.

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

The following table presents the contractual amounts related to the Corporation’s off-balance sheet lending and other activities at December 31, 2014:

Table 26 - Off-Balance Sheet Lending and Other Activities

	Amount of Commitment - Expiration Period
(In millions)	2015	2016 - 2017	2018 - 2019	2020 - thereafter	Total
Commitments to extend credit	$6,418	$490	$174	$53	$7,135
Commercial letters of credit	3	—	—	—	3
Standby letters of credit	43	3	—	—	46
Commitments to originate mortgage loans	21	5	—	—	26
Unfunded investment obligations	—	9	—	—	9

Total	$6,485	$507	$174	$53	$7,219

Guarantees Associated with Loans Sold / Serviced

At December 31, 2014, the Corporation serviced $2.1 billion in residential mortgage loans subject to lifetime credit recourse provisions, principally loans associated with FNMA and FHLMC residential mortgage loan securitization programs, compared with $2.5 billion at December 31, 2013. The Corporation has not sold any mortgage loans subject to credit recourse since 2010.

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

The following table presents the delinquency status of the residential mortgage loans serviced by the Corporation that are subject to lifetime credit recourse provisions at December 31, 2014 and December 31, 2013.

Table 27 - Delinquency of Residential Mortgage Loans Subject to Lifetime Credit Recourse

(In thousands)	2014	2013
Total portfolio	$2,138,705	$2,524,155
Days past due:
30 days and over	$302,992	$347,046
90 days and over	$129,590	$138,018

As a percentage of total portfolio:
30 days past due or more	14.17%	13.75%
90 days past due or more	6.06%	5.47%

During the year ended December 31, 2014, the Corporation repurchased approximately $89 million of unpaid principal balance in mortgage loans subject to the credit recourse provisions (December 31, 2013 - $126 million). There are no particular loan characteristics, such as loan vintages, loan type, loan-to-value ratio, or other criteria, that denote any specific trend or a concentration of repurchases in any particular segment. Based on historical repurchase experience, the loan delinquency status is the main factor which causes the repurchase request. The current economic situation has forced the investors to take a closer review at loan performance and recourse triggers, thus causing an elevated level of loan repurchases.

At December 31, 2014, there were 5 outstanding unresolved claims related to the recourse portfolio with a principal balance outstanding of $589 thousand, compared with 5 and $769 thousand, respectively, at December 31, 2013. The outstanding unresolved claims at December 31, 2014 and 2013 pertained to FNMA.

At December 31, 2014, the Corporation’s liability established to cover the estimated credit loss exposure related to loans sold or serviced with credit recourse amounted to $59 million, compared with $41 million at December 31, 2013.

The following table presents the changes in the Corporation’s liability of estimated losses from these credit recourses agreements, included in the consolidated statements of financial condition for the years ended December 31, 2014 and 2013.

Table 28 - Changes in Liability of Estimated Losses from Credit Recourse Agreements

	December 31,
(In thousands)	2014	2013
Balance as of beginning of period	$41,463	$51,673
Provision for recourse liability	41,312	21,793
Net charge-offs / terminations	(23,337)	(32,003)

Balance as of end of period	$59,438	$41,463

The provision for credit recourse liability increased $19.5 million for the year ended December 31, 2014, when compared to 2013. The increase in the provision was due in part to certain enhancements in the estimated losses for certain credit recourse at BPPR.

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

When the Corporation sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Corporation’s mortgage operations in the Puerto Rico group conforming mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or are sold directly to FNMA or other private investors for cash. As required under the government agency programs, quality review procedures are performed by the Corporation to ensure that asset guideline qualifications are met. To the extent the loans do not meet specified characteristics, the Corporation may be required to repurchase such loans or indemnify for losses and bear any subsequent loss related to the loans. Repurchases under representation and warranty arrangements in which the Corporation’s Puerto Rico banking subsidiaries were obligated to repurchase the loans amounted to $2.2 million in unpaid principal balance with losses amounting to $1.7 million for the year ended December 31, 2014 ($4.7 million and $1.0 million, respectively, at December 31, 2013). A substantial amount of these loans reinstate to performing status or have mortgage insurance, and thus the ultimate losses on the loans are not deemed significant.

As discussed on Note 4 – Discontinued Operations, on November 8, 2014, the Corporation completed the sale of the California regional operations. In connection with this transaction, the Corporation agreed to provide, subject to certain limitations, customary indemnification to the purchaser, including with respect to certain pre-closing liabilities and violations of representations and warranties. The Corporation also agreed to indemnify the purchaser for up to 1.5% of credit losses on transferred loans for a period of two years after the closing. Pursuant to this indemnification provision, the Corporation’s maximum exposure is approximately $16.0 million. The Corporation recognized a reserve of approximately $2.2 million, representing its best estimate of the loss that would be incurred in connection with this indemnification. This reserve is included within the liabilities from discontinued operations.

During the quarter ended June 30, 2013, the Corporation established a reserve for certain specific representation and warranties made in connection with BPPR’s sale of non-performing mortgage loans. The purchaser’s sole remedy under the indemnity clause is to seek monetary damages from BPPR, for a maximum of $16.3 million. BPPR recognized a reserve of approximately $3.0 million, representing its best estimate of the loss that would be incurred in connection with this indemnification. BPPR’s obligations under this clause end one year after the closing except to any claim asserted prior to such termination date. At December 31, 2014 the Corporation has a reserve balance of $2.8 million to cover claims received from the purchaser, which are currently being evaluated.

During the quarter ended March 31, 2013, the Corporation established a reserve for certain specific representation and warranties made in connection with BPPR’s sale of commercial and construction loans, and commercial and single family real estate owned. The purchaser’s sole remedy under the indemnity clause is to seek monetary damages from BPPR, for a maximum of $18.0 million. BPPR is not required to repurchase any of the assets. BPPR recognized a reserve of approximately $10.7 million, representing its best estimate of the loss that would be incurred in connection with this indemnification. During the quarter ended March 31, 2014, the Corporation released $2.0 million based on an evaluation of claims received under this clause. At December 31, 2014 the Corporation has a reserve balance of $7.4 million to cover claims received from the purchaser, which are currently being evaluated.

In addition, at December 31, 2014, the Corporation has reserves for customary representations and warranties related to loans sold by its U.S. subsidiary E-LOAN prior to 2009. Loans had been sold to investors on a servicing released basis subject to certain representations and warranties. Although the risk of loss or default was generally assumed by the investors, the Corporation made certain representations relating to borrower creditworthiness, loan documentation and collateral, which if not correct, may result in requiring the Corporation to repurchase the loans or indemnify investors for any related losses associated to these loans. At December 31, 2014 and December 31, 2013, the Corporation’s reserve for estimated losses from such representation and warranty arrangements amounted to $ 5 million and $ 7 million, respectively. E-LOAN is no longer originating and selling loans since the subsidiary ceased these activities in 2008 and most of the outstanding agreements with major counterparties were settled during 2010 and 2011.

Servicing agreements relating to the mortgage-backed securities programs of FNMA and GNMA, and to mortgage loans sold or serviced to certain other investors, including FHLMC, require the Corporation to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. At December 31, 2014, the Corporation serviced $15.6 billion in mortgage loans for third-parties, including the loans serviced with credit recourse, compared with $16.3 billion at December 31, 2013. The Corporation generally recovers funds advanced pursuant to these arrangements from the mortgage owner, from liquidation proceeds when the mortgage loan is foreclosed or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantees programs. However, in the meantime, the Corporation must absorb the cost of the funds it advances during the time the advance is outstanding. The Corporation must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a defaulted loan is not cured, the mortgage loan would be canceled as part of the foreclosure proceedings and the Corporation would not receive any future servicing income with respect to that loan. At December 31, 2014, the outstanding balance of funds advanced by the Corporation under such mortgage loan servicing agreements was approximately $36 million, compared with $29 million at December 31, 2013. To the extent the mortgage loans underlying the Corporation’s servicing portfolio experience increased delinquencies, the Corporation would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts.

Popular, Inc. Holding Company (“PIHC”) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries amounting to $ 0.2 billion at December 31, 2014 (December 31, 2013 - $ 0.2 billion). In addition, at December 31, 2014 and December 31, 2013, PIHC fully and unconditionally guaranteed on a subordinated basis $ 0.4 billion and $ 1.4 billion, respectively, of capital securities (trust preferred securities) issued by wholly-owned issuing trust entities to the extent set forth in the applicable guarantee agreement. Refer to Note 26 to the consolidated financial statements for further information on the trust preferred securities.

The Corporation is a defendant in a number of legal proceedings arising in the ordinary course of business as described in Note 31 to the consolidated financial statements.

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

Most of the assets subject to market valuation risk are securities in the investment portfolio classified available for sale. Refer to Notes 9 and 10 for further information on the investment portfolio. Investment securities classified as available for sale amounted to $5.3 billion as of December 31, 2014. Other assets subject to market risk include loans held-for-sale, which amounted to $106 million, the mortgage servicing rights (“MSRs”) which amounted to $149 million and securities classified as “trading” which amounted to $139 million, as of December 31, 2014.

Liabilities subject to market risk include the FDIC clawback obligation, which amounted to $ 129 million at December 31, 2014.

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

The Corporation processes net interest income simulations under interest rate scenarios in which the yield curve is assumed to rise and decline gradually by the same amount. The rising rate scenarios considered in these market risk simulations reflect gradual parallel changes of 200 and 400 basis points during the twelve-month period ending December 31, 2015. Under a 200 basis points rising rate scenario, 2015 projected net interest income increases by $60 million, while under a 400 basis points rising rate scenario, 2015 projected net interest income increases by $106 million. These scenarios were compared against the Corporation’s flat or unchanged interest rates forecast scenario. Simulation analyses are based on many assumptions, including relative levels of market interest rates, interest rate spreads, loan prepayments and deposit decay. Thus, they should not be relied upon as indicative of actual results. Further, the estimates do not contemplate actions that management could take to respond to changes in interest rates. By their nature, these forward-looking computations are only estimates and may be different from what may actually occur in the future.

Static gap analysis measures the volume of assets and liabilities maturing or repricing at a future point in time. Static gap reports stratify all of the Corporation’s assets, liabilities and off-balance sheet positions according to the instrument’s maturity, repricing characteristics and optionality, assuming no new business. The repricing volumes typically include adjustments for anticipated future asset prepayments and for differences in sensitivity to market rates. The volume of assets and liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Depending on the duration and repricing characteristics, changes in interest rates could either increase or decrease the level of net interest income. For any given period, the pricing structure of the assets and liabilities is generally matched when an equal amount of such assets and liabilities mature or reprice in that period. Any mismatch of interest earning assets and interest bearing liabilities is known as a gap position. A positive gap denotes asset sensitivity, which means that an increase in interest rates could have a positive effect on net interest income, while a decrease in interest rates could have a negative effect on net interest income. As shown in Table 29, at December 31, 2014, the Corporation’s one-year cumulative positive gap was $5.3 billion, or 17.8% of total earning assets. This compares with $3.7 billion or 11.8%, respectively, at December 31, 2013. The change in the one-year cumulative gap position was influenced by a lower level of short-term borrowings that resulted mainly from cash inflows and lower volume of assets and higher level of capital from operations. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures. They do not incorporate possible actions that could be taken to manage the Corporation’s IRR, nor do they capture the basis risks that might be included within the cumulative gap, given possible changes in the spreads between asset rates and the rates used to fund them.

Table 29 - Interest Rate Sensitivity

	At December 31, 2014
	By repricing dates
(Dollars in thousands)	0-30 days	Within 31 - 90 days	After three months but within six months	After six months but within nine months	After nine months but within one year	After one year but within two years	After two years	Non-interest bearing funds	Total
Assets:
Money market investments	$1,820,582	$804	$1,000	$—	$—	$—	$—	$—	$1,822,386
Investment and trading securities	374,768	727,505	452,759	194,845	181,994	543,905	$3,242,986	—	5,718,762
Loans	7,093,074	721,795	780,179	741,789	683,650	2,117,210	9,915,520	—	22,053,217
Other assets	—	—	—	—	—	—	—	3,502,330	3,502,330

Total	9,288,424	1,450,104	1,233,938	936,634	865,644	2,661,115	13,158,506	3,502,330	33,096,695

Liabilities and stockholders’ equity:
Savings, NOW and money market and other interest bearing demand deposits	114,943	288,171	497,404	477,412	358,708	1,368,617	8,444,087	—	11,549,342
Certificates of deposit	1,669,190	924,837	1,293,293	771,928	614,295	1,028,179	1,172,723	—	7,474,445
Federal funds purchased and assets sold under agreements to repurchase	490,442	219,891	166,058	247,093	31,135	117,038	—	—	1,271,657
Other short-term borrowings	21,200	—	—	—	—	—	—	—	21,200
Notes payable	59	119	10,205	300,205	18,300	250,933	1,132,007	—	1,711,828
Non-interest bearing deposits	—	—	—	—	—	—	—	5,783,748	5,783,748
Other non-interest bearing liabilities	—	—	—	—	—	—	—	1,017,093	1,017,093
Stockholders’ equity	—	—	—	—	—	—	—	4,267,382	4,267,382

Total	$2,295,834	$1,433,018	$1,966,960	$1,796,638	$1,022,438	$2,764,767	$10,748,817	$11,068,223	$33,096,695

Interest rate sensitive gap	6,992,590	17,086	(733,022)	(860,004)	(156,794)	(103,652)	2,409,689	(7,565,893)	—
Cumulative interest rate sensitive gap	6,992,590	7,009,676	6,276,654	5,416,650	5,259,856	5,156,204	7,565,893	—	—
Cumulative interest rate sensitive gap to earning assets	23.63%	23.69%	21.21%	18.30%	17.77%	17.42%	25.57%	—	—

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

Table 30 - Maturity Distribution of Earning Assets

	As of December 31, 2014
	Maturities
		After one year through five years		After five years
(In thousands)	One year or less	Fixed interest rates	Variable interest rates	Fixed interest rates	Variable interest rates	Total

Money market securities	$1,822,386	—	—	—	—	$1,822,386

Investment and trading securities	1,851,748	$2,414,585	$28,817	$1,231,631	$27,453	5,554,234

Loans:

Commercial	2,973,185	1,552,149	1,970,539	882,950	835,277	8,214,100

Construction	129,373	21,914	64,122	33,797	2,468	251,674

Lease financing	202,945	347,918	—	15,287	—	566,150

Consumer	2,009,048	1,400,188	251,933	71,060	143,351	3,875,580

Mortgage	818,880	1,435,107	363,246	3,551,732	434,086	6,603,051

Total non-covered loans	6,133,431	4,757,276	2,649,840	4,554,826	1,415,182	19,510,555
Covered loans under FDIC loss sharing agreements	1,220,220	452,795	391,464	363,169	115,014	2,542,662

Total earning assets	$11,027,785	$7,624,656	$3,070,121	$6,149,626	$1,557,649	$29,429,837

Note:	Equity securities available-for-sale and other investment securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock held by the Corporation, are not included in this table.

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

At December 31, 2014, the Corporation held trading securities with a fair value of $139 million, representing approximately 0.4% of the Corporation’s total assets, compared with $340 million and 1.0% at December 31, 2013. As shown in Table 31, the trading portfolio consists principally of mortgage-backed securities relating to BPPR’s mortgage activities described above, which at December 31, 2014 were investment grade securities. As of December 31, 2014, the trading portfolio also included $9.9 million in Puerto Rico government obligations and shares of Closed-end funds that invest primarily in Puerto Rico government obligations (December 31, 2013 - $11.1 million). Trading instruments are recognized at fair value, with changes resulting from fluctuations in market prices, interest rates or exchange rates reported in current period earnings. The Corporation recognized a net trading account gain of $4.4 million for the year ended December 31, 2014, compared with a loss of $13.5 million for 2013. Table 31 provides the composition of the trading portfolio at December 31, 2014 and December 31, 2013.

Table 31 - Trading Portfolio

	December 31, 2014		December 31, 2013
(Dollars in thousands)	Amount	Weighted Average Yield [1]	Amount	Weighted Average Yield [1]
Mortgage-backed securities	$110,692	6.19%	$312,751	4.90%
Collateralized mortgage obligations	1,636	5.01	1,849	4.75
Puerto Rico government obligations	7,954	5.23	7,586	5.15
Interest-only strips	769	12.11	915	12.01
Other	17,476	3.26	16,642	3.14

Total	$138,527	5.78%	$339,743	4.84%

[1]	Not on a taxable equivalent basis.

The Corporation’s trading activities are limited by internal policies. For each of the two subsidiaries, the market risk assumed under trading activities is measured by the 5-day net value-at-risk (“VAR”), with a confidence level of 99%. The VAR measures the maximum estimated loss that may occur over a 5-day holding period, given a 99% probability.

The Corporation’s trading portfolio had a 5-day VAR of approximately $1.1 million for the last week in December 2014. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates. Backtesting is performed to compare actual results against maximum estimated losses, in order to evaluate model and assumptions accuracy.

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

Derivative transactions are generally executed with instruments with a high correlation to the hedged asset or liability. The underlying index or instrument of the derivatives used by the Corporation is selected based on its similarity to the asset or liability being hedged. As a result of interest rate fluctuations, fixed and variable interest rate hedged assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Management will assess if circumstances warrant liquidating or replacing the derivatives position in the hypothetical event that high correlation is reduced. Based on the Corporation’s derivative instruments outstanding at December 31, 2014, it is not anticipated that such a scenario would have a material impact on the Corporation’s financial condition or results of operations.

Certain derivative contracts also present credit risk and liquidity risk because the counterparties may not comply with the terms of the contract, or the collateral obtained might be illiquid or become so. The Corporation controls credit risk through approvals, limits and monitoring procedures, and through master netting and collateral agreements whenever possible. Further, as applicable under the terms of the master agreements, the Corporation may obtain collateral, where appropriate, to reduce credit risk. The credit risk attributed to the counterparty’s nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by the fair value measurements guidance, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. During the year ended December 31, 2014, inclusion of the credit risk in the fair value of the derivatives resulted in a net gain of $1.1 million (2013 – net gain of $1.5 million; 2012 – net gain of $2.9 million), which consisted of a loss of $0.1 million (2013 – gain of $ 0.5 million; 2012 – loss of $ 0.5 million) resulting from the Corporation’s credit standing adjustment and a gain of $1.2 million (2013 – gain of $1 million; 2012 – gain of $3.4 million) from the assessment of the counterparties’ credit risk. At December 31, 2014, the Corporation had $15 million (2013 - $ 19 million) recognized for the right to reclaim cash collateral posted. On the other hand, the Corporation did not have any obligation to return cash collateral received at December 31, 2014 and 2013.

The Corporation performs appropriate due diligence and monitors the financial condition of counterparties that represent a significant volume of credit exposure. Additionally, the Corporation has exposure limits to prevent any undue funding exposure.

Cash Flow Hedges

The Corporation manages the variability of cash payments due to interest rate fluctuations by the effective use of derivatives designated as cash flow hedges and that are linked to specified hedged assets and liabilities. The cash flow hedges relate to forward contracts or “to be announced” (“TBA”) mortgage-backed securities that are sold and bought for future settlement to hedge mortgage-backed securities and loans prior to securitization. The seller agrees to deliver on a specified future date a specified instrument at a specified price or yield. These securities are hedging a forecasted transaction and are designated for cash flow hedge accounting. The notional amount of derivatives designated as cash flow hedges at December 31, 2014 amounted to $93 million, while it did not have any derivative that qualified to be accounted for as cash flow hedges outstanding at December 31, 2013.

Refer to Note 33 to the consolidated financial statements for additional quantitative information on these derivative contracts.

Fair Value Hedges

The Corporation did not have any derivatives designated as fair value hedges during the years ended December 31, 2014 and 2013.

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

At December 31, 2014, the Corporation had outstanding $ 238 million (2013- $ 283 million) in notional amount of interest rate swap agreements with a net negative fair value of $1 million (2013 – net negative fair value of $2 million), which were not designated as accounting hedges. These swaps were entered in the Corporation’s capacity as an intermediary on behalf of its customers and their offsetting swap position.

For the year ended December 31, 2014, the impact of the mark-to-market of interest rate swaps not designated as accounting hedges was a net increase in earnings of approximately $ 1.2 million, recorded in the other operating income category of the consolidated statement of operations, compared with an earnings increase of approximately $ 1.0 million and $ 3.0 million, in 2013 and in 2012 respectively.

At December 31, 2014, the Corporation did not have any forward contracts outstanding, while on December 31, 2013 it have $ 282 million in notional amount of forward contracts outstanding with a net negative fair value of $ 696 thousand not designated as accounting hedges. These forward contracts are considered derivatives and are recorded at fair value. Subsequent changes in the value of these forward contracts are recorded in the consolidated statement of operations. For the year ended December 31, 2014, the impact of the mark-to-market of the forward contracts not designated as accounting hedges was a reduction to non-interest income of $ 10.9 million (2013 - gain of $ 9.0 million; 2012 - loss of $ 8.0 million), which was included in the category of mortgage banking activities in the consolidated statement of operations.

Furthermore, the Corporation has over-the-counter option contracts which are utilized in order to limit the Corporation’s exposure on customer deposits whose returns are tied to the S&P 500 or to certain other equity securities or commodity indexes. The Corporation offers certificates of deposit with returns linked to these indexes to its retail customers, principally in connection with individual retirement accounts (IRAs), and certificates of deposit. At December 31, 2014, these deposits amounted to $ 83 million (2013 - $ 83 million), or less than 1% (2013 – less than 1%) of the Corporation’s total deposits. In these certificates, the customer’s principal is guaranteed by the Corporation and insured by the FDIC to the maximum extent permitted by law. The instruments pay a return based on the increase of these indexes, as applicable, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested but allows the customer the potential to earn a return based on the performance of the indexes.

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

The purchased indexed options are used to economically hedge the bifurcated embedded option. These option contracts do not qualify for hedge accounting, and therefore, cannot be designated as accounting hedges. At December 31, 2014, the notional amount of the indexed options on deposits approximated $ 87 million (2013 - $ 86 million) with a fair value of $ 17 million (asset) (2013 - $ 20 million) while the embedded options had a notional value of $ 83 million (2013 - $ 83 million) with a fair value of $ 13 million (liability) (2013 - $ 16 million).

Refer to Note 33 to the consolidated financial statements for a description of other non-hedging derivative activities utilized by the Corporation during 2014 and 2013.

Foreign Exchange

The Corporation holds an interest in BHD León in the Dominican Republic, which is an investment accounted for under the equity method. The Corporation’s carrying value of the equity interest in BHD approximated $108 million at December 31, 2014. This business is conducted in the country’s foreign currency. The resulting foreign currency translation adjustment, from operations for which the functional currency is other than the U.S. dollar, is reported in accumulated other comprehensive loss in the consolidated statements of condition, except for highly-inflationary environments in which the effects would be included in the consolidated statements of operations. At December 31, 2014, the Corporation had approximately $33 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive loss, compared with an unfavorable adjustment of $36 million at December 31, 2013 and $31 million at December 31, 2012.

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

Deposits, including customer deposits, brokered deposits and public funds deposits, continue to be the most significant source of funds for the Corporation, funding 75% of the Corporation’s total assets at December 31, 2014 and December 31, 2013. The ratio of total ending loans to deposits was 89% at December 31, 2014, compared to 93% at December 31, 2013. In addition to traditional deposits, the Corporation maintains borrowing arrangements. At December 31, 2014, these borrowings consisted primarily of $ 1.2 billion in assets sold under agreement to repurchase, $ 822 million in advances with the FHLB, $440 million in junior subordinated deferrable interest debentures related to trust preferred securities and $450 million in term notes issued to partially fund the repayment of TARP funds. A detailed description of the Corporation’s borrowings, including their terms, is included in Notes 22 to 24 to the consolidated financial statements. Also, the consolidated statements of cash flows in the accompanying consolidated financial statements provide information on the Corporation’s cash inflows and outflows.

On April 22, 2014, the Corporation’s U.S. bank subsidiary (“PCB”) declared a $250 million cash dividend to the Bank Holding Company (“BHC”), $100 million of which was contributed by the BHC to BPPR.

On July 2, 2014, the Corporation completed the repayment of TARP funds to the U.S. Treasury through the repurchase of $935 million of trust capital securities issued to the U.S. Treasury under the TARP Capital Purchase Program. The Corporation funded the repurchase through a combination of available cash and approximately $400 million from the proceeds of the issuance of its $450 million aggregate principal amount of 7% Senior Notes due on 2019 which settled on July 1, 2014.

On July 23, 2014, the Corporation also completed the repurchase of the outstanding warrant initially issued to the U.S. Treasury under the TARP Capital Purchase Program in 2008. The warrant represented the right to purchase 2,093,284 shares of the Corporation’s common stock at an exercise price of $67 per share with an original term of 10 years. The Corporation and the U.S. Treasury agreed upon a repurchase price of $3.0 million for the warrant. With the completion of this transaction, the Corporation completed its exit from the TARP Capital Purchase Program.

The following sections provide further information on the Corporation’s major funding activities and needs, as well as the risks involved in these activities. A detailed description of the Corporation’s borrowings and available lines of credit, including its terms, is included in Notes 22 to 24 to the consolidated financial statements. Also, the consolidated statements of cash flows in the accompanying consolidated financial statements provide information on the Corporation’s cash inflows and outflows.

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

Note 48 to the consolidated financial statements provides a consolidating statement of cash flows which includes the Corporation’s banking subsidiaries as part of the “All other subsidiaries and eliminations” column.

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

Deposits are a key source of funding as they tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. Refer to Table 20 for a breakdown of deposits by major types. Core deposits are generated from a large base of consumer, corporate and institutional customers. Core deposits include all non-interest bearing deposits, savings deposits and certificates of deposit under $100,000, excluding brokered deposits with denominations under $100,000. Core deposits have historically provided the Corporation with a sizable source of relatively stable and low-cost funds. Core deposits totaled $20.6 billion, or 83% of total deposits, at December 31, 2014, compared with $21.9 billion, or 82% of total deposits, at December 31, 2013. Core deposits financed 69% of the Corporation’s earning assets at December 31, 2014, compared with 70% at December 31, 2013.

Certificates of deposit with denominations of $100,000 and over at December 31, 2014 totaled $3.3 billion, or 13% of total deposits (December 31, 2013 - $3.2 billion, or 12% of total deposits). Their distribution by maturity at December 31, 2014 is presented in the table that follows:

Table 32 - Distribution by Maturity of Certificate of Deposits of $100,000 and Over

(In thousands)
3 months or less	$1,614,664
3 to 6 months	426,954
6 to 12 months	595,150
Over 12 months	626,497

Total	$3,263,265

Average deposits, including brokered deposits, for the year ended December 31, 2014 represented 82% of average earning assets, compared with 85% for the years ended December 31, 2013 and 2012. Table 33 summarizes average deposits for the past five years.

Table 33 - Average Total Deposits

	For the years ended December 31,
(In thousands)	2014	2013	2012	2011	2010
Non-interest bearing demand deposits	$5,533,649	$5,728,228	$5,356,649	$5,058,424	$4,732,132

Savings accounts	6,733,195	6,792,137	6,571,133	6,320,825	5,970,000

NOW, money market and other interest bearing demand accounts	4,824,402	5,738,189	5,555,203	5,204,235	4,981,332

Certificates of deposit:
Under $100,000	3,708,622	4,817,831	5,276,389	5,966,089	6,099,741
$100,000 and over	3,107,735	2,995,175	3,375,846	4,026,042	4,073,047

Certificates of deposit	6,816,357	7,813,006	8,652,235	9,992,131	10,172,788
Other time deposits	739,752	700,815	768,713	927,776	794,245

Total interest bearing deposits	19,113,706	21,044,147	21,547,284	22,444,967	21,918,365

Total average deposits	$24,647,355	$26,772,375	$26,903,933	$27,503,391	$26,650,497

At December 31, 2014 approximately 6% of the Corporation’s assets were financed by brokered deposits, as compared to 7% at December 31, 2013. The Corporation had $ 1.9 billion in brokered deposits at December 31, 2014 and $2.4 billion in December 31, 2013. In the event that any of the Corporation’s banking subsidiaries’ regulatory capital ratios fall below those required by a well-capitalized institution or are subject to capital restrictions by the regulators, that banking subsidiary faces the risk of not being able to raise or maintain brokered deposits and faces limitations on the rate paid on deposits, which may hinder the Corporation’s ability to effectively compete in its retail markets and could affect its deposit raising efforts.

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

The Corporation’s banking subsidiaries have the ability to borrow funds from the FHLB. At December 31, 2014 and December 31, 2013, the banking subsidiaries had credit facilities authorized with the FHLB aggregating to $3.7 billion and $3.0 billion, respectively, based on assets pledged with the FHLB at those dates. Outstanding borrowings under these credit facilities totaled $ 822 million at December 31, 2014 and $1.2 billion at December 31, 2013. Such advances are collateralized by loans held-in-portfolio, do not have restrictive covenants and do not have any callable features. At December 31, 2014 and December 31, 2013 the credit facilities authorized with the FHLB were collateralized by $ 4.5 billion in loans held-in-portfolio. Refer to Notes 23 and 24 to the consolidated financial statements for additional information on the terms of FHLB advances outstanding.

At December 31, 2014 and December 31, 2013, the Corporation’s borrowing capacity at the Fed’s Discount Window amounted to approximately $2.1 billion and $3.4 billion, respectively, which remained unused as of both dates. This facility is a collateralized source of credit that is highly reliable even under difficult market conditions. The amount available under this borrowing facility is dependent upon the balance of performing loans, securities pledged as collateral and the haircuts assigned to such collateral. At December 31, 2014 and December 31, 2013, this credit facility with the Fed was collateralized by $ 4.1 billion and $4.5 billion, respectively, in loans held-in-portfolio.

On October 20, 2014, the Memorandum of Understanding (the “FRB-NY MOU”) entered into on July 20, 2011 among Popular, Inc., BPPR, the Federal Reserve Bank of New York (the “FRB-NY”) and the Office of the Commissioner of Financial Institutions of Puerto Rico was terminated. The FRB-NY MOU provided, among other things, for the Corporation to take steps to improve its credit risk management practices and asset quality, and for the Corporation to develop strategic plans to improve earnings and to develop capital plans. The FRB-NY MOU also required the Corporation to obtain approval from the applicable FRB-NY MOU counterparties prior to, among other things, declaring or paying dividends, purchasing or redeeming any shares of its stock, consummating acquisitions or mergers, or making any distributions on its trust preferred securities or subordinated debentures. On January 9, 2015, another Memorandum of Understanding entered into among BPNA, the FRB-NY and the New York State Department of Financial Services (the “NYSDFS”), effective on July 25, 2011, was also terminated. This Memorandum of Understanding provided that BPNA could not declare dividends without the approval of the FRB-NY and the NYSDFS.

As disclosed in Note 4- Discontinued Operations, during 2014, the Corporation completed the sale of its California, Central Florida and Illinois operations. The sale of these regions resulted in a net gain of $33.8 million, after customary transaction costs. The sales resulted in a transfer of a net liability position. Accordingly, BPNA had to fund this difference with its available liquidity sources and made payments to the purchasers upon the closing of the transactions amounting to approximately $206.0 million, inclusive of certain agreed upon costs. The Corporation recorded a non-cash goodwill impairment charge of $186.5 million, related to the goodwill asset allocated to these regions. This non-cash charge had no impact on the Corporation’s tangible capital or regulatory capital ratios.

In connection with the restructuring of its U.S. mainland operations, the Corporation is taking steps to restructure its balance sheet and funding strategies. As part of the strategy, during the third quarter of 2014, the Corporation sold approximately $94.2 million in securities available for sale and refinanced approximately $638 million in long term structured repos in the U.S. with a yield of 4.41% and replaced them with lower cost short term repos of a similar amount. During 2014, the Corporation recognized approximately $39.8 million related to the fees associated with the refinancing of these repos.

At December 31, 2014, management believes that the banking subsidiaries had sufficient current and projected liquidity sources to meet their anticipated cash flow obligations, as well as special needs and off-balance sheet commitments, in the ordinary course of business and have sufficient liquidity resources to address a stress event. Although the banking subsidiaries have historically been able to replace maturing deposits and advances if desired, no assurance can be given that they would be able to replace those funds in the future if the Corporation’s financial condition or general market conditions were to deteriorate. The Corporation’s financial flexibility will be severely constrained if its banking subsidiaries are unable to maintain access to funding or if adequate financing is not available to accommodate future financing needs at acceptable interest rates. The banking subsidiaries also are required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of market changes, the Corporation will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity. Finally, if management is required to rely more heavily on more expensive funding sources to meet its future growth, revenues may not increase proportionately to cover costs. In this case, profitability would be adversely affected.

Westernbank FDIC-assisted Transaction and Impact on Liquidity

The effects of the loss sharing agreements on cash flows and operating results will depend primarily on the ability of the borrowers whose loans are covered by the loss sharing agreements to make payments over time and our ability to receive reimbursements for losses from the FDIC. As the loss sharing agreements are in effect for a period of ten years for one-to-four family loans and five years for commercial, construction and consumer loans (with periods commencing on April 30, 2010), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. Management believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC on the claims filed may be recognized unevenly over this period, as management exhausts its collection efforts under the Corporation’s normal practices.

BPPR’s liquidity may also be impacted by the loan payment performance and timing of claims made and receipt of reimbursements under the FDIC loss sharing agreements. Please refer to the Legal Proceedings section of Note 31 to the consolidated financial statements and to Part II, Item 1A- Risk factors herein for a discussion of the settlement of a contractual dispute between BPPR and the FDIC which has impacted the timing of the payment of claims under the loss share agreements.

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

During the year ended December 31, 2014, PIHC received $ 4.7 million in dividends from EVERTEC’s parent company. PIHC also received $10.1 million in dividends from its investment in BHD.

On April 22, 2014, the Corporation’s U.S. bank subsidiary (“PCB”) declared a $250 million cash dividend to the Bank Holding Company (“BHC”), $100 million of which was contributed by the BHC to the Puerto Rico banking subsidiary (“BPPR”).

As mentioned above, on July 2, 2014, the Corporation completed the repayment of TARP funds to the U.S. Treasury through the repurchase of $935 million of trust capital securities, which was partially funded with $400 million from the issuance of $450 million aggregate principal amount of 7% Senior Notes due on 2019 which settled on July 1, 2014.

On July 23, 2014, the Corporation also completed the repurchase of the outstanding warrant initially issued to the U.S. Treasury under the TARP Capital Purchase Program in 2008, for a purchase price of $3.0 million. With the completion of this transaction, the Corporation completed its exit from the TARP Capital Purchase Program.

In connection with the repayment of TARP on July 2, 2014, the Corporation accelerated the related amortization of the discount and deferred costs amounting to $414.1 million during the second quarter of 2014, which is reflected as part of interest expense in the consolidated statement of operations.

Another use of liquidity at the parent holding company is the payment of dividends on preferred stock. At the end of 2010, the Corporation resumed paying dividends on its Series A and B preferred stock. The preferred stock dividends amounted to $3.7 million for the year ended December 31, 2014. The preferred stock dividends paid were financed by issuing new shares of common stock to the participants of the Corporation’s qualified employee savings plans. The Corporation anticipates that any future preferred stock dividend payments would continue to be financed with the issuance of new common stock in connection with its qualified employee savings plans. The Corporation is not paying dividends to holders of its common stock.

The BHC’s have in the past borrowed in the money markets and in the corporate debt market primarily to finance their non-banking subsidiaries, however, the cash needs of the Corporation’s non-banking subsidiaries other than to repay indebtedness and interest are now minimal. These sources of funding have become more costly due to the reductions in the Corporation’s credit ratings. The Corporation’s principal credit ratings are below “investment grade” which affects the Corporation’s ability to raise funds in the capital markets. The Corporation has an automatic shelf registration statement filed and effective with the Securities and Exchange Commission, which permits the Corporation to issue an unspecified amount of debt or equity securities.

Note 48 to the consolidated financial statements provides a statement of condition, of operations and of cash flows for the two BHC’s. The loans held-in-portfolio in such financial statements is principally associated with intercompany transactions.

The outstanding balance of notes payable at the BHC’s amounted to $890 million at December 31, 2014 and to $972 million on December 31, 2013. The repayment of the BHC’s obligations represents a potential cash need which is expected to be met with a combination of internal liquidity resources stemming mainly from future dividend receipts and new borrowings.

The contractual maturities of the BHC’s notes payable at December 31, 2014 are presented in Table 34.

Table 34 - Distribution of BHC’s Notes Payable by Contractual Maturity

Year	(In thousands)
2015	$—
2016	—
2017	—
2018	—
2019	450,000
Later years	439,800

Total	889,800

As indicated previously, the BHC did not issue new registered debt in the capital markets during the year ended December 31, 2014.

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

Other Funding Sources and Capital

The investment securities portfolio provides an additional source of liquidity, which may be realized through either securities sales or repurchase agreements. The Corporation’s investment securities portfolio consists primarily of liquid U.S. government investment securities, sponsored U.S. agency securities, government sponsored mortgage-backed securities, and collateralized mortgage obligations that can be used to raise funds in the repo markets. At December 31, 2014, the investment and trading securities portfolios, as shown in Table 30, totaled $5.6 billion, of which $1.9 billion, or 33%, had maturities of one year or less. Mortgage-related investments in Table 30 are presented based on expected maturities, which may differ from contractual maturities, since they could be subject to prepayments. The availability of the repurchase agreement would be subject to having sufficient unpledged collateral available at the time the transactions are to be consummated, in addition to overall liquidity and risk appetite of the various counterparties. The Corporation’s unpledged investment and trading securities, excluding other investment securities, amounted to $ 2.7 billion at December 31, 2014 and $2.5 billion at December 31, 2013. A substantial portion of these securities could be used to raise financing quickly in the U.S. money markets or from secured lending sources.

Additional liquidity may be provided through loan maturities, prepayments and sales. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans, have secondary markets which the Corporation could use. The maturity distribution of the total loan portfolio at December 31, 2014 is presented in Table 30. As of that date, $7.4 billion, or 33% of the loan portfolio was expected to mature within one year, compared with $8.5 billion, or 34% of the loan portfolio in the previous year. The contractual maturities of loans have been adjusted to include prepayments based on historical data and prepayment trends.

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

Obligations Subject to Rating Triggers or Collateral Requirements

The Corporation’s banking subsidiaries currently do not use borrowings that are rated by the major rating agencies, as these banking subsidiaries are funded primarily with deposits and secured borrowings. The banking subsidiaries had $19 million in deposits at December 31, 2014 that are subject to rating triggers.

Some of the Corporation’s derivative instruments include financial covenants tied to the bank’s well-capitalized status and certain formal regulatory actions. These agreements could require exposure collateralization, early termination or both. The fair value of derivative instruments in a liability position subject to financial covenants approximated $9 million at December 31, 2014, with the Corporation providing collateral totaling $15 million to cover the net liability position with counterparties on these derivative instruments.

In addition, certain mortgage servicing and custodial agreements that BPPR has with third parties include rating covenants. In the event of a credit rating downgrade, the third parties have the right to require the institution to engage a substitute cash custodian for escrow deposits and/or increase collateral levels securing the recourse obligations. Also, as discussed in the Guarantees section of this MD&A, the Corporation services residential mortgage loans subject to credit recourse provisions. Certain contractual agreements require the Corporation to post collateral to secure such recourse obligations if the institution’s required credit ratings are not maintained. Collateral pledged by the Corporation to secure recourse obligations amounted to approximately $92 million at December 31, 2014. The Corporation could be required to post additional collateral under the agreements. Management expects that it would be able to meet additional collateral requirements if and when needed. The requirements to post collateral under certain agreements or the loss of escrow deposits could reduce the Corporation’s liquidity resources and impact its operating results.

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

At December 31, 2014, the Corporation’s credit exposure was centered in its $22.1 billion total loan portfolio, which represented 75% of its earning assets. The portfolio composition for the last five years is presented in Table 12.

The Corporation issues certain credit-related off-balance sheet financial instruments including commitments to extend credit, standby letters of credit and commercial letters of credit to meet the financing needs of its customers. For these financial instruments, the contract amount represents the credit risk associated with failure of the counterparty to perform in accordance with the terms and conditions of the contract and the decline in value of the underlying collateral. The credit risk associated with these financial instruments varies depending on the counterparty’s creditworthiness and the value of any collateral held. Refer to Note 31 to the consolidated financial statements and to the Contractual Obligations and Commercial Commitments section of this MD&A for the Corporation’s involvement in these credit-related activities.

At December 31, 2014, the Corporation maintained a reserve of approximately $13 million for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit (2013 - $7 million).

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

The Corporation may also encounter risk of default in relation to its investment securities portfolio. Refer to Notes 9 and 10 for the composition of the investment securities available-for-sale and held-to-maturity. The investment securities portfolio held by the Corporation at December 31, 2014 are mostly Obligations of U.S. Government sponsored entities, collateralized mortgage obligations, mortgage-backed securities and Obligations of Puerto Rico, States and political subdivisions.

The Corporation’s credit risk exposure is spread among individual consumers, small and medium businesses, as well as corporate borrowers engaged in a wide variety of industries. Only 168 of these commercial lending relationships have an aggregate exposure of $10 million or more. At December 31, 2014, highly leveraged transactions and credit facilities to finance real estate ventures or business acquisitions amounted to $156 million, and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits.

The Corporation has a significant portfolio of commercial loans, mostly secured by commercial real estate properties. Due to their nature, these loans entail a higher credit risk than consumer and residential mortgage loans, since they are larger in size, may have less collateral coverage, higher concentrated risk in a single borrower and are generally more sensitive to economic downturns. General economic conditions and numerous other factors continue to create volatility in collateral values and have increased the possibility that additional losses may have to be recognized with respect to the Corporation’s current nonperforming assets. Furthermore, given the current slowdown in the real estate market, particularly in Puerto Rico, the properties securing these loans may be difficult to dispose of, if foreclosed.

Historically, the levels of real estate prices in Puerto Rico were more stable than in other U.S. markets. Nevertheless, the current economic environment has accelerated the devaluation of properties when compared with the previous periods. Also, additional economic weakness, the effect of the downgrade of Puerto Rico’s general obligation debt to non-investment grade, among others, could further pressure property values. Further declines in property values could impact the credit quality of the loan portfolios in Puerto Rico as the value of the collateral underlying the loans is the primary source of repayment in the event of foreclosure. Lower real estate values could increase the provision for loan losses, loan delinquencies, foreclosures and the cost of repossessing and disposing of real estate collateral.

Over the past several years, the Corporation has focused in de-risking its loan portfolios by reducing its exposure in asset classes with historically high loss content. During the second half of 2014, the divesture of its regional operations in California, Illinois, and Central Florida, as well as the sale of certain non-performing and legacy assets were completed, as part of the US operations reorganization. Furthermore, the Corporation has significantly curtailed the production of non-traditional mortgages as it ceased originating non-conventional mortgage loans in its U.S. mainland operations.

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

Geographic and government risk

Popular is exposed to geographical and government risk. A significant portion of our financial activities and credit exposure is concentrated in Puerto Rico, which entered into a recession in the second quarter of 2006. Puerto Rico’s gross national product contracted in real terms in every year between fiscal year 2007 and fiscal year 2011 (inclusive), and grew by 0.9% (revised figures) and 0.3% (preliminary) in fiscal years 2012 and 2013. According to the Puerto Rico Planning Board, for fiscal years 2014 and 2015, gross national product is projected to increase by only 0.1% and 0.2%. However, the monthly economic indicators for fiscal year 2014 indicate that the final GNP figures may be lower than the last projection presented by the Puerto Rico Planning Board. The latest Government Development Bank for Puerto Rico (“GDB”) Economic Activity Index, which is a coincident indicator of ongoing economic activity, reflected a 1.4% year-over-year reduction for December 2014, after showing a 2.1% year-over-year reduction for November 2014.

This persistent contraction or minimal growth has had an adverse effect on employment. A reduction in total employment began in the fourth quarter of fiscal year 2007 (ending June 30, 2007) and has continued consistently through fiscal year 2014 (ending June 30, 2014) due to the current recession and contractionary fiscal adjustment measures. According to the Household Survey (conducted by the Puerto Rico Department of Labor and Human Resources), the number of persons employed in Puerto Rico during fiscal year 2013 (ended June 30, 2013) averaged 1,029,019, a decrease of 0.6% compared to the previous fiscal year; and the unemployment rate averaged 14.0%. For fiscal year 2014 (ended June 30, 2014), the number of persons employed in Puerto Rico averaged 1,006,646, a decrease of 2.2% compared to the previous fiscal year; and the unemployment rate averaged 14.3%. During the first three months of fiscal year 2015 (July 1, 2014 through September 30, 2014), total employment averaged 974,800, a 3.3% reduction with respect to the same period of the prior year, and the unemployment rate averaged 14.7%.

In February 2014, the three principal rating agencies (Moody’s, S&P and Fitch) lowered their ratings on the General Obligation bonds of the Commonwealth of Puerto Rico and the bonds of several other Commonwealth instrumentalities to non-investment grade ratings. In connection with their rating actions, the rating agencies noted various factors, including high levels of public debt, the lack of a clear economic growth catalyst, recurring fiscal budget deficits, the financial condition of the public sector employee pension plans and, more recently, liquidity concerns regarding the Commonwealth and the GDB and their ability to access the capital markets.

On June 28, 2014, Governor Alejandro García Padilla signed into law the Puerto Rico Public Corporation Debt Enforcement and Recovery Act (the “Recovery Act”) which provides a framework for certain public corporations, including the Puerto Rico Electric Power Authority (“PREPA”), the Puerto Rico Aqueduct and Sewer Authority and the Puerto Rico Highways and Transportation Authority, to restructure their debt obligations in order to ensure that the services they provide to the public are not interrupted. On July 1, 2014, Moody’s, as a consequence of the enactment of the Recovery Act, again downgraded the majority of the Puerto Rico central government and public instrumentalities’ obligations, expressing its concern for all of Puerto Rico’s municipal debt based on the deteriorating fiscal situation on the Island and the possibility that application of the new law may further limit the Commonwealth’s ability to access the capital markets.

In July 2014, certain holders of PREPA bonds and an investment manager, on behalf of funds which hold PREPA bonds, filed separate lawsuits in the United States District Court for the District of Puerto Rico (the “District Court”) seeking a declaratory judgment that the Recovery Act violates several provisions of the United States Constitution. The District Court consolidated the actions. On February 10, 2015, the District Court entered judgment that the Recovery Act is preempted by the federal Bankruptcy Code and is therefore void pursuant to the Supremacy Clause of the United States Constitution. The District Court permanently enjoined the Commonwealth officers from enforcing the Recovery Act. The Commonwealth has filed a notice of appeal and has indicated that it will continue to defend vigorously the constitutionality of the Recovery Act.

On February 10, 2015, the Governor announced a proposal for a new tax code that would replace the current 7% sales and use tax with a 16% value-added tax, while significantly lowering income taxes. The proposal seeks to create a fair and effective system by primarily taxing consumption, rather than productivity, and to increase tax revenues to the government by reducing tax evasion. While legislation for the new tax code has been filed, it is too early to determine what changes will be made during the legislative process and what effect this proposal, if enacted into law, will have on economic activity.

On February 12, 2015, S&P further downgraded the debt rating of the Commonwealth general obligation bonds and of various public instrumentalities. S&P stated that, in their view, Puerto Rico’s current economic and financial trajectory is now more susceptible to adverse financial, economic and market conditions that could ultimately impair the Commonwealth’s ability to fund services and its debt commitments. S&P also cited implementation risk with respect to the value-added tax and expressed concern that, while higher taxes could improve the budget balance, there could be potential negative economic implications. On February 19, 2015, Moody’s also downgraded its debt ratings for the Commonwealth general obligation bonds and of various public instrumentalities, citing similar concerns as S&P. The portfolio of obligations of the Puerto Rico Government is comprised of securities with specific sources of income or revenues identified for repayments. The Corporation performs periodic credit quality reviews on these issuers.

The lingering effects of the prolonged recession are still reflected in limited loan demand, an increase in the rate of foreclosures and delinquencies on mortgage loans granted in Puerto Rico. If global or local economic conditions worsen or the Government is unable to access the capital markets and manage its fiscal problems in an orderly manner, those adverse effects could continue or worsen. Any reduction in consumer spending as a result of these issues may also adversely impact our non-interest revenues.

At December 31, 2014, the Corporation’s direct exposure to the Puerto Rico government and its instrumentalities and municipalities amounted to $ 1.0 billion, of which approximately $ 811 million is outstanding. Of the amount outstanding, $ 689 million consists of loans and $ 122 million are securities. Of this amount, $ 336 million represents obligations from the Government of Puerto Rico and public corporations that are either collateralized loans or obligations that have a specific source of income or revenues identified for their repayment. Some of these obligations consist of senior and subordinated loans to public corporations that obtain revenues from rates charged for services or products, such as public utilities. Public corporations have varying degrees of independence from the central Government and many receive appropriations or other payments from it. The remaining $ 475 million represents obligations from various municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment. These municipalities are required by law to levy special property taxes in such amounts as shall be required for the payment of all of its general obligation bonds and loans. These loans have seniority to the payment of operating cost and expenses of the municipality. Table 35 has a summary of the Corporation’s direct exposure to the Puerto Rico Government.

Table 35 - Direct Exposure to the Puerto Rico Government

(In thousands)	Investment Portfolio	Loans	Total Outstanding	Total Exposure
Central Government	$53,935	$—	$53,935	$184,207
Government Development Bank (GDB)	7,008	100,000	107,008	107,008
Public Corporations:
Puerto Rico Aqueduct and Sewer Authority	502	100,000	100,502	131,192
Puerto Rico Electric Power Authority	17	74,993	75,010	75,017
Puerto Rico Highways and Transportation Authority	4	—	4	4
Other	—	—	—	1,500
Municipalities	60,515	414,052	474,567	518,160

Total Direct Government Exposure	$121,981	$689,045	$811,026	$1,017,088

In addition, at December 31, 2014, the Corporation had $370 million in indirect exposure to loans or securities that are payable by non-governmental entities, but which carry a government guarantee to cover any shortfall in collateral in the event of borrower default. These included $289 million in residential mortgage loans that are guaranteed by the Puerto Rico Housing Finance Authority. These mortgage loans are secured by the underlying properties and the guarantees serve to cover shortfalls in collateral in the event of a borrower default. Also, the Corporation had $49 million in Puerto Rico pass-through housing bonds backed by FNMA, GNMA or residential loans CMO’s, and $32 million of industrial development notes.

On October 10, 2014, GDB entered into a note purchase, revolving credit and term loan agreement with a syndicate of banks and other financial institutions providing for the issuance of up to $900 million of GDB short-term senior notes, guaranteed by the Commonwealth of Puerto Rico, the proceeds of which will be used to fund the purchase of an equal amount of tax and revenue anticipation notes of the Commonwealth. The Commonwealth’s tax and revenue anticipation notes, which also serve as collateral for the GDB notes, provide intra-year financing to the central Government to address timing differences between expected disbursements and receipts of taxes and revenues for fiscal year 2015. The GDB notes and the related Commonwealth’s tax and revenue anticipation notes mature on June 30, 2015. BPPR participated in this credit facility with an aggregate commitment of $100 million in the term loan and revolving credit facilities.

As further detailed in Notes 9 and 10 to the consolidated financial statements, a substantial portion of the Corporation’s investment securities represented exposure to the U.S. Government in the form of U.S. Government sponsored entities, as well as agency mortgage-backed and U.S. Treasury securities. In addition, $804 million of residential mortgages and $118 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2014. The Corporation does not have any exposure to European sovereign debt.

Non-Performing Assets

Non-performing assets include primarily past-due loans that are no longer accruing interest, renegotiated loans, and real estate property acquired through foreclosure. A summary, including certain credit quality metrics, is presented in Table 36.

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

Total non-performing non-covered assets were $785 million at December 31, 2014, increasing by $50 million, or 7%, compared with December 31, 2013, and decreasing by $1.0 billion, or 56%, compared with December 31, 2012. Non-covered non-performing loans held-in-portfolio stand at $630 million, increasing by $33 million, or 5%, from December 31, 2013. The ratio of non-performing loans to loans held-in-portfolio, excluding covered loans, increased to 3.25% at December 31, 2014 from 2.77% at December 31, 2013. The increase was largely reflective of higher commercial inflows related to the $75 million public sector borrower, offset by the return to accrual status of a $51 million addition during the first quarter of 2014.

At December 31, 2014, non-performing loans secured by real estate held-in-portfolio, excluding covered loans, amounted to $482 million in the Puerto Rico operations and $35 million in the U.S. mainland operations. These figures compare to $388 million in the Puerto Rico operations and $141 million in the U.S. mainland operations at December 31, 2013. In addition to the non-performing loans included in Table 36, at December 31, 2014, there were $146 million of non-covered performing loans, mostly commercial loans, that in management’s opinion, are currently subject to potential future classification as non-performing and are considered impaired, compared with $103 million at December 31, 2013.

Table 36 - Non-Performing Assets

	At December 31,
(Dollars in thousands)	2014	2013	2012	2011	2010
Non-accrual loans:
Commercial	$260,225	$279,053	$665,289	$830,092	$665,463
Construction	13,812	23,771	43,350	96,286	132,897
Legacy[1]	1,545	15,050	40,741	75,660	165,484
Leasing	3,102	3,495	4,865	5,642	5,674
Mortgage	304,913	232,681	630,130	686,502	542,033
Consumer	46,886	43,898	40,758	43,668	60,302

Total non-performing loans held-in-portfolio, excluding covered loans	630,483	597,948	1,425,133	1,737,850	1,571,853
Non-performing loans held-for-sale[2]	18,899	1,092	96,320	262,302	671,757
Other real estate owned (“OREO”), excluding covered OREO	135,500	135,501	266,844	172,497	161,496

Total non-performing assets, excluding covered assets	$784,882	$734,541	$1,788,297	$2,172,649	$2,405,106
Covered loans and OREO[3]	148,099	197,388	213,483	201,348	100,718

Total non-performing assets	$932,981	$931,929	$2,001,780	$2,373,997	$2,505,824

Accruing loans past-due 90 days or more[4] [5]	$447,990	$418,028	$388,712	$316,614	$338,359

Excluding covered loans:[6]
Non-performing loans to loans held-in-portfolio	3.25%	2.77%	6.79%	8.44%	7.58%

Including covered loans:
Non-performing loans to loans held-in-portfolio	2.95	2.55	6.06	7.33	6.32
Interest lost	$23,413	$29,766	$86,442	$103,390	$75,684

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

[2]

Non-performing loans held-for-sale consist of $14.0 million in mortgage loans, $309 thousand in commercial loans and $4.5 million in consumer loans at December 31, 2014 (December 31, 2013 - $603 thousand in commercial loans and $489 thousand in mortgage loans).

[3]

The amount consists of $18 million in non-performing covered loans accounted for under ASC Subtopic 310-20 and $130 million in covered OREO at December 31, 2014 (December 31, 2013 - $29 million and $168 million, respectively). It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

[4]

The carrying value of covered loans accounted for under ASC Subtopic 310-30 that are contractually 90 days or more past due was $0.5 billion at December 31, 2014 (December 31, 2013 - $0.7 billion). This amount is excluded from the above table as the covered loans’ accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[5]

It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $125 million and $115 million, respectively, of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2014 and December 31, 2013. Furthermore, the Corporation has approximately $66 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets (December 31, 2013 - $50 million).

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

Another key measure used to evaluate and monitor the Corporation’s asset quality is loan delinquencies. Loans delinquent 30 days or more and delinquencies, as a percentage of their related portfolio category at December 31, 2014 and 2013, are presented below.

Table 37 - Loan Delinquencies

(Dollars in millions)	2014	2013
Loans delinquent 30 days or more	$2,524	$2,635

Total delinquencies as a percentage of total loans:
Commercial	3.91%	3.52%
Construction	6.80	12.66
Legacy	5.45	12.42
Lease financing	1.97	2.31
Mortgage	19.99	17.72
Consumer	4.27	4.11
Covered loans	27.02	29.13
Loans held-for-sale	20.11	1.41

Total	11.45%	10.66%

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

Refer to Table 40 for a summary of the activity in the allowance for loan losses and selected loan losses statistics for the past 5 years.

Table 38 - Activity in Non-Performing Loans Held-in-Portfolio (Excluding Consumer and Covered Loans)

	For the year ended December 31, 2014
(Dollars in thousands)	BPPR	BPNA	Popular, Inc.

Beginning balance	$410,594	$139,961	$550,555

Plus:

New non-performing loans	643,216	56,230	699,446

Advances on existing non-performing loans	—	1,257	1,257

Less:

Non-performing loans transferred to OREO	(21,290)	(2,915)	(24,205)

Non-performing loans charged-off	(89,138)	(22,207)	(111,345)

Loans returned to accrual status / loan collections	(369,275)	(62,774)	(432,049)

Loans transferred to held-for-sale	—	(96,180)	(96,180)

Non-performing loans transferred from (to) discontinued operations	—	(228)	(228)

Non-performing mortgage loans reclassified to non-performing consumer loans	(6,756)	—	(6,756)

Ending balance NPLs	$567,351	$13,144	$580,495

Table 39 - Activity in Non-Performing Loans Held-in-Portfolio (Excluding Consumer and Covered Loans)

	For the year ended December 31, 2013
(Dollars in thousands)	BPPR	BPNA	Popular, Inc.

Beginning balance	$1,156,229	$223,281	$1,379,510

Plus:

New non-performing loans	578,463	95,575	674,038

Advances on existing non-performing loans	—	1,685	1,685

Loans transferred from held-for-sale	14,942	400	15,342

Other	—	4,310	4,310

Less:

Non-performing loans transferred to OREO	(62,537)	(7,430)	(69,967)

Non-performing loans charged-off	(139,191)	(67,490)	(206,681)

Loans returned to accrual status / loan collections	(354,985)	(102,103)	(457,088)

Loans transferred to held-for-sale	(14,968)	(3,958)	(18,926)

Non-performing loans sold	(767,359)	—	(767,359)

Other	—	(4,309)	(4,309)

Ending balance NPLs	$410,594	$139,961	$550,555

Table 40 - Allowance for Loan Losses and Selected Loan Losses Statistics

	2014			2013			2012
(Dollars in thousands)	Non-covered loans [4]	Covered loans	Total [4]	Non-covered loans [4]	Covered loans	Total [4]	Non-covered loans [4]	Covered loans	Total [4]
Balance at the beginning of year	$538,463	$102,092	$640,555	$621,701	$108,906	$730,607	$690,363	$124,945	$815,308

Provision for loan losses - Continuing operations	223,999	46,135	270,134	536,710	69,396	606,106	322,240	74,839	397,079

Provision for loan losses (reversal of provision) - Discontinued operations	(6,764)	—	(6,764)	(3,543)	—	(3,543)	11,862	—	11,862

	755,698	148,227	903,925	1,154,868	178,302	1,333,170	1,024,465	199,784	1,224,249

Charged-offs:
Commercial	87,030	34,741	121,771	138,383	28,423	166,806	209,935	46,290	256,225
Construction	1,722	36,223	37,945	6,757	39,729	46,486	3,936	30,556	34,492
Legacy [1]	8,071	—	8,071	17,423	—	17,423	31,113	—	31,113
Leasing	6,028	—	6,028	6,034	—	6,034	4,680	—	4,680
Mortgage	48,906	9,156	58,062	59,573	10,679	70,252	75,994	5,909	81,903
Consumer	138,348	(2,589)	135,759	135,238	3,952	139,190	156,694	8,225	164,919
Discontinued operations	4,452	—	4,452	38,957	—	38,957	57,140	—	57,140

	294,557	77,531	372,088	402,365	82,783	485,148	539,492	90,980	630,472

Recoveries:
Commercial	46,543	1,835	48,378	43,598	816	44,414	51,285	31	51,316
Construction	5,468	8,537	14,005	15,399	5,621	21,020	7,411	61	7,472
Legacy [1]	17,141	—	17,141	21,320	—	21,320	16,260	—	16,260
Leasing	2,067	—	2,067	2,528	—	2,528	3,737	—	3,737
Mortgage	3,710	714	4,424	4,034	65	4,099	4,054	—	4,054
Consumer	29,528	291	29,819	41,674	71	41,745	35,022	10	35,032
Discontinued operations	9,997	—	9,997	20,052	—	20,052	18,993	—	18,993

	114,454	11,377	125,831	148,605	6,573	155,178	136,762	102	136,864

Net loans charged-offs (recoveries):
Commercial	40,487	32,906	73,393	94,785	27,607	122,392	158,650	46,259	204,909
Construction	(3,746)	27,686	23,940	(8,642)	34,108	25,466	(3,475)	30,495	27,020
Legacy [1]	(9,070)	—	(9,070)	(3,897)	—	(3,897)	14,853	—	14,853
Leasing	3,961	—	3,961	3,506	—	3,506	943	—	943
Mortgage	45,196	8,442	53,638	55,539	10,614	66,153	71,940	5,909	77,849
Consumer	108,820	(2,880)	105,940	93,564	3,881	97,445	121,672	8,215	129,887
Discontinued operations	(5,545)	—	(5,545)	18,905	—	18,905	38,147	—	38,147

	180,103	66,154	246,257	253,760	76,210	329,970	402,730	90,878	493,608

Net write-downs [3]	(35,674)	—	(35,674)	(362,645)	—	(362,645)	(34)	—	(34)

Net write-downs related to loans transferred to discontinued operations	(20,202)	—	(20,202)	—	—	—	—	—	—

Balance at end of year	$519,719	$82,073	$601,792	$538,463	$102,092	$640,555	$621,701	$108,906	$730,607

Loans held-in-portfolio:
Outstanding at year end	$19,404,451	$21,947,113	$21,611,866	$24,596,293	$20,983,192	$24,739,164
Average	19,990,182	22,760,961	21,354,143	24,581,862	20,477,264	24,527,602
Ratios:
Allowance for loan losses to loans held-in-portfolio	2.68%	2.74%	2.49%	2.60%	2.96%	2.95%
Recoveries to charge-offs	38.86	33.82	36.93	31.99	25.35	21.71
Net charge-offs to average loans held-in-portfolio	0.90	1.08	1.19	1.34	1.97	2.01
Allowance for loans losses to net charge-offs	2.89x	2.44x	2.12x	1.94x	1.54x	1.48x
Provision for loan losses to:
Net charge-offs [2]	1.17	1.04	0.85	0.86	0.83	0.83
Average loans held-in-portfolio	1.05%	1.13%	2.50%	2.45%	1.63%	1.67%
Allowance to non performing loans held-in-portfolio	82.43	92.82	90.05	103.78	43.62	48.72

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

[2]	Excluding the provision for loans losses and net write-down related to loans sold or reclassified to held-for-sale.
[3]	Net write-downs are related to loans sold or transferred to held-for-sale.
[4]

Current and prior periods provision for loan losses and net-charge offs presented in this table has been retrospectively adjusted for the impact of the discontinued operations for comparative purposes. Loans (ending and average) balances and credit quality ratios for prior periods included in this table has not been retrospectively adjusted for the impact of the discontinued operations.

Table 40 (continued) - Allowance for Loan Losses and Selected Loan Losses Statistics

	2011			2010
(Dollars in thousands)	Non-covered loans [4]	Covered loans	Total [4]	Non-covered loans [4]	Covered loans	Total [4]
Balance at the beginning of year	$793,225	$—	$793,225	$1,261,204	$—	$1,261,204
Provision for loan losses - Continuing operations	395,937	145,635	541,572	864,661	—	864,661
Provision for loan losses - Discontinued operations	34,148	—	34,148	147,219	—	147,219

	1,223,310	145,635	1,368,945	2,273,084	—	2,273,084

Commercial	257,027	13,774	270,801	300,959	—	300,959
Construction	18,921	4,353	23,274	303,085	—	303,085
Legacy [1]	71,466	—	71,466	150,260	—	150,260
Leasing	6,527	—	6,527	10,517	—	10,517
Mortgage	45,785	826	46,611	99,835	—	99,835
Consumer	189,864	3,253	193,117	246,531	—	246,531
Discontinued operations	81,915	—	81,915	138,169	—	138,169

	671,505	22,206	693,711	1,249,356	—	1,249,356

Recoveries:
Commercial	41,836	—	41,836	23,947	—	23,947
Construction	9,924	1,500	11,424	915	—	915
Legacy [1]	21,313	—	21,313	15,768	—	15,768
Leasing	3,083	—	3,083	4,058	—	4,058
Mortgage	3,974	15	3,989	5,056	—	5,056
Consumer	40,243	1	40,244	37,247	—	37,247
Discontinued operations	17,084	—	17,084	9,713	—	9,713

	137,457	1,516	138,973	96,704	—	96,704

Net loans charged-offs (recoveries):
Commercial	215,191	13,774	228,965	277,012	—	277,012
Construction	8,997	2,853	11,850	302,170	—	302,170
Legacy [1]	50,153	—	50,153	134,492	—	134,492
Leasing	3,444	—	3,444	6,459	—	6,459
Mortgage	41,811	811	42,622	94,779	—	94,779
Consumer	149,621	3,252	152,873	209,284	—	209,284
Discontinued operations	64,831	—	64,831	128,456	—	128,456

	534,048	20,690	554,738	1,152,652	—	1,152,652

Net write-downs [3]	1,101	—	1,101	(327,207)	—	(327,207)

Balance at end of year	$690,363	$124,945	$815,308	$793,225	$—	$793,225

Loans held-in-portfolio:
Outstanding at year end	$20,602,596	$24,951,299	$20,728,035	$25,564,917
Average	20,496,966	25,110,328	22,376,612	25,741,544
Ratios:
Allowance for loan losses to loans held-in-portfolio	3.35%	3.27%	3.83%	3.10%
Recoveries to charge-offs	20.47	20.03	7.74	7.74
Net charge-offs to average loans held-in-portfolio	2.61	2.21	5.15	4.48
Allowance for loans losses to net charge-offs	1.29 x	1.47x	0.69x	0.69x
Provision for loan losses to:
Net charge-offs [2]	0.81	1.04	0.88	0.88
Average loans held-in-portfolio	2.10%	2.29%	4.52%	3.93%
Allowance to non performing loans held-in-portfolio	39.73	44.76	50.46	49.64

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financing related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

[2]	Excluding the provision for loans losses and net write-down related to loans sold or reclassified to held-for-sale.
[3]	Net write-downs are related to loans sold or transferred to held-for-sale.
[4]

Current and prior periods provision for loan losses and net-charge offs presented in this table has been retrospectively adjusted for the impact of the discontinued operations for comparative purposes. Loans (ending and average) balances and credit quality ratios for prior periods included in this table has not been retrospectively adjusted for the impact of the discontinued operations.

The following table presents net charge-offs to average loans held-in-portfolio (“HIP”) ratio by loan category for the years ended December 31, 2014, 2013 and 2012:

Table 41 - Net Charge-Offs (Recoveries) to Average Loans HIP (Non-covered loans)

	2014	2013	2012
Commercial	0.40%	1.11%	1.94%
Construction	(2.22)	(3.13)	(0.77)
Lease financing	0.73	0.65	0.18
Legacy	(7.01)	(0.99)	3.12
Mortgage	0.69	0.85	1.27
Consumer	2.81	2.50	3.36

Total	0.90%	1.19%	1.97%

Note: The above table excludes the net write-downs related to the asset sales during the first and second quarters of 2013, and the third and fourth quarters of 2014.

The Corporation’s net charge-offs to average non-covered loans held-in-portfolio ratio was 0.90% for the year ended December 31, 2014, down from 1.19% and 1.97% for the same periods in 2013 and 2012, respectively. Net charge-offs, excluding covered loans, for the year ended December 31, 2014, decreased by $73.7 million and $222.6 million, compared to the years ended December 31, 2013 and 2012. The decline is mostly driven by credit quality improvements, as well as the result of strategic loans sales executed by the Corporation over the past years to reduce high risk assets and improve the risk profile of its portfolios. Write-downs associated with the sale of certain classified and legacy loan portfolios in the US operations during the second half of 2014 amounted to $35.7 million. Write-downs related to the commercial and residential mortgage non-performing loans bulk sales completed during the first half of 2013 amounted to $163.1 million and $199.5 million, respectively, in the BPPR operations.

The Corporation’s credit quality trends were generally stable during 2014 with the US region exhibiting significant improvements and the Puerto Rico region remaining stable. The BPNA segment continued to reflect strong performance led by the improved risk profile of its loan portfolios, further strengthened by the sale of certain non-performing and legacy assets. Notwithstanding, Puerto Rico’s fiscal and economic conditions continued to present a challenging operating environment.

The discussions in the sections that follow assess credit quality performance for 2014 for each of the Corporation’s non-covered loan portfolios.

Commercial loans

Non-covered non-performing commercial loans held-in-portfolio were $260 million at December 31, 2014, compared with $279 million at December 31, 2013, and $665 million at December 31, 2012. The decrease of $19 million, or 7%, from December 31, 2013 was principally attributed to improvements in the BPNA segment. The percentage of non-performing commercial loans held-in-portfolio to commercial loans held-in-portfolio increased to 3.20% at December 31, 2014 from 2.78% at December 31, 2013, primarily due to the reduction in loan balance from the sale of the regional operations in the US. The percentage of non-performing commercial loans held-in-portfolio to commercial loans held-in-portfolio was 6.75% at December 31, 2012.

Commercial non-covered non-performing loans held-in-portfolio at the BPPR segment increased by $72 million from December 31, 2013, mainly driven by a single $75 million public sector borrower. Commercial non-performing loans held-in-portfolio at the BPNA segment decreased by $91 million from December 31, 2013, reflective of sustained improvements in credit performance and loan resolutions. The loans included in the regional operations sale, as well as the bulk sales of certain commercial loans completed in the second half of the year, were mostly loans in accruing status.

Tables 42 and 43 present the changes in the non-performing commercial loans held-in-portfolio for the years ended December 31, 2014 and 2013 for the BPPR (excluding covered loans) and BPNA segments.

Table 42 - Activity in Non-Performing Commercial Loans Held-In-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2014
(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$186,097	$92,956	$279,053

Plus:

New non-performing loans	252,292	30,668	282,960

Advances on existing non-performing loans	—	957	957

Less:

Non-performing loans transferred to OREO	(12,581)	—	(12,581)

Non-performing loans charged-off	(52,232)	(13,963)	(66,195)

Loans returned to accrual status / loan collections	(115,666)	(35,953)	(151,619)

Loans transferred to held-for-sale	—	(72,216)	(72,216)
Non-performing loans transferred from (to) discontinued operations	—	(134)	(134)

Ending balance - NPLs	$257,910	$2,315	$260,225

Table 43 - Activity in Non-Performing Commercial Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2013
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning Balance - NPLs	$522,733	$142,556	$665,289
Plus:
New non-performing loans	179,377	56,677	236,054
Advances on existing non-performing loans	—	1,535	1,535
Loans transferred from held-for-sale	790	—	790
Other	—	4,310	4,310
Less:
Non-performing loans transferred to OREO	(17,000)	(3,631)	(20,631)
Non-performing loans charged-off	(100,682)	(39,702)	(140,384)
Loans returned to accrual status / loan collections	(69,853)	(64,831)	(134,684)
Loans transferred to held-for-sale	—	(3,958)	(3,958)
Non-performing loans sold	(329,268)	—	(329,268)

Ending balance - NPLs	$186,097	$92,956	$279,053

For the year ended December 31, 2014, inflows of commercial non-performing loans held-in-portfolio at the BPPR segment amounted to $252 million, an increase of $73 million, or 41%, when compared to inflows for the same period in 2013. This increase was impacted by two large additions during 2014, including the aforementioned $75 million public sector borrower and a $52 million single borrower which returned to accrual status during the fourth quarter of 2014. Inflows of commercial non-performing loans held-in-portfolio at the BPNA segment amounted to $32 million, a decrease of $27 million, or 46%, compared to inflows for 2013. The reduction was driven by improvements in the underlying quality of the loan portfolio.

Table 44 provides information on commercial non-performing loans and net charge-offs for the years ended December 31, 2014, December 31, 2013, and December 31, 2012 for the BPPR (excluding the Westernbank covered loan portfolio) and BPNA segments.

Table 44 - Non-Performing Commercial Loans and Net Charge-offs (Excluding Covered Loans)

	BPPR			BPNA			Popular, Inc.
(Dollars in thousands)	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012

Non-performing commercial loans	$257,910	$186,097	$522,733	$2,315	$92,956	$142,556	$260,225	$279,053	$665,289

Non-performing commercial loans to commercial loans HIP	4.05%	2.88%	8.30%	0.13%	2.60%	4.00%	3.20%	2.78%	6.75%

	BPPR			BPNA			Popular, Inc.
	For the year ended			For the year ended			For the year ended
(Dollars in thousands)	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012
Commercial loan net charge-offs (recoveries)	$39,382	$85,601	$144,640	$(4,574)	$23,368	$44,653	$34,808	$108,969	$189,293
Commercial loan net charge-offs (recoveries) to average commercial loans HIP	0.62%	1.37%	2.30%	(0.20)%	0.65%	1.29%	0.40%	1.11%	1.94%

There are two commercial loan relationships greater than $10 million in non-accrual status with an outstanding aggregate balance of $88 million at December 31, 2014, compared with one commercial loan relationship with an outstanding aggregate balance of $15 million at December 31, 2013.

Commercial loan net charge-offs, excluding net charge-offs for covered loans, amounted to $34.8 million for the year ended December 31, 2014, compared to $109.0 million in December 31, 2013 and $189.3 million in December 31, 2012. The decline of $74.2 million, or 68%, for the year ended December 31, 2014 when compared with the year ended December 31, 2013 primarily reflects improvements in credit quality and successful actions taken by the Corporation to address problem loans. Commercial loans net charge-offs to average non-covered loans held-in-portfolio decreased to 0.40% for the year ended December 31, 2014 from 1.11% for the year ended December 31, 2013 and 1.94% for the year ended December 31, 2012.

Commercial loan net charge-offs in the BPPR segment amounted to $39.4 million for the year ended December 31, 2014, compared to $85.6 million in December 31, 2013 and $144.6 million in December 31, 2012. The decline of $46.2 million for the year ended December 31, 2014 when compared with the year ended December 31, 2013, was mainly reflective of the improved risk profile of the portfolio after the bulk sales completed in 2013. Commercial loans annualized net charge-offs to average non-covered loans held-in-portfolio decreased to 0.62% for the year ended December 31, 2014 from 1.37% for the year ended December 31, 2013 and 2.30% for the year ended December 31, 2012. For the year ended December 31, 2014, the charge-offs associated with collateral dependent impaired commercial loans amounted to approximately $30.0 million at the BPPR segment.

Commercial loan net charge-offs (recoveries) in the BPNA segment amounted to recoveries of $4.6 million for the year ended December 31, 2014, compared to $23.4 million in charge-offs in December 31, 2013 and $44.7 million in December 31, 2012. The decline of $27.9 million for the year ended December 31, 2014 when compared with the same period in 2013 was primarily due to improved credit quality and lower level of non-performing loans. Commercial loans net charge-offs to average non-covered loans held-in-portfolio decreased to (0.20%) for the year ended December 31, 2014 from 0.65% for the year ended December 31, 2013, and 1.29% for the year ended December 31, 2012 due to recovery activity. For the year ended December 31, 2014, there were no charge-offs associated with collateral dependent impaired commercial loans from continuing operations at the BPNA segment.

The Corporation’s commercial loan portfolio secured by real estate (“CRE”), excluding covered loans, amounted to $4.7 billion at December 31, 2014, of which $1.7 billion was secured with owner occupied properties, compared with $6.4 billion and $2.3 billion, respectively, at December 31, 2013. CRE non-performing loans, excluding covered loans, amounted to $129 million at December 31, 2014, compared with $221 million at December 31, 2013. The CRE non-performing loans ratios for the BPPR and BPNA segments were 3.60% and 0.07%, respectively, at December 31, 2014, compared with 3.80% and 3.10%, respectively, at December 31, 2013.

Construction loans

Non-covered non-performing construction loans held-in-portfolio amounted to $14 million at December 31, 2014, compared to $24 million at December 31, 2013, and $43 million at December 31, 2012. The decrease of $10 million, or 42%, from December 31, 2013 was mainly driven by declines of $4 million and $6 million in the BPPR and BPNA segments, respectively, principally driven by loan collections and minimal inflows of new construction non-performing loans. Stable credit trends in the construction portfolio were the result of de-risking strategies executed by the Corporation over the past several years to downsize its construction loan portfolio. The ratio of non-performing construction loans to construction loans held-in-portfolio, excluding covered loans, decreased to 5.48% at December 31, 2014 from 11.53% at December 31, 2013, and 17.14% at December 31, 2012.

Tables 45 and 46 present changes in non-performing construction loans held-in-portfolio for the years ended December 31, 2014 and 2013 for the BPPR (excluding covered loans) and BPNA segments.

Table 45 - Activity in Non-Performing Construction Loans Held-In-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2014
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning Balance - NPLs	$18,108	$5,663	$23,771
Plus:
New non-performing loans	9,485	—	9,485
Less:
Non-performing loans charged-off	(1,687)	—	(1,687)
Loans returned to accrual status / loan collections	(12,094)	(5,663)	(17,757)

Ending balance - NPLs	$13,812	$—	$13,812

Table 46 - Activity in Non-Performing Construction Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2013
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning Balance - NPLs	$37,390	$5,960	$43,350
Plus:
New non-performing loans	2,000	—	2,000
Loans transferred from held-for-sale	14,152	—	14,152
Less:
Non-performing loans transferred to OREO	(775)	—	(775)
Non-performing loans charged-off	(6,210)	—	(6,210)
Loans returned to accrual status / loan collections	(24,965)	(297)	(25,262)
Non-performing loans sold	(3,484)	—	(3,484)

Ending balance - NPLs	$18,108	$5,663	$23,771

For the year ended December 31, 2014, inflows of construction non-performing loans held-in-portfolio at the BPPR segment amounted to $9 million, an increase of $7 million when compared to additions for the year ended December 31, 2013, principally related to one single borrower. There were no additions of construction non-performing loans held-in-portfolio at the BPNA segment during 2014.

There are no construction loan relationships greater than $10 million in non-performing status at December 31, 2014 and December 31, 2013.

Construction loan net charge-offs (recoveries), excluding net charge-offs for covered loans, amounted to recoveries of $3.7 million for the year ended December 31, 2014, compared to recoveries of $8.6 million in December 31, 2013 and $1.9 million in December 31, 2012. Construction loans net charge-offs (recoveries) to average non-covered loans held-in-portfolio resulted in (2.22%) for the year ended December 31, 2014 compared to (3.13%) for the year ended December 31, 2013 and (0.77%) for the year ended December 31, 2012. For the year ended December 31, 2014, the charge-offs associated with collateral dependent impaired construction loans amounted to $2.3 million in the BPPR segment and none in the BPNA segment. Management identified construction loans considered impaired and charged-off specific reserves based on the value of the collateral.

Table 47 provides information on construction non-performing loans and net charge-offs for the BPPR and BPNA (excluding the covered loan portfolio) segments for the years ended December 31, 2014, December 31, 2013, and December 31, 2012.

Table 47 - Non-Performing Construction Loans and Net Charge-offs (Excluding Covered Loans)

	BPPR			BPNA			Popular, Inc.
(Dollars in thousands)	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012
Non-performing construction loans	$13,812	$18,108	$37,390	$—	$5,663	$5,960	$13,812	$23,771	$43,350

Non-performing construction loans to construction loans HIP	8.67%	11.24%	17.61%	—%	12.61%	14.68%	5.48%	11.53%	17.14%

	BPPR			BPNA			Popular, Inc.
	For the year ended			For the year ended			For the year ended
(Dollars in thousands)	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012

Construction loan net (recoveries) charge-offs	$(3,509)	$(8,642)	$(2,283)	$(237)	$—	$400	$(3,746)	$(8,642)	$(1,883)

Construction loan net (recoveries) charge-offs to average construction loans HIP	(2.42)%	(3.57)%	(1.19)%	(0.99)%	—%	0.77%	(2.22)%	(3.13)%	(0.77)%

Legacy loans

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

Legacy non-performing loans held-in-portfolio amounted to $2 million at December 31, 2014, compared with $15 million at December 31, 2013, and $41 million at December 31, 2012. The decrease of $13.5 million, or 90%, from December 31, 2013 was primarily driven by lower inflows to non-performing loans, loan resolutions and portfolio run-off. The percentage of non-performing legacy loans held-in-portfolio to legacy loans held-in-portfolio decreased to 1.91% at December 31, 2014 from 7.13% at December 31, 2013, and 10.60% at December 31, 2012.

For the year ended December 31, 2014, additions to legacy loans in non-performing status amounted to $6 million, a decrease of $10 million, or 62%, when compared with the year ended December 31, 2013.

Tables 48 and 49 present the changes in non-performing legacy loans held in-portfolio for the years ended December 31, 2014 and December 31, 2013.

Table 48 - Activity in Non-Performing Legacy Loans Held-In-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2014
(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$—	$15,050	$15,050

Plus:

New non-performing loans	—	6,004	6,004

Advances on existing non-performing loans	—	300	300

Less:

Non-performing loans transferred to OREO	—	(189)	(189)

Non-performing loans charged-off	—	(6,237)	(6,237)

Loans returned to accrual status / loan collections	—	(8,610)	(8,610)

Loans transferred to held-for-sale	—	(4,679)	(4,679)
Non-performing loans from (to) discontinued operations	—	(94)	(94)

Ending balance - NPLs	$—	$1,545	$1,545

Table 49 - Activity in non-Performing Legacy Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2013
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning Balance - NPLs	$—	$40,741	$40,741
Plus:
New non-performing loans	—	16,645	16,645
Advances on existing non-performing loans	—	150	150
Loans transferred from held-for-sale	—	400	400
Less:
Non-performing loans charged-off	—	(19,426)	(19,426)
Loans returned to accrual status / loan collections	—	(19,151)	(19,151)
Other	—	(4,309)	(4,309)

Ending balance - NPLs	$—	$15,050	$15,050

In the loans held-in-portfolio, there was no legacy loan relationship greater than $10 million in non-accrual status at December 31, 2014 and December 31, 2013.

Legacy loan net charge-offs (recoveries) amounted to recoveries of $9.7 million for the year ended December 31, 2014, compared to recoveries of $2.6 million in December 31, 2013 and net charge-offs of $16.3 million in December 31, 2012. Legacy loan net charge-offs (recoveries) to average non-covered loans held-in-portfolio decreased to (7.01%) for the year ended December 31, 2014 from (0.99%) for the year ended December 31, 2013 and 3.12% for the year ended December 31, 2012. For the year ended December 31, 2014, there were no charge-offs associated with collateral dependent legacy loans from continuing operations.

Continued improvements in credit performance was mainly driven lower level of problem loans, loan resolutions, and the continued run-off of the portfolio.

Table 50 provides information on legacy non-performing loans and net charge-offs.

Table 50 - Non-Performing Legacy Loans and Net Charge-offs

	BPNA
(Dollars in thousands)	December 31, 2014	December 31, 2013	December 31, 2012

Non-performing legacy loans	$1,545	$15,050	$40,741

Non-performing legacy loans to legacy loans HIP	1.91%	7.13%	10.60%

	BPNA
	For the year ended
(Dollars in thousands)	December 31, 2014	December 31, 2013	December 31, 2012

Legacy loan net (recoveries) charge-offs	$(9,742)	$(2,583)	$16,338

Legacy loan net (recoveries) charge-offs to average legacy loans HIP	(7.01)%	(0.99)%	3.12%

Mortgage loans

Non-covered non-performing mortgage loans held-in-portfolio were $305 million at December 31, 2014, compared to $233 million at December 31, 2013, and $630 million at December 31, 2012. The increase of $72 million from December 31, 2013 was mainly driven by an increase of $89 million in the BPPR segment, in part offset by a decrease of $17 million in the BPNA segment. The decrease in the BPNA segment was mainly due to the sale of certain mortgage non-performing loans, as part of the US operations reorganization. The percentage of non-performing mortgage loans held-in-portfolio to mortgage loans held-in-portfolio increased to 4.69% at December 31, 2014 from 3.48% at December 31, 2013. This ratio was 10.37% at December 31, 2012.

Tables 51 and 52 present changes in non-performing mortgage loans held-in-portfolio for the years ended December 31, 2014 and 2013 for the BPPR (excluding covered loans) and BPNA segments.

Table 51 - Activity in Non-Performing Mortgage Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2014
(In thousands)	BPPR	BPNA	Popular, Inc.

Beginning Balance - NPLs	$206,389	$26,292	$232,681

Plus:

New non-performing loans	381,439	19,558	400,997

Less:

Non-performing loans transferred to OREO	(8,709)	(2,726)	(11,435)

Non-performing loans charged-off	(35,219)	(2,007)	(37,226)

Loans returned to accrual status / loan collections	(241,515)	(12,548)	(254,063)

Loans transferred to held-for-sale	—	(19,285)	(19,285)
Non-performing mortgage loans reclassified to non-performing consumer loans	(6,756)	—	(6,756)

Ending balance - NPLs	$295,629	$9,284	$304,913

Table 52 - Activity in Non-Performing Mortgage Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2013
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning Balance - NPLs	$596,106	$34,024	$630,130
Plus:
New non-performing loans	397,086	22,253	419,339
Less:
Non-performing loans transferred to OREO	(44,762)	(3,799)	(48,561)
Non-performing loans charged-off	(32,299)	(8,362)	(40,661)
Loans returned to accrual status / loan collections	(260,167)	(17,824)	(277,991)
Loans transferred to held-for-sale	(14,968)	—	(14,968)
Non-performing loans sold	(434,607)	—	(434,607)

Ending balance - NPLs	$206,389	$26,292	$232,681

For the year ended December 31, 2014, inflows of mortgage non-performing loans held-in-portfolio at the BPPR segment amounted to $381 million, a decrease of $16 million, or 4%, when compared to inflows for the same period in 2013. Inflows of mortgage non-performing loans held-in-portfolio at the BPNA segment amounted to $20 million, a decrease of $3 million, or 12%, compared to inflows for 2013.

Mortgage loan net charge-offs, excluding net charge-offs for covered loans, amounted to $45.2 million for the year ended December 31, 2014, compared to $55.5 million in December 31, 2013 and $71.9 million in December 31, 2012. The decrease of $10.3 million for the year ended December 31, 2014, when compared with the same period in 2013 was mainly related to reductions in the BPNA segment. Mortgage loan net charge-offs to average mortgage non-covered loans held-in-portfolio was 0.69% in December 31, 2014, compared to 0.85% for the year ended December 31, 2013, and 1.27% for the year ended December 31, 2012.

Mortgage loan net charge-offs at the BPPR segment, excluding covered loans, remained stable at $44.0 million, or 0.82% of average non-covered loans held-in-portfolio, compared to $47.7 million, or 0.89% of average loans in the same period in 2013. For the year ended December 31, 2014, charge-offs associated with mortgage loans individually evaluated for impairment amounted to $9.1 million in the BPPR segment.

Mortgage loan net charge-offs at the BPNA segment amounted to $1.2 million for the year ended December 31, 2014, a decrease of $6.6 million when compared with the same period in 2013, mainly reflective of credit quality improvements and the stabilization of the US economic environment. Mortgage loan net charge-offs to average mortgage non-covered loans held-in-portfolio decreased to 0.10% for the year ended December 31, 2014 from 0.64% for the year ended December 31, 2013.

Table 53 provides information on mortgage non-performing loans and net charge-offs for the BPPR and BPNA (excluding the covered loan portfolio) segments for the years ended December 31, 2014, 2013, and 2012.

Table 53 - Non-Performing Mortgage Loans and Net Charge-offs (Excluding Covered Loans)

	BPPR			BPNA			Popular, Inc.
(Dollars in thousands)	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012

Non-performing mortgage loans	$295,629	$206,389	$596,106	$9,284	$26,292	$34,024	$304,913	$232,681	$630,130

Non-performing mortgage loans to mortgage loans HIP	5.42%	3.82%	12.05%	0.88%	2.05%	3.01%	4.69%	3.48%	10.37%

	BPPR			BPNA			Popular, Inc.
	For the year ended			For the year ended			For the year ended
(Dollars in thousands)	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012
Mortgage loan net charge-offs	$44,000	$47,736	$56,777	$1,196	$7,803	$15,163	$45,196	$55,539	$71,940

Mortgage loan net charge-offs to average mortgage loans HIP	0.82%	0.89%	1.21%	0.10%	0.64%	1.52%	0.69%	0.85%	1.27%

Consumer loans

Non-covered non-performing consumer loans held-in-portfolio were $47 million at December 31, 2014, compared to $44 million at December 31, 2013, and $41 million at December 31, 2012. Consumer non-covered non-performing loans held-in-portfolio increased slightly by $3 million when compared to December 31, 2013, primarily as a result of an increase of $8 million in the BPPR segment, mainly related to personal and auto loans.

For the year ended December 31, 2014, inflows of consumer non-performing loans held-in-portfolio at the BPPR segment amounted to $97 million, an increase of $9 million, or 10%, when compared to inflows for the same period of 2013. Inflows of consumer non-performing loans held-in-portfolio at the BPNA segment amounted to $20 million, a decrease of $7 million, or 26% compared to inflows for 2013.

The Corporation’s consumer loan net charge-offs, excluding covered loans, amounted to $109.6 million for the year ended December 31, 2014, compared to $97.0 million in December 31, 2013 and $126.1 million in December 31, 2012. The increase of $12.6 million in consumer net charge-offs for the year ended December 31, 2014, when compared with the same period in 2013, was driven by an increase of $21.1 million in the BPPR segment, reflective of certain deterioration in credit quality trends. In addition, 2013 net charge-offs include an $8.9 million recovery associated with an opportunistic sale of a portfolio of previously charged-off credit cards and personal loans in the BPPR segment. Consumer loan net charge-offs to average consumer non-covered loans held-in-portfolio was 2.81% for the year ended December 31, 2014, compared with 2.50% for December 31, 2013 and 3.36% for December 31, 2012.

Table 54 provides information on consumer non-performing loans and net charge-offs by segments.

Table 54 - Non-Performing Consumer Loans and Net Charge-offs (Excluding Covered Loans)

	BPPR			BPNA			Popular, Inc.
(Dollars in thousands)	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012
Non-performing consumer loans	$40,930	$33,166	$30,888	$5,956	$10,732	$9,870	$46,886	$43,898	$40,758

Non-performing consumer loans to consumer loans HIP	1.21%	1.00%	0.96%	1.24%	1.74%	1.56%	1.21%	1.63%	1.05%

	BPPR			BPNA			Popular, Inc.
	For the year ended			For the year ended			For the year ended
(Dollars in thousands)	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012	December 31, 2014	December 31, 2013	December 31, 2012
Consumer loan net charge-offs	$96,655	$75,560	$90,095	$12,971	$21,411	$36,004	$109,626	$96,971	$126,099

Consumer loan net charge-offs to average consumer loans HIP	2.86%	2.32%	2.93%	2.50%	3.43%	5.38%	2.81%	2.50%	3.36%

Combined net charge-offs for E-LOAN’s home equity lines of credit and closed-end second mortgages amounted to approximately $3.8 million, or 1.58% of those particular average loan portfolios, for the year ended December 31, 2014, compared with $10.8 million, or 3.78%, for the year ended December 31, 2013. With the downsizing of E-LOAN, this subsidiary ceased originating these types of loans in 2008. Home equity lending includes both home equity loans and lines of credit. This type of lending, which is secured by a first or second mortgage on the borrower’s residence, allows customers to borrow against the equity in their home. Real estate market values at the time the loan or line is granted directly affect the amount of credit extended and, in addition, changes in these values impact the severity of losses. E-LOAN’s portfolio of home equity lines of credit and closed-end second mortgages outstanding at December 31, 2014 totaled $220 million with a related allowance for loan losses of $6 million, representing 2.53% of that particular portfolio. E-LOAN’s portfolio of home equity lines of credit and closed-end second mortgages outstanding at December 31, 2013 totaled $259 million with a related allowance for loan losses of $11 million, representing 4.05% of that particular portfolio. At December 31, 2014, home equity lines of credit and closed-end second mortgages in which E-LOAN holds both the first and second lien amounted to $47 thousand and $233 thousand, respectively, representing 0.01% and 0.05%, respectively, of the consumer loan portfolio of the BPNA segment. At December 31, 2014, 47% are paying the minimum amount due on the home equity lines of credit. At December 31, 2014, the majority of the closed-end second mortgages in which E-LOAN holds the first lien mortgage were in performing status.

Other real estate

Other real estate represents real estate property acquired through foreclosure, part of the Corporation’s continuous efforts to aggressively resolve non-performing loans. Other real estate not covered under loss sharing agreements with the FDIC remained flat at $136 million, when compared to December 31, 2013.

Other real estate covered under loss sharing agreements with the FDIC, comprised principally of repossessed commercial real estate properties, amounted to $130 million at December 31, 2014, compared with $168 million at the same date in 2013. Generally, 80% of the write-downs taken on these properties based on appraisals or losses on the sale are covered under the loss sharing agreements.

During 2014, the Corporation transferred $159 million of loans to other real estate, sold $ 148 million of foreclosed properties and recorded write-downs and other adjustments of approximately $ 49 million.

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

For commercial and construction other real estate properties at the BPPR segment, depending on the type of property and/or the age of the appraisal, downward adjustments currently may range between 20% to 50%, including estimated cost to sell. For commercial and construction properties at the BPNA segment, the most typically applied collateral discount rate currently ranges from 10% to 40%, including cost to sell. This discount was determined based on an analysis of other real estate owned and loan sale transactions during the past two years, comparing net proceeds received by the lender relative to the most recent appraised value of the properties. However, additional haircuts can be applied depending upon the age of appraisal, the region and the condition of the property or project.

Currently, in the case of the BPPR segment, appraisals of residential properties were subject to downward adjustments of up to approximately 17%, including cost to sell of 5%. In the case of the U.S. mainland residential properties, the downward adjustment approximated up to 10%, including cost to sell of 10%.

Troubled debt restructurings

The following tables present the loans classified as TDRs according to their accruing status at December 31, 2014, 2013 and 2012.

The Corporation’s TDR loans, excluding covered loans) totaled $1.1 billion at December 31, 2014, an increase of $157 million, or 17%, from December 31, 2013. TDRs in accruing status increased by $56 million from December 31, 2013, due to sustained borrower performance.

Table 55 - TDRs Non-Covered Loans 2014

	December 31, 2014
(In thousands)	Accruing	Non-Accruing	Total
Commercial	$153,380	$150,069	$303,449
Construction	453	5,488	5,941
Mortgage	556,346	116,465	672,811
Leases	775	2,248	3,023
Consumer	107,530	14,848	122,378

Total	$818,484	$289,118	$1,107,602

Table 56 - TDRs Non-Covered Loans 2013

	December 31, 2013
(In thousands)	Accruing	Non-Accruing	Total
Commercial	$109,462	$80,140	$189,602
Construction	425	10,865	11,290
Legacy	—	949	949
Mortgage	535,357	82,786	618,143
Leases	270	2,623	2,893
Consumer	116,719	10,741	127,460

Total	$762,233	$188,104	$950,337

Table 57 - TDRs Non-Covered Loans 2012

	December 31, 2012
(In thousands)	Accruing	Non-Accruing	Total
Commercial	$105,648	$208,119	$313,767
Construction	2,969	10,310	13,279
Legacy	—	5,978	5,978
Mortgage	405,063	273,042	678,105
Leases	1,726	3,155	4,881
Consumer	125,955	8,981	134,936

Total	$641,361	$509,585	$1,150,946

The following tables present the covered loans classified as TDRs according to their accruing status at December 31, 2014, 2013 and 2012.

Table 58 - TDRs Covered Loans 2014

	December 31, 2014
(In thousands)	Accruing	Non-Accruing	Total
Commercial	$1,689	$3,257	$4,946
Construction	—	2,419	2,419
Mortgage	3,629	3,990	7,619
Consumer	26	5	31

Total	$5,344	$9,671	$15,015

Table 59 - TDRs Covered Loans 2013

	December 31, 2013
(In thousands)	Accruing	Non-Accruing	Total
Commercial	$7,389	$10,017	$17,406
Construction	—	3,464	3,464
Mortgage	146	189	335
Consumer	221	22	243

Total	$7,756	$13,692	$21,448

Table 60 - TDRs Covered Loans 2012

	December 31, 2012
(In thousands)	Accruing	Non-Accruing	Total
Commercial	$46,142	$4,071	$50,213
Construction	—	7,435	7,435
Mortgage	149	220	369
Consumer	517	106	623

Total	$46,808	$11,832	$58,640

At December 31, 2014, the Corporation’s commercial loan TDRs, excluding covered loans, for the BPPR and BPNA segments amounted to $303 million and $250 thousand, respectively, of which $150 million and none, respectively, were in non-performing status. This compares with $172 million and $18 million, respectively, of which $63 million and $17 million were in non-performing status at December 31, 2013. The outstanding commitments for these commercial loan TDRs amounted to $5 million in the BPPR segment and no commitments outstanding in the BPNA segment at December 31, 2014. Commercial loans that have been modified as part of loss mitigation efforts were evaluated individually for impairment, resulting in a specific reserve of $65 million for the BPPR segment and none for the BPNA segment at December 31, 2014, compared with $13 million and none, respectively, at December 31, 2013.

At December 31, 2014, the Corporation’s construction loan TDRs, excluding covered loans, for the BPPR and the BPNA segments amounted to $6 million and none, respectively, of which $5 million and none, respectively, which were in non-performing status. This compares with $6 million each, of which $5 million and $6 million were in non-performing status at December 31, 2013. The outstanding commitments for these construction loan TDRs amounted to $1 million in the BPPR segment and no commitments outstanding in the BPNA segment at December 31, 2014. These construction loan TDRs were individually evaluated for impairment resulting in a specific reserve of $363 thousand for the BPPR and none for the BPNA segments at December 31, 2014, compared with $177 thousand and none, respectively, at December 31, 2013.

At December 31, 2014, the Corporation’s had no legacy loans modifications, compared with $949 thousand at December 31, 2013. These loans were in non-performing status at December 31, 2013. There were no commitments outstanding for these legacy loan TDRs at December 31, 2014. The legacy loan TDRs were evaluated for impairment requiring no specific reserves at December 31, 2014 and December 31, 2013.

At December 31, 2014, the mortgage loan TDRs for the BPPR and BPNA segments amounted to $669 million (including $290 million guaranteed by U.S. sponsored entities) and $4 million, respectively, of which $115 million and $987 thousand, respectively, were in non-performing status. This compares with $565 million (including $240 million guaranteed by U.S. sponsored entities) and $53 million, respectively, of which $73 million and $10 million were in non-performing status at December 31, 2013. These mortgage loan TDRs were evaluated for impairment resulting in a specific allowance for loan losses of $46 million and $273 thousand for the BPPR and BPNA segments, respectively, at December 31, 2014, compared to $38 million and $18 million, respectively, at December 31, 2013.

At December 31, 2014, the consumer loan TDRs for the BPPR and BPNA segments amounted to $120 million and $2 million, respectively, of which $15 million and $35 thousand, respectively, were in non-performing status, compared with $125 million and $2 million, respectively, of which $10 million and $587 thousand, respectively, were in non-performing status at December 31, 2013. These consumer loan TDRs were evaluated for impairment resulting in a specific allowance for loan losses of $28 million and $365 thousand for the BPPR and BPNA segments, respectively, at December 31, 2014, compared with $30 million and $280 thousand, respectively, at December 31, 2013.

Refer to Note 12 to the consolidated financial statements for additional information on modifications considered troubled debt restructurings, including certain qualitative and quantitative data about troubled debt restructurings performed in the past twelve months.

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

The following tables set forth information concerning the composition of the Corporation’s allowance for loan losses (“ALLL”) at December 31, 2014, December 31, 2013 and December 31, 2012 by loan category and by whether the allowance and related provisions were calculated individually pursuant to the requirements for specific impairment or through a general valuation allowance.

Table 61 - Composition of the Allowance for Loan Losses

December 31, 2014
(Dollars in thousands)	Commercial	Construction	Legacy [3]	Leasing	Mortgage	Consumer	Total[2]
Specific ALLL	$64,736	$363	$—	$770	$46,111	$28,161	$140,141
Impaired loans [1]	$357,161	$13,268	$—	$3,023	$435,824	$117,732	$927,008

Specific ALLL to impaired loans [1]	18.13%	2.74%	—%	25.47%	10.58%	23.92%	15.12%
General ALLL	$146,501	$6,307	$2,944	$6,361	$77,211	$140,254	$379,578
Loans held-in-portfolio, excluding impaired loans [1]	$7,777,106	$238,552	$80,818	$561,366	$6,067,062	$3,752,539	$18,477,443
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	1.88%	2.64%	3.64%	1.13%	1.27%	3.74%	2.05%
Total ALLL	$211,237	$6,670	$2,944	$7,131	$123,322	$168,415	$519,719
Total non-covered loans held-in-portfolio [1]	$8,134,267	$251,820	$80,818	$564,389	$6,502,886	$3,870,271	$19,404,451

ALLL to loans held-in-portfolio [1]	2.60%	2.65%	3.64%	1.26%	1.90%	4.35%	2.68%

[1]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2]

Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. At December 31, 2014, the general allowance on the covered loans amounted to $82.1 million while the specific reserve amounted to $5 thousand.

[3]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Table 62 - Composition of the Allowance for Loan Losses

December 31, 2013
(Dollars in thousands)	Commercial	Construction	Legacy [3]	Leasing	Mortgage	Consumer	Total[2]
Specific ALLL	$16,409	$177	$—	$1,053	$55,667	$30,200	$103,506
Impaired loans [1]	$297,516	$22,486	$6,045	$2,893	$452,073	$127,703	$908,716

Specific ALLL to impaired loans [1]	5.52%	0.79%	—%	36.40%	12.31%	23.65%	11.39%
General ALLL	$158,573	$5,165	$13,704	$9,569	$101,262	$146,684	$434,957
Loans held-in-portfolio, excluding impaired loans [1]	$9,739,669	$183,598	$205,090	$540,868	$6,229,403	$3,804,523	$20,703,151
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	1.63%	2.81%	6.68%	1.77%	1.63%	3.86%	2.10%
Total ALLL	$174,982	$5,342	$13,704	$10,622	$156,929	$176,884	$538,463
Total non-covered loans held-in-portfolio [1]	$10,037,185	$206,084	$211,135	$543,761	$6,681,476	$3,932,226	$21,611,867

ALLL to loans held-in-portfolio [1]	1.74%	2.59%	6.49%	1.95%	2.35%	4.50%	2.49%

[1]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
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

Table 63 - Composition of the Allowance for Loan Losses

December 31, 2012
(Dollars in thousands)	Commercial	Construction	Legacy [3]	Leasing	Mortgage	Consumer	Total[2]
Specific ALLL	$17,348	$120	$—	$1,066	$74,667	$17,886	$111,087
Impaired loans [1]	$527,664	$41,809	$18,744	$4,881	$611,230	$133,377	$1,337,705

Specific ALLL to impaired loans [1]	3.29%	0.29%	—%	21.84%	12.22%	13.41%	8.30%
General ALLL	$280,334	$7,309	$33,102	$1,828	$74,708	$113,333	$510,614
Loans held-in-portfolio, excluding impaired loans [1]	$9,330,538	$211,048	$365,473	$535,642	$5,467,277	$3,735,509	$19,645,487
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	3.00%	3.46%	9.06%	0.34%	1.37%	3.03%	2.60%
Total ALLL	$297,682	$7,429	$33,102	$2,894	$149,375	$131,219	$621,701
Total non-covered loans held-in-portfolio [1]	$9,858,202	$252,857	$384,217	$540,523	$6,078,507	$3,868,886	$20,983,192

ALLL to loans held-in-portfolio [1]	3.02%	2.94%	8.62%	0.54%	2.46%	3.39%	2.96%

[1]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
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

Table 64 details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.

Table 64 - Allocation of the Allowance for Loan Losses

At December 31,
	2014		2013		2012		2011		2010
(Dollars in millions)	ALLL	% of loans in each category to total loans	ALLL	% of loans in each category to total loans	ALLL	% of loans in each category to total loans	ALLL	% of loans in each category to total loans	ALLL	% of loans in each category to total loans
Commercial	$211.2	41.9%	$175.0	46.4%	$297.7	47.0%	$369.4	48.4%	$399.8	51.0%
Construction	6.7	1.3	5.3	1.0	7.4	1.2	8.5	1.2	39.8	1.6
Legacy	3.0	0.4	13.7	1.0	33.1	1.8	46.2	3.1	76.4	4.9
Leasing	7.1	2.9	10.6	2.5	2.9	2.6	4.7	2.7	7.2	2.8
Mortgage	123.3	33.5	156.9	30.9	149.4	29.0	102.3	26.8	70.9	21.8
Consumer	168.4	20.0	176.9	18.2	131.2	18.4	159.3	17.8	199.1	17.9

Total[1]	$519.7	100.0%	$538.4	100.0%	$621.7	100.0%	$690.4	100.0%	$793.2	100.0%

[1]	Note: For purposes of this table the term loans refers to loans held-in-portfolio excluding covered loans and held-for-sale.

At December 31, 2014, the allowance for loan losses, excluding covered loans, decreased by approximately $19 million when compared with the same date in the previous year, mainly driven by a reserve release of $81 million in the BPNA segment, offset in part by higher reserve in the BPPR segment of $62 million. The general and specific reserves related to the non-covered loans totaled $380 million and $140 million, respectively, compared with $435 million and $104 million, respectively, as of December 31, 2013. The ratio of the allowance for loan losses to loans held-in-portfolio was 2.68% of non-covered loans held-in-portfolio at December 31, 2014, compared with 2.49% at December 31, 2013. The ratio of the allowance to non-performing loans held-in-portfolio was 82.43% at December 31, 2014, compared with 90.05% at December 31, 2013.

At December 31, 2014, the allowance for loan losses for non-covered loans at the BPPR segment totaled $489 million, or 3.07% of non-covered loans held-in-portfolio, compared with $427 million, or 2.69% of non-covered loans held-in-portfolio, at December 31, 2013. The increase in the allowance was mostly driven by: (1) qualitative factors adjustments accounting for prevailing macroeconomic conditions in Puerto Rico and the public sector utilities exposures, (2) the effect of downgrades in the internal risk ratings of certain large corporate and public sector relationships, and (3) higher specific reserves. These increases were partially offset by a $14.9 million reserve release as part of the annual review of the components of the ALLL models. The ratio of the allowance to non-performing loans held-in-portfolio was 80.00% at December 31, 2014, compared with 95.42% at December 31, 2013.

The allowance for loan losses at the BPNA segment totaled $31 million, or 0.88% of loans held-in-portfolio, compared with $112 million, or 1.95% of loans held-in-portfolio, at December 31, 2013. The decrease was mainly prompted by continued improvements in credit quality trends, $20 million reduction related to the sale of the regional operations, $35 million related to the sale or transfer to loans held-for-sale of certain classified and legacy loans during the second half of 2014, and a $3.8 million reserve release as part of the annual review of the components of the ALLL models during the second quarter of 2014. The ratio of the allowance to non-performing loans held-in-portfolio was 160.13% at December 31, 2014, compared with 74.12% at December 31, 2013.

The allowance for loan losses for commercial loans held-in-portfolio, excluding covered loans, amounted to $211 million, or 2.60% of that portfolio, at December 31, 2014, compared with $175 million, or 1.74%, at December 31, 2013, and $298 million, or 3.02%, at December 31, 2012. The allowance for loan losses for the commercial loan portfolio in the BPPR segment, excluding the allowance for covered loans, totaled $202 million, or 3.16% of non-covered commercial loans held-in-portfolio, at December 31, 2014, compared with $128 million, or 1.98%, at December 31, 2013. The increase in the allowance was mainly prompted by challenging economic conditions that persist in Puerto Rico, as mentioned above. At the BPNA segment, the allowance for loan losses of the commercial loan portfolio totaled $10 million, or 0.55% of commercial loans held-in-portfolio, at December 31, 2014, compared with $47 million, or 1.31%, at December 31, 2013. This decrease in the allowance for loan losses in the BPNA segment results from continued improvements in credit quality, the sale of its regional operations, the sale of certain classified and legacy loans, and a reserve release as part of the annual review of the components of the ALLL models, as previously mentioned. The ratio of allowance to non-performing loans held-in-portfolio in the commercial loan category was 81.18% at December 31, 2014, compared with 62.71% at December 31, 2013 and 44.74% at December 31, 2012.

The allowance for loan losses for construction loans held-in-portfolio, excluding covered loans, amounted to $7 million, or 2.65% of that portfolio, at December 31, 2014, compared with $5 million, or 2.59%, at December 31, 2013, and $7 million, or 2.94%, at December 31, 2012. The allowance for loan losses corresponding to the construction loan portfolio for the BPPR segment, excluding the allowance for covered loans, totaled $5 million, or 3.44% of non-covered construction loans held-in-portfolio, at December 31, 2014, compared with $5 million, or 3.16%, at December 31, 2013. At the BPNA segment, the allowance for loan losses of the construction loan portfolio totaled $1 million, or 1.28% of construction loans held-in-portfolio, at December 31, 2014, compared with $247 thousand, or 0.55%, at December 31, 2013. The ratio of allowance to non-performing loans held-in portfolio in the construction loan category was 48.29% at December 31, 2014, compared with 22.47% at December 31, 2013 and 17.14% at December 31, 2012. Stable allowance levels in the construction portfolio result from the de-risking strategies executed by the Corporation over the past several years to downsize its construction loan portfolio.

The allowance for loan losses for the legacy loans held-in-portfolio amounted to $3 million, or 3.64% of that portfolio, at December 31, 2014, compared with $14 million, or 6.49%, at December 31, 2013, and $33 million, or 8.62%, at December 31, 2012. The decrease in the allowance for loan losses was primarily driven by improved credit performance, lower loan balances and lower non-performing loans. The ratio of allowance to non-performing loans held-in portfolio in the legacy loan category was 190.55% at December 31, 2014, compared with 91.06% at December 31, 2013 and 81.25% at December 31, 2012.

The allowance for loan losses for mortgage loans held-in-portfolio, excluding covered loans, amounted to $123 million, or 1.90% of that portfolio, at December 31, 2014, compared with $157 million, or 2.35%, at December 31, 2013, and $149 million, or 2.46%, at December 31, 2012. The allowance for loan losses corresponding to the mortgage loan portfolio at the BPPR segment totaled $121 million, or 2.22% of mortgage loans held-in-portfolio, excluding covered loans, at December 31, 2014 compared with $130 million, or 2.41%, respectively, at December 31, 2013. The decrease in the allowance arises from a lower environmental factors adjustment as a result of the annual review of the components of the ALLL model during the second quarter of 2014. At the BPNA segment, the allowance for loan losses corresponding to the mortgage loan portfolio totaled $2 million, or 0.23% of mortgage loans held-in-portfolio, at December 31, 2014, compared with $27 million, or 2.08%, at December 31, 2013. The decrease in the allowance was mainly driven by the sale of certain classified loans, including mortgage TDRs and non-performing loans. The allowance for loan losses for BPNA’s non-conventional mortgage loan portfolio amounted to $2 million, or 0.61% of that particular loan portfolio, compared with $23 million, or 5.57%, at December 31, 2013. The Corporation is no longer originating non-conventional mortgage loans at BPNA.

The allowance for loan losses for the consumer portfolio, excluding covered loans, amounted to $168 million, or 4.35% of that portfolio, at December 31, 2014, compared to $177 million, or 4.50%, at December 31, 2013, and $131 million, or 3.39%, at December 31, 2012. The allowance for loan losses of the non-covered consumer loan portfolio in the BPPR segment remained stable at $154 million, or 4.55% of that portfolio, at December 31, 2014, compared with $153 million, or 4.60%, at December 31, 2013. At the BPNA segment, the allowance for loan losses of the consumer loan portfolio totaled $14 million, or 2.98% of consumer loans, at December 31, 2014, compared with $24 million, or 3.95%, at December 31, 2013. The decrease in the allowance for loan losses for the consumer loan portfolio was principally driven by the sale of certain classified consumer loans.

The following table presents the Corporation’s recorded investment in non-covered loans that were considered impaired and the related valuation allowance at December 31, 2014, 2013, and 2012.

Table 65 - Impaired Loans (Non-Covered Loans) and the Related Valuation Allowance

	2014		2013		2012
(In millions)	Recorded Investment[1]	Valuation Allowance[2]	Recorded Investment[1]	Valuation Allowance [2]	Recorded Investment [1]	Valuation Allowance [2]
Impaired loans:
Valuation allowance	$831.5	$140.1	$642.6	$103.5	$897.6	$111.1
No valuation allowance required	95.5	—	266.1	—	440.1	—

Total impaired loans	$927.0	$140.1	$908.7	$103.5	$1,337.7	$111.1

[1]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2]

Excludes the specific reserve related to covered loans acquired on the Westernbank FDIC-assisted transaction which amounted to $5 thousand at December 31, 2014 (2013 - $0.3 million; 2012 - $9 million).

With respect to the $96 million portfolio of the non-covered impaired loans for which no allowance for loan losses was required at December 31, 2014, management followed the guidance for specific impairment of a loan. When a loan is impaired, the measurement of the impairment may be based on: (1) the present value of the expected future cash flows of the impaired loan discounted at the loan’s original effective interest rate; (2) the observable market price of the impaired loan; or (3) the fair value of the collateral, if the loan is collateral dependent. A loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. Impaired loans with no valuation allowance were mostly collateral dependent loans for which management charged-off specific reserves based on the fair value of the collateral less estimated costs to sell.

Average non-covered impaired loans for the years ended December 31, 2014 and December 31, 2013 were $932 million and $1.1 billion, respectively. The Corporation recognized interest income on non-covered impaired loans of $35.1 million and $39.0 million for the years ended December 31, 2014 and December 31, 2013, respectively.

The following tables set forth the activity in the specific reserves for non-covered impaired loans for the years ended December 31, 2014 and 2013.

Table 66 - Activity in Specific ALLL for the Year Ended December 31, 2014

(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Leasing	Total

Beginning balance	$16,409	$177	$55,667	$—	$30,200	$1,053	$103,506
Provision for impaired loans (reversal of provision) - Continuing operations	78,340	2,444	(276)	—	13,800	(273)	94,035

Reversal of provision for impaired loans - Discontinued operations	—	—	—	—	(70)	—	(70)

Net charge-offs	(30,013)	(2,258)	(9,280)	—	(15,769)	(10)	(57,330)

Specific allowance for loan losses at December 31, 2014	$64,736	$363	$46,111	$—	$28,161	$770	$140,141

Table 67 - Activity in Specific ALLL for the Year Ended December 31, 2013

(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Leasing	Total

Beginning balance	$17,348	$120	$74,667	$—	$17,886	$1,066	$111,087

Provision for impaired loans (reversal of provision)	176,104	4,776	70,336	1,248	19,089	(13)	271,540

Net charge-offs	(115,741)	(3,880)	(13,668)	(1,248)	(6,775)	—	(141,312)

Net write-downs	(61,302)	(839)	(75,668)	—	—	—	(137,809)

Specific allowance for loan losses at December 31, 2013	$16,409	$177	$55,667	$—	$30,200	$1,053	$103,506

For the year ended December 31, 2014, total net charge-offs for individually evaluated impaired loans amounted to approximately $57.3 million, of which $56.8 million pertained to the BPPR segment and $505 thousand to the BPNA segment. Most of these net charge-offs were related to the commercial loan portfolio.

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

Appraisals may be adjusted due to age or general market conditions. The adjustments applied are based upon internal information, like other appraisals and/or loss severity information that can provide historical trends in the real estate market. Specifically, in commercial and construction impaired loans for the BPPR segment, and depending on the type of property and/or the age of the appraisal, downward adjustments currently range from 25% to 45% (including costs to sell). At December 31, 2014, the weighted average discount rate for the BPPR segment was 27%.

For commercial and construction loans at the BPNA segment, downward adjustments to the collateral value currently range from 10% to 40% depending on the age of the appraisals and the type, location and condition of the property. This discount used was determined based on a study of other real estate owned and loan sale transactions during the past two years, comparing net proceeds received by the bank relative to the most recent appraised value of the properties. However, additional haircuts can be applied depending upon the age of appraisal, the region and the condition of the project. Factors are based on appraisal changes and/or trends in loss severities. Discount rates discussed above include costs to sell and may change from time to time based on market conditions.

For mortgage loans secured by residential real estate properties, a current assessment of value is made not later than 180 days past the contractual due date. Any outstanding balance in excess of the estimated value of the collateral property, less estimated costs to sell, is charged-off. For this purpose, the Corporation requests third-party Broker Price Opinion of Value “BPOs” of the subject collateral property at least annually. In the case of the mortgage loan portfolio for the BPPR segment, BPOs of the subject collateral properties are currently subject to downward adjustment of up to approximately 30%, including cost to sell of 5%. In the case of the U.S. mortgage loan portfolio, a 10% haircut is taken, which includes costs to sell.

Discount rates discussed above include costs to sell and may change from time to time based on market conditions.

The table that follows presents the approximate amount and percentage of non-covered impaired loans for which the Corporation relied on appraisals dated more than one year old for purposes of impairment requirements at December 31, 2014.

Table 68 - Non-Covered Impaired Loans With Appraisals Dated 1 Year Or Older

December 31, 2014
	Total Impaired Loans – Held-in-portfolio (HIP)
(In thousands)	Count	Outstanding Principal Balance	Impaired Loans with Appraisals Over One-Year Old [1]
Commercial	140	$303,128	12%
Construction	6	10,693	79

[1]	Based on outstanding balance of total impaired loans.

Table 69 - Non-Covered Impaired Loans With Appraisals Dated 1 Year Or Older

December 31, 2013
	Total Impaired Loans – Held-in-portfolio (HIP)
(In thousands)	Count	Outstanding Principal Balance	Impaired Loans with Appraisals Over One-Year Old [1]
Commercial	174	$248,154	18%
Construction	9	20,162	27
Legacy	4	6,045	—

[1]	Based on outstanding balance of total impaired loans.

The percentage of the Corporation’s impaired construction loans that were relied upon “as developed” and “as is” for the periods ended December 31, 2014 and 2013 are presented in the tables below.

Table 70 - Impaired Construction Loans Relied Upon “As is” or “As Developed”

December 31, 2014
	“As is”			“As developed”
(In thousands)	Count	Amount in $	As a % of total construction impaired loans HIP	Count	Amount in $	As a % of total construction impaired loans HIP	Average % of completion
Loans held-in-portfolio	7	$7,653	58%	2	$5,616	42%	87%

Table 71 - Impaired Construction Loans Relied Upon “As is” or “As Developed”

December 31, 2013
	“As is”			“As developed”
(In thousands)	Count	Amount in $	As a % of total construction impaired loans HIP	Count	Amount in $	As a % of total construction impaired loans HIP	Average % of completion
Loans held-in-portfolio	12	$18,835	77%	2	$5,703	23%	90%

At December 31, 2014, the Corporation accounted for $6 million impaired construction loans under the “as developed” value. This approach is used since the current plan is that the project will be completed and it reflects the best strategy to reduce potential losses based on the prospects of the project. The costs to complete the project and the related increase in debt are considered an integral part of the individual reserve determination.

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

Allowance for loan losses – Covered loan portfolio

The Corporation’s allowance for loan losses for the covered loan portfolio acquired in the Westernbank FDIC-assisted transaction amounted to $82 million at December 31, 2014. This allowance covers the estimated credit loss exposure related to: (i) acquired loans accounted for under ASC Subtopic 310-30, which required an allowance for loan losses of $79 million at December 31, 2014, compared with $94 million at December 31, 2013; and (ii) acquired loans accounted for under ASC Subtopic 310-20, which required an allowance for loan losses of $3 million at December 31, 2014 and $8 million at December 31, 2013.

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

ADOPTION OF NEW ACCOUNTING STANDARDS AND ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS

Refer to Note 3, “New Accounting Pronouncements” to the consolidated financial statements.

Adjusted results of operations – Non-GAAP financial measure

The Corporation prepares its Consolidated Financial Statements using accounting principles generally accepted in the U.S. (“U.S. GAAP”), the (“reported basis”). These financial statements appear on pages 177 to 181. In addition to analyzing the Corporation’s results on a reported basis, management monitors the performance of the Corporation on an “adjusted basis” and excludes the impact of certain transactions on the results of its operations. Throughout this MD&A, the Corporation presents a discussion of its financial results excluding the impact of these events to arrive at the “adjusted results”. Management believes that the “adjusted results” provide meaningful information about the underlying performance of the Corporation’s ongoing operations. The “adjusted results” are a Non-GAAP financial measure. Refer to Tables 72-74, for a reconciliation of the reported results to the “adjusted results” for the years ended December 31, 2014 and 2013.

Table 72 - Adjusted Consolidated Statement of Operations for the Year Ended December 31, 2014 (Non-GAAP)

	Year ended
	31-Dec-14
		2nd QTR		3rd QTR			4th QTR
(In thousands)	Actual Results (US GAAP)	TARP repayment discount amortization and Income Tax adjustments [2]	BPNA Reorganization [3]	BPNA Reorganization [3]	Income Tax Adjustments [4]	Indemnification Assets Adjustment [5]	BPNA Reorganization [3]	Other Adjustments	Adjusted Results (Non-GAAP)
Net interest income	$945,072	$(414,068)	$—	$(20,663)	$—	$—	$(18,591)	$—	$1,398,394
Provision for loan losses – non-covered loans	223,999	—	—	11,950	—	—	878	—	211,171
Provision for loan losses – covered loans [1]	46,135	—	—	—	—	—	—	—	46,135

Net interest income after provision for loan losses	674,938	(414,068)	—	(32,613)	—	—	(19,469)	—	1,141,088

Service charges on deposit accounts and other service fees	383,902	—	—	—	—	—	—	—	383,902
Mortgage banking activities	30,615	—	—	—	—	—	—	—	30,615
Net loss and valuation adjustments on investments securities	(870)	—	—	—	—	—	—	—	(870)
Trading account profit	4,358	—	—	—	—	—	—	—	4,358
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	40,591	—	—	—	—	—	1,684	—	38,907
Adjustments (expense) to indemnity reserves on loans sold	(40,629)	—	—	—	—	—	—	—	(40,629)
FDIC loss share expense	(103,024)	—	—	—	—	12,492	—	—	(115,516)

Other non-interest income	71,572	—	—	—	—	—	—	—	71,572

Total non-interest income	386,515	—	—	—	—	12,492	1,684	—	372,339

Personnel costs	418,679	—	—	—	—	—	—	2,974 [6]	415,705
Net occupancy expenses	86,707	—	—	—	—	—	—	1,895 [7]	84,812
Other taxes	56,918	—	—	—	—	—	—	—	56,918
Loss on early extinguishment of debt	532	—	—	—	—	—	532	—	—
Professional fees	282,055	—	—	—	—	—	—	—	282,055
FDIC deposit insurance	40,307	—	—	—	—	—	—	—	40,307
OREO expense	49,611	—	—	—	—	—	—	—	49,611
Restructuring costs	26,725	—	4,574	8,290	—	—	13,861	—	—
Other operating expenses	232,150	—	—	—	—	—	—	—	232,150

Total operating expenses	1,193,684	—	4,574	8,290	—	—	14,393	4,869	1,161,558

(Loss) income from continuing operations before income tax	(132,231)	(414,068)	(4,574)	(40,903)	—	12,492	(32,178)	(4,869)	351,869
Income tax expense (benefit)	58,279	(15,393)	—	—	20,048	2,498	—	—	51,126

(Loss) income from continuing operations	$(190,510)	$(398,675)	$(4,574)	$(40,903)	$(20,048)	$9,994	$(32,178)	$(4,869)	$300,743

(Loss) income from discontinued operations, net of tax [8]	(122,980)	—	(193,363)	20,949	—	—	6,534	—	42,900

Net (loss) income	$(313,490)	$(398,675)	$(197,937)	$(19,954)	$(20,048)	$9,994	$(25,644)	$(4,869)	$343,643

[1]	Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.
[2]

Income tax adjustments include a benefit of approximately $23.4 million related to a Closing Agreement with the PR Department of Treasury, completed during the second quarter of 2014 and the negative impact of the deferred tax asset valuation allowance of approximately $8.0 million recorded at the Holding Company, due to the difference in the tax treatment of the interest expense related to the TARP funds and the newly issued $450 million senior notes.

[3]

Includes the aggregated impact of $39.8 million refinancing fees of structured repos, net loss of $11.1 million in bulk loan sales and $26.7 million in restructuring incurred in connection with the reorganization of PCB.

[4]

On July 1, 2014, the Government of Puerto Rico approved an amendment to the Internal Revenue Code, which, among things, changed the income tax rate for capital gains from 15% to 20%. As a result, the Corporation recognized an income tax expense of $20.0 million, mainly related to the deferred tax liability associated with the portfolio acquired from Westernbank.

[5]	The FDIC indemnity assets amortization included a positive adjustment of $12.5 million to reverse the impact of accelerated amortization expense recorded in prior periods.
[6]	Represents the impact of the compensation package granted upon separation of an officer of the Corporation equal to approximately $3.0 million.
[7]	Represents the net loss on the early cancellation of a lease at BPNA of $1.9 million.
[8]

Adjustments included within loss from discontinued operations include approximately $186.5 million of goodwill impairment charge, $33.8 million in the net gain on the sale of the U.S. regional operations and approximately $13.7 million in transaction costs, which include severance payment expenses, legal and other professional services, among others incurred in connection with the agreements to sell the U.S. regional operations

Table 73 - Adjusted Consolidated Statement of Operations for the Year Ended December 31, 2013 (Non-GAAP)

	Year ended
	31-Dec-13
		1st QTR	2nd QTR			3rd QTR	4th QTR
(In thousands)	Actual Results (US GAAP)	Impact of Sale of NPAs [2]	Impact of Sale of NPLs	Impact of EVERTEC’s IPO	Income Tax Adjustment [3]	Impact of EVERTEC’s SPO	Impact of EVERTEC’s SPO	Adjusted Results (Non-GAAP)

Net interest income	$1,344,574	$—	$—	$1,502	$—	$—	$—	$1,343,072
Provision for loan losses – non-covered loans	536,710	148,823	169,248	—	—	—	—	218,639
Provision for loan losses – covered loans [1]	69,396	—	—	—	—	—	—	69,396

Net interest income after provision for loan losses	738,468	(148,823)	(169,248)	1,502	—	—	—	1,055,037

Service charges on deposit accounts and other service fees	392,221	—	—	—	—	—	—	392,221

Mortgage banking activities	71,657	—	—	—	—	—	—	71,657

Net gain and valuation adjustments on investments securities	7,966	—	—	5,856	—	—	—	2,110

Trading account loss	(13,483)	—	—	—	—	—	—	(13,483)

Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	(52,708)	(61,387)	(3,865)	—	—	—	—	12,544

Adjustments (expense) to indemnity reserves on loans sold	(37,054)	(10,700)	(3,047)	—	—	—	—	(23,307)

FDIC loss share expense	(82,051)	—	—	—	—	—	—	(82,051)

Other non-interest income	504,465	—	—	162,091	—	175,867	92,358	74,149

Total non-interest income	791,013	(72,087)	(6,912)	167,947	—	175,867	92,358	433,840

Personnel costs	428,697	—	—	—	—	—	—	428,697

Net occupancy expenses	86,651	—	—	—	—	—	—	86,651

Other taxes	58,028	—	—	—		—	—	58,028

Loss on early extinguishment of debt	3,388							3,388

Professional fees	278,127	5	—	856	—	250	—	277,016

FDIC deposit insurance	56,728	—	—	—	—	—	—	56,728

OREO expense	79,658	37,046	—	—	—	—	—	42,612

Other operating expenses	230,713	—	—	—	—	—	—	230,713

Total operating expenses	1,221,990	37,051	—	856	—	250	—	1,183,833

Income (loss) before income tax	307,491	(257,961)	(176,160)	168,593	—	175,617	92,358	305,044

Income tax (benefit) expense	(251,327)	(77,388)	(68,987)	11,988	(218,035)	7,789	3,945	89,361

Income (loss) from continuing operations	558,818	$(180,573)	$(107,173)	$156,605	$218,035	$167,828	$88,413	215,683

Income (loss) from discontinued operations, net of tax	40,509	—	—	—	—	—	—	40,509

Net income (loss)	$599,327	$(180,573)	$(107,173)	$156,605	$218,035	$167,828	$88,413	$256,192

[1]	Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that are covered under FDIC loss sharing agreements.
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

Table 74 - Adjusted Consolidated Statement of Operations (Non-GAAP) - Comparative

	Adjusted Results (Non-GAAP)
(In thousands)	2014	2013	Variance
Net interest income	$1,398,394	$1,343,072	$55,322
Provision for loan losses – non-covered loans	211,171	218,639	(7,468)
Provision for loan losses – covered loans [1]	46,135	69,396	(23,261)

Net interest income after provision for loan losses	1,141,088	1,055,037	86,051

Service charges on deposit accounts and other service fees	383,902	392,221	(8,319)
Mortgage banking activities	30,615	71,657	(41,042)
Net loss and valuation adjustments on investments securities	(870)	2,110	(2,980)
Trading account profit	4,358	(13,483)	17,841
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	38,907	12,544	26,363
Adjustments (expense) to indemnity reserves on loans sold	(40,629)	(23,307)	(17,322)
FDIC loss share expense	(115,516)	(82,051)	(33,465)
Other non-interest income	71,572	74,149	(2,577)

Total non-interest income	372,339	433,840	(61,501)

Personnel costs	415,705	428,697	(12,992)
Net occupancy expenses	84,812	86,651	(1,839)
Other taxes	56,918	58,028	(1,110)
Loss on early extinguishment of debt	—	3,388	(3,388)
Professional fees	282,055	277,016	5,039
FDIC deposit insurance	40,307	56,728	(16,421)
OREO expense	49,611	42,612	6,999
Other operating expenses	232,150	230,713	1,437

Total operating expenses	1,161,558	1,183,833	(22,275)

Income from continuing operations before income tax	351,869	305,044	46,825
Income tax expense (benefit)	51,126	89,361	(38,235)

Income from continuing operations	$300,743	$215,683	$85,060

Income from discontinued operations, net of tax	$42,900	$40,509	$2,391

Net income (loss)	$343,643	$256,192	$87,451

Statistical Summary 2010-2014

Statements of Financial Condition

	At December 31,
(In thousands)	2014	2013	2012	2011	2010
Assets:
Cash and due from banks	$381,095	$423,211	$439,363	$535,282	$452,373

Money market investments:
Federal funds sold and securities purchased under agreements to resell	151,134	181,020	246,977	327,668	181,961
Time deposits with other banks	1,671,252	677,433	838,603	1,048,506	797,334

Total money market investments	1,822,386	858,453	1,085,580	1,376,174	979,295

Trading account securities, at fair value	138,527	339,743	314,525	436,331	546,713
Investment securities available-for-sale, at fair value	5,315,159	5,294,800	5,084,201	5,009,823	5,236,852
Investment securities held-to-maturity, at amortized cost	103,170	140,496	142,817	125,383	122,354
Other investment securities, at lower of cost or realizable value	161,906	181,752	185,443	179,880	163,513
Loans held-for-sale, at lower of cost or fair value	106,104	110,426	354,468	363,093	893,938

Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	19,498,286	21,704,010	21,080,005	20,703,192	20,834,276
Loans covered under loss sharing agreements with the FDIC	2,542,662	2,984,427	3,755,972	4,348,703	4,836,882
Less – Unearned income	93,835	92,144	96,813	100,596	106,241
Allowance for loan losses	601,792	640,555	730,607	815,308	793,225

Total loans held-in-portfolio, net	21,345,321	23,955,738	24,008,557	24,135,991	24,771,692

FDIC loss share asset	542,454	948,608	1,399,098	1,915,128	2,410,219
Premises and equipment, net	494,581	519,516	535,793	538,486	545,453
Other real estate not covered under loss sharing agreements with the FDIC	135,500	135,501	266,844	172,497	161,496
Other real estate covered under loss sharing agreements with the FDIC	130,266	168,007	139,058	109,135	57,565
Accrued income receivable	121,818	131,536	125,728	125,209	150,658
Mortgage servicing assets, at fair value	148,694	161,099	154,430	151,323	166,907
Other assets	1,646,443	1,687,558	1,569,578	1,462,393	1,449,887
Goodwill	465,676	647,757	647,757	648,350	647,387
Other intangible assets	37,595	45,132	54,295	63,954	58,696

Total assets	$33,096,695	$35,749,333	$36,507,535	$37,348,432	$38,814,998

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$5,783,748	$5,922,682	$5,794,629	$5,655,474	$4,939,321
Interest bearing	19,023,787	20,788,463	21,205,984	22,286,653	21,822,879

Total deposits	24,807,535	26,711,145	27,000,613	27,942,127	26,762,200

Assets sold under agreements to repurchase	1,271,657	1,659,292	2,016,752	2,141,097	2,412,550
Other short-term borrowings	21,200	401,200	636,200	296,200	364,222
Notes payable	1,711,828	1,584,754	1,777,721	1,856,372	4,170,183
Other liabilities	1,012,029	766,792	966,249	1,193,883	1,305,312
Liabilities from discontinued operations	5,064	—	—	—	—

Total liabilities	28,829,313	31,123,183	32,397,535	33,429,679	35,014,467

Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	50,160	50,160
Common stock	1,036	1,034	1,032	1,026	1,023
Surplus	4,196,458	4,170,152	4,150,294	4,123,898	4,103,211
Retained earnings (accumulated deficit)	253,717	594,430	11,826	(212,726)	(347,328)
Treasury stock – at cost	(4,117)	(881)	(444)	(1,057)	(574)
Accumulated other comprehensive loss, net of tax	(229,872)	(188,745)	(102,868)	(42,548)	(5,961)

Total stockholders’ equity	4,267,382	4,626,150	4,110,000	3,918,753	3,800,531

Total liabilities and stockholders’ equity	$33,096,695	$35,749,333	$36,507,535	$37,348,432	$38,814,998

Statistical Summary 2010-2014

Statements of Operations

	For the years ended December 31,
(In thousands)	2014	2013	2012	2011	2010
Interest income:
Loans	$1,478,750	$1,481,096	$1,449,227	$1,561,377	$1,517,852
Money market investments	4,224	3,464	3,703	3,596	5,384
Investment securities	132,631	141,807	168,632	205,828	238,682
Trading account securities	17,938	21,573	22,824	35,607	27,918

Total interest income	1,633,543	1,647,940	1,644,386	1,806,408	1,789,836
Less - Interest expense	688,471	303,366	362,759	484,860	622,246

Net interest income	945,072	1,344,574	1,281,627	1,321,548	1,167,590
Provision for loan losses - non-covered loans	223,999	536,710	322,234	395,853	911,564
Provision for loan losses - covered loans	46,135	69,396	74,839	145,635	—

Net interest income after provision for loan losses	674,938	738,468	884,554	780,060	256,026

Mortgage banking activities	30,615	71,657	84,771	(4,505)	16,153
Net (loss) gain and valuation adjustments on investment securities	(870)	7,966	(1,707)	10,844	3,992
Trading account profit (loss)	4,358	(13,483)	4,478	48,098	33,017
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	40,591	(52,708)	(29,414)	4,054	5,101
Adjustments (expense) to indemnity reserves	(40,629)	(37,054)	(21,198)	(33,068)	(72,013)
FDIC loss share (expense) income	(103,024)	(82,051)	(56,211)	66,791	(25,751)
Fair value change in equity appreciation instrument	—	—	—	8,323	42,555
Gain on sale of processing and technology business	—	—	—	—	640,802
Other non-interest income	455,474	896,686	530,770	503,305	635,551

Total non-interest income	386,515	791,013	511,489	603,842	1,279,407

Operating expenses:
Personnel costs	418,679	428,697	434,333	421,915	483,747
All other operating expenses	775,005	793,293	780,656	721,945	777,479

Total operating expenses	1,193,684	1,221,990	1,214,989	1,143,860	1,261,226

(Loss) income from continuing operations, before income tax	(132,231)	307,491	181,054	240,042	274,207
Income tax expense (benefit)	58,279	(251,327)	(26,403)	114,927	108,230

(Loss) income from continuing operations	$(190,510)	$558,818	$207,457	$125,115	$165,977
(Loss) income from discontinued operations, net of income tax	(122,980)	40,509	37,818	26,210	(28,576)

Net (Loss) Income	$(313,490)	$599,327	$245,275	$151,325	$137,401

Net (Loss) Income Applicable to Common Stock	$(317,213)	$595,604	$241,552	$147,602	$(54,576)

Statistical Summary 2010-2014

Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis*
	2014			2013			2012
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Money market investments	$1,305,326	$4,224	0.32%	$1,036,495	$3,464	0.33%	$1,051,373	$3,704	0.35%

U.S. Treasury securities	264,393	4,730	1.79	37,429	1,505	4.02	34,757	1,418	4.08
Obligations of U.S. Government sponsored entities	2,006,170	31,913	1.59	1,273,766	28,926	2.27	1,038,829	34,881	3.36
Obligations of Puerto Rico, States and political subdivisions	188,125	13,450	7.15	172,403	12,295	7.13	152,697	9,850	6.45
Collateralized mortgage obligations and mortgage-backed securities	3,231,806	101,650	3.15	3,758,610	106,377	2.83	3,752,954	121,494	3.24
Other	195,139	10,265	5.26	245,980	12,765	5.19	247,717	14,451	5.83

Total investment securities	5,885,633	162,008	2.75	5,488,188	161,868	2.95	5,226,954	182,094	3.48

Trading account securities	339,563	20,914	6.16	416,538	26,026	6.25	445,881	25,909	5.81

Non-covered loans	19,595,972	1,239,469	6.33	19,572,159	1,218,349	6.22	18,736,207	1,168,091	6.23
Covered loans	2,770,779	293,610	10.60	3,227,719	300,745	9.32	4,050,338	301,441	7.44

Total loans (net of unearned income)	22,366,751	1,533,079	6.85	22,799,878	1,519,094	6.66	22,786,545	1,469,532	6.45

Total interest earning assets/Interest income	$29,897,273	$1,720,225	5.75%	$29,741,099	$1,710,452	5.75%	$29,510,753	$1,681,239	5.70%

Total non-interest earning assets	3,758,897			4,362,183			4,486,835

Total assets from continuing operations	$33,656,170			$34,103,282			$33,997,588

Total assets from discontinued operations	1,525,687	—	—	2,163,711	—	—	2,266,443	—	—

Total assets	$35,181,857			$36,266,993			$36,264,031

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$11,557,597	$30,187	0.26%	$11,243,095	$31,080	0.28%	$10,834,812	$40,069	0.37%
Time deposits	7,556,109	74,900	0.99	7,956,922	93,777	1.18	8,835,308	127,696	1.45
Short-term borrowings	1,886,662	67,376	3.57	2,571,875	38,430	1.49	2,563,970	46,802	1.83
Notes payable	1,627,541	516,008	31.70	1,719,985	140,079	8.14	1,850,514	148,192	8.01

Total interest bearing liabilities/Interest expense	22,627,909	688,471	3.04	23,491,877	303,366	1.29	24,084,604	362,759	1.51

Total non-interest bearing liabilities	6,409,810			6,390,174			6,130,890

Total liabilities from continuing operations	29,037,719			29,882,051			30,215,494

Total liabilities from discontinued operations	1,588,386	—	—	2,208,593	—	—	2,204,885	—	—

Total liabilities	30,626,105			32,090,644			32,420,379

Stockholders’ equity	4,555,752			4,176,349			3,843,652

Total liabilities and stockholders’ equity	$35,181,857			$36,266,993			$36,264,031

Net interest income on a taxable equivalent basis		$1,031,754			$1,407,086			$1,318,480

Cost of funding earning assets			2.30%			1.02%			1.23%

Net interest margin			3.45%			4.73%			4.47%

Effect of the taxable equivalent adjustment		86,682			62,512			36,853

Net interest income per books		$945,072			$1,344,574			$1,281,627

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

Statistical Summary 2010-2014

Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis
	2011			2010
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Money market investments	$1,152,014	$3,597	0.31%	$1,539,046	$5,384	0.35%

U.S. Treasury securities	50,971	1,502	2.95	80,740	1,527	1.89
Obligations of U.S. Government sponsored entities	1,180,680	49,781	4.22	1,473,227	54,748	3.72
Obligations of Puerto Rico, States and political subdivisions	139,847	8,972	6.42	228,291	11,171	4.89
Collateralized mortgage obligations and mortgage-backed securities	3,896,743	148,884	3.82	4,340,545	160,632	3.70
Other	226,033	15,213	6.73	176,766	11,048	6.25

Total investment securities	5,494,274	224,352	4.08	6,299,569	239,126	3.80

Trading account securities	667,277	38,850	5.82	493,628	32,333	6.55

Non-covered loans	18,543,619	1,168,446	6.30	19,595,062	1,218,988	6.22
Covered loans	4,613,361	412,678	8.95	3,364,932	303,096	9.01

Total loans (net of unearned income)	23,156,980	1,581,124	6.83	22,959,994	1,522,084	6.63

Total interest earning assets/Interest income	$30,470,545	$1,847,923	6.06%	$31,292,237	$1,798,927	5.75%

Total non-interest earning assets	4,958,125			4,037,238

Total assets from continuing operations	$35,428,670			$35,329,475

Total assets from discontinued operations	2,637,598	—	—	3,049,491	—	—

Total assets	$38,066,268			$38,378,966

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$10,204,438	$61,004	0.60%	$9,578,557	$82,048	0.86%
Time deposits	10,233,566	187,838	1.84	10,117,636	237,708	2.35
Short-term borrowings	2,628,511	55,255	2.10	2,396,645	60,268	2.51
Notes payable	1,834,915	148,603	8.10	2,293,878	183,701	8.01
Note issued to the FDIC	1,381,981	32,161	2.33	2,753,490	58,521	2.13

Total interest bearing liabilities/Interest expense	26,283,411	484,861	1.84	27,140,206	622,246	2.29

Total non-interest bearing liabilities	5,728,630			5,447,916

Total liabilities from continuing operations	32,012,041			32,588,122

Total liabilities from discontinued operations	2,321,391	—	—	2,531,677	—	—

Total liabilities	34,333,432			35,119,799

Stockholders’ equity	3,732,836			3,259,167

Total liabilities and stockholders’ equity	$38,066,268			$38,378,966

Net interest income on a taxable equivalent basis		$1,363,062			$1,176,681

Cost of funding earning assets			1.59%			1.99%

Net interest margin			4.47%			3.76%

Effect of the taxable equivalent adjustment		41,515			9,092

Net interest income per books		$1,321,547			$1,167,589

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

Statistical Summary 2013-2014

Quarterly Financial Data

	2014				2013 [1]
(In thousands, except per common share information)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Summary of Operations
Interest income	$391,935	$401,199	$421,450	$418,959	$424,525	$405,918	$412,689	$404,808
Interest expense	65,074	74,778	480,831	67,788	70,018	74,906	78,278	80,164

Net interest income	326,861	326,421	(59,381)	351,171	354,507	331,012	334,411	324,644
Provision for loan losses - non-covered loans	51,637	68,166	50,074	54,122	49,927	48,715	228,975	209,093
Provision for loan losses - covered loans	(3,646)	12,463	11,604	25,714	8,907	17,433	25,500	17,556
Mortgage banking activities	8,747	14,402	3,788	3,678	14,387	18,892	18,081	20,297
Net gain (loss) and valuation adjustments on investment securities	893	(1,763)	—	—	2,110	—	5,856	—
Trading account profit (loss)	586	740	1,055	1,977	(1,547)	(6,607)	(4,345)	(984)
Gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	10,946	15,593	9,659	4,393	3,346	2,374	4,291	(62,719)
Adjustments (expense) to indemnity reserves on loans sold	(13,348)	(9,480)	(7,454)	(10,347)	(6,892)	(2,387)	(11,632)	(16,143)
FDIC loss share (expense) income	(18,693)	(4,864)	(55,261)	(24,206)	(37,164)	(14,866)	(3,755)	(26,266)
Other non-interest income	114,233	109,702	111,002	120,537	211,036	289,303	280,222	116,125
Operating expenses	330,006	310,640	275,439	277,599	304,609	308,292	293,864	315,225

Income (loss) from continuing operations before income tax	52,228	59,482	(333,709)	89,768	176,340	243,281	74,790	(186,920)
Income tax expense (benefit)	12,472	26,667	(4,124)	23,264	25,162	17,768	(237,380)	(56,877)

Income (loss) from continuing operations	$39,756	$32,815	$(329,585)	$66,504	$151,178	$225,513	$312,170	$(130,043)

Income (loss) from discontinued operations, net of tax	9,086	29,758	(181,729)	19,905	11,853	3,622	15,298	9,736
Net income (loss)	$48,842	$62,573	$(511,314)$	86,409	$163,031	$229,135	$327,468	$(120,307)

Net income (loss) applicable to common stock	$47,911	$61,643	$(512,245)$	85,478	$162,100	$228,204	$326,537	$(121,237)

Net income (loss) per common share - basic:	$0.47	$0.60	$(4.98)$	0.83	$1.58	$2.22	$3.18	$(1.18)

Net income (loss) per common share - diluted:	$0.46	$0.60	$(4.98)$	0.83	$1.57	$2.22	$3.17	$(1.18)

Selected Average Balances
(In millions)
Total assets	$33,309	$35,024	$36,236	$36,196	$33,773	$34,195	$34,678	$34,334
Loans	22,044	22,263	22,563	22,604	22,625	22,710	23,068	22,798
Interest earning assets	29,265	29,764	30,402	30,169	29,664	29,523	30,011	29,769
Deposits	24,629	24,656	24,775	24,559	24,559	24,382	24,742	24,638
Interest-bearing liabilities	21,977	22,776	22,933	22,834	22,876	23,390	23,833	23,881

Selected Ratios
Return on assets	0.58%	0.71%	-5.66%	0.97%	1.79%	2.51%	3.60%	-1.34%
Return on equity	4.41	5.75	-43.04	7.39	14.59	21.64	32.77	-12.58

[1]	Per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

Note: Because each reporting period stands on its own the sum of the net income (loss) per common share for the quarters may not equal to the net income (loss) per common share for the year.

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

The management of Popular, Inc. has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2014. In making this assessment, management used the criteria set forth in the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based on our assessment, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2014 based on the criteria referred to above.

The Corporation’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, has audited the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2014, as stated in their report dated March 2, 2015 which appears herein.

Richard L. Carrión	Carlos J. Vázquez
Chairman of the Board	Executive Vice President
and Chief Executive Officer	and Chief Financial Officer

Report of Independent Registered

Public Accounting Firm

To the Board of Directors and

Stockholders of Popular, Inc.

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, comprehensive (loss) income, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Corporation’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

PRICEWATERHOUSECOOPERS LLP

San Juan, Puerto Rico

March 2, 2015

CERTIFIED PUBLIC ACCOUNTANTS

(OF PUERTO RICO)

License No. LLP-216 Expires Dec. 1, 2016

Stamp E139737 of the P.R.

Society of Certified Public

Accountants has been affixed

to the file copy of this report

POPULAR, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands, except share information)	December 31, 2014	December 31, 2013
Assets:
Cash and due from banks	$381,095	$423,211

Money market investments:
Federal funds sold	—	5,055
Securities purchased under agreements to resell	151,134	175,965
Time deposits with other banks	1,671,252	677,433

Total money market investments	1,822,386	858,453

Trading account securities, at fair value:
Pledged securities with creditors’ right to repledge	80,945	308,978
Other trading securities	57,582	30,765
Investment securities available-for-sale, at fair value:
Pledged securities with creditors’ right to repledge	1,020,529	1,286,839
Other investment securities available-for-sale	4,294,630	4,007,961
Investment securities held-to-maturity, at amortized cost (fair value 2014 - $94,199; 2013 - $120,688)	103,170	140,496
Other investment securities, at lower of cost or realizable value (realizable value 2014 - $165,024; 2013 - $184,526)	161,906	181,752
Loans held-for-sale, at lower of cost or fair value	106,104	110,426

Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	19,498,286	21,704,010
Loans covered under loss sharing agreements with the FDIC	2,542,662	2,984,427
Less – Unearned income	93,835	92,144
Allowance for loan losses	601,792	640,555

Total loans held-in-portfolio, net	21,345,321	23,955,738

FDIC loss share asset	542,454	948,608
Premises and equipment, net	494,581	519,516
Other real estate not covered under loss sharing agreements with the FDIC	135,500	135,501
Other real estate covered under loss sharing agreements with the FDIC	130,266	168,007
Accrued income receivable	121,818	131,536
Mortgage servicing assets, at fair value	148,694	161,099
Other assets	1,646,443	1,687,558
Goodwill	465,676	647,757
Other intangible assets	37,595	45,132

Total assets	$33,096,695	$35,749,333

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$5,783,748	$5,922,682
Interest bearing	19,023,787	20,788,463

Total deposits	24,807,535	26,711,145

Federal funds purchased and assets sold under agreements to repurchase	1,271,657	1,659,292
Other short-term borrowings	21,200	401,200
Notes payable	1,711,828	1,584,754
Other liabilities	1,012,029	766,792
Liabilities from discontinued operations (Refer to Note 4)	5,064	—

Total liabilities	28,829,313	31,123,183

Commitments and contingencies (Refer to Note 31)

Stockholders’ equity:
Preferred stock, 30,000,000 shares authorized; 2,006,391 shares issued and outstanding	50,160	50,160
Common stock, $0.01 par value; 170,000,000 shares authorized; 103,614,553 shares issued (2013 – 103,435,967) and 103,476,847 shares outstanding (2013 – 103,397,699)	1,036	1,034
Surplus	4,196,458	4,170,152
Retained earnings	253,717	594,430
Treasury stock – at cost, 137,706 shares (2013 – 38,268)	(4,117)	(881)
Accumulated other comprehensive loss, net of tax	(229,872)	(188,745)

Total stockholders’ equity	4,267,382	4,626,150

Total liabilities and stockholders’ equity	$33,096,695	$35,749,333

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
(In thousands, except per share information)	2014	2013	2012
Interest income:
Loans	$1,478,750	$1,481,096	$1,449,227
Money market investments	4,224	3,464	3,703
Investment securities	132,631	141,807	168,632
Trading account securities	17,938	21,573	22,824

Total interest income	1,633,543	1,647,940	1,644,386

Interest expense:
Deposits	105,087	124,857	167,765
Short-term borrowings	67,376	38,430	46,802
Long-term debt	516,008	140,079	148,192

Total interest expense	688,471	303,366	362,759

Net interest income	945,072	1,344,574	1,281,627
Provision for loan losses - non-covered loans	223,999	536,710	322,234
Provision for loan losses - covered loans	46,135	69,396	74,839

Net interest income after provision for loan losses	674,938	738,468	884,554

Service charges on deposit accounts	158,637	162,870	171,226
Other service fees (Refer to Note 40)	225,265	229,351	232,515
Mortgage banking activities (Refer to Note 14)	30,615	71,657	84,771
Net (loss) gain and valuation adjustments on investment securities	(870)	7,966	(1,707)
Trading account profit (loss)	4,358	(13,483)	4,478
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	40,591	(52,708)	(29,414)
Adjustments (expense) to indemnity reserves on loans sold	(40,629)	(37,054)	(21,198)
FDIC loss share (expense) income (Refer to Note 41)	(103,024)	(82,051)	(56,211)
Other operating income	71,572	504,465	127,029

Total non-interest income	386,515	791,013	511,489

Operating expenses:
Personnel costs	418,679	428,697	434,333
Net occupancy expenses	86,707	86,651	84,687
Equipment expenses	48,917	46,028	43,618
Other taxes	56,918	58,028	49,844
Professional fees	282,055	278,127	271,008
Communications	25,684	25,385	25,687
Business promotion	54,016	59,453	60,784
FDIC deposit insurance	40,307	56,728	82,065
Loss on early extinguishment of debt	532	3,388	25,196
Other real estate owned (OREO) expenses	49,611	79,658	28,823
Other operating expenses	95,373	91,876	100,783
Amortization of intangibles	8,160	7,971	8,161
Restructuring costs (Refer to Note 5)	26,725	—	—

Total operating expenses	1,193,684	1,221,990	1,214,989

(Loss) income from continuing operations before income tax	(132,231)	307,491	181,054
Income tax expense (benefit)	58,279	(251,327)	(26,403)

(Loss) income from continuing operations	(190,510)	558,818	207,457
(Loss) income from discontinued operations, net of tax (Refer to Note 4)	(122,980)	40,509	37,818

Net (Loss) Income	$(313,490)	$599,327	$245,275

Net (Loss) Income Applicable to Common Stock	$(317,213)	$595,604	$241,552

Net (Loss) Income per Common Share – Basic
Net (loss) income from continuing operations	(1.88)	5.41	1.99
Net (loss) income from discontinued operations	(1.20)	0.39	0.37

Net (Loss) Income per Common Share – Basic	$(3.08)	$5.80	$2.36

Net (Loss) Income per Common Share – Diluted
Net (loss) income from continuing operations	(1.88)	5.39	1.98
Net (loss) income from discontinued operations	(1.20)	0.39	0.37

Net (Loss) Income per Common Share – Diluted	$(3.08)	$5.78	$2.35

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Years ended December 31,
(In thousands)	2014	2013	2012
Net (loss) income	$(313,490)	$599,327	$245,275

Other comprehensive loss before tax:
Foreign currency translation adjustment	(4,451)	(4,822)	(2,448)
Reclassification adjustment for losses included in net income	7,718	—	—
Adjustment of pension and postretirement benefit plans	(160,679)	174,578	(39,978)
Amortization of net losses	(8,505)	24,674	25,159
Amortization of prior service cost	3,800	—	(200)
Unrealized holding gains (losses) on investments arising during the period	57,401	(221,043)	(59,484)
Reclassification adjustment for (gains) losses included in net income	870	(2,110)	1,707
Unrealized net (losses) gains on cash flow hedges	(6,613)	2,286	(13,509)
Reclassification adjustment for net losses (gains) included in net income	6,091	(1,839)	14,119

Other comprehensive loss before tax	(104,368)	(28,276)	(74,634)
Income tax benefit (expense)	63,241	(57,601)	14,314

Total other comprehensive loss, net of tax	(41,127)	(85,877)	(60,320)

Comprehensive (loss) income, net of tax	$(354,617)	$513,450	$184,955

Tax effect allocated to each component of other comprehensive (loss) income:

	Years ended December 31,
(In thousands)	2014	2013	2012
Adjustment of pension and postretirement benefit plans	$62,664	$(70,306)	$12,279
Amortization of net losses	3,317	(7,402)	(7,108)
Amortization of prior service cost	(1,482)	—	60
Unrealized holding gains (losses) on investments arising during the period	(1,414)	19,924	9,280
Reclassification adjustment for (gains) losses included in net income	(48)	317	(13)
Unrealized net (losses) gains on cash flow hedges	2,579	(850)	4,052
Reclassification adjustment for net (gains) losses included in net income	(2,375)	716	(4,236)

Income tax benefit (expense)	$63,241	$(57,601)	$14,314

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands)	Common stock[1]	Preferred stock	Surplus[1]	(Accumulated deficit) Retained earnings	Treasury stock	Accumulated other comprehensive loss	Total
Balance at December 31, 2011	$1,026	$50,160	$4,123,898	$(212,726)	$(1,057)	$(42,548)	$3,918,753
Net income				245,275			245,275
Issuance of stock	6		9,396				9,402
Dividends declared:
Preferred stock				(3,723)			(3,723)
Common stock purchases					(450)		(450)
Common stock reissuance					1,063		1,063
Other comprehensive loss, net of tax						(60,320)	(60,320)
Transfer to statutory reserve			17,000	(17,000)			—

Balance at December 31, 2012	$1,032	$50,160	$4,150,294	$11,826	$(444)	$(102,868)	$4,110,000

Net income				599,327			599,327
Issuance of stock	2		6,858				6,860
Dividends declared:
Preferred stock				(3,723)			(3,723)
Common stock purchases					(470)		(470)
Common stock reissuance					33		33
Other comprehensive loss, net of tax						(85,877)	(85,877)
Transfer to statutory reserve			13,000	(13,000)			—

Balance at December 31, 2013	$1,034	$50,160	$4,170,152	$594,430	$(881)	$(188,745)	$4,626,150

Net loss				(313,490)			(313,490)
Issuance of stock	2		5,392				5,394
Tax windfall benefit on vesting of restricted stock			414				414
Repurchase of TARP-related warrants			(3,000)				(3,000)
Dividends declared:
Preferred stock				(3,723)			(3,723)
Common stock purchases					(3,272)		(3,272)
Common stock reissuance					36		36
Other comprehensive loss, net of tax						(41,127)	(41,127)
Transfer to statutory reserve			23,500	(23,500)			—

Balance at December 31, 2014	$1,036	$50,160	$4,196,458	$253,717	$(4,117)	$(229,872)	$4,267,382

	Year ended December 31,
Disclosure of changes in number of shares:[1]	2014	2013	2012
Preferred Stock:

Balance at beginning and end of year	2,006,391	2,006,391	2,006,391

Common Stock:
Balance at beginning of year	103,435,967	103,193,303	102,634,640
Issuance of stock	178,586	242,664	558,663

Balance at end of year	103,614,553	103,435,967	103,193,303
Treasury stock	(137,706)	(38,268)	(23,497)

Common Stock – Outstanding	103,476,847	103,397,699	103,169,806

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(In thousands)	2014	2013	2012
Cash flows from operating activities:
Net (loss) income	$(313,490)	$599,327	$245,275

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	263,369	602,563	408,941
Goodwill impairment losses	186,511	—	—
Amortization of intangibles	9,434	9,883	10,072
Depreciation and amortization of premises and equipment	47,137	48,162	46,736
Net accretion of discounts and amortization of premiums and deferred fees	278,576	(79,004)	(37,899)
Fair value adjustments on mortgage servicing rights	24,683	11,403	17,406
FDIC loss share expense	103,024	82,051	56,211
Amortization of prepaid FDIC assessment	—	—	32,778
Adjustments (expense) to indemnity reserves on loans sold	40,629	37,054	21,198
Earnings from investments under the equity method	(39,578)	(42,873)	(73,478)
Deferred income tax expense (benefit)	43,512	(288,754)	(135,491)
(Gain) loss on:
Disposition of premises and equipment	(1,716)	(3,392)	(8,619)
Sale and valuation adjustments of investment securities	870	(2,110)	1,707
Sale of loans, including valuation adjustments on loans held-for-sale and mortgage banking activities	(88,724)	22,411	(48,765)
Sale of stock in equity method investee	—	(416,113)	—
Sale of other assets	—	—	(2,545)
Sale of foreclosed assets, including write-downs	28,005	50,740	(4,511)
Disposal of discontinued business	(38,355)	—	—
Acquisitions of loans held-for-sale	(308,600)	(390,018)	(417,108)
Proceeds from sale of loans held-for-sale	123,375	218,379	325,014
Net originations on loans held-for-sale	(753,312)	(1,049,474)	(1,233,240)
Net (increase) decrease in:
Trading securities	1,105,374	1,430,835	1,387,910
Accrued income receivable	9,719	(5,809)	(519)
Other assets	132,500	2,827	(19,390)
Net increase (decrease) in:
Interest payable	(707)	(2,466)	(9,164)
Pension and other postretirement benefits obligation	(10,171)	10,635	(40,241)
Other liabilities	30,937	(26,952)	1,848

Total adjustments	1,186,492	219,978	278,851

Net cash provided by operating activities	873,002	819,305	524,126

Cash flows from investing activities:
Net (increase) decrease in money market investments	(963,933)	227,127	290,594
Purchases of investment securities:
Available-for-sale	(2,001,940)	(2,257,976)	(1,843,922)
Held-to-maturity	(1,000)	(250)	(25,792)
Other	(110,010)	(178,093)	(212,419)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	1,722,650	1,823,474	1,636,723
Held-to-maturity	39,962	4,632	9,751
Other	92,752	181,784	206,856
Proceeds from sale of investment securities:
Available-for-sale	310,210	5,438	52,058
Other	37,104	—	—
Net repayments on loans	775,900	680,819	629,006
Proceeds from sale of loans	355,145	333,021	68,396
Acquisition of loan portfolios	(389,067)	(1,592,603)	(1,357,628)
Net payments from FDIC under loss sharing agreements	256,498	396,223	462,016
Cash paid related to business acquisitions	(6,330)	—	—
Return of capital from equity method investments	—	491	151,196
Proceeds from sale of stock in equity method investee	—	481,377	—
Net cash disbursed from disposal of discontinued business	(205,895)	—	—
Mortgage servicing rights purchased	—	(45)	(2,231)
Acquisition of premises and equipment	(51,046)	(38,573)	(54,899)
Proceeds from sale of:
Premises and equipment	14,337	10,090	19,841
Other productive assets	—	—	1,026
Foreclosed assets	150,115	226,063	206,070

Net cash provided by investing activities	25,452	302,999	236,642

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	109,015	(323,404)	(969,596)
Federal funds purchased and assets sold under agreements to repurchase	(387,635)	(357,460)	(124,345)
Other short-term borrowings	(380,000)	(235,000)	340,000
Payments of notes payable	(1,059,290)	(332,031)	(214,898)
Proceeds from issuance of notes payable	781,905	106,739	106,923
Proceeds from issuance of common stock	5,394	6,860	9,402
Dividends paid	(3,723)	(3,723)	(3,723)
Repurchase of TARP - related warrants	(3,000)	—	—
Net payments for repurchase of common stock	(3,236)	(437)	(450)

Net cash used in financing activities	(940,570)	(1,138,456)	(856,687)

Net decrease in cash and due from banks	(42,116)	(16,152)	(95,919)
Cash and due from banks at beginning of period	423,211	439,363	535,282

Cash and due from banks at end of period	$381,095	$423,211	$439,363

The accompanying notes are an integral part of these consolidated financial statements.

The Consolidated Statement of Cash Flows for the periods ended December 31, 2014, 2013 and 2012 include the cash flows from operating, investing and finance activities associated with discontinued operations.

Notes to Consolidated Financial

Statements

Note 1 – Nature of operations and basis of presentation

Nature of Operations

Popular, Inc. (the “Corporation”) is a diversified, publicly owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the United States and the Caribbean. In Puerto Rico, the Corporation provides commercial and retail banking services, including mortgage loan originations, through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as investment banking, broker-dealer, auto and equipment leasing and financing, and insurance services through specialized subsidiaries. In the U.S. mainland, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. BPNA focuses efforts and resources on the core community banking business. BPNA operates branches in New York, New Jersey and South Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA. Refer to Note 4 for discussion of the sales of the Illinois, Central Florida and California regional operations during the year ended December 31, 2014. The BPNA branches operate under the name of Popular Community Bank. Note 45 to the consolidated financial statements presents information about the Corporation’s business segments.

On April 30, 2010, BPPR entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (the “FDIC”) to acquire certain assets and assume certain deposits and liabilities of Westernbank Puerto Rico (“Westernbank”), a Puerto Rico state-chartered bank headquartered in Mayaguez, Puerto Rico (the “Westernbank FDIC-assisted transaction”). Westernbank was a wholly-owned commercial bank subsidiary of W Holding Company, Inc. and operated in Puerto Rico. Refer to Note 13 – FDIC loss share assets and true-up payment obligation, to these consolidated financial statements for detailed information on this business combination.

Basis of Presentation

Certain reclassifications have been made to the 2012 and 2013 consolidated financial statements and notes to the financial statements to conform with the 2014 presentation. As discussed in Note 4, current and prior periods presented in the consolidated statement of operations as well as the related note disclosures covering income and expense amounts have been retrospectively adjusted for the impact of the discontinued operations for comparative purposes. The consolidated statement of financial condition and related note disclosure for prior periods do not reflect the reclassification of BPNA’s assets and liabilities to discontinued operations.

During the year ended December 31, 2014, the Corporation recorded an out-of-period adjustment to correct an error in the amortization expense of the FDIC indemnification asset recorded during the years 2012 and 2013. The FDIC indemnity asset amortization for the year ended December 31, 2014, included a benefit of approximately $12.5 million to reverse the impact of accelerated amortization expense recorded during prior periods. This amount will be recognized as expense over the remaining portion of the Loss Sharing Agreement that expires in the quarter ending June 30, 2015. After evaluating the quantitative and qualitative aspects of the error and the out-of-period adjustment to the Corporation’s financial results, management has determined that the misstatement and the out-of-period adjustment are not material to the 2012, 2013 and 2014 financial statements, respectively.

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

Discontinued Operations

Components of the Corporation that will be disposed of by sale, where the Corporation does not have a significant continuing involvement in the operations after the disposal, are accounted for as discontinued operations. The results of operations of the discontinued operations exclude allocations of corporate overhead. Refer to Note 4 - Discontinued Operations, for additional information on the discontinued operations.

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

There were no significant business combinations during 2014, 2013 or 2012.

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

Reclassifications

Certain reclassifications have been made to the 2013 and 2012 consolidated financial statements to conform with the 2014 presentation. Such reclassifications did not have an effect on previously reported statement of operations and of cash flows.

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

•

Recent loss trend adjustment, which replaces the base loss rate with a 12-month average loss rate, when these trends are higher than the respective base loss rates. The objective of this adjustment is to allow for a more recent loss trend to be captured and reflected in the ALLL estimation process. As part of the annual review of the components of the ALLL models, as discussed in the following paragraphs and implemented as of June 30, 2014, the Corporation eliminated the use of caps in the recent loss trend adjustment for the consumer and mortgage portfolios, among other enhancements. For the period ended December 31, 2013, the recent loss trend adjustment caps for the consumer and mortgage portfolios were triggered in only one portfolio segment within the Puerto Rico consumer portfolio. Management assessed the impact of the applicable cap through a review of qualitative factors that specifically considered the drivers of recent loss trends and changes to the portfolio composition. The related effect of the aforementioned cap was immaterial for the overall level of the Allowance for Loan and Lease Losses for the Puerto Rico Consumer portfolio.

For the period ended December 31, 2014, 50% (December 31, 2013 - 27%) of the ALLL for BPPR non-covered loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was mainly concentrated in the commercial multi-family, commercial and industrial, personal and auto loan portfolios for 2014, and in the commercial multi-family, mortgage, and leasing portfolios for 2013.

For the period ended December 31, 2014, 21% (December 31, 2013 - 29%) of the ALLL for BPNA loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was mainly concentrated in the commercial multi-family, commercial and industrial and legacy loan portfolios for 2014 and in the commercial multi-family, commercial real estate non-owner occupied and commercial and industrial portfolios for 2013.

•

Environmental factors, which include credit and macroeconomic indicators such as unemployment rate, economic activity index and delinquency rates, adopted to account for current market conditions that are likely to cause estimated credit losses to differ from historical losses. The Corporation reflects the effect of these environmental factors on each loan group as an adjustment that, as appropriate, increases the historical loss rate applied to each group. Environmental factors provide updated perspective on credit and economic conditions. Regression analysis is used to select these indicators and quantify the effect on the general reserve of the allowance for loan losses.

During the second quarter of 2014, management completed the annual review of the components of the ALLL models. As part of this review management updated core metrics and revised certain components related to the estimation process for evaluating the adequacy of the general reserve of the allowance for loan losses. These enhancements to the ALLL methodology, which are described in the paragraphs below, were implemented as of June 30, 2014 and resulted in a net decrease to the allowance for loan losses of $18.7 million for the non-covered portfolio and a net increase to the allowance for loan losses of $0.8 million for the covered portfolio.

Management made the following principal enhancements to the methodology during the second quarter of 2014:

•

Annual review and recalibration of the environmental factors adjustment. The environmental factor adjustments are developed by performing regression analyses on selected credit and economic indicators for each applicable loan segment. During the second quarter of 2014, the environmental factor models used to account for changes in current credit and macroeconomic conditions were reviewed and recalibrated based on the latest applicable trends. Management also revised the application of environmental factors to the historical loss rates to consider last 12 month trends of the applicable credit and macroeconomic indicators applied as an incremental adjustment to account for emerging risks not necessarily considered in the historical loss rates.

The combined effect of the aforementioned recalibration and enhancements to the environmental factors adjustment resulted in a decrease to the allowance for loan losses of $17 million at June 30, 2014, of which $14.1 million related to the non-covered BPPR segment and $3.7 million related to the BPNA segment, offset in part by a $0.8 million increase in the BPPR covered segment.

•

Increased the historical look-back period for determining the recent loss trend adjustment for consumer and mortgage loans. The Corporation increased the look-back period for assessing recent trends applicable to the determination of consumer and mortgage loan net charge-offs from 6 months to 12 months and eliminated the use of caps. Previously, the Corporation used a recent loss trend adjustment based on 6 months of net charge-offs up to a determined cap. Given the current overall consumer and mortgage credit quality improvements, management concluded that a 12-month look-back period for the recent loss trend adjustment aligns the Corporation’s allowance for loan losses methodology to current credit quality trends while limiting excessive pro-cyclicality given the longer look-back period analysis, thus, eliminating the aforementioned caps.

The combined effect of the aforementioned enhancements to the recent loss trend adjustment resulted in a decrease to the allowance for loan losses of $1 million at June 30, 2014, of which $0.9 million related to the non-covered BPPR segment and $0.1 million related to the BPNA segment.

According to the loan impairment accounting guidance in ASC Section 310-10-35, a loan is impaired when, based on current information and events, it is probable that the principal and/or interest are not going to be collected according to the original contractual terms of the loan agreement. Current information and events include “environmental” factors, e.g. existing industry, geographical, economic and political factors. Probable means the future event or events which will confirm the loss or impairment of the loan is likely to occur.

The Corporation defines commercial and construction impaired loans as borrowers with total debt greater than or equal to $1 million with 90 days or more past due, as well as all loans whose terms have been modified in a trouble debt restructuring (“TDRs”). In addition, larger commercial and construction loans ($1 million and over) that exhibit probable or observed credit weaknesses are subject to individual review and thus evaluated for impairment. Commercial and construction loans that originally met the Corporation’s threshold for impairment identification in a prior period, but due to charge-offs or payments are currently below the $1 million threshold and are still 90 days past due, except for TDRs, are accounted for under the Corporation’s general reserve methodology. Although the accounting codification guidance for specific impairment of a loan excludes large groups of smaller balance homogeneous loans that are collectively evaluated for impairment (e.g. mortgage and consumer loans), it specifically requires that loan modifications considered troubled debt restructurings (“TDRs”) be analyzed under its provisions. An allowance for loan impairment is recognized to the extent that the carrying value of an impaired loan exceeds the present value of the expected future cash flows discounted at the loan’s effective rate, the observable market price of the loan, if available, or the fair value of the collateral if the loan is collateral dependent. The fair value of the collateral is generally based on appraisals. Appraisals may be adjusted due to their age, and the type, location, and condition of the property or area or general market conditions to reflect the expected change in value between the effective date of the appraisal and the impairment measurement date. The Corporation requests updated appraisal reports from pre-approved appraisers for loans that are considered impaired following the Corporation’s reappraisals policy. This policy requires updated appraisals for loans secured by real estate (including construction loans) either annually or every two years depending on the total exposure of the borrower. As a general procedure, the Corporation internally reviews appraisals as part of the underwriting and approval process and also for credits considered impaired.

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

Refer to Note 12 to the consolidated financial statements for additional qualitative information on TDRs and the Corporation’s determination of the allowance for loan losses.

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

Refer to Note 13 for additional information on the FDIC loss share indemnification asset and true-up payment obligation.

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

The Corporation capitalizes interest cost incurred in the construction of significant real estate projects, which consist primarily of facilities for its own use or intended for lease. The amount of interest cost capitalized is to be an allocation of the interest cost incurred during the period required to substantially complete the asset. The interest rate for capitalization purposes is to be based on a weighted average rate on the Corporation’s outstanding borrowings, unless there is a specific new borrowing associated with the asset. Interest cost capitalized for the years ended December 31, 2014, 2013 and 2012 was not significant.

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

Other real estate

Other real estate, received in satisfaction of a loan, is recorded at fair value less estimated costs of disposal. The amount by which the carrying amount of the loan exceeds the fair value less cost to sell is recorded as a charge against the allowance for loan losses. Subsequent to foreclosure, any losses in the carrying value arising from periodic re-evaluations of the properties, and any gains or losses on the sale of these properties are credited or charged to expense in the period incurred and are included as a component of other operating expenses. The cost of maintaining and operating such properties is expensed as incurred.

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

Guarantees, including indirect guarantees of indebtedness of others

The Corporation, as a guarantor, recognizes at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Refer to Note 30 to the consolidated financial statements for further disclosures on guarantees.

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

The Corporation holds interests in Centro Financiero BHD León, S.A. (“BHD León”) in the Dominican Republic. The business of BHD León is mainly conducted in their country’s foreign currency. The resulting foreign currency translation adjustment from these operations is reported in accumulated other comprehensive loss. During 2014, BHD León entered into a merger agreement with Grupo Financiero León, as part of this transaction BHD León issued additional stock which had a dilutive effect of Popular’s equity participation. Refer to note 18, Other Assets, for additional information. Therefore, a pro rata portion of the accumulated translation adjustment component of the equity attributable to this equity method investment was recognized as a loss through earnings.

During 2013, the Corporation sold its investment in Tarjetas y Transacciones en Red Tranred, C.A. (formerly EVERTEC DE VENEZUELA, C.A.) which was written-down during 2011 as the Corporation determined to wind-down those operations.

Refer to the disclosure of accumulated other comprehensive loss included in the Note 29 for the outstanding balances of the foreign currency translation adjustments at December 31, 2014 and 2013.

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

Note 3 – New accounting pronouncements

FASB Accounting Standards Update 2015-01, Income Statement – Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (“ASU 2015-01”)

The FASB issued ASU 2015-01 in January 2015, which eliminates from GAAP the concept of extraordinary items. Presently, an event or transaction is presumed to be an ordinary and usual activity of the reporting entity unless evidence clearly supports the classification as an extraordinary item. If an event or transaction meets the criteria for extraordinary classification, an entity is required to segregate the extraordinary item from the results of ordinary operations and show the item separately in the income statement, net of tax, after income from continuing operations. The entity is also required to disclose applicable income taxes and either present or disclose earnings-per-share data applicable to the extraordinary item.

Eliminating the concept of extraordinary items will save time and reduce costs for preparers because they will not have to assess whether a particular event or transaction event is extraordinary. This will alleviate uncertainty for preparers, auditors, and regulators because auditors and regulators no longer will need to evaluate whether a preparer treated an unusual and/or infrequent item appropriately.

The presentation and disclosure guidance for items that are unusual in nature and occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring.

The amendments of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 31, 2015. The amendments may be applied prospectively or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided is applied from the beginning of the fiscal year of adoption.

The Corporation does not anticipate that the adoption of this guidance will have a material effect on its consolidated statements of financial condition, results of operations or presentation and disclosures.

FASB Accounting Standards Update 2014-17, Business Combination (Topic 805): Pushdown Accounting (“ASU 2014-17”)

The FASB issued ASU 2014-17 in November 2014, which provides an acquired entity with an option to apply pushdown accounting to its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. An acquired entity should determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event.

An election to apply pushdown accounting in a reporting period after the reporting period in which the change-in-control event occurred should be considered a change in accounting principle. If pushdown accounting is applied to an individual change-in-control event, the election is irrevocable.

If an acquired entity elects the option to apply pushdown accounting in its separate financial statements, it should disclose information in the current reporting period that enables users of financial statements to evaluate the effect of pushdown accounting.

The amendments in this ASU are effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event.

The provisions of this ASU did not had a material effect on the consolidated statements of financial condition or results of operations.

FASB Accounting Standards Update 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is more Akin to Debt or to Equity (“ASU 2014-16”)

The FASB issued ASU 2014-16 in November 2014, which intends to eliminate the use of different methods in practice and thereby reduce existing diversity under GAAP in the accounting for hybrid financial instruments issued in the form of a share. An entity should determine the nature of the host contract by considering the economic characteristics and risks of the entire hybrid financial instrument, including the embedded derivative feature that is being evaluated for separate accounting from the host contract. In evaluating the stated and implied substantive terms and features, the existence or omission of any single term or feature does not necessarily determine the economic characteristics and risks of the host contract. Although an individual term or feature may weigh more heavily in the evaluation on the basis of facts and circumstances, an entity should use judgment based on an evaluation of all relevant terms and features.

The amendment in this ASU does not change the current criteria in GAAP for determining when separation of certain embedded derivative features in a hybrid financial instrument is required. An entity will continue to evaluate whether the economic characteristics and risks of the embedded derivative feature are clearly and closely related to those of the host contract, among other relevant criteria.

The amendments in the ASU are effective for annual periods, and interim periods within those annual periods, beginning in the first quarter of 2016. Early adoption is permitted. The effects of initially adopting the amendments of this ASU should be applied on a modified retrospective basis to existing hybrid financial instruments issued in the form of a share as of the beginning of the fiscal year for which the amendments are effective. Retrospective application is permitted to all relevant prior periods.

The Corporation does not anticipate that the adoption of this guidance will have a material effect on its consolidated statements of financial condition or results of operations.

FASB Accounting Standards Update 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability as a Going Concern (“ASU 2014-15”)

The FASB issued ASU 2014-15 in August 2014, which provides guidance in GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide the related footnote disclosures. These amendments should reduce diversity in the timing and content of footnote disclosures.

In connection with preparing financial statements for each annual and interim reporting period, an entity’s management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable).

When management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, management should consider whether its plans that are intended to mitigate those relevant conditions or events will alleviate the substantial doubt. The mitigating effect of management’s plans should be considered only to the extent that (1) it is probable that the plans will be effectively implemented and, if so, (2) it is probable that the plans will mitigate the conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern.

The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.

The Corporation does not anticipate that the adoption of this guidance will have a material effect on its consolidated statements of financial condition, results of operations or presentation and disclosures.

FASB Accounting Standards Update 2014-14, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40): Classification of Certain Government-Guaranteed Mortgage Loans upon Foreclosure (“ASU 2014-14”)

The FASB issued ASU 2014-14 in August 2014, which intends to resolve the diversity in practice related to how creditors classify government-guaranteed mortgage loans, including FHA or VA guaranteed loans, upon foreclosure. Some creditors reclassify those loans to real estate consistent with other foreclosed loans that do not have guarantees; others reclassify the loans to receivables. This ASU address the classification of certain foreclosed mortgage loans held by creditors that are either fully or partially guaranteed under government programs.

The amendments of the ASU require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met:

1-	The loan has a government guarantee that is not separable from the loan before foreclosure.

2-

At the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim.

3-	At the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed.

Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance expected to be recovered from the guarantor.

The amendments in the ASU are effective for annual periods, and interim periods within those annual periods, beginning in the first quarter of 2015. The amendments of this ASU can be applied using either a prospective transition method or a modified retrospective transition method. For prospective transition, an entity should apply the amendments in this Update to foreclosures that occur after the date of adoption. For modified retrospective transition, an entity should apply the amendments in this Update by means of a cumulative-effect adjustment as of the beginning of the annual period of adoption. Prior periods should not be adjusted. However, a reporting entity must apply the same method of transition as elected under ASU 2014-04.

The Corporation does not anticipate that the adoption of this guidance will have a material effect on its consolidated statements of financial condition or results of operations.

FASB Accounting Standards Update 2014-13, Consolidation (Topic 810): Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financial Entity (“ASU 2014-13”)

The FASB issued ASU 2014-13 in August 2014, which intends to clarify that when a reporting entity that consolidates a collateralized financing entity may elect to measure the financial assets and the financial liabilities of that collateralized financing entity using either the measurement alternative included in this Update or Topic 820 on fair value measurement. When the measurement alternative is not elected, the amendments of this Update clarify that the fair value of the financial assets and the fair value of the financial liabilities of the consolidated collateralized financing entity should be measured using the requirements of Topic 820 and any differences in the fair value of the financial assets and the fair value of the financial liabilities of that entity should be reflected in earnings and attributed to the reporting entity in the consolidated statement of income.

When a reporting entity elects the measurement alternative included in this Update for a collateralized financing entity, the reporting entity should measure both the financial assets and the financial liabilities of that entity in its consolidated financial statements using the more observable of the fair value of the financial assets and the fair value of the financial liabilities.

The amendments in the ASU are effective in the first quarter of 2016. Early adoption is permitted as of the beginning of an annual period. The amendments of this ASU can be applied using a modified retrospective approach by recording a cumulative-effect adjustment to equity as of the beginning of the annual period of adoption. A reporting entity also may apply the amendments retrospectively to all relevant prior periods beginning with the annual period in which the amendments of ASU 2009-17 were initially adopted.

The Corporation does not anticipate that the adoption of this guidance will have a material effect on its consolidated statements of financial condition or results of operations.

FASB Accounting Standards Update 2014-12, Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (“ASU 2014-12”)

The FASB issued ASU 2014-12 in June 2014, which intends to resolve the diverse accounting treatment of awards with a performance target that could be achieved after an employee completes the requisite service period. That is, the employee would be eligible to vest in the award regardless of whether the employee is rendering service on the date the performance target is achieved.

The amendments of the ASU require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award.

Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period.

The amendments in the ASU are effective in the first quarter of 2016. Early adoption is permitted. The amendments of this ASU can be applied (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets outstanding at the beginning of the period of adoption and to all new or modified awards thereafter.

The Corporation does not anticipate that the adoption of this guidance will have a material effect on its consolidated statements of financial condition or results of operations.

FASB Accounting Standards Update 2014-11, Transfers and Servicing (Topic 860) Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures (“ASU 2014-11”)

The FASB issued ASU 2014-11 in June 2014, which requires two accounting changes. First, the amendments in this Update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting. Second, for repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement.

The amendments in this Update require disclosures for certain transactions comprising (1) a transfer of a financial asset accounted for as a sale and (2) an agreement with the same transferee entered into in contemplation of the initial transfer that results in the transferor retaining substantially all of the exposure to the economic return on the transferred financial asset throughout the term of the transaction.

The accounting changes in this ASU are effective in the first quarter of 2015. Early adoption is prohibited. An entity is required to present changes in accounting for transactions outstanding on the effective date as a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption.

The Corporation does not anticipate that the adoption of this guidance will have a material effect on its consolidated statements of financial condition or results of operations.

FASB Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606); (“ASU 2014-09”)

The FASB issued ASU 2014-09 in May 2014, which clarifies the principles for recognizing revenue and develop a common revenue standard that would (1) remove inconsistencies and weaknesses in revenue requirements, (2) provide a more robust framework for addressing revenue issues, (3) improve comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets, (4) provide more useful information to users of financial statement through improved disclosure requirements and (5) simplify the preparation of financial statements by reducing the number of requirements to which an entity must refer. ASU 2014-09 amends the ASC Codification and creates a new Topic 606, Revenue from Contracts with Customers.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

In addition, the new guidance requires disclosures to enable users of financial statements to understand the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Qualitative and quantitative information is required about contract with customers, significant judgments and changes in judgments, and assets recognized from the cost to obtain or fulfill a contract.

The amendments in this ASU are effective in the first quarter of 2017. Early adoption is not permitted.

The Corporation is currently evaluating the impact that the adoption of this guidance will have on the presentation and disclosures in its consolidated financial statements.

FASB Accounting Standards Update 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposal of Components of an Entity (“ASU 2014-08”)

The FASB issued ASU 2014-08 in April 2014, which changes the criteria for reporting discontinued operations while enhancing disclosures in this area. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. Those strategic shifts should have a major effect on the organization’s operations and financial results. Examples include a disposal of a major geographic area, a major line of business, or a major equity investment.

In addition, the new guidance requires expanded disclosures about discontinued operations that will include more information about the assets, liabilities, income, and expenses of discontinued operations.

The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. This disclosure will provide information about the ongoing trends in the reporting organization’s results from continuing operations.

The amendments in the ASU are effective in the first quarter of 2015. Early adoption is permitted.

The Corporation does not anticipate that the adoption of this guidance will have a material effect on its consolidated statement of financial condition or result of operations, though will require additional disclosures in the event that the Corporation reclassifies assets and liabilities to discontinued operations after the effective date of this pronouncement.

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

Note 4 – Discontinued operations

On April 22, 2014, BPNA, the Corporation’s U.S. mainland banking subsidiary, entered into definitive agreements to sell its California, Illinois and Central Florida regional operations to three different buyers.

During the quarter ended June 30, 2014, the Corporation recorded non-cash goodwill impairment charge of $186.5 million, related to the goodwill allocated, on a relative fair value basis, to these operations. However, this non-cash charge had no impact on the Corporation’s tangible capital or regulatory capital ratios. Refer to Note 20, for additional information on the goodwill impairment charge.

On August 8, 2014, BPNA completed the sale of its Illinois regional operations. As part of the transaction, BPNA sold its 12 branches in the Chicago metropolitan area, including $562 million in loans, and $726 million in deposits, each as of July 31, 2014. The transaction resulted in a net gain of $24.6 million.

On September 15, 2014, BPNA completed the sale of its Central Florida regional operations. As part of the transaction, BPNA sold its 9 branches in the Central Florida area, including $104 million in loans and $217 million in deposits, each as of August 31, 2014. The transaction resulted in a net gain of $1.2 million.

On November 8, 2014, the Corporation completed the sale of the California regional operations. The Corporation sold 20 branches and transferred $1.1 billion in loans and $1.1 billion in deposits to Banc of California National Association, a wholly owned subsidiary of Banc of California, Inc. The transaction resulted in a net gain of $8.1 million, net of transaction costs. The Corporation agreed to provide, subject to certain limitations, customary indemnification to the purchaser, including with respect to certain pre-closing liabilities and violations of representations and warranties. The Corporation also agreed to indemnify the purchaser for up to 1.5% of credit losses on transferred loans for a period of two years after the closing. Pursuant to this indemnification provision, the Corporation’s maximum exposure is approximately $16 million. The Corporation recognized a reserve of approximately $2.2 million, representing its best estimate of the loss that would be incurred in connection with this indemnification.

In connection with these transactions, the Corporation is relocating certain back office operations to Puerto Rico and New York. The Corporation incurred restructuring charges of $26.7 million during the year ended December 31, 2014. Additional restructuring charges amounting to approximately $22.0 million are expected to be incurred in the year 2015, comprised of $13.0 million in personnel related costs and $9.0 million in lease cancelations and other restructuring costs. Refer to Note 5, for restructuring charges incurred during the year ended December 31, 2014.

The regional operations sold constituted a business, as defined in ASC 805-10-55. Accordingly, the decision to sell these businesses resulted in the discontinuance of each of these respective operations and classification as held-for-sale. For financial reporting purposes, the results of the discontinued operations are presented as “Assets / Liabilities from discontinued operations” in the consolidated statement of condition and “(Loss) income from discontinued operations, net of tax” in the consolidated statement of operations. As required by ASC 205-20, current and prior periods presented in the consolidated statement of operations as well as the related note disclosures covering income and expense amounts have been retrospectively adjusted for the impact of the discontinued operations for comparative purposes. The consolidated statement of financial condition and related note disclosure for prior periods do not reflect the reclassification of these assets and liabilities to discontinued operations.

After the sale of these three regions, at December 31, 2014, there were no assets held within the discontinued operations. Liabilities within discontinued operations were $5.1 million, which includes the indemnity reserve of $2.2 million related to the California regional sale, as mentioned above, in addition to accruals for legal and professional fees.

The following table provides the components of net income (loss) from the discontinued operations for the years ended December 31, 2014 and 2013.

	Years ended December 31,
(In thousands)	2014	2013
Net interest income	$61,352	$88,006
Provision (reversal) for loan losses	(6,764)	(3,543)
Net gain on sale of regions	33,829	—
Other non-interest income	27,823	19,556

Total non-interest income	61,652	19,556

Operating expenses:
Personnel costs	36,675	33,170
Net occupancy expenses	3,086	12,680
Professional fees	15,642	11,153
Goodwill impairment charge	186,511	—
Other operating expenses	10,834	13,593

Total operating expenses	252,748	70,596

Net (loss) income from discontinued operations	$(122,980)	$40,509

Note 5 – Restructuring plan

As discussed in Note 4, in connection with the sale of the operations of the California, Illinois and Central Florida regions, the Corporation is relocating certain back office operations, previously conducted in these regions, to Puerto Rico and New York. The Corporation has undertaken a restructuring plan (the “PCB Restructuring Plan”) to eliminate and re-locate employment positions, terminate contracts and incur other costs associated with moving the operations to Puerto Rico and New York. The Corporation estimates that it will incur restructuring charges of approximately $49 million, of which approximately $27 million were incurred during 2014 and $22 million are expected to be incurred in 2015, comprised of $13.0 million in personnel related costs and $9.0 million in lease cancellations and other restructuring costs.

Full-time equivalent employees at the California, Illinois and Central Florida regions were 37 as of December 31, 2014, compared with 365 as of December 31, 2013. Some of the employees at these regions were transferred to the acquiring entities. The remaining employees at these regions are expected to be transferred to other areas of the Corporation’s U.S. mainland or Puerto Rico operations or depart by mid-2015.

The following table details the expenses recorded by the Corporation that were associated with the PCB Restructuring Plan:

(In thousands)	Year ended December 31, 2014
Personnel costs	$17,516
Net occupancy expenses	3,905
Equipment expenses	457
Professional fees	3,133
Other operating expenses	1,714

Total restructuring costs	$26,725

The following table presents the activity in the reserve for the restructuring costs associated with the PCB Restructuring Plan:

(In thousands)
Balance at January 1, 2014	$—
Charges expensed during the period	14,785
Payments made during the period	(1,249)

Balance as of December 31, 2014	$13,536

Note 6 – Restrictions on cash and due from banks and certain securities

The Corporation’s banking subsidiaries, BPPR and BPNA, are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank of New York (the “Fed”) or other banks. Those required average reserve balances amounted to $1.0 billion at December 31, 2014 (December 31, 2013 - $992 million). Cash and due from banks, as well as other short-term, highly liquid securities, are used to cover the required average reserve balances.

At December 31, 2014, the Corporation held $45 million in restricted assets in the form of funds deposited in money market accounts, trading account securities and investment securities available for sale (December 31, 2013 - $44 million). The amounts held in trading account securities and investment securities available for sale consist primarily of restricted assets held for the Corporation’s non-qualified retirement plans and fund deposits guaranteeing possible liens or encumbrances over the title of insured properties.

Note 7 – Securities purchased under agreements to resell

The securities purchased underlying the agreements to resell were delivered to, and are held by, the Corporation. The counterparties to such agreements maintain effective control over such securities. The Corporation is permitted by contract to repledge the securities, and has agreed to resell to the counterparties the same or substantially similar securities at the maturity of the agreements.

The fair value of the collateral securities held by the Corporation on these transactions at December 31, was as follows:

(In thousands)	2014	2013
Repledged	$145,866	$189,308
Not repledged	33,258	20,734

Total	$179,124	$210,042

The repledged securities were used as underlying securities for repurchase agreement transactions.

Note 8 – Pledged assets

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

(In thousands)	December 31, 2014	December 31, 2013
Investment securities available-for-sale, at fair value	$1,700,820	$1,638,558
Investment securities held-to-maturity, at amortized cost	60,515	35,000
Loans held-for-sale measured at lower of cost or fair value	—	363
Loans held-in-portfolio covered under loss sharing agreements with the FDIC	480,441	407,257
Loans held-in-portfolio not covered under loss sharing agreements with the FDIC	8,820,204	9,108,984

Total pledged assets	$11,061,980	$11,190,162

Pledged securities that the creditor has the right by custom or contract to repledge are presented separately on the consolidated statements of financial condition.

At December 31, 2014, the Corporation had $ 0.7 billion in investment securities available-for-sale and $ 0.7 billion in loans that served as collateral to secure public funds (December 31, 2013 - $ 1.0 billion and $ 0.5 billion, respectively).

At December 31, 2014, the Corporation’s banking subsidiaries had short-term and long-term credit facilities authorized with the Federal Home Loan Bank system (the “FHLB”) aggregating to $3.7 billion (December 31, 2013 - $3.0 billion). Refer to Note 23 to the consolidated financial statements for borrowings outstanding under these credit facilities. At December 31, 2014, the credit facilities authorized with the FHLB were collateralized by $ 4.5 billion in loans held-in-portfolio (December 31, 2013 - $ 4.5 billion). Also, at December 31, 2014, the Corporation’s banking subsidiaries had a borrowing capacity at the Federal Reserve (“Fed”) discount window of $2.1 billion, which remained unused as of such date (December 31, 2013 - $3.4 billion). The amount available under these credit facilities with the Fed is dependent upon the balance of loans and securities pledged as collateral. At December 31, 2014, the credit facilities with the Fed discount window were collateralized by $ 4.1 billion in loans held-in-portfolio (December 31, 2013 - $ 4.5 billion). These pledged assets are included in the above table and were not reclassified and separately reported in the consolidated statements of financial condition.

In addition, at December 31, 2014, there were no trade receivables from brokers and counterparties pledged to secure repurchase agreements ($69 million as of December 31, 2013).

Note 9 – Investment securities available-for-sale

The following table presents the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities available-for-sale at December 31, 2014 and 2013.

	At December 31, 2014
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
U.S. Treasury securities
After 1 to 5 years	$698,003	$2,226	$75	$700,154	1.14%

Total U.S. Treasury securities	698,003	2,226	75	700,154	1.14

Obligations of U.S. Government sponsored entities
Within 1 year	42,140	380	—	42,520	1.61
After 1 to 5 years	1,603,245	1,168	9,936	1,594,477	1.26
After 5 to 10 years	67,373	58	2,271	65,160	1.72
After 10 years	23,000	—	184	22,816	3.18

Total obligations of U.S. Government sponsored entities	1,735,758	1,606	12,391	1,724,973	1.31

Obligations of Puerto Rico, States and political subdivisions
Within 1 year	2,765	17	—	2,782	3.83
After 1 to 5 years	1,024	38	—	1,062	8.40
After 5 to 10 years	22,552	2	2,331	20,223	5.82
After 10 years	48,823	40	11,218	37,645	6.22

Total obligations of Puerto Rico, States and political subdivisions	75,164	97	13,549	61,712	6.04

Collateralized mortgage obligations - federal agencies
After 1 to 5 years	3,687	87	—	3,774	2.66
After 5 to 10 years	25,202	985	—	26,187	2.93
After 10 years	1,905,763	13,109	38,803	1,880,069	2.03

Total collateralized mortgage obligations - federal agencies	1,934,652	14,181	38,803	1,910,030	2.04

Mortgage-backed securities
After 1 to 5 years	27,339	1,597	—	28,936	4.68
After 5 to 10 years	147,182	7,314	1	154,495	3.51
After 10 years	676,567	45,047	683	720,931	3.93

Total mortgage-backed securities	851,088	53,958	684	904,362	3.88

Equity securities (without contractual maturity)	1,351	1,271	—	2,622	5.03

Other
After 1 to 5 years	9,277	10	—	9,287	1.69
After 5 to 10 years	1,957	62	—	2,019	3.63

Total other	11,234	72	—	11,306	2.03

Total investment securities available-for-sale	$5,307,250	$73,411	$65,502	$5,315,159	2.04%

	At December 31, 2013
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
U.S. Treasury securities
After 1 to 5 years	$26,474	$2,008	$—	$28,482	3.85%

Total U.S. Treasury securities	26,474	2,008	—	28,482	3.85

Obligations of U.S. Government sponsored entities
Within 1 year	25,021	39	—	25,060	1.85
After 1 to 5 years	1,087,453	1,678	12,715	1,076,416	1.26
After 5 to 10 years	528,611	100	21,742	506,969	1.52
After 10 years	23,000	—	2,240	20,760	3.12

Total obligations of U.S. Government sponsored entities	1,664,085	1,817	36,697	1,629,205	1.38

Obligations of Puerto Rico, States and political subdivisions
After 1 to 5 years	6,228	45	85	6,188	4.64
After 5 to 10 years	23,147	—	1,978	21,169	6.33
After 10 years	48,803	29	9,812	39,020	5.84

Total obligations of Puerto Rico, States and political subdivisions	78,178	74	11,875	66,377	5.89

Collateralized mortgage obligations - federal agencies
After 1 to 5 years	5,131	101	—	5,232	1.79
After 5 to 10 years	31,613	921	—	32,534	2.98
After 10 years	2,438,021	18,532	76,023	2,380,530	2.05

Total collateralized mortgage obligations - federal agencies	2,474,765	19,554	76,023	2,418,296	2.06

Collateralized mortgage obligations - private label
After 10 years	509	4	—	513	3.78

Total collateralized mortgage obligations - private label	509	4	—	513	3.78

Mortgage-backed securities
Within 1 year	419	24	—	443	3.14
After 1 to 5 years	15,921	833	—	16,754	4.50
After 5 to 10 years	62,373	3,058	1,214	64,217	4.12
After 10 years	1,007,733	50,807	4,313	1,054,227	3.93

Total mortgage-backed securities	1,086,446	54,722	5,527	1,135,641	3.95

Equity securities (without contractual maturity)	3,178	1,109	171	4,116	4.06

Other
After 1 to 5 years	9,638	—	141	9,497	1.68
After 10 years	2,604	69	—	2,673	3.61

Total other	12,242	69	141	12,170	2.09

Total investment securities available-for-sale	$5,345,877	$79,357	$130,434	$5,294,800	2.30%

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

The following table presents the aggregate amortized cost and fair value of investment securities available-for-sale at December 31, 2014 by contractual maturity.

(In thousands)	Amortized cost	Fair value
Within 1 year	$44,905	$45,302
After 1 to 5 years	2,342,575	2,337,690
After 5 to 10 years	264,266	268,084
After 10 years	2,654,153	2,661,461

Total	5,305,899	5,312,537
Equity securities	1,351	2,622

Total investment securities available-for-sale	$5,307,250	$5,315,159

During the year ended December 31, 2014, the Corporation sold U.S. agency securities, mortgage-backed securities and collateralized mortgage obligations with an approximate amortized cost of $311.1 million (2013 – equity securities with an approximate amortized cost of $3.3 million). The proceeds from these sales were $ 310.2 million (2013 - $ 5.4 million). Gross realized gains and losses on the sale of investment securities available-for-sale, for the years ended December 31, 2014, 2013 and 2012 were as follows:

	Years ended December 31,
(In thousands)	2014	2013	2012
Gross realized gains	$4,461	$2,110	$65
Gross realized losses	(5,331)	—	(1,684)

Net realized (losses) gains on sale of investment securities available-for-sale	$(870)	$2,110	$(1,619)

The following tables present the Corporation’s fair value and gross unrealized losses of investment securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2014, and 2013.

	At December 31, 2014
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
U.S. Treasury securities	$49,465	$75	$—	$—	$49,465	$75
Obligations of U.S. Government sponsored entities	888,325	6,866	429,835	5,525	1,318,160	12,391
Obligations of Puerto Rico, States and political subdivisions	14,419	3,031	41,084	10,518	55,503	13,549
Collateralized mortgage obligations - federal agencies	539,658	13,774	733,814	25,029	1,273,472	38,803
Mortgage-backed securities	457	4	25,486	680	25,943	684

Total investment securities available-for-sale in an unrealized loss position	$1,492,324	$23,750	$1,230,219	$41,752	$2,722,543	$65,502

	At December 31, 2013
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Obligations of U.S. Government sponsored entities	$1,326,866	$32,457	$69,257	$4,240	$1,396,123	$36,697
Obligations of Puerto Rico, States and political subdivisions	54,256	11,685	8,330	190	62,586	11,875
Collateralized mortgage obligations - federal agencies	1,567,654	70,378	96,676	5,645	1,664,330	76,023
Mortgage-backed securities	105,455	4,762	7,225	765	112,680	5,527
Equity securities	1,657	171	—	—	1,657	171
Other	—	—	9,497	141	9,497	141

Total investment securities available-for-sale in an unrealized loss position	$3,055,888	$119,453	$190,985	$10,981	$3,246,873	$130,434

As of December 31, 2014, the available-for-sale investment portfolio reflects gross unrealized losses of approximately $66 million, driven by U.S. Agency Collateralized Mortgage Obligations, obligations from the U.S. Government sponsored entities, and obligations of the Puerto Rico Government and its political subdivisions. As part of its analysis for all US Agencies’ securities, management considers the U.S. Agency guarantee.

In February 2014, the three principal nationally recognized rating agencies (Moody’s Investor Services, Standard and Poor’s and Fitch Ratings) downgraded the general-obligation bonds of the Commonwealth and other obligations of Puerto Rico instrumentalities to non-investment grade categories, citing concerns about financial flexibility and a reduced capacity to borrow in the financial markets. In July 2014, the Puerto Rico general obligations were further downgraded by the rating agencies, after the Commonwealth enacted a law that allowed certain Puerto Rico public corporations to restructure their debt.

On February 12, 2015, S&P further downgraded the debt rating of the Commonwealth general obligation bonds and of various public instrumentalities. S&P stated that, in their view, Puerto Rico’s current economic and financial trajectory is now more susceptible to adverse financial, economic and market conditions that could ultimately impair the Commonwealth’s ability to fund services and its debt commitments. S&P also cited implementation risk with respect to the value-added tax and expressed concern that, while higher taxes could improve the budget balance, there could be potential negative economic implications. On February 19, 2015, Moody’s also downgraded its debt ratings for the Commonwealth general obligation bonds and of various public instrumentalities, citing similar concerns as S&P. The portfolio of obligations of the Puerto Rico Government is comprised of securities with specific sources of income or revenues identified for repayments. The Corporation performs periodic credit quality reviews on these issuers.

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

At December 31, 2014, management performed its quarterly analysis of all debt securities in an unrealized loss position. Based on the analyses performed, management concluded that no individual debt security was other-than-temporarily impaired as of such date. At December 31, 2014, the Corporation did not have the intent to sell debt securities in an unrealized loss position and it is not more likely than not that the Corporation will have to sell the investment securities prior to recovery of their amortized cost basis.

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

	2014		2013
(In thousands)	Amortized cost	Fair value	Amortized cost	Fair value
FNMA	$1,746,807	$1,736,987	$2,318,171	$2,266,610
FHLB	737,149	732,894	336,933	326,220
Freddie Mac	1,117,865	1,112,485	1,434,346	1,418,216

Note 10 – Investment securities held-to-maturity

The following tables present the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities held-to-maturity at December 31, 2014 and 2013.

	At December 31, 2014
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
Obligations of Puerto Rico, States and political subdivisions
Within 1 year	$2,740	$—	$8	$2,732	5.84%
After 1 to 5 years	12,830	—	764	12,066	5.95
After 5 to 10 years	21,325	—	6,003	15,322	6.09
After 10 years	64,678	3,342	5,543	62,477	2.22

Total obligations of Puerto Rico, States and political subdivisions	101,573	3,342	12,318	92,597	3.60

Collateralized mortgage obligations - federal agencies
After 5 to 10 years	97	5	—	102	5.45

Total collateralized mortgage obligations - federal agencies	97	5	—	102	5.45

Other
Within 1 year	250	—	—	250	1.33
After 1 to 5 years	1,250	—	—	1,250	1.10

Total other	1,500	—	—	1,500	1.14

Total investment securities held-to-maturity	$103,170	$3,347	$12,318	$94,199	3.57%

	At December 31, 2013
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
Obligations of Puerto Rico, States and political subdivisions
Within 1 year	$12,570	$—	$12	$12,558	2.06%
After 1 to 5 years	12,060	—	984	11,076	5.91
After 5 to 10 years	20,015	—	5,251	14,764	6.06
After 10 years	69,236	257	13,179	56,314	2.43

Total obligations of Puerto Rico, States and political subdivisions	113,881	257	19,426	94,712	3.40

Collateralized mortgage obligations - federal agencies
After 10 years	115	7	—	122	5.45

Total collateralized mortgage obligations - federal agencies	115	7	—	122	5.45

Other
Within 1 year	26,000	—	645	25,355	3.41
After 1 to 5 years	500	—	1	499	1.33

Total other	26,500	—	646	25,854	3.37

Total investment securities held-to-maturity	$140,496	$264	$20,072	$120,688	3.40%

Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.

The following table presents the aggregate amortized cost and fair value of investments securities held-to-maturity at December 31, 2014 by contractual maturity.

(In thousands)	Amortized cost	Fair value
Within 1 year	$2,990	$2,982
After 1 to 5 years	14,080	13,316
After 5 to 10 years	21,422	15,424
After 10 years	64,678	62,477

Total investment securities held-to-maturity	$103,170	$94,199

The following tables present the Corporation’s fair value and gross unrealized losses of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2014 and 2013:

	At December 31, 2014
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Obligations of Puerto Rico, States and political subdivisions	$373	$2	$45,969	$12,316	$46,342	$12,318

Total investment securities held-to-maturity in an unrealized loss position	$373	$2	$45,969	$12,316	$46,342	$12,318

	At December 31, 2013
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Obligations of Puerto Rico, States and political subdivisions	$60,028	$12,180	$13,044	$7,246	$73,072	$19,426
Other	24,604	646	—	—	24,604	646

Total investment securities held-to-maturity in an unrealized loss position	$84,632	$12,826	$13,044	$7,246	$97,676	$20,072

As indicated in Note 9 to these consolidated financial statements, management evaluates investment securities for OTTI declines in fair value on a quarterly basis.

The “Obligations of Puerto Rico, States and political subdivisions” classified as held-to-maturity at December 31, 2014 are primarily associated with securities issued by municipalities of Puerto Rico and are generally not rated by a credit rating agency. This includes $61 million of securities issued by three municipalities of Puerto Rico that are payable from the real and personal property taxes collected within such municipalities. These bonds have seniority to the payment of operating cost and expenses of the municipality. The portfolio also includes approximately $41 million in securities for which the underlying source of payment is not the central government, but in which it provides a guarantee in the event of default. In February 2014, the three principal nationally recognized rating agencies (Moody’s Investor Services, Standard and Poor’s and Fitch Ratings) downgraded the general-obligation bonds of the Commonwealth and other obligations of Puerto Rico instrumentalities to non-investment grade categories, citing concerns about financial flexibility and a reduced capacity to borrow in the financial markets. In July 2014, the Puerto Rico general obligations were further downgraded by the rating agencies, after the Commonwealth enacted a law that allowed certain Puerto Rico public corporations to restructure their debt.

On February 12, 2015, S&P further downgraded the debt rating of the Commonwealth general obligation bonds and of various public instrumentalities. S&P stated that, in their view, Puerto Rico’s current economic and financial trajectory is now more susceptible to adverse financial, economic and market conditions that could ultimately impair the Commonwealth’s ability to fund services and its debt commitments. S&P also cited implementation risk with respect to the value-added tax and expressed concern that, while higher taxes could improve the budget balance, there could be potential negative economic implications. On February 19, 2015, Moody’s also downgraded its debt ratings for the Commonwealth general obligation bonds and of various public instrumentalities, citing similar concerns as S&P.

The Corporation performs periodic credit quality reviews on these issuers. The Corporation does not have the intent to sell securities held-to-maturity and it is not more likely than not that the Corporation will have to sell these investment securities prior to recovery of their amortized cost basis.

Note 11 – Loans

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

The risks on loans acquired in the FDIC-assisted transaction are significantly different from the risks on loans not covered under the FDIC loss sharing agreements because of the loss protection provided by the FDIC. Accordingly, the Corporation presents loans subject to the loss sharing agreements as “covered loans” in the information below and loans that are not subject to the FDIC loss sharing agreements as “non-covered loans”. The FDIC loss sharing agreements expires at the end of the quarter ending June 30, 2015 for commercial (including construction) and consumer loans, and at the end of the quarter ending June 30, 2020 for single-family residential mortgage loans, as explained in Note 13.

For a summary of the accounting policy related to loans, interest recognition and allowance for loan losses refer to the summary of significant accounting policies included in Note 2 to these consolidated financial statements.

The following table presents the composition of non-covered loans held-in-portfolio (“HIP”), net of unearned income, at December 31, 2014 and 2013.

(In thousands)	December 31, 2014	December 31, 2013
Commercial multi-family	$487,280	$1,175,937
Commercial real estate non-owner occupied	2,526,146	2,970,505
Commercial real estate owner occupied	1,667,267	2,166,545
Commercial and industrial	3,453,574	3,724,197
Construction	251,820	206,084
Mortgage	6,502,886	6,681,476
Leasing	564,389	543,761
Legacy[2]	80,818	211,135
Consumer:
Credit cards	1,155,229	1,185,272
Home equity lines of credit	366,162	478,211
Personal	1,375,452	1,349,119
Auto	767,369	699,980
Other	206,059	219,644

Total loans held-in-portfolio[1]	$19,404,451	$21,611,866

[1]	Non-covered loans held-in-portfolio at December 31, 2014 are net of $94 million in unearned income and exclude $106 million in loans held-for-sale (December 31, 2013 - $92 million in unearned income and $110 million in loans held-for-sale).
[2]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

The following table presents the composition of covered loans at December 31, 2014 and 2013.

(In thousands)	December 31, 2014	December 31, 2013
Commercial real estate	$1,511,472	$1,710,229
Commercial and industrial	103,309	102,575
Construction	70,336	190,127
Mortgage	822,986	934,373
Consumer	34,559	47,123

Total loans held-in-portfolio	$2,542,662	$2,984,427

The following table provides a breakdown of loans held-for-sale (“LHFS”) at December 31, 2014 and 2013 by main categories.

(In thousands)	December 31, 2014	December 31, 2013
Commercial	$309	$603
Legacy	319	—
Mortgage	100,166	109,823
Consumer	5,310	—

Total loans held-for-sale	$106,104	$110,426

During the year ended December 31, 2014, the Corporation recorded purchases (including repurchases) of mortgage loans amounting to $574 million (2013 - $1.9 billion). For 2013, this includes two bulk purchases of $761 million in mortgage loans to financial institutions in Puerto Rico. Additionally, the Corporation recorded purchases of $92 million in consumer loans during the year ended December 31, 2014 (December 31, 2013 - $42 million) and purchases of $24 million in commercial loans during the year ended December 31, 2014 (December 31, 2013 - $15 million).

The Corporation performed whole-loan sales involving approximately $185 million of residential mortgage loans during the year ended December 31, 2014 (December 31, 2013 - $661 million). During the third quarter of 2014, BPNA sold approximately $115.7 million and reclassified to held-for-sale approximately $105.0 million in classified and legacy residential mortgage and commercial loans. The 2013 activity included $435 million from the bulk sale of non-performing mortgage loans, completed during the quarter ended June 30, 2013. Also, during the year ended December 31, 2014, the Corporation securitized approximately $675 million of mortgage loans into Government National Mortgage Association (“GNMA”) mortgage-backed securities and $225 million of mortgage loans into Federal National Mortgage Association (“FNMA”) mortgage-backed securities, compared to $920 million and $438 million, respectively, during the year ended December 31, 2013. The Corporation did not securitize mortgage loans into Federal Home Loan Mortgage Corporation (“FHLMC”) mortgage-backed securities during the year ended December 31, 2014 (December 31, 2013 - $33 million).The Corporation sold commercial and construction loans with a book value of approximately $260 million during the year ended December 31, 2014 (December 31, 2013 - $421 million). The sales activity for 2013 included $401 million from the bulk sale of non-performing commercial and construction loans completed during the quarter ended March 31, 2013.

Non-covered loans

The following tables present non-covered loans held-in-portfolio by loan class that are in non-performing status or are accruing interest but are past due 90 days or more at December 31, 2014 and 2013. Accruing loans past due 90 days or more consist primarily of credit cards, FHA / VA, and other insured mortgage loans, and delinquent mortgage loans which are included in the Corporation’s financial statements pursuant to GNMA’s buy-back option program. Servicers of loans underlying GNMA mortgage-backed securities must report as their own assets the defaulted loans that they have the option (but not the obligation) to repurchase, even when they elect not to exercise that option. Accruing loans past due 90 days or more also include reverse mortgage loans in Puerto Rico which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets. In addition, accruing loans past due 90 days or more include residential conventional loans purchased from another financial institution that, although delinquent, the Corporation has received timely payment from the seller / servicer, and, in some instances, have partial guarantees under recourse agreements. However, residential conventional loans purchased from another financial institution, which are in the process of foreclosure, are classified as non-performing mortgage loans.

At December 31, 2014
	Puerto Rico		U.S. mainland		Popular, Inc.
(In thousands)	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more
Commercial multi-family	$2,199	$—	$—	$—	$2,199	$—
Commercial real estate non-owner occupied	33,452	—	—	—	33,452	—
Commercial real estate owner occupied	92,648	—	805	—	93,453	—
Commercial and industrial	129,611	494	1,510	—	131,121	494
Construction	13,812	—	—	—	13,812	—
Mortgage[2][3]	295,629	426,387	9,284	—	304,913	426,387
Leasing	3,102	—	—	—	3,102	—
Legacy	—	—	1,545	—	1,545	—
Consumer:
Credit cards	—	20,368	449	—	449	20,368
Home equity lines of credit	—	21	4,090	—	4,090	21
Personal	25,678	10	1,410	—	27,088	10
Auto	11,387	—	—	—	11,387	—
Other	3,865	682	7	—	3,872	682

Total[1]	$611,383	$447,962	$19,100	$—	$630,483	$447,962

[1]	For purposes of this table non-performing loans exclude $ 19 million in non-performing loans held-for-sale.

[2]	Non-covered loans of $59 million accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.
[3]	It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $125 million of residential mortgage loans in Puerto Rico insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2014. Furthermore, the Corporation has approximately $66 million in reverse mortgage loans in Puerto Rico which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets.

At December 31, 2013
	Puerto Rico		U.S. mainland		Popular, Inc.
(In thousands)	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more	Non-accrual loans	Accruing loans past-due 90 days or more
Commercial multi-family	$4,944	$—	$20,894	$—	$25,838	$—
Commercial real estate non-owner occupied	41,959	—	42,413	—	84,372	—
Commercial real estate owner occupied	83,441	—	23,507	—	106,948	—
Commercial and industrial	55,753	556	6,142	—	61,895	556
Construction	18,108	—	5,663	—	23,771	—
Mortgage[2][3]	206,389	395,645	26,292	—	232,681	395,645
Leasing	3,495	—	—	—	3,495	—
Legacy	—	—	15,050	—	15,050	—
Consumer:
Credit cards	—	20,313	486	—	486	20,313
Home equity lines of credit	—	147	8,632	—	8,632	147
Personal	17,054	54	1,591	—	18,645	54
Auto	10,562	—	2	—	10,564	—
Other	5,550	585	21	—	5,571	585

Total[1]	$447,255	$417,300	$150,693	$—	$597,948	$417,300

[1]	For purposes of this table non-performing loans exclude $ 1 million in non-performing loans held-for-sale.
[2]	Non-covered loans by $43 million accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.
[3]	It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $115 million of residential mortgage loans in Puerto Rico insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2013. Furthermore, the Corporation has approximately $50 million in reverse mortgage loans in Puerto Rico which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets.

The following tables present loans by past due status at December 31, 2014 and 2013 for non-covered loans held-in-portfolio (net of unearned income).

December 31, 2014
Puerto Rico
	Past due					Non-covered
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	loans HIP Puerto Rico
Commercial multi-family	$221	$69	$2,199	$2,489	$77,588	$80,077
Commercial real estate non-owner occupied	9,828	121	33,452	43,401	1,970,178	2,013,579
Commercial real estate owner occupied	8,954	7,709	92,648	109,311	1,364,051	1,473,362
Commercial and industrial	18,498	5,269	130,105	153,872	2,653,913	2,807,785
Construction	2,497	—	13,812	16,309	143,075	159,384
Mortgage	304,319	167,219	780,678	1,252,216	4,198,285	5,450,501
Leasing	6,779	1,246	3,102	11,127	553,262	564,389
Consumer:
Credit cards	13,715	9,290	20,368	43,373	1,096,791	1,140,164
Home equity lines of credit	137	159	21	317	13,083	13,400
Personal	13,479	6,646	25,688	45,813	1,216,720	1,262,533
Auto	34,238	8,397	11,387	54,022	713,274	767,296
Other	1,009	209	4,547	5,765	199,879	205,644

Total	$413,674	$206,334	$1,118,007	$1,738,015	$14,200,099	$15,938,114

December 31, 2014
U.S. mainland
	Past due
	30-59	60-89	90 days	Total		Loans HIP
(In thousands)	days	days	or more	past due	Current	U.S. mainland
Commercial multi-family	$87	$376	$—	$463	$406,740	$407,203
Commercial real estate non-owner occupied	1,478	—	—	1,478	511,089	512,567
Commercial real estate owner occupied	45	3,631	805	4,481	189,424	193,905
Commercial and industrial	1,133	123	1,510	2,766	643,023	645,789
Construction	810	—	—	810	91,626	92,436
Mortgage	29,582	8,646	9,284	47,512	1,004,873	1,052,385
Legacy	929	1,931	1,545	4,405	76,413	80,818
Consumer:
Credit cards	314	246	449	1,009	14,056	15,065
Home equity lines of credit	5,036	1,025	4,090	10,151	342,611	352,762
Personal	2,476	893	1,410	4,779	108,140	112,919
Auto	—	—	—	—	73	73
Other	10	4	7	21	394	415

Total	$41,900	$16,875	$19,100	$77,875	$3,388,462	$3,466,337

December 31, 2014
Popular, Inc.
	Past due					Non-covered
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	loans HIP Popular, Inc.
Commercial multi-family	$308	$445	$2,199	$2,952	$484,328	$487,280
Commercial real estate non-owner occupied	11,306	121	33,452	44,879	2,481,267	2,526,146
Commercial real estate owner occupied	8,999	11,340	93,453	113,792	1,553,475	1,667,267
Commercial and industrial	19,631	5,392	131,615	156,638	3,296,936	3,453,574
Construction	3,307	—	13,812	17,119	234,701	251,820
Mortgage	333,901	175,865	789,962	1,299,728	5,203,158	6,502,886
Leasing	6,779	1,246	3,102	11,127	553,262	564,389
Legacy	929	1,931	1,545	4,405	76,413	80,818
Consumer:
Credit cards	14,029	9,536	20,817	44,382	1,110,847	1,155,229
Home equity lines of credit	5,173	1,184	4,111	10,468	355,694	366,162
Personal	15,955	7,539	27,098	50,592	1,324,860	1,375,452
Auto	34,238	8,397	11,387	54,022	713,347	767,369
Other	1,019	213	4,554	5,786	200,273	206,059

Total	$455,574	$223,209	$1,137,107	$1,815,890	$17,588,561	$19,404,451

December 31, 2013
Puerto Rico
	Past due					Non-covered
	30-59	60-89	90 days	Total		loans HIP
(In thousands)	days	days	or more	past due	Current	Puerto Rico
Commercial multi-family	$446	$—	$4,944	$5,390	$77,013	$82,403
Commercial real estate non-owner occupied	13,889	349	41,959	56,197	1,808,021	1,864,218
Commercial real estate owner occupied	13,725	8,318	83,441	105,484	1,501,019	1,606,503
Commercial and industrial	9,960	4,463	56,309	70,732	2,841,734	2,912,466
Construction	2,329	—	18,108	20,437	140,734	161,171
Mortgage	316,663	154,882	645,444	1,116,989	4,283,690	5,400,679
Leasing	7,457	1,607	3,495	12,559	531,202	543,761
Consumer:
Credit cards	13,797	9,991	20,313	44,101	1,125,520	1,169,621
Home equity lines of credit	133	53	147	333	14,845	15,178
Personal	12,897	6,794	17,108	36,799	1,177,085	1,213,884
Auto	31,340	9,361	10,562	51,263	648,228	699,491
Other	1,834	859	6,135	8,828	209,636	218,464

Total	$424,470	$196,677	$907,965	$1,529,112	$14,358,727	$15,887,839

December 31, 2013
U.S. mainland
	Past due
	30-59	60-89	90 days	Total		Loans HIP
(In thousands)	days	days	or more	past due	Current	U.S. mainland
Commercial multi-family	$3,621	$1,675	$20,894	$26,190	$1,067,344	$1,093,534
Commercial real estate non-owner occupied	4,255	—	42,413	46,668	1,059,619	1,106,287
Commercial real estate owner occupied	657	8,452	23,507	32,616	527,426	560,042
Commercial and industrial	2,331	2,019	6,142	10,492	801,239	811,731
Construction	—	—	5,663	5,663	39,250	44,913
Mortgage	30,713	9,630	26,292	66,635	1,214,162	1,280,797
Legacy	9,079	2,098	15,050	26,227	184,908	211,135
Consumer:
Credit cards	285	200	486	971	14,680	15,651
Home equity lines of credit	2,794	2,198	8,632	13,624	449,409	463,033
Personal	3,196	826	1,591	5,613	129,622	135,235
Auto	11	—	2	13	476	489
Other	43	50	21	114	1,066	1,180

Total	$56,985	$27,148	$150,693	$234,826	$5,489,201	$5,724,027

December 31, 2013
Popular, Inc.
	Past due					Non-covered
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	loans HIP Popular, Inc.
Commercial multi-family	$4,067	$1,675	$25,838	$31,580	$1,144,357	$1,175,937
Commercial real estate non-owner occupied	18,144	349	84,372	102,865	2,867,640	2,970,505
Commercial real estate owner occupied	14,382	16,770	106,948	138,100	2,028,445	2,166,545
Commercial and industrial	12,291	6,482	62,451	81,224	3,642,973	3,724,197
Construction	2,329	—	23,771	26,100	179,984	206,084
Mortgage	347,376	164,512	671,736	1,183,624	5,497,852	6,681,476
Leasing	7,457	1,607	3,495	12,559	531,202	543,761
Legacy	9,079	2,098	15,050	26,227	184,908	211,135
Consumer:
Credit cards	14,082	10,191	20,799	45,072	1,140,200	1,185,272
Home equity lines of credit	2,927	2,251	8,779	13,957	464,254	478,211
Personal	16,093	7,620	18,699	42,412	1,306,707	1,349,119
Auto	31,351	9,361	10,564	51,276	648,704	699,980
Other	1,877	909	6,156	8,942	210,702	219,644

Total	$481,455	$223,825	$1,058,658	$1,763,938	$19,847,928	$21,611,866

The following table provides a breakdown of loans held-for-sale (“LHFS”) in non-performing status at December 31, 2014 and 2013 by main categories.

(In thousands)	December 31, 2014	December 31, 2013
Commercial	$309	$603
Mortgage	14,041	489
Consumer	4,549	—

Total	$18,899	$1,092

The outstanding principal balance of non-covered loans accounted pursuant to ASC Subtopic 310-30, net of amounts charged off by the Corporation, amounted to $243 million at December 31, 2014 (December 31, 2013 - $197 million). At December 31, 2014, none of the acquired non-covered loans accounted under ASC Subtopic 310-30 were considered non-performing loans. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.

Changes in the carrying amount and the accretable yield for the non-covered loans accounted pursuant to the ASC Subtopic 310-30, for the years ended December 31, 2014 and 2013 were as follows:

Activity in the accretable yield - Non-covered loans ASC 310-30
	For the years ended
(In thousands)	December 31, 2014	December 31, 2013
Beginning balance	$49,398	$—
Additions	19,190	60,805
Accretion	(10,074)	(7,396)
Change in expected cash flows	57,790	(4,011)

Ending balance	$116,304	$49,398

Carrying amount of non-covered loans accounted for pursuant to ASC 310-30
	For the years ended
(In thousands)	December 31, 2014	December 31, 2013
Beginning balance	$173,659	$—
Additions	58,799	195,283
Accretion	10,074	7,396
Collections and charge-offs	(29,769)	(29,020)

Ending balance	$212,763	$173,659
Allowance for loan losses ASC 310-30 non-covered loans	(16,159)	(14,536)

Ending balance, net of allowance for loan losses	$196,604	$159,123

The components of the net financing leases receivable at December 31, 2014 and 2013 were as follows:

(In thousands)	2014	2013
Total minimum lease payments	$497,895	$493,022
Estimated residual value of leased property	149,079	134,198
Deferred origination costs, net of fees	8,727	7,773
Less - Unearned financing income	89,552	88,230

Net minimum lease payments	566,149	546,763
Less - Allowance for loan losses	7,184	10,737

Net minimum lease payments, net of allowance for loan losses	$558,965	$536,026

At December 31, 2014, future minimum lease payments are expected to be received as follows:

(In thousands)
2015	$127,901
2016	112,768
2017	99,531
2018	83,518
2019 and thereafter	74,177

Total	$497,895

Covered loans

The following table presents covered loans in non-performing status and accruing loans past-due 90 days or more by loan class at December 31, 2014 and 2013.

	December 31, 2014		December 31, 2013
(In thousands)	Non-accrual loans	Accruing loans past due 90 days or more	Non-accrual loans	Accruing loans past due 90 days or more
Commercial real estate	$8,810	$—	$8,345	$—
Commercial and industrial	1,142	—	7,335	456
Construction	2,770	—	11,872	—
Mortgage	4,376	28	1,739	69
Consumer	735	—	90	112

Total[1]	$17,833	$28	$29,381	$637

[1]	Covered loans accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

The following tables present loans by past due status at December 31, 2014 and 2013 for covered loans held-in-portfolio. The information considers covered loans accounted for under ASC Subtopic 310-20 and ASC Subtopic 310-30.

December 31, 2014
	Past due
	30-59	60-89	90 days	Total		Covered
(In thousands)	days	days	or more	past due	Current	loans HIP
Commercial real estate	$98,559	$12,597	$291,010	$402,166	$1,109,306	$1,511,472
Commercial and industrial	512	7	7,756	8,275	95,034	103,309
Construction	—	384	58,665	59,049	11,287	70,336
Mortgage	45,764	23,531	143,140	212,435	610,551	822,986
Consumer	1,884	747	2,532	5,163	29,396	34,559

Total covered loans	$146,719	$37,266	$503,103	$687,088	$1,855,574	$2,542,662

December 31, 2013
	Past due
	30-59	60-89	90 days	Total		Covered
(In thousands)	days	days	or more	past due	Current	loans HIP
Commercial real estate	$42,898	$8,745	$374,301	$425,944	$1,284,285	$1,710,229
Commercial and industrial	1,584	349	16,318	18,251	84,324	102,575
Construction	399	—	178,007	178,406	11,721	190,127
Mortgage	50,222	23,384	165,030	238,636	695,737	934,373
Consumer	2,588	1,328	4,200	8,116	39,007	47,123

Total covered loans	$97,691	$33,806	$737,856	$869,353	$2,115,074	$2,984,427

The carrying amount of the covered loans consisted of loans determined to be impaired at the time of acquisition, which are accounted for in accordance with ASC Subtopic 310-30 (“credit impaired loans”), and loans that were considered to be performing at the acquisition date, accounted for by analogy to ASC Subtopic 310-30 (“non-credit impaired loans”), as detailed in the following table.

	December 31, 2014			December 31, 2013
	Carrying amount			Carrying amount
(In thousands)	Non-credit impaired loans	Credit impaired loans	Total	Non-credit impaired loans	Credit impaired loans	Total
Commercial real estate	$1,392,482	$90,202	$1,482,684	$1,483,331	$149,341	$1,632,672
Commercial and industrial	57,059	2,197	59,256	55,192	3,069	58,261
Construction	32,836	32,409	65,245	71,864	104,356	176,220
Mortgage	764,148	45,829	809,977	862,878	59,483	922,361
Consumer	25,617	1,393	27,010	35,810	2,623	38,433

Carrying amount	2,272,142	172,030	2,444,172	2,509,075	318,872	2,827,947
Allowance for loan losses	(52,798)	(26,048)	(78,846)	(57,594)	(36,321)	(93,915)

Carrying amount, net of allowance	$2,219,344	$145,982	$2,365,326	$2,451,481	$282,551	$2,734,032

The outstanding principal balance of covered loans accounted pursuant to ASC Subtopic 310-30, net of amounts charged off by the Corporation, amounted to $3.1 billion at December 31, 2014 (December 31, 2013 - $3.8 billion). At December 31, 2014, none of the acquired loans from the Westernbank FDIC-assisted transaction accounted for under ASC Subtopic 310-30 were considered non-performing loans. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.

Changes in the carrying amount and the accretable yield for the covered loans accounted pursuant to the ASC Subtopic 310-30, for the years ended December 31, 2014 and 2013, were as follows:

	Activity in the accretable yield
	Covered loans ASC 310-30
	For the years ended
	December 31, 2014			December 31, 2013
(In thousands)	Non-credit impaired loans	Credit impaired loans	Total	Non-credit impaired loans	Credit impaired loans	Total
Beginning balance	$1,297,725	$11,480	$1,309,205	$1,446,381	$5,288	$1,451,669
Accretion	(268,063)	(16,409)	(284,472)	(268,005)	(11,703)	(279,708)
Change in expected cash flows	236,090	10,514	246,604	119,349	17,895	137,244

Ending balance	$1,265,752	$5,585	$1,271,337	$1,297,725	$11,480	$1,309,205

	Carrying amount of loans accounted for pursuant to ASC 310-30
	For the years ended
	December 31, 2014			December 31, 2013
(In thousands)	Non-credit impaired loans	Credit impaired loans	Total	Non-credit impaired loans	Credit impaired loans	Total
Beginning balance	$2,509,075	$318,872	$2,827,947	$3,051,964	$439,795	$3,491,759
Accretion	268,063	16,409	284,472	268,005	11,703	279,708
Collections and charge offs	(504,996)	(163,251)	(668,247)	(810,894)	(132,626)	(943,520)

Ending balance	$2,272,142	$172,030	$2,444,172	$2,509,075	$318,872	$2,827,947
Allowance for loan losses ASC 310-30 covered loans	(52,798)	(26,048)	(78,846)	(57,594)	(36,321)	(93,915)

Ending balance, net of ALLL	$2,219,344	$145,982	$2,365,326	$2,451,481	$282,551	$2,734,032

The Corporation accounts for lines of credit with revolving privileges under the accounting guidance of ASC Subtopic 310-20, which requires that any differences between the contractually required loans payment receivable in excess of the initial investment in the loans be accreted into interest income over the life of the loans, if the loan is accruing interest. Covered loans accounted for under ASC Subtopic 310-20 amounted to $0.1 billion at December 31, 2014 (December 31, 2013 - $0.2 billion).

Note 12 – Allowance for loan losses

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

•

Recent loss trend adjustment, which replaces the base loss rate with a 12-month average loss rate, when these trends are higher than the respective base loss rates. The objective of this adjustment is to allow for a more recent loss trend to be captured and reflected in the ALLL estimation process. As part of the annual review of the components of the ALLL models, as discussed in the following paragraphs and implemented as of June 30, 2014, the Corporation eliminated the use of caps in the recent loss trend adjustment for the consumer and mortgage portfolios, among other enhancements. For the period ended December 31, 2013, the recent loss trend adjustment caps for the consumer and mortgage portfolios were triggered in only one portfolio segment within the Puerto Rico consumer portfolio. Management assessed the impact of the applicable cap through a review of qualitative factors that specifically considered the drivers of recent loss trends and changes to the portfolio composition. The related effect of the aforementioned cap was immaterial for the overall level of the Allowance for Loan and Lease Losses for the Puerto Rico Consumer portfolio.

For the period ended December 31, 2014, 50% (December 31, 2013, 27%) of the ALLL for BPPR non-covered loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was mainly concentrated in the commercial multi-family, commercial and industrial, personal and auto loan portfolios for 2014, and in commercial multi-family, mortgage and leasing portfolios for 2013.

For the period ended December 31, 2014, 21% (December 31, 2013, 29%) of the ALLL for BPNA loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was mainly concentrated in the commercial multi-family, commercial and industrial and legacy loan portfolios for 2014 and in the commercial multi-family, commercial real estate non-owner occupied, commercial and industrial loan portfolios for 2013.

•

Environmental factors, which include credit and macroeconomic indicators such as unemployment rate, economic activity index and delinquency rates, adopted to account for current market conditions that are likely to cause estimated credit losses to differ from historical losses. The Corporation reflects the effect of these environmental factors on each loan group as an adjustment that, as appropriate, increases the historical loss rate applied to each group. Environmental factors provide updated perspective on credit and economic conditions. Regression analysis is used to select these indicators and quantify the effect on the general reserve of the allowance for loan losses.

During the second quarter of 2014, management completed the annual review of the components of the ALLL models. As part of this review management updated core metrics and revised certain components related to the estimation process for evaluating the adequacy of the general reserve of the allowance for loan losses. These enhancements to the ALLL methodology, which are described in the paragraphs below, were implemented as of June 30, 2014 and resulted in a net decrease to the allowance for loan losses of $18.7 million for the non-covered portfolio and a net increase to the allowance for loan losses of $0.8 million for the covered portfolio.

Management made the following principal enhancements to the methodology during the second quarter of 2014:

•

Annual review and recalibration of the environmental factors adjustment. The environmental factor adjustments are developed by performing regression analyses on selected credit and economic indicators for each applicable loan segment. During the second quarter of 2014, the environmental factor models used to account for changes in current credit and macroeconomic conditions were reviewed and recalibrated based on the latest applicable trends. Management also revised the application of environmental factors to the historical loss rates to consider last 12 month trends of the applicable credit and macroeconomic indicators applied as an incremental adjustment to account for emerging risks not necessarily considered in the historical loss rates.

The combined effect of the aforementioned recalibration and enhancements to the environmental factors adjustment resulted in a decrease to the allowance for loan losses of $17 million at June 30, 2014, of which $14.1 million related to the non-covered BPPR segment and $3.7 million related to the BPNA segment, offset in part by a $0.8 million increase in the BPPR covered segment.

•

Increased the historical look-back period for determining the recent loss trend adjustment for consumer and mortgage loans. The Corporation increased the look-back period for assessing recent trends applicable to the determination of consumer and mortgage loan net charge-offs from 6 months to 12 months and eliminated the use of caps. Previously, the Corporation used a recent loss trend adjustment based on 6 months of net charge-offs up to a determined cap. Given the current overall consumer and mortgage credit quality improvements, management concluded that a 12-month look-back period for the recent loss trend adjustment aligns the Corporation’s allowance for loan losses methodology to current credit quality trends while limiting excessive pro-cyclicality given the longer look-back period analysis, thus, eliminating the aforementioned caps.

The combined effect of the aforementioned enhancements to the recent loss trend adjustment resulted in a decrease to the allowance for loan losses of $1 million at June 30, 2014, of which $0.9 million related to the non-covered BPPR segment and $0.1 million related to the BPNA segment.

The following tables present the changes in the allowance for loan losses for the years ended December 31, 2014 and 2013.

For the year ended December 31, 2014
Puerto Rico - Non-covered loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$128,150	$5,095	$130,330	$10,622	$152,578	$426,775
Provision (reversal of provision)	112,821	(3,121)	34,530	470	98,149	242,849
Charge-offs	(70,402)	(1,722)	(45,389)	(6,028)	(122,400)	(245,941)
Recoveries	31,020	5,231	1,389	2,067	25,745	65,452

Ending balance	$201,589	$5,483	$120,860	$7,131	$154,072	$489,135

For the year ended December 31, 2014
Puerto Rico - Covered loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$42,198	$19,491	$36,006	$—	$4,397	$102,092
Provision (reversal of provision)	21,579	15,397	13,384	—	(4,225)	46,135
Charge-offs	(34,741)	(36,223)	(9,156)	—	2,589	(77,531)
Recoveries	1,835	8,537	714	—	291	11,377

Ending balance	$30,871	$7,202	$40,948	$—	$3,052	$82,073

For the year ended December 31, 2014
U.S. Mainland - Continuing Operations
(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total
Allowance for credit losses:
Beginning balance	$24,930	$214	$26,599	$11,335	$19,205	$82,283
Allowance transferred from discontinued operations	7,984	—	—	—	—	7,984
Provision (reversal of provision)	(2,979)	736	(15,410)	(8,611)	7,414	(18,850)
Charge-offs	(16,628)	—	(3,517)	(8,071)	(15,948)	(44,164)
Recoveries	15,523	237	2,321	17,141	3,783	39,005
Net write-down related to loans transferred to LHFS	(19,182)	—	(7,531)	(8,850)	(111)	(35,674)

Ending balance	$9,648	$1,187	$2,462	$2,944	$14,343	$30,584

For the year ended December 31, 2014
U.S. Mainland - Discontinued Operations
(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total
Allowance for credit losses:
Beginning balance	$21,902	$33	$—	$2,369	$5,101	$29,405
Allowance transferred to continuing operations	(7,984)	—	—	—	—	(7,984)
Provision (reversal of provision)	(2,831)	(226)	—	(1,812)	(1,895)	(6,764)
Charge-offs	(2,995)	—	—	(557)	(900)	(4,452)
Recoveries	8,283	220	—	1,400	94	9,997
Net write-downs related to loans transferred to discontinued operations	(16,375)	(27)	—	(1,400)	(2,400)	(20,202)

Ending balance	$—	$—	$—	$—	$—	$—

For the year ended December 31, 2014
Popular, Inc.
(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$217,180	$24,833	$192,935	$13,704	$10,622	$181,281	$640,555
Provision (reversal of provision)	128,590	12,786	32,504	(10,423)	470	99,443	263,370
Charge-offs	(124,766)	(37,945)	(58,062)	(8,628)	(6,028)	(136,659)	(372,088)
Recoveries	56,661	14,225	4,424	18,541	2,067	29,913	125,831
Net write-down related to loans transferred to LHFS	(19,182)	—	(7,531)	(8,850)	—	(111)	(35,674)
Net write-downs related to loans transferred to discontinued operations	(16,375)	(27)	—	(1,400)	—	(2,400)	(20,202)

Ending balance	$242,108	$13,872	$164,270	$2,944	$7,131	$171,467	$601,792

For the year ended December 31, 2013
Puerto Rico - Non-covered loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$217,615	$5,862	$119,027	$2,894	$99,899	$445,297
Provision (reversal of provision)	157,433	(7,563)	258,541	11,234	128,239	547,884
Charge-offs	(112,266)	(6,757)	(49,418)	(6,034)	(113,616)	(288,091)
Recoveries	26,665	15,399	1,682	2,528	38,056	84,330
Net write-downs related to loans sold	(161,297)	(1,846)	(199,502)	—	—	(362,645)

Ending balance	$128,150	$5,095	$130,330	$10,622	$152,578	$426,775

For the year ended December 31, 2013
Puerto Rico - Covered Loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$72,060	$9,946	$20,914	$—	$5,986	$108,906
Provision (reversal of provision)	(2,255)	43,653	25,706	—	2,292	69,396
Charge-offs	(28,422)	(39,730)	(10,679)	—	(3,952)	(82,783)
Recoveries	815	5,622	65	—	71	6,573

Ending balance	$42,198	$19,491	$36,006	$—	$4,397	$102,092

For the year ended December 31, 2013
U.S. Mainland - Continuing Operations
(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total
Allowance for credit losses:
Beginning balance	$37,554	$1,196	$30,348	$29,070	$26,383	$124,551
Provision (reversal of provision)	(3,440)	(982)	4,054	(21,632)	10,826	(11,174)
Charge-offs	(26,116)	—	(10,156)	(17,423)	(21,622)	(75,317)
Recoveries	16,932	—	2,353	21,320	3,618	44,223

Ending balance	$24,930	$214	$26,599	$11,335	$19,205	$82,283

For the year ended December 31, 2013
U.S. Mainland - Discontinued Operations
(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total
Allowance for credit losses:
Beginning balance	$42,513	$371	$—	$4,032	$4,937	$51,853
Provision (reversal of provision)	(6,427)	(338)	—	(349)	3,571	(3,543)
Charge-offs	(29,954)	—	—	(5,105)	(3,898)	(38,957)
Recoveries	15,770	—	—	3,791	491	20,052

Ending balance	$21,902	$33	$—	$2,369	$5,101	$29,405

For the year ended December 31, 2013
Popular, Inc.
(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$369,742	$17,375	$170,289	$33,102	$2,894	$137,205	$730,607
Provision (reversal of provision)	145,311	34,770	288,301	(21,981)	11,234	144,928	602,563
Charge-offs	(196,758)	(46,487)	(70,253)	(22,528)	(6,034)	(143,088)	(485,148)
Recoveries	60,182	21,021	4,100	25,111	2,528	42,236	155,178
Net write-down related to loans sold	(161,297)	(1,846)	(199,502)	—	—	—	(362,645)

Ending balance	$217,180	$24,833	$192,935	$13,704	$10,622	$181,281	$640,555

The following table provides the activity in the allowance for loan losses related to covered loans accounted for pursuant to ASC Subtopic 310-30.

	ASC 310-30 Covered loans
	For the years ended
(In thousands)	December 31, 2014	December 31, 2013
Balance at beginning of period	$93,915	$95,407
Provision for loan losses	48,559	58,858
Net charge-offs	(63,628)	(60,350)

Balance at end of period	$78,846	$93,915

The following tables present information at December 31, 2014 and December 31, 2013 regarding loan ending balances and the allowance for loan losses by portfolio segment and whether such loans and the allowance pertains to loans individually or collectively evaluated for impairment.

At December 31, 2014
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$64,736	$363	$45,838	$770	$27,796	$139,503
General ALLL non-covered loans	136,853	5,120	75,022	6,361	126,276	349,632

ALLL - non-covered loans	201,589	5,483	120,860	7,131	154,072	489,135

Specific ALLL covered loans	5	—	—	—	—	5
General ALLL covered loans	30,866	7,202	40,948	—	3,052	82,068

ALLL - covered loans	30,871	7,202	40,948	—	3,052	82,073

Total ALLL	$232,460	$12,685	$161,808	$7,131	$157,124	$571,208

Loans held-in-portfolio:
Impaired non-covered loans	$356,911	$13,268	$431,569	$3,023	$115,759	$920,530
Non-covered loans held-in-portfolio excluding impaired loans	6,017,892	146,116	5,018,932	561,366	3,273,278	15,017,584

Non-covered loans held-in-portfolio	6,374,803	159,384	5,450,501	564,389	3,389,037	15,938,114

Impaired covered loans	4,487	2,419	—	—	—	6,906
Covered loans held-in-portfolio excluding impaired loans	1,610,294	67,917	822,986	—	34,559	2,535,756

Covered loans held-in-portfolio	1,614,781	70,336	822,986	—	34,559	2,542,662

Total loans held-in-portfolio	$7,989,584	$229,720	$6,273,487	$564,389	$3,423,596	$18,480,776

At December 31, 2014
U.S. Mainland
(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total
Allowance for credit losses:
Specific ALLL	$—	$—	$273	$—	$365	$638
General ALLL	9,648	1,187	2,189	2,944	13,978	29,946

Total ALLL	$9,648	$1,187	$2,462	$2,944	$14,343	$30,584

Loans held-in-portfolio:
Impaired loans	$250	$—	$4,255	$—	$1,973	$6,478
Loans held-in-portfolio, excluding impaired loans	1,759,214	92,436	1,048,130	80,818	479,261	3,459,859

Total loans held-in-portfolio	$1,759,464	$92,436	$1,052,385	$80,818	$481,234	$3,466,337

At December 31, 2014
Popular, Inc.
(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$64,736	$363	$46,111	$—	$770	$28,161	$140,141
General ALLL non-covered loans	146,501	6,307	77,211	2,944	6,361	140,254	379,578

ALLL - non-covered loans	211,237	6,670	123,322	2,944	7,131	168,415	519,719

Specific ALLL covered loans	5	—	—	—	—	—	5
General ALLL covered loans	30,866	7,202	40,948	—	—	3,052	82,068

ALLL - covered loans	30,871	7,202	40,948	—	—	3,052	82,073

Total ALLL	$242,108	$13,872	$164,270	$2,944	$7,131	$171,467	$601,792

Loans held-in-portfolio:
Impaired non-covered loans	$357,161	$13,268	$435,824	$—	$3,023	$117,732	$927,008
Non-covered loans held-in-portfolio excluding impaired loans	7,777,106	238,552	6,067,062	80,818	561,366	3,752,539	18,477,443

Non-covered loans held-in-portfolio	8,134,267	251,820	6,502,886	80,818	564,389	3,870,271	19,404,451

Impaired covered loans	4,487	2,419	—	—	—	—	6,906
Covered loans held-in-portfolio excluding impaired loans	1,610,294	67,917	822,986	—	—	34,559	2,535,756

Covered loans held-in-portfolio	1,614,781	70,336	822,986	—	—	34,559	2,542,662

Total loans held-in-portfolio	$9,749,048	$322,156	$7,325,872	$80,818	$564,389	$3,904,830	$21,947,113

At December 31, 2013
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$16,409	$177	$38,034	$1,053	$29,920	$85,593
General ALLL non-covered loans	111,741	4,918	92,296	9,569	122,658	341,182

ALLL - non-covered loans	128,150	5,095	130,330	10,622	152,578	426,775

Specific ALLL covered loans	153	140	—	—	—	293
General ALLL covered loans	42,045	19,351	36,006	—	4,397	101,799

ALLL - covered loans	42,198	19,491	36,006	—	4,397	102,092

Total ALLL	$170,348	$24,586	$166,336	$10,622	$156,975	$528,867

Loans held-in-portfolio:
Impaired non-covered loans	$245,380	$16,823	$399,347	$2,893	$125,342	$789,785
Non-covered loans held-in-portfolio excluding impaired loans	6,220,210	144,348	5,001,332	540,868	3,191,296	15,098,054

Non-covered loans held-in-portfolio	6,465,590	161,171	5,400,679	543,761	3,316,638	15,887,839

Impaired covered loans	20,945	—	—	—	—	20,945
Covered loans held-in-portfolio excluding impaired loans	1,791,859	190,127	934,373	—	47,123	2,963,482

Covered loans held-in-portfolio	1,812,804	190,127	934,373	—	47,123	2,984,427

Total loans held-in-portfolio	$8,278,394	$351,298	$6,335,052	$543,761	$3,363,761	$18,872,266

At December 31, 2013
U.S. Mainland
(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total
Allowance for credit losses:
Specific ALLL	$—	$—	$17,633	$—	$280	$17,913
General ALLL	46,832	247	8,966	13,704	24,026	93,775

Total ALLL	$46,832	$247	$26,599	$13,704	$24,306	$111,688

Loans held-in-portfolio:
Impaired loans	$52,136	$5,663	$52,726	$6,045	$2,361	$118,931
Loans held-in-portfolio, excluding impaired loans	3,519,459	39,250	1,228,071	205,090	613,227	5,605,097

Total loans held-in-portfolio	$3,571,595	$44,913	$1,280,797	$211,135	$615,588	$5,724,028

At December 31, 2013
Popular, Inc.
(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total
Allowance for credit losses:
Specific ALLL non-covered loans	$16,409	$177	$55,667	$—	$1,053	$30,200	$103,506
General ALLL non-covered loans	158,573	5,165	101,262	13,704	9,569	146,684	434,957

ALLL - non-covered loans	174,982	5,342	156,929	13,704	10,622	176,884	538,463

Specific ALLL covered loans	153	140	—	—	—	—	293
General ALLL covered loans	42,045	19,351	36,006	—	—	4,397	101,799

ALLL - covered loans	42,198	19,491	36,006	—	—	4,397	102,092

Total ALLL	$217,180	$24,833	$192,935	$13,704	$10,622	$181,281	$640,555

Loans held-in-portfolio:
Impaired non-covered loans	$297,516	$22,486	$452,073	$6,045	$2,893	$127,703	$908,716
Non-covered loans held-in-portfolio excluding impaired loans	9,739,669	183,598	6,229,403	205,090	540,868	3,804,523	20,703,151

Non-covered loans held-in-portfolio	10,037,185	206,084	6,681,476	211,135	543,761	3,932,226	21,611,867

Impaired covered loans	20,945	—	—	—	—	—	20,945
Covered loans held-in-portfolio excluding impaired loans	1,791,859	190,127	934,373	—	—	47,123	2,963,482

Covered loans held-in-portfolio	1,812,804	190,127	934,373	—	—	47,123	2,984,427

Total loans held-in-portfolio	$11,849,989	$396,211	$7,615,849	$211,135	$543,761	$3,979,349	$24,596,294

Impaired loans

The following tables present loans individually evaluated for impairment at December 31, 2014 and December 31, 2013.

December 31, 2014
Puerto Rico
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Commercial real estate non-owner occupied	$50,324	$53,154	$5,182	$7,929	$7,929	$58,253	$61,083	$5,182
Commercial real estate owner occupied	114,163	127,855	16,770	14,897	16,110	129,060	143,965	16,770
Commercial and industrial	145,633	148,204	42,784	23,965	31,722	169,598	179,926	42,784
Construction	2,575	7,980	363	10,693	28,994	13,268	36,974	363
Mortgage	395,911	426,502	45,838	35,658	39,248	431,569	465,750	45,838
Leasing	3,023	3,023	770	—	—	3,023	3,023	770
Consumer:
Credit cards	41,477	41,477	8,023	—	—	41,477	41,477	8,023
Personal	71,825	71,825	19,410	—	—	71,825	71,825	19,410
Auto	1,932	1,932	262	—	—	1,932	1,932	262
Other	525	525	101	—	—	525	525	101
Covered loans	2,419	7,500	5	4,487	4,487	6,906	11,987	5

Total Puerto Rico	$829,807	$889,977	$139,508	$97,629	$128,490	$927,436	$1,018,467	$139,508

December 31, 2014
U.S. mainland [1]
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Commercial and industrial	$—	$—	$—	$250	$250	$250	$250	$—
Mortgage	3,049	3,443	273	1,206	2,306	4,255	5,749	273
Consumer:
HELOCs	1,095	1,095	362	791	791	1,886	1,886	362
Other	3	3	3	84	—	87	3	3

Total U.S. mainland	$4,147	$4,541	$638	$2,331	$3,347	$6,478	$7,888	$638

[1] Excludes impaired loans from discontinued operations.

December 31, 2014
Popular, Inc.
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Commercial real estate non-owner occupied	$50,324	$53,154	$5,182	$7,929	$7,929	$58,253	$61,083	$5,182
Commercial real estate owner occupied	114,163	127,855	16,770	14,897	16,110	129,060	143,965	16,770
Commercial and industrial	145,633	148,204	42,784	24,215	31,972	169,848	180,176	42,784
Construction	2,575	7,980	363	10,693	28,994	13,268	36,974	363
Mortgage	398,960	429,945	46,111	36,864	41,554	435,824	471,499	46,111
Leasing	3,023	3,023	770	—	—	3,023	3,023	770
Consumer:
Credit cards	41,477	41,477	8,023	—	—	41,477	41,477	8,023
HELOCs	1,095	1,095	362	791	791	1,886	1,886	362
Personal	71,825	71,825	19,410	—	—	71,825	71,825	19,410
Auto	1,932	1,932	262	—	—	1,932	1,932	262
Other	528	528	104	84	—	612	528	104
Covered loans	2,419	7,500	5	4,487	4,487	6,906	11,987	5

Total Popular, Inc.	$833,954	$894,518	$140,146	$99,960	$131,837	$933,914	$1,026,355	$140,146

December 31, 2013
Puerto Rico
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Commercial multi-family	$—	$—	$—	$3,405	$6,942	$3,405	$6,942	$—
Commercial real estate non-owner occupied	19,120	19,407	2,368	47,245	55,397	66,365	74,804	2,368
Commercial real estate owner occupied	55,826	74,420	6,473	33,749	47,545	89,575	121,965	6,473
Commercial and industrial	30,370	33,152	7,568	55,665	68,141	86,035	101,293	7,568
Construction	2,324	9,047	177	14,499	36,951	16,823	45,998	177
Mortgage	358,437	376,393	38,034	40,910	45,181	399,347	421,574	38,034
Leasing	2,893	2,893	1,053	—	—	2,893	2,893	1,053
Consumer:
Credit cards	45,015	45,015	8,344	—	—	45,015	45,015	8,344
Personal	78,475	78,475	21,313	—	—	78,475	78,475	21,313
Auto	1,354	1,354	171	—	—	1,354	1,354	171
Other	498	498	92	—	—	498	498	92
Covered loans	12,837	17,538	293	8,108	10,063	20,945	27,601	293

Total Puerto Rico	$607,149	$658,192	$85,886	$203,581	$270,220	$810,730	$928,412	$85,886

December 31, 2013
U.S. mainland
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Commercial multi-family	$—	$—	$—	$7,668	$10,870	$7,668	$10,870	$—
Commercial real estate non-owner occupied	—	—	—	27,016	37,393	27,016	37,393	—
Commercial real estate owner occupied	—	—	—	15,624	19,910	15,624	19,910	—
Commercial and industrial	—	—	—	1,828	1,828	1,828	1,828	—
Construction	—	—	—	5,663	5,663	5,663	5,663	—
Mortgage	46,192	50,570	17,633	6,534	8,513	52,726	59,083	17,633
Legacy	—	—	—	6,045	8,715	6,045	8,715	—
Consumer:
HELOCs	—	—	—	198	198	198	198	—
Auto	—	—	—	88	88	88	88	—
Other	2,075	2,075	280	—	—	2,075	2,075	280

Total U.S. mainland	$48,267	$52,645	$17,913	$70,664	$93,178	$118,931	$145,823	$17,913

December 31, 2013
Popular, Inc.
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Commercial multi-family	$—	$—	$—	$11,073	$17,812	$11,073	$17,812	$—
Commercial real estate non-owner occupied	19,120	19,407	2,368	74,261	92,790	93,381	112,197	2,368
Commercial real estate owner occupied	55,826	74,420	6,473	49,373	67,455	105,199	141,875	6,473
Commercial and industrial	30,370	33,152	7,568	57,493	69,969	87,863	103,121	7,568
Construction	2,324	9,047	177	20,162	42,614	22,486	51,661	177
Mortgage	404,629	426,963	55,667	47,444	53,694	452,073	480,657	55,667
Legacy	—	—	—	6,045	8,715	6,045	8,715	—
Leasing	2,893	2,893	1,053	—	—	2,893	2,893	1,053
Consumer:
Credit cards	45,015	45,015	8,344	—	—	45,015	45,015	8,344
HELOCs	—	—	—	198	198	198	198	—
Personal	78,475	78,475	21,313	—	—	78,475	78,475	21,313
Auto	1,354	1,354	171	88	88	1,442	1,442	171
Other	2,573	2,573	372	—	—	2,573	2,573	372
Covered loans	12,837	17,538	293	8,108	10,063	20,945	27,601	293

Total Popular, Inc.	$655,416	$710,837	$103,799	$274,245	$363,398	$929,661	$1,074,235	$103,799

The following tables present the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2014 and 2013.

For the year ended December 31, 2014
	Puerto Rico		U.S. Mainland [1]		Popular, Inc.
(In thousands)	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized
Commercial multi-family	$1,539	$—	$2,657	$—	$4,196	$—
Commercial real estate non-owner occupied	70,154	2,719	9,264	—	79,418	2,719
Commercial real estate owner occupied	114,893	3,994	5,778	—	120,671	3,994
Commercial and industrial	130,940	7,852	955	—	131,895	7,852
Construction	18,418	—	1,133	—	19,551	—
Mortgage	415,188	19,319	33,686	1,187	448,874	20,506
Legacy	—	—	2,920	—	2,920	—
Leasing	2,747	—	—	—	2,747	—
Consumer:
Credit cards	42,345	—	—	—	42,345	—
HELOCs	—	—	1,768	—	1,768	—
Personal	74,593	—	—	—	74,593	—
Auto	1,884	—	52	—	1,936	—
Other	748	—	452	—	1,200	—
Covered loans	8,763	469	—	—	8,763	469

Total Popular, Inc.	$882,212	$34,353	$58,665	$1,187	$940,877	$35,540

[1]	Excludes impaired loans from discontinued operations.

For the year ended December 31, 2013
	Puerto Rico		U.S. Mainland		Popular, Inc.
(In thousands)	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized
Commercial multi-family	$8,356	$259	$7,493	$120	$15,849	$379
Commercial real estate non-owner occupied	58,773	2,225	36,688	223	95,461	2,448
Commercial real estate owner occupied	125,091	2,956	19,024	150	144,115	3,106
Commercial and industrial	102,408	4,206	2,328	15	104,736	4,221
Construction	31,491	—	5,821	—	37,312	—
Mortgage	461,534	25,610	53,137	1,955	514,671	27,565
Legacy	—	—	12,957	—	12,957	—
Leasing	3,822	—	—	—	3,822	—
Consumer:
Credit cards	40,044	—	—	—	40,044	—
HELOCs	—	—	199	—	199	—
Personal	82,687	—	—	—	82,687	—
Auto	1,003	—	89	—	1,092	—
Other	417	—	2,260	—	2,677	—
Covered loans	42,791	1,245	—	—	42,791	1,245

Total Popular, Inc.	$958,417	$36,501	$139,996	$2,463	$1,098,413	$38,964

Modifications

Troubled debt restructurings related to non-covered loan portfolios amounted to $ 1.1 billion at December 31, 2014 (December 31, 2013 - $ 1.0 billion). The amount of outstanding commitments to lend additional funds to debtors owing receivables whose terms have been modified in troubled debt restructurings amounted $5 million related to the commercial loan portfolio and $1 million related to the construction loan portfolio at December 31, 2014 (December 31, 2013 - $3 million and $0, respectively).

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

Commercial and construction loans that have been modified as part of loss mitigation efforts are evaluated individually for impairment. The vast majority of the Corporation’s modified commercial loans are measured for impairment using the estimated fair value of the collateral, as these are normally considered as collateral dependent loans. The Corporation may also measure commercial loans at their estimated realizable values determined by discounting the expected future cash flows. Construction loans that have been modified are also accounted for as collateral dependent loans. The Corporation determines the fair value measurement dependent upon its exit strategy for the particular asset(s) acquired in foreclosure.

The following tables present the non-covered and covered loans classified as TDRs according to their accruing status at December 31, 2014 and December 31, 2013.

	Popular, Inc.
	Non-Covered Loans
	December 31, 2014 [1]			December 31, 2013
(In thousands)	Accruing	Non-Accruing	Total	Accruing	Non-Accruing	Total
Commercial	$153,380	$150,069	$303,449	$109,462	$80,140	$189,602
Construction	453	5,488	5,941	425	10,865	11,290
Legacy	—	—	—	—	949	949
Mortgage	556,346	116,465	672,811	535,357	82,786	618,143
Leases	775	2,248	3,023	270	2,623	2,893
Consumer	107,530	14,848	122,378	116,719	10,741	127,460

Total	$818,484	$289,118	$1,107,602	$762,233	$188,104	$950,337

[1]	Excludes TDRs from discontinued operations.

	Popular, Inc.
	Covered Loans
	December 31, 2014			December 31, 2013
(In thousands)	Accruing	Non-Accruing	Total	Accruing	Non-Accruing	Total
Commercial	$1,689	$3,257	$4,946	$7,389	$10,017	$17,406
Construction	—	2,419	2,419	—	3,464	3,464
Mortgage	3,629	3,990	7,619	146	189	335
Consumer	26	5	31	221	22	243

Total	$5,344	$9,671	$15,015	$7,756	$13,692	$21,448

The following tables present the loan count by type of modification for those loans modified in a TDR during the years ended December 31, 2014 and 2013.

Puerto Rico
For the year ended December 31, 2014
	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other
Commercial real estate non-owner occupied	5	8	—	—
Commercial real estate owner occupied	25	12	—	—
Commercial and industrial	37	43	—	—
Construction	—	4	—	—
Mortgage	52	61	413	142
Leasing	—	15	48	—
Consumer:
Credit cards	1,070	—	—	653
Personal	955	71	—	6
Auto	—	13	5	—
Other	103	—	—	2

Total	2,247	227	466	803

U.S. mainland
For the year ended December 31, 2014
	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other
Mortgage	—	—	18	—
Consumer:
HELOCs	5	—	—	—

Total	5	—	18	—

Popular, Inc.
For the year ended December 31, 2014
	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other
Commercial real estate non-owner occupied	5	8	—	—
Commercial real estate owner occupied	25	12	—	—
Commercial and industrial	37	43	—	—
Construction	—	4	—	—
Mortgage	52	61	431	142
Leasing	—	15	48	—
Consumer:
Credit cards	1,070	—	—	653
HELOCs	5	—	—	—
Personal	955	71	—	6
Auto	—	13	5	—
Other	103	—	—	2

Total	2,252	227	484	803

Puerto Rico
For the year ended December 31, 2013
	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other
Commercial real estate non-owner occupied	5	5	—	—
Commercial real estate owner occupied	6	4	—	45
Commercial and industrial	23	13	—	10
Mortgage	22	42	341	17
Leasing	—	22	23	—
Consumer:
Credit cards	1,107	—	—	989
Personal	923	22	—	6
Auto	—	11	—	—
Other	71	—	—	4

Total	2,157	119	364	1,071

U.S. mainland
For the year ended December 31, 2013
	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other
Commercial real estate non-owner occupied	—	2	4	—
Commercial real estate owner occupied	—	1	1	—
Commercial and industrial	—	1	—	—
Mortgage	1	1	26	—

Total	1	5	31	—

Popular, Inc.
For the year ended December 31, 2013
	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other
Commercial real estate non-owner occupied	5	7	4	—
Commercial real estate owner occupied	6	5	1	45
Commercial and industrial	23	14	—	10
Mortgage	23	43	367	17
Leasing	—	22	23	—
Consumer:
Credit cards	1,107	—	—	989
Personal	923	22	—	6
Auto	—	11	—	—
Other	71	—	—	4

Total	2,158	124	395	1,071

The following tables present by class, quantitative information related to loans modified as TDRs during the years ended December 31, 2014 and 2013.

Puerto Rico
For the year ended December 31, 2014
(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification
Commercial real estate non-owner occupied	13	$17,565	$17,645	$(865)
Commercial real estate owner occupied	37	48,403	47,754	2,002
Commercial and industrial	80	130,818	129,561	6,728
Construction	4	11,358	11,485	(570)
Mortgage	668	98,771	98,031	4,292
Leasing	63	1,628	1,632	361
Consumer:
Credit cards	1,723	14,207	16,193	2,584
Personal	1,032	17,814	17,881	3,935
Auto	18	278	289	16
Other	105	325	319	57

Total	3,743	$341,167	$340,790	$18,540

U.S. mainland
For the year ended December 31, 2014
(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification
Mortgage	18	$2,342	$2,603	$364
Consumer:
HELOCs	5	251	250	67

Total	23	$2,593	$2,853	$431

Excludes TDRs from discontinued operations.

Popular, Inc.
For the year ended December 31, 2014
(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification
Commercial real estate non-owner occupied	13	$17,565	$17,645	$(865)
Commercial real estate owner occupied	37	48,403	47,754	2,002
Commercial and industrial	80	130,818	129,561	6,728
Construction	4	11,358	11,485	(570)
Mortgage	686	101,113	100,634	4,656
Leasing	63	1,628	1,632	361
Consumer:
Credit cards	1,723	14,207	16,193	2,584
HELOCs	5	251	250	67
Personal	1,032	17,814	17,881	3,935
Auto	18	278	289	16
Other	105	325	319	57

Total	3,766	$343,760	$343,643	$18,971

Excludes TDRs from discontinued operations.

Puerto Rico
For the year ended December 31, 2013
(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification
Commercial real estate non-owner occupied	10	$10,729	$9,194	$(7)
Commercial real estate owner occupied	55	29,975	25,629	(1,047)
Commercial and industrial	46	15,947	14,855	(253)
Mortgage	422	72,899	76,839	8,869
Leasing	45	928	900	271
Consumer:
Credit cards	2,096	16,622	19,810	2,380
Personal	951	15,474	15,507	3,864
Auto	11	122	199	15
Other	75	267	264	36

Total	3,711	$162,963	$163,197	$14,128

U.S. mainland
For the year ended December 31, 2013
(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification
Commercial real estate non-owner occupied	6	$4,798	$4,552	$(65)
Commercial real estate owner occupied	2	1,263	836	(144)
Commercial and industrial	1	2,125	1,060	(216)
Mortgage	28	3,240	3,395	1,099

Total	37	$11,426	$9,843	$674

Popular, Inc.
For the year ended December 31, 2013
(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification
Commercial real estate non-owner occupied	16	$15,527	$13,746	$(72)
Commercial real estate owner occupied	57	31,238	26,465	(1,191)
Commercial and industrial	47	18,072	15,915	(469)
Mortgage	450	76,139	80,234	9,968
Leasing	45	928	900	271
Consumer:
Credit cards	2,096	16,622	19,810	2,380
Personal	951	15,474	15,507	3,864
Auto	11	122	199	15
Other	75	267	264	36

Total	3,748	$174,389	$173,040	$14,802

During the years ended December 31, 2014 and 2013, six loans with an aggregate unpaid principal balance of $10.1 million and six loans of $165 million, respectively, were restructured into multiple notes (“Note A / B split”). The Corporation recorded $2.1 million charge-offs as part of those loan restructurings during the year ended December 31, 2014 (December 31, 2013 - $26.6 million). The restructuring of those loans was made after analyzing the borrowers’ capacity to repay the debt, collateral and ability to perform under the modified terms. The recorded investment on those commercial TDRs amounted to approximately $2.9 million at December 31, 2014 (December 31, 2013 - $130 million) with a related allowance for loan losses amounting to approximately $166 thousand (December 31, 2013 - $64 million).

The following tables present by class, TDRs that were subject to payment default and that had been modified as a TDR during the twelve months preceding the default date. Payment default is defined as a restructured loan becoming 90 days past due after being modified, foreclosed or charged-off, whichever occurs first. The recorded investment at December 31, 2014 is inclusive of all partial paydowns and charge-offs since the modification date. Loans modified as a TDR that were fully paid down, charged-off or foreclosed upon by period end are not reported.

Puerto Rico
Defaulted during the year ended December 31, 2014
(Dollars In thousands)	Loan count	Recorded investment as of first default date
Commercial real estate non-owner occupied	3	$433
Commercial real estate owner occupied	5	1,191
Commercial and industrial	5	609
Construction	1	952
Mortgage	125	22,819
Leasing	8	72
Consumer:
Credit cards	465	4,176
Personal	101	1,331
Auto	14	255

Total [1]	727	$31,838

[1]	Excludes loans for which the Corporation has entered into liquidation agreements with borrowers and guarantors and is accepting payments which differ from the contractual payment schedule. The Corporation considers these as defaulted loans and does not intent to return them to accrual status.

U.S. mainland
Defaulted during the year ended December 31, 2014
(Dollars In thousands)	Loan count	Recorded investment as of first default date
Commercial real estate non-owner occupied	1	$907
Mortgage	1	110

Total	2	$1,017

Popular, Inc.
Defaulted during the year ended December 31, 2014
(Dollars In thousands)	Loan count	Recorded investment as of first default date
Commercial real estate non-owner occupied	4	$1,340
Commercial real estate owner occupied	5	1,191
Commercial and industrial	5	609
Construction	1	952
Mortgage	126	22,929
Leasing	8	72
Consumer:
Credit cards	465	4,176
Personal	101	1,331
Auto	14	255

Total	729	$32,855

Puerto Rico
Defaulted during the year ended December 31, 2013
(Dollars In thousands)	Loan count	Recorded investment as of first default date
Commercial real estate owner occupied	5	$5,733
Commercial and industrial	6	1,838
Mortgage	208	32,734
Leasing	18	279
Consumer:
Credit cards	623	5,955
Personal	134	1,862
Auto	6	145
Other	2	21

Total [1]	1,002	$48,567

[1]	Exclude loans for which the Corporation has entered into liquidation agreements with borrowers and guarantors and is accepting payments which differ from the contractual payment schedule. The Corporation considers these as defaulted loans and does not intent to return them to accrual status.

U.S. mainland
Defaulted during the year ended December 31, 2013
(Dollars In thousands)	Loan count	Recorded investment as of first default date
Commercial real estate non-owner occupied	3	$2,554

Total	3	$2,554

Popular, Inc.
Defaulted during the year ended December 31, 2013
(Dollars In thousands)	Loan count	Recorded investment as of first default date
Commercial real estate non-owner occupied	3	$2,554
Commercial real estate owner occupied	5	5,733
Commercial and industrial	6	1,838
Mortgage	208	32,734
Leasing	18	279
Consumer:
Credit cards	623	5,955
Personal	134	1,862
Auto	6	145
Other	2	21

Total	1,005	$51,121

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

The following table presents the outstanding balance, net of unearned income, of non-covered loans held-in-portfolio based on the Corporation’s assignment of obligor risk ratings as defined at December 31, 2014 and 2013.

December 31, 2014
(In thousands)	Watch	Special Mention	Substandard	Doubtful	Loss	Sub-total	Pass/ Unrated	Total
Puerto Rico[1]
Commercial multi-family	$2,306	$5,021	$3,186	$—	$—	$10,513	$69,564	$80,077
Commercial real estate non-owner occupied	171,771	144,104	169,900	—	—	485,775	1,527,804	2,013,579
Commercial real estate owner occupied	212,236	144,536	306,014	3,595	—	666,381	806,981	1,473,362
Commercial and industrial	421,332	367,834	272,880	849	255	1,063,150	1,744,635	2,807,785

Total Commercial	807,645	661,495	751,980	4,444	255	2,225,819	4,148,984	6,374,803
Construction	4,612	6,204	16,908	—	—	27,724	131,660	159,384
Mortgage	—	—	218,680	—	—	218,680	5,231,821	5,450,501
Leasing	—	—	3,102	—	—	3,102	561,287	564,389
Consumer:
Credit cards	—	—	21,070	—	—	21,070	1,119,094	1,140,164
HELOCs	—	—	8,186	—	7	8,193	5,207	13,400
Personal	—	—	8,380	—	77	8,457	1,254,076	1,262,533
Auto	—	—	11,348	—	40	11,388	755,908	767,296
Other	—	—	2,130	—	1,735	3,865	201,779	205,644

Total Consumer	—	—	51,114	—	1,859	52,973	3,336,064	3,389,037

Total Puerto Rico	$812,257	$667,699	$1,041,784	$4,444	$2,114	$2,528,298	$13,409,816	$15,938,114

U.S. mainland[2]
Commercial multi-family	$11,283	$6,818	$13,653	$—	$—	$31,754	$375,449	$407,203
Commercial real estate non-owner occupied	17,424	8,745	13,446	—	—	39,615	472,952	512,567
Commercial real estate owner occupied	24,284	4,707	4,672	—	—	33,663	160,242	193,905
Commercial and industrial	5,357	2,548	7,988	—	—	15,893	629,896	645,789

Total Commercial	58,348	22,818	39,759	—	—	120,925	1,638,539	1,759,464
Construction	—	—	—	—	—	—	92,436	92,436
Mortgage	—	—	23,100	—	—	23,100	1,029,285	1,052,385
Legacy	7,902	2,491	9,204	—	—	19,597	61,221	80,818
Consumer:
Credit cards	—	—	—	—	—	—	15,065	15,065
HELOCs	—	—	2,457	—	1,632	4,089	348,673	352,762
Personal	—	—	571	—	835	1,406	111,513	112,919
Auto	—	—	—	—	—	—	73	73
Other	—	—	7	—	—	7	408	415

Total Consumer	—	—	3,035	—	2,467	5,502	475,732	481,234

Total U.S. mainland	$66,250	$25,309	$75,098	$—	$2,467	$169,124	$3,297,213	$3,466,337

Popular, Inc.
Commercial multi-family	$13,589	$11,839	$16,839	$—	$—	$42,267	$445,013	$487,280
Commercial real estate non-owner occupied	189,195	152,849	183,346	—	—	525,390	2,000,756	2,526,146
Commercial real estate owner occupied	236,520	149,243	310,686	3,595	—	700,044	967,223	1,667,267
Commercial and industrial	426,689	370,382	280,868	849	255	1,079,043	2,374,531	3,453,574

Total Commercial	865,993	684,313	791,739	4,444	255	2,346,744	5,787,523	8,134,267
Construction	4,612	6,204	16,908	—	—	27,724	224,096	251,820
Mortgage	—	—	241,780	—	—	241,780	6,261,106	6,502,886
Legacy	7,902	2,491	9,204	—	—	19,597	61,221	80,818
Leasing	—	—	3,102	—	—	3,102	561,287	564,389
Consumer:
Credit cards	—	—	21,070	—	—	21,070	1,134,159	1,155,229
HELOCs	—	—	10,643	—	1,639	12,282	353,880	366,162
Personal	—	—	8,951	—	912	9,863	1,365,589	1,375,452
Auto	—	—	11,348	—	40	11,388	755,981	767,369
Other	—	—	2,137	—	1,735	3,872	202,187	206,059

Total Consumer	—	—	54,149	—	4,326	58,475	3,811,796	3,870,271

Total Popular, Inc.	$878,507	$693,008	$1,116,882	$4,444	$4,581	$2,697,422	$16,707,029	$19,404,451

The following table presents the weighted average obligor risk rating at December 31, 2014 for those classifications that consider a range of rating scales.

Weighted average obligor risk rating	(Scales 11 and 12)	(Scales 1 through 8)
Puerto Rico:[1]	Substandard	Pass
Commercial multi-family	11.69	5.63
Commercial real estate non-owner occupied	11.20	6.83
Commercial real estate owner occupied	11.28	6.96
Commercial and industrial	11.48	6.89

Total Commercial	11.33	6.87

Construction	11.82	7.43

U.S. mainland:[2]	Substandard	Pass
Commercial multi-family	11.00	7.24
Commercial real estate non-owner occupied	11.00	6.83
Commercial real estate owner occupied	11.17	7.04
Commercial and industrial	11.09	6.29

Total Commercial	11.04	6.74

Construction	—	7.76

Legacy	11.11	7.70

[1]	Excludes covered loans acquired in the Westernbank FDIC-assisted transaction.
[2]	Excludes discontinued operations.

December 31, 2013
(In thousands)	Watch	Special Mention	Substandard	Doubtful	Loss	Sub-total	Pass/ Unrated	Total
Puerto Rico[1]
Commercial multi-family	$2,477	$4,453	$2,343	$—	$—	$9,273	$73,130	$82,403
Commercial real estate non-owner occupied	230,847	156,189	115,435	—	112	502,583	1,361,635	1,864,218
Commercial real estate owner occupied	231,705	134,577	305,565	—	—	671,847	934,656	1,606,503
Commercial and industrial	727,647	192,404	214,531	68	446	1,135,096	1,777,370	2,912,466

Total Commercial	1,192,676	487,623	637,874	68	558	2,318,799	4,146,791	6,465,590
Construction	6,895	1,788	25,722	2,250	—	36,655	124,516	161,171
Mortgage	—	—	169,239	—	—	169,239	5,231,440	5,400,679
Leasing	—	—	3,495	—	—	3,495	540,266	543,761
Consumer:
Credit cards	—	—	21,044	—	—	21,044	1,148,577	1,169,621
HELOCs	—	—	665	—	2,426	3,091	12,087	15,178
Personal	—	—	7,483	—	141	7,624	1,206,260	1,213,884
Auto	—	—	10,407	—	155	10,562	688,929	699,491
Other	—	—	2,019	—	3,531	5,550	212,914	218,464

Total Consumer	—	—	41,618	—	6,253	47,871	3,268,767	3,316,638

Total Puerto Rico	$1,199,571	$489,411	$877,948	$2,318	$6,811	$2,576,059	$13,311,780	$15,887,839

U.S. mainland
Commercial multi-family	$73,481	$11,459	$62,346	$—	$—	$147,286	$946,248	$1,093,534
Commercial real estate non-owner occupied	75,094	29,442	160,001	—	—	264,537	841,750	1,106,287
Commercial real estate owner occupied	56,515	15,845	75,508	—	—	147,868	412,174	560,042
Commercial and industrial	11,657	11,822	46,307	—	—	69,786	741,945	811,731

Total Commercial	216,747	68,568	344,162	—	—	629,477	2,942,117	3,571,594
Construction	—	—	20,885	—	—	20,885	24,028	44,913
Mortgage	—	—	26,292	—	—	26,292	1,254,505	1,280,797
Legacy	14,948	11,593	42,622	—	—	69,163	141,972	211,135
Consumer:
Credit cards	—	—	486	—	—	486	15,165	15,651
HELOCs	—	—	3,317	—	5,315	8,632	454,401	463,033
Personal	—	—	1,005	—	569	1,574	133,661	135,235
Auto	—	—	—	—	2	2	487	489
Other	—	—	20	—	1	21	1,159	1,180

Total Consumer	—	—	4,828	—	5,887	10,715	604,873	615,588

Total U.S. mainland	$231,695	$80,161	$438,789	$—	$5,887	$756,532	$4,967,495	$5,724,027

Popular, Inc.
Commercial multi-family	$75,958	$15,912	$64,689	$—	$—	$156,559	$1,019,378	$1,175,937
Commercial real estate non-owner occupied	305,941	185,631	275,436	—	112	767,120	2,203,385	2,970,505
Commercial real estate owner occupied	288,220	150,422	381,073	—	—	819,715	1,346,830	2,166,545
Commercial and industrial	739,304	204,226	260,838	68	446	1,204,882	2,519,315	3,724,197

Total Commercial	1,409,423	556,191	982,036	68	558	2,948,276	7,088,908	10,037,184
Construction	6,895	1,788	46,607	2,250	—	57,540	148,544	206,084
Mortgage	—	—	195,531	—	—	195,531	6,485,945	6,681,476
Legacy	14,948	11,593	42,622	—	—	69,163	141,972	211,135
Leasing	—	—	3,495	—	—	3,495	540,266	543,761
Consumer:
Credit cards	—	—	21,530	—	—	21,530	1,163,742	1,185,272
HELOCs	—	—	3,982	—	7,741	11,723	466,488	478,211
Personal	—	—	8,488	—	710	9,198	1,339,921	1,349,119
Auto	—	—	10,407	—	157	10,564	689,416	699,980
Other	—	—	2,039	—	3,532	5,571	214,073	219,644

Total Consumer	—	—	46,446	—	12,140	58,586	3,873,640	3,932,226

Total Popular, Inc.	$1,431,266	$569,572	$1,316,737	$2,318	$12,698	$3,332,591	$18,279,275	$21,611,866

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

Note 13 – FDIC loss share asset and true-up payment obligation

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

The following table sets forth the activity in the FDIC loss share asset for the periods presented.

	Years ended December 31,
(In thousands)	2014	2013	2012
Balance at beginning of year	$948,608	$1,399,098	$1,915,128
Amortization of loss share indemnification asset	(189,959)	(161,635)	(129,676)
Reversal of accelerated amortization	12,492	—	—
Credit impairment losses to be covered under loss sharing agreements	32,038	60,454	58,187
Reimbursable expenses	58,117	50,985	30,771
Decrease due to reciprocal accounting on amortization of contingent liability on unfunded commitments	—	(473)	(969)
Payments from FDIC under loss sharing agreements	(269,397)	(396,223)	(462,016)
Other adjustments attributable to FDIC loss sharing agreements	(193)	(3,598)	(12,327)

Balance at end of period	591,706	948,608	1,399,098

Balance due to the FDIC for recoveries on covered assets	(49,252)	(39,194)	(16,763)

Net balance of indemnity asset and amounts due from the FDIC	$542,454	$909,414	$1,382,335

As discussed in Note 1, the FDIC indemnity asset amortization for the year ended December 31, 2014 included a benefit of approximately $12.5 million to reverse the impact of accelerated amortization expense recorded in prior periods. This amount will be recognized as expense over the remaining portion of the loss sharing agreement that expires in the quarter ending June 30, 2015.

During 2014, the Corporation revised its analysis of expected cash flows which resulted in a net decrease in estimated credit losses, which was driven mainly by certain commercial loan pools. Though this will have a positive impact on the Corporation’s interest accretion in future periods, the carrying value of the indemnification asset was amortized to reflect lower levels of expected losses. This amortization is recognized over the shorter of the remaining life of the loan pools, which had an average life of approximately six years, or the indemnification asset, which expires at June 30, 2015, for commercial, construction and consumer loans and June 30, 2020 for single-family residential mortgage loans.

The following table presents the weighted average life of the loan portfolios subject to the FDIC loss sharing agreement at December 31, 2014 and December 31, 2013.

	Weighted Average Life
	December 31, 2014	December 31, 2013
Commercial	5.87 years	6.43 years
Consumer	5.76	3.13
Construction	0.99	1.30
Mortgage	7.30	6.91

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

The following table provides the fair value and the undiscounted amount of the true-up payment obligation at December 31, 2014 and 2013.

(In thousands)	December 31, 2014	December 31, 2013
Carrying amount (fair value)	$129,304	$127,513
Undiscounted amount	$187,238	$185,372

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

Refer to Note 31, Commitment and Contingencies, for additional information on the settlement of the arbitration proceedings with the FDIC regarding the commercial loss share agreement.

Note 14 – Mortgage banking activities

Income from mortgage banking activities includes mortgage servicing fees earned in connection with administering residential mortgage loans and valuation adjustments on mortgage servicing rights. It also includes gain on sales and securitizations of residential mortgage loans and trading gains and losses on derivative contracts used to hedge the Corporation’s securitization activities. In addition, lower-of-cost-or-market valuation adjustments to residential mortgage loans held for sale, if any, are recorded as part of the mortgage banking activities.

The following table presents the components of mortgage banking activities:

	Years ended December 31,
(In thousands)	2014	2013	2012
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$41,761	$45,465	$48,156
Mortgage servicing rights fair value adjustments	(24,683)	(11,403)	(17,406)

Total mortgage servicing fees, net of fair value adjustments	17,078	34,062	30,750

Net gain on sale of loans, including valuation on loans held for sale	31,213	26,719	76,181

Trading account profit (loss):
Unrealized (losses) gains on outstanding derivative positions	(726)	746	304
Realized (losses) gains on closed derivative positions	(16,950)	10,130	(22,464)

Total trading account (loss) profit	(17,676)	10,876	(22,160)

Total mortgage banking activities	$30,615	$71,657	$84,771

Note 15 – Transfers of financial assets and servicing assets

The Corporation typically transfers conforming residential mortgage loans in conjunction with GNMA, FNMA and FHLMC securitization transactions whereby the loans are exchanged for cash or securities and servicing rights. The securities issued through these transactions are guaranteed by the corresponding agency and, as such, under seller/service agreements the Corporation is required to service the loans in accordance with the agencies’ servicing guidelines and standards. Substantially, all mortgage loans securitized by the Corporation in GNMA, FNMA and FHLMC securities have fixed rates and represent conforming loans. As seller, the Corporation has made certain representations and warranties with respect to the originally transferred loans and, in the past, has sold certain loans with credit recourse to a government-sponsored entity, namely FNMA. Refer to Note 30 to the consolidated financial statements for a description of such arrangements.

No liabilities were incurred as a result of these securitizations during the years ended December 31, 2014 and 2013 because they did not contain any credit recourse arrangements. The Corporation recorded a net gain of $32.8 million and $37.3 million, respectively, during the years ended December 31, 2014 and 2013 related to the residential mortgage loan securitized.

The following tables present the initial fair value of the assets obtained as proceeds from residential mortgage loans securitized during the years ended December 31, 2014 and 2013:

	Proceeds obtained during the year ended December 31, 2014
(In thousands)	Level 1	Level 2	Level 3	Initial fair value
Assets
Trading account securities:
Mortgage-backed securities - GNMA	—	$674,557	—	$674,557
Mortgage-backed securities - FNMA	—	225,047	—	225,047

Total trading account securities	—	$899,604	—	$899,604

Mortgage servicing rights	—	—	$11,560	$11,560

Total	—	$899,604	$11,560	$911,164

	Proceeds obtained during the year ended December 31, 2013
(In thousands)	Level 1	Level 2	Level 3	Initial fair value
Assets
Trading account securities:
Mortgage-backed securities - GNMA	—	$919,980	—	$919,980
Mortgage-backed securities - FNMA	—	438,236	—	438,236
Mortgage-backed securities - FHLMC	—	33,378	—	33,378

Total trading account securities	—	$1,391,594	—	$1,391,594

Mortgage servicing rights	—	—	$17,639	$17,639

Total	—	$1,391,594	$17,639	$1,409,233

During the year ended December 31, 2014 the Corporation retained servicing rights on whole loan sales involving approximately $86 million in principal balance outstanding (2013 - $152 million), with net realized gains of approximately $3.2 million (2013 - $5.3 million). All loan sales performed during the year ended December 31, 2014 and 2013 were without credit recourse agreements.

The Corporation recognizes as assets the rights to service loans for others, whether these rights are purchased or result from asset transfers such as sales and securitizations. These mortgage servicing rights (“MSR”) are measured at fair value.

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

The following table presents the changes in MSRs measured using the fair value method for the years ended December 31, 2014 and 2013.

Residential MSRs
(In thousands)	2014	2013
Fair value at beginning of period	$161,099	$154,430
Purchases	—	45
Servicing from securitizations or asset transfers	12,583	19,262
Changes due to payments on loans[1]	(15,887)	(22,556)
Reduction due to loan repurchases	(2,759)	(3,871)
Changes in fair value due to changes in valuation model inputs or assumptions	(6,127)	15,024
Other disposals	(215)	(1,235)

Fair value at end of period	$148,694	$161,099

[1]	Represents the change due to collection / realization of expected cash flow over time.

Residential mortgage loans serviced for others were $15.6 billion at December 31, 2014 (2013 - $16.3 billion).

Net mortgage servicing fees, a component of mortgage banking activities in the consolidated statements of operations, include the changes from period to period in the fair value of the MSRs, including changes due to collection / realization of expected cash flows. Mortgage servicing fees, excluding fair value adjustments, for the year ended December 31, 2014 amounted to $41.8 million (2013 - $45.5 million; 2012 - $48.2 million). The banking subsidiaries receive servicing fees based on a percentage of the outstanding loan balance. At December 31, 2014, those weighted average mortgage servicing fees were 0.26% (2013 – 0.27%). Under these servicing agreements, the banking subsidiaries do not generally earn significant prepayment penalty fees on the underlying loans serviced.

The section below includes information on assumptions used in the valuation model of the MSRs, originated and purchased.

Key economic assumptions used in measuring the servicing rights derived from loans securitized or sold by the Corporation during the years ended December 31, 2014 and 2013 were as follows:

	Years ended
	December 31, 2014	December 31, 2013
Prepayment speed	6.1%	6.6%
Weighted average life	16.4 years	15.2 years
Discount rate (annual rate)	10.8%	11.0%

Key economic assumptions used to estimate the fair value of MSRs derived from sales and securitizations of mortgage loans performed by the banking subsidiaries and the sensitivity to immediate changes in those assumptions at December 31, 2014 and 2013 were as follows:

Originated MSRs
	December 31,
(In thousands)	2014	2013
Fair value of servicing rights	$110,534	$115,753
Weighted average life	11.7 years	12.5 years
Weighted average prepayment speed (annual rate)	8.6%	8.0%
Impact on fair value of 10% adverse change	$(4,089)	$(3,763)
Impact on fair value of 20% adverse change	$(7,995)	$(7,459)
Weighted average discount rate (annual rate)	11.5%	11.6%
Impact on fair value of 10% adverse change	$(4,492)	$(4,930)
Impact on fair value of 20% adverse change	$(8,701)	$(9,595)

The banking subsidiaries also own servicing rights purchased from other financial institutions. The fair value of purchased MSRs, their related valuation assumptions and the sensitivity to immediate changes in those assumptions at December 31, 2014 and 2013 were as follows:

Purchased MSRs
	December 31,
(In thousands)	2014	2013
Fair value of servicing rights	$38,160	$45,346
Weighted average life	11.0 years	10.9 years
Weighted average prepayment speed (annual rate)	9.1%	9.2%
Impact on fair value of 10% adverse change	$(1,620)	$(1,969)
Impact on fair value of 20% adverse change	$(2,924)	$(3,478)
Weighted average discount rate (annual rate)	10.7%	10.8%
Impact on fair value of 10% adverse change	$(1,603)	$(2,073)
Impact on fair value of 20% adverse change	$(2,877)	$(3,655)

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

At December 31, 2014, the Corporation serviced $2.1 billion (2013 - $2.5 billion) in residential mortgage loans with credit recourse to the Corporation.

Under the GNMA securitizations, the Corporation, as servicer, has the right to repurchase (but not the obligation), at its option and without GNMA’s prior authorization, any loan that is collateral for a GNMA guaranteed mortgage-backed security when certain delinquency criteria are met. At the time that individual loans meet GNMA’s specified delinquency criteria and are eligible for repurchase, the Corporation is deemed to have regained effective control over these loans if the Corporation was the pool issuer. At December 31, 2014, the Corporation had recorded $81 million in mortgage loans on its consolidated statements of financial condition related to this buy-back option program (2013 - $48 million). As long as the Corporation continues to service the loans that continue to be collateral in a GNMA guaranteed mortgage-backed security, the MSR is recognized by the Corporation. During the year ended December 31, 2014, the Corporation repurchased approximately $145 million of mortgage loans under the GNMA buy-back option program (2013 - $209 million). The determination to repurchase these loans was based on the economic benefits of the transaction, which results in a reduction of the servicing costs for these severely delinquent loans, mostly related to principal and interest advances. Furthermore, due to their guaranteed nature, the risk associated with the loans is minimal. The Corporation places these loans under its loss mitigation programs and once brought back to current status, these may be either retained in portfolio or re-sold in the secondary market.

The Corporation also has the rights to service a portfolio of Small Business Administration (“SBA”) commercial loans. The SBA servicing rights are measured at the lower of cost or fair value method. The following table presents the activity in the SBA servicing rights for the years ended December 31, 2014 and 2013. During 2014 and 2013, the Corporation did not execute any sale of SBA loans.

(In thousands)	2014	2013
Balance at beginning of year	$440	$695
Amortization	(180)	(255)

Balance at end of year	$260	$440

Fair value at end of year	$1,016	$1,609

SBA loans serviced for others were $427 million at December 31, 2014 (2013 - $451 million).

In 2014 weighted average servicing fees on the SBA serviced loans were approximately 1.00% (2013 - 1.02%).

Key economic assumptions used to estimate the fair value of SBA loans and the sensitivity to immediate changes in those assumptions were as follows:

SBA Loans
(In thousands)	2014	2013
Carrying amount of retained interests	$260	$440
Fair value of retained interests	$1,016	$1,609
Weighted average life	2.8 years	3.0 years
Weighted average prepayment speed (annual rate)	7.9%	7.2%
Impact on fair value of 10% adverse change	$(18)	$(27)
Impact on fair value of 20% adverse change	$(38)	$(56)
Weighted average discount rate (annual rate)	13.0%	13.0%
Impact on fair value of 10% adverse change	$(28)	$(46)
Impact on fair value of 20% adverse change	$(57)	$(94)

Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation, including its own loan portfolio, for the years ended December 31, 2014 and 2013, are disclosed in the following tables. Loans securitized/sold represent loans in which the Corporation has continuing involvement in the form of credit recourse.

2014
(In thousands)	Total principal amount of loans, net of unearned	Principal amount 60 days or more past due	Net credit losses (recoveries)
Loans (owned and managed):
Commercial	$8,134,576	$278,326	$53,990
Construction	251,820	13,812	(3,746)
Legacy	81,137	3,476	(892)
Lease financing	564,389	4,348	3,961
Mortgage	8,741,757	1,164,513	54,041
Consumer	3,875,581	99,595	109,737
Covered loans	2,542,662	540,369	66,154
Less:
Loans securitized / sold	(2,138,705)	(183,876)	(1,314)
Loans held-for-sale	(106,104)	(19,878)	(35,674)

Loans held-in-portfolio	$21,947,113	$1,900,685	$246,257

2013
(In thousands)	Total principal amount of loans, net of unearned	Principal amount 60 days or more past due	Net credit losses (recoveries)
Loans (owned and managed):
Commercial	$10,037,787	$305,488	$270,266
Construction	206,084	23,771	(6,796)
Legacy	211,135	17,148	(2,583)
Lease financing	543,761	5,102	3,506
Mortgage	9,315,454	1,033,419	260,682
Consumer	3,932,226	95,329	96,971
Covered loans	2,984,427	771,662	76,210
Less:
Loans securitized / sold	(2,524,155)	(196,590)	(5,641)
Loans held-for-sale	(110,426)	(1,184)	(362,645)

Loans held-in-portfolio	$24,596,293	$2,054,145	$329,970

Note 16 – Premises and equipment

The premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

(In thousands)	Useful life in years	2014	2013
Land		$115,176	$110,453

Buildings	10-50	483,983	500,474
Equipment	2-10	290,444	305,814
Leasehold improvements	3-10	69,443	86,020

		843,870	892,308
Less - Accumulated depreciation and amortization		475,162	488,497

Subtotal		368,708	403,811

Construction in progress		10,697	5,252

Total premises and equipment, net		$494,581	$519,516

Depreciation and amortization of premises and equipment for the year 2014 was $47.1 million (2013 -$48.2 million; 2012 - $46.7 million), of which $23.8 million (2013 - $24.8 million; 2012 - $24.2 million) was charged to occupancy expense and $23.3 million (2013 - $23.4 million; 2012 - $22.5 million) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $28.1 million (2013 - $26.6 million; 2012 - $22.9 million).

Note 17 – Other real estate owned

The following tables present the other real estate owned activity, for the years ended December 31, 2014, 2013 and 2012.

	For the year ended December 31, 2014
(In thousands)	Non-covered OREO Commercial/ Construction	Non-covered OREO Mortgage	Covered OREO Commercial/ Construction	Covered OREO Mortgage	Total
Balance at beginning of period	$48,649	$86,852	$120,215	$47,792	$303,508
Write-downs in value	(7,112)	(3,628)	(26,657)	(4,969)	(42,366)
Additions	16,200	65,300	55,582	21,769	158,851
Sales	(20,042)	(49,618)	(59,219)	(19,028)	(147,907)
Other adjustments	1,288	(2,389)	(4,527)	(692)	(6,320)

Ending balance	$38,983	$96,517	$85,394	$44,872	$265,766

	For the year ended December 31, 2013
(In thousands)	Non-covered OREO Commercial/ Construction	Non-covered OREO Mortgage	Covered OREO Commercial/ Construction	Covered OREO Mortgage	Total
Balance at beginning of period	$135,862	$130,982	$99,398	$39,660	$405,902
Write-downs in value	(11,377)	(9,525)	(18,857)	(4,102)	(43,861)
Additions	32,175	82,985	87,800	30,037	232,997
Sales	(108,254)	(118,596)	(48,447)	(17,720)	(293,017)
Other adjustments	243	1,006	321	(83)	1,487

Ending balance	$48,649	$86,852	$120,215	$47,792	$303,508

	For the year ended December 31, 2012
(In thousands)	Non-covered OREO Commercial/ Construction	Non-covered OREO Mortgage	Covered OREO Commercial/ Construction	Covered OREO Mortgage	Total
Balance at beginning of period	$90,230	$82,267	$77,776	$31,359	$281,632
Write-downs in value	(13,727)	(10,823)	(7,466)	(767)	(32,783)
Additions	110,947	108,312	60,920	23,195	303,374
Sales	(51,422)	(46,091)	(32,022)	(13,122)	(142,657)
Other adjustments	(166)	(2,683)	190	(1,005)	(3,664)

Ending balance	$135,862	$130,982	$99,398	$39,660	$405,902

Note 18 – Other assets

The caption of other assets in the consolidated statements of financial condition consists of the following major categories:

(In thousands)	2014	2013
Net deferred tax assets (net of valuation allowance)	$812,819	$761,768
Investments under the equity method	225,625	197,006
Bank-owned life insurance program	—	228,805
Prepaid FDIC insurance assessment	360	383
Prepaid taxes	198,120	91,504
Other prepaid expenses	83,719	67,108
Derivative assets	25,362	34,710
Trades receivables from brokers and counterparties	66,949	71,680
Others	233,489	234,594

Total other assets	$1,646,443	$1,687,558

On February 1, 2014, BHD, the Corporation’s equity method investee based in the Dominican Republic, completed a merger transaction in which it acquired the net assets of Centro Financiero León. Centro Financiero León was the holding company of Banco León, the fourth largest bank in terms of assets in the Dominican Republic. In connection with the transaction, BHD issued additional shares which diluted the Corporation’s equity participation from 19.99% to 15.79%. As a result of this transaction, the Corporation recognized a net gain of $14.2 million during the first quarter of 2014, due to BHD’s increase in net assets. The gain was partially offset by approximately $7.7 million resulting from the reclassification from other comprehensive income into earnings of the cumulative foreign currency translation adjustment due to the reduction in the Corporation’s ownership percentage. As of December 31, 2014, the Corporation had a 15.82% equity participation and continues to have significant influence over BHD León. Accordingly, this investment is accounted for under the equity method and is evaluated for impairment if events or circumstances indicate that a decrease in value of the investment has occurred that is other than temporary.

On September 25, 2014, BPNA surrendered its bank owned life insurance contracts, which had a balance of $231.2 million at the time of the transaction. BPNA received approximately $231.4 million in satisfaction of its surrender request. The transaction resulted in a gain of $0.1 million.

Prepaid taxes at December 31, 2014 include payments of $45 million in income taxes in connection with the Closing Agreement signed with the Puerto Rico Department of Treasury on June 30, 2014, and $25.7 million of unamortized corporate personal property tax and municipal tax paid during the second quarter of 2014.

Note 19 – Investments in equity investees

During the year ended December 31, 2014, the Corporation recorded pre-tax earnings of $39,6 million, from its equity investments, compared to $42.9 million for the year ended December 31, 2013. The carrying value of the Corporation’s equity method investments was $226 million and $197 million at December 31, 2014 and 2013, respectively.

The following table presents aggregated summarized financial information of the Corporation’s equity method investees:

Years ended December 31,	2014	2013	2012
(in thousands)
Operating results:
Total revenues	$715,966	$1,302,637	$796,185
Total expenses	343,100	1,024,713	570,450
Income tax (benefit) expense	43,993	39,301	(36,914)

Net income	$328,873	$238,623	$262,649

At December 31,	2014	2013
(in thousands)
Balance Sheet:
Total assets	$7,421,225	$5,987,802
Total liabilities	$5,182,478	$4,036,484

Summarized financial information for these investees may be presented on a lag, due to the unavailability of information for the investees, at the respective balance sheet dates.

Note 20 – Goodwill and other intangible assets

The changes in the carrying amount of goodwill for the years ended December 31, 2014, and 2013, allocated by reportable segments and corporate group, were as follows (refer to Note 45 for the definition of the Corporation’s reportable segments):

2014
(In thousands)	Balance at January 1, 2014	Goodwill on acquisition	Purchase accounting adjustments	Goodwill written off related to discontinued operations	Other	Balance at December 31,2014
Banco Popular de Puerto Rico	$245,679	$4,430	$—	$—	$—	$250,109
Banco Popular North America	402,078	—	—	(186,511)	—	215,567

Total Popular, Inc.	$647,757	$4,430	$—	$(186,511)	$—	$465,676

2013
(In thousands)	Balance at January 1, 2013	Goodwill on acquisition	Purchase accounting adjustments	Other	Balance at December 31, 2013
Banco Popular de Puerto Rico	$245,679	$—	$—	$—	$245,679
Banco Popular North America	402,078	—	—	—	402,078

Total Popular, Inc.	$647,757	$—	$—	$—	$647,757

The goodwill acquired during 2014 of $4.4 million was related to the acquisition of an insurance benefits business.

Goodwill Impairment Test

As discussed in Note 4, Discontinued Operations, on April 22, 2014, BPNA entered into definitive agreements to sell its regional operations in California, Illinois and Central Florida to three different buyers. In connection with the transactions, the Corporation is relocating certain back office operations to Puerto Rico and New York. During the second quarter of 2014, the assets and liabilities for those regions were reclassified as held-for-sale in accordance with ASC 360-10-45. As a result of the reclassification, and in accordance with ASC 350-20-40, BPNA allocated a proportionate share of the goodwill balance to the discontinued businesses on a relative fair value basis and performed an impairment test for the goodwill allocated to each of the discontinued operations as well as for retained business, each as a separate reporting unit. This allocation of goodwill and related impairment analysis resulted in an impairment charge of $186.5 million during the second quarter of 2014. The goodwill impairment charge is a non-cash charge that did not have an impact on the Corporation’s tangible capital or regulatory capital ratios. The goodwill impairment analysis of the retained portion of the BPNA operations resulted in no impairment as of June 30, 2014.

The methodology used to determine the relative value of the regions sold and the retained portion of the BPNA reporting unit for purpose of the goodwill allocation among these reporting units takes into consideration the fair value estimates resulting from a combination of: (1) the average price to tangible book multiple based on a regression analysis of the projected return on equity for comparable companies, (2) the average price to revenue multiple based on a regression analysis of the projected revenue margin for comparable companies, and (3) the average price to earnings multiple based on comparable companies. After allocating the carrying amount of goodwill to the regions sold and the retained portion, the Corporation performed the goodwill impairment test of ASC 350-20 to each region sold and to the retained business reporting unit. The fair value of each region was based on the transaction price agreed with the buyers as part of the step 2 of the goodwill impairment analysis. This fair value was compared to the fair value of the assets and liabilities sold including any unrecognized intangible asset. The goodwill impairment analysis of the regions sold indicated that all the goodwill allocated to each region sold was impaired, and accordingly, the Corporation recorded an impairment charge of $186.5 million during the second quarter of 2014.

The following table presents the gross amount of goodwill and accumulated impairment losses by reportable segments.

December 31, 2014
(In thousands)	Balance at January 1, 2014 (gross amounts)	Accumulated impairment losses	Balance at January 1, 2014 (net amounts)	Balance at December 31, 2014 (gross amounts)	Accumulated impairment losses	Balance at December 31, 2014 (net amounts)
Banco Popular de Puerto Rico	$245,679	$—	$245,679	$250,109	$—	$250,109
Banco Popular North America	566,489	164,411	402,078	379,978	164,411	215,567

Total Popular, Inc.	$812,168	$164,411	$647,757	$630,087	$164,411	$465,676

December 31, 2013
(In thousands)	Balance at January 1, 2013 (gross amounts)	Accumulated impairment losses	Balance at January 1, 2013 (net amounts)	Balance at December 31, 2013 (gross amounts)	Accumulated impairment losses	Balance at December 31, 2013 (net amounts)
Banco Popular de Puerto Rico	$245,679	$—	$245,679	$245,679	$—	$245,679
Banco Popular North America	566,489	164,411	402,078	566,489	164,411	402,078

Total Popular, Inc.	$812,168	$164,411	$647,757	$812,168	$164,411	$647,757

The accumulated impairment losses in the BPNA reportable segment are associated with E-LOAN.

At December 31, 2014 and 2013, the Corporation had $ 6 million of identifiable intangible assets, with indefinite useful lives, mostly associated with E-LOAN’s trademark.

The following table reflects the components of other intangible assets subject to amortization:

(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
December 31, 2014
Core deposits	$50,679	$32,006	$18,673
Other customer relationships	19,452	6,644	12,808

Total other intangible assets	$70,131	$38,650	$31,481

December 31, 2013
Core deposits	$77,885	$51,737	$26,148
Other customer relationships	17,555	4,712	12,843
Other intangibles	135	107	28

Total other intangible assets	$95,575	$56,556	$39,019

During the year ended 2014 the Corporation acquired $1.9 million in other customer relationships intangible assets related to the purchase of the above mentioned insurance benefits business, which are to be amortized to operating expenses over a 5-year period. During the year ended 2013, the Corporation recognized $720 thousand of other customer relationship intangible assets associated with the purchase of a dwelling and flood insurance portfolio.

Core deposits and other intangibles with gross amount of $27 million became fully amortized during 2014 and, as such, their gross amount and accumulated amortization were eliminated from the tabular disclosure presented in the preceding table.

During the year ended December 31, 2014, the Corporation recognized $ 8.2 million in amortization expense related to other intangible assets with definite useful lives (2013 - $ 8.0 million; 2012 - $ 8.2 million).

The following table presents the estimated amortization of the intangible assets with definite useful lives for each of the following periods:

(In thousands)
Year 2015	$7,607
Year 2016	7,322
Year 2017	4,574
Year 2018	4,481
Year 2019	4,285

Results of the Goodwill Impairment Test

The Corporation’s goodwill and other identifiable intangible assets having an indefinite useful life are tested for impairment at least annually and on a more frequent basis if events or circumstances indicate impairment could have taken place. Such events could include, among others, a significant adverse change in the business climate, an adverse action by a regulator, an unanticipated change in the competitive environment and a decision to change the operations or dispose of a reporting unit.

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

The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2014 using July 31, 2014 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which are the legal entities within the reportable segment. The Corporation assigns goodwill to the reporting units when carrying out a business combination.

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

For purposes of the discounted cash flows (“DCF”) approach, the valuation is based on estimated future cash flows. The financial projections used in the DCF valuation analysis for each reporting unit are based on the most recent (as of the valuation date) financial projections presented to the Corporation’s Asset / Liability Management Committee (“ALCO”). The growth assumptions included in these projections are based on management’s expectations for each reporting unit’s financial prospects considering economic and industry conditions as well as particular plans of each entity (i.e. restructuring plans, de-leveraging, etc.). The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 12.15% to 16.83% for the 2014 analysis. The Ibbotson Build-Up Method builds up a cost of equity starting with the rate of return of a “risk-free” asset (20-year U.S. Treasury note) and adds to it additional risk elements such as equity risk premium, size premium and industry risk premium. The resulting discount rates were analyzed in terms of reasonability given the current market conditions and adjustments were made when necessary.

For BPNA reporting unit, the average estimated fair value calculated in Step 1, using all valuation methodologies exceeded BPNA’s equity value by approximately $205 million in the July 31, 2014 annual test. Accordingly, there is no indication of impairment of goodwill recorded in BPNA at July 31, 2014 and there is no need for a Step 2 analysis. BPNA failed Step 1 in the annual test as of July 31, 2013 requiring the completion of Step 2. The results of the Step 2 indicated that the implied fair value of goodwill exceeded the goodwill carrying value at July 31, 2013 resulting in no goodwill impairment.

For the BPPR reporting unit, the average estimated fair value calculated in Step 1 using all valuation methodologies exceeded BPPR’s equity value by approximately $337 million in the July 31, 2014 annual test as compared with approximately $387 million at July 31, 2013. This result indicates there would be no indication of impairment on the goodwill recorded in BPPR at July 31, 2014. The goodwill balance of BPPR and BPNA, as legal entities, represented approximately 95% of the Corporation’s total goodwill balance as of the July 31, 2014 valuation date.

Furthermore, as part of the analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2014 annual assessment were reasonable.

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

At December 31, 2014 and 2013, other than goodwill, the Corporation had $ 6 million of identifiable intangible assets, with indefinite useful lives, mostly associated with E-LOAN’S trademark.

The valuation of the E-LOAN trademark was performed using the “relief-from-royalty” valuation approach. The basis of the “relief-from-royalty” method is that, by virtue of having ownership of the trademark, the Corporation is relieved from having to pay a royalty, usually expressed as a percentage of revenue, for the use of trademark. The main attributes involved in the valuation of this intangible asset include the royalty rate, revenue projections that benefit from the use of this intangible, after-tax royalty savings derived from the ownership of the intangible, and the discount rate to apply to the projected benefits to arrive at the present value of this intangible. Since estimates are an integral part of this trademark impairment analysis, changes in these estimates could have a significant impact on the calculated fair value. There were no impairments recognized during the years ended December 31, 2014 and 2013 related to E-LOAN’s trademark.

Note 21 – Deposits

Total interest bearing deposits as of the end of the periods presented consisted of:

	December 31,
(In thousands)	2014	2013
Savings accounts	$6,737,370	$6,839,126
NOW, money market and other interest bearing demand deposits	4,811,972	5,637,985

Total savings, NOW, money market and other interest bearing demand deposits	11,549,342	12,477,111

Certificates of deposit:
Under $100,000	4,211,180	5,101,711
$100,000 and over	3,263,265	3,209,641

Total certificates of deposit	7,474,445	8,311,352

Total interest bearing deposits	$19,023,787	$20,788,463

A summary of certificates of deposit by maturity at December 31, 2014 follows:

(In thousands)
2015	$5,011,262
2016	958,246
2017	572,706
2018	363,691
2019	495,931
2020 and thereafter	72,609

Total certificates of deposit	$7,474,445

At December 31, 2014, the Corporation had brokered deposits amounting to $ 1.9 billion (2013 - $ 2.4 billion).

The aggregate amount of overdrafts in demand deposit accounts that were reclassified to loans was $9 million at December 31, 2014 (2013 - $10 million).

Note 22 – Federal funds purchased and assets sold under agreements to repurchase

The following table summarizes certain information on federal funds purchased and assets sold under agreements to repurchase at December 31, 2014 and 2013:

(Dollars in thousands)	2014	2013
Federal funds purchased	$100,000	$—
Assets sold under agreements to repurchase	1,171,657	1,659,292

Total federal funds purchased and assets sold under agreements to repurchase	$1,271,657	$1,659,292

Maximum aggregate balance outstanding at any month-end	$2,208,213	$2,269,565

Average monthly aggregate balance outstanding	$1,732,199	$1,842,879

Weighted average interest rate:
For the year	3.85%	1.92%
At December 31	0.62%	2.07%

The repurchase agreements outstanding at December 31, 2014 were collateralized by $ 1.0 billion in investment securities available for sale and $ 81 million in trading securities, compared with $ 1.3 billion in investment securities available for sale, $ 309 million in trading securities and $ 70 million in securities sold not yet delivered classified as other assets at December 31, 2013. It is the Corporation’s policy to maintain effective control over assets sold under agreements to repurchase; accordingly, such securities continue to be carried on the consolidated statement of financial condition.

In addition, there were repurchase agreements outstanding collateralized by $ 146 million at December 31, 2014 and $ 189 million at December 31, 2013, in securities purchased underlying agreements to resell to which the Corporation has the right to repledge. It is the Corporation’s policy to take possession of securities purchased under agreements to resell. However, the counterparties to such agreements maintain effective control over such securities, and accordingly are not reflected in the Corporation’s consolidated statements of financial condition.

The following table presents the liability associated with the repurchase transactions (including accrued interest), their maturities and weighted average interest rates. Also, it includes the carrying value and approximate market value of the collateral (including accrued interest) at December 31, 2014 and 2013. The information excludes repurchase agreement transactions which were collateralized with securities or other assets held-for-trading purposes or which have been obtained under agreements to resell.

	2014				2013
(Dollars in thousands)	Repurchase liability	Carrying value of collateral	Market value of collateral	Repurchase liability weighted average interest rate	Repurchase liability	Carrying value of collateral	Market value of collateral	Repurchase liability weighted average interest rate
Obligations of U.S. government sponsored entities
Within 30 days	$210,292	$220,229	$220,229	0.36%	$64,109	$67,721	$67,721	0.23%
After 30 to 90 days	25,765	27,349	27,349	0.34	—	—	—	—
After 90 days	420,602	448,992	448,992	0.44	156,092	177,031	177,031	4.89

Total obligations of U.S. government sponsored entities	656,659	696,570	696,570	0.41	220,201	244,752	244,752	3.53

Mortgage-backed securities
Within 30 days	3,227	3,612	3,612	0.40	23,998	26,591	26,591	0.46
After 90 days	166,226	183,782	183,782	1.25	240,313	286,166	286,166	3.61

Total mortgage-backed securities	169,453	187,394	187,394	1.23	264,311	312,757	312,757	3.32

Collateralized mortgage obligations
Within 30 days	15,277	19,087	19,087	0.27	235,306	267,120	267,120	0.39
After 30 to 90 days	55,427	59,472	59,472	0.56	103,754	114,643	114,643	0.44
After 90 days	71,448	78,683	78,683	0.60	322,881	370,197	370,197	4.24

Total collateralized mortgage obligations	142,152	157,242	157,242	0.55	661,941	751,960	751,960	2.28

Total	$968,264	$1,041,206	$1,041,206	0.57%	$1,146,453	$1,309,469	$1,309,469	2.76%

Note 23 – Other short-term borrowings

The following table presents a breakdown of other short-term borrowings at December 31, 2014 and 2013.

(In thousands)	2014	2013

Advances with the FHLB paying interest at maturity, at fixed rate of 0.39% (2013 - 0.44%)	$20,000	$400,000
Others	1,200	1,200

Total other short-term borrowings	$21,200	$401,200

The maximum aggregate balance outstanding at any month-end was approximately $ 801 million (2013 - $ 1,226 million). The weighted average interest rate of other short-term borrowings at December 31, 2014 was 0.36% (2013 – 0.38%). The average aggregate balance outstanding during the year was approximately $ 154 million (2013 - $729 million). The weighted average interest rate during the year was 0.44% (2013 – 0.41%).

Note 24 presents additional information with respect to available credit facilities.

Note 24 – Notes payable

Notes payable outstanding at December 31, 2014 and 2013, consisted of the following:

(In thousands)	2014	2013

Advances with the FHLB maturing from 2015 to 2021 paying interest at monthly fixed rates ranging from 0.45% to 4.19% ( 2013 - 0.27% to 4.19%)	$802,198	$589,229

Unsecured senior debt securities maturing on 2019 paying interest semiannually at a fixed rate of 7.00%	450,000	—

Term notes paying interest semiannually at fixed rate of 7.47%	—	675

Term notes paying interest monthly at a floating rate of 3.00% over the 10-year U.S. Treasury note rate [1]	—	14

Junior subordinated deferrable interest debentures (related to trust preferred securities) maturing from 2027 to 2034 with fixed interest rates ranging from 6.125% to 8.327% (Refer to Note 26)	439,800	439,800

Junior subordinated deferrable interest debentures (related to trust preferred securities) ($936,000 less discount of $404,460 at December 31, 2013) with no stated maturity and a contractual fixed interest rate of 5.00% until, but excluding December 5, 2013 and 9.00% thereafter (Refer to Note 26)	—	531,540

Others	19,830	23,496

Total notes payable	$1,711,828	$1,584,754

[1]	The 10-year U.S. Treasury note key index rate at December 31, 2013 was 3.03%.

During the quarter ended June 30, 2014, the Corporation received approval from the Federal Reserve System to repay the $935 million in TARP Capital Purchase Program funds. On July 2, 2014, the Corporation completed the repayment of these funds, which were partially funded with $400 million from the proceeds of the issuance of its $450 million aggregate principal amount of 7% Senior Notes due on 2019, which settled on July 1, 2014. Accordingly, during the quarter ended June 30, 2014, the Corporation accelerated the related amortization of $414.1 million of discount and deferred costs, which is reflected as interest expense in the consolidated statement of operations. Refer to additional information on Note 26 - Trust Preferred Securities.

The following table presents the aggregate amounts by contractual maturities of notes payable at December 31, 2014.

Year	(In thousands)
2015	$328,917
2016	250,966
2017	82,983
2018	106,934
2019	463,270
Later years	478,758

Total notes payable	$1,711,828

At December 31, 2014, the Corporation had borrowing facilities available with the FHLB whereby the Corporation could borrow up to $3.7 billion based on the assets pledged with the FHLB at that date (2013 - $3.0 billion). The FHLB advances at December 31, 2014 are collateralized with mortgage and commercial loans, and do not have restrictive covenants or callable features. The maximum borrowing capacity is dependent on certain computations as determined by the FHLB, which consider the amount and type of assets available for collateral.

Also, the Corporation has a borrowing facility at the discount window of the Federal Reserve Bank of New York. At December 31, 2014, the borrowing capacity at the discount window approximated $2.1 billion (2013 - $3.4 billion), which remained unused at December 31, 2014 and 2013. The facility is a collateralized source of credit that is highly reliable even under difficult market conditions.

Note 25 – Offsetting of financial assets and liabilities

The following tables present the potential effect of rights of setoff associated with the Corporation’s recognized financial assets and liabilities at December 31, 2014 and December 31, 2013.

As of December 31, 2014
				Gross Amounts Not Offset in the Statement of Financial Position
(In thousands)	Gross Amount of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets Presented in the Statement of Financial Position	Financial Instruments	Securities Collateral Received	Cash Collateral Received	Net Amount
Derivatives	$25,361	$—	$25,361	$320	$—	$—	$25,041
Reverse repurchase agreements	151,134	—	151,134	—	151,134	—	—

Total	$176,495	$—	$176,495	$320	$151,134	$—	$25,041

As of December 31, 2014
				Gross Amounts Not Offset in the Statement of Financial Position
(In thousands)	Gross Amount of Recognized Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Liabilities Presented in the Statement of Financial Position	Financial Instruments	Securities Collateral Pledged	Cash Collateral Pledged	Net Amount
Derivatives	$23,032	$—	$23,032	$320	$8,781	$—	$13,931
Repurchase agreements	1,171,657	—	1,171,657	—	1,171,657	—	—

Total	$1,194,689	$—	$1,194,689	$320	$1,180,438	$—	$13,931

As of December 31, 2013
				Gross Amounts Not Offset in the Statement of Financial Position
(In thousands)	Gross Amount of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets Presented in the Statement of Financial Position	Financial Instruments	Securities Collateral Received	Cash Collateral Received	Net Amount
Derivatives	$34,793	$—	$34,793	$1,220	$—	$—	$33,573
Reverse repurchase agreements	175,965	—	175,965	—	175,965	—	—

Total	$210,758	$—	$210,758	$1,220	$175,965	$—	$33,573

As of December 31, 2013
				Gross Amounts Not Offset in the Statement of Financial Position
(In thousands)	Gross Amount of Recognized Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Liabilities Presented in the Statement of Financial Position	Financial Instruments	Securities Collateral Pledged	Cash Collateral Received	Net Amount
Derivatives	$32,378	$—	$32,378	$1,220	$14,003	$—	$17,155
Repurchase agreements	1,659,292	—	1,659,292	—	1,659,292	—	—

Total	$1,691,670	$—	$1,691,670	$1,220	$1,673,295	$—	$17,155

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

Note 26 – Trust preferred securities

At December 31, 2014 and December 31, 2013, statutory trusts established by the Corporation (BanPonce Trust I, Popular Capital Trust I, Popular North America Capital Trust I and Popular Capital Trust II) had issued trust preferred securities (also referred to as “capital securities”) to the public. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts (the “common securities”), were used by the trusts to purchase junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by the Corporation. In August 2009, the Corporation established the Popular Capital Trust III for the purpose of exchanging the shares of Series C preferred stock held by the U.S. Treasury at the time for trust preferred securities issued by this trust. In connection with this exchange, the trust used the Series C preferred stock, together with the proceeds of issuance and sale of common securities of the trust, to purchase junior subordinated debentures issued by the Corporation. As further explained below, the Popular Capital Trust III was dissolved following the repurchase of their capital securities on July 2, 2014.

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

The following table presents financial data pertaining to the different trusts at December 31, 2014 and December 31, 2013.

(Dollars in thousands)	As of December 31, 2014
Issuer	BanPonce Trust I	Popular Capital Trust I	Popular North America Capital Trust I	Popular Capital Trust Il

Capital securities	$52,865	$181,063	$91,651	$101,023
Distribution rate	8.327%	6.700%	6.564%	6.125%

Common securities	$1,637	$5,601	$2,835	$3,125
Junior subordinated debentures aggregate liquidation amount	$54,502	$186,664	$94,486	$104,148
Stated maturity date	February 2027	November 2033	September 2034	December 2034
Reference notes	[1],[3],[6]	[2],[4],[5]	[1],[3],[5]	[2],[4],[5]

(Dollars in thousands)	As of December 31, 2013
Issuer	BanPonce Trust I	Popular Capital Trust I	Popular North America Capital Trust I	Popular Capital Trust Il	Popular Capital Trust III

Capital securities	$52,865	$181,063	$91,651	$101,023	$935,000
Distribution rate	8.327%	6.700%	6.564%	6.125%	5.000% until, but excluding December 5, 2013 and 9.000% thereafter
Common securities	$1,637	$5,601	$2,835	$3,125	$1,000
Junior subordinated debentures aggregate liquidation amount	$54,502	$186,664	$94,486	$104,148	$936,000
Stated maturity date	February 2027	November 2033	September 2034	December 2034	Perpetual
Reference notes	[1],[3],[6]	[2],[4],[5]	[1],[3],[5]	[2],[4],[5]	[2],[4],[7],[8]

[1]	Statutory business trust that is wholly-owned by Popular North America and indirectly wholly-owned by the Corporation.
[2]	Statutory business trust that is wholly-owned by the Corporation.
[3]	The obligations of PNA under the junior subordinated debentures and its guarantees of the capital securities under the trust are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.
[4]	These capital securities are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.
[5]	The Corporation has the right, subject to any required prior approval from the Federal Reserve, to redeem after certain dates or upon the occurrence of certain events mentioned below, the junior subordinated debentures at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption. The maturity of the junior subordinated debentures may be shortened at the option of the Corporation prior to their stated maturity dates (i) on or after the stated optional redemption dates stipulated in the agreements, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a tax event, an investment company event or a capital treatment event as set forth in the indentures relating to the capital securities, in each case subject to regulatory approval.
[6]	Same as [5] above, except that the investment company event does not apply for early redemption.
[7]	The debentures are perpetual and may be redeemed by Popular at any time, subject to the consent of the Board of Governors of the Federal Reserve System.
[8]	Carrying value of junior subordinated debentures of $ 532 million at December 31, 2013 ($ 936 million aggregate liquidation amount, net of $ 404 million discount).

During the quarter ended June 30, 2014, the Corporation received approval from the Federal Reserve System to repay the $935 million in TARP Capital Purchase Program funds. On July 2, 2014, the Corporation completed the repurchase of $935 million of Fixed Rate Popular Capital Trust III Capital Securities, $1,000 liquidation amount per security (the “trust capital securities”), of Popular Capital Trust III, held by the U.S. Treasury. On July 23, 2014, the Corporation exchanged $936 million of Fixed Rate Perpetual Junior Subordinated Debentures Series A (the “trust debentures”) held by Popular Capital Trust III for the trust capital securities and the common securities of Popular Capital Trust III, in the amount of $1 million, held by the Corporation. The trust debentures were then cancelled and the obligations of the Corporation under the related indenture were satisfied and discharged. On the same date, Popular Capital Trust III was dissolved. In connection with the repayment of TARP, the Corporation accelerated the related amortization of the discount and deferred costs amounting to $414.1 million during the second quarter of 2014, which was reflected as part of interest expense in the consolidated statement of operations.

In accordance with the Federal Reserve Board guidance under Basel I, the trust preferred securities represent restricted core capital elements and currently qualify as Tier 1 capital, subject to certain quantitative limits. The aggregate amount of restricted core capital elements that may be included in the Tier 1 capital of a banking organization must not exceed 25% of the sum of all core capital elements (including cumulative perpetual preferred stock and trust preferred securities). Amounts of restricted core capital elements in excess of this limit generally may be included in Tier 2 capital, subject to further limitations. At December 31, 2014, the Corporation’s restricted core capital elements did not exceed the 25% limitation. Thus, all trust preferred securities were allowed as Tier I capital. At December 31, 2013, the Corporation’s restricted core capital elements also did not exceed the 25% limitation.

In July 2013, the Board of Governors of the Federal Reserve System approved final rules (“Basel III Capital Rules”) to establish a new comprehensive regulatory capital framework for all U.S. banking organizations. The New Capital Rules generally implement the Basel Committee on Banking Supervision’s (the “Basel Committee”) December 2010 final capital framework referred to as “Basel III” for strengthening international capital standards and several changes to the U.S. regulatory capital regime required by the Dodd-Frank Wall Street Reform and Consumer Protection on Act (“Dodd-Frank”). The Basel III Capital Rules require that capital instruments such as trust preferred securities be phased-out of Tier 1 capital. The Corporation’s Tier I capital level at December 31, 2014 included $ 427 million of trust preferred securities that are subject to the phase-out provisions of the Basel III Capital Rules. The Corporation would be allowed to include only 25% of such trust preferred securities in Tier I capital as of January 1, 2015 and 0% as of January 1, 2016 and thereafter. The Basel III Capital Rules also permanently grandfathers as Tier 2 capital such trust preferred securities.

Note 27 – Stockholders’ equity

The Corporation has 30,000,000 shares of authorized preferred stock that may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation’s shares of preferred stock issued and outstanding at December 31, 2014 and 2013 consisted of:

•

6.375% non-cumulative monthly income preferred stock, 2003 Series A, no par value, liquidation preference value of $25 per share. Holders on record of the 2003 Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 6.375% of their liquidation preference value, or $0.1328125 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System. The redemption price per share is $25.00. The shares of 2003 Series A Preferred Stock have no voting rights, except for certain rights in instances when the Corporation does not pay dividends for a defined period. These shares are not subject to any sinking fund requirement. Cash dividends declared and paid on the 2003 Series A Preferred Stock amounted to $ 1.4 million for the year ended December 31, 2014, 2013 and 2012. Outstanding shares of 2003 Series A Preferred Stock amounted to 885,726 at December 31, 2014, 2013 and 2012.

•

8.25% non-cumulative monthly income preferred stock, 2008 Series B, no par value, liquidation preference value of $25 per share. The shares of 2008 Series B Preferred Stock were issued in May 2008. Holders of record of the 2008 Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 8.25% of their liquidation preferences, or $0.171875 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System beginning on May 28, 2013. The redemption price per share is $25.50 from May 28, 2013 through May 28, 2014, $25.25 from May 28, 2014 through May 28, 2015 and $25.00 from May 28, 2015 and thereafter. Cash dividends declared and paid on the 2008 Series B Preferred Stock amounted to $ 2.3 million for the year ended December 31, 2014, 2013 and 2012. Outstanding shares of 2008 Series B Preferred Stock amounted to 1,120,665 at December 31, 2014, 2013 and 2012.

As part of the Series C Preferred Stock transaction with the U.S. Treasury effected on December 5, 2008, the Corporation issued to the U.S. Treasury a warrant to purchase 2,093,284 shares of the Corporation’s common stock at an exercise price of $67 per share. On July 23, 2014, the Corporation completed the repurchase of the outstanding warrant at a repurchase price of $3.0 million. With the completion of this transaction, the Corporation completed its exit from the TARP Capital Purchase Program.

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

During the years ended December 31, 2014, 2013 and 2012 the Corporation did not declare dividends on its common stock.

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. BPPR’s statutory reserve fund amounted to $ 469 million at December 31, 2014 (2013 - $ 445 million; 2012 - $ 432 million). During 2014, $ 24 million was transferred to the statutory reserve account (2013 - $ 13 million, 2012 - $ 17 million). BPPR was in compliance with the statutory reserve requirement in 2014, 2013 and 2012.

Note 28 – Regulatory capital requirements

The Corporation and its banking subsidiaries are subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can lead to certain mandatory and additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation’s assets, liabilities, and certain off-balance sheet items as calculated under US GAAP, regulatory reporting requirements, and reporting standards. The Corporation’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Rules adopted by the federal banking agencies, as applicable to the Corporation and its banking subsidiaries as of December 31, 2014, provide that a depository institution will be deemed to be well capitalized if it maintained a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based ratio of at least 10%. Management has determined that at December 31, 2014 and 2013, the Corporation exceeded all capital adequacy requirements to which it is subject.

At December 31, 2014 and 2013, BPPR and BPNA were well-capitalized under the regulatory framework for prompt corrective action. At December 31, 2014, management believes that there were no conditions or events since the most recent notification from the Federal Reserve that could have changed the institution’s category.

The Corporation has been designated by the Federal Reserve Board as a Financial Holding Company (“FHC”) and is eligible to engage in certain financial activities permitted under the Gramm-Leach-Bliley Act of 1999.

The following tables present the Corporation’s risk-based capital and leverage ratios at December 31, 2014 and 2013.

	Actual		Capital adequacy minimum requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2014
Total Capital (to Risk-Weighted Assets):
Corporation	$4,122,238	19.41%	$1,698,712	8%
BPPR	2,973,500	17.00	1,399,664	8
BPNA	1,216,065	35.77	271,952	8

Tier I Capital (to Risk-Weighted Assets):
Corporation	$3,849,891	18.13%	$849,356	4%
BPPR	2,749,051	15.71	699,832	4
BPNA	1,182,899	34.80	135,976	4

Tier I Capital (to Average Assets):
Corporation	$3,849,891	11.94%	$967,505	3%
			1,290,007	4
BPPR	2,749,051	10.63	775,566	3
			1,034,089	4
BPNA	1,182,899	20.01	177,376	3
			236,502	4

	Actual		Capital adequacy minimum requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2013
Total Capital (to Risk-Weighted Assets):
Corporation	$4,761,555	20.42%	$1,865,494	8%
BPPR	2,607,018	14.76	1,413,292	8
BPNA	1,400,740	25.47	439,908	8

Tier I Capital (to Risk-Weighted Assets):
Corporation	$4,464,742	19.15%	$932,747	4%
BPPR	2,381,347	13.48	706,646	4
BPNA	1,331,471	24.21	219,954	4

Tier I Capital (to Average Assets):
Corporation	$4,464,742	12.85%	$1,042,384	3%
			1,389,845	4
BPPR	2,381,347	9.21	775,562	3
			1,034,083	4
BPNA	1,331,471	15.92	250,931	3
			334,575	4

The following table presents the minimum amounts and ratios for the Corporation’s banks to be categorized as well-capitalized under prompt corrective action.

	2014		2013
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
BPPR	$1,749,580	10%	$1,766,615	10%
BPNA	339,939	10	549,885	10

Tier I Capital (to Risk-Weighted Assets):
BPPR	$1,049,748	6%	$1,059,969	6%
BPNA	203,964	6	329,931	6

Tier I Capital (to Average Assets):
BPPR	$1,292,611	5%	$1,292,604	5%
BPNA	295,627	5	418,219	5

In 2013, the Federal Reserve issued final Basel III capital rules that require banking organizations subject to the standardized approach, such as the Corporation and its banking subsidiaries, to meet revised minimum regulatory capital ratios beginning January 1, 2015, and begin the transition period for the revised definitions of regulatory capital and the revised regulatory capital adjustments and deductions, as well as comply with the standardized approach for determining risk-weighted assets.

Furthermore, the final Basel III capital rules require the phase out of non-qualifying Tier 1 capital instruments such as trust preferred securities. At December 31, 2014, the Corporation had $427 million in trust preferred securities outstanding. Beginning on January 1, 2015, approximately $320 million in principal amount of the trust preferred securities will no longer qualify for Tier 1 capital treatment, but instead will qualify for Tier 2 capital treatment. The Corporation anticipates that, by January 1, 2016, all $427 million of its outstanding trust preferred securities will lose Tier 1 capital treatment, and will be reclassified to Tier 2 capital.

Beginning January 1, 2016, the Basel III final rules introduce a phase-in capital conservation buffer of 2.5% of risk-weighted assets that is effectively layered on top of the minimum capital risk-based ratios, which places restrictions on the amount of retained earnings that may be used for distributions or discretionary bonus payments as risk-based capital ratios approach their respective “adequately capitalized minimums.”

The following table presents the capital requirements for a standardized approach banking organization under Basel III final rules.

			Minimum Capital Plus Capital Conservation Buffer
	Minimum Capital	Well-Capitalized	2016	2017	2018	2019
Common Equity Tier 1 to Risk-Weighted Assets	4.5%	6.5%	5.125%	5.750%	6.375%	7.000%
Tier 1 Capital to Risk-Weighted Assets	6.0	8.0	6.625	7.250	7.875	8.500
Total Capital to Risk-Weighted Assets	8.0	10.0	8.625	9.250	9.875	10.500
Leverage Ratio	4.0	5.0	N/A	N/A	N/A	N/A

Note 29 – Other comprehensive loss

The following table presents changes in accumulated other comprehensive loss by component for the years ended December 31, 2014, 2013 and 2012.

	Changes in Accumulated Other Comprehensive Loss by Component [1]
		Years ended December 31,
(In thousands)		2014	2013	2012
Foreign currency translation	Beginning Balance	$(36,099)	$(31,277)	$(28,829)

	Other comprehensive gain (loss) before reclassifications	(4,451)	(4,822)	(2,448)
	Amounts reclassified from accumulated other comprehensive gain (loss)	7,718	—	—

	Net change	3,267	(4,822)	(2,448)

	Ending balance	$(32,832)	$(36,099)	$(31,277)

Adjustment of pension and postretirement benefit plans	Beginning Balance	$(104,302)	$(225,846)	$(216,058)

	Other comprehensive (loss) income before reclassifications	(98,015)	104,272	(27,699)
	Amounts reclassified from accumulated other comprehensive (loss) income for amortization of net losses	(5,188)	17,272	18,051
	Amounts reclassified from accumulated other comprehensive (loss) income for amortization of prior service cost	2,318	—	(140)

	Net change	(100,885)	121,544	(9,788)

	Ending balance	$(205,187)	$(104,302)	$(225,846)

Unrealized net holding gains (losses) on investments	Beginning Balance	$(48,344)	$154,568	$203,078

	Other comprehensive gain (loss) before reclassifications	55,987	(201,119)	(50,204)
	Amounts reclassified from accumulated other comprehensive income	822	(1,793)	1,694

	Net change	56,809	(202,912)	(48,510)

	Ending balance	$8,465	$(48,344)	$154,568

Unrealized net gains (losses) on cash flow hedges	Beginning Balance	$—	$(313)	$(739)

	Other comprehensive (loss) income before reclassifications	(4,034)	1,436	(9,457)
	Amounts reclassified from other accumulated other comprehensive (loss) income	3,716	(1,123)	9,883

	Net change	(318)	313	426

	Ending balance	$(318)	$—	$(313)

	Total	$(229,872)	$(188,745)	$(102,868)

[1]	All amounts presented are net of tax.

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss for the years ended December 31, 2014, 2013, and 2012.

	Reclassifications Out of Accumulated Other Comprehensive Loss
	Affected Line Item in the	Years ended December 31,
(In thousands)	Consolidated Statements of Operations	2014	2013	2012
Foreign currency translation
Cumulative translation adjustment reclassified into earnings	Other operating income	$(7,718)	$—	$—

	Total before tax	(7,718)	—	—

	Income tax (expense) benefit	—	—	—

	Total net of tax	$(7,718)	$—	$—

Adjustment of pension and postretirement benefit plans
Amortization of net losses	Personnel costs	$8,505	$(24,674)	$(25,159)
Amortization of prior service cost	Personnel costs	(3,800)	—	200

	Total before tax	4,705	(24,674)	(24,959)

	Income tax benefit	(1,835)	7,402	7,048

	Total net of tax	$2,870	$(17,272)	$(17,911)

Unrealized holding gains on investments
Realized gain (loss) on sale of securities	Net gain (loss) on sale and valuation adjustments of investment securities	$(870)	$2,110	$(1,707)

	Total before tax	(870)	2,110	(1,707)
	Income tax benefit (expense)	48	(317)	13

	Total net of tax	$(822)	$1,793	$(1,694)

Unrealized net losses on cash flow hedges
Forward contracts	Mortgage banking activities	$(6,091)	$1,839	$(14,119)

	Total before tax	(6,091)	1,839	(14,119)

	Income tax benefit (expense)	2,375	(716)	4,236

	Total net of tax	$(3,716)	$1,123	$(9,883)

	Total reclassification adjustments, net of tax	$(9,386)	$(14,356)	$(29,488)

Note 30 – Guarantees

The Corporation has obligations upon the occurrence of certain events under financial guarantees provided in certain contractual agreements as summarized below.

The Corporation issues financial standby letters of credit and has risk participation in standby letters of credit issued by other financial institutions, in each case to guarantee the performance of various customers to third parties. If the customers failed to meet its financial or performance obligation to the third party under the terms of the contract, then, upon their request, the Corporation would be obligated to make the payment to the guaranteed party. At December 31, 2014, the Corporation recorded a liability of $0.4 million (December 31, 2013 - $0.4 million), which represents the unamortized balance of the obligations undertaken in issuing the guarantees under the standby letters of credit. In accordance with the provisions of ASC Topic 460, the Corporation recognizes at fair value the obligation at inception of the standby letters of credit. The fair value approximates the fee received from the customer for issuing such commitments. These fees are deferred and are recognized over the commitment period. The contracts amount in standby letters of credit outstanding at December 31, 2014 and 2013, shown in Note 31, represent the maximum potential amount of future payments that the Corporation could be required to make under the guarantees in the event of nonperformance by the customers. These standby letters of credit are used by the customers as a credit enhancement and typically expire without being drawn upon. The Corporation’s standby letters of credit are generally secured, and in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided, which normally includes cash, marketable securities, real estate, receivables, and others. Management does not anticipate any material losses related to these instruments.

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

At December 31, 2014, the Corporation serviced $2.1 billion (December 31, 2013 - $2.5 billion) in residential mortgage loans subject to credit recourse provisions, principally loans associated with FNMA and FHLMC residential mortgage loan securitization programs. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to repurchase the loan or reimburse the third party investor for the incurred loss. The maximum potential amount of future payments that the Corporation would be required to make under the recourse arrangements in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced with recourse and interest, if applicable. During 2014, the Corporation repurchased approximately $ 89 million of unpaid principal balance in mortgage loans subject to the credit recourse provisions (2013 - $ 126 million). In the event of nonperformance by the borrower, the Corporation has rights to the underlying collateral securing the mortgage loan. The Corporation suffers losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan plus any uncollected interest advanced and the costs of holding and disposing the related property. At December 31, 2014, the Corporation’s liability established to cover the estimated credit loss exposure related to loans sold or serviced with credit recourse amounted to $ 59 million (December 31, 2013 - $ 41 million). The following table shows the changes in the Corporation’s liability of estimated losses from these credit recourses agreements, included in the consolidated statements of financial condition during the years ended December 31, 2014 and 2013.

	December 31,
(In thousands)	2014	2013
Balance as of beginning of period	$41,463	$51,673
Provision for recourse liability	41,312	21,793
Net charge-offs / terminations	(23,337)	(32,003)

Balance as of end of period	$59,438	$41,463

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

When the Corporation sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Corporation’s mortgage operations in Puerto Rico group conforming mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or are sold directly to FNMA or other private investors for cash. As required under the government agency programs, quality review procedures are performed by the Corporation to ensure that asset guideline qualifications are met. To the extent the loans do not meet specified characteristics, the Corporation may be required to repurchase such loans or indemnify for losses and bear any subsequent loss related to the loans. Repurchases under BPPR’s representation and warranty arrangements in which the Corporation is obligated to repurchase the loans amounted to approximately $ 2.2 million in unpaid principal balance with losses amounting to $ 1.7 million for the year ended December 31, 2014 ($ 4.7 million and $1.0 million, respectively, during the year ended December 31, 2013). A substantial amount of these loans reinstate to performing status or have mortgage insurance, and thus the ultimate losses on the loans are not deemed significant.

As discussed on Note 4 – Discontinued Operations, on November 8, 2014, the Corporation completed the sale of the California regional operations. In connection with this transaction, the Corporation agreed to provide, subject to certain limitations, customary indemnification to the purchaser, including with respect to certain pre-closing liabilities and violations of representations and warranties. The Corporation also agreed to indemnify the purchaser for up to 1.5% of credit losses on transferred loans for a period of two years after the closing. Pursuant to this indemnification provision, the Corporation’s maximum exposure is approximately $16.0 million. The Corporation recognized a reserve of approximately $2.2 million, representing its best estimate of the loss that would be incurred in connection with this indemnification. This reserve is included within the liabilities from discontinued operations.

During the quarter ended June 30, 2013, the Corporation established a reserve for certain specific representation and warranties made in connection with BPPR’s sale of non-performing mortgage loans. The purchaser’s sole remedy under the indemnity clause is to seek monetary damages from BPPR, for a maximum of $16.3 million. BPPR recognized a reserve of approximately $3.0 million, representing its best estimate of the loss that would be incurred in connection with this indemnification. BPPR’s obligations under this clause end one year after the closing except to any claim asserted prior to such termination date. At December 31, 2014, the Corporation has a reserve balance of $2.8 million to cover claims received from the purchaser, which are currently being evaluated.

During the quarter ended March 31, 2013, the Corporation established a reserve for certain specific representation and warranties made in connection with BPPR’s sale of commercial and construction loans, and commercial and single family real estate owned. The purchaser’s sole remedy under the indemnity clause is to seek monetary damages from BPPR, for a maximum of $18.0 million.

BPPR is not required to repurchase any of the assets. BPPR recognized a reserve of approximately $10.7 million, representing its best estimate of the loss that would be incurred in connection with this indemnification. During the quarter ended March 31, 2014, the Corporation released $2.0 million based on an evaluation of claims received under this clause. At December 31, 2014, the Corporation has a reserve balance of $7.4 million to cover claims received from the purchaser, which are currently being evaluated.

The following table presents the changes in the Corporation’s liability for estimated losses associated with the indemnifications and representations and warranties related to loans sold by BPPR for during the years ended December 31, 2014 and 2013.

(In thousands)	2014	2013
Balance as of beginning of period	$19,277	$7,587
Additions for new sales	—	13,747
Provision (reversal) for representation and warranties	(712)	(332)
Net charge-offs	(2,606)	(1,725)

Balance as of end of period	$15,959	$19,277

In addition, at December 31, 2014, the Corporation has reserves for customary representation and warranties related to loans sold by its U.S. subsidiary E-LOAN prior to 2009. These loans had been sold to investors on a servicing released basis subject to certain representation and warranties. Although the risk of loss or default was generally assumed by the investors, the Corporation made certain representations relating to borrower creditworthiness, loan documentation and collateral, which if not correct, may result in requiring the Corporation to repurchase the loans or indemnify investors for any related losses associated to these loans. At December 31, 2014, the Corporation’s reserve for estimated losses from such representation and warranty arrangements amounted to $ 5 million, which was included as part of other liabilities in the consolidated statement of financial condition (December 31, 2013 - $ 7 million). E-LOAN is no longer originating and selling loans since the subsidiary ceased these activities in 2008 and most of the outstanding agreements with major counterparties were settled during 2010 and 2011.

Servicing agreements relating to the mortgage-backed securities programs of FNMA and GNMA, and to mortgage loans sold or serviced to certain other investors, including FHLMC, require the Corporation to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. At December 31, 2014, the Corporation serviced $15.6 billion in mortgage loans for third-parties, including the loans serviced with credit recourse (December 31, 2013 - $16.3 billion). The Corporation generally recovers funds advanced pursuant to these arrangements from the mortgage owner, from liquidation proceeds when the mortgage loan is foreclosed or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantees programs. However, in the meantime, the Corporation must absorb the cost of the funds it advances during the time the advance is outstanding. The Corporation must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a defaulted loan is not cured, the mortgage loan would be canceled as part of the foreclosure proceedings and the Corporation would not receive any future servicing income with respect to that loan. At December 31, 2014, the outstanding balance of funds advanced by the Corporation under such mortgage loan servicing agreements was approximately $36 million (December 31, 2013 - $29 million). To the extent the mortgage loans underlying the Corporation’s servicing portfolio experience increased delinquencies, the Corporation would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts.

Popular, Inc. Holding Company (“PIHC”) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries amounting to $ 0.2 billion at December 31, 2014 (December 31, 2013 - $ 0.2 billion). In addition, at December 31, 2014 and December 31, 2013, PIHC fully and unconditionally guaranteed on a subordinated basis $ 0.4 billion and $ 1.4 billion, respectively, of capital securities (trust preferred securities) issued by wholly-owned issuing trust entities to the extent set forth in the applicable guarantee agreement. Refer to Note 26 to the consolidated financial statements for further information on the trust preferred securities.

Note 31 – Commitments and contingencies

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

Financial instruments with off-balance sheet credit risk, whose contract amounts represent potential credit risk as of the end of the periods presented were as follows:

(In thousands)	December 31, 2014	December 31, 2013
Commitments to extend credit:
Credit card lines	$4,450,284	$4,594,676
Commercial lines of credit	2,415,843	2,569,377
Other unused credit commitments	269,225	326,874
Commercial letters of credit	2,820	3,059
Standby letters of credit	46,362	78,948
Commitments to originate or fund mortgage loans	25,919	47,722

At December 31, 2014, the Corporation maintained a reserve of approximately $13 million for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit, as compared to $7 million at December 31, 2013.

Other commitments

At December 31, 2014, the Corporation also maintained other non-credit commitments for approximately $9 million, primarily for the acquisition of other investments, as compared to $10 million at December 31, 2013.

Business concentration

Since the Corporation’s business activities are currently concentrated primarily in Puerto Rico, its results of operations and financial condition are dependent upon the general trends of the Puerto Rico economy and, in particular, the residential and commercial real estate markets. The concentration of the Corporation’s operations in Puerto Rico exposes it to greater risk than other banking companies with a wider geographic base. Its asset and revenue composition by geographical area is presented in Note 45 to the consolidated financial statements.

At December 31, 2014, the Corporation’s direct exposure to the Puerto Rico government and its instrumentalities and municipalities amounted to $ 1.0 billion, of which approximately $ 811 million is outstanding ($1.2 billion and $950 million at December 31, 2013). Of the amount outstanding, $ 689 million consists of loans and $ 122 million are securities ($789 million and $161 million at December 31, 2013). Of this amount, $ 336 million represents obligations from the Government of Puerto Rico and public corporations that are either collateralized loans or obligations that have a specific source of income or revenues identified for their repayment ($527 million at December 31, 2013). Some of these obligations consist of senior and subordinated loans to public corporations that obtain revenues from rates charged for services or products, such as public utilities. Public corporations have varying degrees of independence from the central Government and many receive appropriations or other payments from it. The remaining $ 475 million represents obligations from various municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment ($423 million at December 31, 2013). These municipalities are required by law to levy special property taxes in such amounts as shall be required for the payment of all of its general obligation bonds and loans. These loans have seniority to the payment of operating cost and expenses of the municipality.

In addition, at December 31, 2014, the Corporation had $370 million in indirect exposure to loans or securities that are payable by non-governmental entities, but which carry a government guarantee to cover any shortfall in collateral in the event of borrower default ($360 million at December 31, 2013). These included $289 million in residential mortgage loans that are guaranteed by the Puerto Rico Housing Finance Authority (December 31, 2013 - $274 million). These mortgage loans are secured by the underlying properties and the guarantees serve to cover shortfalls in collateral in the event of a borrower default. Also, the Corporation had $49 million in Puerto Rico pass-through housing bonds backed by FNMA, GNMA or residential loans CMO’s, and $32 million of industrial development notes ($52 million and $34 million at December 31, 2013).

Other contingencies

As indicated in Note 13 to the consolidated financial statements, as part of the loss sharing agreements related to the Westernbank FDIC-assisted transaction, the Corporation agreed to make a true-up payment to the FDIC on the date that is 45 days following the last day of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses on the loss sharing agreements fail to reach expected levels. The fair value of the true-up payment obligation was estimated at $ 129 million at December 31, 2014 (December 31, 2013 - $ 128 million).

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

In certain cases, exposure to loss exists in excess of the accrual to the extent such loss is reasonably possible, but not probable. Management believes and estimates that the aggregate range of reasonably possible losses (with respect to those matters where such limits may be determined, in excess of amounts accrued), for current legal proceedings ranges from $0 to approximately $39 million as of December 31, 2014. For certain other cases, management cannot reasonably estimate the possible loss at this time. Any estimate involves significant judgment, given the varying stages of the proceedings (including the fact that many of them are currently in preliminary stages), the existence of multiple defendants in several of the current proceedings whose share of liability has yet to be determined, the numerous unresolved issues in many of the proceedings, and the inherent uncertainty of the various potential outcomes of such proceedings. Accordingly, management’s estimate will change from time-to-time, and actual losses may be more or less than the current estimate.

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

Ongoing Class Action Litigation

Banco Popular de Puerto Rico (“BPPR”) and Banco Popular North America (“BPNA”) are currently defendants in various class action lawsuits:

On November 21, 2012, BPNA was served with a putative class action complaint captioned Josefina Valle, et al. v. Popular Community Bank, filed in the New York State Supreme Court (New York County). Plaintiffs, existing BPNA customers, allege among other things that BPNA has engaged in unfair and deceptive acts and trade practices in connection with the assessment of overdraft fees and payment processing on consumer deposit accounts. The complaint further alleges that BPNA improperly disclosed its consumer overdraft policies and, additionally, that the overdraft rates and fees assessed by BPNA violate New York’s usury laws. The complaint seeks unspecified damages, including punitive damages, interest, disbursements, and attorneys’ fees and costs.

BPNA removed the case to federal court (S.D.N.Y.) and plaintiffs subsequently filed a motion to remand the action to state court, which the Court granted on August 6, 2013. A motion to dismiss was filed on September 9, 2013. On October 25, 2013, plaintiffs filed an amended complaint seeking to limit the putative class to New York account holders. A motion to dismiss the amended complaint was filed in February 2014. In August 2014, the Court entered an order granting in part BPNA’s motion to dismiss. The sole surviving claim relates to BPNA’s item processing policy. On September 10, 2014, plaintiffs filed a motion for leave to file a second amended complaint to correct certain deficiencies noted in the court’s decision and order. BPNA subsequently filed a motion in opposition to plaintiff’s motion for leave to amend and further sought to compel arbitration. The matter has been stayed pending a ruling on such motions.

Between December 2013 and January 2014, BPPR, BPNA and Popular, Inc., along with two executive officers, were served with a putative class action complaint captioned Neysha Quiles et al. v. Banco Popular de Puerto Rico et al. Plaintiffs essentially alleged that they and others, who have been employed by the Defendants as “bank tellers” and other similarly titled positions, were generally paid only for scheduled work time, rather than time actually worked. The Complaint sought to maintain a collective action under the Fair Labor Standards Act (“FLSA”) on behalf of all individuals who were employed or were currently employed by the Defendants in Puerto Rico, the Virgin Islands, New York, New Jersey, Florida, California, and Illinois as hourly paid, non-exempt, bank tellers or other similarly titled positions at any time during the past three years and alleged the following claims under the FLSA against all Defendants: (i) failure to pay overtime premiums; and (ii) that the failure to pay was willful. Similar claims were brought under Puerto Rico law on behalf of all individuals who were employed or are currently employed by BPPR in Puerto Rico as hourly paid, non-exempt, bank tellers or other similarly titled positions at any time during the past three years. On January 31, 2014, the Popular defendants filed an answer to the complaint. On February 24, 2014, the parties reached an agreement to dismiss the complaint against BPNA and the named BPNA executive officer without prejudice. On January 9, 2015, plaintiffs submitted a motion for conditional class certification, which BPPR opposed. On February 18, 2015, the Court entered an order whereby it granted plaintiffs’ request for conditional certification of the FLSA action.

On May 5, 2014, a putative class action captioned Nora Fernandez, et al. v. UBS, et al. was filed in the United States District Court for the Southern District of New York on behalf of investors in 23 Puerto Rico closed-end investment companies against various UBS entities, BPPR and Popular Securities. UBS Financial Services Incorporated of Puerto Rico is the sponsor and co-sponsor of all 23 funds, while BPPR was co-sponsor, together with UBS, of nine (9) of those funds. The plaintiffs allege breach of fiduciary duties, aiding and abetting breach of fiduciary duty and breach of contract against all defendants. The complaint seeks unspecified damages, including disgorgement of fees and attorneys’ fees. On May 30, 2014, plaintiffs voluntarily dismissed their class action in the SDNY and on that same date, they filed a virtually identical complaint in the US District Court for the District of Puerto Rico (USDC-PR) and requested that the case be consolidated with the matter of In re: UBS Financial Services Securities Litigation, a class action currently pending before the USDC-PR in which neither BPPR nor Popular Securities are parties. The UBS defendants filed an opposition to the consolidation request and moved to transfer the case back to the SDNY on the ground that the relevant agreements between the parties contain a choice of forum clause, with New York as the selected forum. The Popular defendants joined this motion. By order dated January 30, 2015, the court denied the plaintiffs’ motion to consolidate. The motion to transfer remains pending to date.

On May 6, 2014, a putative class action captioned David Alvarez, et al. v. Banco Popular North America was filed in the Superior Court of the State of California for the County of Los Angeles. Plaintiffs generally assert that BPNA has engaged in purported violations of §2954.8(a) of the California Civil Code and §17200 et seq. of the California Business Professions Code, which allegedly require financial institutions that make loans secured by certain types of real property located within the state of California to pay interest to borrowers on impound account deposits at a statutory rate of not less than two percent (2%). Plaintiffs maintain that BPNA has not paid interest on such deposits and demand that BPNA be enjoined from engaging in further violations of these provisions and pay an unspecified amount of damages sufficient to repay the unpaid interest on these deposits. PHH Corporation, which acquired the loans at issue in this complaint, has tentatively agreed to indemnify and tender a defense on behalf of BPNA. The court recently entered an order staying all substantive activity, including any responsive pleading, until the initial conference scheduled for August 22, 2014. The parties have subsequently reached an agreement in principle. The settlement terms – which do not contemplate a payment by BPNA – are currently being negotiated.

On October 7, 2014, BPNA was served with a putative class action complaint captioned Josefina Valle, et al. v. BPNA, filed in the United States District Court for the Southern District of New York. The complaint names the same plaintiffs who filed the above-described overdraft fee class action suit. Plaintiffs allege, among other things, that BPNA engages in unfair and deceptive acts and trade practices relative to the assessment of ATM fees on ATM transactions initialed at Allpoint branded ATMs. The complaint further alleges that BPNA is in violation of the Electronic Fund Transfer Act and Regulation E with respect to ATM fees. On December 2, 2014, BPNA filed a motion to compel arbitration, which plaintiffs opposed. On February 2, 2015, the court entered an opinion and order granting defendant’s motion to compel arbitration. On February 23, 2015, plaintiffs filed a notice of appeal with the United States Court of Appeals for the Second Circuit demanding that the court reverse the district court’s ruling.

On October 3, 2014, BPNA received notice of a potential class action submitted by two former assistant branch managers. The purported action alleges various wage and hour violations arising from what they contend is an improper job classification under the FLSA and applicable state law equivalents. In December 2014, BPNA accepted plaintiffs’ offer to mediate this dispute, and mediation took place on February 19, 2015. As a result of the mediation, the parties entered into an agreement in principle to settle this claim. Under the terms of the agreement in principle, subject to certain customary conditions including court approval of a final settlement agreement in consideration for the full settlement and release of all defendants, defendant will pay the amount of $800,000.

Other Matters

The volatility in prices and declines in value that Puerto Rico municipal bonds and closed-end investment companies that invest primarily in Puerto Rico municipal bonds have experienced since August 2013 have led to regulatory inquiries, customer complaints and arbitrations for most broker-dealers in Puerto Rico, including Popular Securities LLC, a wholly owned subsidiary of the Corporation (“Popular Securities”). Popular Securities has received customer complaints and is named as a respondent (among other broker-dealers) in 39 arbitration proceedings with aggregate claimed damages of approximately $99 million, including one arbitration with claimed damages of $78 million in which two other Puerto Rico broker-dealers are co-defendants. The proceedings are in their early stages and it is the view of the Corporation that Popular Securities has meritorious defenses to the claims asserted. An adverse result in the matters described above could have a material and adverse effect on Popular Securities.

Also, as previously disclosed, in February 2014, the Financial Industry Regulatory Authority (“FINRA”) notified Popular Securities that it was conducting an examination of broker-dealers in Puerto Rico, including Popular Securities, with respect to the sale of Puerto Rico municipal bonds and closed-end investment companies that invest primarily in Puerto Rico municipal bonds. In December 2014, FINRA and Popular Securities reached a definitive agreement, in the form of an Acceptance, Waiver and Consent (“AWC”) Letter, in connection with the latter’s purported violations of NASD Rules 3010(a) and (B) and FINRA Rule 2010. Without admitting or denying those allegations, Popular Securities agreed to the payment of a $125,000 fine.

Other Significant Proceedings

As described under “Note 13 – FDIC loss share asset and true-up payment obligation”, in connection with the Westernbank FDIC-assisted transaction, on April 30, 2010, BPPR entered into loss share agreements with the FDIC with respect to the covered loans and other real estate owned that it acquired in the transaction. Pursuant to the terms of the loss share agreements, the FDIC’s obligation to reimburse BPPR for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC reimburses BPPR for 80% of losses with respect to covered assets, and BPPR reimburses the FDIC for 80% of recoveries with respect to losses for which the FDIC paid 80% reimbursement under those loss share agreements. The loss share agreements contain specific terms and conditions regarding the management of the covered assets that BPPR must follow in order to receive reimbursement for losses from the FDIC. BPPR believes that it has complied with such terms and conditions. The loss share agreement applicable to the commercial late stage real-estate-collateral-dependent loans described below provides for loss sharing by the FDIC through the quarter ending June 30, 2015 and for reimbursement to the FDIC through the quarter ending June 30, 2018.

For the quarters ended June 30, 2010 through March 31, 2012, BPPR received reimbursement for loss-share claims submitted to the FDIC, including charge-offs for certain commercial late stage real-estate-collateral-dependent loans and OREO calculated in accordance with BPPR’s charge-off policy for non-covered assets. When BPPR submitted its shared-loss claim in connection with the June 30, 2012 quarter, however, the FDIC refused to reimburse BPPR for a portion of the claim because of a difference related to the methodology for the computation of charge-offs for certain commercial late stage real-estate-collateral-dependent loans and OREO. In accordance with the terms of the commercial loss share agreement, BPPR applied a methodology for charge-offs for late stage real-estate-collateral-dependent loans that conforms to its regulatory supervisory criteria and is calculated in accordance with BPPR’s charge-off policy for non-covered assets. The FDIC stated that it believed that BPPR should use a different methodology for those charge-offs. Notwithstanding the FDIC’s refusal to reimburse BPPR for certain shared-loss claims, BPPR had continued to calculate shared-loss claims for quarters subsequent to June 30, 2012 in accordance with its charge-off policy for non-covered assets.

BPPR’s loss share agreements with the FDIC specify that disputes can be submitted to arbitration before a review board under the commercial arbitration rules of the American Arbitration Association. On July 31, 2013, BPPR filed a statement of claims with the American Arbitration Association requesting that the review board determine certain matters relating to the loss-share claims under its commercial loss share agreement with the FDIC, including that the review board award BPPR the amounts owed under its unpaid quarterly certificates. The statement of claim also included requests for reimbursement of certain valuation adjustments for discounts to appraised values, costs to sell troubled assets and other items. The review board was comprised of one arbitrator appointed by BPPR, one arbitrator appointed by the FDIC and a third arbitrator selected by agreement of those arbitrators.

On October 17, 2014, BPPR and the FDIC settled all claims and counterclaims that had been submitted to the review board. The settlement provides for an agreed valuation methodology for reimbursement of charge-offs for late stage real-estate-collateral-dependent loans and resulting OREO. Although the terms of the settlement could delay the timing of reimbursement of certain loss-share claims from the FDIC, the settlement is not expected to have a material adverse impact on BPPR’s current estimate of expected reimbursable losses for the covered portfolio through the end of the commercial loss share agreement in the quarter ending June 30, 2015.

As of December 31, 2014, BPPR had unreimbursed losses and expenses of $299.4 million under the commercial loss share agreement with the FDIC. On January 16, 2015, BPPR received reimbursement of $130.2 million from the FDIC covering claims filed prior to December 31, 2014. Taking into consideration this payment and claims submitted through that date, the total unreimbursed losses totaled $169.2 million, of which $30.1 million was submitted to the FDIC on January 30, 2015. BPPR continues to work on processing claims, including those which had previously not been reimbursed by the FDIC and expects to complete this process before the expiration of BPPR’s ability to submit claims under the commercial loss share agreement in the quarter ending June 30, 2015. After giving effect to the claim submitted on January 30, 2015, the amount of claims pending to be submitted for reimbursement to the FDIC amounted to $139.1 million.

Pending Disputes with the FDIC

On November 25, 2014, the FDIC notified BPPR that it (a) would not reimburse BPPR under the commercial loss share agreement for a $66.6 million loss claim on eight related real estate loans that BPPR restructured and consolidated (collectively, the “Disputed Asset”), and (b) would no longer treat the Disputed Asset as a “Shared-Loss Asset” under the commercial loss share agreement. The FDIC alleged that BPPR’s restructure and modification of the underlying loans did not constitute a “Permitted Amendment” under the commercial loss share agreement, thereby causing the bank to breach Article III of the commercial loss share agreement.

BPPR disagrees with the FDIC’s determinations relating to the Disputed Asset, and accordingly, on December 19, 2014, delivered to the FDIC a notice of dispute under the commercial loss share agreement.

The commercial loss share agreement provides that certain disputes be submitted to arbitration before a review board, to include two party-appointed members, under the commercial arbitration rules of the American Arbitration Association. BPPR and the FDIC have agreed that, if they are not able to resolve their disputes concerning the Disputed Asset through negotiation prior to March 13, 2015, they will name their respective party-appointed members of the review board on March 16, 2015.

To the extent we are not able to successfully resolve this matter through negotiation or the arbitration process described above, a write-off in the amount of approximately $53.3 million of the aforementioned pending claims would be recorded.

In addition, in November and December 2014, BPPR proposed separate portfolio sales to the FDIC. The FDIC has refused to consent to either sale, stating that those sales did not represent best efforts to maximize collections on Shared-Loss Assets under the commercial loss share agreement. We dispute that characterization, and negotiations are continuing.

No assurance can be given that we will receive reimbursement from the FDIC with respect to the foregoing items, which could require us to make a material adjustment to the value of our loss share asset and the related true up payment obligation to the FDIC and could have a material adverse effect on our financial results for the period in which such adjustment is taken.

The loss share agreement applicable to single-family residential mortgage loans provides for FDIC loss sharing and BPPR reimbursement to the FDIC for ten years (ending on June 30, 2020), and the loss share agreement applicable to commercial and other assets provides for FDIC loss sharing and BPPR reimbursement to the FDIC for five years (ending on June 30, 2015), with additional recovery sharing for three years thereafter. As of December 31, 2014, the carrying value of covered loans approximated $2.5 billion, of which approximately 64% pertained to commercial loans, 3% to construction loans, 32% to mortgage loans and 1% to consumer loans. To the extent that estimated losses on covered loans are not realized before the expiration of the applicable loss share agreement, such losses would not be subject to reimbursement from the FDIC and, accordingly, would require us to make a material reduction in the value of our loss share asset and the related true up payment obligation to the FDIC and could have a material adverse effect on our financial results for the period in which such adjustment is taken.

Note 32 – Non-consolidated variable interest entities

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

ASU 2009-17 requires that an ongoing primary beneficiary assessment should be made to determine whether the Corporation is the primary beneficiary of any of the VIEs it is involved with. The conclusion on the assessment of these trusts and guaranteed mortgage securitization transactions has not changed since their initial evaluation. The Corporation concluded that it is still not the primary beneficiary of these VIEs, and therefore, these VIEs are not required to be consolidated in the Corporation’s financial statements at December 31, 2014.

The Corporation holds variable interests in these VIEs in the form of agency mortgage-backed securities and collateralized mortgage obligations, including those securities originated by the Corporation and those acquired from third parties. Additionally, the Corporation holds agency mortgage-backed securities, agency collateralized mortgage obligations and private label collateralized mortgage obligations issued by third party VIEs in which it has no other form of continuing involvement. Refer to Note 35 to the consolidated financial statements for additional information on the debt securities outstanding at December 31, 2014 and 2013, which are classified as available-for-sale and trading securities in the Corporation’s consolidated statement of financial condition. In addition, the Corporation may retain the right to service the transferred loans in those government-sponsored special purpose entities (“SPEs”) and may also purchase the right to service loans in other government-sponsored SPEs that were transferred to those SPEs by a third-party. Pursuant to ASC Subtopic 810-10, the servicing fees that the Corporation receives for its servicing role are considered variable interests in the VIEs since the servicing fees are subordinated to the principal and interest that first needs to be paid to the mortgage-backed securities’ investors and to the guaranty fees that need to be paid to the federal agencies.

The following table presents the carrying amount and classification of the assets related to the Corporation’s variable interests in non-consolidated VIEs and the maximum exposure to loss as a result of the Corporation’s involvement as servicer with non-consolidated VIEs at December 31, 2014 and 2013.

(In thousands)	2014	2013
Assets
Servicing assets:
Mortgage servicing rights	$103,828	$113,437

Total servicing assets	$103,828	$113,437

Other assets:
Servicing advances	$8,974	$1,416

Total other assets	$8,974	$1,416

Total assets	$112,802	$114,853

Maximum exposure to loss	$112,802	$114,853

The size of the non-consolidated VIEs, in which the Corporation has a variable interest in the form of servicing fees, measured as the total unpaid principal balance of the loans, amounted to $9.0 billion at December 31, 2014 ($9.2 billion at December 31, 2013).

Maximum exposure to loss represents the maximum loss, under a worst case scenario, that would be incurred by the Corporation, as servicer for the VIEs, assuming all loans serviced are delinquent and that the value of the Corporation’s interests and any associated collateral declines to zero, without any consideration of recovery. The Corporation determined that the maximum exposure to loss includes the fair value of the MSRs and the assumption that the servicing advances at December 31, 2014 and 2013 will not be recovered. The agency debt securities are not included as part of the maximum exposure to loss since they are guaranteed by the related agencies.

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

The Corporation has determined that PRLP 2011 Holdings, LLC is a VIE but it is not the primary beneficiary. All decisions are made by CPG (or an affiliate thereof) (the “Manager”), except for certain limited material decisions which would require the unanimous consent of all members. The Manager is authorized to execute and deliver on behalf of the joint venture any and all documents, contracts, certificates, agreements and instruments, and to take any action deemed necessary in the benefit of the joint venture. Also, the Manager delegates the day-to-day management and servicing of the loans to CPG Island Servicing, LLC, an affiliate of CPG, which contracted a sub-servicer, but has the responsibility to oversee such servicing responsibilities.

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

The following table presents the carrying amount and classification of the assets related to the Corporation’s variable interests in the non-consolidated VIE, PRLP 2011 Holdings, LLC and its maximum exposure to loss at December 31:

(In thousands)	2014	2013
Assets
Loans held-in-portfolio:
Acquisition loan	$—	$3,233
Working capital line advances	426	390
Advance facility advances	4,226	16,024

Total loans held-in-portfolio	$4,652	$19,647

Accrued interest receivable	$22	$65
Other assets:
Investment in PRLP 2011 Holdings LLC	$23,650	$26,596

Total assets	$28,324	$46,308

Deposits	$(2,685)	$(3,621)

Total liabilities	$(2,685)	$(3,621)

Total net assets	$25,639	$42,687

Maximum exposure to loss	$25,639	$42,687

The Corporation determined that the maximum exposure to loss under a worst case scenario at December 31, 2014 would be not recovering the carrying amount of the acquisition loan, the advances on the advance facility and working capital line, if any, and the equity interest held by the Corporation, net of the deposits.

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

The following table presents the carrying amount and classification of the assets and liabilities related to the Corporation’s variable interests in the non-consolidated VIE, PR Asset Portfolio 2013-1 International, LLC, and its maximum exposure to loss at December 31, 2014 and December 31, 2013.

(In thousands)	December 31, 2014	December 31, 2013
Assets
Loans held-in-portfolio:
Acquisition loan	$97,193	$157,660
Advances under the working capital line	990	1,196
Advances under the advance facility	12,460	1,427

Total loans held-in-portfolio	$110,643	$160,283

Accrued interest receivable	$314	$436
Other assets:
Investment in PR Asset Portfolio 2013-1 International, LLC	$31,374	$30,478

Total assets	$142,331	$191,197

Deposits	$(12,960)	$(20,808)

Total liabilities	$(12,960)	$(20,808)

Total net assets	$129,371	$170,389

Maximum exposure to loss	$129,371	$170,389

The Corporation determined that the maximum exposure to loss under a worst case scenario at December 31, 2014 would be not recovering the carrying amount of the acquisition loan, the advances on the advance facility and working capital line, if any, and the equity interest held by the Corporation, net of deposits.

Note 33 – Derivative instruments and hedging activities

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

The credit risk attributed to the counterparty’s nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by the fair value measurements guidance, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. During the year ended December 31, 2014, inclusion of the credit risk in the fair value of the derivatives resulted in loss of $0.1 million (2013 – gain of $ 0.5 million; 2012 –loss of $ 0.5 million) from the Corporation’s credit standing adjustment and a gain of $1.2 million (2013 – gain of $1.0 million; 2012 – gain of $3.4 million) from the assessment of the counterparties’ credit risk.

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

Pursuant to the Corporation’s accounting policy, the fair value of derivatives is not offset with the amounts for the right to reclaim cash collateral or the obligation to return cash collateral. At December 31, 2014, the amount recognized for the right to reclaim cash collateral under master netting agreements was $15 million and no amount was recognized for the obligation to return cash collateral (December 31, 2013 - $ 19 million and no amount, respectively).

Certain of the Corporation’s derivative instruments include financial covenants tied to the corresponding banking subsidiary’s well-capitalized status and credit rating. These agreements could require exposure collateralization, early termination or both. The aggregate fair value of all derivative instruments with contingent features that were in a liability position at December 31, 2014 was $9 million (December 31, 2013 - $ 15 million). Based on the contractual obligations established on these derivative instruments, the Corporation has fully collateralized these positions by pledging collateral of $15 million at December 31, 2014 (December 31, 2013 - $ 19 million).

Financial instruments designated as cash flow hedges or non-hedging derivatives outstanding at December 31, 2014 and December 31, 2013 were as follows:

	Notional amount		Derivative assets			Derivative liabilities
			Statement of	Fair value at		Statement of	Fair value at
	At December 31,		condition	December 31,		condition	December 31,
(In thousands)	2014	2013	classification	2014	2013	classification	2014	2013
Derivatives designated as hedging instruments:
Forward contracts	$92,850	$—	Other assets	$—	$—	Other liabilities	$551	$—

Total derivatives designated as hedging instruments	$92,850	$—		$—	$—		$551	$—

Derivatives not designated as hedging instruments:
Forward contracts	$—	$129,600	Trading account securities	$—	$83	Other liabilities	$—	$20
Forward contracts	—	152,800	Other assets	—	658	Other liabilities	—	25
Interest rate swaps	237,576	283,440	Other assets	8,418	13,289	Other liabilities	9,102	15,196
Foreign currency forward contracts	745	—	Other assets	16	—	Other liabilities	11	—
Interest rate caps	96,046	97,338	Other assets	320	1,192	Other liabilities	320	1,192
Indexed options on deposits	86,712	85,729	Other assets	16,608	19,571	—	—	—
Bifurcated embedded options	83,244	83,087	—	—	—	Interest bearing deposits	13,048	15,945

Total derivatives not designated as hedging instruments:	$504,323	$831,994		$25,362	$34,793		$22,481	$32,378

Total derivative assets and liabilities	$597,173	$831,994		$25,362	$34,793		$23,032	$32,378

Cash Flow Hedges

The Corporation utilizes forward contracts to hedge the sale of mortgage-backed securities with duration terms over one month. Interest rate forwards are contracts for the delayed delivery of securities, which the seller agrees to deliver on a specified future date at a specified price or yield. These forward contracts are hedging a forecasted transaction and thus qualify for cash flow hedge accounting. Changes in the fair value of the derivatives are recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) corresponding to these forward contracts is expected to be reclassified to earnings in the next twelve months. These contracts have a maximum remaining maturity of 82 days at December 31, 2014.

For cash flow hedges, net gains (losses) on derivative contracts that are reclassified from accumulated other comprehensive income (loss) to current period earnings are included in the line item in which the hedged item is recorded and during the period in which the forecasted transaction impacts earnings, as presented in the tables below.

Year ended December 31, 2014
(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion, ineffective portion, and amount excluded from effectiveness testing)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)
Forward contracts	$(6,613)	Mortgage banking activities	$(6,091)	$(109)

Total	$(6,613)		$(6,091)	$(109)

Year ended December 31, 2013
(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion, ineffective portion, and amount excluded from effectiveness testing)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)
Forward contracts	$2,286	Mortgage banking activities	$1,839	$577

Total	$2,286		$1,839	$577

Year ended December 31, 2012
(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion, ineffective portion, and amount excluded from effectiveness testing)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)
Forward contracts	$(13,509)	Mortgage banking activities	$14,119	$(44)

Total	$(13,509)		$14,119	$(44)

Fair Value Hedges

At December 31, 2014 and 2013, there were no derivatives designated as fair value hedges.

Non-Hedging Activities

For the year ended December 31, 2014, the Corporation recognized a loss of $ 8.5 million (2013 – gain of $ 11.1 million; 2012 – loss of $ 4.8 million) related to its non-hedging derivatives, as detailed in the table below.

	Amount of Net Gain (Loss) Recognized in Income on Derivatives
(In thousands)	Classification of Net Gain (Loss) Recognized in Income on Derivatives	Year ended December 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012
Forward contracts	Mortgage banking activities	$(10,876)	$9,039	$(8,046)
Interest rate swaps	Other operating income	1,223	965	2,953
Foreign currency forward contracts	Other operating income	8	18	31
Foreign currency forward contracts	Interest expense	5	(1)	(5)
Indexed options on deposits	Interest expense	2,815	5,296	1,965
Bifurcated embedded options	Interest expense	(1,666)	(4,230)	(1,735)

Total		$(8,491)	$11,087	$(4,837)

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

Note 34 – Related party transactions

The Corporation grants loans to its directors, executive officers and certain related individuals or organizations in the ordinary course of business. The activity and balance of these loans were as follows:

(In thousands)	Executive Officers	Directors	Total
Balance at December 31, 2012	$4,947	$108,207	$113,154
New loans	239	40,827	41,066
Payments	(301)	(51,720)	(52,021)
Other changes	24,828	(30,473)	(5,645)

Balance at December 31, 2013	$29,713	$66,841	$96,554
New loans	1,163	74,327	75,490
Payments	(1,318)	(17,161)	(18,479)
Other changes	4,529	—	4,529

Balance at December 31, 2014	$34,087	$124,007	$158,094

The amounts reported as “other changes” in the activity for 2013 include items such as changes in the status of those who are considered related parties and a reclassification of a loan acquired as part of the Westernbank acquisition with a carrying value of $25 million as a loan related to an executive officer instead of to a director. This loan was previously classified as related to a director because both a former director (who ceased being a director in 2013) and an executive officer were related parties of the borrower entity.

At December 31, 2014, the Corporation’s banking subsidiaries held deposits from related parties, excluding EVERTEC, Inc. (“EVERTEC”) amounting to $ 24 million (2013 - $ 20 million).

From time to time, the Corporation, in the ordinary course of business, obtains services from related parties or makes contributions to non-profit organizations that have some association with the Corporation. Management believes the terms of such arrangements are consistent with arrangements entered into with independent third parties.

During 2014, the Corporation engaged, in the ordinary course of business, the legal services of a law firm in Puerto Rico, in which the Secretary of the Board of Directors of Popular, Inc. acted as senior counsel or as partner. The fees paid to this law firm for the year 2014 amounted to approximately $0.7 million (2013 - $1.1 million). During 2014, the Corporation also engaged, in the ordinary course of business, the legal services of a law firm in Puerto Rico, of which the Corporation’s Executive Vice President and Chief Legal Officer and Secretary of the Board of Directors was a member until September 2014. The fees paid to this law firm for fiscal year 2014 amounted to approximately $3.8 million, which include $0.6 million paid by the Corporation’s clients in connection with commercial loan transactions. In addition, this law firm leases office space in the Corporation’s headquarters building, which is owned by BPPR, and engages BPPR as custodian of its retirement plan. During 2014, this law firm made lease payments to BPPR of approximately $0.7 million and paid BPPR approximately $0.1 million for its services as custodian. The rent and trustee fees paid by this law firm were at market rates.

For the year ended December 31, 2014, the Corporation made contributions of approximately $0.7 million to Banco Popular Foundations, which are not-for-profit corporations dedicated to philanthropic work (2013 - $0.7 million).

In June 2006, family members of a director of the Corporation, obtained a $0.8 million mortgage loan from Popular Mortgage, Inc., secured by a residential property. The director was not a director of the Corporation at the time the loan was made. In March, 2012 the loan was restructured under the Corporation’s loss mitigation program. The balance due on the loan at December 31, 2014 was approximately $0.9 million.

The brother-in-law of an Executive Vice President of the Corporation, became delinquent on a series of commercial loans granted to him by BPPR. The aggregate amount of principal owed on such loans as of December 31, 2014 was approximately $0.7 million. Certain of the loans are secured by real estate and BPPR commenced collection and foreclosure proceedings in February 2014. The Bank has charged-off an aggregate amount of approximately $0.4 million in connection with these loans. The book value of these loans at December 31, 2014 was of $0.3 million. The same brother-in law of the Executive Vice President of the Corporation, also has a participation in two entities, each of which has a real estate development loan with BPPR. The first loan is to an entity in which he owns a 50% equity interest. The loan is payable from the proceeds of the sale of residential units. The outstanding balance on the loan as of December 31, 2014 was approximately $0.1 million. The second loan is to an entity in which this individual owns a 33% equity interest and which is secured with undeveloped land. The outstanding balance on the loan as of December 31, 2014 was $0.4 million.

On April 10, 2014, BPPR sold two undeveloped parcels of land, which had been foreclosed by BPPR, for the aggregate price of $2.7 million to an entity controlled by a shareholder of the Corporation. On June 30, 2014, BPPR sold a parcel of land, which had been foreclosed by BPPR, to an entity controlled by this same shareholder of the Corporation for $5.3 million. These sales was made on terms and conditions similar to the sale to unaffiliated parties of other real estate assets that have been foreclosed by BPPR and are held for sale. On June 5, 2014, certain borrowers of BPPR sold five real estate properties to affiliates of this same shareholder of the Corporation, as part of a settlement agreement that was executed by said borrowers with BPPR. As part of this settlement, BPPR received payments amounting to $16.7 million from the borrowers and guarantors of the loans that were settled. The settlement of these loans was made on terms and conditions similar to the settlement of other non-performing loans previously settled by BPPR in transactions where only unaffiliated parties were involved.

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

Related party transactions with EVERTEC, as an affiliate

The Corporation has an investment in EVERTEC, Inc. (“EVERTEC”), which provides various processing and information technology services to the Corporation and its subsidiaries and gives BPPR access to the ATH network owned and operated by EVERTEC. As of December 31, 2014, the Corporation’s stake in EVERTEC was 14.96%. The Corporation continues to have significant influence over EVERTEC. Accordingly, the investment in EVERTEC is accounted for under the equity method and is evaluated for impairment if events or circumstances indicate that a decrease in value of the investment has occurred that is other than temporary.

The Corporation received $4.7 million in dividend distributions during the year ended December 31, 2014 from its investments in EVERTEC’s holding company (December 31, 2013 - $4.4 million). The Corporation’s equity in EVERTEC is presented in the table which follows and is included as part of “other assets” in the consolidated statement of financial condition.

(In thousands)	December 31, 2014	December 31, 2013
Equity investment in EVERTEC	$25,146	$19,931

The Corporation had the following financial condition balances outstanding with EVERTEC at December 31, 2014 and December 31, 2013. Items that represent liabilities to the Corporation are presented with parenthesis.

(In thousands)	December 31, 2014	December 31, 2013
Accounts receivable (Other assets)	$5,065	$8,634
Deposits	(15,481)	(14,289)
Accounts payable (Other liabilities)	(15,511)	(15,862)

Net total	$(25,927)	$(21,517)

The Corporation’s proportionate share of income or loss from EVERTEC is included in other operating income in the consolidated statements of operations. The following table presents the Corporation’s proportionate share of EVERTEC’s income (loss) and changes in stockholders’ equity for the years ended December 31, 2014, 2013 and 2012.

	Years ended December 31,
(In thousands)	2014	2013	2012
Share of income (loss) from investment in EVERTEC	$10,536	$(3,762)	$38,461
Share of other changes in EVERTEC’s stockholders’ equity	381	18,965	(187)

Share of EVERTEC’s changes in equity recognized in income	$10,917	$15,203	$38,274

The following tables present the impact of transactions and service payments between the Corporation and EVERTEC (as an affiliate) and their impact on the results of operations for the years ended December 31, 2014, 2013 and 2012. Items that represent expenses to the Corporation are presented with parenthesis.

	Years ended December 31,
(In thousands)	2014	2013	2012	Category
Interest income on loan to EVERTEC	$—	$2,490	$3,373	Interest income
Interest income on investment securities issued by EVERTEC	—	1,269	3,850	Interest income
Interest expense on deposits	(67)	(128)	(267)	Interest expense
ATH and credit cards interchange income from services to EVERTEC	26,646	25,571	25,188	Other service fees
Debt prepayment penalty paid by EVERTEC	—	5,856	—	Net gain (loss) and valuation adjustments on investment securities
Consulting fee paid by EVERTEC	—	9,854	—	Other operating income
Rental income charged to EVERTEC	6,874	6,560	6,647	Net occupancy
Processing fees on services provided by EVERTEC	(154,839)	(155,521)	(150,677)	Professional fees
Other services provided to EVERTEC	1,012	843	751	Other operating expenses

Total	$(120,374)	$(103,206)	$(111,135)

EVERTEC has a letter of credit issued by BPPR, for an amount of $3.6 million at December 31, 2014 (2013 - $3.6 million). The Corporation also agreed to maintain outstanding this letter of credit for a 5-year period which expires on September 30, 2015. EVERTEC and the Corporation entered into a Reimbursement Agreements, in which EVERTEC will reimburse the Corporation for any losses incurred by the Corporation in connection with the performance bonds and the letter of credit. Possible losses resulting from these agreements are considered insignificant.

PRLP 2011 Holdings, LLC

As indicated in Note 32 to the consolidated financial statements, the Corporation holds a 24.9% equity interest in PRLP 2011 Holdings, LLC and currently provides certain financing to the joint venture as well as holds certain deposits from the entity.

The Corporation’s equity in PRLP 2011 Holdings, LLC is presented in the table which follows and is included as part of “other assets” in the consolidated statements of financial condition.

(In thousands)	December 31, 2014	December 31, 2013
Equity investment in PRLP 2011 Holdings, LLC	$23,650	$26,596

The Corporation had the following financial condition balances outstanding with PRLP 2011 Holdings, LLC at December 31, 2014 and December 31, 2013.

(In thousands)	December 31, 2014	December 31, 2013
Loans	$4,652	$19,647
Accrued interest receivable	22	65
Deposits (non-interest bearing)	(2,685)	(3,621)

Net total	$1,989	$16,091

The Corporation’s proportionate share of income or loss from PRLP 2011 Holdings, LLC is included in other operating income in the consolidated statements of operations. The following table presents the Corporation’s proportionate share of income (loss) from PRLP 2011 Holdings, LLC for the years ended December 31, 2014, 2013 and 2012.

	Years ended December 31,
(In thousands)	2014	2013	2012
Share of (loss) income from the equity investment in PRLP 2011 Holdings, LLC	$(2,947)	$3,347	$7,128

The following table presents transactions between the Corporation and PRLP 2011 Holdings, LLC and their impact on the Corporation’s results of operations for the years ended December 31, 2014, 2013 and 2012.

	Years ended December 31,
(In thousands)	2014	2013	2012	Category
Interest income on loan to PRLP 2011 Holdings, LLC	$425	$1,162	$2,688	Interest income

PR Asset Portfolio 2013-1 International, LLC

As indicated in Note 32 to the consolidated financial statements, effective March 2013 the Corporation holds a 24.9% equity interest in PR Asset Portfolio 2013-1 International, LLC and currently provides certain financing to the joint venture as well as holds certain deposits from the entity.

The Corporation’s equity in PR Asset Portfolio 2013-1 International, LLC is presented in the table which follows and is included as part of “other assets” in the consolidated statements of financial condition.

(In thousands)	December 31, 2014	December 31, 2013
Equity investment in PR Asset Portfolio 2013-1 International, LLC	$31,374	$30,478

The Corporation had the following financial condition balances outstanding with PR Asset Portfolio 2013-1 International, LLC, at December 31, 2014 and December 31, 2013.

(In thousands)	December 31, 2014	December 31, 2013
Loans	$110,643	$160,283
Accrued interest receivable	314	436
Deposits	(12,960)	(20,808)

Net total	$97,997	$139,911

The Corporation’s proportionate share of income or loss from PR Asset Portfolio 2013-1 International, LLC is included in other operating income in the consolidated statements of operations. The following table presents the Corporation’s proportionate share of income (loss) from PR Asset Portfolio 2013-1 International, LLC for years ended December 31, 2014 and 2013.

	Years ended December 31,
(In thousands)	2014	2013
Share of income from the equity investment in PR Asset Portfolio 2013-1 International, LLC	$745	$(1,979)

The following table presents transactions between the Corporation and PR Asset Portfolio 2013-1 International, LLC and their impact on the Corporation’s results of operations for the years ended December 31, 2014 and 2013.

	Years ended December 31,
(In thousands)	2014	2013	Category
Interest income on loan to PR Asset Portfolio 2013-1 International, LLC	$4,340	$2,966	Interest income
Servicing fee paid by PR Asset Portfolio 2013-1 International, LLC	70	150	Other service fees

Total	$4,410	$3,116

Note 35 – Fair value measurement

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

Fair Value on a Recurring and Nonrecurring Basis

The following fair value hierarchy tables present information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2014 and 2013 and on a nonrecurring basis in periods subsequent to initial recognition for the years ended December 31, 2014, 2013, and 2012:

At December 31, 2014
(In thousands)	Level 1	Level 2	Level 3	Total

RECURRING FAIR VALUE MEASUREMENTS

Assets

Investment securities available-for-sale:
U.S. Treasury securities	$—	$700,154	$—	$700,154
Obligations of U.S. Government sponsored entities	—	1,724,973	—	1,724,973
Obligations of Puerto Rico, States and political subdivisions	—	61,712	—	61,712
Collateralized mortgage obligations - federal agencies	—	1,910,030	—	1,910,030
Mortgage-backed securities	—	903,037	1,325	904,362
Equity securities	323	2,299	—	2,622
Other	—	11,306	—	11,306

Total investment securities available-for-sale	$323	$5,313,511	$1,325	$5,315,159

Trading account securities, excluding derivatives:
Obligations of Puerto Rico, States and political subdivisions	$—	$7,954	$—	$7,954
Collateralized mortgage obligations	—	261	1,375	1,636
Mortgage-backed securities - federal agencies	—	104,463	6,229	110,692
Other	—	16,682	1,563	18,245

Total trading account securities	$—	$129,360	$9,167	$138,527

Mortgage servicing rights	$—	$—	$148,694	$148,694
Derivatives	—	25,362	—	25,362

Total assets measured at fair value on a recurring basis	$323	$5,468,233	$159,186	$5,627,742

Liabilities
Derivatives	$—	$(23,032)	$—	$(23,032)
Contingent consideration	—	—	(133,634)	(133,634)

Total liabilities measured at fair value on a recurring basis	$—	$(23,032)	$(133,634)	$(156,666)

At December 31, 2013
(In thousands)	Level 1	Level 2	Level 3	Total

RECURRING FAIR VALUE MEASUREMENTS

Assets

Investment securities available-for-sale:
U.S. Treasury securities	$—	$28,482	$—	$28,482
Obligations of U.S. Government sponsored entities	—	1,629,205	—	1,629,205
Obligations of Puerto Rico, States and political subdivisions	—	66,377	—	66,377
Collateralized mortgage obligations - federal agencies	—	2,418,296	—	2,418,296
Collateralized mortgage obligations - private label	—	513	—	513
Mortgage-backed securities	—	1,129,118	6,523	1,135,641
Equity securities	412	3,704	—	4,116
Other	—	12,170	—	12,170

Total investment securities available-for-sale	$412	$5,287,865	$6,523	$5,294,800

Trading account securities, excluding derivatives:
Obligations of Puerto Rico, States and political subdivisions	$—	$7,586	$—	$7,586
Collateralized mortgage obligations	—	426	1,423	1,849
Mortgage-backed securities - federal agencies	—	302,952	9,799	312,751
Other	—	15,545	1,929	17,474

Total trading account securities	$—	$326,509	$13,151	$339,660

Mortgage servicing rights	$—	$—	$161,099	$161,099
Derivatives	—	34,793	—	34,793

Total assets measured at fair value on a recurring basis	$412	$5,649,167	$180,773	$5,830,352

Liabilities
Derivatives	$—	$(32,378)	$—	$(32,378)
Contingent consideration	—	—	(128,299)	(128,299)

Total liabilities measured at fair value on a recurring basis	$—	$(32,378)	$(128,299)	$(160,677)

Year ended December 31, 2014
(In thousands)	Level 1	Level 2	Level 3	Total

NONRECURRING FAIR VALUE MEASUREMENTS

Assets					Write-downs
Loans[1]	$—	$—	$71,750	$71,750	$(15,405)
Loans held-for-sale[2]	—	—	21,609	21,609	(38)
Other real estate owned[3]	—	6,610	86,520	93,130	(42,366)
Other foreclosed assets[3]	—	—	1,368	1,368	(1,622)

Total assets measured at fair value on a nonrecurring basis	$—	$6,610	$181,247	$187,857	$(59,431)

[1]	Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35. Costs to sell are excluded from the reported fair value amount.
[2]	Relates to lower of cost or fair value adjustments on loans held-for-sale and loans transferred from loans held-in-portfolio to loans held-for-sale. Costs to sell are excluded from the reported fair value amount.
[3]	Represents the fair value of foreclosed real estate and other collateral owned that were written down to their fair value. Costs to sell are excluded from the reported fair value amount.

Year ended December 31, 2013
(In thousands)	Level 1	Level 2	Level 3	Total

NONRECURRING FAIR VALUE MEASUREMENTS
Assets					Write-downs
Loans[1]	$—	$—	$25,673	$25,673	$(21,348)
Loans held-for-sale[2]	—	—	—	—	(364,820)
Other real estate owned[3]	—	2,849	84,732	87,581	(43,861)
Other foreclosed assets[3]	—	—	638	638	(617)

Total assets measured at fair value on a nonrecurring basis	$—	$2,849	$111,043	$113,892	$(430,646)

[1]	Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35. Costs to sell are excluded from the reported fair value amount.
[2]	Relates to lower of cost or fair value adjustments on loans held-for-sale and loans transferred from loans held-in-portfolio to loans held-for-sale. Costs to sell are excluded from the reported fair value amount.
[3]	Represents the fair value of foreclosed real estate and other collateral owned that were written down to their fair value. Costs to sell are excluded from the reported fair value amount.

Year ended December 31, 2012
(In thousands)	Level 1	Level 2	Level 3	Total

NONRECURRING FAIR VALUE MEASUREMENTS

Assets					Write-downs
Loans[1]	$—	$—	$10,445	$10,445	$(23,972)
Loans held-for-sale[2]	—	—	93,429	93,429	(43,937)
Other real estate owned[3]	—	—	111,425	111,425	(32,783)
Other foreclosed assets[3]	—	—	128	128	(360)
Long-lived assets held-for-sale[4]	—	—	—	—	(123)

Total assets measured at fair value on a nonrecurring basis	$—	$—	$215,427	$215,427	$(101,175)

[1]	Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35. Costs to sell are excluded from the reported fair value amount.
[2]	Relates to lower of cost or fair value adjustments on loans held-for-sale and loans transferred from loans held-in-portfolio to loans held-for-sale. Costs to sell are excluded from the reported fair value amount.
[3]	Represents the fair value of foreclosed real estate and other collateral owned that were written down to their fair value. Costs to sell are excluded from the reported fair value amount.
[4]	Represents the fair value of long-lived assets held-for-sale that were written down to their fair value.

The following tables present the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2014, 2013, and 2012.

Year ended December 31, 2014
(In thousands)	MBS classified as investment securities available- for-sale	CMOs classified as trading account securities	MBS classified as trading account securities	Other securities classified as trading account securities	Mortgage servicing rights	Total assets	Contingent consideration	Total liabilities
Balance at January 1, 2014	$6,523	$1,423	$9,799	$1,929	$161,099	$180,773	$(128,299)	$(128,299)
Gains (losses) included in earnings	(31)	(11)	(165)	(366)	(24,773)	(25,346)	(1,791)	(1,791)
Gains (losses) included in OCI	(249)	—	—	—	—	(249)	—	—
Additions	—	270	805	—	12,583	13,658	(4,330)	(4,330)
Sales	(4,350)	—	(2,110)	—	—	(6,460)	—	—
Settlements	(568)	(307)	(2,100)	—	(215)	(3,190)	786	786

Balance at December 31, 2014	$1,325	$1,375	$6,229	$1,563	$148,694	$159,186	$(133,634)	$(133,634)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2014	$—	$(7)	$(72)	$(144)	$(6,120)	$(6,343)	$(1,791)	$(1,791)

Year ended December 31, 2013
(In thousands)	MBS classified as investment securities available- for-sale	CMOs classified as trading account securities	MBS classified as trading account securities	Other securities classified as trading account securities	Mortgage servicing rights	Total assets	Contingent consideration	Total liabilities
Balance at January 1, 2013	$7,070	$2,499	$11,817	$2,240	$154,430	$178,056	$(112,002)	$(112,002)
Gains (losses) included in earnings	(7)	(18)	(39)	(311)	(11,403)	(11,778)	(16,297)	(16,297)
Gains (losses) included in OCI	(40)	—	—	—	—	(40)	—	—
Additions	—	25	859	—	19,307	20,191	—	—
Sales	—	(802)	(100)	—	—	(902)	—	—
Settlements	(500)	(281)	(2,738)	—	(1,235)	(4,754)	—	—

Balance at December 31, 2013	$6,523	$1,423	$9,799	$1,929	$161,099	$180,773	$(128,299)	$(128,299)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2013	$—	$(4)	$159	$14	$15,024	$15,193	$(16,297)	$(16,297)

Year ended December 31, 2012
(In thousands)	MBS classified as investment securities available- for-sale	CMOs classified as trading account securities	MBS classified as trading account securities	Other securities classified as trading account securities	Mortgage servicing rights	Total assets	Contingent consideration	Total liabilities
Balance at January 1, 2012	$7,435	$2,808	$21,777	$4,036	$151,323	$187,379	$(99,762)	$(99,762)
Gains (losses) included in earnings	(6)	30	680	(123)	(17,406)	(16,825)	(12,600)	(12,600)
Gains (losses) included in OCI	66	—	—	—	—	66	—	—
Additions	—	608	6,499	2,116	20,726	29,949	—	—
Sales	—	(250)	(9,824)	(1,834)	(103)	(12,011)	—	—
Settlements	(425)	(697)	(2,104)	(1,955)	(110)	(5,291)	360	360
Transfers into Level 3	—	—	2,405	—	—	2,405	—	—
Transfers out of Level 3	—	—	(7,616)	—	—	(7,616)	—	—

Balance at December 31, 2012	$7,070	$2,499	$11,817	$2,240	$154,430	$178,056	$(112,002)	$(112,002)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2012	$—	$23	$(165)	$(333)	$8,130	$7,655	$(13,347)	$(13,347)

There were no transfers in and/or out of Level 1, Level 2, or Level 3 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2014 and 2013. There were no transfers in and/or out of Level 1 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2012. There were $ 2 million in transfers from Level 2 to Level 3 and $8 million in transfers from Level 3 to Level 2 for financial instruments measured at fair value on a recurring basis during the year ended December 31, 2012. The transfers from Level 2 to Level 3 of trading mortgage-backed securities were the result of a change in valuation technique to a matrix pricing model, based on indicative prices provided by brokers. The transfers from Level 3 to Level 2 of trading mortgage-backed securities resulted from observable market data becoming available for these securities. The Corporation’s policy is to recognize transfers as of the end of the reporting period.

Gains and losses (realized and unrealized) included in earnings for the years ended December 31, 2014, 2013, and 2012 for Level 3 assets and liabilities included in the previous tables are reported in the consolidated statement of operations as follows:

	2014		2013		2012
(In thousands)	Total gains (losses) included in earnings	Changes in unrealized gains (losses) relating to assets still held at reporting date	Total gains (losses) included in earnings	Changes in unrealized gains (losses) relating to assets still held at reporting date	Total gains (losses) included in earnings	Changes in unrealized gains (losses) relating to assets still held at reporting date
Interest income	$(31)	$—	$(7)	$—	$(6)	$—
FDIC loss share (expense) income	(1,791)	(1,791)	(15,994)	(15,994)	(13,178)	(13,178)
Mortgage banking activities	(24,773)	(6,120)	(11,403)	15,024	(17,406)	8,130
Trading account (loss) profit	(542)	(223)	(368)	169	587	(475)
Other operating income	—	—	(303)	(303)	578	(169)

Total	$(27,137)	$(8,134)	$(28,075)	$(1,104)	$(29,425)	$(5,692)

The following table includes quantitative information about significant unobservable inputs used to derive the fair value of Level 3 instruments, excluding those instruments for which the unobservable inputs were not developed by the Corporation such as prices of prior transactions and/or unadjusted third-party pricing sources.

(In thousands)	Fair value at December 31, 2014		Valuation technique	Unobservable inputs	Weighted average (range)
CMO’s - trading	$1,375		Discounted cash flow model	Weighted average life	2.2 years (0.6 - 4.8 years)
				Yield	4.0% (1.3% - 4.7%)
				Constant prepayment rate	23.9% (19.5% - 27.9%)
Other - trading	$769		Discounted cash flow model	Weighted average life	5.5 years
				Yield	12.1%
				Constant prepayment rate	10.8%
Mortgage servicing rights	$148,694		Discounted cash flow model	Prepayment speed	8.7% (5.3% - 22.7%)
				Weighted average life	11.5 years (4.4 - 18.8 years)
				Discount rate	11.3% (9.5% - 15.0%)
Contingent consideration	$(133,634)		Discounted cash flow model	Credit loss rate on covered loans	7.3% (0.0% - 100.0%)
				Risk premium component of discount rate	5.0%
Loans held-in-portfolio	$71,090	[1]	External appraisal	Haircut applied on external appraisals	26.6% (20.0% - 30.0%)
Other real estate owned	$29,715	[2]	External appraisal	Haircut applied on external appraisals	12.5% (10.0% - 30.0%)
Other foreclosed assets	$1,354	[3]	External appraisal	Haircut applied on external appraisals	3.3% (1.0% - 6.0%)

[1]	Loans held-in-portfolio in which haircuts were not applied to external appraisals were excluded from this table.
[2]	Other real estate owned in which haircuts were not applied to external appraisals were excluded from this table.
[3]	Other foreclosed assets in which haircuts were not applied to external appraisals were excluded from this table.

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

Contingent consideration liability

The fair value of the true-up payment obligation (contingent consideration) to the FDIC as it relates to the Westernbank FDIC-assisted transaction was estimated using projected cash flows related to the loss sharing agreements at the true-up measurement date. It took into consideration the intrinsic loss estimate, asset premium/discount, cumulative shared loss payments, and the cumulative servicing amount related to the loan portfolio. Refer to Note 13 to the consolidated financial statements for a description of the formula established in the loss share agreements for determining the true-up payment.

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

Note 36 – Fair value of financial instruments

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

The fair values reflected herein have been determined based on the prevailing interest rate environment at December 31, 2014 and December 31, 2013, as applicable. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments. In addition, the fair values presented do not attempt to estimate the value of the Corporation’s fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation’s value as a going concern. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.

Following is a description of the Corporation’s valuation methodologies and inputs used to estimate the fair values for each class of financial assets and liabilities not measured at fair value, but for which the fair value is disclosed. The disclosure requirements exclude certain financial instruments and all non-financial instruments. Accordingly, the aggregate fair value amounts of the financial instruments disclosed do not represent management’s estimate of the underlying value of the Corporation. For a description of the valuation methodologies and inputs used to estimate the fair value for each class of financial assets and liabilities measured at fair value, refer to Note 35.

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

•

Trust preferred securities: These securities represent the equity-method investment in the common stock of these trusts. Book value is the same as fair value for these securities since the fair value of the junior subordinated debentures is the same amount as the fair value of the trust preferred securities issued to the public. The equity-method investment in the common stock of these trusts is classified as Level 2, except for that of Popular Capital Trust III (Troubled Asset Relief Program) which is classified as Level 3. Refer to Note 26 for additional information on these trust preferred securities.

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

Loans held-for-sale

The fair value of certain impaired loans held-for-sale was based on a discounted cash flow model that assumes that no principal payments are received prior to the effective average maturity date, that the outstanding unpaid principal balance is reduced by a monthly net loss rate, and that the remaining unpaid principal balance is received as a lump sum principal payment at the effective average maturity date. The remaining unpaid principal balance expected to be received, which is based on the prior 12-month cash payment experience of these loans and their expected collateral recovery, was discounted using the interest rate currently offered to clients for the origination of comparable loans. These loans were classified as Level 3. As of December 31, 2014, no loans were valued under this methodology. For loans held-for-sale originated with the intent to sell in the secondary market, its fair value was determined using similar characteristics of loans and secondary market prices assuming the conversion to mortgage-backed securities. Given that the valuation methodology uses internal assumptions based on loan level data, these loans are classified as Level 3. The fair value of certain other loans held-for-sale is based on bids received from potential buyers; binding offers; or external appraisals, net of internal adjustments and estimated costs to sell. Loans held-for-sale based on binding offers are classified as Level 2. Loans held-for-sale based on indicative offers and/or external appraisals are classified as Level 3.

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

•

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

	December 31, 2014
(In thousands)	Carrying amount	Level 1	Level 2	Level 3	Fair value
Financial Assets:
Cash and due from banks	$381,095	$381,095	$—	$—	$381,095
Money market investments	1,822,386	1,671,477	150,909	—	1,822,386
Trading account securities, excluding derivatives[1]	138,527	—	129,360	9,167	138,527
Investment securities available-for-sale[1]	5,315,159	323	5,313,511	1,325	5,315,159
Investment securities held-to-maturity:
Obligations of Puerto Rico, States and political subdivisions	101,573	—	—	92,597	92,597
Collateralized mortgage obligation-federal agency	97	—	—	102	102
Other	1,500	—	1,500	—	1,500

Total investment securities held-to-maturity	$103,170	$—	$1,500	$92,699	$94,199

Other investment securities:
FHLB stock	$66,773	$—	$66,773	$—	$66,773
FRB stock	80,025	—	80,025	—	80,025
Trust preferred securities	13,197	—	12,197	1,000	13,197
Other investments	1,911	—	—	5,028	5,028

Total other investment securities	$161,906	$—	$158,995	$6,028	$165,023

Loans held-for-sale	$106,104	$—	$27,074	$87,862	$114,936
Loans not covered under loss sharing agreement with the FDIC	18,884,732	—	—	18,079,609	18,079,609
Loans covered under loss sharing agreements with the FDIC	2,460,589	—	—	2,947,909	2,947,909
FDIC loss share asset	542,454	—	—	481,420	481,420
Mortgage servicing rights	148,694	—	—	148,694	148,694
Derivatives	25,362	—	25,362	—	25,362

	December 31, 2014
(In thousands)	Carrying amount	Level 1	Level 2	Level 3	Fair value
Financial Liabilities:
Deposits:
Demand deposits	$17,333,090	$—	$17,333,090	$—	$17,333,090
Time deposits	7,474,445	—	7,512,683	—	7,512,683

Total deposits	$24,807,535	$—	$24,845,773	$—	$24,845,773

Assets sold under agreements to repurchase:
Securities sold under agreements to repurchase	$1,271,657	$—	$1,269,398	$—	$1,269,398

Total assets sold under agreements to repurchase	$1,271,657	$—	$1,269,398	$—	$1,269,398

Other short-term borrowings[2]	$21,200	$—	$20,200	$1,000	$21,200
Notes payable:
FHLB advances	802,198	—	814,877	—	814,877
Unsecured senior debt securities	450,000	—	460,530	—	460,530
Junior subordinated deferrable interest debentures (related to trust preferred securities)	439,800	—	379,400	—	379,400
Junior subordinated deferrable interest debentures (Troubled
Others	19,830	—	—	19,830	19,830

Total notes payable	$1,711,828	$—	$1,654,807	$19,830	$1,674,637

Derivatives	$23,032	$—	$23,032	$—	$23,032

Contingent consideration	$133,634	$—	$—	$133,634	$133,634

(In thousands)	Notional amount	Level 1	Level 2	Level 3	Fair value
Commitments to extend credit	$7,135,352	$—	$—	$1,716	$1,716
Letters of credit	49,182	—	—	486	486

[1]	Refer to Note 35 to the consolidated financial statements for the fair value by class of financial asset and its hierarchy level.
[2]	Refer to Note 23 to the consolidated financial statements for the composition of short-term borrowings.

	December 31, 2013
(In thousands)	Carrying amount	Level 1	Level 2	Level 3	Fair value
Financial Assets:
Cash and due from banks	$423,211	$423,211	$—	$—	$423,211
Money market investments	858,453	677,033	181,420	—	858,453
Trading account securities, excluding derivatives[1]	339,660	—	326,509	13,151	339,660
Investment securities available-for-sale[1]	5,294,800	412	5,287,865	6,523	5,294,800
Investment securities held-to-maturity:
Obligations of Puerto Rico, States and political subdivisions	113,881	—	—	94,712	94,712
Collateralized mortgage obligation-federal agency	115	—	—	122	122
Other	26,500	—	1,500	24,354	25,854

Total investment securities held-to-maturity	$140,496	$—	$1,500	$119,188	$120,688

Other investment securities:
FHLB stock	$85,245	$—	$85,245	$—	$85,245
FRB stock	80,385	—	80,385	—	80,385
Trust preferred securities	14,197	—	13,197	1,000	14,197
Other investments	1,925	—	—	4,699	4,699

Total other investment securities	$181,752	$—	$178,827	$5,699	$184,526

Loans held-for-sale	$110,426	$—	$3,155	$109,405	$112,560
Loans not covered under loss sharing agreement with the FDIC	21,073,403	—	—	19,070,337	19,070,337
Loans covered under loss sharing agreements with the FDIC	2,882,335	—	—	3,404,128	3,404,128
FDIC loss share asset	948,608	—	—	837,131	837,131
Mortgage servicing rights	161,099	—	—	161,099	161,099
Derivatives	34,793	—	34,793	—	34,793

	December 31, 2013
(In thousands)	Carrying amount	Level 1	Level 2	Level 3	Fair value
Financial Liabilities:
Deposits:
Demand deposits	$18,399,793	$—	$18,399,793	$—	$18,399,793
Time deposits	8,311,352	—	8,367,410	—	8,367,410

Total deposits	$26,711,145	$—	$26,767,203	$—	$26,767,203

Assets sold under agreements to repurchase:
Securities sold under agreements to repurchase	$1,021,102	$—	$1,025,628	$—	$1,025,628
Structured repurchase agreements	638,190	—	694,422	—	694,422

Total assets sold under agreements to repurchase	$1,659,292	$—	$1,720,050	$—	$1,720,050

Other short-term borrowings[2]	$401,200	$—	$401,200	$—	$401,200
Notes payable:
FHLB advances	589,229	—	604,976	—	604,976
Medium-term notes	689	—	—	716	716
Junior subordinated deferrable interest debentures (related to trust preferred securities)	439,800	—	348,222	—	348,222
Junior subordinated deferrable interest debentures (Troubled Asset Relief Program)	531,540	—	—	1,006,638	1,006,638
Others	23,496	—	—	23,496	23,496

Total notes payable	$1,584,754	$—	$953,198	$1,030,850	$1,984,048

Derivatives	$32,378	$—	$32,378	$—	$32,378

Contingent consideration	$128,299	$—	$—	$128,299	$128,299

(In thousands)	Notional amount	Level 1	Level 2	Level 3	Fair value
Commitments to extend credit	$7,490,927	$—	$—	$2,571	$2,571
Letters of credit	82,007	—	—	901	901

[1]	Refer to Note 35 to the consolidated financial statements for the fair value by class of financial asset and its hierarchy level.
[2]	Refer to Note 23 to the consolidated financial statements for the composition of short-term borrowings.

Note 37 – Employee benefits

Pension and benefit restoration plans

Certain employees of BPPR are covered by non-contributory defined benefit pension plans. Pension benefits are based on age, years of credited service, and final average compensation.

BPPR’s non-contributory, defined benefit retirement plan are currently closed to new hires and the accrual of benefits are frozen to all participants. The retirement plan’s benefit formula is based on a percentage of average final compensation and years of service as of the plan freeze date. Normal retirement age under the retirement plans is age 65 with 5 years of service. Pension costs are funded in accordance with minimum funding standards under the Employee Retirement Income Security Act of 1974 (“ERISA”). Benefits under the BPPR retirement plan are subject to the U.S. and PR Internal Revenue Code limits on compensation and benefits. Benefits under restoration plans restore benefits to selected employees that are limited under the retirement plan due to U.S. and PR Internal Revenue Code limits and a compensation definition that excludes amounts deferred pursuant to nonqualified arrangements. The freeze applied to the restoration plan as well.

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

The plans’ target allocation based on market value for years 2014 and 2013, by asset category, is summarized in the table below.

	Minimum allotment	Maximum allotment
Equity	0%	70%
Debt securities	0%	100%
Cash and cash equivalents	0%	100%

The following table presents the composition of the assets of the pension and benefit restoration plans.

(In thousands)	2014	2013
Obligations of the U.S. Government and its agencies	$210,549	$198,992
Corporate bonds and debentures	50,708	43,885
Equity securities	241,458	238,792
Index fund - equity	27,888	33,347
Foreign commingled trust fund	9,998	—
Foreign equity fund	79,666	87,336
Foreign index fund	29,643	43,711
Commodity fund	13,480	16,451
Mortgage-backed securities	12,913	12,950
Private equity investments	546	922
Cash and cash equivalents	18,834	27,456
Accrued investment income	1,557	1,640

Total assets	$697,240	$705,482

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

The following table sets forth by level, within the fair value hierarchy, the plans’ assets at fair value at December 31, 2014 and 2013.

	2014				2013
(In thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Obligations of the U.S. Government and its agencies	$—	$210,549	$—	$210,549	$—	$198,992	$—	$198,992
Corporate bonds and debentures	—	50,708	—	50,708	—	43,885	—	43,885
Equity securities	241,458	—	—	241,458	238,792	—	—	238,792
Index fund - equity	27,888	—	—	27,888	33,347	—	—	33,347
Foreign commingled trust fund	—	9,998	—	9,998	—	—	—	—
Foreign equity fund	—	79,666	—	79,666	—	87,336	—	87,336
Foreign index fund	—	29,643	—	29,643	—	43,711	—	43,711
Commodity fund	—	13,480	—	13,480	—	16,451	—	16,451
Mortgage-backed securities	—	12,913	—	12,913	—	12,950	—	12,950
Private equity investments	—	—	546	546	—	—	922	922
Cash and cash equivalents	18,834	—	—	18,834	27,456	—	—	27,456
Accrued investment income	—	—	1,557	1,557	—	—	1,640	1,640

Total assets	$288,180	$406,957	$2,103	$697,240	$299,595	$403,325	$2,562	$705,482

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

•	Equity securities - Equity securities with quoted market prices obtained from an active exchange market and high liquidity are classified as Level 1.

•	Equity index funds - Equity with quoted market prices obtained from an active exchange market and high liquidity are classified as Level 1.

•	Foreign commingled trust fund – are collective investment funds that are valued at the net asset value (NAV) of shares held by the plan at year end. These securities are classified as Level 2.

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

The following table presents the change in Level 3 assets measured at fair value.

(In thousands)	2014	2013
Balance at beginning of year	$2,562	$2,848
Actual return on plan assets:
Change in unrealized (loss) gain relating to instruments still held at the reporting date	(459)	(286)
Settlements	—	—

Balance at end of year	$2,103	$2,562

There were no transfers in and/or out of Level 3 for financial instruments measured at fair value on a recurring basis during the years ended December 31, 2014 and 2013. There were no transfers in and/or out of Level 1 and Level 2 during the years ended December 31, 2014 and 2013.

Information on the shares of common stock held by the pension and restoration plans is provided in the table that follows.

	2014	2013
Shares of Popular, Inc. common stock	274,572	274,572
Fair value of shares of Popular, Inc. common stock	$9,349,177	$7,888,454
Dividends paid on shares of Popular, Inc. common stock held by the plan	$—	$—

The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31, 2014 and 2013.

	Pension plan		Benefit restoration plans
(In thousands)	2014	2013	2014	2013
Change in benefit obligation:
Benefit obligation at beginning of year	$653,396	$751,605	$36,096	$40,051
Interest cost	29,844	27,863	1,659	1,493
Actuarial (gain) loss	131,610	(76,997)	6,238	(4,169)
Benefits paid	(37,035)	(49,075)	(1,329)	(1,279)

Benefit obligation at end of year	$777,815	$653,396	$42,664	$36,096

Change in fair value of plan assets:
Fair value of plan assets at beginning of year	$671,299	$625,519	$34,183	$30,616
Actual return on plan assets	28,501	94,855	1,570	4,795
Employer contributions	—	—	51	51
Benefits paid	(37,035)	(49,075)	(1,329)	(1,279)

Fair value of plan assets at end of year	$662,765	$671,299	$34,475	$34,183

Amounts recognized in accumulated other comprehensive loss:
Net loss	$289,233	$147,677	$13,588	$6,928

Accumulated other comprehensive loss (AOCL)	$289,233	$147,677	$13,588	$6,928

Reconciliation of net assets (liabilities):
Net liabilities at beginning of year	$17,903	$(126,086)	$(1,912)	$(9,434)
Amount recognized in AOCL at beginning of year, pre-tax	147,677	297,765	6,928	15,055

Amount prepaid at beginning of year	165,580	171,679	5,016	5,621
Net periodic benefit income (cost)	8,603	(6,099)	332	(656)
Contributions	—	—	51	51

Amount prepaid at end of year	174,183	165,580	5,399	5,016
Amount recognized in AOCL	(289,233)	(147,677)	(13,588)	(6,928)

Net assets (liabilities) at end of year	$(115,050)	$17,903	$(8,189)	$(1,912)

The table below presents a breakdown of the plans’ assets and liabilities at December 31, 2014 and 2013.

	Pension plan		Benefit restoration plans
(In thousands)	2014	2013	2014	2013
Non-current assets	$—	$17,903	$—	$504
Current liabilities	—	—	173	51
Non-current liabilities	115,050	—	8,016	2,365

The following table presents the funded status of the plans at year end December 31, 2014 and 2013.

	Pension Plan		Tax Qualified Restoration Plan		Benefit Restoration Plan
(In thousands)	2014	2013	2014	2013	2014	2013
Benefit obligation at end of year	$(777,815)	$(653,396)	$(39,768)	$(33,679)	$(2,896)	$(2,416)
Fair value of plan assets at end of year	662,765	671,299	34,475	34,183	—	—

Funded status at year end	$(115,050)	$17,903	$(5,293)	$504	$(2,896)	$(2,416)

The following table presents the change in accumulated other comprehensive loss (“AOCL”), pre-tax, for the years ended December 31, 2014 and 2013.

(In thousands)	Pension plan		Benefit restoration plans
	2014	2013	2014	2013
Accumulated other comprehensive loss at beginning of year	$147,677	$297,765	$6,928	$15,055

Increase (decrease) in AOCL:
Recognized during the year:
Amortization of actuarial losses	(8,074)	(21,452)	(431)	(1,330)
Occurring during the year:
Net actuarial (gains) losses	149,630	(128,636)	7,091	(6,797)

Total (decrease) increase in AOCL	141,556	(150,088)	6,660	(8,127)

Accumulated other comprehensive loss at end of year	$289,233	$147,677	$13,588	$6,928

The following table presents the amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during 2015.

(In thousands)	Pension plan	Benefit restoration plans
Net loss	$17,859	$1,244

The following table presents information for plans with an accumulated benefit obligation in excess of plan assets.

	Pension plan		Benefit restoration plans
(In thousands)	2014	2013	2014	2013
Projected benefit obligation	$777,815	$—	$42,664	$2,416
Accumulated benefit obligation	777,815	—	42,664	2,416
Fair value of plan assets	662,765	—	34,475	—

The following table presents information for plans with an accumulated benefits obligation less than plan assets.

	Pension plan		Benefit restoration plans
(In thousands)	2014	2013	2014	2013
Projected benefit obligation	$—	$653,396	$—	$33,680
Accumulated benefit obligation	—	653,396	—	33,680
Fair value of plan assets	—	671,299	—	34,183

The actuarial assumptions used to determine the benefit obligations at year end were as follows:

	Pension plan		Benefit restoration plans
	2014	2013	2014	2013
Discount rate	3.90%	4.70%	3.90%	4.70%

The following table presents the actuarial assumptions used to determine the components of net periodic benefit cost.

	Pension plan			Benefit restoration plans
	2014	2013	2012	2014	2013	2012
Discount rate	4.70%	3.80%	4.40%	4.70%	3.80%	4.40%
Expected return on plan assets	7.25%	7.25%	7.60%	7.25%	7.25%	7.60%

The following table presents the components of net periodic benefit cost.

	Pension plan			Benefit restoration plans
(In thousands)	2014	2013	2012	2014	2013	2012
Interest cost	$29,844	$27,863	$29,981	$1,659	$1,493	$1,572
Expected return on plan assets	(46,521)	(43,216)	(39,240)	(2,422)	(2,167)	(2,105)
Recognized net actuarial loss	8,074	21,452	21,703	431	1,330	1,294

Net periodic benefit (credit) cost	$(8,603)	$6,099	$12,444	$(332)	$656	$761

The Corporation expects to pay the following contributions to the benefit plans during 2015.

(In thousands)	2015
Pension plan	$—
Benefit restoration plans	$173

Benefit payments projected to be made from the pension and benefit restoration plans are presented in the table below.

(In thousands)	Pension plan	Benefit restoration plans
2015	$36,977	$1,763
2016	37,473	1,914
2017	38,129	2,058
2018	38,786	2,161
2019	39,483	2,304
2020 - 2024	205,506	12,126

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

The following table presents the status of the Corporation’s unfunded postretirement health care benefit plan and the related amounts recognized in the consolidated financial statements at December 31, 2014 and 2013.

(In thousands)	2014	2013
Change in benefit obligation:
Benefit obligation at beginning of the year	$145,732	$183,611
Service cost	1,457	2,257
Interest cost	6,846	6,848
Amendments	—	(18,670)
Benefits paid	(5,688)	(7,066)
Actuarial (gain) loss	13,471	$(21,248)

Benefit obligation end of year	$161,818	145,732

Amounts recognized in accumulated other comprehensive loss:
Net prior service cost	$(14,870)	$(18,670)
Net loss	25,817	12,346

Accumulated other comprehensive (gain) loss	$10,947	$(6,324)

Reconciliation of net liability:
Net liability at beginning of year	$(145,732)	$(183,611)
Amount recognized in accumulated other comprehensive loss at beginning of year, pre-tax	(6,324)	35,486

Amount accrued at beginning of year	(152,056)	(148,125)
Net periodic benefit cost	(4,503)	(10,997)
Contributions	5,688	7,066

Amount accrued at end of year	(150,871)	(152,056)
Amount recognized in accumulated other comprehensive gain (loss)	(10,947)	6,324

Net liability at end of year	$(161,818)	$(145,732)

The table below presents a breakdown of the liability associated with the postretirement health care benefit plan.

(In thousands)	2014	2013
Current liabilities	$5,820	$6,199
Non-current liabilities	155,998	139,532

The following table presents the funded status of the postretirement health care benefit plan at year end December 31, 2014 and 2013.

(In thousands)	2014	2013
Benefit obligation at end of year	$(161,818)	$(145,732)
Fair value of plan assets at end of year	—	—

Funded status at year end	(161,818)	(145,732)

The following table presents the changes in accumulated other comprehensive loss (income), pre-tax, for the postretirement health care benefit plan.

(In thousands)	2014	2013
Accumulated other comprehensive (income) loss at beginning of year	$(6,324)	$35,486

Increase (decrease) in accumulated other comprehensive loss:
Recognized during the year:
Prior service credit	3,800	—
Amortization of actuarial losses	—	(1,892)
Occurring during the year:
Prior service cost (credit)	—	(18,670)
Net actuarial (gains) losses	13,471	(21,248)

Total increase (decrease) in accumulated other comprehensive loss	17,271	(41,810)

Accumulated other comprehensive (income) loss at end of year	$10,947	$(6,324)

The following table presents the amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost for the postretirement health care benefit plan during 2015.

(In thousands)	2015
Net prior service credit	$(3,800)

Net loss	$996

The following table presents the components of net periodic postretirement health care benefit cost.

(In thousands)	2014	2013	2012
Service cost	$1,457	$2,257	$2,190
Interest cost	6,846	6,848	7,801
Amortization of prior service credit	(3,800)	—	(200)
Recognized net actuarial loss (gain)	—	1,892	2,162

Net periodic benefit cost	$4,503	$10,997	$11,953

The following tables present the discount rate and assumed health care cost trend rates used to determine the benefit obligation and the net periodic benefit cost for the postretirement health care benefit plan.

To determine benefit obligation:	2014	2013
Discount rate	4.00%	4.80%
Initial health care cost trend rates	7.00%	7.50%
Ultimate health care cost trend rate	5.00%	5.00%
Year that the ultimate trend rate is reached	2019	2019

To determine net periodic benefit cost:	2014	2013	2012
Discount rate	4.80%	3.80%	4.40%
Initial health care cost trend rates:
Medicare Advantage plans	7.50%	6.50%	25.00%
All other plans	7.50	6.50	7.00
Ultimate health care cost trend rate	5.00%	5.00%	5.00%
Year that the ultimate trend rate is reached	2019	2016	2016

Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. The following table presents the effects of changes in the assumed health care cost trend rates.

(In thousands)	1-percentage point increase	1-percentage point decrease
Effect on total service cost and interest cost components	$290	$(363)
Effect on postretirement benefit obligation	$8,449	$(9,955)

The following table presents information for the postretirement health care benefit plan with an accumulated benefit obligation in excess of plan assets.

(In thousands)	2014	2013
Projected benefit obligation	$161,818	$145,732
Accumulated benefit obligation	161,818	145,732
Fair value of plan assets	—	—

The Corporation expects to contribute $5.8 million to the postretirement benefit plan in 2015 to fund current benefit payment requirements.

Benefit payments projected to be made on the postretirement health care benefit plan are presented in the following table.

(In thousands)
2015	$5,820
2016	5,998
2017	6,290
2018	6,565
2019	6,844
2020 - 2024	37,668

Savings plans

The Corporation also provides defined contribution savings plans pursuant to Section 1081.01(d) of the Puerto Rico Internal Revenue Code and Section 401(k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of the Corporation. Investments in the plans are participant-directed, and employer matching contributions are determined based on the specific provisions of each plan. Employees are fully vested in the employer’s contribution after five years of service. Effective March 20, 2009, the savings plans were amended to suspend the employer matching contribution to the plan. This matching contribution was restored on April 2013. The cost of providing these benefits in the year ended December 31, 2014 was $5.0 million (2013 - $3.6 million).

The plans held 1,820,318 (2013 – 1,939,089) shares of common stock of the Corporation with a market value of approximately $62.0 million at December 31, 2014 (2013 - $55.7 million).

Note 38 – Net (loss) income per common share

The following table sets forth the computation of net (loss) income per common share (“EPS”), basic and diluted, for the years ended December 31, 2014, 2013 and 2012:

(In thousands, except per share information)	2014	2013	2012
Net (loss) income from continuing operations	$(190,510)	$558,818	$207,457
Net (loss) income from discontinued operations	(122,980)	40,509	37,818
Preferred stock dividends	(3,723)	(3,723)	(3,723)

Net (loss) income applicable to common stock	$(317,213)	$595,604	$241,552

Average common shares outstanding	102,848,792	102,693,685	102,429,755
Average potential dilutive common shares	—	367,790	223,855

Average common shares outstanding - assuming dilution	102,848,792	103,061,475	102,653,610

Basic EPS from continuing operations	$(1.88)	$5.41	$1.99

Basic EPS from discontinued operations	$(1.20)	$0.39	$0.37

Total Basic EPS	$(3.08)	$5.80	$2.36

Diluted EPS from continuing operations	$(1.88)	$5.39	$1.98

Diluted EPS from discontinued operations	$(1.20)	$0.39	$0.37

Total Diluted EPS	$(3.08)	$5.78	$2.35

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

For the year ended December 31, 2014, there were 45,205 weighted average antidilutive stock options outstanding (2013 – 102,389; 2012 – 165,342). For the year ended December 31, 2014, the corporation has 628,009 unvested restricted stocks outstanding that were antidilutive.

Note 39 – Rental expense and commitments

At December 31, 2014, the Corporation was obligated under a number of non-cancelable leases for land, buildings, and equipment which require rentals as follows:

Year	Minimum payments[1]
(In thousands)
2015	$56,129
2016	27,699
2017	22,225
2018	18,537
2019	16,603
Later years	114,379

$255,572

[1]	Minimum payments have not been reduced by minimum non-cancelable sublease rentals due in the future of $3.7 million at December 31, 2014.

Total rental expense for all operating leases, except those with terms of a month or less that were not renewed, for the year ended December 31, 2014 was $35.0 million (2013 - $40.3 million; 2012 - $44.3 million), which is included in net occupancy, equipment and communication expenses, according to their nature.

Note 40 – Other service fees

The following table presents the major categories of other service fees for the years ended December 31, 2014, 2013 and 2012.

(In thousands)	2014	2013	2012
Debit card fees	$43,146	$41,912	$43,528
Insurance fees	54,158	52,309	51,363
Credit card fees	67,639	65,727	61,071
Sale and administration of investment products	27,711	35,272	37,766
Trust fees	18,209	17,285	16,353
Processing fees	—	—	6,330
Other fees	14,402	16,846	16,104

Total other service fees	$225,265	$229,351	$232,515

Note 41 – FDIC loss share expense

The caption of FDIC loss share (expense) income in the consolidated statements of operations consists of the following major categories:

	Years ended December 31,
(In thousands)	2014	2013	2012
Amortization of loss share indemnification asset	$(189,959)	$(161,635)	$(129,676)
Reversal of accelerated amortization in prior periods	12,492	—	—
80% mirror accounting on credit impairment losses[1]	32,038	60,454	58,187
80% mirror accounting on reimbursable expenses	58,117	50,985	30,771
80% mirror accounting on recoveries on covered assets, including rental income on OREOs, subject to reimbursement to the FDIC	(13,124)	(16,057)	(2,979)
80% mirror accounting on amortization of contingent liability on unfunded commitments	—	(473)	(969)
Change in true-up payment obligation	(1,791)	(15,993)	(13,178)
Other	(797)	668	1,633

Total FDIC loss share expense	$(103,024)	$(82,051)	$(56,211)

[1]	Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

As discussed in Note 1, the FDIC indemnity asset amortization for the year ended December 31, 2014 included a benefit of approximately $12.5 million to reverse the impact of accelerated amortization expense recorded in prior periods. This amount will be recognized as expense over the remaining portion of the Loss Sharing Agreement that expires in the quarter ending June 30, 2015.

During 2014, the Corporation revised its analysis of expected cash flows which resulted in a net decrease in estimated credit losses, which was driven mainly by commercial loan pools. Though this will have a positive impact on the Corporation’s interest accretion in future periods, the carrying value of the indemnification asset was amortized to reflect lower levels of expected losses. This amortization is recognized over the shorter of the remaining life of the loan pools, which had an average life of approximately six years, or the indemnification asset, which expires at June 30, 2015, for commercial, construction and consumer loans and June 30, 2020 for single-family residential mortgage loans.

Note 42 – Stock-based compensation

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

(Not in thousands)
Exercise price per share	Options outstanding	Weighted-average exercise price of options outstanding	Weighted-average remaining life of options outstanding in years	Options exercisable (fully vested)	Weighted-average exercise price of options exercisable
$272.00	44,797	$272.00	0.12	44,797	$272.00

There was no intrinsic value of options outstanding and exercisable at December 31, 2014, 2013 and 2012.

The following table summarizes the stock option activity and related information:

(Not in thousands)	Options outstanding	Weighted-average exercise price
Outstanding at January 1, 2012	206,946	$207.83
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	(45,960)	155.68

Outstanding at December 31, 2012	160,986	$222.71
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	(60,549)	171.42

Outstanding at December 31, 2013	100,437	$253.64
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	(55,640)	238.85

Outstanding at December 31, 2014	44,797	$272.00

There was no stock option expense recognized for the years ended December 31, 2014, 2013 and 2012.

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

Under the Incentive Plan, the Corporation has issued restricted shares, which become vested based on the employees’ continued service with Popular. Unless otherwise stated in an agreement, the compensation cost associated with the shares of restricted stock is determined based on a two-prong vesting schedule. The first part is vested ratably over five years commencing at the date of grant and the second part is vested at termination of employment after attainment of 55 years of age and 10 years of service. The vesting schedule for restricted shares granted on 2014 was modified as follows, the first part ratably over four years commencing at the date of the grant and the second part is vested at termination of employment after attainment of 55 years of age and 10 years of service or 60 years of age and 5 years of service. The four year vesting part is accelerated at termination of employment after attaining 55 years of age and 10 years of service or 60 years of age and 5 years of service. The five-year vesting part is accelerated at termination of employment after attaining 55 years of age and 10 years of service. The restricted shares granted, consistent with the requirements of the Troubled Asset Relief Program (“TARP”) Interim Final Rule, vest in two years from grant date.

The following table summarizes the restricted stock activity under the Incentive Plan for members of management.

(Not in thousands)	Restricted stock	Weighted-average grant date fair value
Non-vested at January 1, 2012	241,934	$31.98
Granted	359,427	17.72
Vested	(96,353)	37.61
Forfeited	(13,785)	26.59

Non-vested at December 31, 2012	491,223	$20.59
Granted	229,131	28.20
Vested	(131,324)	31.23
Forfeited	(3,783)	24.63

Non-vested at December 31, 2013	585,247	$21.16
Granted	365,831	29.86
Vested	(311,078)	19.02
Forfeited	(11,991)	29.33

Non-vested at December 31, 2014	628,009	$27.13

During the year ended December 31, 2014, 365,831 shares of restricted stock (2013 - 229,131; 2012 - 359,427) were awarded to management under the Incentive Plan, from which 162,332 shares (2013 - 165,304; 2012 - 253,170) were awarded to management consistent with the requirements of the TARP Interim Final Rule.

During the year ended December 31, 2014, the Corporation recognized $6.8 million of restricted stock expense related to management incentive awards, with a tax benefit of $1.1 million (2013 - $5.3 million, with a tax benefit of $1.7 million; 2012 - $4.3 million, with a tax benefit of $1.1 million). During the year ended December 31, 2014, the fair market value of the restricted stock vested was $5.8 million at grant date and $9.0 million at vesting date. This triggers a shortfall, net of windfalls, of $1.2 million of which $0.4 million was recorded as a windfall pool in additional paid in capital. No windfall pool was recorded for the remaining $0.8 million due to the valuation allowance of the deferred tax asset that was recorded as an additional income tax expense at the applicable income tax rate. No income tax expense was recorded for the U.S. employees due to the valuation allowance of the deferred tax asset. The total unrecognized compensation cost related to non-vested restricted stock awards to members of management at December 31, 2014 was $10.1 million and is expected to be recognized over a weighted-average period of 1.8 years.

The following table summarizes the restricted stock activity under the Incentive Plan for members of the Board of Directors:

(Not in thousands)	Restricted stock	Weighted-average grant date fair value
Nonvested at January 1, 2012	—	—
Granted	41,174	$16.37
Vested	(41,174)	16.37
Forfeited	—	—

Non-vested at December 31, 2012	—	—
Granted	20,930	$29.43
Vested	(20,930)	29.43
Forfeited	—	—

Non-vested at December 31, 2013	—	—
Granted	23,135	$30.43
Vested	(23,135)	30.43
Forfeited	—	—

Non-vested at December 31, 2014	—	—

During the year ended December 31, 2014, the Corporation granted 23,135 shares of restricted stock to members of the Board of Directors of Popular, Inc., which became vested at grant date (2013 - 20,930; 2012 – 41,174). During this period, the Corporation recognized $0.5 million of restricted stock expense related to these restricted stock grants, with a tax benefit of $57 thousand (2013 - $0.5 million, with a tax benefit of $0.2 million; 2012 - $0.4 million, with a tax benefit of $0.1 million). The fair value at vesting date of the restricted stock vested during the year ended December 31, 2014 for directors was $0.7 million.

Note 43 – Income taxes

The components of income tax expense (benefit) for the years ended December 31, are summarized in the following table.

(In thousands)	2014	2013	2012
Current income tax expense:
Puerto Rico	$7,814	$27,118	$108,090
Federal and States	6,953	10,309	998

Subtotal	14,767	37,427	109,088

Deferred income tax expense (benefit):
Puerto Rico	12,569	(90,796)	(138,632)
Federal and States	2,861	(491)	3,141
Valuation allowance-Initial recognition	8,034	—	—
Adjustment for enacted changes in income tax laws	20,048	(197,467)	—

Subtotal	43,512	(288,754)	(135,491)

Total income tax expense (benefit)	$58,279	$(251,327)	$(26,403)

The reasons for the difference between the income tax expense (benefit) applicable to income before provision for income taxes and the amount computed by applying the statutory tax rate in Puerto Rico, were as follows:

	2014		2013		2012
(In thousands)	Amount	% of pre-tax income	Amount	% of pre-tax income	Amount	% of pre-tax income
Computed income tax at statutory rates	$(51,570)	39%	$135,720	39%	$65,662	30%
Benefit of net tax exempt interest income	(55,862)	43	(36,993)	(11)	(25,540)	(12)
Effect of income subject to preferential tax rate [1]	(21,909)	18	(137,793)	(40)	(78,132)	(36)
Deferred tax asset valuation allowance	(4,281)	3	(32,990)	(9)	166	—
Non-deductible expenses [2]	178,219	(135)	32,115	9	23,093	11
Difference in tax rates due to multiple jurisdictions	(14,178)	10	(12,029)	(3)	(6,034)	(3)
Initial adjustment in deferred tax due to change in tax rate	20,048	(16)	(197,467)	(57)	—	—
Unrecognized tax benefits	(3,601)	3	(7,727)	(2)	(8,985)	(4)
Others	11,413	(9)	5,837	2	3,367	2

Income tax expense (benefit)	$58,279	(44)%	$(251,327)	(72)%	$(26,403)	(12)%

[1]	Includes the impact of the Closing Agreement with the P.R. Treasury signed in June 2012, the tax expense related to a gain on the sale of EVERTEC shares and income from investments in subsidiaries subject to preferential tax rates and the Closing Agreement with the P.R. Treasury signed in 2014.
[2]	For the year ended December 31, 2014, includes approximately $161.5 million of amortization of the discount and deferred cost associated with the TARP funds, which are not deductible.

On July 1, 2014, the Government of Puerto Rico approved certain amendments to the Internal Revenue Code, which, among other things, changed the income tax rate for capital gains from 15% to 20%. As a result, the Corporation recognized an income tax expense of $20.0 million mainly related to the deferred tax liability associated with the portfolio acquired from Westernbank.

During the second quarter of 2014 the Corporation entered into a Closing Agreement with the Puerto Rico Department of Treasury. The Agreement, among other matters, was related to the income tax treatment of certain charge-offs related to the loans acquired from Westernbank as part of the FDIC assisted transaction in the year 2010. As a result of the Agreement, the Corporation recorded a tax benefit of $23.4 million due to a reduction in the deferred tax liability associated with the Westernbank loan portfolio. Additionally, in connection with this Closing, the Corporation made an estimated tax payment of $45 million which will be used as a credit to offset future income tax liabilities.

In addition, as further discussed below, during 2014 an initial valuation allowance on the deferred tax asset of approximately $8.0 million was recorded at the Holding Company, due to the difference in the tax treatment of the interest expense related to the TARP funds and the newly issued $450 million of senior notes, bearing interest at 7%.

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

The results for the year ended December 31, 2012 reflect a tax benefit of $72.9 million, related to the reduction of the deferred tax liability on the estimated gains for tax purposes related to the loans acquired from Westernbank (the “Acquired Loans”). In June 2012, the Puerto Rico Department of the Treasury (the “P.R. Treasury”) and the Corporation entered into a Closing Agreement (the “Closing Agreement”) to clarify that the Acquired Loans are a capital asset and any gain resulting from such loans will be taxed at the capital gain tax rate instead of the ordinary income tax rate, thus reducing the deferred tax liability on the estimated gain and recognizing an income tax benefit for accounting purposes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation’s deferred tax assets and liabilities at December 31 were as follows:

(In thousands)	December 31, 2014	December 31, 2013
Deferred tax assets:
Tax credits available for carryforward	$12,056	$8,195
Net operating loss and other carryforward available	1,261,413	1,269,523
Postretirement and pension benefits	111,677	51,742
Deferred loan origination fees	7,720	7,164
Allowance for loan losses	710,666	760,956
Deferred gains	7,500	9,313
Accelerated depreciation	7,915	7,577
Intercompany deferred gains	2,988	3,235
Other temporary differences	27,755	34,443

Total gross deferred tax assets	2,149,690	2,152,148

Deferred tax liabilities:
Differences between the assigned values and the tax basis of assets and liabilities recognized in purchase business combinations	37,804	37,938
FDIC-assisted transaction	81,335	79,381
Unrealized net gain on trading and available-for-sale securities	20,817	3,822
Other temporary differences	18,093	13,387

Total gross deferred tax liabilities	158,049	134,528

Valuation allowance	1,212,748	1,257,977

Net deferred tax asset	$778,893	$759,643

The net deferred tax asset shown in the table above at December 31, 2014 is reflected in the consolidated statements of financial condition as $813 million in net deferred tax assets (in the “other assets” caption) (2013 - $762 million in deferred tax asset in the “other assets” caption) and $34 million in deferred tax liabilities (in the “other liabilities” caption) (2013 - $2 million in deferred tax liabilities in the “other liabilities” caption), reflecting the aggregate deferred tax assets or liabilities of individual tax-paying subsidiaries of the Corporation.

Included as part of the other carryforwards available are $47.2 million related to contributions to Banco Popular de Puerto Rico qualified pension plan and $57.8 million of other net operating loss carryforwards (“NOLs”) primarily related to the loss on sale of non-performing assets that have no expiration date since they were realize through a single member limited liability company with partnership election. Additionally, the deferred tax asset related to the NOLs outstanding at December 31, 2014 expires as follows:

(In thousands)
2017	$3,312
2018	14,928
2019	1
2021	76
2022	971
2023	1,248
2024	10,963
2027	51,452
2028	511,561
2029	198,224
2030	197,090
2031	139,512
2032	25,276
2033	1,757

$1,156,371

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

The Corporations maintains a valuation allowance on its deferred tax asset for the U.S. operations, since in consideration of the requirement of ASC 740 management considered that it is more likely than not that all of this deferred tax asset will not be realized. For purposes of assessing the realization of the deferred tax assets in the U.S. mainland management evaluates and weights all available positive and negative evidence. The Corporation’s U.S. mainland operations are no longer in a cumulative loss position for the three-year period ended December 31, 2014 taking into account taxable income exclusive of reversing temporary differences

(“adjusted book income”). This represents positive evidence within management’s evaluation. The book income for the years 2013 and 2014 was significantly impacted by a reversal of the loan loss provision due to the improved credit quality of the loan portfolios. However, the U.S. mainland operations did not report taxable income for the years 2011, 2012 and 2013, although it did report taxable income for the year ended December 31, 2014. Future realization of the deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under the tax law. The lack of a sustained level of taxable income together with the uncertainties regarding the estimate of future normalized level of profitability and cost savings related to the restructure represents strong negative evidence within management’s evaluation. This determination is updated each quarter and adjusted as any changes arise. After weighting of all positive and negative evidence management concluded, as of the reporting date, that it is more likely than not that the Corporation will not be able to realize any portion of the deferred tax assets related to the U.S. mainland operations, considering the criteria of ASC Topic 740. If the Corporation is able to meet its operating targets in the U.S. and the results of the reorganization yield the expected results, this would be considered positive evidence within management’s evaluation which could outweigh the negative evidence and result in the realization of a portion of the fully reserved deferred tax asset recorded at PCB.

At December 31, 2014, the Corporation’s net deferred tax assets related to its Puerto Rico operations amounted to $812 million.

The Corporation’s Puerto Rico Banking operation is not in a cumulative loss position and has sustained profitability for the three year period ended December 31, 2014, exclusive of the loss generated on the sales of non performing assets that took place in 2013 which is not a continuing condition of the operations. This is considered a strong piece of objectively verifiable positive evidence that out weights any negative evidence considered by management in the evaluation of the realization of the deferred tax asset. Based on this evidence and management’s estimate of future taxable income, the Corporation has concluded that it is more likely than not that such net deferred tax asset of the Puerto Rico Banking operations will be realized.

The Holding Company operation is not in a cumulative loss position for the three year period ended December 31, 2014. However, after the payment of TARP, the interest expense that will be paid on the newly issued $450 million subordinated notes which partially funded the repayment of TARP funds in 2014, bearing interest at 7%, will be tax deductible contrary to the interest expense payable on the note issued to the U.S. Treasury under TARP. Based on this new fact pattern the Holding Company is expecting to have losses for income tax purposes exclusive of reversing temporary differences. Since as required by ASC 740 the historical information should be supplemented by all currently available information about future years, the expected losses in future years is considered by management a strong negative evidence that will suggest that income in future years will be insufficient to support the realization of all deferred tax asset. After weighting of all positive and negative evidence management concluded, as of the reporting date, that it is more likely than not that the Holding Company will not be able to realize any portion of the deferred tax assets, considering the criteria of ASC Topic 740. Accordingly, a valuation allowance on the deferred tax asset of $17.8 million was recorded during the year 2014.

Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. The Code provides a dividends-received deduction of 100% on dividends received from “controlled” subsidiaries subject to taxation in Puerto Rico and 85% on dividends received from other taxable domestic corporations.

The Corporation’s federal income tax provision for 2014 was $7.0 million (2013 – $4.4 million; 2012 – $4.4 million). The intercompany settlement of taxes paid is based on tax sharing agreements which generally allocate taxes to each entity based on a separate return basis.

The following table presents a reconciliation of unrecognized tax benefits.

(In millions)
Balance at January 1, 2013	$13.4
Additions for tax positions related to 2013	1.2
Additions for tax positions taken in prior years	0.9
Reduction as a result of lapse of statute of limitations	(5.7)

Balance at December 31, 2013	$9.8
Additions for tax positions related to 2014	1.1
Reduction as a result of lapse of statute of limitations	(2.5)
Reduction for tax positions of prior years	(0.4)

Balance at December 31, 2014	$8.0

At December 31, 2014, the total amount of interest recognized in the statement of financial condition approximated $3.1 million (2013 - $3.6 million). The total interest expense recognized during 2014 was $540 thousand (2013 - $1.4 million). Management determined that, as of December 31, 2014 and 2013, there was no need to accrue for the payment of penalties. The Corporation’s policy is to report interest related to unrecognized tax benefits in income tax expense, while the penalties, if any, are reported in other operating expenses in the consolidated statements of operations.

After consideration of the effect on U.S. federal tax of unrecognized U.S. state tax benefits, the total amount of unrecognized tax benefits, including U.S. and Puerto Rico that, if recognized, would affect the Corporation’s effective tax rate, was approximately $9.8 million at December 31, 2014 (2013 - $11.9 million).

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

The Corporation and its subsidiaries file income tax returns in Puerto Rico, the U.S. federal jurisdiction, various U.S. states and political subdivisions, and foreign jurisdictions. As of December 31, 2014, the following years remain subject to examination: U.S. Federal jurisdiction – 2011 through 2014 and Puerto Rico – 2010 through 2014. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $6.7 million.

Note 44 – Supplemental disclosure on the consolidated statements of cash flows

Additional disclosures on cash flow information and non-cash activities for the years ended December 31, 2014, 2013 and 2012 are listed in the following table:

(In thousands)	2014	2013	2012
Income taxes paid	$54,520	$51,047	$189,468
Interest paid	696,631	318,342	388,250
Non-cash activities:
Loans transferred to other real estate	$154,358	$228,009	$294,993
Loans transferred to other property	38,958	33,997	25,685

Total loans transferred to foreclosed assets	193,316	262,006	320,678
Transfers from loans held-in-portfolio to loans held-for-sale	2,161,669	448,143	141,378
Transfers from loans held-for-sale to loans held-in-portfolio	41,293	27,016	10,325
Loans securitized into investment securities[1]	899,604	1,391,594	1,330,743
Trades receivables from brokers and counterparties	66,949	71,680	137,542
Trades payable to brokers and counterparties	2,000	3,576	3,581
Recognition of mortgage servicing rights on securitizations or asset transfers	12,583	19,262	18,495
Loans sold to a joint venture in exchange for an acquisition loan and an equity interest in the joint venture	—	194,514	—

[1]	Includes loans securitized into trading securities and subsequently sold before year end.

During the year ended December 31, 2014 BPNA completed the sale of its Illinois, Central Florida and California regional operations. As part of these transactions, BPNA made net cash disbursement of $206.0 million for consideration of the assets and liabilities sold, as follows:

(In thousands)	December 31, 2014
Loans held-for-sale	$1,739,101
Premises and equipment, net	16,223
Other assets	16,853
Deposits	(2,009,816)
Other liabilities	(6,611)

Net liabilities sold	$(244,250)

Note 45 – Segment reporting

The Corporation’s corporate structure consists of two reportable segments – Banco Popular de Puerto Rico and Banco Popular North America. These reportable segments pertain only to the continuing operations of Popular, Inc. As previously indicated in Note 4 to the consolidated financial statements, the regional operations in California, Illinois and Central Florida were classified as discontinued operations in the second quarter of 2014.

Management determined the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. The segments were determined based on the organizational structure, which focuses primarily on the markets the segments serve, as well as on the products and services offered by the segments.

Banco Popular de Puerto Rico:

Given that Banco Popular de Puerto Rico constitutes a significant portion of the Corporation’s results of operations and total assets at December 31, 2014, additional disclosures are provided for the business areas included in this reportable segment, as described below:

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

The tables that follow present the results of operations and total assets by reportable segments:

December 31, 2014
(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations
Net interest income	$1,288,889	$157,701	$—
Provision (reversal of provision) for loan losses	289,184	(18,850)	—
Non-interest income	283,251	64,319	—
Amortization of intangibles	7,351	809	—
Depreciation expense	39,062	6,617	—
Loss on early extinguishment of debt	—	532	—
Other operating expenses	884,289	184,369	—
Income tax expense	77,973	3,101	—

Net income	$274,281	$45,442	$—

Segment assets	$27,384,169	$5,503,433	$(17,972)

December 31, 2014
(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.
Net interest income (expense)	$1,446,590	$(501,518)	$—	$945,072
Provision (reversal of provision) for loan losses	270,334	(200)	—	270,134
Non-interest income	347,570	41,695	(2,750)	386,515
Amortization of intangibles	8,160	—	—	8,160
Depreciation expense	45,679	648	—	46,327
Loss on early extinguishment of debt	532	—	—	532
Other operating expenses	1,068,658	72,759	(2,752)	1,138,665
Income tax expense (benefit)	81,074	(22,796)	1	58,279

Net income (loss)	$319,723	$(510,234)	$1	$(190,510)

Segment assets	$32,869,630	$4,937,372	$(4,710,307)	$33,096,695

December 31, 2013
(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations
Net interest income	$1,260,537	$192,265	$—
Provision for loan losses	616,883	(11,175)	—
Non-interest income	281,894	36,252	—
Amortization of intangibles	7,162	809	—
Depreciation expense	38,282	6,839	—
Other operating expenses	943,444	153,207	—
Income tax (benefit) expense	(236,898)	2,795	—

Net income	$173,558	$76,042	$—

Segment assets	$26,883,073	$8,724,784	$(24,609)

December 31, 2013
(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.
Net interest income (expense)	$1,452,802	$(108,228)	$—	$1,344,574
Provision for loan losses	605,708	398	—	606,106
Non-interest income	318,146	475,663	(2,796)	791,013
Amortization of intangibles	7,971	—	—	7,971
Depreciation expense	45,121	643	—	45,764
Loss on early extinguishment of debt	—	3,388	—	3,388
Other operating expenses	1,096,651	70,997	(2,781)	1,164,867
Income tax benefit	(234,103)	(17,082)	(142)	(251,327)

Net income	$249,600	$309,091	$127	$558,818

Segment assets	$35,583,248	$5,495,498	$(5,329,413)	$35,749,333

December 31, 2012
(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations
Net interest income	$1,199,210	$186,680	$—
Provision for loan losses	356,496	40,173	—
Non-interest income	401,417	37,141	—
Amortization of intangibles	7,351	810	—
Depreciation expense	37,321	5,785	—
Loss on early extinguishment of debt	25,196	—	—
Other operating expenses	903,677	165,133	—
Income tax expense	(20,245)	3,745	—

Net income	$290,831	$8,175	$—

Segment assets	$27,600,235	$8,651,790	$(31,792)

December 31, 2012
(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.
Net interest income (expense)	$1,385,890	$(104,750)	$487	$1,281,627
Provision for loan losses	396,669	404	—	397,073
Non-interest income	438,558	76,156	(3,225)	511,489
Amortization of intangibles	8,161	—	—	8,161
Depreciation expense	43,106	1,258	—	44,364
Loss on early extinguishment of debt	25,196	—	—	25,196
Other operating expenses	1,068,810	71,579	(3,121)	1,137,268
Income tax expense (benefit)	(16,500)	(9,945)	42	(26,403)

Net income (loss)	$299,006	$(91,890)	$341	$207,457

Segment assets	$36,220,233	$5,308,327	$(5,021,025)	$36,507,535

Additional disclosures with respect to the Banco Popular de Puerto Rico reportable segment are as follows:

December 31, 2014
Banco Popular de Puerto Rico
(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico
Net interest income	$521,957	$757,721	$9,207	$4	$1,288,889
Provision for loan losses	138,213	150,971	—	—	289,184
Non-interest (expense) income	3,534	181,117	98,794	(194)	283,251
Amortization of intangibles	4	6,836	511	—	7,351
Depreciation expense	16,407	21,551	1,104	—	39,062
Other operating expenses	254,146	562,345	67,992	(194)	884,289
Income tax expense	22,899	38,825	16,249	—	77,973

Net income	$93,822	$158,310	$22,145	$4	$274,281

Segment assets	$10,267,633	$18,895,974	$591,955	$(2,371,393)	$27,384,169

December 31, 2013
Banco Popular de Puerto Rico
(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico
Net interest income	$493,836	$757,039	$9,662	$—	$1,260,537
Provision for loan losses	180,228	436,655	—	—	616,883
Non-interest (expense) income	(41,362)	224,080	99,243	(67)	281,894
Amortization of intangibles	4	6,837	321	—	7,162
Depreciation expense	16,083	20,981	1,218	—	38,282
Other operating expenses	296,319	578,903	68,289	(67)	943,444
Income tax (benefit) expense	(66,747)	(182,471)	12,320	—	(236,898)

Net income	$26,587	$120,214	$26,757	$—	$173,558

Segment assets	$10,803,992	$18,083,293	$576,299	$(2,580,511)	$26,883,073

December 31, 2012
Banco Popular de Puerto Rico
(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico
Net interest income	$424,467	$762,857	$11,882	$4	$1,199,210
Provision for loan losses	149,597	206,899	—	—	356,496
Non-interest income	19,426	269,190	112,949	(148)	401,417
Amortization of intangibles	13	6,833	505	—	7,351
Depreciation expense	16,840	19,522	959	—	37,321
Loss on early extinguishment of debt	8,037	17,159	—	—	25,196
Other operating expenses	279,358	555,797	68,670	(148)	903,677
Income tax expense	(33,068)	(1,460)	14,281	2	(20,245)

Net income	$23,116	$227,297	$40,416	$2	$290,831

Segment assets	$12,770,793	$19,668,009	$632,676	$(5,471,243)	$27,600,235

Additional disclosures with respect to the Banco Popular North America reportable segments are as follows:

December 31, 2014
Banco Popular North America
(In thousands)	Banco Popular North America	E-LOAN	Eliminations	Total Banco Popular North America
Net interest income	$154,806	$2,895	$—	$157,701
Reversal of provision for loan losses	(16,416)	(2,434)	—	(18,850)
Non-interest income	61,982	2,337	—	64,319
Amortization of intangibles	809	—	—	809
Depreciation expense	6,617	—	—	6,617
Loss on early extinguishment of debt	532	—	—	532
Other operating expenses	181,452	2,917	—	184,369
Income tax expense	3,101	—	—	3,101

Net income	$40,693	$4,749	$—	$45,442

Net income ( loss)	$6,222,580	$255,757	$(974,904)	$5,503,433

December 31, 2013
Banco Popular North America
(In thousands)	Banco Popular North America	E-LOAN	Eliminations	Total Banco Popular North America
Net interest income	$189,229	$3,036	$—	$192,265
(Reversal of provision) provision for loan losses	(13,998)	2,823	—	(11,175)
Non-interest income	35,833	419	—	36,252
Amortization of intangibles	809	—	—	809
Depreciation expense	6,839	—	—	6,839
Other operating expenses	150,767	2,440	—	153,207
Income tax expense	4,012	(1,217)	—	2,795

Net income (loss)	$76,633	$(591)	$—	$76,042

Segment assets	$9,453,934	$315,712	$(1,044,862)	$8,724,784

December 31, 2012
Banco Popular North America
(In thousands)	Banco Popular North America	E-LOAN	Eliminations	Total Banco Popular North America
Net interest income	$183,222	$3,458	$—	$186,680
Provision for loan losses	24,973	15,200	—	40,173
Non-interest income	34,026	3,115	—	37,141
Amortization of intangibles	810	—	—	810
Depreciation expense	5,785	—	—	5,785
Other operating expenses	162,309	2,824	—	165,133
Income tax expense	3,745	—	—	3,745

Net income (loss)	$19,626	$(11,451)	$—	$8,175

Segment assets	$9,378,779	$367,362	$(1,094,351)	$8,651,790

Geographic Information

(In thousands)	2014	2013	2012
Revenues:[1]
Puerto Rico	$1,024,416	$1,838,657	$1,492,796
United States	223,264	218,295	202,177
Other	83,907	78,635	98,143

Total consolidated revenues	$1,331,587	$2,135,587	$1,793,116

[1]	Total revenues include net interest income (expense), service charges on deposit accounts, other service fees, mortgage banking activities, net gain (loss) and valuation adjustments on investment securities, trading account (loss) profit, net (loss) gain on sale of loans and valuation adjustments on loans held-for-sale, adjustments to indemnity reserves on loans sold, FDIC loss share (expense) income and other operating income.

Selected Balance Sheet Information

(In thousands)	2014	2013	2012
Puerto Rico
Total assets	$26,276,561	$25,714,758	$26,582,248
Loans	17,704,170	18,107,764	18,484,977
Deposits	20,365,445	19,730,408	19,984,830
United States
Total assets	$5,689,604	$8,897,535	$8,816,143
Loans	3,568,564	5,839,115	5,852,705
Deposits	3,442,084	6,007,159	6,049,168
Other
Total assets	$1,130,530	$1,137,040	$1,109,144
Loans	780,483	759,840	755,950
Deposits [1]	1,000,006	973,578	966,615

[1]	Represents deposits from BPPR operations located in the US and British Virgin Islands.

Note 46 – Subsequent events

Subsequent events are events and transactions that occur after the balance sheet date but before the financial statements are issued. The effects of subsequent events and transactions are recognized in the financial statements when they provide additional evidence about conditions that existed at the balance sheet date. The Corporation has evaluated events and transactions occurring subsequent to December 31, 2014.

On February 27, 2015, the Corporation’s Puerto Rico banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), in an alliance with co-bidders, including the Corporation’s U.S. mainland banking subsidiary, Banco Popular North America, doing business as Popular Community Bank (“PCB”), had acquired certain assets and all deposits (other than certain brokered deposits) of Doral Bank from the Federal Deposit Insurance Corporation (FDIC) as receiver.

Under the FDIC’s bidding format, BPPR was the lead bidder and party to the purchase and assumption agreement with the FDIC covering all assets and deposits to be acquired by it and its alliance co-bidders. BPPR entered into back to back purchase and assumption agreements with the alliance co-bidders for the transferred assets and deposits.

After taking into account the transfers to the unaffiliated alliance co-bidders, BPPR and PCB together assumed approximately $2.3 billion in deposits and acquired approximately $1.8 billion in performing commercial and residential loans, including:

•

BPPR assumed approximately $612 million in deposits associated with eight of the 18 Puerto Rico branches of Doral Bank and approximately $431 million from its online deposit platform, and approximately $848 million in performing Puerto Rico residential and commercial loans. BPPR purchased the loans at an aggregate discount of 4.71% or $40 million and paid an aggregate premium of 0.93% or $10 million for the deposits it assumed.

•

PCB assumed approximately $1.3 billion in deposits in three New York branches of Doral Bank, and acquired approximately $931 million in performing commercial loans primarily in the New York metropolitan area. PCB purchased the loans at an aggregate premium of 0.57% or $5 million and paid an aggregate premium of 1.99% or $ 25 million for the deposits it assumed.

In addition, on February 27, 2015, the FDIC, as Receiver for Doral Bank, awarded BPPR the mortgage servicing rights for a loan portfolio of approximately $5 billion in unpaid principal balance, for a purchase price currently estimated at $48.6 million. The transfers of the mortgage servicing rights are subject to a number of specified closing conditions, including the consent of each of Ginnie Mae, Fannie Mae and Freddie Mac in a form acceptable to BPPR, and other customary closing conditions. The transfers are expected to close within the next 60 days, subject to the conditions described above.

There is no loss-sharing arrangement with the FDIC on the acquired assets.

The other co-bidders that formed part of the alliance led by BPPR are FirstBank Puerto Rico, San Juan, Puerto Rico; Centennial Bank, Conway, Arkansas; and an affiliate of J.C. Flowers III LP. In connection with the transaction, FirstBank acquired 10 Doral Bank branches in Puerto Rico with approximately $625 million in deposits and $325 million in residential loans from BPPR; Centennial Bank acquired five Doral Bank branches in Florida (all outside of PCB’s area of focus in the state) with approximately $466 million in deposits and $42 million in loans from BPPR; and an affiliate of J.C. Flowers III LP acquired approximately $316 million in commercial real estate loans in the United States from BPPR. BPPR has entered into customary transition service agreements with each of the alliance co-bidders.

The transaction was completed based on December 31, 2014 balances and is subject to customary true-up and purchase accounting adjustments through the date of the close. The $1.8 billion in loans and $2.3 billion in deposits acquired by Popular in the transaction did not include any non-performing assets and do not enjoy a loss sharing agreement with the FDIC.

Note 47 – Popular, Inc. (holding company only) financial information

The following condensed financial information presents the financial position of Popular, Inc. Holding Company only at December 31, 2014 and 2013, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2014.

Condensed Statements of Condition

	December 31,
(In thousands)	2014	2013
ASSETS
Cash and due from banks (includes $20,269 due from bank subsidiary (2013 - $10,411))	$20,448	$10,595
Money market investments	19,747	18,721
Trading account securities	1,640	1,353
Investment securities available-for-sale, at fair value	231	204
Other investment securities, at lower of cost or realizable value (includes $8,725 in common securities from statutory trusts (2013 - $9,725))[1]	9,850	10,850
Investment in BPPR and subsidiaries, at equity	3,389,529	3,127,745
Investment in Popular North America and subsidiaries, at equity	1,221,670	1,511,335
Investment in other non-bank subsidiaries, at equity	267,667	217,486
Advances to subsidiaries	53,769	519,500
Loans to affiliates	—	—
Other loans	1,717	1,592
Less - Allowance for loan losses	41	304
Premises and equipment	2,512	2,135
Investment in equity method investees	47,837	41,248
Other assets (includes $867 due from subsidiaries and affiliate (2013 - $1,085))	20,845	25,947

Total assets	$5,057,421	$5,488,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$740,812	$822,351
Other liabilities (includes $4,583 due to subsidiaries and affiliate (2013 - $929))	49,226	39,906
Stockholders’ equity	4,267,383	4,626,150

Total liabilities and stockholders’ equity	$5,057,421	$5,488,407

[1]	Refer to Note 26 to the consolidated financial statements for information on the statutory trusts.

Condensed Statements of Operations

	Years ended December 31,
(In thousands)	2014	2013	2012
Income:
Dividends from subsidiaries	$—	$37,000	$5,000
Interest income (includes $1,829 due from subsidiaries and affiliates (2013 - $17,551; 2012 - $22,891))	1,931	17,793	23,038
Earnings from investments in equity method investees	12,291	17,308	40,505
Other operating income	—	425,968	1,461
Gain on sale and valuation adjustment of investment securities	—	7,966	—
Trading account (loss) profit	(40)	161	214

Total income	14,182	506,196	70,218

Expenses:
Interest expense	492,657	101,245	95,898
(Reversal of provision) provision for loan losses	(200)	398	404
Operating expenses (include expenses for services provided by subsidiaries and affiliate of $6,882 (2013 - $8,412; 2012 - $9,487)), net of reimbursement by subsidiaries for services provided by parent of $67,021 (2013 - $60,402; 2012 - $58,577)	1,633	700	1,705

Total expenses	494,090	102,343	98,007

(Loss) income before income taxes and equity in undistributed earnings of subsidiaries	(479,908)	403,853	(27,789)
Income taxes	5,580	1,412	1,702

(Loss) income before equity in undistributed earnings of subsidiaries	(485,488)	402,441	(29,491)
Equity in undistributed earnings of subsidiaries	294,978	156,377	236,948

(Loss) income from continuing operations	(190,510)	558,818	207,457
Equity in undistributed (losses) earnings of discontinued operations	(122,980)	40,509	37,818

Net (loss) income	$(313,490)	$599,327	$245,275

Comprehensive (loss) income, net of tax	$(354,617)	$513,450	$184,955

Condensed Statements of Cash Flows

	Year ended December 31,
(In thousands)	2014	2013	2012
Cash flows from operating activities:
Net (loss) income	$(313,490)	$599,327	$245,275

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Equity in undistributed earnings of subsidiaries and dividends from subsidiaries	(171,998)	(196,886)	(274,766)
(Reversal of provision) provision for loan losses	(200)	398	404
Net accretion of discounts and amortization of premiums and deferred fees	404,461	30,467	29,058
Earnings from investments under the equity method	(12,291)	(17,308)	(40,505)
Deferred income tax (benefit) expense	8,203	(10,937)	(14,109)
(Gain) loss on:
Sale and valuation adjustments of investment securities	—	(2,110)	—
Sale of stock in equity method investee	—	(416,113)	—
Net (increase) decrease in:
Trading securities	(288)	(94)	(1,259)
Other assets	4,736	7,747	9,351
Net increase (decrease) in:
Interest payable	7,066	2,704	—
Other liabilities	(180)	(5,507)	2,581

Total adjustments	239,509	(607,639)	(289,245)

Net cash used in operating activities	(73,981)	(8,312)	(43,970)

Cash flows from investing activities:
Net (increase) decrease in money market investments	(1,026)	(147)	23,665
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	—	35,000	—
Other	1,000	—	—
Proceeds from sale of investment securities:
Available-for-sale	—	5,438	—
Capital contribution to subsidiaries	(100,000)	(272,500)	(103,500)
Net decrease (increase) in advances to subsidiaries and affiliates	465,731	(234,014)	(36,400)
Net (originations) repayments on other loans	(279)	269	138
Return of capital from equity method investments	210,000	—	150,194
Proceeds from sale of stock in equity method investee	—	481,377	—
Acquisition of premises and equipment	(1,075)	(352)	(691)
Proceeds from sale of:
Premises and equipment	48	33	73

Net cash provided by investing activities	574,399	15,104	33,479

Cash flows from financing activities:
Payments of notes payable and subordinated notes	(936,000)	—	—
Proceeds from issuance of notes payable	450,000	—	—
Proceeds from issuance of common stock	5,394	6,860	9,402
Dividends paid	(3,723)	(3,723)	(3,723)
Repurchase of TARP-related warrants	(3,000)	—	—
Net payments for repurchase of common stock	(3,236)	(437)	(450)

Net cash (used in) provided by financing activities	(490,565)	2,700	5,229

Net increase (decrease) in cash and due from banks	9,853	9,492	(5,262)
Cash and due from banks at beginning of period	10,595	1,103	6,365

Cash and due from banks at end of period	$20,448	$10,595	$1,103

Popular, Inc. (parent company only) received dividend distributions from its direct equity method investees amounting to $4.7 million for the year ended December 31, 2014 (2013 - $4 million).

Notes payable include junior subordinated debentures issued by the Corporation that are associated to capital securities issued by the Popular Capital Trust I, Popular Capital Trust II and Popular Capital Trust III and medium-term notes. Refer to Note 26 for a description of significant provisions related to these junior subordinated debentures. The following table presents the aggregate amounts by contractual maturities of notes payable at December 31, 2014:

Year	(In thousands)
2015	$—
2016	—
2017	—
2018	—
2019	450,000
Later years	290,812

Total	$740,812

Note 48 – Condensed consolidating financial information of guarantor and issuers of registered guaranteed securities

The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (“PIHC”) (parent only), Popular North America, Inc. (“PNA”) and all other subsidiaries of the Corporation at December 31, 2014 and 2013, and the results of their operations and cash flows for periods ended December 31, 2014, 2013 and 2012.

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

A potential source of income for PIHC consists of dividends from BPPR and BPNA. Under existing federal banking regulations any dividend from BPPR or BPNA to the PIHC could be made if the total of all dividends declared by each entity during the calendar year would not exceed the total of its net income for that year, as defined by the Federal Reserve Board, combined with its retained net income for the preceding two years, less any required transfers to surplus or to a fund for the retirement of any preferred stock. At December 31, 2014, BPPR could have declared a dividend of approximately $542 million (December 31, 2013 - $504 million). On October 20, 2014, the Memorandum of Understanding (the “FRB-NY MOU”) entered into on July 20, 2011 among Popular, Inc., BPPR, the Federal Reserve Bank of New York (the “FRB-NY”) and the Office of the Commissioner of Financial Institutions of Puerto Rico was terminated. The FRB-NY MOU provided, among other things, for the Corporation to take steps to improve its credit risk management practices and asset quality, and for the Corporation to develop strategic plans to improve earnings and to develop capital plans. The FRB-NY MOU also required the Corporation to obtain approval from the applicable FRB-NY MOU counterparties prior to, among other things, declaring or paying dividends, purchasing or redeeming any shares of its stock, consummating acquisitions or mergers, or making any distributions on its trust preferred securities or subordinated debentures. On January 9, 2015, another Memorandum of Understanding entered into among BPNA, the FRB-NY and the New York State Department of Financial Services (the “NYSDFS”), effective on July 25, 2011, was also terminated. This Memorandum of Understanding provided that BPNA could not declare dividends without the approval of the FRB-NY and the NYSDFS.

Condensed Consolidating Statement of Financial Condition

	At December 31, 2014
(In thousands)	Popular Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Assets:
Cash and due from banks	$20,448	$608	$380,890	$(20,851)	$381,095
Money market investments	19,747	357	1,803,639	(1,357)	1,822,386
Trading account securities, at fair value	1,640	—	136,887	—	138,527
Investment securities available-for-sale, at fair value	231	—	5,314,928	—	5,315,159
Investment securities held-to-maturity, at amortized cost	—	—	103,170	—	103,170
Other investment securities, at lower of cost or realizable value	9,850	4,492	147,564	—	161,906
Investment in subsidiaries	4,878,866	1,353,616	—	(6,232,482)	—
Loans held-for-sale, at lower of cost or fair value	—	—	106,104	—	106,104

Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	55,486	—	19,496,569	(53,769)	19,498,286
Loans covered under loss sharing agreements with the FDIC	—	—	2,542,662	—	2,542,662
Less - Unearned income	—	—	93,835	—	93,835
Allowance for loan losses	41	—	601,751	—	601,792

Total loans held-in-portfolio, net	55,445	—	21,343,645	(53,769)	21,345,321

FDIC loss share asset	—	—	542,454	—	542,454
Premises and equipment, net	2,512	—	492,069	—	494,581
Other real estate not covered under loss sharing agreements with the FDIC	90	—	135,410	—	135,500
Other real estate covered under loss sharing agreements with the FDIC	—	—	130,266	—	130,266
Accrued income receivable	75	112	121,657	(26)	121,818
Mortgage servicing assets, at fair value	—	—	148,694	—	148,694
Other assets	67,962	26,514	1,570,094	(18,127)	1,646,443
Goodwill	—	—	465,677	(1)	465,676
Other intangible assets	555	—	37,040	—	37,595

Total assets	$5,057,421	$1,385,699	$32,980,188	$(6,326,613)	$33,096,695

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$—	$—	$5,804,599	$(20,851)	$5,783,748
Interest bearing	—	—	19,025,144	(1,357)	19,023,787

Total deposits	—	—	24,829,743	(22,208)	24,807,535

Federal funds purchased and assets sold under agreements to repurchase	—	—	1,271,657	—	1,271,657
Other short-term borrowings	—	8,169	66,800	(53,769)	21,200
Notes payable	740,812	148,988	822,028	—	1,711,828
Other liabilities	49,226	6,872	974,147	(18,216)	1,012,029
Liabilities from discontinued operations	—	—	5,064	—	5,064

Total liabilities	790,038	164,029	27,969,439	(94,193)	28,829,313

Stockholders’ equity:
Preferred stock	50,160	—	—	—	50,160
Common stock	1,036	2	56,307	(56,309)	1,036
Surplus	4,187,931	4,269,208	5,931,161	(10,191,842)	4,196,458
Retained earnings (accumulated deficit)	262,244	(3,043,476)	(747,702)	3,782,651	253,717
Treasury stock, at cost	(4,116)	—	(1)	—	(4,117)
Accumulated other comprehensive loss, net of tax	(229,872)	(4,064)	(229,016)	233,080	(229,872)

Total stockholders’ equity	4,267,383	1,221,670	5,010,749	(6,232,420)	4,267,382

Total liabilities and stockholders’ equity	$5,057,421	$1,385,699	$32,980,188	$(6,326,613)	$33,096,695

Condensed Consolidating Statement of Financial Condition

	At December 31, 2013
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Assets:
Cash and due from banks	$10,595	$616	$422,967	$(10,967)	$423,211
Money market investments	18,721	4,804	839,732	(4,804)	858,453
Trading account securities, at fair value	1,353	—	338,390	—	339,743
Investment securities available-for-sale, at fair value	204	—	5,294,596	—	5,294,800
Investment securities held-to-maturity, at amortized cost	—	—	140,496	—	140,496
Other investment securities, at lower of cost or realizable value	10,850	4,492	166,410	—	181,752
Investment in subsidiaries	4,856,566	1,670,809	—	(6,527,375)	—
Loans held-for-sale, at lower of cost or fair value	—	—	110,426	—	110,426

Loans held-in-portfolio:
Loans not covered under loss sharing agreements with the FDIC	521,092	—	21,702,418	(519,500)	21,704,010
Loans covered under loss sharing agreements with the FDIC	—	—	2,984,427	—	2,984,427
Less - Unearned income	—	—	92,144	—	92,144
Allowance for loan losses	304	—	640,251	—	640,555

Total loans held-in-portfolio, net	520,788	—	23,954,450	(519,500)	23,955,738

FDIC loss share asset	—	—	948,608	—	948,608
Premises and equipment, net	2,135	—	517,381	—	519,516
Other real estate not covered under loss sharing agreements with the FDIC	—	—	135,501	—	135,501
Other real estate covered under loss sharing agreements with the FDIC	—	—	168,007	—	168,007
Accrued income receivable	64	114	131,368	(10)	131,536
Mortgage servicing assets, at fair value	—	—	161,099	—	161,099
Other assets	66,577	19,407	1,642,760	(41,186)	1,687,558
Goodwill	—	—	647,757	—	647,757
Other intangible assets	554	—	44,578	—	45,132

Total assets	$5,488,407	$1,700,242	$35,664,526	$(7,103,842)	$35,749,333

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$—	$—	$5,933,649	$(10,967)	$5,922,682
Interest bearing	—	—	20,793,267	(4,804)	20,788,463

Total deposits	—	—	26,726,916	(15,771)	26,711,145

Assets sold under agreements to repurchase	—	—	1,659,292	—	1,659,292
Other short-term borrowings	—	—	920,700	(519,500)	401,200
Notes payable	822,351	149,663	612,740	—	1,584,754
Other liabilities	39,906	39,245	728,899	(41,258)	766,792

Total liabilities	862,257	188,908	30,648,547	(576,529)	31,123,183

Stockholders’ equity:
Preferred stock	50,160	—	—	—	50,160
Common stock	1,034	2	56,079	(56,081)	1,034
Surplus	4,161,625	4,479,208	6,056,774	(10,527,455)	4,170,152
Retained earnings (accumulated deficit)	602,957	(2,940,509)	(907,972)	3,839,954	594,430
Treasury stock, at cost	(881)	—	—	—	(881)
Accumulated other comprehensive loss, net of tax	(188,745)	(27,367)	(188,902)	216,269	(188,745)

Total stockholders’ equity	4,626,150	1,511,334	5,015,979	(6,527,313)	4,626,150

Total liabilities and stockholders’ equity	$5,488,407	$1,700,242	$35,664,526	$(7,103,842)	$35,749,333

Condensed Consolidating Statement of Operations

	Year ended December 31, 2014
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Interest and dividend income:
Loans	$1,294	$—	$1,478,658	$(1,202)	$1,478,750
Money market investments	20	7	4,219	(22)	4,224
Investment securities	617	322	131,692	—	132,631
Trading account securities	—	—	17,938	—	17,938

Total interest and dividend income	1,931	329	1,632,507	(1,224)	1,633,543

Interest expense:
Deposits	—	—	105,095	(8)	105,087
Short-term borrowings	—	405	68,187	(1,216)	67,376
Long-term debt	492,657	10,826	12,525	—	516,008

Total interest expense	492,657	11,231	185,807	(1,224)	688,471

Net interest (expense) income	(490,726)	(10,902)	1,446,700	—	945,072
Provision for loan losses- non-covered loans	(200)	—	224,199	—	223,999
Provision for loan losses- covered loans	—	—	46,135	—	46,135

Net interest (expense) income after provision for loan losses	(490,526)	(10,902)	1,176,366	—	674,938

Service charges on deposit accounts	—	—	158,637	—	158,637
Other service fees	—	—	228,006	(2,741)	225,265
Mortgage banking activities	—	—	30,615	—	30,615
Net loss and valuation adjustments on investment securities	—	—	(870)	—	(870)
Trading account (loss) profit	(40)	—	4,398	—	4,358
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	—	—	40,591	—	40,591
Adjustments (expense) to indemnity reserves on loans sold	—	—	(40,629)	—	(40,629)
FDIC loss share expense	—	—	(103,024)	—	(103,024)
Other operating income (loss)	12,291	(16)	59,306	(9)	71,572

Total non-interest income (loss)	12,251	(16)	377,030	(2,750)	386,515

Operating expenses:
Personnel costs	39,457	—	379,222	—	418,679
Net occupancy expenses	3,952	—	82,755	—	86,707
Equipment expenses	3,764	—	45,153	—	48,917
Other taxes	1,019	—	55,899	—	56,918
Professional fees	14,963	1,119	266,202	(229)	282,055
Communications	496	—	25,188	—	25,684
Business promotion	1,731	—	52,285	—	54,016
FDIC deposit insurance	—	—	40,307	—	40,307
Loss on early extinguishment of debt	—	—	532	—	532
Other real estate owned (OREO) expenses	6	—	49,605	—	49,611
Other operating expenses	(63,755)	435	161,216	(2,523)	95,373
Amortization of intangibles	—	—	8,160	—	8,160
Restructuring costs	—	—	26,725	—	26,725

Total operating expenses	1,633	1,554	1,193,249	(2,752)	1,193,684

(Loss) income before income tax and equity in earnings of subsidiaries	(479,908)	(12,472)	360,147	2	(132,231)
Income tax expense	5,580	—	52,698	1	58,279

(Loss) income before equity in earnings of subsidiaries	(485,488)	(12,472)	307,449	1	(190,510)
Equity in undistributed earnings of subsidiaries	294,978	32,484	—	(327,462)	—

(Loss) Income from continuing operations	(190,510)	20,012	307,449	(327,461)	(190,510)
Loss from discontinued operations, net of tax	—	—	(122,980)	—	(122,980)
Equity in undistributed losses of discontinued operations	(122,980)	(122,980)	—	245,960	—

Net (Loss) Income	$(313,490)	$(102,968)	$184,469	$(81,501)	$(313,490)

Comprehensive (loss) income, net of tax	$(354,617)	$(79,665)	$144,355	$(64,690)	$(354,617)

Condensed Consolidating Statement of Operations

	Year ended December 31, 2013
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Interest and dividend income:
Dividend income from subsidiaries	$37,000	$—	$—	$(37,000)	$—
Loans	4,543	—	1,478,526	(1,973)	1,481,096
Money market investments	127	5	3,462	(130)	3,464
Investment securities	13,123	322	139,427	(11,065)	141,807
Trading account securities	—	—	21,573	—	21,573

Total interest and dividend income	54,793	327	1,642,988	(50,168)	1,647,940

Interest expense:
Deposits	—	—	124,862	(5)	124,857
Short-term borrowings	—	974	39,555	(2,099)	38,430
Long-term debt	101,245	24,249	25,650	(11,065)	140,079

Total interest expense	101,245	25,223	190,067	(13,169)	303,366

Net interest (expense) income	(46,452)	(24,896)	1,452,921	(36,999)	1,344,574
Provision for loan losses- non-covered loans	398	—	536,312	—	536,710
Provision for loan losses- covered loans	—	—	69,396	—	69,396

Net interest (expense) income after provision for loan losses	(46,850)	(24,896)	847,213	(36,999)	738,468

Service charges on deposit accounts	—	—	162,870	—	162,870
Other service fees	—	—	232,148	(2,797)	229,351
Mortgage banking activities	—	—	71,657	—	71,657
Net gain and valuation adjustments on investment securities	7,966	—	—	—	7,966
Trading account profit (loss)	161	—	(13,644)	—	(13,483)
Net loss on sale of loans, including valuation adjustments on loans held-for-sale	—	—	(52,708)	—	(52,708)
Adjustments (expense) to indemnity reserves on loans sold	—	—	(37,054)	—	(37,054)
FDIC loss share expense	—	—	(82,051)	—	(82,051)
Other operating income	443,276	4,012	57,177	—	504,465

Total non-interest income	451,403	4,012	338,395	(2,797)	791,013

Operating expenses:
Personnel costs	31,086	—	397,611	—	428,697
Net occupancy expenses	3,685	2	82,964	—	86,651
Equipment expenses	4,084	—	41,944	—	46,028
Other taxes	413	—	57,615	—	58,028
Professional fees	13,099	72	265,181	(225)	278,127
Communications	421	—	24,964	—	25,385
Business promotion	1,838	—	57,615	—	59,453
FDIC deposit insurance	—	—	56,728	—	56,728
Loss on early extinguishment of debt	—	3,388	—	—	3,388
Other real estate owned (OREO) expenses	—	—	79,658	—	79,658
Other operating expenses	(53,926)	434	147,923	(2,555)	91,876
Amortization of intangibles	—	—	7,971	—	7,971

Total operating expenses	700	3,896	1,220,174	(2,780)	1,221,990

Income (loss) before income tax and equity in earnings of subsidiaries	403,853	(24,780)	(34,566)	(37,016)	307,491
Income tax expense (benefit)	1,412	(1,710)	(250,887)	(142)	(251,327)

Income (loss) before equity in earnings of subsidiaries	402,441	(23,070)	216,321	(36,874)	558,818
Equity in undistributed earnings of subsidiaries	156,377	54,417	—	(210,794)	—

Income from continuing operations	558,818	31,347	216,321	(247,668)	558,818
Income from discontinued operations, net of tax	—	—	40,509	—	40,509
Equity in undistributed losses of discontinued operations	40,509	40,509	—	(81,018)	—

Net Income	$599,327	$71,856	$256,830	$(328,686)	$599,327

Comprehensive income (loss), net of tax	$513,450	$(5,897)	$173,754	$(167,857)	$513,450

Condensed Consolidating Statement of Operations

	Year ended December 31, 2012
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Interest and Dividend Income:

Dividend income from subsidiaries	$5,000	$—	$—	$(5,000)	$—
Loans	6,733	—	1,445,886	(3,392)	1,449,227
Money market investments	14	25	3,707	(43)	3,703
Investment securities	16,291	322	163,179	(11,160)	168,632
Trading account securities	—	—	22,824	—	22,824

Total interest and dividend income	28,038	347	1,635,596	(19,595)	1,644,386

Interest Expense:
Deposits	—	—	167,790	(25)	167,765
Short-term borrowings	6	151	50,055	(3,410)	46,802
Long-term debt	95,892	32,183	31,765	(11,648)	148,192

Total interest expense	95,898	32,334	249,610	(15,083)	362,759

Net interest (expense) income	(67,860)	(31,987)	1,385,986	(4,512)	1,281,627
Provision for loan losses- non-covered loans	404	—	321,830	—	322,234
Provision for loan losses- covered loans	—	—	74,839	—	74,839

Net interest (expense) income after provision for loan losses	(68,264)	(31,987)	989,317	(4,512)	884,554

Service charges on deposit accounts	—	—	171,226	—	171,226
Other service fees	—	—	235,739	(3,224)	232,515
Mortgage banking activities	—	—	84,771	—	84,771
Net gain and valuation adjustments on investment securities	—	—	(1,707)	—	(1,707)
Trading account profit	214	—	4,264	—	4,478
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	—	—	(29,414)	—	(29,414)
Adjustments (expense) to indemnity reserves on loans sold	—	—	(21,198)	—	(21,198)
FDIC loss share (expense) income	—	—	(56,211)	—	(56,211)
Other operating income (loss)	41,966	707	84,356	—	127,029

Total non-interest income (loss)	42,180	707	471,826	(3,224)	511,489

Operating Expenses:
Personnel costs	29,779	—	404,554	—	434,333
Net occupancy expenses	3,434	3	81,250	—	84,687
Equipment expenses	3,831	—	39,787	—	43,618
Other taxes	2,209	—	47,635	—	49,844
Professional fees	11,042	42	260,680	(756)	271,008
Communications	464	—	25,223	—	25,687
Business promotion	1,823	—	58,961	—	60,784
FDIC deposit insurance	—	—	82,065	—	82,065
Loss on early extinguishment of debt	—	—	25,196	—	25,196
Other real estate owned (OREO) expenses	—	—	28,823	—	28,823
Other operating expenses	(50,877)	441	153,584	(2,365)	100,783
Amortization of intangibles	—	—	8,161	—	8,161

Total operating expenses	1,705	486	1,215,919	(3,121)	1,214,989

(Loss) income before income tax and equity in earnings of subsidiaries	(27,789)	(31,766)	245,224	(4,615)	181,054
Income tax expense (benefit)	1,702	—	(28,147)	42	(26,403)

(Loss) income before equity in earnings of subsidiaries	(29,491)	(31,766)	273,371	(4,657)	207,457
Equity in undistributed earnings (losses) of subsidiaries	236,948	(4,935)	—	(232,013)	0

Income (loss) from continuing operations	$207,457	$(36,701)	$273,371	$(236,670)	$207,457

Income from discontinued operations, net of tax	—	—	37,818	—	37,818

Equity in undistributed earnings of discontinued operations	37,818	37,818	—	(75,636)	—

Net income	245,275	$1,117	311,189	(312,306)	245,275

Comprehensive income, net of tax	$184,955	$(5,444)	$248,507	$(243,063)	$184,955

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2014
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Cash flows from operating activities:

Net (loss) income	$(313,490)	$(102,968)	$184,469	$(81,501)	$(313,490)

Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Equity in undistributed (earnings) losses of subsidiaries	(171,998)	90,496	—	81,502	—
(Reversal of provision) provision for loan losses	(200)	—	263,569	—	263,369
Goodwill impairment losses	—	—	186,511	—	186,511
Amortization of intangibles	—	—	9,434	—	9,434
Depreciation and amortization of premises and equipment	648	—	46,489	—	47,137
Net accretion of discounts and amortization of premiums and deferred fees	404,461	—	(125,885)	—	278,576
Fair value adjustments on mortgage servicing rights	—	—	24,683	—	24,683
FDIC loss share expense	—	—	103,024	—	103,024
Adjustments (expense) to indemnity reserves on loans sold	—	—	40,629	—	40,629
Earnings from investments under the equity method	(12,291)	16	(27,303)	—	(39,578)
Deferred income tax expense	8,203	—	35,308	1	43,512
Loss (gain) on:
Disposition of premises and equipment	1	—	(1,717)	—	(1,716)
Sale and valuation adjustments of investment securities	—	—	870	—	870
Sale of loans, including valuation adjustments on loans held for sale and mortgage banking activities	—	—	(88,724)	—	(88,724)
Sale of foreclosed assets, including write-downs	—	—	28,005	—	28,005
Disposal of discontinued business	—	—	(38,355)	—	(38,355)
Acquisitions of loans held-for-sale	—	—	(308,600)	—	(308,600)
Proceeds from sale of loans held-for-sale	—	—	123,375	—	123,375
Net originations on loans held-for-sale	—	—	(753,312)	—	(753,312)
Net (increase) decrease in:
Trading securities	(288)	—	1,105,662	—	1,105,374
Accrued income receivable	(12)	2	9,712	17	9,719
Other assets	4,099	(7,124)	158,585	(23,060)	132,500
Net increase (decrease) in:
Interest payable	7,066	20	(7,776)	(17)	(707)
Pension and other postretirement benefits obligations	—	—	(10,171)	—	(10,171)
Other liabilities	(180)	(32,391)	40,449	23,059	30,937

Total adjustments	239,509	51,019	814,462	81,502	1,186,492

Net cash (used in) provided by operating activities	(73,981)	(51,949)	998,931	1	873,002

Cash flows from investing activities:
Net (increase) decrease in money market investments	(1,026)	4,447	(963,907)	(3,447)	(963,933)
Purchases of investment securities:
Available-for-sale	—	—	(2,001,940)	—	(2,001,940)
Held-to-maturity	—	—	(1,000)	—	(1,000)
Other	—	—	(110,010)	—	(110,010)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	—	—	1,722,650	—	1,722,650
Held-to-maturity	—	—	39,962	—	39,962
Other	1,000	—	91,752	—	92,752
Proceeds from sale of investment securities:
Available for sale	—	—	310,210	—	310,210
Other	—	—	37,104	—	37,104
Net repayments on loans	465,452	—	776,179	(465,731)	775,900
Proceeds from sale of loans	—	—	355,145	—	355,145
Acquisition of loan portfolios	—	—	(389,067)	—	(389,067)
Net payments from FDIC under loss sharing agreements	—	—	256,498	—	256,498
Cash paid related to business acquisitions	—	—	(6,330)	—	(6,330)
Capital contribution to subsidiary	(100,000)	—	—	100,000	—
Return of capital from wholly-owned subsidiaries	210,000	250,000	—	(460,000)	—
Net cash disbursed from disposal of discontinued business	—	—	(205,895)	—	(205,895)
Acquisition of premises and equipment	(1,075)	—	(49,971)	—	(51,046)
Proceeds from sale of:
Premises and equipment	48	—	14,289	—	14,337
Foreclosed assets	—	—	150,115	—	150,115

Net cash provided by investing activities	574,399	254,447	25,784	(829,178)	25,452

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	—	—	115,453	(6,438)	109,015
Federal funds purchased and assets sold under agreements to repurchase	—	—	(387,635)	—	(387,635)
Other short-term borrowings	—	8,169	(853,900)	465,731	(380,000)
Payments of notes payable	(936,000)	(675)	(122,615)	—	(1,059,290)
Proceeds from issuance of notes payable	450,000	—	331,905	—	781,905
Proceeds from issuance of common stock	5,394	—	—	—	5,394
Dividends paid	(3,723)	—	—	—	(3,723)
Repurchase of TARP-related warrants	(3,000)	—	—	—	(3,000)
Net payments for repurchase of common stock	(3,236)	—	—	—	(3,236)
Return of capital to parent company	—	(210,000)	(250,000)	460,000	—
Capital contribution from parent	—	—	100,000	(100,000)	—

Net cash used in financing activities	(490,565)	(202,506)	(1,066,792)	819,293	(940,570)

Net increase (decrease) in cash and due from banks	9,853	(8)	(42,077)	(9,884)	(42,116)
Cash and due from banks at beginning of period	10,595	616	422,967	(10,967)	423,211

Cash and due from banks at end of period	$20,448	$608	$380,890	$(20,851)	$381,095

The Condensed Consolidating Statements of Cash Flows include the cash flows from operating, investing and financing activities associated with discontinued operations.

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2013
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Cash flows from operating activities:

Net income	$599,327	$71,856	$256,830	$(328,686)	$599,327

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiaries	(196,886)	(94,926)	—	291,812	—
Provision for loan losses	398	—	602,165	—	602,563
Amortization of intangibles	—	—	9,883	—	9,883
Depreciation and amortization of premises and equipment	641	2	47,519	—	48,162
Net accretion of discounts and amortization of premiums and deferred fees	30,467	444	(109,915)	—	(79,004)
Fair value adjustments on mortgage servicing rights	—	—	11,403	—	11,403
FDIC loss share expense	—	—	82,051	—	82,051
Adjustments (expense) to indemnity reserves on loans sold	—	—	37,054	—	37,054
Earnings from investments under the equity method	(17,308)	(3,946)	(21,619)	—	(42,873)
Deferred income tax benefit	(10,937)	(1,710)	(275,965)	(142)	(288,754)
Loss (gain) on:
Disposition of premises and equipment	49	(66)	(3,375)	—	(3,392)
Sale and valuation adjustments of investment securities	(2,110)	—	—	—	(2,110)
Sale of loans, including valuation adjustments on loans held for sale and mortgage banking activities	—	—	22,411	—	22,411
Sale of stock in equity method investee	(416,113)	—	—	—	(416,113)
Sale of foreclosed assets, including write-downs	—	—	50,740	—	50,740
Acquisitions of loans held-for-sale	—	—	(390,018)	—	(390,018)
Proceeds from sale of loans held-for-sale	—	—	218,379	—	218,379
Net originations on loans held-for-sale	—	—	(1,049,474)	—	(1,049,474)
Net (increase) decrease in:
Trading securities	(94)	—	1,430,929	—	1,430,835
Accrued income receivable	1,612	(2)	(7,104)	(315)	(5,809)
Other assets	5,445	(1,818)	(3,027)	2,227	2,827
Net increase (decrease) in:
Interest payable	2,704	(506)	(4,663)	(1)	(2,466)
Pension and other postretirement benefits obligations	—	—	10,635	—	10,635
Other liabilities	(5,507)	(2,370)	(17,179)	(1,896)	(26,952)

Total adjustments	(607,639)	(104,898)	640,830	291,685	219,978

Net cash (used in) provided by operating activities	(8,312)	(33,042)	897,660	(37,001)	819,305

Cash flows from investing activities:
Net (increase) decrease in money market investments	(147)	(3,937)	227,274	3,937	227,127
Purchases of investment securities:
Available-for-sale	—	—	(2,257,976)	—	(2,257,976)
Held-to-maturity	—	—	(250)	—	(250)
Other	—	—	(178,093)	—	(178,093)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	35,000	—	1,788,474	—	1,823,474
Held-to-maturity	—	—	4,632	—	4,632
Other	—	—	181,784	—	181,784
Proceeds from sale of investment securities:
Available for sale	5,438	—	—	—	5,438
Net (originations) repayments on loans	(233,745)	—	625,364	289,200	680,819
Proceeds from sale of loans	—	—	333,021	—	333,021
Acquisition of loan portfolios	—	—	(1,592,603)	—	(1,592,603)
Net payments from FDIC under loss sharing agreements	—	—	396,223	—	396,223
Return of capital from equity method investments	—	491	—	—	491
Proceeds from sale of sale of stock in equity method investee	481,377	—	—	—	481,377
Capital contribution to subsidiary	(272,500)	—	—	272,500	—
Mortgage servicing rights purchased	—	—	(45)	—	(45)
Acquisition of premises and equipment	(352)	—	(38,221)	—	(38,573)
Proceeds from sale of:
Premises and equipment	33	180	9,877	—	10,090
Foreclosed assets	—	—	226,063	—	226,063

Net cash provided by investing activities	15,104	(3,266)	(274,476)	565,637	302,999

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	—	—	(310,417)	(12,987)	(323,404)
Assets sold under agreements to repurchase	—	—	(357,460)	—	(357,460)
Other short-term borrowings	—	—	54,200	(289,200)	(235,000)
Payments of notes payable	—	(236,200)	(95,831)	—	(332,031)
Proceeds from issuance of notes payable	—	—	106,739	—	106,739
Proceeds from issuance of common stock	6,860	—	—	—	6,860
Dividends paid to parent company	—	—	(37,000)	37,000	—
Dividends paid	(3,723)	—	—	—	(3,723)
Net payments for repurchase of common stock	(437)	—	—	—	(437)
Capital contribution from parent	—	272,500	—	(272,500)	—

Net cash provided by (used in) financing activities	2,700	36,300	(639,769)	(537,687)	(1,138,456)

Net increase (decrease) in cash and due from banks	9,492	(8)	(16,585)	(9,051)	(16,152)

Cash and due from banks at beginning of period	1,103	624	439,552	(1,916)	439,363

Cash and due from banks at end of period	$10,595	$616	$422,967	$(10,967)	$423,211

The Condensed Consolidating Statements of Cash Flows include the cash flows from operating, investing and financing activities associated with discontinued operations.

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2012
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated

Cash flows from operating activities:

Net income	$245,275	$1,117	$311,189	$(312,306)	$245,275

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiaries	(274,766)	(32,883)	—	307,649	—
Provision for loan losses	404	—	408,537	—	408,941
Amortization of intangibles	—	—	10,072	—	10,072
Depreciation and amortization of premises and equipment	653	3	46,080	—	46,736
Net accretion of discounts and amortization of premiums and deferred fees	29,058	112	(66,582)	(487)	(37,899)
Fair value adjustments on mortgage servicing rights	—	—	17,406	—	17,406
FDIC loss share expense	—	—	56,211	—	56,211
Amortization of prepaid FDIC assessment	—	—	32,778	—	32,778
Adjustments (expense) to indemnity reserves on loans sold	—	—	21,198	—	21,198
Earnings from investments under the equity method	(40,505)	(706)	(32,267)	—	(73,478)
Deferred income tax benefit	(14,109)	—	(121,424)	42	(135,491)
Loss (gain) on:
Disposition of premises and equipment	2	—	(8,621)	—	(8,619)
Sale and valuation adjustments of investment securities	—	—	1,707	—	1,707
Sale of loans, including valuation adjustments on loans held for sale and mortgage banking activities	—	—	(48,765)	—	(48,765)
Sale of other assets	—	—	(2,545)	—	(2,545)
Sale of foreclosed assets, including write-downs	—	—	(4,511)	—	(4,511)
Acquisitions of loans held-for-sale	—	—	(417,108)	—	(417,108)
Proceeds from sale of loans held-for-sale	—	—	325,014	—	325,014
Net disbursements on loans held-for-sale	—	—	(1,233,240)	—	(1,233,240)
Net (increase) decrease in:
Trading securities	(1,259)	—	1,389,169	—	1,387,910
Accrued income receivable	(163)	—	(405)	49	(519)
Other assets	8,859	313	(11,972)	(16,590)	(19,390)
Net increase (decrease) in:
Interest payable	—	(126)	(9,091)	53	(9,164)
Pension and other postretirement benefits obligations	—	—	(40,241)	—	(40,241)
Other liabilities	2,581	(25)	(473)	(235)	1,848

Total adjustments	(289,245)	(33,312)	310,927	290,481	278,851

Net cash (used in) provided by operating activities	(43,970)	(32,195)	622,116	(21,825)	524,126

Cash flows from investing activities:

Net decrease (increase) in money market investments	23,665	(315)	290,990	(23,746)	290,594
Purchases of investment securities:
Available-for-sale	—	—	(1,843,922)	—	(1,843,922)
Held-to-maturity	—	—	(25,792)	—	(25,792)
Other	—	—	(212,419)	—	(212,419)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	—	—	1,636,723	—	1,636,723
Held-to-maturity	—	—	9,751	—	9,751
Other	—	—	206,856	—	206,856
Proceeds from sale of investment securities:
Available for sale	—	—	52,058	—	52,058
Net (disbursements) repayments on loans	(36,262)	—	628,963	36,305	629,006
Proceeds from sale of loans	—	—	68,396	—	68,396
Acquisition of loan portfolios	—	—	(1,357,628)	—	(1,357,628)
Net payments from FDIC under loss sharing agreements	—	—	462,016	—	462,016
Return of capital from equity method investments	150,194	1,002	—	—	151,196
Capital contribution to subsidiary	(103,500)	—	—	103,500	—
Mortgage servicing rights purchased	—	—	(2,231)	—	(2,231)
Acquisition of premises and equipment	(691)	—	(54,208)	—	(54,899)
Proceeds from sale of:
Premises and equipment	73	—	19,768	—	19,841
Other productive assets	—	—	1,026	—	1,026
Foreclosed assets	—	—	206,070	—	206,070

Net cash provided by investing activities	33,479	687	86,417	116,059	236,642

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	—	—	(991,097)	21,501	(969,596)
Assets sold under agreements to repurchase	—	—	(148,405)	24,060	(124,345)
Other short-term borrowings	—	(30,500)	406,900	(36,400)	340,000
Payments of notes payable	—	(41,800)	(173,098)	—	(214,898)
Proceeds from issuance of notes payable	—	—	106,923	—	106,923
Proceeds from issuance of common stock	9,402	—	—	—	9,402
Dividends paid to parent company	—	—	(5,000)	5,000	—
Dividends paid	(3,723)	—	—	—	(3,723)
Payments for repurchase of common stock	(450)	—	—	—	(450)
Capital contribution from parent	—	103,500	—	(103,500)	—

Net cash provided by (used in) financing activities	5,229	31,200	(803,777)	(89,339)	(856,687)

Net decrease in cash and due from banks	(5,262)	(308)	(95,244)	4,895	(95,919)
Cash and due from banks at beginning of period	6,365	932	534,796	(6,811)	535,282

Cash and due from banks at end of period	$1,103	$624	$439,552	$(1,916)	$439,363