Form 10-K, Exhibit 13
period 2016-12-31
POPULAR INC
filed 2017-03-01
CIK 763901

Exhibit 13.1

CONTENTS ÍNDICE Year in Review 1 25-Year Historical Financial Summary 4 Management & Board of Directors 6 Resumen del Año 7 Resumen Financiero Histórico - 25 Años 10 Gerencia y Junta de Directores 12 Popular, Inc. (NASDAQ:BPOP) is a full-service financial provider Popular, Inc. (NASDAQ:BPOP) es un proveedor de servicios based in Puerto Rico, with operations in Puerto Rico, the Virgin financieros con sede en Puerto Rico y operaciones en Puerto Rico, Islands and the United States. In Puerto Rico, Popular is the leading Islas Vĺrgenes y Estados Unidos. En Puerto Rico es la institución banking institution, by both assets and deposits, and ranks among bancaria lĺder, tanto en activos como en depósitos, y se encuentra the largest 50 banks in the U.S. by assets. entre los 50 bancos más grandes de Estados Unidos por total de activos. CORPORATE INFORMATION Independent Registered Public Accounting Firm: INFORMACIÓN CORPORATIVA PricewaterhouseCoopers LLP Firma registrada de Contabilidad Pública Independiente: PricewaterhouseCoopers LLP The company’s Form 10-K, proxy statement and any other financial information is available on http://www.popular.com/en/investor- El Formulario 10-K, el proxy y otra información financiera están relations/annual-reports/ disponibles en http://www.popular.com/accionistas/informe-anual/ ANNUAL MEETING REUNIÓN ANUAL The 2017 Annual Stockholders’ Meeting of Popular, Inc. will be La Reunión Anual de Accionistas 2017 de Popular, Inc., se llevará held on Wednesday, April 26, at 9:00 a.m. at the penthouse of the a cabo el miércoles, 26 de abril, a las 9:00 a.m. en el piso PH de Popular Center Building, San Juan, Puerto Rico. Popular Center, San Juan, Puerto Rico.

POPULAR, INC. YEAR IN REVIEW Our achievements in 2016 reflect the actions we have taken in recent years to strengthen our balance sheet, improve our risk profile, drive business growth and manage our capital. I am pleased to report that we produced solid core financial results, improved credit quality and delivered strong business performance, which positions us for more active capital management in 2017. We continued to strengthen our capital position, closing the year with a Common Equity Tier 1 ratio of 16.5%. As a result of this strength and of the consistent progress we have made in recent years, in January of 2017 our Board of Directors approved an increase in the quarterly common stock dividend from $0.15 to $0.25 and a $75 million common stock repurchase program. While fully aware of the challenging environment in Puerto Rico, we will pursue additional opportunities to actively manage our capital and return capital to our shareholders as appropriate. Richard L. Carrión Chairman of the Board and Chief Executive Officer, Popular, Inc. We reported net income of $217 million for the year, compared with $895 million in 2015. Net income in 2015 included the benefit of the partial recapture of our deferred tax asset related to our operations in the United States. The figure for 2016 includes, among other significant “I am honored items, the effects of two adverse arbitration awards related to claims made by us under the commercial loss-share agreement with the by our clients’ FDIC, as receiver for Westernbank, which resulted in an expense of $131 million, net of tax. trust and support. Although we were clearly disappointed with the result of these We will continue arbitrations, we believe today, as we did when we decided to pursue these claims, that asserting our rights under the commercial loss-share working to earn agreement with the FDIC was in the best interest of our shareholders. Despite these recent setbacks, the 2010 Westernbank transaction, in their business which we acquired approximately $9 billion in assets, has proven to every day, in be of great financial and strategic importance to Popular. After adjusting for the impact of the adverse decisions, among other each interaction.” items, adjusted net income for 2016 totaled $358 million, compared to an adjusted net income of $375 million in the previous year, as our business in the United States did not benefit from the low income tax rate and credit recoveries experienced in 2015. Credit quality improved significantly during 2016. We reduced non-performing assets from $843 million or 2.4% of assets in 2015 to $774 million or 2.0% of assets in 2016. Net charge-offs were 22 basis points lower than in the previous year, for a ratio of 0.76% of loans in 2016, and inflows into non-performing loans declined by 23%. While credit metrics in our U.S. business continued to be strong, the year over year improvement was led by our Puerto Rico business, despite 1

POPULAR, INC. YEAR IN REVIEW challenging economic and fiscal conditions on the Island. These positive results are the product of strong risk management efforts including, among others, resolutions, restructurings, sales of non-performing assets and improved credit underwriting standards over the last several years. Our stock price closed 2016 at $43.82, 55% higher than 2015. This performance compares favorably against the KBW NASDAQ Bank Index and our peer banks in the United States, which increased 26% and 39% in 2015, respectively. In addition to reflecting our positive financial results, the price of BPOP shares appeared to be positively impacted by the enactment of the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA), a law to address Puerto Rico’s fiscal and economic situation. The price also benefitted from a broad increase in the price of bank stocks following the November U.S. presidential elections, due to expectations of a reduction in corporate taxes, a roll back of regulations affecting the sector and higher spending in infrastructure, among others. During 2016, we continued to solidify our leading market position in Puerto Rico. Total deposits increased by 10%, driven in part by an increase in government deposits. Loans remained fairly flat when compared to 2015. Despite a contracting credit market on the Island, our lending businesses remained active throughout the year, and production roughly offset normal portfolio runoff. The strength of our franchise in Puerto Rico lies in our customer base, which in 2016 reached close to 1.7 million clients or 65% of the banked population on the Island. This, combined with the variety and quality of the products and services we offer our retail and commercial customers, has driven our performance in recent years and presents substantial opportunities to continue growing our business in Puerto Rico. While we always seek to attract new clients, we are keenly focused on retaining and deepening our relationship with current customers. We are enhancing our analytical capabilities to gain a deeper understanding of our customers’ needs, behaviors and preferences to serve our diverse client base in a more individualized manner. We are also leveraging technology to enhance customer experience. Approximately 700,000 of our retail clients actively use our online platform, and 75% of these use mobile devices. In December 2016, close to 40% of deposit transactions in Puerto Rico were processed through ATMs and mobile devices. Our bank in the mainland United States, Popular Community Bank, had another strong year, achieving an increase of 17% in its loan portfolio. We also continued the transformation of our retail network in the United States. We opened two branches and relocated six additional ones to expand or improve our footprint. As a result of these efforts, branch deposits grew by 12%. We also made headway in the migration of transactions to digital channels, increasing digital deposits to 35% in 2016. We continued to invest in those areas we deem critical for our present and future performance, mainly risk management, technology and our people. We have a solid risk management infrastructure. However, complex and ever-evolving regulatory requirements demand significant investment. We made progress in the implementation of our technology strategy, including the streamlining and modernization of core banking systems and the development of digital channels. We also enhanced our cybersecurity program to protect Popular’s information assets and our customers’ information. To this end, we implemented additional controls and established a continuous monitoring process. Despite the progress we have made on this front, the constant evolution of cyber risks will undoubtedly continue to require considerable attention and resources in the future. We intensified our efforts to attract, develop and retain talent, revamping the recruitment processes, renovating trainings, and supporting internal mobility. We promoted employee wellness initiatives, including those designed to promote the health and financial well-being of our people, and emphasized the Corporation’s Diversity and Inclusion Program. Following our deeply ingrained tradition of community involvement, Fundación Banco Popular in Puerto Rico and the Popular Community Bank Foundation in the United States, together, donated over $3 million to more than 100 non-profit organizations, impacting over 20,000 individuals. Our employees are the backbone of our efforts, donating funds as well as their time to support groups backed by the Corporation. We also increased corporate donations and expanded programs in areas such as financial education and entrepreneurship. As we look ahead, Puerto Rico’s fiscal condition and economic environment remains our biggest challenge. The situation, which had become increasingly complicated in recent years, came to a head during 2016 when it became evident that the government would be unable to meet its debt obligations. This past 2

2016 HIGHLIGHTS ADJUSTED NET INCOME BPOP STOCK PRICE CHANGE VS. PEERS 2015-2016 $358 M 100% PR Peers 86% ORGANIC LOAN 80% GROWTH IN US 60% 17% BPOP 55% 40% US Peers 39% 20$ KBW Nasdaq REDUCTION IN Bank 26% NON-PERFORMING 0% ASSETS $69 M -20% -40% ROBUST CAPITAL METRICS -60% 16.5% 15 - - 16 16 - 16 - - 16 16 - - 16 16 - 16 - 16 - 16 - 16 - - 16 Dec Jan Feb Mar Apr Jun Jul Sep Oct Dec Common Equity Tier I May Aug Nov June, on the day before the local government defaulted on its general obligation debt, the federal government, through PROMESA, established the Fiscal Oversight and Management Board for Puerto Rico and a framework for an orderly debt restructuring. The Fiscal Oversight and Management Board, which is composed of seven members, was constituted in late August and is working with the new administration to develop a five-year fiscal plan for Puerto Rico. The Board has also extended a stay on litigation by Puerto Rico creditors through May 1st, 2017. The implementation of PROMESA will undoubtedly have important implications for Puerto Rico’s future. Since we are in uncharted territory, it is difficult to predict all of its ramifications. Given current budgetary imbalances, there will likely be a reduction of government spending which, in the short term, could negatively impact economic activity on the Island. However, we also see some near term opportunities to offset potential government cuts stemming from improved business and consumer confidence, energy infrastructure development and the payment of balances owed to suppliers by the Puerto Rico government. We are hopeful that, in time, Puerto Rico will benefit from a more manageable debt load, balanced government budgets and a revitalized economy. As the largest financial institution on the Island, we will continue to seek to be a source of information, support and advice, particularly on matters related to economic growth, which is the most critical element in the long run. Throughout Popular’s 123-year history, we have persevered through a number of challenges on the Island, and have always emerged stronger. This time will not be different. Our accomplishments in 2016 were made possible by the guidance of our Board of Directors, the leadership of our senior management team and the hard work of our 7,800 colleagues. Their dedication is a constant source of pride and inspiration. I would like to thank Ileana González, who retired in January of 2017 after 21 years of service. Ileana held several key positions at Popular, including Corporate Comptroller from 2004 until she became Executive Vice President of the Commercial Credit Administration Group in 2012. We are grateful for her valuable contributions and wish her the very best. I am honored by our clients’ trust and support. We will continue working to earn their business every day, in each interaction. Finally, I am grateful for our shareholders’ confidence in our organization. We look forward to building on these achievements to deliver another year of solid performance. Richard L. Carrión Chairman of the Board and Chief Executive Officer, Popular, Inc. 3

25 YEAR HISTORICAL FINANCIAL SUMMARY (Dollars in millions, except per share data) 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 Selected Financial Information Net Income (Loss) $ 85.1 $ 109.4 $ 124.7 $ 146.4 $ 185.2 $ 209.6 $ 232.3 $ 257.6 $ 276.1 $ 304.5 $ 351.9 Assets 10,002.3 11,513.4 12,778.4 15,675.5 16,764.1 19,300.5 23,160.4 25,460.5 28,057.1 30,744.7 33,660.4 Gross Loans 5,252.1 6,346.9 7,781.3 8,677.5 9,779.0 11,376.6 13,078.8 14,907.8 16,057.1 18,168.6 19,582.1 Deposits 8,038.7 8,522.7 9,012.4 9,876.7 10,763.3 11,749.6 13,672.2 14,173.7 14,804.9 16,370.0 17,614.7 Stockholders’ Equity 752.1 834.2 1,002.4 1,141.7 1,262.5 1,503.1 1,709.1 1,661.0 1,993.6 2,272.8 2,410.9 Market Capitalization $ 987.8 $ 1,014.7 $ 923.7 $ 1,276.8 $ 2,230.5 $ 3,350.3 $ 4,611.7 $ 3,790.2 $ 3,578.1 $ 3,965.4 $ 4,476.4 Return on Average Assets (ROAA) 0.89% 1.02% 1.02% 1.04% 1.14% 1.14% 1.14% 1.08% 1.04% 1.09% 1.11% Return on Average Common Equity (ROACE) 12.72% 13.80% 13.80% 14.22% 16.17% 15.83% 15.41% 15.45% 15.00% 14.84% 16.29% Per Common Share1 Net Income (Loss) - Basic $ 3.49 $ 4.18 $ 4.59 $ 5.24 $ 6.69 $ 7.51 $ 8.26 $ 9.19 $ 9.85 $ 10.87 $ 13.05 Net Income (Loss) - Diluted 3.49 4.18 4.59 5.24 6.69 7.51 8.26 9.19 9.85 10.87 13.05 Dividends (Declared) 1.00 1.20 1.25 1.54 1.83 2.00 2.50 3.00 3.20 3.80 4.00 Book Value 28.79 31.86 34.35 39.52 43.98 51.83 59.32 57.54 69.62 79.67 91.02 Market Price 37.81 39.38 35.16 48.44 84.38 123.75 170.00 139.69 131.56 145.40 169.00 Assets by Geographical Area Puerto Rico 87% 79% 76% 75% 74% 74% 71% 71% 72% 68% 66% United States 10% 16% 20% 21% 22% 23% 25% 25% 26% 30% 32% Caribbean and Latin America 3% 5% 4% 4% 4% 3% 4% 4% 2% 2% 2% Total 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% Traditional Delivery System Banking Branches Puerto Rico 162 165 166 166 178 201 198 199 199 196 195 Virgin Islands 3 8 8 8 8 8 8 8 8 8 8 United States 30 32 34 40 44 63 89 91 95 96 96 Subtotal 195 205 208 214 230 272 295 298 302 300 299 Non-Banking Offices Popular Financial Holdings 41 58 73 91 102 117 128 137 136 149 153 Popular Cash Express 51 102 132 154 195 Popular Finance 26 26 28 31 39 44 48 47 61 55 36 Popular Auto 9 8 10 9 8 10 10 12 12 20 18 Popular Leasing, U.S.A. 7 8 10 11 13 13 Popular Mortgage 3 3 3 11 13 21 25 29 Popular Securities 1 2 2 2 3 4 7 Popular One Popular Insurance 2 2 2 Popular Insurance Agency, U.S.A. 1 1 Popular Insurance, V.I. 1 E-LOAN EVERTEC 4 4 4 5 Subtotal 76 92 111 134 153 183 258 327 382 427 460 Total 271 297 319 348 383 455 553 625 684 727 759 Electronic Delivery System ATMs Owned Puerto Rico 211 234 262 281 327 391 421 442 478 524 539 Virgin Islands 3 8 8 8 9 17 59 68 37 39 53 United States 6 11 26 38 53 71 94 99 109 118 131 Total 220 253 296 327 389 479 574 609 624 681 723 Transactions (in millions) Electronic Transactions2 28.6 33.2 43.0 56.6 78.0 111.2 130.5 159.4 199.5 206.0 236.6 Items Processed3 170.4 171.8 174.5 175.0 173.7 171.9 170.9 171.0 160.2 149.9 145.3 Employees (full-time equivalent) 7,024 7,533 7,606 7,815 7,996 8,854 10,549 11,501 10,651 11,334 11,037 4

2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 $ 470.9 $ 489.9 $ 540.7 $ 357.7 $ (64.5) $ (1,243.9) $ (573.9) $ 137.4 $ 151.3 $ 245.3 $ 599.3 $ (313.5) $ 895.3 $ 216.7 36,434.7 44,401.6 48,623.7 47,404.0 44,411.4 38,882.8 34,736.3 38,815.0 37,348.4 36,506.9 35,748.8 33,086.8 35,761.7 38,661.6 22,602.2 28,742.3 31,710.2 32,736.9 29,911.0 26,268.9 23,803.9 26,458.9 25,314.4 25,093.6 24,706.7 22,053.2 23,129.2 23,435.4 18,097.8 20,593.2 22,638.0 24,438.3 28,334.4 27,550.2 25,924.9 26,762.2 27,942.1 27,000.6 26,711.1 24,807.5 27,209.7 30,496.2 2,754.4 3,104.6 3,449.2 3,620.3 3,581.9 3,268.4 2,538.8 3,800.5 3,918.8 4,110.0 4,626.2 4,267.4 5,105.3 5,198.0 $ 5,960.2 $ 7,685.6 $ 5,836.5 $ 5,003.4 $ 2,968.3 $ 1,455.1 $ 1,445.4 $ 3,211.4 $ 1,426.0 $ 2,144.9 $ 2,970.6 $ 3,523.4 $ 2,936.6 $ 4,548.1 1.36% 1.23% 1.17% 0.74% -0.14% -3.04% -1.57% 0.36% 0.40% 0.68% 1.65% -0.89% 2.54% 0.58% 19.30% 17.60% 17.12% 9.73% -2.08% -44.47% -32.95% 4.37% 4.01% 6.37% 14.43% -7.04% 19.16% 4.07% $ 17.36 $ 17.95 $ 19.78 $ 12.41 $ (2.73) $ (45.51) $ 2.39 $ (0.62) $ 1.44 $ 2.36 $ 5.80 $ (3.08) $ 8.66 $ 2.06 17.36 17.92 19.74 12.41 (2.73) (45.51) 2.39 (0.62) 1.44 2.35 5.78 (3.08) 8.65 2.06 5.05 6.20 6.40 6.40 6.40 4.80 0.20 — — — — — 0.30 0.60 96.60 109.45 118.22 123.18 121.24 63.29 38.91 36.67 37.71 39.35 44.26 40.76 48.79 49.60 224.25 288.30 211.50 179.50 106.00 51.60 22.60 31.40 13.90 20.79 28.73 34.05 28.34 43.82 62% 55% 53% 52% 59% 64% 65% 74% 74% 73% 72% 80% 75% 75% 36% 43% 45% 45% 38% 33% 32% 23% 23% 24% 25% 17% 22% 23% 2% 2% 2% 3% 3% 3% 3% 3% 3% 3% 3% 3% 3% 2% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 193 192 194 191 196 179 173 185 183 175 171 168 173 171 8 8 8 8 8 8 8 8 9 9 9 9 9 9 97 128 136 142 147 139 101 96 94 92 90 47 50 51 298 328 338 341 351 326 282 289 286 276 270 224 232 231 181 183 212 158 134 2 129 114 4 43 43 49 52 51 9 18 18 17 15 12 12 10 10 10 10 9 9 9 9 11 15 14 11 24 22 32 30 33 32 32 32 33 36 37 37 38 25 24 17 8 9 12 12 13 7 6 6 4 4 3 3 3 2 4 5 6 6 6 5 2 2 2 2 2 1 1 1 1 1 1 1 2 2 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 5 5 5 7 9 9 9 431 421 351 292 280 97 61 55 58 59 59 46 46 37 729 749 689 633 631 423 343 344 344 335 329 270 278 268 557 568 583 605 615 605 571 624 613 597 599 602 622 635 57 59 61 65 69 74 77 17 20 20 22 21 21 20 129 163 181 192 187 176 136 138 135 134 132 83 87 101 743 790 825 862 871 855 784 779 768 751 753 706 730 756 255.7 568.5 625.9 690.2 772.7 849.4 804.1 381.6 410.4 420.4 425.4 438.4 465.0 523.5 138.5 133.9 140.3 150.0 175.2 202.2 191.7 11,474 12,139 13,210 12,508 12,303 10,587 9,407 8,277 8,329 8,072 8,059 7,752 7,810 7,828 1 Per common share data adjusted for stock splits and reverse stock split executed in May 2012. 2 From 1981 to 2003, electronic transactions include ACH, Direct Payment, TelePago Popular, Internet Banking and ATH Network transactions in Puerto Rico. From 2004 to 2009, these numbers were adjusted to include ATH Network transactions in the Dominican Republic, Costa Rica, El Salvador and United States, health care transactions, wire transfers, and other electronic payment transactions in addition to those previously stated. After 2010, the summary only includes electronic transactions made by Popular, Inc.’s clients and excludes electronic transactions processed by EVERTEC for other clients. 3 After the sale in 2010 of EVERTEC, Popular’s information technology subsidiary, the Corporation does not process electronic items. 5

POPULAR, INC. MANAGEMENT & BOARD OF DIRECTORS SENIOR MANAGEMENT TEAM RICHARD L. CARRIÓN IGNACIO ALVAREZ CAMILLE BURCKHART Chairman of the Board President & Chief Operating Officer Executive Vice President & Chief Executive Officer Popular, Inc. and Banco Popular & Chief Information Popular, Inc. de Puerto Rico and Digital Officer President Innovation, Technology Popular Community Bank & Operations Group Popular, Inc. MANUEL A. CHINEA JAVIER D. FERRER JUAN O. GUERRERO Executive Vice President Executive Vice President, Executive Vice President Popular, Inc. Chief Legal Officer & Financial and Insurance Chief Operating Officer Corporate Secretary Services Group Popular Community Bank General Counsel & Banco Popular de Puerto Rico Corporate Matters Group Popular, Inc. GILBERTO MONZÓN EDUARDO J. NEGRÓN NÉSTOR O. RIVERA Executive Vice President Executive Vice President Executive Vice President Individual Credit Group Administration Group Retail Banking Group Banco Popular de Puerto Rico Popular, Inc. Banco Popular de Puerto Rico ELI S. SEPÚLVEDA LIDIO V. SORIANO CARLOS J. VÁZQUEZ Executive Vice President Executive Vice President Executive Vice President Commercial Credit Group & Chief Risk Officer & Chief Financial Officer Banco Popular de Puerto Rico Corporate Risk Popular, Inc. Management Group Popular, Inc. BOARD OF DIRECTORS RICHARD L. CARRIÓN JOAQUÍN E. BACARDÍ, III ALEJANDRO M. BALLESTER Chairman of the Board Private Investor President & Chief Executive Officer Ballester Hermanos, Inc. Popular, Inc. JOHN W. DIERCKSEN MARÍA LUISA FERRÉ DAVID E. GOEL Principal President & Chief Managing General Partner Greycrest, LLC Executive Officer Matrix Capital Management Grupo Ferré Rangel Company, LP C. KIM GOODWIN WILLIAM J. TEUBER JR. CARLOS A. UNANUE Private Investor Private Investor President Goya de Puerto Rico 6

POPULAR, INC. RESUMEN DEL AÑO Richard L. Carrión Presidente de la Junta de Directores y Principal Oficial Ejecutivo, Popular, Inc. “Me siento honrado por la confianza y el apoyo de nuestros clientes. Continuaremos trabajando para ganarnos su negocio, dĺa tras dĺa, en cada interacción”. Nuestros logros en el 2016 reflejan las acciones tomadas en años recientes para fortalecer nuestra posición financiera, mejorar nuestro perfil de crédito, crecer el negocio y manejar nuestro capital. Me complace informar que generamos resultados financieros básicos sólidos, mejoramos la calidad de crédito y logramos un fuerte desempeño en nuestros negocios, lo que nos posiciona para un manejo más activo de nuestro capital en el 2017. Continuamos fortaleciendo nuestra posición de capital, terminando el año con una relación de capital básico (Common Equity Tier 1) de 16.5%. Como resultado de esta solidez y del progreso logrado en años recientes, en enero de 2017 nuestra Junta de Directores aprobó un aumento en el dividendo trimestral de $0.15 a $0.25 por acción común y un programa de recompra de acciones de $75 millones. Tomando en cuenta el ambiente desafiante en Puerto Rico, perseguiremos oportunidades adicionales para manejar activamente nuestro capital y devolver capital a nuestros accionistas según sea apropiado. Informamos un ingreso neto de $217 millones para el año, comparado con $895 millones en el 2015. El ingreso neto de 2015 incluyó el beneficio de un reverso parcial de la reserva de nuestro activo de contribuciones diferidas relacionado con nuestras operaciones de Estados Unidos. La cifra para el 2016 incluye, entre otras partidas significativas, el impacto de dos decisiones adversas relacionadas a reclamaciones hechas por nosotros al FDIC como sĺndico de Westernbank bajo el acuerdo de participación de pérdidas en préstamos comerciales, que resultaron en un gasto de $131 millones, neto de contribuciones. Aunque claramente decepcionados con el resultado de estos procesos de arbitraje, creemos hoy, al igual que cuando decidimos perseguir estas reclamaciones, que hacer valer nuestros derechos bajo el acuerdo de participación de pérdidas en préstamos comerciales con el FDIC era en el mejor interés de nuestros accionistas. A pesar de estos contratiempos recientes, la transacción de Westernbank en el 2010, en la cual adquirimos aproximadamente $9,000 millones en activos, ha probado ser de gran importancia financiera y estratégica para Popular. Luego de ajustar para excluir el impacto de estas decisiones adversas, entre otras partidas, el ingreso neto ajustado para el 2016 alcanzó $358 millones, comparado con un ingreso neto ajustado de $375 millones en el año anterior, debido a que nuestro negocio en los Estados Unidos no se benefició de una baja tasa contributiva y de recobros de préstamos que tuvo en el 2015. La calidad de crédito mejoró sustancialmente en el 2016. Los activos no acumulativos se redujeron de $843 millones o 2.4% de los activos a $774 millones o 2.0% de los activos en el 2016. Las pérdidas netas en préstamos estuvieron 22 puntos base por debajo del año anterior, para una proporción de 0.76% del total de préstamos, y la cantidad de préstamos que se convirtieron en no acumulativos se redujo en un 23%. Aunque las métricas de crédito en nuestro negocio en los Estados 7

POPULAR, INC. RESUMEN DEL AÑO Unidos se mantuvieron fuertes, la mejorĺa de un año al otro se debió a nuestro negocio en Puerto Rico, a pesar de las condiciones económicas y fiscales en la isla. Estos resultados positivos son el producto de esfuerzos de manejo de riesgo que incluyen, entre otras estrategias, resoluciones, reestructuraciones, ventas de activos no productivos y mejores criterios de suscripción de crédito durante los últimos años. El precio de nuestra acción cerró el 2016 en $43.82, un 55% más alto que en el 2015. Este desempeño compara favorablemente con el Índice Bancario KBW NASDAQ y con nuestro grupo de bancos pares en los Estados Unidos, que, en el 2016, aumentaron un 26% y un 39%, respectivamente. Además de reflejar nuestros resultados financieros positivos, el precio de las acciones de BPOP pareció impactarse positivamente de la promulgación de la Ley para la Supervisión, Administración y Estabilidad Económica de Puerto Rico (PROMESA, por sus siglas en inglés), una ley para atender la situación fiscal y económica de Puerto Rico. El precio se benefició, además, por un aumento en el precio de las acciones de muchos bancos tras las elecciones presidenciales de los Estados Unidos en noviembre, debido a expectativas de una disminución en la tasa contributiva de las corporaciones, una reducción de las regulaciones que afectan al sector y mayor inversión en infraestructura, entre otras. Durante el 2016, continuamos fortaleciendo nuestra posición de liderazgo en Puerto Rico. Los depósitos totales aumentaron 10%, impulsados en gran parte por los depósitos del gobierno. Los préstamos permanecieron prácticamente al mismo nivel del año anterior. A pesar de un mercado de crédito en contracción, nuestros negocios de préstamos se mantuvieron activos durante el año, y la originación de nuevos préstamos prácticamente contrarrestó los repagos normales de la cartera. La fortaleza de nuestra franquicia en Puerto Rico reside en nuestra base de clientes, que en el 2016 alcanzó 1.7 millones, o un 65% de la población de la isla que utiliza servicios bancarios. Esto, combinado con la variedad y calidad de los productos y servicios que ofrecemos a individuos y a negocios, ha impulsado nuestro desempeño en años recientes y presenta oportunidades considerables para continuar creciendo nuestro negocio en Puerto Rico. Aunque siempre buscamos atraer nuevos clientes, estamos enfocados en retener y profundizar nuestra relación con clientes existentes. Estamos robusteciendo nuestras capacidades analĺticas para obtener un mejor entendimiento de las necesidades, comportamientos y preferencias de nuestros clientes para poder servirlos de una forma más individualizada. Además, estamos aprovechando la tecnologĺa para mejorar la experiencia de los clientes. Aproximadamente 700 mil de nuestros clientes de banca personal utilizan activamente nuestra plataforma en lĺnea, y un 75% de estos utiliza dispositivos móviles. En diciembre de 2016, aproximadamente 40% de las transacciones de depósito en Puerto Rico se procesaron a través de cajeros automáticos y dispositivos móviles. Nuestro banco en los Estados Unidos continentales, Popular Community Bank, tuvo otro año fuerte, alcanzando un crecimiento de 17% en su cartera de préstamos. También continuamos la transformación de nuestra red de distribución, abriendo dos sucursales nuevas y relocalizando otras seis para expandir nuestro alcance. Como resultado de estos esfuerzos, los depósitos en sucursales aumentaron un 12%. También avanzamos en la migración de transacciones a canales digitales, aumentando la proporción de depósitos digitales a 35% en el 2016. Continuamos invirtiendo en aquellas áreas que consideramos crĺticas para nuestro desempeño actual y futuro, principalmente manejo de riesgo, tecnologĺa y nuestra gente. Contamos con una sólida infraestructura de manejo de riesgo. Sin embargo, requisitos reglamentarios complejos y en constante evolución exigen una inversión significativa. Adelantamos la ejecución de nuestra estrategia de tecnologĺa, incluyendo la simplificación y modernización de nuestros sistemas bancarios principales y el desarrollo de canales digitales. También, robustecimos nuestro programa de seguridad cibernética para proteger los activos de información de Popular y la información financiera de nuestros clientes. A estos fines, implantamos controles adicionales y establecimos un proceso de monitoreo continuo. A pesar de lo logrado en este frente, la evolución constante de los riesgos cibernéticos sin duda continuará requiriendo atención y recursos considerables en el futuro. Intensificamos nuestros esfuerzos para atraer, desarrollar y retener talento, mejorando nuestros procesos de reclutamiento, renovando nuestros adiestramientos y apoyando la movilidad interna. Promovimos iniciativas de bienestar para nuestros empleados, incluyendo aquellas que promueven la salud fĺsica y financiera de nuestra gente, y enfatizamos el Programa de Diversidad e Inclusión de la Corporación. Siguiendo nuestra larga y profunda tradición de participación en la comunidad, Fundación Banco Popular en Puerto Rico y Popular Community Bank Foundation en los Estados Unidos, juntas, donaron sobre $3 millones a más de 100 organizaciones sin fines de lucro, impactando a más de 20,000 personas. Nuestros empleados son los pilares de estos esfuerzos, donando dinero, asĺ como su tiempo, a los grupos a los cuales la Corporación apoya. Además, aumentamos los donativos corporativos y nuestros programas en áreas como educación financiera y la promoción del espĺritu empresarial. 8

PUNTOS PRINCIPALES DEL 2016 INGRESO NETO AJUSTADO CAMBIO DEL PRECIO DE LA ACCIÓN DE POPULAR COMPARADO CON LOS PARES 2015-2016 $358 M 100% Pares PR 86% CRECIMIENTO ORGÁNICO 80% DE LA CARTERA DE 60% PRÉSTAMOS EN EE.UU. BPOP 55% 17% 40% Pares EE.UU. 39% 20$ Índice KBW 26% DISMINUCIÓN DE LOS ACTIVOS 0% NO ACUMULATIVOS $69 M -20% -40% NIVEL DE CAPITAL ROBUSTO -60% 16.5% - 15 - 16 - 16 16 - - 16 16 - 16 - - 16 - 16 16 - 16 - 16 - 16 -Common Equity Tier I dic ene feb mar abr may jun jul ago sep oct nov dic Mirando hacia el futuro, la condición fiscal y económica de Puerto Rico continúa siendo nuestro desafĺo principal. La situación, la cual se complicó en años recientes, llegó a un punto crĺtico en el 2016 cuando fue evidente que el gobierno no podrĺa cumplir con sus obligaciones de deuda. En junio del año pasado, un dĺa antes de que el gobierno local incumpliera con el pago de la deuda de sus obligaciones generales, el gobierno federal, a través de PROMESA, estableció la Junta de Supervisión Fiscal para Puerto Rico y un marco para una reestructuración ordenada de la deuda. La Junta de Supervisión Fiscal, compuesta de siete miembros, se constituyó en agosto y está trabajando junto a la nueva administración para desarrollar un plan fiscal de cinco años para Puerto Rico. La Junta además extendió la posposición de litigios de los acreedores de Puerto Rico hasta el 1ro de mayo de 2017. La implantación de PROMESA indudablemente tendrá implicaciones importantes para el futuro de Puerto Rico. Dado que nos encontramos en territorio desconocido, es difĺcil predecir todas sus ramificaciones. Tomando en cuenta el desequilibrio fiscal actual, probablemente habrá una reducción del gasto gubernamental que, en el corto plazo, podrĺa afectar negativamente la actividad económica en la isla. Sin embargo, también vemos algunas oportunidades que pudiesen contrarrestar posibles recortes del gobierno, como una mejorĺa en la confianza de los individuos y empresas, el desarrollo de la infraestructura de energĺa y el pago de balances que el gobierno de Puerto Rico le adeuda a suplidores. Estamos esperanzados que, con el tiempo, Puerto Rico se beneficie de una carga de deuda más manejable, un presupuesto gubernamental balanceado y una economĺa revitalizada. Como la principal institución financiera en la isla, continuaremos buscando ser fuente de información, apoyo y consejo, particularmente en temas relacionados al crecimiento económico, que es el elemento más crĺtico a largo plazo. En los 123 años de Popular, hemos atravesado un sinnúmero de desafĺos en la isla, y siempre emergemos más fuertes. Esta vez no será diferente. Nuestros logros en el 2016 fueron posibles gracias al consejo de nuestra Junta de Directores, al liderazgo de nuestro equipo gerencial y al trabajo de nuestros 7,800 compañeros. Su dedicación es una fuente constante de orgullo e inspiración. Quisiera agradecer a Ileana González, quien se acogió al retiro en enero de 2017 luego de 21 años de servicio. Ileana ocupó varias posiciones importantes en Popular, incluyendo Contralor Corporativo desde el 2004, hasta que se convirtió en vicepresidenta ejecutiva del Grupo de Administración de Crédito Comercial en el 2012. Agradecemos sus valiosas aportaciones y le deseamos lo mejor. Me siento honrado por la confianza y el apoyo de nuestros clientes. Continuaremos trabajando para ganarnos su negocio, dĺa tras dĺa, en cada interacción. Finalmente, estoy agradecido por la confianza de los accionistas en nuestra organización. Estamos deseosos de construir sobre estos logros para alcanzar otro año de resultados sólidos. Richard L. Carrión Presidente de la Junta de Directores y Principal Oficial Ejecutivo, Popular, Inc. 9

25 AÑOS RESUMEN FINANCIERO HISTÓRICO (Dólares en millones, excepto información por acción) 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 Información Financiera Seleccionada Ingreso neto (Pérdida neta) $ 85.1 $ 109.4 $ 124.7 $ 146.4 $ 185.2 $ 209.6 $ 232.3 $ 257.6 $ 276.1 $ 304.5 $ 351.9 Activos 10,002.3 11,513.4 12,778.4 15,675.5 16,764.1 19,300.5 23,160.4 25,460.5 28,057.1 30,744.7 33,660.4 Préstamos brutos 5,252.1 6,346.9 7,781.3 8,677.5 9,779.0 11,376.6 13,078.8 14,907.8 16,057.1 18,168.6 19,582.1 Depósitos 8,038.7 8,522.7 9,012.4 9,876.7 10,763.3 11,749.6 13,672.2 14,173.7 14,804.9 16,370.0 17,614.7 Capital de accionistas 752.1 834.2 1,002.4 1,141.7 1,262.5 1,503.1 1,709.1 1,661.0 1,993.6 2,272.8 2,410.9 Valor agregado en el mercado $ 987.8 $ 1,014.7 $ 923.7 $ 1,276.8 $ 2,230.5 $ 3,350.3 $ 4,611.7 $ 3,790.2 $ 3,578.1 $ 3,965.4 $ 4,476.4 Rendimiento de activos promedio (ROAA) 0.89% 1.02% 1.02% 1.04% 1.14% 1.14% 1.14% 1.08% 1.04% 1.09% 1.11% Rendimiento de capital común promedio (ROACE) 12.72% 13.80% 13.80% 14.22% 16.17% 15.83% 15.41% 15.45% 15.00% 14.84% 16.29% Por Acción Común1 Ingreso neto (Pérdida neta) - Básico $ 3.49 $ 4.18 $ 4.59 $ 5.24 $ 6.69 $ 7.51 $ 8.26 $ 9.19 $ 9.85 $ 10.87 $ 13.05 Ingreso neto (Pérdida neta) - Diluido 3.49 4.18 4.59 5.24 6.69 7.51 8.26 9.19 9.85 10.87 13.05 Dividendos (Declarados) 1.00 1.20 1.25 1.54 1.83 2.00 2.50 3.00 3.20 3.80 4.00 Valor en los libros 28.79 31.86 34.35 39.52 43.98 51.83 59.32 57.54 69.62 79.67 91.02 Precio en el mercado 37.81 39.38 35.16 48.44 84.38 123.75 170.00 139.69 131.56 145.40 169.00 Activos por Área Geográfica Puerto Rico 87% 79% 76% 75% 74% 74% 71% 71% 72% 68% 66% Estados Unidos 10% 16% 20% 21% 22% 23% 25% 25% 26% 30% 32% Caribe y Latinoamérica 3% 5% 4% 4% 4% 3% 4% 4% 2% 2% 2% Total 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% Sistema de Distribución Tradicional Sucursales bancarias Puerto Rico 162 165 166 166 178 201 198 199 199 196 195 Islas Vĺrgenes 3 8 8 8 8 8 8 8 8 8 8 Estados Unidos 30 32 34 40 44 63 89 91 95 96 96 Subtotal 195 205 208 214 230 272 295 298 302 300 299 Oficinas no bancarias Popular Financial Holdings 41 58 73 91 102 117 128 137 136 149 153 Popular Cash Express 51 102 132 154 195 Popular Finance 26 26 28 31 39 44 48 47 61 55 36 Popular Auto 9 8 10 9 8 10 10 12 12 20 18 Popular Leasing, U.S.A. 7 8 10 11 13 13 Popular Mortgage 3 3 3 11 13 21 25 29 Popular Securities 1 2 2 2 3 4 7 Popular One Popular Insurance 2 2 2 Popular Insurance Agency, U.S.A. 1 1 Popular Insurance, V.I. 1 E-LOAN EVERTEC 4 4 4 5 Subtotal 76 92 111 134 153 183 258 327 382 427 460 Total 271 297 319 348 383 455 553 625 684 727 759 Sistema Electrónico de Distribución Cajeros automáticos propios y administrados Puerto Rico 211 234 262 281 327 391 421 442 478 524 539 Islas Vĺrgenes 3 8 8 8 9 17 59 68 37 39 53 Estados Unidos 6 11 26 38 53 71 94 99 109 118 131 Total 220 253 296 327 389 479 574 609 624 681 723 Transacciones (en millones) Transacciones electrónicas2 28.6 33.2 43.0 56.6 78.0 111.2 130.5 159.4 199.5 206.0 236.6 Efectos procesados3 170.4 171.8 174.5 175.0 173.7 171.9 170.9 171.0 160.2 149.9 145.3 Empleados (equivalente a tiempo completo) 7,024 7,533 7,606 7,815 7,996 8,854 10,549 11,501 10,651 11,334 11,037 10

2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 $ 470.9 $ 489.9 $ 540.7 $ 357.7 $ (64.5) $ (1,243.9) $ (573.9) $ 137.4 $ 151.3 $ 245.3 $ 599.3 $ (313.5) $ 895.3 $ 216.7 36,434.7 44,401.6 48,623.7 47,404.0 44,411.4 38,882.8 34,736.3 38,815.0 37,348.4 36,506.9 35,748.8 33,086.8 35,761.7 38,661.6 22,602.2 28,742.3 31,710.2 32,736.9 29,911.0 26,268.9 23,803.9 26,458.9 25,314.4 25,093.6 24,706.7 22,053.2 23,129.2 23,435.4 18,097.8 20,593.2 22,638.0 24,438.3 28,334.4 27,550.2 25,924.9 26,762.2 27,942.1 27,000.6 26,711.1 24,807.5 27,209.7 30,496.2 2,754.4 3,104.6 3,449.2 3,620.3 3,581.9 3,268.4 2,538.8 3,800.5 3,918.8 4,110.0 4,626.2 4,267.4 5,105.3 5,198.0 $ 5,960.2 $ 7,685.6 $ 5,836.5 $ 5,003.4 $ 2,968.3 $ 1,455.1 $ 1,445.4 $ 3,211.4 $ 1,426.0 $ 2,144.9 $ 2,970.6 $ 3,523.4 $ 2,936.6 $ 4,548.1 1.36% 1.23% 1.17% 0.74% -0.14% -3.04% -1.57% 0.36% 0.40% 0.68% 1.65% -0.89% 2.54% 0.58% 19.30% 17.60% 17.12% 9.73% -2.08% -44.47% -32.95% 4.37% 4.01% 6.37% 14.43% -7.04% 19.16% 4.07% $ 17.36 $ 17.95 $ 19.78 $ 12.41 $ (2.73) $ (45.51) $ 2.39 $ (0.62) $ 1.44 $ 2.36 $ 5.80 $ (3.08) $ 8.66 $ 2.06 17.36 17.92 19.74 12.41 (2.73) (45.51) 2.39 (0.62) 1.44 2.35 5.78 (3.08) 8.65 2.06 5.05 6.20 6.40 6.40 6.40 4.80 0.20 — — — — — 0.30 0.60 96.60 109.45 118.22 123.18 121.24 63.29 38.91 36.67 37.71 39.35 44.26 40.76 48.79 49.60 224.25 288.30 211.50 179.50 106.00 51.60 22.60 31.40 13.90 20.79 28.73 34.05 28.34 43.82 62% 55% 53% 52% 59% 64% 65% 74% 74% 73% 72% 80% 75% 75% 36% 43% 45% 45% 38% 33% 32% 23% 23% 24% 25% 17% 22% 23% 2% 2% 2% 3% 3% 3% 3% 3% 3% 3% 3% 3% 3% 2% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 193 192 194 191 196 179 173 185 183 175 171 168 173 171 8 8 8 8 8 8 8 8 9 9 9 9 9 9 97 128 136 142 147 139 101 96 94 92 90 47 50 51 298 328 338 341 351 326 282 289 286 276 270 224 232 231 181 183 212 158 134 2 129 114 4 43 43 49 52 51 9 18 18 17 15 12 12 10 10 10 10 9 9 9 9 11 15 14 11 24 22 32 30 33 32 32 32 33 36 37 37 38 25 24 17 8 9 12 12 13 7 6 6 4 4 3 3 3 2 4 5 6 6 6 5 2 2 2 2 2 1 1 1 1 1 1 1 2 2 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 5 5 5 7 9 9 9 431 421 351 292 280 97 61 55 58 59 59 46 46 37 729 749 689 633 631 423 343 344 344 335 329 270 278 268 557 568 583 605 615 605 571 624 613 597 599 602 622 635 57 59 61 65 69 74 77 17 20 20 22 21 21 20 129 163 181 192 187 176 136 138 135 134 132 83 87 101 743 790 825 862 871 855 784 779 768 751 753 706 730 756 255.7 568.5 625.9 690.2 772.7 849.4 804.1 381.6 410.4 420.4 425.4 438.4 465.0 523.5 138.5 133.9 140.3 150.0 175.2 202.2 191.7 11,474 12,139 13,210 12,508 12,303 10,587 9,407 8,277 8,329 8,072 8,059 7,752 7,810 7,828 1 Los datos de las acciones comunes han sido ajustados por las divisiones en acciones y la división de acciones a la inversa realizada en mayo 2012. 2 Desde el 1981 hasta el 2003, las transacciones electrónicas incluyen transacciones ACH, Pago Directo, TelePago Popular, Banca por Internet y transacciones por la Red ATH en Puerto Rico. Desde el 2004 hasta el 2009, estos números incluyen el total de transacciones por la Red ATH en República Dominicana, Costa Rica, El Salvador y Estados Unidos, transacciones de facturación médica, transferencias cablegráficas y otros pagos electrónicos además de lo previamente señalado. A partir del 2010, esta cifra incluye solamente las transacciones realizadas por los clientes de Popular, Inc. y excluye las transacciones procesadas por EVERTEC para otros clientes. 3 A partir del 2010, luego de la venta de EVERTEC, la subsidiaria de tecnologĺa de Popular, Inc., no se procesan efectos electrónicos. 11

POPULAR, INC. GERENCIA Y JUNTA DE DIRECTORES EQUIPO GERENCIAL EJECUTIVO RICHARD L. CARRIÓN IGNACIO ALVAREZ CAMILLE BURCKHART Presidente de la Presidente y Principal Oficial Vicepresidenta Ejecutiva y Junta de Directores y de Operaciones Popular, Inc. Principal Oficial de Informática Principal Oficial Ejecutivo y Banco Popular de Puerto Rico y Estrategia Digital Popular, Inc. Presidente Grupo de Innovación, Popular Community Bank Tecnologĺa y Operaciones Popular, Inc. MANUEL A. CHINEA JAVIER D. FERRER JUAN O. GUERRERO Vicepresidente Ejecutivo Vicepresidente Ejecutivo, Vicepresidente Ejecutivo Popular, Inc. Principal Oficial Legal y Grupo de Servicios Principal Oficial de Operaciones Secretario Corporativo Financieros y Seguros Popular Community Bank Grupo de Consejerĺa General Banco Popular de Puerto Rico y Asuntos Corporativos Popular, Inc. GILBERTO MONZÓN EDUARDO J. NEGRÓN NÉSTOR O. RIVERA Vicepresidente Ejecutivo Vicepresidente Ejecutivo Vicepresidente Ejecutivo Grupo de Crédito a Individuo Grupo de Administración Grupo de Banca Individual Banco Popular de Puerto Rico Popular, Inc. Banco Popular de Puerto Rico ELI S. SEPÚLVEDA LIDIO V. SORIANO CARLOS J. VÁZQUEZ Vicepresidente Ejecutivo Vicepresidente Ejecutivo y Vicepresidente Ejecutivo y Grupo de Crédito Comercial Principal Oficial de Riesgo Principal Oficial Financiero Banco Popular de Puerto Rico Grupo Corporativo de Popular, Inc. Manejo de Riesgo Popular, Inc. JUNTA DE DIRECTORES RICHARD L. CARRIÓN JOAQUÍN E. BACARDÍ, III ALEJANDRO M. BALLESTER Presidente de la Inversionista Privado Presidente Junta de Directores y Ballester Hermanos, Inc. Principal Oficial Ejecutivo Popular, Inc. JOHN W. DIERCKSEN MARÍA LUISA FERRÉ DAVID E. GOEL Principal Presidenta y Principal Socio Gerente General Greycrest, LLC Oficial Ejecutiva Matrix Capital Management Grupo Ferré Rangel Company, LP C. KIM GOODWIN WILLIAM J. TEUBER JR. CARLOS A. UNANUE Inversionista Privada Inversionista Privado Presidente Goya de Puerto Rico 12

P.O. BOX 362708 | SAN JUAN, PUERTO RICO 00936-2708

Financial Review and

Supplementary Information

Management’s Discussion and

Analysis of Financial Condition

and Results of Operations

Forward-Looking Statements	3

Overview	4

Critical Accounting Policies / Estimates	10

Statement of Operations Analysis	18

Net Interest Income	18

Provision for Loan Losses	23

Non-Interest Income	24

Operating Expenses	25

Income Taxes	26

Fourth Quarter Results	26

Reportable Segment Results	27

Statement of Financial Condition Analysis	31

Assets	31

Liabilities	34

Stockholders’ Equity	36

Regulatory Capital	36

Off-Balance Sheet Arrangements and Other Commitments	38

Contractual Obligations and Commercial Commitments	38

Risk Management	40

Risk Management Framework	40

Market / Interest Rate Risk	42

Liquidity	49

Credit Risk	55

Enterprise Risk and Operational Risk Management	78

Adoption of New Accounting Standards and Issued But Not Yet Effective Accounting Standards	78

Adjusted net income – Non-GAAP Financial Measure	79

Statistical Summaries

Statements of Financial Condition	82

Statements of Operations	83

Average Balance Sheet and Summary of Net Interest Income	84

Quarterly Financial Data	86

The following Management’s Discussion and Analysis (“MD&A”) provides information which management believes is necessary for understanding the financial performance of Popular, Inc. and its subsidiaries (the “Corporation” or “Popular”). All accompanying tables, consolidated financial statements, and corresponding notes included in this “Financial Review and Supplementary Information - 2016 Annual Report” (“the report”) should be considered an integral part of this MD&A.

FORWARD-LOOKING STATEMENTS

The information included in this report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to Popular, Inc’s (“Popular”, the “Corporation”, “we”, “us”, “our”) financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the anticipated impacts of our acquisition of certain assets and deposits (other than certain brokered deposits) of Doral Bank from the Federal Deposit Insurance Corporation (“FDIC”) as receiver, and the effect of legal proceedings and new accounting standards on the Corporation’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “continues”, “expect”, “estimate”, “intend”, “project” and similar expressions and future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may” or similar expressions are generally intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance are based on management’s current expectations and, by their nature, involve certain risks, uncertainties, estimates and assumptions by management that are difficult to predict. Various factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the rate of growth in the economy and employment levels, as well as general business and economic conditions in the geographic areas we serve; the impact of the Commonwealth of Puerto Rico’s fiscal crisis, and the measures taken and to be taken by the Puerto Rico Government and the Federally-appointed oversight board, on the economy, our customers and our business; the impact of the actions to be taken to address Puerto Rico’s fiscal crisis on the value of our portfolio of Puerto Rico government securities and loans to governmental entities, and the possibility that these actions may result in credit losses that are higher than currently expected; changes in interest rates, as well as the magnitude of such changes; the fiscal and monetary policies of the federal government and its agencies; changes in federal bank regulatory and supervisory policies, including required levels of capital and the impact of proposed capital standards on our capital ratios; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Financial Reform Act) on the Corporation’s businesses, business practices and costs of operations; regulatory approvals that may be necessary to undertake certain actions or consummate strategic transactions such as acquisitions and dispositions; the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; the performance of the stock and bond markets; competition in the financial services industry; additional FDIC assessments; and possible legislative, tax or regulatory changes; a failure in or breach of our operational or security systems or infrastructure, including that of EVERTEC, Inc. our provider of core financial transaction processing and information technology services, as a result of cyber attacks or otherwise; and risks related to the Doral transaction, including our ability to maintain customer relationships and risks associated with the limited amount of diligence able to be conducted by a buyer in an FDIC transaction. Other possible events or factors that could cause results or performance to differ materially from those expressed in these forward-looking statements include the following: negative economic conditions that adversely affect the housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of non-performing assets, charge-offs and provision expense; changes in interest rates and market liquidity which may reduce interest margins, impact funding sources and affect our ability to originate and distribute financial products in the primary and secondary markets; changes in market rates and prices which may adversely impact the value of financial assets and liabilities; liabilities resulting from litigation and regulatory investigations; changes in accounting standards, rules and interpretations; our ability to grow our core businesses; decisions to downsize, sell or close units or otherwise change our business mix; and management’s ability to identify and manage these and other risks. Moreover, the outcome of legal proceedings, as discussed in “Part I, Item 3. Legal Proceedings”, is inherently uncertain and depends on judicial interpretations of law and the findings of regulators, judges and juries.

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

The description of the Corporation’s business and risk factors contained in Item 1 and 1A of its Form 10-K for the year ended December 31, 2016 discusses additional information about the business of the Corporation and the material risk factors that, in addition to the other information in this report, readers should consider.

OVERVIEW

The Corporation is a diversified, publicly-owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the United States (“U.S.”) mainland, and the U.S. and British Virgin Islands. In Puerto Rico, the Corporation provides retail, mortgage and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as investment banking, broker-dealer, auto and equipment leasing and financing, and insurance services through specialized subsidiaries. The Corporation’s mortgage origination business is conducted under the brand name Popular Mortgage, a division of BPPR. In the U.S. mainland, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN. The BPNA franchise operates under the brand name of Popular Community Bank. BPNA focuses efforts and resources on the core community banking business. BPNA operates branches in New York, New Jersey and Southern Florida. E-LOAN markets deposit accounts under its name for the benefit of BPNA. Note 42 to the consolidated financial statements presents information about the Corporation’s business segments.

The Corporation has several investments which it accounts for under the equity method. These include the 16.05% interest in EVERTEC, a 15.84% interest in Centro Financiero BHD Leon, S.A. (“BHD Leon”), a 24.9% interest in PR Asset Portfolio 2013-1 International, LLC and a 24.9% interest in PRLP 2011 Holdings LLP, among other investments in limited partnerships which mainly hold investment securities. EVERTEC provides transaction processing services throughout the Caribbean and Latin America, including servicing many of the Corporation’s systems infrastructure and transaction processing businesses. BHD León is a diversified financial services institution operating in the Dominican Republic. PR Asset Portfolio 2013-1 International, LLC is a joint venture to which the Corporation sold construction and commercial loans and commercial and residential real estate owned assets, most of which were non-performing, with a fair value of $306 million during the year 2013. PRLP 2011 Holdings LLP is a joint venture to which the Corporation sold construction and commercial loans, most of which were non-performing, with a fair value of $148 million during the year 2011. For the year ended December 31, 2016, the Corporation recorded approximately $31.3 million in earnings from these investments on an aggregate basis. The carrying amounts of these investments as of December 31, 2016 were $218.1 million. Refer to Note 18 to the consolidated financial statements for additional information of the Corporation’s investments under the equity method.

Significant events

Completed sale of non-performing assets

During the year ended December 31, 2016, the Corporation completed the sale of commercial and construction loans with a carrying value of approximately $100 million and other real estate owned (“OREO”) with a carrying value of $9 million acquired in 2010 from the FDIC as receiver for Westernbank (“Westernbank” or “WB”). The sale resulted in a net benefit before taxes of approximately $8 million from the sale of the loans and a loss of $5.1 million from the sale of OREOs.

Review board decisions related to the arbitration with the FDIC

During the third and fourth quarters of 2016, the review board hearing several of the arbitration claims submitted by BPPR issued final arbitration decisions denying BPPR’s request for reimbursement for shared loss claims that were subject to the disputes between BPPR and the Federal Deposit Insurance Corporation (“FDIC”), as receiver, under the commercial loss share agreement entered into in connection with the WB FDIC-assisted transaction. As a result, the Corporation recorded a pre-tax charge of $171.8 million in connection with unreimbursed losses considered in the arbitration proceedings, the related adjustment to the true-up obligation owed to the FDIC at the end of the loss-share agreements in 2020 and recoveries previously incorporated in the net damages claimed in the arbitration.

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

Table 1 - Selected Financial Data

	Years ended December 31,
(Dollars in thousands, except per common share data)	2016	2015	2014	2013	2012
CONDENSED STATEMENTS OF OPERATIONS
Interest income	$1,634,573	$1,603,014	$1,633,543	$1,647,940	$1,644,386
Interest expense	212,518	194,031	688,471	303,366	362,759

Net interest income	1,422,055	1,408,983	945,072	1,344,574	1,281,627

Provision for loan losses:
Non-covered loans	171,126	217,458	223,999	536,710	322,234
Covered loans	(1,110)	24,020	46,135	69,396	74,839
Non-interest income	297,936	519,541	386,515	791,013	511,489
Operating expenses	1,255,635	1,288,221	1,193,684	1,221,990	1,214,989
Income tax (benefit) expense	78,784	(495,172)	58,279	(251,327)	(26,403)

Income (loss) from continuing operations	215,556	893,997	(190,510)	558,818	207,457
Income (loss) from discontinued operations, net of tax	1,135	1,347	(122,980)	40,509	37,818

Net income (loss)	$216,691	$895,344	$(313,490)	$599,327	$245,275

Net income (loss) applicable to common stock	$212,968	$891,621	$(317,213)	$595,604	$241,552

PER COMMON SHARE DATA
Net income (loss):
Basic:
From continuing operations	$2.05	$8.65	$(1.88)	$5.41	$1.99
From discontinued operations	0.01	0.01	(1.20)	0.39	0.37

Total	$2.06	$8.66	$(3.08)	$5.80	$2.36

Diluted:
From continuing operations	$2.05	$8.64	$(1.88)	$5.39	$1.98
From discontinued operations	0.01	0.01	(1.20)	0.39	0.37

Total	$2.06	$8.65	$(3.08)	$5.78	$2.35

Dividends declared	$0.60	$0.30	$—	$—	$—
Common equity per share	49.60	48.79	40.76	44.26	39.35
Market value per common share	43.82	28.34	34.05	28.73	20.79
Outstanding shares:
Average - basic	103,275,264	102,967,186	102,848,792	102,693,685	102,429,755
Average - assuming dilution	103,377,283	103,124,309	102,848,792	103,061,475	102,653,610
End of period	103,790,932	103,618,976	103,476,847	103,397,699	103,169,806
AVERAGE BALANCES
Net loans[1]	$23,062,242	$23,045,308	$22,366,750	$22,799,878	$22,786,545
Earning assets	33,713,158	31,451,081	29,897,273	29,741,099	29,510,753
Total assets	37,613,742	35,186,305	35,181,857	36,266,993	36,264,031
Deposits	29,066,010	26,778,582	24,647,355	24,571,382	24,702,622
Borrowings	2,339,399	2,757,334	3,514,203	4,291,861	4,414,483
Total stockholders’ equity	5,278,477	4,704,862	4,555,752	4,176,349	3,843,652
PERIOD END BALANCE
Net loans[1]	$23,435,446	$23,129,230	$22,053,217	$24,706,719	$25,093,632
Allowance for loan losses	540,651	537,111	601,792	640,555	730,607
Earning assets	34,861,193	31,717,124	29,594,365	31,521,963	31,906,198
Total assets	38,661,609	35,761,733	33,086,771	35,748,752	36,506,911
Deposits	30,496,224	27,209,723	24,807,535	26,711,145	27,000,613
Borrowings	2,055,477	2,425,853	2,994,761	3,644,665	4,430,049
Total stockholders’ equity	5,197,957	5,105,324	4,267,382	4,626,150	4,110,000
SELECTED RATIOS
Net interest margin (taxable equivalent basis)[2]	4.48%	4.74%	3.45%	4.73%	4.47%
Return on average total assets	0.58	2.54	(0.89)	1.65	0.68
Return on average common stockholders’ equity	4.07	19.16	(7.04)	14.43	6.37
Tier I Capital to risk-adjusted assets	16.48	16.21	18.13	19.15	17.35
Total Capital to risk-adjusted assets	19.48	18.78	19.41	20.42	18.63

[1]	Includes loans held-for-sale and covered loans.
[2]	Net interest margin for the year ended December 31, 2014 includes the impact of the cost associated with the refinancing of structured repos at BPNA and the accelerated amortization of the discount related to the TARP funds amounting to $39.2 million and $414.1 million, respectively. Refer additional information on the Net Interest Income section of this MD&A and to the reconciliation in Table 6.

Adjusted results of operations – Non-GAAP financial measure

Adjusted net income

The Corporation prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (“U.S. GAAP” or the “reported basis”). In addition to analyzing the Corporation’s results on a reported basis, management monitors Adjusted net income of the Corporation and excludes the impact of certain transactions on the results of its operations. Management believes that Adjusted net income provides meaningful information about the underlying performance of the Corporation’s ongoing operations. Adjusted net income is a non-GAAP financial measure. Refer to tables 46 to 48 for a reconciliation of net income to Adjusted net income for the years ended December 31, 2016, 2015 and 2014.

Net interest income on a taxable equivalent basis

Net interest income, on a taxable equivalent basis, is presented with its different components on Tables 5 and 6 for the years ended December 31, 2016 as compared with the same periods in 2015 and 2014, segregated by major categories of interest earning assets and interest bearing liabilities.

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

Financial highlights for the year ended December 31, 2016

The Corporation’s net income for the year ended December 31, 2016 amounted to $216.7 million, compared to a net income of $895.3 million and a net loss of $313.5 million, for 2015 and 2014, respectively. For the year 2016, the Corporation’s results include the impact of two unfavorable arbitration review board decisions in disputes with the FDIC, which resulted in a pre-tax charge of $171.8 million related to unreimbursed losses considered in the arbitrations, the related adjustment to the true-up obligation owed to the FDIC at the end of the loss-share agreements in 2020 and recoveries previously incorporated in the net damages claimed in the arbitration.

Net income from continuing operations for the year ended December 31, 2015 include $18.4 million in restructuring charges related to the U.S. operations; the impact of $17.9 million of net expenses associated with the acquisition in 2015, of certain assets and assumption of non-brokered deposits of Doral Bank from the FDIC, as receiver (the “Doral Bank Transaction”); an other-than-temporary impairment charge of $14.4 million on the portfolio of Puerto Rico government investment securities; a write-down of the FDIC indemnification asset of $10.9 million; a fair value gain of $4.4 million associated with a portfolio of mortgage servicing rights (“MSRs”) acquired in connection with a backup servicing agreement; losses on proposed bulk sales of loans acquired from Westernbank of $15.2 million; a loss of $5.9 million from a bulk sale of non-covered loans; a net loss of $4.4 million on a bulk sale of covered OREOs completed during the year and a partial reversal of the valuation allowance on its deferred tax assets from its U.S. operations for approximately $589.0 million.

Net loss from continuing operations for the year ended December 31, 2014 was $190.5 million. The continuing operations for the year 2014 reflect a $414.1 million expense related to the amortization of the discount associated with the TARP funds which were repaid during 2014; a positive adjustment of $12.5 million in the amortization of the FDIC indemnification asset to reverse the impact of accelerated amortization expense recorded in prior periods; and the impact of the BPNA reorganization which included losses on bulk sales of non-performing assets totalling $11.1 million, a $39.8 million expense related to the refinancing of structured repos and restructuring charges of $26.7 million. In addition, during 2014 the Corporation recorded an income tax expense of $20.0 million related to the change in the capital gains tax rate in Puerto Rico from 15% to 20% and a $8.0 million charge to record a valuation allowance on the deferred tax asset at the holding company, offset by an income tax benefit of $23.4 million resulting from the Closing Agreement with the PR Treasury Department related to the treatment of certain charge-offs for the loans acquired from Westernbank.

For the year 2014, the Corporation’s results reflected a net loss from discontinued operations of $123.0 million, which include a goodwill impairment charge of $186.5 million and the net gain on the sale of the U.S. regional operations amounting to $33.8 million.

Excluding the impact of the above mentioned transactions, detailed in Tables 46 and 47, the Adjusted net income from continuing operations for the year ended December 31, 2016 was $358.1 million, compared to $374.8 million for 2015 and $300.7 million for 2014. Refer to Tables 46 through 48 for the reconciliation to the Adjusted net income.

On April 30, 2010, BPPR acquired certain assets and assumed certain liabilities of Westernbank from the FDIC in an assisted transaction. Table 2 provides a summary of the gross revenues derived from the assets acquired in the FDIC-assisted transaction during 2016, 2015 and 2014.

Table 2 - Financial Information - Westernbank FDIC-Assisted Transaction

	Years ended December 31,
(In thousands)	2016	2015	2014
Interest income on WB loans	$175,207	$208,779	$293,610

FDIC loss share (expense) income :
Amortization of loss share indemnification asset	(10,201)	(66,238)	(189,959)
Reversal of accelerated amortization in prior periods	—	—	12,492
80% mirror accounting on credit impairment losses[1]	(239)	15,658	32,038
80% mirror accounting on reimbursable expenses	8,433	73,205	58,117
80% mirror accounting on recoveries on covered assets, including rental income on OREOs, subject to reimbursement to the FDIC	(31,338)	(13,836)	(13,124)
Change in true-up payment obligation	(33,413)	9,559	(1,791)
Arbitration decision charge	(136,197)	—	—
Other	(4,824)	1,714	(797)

Total FDIC loss share (expense) income	(207,779)	20,062	(103,024)

Total (expenses) revenues	(32,572)	228,841	190,586

Provision (reversal) for loan losses	(3,318)	54,113	46,135

Total (expenses) revenues less provision (reversal) for loan losses	$(29,254)	$174,728	$144,451

[1]	Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Average balances

	Years ended December 31,
(In millions)	2016	2015	2014
Loans	$1,949	$2,333	$2,771
FDIC loss share asset	191	362	748

Interest income on Westernbank loans for the year 2016 amounted to $ 175 million versus $ 209 million in 2015, reflecting a yield of 8.99% versus 8.95%, for each year, respectively. Interest income on this portfolio, due to its nature, should continue to decline as scheduled payments are received and workout arrangements are made.

The FDIC loss share reflected an expense of $ 208 million for 2016, compared to an income of $ 20 million for 2015. During 2016, the Corporation recorded a $136 million write-down to the indemnification asset related to the arbitration decision. Refer to the Non-Interest Income section of this MD&A for additional information on the FDIC loss share (expense) income.

Although an increase in cash flows increases the accretable yield to be recognized over the life of the loans, it also has the effect of lowering the realizable value of the loss share asset since the Corporation would receive lower FDIC payments under the loss share agreements. This is reflected in the amortization of the loss share asset.

The discussion that follows provides highlights of the Corporation’s results of operations for the year ended December 31, 2016 compared to the results of operations of 2015. It also provides some highlights with respect to the Corporation’s financial condition, credit quality, capital and liquidity. Table 3 presents a five-year summary of the components of net income (loss) as a percentage of average total assets.

Table 3 - Components of Net Income (Loss) as a Percentage of Average Total Assets

	2016	2015	2014	2013	2012
Net interest income	3.78%	4.00%	2.69%	3.71%	3.54%
Provision for loan losses	(0.45)	(0.69)	(0.77)	(1.67)	(1.10)
Mortgage banking activities	0.15	0.23	0.09	0.21	0.23
Net gain and valuation adjustments on investment securities	—	—	—	0.02	—
Other-than-temporary impairment losses on investment securities	—	(0.04)	—	—	—
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	0.02	—	0.12	(0.15)	(0.08)
Adjustments (expense) to indemnity reserves	(0.05)	(0.05)	(0.12)	(0.10)	(0.06)
Trading account (loss) profit	—	(0.01)	0.01	(0.04)	0.01
FDIC loss share (expense) income	(0.55)	0.06	(0.29)	(0.23)	(0.15)
Other non-interest income	1.22	1.29	1.29	2.47	1.46

Total net interest income and non-interest income, net of provision for loan losses	4.12	4.79	3.02	4.22	3.85
Operating expenses	(3.34)	(3.66)	(3.39)	(3.37)	(3.34)

Income (loss) from continuing operations before income tax	0.78	1.13	(0.37)	0.85	0.51
Income tax expense (benefit)	0.20	(1.41)	0.17	(0.69)	(0.07)

Income (loss) from continuing operations	0.58	2.54	(0.54)	1.54	0.58
(Loss) income from discontinued operations, net of tax	—	—	(0.35)	0.11	0.10

Net income (loss)	0.58%	2.54%	(0.89)%	1.65%	0.68%

Net interest income from the continuing business for the year ended December 31, 2016 was $1.4 billion, an increase of $13.1 million when compared to 2015. On a taxable equivalent basis, net interest income increased by $17.4 million. Net interest margin decreased by 26 basis points to 4.22% in 2016, compared to 4.48% in 2015 mainly due to the mix in the assets composition. On a taxable equivalent basis, net interest margin was 4.48% in 2016, compared to 4.74% in 2015. Refer to the Net Interest Income section of this MD&A for additional information.

The Corporation’s total provision for loan losses (including covered and non-covered loans) totaled $170.0 million for the year ended December 31, 2016, compared with $241.5 million for 2015 and $270.1 million for 2014. The decrease in the provision was due to lower net charge-offs in Puerto Rico and lower provision for the Westernbank portfolio, partially offset by a higher provision in the U.S. due to portfolio growth and higher net charge-offs. The provision for loan losses for the non-covered loan portfolio totaled $171.1 million for the year ended December 31, 2016, compared to $217.5 million for the year ended December 31, 2015, a decrease of $46.4 million, driven by the reclassification of certain loans from covered to non-covered on July 1, 2015.

Non-performing assets, excluding covered loans and OREO, at December 31, 2016 were $738 million, a decrease of $64 million when compared with December 31, 2015. The decrease was mainly in the non-performing loans (“NPLs”) held-for-sale by $45 million, mostly related to the sale of the Puerto Rico Electric Power Authority (“PREPA”) loan transferred to held-for-sale in the second quarter of 2015. Non-performing loans held-in-portfolio at December 31, 2016 decreased by $44 million when compared against December 31, 2015, mostly driven by lower mortgage and commercial NPLs of $22 million and $18 million, respectively. These reductions were offset in part by higher OREOs of $25 million at December 31, 2016 versus December 31, 2015.

Refer to the Provision for Loan Losses and Credit Risk sections of this MD&A for information on the allowance for loan losses, non-performing assets, troubled debt restructurings, net charge-offs and credit quality metrics.

Non-interest income for the year ended December 31, 2016 amounted to $297.9 million, a decrease of $221.6 million, when compared with 2015. The decline reflects the impact of the $136.2 million write-down to the FDIC indemnification asset related to the FDIC arbitration decisions and an unfavorable change in the related true-up payment obligation to the FDIC, which reflects the impact of the arbitration decision as well as other commercial loss share agreement adjustments. Mortgage banking activities declined by $25.3 million during 2016, while other-than-temporary impairment losses declined by $14.2 million for 2016 mainly due to the $14.4 million charge related to P.R. Government securities portfolios recorded in 2015.

Refer to the Non-Interest Income section of this MD&A for additional information on the major variances of the different categories of non-interest income.

Total operating expenses for the year 2016 amounted to $1.3 billion, a decrease of $32.6 million. The decline was principally due to lower OREO expenses of $38.4 million, due to a $22.0 million loss on the bulk sale completed in 2015 and lower BPNA restructuring charges by $18.4 million, partially offset by higher personnel costs and professional fees. Refer to the Operating Expenses section of this MD&A for additional information.

Income tax expense amounted to $78.8 million for the year ended December 31, 2016, compared with an income tax benefit of $495.2 million for the previous year. The unfavorable variance in income tax was primarily due to a tax benefit of $589.0 million recorded during the year 2015 as a result of the partial reversal of the valuation allowance on the Corporation’s deferred tax asset from its U.S. operations. Refer to the Income Taxes section in this MD&A and Note 40 to the consolidated financial statements for additional information on income taxes.

At December 31, 2016, the Corporation’s total assets were $38.7 billion, compared with $35.8 billion at December 31, 2015, an increase of $2.9 billion, or 8%. The increase is mainly driven by an increase in the Corporation’s money market investments of $0.7 billion and investment securities available-for-sale by $2.1 billion driven by the increase in liquidity resulting from higher deposits balances. The total loan portfolio increased by $0.3 billion due mainly to growth at BPNA, partially offset by lower mortgage loans originations at BPPR and the run-off of the WB portfolio, including the bulk sale of WB loans with a carrying value of approximately $100 million. The balance of the FDIC indemnification asset declined by $0.2 billion driven by the $136.2 million write-down from the unfavorable FDIC arbitration decisions, as mentioned above.

Deposits amounted to $30.5 billion at December 31, 2016, compared with $27.2 billion at December 31, 2015. Table 15 presents a breakdown of deposits by major categories. The increase in deposits was mainly from the Puerto Rico public sector and commercial deposits. The Corporation’s borrowings amounted to $2.1 billion at December 31, 2016, compared with $2.4 billion at December 31, 2015. The decrease in borrowings was mainly due to a net decrease in repurchase agreements, principally at BPPR.

Refer to Table 14 in the Statement of Financial Condition Analysis section of this MD&A for the percentage allocation of the composition of the Corporation’s financing to total assets.

Stockholders’ equity totaled $5.2 billion at December 31, 2016, compared with $5.1 billion at December 31, 2015. The Corporation continues to be well-capitalized at December 31, 2016. The Common Equity Tier 1 Capital ratio at December 31, 2016 was 16.49%, compared to 16.21% at December 31, 2015.

In summary, during 2016, the Corporation improved credit quality, delivered strong business performance in Puerto Rico, improved the results of its operations in the United States, and further solidified its capital position. The Corporation also continued to benefit from its stake in EVERTEC and BHD León, the second largest bank in the Dominican Republic.

Moving forward, the Corporation will continue to execute initiatives along its strategic focus areas: asset acquisition and business growth, technology and innovation, and organizational excellence. We will pursue opportunities to grow selected businesses organically or through acquisitions, leverage our technology to drive efficiencies and enhance our customers’ experience and further strengthen our organization to ensure strong, sustainable results in the future.

For further discussion of operating results, financial condition and business risks refer to the narrative and tables included herein.

The shares of the Corporation’s common stock are traded on the NASDAQ Global Select Market under the symbol BPOP. Table 4 shows the Corporation’s common stock performance on a quarterly basis during the last five years.

Table 4 - Common Stock Performance

	Market Price		Cash Dividends Declared per Share	Book Value Per Share	Dividend Yield [1]	Price/ Earnings Ratio		Market/Book Ratio
	High	Low
2016				$49.60	1.87%	21.27	x	88.35%
4th quarter	$44.70	$35.41	$0.15
3rd quarter	39.74	28.00	0.15
2nd quarter	31.34	26.66	0.15
1st quarter	28.80	22.62	0.15
2015				48.79	0.97	3.27		58.09
4th quarter	$32.39	$26.96	$0.15
3rd quarter	31.49	27.19	0.15
2nd quarter	35.45	28.86	—
1st quarter	35.58	30.52	—
2014				40.76	N.M.	(11.06)		83.54
4th quarter	$34.14	$27.34	$—
3rd quarter	34.64	29.44	—
2nd quarter	34.18	28.93	—
1st quarter	31.50	25.50	—
2013				44.26	N.M.	4.95		64.91
4th quarter	$29.17	$24.07	$—
3rd quarter	34.20	26.25	—
2nd quarter	30.60	26.88	—
1st quarter	28.92	21.70	—
2012				39.35	N.M.	8.85		52.83
4th quarter	$20.90	$17.42	$—
3rd quarter	18.74	13.55	—
2nd quarter	21.20	13.58	—
1st quarter	23.00	14.30	—

[1]	Based on the average high and low market price for the four quarters.

Note: All per share data has been adjusted to retroactively reflect the 1-for-10 reverse stock split effected on May 29, 2012.

N.M. – Not meaningful.

CRITICAL ACCOUNTING POLICIES / ESTIMATES

The accounting and reporting policies followed by the Corporation and its subsidiaries conform with generally accepted accounting principles in the United States of America (“GAAP”) and general practices within the financial services industry. The Corporation’s significant accounting policies are described in detail in Note 2 to the consolidated financial statements and should be read in conjunction with this section.

Critical accounting policies require management to make estimates and assumptions, which involve significant judgment about the effect of matters that are inherently uncertain and that involve a high degree of subjectivity. These estimates are made under facts and circumstances at a point in time and changes in those facts and circumstances could produce actual results that differ from those estimates. The following MD&A section is a summary of what management considers the Corporation’s critical accounting policies and estimates.

Fair Value Measurement of Financial Instruments

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

The Corporation requires the use of observable inputs when available, in order to minimize the use of unobservable inputs to determine fair value. The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. The amount of judgment involved in estimating the fair value of a financial instrument depends upon the availability of quoted market prices or observable market parameters. In addition, it may be affected by other factors such as the type of instrument, the liquidity of the market for the instrument, transparency around the inputs to the valuation, as well as the contractual characteristics of the instrument.

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

Refer to Note 32 to the consolidated financial statements for information on the Corporation’s fair value measurement disclosures required by the applicable accounting standard. At December 31, 2016, approximately $ 8.3 billion, or 98%, of the assets measured at fair value on a recurring basis used market-based or market-derived valuation methodology and, therefore, were classified as Level 2. Level 2 classified instruments, consisted primarily of U.S. Treasury securities, obligations of U.S. Government sponsored entities, obligations of Puerto Rico, States and political subdivisions, most mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”), and derivative instruments.

Broker quotes used for fair value measurements inherently reflect any lack of liquidity in the market since they represent an exit price from the perspective of the market participants. Financial assets that were fair valued using broker quotes amounted to $ 16 million at December 31, 2016, of which $ 6 million were Level 3 assets and $ 10 million were Level 2 assets. Level 3 assets consisted principally of tax-exempt GNMA mortgage-backed securities. Fair value for these securities was based on an internally-prepared matrix derived from local broker quotes. The main input used in the matrix pricing was non-binding local broker quotes obtained from limited trade activity. Therefore, these securities were classified as Level 3.

There were no transfers in and/or out of Level 1, Level 2, or Level 3 for financial instruments measured at fair value on a recurring basis during the years ended December 31, 2016, 2015, and 2014. The Corporation’s policy is to recognize transfers as of the end of the reporting period.

Trading Account Securities and Investment Securities Available-for-Sale

The majority of the values for trading account securities and investment securities available-for-sale are obtained from third-party pricing services and are validated with alternate pricing sources when available. Securities not priced by a secondary pricing source are documented and validated internally according to their significance to the Corporation’s financial statements. Management has established materiality thresholds according to the investment class to monitor and investigate material deviations in prices obtained from the primary pricing service provider and the secondary pricing source used as support for the valuation results. During the year ended December 31, 2016, the Corporation did not adjust any prices obtained from pricing service providers or broker dealers.

Inputs are evaluated to ascertain that they consider current market conditions, including the relative liquidity of the market. When a market quote for a specific security is not available, the pricing service provider generally uses observable data to derive an exit price for the instrument, such as benchmark yield curves and trade data for similar products. To the extent trading data is not available, the pricing service provider relies on specific information including dialogue with brokers, buy side clients, credit ratings, spreads to established benchmarks and transactions on similar securities, to draw correlations based on the characteristics of the evaluated instrument. If for any reason the pricing service provider cannot observe data required to feed its model, it discontinues pricing the instrument. During the year ended December 31, 2016, none of the Corporation’s investment securities were subject to pricing discontinuance by the pricing service providers. The pricing methodology and approach of our primary pricing service providers is concluded to be consistent with the fair value measurement guidance.

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

Refer to Note 32 to the consolidated financial statements for a description of the Corporation’s valuation methodologies used for the assets and liabilities measured at fair value.

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

Refer to the MD&A section titled Credit Risk, particularly the Non-performing assets sub-section, for a detailed description of the Corporation’s non-accruing and charge-off policies by major loan categories.

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

For a detailed description of the principal factors used to determine the general reserves of the allowance for loan losses and for the principal enhancements Management made to its methodology, refer to Note 11.

According to the loan impairment accounting guidance in ASC Section 310-10-35, a loan is impaired when, based on current information and events, it is probable that the principal and/or interest are not going to be collected according to the original contractual terms of the loan agreement. Current information and events include “environmental” factors, e.g. existing industry, geographical, economic and political factors. Probable means the future event or events which will confirm the loss or impairment of the loan is likely to occur. The collateral dependent method is generally used for the impairment determination on commercial and construction loans since the expected realizable value of the loan is based upon the proceeds received from the liquidation of the collateral property. For commercial properties, the “as is” value or the “income approach” value is used depending on the financial condition of the subject borrower and/or the nature of the subject collateral. In most cases, impaired commercial loans do not have reliable or sustainable cash flow to use the discounted cash flow valuation method. As a general rule, the appraisal valuation used by the Corporation for impaired construction loans is based on discounted value to a single purchaser, discounted sell out or “as is” depending on the condition and status of the project and the performance of the same. Appraisals may be adjusted due to their age, property conditions, geographical area or general market conditions. The adjustments applied are based upon internal information, like other appraisals and/or loss severity information that can provide historical trends in the real estate market. Discount rates used may change from time to time based on management’s estimates.

For additional information on the Corporation’s policy of its impaired loans, refer to Note 2. In addition, refer to the Credit Risk section of this MD&A for detailed information on the Corporation’s collateral value estimation for other real estate.

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

A restructuring constitutes a TDR when the Corporation separately concludes that the restructuring constitutes a concession and the debtor is experiencing financial difficulties. For information on the Corporation’s TDR policy, refer to Note 2.

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

The initial valuation of these loans and related indemnification asset required management to make subjective judgments concerning estimates about how the acquired loans would perform in the future using valuation methods, including discounted cash flow analyses and independent third-party appraisals. Factors that may significantly affect the initial valuation included, among others, market-based and industry data related to expected changes in interest rates, assumptions related to probability and severity of credit losses, estimated timing of credit losses including the timing of foreclosure and liquidation of collateral, expected prepayment rates, required or anticipated loan modifications, unfunded loan commitments, the specific terms and provisions of any loss share agreement, and specific industry and market conditions that may impact discount rates and independent third-party appraisals.

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

The FDIC loss share indemnification asset is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold.

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

The amount that the Corporation realizes on the covered loans and related indemnification assets could differ materially from the carrying value reflected in these financial statements, based upon the timing and amount of collections on the acquired loans in future periods. The Corporation’s losses on these assets may be mitigated to the extent covered under the specific terms and provisions of the loss share agreement.

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

For the evaluation of the realization of the deferred tax asset by taxing jurisdiction, refer to Note 40.

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

After consideration of the effect on U.S. federal tax of unrecognized U.S. state tax benefits, the total amount of unrecognized tax benefits, including U.S. and Puerto Rico that, if recognized, would affect the Corporation’s effective tax rate, was approximately $9.0 million at December 31, 2016 ($11.2 million at December 31, 2015). Refer to Note 40 to the consolidated financial statements for further information on this subject matter. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $4.8 million.

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

At December 31, 2016, goodwill amounted to $627 million. Note 19 to the consolidated financial statements provides the assignment of goodwill by reportable segment.

For a detailed description of the annual goodwill impairment evaluation performed by the Corporation during the third quarter of 2016, refer to Note 19.

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

The Corporation periodically reviews its assumption for the long-term expected return on pension plan assets. The Plans’ assets fair value at December 31, 2016 was $697.1 million. The expected return on plan assets is determined by considering various factors, including a total fund return estimate based on a weighted-average of estimated returns for each asset class in the plan. Asset class returns are estimated using current and projected economic and market factors such as real rates of return, inflation, credit spreads, equity risk premiums and excess return expectations.

As part of the review, the Corporation’s independent consulting actuaries performed an analysis of expected returns based on the plan’s asset expected allocation for the year 2017 using the Willis Towers Watson US Expected Return Estimator. This analysis is reviewed by the Corporation and used as a tool to develop expected rates of return, together with other data. This forecast reflects the actuarial firm’s view of expected long-term rates of return for each significant asset class or economic indicator; for example, 8.5% for large cap stocks, 8.8% for small cap stocks, 9.0% for international stocks, 3.9% for aggregate fixed-income securities and 4.4% for long government/credit at January 1, 2017. A range of expected investment returns is developed, and this range relies both on forecasts and on broad-market historical benchmarks for expected returns, correlations, and volatilities for each asset class.

As a consequence of recent reviews, the Corporation decreased its expected return on plan assets for year 2017 to 6.5%. The expected rate of returns of 6.88% and 7.00% had been used for 2016 and 2015, respectively. Since the expected return assumption is on a long-term basis, it is not materially impacted by the yearly fluctuations (either positive or negative) in the actual return on assets.

Pension expense for the Plans amounted to $6.8 million in 2016. The total pension expense included a benefit of $40.6 million for the expected return on assets.

Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2017 from 6.5 % to 6.25% would increase the projected 2017 expense for the Banco Popular de Puerto Rico Retirement Plan, the Corporation’s largest plan, by approximately $1.6 million.

If the projected benefit obligation exceeds the fair value of plan assets, the Corporation shall recognize a liability equal to the unfunded projected benefit obligation and vice versa, if the fair value of plan assets exceeds the projected benefit obligation, the Corporation recognizes an asset equal to the overfunded projected benefit obligation. This asset or liability may result in a taxable or deductible temporary difference and its tax effect shall be recognized as an income tax expense or benefit which shall be allocated to various components of the financial statements, including other comprehensive income. The determination of the fair value of pension plan obligations involves judgment, and any changes in those estimates could impact the Corporation’s consolidated statement of financial condition. Management believes that the fair value estimates of the pension plan assets are reasonable given the valuation methodologies used to measure the investments at fair value as described in Note 32. Also, the compositions of the plan assets are primarily in equity and debt securities, which have readily determinable quoted market prices. The Corporation had recorded a liability for the underfunded pension benefit obligation of $81.5 million at December 31, 2016.

The Corporation uses the spot rate yield curve from the Willis Towers Watson RATE: Link (10/90) Model to discount the expected projected cash flows of the plans. The Corporation used an equivalent single weighted average discount rate of 4.02% for the Banco Popular de Puerto Rico Retirement Plan, 3.98% for the Tax Qualified Retirement Restoration Plan, 3.99% for the Benefit Restoration Plan and 4.10% for the Retiree Health Care Benefit Plan to determine the benefit obligations at December 31, 2016.

A 50 basis point decrease to each of the rates in the December 31, 2016 in the Willis Towers Watson RATE: Link (10/90) Model as of the beginning of 2017 would increase the projected 2017 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2 million. The change would not affect the minimum required contribution to the Plan.

The postretirement health care benefit plan was unfunded (no assets were held by the plan) at December 31, 2016. The Corporation had recorded a liability for the underfunded postretirement benefit obligation of $162.4 million at December 31, 2016 using an equivalent single discount rate of 4.10%. Assumed health care trend rates may have significant effects on the amounts reported for the health care plan. Note 34 to the consolidated financial statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have on specified cost components and the postretirement benefit obligation of the Corporation.

STATEMENT OF OPERATIONS ANALYSIS

Net Interest Income

Net interest income is the difference between the revenue generated from earning assets less the interest cost of funding those assets. Several risk factors might influence net interest income including the economic environment in which we operate, market driven events, changes in volumes, repricing characteristics and the mix of assets and liabilities, as well as strategic decisions made by the Corporation’s management. Net interest income from the continuing business for the year ended December 31, 2016 was $1,422 million compared to $1,409 million in 2015. Net interest income from the continuing business, on a taxable equivalent basis, for the year ended December 31, 2016 was $1,510 million compared to $1,492 million in 2015.

The average key index rates for the years 2014 through 2016 were as follows:

	2016	2015	2014
Prime rate	3.51%	3.26%	3.25%
Fed funds rate	0.39	0.13	0.08
3-month LIBOR	0.74	0.32	0.23
3-month Treasury Bill	0.31	0.04	0.05
10-year Treasury	1.84	2.13	2.53
FNMA 30-year	2.57	2.92	3.41

Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale. Non-accrual loans have been included in the respective average loans and leases categories. Loan fees collected and costs incurred in the origination of loans are deferred and amortized over the term of the loan as an adjustment to interest yield. Prepayment penalties, late fees collected and the amortization of premiums / discounts on purchased loans are also included as part of the loan yield. Interest income for the period ended December 31, 2016 included a favorable impact, excluding the discount accretion on covered loans accounted for under ASC Subtopic 310-30, of $18.3 million, related to those items, compared to a favorable impact of $16.7 million for the same period in 2015. The $1.6 million increase from 2015 to 2016 resulted mainly from the amortization of the discount from the Doral acquired loans.

Table 5 presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2016, as compared with the same period in 2015, segregated by major categories of interest earning assets and interest bearing liabilities. Net interest margin decreased by 26 basis points to 4.22% in 2016, compared to 4.48% in 2015 mainly due to the mix in the assets composition. On a taxable equivalent basis, net interest margin was 4.48% in 2016, compared to 4.74% in 2015. The decline in the net interest margin was mainly attributed to a change in the asset composition, due to the maturity of higher yielding assets, such as WB and consumer loans in P.R., and investment in securities and commercial loans at lower rates. On the liability side higher funding costs related to both a higher volume of public sector deposits in Puerto Rico and retail deposits in the U.S. to finance the asset growth. Net interest income increased by $13.1 million year over year. On a taxable equivalent basis, net interest income increased by $17.4 million. The main reasons for these variances were as follows:

•	Higher volume from money market, trading and investment securities by $2.2 billion due to a higher volume of deposits mainly in Puerto Rico. These assets carry a lower yield when compared to loans, therefore affecting the asset composition and lowering the yield on earning assets;

•	Higher volume from commercial and construction loans driven by loan growth in the U.S.; and

•	Higher income from leases resulting from a higher average volume at the Puerto Rico auto and equipment leasing and financing subsidiary.

These positive variances were partially offset by:

•	Lower volume from WB loans due to normal run-off, partially offset by higher yield as a result of the recast process and loan resolutions;

•	Lower volume from mortgage loans due to lower origination activity in P.R. and accelerated run-off of the mortgage portfolio in the U.S.; and

•	Higher interest expense on deposits driven by increases in the volume of Puerto Rico deposits, mainly government deposits, and higher deposit costs in the U.S. to fund loan growth.

Table 6 presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2015, as compared with the same period in 2014, segregated by major categories of interest earning assets and interest bearing liabilities. The acquisition of Doral assets and liabilities at the end of February 2015 was the most significant event impacting net interest income in 2015. Net interest margin was 4.48% in 2015, compared to 3.16% in 2014. On a taxable equivalent basis, net interest margin 4.74% in 2015, compared to 3.45% in 2014. For the year ended December 31, 2014, the net interest income was impacted by $414.1 million in interest expense charges related to the repayment of TARP funds and $39.2 million interest expense related to the refinancing of structured repos in the U.S. The increases in net interest income and net interest margin were mainly due to:

•	Lower volume by $438 million from WB loans which carried a yield of 8.95% and 10.60% for the year ended December 31, 2015 and 2014, respectively. This portfolio, due to its nature, will continue to decline as scheduled payments are received and workout arrangements are made; and

•	Lower volume of trading account securities due to decreased securitization activity.

These negative variances were partially offset by:

•	Higher volume of earning assets by $1.6 billion mostly related to the assets acquired in the Doral transaction, net of the related liabilities assumed in the transaction and increased volumes in Puerto Rico; and

•	Lower cost of borrowings due to the repayment of TARP funds and the refinancing of U.S. structured repos during 2014, as described above. Also, lower cost of short term borrowings due to maturities that were not substituted due mainly to a higher volume of deposits, both interest and non-interest bearing. Partially offsetting this favorable variance is the issuance in 2014 of $450 million of senior notes at 7%, which were used to partially fund the repayment of TARP.

Table 5 - Analysis of Levels & Yields on a Taxable Equivalent Basis from Continuing Operations (Non-GAAP)

Years ended December 31,

										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2016	2015	Variance	2016	2015	Variance		2016	2015	Variance	Rate	Volume
(In millions)							(In thousands)
$3,104	$2,382	$722	0.53%	0.30%	0.23%	Money market investments	$16,428	$7,243	$9,185	$7,205	$1,980
7,422	5,815	1,607	2.72	2.80	(0.08)	Investment securities	201,955	162,620	39,335	(11,922)	51,257
125	209	(84)	6.58	6.24	0.34	Trading securities	8,243	13,064	(4,821)	677	(5,498)

10,651	8,406	2,245	2.13	2.18	(0.05)	Total money market, investment and trading securities	226,626	182,927	43,699	(4,040)	47,739

						Loans:
9,203	8,705	498	5.08	5.10	(0.02)	Commercial	467,208	444,307	22,901	(2,423)	25,324
726	616	110	5.38	6.00	(0.62)	Construction	39,079	36,939	2,140	(4,040)	6,180
660	589	71	6.71	6.91	(0.20)	Leasing	44,283	40,749	3,534	(1,211)	4,745
6,701	6,978	(277)	5.54	5.39	0.15	Mortgage	371,451	376,308	(4,857)	10,321	(15,178)
3,823	3,824	(1)	10.42	10.37	0.05	Consumer	398,411	396,411	2,000	196	1,804

21,113	20,712	401	6.25	6.25	—	Sub-total loans	1,320,432	1,294,714	25,718	2,843	22,875
1,949	2,333	(384)	8.99	8.95	0.04	WB loans	175,207	208,779	(33,572)	12,088	(45,660)

23,062	23,045	17	6.49	6.52	(0.03)	Total loans	1,495,639	1,503,493	(7,854)	14,931	(22,785)

$33,713	$31,451	$2,262	5.11%	5.36%	(0.25)%	Total earning assets	$1,722,265	$1,686,420	$35,845	$10,891	$24,954

						Interest bearing deposits:
$7,020	$5,447	$1,573	0.39%	0.35%	0.04%	NOW and money market [1]	$27,548	$19,061	$8,487	$4,116	$4,371
7,528	7,027	501	0.24	0.23	0.01	Savings	18,002	16,211	1,791	354	1,437
7,910	8,158	(248)	1.04	0.89	0.15	Time deposits	82,027	72,261	9,766	10,234	(468)

22,458	20,632	1,826	0.57	0.52	0.05	Total deposits	127,577	107,533	20,044	14,704	5,340

763	1,028	(265)	1.02	0.73	0.29	Short-term borrowings	7,812	7,512	300	2,567	(2,267)
1,576	1,729	(153)	4.89	4.57	0.32	Other medium and long-term debt	77,129	78,986	(1,857)	3,036	(4,893)

24,797	23,389	1,408	0.86	0.83	0.03	Total interest bearing liabilities	212,518	194,031	18,487	20,307	(1,820)

6,608	6,147	461				Demand deposits
2,308	1,915	393				Other sources of funds

$33,713	$31,451	$2,262	0.63%	0.62%	0.01%	Total source of funds	212,518	194,031	18,487	20,307	(1,820)

			4.48%	4.74%	(0.26)%	Net interest margin/ income on a taxable equivalent basis (Non-GAAP)	1,509,747	1,492,389	17,358	$(9,416)	$26,774

			4.25%	4.53%	(0.28)%	Net interest spread

						Taxable equivalent adjustment	87,692	83,406	4,286

			4.22%	4.48%	(0.26)%	Net interest margin/ income non-taxable equivalent basis (GAAP)	$1,422,055	$1,408,983	$13,072

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

[1]	Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

Table 6 - Analysis of Levels & Yields on a Taxable Equivalent Basis from Continuing Operations (Non-GAAP)

Years ended December 31,

										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2015	2014	Variance	2015	2014	Variance		2015	2014	Variance	Rate	Volume
(In millions)							(In thousands)
$2,382	$1,305	$1,077	0.30%	0.32%	(0.02)%	Money market investments	$7,243	$4,224	$3,019	$397	$2,622
5,815	5,886	(71)	2.80	2.75	0.05	Investment securities	162,620	162,008	612	(3,358)	3,970
209	340	(131)	6.24	6.16	0.08	Trading securities	13,064	20,914	(7,850)	280	(8,130)

8,406	7,531	875	2.18	2.49	(0.31)	Total money market, investment and trading securities	182,927	187,146	(4,219)	(2,681)	(1,538)

						Loans:
8,705	8,347	358	5.10	5.12	(0.02)	Commercial	444,307	427,314	16,993	(1,290)	18,283
616	199	417	6.00	6.78	(0.78)	Construction	36,939	13,482	23,457	(1,718)	25,175
589	547	42	6.91	7.33	(0.42)	Leasing	40,749	40,135	614	(2,340)	2,954
6,978	6,641	337	5.39	5.40	(0.01)	Mortgage	376,308	358,597	17,711	(472)	18,183
3,824	3,861	(37)	10.37	10.36	0.01	Consumer	396,411	399,941	(3,530)	419	(3,949)

20,712	19,595	1,117	6.25	6.33	(0.08)	Sub-total loans	1,294,714	1,239,469	55,245	(5,401)	60,646
2,333	2,771	(438)	8.95	10.60	(1.65)	WB loans	208,779	293,610	(84,831)	(36,727)	(48,104)

23,045	22,366	679	6.52	6.85	(0.33)	Total loans	1,503,493	1,533,079	(29,586)	(42,128)	12,542

$31,451	$29,897	$1,554	5.36%	5.75%	(0.39)%	Total earning assets	$1,686,420	$1,720,225	$(33,805)	$(44,809)	$11,004

						Interest bearing deposits:
$5,447	$4,825	$622	0.35%	0.32%	0.03%	NOW and money market [1]	$19,061	$15,523	$3,538	$1,608	$1,930
7,027	6,733	294	0.23	0.22	0.01	Savings	16,211	14,664	1,547	856	691
8,158	7,556	602	0.89	0.99	(0.10)	Time deposits	72,261	74,900	(2,639)	(7,065)	4,426

20,632	19,114	1,518	0.52	0.55	(0.03)	Total deposits	107,533	105,087	2,446	(4,601)	7,047

1,028	1,887	(859)	0.73	3.57	(2.84)	Short-term borrowings	7,512	67,376	(59,864)	(38,898)	(20,966)
—	267	(267)	—	170.91	(170.91)	TARP funds	—	456,974	(456,974)	—	(456,974)
1,729	1,360	369	4.57	4.34	0.23	Other medium and long-term debt	78,986	59,034	19,952	710	19,242

23,389	22,628	761	0.83	3.04	(2.21)	Total interest bearing liabilities	194,031	688,471	(494,440)	(42,789)	(451,651)

6,147	5,534	613				Non-interest bearing demand deposits
1,915	1,735	180				Other sources of funds

$31,451	$29,897	$1,554	0.62%	2.30%	(1.68)%	Total source of funds	194,031	688,471	(494,440)	(42,789)	(451,651)

			4.74%	3.45%	1.29%	Net interest margin/income on a taxable equivalent basis (Non-GAAP)	1,492,389	1,031,754	460,635	$(2,020)	$462,655

			4.53%	2.71%	1.82%	Net interest spread

						Taxable equivalent adjustment	83,406	86,682	(3,276)

			4.48%	3.16%	1.32%	Net interest margin/ income non-taxable equivalent basis (GAAP)	$1,408,983	$945,072	$463,911

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

[1]	Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

Provision for Loan Losses

The Corporation’s total provision for loan losses totaled $170.0 million for the year ended December 31, 2016, compared with $241.5 million for 2015 and $270.1 million for 2014. The provision for loan losses for the non-covered loan portfolio totaled $171.1 million for the year ended December 31, 2016, compared to $217.5 million for the year ended December 31, 2015, a decrease of $46.4 million.

The provision for loan losses for the Puerto Rico non-covered portfolio amounted to $155.9 million for the year ended December 31, 2016, compared to $216.8 million for the year ended December 31, 2015. The decrease of $60.9 million was mainly related to lower net charge-offs by $47.9 million and lower provision related to Westernbank loans by $32.3 million. Also, the results for the year 2016 include a recovery of $7.1 million related to the sale of previously charged-off credit cards and personal loans and a $5.4 million positive impact related to the bulk sale of Westernbank loans. These reductions were partially offset by a $9.4 million impact related to the 2016 annual review of the components of the allowance for loan losses. The review of the ALLL methodology in 2015 resulted in a net decrease of $2.6 million for the BPPR segment.

The provision for loan losses for the U.S. operations amounted to $15.3 million for the year ended December 31, 2016, compared to $0.6 million for the year ended December 31, 2015. Higher provision levels were the result of portfolio growth and higher net charge-offs by $5.6 million mostly driven by higher consumer net charge-offs of $3.6 million. The effect of the 2016 annual recalibration was immaterial for BPNA, while the 2015 annual review resulted in a net increase of $0.7 million.

The covered portfolio reflected a reversal of provision of $1.1 million for the year ended December 31, 2016, compared to a provision of $24.0 million for same period of the previous year. The decrease of $25.1 million was mainly due to the reclassification to non-covered loans of the non-single family loans that were previously covered by the commercial loss agreement with the FDIC in the second quarter of 2015. The effect of the annual review of the components of the allowance for loan losses methodology was immaterial for the covered loans portfolio in 2016 and 2015.

The provision for loan losses for the non-covered loan portfolio totaled $217.5 million for the year ended December 31, 2015, compared with $224.0 million for 2014.

The provision for loan losses for the Puerto Rico non-covered portfolio amounted to $216.8 million for the year ended December 31, 2015, compared to $242.8 million for the year ended December 31, 2014. The decrease of $26.0 million was mainly related to the impacts of higher reserves for Puerto Rico’s government exposures, offset by a provision of $30.1 million for Westernbank loans, classified as covered until June 30, 2015, which includes a $15.2 million impairment on loans the Corporation had sold or intended to sell and were subject to the ongoing arbitration with the FDIC at that time. The provision for 2015 also included a $5.8 million impact related to commercial loans sold during the fourth quarter with book value of $34 million. Additionally, the review of the ALLL methodology resulted in a net decrease of $2.6 million for the BPPR segment, compared to a reserve release of $14.9 million in 2014. Net charge-offs increased by $30.7 million from the previous year mostly driven by $31.1 million in commercial charge-offs, most of which were specifically reserved in 2014.

The provision for loan losses for the U.S. operations amounted to $0.6 million for the year ended December 31, 2015 compared to a provision reversal of $18.9 million for the year ended December 31, 2014. Low provision levels were the result of strong credit quality, low levels of net charge-offs during 2015, and the de-risking of the U.S. loan portfolios. The annual review of the ALLL methodology resulted in a net increase of approximately $0.7 million during 2015, compared to a $3.8 million reserve release in 2014. The provision for 2014 included $12.8 million associated with bulk sales of loans.

The provision for the covered portfolio was $24.0 million for the year ended December 31, 2015, compared to $46.1 million for the previous year. The decrease of $22.1 million was mainly due to the reclassification to non-covered loans of the non-single family loans that were previously covered by the commercial loss agreement with the FDIC in the second quarter of 2015. The effect of the aforementioned enhancements to the allowance for loan losses methodology was immaterial for the covered loans portfolio in 2015 and 2014.

Refer to the Credit Risk section of this MD&A for a detailed analysis of net charge-offs, non-performing assets, the allowance for loan losses and selected loan losses statistics.

Non-Interest Income

For the year ended December 31, 2016, non-interest income decreased by $221.6 million when compared with the previous year, principally due to:

•	Unfavorable variance in FDIC loss-share (expense) income of $227.8 million, due to a $136.2 million write-down to the indemnification asset related to the arbitration decision, an unfavorable change in the true-up payment obligation which includes the impact of $17.8 million related to the arbitration decision as well as other commercial loss share agreement adjustments. In addition, there were lower mirror accounting on reimbursable expenses and credit impairment losses, partially offset by lower amortization of the indemnification asset. Refer to Table 2 for a breakdown of FDIC loss share (expense) income by major categories; and

•	Lower income from mortgage banking activities by $25.3 million mainly due to an unfavorable variance in the valuation adjustment on mortgage servicing rights and lower gains on securitization transactions. Refer to Note 13 for additional details on mortgage banking activities;

These negative variances were partially offset by the following:

•	Lower other-than-temporary impairment losses on investment securities by $14.2 million due to the charge recorded during the second quarter of 2015 on the portfolio of Puerto Rico government investment securities available-for-sale of $14.4 million;

•	Favorable variance in trading account (loss) profit of $3.9 million principally resulting from favorable fair value adjustments of P.R. municipal bonds;

•	Higher net gain on sale of loans by $7.7 million as a result of the gain on the sale of a non-accrual public sector loan during the third quarter of 2016; and

•	Higher other operating income by $3.1 million principally due to higher aggregated net earnings from investments under the equity method, partially offset by an unfavorable variance in the fair value adjustments on a contingent consideration at the insurance agency business.

For the year ended December 31, 2015, non-interest income increased by $133.0 million when compared with the previous year, mainly due to:

•	Favorable variance in FDIC loss share (expense) income of $123.1 million, principally due to lower amortization of the indemnification asset, higher mirror accounting on reimbursable expenses in part due to the impact of a $22.0 million loss related to the commercial OREO bulk sale completed during the second quarter of 2015 and a positive variance in the true-up payment obligation, partially offset by lower mirror accounting on credit impairment losses;

•	Higher income from mortgage banking activities by $51.2 million due to higher servicing fees including those from the portfolio acquired as part of the Doral Bank Transaction during 2015, and a favorable variance in the fair value adjustments on mortgage servicing rights that includes a gain of $5.4 million related to the MSRs assumed during 2015 under a pre-existing backup servicing agreement, in addition to lower realized net losses on closed derivatives positions;

•	Lower provision for indemnity reserves by $22.0 million due to lower reserves for loans sold with credit recourse at BPPR; and

•	Higher other service fees by $10.8 million mainly due to higher insurance revenues, including fees from the portfolio acquired from the Doral insurance agency.

These favorable variances were partially offset by the following:

•	Unfavorable variance in other-than-temporary impairment losses on investment securities of $14.4 million due to the charge recorded during the second quarter of 2015 on the portfolio of Puerto Rico government investment securities available-for-sale;

•	Lower net gain on sale of loans by $40.0 million mainly due to gains from individual commercial NPL sales completed in 2014 at BPNA; and

•	Lower other operating income by $13.0 million principally due to lower aggregated net earnings from investments under the equity method, partially offset by a favorable variance in the fair value adjustments on a contingent consideration at the insurance agency business.

Operating Expenses

Table 7 provides a breakdown of operating expenses by major categories.

Table 7 - Operating Expenses

	Years ended December 31,
(In thousands)	2016	2015	2014	2013	2012
Personnel costs:
Salaries	$308,135	$304,618	$281,252	$276,072	$279,590
Commissions, incentives and other bonuses	73,684	79,305	59,138	57,060	51,320
Pension, postretirement and medical insurance	51,284	44,059	32,416	55,106	64,325
Other personnel costs, including payroll taxes	54,373	49,537	45,873	40,459	39,098

Total personnel costs	487,476	477,519	418,679	428,697	434,333

Net occupancy expenses	85,653	86,888	86,707	86,651	84,687
Equipment expenses	62,225	60,110	48,917	46,028	43,618
Other taxes	42,304	39,797	56,918	58,028	49,844
Professional fees:
Collections, appraisals and other credit related fees	14,607	23,098	26,257	32,727	41,029
Programming, processing and other technology services	205,466	191,895	173,814	174,921	169,927
Legal fees, excluding collections	42,393	26,122	28,305	15,557	12,821
Other professional fees	60,577	67,870	53,679	54,922	47,231

Total professional fees	323,043	308,985	282,055	278,127	271,008

Communications	23,897	25,146	25,684	25,385	25,687
Business promotion	53,014	52,076	54,016	59,453	60,784
FDIC deposit insurance	24,512	27,626	40,307	56,728	82,065
Loss on early extinguishment of debt	—	—	532	3,388	25,196
Other real estate owned (OREO) expenses	47,119	85,568	49,611	79,658	28,823
Other operating expenses:
Credit and debit card processing, volume, interchange and other expenses	20,796	22,854	21,588	19,901	18,789
Operational losses	35,995	20,663	18,543	17,954	23,681
All other	33,656	51,558	55,242	54,021	58,313

Total other operating expenses	90,447	95,075	95,373	91,876	100,783

Goodwill and trademark impairment losses	3,801	—	—	—	—
Amortization of intangibles	12,144	11,019	8,160	7,971	8,161
Restructuring costs	—	18,412	26,725	—	—

Total operating expenses	$1,255,635	$1,288,221	$1,193,684	$1,221,990	$1,214,989

Personnel costs to average assets	1.30%	1.36%	1.19%	1.18%	1.20%
Operating expenses to average assets	3.34	3.66	3.39	3.37	3.35
Employees (full-time equivalent)	7,828	7,810	7,752	8,059	8,072
Average assets per employee (in millions)	$4.81	$4.51	$4.54	$4.50	$4.49

Operating expenses for the year ended December 31, 2016 decreased by $32.6 million, or 3%, when compared with the previous year, driven primarily by:

•	Lower OREO by $38.4 million mainly due to the $22.0 million loss on the bulk sale of covered OREOs completed during the year 2015;

•	Lower other operating expenses by $5.0 million due to lower property tax payments on covered assets at BPPR, most of which was related to loss sharing expenses reimbursable by the FDIC, partially offset by higher operational losses at BPPR and BPNA; and

•	A decrease in restructuring cost by $18.4 million in connection with the reorganization of BPNA.

These positive variances were partially offset by:

•	Higher personnel cost by $10.0 million due to higher pension, postretirement and medical insurance by $7.2 million mainly driven by changes in actuarial assumptions;

•	Higher professional fees by $14.1 million as a result of higher legal fees by $16.3 million mainly related to the FDIC arbitration proceedings and higher programming, processing and other technology services, partially offset by lower collections, appraisal and other credit related fees; and

•	A goodwill impairment charge of $3.8 million at the securities subsidiary, recorded as part of the Corporation’s annual goodwill impairment analysis.

Operating expenses for the year ended December 31, 2015 increased by $94.5 million, or 8%, when compared with the previous year, driven primarily by:

•	Higher personnel cost by $58.8 million, mainly due to higher salaries and incentive compensation associated with the Doral Bank Transaction, higher share-based compensation and higher pension expense related to adjustments to the mortality table and discount rate used for actuarial assumptions;

•	Higher professional fees by $26.9 million, due to higher programming, application processing and hosting expenses including the impact of the business-to-business sales tax in Puerto Rico and higher professional fees directly associated with the Doral Bank Transaction;

•	An increase in OREO expense by $36.0 million due to the loss on bulk sale of covered OREOs during 2015 mentioned above; and

•	Higher equipment expense by $11.2 million mainly due to higher software maintenance expenses at BPPR.

These negative variances were partially offset by:

•	Lower other taxes by $17.1 million mainly due to elimination of the Puerto Rico gross revenue tax and lower municipal license tax;

•	A decrease in FDIC deposit insurance by $12.7 million, mainly due to improvements in the risk profile of the Corporation; and

•	Lower restructuring cost by $8.3 million in connection with the reorganization of BPNA.

INCOME TAXES

Income tax expense amounted to $78.8 million for the year ended December 31, 2016, compared with an income tax benefit of $495.2 million for the previous year. The increase in income tax expense was mainly driven by the recognition during 2015 of a tax benefit of $589.0 million as a result of the partial reversal of the valuation allowance on the Corporation’s deferred tax asset from the U.S. operations.

The effective income tax rate for the year ended December 31, 2016 was 27%. The effective tax rate is impacted by the composition and source of the taxable income.

Refer to Note 40 to the consolidated financial statements for a reconciliation of the statutory income tax rate to the effective tax rate and additional information on income taxes.

Fourth Quarter Results

The Corporation recognized a net loss of $4.1 million for the quarter ended December 31, 2016, compared with a net income of $137.4 million for the same quarter of 2015. The results for the fourth quarter of 2016 include an after-tax charge amounting to $86.7 million, related to the unfavorable outcome from the FDIC arbitration review board. During the fourth quarter of 2015 the Corporation recorded a $44.1 million partial reversal of the valuation allowance of a portion of the deferred tax asset at the U.S. operations.

Net interest income for the fourth quarter of 2016 amounted to $355.4 million, compared with $352.5 million for the fourth quarter of 2015. The increase in net interest income was primarily due higher income from investment securities due to higher average balances as the Corporation benefited from increases in deposit balances, mainly in Puerto Rico, which were deployed for the purchase of investments. This was partially offset by higher cost of deposits, due to higher average balances as mentioned above.

The provision for loan losses amounted to $41.4 million for the quarter ended December 31, 2016, compared to $58.5 million for the fourth quarter of 2015. The decrease of $17.1 million is mainly at BPPR due to the impairment recorded in the fourth quarter of 2015 of $10.9 million for Westernbank loans which the Corporation sold or had the intent to sell and were subject to the arbitration with the FDIC, at that time.

Non-interest (expense) income amounted to $(0.2) million for the quarter ended December 31, 2016, compared with $132.4 million for the same quarter in 2015. The unfavorable variance was mainly on the FDIC loss share (expense) income due to the $116.8 million charge related to the arbitration decision denying BPPR’s claims under the loss sharing agreement and $9.9 million additional adjustments related to restructured commercial loans. Also, mortgage banking activities declined by $8.9 million due to lower gains on sales of loans and the fair value adjustment of mortgage servicing rights, partially offset by higher gains on closed derivative positions.

Operating expenses totaled $320.9 million for the quarter ended December 31, 2016, compared with $305.8 million for the same quarter in the previous year. The increase is due mainly to higher personnel costs by $3.2 million, mainly from pension and post retirement and other personnel costs, higher professional fees by $7.8 million, mainly from programming, processing and other technology fees and higher legal fees and higher OREO expenses by $3.7 million.

Income tax benefit amounted to $1.8 million for the quarter ended December 31, 2016, compared with income tax benefit of $16.8 million for the same quarter of 2015. The unfavorable variance was mainly due to the previously mentioned $44.1 million partial reversal of the valuation allowance of a portion of the deferred tax asset at the U.S. operations recorded in the fourth quarter of 2015, which was partially offset by lower taxable income at BPPR for 2016.

REPORTABLE SEGMENT RESULTS

The Corporation’s reportable segments for managerial reporting purposes consist of Banco Popular de Puerto Rico and Banco Popular North America. A Corporate group has been defined to support the reportable segments. For managerial reporting purposes, the costs incurred by the Corporate group are not allocated to the reportable segments.

For a description of the Corporation’s reportable segments, including additional financial information and the underlying management accounting process, refer to Note 42 to the consolidated financial statements.

The Corporate group reported a net loss of $60.6 million for the year ended December 31, 2016, compared with a net loss of $71.9 million for the year ended December 31, 2015.

Highlights on the earnings results for the reportable segments are discussed below:

Banco Popular de Puerto Rico

The Banco Popular de Puerto Rico reportable segment’s net income amounted to $230.1 million for the year ended December 31, 2016, compared with $318.4 million for the year ended December 31, 2015. The principal factors that contributed to the variance in the financial results included the following:

•	Lower net interest income by $6.8 million impacted by lower interest income from loans by $35.9 million driven by normal portfolio run-off of WB loans, partially offset by higher income from investment securities by $21.9 million due to higher volume of investments. The net interest margin in 2016 was 4.61% compared to 4.87% in the prior year;

•	Lower provision for loans losses by $86.0 million due to lower net charge-offs and lower provision for the WB portfolio including losses on proposed bulk sales of loans acquired from WB of $15.2 million recognized in 2015;

•	Lower non-interest income by $221.4 million mainly due to:

•	Unfavorable variance in FDIC loss share (expense) income by $227.8 million due to a $136.2 million write-down to the indemnification asset related to the arbitration decision, an unfavorable change in the true-up payment obligation, and lower mirror accounting on reimbursable expenses and credit impairment losses, partially offset by lower amortization of the indemnification asset; and

•	Lower income from mortgage banking activities by $25.4 million driven by an unfavorable fair value adjustment on MSRs and lower gains from securitization transactions;

Partially offset by:

•	Lower other-than-temporary impairment losses on investment securities by $14.2 million, which is mostly driven by the charge recorded during the second quarter of 2015 on the portfolio of Puerto Rico government investment securities available-for-sale of $14.4 million;

•	Favorable variance in trading account (loss) profit of $3.7 million principally resulting from favorable fair value adjustments of P.R. municipal bonds;

•	Higher net gain on sale of loans by $7.5 million as a result of the gain on the sale of a non-accrual public sector loan during 2016; and

•	Higher other operating income by $4.8 million due to higher aggregated net earnings from investments under the equity method, partially offset by an unfavorable variance in the fair value adjustments on a contingent consideration at the insurance agency business;

•	Lower operating expenses by $13.4 million, mainly due to:

•	A decrease in OREO expense by $34.5 million due to the $22.0 million loss on the bulk sale of covered OREOs during 2015 and lower write-downs on commercial properties, partially offset by lower net gains on sales of commercial properties;

Partially offset by:

•	Higher personnel cost by $8.7 million mainly due to increases in headcount associated with the Doral Bank Transaction, and higher pension, postretirement benefits, and medical insurance; and

•	An increase of $12.1 million in professional fees mostly driven by higher legal fees mainly related to the FDIC arbitration proceedings and higher technology fees, partially offset by lower collections and appraisal fees;

•	Lower income tax expense by $40.4 million mainly due to lower taxable income and the reversal of reserves for uncertain tax positions.

The Banco Popular de Puerto Rico reportable segment’s net income amounted to $318.4 million for the year ended December 31, 2015, compared with $274.3 million for the year ended December 31, 2014. The main factors that contributed to the favorable variance of $44.1 million in the financial results included the following:

•	Lower net interest income by $57.3 million mainly impacted by lower interest income from loans from the WB portfolio due to run-off and loan resolutions, partially offset by higher income from mortgage loans driven by the mortgage loans portfolio acquired as part of the Doral Bank Transaction. The net interest margin in 2015 was 4.87% compared to 5.35% in the prior year;

•	Lower provision for loan losses by $48.4 million due to a decrease in the provision on the non-covered loan portfolio by $26.3 million due to the impact in 2014 of higher reserves for Puerto Rico’s government exposures, partially offset by losses on proposed bulk sales of loans acquired from WB of $15.2 million and a loss of $5.9 million from a bulk sale of non-covered loans during 2015, and to a decrease in the covered loan portfolio by $22.1 million mainly due to the reclassification of non-single family loans to the non-covered category pursuant to the expiration of the commercial shared-loss arrangement with the FDIC in the second quarter of 2015;

•	Higher non-interest income by $181.5 million mainly due to:

•	Favorable variance in FDIC loss share (expense) income of $123.1 million, principally due to lower amortization of the indemnification asset, higher mirror accounting on reimbursable expenses in part due to the impact of a $22.0 million loss related to the commercial OREO bulk sale completed during the second quarter of 2015 and a positive variance in the true-up payment obligation, partially offset by lower mirror accounting on credit impairment losses;

•	Higher income from mortgage banking activities by $51.1 million due to higher servicing fees including those from the portfolio acquired as part of the Doral Bank Transaction during 2015, and a favorable variance in the fair value adjustments on MSRs that includes the impact of the MSRs assumed during 2015 under a pre-existing backup servicing agreement of $5.4 million, in addition to lower realized net losses on closed derivatives positions;

•	Favorable variance on adjustments to indemnity reserves by $24.1 million due to lower reserves for loans sold with credit recourse; and

•	Higher other service fees by $11.0 million mainly due to higher insurance revenues, including fees from the portfolio acquired from the Doral insurance agency;

Partially offset by:

•	Unfavorable variance in other-than-temporary impairment losses on investment securities of $14.4 million mainly due to the charge recorded during the second quarter of 2015 on the portfolio of Puerto Rico government investment securities available-for-sale; and

•	Unfavorable variance in trading account (loss) profit of $9.0 million principally due to unfavorable fair value adjustments of P.R. municipal bonds and MBS.

•	Higher operating expenses by $90.4 million mainly due to:

•	Higher personnel costs by $52.7 million mainly due to higher salaries and incentive compensation associated with the Doral Bank Transaction, higher share based compensation and higher pension expense due to adjustments to the mortality table and discount rate used for actuarial assumptions;

•	Higher professional fees by $25.6 million due to higher programming, application processing and hosting expenses in part due to the impact of the business-to-business sales tax in Puerto Rico and higher professional fees associated with the Doral Bank Transaction in 2015;

•	An increase in OREO expense by $29.1 million due to the $22.0 million loss on the bulk sale of covered OREOs completed during 2015, higher write-downs on residential properties, and higher holding costs on residential properties; and

•	Higher equipment expense by $12.5 million mainly due to higher software maintenance expenses;

Partially offset by:

•	Lower other operating taxes by $15.0 million mainly due to the elimination of the Puerto Rico gross revenue tax and lower municipal license tax; and

•	A decrease in FDIC deposit insurance by $12.1 million mainly due to improvements in its risk profile.

•	Higher income tax expense by $38.1 million mainly due to higher taxable income, partially offset by the $20.0 million income tax expense recorded in 2014 for the increase in the income tax rate for capital gains from 15% to 20% associated with the WB portfolio.

Banco Popular North America

For the year ended December 31, 2016, the reportable segment of Banco Popular North America reported net income of $47.3 million, compared with $648.6 million for the year ended December 31, 2015. In addition to the recognition during 2015 of a tax benefit of $589.0 million as a result of the partial reversal of the valuation allowance of a portion of its deferred tax asset, the principal factors that contributed to the variance in the financial results included the following:

•	Higher net interest income by $19.0 million mainly due to higher interest income from loans by $37.4 million principally driven by higher volume from commercial loans and higher volume and yield from consumer loans, partially offset by higher interest expense from deposits by $19.6 million driven by higher volume and cost of money market deposits and time deposits. The BPNA reportable segment’s net interest margin was 3.64% for 2016 compared with 3.90% for the same period in 2015;

•	Unfavorable variance in the provision for loan losses by $14.6 million driven by portfolio growth and higher net charge-offs;

•	Lower non-interest income by $1.0 million;

•	Lower operating expenses by $13.0 million driven by $18.4 million in restructuring cost recorded in 2015 in connection with the reorganization of BPNA, lower OREO expense by $4.0 million due to lower write-downs on commercial properties, and a decrease in FDIC deposit insurance by $2.4 million due to a lower assessment rate by the FDIC, partially offset by higher personnel cost by $2.3 million due to higher medical insurance claims, higher professional fees by $3.8 million mainly due to loan servicing fees and technology fees, and higher other operating expenses by $6.1 million related to higher operational losses; and

•	Income taxes unfavorable variance of $617.4 million mainly driven by the recognition during 2015 of a tax benefit of $589.0 million, as discussed above.

For the year ended December 31, 2015, the reportable segment of Banco Popular North America reported net income of $648.6 million, compared with a net loss of $77.5 million for the year ended December 31, 2014. In addition to the recognition during 2015 of a tax benefit of $589.0 million as a result of the partial reversal of the valuation allowance of a portion of its deferred tax asset, the principal factors that contributed to the favorable variance of $726.1 million in the financial results included the following:

•	Higher net interest income by $81.7 million mainly due to higher interest income from loans associated with the Doral Bank Transaction in 2015 and lower interest expense from short-term borrowings as a result of the aggregated impact of the $39.3 million interest expense associated with the refinancing of $638 million in long-term structured repos during 2014, partially offset by lower income from investment securities due to lower levels of MBS and CMOs. The BPNA reportable segment’s net interest margin was 3.90% for 2015 compared with 2.74% for the same period in 2014;

•	Net increase in the provision for loan losses of $0.6 million during 2015, compared to a $18.9 million reserve release in 2014 which is net of the $12.8 million impact associated with bulk sales of loans;

•	Lower non-interest income by $41.7 million mostly due to a decrease of $37.6 million in gains from sales of loans mainly due to individual commercial NPL sales completed in 2014, and an unfavorable variance in adjustments to indemnity reserves;

•	Higher operating expenses by $2.6 million due to $6.9 million in costs directly related to the Doral Bank Transaction in 2015 and higher OREO expense by $6.8 million, mostly due to higher losses on sales of commercial OREO and write-downs on commercial properties. These unfavorable variances were partially offset by lower restructuring cost in connection with the reorganization of BPNA by $8.3 million; and

•	Income taxes favorable variance of $583.8 million mainly driven by the recognition during 2015 of a tax benefit of $589.0 million, as discussed above.

STATEMENT OF FINANCIAL CONDITION ANALYSIS

Assets

At December 31, 2016, the Corporation’s total assets were $38.7 billion, compared with $35.8 billion at December 31, 2015 due to an increase in investments as a result of deposit growth. Refer to the consolidated financial statements included in this 2016 Annual Report for the Corporation’s consolidated statements of financial condition at December 31, 2016 and 2015. Also, refer to the Statistical Summary 2012-2016 in this MD&A for condensed statements of financial condition for the past five years.

Money market, trading and investment securities

Money market investments amounted to $2.9 billion at December 31, 2016 compared with $2.2 billion at the same date in 2015. The increase was mainly at BPPR due to an increase in cash balances from deposits, partially offset by the deployment of liquidity into investment securities and a decrease in repurchase agreements.

Trading account securities amounted to $60 million at December 31, 2016 compared with $72 million at December 31, 2015. The decrease was at the BPPR segment, mainly mortgage-backed securities and Puerto Rico government obligations. Refer to the Market / Interest Rate Risk section of this MD&A for a table that provides a breakdown of the trading portfolio by security type.

Investment securities available-for-sale and held-to-maturity amounted to $8.3 billion at December 31, 2016 compared with $6.2 billion at 2015. The increase of $2.1 billion was mainly due to purchases of MBS at both BPPR and BPNA and purchases of U.S. Treasury securities at BPPR.

Table 8 provides a breakdown of the Corporation’s portfolio of investment securities available-for-sale (“AFS”) and held-to-maturity (“HTM”) on a combined basis at December 31, 2016 and 2015. Also, Notes 8 and 9 to the consolidated financial statements provide additional information with respect to the Corporation’s investment securities AFS and HTM.

Table 8 - Breakdown of Investment Securities Available-for-Sale and Held-to-Maturity

(In thousands)	December 31, 2016	December 31, 2015
U.S. Treasury securities	$2,136,620	$1,183,328
Obligations of U.S. Government sponsored entities	711,850	939,641
Obligations of Puerto Rico, States and political subdivisions	118,798	121,176
Collateralized mortgage obligations	1,221,600	1,560,923
Mortgage-backed securities	4,105,332	2,344,196
Equity securities	2,122	2,398
Others	11,585	12,233

Total investment securities AFS and HTM	$8,307,907	$6,163,895

Loans

The Corporation’s total loan portfolio amounted to $23.4 billion at December 31, 2016, compared to $23.1 billion at December 31, 2015. Refer to Table 9 for a breakdown of the Corporation’s loan portfolio, the principal category of earning assets. Also, refer to Note 10 for detailed information about the Corporation’s loan portfolio composition and loan purchases and sales.

Loans covered under the FDIC loss sharing agreements are presented separately in Table 9. The risks on covered loans are significantly different as a result of the loss protection provided by the FDIC. As of December 31, 2016, the Corporation’s covered loans portfolio amounted to $573 million, comprised mainly of residential mortgage loans.

Table 9 - Loans Ending Balances

	At December 31,
(in thousands)	2016	2015	2014	2013	2012
Loans not covered under FDIC loss sharing agreements:
Commercial	$10,798,507	$10,099,163	$8,134,267	$10,037,184	$9,858,202
Construction	776,300	681,106	251,820	206,084	252,857
Legacy[1]	45,293	64,436	80,818	211,135	384,217
Lease financing	702,893	627,650	564,389	543,761	540,523
Mortgage	6,696,361	7,036,081	6,502,886	6,681,476	6,078,507
Consumer	3,754,393	3,837,679	3,870,271	3,932,226	3,868,886

Total non-covered loans held-in-portfolio	22,773,747	22,346,115	19,404,451	21,611,866	20,983,192

Loans covered under FDIC loss sharing agreements:
Commercial	—	—	1,614,781	1,812,804	2,244,647
Construction	—	—	70,336	190,127	361,396
Mortgage	556,570	627,102	822,986	934,373	1,076,730
Consumer	16,308	19,013	34,559	47,123	73,199

Loans covered under FDIC loss sharing agreements	572,878	646,115	2,542,662	2,984,427	3,755,972

Total loans held-in-portfolio	23,346,625	22,992,230	21,947,113	24,596,293	24,739,164

Loans held-for-sale:
Commercial	—	45,074	309	603	16,047
Construction	—	95	—	—	78,140
Legacy[1]	—	—	319	—	2,080
Mortgage	88,821	91,831	100,166	109,823	258,201
Consumer	—	—	5,310	—	—

Total loans held-for-sale	88,821	137,000	106,104	110,426	354,468

Total loans	$23,435,446	$23,129,230	$22,053,217	$24,706,719	$25,093,632

[1]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Non-covered loans held-in-portfolio

Non-covered loans held-in-portfolio increased by $428 million from December 31, 2015 mainly at BPNA by $830 million, driven by growth in the commercial and construction loan portfolios, partially offset by a decrease of $402 million at BPPR due to lower originations of residential mortgages and the bulk sale of WB loans with a carrying value of approximately $100 million completed in the second quarter of 2016.

Covered loans

The covered loans portfolio amounted to $573 million at December 31, 2016, compared to $646 million at December 31, 2015. The decrease of $73 million is due to loan resolutions and the normal portfolio run-off. Refer to Table 9 for a breakdown of the covered loans by major loan type categories.

Tables 10 and 11 provide the activity in the carrying amount and outstanding discount on the Westernbank loans accounted for under ASC 310-30. The outstanding accretable discount is impacted by changes in cash flow expectations on the loan pool based on quarterly revisions of the portfolio. An increase in the accretable discount is recognized as interest income using the effective yield method over the estimated life of each applicable loan pool.

Table 10 - Activity in the Carrying Amount of Westernbank Loans Accounted for Under ASC 310-30

	Years ended
	December 31,
(In thousands)	2016	2015
Beginning balance	$1,974,501	$2,444,172
Accretion	169,748	202,966
Collections / loan sales / charge-offs[1]	(405,920)	(672,637)

Ending balance[2]	$1,738,329	$1,974,501
Allowance for loan losses (ALLL)	(68,877)	(63,563)

Ending balance, net of ALLL	$1,669,452	$1,910,938

[1]	For the year ended December 31, 2016, includes the impact of the bulk sale of loans during the second quarter with a carrying value of approximately $99 million.
[2]	The carrying amount of loans acquired from Westernbank and accounted for under ASC 310-30 which remain subject to the loss sharing agreement with the FDIC amounted to approximately $563 million as of December 31, 2016 (December 31, 2015 - $636 million).

Table 11 - Activity in the Accretable Yield on Westernbank Loans Accounted for Under ASC 310-30

	Years ended December 31,
(In thousands)	2016	2015
Beginning balance	$1,112,458	$1,271,337
Accretion[1]	(169,748)	(202,966)
Change in expected cash flows	67,377	44,087

Ending balance	$1,010,087	$1,112,458

[1]	Positive to earnings, which is included in interest income.

Loans held-for-sale

Loans held-for-sale decreased by $48 million mainly due to the sale of a non-accrual public sector loan with a carrying amount of $40 million during the third quarter of 2016.

FDIC loss share asset

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

The decrease of $241 million in the FDIC loss-share asset was mainly due to the $136.2 million write-down related to the review board’s denial of BPPR’s claims in connection with arbitration proceedings with the FDIC during the third and fourth quarter of 2016 and to $99 million in net payments received from the FDIC. Table 12 sets forth the activity in the FDIC loss share asset for the years ended December 31, 2016, 2015 and 2014. Also, refer to Note 12 to the consolidated financial statements for additional information on the FDIC loss share agreements.

Table 12 - Activity of Loss Share Asset

	Years ended December 31,
(In thousands)	2016	2015	2014
Balance at beginning of year	$310,221	$542,454	$909,414
Amortization of loss share indemnification asset	(10,201)	(66,238)	(189,959)
Reversal of accelerated amortization	—	—	12,492
Credit impairment losses to be covered under loss sharing agreements	(239)	15,658	32,038
Reimbursable expenses	8,433	73,205	58,117
Recoveries reimbursable to the FDIC	(4,093)	—	—
Net payments from FDIC under loss sharing agreements	(98,518)	(247,976)	(256,498)
Arbitration decision charge	(136,197)	—	—
Other adjustments attributable to FDIC loss sharing agreements	(72)	(6,882)	(23,150)

Balance at end of period	$69,334	$310,221	$542,454

Table 13 sets forth the activity associated with the outstanding balance of the FDIC loss share asset amortization (or negative discount).

Table 13 - Activity in the Remaining FDIC Loss Share Asset Discount

	Years ended December 31,
(In thousands)	2016	2015	2014
Balance at beginning of period[1]	$26,100	$53,095	$103,691
Amortization of negative discount[2]	(10,201)	(66,238)	(189,959)
Impact of changes in (higher) lower projected losses	(11,087)	39,243	139,363

Balance at end of period	$4,812	$26,100	$53,095

[1]	Positive balance represents negative discount (debit to assets), while a negative balance represents a discount (credit to assets).
[2]	Amortization results in a negative impact to non-interest income, while a positive balance results in a positive impact to non-interest income, particularly FDIC loss share (expense) income.

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

Premises and equipment

Premises and equipment increased by $41 million from December 31, 2015 to December 31, 2016, mainly in buildings and construction in progress at BPPR and in leasehold improvements and equipment at BPNA.

Other real estate owned

Other real estate owned represents real estate property received in satisfaction of debt. At December 31, 2016, OREO increased to $213 million from $192 million at December 31, 2015 mainly in residential properties at BPPR, partially offset by the bulk sale of WB commercial OREOs with a book value of $9 million during the second quarter of 2016. Refer to Note 16 to the consolidated financial statements for the activity in other real estate owned. The amounts included as “covered other real estate” are subject to the FDIC loss sharing agreement.

Other assets

Refer to Note 17 for a breakdown of the principal categories that comprise the caption of “Other Assets” in the consolidated statements of financial condition at December 31, 2016 and 2015. Other assets decreased by $48 million from December 31, 2015 to December 31, 2016, due mostly to a decrease in the deferred tax asset and trades receivable, partially offset by an increase in guaranteed mortgage loan claims.

Goodwill

Goodwill increased by $1 million from December 31, 2015 to December 31, 2016, due to a goodwill adjustment of $5 million related to the Doral Bank Transaction recorded in the first quarter of 2016, partially offset by goodwill impairment of approximately $4 million related to Popular Securities during the third quarter of 2016. Refer to Note 19 to the consolidated financial statements for detailed information on the Corporation’s goodwill.

Liabilities

The Corporation’s total liabilities were $33.5 billion at December 31, 2016 compared to $30.7 billion at December 31, 2015. Refer to the Corporation’s consolidated statements of financial condition included in this Form 10-K.

Deposits and Borrowings

The composition of the Corporation’s financing to total assets at December 31, 2016 and 2015 is included in Table 14.

Table 14 - Financing to Total Assets

	December 31,	December 31,	% increase (decrease)	% of total assets
(In millions)	2016	2015	from 2015 to 2016	2016	2015
Non-interest bearing deposits	$6,980	$6,402	9.0%	18.0%	17.9%
Interest-bearing core deposits	18,776	15,641	20.0	48.6	43.7
Other interest-bearing deposits	4,740	5,167	(8.3)	12.3	14.4
Fed funds purchased and repurchase agreements	480	762	(37.0)	1.2	2.1
Other short-term borrowings	1	1	—	—	—
Notes payable	1,575	1,663	(5.3)	4.1	4.7
Other liabilities	912	1,019	(10.5)	2.4	2.9
Liabilities from discontinued operations	—	2	(100.0)	—	—
Stockholders’ equity	5,198	5,105	1.8	13.4	14.3

Deposits

At December 31, 2016, the Corporation’s total deposits amounted to $30.5 billion, compared to $27.2 billion at December 31, 2015. The deposits increase of $3.3 billion was driven primarily by increases at BPPR, whose deposits increased by $2.4 billion largely due to increases in deposits from the Puerto Rico public sector and commercial deposits. Deposits at BPNA also increased by approximately $0.8 billion in personal money market deposits and savings. During this period, brokered CDs declined, mainly at BPPR. Refer to Table 15 for a breakdown of the Corporation’s deposits at December 31, 2016 and 2015.

Table 15 - Deposits Ending Balances

(In thousands)	2016	2015	2014	2013	2012
Demand deposits [1]	$9,053,897	$7,221,238	$6,606,060	$6,590,963	$6,442,739
Savings, NOW and money market deposits (non-brokered)	13,327,298	11,440,693	10,320,782	11,255,309	11,190,335
Savings, NOW and money market deposits (brokered)	405,487	382,424	406,248	553,521	456,830
Time deposits (non-brokered)	7,486,717	7,274,157	5,960,401	6,478,103	6,541,660
Time deposits (brokered CDs)	222,825	891,211	1,514,044	1,833,249	2,369,049

Total deposits	$30,496,224	$27,209,723	$24,807,535	$26,711,145	$27,000,613

[1]	Includes interest and non-interest bearing demand deposits.

Borrowings

The Corporation’s borrowings amounted to $2.1 billion at December 31, 2016, compared with $2.4 billion at December 31, 2015. The decrease in borrowings was mainly due to a net decrease in repurchase agreements principally at BPPR.

Refer to the Off-Balance Sheet Arrangements and Other Commitments section in this MD&A for additional information on the Corporation’s contractual obligations at December 31, 2016.

Other liabilities

The Corporation’s other liabilities amounted to $0.9 billion at December 31, 2016, a decrease of $0.1 billion when compared to December 31, 2015. The decrease in other liabilities was primarily due to a reduction in the liability for GNMA loans with a repurchase option due to higher repurchase activity during the fourth quarter of 2016.

Refer to Note 40 to the consolidated financial statements, which provides additional information with respect to the Corporation’s Income Taxes, and to Note 27, which provides additional information with respect to Guarantees, including the recourse liability.

Stockholders’ Equity

Stockholders’ equity totaled $5.2 billion at December 31, 2016, compared with $5.1 billion at December 31, 2015. The increase was principally due to net income of $217 million recorded for the year, partially offset by common and preferred dividends amounting to $62.3 million and $3.7 million, respectively, as well as an increase of $63 million in accumulated other comprehensive loss. The increase in accumulated other comprehensive loss was due mainly to an increase of $59 million in unrealized losses in securities available-for-sale and unfavorable translation adjustments during the year amounting to $4 million mostly related to the investment in BHD León.

Refer to the consolidated statements of financial condition, comprehensive income and of changes in stockholders’ equity for information on the composition of stockholders’ equity. Also, refer to Note 26 for a detail of the accumulated other comprehensive loss, an integral component of stockholders’ equity.

REGULATORY CAPITAL

Popular, Inc. and the Banks, BPPR and BPNA are subject to capital adequacy standards established by the Federal Reserve. The current risk-based capital standards applicable to the Corporation and the Banks are based on the final capital framework of Basel III. The capital rules of Basel III which became effective on January 1, 2015, introduced a new capital measure called “Common Equity Tier 1” (“CET1”) and specify that Tier 1 capital consist of CET1 and “Additional Tier 1 Capital” instruments meeting specified requirements. Prior to January 1, 2015, the risk-based capital standards applicable to the Corporation and the Banks were based on Basel I. Table 16 presents the Corporation’s capital adequacy information for the years 2012 through 2016 under the regulatory guidance applicable during those years. Note 25 to the consolidated financial statements presents further information on the Corporation’s regulatory capital requirements, including the regulatory capital ratios of its depository institutions, BPPR and BPNA. The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations.

Table 16 - Capital Adequacy Data

	At December 31,
(Dollars in thousands)	2016	2015	2014		2013		2012
Risk-based capital:
Common Equity Tier 1 capital	$4,121,208	$4,049,576	(A	)	(A	)	(A	)

Tier 1 capital	$4,121,208	$4,049,576	$3,849,891		$4,464,742		$4,058,242
Supplementary (Tier 2) capital	748,007	642,833	272,347		296,813		298,906

Total capital	$4,869,215	$4,692,409	$4,122,238		$4,761,555		$4,357,148

Total risk-weighted assets	$25,001,334	$24,987,144	$21,233,902		$23,318,674		$23,391,572

Adjusted average quarterly assets	$37,785,070	$34,253,625	$32,250,173		$34,746,137		$35,226,183

Ratios:
Common Equity Tier 1 capital	16.48%	16.21%	(A	)	(A	)	(A	)
Tier 1 capital	16.48	16.21	18.13%		19.15%		17.35%
Total capital	19.48	18.78	19.41		20.42		18.63
Leverage ratio	10.91	11.82	11.94		12.85		11.52
Average equity to assets	14.03	13.37	12.95		11.52		10.60
Average tangible equity to assets	12.45	11.95	11.45		9.78		8.82
Average equity to loans	22.89	20.42	19.17		16.88		15.47

(A)	Common equity tier 1 capital measured was introduced by the Basel III Capital Rules which became effective on January 1, 2015. Common equity tier 1 capital is not applicable under the previous Basel 1 capital rules that were applicable in the previous years.

The increase in the CET1 capital ratio, Tier 1 capital ratio and total capital ratio on December 31, 2016 compared to December 31, 2015 was mostly due to the year’s earnings, partially offset by the complete phase out, effective on January 1, 2016, of the trust preferred securities under Basel III which at December 31, 2015 allowed approximately $107 million to be included in Tier 1 capital out of a total of $427 million outstanding. The phased out trust preferred securities qualified as Tier 2 capital and therefore continued to be included as part of the total capital ratio. The decrease in leverage ratio compared to 2015 was mainly due to the increase in average total assets driven by increases in investment balances.

To be considered “well-capitalized” an institution had to maintain a total capital ratio of 10%, a Tier 1 capital ratio of 8%, a CET1 capital ratio of 6.5% and a leverage ratio of 5%. The Corporation’s ratios presented in Table 16 show that the Corporation was “well capitalized” for regulatory purposes, the highest classification, under Basel III for 2016, 2015 and for all other years presented under Basel I. BPPR and BPNA were also well-capitalized for all years presented.

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

Table 17 reconciles the Corporation’s total common stockholders’ equity to common equity Tier 1 capital.

Table 17 - Reconciliation Common Equity Tier 1 Capital

	At December 31,
(In thousands)	2016	2015
Common stockholders’ equity	$5,147,797	$5,055,164
AOCI related adjustments due to opt-out election	280,330	220,956
Goodwill, net of associated deferred tax liability (DTL)	(554,614)	(564,323)
Intangible assets, net of associated DTLs	(25,662)	(22,222)
Deferred tax assets and other deductions	(726,643)	(639,999)

Common equity tier 1 capital	$4,121,208	$4,049,576

Common equity tier 1 capital to risk-weighted assets	16.48%	16.21%

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

Table 18 provides a reconciliation of total stockholders’ equity to tangible common equity and total assets to tangible assets at December 31, 2016 and 2015.

Table 18 - Reconciliation Tangible Common Equity and Assets

	At December 31,
(In thousands, except share or per share information)	2016	2015
Total stockholders’ equity	$5,197,957	$5,105,324
Less: Preferred stock	(50,160)	(50,160)
Less: Goodwill	(627,294)	(626,388)
Less: Other intangibles	(45,050)	(58,109)

Total tangible common equity	$4,475,453	$4,370,667

Total assets	$38,661,609	$35,761,733
Less: Goodwill	(627,294)	(626,388)
Less: Other intangibles	(45,050)	(58,109)

Total tangible assets	$37,989,265	$35,077,236

Tangible common equity to tangible assets at end of period	11.78%	12.46%
Common shares outstanding at end of period	103,790,932	103,618,976
Tangible book value per common share	$43.12	$42.18

OFF-BALANCE SHEET ARRANGEMENTS AND OTHER COMMITMENTS

In the ordinary course of business, the Corporation engages in financial transactions that are not recorded on the balance sheet, or may be recorded on the balance sheet in amounts that are different than the full contract or notional amount of the transaction. As a provider of financial services, the Corporation routinely enters into commitments with off-balance sheet risk to meet the financial needs of its customers. These commitments may include loan commitments and standby letters of credit. These commitments are subject to the same credit policies and approval process used for on-balance sheet instruments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. Other types of off-balance sheet arrangements that the Corporation enters in the ordinary course of business include derivatives, operating leases and provision of guarantees, indemnifications, and representation and warranties. Refer to Note 27 for a detailed discussion related to the Corporation’s obligations under credit recourse and representation and warranties arrangements.

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

Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2016, primarily for services, equipment and real estate construction projects. Services include software licensing and maintenance, facilities maintenance, supplies purchasing, and other goods or services used in the operation of the business. Generally, these contracts are renewable or cancelable at least annually, although in some cases the Corporation has committed to contracts that may extend for several years to secure favorable pricing concessions.

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

At December 31, 2016, the aggregate contractual cash obligations, including purchase obligations and borrowings, by maturities, are presented in Table 19.

Table 19 - Contractual Obligations

	Payments Due by Period
(In millions)	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years	Total
Certificates of deposits	$3,947	$2,001	$1,711	$51	$7,710
Federal funds purchased and repurchase agreements	479	—	—	—	479
Other short-term borrowings	1	—	—	—	1
Long-term debt	154	746	131	526	1,557
Purchase obligations	112	58	7	—	177
Annual rental commitments under operating leases	34	59	52	126	271
Capital leases	1	3	3	11	18

Total contractual cash obligations	$4,728	$2,867	$1,904	$714	$10,213

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

At December 31, 2016, the Corporation’s liability on its pension, restoration and postretirement benefit plans amounted to approximately $244 million, compared with $299 million at December 31, 2015. The Corporation’s expected contributions to the pension and benefit restoration plans are minimal, while the expected contributions to the postretirement benefit plan to fund current benefit payment requirements are estimated at $6.4 million for 2017. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Refer to Note 34 to the consolidated financial statements for further information on these plans. Management believes that the effect of the pension and postretirement plans on liquidity is not significant to the Corporation’s overall financial condition. The BPPR’s non-contributory defined pension and benefit restoration plans are frozen with regards to all future benefit accruals.

At December 31, 2016, the liability for uncertain tax positions was $7.4 million, compared with $9.0 million as of the end of 2015. This liability represents an estimate of tax positions that the Corporation has taken in its tax returns which may ultimately not be sustained upon examination by the tax authorities. The ultimate amount and timing of any future cash settlements cannot be predicted with reasonable certainty. Under the statute of limitations, the liability for uncertain tax positions expires as follows: 2017 - $1.1 million, 2018 - $1.1 million, 2019 - $1.1 million, 2020 - $1.5 million, and 2021 - $1.1 million. Additionally, $1.4 million is not subject to the statute of limitations. As a result of examinations, the Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $4.8 million, including interests.

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

The following table presents the contractual amounts related to the Corporation’s off-balance sheet lending and other activities at December 31, 2016:

Table 20 - Off-Balance Sheet Lending and Other Activities

	Amount of commitment - Expiration Period
(In millions)	2017	Years 2018 - 2019	Years 2020 - 2021	Years 2022 - thereafter	Total
Commitments to extend credit	$6,914	$742	$83	$52	$7,791
Commercial letters of credit	—	1	—	—	1
Standby letters of credit	6	26	3	—	35
Commitments to originate or fund mortgage loans	25	1	—	—	26

Total	$6,945	$770	$86	$52	$7,853

RISK MANAGEMENT

Managing risk is an essential component of the Corporation’s business. Risk identification and monitoring are key elements in the overall risk management. Popular has a strong disciplined risk management culture where risk management is a share responsibility by all employees.

Risk Management Framework

Popular’s risk management framework seeks to ensure that there is an effective process in place to manage risk across the organization. Popular’s risk management framework incorporates three interconnected dependencies: risk appetite, stress testing, and capital planning. The stress testing process incorporates key risks within the context of the Risk Appetite Statement (RAS) defined in our Risk Management Policy. The process analyzes and delineates how much risk Popular is prepared to assume in pursuit of its business strategy and how much capital Popular’s activities will consume in light of a forward-looking assessment of the potential impact of adverse economic conditions. The RAS includes risk tolerance, limits, and types of risks the Corporation is willing to accept, as well as processes to maintain compliance with those limits.

Principal Risk Types

•	Credit Risk – Potential for default or loss resulting from an obligor’s failure to meet the terms of any contract with the Corporation or any of its subsidiaries, or failure otherwise to perform as agreed. Credit risk arises from all activities where success depends on counterparty, issuer, or borrower performance.

•	Interest Rate Risk (“IRR”) – The risk to earnings or capital arising from changes in interest rates. Interest rate risk arises from differences between the timing of rate changes and the timing of cash flows (repricing risk); from changing rate relationships among different yield curves affecting bank lending and borrowing activities (basis risk); from changing rate relationships across the spectrum of maturities (yield curve risk); and from interest related options embedded in bank products (options risk).

•	Market Risk – Potential for economic loss resulting from changes in market prices of the assets or liabilities in the Corporation’s or in any of its subsidiaries’ portfolios.

•	Liquidity Risk – Potential for loss resulting from the Corporation or its subsidiaries not being able to meet their financial obligations when they come due. This could be a result of market conditions, the ability of the Corporation to liquidate assets or manage or diversify various funding sources. This risk also encompasses the possibility that an instrument cannot be closed out or sold at its economic value, which might be a result of stress in the market or in a specific security type given its credit, volume and maturity.

•	Operational Risk – Possibility that inadequate or failed systems and internal controls or procedures, human error, fraud or external influences such as disasters, can cause losses. It includes the risk for those processes that have been outsourced to third parties and the risk of the inadequate use of models.

•	Compliance – Potential for loss resulting from violations of or non-conformance with laws, rules, regulations, prescribed practices.

•	Regulatory and Legal Risk - Risk of negative impact to business activities, earnings or capital, regulatory relationships or reputation as a result of failure to comply with or a failure to adapt to current and changing regulations, law, rules, regulatory expectations, existing contracts or ethical standards.

•	Strategic Risk – Potential for loss arising from adverse business decisions or improper implementation of business decisions. Also, it incorporates how management analyzes external factors that impact the strategic direction of the Corporation.

•	Reputational Risk – Potential for loss arising from negative public opinion.

Risk Governance

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

The RMC, as an oversight body, monitors and approves corporate policies to identify measure, monitor and control risks while maintaining the effectiveness and efficiency of the business and operational processes. As an approval body for the Corporation, the RMC reviews and approves relevant risk management policies and critical processes. Also, it periodically reports to the Board about its activities.

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

The RMG is responsible for the overall coordination of risk management efforts throughout the Corporation and is composed of three reporting divisions: (i) Credit Risk Management, (ii) Compliance Management, and (iii) Financial and Operational Risk Management. The latter includes an Enterprise Risk Management function that facilitates, among other aspects, the identification, coordination, and management of multiple and cross-enterprise risks. The Corporation’s Model Validation and Loan Review group, which reports directly to the RMC and administratively to the Chief Risk Officer, also provides important risk management functions by validating critical models used in the Corporation and by assessing the adequacy of the Corporation’s lending risk function.

Additionally, the Internal Auditing Division provides an independent assessment of the Corporation’s internal control structure and related systems and processes. The Internal Audit Division also provides an assessment of the effectiveness of the Corporation’s risk management function.

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

Market / Interest Rate Risk

The financial results and capital levels of the Corporation are constantly exposed to market, interest rate and liquidity risks. The ALCO and the Corporate Finance Group are responsible for planning and executing the Corporation’s market, interest rate risk, funding activities and strategy, and for implementing the policies and procedures approved by the RMC and the ALCO. In addition, the Financial and Operational Risk Management Division is responsible for the independent monitoring and reporting of adherence with established policies to the Risk Management Committee, and enhancing and strengthening controls surrounding interest, liquidity and market risk. The ALCO generally meets on a weekly basis and reviews the Corporation’s current and forecasted asset and liability levels as well as desired pricing strategies and other relevant financial management and interest rate and risk topics. Also, on a monthly basis the ALCO reviews various interest rate risk sensitivity metrics, ratios and portfolio information, including but not limited to, the Corporation’s liquidity positions, projected sources and uses of funds, interest rate risk positions and economic conditions.

Market risk refers to the risk of a reduction in the Corporation’s capital due to changes in the market valuation of its assets and/or liabilities.

Most of the assets subject to market valuation risk are securities in the investment portfolio classified as available-for-sale. Refer to Notes 8 and 9 for further information on the investment portfolio. Investment securities classified as available-for-sale amounted to $8.2 billion as of December 31, 2016. Other assets subject to market risk include loans held-for-sale, which amounted to $89 million, mortgage servicing rights (“MSRs”) which amounted to $197 million and securities classified as “trading,” which amounted to $60 million, in each case as of December 31, 2016.

Liabilities subject to market risk include the FDIC clawback obligation, which amounted to $ 153 million at December 31, 2016.

Management believes that market risk is currently not a material source of risk at the Corporation. A significant portion of the Corporation’s financial activities is concentrated in Puerto Rico, which has been going through a fiscal and economic crisis. Refer to the Geographic and Government Risk section of this MD&A for highlights on the current status of Puerto Rico’s fiscal and economic condition.

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

Management utilizes various tools to assess IRR, including simulation modeling, static gap analysis, and Economic Value of Equity (EVE). The three methodologies complement each other and are used jointly in the evaluation of the Corporation’s IRR. Simulation modeling is prepared for a five-year period, which in conjunction with the EVE analysis, provides Management a better view of long term IRR.

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

Management assesses interest rate risk by comparing various net interest income simulations under different interest rate scenarios that differ in direction of interest rate changes, the degree of change over time, the speed of change and the projected shape of the yield curve. For example, the types of rate scenarios processed during the year included economic most likely scenarios, flat rates, yield curve twists, and parallel rate shocks. Management also performs analyses to isolate and measure basis and prepayment risk exposures.

The asset and liability management group performs validation procedures on various assumptions used as part of the sensitivity analysis as well as validations of results on a monthly basis. In addition, the model and processes used to assess IRR are subject to independent validations according to the guidelines established in the Model Governance and Validation policy. Due to the importance of critical assumptions in measuring market risk, the risk models incorporate third-party developed data for critical assumptions such as prepayment speeds on mortgage loans and mortgage-backed securities.

The Corporation processes net interest income simulations under interest rate scenarios in which the yield curve is assumed to rise and decline by the same amount. The rate scenarios considered in these market risk simulations reflect parallel changes of -200, +200 and +400 basis points during the succeeding twelve-month period. Simulation analyses are based on many assumptions, including relative levels of market interest rates, interest rate spreads, loan prepayments and deposit decay. Thus, they should not be relied upon as indicative of actual results. Further, the estimates do not contemplate actions that management could take to respond to changes in interest rates. By their nature, these forward-looking computations are only estimates and may be different from what may actually occur in the future. The following table presents the results of the simulations at December 31, 2016 and 2015, assuming a static balance sheet and a one-year time horizon:

Table 21 - Net Interest Income Sensitivity (One Year Projection)

	December 31, 2016		December 31, 2015
(Dollars in thousands)	Amount Change	Percent Change	Amount Change	Percent Change
+400 basis points	$236,945	16.52%	$186,126	13.41%
+200 basis points	121,181	8.45	94,259	6.79
-200 basis points	(35,314)	(2.46)	(345)	(0.02)

Static gap analysis measures the volume of assets and liabilities maturing or repricing at a future point in time. Static gap reports stratify all of the Corporation’s assets, liabilities and off-balance sheet positions according to the instrument’s maturity, repricing characteristics and optionality, assuming no new business. The repricing volumes typically include adjustments for anticipated future asset prepayments and for differences in sensitivity to market rates. The volume of assets and liabilities repricing during future periods, particularly within one year, is used as one short-term indicator of IRR. Depending on the duration and repricing characteristics, changes in interest rates could either increase or decrease the level of net interest income. For any given period, the pricing structure of the assets and liabilities is generally matched when an equal amount of such assets and liabilities mature or reprice in that period. Any mismatch of interest earning assets and interest bearing liabilities is known as a gap position. A positive gap denotes asset sensitivity, which means that an increase in interest rates could have a positive effect on net interest income, while a decrease in interest rates could have a negative effect on net interest income. As shown in Table 22, at December 31, 2016, the Corporation’s one-year cumulative positive gap was $7.1 billion, or 20.4% of total earning assets. This compares with $4.3 billion and 13.6%, respectively, at December 31, 2015. The change in the one-year cumulative gap position was influenced by an increase in long duration core deposits invested in short-term money market investments. These static measurements do not reflect the results of any projected activity and are best used as early indicators of potential interest rate exposures. They do not incorporate possible actions that could be taken to manage the Corporation’s IRR, nor do they capture the basis risks that might be included within the cumulative gap, given possible changes in the spreads between asset rates and the rates used to fund them.

Table 22 - Interest Rate Sensitivity

	At December 31, 2016
	By repricing dates
(Dollars in thousands)	0-30 days	Within 31 - 90 days	After three months but within six months	After six months but within nine months	After nine months but within one year	After one year but within two years	After two years	Non-interest bearing funds	Total
Assets:
Money market investments	$2,889,217	$—	$1,000	$—	$—	$—	$—	$—	$2,890,217
Investment and trading securities	269,790	197,100	371,665	981,681	438,000	1,670,802	4,606,492	—	8,535,530
Loans	6,768,857	727,563	881,848	761,829	755,619	2,464,173	11,075,345	213	23,435,447
Other assets	—	—	—	—	—	—	—	3,800,415	3,800,415

Total	9,927,864	924,663	1,254,513	1,743,510	1,193,619	4,134,975	15,681,837	3,800,628	38,661,609

Liabilities and stockholders’ equity:
Savings, NOW and money market and other interest bearing demand deposits	1,388,083	381,708	483,629	465,393	447,245	1,606,653	11,033,527	—	15,806,238
Certificates of deposit	1,333,681	770,508	935,314	588,881	572,689	1,532,634	1,975,836	—	7,709,543
Federal funds purchased and assets sold under agreements to repurchase	171,898	207,769	99,759	—	—	—	—	—	479,426
Other short-term borrowings	1,200	—	—	—	—	—	—	—	1,200
Notes payable	3,815	13,302	17,381	29,018	32,561	210,463	1,268,311	—	1,574,851
Non-interest bearing deposits	—	—	—	—	—	—	—	6,980,443	6,980,443
Other non-interest bearing liabilities	—	—	—	—	—	—	—	911,951	911,951
Stockholders’ equity	—	—	—	—	—	—	—	5,197,957	5,197,957

Total	$2,898,677	$1,373,287	$1,536,083	$1,083,292	$1,052,495	$3,349,750	$14,277,674	$13,090,351	$38,661,609

Interest rate sensitive gap	7,029,187	(448,624)	(281,570)	660,218	141,124	785,225	1,404,163	(9,289,723)	—
Cumulative interest rate sensitive gap	7,029,187	6,580,563	6,298,993	6,959,211	7,100,335	7,885,560	9,289,723	—	—
Cumulative interest rate sensitive gap to earning assets	20.16%	18.88%	18.07%	19.96%	20.37%	22.62%	26.65%	—	—

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

The Corporation’s loan and investment portfolios are subject to prepayment risk, which results from the ability of a third-party to repay debt obligations prior to maturity. Prepayment risk also could have a significant impact on the duration of mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten (or lower prepayments could extend) the weighted average life of these portfolios. Table 23, which presents the maturity distribution of earning assets, takes into consideration prepayment assumptions.

Table 23 - Maturity Distribution of Earning Assets

	As of December 31, 2016
	Maturities
		After one year
		through five years		After five years
	One year	Fixed	Variable	Fixed interest	Variable interest
(In thousands)	or less	interest rates	interest rates	rates	rates	Total
Money market securities	$2,890,217	—	—	—	—	$2,890,217
Investment and trading securities	2,089,620	$4,758,425	$41,385	$1,445,955	$30,205	8,365,590
Loans:
Commercial	2,768,941	2,182,959	2,422,400	1,155,552	1,101,908	9,631,760
Construction	619,671	8,860	150,309	5,022	7,039	790,901
Lease financing	236,561	445,981	—	21,184	—	703,726
Consumer	2,036,703	1,399,733	155,767	57,554	94,412	3,744,169
Mortgage	718,324	1,474,351	155,290	4,203,490	152,329	6,703,784

Subtotal loans	6,380,200	5,511,884	2,883,766	5,442,802	1,355,688	21,574,340
Westernbank loans	702,937	575,468	255,807	245,619	81,275	1,861,106

Total earning assets	$12,062,974	$10,845,777	$3,180,958	$7,134,376	$1,467,168	$34,691,253

Note:	Equity securities available-for-sale and other investment securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock held by the Corporation, are not included in this table.

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

At December 31, 2016, the Corporation held trading securities with a fair value of $60 million, representing approximately 0.2% of the Corporation’s total assets, compared with $72 million and 0.2%, respectively, at December 31, 2015. As shown in Table 24, the trading portfolio consists principally of mortgage-backed securities relating to BPPR’s mortgage activities described above, which at December 31, 2016 were investment grade securities. As of December 31, 2016, the trading portfolio also included $2.6 million in Puerto Rico government obligations and shares of closed-end funds that invest primarily in Puerto Rico government obligations ($6.0 million as of December 31, 2015). Trading instruments are recognized at fair value, with changes resulting from fluctuations in market prices, interest rates or exchange rates reported in current period earnings. The Corporation recognized a net trading account loss of $0.8 million for the year ended December 31, 2016, compared to a loss of $4.7 million for 2015. Table 24 provides the composition of the trading portfolio at December 31, 2016 and December 31, 2015.

Table 24 - Trading Portfolio

	December 31, 2016		December 31, 2015
(Dollars in thousands)	Amount	Weighted Average Yield [1]	Amount	Weighted Average Yield [1]
Mortgage-backed securities	$42,746	4.85%	$51,155	5.22%
Collateralized mortgage obligations	1,321	5.27	2,054	5.06
Puerto Rico government obligations	1,164	5.51	4,590	5.41
Interest-only strips	602	12.35	687	12.10
Other (includes related trading derivatives)	13,972	3.03	13,173	3.31

Total	$59,805	4.52%	$71,659	4.94%

[1]	Not on a taxable equivalent basis.

The Corporation’s trading activities are limited by internal policies. For each of the two subsidiaries, the market risk assumed under trading activities is measured by the 5-day net value-at-risk (“VAR”), with a confidence level of 99%. The VAR measures the maximum estimated loss that may occur over a 5-day holding period, given a 99% probability.

The Corporation’s trading portfolio had a 5-day VAR of approximately $0.4 million for the last week in December 31, 2016. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates. Backtesting is performed to compare actual results against maximum estimated losses, in order to evaluate model and assumptions accuracy.

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

The Corporation’s derivative activities are entered primarily to offset the impact of market volatility on the economic value of assets or liabilities. The net effect on the market value of potential changes in interest rates of derivatives and other financial instruments is analyzed. The effectiveness of these hedges is monitored to ascertain that the Corporation is reducing market risk as expected. Derivative transactions are generally executed with instruments with a high correlation to the hedged asset or liability. The underlying index or instrument of the derivatives used by the Corporation is selected based on its similarity to the asset or liability being hedged. As a result of interest rate fluctuations, fixed and variable interest rate hedged assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Management will assess if circumstances warrant liquidating or replacing the derivatives position in the hypothetical event that high correlation is reduced. Based on the Corporation’s derivative instruments outstanding at December 31, 2016, it is not anticipated that such a scenario would have a material impact on the Corporation’s financial condition or results of operations.

Certain derivative contracts also present credit risk and liquidity risk because the counterparties may not comply with the terms of the contract, or the collateral obtained might be illiquid or become so. The Corporation controls credit risk through approvals, limits and monitoring procedures, and through master netting and collateral agreements whenever possible. Further, as applicable under the terms of the master agreements, the Corporation may obtain collateral, where appropriate, to reduce credit risk. The credit risk attributed to the counterparty’s nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by the fair value measurements guidance, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. During the year ended December 31, 2016, inclusion of the credit risk in the fair value of the derivatives resulted in a net loss of $0.5 million (2015 – net loss of $0.5 million; 2014 – net gain of $1.1 million), which consisted of a loss of $0.9 million (2015 – loss of $ 0.8 million; 2014 – loss of $ 0.1 million) resulting from the Corporation’s credit standing adjustment and a gain of $0.4 million (2015 – gain of $ 0.3 million; 2014 – gain of $1.2 million) from the assessment of the counterparties’ credit risk. At December 31, 2016, the Corporation had $4 million (2015 - $ 10 million) recognized for the right to reclaim cash collateral posted. On the other hand, the Corporation did not have any obligation to return cash collateral received at December 31, 2016 and 2015.

The Corporation performs appropriate due diligence and monitors the financial condition of counterparties that represent a significant volume of credit exposure. Additionally, the Corporation has exposure limits to prevent any undue funding exposure.

Cash Flow Hedges

The Corporation manages the variability of cash payments due to interest rate fluctuations by the effective use of derivatives designated as cash flow hedges and that are linked to specified hedged assets and liabilities. The cash flow hedges relate to forward contracts or TBA mortgage-backed securities that are sold and bought for future settlement to hedge mortgage-backed securities and loans prior to securitization. The seller agrees to deliver on a specified future date a specified instrument at a specified price or yield. These securities are hedging a forecasted transaction and are designated for cash flow hedge accounting. The notional amount of derivatives designated as cash flow hedges at December 31, 2016 amounted to $ 105 million (2015 - $ 110 million).

Refer to Note 30 to the consolidated financial statements for additional quantitative information on these derivative contracts.

Fair Value Hedges

The Corporation did not have any derivatives designated as fair value hedges during the years ended December 31, 2016 and 2015.

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

At December 31, 2016, the Corporation had outstanding $ 113 million (2015- $ 189 million) in notional amount of interest rate swap agreements with a net negative fair value of $0.1 million (2015 – net negative fair value of $0.4 million), which were not designated as accounting hedges. These swaps were entered in the Corporation’s capacity as an intermediary on behalf of its customers and their offsetting swap position.

For the year ended December 31, 2016, the impact of the mark-to-market of interest rate swaps not designated as accounting hedges was a net increase in earnings of approximately $ 0.3 million, recorded in the other operating income category of the consolidated statement of operations, compared with an earnings increase of approximately $ 0.3 million and $ 1.2 million, in 2015 and in 2014 respectively.

At December 31, 2016, the Corporation had $0.7 million in notional amount of forward contracts outstanding not designated as accounting hedges with a positive fair value of $ 9 thousand while on December 31, 2015, the Corporation did not have any forward contracts outstanding not designated as accounting hedges. For the year ended December 31, 2016, the impact of the mark-to-market of the forward contracts not designated as accounting hedges was a reduction to non-interest income of $ 0.2 million (2015 - loss of $ 0.4 million; 2014 - loss of $ 10.9 million), which was included in the category of mortgage banking activities in the consolidated statement of operations.

Furthermore, the Corporation has over-the-counter option contracts which are utilized in order to limit the Corporation’s exposure on customer deposits whose returns are tied to the S&P 500 or to certain other equity securities or commodity indexes. The Corporation offers certificates of deposit with returns linked to these indexes to its retail customers, principally in connection with individual retirement accounts (IRAs), and certificates of deposit. At December 31, 2016, these deposits amounted to $ 70 million (2015 - $ 86 million), or less than 1% (2015 – less than 1%) of the Corporation’s total deposits. In these certificates, the customer’s principal is guaranteed by the Corporation and insured by the FDIC to the maximum extent permitted by law. The instruments pay a return based on the increase of these indexes, as applicable, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested but allows the customer the potential to earn a return based on the performance of the indexes.

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

The purchased indexed options are used to economically hedge the bifurcated embedded option. These option contracts do not qualify for hedge accounting, and therefore, cannot be designated as accounting hedges. At December 31, 2016, the notional amount of the indexed options on deposits approximated $ 73 million (2015 - $ 90 million) with a fair value of $ 13 million (asset) (2015 - $ 13 million) while the embedded options had a notional value of $ 70 million (2015 - $ 86 million) with a fair value of $ 11 million (liability) (2015 - $ 10 million).

Refer to Note 30 to the consolidated financial statements for a description of other non-hedging derivative activities utilized by the Corporation during 2016 and 2015.

Foreign Exchange

The Corporation holds an interest in BHD León in the Dominican Republic, which is an investment accounted for under the equity method. The Corporation’s carrying value of the equity interest in BHD León approximated $126 million at December 31, 2016. This business is conducted in the country’s foreign currency. The resulting foreign currency translation adjustment, from operations for which the functional currency is other than the U.S. dollar, is reported in accumulated other comprehensive loss in the consolidated statements of condition, except for highly-inflationary environments in which the effects would be included in the consolidated statements of operations. At December 31, 2016, the Corporation had approximately $40 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive loss, compared with an unfavorable adjustment of $36 million at December 31, 2015 and $33 million at December 31, 2014.

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

During the year ended December 31, 2016, the Corporation declared quarterly dividends on its common stock of $0.15 per share, for a total of $62.2 million. On January 23, 2017, the Corporation’s Board of Directors approved the following capital actions: increase the Company’s quarterly common stock dividend from $0.15 per share to $0.25 per share; and common stock repurchases of up to $75 million. The Company’s Board of Directors approved a quarterly cash dividend of $0.25 per share on its outstanding common stock. The dividend is payable on April 3, 2017 to shareholders of record as of March 17, 2017. Future quarterly dividends will be subject to the Board of Directors’ approval at the customary times those dividends are declared. Common stock repurchases will be made under a repurchase plan that has been authorized by the Company’s Board of Directors. Common stock repurchases may be executed in the open market or in privately negotiated transactions. The timing and exact amount of the share repurchases will be subject to various factors, including the Company’s capital position, financial performance and market conditions.

As discussed in Note 5 - Business Combinations, on February 27, 2015 the Corporation acquired certain assets and assumed all deposits (except brokered deposits) from Doral Bank. This included approximately $ 1.5 billion in loans, approximately $ 173 million in securities available for sale and $ 2.2 billion in deposits.

Deposits, including customer deposits, brokered deposits and public funds deposits, continue to be the most significant source of funds for the Corporation, funding 79% of the Corporation’s total assets at December 31, 2016 and 76% at December 31, 2015. The ratio of total ending loans to deposits was 77% at December 31, 2016, compared to 85% at December 31, 2015. In addition to traditional deposits, the Corporation maintains borrowing arrangements. At December 31, 2016, these borrowings consisted primarily of $ 479 million in assets sold under agreement to repurchase, $673 million in advances with the FHLB, $439 million in junior subordinated deferrable interest debentures (net of debt issuance cost) related to trust preferred securities and $445 million in term notes (net of debt issuance cost) issued to partially fund the repayment of TARP funds. A detailed description of the Corporation’s borrowings, including their terms, is included in Note 21 to the consolidated financial statements. Also, the consolidated statements of cash flows in the accompanying consolidated financial statements provide information on the Corporation’s cash inflows and outflows.

The following sections provide further information on the Corporation’s major funding activities and needs, as well as the risks involved in these activities. A detailed description of the Corporation’s borrowings and available lines of credit, including its terms, is included in Note 21 to the consolidated financial statements. Also, the consolidated statements of cash flows in the accompanying consolidated financial statements provide information on the Corporation’s cash inflows and outflows.

Banking Subsidiaries

Primary sources of funding for the Corporation’s banking subsidiaries (BPPR and BPNA), or “the banking subsidiaries,” include retail and commercial deposits, brokered deposits, unpledged investment securities, mortgage loan securitization, and, to a lesser extent, loan sales. In addition, the Corporation maintains borrowing facilities with the FHLB and at the discount window of the Federal Reserve Board (the “Fed”), and has a considerable amount of collateral pledged that can be used to quickly raise funds under these facilities.

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

During the year ended December 31, 2016, BPPR declared cash dividends of $78.8 million, a portion of which was used by Popular for the payments of the cash dividends on its outstanding common stock, as mentioned above.

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

Deposits are a key source of funding as they tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. Refer to Table 15 for a breakdown of deposits by major types. Core deposits are generated from a large base of consumer, corporate and institutional customers. Core deposits include all non-interest bearing deposits, savings deposits and certificates of deposit under $100,000, excluding brokered deposits with denominations under $100,000. Core deposits have historically provided the Corporation with a sizable source of relatively stable and low-cost funds. Core deposits totaled $25.8 billion, or 84% of total deposits, at December 31, 2016, compared with $22.0 billion, or 81% of total deposits, at December 31, 2015. Core deposits financed 76% of the Corporation’s earning assets at December 31, 2016, compared with 69% at December 31, 2015.

Certificates of deposit with denominations of $100,000 and over at December 31, 2016 totaled $ 4.1 billion, or 14% of total deposits (December 31, 2015 - $4.2 billion, or 15% of total deposits). Their distribution by maturity at December 31, 2016 is presented in the table that follows:

Table 25 - Distribution by Maturity of Certificate of Deposits of $100,000 and Over

(In thousands)
3 months or less	$1,524,204
3 to 6 months	411,954
6 to 12 months	549,248
Over 12 months	1,653,180

Total	$4,138,586

Average deposits, including brokered deposits, for the year ended December 31, 2016 represented 86% of average earning assets, compared with 85% and 82% for the years ended December 31, 2015 and 2014, respectively. Table 26 summarizes average deposits for the past five years.

Table 26 - Average Total Deposits

	For the years ended December 31,
(In thousands)	2016	2015	2014	2013	2012
Non-interest bearing demand deposits	$6,607,639	$6,146,504	$5,533,649	$5,728,228	$5,356,649

Savings accounts	7,528,057	7,027,238	6,733,195	6,792,137	6,571,133

NOW, money market and other interest bearing demand accounts	7,024,810	5,446,933	4,824,402	5,738,189	5,555,203

Certificates of deposit:
Under $100,000	2,525,448	3,537,307	3,708,622	4,817,831	5,276,389
$100,000 and over	4,240,008	3,755,412	3,107,735	2,995,175	3,375,846

Certificates of deposit	6,765,456	7,292,719	6,816,357	7,813,006	8,652,235
Other time deposits	1,140,048	865,189	739,752	700,815	768,713

Total interest bearing deposits	22,458,371	20,632,079	19,113,706	21,044,147	21,547,284

Total average deposits	$29,066,010	$26,778,583	$24,647,355	$26,772,375	$26,903,933

At December 31, 2016 approximately 2% of the Corporation’s assets were financed by brokered deposits, as compared to 4% at December 31, 2015. The Corporation had $ 0.6 billion in brokered deposits at December 31, 2016 and $1.3 billion in December 31, 2015. In the event that any of the Corporation’s banking subsidiaries’ regulatory capital ratios fall below those required by a well-capitalized institution or are subject to capital restrictions by the regulators, that banking subsidiary faces the risk of not being able to raise or maintain brokered deposits and faces limitations on the rate paid on deposits, which may hinder the Corporation’s ability to effectively compete in its retail markets and could affect its deposit raising efforts.

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

The Corporation’s banking subsidiaries have the ability to borrow funds from the FHLB. At December 31, 2016 and December 31, 2015, the banking subsidiaries had credit facilities authorized with the FHLB aggregating to $3.8 billion and $3.9 billion, respectively, based on assets pledged with the FHLB at those dates. Outstanding borrowings under these credit facilities totaled $673 million at December 31, 2016 and $762 million at December 31, 2015. Such advances are collateralized by loans held-in-portfolio, do not have restrictive covenants and do not have any callable features. At December 31, 2016 the credit facilities authorized with the FHLB were collateralized by $4.9 billion in loans held-in-portfolio, compared with $4.7 billion at December 31, 2015. Refer to Note 21 to the consolidated financial statements for additional information on the terms of FHLB advances outstanding.

At December 31, 2016 and December 31, 2015, the Corporation’s borrowing capacity at the Fed’s Discount Window amounted to approximately $1.2 billion and $1.3 billion, respectively, which remained unused as of both dates. The amount available under this borrowing facility is dependent upon the balance of performing loans, securities pledged as collateral and the haircuts assigned to such collateral. At December 31, 2016 and December 31, 2015, this credit facility with the Fed was collateralized by $2.3 billion and $2.5 billion, respectively, in loans held-in-portfolio.

At December 31, 2016, management believes that the banking subsidiaries had sufficient current and projected liquidity sources to meet their anticipated cash flow obligations, as well as special needs and off-balance sheet commitments, in the ordinary course of business and have sufficient liquidity resources to address a stress event. Although the banking subsidiaries have historically been able to replace maturing deposits and advances, no assurance can be given that they would be able to replace those funds in the future if the Corporation’s financial condition or general market conditions were to deteriorate. The Corporation’s financial flexibility will be severely constrained if its banking subsidiaries are unable to maintain access to funding or if adequate financing is not available to accommodate future financing needs at acceptable interest rates. The banking subsidiaries also are required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of market changes, the Corporation will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity. Finally, if management is required to rely more heavily on more expensive funding sources to meet its future growth, revenues may not increase proportionately to cover costs. In this case, profitability would be adversely affected.

Bank Holding Companies

The principal sources of funding for the bank holding companies (the “BHC’s”), which are Popular, Inc. (holding company only) (“PIHC”) and Popular North America, Inc. (“PNA”), include cash on hand, investment securities, dividends received from banking and non-banking subsidiaries (subject to regulatory limits and authorizations) asset sales, credit facilities available from affiliate banking subsidiaries and proceeds from potential securities offerings.

The principal use of these funds include the repayment of debt, and interest payments to holders of senior debt and junior subordinated deferrable interest (related to trust preferred securities) and capitalizing its banking subsidiaries.

During the year ended December 31, 2016, PIHC received $78.8 million in dividends from BPPR and $4.7 million in dividends from EVERTEC’s parent company. PIHC also received $12.1 million in dividends from its investment in BHD León, and $37.5 million in dividends from its non-banking subsidiaries.

Another use of liquidity at the parent holding company is the payment of dividends on its outstanding stock. During the year ended December 31, 2016, the Corporation declared quarterly dividends on its outstanding common stock of $0.15 per share, for a total of $62.2 million. The dividends for the Corporation’s Series A and Series B preferred stock amounted to $3.7 million for the year ended December 31, 2016. As mentioned above, on January 23, 2017, the Corporation’s Board of Directors approved the following capital actions: an increase in the Company’s quarterly common stock dividend to $0.25 per share for the second quarter of 2017; and common stock repurchases of up to $75 million. The dividend is payable on April 3, 2017 to shareholders of record as of March 17, 2017.

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

Note 44 to the consolidated financial statements provides a statement of condition, of operations and of cash flows for the two BHC’s. The loans held-in-portfolio in such financial statements is principally associated with intercompany transactions.

The outstanding balance of notes payable at the BHC’s amounted to $884 million at December 31, 2016, compared with $890 million at December 31, 2015. The repayment of the BHC’s obligations represents a potential cash need which is expected to be met with a combination of internal liquidity resources stemming mainly from future dividend receipts and new borrowings.

The contractual maturities of the BHC’s notes payable at December 31, 2016 are presented in Table 27.

Table 27 - Distribution of BHC’s Notes Payable by Contractual Maturity

Year	(In thousands)
2017	$—
2018	—
2019	444,788
2020	—
2021	—
Later years	439,324

Total	$884,112

As indicated previously, the BHC did not issue new registered debt in the capital markets during the year ended December 31, 2016.

The BHCs liquidity position continues to be adequate with sufficient cash on hand, investments and other sources of liquidity which are expected to be enough to meet all BHCs obligations during the foreseeable future.

Non-banking subsidiaries

The principal sources of funding for the non-banking subsidiaries include internally generated cash flows from operations, loan sales, repurchase agreements, capital injection and borrowed funds from their direct parent companies or the holding companies. The principal uses of funds for the non-banking subsidiaries include repayment of maturing debt, operational expenses and payment of dividends to the BHCs. The liquidity needs of the non-banking subsidiaries are minimal since most of them are funded internally from operating cash flows or from intercompany borrowings from their holding companies, BPPR or BPNA.

Other Funding Sources and Capital

The investment securities portfolio provides an additional source of liquidity, which may be realized through either securities sales or repurchase agreements. The Corporation’s investment securities portfolio consists primarily of liquid U.S. government investment securities, sponsored U.S. agency securities, government sponsored mortgage-backed securities, and collateralized mortgage obligations that can be used to raise funds in the repo markets. At December 31, 2016, the investment and trading securities portfolios, as shown in Table 23, totaled $8.4 billion, of which $2.1 billion, or 25%, had maturities of one year or less. Mortgage-related investments in Table 23 are presented based on expected maturities, which may differ from contractual maturities, since they could be subject to prepayments. The availability of the repurchase agreement would be subject to having sufficient unpledged collateral available at the time the transactions are to be consummated, in addition to overall liquidity and risk appetite of the various counterparties. The Corporation’s unpledged investment and trading securities, excluding other investment securities, amounted to $ 3.7 billion at December 31, 2016 and $3.0 billion at December 31, 2015. A substantial portion of these securities could be used to raise financing quickly in the U.S. money markets or from secured lending sources.

Additional liquidity may be provided through loan maturities, prepayments and sales. The loan portfolio can also be used to obtain funding in the capital markets. In particular, mortgage loans and some types of consumer loans, have secondary markets which the Corporation could use. The maturity distribution of the total loan portfolio at December 31, 2016 is presented in Table 23. As of that date, $7.1 billion, or 30% of the loan portfolio was expected to mature within one year, compared with $7.1 billion, or 31% of the loan portfolio in the previous year. The contractual maturities of loans have been adjusted to include prepayments based on historical data and prepayment trends.

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

The importance of the Puerto Rico market for the Corporation is an additional risk factor that could affect its financing activities. In the case of a deterioration in economic and fiscal conditions in Puerto Rico, the credit quality of the Corporation could be affected and result in higher credit costs. The Puerto Rico economy continues to face various challenges, including significant pressures in some sectors of the residential real estate market. Refer to the Geographic and Government Risk section of this MD&A for some highlights on the current status of the Puerto Rico economy and the ongoing fiscal crisis.

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

The credit ratings of Popular’s debt obligations are a relevant factor for liquidity because they impact the Corporation’s ability to borrow in the capital markets, its cost and access to funding sources. Credit ratings are based on the financial strength, credit quality and concentrations in the loan portfolio, the level and volatility of earnings, capital adequacy, the quality of management, geographic concentration in Puerto Rico, the liquidity of the balance sheet, the availability of a significant base of core retail and commercial deposits, and the Corporation’s ability to access a broad array of wholesale funding sources, among other factors.

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

Obligations Subject to Rating Triggers or Collateral Requirements

The Corporation’s banking subsidiaries currently do not use borrowings that are rated by the major rating agencies, as these banking subsidiaries are funded primarily with deposits and secured borrowings. The banking subsidiaries had $14 million in deposits at December 31, 2016 that are subject to rating triggers.

Some of the Corporation’s derivative instruments include financial covenants tied to the bank’s well-capitalized status and certain formal regulatory actions. These agreements could require exposure collateralization, early termination or both. The fair value of derivative instruments in a liability position subject to financial covenants approximated $0.8 million at December 31, 2016, with the Corporation providing collateral totaling $4 million to cover the net liability position with counterparties on these derivative instruments.

In addition, certain mortgage servicing and custodial agreements that BPPR has with third parties include rating covenants. In the event of a credit rating downgrade, the third parties have the right to require the institution to engage a substitute cash custodian for escrow deposits and/or increase collateral levels securing the recourse obligations. Also, as discussed in Note 27 to the consolidated financial statements, the Corporation services residential mortgage loans subject to credit recourse provisions. Certain contractual agreements require the Corporation to post collateral to secure such recourse obligations if the institution’s required credit ratings are not maintained. Collateral pledged by the Corporation to secure recourse obligations amounted to approximately $62 million at December 31, 2016. The Corporation could be required to post additional collateral under the agreements. Management expects that it would be able to meet additional collateral requirements if and when needed. The requirements to post collateral under certain agreements or the loss of escrow deposits could reduce the Corporation’s liquidity resources and impact its operating results.

Credit Risk

The effective management of credit risk requires the establishment of an appropriate credit risk culture. Credit risk policies and the Corporation’s risk appetite are important components to establish this culture. The Corporation has clearly defined credit policies for the approval and management of credit risk. Credit underwriting standards apply to all lending activities. These set the minimum requirements in assessing the ability of debtors and/or counterparties to meet their contracted financial obligations for repayment, acceptable forms of collateral and security and the frequency of credit reviews.

The policies and standards are designed to achieve loan portfolio outcomes that are consistent with Corporation’s risk appetite. The Board of Directors, both directly or through the Risk Management Committee, reviews and approves the Corporation’s risk appetite statement and the Corporation’s credit risk tolerance limits. The CRESCO monitors credit risk management activities both at the corporate level and across all Popular subsidiaries, including the adherence to the Corporation’s risk appetite and credit risk tolerance limits.

The Corporation’s credit risk limits establish threshold and performance metrics that the Corporation and each subsidiary bank must adhere to in pursuit of its strategic objectives. Credit risk tolerance are defined along three dimensions: (1) loss and credit performance tolerances; (2) portfolio composition and concentration tolerances; and (3) industry and name-level tolerances.

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

The Corporation also has a Corporate Credit Risk Management Division (“CCRMD”). CCRMD is a centralized unit, independent of the lending function. The CCRMD’s functions include identifying, measuring and controlling credit risk independently from the business units, evaluating the credit risk rating system and reviewing the adequacy of the allowance for loan losses in accordance with GAAP and regulatory standards. CCRMD also ensures that the subsidiaries comply with the credit policies and applicable regulations, and monitors credit underwriting standards. Also, the CCRMD performs ongoing monitoring of the portfolio, including potential areas of concern for specific borrowers and/or geographic regions. During the past years, the CCRMD has strengthened its quantitative measurement capabilities, part of continued improvements to the credit risk management processes.

The Corporation’s Corporate Loan Review and Model Risk Monitoring (“CLR & MRM”) Division is an independent function from the CCRMD. Through the Commercial Loan Review Unit at the Corporate Loan Review Department (“CLRD”), CLR & MRM evaluates compliance with the Bank’s Commercial Credit Norms and Procedures and the precision of risk rating accuracy. The CLRD performs annual credit process reviews of several commercial portfolios, including small and middle market, construction, asset-based and corporate banking lending groups in BPPR, as well as BPNA’s commercial and construction portfolios. This group evaluates the credit risk profile of each originating unit along with each unit’s credit administration effectiveness, including the assessment of the risk rating representative of the current credit quality of the loans, and the evaluation of credit and collateral documentation. The monitoring performed by CLRD contributes to assess compliance with credit policies and underwriting standards, to determine the current level of credit risk, to evaluate the effectiveness of the credit management process and to identify control deficiencies that may arise in the credit-origination and management processes. Based on its findings, CLRD develops recommendations to implement corrective actions, if necessary, that help in maintaining a sound credit process and that credit risk is kept at an acceptable level. The Loan Review Department reports the results of the credit process reviews to the Risk Management Committee of the Corporation’s Board of Directors.

The Corporation’s Commercial Credit Administration Group includes the Special Loans Division, the Commercial Credit Operations Division and the Loss-Sharing Agreement Administration Group. This unit focuses on maximizing the value of the Corporation’s special loans and other real estate owned of the commercial portfolio, as well as the FDIC covered loans portfolio.

At December 31, 2016, the Corporation’s credit exposure was centered in its $23.4 billion total loan portfolio, which represented 67% of its earning assets. The portfolio composition for the last five years is presented in Table 9.

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

At December 31, 2016, the Corporation maintained a reserve of approximately $9 million for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit (2015 - $10 million).

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

The Corporation may also encounter risk of default in relation to its investment securities portfolio. Refer to Notes 8 and 9 for the composition of the investment securities available-for-sale and held-to-maturity. The investment securities portfolio held by the Corporation at December 31, 2016 are mostly Obligations of U.S. Government sponsored entities, collateralized mortgage obligations, mortgage-backed securities and Obligations of Puerto Rico, States and political subdivisions.

The Corporation’s credit risk exposure is spread among individual consumers, small and medium businesses, as well as corporate borrowers engaged in a wide variety of industries. Of these commercial lending relationships, 295 have an aggregate exposure of $10 million or more. At December 31, 2016, highly leveraged transactions and credit facilities to finance real estate ventures or business acquisitions amounted to $195 million (2015 - $117 million), and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits.

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

Historically, the levels of real estate prices in Puerto Rico were more stable than in other U.S. markets. Nevertheless, the current economic environment has accelerated the devaluation of properties. In addition, demographic trends is also impacting the demand for housing and hence the devaluation of properties. Over the last few years, as the recession has continued, outmigration has accelerated to leading lower housing demand in Puerto Rico. Further declines in property values could impact the credit quality of the loan portfolios in Puerto Rico as the value of the collateral underlying the loans is the primary source of repayment in the event of foreclosure. Lower real estate values could increase the provision for loan losses, loan delinquencies, foreclosures and the cost of repossessing and disposing of real estate collateral.

Over the past several years, the Corporation has focused in de-risking its loan portfolios by reducing its exposure in asset classes with historically high loss content. In Puerto Rico, the construction portfolio has been reduced significantly standing at only $86 million in December 31, 2016. In the U.S., during the second half of 2014, the divesture of its regional operations in California, Illinois, and Central Florida, as well as the sale of certain non-performing and legacy assets were completed, as part of the U.S. operations reorganization. Furthermore, the Corporation has significantly curtailed the production of non-traditional mortgages as it ceased originating subprime consumer loans and non-conventional mortgage loans in its U.S. mainland operations. This shift in the risk profile of the credit portfolios has strengthened the Corporation and its better positioned to operate in Puerto Rico’s complex environment. The Corporation continues to analyze and monitor the higher risk segments of its portfolios, and although deemed appropriately sized and within the risk tolerance limits, remains attentive to changes in trends.

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

Geographic and Government Risk

The Corporation is exposed to geographic and government risk. The Corporation’s assets and revenue composition by geographical area and by business segment reporting are presented in Note 42 to the consolidated financial statements. A significant portion of our financial activities and credit exposure is concentrated in the Commonwealth of Puerto Rico (the “Commonwealth”), which is experiencing a severe economic and fiscal crisis resulting from continuing economic contraction, persistent and significant budget deficits, a high debt burden, unfunded legacy obligations and lack of access to the capital markets, among other factors.

The Commonwealth’s deficits were historically covered with bond financings, loans from the Government Development Bank for Puerto Rico (“GDB”) and other extraordinary one-time revenue measures, as well as deferring the cost of certain legacy obligations, such as pensions. The Commonwealth’s structural imbalance between revenue and expenditure and unfunded legacy obligations, coupled with the deterioration of GDB’s liquidity situation and Commonwealth’s recent inability to access the capital markets, have recently resulted in the government becoming unable to pay scheduled debt payments while continuing to provide government services.

In response to this crisis, in June 2016 the U.S. Federal Government enacted the Puerto Rico Oversight, Management and Economic Stability Act (“PROMESA”), which, among other things, establishes a seven-member Federally-appointed oversight board (the “Oversight Board”) with broad powers over the finances of the Commonwealth and its instrumentalities.

Recent Economic Performance

Puerto Rico entered into recession in the fourth quarter of fiscal year 2006. Puerto Rico’s gross national product (GNP) has thereafter contracted in real terms in every year between fiscal year 2007 and fiscal year 2015 (inclusive), with the exception of growth of 0.5% in fiscal year 2012 (likely as a result of the large amount of governmental stimulus and deficit spending in that fiscal year). According to Puerto Rico Planning Board estimates released in October 2016, gross national product is projected to further contract by 1.8% and 2.3% during fiscal years 2016 and 2017, respectively. The latest GDB Economic Activity Index, which is an indicator of general economic activity and not a direct measurement of GNP, reflected a 1.4% reduction in the average for fiscal year 2016, compared to the prior fiscal year. During the first six months of fiscal year 2017 (July to December 2016), the Economic Activity Index reflected a 1.9% average reduction compared to the corresponding figure for fiscal year 2016.

Fiscal and Liquidity Measures; Defaults in Debt Service Payments

The Commonwealth’s challenges have resulted in a severe fiscal and liquidity crisis, which has forced the government to implement extraordinary measures in order to continue to fund its operational expenses and provide essential services to its residents. Recent measures to tackle the government’s structural budgetary imbalance have included (a) reforms to the Commonwealth’s retirement systems, (b) the enactment of Act No. 66-2014, as amended (“Act 66”), a fiscal emergency law that, among other things, freezes formula appropriations, salaries and benefits under collective bargaining agreements and (c) certain revenue raising measures, including an increase in the sales and use tax (“SUT”) rate from 7% to 11.5% and the implementation of a Commonwealth SUT of 4% with respect to certain business-to-business services. The Administration of Governor Ricardo Rosselló Nevares, sworn in January 2017, has, among other measures, enacted legislation to extend (x) until fiscal year 2021 certain of the provisions of Act 66 and (y) for 10 years the temporary excise tax imposed by Act No. 154-2010.

Recent measures to address the Commonwealth’s liquidity crisis have included (i) requiring the two largest government retirement systems to pre-fund the payment of retirement benefits to participants and (ii) delaying the payment of third-party payables, income tax refunds and amounts due to public corporations. In addition, in April 2016 the Commonwealth enacted the Puerto Rico Emergency Moratorium and Rehabilitation Act (the “Moratorium Act”), pursuant to which the Commonwealth and certain of its instrumentalities suspended the payment of debt service on their respective debts and retained certain revenues assigned to particular public corporations, redirecting the same for the funding of operational expenses. The Moratorium Act also imposed significant constraints on the operation of GDB, including stringent restrictions on the withdrawal of deposits from GDB (including deposits of the Commonwealth’s municipalities).

Pursuant to Executive Orders issued under the Moratorium Act, the following entities have not made payment of principal and/or interest in full on certain of their respective bonds and notes as of the date hereof: the Commonwealth, GDB, the Puerto Rico Public Buildings Authority, the Puerto Rico Infrastructure Financing Authority (“PRIFA”) and the Puerto Rico Highways and Transportation Authority (“HTA”) (with respect to certain subordinated bonds). Certain other entities have not made scheduled deposits required under the governing bond documentation, including HTA, the Convention Center District Authority, PRIFA, the Employees Retirement System, and the University of Puerto Rico. Debt service on bonds issued by the Puerto Rico Public Finance Corporation has also not been appropriated since fiscal year 2016. Consistent with the provisions of the Moratorium Act and the executive orders issued thereunder, the approved budget for the Commonwealth for fiscal year 2017 does not allocate funds for the payment of debt service on the Commonwealth’s general obligation debt or any other debt payable from Commonwealth appropriations. The Governor has not taken action under the Moratorium Act with respect to the Puerto Rico Sales Tax Financing Corporation (“COFINA’”) and COFINA continues to make debt service payments when due.

On January 29, 2017, the Rosselló Administration enacted Act No. 5-2017 (“Act 5”), also known as the “Financial Emergency and Fiscal Responsibility Act”, to replace certain provisions of the Moratorium Act. Among other things, Act 5 extended the Governor’s power to suspend debt service obligations until May 1, 2017 (subject to an additional three-month extension by executive order) by prioritizing the payment of essential services over debt service. Act 5 grandfathers executive orders issued pursuant to the Moratorium Act and stipulates that the same shall continue in full force and effect until amended, rescinded or superseded.

The Government has stated that certain of these emergency liquidity measures are unsustainable and have significant negative economic effects. Also, the Commonwealth has indicated that it expects that these measures will not be sufficient to address the Commonwealth’s liquidity needs and that it will need to implement additional extraordinary measures to continue providing essential government services. Absent such additional liquidity measures, the Commonwealth has indicated it may experience significant bank cash shortfalls as soon as May 1, 2017, triggered by the expiration of the applicable moratorium period under Act 5 and the co-extensive stay of litigation imposed under PROMESA (described below).

Enactment of PROMESA

In general terms, PROMESA seeks to provide the Commonwealth with (i) fiscal and economic discipline through the creation of the Oversight Board, (ii) relief from creditor lawsuits through the enactment of a temporary stay on litigation to enforce rights or remedies related to outstanding liabilities of the Commonwealth and its instrumentalities and municipalities and (iii) two separate processes for the restructuring of the debt obligations of such entities. PROMESA also includes other miscellaneous provisions, including relief from certain wage and hour laws and regulations and provisions for identification and expedited permitting of critical infrastructure projects.

On August 31, 2016, President Obama appointed the seven voting members of the Oversight Board. Pursuant to PROMESA, the Oversight Board shall remain in place until market access is restored and balanced budgets, in accordance with modified accrual accounting, are produced for at least four consecutive years. During the first meeting of the Oversight Board, held on September 30, 2016, the Oversight Board announced the designation of a number of entities as covered entities under PROMESA, including the Commonwealth, all of its public corporations and retirement systems, and all affiliates and subsidiaries of the foregoing. While the Oversight Board has the power to designate any of the Commonwealth’s municipalities as covered entities under PROMESA, it has not done so as of the date hereof.

The designation of an entity as a covered entity has various implications under PROMESA. First, it means that the Governor will have to submit such entity’s annual budgets and, if the Oversight Board so requests, its fiscal plans, to the Oversight Board for its review and approval. Second, covered territorial instrumentalities may not issue debt or guarantee, exchange, modify, repurchase, redeem, or enter into similar transactions with respect to their debts without the prior approval of the Oversight Board. Third, pursuant to certain contracting guidelines approved by the Oversight Board, prior Oversight Board approval is required in connection with any transaction undertaken by a covered entity that (i) is outside the ordinary course of business or (ii) has a material financial impact. Finally, covered entities could also potentially be eligible to use the restructuring procedures provided by PROMESA. The first, Title VI, is a largely out-of-court process through which a government entity and its financial creditors can agree on terms to restructure such entity’s debt. If a supermajority of creditors of a certain category agree, that agreement can bind all other creditors in such category. The second, Title III, draws on the federal bankruptcy code and provides a court-supervised process for a comprehensive restructuring led by the Oversight Board. Access to either of these procedures is dependent on compliance with certain requirements established in PROMESA, including the approval of the Oversight Board.

The initial stay of litigation imposed by PROMESA is effective from July 1, 2016 to February 15, 2017, subject to being extended under certain conditions. At the request of the Rosselló Administration, the Oversight Board, in its January 28, 2017 meeting, extended the stay for an additional 75 days to allow the new administration to submit its fiscal plan and complete a voluntary restructuring process under Title VI. The automatic stay imposed by PROMESA applies to covered actions against all government instrumentalities in Puerto Rico, even those that may not be immediately within the jurisdiction and purview of the Oversight Board, such as municipalities. Notwithstanding the stay on litigation provisions of PROMESA, there are various lawsuits filed by creditors in the U.S. District Court for the District of Puerto Rico challenging the Commonwealth’s actions under the Moratorium Act and requesting that the court lift the stay under PROMESA.

Commonwealth’s Fiscal Plan

PROMESA requires the Commonwealth to submit a fiscal plan to the Oversight Board that, among other things, (i) provides for estimates of revenues and expenditures in conformance with agreed accounting standards, (ii) ensures the funding of essential services, (iii) eliminates structural deficits, (iv) provides adequate funding for public pension systems and (v) provides for a debt burden that is sustainable. Furthermore, the fiscal plan must respect the relative lawful priorities or lawful liens under local law.

The Commonwealth submitted a fiscal plan for consideration of the Oversight Board on October 14, 2016 (the “October Fiscal Plan”). The October Fiscal Plan relied in part on the findings of the report prepared by a group of former International Monetary Fund economists and commissioned by the Commonwealth, commonly known as the “Krueger Report”, and the Fiscal and Economic Growth Plan prepared by the Commonwealth in 2015 in response to the crisis, which served as the base during fiscal year 2016 for unsuccessful debt restructuring negotiations.

The October Fiscal Plan projected that, under current policies, consolidated expenditures (including required pension payments and debt service on tax-supported debt) would, in the aggregate, exceed consolidated resources by approximately $58.7 billion from fiscal year 2017 to fiscal year 2026. The October Fiscal Plan further estimated that, assuming the Commonwealth took the measures identified in the plan and that such measures produced the projected economic and financial results, in the absence of federal Affordable Care Act funding for the Government’s health programs there would still be a material cumulative financing gap during the ten-year period before the payment of any debt service. On the other hand, if the Commonwealth were to successfully implement the measures identified in the October Fiscal Plan and if federal healthcare funding is kept at the current level, the Commonwealth could have a cumulative primary surplus of approximately $18.8 billion during the next ten years (excluding payment of debt service of approximately $34.2 billion due during such period). The October Fiscal Plan stated that without a substantial debt restructuring resulting in a sustainable debt burden, Puerto Rico’s growth potential will continue to be hindered by the fear of future defaults, lower public and private investment and further outmigration.

The October Fiscal Plan did not contemplate a restructuring of the debt of Puerto Rico’s municipalities. The Fiscal Plan contemplated, however, as part of its expense reduction measures, the gradual elimination of budgetary subsidies provided to municipalities. Such subsidies constitute a material portion of the operating revenues of certain municipalities. The October Fiscal Plan is publicly available in the Oversight Board’s website.

In a meeting held on November 18, 2016, the Oversight Board rejected the October Fiscal Plan and established a set of guiding principles for the evaluation of the fiscal plan. Such guiding principles include that the fiscal plan must assume no additional federal support beyond that which is already established by law (including no extension of Affordable Care Act funding). The Oversight Board also established January 31, 2017 as the target date for the certification of a fiscal plan and requested the Administration to present a revised baseline financing gap forecast that, among other things, reflected revised macroeconomic assumptions, pay-as-you-go funding for pension benefits and the segregation of current employee contributions to the pension systems. On December 20, 2016, the Commonwealth issued revised baseline projections that, based on the revised assumptions, indicated a cumulative financing gap of approximately $67.5 billion over the ten-year projection period, an increase of approximately $8.8 billion when compared to the October Fiscal Plan.

Furthermore, on January 18, 2017 the Oversight Board published a series of additional targets and guidelines for certification of a fiscal plan and set fiscal year 2019 as the target for a structurally balanced budget. The initiatives identified by the Oversight Board, which included the elimination of budgetary subsidies to municipalities and an approximately 10% reduction in pension and/or pension-related benefits, would reduce the fiscal year 2019 primary balance before debt service from approximately negative $3.7 billion to a surplus before debt service of approximately $0.8 billion.

Upon assuming power in January 2017, the Rosselló Administration requested an extension of the deadline to submit a fiscal plan. On January 28, 2017 the Oversight Board granted the Administration until February 28, 2017 to submit a new fiscal plan and set March 15, 2017 as the new deadline for fiscal plan certification. On February 28, 2017, the Roselló administration submitted to their Oversight Board its draft fiscal plan which, among other initiatives, calls for significant reductions in operational expenses and subsides for municipalities and the University of Puerto Rico. The plan, which relies on significant change in economic assumptions vis a vis the baseline, projects a surplus before debt service of $11.6 billion in the aggregate during the ten year projection period (against $35.1 billion in contractual debt service).

Exposure of the Corporation

The credit quality of BPPR’s loan portfolio necessarily reflects, among other things, the general economic conditions in Puerto Rico and other adverse conditions affecting Puerto Rico consumers and businesses. The effects of the prolonged recession are reflected in limited loan demand, an increase in the rate of foreclosures and delinquencies on loans granted in Puerto Rico. In addition, the measures taken to address the fiscal crisis and those that may have to be taken in the near future will likely affect many of our individual customers and customers’ businesses, which could cause credit losses that adversely affect us and may negatively affect consumer confidence. Any reduction in consumer spending as a result of these issues may also adversely impact our interest and non-interest revenues. If global or local economic conditions worsen or the Government of Puerto Rico is unable to manage its fiscal crisis, including consummating an orderly restructuring of its debt obligations while continuing to provide essential services, these adverse effects could continue or worsen in ways that we are not able to predict.

At December 31, 2016, the Corporation’s direct exposure to the Puerto Rico government and its instrumentalities and municipalities amounted to $ 584 million, of which approximately $ 529 million is outstanding ($669 million and $578 million, respectively, at December 31, 2015). Deterioration of the Commonwealth’s fiscal and economic situation, including any negative ratings implications, could further adversely affect the value of our Puerto Rico government obligations, resulting in losses to us. Of the amount outstanding, $ 459 million consists of loans and $ 70 million are securities ($502 million and $76 million, respectively, at December 31, 2015). Of the amount outstanding, $ 17 million represents obligations from the Commonwealth or its public corporations, each of which has been designated as a covered entity under PROMESA. Obligations from various municipalities in

Puerto Rico constitute, however, the bulk of our direct exposure to Puerto Rico government obligations ($76 million at December 31, 2015). The remaining $ 512 million are in most cases “general obligations”, to which the applicable municipality has pledged its good faith , credit and unlimited taxing power, or “special obligations”, to which the applicable municipality has pledge other revenues ($502 million at December 31, 2015). The automatic stay on litigation imposed by PROMESA applies to all municipal obligations to which we are a party (other than to municipal obligations issued after the enactment of PROMESA). Furthermore, although the PROMESA Oversight Board has not designated any of the Commonwealth’s 78 municipalities as covered entities under PROMESA, it may decide to do so in the future. For a more detailed description of the Corporation’s direct exposure to the Puerto Rico government and its instrumentalities and municipalities, see note 28.

During the second quarter of 2016, the Corporation recognized an other-than-temporary impairment charge of $209 thousand on an investment security available-for-sale classified as obligations from the Puerto Rico government and its political subdivisions. At June 30, 2016 this security was rated Caa2 and CC by Moody’s and S&P, respectively. Puerto Rico’s fiscal and economic situation, together with the events described above, led management to conclude that the unrealized losses on this security were other-than-temporary. The Corporation determined that the entire balance of the unrealized loss carried by this security was attributed to estimated credit losses. Accordingly, the other-than-temporary impairment was recognized in its entirety in the accompanying consolidated statement of operations and no amount remained recognized in the accompanying statement of other comprehensive income related to this specific security.

In addition, at December 31, 2016, the Corporation had $406 million in indirect exposure to loans or securities that are payable by non-governmental entities, but which carry the guarantee of a Puerto Rico governmental entity to cover any shortfall in collateral in the event of borrower default ($394 million at December 31, 2015). These included $326 million in residential mortgage loans that are guaranteed by the Puerto Rico Housing Finance Authority (“HFA”), an entity that has been designated as a covered entity under PROMESA (December 31, 2015 - $316 million). These mortgage loans are secured by the underlying properties and the “HFA” guarantee serves to cover shortfalls in collateral in the event of a borrower default. Also, the Corporation had $49 million in Puerto Rico pass-through housing bonds backed by FNMA, GNMA or second mortgages residential loans, and approximately $31 million of commercial real estate notes issued by government entities, but payable from rent paid by third parties ($50 million and $28 million, respectively, at December 31, 2015).

As further detailed in Notes 8 and 9 to the consolidated financial statements, a substantial portion of the Corporation’s investment securities represented exposure to the U.S. Government in the form of U.S. Government sponsored entities, as well as agency mortgage-backed and U.S. Treasury securities. In addition, $849 million of residential mortgages and $99 million in commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2016. The Corporation does not have any exposure to European sovereign debt.

Non-Performing Assets

Non-performing assets include primarily past-due loans that are no longer accruing interest, renegotiated loans, and real estate property acquired through foreclosure. A summary, including certain credit quality metrics, is presented in Table 28.

On June 30, 2015, the shared-loss arrangement under the commercial loss share agreement with the FDIC related to the loans acquired from Westernbank as part of the FDIC assisted transaction in 2010 expired. Loans and OREO’s that remain covered under the terms of the single-family loss share agreement continue to be presented as covered assets in the accompanying tables and credit metrics as of December 31, 2016.

Because of the application of ASC Subtopic 310-30 to the Westernbank acquired loans and the loss protection provided by the FDIC which limits the risks on the covered loans, the Corporation has determined to provide certain quality metrics in this MD&A that exclude such covered loans to facilitate the comparison between loan portfolios and across periods. The Corporation believes the inclusion of these loans in certain asset quality ratios in the numerator or denominator (or both) would result in a distortion to these ratios. In addition, because charge-offs related to the acquired loans are recorded against the non-accretable balance, the net charge-off ratio including the acquired loans is lower for the single-family loan portfolios which includes covered loans. The inclusion of these loans in the asset quality ratios could result in a lack of comparability across periods, and could negatively impact comparability with other portfolios that were not impacted by acquisition accounting. The Corporation believes that the presentation of asset quality measures, excluding covered loans and related amounts from both the numerator and denominator, provides a better perspective into underlying trends related to the quality of its loan portfolio.

The Corporation continued to experience stable credit trends despite challenging economic conditions in Puerto Rico. The shift in the composition and the risk profile of the credit portfolios over the last few years has better positioned the Corporation to operate in the Island’s environment. The Corporation continues to closely monitor changes in credit quality trends and is focused on taking measures to minimize risks. The U.S. operation continued to reflect positive results with strong growth and favorable credit quality metrics.

Non-performing assets, excluding covered loans and OREO, decreased by $64 million when compared with December 31, 2015, mainly attributed to a reduction in the non-performing loans held-for-sale of $45 million, mostly related to the sale of the Puerto Rico Electric Power Authority (“PREPA”) loan transferred to held-for-sale in the second quarter of 2015. Non-performing loans held-in-portfolio decreased by $44 million from December 31, 2015, mostly driven by lower mortgage and commercial NPLs by $22 million and $18 million, respectively. These reductions were in part offset by higher OREOs by $25 million from December 31, 2015. Table 28 presents the information of non-performing assets.

At December 31, 2016, non-performing loans secured by real estate held-in-portfolio, excluding covered loans, amounted to $467 million in the Puerto Rico operations and $21 million in the U.S. operations. These figures compare to $504 million in the Puerto Rico operations and $22 million in the U.S. operations at December 31, 2015. In addition to the non-performing loans included in Table 28 at December 31, 2016, there were $169 million of non-covered performing loans, mostly commercial loans, which in management’s opinion, are currently subject to potential future classification as non-performing and are considered impaired, compared with $160 million at December 31, 2015.

Table 28 - Non-Performing Assets

	December 31, 2016			December 31, 2015			December 31, 2014
(Dollars in thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Non-accrual loans:
Commercial	$159,655	$3,693	$163,348	$177,902	$3,914	$181,816	$257,910	$2,315	$260,225
Construction	—	—	—	3,550	—	3,550	13,812	—	13,812
Legacy[1]	—	3,337	3,337	—	3,649	3,649	—	1,545	1,545
Leasing	3,062	—	3,062	3,009	—	3,009	3,102	—	3,102
Mortgage	318,194	11,713	329,907	337,933	13,538	351,471	295,629	9,284	304,913
Consumer	51,597	6,664	58,261	52,440	5,864	58,304	40,930	5,956	46,886

Total non-performing loans held-in-portfolio, excluding covered loans	532,508	25,407	557,915	574,834	26,965	601,799	611,383	19,100	630,483
Non-performing loans held-for-sale[2]	—	—	—	44,696	473	45,169	225	18,674	18,899
Other real estate owned (“OREO”), excluding covered OREO	177,412	3,033	180,445	151,439	3,792	155,231	119,144	16,356	135,500

Total non-performing assets, excluding covered assets	$709,920	$28,440	$738,360	$770,969	$31,230	$802,199	$730,752	$54,130	$784,882
Covered loans and OREO[3]	36,044	—	36,044	40,571	—	40,571	148,099	—	148,099

Total non-performing assets	$745,964	$28,440	$774,404	$811,540	$31,230	$842,770	$878,851	$54,130	$932,981

Accruing loans past-due 90 days or more[4] [5]	$426,652	$—	$426,652	$446,725	$—	$446,725	$447,990	$—	$447,990

Excluding covered loans:[6]
Non-performing loans to loans held-in-portfolio			2.45%			2.69%			3.25%

Including covered loans:
Non-performing loans to loans held-in-portfolio			2.41%			2.63%			2.95%
Interest lost			$29,385			$27,644			$23,413

[1]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.
[2]	There were no non-performing loans held-for-sale as of December 31, 2016 (December 31, 2015 - $45 million in commercial loans and $95 thousand in construction loans; December 31, 2014 - $14.0 million in mortgage loans, $309 thousand in commercial loans and $4.5 million in consumer loans).
[3]	The amount consists of $4 million in non-performing loans accounted for under ASC Subtopic 310-20 and $32 million in covered OREO at December 31, 2016 (December 31, 2015 - $4 million and $37 million, respectively; December 31, 2014 - $18 million and $130 million, respectively). It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.
[4]	The carrying value of loans accounted for under ASC Subtopic 310-30 that are contractually 90 days or more past due was $282 million at December 31, 2016 (December 31, 2015 - $349 million; December 31, 2014 - $516 million). This amount is excluded from the above table as the loans’ accretable yield interest recognition is independent from the underlying contractual loan delinquency status.
[5]	It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $181 million, $164 million and $125 million, respectively, of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2016, 2015 and 2014. Furthermore, the Corporation has approximately $68 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets (December 31, 2015- $70 million; December 31, 2014- $66 million).
[6]	These asset quality ratios have been adjusted to remove the impact of covered loans. Appropriate adjustments to the numerator and denominator have been reflected in the calculation of these ratios. Management believes the inclusion of acquired loans in certain asset quality ratios that include non-performing assets, past due loans or net charge-offs in the numerator and denominator results in distortions of these ratios and they may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

Table 28 (continued) - Non-Performing Assets

	December 31, 2013			December 31, 2012
(Dollars in thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Non-accrual loans:
Commercial	$186,097	$92,956	$279,053	$522,733	$142,556	$665,289
Construction	18,108	5,663	23,771	37,390	5,960	43,350
Legacy[1]	—	15,050	15,050	—	40,741	40,741
Leasing	3,495	—	3,495	4,865	—	4,865
Mortgage	206,389	26,292	232,681	596,106	34,024	630,130
Consumer	33,166	10,732	43,898	30,888	9,870	40,758

Total non-performing loans held-in-portfolio, excluding covered loans	447,255	150,693	597,948	1,191,982	233,151	1,425,133
Non-performing loans held-for-sale[2]	489	603	1,092	94,186	2,134	96,320
Other real estate owned (“OREO”), excluding covered OREO	105,206	30,295	135,501	215,872	50,972	266,844

Total non-performing assets, excluding covered assets	$552,950	$181,591	$734,541	$1,502,040	$286,257	$1,788,297
Covered loans and OREO[3]	197,388	—	197,388	213,483	—	213,483

Total non-performing assets	$750,338	$181,591	$931,929	$1,715,523	$286,257	$2,001,780

Accruing loans past-due 90 days or more[4] [5]	$418,028	$—	$418,028	$388,712	$—	$388,712

Excluding covered loans:[6]
Non-performing loans to loans held-in-portfolio			2.77%			6.79%

Including covered loans:
Non-performing loans to loans held-in-portfolio			2.55%			6.06%
Interest lost			$29,766			$86,442

[1]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.
[2]	Non-performing loans held-for-sale consist of $603 thousand in commercial loans and $489 thousand in mortgage loans at December 31, 2013 (December 31, 2012 - $78 million in construction loans, $16 million in commercial loans, $2 million in legacy loans and $53 thousand in mortgage loans).
[3]	The amount consists of $29 million in non-performing loans accounted for under ASC Subtopic 310-20 and $168 million in covered OREO at December 31, 2013 (December 31, 2012 - $74 million and $139 million, respectively). It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.
[4]	The carrying value of loans accounted for under ASC Subtopic 310-30 that are contractually 90 days or more past due was $751 million at December 31, 2013 (December 31, 2012 - $1 billion). This amount is excluded from the above table as the loans’ accretable yield interest recognition is independent from the underlying contractual loan delinquency status.
[5]	It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $115 million and $86 million, respectively, of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2013 and December 31, 2012.
[6]	These asset quality ratios have been adjusted to remove the impact of covered loans. Appropriate adjustments to the numerator and denominator have been reflected in the calculation of these ratios. Management believes the inclusion of acquired loans in certain asset quality ratios that include non-performing assets, past due loans or net charge-offs in the numerator and denominator results in distortions of these ratios and they may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

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

The Corporation’s commercial loan portfolio secured by real estate (“CRE”), excluding covered loans, amounted to $7.2 billion at December 31, 2016, of which $2.0 billion was secured with owner occupied properties, compared with $6.6 billion and $2.1 billion, respectively, at December 31, 2015. CRE non-performing loans, excluding covered loans, amounted to $130 million at December 31, 2016, compared with $142 million at December 31, 2015. The CRE non-performing loans ratios for the BPPR and BPNA segments were 2.83% and 0.07%, respectively, at December 31, 2016, compared with 3.00% and 0.03%, respectively, at December 31, 2015.

Loan Delinquencies

Another key measure used to evaluate and monitor the Corporation’s asset quality is loan delinquencies. Loans delinquent 30 days or more and delinquencies, as a percentage of their related portfolio category at December 31, 2016 and 2015, are presented below.

Table 29 - Loan Delinquencies

(Dollars in millions)	2016	2015
Loans delinquent 30 days or more	$2,013	$2,360

Total delinquencies as a percentage of total loans:
Commercial	4.23%	5.63%
Construction	0.21	2.09
Legacy	9.97	8.49
Leasing	1.57	1.99
Mortgage	18.82	20.00
Consumer	4.47	4.46
Covered loans	19.26	20.76
Loans held-for-sale	0.52	33.64

Total	8.59%	10.20%

For the year ended December 31, 2016, total non-performing loan inflows, excluding consumer loans, decreased by $138 million, or 24%, when compared to the inflows for the same year in 2015. Inflows of non-performing loans held-in-portfolio at the BPPR segment decreased by $125 million, or 24%, compared to the inflows for the year ended 2015, mostly related to lower commercial and mortgage inflows by $76 million and $50 million, respectively. Inflows of non-performing loans held-in-portfolio at the BPNA segment decreased by $13 million, or 22%, from the same period in 2015, mostly driven by lower construction and mortgage inflows of $9 million and $6 million, respectively.

Table 30 - Activity in Non-Performing Loans Held-in-Portfolio (Excluding Consumer and Covered Loans)

	For the year ended December 31, 2016
(Dollars in thousands)	BPPR	BPNA	Popular, Inc.
Beginning balance	$519,385	$21,101	$540,486
Plus:
New non-performing loans	401,143	47,433	448,576
Advances on existing non-performing loans	—	322	322
Reclassification from construction loans to commercial loans	2,436	—	2,436
Less:
Non-performing loans transferred to OREO	(50,940)	(1,188)	(52,128)
Non-performing loans charged-off	(89,536)	(3,260)	(92,796)
Loans returned to accrual status / loan collections	(302,203)	(45,665)	(347,868)
Reclassification from construction loans to commercial loans	(2,436)	—	(2,436)

Ending balance NPLs	$477,849	$18,743	$496,592

Table 31 - Activity in Non-Performing Loans Held-in-Portfolio (Excluding Consumer and Covered Loans)

	For the year ended December 31, 2015
(Dollars in thousands)	BPPR	BPNA	Popular, Inc.
Beginning balance	$567,351	$13,144	$580,495
Plus:
New non-performing loans	526,084	60,488	586,572
Advances on existing non-performing loans	—	534	534
Reclassification from covered loans	8,075	—	8,075
Less:
Non-performing loans transferred to OREO	(36,794)	(766)	(37,560)
Non-performing loans charged-off	(159,249)	(3,991)	(163,240)
Loans returned to accrual status / loan collections	(319,741)	(42,103)	(361,844)
Loans transferred to held-for-sale	(44,996)	1,565	(43,431)
Non-performing loans sold	(21,345)	—	(21,345)
Other transfers out of non-performing	—	(7,770)	(7,770)

Ending balance NPLs	$519,385	$21,101	$540,486

Table 32 - Activity in Non-Performing Commercial Loans Held-In-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2016
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning Balance - NPLs	$177,902	$3,914	$181,816
Plus:
New non-performing loans	77,615	20,542	98,157
Advances on existing non-performing loans	—	178	178
Reclassification from construction loans to commercial loans	2,436	—	2,436
Less:
Non-performing loans transferred to OREO	(6,700)	—	(6,700)
Non-performing loans charged-off	(41,011)	(811)	(41,822)
Loans returned to accrual status / loan collections	(50,587)	(20,130)	(70,717)

Ending balance - NPLs	$159,655	$3,693	$163,348

Table 33 - Activity in Non-Performing Commercial Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2015
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning Balance - NPLs	$257,910	$2,315	$260,225
Plus:
New non-performing loans	153,682	14,880	168,562
Advances on existing non-performing loans	—	389	389
Reclassification from covered loans	7,395	—	7,395
Less:
Non-performing loans transferred to OREO	(6,342)	—	(6,342)
Non-performing loans charged-off	(118,601)	(1,286)	(119,887)
Loans returned to accrual status / loan collections	(49,801)	(4,141)	(53,942)
Loans transferred to held-for-sale	(44,996)	(473)	(45,469)
Non-performing loans sold	(21,345)	—	(21,345)
Other transfers out of non-performing	—	(7,770)	(7,770)

Ending balance - NPLs	$177,902	$3,914	$181,816

Table 34 - Activity in Non-Performing Construction Loans Held-In-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2016
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning Balance - NPLs	$3,550	$—	$3,550
Plus:
New non-performing loans	1,543	671	2,214
Less:
Non-performing loans transferred to OREO	(304)	—	(304)
Non-performing loans charged-off	(1,103)	—	(1,103)
Loans returned to accrual status / loan collections	(1,250)	(671)	(1,921)
Reclassification from construction loans to commercial loans	(2,436)	—	(2,436)

Ending balance - NPLs	$—	$—	$—

Table 35 - Activity in Non-Performing Construction Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2015
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning Balance - NPLs	$13,812	$—	$13,812
Plus:
New non-performing loans	486	9,522	10,008
Reclassification from covered loans	112	—	112
Less:
Non-performing loans transferred to OREO	(2,194)	—	(2,194)
Non-performing loans charged-off	(138)	—	(138)
Loans returned to accrual status / loan collections	(8,528)	(9,522)	(18,050)

Ending balance - NPLs	$3,550	$—	$3,550

Table 36 - Activity in Non-Performing Mortgage Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2016
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning Balance - NPLs	$337,933	$13,538	$351,471
Plus:
New non-performing loans	321,985	25,002	346,987
Less:
Non-performing loans transferred to OREO	(43,936)	(1,144)	(45,080)
Non-performing loans charged-off	(47,422)	(2,160)	(49,582)
Loans returned to accrual status / loan collections	(250,366)	(23,523)	(273,889)

Ending balance - NPLs	$318,194	$11,713	$329,907

Table 37 - Activity in Non-Performing Mortgage Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2015
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning Balance - NPLs	$295,629	$9,284	$304,913
Plus:
New non-performing loans	371,916	31,113	403,029
Reclassification from covered loans	568	—	568
Less:
Non-performing loans transferred to OREO	(28,258)	(766)	(29,024)
Non-performing loans charged-off	(40,510)	(1,259)	(41,769)
Loans returned to accrual status / loan collections	(261,412)	(26,872)	(288,284)
Loans transferred to held-for-sale	—	2,038	2,038

Ending balance - NPLs	$337,933	$13,538	$351,471

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

The Corporation must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic developments affecting specific customers, industries or markets. Other factors that can affect management’s estimates are the years of historical data when estimating losses, changes in underwriting standards, financial accounting standards and loan impairment measurements, among others. Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the condition of the various markets in which collateral may be sold may all affect the required level of the allowance for loan losses. Consequently, the business financial condition, liquidity, capital and results of operations could also be affected. Refer to the Critical Accounting Policies / Estimates section of this MD&A for a description of the Corporation’s allowance for loans losses methodology.

Refer to Table 38 for a summary of the activity in the allowance for loan losses and selected loan losses statistics for the past 5 years.

Table 38 - Allowance for Loan Losses and Selected Loan Losses Statistics

	2016			2015			2014
(Dollars in thousands)	Non-covered loans	Covered loans	Total	Non-covered loans	Covered loans	Total	Non-covered loans [4]	Covered loans	Total [4]
Balance at the beginning of year	$502,935	$34,176	$537,111	$519,719	$82,073	$601,792	$538,463	$102,092	$640,555
Provision for loan losses (reversal of provision) - Continuing operations	171,126	(1,110)	170,016	217,458	24,020	241,478	223,999	46,135	270,134
Provision for loan losses (reversal of provision) - Discontinued operations	—	—	—	—	—	—	(6,764)	—	(6,764)

	674,061	33,066	707,127	737,177	106,093	843,270	755,698	148,227	903,925

Charged-offs:
BPPR
Commercial	62,486	—	62,486	105,716	37,936	143,652	70,402	34,741	105,143
Construction	3,103	—	3,103	13,628	25,086	38,714	1,722	36,223	37,945
Leasing	6,151	—	6,151	5,561	—	5,561	6,028	—	6,028
Mortgage	68,075	3,524	71,599	53,296	6,158	59,454	45,389	9,156	54,545
Consumer	106,304	19	106,323	110,384	853	111,237	122,400	(2,589)	119,811

Total BPPR charged-offs	246,119	3,543	249,662	288,585	70,033	358,618	245,941	77,531	323,472

BPNA
Commercial	1,115	—	1,115	1,452	—	1,452	16,628	—	16,628
Legacy [1]	535	—	535	2,019	—	2,019	8,071	—	8,071
Mortgage	2,506	—	2,506	1,670	—	1,670	3,517	—	3,517
Consumer	13,430	—	13,430	9,507	—	9,507	15,948	—	15,948
Discontinued operations	—	—	—	—	—	—	4,452	—	4,452

Total BPNA charged-offs	17,586	—	17,586	14,648	—	14,648	48,616	—	48,616

Popular, Inc.
Commercial	63,601	—	63,601	107,168	37,936	145,104	87,030	34,741	121,771
Construction	3,103	—	3,103	13,628	25,086	38,714	1,722	36,223	37,945
Leasing	6,151	—	6,151	5,561	—	5,561	6,028	—	6,028
Legacy [1]	535	—	535	2,019	—	2,019	8,071	—	8,071
Mortgage	70,581	3,524	74,105	54,966	6,158	61,124	48,906	9,156	58,062
Consumer	119,734	19	119,753	119,891	853	120,744	138,348	(2,589)	135,759
Discontinued operations	—	—	—	—	—	—	4,452	—	4,452

Total charged-offs	263,705	3,543	267,248	303,233	70,033	373,266	294,557	77,531	372,088

Recoveries:
BPPR
Commercial	41,731	—	41,731	31,826	6,504	38,330	31,020	1,835	32,855
Construction	5,124	—	5,124	14,514	4,700	19,214	5,231	8,537	13,768
Leasing	2,263	—	2,263	2,258	—	2,258	2,067	—	2,067
Mortgage	3,759	808	4,567	2,305	930	3,235	1,389	714	2,103
Consumer	29,998	19	30,017	26,508	842	27,350	25,745	291	26,036

Total BPPR recoveries	82,875	827	83,702	77,411	12,976	90,387	65,452	11,377	76,829

BPNA
Commercial	4,428	—	4,428	5,294	—	5,294	15,523	—	15,523
Construction	—	—	—	—	—	—	237	—	237
Legacy [1]	2,448	—	2,448	4,779	—	4,779	17,141	—	17,141
Mortgage	573	—	573	391	—	391	2,321	—	2,321
Consumer	4,176	—	4,176	3,858	—	3,858	3,783	—	3,783
Discontinued operations	—	—	—	—	—	—	9,997	—	9,997

Total BPNA recoveries	11,625	—	11,625	14,322	—	14,322	49,002	—	49,002

Popular, Inc.
Commercial	46,159	—	46,159	37,120	6,504	43,624	46,543	1,835	48,378
Construction	5,124	—	5,124	14,514	4,700	19,214	5,468	8,537	14,005
Leasing	2,263	—	2,263	2,258	—	2,258	2,067	—	2,067
Legacy [1]	2,448	—	2,448	4,779	—	4,779	17,141	—	17,141
Mortgage	4,332	808	5,140	2,696	930	3,626	3,710	714	4,424
Consumer	34,174	19	34,193	30,366	842	31,208	29,528	291	29,819
Discontinued operations	—	—	—	—	—	—	9,997	—	9,997

Total recoveries	94,500	827	95,327	91,733	12,976	104,709	114,454	11,377	125,831

Net loans charged-offs (recoveries):
BPPR
Commercial	20,755	—	20,755	73,890	31,432	105,322	39,382	32,906	72,288
Construction	(2,021)	—	(2,021)	(886)	20,386	19,500	(3,509)	27,686	24,177
Leasing	3,888	—	3,888	3,303	—	3,303	3,961	—	3,961
Mortgage	64,316	2,716	67,032	50,991	5,228	56,219	44,000	8,442	52,442
Consumer	76,306	—	76,306	83,876	11	83,887	96,655	(2,880)	93,775

Total BPPR net loans charged-offs	163,244	2,716	165,960	211,174	57,057	268,231	180,489	66,154	246,643

BPNA
Commercial	(3,313)	—	(3,313)	(3,842)	—	(3,842)	1,105	—	1,105
Construction	—	—	—	—	—	—	(237)	—	(237)
Legacy [1]	(1,913)	—	(1,913)	(2,760)	—	(2,760)	(9,070)	—	(9,070)
Mortgage	1,933	—	1,933	1,279	—	1,279	1,196	—	1,196
Consumer	9,254	—	9,254	5,649	—	5,649	12,165	—	12,165
Discontinued operations	—	—	—	—	—	—	(5,545)	—	(5,545)

Total BPNA net loans charged-offs (recoveries)	5,961	—	5,961	326	—	326	(386)	—	(386)

Popular, Inc.
Commercial	17,442	—	17,442	70,048	31,432	101,480	40,487	32,906	73,393
Construction	(2,021)	—	(2,021)	(886)	20,386	19,500	(3,746)	27,686	23,940
Leasing	3,888	—	3,888	3,303	—	3,303	3,961	—	3,961
Legacy [1]	(1,913)	—	(1,913)	(2,760)	—	(2,760)	(9,070)	—	(9,070)
Mortgage	66,249	2,716	68,965	52,270	5,228	57,498	45,196	8,442	53,638
Consumer	85,560	—	85,560	89,525	11	89,536	108,820	(2,880)	105,940
Discontinued operations	—	—	—	—	—	—	(5,545)	—	(5,545)

Total net loans charged-offs	169,205	2,716	171,921	211,500	57,057	268,557	180,103	66,154	246,257

Net write-downs [2]	5,445	—	5,445	(35,779)	(1,823)	(37,602)	(35,674)	—	(35,674)

Balance transferred from covered to non-covered loans	—	—	—	13,037	(13,037)	—	—	—	—
Net write-downs related to loans transferred to discontinued operations	—	—	—	—	—	—	(20,202)	—	(20,202)

Balance at end of year	$510,301	$30,350	$540,651	$502,935	$34,176	$537,111	$519,719	$82,073	$601,792

Specific ALLL	$111,377	$—	$111,377	$118,072	$—	$118,072	$140,141	$5	$140,146

General ALLL	$398,924	$30,350	$429,274	$384,863	$34,176	$419,039	$379,578	$82,068	$461,646

Loans held-in-portfolio:
Outstanding at year end	$22,773,747	$23,346,625	$22,346,115	$22,992,230	$19,404,451	$21,947,113
Average	22,373,143	22,980,546	21,497,403	22,925,237	19,990,182	22,760,961
Ratios:
Allowance for loan losses to loans held-in-portfolio	2.24%	2.32%	2.25%	2.34%	2.68%	2.74%
Recoveries to charge-offs	35.84	35.67	30.25	28.05	38.86	33.82
Net charge-offs to average loans held-in-portfolio	0.76	0.75	0.98	1.17	0.90	1.08
Allowance for loans losses to net charge-offs	3.02	x	3.14	x	2.38	x	2.00	x	2.89	x	2.44	x
Provision for loan losses to:
Net charge-offs [3]	1.01	0.99	1.03	0.90	1.17	1.04
Average loans held-in-portfolio	0.76%	0.74%	1.01%	1.05%	1.05%	1.13%
Allowance to non-performing loans held-in-portfolio	91.47	96.23	83.57	88.68	82.43	92.82

[1]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.
[2]	Net write-downs are related to loans sold or transferred to held-for-sale.
[3]	Excluding the provision for loans losses and net write-down related to loans sold or reclassified to held-for-sale.
[4]	Prior periods provision for loan losses and net charge-offs presented in this table has been retrospectively adjusted for the impact of the discontinued operations for comparative purposes. Loans (ending and average) balances and credit quality ratios for prior periods included in this table has not been retrospectively adjusted for the impact of the discontinued operations.

Table 38 (continued) - Allowance for Loan Losses and Selected Loan Losses Statistics

	2013			2012
(Dollars in thousands)	Non-covered loans [4]	Covered loans	Total [4]	Non-covered loans [4]	Covered loans	Total [4]
Balance at the beginning of year	$621,701	$108,906	$730,607	$690,363	$124,945	$815,308
Provision for loan losses - Continuing operations	536,710	69,396	606,106	322,240	74,839	397,079
Provision for loan losses (reversal of provision) - Discontinued operations	(3,543)	—	(3,543)	11,862	—	11,862

	1,154,868	178,302	1,333,170	1,024,465	199,784	1,224,249

Charged-offs:
BPPR
Commercial	112,266	28,423	140,689	185,653	46,290	231,943
Construction	6,757	39,729	46,486	3,910	30,556	34,466
Leasing	6,034	—	6,034	4,680	—	4,680
Mortgage	49,418	10,679	60,097	59,286	5,909	65,195
Consumer	113,616	3,952	117,568	120,658	8,225	128,883

Total BPPR charged-offs	288,091	82,783	370,874	374,187	90,980	465,167

BPNA
Commercial	26,117	—	26,117	24,282	—	24,282
Construction	—	—	—	26	—	26
Legacy [1]	17,423	—	17,423	31,113	—	31,113
Mortgage	10,155	—	10,155	16,708	—	16,708
Consumer	21,622	—	21,622	36,036	—	36,036
Discontinued operations	38,957	—	38,957	57,140	—	57,140

Total BPNA charged-offs	114,274	—	114,274	165,305	—	165,305

Popular, Inc.
Commercial	138,383	28,423	166,806	209,935	46,290	256,225
Construction	6,757	39,729	46,486	3,936	30,556	34,492
Leasing	6,034	—	6,034	4,680	—	4,680
Legacy [1]	17,423	—	17,423	31,113	—	31,113
Mortgage	59,573	10,679	70,252	75,994	5,909	81,903
Consumer	135,238	3,952	139,190	156,694	8,225	164,919
Discontinued operations	38,957	—	38,957	57,140	—	57,140

Total charged-offs	402,365	82,783	485,148	539,492	90,980	630,472

Recoveries:
BPPR
Commercial	26,665	816	27,481	41,013	31	41,044
Construction	15,399	5,621	21,020	6,193	61	6,254
Leasing	2,528	—	2,528	3,737	—	3,737
Mortgage	1,682	65	1,747	2,509	—	2,509
Consumer	38,056	71	38,127	30,563	10	30,573

Total BPPR recoveries	84,330	6,573	90,903	84,015	102	84,117

BPNA
Commercial	16,933	—	16,933	10,272	—	10,272
Construction	—	—	—	1,218	—	1,218
Legacy [1]	21,320	—	21,320	16,260	—	16,260
Mortgage	2,352	—	2,352	1,545	—	1,545
Consumer	3,618	—	3,618	4,459	—	4,459
Discontinued operations	20,052	—	20,052	18,993	—	18,993

Total BPNA recoveries	64,275	—	64,275	52,747	—	52,747

Popular, Inc.
Recoveries:
Commercial	43,598	816	44,414	51,285	31	51,316
Construction	15,399	5,621	21,020	7,411	61	7,472
Leasing	2,528	—	2,528	3,737	—	3,737
Legacy [1]	21,320	—	21,320	16,260	—	16,260
Mortgage	4,034	65	4,099	4,054	—	4,054
Consumer	41,674	71	41,745	35,022	10	35,032
Discontinued operations	20,052	—	20,052	18,993	—	18,993

Total recoveries	148,605	6,573	155,178	136,762	102	136,864

Net loans charged-offs (recoveries):
BPPR
Commercial	85,601	27,607	113,208	144,640	46,259	190,899
Construction	(8,642)	34,108	25,466	(2,283)	30,495	28,212
Leasing	3,506	—	3,506	943	—	943
Mortgage	47,736	10,614	58,350	56,777	5,909	62,686
Consumer	75,560	3,881	79,441	90,095	8,215	98,310

Total BPPR net loans charged-offs (recoveries)	203,761	76,210	279,971	290,172	90,878	381,050

BPNA
Commercial	9,184	—	9,184	14,010	—	14,010
Construction	—	—	—	(1,192)	—	(1,192)
Legacy [1]	(3,897)	—	(3,897)	14,853	—	14,853
Mortgage	7,803	—	7,803	15,163	—	15,163
Consumer	18,004	—	18,004	31,577	—	31,577
Discontinued operations	18,905	—	18,905	38,147	—	38,147

Total BPNA net loans charged-offs (recoveries)	49,999	—	49,999	112,558	—	112,558

Popular, Inc.
Commercial	94,785	27,607	122,392	158,650	46,259	204,909
Construction	(8,642)	34,108	25,466	(3,475)	30,495	27,020
Leasing	3,506	—	3,506	943	—	943
Legacy [1]	(3,897)	—	(3,897)	14,853	—	14,853
Mortgage	55,539	10,614	66,153	71,940	5,909	77,849
Consumer	93,564	3,881	97,445	121,672	8,215	129,887
Discontinued operations	18,905	—	18,905	38,147	—	38,147

Total net loans charged-offs (recovered)	253,760	76,210	329,970	402,730	90,878	493,608

Net write-downs [2]	(362,645)	—	(362,645)	(34)	—	(34)

Balance at end of year	$538,463	$102,092	$640,555	$621,701	$108,906	$730,607

Specific ALLL	$103,506	$293	$103,799	$111,087	$8,505	$119,592

General ALLL	$434,957	$101,799	$536,756	$510,614	$100,401	$611,015

Loans held-in-portfolio:
Outstanding at year end	$21,611,866	$24,596,293	$20,983,192	$24,739,164
Average	21,354,143	24,581,862	20,477,264	24,527,602
Ratios:
Allowance for loan losses to loans held-in-portfolio	2.49%	2.60%	2.96%	2.95%
Recoveries to charge-offs	36.93	31.99	23.35	21.71
Net charge-offs to average loans held-in-portfolio	1.19	1.34	1.97	2.01
Allowance for loans losses to net charge-offs	2.12	x	1.94	x	1.54	x	1.48	x
Provision for loan losses to:
Net charge-offs [3]	0.85	0.86	0.83	0.83
Average loans held-in-portfolio	2.50%	2.45%	1.63%	1.67%
Allowance to non-performing loans held-in-portfolio	90.05	103.78	43.62	48.72

[1]	The legacy portfolio is comprised of commercial loans, construction loans and lease financing related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.
[2]	Net write-downs are related to loans sold or transferred to held-for-sale.
[3]	Excluding the provision for loans losses and net write-down related to loans sold or reclassified to held-for-sale.
[4]	Prior periods provision for loan losses and net charge-offs presented in this table has been retrospectively adjusted for the impact of the discontinued operations for comparative purposes. Loans (ending and average) balances and credit quality ratios for prior periods included in this table has not been retrospectively adjusted for the impact of the discontinued operations.

The following table presents net charge-offs to average loans held-in-portfolio (“HIP”) ratios by loan category for the years ended December 31, 2016, 2015 and 2014:

Table 39 - Net Charge-Offs (Recoveries) to Average Loans HIP (Non-covered loans)

	December 31, 2016			December 31, 2015			December 31, 2014
	BPPR	BPNA	Popular Inc.	BPPR	BPNA	Popular Inc.	BPPR	BPNA	Popular Inc.
Commercial	0.28%	(0.11)%	0.17%	1.05	(0.16)%	0.74%	0.62%	(0.20)%	0.40%
Construction	(1.98)	—	(0.28)	(0.76)	—	(0.14)	(2.42)	(0.99)	(2.22)
Leasing	0.59	—	0.59	0.56	—	0.56	0.73	—	0.73
Legacy	—	(3.67)	(3.67)	—	(3.79)	(3.79)	—	(7.01)	(7.01)
Mortgage	1.09	0.23	0.98	0.85	0.13	0.75	0.82	0.10	0.69
Consumer	2.31	1.74	2.23	2.49	1.21	2.34	2.86	2.50	2.81

Total	0.95%	0.12%	0.76%	1.24%	0.01%	0.98%	1.14%	(0.01)%	0.90%

Net charge-offs, excluding covered loans, for the year ended December 31, 2016, decreased by $42.3 million, when compared to the year ended December 31, 2015, and by $10.9 million, when compared to the year ended December 31, 2014. Decrease from 2015 was mainly driven by the BPPR segment with lower commercial net charge-offs of $53.1 million.

Table 40 - Composition of ALLL

	December 31, 2016
(Dollars in thousands)	Commercial	Construction	Legacy [2]	Leasing	Mortgage	Consumer	Total[3]
Specific ALLL	$42,375	$—	$—	$535	$44,610	$23,857	$111,377
Impaired loans [1]	$338,422	$—	$—	$1,817	$506,364	$109,454	$956,057
Specific ALLL to impaired loans [1]	12.52%	—%	—%	29.44%	8.81%	21.80%	11.65%

General ALLL	$160,279	$9,525	$1,343	$7,127	$103,324	$117,326	$398,924
Loans held-in-portfolio, excluding impaired loans [1]	$10,460,085	$776,300	$45,293	$701,076	$6,189,997	$3,644,939	$21,817,690
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	1.53%	1.23%	2.97%	1.02%	1.67%	3.22%	1.83%

Total ALLL	$202,654	$9,525	$1,343	$7,662	$147,934	$141,183	$510,301
Total non-covered loans held-in-portfolio [1]	$10,798,507	$776,300	$45,293	$702,893	$6,696,361	$3,754,393	$22,773,747
ALLL to loans held-in-portfolio [1]	1.88%	1.23%	2.97%	1.09%	2.21%	3.76%	2.24%

[1]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.
[3]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. At December 31, 2016, the general allowance on the covered loans amounted to $30.4 million.

Table 41 - Composition of ALLL

	December 31, 2015
(Dollars in thousands)	Commercial	Construction	Legacy[2]	Leasing	Mortgage	Consumer	Total[3]
Specific ALLL	$49,243	$264	$—	$573	$44,029	$23,963	$118,072
Impaired loans [1]	$337,133	$2,481	$—	$2,404	$471,932	$111,836	$925,786
Specific ALLL to impaired loans [1]	14.61%	10.64%	—%	23.84%	9.33%	21.43%	12.75%

General ALLL	$147,590	$8,605	$2,687	$10,420	$89,283	$126,278	$384,863
Loans held-in-portfolio, excluding impaired loans [1]	$9,762,030	$678,625	$64,436	$625,246	$6,564,149	$3,725,843	$21,420,329
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	1.51%	1.27%	4.17%	1.67%	1.36%	3.39%	1.80%

Total ALLL	$196,833	$8,869	$2,687	$10,993	$133,312	$150,241	$502,935
Total non-covered loans held-in-portfolio [1]	$10,099,163	$681,106	$64,436	$627,650	$7,036,081	$3,837,679	$22,346,115
ALLL to loans held-in-portfolio [1]	1.95%	1.30%	4.17%	1.75%	1.89%	3.91%	2.25%

[1]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.
[3]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. At December 31, 2015, the general allowance on the covered loans amounted to $34.2 million.

Table 42 - Composition of ALLL

	December 31, 2014
(Dollars in thousands)	Commercial	Construction	Legacy[2]	Leasing	Mortgage	Consumer	Total[3]
Specific ALLL	$64,736	$363	$—	$770	$46,111	$28,161	$140,141
Impaired loans [1]	$357,161	$13,268	$—	$3,023	$435,824	$117,732	$927,008
Specific ALLL to impaired loans [1]	18.13%	2.74%	—%	25.47%	10.58%	23.92%	15.12%

General ALLL	$146,501	$6,307	$2,944	$6,361	$77,211	$140,254	$379,578
Loans held-in-portfolio, excluding impaired loans [1]	$7,777,106	$238,552	$80,818	$561,366	$6,067,062	$3,752,539	$18,477,443
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	1.88%	2.64%	3.64%	1.13%	1.27%	3.74%	2.05%

Total ALLL	$211,237	$6,670	$2,944	$7,131	$123,322	$168,415	$519,719
Total non-covered loans held-in-portfolio [1]	$8,134,267	$251,820	$80,818	$564,389	$6,502,886	$3,870,271	$19,404,451
ALLL to loans held-in-portfolio [1]	2.60%	2.65%	3.64%	1.26%	1.90%	4.35%	2.68%

[1]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.
[3]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. At December 31, 2014, the general allowance on the covered loans amounted to $82.1 million while the specific reserve amounted to $5 thousand.

Table 43 details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.

Table 43 - Allocation of the Allowance for Loan Losses

	At December 31,
	2016		2015		2014		2013		2012
		% of loans		% of loans		% of loans		% of loans		% of loans
		in each		in each		in each		in each		in each
		category to		category to		category to		category to		category to
(Dollars in millions)	ALLL	total loans	ALLL	total loans	ALLL	total loans	ALLL	total loans	ALLL	total loans
Commercial	$202.7	47.4%	$196.8	45.2%	$211.2	41.9%	$175.0	46.4%	$297.7	47.0%
Construction	9.5	3.4	8.9	3.0	6.7	1.3	5.3	1.0	7.4	1.2
Legacy	1.3	0.2	2.7	0.3	3.0	0.4	13.7	1.0	33.1	1.8
Leasing	7.7	3.1	11.0	2.8	7.1	2.9	10.6	2.5	2.9	2.6
Mortgage	147.9	29.4	133.3	31.5	123.3	33.5	156.9	30.9	149.4	29.0
Consumer	141.2	16.5	150.2	17.2	168.4	20.0	176.9	18.2	131.2	18.4

Total[1]	$510.3	100.0%	$502.9	100.0%	$519.7	100.0%	$538.4	100.0%	$621.7	100.0%

[1]	Note: For purposes of this table the term loans refers to loans held-in-portfolio excluding covered loans and held-for-sale.

Non-covered loans portfolio

At December 31, 2016, the allowance for loan losses, increased by $7 million when compared with December 31, 2015, mostly driven by the $9 million reserve increase related to the annual recalibration of the environmental factors adjustment during the third quarter of 2016.

At December 31, 2016, the allowance for loan losses at the BPPR segment remained relatively flat at $468 million, or 2.73% of non-covered loans held-in-portfolio, compared with $470 million, or 2.67% of non-covered loans held-in-portfolio, at December 31, 2015. The allowance for loan losses was $489 million, or 3.07% of non-covered loans held-in-portfolio, at December 31, 2014. The ratio of the allowance to non-performing loans held-in-portfolio was 87.88% at December 31, 2016, compared with 81.75% at December 31, 2015 and 80.00% at December 31, 2014.

The allowance for loan losses at the BPNA segment increased to $42 million, or 0.75% of loans held-in-portfolio, compared with $33 million, or 0.69% of loans held-in-portfolio, at December 31, 2015, and $31 million, or 0.88% of loans held-in-portfolio, at December 31, 2014, mainly driven by portfolio growth. Credit trends for the BPNA segment continued strong with minimal non-performing loans and net charge-offs. The effect of the recalibration was immaterial for the BPNA segment. The ratio of the allowance to non-performing loans held-in-portfolio at the BPNA segment was 166.56% at December 31, 2016, compared with 123.43% at December 31, 2015 and 160.13% at December 31, 2014.

Covered loans portfolio

The Corporation’s allowance for loan losses for the covered loan portfolio acquired in the Westernbank FDIC-assisted transaction amounted to $30 million at December 31, 2016, compared to $34 million at December 31, 2015. This allowance covers the estimated credit loss exposure primarily related to acquired loans accounted for under ASC Subtopic 310-30.

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

Troubled debt restructurings

The Corporation’s TDR loans, excluding covered loans, amounted to $1.2 billion at December 2016, increasing by $95 million, or 8%, from December 31, 2015. TDRs in accruing status increased by $106 million from December 31, 2015, due to sustained borrower performance, while non-accruing TDRs decreased by $11 million.

Refer to Note 11 to the consolidated financial statements for additional information on modifications considered troubled debt restructurings, including certain qualitative and quantitative data about troubled debt restructurings performed in the past twelve months.

The tables that follow present the approximate amount and percentage of non-covered commercial impaired loans for which the Corporation relied on appraisals dated more than one year old for purposes of impairment requirements at December 31, 2016 and December 31, 2015.

Table 44 - Non-Covered Impaired Loans With Appraisals Dated 1 Year Or Older

December 31, 2016
	Total Impaired Loans – Held-in-portfolio (HIP)
(In thousands)	Count	Outstanding Principal Balance	Impaired Loans with Appraisals Over One- Year Old [1]
Commercial	118	$283,782	8%

[1]	Based on outstanding balance of total impaired loans.

Table 45 - Non-Covered Impaired Loans With Appraisals Dated 1 Year Or Older

December 31, 2015
	Total Impaired Loans – Held-in-portfolio (HIP)
(In thousands)	Count	Outstanding Principal Balance	Impaired Loans with Appraisals Over One- Year Old [1]
Commercial	118	$281,478	29%

[1]	Based on outstanding balance of total impaired loans.

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

Adjusted net income – Non-GAAP Financial Measure

The Corporation prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (“U.S. GAAP” or the “reported basis”). In addition to analyzing the Corporation’s results on a reported basis, management monitors Adjusted net income of the Corporation and excludes the impact of certain transactions on the results of its operations. Management believes that adjusted net income provides meaningful information about the underlying performance of the Corporation’s ongoing operations. Adjusted net income is a non-GAAP financial measure. Refer to the following tables for a reconciliation of net income to adjusted net income for the years ended December 31, 2016, 2015 and 2014.

Table 46 - Adjusted Net Income for the Year Ended December 31, 2016 (Non-GAAP)

(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$216,691
Non-GAAP Adjustments:
Impact of EVERTEC restatement [1]	2,173	—	2,173
Bulk sale of WB loans and OREO [2]	(891)	347 [4]	(544)
FDIC arbitration award[3]	171,757	(41,108)[4]	130,649
Goodwill impairment charge[5]	3,801	—	3,801
Other FDIC - LSA adjustments[6]	8,806	(2,380)[4]	6,426
Income from discontinued operations[7]	(2,015)	880	(1,135)

Adjusted net income (Non-GAAP)			$358,061

[1]	Represents Popular Inc.‘s proportionate share of the cumulative impact of EVERTEC restatement and other corrective adjustments to its financial statements, as disclosed in EVERTEC’s 2015 Annual Report on Form 10K.Due to the preferential tax rate on the income from EVERTEC, the tax effect of this transaction was insignificant to the Corporation.
[2]	Represents the impact of the bulk sale of Westernbank loans and OREO.
[3]	Represents the arbitration decision denying BPPR’s request for reimbursement in certain shared loss claims.
[4]	Gains and losses related to assets acquired from Westernbank as part of the FDIC assisted transaction are subject to the capital gains tax rate of 20%. Other items related to the FDIC loss-sharing agreements are subject to the statutory tax rate of 39%.
[5]	Represents goodwill impairment charge in the Corporation’s securities subsidiary. The securities subsidiary is a limited liability company with a partnership election. Accordingly, its earnings flow through Popular, Inc., holding company, for income tax purposes. Since Popular, Inc. has a full valuation allowance on its deferred tax assets, this results in an effective tax rate of 0%.
[6]	Additional adjustments, including prior period recoveries, related to restructured commercial loans to reduce the indemnification asset to its expected realizable value.
[7]	Represents income from discontinued operations associated with the BPNA reorganization.

Table 47 - Adjusted Net Income for the Year Ended December 31, 2015 (Non-GAAP)

(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$895,344
Non-GAAP Adjustments:
BPNA reorganization[1]	17,065	—	17,065
Doral Transaction[2]	25,576	(7,690)	17,886
OTTI[3]	14,445	(2,486)	11,959
Reversal DTA - PNA[4]	—	(589,030)	(589,030)
Loss on bulk sale of covered OREOs[5]	4,391	(1,712)	2,679
Adjustment to FDIC indemnification asset[6]	10,887	(2,177)	8,710
MSR’s acquired[7]	(4,378)	1,707	(2,671)
Impairment of loans under proposed portfolio sale[8]	15,190	(5,924)	9,266
Bulk sale[9]	5,852	(2,282)	3,570

Adjusted net income (Non-GAAP)			$374,778

[1]	Represents restructuring charges associated with the reorganization of BPNA. The impact of the partial reversal of the valuation allowance of the deferred tax asset at BPNA corresponding to the income for the year 2015 was reflected in the effective tax rate, effectively reducing the income tax expense by the benefit of such reversal.
[2]	Includes approximately $0.8 million of fees charged for loan servicing cost to the FDIC, $2.1 million of fees charged for services provided to the alliance co-bidders, personnel costs related to former Doral Bank employees retained on a temporary basis and incentive compensation for an aggregate of $7.1 million, building rent expense of Doral Bank’s administrative offices for $4.1 million, professional fees and business promotion expenses directly associated with the Doral Bank Transaction and systems conversion for $16.0 million and other expenses, including equipment, business promotions and communications, of $1.3 million. Includes items corresponding to BPPR, which were taxed at 39% and items corresponding to BPNA, which had an effective tax rate of 0% due to the impact of the partial reversal of the valuation allowance, mentioned above.
[3]	Represents an other than temporary impairment (“OTTI”) recorded on Puerto Rico government investment securities available- for- sale. These securities had an amortized cost of approximately $41.1 million and a market value of $26.6 million. Based on the fiscal and economic situation in Puerto Rico, together with the government’s announcements regarding its ability to pay its debt, Popular determined that the unrealized loss, a portion of which had been in an unrealized loss for a period exceeding twelve months, was other than temporary. The tax effect of this impairment is reflected at the capital gains rate of 20%, except for entities which had a full valuation allowance on its deferred tax asset.
[4]	Represents the partial reversal of the valuation allowance of a portion of the deferred tax asset amounting to approximately $1.2 billion, at the U.S. operations.
[5]	Represents the loss on a bulk sale of covered OREOs completed in the second quarter and the related mirror accounting of the 80% reimbursable from the FDIC.
[6]	The negative amortization of the FDIC’s Indemnification Asset included a $10.9 million expense related to losses incurred by the corporation that were not claimed to the FDIC before the expiration of the loss-share portion of the agreement on June 30, 2015, and that are not subject to the ongoing arbitrations. Gains and losses related to assets acquired from Westernbank as part of the FDIC assisted transaction are subject to the capital gains tax rate of 20%.
[7]	Represents the fair value of mortgage servicing rights acquired for a portfolio previously serviced by Doral Bank, for which Popular acted as a backup servicer, under a pre-existing contract.
[8]	Represents impairment based on the estimated fair value of loans acquired from Westernbank, that Popular has the intent to sell and were subject to the ongoing arbitration with the FDIC.
[9]	Represents the impact of a bulk sale of loans at the BPPR segment, which had a book value of approximately $34.4 million.

Table 48 - Adjusted Net Income for the Year Ended December 31, 2014 (Non-GAAP)

(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net loss			$(313,490)
Non-GAAP Adjustments:
Closing Agreement with the PR Department of Treasury[1]	—	(23,427)	(23,427)
TARP repayment discount amortization[2]	414,068	8,034	422,102
BPNA reorganization[3]	200,635	—	200,635
Income tax adjustments[4]	20,048	—	20,048
Indemnification asset adjustments[5]	(12,492)	2,498	(9,994)
Other adjustments[6]	4,869	—	4,869

Adjusted net income (Non-GAAP)			$300,743

[1]	Represents a benefit related to a Closing Agreement with the PR Department of Treasury, completed during the second quarter of 2014.
[2]	Represents the amortization of the discount and debt issue cost associated with the TARP funds repayment and the negative impact of the deferred tax asset valuation allowance recorded at the Holding Company, due to the difference in the tax treatment of the interest expense related to the TARP funds and the $450 million senior notes issued.
[3]	Includes the aggregated impact of $39.8 million refinancing fees of structured repos, net loss of $11.1 million in bulk loan sales and $26.7 million in restructuring charges and a non-cash goodwill impairment charge of $186.5 million related to BPNA’s discontinued operations.
[4]	On July 1, 2014, the Government of Puerto Rico approved an amendment to the Internal Revenue Code, which , among other things, changed the income tax rate for capital gains for 15% to 20%. As a result, the Corporation recognized an income tax expense of $20.0 million, mainly related to the deferred tax liability associated with the portfolio acquired from Westernbank.
[5]	The FDIC indemnity asset amortization included a positive adjustment of $12.5 million to reverse the impact of accelerated amortization expense recorded in prior periods.
[6]	Represents the impact of the compensation package granted upon separation of an officer of the Corporation equal to approximately $3.0 million and represents the net loss on the early cancellation of a lease at BPNA $1.9 million.

Statistical Summary 2012-2016

Statements of Financial Condition

	At December 31,
(In thousands)	2016	2015	2014	2013	2012
Assets:
Cash and due from banks	$362,394	$363,674	$381,095	$423,211	$439,363

Money market investments:
Federal funds sold and securities purchased under agreements to resell	23,637	96,338	151,134	181,020	246,977
Time deposits with other banks	2,866,580	2,083,754	1,671,252	677,433	838,603

Total money market investments	2,890,217	2,180,092	1,822,386	858,453	1,085,580

Trading account securities, at fair value	59,805	71,659	138,527	339,743	314,525
Investment securities available-for-sale, at fair value	8,209,806	6,062,992	5,315,159	5,294,800	5,084,201
Investment securities held-to-maturity, at amortized cost	98,101	100,903	103,170	140,496	142,817
Other investment securities, at lower of cost or realizable value	167,818	172,248	161,906	181,752	185,443
Loans held-for-sale, at lower of cost or fair value	88,821	137,000	106,104	110,426	354,468

Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	22,895,172	22,453,813	19,498,286	21,704,010	21,080,005
Loans covered under loss-sharing agreements with the FDIC	572,878	646,115	2,542,662	2,984,427	3,755,972
Less – Unearned income	121,425	107,698	93,835	92,144	96,813
Allowance for loan losses	540,651	537,111	601,792	640,555	730,607

Total loans held-in-portfolio, net	22,805,974	22,455,119	21,345,321	23,955,738	24,008,557

FDIC loss-share asset	69,334	310,221	542,454	948,608	1,399,098
Premises and equipment, net	543,981	502,611	494,581	519,516	535,793
Other real estate not covered under loss-sharing agreements with the FDIC	180,445	155,231	135,500	135,501	266,844
Other real estate covered under loss-sharing agreements with the FDIC	32,128	36,685	130,266	168,007	139,058
Accrued income receivable	138,042	124,234	121,818	131,536	125,728
Mortgage servicing assets, at fair value	196,889	211,405	148,694	161,099	154,430
Other assets	2,145,510	2,193,162	1,636,519	1,686,977	1,568,954
Goodwill	627,294	626,388	465,676	647,757	647,757
Other intangible assets	45,050	58,109	37,595	45,132	54,295

Total assets	$38,661,609	$35,761,733	$33,086,771	$35,748,752	$36,506,911

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$6,980,443	$6,401,515	$5,783,748	$5,922,682	$5,794,629
Interest bearing	23,515,781	20,808,208	19,023,787	20,788,463	21,205,984

Total deposits	30,496,224	27,209,723	24,807,535	26,711,145	27,000,613

Federal funds purchased and assets sold under agreements to repurchase	479,425	762,145	1,271,657	1,659,292	2,016,752
Other short-term borrowings	1,200	1,200	21,200	401,200	636,200
Notes payable	1,574,852	1,662,508	1,701,904	1,584,173	1,777,097
Other liabilities	911,951	1,019,018	1,012,029	766,792	966,249
Liabilities from discontinued operations	—	1,815	5,064	—	—

Total liabilities	33,463,652	30,656,409	28,819,389	31,122,602	32,396,911

Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	50,160	50,160
Common stock	1,040	1,038	1,036	1,034	1,032
Surplus	4,255,022	4,229,156	4,196,458	4,170,152	4,150,294
Retained earnings	1,220,307	1,087,957	253,717	594,430	11,826
Treasury stock – at cost	(8,286)	(6,101)	(4,117)	(881)	(444)
Accumulated other comprehensive loss, net of tax	(320,286)	(256,886)	(229,872)	(188,745)	(102,868)

Total stockholders’ equity	5,197,957	5,105,324	4,267,382	4,626,150	4,110,000

Total liabilities and stockholders’ equity	$38,661,609	$35,761,733	$33,086,771	$35,748,752	$36,506,911

Statistical Summary 2012-2016

Statements of Operations

	For the years ended December 31,
(In thousands)	2016	2015	2014	2013	2012
Interest income:
Loans	$1,459,720	$1,458,706	$1,478,750	$1,481,096	$1,449,227
Money market investments	16,428	7,243	4,224	3,464	3,703
Investment securities	152,011	126,064	132,631	141,807	168,632
Trading account securities	6,414	11,001	17,938	21,573	22,824

Total interest income	1,634,573	1,603,014	1,633,543	1,647,940	1,644,386
Less - Interest expense	212,518	194,031	688,471	303,366	362,759

Net interest income	1,422,055	1,408,983	945,072	1,344,574	1,281,627
Provision for loan losses - non-covered loans	171,126	217,458	223,999	536,710	322,234
Provision (reversal) for loan losses - covered loans	(1,110)	24,020	46,135	69,396	74,839

Net interest income after provision for loan losses	1,252,039	1,167,505	674,938	738,468	884,554

Mortgage banking activities	56,538	81,802	30,615	71,657	84,771
Net gain (loss) and valuation adjustments on investment securities	1,962	141	(870)	7,966	(1,707)
Other-than-temporary impairment losses on investment securities	(209)	(14,445)	—	—	—
Trading account (loss) profit	(785)	(4,723)	4,358	(13,483)	4,478
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	8,245	542	40,591	(52,708)	(29,414)
Adjustments (expense) to indemnity reserves	(17,285)	(18,628)	(40,629)	(37,054)	(21,198)
FDIC loss-share income (expense)	(207,779)	20,062	(103,024)	(82,051)	(56,211)
Other non-interest income	457,249	454,790	455,474	896,686	530,770

Total non-interest income	297,936	519,541	386,515	791,013	511,489

Operating expenses:
Personnel costs	487,476	477,519	418,679	428,697	434,333
All other operating expenses	768,159	810,702	775,005	793,293	780,656

Total operating expenses	1,255,635	1,288,221	1,193,684	1,221,990	1,214,989

Income (loss) from continuing operations, before income tax	294,340	398,825	(132,231)	307,491	181,054
Income tax expense (benefit)	78,784	(495,172)	58,279	(251,327)	(26,403)

Income (loss) from continuing operations	$215,556	$893,997	$(190,510)	$558,818	$207,457
Income (loss) from discontinued operations, net of income tax	1,135	1,347	(122,980)	40,509	37,818

Net Income (Loss)	$216,691	$895,344	$(313,490)	$599,327	$245,275

Net Income (Loss) Applicable to Common Stock	$212,968	$891,621	$(317,213)	$595,604	$241,552

Statistical Summary 2012-2016

Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis*

	2016			2015			2014
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Money market investments	$3,103,390	$16,428	0.53%	$2,382,045	$7,243	0.30%	$1,305,326	$4,224	0.32%

U.S. Treasury securities	1,567,364	21,835	1.39	921,249	13,559	1.47	264,393	4,730	1.79
Obligations of U.S. Government sponsored entities	810,568	15,743	1.94	1,278,469	21,962	1.72	2,006,170	31,913	1.59
Obligations of Puerto Rico, States and political subdivisions	127,694	8,496	6.65	159,110	11,776	7.40	188,125	13,450	7.15
Collateralized mortgage obligations and mortgage-backed securities	4,735,418	147,097	3.11	3,275,702	105,562	3.22	3,231,806	101,650	3.15
Other	181,255	8,784	4.85	179,928	9,761	5.42	195,139	10,265	5.26

Total investment securities	7,422,299	201,955	2.72	5,814,458	162,620	2.80	5,885,633	162,008	2.75

Trading account securities	125,231	8,243	6.58	209,270	13,064	6.24	339,563	20,914	6.16

Loans	21,113,219	1,320,432	6.25	20,712,524	1,294,714	6.25	19,595,972	1,239,469	6.33
WB loans	1,949,023	175,207	8.99	2,332,784	208,779	8.95	2,770,779	293,610	10.60

Total loans (net of unearned income)	23,062,242	1,495,639	6.49	23,045,308	1,503,493	6.52	22,366,751	1,533,079	6.85

Total interest earning assets/Interest income	$33,713,162	$1,722,265	5.11%	$31,451,081	$1,686,420	5.36%	$29,897,273	$1,720,225	5.75%

Total non-interest earning assets	3,900,580			3,735,224			3,758,897

Total assets from continuing operations	$37,613,742			$35,186,305			$33,656,170

Total assets from discontinued operations	—	—	—	—	—	—	1,525,687	—	—

Total assets	$37,613,742			$35,186,305			$35,181,857

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$14,548,307	$45,550	0.31%	$12,474,170	$35,272	0.28%	$11,557,597	$30,187	0.26%
Time deposits	7,910,063	82,027	1.04	8,157,908	72,261	0.89	7,556,109	74,900	0.99
Short-term borrowings	763,496	7,812	1.02	1,028,406	7,512	0.73	1,886,662	67,376	3.57
Notes payable	1,575,903	77,129	4.89	1,728,928	78,986	4.57	1,627,541	516,008	31.70

Total interest bearing liabilities/Interest expense	24,797,769	212,518	0.86	23,389,412	194,031	0.83	22,627,909	688,471	3.04

Total non-interest bearing liabilities	7,535,742			7,089,940			6,409,810

Total liabilities from continuing operations	32,333,511			30,479,352			29,037,719

Total liabilities from discontinued operations	1,754	—	—	2,091	—	—	1,588,386	—	—

Total liabilities	32,335,265			30,481,443			30,626,105

Stockholders’ equity	5,278,477			4,704,862			4,555,752

Total liabilities and stockholders’ equity	$37,613,742			$35,186,305			$35,181,857

Net interest income on a taxable equivalent basis		$1,509,747			$1,492,389			$1,031,754

Cost of funding earning assets			0.63%			0.62%			2.30%

Net interest margin			4.48%			4.74%			3.45%

Effect of the taxable equivalent adjustment		87,692			83,406			86,682

Net interest income per books		$1,422,055			$1,408,983			$945,072

*	Shows the effect of the tax exempt status of some loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yields of the tax exempt and taxable assets on a taxable basis.

Note: Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation’s policy.

Statistical Summary 2012-2016

Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis

	2013			2012
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Money market investments	$1,036,495	$3,464	0.33%	$1,051,373	$3,704	0.35%

U.S. Treasury securities	37,429	1,505	4.02	34,757	1,418	4.08
Obligations of U.S. Government sponsored entities	1,273,766	28,926	2.27	1,038,829	34,881	3.36
Obligations of Puerto Rico, States and political subdivisions	172,403	12,295	7.13	152,697	9,850	6.45
Collateralized mortgage obligations and mortgage- backed securities	3,758,610	106,377	2.83	3,752,954	121,494	3.24
Other	245,980	12,765	5.19	247,717	14,451	5.83

Total investment securities	5,488,188	161,868	2.95	5,226,954	182,094	3.48

Trading account securities	416,538	26,026	6.25	445,881	25,909	5.81

Loans	19,572,159	1,218,349	6.22	18,736,207	1,168,091	6.23
WB loans	3,227,719	300,745	9.32	4,050,338	301,441	7.44

Total loans (net of unearned income)	22,799,878	1,519,094	6.66	22,786,545	1,469,532	6.45

Total interest earning assets/Interest income	$29,741,099	$1,710,452	5.75%	$29,510,753	$1,681,239	5.70%

Total non-interest earning assets	4,362,183			4,486,835

Total assets from continuing operations	$34,103,282			$33,997,588

Total assets from discontinued operations	2,163,711	—	—	2,266,443	—	—

Total assets	$36,266,993			$36,264,031

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$11,243,095	$31,080	0.28%	$10,834,812	$40,069	0.37%
Time deposits	7,956,922	93,777	1.18	8,835,308	127,696	1.45
Short-term borrowings	2,571,875	38,430	1.49	2,563,970	46,802	1.83
Notes payable	1,719,985	140,079	8.14	1,850,514	148,192	8.01

Total interest bearing liabilities/Interest expense	23,491,877	303,366	1.29	24,084,604	362,759	1.51

Total non-interest bearing liabilities	6,390,174			6,130,890

Total liabilities from continuing operations	29,882,051			30,215,494

Total liabilities from discontinued operations	2,208,593	—	—	2,204,885	—	—

Total liabilities	32,090,644			32,420,379

Stockholders’ equity	4,176,349			3,843,652

Total liabilities and stockholders’ equity	$36,266,993			$36,264,031

Net interest income on a taxable equivalent basis		$1,407,086			$1,318,480

Cost of funding earning assets			1.02%			1.23%

Net interest margin			4.73%			4.47%

Effect of the taxable equivalent adjustment		62,512			36,853

Net interest income per books		$1,344,574			$1,281,627

*	Shows the effect of the tax exempt status of loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yield of the tax exempt and taxable assets on a taxable basis.

Note: Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation’s policy.

Statistical Summary 2015-2016

Quarterly Financial Data

	2016				2015
(In thousands, except per	Fourth	Third	Second	First	Fourth	Third	Second	First
common share information)	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Summary of Operations
Interest income	$411,044	$407,299	$412,210	$404,020	$401,357	$401,282	$410,301	$390,074
Interest expense	55,639	53,612	51,659	51,608	48,857	50,547	47,748	46,879

Net interest income	355,405	353,687	360,551	352,412	352,500	350,735	362,553	343,195
Provision for loan losses - non-covered loans	40,924	42,594	39,668	47,940	57,711	69,568	60,468	29,711
Provision (reversal) for loan losses - covered loans	441	750	804	(3,105)	820	(2,890)	15,766	10,324
Mortgage banking activities	14,488	15,272	16,227	10,551	23,430	24,195	21,325	12,852
Net gain and valuation adjustments on investment securities	30	349	1,583	—	—	136	5	—
Other-than-temporary impairment losses on investment securities	—	—	(209)	—	—	—	(14,445)	—
Trading account (loss) profit	(1,627)	(113)	1,117	(162)	(1,631)	(398)	(3,108)	414
Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	—	8,549	—	(304)	(60)	—	681	(79)
Adjustments (expense) to indemnity reserves on loans sold	(3,051)	(4,390)	(5,746)	(4,098)	(8,647)	(5,874)	419	(4,526)
FDIC loss-share (expense) income	(130,334)	(61,723)	(12,576)	(3,146)	(4,359)	1,207	19,075	4,139
Other non-interest income	120,319	118,034	110,107	108,789	123,705	111,843	116,807	102,435
Operating expenses	320,871	323,672	309,149	301,943	305,808	306,897	363,174	312,342

(Loss) income from continuing operations before income tax	(7,006)	62,649	121,433	117,264	120,599	108,269	63,904	106,053
Income tax (benefit) expense	(1,766)	15,839	32,446	32,265	(16,827)	22,620	(533,533)	32,568

(Loss) income from continuing operations	$(5,240)	$46,810	$88,987	$84,999	$137,426	$85,649	$597,437	$73,485

Income (loss) from discontinued operations, net of tax	1,135	—	—	—	—	(9)	15	1,341
Net (loss) income	$(4,105)	$46,810	$88,987	$84,999	$137,426	$85,640	$597,452	$74,826

Net (loss) income applicable to common stock	$(5,036)	$45,880	$88,056	$84,068	$136,495	$84,709	$596,521	$73,896

Net (loss) income per common share - basic:	$(0.05)	$0.44	$0.85	$0.81	$1.32	$0.82	$5.80	$0.72

Net (loss) income per common share - diluted:	$(0.05)	$0.44	$0.85	$0.81	$1.32	$0.82	$5.79	$0.72

Dividends Declared per Common Share	$0.15	$0.15	$0.15	$0.15	$0.15	$0.15	$—	$—

Selected Average Balances

(In millions)
Total assets	$39,086	$38,091	$37,371	$35,892	$35,576	$35,840	$35,577	$33,806
Loans	23,077	23,042	23,144	22,986	23,131	23,148	23,390	22,505
Interest earning assets	35,262	34,201	33,431	31,937	31,733	31,815	31,965	30,272
Deposits	30,637	29,411	28,857	27,338	27,110	27,103	27,330	25,593
Interest-bearing liabilities	25,868	25,129	24,679	23,481	23,298	23,816	23,932	22,499

Selected Ratios
Return on assets	(0.04)%	0.49%	0.96%	0.95%	1.53%	0.95%	6.74%	0.90%
Return on equity	(0.38)	3.46	6.80	6.58	10.77	6.79	54.93	7.02

Note: Because each reporting period stands on its own the sum of the net income (loss) per common share for the quarters may not equal to the net income (loss) per common share for the year.

Report of Management on Internal Control Over Financial Reporting

The management of Popular, Inc. (the “Corporation”) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a - 15(f) and 15d - 15(f) under the Securities Exchange Act of 1934 and for our assessment of internal control over financial reporting. The Corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America, and includes controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). The Corporation’s internal control over financial reporting includes those policies and procedures that:

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

The management of Popular, Inc. has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2016. In making this assessment, management used the criteria set forth in the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based on our assessment, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2016 based on the criteria referred to above.

The Corporation’s independent registered public accounting firm, PricewaterhouseCoopers LLP, has audited the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2016, as stated in their report dated March 1, 2017 which appears herein.

Richard L. Carrión Chairman of the Board and Chief Executive Officer	Carlos J. Vázquez Executive Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Popular, Inc.

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Popular, Inc. and its subsidiaries (“the Corporation”) as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Corporation’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Management’s assessment and our audit of Popular, Inc.‘s internal control over financial reporting also included controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PRICEWATERHOUSECOOPERS LLP

San Juan, Puerto Rico

March 1, 2017

CERTIFIED PUBLIC ACCOUNTANTS

(OF PUERTO RICO)

License No. LLP-216 Expires Dec. 1, 2019

Stamp E257030 of the P.R. Society of

Certified Public Accountants has been

affixed to the file copy of this report

POPULAR, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,	December 31,
(In thousands, except share information)	2016	2015
Assets:
Cash and due from banks	$362,394	$363,674

Money market investments:
Securities purchased under agreements to resell	23,637	96,338
Time deposits with other banks	2,866,580	2,083,754

Total money market investments	2,890,217	2,180,092

Trading account securities, at fair value:
Pledged securities with creditors’ right to repledge	11,486	19,506
Other trading securities	48,319	52,153
Investment securities available-for-sale, at fair value:
Pledged securities with creditors’ right to repledge	491,843	739,045
Other investment securities available-for-sale	7,717,963	5,323,947
Investment securities held-to-maturity, at amortized cost (fair value 2016 - $75,576; 2015 - $82,889)	98,101	100,903
Other investment securities, at lower of cost or realizable value (realizable value 2016 - $170,890; 2015 - $175,291)	167,818	172,248
Loans held-for-sale, at lower of cost or fair value	88,821	137,000

Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	22,895,172	22,453,813
Loans covered under loss-sharing agreements with the FDIC	572,878	646,115
Less – Unearned income	121,425	107,698
Allowance for loan losses	540,651	537,111

Total loans held-in-portfolio, net	22,805,974	22,455,119

FDIC loss-share asset	69,334	310,221
Premises and equipment, net	543,981	502,611
Other real estate not covered under loss-sharing agreements with the FDIC	180,445	155,231
Other real estate covered under loss-sharing agreements with the FDIC	32,128	36,685
Accrued income receivable	138,042	124,234
Mortgage servicing assets, at fair value	196,889	211,405
Other assets	2,145,510	2,193,162
Goodwill	627,294	626,388
Other intangible assets	45,050	58,109

Total assets	$38,661,609	$35,761,733

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$6,980,443	$6,401,515
Interest bearing	23,515,781	20,808,208

Total deposits	30,496,224	27,209,723

Federal funds purchased and assets sold under agreements to repurchase	479,425	762,145
Other short-term borrowings	1,200	1,200
Notes payable	1,574,852	1,662,508
Other liabilities	911,951	1,019,018
Liabilities from discontinued operations (Refer to Note 4)	—	1,815

Total liabilities	33,463,652	30,656,409

Commitments and contingencies (Refer to Note 28)
Stockholders’ equity:
Preferred stock, 30,000,000 shares authorized; 2,006,391shares issued and outstanding	50,160	50,160
Common stock, $0.01 par value; 170,000,000 shares authorized;
104,058,684 shares issued (2015 - 103,816,185) and 103,790,932 shares outstanding (2015 - 103,618,976)	1,040	1,038
Surplus	4,255,022	4,229,156
Retained earnings	1,220,307	1,087,957
Treasury stock - at cost, 267,752 shares (2015 - 197,209)	(8,286)	(6,101)
Accumulated other comprehensive loss, net of tax	(320,286)	(256,886)

Total stockholders’ equity	5,197,957	5,105,324

Total liabilities and stockholders’ equity	$38,661,609	$35,761,733

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
(In thousands, except per share information)	2016	2015	2014
Interest income:
Loans	$1,459,720	$1,458,706	$1,478,750
Money market investments	16,428	7,243	4,224
Investment securities	152,011	126,064	132,631
Trading account securities	6,414	11,001	17,938

Total interest income	1,634,573	1,603,014	1,633,543

Interest expense:
Deposits	127,577	107,533	105,087
Short-term borrowings	7,812	7,512	67,376
Long-term debt	77,129	78,986	516,008

Total interest expense	212,518	194,031	688,471

Net interest income	1,422,055	1,408,983	945,072
Provision for loan losses - non-covered loans	171,126	217,458	223,999
Provision (reversal) for loan losses - covered loans	(1,110)	24,020	46,135

Net interest income after provision for loan losses	1,252,039	1,167,505	674,938

Service charges on deposit accounts	160,836	160,108	158,637
Other service fees (Refer to Note 37)	234,770	236,090	225,265
Mortgage banking activities (Refer to Note 13)	56,538	81,802	30,615
Net gain (loss) and valuation adjustments on investment securities	1,962	141	(870)
Other-than-temporary impairment losses on investment securities	(209)	(14,445)	—
Trading account (loss) profit	(785)	(4,723)	4,358
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	8,245	542	40,591
Adjustments (expense) to indemnity reserves on loans sold	(17,285)	(18,628)	(40,629)
FDIC loss-share (expense) income (Refer to Note 38)	(207,779)	20,062	(103,024)
Other operating income	61,643	58,592	71,572

Total non-interest income	297,936	519,541	386,515

Operating expenses:
Personnel costs	487,476	477,519	418,679
Net occupancy expenses	85,653	86,888	86,707
Equipment expenses	62,225	60,110	48,917
Other taxes	42,304	39,797	56,918
Professional fees	323,043	308,985	282,055
Communications	23,897	25,146	25,684
Business promotion	53,014	52,076	54,016
FDIC deposit insurance	24,512	27,626	40,307
Loss on early extinguishment of debt	—	—	532
Other real estate owned (OREO) expenses	47,119	85,568	49,611
Other operating expenses	90,447	95,075	95,373
Amortization of intangibles	12,144	11,019	8,160
Goodwill impairment charge	3,801	—	—
Restructuring costs (Refer to Note 4)	—	18,412	26,725

Total operating expenses	1,255,635	1,288,221	1,193,684

Income (loss) from continuing operations before income tax	294,340	398,825	(132,231)
Income tax expense (benefit)	78,784	(495,172)	58,279

Income (loss) from continuing operations	215,556	893,997	(190,510)
Income (loss) from discontinued operations, net of tax (Refer to Note 4)	1,135	1,347	(122,980)

Net Income (Loss)	$216,691	$895,344	$(313,490)

Net Income (Loss) Applicable to Common Stock	$212,968	$891,621	$(317,213)

Net Income (Loss) per Common Share – Basic
Net income (loss) from continuing operations	2.05	8.65	(1.88)
Net income (loss) from discontinued operations	0.01	0.01	(1.20)

Net Income (Loss) per Common Share – Basic	$2.06	$8.66	$(3.08)

Net Income (Loss) per Common Share – Diluted
Net income (loss) from continuing operations	2.05	8.64	(1.88)
Net income (loss) from discontinued operations	0.01	0.01	(1.20)

Net Income (Loss) per Common Share – Diluted	$2.06	$8.65	$(3.08)

Dividends Declared per Common Share	$0.60	$0.30	$—

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years ended December 31,
(In thousands)	2016	2015	2014
Net income (loss)	$216,691	$895,344	$(313,490)

Other comprehensive loss before tax:
Foreign currency translation adjustment	(4,026)	(3,098)	(4,451)
Reclassification adjustment for losses included in net income	—	—	7,718
Adjustment of pension and postretirement benefit plans	(18,691)	(26,283)	(160,679)
Amortization of net losses	21,948	20,100	(8,505)
Amortization of prior service credit	(3,800)	(3,800)	3,800
Unrealized holding (losses) gains on investments arising during the period	(59,666)	(32,440)	57,401
Other-than-temporary impairment included in net income	209	14,445	—
Reclassification adjustment for (gains) losses included in net income	(379)	(141)	870
Unrealized net losses on cash flow hedges	(3,612)	(4,376)	(6,613)
Reclassification adjustment for net losses included in net income	3,149	4,702	6,091

Other comprehensive loss before tax	(64,868)	(30,891)	(104,368)
Income tax benefit	1,468	3,877	63,241

Total other comprehensive loss, net of tax	(63,400)	(27,014)	(41,127)

Comprehensive income (loss) , net of tax	$153,291	$868,330	$(354,617)

Tax effect allocated to each component of other comprehensive loss:

	Years ended December 31,
(In thousands)	2016	2015	2014
Adjustment of pension and postretirement benefit plans	$7,289	$10,251	$62,664
Amortization of net losses	(8,562)	(7,839)	3,317
Amortization of prior service credit	1,482	1,482	(1,482)
Unrealized holding (losses) gains on investments arising during the period	1,081	2,569	(1,414)
Other-than-temporary impairment included in net income	(42)	(2,486)	—
Reclassification adjustment for (gains) losses included in net income	39	28	(48)
Unrealized net losses on cash flow hedges	1,409	1,707	2,579
Reclassification adjustment for net losses included in net income	(1,228)	(1,835)	(2,375)

Income tax benefit	$1,468	$3,877	$63,241

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands)	Common stock	Preferred stock	Surplus	Retained earnings	Treasury stock	Accumulated other comprehensive loss	Total
Balance at December 31, 2013	$1,034	$50,160	$4,170,152	$594,430	$(881)	$(188,745)	$4,626,150
Net loss				(313,490)			(313,490)
Issuance of stock	2		5,392				5,394
Tax windfall benefit on vesting of restricted stock			414				414
Repurchase of TARP-related warrants			(3,000)				(3,000)
Dividends declared:
Preferred stock				(3,723)			(3,723)
Common stock purchases					(3,272)		(3,272)
Common stock reissuance					36		36
Other comprehensive loss, net of tax						(41,127)	(41,127)
Transfer to statutory reserve			23,500	(23,500)			—

Balance at December 31, 2014	$1,036	$50,160	$4,196,458	$253,717	$(4,117)	$(229,872)	$4,267,382

Net income				895,344			895,344
Issuance of stock	2		6,224				6,226
Tax windfall benefit on vesting of restricted stock			169				169
Dividends declared:
Common stock				(31,076)			(31,076)
Preferred stock				(3,723)			(3,723)
Common stock purchases					(2,086)		(2,086)
Common stock reissuance					102		102
Other comprehensive loss, net of tax						(27,014)	(27,014)
Transfer to statutory reserve			26,305	(26,305)			—

Balance at December 31, 2015	$1,038	$50,160	$4,229,156	$1,087,957	$(6,101)	$(256,886)	$5,105,324

Net income				216,691			216,691
Issuance of stock	2		7,435				7,437
Tax windfall benefit on vesting of restricted stock			47				47
Dividends declared:
Common stock				(62,234)			(62,234)
Preferred stock				(3,723)			(3,723)
Common stock purchases					(2,202)		(2,202)
Common stock reissuance					17		17
Other comprehensive loss, net of tax						(63,400)	(63,400)
Transfer to statutory reserve			18,384	(18,384)			—

Balance at December 31, 2016	$1,040	$50,160	$4,255,022	$1,220,307	$(8,286)	$(320,286)	$5,197,957

	Years ended December 31,
Disclosure of changes in number of shares:	2016	2015	2014
Preferred Stock:
Balance at beginning and end of year	2,006,391	2,006,391	2,006,391

Common Stock:
Balance at beginning of year	103,816,185	103,614,553	103,435,967
Issuance of stock	242,499	201,632	178,586

Balance at end of year	104,058,684	103,816,185	103,614,553
Treasury stock	(267,752)	(197,209)	(137,706)

Common Stock – Outstanding	103,790,932	103,618,976	103,476,847

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
(In thousands)	2016	2015	2014
Cash flows from operating activities:
Net income (loss)	$216,691	$895,344	$(313,490)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	170,016	241,478	263,369
Goodwill impairment losses	3,801	—	186,511
Amortization of intangibles	12,144	11,019	9,434
Depreciation and amortization of premises and equipment	46,874	47,474	47,137
Net accretion of discounts and amortization of premiums and deferred fees	(40,786)	(73,496)	278,576
Other-than-temporary impairment on investment securities	209	14,445	—
Fair value adjustments on mortgage servicing rights	25,336	7,904	24,683
FDIC loss-share expense (income)	207,779	(20,062)	103,024
Adjustments (expense) to indemnity reserves on loans sold	17,285	18,628	40,629
Earnings from investments under the equity method	(31,288)	(24,373)	(39,578)
Deferred income tax expense (benefit)	61,574	(519,128)	43,512
(Gain) loss on:
Disposition of premises and equipment	4,094	(3,629)	(1,716)
Sale and valuation adjustments of investment securities	(1,962)	(141)	870
Sale of loans, including valuation adjustments on loans held-for-sale and mortgage banking activities	(35,517)	(35,013)	(88,724)
Sale of foreclosed assets, including write-downs	19,357	60,378	28,005
Disposal of discontinued business	—	—	(38,355)
Acquisitions of loans held-for-sale	(310,217)	(401,991)	(308,600)
Proceeds from sale of loans held-for-sale	89,887	124,111	123,375
Net originations on loans held-for-sale	(510,783)	(792,821)	(753,312)
Net decrease (increase) in:
Trading securities	753,839	1,083,683	1,105,374
Accrued income receivable	(13,808)	5,392	9,719
Other assets	(26,304)	100,133	132,500
Net increase (decrease) in:
Interest payable	165	528	(707)
Pension and other postretirement benefits obligation	(55,678)	3,252	(10,171)
Other liabilities	(13,241)	(72,980)	30,937

Total adjustments	372,776	(225,209)	1,186,492

Net cash provided by operating activities	589,467	670,135	873,002

Cash flows from investing activities:
Net increase in money market investments	(710,125)	(357,706)	(963,933)
Purchases of investment securities:
Available-for-sale	(3,407,779)	(2,014,315)	(2,001,940)
Held-to-maturity	—	(750)	(1,000)
Other	(14,130)	(40,847)	(110,010)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	1,227,966	1,362,712	1,722,650
Held-to-maturity	4,588	4,856	39,962
Other	11,122	46,341	92,752
Proceeds from sale of investment securities:
Available-for-sale	5,259	96,760	310,210
Other	9,021	14,950	37,104
Net (disbursements) repayments on loans	(267,205)	431,676	775,900
Proceeds from sale of loans	141,363	30,160	355,145
Acquisition of loan portfolios	(535,445)	(338,447)	(389,067)
Acquisition of trademark	—	(50)	—
Net payments from FDIC under loss sharing agreements	98,518	247,976	256,498
Net cash received and acquired from business combination	—	731,279	—
Acquisition of servicing advances	—	(61,304)	—
Cash paid related to business acquisitions	—	(17,250)	(6,330)
Return of capital from equity method investments	907	13,329	—
Net cash disbursed from disposal of discontinued business	—	—	(205,895)
Mortgage servicing rights purchased	—	(2,400)	—
Acquisition of premises and equipment	(100,320)	(62,656)	(51,046)
Proceeds from sale of:
Premises and equipment	8,897	12,880	14,337
Foreclosed assets	83,357	141,145	150,115

Net cash (used in) provided by investing activities	(3,444,006)	238,339	25,452

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	3,286,428	207,338	109,015
Federal funds purchased and assets sold under agreements to repurchase	(282,719)	(509,512)	(387,635)
Other short-term borrowings	—	(148,215)	(380,000)
Payments of notes payable	(254,816)	(737,889)	(1,059,290)
Proceeds from issuance of notes payable	165,047	277,398	781,905
Proceeds from issuance of common stock	7,437	6,226	5,394
Dividends paid	(65,932)	(19,257)	(3,723)
Repurchase of TARP - related warrants	—	—	(3,000)
Net payments for repurchase of common stock	(2,186)	(1,984)	(3,236)

Net cash provided by (used in) financing activities	2,853,259	(925,895)	(940,570)

Net decrease in cash and due from banks	(1,280)	(17,421)	(42,116)
Cash and due from banks at beginning of period	363,674	381,095	423,211

Cash and due from banks at end of period	$362,394	$363,674	$381,095

The accompanying notes are an integral part of these consolidated financial statements.

During the year ended December 31, 2016 there have not been any cash flows associated with discontinued operations. The Consolidated Statement of Cash Flows for the years ended December 31, 2015 and 2014 includes the cash flows from operating, investing and financing activities associated with discontinued operations.

Notes to Consolidated Financial

Statements

Note 1 – Nature of operations and basis of presentation

Nature of Operations

Popular, Inc. (the “Corporation”) is a diversified, publicly owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the United States and the Caribbean. In Puerto Rico, the Corporation provides retail, mortgage and commercial banking services, through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as investment banking, broker-dealer, auto and equipment leasing and financing, and insurance services through specialized subsidiaries. In the U.S. mainland, the Corporation operates Banco Popular North America (“BPNA”). BPNA focuses efforts and resources on the core community banking business. BPNA operates branches in New York, New Jersey and South Florida under the name of Popular Community Bank. Refer to Note 4 for discussion of the sales of the California, Illinois and Central Florida regional operations during the year 2014. Note 42 to the consolidated financial statements presents information about the Corporation’s business segments.

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

Prior to entering a hedge transaction, the Corporation formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments to specific assets and liabilities on the statements of financial condition or to specific forecasted transactions or firm commitments along with a formal assessment, at both inception of the hedge and on an ongoing basis, as to the effectiveness of the derivative instrument in offsetting changes in fair values or cash flows of the hedged item. Hedge accounting is discontinued when the derivative instrument is not highly effective as a hedge, a derivative expires, is sold, terminated, when it is unlikely that a forecasted transaction will occur or when it is determined that it is no longer appropriate. When hedge accounting is discontinued the derivative continues to be carried at fair value with changes in fair value included in earnings.

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

Loans acquired as part of the Doral Bank FDIC-assisted transaction

Certain residential mortgage loans and commercial loans acquired as part of the Doral Bank Transaction were considered impaired. Accordingly, the Corporation applied the guidance of ASC Subtopic 310-30. Refer to Note 10 to the consolidated financial statements for additional information with respect to the loans acquired as part of the Doral Bank Transaction that were considered impaired.

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

For a detailed description of the principal factors used to determine the general reserves of the allowance for loan losses and for the principal enhancements Management made to its methodology, refer to Note 11.

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

Troubled debt restructurings

A restructuring constitutes a TDR when the Corporation separately concludes that both of the following conditions exist: 1) the restructuring constitute a concession and 2) the debtor is experiencing financial difficulties. The concessions stem from an agreement between the Corporation and the debtor or are imposed by law or a court. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection. A concession has been granted when, as a result of the restructuring, the Corporation does not expect to collect all amounts due, including interest accrued at the original contract rate. If the payment of principal is dependent on the value of collateral, the current value of the collateral is taken into consideration in determining the amount of principal to be collected; therefore, all factors that changed are considered to determine if a concession was granted, including the change in the fair value of the underlying collateral that may be used to repay the loan. Classification of loan modifications as TDRs involves a degree of judgment. Indicators that the debtor is experiencing financial difficulties which are considered include: (i) the borrower is currently in default on any of its debt or it is probable that the borrower would be in payment default on any of its debt in the foreseeable future without the modification; (ii) the borrower has declared or is in the process of declaring bankruptcy; (iii) there is significant doubt as to whether the borrower will continue to be a going concern; (iv) the borrower has securities that have been delisted, are in the process of being delisted, or are under threat of being delisted from an exchange; (v) based on estimates and projections that only encompass the borrower’s current business capabilities, it is forecasted that the entity-specific cash flows will be insufficient to service the debt (both interest and principal) in accordance with the contractual terms of the existing agreement through maturity; and (vi) absent the current modification, the borrower cannot obtain funds from sources other than the existing creditors at an effective interest rate equal to the current market interest rate for similar debt for a non-troubled debtor. The identification of TDRs is critical in the determination of the adequacy of the allowance for loan losses. Loans classified as TDRs may be excluded from TDR status if performance under the restructured terms exists for a reasonable period (at least twelve months of sustained performance) and the loan yields a market rate.

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

FDIC loss share indemnification asset and true-up payment obligation (contingent consideration)

The FDIC loss share indemnification asset was initially recorded at fair value. Fair value was estimated using projected cash flows related to the loss sharing agreement.

The FDIC loss share indemnification asset is measured separately from the related covered assets as it is not contractually embedded in the assets and is not transferable with the assets should the assets be sold.

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

The amortization or accretion due to discounting of the loss share asset and changes in expected loss sharing reimbursements is included in non-interest income, particularly in the category of FDIC loss share (expense) income.

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

Refer to Note 12 for additional information on the FDIC loss share indemnification asset and true-up payment obligation.

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

The Corporation capitalizes interest cost incurred in the construction of significant real estate projects, which consist primarily of facilities for its own use or intended for lease. The amount of interest cost capitalized is to be an allocation of the interest cost incurred during the period required to substantially complete the asset. The interest rate for capitalization purposes is to be based on a weighted average rate on the Corporation’s outstanding borrowings, unless there is a specific new borrowing associated with the asset. Interest cost capitalized for the years ended December 31, 2016, 2015 and 2014 was not significant.

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

Updated appraisals are obtained to adjust the value of the other real estate assets. The frequency depends on the loan type and total credit exposure. The appraisal for a commercial or construction other real estate property with a book value greater than $1 million is updated annually and if lower than $1 million it is updated every two years. For residential mortgage properties, the Corporation requests appraisals, every 12 to 18 months.

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

Other identifiable intangible assets with a finite useful life, mainly core deposits, are amortized using various methods over the periods benefited, which range from 5 to 10 years. These intangibles are evaluated periodically for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairments on intangible assets with a finite useful life are evaluated under the guidance for impairment or disposal of long-lived assets.

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

Guarantees, including indirect guarantees of indebtedness of others

The Corporation, as a guarantor, recognizes at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Refer to Note 27 to the consolidated financial statements for further disclosures on guarantees.

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

Refer to the disclosure of accumulated other comprehensive loss included in Note 26.

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

The funding policy is to contribute to the plan, as necessary, to provide for services to date and for those expected to be earned in the future. To the extent that these requirements are fully covered by assets in the plan, a contribution may not be made in a particular year.

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

Net income (loss) per common share

Basic income (loss) per common share is computed by dividing net income (loss) adjusted for preferred stock dividends, including undeclared or unpaid dividends if cumulative, and charges or credits related to the extinguishment of preferred stock or induced conversions of preferred stock, by the weighted average number of common shares outstanding during the year. Diluted income per common share take into consideration the weighted average common shares adjusted for the effect of stock options, restricted stock, performance shares and warrants, if any, using the treasury stock method.

Statement of cash flows

For purposes of reporting cash flows, cash includes cash on hand and amounts due from banks.

Note 3 – New accounting pronouncements

Recently Issued Accounting Standards Updates

FASB Accounting Standards Update (“ASU”) 2017-05, Other Income– Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets

The FASB issued ASU 2017-05 in February 2017, which, among other things, clarifies the scope of the derecognition of nonfinancial assets, the definition of in substance financial assets, and impacts the accounting for partial sales of nonfinancial assets by requiring full gain recognition upon the sale.

The amendments of these Updates are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017.

The Corporation is currently evaluating the impact that the adoption of this guidance will have on its consolidated statements of financial condition and results of operations.

FASB Accounting Standards Update (“ASU”) 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment

The FASB issued ASU 2017-04 in January 2017, which simplifies the accounting for goodwill impairment by removing Step 2 of the two-step goodwill impairment test under the current guidance. Goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. Entities will be required to disclose the amount of goodwill at reporting units with zero or negative carrying amounts.

The amendments of this Update, which should be applied on a prospective basis, are effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017.

The Corporation performs a goodwill impairment test at least on an annual basis. For the annual test as of July 31, 2016, BPNA failed Step 1, since its carrying amount exceeded its fair value. However, no impairment charge was recorded since BPNA passed Step 2 of the impairment test. Refer to additional information on Note 19. Upon adoption of this standard, if the carrying amount of any of the reporting units exceeds its fair value, the Corporation would be required to record an impairment charge for the difference up to the amount of the goodwill.

FASB Accounting Standards Update (“ASU”) 2017-03, Accounting Changes and Error Corrections (Topic 250) and Investments- Equity Method and Joint Ventures (Topic 323): Amendments to SEC Paragraphs Pursuant to Staff Announcements at the September 22, 2016 and November 17, 2016 EITF Meetings (SEC Update)

The FASB issued ASU 2017-03 in January 2017, which incorporates into the Accounting Standards Codification recent SEC guidance about certain investments in qualified affordable housing and disclosing under SEC SAB Topic 11.M the effect on financial statements of adopting the revenue, leases and credit losses standards.

The Corporation has considered the guidance in this Update related to the disclosure on the effect on financial statements of adopting the revenue, leases and credit losses standards in the preparation of the consolidated financial statements for the year ended December 31, 2016.

FASB Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business

The FASB issued ASU 2017-01 in January 2017, which revises the definition of a business by providing an initial screen to determine when an integrated set of assets and activities (“set”) is not a business. Also, the amendments, among other things, specify the minimum inputs and processes required for a set to meet the definition of a business when the initial screen is not met and narrow the definition of the term output so that the term is consistent with Topic 606.

The amendments of this Update, which should be applied on a prospective basis, are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted.

The Corporation will consider this guidance in any business combinations completed after the effective date.

FASB Accounting Standards Update (“ASU”) 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash

The FASB issued ASU 2016-18 in November 2016, which require entities to present the changes in total cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. The new guidance also requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet if restricted cash and restricted cash equivalents are presented in a different line item in the balance sheet.

The amendments of this Update, which should be applied using a retrospective transition method to each period presented, are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted.

The adoption of this standard will change the presentation in the consolidated statements of cash flows.

FASB Accounting Standards Update (“ASU”) 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control

The FASB issued ASU 2016-17 in October 2016, which changes how a reporting entity that is a single decision maker of a VIE treats indirect interests in the entity held through related parties that are under common control. Under the new guidance, if a decision maker is required to evaluate whether it is the primary beneficiary of a VIE, it will need to consider only its proportionate indirect interest in the VIE held through a common control party.

The amendments of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted, including adoption in an interim period.

Currently, the Corporation does not have indirect interests held through related parties that are under common control. The Corporation will continue to evaluate transactions as they arise in the future that may be impacted by this guidance.

FASB Accounting Standards Update (“ASU”) 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory

The FASB issued ASU 2016-16 in October 2016, which eliminates the exception for all intra-entity sales of assets other than inventory that requires deferral of the tax effects until the transferred asset is sold to a third party or otherwise recovered through use. The new guidance requires a reporting entity to recognize the tax expense from the sale of the asset in the seller’s tax jurisdiction when the transfer occurs, even though the pre-tax effects of that transaction are eliminated in consolidation. Any deferred tax asset that arises in the buyer’s jurisdiction would also be recognized at the time of the transfer.

The amendments of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted, but the guidance can only be adopted in the first interim period of a fiscal year. The modified retrospective approach will be required for transition to the new guidance, with a cumulative-effect adjustment recorded in retained earnings as of the beginning of the period of adoption.

The Corporation is currently evaluating the impact that the adoption of this guidance will have on its consolidated statements of financial condition, results of operations, and presentation and disclosures.

FASB Accounting Standards Update (“ASU”) 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments

The FASB issued ASU 2016-15 in August 2016, which addresses specific cash flow issues with the objective of reducing existing diversity in practice, which may lead to a difference in the classification of transactions between operating, financing or investing activities. Among other things, the guidance provides an accounting policy election for classifying distributions received from equity method investees and clarifies the application of the predominance principle.

The amendments of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted. Entities will be required to apply the guidance retrospectively to all periods presented, unless it is impracticable to do so.

The Corporation does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated statements of cash flows.

FASB Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

The FASB issued ASU 2016-13 in June 2016, which replaces the incurred loss model with a current expected credit loss (“CECL”) model. The CECL model applies to financial assets subject to credit losses and measured at amortized cost and certain off-balance sheet exposures. Under current U.S. GAAP, an entity reflects credit losses on financial assets measured on an amortized cost basis only when losses are probable and have been incurred, generally considering only past events and current conditions in making these determinations. ASU 2016-13 prospectively replaces this approach with a forward-looking methodology that reflects the expected credit losses over the lives of financial assets, starting when such assets are first acquired. Under the revised methodology, credit losses will be measured based on past events, current conditions and reasonable and supportable forecasts that affect the collectability of financial assets. ASU 2016-13 also revises the approach to recognizing credit losses for available-for-sale securities by replacing the direct write-down approach with the allowance approach and limiting the allowance to the amount at which the security’s fair value is less than the amortized cost. In addition, ASU 2016-13 provides that the initial allowance for credit losses on purchased credit impaired financial assets will be recorded as an increase to the purchase price, with subsequent changes to the allowance recorded as a credit loss expense.

ASU 2016-13 also expands disclosure requirements regarding an entity’s assumptions, models and methods for estimating the allowance for credit losses.

The amendments of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted as of January 1, 2019.

The Corporation is currently evaluating the impact that the adoption of this guidance will have on its consolidated statements of financial condition, results of operations, and presentation and disclosures. The Corporation expects an increase in its allowance for loan and lease losses due to the consideration of lifetime credit losses as part of the calculation.

FASB Accounting Standards Update (“ASU”) 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting

The FASB issued ASU 2016-09 in March 2016 which simplifies multiple aspects of the accounting for share-based payment transactions, including the recognition of excess tax benefits and deficiencies as an income tax benefit or expense in the income statement and classification in the statement of cash flows as an operating activity, allowing entities to elect as an accounting policy to account for forfeitures when they occur, permitting entities to withhold up to the maximum individual statutory rate without classifying the awards as a liability, and requiring that the cash paid to satisfy the statutory income tax withholding obligation be classified as a financing activity.

The amendments of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted.

The Corporation does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated statements of financial condition, results of operations, cash flows or presentation and disclosures.

FASB Accounting Standards Update (“ASU”) 2016-07, Investments – Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting

The FASB issued ASU 2016-07 in March 2016, which eliminates the requirement to retroactively adopt the equity method of accounting. Therefore, as of the date the investment becomes qualified for equity method accounting, an entity should add the cost of acquiring the additional interest in the investee to the current basis of its previously held interest. For available-for-sale securities, an entity should recognize through earnings the unrealized holding gains/losses in accumulated other comprehensive income/loss as of that date.

The amendments of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted.

The Corporation does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated statements of financial condition or results of operations.

FASB Accounting Standards Update (“ASU”) 2016-06, Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments

The FASB issued ASU 2016-06 in March 2016, which clarifies that in assessing whether an embedded contingent put or call option is not clearly and closely related to the debt instrument, which is part of the assessment made to determine whether an embedded derivative must be bifurcated from the host contract, an entity is required to perform only the four step decision sequence. The four-step decision sequence requires an entity to consider whether (1) the payoff is adjusted based on changes in an index, (2) the payoff is indexed to an underlying other than interest rates or credit risk, (3) the debt involves a substantial premium or discount and (4) the put or call option is contingently exercisable. It does not have to separately assess whether the event that triggers its ability to exercise the contingent option itself is indexed only to interest rates and credit risk.

The amendments of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted.

The Corporation does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated statements of financial condition or results of operations.

FASB Accounting Standards Update (“ASU”) 2016-05, Derivatives and Hedging (Topic 815): Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships

The FASB issued ASU 2016-05 in March 2016, which clarifies that a novation, or a change in the counterparty to the derivative instrument that has been designated as a hedging instrument under Topic 815 does not, in and of itself, require de-designation of that hedging relationship, and therefore discontinuance of the application of hedge accounting, provided that all other hedge accounting criteria continue to be met.

The amendments of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted.

The Corporation does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated statements of financial condition or results of operations.

FASB Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842)

The FASB issued ASU 2016-02 in February 2016, which supersedes ASC Topic 840 and sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessors and lessees. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset (“ROU”) and a lease liability for all leases with a term greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases.

The amendments of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted.

The ASU is expected to impact the Corporation’s consolidated financial statements since the Corporation has operating and land lease arrangements for which it is the lessee. Although the Corporation is still evaluating the impact that the adoption of this accounting pronouncement will have on its consolidated financial statements, preliminarily it expects that the amounts to be recognized as ROU assets and lease liabilities will be less than 1% of its total assets and will not have a material impact on its regulatory capital.

FASB Accounting Standards Updates (“ASUs”), Revenue from Contracts with Customers (Topic 606)

The FASB has issued a series of ASUs which, among other things, clarify the principles for recognizing revenue and develop a common revenue standard. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services, that is, the satisfaction of performance obligations, to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. A five step process is defined to achieve this core principle. The new guidance also requires disclosures to enable users of financial statements to understand the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The amendments of these Updates are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017.

The Corporation expects to elect the modified retrospective approach with the cumulative effect of initially adopting these Updates recognized in opening retained earnings at the date of adoption.

The Corporation’s main sources of revenues are related to financial instruments and are scoped out of the ASUs. The Corporation is evaluating the impact on fees and other non-interest revenues and does not expect the recognition of these to be significantly impacted by the adoption of these ASUs in light of the timing of when the performance obligations are fulfilled and the related revenues are currently being recognized. The Corporation does not expect the new revenue recognition provisions to have a material impact on its consolidated financial statements.

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

Currently, the Corporation does not have any financial liabilities under the fair value option. In addition, the Corporation does not expect to be significantly impacted by the changes in the accounting for equity investments under the revised guidance.

Note 4 – Discontinued operations and restructuring plan

During the year ended December 31, 2014, the Corporation completed the sale of its California, Illinois and Central Florida regional operations and relocated certain back office operations to Puerto Rico and New York.

As defined in ASC 805-10-55, the regional operations sold constituted a business, and for financial reporting purposes, the results of the discontinued operations are presented as “Assets / Liabilities from discontinued operations” in the consolidated statement of condition and “Income (loss) from discontinued operations, net of tax” in the consolidated statement of operations.

As of December 31, 2016, there were no assets and liabilities held within the discontinued operations. The liabilities held at December 31, 2015 of $1.8 million, mainly comprised of the indemnity reserve related to the California regional sale, were reversed during the quarter ended December 31, 2016, as a result of the expiration of the two-year period indemnification provision.

Net income from the discontinued operations amounted to $1.1 million for the year ended December 31, 2016 and $1.3 million for the year ended December 31, 2015.

Also, in connection with the sale, the Corporation has undertaken a restructuring plan (the “PCB Restructuring Plan”) which was completed by December 31, 2015, for which the Corporation incurred restructuring charges of $45.1 million, of which approximately $26.7 million were incurred in 2014 and $18.4 million in 2015. Restructuring charges were mostly comprised of personnel costs, which amounted to $17.5 million for 2014 and $12.9 million for 2015.

The following table presents the activity in the reserve for the restructuring costs associated with the PCB Restructuring Plan:

	Years ended December 31,
(In thousands)	2016	2015
Beginning balance	$620	$13,536
Charges expensed during the period	—	7,840
Payments made during the period	(492)	(20,756)

Ending balance	$128	$620

Note 5 – Business combination

On February 27, 2015, BPPR, in an alliance with co-bidders, including BPNA, acquired certain assets and all deposits (other than certain brokered deposits) of former Doral Bank from the FDIC, as receiver. Under the FDIC’s bidding format, BPPR was the lead bidder and party to the purchase and assumption agreement with the FDIC covering all assets and deposits acquired by it and its alliance co-bidders. BPPR entered into back to back purchase and assumption agreements with the alliance co-bidders for the transfer of certain assets and deposits. BPPR entered into transition service agreements with each of the alliance co-bidders. There is no loss-sharing arrangement with the FDIC on the acquired assets.

The following table presents the fair values of major classes of identifiable assets acquired and liabilities assumed by the Corporation as of February 27, 2015.

	Book value prior to
	purchase accounting	Fair value	Additional	As recorded by
(In thousands)	adjustments	adjustments	consideration[1]	Popular, Inc.
Assets:
Cash and due from banks	$339,633	$—	$—	$339,633
Investment in available-for-sale securities	172,706	—	—	172,706
Investments in FHLB stock	30,785	—	—	30,785
Loans	1,679,792	(165,925)	—	1,513,867
Accrued income receivable	7,808	—	—	7,808
Receivable from the FDIC	—	—	480,137	480,137
Core deposit intangible	23,572	(10,762)	—	12,810
Other assets	67,676	7,569	—	75,245

Total assets	$2,321,972	$(169,118)	$480,137	$2,632,991

Liabilities:
Deposits	$2,193,404	$9,987	$—	$2,203,391
Advances from the Federal Home Loan Bank	542,000	5,187	—	547,187
Other liabilities	50,728	(511)	—	50,217

Total liabilities	$2,786,132	$14,663	$—	$2,800,795

Excess of liabilities assumed over assets acquired	$464,160
Aggregate fair value adjustments		$(183,781)

Additional consideration			$480,137

Goodwill on acquisition				$167,804

[1]	The additional consideration represents the cash received from the FDIC for the difference between the net liabilities assumed and the net premium paid on the transaction.

In accordance with ASC Topic 805, the fair values assigned to the assets acquired and liabilities assumed are subject to refinement up to one year after the closing date of the acquisition as new information relative to closing date fair values become available, and thus the recognized goodwill may increase or decrease. During the second and third quarters of 2015, retrospective adjustments were made to the estimated fair values of certain assets acquired and liabilities assumed as part of the Doral Bank Transaction to reflect new information obtained about facts and circumstances that existed as of the acquisition date. The retrospective adjustments resulted in a decrease of $2.1 million to the initial fair value estimate of the mortgage servicing rights, a decrease in other liabilities assumed of $0.5 million and, an increase of $2.6 million in the receivable from the FDIC related to the acquisition cost of deposits, all of which were adjusted against goodwill.

During the fourth quarter of 2015, the Corporation early adopted ASU 2015-16 “Business Combination”. Accordingly, adjustments to the initial fair value estimates identified during the measurement period were recognized in the reporting period in which the adjustment amounts were determined. Pursuant to ASU 2015-16, adjustments were made effective in the fourth quarter of 2015 to the estimated fair values of assets and liabilities assumed with the Doral Bank Transaction to reflect new information obtained during the measurement period about facts and circumstances that existed as of the acquisition date that, if known, would have affected the acquisition-date fair value measurements.

During the quarter ended March 31, 2016, the Corporation recorded adjustments to its initial fair value estimates in connection with the Doral Bank Transaction. As a result, the discount on the loans increased by $4.7 million with a corresponding increase to goodwill.

The following table presents the principal changes in fair value and the revised amounts recorded during the measurement period.

(In thousands)	February 27, 2015 As recasted[a]	February 27, 2015 As previously reported[b]	Change
Assets:
Loans	$1,513,867	$1,665,756	$(151,889)
Goodwill	167,804	41,633	126,171
Core deposit intangible	12,810	23,572	(10,762)
Receivable from the FDIC	480,137	441,721	38,416
Other assets	626,177	626,177	—

Total assets	$2,800,795	$2,798,859	$1,936

Liabilities:
Deposits	$2,203,391	$2,201,455	$1,936
Advances from the Federal Home Loan Bank	547,187	547,187	—
Other liabilities	50,217	50,217	—

Total liabilities	$2,800,795	$2,798,859	$1,936

[a]	Amounts reported include retrospective adjustments during the measurement period, in accordance with U.S. GAAP, related to the Doral Bank Transaction.
[b]	Amounts are presented as previously reported as of September 30, 2015.

Note 6 - Restrictions on cash and due from banks and certain securities

The Corporation’s banking subsidiaries, BPPR and BPNA, are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank of New York (the “Fed”) or other banks. Those required average reserve balances amounted to $ 1.2 billion at December 31, 2016 (December 31, 2015 - $ 1.1 billion). Cash and due from banks, as well as other highly liquid securities, are used to cover the required average reserve balances.

At December 31, 2016, the Corporation held $31 million in restricted assets in the form of funds deposited in money market accounts, trading account securities and investment securities available for sale (December 31, 2015 - $44 million). The amounts held in trading account securities and investment securities available for sale consist primarily of restricted assets held for the Corporation’s non-qualified retirement plans and fund deposits guaranteeing possible liens or encumbrances over the title of insured properties.

Note 7 - Securities purchased under agreements to resell

The securities purchased underlying the agreements to resell were delivered to, and are held by, the Corporation. The counterparties to such agreements maintain effective control over such securities. The Corporation is permitted by contract to repledge the securities, and has agreed to resell to the counterparties the same or substantially similar securities at the maturity of the agreements.

The fair value of the collateral securities held by the Corporation on these transactions at December 31, was as follows:

(In thousands)	2016	2015
Not repledged	$27,388	$111,545

Total	$27,388	$111,545

The repledged securities were used as underlying securities for repurchase agreement transactions.

Note 8 – Investment securities available-for-sale

The following table presents the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities available-for-sale at December 31, 2016 and 2015.

	At December 31, 2016
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Fair	average
(In thousands)	cost	gains	losses	value	yield
U.S. Treasury securities
Within 1 year	$844,002	$1,254	$28	$845,228	1.00%
After 1 to 5 years	1,300,729	214	9,551	1,291,392	1.11

Total U.S. Treasury securities	2,144,731	1,468	9,579	2,136,620	1.06

Obligations of U.S. Government sponsored entities
Within 1 year	100,050	102	—	100,152	0.98
After 1 to 5 years	613,293	710	2,505	611,498	1.38
After 5 to 10 years	200	—	—	200	5.64

Total obligations of U.S. Government sponsored entities	713,543	812	2,505	711,850	1.32

Obligations of Puerto Rico, States and political subdivisions
After 1 to 5 years	6,419	—	161	6,258	2.89
After 5 to 10 years	5,000	—	1,550	3,450	3.80
After 10 years	17,605	—	4,542	13,063	7.09

Total obligations of Puerto Rico, States and political subdivisions	29,024	—	6,253	22,771	5.60

Collateralized mortgage obligations - federal agencies
Within 1 year	13	—	—	13	1.23
After 1 to 5 years	18,524	429	28	18,925	2.89
After 5 to 10 years	39,178	428	61	39,545	2.68
After 10 years	1,180,686	6,313	23,956	1,163,043	1.99

Total collateralized mortgage obligations - federal agencies	1,238,401	7,170	24,045	1,221,526	2.02

Mortgage-backed securities
Within 1 year	55	1	—	56	4.76
After 1 to 5 years	19,960	537	43	20,454	3.86
After 5 to 10 years	317,185	3,701	1,721	319,165	2.29
After 10 years	3,805,675	28,772	68,790	3,765,657	2.47

Total mortgage-backed securities	4,142,875	33,011	70,554	4,105,332	2.46

Equity securities (without contractual maturity)	1,246	876	—	2,122	7.94

Other
Within 1 year	8,539	11	—	8,550	1.78
After 5 to 10 years	1,004	31	—	1,035	3.62

Total other	9,543	42	—	9,585	1.97

Total investment securities available-for-sale[1]	$8,279,363	$43,379	$112,936	$8,209,806	1.94%

[1]	Includes $4.1 billion pledged to secure public and trust deposits, assets sold under agreements to repurchase, credit facilities and loan servicing agreements that the secured parties are not permitted to sell or repledge the collateral, of which $3.4 billion serve as collateral for public funds.

	At December 31, 2015
		Gross	Gross		Weighted
	Amortized	unrealized	unrealized	Fair	average
(In thousands)	cost	gains	losses	value	yield
U.S. Treasury securities
Within 1 year	$24,861	$335	$—	$25,196	4.31%
After 1 to 5 years	1,149,807	365	1,999	1,148,173	1.03
After 5 to 10 years	9,937	22	—	9,959	1.99

Total U.S. Treasury securities	1,184,605	722	1,999	1,183,328	1.11

Obligations of U.S. Government sponsored entities
After 1 to 5 years	919,819	1,337	4,808	916,348	1.33
After 5 to 10 years	250	1	—	251	5.64
After 10 years	23,000	42	—	23,042	3.22

Total obligations of U.S. Government sponsored entities	943,069	1,380	4,808	939,641	1.38

Obligations of Puerto Rico, States and political subdivisions
After 1 to 5 years	7,227	—	199	7,028	3.94
After 5 to 10 years	5,925	—	2,200	3,725	4.02
After 10 years	18,585	—	6,979	11,606	6.99

Total obligations of Puerto Rico, States and political subdivisions	31,737	—	9,378	22,359	5.74

Collateralized mortgage obligations - federal agencies
After 1 to 5 years	21,446	594	37	22,003	2.81
After 5 to 10 years	44,585	733	—	45,318	2.85
After 10 years	1,518,662	8,137	33,283	1,493,516	1.99

Total collateralized mortgage obligations - federal agencies	1,584,693	9,464	33,320	1,560,837	2.02

Mortgage-backed securities
After 1 to 5 years	22,015	987	8	22,994	4.65
After 5 to 10 years	256,097	4,866	1,197	259,766	2.51
After 10 years	2,039,217	34,839	12,620	2,061,436	2.83

Total mortgage-backed securities	2,317,329	40,692	13,825	2,344,196	2.81

Equity securities (without contractual maturity)	1,350	1,053	5	2,398	7.92

Other
After 1 to 5 years	8,911	—	28	8,883	1.71
After 5 to 10 years	1,311	39	—	1,350	3.62

Total other	10,222	39	28	10,233	1.95

Total investment securities available-for-sale[1]	$6,073,005	$53,350	$63,363	$6,062,992	2.07%

[1]	Includes $2.4 billion pledged to secure public and trust deposits, assets sold under agreements to repurchase, credit facilities and loan servicing agreements that the secured parties are not permitted to sell or repledge the collateral, of which $1.5 billion serve as collateral for public funds.

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

The following table presents the aggregate amortized cost and fair value of investment securities available-for-sale at December 31, 2016 by contractual maturity.

(In thousands)	Amortized cost	Fair value
Within 1 year	$952,659	$953,999
After 1 to 5 years	1,958,925	1,948,527
After 5 to 10 years	362,567	363,395
After 10 years	5,003,966	4,941,763

Total	8,278,117	8,207,684
Equity securities	1,246	2,122

Total investment securities available-for-sale	$8,279,363	$8,209,806

During the year ended December 31, 2016, the Corporation sold mortgage-backed securities, equity securities and obligations from the Puerto Rico government and its political subdivisions. The proceeds from these sales were $ 5.3 million. During the year ended December 31, 2015, the Corporation sold U.S. agency securities and obligations from the Puerto Rico government and its political subdivisions. The proceeds from these sales were $ 96.8 million. Gross realized gains and losses on the sale of investment securities available-for-sale, for the years ended December 31, 2016, 2015 and 2014 were as follows:

	Years ended December 31,
(In thousands)	2016	2015	2014
Gross realized gains	$378	$226	$4,461
Gross realized losses	—	(85)	(5,331)

Net realized gains (losses) on sale of investment securities available-for-sale	$378	$141	$(870)

The following tables present the Corporation’s fair value and gross unrealized losses of investment securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2016, and 2015.

	At December 31, 2016
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
U.S. Treasury securities	$1,162,110	$9,579	$—	$—	$1,162,110	$9,579
Obligations of U.S. Government sponsored entities	430,273	2,426	3,126	79	433,399	2,505
Obligations of Puerto Rico, States and political subdivisions	6,258	161	16,512	6,092	22,770	6,253
Collateralized mortgage obligations - federal agencies	505,503	8,112	339,236	15,933	844,739	24,045
Mortgage-backed securities	3,537,606	70,173	15,113	381	3,552,719	70,554

Total investment securities available-for-sale in an unrealized loss position	$5,641,750	$90,451	$373,987	$22,485	$6,015,737	$112,936

	At December 31, 2015
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
U.S. Treasury securities	$589,689	$1,999	$—	$—	$589,689	$1,999
Obligations of U.S. Government sponsored entities	390,319	2,128	181,744	2,680	572,063	4,808
Obligations of Puerto Rico, States and political subdivisions	884	164	19,490	9,214	20,374	9,378
Collateralized mortgage obligations - federal agencies	331,501	4,446	814,195	28,874	1,145,696	33,320
Mortgage-backed securities	1,641,663	12,992	22,362	833	1,664,025	13,825
Equity securities	45	5	—	—	45	5
Other	8,883	28	—	—	8,883	28

Total investment securities available-for-sale in an unrealized loss position	$2,962,984	$21,762	$1,037,791	$41,601	$4,000,775	$63,363

As of December 31, 2016, the available-for-sale investment portfolio reflects gross unrealized losses of approximately $113 million, driven by Mortgage backed securities and Collateralized mortgage obligations.

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

At December 31, 2016, management performed its quarterly analysis of all debt securities in an unrealized loss position. Based on the analyses performed, management concluded that no individual debt security was other-than-temporarily impaired as of such date. During the quarter ended June 30, 2016 the Corporation recognized an other-than-temporary impairment charge of $209 thousand on an investment security available-for-sale classified as obligations from the Puerto Rico government and its political subdivisions, which at June 30, 2016 was rated Caa2 and CC by Moody’s and S&P, respectively. Puerto Rico’s fiscal and economic situation, together with, among other factors, the recent moratorium declared on the payment of principal and interest on obligations for certain Puerto Rico government securities, including those issued or guaranteed by the Commonwealth, led management to conclude that the unrealized losses on this security was other-than-temporary. The Corporation determined that the entire balance of the unrealized loss carried by this security was attributed to estimated credit losses. Accordingly, during the quarter ended June 30, 2016 the other-than-temporary impairment was recognized in its entirety in the accompanying consolidated statement of operations and no amount remained recognized in the accompanying statement of other comprehensive income related to this specific security. The security, for which an other-than-temporary impairment was recorded, was sold during the fourth quarter of 2016, resulting in a realized gain of $30 thousand. The proceeds from this sale were $882 thousand.

During the second quarter of 2015, the Corporation recognized an other-than-temporary impairment charge of $14.4 million on its portfolio of investment securities available-for-sale classified as obligations from the Puerto Rico government and its political subdivisions. At June 30, 2015, these securities were rated Caa2 and CCC- by Moody’s and S&P, respectively. Notwithstanding the payment priorities established by the Puerto Rico Constitution for these securities, Puerto Rico’s fiscal and economic situation, together with the Government’s announcements regarding its ability to pay its debt and its intention to pursue a comprehensive debt restructuring, led management to conclude that the unrealized losses on these government securities was attributed to estimated credit losses. Accordingly, the other-than temporary impairment was recognized in its entirety in the accompanying consolidated statement of operations and no amount remained recognized in the accompanying statement of other comprehensive income related to these specific securities. These securities, for which an other-than-temporary impairment was recorded, were sold during the third quarter of 2015, resulting in a realized gain of $0.1 million. The proceeds from this sale were $26.8 million.

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

	2016		2015
(In thousands)	Amortized cost	Fair value	Amortized cost	Fair value
FNMA	$3,255,844	$3,211,443	$2,649,860	$2,633,899
Freddie Mac	1,381,197	1,361,933	1,088,691	1,079,956

Note 9 – Investment securities held-to-maturity

The following tables present the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities held-to-maturity at December 31, 2016 and 2015.

	At December 31, 2016
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
Obligations of Puerto Rico, States and political subdivisions
Within 1 year	$3,105	$—	$1,240	$1,865	5.90%
After 1 to 5 years	14,540	—	5,957	8,583	6.02
After 5 to 10 years	18,635	—	7,766	10,869	6.20
After 10 years	59,747	1,368	8,892	52,223	1.91

Total obligations of Puerto Rico, States and political subdivisions	96,027	1,368	23,855	73,540	3.49

Collateralized mortgage obligations - federal agencies
After 5 to 10 years	74	4	—	78	5.45

Total collateralized mortgage obligations - federal agencies	74	4	—	78	5.45

Other
Within 1 year	1,000	—	3	997	1.65
After 1 to 5 years	1,000	—	39	961	2.44

Total other	2,000	—	42	1,958	2.05

Total investment securities held-to-maturity[1]	$98,101	$1,372	$23,897	$75,576	3.46%

[1]	Includes $53.1 million pledged to secure public and trust deposits that the secured parties are not permitted to sell or repledge the collateral.

	At December 31, 2015
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
Obligations of Puerto Rico, States and political subdivisions
Within 1 year	$2,920	$—	$291	$2,629	5.90%
After 1 to 5 years	13,655	—	5,015	8,640	5.98
After 5 to 10 years	20,020	—	8,020	12,000	6.14
After 10 years	62,222	3,604	8,280	57,546	2.08

Total obligations of Puerto Rico, States and political subdivisions	98,817	3,604	21,606	80,815	3.55

Collateralized mortgage obligations - federal agencies
After 5 to 10 years	86	5	—	91	5.45

Total collateralized mortgage obligations - federal agencies	86	5	—	91	5.45

Other
After 1 to 5 years	2,000	—	17	1,983	1.81

Total other	2,000	—	17	1,983	1.81

Total investment securities held-to-maturity[1]	$100,903	$3,609	$21,623	$82,889	3.52%

[1]	Includes $57.2 million pledged to secure public and trust deposits that the secured parties are not permitted to sell or repledge the collateral.

Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.

The following table presents the aggregate amortized cost and fair value of investments securities held-to-maturity at December 31, 2016 by contractual maturity.

(In thousands)	Amortized cost	Fair value
Within 1 year	$4,105	$2,862
After 1 to 5 years	15,540	9,544
After 5 to 10 years	18,709	10,947
After 10 years	59,747	52,223

Total investment securities held-to-maturity	$98,101	$75,576

The following tables present the Corporation’s fair value and gross unrealized losses of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2016 and 2015:

	At December 31, 2016
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Obligations of Puerto Rico, States and political subdivisions	$31,294	$1,702	$30,947	$22,153	$62,241	$23,855
Other	491	9	1,217	33	1,708	42

Total investment securities held-to-maturity in an unrealized loss position	$31,785	$1,711	$32,164	$22,186	$63,949	$23,897

	At December 31, 2015
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Obligations of Puerto Rico, States and political subdivisions	$—	$—	$33,334	$21,606	$33,334	$21,606
Other	1,483	17	—	—	1,483	17

Total investment securities held-to-maturity in an unrealized loss position	$1,483	$17	$33,334	$21,606	$34,817	$21,623

As indicated in Note 8 to these consolidated financial statements, management evaluates investment securities for OTTI declines in fair value on a quarterly basis.

The “Obligations of Puerto Rico, States and political subdivisions” classified as held-to-maturity at December 31, 2016 are primarily associated with securities issued by municipalities of Puerto Rico and are generally not rated by a credit rating agency. This includes $53 million of securities issued by three municipalities of Puerto Rico that are payable from the real and personal property taxes collected within such municipalities. These bonds have seniority to the payment of operating cost and expenses of the municipality. The portfolio also includes approximately $43 million in securities for which the underlying source of payment is not the central government, but in which a government insurance fund provides a guarantee in the event of default.

The Corporation performs periodic credit quality reviews on these issuers. Based on the quarterly analysis performed, management concluded that no individual debt security was other-than-temporarily impaired at December 31, 2016. Further deterioration of the fiscal crisis of the Government of Puerto Rico could further affect the value of these securities, resulting in losses to the Corporation. The Corporation does not have the intent to sell securities held-to-maturity and it is more likely than not that the Corporation will not have to sell these investment securities prior to recovery of their amortized cost basis.

Note 10 – Loans

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

The risks on loans acquired in the FDIC-assisted transaction are significantly different from the risks on loans not covered under the FDIC loss sharing agreements because of the loss protection provided by the FDIC. Accordingly, the Corporation presents loans subject to the loss sharing agreements as “covered loans” in the information below and loans that are not subject to the FDIC loss sharing agreements as “non-covered loans”. The FDIC loss sharing agreements expired on June 30, 2015 for commercial (including construction) and consumer loans, and expires on June 30, 2020 for single-family residential mortgage loans, as explained in Note 12.

For a summary of the accounting policies related to loans, interest recognition and allowance for loan losses refer to the summary of significant accounting policies included in Note 2 to these consolidated financial statements.

During the year ended December 31, 2016, the Corporation recorded purchases (including repurchases) of mortgage loans amounting to $619 million, consumer loans of $164 million and commercial loans amounting to $51 million. Excluding the impact of the Doral Bank Transaction, during the year ended December 31, 2015, the Corporation recorded purchases of mortgage loans amounting to $588 million, consumer loans of $72 million and commercial loans of $55 million. Refer to Note 5 for information on loans acquired as part of the Doral Bank Transaction.

Excluding the bulk sale of Westernbank loans with a carrying value of approximately $100 million, the Corporation sold commercial and construction loans with a carrying value of approximately $47 million during the year ended December 31, 2016 (December 31, 2015 - $43 million). The Corporation performed whole-loan sales involving approximately $83 million of residential mortgage loans during the year ended December 31, 2016 (December 31, 2015 - $98 million). Also, during the year ended December 31, 2016, the Corporation securitized approximately $613 million of mortgage loans into Government National Mortgage Association (“GNMA”) mortgage-backed securities and $163 million of mortgage loans into Federal National Mortgage Association (“FNMA”) mortgage-backed securities, compared to $869 million and $219 million, respectively, during the year ended December 31, 2015.

Non-covered loans

The following table presents the composition of non-covered loans held-in-portfolio (“HIP”), net of unearned income, by past due status at December 31, 2016 and 2015, including loans previously covered by the commercial FDIC loss sharing agreements.

December 31, 2016
Puerto Rico
	Past due					Non-covered
	30-59	60-89	90 days	Total		loans HIP
(In thousands)	days	days	or more	past due	Current	Puerto Rico
Commercial multi-family	$232	$—	$664	$896	$173,644	$174,540
Commercial real estate non-owner occupied	98,604	4,785	51,435	154,824	2,409,461	2,564,285
Commercial real estate owner occupied	12,967	5,014	112,997	130,978	1,660,497	1,791,475
Commercial and industrial	19,156	2,638	32,147	53,941	2,617,976	2,671,917
Construction	—	—	1,668	1,668	83,890	85,558
Mortgage	289,635	136,558	801,251	1,227,444	4,689,056	5,916,500
Leasing	6,619	1,356	3,062	11,037	691,856	702,893
Consumer:
Credit cards	11,646	8,752	18,725	39,123	1,061,484	1,100,607
Home equity lines of credit	—	65	185	250	8,101	8,351
Personal	12,148	7,918	20,686	40,752	1,109,425	1,150,177
Auto	32,441	7,217	12,320	51,978	774,614	826,592
Other	1,259	294	19,311	20,864	154,665	175,529

Total	$484,707	$174,597	$1,074,451	$1,733,755	$15,434,669	$17,168,424

December 31, 2016
U.S. mainland
	Past due
	30-59	60-89	90 days	Total		Loans HIP
(In thousands)	days	days	or more	past due	Current	U.S. mainland
Commercial multi-family	$5,952	$—	$206	$6,158	$1,058,138	$1,064,296
Commercial real estate non-owner occupied	1,992	379	1,195	3,566	1,353,750	1,357,316
Commercial real estate owner occupied	2,116	540	472	3,128	240,617	243,745
Commercial and industrial	960	610	101,257	102,827	828,106	930,933
Construction	—	—	—	—	690,742	690,742
Mortgage	15,974	5,272	11,713	32,959	746,902	779,861
Legacy	833	346	3,337	4,516	40,777	45,293
Consumer:
Credit cards	8	28	30	66	92	158
Home equity lines of credit	2,908	1,055	4,762	8,725	243,450	252,175
Personal	2,547	1,675	1,864	6,086	234,521	240,607
Auto	—	—	—	—	9	9
Other	—	—	8	8	180	188

Total	$33,290	$9,905	$124,844	$168,039	$5,437,284	$5,605,323

December 31, 2016
Popular, Inc.
	Past due					Non-covered
	30-59	60-89	90 days	Total		loans HIP
(In thousands)	days	days	or more	past due	Current	Popular, Inc.[1] [2]
Commercial multi-family	$6,184	$—	$870	$7,054	$1,231,782	$1,238,836
Commercial real estate non-owner occupied	100,596	5,164	52,630	158,390	3,763,211	3,921,601
Commercial real estate owner occupied	15,083	5,554	113,469	134,106	1,901,114	2,035,220
Commercial and industrial	20,116	3,248	133,404	156,768	3,446,082	3,602,850
Construction	—	—	1,668	1,668	774,632	776,300
Mortgage	305,609	141,830	812,964	1,260,403	5,435,958	6,696,361
Leasing	6,619	1,356	3,062	11,037	691,856	702,893
Legacy[3]	833	346	3,337	4,516	40,777	45,293
Consumer:
Credit cards	11,654	8,780	18,755	39,189	1,061,576	1,100,765
Home equity lines of credit	2,908	1,120	4,947	8,975	251,551	260,526
Personal	14,695	9,593	22,550	46,838	1,343,946	1,390,784
Auto	32,441	7,217	12,320	51,978	774,623	826,601
Other	1,259	294	19,319	20,872	154,845	175,717

Total	$517,997	$184,502	$1,199,295	$1,901,794	$20,871,953	$22,773,747

[1]	Non-covered loans held-in-portfolio are net of $121 million in unearned income and exclude $89 million in loans held-for-sale.
[2]	Includes $7.3 billion pledged to secure credit facilities and public funds that the secured parties are not permitted to sell or repledge the collateral, of which $4.5 billion were pledged at the FHLB as collateral for borrowings, $2.3 billion at the FRB for discount window borrowings and $0.5 billion serve as collateral for public funds.
[3]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

December 31, 2015
Puerto Rico
	Past due					Non-covered
	30-59	60-89	90 days	Total		loans HIP
(In thousands)	days	days	or more	past due	Current	Puerto Rico
Commercial multi-family	$459	$217	$1,316	$1,992	$130,154	$132,146
Commercial real estate non-owner occupied	166,732	12,520	84,982	264,234	2,404,858	2,669,092
Commercial real estate owner occupied	14,245	5,624	138,778	158,647	1,750,597	1,909,244
Commercial and industrial	6,010	6,059	38,464	50,533	2,607,204	2,657,737
Construction	238	253	13,738	14,229	86,719	100,948
Mortgage	344,858	162,341	863,869	1,371,068	4,756,423	6,127,491
Leasing	7,844	1,630	3,009	12,483	615,167	627,650
Consumer:
Credit cards	11,078	9,414	19,098	39,590	1,088,755	1,128,345
Home equity lines of credit	186	292	394	872	9,816	10,688
Personal	13,756	7,889	22,625	44,270	1,158,565	1,202,835
Auto	33,554	7,500	11,640	52,694	763,256	815,950
Other	1,069	298	19,232	20,599	167,885	188,484

Total	$600,029	$214,037	$1,217,145	$2,031,211	$15,539,399	$17,570,610

December 31, 2015
U.S. mainland
	Past due
	30-59	60-89	90 days	Total		Loans HIP
(In thousands)	days	days	or more	past due	Current	U.S. mainland
Commercial multi-family	$33	$253	$—	$286	$693,647	$693,933
Commercial real estate non-owner occupied	160	—	253	413	962,610	963,023
Commercial real estate owner occupied	1,490	429	221	2,140	200,204	202,344
Commercial and industrial	13,647	1,526	75,575	90,748	780,896	871,644
Construction	—	—	—	—	580,158	580,158
Mortgage	18,957	3,424	13,538	35,919	872,671	908,590
Legacy	1,160	662	3,649	5,471	58,965	64,436
Consumer:
Credit cards	327	134	437	898	13,037	13,935
Home equity lines of credit	3,149	1,114	4,176	8,439	296,045	304,484
Personal	1,836	690	1,240	3,766	168,860	172,626
Auto	—	—	6	6	22	28
Other	—	10	5	15	289	304

Total	$40,759	$8,242	$99,100	$148,101	$4,627,404	$4,775,505

December 31, 2015
Popular, Inc.
	Past due					Non-covered
	30-59	60-89	90 days	Total		loans HIP
(In thousands)	days	days	or more	past due	Current	Popular, Inc.[1] [2]
Commercial multi-family	$492	$470	$1,316	$2,278	$823,801	$826,079
Commercial real estate non-owner occupied	166,892	12,520	85,235	264,647	3,367,468	3,632,115
Commercial real estate owner occupied	15,735	6,053	138,999	160,787	1,950,801	2,111,588
Commercial and industrial	19,657	7,585	114,039	141,281	3,388,100	3,529,381
Construction	238	253	13,738	14,229	666,877	681,106
Mortgage	363,815	165,765	877,407	1,406,987	5,629,094	7,036,081
Leasing	7,844	1,630	3,009	12,483	615,167	627,650
Legacy[3]	1,160	662	3,649	5,471	58,965	64,436
Consumer:
Credit cards	11,405	9,548	19,535	40,488	1,101,792	1,142,280
Home equity lines of credit	3,335	1,406	4,570	9,311	305,861	315,172
Personal	15,592	8,579	23,865	48,036	1,327,425	1,375,461
Auto	33,554	7,500	11,646	52,700	763,278	815,978
Other	1,069	308	19,237	20,614	168,174	188,788

Total	$640,788	$222,279	$1,316,245	$2,179,312	$20,166,803	$22,346,115

[1]	Non-covered loans held-in-portfolio are net of $108 million in unearned income and exclude $137 million in loans held-for-sale.
[2]	Includes $7.3 billion pledged to secure credit facilities and public funds that the secured parties are not permitted to sell or repledge the collateral, of which $4.3 billion were pledged at the FHLB as collateral for borrowings, $2.5 billion at the FRB for discount window borrowings and $0.5 billion serve as collateral for public funds.
[3]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

The following tables present non-covered loans held-in-portfolio by loan class that are in non-performing status or are accruing interest but are past due 90 days or more at December 31, 2016 and December 31, 2015. Accruing loans past due 90 days or more consist primarily of credit cards, FHA / VA and other insured mortgage loans, and delinquent mortgage loans which are included in the Corporation’s financial statements pursuant to GNMA’s buy-back option program. Servicers of loans underlying GNMA mortgage-backed securities must report as their own assets the defaulted loans that they have the option (but not the obligation) to repurchase, even when they elect not to exercise that option.

At December 31, 2016
	Puerto Rico		U.S. mainland		Popular, Inc.
		Accruing loans		Accruing loans		Accruing loans
	Non-accrual	past-due 90	Non-accrual	past-due 90	Non-accrual	past-due 90
(In thousands)	loans	days or more [1]	loans	days or more [1]	loans	days or more [1]
Commercial multi-family	$664	$—	$206	$—	$870	$—
Commercial real estate non-owner occupied	24,611	—	1,195	—	25,806	—
Commercial real estate owner occupied	102,771	—	472	—	103,243	—
Commercial and industrial	31,609	538	1,820	—	33,429	538
Mortgage[3]	318,194	406,583	11,713	—	329,907	406,583
Leasing	3,062	—	—	—	3,062	—
Legacy	—	—	3,337	—	3,337	—
Consumer:
Credit cards	—	18,725	30	—	30	18,725
Home equity lines of credit	—	185	4,762	—	4,762	185
Personal	20,553	34	1,864	—	22,417	34
Auto	12,320	—	—	—	12,320	—
Other	18,724	587	8	—	18,732	587

Total[2]	$532,508	$426,652	$25,407	$—	$557,915	$426,652

[1]	Non-covered loans of $215 million accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.
[2]	For purposes of this table non-performing loans exclude non-performing loans held-for-sale.
[3]	It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $181 million of residential mortgage loans in Puerto Rico insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2016. Furthermore, the Corporation has approximately $68 million in reverse mortgage loans in Puerto Rico which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets.

At December 31, 2015
	Puerto Rico		U.S. mainland		Popular, Inc.
		Accruing loans		Accruing loans		Accruing loans
	Non-accrual	past-due 90	Non-accrual	past-due 90	Non-accrual	past-due 90
(In thousands)	loans	days or more [1]	loans	days or more [1]	loans	days or more [1]
Commercial multi-family	$1,062	$—	$—	$—	$1,062	$—
Commercial real estate non-owner occupied	33,720	—	253	—	33,973	—
Commercial real estate owner occupied	106,449	—	221	—	106,670	—
Commercial and industrial	36,671	555	3,440	—	40,111	555
Construction	3,550	—	—	—	3,550	—
Mortgage[3]	337,933	426,094	13,538	—	351,471	426,094
Leasing	3,009	—	—	—	3,009	—
Legacy	—	—	3,649	—	3,649	—
Consumer:
Credit cards	—	19,098	437	—	437	19,098
Home equity lines of credit	—	394	4,176	—	4,176	394
Personal	22,102	523	1,240	—	23,342	523
Auto	11,640	—	6	—	11,646	—
Other	18,698	61	5	—	18,703	61

Total[2]	$574,834	$446,725	$26,965	$—	$601,799	$446,725

[1]	Non-covered loans by $268 million accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.
[2]	For purposes of this table non-performing loans exclude $ 45 million in non-performing loans held-for-sale.
[3]	It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $164 million of residential mortgage loans in Puerto Rico insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2015. Furthermore, the Corporation has approximately $70 million in reverse mortgage loans in Puerto Rico which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets.

The following table provides a breakdown of loans held-for-sale (“LHFS”) including loans in non-performing status at December 31, 2016 and 2015 by main categories.

	December 31, 2016			December 31, 2015
(In thousands)	Non-Performing	Performing	Total	Non-Performing	Performing	Total
Commercial	$—	$—	$—	$45,074	$—	$45,074
Construction	—	—	—	95	—	95
Mortgage	—	88,821	88,821	—	91,831	91,831

Total loans held-for-sale	$—	$88,821	$88,821	$45,169	$91,831	$137,000

The components of the net financing leases receivable at December 31, 2016 and 2015 were as follows:

(In thousands)	2016	2015
Total minimum lease payments	$601,317	$548,438
Estimated residual value of leased property	210,761	175,458
Deferred origination costs, net of fees	8,309	8,553
Less - Unearned financing income	117,296	103,433

Net minimum lease payments	703,091	629,016
Less - Allowance for loan losses	7,677	11,022

Net minimum lease payments, net of allowance for loan losses	$695,414	$617,994

At December 31, 2016, future minimum lease payments are expected to be received as follows:

(In thousands)
2017	$136,657
2018	125,327
2019	102,100
2020	106,307
2021 and thereafter	130,926

Total	$601,317

The following table presents loans acquired as part of the Doral Bank Transaction accounted for under ASC subtopic 310-20 as of the February 27, 2015 acquisition date:

(In thousands)
Fair value of loans accounted under ASC Subtopic 310-20	$1,178,543

Gross contractual amounts receivable (principal and interest)	$1,666,695

Estimate of contractual cash flows not expected to be collected	$34,646

Covered loans

The following tables present the composition of loans by past due status at December 31, 2016 and 2015 for covered loans held-in-portfolio. The information considers covered loans accounted for under ASC Subtopic 310-20 and ASC Subtopic 310-30.

December 31, 2016
	Past due
	30-59	60-89	90 days	Total		Covered
(In thousands)	days	days	or more	past due	Current	loans HIP [1]
Mortgage	$25,506	$12,904	$69,856	$108,266	$448,304	$556,570
Consumer	751	245	1,074	2,070	14,238	16,308

Total covered loans	$26,257	$13,149	$70,930	$110,336	$462,542	$572,878

[1]	Includes $337 million pledged to secure credit facilities at the FHLB which are not permitted to sell or repledge the collateral.

December 31, 2015
	Past due
	30-59	60-89	90 days	Total		Covered
(In thousands)	days	days	or more	past due	Current	loans HIP [1]
Mortgage	$31,413	$16,593	$83,132	$131,138	$495,964	$627,102
Consumer	1,246	444	1,283	2,973	16,040	19,013

Total covered loans	$32,659	$17,037	$84,415	$134,111	$512,004	$646,115

[1]	Includes $386 million pledged to secure credit facilities at the FHLB which are not permitted to sell or repledge the collateral.

The following table presents covered loans in nonperforming status and accruing loans past due 90 days or more by loan class at December 31, 2016 and 2015.

	December 31, 2016		December 31, 2015
	Non-accrual	Accruing loans past	Non-accrual	Accruing loans past
(In thousands)	loans	due 90 days or more	loans	due 90 days or more
Mortgage	$3,794	$—	$3,790	$—
Consumer	121	—	97	—

Total[1]	$3,915	$—	$3,887	$—

[1]	Covered loans accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

The Corporation accounts for lines of credit with revolving privileges under the accounting guidance of ASC Subtopic 310-20, which requires that any differences between the contractually required loans payment receivable in excess of the initial investment in the loans be accreted into interest income over the life of the loans, if the loan is accruing interest. Covered loans accounted for under ASC Subtopic 310-20 amounted to $10 million at December 31, 2016 (December 31, 2015 - $10 million).

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

	December 31, 2016			December 31, 2015
	Carrying amount			Carrying amount
(In thousands)	Non-credit impaired loans	Credit impaired loans	Total	Non-credit impaired loans	Credit impaired loans	Total
Commercial real estate	$985,181	$14,440	$999,621	$1,114,368	$35,393	$1,149,761
Commercial and industrial	103,476	—	103,476	84,765	519	85,284
Construction	—	1,668	1,668	8,943	6,027	14,970
Mortgage	587,949	25,781	613,730	667,023	33,090	700,113
Consumer	18,775	1,059	19,834	23,047	1,326	24,373

Carrying amount [1]	1,695,381	42,948	1,738,329	1,898,146	76,355	1,974,501
Allowance for loan losses	(61,855)	(7,022)	(68,877)	(59,753)	(3,810)	(63,563)

Carrying amount, net of allowance	$1,633,526	$35,926	$1,669,452	$1,838,393	$72,545	$1,910,938

[1]	The carrying amount of loans acquired from Westernbank and accounted for under ASC 310-30 which remains subject to the loss sharing agreement with the FDIC amounted to approximately $563 million as of December 31, 2016 and $636 million as of December 31, 2015.

The outstanding principal balance of Westernbank loans accounted pursuant to ASC Subtopic 310-30, amounted to $2.1 billion at December 31, 2016 (December 31, 2015 - $2.4 billion). At December 31, 2016, none of the acquired loans from the Westernbank FDIC-assisted transaction accounted for under ASC Subtopic 310-30 were considered non-performing loans. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.

Changes in the carrying amount and the accretable yield for the Westernbank loans accounted pursuant to the ASC Subtopic 310-30, for the years ended December 31, 2016 and 2015, were as follows:

	Activity in the accretable yield
	Westernbank loans ASC 310-30
	For the years ended
	December 31, 2016			December 31, 2015
	Non-credit	Credit		Non-credit	Credit
	impaired	impaired		impaired	impaired
(In thousands)	loans	loans	Total	loans	loans	Total
Beginning balance	$1,105,732	$6,726	$1,112,458	$1,265,752	$5,585	$1,271,337
Accretion	(162,983)	(6,765)	(169,748)	(192,826)	(10,140)	(202,966)
Change in expected cash flows	59,159	8,218	67,377	32,806	11,281	44,087

Ending balance	$1,001,908	$8,179	$1,010,087	$1,105,732	$6,726	$1,112,458

	Carrying amount of Westernbank loans accounted for pursuant to ASC 310-30
	For the years ended
	December 31, 2016			December 31, 2015
	Non-credit	Credit		Non-credit	Credit
	impaired	impaired		impaired	impaired
(In thousands)	loans	loans	Total	loans	loans	Total
Beginning balance	$1,898,146	$76,355	$1,974,501	$2,272,142	$172,030	$2,444,172
Accretion	162,983	6,765	169,748	192,826	10,140	202,966
Collections / loan sales / charge-offs[1]	(365,748)	(40,172)	(405,920)	(566,822)	(105,815)	(672,637)

Ending balance[2]	$1,695,381	$42,948	$1,738,329	$1,898,146	$76,355	$1,974,501
Allowance for loan losses
ASC 310-30 Westernbank loans	(61,855)	(7,022)	(68,877)	(59,753)	(3,810)	(63,563)

Ending balance, net of ALLL	$1,633,526	$35,926	$1,669,452	$1,838,393	$72,545	$1,910,938

[1]	For the year ended December 31, 2016, includes the impact of the bulk sale of loans with a carrying value of approximately $99 million.
[2]	The carrying amount of loans acquired from Westernbank and accounted for under ASC 310-30 which remain subject to the loss sharing agreement with the FDIC amounted to approximately $563 million as of December 31, 2016 (December 31, 2015- $636 million).

Other loans acquired with deteriorated credit quality

The outstanding principal balance of other acquired loans accounted pursuant to ASC Subtopic 310-30, amounted to $700 million at December 31, 2016 (December 31, 2015 - $710 million). At December 31, 2016, none of the other acquired loans accounted under ASC Subtopic 310-30 were considered non-performing loans. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.

Changes in the carrying amount and the accretable yield for the other acquired loans accounted pursuant to the ASC Subtopic 310-30, for the years ended December 31, 2016 and 2015 were as follows:

Activity in the accretable yield - Other acquired loans ASC 310-30
	For the years ended
(In thousands)	December 31, 2016	December 31, 2015
Beginning balance	$221,128	$116,304
Additions	17,635	132,273
Accretion	(35,030)	(29,277)
Change in expected cash flows	75,163	1,828

Ending balance	$278,896	$221,128

Carrying amount of other acquired loans accounted for pursuant to ASC 310-30
	For the years ended
(In thousands)	December 31, 2016	December 31, 2015
Beginning balance	$564,050	$212,763
Purchase accounting adjustments related to the Doral Bank Transaction (Refer to Note 5)	(4,707)	—
Additions	36,221	386,679
Accretion	35,030	29,277
Collections and charge-offs	(67,899)	(64,669)

Ending balance	$562,695	$564,050
Allowance for loan losses ASC 310-30 non-covered loans	(22,431)	(19,276)

Ending balance, net of allowance for loan losses	$540,264	$544,774

The following table presents loans acquired as part of the Doral Bank Transaction accounted for pursuant to ASC Subtopic 310-30 at the February 27, 2015 acquisition date.

(In thousands)
Contractually-required principal and interest	$560,833
Non-accretable difference	112,153

Cash flows expected to be collected	448,680
Accretable yield	113,977

Fair value of loans accounted for under ASC Subtopic 310-30	$334,703

Note 11 – Allowance for loan losses

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

For the period ended December 31, 2016, 38% (December 31, 2015 - 15%) of the ALLL for non-covered BPPR segment loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was mainly concentrated in the leasing, auto, revolving and commercial and industrial loan portfolios for 2016 and in the commercial multi-family, commercial and industrial and mortgage loan portfolios for 2015.

For the period ended December 31, 2016, 0.11% (December 31, 2015 - 4%) of our BPNA segment loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was concentrated in the commercial multifamily loan portfolio for 2016 and in the consumer loan portfolio for 2015.

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

During the third quarter of 2016, management completed the annual review of the components of the ALLL models. As part of this review management updated core metrics related to the estimation process for evaluating the adequacy of the general reserve of the allowance for loan losses. These updates to the ALLL models, which are described in the paragraph below, were implemented as of September 30, 2016 and resulted in a net increase to the allowance for loan losses of $ 9.4 million for the non-covered portfolio. The effect of the aforementioned updates was immaterial for the covered loans portfolio.

Management made the following enhancements to the ALLL models during the third quarter of 2016:

•	Annual review and recalibration of the environmental factors adjustment. The environmental factor adjustments are developed by performing regression analyses on selected credit and economic indicators for each applicable loan segment. During the third quarter of 2016, the environmental factor models used to account for changes in current credit and macroeconomic conditions were reviewed and recalibrated based on the latest applicable trends.

The effect of the recalibration to the environmental factors adjustment resulted in an increase to the allowance for loan losses of $9.4 million at September 30, 2016, related to the non-covered BPPR segment. The effect of the recalibration was immaterial for the BPNA segment.

The following tables present the changes in the allowance for loan losses, loan ending balances and whether such loans and the allowance pertain to loans individually or collectively evaluated for impairment for the years ended December 31, 2016 and 2015.

For the year ended December 31, 2016
Puerto Rico - Non-covered loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$186,925	$4,957	$128,327	$10,993	$138,721	$469,923
Provision (reversal of provision)	19,147	(6,539)	79,309	557	63,386	155,860
Charge-offs	(62,486)	(3,103)	(68,075)	(6,151)	(106,304)	(246,119)
Recoveries	41,731	5,124	3,759	2,263	29,998	82,875
Net recoveries	4,369	914	—	—	162	5,445

Ending balance	$189,686	$1,353	$143,320	$7,662	$125,963	$467,984

Specific ALLL	$42,375	$—	$42,428	$535	$23,185	$108,523

General ALLL	$147,311	$1,353	$100,892	$7,127	$102,778	$359,461

Loans held-in-portfolio:
Impaired non-covered loans	$338,422	$—	$497,488	$1,817	$106,615	$944,342
Non-covered loans held-in-portfolio excluding impaired loans	6,863,795	85,558	5,419,012	701,076	3,154,641	16,224,082

Total non-covered loans held-in-portfolio	$7,202,217	$85,558	$5,916,500	$702,893	$3,261,256	$17,168,424

For the year ended December 31, 2016
Puerto Rico - Covered loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$—	$—	$33,967	$—	$209	$34,176
Provision (reversal of provision)	—	—	(1,092)	—	(18)	(1,110)
Charge-offs	—	—	(3,524)	—	(19)	(3,543)
Recoveries	—	—	808	—	19	827

Ending balance	$—	$—	$30,159	$—	$191	$30,350

Specific ALLL	$—	$—	$—	$—	$—	$—

General ALLL	$—	$—	$30,159	$—	$191	$30,350

Loans held-in-portfolio:
Impaired covered loans	$—	$—	$—	$—	$—	$—
Covered loans held-in-portfolio excluding impaired loans	—	—	556,570	—	16,308	572,878

Total covered loans held-in-portfolio	$—	$—	$556,570	$—	$16,308	$572,878

For the year ended December 31, 2016
U.S. Mainland
(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total
Allowance for credit losses:
Beginning balance	$9,908	$3,912	$4,985	$2,687	$11,520	$33,012
Provision (reversal of provision)	(253)	4,260	1,562	(3,257)	12,954	15,266
Charge-offs	(1,115)	—	(2,506)	(535)	(13,430)	(17,586)
Recoveries	4,428	—	573	2,448	4,176	11,625

Ending balance	$12,968	$8,172	$4,614	$1,343	$15,220	$42,317

Specific ALLL	$—	$—	$2,182	$—	$672	$2,854

General ALLL	$12,968	$8,172	$2,432	$1,343	$14,548	$39,463

Loans held-in-portfolio:
Impaired loans	$—	$—	$8,876	$—	$2,839	$11,715
Loans held-in-portfolio excluding impaired loans	3,596,290	690,742	770,985	45,293	490,298	5,593,608

Total loans held-in-portfolio	$3,596,290	$690,742	$779,861	$45,293	$493,137	$5,605,323

For the year ended December 31, 2016
Popular, Inc.
(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$196,833	$8,869	$167,279	$2,687	$10,993	$150,450	$537,111
Provision (reversal of provision)	18,894	(2,279)	79,779	(3,257)	557	76,322	170,016
Charge-offs	(63,601)	(3,103)	(74,105)	(535)	(6,151)	(119,753)	(267,248)
Recoveries	46,159	5,124	5,140	2,448	2,263	34,193	95,327
Net recoveries	4,369	914	—	—	—	162	5,445

Ending balance	$202,654	$9,525	$178,093	$1,343	$7,662	$141,374	$540,651

Specific ALLL	$42,375	$—	$44,610	$—	$535	$23,857	$111,377

General ALLL	$160,279	$9,525	$133,483	$1,343	$7,127	$117,517	$429,274

Loans held-in-portfolio:
Impaired loans	$338,422	$—	$506,364	$—	$1,817	$109,454	$956,057
Loans held-in-portfolio excluding impaired loans	10,460,085	776,300	6,746,567	45,293	701,076	3,661,247	22,390,568

Total loans held-in-portfolio	$10,798,507	$776,300	$7,252,931	$45,293	$702,893	$3,770,701	$23,346,625

For the year ended December 31, 2015
Puerto Rico - Non-covered loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$201,589	$5,483	$120,860	$7,131	$154,072	$489,135
Provision (reversal of provision)	88,680	(2,836)	57,876	7,165	65,947	216,832
Charge-offs	(105,716)	(13,628)	(53,296)	(5,561)	(110,384)	(288,585)
Recoveries	31,826	14,514	2,305	2,258	26,508	77,411
Net write-downs related to transferred to held-for-sale	(37,907)	—	—	—	—	(37,907)
Allowance transferred from covered loans	8,453	1,424	582	—	2,578	13,037

Ending balance	$186,925	$4,957	$128,327	$10,993	$138,721	$469,923

Specific ALLL	$49,243	$264	$42,965	$573	$23,478	$116,523

General ALLL	$137,682	$4,693	$85,362	$10,420	$115,243	$353,400

Loans held-in-portfolio:
Impaired non-covered loans	$337,133	$2,481	$465,117	$2,404	$109,660	$916,795
Non-covered loans held-in-portfolio excluding impaired loans	7,031,086	98,467	5,662,374	625,246	3,236,642	16,653,815

Total non-covered loans held-in-portfolio	$7,368,219	$100,948	$6,127,491	$627,650	$3,346,302	$17,570,610

For the year ended December 31, 2015
Puerto Rico - Covered Loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$30,871	$7,202	$40,948	$—	$3,052	$82,073
Provision (reversal of provision)	10,115	15,150	(1,011)	—	(234)	24,020
Charge-offs	(37,936)	(25,086)	(6,158)	—	(853)	(70,033)
Recoveries	6,504	4,700	930	—	842	12,976
Net write-down related to loans transferred to held-for-sale	(1,101)	(542)	(160)	—	(20)	(1,823)
Allowance transferred to non-covered loans	(8,453)	(1,424)	(582)	—	(2,578)	(13,037)

Ending balance	$—	$—	$33,967	$—	$209	$34,176

Specific ALLL	$—	$—	$—	$—	$—	$—

General ALLL	$—	$—	$33,967	$—	$209	$34,176

Loans held-in-portfolio:
Impaired covered loans	$—	$—	$—	$—	$—	$—
Covered loans held-in-portfolio excluding impaired loans	—	—	627,102	—	19,013	646,115

Total covered loans held-in-portfolio	$—	$—	$627,102	$—	$19,013	$646,115

For the year ended December 31, 2015
U.S. Mainland
(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total
Allowance for credit losses:
Beginning balance	$9,648	$1,187	$2,462	$2,944	$14,343	$30,584
Provision (reversal of provision)	(3,582)	2,725	(1,727)	(3,017)	6,227	626
Charge-offs	(1,452)	—	(1,670)	(2,019)	(9,507)	(14,648)
Recoveries	5,294	—	391	4,779	3,858	14,322
Net (write-down) recovery related to loans transferred to held-for-sale	—	—	5,529	—	(3,401)	2,128

Ending balance	$9,908	$3,912	$4,985	$2,687	$11,520	$33,012

Specific ALLL	$—	$—	$1,064	$—	$485	$1,549

General ALLL	$9,908	$3,912	$3,921	$2,687	$11,035	$31,463

Loans held-in-portfolio:
Impaired loans	$—	$—	$6,815	$—	$2,176	$8,991
Loans held-in-portfolio excluding impaired loans	2,730,944	580,158	901,775	64,436	489,201	4,766,514

Total loans held-in-portfolio	$2,730,944	$580,158	$908,590	$64,436	$491,377	$4,775,505

For the year ended December 31, 2015
Popular, Inc.
(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$242,108	$13,872	$164,270	$2,944	$7,131	$171,467	$601,792
Provision (reversal of provision)	95,213	15,039	55,138	(3,017)	7,165	71,940	241,478
Charge-offs	(145,104)	(38,714)	(61,124)	(2,019)	(5,561)	(120,744)	(373,266)
Recoveries	43,624	19,214	3,626	4,779	2,258	31,208	104,709
Net write-down related to loans transferred to held-for-sale	(39,008)	(542)	5,369	—	—	(3,421)	(37,602)

Ending balance	$196,833	$8,869	$167,279	$2,687	$10,993	$150,450	$537,111

Specific ALLL	$49,243	$264	$44,029	$—	$573	$23,963	$118,072

General ALLL	$147,590	$8,605	$123,250	$2,687	$10,420	$126,487	$419,039

Loans held-in-portfolio:
Impaired loans	$337,133	$2,481	$471,932	$—	$2,404	$111,836	$925,786
Loans held-in-portfolio excluding impaired loans	9,762,030	678,625	7,191,251	64,436	625,246	3,744,856	22,066,444

Total loans held-in-portfolio	$10,099,163	$681,106	$7,663,183	$64,436	$627,650	$3,856,692	$22,992,230

The following table provides the activity in the allowance for loan losses related to Westernbank loans accounted for pursuant to ASC Subtopic 310-30.

	ASC 310-30 Westernbank loans
	For the years ended
(In thousands)	December 31, 2016	December 31, 2015
Balance at beginning of period	$63,563	$78,846
Provision for loan losses	1,342	46,643
Net recoveries (charge-offs)	3,972	(61,926)

Balance at end of period	$68,877	$63,563

Impaired loans

The following tables present loans individually evaluated for impairment at December 31, 2016 and December 31, 2015.

December 31, 2016
Puerto Rico
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	principal	Related	Recorded	principal	Recorded	principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance
Commercial multi-family	$82	$82	$34	$—	$—	$82	$82	$34
Commercial real estate non-owner occupied	104,119	105,047	24,537	15,935	29,631	120,054	134,678	24,537
Commercial real estate owner occupied	131,634	169,013	13,007	31,962	50,094	163,596	219,107	13,007
Commercial and industrial	46,862	49,301	4,797	7,828	11,478	54,690	60,779	4,797
Mortgage	426,737	466,249	42,428	70,751	87,806	497,488	554,055	42,428
Leasing	1,817	1,817	535	—	—	1,817	1,817	535
Consumer:
Credit cards	37,464	37,464	5,588	—	—	37,464	37,464	5,588
Personal	66,043	66,043	16,955	—	—	66,043	66,043	16,955
Auto	2,117	2,117	474	—	—	2,117	2,117	474
Other	991	991	168	—	—	991	991	168

Total Puerto Rico	$817,866	$898,124	$108,523	$126,476	$179,009	$944,342	$1,077,133	$108,523

December 31, 2016
U.S. mainland
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	principal	Related	Recorded	principal	Recorded	principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance
Mortgage	$6,381	$7,971	$2,182	$2,495	$3,369	$8,876	$11,340	$2,182
Consumer:
HELOCs	2,421	2,429	667	300	315	2,721	2,744	667
Personal	39	39	5	79	79	118	118	5

Total U.S. mainland	$8,841	$10,439	$2,854	$2,874	$3,763	$11,715	$14,202	$2,854

December 31, 2016
Popular, Inc.
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	principal	Related	Recorded	principal	Recorded	principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance
Commercial multi-family	$82	$82	$34	$—	$—	$82	$82	$34
Commercial real estate non-owner occupied	104,119	105,047	24,537	15,935	29,631	120,054	134,678	24,537
Commercial real estate owner occupied	131,634	169,013	13,007	31,962	50,094	163,596	219,107	13,007
Commercial and industrial	46,862	49,301	4,797	7,828	11,478	54,690	60,779	4,797
Mortgage	433,118	474,220	44,610	73,246	91,175	506,364	565,395	44,610
Leasing	1,817	1,817	535	—	—	1,817	1,817	535
Consumer:
Credit Cards	37,464	37,464	5,588	—	—	37,464	37,464	5,588
HELOCs	2,421	2,429	667	300	315	2,721	2,744	667
Personal	66,082	66,082	16,960	79	79	66,161	66,161	16,960
Auto	2,117	2,117	474	—	—	2,117	2,117	474
Other	991	991	168	—	—	991	991	168

Total Popular, Inc.	$826,707	$908,563	$111,377	$129,350	$182,772	$956,057	$1,091,335	$111,377

December 31, 2015
Puerto Rico
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	principal	Related	Recorded	principal	Recorded	principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance
Commercial real estate non-owner occupied	$102,199	$106,466	$30,980	$13,779	$23,896	$115,978	$130,362	$30,980
Commercial real estate owner occupied	118,253	137,193	12,564	38,955	63,383	157,208	200,576	12,564
Commercial and industrial	42,043	43,629	5,699	21,904	32,922	63,947	76,551	5,699
Construction	2,481	7,878	264	—	—	2,481	7,878	264
Mortgage	424,885	468,240	42,965	40,232	45,881	465,117	514,121	42,965
Leasing	2,404	2,404	573	—	—	2,404	2,404	573
Consumer:
Credit cards	38,734	38,734	6,675	—	—	38,734	38,734	6,675
Personal	68,509	68,509	16,365	—	—	68,509	68,509	16,365
Auto	1,893	1,893	338	—	—	1,893	1,893	338
Other	524	525	100	—	—	524	525	100

Total Puerto Rico	$801,925	$875,471	$116,523	$114,870	$166,082	$916,795	$1,041,553	$116,523

December 31, 2015
U.S. mainland
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	principal	Related	Recorded	principal	Recorded	principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance
Mortgage	$4,143	$5,018	$1,064	$2,672	$3,574	$6,815	$8,592	$1,064
Consumer:
HELOCs	778	796	259	783	783	1,561	1,579	259
Personal	534	534	226	81	81	615	615	226

Total U.S. mainland	$5,455	$6,348	$1,549	$3,536	$4,438	$8,991	$10,786	$1,549

December 31, 2015
Popular, Inc.
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans - Total
		Unpaid			Unpaid		Unpaid
	Recorded	principal	Related	Recorded	principal	Recorded	principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance
Commercial real estate non-owner occupied	$102,199	$106,466	$30,980	$13,779	$23,896	$115,978	$130,362	$30,980
Commercial real estate owner occupied	118,253	137,193	12,564	38,955	63,383	157,208	200,576	12,564
Commercial and industrial	42,043	43,629	5,699	21,904	32,922	63,947	76,551	5,699
Construction	2,481	7,878	264	—	—	2,481	7,878	264
Mortgage	429,028	473,258	44,029	42,904	49,455	471,932	522,713	44,029
Leasing	2,404	2,404	573	—	—	2,404	2,404	573
Consumer:
Credit Cards	38,734	38,734	6,675	—	—	38,734	38,734	6,675
HELOCs	778	796	259	783	783	1,561	1,579	259
Personal	69,043	69,043	16,591	81	81	69,124	69,124	16,591
Auto	1,893	1,893	338	—	—	1,893	1,893	338
Other	524	525	100	—	—	524	525	100

Total Popular, Inc.	$807,380	$881,819	$118,072	$118,406	$170,520	$925,786	$1,052,339	$118,072

The following tables present the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2016 and 2015.

For the year ended December 31, 2016
	Puerto Rico		U.S. Mainland		Popular, Inc.
	Average	Interest	Average	Interest	Average	Interest
	recorded	income	recorded	income	recorded	income
(In thousands)	investment	recognized	investment	recognized	investment	recognized
Commercial multi-family	$33	$6	$—	$—	$33	$6
Commercial real estate non-owner occupied	127,508	5,275	—	—	127,508	5,275
Commercial real estate owner occupied	150,563	5,757	—	—	150,563	5,757
Commercial and industrial	57,752	1,959	—	—	57,752	1,959
Construction	1,107	—	—	—	1,107	—
Mortgage	479,584	13,860	8,212	178	487,796	14,038
Leasing	2,124	—	—	—	2,124	—
Consumer:
Credit cards	38,168	—	—	—	38,168	—
HELOCs	—	—	1,937	—	1,937	—
Personal	67,308	—	529	—	67,837	—
Auto	2,575	—	—	—	2,575	—
Other	683	—	—	—	683	—

Total Popular, Inc.	$927,405	$26,857	$10,678	$178	$938,083	$27,035

For the year ended December 31, 2015
	Puerto Rico		U.S. Mainland		Popular, Inc.
	Average	Interest	Average	Interest	Average	Interest
	recorded	income	recorded	income	recorded	income
(In thousands)	investment	recognized	investment	recognized	investment	recognized
Commercial multi-family	$606	$—	$—	$—	$606	$—
Commercial real estate non-owner occupied	107,442	5,062	—	—	107,442	5,062
Commercial real estate owner occupied	138,651	6,936	—	—	138,651	6,936
Commercial and industrial	121,315	4,001	50	—	121,365	4,001
Construction	6,350	88	—	—	6,350	88
Mortgage	450,122	16,128	5,279	89	455,401	16,217
Legacy	—	—	509	—	509	—
Leasing	2,710	—	—	—	2,710	—
Consumer:
Credit cards	40,239	—	—	—	40,239	—
HELOCs	—	—	1,660	—	1,660	—
Personal	70,046	—	427	—	70,473	—
Auto	2,005	—	—	—	2,005	—
Other	561	—	17	—	578	—
Covered loans	3,527	153	—	—	3,527	153

Total Popular, Inc.	$943,574	$32,368	$7,942	$89	$951,516	$32,457

Modifications

Troubled debt restructurings related to non-covered loan portfolios amounted to $ 1.2 billion at December 31, 2016 (December 31, 2015 - $ 1.2 billion). The amount of outstanding commitments to lend additional funds to debtors owing receivables whose terms have been modified in troubled debt restructurings amounted $8 million related to the commercial loan portfolio at December 31, 2016 (December 31, 2015 - $11 million).

At December 31, 2016, the mortgage loan TDRs include $407 million guaranteed by U.S. sponsored entities at BPPR, this compares with $359 million at December 31, 2015.

A modification of a loan constitutes a troubled debt restructuring (“TDR”) when a borrower is experiencing financial difficulty and the modification constitutes a concession. For a summary of the accounting policy related to TDRs, refer to the summary of significant accounting policies included in Note 2 to these consolidated financial statements.

The following tables present the non-covered and covered loans classified as TDRs according to their accruing status and the related allowance at December 31, 2016 and December 31, 2015.

	Popular, Inc.
	Non-Covered Loans
	December 31, 2016				December 31, 2015
(In thousands)	Accruing	Non-Accruing	Total	Related Allowance	Accruing	Non-Accruing	Total	Related Allowance
Commercial	$176,887	$83,157	$260,044	$40,810	$166,415	$88,117	$254,532	$37,355
Construction	—	—	—	—	221	2,259	2,480	264
Mortgage	744,926	127,071	871,997	44,610	644,013	130,483	774,496	44,029
Leases	1,383	434	1,817	535	1,791	609	2,400	573
Consumer	100,277	12,442	112,719	23,857	104,630	12,805	117,435	23,963

Total	$1,023,473	$223,104	$1,246,577	$109,812	$917,070	$234,273	$1,151,343	$106,184

	Popular, Inc.
	Covered Loans
	December 31, 2016				December 31, 2015
(In thousands)	Accruing	Non-Accruing	Total	Related Allowance	Accruing	Non-Accruing	Total	Related Allowance
Mortgage	$2,950	$2,580	$5,530	$—	$3,328	$3,268	$6,596	$—

Total	$2,950	$2,580	$5,530	$—	$3,328	$3,268	$6,596	$—

The following tables present the loan count by type of modification for those loans modified in a TDR during the years ended December 31, 2016 and 2015. Loans modified as TDRs for the U.S. operations are considered insignificant to the Corporation.

Popular, Inc.
For the year ended December 31, 2016
	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other
Commercial real estate non-owner occupied	7	1	—	—
Commercial real estate owner occupied	43	7	—	—
Commercial and industrial	36	7	—	—
Mortgage	78	80	505	170
Leasing	—	1	1	—
Consumer:
Credit cards	766	—	2	668
HELOCs	—	1	5	1
Personal	1,007	19	1	1
Auto	—	12	8	2
Other	35	—	—	—

Total	1,972	128	522	842

Popular, Inc.
For the year ended December 31, 2015
	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other
Commercial multi-family	—	2	—	—
Commercial real estate non-owner occupied	9	12	—	—
Commercial real estate owner occupied	39	20	—	—
Commercial and industrial	32	18	—	—
Construction	1	1	—	—
Mortgage	57	56	418	113
Leasing	—	7	16	—
Consumer:
Credit cards	802	—	—	700
HELOCs	—	1	1	2
Personal	1,012	31	—	1
Auto	—	11	3	—
Other	49	—	—	—

Total	2,001	159	438	816

The following tables present by class, quantitative information related to loans modified as TDRs during the years ended December 31, 2016 and 2015. Loans modified as TDRs for the U.S. operations are considered insignificant to the Corporation.

Popular, Inc.
For the year ended December 31, 2016
(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification
Commercial real estate non-owner occupied	8	$7,667	$10,272	$5,109
Commercial real estate owner occupied	50	29,935	30,097	894
Commercial and industrial	43	8,402	9,733	242
Mortgage	833	93,511	90,840	6,822
Leasing	2	36	37	8
Consumer:
Credit cards	1,436	13,329	14,918	2,042
HELOCs	7	602	662	296
Personal	1,028	17,192	17,296	3,548
Auto	22	263	281	54
Other	35	96	98	17

Total	3,464	$171,033	$174,234	$19,032

Popular, Inc.
For the year ended December 31, 2015
(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification
Commercial multi-family	2	$551	$551	$2
Commercial real estate non-owner occupied	21	69,442	69,595	14,339
Commercial real estate owner occupied	59	20,323	19,195	889
Commercial and industrial	50	22,818	23,757	(6,994)
Construction	2	308	298	(170)
Mortgage	644	53,575	70,527	6,128
Leasing	23	651	651	148
Consumer:
Credit cards	1,502	12,857	14,552	2,238
HELOCs	4	197	295	79
Personal	1,044	17,671	17,734	3,771
Auto	14	142	199	35
Other	49	121	132	20

Total	3,414	$198,656	$217,486	$20,485

The following tables present by class, TDRs that were subject to payment default and that had been modified as a TDR during the twelve months preceding the default date. Payment default is defined as a restructured loan becoming 90 days past due after being modified, foreclosed or charged-off, whichever occurs first. The recorded investment at December 31, 2016 is inclusive of all partial paydowns and charge-offs since the modification date. Loans modified as a TDR that were fully paid down, charged-off or foreclosed upon by period end are not reported.

Popular, Inc.
Defaulted during the year ended December 31, 2016
(Dollars In thousands)	Loan count	Recorded investment as of first default date
Commercial real estate non-owner occupied	2	$327
Commercial real estate owner occupied	11	3,296
Commercial and industrial	7	905
Mortgage	169	18,261
Leasing	3	28
Consumer:
Credit cards	451	4,794
HELOCs	1	43
Personal	135	3,329
Auto	9	171
Other	3	8

Total	791	$31,162

Popular, Inc.
Defaulted during the year ended December 31, 2015
(Dollars In thousands)	Loan count	Recorded investment as of first default date
Commercial real estate non-owner occupied	3	$7,269
Commercial real estate owner occupied	1	291
Commercial and industrial	7	1,990
Construction	3	1,442
Mortgage	189	28,364
Consumer:
Credit cards	415	4,185
Personal	97	3,006
Auto	6	97
Other	2	1

Total	723	$46,645

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

The following table presents the outstanding balance, net of unearned income, of non-covered loans held-in-portfolio based on the Corporation’s assignment of obligor risk ratings as defined at December 31, 2016 and 2015.

December 31, 2016
(In thousands)	Watch	Special Mention	Substandard	Doubtful	Loss	Sub-total	Pass/ Unrated	Total
Puerto Rico[1]
Commercial multi-family	$2,016	$383	$6,108	$—	$—	$8,507	$166,033	$174,540
Commercial real estate non-owner occupied	310,510	377,858	342,054	155	—	1,030,577	1,533,708	2,564,285
Commercial real estate owner occupied	310,484	109,873	360,941	17,788	—	799,086	992,389	1,791,475
Commercial and industrial	136,091	133,270	227,360	11,514	12	508,247	2,163,670	2,671,917

Total Commercial	759,101	621,384	936,463	29,457	12	2,346,417	4,855,800	7,202,217
Construction	50	1,705	1,668	—	—	3,423	82,135	85,558
Mortgage	4,407	1,987	190,090	—	—	196,484	5,720,016	5,916,500
Leasing	—	—	3,062	—	—	3,062	699,831	702,893
Consumer:
Credit cards	—	—	18,725	—	—	18,725	1,081,882	1,100,607
HELOCs	—	—	185	—	—	185	8,166	8,351
Personal	1,068	812	21,496	—	—	23,376	1,126,801	1,150,177
Auto	—	—	12,321	—	—	12,321	814,271	826,592
Other	—	—	19,311	—	—	19,311	156,218	175,529

Total Consumer	1,068	812	72,038	—	—	73,918	3,187,338	3,261,256

Total Puerto Rico	$764,626	$625,888	$1,203,321	$29,457	$12	$2,623,304	$14,545,120	$17,168,424

U.S. mainland
Commercial multi-family	$13,537	$7,796	$658	$—	$—	$21,991	$1,042,305	$1,064,296
Commercial real estate non-owner occupied	57,111	9,778	1,720	—	—	68,609	1,288,707	1,357,316
Commercial real estate owner occupied	9,271	—	9,119	—	—	18,390	225,355	243,745
Commercial and industrial	3,048	937	153,793	—	—	157,778	773,155	930,933

Total Commercial	82,967	18,511	165,290	—	—	266,768	3,329,522	3,596,290
Construction	3,000	8,153	16,950	—	—	28,103	662,639	690,742
Mortgage	—	—	11,711	—	—	11,711	768,150	779,861
Legacy	921	786	4,400	—	—	6,107	39,186	45,293
Consumer:
Credit cards	—	—	30	—	—	30	128	158
HELOCs	—	—	1,923	—	2,839	4,762	247,413	252,175
Personal	—	—	1,252	—	609	1,861	238,746	240,607
Auto	—	—	—	—	—	—	9	9
Other	—	—	8	—	—	8	180	188

Total Consumer	—	—	3,213	—	3,448	6,661	486,476	493,137

Total U.S. mainland	$86,888	$27,450	$201,564	$—	$3,448	$319,350	$5,285,973	$5,605,323

Popular, Inc.
Commercial multi-family	$15,553	$8,179	$6,766	$—	$—	$30,498	$1,208,338	$1,238,836
Commercial real estate non-owner occupied	367,621	387,636	343,774	155	—	1,099,186	2,822,415	3,921,601
Commercial real estate owner occupied	319,755	109,873	370,060	17,788	—	817,476	1,217,744	2,035,220
Commercial and industrial	139,139	134,207	381,153	11,514	12	666,025	2,936,825	3,602,850

Total Commercial	842,068	639,895	1,101,753	29,457	12	2,613,185	8,185,322	10,798,507
Construction	3,050	9,858	18,618	—	—	31,526	744,774	776,300
Mortgage	4,407	1,987	201,801	—	—	208,195	6,488,166	6,696,361
Legacy	921	786	4,400	—	—	6,107	39,186	45,293
Leasing	—	—	3,062	—	—	3,062	699,831	702,893
Consumer:
Credit cards	—	—	18,755	—	—	18,755	1,082,010	1,100,765
HELOCs	—	—	2,108	—	2,839	4,947	255,579	260,526
Personal	1,068	812	22,748	—	609	25,237	1,365,547	1,390,784
Auto	—	—	12,321	—	—	12,321	814,280	826,601
Other	—	—	19,319	—	—	19,319	156,398	175,717

Total Consumer	1,068	812	75,251	—	3,448	80,579	3,673,814	3,754,393

Total Popular, Inc.	$851,514	$653,338	$1,404,885	$29,457	$3,460	$2,942,654	$19,831,093	$22,773,747

The following table presents the weighted average obligor risk rating at December 31, 2016 for those classifications that consider a range of rating scales.

Weighted average obligor risk rating	(Scales 11 and 12)	(Scales 1 through 8)
Puerto Rico:[1]	Substandard	Pass
Commercial multi-family	11.12	5.95
Commercial real estate non-owner occupied	11.07	6.91
Commercial real estate owner occupied	11.23	7.09
Commercial and industrial	11.09	7.19

Total Commercial	11.14	7.06

Construction	11.00	7.67

U.S. mainland:	Substandard	Pass
Commercial multi-family	11.31	7.26
Commercial real estate non-owner occupied	11.70	6.67
Commercial real estate owner occupied	11.05	7.32
Commercial and industrial	11.65	6.15

Total Commercial	11.62	6.78

Construction	11.00	7.67

Legacy	11.10	7.91

[1]	Excludes covered loans acquired in the Westernbank FDIC-assisted transaction.

December 31, 2015
		Special					Pass/
(In thousands)	Watch	Mention	Substandard	Doubtful	Loss	Sub-total	Unrated	Total
Puerto Rico[1]
Commercial multi-family	$1,750	$1,280	$8,103	$—	$—	$11,133	$121,013	$132,146
Commercial real estate non-owner occupied	319,564	423,095	399,076	—	—	1,141,735	1,527,357	2,669,092
Commercial real estate owner occupied	316,079	162,395	436,442	1,915	—	916,831	992,413	1,909,244
Commercial and industrial	187,620	146,216	256,821	690	29	591,376	2,066,361	2,657,737

Total Commercial	825,013	732,986	1,100,442	2,605	29	2,661,075	4,707,144	7,368,219
Construction	7,269	5,522	19,806	—	—	32,597	68,351	100,948
Mortgage	4,810	2,794	238,002	—	—	245,606	5,881,885	6,127,491
Leasing	—	—	3,009	—	—	3,009	624,641	627,650
Consumer:
Credit cards	—	—	19,098	—	—	19,098	1,109,247	1,128,345
HELOCs	—	—	394	—	—	394	10,294	10,688
Personal	1,606	1,448	23,116	—	—	26,170	1,176,665	1,202,835
Auto	—	—	11,609	—	30	11,639	804,311	815,950
Other	—	—	18,656	—	575	19,231	169,253	188,484

Total Consumer	1,606	1,448	72,873	—	605	76,532	3,269,770	3,346,302

Total Puerto Rico	$838,698	$742,750	$1,434,132	$2,605	$634	$3,018,819	$14,551,791	$17,570,610

U.S. mainland
Commercial multi-family	$14,129	$7,189	$427	$—	$—	$21,745	$672,188	$693,933
Commercial real estate non-owner occupied	57,450	6,741	16,646	—	—	80,837	882,186	963,023
Commercial real estate owner occupied	11,978	1,074	2,967	—	—	16,019	186,325	202,344
Commercial and industrial	10,827	5,344	131,933	—	—	148,104	723,540	871,644

Total Commercial	94,384	20,348	151,973	—	—	266,705	2,464,239	2,730,944
Construction	15,091	16,948	18,856	—	—	50,895	529,263	580,158
Mortgage	—	—	13,537	—	—	13,537	895,053	908,590
Legacy	1,823	1,973	6,134	—	—	9,930	54,506	64,436
Consumer:
Credit cards	—	—	—	—	—	—	13,935	13,935
HELOCs	—	—	1,550	—	2,626	4,176	300,308	304,484
Personal	—	—	637	—	603	1,240	171,386	172,626
Auto	—	—	—	—	—	—	28	28
Other	—	—	—	—	5	5	299	304

Total Consumer	—	—	2,187	—	3,234	5,421	485,956	491,377

Total U.S. mainland	$111,298	$39,269	$192,687	$—	$3,234	$346,488	$4,429,017	$4,775,505

Popular, Inc.
Commercial multi-family	$15,879	$8,469	$8,530	$—	$—	$32,878	$793,201	$826,079
Commercial real estate non-owner occupied	377,014	429,836	415,722	—	—	1,222,572	2,409,543	3,632,115
Commercial real estate owner occupied	328,057	163,469	439,409	1,915	—	932,850	1,178,738	2,111,588
Commercial and industrial	198,447	151,560	388,754	690	29	739,480	2,789,901	3,529,381

Total Commercial	919,397	753,334	1,252,415	2,605	29	2,927,780	7,171,383	10,099,163
Construction	22,360	22,470	38,662	—	—	83,492	597,614	681,106
Mortgage	4,810	2,794	251,539	—	—	259,143	6,776,938	7,036,081
Legacy	1,823	1,973	6,134	—	—	9,930	54,506	64,436
Leasing	—	—	3,009	—	—	3,009	624,641	627,650
Consumer:
Credit cards	—	—	19,098	—	—	19,098	1,123,182	1,142,280
HELOCs	—	—	1,944	—	2,626	4,570	310,602	315,172
Personal	1,606	1,448	23,753	—	603	27,410	1,348,051	1,375,461
Auto	—	—	11,609	—	30	11,639	804,339	815,978
Other	—	—	18,656	—	580	19,236	169,552	188,788

Total Consumer	1,606	1,448	75,060	—	3,839	81,953	3,755,726	3,837,679

Total Popular, Inc.	$949,996	$782,019	$1,626,819	$2,605	$3,868	$3,365,307	$18,980,808	$22,346,115

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

Note 12 – FDIC loss-share asset and true-up payment obligation

In connection with the Westernbank FDIC-assisted transaction, BPPR entered into loss-share arrangements with the FDIC with respect to the covered loans and other real estate owned. Pursuant to the terms of the loss-share arrangements, the FDIC’s obligation to reimburse BPPR for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC reimburses BPPR for 80% of losses with respect to covered assets, and BPPR reimburses the FDIC for 80% of recoveries with respect to losses for which the FDIC paid reimbursement under loss-share arrangements. The loss-share agreement applicable to single-family residential mortgage loans provides for FDIC loss and recoveries sharing for ten years expiring at the end of the quarter ending June 30, 2020.

The following table sets forth the activity in the FDIC loss-share asset for the periods presented.

	Years ended December 31,
(In thousands)	2016	2015	2014
Balance at beginning of year	$310,221	$542,454	$909,414
Amortization of loss share indemnification asset	(10,201)	(66,238)	(189,959)
Reversal of accelerated amortization	—	—	12,492
Credit impairment losses to be covered under loss sharing agreements	(239)	15,658	32,038
Reimbursable expenses	8,433	73,205	58,117
Recoveries reimbursable to the FDIC	(4,093)	—	—
Net payments from FDIC under loss sharing agreements	(98,518)	(247,976)	(256,498)
Arbitration decision charge	(136,197)	—	—
Other adjustments attributable to FDIC loss sharing agreements	(72)	(6,882)	(23,150)

Balance at end of period	$69,334	$310,221	$542,454

The loss-share component of the arrangements applicable to commercial (including construction) loans expired during the quarter ended June 30, 2015. The agreement provides for reimbursement to the FDIC to continue through the quarter ending June 30, 2018, and for the single family mortgage loss-share component of such agreement to expire on April 30, 2020.

During 2016, BPPR recognized pre-tax charges amounting to $136.2 million and a corresponding reduction to its FDIC indemnification asset related to the FDIC arbitration decision denying BPPR’s claim under the loss sharing agreement and $45.4 million additional adjustments related to the impact in the true-up payment obligation and other LSA adjustments. Refer to Note 28, Commitments and Contingencies, for further details.

The weighted average life of the single family loan portfolio accounted for under ASC 310-30 subject to the FDIC loss-sharing agreement at December 31, 2016 is 7.4 years.

As part of the loss-share agreements, BPPR has agreed to make a true-up payment to the FDIC on the date that is 45 days following the last day (such day, the “true-up measurement date”) of the final shared-loss month, or upon the final disposition of all covered assets under the loss-share agreements, in the event losses on the loss-share agreements fail to reach expected levels. The estimated fair value of such true-up payment obligation is recorded as contingent consideration, which is included in the caption of other liabilities in the consolidated statements of financial condition. Under the loss sharing agreements, BPPR will pay to the FDIC 50% of the excess, if any, of: (i) 20% of the intrinsic loss estimate of $4.6 billion (or $925 million) (as determined by the FDIC) less (ii) the sum of: (A) 25% of the asset discount (per bid) (or ($1.1 billion)); plus (B) 25% of the cumulative shared-loss payments (defined as the aggregate of all of the payments made or payable to BPPR minus the aggregate of all of the payments made or payable to the FDIC); plus (C) the sum of the period servicing amounts for every consecutive twelve-month period prior to and ending on the true-up measurement date in respect of each of the loss-sharing agreements during which the loss-sharing provisions of the applicable loss-sharing agreement is in effect (defined as the product of the simple average of the principal amount of shared-loss loans and shared-loss assets at the beginning and end of such period times 1%).

Of the four components used to estimate the true-up payment obligation (intrinsic loss estimate, asset discount, cumulative shared-loss payments, and period servicing amounts) only the cumulative shared-loss payments and the period servicing amounts will change on a quarterly basis. These two variables are the main drivers of changes in the undiscounted true-up payment obligation. In order to estimate the true-up obligation, actual and expected portfolio performance for loans under both the commercial and residential loss sharing agreement are contemplated. The cumulative shared loss payments and cumulative servicing amounts are derived from our quarterly loss reassessment process for covered loans accounted for under ASC 310-30.

Once the undiscounted true-up payment obligation is determined, the fair value is estimated based on the contractual remaining term to settle the obligation and a discount rate that is composed of the sum of the interpolated U.S. Treasury Note (“T Note”), defined by the remaining term of the true-up payment obligation, and a risk premium determined by the spread of the Corporation’s outstanding senior unsecured debt over the equivalent T Note.

The following table provides the fair value and the undiscounted amount of the true-up payment obligation at December 31, 2016 and 2015.

(In thousands)	December 31, 2016	December 31, 2015
Carrying amount (fair value)	$153,158	$119,745
Undiscounted amount	$188,258	$168,692

The increase in the fair value of the true-up payment obligation was principally due to a decrease in the discount rate from 7.64% in 2015 to 5.97% in 2016 driven by a lower risk premium and an unfavorable adjustment of $17.8 million related to the FDIC arbitration decision. The estimated fair value of the true-up payment obligation corresponds to the difference between the initial estimated losses to be reimbursed by the FDIC and the revised estimate of reimbursable losses. As the amount of estimated reimbursable losses decreases, the value of the true-up payment obligation increases.

As described above, the estimate of the true-up payment obligation is determined by applying the provisions of the loss sharing agreements and will change on a quarterly basis. The amount of the estimate of the true-up payment obligation is expected to change in future periods and may be subject to the interpretation of provision of the loss sharing agreements.

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

Note 13 – Mortgage banking activities

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

The following table presents the components of mortgage banking activities:

	Years ended December 31,
(In thousands)	2016	2015	2014
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$58,208	$59,461	$41,761
Mortgage servicing rights fair value adjustments	(25,336)	(7,904)	(24,683)

Total mortgage servicing fees, net of fair value adjustments	32,872	51,557	17,078

Net gain on sale of loans, including valuation on loans held for sale	26,976	35,336	31,213

Trading account (loss) profit:
Unrealized (losses) gains on outstanding derivative positions	(1)	17	(726)
Realized (losses) on closed derivative positions	(3,309)	(5,108)	(16,950)

Total trading account (loss) profit	(3,310)	(5,091)	(17,676)

Total mortgage banking activities	$56,538	$81,802	$30,615

Note 14 – Transfers of financial assets and mortgage servicing assets

The Corporation typically transfers conforming residential mortgage loans in conjunction with GNMA and FNMA securitization transactions whereby the loans are exchanged for cash or securities and servicing rights. As seller, the Corporation has made certain representations and warranties with respect to the originally transferred loans and, in the past, has sold certain loans with credit recourse to a government-sponsored entity, namely FNMA. Refer to Note 27 to the consolidated financial statements for a description of such arrangements.

No liabilities were incurred as a result of these securitizations during the years ended December 31, 2016 and 2015 because they did not contain any credit recourse arrangements. The Corporation recorded a net gain of $24.6 million and $32.6 million, respectively, during the years ended December 31, 2016 and 2015 related to the residential mortgage loan securitized.

The following tables present the initial fair value of the assets obtained as proceeds from residential mortgage loans securitized during the years ended December 31, 2016 and 2015:

	Proceeds obtained during the year ended December 31, 2016
(In thousands)	Level 1	Level 2	Level 3	Initial fair value
Assets
Investments securities available for sale:
Mortgage-backed securities - GNMA	$—	$41,466	$—	$41,466
Mortgage-backed securities - FNMA	—	18,605	—	18,605

Total investment securities available-for-sale	$—	$60,071	$—	$60,071

Trading account securities:
Mortgage-backed securities - GNMA	$—	$571,602	$—	$571,602
Mortgage-backed securities - FNMA	—	143,939	—	143,939

Total trading account securities	$—	$715,541	$—	$715,541

Mortgage servicing rights	$—	$—	$9,889	$9,889

Total	$—	$775,612	$9,889	$785,501

	Proceeds obtained during the year ended December 31, 2015
(In thousands)	Level 1	Level 2	Level 3	Initial fair value
Assets
Trading account securities:
Mortgage-backed securities - GNMA	$—	$869,210	$—	$869,210
Mortgage-backed securities - FNMA	—	218,911	—	218,911

Total trading account securities	$—	$1,088,121	$—	$1,088,121

Mortgage servicing rights	$—	$—	$12,549	$12,549

Total	$—	$1,088,121	$12,549	$1,100,670

During the year ended December 31, 2016, the Corporation retained servicing rights on whole loan sales involving approximately $70 million in principal balance outstanding (2015 - $69 million), with net realized gains of approximately $2.3 million (2015 - $2.7 million). All loan sales performed during the years ended December 31, 2016 and 2015 were without credit recourse agreements.

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

The following table presents the changes in MSRs measured using the fair value method for the years ended December 31, 2016 and 2015.

Residential MSRs
(In thousands)	December 31, 2016	December 31, 2015
Fair value at beginning of period	$211,405	$148,694
Additions	10,835	76,060
Changes due to payments on loans[1]	(17,482)	(17,539)
Reduction due to loan repurchases	(3,109)	(1,897)
Changes in fair value due to changes in valuation model inputs or assumptions	(4,745)	6,087
Other disposals	(15)	—

Fair value at end of period	$196,889	$211,405

[1]	Represents the change due to collection / realization of expected cash flow over time.

Additions to mortgage servicing rights for the year ended December 31, 2015 include those acquired as part of the Doral Bank Transaction and those assumed for a portfolio previously serviced by Doral Bank in connection with a pre-existing backup servicing agreement.

Residential mortgage loans serviced for others were $18.0 billion at December 31, 2016 (2015 - $20.6 billion).

Net mortgage servicing fees, a component of mortgage banking activities in the consolidated statements of operations, include the changes from period to period in the fair value of the MSRs, including changes due to collection / realization of expected cash flows. The banking subsidiaries receive servicing fees based on a percentage of the outstanding loan balance. At December 31, 2016, those weighted average mortgage servicing fees were 0.30% (2015 – 0.28%). Under these servicing agreements, the banking subsidiaries do not generally earn significant prepayment penalty fees on the underlying loans serviced.

The section below includes information on assumptions used in the valuation model of the MSRs, originated and purchased.

Key economic assumptions used in measuring the servicing rights derived from loans securitized or sold by the Corporation during the years ended December 31, 2016 and 2015 were as follows:

	Years ended
	December 31, 2016	December 31, 2015
Prepayment speed	5.2%	8.6%
Weighted average life (in years)	10.2	7.1
Discount rate (annual rate)	11.0%	11.1%

Key economic assumptions used to estimate the fair value of MSRs derived from sales and securitizations of mortgage loans performed by the banking subsidiaries and servicing rights purchased from other financial institutions, and the sensitivity to immediate changes in those assumptions, were as follows as of the end of the periods reported:

	Originated MSRs December 31,		Purchased MSRs December 31,
(In thousands)	2016	2015	2016	2015
Fair value of servicing rights	$88,056	$98,648	$108,833	$112,757
Weighted average life (in years)	7.8	7.3	6.9	6.2
Weighted average prepayment speed (annual rate)	4.6%	6.0%	4.8%	6.9%
Impact on fair value of 10% adverse change	$(1,668)	$(2,488)	$(2,051)	$(2,871)
Impact on fair value of 20% adverse change	$(3,590)	$(5,241)	$(4,400)	$(6,034)
Weighted average discount rate (annual rate)	11.5%	11.5%	11.0%	11.0%
Impact on fair value of 10% adverse change	$(3,851)	$(4,083)	$(4,369)	$(4,211)
Impact on fair value of 20% adverse change	$(7,699)	$(8,206)	$(8,778)	$(8,525)

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

At December 31, 2016, the Corporation serviced $1.7 billion (2015 - $1.9 billion) in residential mortgage loans with credit recourse to the Corporation.

Under the GNMA securitizations, the Corporation, as servicer, has the right to repurchase (but not the obligation), at its option and without GNMA’s prior authorization, any loan that is collateral for a GNMA guaranteed mortgage-backed security when certain delinquency criteria are met. At the time that individual loans meet GNMA’s specified delinquency criteria and are eligible for repurchase, the Corporation is deemed to have regained effective control over these loans if the Corporation was the pool issuer. At December 31, 2016, the Corporation had recorded $49 million in mortgage loans on its consolidated statements of financial condition related to this buy-back option program (2015 - $140 million). As long as the Corporation continues to service the loans that continue to be collateral in a GNMA guaranteed mortgage-backed security, the MSR is recognized by the Corporation. During the year ended December 31, 2016, the Corporation repurchased approximately $224 million of mortgage loans under the GNMA buy-back option program (2015 - $80 million). The determination to repurchase these loans was based on the economic benefits of the transaction, which results in a reduction of the servicing costs for these severely delinquent loans, mostly related to principal and interest advances. Furthermore, due to their guaranteed nature, the risk associated with the loans is minimal. The Corporation places these loans under its loss mitigation programs and once brought back to current status, these may be either retained in portfolio or re-sold in the secondary market.

Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation, including its own loan portfolio, for the years ended December 31, 2016 and 2015, are disclosed in the following tables. Loans securitized/sold represent loans in which the Corporation has continuing involvement in the form of credit recourse.

2016
(In thousands)	Total principal amount of loans, net of unearned	Principal amount 60 days or more past due	Net credit losses (recoveries)
Loans (owned and managed):
Commercial	$10,798,507	$314,339	$13,073
Construction	776,300	1,668	(2,935)
Legacy	45,293	3,683	(1,913)
Lease financing	702,893	4,418	3,888
Mortgage	8,448,883	1,074,252	68,530
Consumer	3,754,393	104,895	85,398
Covered loans	572,878	84,079	2,716
Less:
Loans securitized / sold	1,663,701	119,458	2,281
Loans held-for-sale	88,821	—	(5,445)

Loans held-in-portfolio	$23,346,625	$1,467,876	$171,921

2015
(In thousands)	Total principal amount of loans, net of unearned	Principal amount 60 days or more past due	Net credit losses (recoveries)
Loans (owned and managed):
Commercial	$10,144,237	$411,291	$107,955
Construction	681,201	14,086	(886)
Legacy	64,436	4,311	(2,760)
Lease financing	627,650	4,639	3,303
Mortgage	9,011,473	1,188,290	47,552
Consumer	3,837,679	106,194	92,926
Covered loans	646,115	101,451	58,880
Less:
Loans securitized / sold	1,883,561	144,568	811
Loans held-for-sale	137,000	45,719	37,602

Loans held-in-portfolio	$22,992,230	$1,639,975	$268,557

Note 15 - Premises and equipment

The premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

(In thousands)	Useful life in years	2016	2015
Land		$120,519	$116,701

Buildings	10-50	516,758	495,631
Equipment	2-10	309,294	302,656
Leasehold improvements	3-10	76,637	70,449

		902,689	868,736
Less - Accumulated depreciation and amortization		514,892	503,829

Subtotal		387,797	364,907

Construction in progress		35,665	21,003

Total premises and equipment, net		$543,981	$502,611

Depreciation and amortization of premises and equipment for the year 2016 was $46.9 million (2015 -$47.5 million; 2014 - $47.1 million), of which $22.6 million (2015 - $22.9 million; 2014 - $23.8 million) was charged to occupancy expense and $24.3 million (2015 - $24.6 million; 2014 - $23.3 million) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $27.8 million (2015 - $28.1 million; 2014 - $28.1 million).

Note 16 – Other real estate owned

The following tables present the activity related to Other Real Estate Owned (“OREO”), for the years ended December 31, 2016, 2015 and 2014. During the second quarter of 2015, the Corporation completed a bulk sale of $37 million of covered OREOs.

	For the year ended December 31, 2016
(In thousands)	Non-covered OREO Commercial/Construction	Non-covered OREO Mortgage	Covered OREO Mortgage	Total
Balance at beginning of period	$32,471	$122,760	$36,685	$191,916
Write-downs in value	(2,909)	(9,889)	(2,273)	(15,071)
Additions	7,372	105,140	17,588	130,100
Sales	(15,894)	(56,826)	(18,206)	(90,926)
Other adjustments	(639)	(1,141)	(1,666)	(3,446)

Ending balance	$20,401	$160,044	$32,128	$212,573

	For the year ended December 31, 2015
(In thousands)	Non-covered OREO Commercial/Construction	Non-covered OREO Mortgage	Covered OREO Commercial/Construction	Covered OREO Mortgage	Total
Balance at beginning of period	$38,983	$96,517	$85,394	$44,872	$265,766
Write-downs in value	(13,356)	(8,567)	(20,350)	(3,891)	(46,164)
Additions	17,671	86,040	9,661	25,019	138,391
Sales	(25,065)	(53,782)	(59,749)	(25,990)	(164,586)
Other adjustments	(266)	(540)	(452)	(233)	(1,491)
Transfer to non-covered status[1]	14,504	3,092	(14,504)	(3,092)	—

Ending balance	$32,471	$122,760	$—	$36,685	$191,916

[1]	Represents the reclassification of OREOs to the non-covered category, pursuant to the expiration of the commercial and consumer shared-loss arrangement with the FDIC related to loans acquired from Westernbank, on June 30, 2015.

	For the year ended December 31, 2014
(In thousands)	Non-covered OREO Commercial/Construction	Non-covered OREO Mortgage	Covered OREO Commercial/Construction	Covered OREO Mortgage	Total
Balance at beginning of period	$48,649	$86,852	$120,215	$47,792	$303,508
Write-downs in value	(7,112)	(3,628)	(26,657)	(4,969)	(42,366)
Additions	16,200	65,300	55,582	21,769	158,851
Sales	(20,042)	(49,618)	(59,219)	(19,028)	(147,907)
Other adjustments	1,288	(2,389)	(4,527)	(692)	(6,320)

Ending balance	$38,983	$96,517	$85,394	$44,872	$265,766

Note 17 – Other assets

The caption of other assets in the consolidated statements of financial condition consists of the following major categories:

(In thousands)	2016	2015
Net deferred tax assets (net of valuation allowance)	$1,243,668	$1,302,452
Investments under the equity method	218,062	212,838
Prepaid taxes	172,550	180,969
Other prepaid expenses	90,320	79,215
Derivative assets	14,085	16,959
Trades receivable from brokers and counterparties	46,630	78,759
Principal, interest and escrow servicing advances	69,711	79,862
Guaranteed mortgage loan claims receivable	152,403	101,628
Others	138,081	140,480

Total other assets	$2,145,510	$2,193,162

Note 18 - Investments in equity investees

During the year ended December 31, 2016, the Corporation recorded earnings of $31.3 million, from its equity investments, compared to $24.4 million for the year ended December 31, 2015. The carrying value of the Corporation’s equity method investments was $ 218 million and $ 213 million at December 31, 2016 and 2015, respectively.

The following table presents aggregated summarized financial information of the Corporation’s equity method investees:

Years ended December 31,	2016	2015	2014
(In thousands)
Operating results:
Total revenues	$852,160	$643,632	$715,966
Total expenses	634,173	414,975	343,100
Income tax expense	47,434	33,920	43,993

Net income	$170,553	$194,737	$328,873

At December 31,	2016	2015
(In thousands)
Balance Sheet:
Total assets	$7,640,819	$7,647,048
Total liabilities	$5,778,619	$5,388,229

Summarized financial information for these investees may be presented on a lag, due to the unavailability of information for the investees, at the respective balance sheet dates.

Note 19 – Goodwill and other intangible assets

The changes in the carrying amount of goodwill for the years ended December 31, 2016, and 2015, allocated by reportable segments, were as follows (refer to Note 42 for the definition of the Corporation’s reportable segments):

2016
(In thousands)	Balance at January 1, 2016	Goodwill on acquisition	Purchase accounting adjustments	Goodwill impairment	Balance at December 31,2016

Banco Popular de Puerto Rico	$280,221	$—	$—	$(3,801)	$276,420
Banco Popular North America	346,167	—	4,707	—	350,874

Total Popular, Inc.	$626,388	$—	$4,707	$(3,801)	$627,294

2015
(In thousands)	Balance at January 1, 2015	Goodwill on acquisition	Purchase accounting adjustments	Goodwill impairment	Balance at December 31, 2015

Banco Popular de Puerto Rico	$250,109	$3,899	$26,213	$—	$280,221
Banco Popular North America	215,567	38,735	91,865	—	346,167

Total Popular, Inc.	$465,676	$42,634	$118,078	$—	$626,388

During the year ended December 31, 2016, the Corporation recorded a goodwill impairment charge of $3.8 million at Popular Securities as part of its annual goodwill impairment test and purchase accounting adjustments of $4.7 million related to the Doral Bank Transaction.

During the year ended December 31, 2015, the goodwill recorded of $163.1 million, after purchase accounting adjustments of $120.5 million, was related to the Doral Bank Transaction. The Corporation also recorded purchase accounting adjustments during 2015 of $2.4 million to reduce the goodwill related to the acquisition of an insurance benefits business during 2014.

At December 31, 2016 and 2015, the Corporation had $ 6.1 million of identifiable intangible assets, with indefinite useful lives, mostly associated with E-LOAN’s trademark.

The following table reflects the components of other intangible assets subject to amortization:

(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value

December 31, 2016
Core deposits	$37,274	$18,624	$18,650
Other customer relationships	36,449	16,162	20,287

Total other intangible assets	$73,723	$34,786	$38,937

December 31, 2015
Core deposits	$63,539	$38,464	$25,075
Other customer relationships	37,665	10,745	26,920

Total other intangible assets	$101,204	$49,209	$51,995

During the year ended December 31, 2016, core deposit intangibles with a gross amount of $26.3 million became fully amortized during 2016.

During the year ended December 31, 2015, the Corporation recorded $12.8 million in core deposit intangibles related to the Doral Bank Transaction, net of purchase accounting adjustments of $10.8 million. Also, the Corporation recorded $17.3 million in customer relationship intangibles related to the purchase of the Doral Insurance Agency portfolio which was part of a separate bidding process after Doral Financial Corporation filed for bankruptcy.

During the year ended December 31, 2016, the Corporation recognized $ 12.1 million in amortization expense related to other intangible assets with definite useful lives (2015 - $ 11.0 million; 2014 - $8.2 million).

The following table presents the estimated amortization of the intangible assets with definite useful lives for each of the following periods:

(In thousands)
Year 2017	$9,378
Year 2018	9,286
Year 2019	9,042
Year 2020	4,967
Year 2021	2,157

Results of the Goodwill Impairment Test

The Corporation’s goodwill and other identifiable intangible assets having an indefinite useful life are tested for impairment, at least annually and on a more frequent basis if events or circumstances indicate impairment could have taken place. Such events could include, among others, a significant adverse change in the business climate, an adverse action by a regulator, an unanticipated change in the competitive environment and a decision to change the operations or dispose of a reporting unit.

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

The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2016 using July 31, 2016 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which are the legal entities within the reportable segment. The Corporation follows push-down accounting, as such all goodwill is assigned to the reporting units when carrying out a business combination.

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

For purposes of the discounted cash flows (“DCF”) approach, the valuation is based on estimated future cash flows. The financial projections used in the DCF valuation analysis for each reporting unit are based on the most recent (as of the valuation date) financial projections presented to the Corporation’s Asset / Liability Management Committee (“ALCO”). The growth assumptions included in these projections are based on management’s expectations for each reporting unit’s financial prospects considering economic and industry conditions as well as particular plans of each entity (i.e. restructuring plans, de-leveraging, etc.). The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 9.47% to 13.72% for the 2016 analysis. The Ibbotson Build-Up Method builds up a cost of equity starting with the rate of return of a “risk-free” asset (20-year U.S. Treasury note) and adds to it additional risk elements such as equity risk premium, size premium and industry risk premium. The resulting discount rates were analyzed in terms of reasonability given the current market conditions and adjustments were made when necessary.

Popular Securities failed Step 1 of the annual goodwill impairment evaluation as of July 31, 2016 requiring the completion of Step 2. The results of the Step 2 indicated that the implied fair value of goodwill was below the carrying value resulting in an impairment charge of all goodwill in that reporting unit of $3.8 million at July 31, 2016.

For the BPPR reporting unit, the average estimated fair value calculated in Step 1 using all valuation methodologies exceeded BPPR’s equity value by approximately $549 million or 16% in the July 31, 2016 annual test.

BPNA failed Step 1 in the annual test as of July 31, 2016 since its carrying amount exceeded its fair value by $84 million or 5% requiring the completion of Step 2. The results of Step 2 indicated that the implied fair value of goodwill exceeded the goodwill carrying value at July 31, 2016 by $166 million resulting in no goodwill impairment. If the fair value of BPNA, which is principally impacted by its expected level of profitability, declines further in the future without a corresponding decrease in the fair value of its net assets or if loan discounts improve without a corresponding increase in fair value of the BPNA reporting unit, the Corporation may be required to record a goodwill impairment charge.

The goodwill balance of BPPR and BPNA, as legal entities, represented approximately 98% of the Corporation’s total goodwill balance as of the July 31, 2016 valuation date.

Furthermore, as part of the analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2016 annual assessment were reasonable.

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

The following tables present the gross amount of goodwill and accumulated impairment losses by reportable segments.

December 31, 2016
(In thousands)	Balance at January 1, 2016 (gross amounts)	Accumulated impairment losses	Balance at January 1, 2016 (net amounts)	Balance at December 31, 2016 (gross amounts)	Accumulated impairment losses	Balance at December 31, 2016 (net amounts)
Banco Popular de Puerto Rico	$280,221	$—	$280,221	$280,221	$3,801	$276,420
Banco Popular North America	510,578	164,411	346,167	515,285	164,411	350,874

Total Popular, Inc.	$790,799	$164,411	$626,388	$795,506	$168,212	$627,294

December 31, 2015
(In thousands)	Balance at January 1, 2015 (gross amounts)	Accumulated impairment losses	Balance at January 1, 2015 (net amounts)	Balance at December 31, 2015 (gross amounts)	Accumulated impairment losses	Balance at December 31, 2015 (net amounts)
Banco Popular de Puerto Rico	$250,109	$—	$250,109	$280,221	$—	$280,221
Banco Popular North America	379,978	164,411	215,567	510,578	164,411	346,167

Total Popular, Inc.	$630,087	$164,411	$465,676	$790,799	$164,411	$626,388

Note 20 – Deposits

Total interest bearing deposits as of the end of the periods presented consisted of:

(In thousands)	December 31, 2016	December 31, 2015
Savings accounts	$7,793,533	$7,010,391
NOW, money market and other interest bearing demand deposits	8,012,706	5,632,449

Total savings, NOW, money market and other interest bearing demand deposits	15,806,239	12,642,840

Certificates of deposit:
Under $100,000	3,570,956	4,014,359
$100,000 and over	4,138,586	4,151,009

Total certificates of deposit	7,709,542	8,165,368

Total interest bearing deposits	$23,515,781	$20,808,208

A summary of certificates of deposit by maturity at December 31, 2016 follows:

(In thousands)
2017	$3,946,867
2018	1,347,604
2019	653,080
2020	907,971
2021	802,593
2022 and thereafter	51,427

Total certificates of deposit	$7,709,542

At December 31, 2016, the Corporation had brokered deposits amounting to $ 0.6 billion (December 31, 2015 - $ 1.3 billion).

The aggregate amount of overdrafts in demand deposit accounts that were reclassified to loans was $6 million at December 31, 2016 (December 31, 2015 - $11 million).

Note 21 – Borrowings

The following table presents the composition of fed funds purchased and assets sold under agreements to repurchase at December 31, 2016 and December 31, 2015.

(In thousands)	December 31, 2016	December 31, 2015
Federal funds purchased	$—	$50,000
Assets sold under agreements to repurchase	479,425	712,145

Total federal funds purchased and assets sold under agreements to repurchase	$479,425	$762,145

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

Repurchase agreements accounted for as secured borrowings

	December 31, 2016		December 31, 2015
(Dollars in thousands)	Repurchase liability	Repurchase liability weighted average interest rate	Repurchase liability	Repurchase liability weighted average interest rate
U.S. Treasury Securities
Within 30 days	$32,700	0.85%	$—	—%
After 90 days	19,819	1.61	—	—

Total U.S. Treasury Securities	52,519	1.14	—	—

Obligations of U.S. government sponsored entities
Within 30 days	95,720	1.00	243,708	0.07
After 30 to 90 days	142,299	0.91	—	—
After 90 days	25,380	1.08	23,366	0.60

Total obligations of U.S. government sponsored entities	263,399	0.96	267,074	0.12

Mortgage-backed securities
Within 30 days	39,108	1.05	124,878	0.72
After 30 to 90 days	58,552	0.94	154,582	0.75
After 90 days	54,560	1.09	142,441	1.84

Total mortgage-backed securities	152,220	1.02	421,901	1.11

Collateralized mortgage obligations
Within 30 days	11,287	0.28	10,298	0.28
After 30 to 90 days	—	—	12,872	0.75

Total collateralized mortgage obligations	11,287	0.28	23,170	0.54

Total	$479,425	0.98%	$712,145	0.72%

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

Federal funds purchased and assets sold under agreements to repurchase:

(Dollars in thousands)	2016	2015
Maximum aggregate balance outstanding at any month-end	$954,253	$1,224,064

Average monthly aggregate balance outstanding	$757,230	$1,023,905

Weighted average interest rate:
For the year	1.01%	0.73%
At December 31	1.12%	0.88%

The following table presents information related to the Corporation’s other short-term borrowings for the periods ended December 31, 2016 and 2015.

Other short-term borrowings:

(Dollars in thousands)	2016	2015
Balance outstanding at the end of the period	$1,200	$1,200

Maximum aggregate balance outstanding at any month-end	$31,200	$128,200

Average monthly aggregate balance outstanding	$6,266	$4,501

Weighted average interest rate:
For the year	2.15%	2.69%
At December 31	9.00%	9.00%

The following table presents the composition of notes payable at December 31, 2016 and December 31, 2015.

(In thousands)	December 31, 2016	December 31, 2015
Advances with the FHLB with maturities ranging from 2017 through 2029 paying interest at monthly fixed rates ranging from 0.81% to 4.19% (2015 - 0.41% to 4.19%)	$608,193	$747,072
Advances with the FHLB with maturities ranging from 2018 through 2019 paying interest monthly at a floating rates ranging from 0.22% to 0.34% over the 1 month LIBOR	34,164	—
Advances with the FHLB with maturities ranging from 2017 through 2019 paying interest quarterly at a floating rate from (0.01)% to 0.24% over the 3 month LIBOR (2015 - 0.24% over the 3 month LIBOR)	30,313	14,429
Unsecured senior debt securities maturing on 2019 paying interest semiannually at a fixed rate of 7.00%, net of debt issuance costs of $5,212 (2015 - $7,296)	444,788	442,704
Junior subordinated deferrable interest debentures (related to trust preferred securities) with maturities ranging from 2027 to 2034 with fixed interest rates ranging from 6.125% to 8.327%, net of debt issuance costs of $476 (2015 - $505)	439,323	439,295
Others	18,071	19,008

Total notes payable	$1,574,852	$1,662,508

A breakdown of borrowings by contractual maturities at December 31, 2016 is included in the table below.

(In thousands)	Assets sold under agreements to repurchase	Short-term borrowings	Notes payable	Total
Year
2017	$479,425	$1,200	$155,122	$635,747
2018	—	—	183,920	183,920
2019	—	—	564,699	564,699
2020	—	—	112,309	112,309
2021	—	—	21,694	21,694
Later years	—	—	537,108	537,108

Total borrowings	$479,425	$1,200	$1,574,852	$2,055,477

At December 31, 2016 and 2015, the Corporation had FHLB borrowing facilities whereby the Corporation could borrow up to $3.8 billion and $3.9 billion, respectively, of which $673 million and $762 million, respectively, were used. In addition, at December 31, 2016, the Corporation had placed $200 million of the available FHLB credit facility as collateral for a municipal letter of credit to secure deposits. The FHLB borrowing facilities are collateralized with loans held-in-portfolio, and do not have restrictive covenants or callable features.

Also, at December 31, 2016, the Corporation has a borrowing facility at the discount window of the Federal Reserve Bank of New York amounting to $1.2 billion (2015 - $1.3 billion), which remained unused at December 31, 2016 and 2015. The facility is a collateralized source of credit that is highly reliable even under difficult market conditions.

Note 22 – Offsetting of financial assets and liabilities

The following tables present the potential effect of rights of setoff associated with the Corporation’s recognized financial assets and liabilities at December 31, 2016 and 2015.

As of December 31, 2016
(In thousands)	Gross Amount of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets Presented in the Statement of Financial Position	Gross Amounts Not Offset in the Statement of Financial Position
				Financial Instruments	Securities Collateral Received	Cash Collateral Received	Net Amount
Derivatives	$14,094	$—	$14,094	$551	$—	$—	$13,543
Reverse repurchase agreements	23,637	—	23,637	—	23,637	—	—

Total	$37,731	$—	$37,731	$551	$23,637	$—	$13,543

As of December 31, 2016
(In thousands)	Gross Amount of Recognized Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Liabilities Presented in the Statement of Financial Position	Gross Amounts Not Offset in the Statement of Financial Position
				Financial Instruments	Securities Collateral Pledged	Cash Collateral Pledged	Net Amount
Derivatives	$12,842	$—	$12,842	$551	$747	$—	$11,544
Repurchase agreements	479,425	—	479,425	—	479,425	—	—

Total	$492,267	$—	$492,267	$551	$480,172	$—	$11,544

As of December 31, 2015
(In thousands)	Gross Amount of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets Presented in the Statement of Financial Position	Gross Amounts Not Offset in the Statement of Financial Position
				Financial Instruments	Securities Collateral Received	Cash Collateral Received	Net Amount
Derivatives	$16,959	$—	$16,959	$114	$—	$—	$16,845
Reverse repurchase agreements	96,338	—	96,338	—	96,338	—	—

Total	$113,297	$—	$113,297	$114	$96,338	$—	$16,845

As of December 31, 2015
(In thousands)	Gross Amount of Recognized Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Liabilities Presented in the Statement of Financial Position	Gross Amounts Not Offset in the Statement of Financial Position
				Financial Instruments	Securities Collateral Pledged	Cash Collateral Received	Net Amount
Derivatives	$14,343	$—	$14,343	$114	$4,050	$—	$10,179
Repurchase agreements	712,145	—	712,145	—	712,145	—	—

Total	$726,488	$—	$726,488	$114	$716,195	$—	$10,179

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

Note 23 – Trust preferred securities

At December 31, 2016 and 2015, statutory trusts established by the Corporation (BanPonce Trust I, Popular Capital Trust I, Popular North America Capital Trust I and Popular Capital Trust II) had issued trust preferred securities (also referred to as “capital securities”) to the public. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts (the “common securities”), were used by the trusts to purchase junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by the Corporation.

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

The following table presents financial data pertaining to the different trusts at December 31, 2016 and 2015.

(Dollars in thousands)
			Popular
	BanPonce	Popular	North America	Popular
Issuer	Trust I	Capital Trust I	Capital Trust I	Capital Trust II
Capital securities	$52,865	$181,063	$91,651	$101,023
Distribution rate	8.327%	6.700%	6.564%	6.125%

Common securities	$1,637	$5,601	$2,835	$3,125
Junior subordinated debentures aggregate liquidation amount	$54,502	$186,664	$94,486	$104,148
Stated maturity date	February	November	September	December
	2027	2033	2034	2034
Reference notes	[1],[3],[6]	[2],[4],[5]	[1],[3],[5]	[2],[4],[5]

[1]	Statutory business trust that is wholly-owned by Popular North America and indirectly wholly-owned by the Corporation.
[2]	Statutory business trust that is wholly-owned by the Corporation.
[3]	The obligations of PNA under the junior subordinated debentures and its guarantees of the capital securities under the trust are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.
[4]	These capital securities are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent set forth in the applicable guarantee agreement.
[5]	The Corporation has the right, subject to any required prior approval from the Federal Reserve, to redeem after certain dates or upon the occurrence of certain events mentioned below, the junior subordinated debentures at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption. The maturity of the junior subordinated debentures may be shortened at the option of the Corporation prior to their stated maturity dates (i) on or after the stated optional redemption dates stipulated in the agreements, in whole at any time or in part from time to time, or (ii) in whole, but not in part, at any time within 90 days following the occurrence and during the continuation of a tax event, an investment company event or a capital treatment event as set forth in the indentures relating to the capital securities, in each case subject to regulatory approval.
[6]	Same as [5] above, except that the investment company event does not apply for early redemption.

Basel III capital rules require the phase out of non-qualifying Tier 1 capital instruments such as trust preferred securities. At December 31, 2016, the Corporation had $427 million in trust preferred securities outstanding which no longer qualified for Tier 1 capital treatment, but instead qualify for Tier 2 capital treatment.

Note 24 – Stockholders’ equity

The Corporation has 30,000,000 shares of authorized preferred stock that may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation’s shares of preferred stock issued and outstanding at December 31, 2016 and 2015 consisted of:

•	6.375% non-cumulative monthly income preferred stock, 2003 Series A, no par value, liquidation preference value of $25 per share. Holders on record of the 2003 Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 6.375% of their liquidation preference value, or $0.1328125 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System. The redemption price per share is $25.00. The shares of 2003 Series A Preferred Stock have no voting rights, except for certain rights in instances when the Corporation does not pay dividends for a defined period. These shares are not subject to any sinking fund requirement. Cash dividends declared and paid on the 2003 Series A Preferred Stock amounted to $ 1.4 million for the year ended December 31, 2016, 2015 and 2014. Outstanding shares of 2003 Series A Preferred Stock amounted to 885,726 at December 31, 2016, 2015 and 2014.

•	8.25% non-cumulative monthly income preferred stock, 2008 Series B, no par value, liquidation preference value of $25 per share. The shares of 2008 Series B Preferred Stock were issued in May 2008. Holders of record of the 2008 Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 8.25% of their liquidation preferences, or $0.171875 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System beginning on May 28, 2013. The redemption price per share is $25.00. Cash dividends declared and paid on the 2008 Series B Preferred Stock amounted to $ 2.3 million for the year ended December 31, 2016, 2015 and 2014. Outstanding shares of 2008 Series B Preferred Stock amounted to 1,120,665 at December 31, 2016, 2015 and 2014.

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

During the year 2015 the Corporation reinstated the payment of dividends to shareholders of common stock. Cash dividends of $ 0.60 and $0.30 per common share outstanding were declared during 2016 and 2015, respectively (no dividends were declared in 2014). The dividends declared during 2016 amounted to $ 62.2 million and $31.1 million in 2015, of which $ 15.6 million and $15.5 million were payable to shareholders of common stock at December 31, 2016 and 2015, respectively ($0 as of December 31, 2014). On January 23, 2017, the Corporation’s Board of Directors approved an increase in the Company’s quarterly common stock dividend from $0.15 per share to $0.25 per share. The dividend is payable on April 3, 2017 to shareholders of record as of March 17, 2017. The Board also approved a common stock repurchase plan of up to $75 million, which may be executed in the open market or in privately negotiated transactions. The timing and exact amount of the share repurchases will be subject to various factors, including the Company’s capital position, financial performance and market condition.

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. BPPR’s statutory reserve fund amounted to $ 513 million at December 31, 2016 (2015 - $ 495 million; 2014 - $ 469 million). During 2016, $ 18 million was transferred to the statutory reserve account (2015 - $ 26 million, 2014 - $ 24 million). BPPR was in compliance with the statutory reserve requirement in 2016, 2015 and 2014.

Note 25 – Regulatory capital requirements

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

The Basel III Capital Rules provide that a depository institution will be deemed to be well capitalized if it maintained a leverage ratio of at least 5%, a CET1 ratio of at least 6.5%, a Tier 1 risk-based capital ratio of at least 8% and a total risk-based ratio of at least 10%. Management has determined that at December 31, 2016 and 2015, the Corporation exceeded all capital adequacy requirements to which it is subject.

At December 31, 2016 and 2015, BPPR and BPNA were well-capitalized under the regulatory framework of Basel III.

The Corporation has been designated by the Federal Reserve Board as a Financial Holding Company (“FHC”) and is eligible to engage in certain financial activities permitted under the Gramm-Leach-Bliley Act of 1999.

The following tables present the Corporation’s risk-based capital and leverage ratios at December 31, 2016 and 2015 under the Basel III regulatory guidance.

	Actual		Capital adequacy minimum requirement (including conservation capital buffer)
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2016
Total Capital (to Risk-Weighted Assets):
Corporation	$4,869,215	19.48%	$2,156,365	8.625%
BPPR	3,678,619	19.53	1,624,727	8.625
BPNA	1,040,234	17.91	501,075	8.625

Common Equity Tier I Capital (to Risk-Weighted Assets):
Corporation	$4,121,208	16.48%	$1,281,318	5.125%
BPPR	3,436,615	18.24	965,417	5.125
BPNA	997,094	17.16	297,740	5.125

Tier I Capital (to Risk-Weighted Assets):
Corporation	$4,121,208	16.48%	$1,656,338	6.625%
BPPR	3,436,615	18.24	1,247,979	6.625
BPNA	997,094	17.16	384,883	6.625

Tier I Capital (to Average Assets):
Corporation	$4,121,208	10.91%	$1,511,403	4%
BPPR	3,436,615	11.53	1,191,783	4
BPNA	997,094	13.02	306,375	4

	Actual		Capital adequacy minimum requirement
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2015
Total Capital (to Risk-Weighted Assets):
Corporation	$4,692,409	18.78%	$1,998,971	8%
BPPR	3,591,547	18.27	1,572,988	8
BPNA	945,132	19.02	397,519	8

Common Equity Tier I Capital (to Risk-Weighted Assets):
Corporation	$4,049,576	16.21%	$1,124,421	4.5%
BPPR	3,339,165	16.98	884,806	4.5
BPNA	908,722	18.29	223,604	4.5

Tier I Capital (to Risk-Weighted Assets):
Corporation	$4,049,576	16.21%	$1,499,229	6%
BPPR	3,339,165	16.98	1,179,741	6
BPNA	908,722	18.29	298,139	6

Tier I Capital (to Average Assets):
Corporation	$4,049,576	11.82%	$1,370,145	4%
BPPR	3,339,165	12.21	1,094,291	4
BPNA	908,722	13.74	264,547	4

The following table presents the minimum amounts and ratios for the Corporation’s banks to be categorized as well-capitalized.

	2016		2015
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
BPPR	$1,883,741	10%	$1,966,236	10%
BPNA	580,956	10	496,899	10

Common Equity Tier I Capital (to Risk-Weighted Assets):
BPPR	$1,224,432	6.5%	$1,278,053	6.5%
BPNA	377,621	6.5	322,984	6.5

Tier I Capital (to Risk-Weighted Assets):
BPPR	$1,506,993	8%	$1,572,988	8%
BPNA	464,765	8	397,519	8

Tier I Capital (to Average Assets):
BPPR	$1,489,729	5%	$1,367,864	5%
BPNA	382,968	5	330,683	5

The final Basel III capital rules require the phase out of non-qualifying Tier 1 capital instruments such as trust preferred securities. At December 31, 2016, the Corporation had $427 million in trust preferred securities outstanding. On January 1, 2016, all $427 million in principal amount of the trust preferred securities no longer qualified for Tier 1 capital treatment, but instead qualified for Tier 2 capital treatment.

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

Note 26 – Other comprehensive loss

The following table presents changes in accumulated other comprehensive loss by component for the years ended December 31, 2016, 2015 and 2014.

	Changes in Accumulated Other Comprehensive Loss by Component [1]
		Years ended December 31,
(In thousands)		2016	2015	2014
Foreign currency translation	Beginning Balance	$(35,930)	$(32,832)	$(36,099)

	Other comprehensive loss before reclassifications	(4,026)	(3,098)	(4,451)
	Amounts reclassified from accumulated other comprehensive loss	—	—	7,718

	Net change	(4,026)	(3,098)	3,267

	Ending balance	$(39,956)	$(35,930)	$(32,832)

Adjustment of pension and postretirement benefit plans	Beginning Balance	$(211,276)	$(205,187)	$(104,302)

	Other comprehensive loss before reclassifications	(11,402)	(16,032)	(98,015)
	Amounts reclassified from accumulated other comprehensive loss for amortization of net losses	13,386	12,261	(5,188)
	Amounts reclassified from accumulated other comprehensive loss for amortization of prior service credit	(2,318)	(2,318)	2,318

	Net change	(334)	(6,089)	(100,885)

	Ending balance	$(211,610)	$(211,276)	$(205,187)

Unrealized net holding gains (losses) on investments	Beginning Balance	$(9,560)	$8,465	$(48,344)

	Other comprehensive (loss) income before reclassifications	(58,585)	(29,871)	55,987
	Other-than-temporary impairment amounts reclassified from accumulated other comprehensive (loss) income	167	11,959	—
	Amounts reclassified from accumulated other comprehensive (loss) income	(340)	(113)	822

	Net change	(58,758)	(18,025)	56,809

	Ending balance	$(68,318)	$(9,560)	$8,465

Unrealized net losses on cash flow hedges	Beginning Balance	$(120)	$(318)	$—

	Other comprehensive loss before reclassifications	(2,203)	(2,669)	(4,034)
	Amounts reclassified from other accumulated other comprehensive loss	1,921	2,867	3,716

	Net change	(282)	198	(318)

	Ending balance	$(402)	$(120)	$(318)

	Total	$(320,286)	$(256,886)	$(229,872)

[1]	All amounts presented are net of tax.

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss for the years ended December 31, 2016, 2015, and 2014.

	Reclassifications Out of Accumulated Other Comprehensive Loss
	Affected Line Item in the	Years ended December 31,
(In thousands)	Consolidated Statements of Operations	2016	2015	2014
Foreign currency translation
Cumulative translation adjustment reclassified into earnings	Other operating income	$—	$—	$(7,718)

	Total before tax	—	—	(7,718)

	Income tax (expense) benefit	—	—	—

	Total net of tax	$—	$—	$(7,718)

Adjustment of pension and postretirement benefit plans
Amortization of net losses	Personnel costs	$(21,948)	$(20,100)	$8,505
Amortization of prior service credit	Personnel costs	3,800	3,800	(3,800)

	Total before tax	(18,148)	(16,300)	4,705

	Income tax benefit (expense)	7,080	6,357	(1,835)

	Total net of tax	$(11,068)	$(9,943)	$2,870

Unrealized holding gains (losses) on investments
Realized gain (loss) on sale of securities	Net gain (loss) on sale and valuation adjustments of investment securities	$379	$141	$(870)
	Other-than-temporary impairment losses on available-for-sale debt securities	(209)	(14,445)	—

	Total before tax	170	(14,304)	(870)

	Income tax benefit	3	2,458	48

	Total net of tax	$173	$(11,846)	$(822)

Unrealized net losses on cash flow hedges
Forward contracts	Mortgage banking activities	$(3,149)	$(4,702)	$(6,091)

	Total before tax	(3,149)	(4,702)	(6,091)

	Income tax benefit	1,228	1,835	2,375

	Total net of tax	$(1,921)	$(2,867)	$(3,716)

	Total reclassification adjustments, net of tax	$(12,816)	$(24,656)	$(9,386)

Note 27 – Guarantees

The Corporation has obligations upon the occurrence of certain events under financial guarantees provided in certain contractual agreements as summarized below.

The Corporation issues financial standby letters of credit and has risk participation in standby letters of credit issued by other financial institutions, in each case to guarantee the performance of various customers to third parties. If the customers failed to meet its financial or performance obligation to the third party under the terms of the contract, then, upon their request, the Corporation would be obligated to make the payment to the guaranteed party. At December 31, 2016, the Corporation recorded a liability of $0.3 million (December 31, 2015 - $0.5 million), which represents the unamortized balance of the obligations undertaken in issuing the guarantees under the standby letters of credit. In accordance with the provisions of ASC Topic 460, the Corporation recognizes at fair value the obligation at inception of the standby letters of credit. The fair value approximates the fee received from the customer for issuing such commitments. These fees are deferred and are recognized over the commitment period. The contracts amount in standby letters of credit outstanding at December 31, 2016 and 2015, shown in Note 28, represent the maximum potential amount of future payments that the Corporation could be required to make under the guarantees in the event of nonperformance by the customers. These standby letters of credit are used by the customers as a credit enhancement and typically expire without being drawn upon. The Corporation’s standby letters of credit are generally secured, and in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided, which normally includes cash, marketable securities, real estate, receivables, and others. Management does not anticipate any material losses related to these instruments.

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

At December 31, 2016, the Corporation serviced $1.7 billion (December 31, 2015 - $1.9 billion) in residential mortgage loans subject to credit recourse provisions, principally loans associated with FNMA and FHLMC residential mortgage loan securitization programs. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to repurchase the loan or reimburse the third party investor for the incurred loss. The maximum potential amount of future payments that the Corporation would be required to make under the recourse arrangements in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced with recourse and interest, if applicable. During 2016, the Corporation repurchased approximately $ 44 million of unpaid principal balance in mortgage loans subject to the credit recourse provisions (2015 - $ 59 million). In the event of nonperformance by the borrower, the Corporation has rights to the underlying collateral securing the mortgage loan. The Corporation suffers losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan plus any uncollected interest advanced and the costs of holding and disposing the related property. At December 31, 2016, the Corporation’s liability established to cover the estimated credit loss exposure related to loans sold or serviced with credit recourse amounted to $ 54 million (December 31, 2015 - $ 59 million). The following table shows the changes in the Corporation’s liability of estimated losses from these credit recourses agreements, included in the consolidated statements of financial condition during the years ended December 31, 2016 and 2015.

	December 31,
(In thousands)	2016	2015
Balance as of beginning of period	$58,663	$59,438
Provision for recourse liability	14,548	22,938
Net charge-offs	(18,722)	(23,713)

Balance as of end of period	$54,489	$58,663

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

When the Corporation sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Corporation’s mortgage operations in Puerto Rico group conforming mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or are sold directly to FNMA or other private investors for cash. As required under the government agency programs, quality review procedures are performed by the Corporation to ensure that asset guideline qualifications are met. To the extent the loans do not meet specified characteristics, the Corporation may be required to repurchase such loans or indemnify for losses and bear any subsequent loss related to the loans. There were no repurchases under BPPR’s representation and warranty arrangements during the year ended December 31, 2016, compared to $ 175 thousand for the year ended December 31, 2015. A substantial amount of these loans reinstate to performing status or have mortgage insurance, and thus the ultimate losses on the loans are not deemed significant.

The following table presents the changes in the Corporation’s liability for estimated losses associated with the indemnifications and representations and warranties related to loans sold by BPPR for during the years ended December 31, 2016 and 2015.

(In thousands)	2016	2015
Balance as of beginning of period	$8,087	$15,959
Provision (reversal) for representation and warranties	3,140	(5,446)
Net charge-offs	(291)	(176)
Settlements paid	—	(2,250)

Balance as of end of period	$10,936	$8,087

Servicing agreements relating to the mortgage-backed securities programs of FNMA and GNMA, and to mortgage loans sold or serviced to certain other investors, including FHLMC, require the Corporation to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. At December 31, 2016, the Corporation serviced $18.0 billion in mortgage loans for third-parties, including the loans serviced with credit recourse (December 31, 2015 - $20.6 billion). The Corporation generally recovers funds advanced pursuant to these arrangements from the mortgage owner, from liquidation proceeds when the mortgage loan is foreclosed or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantees programs. However, in the meantime, the Corporation must absorb the cost of the funds it advances during the time the advance is outstanding. The Corporation must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a defaulted loan is not cured, the mortgage loan would be canceled as part of the foreclosure proceedings and the Corporation would not receive any future servicing income with respect to that loan. At December 31, 2016, the outstanding balance of funds advanced by the Corporation under such mortgage loan servicing agreements was approximately $70 million, including advances on the portfolio acquired from Doral Bank (December 31, 2015 - $80 million). To the extent the mortgage loans underlying the Corporation’s servicing portfolio experience increased delinquencies, the Corporation would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts.

Popular, Inc. Holding Company (“PIHC”) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries amounting to $149 million at December 31, 2016 and December 31, 2015. In addition, at December 31, 2016 and December 31, 2015, PIHC fully and unconditionally guaranteed on a subordinated basis $427 million, of capital securities (trust preferred securities) issued by wholly-owned issuing trust entities to the extent set forth in the applicable guarantee agreement. Refer to Note 23 to the consolidated financial statements for further information on the trust preferred securities.

Note 28 – Commitments and contingencies

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

Financial instruments with off-balance sheet credit risk, whose contract amounts represent potential credit risk as of the end of the periods presented were as follows:

(In thousands)	December 31, 2016	December 31, 2015
Commitments to extend credit:
Credit card lines	$4,562,981	$4,552,331
Commercial and construction lines of credit	2,966,656	2,619,092
Other consumer unused credit commitments	261,856	262,685
Commercial letters of credit	1,490	2,040
Standby letters of credit	34,644	49,670
Commitments to originate or fund mortgage loans	25,622	21,311

At December 31, 2016 and December 31, 2015, the Corporation maintained a reserve of approximately $9 million and $10 million, respectively, for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit.

Other commitments

At December 31, 2016 and December 31, 2015, the Corporation also maintained other non-credit commitments for approximately $372 thousand and $9 million, respectively, primarily for the acquisition of other investments.

Business concentration

Since the Corporation’s business activities are currently concentrated primarily in Puerto Rico, its results of operations and financial condition are dependent upon the general trends of the Puerto Rico economy and, in particular, the residential and commercial real estate markets. The concentration of the Corporation’s operations in Puerto Rico exposes it to greater risk than other banking companies with a wider geographic base. Its asset and revenue composition by geographical area is presented in Note 42 to the consolidated financial statements.

Since February 2014, the three principal rating agencies (Moody’s, S&P and Fitch) have lowered their ratings on the General Obligation bonds of the Commonwealth and the bonds of several other Commonwealth instrumentalities to non-investment grade ratings. In connection with their rating actions, the rating agencies noted various factors, including high levels of public debt, the lack of a clear economic growth catalyst, recurring fiscal budget deficits, the financial condition of the public sector employee pension plans and, more recently, liquidity concerns regarding the Commonwealth and the GDB and their ability to access the capital markets. Currently, the Commonwealth’s general obligation ratings are as follows: S&P, ‘D’, Moody’s, ‘Caa3’, and Fitch, ‘D’.

PROMESA and the Commonwealth’s Fiscal Plan

On June 30, 2016, President Obama signed the Puerto Rico Oversight, Management and Economic Stability Act (“PROMESA”) into law. PROMESA established a seven-member oversight board with broad powers over the finances of the Commonwealth and its instrumentalities (the “Oversight Board”).

Among other things, PROMESA provides for: (i) a stay on litigation to enforce remedies or rights related to outstanding liabilities of the Commonwealth, its political subdivisions, including municipalities, instrumentalities and public corporations and (ii) two separate processes for the restructuring of the debt obligations of such entities. PROMESA also includes other miscellaneous provisions, including relief from certain wage and hour laws and regulations and provisions for identification and expedited permitting of critical infrastructure projects.

During the first meeting of the Oversight Board, held on September 30, 2016, the Oversight Board announced the designation of a number of entities as covered entities under PROMESA, including the Commonwealth, all of its public corporations and retirement systems, UPR, and all affiliates and subsidiaries of the foregoing. While the Oversight Board has the power to designate any of the Commonwealth’s municipalities as covered entities under PROMESA, it has not done so as of the date hereof.

The designation of an entity as a covered entity has various implications under PROMESA. First, it means that the Governor will have to submit such entity’s annual budgets and, if the Oversight Board so requests, its fiscal plans, to the Oversight Board for its review and approval. Second, covered territorial instrumentalities may not issue debt or guarantee, exchange, modify, repurchase, redeem, or enter into similar transactions with respect to their debts without the prior approval of the Oversight Board. Third, pursuant to certain contracting guidelines approved by the Oversight Board, prior Oversight Board approval is required in connection with any transaction undertaken by a covered entity that (i) is outside the ordinary course of business or (ii) has a material financial impact. Finally, covered entities could also potentially be eligible to use the restructuring procedures provided by PROMESA. The first, Title VI, is a largely out-of-court process through which a government entity and its financial creditors can agree on terms to restructure such entity’s debt. If a supermajority of creditors of a certain category agree, that agreement can bind all other creditors in such category. The second, Title III, draws on the federal bankruptcy code and provides a court-supervised process for a comprehensive restructuring led by the Oversight Board.

At December 31, 2016, the Corporation’s direct exposure to the Puerto Rico government and its instrumentalities and municipalities amounted to $ 584 million, of which approximately $ 529 million is outstanding ($669 million and $ 578 million, respectively, at December 31, 2015). Of the amount outstanding, $ 459 million consists of loans and $ 70 million are securities ($ 502 million and $ 76 million at December 31, 2015). Also, of the amount outstanding, $ 17 million represents obligations from the Government of Puerto Rico or its public corporations each of which has been designated as a covered entity under PROMESA ($ 76 million at December 31, 2015). During the quarter ended September 30, 2016, BPPR sold its $40 million credit facility from Puerto Rico Electric Power Authority (“PREPA”). The remaining $ 512 million outstanding represents obligations from various municipalities in Puerto Rico for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality has been pledged to their repayment ($ 502 million at December 31, 2015). These municipalities are required by law to levy special property taxes in such amounts as shall be required for the payment of all of its general obligation bonds and loans. These loans have seniority to the payment of operating cost and expenses of the municipality. The automatic stay on litigation imposed by PROMESA applies to all municipal obligations to which we are a party. Furthermore, although the PROMESA Oversight Board has not designated any of the Commonwealth’s 78 municipalities as covered entities under PROMESA, it may decide to do so in the future. Further deterioration of the fiscal crisis of the Government of Puerto Rico could further affect the value of these loans and securities, resulting in losses to us. The following table details the loans and investments representing the Corporation’s direct exposure to the Puerto Rico government according to their maturities:

(In thousands)	Investment Portfolio	Loans	Total Outstanding	Total Exposure
Central Government
Within 1 year	$—	$—	$—	$50,000
After 1 to 5 years	3,456	—	3,456	3,456
After 5 to 10 years	13,116	—	13,116	13,116
After 10 years	407	—	407	407

Total Central Government	16,979	—	16,979	66,979

Government Development Bank (GDB)
After 1 to 5 years	2	—	2	2

Total Government Development Bank (GDB)	2	—	2	2

Public Corporations:
Puerto Rico Aqueduct and Sewer Authority
After 10 years	460	—	460	460

Total Puerto Rico Aqueduct and Sewer Authority	460	—	460	460

Puerto Rico Highways and Transportation Authority
After 5 to 10 years	4	—	4	4

Total Puerto Rico Highways and Transportation Authority	4	—	4	4

Municipalities
Within 1 year	3,105	37,621	40,726	45,878
After 1 to 5 years	14,540	128,008	142,548	142,548
After 5 to 10 years	18,635	145,005	163,640	163,640
After 10 years	16,820	148,160	164,980	164,980

Total Municipalities	53,100	458,794	511,894	517,046

Total Direct Government Exposure	$70,545	$458,794	$529,339	$584,491

In addition, at December 31, 2016, the Corporation had $406 million in indirect exposure to loans or securities that are payable by non-governmental entities, but which carry a government guarantee to cover any shortfall in collateral in the event of borrower default ($394 million at December 31, 2015). These included $326 million in residential mortgage loans that are guaranteed by the Puerto Rico Housing Finance Authority (December 31, 2015 - $316 million). These mortgage loans are secured by the underlying properties and the guarantees serve to cover shortfalls in collateral in the event of a borrower default. Under recently enacted legislation, the Governor is authorized to impose a temporary moratorium on the financial obligations of Puerto Housing Finance Authority. Also, the Corporation had $49 million in Puerto Rico housing bonds pass-through securities backed by FNMA, GNMA or residential loans, and $31 million of commercial real estate notes issued by government entities, but payable from rent paid by third parties ($50 million and $28 million at December 31, 2015, respectively).

Other contingencies

As indicated in Note 12 to the consolidated financial statements, as part of the loss sharing agreements related to the Westernbank FDIC-assisted transaction, the Corporation agreed to make a true-up payment to the FDIC on the date that is 45 days following the last day of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses on the loss sharing agreements fail to reach expected levels. The fair value of the true-up payment obligation was estimated at $ 153 million at December 31, 2016 (December 31, 2015 - $ 120 million). For additional information refer to Note 12.

Legal Proceedings

The nature of Popular’s business ordinarily results in a certain number of claims, litigation, investigations, and legal and administrative cases and proceedings. When the Corporation determines that it has meritorious defenses to the claims asserted, it vigorously defends itself. The Corporation will consider the settlement of cases (including cases where it has meritorious defenses) when, in management’s judgment, it is in the best interest of both the Corporation and its shareholders to do so.

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

In certain cases, exposure to loss exists in excess of the accrual to the extent such loss is reasonably possible, but not probable. Management believes and estimates that the aggregate range of reasonably possible losses (with respect to those matters where such limits may be determined, in excess of amounts accrued), for current legal proceedings ranges from $0 to approximately $33.9 million as of December 31, 2016. For certain other cases, management cannot reasonably estimate the possible loss at this time. Any estimate involves significant judgment, given the varying stages of the proceedings (including the fact that many of them are currently in preliminary stages), the existence of multiple defendants in several of the current proceedings whose share of liability has yet to be determined, the numerous unresolved issues in many of the proceedings, and the inherent uncertainty of the various potential outcomes of such proceedings. Accordingly, management’s estimate will change from time-to-time, and actual losses may be more or less than the current estimate.

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

Set forth below are descriptions of the Corporation’s significant legal proceedings.

Josefina Valle v. Popular Community Bank

PCB has been named a defendant in a putative class action complaint captioned Josefina Valle, et al. v. Popular Community Bank, filed in November 2012 in the New York State Supreme Court (New York County). Plaintiffs, PCB customers, allege among other things that PCB has engaged in unfair and deceptive acts and trade practices in connection with the assessment of overdraft fees and payment processing on consumer deposit accounts. The complaint further alleges that PCB improperly disclosed its consumer overdraft policies and that the overdraft rates and fees assessed by PCB violate New York’s usury laws. Plaintiffs seek unspecified damages, including punitive damages, interest, disbursements, and attorneys’ fees and costs.

A motion to dismiss was filed on September 9, 2013. On October 25, 2013, plaintiffs filed an amended complaint seeking to limit the putative class to New York account holders. A motion to dismiss the amended complaint was filed in February 2014. In August 2014, the Court entered an order granting in part PCB’s motion to dismiss. The sole surviving claim relates to PCB’s item processing policy. On September 10, 2014, plaintiffs filed a motion for leave to file a second amended complaint to correct certain deficiencies noted in the court’s decision and order. PCB subsequently filed a motion in opposition to plaintiff’s motion for leave to amend and further sought to compel arbitration. In June 2015, this matter was reassigned to a new judge and on July 22, 2015, such Court denied PCB’s motion to compel arbitration and granted plaintiffs’ motion for leave to amend the complaint to replead certain claims based on item processing reordering, misstatement of balance information and failure to notify customers in advance of potential overdrafts. The Court did not, however, allow plaintiffs to replead their claim for the alleged breach of the implied covenant of good faith and fair dealing. On August 12, 2015, the Plaintiffs filed a second amended complaint. On August 24, 2015, PCB filed a Notice of Appeal as to the order granting leave to file the second amended complaint and on September 17, 2015, it filed a motion to dismiss the second amended complaint. On February 18, 2016, the Court granted in part and denied in part PCB’s pending motion to dismiss. The Court dismissed plaintiffs’ unfair and deceptive acts and trade practices claim to the extent it sought to recover overdraft fees incurred prior to September 2011. On March 28, 2016, PCB filed an answer to second amended complaint and on April 7, 2016, it filed a notice of appeal on the partial denial of PCB’s motion to dismiss. A mediation session held on September 21, 2016 proved unsuccessful. Discovery is ongoing.

E-LOAN

PCB has also been named a defendant in a complaint for breach of contract regarding certain alleged repurchase obligations in connection with the origination and sale of residential mortgage loans sold by E-LOAN to plaintiff. In January 2015, the court consolidated this action with the matter of In re: RFC and RESCAP Liquidating Trust Litigation, which is composed of approximately 70 other matters involving repurchase obligation claims filed by RFC, for pretrial purposes. A joint mediation hearing was held on September 21, 2016 but did not result in the settlement of this matter. The case is currently in discovery.

Nora Fernandez v. UBS

BPPR and Popular Securities have also been named defendants in a putative class action complaint captioned Nora Fernandez, et al. v. UBS, et al., filed in the United States District Court for the Southern District of New York (SDNY) on May 5, 2014 on behalf of investors in 23 Puerto Rico closed-end investment companies. UBS Financial Services Incorporated of Puerto Rico, another named defendant, is the sponsor and co-sponsor of all 23 funds, while BPPR was co-sponsor, together with UBS, of nine (9) of those funds. Plaintiffs allege breach of fiduciary duty and breach of contract against Popular Securities, aiding and abetting breach of fiduciary duty against BPPR, and similar claims against the UBS entities. The complaint seeks unspecified damages, including disgorgement of fees and attorneys’ fees. On May 30, 2014, plaintiffs voluntarily dismissed their class action in the SDNY and on that same date, they filed a virtually identical complaint in the USDC-PR and requested that the case be consolidated with the matter of In re: UBS Financial Services Securities Litigation, a class action currently pending before the USDC-PR in which neither BPPR nor Popular Securities are parties. The UBS defendants filed an opposition to the consolidation request and moved to transfer the case back to the SDNY on the ground that the relevant agreements between the parties contain a choice of forum clause, with New York as the selected forum. The Popular defendants joined the opposition and motion filed by UBS. By order dated January 30, 2015, the court denied the plaintiffs’ motion to consolidate. By order dated March 30, 2015, the court granted defendants’ motion to transfer. On May 8, 2015, plaintiffs filed an amended complaint in the SDNY containing virtually identical allegations with respect to Popular Securities and BPPR. Defendants filed motions to dismiss the amended complaint on June 18, 2015. Oral arguments were held on the motions to dismiss in front of Judge Stein of the SDNY on October 14, 2016. On December 7, 2016, Judge Stein largely granted the motion to dismiss of BPPR and Popular Securities. Judge Stein’s order (“Order”) dismissed all claims against BPPR and all but two breach of contract claims against Popular Securities brought by one named plaintiff. Specifically, the Order dismissed claims stemming from purchases of the funds in 2005, 2007 and 2011 as time-barred by the Puerto Rico Uniform Securities Act. The Order also dismissed the claims for breach of fiduciary duty, aiding and abetting of a breach of fiduciary duty, and breach of the covenant of good faith and fair dealing stemming from a 2012 purchase for failure to state a claim. The Court granted Plaintiffs 21 days to amend the complaint for the 2012 claims only, but plaintiffs chose not to replead. The Order stated that the final two contract claims, which allege that Popular Securities failed to conduct a suitability analysis for the named plaintiff as required by the parties’ contract would be allowed to proceed, because the Court was not prepared at the motion to dismiss stage, to conclude that the plaintiff was responsible for all investments enough to eliminate Popular Securities’ obligations regarding suitability. The parties are currently in the discovery phase of the case.

Hazard Insurance Commission-Related Litigation

Popular, Inc., BPPR and Popular Insurance, LLC (the “Popular Defendants”) have recently been named defendants in a putative class action complaint captioned Perez Díaz v. Popular, Inc., et al. The complaint seeks damages and preliminary and permanent injunctive relief on behalf of the purported class against the Popular Defendants, as well as Antilles Insurance Company, Real Legacy Insurance Company and MAPFRE-PRAICO Insurance Company (the “Defendant Insurance Companies”). Plaintiffs essentially allege that the Popular Defendants have been unjustly enriched by failing to reimburse them for commissions paid by the Defendant Insurance Companies to the insurance agent and/or mortgagee for policy years when no claims were filed against their hazard insurance policies. They demand the reimbursement to the purported “class” of an estimated $400,000,000, plus legal interest, for the “good experience” commissions allegedly paid by the Defendant Insurance Companies during the relevant time period, as well as injunctive relief seeking to enjoin the Defendant Insurance Companies from paying commissions to the insurance agent/mortgagee and ordering them to pay those fees directly to the insured. A hearing on the request for preliminary injunction and other matters was held on February 15, 2017, as a result of which plaintiffs withdrew their request for preliminary injunctive relief. A motion for dismissal on the merits filed by all defendants, which was unopposed as of the date of the hearing, was denied with a right to replead following limited targeted discovery.

BPPR has separately been named a defendant in a putative class action complaint captioned Ramirez Torres, et al. v. Banco Popular de Puerto Rico, et al. The complaint seeks damages and preliminary and permanent injunctive relief on behalf of the purported class against the Popular Defendants, as well other financial institutions with insurance brokerage subsidiaries in Puerto Rico. Plaintiffs essentially contend that in November 2015, Antilles Insurance Company obtained approval from the Puerto Rico Insurance Commissioner to market an endorsement that allowed its customers to obtain a reimbursement on their insurance deductible for good experience, but that defendants failed to offer this product or disclose its existence to their customers, favoring other products instead, in violation of their duties as insurance brokers. Plaintiffs seek a determination that defendants unlawfully failed to comply with their legal and contractual duty to disclose the existence of this new insurance product, as well as double or treble damages (the latter subject to a determination that defendants engaged in anti-monopolistic practices in failing to offer this product).

Other Matters

Puerto Rico Bonds and Closed-End Investment Funds

The volatility in prices and declines in value that Puerto Rico municipal bonds and closed-end investment companies that invest primarily in Puerto Rico municipal bonds have experienced since August 2013 have led to regulatory inquiries, customer complaints and arbitrations for most broker-dealers in Puerto Rico, including Popular Securities. Popular Securities has received customer complaints and is named as a respondent (among other broker-dealers) in 59 arbitration proceedings with aggregate claimed damages of approximately $168 million, including one arbitration with claimed damages of $78 million in which one other Puerto Rico broker-dealer is a co-defendant. It is the view of the Corporation that Popular Securities has meritorious defenses to the claims asserted. The Government’s defaults on its debt, its intention to pursue a comprehensive debt restructuring, including specifically its decisions to declare a moratorium on certain principal payments on bonds including those issued by Government Development Bank for Puerto Rico (the “GDB”), may increase the number of customer complaints (and claimed damages) against Popular Securities concerning Puerto Rico bonds, including bonds issued by GDB, and closed-end investment companies that invest primarily in Puerto Rico bonds. An adverse result in the matters described above or a significant increase in customer complaints could have a material adverse effect on Popular.

Mortgage-Related Investigations

The Corporation and its subsidiaries from time to time receive requests for information from departments of the U.S. government that investigate mortgage-related conduct. In particular, the BPPR has received subpoenas and other requests for information from the Federal Housing Finance Agency’s Office of the Inspector General, the Civil Division of the Department of Justice, the Special Inspector General for the Troubled Asset Relief Program and the Federal Department of Housing and Urban Development’s Office of the Inspector General mainly concerning real estate appraisals and residential and construction loans in Puerto Rico. The Corporation is cooperating with these requests.

FDIC Commercial Loss Share Arbitration Proceedings

As described under “Note 12 – FDIC loss share asset and true-up payment obligation”, in connection with the Westernbank FDIC-assisted transaction, on April 30, 2010, BPPR entered into loss share agreements with the FDIC, as receiver, with respect to the covered loans and other real estate owned (“OREO”) that it acquired in the transaction. Pursuant to the terms of the loss share agreements, the FDIC’s obligation to reimburse BPPR for losses with respect to covered assets began with the first dollar of loss incurred. The FDIC was obligated to reimburse BPPR for 80% of losses with respect to covered assets, and BPPR must reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid 80% reimbursement under those loss share agreements. The loss share agreements contain specific terms and conditions regarding the management of the covered assets that BPPR must follow in order to receive reimbursement for losses from the FDIC. BPPR believes that it has complied with such terms and conditions. The loss share agreement applicable to the covered commercial and OREO described below provided for loss sharing by the FDIC through the quarter ending June 30, 2015 and provides for reimbursement to the FDIC for recoveries through the quarter ending June 30, 2018.

December 2014 Dispute

On November 25, 2014, the FDIC notified BPPR that it (a) would not reimburse BPPR under the commercial loss share agreement for a $66.6 million loss claim on eight related real estate loans that BPPR restructured and consolidated (collectively, the “Disputed Asset”), and (b) would no longer treat the Disputed Asset as a “Shared-Loss Asset” under the commercial loss share agreement. The FDIC alleged that BPPR’s restructuring and modification of the underlying loans did not constitute a “Permitted Amendment” under the commercial loss share agreement, thereby causing the bank to breach Article III of the commercial loss share agreement. BPPR disagreed with the FDIC’s determinations relating to the Disputed Asset, and accordingly, on December 19, 2014, delivered to the FDIC a notice of dispute under the commercial loss share agreement.

BPPR’s loss share agreements with the FDIC specify that disputes can be submitted to arbitration before a review board under the commercial arbitration rules of the American Arbitration Association. On March 19, 2015, BPPR filed a statement of claim with the American Arbitration Association requesting that a review board determine BPPR and the FDIC’s disputes concerning the Disputed Asset. The statement of claim requested a declaration that the Disputed Asset was properly considered a “Shared-Loss Asset” under the commercial loss share agreement, a declaration that the restructuring was a “Permitted Amendment” under the commercial loss share agreement, and an order that the FDIC reimburse the bank for approximately $53.3 million for the Charge-Off of the Disputed Asset, plus interest at the applicable rate. On April 1, 2015, the FDIC notified BPPR that it was clawing back approximately $1.7 million in reimbursable expenses relating to the Disputed Asset that the FDIC had previously paid to BPPR. Thus, on April 13, 2015, BPPR notified the American Arbitration Association and the FDIC of an increase in the amount of its damages by approximately $1.7 million. The review board in the arbitration concerning the Disputed Asset was comprised of one arbitrator appointed by BPPR, one arbitrator appointed by the FDIC and a third arbitrator selected by agreement of those arbitrators. The arbitration hearing was held in August 2016.

On October 3, 2016, the review board in the arbitration described above issued a final award denying BPPR’s request for reimbursement on the Disputed Asset. As a result, for the quarter ended September 30, 2016, the Corporation recognized a pre-tax charge of approximately $55 million and a corresponding reduction to its FDIC indemnification asset.

March 2015 Dispute

In addition, in November and December 2014, BPPR proposed two separate portfolio sales of Shared-Loss Assets to the FDIC. The FDIC refused to consent to either sale, stating that those sales did not represent best efforts to maximize collections on Shared-Loss Assets under the commercial loss share agreement. In March 2015, BPPR proposed a third portfolio sale to the FDIC, and in May 2015, BPPR proposed a fourth portfolio sale to the FDIC.

BPPR disagreed with the FDIC’s characterization of the November and December 2014 portfolio sale proposals and with the FDIC’s interpretation of the commercial loss share agreement provision governing portfolio sales. Accordingly, on March 13, 2015, BPPR delivered to the FDIC a notice of dispute under the commercial loss share agreement. On June 8, 2015, BPPR filed a statement of claim with the American Arbitration Association requesting that a review board resolve the disputes concerning those proposed portfolio sales. On June 15, 2015, BPPR amended its statement of claim to include a claim for the FDIC-R’s refusal to timely concur in the third sale proposed in March 2015. On June 29, 2015, the FDIC informed BPPR that it would reimburse the bank for losses arising from the primary portfolio of the third proposed sale, but only subject to conditions to which BPPR objected. The FDIC also informed BPPR that it would not concur in the sale of the remainder (the “secondary portfolio”) of the third proposed sale or in the fourth proposed sale. On September 4, 2015, BPPR filed a second amended statement of claim concerning the FDIC’s refusal to concur in the third and fourth portfolio sales as proposed by BPPR.

On November 25, 2015, BPPR completed the sale of the loans in the primary portfolio of the third proposed sale, the losses from which the FDIC partially reimbursed on July 18, 2016. On June 30, 2016, BPPR completed the sales of the remaining loans included in all of its proposed portfolio sales.

In connection with the arbitration concerning the proposed portfolio sales, BPPR sought damages in the amount of $88.5 million plus interest. The FDIC filed a counterclaim for recoveries allegedly lost on six loans included in the third proposed sale and on the loans and related assets included in the subsequent sales. The arbitration hearing was held in November 2016. The review board in the arbitration was comprised of one arbitrator appointed by BPPR, one arbitrator appointed by the FDIC and a third arbitrator selected by agreement of those arbitrators. On December 12, 2016, the Review Board issued an award denying BPPR’s loss-share claims on the portfolio sales. As a result, for the quarter ended December 31, 2016, the Corporation recognized a pre-tax charge of approximately $116.8 million in connection with unreimbursed losses considered in the arbitration, the related adjustment to the true-up obligation owed to the FDIC at the end of the loss-share agreements in 2020 and recoveries previously incorporated in the net damages claimed in the arbitration. On January 11, 2017, the FDIC dismissed its counterclaim without prejudice.

January 2016 Dispute

On November 12, 2015, the FDIC notified BPPR that it (a) would deny certain claims included in BPPR’s Second Quarter 2015 Quarterly Certificate and (b) withhold payment of approximately $5.5 million attributed to $6.9 million in losses BPPR claimed under that certificate. In support of its denial, the FDIC alleged that BPPR did not comply with its obligations under the commercial loss share agreement, including compliance with certain provisions of GAAP, acting in accordance with prudent banking practices, managing Shared-Loss Assets in the same manner as BPPR’s non-Shared-Loss Assets, and using best efforts to maximize collections on the Shared-Loss Assets. BPPR disagreed with the FDIC’s allegations relating to the denied claims included in BPPR’s Second Quarter 2015 Quarterly Certificate, and accordingly, on January 27, 2016 delivered to the FDIC a notice of dispute under the commercial loss share agreement. On May 20, 2016, BPPR filed a demand for arbitration with the American Arbitration Association requesting that a review board, comprised of one arbitrator appointed by the BPPR, one arbitrator appointed by the FDIC and a third arbitrator selected by agreement of those arbitrators, resolve the disputes arising from BPPR’s filing of the Second Quarter 2015 Quarterly Certificate and award BPPR damages in the amount of $4.9 million. On June 29, 2016, the FDIC filed its answering statement and counterclaim, seeking a declaration that the FDIC properly denied a portion of the bank’s shared-loss claim for one of the subject assets. In December 2016, the FDIC withdrew its counterclaim with prejudice on the condition that BPPR agree not to challenge the FDIC’s refusal to reimburse the losses on the loan that was the subject of the FDIC’s counterclaim. On February 10, 2017, BPPR withdrew one of its claims, as a result of which its damages demand was reduced to approximately $4.3 million.

December 2016 Dispute

On December 16, 2016, the FDIC initiated a proceeding before the same panel that sat on a prior arbitration proceeding between BPPR and the FDIC that resulted in a settlement among the parties dated as of October 2014. The panel’s chair also sat on the December 2015 Dispute that resulted in an adverse award for BPPR. Through this proceeding, the FDIC sought to claw back a $12.6 million reimbursement paid on one of the Shared-Loss Assets at issue in the January 2016 Dispute.

On February 23, 2017, the FDIC and BPPR entered into a settlement in principle whereby the parties agreed to withdraw both the January 2016 and the December 2016 Disputes in exchange for a payment by BPPR to the FDIC of approximately $5.5 million. The Corporation does not expect such payment to have a material impact on the value of our loss share asset and related true-up payment obligation to the FDIC.

The loss sharing agreement applicable to single-family residential mortgage loans provides for FDIC loss sharing and BPPR reimbursement to the FDIC for ten years (ending on June 30, 2020). As of December 31, 2016, the carrying value of covered loans approximated $573 million, mainly comprised of single-family residential mortgage loans. To the extent that estimated losses on covered loans are not realized before the expiration of the applicable loss sharing agreement, such losses would not be subject to reimbursement from the FDIC and, accordingly, would require us to make a material adjustment in the value of our loss share asset and the related true up payment obligation to the FDIC and could have a material adverse effect on our financial results for the period in which such adjustment is taken.

Note 29 – Non-consolidated variable interest entities

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

The Corporation holds variable interests in these VIEs in the form of agency mortgage-backed securities and collateralized mortgage obligations, including those securities originated by the Corporation and those acquired from third parties. Additionally, the Corporation holds agency mortgage-backed securities, agency collateralized mortgage obligations and private label collateralized mortgage obligations issued by third party VIEs in which it has no other form of continuing involvement. Refer to Note 32 to the consolidated financial statements for additional information on the debt securities outstanding at December 31, 2016 and 2015, which are classified as available-for-sale and trading securities in the Corporation’s consolidated statements of financial condition. In addition, the Corporation holds variable interests in the form of servicing fees, since it retains the right to service the transferred loans in those government-sponsored special purpose entities (“SPEs”) and may also purchase the right to service loans in other government-sponsored SPEs that were transferred to those SPEs by a third-party.

The following table presents the carrying amount and classification of the assets related to the Corporation’s variable interests in non-consolidated VIEs and the maximum exposure to loss as a result of the Corporation’s involvement as servicer of GNMA and FNMA loans at December 31, 2016 and 2015.

(In thousands)	2016	2015
Assets
Servicing assets:
Mortgage servicing rights	$158,562	$163,224

Total servicing assets	$158,562	$163,224

Other assets:
Servicing advances	$20,787	$24,431

Total other assets	$20,787	$24,431

Total assets	$179,349	$187,655

Maximum exposure to loss	$179,349	$187,655

The size of the non-consolidated VIEs, in which the Corporation has a variable interest in the form of servicing fees, measured as the total unpaid principal balance of the loans, amounted to $12.3 billion at December 31, 2016 (December 31, 2015 - $12.8 billion).

The Corporation determined that the maximum exposure to loss includes the fair value of the MSRs and the assumption that the servicing advances at December 31, 2016 and 2015 will not be recovered. The agency debt securities are not included as part of the maximum exposure to loss since they are guaranteed by the related agencies.

In September of 2011, BPPR sold construction and commercial real estate loans to a newly created joint venture, PRLP 2011 Holdings, LLC. In March of 2013, BPPR completed a sale of commercial and construction loans, and commercial and single family real estate owned to a newly created joint venture, PR Asset Portfolio 2013-1 International, LLC.

These joint ventures were created for the limited purpose of acquiring the loans from BPPR; servicing the loans through a third-party servicer; ultimately working out, resolving and/or foreclosing the loans; and indirectly owning, operating, constructing, developing, leasing and selling any real properties acquired by the joint ventures through deed in lieu of foreclosure, foreclosure, or by resolution of any loan.

BPPR provided financing to PRLP 2011 Holdings, LLC and PR Asset Portfolio 2013-1 International, LLC for the acquisition of the assets in an amount equal to the acquisition loan of $86 million and $182 million, respectively. The acquisition loans have a 5-year maturity and bear a variable interest at 30-day LIBOR plus 300 basis points and are secured by a pledge of all of the acquiring entity’s assets. In addition, BPPR provided these joint ventures with a non-revolving advance facility (the “advance facility”) of $69 million and $35 million, respectively, to cover unfunded commitments and costs-to-complete related to certain construction projects, and a revolving working capital line (the “working capital line”) of $20 million and $30 million, respectively, to fund certain operating expenses of the joint venture. As part of these transactions, BPPR received $ 48 million and $92 million, respectively, in cash and a 24.9% equity interest in each joint venture. The Corporation is not required to provide any other financial support to these joint ventures.

BPPR accounted for both transactions as a true sale pursuant to ASC Subtopic 860-10.

The Corporation has determined that PRLP 2011 Holdings, LLC and PR Asset Portfolio 2013-1 International, LLC are VIEs but it is not the primary beneficiary. All decisions are made by Caribbean Property Group (“CPG”) (or an affiliate thereof) (the “Manager”), except for certain limited material decisions which would require the unanimous consent of all members. The Manager is authorized to execute and deliver on behalf of the joint ventures any and all documents, contracts, certificates, agreements and instruments, and to take any action deemed necessary in the benefit of the joint ventures.

The Corporation holds variable interests in these VIEs in the form of the 24.9% equity interests and the financing provided to these joint ventures. The equity interest is accounted for under the equity method of accounting pursuant to ASC Subtopic 323-10.

The following tables present the carrying amount and classification of the assets and liabilities related to the Corporation’s variable interests in the non-consolidated VIEs, PRLP 2011 Holdings, LLC and PR Asset Portfolio 2013- International, LLC, and their maximum exposure to loss at December 31, 2016 and 2015.

	PRLP 2011 Holdings, LLC		PR Asset Portfolio 2013-1 International, LLC
(In thousands)	2016	2015	2016	2015
Assets
Loans held-in-portfolio:
Acquisition loan	$—	$—	$—	$35,121
Advances under the working capital line	—	579	1,391	885
Advances under the advance facility	—	401	2,475	22,296

Total loans held-in-portfolio	$—	$980	$3,866	$58,302

Accrued interest receivable	$—	$10	$19	$169
Other assets:
Equity investment	$9,167	$13,069	$22,378	$25,094

Total assets	$9,167	$14,059	$26,263	$83,565

Liabilities

Deposits	$(1,127)	$(18,808)	$(9,692)	$(11,772)

Total liabilities	$(1,127)	$(18,808)	$(9,692)	$(11,772)

Total net assets (liabilities)	$8,040	$(4,749)	$16,571	$71,793

Maximum exposure to loss	$8,040	$—	$16,571	$71,793

The Corporation determined that the maximum exposure to loss under a worst case scenario at December 31, 2016 would be not recovering the net assets held by the Corporation as of the reporting date.

ASU 2009-17 requires that an ongoing primary beneficiary assessment should be made to determine whether the Corporation is the primary beneficiary of any of the VIEs it is involved with. The conclusion on the assessment of these non-consolidated VIEs has not changed since their initial evaluation. The Corporation concluded that it is still not the primary beneficiary of these VIEs, and therefore, these VIEs are not required to be consolidated in the Corporation’s financial statements at December 31, 2016.

Note 30 – Derivative instruments and hedging activities

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

The credit risk attributed to the counterparty’s nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by the fair value measurements guidance, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. During the year ended December 31, 2016, inclusion of the credit risk in the fair value of the derivatives resulted in loss of $0.9 million (2015 –loss of $ 0.8 million; 2014 –loss of $ 0.1 million) from the Corporation’s credit standing adjustment and a gain of $0.4 million (2015 – gain of $ 0.3 million; 2014 – gain of $1.2 million) from the assessment of the counterparties’ credit risk.

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

Pursuant to the Corporation’s accounting policy, the fair value of derivatives is not offset with the amounts for the right to reclaim cash collateral or the obligation to return cash collateral. At December 31, 2016, the amount recognized for the right to reclaim cash collateral under master netting agreements was $4 million and no amount was recognized for the obligation to return cash collateral (December 31, 2015 - $ 10 million and no amount, respectively).

Certain of the Corporation’s derivative instruments include financial covenants tied to the corresponding banking subsidiary’s well-capitalized status and credit rating. These agreements could require exposure collateralization, early termination or both. The aggregate fair value of all derivative instruments with contingent features that were in a liability position at December 31, 2016 was $0.8 million (December 31, 2015 - $ 4 million). Based on the contractual obligations established on these derivative instruments, the Corporation has fully collateralized these positions by pledging collateral of $4 million at December 31, 2016 (December 31, 2015 - $ 10 million).

Financial instruments designated as cash flow hedges or non-hedging derivatives outstanding at December 31, 2016 and 2015 were as follows:

	Notional amount		Derivative assets			Derivative liabilities
	At December 31,		Statement of condition	Fair value at December 31,		Statement of condition	Fair value at December 31,
(In thousands)	2016	2015	classification	2016	2015	classification	2016	2015
Derivatives designated as hedging instruments:
Forward contracts	$105,290	$109,900	Other assets	$34	$24	Other liabilities	$715	$232

Total derivatives designated as hedging instruments	$105,290	$109,900		$34	$24		$715	$232

Derivatives not designated as hedging instruments:
Forward contracts	$709	$—	Trading account securities	$9	$—	Other liabilities	$—	$—
Interest rate swaps	112,554	189,152	Other assets	759	3,760	Other liabilities	810	4,144
Foreign currency forward contracts	2,637	140	Other assets	36	1	Other liabilities	22	—
Interest rate caps	191,738	94,680	Other assets	388	94	Other liabilities	331	94
Indexed options on deposits	73,470	90,409	Other assets	12,868	13,080	—	—	—
Bifurcated embedded options	69,957	86,283	—	—	—	Interest bearing deposits	10,964	9,873

Total derivatives not designated as hedging instruments:	$451,065	$460,664		$14,060	$16,935		$12,127	$14,111

Total derivative assets and liabilities	$556,355	$570,564		$14,094	$16,959		$12,842	$14,343

Cash Flow Hedges

The Corporation utilizes forward contracts to hedge the sale of mortgage-backed securities with duration terms over one month. Interest rate forwards are contracts for the delayed delivery of securities, which the seller agrees to deliver on a specified future date at a specified price or yield. These forward contracts are hedging a forecasted transaction and thus qualify for cash flow hedge accounting. Changes in the fair value of the derivatives are recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) corresponding to these forward contracts is expected to be reclassified to earnings in the next twelve months. These contracts have a maximum remaining maturity of 80 days at December 31, 2016.

For cash flow hedges, net gains (losses) on derivative contracts that are reclassified from accumulated other comprehensive income (loss) to current period earnings are included in the line item in which the hedged item is recorded and during the period in which the forecasted transaction impacts earnings, as presented in the tables below.

Year ended December 31, 2016
(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion, ineffective portion, and amount excluded from effectiveness testing)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)
Forward contracts	$(3,612)	Mortgage banking activities	$(3,148)	$(1)

Total	$(3,612)		$(3,148)	$(1)

Year ended December 31, 2015
(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion, ineffective portion, and amount excluded from effectiveness testing)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)
Forward contracts	$(4,376)	Mortgage banking activities	$(4,719)	$17

Total	$(4,376)		$(4,719)	$17

Year ended December 31, 2014
(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion, ineffective portion, and amount excluded from effectiveness testing)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion and amount excluded from effectiveness testing)
Forward contracts	$(6,613)	Mortgage banking activities	$(6,091)	$(109)

Total	$(6,613)		$(6,091)	$(109)

Fair Value Hedges

At December 31, 2016 and 2015, there were no derivatives designated as fair value hedges.

Non-Hedging Activities

For the year ended December 31, 2016, the Corporation recognized a loss of $ 0.1 million (2015 – loss of $ 0.3 million; 2014 – loss of $ 8.5 million) related to its non-hedging derivatives, as detailed in the table below.

	Amount of Net Gain (Loss) Recognized in Income on Derivatives
(In thousands)	Classification of Net Gain (Loss) Recognized in Income on Derivatives	Year ended December 31, 2016	Year ended December 31, 2015	Year ended December 31, 2014
Forward contracts	Mortgage banking activities	$(160)	$(389)	$(10,876)
Interest rate swaps	Other operating income	333	300	1,223
Foreign currency forward contracts	Other operating income	27	49	8
Foreign currency forward contracts	Interest expense	12	(4)	5
Interest rate caps	Other operating income	57	—	—
Indexed options on deposits	Interest expense	1,981	(334)	2,815
Bifurcated embedded options	Interest expense	(2,374)	73	(1,666)

Total		$(124)	$(305)	$(8,491)

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

Note 31 – Related party transactions

The Corporation grants loans to its directors, executive officers, including certain related individuals or organizations, and affiliates in the ordinary course of business. The activity and balance of these loans were as follows:

(In thousands)
Balance at December 31, 2014	$158,094
New loans	29,488
Payments	(45,951)
Other changes	23,607

Balance at December 31, 2015	$165,238
New loans	2,639
Payments	(30,369)
Other changes	(687)

Balance at December 31, 2016	$136,551

New loans and payments includes disbursements and collections from existing lines of credit.

In June 2006, family members of a director of the Corporation, obtained a $0.8 million mortgage loan from Popular Mortgage, Inc., secured by a residential property. The director was not a director of the Corporation at the time the loan was made. In March, 2012 the loan was restructured under the Corporation’s loss mitigation program. The balance due on the loan at December 31, 2016 was approximately $0.9 million.

The brother-in-law of an Executive Vice President of the Corporation, became delinquent on a series of commercial loans granted to him by BPPR. Certain of the loans are secured by real estate and BPPR commenced collection and foreclosure proceedings in February 2014. The foreclosure proceedings were completed in June 2016, when the loans had a principal outstanding balance of $0.7 million. BPPR had charged off $0.5 million on these loans. The same brother-in law of the Executive Vice President of the Corporation, also has a participation in two entities, each of which has a real estate development loan with BPPR. The first loan is to an entity in which he owns a 50% equity interest. The loan is payable from the proceeds of the sale of residential units. The outstanding balance on the loan as of December 31, 2016 was approximately $0.1 million. The second loan is to an entity in which this individual owns a 33% equity interest and which was secured with undeveloped land. In June 2016, this loan had a balance of approximately $0.4 million and was resolved through a discounted payoff in for the amount of $0.3 million. The brother of this same Executive Vice President of the Corporation was granted a commercial loan in 2008. During 2015 and 2016, this loan was modified under a payment plan. The outstanding balance of the loan as of December 31, 2016 was of approximately $0.2 million.

On April 10, 2014, BPPR sold two undeveloped parcels of land, which had been foreclosed by BPPR, for the aggregate price of $2.7 million to an entity controlled by a shareholder of the Corporation. On June 30, 2014, BPPR sold a parcel of land, which had been foreclosed by BPPR, to an entity controlled by this same shareholder of the Corporation for $5.3 million. These sales were made on terms and conditions similar to the sale to unaffiliated parties of other real estate assets that have been foreclosed by BPPR and are held for sale. On June 5, 2014, certain borrowers of BPPR sold five real estate properties to affiliates of this same shareholder of the Corporation, as part of a settlement agreement that was executed by said borrowers with BPPR. As part of this settlement, BPPR received payments amounting to $16.7 million from the borrowers and guarantors of the loans that were settled. The settlement of these loans was made on terms and conditions similar to the settlement of other non-performing loans previously settled by BPPR in transactions where only unaffiliated parties were involved.

The Corporation has had loan transactions with the Corporation’s directors, executive officers, including certain related individuals or organizations, and affiliates, and proposes to continue such transactions in the ordinary course of its business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with third parties, except as disclosed above. Except as discussed above, the extensions of credit have not involved and do not currently involve more than normal risks of collection or present other unfavorable features.

At December 31, 2016, the Corporation’s banking subsidiaries held deposits from related parties, excluding EVERTEC, Inc. (“EVERTEC”) amounting to $328 million (2015 - $234 million).

From time to time, the Corporation, in the ordinary course of business, obtains services from related parties that have some association with the Corporation. Management believes the terms of such arrangements are consistent with arrangements entered into with independent third parties.

During 2014, the Corporation engaged, in the ordinary course of business, the legal services of a law firm in Puerto Rico, in which the Secretary of the Board of Directors of Popular, Inc. acted as senior counsel or as partner. The fees paid to this law firm for the year 2014 amounted to approximately $0.7 million . During 2014, the Corporation also engaged, in the ordinary course of business, the legal services of a law firm in Puerto Rico, of which the Corporation’s Executive Vice President and Chief Legal Officer and Secretary of the Board of Directors was a member until September 2014. The fees paid to this law firm for fiscal year 2014 amounted to approximately $3.8 million, which include $0.6 million paid by the Corporation’s clients in connection with commercial loan transactions. In addition, this law firm leased office space in the Corporation’s headquarters building, which is owned by BPPR, and engaged BPPR as custodian of its retirement plan. During 2014, this law firm made lease payments to BPPR of approximately $0.7 million and paid BPPR approximately $0.1 million for its services as custodian. The rent and trustee fees paid by this law firm were at market rates.

For the year ended December 31, 2016, the Corporation made contributions of approximately $1.5 million to Banco Popular Foundations, which are not-for-profit corporations dedicated to philanthropic work (2015 - $0.7 million).

The Corporation provides advisory services to several Puerto Rico investment companies in exchange for a fee. The Corporation also provides administrative, custody and transfer agency services to these investment companies. These fees are calculated at an annual rate of the average net assets of the investment company, as defined in each agreement. Due to its advisory role, the Corporation considers these investment companies as related parties.

For the year ended December 31, 2016 administrative fees charged to these investment companies amounted to $8.6 million (2015 - $9.1 million) and waived fees amounted to $2.8 million (2015 - $3.3 million), for a net fee of $5.8 million (2015 - $5.8 million).

The Corporation, through its subsidiary Banco Popular de Puerto Rico, has also entered into lines of credit facilities with these companies. As of December 31, 2016, the available lines of credit facilities amounted to $357 million (2015 - $364 million). The aggregate sum of all outstanding balances under all credit facilities that may be made available by BPPR, from time to time, to those Puerto Rico investment companies for which BPPR acts as investment advisor or co-investment advisor, shall never exceed the lesser of $200 million or 10% of BPPR’s capital.

The Corporation also considers its equity method investees as related parties. On December 2016, BPPR extended a credit facility of $50 million to one of its equity method investees, Banco BHD León. The following provides additional information on transactions with equity method investees considered related parties.

Related party transactions with EVERTEC, as an affiliate

The Corporation has an investment in EVERTEC, Inc. (“EVERTEC”), which provides various processing and information technology services to the Corporation and its subsidiaries and gives BPPR access to the ATH network owned and operated by EVERTEC. As of December 31, 2016, the Corporation’s stake in EVERTEC was 16.05%.The Corporation continues to have significant influence over EVERTEC. Accordingly, the investment in EVERTEC is accounted for under the equity method and is evaluated for impairment if events or circumstances indicate that a decrease in value of the investment has occurred that is other than temporary.

On May 26, 2016, EVERTEC, Inc. filed its Annual Report on Form 10-K for the year ended December 31, 2015, which included restated audited results for the years ended December 31, 2014 and 2013, correcting certain errors involved with the accounting for tax positions taken by EVERTEC in the 2010 tax year and other miscellaneous accounting adjustments. The Corporation’s proportionate share of the cumulative impact of the EVERTEC restatement and other corrective adjustments to its financial statements was approximately $2.2 million and is reflected as part of other non-interest income.

The Corporation received $4.7 million in dividend distributions during the year ended December 31, 2016 from its investments in EVERTEC’s holding company (December 31, 2015 - $4.7 million). The Corporation’s equity in EVERTEC is presented in the table which follows and is included as part of “other assets” in the consolidated statement of financial condition.

(In thousands)	December 31, 2016	December 31, 2015
Equity investment in EVERTEC	$38,904	$33,590

The Corporation had the following financial condition balances outstanding with EVERTEC at December 31, 2016 and December 31, 2015. Items that represent liabilities to the Corporation are presented with parenthesis.

(In thousands)	December 31, 2016	December 31, 2015
Accounts receivable (Other assets)	$6,394	$3,148
Deposits	(14,899)	(23,973)
Accounts payable (Other liabilities)	(20,372)	(16,192)

Net total	$(28,877)	$(37,017)

The Corporation’s proportionate share of income or loss from EVERTEC is included in other operating income in the consolidated statements of operations. The following table presents the Corporation’s proportionate share of EVERTEC’s income and changes in stockholders’ equity for the years ended December 31, 2016, 2015 and 2014.

	Years ended December 31,
(In thousands)	2016	2015	2014
Share of income from investment in EVERTEC	$11,796	$11,593	$10,536
Share of other changes in EVERTEC’s stockholders’ equity	(573)	1,636	381

Share of EVERTEC’s changes in equity recognized in income	$11,223	$13,229	$10,917

The following tables present the impact of transactions and service payments between the Corporation and EVERTEC (as an affiliate) and their impact on the results of operations for the years ended December 31, 2016, 2015 and 2014. Items that represent expenses to the Corporation are presented with parenthesis.

	Years ended December 31,
(In thousands)	2016	2015	2014	Category
Interest expense on deposits	$(64)	$(58)	$(67)	Interest expense
ATH and credit cards interchange income from services to EVERTEC	29,739	27,816	26,646	Other service fees
Rental income charged to EVERTEC	6,995	6,898	6,874	Net occupancy
Processing fees on services provided by EVERTEC	(178,524)	(164,809)	(154,839)	Professional fees
Other services provided to EVERTEC	1,052	1,311	1,012	Other operating expenses

Total	$(140,802)	$(128,842)	$(120,374)

EVERTEC had a letter of credit issued by BPPR, for the amount of $4.2 million at December 31, 2015, which expired on February 10, 2016.

PRLP 2011 Holdings, LLC

As indicated in Note 29 to the consolidated financial statements, the Corporation holds a 24.9% equity interest in PRLP 2011 Holdings, LLC and currently holds certain deposits from the entity.

The Corporation’s equity in PRLP 2011 Holdings, LLC is presented in the table which follows and is included as part of “other assets” in the consolidated statements of financial condition.

(In thousands)	December 31, 2016	December 31, 2015
Equity investment in PRLP 2011 Holdings, LLC	$9,167	$13,069

The Corporation had the following financial condition balances outstanding with PRLP 2011 Holdings, LLC at December 31, 2016 and December 31, 2015.

(In thousands)	December 31, 2016	December 31, 2015
Loans	$—	$980
Accrued interest receivable	—	10
Deposits (non-interest bearing)	(1,127)	(18,808)

Net total	$(1,127)	$(17,818)

The Corporation’s proportionate share of income or loss from PRLP 2011 Holdings, LLC is included in other operating income in the consolidated statements of operations. The following table presents the Corporation’s proportionate share of loss from PRLP 2011 Holdings, LLC for the years ended December 31, 2016, 2015 and 2014.

	Years ended December 31,
(In thousands)	2016	2015	2014
Share of loss from the equity investment in PRLP 2011 Holdings, LLC	$(502)	$(4,021)	$(2,947)

During the year ended December 31, 2016 the Corporation received $3.4 million in capital distributions from its investment in PRLP 2011 Holdings, LLC (December 31, 2015 - $6.6 million). The following table presents transactions between the Corporation and PRLP 2011 Holdings, LLC and their impact on the Corporation’s results of operations for the years ended December 31, 2016, 2015 and 2014.

	For the years ended December 31,
(In thousands)	2016	2015	2014	Category
Interest income on loan to PRLP 2011 Holdings, LLC	$11	$189	$425	Interest income

PR Asset Portfolio 2013-1 International, LLC

As indicated in Note 29 to the consolidated financial statements, effective March 2013 the Corporation holds a 24.9% equity interest in PR Asset Portfolio 2013-1 International, LLC and currently provides certain financing to the joint venture as well as holds certain deposits from the entity.

The Corporation’s equity in PR Asset Portfolio 2013-1 International, LLC is presented in the table which follows and is included as part of “other assets” in the consolidated statements of financial condition.

(In thousands)	December 31, 2016	December 31, 2015
Equity investment in PR Asset Portfolio 2013-1 International, LLC	$22,378	$25,094

The Corporation had the following financial condition balances outstanding with PR Asset Portfolio 2013-1 International, LLC, at December 31, 2016 and December 31, 2015.

(In thousands)	December 31, 2016	December 31, 2015
Loans	$3,866	$58,302
Accrued interest receivable	19	169
Deposits	(9,692)	(11,772)

Net total	$(5,807)	$46,699

The Corporation’s proportionate share of income or loss from PR Asset Portfolio 2013-1 International, LLC is included in other operating income in the consolidated statements of operations. The following table presents the Corporation’s proportionate share of income (loss) from PR Asset Portfolio 2013-1 International, LLC for years ended December 31, 2016, 2015 and 2014.

	Years ended December 31,
(In thousands)	2016	2015	2014
Share of (loss) income from the equity investment in PR Asset Portfolio 2013-1 International, LLC	$(2,057)	$(6,280)	$745

The following table presents transactions between the Corporation and PR Asset Portfolio 2013-1 International, LLC and their impact on the Corporation’s results of operations for the years December 31, 2016, 2015 and 2014.

	Years ended December 31,
(In thousands)	2016	2015	2014	Category
Interest income on loan to PR Asset Portfolio 2013-1 International, LLC	$1,011	$2,805	$4,340	Interest income
Interest expense on deposits	(4)	(4)	—	Interest expense
Servicing fee paid by PR Asset Portfolio 2013-1 International, LLC	—	—	70	Other service fees

Total	$1,007	$2,801	4,410

Note 32 – Fair value measurement

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

Fair Value on a Recurring and Nonrecurring Basis

The following fair value hierarchy tables present information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2016 and 2015 and on a nonrecurring basis in periods subsequent to initial recognition for the years ended December 31, 2016, 2015, and 2014:

At December 31, 2016
(In thousands)	Level 1	Level 2	Level 3	Total
RECURRING FAIR VALUE MEASUREMENTS
Assets
Investment securities available-for-sale:
U.S. Treasury securities	$—	$2,136,620	$—	$2,136,620
Obligations of U.S. Government sponsored entities	—	711,850	—	711,850
Obligations of Puerto Rico, States and political subdivisions	—	22,771	—	22,771
Collateralized mortgage obligations - federal agencies	—	1,221,526	—	1,221,526
Mortgage-backed securities	—	4,103,940	1,392	4,105,332
Equity securities	—	2,122	—	2,122
Other	—	9,585	—	9,585

Total investment securities available-for-sale	$—	$8,208,414	$1,392	$8,209,806

Trading account securities, excluding derivatives:
Obligations of Puerto Rico, States and political subdivisions	$—	$1,164	$—	$1,164
Collateralized mortgage obligations	—	—	1,321	1,321
Mortgage-backed securities - federal agencies	—	37,991	4,755	42,746
Other	—	13,963	602	14,565

Total trading account securities, excluding derivatives	$—	$53,118	$6,678	$59,796

Mortgage servicing rights	$—	$—	$196,889	$196,889
Derivatives	—	14,094	—	14,094

Total assets measured at fair value on a recurring basis	$—	$8,275,626	$204,959	$8,480,585

Liabilities
Derivatives	$—	$(12,842)	$—	$(12,842)
Contingent consideration	—	—	(153,158)	(153,158)

Total liabilities measured at fair value on a recurring basis	$—	$(12,842)	$(153,158)	$(166,000)

At December 31, 2015
(In thousands)	Level 1	Level 2	Level 3	Total
RECURRING FAIR VALUE MEASUREMENTS
Assets
Investment securities available-for-sale:
U.S. Treasury securities	$—	$1,183,328	$—	$1,183,328
Obligations of U.S. Government sponsored entities	—	939,641	—	939,641
Obligations of Puerto Rico, States and political subdivisions	—	22,359	—	22,359
Collateralized mortgage obligations - federal agencies	—	1,560,837	—	1,560,837
Mortgage-backed securities	—	2,342,762	1,434	2,344,196
Equity securities	276	2,122	—	2,398
Other	—	10,233	—	10,233

Total investment securities available-for-sale	$276	$6,061,282	$1,434	$6,062,992

Trading account securities, excluding derivatives:
Obligations of Puerto Rico, States and political subdivisions	$—	$4,590	$—	$4,590
Collateralized mortgage obligations	—	223	1,831	2,054
Mortgage-backed securities - federal agencies	—	44,701	6,454	51,155
Other	—	13,173	687	13,860

Total trading account securities	$—	$62,687	$8,972	$71,659

Mortgage servicing rights	$—	$—	$211,405	$211,405
Derivatives	—	16,959	—	16,959

Total assets measured at fair value on a recurring basis	$276	$6,140,928	$221,811	$6,363,015

Liabilities
Derivatives	$—	$(14,343)	$—	$(14,343)
Contingent consideration	—	—	(120,380)	(120,380)

Total liabilities measured at fair value on a recurring basis	$—	$(14,343)	$(120,380)	$(134,723)

The fair value information included in the following tables is not as of period end, but as of the date that the fair value measurement was recorded during the years ended December 31, 2016, 2015 and 2014 and excludes nonrecurring fair value measurements of assets no longer outstanding as of the reporting date.

Year ended December 31, 2016
(In thousands)	Level 1	Level 2	Level 3	Total
NONRECURRING FAIR VALUE MEASUREMENTS
Assets					Write-downs
Loans[1]	$—	$—	$79,175	$79,175	$(26,272)
Other real estate owned[2]	—	—	44,735	44,735	(10,260)
Other foreclosed assets[2]	—	—	25	25	(12)

Total assets measured at fair value on a nonrecurring basis	$—	$—	$123,935	$123,935	$(36,544)

[1]	Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35. Costs to sell are excluded from the reported fair value amount.
[2]	Represents the fair value of foreclosed real estate and other collateral owned that were written down to their fair value. Costs to sell are excluded from the reported fair value amount.

Year ended December 31, 2015
(In thousands)	Level 1	Level 2	Level 3	Total
NONRECURRING FAIR VALUE MEASUREMENTS
Assets					Write-downs
Loans[1]	$—	$—	$67,915	$67,915	$(63,002)
Loans held-for-sale[2]	—	—	44,923	44,923	(66)
Other real estate owned[3]	—	574	66,694	67,268	(46,164)
Other foreclosed assets[3]	—	—	75	75	(847)

Total assets measured at fair value on a nonrecurring basis	$—	$574	$179,607	$180,181	$(110,079)

[1]	Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35. Costs to sell are excluded from the reported fair value amount.
[2]	Relates to lower of cost or fair value adjustments on loans held-for-sale and loans transferred from loans held-in-portfolio to loans held-for-sale. Costs to sell are excluded from the reported fair value amount.
[3]	Represents the fair value of foreclosed real estate and other collateral owned that were written down to their fair value. Costs to sell are excluded from the reported fair value amount.

Year ended December 31, 2014
(In thousands)	Level 1	Level 2	Level 3	Total
NONRECURRING FAIR VALUE MEASUREMENTS
Assets					Write-downs
Loans[1]	$—	$—	$71,750	$71,750	$(15,405)
Loans held-for-sale[2]	—	—	21,609	21,609	(38)
Other real estate owned[3]	—	6,610	86,520	93,130	(42,366)
Other foreclosed assets[3]	—	—	1,368	1,368	(1,622)

Total assets measured at fair value on a nonrecurring basis	$—	$6,610	$181,247	$187,857	$(59,431)

[1]	Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35. Costs to sell are excluded from the reported fair value amount.
[2]	Relates to lower of cost or fair value adjustments on loans held-for-sale and loans transferred from loans held-in-portfolio to loans held-for-sale. Costs to sell are excluded from the reported fair value amount.
[3]	Represents the fair value of foreclosed real estate and other collateral owned that were written down to their fair value. Costs to sell are excluded from the reported fair value amount.

The following tables present the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2016, 2015, and 2014.

Year ended December 31, 2016
	MBS			Other
	classified	CMOs		securities
	as investment	classified	MBS	classified
	securities	as trading	classified as	as trading	Mortgage
	available-	account	trading account	account	servicing	Total	Contingent	Total
(In thousands)	for-sale	securities	securities	securities	rights	assets	consideration	liabilities
Balance at January 1, 2016	$1,434	$1,831	$6,454	$687	$211,405	$221,811	$(120,380)	$(120,380)
Gains (losses) included in earnings	(3)	(4)	(86)	(85)	(25,336)	(25,514)	(32,778)	(32,778)
Gains (losses) included in OCI	11	—	—	—	—	11	—	—
Additions	—	233	1,128	—	10,835	12,196	—	—
Sales	—	(309)	(1,852)	—	—	(2,161)	—	—
Settlements	(50)	(430)	(889)	—	(15)	(1,384)	—	—

Balance at December 31, 2016	$1,392	$1,321	$4,755	$602	$196,889	$204,959	$(153,158)	$(153,158)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2016	$—	$2	$(84)	$39	$(4,745)	$(4,788)	$(32,778)	$(32,778)

Year ended December 31, 2015
	MBS			Other
	classified	CMOs		securities
	as investment	classified	MBS	classified
	securities	as trading	classified as	as trading	Mortgage
	available-	account	trading account	account	servicing	Total	Contingent	Total
(In thousands)	for-sale	securities	securities	securities	rights	assets	consideration	liabilities
Balance at January 1, 2015	$1,325	$1,375	$6,229	$1,563	$148,694	$159,186	$(133,634)	$(133,634)
Gains (losses) included in earnings	(2)	(2)	(42)	94	(13,349)	(13,301)	12,292	12,292
Gains (losses) included in OCI	(7)	—	—	—	—	(7)	—	—
Additions	118	808	1,126	—	76,060	78,112	—	—
Sales	—	(43)	(187)	—	—	(230)	—	—
Settlements	—	(307)	(672)	(970)	—	(1,949)	—	—
Adjustments	—	—	—	—	—	—	962	962

Balance at December 31, 2015	$1,434	$1,831	$6,454	$687	$211,405	$221,811	$(120,380)	$(120,380)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2015	$—	$2	$(21)	$38	$6,087	$6,106	$12,292	$12,292

Year ended December 31, 2014
	MBS			Other
	classified	CMOs		securities
	as investment	classified	MBS	classified
	securities	as trading	classified as	as trading	Mortgage
	available-	account	trading account	account	servicing	Total	Contingent	Total
(In thousands)	for-sale	securities	securities	securities	rights	assets	consideration	liabilities
Balance at January 1, 2014	$6,523	$1,423	$9,799	$1,929	$161,099	$180,773	$(128,299)	$(128,299)
Gains (losses) included in earnings	(31)	(11)	(165)	(366)	(24,773)	(25,346)	(1,791)	(1,791)
Gains (losses) included in OCI	(249)	—	—	—	—	(249)	—	—
Additions	—	270	805	—	12,583	13,658	(4,330)	(4,330)
Sales	(4,350)	—	(2,110)	—	—	(6,460)	—	—
Settlements	(568)	(307)	(2,100)	—	(215)	(3,190)	786	786

Balance at December 31, 2014	$1,325	$1,375	$6,229	$1,563	$148,694	$159,186	$(133,634)	$(133,634)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2014	$—	$(7)	$(72)	$(144)	$(6,120)	$(6,343)	$(1,791)	$(1,791)

There were no transfers in and/or out of Level 1, Level 2, or Level 3 for financial instruments measured at fair value on a recurring basis during the years ended December 31, 2016, 2015 and 2014.

Gains and losses (realized and unrealized) included in earnings for the years ended December 31, 2016, 2015, and 2014 for Level 3 assets and liabilities included in the previous tables are reported in the consolidated statement of operations as follows:

	2016		2015		2014
(In thousands)	Total gains (losses) included in earnings	Changes in unrealized gains (losses) relating to assets still held at reporting date	Total gains (losses) included in earnings	Changes in unrealized gains (losses) relating to assets still held at reporting date	Total gains (losses) included in earnings	Changes in unrealized gains (losses) relating to assets still held at reporting date
Interest income	$(3)	$—	$(2)	$—	$(31)	$—
FDIC loss share (expense) income	(33,413)	(33,413)	9,559	9,559	(1,791)	(1,791)
Mortgage banking activities	(25,336)	(4,745)	(13,349)	6,087	(24,773)	(6,120)
Trading account (loss) profit	(175)	(43)	50	19	(542)	(223)
Other operating income	635	635	2,733	2,733	—	—

Total	$(58,292)	$(37,566)	$(1,009)	$18,398	$(27,137)	$(8,134)

The following table includes quantitative information about significant unobservable inputs used to derive the fair value of Level 3 instruments, excluding those instruments for which the unobservable inputs were not developed by the Corporation such as prices of prior transactions and/or unadjusted third-party pricing sources.

(In thousands)	Fair value at December 31, 2016		Valuation technique	Unobservable inputs	Weighted average (range)
CMO’s - trading	$1,321		Discounted cash flow model	Weighted average life	3.1 years (0.2 - 4.4 years )
				Yield	3.4% (0.7% - 4.2%)
				Prepayment speed	19.6% (16.5% - 26.7%)

Other - trading	$602		Discounted cash flow model	Weighted average life	5.4 years
				Yield	12.4%
				Prepayment speed	10.8%

Mortgage servicing rights	$196,889		Discounted cash flow model	Prepayment speed	4.7% (0.2% - 12.9%)
				Weighted average life	7.3 years (0.1 - 17.3 years )
				Discount rate	11.2% (9.5% - 15.0%)

Contingent consideration	$(153,158)		Discounted cash flow model	Credit loss rate on covered loans	3.6% (0.0% - 100.0%)
				Risk premium component
				of discount rate	4.3%

Loans held-in-portfolio	$79,123	[1]	External appraisal	Haircut applied on
				external appraisals	24.5% (15.0% - 25.0%)

Other real estate owned	$43,497	[2]	External appraisal	Haircut applied on
				external appraisals	18.8% (15.0% - 40.0%)

[1]	Loans held-in-portfolio in which haircuts were not applied to external appraisals were excluded from this table.
[2]	Other real estate owned in which haircuts were not applied to external appraisals were excluded from this table.

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

The true-up payment obligation was discounted using a term rate consistent with the time remaining until the payment is due. The discount rate was an estimate of the sum of the risk-free benchmark rate for the term remaining before the true-up payment is due and a risk premium to account for the credit risk profile of BPPR. The risk premium was calculated based on a 12-month trailing average spread of the yields on corporate bonds with credit ratings similar to BPPR. The true-up payment obligation is classified as Level 3.

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

Note 33 – Fair value of financial instruments

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

The fair values reflected herein have been determined based on the prevailing rate environment at December 31, 2016 and December 31, 2015, as applicable. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments. In addition, the fair values presented do not attempt to estimate the value of the Corporation’s fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation’s value as a going concern.

The following tables present the carrying amount and estimated fair values of financial instruments with their corresponding level in the fair value hierarchy. The aggregate fair value amounts of the financial instruments disclosed do not represent management’s estimate of the underlying value of the Corporation.

	December 31, 2016
(In thousands)	Carrying amount	Level 1	Level 2	Level 3	Fair value
Financial Assets:
Cash and due from banks	$362,394	$362,394	$—	$—	$362,394
Money market investments	2,890,217	2,854,777	35,440	—	2,890,217
Trading account securities, excluding derivatives[1]	59,796	—	53,118	6,678	59,796
Investment securities available-for-sale[1]	8,209,806	—	8,208,414	1,392	8,209,806
Investment securities held-to-maturity:
Obligations of Puerto Rico, States and political subdivisions	$96,027	$—	$—	$73,540	$73,540
Collateralized mortgage obligation-federal agency	74	—	—	78	78
Other	2,000	—	1,738	220	1,958

Total investment securities held-to-maturity	$98,101	$—	$1,738	$73,838	$75,576

Other investment securities:
FHLB stock	$58,033	$—	$58,033	$—	$58,033
FRB stock	94,672	—	94,672	—	94,672
Trust preferred securities	13,198	—	13,198	—	13,198
Other investments	1,915	—	—	4,987	4,987

Total other investment securities	$167,818	$—	$165,903	$4,987	$170,890

Loans held-for-sale	$88,821	$—	$504	$89,509	$90,013
Loans not covered under loss sharing agreement with the FDIC	22,263,446	—	—	20,578,904	20,578,904
Loans covered under loss sharing agreements with the FDIC	542,528	—	—	515,808	515,808
FDIC loss share asset	69,334	—	—	63,187	63,187
Mortgage servicing rights	196,889	—	—	196,889	196,889
Derivatives	14,094	—	14,094	—	14,094

	December 31, 2016
(In thousands)	Carrying amount	Level 1	Level 2	Level 3	Fair value
Financial Liabilities:
Deposits:
Demand deposits	$22,786,682	$—	$22,786,682	$—	$22,786,682
Time deposits	7,709,542	—	7,708,724	—	7,708,724

Total deposits	$30,496,224	$—	$30,495,406	$—	$30,495,406

Federal funds purchased and assets sold under agreements to repurchase	$479,425	$—	$479,439	$—	$479,439
Other short-term borrowings[2]	$1,200	$—	$1,200	$—	$1,200
Notes payable:
FHLB advances	$672,670	$—	$671,872	$—	$671,872
Unsecured senior debt securities	444,788	—	466,263	—	466,263
Junior subordinated deferrable interest debentures (related to trust preferred securities)	439,323	—	399,370	—	399,370
Others	18,071	—	—	18,071	18,071

Total notes payable	$1,574,852	$—	$1,537,505	$18,071	$1,555,576

Derivatives	$12,842	$—	$12,842	$—	$12,842

Contingent consideration	$153,158	$—	$—	$153,158	$153,158

[1]	Refer to Note 32 to the consolidated financial statements for the fair value by class of financial asset and its hierarchy level.
[2]	Refer to Note 21 to the consolidated financial statements for the composition of other short-term borrowings.

	December 31, 2015
	Carrying
(In thousands)	amount	Level 1	Level 2	Level 3	Fair value
Financial Assets:
Cash and due from banks	$363,674	$363,674	$—	$—	$363,674
Money market investments	2,180,092	2,083,839	96,253	—	2,180,092
Trading account securities, excluding derivatives[1]	71,659	—	62,687	8,972	71,659
Investment securities available-for-sale[1]	6,062,992	276	6,061,282	1,434	6,062,992
Investment securities held-to-maturity:
Obligations of Puerto Rico, States and political subdivisions	$98,817	$—	$—	$80,815	$80,815
Collateralized mortgage obligation-federal agency	86	—	—	91	91
Other	2,000	—	1,740	243	1,983

Total investment securities held-to-maturity	$100,903	$—	$1,740	$81,149	$82,889

Other investment securities:
FHLB stock	$59,387	$—	$59,387	$—	$59,387
FRB stock	97,740	—	97,740	—	97,740
Trust preferred securities	13,198	—	13,198	—	13,198
Other investments	1,923	—	—	4,966	4,966

Total other investment securities	$172,248	$—	$170,325	$4,966	$175,291

Loans held-for-sale	$137,000	$—	$1,364	$138,031	$139,395
Loans not covered under loss sharing agreement with the FDIC	21,843,180	—	—	20,849,150	20,849,150
Loans covered under loss sharing agreements with the FDIC	611,939	—	—	593,002	593,002
FDIC loss share asset	310,221	—	—	313,224	313,224
Mortgage servicing rights	211,405	—	—	211,405	211,405
Derivatives	16,959	—	16,959	—	16,959

	December 31, 2015
	Carrying
(In thousands)	amount	Level 1	Level 2	Level 3	Fair value
Financial Liabilities:
Deposits:
Demand deposits	$19,044,355	$—	$19,044,355	$—	$19,044,355
Time deposits	8,165,368	—	8,134,029	—	8,134,029

Total deposits	$27,209,723	$—	$27,178,384	$—	$27,178,384

Federal funds purchased and assets sold under agreements to repurchase	$762,145	$—	$764,599	$—	$764,599
Other short-term borrowings[2]	$1,200	$—	$1,200	$—	$1,200
Notes payable:
FHLB advances	$761,501	$—	$780,411	$—	$780,411
Unsecured senior debt	442,704	—	435,186	—	435,186
Junior subordinated deferrable interest debentures (related to trust preferred securities)	439,295	—	352,673	—	352,673
Others	19,008	—	—	19,008	19,008

Total notes payable	$1,662,508	$—	$1,568,270	$19,008	$1,587,278

Derivatives	$14,343	$—	$14,343	$—	$14,343

Contingent consideration	$120,380	$—	$—	$120,380	$120,380

[1]	Refer to Note 32 to the consolidated financial statements for the fair value by class of financial asset and its hierarchy level.
[2]	Refer to Note 21 to the consolidated financial statements for the composition of other short-term borrowings.

The notional amount of commitments to extend credit at December 31, 2016 and 2015 is $ 7.8 billion and $ 7.4 billion, respectively, and represents the unused portion of credit facilities granted to customers. The notional amount of letters of credit at December 31, 2016 and December 31, 2015 is $ 36 million and $ 52 million, respectively, and represents the contractual amount that is required to be paid in the event of nonperformance. The fair value of commitments to extend credit and letters of credit, which are based on the fees charged to enter into those agreements, are not material to Popular’s financial statements.

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

Investment securities held-to-maturity

•	Obligations of Puerto Rico, States and political subdivisions: Municipal bonds include Puerto Rico public municipalities debt and bonds collateralized by second mortgages under the Home Purchase Stimulus Program. Puerto Rico public municipalities debt was valued internally based on benchmark treasury notes and a credit spread derived from comparable general obligations of the Government of Puerto Rico municipal bonds trades and recent issuances. Puerto Rico public municipalities debt is classified as Level 3. Given that the fair value of municipal bonds collateralized by second mortgages was based on internal yield and prepayment speed assumptions, these municipal bonds are classified as Level 3.

•	Agency collateralized mortgage obligation: The fair value of the agency collateralized mortgage obligation (“CMO”), which is guaranteed by GNMA, was based on internal yield and prepayment speed assumptions. This agency CMO is classified as Level 3.

•	Other: Other securities include foreign debt and a private non-profit institution security. Given that the fair value was based on quoted prices for similar instruments, foreign debt is classified as Level 2. Since the fair value of the private non-profit institution security was internally derived using a price/yield methodology, in which the spread was defined based on the obligor risk rating and the corresponding transfer price, this security is classified as Level 3.

Other investment securities

•	Federal Home Loan Bank capital stock: Federal Home Loan Bank (FHLB) capital stock represents an equity interest in the FHLB of New York. It does not have a readily determinable fair value because its ownership is restricted and it lacks a market. Since the excess stock is repurchased by the FHLB at its par value, the carrying amount of FHLB capital stock approximates fair value. Thus, these stocks are classified as Level 2.

•	Federal Reserve Bank capital stock: Federal Reserve Bank (FRB) capital stock represents an equity interest in the FRB of New York. It does not have a readily determinable fair value because its ownership is restricted and it lacks a market. Since the canceled stock is repurchased by the FRB for the amount of the cash subscription paid, the carrying amount of FRB capital stock approximates fair value. Thus, these stocks are classified as Level 2.

•	Trust preferred securities: These securities represent the equity-method investment in the common stock of these trusts. Book value is the same as fair value for these securities since the fair value of the junior subordinated debentures is the same amount as the fair value of the trust preferred securities issued to the public. The equity-method investment in the common stock of these trusts is classified as Level 2.

•	Other investments: Other investments include private equity method investments and Visa Class B common stock held by the Corporation. Since there are no observable market values, private equity method investments are classified as Level 3. The Visa Class B common stock was priced by applying the quoted price of Visa Class A common stock, net of a liquidity adjustment, to the as converted number of Class A common shares since these Class B common shares are restricted and not convertible to Class A common shares until pending litigation is resolved. Thus, these stocks are classified as Level 3.

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

The plans’ target allocation based on market value for years 2016 and 2015, by asset category, is summarized in the table below.

	Minimum allotment	Maximum allotment
Equity	0%	70%
Debt securities	0%	100%
Popular related securities	0%	5%
Cash and cash equivalents	0%	100%

The following table sets forth by level, within the fair value hierarchy, the pension and benefit restoration plans’ assets at fair value at December 31, 2016 and 2015. Investments measured at net asset value per share (“NAV”) as a practical expedient have not been classified in the fair value hierarchy, but are presented in order to permit reconciliation of the plans’ assets.

	2016					2015
(In thousands)	Level 1	Level 2	Level 3	Measured at NAV	Total	Level 1	Level 2	Level 3	Measured at NAV	Total
Obligations of the U.S. Government and its agencies	$—	$108,572	$—	$6,731	$115,303	$—	$165,960	$—	$—	$165,960
Corporate bonds and debentures	—	171,632	—	6,856	178,488	—	79,175	—	—	79,175
Equity securities - Common Stocks	134,015	—	—	—	134,015	218,894	—	—	—	218,894
Equity securities - ETF’s	62,524	75,801	—	—	138,325	32,540	26,835	—	—	59,375
Foreing commingled trust funds	—	—	—	70,589	70,589	—	—	—	79,046	79,046
Mutual fund	—	13,910	—	—	13,910	—	10,016	—	—	10,016
Mortgage-backed securities	—	4,786	—	—	4,786	—	16,315	—	—	16,315
Private equity investments	—	—	336	—	336	—	—	400	—	400
Cash and cash equivalents	38,158	—	—	—	38,158	13,540	—	—	—	13,540
Accrued investment income	—	—	3,219	—	3,219	—	—	1,693	—	1,693

Total assets	$234,697	$374,701	$3,555	$84,176	$697,129	$264,974	$298,301	$2,093	$79,046	$644,414

The closing prices reported in the active markets in which the securities are traded are used to value the investments.

Following is a description of the valuation methodologies used for investments measured at fair value:

•	Obligations of U.S. Government and its agencies - The fair value of Obligations of U.S. Government and agencies obligations is based on an active exchange market and is based on quoted market prices for similar securities. These securities are classified as Level 2. U.S. agency structured notes are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector and for which the fair value incorporates an option adjusted spread in deriving their fair value. These securities are classified as Level 2, except for the governmental index funds that are measured at NAV.

•	Corporate bonds and debentures - Corporate bonds and debentures are valued at fair value at the closing price reported in the active market in which the bond is traded. These securities are classified as Level 2, except for the corporate bond funds that are measured at NAV.

•	Equity securities – common stocks - Equity securities with quoted market prices obtained from an active exchange market and high liquidity are classified as Level 1.

•	Equity securities – ETF’s – Exchange Traded Funds shares with quoted market prices obtained from an active exchange market. Highly liquid ETF’s are classified as Level 1 while less liquid ETF’s are classified as Level 2.

•	Foreign commingled trust fund- Collective investment funds are valued at the NAV of shares held by the plan at year end.

•	Mutual funds – Mutual funds are valued at the NAV of shares held by the plan at year end. Mutual funds are classified as Level 2.

•	Mortgage-backed securities – The fair value is based on trade data from brokers and exchange platforms where these instruments regularly trade. Certain agency mortgage and other asset backed securities (“MBS”) are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread and prepayment projections. The agency MBS are classified as Level 2.

•	Private equity investments - Private equity investments include an investment in a private equity fund. The fund value is recorded at its net realizable value which is affected by the changes in the fair market value of the investments held in the fund. This fund is classified as Level 3.

•	Cash and cash equivalents - The carrying amount of cash and cash equivalents is a reasonable estimate of the fair value since it is available on demand or due to their short-term maturity. Cash and cash equivalents are classified as Level 1.

•	Accrued investment income – Given the short-term nature of these assets, their carrying amount approximates fair value. Since there is a lack of observable inputs related to instrument specific attributes, these are reported as Level 3.

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

The following table presents the change in Level 3 assets measured at fair value.

(In thousands)	2016	2015
Balance at beginning of year	$2,093	$2,103
Actual return on plan assets:
Change in unrealized (loss) gain relating to instruments still held at the reporting date	—	—
Purchases, sales, issuance, settlements, paydowns and maturities (net)	1,462	(10)

Balance at end of year	$3,555	$2,093

There were no transfers in and/or out of Level 3 for financial instruments measured at fair value on a recurring basis during the years ended December 31, 2016 and 2015. There were no transfers in and/or out of Level 1 and Level 2 during the years ended December 31, 2016 and 2015.

Information on the shares of common stock held by the pension and restoration plans is provided in the table that follows.

	2016	2015
Shares of Popular, Inc. common stock	145,637	275,996
Fair value of shares of Popular, Inc. common stock	$6,381,805	$7,821,713
Dividends paid on shares of Popular, Inc. common stock held by the plan	$21,846	$41,399

The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31, 2016 and 2015.

	Pension plan		Benefit restoration plans
(In thousands)	2016	2015	2016	2015
Change in benefit obligation:
Benefit obligation at beginning of year	$736,140	$777,815	$40,773	$42,664
Interest cost	25,166	29,613	1,392	1,630
Actuarial (gain) loss	12,219	(34,538)	2,533	(1,738)
Benefits paid	(37,443)	(36,750)	(2,122)	(1,783)

Benefit obligation at end of year	$736,082	$736,140	$42,576	$40,773

Change in fair value of plan assets:
Fair value of plan assets at beginning of year	$612,283	$662,765	$32,131	$34,475
Actual return on plan assets	30,395	(13,732)	1,480	(734)
Employer contributions	60,000	—	405	173
Benefits paid	(37,443)	(36,750)	(2,122)	(1,783)

Fair value of plan assets at end of year	$665,235	$612,283	$31,894	$32,131

Amounts recognized in accumulated other comprehensive loss:
Net loss	$295,589	$294,792	$15,577	$13,699

Accumulated other comprehensive loss (AOCL)	$295,589	$294,792	$15,577	$13,699

Reconciliation of net (liabilities) assets:
Net (liabilities) assets at beginning of year	$(123,857)	$(115,050)	$(8,642)	$(8,189)
Amount recognized in AOCL at beginning of year, pre-tax	294,792	289,233	13,699	13,588

Amount prepaid at beginning of year	170,935	174,183	5,057	5,399
Net periodic benefit income (cost)	(6,193)	(3,248)	(567)	(515)
Contributions	60,000	—	405	173

Amount prepaid at end of year	224,742	170,935	4,895	5,057
Amount recognized in AOCL	(295,589)	(294,792)	(15,577)	(13,699)

Net (liabilities) assets at end of year	$(70,847)	$(123,857)	$(10,682)	$(8,642)

The table below presents a breakdown of the plans’ assets and liabilities at December 31, 2016 and 2015.

	Pension plan		Benefit restoration plans
(In thousands)	2016	2015	2016	2015
Current liabilities	$—	$—	$234	$173
Non-current liabilities	70,847	123,857	10,448	8,469

The following table presents the funded status of the plans at December 31, 2016 and 2015.

	Pension Plan		Benefit Restoration Plan
(In thousands)	2016	2015	2016	2015
Benefit obligation at end of year	$(736,082)	$(736,140)	$(42,576)	$(40,773)
Fair value of plan assets at end of year	665,235	612,283	31,894	32,131

Funded status at year end	$(70,847)	$(123,857)	$(10,682)	$(8,642)

The following table presents the change in accumulated other comprehensive loss (“AOCL”), pre-tax, for the years ended December 31, 2016 and 2015.

(In thousands)	Pension plan		Benefit restoration plans
	2016	2015	2016	2015
Accumulated other comprehensive loss at beginning of year	$294,792	$289,233	$13,699	$13,588

Increase (decrease) in AOCL:
Recognized during the year:
Amortization of actuarial losses	(19,521)	(17,860)	(1,328)	(1,244)
Occurring during the year:
Net actuarial (gains) losses	20,318	23,419	3,206	1,355

Total (decrease) increase in AOCL	797	5,559	1,878	111

Accumulated other comprehensive loss at end of year	$295,589	$294,792	$15,577	$13,699

The following table presents the amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during 2017.

(In thousands)	Pension plan	Benefit restoration plans
Net actuarial loss	$20,215	$1,645

The following table presents information for plans with a projected benefit obligation in excess of plan assets for the years ended December 31, 2016 and 2015.

	Pension plan		Benefit restoration plans
(In thousands)	2016	2015	2016	2015
Projected benefit obligation	$736,082	$736,140	$42,576	$40,773
Accumulated benefit obligation	736,082	736,140	42,576	40,773
Fair value of plan assets	665,235	612,283	31,894	32,131

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

To determine benefit obligation at year end, the Corporation used a weighted average of annual spot rates applied to future expected cash flows for years ended December 31, 2016 and 2015.

The following table presents weighted - average actuarial assumptions used to determine the benefit obligations at December 31, 2016 and 2015:

	Pension plan		Tax qualified restoration plans		Benefit restoration plans
	2016	2015	2016	2015	2016	2015
Discount rate	4.02%	4.27%	3.98%	4.23%	3.99%	4.20%

The following table presents the actuarial assumptions used to determine the components of net periodic benefit cost for the years ended December 31, 2016, 2015 and 2014.

	Pension plan			Benefit restoration plans
	2016	2015	2014	2016	2015	2014
Discount rate for benefit obligation	4.27%	3.90%	4.70%	4.23;4.20%	3.90%	4.70%
Discount rate for interest cost	3.52	3.90	4.70%	3.51;3.39	3.90	4.70%
Expected return on plan assets	6.88%	7.00%	7.25%	6.88%	7.00%	7.25%

The following table presents the components of net periodic benefit cost for the years ended December 31, 2016 and 2015.

	Pension plan			Benefit restoration plans
(In thousands)	2016	2015	2014	2016	2015	2014
Interest cost	$25,166	$29,613	$29,844	$1,392	$1,630	$1,659
Expected return on plan assets	(38,493)	(44,225)	(46,521)	(2,153)	(2,359)	(2,422)
Recognized net actuarial loss	19,521	17,860	8,074	1,328	1,244	431

Net periodic benefit (credit) cost	$6,194	$3,248	$(8,603)	$567	$515	$(332)

The Corporation expects to pay the following contributions to the benefit plans during the year ended December 31, 2017.

(In thousands)	2017
Pension plan	$—
Benefit restoration plans	$236

Benefit payments projected to be made from the pension and benefit restoration plans during the next ten years are presented in the table below.

(In thousands)	Pension plan	Benefit restoration plans
2017	$38,855	$2,158
2018	39,420	2,247
2019	39,993	2,317
2020	40,529	2,378
2021	40,993	2,433
2022 - 2026	209,166	12,827

Postretirement health care benefits

In addition to providing pension benefits, BPPR provides certain health care benefits for certain retired employees. Regular employees of BPPR, hired before February 1, 2000, may become eligible for health care benefits, provided they reach retirement age while working for BPPR.

The following table presents the status of the Corporation’s unfunded postretirement health care benefit plan and the related amounts recognized in the consolidated financial statements at December 31, 2016 and 2015.

(In thousands)	2016	2015
Change in benefit obligation:
Benefit obligation at beginning of the year	$165,999	$161,818
Service cost	1,156	1,470
Interest cost	6,021	6,356
Benefits paid	(6,509)	(5,360)
Actuarial (gain) loss	(4,302)	$1,715

Benefit obligation end of year	$162,365	165,999

Amounts recognized in accumulated other comprehensive loss:
Net prior service cost	$(7,270)	$(11,070)
Net loss	21,135	26,536

Accumulated other comprehensive loss	$13,865	$15,466

Reconciliation of net liability:
Net liability at beginning of year	$(165,999)	$(161,818)
Amount recognized in accumulated other comprehensive loss at beginning of year, pre-tax	15,466	10,947

Amount accrued at beginning of year	(150,533)	(150,871)
Net periodic benefit cost	(4,476)	(5,022)
Contributions	6,509	5,360

Amount accrued at end of year	(148,500)	(150,533)
Amount recognized in accumulated other comprehensive loss	(13,865)	(15,466)

Net liability at end of year	$(162,365)	$(165,999)

The table below presents a breakdown of the liability associated with the postretirement health care benefit plan.

(In thousands)	2016	2015
Current liabilities	$6,328	$6,417
Non-current liabilities	156,037	159,582

The following table presents the funded status of the postretirement health care benefit plan at year end December 31, 2016 and 2015.

(In thousands)	2016	2015
Benefit obligation at end of year	$(162,365)	$(165,999)
Fair value of plan assets at end of year	—	—

Funded status at year end	(162,365)	(165,999)

The following table presents the changes in accumulated other comprehensive loss (income), pre-tax, for the postretirement health care benefit plan.

(In thousands)	2016	2015
Accumulated other comprehensive (income) loss at beginning of year	$15,466	$10,947

Increase (decrease) in accumulated other comprehensive loss:
Recognized during the year:
Prior service credit	3,800	3,800
Amortization of actuarial losses	(1,099)	(996)
Occurring during the year:
Net actuarial (gains) losses	(4,302)	1,715

Total increase (decrease) in accumulated other comprehensive loss	(1,601)	4,519

Accumulated other comprehensive (income) loss at end of year	$13,865	$15,466

The following table presents the amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost for the postretirement health care benefit plan during the year ended December 31, 2017.

(In thousands)	2017
Net prior service credit	$(3,800)

Net actuarial loss	$570

The following table presents the components of net periodic postretirement health care benefit cost.

(In thousands)	2016	2015	2014
Service cost	$1,156	$1,470	$1,457
Interest cost	6,021	6,356	6,846
Amortization of prior service credit	(3,800)	(3,800)	(3,800)
Recognized net actuarial loss (gain)	1,099	996	—

Net periodic benefit cost	$4,476	$5,022	$4,503

To determine benefit obligation at year end, the Corporation used a weighted average of annual spot rates applied to future expected cash flows for years ended December 31, 2016 and 2015.

The following tables present the discount rate and assumed health care cost trend rates used to determine the benefit obligation and the net periodic benefit cost for the postretirement health care benefit plan.

Weighted average assumptions used to determine benefit obligation at year ended December 31:	2016	2015
Discount rate for benefit obligation	4.10%	4.37%
Initial health care cost trend rate	6.00%	6.50%
Ultimate health care cost trend rate	5.00%	5.00%
Year that the ultimate trend rate is reached	2019	2019

Weighted average assumptions used to determine net periodic benefit cost for the year ended December 31:	2016	2015	2014
Discount rate for benefit obligation	4.37%	4.00%	4.80%
Discount rate for service cost	4.63%	4.00%	4.80%
Discount rate for interest cost	3.70%	4.00%	4.80%
Initial health care cost trend rate	6.50%	7.00%	7.50%
Ultimate health care cost trend rate	5.00%	5.00%	5.00%
Year that the ultimate trend rate is reached	2019	2019	2019

Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. The following table presents the effects of changes in the assumed health care cost trend rates.

	December 31, 2016
	1-percentage point	1-percentage point
(In thousands)	increase	decrease
Effect on total service cost and interest cost components for the year ended	$213	$(243)
Effect on accumulated postretirement benefit obligation at year end	$4,928	$(6,153)

The following table presents information for the postretirement health care benefit plan with an accumulated post retirement benefit obligation in excess of plan assets.

(In thousands)	2016	2015
Projected benefit obligation	$162,365	$165,999
Accumulated benefit obligation	162,365	165,999
Fair value of plan assets	—	—

The Corporation expects to contribute $6.4 million to the postretirement benefit plan in 2017 to fund current benefit payment requirements.

Benefit payments projected to be made on the postretirement health care benefit plan during the next ten years are presented in the following table.

(In thousands)
2017	$6,365
2018	6,651
2019	6,924
2020	7,167
2021	7,424
2022 - 2026	40,683

Savings plans

The Corporation also provides defined contribution savings plans pursuant to Section 1081.01(d) of the Puerto Rico Internal Revenue Code and Section 401(k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of the Corporation. Investments in the plans are participant-directed, and employer matching contributions are determined based on the specific provisions of each plan. Employees are fully vested in the employer’s contribution after five years of service. The cost of providing these benefits in the year ended December 31, 2016 was $8.8 million (2015 - $6.4 million, 2014 - $5.0 million).

The plans held 1,797,267 (2015 – 1,979,558) shares of common stock of the Corporation with a market value of approximately $78.8 million at December 31, 2016 (2015 - $56.1 million).

Note 35 – Net income (loss) per common share

The following table sets forth the computation of net income (loss) per common share (“EPS”), basic and diluted, for the years ended December 31, 2016, 2015 and 2014:

(In thousands, except per share information)	2016	2015	2014
Net income (loss) from continuing operations	$215,556	$893,997	$(190,510)
Net income (loss) from discontinued operations	1,135	1,347	(122,980)
Preferred stock dividends	(3,723)	(3,723)	(3,723)

Net income (loss) applicable to common stock	$212,968	$891,621	$(317,213)

Average common shares outstanding	103,275,264	102,967,186	102,848,792
Average potential dilutive common shares	102,019	157,123	—

Average common shares outstanding - assuming dilution	103,377,283	103,124,309	102,848,792

Basic EPS from continuing operations	$2.05	$8.65	$(1.88)

Basic EPS from discontinued operations	$0.01	$0.01	$(1.20)

Total Basic EPS	$2.06	$8.66	$(3.08)

Diluted EPS from continuing operations	$2.05	$8.64	$(1.88)

Diluted EPS from discontinued operations	$0.01	$0.01	$(1.20)

Total Diluted EPS	$2.06	$8.65	$(3.08)

Potential common shares consist of common stock issuable under the assumed exercise of stock options, restricted stock and performance shares awards using the treasury stock method. This method assumes that the potential common shares are issued and the proceeds from exercise, in addition to the amount of compensation cost attributed to future services, are used to purchase common stock at the exercise date. The difference between the number of potential shares issued and the shares purchased is added as incremental shares to the actual number of shares outstanding to compute diluted earnings per share. Warrants, stock options, restricted stock and performance shares awards, if any, that result in lower potential shares issued than shares purchased under the treasury stock method are not included in the computation of dilutive earnings per share since their inclusion would have an antidilutive effect in earnings per common share.

For the years ended December 31, 2016 and 2015, there were no stock options outstanding. There were 45,205 weighted average antidilutive stock options outstanding for the year ended December 31, 2014.

Note 36 – Rental expense and commitments

At December 31, 2016, the Corporation was obligated under a number of non-cancelable leases for land, buildings, and equipment which require rentals as follows:

Year	Minimum payments[1]
(In thousands)
2017	$34,530
2018	30,463
2019	28,510
2020	26,861
2021	24,696
Later years	126,308

$271,368

[1]	Minimum payments have not been reduced by minimum non-cancelable sublease rentals due in the future of $ 0.9 million at December 31, 2016.

Total rental expense for all operating leases, except those with terms of a month or less that were not renewed, for the year ended December 31, 2016 was $ 32.4 million (2015 - $ 35.9 million; 2014 - $ 35.0 million), which is included in net occupancy, equipment and communication expenses, according to their nature.

Note 37 – Other service fees

The following table presents the major categories of other service fees for the years ended December 31, 2016, 2015 and 2014.

(In thousands)	2016	2015	2014
Debit card fees	$46,241	$46,176	$43,146
Insurance fees	63,482	63,976	54,158
Credit card fees	70,526	68,166	67,639
Sale and administration of investment products	21,450	23,846	27,711
Trust fees	18,811	18,866	18,209
Other fees	14,260	15,060	14,402

Total other service fees	$234,770	$236,090	$225,265

Note 38 – FDIC loss share (expense) income

The caption of FDIC loss-share (expense) income in the consolidated statements of operations consists of the following major categories:

	Years ended December 31,
(In thousands)	2016	2015	2014
Amortization of loss share indemnification asset	$(10,201)	$(66,238)	$(189,959)
Reversal of accelerated amortization in prior periods	—	—	12,492
80% mirror accounting on credit impairment losses[1]	(239)	15,658	32,038
80% mirror accounting on reimbursable expenses	8,433	73,205	58,117
80% mirror accounting on recoveries on covered assets, including rental income on OREOs, subject to reimbursement to the FDIC	(31,338)	(13,836)	(13,124)
Change in true-up payment obligation	(33,413)	9,559	(1,791)
Arbitration decision charge[2]	(136,197)	—	—
Other	(4,824)	1,714	(797)

Total FDIC loss share (expense) income	$(207,779)	$20,062	$(103,024)

[1]	Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.
[2]	Refer to Note 28, Commitments and Contingencies, for additional information on the FDIC arbitration decision.

Note 39 - Stock-based compensation

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

As of December 31, 2016 there were no stock options outstanding. During the first quarter of 2015, all stock options outstanding which amounted to 44,797 with a weighted-average exercise price of $ 272 expired.

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

The following table summarizes the restricted stock activity under the Incentive Plan for members of management.

(Not in thousands)	Shares	Weighted-average grant date fair value
Non-vested at January 1, 2014	585,247	$21.16
Granted	365,831	29.86
Vested	(311,078)	19.02
Forfeited	(11,991)	29.33

Non-vested at December 31, 2014	628,009	$27.13
Granted	323,814	33.37
Vested	(430,646)	30.45
Forfeited	(25,446)	28.65

Non-vested at December 31, 2015	495,731	$28.25
Granted	344,488	25.86
Quantity adjusted by TSR factor	39,566	24.37
Vested	(487,784)	27.72
Forfeited	(8,019)	29.13

Non-vested at December 31, 2016	383,982	$26.35

During the year ended December 31, 2016, 279,890 shares of restricted stock (2015 - 231,830; 2014 - 365,831) were awarded to management under the Incentive Plan, from which no shares were awarded to management consistent with the requirements of the TARP Interim Final Rule during 2016 and 2015 (2014 - 162,332).

Beginning in 2015, the Corporation authorized the issuance of performance shares, in addition to restricted shares, under the Incentive Plan. The performance share awards consist of the opportunity to receive shares of Popular, Inc.’s common stock provided that the Corporation achieves certain goals during a three-year performance cycle. The goals will be based on two metrics weighted equally: the Relative Total Shareholder Return (“TSR”) and the Absolute Earnings per Share (“EPS”) goals. The TSR metric is considered to be a market condition under ASC 718. For equity settled awards based on a market condition, the fair value is determined as of the grant date and is not subsequently revised based on actual performance. The EPS performance metric is considered to be a performance condition under ASC 718. The fair value is determined based on the probability of achieving the EPS goal as of each reporting period. The TSR and EPS metrics are equally weighted and work independently. The number of shares that will ultimately vest ranges from 50% to a 150% of target based on both market (TSR) and performance (EPS) conditions. The performance shares vest at the end of the three-year performance cycle. The vesting is accelerated at termination of employment after attaining the earlier of 55 years of age and 10 years of service or 60 years of age and 5 years of service. For the year ended December 31, 2016, 64,598 performance shares (2015 - 91,984) were granted under this plan.

During the year ended December 31, 2016, the Corporation recognized $ 7.3 million of restricted stock expense related to management incentive awards, with a tax benefit of $ 1.4 million (2015 - $ 10.7 million, with a tax benefit of $ 1.6 million; 2014 - $ 6.8 million, with a tax benefit of $ 1.1 million). During the year ended December 31, 2016, the fair market value of the restricted stock vested was $8.7 million at grant date and $9.0 million at vesting date. This triggers a windfall, net of shortfalls, of $0.1 million of which $47 thousand was recorded as a windfall pool in additional paid in capital. No windfall pool was recorded for the remaining $54 thousand due to the valuation allowance of the deferred tax asset. During the year ended December 31, 2016 the Corporation recognized $1.5 million of performance shares expense, with a tax benefit of $ 0.1 million (2015 - $2.2 million, with a tax benefit of $ 0.2 million). The total unrecognized compensation cost related to non-vested restricted stock awards to members of management at December 31, 2016 was $ 7.4 million and is expected to be recognized over a weighted-average period of 2.4 years.

The following table summarizes the restricted stock activity under the Incentive Plan for members of the Board of Directors:

(Not in thousands)	Restricted stock	Weighted-average grant date fair value
Nonvested at January 1, 2014	—	—
Granted	23,135	$30.43
Vested	(23,135)	30.43
Forfeited	—	—

Non-vested at December 31, 2014	—	—
Granted	22,119	$32.29
Vested	(22,119)	32.29
Forfeited	—	—

Non-vested at December 31, 2015	—	—
Granted	40,517	$29.77
Vested	(40,517)	29.77
Forfeited	—	—

Non-vested at December 31, 2016	—	—

During the year ended December 31, 2016, the Corporation granted 40,517 shares of restricted stock to members of the Board of Directors of Popular, Inc., which became vested at grant date (2015 - 22,119; 2014 – 23,135). During this period, the Corporation recognized $1.1 million of restricted stock expense related to these restricted stock grants, with a tax benefit of $0.1 million (2015 - $0.5 million, with a tax benefit of $77 thousand; 2014 - $0.5 million, with a tax benefit of $57 thousand). The fair value at vesting date of the restricted stock vested during the year ended December 31, 2016 for directors was $1.2 million.

Note 40 – Income taxes

The components of income tax expense (benefit) for the years ended December 31, are summarized in the following table.

(In thousands)	2016	2015	2014
Current income tax expense:
Puerto Rico	$11,031	$16,675	$7,814
Federal and States	7,059	7,281	6,953

Subtotal	18,090	23,956	14,767

Deferred income tax expense (benefit):
Puerto Rico	36,423	63,808	12,569
Federal and States	24,271	(582,936)	2,861
Valuation allowance - Initial recognition	—	—	8,034
Adjustment for enacted changes in income tax laws	—	—	20,048

Subtotal	60,694	(519,128)	43,512

Total income tax expense (benefit)	$78,784	$(495,172)	$58,279

The reasons for the difference between the income tax expense (benefit) applicable to income before provision for income taxes and the amount computed by applying the statutory tax rate in Puerto Rico were as follows:

	2016		2015		2014
(In thousands)	Amount	% of pre-tax income	Amount	% of pre-tax income	Amount	% of pre-tax income
Computed income tax at statutory rates	$114,792	39%	$155,542	39%	(51,570)	39%
Benefit of net tax exempt interest income	(63,053)	(22)	(60,049)	(15)	(67,636)	51
Effect of income subject to preferential tax rate [1]	11,155	4	(10,010)	(3)	(21,909)	18
Deferred tax asset valuation allowance	16,585	6	(586,159)	(147)	(4,281)	3
Non-deductible expenses [2]	—	—	—	—	178,219	(135)
Difference in tax rates due to multiple jurisdictions	(4,092)	(1)	(3,008)	(1)	(2,403)	2
Initial adjustment in deferred tax due to change in tax rate	—	—	—	—	20,048	(16)
Unrecognized tax benefits	(4,442)	(2)	—	—	(3,601)	3
State and local taxes	9,081	3	4,543	1	6,248	(5)
Others	(1,242)	—	3,969	1	5,164	(4)

Income tax expense (benefit)	$78,784	27%	$(495,172)	(125)%	$58,279	(44)%

[1]	Includes the impact of the Closing Agreement with the P.R. Treasury signed in June 2014.
[2]	For the year ended December 31, 2014, includes approximately $161.5 million of amortization of the discount and deferred cost associated with the TARP funds, which are not deductible.

The results for the year ended December 31, 2015, reflect a tax benefit of $589 million as a result of the partial reversal of the valuation allowance on the Corporation’s deferred tax asset from the U.S. operation as further explain below.

During the third quarter of 2016, a reversal of $4.4 million in the reserve for uncertain tax positions, including interest was recognized due to the expiration of the statute of limitation in the P.R. operations.

During the year ended December 31, 2014, the Corporation recognized an income tax expense of $20.0 million mainly related to the deferred tax liability associated with the portfolio acquired from Westernbank, as a result of the increase in the income tax for capital gains from 15% to 20%. Additionally, during the second quarter of 2014 the Corporation entered into a Closing Agreement with the

Puerto Rico Department of the Treasury. The Agreement, among other matters, was related to the income tax treatment of certain charge-offs related to the loans acquired from Westernbank as part of the FDIC assisted transaction in the year 2010. As a result of the Agreement, the Corporation recorded a tax benefit of $23.4 million due to a reduction in the deferred tax liability associated with Westernbank loan portfolio.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation’s deferred tax assets and liabilities at December 31 were as follows:

(In thousands)	December 31, 2016	December 31, 2015
Deferred tax assets:
Tax credits available for carry forward	$18,510	$13,651
Net operating loss and other carry forward available	1,238,222	1,262,197
Postretirement and pension benefits	94,741	116,036
Deferred loan origination fees	6,622	6,420
Allowance for loan losses	649,107	670,592
Deferred gains	4,884	5,966
Accelerated depreciation	9,828	8,335
Intercompany deferred gains	2,496	2,743
Differences between the assigned values and the tax basis of assets and liabilities recognized in purchase business combinations	13,160	12,684
Other temporary differences	31,127	29,208

Total gross deferred tax assets	2,068,697	2,127,832

Deferred tax liabilities:
FDIC-assisted transaction	58,363	90,778
Indefinite-lived intangibles	73,974	63,573
Unrealized net gain on trading and available-for-sale securities	21,335	22,281
Other temporary differences	8,477	6,670

Total gross deferred tax liabilities	162,149	183,302

Valuation allowance	664,287	642,727

Net deferred tax asset	$1,242,261	$1,301,803

The net deferred tax asset shown in the table above at December 31, 2016 is reflected in the consolidated statements of financial condition as $1.2 billion in net deferred tax assets (in the “other assets” caption) (2015 - $1.3 billion in deferred tax asset in the “other assets” caption) and $1.4 million in deferred tax liabilities (in the “other liabilities” caption) (2015 - $649 thousand in deferred tax liabilities in the “other liabilities” caption), reflecting the aggregate deferred tax assets or liabilities of individual tax-paying subsidiaries of the Corporation.

Included as part of the other carryforwards available are $44.2 million related to contributions to BPPR’s qualified pension plan and $30.4 million of other net operating loss carryforwards (“NOLs”) primarily related to the loss on sale of non-performing assets that have no expiration date since they were realize through a single member limited liability company with partnership election. Additionally, the deferred tax asset related to the NOLs outstanding at December 31, 2016 expires as follows:

(In thousands)
2018	$5,116
2019	1,080
2021	108
2022	2,071
2023	1,444
2024	9,548
2025	14,057
2026	13,359
2027	42,062
2028	504,976
2029	170,691
2030	171,897
2031	134,106
2032	25,043
2033	1,757
2034	66,268

$1,163,583

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

At December 31, 2016 the net deferred tax asset of the U.S. operations amounted to $1.1 billion with a valuation allowance of approximately $617 million, for a net deferred tax asset after valuation allowance of approximately $525 million. During the year ended December 31, 2015, after weighting all positive and negative evidence, the Corporation concluded that it is more likely than not that a portion of the total deferred tax asset from the U.S. operations, comprised mainly of net operating losses, will be realized. The Corporation based this determination on its estimated earnings for the remaining carryforward period of eighteen years beginning with the 2016 fiscal year, available to utilize the deferred tax asset, to reduce its income tax obligations. The historical level of book income adjusted by permanent differences, together with the estimated earnings after the reorganization of the U.S. operations and additional estimated earnings from the Doral Bank Transaction were objective positive evidence considered by the Corporation. As of December 31, 2015 the U.S. operations were not in a three year loss cumulative position, taking into account taxable income exclusive of reversing temporary differences. All of these factors led management to conclude that it is more likely than not that a portion of the deferred tax asset from its U.S. operations will be realized. Accordingly, the Corporation recorded a partial reversal of the valuation allowance on the deferred tax asset from the U.S. operations amounting to approximately $589 million. As of December 31, 2016, management estimated that the U.S. operations would earn enough pre-tax Income during the carryover period to realize the total amount of net deferred tax asset after valuation allowance. After weighting all available positive and negative evidence, management concluded that is more likely than not that a portion of the deferred tax asset from the U.S. operation, amounting to approximately $525 million, will be realized. Management will continue to evaluate the realization of the deferred tax asset each quarter and adjust as any changes arises.

At December 31, 2016, the Corporation’s net deferred tax assets related to its Puerto Rico operations amounted to $718 million.

The Corporation’s Puerto Rico Banking operation is not in a cumulative loss position and has sustained profitability for the three year period ended December 31, 2016. This is considered a strong piece of objectively verifiable positive evidence that out weights any negative evidence considered by management in the evaluation of the realization of the deferred tax asset. Based on this evidence and management’s estimate of future taxable income, the Corporation has concluded that it is more likely than not that such net deferred tax asset of the Puerto Rico Banking operations will be realized.

The Holding Company operation is in a cumulative loss position, taking into account taxable income exclusive of reversing temporary differences, for the three years period ending December 31, 2016 Management expect these losses will be a trend in future years. This objectively verifiable negative evidence is considered by management a strong negative evidence that will suggest that income in future years will be insufficient to support the realization of all deferred tax asset. After weighting of all positive and negative evidence management concluded, as of the reporting date, that it is more likely than not that the Holding Company will not be able to realize any portion of the deferred tax assets, considering the criteria of ASC Topic 740. Accordingly, the Corporation has maintained a full valuation allowance on the deferred tax asset of $47 million as of December 2016.

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

The following table presents a reconciliation of unrecognized tax benefits.

(In millions)
Balance at January 1, 2015	$8.0
Additions for tax positions related to 2015	1.5
Reduction as a result of settlements	(0.5)

Balance at December 31, 2015	$9.0
Additions for tax positions related to 2016	1.1
Additions for tax positions taken in prior years	0.3
Reduction as a result of lapse of statute of limitations	(3.0)

Balance at December 31, 2016	$7.4

At December 31, 2016, the total amount of interest recognized in the statement of financial condition approximated $2.9 million (2015 - $3.2 million). The total interest expense recognized during 2016 was $1.2 million (2015 - $57 thousand), which is net of the reversal of $1.4 million due to the expiration of the statute of limitations. Management determined that, as of December 31, 2016 and 2015, there was no need to accrue for the payment of penalties. The Corporation’s policy is to report interest related to unrecognized tax benefits in income tax expense, while the penalties, if any, are reported in other operating expenses in the consolidated statements of operations.

After consideration of the effect on U.S. federal tax of unrecognized U.S. state tax benefits, the total amount of unrecognized tax benefits, including U.S. and Puerto Rico that, if recognized, would affect the Corporation’s effective tax rate, was approximately $9.0 million at December 31, 2016 (2015 - $11.2 million).

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

The Corporation and its subsidiaries file income tax returns in Puerto Rico, the U.S. federal jurisdiction, various U.S. states and political subdivisions, and foreign jurisdictions. As of December 31, 2016, the following years remain subject to examination: U.S. Federal jurisdiction – 2013 through 2016 and Puerto Rico – 2012 through 2016. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $4.8 million.

Note 41 – Supplemental disclosure on the consolidated statements of cash flows

Additional disclosures on cash flow information and non-cash activities for the years ended December 31, 2016, 2015 and 2014 are listed in the following table:

(In thousands)	2016	2015	2014
Income taxes paid	$3,763	$7,152	$54,520
Interest paid	212,353	193,503	696,631
Non-cash activities:
Loans transferred to other real estate	$117,334	$136,368	$154,358
Loans transferred to other property	28,614	36,106	38,958

Total loans transferred to foreclosed assets	145,948	172,474	193,316
Financed sales of other real estate assets	15,452	24,104	26,869
Financed sales of other foreclosed assets	17,351	22,745	23,762

Total financed sales of foreclosed assets	32,803	46,849	50,631
Transfers from loans held-in-portfolio to loans held-for-sale	7,249	65,063	2,161,669
Transfers from loans held-for-sale to loans held-in-portfolio	5,947	17,065	41,293
Transfers from trading securities to available-for-sale securities	—	63,645	—
Loans securitized into investment securities[1]	775,612	1,088,121	899,604
Trades receivables from brokers and counterparties	46,630	78,759	66,949
Trades payable to brokers and counterparties	102	6,150	2,000
Recognition of mortgage servicing rights on securitizations or asset transfers	10,884	13,460	12,583

[1]	Includes loans securitized into trading securities and subsequently sold before year end.

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

Note 42 – Segment reporting

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

Banco Popular de Puerto Rico:

Given that Banco Popular de Puerto Rico constitutes a significant portion of the Corporation’s results of operations and total assets at December 31, 2016, additional disclosures are provided for the business areas included in this reportable segment, as described below:

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

Banco Popular North America:

Banco Popular North America’s reportable segment consists of the banking operations of BPNA, E-LOAN, Popular Equipment Finance, Inc. and Popular Insurance Agency, U.S.A. BPNA operates through a retail branch network in the U.S. mainland under the name of Popular Community Bank, while E-LOAN supports BPNA’s deposit gathering through its online platform. All direct lending activities at E-LOAN were ceased during 2008. During the third quarter of 2015, BPNA and E-LOAN completed an asset purchase and sale transaction in which E-LOAN sold to BPNA all of its outstanding loan portfolio, including residential mortgage loans and home equity lines of credit, which had a carrying value of approximately $213 million. Prior to this transaction, the Corporation provided additional disclosures for the BPNA reportable segment related to E-LOAN. After the close of the above mentioned asset purchase and sale transaction, additional disclosures with respect to E-LOAN are no longer considered relevant to the financial statements and accordingly are not presented. Popular Equipment Finance, Inc. also holds a running-off loan portfolio as this subsidiary ceased originating loans during 2009. Popular Insurance Agency, U.S.A. offers investment and insurance services across the BPNA branch network.

The Corporate group consists primarily of the holding companies: Popular, Inc., Popular North America, Popular International Bank and certain of the Corporation’s investments accounted for under the equity method, including EVERTEC and Centro Financiero BHD, Leon. The Corporate group also includes the expenses of certain corporate areas that are identified as critical to the organization: Finance, Risk Management and Legal.

The accounting policies of the individual operating segments are the same as those of the Corporation. Transactions between reportable segments are primarily conducted at market rates, resulting in profits that are eliminated for reporting consolidated results of operations.

The tables that follow present the results of operations and total assets by reportable segments:

December 31, 2016
(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations
Net interest income	$1,224,771	$258,416	$(474)
Provision for loan losses	154,785	15,266	—
Non-interest income	243,368	21,651	(119)
Amortization of intangibles	11,479	665	—
Goodwill impairment charge	3,801	—	—
Depreciation expense	39,505	6,715	—
Other operating expenses	952,894	174,585	(779)
Income tax expense	75,615	36,712	92

Net income	$230,060	$46,124	$94

Segment assets	$29,841,854	$8,629,439	$(31,397)

December 31, 2016
(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.
Net interest income (expense)	$1,482,713	$(60,658)	$—	$1,422,055
Provision (reversal of provision) for loan losses	170,051	(35)	—	170,016
Non-interest income	264,900	35,705	(2,669)	297,936
Amortization of intangibles	12,144	—	—	12,144
Goodwill impairment charge	3,801	—	—	3,801
Depreciation expense	46,220	654	—	46,874
Other operating expenses	1,126,700	68,694	(2,578)	1,192,816
Income tax expense (benefit)	112,419	(33,617)	(18)	78,784

Net income (loss)	$276,278	$(60,649)	$(73)	$215,556

Segment assets	$38,439,896	$4,982,113	$(4,760,400)	$38,661,609

December 31, 2015
(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations
Net interest income	$1,231,585	$239,379	$—
Provision for loan losses	240,817	626	—
Non-interest income	464,786	22,667	125
Amortization of intangibles	10,465	554	—
Depreciation expense	40,440	6,272	—
Other operating expenses	970,201	188,102	—
Income tax expense (benefit)	116,058	(580,738)	—

Net income	$318,390	$647,230	$125

Segment assets	27,907,350	7,780,002	(129,038)

December 31, 2015
(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.
Net interest income (expense)	$1,470,964	$(61,981)	$—	$1,408,983
Provision for loan losses	241,443	35	—	241,478
Non-interest income	487,578	34,486	(2,523)	519,541
Amortization of intangibles	11,019	—	—	11,019
Depreciation expense	46,712	762	—	47,474
Other operating expenses	1,158,303	74,212	(2,787)	1,229,728
Income tax benefit	(464,680)	(30,595)	103	(495,172)

Net income (loss)	$965,745	$(71,909)	$161	$893,997

Segment assets	35,558,314	4,945,704	(4,742,285)	35,761,733

December 31, 2014
(In thousands)	Banco Popular de Puerto Rico	Banco Popular North America	Intersegment Eliminations
Net interest income	$1,288,889	$157,701	$—
Provision (reversal of provision) for loan losses	289,184	(18,850)	—
Non-interest income	283,251	64,319	—
Amortization of intangibles	7,351	809	—
Depreciation expense	39,062	6,617	—
Loss on early extinguishment of debt	—	532	—
Other operating expenses	884,289	184,369	—
Income tax expense	77,973	3,101	—

Net income	$274,281	$45,442	$—

Segment assets	$27,384,169	$5,503,433	$(17,972)

December 31, 2014
(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.
Net interest income (expense)	$1,446,590	$(501,518)	$—	$945,072
Provision (reversal of provision) for loan losses	270,334	(200)	—	270,134
Non-interest income	347,570	41,695	(2,750)	386,515
Amortization of intangibles	8,160	—	—	8,160
Depreciation expense	45,679	648	—	46,327
Loss on early extinguishment of debt	532	—	—	532
Other operating expenses	1,068,658	72,759	(2,752)	1,138,665
Income tax expense (benefit)	81,074	(22,796)	1	58,279

Net income (loss)	$319,723	$(510,234)	$1	$(190,510)

Segment assets	$32,869,630	$4,927,448	$(4,710,307)	$33,086,771

Additional disclosures with respect to the Banco Popular de Puerto Rico reportable segment are as follows:

December 31, 2016
Banco Popular de Puerto Rico
(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico
Net interest income	$472,948	$742,854	$6,172	$2,797	$1,224,771
Provision for loan losses	12,884	141,901	—	—	154,785
Non-interest income	(91,411)	232,113	103,005	(339)	243,368
Amortization of intangibles	145	7,042	4,292	—	11,479
Goodwill impairment charge	—	—	3,801	—	3,801
Depreciation expense	16,956	21,684	865	—	39,505
Other operating expenses	251,375	631,234	70,624	(339)	952,894
Income tax expense	41,639	24,068	9,908	—	75,615

Net income	$58,538	$149,038	$19,687	$2,797	$230,060

Segment assets	$15,263,278	$17,592,743	$406,429	$(3,420,596)	$29,841,854

December 31, 2015
Banco Popular de Puerto Rico
(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico
Net interest income	$457,119	$760,157	$7,793	$6,516	$1,231,585
Provision for loan losses	101,840	138,977	—	—	240,817
Non-interest income	113,697	248,024	103,464	(399)	464,786
Amortization of intangibles	7	7,330	3,128	—	10,465
Depreciation expense	16,984	22,385	1,071	—	40,440
Other operating expenses	281,995	617,973	70,632	(399)	970,201
Income tax expense	48,793	55,429	11,836	—	116,058

Net income	$121,197	$166,087	$24,590	$6,516	$318,390

Segment assets	$12,169,349	$15,662,115	$392,658	$(316,772)	$27,907,350

December 31, 2014
Banco Popular de Puerto Rico
(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico
Net interest income	$512,920	$766,758	$9,207	$4	$1,288,889
Provision for loan losses	138,247	150,937	—	—	289,184
Non-interest income	6,217	178,434	98,794	(194)	283,251
Amortization of intangibles	4	6,836	511	—	7,351
Depreciation expense	16,445	21,513	1,104	—	39,062
Other operating expenses	257,970	558,521	67,992	(194)	884,289
Income tax expense	22,899	38,825	16,249	—	77,973

Net income	$83,572	$168,560	$22,145	$4	$274,281

Segment assets	$11,508,845	$17,654,762	$591,955	$(2,371,393)	$27,384,169

Geographic Information

(In thousands)	2016	2015	2014
Revenues:[1]
Puerto Rico	$1,361,663	$1,598,066	$1,024,416
United States	283,349	255,714	223,264
Other	74,979	74,744	83,907

Total consolidated revenues	$1,719,991	$1,928,524	$1,331,587

[1]	Total revenues include net interest income (expense), service charges on deposit accounts, other service fees, mortgage banking activities, net gain (loss) and valuation adjustments on investment securities, trading account (loss) profit, net (loss) gain on sale of loans and valuation adjustments on loans held-for-sale, adjustments to indemnity reserves on loans sold, FDIC loss share (expense) income and other operating income.

Selected Balance Sheet Information

(In thousands)	2016	2015	2014
Puerto Rico
Total assets	$28,813,289	$26,764,689	$26,267,180
Loans	16,880,868	17,477,070	17,704,170
Deposits	23,185,551	20,893,232	20,365,445
United States
Total assets	$8,928,475	$7,858,712	$5,689,061
Loans	5,799,562	4,873,504	3,568,564
Deposits	6,266,473	5,288,886	3,442,084
Other
Total assets	$919,845	$1,138,332	$1,130,530
Loans	755,017	778,656	780,483
Deposits [1]	1,044,200	1,027,605	1,000,006

[1]	Represents deposits from BPPR operations located in the U.S. and British Virgin Islands.

Note 43 - Popular, Inc. (holding company only) financial information

The following condensed financial information presents the financial position of Popular, Inc. Holding Company only at December 31, 2016 and 2015, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2016.

Condensed Statements of Condition

	December 31,
(In thousands)	2016	2015
ASSETS
Cash and due from banks (includes $47,614 due from bank subsidiary (2015 - $24,124))	$47,783	$24,298
Money market investments	252,347	262,204
Trading account securities	2,640	2,020
Investment securities available-for-sale, at fair value	—	216
Other investment securities, at lower of cost or realizable value (includes $8,725 in common securities from statutory trusts (2015 - $8,725))[1]	9,850	9,850
Investment in BPPR and subsidiaries, at equity	3,658,451	3,598,393
Investment in Popular North America and subsidiaries, at equity	1,707,167	1,687,104
Investment in other non-bank subsidiaries, at equity	243,993	253,828
Other loans	1,142	1,176
Less - Allowance for loan losses	2	3
Premises and equipment	3,067	2,823
Investment in equity method investees	51,259	45,262
Other assets (includes $936 due from subsidiaries and affiliate (2015 - $1,667))	11,257	10,817

Total assets	$5,988,954	$5,897,988

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$735,600	$733,516
Other liabilities (includes $2,574 due to subsidiaries and affiliate (2015 - $1,133))	55,309	59,148
Stockholders’ equity	5,198,045	5,105,324

Total liabilities and stockholders’ equity	$5,988,954	$5,897,988

[1]	Refer to Note 23 to the consolidated financial statements for information on the statutory trusts.

Condensed Statements of Operations

	Years ended December 31,
(In thousands)	2016	2015	2014
Income:
Dividends from subsidiaries	$102,300	$41,350	$—
Interest income (includes $1,965 due from subsidiaries and affiliates (2015 - $1,188; 2014 - $1,829))	2,141	1,332	1,931
Earnings from investments in equity method investees	12,352	13,710	12,291
Gain on sale and valuation adjustment of investment securities	1,767	—	—
Trading account profit (loss)	90	(187)	(40)

Total income	118,650	56,205	14,182

Expenses:
Interest expense	52,470	52,470	492,657
Provision (reversal of provision) for loan losses	(35)	35	(200)
Operating expenses (includes expenses for services provided by subsidiaries and affiliate of $8,160 (2015 - $7,309 ; 2014 - $6,882)), net of reimbursement by subsidiaries for services provided by parent of $74,573 (2015 - $74,799 ; 2014 - $67,021)	(4,208)	(1,293)	1,633

Total expenses	48,227	51,212	494,090

Income (loss) before income taxes and equity in undistributed earnings of subsidiaries	70,423	4,993	(479,908)
Income tax expense (benefit)	19	(186)	5,580

Income (loss) before equity in undistributed earnings of subsidiaries	70,404	5,179	(485,488)
Equity in undistributed earnings of subsidiaries	145,152	888,818	294,978

Income (loss) from continuing operations	215,556	893,997	(190,510)
Equity in undistributed earnings (losses) of discontinued operations	1,135	1,347	(122,980)

Net income (loss)	$216,691	$895,344	$(313,490)

Comprehensive income (loss), net of tax	$153,291	$868,330	$(354,617)

Condensed Statements of Cash Flows

	Years ended December 31,
(In thousands)	2016	2015	2014
Cash flows from operating activities:
Net income (loss)	$216,691	$895,344	$(313,490)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiaries and dividends from subsidiaries	(146,287)	(890,165)	(171,998)
Provision (reversal) for loan losses	(35)	35	(200)
Net accretion of discounts and amortization of premiums and deferred fees	2,087	2	404,461
Earnings from investments under the equity method	(12,352)	(13,710)	(12,291)
Deferred income tax expense (benefit)	19	(186)	8,203
Sale and valuation adjustments of investment securities	(1,767)	—	—
Net (increase) decrease in:
Trading securities	(620)	(380)	(288)
Other assets	4,473	8,781	4,736
Net increase (decrease) in:
Interest payable	—	—	7,066
Other liabilities	(3,854)	(5,622)	(180)

Total adjustments	(158,336)	(901,245)	239,509

Net cash provided by (used in) operating activities	58,355	(5,901)	(73,981)

Cash flows from investing activities:
Net decrease (increase) in money market investments	9,857	(242,457)	(1,026)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Other	—	—	1,000
Proceeds from sale of investment securities:
Available-for-sale	278	—	—
Other	1,583	—	—
Capital contribution to subsidiaries	—	—	(100,000)
Net decrease in advances to subsidiaries and affiliates	—	53,769	465,731
Net repayments (originations) on other loans	35	24	(279)
Return of capital from equity method investments	433	11,500	—
Return of capital from wholly owned subsidiaries	14,000	203,000	210,000
Acquisition of premises and equipment	(953)	(1,079)	(1,075)
Proceeds from sale of:
Premises and equipment	56	9	48
Foreclosed assets	434	—	—

Net cash provided by investing activities	25,723	24,766	574,399

Cash flows from financing activities:
Payments of notes payable and subordinated notes	—	—	(936,000)
Proceeds from issuance of notes payable	—	—	450,000
Proceeds from issuance of common stock	7,437	6,226	5,394
Dividends paid	(65,932)	(19,257)	(3,723)
Repurchase of TARP-related warrants	—	—	(3,000)
Net payments for repurchase of common stock	(2,098)	(1,984)	(3,236)

Net cash used in financing activities	(60,593)	(15,015)	(490,565)

Net increase in cash and due from banks	23,485	3,850	9,853
Cash and due from banks at beginning of period	24,298	20,448	10,595

Cash and due from banks at end of period	$47,783	$24,298	$20,448

Popular, Inc. (parent company only) received dividend distributions from its direct equity method investees amounting to $4.7 million for the year ended December 31, 2016 (2015 - $4.7 million).

Notes payable include junior subordinated debentures issued by the Corporation that are associated to capital securities issued by the Popular Capital Trust I, Popular Capital Trust II and Popular Capital Trust III and medium-term notes. Refer to Note 23 for a description of significant provisions related to these junior subordinated debentures. The following table presents the aggregate amounts by contractual maturities of notes payable at December 31, 2016:

Year	(In thousands)
2017	$—
2018	—
2019	444,788
2020	—
2021	—
Later years	290,812
No stated maturity	—

Total	$735,600

Note 44 – Condensed consolidating financial information of guarantor and issuers of registered guaranteed securities

The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (“PIHC”) (parent only), Popular North America, Inc. (“PNA”) and all other subsidiaries of the Corporation at December 31, 2016 and 2015, and the results of their operations and cash flows for the periods ended December 31, 2016, 2015 and 2014.

PNA is an operating, wholly-owned subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries: Equity One, Inc. and Banco Popular North America (“BPNA”), including BPNA’s wholly-owned subsidiaries Popular Equipment Finance, Inc., Popular Insurance Agency, U.S.A., and E-LOAN, Inc.

PIHC fully and unconditionally guarantees all registered debt securities issued by PNA.

Condensed Consolidating Statement of Financial Condition

	At December 31, 2016
	Popular Inc.	PNA	All other subsidiaries and	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	eliminations	entries	Consolidated
Assets:
Cash and due from banks	$47,783	$591	$362,101	$(48,081)	$362,394
Money market investments	252,347	13,263	2,891,670	(267,063)	2,890,217
Trading account securities, at fair value	2,640	—	57,297	(132)	59,805
Investment securities available-for-sale, at fair value	—	—	8,209,806	—	8,209,806
Investment securities held-to-maturity, at amortized cost	—	—	98,101	—	98,101
Other investment securities, at lower of cost or realizable value	9,850	4,492	153,476	—	167,818
Investment in subsidiaries	5,609,611	1,818,127	—	(7,427,738)	—
Loans held-for-sale, at lower of cost or fair value	—	—	88,821	—	88,821

Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	1,142	—	22,894,030	—	22,895,172
Loans covered under loss-sharing agreements with the FDIC	—	—	572,878	—	572,878
Less - Unearned income	—	—	121,425	—	121,425
Allowance for loan losses	2	—	540,649	—	540,651

Total loans held-in-portfolio, net	1,140	—	22,804,834	—	22,805,974

FDIC loss-share asset	—	—	69,334	—	69,334
Premises and equipment, net	3,067	—	540,914	—	543,981
Other real estate not covered under loss- sharing agreements with the FDIC	81	—	180,364	—	180,445
Other real estate covered under loss- sharing agreements with the FDIC	—	—	32,128	—	32,128
Accrued income receivable	112	138	137,882	(90)	138,042
Mortgage servicing assets, at fair value	—	—	196,889	—	196,889
Other assets	61,770	25,146	2,073,562	(14,968)	2,145,510
Goodwill	—	—	627,294	—	627,294
Other intangible assets	553	—	44,497	—	45,050

Total assets	$5,988,954	$1,861,757	$38,568,970	$(7,758,072)	$38,661,609

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$—	$—	$7,028,524	$(48,081)	$6,980,443
Interest bearing	—	—	23,782,844	(267,063)	23,515,781

Total deposits	—	—	30,811,368	(315,144)	30,496,224

Federal funds purchased and assets sold under agreements to repurchase	—	—	479,425	—	479,425
Other short-term borrowings	—	—	1,200	—	1,200
Notes payable	735,600	148,512	690,740	—	1,574,852
Other liabilities	55,309	6,034	865,861	(15,253)	911,951

Total liabilities	790,909	154,546	32,848,594	(330,397)	33,463,652

Stockholders’ equity:
Preferred stock	50,160	—	—	—	50,160
Common stock	1,040	2	56,307	(56,309)	1,040
Surplus	4,246,495	4,111,207	5,717,066	(9,819,746)	4,255,022
Retained earnings (accumulated deficit)	1,228,834	(2,382,049)	264,944	2,108,578	1,220,307
Treasury stock, at cost	(8,198)	—	—	(88)	(8,286)
Accumulated other comprehensive loss, net of tax	(320,286)	(21,949)	(317,941)	339,890	(320,286)

Total stockholders’ equity	5,198,045	1,707,211	5,720,376	(7,427,675)	5,197,957

Total liabilities and stockholders’ equity	$5,988,954	$1,861,757	$38,568,970	$(7,758,072)	$38,661,609

Condensed Consolidating Statement of Financial Condition

	At December 31, 2015
			All other
	Popular, Inc.	PNA	subsidiaries and	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	eliminations	entries	Consolidated
Assets:
Cash and due from banks	$24,298	$600	$363,620	$(24,844)	$363,674
Money market investments	262,204	23,931	2,179,887	(285,930)	2,180,092
Trading account securities, at fair value	2,020	—	69,639	—	71,659
Investment securities available-for-sale, at fair value	216	—	6,062,776	—	6,062,992
Investment securities held-to-maturity, at amortized cost	—	—	100,903	—	100,903
Other investment securities, at lower of cost or realizable value	9,850	4,492	157,906	—	172,248
Investment in subsidiaries	5,539,325	1,789,512	—	(7,328,837)	—
Loans held-for-sale, at lower of cost or fair value	—	—	137,000	—	137,000

Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	1,176	—	22,452,637	—	22,453,813
Loans covered under loss-sharing agreements with the FDIC	—	—	646,115	—	646,115
Less - Unearned income	—	—	107,698	—	107,698
Allowance for loan losses	3	—	537,108	—	537,111

Total loans held-in-portfolio, net	1,173	—	22,453,946	—	22,455,119

FDIC loss-share asset	—	—	310,221	—	310,221
Premises and equipment, net	2,823	—	499,788	—	502,611
Other real estate not covered under loss-sharing agreements with the FDIC	532	—	154,699	—	155,231
Other real estate covered under loss-sharing agreements with the FDIC	—	—	36,685	—	36,685
Accrued income receivable	85	115	124,070	(36)	124,234
Mortgage servicing assets, at fair value	—	—	211,405	—	211,405
Other assets	54,908	23,596	2,132,616	(17,958)	2,193,162
Goodwill	—	—	626,388	—	626,388
Other intangible assets	554	—	57,555	—	58,109

Total assets	$5,897,988	$1,842,246	$35,679,104	$(7,657,605)	$35,761,733

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$—	$—	$6,426,359	$(24,844)	$6,401,515
Interest bearing	—	—	21,094,138	(285,930)	20,808,208

Total deposits	—	—	27,520,497	(310,774)	27,209,723

Federal funds purchased and assets sold under agreements to repurchase	—	—	762,145	—	762,145
Other short-term borrowings	—	—	1,200	—	1,200
Notes payable	733,516	148,483	780,509	—	1,662,508
Other liabilities	59,148	6,659	971,429	(18,218)	1,019,018
Liabilities from discontinued operations	—	—	1,815	—	1,815

Total liabilities	792,664	155,142	30,037,595	(328,992)	30,656,409

Stockholders’ equity:
Preferred stock	50,160	—	—	—	50,160
Common stock	1,038	2	56,307	(56,309)	1,038
Surplus	4,220,629	4,111,208	5,712,635	(9,815,316)	4,229,156
Retained earnings (accumulated deficit)	1,096,484	(2,416,251)	128,459	2,279,265	1,087,957
Treasury stock, at cost	(6,101)	—	—	—	(6,101)
Accumulated other comprehensive loss, net of tax	(256,886)	(7,855)	(255,892)	263,747	(256,886)

Total stockholders’ equity	5,105,324	1,687,104	5,641,509	(7,328,613)	5,105,324

Total liabilities and stockholders’ equity	$5,897,988	$1,842,246	$35,679,104	$(7,657,605)	$35,761,733

Condensed Consolidating Statement of Operations

	Year ended December 31, 2016
			All other
	Popular, Inc.	PNA	subsidiaries and	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	eliminations	entries	Consolidated
Interest and dividend income:
Dividend income from subsidiaries	$102,300	$—	$—	$(102,300)	$—
Loans	78	—	1,459,642	—	1,459,720
Money market investments	1,399	101	16,428	(1,500)	16,428
Investment securities	664	322	151,025	—	152,011
Trading account securities	—	—	6,414	—	6,414

Total interest and dividend income	104,441	423	1,633,509	(103,800)	1,634,573

Interest expense:
Deposits	—	—	129,077	(1,500)	127,577
Short-term borrowings	—	—	7,812	—	7,812
Long-term debt	52,470	10,769	13,890	—	77,129

Total interest expense	52,470	10,769	150,779	(1,500)	212,518

Net interest income (expense)	51,971	(10,346)	1,482,730	(102,300)	1,422,055
Provision (reversal) for loan losses- non-covered loans	(35)	—	171,161	—	171,126
Provision (reversal) for loan losses- covered loans	—	—	(1,110)	—	(1,110)

Net interest income (expense) after provision for loan losses	52,006	(10,346)	1,312,679	(102,300)	1,252,039

Service charges on deposit accounts	—	—	160,836	—	160,836
Other service fees	—	—	237,342	(2,572)	234,770
Mortgage banking activities	—	—	56,538	—	56,538
Net gain on sale of investment securities	1,767	—	195	—	1,962
Other-than-temporary impairment losses on investment securities	—	—	(209)	—	(209)
Trading account profit (loss)	90	—	(831)	(44)	(785)
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	—	—	8,245	—	8,245
Adjustments (expense) to indemnity reserves on loans sold	—	—	(17,285)	—	(17,285)
FDIC loss-share expense	—	—	(207,779)	—	(207,779)
Other operating income (loss)	12,352	(2,559)	51,903	(53)	61,643

Total non-interest income (loss)	14,209	(2,559)	288,955	(2,669)	297,936

Operating expenses:
Personnel costs	48,032	—	439,444	—	487,476
Net occupancy expenses	3,630	—	82,023	—	85,653
Equipment expenses	2,807	—	59,418	—	62,225
Other taxes	187	1	42,116	—	42,304
Professional fees	10,817	122	312,517	(413)	323,043
Communications	520	—	23,377	—	23,897
Business promotion	2,261	—	50,753	—	53,014
FDIC deposit insurance	—	—	24,512	—	24,512
Other real estate owned (OREO) expenses	52	—	47,067	—	47,119
Other operating expenses	(72,514)	60	165,066	(2,165)	90,447
Amortization of intangibles	—	—	12,144	—	12,144
Goodwill impairment charge	—	—	3,801	—	3,801

Total operating expenses	(4,208)	183	1,262,238	(2,578)	1,255,635

Income (loss) before income tax and equity in earnings of subsidiaries	70,423	(13,088)	339,396	(102,391)	294,340
Income tax expense (benefit)	19	(4,581)	83,364	(18)	78,784

Income (loss) before equity in earnings of subsidiaries	70,404	(8,507)	256,032	(102,373)	215,556
Equity in undistributed earnings of subsidiaries	145,152	41,574	—	(186,726)	—

Income from continuing operations	215,556	33,067	256,032	(289,099)	215,556
Income from discontinued operations, net of tax	—	—	1,135	—	1,135
Equity in undistributed earnings of discontinued operations	1,135	1,135	—	(2,270)	—

Net Income	$216,691	$34,202	$257,167	$(291,369)	$216,691

Comprehensive income, net of tax	$153,291	$20,108	$195,118	$(215,226)	$153,291

Condensed Consolidating Statement of Operations

	Year ended December 31, 2015
			All other
	Popular, Inc.	PNA	subsidiaries and	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	eliminations	entries	Consolidated
Interest and dividend income:
Dividend income from subsidiaries	$41,350	$—	$—	$(41,350)	$—
Loans	673	3	1,458,613	(583)	1,458,706
Money market investments	40	8	7,245	(50)	7,243
Investment securities	619	322	125,123	—	126,064
Trading account securities	—	—	11,001	—	11,001

Total interest and dividend income	42,682	333	1,601,982	(41,983)	1,603,014

Interest expense:
Deposits	—	—	107,583	(50)	107,533
Short-term borrowings	—	502	7,593	(583)	7,512
Long-term debt	52,470	10,779	15,737	—	78,986

Total interest expense	52,470	11,281	130,913	(633)	194,031

Net interest (expense) income	(9,788)	(10,948)	1,471,069	(41,350)	1,408,983
Provision for loan losses- non-covered loans	35	—	217,423	—	217,458
Provision for loan losses- covered loans	—	—	24,020	—	24,020

Net interest (expense) income after provision for loan losses	(9,823)	(10,948)	1,229,626	(41,350)	1,167,505

Service charges on deposit accounts	—	—	160,108	—	160,108
Other service fees	—	—	238,566	(2,476)	236,090
Mortgage banking activities	—	—	81,802	—	81,802
Net gain on sale of investment securities	—	—	141	—	141
Other-than temporary impairment losses on investment securities	—	—	(14,445)	—	(14,445)
Trading account loss	(187)	—	(4,536)	—	(4,723)
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	—	—	542	—	542
Adjustments (expense) to indemnity reserves on loans sold	—	—	(18,628)	—	(18,628)
FDIC loss-share income	—	—	20,062	—	20,062
Other operating income (loss)	13,710	(244)	45,173	(47)	58,592

Total non-interest income (loss)	13,523	(244)	508,785	(2,523)	519,541

Operating expenses:
Personnel costs	49,112	—	428,407	—	477,519
Net occupancy expenses	3,591	—	83,297	—	86,888
Equipment expenses	2,240	—	57,870	—	60,110
Other taxes	(822)	—	40,619	—	39,797
Professional fees	11,384	504	297,392	(295)	308,985
Communications	519	—	24,627	—	25,146
Business promotion	1,868	—	50,208	—	52,076
FDIC deposit insurance	—	—	27,626	—	27,626
Other real estate owned (OREO) expenses	—	—	85,568	—	85,568
Other operating expenses	(69,185)	463	166,289	(2,492)	95,075
Amortization of intangibles	—	—	11,019	—	11,019
Restructuring costs	—	—	18,412	—	18,412

Total operating expenses	(1,293)	967	1,291,334	(2,787)	1,288,221

Income (loss) before income tax and equity in earnings of subsidiaries	4,993	(12,159)	447,077	(41,086)	398,825
Income tax (benefit) expense	(186)	305	(495,394)	103	(495,172)

Income (loss) before equity in earnings of subsidiaries	5,179	(12,464)	942,471	(41,189)	893,997
Equity in undistributed earnings of subsidiaries	888,818	638,341	—	(1,527,159)	—

Income from continuing operations	893,997	625,877	942,471	(1,568,348)	893,997
Income from discontinued operations, net of tax	—	—	1,347	—	1,347
Equity in undistributed earnings of discontinued operations	1,347	1,347	—	(2,694)	—

Net Income	$895,344	$627,224	$943,818	$(1,571,042)	$895,344

Comprehensive income, net of tax	$868,330	$623,433	$916,942	$(1,540,375)	$868,330

Condensed Consolidating Statement of Operations

	Year ended December 31, 2014
			All other
	Popular, Inc.	PNA	subsidiaries and	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	eliminations	entries	Consolidated
Interest Income:
Loans	$1,294	$—	$1,478,658	$(1,202)	$1,478,750
Money market investments	20	7	4,219	(22)	4,224
Investment securities	617	322	131,692	—	132,631
Trading account securities	—	—	17,938	—	17,938

Total interest income	1,931	329	1,632,507	(1,224)	1,633,543

Interest Expense:
Deposits	—	—	105,095	(8)	105,087
Short-term borrowings	—	405	68,187	(1,216)	67,376
Long-term debt	492,657	10,826	12,525	—	516,008

Total interest expense	492,657	11,231	185,807	(1,224)	688,471

Net interest (expense) income	(490,726)	(10,902)	1,446,700	—	945,072
Provision (reversal) for loan losses- non-covered loans	(200)	—	224,199	—	223,999
Provision for loan losses- covered loans	—	—	46,135	—	46,135

Net interest (expense) income after provision for loan losses	(490,526)	(10,902)	1,176,366	—	674,938

Service charges on deposit accounts	—	—	158,637	—	158,637
Other service fees	—	—	228,006	(2,741)	225,265
Mortgage banking activities	—	—	30,615	—	30,615
Net loss and valuation adjustments on investment securities	—	—	(870)	—	(870)
Trading account (loss) profit	(40)	—	4,398	—	4,358
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	—	—	40,591	—	40,591
Adjustments (expense) to indemnity reserves on loans sold	—	—	(40,629)	—	(40,629)
FDIC loss-share expense	—	—	(103,024)	—	(103,024)
Other operating income (loss)	12,291	(16)	59,306	(9)	71,572

Total non-interest income (loss)	12,251	(16)	377,030	(2,750)	386,515

Operating expenses:
Personnel costs	39,457	—	379,222	—	418,679
Net occupancy expenses	3,952	—	82,755	—	86,707
Equipment expenses	3,764	—	45,153	—	48,917
Other taxes	1,019	—	55,899	—	56,918
Professional fees	14,963	1,119	266,202	(229)	282,055
Communications	496	—	25,188	—	25,684
Business promotion	1,731	—	52,285	—	54,016
FDIC deposit insurance	—	—	40,307	—	40,307
Loss on early extinguishment of debt	—	—	532	—	532
Other real estate owned (OREO) expenses	6	—	49,605	—	49,611
Other operating expenses	(63,755)	435	161,216	(2,523)	95,373
Amortization of intangibles	—	—	8,160	—	8,160
Restructuring costs	—	—	26,725	—	26,725

Total operating expenses	1,633	1,554	1,193,249	(2,752)	1,193,684

(Loss) income before income tax and equity in earnings of subsidiaries	(479,908)	(12,472)	360,147	2	(132,231)
Income tax expense	5,580	—	52,698	1	58,279

(Loss) income before equity in earnings of subsidiaries	(485,488)	(12,472)	307,449	1	(190,510)
Equity in undistributed earnings of subsidiaries	294,978	32,484	—	(327,462)	—

(Loss) income from continuing operations	$(190,510)	$20,012	$307,449	$(327,461)	$(190,510)
Loss from discontinued operations, net of tax	—	—	(122,980)	—	(122,980)
Equity in undistributed losses of discontinued operations	(122,980)	(122,980)	—	245,960	—

Net (Loss) Income	(313,490)	(102,968)	184,469	(81,501)	(313,490)

Comprehensive (loss) income, net of tax	$(354,617)	$(79,665)	$144,355	$(64,690)	$(354,617)

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2016
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Cash flows from operating activities:
Net income	$216,691	$34,202	$257,167	$(291,369)	$216,691

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiaries	(146,287)	(42,709)	—	188,996	—
Provision (reversal) for loan losses	(35)	—	170,051	—	170,016
Goodwill impairment losses	—	—	3,801	—	3,801
Amortization of intangibles	—	—	12,144	—	12,144
Depreciation and amortization of premises and equipment	654	—	46,220	—	46,874
Net accretion of discounts and amortization of premiums and deferred fees	2,087	28	(42,901)	—	(40,786)
Other-than-temporary impairment on investment securities	—	—	209	—	209
Fair value adjustments on mortgage servicing rights	—	—	25,336	—	25,336
FDIC loss-share expense	—	—	207,779	—	207,779
Adjustments (expense) to indemnity reserves on loans sold	—	—	17,285	—	17,285
(Earnings) losses from investments under the equity method	(12,352)	2,559	(21,495)	—	(31,288)
Deferred income tax expense (benefit)	19	(4,581)	66,154	(18)	61,574
(Gain) loss on:
Disposition of premises and equipment and other productive assets	(2)	—	4,096	—	4,094
Sale and valuation adjustments of investment securities	(1,767)	—	(195)	—	(1,962)
Sale of loans, including valuation adjustments on loans held for sale and mortgage banking activities	—	—	(35,517)	—	(35,517)
Sale of foreclosed assets, including write-downs	52	—	19,305	—	19,357
Acquisitions of loans held-for-sale	—	—	(310,217)	—	(310,217)
Proceeds from sale of loans held-for-sale	—	—	89,887	—	89,887
Net originations on loans held-for-sale	—	—	(510,783)	—	(510,783)
Net (increase) decrease in:
Trading securities	(620)	—	754,326	133	753,839
Accrued income receivable	(27)	(23)	(13,812)	54	(13,808)
Other assets	3,796	(3)	(27,125)	(2,972)	(26,304)
Net increase (decrease) in:
Interest payable	—	—	219	(54)	165
Pension and other postretirement benefits obligations	—	—	(55,678)	—	(55,678)
Other liabilities	(3,854)	(624)	(11,781)	3,018	(13,241)

Total adjustments	(158,336)	(45,353)	387,308	189,157	372,776

Net cash provided by (used in) operating activities	58,355	(11,151)	644,475	(102,212)	589,467

Cash flows from investing activities:
Net decrease (increase) in money market investments	9,857	10,668	(711,782)	(18,868)	(710,125)
Purchases of investment securities:
Available-for-sale	—	—	(3,407,779)	—	(3,407,779)
Other	—	—	(14,130)	—	(14,130)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	—	—	1,227,966	—	1,227,966
Held-to-maturity	—	—	4,588	—	4,588
Other	—	—	11,122	—	11,122
Proceeds from sale of investment securities:
Available for sale	278	—	4,981	—	5,259
Other	1,583	—	7,438	—	9,021
Net repayments (disbursements) on loans	35	—	(267,240)	—	(267,205)
Proceeds from sale of loans	—	—	141,363	—	141,363
Acquisition of loan portfolios	—	—	(535,445)	—	(535,445)
Net payments from FDIC under loss-sharing agreements	—	—	98,518	—	98,518
Return of capital from equity method investments	433	474	—	—	907
Return of capital from wholly-owned subsidiaries	14,000	—	—	(14,000)	—
Acquisition of premises and equipment	(953)	—	(99,367)	—	(100,320)
Proceeds from sale of:
Premises and equipment and other productive assets	56	—	8,841	—	8,897
Foreclosed assets	434	—	82,923	—	83,357

Net cash provided by (used in) investing activities	25,723	11,142	(3,448,003)	(32,868)	(3,444,006)

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	—	—	3,290,797	(4,369)	3,286,428
Federal funds purchased and assets sold under agreements to repurchase	—	—	(282,719)	—	(282,719)
Payments of notes payable	—	—	(254,816)	—	(254,816)
Proceeds from issuance of notes payable	—	—	165,047	—	165,047
Proceeds from issuance of common stock	7,437	—	—	—	7,437
Dividends paid to parent company	—	—	(102,300)	102,300	—
Dividends paid	(65,932)	—	—	—	(65,932)
Net payments for repurchase of common stock	(2,098)	—	—	(88)	(2,186)
Return of capital to parent company	—	—	(14,000)	14,000	—

Net cash (used in) provided by financing activities	(60,593)	—	2,802,009	111,843	2,853,259

Net increase (decrease) in cash and due from banks	23,485	(9)	(1,519)	(23,237)	(1,280)
Cash and due from banks at beginning of period	24,298	600	363,620	(24,844)	363,674

Cash and due from banks at end of period	$47,783	$591	$362,101	$(48,081)	$362,394

During the ended December 31, 2016 there have not been any cash flows associated with discontinued operations.

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2015
			All other
	Popular, Inc.	PNA	subsidiaries	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	and eliminations	entries	Consolidated
Cash flows from operating activities:
Net income	$895,344	$627,224	$943,818	$(1,571,042)	$895,344

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiaries	(890,165)	(639,688)	—	1,529,853	—
Provision for loan losses	35	—	241,443	—	241,478
Amortization of intangibles	—	—	11,019	—	11,019
Depreciation and amortization of premises and equipment	761	—	46,713	—	47,474
Net accretion of discounts and amortization of premiums and deferred fees	2	—	(73,498)	—	(73,496)
Other-than-temporary impairment on investment securities	—	—	14,445	—	14,445
Fair value adjustments on mortgage servicing rights	—	—	7,904	—	7,904
FDIC loss-share income	—	—	(20,062)	—	(20,062)
Adjustments (expense) to indemnity reserves on loans sold	—	—	18,628	—	18,628
Earnings losses from investments under the equity method	(13,710)	244	(10,907)	—	(24,373)
Deferred income tax benefit	(186)	—	(519,045)	103	(519,128)
(Gain) loss on:
Disposition of premises and equipment	(2)	—	(3,627)	—	(3,629)
Sale and valuation adjustments of investment securities	—	—	(141)	—	(141)
Sale of loans, including valuation adjustments on loans held for sale and mortgage banking activities	—	—	(35,013)	—	(35,013)
Sale of foreclosed assets, including write-downs	—	—	60,378	—	60,378
Acquisitions of loans held-for-sale	—	—	(401,991)	—	(401,991)
Proceeds from sale of loans held-for-sale	—	—	124,111	—	124,111
Net originations on loans held-for-sale	—	—	(792,821)	—	(792,821)
Net (increase) decrease in:
Trading securities	(380)	—	1,084,063	—	1,083,683
Accrued income receivable	(10)	(3)	5,395	10	5,392
Other assets	8,032	342	92,032	(273)	100,133
Net (decrease) increase in:
Interest payable	—	(26)	564	(10)	528
Pension and other postretirement benefits obligations	—	—	3,252	—	3,252
Other liabilities	(5,622)	(187)	(67,180)	9	(72,980)

Total adjustments	(901,245)	(639,318)	(214,338)	1,529,692	(225,209)

Net cash (used in) provided by operating activities	(5,901)	(12,094)	729,480	(41,350)	670,135

Cash flows from investing activities:
Net increase in money market investments	(242,457)	(23,574)	(376,248)	284,573	(357,706)
Purchases of investment securities:
Available-for-sale	—	—	(2,014,315)	—	(2,014,315)
Held-to-maturity	—	—	(750)	—	(750)
Other	—	—	(40,847)	—	(40,847)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	—	—	1,362,712	—	1,362,712
Held-to-maturity	—	—	4,856	—	4,856
Other	—	—	46,341	—	46,341
Proceeds from sale of investment securities:
Available for sale	—	—	96,760	—	96,760
Other	—	—	14,950	—	14,950
Net repayments on loans	53,793	350	431,302	(53,769)	431,676
Proceeds from sale of loans	—	—	30,160	—	30,160
Acquisition of loan portfolios	—	(350)	(338,097)	—	(338,447)
Acquisition of trademark	—	—	(50)	—	(50)
Net payments from FDIC under loss-sharing agreements	—	—	247,976	—	247,976
Net cash received and acquired from business combination	—	—	731,279	—	731,279
Acquisition of servicing assets	—	—	(61,304)	—	(61,304)
Cash paid related to business acquisitions	—	—	(17,250)	—	(17,250)
Return of capital from equity method investments	11,500	1,829	—	—	13,329
Return of capital from wholly-owned subsidiaries	203,000	200,000	—	(403,000)	—
Mortgage servicing rights purchased	—	—	(2,400)	—	(2,400)
Acquisition of premises and equipment	(1,079)	—	(61,577)	—	(62,656)
Proceeds from sale of:
Premises and equipment	9	—	12,871	—	12,880
Foreclosed assets	—	—	141,145	—	141,145

Net cash provided by investing activities	24,766	178,255	207,514	(172,196)	238,339

Cash flows from financing activities:
Net (decrease) increase in:
Deposits	—	—	495,904	(288,566)	207,338
Federal funds purchased and assets sold under agreements to repurchase	—	—	(509,512)	—	(509,512)
Other short-term borrowings	—	—	(201,984)	53,769	(148,215)
Payments of notes payable	—	(8,169)	(729,720)	—	(737,889)
Proceeds from issuance of notes payable	—	—	277,398	—	277,398
Proceeds from issuance of common stock	6,226	—	—	—	6,226
Dividends paid to parent company	—	—	(41,350)	41,350	—
Dividends paid	(19,257)	—	—	—	(19,257)
Net payments for repurchase of common stock	(1,984)	—	—	—	(1,984)
Return of capital to parent company	—	(158,000)	(245,000)	403,000	—

Net cash used in financing activities	(15,015)	(166,169)	(954,264)	209,553	(925,895)

Net increase (decrease) in cash and due from banks	3,850	(8)	(17,270)	(3,993)	(17,421)
Cash and due from banks at beginning of period	20,448	608	380,890	(20,851)	381,095

Cash and due from banks at end of period	$24,298	$600	$363,620	$(24,844)	$363,674

The Condensed Consolidating Statements of Cash Flows include the cash flows from operating, investing and financing activities associated with discontinued operations.

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2014
			All other
	Popular, Inc.	PNA	subsidiaries	Elimination	Popular, Inc.
(In thousands)	Holding Co.	Holding Co.	and eliminations	entries	Consolidated
Cash flows from operating activities:
Net (loss) income	$(313,490)	$(102,968)	$184,469	$(81,501)	$(313,490)

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed (earnings) losses of subsidiaries	(171,998)	90,496	—	81,502	—
Provision (reversal) for loan losses	(200)	—	263,569	—	263,369
Goodwill impairment losses	—	—	186,511	—	186,511
Amortization of intangibles	—	—	9,434	—	9,434
Depreciation and amortization of premises and equipment	648	—	46,489	—	47,137
Net accretion of discounts and amortization of premiums and deferred fees	404,461	—	(125,885)	—	278,576
Fair value adjustments on mortgage servicing rights	—	—	24,683	—	24,683
FDIC loss share expense	—	—	103,024	—	103,024
Adjustments (expense) to indemnity reserves on loans sold	—	—	40,629	—	40,629
Earnings from investments under the equity method	(12,291)	16	(27,303)	—	(39,578)
Deferred income tax expense	8,203	—	35,308	1	43,512
Loss (gain) on:
Disposition of premises and equipment	1	—	(1,717)	—	(1,716)
Sale and valuation adjustments of investment securities	—	—	870	—	870
Sale of loans, including valuation adjustments on loans held for sale and mortgage banking activities	—	—	(88,724)	—	(88,724)
Sale of foreclosed assets, including write-downs	—	—	28,005	—	28,005
Disposal of discontinued business	—	—	(38,355)	—	(38,355)
Acquisitions of loans held-for-sale	—	—	(308,600)	—	(308,600)
Proceeds from sale of loans held-for-sale	—	—	123,375	—	123,375
Net originations on loans held-for-sale	—	—	(753,312)	—	(753,312)
Net (increase) decrease in:
Trading securities	(288)	—	1,105,662	—	1,105,374
Accrued income receivable	(12)	2	9,712	17	9,719
Other assets	4,099	(7,124)	158,585	(23,060)	132,500
Net increase (decrease) in:
Interest payable	7,066	20	(7,776)	(17)	(707)
Pension and other postretirement benefits obligations	—	—	(10,171)	—	(10,171)
Other liabilities	(180)	(32,391)	40,449	23,059	30,937

Total adjustments	239,509	51,019	814,462	81,502	1,186,492

Net cash (used in) provided by operating activities	(73,981)	(51,949)	998,931	1	873,002

Cash flows from investing activities:
Net (increase) decrease in money market investments	(1,026)	4,447	(963,907)	(3,447)	(963,933)
Purchases of investment securities:
Available-for-sale	—	—	(2,001,940)	—	(2,001,940)
Held-to-maturity	—	—	(1,000)	—	(1,000)
Other	—	—	(110,010)	—	(110,010)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	—	—	1,722,650	—	1,722,650
Held-to-maturity	—	—	39,962	—	39,962
Other	1,000	—	91,752	—	92,752
Proceeds from sale of investment securities:
Available for sale	—	—	310,210	—	310,210
Other	—	—	37,104	—	37,104
Net repayments on loans	465,452	—	776,179	(465,731)	775,900
Proceeds from sale of loans	—	—	355,145	—	355,145
Acquisition of loan portfolios	—	—	(389,067)	—	(389,067)
Net payments from FDIC under loss-sharing agreements	—	—	256,498	—	256,498
Cash paid related to business acquisitions	—	—	(6,330)	—	(6,330)
Capital contribution to subsidiary	(100,000)	—	—	100,000	—
Return of capital from wholly-owned subsidiaries	210,000	250,000	—	(460,000)	—
Net cash disbursed from disposal of discontinued business	—	—	(205,895)	—	(205,895)
Acquisition of premises and equipment	(1,075)	—	(49,971)	—	(51,046)
Proceeds from sale of:
Premises and equipment	48	—	14,289	—	14,337
Foreclosed assets	—	—	150,115	—	150,115

Net cash provided by investing activities	574,399	254,447	25,784	(829,178)	25,452

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	—	—	115,453	(6,438)	109,015
Federal funds purchased and assets sold under agreements to repurchase	—	—	(387,635)	—	(387,635)
Other short-term borrowings	—	8,169	(853,900)	465,731	(380,000)
Payments of notes payable	(936,000)	(675)	(122,615)	—	(1,059,290)
Proceeds from issuance of notes payable	450,000	—	331,905	—	781,905
Proceeds from issuance of common stock	5,394	—	—	—	5,394
Dividends paid	(3,723)	—	—	—	(3,723)
Repurchase of TARP-related warrants	(3,000)	—	—	—	(3,000)
Net payments for repurchase of common stock	(3,236)	—	—	—	(3,236)
Return of capital to parent company	—	(210,000)	(250,000)	460,000	—
Capital contribution from parent	—	—	100,000	(100,000)	—

Net cash used in financing activities	(490,565)	(202,506)	(1,066,792)	819,293	(940,570)

Net increase (decrease) in cash and due from banks	9,853	(8)	(42,077)	(9,884)	(42,116)
Cash and due from banks at beginning of period	10,595	616	422,967	(10,967)	423,211

Cash and due from banks at end of period	$20,448	$608	$380,890	$(20,851)	$381,095

The Condensed Consolidating Statements of Cash Flows include the cash flows from operating, investing and financing activities associated with discontinued operations.