Form 10-K, Exhibit 13
period 2017-12-31
POPULAR INC
filed 2018-03-01
CIK 763901

Exhibit 13.1

20 ANNUAL REPORT 17 INFORME ANUAL

CONTENTS
ÍNDICE

Letter from the Executive Chairman 1

Letter from the President & Chief Executive Officer 2

25-Year Historical Financial Summary 6

Management & Board of Directors 8

Carta del Presidente y Principal Oficial Ejecutivo 10

Resumen Financiero Histórico (25 años) 14

Gerencia y Junta de Directores 16

CORPORATE INFORMATION
Independent Registered Public Accounting Firm:
PricewaterhouseCoopers LLP

The company's Form 10-K, proxy statement and any other financial information is available on popular.com/en/investor-relations/annual-reports/

ANNUAL MEETING
The 2018 Annual Stockholders' Meeting of Popular, Inc. will be held on Tuesday, May 8, at 9:00 a.m. at the penthouse of the Popular Center Building, San Juan, Puerto Rico.

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
PricewaterhouseCoopers LLP

El Formulario 10-K, el proxy y otra información financiera están disponibles en popular.com/accionistas/informe-anual/

REUNIÓN ANUAL
La Reunión Anual de Accionistas 2018 de Popular, Inc., se llevará a cabo el martes, 8 de mayo, a las 9:00 a.m. en el piso PH de Popular Center, San Juan, Puerto Rico.

CONTENTS I NDICE Letter from the Executive Chairman. 1 Letter from the President & Chief Executive Officer . 2 25-Year Historical Financial Summary .6 Management & Board of Directors. 8 Carta del Presidente Ejecutivo de la Junta de Directores. 9 Carta del Presidente y Principal Oficial Ejecutivo. 10 Resumen Financiero Historico (25 anos) . 14 Gerencia y Junta de Directores . 16 Popular, Inc. (NASDAQ:BPOP) is a Popular, Inc. (NASDAQ:BPOP) es un full-service financial provider based in proveedor de servicios financieros con Puerto Rico, with operations in Puerto sede en Puerto Rico y operaciones en Rico, the Virgin Islands and the Puerto Rico, Islas VI rgenes y Estados United States. In Puerto Rico, Popular Unidos. En Puerto Rico es la institucion is the leading banking institution, by bancaria lI der, tanto en activos como both assets and deposits, and ranks en depositos, y se encuentra entre los among the largest 50 banks in the 50 bancos m s grandes de Estados U.S. by assets. Unidos por total de activos. CORPORATE INFORMATION INFORMACION CORPORATIVA Independent Registered Public Firma registrada de Contabilidad Accounting Firm: Publica Independiente: PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP The company s Form 10-K, proxy El Formulario 10-K, el proxy y statement and any other financial otra informaciOn financiera est n information is available on disponibles en popular.com/en/ popular.com/ investor-relations/annual-reports/ accionistas/informe-anual/ ANNUAL MEETING REUNION ANUAL The 2018 Annual Stockholders La ReuniOn Anual de Accionistas 2018 Meeting of Popular, Inc. will be held de Popular, Inc., se llevara a cabo el on Tuesday, May 8, at 9:00 a.m. at martes, 8 de mayo, a las 9:00 a.m. the penthouse of the Popular Center en el piso PH de Popular Center, San Building, San Juan, Puerto Rico. Juan, Puerto Rico.

After 26 years as Popular s CEO, in July of 2017 I assumed the position of Executive Chairman and was proud to see my colleague and friend, Ignacio Alvarez, named as the new CEO by the Board of Directors. Serving as the CEO for over two decades has undoubtedly been one of the most While I have officially rewarding experiences of my life. It is immensely gratifying to see an organization been a part of Popular that is not only financially strong, but that remains committed to fulfilling the for 41 years, Popular has needs of our customers, caring for our employees and taking an active role in the been, and will be, a part communities we serve. The values that have guided us since our beginnings 125 years ago are stronger than ever today, and it fills me with pride that Popular is, of me for my entire life. particularly in Puerto Rico, a symbol of excellence and progress. I am grateful to all my colleagues for being a constant source of inspiration, to our clients for their trust and to you, fellow shareholders, for your support throughout all of these years. With Popular on a solid position, the time was right for both Ignacio and me to assume our new roles. Since he joined Popular in 2010 as General Counsel, and more recently as President and COO, Ignacio demonstrated he has the experience, the skills and the vision to lead this organization. It is a privilege for me to continue serving Popular from a different position and it is exciting to collaborate with Ignacio and his team as they take Popular into the future. The vision and the strategy are clear, and the energy is evident. While I have officially been a part of Popular for 41 years, Popular has been, and will be, a part of me for my entire life. From a special vantage point, I have witnessed this organization thrive during good times and persevere and strengthen in challenging ones. The response of all our colleagues in the aftermath of the 2017 s hurricanes is the most recent example of the spirit that makes Popular a successful, and unique organization. I am confident that Popular s best days lie ahead. Sincerely, RICHARD L. CARRION Executive Popular, Inc. Chairman 2017 ANNUAL REPORT | 1

POPULAR, INC. YEAR IN REVIEW

Dear Shareholders,

I am grateful and humbled by the confidence the Board of Directors and Richard have placed in me. Richard is in many ways the founder of the modern Popular, helping it evolve during his tenure as CEO from a much smaller bank in Puerto Rico to a diversified financial services institution that currently ranks among the top 50 in the United States.

As everyone knows, 2017 was an eventful year for Popular and for Puerto Rico. Barely three months after I became CEO, two major hurricanes, Irma and Maria, struck the Virgin Islands and Puerto Rico in the span of two weeks, leaving a trail of destruction in their wake. Throughout this difficult period, we demonstrated the power and resilience of our organization by continuing to serve our clients in an incredibly challenging environment.

After adjusting for the impact of these items, among others, adjusted net income for 2017 was $276 million, compared to $358 million in the previous year. The adjusted results for 2017 were adversely affected by the impact of the hurricanes on provision, revenues and expenses, which totaled $73 million, net of income tax, and a $38 million loan loss provision expense, net of income tax, related to our taxi medallion portfolio in the U.S. acquired in 2015 as part of the Doral transaction.

Credit quality remained stable during 2017. In Puerto Rico, our credit metrics for the first eight months of the year were stable despite a weak economy. Year-end results include the effect of the loan payment moratorium granted to consumer and commercial borrowers after the hurricanes, which paused inflows into delinquent status. In our U.S. operation, excluding the impact of the taxi medallion portfolio, asset quality remained strong.

Despite concerns about Puerto Rico's economic and fiscal situation, for the first nine months of 2017, the price of Popular's shares roughly correlated to the movement of the U.S. KBW Regional Bank Index, albeit with a higher volatility. However, the price of our share was severely affected by the impact of Hurricane Maria, closing the year at $35.49, 19% lower than 2016 and below our U.S. Peers and the KBW Regional Bank Index. Nevertheless, this performance compared favorably to other Puerto Rican banks. I am happy to report that our share price has increased 21% through the first eight weeks of 2018.

We mobilized to restore operations, support our colleagues in need and assist the most affected communities.

The hurricanes devastated critical infrastructure, leaving the entire population without access to electricity, water and telecommunications in its aftermath. Further complicating matters, the severe damage to roads and the scarcity of fuel delayed initial recovery efforts and hindered the supply of basic necessities such as food, medicines and drinking water. Against this backdrop, as soon as

2 | POPULAR, INC.

POPULAR, YEAR IN REVIEW INC. Dear Shareholders, It is an honor to provide my first annual compared to $358 million in the approximately $1.5 billion in retail auto shareholder update as Popular s CEO, a previous year. The adjusted results for loans and $340 million in commercial position that I was privileged to assume 2017 were adversely affected by the loans. We anticipate the transaction in July of 2017. impact of the hurricanes on provision, to close during the second quarter of revenues and expenses, which totaled 2018 and be accretive to earnings. I am grateful and humbled by the $73 million, net of income tax, and a confidence the Board of Directors and $38 million loan loss provision expense, Despite concerns about Puerto Rico s Richard have placed in me. Richard is in net of income tax, related to our taxi economic and fiscal situation, for the many ways the founder of the modern medallion portfolio in the U.S. acquired first nine months of 2017, the price of Popular, helping it evolve during his in 2015 as part of the Doral transaction. Popular s shares roughly correlated tenure as CEO from a much smaller bank to the movement of the U.S. KBW in Puerto Rico to a diversified financial Credit quality remained stable during Regional Bank Index, albeit with a services institution that currently ranks 2017. In Puerto Rico, our credit metrics higher volatility. However, the price of among the top 50 in the United States. for the first eight months of the year our share was severely affected by the were stable despite a weak economy. impact of Hurricane Maria, closing the As everyone knows, 2017 was an eventful Year-end results include the effect year at $35.49, 19% lower than 2016 year for Popular and for Puerto Rico. of the loan payment moratorium and below our U.S. Peers and the KBW Barely three months after I became CEO, granted to consumer and commercial Regional Bank Index. Nevertheless, this two major hurricanes, Irma and Maria, borrowers after the hurricanes, which performance compared favorably to struck the Virgin Islands and Puerto Rico paused in ows into delinquent status. other Puerto Rican banks. I am happy in the span of two weeks, leaving a trail In our U.S. operation, excluding the to report that our share price has of destruction in their wake. Throughout impact of the taxi medallion portfolio, increased 21% through the first eight this difficult period, we demonstrated the asset quality remained strong. weeks of 2018. power and resilience of our organization by continuing to serve our clients in an During the first quarter of 2017, we incredibly challenging environment. executed a series of actions that re ect We mobilized to restore the strength of our capital position. operations, support In 2017, we achieved net income of $108 We increased the quarterly common million, compared with $217 million in stock dividend from $0.15 per share our colleagues in need 2016. Our 2017 results include a $168 to $0.25 per share and completed the and assist the most million expense related to the impact of repurchase of $75 million in common affected communities. the U.S. tax reform on the deferred tax stock. Our capital base remains strong, asset (DTA) of our U.S. operation. Net closing the year with a Common Equity The hurricanes devastated critical income in 2016 included, among other Tier 1 ratio of 16.3%. infrastructure, leaving the entire significant items, the effects of two population without access to electricity, adverse arbitration awards related to In February 2018, we announced an agreement to acquire and assume from water and telecommunications in claims made by us under the commercial its aftermath. Further complicating loss-share agreement with the FDIC, as Reliable Financial Services, Inc. and Reliable Finance Holding Company, matters, the severe damage to roads receiver for Westernbank, which resulted and the scarcity of fuel delayed initial in an expense of $131 million, net of tax. both subsidiaries of Wells Fargo & Company, certain assets and liabilities recovery efforts and hindered the After adjusting for the impact of related to Wells Fargo s auto finance supply of basic necessities such as these items, among others, adjusted business in Puerto Rico. As part of food, medicines and drinking water. net income for 2017 was $276 million, the transaction, Popular will acquire Against this backdrop, as soon as 2 | POPULAR, INC.

In Puerto Rico, cash became in many cases the only viable payment method due to the impact that the lack of electricity and telecommunications had on the point-of-sale (POS) and automatic teller machines (ATMs) networks. To help stabilize the situation, we provided access to cash and other essential banking services through our ATM and branch network as quickly as possible. Despite many operational challenges, thanks to the remarkable efforts of our colleagues, we opened the first branches within 72 hours of Hurricane Maria's landfall. Thereafter, the number of branches and ATMs in operation increased consistently, reaching 124 or 74% and 333 or 52%, respectively, within four weeks of the storm's passing. In addition, as owners of the most extensive ATM network on the Island, we waived all ATM fees for several weeks after the storm to all customers, including those of other financial institutions. On the credit side, we provided relief to our customers by offering a principal and interest payment moratorium on residential, consumer and commercial loans and waived late payment fees.

At the same time, we made it a priority to take care of our colleagues during this difficult time. Among many initiatives, we increased the Employee Emergency Fund to offer financial assistance to those who suffered severe damages, and we accelerated the payout of the annual statutory Christmas bonus to employees in Puerto Rico and the U.S. and British Virgin Islands.

We also mobilized quickly to help severely impacted communities by launching the Embracing Puerto Rico fund, which today has commitments of more than $6 million, including our initial contribution of $1 million. We are grateful for the generous donations of many business partners and friends that enabled us to deliver immediate relief to the areas most affected by the disaster. The fund, which is managed by our foundation, Fundación Banco Popular, is now focused on helping community-based organizations implement innovative solutions to pressing social problems.

While much of the discussion of 2017 naturally centers on the hurricanes, the year also included other important accomplishments:

- In Puerto Rico, we continued to improve our leading market position. Notwithstanding the protracted economic recession and the effects of the hurricanes, our deposit balances increased by $4.3 billion and our customer base by 31,000. We also achieved growth in several portfolios, such as commercial loans and auto loans.

- In the United States, we grew commercial loans by 16%, launched a private banking initiative, and strengthened our mortgage origination unit. We continued the transformation of our retail network with the renovation or relocation of eight branches, which has helped spur branch deposit growth.

In Puerto Rico, our deposit balances increased by $4.3B and our customer base by 31K.

- We continued making headway in simplifying our technology infrastructure and migrating transactions to digital channels to achieve greater efficiencies and deliver a superior customer experience. Digital deposit transactions surpassed 40% of total deposits in both Puerto Rico and the United States.

- We also expanded our efforts to attract, develop and retain the best talent in the markets we serve. We launched and strengthened initiatives in areas such as training, diversity and inclusion and wellness.

We look forward to 2018, aware of the challenges, but ready to seize opportunities that will undoubtedly arise. The Puerto Rico economy remains the most significant headwind we face. An environment that was already extremely complex due to the fiscal and

2017 ANNUAL REPORT | 3

it was safe, we mobilized to restore severe damages, and we accelerated operations, support our colleagues the payout of the annual statutory in need and assist the most affected Christmas bonus to employees in communities. Puerto Rico and the U.S. and British Virgin Islands. In Puerto Rico, cash became in many cases the only viable payment method We also mobilized quickly to help due to the impact that the lack of severely impacted communities by In Puerto Rico, our electricity and telecommunications launching the Embracing Puerto Rico had on the point-of-sale (POS) and fund, which today has commitments deposit balances automatic teller machines (ATMs) of more than $6 million, including our increased by $4.3B networks. To help stabilize the situation, initial contribution of $1 million. We are and our customer we provided access to cash and other grateful for the generous donations of base by close to 31K. essential banking services through our many business partners and friends ATM and branch network as quickly that enabled us to deliver immediate as possible. Despite many operational relief to the areas most affected by the transformation of our retail network challenges, thanks to the remarkable disaster. The fund, which is managed with the renovation or relocation of efforts of our colleagues, we opened by our foundation, FundaciOn Banco eight branches, which has helped the first branches within 72 hours of Popular, is now focused on helping spur branch deposit growth. Hurricane Maria s landfall. Thereafter, community-based organizations implement innovative solutions to pressing We continued making headway the number of branches and ATMs social problems. in simplifying our technology in operation increased consistently, infrastructure and migrating trans-reaching 124 or 74% and 333 or 52%, While much of the discussion of 2017 actions to digital channels to achieve respectively, within four weeks of the naturally centers on the hurricanes, greater efficiencies and deliver storm s passing. In addition, as owners of the most extensive ATM network the year also included other important a superior customer experience. accomplishments: Digital deposit transactions sur-on the Island, we waived all ATM fees passed 40% of total deposits in both for several weeks after the storm to Puerto Rico and the United States. In Puerto Rico, we continued all customers, including those of other financial institutions. On the credit side, to improve our leading market position. Notwithstanding the pro- We also expanded our efforts to we provided relief to our customers tracted economic recession and attract, develop and retain the best by offering a principal and interest the effects of the hurricanes, our talent in the markets we serve. payment moratorium on residential, deposit balances increased by $4.3 We launched and strengthened consumer and commercial loans and billion and our customer base by initiatives in areas such as training, waived late payment fees, close to 31,000. We also achieved diversity and inclusion and wellness. . growth in several portfolios, such as commercial loans and auto loans. We look forward to 2018, aware of At the same time, we made it a priority the challenges, but ready to seize to take care of our colleagues during In the United States, we grew opportunities that will undoubtedly this difficult time. Among many commercial loans by 16%, launched arise. The Puerto Rico economy remains initiatives, we increased the Employee a private banking initiative, and the most significant headwind we Emergency Fund to offer financial strengthened our mortgage face. An environment that was already assistance to those who suffered origination unit. We continued the extremely complex due to the fiscal and 2017 ANNUAL REPORT | 3

POPULAR, INC. YEAR IN REVIEW

public debt situation has become even more challenging after the hurricanes. Processes that were already underway will have to be adjusted to reflect the post-hurricane reality.

In the months following the hurricanes, economic activity was inevitably impacted mainly due to delays in the restoration of electricity in Puerto Rico. Nevertheless, we are heartened to see signs that the economic situation on the Island has begun to stabilize, with several metrics – such as our customers' debit card purchases and auto sales – returning to pre-storm levels. There has also been a great deal of discussion of an acceleration of out-migration after the hurricanes. While the increase is undeniable, estimates vary considerably, and it still is unclear how many of those who have left the Island will eventually return as the situation continues to stabilize. In the end, the solution to the migration issue is to accelerate economic growth in Puerto Rico.

The pace of economic recovery will be heavily dependent on the speed of the remaining power restoration and on the magnitude and timing of funds flowing into Puerto Rico from federal agencies and insurance companies. These funds, which are estimated to exceed $25 billion, are likely to have a stimulative effect on the economy on the short to medium term.

Puerto Rico's longer-term economic prospects will hinge on the decisions regarding Puerto Rico's rebuilding. The Island was facing serious structural problems before the impact of the hurricanes. We now have a unique opportunity to make significant changes in areas such as energy, housing, health and education. As the leading financial institution on the Island, Popular is ready to play an important role, as we have done throughout our history, in efforts to build a stronger and more sustainable Puerto Rico.

Our U.S. business continues to be strategically important to Popular as the main source of diversification of risk, expansion of revenues, and potential growth. We remain focused on diversifying our loan portfolio, strengthening our deposit franchise, driving fee income, and transforming our retail network.

In December 2017, we unveiled a new strategic framework founded on a vision to deliver an excellent customer experience by offering financial solutions in a simple way. This vision is supported by four strategic pillars:

Sustainable and Profitable Growth
Identifying sustainable and profitable growth opportunities

Simplicity
Simplifying our company by streamlining our processes and technological platform to reduce costs

Customer Focus
Creating a customer-focused service culture with a consistent experience across channels

Fit for the Future
Strengthening our foundation by attracting and developing our talent around the capabilities needed for the future and enhancing our internal controls to effectively manage risks

This framework ensures that we consistently balance our focus between present and future needs, and helps us identify the necessary steps to achieve our strategic goals.

I take this opportunity to express my gratitude to our Board of Directors and my colleagues for their extraordinary response to the crisis brought about by the hurricanes. Managing responsibilities at Popular while tending to difficult situations in their home, our employees in Puerto Rico and the U.S. and British Virgin Islands responded heroically, and we could not have achieved what we did without their dedication and hard work. The support of our colleagues in the mainland United States was also very important throughout those trying months.

I also want to thank Néstor O. Rivera, former head of the Retail Banking Group, who retired in 2017 after a long and successful career at Popular spanning close to 50 years. Néstor's legacy will endure, as he worked to grow our Puerto Rico branch network, helped shape Popular's technology strategy and mentored generations of leaders who learned the importance of our values and organizational culture through his counsel and example. Luis

4 | POPULAR, INC.

POPULAR, YEAR IN REVIEW INC. public debt situation has become even hurricanes. We now have a unique more challenging after the hurricanes. opportunity to make significant Fit for the Future Strengthening our foundation Processes that were already underway changes in areas such as energy, by attracting and developing will have to be adjusted to re ect the housing, health and education. As our talent around the post-hurricane reality. the leading financial institution on the Island, Popular is ready to play capabilities needed for the future and enhancing In the months following the hurricanes, an important role, as we have done our internal controls to economic activity was inevitably throughout our history, in efforts to effectively manage risks impacted mainly due to delays in the build a stronger and more sustainable restoration of electricity in Puerto Rico. Puerto Rico. This framework ensures that we Nevertheless, we are heartened to consistently balance our focus between see signs that the economic situation Our U.S. business continues to be present and future needs, and helps us on the Island has begun to stabilize, strategically important to Popular identify the necessary steps to achieve with several metrics such as our as the main source of diversification our strategic goals. customers debit card purchases and of risk, expansion of revenues, and auto sales returning to pre-storm potential growth. We remain focused I take this opportunity to express levels. There has also been a great deal on diversifying our loan portfolio, my gratitude to our Board of of discussion of an acceleration of out- strengthening our deposit franchise, Directors and my colleagues for their migration after the hurricanes. While driving fee income, and transforming extraordinary response to the crisis the increase is undeniable, estimates our retail network. brought about by the hurricanes. vary considerably, and it still is unclear Managing responsibilities at Popular how many of those who have left the In December 2017, we unveiled a new while tending to difficult situations in Island will eventually return as the strategic framework founded on a their home, our employees in Puerto situation continues to stabilize. In the vision to deliver an excellent customer Rico and the U.S. and British Virgin end, the solution to the migration issue experience by offering financial Islands responded heroically, and we is to accelerate economic growth in solutions in a simple way. This vision is could not have achieved what we did Puerto Rico. supported by four strategic pillars: without their dedication and hard work. The support of our colleagues The pace of economic recovery will in the mainland United States was be heavily dependent on the speed of Sustainable and Profitable Growth also very important throughout those the remaining power restoration and Identifying sustainable trying months. on the magnitude and timing of funds and profitable growth owing into Puerto Rico from federal opportunities I also want to thank N stor O. Rivera, agencies and insurance companies. former head of the Retail Banking Simplicity These funds, which are estimated to Group, who retired in 2017 after a Simplifying our company exceed $25 billion, are likely to have a by streamlining our long and successful career at Popular stimulative effect on the economy on processes and technological spanning close to 50 years. N stor s the short to medium term. platform to reduce costs legacy will endure, as he worked to grow our Puerto Rico branch network, Puerto Rico s longer-term economic Customer Focus helped shape Popular s technology prospects will hinge on the decisions Creating a customer- strategy and mentored generations of regarding Puerto Rico s rebuilding. The focused service culture with leaders who learned the importance of a consistent experience Island was facing serious structural our values and organizational culture across channels problems before the impact of the through his counsel and example. Luis 4 | POPULAR, INC.

Cestero, who joined Popular in 1995 and has close to 20 years of experience in the Retail Banking Group, assumed leadership of this group after Nestor s retirement. Luis has proven his deep knowledge of the business, and, more importantly, has demonstrated strong leadership skills, earning the respect of everyone around him. Popular is today a much stronger organization than it was before the 2017 hurricanes. We worked as a team, adapted to change, developed creative solutions and responded decisively. We demonstrated all that we can achieve when we have a shared purpose. We begin 2018, year in which we celebrate our 125th anniversary, committed to preserving the spirit and the attitudes that allowed us to not only face 2017 s challenges, but to become a better organization as a result of them. We do not need a crisis to show our very best. Our colleagues, our customers, our communities and our shareholders expect, deserve and will get our best, every day. Sincerely, IGNACIO ALVAREZ President and Chief Executive Popular, Officer Inc. CLIENTS,COLLEAGUES COMMITTED TO OUR AND COMMUNITIES In September 2017, Puerto Rico and the Virgin Islands suffered the catastrophic impact of two major hurricanes in the span of two weeks, destroying structures, devastating the natural landscape and leaving entire populations without access to electricity, water, telecommunications, medical services and basic supplies. Popular demonstrated its unwavering commitment to its clients, employees and communities, rapidly restoring access to banking services and reaching out to those who needed it most. Our Customers Wellness and support Access to cash and other basic banking Distributed water, food vouchers and services despite operational challenges packages with basic supplies to Operating 31% of branches and 24% of employees in need. ATMs one week after Hurricane Maria; Established childcare centers for reached 92% and 82%, respectively, employees children in our main by year-end. buildings. Reestablished call center operations Temporarily lifted restrictions in the on September; resumed 24/7 service medical insurance plan to ensure care on October 23. in urgent cases, extended our On Site Offered uninterrupted online and Health and Wellness Center services mobile banking services. to employees dependents and coordinated specialized programs to address emotional aspects. Relief and support Implemented a payment moratorium for credit cards, personal OUR COMMUNITIES loans, auto loans and mortgages. Embracing Puerto Rico Waived ATM fees for 25 days to our Established the Embracing Puerto customers and customers of other Rico fund with an initial contribution financial institutions. of $1 million; has reached $6.1 million in Opened seven hubs across the island commitments. to offer commercial clients work Completed 34 missions to distribute spaces with Internet access. over 800k pounds of basic provisions, Offered customers and the general impacting over 140k individuals public guidance on insurance and FEMA claims processes. Currently focused on projects that will stabilize communities by providing OUR PEOPLE access to clean water, solar energy and jump-starting Puerto Rico s economic Financial Assistance recovery. Increased the Employee Emergency Supported various initiatives, such Fund and deployed over $800k to as United for Puerto Rico and Somos employees who suffered major losses. Una Voz. Advanced payroll the week of the We are moving into a new phase of hurricane and accelerated the payout actions, centered on transitioning our of the Christmas bonus. communities across the Island into Offered bank-owned properties to long-term recovery. colleagues who needed housing.

HISTORICAL 25-YEAR FINANCIAL SUMMARY (Dollars in millions, except per share data) 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 Selected Financial Information Net Income (Loss) $109.4 $124.7 $146.4 $185.2 $209.6 $232.3 $257.6 $276.1 $304.5 $351.9 $470.9 Assets 11,513.4 12,778.4 15,675.5 16,764.1 19,300.5 23,160.4 25,460.5 28,057.1 30,744.7 33,660.4 36,434.7 Gross Loans 6,346.9 7,781.3 8,677.5 9,779.0 11,376.6 13,078.8 14,907.8 16,057.1 18,168.6 19,582.1 22,602.2 Deposits 8,522.7 9,012.4 9,876.7 10,763.3 11,749.6 13,672.2 14,173.7 14,804.9 16,370.0 17,614.7 18,097.8 Stockholders Equity 834.2 1,002.4 1,141.7 1,262.5 1,503.1 1,709.1 1,661.0 1,993.6 2,272.8 2,410.9 2,754.4 Market Capitalization $1,014.7 $923.7 $1,276.8 $2,230.5 $3,350.3 $4,611.7 $3,790.2 $3,578.1 $3,965.4 $4,476.4 $5,960.2 Return on Average Assets (ROAA) 1.02% 1.02% 1.04% 1.14% 1.14% 1.14% 1.08% 1.04% 1.09% 1.11% 1.36% Return on Average Common Equity 13.80% 13.80% 14.22% 16.17% 15.83% 15.41% 15.45% 15.00% 14.84% 16.29% 19.30% (ROACE) Per Common Share1 Net Income (Loss)—Basic $4.18 $4.59 $5.24 $6.69 $7.51 $8.26 $9.19 $9.85 $10.87 $13.05 $17.36 Net Income (Loss)—Diluted 4.18 4.59 5.24 6.69 7.51 8.26 9.19 9.85 10.87 13.05 17.36 Dividends (Declared) 1.20 1.25 1.54 1.83 2.00 2.50 3.00 3.20 3.80 4.00 5.05 Book Value 31.86 34.35 39.52 43.98 51.83 59.32 57.54 69.62 79.67 91.02 96.60 Market Price 39.38 35.16 48.44 84.38 123.75 170.00 139.69 131.56 145.40 169.00 224.25 Assets by Geographical Area Puerto Rico 79% 76% 75% 74% 74% 71% 71% 72% 68% 66% 62% United States 16% 20% 21% 22% 23% 25% 25% 26% 30% 32% 36% Caribbean and Latin America 5% 4% 4% 4% 3% 4% 4% 2% 2% 2% 2% Total 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% Traditional Delivery System Banking Branches Puerto Rico 165 166 166 178 201 198 199 199 196 195 193 Virgin Islands 8 8 8 8 8 8 8 8 8 8 8 United States2 32 34 40 44 63 89 91 95 96 96 97 Subtotal 205 208 214 230 272 295 298 302 300 299 298 Non-Banking Offices Popular Financial Holdings 58 73 91 102 117 128 137 136 149 153 181 Popular Cash Express 51 102 132 154 195 129 Popular Finance 26 28 31 39 44 48 47 61 55 36 43 Popular Auto 8 10 9 8 10 10 12 12 20 18 18 Popular Leasing, U.S.A. 7 8 10 11 13 13 11 Popular Mortgage 3 3 3 11 13 21 25 29 32 Popular Securities 1 2 2 2 3 4 7 8 Popular One Popular Insurance and 2 2 2 2 Popular Risk Services Popular Insurance Agency, U.S.A. 1 1 1 Popular Insurance V.I. 1 1 E-LOAN EVERTEC 4 4 4 5 5 Subtotal 92 111 134 153 183 258 327 382 427 460 431 Total 297 319 348 383 455 553 625 684 727 759 729 Electronic Delivery System ATMs Owned Puerto Rico 234 262 281 327 391 421 442 478 524 539 557 Virgin Islands 8 8 8 9 17 59 68 37 39 53 57 United States 11 26 38 53 71 94 99 109 118 131 129 Total 253 296 327 389 479 574 609 624 681 723 743 Employees (full-time equivalent) 7,533 7,606 7,815 7,996 8,854 10,549 11,501 10,651 11,334 11,037 11,474 6 | POPULAR, INC.

2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 $489.9 $540.7 $357.7 $(64.5) $(1,243.9) $(573.9) $137.4 $151.3 $245.3 $599.3 $(313.5) $895.3 $216.7 $107.7 44,401.6 48,623.7 47,404.0 44,411.4 38,882.8 34,736.3 38,815.0 37,348.4 36,506.9 35,748.8 33,086.8 35,761.7 38,661.6 44,277.3 28,742.3 31,710.2 32,736.9 29,911.0 26,268.9 23,803.9 26,458.9 25,314.4 25,093.6 24,706.7 22,053.2 23,129.2 23,435.4 24,942.5 20,593.2 22,638.0 24,438.3 28,334.4 27,550.2 25,924.9 26,762.2 27,942.1 27,000.6 26,711.1 24,807.5 27,209.7 30,496.2 35,453.5 3,104.6 3,449.2 3,620.3 3,581.9 3,268.4 2,538.8 3,800.5 3,918.8 4,110.0 4,626.2 4,267.4 5,105.3 5,198.0 5,103.9 $7,685.6 $5,836.5 $5,003.4 $2,968.3 $1,455.1 $1,445.4 $3,211.4 $1,426.0 $2,144.9 $2,970.6 $3,523.4 $2,936.6 $4,548.1 $3,622.4 1.23% 1.17% 0.74% -0.14% -3.04% -1.57% 0.36% 0.40% 0.68% 1.65% -0.89% 2.54% 0.58% 0.26% 17.60% 17.12% 9.73% -2.08% -44.47% -32.95% 4.37% 4.01% 6.37% 14.43% -7.04% 19.16% 4.07% 1.96% $17.95 $19.78 $12.41 $(2.73) $(45.51) $2.39 $(0.62) $1.44 $2.36 $5.80 $(3.08) $8.66 $2.06 $1.02 17.92 19.74 12.41 (2.73) (45.51) 2.39 (0.62) 1.44 2.35 5.78 (3.08) 8.65 2.06 $1.02 6.20 6.40 6.40 6.40 4.80 0.20 ————— 0.30 0.60 1.00 109.45 118.22 123.18 121.24 63.29 38.91 36.67 37.71 39.35 44.26 40.76 48.79 49.60 49.51 288.30 211.50 179.50 106.00 51.60 22.60 31.40 13.90 20.79 28.73 34.05 28.34 43.82 35.49 55% 53% 52% 59% 64% 65% 74% 74% 73% 72% 80% 75% 75% 76% 43% 45% 45% 38% 33% 32% 23% 23% 24% 25% 17% 22% 23% 22% 2% 2% 3% 3% 3% 3% 3% 3% 3% 3% 3% 3% 2% 2% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 192 194 191 196 179 173 185 183 175 171 168 173 171 168 8 8 8 8 8 8 8 9 9 9 9 9 9 9 128 136 142 147 139 101 96 94 92 90 47 50 51 51 328 338 341 351 326 282 289 286 276 270 224 232 231 228 183 212 158 134 2 114 4 43 49 52 51 9 18 17 15 12 12 10 10 10 10 9 9 9 9 9 15 14 11 24 22 30 33 32 32 32 33 36 37 37 38 25 24 17 14 9 12 12 13 7 6 6 4 4 3 3 3 2 2 4 5 6 6 6 5 5 2 2 2 2 1 1 1 1 1 1 1 2 2 2 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 5 5 7 9 9 9 421 351 292 280 97 61 55 58 59 59 46 46 37 34 749 689 633 631 423 343 344 344 335 329 270 278 268 262 568 583 605 615 605 571 624 613 597 599 602 622 635 633 59 61 65 69 74 77 17 20 20 22 21 21 20 22 163 181 192 187 176 136 138 135 134 132 83 87 101 110 790 825 862 871 855 784 779 768 751 753 706 730 756 765 12,139 13,210 12,508 12,303 10,587 9,407 8,277 8,329 8,072 8,059 7,752 7,810 7,828 7,784 1Per common share data adjusted for stock splits and reverse stock split executed in May 2012. 2Excludes a Banco Popular de Puerto Rico branch operating in New York. 2017 ANNUAL REPORT | 7

POPULAR, INC.
MANAGEMENT & BOARD OF DIRECTORS

Senior Management Team

RICHARD L. CARRIÓN
Executive Chairman
Popular, Inc.

IGNACIO ALVAREZ
President and
Chief Executive Officer
Popular, Inc.

CAMILLE BURCKHART
Executive Vice President &
Chief Information and Digital Officer
Innovation, Technology &
Operations Group
Popular, Inc.

LUIS CESTERO
Executive Vice President
Retail Banking Group
Banco Popular de Puerto Rico

MANUEL A. CHINEA
Executive Vice President
Popular, Inc.
Chief Operating Officer
Popular Community Bank

JAVIER D. FERRER
Executive Vice President, Chief Legal
Officer & Corporate Secretary
General Counsel &
Corporate Matters Group
Popular, Inc.

JUAN O. GUERRERO
Executive Vice President
Financial and Insurance
Services Group
Banco Popular de Puerto Rico

GILBERTO MONZÓN
Executive Vice President
Individual Credit Group
Banco Popular de Puerto Rico

EDUARDO J. NEGRÓN
Executive Vice President
Administration Group
Popular, Inc.

ELI S. SEPÚLVEDA
Executive Vice President
Commercial Credit Group
Banco Popular de Puerto Rico

LIDIO V. SORIANO
Executive Vice President &
Chief Risk Officer
Corporate Risk Management Group
Popular, Inc.

CARLOS J. VÁZQUEZ
Executive Vice President &
Chief Financial Officer
Popular, Inc.

Board of Directors

RICHARD L. CARRIÓN
Executive Chairman
Popular, Inc.

IGNACIO ALVAREZ
President and
Chief Executive Officer
Popular, Inc.

JOAQUÍN E. BACARDÍ, III
Chairman
Edmundo B. Fernández, Inc.

ALEJANDRO M. BALLESTER
President
Ballester Hermanos, Inc.

JOHN W. DIERCKSEN
Principal
Greycrest, LLC

MARÍA LUISA FERRÉ
President & Chief Executive Officer
FRG, Inc.

DAVID E. GOEL
Managing General Partner
Matrix Capital
Management Company, LP

C. KIM GOODWIN
Private Investor

WILLIAM J. TEUBER JR.
Private Investor

CARLOS A. UNANUE
President
Goya de Puerto Rico

POPULAR, INC. MANAGEMENT & BOARD OF DIRECTORS Senior Management Team RICHARD L. CARRION IGNACIO ALVAREZ CAMILLE BURCKHART LUIS CESTERO MANUEL A. CHINEA JAVIER D. FERRER Executive Chairman President and Executive Vice President & Executive Vice President Executive Vice President Executive Vice President, Chief Legal Popular, Inc. Chief Executive Officer Chief Information and Digital Officer Retail Banking Group Popular, Inc. Officer & Corporate Secretary Popular, Inc. Innovation, Technology & Banco Popular de Puerto Rico Chief Operating Officer General Counsel & Operations Group Popular Community Bank Corporate Matters Group Popular, Inc. Popular, Inc. JUAN O. GUERRERO GILBERTO MONZON EDUARDO J. NEGRON ELI S. SEP LVEDA LIDIO V. SORIANO CARLOS J. VAZQUEZ Executive Vice President Executive Vice President Executive Vice President Executive Vice President Executive Vice President & Executive Vice President & Financial and Insurance Individual Credit Group Administration Group Commercial Credit Group Chief Risk Officer Chief Financial Officer Services Group Banco Popular de Puerto Rico Popular, Inc. Banco Popular de Puerto Rico Corporate Risk Management Group Popular, Inc. Banco Popular de Puerto Rico Popular, Inc. Board of Directors RICHARD L. CARRION IGNACIO ALVAREZ JOAQUI N E. ALEJANDRO M. JOHN W. DIERCKSEN MARI A LUISA FERR Executive Chairman President and BACARDI , III BALLESTER Principal President & Chief Executive Officer Popular, Inc. Chief Executive Officer Chairman President Greycrest, LLC FRG, Inc. Popular, Inc. Edmundo B. Fernandez, Inc. Ballester Hermanos, Inc. DAVID E. GOEL C. KIM GOODWIN WILLIAM J. CARLOS A. UNANUE Managing General Partner Private Investor TEUBER JR. President Matrix Capital Private Investor Goya de Puerto Rico Management Company, LP

Después de 26 años como CEO de Popular, en julio del 2017 asumí el cargo de Presidente Ejecutivo de la Junta de Directores y me llenó de orgullo ver a mi compañero y amigo, Ignacio Alvarez, designado por la Junta como el nuevo CEO.

Servir de CEO por más de dos décadas ha sido, sin duda alguna, una de las experiencias más gratificantes de mi vida. Siento una gran satisfacción al ver una organización que no solo es financieramente fuerte, sino que permanece comprometida con atender las necesidades de nuestros clientes, cuidar de nuestros empleados y asumir un papel activo en las comunidades que servimos. Los valores que nos han guiado desde nuestros inicios hace 125 años son hoy más fuertes que nunca, y me enorgullece que Popular es, particularmente en Puerto Rico, un símbolo de excelencia y progreso. Agradezco a mis colegas por ser una fuente constante de inspiración, a nuestros clientes por su confianza y a ustedes, mis compañeros accionistas, por su apoyo a través de todos estos años.

Con Popular en una posición sólida, éste era el momento indicado para que Ignacio y yo asumiéramos nuevos roles. Desde que se unió a Popular en el 2010, y más recientemente como presidente y COO, Ignacio demostró que tiene la experiencia, las destrezas y la visión para liderar esta organización.

Es un privilegio para mí continuar sirviendo a Popular desde una posición diferente y estoy sumamente entusiasmado de colaborar con Ignacio y su equipo mientras trazan el futuro de Popular. La visión y la estrategia están claras, y la energía es evidente.

Mientras que oficialmente he formado parte de Popular por 41 años, Popular ha sido, y continuará siendo, una parte de mí por toda mi vida. Desde un punto de vista especial, he sido testigo de cómo esta organización prospera en tiempos buenos y persevera y se fortalece en tiempos difíciles. La respuesta de nuestros colegas a la crisis provocada por los huracanes del 2017 es el ejemplo más reciente del espíritu que hace a Popular una organización exitosa y única. No tengo duda de que los mejores días de Popular están por delante.

Mientras que oficialmente he formado parte de Popular por 41 años, Popular ha sido, y continuará siendo, una parte de mí por toda mi vida.

Sinceramente,

RICHARD L. CARRIÓN
Presidente Ejecutivo de la
Junta de Directores
Popular, Inc.

2017 INFORME ANUAL | 9

Despu s de 26 anos como CEO de Popular, en julio del 2017 asumI el cargo de Presidente Ejecutivo de la Junta de Directores y me llenO de orgullo ver a mi companero y amigo, Ignacio Alvarez, designado por la Junta como el nuevo CEO. Servir de CEO por mas de dos d cadas ha sido, sin duda alguna, una de las Mientras que oficialmente experiencias mas gratificantes de mi vida. Siento una gran satisfacciOn al ver he formado parte de una organizaciOn que no solo es financieramente fuerte, sino que permanece Popular por 41 anos, comprometida con atender las necesidades de nuestros clientes, cuidar de Popular ha sido, y nuestros empleados y asumir un papel activo en las comunidades que servimos. Los valores que nos han guiado desde nuestros inicios hace 125 anos son hoy mas continuara siendo, fuertes que nunca, y me enorgullece que Popular es, particularmente en Puerto una parte de mI por Rico, un sI mbolo de excelencia y progreso. Agradezco a mis colegas por ser una toda mi vida. fuente constante de inspiraciOn, a nuestros clientes por su confianza y a ustedes, mis companeros accionistas, por su apoyo a trav s de todos estos anos. Con Popular en una posiciOn sOlida, ste era el momento indicado para que Ignacio y yo asumi ramos nuevos roles. Desde que se uniO a Popular en el 2010, y mas recientemente como presidente y COO, Ignacio demostrO que tiene la experiencia, las destrezas y la visiOn para liderar esta organizaciOn. Es un privilegio para mI continuar sirviendo a Popular desde una posiciOn diferente y estoy sumamente entusiasmado de colaborar con Ignacio y su equipo mientras trazan el futuro de Popular. La visiOn y la estrategia estan claras, y la energI a es evidente. Mientras que oficialmente he formado parte de Popular por 41 anos, Popular ha sido, y continuara siendo, una parte de mI por toda mi vida. Desde un punto de vista especial, he sido testigo de cOmo esta organizaciOn prospera en tiempos buenos y persevera y se fortalece en tiempos difI ciles. La respuesta de nuestros colegas a la crisis provocada por los huracanes del 2017 es el ejemplo mas reciente del espI ritu que hace a Popular una organizaciOn exitosa y nica. No tengo duda de que los mejores dI as de Popular estan por delante. Sinceramente, RICHARD L. CARRION Presidente Junta de Directores Ejecutivo de la Popular, Inc. 2017 INFORME ANUAL | 9

POPULAR, INC. RESUMEN DEL AÑO

Estimados accionistas:

Es un honor presentar mi primer informe a los accionistas como Principal Oficial Ejecutivo (CEO) de Popular, una posición que tuve el privilegio de asumir en julio de 2017.

Agradezco humildemente la confianza que la Junta de Directores y Richard han puesto en mí. Richard es, en muchos aspectos, el fundador del Popular moderno. Durante sus años como CEO, ayudó a evolucionar la organización de un banco mucho más pequeño en Puerto Rico a una institución de servicios financieros diversificados que hoy se encuentra entre las 50 principales en los Estados Unidos.

Como todos sabemos, el 2017 fue un año retante para Popular y para Puerto Rico. Luego de tan solo tres meses de ser CEO, dos huracanes de gran magnitud, Irma y María, azotaron las Islas Vírgenes y Puerto Rico en menos de dos semanas, dejando a su paso una extensa destrucción. Durante este momento difícil, demostramos la fuerza y resiliencia de nuestra organización, sirviendo a nuestros clientes en un ambiente increíblemente desafiante.

En el 2017 alcanzamos un ingreso neto de $108 millones, comparado con $217 millones en el 2016. Nuestros resultados para el 2017 incluyen un gasto de $168 millones como resultado del impacto de la reforma contributiva federal sobre nuestro activo de contribuciones diferidas relacionado a nuestras operaciones en Estados Unidos. El ingreso neto en el 2016 incluyó, entre otros eventos significativos, el efecto de dos decisiones adversas relacionadas a reclamaciones hechas por nosotros al FDIC como síndico de Westernbank bajo el acuerdo de participación de pérdidas en préstamos comerciales, que resultaron en un gasto de $131 millones, neto de contribuciones.

Luego de ajustar para excluir el impacto de estas partidas, entre otras, el ingreso neto ajustado para el 2017 fue de $276 millones, comparado con $358 millones en el año anterior. Los resultados ajustados del 2017 se afectaron negativamente por el impacto de los huracanes en la provisión, en ingresos y en gastos, que alcanzó $73 millones, netos de contribuciones, y a una provisión para pérdidas en préstamos de $38 millones, netos de contribuciones, relacionada a nuestra cartera de préstamos para licencias de taxis en los Estados Unidos adquirida como parte de la transacción de Doral.

La calidad de crédito permaneció estable durante el 2017. En Puerto Rico, los indicadores para los primeros ocho meses del año se mantuvieron estables a pesar de la debilidad de la economía. Las métricas para el fin de año incluyen el efecto de la moratoria de pagos de préstamos ofrecida a clientes individuales y comerciales tras el paso de los huracanes, que suspendió temporeramente el que estos fuesen considerados como delincuentes. En los Estados Unidos, excluyendo la cartera de licencias de taxi, la calidad del crédito se mantuvo fuerte.

Durante el primer trimestre del 2017, tomamos una serie de acciones que reflejan la fortaleza de nuestra posición de capital. Aumentamos el dividendo trimestral de $0.15 a $0.25 por acción común y recompramos $75 millones de acciones comunes. Nuestra base de capital continúa fuerte, terminando el año con una relación de capital básico (Common Equity Tier 1) de 16.3%.

En febrero del 2018, anunciamos un acuerdo para adquirir y asumir ciertos activos y pasivos de Reliable Financial Services, Inc. y Reliable Finance Holding Company, subsidiarias de Wells Fargo & Company, relacionados a su negocio de financiamiento de autos en Puerto Rico. Como parte de la transacción, Popular adquirirá aproximadamente $1,500 millones en préstamos de auto y $340 millones en préstamos comerciales. Anticipamos que la transacción se completará en el segundo trimestre del 2018 y que contribuirá positivamente a los ingresos de la corporación.

A pesar de las preocupaciones relacionadas a la situación fiscal y económica de Puerto Rico, durante los primeros nueve meses del 2017, el precio de las acciones de Popular tuvo un movimiento parecido al Índice Regional de Bancos de KBW en los Estados Unidos, aunque más volátil. Sin embargo, el precio de nuestras acciones se vio severamente afectado por el impacto del huracán María, cerrando el año en $35.49, 19% más bajo que en el 2016 y por debajo de nuestros bancos pares en Estados Unidos y del Índice Regional de Bancos de KBW. No obstante, este desempeño compara favorablemente con el de otros bancos en Puerto Rico. Me complace informar que el precio de la acción ha aumentado un 21% durante las primeras ochos semanas del 2018.

Nos movilizamos para restablecer nuestras operaciones, apoyar a aquellos compañeros que lo necesitaban y a asistir a las comunidades más afectadas.

Los huracanes devastaron infraestructura crítica, dejando tras su paso a la población entera sin acceso a

10 | POPULAR, INC.

POPULAR, RESUMEN DEL INC . ANO Estimados accionistas: Es un honor presentar mi primer Luego de ajustar para excluir el Holding Company, subsidiarias de informe a los accionistas como impacto de estas partidas, entre otras, Wells Fargo & Company, relacionados Principal Oficial Ejecutivo (CEO) de el ingreso neto ajustado para el 2017 a su negocio de financiamiento de Popular, una posiciOn que tuve el fue de $276 millones, comparado autos en Puerto Rico. Como parte privilegio de asumir en julio de 2017. con $358 millones en el ano anterior. de la transacciOn, Popular adquirira Los resultados ajustados del 2017 aproximadamente $1,500 millones en Agradezco humildemente la confianza se afectaron negativamente por pr stamos de auto y $340 millones en que la Junta de Directores y Richard han el impacto de los huracanes en la pr stamos comerciales. Anticipamos puesto en mI . Richard es, en muchos provisiOn, en ingresos y en gastos, que la transacciOn se completara aspectos, el fundador del Popular que alcanzO $73 millones, netos de en el segundo trimestre del 2018 y moderno. Durante sus anos como CEO, contribuciones, y a una provisiOn para que contribuira positivamente a los ayudO a evolucionar la organizaciOn p rdidas en pr stamos de $38 millones, ingresos de la corporaciOn. de un banco mucho mas pequeno netos de contribuciones, relacionada en Puerto Rico a una instituciOn de a nuestra cartera de pr stamos para A pesar de las preocupaciones servicios financieros diversificados licencias de taxis en los Estados Unidos relacionadas a la situaciOn fiscal y que hoy se encuentra entre las 50 adquirida como parte de la transacciOn econOmica de Puerto Rico, durante principales en los Estados Unidos. de Doral. los primeros nueve meses del 2017, el precio de las acciones de Popular Como todos sabemos, el 2017 fue un La calidad de cr dito permaneciO tuvo un movimiento parecido al I ndice ano retante para Popular y para Puerto estable durante el 2017. En Puerto Rico, Regional de Bancos de KBW en los Rico. Luego de tan solo tres meses los indicadores para los primeros ocho Estados Unidos, aunque mas volatil. de ser CEO, dos huracanes de gran meses del ano se mantuvieron estables Sin embargo, el precio de nuestras magnitud, Irma y MarI a, azotaron las a pesar de la debilidad de la economI a. acciones se vio severamente afectado Islas VI rgenes y Puerto Rico en menos Las m tricas para el fin de ano incluyen por el impacto del huracan MarI a, de dos semanas, dejando a su paso el efecto de la moratoria de pagos cerrando el ano en $35.49, 19% mas una extensa destrucciOn. Durante este de pr stamos ofrecida a clientes bajo que en el 2016 y por debajo de momento difI cil, demostramos la fuerza individuales y comerciales tras el nuestros bancos pares en Estados y resiliencia de nuestra organizaciOn, paso de los huracanes, que suspendiO Unidos y del I ndice Regional de Bancos sirviendo a nuestros clientes en un temporeramente el que estos fuesen de KBW. No obstante, este desempeno ambiente increI blemente desafiante. considerados como delincuentes. En compara favorablemente con el de los Estados Unidos, excluyendo la otros bancos en Puerto Rico. Me En el 2017 alcanzamos un ingreso neto cartera de licencias de taxi, la calidad complace informar que el precio de la de $108 millones, comparado con $217 del cr dito se mantuvo fuerte. acciOn ha aumentado un 21% durante millones en el 2016. Nuestros resultados las primeras ochos semanas del 2018. para el 2017 incluyen un gasto de $168 Durante el primer trimestre del 2017, millones como resultado del impacto tomamos una serie de acciones que de la reforma contributiva federal reflejan la fortaleza de nuestra posiciOn Nos movilizamos para sobre nuestro activo de contribuciones de capital. Aumentamos el dividendo restablecer nuestras diferidas relacionado a nuestras trimestral de $0.15 a $0.25 por acciOn operaciones, apoyar a operaciones en Estados Unidos. El com n y recompramos $75 millones ingreso neto en el 2016 incluyO, entre de acciones comunes. Nuestra base de aquellos companeros otros eventos significativos, el efecto de capital contin a fuerte, terminando el que lo necesitaban y a dos decisiones adversas relacionadas a ano con una relaciOn de capital basico asistir a las comunidades reclamaciones hechas por nosotros al (Common Equity Tier 1) de 16.3%. mas afectadas. FDIC como sI ndico de Westernbank bajo el acuerdo de participaciOn de En febrero del 2018, anunciamos un p rdidas en pr stamos comerciales, acuerdo para adquirir y asumir ciertos Los huracanes devastaron infraes- que resultaron en un gasto de $131 activos y pasivos de Reliable Financial tructura crI tica, dejando tras su paso millones, neto de contribuciones. Services, Inc. y Reliable Finance a la poblaciOn entera sin acceso a 10 | POPULAR, INC.

electricidad, agua y telecomunicaciones. Complicando aún más la situación, los daños severos a las carreteras y la escasez de combustible obstaculizaron la distribución de bienes básicos como alimentos, medicamentos y agua potable. En este contexto, tan pronto como fue seguro, nos movilizamos para restablecer nuestras operaciones, apoyar a aquellos compañeros que lo necesitaban y a asistir a las comunidades más afectadas.

En Puerto Rico, el dinero en efectivo se convirtió en muchos casos en el único método de pago viable debido al impacto que la falta de electricidad y telecomunicaciones tuvo en las redes de puntos de venta y de cajeros automáticos. Para ayudar a estabilizar la situación, proporcionamos acceso a efectivo a través de nuestras sucursales y cajeros automáticos a la mayor brevedad posible. A pesar de múltiples retos operacionales, abrimos las primeras sucursales 72 horas después del embate del huracán María. A partir de ese momento, el número de sucursales y cajeros automáticos en operación aumentó consistentemente, alcanzando 124 o 74% y 333 o 52%, respectivamente, cuatro semanas después del paso del huracán. Además, como dueños de la red de cajeros automáticos más extensa en la isla, eliminamos todos los cargos por uso de los cajeros automáticos durante varias semanas después del huracán a todos los clientes, incluyendo a aquellos de otras instituciones financieras. En el lado de crédito, brindamos alivio a nuestros clientes, ofreciendo una moratoria de pago de interés y principal en los préstamos hipotecarios, personales y comerciales y suspendiendo los cargos por pagos tardíos.

A la misma vez, establecimos como una prioridad apoyar a nuestros compañeros durante ese momento difícil. Entre muchas iniciativas, aumentamos el Fondo de Emergencia de Empleados para ofrecer asistencia financiera a empleados que sufrieron daños severos, y aceleramos el pago del bono anual de Navidad establecido por ley a los empleados en Puerto Rico y las Islas Vírgenes estadounidenses y británicas.

También, nos movilizamos rápidamente para ayudar a comunidades severamente afectadas, lanzando el fondo Abrazando a Puerto Rico, que hoy tiene compromisos de más de $6 millones, incluyendo nuestra contribución inicial de $1 millón. Agradecemos las donaciones generosas de muchos socios y amigos que nos permitieron llevar socorro inmediato a las áreas más afectadas por el desastre. El fondo, que es manejado por la Fundación Banco Popular, ahora está enfocado en apoyar a organizaciones comunitarias en la implantación de soluciones innovadoras a problemas sociales apremiantes.

Aunque gran parte de la discusión del 2017 naturalmente gira alrededor de los huracanes, durante el año también alcanzamos otros logros importantes:

- En Puerto Rico, continuamos fortaleciendo nuestra posición de liderazgo en el mercado. A pesar de la recesión económica prolongada y del efecto de los huracanes, nuestros balances de depósitos aumentaron por $4,300 millones y nuestra base de clientes por 31,000. Alcanzamos crecimiento, además, en varias carteras, comolas de préstamos comerciales y préstamos de auto.
- En los Estados Unidos, aumentamos los préstamos comerciales por 16%, lanzamos una iniciativa de banca privada y fortalecimos nuestra unidad de originación hipotecaria.

En Puerto Rico, nuestros balances de depósitos aumentaron por $4,300 millones y nuestra base de clientes por 31K.

Continuamos la transformación de nuestra red de sucursales, remodelando o relocalizando ocho de estas, lo que ha ayudado a promover el crecimiento de depósitos en las sucursales.

- Seguimos progresando en la simplificación de nuestra infraestructura de tecnología y en la migración de transacciones a canales digitales, para alcanzar mayores eficiencias y ofrecer una experiencia superior a nuestros clientes. Los depósitos a través de canales digitales sobrepasaron el 40% del total de depósitos, tanto en Puerto Rico como los Estados Unidos.
- Además, expandimos nuestros esfuerzos por atraer, desarrollar y retener el mejor talento en los mercados que servimos. Lanzamos y fortalecimos iniciativas en áreas como adiestramientos, diversidad e inclusión y bienestar.

Comenzamos el 2018 con entusiasmo, conscientes de los retos, pero listos para aprovechar las oportunidades que sin duda surgirán. La economía de Puerto Rico continúa siendo el desafío principal que enfrentamos. Un entorno que era complicado de por sí debido a la situación fiscal y de la deuda pública,

2017 INFORME ANUAL | 11

electricidad, agua y telecomunicaciones. durante ese momento difI cil. Entre Complicando a n mas la situaciOn, muchas iniciativas, aumentamos el los danos severos a las carreteras y la Fondo de Emergencia de Empleados escasez de combustible obstaculizaron para ofrecer asistencia financiera a la distribuciOn de bienes basicos como empleados que sufrieron danos severos, alimentos, medicamentos y agua y aceleramos el pago del bono anual potable. En este contexto, tan pronto de Navidad establecido por ley a los como fue seguro, nos movilizamos empleados en Puerto Rico y las Islas para restablecer nuestras operaciones, VI rgenes estadounidenses y britanicas. En Puerto Rico, nuestros apoyar a aquellos companeros que lo balances de depOsitos necesitaban y a asistir a las comunidades Tambi n, nos movilizamos rapida- aumentaron por mas afectadas. mente para ayudar a comunidades severamente afectadas, lanzando $4,300 millones y nuestra En Puerto Rico, el dinero en efectivo el fondo Abrazando a Puerto Rico, base de clientes por se convirtiO en muchos casos en el que hoy tiene compromisos de mas aproximadamente 31K. nico m todo de pago viable debido de $6 millones, incluyendo nuestra al impacto que la falta de electricidad contribuciOn inicial de $1 millOn. y telecomunicaciones tuvo en las Agradecemos las donaciones generosas Continuamos la transformaciOn redes de puntos de venta y de cajeros de muchos socios y amigos que nos de nuestra red de sucursales, automaticos. Para ayudar a estabilizar permitieron llevar socorro inmediato a remodelando o relocalizando ocho de la situaciOn, proporcionamos acceso a las areas mas afectadas por el desastre. El fondo, que es manejado por la estas, lo que ha ayudado a promover efectivo a trav s de nuestras sucursales FundaciOn Banco Popular, ahora esta el crecimiento de depOsitos en las y cajeros automaticos a la mayor enfocado en apoyar a organizaciones sucursales. brevedad posible. A pesar de m ltiples retos operacionales, abrimos las comunitarias en la implantaciOn de Seguimos progresando en la simplifi-primeras sucursales 72 horas despu s soluciones innovadoras a problemas caciOn de nuestra infraestructura del embate del huracan MarI a. A sociales apremiantes. de tecnologI a y en la migraciOn de partir de ese momento, el n mero de Aunque gran parte de la discusiOn del transacciones a canales digitales, para sucursales y cajeros automaticos en 2017 naturalmente gira alrededor de alcanzar mayores eficiencias y ofrecer operaciOn aumentO consistentemente, los huracanes, durante el ano tambi n una experiencia superior a nuestros alcanzando 124 o 74% y 333 o 52%, alcanzamos otros logros importantes: clientes. Los depOsitos a trav s de respectivamente, cuatro semanas canales digitales sobrepasaron el despu s del paso del huracan. Ademas, En Puerto Rico, continuamos forta- 40% del total de depOsitos, tanto en como duenos de la red de cajeros Puerto Rico como los Estados Unidos. automaticos mas extensa en la isla, leciendo nuestra posiciOn de liderazgo en el mercado. A pesar de Ademas, expandimos nuestros eliminamos todos los cargos por uso de la recesiOn econOmica prolongada y esfuerzos por atraer, desarrollar los cajeros automaticos durante varias del efecto de los huracanes, nuestros y retener el mejor talento en los semanas despu s del huracan a todos balances de depOsitos aumentaron mercados que servimos. Lanzamos los clientes, incluyendo a aquellos de por $4,300 millones y nuestra base y fortalecimos iniciativas en areas otras instituciones financieras. En el lado de clientes por aproximadamente como adiestramientos, diversidad e de cr dito, brindamos alivio a nuestros 31,000. Alcanzamos crecimiento, inclusiOn y bienestar. clientes, ofreciendo una moratoria ademas, en varias carteras, como Comenzamos el 2018 con entusiasmo, de pago de inter s y principal en los las de pr stamos comerciales y conscientes de los retos, pero listos pr stamos hipotecarios, personales y pr stamos de auto. comerciales y suspendiendo los cargos para aprovechar las oportunidades por pagos tardI os, En los Estados Unidos, aumentamos que sin duda surgiran. La economI a de . los pr stamos comerciales por 16%, Puerto Rico contin a siendo el desafI o lanzamos una iniciativa de banca principal que enfrentamos. Un entorno A la misma vez, establecimos como una privada y fortalecimos nuestra que era complicado de por sI debido a prioridad apoyar a nuestros companeros unidad de originaciOn hipotecaria. la situaciOn fiscal y de la deuda p blica, 2017 INFORME ANUAL | 11

POPULAR, INC.
RESUMEN DEL AÑO

se tornó aún más retante tras el paso de los huracanes. Procesos que ya habían comenzado tendrán que ser ajustados para reflejar una nueva realidad.

En los meses posteriores a los huracanes, la actividad económica se impactó inevitablemente por demoras en el restablecimiento del servicio eléctrico en Puerto Rico. Sin embargo, nos alienta ver señales de que la situación económica en la isla ha comenzado a estabilizarse. Algunas métricas, como las compras de nuestros clientes con tarjetas de débito y las ventas de autos, ya están regresando a los niveles previos a los huracanes. Se ha discutido mucho sobre la aceleración de la emigración después de los huracanes. Aunque el aumento es innegable, los estimados varían considerablemente y todavía no está claro cuántos de los que se fueron de la Isla regresarán eventualmente, a medida que la situación continúe estabilizándose. A fin de cuentas, la solución para el tema de migración es acelerar el crecimiento económico en Puerto Rico.

El ritmo de la recuperación económica dependerá en gran parte de la rapidez con que se restablezca el servicio eléctrico restante, así como la magnitud y la velocidad del flujo de los fondos de las agencias federales y de las compañías de seguros hacia Puerto Rico. Estos fondos, que se estima excederán los $25,000 millones, posiblemente servirán de estímulo a la economía a corto y mediano plazo.

El futuro económico de Puerto Rico a largo plazo dependerá de las decisiones que se tomen sobre durante el proceso de reconstrucción. La isla enfrentaba serios problemas estructurales antes del impacto de los huracanes. Ahora tenemos una oportunidad única para hacer cambios significativos en áreas como energía, vivienda, salud y educación. Como la principal institución financiera en la isla, Popular está listo para jugar un papel importante, como hemos hecho a través de nuestra historia, en los esfuerzos por construir un Puerto Rico más fuerte y sustentable.

Nuestro negocio en los Estados Unidos continúa teniendo una importancia estratégica como nuestra fuente principal de diversificación de riesgo, expansión de ingresos y potencial de crecimiento. Seguimos enfocados en diversificar nuestra cartera de préstamos, generar ingresos que no provienen de intereses y transformar nuestra red de sucursales.

En diciembre del 2017, develamos un nuevo marco estratégico fundamentado en una visión de brindar una experiencia excelente a nuestros clientes, ofreciéndoles soluciones financieras de una forma sencilla. Esta visión se apoya en cuatro pilares estratégicos:

Crecimiento rentable y sostenible
Identificar oportunidades de crecimiento rentable y sostenible

Sencillez
Simplificar nuestra organización, optimizando nuestros procesos y nuestra plataforma tecnológica para reducir costos

Enfoque en el cliente
Crear una cultura enfocada en el servicio al cliente y proveer una experiencia consistente a través de todos los canales

Preparados para el futuro
Fortalecer nuestra organización, atrayendo y desarrollando nuestro talento alrededor de las capacidades necesarias para el futuro y enfatizando nuestros controles internos para manejar efectivamente el riesgo.

Este marco asegura que consistentemente balanceemos nuestro enfoque entre las necesidades presentes y futuras, y nos ayuda a identificar los pasos necesarios para alcanzar nuestros objetivos estratégicos.

Aprovecho esta oportunidad para expresar mi agradecimiento a la Junta de Directores y a mis compañeros por su respuesta extraordinaria ante la crisis provocada por los huracanes. No hubiésemos logrado lo que hicimos sin la dedicación y trabajo de nuestros empleados en Puerto Rico y las Islas Vírgenes estadounidenses y británicas, quienes respondieron de forma heroica, manejando sus responsabilidades en Popular a la vez que atendían situaciones difíciles en sus hogares. El apoyo de nuestros compañeros en los Estados Unidos también fue de mucho valor a través de esos meses tan complicados.

Quiero agradecer también a Néstor O. Rivera, anteriormente jefe del Grupo de Banca Individual, quien se retiró en el 2017 luego de una larga y exitosa carrera en Popular abarcando cerca de 50 años. El legado de Néstor perdurará, pues trabajó para crecer nuestra red de sucursales en Puerto Rico, ayudó a forjar la estrategia de tecnología de Popular y sirvió de mentor a generaciones de líderes que

12 | POPULAR, INC.

POPULAR, RESUMEN DEL INC . ANO se tornO a n mas retante tras el paso de oportunidad nica para hacer cambios los huracanes. Procesos que ya habI an significativos en areas como energI a, Preparados para el futuro comenzado tendran que ser ajustados vivienda, salud y educaciOn. Como la Fortalecer nuestra para re ejar una nueva realidad. principal instituciOn financiera en la organizaciOn, atrayendo isla, Popular esta listo para jugar un y desarrollando nuestro En los meses posteriores a los papel importante, como hemos hecho talento alrededor de las huracanes, la actividad econOmica a trav s de nuestra historia, en los capacidades necesarias se impactO inevitablemente por esfuerzos por construir un Puerto Rico para el futuro y enfatizando demoras en el restablecimiento del mas fuerte y sustentable. nuestros controles servicio el ctrico en Puerto Rico. internos para manejar Sin embargo, nos alienta ver senales Nuestro negocio en los Estados Unidos efectivamente el riesgo. de que la situaciOn econOmica en la contin a teniendo una importancia isla ha comenzado a estabilizarse. estrat gica como nuestra fuente Este marco asegura que consis-Algunas m tricas, como las compras principal de diversificaciOn de riesgo, tentemente balanceemos nuestro de nuestros clientes con tarjetas de expansiOn de ingresos y potencial enfoque entre las necesidades d bito y las ventas de autos, ya estan de crecimiento. Seguimos enfocados presentes y futuras, y nos ayuda regresando a los niveles previos a los en diversificar nuestra cartera de a identificar los pasos necesarios huracanes. Se ha discutido mucho pr stamos, generar ingresos que no para alcanzar nuestros objetivos sobre la aceleraciOn de la emigraciOn provienen de intereses y transformar estrat gicos. despu s de los huracanes. Aunque el nuestra red de sucursales. aumento es innegable, los estimados Aprovecho esta oportunidad para varI an considerablemente y todavI a no En diciembre del 2017, develamos un expresar mi agradecimiento a la Junta esta claro cuantos de los que se fueron nuevo marco estrat gico fundamen- de Directores y a mis companeros de la Isla regresaran eventualmente, tado en una visiOn de brindar una por su respuesta extraordinaria ante a medida que la situaciOn contin e experiencia excelente a nuestros clientes, la crisis provocada por los huracanes. estabilizandose. A fin de cuentas, la ofreci ndoles soluciones financieras de No hubi semos logrado lo que hicimos soluciOn para el tema de migraciOn es una forma sencilla. Esta visiOn se apoya sin la dedicaciOn y trabajo de nuestros acelerar el crecimiento econOmico en en cuatro pilares estrat gicos: empleados en Puerto Rico y las Islas Puerto Rico. VI rgenes estadounidenses y britanicas, Crecimiento quienes respondieron de forma heroica, El ritmo de la recuperaciOn econOmica rentable y sostenible manejando sus responsabilidades dependera en gran parte de la Identificar oportunidades en Popular a la vez que atendI an rapidez con que se restablezca el de crecimiento situaciones difI ciles en sus hogares. servicio el ctrico restante, asI como la rentable y sostenible El apoyo de nuestros companeros en magnitud y la velocidad del ujo de los los Estados Unidos tambi n fue de fondos de las agencias federales y de Sencillez mucho valor a trav s de esos meses las companI as de seguros hacia Puerto Simplificar nuestra tan complicados. Rico. Estos fondos, que se estima organizaciOn, optimizando excederan los $25,000 millones, nuestros procesos y nuestra Quiero agradecer tambi n a N stor posiblemente serviran de estI mulo a la plataforma tecnolOgica O. Rivera, anteriormente jefe del economI a a corto y mediano plazo. para reducir costos Grupo de Banca Individual, quien se Enfoque en el cliente retirO en el 2017 luego de una larga y El futuro econOmico de Puerto exitosa carrera en Popular abarcando Rico a largo plazo dependera de Crear una cultura enfocada cerca de 50 anos. El legado de N stor las decisiones que se tomen sobre en el servicio al cliente y perdurara, pues trabajO para crecer durante el proceso de reconstrucciOn. proveer una experiencia nuestra red de sucursales en Puerto La isla enfrentaba serios problemas consistente a trav s de Rico, ayudO a forjar la estrategia de estructurales antes del impacto de todos los canales tecnologI a de Popular y sirviO de los huracanes. Ahora tenemos una mentor a generaciones de lI deres que 12 | POPULAR, INC.

aprendieron la importancia de nuestros valores y cultura organizacional a través de su consejo y ejemplo. Luis Cestero, quien se unió a Popular en el 1995 y tiene aproximadamente 20 años de experiencia en el Grupo de Banca Individual, asumió el liderato del grupo tras el retiro de Néstor. Luis ha demostrado su profundo conocimiento del negocio y, aún más importante, sus cualidades como líder, ganándose el respeto de todos los que le rodean.

Popular es hoy una organización mucho más fuerte de lo que era antes de los huracanes del 2017. Trabajamos en equipo, nos adaptamos al cambio, desarrollamos soluciones creativas y respondimos decisivamente. Demostramos todo lo que podemos lograr cuando tenemos un propósito común.

Comenzamos el 2018, año en el que celebramos nuestro 125 aniversario, comprometidos con preservar el espíritu y las actitudes que nos permitieron no solo enfrentar los retos del 2017, sino fortalecernos como resultado de ellos. No necesitamos una crisis para mostrar lo mejor de nosotros. Nuestros compañeros, nuestros clientes, nuestras comunidades y nuestros accionistas esperan, merecen y recibirán lo mejor de nosotros, todos los días.

Sinceramente,

IGNACIO ALVAREZ
Presidente y Principal Oficial Ejecutivo
Popular, Inc.

COMPROMETIDOS CON NUESTROS CLIENTES, COMPAÑEROS Y COMUNIDADES

En septiembre del 2017, Puerto Rico y las Islas Vírgenes enfrentaron el impacto catastrófico de los poderosos huracanes Irma y María en un periodo de dos semanas, destruyendo estructuras, devastando el paisaje natural y dejando a poblaciones enteras sin acceso a electricidad, agua, telecomunicaciones, servicios médicos y suministros básicos. Popular demostró su compromiso inquebrantable con sus clientes, empleados y comunidades, restableciendo rápidamente el acceso a servicios bancarios y ofreciendo ayuda a los más necesitados.

Nuestros Clientes

Acceso a efectivo y a otros servicios bancarios básicos a pesar de retos operacionales

Operando 31% de las sucursales y 24% de los cajeros automáticos una semana luego del Huracán María; alcanzamos 92% y 82%, respectivamente, para fin de año.

Restablecimos la operación del centro de llamadas el 25 de septiembre; reanudamos el servicio 24/7 el 23 de octubre.

Ofrecimos servicio ininterrumpido a través del Internet y dispositivos móviles.

Alivio y apoyo

Implantamos una moratoria para tarjetas de crédito, préstamos personales, préstamos de auto e hipotecas.

Eliminamos los cargos en cajeros automáticos por 25 días a clientes nuestros y de otras instituciones financieras.

Abrimos siete centros a través de la isla para ofrecer a nuestros clientes comerciales lugares de trabajo con acceso al Internet.

Ofrecimos asesoría a clientes y al público general sobre el proceso de reclamación a FEMA y a compañías de seguro.

Nuestra Gente

Asistencia Financiera

Aumentamos el Fondo de Emergencia de Empleados y distribuimos más de $800,000 a empleados que sufrieron pérdidas severas.

Adelantamos la nómina la semana del huracán y aceleramos el pago del bono de Navidad.

Bienestar y apoyo

Distribuimos agua, vales de comida y paquetes con suministros básicos a empleados necesitados.

Establecimos centros de cuido de niños para los hijos de empleados en nuestros edificios principales.

Suspendimos temporeramente las restricciones en el plan médico para asegurar cuidado en casos urgentes, extendimos el servicio de nuestro Centro Interno de Salud y Bienestar a los dependientes de nuestros empleados y coordinamos programas especiales para atender aspectos emocionales.

Nuestras Comunidades

Abrazando a Puerto Rico

Establecimos el fondo Abrazando a Puerto Rico con una contribución inicial de $1 millón; ha alcanzado $6.1 millones en compromisos.

Completamos 35 misiones para distribuir más de 800,000 libras de suministros básicos, impactando más de 140,000 individuos.

Enfocados en proyectos para estabilizar comunidades a través de acceso a agua potable y energía solar, y para fomentar la recuperación económica de Puerto Rico.

Evolucionando a una nueva fase enfocada en transicionar nuestras comunidades en una recuperación a largo plazo.

COMPROMETIDOS CON NUESTROS CLIENTES, COMPANEROS Y COMUNIDADES aprendieron la importancia de nuestros En septiembre del 2017, Puerto Rico y las Islas VI rgenes enfrentaron el impacto valores y cultura organizacional a catastrOfico de los poderosos huracanes Irma y MarI a en un periodo de dos trav s de su consejo y ejemplo. Luis semanas, destruyendo estructuras, devastando el paisaje natural y dejando a Cestero, quien se uniO a Popular en poblaciones enteras sin acceso a electricidad, agua, telecomunicaciones, servicios m dicos y suministros basicos. Popular demostrO su compromiso inquebrantable el 1995 y tiene aproximadamente 20 con sus clientes, empleados y comunidades, restableciendo rapidamente el acceso anos de experiencia en el Grupo de a servicios bancarios y ofreciendo ayuda a los mas necesitados. Banca Individual, asumiO el liderato del grupo tras el retiro de N stor. Luis ha demostrado su profundo conocimiento Nuestros Clientes Ofrecimos propiedades del banco a del negocio y, a n mas importante, sus empleados que necesitaban un hogar. cualidades como lI der, ganandose el Acceso a efectivo y a otros servicios Bienestar y apoyo respeto de todos los que le rodean. bancarios basicos a pesar de retos operacionales Distribuimos agua, vales de comida y Popular es hoy una organizaciOn Operando 31% de las sucursales y paquetes con suministros basicos a mucho mas fuerte de lo que era antes 24% de los cajeros automaticos empleados necesitados. una semana luego del Huracan de los huracanes del 2017. Trabajamos MarI a; alcanzamos 92% y 82%, Establecimos centros de cuido de en equipo, nos adaptamos al cambio, respectivamente, para fin de ano. ninos para los hijos de empleados en desarrollamos soluciones creativas y nuestros edificios principales. respondimos decisivamente. Demos- Restablecimos la operaciOn del centro de llamadas el 25 de septiembre; Suspendimos temporeramente las tramos todo lo que podemos lograr reanudamos el servicio 24/7 el 23 de restricciones en el plan m dico para cuando tenemos un propOsito com n. octubre. asegurar cuidado en casos urgentes, Ofrecimos servicio ininterrumpido a extendimos el servicio de nuestro Comenzamos el 2018, ano en el que trav s del Internet y dispositivos mOviles. Centro Interno de Salud y Bienestar a los celebramos nuestro 125 aniversario, Alivio y apoyo dependientes de nuestros empleados y coordinamos programas especiales para comprometidos con preservar el Implantamos una moratoria dI as atender aspectos emocionales. espI ritu y las actitudes que nos para tarjetas de cr dito, pr stamos permitieron no solo enfrentar los retos personales, pr stamos de auto e Nuestras Comunidades del 2017, sino fortalecernos como hipotecas. resultado de ellos. No necesitamos una Abrazando a Puerto Rico Eliminamos los cargos en cajeros crisis para mostrar lo mejor de nosotros. automaticos por 25 dI as a clientes Establecimos el fondo Abrazando a Nuestros companeros, nuestros nuestros y de otras instituciones Puerto Rico con una contribuciOn clientes, nuestras comunidades y financieras. inicial de $1 millOn; ha alcanzado $6.1 nuestros accionistas esperan, merecen Abrimos siete centros a trav s de la millones en compromisos. y recibiran lo mejor de nosotros, todos isla para ofrecer a nuestros clientes comerciales lugares de trabajo con Completamos 35 misiones para dis-los dI as. tribuir mas de 800,000 libras de acceso al Internet. suministros basicos, impactando mas Sinceramente, Ofrecimos asesorI a a clientes y al p blico de 140,000 individuos. general sobre el proceso de reclamaciOn a FEMA y a companI as de seguro. Enfocados en proyectos para estabilizar comunidades a trav s de acceso a agua potable y energI a Nuestra Gente solar, y para fomentar la recuperaciOn econOmica de Puerto Rico. Asistencia Financiera Apoyamos varias iniciativas, como Aumentamos el Fondo de Emergencia Unidos por Puerto Rico y Somos una Voz. de Empleados y distribuimos mas de $800,000 a empleados que sufrieron Evolucionando a una nueva fase p rdidas severas. enfocada en transicionar nuestras IGNACIO ALVAREZ Adelantamos la nOmina la semana comunidades en una recuperaciOn a Presidente y Principal Oficial Ejecutivo del huracan y aceleramos el pago del largo plazo. Popular, Inc. bono de Navidad.

RESUMEN 25 ANOS FINANCIERO HISTORICO (DOlares en millones, excepto informaciOn 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 por acciOn) InformaciOn Financiera Seleccionada Ingreso neto (P rdida Neta) $109.4 $124.7 $146.4 $185.2 $209.6 $232.3 $257.6 $276.1 $304.5 $351.9 $470.9 Activos 11,513.4 12,778.4 15,675.5 16,764.1 19,300.5 23,160.4 25,460.5 28,057.1 30,744.7 33,660.4 36,434.7 Pr stamos Brutos 6,346.9 7,781.3 8,677.5 9,779.0 11,376.6 13,078.8 14,907.8 16,057.1 18,168.6 19,582.1 22,602.2 DepOsitos 8,522.7 9,012.4 9,876.7 10,763.3 11,749.6 13,672.2 14,173.7 14,804.9 16,370.0 17,614.7 18,097.8 Capital de Accionistas 834.2 1,002.4 1,141.7 1,262.5 1,503.1 1,709.1 1,661.0 1,993.6 2,272.8 2,410.9 2,754.4 Valor agregado en el mercado $1,014.7 $923.7 $1,276.8 $2,230.5 $3,350.3 $4,611.7 $3,790.2 $3,578.1 $3,965.4 $4,476.4 $5,960.2 Rendimiento de Activos Promedio (ROAA) 1.02% 1.02% 1.04% 1.14% 1.14% 1.14% 1.08% 1.04% 1.09% 1.11% 1.36% Rendimiento de Capital Com n Promedio 13.80% 13.80% 14.22% 16.17% 15.83% 15.41% 15.45% 15.00% 14.84% 16.29% 19.30% (ROACE) Por AcciOn Com n1 Ingreso neto (P rdida Neta)—Basico $4.18 $4.59 $5.24 $6.69 $7.51 $8.26 $9.19 $9.85 $10.87 $13.05 $17.36 Ingreso neto (P rdida Neta)—Diluido 4.18 4.59 5.24 6.69 7.51 8.26 9.19 9.85 10.87 13.05 17.36 Dividendos (Declarados) 1.20 1.25 1.54 1.83 2.00 2.50 3.00 3.20 3.80 4.00 5.05 Valor en los Libros 31.86 34.35 39.52 43.98 51.83 59.32 57.54 69.62 79.67 91.02 96.60 Precio en el Mercado 39.38 35.16 48.44 84.38 123.75 170.00 139.69 131.56 145.40 169.00 224.25 Activos por Area Geografica Puerto Rico 79% 76% 75% 74% 74% 71% 71% 72% 68% 66% 62% Estados Unidos 16% 20% 21% 22% 23% 25% 25% 26% 30% 32% 36% Caribe y Latinoam rica 5% 4% 4% 4% 3% 4% 4% 2% 2% 2% 2% Total 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% Sistema de DistribuciOn Tradicional Sucursales Bancarias Puerto Rico 165 166 166 178 201 198 199 199 196 195 193 Islas VI rgenes 8 8 8 8 8 8 8 8 8 8 8 Estados Unidos2 32 34 40 44 63 89 91 95 96 96 97 Subtotal 205 208 214 230 272 295 298 302 300 299 298 Oficinas No Bancarias Popular Financial Holdings 58 73 91 102 117 128 137 136 149 153 181 Popular Cash Express 51 102 132 154 195 129 Popular Finance 26 28 31 39 44 48 47 61 55 36 43 Popular Auto 8 10 9 8 10 10 12 12 20 18 18 Popular Leasing, U.S.A. 7 8 10 11 13 13 11 Popular Mortgage 3 3 3 11 13 21 25 29 32 Popular Securities 1 2 2 2 3 4 7 8 Popular One Popular Insurance y 2 2 2 2 Popular Risk Services Popular Insurance Agency, U.S.A. 1 1 1 Popular Insurance V.I. 1 1 E-LOAN EVERTEC 4 4 4 5 5 Subtotal 92 111 134 153 183 258 327 382 427 460 431 Total 297 319 348 383 455 553 625 684 727 759 729 Sistema ElectrOnico de DistribuciOn Cajeros Automaticos Propios y Administrados Puerto Rico 234 262 281 327 391 421 442 478 524 539 557 Islas VI rgenes 8 8 8 9 17 59 68 37 39 53 57 Estados Unidos 11 26 38 53 71 94 99 109 118 131 129 Total 253 296 327 389 479 574 609 624 681 723 743 Empleados 7,533 7,606 7,815 7,996 8,854 10,549 11,501 10,651 11,334 11,037 11,474 (equivalente a tiempo completo) 14 | POPULAR, INC.

2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 $489.9 $540.7 $357.7 $(64.5) $(1,243.9) $(573.9) $137.4 $151.3 $245.3 $599.3 $(313.5) $895.3 $216.7 $107.7 44,401.6 48,623.7 47,404.0 44,411.4 38,882.8 34,736.3 38,815.0 37,348.4 36,506.9 35,748.8 33,086.8 35,761.7 38,661.6 44,277.3 28,742.3 31,710.2 32,736.9 29,911.0 26,268.9 23,803.9 26,458.9 25,314.4 25,093.6 24,706.7 22,053.2 23,129.2 23,435.4 24,942.5 20,593.2 22,638.0 24,438.3 28,334.4 27,550.2 25,924.9 26,762.2 27,942.1 27,000.6 26,711.1 24,807.5 27,209.7 30,496.2 35,453.5 3,104.6 3,449.2 3,620.3 3,581.9 3,268.4 2,538.8 3,800.5 3,918.8 4,110.0 4,626.2 4,267.4 5,105.3 5,198.0 5,103.9 $7,685.6 $5,836.5 $5,003.4 $2,968.3 $1,455.1 $1,445.4 $3,211.4 $1,426.0 $2,144.9 $2,970.6 $3,523.4 $2,936.6 $4,548.1 $3,622.4 1.23% 1.17% 0.74% -0.14% -3.04% -1.57% 0.36% 0.40% 0.68% 1.65% -0.89% 2.54% 0.58% 0.26% 17.60% 17.12% 9.73% -2.08% -44.47% -32.95% 4.37% 4.01% 6.37% 14.43% -7.04% 19.16% 4.07% 1.96% $17.95 $19.78 $12.41 $(2.73) $(45.51) $2.39 $(0.62) $1.44 $2.36 $5.80 $(3.08) $8.66 $2.06 $1.02 17.92 19.74 12.41 (2.73) (45.51) 2.39 (0.62) 1.44 2.35 5.78 (3.08) 8.65 2.06 $1.02 6.20 6.40 6.40 6.40 4.80 0.20 ————— 0.30 0.60 1.00 109.45 118.22 123.18 121.24 63.29 38.91 36.67 37.71 39.35 44.26 40.76 48.79 49.60 49.51 288.30 211.50 179.50 106.00 51.60 22.60 31.40 13.90 20.79 28.73 34.05 28.34 43.82 35.49 55% 53% 52% 59% 64% 65% 74% 74% 73% 72% 80% 75% 75% 76% 43% 45% 45% 38% 33% 32% 23% 23% 24% 25% 17% 22% 23% 22% 2% 2% 3% 3% 3% 3% 3% 3% 3% 3% 3% 3% 2% 2% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 192 194 191 196 179 173 185 183 175 171 168 173 171 168 8 8 8 8 8 8 8 9 9 9 9 9 9 9 128 136 142 147 139 101 96 94 92 90 47 50 51 51 328 338 341 351 326 282 289 286 276 270 224 232 231 228 183 212 158 134 2 114 4 43 49 52 51 9 18 17 15 12 12 10 10 10 10 9 9 9 9 9 15 14 11 24 22 30 33 32 32 32 33 36 37 37 38 25 24 17 14 9 12 12 13 7 6 6 4 4 3 3 3 2 2 4 5 6 6 6 5 5 2 2 2 2 1 1 1 1 1 1 1 2 2 2 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 5 5 7 9 9 9 421 351 292 280 97 61 55 58 59 59 46 46 37 34 749 689 633 631 423 343 344 344 335 329 270 278 268 262 568 583 605 615 605 571 624 613 597 599 602 622 635 633 59 61 65 69 74 77 17 20 20 22 21 21 20 22 163 181 192 187 176 136 138 135 134 132 83 87 101 110 790 825 862 871 855 784 779 768 751 753 706 730 756 765 12,139 13,210 12,508 12,303 10,587 9,407 8,277 8,329 8,072 8,059 7,752 7,810 7,828 7,784 1Los datos de las acciones comunes han sido ajustados por las divisiones en acciones y la divisiOn de acciones a la inversa realizada en mayo 2012. 2Excluye una sucursal de Banco Popular de Puerto Rico en Nueva York. 2017 INFORME ANUAL | 15

POPULAR, INC.
GERENCIA Y JUNTA DE DIRECTORES

Gerencia

RICHARD L. CARRIÓN
Presidente Ejecutivo
de la Junta de Directores
Popular, Inc.

IGNACIO ÁLVAREZ
Presidente y
Principal Oficial Ejecutivo
Popular, Inc.

CAMILLE BURCKHART
Vicepresidenta Ejecutiva y
Principal Oficial de Informática y
Estrategia Digital
Grupo de Innovación, Tecnología y
Operaciones
Popular, Inc.

LUIS CESTERO
Vicepresidente Ejecutivo
Grupo de Banca Individual
Banco Popular de Puerto Rico

MANUEL A. CHINEA
Vicepresidente Ejecutivo
Popular, Inc.
Principal Oficial de Operaciones
Popular Community Bank

JAVIER D. FERRER
Vicepresidente Ejecutivo,
Principal Oficial Legal y
Secretario Corporativo
Grupo de Consejería General y
Asuntos Corporativos
Popular, Inc.

JUAN O. GUERRERO
Vicepresidente Ejecutivo
Grupo de Servicios Financieros y
Seguros
Banco Popular de Puerto Rico

GILBERTO MONZÓN
Vicepresidente Ejecutivo
Grupo de Crédito a Individuo
Banco Popular de Puerto Rico

EDUARDO J. NEGRÓN
Vicepresidente Ejecutivo
Grupo de Administración
Popular, Inc.

ELI S. SEPÚLVEDA
Vicepresidente Ejecutivo
Grupo de Crédito Comercial
Banco Popular de Puerto Rico

LIDIO V. SORIANO
Vicepresidente Ejecutivo y
Principal Oficial de Riesgo
Grupo Corporativo de
Manejo de Riesgo
Popular, Inc.

CARLOS J. VÁZQUEZ
Vicepresidente Ejecutivo y
Principal Oficial Financiero
Popular, Inc.

Junta de Directores

RICHARD L. CARRIÓN
Presidente Ejecutivo
de la Junta de Directores
Popular, Inc.

IGNACIO ALVAREZ
Presidente y
Principal Oficial Ejecutivo
Popular, Inc.

JOAQUÍN E. BACARDÍ, III
Presidente de la
Junta de Directores
Edmundo B. Fernández, Inc.

ALEJANDRO M. BALLESTER
Presidente
Ballester Hermanos, Inc.

JOHN W. DIERCKSEN
Principal
Greycrest, LLC

MARÍA LUISA FERRÉ
Presidenta y
Principal Oficial Ejecutiva
FRG, Inc.

DAVID E. GOEL
Socio Gerente General
Matrix Capital
Management Company, LP

C. KIM GOODWIN
Inversionista Privada

WILLIAM J. TEUBER JR.
Inversionista Privado

CARLOS A. UNANUE
Presidente
Goya de Puerto Rico

POPULAR, INC. GERENCIA Y JUNTA DE DIRECTORES Gerencia RICHARD L. CARRION IGNACIO ALVAREZ CAMILLE BURCKHART LUIS CESTERO MANUEL A. CHINEA JAVIER D. FERRER Presidente Ejecutivo Presidente y Vicepresidenta Ejecutiva y Vicepresidente Ejecutivo Vicepresidente Ejecutivo Vicepresidente Ejecutivo, de la Junta de Directores Principal Oficial Ejecutivo Principal Oficial de Informatica y Grupo de Banca Individual Popular, Inc. Principal Oficial Legal y Popular, Inc. Popular, Inc. Estrategia Digital Banco Popular de Puerto Rico Principal Oficial de Operaciones Secretario Corporativo Grupo de InnovaciOn, TecnologI a y Popular Community Bank Grupo de ConsejerI a General y Operaciones Asuntos Corporativos Popular, Inc. Popular, Inc. JUAN O. GUERRERO GILBERTO MONZON EDUARDO J. NEGRON ELI S. SEP LVEDA LIDIO V. SORIANO CARLOS J. VAZQUEZ Vicepresidente Ejecutivo Vicepresidente Ejecutivo Vicepresidente Ejecutivo Vicepresidente Ejecutivo Vicepresidente Ejecutivo y Vicepresidente Ejecutivo y Grupo de Servicios Financieros y Grupo de Cr dito a Individuo Grupo de AdministraciOn Grupo de Cr dito Comercial Principal Oficial de Riesgo Principal Oficial Financiero Seguros Banco Popular de Puerto Rico Popular, Inc. Banco Popular de Puerto Rico Grupo Corporativo de Popular, Inc. Banco Popular de Puerto Rico Manejo de Riesgo Popular, Inc. Junta de Directores RICHARD L. CARRION IGNACIO ALVAREZ JOAQUI N E. ALEJANDRO M. JOHN W. DIERCKSEN MARI A LUISA FERR Presidente Ejecutivo Presidente y BACARDI , III BALLESTER Principal Presidenta y de la Junta de Directores Principal Oficial Ejecutivo Presidente de la Presidente Greycrest, LLC Principal Oficial Ejecutiva Popular, Inc. Popular, Inc. Junta de Directores Ballester Hermanos, Inc. FRG, Inc. Edmundo B. Fernandez, Inc. DAVID E. GOEL C. KIM GOODWIN WILLIAM J. CARLOS A. UNANUE Socio Gerente General Inversionista Privada TEUBER JR. Presidente Matrix Capital Inversionista Privado Goya de Puerto Rico Management Company, LP

P.O. BOX 362708 SAN JUAN, PUERTO RICO 00936-2708

Financial Review and Supplementary Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements	3

Overview	4

Critical Accounting Policies / Estimates	12

Statement of Operations Analysis	19

Net Interest Income	19

Provision for Loan Losses	22

Non-Interest Income	23

Operating Expenses	24

Income Taxes	26

Fourth Quarter Results	26

Reportable Segment Results	27

Statement of Financial Condition Analysis	30

Assets	30

Liabilities	34

Stockholders’ Equity	35

Regulatory Capital	35

Off-Balance Sheet Arrangements and Other Commitments	37

Contractual Obligations and Commercial Commitments	37

Risk Management	39

Risk Management Framework	39

Market / Interest Rate Risk	40

Liquidity	46

Credit Risk	51

Enterprise Risk and Operational Risk Management	71

Adoption of New Accounting Standards and Issued But Not Yet Effective Accounting Standards	72

Adjusted net income – Non-GAAP Financial Measure	73

Statistical Summaries	75

Statements of Financial Condition	75

Statements of Operations	76

Average Balance Sheet and Summary of Net Interest Income	77

Quarterly Financial Data	79

The following Management’s Discussion and Analysis (“MD&A”) provides information which management believes is necessary for understanding the financial performance of Popular, Inc. and its subsidiaries (the “Corporation” or “Popular”). All accompanying tables, consolidated financial statements, and corresponding notes included in this “Financial Review and Supplementary Information - 2017 Annual Report” (“the report”) should be considered an integral part of this MD&A.

FORWARD-LOOKING STATEMENTS

The information included in this report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to Popular, Inc’s (“Popular,” the “Corporation,” “we,” “us,” “our”) financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings and new accounting standards on the Corporation’s financial condition and results of operations, the impact of Hurricanes Irma and Maria on us, and the anticipated impact of our acquisition and assumption, if consummated, of certain assets and liabilities of Reliable Financial Services and Reliable Finance Holding Company, subsidiaries of Wells Fargo & Company, related to Wells Fargo’s retail auto loan and commercial auto dealership financing business in Puerto Rico (the “Reliable Transaction”). All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions are generally intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and are based on management’s current expectations and, by their nature, involve certain risks, uncertainties, estimates and assumptions by management that are difficult to predict. Various factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the rate of growth or decline in the economy and employment levels, as well as general business and economic conditions in the geographic areas we serve and, in particular, in Puerto Rico, where a significant portion of our business in concentrated; the impact of Hurricanes Irma and Maria on the economies of Puerto Rico and the U.S. and British Virgin Islands, and on our customers and our business, including the impact of measures taken by us to address customer needs; the impact of the Commonwealth of Puerto Rico’s fiscal crisis, and the measures taken and to be taken by the Puerto Rico Government and the Federally-appointed oversight board, on the economy, our customers and our business; the impact of the Commonwealth’s fiscal and economic condition on the value and performance of our portfolio of Puerto Rico government securities and loans to governmental entities, as well as on our commercial, mortgage and consumer loan portfolios where private borrowers could be directly affected by governmental action; changes in interest rates, as well as the magnitude of such changes; the fiscal and monetary policies of the federal government and its agencies; changes in federal bank regulatory and supervisory policies, including required levels of capital and the impact of proposed capital standards on our capital ratios; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Financial Reform Act) on the Corporation’s businesses, business practices and costs of operations; regulatory approvals that may be necessary to undertake certain actions or consummate strategic transactions such as acquisitions and dispositions; the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; the performance of the stock and bond markets; competition in the financial services industry; additional FDIC assessments; and possible legislative, tax or regulatory changes; a failure in or breach of our operational or security systems or infrastructure as a result of cyberattacks or otherwise, including those of EVERTEC, Inc., our provider of core financial transaction processing and information technology services, and other third parties providing services to us; and risks related to the Reliable Transaction, if consummated. Other possible events or factors that could cause results or performance to differ materially from those expressed in these forward-looking statements include the following: negative economic conditions that adversely affect the housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of non-performing assets, charge-offs and provision expense; risks associated with maintaining customer relationships from our acquisition of certain assets and deposits (other than certain brokered deposits) of Doral Bank from the FDIC as receiver; changes in interest rates and market liquidity which may reduce interest margins, impact funding sources and affect our ability to originate and distribute financial products in the primary and secondary markets; changes in market rates and prices which may adversely impact the value of financial assets and liabilities; liabilities resulting from litigation and regulatory investigations; changes in accounting standards, rules and interpretations; our ability to grow our core businesses; decisions to downsize, sell or close units or otherwise change our business mix; and management’s ability to identify and manage these and other risks. Moreover, the outcome of legal and regulatory proceedings, as discussed in “Part I, Item 3. Legal Proceedings”, is inherently uncertain and depends on judicial interpretations of law and the findings of regulators, judges and juries.

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

The description of the Corporation’s business and risk factors contained in Item 1 and 1A of its Form 10-K for the year ended December 31, 2017 discusses additional information about the business of the Corporation and the material risk factors that, in addition to the other information in this report, readers should consider.

OVERVIEW

The Corporation is a diversified, publicly-owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the United States (“U.S.”) mainland, and the U.S. and British Virgin Islands. In Puerto Rico, the Corporation provides retail, mortgage and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as investment banking, broker-dealer, auto and equipment leasing and financing, and insurance services through specialized subsidiaries. The Corporation’s mortgage origination business is conducted under the brand name Popular Mortgage, a division of BPPR. In the U.S. mainland, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN, Inc. The BPNA franchise operates under the brand name of Popular Community Bank. BPNA focuses efforts and resources on the core community banking business. BPNA operates branches in New York, New Jersey and Southern Florida. E-LOAN, Inc. marketed deposit accounts under its name for the benefit of BPNA until March 31, 2017, when said operations were transferred to Popular Direct, a division of BPNA. Commencing in July 2017, the E-LOAN brand is being used by BPPR to offer personal loans through an online platform. Note 41 to the consolidated financial statements presents information about the Corporation’s business segments.

The Corporation has several investments which it accounts for under the equity method. These include the 16.10% interest in EVERTEC, a 15.84% interest in Centro Financiero BHD Leon, S.A. (“BHD Leon”), a 24.9% interest in PR Asset Portfolio 2013-1 International, LLC and a 24.9% interest in PRLP 2011 Holdings LLP, among other investments in limited partnerships which mainly hold investment securities. EVERTEC provides transaction processing services throughout the Caribbean and Latin America, including servicing many of the Corporation’s systems infrastructure and transaction processing businesses. BHD León is a diversified financial services institution operating in the Dominican Republic. PR Asset Portfolio 2013-1 International, LLC is a joint venture to which the Corporation sold construction and commercial loans and commercial and residential real estate owned assets, most of which were non-performing, with a fair value of $306 million during the year 2013. PRLP 2011 Holdings LLP is a joint venture to which the Corporation sold construction and commercial loans, most of which were non-performing, with a fair value of $148 million during the year 2011. For the year ended December 31, 2017, the Corporation recorded approximately $34.1 million in earnings from these investments on an aggregate basis. The carrying amounts of these investments as of December 31, 2017 were $215.3 million. Refer to Note 17 to the consolidated financial statements for additional information of the Corporation’s investments under the equity method.

SIGNIFICANT EVENTS

Entry into an Agreement to Acquire Wells Fargo’s Auto Finance Business in Puerto Rico

On February 14, 2018, Banco Popular de Puerto Rico entered into an agreement to acquire and assume from Reliable Financial Services, Inc. and Reliable Finance Holding Company, subsidiaries of Wells Fargo & Company (“Wells Fargo”), certain assets and liabilities related to Wells Fargo’s auto finance business in Puerto Rico (“Reliable”).

As part of the transaction, Banco Popular will acquire approximately $1.5 billion in retail auto loans and $340 million in commercial loans. The acquired auto loan portfolio has credit characteristics that are similar to Banco Popular’s existing self-originated portfolio. Banco Popular will also acquire certain other assets and assume certain liabilities of Reliable.

The purchase price for the all-cash transaction is expected to be approximately $1.7 billion, reflecting an aggregate discount of 4.5% on the assets to be acquired. Banco Popular will fund the purchase price with existing liquidity. The transaction is not subject to the receipt by the parties of any further regulatory approvals. Subject to satisfaction of customary closing conditions, Popular anticipates the transaction to close during the second quarter of 2018 and be accretive to earnings.

On or after closing, Reliable employees will become employees of Banco Popular. Reliable will continue operating independently as a division of Banco Popular for a period of time after closing to provide continuity of service to Reliable customers while allowing Popular to assess best practices before integrating Reliable’s operations with Popular Auto’s operations.

Hurricanes Irma and Maria

During September 2017, Hurricanes Irma and Maria (the “hurricanes”), impacted Puerto Rico, the U.S. and British Virgin Islands, causing extensive damage and disrupting the markets in which Banco Popular de Puerto Rico (“BPPR”) does business.

On September 6, 2017, Hurricane Irma made landfall in the USVI and the BVI as a Category 5 hurricane on the Saffir-Simpson scale, causing catastrophic wind and water damage to the islands’ infrastructure, homes and businesses. Hurricane Irma’s winds and resulting flooding also impacted certain municipalities of Puerto Rico, causing the failure of electricity infrastructure in a significant portion of the island. While hurricane Irma also struck Popular’s operations in Florida, neither our operations nor those of our clients in the region were materially impacted.

Two weeks later, on September 20, 2017, Hurricane Maria, made landfall in Puerto Rico as a Category 4 hurricane, causing extensive destruction and flooding throughout Puerto Rico. Following the passage of Hurricane Maria, all Puerto Rico was left without electrical power, other basic utility and infrastructure services (such as water, communications, ports and other transportation networks) were severely curtailed and the government imposed a mandatory curfew. The hurricanes caused a significant disruption to the island’s economic activity. Most business establishments, including retailers and wholesalers, financial institutions, manufacturing facilities and hotels, were closed for several days.

Puerto Rico and the USVI were declared disaster zones by President Trump due to the impact of the hurricanes, thus making them eligible for Federal assistance. Notwithstanding the significant recovery operation that is underway by the Federal, state and local governments, as of the date of this report, many businesses and homes in Puerto Rico and the USVI remain without power, other basic utility and infrastructure remains significantly impacted, and many businesses are partially operating or remain closed and others have permanently closed. Electronic transactions, a significant source of revenue for the bank, declined significantly in the months following the hurricanes as a result of the lack of power and telecommunication services. Several reports indicate that the hurricanes have also accelerated the outmigration trends that Puerto Rico was experiencing, with many residents moving to the mainland United States, either on a temporary or permanent basis.

The damages caused by the hurricanes are substantial and have had a material adverse impact on economic activity in Puerto Rico, as reflected by, among other things, the slowdown in production and sales activity and the reduction in the government’s tax revenues. Employment levels are also expected to decrease at least in the short-term. It is still, however, too early, to fully assess and quantify the extent of the damage caused by the hurricanes, as well as their long-term economic impact on economic activity. Furthermore, the hurricanes severely damaged or destroyed buildings, homes and other structures, impacting the value of such properties, some of which may serve as collateral to our loans. While our collateral is generally insured, the value of such insured structures, as well as other structures unaffected by the hurricanes, may be significantly impacted. Although some of the impact of the hurricanes, including its short-term impact on economic activity, may be offset by recovery and reconstruction activity and the influx of Federal emergency funds and private insurance proceeds, it is too early to know the amount of Federal and private insurance money to be received and whether such transfers will significantly offset the negative economic, fiscal and demographic impact of the hurricanes.

Prior to the hurricanes, the Corporation had implemented its business continuity action program. Although the Corporation’s business critical systems experienced minimal outages as a result of the storms, the Corporation’s physical operations in Puerto Rico, the USVI and the BVI, including its branch and ATM networks, were materially disrupted by the storms mostly due to lack of electricity and communication as well as limited accessibility.

After the hurricanes, Popular has worked diligently to provide service to the Puerto Rico and Virgin Islands markets, including reopening retail locations and providing assistance to the communities it serves. A priority for Popular has been to maintain cash in its branches and ATM’s and to mobilize its workforce to ensure continuity of service to its customers and that of other financial institutions. Popular has implemented several initiatives to provide assistance to individuals and businesses impacted by the hurricanes. Actions taken by Popular, directly or through its affiliated P.R. and U.S.-based foundations, include:

Payment Moratoriums. Payment moratoriums for eligible customers in mortgage, consumer, auto and commercial loans, subject to certain terms and conditions.

Fee Waivers. The waiver of certain fees and service charges, including late-payment charges and ATM transaction fees in hurricane-affected areas.

Employee Relief. Popular increased the Employee Relief Fund to $750,000 to assist affected employees. Popular also assisted employees by providing means to obtain water, food and other supplies, child care services, orientation on how to submit claims to the Federal Emergency Management Agency (“FEMA”) and other special offers.

Other Charitable Initiatives. The Corporation’s philanthropic arms, Fundación Banco Popular and the Popular Community Bank Foundation, launched relief efforts for the victims of hurricane Irma and Maria, through the “Embracing Puerto Rico” and “Embracing the Islands” campaigns, to which Popular has donated $1.2 million. As needs unfold, the Foundations are expected to direct funding to address immediate and long-term needs arising from the impact of the hurricanes. Popular also contributed to “Unidos por Puerto Rico”, a fundraising campaign spearheaded by Puerto Rico’s First Lady and was one of two sponsors of the “Somos Una Voz” concert that has raised over $35 million for earthquake victims in Mexico and hurricane victims in Texas, Florida, Puerto Rico and the Caribbean. Fundación Banco Popular is leveraging the relationships it has developed with non-profit organizations and community leaders throughout its almost 40-year history, delivering assistance directly to those who need it most.

During the fourth quarter of 2017, the Corporation continued normalizing its operations after the impact of the hurricanes. The government’s restoration of the electric and telecommunication services in the areas in which our branch network operates was the most critical factor leading the Corporation to operate under improved conditions. Reconstruction of the island’s electric infrastructure and restoration of the telecommunications network remain the most critical challenges for Puerto Rico’s recovery from the hurricanes.

Financial impact of the hurricanes

During the year ended December 31, 2017, the Corporation recorded $88.0 million in pre-tax hurricane-related expenses, including an incremental provision for loan losses of $67.7 million, which includes $5.8 million for the covered loan portfolio. These amounts are net of amounts receivable for related insurance claims of $1.1 million related to physical damages to the Corporation’s premises, equipment and other real estate owned (“OREO”). Refer to additional information on Note 2 to the Financial Statements, Hurricanes Irma and Maria, and the Provision for Loan Losses and Operating Expenses sections of this MD&A.

In addition to the incremental provision and direct operating expenses, results for the year ended December 31, 2017 were impacted by the hurricanes in the form of a reduction in revenue resulting from reduced merchant transaction activity, the waiver of certain late fees and service charges, including ATM transaction fees, to businesses and consumers in hurricane-affected areas, as well as the economic and operational disruption in the Corporation’s mortgage origination, servicing and loss mitigation activities. These resulted in a decrease in revenue of approximately $31 million when compared to pre-hurricane levels.

While significant progress has been made in economic and transactional activity since September, the continued impact on transactional and collection based revenues will depend on the speed at which electricity, telecommunications and general merchant services can be restored across the region.

We expect the hurricanes to continue to impact the Corporation’s earnings in future periods. For additional information of the financial impact associated with the hurricanes, refer to Note 2 to the accompanying Financial Statements. Also, refer to the Net Interest Income, Non-Interest Income, Operating Expenses and Credit Quality sections in this MD&A for additional discussions of the impact of the hurricanes in the Corporation’s financial statements.

Tax Cuts and Jobs Act

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law by President Trump. The Act, among other things, reduced the maximum corporate tax rate from 35% to 21% in the U.S. As a result, during the fourth quarter of 2017 the Corporation recorded an income tax expense of $168.4 million, related to the write-down of the deferred tax asset (“DTA”) from its U.S. operations.

The Act contains other provisions, effective on January 1, 2018, which may impact the Corporation’s tax calculations and related income tax expense in future years.

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

Table 1 - Selected Financial Data

	Years ended December 31,
(Dollars in thousands, except per common share data)	2017	2016	2015	2014	2013
CONDENSED STATEMENTS OF OPERATIONS
Interest income	$1,725,944	$1,634,573	$1,603,014	$1,633,543	$1,647,940
Interest expense	223,980	212,518	194,031	688,471	303,366

Net interest income	1,501,964	1,422,055	1,408,983	945,072	1,344,574

Provision for loan losses:
Non-covered loans	319,682	171,126	217,458	223,999	536,710
Covered loans	5,742	(1,110)	24,020	46,135	69,396
Non-interest income	419,167	297,936	519,541	386,515	791,013
Operating expenses	1,257,196	1,255,635	1,288,221	1,193,684	1,221,990
Income tax expense (benefit)	230,830	78,784	(495,172)	58,279	(251,327)

Income (loss) from continuing operations	107,681	215,556	893,997	(190,510)	558,818
Income (loss) from discontinued operations, net of tax	—	1,135	1,347	(122,980)	40,509

Net income (loss)	$107,681	$216,691	$895,344	$(313,490)	$599,327

Net income (loss) applicable to common stock	$103,958	$212,968	$891,621	$(317,213)	$595,604

PER COMMON SHARE DATA
Net income (loss):
Basic:
From continuing operations	$1.02	$2.05	$8.65	$(1.88)	$5.41
From discontinued operations	—	0.01	0.01	(1.20)	0.39

Total	$1.02	$2.06	$8.66	$(3.08)	$5.80

Diluted:
From continuing operations	$1.02	$2.05	$8.64	$(1.88)	$5.39
From discontinued operations	—	0.01	0.01	(1.20)	0.39

Total	$1.02	$2.06	$8.65	$(3.08)	$5.78

Dividends declared	$1.00	$0.60	$0.30	$—	$—
Common equity per share	49.51	49.60	48.79	40.76	44.26
Market value per common share	35.49	43.82	28.34	34.05	28.73
Outstanding shares:
Average - basic	101,966,429	103,275,264	102,967,186	102,848,792	102,693,685
Average - assuming dilution	102,045,336	103,377,283	103,124,309	102,848,792	103,061,475
End of period	102,068,981	103,790,932	103,618,976	103,476,847	103,397,699
AVERAGE BALANCES
Net loans[1]	$23,511,293	$23,062,242	$23,045,308	$22,366,750	$22,799,878
Earning assets	37,668,573	33,713,158	31,451,081	29,897,273	29,741,099
Total assets	41,404,139	37,613,742	35,186,305	35,181,857	36,266,993
Deposits	33,182,522	29,066,010	26,778,582	24,647,355	24,571,382
Borrowings	2,000,840	2,339,399	2,757,334	3,514,203	4,291,861
Total stockholders’ equity	5,345,244	5,278,477	4,704,862	4,555,752	4,176,349
PERIOD END BALANCE
Net loans[1]	$24,942,463	$23,435,446	$23,129,230	$22,053,217	$24,706,719
Allowance for loan losses	623,426	540,651	537,111	601,792	640,555
Earning assets	40,680,553	34,861,193	31,717,124	29,594,365	31,521,963
Total assets	44,277,337	38,661,609	35,761,733	33,086,771	35,748,752
Deposits	35,453,508	30,496,224	27,209,723	24,807,535	26,711,145
Borrowings	2,023,485	2,055,477	2,425,853	2,994,761	3,644,665
Total stockholders’ equity	5,103,905	5,197,957	5,105,324	4,267,382	4,626,150
SELECTED RATIOS
Net interest margin (taxable equivalent basis)[2]	4.28%	4.48%	4.74%	3.45%	4.73%
Return on average total assets	0.26	0.58	2.54	(0.89)	1.65
Return on average common stockholders’ equity	1.96	4.07	19.16	(7.04)	14.43
Tier I Capital to risk-adjusted assets	16.30	16.48	16.21	18.13	19.15
Total Capital to risk-adjusted assets	19.22	19.48	18.78	19.41	20.42

[1]	Includes loans held-for-sale and covered loans.
[2]	Net interest margin for the year ended December 31, 2014 includes the impact of the cost associated with the refinancing of structured repos at BPNA and the accelerated amortization of the discount related to the TARP funds amounting to $39.2 million and $414.1 million, respectively.

Adjusted results of operations – Non-GAAP financial measure

Adjusted net income

The Corporation prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (“U.S. GAAP” or the “reported basis”). In addition to analyzing the Corporation’s results on a reported basis, management monitors Adjusted net income of the Corporation and excludes the impact of certain transactions on the results of its operations. Management believes that Adjusted net income provides meaningful information to investors about the underlying performance of the Corporation’s ongoing operations. Adjusted net income is a non-GAAP financial measure. Refer to tables 46 to 48 for a reconciliation of net income to Adjusted net income for the years ended December 31, 2017, 2016 and 2015.

Net interest income on a taxable equivalent basis

Net interest income, on a taxable equivalent basis, is presented with its different components on Tables 5 and 6 for the years ended December 31, 2017 as compared with the same periods in 2016 and 2015, segregated by major categories of interest earning assets and interest bearing liabilities.

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

Financial highlights for the year ended December 31, 2017

The Corporation’s net income for the year ended December 31, 2017 amounted to $107.7 million, compared to a net income of $216.7 million and $895.3 million, for 2016 and 2015, respectively. The Corporation’s results for the year ended December 31, 2017, include the impact of an income tax expense of $168.4 million related to the impact of the Federal Tax Cuts and Job Act on the Corporation’s U.S. deferred tax asset during the fourth quarter of 2017 and the expenses related to Hurricanes Irma and Maria of approximately $88 million, on a pre-tax basis, during the third and fourth quarters of 2017.

Net income for the year ended December 31, 2016 amounted to $216.7 million. The Corporation’s results include the impact of two unfavorable arbitration review board decisions in disputes with the FDIC, which resulted in a pre-tax charge of $171.8 million related to unreimbursed losses considered in the arbitrations, the related adjustment to the true-up obligation owed to the FDIC at the end of the loss-share agreements in 2020 and recoveries previously incorporated in the net damages claimed in the arbitration.

Net income from continuing operations of $895.3 million for the year ended December 31, 2015 include $18.4 million in restructuring charges related to the U.S. operations; the impact of $17.9 million of net expenses associated with the acquisition in 2015, of certain assets and assumption of non-brokered deposits of Doral Bank from the FDIC, as receiver (the “Doral Bank Transaction”); an other-than-temporary impairment charge of $14.4 million on the portfolio of Puerto Rico government investment securities; a write-down of the FDIC indemnification asset of $10.9 million; a fair value gain of $4.4 million associated with a portfolio of mortgage servicing rights (“MSRs”) acquired in connection with a backup servicing agreement; losses on proposed bulk sales of loans acquired from Westernbank of $15.2 million; a loss of $5.9 million from a bulk sale of non-covered loans; a net loss of $4.4 million on a bulk sale of covered OREOs completed during the year and a partial reversal of the valuation allowance on its deferred tax assets from its U.S. operations for approximately $589.0 million.

Excluding the impact of the above mentioned transactions, detailed in Tables 46 through 48, the Adjusted net income for the year ended December 31, 2017 was $276.0 million, compared to $358.1 million for 2016 and $374.8 million for 2015. Refer to Tables 46 through 48 for the reconciliation to the Adjusted net income.

On April 30, 2010, BPPR acquired certain assets and assumed certain liabilities of Westernbank from the FDIC in an assisted transaction. Table 2 provides a summary of the gross revenues derived from the assets acquired in the FDIC-assisted transaction during 2017, 2016 and 2015.

Table 2 - Financial Information—Westernbank FDIC-Assisted Transaction

	Years ended December 31,
(In thousands)	2017	2016	2015
Interest income on WB loans	$148,033	$175,207	$208,779

FDIC loss share (expense) income :
Amortization of loss share indemnification asset	(469)	(10,201)	(66,238)
80% mirror accounting on credit impairment losses[1]	3,136	(239)	15,658
80% mirror accounting on reimbursable expenses	2,454	8,433	73,205
80% mirror accounting on recoveries on covered assets, including rental income on OREOs, subject to reimbursement to the FDIC	2,405	(31,338)	(13,836)
Change in true-up payment obligation	(11,700)	(33,413)	9,559
Arbitration decision charge	—	(136,197)	—
Other	(5,892)	(4,824)	1,714

Total FDIC loss share (expense) income	(10,066)	(207,779)	20,062

Total revenues (expenses)	137,967	(32,572)	228,841

Provision (reversal) for loan losses	16,336	(3,318)	54,113

Total revenues (expenses) less provision (reversal) for loan losses	$121,631	$(29,254)	$174,728

[1]	Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Average balances

	Years ended December 31,
(In millions)	2017	2016	2015
Loans	$1,724	$1,949	$2,333
FDIC loss share asset	49	191	362

Interest income on Westernbank loans for the year 2017 amounted to $ 148 million versus $ 175 million in 2016, reflecting a yield of 8.59% versus 8.99%, for each year, respectively. Interest income on this portfolio, due to its nature, should continue to decline as scheduled payments are received and workout arrangements are made.

The FDIC loss share reflected an expense of $ 10 million for 2017, compared to an expense of $ 208 million for 2016. During 2016, the Corporation recorded a $136 million write-down to the indemnification asset related to the arbitration decision. Refer to the Non-Interest Income section of this MD&A for additional information on the FDIC loss share (expense) income.

An increase in estimated cash flows will reduce any allowance for loan losses established after the acquisition and then increases the accretable yield to be recognized over the life of the loans. It also has the effect of lowering the realizable value of the loss share asset since the Corporation would receive lower FDIC payments under the loss share agreements. This is reflected in the amortization of the loss share asset.

The discussion that follows provides highlights of the Corporation’s results of operations for the year ended December 31, 2017 compared to the results of operations of 2016. It also provides some highlights with respect to the Corporation’s financial condition, credit quality, capital and liquidity. Table 3 presents a five-year summary of the components of net income (loss) as a percentage of average total assets.

Table 3 - Components of Net Income (Loss) as a Percentage of Average Total Assets

	2017	2016	2015	2014	2013
Net interest income	3.63%	3.78%	4.00%	2.69%	3.71%
Provision for loan losses	(0.79)	(0.45)	(0.69)	(0.77)	(1.67)
Mortgage banking activities	0.06	0.15	0.23	0.09	0.21
Net gain and valuation adjustments on investment securities	—	—	—	—	0.02
Other-than-temporary impairment losses on investment securities	(0.02)	—	(0.04)	—	—
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	—	0.02	—	0.12	(0.15)
Adjustments (expense) to indemnity reserves	(0.05)	(0.05)	(0.05)	(0.12)	(0.10)
Trading account (loss) profit	—	—	(0.01)	0.01	(0.04)
FDIC loss share (expense) income	(0.02)	(0.55)	0.06	(0.29)	(0.23)
Other non-interest income	1.05	1.22	1.29	1.29	2.47

Total net interest income and non-interest income, net of provision for loan losses	3.86	4.12	4.79	3.02	4.22
Operating expenses	(3.04)	(3.34)	(3.66)	(3.39)	(3.37)

Income (loss) from continuing operations before income tax	0.82	0.78	1.13	(0.37)	0.85
Income tax expense (benefit)	0.56	0.20	(1.41)	0.17	(0.69)

Income (loss) from continuing operations	0.26	0.58	2.54	(0.54)	1.54
(Loss) income from discontinued operations, net of tax	—	—	—	(0.35)	0.11

Net income (loss)	0.26%	0.58%	2.54%	(0.89)%	1.65%

Net interest income for the year ended December 31, 2017 was $1.5 billion, an increase of $79.9 million when compared to 2016. On a taxable equivalent basis, net interest income increased by $101.3 million. Net interest margin decreased by 23 basis points to 3.99% in 2017, compared to 4.22% in 2016. On a taxable equivalent basis, net interest margin was 4.28% in 2017, compared to 4.48% in 2016. In the low interest rate environment that has prevailed in the past years, the mix and overall size of our earning assets and the cost of funding those assets, although accretive to net interest income, has negatively impacted the Corporation’s net interest margin. Refer to the Net Interest Income section of this MD&A for additional information.

The Corporation’s total provision for loan losses (including covered and non-covered loans) totaled $325.4 million for the year ended December 31, 2017, compared with $170.0 million for 2016. The increase in the provision was mainly due to the impact of the hurricanes on the Corporation’s loan portfolios, as previously described, as well as a higher provision for the taxi medallion portfolio.

Credit metrics in 2017 were impacted by the relief initiatives implemented by the Corporation related to the hurricanes, including the loan payment moratorium. Non-performing assets, excluding covered loans and OREO, at December 31, 2017 were $720 million, a decrease of $18 million when compared with December 31, 2016. The decrease was mainly reflected in the other real estate (“OREO”) category, which decreased by approximately $11 million, mainly in residential properties at BPPR and write-downs related to Hurricane Maria.

Refer to the Provision for Loan Losses and Credit Risk sections of this MD&A for information on the allowance for loan losses, non-performing assets, troubled debt restructurings, net charge-offs and credit quality metrics.

Non-interest income for the year ended December 31, 2017 amounted to $419.2 million, an increase of $121.2 million, when compared with 2016. The increase was mainly due to a favorable variance in FDIC loss share (expense) income of $197.7 million as a result of a charge of $136.2 million related to the arbitration award recorded during 2016 and lower fair value adjustments to the true-up payment obligation which were mainly impacted by changes in the discount rate.

Refer to the Non-Interest Income section of this MD&A for additional information on the major variances of the different categories of non-interest income.

Total operating expenses amounted to $1.3 billion for the year 2017, relatively flat when compared to 2016. Refer to the Operating Expenses section of this MD&A for additional information.

Income tax expense amounted to $230.8 million for the year ended December 31, 2017, compared with an income tax expense of $78.8 million for the previous year. As previously described, during the fourth quarter of 2017, the Corporation recognized an income tax expense of $168.4 million resulting from the impact of the Federal Tax Cuts and Jobs Act in the Corporation’s income tax expense. Refer to the Income Taxes section in this MD&A and Note 39 to the consolidated financial statements for additional information on income taxes.

At December 31, 2017, the Corporation’s total assets were $44.3 billion, compared with $38.7 billion at December 31, 2016, an increase of $5.6 billion. The increase is mainly driven by an increase in the Corporation’s money market investments of $2.4 billion and in the investment securities available-for-sale portfolio by $2.0 billion driven by the increase in deposits balances. Also, the loans held-in-portfolio increased by $1.5 billion due mainly to growth in the commercial and construction loan portfolios at BPNA and the increase in mortgage loans at BPPR due to the rebooking of loans previously pooled into GNMA securities. Refer to the Statement of Condition Analysis section of this MD&A for additional information.

Deposits amounted to $35.5 billion at December 31, 2017, compared with $30.5 billion at December 31, 2016. Table 15 presents a breakdown of deposits by major categories. The increase in deposits was mainly from higher retail and commercial savings, NOW deposits, demand deposits from the Puerto Rico public sector and retail and commercial checking accounts at BPPR. The Corporation’s borrowings remained relatively flat at $2.0 billion at December 31, 2017, compared to $2.1 billion at December 31, 2016. Refer to Note 20 to the Consolidated Financial Statements for detailed information on the Corporation’s borrowings.

Refer to Table 14 in the Statement of Financial Condition Analysis section of this MD&A for the percentage allocation of the composition of the Corporation’s financing to total assets.

Stockholders’ equity totaled $5.1 billion at December 31, 2017, compared with $5.2 billion at December 31, 2016. The decrease was mainly related to the impact of the common stock repurchase of $75 million completed during the first quarter of 2017 and higher accumulated other comprehensive loss by $30 million principally in unrealized losses on securities available-for-sale. The Corporation and its banking subsidiaries continue to be well-capitalized at December 31, 2017. The Common Equity Tier 1 Capital ratio at December 31, 2017 was 16.30%, compared to 16.48% at December 31, 2016.

In summary, during 2017, in spite of the significant impact of the hurricanes in Puerto Rico and the USVI, the Corporation reflected strong results, evidenced by an increase in net interest income, year over year, the continued growth of the U.S. portfolios and a solid capital position. The Corporation also continued to benefit from its stake in EVERTEC and BHD León, the second largest bank in the Dominican Republic.

Hurricanes Irma and Maria have had and continue to have an impact on the people and communities in which the Corporation does business. The Corporation will continue to monitor the effects of these hurricanes on its operations and clients. Popular, as the leading financial institution in Puerto Rico, is committed to partnering with our neighbors and communities to aid in the rebuilding process.

The Corporation continues to seek to capitalize on growth opportunities, such as the recently announced agreement to acquire the Reliable auto finance business. We look forward to the benefits from this acquisition and will continue to employ our strategy to strengthen our organization and deliver strong, sustainable results in the future.

For further discussion of operating results, financial condition and business risks refer to the narrative and tables included herein.

The shares of the Corporation’s common stock are traded on the NASDAQ Global Select Market under the symbol BPOP. Table 4 shows the Corporation’s common stock performance on a quarterly basis during the last five years.

Table 4—Common Stock Performance

	Market Price		Cash Dividends	Book Value	Dividend	Price/ Earnings		Market/Book
	High	Low	Declared per Share	Per Share	Yield [1]	Ratio		Ratio
2017				$49.51	2.57%	34.79	x	71.68%
4th quarter	$36.71	$32.29	$0.25
3rd quarter	43.12	35.27	0.25
2nd quarter	42.69	37.18	0.25
1st quarter	45.75	38.46	0.25
2016				49.60	1.87	21.27		88.35
4th quarter	$44.70	$35.41	$0.15
3rd quarter	39.74	28.00	0.15
2nd quarter	31.34	26.66	0.15
1st quarter	28.80	22.62	0.15
2015				48.79	0.97	3.27		58.09
4th quarter	$32.39	$26.96	$0.15
3rd quarter	31.49	27.19	0.15
2nd quarter	35.45	28.86	—
1st quarter	35.58	30.52	—
2014				40.76	N.M.	(11.06)		83.54
4th quarter	$34.14	$27.34	$—
3rd quarter	34.64	29.44	—
2nd quarter	34.18	28.93	—
1st quarter	31.50	25.50	—
2013				44.26	N.M.	4.95		64.91
4th quarter	$29.17	$24.07	$—
3rd quarter	34.20	26.25	—
2nd quarter	30.60	26.88	—
1st quarter	28.92	21.70	—

[1]	Based on the average high and low market price for the four quarters.

N.M. – Not meaningful.

CRITICAL ACCOUNTING POLICIES / ESTIMATES

The accounting and reporting policies followed by the Corporation and its subsidiaries conform with generally accepted accounting principles in the United States of America (“GAAP”) and general practices within the financial services industry. The Corporation’s significant accounting policies are described in detail in Note 3 to the consolidated financial statements and should be read in conjunction with this section.

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

Refer to Note 31 to the consolidated financial statements for information on the Corporation’s fair value measurement disclosures required by the applicable accounting standard. At December 31, 2017, approximately $ 10.2 billion, or 98%, of the assets measured at fair value on a recurring basis used market-based or market-derived valuation methodology and, therefore, were classified as Level 1 or Level 2. The majority of instruments measured at fair value were classified as Level 2, consisted principally of U.S. Treasury securities, obligations of U.S. Government sponsored entities, obligations of Puerto Rico, States and political subdivisions, most mortgage-backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”), and derivative instruments.

Broker quotes used for fair value measurements inherently reflect any lack of liquidity in the market since they represent an exit price from the perspective of the market participants. Financial assets that were fair valued using broker quotes amounted to $ 7 million at December 31, 2017, of which $ 1 million were Level 3 assets and $ 6 million were Level 2 assets. Level 3 assets consisted principally of tax-exempt GNMA mortgage-backed securities. Fair value for these securities was based on an internally-prepared matrix derived from local broker quotes. The main input used in the matrix pricing was non-binding local broker quotes obtained from limited trade activity. Therefore, these securities were classified as Level 3.

During the year ended December 31, 2017, certain MBS and CMO’s amounting to $4.3 million, were transferred from Level 3 to Level 2 due to a change in valuation technique from an internally-prepared pricing matrix and discounted cash flow model, respectively, to a bond’s theoretical value. There were no transfers in and/or out of Level 1, Level 2, or Level 3 for financial instruments measured at fair value on a recurring basis during the years ended December 31, 2016, and 2015. The Corporation’s policy is to recognize transfers as of the end of the reporting period.

Trading Account Securities and Investment Securities Available-for-Sale

The majority of the values for trading account securities and investment securities available-for-sale are obtained from third-party pricing services and are validated with alternate pricing sources when available. Securities not priced by a secondary pricing source are documented and validated internally according to their significance to the Corporation’s financial statements. Management has established materiality thresholds according to the investment class to monitor and investigate material deviations in prices obtained from the primary pricing service provider and the secondary pricing source used as support for the valuation results. During the year ended December 31, 2017, the Corporation did not adjust any prices obtained from pricing service providers or broker dealers.

Inputs are evaluated to ascertain that they consider current market conditions, including the relative liquidity of the market. When a market quote for a specific security is not available, the pricing service provider generally uses observable data to derive an exit price for the instrument, such as benchmark yield curves and trade data for similar products. To the extent trading data is not available, the pricing service provider relies on specific information including dialogue with brokers, buy side clients, credit ratings, spreads to established benchmarks and transactions on similar securities, to draw correlations based on the characteristics of the evaluated instrument. If for any reason the pricing service provider cannot observe data required to feed its model, it discontinues pricing the instrument. During the year ended December 31, 2017, none of the Corporation’s investment securities were subject to pricing discontinuance by the pricing service providers. The pricing methodology and approach of our primary pricing service providers is concluded to be consistent with the fair value measurement guidance.

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

Refer to Note 31 to the consolidated financial statements for a description of the Corporation’s valuation methodologies used for the assets and liabilities measured at fair value.

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

For a detailed description of the principal factors used to determine the general reserves of the allowance for loan losses and for the principal enhancements Management made to its methodology, refer to Note 10.

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

For additional information on the Corporation’s policy of its impaired loans, refer to Note 3. In addition, refer to the Credit Risk section of this MD&A for detailed information on the Corporation’s collateral value estimation for other real estate.

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

A restructuring constitutes a TDR when the Corporation separately concludes that the restructuring constitutes a concession and the debtor is experiencing financial difficulties. For information on the Corporation’s TDR policy, refer to Note 3.

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

Pursuant to an AICPA letter dated December 18, 2009, the AICPA summarized the SEC Staff’s view regarding the accounting in subsequent periods for discount accretion associated with loan receivables acquired in a business combination or asset purchase. Regarding the accounting for such loan receivables, in the absence of further standard setting, the AICPA understands that the SEC Staff would not object to an accounting policy based on contractual cash flows (Option 1—ASC Subtopic 310-20 approach) or an accounting policy based on expected cash flows (Option 2 – ASC Subtopic 310-30 approach). As such, the Corporation considered the two allowable options as follows:

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

Management evaluates the realization of the deferred tax asset by taxing jurisdiction. The U.S. mainland operations are evaluated as a whole since a consolidated income tax return is filed; on the other hand, the deferred tax asset related to the Puerto Rico operations is evaluated on an entity by entity basis, since no consolidation is allowed in the income tax filing. Accordingly, this evaluation is composed of three major components: U.S. mainland operations, Puerto Rico banking operations and Holding Company.

For the evaluation of the realization of the deferred tax asset by taxing jurisdiction, refer to Note 39.

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

After consideration of the effect on U.S. federal tax of unrecognized U.S. state tax benefits, the total amount of unrecognized tax benefits, including U.S. and Puerto Rico that, if recognized, would affect the Corporation’s effective tax rate, was approximately $9.0 million at December 31, 2017 and 2016. Refer to Note 39 to the consolidated financial statements for further information on this subject matter. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $4.6 million.

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

At December 31, 2017, goodwill amounted to $627 million. Note 18 to the consolidated financial statements provides the assignment of goodwill by reportable segment.

For a detailed description of the annual goodwill impairment evaluation performed by the Corporation during the third quarter of 2017, refer to Note 18.

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

The Corporation periodically reviews its assumption for the long-term expected return on pension plan assets. The Plans’ assets fair value at December 31, 2017 was $767.5 million. The expected return on plan assets is determined by considering various factors, including a total fund return estimate based on a weighted-average of estimated returns for each asset class in each plan. Asset class returns are estimated using current and projected economic and market factors such as real rates of return, inflation, credit spreads, equity risk premiums and excess return expectations.

As part of the review, the Corporation’s independent consulting actuaries performed an analysis of expected returns based on each plan’s expected asset allocation for the year 2018 using the Willis Towers Watson US Expected Return Estimator. This analysis is reviewed by the Corporation and used as a tool to develop expected rates of return, together with other data. This forecast reflects the actuarial firm’s view of expected long-term rates of return for each significant asset class or economic indicator; for example, 8.5% for large cap stocks, 8.8% for small cap stocks, 9.0% for international stocks, 3.9% for aggregate fixed-income securities and 4.1% for long government/credit at January 1, 2018. A range of expected investment returns is developed, and this range relies both on forecasts and on broad-market historical benchmarks for expected returns, correlations, and volatilities for each asset class.

As a consequence of recent reviews, the Corporation decreased its expected return on plan assets for year 2018 to 5.5% for the Banco Popular de Puerto Rico Retirement Plan and to 6.0% for the Tax Qualified Retirement Restoration Plan. Expected rates of return of 6.50% and 6.88% had been used for 2017 and 2016, respectively, for both plans. Since the expected return assumption is on a long-term basis, it is not materially impacted by the yearly fluctuations (either positive or negative) in the actual return on assets. The expected return can be materially impacted by a change in the plan’s asset allocation.

Pension expense for the Plans amounted to $5.0 million in 2017. The total pension expense included a benefit of $42.8 million for the expected return on assets.

Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2018 from 5.5 % to 5.25% would increase the projected 2018 expense for the Banco Popular de Puerto Rico Retirement Plan, the Corporation’s largest plan, by approximately $1.8 million.

If the projected benefit obligation exceeds the fair value of plan assets, the Corporation shall recognize a liability equal to the unfunded projected benefit obligation and vice versa, if the fair value of plan assets exceeds the projected benefit obligation, the Corporation recognizes an asset equal to the overfunded projected benefit obligation. This asset or liability may result in a taxable or deductible temporary difference and its tax effect shall be recognized as an income tax expense or benefit which shall be allocated to various components of the financial statements, including other comprehensive income. The determination of the fair value of pension plan obligations involves judgment, and any changes in those estimates could impact the Corporation’s consolidated statement of financial condition. Management believes that the fair value estimates of the pension plan assets are reasonable given the valuation methodologies used to measure the investments at fair value as described in Note 31. Also, the compositions of the plan assets are primarily in equity and debt securities, which have readily determinable quoted market prices. The Corporation had recorded a liability for the underfunded pension benefit obligation of $49.4 million at December 31, 2017.

The Corporation uses the spot rate yield curve from the Willis Towers Watson RATE: Link (10/90) Model to discount the expected projected cash flows of the plans. The Corporation used an equivalent single weighted average discount rate of 3.56% for the Banco Popular de Puerto Rico Retirement Plan, 3.54% for the Tax Qualified Retirement Restoration Plan, 3.55% for the Benefit Restoration Plan and 3.62% for the Retiree Health Care Benefit Plan to determine the benefit obligations at December 31, 2017.

A 50 basis point decrease to each of the rates in the December 31, 2017 Willis Towers Watson RATE: Link (10/90) Model as of the beginning of 2018 would increase the projected 2018 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2.2 million. The change would not affect the minimum required contribution to the Plan.

The postretirement health care benefit plan was unfunded (no assets were held by the plan) at December 31, 2017. The Corporation had recorded a liability for the underfunded postretirement benefit obligation of $170.7 million at December 31, 2017 using an equivalent single discount rate of 3.62%. Assumed health care trend rates may have significant effects on the amounts reported for the health care plan. Note 33 to the consolidated financial statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have on specified cost components and the postretirement benefit obligation of the Corporation.

STATEMENT OF OPERATIONS ANALYSIS

Net Interest Income

Net interest income is the difference between the revenue generated from earning assets, including loan fees, less the interest cost of deposits and borrowed money. Several risk factors might influence net interest income including the economic environment in which we operate, market driven events, changes in volumes, repricing characteristics, loans fees collected, moratoriums granted on loan payments and delay charges, interest collected on nonaccrual loans, as well as strategic decisions made by the Corporation’s management. Net interest income for the year ended December 31, 2017 was $1.5 billion compared to $1.4 billion in 2016. Net interest income, on a taxable equivalent basis, for the year ended December 31, 2017 was $1.6 billion compared to $1.5 billion in 2016.

The average key index rates for the years 2015 through 2017 were as follows:

	2017	2016	2015
Prime rate	4.10%	3.51%	3.26%
Fed funds rate	1.00	0.39	0.13
3-month LIBOR	1.26	0.74	0.32
3-month Treasury Bill	0.94	0.31	0.04
10-year Treasury	2.33	1.84	2.13
FNMA 30-year	3.09	2.57	2.92

Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale. Non-accrual loans have been included in the respective average loans and leases categories. Loan fees collected and costs incurred in the origination of loans are deferred and amortized over the term of the loan as an adjustment to interest yield. Prepayment penalties, late fees collected and the amortization of premiums / discounts on purchased loans are also included as part of the loan yield. Interest income for the period ended December 31, 2017 included a favorable impact, excluding the discount accretion on covered loans accounted for under ASC Subtopic 310-30, of $19.0 million, related to those items, compared to $18.3 million for the same period in 2016. During the fourth quarter of 2017, after hurricanes Irma and Maria, the Corporation waived certain late fees and charges to businesses and consumers which affected the results of these line items during the moratorium period.

Table 5 presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2017, as compared with the same period in 2016, segregated by major categories of interest earning assets and interest-bearing liabilities. Net interest margin decreased by 23 basis points to 3.99% in 2017, compared to 4.22% in 2016 mainly due to the mix in the asset composition, as balances have increased in lower yielding bond and money market investments. On a taxable equivalent basis, net interest margin was 4.28% in 2017, compared to 4.48% in 2016. In the low interest rate environment that has prevailed in the past years, the mix and overall size of our earning assets and the cost of funding those assets, although accretive to net interest income, has negatively impacted the Corporation’s net interest margin. Net interest income increased by $79.9 million year over year. On a taxable equivalent basis, net interest income increased by $101.3 million. The increase of $21.4 million in the taxable equivalent adjustment is directly related to a higher volume of tax exempt investments in Puerto Rico. The main reasons for the variances in net interest income on a taxable equivalent basis were as follows:

•	Higher interest income from money market investments due to both an increase in volume of funds available to invest, mainly related to an increase in Puerto Rico government deposits, and to recent increases in rates by the U.S. Federal Reserve. Average rate of such portfolios for the year increased 62 basis points when compared to the same period in 2016;

•	Higher interest income from investment securities mainly from higher volumes, particularly on U.S. Treasuries and mortgage-backed securities related to recent purchases; and

•	Higher income from commercial and construction loans; due to a higher volume of loans in the U.S. and improved yields in Puerto Rico mostly related to the effect on the variable rate portfolio of the above-mentioned rise in interest rates.

These positive variances were partially offset by:

•	Lower interest income from mortgage loans due to lower average balances driven to lower lending activity, the above-mentioned waiver of late payment fees to clients and portfolio run-off in Puerto Rico and the U.S.;

•	Lower interest income from loans acquired in the Westernbank FDIC-assisted transaction (‘WB Loans”) related to the normal portfolio run-off, as well as lower yields; and

•	Higher interest expense on deposits mainly due to higher volumes in most categories, predominantly the increase in deposits from the Puerto Rico government and higher volumes in the U.S. to fund loan growth. These increases were partially offset by a lower average volume of brokered certificates of deposits and lower cost of interest bearing deposits resulting from a higher proportion of low cost deposits both in Puerto Rico and the U.S.

Table 6 presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2016, as compared with the same period in 2015, segregated by major categories of interest earning assets and interest-bearing liabilities. Net interest margin decreased by 26 basis points to 4.22% in 2016, compared to 4.48% in 2015 mainly driven by the mix in the assets composition. On a taxable equivalent basis, net interest margin was 4.48% in 2016, compared to 4.74% in 2015. The decline in the net interest margin was mainly attributed to a change in the asset composition, due to the maturity of higher yielding assets, such as WB and consumer loans in Puerto Rico and investment in securities and commercial loans at lower rates. On the liability side higher funding costs related to both a higher volume of public sector deposits in Puerto Rico and retail deposits in the U.S. to finance the asset growth. Net interest income increased by $13.1 million year over year. On a taxable equivalent basis, net interest income increased by $17.4 million. The main reasons for these variances were as follows:

•	Higher volume from money market, trading and investment securities by $2.2 billion due to a higher volume of deposits mainly in Puerto Rico. These assets carry a lower yield when compared to in loans, therefore affecting the asset composition and lowering the yield on earning assets;

•	Higher volume from commercial and construction loans driven by loan growth in the U.S.; and

•	Higher income from leases resulting from a higher average volume at the Puerto Rico auto and equipment leasing and financing subsidiary.

These positive variances were partially offset by:

•	Lower volume from WB loans due to normal run-off, partially offset by higher yield as a result of the recast process and loan resolutions;

•	Lower volume from mortgage loans due to lower origination activity in Puerto Rico and accelerate run-off of the mortgage portfolio in the U.S.; and

•	Higher interest expense on deposits driven by increases in the volume of Puerto Rico deposits, mainly government deposits, and higher deposit costs in the U.S. to fund loan growth.

Table 5 - Analysis of Levels & Yields on a Taxable Equivalent Basis from Continuing Operations (Non-GAAP)

Years ended December 31,

Average Volume			Average Yields / Costs				Interest			Variance Attributable to
2017	2016	Variance	2017	2016	Variance		2017	2016	Variance	Rate	Volume
(In millions)							(In thousands)
$ 4,481	$3,104	$1,377	1.15%	0.53%	0.62%	Money market investments	$51,496	$16,428	$35,068	$25,835	$9,233
9,594	7,422	2,172	2.74	2.72	0.02	Investment securities	262,468	201,955	60,513	8,479	52,034
83	125	(42)	7.20	6.58	0.62	Trading securities	5,953	8,243	(2,290)	717	(3,007)

14,158	10,651	3,507	2.26	2.13	0.13	Total money market, investment and trading securities Loans:	319,917	226,626	93,291	35,031	58,260

9,971	9,203	768	5.19	5.08	0.11	Commercial	517,334	467,208	50,126	10,497	39,629
829	726	103	5.64	5.38	0.26	Construction	46,758	39,079	7,679	1,912	5,767
742	660	82	6.35	6.71	(0.36)	Leasing	47,112	44,283	2,829	(2,479)	5,308
6,506	6,701	(195)	5.53	5.54	(0.01)	Mortgage	360,037	371,451	(11,414)	(608)	(10,806)
3,739	3,823	(84)	10.59	10.42	0.17	Consumer	395,818	398,411	(2,593)	3,402	(5,995)

21,787	21,113	674	6.27	6.25	0.02	Sub-total loans	1,367,059	1,320,432	46,627	12,724	33,903
1,724	1,949	(225)	8.59	8.99	(0.40)	WB loans	148,033	175,207	(27,174)	(7,592)	(19,582)

23,511	23,062	449	6.44	6.49	(0.05)	Total loans	1,515,092	1,495,639	19,453	5,132	14,321

$37,669	$33,713	$3,956	4.87%	5.11%	(0.24)%	Total earning assets Interest bearing deposits:	$1,835,009	$1,722,265	$112,744	$40,163	$72,581

$10,116	$7,020	$3,096	0.37%	0.39%	(0.02)%	NOW and money market [1]	$37,497	$27,548	$9,949	$(228)	$10,177
8,103	7,528	575	0.25	0.24	0.01	Savings	20,217	18,002	2,215	579	1,636
7,625	7,910	(285)	1.10	1.04	0.06	Time deposits	84,150	82,027	2,123	5,417	(3,294)

25,844	22,458	3,386	0.55	0.57	(0.02)	Total deposits	141,864	127,577	14,287	5,768	8,519

452	763	(311)	1.27	1.02	0.25	Short-term borrowings	5,725	7,812	(2,087)	1,212	(3,299)
1,549	1,576	(27)	4.93	4.89	0.04	Other medium and long- term debt	76,392	77,129	(737)	(21)	(716)

27,845	24,797	3,048	0.80	0.86	(0.06)	Total interest bearing liabilities	223,981	212,518	11,463	6,959	4,504

7,339	6,608	731				Demand deposits
2,485	2,308	177				Other sources of funds

$ 37,669	$33,713	$3,956	0.59%	0.63%	(0.04)%	Total source of funds	223,981	212,518	11,463	6,959	4,504

			4.28%	4.48%	(0.20)%	Net interest margin/ income on a taxable equivalent basis (Non-GAAP)	1,611,028	1,509,747	101,281	$33,204	$68,077

			4.07%	4.25%	(0.18)%	Net interest spread

						Taxable equivalent adjustment	109,065	87,692	21,373

			3.99%	4.22%	(0.23)%	Net interest margin/ income non-taxable equivalent basis (GAAP)	$1,501,963	$1,422,055	$79,908

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

[1]	Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

Table 6 - Analysis of Levels & Yields on a Taxable Equivalent Basis from Continuing Operations (Non-GAAP)

Years ended December 31,

Average Volume			Average Yields / Costs				Interest			Variance Attributable to
2016	2015	Variance	2016	2015	Variance		2016	2015	Variance	Rate	Volume
(In millions)							(In thousands)
$ 3,104	$2,382	$722	0.53%	0.30%	0.23%	Money market investments	$16,428	$7,243	$9,185	$7,205	$1,980
7,422	5,815	1,607	2.72	2.80	(0.08)	Investment securities	201,955	162,620	39,335	(11,922)	51,257
125	209	(84)	6.58	6.24	0.34	Trading securities	8,243	13,064	(4,821)	677	(5,498)

10,651	8,406	2,245	2.13	2.18	(0.05)	Total money market, investment and trading securities	226,626	182,927	43,699	(4,040)	47,739

						Loans:
9,203	8,705	498	5.08	5.10	(0.02)	Commercial	467,208	444,307	22,901	(2,423)	25,324
726	616	110	5.38	6.00	(0.62)	Construction	39,079	36,939	2,140	(4,040)	6,180
660	589	71	6.71	6.91	(0.20)	Leasing	44,283	40,749	3,534	(1,211)	4,745
6,701	6,978	(277)	5.54	5.39	0.15	Mortgage	371,451	376,308	(4,857)	10,321	(15,178)
3,823	3,824	(1)	10.42	10.37	0.05	Consumer	398,411	396,411	2,000	196	1,804

21,113	20,712	401	6.25	6.25	—	Sub-total loans	1,320,432	1,294,714	25,718	2,843	22,875
1,949	2,333	(384)	8.99	8.95	0.04	WB loans	175,207	208,779	(33,572)	12,088	(45,660)

23,062	23,045	17	6.49	6.52	(0.03)	Total loans	1,495,639	1,503,493	(7,854)	14,931	(22,785)

$ 33,713	$31,451	$2,262	5.11%	5.36%	(0.25)%	Total earning assets	$1,722,265	$1,686,420	$35,845	$10,891	$24,954

						Interest bearing deposits:
$7,020	$5,447	$1,573	0.39%	0.35%	0.04%	NOW and money market [1]	$27,548	$19,061	$8,487	$4,116	$4,371
7,528	7,027	501	0.24	0.23	0.01	Savings	18,002	16,211	1,791	354	1,437
7,910	8,158	(248)	1.04	0.89	0.15	Time deposits	82,027	72,261	9,766	10,234	(468)

22,458	20,632	1,826	0.57	0.52	0.05	Total deposits	127,577	107,533	20,044	14,704	5,340

763	1,028	(265)	1.02	0.73	0.29	Short-term borrowings	7,812	7,512	300	2,567	(2,267)
1,576	1,729	(153)	4.89	4.57	0.32	Other medium and long- term debt	77,129	78,986	(1,857)	3,036	(4,893)

24,797	23,389	1,408	0.86	0.83	0.03	Total interest bearing liabilities	212,518	194,031	18,487	20,307	(1,820)

6,608	6,147	461				Non-interest bearing demand deposits
2,308	1,915	393				Other sources of funds

$ 33,713	$31,451	$2,262	0.63%	0.62%	0.01%	Total source of funds	212,518	194,031	18,487	20,307	(1,820)

			4.48%	4.74%	(0.26)%	Net interest margin/ income on a taxable equivalent basis (Non-GAAP)	1,509,747	1,492,389	17,358	$(9,416)	$26,774

			4.25%	4.53%	(0.28)%	Net interest spread

						Taxable equivalent adjustment	87,692	83,406	4,286

			4.22%	4.48%	(0.26)%	Net interest margin/ income non-taxable equivalent basis (GAAP)	$1,422,055	$1,408,983	$13,072

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.
[1] Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

Provision for Loan Losses

The Corporation’s total provision for loan losses totaled $325.4 million for the year ended December 31, 2017, compared with $170.0 million for 2016 and $241.5 million for 2015. The provision for loan losses for the non-covered loan portfolio totaled $319.7 million for the year ended December 31, 2017, compared to $171.1 million for the year ended December 31, 2016, an increase of $148.6 million.

The provision for loan losses for the Puerto Rico non-covered portfolio amounted to $241.7 million for the year ended December 31, 2017, compared to $155.9 million for the year ended December 31, 2016. The increase of $85.8 million was mainly related to the $61.8 million provision related to the best estimate of the impact caused by the hurricanes on the Puerto Rico loan portfolios, coupled with higher net charge-offs by $28.4 million, driven by an increase of $13.8 million and $10.6 million in the consumer and mortgage portfolios, respectively. At December 31, 2017, within the total reserve for loan losses the Corporation maintained a reserve of $117.6 million for non-covered loans, based on the best estimate of the impact of the hurricanes on the Corporation’s loan portfolios. This reserve is based on the near mid-range of the estimated credit losses related to the hurricanes, which management had initially estimated to be in the range of $70 million to $160 million. The impact to the provision for loan losses of $61.8 million related to the hurricanes represents the difference between management’s best estimate of these losses and the amount already included as part of the reserves for environmental factors such as unemployment and deterioration in economic activity, which amounted to approximately $60 million. The consumer net charge-offs increase was in part related to the $7.1 million recovery in 2016 from the sale of previously charged-off credit cards and personal loans. These increases were partially offset by a decrease of $6.5 million related to the 2017 annual review of the allowance for loan losses methodology, while for the year 2016 the review resulted in an increase of $9.4 million.

The provision for loan losses for the U.S. operations amounted to $77.9 million for the year ended December 31, 2017, compared to $15.3 million for the year ended December 31, 2016. The increase of $62.6 million was largely related to higher reserves for the U.S. taxi medallion purchased credit impaired portfolio and an increase of $1.9 million related to the 2017 ALLL annual review. The effects of the 2016 annual review were immaterial for BPNA.

The provision for loan losses for the covered portfolio amounted to $5.7 million for the year ended December 31, 2017, compared to a reversal of provision of $1.1 million for same period of the previous year. The increase of $6.8 million was mainly due to a $5.8 million provision for which estimated cash flows were adjusted to reflect the payment moratorium implemented during the fourth quarter of 2017 related to the estimated impact of the hurricanes. The effects of the annual review of the components of the allowance for loan losses methodology were immaterial for the covered loans portfolio in 2017 and 2016.

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

The provision for loan losses for the U.S. operations amounted to $15.3 million for the year ended December 31, 2016, compared to $0.6 million for the year ended December 31, 2015. Higher provision levels were the result of portfolio growth and higher net charge-offs by $5.6 million mostly driven by higher consumer net charge-offs of $3.6 million. The effect of the 2016 and 2015 annual recalibration was immaterial for BPNA.

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

Non-Interest Income

For the year ended December 31, 2017, non-interest income increased by $121.2 million when compared with the previous year, principally due to:

•	Favorable variance in FDIC loss share (expense) income of $197.7 million as a result of a charge of $136.2 million related to the arbitration award recorded during 2016 and lower fair value adjustments to the true-up payment obligation which were mainly impacted by changes in the discount rate. Refer to Table 2 for a breakdown of FDIC loss share expense by major categories.

This positive variance was partially offset by the following:

•	Lower service charge on deposits accounts by $7.1 million due to lower transactional cash management billings primarily due to the effects of Hurricane Maria;

•	Lower other service fees by $17.5 million mainly by lower insurance fees as a result of lower contingency commissions of $7.5 million; lower debit card fees at BPPR due to lower volume of transactions; and lower credit card fees due to waivers offered as part of the hurricanes relief efforts;

•	Lower mortgage banking activities by $31.0 million in part due to $9.9 million in lower mortgage servicing fees, which are recognized as loan payments are collected, due to lower mortgage payments from the moratoriums offered as part of the hurricanes relief efforts; higher unfavorable fair value adjustments on mortgage servicing rights by $11.2 million; and lower net gain on sale of loans. Refer to Note 12 for additional details on mortgage banking activities;

•	Higher other-than-temporary impairment losses on investment securities by $8.1 million due to the other-than-temporary impairment charge of $8.3 million recorded during the second quarter of 2017 on senior Puerto Rico Sales Tax Financing Corporation (“COFINA”) bonds classified as available-for-sale; and

•	Unfavorable variance in gain on loans held-for-sale of $8.7 million as a result of the sale of a non-accrual public sector loan during 2016.

For the year ended December 31, 2016, non-interest income decreased by $221.6 million when compared with the previous year, principally due to:

•	Unfavorable variance in FDIC loss-share (expense) income of $227.8 million, due to a $136.2 million write-down to the indemnification asset related to the arbitration decision, an unfavorable change in the true-up payment obligation which includes the impact of $17.8 million related to the arbitration decision as well as other commercial loss share agreement adjustments. In addition, there were lower mirror accounting on reimbursable expenses and credit impairment losses, partially offset by lower amortization of the indemnification asset; and

•	Lower income from mortgage banking activities by $25.3 million mainly due to an unfavorable variance in the valuation adjustment on mortgage servicing rights and lower gains on securitization transactions.

These negative variances were partially offset by the following:

•	Lower other-than-temporary impairment losses on investment securities by $14.2 million due to the charge recorded during the second quarter of 2015 on the portfolio of Puerto Rico government investment securities available-for-sale of $14.4 million;

•	Favorable variance in trading account (loss) profit of $3.9 million principally resulting from favorable fair value adjustments of P.R. government bonds;

•	Higher net gain on sale of loans by $7.7 million as a result of the gain on the sale of a non-accrual public sector loan during the third quarter of 2016; and

•	Higher other operating income by $3.1 million principally due to higher aggregated net earnings from investments under the equity method, partially offset by an unfavorable variance in the fair value adjustments on a contingent consideration at the insurance agency business.

Operating Expenses

Table 7 provides a breakdown of operating expenses by major categories.

Table 7 - Operating Expenses

	Years ended December 31,
(In thousands)	2017	2016	2015	2014	2013
Personnel costs:
Salaries	$313,394	$308,135	$304,618	$281,252	$276,072
Commissions, incentives and other bonuses	70,099	73,684	79,305	59,138	57,060
Pension, postretirement and medical insurance	47,533	51,284	44,059	32,416	55,106
Other personnel costs, including payroll taxes	53,204	54,373	49,537	45,873	40,459

Total personnel costs	484,230	487,476	477,519	418,679	428,697

Net occupancy expenses	89,194	85,653	86,888	86,707	86,651
Equipment expenses	65,142	62,225	60,110	48,917	46,028
Other taxes	43,382	42,304	39,797	56,918	58,028
Professional fees:
Collections, appraisals and other credit related fees	14,415	14,607	23,098	26,257	32,727
Programming, processing and other technology services	199,873	205,466	191,895	173,814	174,921
Legal fees, excluding collections	11,763	42,393	26,122	28,305	15,557
Other professional fees	66,437	60,577	67,870	53,679	54,922

Total professional fees	292,488	323,043	308,985	282,055	278,127

Communications	22,466	23,897	25,146	25,684	25,385
Business promotion	58,445	53,014	52,076	54,016	59,453
FDIC deposit insurance	26,392	24,512	27,626	40,307	56,728
Loss on early extinguishment of debt	—	—	—	532	3,388
Other real estate owned (OREO) expenses	48,540	47,119	85,568	49,611	79,658
Other operating expenses:
Credit and debit card processing, volume, interchange and other expenses	26,201	20,796	22,854	21,588	19,901
Operational losses	39,612	35,995	20,663	18,543	17,954
All other	51,726	33,656	51,558	55,242	54,021

Total other operating expenses	117,539	90,447	95,075	95,373	91,876

Amortization of intangibles	9,378	12,144	11,019	8,160	—
Goodwill and trademark impairment losses	—	3,801	—	—	—
Restructuring costs	—	—	18,412	26,725	—

Total operating expenses	$1,257,196	$1,255,635	$1,288,221	$1,193,684	$1,214,019

Personnel costs to average assets	1.17%	1.30%	1.36%	1.19%	1.18%
Operating expenses to average assets	3.04	3.34	3.66	3.39	3.37
Employees (full-time equivalent)	7,784	7,828	7,810	7,752	8,059
Average assets per employee (in millions)	$5.32	$4.81	$4.51	$4.54	$4.50

Operating expenses for the year ended December 31, 2017 increased by $1.6 million, when compared with the previous year, mostly due to:

•	Higher net occupancy expenses by $3.5 million due to higher repair and maintenance expense and higher energy costs due to the hurricanes impact;

•	Higher equipment expense by $2.9 million due to higher software and maintenance expenses;

•	Higher business promotions by $5.4 million mainly due to higher sponsorship, promotion and donations related to disaster relief activities and communications in response to the hurricanes and higher credit card reward expense; and

•	Higher other operating expenses by $27.1 million as a result of a write-down of $7.6 million recognized during the first quarter of 2017, related to capitalized software cost for a project that was discontinued by the Corporation; higher sundry losses by $3.6 million; higher provision for unused commitments by $2.6 million; a write-down of $3.6 million on premises and equipment and other costs related to Hurricanes Irma and Maria.

These negative variances were partially offset by:

•	Lower professional fees by $30.6 million mainly due to lower legal fees related to the FDIC arbitration proceedings, which were resolved during 2016, and lower expenses related to programming, processing and other technology services;

•	Lower amortization of intangibles by $2.8 million mainly due to core deposits intangible fully amortized in 2016 at BPPR;

•	A goodwill impairment charge of $3.8 million at the securities subsidiary during 2016, recorded as part of the Corporation’s annual goodwill impairment analysis.

Operating expenses for the year ended December 31, 2016 decreased by $32.6 million, or 3%, when compared with the previous year, driven primarily by:

•	Lower OREO by $38.4 million mainly due to the $22.0 million loss on the bulk sale of covered OREOs completed during the year 2015;

•	Lower other operating expenses by $5.0 million due to lower property tax payments on covered assets at BPPR, most of which was related to loss sharing expenses reimbursable by the FDIC, partially offset by higher operational losses at BPPR and BPNA; and

•	A decrease in restructuring cost by $18.4 million in connection with the reorganization of BPNA.

These positive variances were partially offset by:

•	Higher personnel cost by $10.0 million due to higher pension, postretirement and medical insurance by $7.2 million mainly driven by changes in actuarial assumptions;

•	Higher professional fees by $14.1 million as a result of higher legal fees by $16.3 million mainly related to the FDIC arbitration proceedings and higher programming, processing and other technology services, partially offset by lower collections, appraisal and other credit related fees; and

•	A goodwill impairment charge of $3.8 million at the securities subsidiary, recorded as part of the Corporation’s annual goodwill impairment analysis.

INCOME TAXES

For the year ended December 31, 2017, the Corporation recorded income tax expense of $230.8 million, compared to $78.8 million for the previous year. The results for the year ended December 31, 2017 include an income tax expense of $168.4 million as a result of the enactment of the Federal Tax Cuts and Jobs Act, primarily from the write down of the DTA of the Corporation’s U.S. operations, as a result of the reduction of the U.S. federal corporate income tax rate from a maximum rate of 35% to a single tax rate of 21%. The Act contains other provisions, effective on January 1, 2018, which may impact the Corporation’s tax calculations and related income tax expense in future years. At December 31, 2017, the Corporation had a deferred tax asset amounting to $1.0 billion, net of a valuation allowance of $0.4 billion. The DTA related to the U.S. operations was $0.3 billion, net of a valuation allowance of $0.4 billion.

The Government of Puerto Rico’s draft fiscal plan, submitted in February to the PROMESA Oversight Board, proposes to enact local comprehensive tax reform during the first half of calendar year 2018 with the intention of spurring economic development, lowering the cost of doing business and making Puerto Rico more competitive. The proposed tax reform seeks to, among other things, reduce individual and corporate income tax rates and gradually eliminate, over a two year period, the business-to-business sales and use tax. Maximum corporate tax rates in particular would be reduced from a current rate of 39% to a rate lower than 30%. The proposed changes to the tax code, including the reductions in income tax rates, are subject to the approval of Oversight Board due to their expected fiscal impact, which the government estimates at approximately $757 million. The Oversight Board has publicly asserted that any tax reform initiative must be revenue neutral.

A reduction in corporate tax rates to 29%, if approved, would result in a write down of the Corporation’s DTA related to its P.R. operations of approximately $190 million, with a corresponding charge to the Corporation’s income tax expense. If such a reduction in the Corporation’s DTA from its P.R. operations would have occurred as of December 31, 2017, Common Equity Tier 1 Capital and Total Regulatory Capital would have been reduced by an approximate 24 bps and 25 bps, respectively. On a forward-looking basis, a reduction of the maximum corporate income tax rate to 29% could result in a reduction in the Corporation’s effective tax rate of between 3% and 4%.

Refer to Note 39 to the Consolidated Financial Statements for a reconciliation of the statutory income tax rate to the effective tax rate and additional information on DTA balances.

Fourth Quarter Results

The Corporation recognized a net loss of $102.2 million for the quarter ended December 31, 2017, compared with a net loss of $4.1 million for the same quarter of 2016. The results for the fourth quarter of 2017 reflect an income tax expense of $168.4 million related to the impact of the Federal Tax Cuts and Jobs Act on the Corporation’s U.S. deferred tax asset. These results also include net pre-tax expenses and provision (reversal) for loan losses amounting to $8.6 million related to the impact of Hurricanes Irma and Maria. The results for the fourth quarter of 2016 include an after-tax charge amounting to $86.7 million, related to the unfavorable outcome from the FDIC arbitration review board.

Net interest income for the fourth quarter of 2017 amounted to $387.2 million, compared with $355.4 million for the fourth quarter of 2016. The increase in net interest income was primarily due to higher income from investment securities due to higher average balances of funds available to invest due to increases in deposit balances, mainly in Puerto Rico. This was partially offset by higher cost of deposits, due to higher average balances as mentioned above.

The provision for loan losses amounted to $71.5 million for the quarter ended December 31, 2017, compared to $41.4 million for the fourth quarter of 2016. The increase of $30.1 million is reflected at BPPR by $16.6 million mainly related to auto loans, partially offset by a decline in the provision for commercial and mortgage loans, and at BPNA by $13.5 million mainly related to the taxi medallion portfolio and higher net charge offs.

Non-interest income (expense) amounted to $86.1 million for the quarter ended December 31, 2017, compared with $(0.2) million for the same quarter in 2016. The favorable variance was mainly on the FDIC loss share (expense) income due to the $116.8 million charge related to the arbitration decision denying BPPR’s claims under the loss sharing agreement and $9.9 million additional adjustments related to restructured commercial loans recorded in 2016. Also, the fourth quarter of 2017 reflected a reduction in revenues related to Hurricanes Irma and Maria, including lower credit card late payment fees due to waivers for hurricane relief initiatives, lower mortgage servicing fees from lower collections related to the loan moratoriums and a higher provision for indemnity reserves, including $3.4 million related to the estimated hurricane losses.

Operating expenses totaled $322.0 million for the quarter ended December 31, 2017, compared with $320.9 million for the same quarter in the previous year. The increase reflects approximately $7.5 million in expenses related to the impact of the hurricanes, including personnel costs, occupancy and business promotions as well as higher operational loses, which were partially offset by lower professional fees, mainly legal costs, and lower OREO expenses.

Income tax expense amounted to $182.1 million for the quarter ended December 31, 2017, compared with income tax benefit of $1.8 million for the same quarter of 2016. The results for the fourth quarter include an income tax expense of $168.4 million from the write down of the DTA of the Corporation’s U.S. operations, as a result of the Tax Cuts and Jobs Act, which reduced the maximum federal corporate tax rate from 35% to 21%.

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

The Corporate group reported a net loss of $60.6 million for the years ended December 31, 2017 and 2016.

Highlights on the earnings results for the reportable segments are discussed below:

Banco Popular de Puerto Rico

The Banco Popular de Puerto Rico reportable segment’s net income amounted to $312.4 million for the year ended December 31, 2017, compared with $230.1 million for the year ended December 31, 2016. The principal factors that contributed to the variance in the financial results included the following:

•	Higher net interest income by $55.1 million impacted by higher interest income on money market investments by $34.2 million due to an increase in volume of funds available to invest, mainly related to an increase in Puerto Rico government deposits, and to recent increases in interest rates. Also, higher interest income on investment securities by $34.7 million driven by higher volumes of mortgage-backed securities and U.S. Treasury securities. These variances were partially offset by lower interest income on loans by $12.6 million driven by normal portfolio run-off of WB loans, lower average balances of mortgage portfolio due to lower lending activity and waiver of late payments fees; offset by improved yields from commercial and construction portfolio driven by the effect on the variable portfolio of the abovementioned rise in rates. The net interest margin in 2017 was 4.32% compared to 4.61% in the prior year. The reduction in margin is driven by earning asset allocation;

•	Higher provision for loans losses by $98.2 million driven by the provision related to the estimate of the impact caused by the hurricanes on the Puerto Rico loan portfolios, higher net charge-offs, mainly in consumer and mortgage portfolios, and the impact of adjusting cash flows of the covered portfolio to reflect the aforementioned payment moratorium. These unfavorable variances were partially offset by a decrease related to the allowance for loan losses methodology annual review;

•	Higher non-interest income by $120.8 million mainly due to:

•	Favorable variance in FDIC loss share (expense) income by $197.7 million driven by the impact of arbitration award charges of $136.2 million recorded in prior year and by lower fair value adjustment to the true-up payment obligation, which were mainly impacted by changes in the discount rate;

Partially offset by:

•	Lower service charges on deposits accounts by $7.5 million driven by lower transactional cash management fees primarily related to the effects of Hurricane Maria;

•	Lower other service fees by $17.6 million mostly due to lower insurance fees resulting from lower contingency commissions of $7.5 million, lower debit card fees driven by lower volume of transactions, and lower credit card fees due to waivers provided as part of the hurricanes relief efforts;

•	Lower income from mortgage banking activities by $31.1 million driven by a higher unfavorable fair value adjustment on MSRs, lower mortgage servicing fees, and lower net gains from securitization transactions;

•	Unfavorable variance in gain (loss) on sale and valuation adjustment on investment securities of $8.0 million principally resulting from other-than-temporary impairment losses on senior Puerto Rico Sales Tax Financing Corporation (COFINA) bonds;

•	Lower net gain on sale of loans by $8.7 million mainly due to the gain on the sale of a non-accrual public sector loan during 2016; and

•	Unfavorable variance in expense to indemnity reserves of $3.4 million driven by higher credit recourse reserve, including the estimated impact of the Hurricane Maria;

•	Lower operating expenses by $1.9 million, mainly due to:

•	Lower personnel cost by $3.4 million mostly driven by lower commissions expense;

•	Favorable variance of $29.9 million in professional fees due to lower legal fees related to the FDIC arbitration proceedings resolved in 2016, and lower expenses related to programming, processing and other technology services; and

•	Lower amortization of intangibles by $6.7 million mainly due to the impact in 2016 results of the core deposits intangible fully amortized and goodwill impairment charge;

Partially offset by:

•	Higher net occupancy expense by $3.2 million mostly driven by higher energy costs and higher repairs and maintenance expense associated with hurricanes impact;

•	An increase of $2.9 million in business promotions due to higher sponsorship, promotions and donations related to disaster relief activities and communications in response to the hurricanes, and higher credit cards reward expenses;

•	Unfavorable variance of $3.1 million in FDIC deposit insurance due to asset growth;

•	Higher OREO expense by $3.1 million due to higher write-downs on commercial and mortgage properties and higher mortgage properties expenses; partially offset by a favorable variance in net gains on sale of foreclosed asset; and

•	Increase of $24.8 million in other operating expenses driven by a write-down of $7.6 million related to capitalized software cost charged-off on a discontinued project, higher sundry losses by $6.5 million due to higher operational and mortgage servicing losses, and $5.0 million of other costs related to Hurricanes Irma and Maria, including a premises and equipment write-down of $3.6 million;

•	Favorable variance in income tax expense by $2.9 million mainly due to a lesser amount of reversal of reserves for uncertain tax positions than in previous year.

The Banco Popular de Puerto Rico reportable segment’s net income amounted to $230.1 million for the year ended December 31, 2016, compared with $318.4 million for the year ended December 31, 2015. The main factors that contributed to the unfavorable variance of $88.3 million in the financial results included the following:

•	Lower net interest income by $6.8 million impacted by lower interest income from loans by $35.9 million driven by normal portfolio run-off of WB loans, partially offset by higher income from investment securities by $21.9 million due to higher volume of investments. The net interest margin in 2016 was 4.61% compared to 4.87% in the prior year. The reduction in margin is driven by earning asset allocation;

•	Lower provision for loans losses by $86.0 million due to lower net charge-offs and lower provision for the WB portfolio including losses on proposed bulk sales of loans acquired from WB of $15.2 million recognized in 2015;

•	Lower non-interest income by $221.4 million mainly due to:

•	Unfavorable variance in FDIC loss share (expense) income by $227.8 million due to a $136.2 million write-down to the indemnification asset related to the arbitration decision, an unfavorable change in the true-up payment obligation, and lower mirror accounting on reimbursable expenses and credit impairment losses, partially offset by lower amortization of the indemnification asset; and

•	Lower income from mortgage banking activities by $25.4 million driven by an unfavorable fair value adjustment on MSRs and lower gains from securitization transactions;

Partially offset by:

•	Lower other-than-temporary impairment losses on investment securities by $14.2 million, which is mostly driven by the charge recorded during the second quarter of 2015 on the portfolio of Puerto Rico government investment securities available-for-sale of $14.4 million;

•	Favorable variance in trading account (loss) profit of $3.7 million principally resulting from favorable fair value adjustments of Puerto Rico government obligations;

•	Higher net gain on sale of loans by $7.5 million as a result of the gain on the sale of a non-accrual public sector loan during 2016; and

•	Higher other operating income by $4.8 million due to higher aggregated net earnings from investments under the equity method, partially offset by an unfavorable variance in the fair value adjustments on a contingent consideration at the insurance agency business;

•	Lower operating expenses by $13.4 million, mainly due to:

•	A decrease in OREO expense by $34.5 million due to the $22.0 million loss on the bulk sale of covered OREOs during 2015 and lower write-downs on commercial properties, partially offset by lower net gains on sales of commercial properties;

Partially offset by:

•	Higher personnel cost by $8.7 million mainly due to increases in headcount associated with the Doral Bank Transaction, and higher pension, postretirement benefits, and medical insurance; and

•	An increase of $12.1 million in professional fees mostly driven by higher legal fees mainly related to the FDIC arbitration proceedings and higher technology fees, partially offset by lower collections and appraisal fees;

•	Lower income tax expense by $40.4 million mainly due to lower taxable income and the reversal of reserves for uncertain tax positions.

Banco Popular North America

For the year ended December 31, 2017, the reportable segment of Banco Popular North America reported net loss of $147.6 million, compared with a net income of $47.3 million for the year ended December 31, 2016. The principal factors that contributed to the variance in the financial results included the following:

•	Higher net interest income by $22.5 million mainly due to higher interest income from loans by $30.5 million principally driven by higher volume from commercial and higher volume and yield from construction loans, and higher interest income from investment securities by $4.6 million due to higher average balances and yield. These favorable variances were partially offset by lower yields from commercial loans and higher interest expense from deposits by $12.4 million driven by higher volume and cost of money market deposits and time deposits. The BPNA reportable segment’s net interest margin was 3.51% for 2017 compared with 3.64% for the same period in 2016;

•	Unfavorable variance in the provision for loan losses by $62.7 million driven by portfolio growth, higher net charge-offs and higher reserves for the U.S. taxi medallion purchased credit impaired portfolio;

•	Lower non-interest income by $1.2 million mostly due to the reversal of a loan indemnification reserve recorded in 2016;

•	Lower operating expenses by $2.7 million driven by a decrease in other operating expenses by $3.5 million due to lower operational losses, and lower OREO expense by $1.6 million due lower commercial properties expenses, including the impact of insurance reimbursements of $1.0 million. These favorable variances were partially offset by higher business promotion by $2.8 million driven by higher marketing expenses, including advertising, promotions and direct mailing due to new initiatives; and

•	Income taxes unfavorable variance of $155.0 million mainly driven by the partial write-down of the deferred tax asset because of the impact of the Tax Cuts and Jobs Act. The Act reduces the maximum federal Corporate tax rate, thus resulting in lower realizable benefit at lower taxable rates.

For the year ended December 31, 2016, the reportable segment of Banco Popular North America reported net income of $47.3 million, compared with $648.6 million for the year ended December 31, 2015. In addition to the recognition during 2015 of a tax benefit of $589.0 million as a result of the partial reversal of the valuation allowance of a portion of its deferred tax asset, the principal factors that contributed to the unfavorable variance of $601.3 million in the financial results included the following:

•	Unfavorable variance in the provision for loan losses by $14.6 million driven by portfolio growth and higher net charge-offs; offset by

•	Higher net interest income by $19.0 million mainly due to higher interest income from loans by $37.4 million principally driven by higher volume from commercial loans and higher volume and yield from consumer loans, partially offset by higher interest expense from deposits by $19.6 million driven by higher volume and cost of money market deposits and time deposits. The BPNA reportable segment’s net interest margin was 3.64% for 2016 compared with 3.90% for the same period in 2015;

•	Lower operating expenses by $13.0 million driven by $18.4 million in restructuring cost recorded in 2015 in connection with the reorganization of BPNA, lower OREO expense by $4.0 million due to lower write-downs on commercial properties, and a decrease in FDIC deposit insurance by $2.4 million due to a lower assessment rate by the FDIC, partially offset by higher personnel cost by $2.3 million due to higher medical insurance claims, higher professional fees by $3.8 million mainly due to loan servicing fees and technology fees, and higher other operating expenses by $6.1 million related to higher operational losses; and

•	Income taxes unfavorable variance of $617.4 million mainly driven by the recognition during 2015 of a tax benefit of $589.0 million, as discussed above.

STATEMENT OF FINANCIAL CONDITION ANALYSIS

Assets

The Corporation’s total assets were $44.3 billion at December 31, 2017, compared to $38.7 billion at December 31, 2016 due mainly to an increase in investments as a result of the deployment of additional funds from deposit growth. Refer to the Corporation’s Consolidated Statements of Financial Condition at December 31, 2017 and 2016 included in this 2017 Annual Report. Also, refer to the Statistical Summary 2013-2017 in this MD&A for Condensed Statements of Financial Condition for the past five years.

Money market, trading and investment securities

Money market investments totaled $5.3 billion at December 31, 2017 compared to $2.9 billion at December 31, 2016. The increase was mainly at BPPR due to higher liquidity driven by an increase in deposits.

Trading account securities amounted to $43 million at December 31, 2017, compared to $60 million at December 31, 2016. The decrease was at the BPPR segment, mainly mortgage-backed securities. Refer to the Market / Interest Rate Risk section of this MD&A for a table that provides a breakdown of the trading portfolio by security type.

Investment securities available-for-sale and held-to-maturity amounted to $10.3 billion at December 31, 2017, compared to $8.3 billion at 2016. The increase of $2.0 billion was mainly at BPPR due to purchases of U.S. Treasury securities and mortgage-backed agency pools driven by an increase in funds available to invest from increased liquidity, as discussed above. Table 8 provides a breakdown of the Corporation’s portfolio of investment securities available-for-sale (“AFS”) and held-to-maturity (“HTM”) on a combined basis. Also, Notes 7 and 8 to the Consolidated Financial Statements provide additional information with respect to the Corporation’s investment securities AFS and HTM.

Table 8 – Breakdown of Investment Securities Available-for-Sale and Held-to-Maturity

(In thousands)	December 31, 2017	December 31, 2016
U.S. Treasury securities	$3,928,164	$2,136,620
Obligations of U.S. Government sponsored entities	608,933	711,850
Obligations of Puerto Rico, States and political subdivisions	99,364	118,798
Collateralized mortgage obligations	943,819	1,221,600
Mortgage-backed securities	4,688,662	4,105,332
Equity securities	1,815	2,122
Others	1,802	11,585

Total investment securities AFS and HTM	$10,272,559	$8,307,907

Loans

Refer to Table 9 for a breakdown of the Corporation’s loan portfolio, the principal category of earning assets. Loans covered under the FDIC loss sharing agreements are presented separately in Table 9. The risks on covered loans are significantly different as a result of the loss protection provided by the FDIC. The FDIC loss sharing agreements expired on June 30, 2015 for commercial (including construction) and consumer loans, and expires on June 30, 2020 for single-family residential loans. As of December 31, 2017, the Corporation’s covered loans portfolio amounted to $517 million, comprised mainly of residential mortgage loans.

The Corporation’s total loan portfolio amounted to $24.9 billion at December 31, 2017, compared to $23.4 billion at December 31, 2016. Refer to Note 9 for detailed information about the Corporation’s loan portfolio composition and loan purchases and sales.

Table 9 - Loans Ending Balances

	At December 31,
(in thousands)	2017	2016	2015	2014	2013
Loans not covered under FDIC loss sharing agreements:
Commercial	$11,488,861	$10,798,507	$10,099,163	$8,134,267	$10,037,184
Construction	880,029	776,300	681,106	251,820	206,084
Legacy[1]	32,980	45,293	64,436	80,818	211,135
Lease financing	809,990	702,893	627,650	564,389	543,761
Mortgage	7,270,407	6,696,361	7,036,081	6,502,886	6,681,476
Consumer	3,810,527	3,754,393	3,837,679	3,870,271	3,932,226

Total non-covered loans held-in-portfolio	24,292,794	22,773,747	22,346,115	19,404,451	21,611,866

Loans covered under FDIC loss sharing agreements:
Commercial	—	—	—	1,614,781	1,812,804
Construction	—	—	—	70,336	190,127
Mortgage	502,930	556,570	627,102	822,986	934,373
Consumer	14,344	16,308	19,013	34,559	47,123

Loans covered under FDIC loss sharing agreements	517,274	572,878	646,115	2,542,662	2,984,427

Total loans held-in-portfolio	24,810,068	23,346,625	22,992,230	21,947,113	24,596,293

Loans held-for-sale:
Commercial	—	—	45,074	309	603
Construction	—	—	95	—	—
Legacy[1]	—	—	—	319	—
Mortgage	132,395	88,821	91,831	100,166	109,823
Consumer	—	—	—	5,310	—

Total loans held-for-sale	132,395	88,821	137,000	106,104	110,426

Total loans	$24,942,463	$23,435,446	$23,129,230	$22,053,217	$24,706,719

[1]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.

Non-covered loans

The non-covered loans held-in-portfolio increased by $1.5 billion from December 31, 2016 mainly driven by growth in the commercial and construction loan portfolios at BPNA by $0.7 billion and an increase of $0.8 billion in mortgage loans at BPPR due to the rebooking of loans previously pooled into GNMA securities. Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements of the Corporation with an offsetting liability. While the borrowers for our serviced GNMA portfolio benefited from the loan payment moratorium, the delinquency status of these loans continued to be reported to GNMA without considering the moratorium.

The loans held-for-sale portfolio increased by $44 million from December 31, 2016, due to lower volume of loan securitization activity during the fourth quarter of 2017 at BPPR due to operational delays caused by Hurricane Maria.

Covered loans

The covered loans portfolio amounted to $517 million at December 31, 2017, compared to $573 million at December 31, 2016. The decrease of $56 million is due to loan resolutions and the normal portfolio run-off. Refer to Table 9 for a breakdown of covered loans by major loan type categories.

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

Table 10 - Activity in the Carrying Amount of Westernbank Loans Accounted for Under ASC 310-30

	Years ended December 31,
(In thousands)	2017	2016
Beginning balance	$1,738,329	$1,974,501
Accretion	142,605	169,748
Collections / loan sales / charge-offs[1]	(288,013)	(405,920)

Ending balance[2]	$1,592,921	$1,738,329
Allowance for loan losses (ALLL)	(70,129)	(68,877)

Ending balance, net of ALLL	$1,522,792	$1,669,452

[1]	For the year ended December 31, 2016, includes the impact of the bulk sale of loans with a carrying value of approximately $99 million.
[2]	The carrying amount of loans acquired from Westernbank and accounted for under ASC 310-30 which remain subject to the loss sharing agreement with the FDIC amounted to approximately $507 million as of December 31, 2017 (December 31, 2016—$563 million).

Table 11 - Activity in the Accretable Yield on Westernbank Loans Accounted for Under ASC 310-30

	Years ended December 31,
(In thousands)	2017	2016
Beginning balance	$1,010,087	$1,112,458
Accretion[1]	(142,605)	(169,748)
Change in expected cash flows	13,233	67,377

Ending balance	$880,715	$1,010,087

[1] Positive to earnings, which is included in interest income.

Table 12 sets forth the activity in the FDIC loss share asset for the years ended December 31, 2017, 2016, and 2015.

Table 12 - Activity of Loss Share Asset

	Years ended December 31,
(In thousands)	2017	2016	2015
Balance at beginning of year	$69,334	$310,221	$542,454
Amortization of loss share indemnification asset	(469)	(10,201)	(66,238)
Credit impairment losses to be covered under loss sharing agreements	3,136	(239)	15,658
Reimbursable expenses	2,454	8,433	73,205
Net payments from FDIC under loss sharing agreements	(22,589)	(102,596)	(247,976)
Arbitration decision charge	—	(136,197)	—
Other adjustments attributable to FDIC loss sharing agreements	(5,550)	(87)	(6,882)

Balance at end of period	$46,316	$69,334	$310,221

Balance due to the FDIC for recoveries on covered assets[1]	(1,124)	(27,578)	(5,570)

Balance at end of period	$45,192	$41,756	$304,651

[1]	Balance due to the FDIC for recoveries on covered assets for the years ended December 31, 2016 and 2015 amounting to $27.6 million and $5.6 million, respectively, was included in other liabilities in the accompanying Consolidated Statement of Condition.

FDIC loss share asset

The FDIC loss share indemnification asset is recognized on the same basis as the assets subject to the loss share protection from the FDIC, except that the amortization / accretion terms differ. The Corporation revises its expected cash flows and estimated credit losses on a quarterly basis. Decreases in expected reimbursements from the FDIC due to improvements in expected cash flows to be received from borrowers, as compared with the initial estimates, are recognized as a reduction to non-interest income prospectively over the life of the loss share agreements. This is because the indemnification asset balance is reduced to the expected reimbursement amount from the FDIC (amortization). In contrast, an increase to non-interest income is recognized as a result of increases in expected reimbursements due to higher loss estimates (accretion). Table 13 presents the activity associated with the outstanding balance of the FDIC loss share asset amortization (or negative discount).

Table 13 - Activity in the Remaining FDIC Loss Share Asset Amortization

	Years ended December 31,
(In thousands)	2017	2016	2015
Balance at beginning of period[1]	$4,812	$26,100	$53,095
Amortization of negative discount[2]	(469)	(10,201)	(66,238)
Impact of changes in (higher) lower projected losses	(2,781)	(11,087)	39,243

Balance at end of period	$1,562	$4,812	$26,100

[1]	Positive balance represents negative discount (debit to assets), while a negative balance represents a discount (credit to assets).
[2]	Amortization results in a negative impact to non-interest income, while accretion results in a positive impact to non-interest income, particularly FDIC loss share (expense) income.

Other real estate owned

Other real estate owned represents real estate property received in satisfaction of debt. At December 31, 2017, OREO decreased to $189 million from $213 million at December 31, 2016 mainly in residential properties at BPPR and the write-down of $2.7 million for damages associated with Hurricane Maria. Refer to Note 15 to the Consolidated Financial Statements for the activity in other real estate owned. The amounts included as “covered other real estate” are subject to the FDIC loss sharing agreement.

Accrued income receivable

Accrued income receivable increased by $76 million mainly due to interest accrued but not yet collected resulting from the loan payment moratorium.

Mortgage servicing assets

Mortgage servicing assets decreased by $29 million to $168 million principally driven by unfavorable changes in fair value and runoff of the servicing portfolio.

Other assets

Refer to Note 16 for a breakdown of the principal categories that comprise the caption of “Other Assets” in the Consolidated Statements of Financial Condition at December 31, 2017 and 2016. Other assets decreased by $154 million from December 31, 2016 to December 31, 2017, due mostly to a reduction in the U.S. operations net deferred tax asset due to the write-down taken as a result of the impact of the Act. Refer to Note 39 to the Consolidated Financial Statements for additional information.

Liabilities

The Corporation’s total liabilities were $39.2 billion at December 31, 2017, compared to $33.5 billion at December 31, 2016. Refer to the Corporation’s Consolidated Statements of Financial Condition included in this Form 10-K.

Deposits and Borrowings

The composition of the Corporation’s financing to total assets at December 31, 2017 and 2016 is included in Table 14.

Table 14 – Financing to Total Assets

	December 31,	December 31,	% increase (decrease)	% of total assets
(In millions)	2017	2016	from 2016 to 2017	2017	2016
Non-interest bearing deposits	$8,491	$6,980	21.6%	19.2%	18.0%
Interest-bearing core deposits	22,394	18,776	19.3	50.6	48.6
Other interest-bearing deposits	4,569	4,740	(3.6)	10.3	12.3
Repurchase agreements	391	480	(18.5)	0.9	1.2
Other short-term borrowings	96	1	N.M.	0.2	—
Notes payable	1,536	1,575	(2.5)	3.5	4.1
Other liabilities	1,696	912	86.0	3.8	2.4
Stockholders’ equity	5,104	5,198	(1.8)	11.5	13.4
N.M.—Not meaningful.

Deposits

The Corporation’s deposits totaled $35.5 billion at December 31, 2017, compared to $30.5 billion at December 31, 2016.The deposits increase of $5.0 billion was mainly due to an increase in retail and commercial savings, NOW deposits, demand deposits from the Puerto Rico public sector and retail and commercial checking accounts at BPPR. Refer to Table 15 for a breakdown of the Corporation’s deposits at December 31, 2017 and 2016.

Table 15 - Deposits Ending Balances

(In thousands)	2017	2016	2015	2014	2013
Demand deposits [1]	$12,460,081	$9,053,897	$7,221,238	$6,606,060	$6,590,963
Savings, NOW and money market deposits (non-brokered)	15,054,242	13,327,298	11,440,693	10,320,782	11,255,309
Savings, NOW and money market deposits (brokered)	424,307	405,487	382,424	406,248	553,521
Time deposits (non-brokered)	7,411,140	7,486,717	7,274,157	5,960,401	6,478,103
Time deposits (brokered CDs)	103,738	222,825	891,211	1,514,044	1,833,249

Total deposits	$35,453,508	$30,496,224	$27,209,723	$24,807,535	$26,711,145

[1]	Includes interest and non-interest bearing demand deposits.

Borrowings

The Corporation’s borrowings remained relatively flat at $2.0 billion at December 31, 2017, compared to $2.1 billion at December 31, 2016. Refer to Note 20 to the Consolidated Financial Statements for detailed information on the Corporation’s borrowings. Also, refer to the Off-Balance Sheet Arrangements and Other Commitments section in this MD&A for additional information on the Corporation’s contractual obligations.

Other liabilities

The Corporation’s other liabilities amounted to $1.7 billion at December 31, 2017, an increase of $0.8 billion when compared to December 31, 2016. The increase was due to an increase in the liability for GNMA loans sold with a repurchase option of $0.8 billion due to an increase in delinquency resulting from the moratorium, as noted above.

Stockholders’ Equity

Stockholders’ equity totaled $5.1 billion at December 31, 2017, compared to $5.2 billion at December 31, 2016. The decrease was mainly related to the impact of the common stock repurchase plan of $75 million completed during the first quarter of 2017 and higher accumulated other comprehensive loss by $30 million principally in unrealized losses on securities available-for-sale.

Refer to the Consolidated Statements of Financial Condition, Comprehensive Income and of Changes in Stockholders’ Equity for information on the composition of stockholders’ equity. Also, refer to Note 25 for a detail of accumulated other comprehensive loss, an integral component of stockholders’ equity.

REGULATORY CAPITAL

Popular, Inc. and the Banks, BPPR and BPNA are subject to capital adequacy standards established by the Federal Reserve. The current risk-based capital standards applicable to the Corporation and the Banks are based on the final capital framework of Basel III. The capital rules of Basel III which became effective on January 1, 2015, introduced a new capital measure called “Common Equity Tier 1” (“CET1”) and specify that Tier 1 capital consist of CET1 and “Additional Tier 1 Capital” instruments meeting specified requirements. Prior to January 1, 2015, the risk-based capital standards applicable to the Corporation and the Banks were based on Basel I. Table 16 presents the Corporation’s capital adequacy information for the years 2013 through 2017 under the regulatory guidance applicable during those years. Note 24 to the consolidated financial statements presents further information on the Corporation’s regulatory capital requirements, including the regulatory capital ratios of its depository institutions, BPPR and BPNA. The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations.

Table 16 - Capital Adequacy Data

	At December 31,
(Dollars in thousands)	2017	2016	2015	2014		2013
Risk-based capital:
Common Equity Tier 1 capital	$4,226,519	$4,121,208	4,049,576	(A	)	(A	)

Tier 1 capital	$4,226,519	$4,121,208	$4,049,576	$3,849,891		$4,464,742
Supplementary (Tier 2) capital	758,746	748,007	642,833	272,347		296,813

Total capital	$4,985,265	$4,869,215	$4,692,409	$4,122,238		$4,761,555

Total risk-weighted assets	$25,935,696	$25,001,334	$24,987,144	$21,233,902		$23,318,674

Adjusted average quarterly assets	$42,185,805	$37,785,070	$34,253,625	$32,250,173		$34,746,137

Ratios:
Common Equity Tier 1 capital	16.30%	16.48%	16.21%	(A	)	(A	)
Tier 1 capital	16.30	16.48	16.21	18.13%		19.15%
Total capital	19.22	19.48	18.78	19.41		20.42
Leverage ratio	10.02	10.91	11.82	11.94		12.85
Average equity to assets	12.91	14.03	13.37	12.95		11.52
Average tangible equity to assets	11.48	12.45	11.95	11.45		9.78
Average equity to loans	22.73	22.89	20.42	19.17		16.88

(A)	Common equity tier 1 capital measured was introduced by the Basel III Capital Rules which became effective on January 1, 2015. Common equity tier 1 capital is not applicable under the previous Basel 1 capital rules that were applicable in the previous years.

The decrease in the CET1 capital ratio, Tier 1 capital ratio and total capital ratio on December 31, 2017 compared to December 31, 2016 was mostly due to the common stock repurchase of $75 million during the first quarter of 2017, the transition period impact on deferred tax assets and higher risk weighted assets by $0.9 billion mainly driven by an increase of $1.5 billion in loans held-in-portfolio which included growth in commercial and construction loans and higher mortgage loans due to the rebooking of loans previously pooled into GNMA securities; partially offset by this year’s earnings. The decrease in leverage ratio compared to 2016 was mainly due to the increase in average total assets driven by increases in investment balances and higher loans held-in-portfolio.

To be considered “well-capitalized” an institution had to maintain a total capital ratio of 10%, a Tier 1 capital ratio of 8%, a CET1 capital ratio of 6.5% and a leverage ratio of 5%. The Corporation’s ratios presented in Table 16 show that the Corporation was “well capitalized” for regulatory purposes, the highest classification, under Basel III for 2017, 2016 and for all other years presented under Basel I. BPPR and BPNA were also well-capitalized for all years presented.

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

Table 17 reconciles the Corporation’s total common stockholders’ equity to common equity Tier 1 capital.

Table 17 – Reconciliation Common Equity Tier 1 Capital

	At December 31,
(In thousands)	2017	2016
Common stockholders’ equity	$5,053,745	$5,147,797
AOCI related adjustments due to opt-out election	307,619	280,330
Goodwill, net of associated deferred tax liability (DTL)	(561,604)	(554,614)
Intangible assets, net of associated DTLs	(28,538)	(25,662)
Deferred tax assets and other deductions	(544,703)	(726,643)

Common equity tier 1 capital	$4,226,519	$4,121,208

Common equity tier 1 capital to risk-weighted assets	16.30%	16.48%

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

Table 18 provides a reconciliation of total stockholders’ equity to tangible common equity and total assets to tangible assets at December 31, 2017 and 2016.

Table 18 - Reconciliation Tangible Common Equity and Assets

	At December 31,
(In thousands, except share or per share information)	2017	2016
Total stockholders’ equity	$5,103,905	$5,197,957
Less: Preferred stock	(50,160)	(50,160)
Less: Goodwill	(627,294)	(627,294)
Less: Other intangibles	(35,672)	(45,050)

Total tangible common equity	$4,390,779	$4,475,453

Total assets	$44,277,337	$38,661,609
Less: Goodwill	(627,294)	(627,294)
Less: Other intangibles	(35,672)	(45,050)

Total tangible assets	$43,614,371	$37,989,265

Tangible common equity to tangible assets at end of period	10.07%	11.78%
Common shares outstanding at end of period	102,068,981	103,790,932
Tangible book value per common share	$43.02	$43.12

OFF-BALANCE SHEET ARRANGEMENTS AND OTHER COMMITMENTS

In the ordinary course of business, the Corporation engages in financial transactions that are not recorded on the balance sheet, or may be recorded on the balance sheet in amounts that are different than the full contract or notional amount of the transaction. As a provider of financial services, the Corporation routinely enters into commitments with off-balance sheet risk to meet the financial needs of its customers. These commitments may include loan commitments and standby letters of credit. These commitments are subject to the same credit policies and approval process used for on-balance sheet instruments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. Other types of off-balance sheet arrangements that the Corporation enters in the ordinary course of business include derivatives, operating leases and provision of guarantees, indemnifications, and representation and warranties. Refer to Note 26 for a detailed discussion related to the Corporation’s obligations under credit recourse and representation and warranties arrangements.

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

Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2017, primarily for services, equipment and real estate construction projects. Services include software licensing and maintenance, facilities maintenance, supplies purchasing, and other goods or services used in the operation of the business. Generally, these contracts are renewable or cancelable at least annually, although in some cases the Corporation has committed to contracts that may extend for several years to secure favorable pricing concessions.

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

At December 31, 2017, the aggregate contractual cash obligations, including purchase obligations and borrowings, by maturities, are presented in Table 19.

Table 19 - Contractual Obligations

	Payments Due by Period
(In thousands)	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years	Total
Certificates of deposits	$3,941,152	$2,233,815	$1,292,255	$47,656	$7,514,878
Federal funds purchased and repurchase agreements	390,921	—	—	—	390,921
Other short-term borrowings	96,208	—	—	—	96,208
Long-term debt	253,793	718,090	23,189	522,642	1,517,714
Purchase obligations	88,929	95,534	32,948	11,798	229,209
Annual rental commitments under operating leases	31,886	58,005	49,082	107,986	246,959
Capital leases	1,295	3,069	3,794	10,484	18,642

Total contractual cash obligations	$4,804,184	$3,108,513	$1,401,268	$700,566	$10,014,531

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

At December 31, 2017, the Corporation’s liability on its pension, restoration and postretirement benefit plans amounted to approximately $220 million, compared with $244 million at December 31, 2016. The Corporation’s expected contributions to the pension and benefit restoration plans are minimal, while the expected contributions to the postretirement benefit plan to fund current benefit payment requirements are estimated at $6.3 million for 2018. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Refer to Note 33 to the consolidated financial statements for further information on these plans. Management believes that the effect of the pension and postretirement plans on liquidity is not significant to the Corporation’s overall financial condition. The BPPR’s non-contributory defined pension and benefit restoration plans are frozen with regards to all future benefit accruals.

At December 31, 2017, the liability for uncertain tax positions was $7.3 million, compared with $7.4 million as of the end of 2016. This liability represents an estimate of tax positions that the Corporation has taken in its tax returns which may ultimately not be sustained upon examination by the tax authorities. The ultimate amount and timing of any future cash settlements cannot be predicted with reasonable certainty. Under the statute of limitations, the liability for uncertain tax positions expires as follows: 2018 - $1.1 million, 2019 - $1.1 million, 2020 - $1.5 million, 2021 - $1.1 million, and 2022 - $1.1 million. Additionally, $1.4 million is not subject to the statute of limitations. As a result of examinations, the Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $4.6 million, including interests.

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

The following table presents the contractual amounts related to the Corporation’s off-balance sheet lending and other activities at December 31, 2017:

Table 20 - Off-Balance Sheet Lending and Other Activities

	Amount of commitment - Expiration Period
(In thousands)	2018	Years 2019 - 2020	Years 2021 - 2022	Years 2023 - thereafter	Total
Commitments to extend credit	$6,871,688	$499,905	$150,099	$43,266	$7,564,958
Commercial letters of credit	367	1,749	—	—	2,116
Standby letters of credit	6,865	26,768	—	—	33,633
Commitments to originate or fund mortgage loans	14,733	564	—	—	15,297

Total	$6,893,653	$528,986	$150,099	$43,266	$7,616,004

RISK MANAGEMENT

Managing risk is an essential component of the Corporation’s business. Risk identification and monitoring are key elements in the overall risk management. Popular has a strong disciplined risk management culture where risk management is a shared responsibility by all employees.

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

Principal Risk Types

•	Credit Risk – Potential for default or loss resulting from an obligor’s failure to meet the terms of any contract with the Corporation or any of its subsidiaries, or failure otherwise to perform as agreed. Credit risk arises from all activities where success depends on counterparty, issuer, or borrower performance.

•	Interest Rate Risk (“IRR”) – The risk to earnings or capital arising from changes in interest rates. Interest rate risk arises from differences between the timing of rate changes and the timing of cash flows (repricing risk); from changing rate relationships among different yield curves affecting bank lending and borrowing activities (basis risk); from changing rate relationships across the spectrum of maturities (yield curve risk); and from interest related options embedded in bank products (options risk).

•	Market Risk – Potential for economic loss resulting from changes in market prices of the assets or liabilities in the Corporation’s or in any of its subsidiaries’ portfolios.

•	Liquidity Risk – Potential for loss resulting from the Corporation or its subsidiaries not being able to meet their financial obligations when they come due. This could be a result of market conditions, the ability of the Corporation to liquidate assets or manage or diversify various funding sources. This risk also encompasses the possibility that an instrument cannot be closed out or sold at its economic value, which might be a result of stress in the market or in a specific security type given its credit, volume and maturity.

•	Operational Risk – Possibility that inadequate or failed systems and internal controls or procedures, human error, fraud or external influences such as disasters, can cause losses. It includes the risk for those processes that have been outsourced to third parties and the risk of the inadequate use of models.

•	Compliance Risk – Potential for loss resulting from violations of or non-conformance with laws, rules, regulations, or prescribed practices.

•	Regulatory and Legal Risk—Risk of negative impact to business activities, earnings or capital, regulatory relationships or reputation as a result of failure to comply with or a failure to adapt to current and changing regulations, law, rules, regulatory expectations, existing contracts or ethical standards.

•	Strategic Risk – Potential for loss arising from adverse business decisions or improper implementation of business decisions. Also, it incorporates how management analyzes external factors that impact the strategic direction of the Corporation.

•	Reputational Risk – Potential for loss arising from negative public opinion.

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

Most of the assets subject to market valuation risk are securities in the investment portfolio classified as available-for-sale. Refer to Notes 7 and 8 for further information on the investment portfolio. Investment securities classified as available-for-sale amounted to $10.2 billion as of December 31, 2017. Other assets subject to market risk include loans held-for-sale, which amounted to $132 million, mortgage servicing rights (“MSRs”) which amounted to $168 million and securities classified as “trading”, which amounted to $43 million, as of December 31, 2017.

Liabilities subject to market risk include the FDIC clawback obligation, which amounted to $ 165 million at December 31, 2017.

Management believes that market risk is currently not a material source of risk at the Corporation. A significant portion of the Corporation’s financial activities is concentrated in Puerto Rico, which has been going through a fiscal and economic crisis and was recently impacted by two major hurricanes. Refer to the Geographic and Government Risk section of this MD&A for highlights on the current status of Puerto Rico’s fiscal and economic condition.

Interest Rate Risk (“IRR’)

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

The Corporation processes net interest income simulations under interest rate scenarios in which the yield curve is assumed to rise and decline by the same amount. The rate scenarios considered in these market risk simulations reflect parallel changes of -200, +200 and +400 basis points during the succeeding twelve-month period. Simulation analyses are based on many assumptions, including relative levels of market interest rates across all yield curve points and indexes, interest rate spreads, loan prepayments and deposit elasticity. Thus, they should not be relied upon as indicative of actual results. Further, the estimates do not contemplate actions that management could take to respond to changes in interest rates. By their nature, these forward-looking computations are only estimates and may be different from what may actually occur in the future. The following table presents the results of the simulations at December 31, 2017 and December 31, 2016, assuming a static balance sheet and parallel changes over flat spot rates over a one-year time horizon:

Table 21 - Net Interest Income Sensitivity (One Year Projection)

	December 31, 2017		December 31, 2016
(Dollars in thousands)	Amount Change	Percent Change	Amount Change	Percent Change
Change in interest rate				—
+400 basis points	$409,924	25.57%	$236,945	16.52%
+200 basis points	205,011	12.79	121,181	8.45
-200 basis points	(169,126)	(10.55)	(35,314)	(2.46)

At December 31, 2017, the simulations showed that the Corporation maintains an asset-sensitive position. This is primarily due to (i) a high level of money market investments that are highly sensitive to changes in interest rates, (ii) approximately 36% of the Corporation’s loan portfolio being comprised of Prime and Libor-based loans, and (iii) low elasticity of the Corporation’s core deposit base. The increase in sensitivity from December 31, 2016 in the +200 and +400 scenarios is mainly driven by an increase in money market investments of $2.4 billion, from $2.9 billion at December 31, 2016 to $5.3 billion at December 31, 2017, that was due to growth in public fund deposits. The increase in sensitivity in the -200 scenario is also driven by the increase in money market investments that reflect full changes in rates across all scenarios, combined with the increases in the Federal Funds Target Rate in March, June and December of 2017 by the Federal Reserve, which led to an increase in the magnitude of the -200 basis points scenario.

Table 22 - Interest Rate Sensitivity

				At December 31, 2017
				By repricing dates
(Dollars in thousands)	0-30 days	Within 31 - 90 days	After three months but within six months	After six months but within nine months	After nine months but within one year	After one year but within two years	After two years	Non-interest bearing funds	Total
Assets:
Money market investments	$5,253,880	$1,095	$—	$144	$—	$—	$—	$—	$5,255,119
Investment and trading securities	350,910	561,495	443,103	492,766	454,022	1,784,665	6,352,412	43,598	10,482,971
Loans	6,108,555	1,927,714	1,066,908	895,105	864,266	2,802,305	10,435,687	841,923	24,942,463
Other assets	—	—	—	—	—	—	—	3,596,784	3,596,784

Total	11,713,345	2,490,304	1,510,011	1,388,015	1,318,288	4,586,970	16,788,099	4,482,305	44,277,337

Liabilities and stockholders’ equity:
Savings, NOW and money market and other interest bearing demand deposits	1,838,755	698,716	977,758	900,376	830,141	2,737,789	11,464,150	—	19,447,685
Certificates of deposit	1,244,174	533,993	938,105	773,633	632,216	1,287,174	2,105,583	—	7,514,878
Federal funds purchased and assets sold under agreements to repurchase	210,555	106,820	59,437	—	—	—	14,109	—	390,921
Other short-term borrowings	—	35,000	60,000	—	—	—	1,208	—	96,208
Notes payable	1,000	11,026	102,857	56,164	82,749	607,564	674,996	—	1,536,356
Non-interest bearing deposits	—	—	—	—	—	—	—	8,490,945	8,490,945
Other non-interest bearing liabilities	—	—	—	—	—	—	—	1,696,439	1,696,439
Stockholders’ equity	—	—	—	—	—	—	—	5,103,905	5,103,905

Total	$3,294,484	$1,385,555	$2,138,157	$1,730,173	$1,545,106	$4,632,527	$14,260,046	$15,291,289	$44,277,337

Interest rate sensitive gap	8,418,861	1,104,749	(628,146)	(342,158)	(226,818)	(45,557)	2,528,053	(10,808,984)	—
Cumulative interest rate sensitive gap	8,418,861	9,523,610	8,895,464	8,553,306	8,326,488	8,280,931	10,808,984	—	—
Cumulative interest rate sensitive gap to earning assets	21.16%	23.93%	22.35%	21.49%	20.92%	20.81%	27.16%	—	—

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

Table 23 - Maturity Distribution of Earning Assets

		As of December 31, 2017
		Maturities
		After one year
		through five years		After five years
(In thousands)	One year or less	Fixed interest rates	Variable interest rates	Fixed interest rates	Variable interest rates	Total
Money market securities	$5,255,119	—	—	—	—	$5,255,119
Investment and trading securities	2,231,726	$5,764,403	$35,044	$2,250,573	$32,185	10,313,931
Loans:
Commercial	3,268,192	1,977,853	2,029,730	1,350,617	1,864,269	10,490,661
Construction	673,750	35,920	165,292	3,579	1,318	879,859
Lease financing	327,166	482,824	—	—	—	809,990
Consumer	1,142,910	1,502,551	314,923	195,928	735,114	3,891,426
Mortgage	1,322,623	2,128,257	61,173	3,630,558	21,776	7,164,387

Subtotal loans	6,734,641	6,127,405	2,571,118	5,180,682	2,622,477	23,236,323
Westernbank loans	792,433	243,502	244,595	262,437	163,173	1,706,140

Total earning assets	$15,013,919	$12,135,310	$2,850,757	$7,693,692	$2,817,835	$40,511,513

Note:	Equity securities available-for-sale and other investment securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock held by the Corporation, are not included in this table.

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

At December 31, 2017, the Corporation held trading securities with a fair value of $43 million, representing approximately 0.1% of the Corporation’s total assets, compared with $60 million and 0.2%, respectively, at December 31, 2016. As shown in Table 24 the trading portfolio consists principally of mortgage-backed securities relating to BPPR’s mortgage activities described above, which at December 31, 2017 were investment grade securities. As of December 31, 2017, the trading portfolio also included $1.3 million in Puerto Rico government obligations and shares of closed-end funds that invest primarily in Puerto Rico government obligations ($2.6 million as of December 31, 2016). Trading instruments are recognized at fair value, with changes resulting from fluctuations in market prices, interest rates or exchange rates reported in current period earnings. The Corporation recognized a net trading account loss of $0.8 million for the years ended December 31, 2017 and December 31, 2016, respectively. Table 24 provides the composition of the trading portfolio at December 31, 2017 and December 31, 2016.

Table 24 - Trading Portfolio

	December 31, 2017		December 31, 2016
(Dollars in thousands)	Amount	Weighted Average Yield [1]	Amount	Weighted Average Yield [1]
Mortgage-backed securities	$29,280	5.40%	$42,746	4.85%
Collateralized mortgage obligations	529	5.74	1,321	5.27
Puerto Rico government obligations	159	0.28	1,164	5.51
Interest-only strips	529	12.58	602	12.35
Other (includes related trading derivatives)	12,690	3.25	13,972	3.03

Total	$43,187	4.84%	$59,805	4.52%

[1]	Not on a taxable equivalent basis.

The Corporation’s trading activities are limited by internal policies. For each of the two subsidiaries, the market risk assumed under trading activities is measured by the 5-day net value-at-risk (“VAR”), with a confidence level of 99%. The VAR measures the maximum estimated loss that may occur over a 5-day holding period, given a 99% probability.

The Corporation’s trading portfolio had a 5-day VAR of approximately $0.2 million for the last week in December 31, 2017. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates. Backtesting is performed to compare actual results against maximum estimated losses, in order to evaluate model and assumptions accuracy.

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

The Corporation’s derivative activities are entered primarily to offset the impact of market volatility on the economic value of assets or liabilities. The net effect on the market value of potential changes in interest rates of derivatives and other financial instruments is analyzed. The effectiveness of these hedges is monitored to ascertain that the Corporation is reducing market risk as expected. Derivative transactions are generally executed with instruments with a high correlation to the hedged asset or liability. The underlying index or instrument of the derivatives used by the Corporation is selected based on its similarity to the asset or liability being hedged. As a result of interest rate fluctuations, fixed and variable interest rate hedged assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Management will assess if circumstances warrant liquidating or replacing the derivatives position in the hypothetical event that high correlation is reduced. Based on the Corporation’s derivative instruments outstanding at December 31, 2017, it is not anticipated that such a scenario would have a material impact on the Corporation’s financial condition or results of operations.

Certain derivative contracts also present credit risk and liquidity risk because the counterparties may not comply with the terms of the contract, or the collateral obtained might be illiquid or become so. The Corporation controls credit risk through approvals, limits and monitoring procedures, and through master netting and collateral agreements whenever possible. Further, as applicable under the terms of the master agreements, the Corporation may obtain collateral, where appropriate, to reduce credit risk. The credit risk attributed to the counterparty’s nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by the fair value measurements guidance, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. During the year ended December 31, 2017, inclusion of the credit risk in the fair value of the derivatives resulted in a net gain of $0.1 million (2016 – net loss of $0.5 million; 2015 – net loss of $0.5 million), which consisted of a gain of $0.2 million (2016 – loss of $ 0.9 million; 2015 – loss of $ 0.8 million) resulting from the Corporation’s credit standing adjustment and a loss of $0.1 million (2016 – gain of $ 0.4 million; 2015 – gain of $0.3 million) from the assessment of the counterparties’ credit risk. At December 31, 2017, the Corporation had $94 thousand (2016 – $ 4 million) recognized for the right to reclaim cash collateral posted. On the other hand, the Corporation did not have any obligation to return cash collateral received at December 31, 2017 and 2016.

The Corporation performs appropriate due diligence and monitors the financial condition of counterparties that represent a significant volume of credit exposure. Additionally, the Corporation has exposure limits to prevent any undue funding exposure.

Cash Flow Hedges

The Corporation manages the variability of cash payments due to interest rate fluctuations by the effective use of derivatives designated as cash flow hedges and that are linked to specified hedged assets and liabilities. The cash flow hedges relate to forward contracts or TBA mortgage-backed securities that are sold and bought for future settlement to hedge mortgage-backed securities and loans prior to securitization. The seller agrees to deliver on a specified future date a specified instrument at a specified price or yield. These securities are hedging a forecasted transaction and are designated for cash flow hedge accounting. The notional amount of derivatives designated as cash flow hedges at December 31, 2017 amounted to $ 99 million (2016—$ 105 million).

Refer to Note 29 to the consolidated financial statements for additional quantitative information on these derivative contracts.

Fair Value Hedges

The Corporation did not have any derivatives designated as fair value hedges during the years ended December 31, 2017 and 2016.

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

At December 31, 2017, the Corporation had outstanding $ 2 million (2016 - $ 113 million) in notional amount of interest rate swap agreements, which were not designated as accounting hedges. These swaps were entered in the Corporation’s capacity as an intermediary on behalf of its customers and their offsetting swap position. For the year ended December 31, 2017, the impact of the mark-to-market of interest rate swaps not designated as accounting hedges was a net increase in earnings of approximately $ 0.1 million, recorded in the other operating income category of the consolidated statement of operations, compared with an earnings increase of approximately $ 0.3 million, in 2016 and 2015.

At December 31, 2017, the Corporation had $71 million (2016 - $0.7 million) in notional amount of forward contracts outstanding not designated as accounting hedges with a positive fair value of $ 161 thousand (2016 - $9 thousand). For the year ended December 31, 2017, the impact of the mark-to-market of the forward contracts not designated as accounting hedges was a reduction to non-interest income of $ 1.5 million (2016 - loss of $ 0.2 million; 2015 - loss of $ 0.4 million), which was included in the category of mortgage banking activities in the consolidated statement of operations.

Furthermore, the Corporation has over-the-counter option contracts which are utilized in order to limit the Corporation’s exposure on customer deposits whose returns are tied to the S&P 500 or to certain other equity securities or commodity indexes. The Corporation offers certificates of deposit with returns linked to these indexes to its retail customers, principally in connection with individual retirement accounts (IRAs), and certificates of deposit. At December 31, 2017, these deposits amounted to $ 66 million (2016 - $ 70 million), or less than 1% (2016 – less than 1%) of the Corporation’s total deposits. In these certificates, the customer’s principal is guaranteed by the Corporation and insured by the FDIC to the maximum extent permitted by law. The instruments pay a return based on the increase of these indexes, as applicable, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested but allows the customer the potential to earn a return based on the performance of the indexes.

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

The purchased indexed options are used to economically hedge the bifurcated embedded option. These option contracts do not qualify for hedge accounting, and therefore, cannot be designated as accounting hedges. At December 31, 2017, the notional amount of the indexed options on deposits approximated $ 70 million (2016 - $ 73 million) with a fair value of $ 16 million (asset) (2016 - $ 13 million) while the embedded options had a notional value of $ 66 million (2016 - $ 70 million) with a fair value of $ 14 million (liability) (2016 - $ 11 million).

Refer to Note 29 to the consolidated financial statements for a description of other non-hedging derivative activities utilized by the Corporation during 2017 and 2016.

Foreign Exchange

The Corporation holds an interest in BHD León in the Dominican Republic, which is an investment accounted for under the equity method. The Corporation’s carrying value of the equity interest in BHD León approximated $135 million at December 31, 2017. This business is conducted in the country’s foreign currency. The resulting foreign currency translation adjustment, from operations for which the functional currency is other than the U.S. dollar, is reported in accumulated other comprehensive loss in the consolidated statements of condition, except for highly-inflationary environments in which the effects would be included in the consolidated statements of operations. At December 31, 2017, the Corporation had approximately $43 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive loss, compared with an unfavorable adjustment of $40 million at December 31, 2016 and $36 million at December 31, 2015.

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

On January 23, 2017, the Corporation’s Board of Directors approved an increase in the Company’s quarterly common stock dividend from $0.15 per share to $0.25 per share. During the year ended December 31, 2017, the Corporation declared dividends on its common stock of $ 102.1 million and completed a $75 million privately negotiated accelerated share repurchase transaction. Refer to additional information on Note 23 – Stockholder’s equity.
Deposits, including customer deposits, brokered deposits and public funds deposits, continue to be the most significant source of funds for the Corporation, funding 80% of the Corporation’s total assets at December 31, 2017 and 79% at December 31, 2016. The ratio of total ending loans to deposits was 70% at December 31, 2017, compared to 77% at December 31, 2016. In addition to traditional deposits, the Corporation maintains borrowing arrangements. At December 31, 2017, these borrowings consisted primarily of $ 391 million in assets sold under agreement to repurchase, $726 million in advances with the FHLB, $439 million in junior subordinated deferrable interest debentures (net of debt issuance cost) related to trust preferred securities and $446 million in term notes (net of debt issuance cost) issued to partially fund the repayment of TARP funds. A detailed description of the Corporation’s borrowings, including their terms, is included in Note 20 to the Consolidated Financial Statements. Also, the Consolidated Statements of Cash Flows in the accompanying Consolidated Financial Statements provide information on the Corporation’s cash inflows and outflows.

Given the widespread level of disruption to basic infrastructure and commercial activity in the regions impacted by the passage of hurricanes Irma and Maria, BPPR decided to adopt certain measures to assist its customers in affected areas. These measures include the waiver of certain fees and charges, such as late payment charges and ATM transaction fees, and a temporary payment moratorium to eligible borrowers across most loan portfolios during which BPPR will continue to accrue interest on the loans.

These measures, while important to assist in the recovery of our customers post-hurricane, will negatively impact our results of operations and liquidity. For example, the waiver of fees and other charges negatively impacted the Corporation’s revenues for the third quarter and fourth quarters of 2017. The moratorium impacts our liquidity not only due to principal and interest payments that BPPR did not receive during the period, but also as a result of loans serviced by the Corporation where we are required to advance to the owners the payment of principal and interest on a scheduled basis even when such payment is not collected from the borrower.

Management believes that the liquidity impact of these measures is not significant in light of BPPR’s existing liquidity resources and that BPPR has sufficient liquidity to meet anticipated cash flow obligations. Deposits at BPPR as of December 31, 2017 were higher by approximately $2.0 billion than as of the end of the second quarter of 2017. Management will continue to monitor the effect of the moratorium as the period comes to an end and the loan repayment schedule is resumed.

The following sections provide further information on the Corporation’s major funding activities and needs, as well as the risks involved in these activities. A detailed description of the Corporation’s borrowings and available lines of credit, including its terms, is included in Note 20 to the Consolidated Financial Statements. Also, the Consolidated Statements of Cash Flows in the accompanying Consolidated Financial Statements provide information on the Corporation’s cash inflows and outflows.

Banking Subsidiaries

Primary sources of funding for the Corporation’s banking subsidiaries (BPPR and BPNA), or “the banking subsidiaries,” include retail and commercial deposits, brokered deposits, unpledged investment securities, mortgage loan securitization, and, to a lesser extent, loan sales. In addition, the Corporation maintains borrowing facilities with the FHLB and at the discount window of the Federal Reserve Board (the “FRB”), and has a considerable amount of collateral pledged that can be used to quickly raise funds under these facilities.

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

During the year ended December 31, 2017, BPPR declared cash dividends of $192 million, a portion of which was used by Popular, Inc. for the payments of the cash dividends on its outstanding common stock and to complete the repurchase of $75 million in treasury stock as part of the privately negotiated accelerated share repurchase transaction completed during the first quarter of 2017, as mentioned above.

During the year ended December 31, 2017, BPNA declared a dividend of $10.4 million to Popular North America, its holding company, who in turn declared a $10.4 million dividend to Popular, Inc.

Note 44 to the Consolidated Financial Statements provides a consolidating statement of cash flows which includes the Corporation’s banking subsidiaries as part of the “All other subsidiaries and eliminations” column.

The banking subsidiaries maintain sufficient funding capacity to address large increases in funding requirements such as deposit outflows. This capacity is comprised mainly of available liquidity derived from secured funding sources, as well as on-balance sheet liquidity in the form of cash balances maintained at the Fed and unused secured lines held at the FRB and FHLB, in addition to liquid unpledged securities. The Corporation has established liquidity guidelines that require the banking subsidiaries to have sufficient liquidity to cover all short-term borrowings and a portion of deposits.

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

Deposits are a key source of funding as they tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. Refer to Table 15 for a breakdown of deposits by major types. Core deposits are generated from a large base of consumer, corporate and institutional customers. Core deposits include all non-interest bearing deposits, savings deposits and certificates of deposit under $100,000, excluding brokered deposits with denominations under $100,000. Core deposits have historically provided the Corporation with a sizable source of relatively stable and low-cost funds. Core deposits totaled $ 30.9 billion, or 87% of total deposits, at December 31, 2017, compared with $25.8 billion, or 84% of total deposits, at December 31, 2016. Core deposits financed 76% of the Corporation’s earning assets at December 31, 2017, compared with 76% at December 31, 2016.

Certificates of deposit with denominations of $100,000 and over at December 31, 2017 totaled $ 4.1 billion, or 11% of total deposits (December 31, 2016 - $4.1 billion, or 14% of total deposits). Their distribution by maturity at December 31, 2017 is presented in the table that follows:

Table 25 – Distribution by Maturity of Certificate of Deposits of $100,000 and Over

(In thousands)
3 months or less	$1,270,163
3 to 6 months	442,833
6 to 12 months	799,514
Over 12 months	1,555,793

Total	$4,068,303

Average deposits, including brokered deposits, for the year ended December 31, 2017 represented 88% of average earning assets, compared with 86% and 85% for the years ended December 31, 2016 and 2015, respectively. Table 26 summarizes average deposits for the past five years.

Table 26 - Average Total Deposits

		For the years ended December 31,
(In thousands)	2017	2016	2015	2014	2013
Non-interest bearing demand deposits	$7,338,455	$6,607,639	$6,146,504	$5,533,649	$5,728,228

Savings accounts	8,268,969	7,528,057	7,027,238	6,733,195	6,792,137

NOW, money market and other interest bearing demand accounts	9,958,772	7,024,810	5,446,933	4,824,402	5,738,189

Certificates of deposit:
Under $100,000	2,455,073	2,525,448	3,537,307	3,708,622	4,817,831
$100,000 and over	4,127,668	4,240,008	3,755,412	3,107,735	2,995,175

Certificates of deposit	6,582,741	6,765,456	7,292,719	6,816,357	7,813,006
Other time deposits	1,033,585	1,140,048	865,189	739,752	700,815

Total interest bearing deposits	25,844,067	22,458,371	20,632,079	19,113,706	21,044,147

Total average deposits	$33,182,522	$29,066,010	$26,778,583	$24,647,355	$26,772,375

At December 31, 2017 approximately 1% of the Corporation’s assets were financed by brokered deposits (December 31, 2016 – 2%). The Corporation had $ 0.5 billion in brokered deposits at December 31, 2017 (December 31, 2016 – $0.6 billion). In the event that any of the Corporation’s banking subsidiaries’ regulatory capital ratios fall below those required by a well-capitalized institution or are subject to capital restrictions by the regulators, that banking subsidiary faces the risk of not being able to raise or maintain brokered deposits and faces limitations on the rate paid on deposits, which may hinder the Corporation’s ability to effectively compete in its retail markets and could affect its deposit raising efforts.

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

The Corporation’s banking subsidiaries have the ability to borrow funds from the FHLB. At December 31, 2017 and December 31, 2016, the banking subsidiaries had credit facilities authorized with the FHLB aggregating to $3.9 billion, based on assets pledged with the FHLB at those dates. Outstanding borrowings under these credit facilities totaled $726 million at December 31, 2017 and $673 million at December 31, 2016. Such advances are collateralized by loans held-in-portfolio, do not have restrictive covenants and do not have any callable features. At December 31, 2017 the credit facilities authorized with the FHLB were collateralized by $4.9 billion in loans held-in-portfolio (December 31, 2016—$4.9 billion). Refer to Note 20 to the Consolidated Financial Statements for additional information on the terms of FHLB advances outstanding.

At December 31, 2017 and December 31, 2016, the Corporation’s borrowing capacity at the Fed’s Discount Window amounted to approximately $1.1 billion and $1.2 billion, respectively, which remained unused as of both dates. The amount available under this borrowing facility is dependent upon the balance of performing loans, securities pledged as collateral and the haircuts assigned to such collateral. At December 31, 2017, this credit facility with the Fed was collateralized by $2.0 billion of loans held-in-portfolio (December 31, 2016 - $2.3 billion).

At December 31, 2017, management believes that the banking subsidiaries had sufficient current and projected liquidity sources to meet their anticipated cash flow obligations, as well as special needs and off-balance sheet commitments, in the ordinary course of business and have sufficient liquidity resources to address a stress event. Although the banking subsidiaries have historically been able to replace maturing deposits and advances, no assurance can be given that they would be able to replace those funds in the future if the Corporation’s financial condition or general market conditions were to deteriorate. The Corporation’s financial flexibility will be severely constrained if its banking subsidiaries are unable to maintain access to funding or if adequate financing is not available to accommodate future financing needs at acceptable interest rates. The banking subsidiaries also are required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of market changes, the Corporation will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity. Finally, if management is required to rely more heavily on more expensive funding sources to meet its future growth, revenues may not increase proportionately to cover costs. In this case, profitability would be adversely affected.

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

During the year ended December 31, 2017, PIHC received $192 million in dividends from BPPR, $12 million in dividends from PIBI, $10.4 million in dividends from PNA and $3.5 million in dividends from EVERTEC’s parent company. PIHC also received $0.5 million in distributions from its investment in PRB Investors LP, an equity method investment, and $19.5 million in dividends from its non-banking subsidiaries. In addition, during the year ended December 31, 2017 Popular International Bank received $11.8 million in dividends from its investment in BHD Leon. During the year ended December 31, 2017, PNA received $10.4 million in dividends from BPNA.

Another use of liquidity at the parent holding company is the payment of dividends on its outstanding stock. During the year ended December 31, 2017, the Corporation declared quarterly dividends on its outstanding common stock of $0.25 per share, for a total of $ 102.1 million and completed a $75 million privately negotiated accelerated share repurchase transaction. Refer to additional information on Note 23 – Stockholder’s equity. The dividends for the Corporation’s Series A and Series B preferred stock amounted to $3.7 million for the year ended December 31, 2017.

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

The outstanding balance of notes payable at the BHC’s amounted to $886 million at December 31, 2017, compared with $884 million at December 31, 2016. The repayment of the BHC’s obligations represents a potential cash need which is expected to be met with a combination of internal liquidity resources stemming mainly from future dividend receipts and new borrowings.

The contractual maturities of the BHC’s notes payable at December 31, 2017 are presented in Table 27.

Table 27 - Distribution of BHC’s Notes Payable by Contractual Maturity

Year	(In thousands)
2018	$—
2019	446,873
2020	—
2021	—
2022	—
Later years	439,351

Total	$886,224

As indicated previously, the BHC did not issue new registered debt in the capital markets during the year ended December 31, 2017.

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

Other Funding Sources and Capital

The investment securities portfolio provides an additional source of liquidity, which may be realized through either securities sales or repurchase agreements. The Corporation’s investment securities portfolio consists primarily of liquid U.S. government investment securities, sponsored U.S. agency securities, government sponsored mortgage-backed securities, and collateralized mortgage obligations that can be used to raise funds in the repo markets. The availability of the repurchase agreement would be subject to having sufficient unpledged collateral available at the time the transactions are to be consummated, in addition to overall liquidity and risk appetite of the various counterparties. The Corporation’s unpledged investment and trading securities, excluding other investment securities, amounted to $3.2 billion at December 31, 2017 and $3.7 billion at December 31, 2016. A substantial portion of these securities could be used to raise financing quickly in the U.S. money markets or from secured lending sources.

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

The importance of the Puerto Rico market for the Corporation is an additional risk factor that could affect its financing activities. In the case of a deterioration in economic and fiscal conditions in Puerto Rico, the credit quality of the Corporation could be affected and result in higher credit costs. The Puerto Rico economy continues to face various challenges, including significant pressures in some sectors of the residential real estate market and the recent impact of two major hurricanes. Refer to the Geographic and Government Risk section of this MD&A for some highlights on the current status of the Puerto Rico economy and the ongoing fiscal crisis.

Factors that the Corporation does not control, such as the economic outlook and credit ratings of its principal markets and regulatory changes, could also affect its ability to obtain funding. In order to prepare for the possibility of such scenario, management has adopted contingency plans for raising financing under stress scenarios when important sources of funds that are usually fully available are temporarily unavailable. These plans call for using alternate funding mechanisms, such as the pledging of certain asset classes and accessing secured credit lines and loan facilities put in place with the FHLB and the FRB.

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

Obligations Subject to Rating Triggers or Collateral Requirements

The Corporation’s banking subsidiaries currently do not use borrowings that are rated by the major rating agencies, as these banking subsidiaries are funded primarily with deposits and secured borrowings. The banking subsidiaries had $12 million in deposits at December 31, 2017 that are subject to rating triggers.

Some of the Corporation’s derivative instruments include financial covenants tied to the bank’s well-capitalized status and certain formal regulatory actions. These agreements could require exposure collateralization, early termination or both. The fair value of derivative instruments in a liability position subject to financial covenants approximated $10 thousand at December 31, 2017, with the Corporation providing collateral totaling $94 thousand to cover the net liability position with counterparties on these derivative instruments.

In addition, certain mortgage servicing and custodial agreements that BPPR has with third parties include rating covenants. In the event of a credit rating downgrade, the third parties have the right to require the institution to engage a substitute cash custodian for escrow deposits and/or increase collateral levels securing the recourse obligations. Also, as discussed in Note 26 to the Consolidated Financial Statements, the Corporation services residential mortgage loans subject to credit recourse provisions. Certain contractual agreements require the Corporation to post collateral to secure such recourse obligations if the institution’s required credit ratings are not maintained. Collateral pledged by the Corporation to secure recourse obligations amounted to approximately $48 million at December 31, 2017. The Corporation could be required to post additional collateral under the agreements. Management expects that it would be able to meet additional collateral requirements if and when needed. The requirements to post collateral under certain agreements or the loss of escrow deposits could reduce the Corporation’s liquidity resources and impact its operating results.

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

At December 31, 2017, the Corporation’s credit exposure was centered in its $24.9 billion total loan portfolio, which represented 61% of its earning assets. The portfolio composition for the last five years is presented in Table 9.

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

At December 31, 2017, the Corporation maintained a reserve of approximately $10 million for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit (2016 - $9 million).

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

The Corporation may also encounter risk of default in relation to its investment securities portfolio. Refer to Notes 7 and 8 for the composition of the investment securities available-for-sale and held-to-maturity. The investment securities portfolio held by the Corporation at December 31, 2017 are mostly Obligations of U.S. Government sponsored entities, collateralized mortgage obligations, mortgage-backed securities and Obligations of Puerto Rico, States and political subdivisions.

The Corporation’s credit risk exposure is spread among individual consumers, small and medium businesses, as well as corporate borrowers engaged in a wide variety of industries. Of these commercial lending relationships, 312 have an aggregate exposure of $10 million or more. At December 31, 2017, highly leveraged transactions and credit facilities to finance real estate ventures or business acquisitions amounted to $246 million (2016 – $195 million), and there are no loans to less developed countries. The Corporation limits its exposure to concentrations of credit risk by the nature of its lending limits.

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

Historically, the levels of real estate prices in Puerto Rico were more stable than in other U.S. markets. Nevertheless, the current economic environment has accelerated the devaluation of properties. In addition, demographic trends are also impacting the demand for housing and hence the devaluation of properties. Over the last few years, as the recession has continued, outmigration has accelerated to leading lower housing demand in Puerto Rico. Further declines in property values could impact the credit quality of the loan portfolios in Puerto Rico as the value of the collateral underlying the loans is the primary source of repayment in the event of foreclosure. Lower real estate values could increase the provision for loan losses, loan delinquencies, foreclosures and the cost of repossessing and disposing of real estate collateral.

Over the past several years, the Corporation has focused in de-risking its loan portfolios by reducing its exposure in asset classes with historically high loss content. In Puerto Rico, the construction portfolio has been reduced significantly standing at only $95 million in December 31, 2017. In the U.S., during the second half of 2014, the divesture of its regional operations in California, Illinois, and Central Florida, as well as the sale of certain non-performing and legacy assets were completed, as part of the U.S. operations reorganization. Furthermore, the Corporation has significantly curtailed the production of non-traditional mortgages as it ceased originating subprime consumer loans and non-conventional mortgage loans in its U.S. mainland operations. This shift in the risk profile of the credit portfolios has strengthened the Corporation and its better positioned to operate in Puerto Rico’s complex environment. The Corporation continues to analyze and monitor the higher risk segments of its portfolios, and although deemed appropriately sized and within the risk tolerance limits, remains attentive to changes in trends.

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

During the month of September, Hurricanes Irma and Maria made landfall causing extensive destruction in Puerto Rico, the U.S. and British Virgin Islands. These natural disasters left unprecedented destruction causing a collapse of the electric, water and telecommunication systems, leaving the population with huge challenges in light of an already fragile economy prior to the hurricanes. Restoration of the island’s electric infrastructure and the telecommunications network, as well as the speed of such restoration, remain the most critical challenges for Puerto Rico’s recovery from the hurricanes. Power outage has extended much longer than expected, causing people to migrate off-island and business disruptions, among other issues. Power generation is currently at approximately 85% of normal electricity production, up from 30% at the end of October, now reaching 87% of all customers.

During the fourth quarter of 2017, a loan payment moratorium was granted to consumer and commercial borrowers in response to the effects of the hurricanes. The Corporation continues to assess the impact of the hurricanes on its customers and potential credit losses. As of December 31, 2017, the key measures used to evaluate and monitor the Corporation’s asset quality have been affected by the payment moratorium, and the temporary suspension of collection and foreclosure activities after the hurricanes.

Geographic and Government Risk

The Corporation is exposed to geographic and government risk. The Corporation’s assets and revenue composition by geographical area and by business segment reporting are presented in Note 41 to the Consolidated Financial Statements.

Commonwealth of Puerto Rico

A significant portion of our financial activities and credit exposure is concentrated in the Commonwealth of Puerto Rico (the “Commonwealth” or “Puerto Rico”), which continues to be in a severe economic and fiscal crisis and was recently significantly impacted by two major hurricanes.

Hurricanes Impact

During the month of September 2017, Hurricanes Irma and Maria, two major hurricanes, caused extensive destruction in Puerto Rico, disrupting the primary market in which BPPR does business. Most relevant, Hurricane Maria made landfall on September 20, 2017, causing severe wind and flood damage to infrastructure, homes and businesses throughout Puerto Rico. Following the passage of Hurricane Maria, all Puerto Rico was left without electrical power, other basic utility and infrastructure services (such as water, communications, ports and other transportation networks) were severely curtailed and the government imposed a mandatory curfew. The hurricanes caused significant disruption to the island’s economic activity. Most business establishments, including retailers and wholesalers, financial institutions, manufacturing facilities and hotels, were closed for several days.

Puerto Rico was declared a disaster zone by President Trump due to the impact of the hurricanes, thus making it eligible for Federal assistance. Notwithstanding the significant recovery operation that has been carried out by Federal, state and local governments during the past five months, and which is still underway, as of the date of this report, approximately 13% of the clients of the government’s electric utility company remain without power (according to the government’s estimates), and number of businesses are operating partially or remain closed, while others have permanently closed. Electronic transactions, a significant source of revenue for BPPR, declined significantly in the months following the hurricanes as a result of the lack of power and telecommunication services, but have already returned to pre-hurricane levels. Several reports indicate that the hurricanes have also accelerated the outmigration trends that Puerto Rico was experiencing, with many residents moving to the mainland United States, either on a temporary or permanent basis.

The damages caused by the hurricanes are substantial and have had a material adverse impact on economic activity in Puerto Rico. As further discussed below, the government’s Proposed Fiscal Plan (as defined below) estimates an 11% decrease in real gross national product (“GNP”) in fiscal year 2018 (July 2017-June 2018), as well as a steep decrease in the government’s tax revenues. It is still, however, too early to fully assess and quantify the extent of the damage caused by the hurricanes, as well as their long-term impact on economic activity. For a discussion of the impact of the hurricanes on the Corporation’s operations and financial results during 2017, refer to Note 2 — Hurricanes impact, on the accompanying financial statements. For additional discussion of risk factors related to the impact of the hurricanes, see Item 1A of this report.

Fiscal and Economic Crisis

Even before the hurricanes, the Commonwealth was experiencing a severe fiscal and economic crisis resulting from continuing economic contraction, persistent and significant budget deficits, a high debt burden, unfunded legacy obligations, and lack of access to the capital markets, among other factors. The Commonwealth’s deficits were historically covered with bond financings, loans from Government Development Bank for Puerto Rico (“GDB”), and other extraordinary one-time revenue measures, as well through the deferment of the cost of certain legacy obligations, such as pensions.

Notwithstanding the implementation of a number of extraordinary measures aimed at increasing revenues, reducing expenditures, and managing the government’s liquidity, the Commonwealth’s structural imbalance between revenue and expenditure and its unfunded legacy obligations, coupled with the Commonwealth’s inability to access the capital markets, eventually resulted in the Commonwealth and certain of its instrumentalities being unable to pay scheduled debt payments while continuing to provide government services. A moratorium on most debt service payments has been in place 2016 and, as further discussed below, the Commonwealth and several of its instrumentalities are currently pursuing debt restructuring proceedings under Titles III or VI of the Puerto Rico Oversight, Management and Economic Stability Act (“PROMESA”).

Following the hurricanes, the Commonwealth and its instrumentalities have had to incur significant extraordinary expenditures, while experiencing a substantial decrease in tax and other revenues. The Commonwealth’s municipalities are also facing similar challenges. Such circumstances have aggravated the enduring fiscal and economic crisis and have further strained the government’s liquidity, notwithstanding the receipt of significant Federal assistance. The government has announced that it will need to obtain loans from the Federal government in order to continue financing the recovery efforts and to provide necessary, interim support to the Puerto Rico Electric Power Authority (“PREPA”) and the Puerto Rico Aqueduct and Sewer Authority (“PRASA”). Furthermore, the Legislative Assembly recently enacted legislation to authorize the government to make loans of up to $550 million and $80 million to PREPA and PRASA, respectively, in order to cover the expected liquidity shortfalls of such entities, which provide essential electric power and water services to the residents of Puerto Rico. On February 19, 2018, the federal judge presiding over the pending debt restructuring proceedings under Title III of PROMESA (further discussed below) authorized PREPA to obtain a $300 million emergency loan from the Commonwealth. Such loan is expected to provide temporary liquidity relief to PREPA to allow for recovery efforts to continue and prevent further service interruptions. The Government anticipates that it will need to implement a number of additional extraordinary measures to address its many challenges, some of which are described in the Proposed Fiscal Plan (further discussed below).

Economic Performance

Puerto Rico entered into recession in the fourth quarter of fiscal year 2006. Puerto Rico’s GNP has thereafter contracted in real terms every year between fiscal year 2007 and fiscal year 2016 (inclusive), with the exception of growth of 0.5% in fiscal year 2012 (likely as a result of the large amount of governmental stimulus and deficit spending in that fiscal year). The last Puerto Rico Planning Board estimates, released in April 2017 (before the impact of the hurricanes), project GNP to further contract by 1.7% and 1.5% during fiscal years 2017 and 2018, respectively. The latest Economic Activity Index issued by GDB, which is an indicator of general economic activity and not a direct measurement of GNP, reflected a 2.1% reduction in the average for fiscal year 2017, compared to the prior fiscal year. During the first six months of fiscal year 2018 (July 2017-December 2017), the Economic Activity Index reflected a 9.4% average reduction compared to the corresponding figure for fiscal year 2017.

As discussed above, Hurricanes Irma and Maria have had a material adverse impact on economic activity that is likely to be reflected in further reductions to GNP and the Economic Activity Index during fiscal year 2018. The Puerto Rico economy could also be adversely impacted as a result of the enactment by the U.S. Congress of the Tax Cuts and Jobs Act of 2017, which imposes a 12.5% tax on income generated from patents and licenses held by companies outside of the United States, including those operating in Puerto Rico. Such new tax could affect Puerto Rico’s ability to attract or retain foreign corporations engaged in manufacturing, a dominant sector in the Puerto Rico economy. Considering these factors, the Proposed Fiscal Plan estimates an 11% contraction in real GNP for fiscal year 2018.

Enactment of PROMESA

PROMESA, which was enacted by the Federal government in June 2016, created a seven-member federally-appointed oversight board (the “Oversight Board”) with ample powers over the fiscal and economic affairs of the Commonwealth, its instrumentalities, and municipalities. On August 2016, President Obama appointed the seven voting members of the Oversight Board. Pursuant to PROMESA, the Oversight Board will remain in place until market access is restored and balanced budgets, in accordance with modified accrual accounting, are produced for at least four consecutive years.

The Oversight Board has designated the Commonwealth and all of its instrumentalities as “covered entities” under PROMESA. None of the Commonwealth’s municipalities, however, have been designated as covered entities as of the date of this report. Such designation has several implications under PROMESA. First, it means that the Governor has to submit such entity’s annual budgets and, if the Oversight Board so requests, its fiscal plans, to the Oversight Board for its review and approval. Second, covered entities may not issue debt or guarantee, exchange, modify, repurchase, redeem, or enter into similar transactions with respect to their debts without the prior approval of the Oversight Board. Finally, they could also potentially be eligible to use the restructuring processes provided by PROMESA. One of such restructuring processes, Title VI, is a largely out-of-court process through which a government entity and its financial creditors can agree on terms to restructure such entity’s debt. If a supermajority of creditors of a certain category agrees, that agreement can bind all other creditors in such category. The other one, Title III, draws on the federal bankruptcy code and provides a court-supervised process for a comprehensive restructuring led by the Oversight Board. Access to either of these procedures is dependent on compliance with certain requirements established in PROMESA, including the approval of the Oversight Board.

Fiscal Plans

Commonwealth Fiscal Plan. As required by PROMESA, the government submitted a fiscal plan to the Oversight Board, which the Oversight Board certified, with certain amendments, on March 2017 (the “Original Fiscal Plan”). The Original Fiscal Plan, covering the Commonwealth and several of its instrumentalities, estimated that, absent the revenue enhancing and expense reduction measures set forth therein and assuming the payment of debt service as contracted, the Commonwealth’s 10-year budget gap would reach approximately $66.9 billion. Assuming the successful implementation of all measures set forth therein, the Original Fiscal Plan projected that the Commonwealth and the other entities covered by the fiscal plan would only have $7.8 billion available for the payment of debt service during said 10-year period (compared to $35 billion of contractual debt service), thus recognizing the need for significant debt restructuring and/or write downs.

As a result of the aftermath of Hurricanes Irma and Maria, on October 31, 2017, the Oversight Board requested that the government prepare a new fiscal plan (i) revising macroeconomic driver effects on revenue and expenses, (ii) adapting fiscal/structural reform measures and schedule based on feasibility and recovery timeline, and (iii) integrating recovery funds and reimbursement timing with the capital plan. The government submitted such revised fiscal plan to the Oversight Board on January 24, 2018 and, on February 5, 2018, the Oversight Board sent a letter to Governor Rosselló calling for certain revisions to the revised plan. The government submitted a further revised fiscal plan on February 12, 2018 (the “Proposed Fiscal Plan”). The Oversight Board is in the process of reviewing the Proposed Fiscal Plan and has stated that it expects to certify a fiscal plan for the Commonwealth by March 30, 2018. The fiscal plan that is ultimately certified for the Commonwealth, however, may vary significantly from the Proposed Fiscal Plan.

The Proposed Fiscal Plan, which covers a 6-year period, estimates an 11% contraction in real GNP during fiscal year 2018, followed by 5 years of economic growth. It also projects that the Commonwealth will have a cash flow surplus of approximately $3.4 billion over such period, excluding the payment of any debt service (compared to a $4.8 billion cash flow surplus projected by the Original Fiscal Plan for the same period, excluding the payment of debt service). The economic performance and cash flow projections take into account the adverse impact of the hurricanes on the economy and government revenues, which is expected to be partially offset by the positive impact of increased federal support, significant reconstruction spending, and structural reforms. The Proposed Fiscal Plan includes illustrative estimates of the implied debt capacity of the Commonwealth and the instrumentalities covered by the plan, based on a range of interest rates and assuming a 30-year term. Such estimates reaffirm the need for significant debt restructuring and/or write-downs. The Proposed Fiscal Plan does not take any position as to the allocation of debt repayments to any particular class of creditors. Pursuant to the Proposed Fiscal Plan, the Commonwealth will need a liquidity facility in fiscal year 2018 to finance the recovery effort and to provide necessary, interim support to PREPA and PRASA. Finally, the Proposed Fiscal Plan includes a number measures intended to be implemented by the government to reduce the financing gap, including public-private partnerships, agency consolidations, the centralization of the government’s procurement efforts, reductions in appropriations and incentives, the implementation of tax and healthcare reforms, the improvement of tax collections, and the consolidation of services provided by municipalities.

Neither the Original Fiscal Plan nor the Proposed Fiscal Plan contemplate a restructuring of the debt of Puerto Rico’s municipalities. Both plans, however, as part of their expense reduction measures, contemplate the gradual reduction of budgetary subsidies provided to municipalities, which constitute a material portion of the operating revenues of certain municipalities. The Proposed Fiscal Plan contemplates that such subsidies will be reduced by 80% of current levels by fiscal year 2023. Pursuant to the Proposed Fiscal Plan, the reduction in direct payments to municipalities could be offset by a modernized property tax regime that will focus on updated property values and improved tax collections, and on the regionalization of services through the implementation of a new county structure. Furthermore, according to the Proposed Fiscal Plan, the government is also considering a county support fund of $100 million per year, with a sunset in fiscal year 2023, to incentivize and enable the transition into the new county structure. The Proposed Fiscal Plan is publicly available at the website of the Puerto Rico Fiscal Agency and Financial Advisory Authority.

Other Fiscal Plans. Pursuant to PROMESA, the Oversight Board also requested and approved fiscal plans for (i) GDB, (ii) Puerto Rico Highways and Transportation Authority, (iii) PREPA, (iv) PRASA and (v) the Public Corporation for the Supervision and Insurance of Cooperatives. All such fiscal plans reflected that the applicable government entity is unable to pay its financial obligations in full, thus recognizing the need for debt relief. Moreover, following the hurricanes, the Oversight Board requested that the government submit new fiscal plans for such entities. The government submitted revised fiscal plans for PREPA and PRASA on January 24, 2018, and the Oversight Board sent a letter to Governor Rosselló calling for certain revisions to the same on February 5, 2018. Further revised fiscal plans for PREPA and PRASA were submitted by the government to the Oversight Board and are currently being reviewed by the Oversight Board. PREPA’s certified fiscal plan, as well as the most recent public draft of the fiscal plan for PREPA, assume changes to the treatment of the municipal contribution in lieu of taxes, which could result in increased electricity expenses for municipalities. The Oversight Board has stated that it intends to certify fiscal plans for PREPA and PRASA by March 30, 2018. The fiscal plans ultimately certified by the Oversight Board for PREPA and PRASA may vary significantly from the most recent versions of the fiscal plans for such entities submitted by the government to the Oversight Board.

GDB’s certified fiscal plan (a revised fiscal plan for GDB has not yet been submitted to the Oversight Board) contemplates the wind-down of GDB’s operations and the distribution of the cash flows of GDB’s loan portfolio among its creditors (including depositors). Pursuant to the Restructuring Support Agreement, dated May 15, 2017, entered into by and among GDB and a significant portion of its financial creditors (the “GDB RSA”), GDB noteholders and municipal depositors would be eligible to exchange their claims against GDB for one of three tranches of bonds to be issued by a new government entity and which would have varied upfront exchange ratios (ranging from 55% to 75%) and coupon rates (ranging from 3.5% to 7.5%). The new bonds would be payable from payments received in respect of certain assets to be transferred by GDB to such new government entity (consisting largely of municipal loans). The legality of the modification of GDB’s financial obligations outlined in the GDB RSA is currently being challenged in court by certain dissenting municipalities with deposits in GDB.

Pending Title III and Title VI Proceedings

On May 3, 2017, the Oversight Board, on behalf of the Commonwealth, filed a petition in the U.S. District Court for the District of Puerto Rico to restructure the Commonwealth’s liabilities under Title III of PROMESA. The Oversight Board has subsequently filed analogous petitions with respect to COFINA, ERS, HTA and PREPA. As of the date of this report, the plans of adjustment for said entities’ debts have not been filed. Based on the projection of funds available for debt service under the applicable fiscal plans, however, the restructuring is expected to result in significant discounts on creditor recoveries.

On July 12, 2017, the Oversight Board conditionally authorized GDB to pursue the modification of its financial obligations outlined in the GDB RSA pursuant to Title VI of PROMESA.

Exposure of the Corporation

The credit quality of BPPR’s loan portfolio necessarily reflects, among other things, the general economic conditions in Puerto Rico and other adverse conditions affecting Puerto Rico consumers and businesses. The effects of the prolonged recession are reflected in limited loan demand, an increase in the rate of foreclosures and delinquencies on loans granted in Puerto Rico. While PROMESA provides a process to address the Commonwealth’s fiscal crisis, the length and complexity of the Title III proceedings for the Commonwealth and various of its instrumentalities, the adjustment measures required by the fiscal plans and the impact of Hurricanes Irma and Maria suggest a risk of further significant economic contraction. In addition, the measures taken to address the fiscal crisis and those that will have to be taken in the near future will likely affect many of our individual customers and customers’ businesses, which could cause credit losses that adversely affect us and may negatively affect consumer confidence. This, in turn, results in reductions in consumer spending that may also adversely impact our interest and non-interest revenues. If global or local economic conditions worsen or the Government of Puerto Rico and the Oversight Board are unable to adequately manage the Commonwealth’s post-hurricane recovery efforts and pre-existing fiscal crisis, including by consummating an orderly restructuring of its debt obligations while continuing to provide essential services, these adverse effects could continue or worsen in ways that we are not able to predict. For additional discussion of risk factors related to the impact of the hurricanes, see Item 1A of this report.

At December 31, 2017, the Corporation’s direct exposure to the Puerto Rico government and its instrumentalities and municipalities amounted to $ 484 million, which is fully outstanding at year-end (compared to a direct exposure of approximately $584 million, of which $529 million was outstanding at December 31, 2016). Deterioration of the Commonwealth’s fiscal and economic situation, including any negative ratings implications, could further adversely affect the value of our Puerto Rico government obligations, resulting in losses to us. Of the amount outstanding, $ 435 million consists of loans and $ 49 million are securities ($459 million and $70 million, respectively, at December 31, 2016). All of the amount outstanding at December 31, 2017 were obligations from various Puerto Rico municipalities. In most cases, these were “general obligations” of a municipality, to which the applicable municipality has pledged its good faith, credit and unlimited taxing power, or “special obligations” of a municipality, to which the applicable municipality has pledged other revenues. At December 31, 2017, 74% of the Corporation’s exposure to municipal loans and securities was concentrated in the municipalities of San Juan, Guaynabo, Carolina and Bayamón. Although the Oversight Board has not designated any of the Commonwealth’s 78 municipalities as covered entities under PROMESA, it may decide to do so in the future. For a more detailed description of the Corporation’s direct exposure to the Puerto Rico government and its instrumentalities and municipalities, refer to Note 27 – Commitments and contingencies.

During the third quarter of 2017, the Corporation sold all of its Puerto Rico Sales Tax Financing Corporation (“COFINA”) bonds at a gain of approximately $0.1 million. The Corporation had recorded an other-than-temporary impairment charge of $8.3 million in respect of those bonds during the second quarter of 2017 as a result of the filing of the Title III proceeding in respect of COFINA and the non-payment of interest on the COFINA bonds in June 2017 pursuant to a court order issued in such proceeding.

In addition, at December 31, 2017, the Corporation had $386 million in indirect exposure to loans or securities issued or guaranteed by Puerto Rico governmental entities, but whose principal source of repayment are non-governmental entities. In such obligations, the Puerto Rico governmental entity guarantees any shortfall in collateral in the event of borrower default ($406 million at December 31, 2016). These included $310 million in residential mortgage loans guaranteed by the Puerto Rico Housing Finance Authority (“HFA”), an entity that has been designated as a covered entity under PROMESA (December 31, 2016 - $326 million). These mortgage loans are secured by the underlying properties and the HFA guarantee serves to cover shortfalls in collateral in the event of a borrower default. Although the Governor is currently authorized by local legislation to impose a temporary moratorium on the financial obligations of HFA, he has not exercised this power as of the date hereof. Also, at December 31, 2017, the Corporation had $44 million in Puerto Rico housing bonds issued by HFA, which are secured by second mortgage loans on Puerto Rico residential properties, $7 million in pass-through securities that have been economically defeased and refunded and for which collateral including U.S. agencies and Treasury obligations has been escrowed, and $25 million of commercial real estate notes issued by government entities, but payable from rent paid by private parties ($43 million, $6 million and $31 million December 31, 2016, respectively).

BPPR’s commercial loan portfolio also includes loans to private borrowers who are service providers, lessors, suppliers or have other relationships with the government. These borrowers could be negatively affected by the fiscal measures to be implemented to address the Commonwealth’s fiscal crisis and the ongoing Title III proceedings under PROMESA described above. Similarly, BPPR’s mortgage and consumer loan portfolios include loans to government employees which could also be negatively affected by fiscal measures such as employee layoffs or furloughs.

BPPR also has a significant amount of deposits from the Commonwealth, its instrumentalities, and municipalities. The amount of such deposits may fluctuate depending on the financial condition and liquidity of such entities, as well as on the ability of BPPR to maintain these customer relationships.

United States Virgin Islands

The Corporation has operations in the United States Virgin Islands (the “USVI”) and has credit exposure to USVI government entities.

The USVI has been experiencing a number of fiscal and economic challenges that could adversely affect the ability of its public corporations and instrumentalities to service their outstanding debt obligations, and was also severely impacted by Hurricanes Irma and María. PROMESA does not apply to the USVI and, as such, there is currently no federal legislation permitting the restructuring of the debts of the USVI and its public corporations and instrumentalities.

To the extent that the fiscal condition of the USVI continues to deteriorate, the U.S. Congress or the Government of the USVI may enact legislation allowing for the restructuring of the financial obligations of USVI government entities or imposing a stay on creditor remedies, including by making PROMESA applicable to the USVI.

At December 31, 2017, the Corporation’s direct exposure to USVI instrumentalities and public corporations amounted to approximately $82 million, of which approximately $73 million is outstanding. Of the amount outstanding, approximately (i) $43 million represents loans to the West Indian Company LTD, a government-owned company that owns and operates a cruise ship pier and shopping mall complex in St. Thomas, (ii) $14 million represents loans to the Virgin Islands Water and Power Authority, a public corporation of the USVI that operates USVI’s water production and electric generation plants, and (iii) $16 million represents loans to the Virgin Islands Public Finance Authority, a public corporation of the USVI created for the purpose of raising capital for public projects.

U.S. Government

As further detailed in Notes 7 and 8 to the Consolidated Financial Statements, a substantial portion of the Corporation’s investment securities represented exposure to the U.S. Government in the form of U.S. Government sponsored entities, as well as agency mortgage-backed and U.S. Treasury securities. In addition, $1.7 billion of residential mortgages and $88 million commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2017.

Non-Performing Assets

Non-performing assets include primarily past-due loans that are no longer accruing interest, renegotiated loans, and real estate property acquired through foreclosure. A summary, including certain credit quality metrics, is presented in Table 28.

On June 30, 2015, the shared-loss arrangement under the commercial loss share agreement with the FDIC related to the loans acquired from Westernbank as part of the FDIC assisted transaction in 2010 expired. Loans and OREO’s that remain covered under the terms of the single-family loss share agreement continue to be presented as covered assets in the accompanying tables and credit metrics as of December 31, 2017.

Because of the application of ASC Subtopic 310-30 to the Westernbank acquired loans and the loss protection provided by the FDIC which limits the risks on the covered loans, the Corporation has determined to provide certain quality metrics in this MD&A that exclude such covered loans to facilitate the comparison between loan portfolios and across periods. The Corporation believes the inclusion of these loans in certain asset quality ratios in the numerator or denominator (or both) would result in a distortion to these ratios. In addition, because charge-offs related to the acquired loans are recorded against the non-accretable balance, the net charge-off ratio including the acquired loans is lower for the single-family loan portfolios which includes covered loans. The inclusion of these loans in the asset quality ratios could result in a lack of comparability across periods and could negatively impact comparability with other portfolios that were not impacted by acquisition accounting. The Corporation believes that the presentation of asset quality measures, excluding covered loans and related amounts from both the numerator and denominator, provides a better perspective into underlying trends related to the quality of its loan portfolio.

Non-performing assets, excluding covered loans and OREO, decreased by $18 million when compared with December 31, 2016, mainly attributed to lower Puerto Rico OREOs of $10 million, mostly related to the temporary suspension of foreclosure activities after the hurricanes. Non-performing loans held-in-portfolio decreased by $7 million from December 31, 2016, mostly driven by lower Puerto Rico mortgage NPLs of $11 million, impacted by lower inflows as a result of the payment moratorium.

At December 31, 2017, non-performing loans secured by real estate held-in-portfolio, excluding covered loans, amounted to $449 million in the Puerto Rico operations and $36 million in the U.S. operations. These figures compare to $467 million in the Puerto Rico operations and $21 million in the U.S. operations at December 31, 2016. In addition to the non-performing loans included in Table 28 at December 31, 2017, there were $155 million of non-covered performing loans, mostly commercial loans, which in management’s opinion, are currently subject to potential future classification as non-performing and are considered impaired, compared with $169 million at December 31, 2016.

Table 28 - Non-Performing Assets

	December 31, 2017			December 31, 2016			December 31, 2015
(Dollars in thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Non-accrual loans:
Commercial	$161,226	$3,839	$165,065	$159,655	$3,693	$163,348	$177,902	$3,914	$181,816
Construction	—	—	—	—	—	—	3,550	—	3,550
Legacy[1]	—	3,039	3,039	—	3,337	3,337	—	3,649	3,649
Leasing	2,974	—	2,974	3,062	—	3,062	3,009	—	3,009
Mortgage	306,697	14,852	321,549	318,194	11,713	329,907	337,933	13,538	351,471
Consumer	40,543	17,787	58,330	51,597	6,664	58,261	52,440	5,864	58,304

Total non-performing loans held-in-portfolio, excluding covered loans	511,440	39,517	550,957	532,508	25,407	557,915	574,834	26,965	601,799
Non-performing loans held-for-sale[2]	—	—	—	—	—	—	44,696	473	45,169
Other real estate owned (“OREO”), excluding covered OREO	167,253	2,007	169,260	177,412	3,033	180,445	151,439	3,792	155,231

Total non-performing assets, excluding covered assets	$678,693	$41,524	$720,217	$709,920	$28,440	$738,360	$770,969	$31,230	$802,199
Covered loans and OREO[3]	22,948	—	22,948	36,044	—	36,044	40,571	—	40,571

Total non-performing assets	$701,641	$41,524	$743,165	$745,964	$28,440	$774,404	$811,540	$31,230	$842,770

Accruing loans past-due 90 days or more[4] [5]	$1,225,149	$—	$1,225,149	$426,652	$—	$426,652	$446,725	$—	$446,725

Excluding covered loans:[6]
Non-performing loans to loans held-in-portfolio			2.27%			2.45%			2.69%

Including covered loans:
Non-performing loans to loans held-in-portfolio			2.23%			2.41%			2.63%
Interest lost			$29,920			$29,385			$27,644

[1]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.
[2]	There were no non-performing loans held-for-sale as of December 31, 2017 and December 31, 2016 (December 31, 2015 - $45 million in commercial loans and $95 thousand in construction loans).
[3]	The amount consists of $3 million in non-performing loans accounted for under ASC Subtopic 310-20 and $20 million in covered OREO at December 31, 2017 (December 31, 2016 - $4 million and $32 million, respectively; December 31, 2015 - $4 million and $37 million, respectively). It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.
[4]	The carrying value of loans accounted for under ASC Subtopic 310-30 that are contractually 90 days or more past due was $272 million at December 31, 2017 (December 31, 2016 - $282 million; December 31, 2015 - $349 million). This amount is excluded from the above table as the loans’ accretable yield interest recognition is independent from the underlying contractual loan delinquency status.
[5]	It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. The balance of these loans includes $840 million related to the rebooking of loans previously pooled into GNMA securities, in which the Corporation had a buy-back option as further described below. These balances include $178 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2017 (December 31, 2016 - $181 million; December 31, 2015 - $164). Furthermore, the Corporation has approximately $58 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets (December 30, 2016 - $68 million; December 31, 2015 - $70 million).
[6]	These asset quality ratios have been adjusted to remove the impact of covered loans. Appropriate adjustments to the numerator and denominator have been reflected in the calculation of these ratios. Management believes the inclusion of acquired loans in certain asset quality ratios that include non-performing assets, past due loans or net charge-offs in the numerator and denominator results in distortions of these ratios and they may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

Table 28 (continued) - Non-Performing Assets

	December 31, 2014			December 31, 2013
(Dollars in thousands)	BPPR	BPNA	Popular, Inc.	BPPR	BPNA	Popular, Inc.
Non-accrual loans:
Commercial	$257,910	$2,315	$260,225	$186,097	$92,956	$279,053
Construction	13,812	—	13,812	18,108	5,663	23,771
Legacy[1]	—	1,545	1,545	—	15,050	15,050
Leasing	3,102	—	3,102	3,495	—	3,495
Mortgage	295,629	9,284	304,913	206,389	26,292	232,681
Consumer	40,930	5,956	46,886	33,166	10,732	43,898

Total non-performing loans held-in-portfolio, excluding covered loans	611,383	19,100	630,483	447,255	150,693	597,948
Non-performing loans held-for-sale[2]	225	18,674	18,899	489	603	1,092
Other real estate owned (“OREO”), excluding covered OREO	119,144	16,356	135,500	105,206	30,295	135,501

Total non-performing assets, excluding covered assets	$730,752	$54,130	$784,882	$552,950	$181,591	$734,541
Covered loans and OREO[3]	148,099	—	148,099	197,388	—	197,388

Total non-performing assets	$878,851	$54,130	$932,981	$750,338	$181,591	$931,929

Accruing loans past-due 90 days or more[4] [5]	$447,990	$—	$447,990	$418,028	$—	$418,028

Excluding covered loans:[6]
Non-performing loans to loans held-in-portfolio			3.25%			2.77%

Including covered loans:
Non-performing loans to loans held-in-portfolio			2.95%			2.55%
Interest lost			$23,413			$29,766

[1]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA reportable segment.
[2]	Non-performing loans held-for-sale consist of $14.0 million in mortgage loans, $309 thousand in commercial loans and $4.5 million in consumer loans at December 31, 2014 (December 31, 2013 - $603 thousand in commercial loans and $489 thousand in mortgage loans).
[3]	The amount consists of $18 million in non-performing loans accounted for under ASC Subtopic 310-20 and $130 million in covered OREO at December 31, 2014 (December 31, 2013 - $29 million and $168 million, respectively). It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.
[4]	The carrying value of loans accounted for under ASC Subtopic 310-30 that are contractually 90 days or more past due was $516 million at December 31, 2014 (December 31, 2013 - $751 million). This amount is excluded from the above table as the loans’ accretable yield interest recognition is independent from the underlying contractual loan delinquency status.
[5]	It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $125 million and $115 million, respectively, of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2014 and December 31, 2013.
[6]	These asset quality ratios have been adjusted to remove the impact of covered loans. Appropriate adjustments to the numerator and denominator have been reflected in the calculation of these ratios. Management believes the inclusion of acquired loans in certain asset quality ratios that include non-performing assets, past due loans or net charge-offs in the numerator and denominator results in distortions of these ratios and they may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

Accruing loans past due 90 days or more are composed primarily of credit cards, residential mortgage loans insured by FHA / VA, and delinquent mortgage loans included in the Corporation’s financial statements pursuant to GNMA’s buy-back option program. Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements of the issuer with an offsetting liability. As of December 31, 2017, loans past due 90 days or more include approximately $840 million in loans previously pooled into GNMA securities with a buy-back option. While the borrowers for our serviced GNMA portfolio benefited from the loan payment moratorium as part of the hurricane relief efforts, the delinquency status of these loans continued to be reported to

GNMA without considering the moratorium. Also, accruing loans past due 90 days or more include residential conventional loans purchased from other financial institutions that, although delinquent, the Corporation has received timely payment from the sellers / servicers, and, in some instances, have partial guarantees under recourse agreements.

The Corporation’s commercial loan portfolio secured by real estate (“CRE”), excluding covered loans, amounted to $7.6 billion at December 31, 2017, of which $2.1 billion was secured with owner occupied properties, compared with $7.2 billion and $2.0 billion, respectively, at December 31, 2016. CRE non-performing loans, excluding covered loans, amounted to $124 million at December 31, 2017, compared with $130 million at December 31, 2016. The CRE non-performing loans ratios for the BPPR and BPNA segments were 2.77% and 0.10%, respectively, at December 31, 2017, compared with 2.83% and 0.07%, respectively, at December 31, 2016.

Loan Delinquencies

Another key measure used to evaluate and monitor the Corporation’s asset quality is loan delinquencies. Loans delinquent 30 days or more and delinquencies, as a percentage of their related portfolio category at December 31, 2017 and 2016, are presented below.

Table 29 - Loan Delinquencies

(Dollars in thousands)	2017			2016
	Loans delinquent 30 days or more	Total loans	Total delinquencies as a percentage of total loans	Loans delinquent 30 days or more	Total loans	Total delinquencies as a percentage of total loans
Commercial	$364,679	$11,488,861	3.17%	$456,318	$10,798,507	4.23%
Construction	170	880,029	0.02	1,668	776,300	0.21
Legacy	3,747	32,980	11.36	4,516	45,293	9.97
Leasing	14,687	809,990	1.81	11,037	702,893	1.57
Mortgage	1,926,939	7,270,407	26.50	1,260,403	6,696,361	18.82
Consumer	156,289	3,810,527	4.10	167,852	3,754,393	4.47
Covered loans	82,764	517,274	16.00	110,336	572,878	19.26
Loans held-for-sale	1,829	132,395	1.38	459	88,821	0.52

Total	$2,551,104	$24,942,463	10.23%	$2,012,589	$23,435,446	8.59%

For the year ended December 31, 2017, total non-performing loan inflows, excluding consumer loans, decreased by $77 million, or 17%, when compared to the inflows for the year ended in 2016. Inflows of non-performing loans held-in-portfolio at the BPPR segment decreased by $60 million, or 15%, compared to the inflows for the year ended 2016, mostly related to lower mortgage inflows of $59 million, prompted by the payment moratorium implemented after the hurricanes. Under the loan moratorium, although the repayment schedule was modified, certain borrowers continued to make payments, having an impact on the respective delinquency status. Inflows of non-performing loans held-in-portfolio at the BPNA segment decreased by $17 million, or 36%, from the same period in 2016, mostly driven by lower commercial inflows of $13 million. Refer to Note 9 to the consolidated financial statements for more information on loan delinquencies.

Table 30 - Activity in Non-Performing Loans Held-in-Portfolio (Excluding Consumer and Covered Loans)

	For the year ended December 31, 2017
(Dollars in thousands)	BPPR	BPNA	Popular, Inc.
Beginning balance	$477,849	$18,743	$496,592
Plus:
New non-performing loans	341,196	29,899	371,095
Advances on existing non-performing loans	—	785	785
Less:
Non-performing loans transferred to OREO	(40,260)	(46)	(40,306)
Non-performing loans charged-off	(89,896)	(919)	(90,815)
Loans returned to accrual status / loan collections	(220,966)	(26,732)	(247,698)

Ending balance NPLs	$467,923	$21,730	$489,653

Table 31 - Activity in Non-Performing Loans Held-in-Portfolio (Excluding Consumer and Covered Loans)

	For the year ended December 31, 2016
(Dollars in thousands)	BPPR	BPNA	Popular, Inc.
Beginning balance	$519,385	$21,101	$540,486
Plus:
New non-performing loans	401,143	47,433	448,576
Advances on existing non-performing loans	—	322	322
Reclassification from construction loans to commercial loans	2,436	—	2,436
Less:
Non-performing loans transferred to OREO	(50,940)	(1,188)	(52,128)
Non-performing loans charged-off	(89,536)	(3,260)	(92,796)
Loans returned to accrual status / loan collections	(302,203)	(45,665)	(347,868)
Reclassification from construction loans to commercial loans	(2,436)	—	(2,436)

Ending balance NPLs	$477,849	$18,743	$496,592

Table 32 - Activity in Non-Performing Commercial Loans Held-In-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2017
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning balance - NPLs	$159,655	$3,693	$163,348
Plus:
New non-performing loans	78,469	8,071	86,540
Advances on existing non-performing loans	—	4	4
Less:
Non-performing loans transferred to OREO	(6,282)	—	(6,282)
Non-performing loans charged-off	(37,380)	(117)	(37,497)
Loans returned to accrual status / loan collections	(33,236)	(7,812)	(41,048)

Ending balance - NPLs	$161,226	$3,839	$165,065

Table 33 - Activity in Non-Performing Commercial Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2016
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning balance - NPLs	$177,902	$3,914	$181,816
Plus:
New non-performing loans	77,615	20,542	98,157
Advances on existing non-performing loans	—	178	178
Reclassification from construction loans to commercial loans	2,436	—	2,436
Less:
Non-performing loans transferred to OREO	(6,700)	—	(6,700)
Non-performing loans charged-off	(41,011)	(811)	(41,822)
Loans returned to accrual status / loan collections	(50,587)	(20,130)	(70,717)

Ending balance - NPLs	$159,655	$3,693	$163,348

Table 34 - Activity in Non-Performing Construction Loans Held-In-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2017
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning balance - NPLs	$—	$—	$—
Plus:
New non-performing loans	99	—	99
Less:
Loans returned to accrual status / loan collections	(99)	—	(99)

Ending balance - NPLs	$—	$—	$—

Table 35 - Activity in Non-Performing Construction Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2016
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning balance - NPLs	$3,550	$—	$3,550
Plus:
New non-performing loans	1,543	671	2,214
Less:
Non-performing loans transferred to OREO	(304)	—	(304)
Non-performing loans charged-off	(1,103)	—	(1,103)
Loans returned to accrual status / loan collections	(1,250)	(671)	(1,921)
Reclassification from construction loans to commercial loans	(2,436)	—	(2,436)

Ending balance - NPLs	$—	$—	$—

Table 36 - Activity in Non-Performing Mortgage Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2017
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning balance - NPLs	$318,194	$11,713	$329,907
Plus:
New non-performing loans	262,628	21,714	284,342
Advances on existing non-performing loans	—	662	662
Less:
Non-performing loans transferred to OREO	(33,978)	(46)	(34,024)
Non-performing loans charged-off	(52,516)	(775)	(53,291)
Loans returned to accrual status / loan collections	(187,631)	(18,416)	(206,047)

Ending balance - NPLs	$306,697	$14,852	$321,549

Table 37 - Activity in Non-Performing Mortgage Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2016
(In thousands)	BPPR	BPNA	Popular, Inc.
Beginning balance - NPLs	$337,933	$13,538	$351,471
Plus:
New non-performing loans	321,985	25,002	346,987
Less:
Non-performing loans transferred to OREO	(43,936)	(1,144)	(45,080)
Non-performing loans charged-off	(47,422)	(2,160)	(49,582)
Loans returned to accrual status / loan collections	(250,366)	(23,523)	(273,889)

Ending balance - NPLs	$318,194	$11,713	$329,907

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

Refer to Table 38 for a summary of the activity in the allowance for loan losses and selected loan losses statistics for the past 5 years.

Table 38 - Allowance for Loan Losses and Selected Loan Losses Statistics

	2017			2016			2015
(Dollars in thousands)	Non-covered loans	Covered loans	Total	Non-covered loans	Covered loans	Total	Non-covered loans	Covered loans	Total
Balance at the beginning of year	$510,301	$30,350	$540,651	$502,935	$34,176	$537,111	$519,719	$82,073	$601,792
Provision for loan losses (reversal of provision) - Continuing operations [4]	319,682	5,742	325,424	171,126	(1,110)	170,016	217,458	24,020	241,478
Provision for loan losses - Discontinued operations	—	—	—	—	—	—	—	—	—

	829,983	36,092	866,075	674,061	33,066	707,127	737,177	106,093	843,270

Charged-offs:
BPPR
Commercial [4]	49,591	—	49,591	62,486	—	62,486	105,716	37,936	143,652
Construction	3,588	—	3,588	3,103	—	3,103	13,628	25,086	38,714
Leasing	8,407	—	8,407	6,151	—	6,151	5,561	—	5,561
Mortgage	78,121	4,049	82,170	68,075	3,524	71,599	53,296	6,158	59,454
Consumer	109,252	122	109,374	106,304	19	106,323	110,384	853	111,237
Discontinued operations	—	—	—	—	—	—	—	—	—

Total BPPR charged-offs	248,959	4,171	253,130	246,119	3,543	249,662	288,585	70,033	358,618

BPNA
Commercial	36,399	—	36,399	1,115	—	1,115	1,452	—	1,452
Legacy [1]	897	—	897	535	—	535	2,019	—	2,019
Mortgage	1,223	—	1,223	2,506	—	2,506	1,670	—	1,670
Consumer	19,926	—	19,926	13,430	—	13,430	9,507	—	9,507
Discontinued operations	—	—	—	—	—	—	—	—	—

Total BPNA charged-offs	58,445	—	58,445	17,586	—	17,586	14,648	—	14,648

Popular, Inc.
Commercial	85,990	—	85,990	63,601	—	63,601	107,168	37,936	145,104
Construction	3,588	—	3,588	3,103	—	3,103	13,628	25,086	38,714
Leasing	8,407	—	8,407	6,151	—	6,151	5,561	—	5,561
Legacy [1]	897	—	897	535	—	535	2,019	—	2,019
Mortgage	79,344	4,049	83,393	70,581	3,524	74,105	54,966	6,158	61,124
Consumer	129,178	122	129,300	119,734	19	119,753	119,891	853	120,744
Discontinued operations	—	—	—	—	—	—	—	—	—

Total charged-offs	307,404	4,171	311,575	263,705	3,543	267,248	303,233	70,033	373,266

Recoveries:
BPPR
Commercial	27,196	—	27,196	41,731	—	41,731	31,826	6,504	38,330
Construction	6,211	—	6,211	5,124	—	5,124	14,514	4,700	19,214
Leasing	1,637	—	1,637	2,263	—	2,263	2,258	—	2,258
Mortgage	3,177	1,313	4,490	3,759	808	4,567	2,305	930	3,235
Consumer	19,119	10	19,129	29,998	19	30,017	26,508	842	27,350
Discontinued operations	—	—	—	—	—	—	—	—	—

Total BPPR recoveries	57,340	1,323	58,663	82,875	827	83,702	77,411	12,976	90,387

BPNA
Commercial	2,242	—	2,242	4,428	—	4,428	5,294	—	5,294
Construction	7	—	7	—	—	—	—	—	—
Legacy [1]	2,627	—	2,627	2,448	—	2,448	4,779	—	4,779
Mortgage	983	—	983	573	—	573	391	—	391
Consumer	4,404	—	4,404	4,176	—	4,176	3,858	—	3,858
Discontinued operations	—	—	—	—	—	—	—	—	—

Total BPNA recoveries	10,263	—	10,263	11,625	—	11,625	14,322	—	14,322

Popular, Inc.
Commercial	29,438	—	29,438	46,159	—	46,159	37,120	6,504	43,624
Construction	6,218	—	6,218	5,124	—	5,124	14,514	4,700	19,214
Leasing	1,637	—	1,637	2,263	—	2,263	2,258	—	2,258
Legacy [1]	2,627	—	2,627	2,448	—	2,448	4,779	—	4,779
Mortgage	4,160	1,313	5,473	4,332	808	5,140	2,696	930	3,626
Consumer	23,523	10	23,533	34,174	19	34,193	30,366	842	31,208
Discontinued operations	—	—	—	—	—	—	—	—	—

Total recoveries	67,603	1,323	68,926	94,500	827	95,327	91,733	12,976	104,709

Net loans charged-offs (recoveries):
BPPR
Commercial	22,395	—	22,395	20,755	—	20,755	73,890	31,432	105,322
Construction	(2,623)	—	(2,623)	(2,021)	—	(2,021)	(886)	20,386	19,500
Leasing	6,770	—	6,770	3,888	—	3,888	3,303	—	3,303
Mortgage	74,944	2,736	77,680	64,316	2,716	67,032	50,991	5,228	56,219
Consumer	90,133	112	90,245	76,306	—	76,306	83,876	11	83,887
Discontinued operations	—	—	—	—	—	—	—	—	—

Total BPPR net charged-offs	191,619	2,848	194,467	163,244	2,716	165,960	211,174	57,057	268,231

BPNA
Commercial	34,157	—	34,157	(3,313)	—	(3,313)	(3,842)	—	(3,842)
Construction	(7)	—	(7)	—	—	—	—	—	—
Legacy [1]	(1,730)	—	(1,730)	(1,913)	—	(1,913)	(2,760)	—	(2,760)
Mortgage	240	—	240	1,933	—	1,933	1,279	—	1,279
Consumer	15,522	—	15,522	9,254	—	9,254	5,649	—	5,649
Discontinued operations	—	—	—	—	—	—	—	—	—

Total BPNA net charged-offs	48,182	—	48,182	5,961	—	5,961	326	—	326

Popular, Inc.
Commercial	56,552	—	56,552	17,442	—	17,442	70,048	31,432	101,480
Construction	(2,630)	—	(2,630)	(2,021)	—	(2,021)	(886)	20,386	19,500
Leasing	6,770	—	6,770	3,888	—	3,888	3,303	—	3,303
Legacy [1]	(1,730)	—	(1,730)	(1,913)	—	(1,913)	(2,760)	—	(2,760)
Mortgage	75,184	2,736	77,920	66,249	2,716	68,965	52,270	5,228	57,498
Consumer	105,655	112	105,767	85,560	—	85,560	89,525	11	89,536
Discontinued operations	—	—	—	—	—	—	—	—	—

Total net loans charged-offs	239,801	2,848	242,649	169,205	2,716	171,921	211,500	57,057	268,557

Net write-downs [2]	—	—	—	5,445	—	5,445	(35,779)	(1,823)	(37,602)

Balance transferred from covered to non-covered loans	—	—	—	—	—	—	13,037	(13,037)	—

Balance at end of year	$590,182	$33,244	$623,426	$510,301	$30,350	$540,651	$502,935	$34,176	$537,111

Specific ALLL	$109,091	$—	$109,091	$111,377	$—	$111,377	$118,072	$—	$118,072

General ALLL	$481,091	$33,244	$514,335	$398,924	$30,350	$429,274	$384,863	$34,176	$419,039

Loans held-in-portfolio:
Outstanding at year end	$24,292,794		$24,810,068	$22,773,747		$23,346,625	$22,346,115		$22,992,230
Average	22,909,181		23,448,298	22,373,143		22,980,546	21,497,403		22,925,237
Ratios:
Allowance for loan losses to loans held-in-portfolio	2.43%		2.51%	2.24%		2.32%	2.25%		2.34%
Recoveries to charge-offs	21.99		22.12	35.84		35.67	30.25		28.05
Net charge-offs to average loans held-in-portfolio	1.05		1.03	0.76		0.75	0.98		1.17
Allowance for loans losses to net charge-offs	2.46x		2.57x	3.02x		3.14x	2.38x		2.00x
Provision for loan losses to:
Net charge-offs [3]	1.33		1.34	1.01		0.99	1.03		0.90
Average loans held-in-portfolio	1.40%		1.39%	0.76%		0.74%	1.01%		1.05%
Allowance to non-performing loans held-in-portfolio	107.12		112.47	91.47		96.23	83.57		88.68

[1]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.
[2]	Net write-downs are related to loans sold or transferred to held-for-sale.
[3]	Excluding the provision for loans losses and net write-down related to loans sold or reclassified to held-for-sale.
[4]	For the year ended December 31, 2017, includes the elimination of an incremental $6.0 million provision for loan losses and corresponding charge-off related to the inter-company transfer of a loan between BPPR and Popular, Inc., its bank holding company, the impact of which is eliminated in the consolidated results of the Corporation in accordance with U.S. GAAP.

Table 38 (continued) - Allowance for Loan Losses and Selected Loan Losses Statistics

	2014			2013
(Dollars in thousands)	Non-covered loans [4]	Covered loans	Total [4]	Non-covered loans [4]	Covered loans	Total [4]
Balance at the beginning of year	$538,463	$102,092	$640,555	$621,701	$108,906	$730,607
Provision for loan losses - Continuing operations	223,999	46,135	270,134	536,710	69,396	606,106
Provision for loan losses (reversal) - Discontinued operations	(6,764)	—	(6,764)	(3,543)	—	(3,543)

	755,698	148,227	903,925	1,154,868	178,302	1,333,170

Charged-offs:
BPPR
Commercial	70,402	34,741	105,143	112,266	28,423	140,689
Construction	1,722	36,223	37,945	6,757	39,729	46,486
Leasing	6,028	—	6,028	6,034	—	6,034
Mortgage	45,389	9,156	54,545	49,418	10,679	60,097
Consumer	122,400	(2,589)	119,811	113,616	3,952	117,568

Total BPPR charged-offs	245,941	77,531	323,472	288,091	82,783	370,874

BPNA
Commercial	16,628	—	16,628	26,117	—	26,117
Legacy [1]	8,071	—	8,071	17,423	—	17,423
Mortgage	3,517	—	3,517	10,155	—	10,155
Consumer	15,948	—	15,948	21,622	—	21,622
Discontinued operations	4,452	—	4,452	38,957	—	38,957

Total BPNA charged-offs	48,616	—	48,616	114,274	—	114,274

Popular, Inc.
Commercial	87,030	34,741	121,771	138,383	28,423	166,806
Construction	1,722	36,223	37,945	6,757	39,729	46,486
Leasing	6,028	—	6,028	6,034	—	6,034
Legacy [1]	8,071	—	8,071	17,423	—	17,423
Mortgage	48,906	9,156	58,062	59,573	10,679	70,252
Consumer	138,348	(2,589)	135,759	135,238	3,952	139,190
Discontinued operations	4,452	—	4,452	38,957	—	38,957

Total charged-offs	294,557	77,531	372,088	402,365	82,783	485,148

Recoveries:
BPPR
Commercial	31,020	1,835	32,855	26,665	816	27,481
Construction	5,231	8,537	13,768	15,399	5,621	21,020
Leasing	2,067	—	2,067	2,528	—	2,528
Mortgage	1,389	714	2,103	1,682	65	1,747
Consumer	25,745	291	26,036	38,056	71	38,127

Total BPPR recoveries	65,452	11,377	76,829	84,330	6,573	90,903

BPNA
Commercial	15,523	—	15,523	16,933	—	16,933
Construction	237	—	237	—	—	—
Legacy [1]	17,141	—	17,141	21,320	—	21,320
Mortgage	2,321	—	2,321	2,352	—	2,352
Consumer	3,783	—	3,783	3,618	—	3,618
Discontinued operations	9,997	—	9,997	20,052	—	20,052

Total BPNA recoveries	49,002	—	49,002	64,275	—	64,275

Popular, Inc.
Recoveries:
Commercial	46,543	1,835	48,378	43,598	816	44,414
Construction	5,468	8,537	14,005	15,399	5,621	21,020
Leasing	2,067	—	2,067	2,528	—	2,528
Legacy [1]	17,141	—	17,141	21,320	—	21,320
Mortgage	3,710	714	4,424	4,034	65	4,099
Consumer	29,528	291	29,819	41,674	71	41,745
Discontinued operations	9,997	—	9,997	20,052	—	20,052

Total recoveries	114,454	11,377	125,831	148,605	6,573	155,178

Net loans charged-offs (recoveries):
BPPR
Commercial	39,382	32,906	72,288	85,601	27,607	113,208
Construction	(3,509)	27,686	24,177	(8,642)	34,108	25,466
Leasing	3,961	—	3,961	3,506	—	3,506
Mortgage	44,000	8,442	52,442	47,736	10,614	58,350
Consumer	96,655	(2,880)	93,775	75,560	3,881	79,441

Total BPPR net loans charged-offs	180,489	66,154	246,643	203,761	76,210	279,971

BPNA
Commercial	1,105	—	1,105	9,184	—	9,184
Construction	(237)	—	(237)	—	—	—
Legacy [1]	(9,070)	—	(9,070)	(3,897)	—	(3,897)
Mortgage	1,196	—	1,196	7,803	—	7,803
Consumer	12,165	—	12,165	18,004	—	18,004
Discontinued operations	(5,545)	—	(5,545)	18,905	—	18,905

Total BPNA net loans charged-offs (recoveries)	(386)	—	(386)	49,999	—	49,999

Popular, Inc.
Commercial	40,487	32,906	73,393	94,785	27,607	122,392
Construction	(3,746)	27,686	23,940	(8,642)	34,108	25,466
Leasing	3,961	—	3,961	3,506	—	3,506
Legacy [1]	(9,070)	—	(9,070)	(3,897)	—	(3,897)
Mortgage	45,196	8,442	53,638	55,539	10,614	66,153
Consumer	108,820	(2,880)	105,940	93,564	3,881	97,445
Discontinued operations	(5,545)	—	(5,545)	18,905	—	18,905

Total net loans charged-offs	180,103	66,154	246,257	253,760	76,210	329,970

Net write-downs [2]	(35,674)	—	(35,674)	(362,645)	—	(362,645)
Net write-downs related to loans transferred to discontinued operations	(20,202)	—	(20,202)	—	—	—

Balance at end of year	$519,719	$82,073	$601,792	$538,463	$102,092	$640,555

Specific ALLL	$140,141	$5	$140,146	$103,506	$293	$103,799

General ALLL	$379,578	$82,068	$461,646	$434,957	$101,799	$536,756

Loans held-in-portfolio:
Outstanding at year end	$19,404,451		$21,947,113	$21,611,866		$24,596,293
Average	19,990,182		22,760,961	21,354,143		24,581,862
Ratios:
Allowance for loan losses to loans held-in-portfolio	2.68%		2.74%	2.49%		2.60%
Recoveries to charge-offs	38.86		33.82	36.93		31.99
Net charge-offs to average loans held-in-portfolio	0.90		1.08	1.19		1.34
Allowance for loans losses to net charge-offs	2.89x		2.44x	2.12x		1.94x
Provision for loan losses to:
Net charge-offs [3]	1.17		1.04	0.85		0.86
Average loans held-in-portfolio	1.05%		1.13%	2.50%		2.45%
Allowance to non-performing loans held-in-portfolio	82.43		92.82	90.05		103.78

[1]	The legacy portfolio is comprised of commercial loans, construction loans and lease financing related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.
[2]	Net write-downs are related to loans sold or transferred to held-for-sale.
[3]	Excluding the provision for loans losses and net write-down related to loans sold or reclassified to held-for-sale.
[4]	Prior periods provision for loan losses and net charge-offs presented in this table has been retrospectively adjusted for the impact of the discontinued operations for comparative purposes. Loans (ending and average) balances and credit quality ratios for prior periods included in this table has not been retrospectively adjusted for the impact of the discontinued operations.

The following table presents net charge-offs to average loans held-in-portfolio (“HIP”) ratios by loan category for the years ended December 31, 2017, 2016 and 2015:

Table 39 - Net Charge-Offs (Recoveries) to Average Loans HIP (Non-covered loans)

	December 31, 2017			December 31, 2016			December 31, 2015
	BPPR	BPNA	Popular Inc.	BPPR	BPNA	Popular Inc.	BPPR	BPNA	Popular Inc.
Commercial	0.31%	0.88%	0.51%	0.28	(0.11)%	0.17%	1.05	(0.16)%	0.74%
Construction	(2.88)	—	(0.32)	(1.98)	—	(0.28)	(0.76)	—	(0.14)
Leasing	0.91	—	0.91	0.59	—	0.59	0.56	—	0.56
Legacy	—	(4.30)	(4.30)	—	(3.67)	(3.67)	—	(3.79)	(3.79)
Mortgage	1.30	0.03	1.15	1.09	0.23	0.98	0.85	0.13	0.75
Consumer	2.77	3.17	2.82	2.31	1.74	2.23	2.49	1.21	2.34

Total	1.13%	0.82%	1.05%	0.95%	0.12%	0.76%	1.24%	0.01%	0.98%

Net charge-offs, excluding covered loans, for the year ended December 31, 2017, increased by $70.6 million, when compared to the year ended December 31, 2016, and by $28.3 million, when compared to the year ended December 31, 2015. Increase from 2016 was mainly driven higher U.S. commercial net charge-offs of $37 million, mainly related to the U.S. taxi medallion portfolio.

Table 40 - Composition of ALLL

December 31, 2017
(Dollars in thousands)	Commercial	Construction	Legacy [2]	Leasing	Mortgage	Consumer	Total[3]
Specific ALLL	$36,982	$—	$—	$475	$48,832	$22,802	$109,091
Impaired loans [1]	$323,455	$—	$—	$1,456	$518,275	$104,237	$947,423
Specific ALLL to impaired loans [1]	11.43%	—%	—%	32.62%	9.42%	21.88%	11.51%

General ALLL	$178,683	$8,362	$798	$11,516	$114,790	$166,942	$481,091
Loans held-in-portfolio, excluding impaired loans [1]	$11,165,406	$880,029	$32,980	$808,534	$6,752,132	$3,706,290	$23,345,371
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	1.60%	0.95%	2.42%	1.42%	1.70%	4.50%	2.06%

Total ALLL	$215,665	$8,362	$798	$11,991	$163,622	$189,744	$590,182
Total non-covered loans held-in-portfolio [1]	$11,488,861	$880,029	$32,980	$809,990	$7,270,407	$3,810,527	$24,292,794
ALLL to loans held-in-portfolio [1]	1.88%	0.95%	2.42%	1.48%	2.25%	4.98%	2.43%

[1]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.
[3]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. At December 31, 2017, the general allowance on the covered loans amounted to $33.2 million.

Table 41 - Composition of ALLL

December 31, 2016
(Dollars in thousands)	Commercial	Construction	Legacy[2]	Leasing	Mortgage	Consumer	Total[3]
Specific ALLL	$42,375	$—	$—	$535	$44,610	$23,857	$111,377
Impaired loans [1]	$338,422	$—	$—	$1,817	$506,364	$109,454	$956,057
Specific ALLL to impaired loans [1]	12.52%	—%	—%	29.44%	8.81%	21.80%	11.65%

General ALLL	$160,279	$9,525	$1,343	$7,127	$103,324	$117,326	$398,924
Loans held-in-portfolio, excluding impaired loans [1]	$10,460,085	$776,300	$45,293	$701,076	$6,189,997	$3,644,939	$21,817,690
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	1.53%	1.23%	2.97%	1.02%	1.67%	3.22%	1.83%

Total ALLL	$202,654	$9,525	$1,343	$7,662	$147,934	$141,183	$510,301
Total non-covered loans held-in-portfolio [1]	$10,798,507	$776,300	$45,293	$702,893	$6,696,361	$3,754,393	$22,773,747
ALLL to loans held-in-portfolio [1]	1.88%	1.23%	2.97%	1.09%	2.21%	3.76%	2.24%

[1]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.
[3]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. At December 31, 2016, the general allowance on the covered loans amounted to $30.4 million.

Table 42 - Composition of ALLL

December 31, 2015
(Dollars in thousands)	Commercial	Construction	Legacy[2]	Leasing	Mortgage	Consumer	Total[3]
Specific ALLL	$49,243	$264	$—	$573	$44,029	$23,963	$118,072
Impaired loans [1]	$337,133	$2,481	$—	$2,404	$471,932	$111,836	$925,786
Specific ALLL to impaired loans [1]	14.61%	10.64%	—%	23.84%	9.33%	21.43%	12.75%

General ALLL	$147,590	$8,605	$2,687	$10,420	$89,283	$126,278	$384,863
Loans held-in-portfolio, excluding impaired loans [1]	$9,762,030	$678,625	$64,436	$625,246	$6,564,149	$3,725,843	$21,420,329
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	1.51%	1.27%	4.17%	1.67%	1.36%	3.39%	1.80%

Total ALLL	$196,833	$8,869	$2,687	$10,993	$133,312	$150,241	$502,935
Total non-covered loans held-in-portfolio [1]	$10,099,163	$681,106	$64,436	$627,650	$7,036,081	$3,837,679	$22,346,115
ALLL to loans held-in-portfolio [1]	1.95%	1.30%	4.17%	1.75%	1.89%	3.91%	2.25%

[1]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.
[2]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.
[3]	Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. At December 31, 2015, the general allowance on the covered loans amounted to $34.2 million.

Table 43 details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.

Table 43 - Allocation of the Allowance for Loan Losses

At December 31,
	2017		2016		2015		2014		2013
(Dollars in millions)	ALLL	% of loans in each category to total loans	ALLL	% of loans in each category to total loans	ALLL	% of loans in each category to total loans	ALLL	% of loans in each category to total loans	ALLL	% of loans in each category to total loans
Commercial	$215.7	47.3%	$202.7	47.4%	$196.8	45.2%	$211.2	41.9%	$175.0	46.4%
Construction	8.4	3.6	9.5	3.4	8.9	3.0	6.7	1.3	5.3	1.0
Legacy	0.8	0.2	1.3	0.2	2.7	0.3	3.0	0.4	13.7	1.0
Leasing	12.0	3.3	7.7	3.1	11.0	2.8	7.1	2.9	10.6	2.5
Mortgage	163.6	29.9	147.9	29.4	133.3	31.5	123.3	33.5	156.9	30.9
Consumer	189.7	15.7	141.2	16.5	150.2	17.2	168.4	20.0	176.9	18.2

Total[1]	$590.2	100.0%	$510.3	100.0%	$502.9	100.0%	$519.7	100.0%	$538.4	100.0%

[1]	Note: For purposes of this table the term loans refers to loans held-in-portfolio excluding covered loans and held-for-sale.

Non-covered loans portfolio

At December 31, 2017, the allowance for loan losses, increased by $80 million when compared with December 31, 2016, mostly driven by an increase in the Puerto Rico segment of $50 million.

At December 31, 2017, the allowance for loan losses at the BPPR segment increased by $50 million to $518 million, or 2.87% of non-covered loans held-in-portfolio, compared with $468 million, or 2.73% of non-covered loans held-in-portfolio, at December 31, 2016. The allowance for loan losses was $470 million, or 2.67% of non-covered loans held-in-portfolio, at December 31, 2015. As of December 31, 2017, the Corporation had made a provision charge of $61.8 million to increase the environmental factors reserve to $117.6 million, for non-covered loans, based on management’s best estimate of the impact of the hurricanes on the ability of the borrowers to repay their loans. Management will continue to carefully assess and review the exposure of the portfolios to hurricane-related factors, economic trends and their effect on credit quality. The Corporation may adjust these estimates as more information becomes available. This increase was offset by a $6.5 million net decrease resulting from the annual review of the components of the ALLL models. The ratio of the allowance to non-performing loans held-in-portfolio was 101.30% at December 31, 2017, compared with 87.88% at December 31, 2016 and 81.75% at December 31, 2015.

The allowance for loan losses at the BPNA segment increased by $30 million to $72 million, or 1.16% of loans held-in-portfolio, compared with $42 million, or 0.75% of loans held-in-portfolio, at December 31, 2016, and $33 million, or 0.69% of loans held-in-portfolio, at December 31, 2015, driven by higher reserves for the U.S. taxi medallion portfolio. Total taxi medallion charge-offs during 2017 amounted to $36.1 million. The U.S. operation continued to reflect positive results with strong growth and favorable credit quality metrics, once the impact of the taxi medallion portfolio acquired from the FDIC in the assisted sale of Doral Bank is excluded. The effect of the annual review of the allowance methodology was a decrease of $1.9 million for the BPNA segment. The ratio of the allowance to non-performing loans held-in-portfolio at the BPNA segment was 182.40% at December 31, 2017, compared with 166.56% at December 31, 2016 and 123.43% at December 31, 2015.

Covered loans portfolio

The Corporation’s allowance for loan losses for the covered loan portfolio acquired in the Westernbank FDIC-assisted transaction amounted to $33 million at December 31, 2017, compared to $30 million at December 31, 2016. This increase was mainly due to a $5.8 million provision related to adjustments to the estimated cash flows of purchased credit impaired loans accounted for under ASC 310-10 to reflect the payment moratorium offered to certain eligible borrowers on the previous quarter.

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

Troubled debt restructurings

The Corporation’s TDR loans, excluding covered loans, amounted to $1.3 billion at December 2017, increasing by $12 million, or approximately 1%, from December 31, 2016. TDRs in accruing status increased by $36 million from December 31, 2016, due to sustained borrower performance, while non-accruing TDRs decreased by $24 million.

Refer to Note 10 to the consolidated financial statements for additional information on modifications considered troubled debt restructurings, including certain qualitative and quantitative data about troubled debt restructurings performed in the past twelve months.

The tables that follow present the approximate amount and percentage of non-covered commercial impaired loans for which the Corporation relied on appraisals dated more than one year old for purposes of impairment requirements at December 31, 2017 and December 31, 2016.

Table 44 - Non-Covered Impaired Loans With Appraisals Dated 1 Year Or Older

December 31, 2017
	Total Impaired Loans – Held-in-portfolio (HIP)
(In thousands)	Count	Outstanding Principal Balance	Impaired Loans with Appraisals Over One-Year Old [1]
Commercial	112	$267,302	30%

[1]	Based on outstanding balance of total impaired loans.

Table 45 - Non-Covered Impaired Loans With Appraisals Dated 1 Year Or Older

December 31, 2016
	Total Impaired Loans – Held-in-portfolio (HIP)
(In thousands)	Count	Outstanding Principal Balance	Impaired Loans with Appraisals Over One-Year Old [1]
Commercial	118	$283,782	8%

[1]	Based on outstanding balance of total impaired loans.

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

Refer to Note 4, “New Accounting Pronouncements” to the Consolidated Financial Statements.

Adjusted net income – Non-GAAP Financial Measure

The Corporation prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (“U.S. GAAP” or the “reported basis”). In addition to analyzing the Corporation’s results on a reported basis, management monitors the “adjusted net income” of the Corporation and excludes the impact of certain transactions on the results of its operations. Adjusted net income is a non-GAAP financial measure. Management believes that the adjusted net income provides meaningful information to investors about the underlying performance of the Corporation’s ongoing operations.

Tables 46, 47 and 48 present a reconciliation of reported results to Adjusted net income for the years ended December 31, 2017, 2016 and 2015.

Table 46 – Adjusted Net Income for the Year Ended December 31, 2017 (Non-GAAP)

(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$107,681
Non-GAAP Adjustments:
Impact of the Tax Cuts and Jobs Act[1]	—	168,358	168,358

Adjusted net income (Non-GAAP)			$276,039

[1]	On December 22, 2017, the Tax Cuts and Jobs Act (“the Act”) was signed into law by the President of the United States. The Act, among other things, reduced the maximum federal Corporate Tax rate from 35% to 21%. The adjustments reduced the DTA related to the Corporation’s U.S. operations as a result of lower realizable benefit at the lower tax rate.

Table 47 – Adjusted Net Income for the Year Ended December 31, 2016 (Non-GAAP)

(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$216,691
Non-GAAP Adjustments:
Impact of EVERTEC restatement [1]	2,173	—	2,173
Bulk sale of WB loans and OREO [2]	(891)	347 [4]	(544)
FDIC arbitration award[3]	171,757	(41,108)[4]	130,649
Goodwill impairment charge[5]	3,801	—	3,801
Other FDIC - LSA adjustments[6]	8,806	(2,380)[4]	6,426
Income from discontinued operations[7]	(2,015)	880	(1,135)

Adjusted net income (Non-GAAP)			$358,061

[1]	Represents Popular Inc.’s proportionate share of the cumulative impact of EVERTEC restatement and other corrective adjustments to its financial statements, as disclosed in EVERTEC’s 2015 Annual Report on Form 10K. Due to the preferential tax rate on the income from EVERTEC, the tax effect of this transaction was insignificant to the Corporation.
[2]	Represents the impact of the bulk sale of Westernbank loans and OREO. Gains and losses related to assets acquired from Westernbank as part of the FDIC assisted transaction are subject to the capital gains tax rate of 20%.
[3]	Represents the arbitration decision denying BPPR’s request for reimbursement in certain shared loss claims. Gains and losses related to assets acquired from Westernbank as part of the FDIC assisted transaction are subject to the capital gains tax rate of 20%.
[4]	Gains and losses related to assets acquired from Westernbank as part of the FDIC assisted transaction are subject to the capital gains tax rate of 20%. Other items related to the FDIC loss-sharing agreements are subject to the statutory tax rate of 39%.
[5]	Represents goodwill impairment charge in the Corporation’s securities subsidiary. The securities subsidiary is a limited liability company with a partnership election. Accordingly, its earnings flow through Popular, Inc., holding company, for income tax purposes. Since Popular, Inc. has a full valuation allowance on its deferred tax assets, this results in an effective tax rate of 0%.
[6]	Additional adjustments, including prior period recoveries, related to restructured commercial loans to reduce the indemnification asset to its expected realizable value.
[7]	Represents income from discontinued operations associated with the BPNA reorganization.

Table 48 – Adjusted Net Income for the Year Ended December 31, 2015 (Non-GAAP)

(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$895,344
Non-GAAP Adjustments:
BPNA reorganization[1]	17,065	—	17,065
Doral Transaction[2]	25,576	(7,690)	17,886
OTTI[3]	14,445	(2,486)	11,959
Reversal DTA - PNA[4]	—	(589,030)	(589,030)
Loss on bulk sale of covered OREOs[5]	4,391	(1,712)	2,679
Adjustment to FDIC indemnification asset[6]	10,887	(2,177)	8,710
MSR’s acquired[7]	(4,378)	1,707	(2,671)
Impairment of loans under proposed portfolio sale[8]	15,190	(5,924)	9,266
Bulk sale[9]	5,852	(2,282)	3,570

Adjusted net income (Non-GAAP)			$374,778

[1]	Represents restructuring charges associated with the reorganization of BPNA. The impact of the partial reversal of the valuation allowance of the deferred tax asset at BPNA corresponding to the income for the year 2015 was reflected in the effective tax rate, effectively reducing the income tax expense by the benefit of such reversal.
[2]	Includes approximately $0.8 million of fees charged for loan servicing cost to the FDIC, $2.1 million of fees charged for services provided to the alliance co-bidders, personnel costs related to former Doral Bank employees retained on a temporary basis and incentive compensation for an aggregate of $7.1 million, building rent expense of Doral Bank’s administrative offices for $4.1 million, professional fees and business promotion expenses directly associated with the Doral Bank Transaction and systems conversion for $16.0 million and other expenses, including equipment, business promotions and communications, of $1.3 million. Includes items corresponding to BPPR, which were taxed at 39% and items corresponding to BPNA, which had an effective tax rate of 0% due to the impact of the partial reversal of the valuation allowance, mentioned above.
[3]	Represents an other than temporary impairment (“OTTI”) recorded on Puerto Rico government investment securities available- for- sale. These securities had an amortized cost of approximately $41.1 million and a market value of $26.6 million. Based on the fiscal and economic situation in Puerto Rico, together with the government’s announcements regarding its ability to pay its debt, Popular determined that the unrealized loss, a portion of which had been in an unrealized loss for a period exceeding twelve months, was other than temporary. The tax effect of this impairment is reflected at the capital gains rate of 20%, except for entities which had a full valuation allowance on its deferred tax asset.
[4]	Represents the partial reversal of the valuation allowance of a portion of the deferred tax asset amounting to approximately $1.2 billion, at the U.S. operations.
[5]	Represents the loss on a bulk sale of covered OREOs completed in the second quarter and the related mirror accounting of the 80% reimbursable from the FDIC.
[6]	The negative amortization of the FDIC’s Indemnification Asset included a $10.9 million expense related to losses incurred by the corporation that were not claimed to the FDIC before the expiration of the loss-share portion of the agreement on June 30, 2015, and that are not subject to the ongoing arbitrations. Gains and losses related to assets acquired from Westernbank as part of the FDIC assisted transaction are subject to the capital gains tax rate of 20%.
[7]	Represents the fair value of mortgage servicing rights acquired for a portfolio previously serviced by Doral Bank, for which Popular acted as a backup servicer, under a pre-existing contract.
[8]	Represents impairment based on the estimated fair value of loans acquired from Westernbank, that Popular has the intent to sell and were subject to the ongoing arbitration with the FDIC.
[9]	Represents the impact of a bulk sale of loans at the BPPR segment, which had a book value of approximately $34.4 million.

Statistical Summary 2013-2017

Statements of Financial Condition

	At December 31,
(In thousands)	2017	2016	2015	2014	2013
Assets:
Cash and due from banks	$402,857	$362,394	$363,674	$381,095	$423,211

Money market investments:
Federal funds sold and securities purchased under agreements to resell	—	23,637	96,338	151,134	181,020
Time deposits with other banks	5,255,119	2,866,580	2,083,754	1,671,252	677,433

Total money market investments	5,255,119	2,890,217	2,180,092	1,822,386	858,453

Trading account securities, at fair value	43,187	59,805	71,659	138,527	339,743
Investment securities available-for-sale, at fair value	10,178,738	8,209,806	6,062,992	5,315,159	5,294,800
Investment securities held-to-maturity, at amortized cost	93,821	98,101	100,903	103,170	140,496
Other investment securities, at lower of cost or realizable value	167,225	167,818	172,248	161,906	181,752
Loans held-for-sale, at lower of cost or fair value	132,395	88,821	137,000	106,104	110,426

Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	24,423,427	22,895,172	22,453,813	19,498,286	21,704,010
Loans covered under loss-sharing agreements with the FDIC	517,274	572,878	646,115	2,542,662	2,984,427
Less – Unearned income	130,633	121,425	107,698	93,835	92,144
Allowance for loan losses	623,426	540,651	537,111	601,792	640,555

Total loans held-in-portfolio, net	24,186,642	22,805,974	22,455,119	21,345,321	23,955,738

FDIC loss-share asset	45,192	69,334	310,221	542,454	948,608
Premises and equipment, net	547,142	543,981	502,611	494,581	519,516
Other real estate not covered under loss-sharing agreements with the FDIC	169,260	180,445	155,231	135,500	135,501
Other real estate covered under loss-sharing agreements with the FDIC	19,595	32,128	36,685	130,266	168,007
Accrued income receivable	213,844	138,042	124,234	121,818	131,536
Mortgage servicing assets, at fair value	168,031	196,889	211,405	148,694	161,099
Other assets	1,991,323	2,145,510	2,193,162	1,636,519	1,686,977
Goodwill	627,294	627,294	626,388	465,676	647,757
Other intangible assets	35,672	40,050	58,109	37,595	45,132

Total assets	$44,277,337	$38,661,609	$35,761,733	$33,086,771	$35,748,752

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$8,490,945	$6,980,443	$6,401,515	$5,783,748	$5,922,682
Interest bearing	26,962,563	23,515,781	20,808,208	19,023,787	20,788,463

Total deposits	35,453,508	30,496,224	27,209,723	24,807,535	26,711,145

Federal funds purchased and assets sold under agreements to repurchase	390,921	479,425	762,145	1,271,657	1,659,292
Other short-term borrowings	96,208	1,200	1,200	21,200	401,200
Notes payable	1,536,356	1,574,852	1,662,508	1,701,904	1,584,173
Other liabilities	1,696,439	911,951	1,019,018	1,012,029	766,792
Liabilities from discontinued operations	—	—	1,815	5,064	—

Total liabilities	39,173,432	33,463,652	30,656,409	28,819,389	31,122,602

Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	50,160	50,160
Common stock	1,042	1,040	1,038	1,036	1,034
Surplus	4,298,503	4,255,022	4,229,156	4,196,458	4,170,152
Retained earnings	1,194,994	1,220,307	1,087,957	253,717	594,430
Treasury stock – at cost	(90,142)	(8,286)	(6,101)	(4,117)	(881)
Accumulated other comprehensive loss, net of tax	(350,652)	(320,286)	(256,886)	(229,872)	(188,745)

Total stockholders’ equity	5,103,905	5,197,957	5,105,324	4,267,382	4,626,150

Total liabilities and stockholders’ equity	$44,277,337	$38,661,609	$35,761,733	$33,086,771	$35,748,752

Statistical Summary 2013-2017

Statements of Operations

	For the years ended December 31,
(In thousands)	2017	2016	2015	2014	2013
Interest income:
Loans	$1,478,765	$1,459,720	$1,458,706	$1,478,750	$1,481,096
Money market investments	51,495	16,428	7,243	4,224	3,464
Investment securities	191,197	152,011	126,064	132,631	141,807
Trading account securities	4,487	6,414	11,001	17,938	21,573

Total interest income	1,725,944	1,634,573	1,603,014	1,633,543	1,647,940
Less - Interest expense	223,980	212,518	194,031	688,471	303,366

Net interest income	1,501,964	1,422,055	1,408,983	945,072	1,344,574
Provision for loan losses - non-covered loans	319,682	171,126	217,458	223,999	536,710
Provision (reversal) for loan losses - covered loans	5,742	(1,110)	24,020	46,135	69,396

Net interest income after provision for loan losses	1,176,540	1,252,039	1,167,505	674,938	738,468

Mortgage banking activities	25,496	56,538	81,802	30,615	71,657
Net gain (loss) and valuation adjustments on investment securities	334	1,962	141	(870)	7,966
Other-than-temporary impairment losses on investment securities	(8,299)	(209)	(14,445)	—	—
Trading account (loss) profit	(817)	(785)	(4,723)	4,358	(13,483)
Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	(420)	8,245	542	40,591	(52,708)
Adjustments (expense) to indemnity reserves	(22,377)	(17,285)	(18,628)	(40,629)	(37,054)
FDIC loss-share (expense) income	(10,066)	(207,779)	20,062	(103,024)	(82,051)
Other non-interest income	435,316	457,249	454,790	455,474	896,686

Total non-interest income	419,167	297,936	519,541	386,515	791,013

Operating expenses:
Personnel costs	484,230	487,476	477,519	418,679	428,697
All other operating expenses	772,966	768,159	810,702	775,005	793,293

Total operating expenses	1,257,196	1,255,635	1,288,221	1,193,684	1,221,990

Income (loss) from continuing operations, before income tax	338,511	294,340	398,825	(132,231)	307,491
Income tax expense (benefit)	230,830	78,784	(495,172)	58,279	(251,327)

Income (loss) from continuing operations	$107,681	$215,556	$893,997	$(190,510)	$558,818
Income (loss) from discontinued operations, net of income tax	—	1,135	1,347	(122,980)	40,509

Net Income (Loss)	$107,681	$216,691	$895,344	$(313,490)	$599,327

Net Income (Loss) Applicable to Common Stock	$103,958	$212,968	$891,621	$(317,213)	$595,604

Statistical Summary 2013-2017

Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis*
	2017			2016			2015
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Money market investments	$4,480,651	$51,496	1.15%	$3,103,390	$16,428	0.53%	$2,382,045	$7,243	0.30%

U.S. Treasury securities	2,969,635	49,916	1.68	1,567,364	21,835	1.39	921,249	13,559	1.47
Obligations of U.S. Government sponsored entities	667,140	13,593	2.04	810,568	15,743	1.94	1,278,469	21,962	1.72
Obligations of Puerto Rico, States and political subdivisions	111,455	7,409	6.65	127,694	8,496	6.65	159,110	11,776	7.40
Collateralized mortgage obligations and mortgage-backed securities	5,667,586	182,485	3.22	4,735,418	147,097	3.11	3,275,702	105,562	3.22
Other	178,110	9,065	5.09	181,255	8,784	4.85	179,928	9,761	5.42

Total investment securities	9,593,926	262,468	2.74	7,422,299	201,955	2.72	5,814,458	162,620	2.80

Trading account securities	82,673	5,953	7.20	125,231	8,243	6.58	209,270	13,064	6.24

Loans	21,787,574	1,367,059	6.27	21,113,219	1,320,432	6.25	20,712,524	1,294,714	6.25
WB loans	1,723,719	148,033	8.59	1,949,023	175,207	8.99	2,332,784	208,779	8.95

Total loans (net of unearned income)	23,511,293	1,515,092	6.44	23,062,242	1,495,639	6.49	23,045,308	1,503,493	6.52

Total interest earning assets/Interest income	$37,668,543	$1,835,009	4.87%	$33,713,162	$1,722,265	5.11%	$31,451,081	$1,686,420	5.36%

Total non-interest earning assets	3,735,596			3,900,580			3,735,224

Total assets from continuing operations	$41,404,139			$37,613,742			$35,186,305

Total assets from discontinued operations	—	—	—	—	—	—	—	—	—

Total assets	$41,404,139			$37,613,742			$35,186,305

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$18,218,583	$57,714	0.32%	$14,548,307	$45,550	0.31%	$12,474,170	$35,272	0.28%
Time deposits	7,625,484	84,150	1.10	7,910,063	82,027	1.04	8,157,908	72,261	0.89
Short-term borrowings	452,205	5,725	1.27	763,496	7,812	1.02	1,028,406	7,512	0.73
Notes payable	1,548,635	76,392	4.93	1,575,903	77,129	4.89	1,728,928	78,986	4.57

Total interest bearing liabilities/Interest expense	27,844,907	223,981	0.80	24,797,769	212,518	0.86	23,389,412	194,031	0.83

Total non-interest bearing liabilities	8,214,703			7,535,742			7,089,940

Total liabilities from continuing operations	36,059,610			32,333,511			30,479,352

Total liabilities from discontinued operations	—	—	—	1,754	—	—	2,091	—	—

Total liabilities	36,059,610			32,335,265			30,481,443

Stockholders’ equity	5,344,529			5,278,477			4,704,862

Total liabilities and stockholders’ equity	$41,404,139			$37,613,742			$35,186,305

Net interest income on a taxable equivalent basis		$1,611,028			$1,509,747			$1,492,389

Cost of funding earning assets			0.59%			0.63%			0.62%

Net interest margin			4.28%			4.48%			4.74%

Effect of the taxable equivalent adjustment		109,065			87,692			83,406

Net interest income per books		$1,501,963			$1,422,055			$1,408,983

*	Shows the effect of the tax exempt status of some loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yields of the tax exempt and taxable assets on a taxable basis.

Note: Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation’s policy.

Statistical Summary 2013-2017

Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis
	2014			2013
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Money market investments	$1,305,326	$4,224	0.32%	$1,036,495	$3,464	0.33%

U.S. Treasury securities	264,393	4,730	1.79	37,429	1,505	4.02
Obligations of U.S. Government sponsored entities	2,006,170	31,913	1.59	1,273,766	28,926	2.27
Obligations of Puerto Rico, States and political subdivisions	188,125	13,450	7.15	172,403	12,295	7.13
Collateralized mortgage obligations and mortgage-backed securities	3,231,806	101,650	3.15	3,758,610	106,377	2.83
Other	195,139	10,265	5.26	245,980	12,765	5.19

Total investment securities	5,885,633	162,008	2.75	5,488,188	161,868	2.95

Trading account securities	339,563	20,914	6.16	416,538	26,026	6.25

Loans	19,595,972	1,239,469	6.33	19,572,159	1,218,349	6.22
WB loans	2,770,779	293,610	10.60	3,227,719	300,745	9.32

Total loans (net of unearned income)	22,366,751	1,533,079	6.85	22,799,878	1,519,094	6.66

Total interest earning assets/Interest income	$29,897,273	$1,720,225	5.75%	$29,741,099	$1,710,452	5.75%

Total non-interest earning assets	3,758,897			4,362,183

Total assets from continuing operations	$33,656,170			$34,103,282

Total assets from discontinued operations	1,525,687	—	—	2,163,711	—	—

Total assets	$35,181,857			$36,266,993

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$11,557,597	$30,187	0.26%	$11,243,095	$31,080	0.28%
Time deposits	7,556,109	74,900	0.99	7,956,922	93,777	1.18
Short-term borrowings	1,886,662	67,376	3.57	2,571,875	38,430	1.49
Notes payable	1,627,541	516,008	31.70	1,719,985	140,079	8.14

Total interest bearing liabilities/Interest expense	22,627,909	688,471	3.04	23,491,877	303,366	1.29

Total non-interest bearing liabilities	6,409,810			6,390,174

Total liabilities from continuing operations	29,037,719			29,882,051

Total liabilities from discontinued operations	1,588,386	—	—	2,208,593	—	—

Total liabilities	30,626,105			32,090,644

Stockholders’ equity	4,555,752			4,176,349

Total liabilities and stockholders’ equity	$35,181,857			$36,266,993

Net interest income on a taxable equivalent basis		$1,031,754			$1,407,086

Cost of funding earning assets			2.30%			1.02%

Net interest margin			3.45%			4.73%

Effect of the taxable equivalent adjustment		86,682			62,512

Net interest income per books		$945,072			$1,344,574

*	Shows the effect of the tax exempt status of loans and investments on their yield, using the applicable statutory income tax rates. The computation considers the interest expense disallowance required by the Puerto Rico Internal Revenue Code. This adjustment is shown in order to compare the yield of the tax exempt and taxable assets on a taxable basis.

Note: Average loan balances include the average balance of non-accruing loans. No interest income is recognized for these loans in accordance with the Corporation’s policy.

Statistical Summary 2016-2017

Quarterly Financial Data

	2017				2016
(In thousands, except per common share information)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Summary of Operations
Interest income	$445,333	$435,883	$428,733	$415,995	$411,044	$407,299	$412,210	$404,020
Interest expense	58,117	57,712	54,254	53,897	55,639	53,612	51,659	51,608

Net interest income	387,216	378,171	374,479	362,098	355,405	353,687	360,551	352,412
Provision for loan losses - non-covered loans	70,001	157,659	49,965	42,057	40,924	42,594	39,668	47,940
Provision (reversal) for loan losses - covered loans	1,487	3,100	2,514	(1,359)	441	750	804	(3,105)
Mortgage banking activities	(1,853)	5,239	10,741	11,369	14,488	15,272	16,227	10,551
Net gain and valuation adjustments on investment securities	50	103	19	162	30	349	1,583	—
Other-than-temporary impairment losses on investment securities	—	—	(8,299)	—	—	—	(209)	—
Trading account (loss) profit	(137)	253	(655)	(278)	(1,627)	(113)	1,117	(162)
Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	—	(420)	—	—	—	8,549	—	(304)
Adjustments (expense) to indemnity reserves on loans sold	(11,075)	(6,406)	(2,930)	(1,966)	(3,051)	(4,390)	(5,746)	(4,098)
FDIC loss-share income (expense)	2,614	(3,948)	(475)	(8,257)	(130,334)	(61,723)	(12,576)	(3,146)
Other non-interest income	96,532	105,553	118,392	114,839	120,319	118,034	110,107	108,789
Operating expenses	321,955	317,088	306,835	311,318	320,871	323,672	309,149	301,943

Income (loss) from continuing operations before income tax	79,904	698	131,958	125,951	(7,006)	62,649	121,433	117,264
Income tax expense (benefit)	182,058	(19,966)	35,732	33,006	(1,766)	15,839	32,446	32,265

(Loss) income from continuing operations	$(102,154)	$20,664	$96,226	$92,945	$(5,240)	$46,810	$88,987	$84,999

Income from discontinued operations, net of tax	—	—	—	—	1,135	—	—	—
Net (loss) income	$(102,154)	$20,664	$96,226	$92,945	$(4,105)	$46,810	$88,987	$84,999

Net (loss) income applicable to common stock	$(103,085)	$19,734	$95,295	$92,014	$(5,036)	$45,880	$88,056	$84,068

Net (loss) income per common share—basic	$(1.01)	$0.19	$0.94	$0.89	$(0.05)	$0.44	$0.85	$0.81

Net (loss) income per common share—diluted	$(1.01)	$0.19	$0.94	$0.89	$(0.05)	$0.44	$0.85	$0.81

Dividends Declared per Common Share	$0.25	$0.25	$0.25	$0.25	$0.15	$0.15	$0.15	$0.15

Selected Average Balances
(In millions)
Total assets	$43,252	$41,703	$41,071	$39,546	$39,086	$38,091	$37,371	$35,892
Loans	23,830	23,548	23,309	23,353	23,077	23,042	23,144	22,986
Interest earning assets	39,496	38,031	37,327	35,775	35,262	34,201	33,431	31,937
Deposits	34,905	33,503	32,940	31,340	30,637	29,411	28,857	27,338
Interest-bearing liabilities	29,075	26,692	27,665	23,660	25,868	25,129	24,679	23,481

Selected Ratios
Return on assets	(0.94)%	0.20%	0.94%	0.95%	(0.04)%	0.49%	0.96%	0.95%
Return on equity	(7.67)	1.47	7.24	7.13	(0.38)	3.46	6.80	6.58

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

The management of Popular, Inc. has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2017. In making this assessment, management used the criteria set forth in the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based on our assessment, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2017 based on the criteria referred to above.

The Corporation’s independent registered public accounting firm, PricewaterhouseCoopers LLP, has audited the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2017, as stated in their report dated March 1, 2018 which appears herein.

Ignacio Alvarez President and Chief Executive Officer	Carlos J. Vázquez Executive Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Popular, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated statements of financial condition of Popular, Inc. and its subsidiaries (“the Corporation”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Corporation’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Corporation’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express opinions on the Corporation’s consolidated financial statements and on the Corporation’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

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

March 1, 2018

CERTIFIED PUBLIC ACCOUNTANTS

(OF PUERTO RICO)

License No. LLP-216 Expires Dec. 1, 2019

Stamp E299588 of the P.R. Society of

Certified Public Accountants has been

affixed to the file copy of this report

We have served as the Corporation’s auditor since 1971, which includes periods before the Corporation became subject to SEC reporting requirements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands, except share information)	December 31, 2017	December 31, 2016
Assets:
Cash and due from banks	$402,857	$362,394

Money market investments:
Securities purchased under agreements to resell	—	23,637
Time deposits with other banks	5,255,119	2,866,580

Total money market investments	5,255,119	2,890,217

Trading account securities, at fair value:
Pledged securities with creditors’ right to repledge	625	11,486
Other trading securities	42,562	48,319
Investment securities available-for-sale, at fair value:
Pledged securities with creditors’ right to repledge	393,634	491,843
Other investment securities available-for-sale	9,785,104	7,717,963
Investment securities held-to-maturity, at amortized cost (fair value 2017 - $84,303; 2016 - $75,576)	93,821	98,101
Other investment securities, at lower of cost or realizable value
(realizable value 2017 - $170,539; 2016 - $170,890)	167,225	167,818
Loans held-for-sale, at lower of cost or fair value	132,395	88,821

Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	24,423,427	22,895,172
Loans covered under loss-sharing agreements with the FDIC	517,274	572,878
Less – Unearned income	130,633	121,425
Allowance for loan losses	623,426	540,651

Total loans held-in-portfolio, net	24,186,642	22,805,974

FDIC loss-share asset	45,192	69,334
Premises and equipment, net	547,142	543,981
Other real estate not covered under loss-sharing agreements with the FDIC	169,260	180,445
Other real estate covered under loss-sharing agreements with the FDIC	19,595	32,128
Accrued income receivable	213,844	138,042
Mortgage servicing assets, at fair value	168,031	196,889
Other assets	1,991,323	2,145,510
Goodwill	627,294	627,294
Other intangible assets	35,672	45,050

Total assets	$44,277,337	$38,661,609

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$8,490,945	$6,980,443
Interest bearing	26,962,563	23,515,781

Total deposits	35,453,508	30,496,224

Assets sold under agreements to repurchase	390,921	479,425
Other short-term borrowings	96,208	1,200
Notes payable	1,536,356	1,574,852
Other liabilities	1,696,439	911,951

Total liabilities	39,173,432	33,463,652

Commitments and contingencies (Refer to Note 27)
Stockholders’ equity:
Preferred stock, 30,000,000 shares authorized; 2,006,391 shares issued and outstanding	50,160	50,160
Common stock, $0.01 par value; 170,000,000 shares authorized; 104,238,159 shares issued (2016 - 104,058,684) and 102,068,981 shares outstanding (2016 - 103,790,932)	1,042	1,040
Surplus	4,298,503	4,255,022
Retained earnings	1,194,994	1,220,307
Treasury stock - at cost, 2,169,178 shares (2016 - 267,752)	(90,142)	(8,286)
Accumulated other comprehensive loss, net of tax	(350,652)	(320,286)

Total stockholders’ equity	5,103,905	5,197,957

Total liabilities and stockholders’ equity	$44,277,337	$38,661,609

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
(In thousands, except per share information)	2017	2016	2015
Interest income:
Loans	$1,478,765	$1,459,720	$1,458,706
Money market investments	51,495	16,428	7,243
Investment securities	191,197	152,011	126,064
Trading account securities	4,487	6,414	11,001

Total interest income	1,725,944	1,634,573	1,603,014

Interest expense:
Deposits	141,864	127,577	107,533
Short-term borrowings	5,724	7,812	7,512
Long-term debt	76,392	77,129	78,986

Total interest expense	223,980	212,518	194,031

Net interest income	1,501,964	1,422,055	1,408,983
Provision for loan losses - non-covered loans	319,682	171,126	217,458
Provision (reversal) for loan losses - covered loans	5,742	(1,110)	24,020

Net interest income after provision for loan losses	1,176,540	1,252,039	1,167,505

Service charges on deposit accounts	153,709	160,836	160,108
Other service fees (Refer to Note 36)	217,267	234,770	236,090
Mortgage banking activities (Refer to Note 12)	25,496	56,538	81,802
Net gain and valuation adjustments on investment securities	334	1,962	141
Other-than-temporary impairment losses on investment securities	(8,299)	(209)	(14,445)
Trading account loss	(817)	(785)	(4,723)
Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	(420)	8,245	542
Adjustments (expense) to indemnity reserves on loans sold	(22,377)	(17,285)	(18,628)
FDIC loss-share (expense) income (Refer to Note 37)	(10,066)	(207,779)	20,062
Other operating income	64,340	61,643	58,592

Total non-interest income	419,167	297,936	519,541

Operating expenses:
Personnel costs	484,230	487,476	477,519
Net occupancy expenses	89,194	85,653	86,888
Equipment expenses	65,142	62,225	60,110
Other taxes	43,382	42,304	39,797
Professional fees	292,488	323,043	308,985
Communications	22,466	23,897	25,146
Business promotion	58,445	53,014	52,076
FDIC deposit insurance	26,392	24,512	27,626
Other real estate owned (OREO) expenses	48,540	47,119	85,568
Other operating expenses	117,539	90,447	95,075
Amortization of intangibles	9,378	12,144	11,019
Goodwill impairment charge	—	3,801	—
Restructuring costs	—	—	18,412

Total operating expenses	1,257,196	1,255,635	1,288,221

Income from continuing operations before income tax	338,511	294,340	398,825
Income tax expense (benefit)	230,830	78,784	(495,172)

Income from continuing operations	107,681	215,556	893,997
Income from discontinued operations, net of tax	—	1,135	1,347

Net Income	$107,681	$216,691	$895,344

Net Income Applicable to Common Stock	$103,958	$212,968	$891,621

Net Income per Common Share – Basic
Net income from continuing operations	1.02	2.05	8.65
Net income from discontinued operations	—	0.01	0.01

Net Income per Common Share – Basic	$1.02	$2.06	$8.66

Net Income per Common Share – Diluted
Net income from continuing operations	1.02	2.05	8.64
Net income from discontinued operations	—	0.01	0.01

Net Income per Common Share – Diluted	$1.02	$2.06	$8.65

Dividends Declared per Common Share	$1.00	$0.60	$0.30

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31,
(In thousands)	2017	2016	2015
Net income	$107,681	$216,691	$895,344

Other comprehensive loss before tax:
Foreign currency translation adjustment	(3,078)	(4,026)	(3,098)
Adjustment of pension and postretirement benefit plans	(8,465)	(18,691)	(26,283)
Amortization of net losses	22,428	21,948	20,100
Amortization of prior service credit	(3,800)	(3,800)	(3,800)
Unrealized holding losses on investments arising during the period	(45,156)	(59,666)	(32,440)
Other-than-temporary impairment included in net income	8,299	209	14,445
Reclassification adjustment for gains included in net income	(334)	(379)	(141)
Unrealized net losses on cash flow hedges	(1,295)	(3,612)	(4,376)
Reclassification adjustment for net losses included in net income	1,888	3,149	4,702

Other comprehensive loss before tax	(29,513)	(64,868)	(30,891)
Income tax (expense) benefit	(853)	1,468	3,877

Total other comprehensive loss, net of tax	(30,366)	(63,400)	(27,014)

Comprehensive income, net of tax	$77,315	$153,291	$868,330

Tax effect allocated to each component of other comprehensive loss:

	Years ended December 31,
(In thousands)	2017	2016	2015
Adjustment of pension and postretirement benefit plans	$3,301	$7,289	$10,251
Amortization of net losses	(8,744)	(8,562)	(7,839)
Amortization of prior service credit	1,482	1,482	1,482
Unrealized holding losses on investments arising during the period	4,831	1,081	2,569
Other-than-temporary impairment included in net income	(1,559)	(42)	(2,486)
Reclassification adjustment for gains included in net income	67	39	28
Unrealized net losses on cash flow hedges	505	1,409	1,707
Reclassification adjustment for net losses included in net income	(736)	(1,228)	(1,835)

Income tax (expense) benefit	$(853)	$1,468	$3,877

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands)	Common stock	Preferred stock	Surplus	Retained earnings	Treasury stock	Accumulated other comprehensive loss	Total
Balance at December 31, 2014	$1,036	$50,160	$4,196,458	$253,717	$(4,117)	$(229,872)	$4,267,382
Net income				895,344			895,344
Issuance of stock	2		6,224				6,226
Tax windfall benefit on vesting of restricted stock			169				169
Dividends declared:
Common stock				(31,076)			(31,076)
Preferred stock				(3,723)			(3,723)
Common stock purchases					(2,086)		(2,086)
Common stock reissuance					102		102
Other comprehensive loss, net of tax						(27,014)	(27,014)
Transfer to statutory reserve			26,305	(26,305)			—

Balance at December 31, 2015	$1,038	$50,160	$4,229,156	$1,087,957	$(6,101)	$(256,886)	$5,105,324

Net income				216,691			216,691
Issuance of stock	2		7,435				7,437
Tax windfall benefit on vesting of restricted stock			47				47
Dividends declared:
Common stock				(62,234)			(62,234)
Preferred stock				(3,723)			(3,723)
Common stock purchases					(2,202)		(2,202)
Common stock reissuance					17		17
Other comprehensive loss, net of tax						(63,400)	(63,400)
Transfer to statutory reserve			18,384	(18,384)			—

Balance at December 31, 2016	$1,040	$50,160	$4,255,022	$1,220,307	$(8,286)	$(320,286)	$5,197,957

Net income				107,681			107,681
Issuance of stock	2		6,945				6,947
Dividends declared:
Common stock				(102,136)			(102,136)
Preferred stock				(3,723)			(3,723)
Common stock purchases			4,518		(81,938)		(77,420)
Common stock reissuance			(13)		82		69
Stock based compensation			4,896				4,896
Other comprehensive loss, net of tax						(30,366)	(30,366)
Transfer to statutory reserve			27,135	(27,135)			—

Balance at December 31, 2017	$1,042	$50,160	$4,298,503	$1,194,994	$(90,142)	$(350,652)	$5,103,905

	Years ended December 31,
Disclosure of changes in number of shares:	2017	2016	2015
Preferred Stock:
Balance at beginning and end of year	2,006,391	2,006,391	2,006,391

Common Stock:
Balance at beginning of year	104,058,684	103,816,185	103,614,553
Issuance of stock	179,475	242,499	201,632

Balance at end of year	104,238,159	104,058,684	103,816,185
Treasury stock	(2,169,178)	(267,752)	(197,209)

Common Stock – Outstanding	102,068,981	103,790,932	103,618,976

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
(In thousands)	2017	2016	2015
Cash flows from operating activities:
Net income	$107,681	$216,691	$895,344

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	325,424	170,016	241,478
Goodwill impairment losses	—	3,801	—
Amortization of intangibles	9,378	12,144	11,019
Depreciation and amortization of premises and equipment	48,364	46,874	47,474
Net accretion of discounts and amortization of premiums and deferred fees	(22,310)	(40,786)	(73,496)
Impairment losses on long-lived assets	4,784	—	—
Other-than-temporary impairment on investment securities	8,299	209	14,445
Fair value adjustments on mortgage servicing rights	36,519	25,336	7,904
FDIC loss-share expense (income)	10,066	207,779	(20,062)
Adjustments to indemnity reserves on loans sold	22,377	17,285	18,628
Earnings from investments under the equity method	(34,083)	(31,288)	(24,373)
Deferred income tax expense (benefit)	207,428	61,574	(519,128)
Loss (gain) on:
Disposition of premises and equipment	4,281	4,094	(3,629)
Sale and valuation adjustments of investment securities	(334)	(1,962)	(141)
Sale of loans, including valuation adjustments on loans held-for-sale and mortgage banking activities	(16,670)	(35,517)	(35,013)
Sale of foreclosed assets, including write-downs	21,715	19,357	60,378
Acquisitions of loans held-for-sale	(244,385)	(310,217)	(401,991)
Proceeds from sale of loans held-for-sale	69,464	89,887	124,111
Net originations on loans held-for-sale	(315,522)	(510,783)	(792,821)
Net decrease (increase) in:
Trading securities	501,618	753,839	1,083,683
Accrued income receivable	(75,802)	(13,808)	5,392
Other assets	(50,508)	(26,304)	100,133
Net increase (decrease) in:
Interest payable	2,549	165	528
Pension and other postretirement benefits obligation	(13,100)	(55,678)	3,252
Other liabilities	28,279	(13,241)	(72,980)

Total adjustments	527,831	372,776	(225,209)

Net cash provided by operating activities	635,512	589,467	670,135

Cash flows from investing activities:
Net increase in money market investments	(2,364,902)	(710,125)	(357,706)
Purchases of investment securities:
Available-for-sale	(4,139,762)	(3,407,779)	(2,014,315)
Held-to-maturity	—	—	(750)
Other	(29,672)	(14,130)	(40,847)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	2,023,295	1,227,966	1,362,712
Held-to-maturity	6,232	4,588	4,856
Other	—	11,122	46,341
Proceeds from sale of investment securities:
Available-for-sale	14,992	5,259	96,760
Other	30,265	9,021	14,950
Net (disbursements) repayments on loans	(398,676)	(267,205)	431,676
Proceeds from sale of loans	415	141,363	30,160
Acquisition of loan portfolios	(535,534)	(535,445)	(338,447)
Acquisition of trademark	—	—	(50)
Net payments (to) from FDIC under loss sharing agreements	(7,679)	98,518	247,976
Net cash received and acquired from business combination	—	—	731,279
Acquisition of servicing advances	—	—	(61,304)
Cash paid related to business acquisitions	—	—	(17,250)
Return of capital from equity method investments	8,694	907	13,329
Mortgage servicing rights purchased	—	—	(2,400)
Acquisition of premises and equipment	(62,697)	(100,320)	(62,656)
Proceeds from sale of:
Premises and equipment and other productive assets	9,753	8,897	12,880
Foreclosed assets	96,540	83,357	141,145

Net cash (used in) provided by investing activities	(5,348,736)	(3,444,006)	238,339

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	4,954,105	3,286,428	207,338
Federal funds purchased and assets sold under agreements to repurchase	(88,505)	(282,719)	(509,512)
Other short-term borrowings	95,008	—	(148,215)
Payments of notes payable	(95,607)	(254,816)	(737,889)
Proceeds from issuance of notes payable	55,000	165,047	277,398
Proceeds from issuance of common stock, including reissuance of treasury shares	7,016	7,437	6,226
Dividends paid	(95,910)	(65,932)	(19,257)
Net payments for repurchase of common stock	(75,664)	(563)	(1,021)
Payments related to tax withholding for share-based compensation	(1,756)	(1,623)	(963)

Net cash provided by (used in) financing activities	4,753,687	2,853,259	(925,895)

Net increase (decrease) in cash and due from banks	40,463	(1,280)	(17,421)
Cash and due from banks at beginning of period	362,394	363,674	381,095

Cash and due from banks at end of period	$402,857	$362,394	$363,674

The accompanying notes are an integral part of these consolidated financial statements.

During the year ended December 31, 2017 there have not been any cash flows associated with discontinued operations. The Consolidated Statement of Cash Flows for the years ended December 31, 2016 and 2015 includes the cash flows from operating, investing and financing activities associated with discontinued operations.

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

Note 2 – Hurricanes impact

During September 2017, Hurricanes Irma and Maria (the “hurricanes”), impacted Puerto Rico, the U.S. and British Virgin Islands, causing extensive damage and disrupting the markets in which Banco Popular de Puerto Rico (“BPPR”) does business.

On September 6, 2017, Hurricane Irma made landfall in the USVI and the BVI as a Category 5 hurricane on the Saffir-Simpson scale, causing catastrophic wind and water damage to the islands’ infrastructure, homes and businesses. Hurricane Irma’s winds and resulting flooding also impacted certain municipalities of Puerto Rico, causing the failure of electricity infrastructure in a significant portion of the island. While hurricane Irma also struck Popular’s operations in Florida, neither our operations nor those of our clients in the region were materially impacted.

Two weeks later, on September 20, 2017, Hurricane Maria, made landfall in Puerto Rico as a Category 4 hurricane, causing extensive destruction and flooding throughout Puerto Rico. Following the passage of Hurricane Maria, all Puerto Rico was left without electrical power, other basic utility and infrastructure services (such as water, communications, ports and other transportation networks) were severely curtailed and the government imposed a mandatory curfew. The hurricanes caused a significant disruption to the island’s economic activity. Most business establishments, including retailers and wholesalers, financial institutions, manufacturing facilities and hotels, were closed for several days.

Puerto Rico and the USVI were declared disaster zones by President Trump due to the impact of the hurricanes, thus making them eligible for Federal assistance. Notwithstanding the significant recovery operation that is underway by the Federal, state and local governments, as of the date of this report, many businesses and homes in Puerto Rico and the USVI remain without power, other basic utility and infrastructure remains significantly impacted, and many businesses are partially operating or remain closed. Electronic transactions, a significant source of revenue for the bank, declined significantly as a result of the lack of power and telecommunication services. Several reports indicate that the hurricanes have also accelerated the outmigration trends that Puerto Rico was experiencing, with many residents moving to the mainland United States, either on a temporary or permanent basis.

While it is too early to assess and quantify the full extent of the damage caused by the hurricanes, as well as their long-term impact on economic activity, the damages are substantial and have, at least in the short-term, had a material adverse impact on economic activity, as reflected by, among other things, the slowdown in production and sales activity and the reduction in the government’s tax revenues. Employment levels have also decreased in the short-term and could continue to decline as a result of the impact of the hurricanes on economic activity and outmigration trends. Furthermore, the hurricanes severely damaged or destroyed buildings, homes and other structures, impacting the value of such properties, some of which may serve as collateral to our loans. While our collateral is generally insured, the value of such insured structures, as well as other structures unaffected by the hurricanes, may be significantly impacted. Although some of the impact of the hurricanes, including its short-term impact on economic activity, may be offset by recovery and reconstruction activity and the influx of Federal emergency funds and private insurance proceeds, it is too early to know the amount of Federal and private insurance money to be received and whether such transfers will significantly offset the negative economic, fiscal and demographic impact of the hurricanes.

Prior to the hurricanes, the Corporation had implemented its business continuity action program. Although the Corporation’s business critical systems experienced minimal outages as a result of the storms, the Corporation’s physical operations in Puerto Rico, the USVI and the BVI, including its branch and ATM networks, were materially disrupted by the storms mostly due to lack of electricity and communication as well as limited accessibility.

During the fourth quarter of 2017, the Corporation continued normalizing its operations after the impact of the hurricanes, pursuant to the government’s partial restoration of the electric and telecommunications services in the areas in which the Corporation’s branch network operates. Reconstruction of the island’s electric infrastructure and restoration of the telecommunications network remain the most critical challenges for Puerto Rico’s recovery from the hurricanes.

The following summarizes the estimated impact on the Corporation’s earnings for the year ended December 31, 2017 as a result of the impact caused by Hurricanes Irma and Maria, net of estimated insurance receivables of $1.1 million.

(In thousands)	Year ended December 31, 2017
Provision for loan losses[1]	$67,615

Provision for indemnity reserves on loans sold	$3,436

Operating expenses:
Personnel costs	$1,841
Net occupancy expenses	2,905
Equipment expenses	531
Business promotion
Donations	1,248
Other sponsorship and promotions expenses	2,372

Total business promotion	3,620

Professional fees	167
Communications	33
OREO expenses	2,893
Other expenses
Write-down of premises and equipment	3,626
Other operating expense	1,365

Total other expenses	4,991

Total operating expenses	$16,981

Total pre-tax hurricane expenses	$88,032

[1]	Includes $5.8 million in provision for covered loans.

Provision for Loan Losses

Damages associated with Hurricanes Irma and Maria impacted certain of the Corporation’s asset quality measures, including higher delinquencies and non-performing loans. Payment channels, collection efforts and loss mitigation operations were interrupted as a result of the hurricanes.

At December 31, 2017, within the total allowance for loan losses the Corporation maintained a reserve of $117.6 million, for non-covered loans, based on the best estimate of the impact of the hurricanes on the Corporation’s loan portfolios. This reserve is based on the near mid-range of the estimated credit losses related to the hurricanes, which management had initially estimated to be in the range of $70 million to $160 million. The impact to the provision for loan losses of $67.6 million, including $5.8 million for covered loans, related to the hurricanes represents the difference between management’s best estimate of these losses and the amount already included as part of the reserves for environmental factors such as unemployment and deterioration in economic activity, which amounted to approximately $60 million. This provision includes $5.6 million for the portfolio of purchased credit impaired loans, accounted for under ASC 310-30, for which the estimated cash flows were adjusted to reflect a payment moratorium offered to certain eligible borrowers during the third quarter of 2017. The Corporation may make further adjustments to these estimates as more information becomes available.

Indemnity reserve

The Corporation services a portfolio of loans amounting to $1.5 billion at December 31, 2017 which were previously sold by the Corporation with credit recourse. The Corporation has estimated additional losses associated with the potential repurchase liability of loans subject to credit recourse as a result of the hurricanes. For the year 2017, the provision for loans sold for indemnity reserves of $22.4 million included $3.4 million to account for these estimated losses. At December 31, 2017, the reserve for loans subject to credit recourse amounted to $58.8 million.

Operating Expenses

The Corporation has recorded year to date expenses related to structural damages of $6.5 million, net of the related insurance receivable of $1.1 million. The results also include other operating expenses for costs such as donations, debris removal, fuel for backup generators, satellite telecommunications, personnel support and other ancillary costs associated with hurricane recovery efforts.

Revenue Reduction

In addition to the previously mentioned incremental provision and direct operating expenses, results for the year 2017 were impacted by the hurricanes in the form of a reduction in revenue resulting from reduced merchant transaction activity, the waiver of certain late fees and service charges to businesses and consumer in hurricane-affected areas, as well as the economic and operational disruption on the Corporation’s mortgage originations, servicing and loss mitigation activities.

While significant progress has been made in economic and transactional activity since September, the continued impact on transactional and collection based revenues will depend on the speed at which electricity, telecommunications and general merchant services can be restored across the region.

Note 3 – Summary of significant accounting policies

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

There were no significant business combinations during 2017 and 2016.

On February 27, 2015, BPPR, in alliance with other bidders, including BPNA, acquired certain assets and all deposits (other than certain brokered deposits) of former Doral Bank (“Doral”) from the Federal Deposit Insurance Corporation (“FDIC”), as receiver (the “Doral Bank Transaction”). The Corporation determined that this acquisition constituted a business combination as defined by the Financial Accounting Standards Board (“FASB”) Codification (“ASC”) Topic 805 “Business Combinations”.

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

Investment securities

Investment securities are classified in four categories and accounted for as follows:

•	Debt securities that the Corporation has the intent and ability to hold to maturity are classified as securities held-to-maturity and reported at amortized cost. The Corporation may not sell or transfer held-to-maturity securities without calling into question its intent to hold other debt securities to maturity, unless a nonrecurring or unusual event that could not have been reasonably anticipated has occurred. An investment in debt securities is considered impaired if the fair value of the investment is less than its amortized cost. For other-than-temporary impairments the Corporation assesses if it has both the intent and the ability to hold the security for a period of time sufficient to allow for an anticipated recovery in its fair value to its amortized cost. An other-than-temporary impairment not related to a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) for a held-to-maturity security is recognized in other comprehensive loss and amortized over the remaining life of the debt security. The amortized cost basis for a debt security is adjusted by the credit loss amount of other-than-temporary impairments.

•	Debt and equity securities classified as trading securities are reported at fair value, with unrealized gains and losses included in non-interest income.

•	Debt and equity securities (equity securities with readily available fair value) not classified as either securities held-to-maturity or trading securities, and which have a readily available fair value, are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income or loss. The specific identification method is used to determine realized gains and losses on securities available-for-sale, which are included in net gains or losses on sale and valuation adjustment of investment securities in the consolidated statements of operations. Declines in the value of debt and equity securities that are considered other-than-temporary reduce the value of the asset, and the estimated loss is recorded in non-interest income. For debt securities, the Corporation assesses whether (a) it has the intent to sell the debt security, or (b) it is more likely than not that it will be required to sell the debt security before its anticipated recovery. If either of these conditions is met, an other-than-temporary impairment on the security is recognized. In instances in which a determination is made that a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) exists but the entity does not intend to sell the debt security and it is not more likely than not that the entity will be required to sell the debt security before the anticipated recovery of its remaining amortized cost basis (i.e., the amortized cost basis less any current-period credit loss), the impairment is separated into (a) the amount of the total impairment related to the credit loss, and (b) the amount of the total impairment related to all other factors. The amount of the total impairment related to the credit loss is recognized in the statement of operations. The amount of the total impairment related to all other factors is recognized in other comprehensive loss. The other-than-temporary impairment analyses for both debt and equity securities are performed on a quarterly basis.

•	Investments in equity or other securities that do not have readily available fair values are classified as other investment securities in the consolidated statements of financial condition, and are subject to impairment testing, if applicable. These securities are stated at the lower of cost or realizable value. The source of this value varies according to the nature of the investment, and is primarily obtained by the Corporation from valuation analyses prepared by third-parties or from information derived from financial statements available for the corresponding venture capital and mutual funds. Stock that is owned by the Corporation to comply with regulatory requirements, such as Federal Reserve Bank and Federal Home Loan Bank (“FHLB”) stock, is included in this category, and their realizable value equals their cost.

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

Loans acquired as part of the Doral Bank FDIC-assisted transaction

Certain residential mortgage loans and commercial loans acquired as part of the Doral Bank Transaction were considered impaired. Accordingly, the Corporation applied the guidance of ASC Subtopic 310-30. Refer to Note 9 to the consolidated financial statements for additional information with respect to the loans acquired as part of the Doral Bank Transaction that were considered impaired.

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

Under ASC Subtopic 310-30, the difference between the undiscounted cash flows expected at acquisition and the fair value in the loans, or the “accretable yield,” is recognized as interest income using the effective yield method over the estimated life of the loan if the timing and amount of the future cash flows of the pool is reasonably estimable. The non-accretable difference represents the difference between contractually required principal and interest and the cash flows expected to be collected. Subsequent to the acquisition date, increases in cash flows over those expected at the acquisition date are recognized as a reduction of any allowance for loan losses established after the acquisition and then as an increase in the accretable yield for the loans prospectively. Decreases in expected cash flows after the acquisition date are recognized by recording an allowance for loan losses.

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

For a detailed description of the principal factors used to determine the general reserves of the allowance for loan losses and for the principal enhancements Management made to its methodology, refer to Note 10 to the consolidated financial statements.

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

Refer to Note 10 to the consolidated financial statements for additional qualitative information on TDRs and the Corporation’s determination of the allowance for loan losses.

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

The true-up payment obligation associated with the loss share agreements is accounted for at fair value in accordance with ASC Section 805-30-25-6 as it is considered contingent consideration. The true-up payment obligation is included as part of other liabilities in the consolidated statements of financial condition. Any changes in the carrying value of the obligation are included in the category of FDIC loss share (expense) income in the consolidated statements of operations.

Refer to Note 11 for additional information on the FDIC loss share indemnification asset and true-up payment obligation.

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

Updated appraisals are obtained to adjust the value of the other real estate assets. The frequency depends on the loan type and total credit exposure. The appraisal for a commercial or construction other real estate property with a book value equal to or greater than $1 million is updated annually and if lower than $1 million it is updated every two years. For residential mortgage properties, the Corporation requests appraisals annually.

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

Refer to the disclosure of accumulated other comprehensive loss included in Note 25.

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

Net income (loss) per common share

Basic income (loss) per common share is computed by dividing net income (loss) adjusted for preferred stock dividends, including undeclared or unpaid dividends if cumulative, and charges or credits related to the extinguishment of preferred stock or induced conversions of preferred stock, by the weighted average number of common shares outstanding during the year. Diluted income per common share takes into consideration the weighted average common shares adjusted for the effect of stock options, restricted stock, performance shares and warrants, if any, using the treasury stock method.

Statement of cash flows

For purposes of reporting cash flows, cash includes cash on hand and amounts due from banks.

Note 4 – New accounting pronouncements

Recently Issued Accounting Standards Updates

FASB Accounting Standards Update (“ASU”) 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income

The FASB issued ASU 2018-02 in February 2018, which allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. These stranded tax effects result from recognizing in income the impact of changes in tax rates even when the related tax effects were recognized in accumulated other comprehensive income. The amendments also require certain disclosures about stranded tax effects.

The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted.

As of December 31, 2017, the Corporation maintained a full valuation allowance on the deferred tax assets, which were recognized in accumulated other comprehensive income related to its U.S. operations. As such, the Corporation does not anticipate that the adoption of this accounting pronouncement will have a material impact on its consolidated statements of financial condition and results of operations. However, the Corporation will continue to evaluate the impact of this ASU until its planned adoption date of January 1, 2019.

FASB Accounting Standards Update (“ASU”) 2018-01, Leases (Topic 842): Land Easement Practical Expedient for Transition to Topic 842

The FASB issued ASU 2018-01 in January 2018, which provides an optional transition practical expedient to not evaluate under Topic 842 existing or expired land easements that were not previously accounted for as leases under Topic 840. An entity that elects this practical expedient should evaluate new or modified land easements under Topic 842 after the effective date.

The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted.

The Corporation does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated statements of financial condition and results of operations since it does not have any land easements that have not been previously accounted for as leases under Topic 840.

FASB Accounting Standards Update (“ASU”) 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities

The FASB issued ASU 2017-12 in August 2017, which makes more financial and nonfinancial hedging strategies eligible for hedge accounting and changes how companies assess effectiveness by, among other things, eliminating the requirement for entities to recognize hedge ineffectiveness each reporting period for cash flow hedges and requiring presentation of the changes in fair value of cash flow hedges in the same income statement line item(s) as the earnings effect of the hedged items when the hedged item affects earnings.

The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The amendments in this Update should be applied using a modified retrospective approach as of the adoption date.

The Corporation will be impacted by the simplified application of hedge accounting. The Corporation does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated statements of financial condition and results of operations since hedge ineffectiveness has been immaterial to the Corporation and the earnings effect of the hedges and the hedged items are already presented in the same income statement line item.

FASB Accounting Standards Update (“ASU”) 2017-11, Earnings per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): Part I: Accounting for Certain Financial Instruments with Down Round Features; Part II: Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception

The FASB issued ASU 2017-11 in July 2017, which changes the classification analysis of certain equity-linked financial instruments with down round features. When determining whether these instruments should be classified as liabilities or equity, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. For EPS purposes, the effect of the down round feature should be recognized as a dividend when triggered.

The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The amendments in this Update may be applied using either a modified retrospective approach or a full retrospective approach.

The Corporation does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated statements of financial condition and results of operations since it does not have any outstanding equity-linked financial instruments with a down round feature.

FASB Accounting Standards Update (“ASU”) 2017-09, Compensation– Stock Compensation (Topic 718): Scope of Modification Accounting

The FASB issued ASU 2017-09 in May 2017, which clarifies that modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions.

The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted. The amendments in this Update should be applied prospectively to an award modified on or after the adoption date.

The Corporation does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated statements of financial condition and results of operations since it is not customary for the Corporation to modify the terms or conditions of its share-based payment awards.

FASB Accounting Standards Update (“ASU”) 2017-08, Receivables– Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities

The FASB issued ASU 2017-08 in March 2017, which amends the amortization period for certain callable debt securities held at a premium by shortening such period to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity.

The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The amendments in this Update should be applied on a modified retrospective basis with a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption.

The Corporation does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated statements of financial condition and results of operations since the premium of purchased callable debt securities is not significant.

FASB Accounting Standards Update (“ASU”) 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost

The FASB issued ASU 2017-07 in March 2017, which requires that an employer disaggregate the service cost component from the other components of net benefit cost. The amendments also provide guidance on how to present the service cost component and the other components of net benefit cost in the income statement and allow only the service cost component of net benefit cost to be eligible for capitalization.

The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The amendments in this Update should be applied retrospectively for the presentation of the service cost component and other components of net benefit cost and prospectively for the capitalization of the service cost component.

The Corporation does not expect that the limitation to capitalize only the service cost component of the net periodic benefit cost will have a material impact on its consolidated statement of operations. Upon adoption, the Corporation will segregate the presentation of the service cost from the other components of net periodic benefit costs, all which are currently reported within personnel costs in its accompanying consolidated statement of operations.

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

The Corporation has considered the guidance in this Update related to the disclosure on the effect on financial statements of adopting the revenue, leases and credit losses standards in the preparation of the consolidated financial statements.

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

The Corporation does not anticipate that the adoption of this accounting pronouncement will have a material effect on its consolidated statements of financial condition and results of operations. Therefore, the Corporation will consider this guidance in any intra-entity transfers of assets other than inventory completed after the effective date.

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

The Corporation has continued its evaluation and implementation efforts for ASU 2016-13, Financial Instruments – Credit Losses, and has established a cross-discipline governance structure. A CECL Working Group, with members from different areas within the organization, has been created and assigned the responsibility of assessing the impact of the standard, evaluating interpretative issues, evaluating the current credit loss models against the new guidance to determine any changes necessary and other related implementation activities. The Working Group provides periodic updates to the CECL Steering Committee, which has oversight responsibilities for the implementation efforts.

The Corporation plans to adopt ASU 2016-13 on January 1, 2020 using a modified retrospective approach. Although early adoption is permitted beginning in the first quarter of 2019, the Corporation does not expect to make that election. The Corporation expects an increase in its allowance for loan and lease losses due to the consideration of lifetime credit losses as part of the calculation.

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

FASB Accounting Standards Updates (“ASUs”), Revenue from Contracts with Customers (Topic 606)

The FASB has issued a series of ASUs which, among other things, clarify the principles for recognizing revenue and develop a common revenue standard. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services, that is, the satisfaction of performance obligations, to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. A five-step process is defined to achieve this core principle. The new guidance also requires disclosures to enable users of financial statements to understand the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

The amendments of these Updates are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017.

The Corporation’s implementation efforts regarding ASU 2014-09, Revenue from Contracts with Customers, included a scoping analysis of revenue streams and related costs, reviewing the associated contracts, evaluating the timing of when revenues are currently being recognized in light of when the performance obligations are fulfilled and assessing principal vs. agent considerations. The Corporation concluded its implementation efforts during the fourth quarter of 2017. There will be no material changes in the timing of when revenues are recognized. Although there will be changes on the presentation of certain costs in the broker-dealer subsidiary, these changes in presentation are not material to the Corporation’s financial statements. The Corporation adopted this guidance on January 1, 2018 using the modified retrospective approach.

FASB Accounting Standards Update (“ASU”) 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities

The FASB issued ASU 2016-01 in January 2016, which primarily affects the accounting for equity investments and financial liabilities under the fair value option as follows: require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; simplify the impairment assessment of equity investments without readily determinable fair values; require changes in fair value due to instrument-specific credit risk to be presented separately in other comprehensive income for financial liabilities under the fair value option; and clarify that the need for a valuation allowance on a deferred tax asset related to available-for-sale securities should be evaluated in combination with the entity’s other deferred tax assets. In addition, the ASU also impacts the presentation and disclosure requirements of financial instruments.

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

Note 5—Restrictions on cash and due from banks and certain securities

The Corporation’s banking subsidiaries, BPPR and BPNA, are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank of New York (the “Fed”) or other banks. Those required average reserve balances amounted to $ 1.4 billion at December 31, 2017 (December 31, 2016—$ 1.2 billion). Cash and due from banks, as well as other highly liquid securities, are used to cover the required average reserve balances.

At December 31, 2017, the Corporation held $41 million in restricted assets in the form of funds deposited in money market accounts, trading account securities and investment securities available for sale (December 31, 2016—$31 million). The amounts held in trading account securities and investment securities available for sale consist primarily of restricted assets held for the Corporation’s non-qualified retirement plans and fund deposits guaranteeing possible liens or encumbrances over the title of insured properties.

Note 6—Securities purchased under agreements to resell

The securities purchased underlying the agreements to resell were delivered to, and are held by, the Corporation. The counterparties to such agreements maintain effective control over such securities. The Corporation is permitted by contract to repledge the securities, and has agreed to resell to the counterparties the same or substantially similar securities at the maturity of the agreements.

The fair value of the collateral securities held by the Corporation on these transactions at December 31, was as follows:

(In thousands)	2017	2016
Not repledged	$—	$27,388

Total	$—	$27,388

Note 7 – Investment securities available-for-sale

The following tables present the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities available-for-sale at December 31, 2017 and 2016.

	At December 31, 2017
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
U.S. Treasury securities
Within 1 year	$1,112,791	$8	$2,101	$1,110,698	1.06%
After 1 to 5 years	2,550,116	—	26,319	2,523,797	1.55
After 5 to 10 years	293,579	281	191	293,669	2.24

Total U.S. Treasury securities	3,956,486	289	28,611	3,928,164	1.46

Obligations of U.S. Government sponsored entities
Within 1 year	276,304	21	818	275,507	1.26
After 1 to 5 years	336,922	22	3,518	333,426	1.48

Total obligations of U.S. Government sponsored entities	613,226	43	4,336	608,933	1.38

Obligations of Puerto Rico, States and political subdivisions
After 1 to 5 years	6,668	—	59	6,609	2.30

Total obligations of Puerto Rico, States and political subdivisions	6,668	—	59	6,609	2.30

Collateralized mortgage obligations—federal agencies
Within 1 year	40	—	—	40	2.60
After 1 to 5 years	16,972	173	75	17,070	2.90
After 5 to 10 years	36,186	57	526	35,717	2.31
After 10 years	914,568	2,789	26,431	890,926	2.01

Total collateralized mortgage obligations—federal agencies	967,766	3,019	27,032	943,753	2.03

Mortgage-backed securities
Within 1 year	484	8	—	492	4.23
After 1 to 5 years	14,599	206	211	14,594	3.50
After 5 to 10 years	339,161	2,390	3,765	337,786	2.21
After 10 years	4,385,368	19,493	69,071	4,335,790	2.46

Total mortgage-backed securities	4,739,612	22,097	73,047	4,688,662	2.44

Equity securities (without contractual maturity)	1,039	776	—	1,815	8.21

Other
After 5 to 10 years	789	13	—	802	3.62

Total other	789	13	—	802	3.62

Total investment securities available-for-sale[1]	$10,285,586	$26,237	$133,085	$10,178,738	1.96%

[1]	Includes $6.6 billion pledged to secure public and trust deposits, assets sold under agreements to repurchase, credit facilities and loan servicing agreements that the secured parties are not permitted to sell or repledge the collateral, of which $5.6 billion serve as collateral for public funds.

	At December 31, 2016
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
U.S. Treasury securities
Within 1 year	$844,002	$1,254	$28	$845,228	1.00%
After 1 to 5 years	1,300,729	214	9,551	1,291,392	1.11

Total U.S. Treasury securities	2,144,731	1,468	9,579	2,136,620	1.06

Obligations of U.S. Government sponsored entities
Within 1 year	100,050	102	—	100,152	0.98
After 1 to 5 years	613,293	710	2,505	611,498	1.38
After 5 to 10 years	200	—	—	200	5.64

Total obligations of U.S. Government sponsored entities	713,543	812	2,505	711,850	1.32

Obligations of Puerto Rico, States and political subdivisions
After 1 to 5 years	6,419	—	161	6,258	2.89
After 5 to 10 years	5,000	—	1,550	3,450	3.80
After 10 years	17,605	—	4,542	13,063	7.09

Total obligations of Puerto Rico, States and political subdivisions	29,024	—	6,253	22,771	5.60

Collateralized mortgage obligations—federal agencies
Within 1 year	13	—	—	13	1.23
After 1 to 5 years	18,524	429	28	18,925	2.89
After 5 to 10 years	39,178	428	61	39,545	2.68
After 10 years	1,180,686	6,313	23,956	1,163,043	1.99

Total collateralized mortgage obligations—federal agencies	1,238,401	7,170	24,045	1,221,526	2.02

Mortgage-backed securities
Within 1 year	55	1	—	56	4.76
After 1 to 5 years	19,960	537	43	20,454	3.86
After 5 to 10 years	317,185	3,701	1,721	319,165	2.29
After 10 years	3,805,675	28,772	68,790	3,765,657	2.47

Total mortgage-backed securities	4,142,875	33,011	70,554	4,105,332	2.46

Equity securities (without contractual maturity)	1,246	876	—	2,122	7.94

Other
Within 1 year	8,539	11	—	8,550	1.78
After 5 to 10 years	1,004	31	—	1,035	3.62

Total other	9,543	42	—	9,585	1.97

Total investment securities available-for-sale[1]	$8,279,363	$43,379	$112,936	$8,209,806	1.94%

[1]	Includes $4.1 billion pledged to secure public and trust deposits, assets sold under agreements to repurchase, credit facilities and loan servicing agreements that the secured parties are not permitted to sell or repledge the collateral, of which $3.4 billion serve as collateral for public funds.

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

The following table presents the aggregate amortized cost and fair value of investment securities available-for-sale at December 31, 2017 by contractual maturity.

(In thousands)	Amortized cost	Fair value
Within 1 year	$1,389,619	$1,386,737
After 1 to 5 years	2,925,277	2,895,496
After 5 to 10 years	669,715	667,974
After 10 years	5,299,936	5,226,716

Total	10,284,547	10,176,923
Equity securities	1,039	1,815

Total investment securities available-for-sale	$10,285,586	$10,178,738

During the year ended December 31, 2017, the Corporation sold equity securities and obligations from the Puerto Rico government and its political subdivisions. The proceeds from these sales were $ 15.0 million. During the year ended December 31, 2016, the Corporation sold mortgage-backed securities, equity securities and obligations from the Puerto Rico government and its political subdivisions. The proceeds from these sales were $ 5.3 million. Gross realized gains and losses on the sale of investment securities available-for-sale for the years ended December 31, 2017, 2016 and 2015 were as follows:

	Years ended December 31,
(In thousands)	2017	2016	2015
Gross realized gains	$346	$378	$226
Gross realized losses	(12)	—	(85)

Net realized gains on sale of investment securities available-for-sale	$334	$378	$141

The following tables present the Corporation’s fair value and gross unrealized losses of investment securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2017 and 2016.

	At December 31, 2017
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
U.S. Treasury securities	$2,608,473	$14,749	$1,027,066	$13,862	$3,635,539	$28,611
Obligations of U.S. Government sponsored entities	214,670	1,108	376,807	3,228	591,477	4,336
Obligations of Puerto Rico, States and political subdivisions	6,609	59	—	—	6,609	59
Collateralized mortgage obligations—federal agencies	153,336	2,110	595,339	24,922	748,675	27,032
Mortgage-backed securities	1,515,295	12,529	2,652,359	60,518	4,167,654	73,047

Total investment securities available-for-sale in an unrealized loss position	$4,498,383	$30,555	$4,651,571	$102,530	$9,149,954	$133,085

	At December 31, 2016
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
U.S. Treasury securities	$1,162,110	$9,579	$—	$—	$1,162,110	$9,579
Obligations of U.S. Government sponsored entities	430,273	2,426	3,126	79	433,399	2,505
Obligations of Puerto Rico, States and political subdivisions	6,258	161	16,512	6,092	22,770	6,253
Collateralized mortgage obligations—federal agencies	505,503	8,112	339,236	15,933	844,739	24,045
Mortgage-backed securities	3,537,606	70,173	15,113	381	3,552,719	70,554

Total investment securities available-for-sale in an unrealized loss position	$5,641,750	$90,451	$373,987	$22,485	$6,015,737	$112,936

As of December 31, 2017, the available-for-sale investment portfolio reflects gross unrealized losses of approximately $133 million, driven mainly by U.S. Treasury securities, collateralized mortgage obligations, and mortgage-backed securities.

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

At December 31, 2017, management performed its quarterly analysis of all debt securities in an unrealized loss position. Based on the analysis performed, management concluded that no individual debt security was other-than-temporarily impaired as of such date. During the quarter ended June 30, 2017, the Corporation recognized an other-than-temporary impairment charge of $8.3 million on Puerto Rico Sales Tax Financing Corporation (“COFINA”) bonds classified as available-for-sale. These were subsequently sold by the Corporation during the third quarter of 2017, at a gain of approximately $0.1 million.

At December 31, 2017, the Corporation did not have the intent to sell debt securities in an unrealized loss position and it was not more likely than not that the Corporation would have to sell the investments securities prior to recovery of their amortized cost basis.

During the quarter ended June 30, 2016, the Corporation recognized an other-than-temporary impairment charge of $209 thousand on an investment security available-for-sale classified as obligations from Puerto Rico government and its political subdivisions. Puerto Rico’s fiscal and economic situation, together with, among other factors, the moratorium declared on the payment of principal and interest on obligations of certain Puerto Rico government securities, including those issued or guaranteed by the Commonwealth, led management to conclude that the unrealized losses on this security was other-than-temporary. The security, for which an other-than-temporary impairment was recorded, was sold during the fourth quarter of 2016, resulting in a realized gain of $30 thousand. The proceeds from this sale were $882 thousand.

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

	2017		2016
(In thousands)	Amortized cost	Fair value	Amortized cost	Fair value
FNMA	$3,621,537	$3,572,474	$3,255,844	$3,211,443
Freddie Mac	1,358,708	1,335,685	1,381,197	1,361,933

Note 8 – Investment securities held-to-maturity

The following tables present the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities held-to-maturity at December 31, 2017 and 2016.

	At December 31, 2017
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
Obligations of Puerto Rico, States and political subdivisions
Within 1 year	$3,295	$—	$79	$3,216	5.96%
After 1 to 5 years	15,485	—	4,143	11,342	6.05
After 5 to 10 years	29,240	—	8,905	20,335	3.89
After 10 years	44,734	3,834	222	48,346	1.93

Total obligations of Puerto Rico, States and political subdivisions	92,754	3,834	13,349	83,239	3.38

Collateralized mortgage obligations—federal agencies
After 5 to 10 years	67	4	—	71	5.45

Total collateralized mortgage obligations—federal agencies	67	4	—	71	5.45

Other
Within 1 year	500	—	7	493	1.96
After 1 to 5 years	500	—	—	500	2.97

Total other	1,000	—	7	993	2.47

Total investment securities held-to-maturity[1]	$93,821	$3,838	$13,356	$84,303	3.37%

[1]	Includes $92.8 million pledged to secure public and trust deposits that the secured parties are not permitted to sell or repledge the collateral.

	At December 31, 2016
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
Obligations of Puerto Rico, States and political subdivisions
Within 1 year	$3,105	$—	$1,240	$1,865	5.90%
After 1 to 5 years	14,540	—	5,957	8,583	6.02
After 5 to 10 years	18,635	—	7,766	10,869	6.20
After 10 years	59,747	1,368	8,892	52,223	1.91

Total obligations of Puerto Rico, States and political subdivisions	96,027	1,368	23,855	73,540	3.49

Collateralized mortgage obligations—federal agencies
After 5 to 10 years	74	4	—	78	5.45

Total collateralized mortgage obligations—federal agencies	74	4	—	78	5.45

Other
Within 1 year	1,000	—	3	997	1.65
After 1 to 5 years	1,000	—	39	961	2.44

Total other	2,000	—	42	1,958	2.05

Total investment securities held-to-maturity[1]	$98,101	$1,372	$23,897	$75,576	3.46%

[1]	Includes $53.1 million pledged to secure public and trust deposits that the secured parties are not permitted to sell or repledge the collateral.

Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.

The following table presents the aggregate amortized cost and fair value of investment securities held-to-maturity at December 31, 2017 by contractual maturity.

(In thousands)	Amortized cost	Fair value
Within 1 year	$3,795	$3,709
After 1 to 5 years	15,985	11,842
After 5 to 10 years	29,307	20,406
After 10 years	44,734	48,346

Total investment securities held-to-maturity	$93,821	$84,303

The following tables present the Corporation’s fair value and gross unrealized losses of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2017 and 2016:

	At December 31, 2017
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Obligations of Puerto Rico, States and political subdivisions	$—	$—	$35,696	$13,349	$35,696	$13,349
Other	—	—	743	7	743	7

Total investment securities held-to-maturity in an unrealized loss position	$—	$—	$36,439	$13,356	$36,439	$13,356

	At December 31, 2016
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Obligations of Puerto Rico, States and political subdivisions	$31,294	$1,702	$30,947	$22,153	$62,241	$23,855
Other	491	9	1,217	33	1,708	42

Total investment securities held-to-maturity in an unrealized loss position	$31,785	$1,711	$32,164	$22,186	$63,949	$23,897

As indicated in Note 7 to these Consolidated Financial Statements, management evaluates investment securities for OTTI declines in fair value on a quarterly basis.

The “Obligations of Puerto Rico, States and political subdivisions” classified as held-to-maturity at December 31, 2017 are primarily associated with securities issued by municipalities of Puerto Rico and are generally not rated by a credit rating agency. This includes $49 million of general and special obligation bonds issued by three municipalities of Puerto Rico, which are payable primarily from, and have a lien on, certain property taxes imposed by the issuing municipality. In the case of general obligations, they also benefit from a pledge of the full faith, credit and unlimited taxing power of the issuing municipality and issuing municipalities are required by law to levy property taxes in an amount sufficient for the payment of debt service on such general obligations bonds.

The portfolio also includes approximately $44 million in securities for which the underlying source of payment is not the central government, but in which a government instrumentality provides a guarantee in the event of default. The Corporation performs periodic credit quality reviews on these issuers. Based on the quarterly analysis performed, management concluded that no individual debt security held-to-maturity was other-than-temporarily impaired at December 31, 2017. Further deterioration of the fiscal crisis of the Government of Puerto Rico or of Puerto Rico’s economy could further affect the value of these securities, resulting in losses to the Corporation. The Corporation does not have the intent to sell securities held-to-maturity and it is more likely than not that the Corporation will not have to sell these investment securities prior to recovery of their amortized cost basis.

Refer to Note 27 for additional information on the Corporation’s exposure to the Puerto Rico Government.

Note 9 – Loans

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

The risks on loans acquired in the FDIC-assisted transaction are significantly different from the risks on loans not covered under the FDIC loss sharing agreements because of the loss protection provided by the FDIC. Accordingly, the Corporation presents loans subject to the loss sharing agreements as “covered loans” in the information below and loans that are not subject to the FDIC loss sharing agreements as “non-covered loans”. The FDIC loss sharing agreements expired on June 30, 2015 for commercial (including construction) and consumer loans, and expires on June 30, 2020 for single-family residential mortgage loans, as explained in Note 11.

During the year ended December 31, 2017, the Corporation recorded purchases (including repurchases) of mortgage loans amounting to $460 million, consumer loans of $311 million, commercial loans of $2 million and leases of $2 million, compared to purchases (including repurchases) of mortgage loans of $619 million, consumer loans of $164 million and commercial loans of $51 million, during the year ended December 31, 2016.

The Corporation performed whole-loan sales involving approximately $64 million of residential mortgage loans during the year ended December 31, 2017 (December 31, 2016 - $83 million). There were no sales of commercial and construction loans during the year ended December 31, 2017. For the year ended December 31, 2016, excluding the bulk sale of Westernbank loans with a carrying value of approximately $100 million, the Corporation sold commercial and construction loans with a carrying value of approximately $47 million. Also, during the year ended December 31, 2017, the Corporation securitized approximately $376 million of mortgage loans into Government National Mortgage Association (“GNMA”) mortgage-backed securities and $86 million of mortgage loans into Federal National Mortgage Association (“FNMA”) mortgage-backed securities, compared to $613 million and $163 million, respectively, during the year ended December 31, 2016.

Non-covered loans

The following table presents the composition of non-covered loans held-in-portfolio (“HIP”), net of unearned income, by past due status at December 31, 2017 and 2016, including loans previously covered by the commercial FDIC loss sharing agreements.

December 31, 2017
Puerto Rico
	Past due					Non-covered
	30-59	60-89	90 days	Total		loans HIP
(In thousands)	days	days	or more	past due	Current	Puerto Rico
Commercial multi-family	$—	$426	$1,210	$1,636	$144,763	$146,399
Commercial real estate non-owner occupied	39,617	131	28,045	67,793	2,336,766	2,404,559
Commercial real estate owner occupied	7,997	2,291	123,929	134,217	1,689,397	1,823,614
Commercial and industrial	3,556	1,251	40,862	45,669	2,845,658	2,891,327
Construction	—	—	170	170	95,199	95,369
Mortgage	217,890	77,833	1,596,763	1,892,486	4,684,293	6,576,779
Leasing	10,223	1,490	2,974	14,687	795,303	809,990
Consumer:
Credit cards	7,319	4,464	18,227	30,010	1,063,211	1,093,221
Home equity lines of credit	438	395	257	1,090	4,997	6,087
Personal	13,926	6,857	19,981	40,764	1,181,548	1,222,312
Auto	24,405	5,197	5,466	35,068	815,745	850,813
Other	537	444	16,765	17,746	139,842	157,588

Total	$325,908	$100,779	$1,854,649	$2,281,336	$15,796,722	$18,078,058

December 31, 2017
U.S. mainland
	Past due
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP U.S. mainland
Commercial multi-family	$395	$—	$784	$1,179	$1,209,514	$1,210,693
Commercial real estate non-owner occupied	4,028	1,186	1,599	6,813	1,681,498	1,688,311
Commercial real estate owner occupied	2,684	—	862	3,546	315,429	318,975
Commercial and industrial	1,121	5,278	97,427	103,826	901,157	1,004,983
Construction	—	—	—	—	784,660	784,660
Mortgage	13,453	6,148	14,852	34,453	659,175	693,628
Legacy	291	417	3,039	3,747	29,233	32,980
Consumer:
Credit cards	3	2	11	16	84	100
Home equity lines of credit	4,653	3,675	14,997	23,325	158,760	182,085
Personal	3,342	2,149	2,779	8,270	289,732	298,002
Other	—	—	—	—	319	319

Total	$29,970	$18,855	$136,350	$185,175	$6,029,561	$6,214,736

December 31, 2017
Popular, Inc.
	Past due					Non-covered
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	loans HIP Popular, Inc.[1] [2]
Commercial multi-family	$395	$426	$1,994	$2,815	$1,354,277	$1,357,092
Commercial real estate non-owner occupied	43,645	1,317	29,644	74,606	4,018,264	4,092,870
Commercial real estate owner occupied	10,681	2,291	124,791	137,763	2,004,826	2,142,589
Commercial and industrial	4,677	6,529	138,289	149,495	3,746,815	3,896,310
Construction	—	—	170	170	879,859	880,029
Mortgage	231,343	83,981	1,611,615	1,926,939	5,343,468	7,270,407
Leasing	10,223	1,490	2,974	14,687	795,303	809,990
Legacy[3]	291	417	3,039	3,747	29,233	32,980
Consumer:
Credit cards	7,322	4,466	18,238	30,026	1,063,295	1,093,321
Home equity lines of credit	5,091	4,070	15,254	24,415	163,757	188,172
Personal	17,268	9,006	22,760	49,034	1,471,280	1,520,314
Auto	24,405	5,197	5,466	35,068	815,745	850,813
Other	537	444	16,765	17,746	140,161	157,907

Total	$355,878	$119,634	$1,990,999	$2,466,511	$21,826,283	$24,292,794

[1]	Non-covered loans held-in-portfolio are net of $131 million in unearned income and exclude $132 million in loans held-for-sale.
[2]	Includes $7.1 billion pledged to secure credit facilities and public funds that the secured parties are not permitted to sell or repledge the collateral, of which $4.6 billion were pledged at the Federal Home Loan Bank (“FHLB”) as collateral for borrowings, $2.0 billion at the Federal Reserve Bank (“FRB”) for discount window borrowings and $0.5 billion serve as collateral for public funds.
[3]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

December 31, 2016
Puerto Rico
	Past due					Non-covered
	30-59	60-89	90 days	Total		loans HIP
(In thousands)	days	days	or more	past due	Current	Puerto Rico
Commercial multi-family	$232	$—	$664	$896	$173,644	$174,540
Commercial real estate non-owner occupied	98,604	4,785	51,435	154,824	2,409,461	2,564,285
Commercial real estate owner occupied	12,967	5,014	112,997	130,978	1,660,497	1,791,475
Commercial and industrial	19,156	2,638	32,147	53,941	2,617,976	2,671,917
Construction	—	—	1,668	1,668	83,890	85,558
Mortgage	289,635	136,558	801,251	1,227,444	4,689,056	5,916,500
Leasing	6,619	1,356	3,062	11,037	691,856	702,893
Consumer:
Credit cards	11,646	8,752	18,725	39,123	1,061,484	1,100,607
Home equity lines of credit	—	65	185	250	8,101	8,351
Personal	12,148	7,918	20,686	40,752	1,109,425	1,150,177
Auto	32,441	7,217	12,320	51,978	774,614	826,592
Other	1,259	294	19,311	20,864	154,665	175,529

Total	$484,707	$174,597	$1,074,451	$1,733,755	$15,434,669	$17,168,424

December 31, 2016
U.S. mainland
	Past due
	30-59	60-89	90 days	Total		Loans HIP
(In thousands)	days	days	or more	past due	Current	U.S. mainland
Commercial multi-family	$5,952	$—	$206	$6,158	$1,058,138	$1,064,296
Commercial real estate non-owner occupied	1,992	379	1,195	3,566	1,353,750	1,357,316
Commercial real estate owner occupied	2,116	540	472	3,128	240,617	243,745
Commercial and industrial	960	610	101,257	102,827	828,106	930,933
Construction	—	—	—	—	690,742	690,742
Mortgage	15,974	5,272	11,713	32,959	746,902	779,861
Legacy	833	346	3,337	4,516	40,777	45,293
Consumer:
Credit cards	8	28	30	66	92	158
Home equity lines of credit	2,908	1,055	4,762	8,725	243,450	252,175
Personal	2,547	1,675	1,864	6,086	234,521	240,607
Auto	—	—	—	—	9	9
Other	—	—	8	8	180	188

Total	$33,290	$9,905	$124,844	$168,039	$5,437,284	$5,605,323

December 31, 2016
Popular, Inc.
	Past due					Non-covered
	30-59	60-89	90 days	Total		loans HIP
(In thousands)	days	days	or more	past due	Current	Popular, Inc.[1] [2]
Commercial multi-family	$6,184	$—	$870	$7,054	$1,231,782	$1,238,836
Commercial real estate non-owner occupied	100,596	5,164	52,630	158,390	3,763,211	3,921,601
Commercial real estate owner occupied	15,083	5,554	113,469	134,106	1,901,114	2,035,220
Commercial and industrial	20,116	3,248	133,404	156,768	3,446,082	3,602,850
Construction	—	—	1,668	1,668	774,632	776,300
Mortgage	305,609	141,830	812,964	1,260,403	5,435,958	6,696,361
Leasing	6,619	1,356	3,062	11,037	691,856	702,893
Legacy[3]	833	346	3,337	4,516	40,777	45,293
Consumer:
Credit cards	11,654	8,780	18,755	39,189	1,061,576	1,100,765
Home equity lines of credit	2,908	1,120	4,947	8,975	251,551	260,526
Personal	14,695	9,593	22,550	46,838	1,343,946	1,390,784
Auto	32,441	7,217	12,320	51,978	774,623	826,601
Other	1,259	294	19,319	20,872	154,845	175,717

Total	$517,997	$184,502	$1,199,295	$1,901,794	$20,871,953	$22,773,747

[1]	Non-covered loans held-in-portfolio are net of $121 million in unearned income and exclude $89 million in loans held-for-sale.
[2]	Includes $7.3 billion pledged to secure credit facilities and public funds that the secured parties are not permitted to sell or repledge the collateral, of which $4.5 billion were pledged at the FHLB as collateral for borrowings, $2.3 billion at the FRB for discount window borrowings and $0.5 billion serve as collateral for public funds.
[3]	The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the BPNA segment.

The level of delinquencies for mortgage loans as of December 31, 2017 was impacted by the loan moratorium implemented by the Corporation as part of its hurricane relief measures. Although the repayment schedule was modified as part of the moratorium, certain borrowers continued to make payments, having an impact on the respective delinquency status. Also, loans with a delinquency status of 90 days past due as of December 31, 2017 include approximately $840 million in loans previously pooled into GNMA securities. Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements of the Bank with an offsetting liability. While the borrowers for our serviced GNMA portfolio benefited from the loan payment moratorium, the delinquency status of these loans continued to be reported to GNMA without considering the moratorium. Management will continue to monitor the effect of the moratorium as the period comes to an end and the loan repayment schedule is resumed.

The following tables present non-covered loans held-in-portfolio by loan class that are in non-performing status or are accruing interest but are past due 90 days or more at December 31, 2017 and December 31, 2016. Accruing loans past due 90 days or more consist primarily of credit cards, Federal Housing Administration (“FHA”) / U.S. Department of Veterans Affairs (“VA”) and other insured mortgage loans, and delinquent mortgage loans which are included in the Corporation’s financial statements pursuant to GNMA’s buy-back option program. Servicers of loans underlying GNMA mortgage-backed securities must report as their own assets the defaulted loans that they have the option (but not the obligation) to repurchase, even when they elect not to exercise that option.

At December 31, 2017
	Puerto Rico		U.S. mainland		Popular, Inc.
(In thousands)	Non-accrual loans	Accruing loans past-due 90 days or more [1]	Non-accrual loans	Accruing loans past-due 90 days or more [1]	Non-accrual loans	Accruing loans past-due 90 days or more [1]
Commercial multi-family	$1,115	$—	$784	$—	$1,899	$—
Commercial real estate non-owner occupied	18,866	—	1,599	—	20,465	—
Commercial real estate owner occupied	101,068	—	862	—	101,930	—
Commercial and industrial	40,177	685	594	—	40,771	685
Mortgage[3]	306,697	1,204,691	14,852	—	321,549	1,204,691
Leasing	2,974	—	—	—	2,974	—
Legacy	—	—	3,039	—	3,039	—
Consumer:
Credit cards	—	18,227	11	—	11	18,227
Home equity lines of credit	—	257	14,997	—	14,997	257
Personal	19,460	141	2,779	—	22,239	141
Auto	5,466	—	—	—	5,466	—
Other	15,617	1,148	—	—	15,617	1,148

Total[2]	$511,440	$1,225,149	$39,517	$—	$550,957	$1,225,149

[1]	Non-covered loans of $215 million accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.
[2]	For purposes of this table non-performing loans exclude non-performing loans held-for-sale.
[3]	It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. The balance of these loans increased by $760 million due mainly to the rebooking of loans previously pooled into GNMA securities. Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements of the Bank with an offsetting liability. While the borrowers for our serviced GNMA portfolio benefited from the loan payment moratorium, the delinquency status of these loans continued to be reported to GNMA without considering the moratorium. These balances include $178 million of residential mortgage loans in Puerto Rico insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2017. Furthermore, the Corporation has approximately $58 million in reverse mortgage loans in Puerto Rico which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets.

At December 31, 2016
	Puerto Rico		U.S. mainland		Popular, Inc.
(In thousands)	Non-accrual loans	Accruing loans past-due 90 days or more [1]	Non-accrual loans	Accruing loans past-due 90 days or more [1]	Non-accrual loans	Accruing loans past-due 90 days or more [1]
Commercial multi-family	$664	$—	$206	$—	$870	$—
Commercial real estate non-owner occupied	24,611	—	1,195	—	25,806	—
Commercial real estate owner occupied	102,771	—	472	—	103,243	—
Commercial and industrial	31,609	538	1,820	—	33,429	538
Mortgage[3]	318,194	406,583	11,713	—	329,907	406,583
Leasing	3,062	—	—	—	3,062	—
Legacy	—	—	3,337	—	3,337	—
Consumer:
Credit cards	—	18,725	30	—	30	18,725
Home equity lines of credit	—	185	4,762	—	4,762	185
Personal	20,553	34	1,864	—	22,417	34
Auto	12,320	—	—	—	12,320	—
Other	18,724	587	8	—	18,732	587

Total[2]	$532,508	$426,652	$25,407	$—	$557,915	$426,652

[1]	Non-covered loans by $215 million accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.
[2]	For purposes of this table non-performing loans exclude non-performing loans held-for-sale.
[3]	It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $181 million of residential mortgage loans in Puerto Rico insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2016. Furthermore, the Corporation has approximately $68 million in reverse mortgage loans in Puerto Rico which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets.

The components of the net financing leases receivable at December 31, 2017 and 2016 were as follows:

(In thousands)	2017	2016
Total minimum lease payments	$681,198	$601,317
Estimated residual value of leased property (unguaranteed)	246,248	210,761
Deferred origination costs, net of fees	9,496	8,309
Less—Unearned financing income	126,797	117,296

Net minimum lease payments	810,145	703,091
Less—Allowance for loan losses	12,000	7,677

Net minimum lease payments, net of allowance for loan losses	$798,145	$695,414

At December 31, 2017, future minimum lease payments are expected to be received as follows:

(In thousands)
2018	$44,986
2019	56,421
2020	121,121
2021	173,305
2022 and thereafter	285,365

Total	$681,198

Covered loans

The following tables present the composition of loans by past due status at December 31, 2017 and 2016 for covered loans held-in-portfolio. The information considers covered loans accounted for under ASC Subtopic 310-20 and ASC Subtopic 310-30.

December 31, 2017
	Past due
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Covered loans HIP [1]
Mortgage	$16,640	$5,453	$59,018	$81,111	$421,818	$502,929
Consumer	518	147	988	1,653	12,692	14,345

Total covered loans	$17,158	$5,600	$60,006	$82,764	$434,510	$517,274

[1]	Includes $279 million pledged to secure credit facilities at the FHLB which are not permitted to sell or repledge the collateral.

December 31, 2016
	Past due
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Covered loans HIP [1]
Mortgage	$25,506	$12,904	$69,856	$108,266	$448,304	$556,570
Consumer	751	245	1,074	2,070	14,238	16,308

Total covered loans	$26,257	$13,149	$70,930	$110,336	$462,542	$572,878

[1]	Includes $337 million pledged to secure credit facilities at the FHLB which are not permitted to sell or repledge the collateral.

The following table presents covered loans in nonperforming status and accruing loans past due 90 days or more by loan class at December 31, 2017 and 2016.

	December 31, 2017		December 31, 2016
(In thousands)	Non-accrual loans	Accruing loans past due 90 days or more	Non-accrual loans	Accruing loans past due 90 days or more
Mortgage	$3,165	$—	$3,794	$—
Consumer	188	—	121	—

Total[1]	$3,353	$—	$3,915	$—

[1]	Covered loans accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

The Corporation accounts for lines of credit with revolving privileges under the accounting guidance of ASC Subtopic 310-20, which requires that any differences between the contractually required loans payment receivable in excess of the initial investment in the loans be accreted into interest income over the life of the loans, if the loan is accruing interest. Covered loans accounted for under ASC Subtopic 310-20 amounted to $10 million at December 31, 2017 (December 31, 2016—$10 million).

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

	December 31, 2017			December 31, 2016
	Carrying amount			Carrying amount
(In thousands)	Non-credit impaired loans	Credit impaired loans	Total	Non-credit impaired loans	Credit impaired loans	Total
Commercial real estate	$909,389	$14,035	$923,424	$985,181	$14,440	$999,621
Commercial and industrial	88,130	—	88,130	103,476	—	103,476
Construction	—	170	170	—	1,668	1,668
Mortgage	542,182	21,357	563,539	587,949	25,781	613,730
Consumer	16,900	758	17,658	18,775	1,059	19,834

Carrying amount [1]	1,556,601	36,320	1,592,921	1,695,381	42,948	1,738,329
Allowance for loan losses	(64,520)	(5,609)	(70,129)	(61,855)	(7,022)	(68,877)

Carrying amount, net of allowance	$1,492,081	$30,711	$1,522,792	$1,633,526	$35,926	$1,669,452

[1]	The carrying amount of loans acquired from Westernbank and accounted for under ASC 310-30 which remains subject to the loss sharing agreement with the FDIC amounted to approximately $507 million as of December 31, 2017 and $563 million as of December 31, 2016.

The outstanding principal balance of Westernbank loans accounted pursuant to ASC Subtopic 310-30, amounted to $1.9 billion at December 31, 2017 (December 31, 2016—$2.1 billion). At December 31, 2017, none of the acquired loans from the Westernbank FDIC-assisted transaction accounted for under ASC Subtopic 310-30 were considered non-performing loans. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.

Changes in the carrying amount and the accretable yield for the Westernbank loans accounted pursuant to the ASC Subtopic 310-30, for the years ended December 31, 2017 and 2016, were as follows:

	Activity in the accretable yield
	Westernbank loans ASC 310-30
	For the year ended
	December 31, 2017			December 31, 2016
(In thousands)	Non-credit impaired loans	Credit impaired loans	Total	Non-credit impaired loans	Credit impaired loans	Total
Beginning balance	$1,001,908	$8,179	$1,010,087	$1,105,732	$6,726	$1,112,458
Accretion	(139,557)	(3,048)	(142,605)	(162,983)	(6,765)	(169,748)
Change in expected cash flows	13,486	(253)	13,233	59,159	8,218	67,377

Ending balance	$875,837	$4,878	$880,715	$1,001,908	$8,179	$1,010,087

	Carrying amount of Westernbank loans accounted for pursuant to ASC 310-30
	For the year ended
	December 31, 2017			December 31, 2016
(In thousands)	Non-credit impaired loans	Credit impaired loans	Total	Non-credit impaired loans	Credit impaired loans	Total
Beginning balance	$1,695,381	$42,948	$1,738,329	$1,898,146	$76,355	$1,974,501
Accretion	139,557	3,048	142,605	162,983	6,765	169,748
Collections / loan sales / charge-offs[1]	(278,337)	(9,676)	(288,013)	(365,748)	(40,172)	(405,920)

Ending balance[2]	$1,556,601	$36,320	$1,592,921	$1,695,381	$42,948	$1,738,329
Allowance for loan losses
ASC 310-30 Westernbank loans	(64,520)	(5,609)	(70,129)	(61,855)	(7,022)	(68,877)

Ending balance, net of ALLL	$1,492,081	$30,711	$1,522,792	$1,633,526	$35,926	$1,669,452

[1]	For the year ended December 31, 2016, includes the impact of the bulk sale of loans with a carrying value of approximately $99 million.
[2]	The carrying amount of loans acquired from Westernbank and accounted for under ASC 310-30 which remain subject to the loss sharing agreement with the FDIC amounted to approximately $507 million as of December 31, 2017 (December 31, 2016- $563 million).

Other loans acquired with deteriorated credit quality

The outstanding principal balance of other acquired loans accounted pursuant to ASC Subtopic 310-30, amounted to $556 million at December 31, 2017 (December 31, 2016—$700 million). At December 31, 2017, none of the other acquired loans accounted under ASC Subtopic 310-30 were considered non-performing loans. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.

Changes in the carrying amount and the accretable yield for the other acquired loans accounted pursuant to the ASC Subtopic 310-30, for the years ended December 31, 2017 and 2016 were as follows:

Activity in the accretable yield—Other acquired loans ASC 310-30
	For the years ended
(In thousands)	December 31, 2017	December 31, 2016
Beginning balance	$278,896	$221,128
Additions	11,218	17,635
Accretion	(32,516)	(35,030)
Change in expected cash flows	76,175	75,163

Ending balance	$333,773	$278,896

Carrying amount of other acquired loans accounted for pursuant to ASC 310-30
	For the years ended
(In thousands)	December 31, 2017	December 31, 2016
Beginning balance	$562,695	$564,050
Purchase accounting adjustments related to the Doral Bank Transaction (Refer to Note18)	—	(4,707)
Additions	18,824	36,221
Accretion	32,516	35,030
Collections and charge-offs	(97,963)	(67,899)

Ending balance	$516,072	$562,695
Allowance for loan losses ASC 310-30 non-covered loans	(49,376)	(22,431)

Ending balance, net of allowance for loan losses	$466,696	$540,264

Note 10 – Allowance for loan losses

The Corporation follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan losses (“ALLL”) to provide for inherent losses in the loan portfolio. This methodology includes the consideration of factors such as current economic conditions, portfolio risk characteristics, prior loss experience and results of periodic credit reviews of individual loans. The provision for loan losses charged to current operations is based on this methodology. Loan losses are charged and recoveries are credited to the allowance for loan losses.

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

For the period ended December 31, 2017, 69% (December 31, 2016—38%) of the ALLL for non-covered BPPR segment loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was mainly concentrated in the leasing, credit cards, personal, auto and mortgage loan portfolios for 2017 and in the leasing, auto, other consumer loan and commercial and industrial loan portfolios for 2016.

For the period ended December 31, 2017, 3% (December 31, 2016—0.11%) of our BPNA segment loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was concentrated in the consumer portfolios for 2017 and commercial multifamily portfolio for 2016.

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

As discussed in Note 2—Hurricanes impact, during the year ended December 31, 2017, an incremental provision expense of $67.6 million which includes $5.8 million in provision for covered loans, was made to the allowance for loan losses based on management’s best estimate of the impact of the hurricanes on the Corporation’s loan portfolios and the ability of borrowers to repay their loans, taking into consideration currently available information and the already challenging economic environment in Puerto Rico prior to the hurricanes. Refer to Note 2 for additional information.

During the fourth quarter of 2017, management completed the annual review of the components of the ALLL models. As part of this review management updated core metrics related to the estimation process for evaluating the adequacy of the general reserve of the allowance for loan losses. These updates to the ALLL models, which are described in the paragraph below, were implemented as of December 31, 2017 and resulted in a net decrease to the allowance for loan losses of $4.9 million for the non-covered portfolio. The effect of the aforementioned updates was immaterial for the covered loans portfolio.

Management made the following revisions to the ALLL models during the fourth quarter of 2017:

•	Annual review and recalibration of the environmental factors adjustment. The environmental factor adjustments are developed by performing regression analyses on selected credit and economic indicators for each applicable loan segment. During the fourth quarter of 2017, the environmental factor models used to account for changes in current credit and macroeconomic conditions were reviewed and recalibrated based on the latest applicable trends.

The effect of the recalibration to the environmental factors adjustment resulted in a decrease to the allowance for loan losses of $6.5 million and offset by an increase of $1.6 million at December 31, 2017, related to the non-covered BPPR and BPNA segments, respectively.

The following tables present the changes in the allowance for loan losses, loan ending balances and whether such loans and the allowance pertain to loans individually or collectively evaluated for impairment for the years ended December 31, 2017 and 2016.

For the year ended December 31, 2017
Puerto Rico—Non-covered loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$189,686	$1,353	$143,320	$7,662	$125,963	$467,984
Provision (reversal of provision)	4,240	(2,690)	90,705	11,099	138,385	241,739
Charge-offs	(49,591)	(3,588)	(78,121)	(8,407)	(109,252)	(248,959)
Recoveries	27,196	6,211	3,177	1,637	19,119	57,340

Ending balance	$171,531	$1,286	$159,081	$11,991	$174,215	$518,104

Specific ALLL	$36,982	$—	$46,354	$475	$21,849	$105,660

General ALLL	$134,549	$1,286	$112,727	$11,516	$152,366	$412,444

Loans held-in-portfolio:
Impaired non-covered loans	$323,455	$—	$509,033	$1,456	$99,180	$933,124
Non-covered loans held-in-portfolio excluding impaired loans	6,942,444	95,369	6,067,746	808,534	3,230,841	17,144,934

Total non-covered loans held-in-portfolio	$7,265,899	$95,369	$6,576,779	$809,990	$3,330,021	$18,078,058

For the year ended December 31, 2017
Puerto Rico—Covered loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$—	$—	$30,159	$—	$191	$30,350
Provision	—	—	5,098	—	644	5,742
Charge-offs	—	—	(4,049)	—	(122)	(4,171)
Recoveries	—	—	1,313	—	10	1,323

Ending balance	$—	$—	$32,521	$—	$723	$33,244

Specific ALLL	$—	$—	$—	$—	$—	$—

General ALLL	$—	$—	$32,521	$—	$723	$33,244

Loans held-in-portfolio:
Impaired covered loans	$—	$—	$—	$—	$—	$—
Covered loans held-in-portfolio excluding impaired loans	—	—	502,929	—	14,345	517,274

Total covered loans held-in-portfolio	$—	$—	$502,929	$—	$14,345	$517,274

For the year ended December 31, 2017
U.S. Mainland
(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total
Allowance for credit losses:
Beginning balance	$12,968	$8,172	$4,614	$1,343	$15,220	$42,317
Provision (reversal of provision)	65,323	(1,103)	167	(2,275)	15,831	77,943
Charge-offs	(36,399)	—	(1,223)	(897)	(19,926)	(58,445)
Recoveries	2,242	7	983	2,627	4,404	10,263

Ending balance	$44,134	$7,076	$4,541	$798	$15,529	$72,078

Specific ALLL	$—	$—	$2,478	$—	$953	$3,431

General ALLL	$44,134	$7,076	$2,063	$798	$14,576	$68,647

Loans held-in-portfolio:
Impaired loans	$—	$—	$9,242	$—	$5,057	$14,299
Loans held-in-portfolio excluding impaired loans	4,222,962	784,660	684,386	32,980	475,449	6,200,437

Total loans held-in-portfolio	$4,222,962	$784,660	$693,628	$32,980	$480,506	$6,214,736

For the year ended December 31, 2017
Popular, Inc.
(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$202,654	$9,525	$178,093	$1,343	$7,662	$141,374	$540,651
Provision (reversal of provision)	69,563	(3,793)	95,970	(2,275)	11,099	154,860	325,424
Charge-offs	(85,990)	(3,588)	(83,393)	(897)	(8,407)	(129,300)	(311,575)
Recoveries	29,438	6,218	5,473	2,627	1,637	23,533	68,926

Ending balance	$215,665	$8,362	$196,143	$798	$11,991	$190,467	$623,426

Specific ALLL	$36,982	$—	$48,832	$—	$475	$22,802	$109,091

General ALLL	$178,683	$8,362	$147,311	$798	$11,516	$167,665	$514,335

Loans held-in-portfolio:
Impaired loans	$323,455	$—	$518,275	$—	$1,456	$104,237	$947,423
Loans held-in-portfolio excluding impaired loans	11,165,406	880,029	7,255,061	32,980	808,534	3,720,635	23,862,645

Total loans held-in-portfolio	$11,488,861	$880,029	$7,773,336	$32,980	$809,990	$3,824,872	$24,810,068

For the year ended December 31, 2016
Puerto Rico—Non-covered loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$186,925	$4,957	$128,327	$10,993	$138,721	$469,923
Provision (reversal of provision)	19,147	(6,539)	79,309	557	63,386	155,860
Charge-offs	(62,486)	(3,103)	(68,075)	(6,151)	(106,304)	(246,119)
Recoveries	41,731	5,124	3,759	2,263	29,998	82,875
Net recoveries (write-downs)	4,369	914	—	—	162	5,445

Ending balance	$189,686	$1,353	$143,320	$7,662	$125,963	$467,984

Specific ALLL	$42,375	$—	$42,428	$535	$23,185	$108,523

General ALLL	$147,311	$1,353	$100,892	$7,127	$102,778	$359,461

Loans held-in-portfolio:
Impaired non-covered loans	$338,422	$—	$497,488	$1,817	$106,615	$944,342
Non-covered loans held-in-portfolio excluding impaired loans	6,863,795	85,558	5,419,012	701,076	3,154,641	16,224,082

Total non-covered loans held-in-portfolio	$7,202,217	$85,558	$5,916,500	$702,893	$3,261,256	$17,168,424

For the year ended December 31, 2016
Puerto Rico—Covered Loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$—	$—	$33,967	$—	$209	$34,176
Provision (reversal of provision)	—	—	(1,092)	—	(18)	(1,110)
Charge-offs	—	—	(3,524)	—	(19)	(3,543)
Recoveries	—	—	808	—	19	827

Ending balance	$—	$—	$30,159	$—	$191	$30,350

Specific ALLL	$—	$—	$—	$—	$—	$—

General ALLL	$—	$—	$30,159	$—	$191	$30,350

Loans held-in-portfolio:
Impaired covered loans	$—	$—	$—	$—	$—	$—
Covered loans held-in-portfolio excluding impaired loans	—	—	556,570	—	16,308	572,878

Total covered loans held-in-portfolio	$—	$—	$556,570	$—	$16,308	$572,878

For the year ended December 31, 2016
U.S. Mainland
(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total
Allowance for credit losses:
Beginning balance	$9,908	$3,912	$4,985	$2,687	$11,520	$33,012
Provision (reversal of provision)	(253)	4,260	1,562	(3,257)	12,954	15,266
Charge-offs	(1,115)	—	(2,506)	(535)	(13,430)	(17,586)
Recoveries	4,428	—	573	2,448	4,176	11,625

Ending balance	$12,968	$8,172	$4,614	$1,343	$15,220	$42,317

Specific ALLL	$—	$—	$2,182	$—	$672	$2,854

General ALLL	$12,968	$8,172	$2,432	$1,343	$14,548	$39,463

Loans held-in-portfolio:
Impaired loans	$—	$—	$8,876	$—	$2,839	$11,715
Loans held-in-portfolio excluding impaired loans	3,596,290	690,742	770,985	45,293	490,298	5,593,608

Total loans held-in-portfolio	$3,596,290	$690,742	$779,861	$45,293	$493,137	$5,605,323

For the year ended December 31, 2016
Popular, Inc.
(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$196,833	$8,869	$167,279	$2,687	$10,993	$150,450	$537,111
Provision (reversal of provision)	18,894	(2,279)	79,779	(3,257)	557	76,322	170,016
Charge-offs	(63,601)	(3,103)	(74,105)	(535)	(6,151)	(119,753)	(267,248)
Recoveries	46,159	5,124	5,140	2,448	2,263	34,193	95,327
Net recoveries (write-downs)	4,369	914	—	—	—	162	5,445

Ending balance	$202,654	$9,525	$178,093	$1,343	$7,662	$141,374	$540,651

Specific ALLL	$42,375	$—	$44,610	$—	$535	$23,857	$111,377

General ALLL	$160,279	$9,525	$133,483	$1,343	$7,127	$117,517	$429,274

Loans held-in-portfolio:
Impaired loans	$338,422	$—	$506,364	$—	$1,817	$109,454	$956,057
Loans held-in-portfolio excluding impaired loans	10,460,085	776,300	6,746,567	45,293	701,076	3,661,247	22,390,568

Total loans held-in-portfolio	$10,798,507	$776,300	$7,252,931	$45,293	$702,893	$3,770,701	$23,346,625

The following table provides the activity in the allowance for loan losses related to Westernbank loans accounted for pursuant to ASC Subtopic 310-30.

	ASC 310-30 Westernbank loans
	For the years ended
(In thousands)	December 31, 2017	December 31, 2016
Balance at beginning of period	$68,877	$63,563
Provision for loan losses	13,496	1,342
Net (charge-offs) recoveries	(12,244)	3,972

Balance at end of period	$70,129	$68,877

Impaired loans

The following tables present loans individually evaluated for impairment at December 31, 2017 and December 31, 2016.

December 31, 2017
Puerto Rico
	Impaired Loans – With an Allowance			Impaired Loans With No Allowance		Impaired Loans—Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Commercial multi-family	$206	$206	$32	$—	$—	$206	$206	$32
Commercial real estate non-owner occupied	101,485	102,262	23,744	11,454	27,522	112,939	129,784	23,744
Commercial real estate owner occupied	127,634	153,495	10,221	24,634	57,219	152,268	210,714	10,221
Commercial and industrial	43,493	46,918	2,985	14,549	23,977	58,042	70,895	2,985
Mortgage	450,226	504,006	46,354	58,807	75,228	509,033	579,234	46,354
Leasing	1,456	1,456	475	—	—	1,456	1,456	475
Consumer:
Credit cards	33,676	33,676	5,569	—	—	33,676	33,676	5,569
Personal	62,488	62,488	15,690	—	—	62,488	62,488	15,690
Auto	2,007	2,007	425	—	—	2,007	2,007	425
Other	1,009	1,009	165	—	—	1,009	1,009	165

Total Puerto Rico	$823,680	$907,523	$105,660	$109,444	$183,946	$933,124	$1,091,469	$105,660

December 31, 2017
U.S. mainland
	Impaired Loans – With an Allowance			Impaired Loans With No Allowance		Impaired Loans—Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Mortgage	$6,774	$8,439	$2,478	$2,468	$3,397	$9,242	$11,836	$2,478
Consumer:
HELOCs	3,530	3,542	722	761	780	4,291	4,322	722
Personal	542	542	231	224	224	766	766	231

Total U.S. mainland	$10,846	$12,523	$3,431	$3,453	$4,401	$14,299	$16,924	$3,431

December 31, 2017
Popular, Inc.
	Impaired Loans – With an Allowance			Impaired Loans With No Allowance		Impaired Loans—Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Commercial multi-family	$206	$206	$32	$—	$—	$206	$206	$32
Commercial real estate non-owner occupied	101,485	102,262	23,744	11,454	27,522	112,939	129,784	23,744
Commercial real estate owner occupied	127,634	153,495	10,221	24,634	57,219	152,268	210,714	10,221
Commercial and industrial	43,493	46,918	2,985	14,549	23,977	58,042	70,895	2,985
Mortgage	457,000	512,445	48,832	61,275	78,625	518,275	591,070	48,832
Leasing	1,456	1,456	475	—	—	1,456	1,456	475
Consumer:
Credit Cards	33,676	33,676	5,569	—	—	33,676	33,676	5,569
HELOCs	3,530	3,542	722	761	780	4,291	4,322	722
Personal	63,030	63,030	15,921	224	224	63,254	63,254	15,921
Auto	2,007	2,007	425	—	—	2,007	2,007	425
Other	1,009	1,009	165	—	—	1,009	1,009	165

Total Popular, Inc.	$834,526	$920,046	$109,091	$112,897	$188,347	$947,423	$1,108,393	$109,091

December 31, 2016
Puerto Rico
	Impaired Loans – With an Allowance			Impaired Loans With No Allowance		Impaired Loans—Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Commercial multi-family	$82	$82	$34	$—	$—	$82	$82	$34
Commercial real estate non-owner occupied	104,119	105,047	24,537	15,935	29,631	120,054	134,678	24,537
Commercial real estate owner occupied	131,634	169,013	13,007	31,962	50,094	163,596	219,107	13,007
Commercial and industrial	46,862	49,301	4,797	7,828	11,478	54,690	60,779	4,797
Mortgage	426,737	466,249	42,428	70,751	87,806	497,488	554,055	42,428
Leasing	1,817	1,817	535	—	—	1,817	1,817	535
Consumer:
Credit cards	37,464	37,464	5,588	—	—	37,464	37,464	5,588
Personal	66,043	66,043	16,955	—	—	66,043	66,043	16,955
Auto	2,117	2,117	474	—	—	2,117	2,117	474
Other	991	991	168	—	—	991	991	168

Total Puerto Rico	$817,866	$898,124	$108,523	$126,476	$179,009	$944,342	$1,077,133	$108,523

December 31, 2016
U.S. mainland
	Impaired Loans – With an Allowance			Impaired Loans With No Allowance		Impaired Loans—Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Mortgage	$6,381	$7,971	$2,182	$2,495	$3,369	$8,876	$11,340	$2,182
Consumer:
HELOCs	2,421	2,429	667	300	315	2,721	2,744	667
Personal	39	39	5	79	79	118	118	5

Total U.S. mainland	$8,841	$10,439	$2,854	$2,874	$3,763	$11,715	$14,202	$2,854

December 31, 2016
Popular, Inc.
	Impaired Loans – With an Allowance			Impaired Loans With No Allowance		Impaired Loans—Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Commercial multi-family	$82	$82	$34	$—	$—	$82	$82	$34
Commercial real estate non-owner occupied	104,119	105,047	24,537	15,935	29,631	120,054	134,678	24,537
Commercial real estate owner occupied	131,634	169,013	13,007	31,962	50,094	163,596	219,107	13,007
Commercial and industrial	46,862	49,301	4,797	7,828	11,478	54,690	60,779	4,797
Mortgage	433,118	474,220	44,610	73,246	91,175	506,364	565,395	44,610
Leasing	1,817	1,817	535	—	—	1,817	1,817	535
Consumer:
Credit Cards	37,464	37,464	5,588	—	—	37,464	37,464	5,588
HELOCs	2,421	2,429	667	300	315	2,721	2,744	667
Personal	66,082	66,082	16,960	79	79	66,161	66,161	16,960
Auto	2,117	2,117	474	—	—	2,117	2,117	474
Other	991	991	168	—	—	991	991	168

Total Popular, Inc.	$826,707	$908,563	$111,377	$129,350	$182,772	$956,057	$1,091,335	$111,377

The following tables present the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2017 and 2016.

For the year ended December 31, 2017
	Puerto Rico		U.S. Mainland		Popular, Inc.
(In thousands)	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized
Commercial multi-family	$130	$4	$—	$—	$130	$4
Commercial real estate non-owner occupied	117,182	4,745	—	—	117,182	4,745
Commercial real estate owner occupied	156,890	4,939	—	—	156,890	4,939
Commercial and industrial	60,466	1,899	—	—	60,466	1,899
Mortgage	504,709	12,661	9,006	200	513,715	12,861
Leasing	1,642	—	—	—	1,642	—
Consumer:
Credit cards	36,109	—	—	—	36,109	—
HELOCs	—	—	2,964	—	2,964	—
Personal	64,467	—	505	—	64,972	—
Auto	2,065	—	—	—	2,065	—
Other	915	—	—	—	915	—

Total Popular, Inc.	$944,575	$24,248	$12,475	$200	$957,050	$24,448

For the year ended December 31, 2016
	Puerto Rico		U.S. Mainland		Popular, Inc.
(In thousands)	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized
Commercial multi-family	$33	$6	$—	$—	$33	$6
Commercial real estate non-owner occupied	127,508	5,275	—	—	127,508	5,275
Commercial real estate owner occupied	150,563	5,757	—	—	150,563	5,757
Commercial and industrial	57,752	1,959	—	—	57,752	1,959
Construction	1,107	—	—	—	1,107	—
Mortgage	479,584	13,860	8,212	178	487,796	14,038
Leasing	2,124	—	—	—	2,124	—
Consumer:
Credit cards	38,168	—	—	—	38,168	—
HELOCs	—	—	1,937	—	1,937	—
Personal	67,308	—	529	—	67,837	—
Auto	2,575	—	—	—	2,575	—
Other	683	—	—	—	683	—

Total Popular, Inc.	$927,405	$26,857	$10,678	$178	$938,083	$27,035

Modifications

Troubled debt restructurings (“TDRs”) related to non-covered loan portfolios amounted to $ 1.3 billion at December 31, 2017 (December 31, 2016—$ 1.2 billion). The amount of outstanding commitments to lend additional funds to debtors owing receivables whose terms have been modified in troubled debt restructurings amounted $8 million related to the commercial loan portfolio at December 31, 2017 (December 31, 2016—$8 million).

At December 31, 2017, the mortgage loan TDRs include $449 million guaranteed by U.S. sponsored entities at BPPR, compared to $407 million at December 31, 2016.

A modification of a loan constitutes a troubled debt restructuring when a borrower is experiencing financial difficulty and the modification constitutes a concession. For a summary of the accounting policy related to TDRs, refer to the summary of significant accounting policies included in Note 3 to these consolidated financial statements.

The following tables present the non-covered and covered loans classified as TDRs according to their accruing status and the related allowance at December 31, 2017 and December 31, 2016.

	Popular, Inc.
	Non-Covered Loans
	December 31, 2017				December 31, 2016
(In thousands)	Accruing	Non-Accruing	Total	Related Allowance	Accruing	Non-Accruing	Total	Related Allowance
Commercial	$161,220	$59,626	$220,846	$32,472	$176,887	$83,157	$260,044	$40,810
Mortgage	803,278	126,798	930,076	48,832	744,926	127,071	871,997	44,610
Leases	863	393	1,256	475	1,383	434	1,817	535
Consumer	93,916	12,233	106,149	22,802	100,277	12,442	112,719	23,857

Total	$1,059,277	$199,050	$1,258,327	$104,581	$1,023,473	$223,104	$1,246,577	$109,812

	Popular, Inc.
	Covered Loans
	December 31, 2017				December 31, 2016
(In thousands)	Accruing	Non-Accruing	Total	Related Allowance	Accruing	Non-Accruing	Total	Related Allowance
Mortgage	$2,658	$3,227	$5,885	$—	$2,950	$2,580	$5,530	$—

Total	$2,658	$3,227	$5,885	$—	$2,950	$2,580	$5,530	$—

The following tables present the loan count by type of modification for those loans modified in a TDR during the years ended December 31, 2017 and 2016. Loans modified as TDRs for the U.S. operations are considered insignificant to the Corporation.

Popular, Inc.
For the year ended December 31, 2017
	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other
Commercial real estate non-owner occupied	4	2	—	—
Commercial real estate owner occupied	4	17	—	—
Commercial and industrial	3	40	—	—
Mortgage	55	39	348	125
Leasing	—	1	9	—
Consumer:
Credit cards	491	—	5	537
HELOCs	—	14	8	1
Personal	757	6	2	3
Auto	—	5	4	1
Other	32	1	—	1

Total	1,346	125	376	668

Popular, Inc.
For the year ended December 31, 2016
	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other
Commercial real estate non-owner occupied	7	1	—	—
Commercial real estate owner occupied	43	7	—	—
Commercial and industrial	36	7	—	—
Mortgage	78	80	505	170
Leasing	—	1	1	—
Consumer:
Credit cards	766	—	2	668
HELOCs	—	1	5	1
Personal	1,007	19	1	1
Auto	—	12	8	2
Other	35	—	—	—

Total	1,972	128	522	842

The following tables present by class, quantitative information related to loans modified as TDRs during the years ended December 31, 2017 and 2016.

Popular, Inc.
For the year ended December 31, 2017
(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification
Commercial real estate non-owner occupied	6	$2,172	$2,032	$146
Commercial real estate owner occupied	21	5,356	5,346	313
Commercial and industrial	43	2,655	4,786	507
Mortgage	567	69,084	64,552	4,108
Leasing	10	347	347	101
Consumer:
Credit cards	1,033	9,283	10,196	1,241
HELOCs	23	2,504	2,421	299
Personal	768	12,884	12,911	3,027
Auto	10	2,043	1,999	362
Other	34	2,014	2,014	72

Total	2,515	$108,342	$106,604	$10,176

Popular, Inc.
For the year ended December 31, 2016
(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification
Commercial real estate non-owner occupied	8	$7,667	$10,272	$5,109
Commercial real estate owner occupied	50	29,935	30,097	894
Commercial and industrial	43	8,402	9,733	242
Mortgage	833	93,511	90,840	6,822
Leasing	2	36	37	8
Consumer:
Credit cards	1,436	13,329	14,918	2,042
HELOCs	7	602	662	296
Personal	1,028	17,192	17,296	3,548
Auto	22	263	281	54
Other	35	96	98	17

Total	3,464	$171,033	$174,234	$19,032

The following tables present by class, TDRs that were subject to payment default and that had been modified as a TDR during the twelve months preceding the default date. Payment default is defined as a restructured loan becoming 90 days past due after being modified, foreclosed or charged-off, whichever occurs first. The recorded investment at December 31, 2017 is inclusive of all partial paydowns and charge-offs since the modification date. Loans modified as a TDR that were fully paid down, charged-off or foreclosed upon by period end are not reported.

Popular, Inc.
Defaulted during the year ended December 31, 2017
(Dollars in thousands)	Loan count	Recorded investment as of first default date
Commercial real estate non-owner occupied	3	$543
Commercial real estate owner occupied	4	1,912
Commercial and industrial	5	636
Mortgage	110	10,112
Leasing	4	146
Consumer:
Credit cards	369	3,286
HELOCs	1	97
Personal	139	3,461
Auto	5	103
Other	1	9

Total	641	$20,305

Popular, Inc.
Defaulted during the year ended December 31, 2016
(Dollars in thousands)	Loan count	Recorded investment as of first default date
Commercial real estate non-owner occupied	2	$327
Commercial real estate owner occupied	11	3,296
Commercial and industrial	7	905
Mortgage	169	18,261
Leasing	3	28
Consumer:
Credit cards	451	4,794
HELOCs	1	43
Personal	135	3,329
Auto	9	171
Other	3	8

Total	791	$31,162

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

Special Mention (Scale 10)—Loans classified as special mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the Corporation’s credit position at some future date.

Adversely Classified Classifications:

Substandard (Scales 11 and 12)—Loans classified as substandard are deemed to be inadequately protected by the current net worth and payment capacity of the obligor or of the collateral pledged, if any. Loans classified as such have well-defined weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful (Scale 13) - Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the additional characteristic that the weaknesses make the collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss (Scale 14)—Uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this asset even though partial recovery may be effected in the future.

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

The following table presents the outstanding balance, net of unearned income, of non-covered loans held-in-portfolio based on the Corporation’s assignment of obligor risk ratings as defined at December 31, 2017 and 2016.

December 31, 2017
(In thousands)	Watch	Special Mention	Substandard	Doubtful	Loss	Sub-total	Pass/ Unrated	Total
Puerto Rico[1]
Commercial multi-family	$1,387	$1,708	$6,831	$—	$—	$9,926	$136,473	$146,399
Commercial real estate non-owner occupied	327,811	335,011	307,579	—	—	970,401	1,434,158	2,404,559
Commercial real estate owner occupied	243,966	215,652	354,990	2,124	—	816,732	1,006,882	1,823,614
Commercial and industrial	453,546	108,554	241,695	471	126	804,392	2,086,935	2,891,327

Total Commercial	1,026,710	660,925	911,095	2,595	126	2,601,451	4,664,448	7,265,899
Construction	110	4,122	1,545	—	—	5,777	89,592	95,369
Mortgage	2,748	3,564	155,074	—	—	161,386	6,415,393	6,576,779
Leasing	—	—	1,926	—	1,048	2,974	807,016	809,990
Consumer:
Credit cards	—	—	18,227	—	—	18,227	1,074,994	1,093,221
HELOCs	—	—	257	—	—	257	5,830	6,087
Personal	429	659	20,790	—	—	21,878	1,200,434	1,222,312
Auto	—	—	5,446	—	20	5,466	845,347	850,813
Other	—	—	16,324	—	440	16,764	140,824	157,588

Total Consumer	429	659	61,044	—	460	62,592	3,267,429	3,330,021

Total Puerto Rico	$1,029,997	$669,270	$1,130,684	$2,595	$1,634	$2,834,180	$15,243,878	$18,078,058

U.S. mainland
Commercial multi-family	$11,808	$6,345	$7,936	$—	$—	$26,089	$1,184,604	$1,210,693
Commercial real estate non-owner occupied	46,523	16,561	37,178	—	—	100,262	1,588,049	1,688,311
Commercial real estate owner occupied	28,183	30,893	8,590	—	—	67,666	251,309	318,975
Commercial and industrial	4,019	603	123,935	—	—	128,557	876,426	1,004,983

Total Commercial	90,533	54,402	177,639	—	—	322,574	3,900,388	4,222,962
Construction	36,858	8,294	54,276	—	—	99,428	685,232	784,660
Mortgage	—	—	14,852	—	—	14,852	678,776	693,628
Legacy	688	426	3,302	—	—	4,416	28,564	32,980
Consumer:
Credit cards	—	—	11	—	—	11	89	100
HELOCs	—	—	6,084	—	8,914	14,998	167,087	182,085
Personal	—	—	2,069	—	704	2,773	295,229	298,002
Other	—	—	—	—	—	—	319	319

Total Consumer	—	—	8,164	—	9,618	17,782	462,724	480,506

Total U.S. mainland	$128,079	$63,122	$258,233	$—	$9,618	$459,052	$5,755,684	$6,214,736

Popular, Inc.
Commercial multi-family	$13,195	$8,053	$14,767	$—	$—	$36,015	$1,321,077	$1,357,092
Commercial real estate non-owner occupied	374,334	351,572	344,757	—	—	1,070,663	3,022,207	4,092,870
Commercial real estate owner occupied	272,149	246,545	363,580	2,124	—	884,398	1,258,191	2,142,589
Commercial and industrial	457,565	109,157	365,630	471	126	932,949	2,963,361	3,896,310

Total Commercial	1,117,243	715,327	1,088,734	2,595	126	2,924,025	8,564,836	11,488,861
Construction	36,968	12,416	55,821	—	—	105,205	774,824	880,029
Mortgage	2,748	3,564	169,926	—	—	176,238	7,094,169	7,270,407
Legacy	688	426	3,302	—	—	4,416	28,564	32,980
Leasing	—	—	1,926	—	1,048	2,974	807,016	809,990
Consumer:
Credit cards	—	—	18,238	—	—	18,238	1,075,083	1,093,321
HELOCs	—	—	6,341	—	8,914	15,255	172,917	188,172
Personal	429	659	22,859	—	704	24,651	1,495,663	1,520,314
Auto	—	—	5,446	—	20	5,466	845,347	850,813
Other	—	—	16,324	—	440	16,764	141,143	157,907

Total Consumer	429	659	69,208	—	10,078	80,374	3,730,153	3,810,527

Total Popular, Inc.	$1,158,076	$732,392	$1,388,917	$2,595	$11,252	$3,293,232	$20,999,562	$24,292,794

The following table presents the weighted average obligor risk rating at December 31, 2017 for those classifications that consider a range of rating scales.

Weighted average obligor risk rating	(Scales 11 and 12)	(Scales 1 through 8)
Puerto Rico:[1]	Substandard	Pass
Commercial multi-family	11.16	5.89
Commercial real estate non-owner occupied	11.06	6.99
Commercial real estate owner occupied	11.28	7.14
Commercial and industrial	11.16	7.11

Total Commercial	11.17	7.06

Construction	11.00	7.76

U.S. mainland:	Substandard	Pass
Commercial multi-family	11.00	7.28
Commercial real estate non-owner occupied	11.04	6.74
Commercial real estate owner occupied	11.10	7.14
Commercial and industrial	11.82	6.17

Total Commercial	11.59	6.80

Construction	11.00	7.70

Legacy	11.11	7.93

[1]	Excludes covered loans acquired in the Westernbank FDIC-assisted transaction.

December 31, 2016
(In thousands)	Watch	Special Mention	Substandard	Doubtful	Loss	Sub-total	Pass/ Unrated	Total
Puerto Rico[1]
Commercial multi-family	$2,016	$383	$6,108	$—	$—	$8,507	$166,033	$174,540
Commercial real estate non-owner occupied	310,510	377,858	342,054	155	—	1,030,577	1,533,708	2,564,285
Commercial real estate owner occupied	310,484	109,873	360,941	17,788	—	799,086	992,389	1,791,475
Commercial and industrial	136,091	133,270	227,360	11,514	12	508,247	2,163,670	2,671,917

Total Commercial	759,101	621,384	936,463	29,457	12	2,346,417	4,855,800	7,202,217
Construction	50	1,705	1,668	—	—	3,423	82,135	85,558
Mortgage	4,407	1,987	190,090	—	—	196,484	5,720,016	5,916,500
Leasing	—	—	3,062	—	—	3,062	699,831	702,893
Consumer:
Credit cards	—	—	18,725	—	—	18,725	1,081,882	1,100,607
HELOCs	—	—	185	—	—	185	8,166	8,351
Personal	1,068	812	21,496	—	—	23,376	1,126,801	1,150,177
Auto	—	—	12,321	—	—	12,321	814,271	826,592
Other	—	—	19,311	—	—	19,311	156,218	175,529

Total Consumer	1,068	812	72,038	—	—	73,918	3,187,338	3,261,256

Total Puerto Rico	$764,626	$625,888	$1,203,321	$29,457	$12	$2,623,304	$14,545,120	$17,168,424

U.S. mainland
Commercial multi-family	$13,537	$7,796	$658	$—	$—	$21,991	$1,042,305	$1,064,296
Commercial real estate non-owner occupied	57,111	9,778	1,720	—	—	68,609	1,288,707	1,357,316
Commercial real estate owner occupied	9,271	—	9,119	—	—	18,390	225,355	243,745
Commercial and industrial	3,048	937	153,793	—	—	157,778	773,155	930,933

Total Commercial	82,967	18,511	165,290	—	—	266,768	3,329,522	3,596,290
Construction	3,000	8,153	16,950	—	—	28,103	662,639	690,742
Mortgage	—	—	11,711	—	—	11,711	768,150	779,861
Legacy	921	786	4,400	—	—	6,107	39,186	45,293
Consumer:
Credit cards	—	—	30	—	—	30	128	158
HELOCs	—	—	1,923	—	2,839	4,762	247,413	252,175
Personal	—	—	1,252	—	609	1,861	238,746	240,607
Auto	—	—	—	—	—	—	9	9
Other	—	—	8	—	—	8	180	188

Total Consumer	—	—	3,213	—	3,448	6,661	486,476	493,137

Total U.S. mainland	$86,888	$27,450	$201,564	$—	$3,448	$319,350	$5,285,973	$5,605,323

Popular, Inc.
Commercial multi-family	$15,553	$8,179	$6,766	$—	$—	$30,498	$1,208,338	$1,238,836
Commercial real estate non-owner occupied	367,621	387,636	343,774	155	—	1,099,186	2,822,415	3,921,601
Commercial real estate owner occupied	319,755	109,873	370,060	17,788	—	817,476	1,217,744	2,035,220
Commercial and industrial	139,139	134,207	381,153	11,514	12	666,025	2,936,825	3,602,850

Total Commercial	842,068	639,895	1,101,753	29,457	12	2,613,185	8,185,322	10,798,507
Construction	3,050	9,858	18,618	—	—	31,526	744,774	776,300
Mortgage	4,407	1,987	201,801	—	—	208,195	6,488,166	6,696,361
Legacy	921	786	4,400	—	—	6,107	39,186	45,293
Leasing	—	—	3,062	—	—	3,062	699,831	702,893
Consumer:
Credit cards	—	—	18,755	—	—	18,755	1,082,010	1,100,765
HELOCs	—	—	2,108	—	2,839	4,947	255,579	260,526
Personal	1,068	812	22,748	—	609	25,237	1,365,547	1,390,784
Auto	—	—	12,321	—	—	12,321	814,280	826,601
Other	—	—	19,319	—	—	19,319	156,398	175,717

Total Consumer	1,068	812	75,251	—	3,448	80,579	3,673,814	3,754,393

Total Popular, Inc.	$851,514	$653,338	$1,404,885	$29,457	$3,460	$2,942,654	$19,831,093	$22,773,747

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

Note 11 – FDIC loss-share asset and true-up payment obligation

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

The following table sets forth the activity in the FDIC loss-share asset for the periods presented.

	Years ended December 31,
(In thousands)	2017	2016	2015
Balance at beginning of year	$69,334	$310,221	$542,454
Amortization of loss share indemnification asset	(469)	(10,201)	(66,238)
Credit impairment losses to be covered under loss sharing agreements	3,136	(239)	15,658
Reimbursable expenses	2,454	8,433	73,205
Net payments from FDIC under loss sharing agreements	(22,589)	(102,596)	(247,976)
Arbitration decision charge	—	(136,197)	—
Other adjustments attributable to FDIC loss sharing agreements	(5,550)	(87)	(6,882)

Balance at end of period	$46,316	$69,334	$310,221

Balance due to the FDIC for recoveries on covered assets[1]	(1,124)	(27,578)	(5,570)

Balance at end of period	$45,192	$41,756	$304,651

[1]	Balance due to the FDIC for recoveries on covered assets for the years ended December 31, 2016 and 2015 amounting to $27.6 million and $5.6 million, respectively, was included in other liabilities in the accompanying Consolidated Statement of Condition.

The loss-share component of the arrangements applicable to commercial (including construction) and consumer loans expired during the quarter ended June 30, 2015. The agreement provides for reimbursement of recoveries to the FDIC to continue through the quarter ending June 30, 2018, and for the single family mortgage loss-share component of such agreement to expire on the quarter ended June 30, 2020.

The weighted average life of the single family loan portfolio accounted for under ASC 310-30 subject to the FDIC loss-sharing agreement at December 31, 2017 is 7.2 years.

As part of the loss-share agreements, BPPR has agreed to make a true-up payment to the FDIC on the date that is 45 days following the last day (such day, the “true-up measurement date”) of the final shared-loss month, or upon the final disposition of all covered assets under the loss-share agreements, in the event losses on the loss-share agreements fail to reach expected levels. The estimated fair value of such true-up payment obligation is recorded as contingent consideration, which is included in the caption of other liabilities in the consolidated statements of financial condition. Under the loss sharing agreements, BPPR will pay to the FDIC 50% of the excess, if any, of: (i) 20% of the intrinsic loss estimate of $4.6 billion (or $925 million) (as determined by the FDIC) less (ii) the sum of: (A) 25% of the asset discount (per bid) (or ($1.1 billion)); plus (B) 25% of the cumulative shared-loss payments (defined as the aggregate of all of the payments made or payable to BPPR minus the aggregate of all of the payments made or payable to the FDIC); plus (C) the sum of the period servicing amounts for every consecutive twelve-month period prior to and ending on the true-up measurement date in respect of each of the loss-sharing agreements during which the loss-sharing provisions of the applicable loss-sharing agreement is in effect (defined as the product of the simple average of the principal amount of shared- loss loans and shared-loss assets at the beginning and end of such period times 1%).

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

The following table provides the fair value and the undiscounted amount of the true-up payment obligation at December 31, 2017 and 2016.

(In thousands)	December 31, 2017	December 31, 2016
Carrying amount (fair value)	$164,858	$153,158
Undiscounted amount	$188,958	$188,258

The increase in the fair value of the true-up payment obligation was principally driven by a decrease in the discount rate from 5.97% in 2016 to 5.47% in 2017 due to a lower risk premium. The estimated fair value of the true-up payment obligation corresponds to the difference between the initial estimated losses to be reimbursed by the FDIC and the revised estimate of reimbursable losses. As the amount of estimated reimbursable losses decreases, the value of the true-up payment obligation increases.

As described above, the estimate of the true-up payment obligation is determined by applying the provisions of the loss sharing agreements and will change on a quarterly basis. The amount of the estimate of the true-up payment obligation is expected to change in future periods and may be subject to the interpretation of provisions of the loss sharing agreements.

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

Note 12 – Mortgage banking activities

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

The following table presents the components of mortgage banking activities:

	Years ended December 31,
(In thousands)	2017	2016	2015
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$48,300	$58,208	$59,461
Mortgage servicing rights fair value adjustments	(36,519)	(25,336)	(7,904)

Total mortgage servicing fees, net of fair value adjustments	11,781	32,872	51,557

Net gain on sale of loans, including valuation on loans held for sale	17,088	26,976	35,336

Trading account loss:
Unrealized gains (losses) on outstanding derivative positions	184	(1)	17
Realized losses on closed derivative positions	(3,557)	(3,309)	(5,108)

Total trading account loss	(3,373)	(3,310)	(5,091)

Total mortgage banking activities	$25,496	$56,538	$81,802

Note 13 – Transfers of financial assets and mortgage servicing assets

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

No liabilities were incurred as a result of these securitizations during the years ended December 31, 2017 and 2016 because they did not contain any credit recourse arrangements. The Corporation recorded a net gain of $15.2 million and $24.6 million, respectively, during the years ended December 31, 2017 and 2016 related to the residential mortgage loan securitized.

The following tables present the initial fair value of the assets obtained as proceeds from residential mortgage loans securitized during the years ended December 31, 2017 and 2016:

	Proceeds obtained during the year ended December 31, 2017
(In thousands)	Level 1	Level 2	Level 3	Initial fair value
Assets
Investments securities available for sale:
Mortgage-backed securities - FNMA	$—	$16,049	$—	$16,049

Total investment securities available-for-sale	$—	$16,049	$—	$16,049

Trading account securities:
Mortgage-backed securities - GNMA	$—	$376,186	$—	$376,186
Mortgage-backed securities - FNMA	—	69,798	—	69,798

Total trading account securities	$—	$445,984	$—	$445,984

Mortgage servicing rights	$—	$—	$6,898	$6,898

Total	$—	$462,033	$6,898	$468,931

	Proceeds obtained during the year ended December 31, 2016
(In thousands)	Level 1	Level 2	Level 3	Initial fair value
Assets
Investments securities available for sale:
Mortgage-backed securities - GNMA	$—	$41,466	$—	$41,466
Mortgage-backed securities - FNMA	—	18,605	—	18,605

Total investment securities available-for-sale	$—	$60,071	—	$60,071

Trading account securities:
Mortgage-backed securities - GNMA	$—	$571,602	$—	$571,602
Mortgage-backed securities - FNMA	—	143,939	—	143,939

Total trading account securities	$—	$715,541	$—	$715,541

Mortgage servicing rights	$—	$—	$9,889	$9,889

Total	$—	$775,612	$9,889	$785,501

During the year ended December 31, 2017, the Corporation retained servicing rights on whole loan sales involving approximately $49 million in principal balance outstanding (2016—$70 million), with net realized gains of approximately $1.7 million (2016—$2.3 million). All loan sales performed during the years ended December 31, 2017 and 2016 were without credit recourse agreements.

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

The following table presents the changes in MSRs measured using the fair value method for the years ended December 31, 2017 and 2016.

Residential MSRs
(In thousands)	December 31, 2017	December 31, 2016
Fair value at beginning of period	$196,889	$211,405
Additions	7,661	10,835
Changes due to payments on loans[1]	(15,308)	(17,482)
Reduction due to loan repurchases	(2,225)	(3,109)
Changes in fair value due to changes in valuation model inputs or assumptions	(18,986)	(4,745)
Other disposals	—	(15)

Fair value at end of period	$168,031	$196,889

[1]	Represents the change due to collection / realization of expected cash flow over time.

Residential mortgage loans serviced for others were $16.1 billion at December 31, 2017 (2016—$18.0 billion), which in part was impacted by a reduction of $840 million in mortgage loans at BPPR due to the rebooking of loans previously pooled into GNMA securities.

Net mortgage servicing fees, a component of mortgage banking activities in the consolidated statements of operations, include the changes from period to period in the fair value of the MSRs, including changes due to collection / realization of expected cash flows. The banking subsidiaries receive servicing fees based on a percentage of the outstanding loan balance. These servicing fees are credited to income when they are collected. At December 31, 2017, those weighted average mortgage servicing fees were 0.28% (2016 – 0.30%). Under these servicing agreements, the banking subsidiaries do not generally earn significant prepayment penalty fees on the underlying loans serviced.

The section below includes information on assumptions used in the valuation model of the MSRs, originated and purchased.

Key economic assumptions used in measuring the servicing rights derived from loans securitized or sold by the Corporation during the years ended December 31, 2017 and 2016 were as follows:

	Years ended
	December 31, 2017	December 31, 2016
Prepayment speed	4.5%	5.2%
Weighted average life (in years)	10.8	10.2
Discount rate (annual rate)	11.0%	11.0%

Key economic assumptions used to estimate the fair value of MSRs derived from sales and securitizations of mortgage loans performed by the banking subsidiaries and servicing rights purchased from other financial institutions, and the sensitivity to immediate changes in those assumptions, were as follows as of the end of the periods reported:

	Originated MSRs		Purchased MSRs
(In thousands)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Fair value of servicing rights	$73,951	$88,056	$94,080	$108,833
Weighted average life (in years)	7.3	7.8	6.5	6.9
Weighted average prepayment speed (annual rate)	5.1%	4.6%	5.7%	4.8%
Impact on fair value of 10% adverse change	$(1,503)	$(1,668)	$(2,070)	$(2,051)
Impact on fair value of 20% adverse change	$(2,976)	$(3,590)	$(3,999)	$(4,400)
Weighted average discount rate (annual rate)	11.5%	11.5%	11.0%	11.0%
Impact on fair value of 10% adverse change	$(3,091)	$(3,851)	$(3,785)	$(4,369)
Impact on fair value of 20% adverse change	$(5,971)	$(7,699)	$(7,235)	$(8,778)

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

At December 31, 2017, the Corporation serviced $1.5 billion (2016—$1.7 billion) in residential mortgage loans with credit recourse to the Corporation.

Under the GNMA securitizations, the Corporation, as servicer, has the right to repurchase (but not the obligation), at its option and without GNMA’s prior authorization, any loan that is collateral for a GNMA guaranteed mortgage-backed security when certain delinquency criteria are met. At the time that individual loans meet GNMA’s specified delinquency criteria and are eligible for repurchase, the Corporation is deemed to have regained effective control over these loans if the Corporation was the pool issuer. At December 31, 2017, the Corporation had recorded $840 million in mortgage loans on its consolidated statements of financial condition related to this buy-back option program (2016—$49 million). While the borrowers for our serviced GNMA portfolio benefited from the loan payment moratorium, the delinquency status of these loans continued to be reported to GNMA without considering the moratorium. As long as the Corporation continues to service the loans that continue to be collateral in a GNMA guaranteed mortgage-backed security, the MSR is recognized by the Corporation. During the year ended December 31, 2017, the Corporation repurchased approximately $160 million of mortgage loans under the GNMA buy-back option program (2016—$224 million). The determination to repurchase these loans was based on the economic benefits of the transaction, which results in a reduction of the servicing costs for these severely delinquent loans, mostly related to principal and interest advances. Furthermore, due to their guaranteed nature, the risk associated with the loans is minimal. The Corporation places these loans under its loss mitigation programs and once brought back to current status, these may be either retained in portfolio or re-sold in the secondary market.

Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation, including its own loan portfolio, for the years ended December 31, 2017 and 2016, are disclosed in the following tables. Loans securitized/sold represent loans in which the Corporation has continuing involvement in the form of credit recourse.

2017
(In thousands)	Total principal amount of loans, net of unearned	Principal amount 60 days or more past due	Net credit losses (recoveries)
Loans (owned and managed):
Commercial	$11,488,861	$305,281	$56,552
Construction	880,029	170	(2,630)
Legacy	32,980	3,456	(1,730)
Lease financing	809,990	4,464	6,770
Mortgage	8,891,107	2,193,772	76,235
Consumer	3,810,527	101,666	105,655
Covered loans	517,274	65,606	2,848
Less:
Loans securitized / sold	1,488,305	497,304	1,051
Loans held-for-sale	132,395	872	—

Loans held-in-portfolio	$24,810,068	$2,176,239	$242,649

2016
(In thousands)	Total principal amount of loans, net of unearned	Principal amount 60 days or more past due	Net credit losses (recoveries)
Loans (owned and managed):
Commercial	$10,798,507	$314,339	$13,073
Construction	776,300	1,668	(2,935)
Legacy	45,293	3,683	(1,913)
Lease financing	702,893	4,418	3,888
Mortgage	8,448,883	1,074,252	68,530
Consumer	3,754,393	104,895	85,398
Covered loans	572,878	84,079	2,716
Less:
Loans securitized / sold	1,663,701	119,458	2,281
Loans held-for-sale	88,821	—	(5,445)

Loans held-in-portfolio	$23,346,625	$1,467,876	$171,921

Note 14 - Premises and equipment

The premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

(In thousands)	Useful life in years	2017	2016
Land		$120,519	$120,519

Buildings	10-50	523,438	516,758
Equipment	2-10	319,394	309,294
Leasehold improvements	3-10	77,915	76,637

		920,747	902,689
Less—Accumulated depreciation and amortization		524,901	514,892

Subtotal		395,846	387,797

Construction in progress		30,777	35,665

Total premises and equipment, net		$547,142	$543,981

Depreciation and amortization of premises and equipment for the year 2017 was $48.4 million (2016 - $46.9 million; 2015 - $47.5 million), of which $23.7 million (2016 - $22.6 million; 2015 - $22.9 million) was charged to occupancy expense and $24.7 million (2016 - $24.3 million; 2015 - $24.6 million) was charged to equipment, communications and other operating expenses. Occupancy expense is net of rental income of $26.6 million (2016 - $27.8 million; 2015 - $28.1 million).

Note 15 – Other real estate owned

The following tables present the activity related to Other Real Estate Owned (“OREO”), for the years ended December 31, 2017, 2016 and 2015. During the second quarter of 2015, the Corporation completed a bulk sale of $37 million of covered OREOs.

	For the year ended December 31, 2017
(In thousands)	Non-covered OREO Commercial/Construction	Non-covered OREO Mortgage	Covered OREO Mortgage	Total
Balance at beginning of period	$20,401	$160,044	$32,128	$212,573
Write-downs in value[1]	(5,011)	(16,876)	(3,311)	(25,198)
Additions	8,918	70,763	9,912	89,593
Sales	(2,765)	(68,145)	(16,273)	(87,183)
Other adjustments	(132)	2,063	(2,861)	(930)

Ending balance	$21,411	$147,849	$19,595	$188,855

[1]	Includes $2.7 million related to the damages from Hurricane Maria, of which $1.3 million were for commercial and $1.4 million for residential.

	For the year ended December 31, 2016
(In thousands)	Non-covered OREO Commercial/Construction	Non-covered OREO Mortgage	Covered OREO Mortgage	Total
Balance at beginning of period	$32,471	$122,760	$36,685	$191,916
Write-downs in value	(2,909)	(9,889)	(2,273)	(15,071)
Additions	7,372	105,140	17,588	130,100
Sales	(15,894)	(56,826)	(18,206)	(90,926)
Other adjustments	(639)	(1,141)	(1,666)	(3,446)

Ending balance	$20,401	$160,044	$32,128	$212,573

	For the year ended December 31, 2015
(In thousands)	Non-covered OREO Commercial/Construction	Non-covered OREO Mortgage	Covered OREO Commercial/Construction	Covered OREO Mortgage	Total
Balance at beginning of period	$38,983	$96,517	$85,394	$44,872	$265,766
Write-downs in value	(13,356)	(8,567)	(20,350)	(3,891)	(46,164)
Additions	17,671	86,040	9,661	25,019	138,391
Sales	(25,065)	(53,782)	(59,749)	(25,990)	(164,586)
Other adjustments	(266)	(540)	(452)	(233)	(1,491)
Transfer to non-covered status[1]	14,504	3,092	(14,504)	(3,092)	—

Ending balance	$32,471	$122,760	$—	$36,685	$191,916

[1]	Represents the reclassification of OREOs to the non-covered category, pursuant to the expiration of the commercial and consumer shared-loss arrangement with the FDIC related to loans acquired from Westernbank, on June 30, 2015.

Note 16 - Other assets

The caption of other assets in the consolidated statements of financial condition consists of the following major categories:

(In thousands)	2017	2016
Net deferred tax assets (net of valuation allowance)	$1,035,110	$1,243,668
Investments under the equity method	215,349	218,062
Prepaid taxes	168,852	172,550
Other prepaid expenses	84,771	90,320
Derivative assets	16,539	14,085
Trades receivable from brokers and counterparties	7,514	46,630
Receivables from investments maturities	70,000	—
Principal, interest and escrow servicing advances	107,299	69,711
Guaranteed mortgage loan claims receivable	163,819	152,403
Others	122,070	138,081

Total other assets	$1,991,323	$2,145,510

Note 17 - Investments in equity investees

During the year ended December 31, 2017, the Corporation recorded earnings of $34.1 million, from its equity investments, compared to $31.3 million for the year ended December 31, 2016. The carrying value of the Corporation’s equity method investments was $215 million and $ 218 million at December 31, 2017 and 2016, respectively.

The following table presents aggregated summarized financial information of the Corporation’s equity method investees:

Years ended December 31,	2017	2016	2015
(In thousands)
Operating results:
Total revenues	$931,627	$852,160	$643,632
Total expenses	663,069	634,173	414,975
Income tax expense	42,799	47,434	33,920

Net income	$225,759	$170,553	$194,737

At December 31,		2017	2016
(In thousands)
Balance Sheet:
Total assets		$8,439,622	$7,640,819
Total liabilities		$6,009,911	$5,778,619

Summarized financial information for these investees may be presented on a lag, due to the unavailability of information for the investees, at the respective balance sheet dates.

Note 18 – Goodwill and other intangible assets

There were no changes in the carrying amount of goodwill for the year ended December 31, 2017. The changes in the carrying amount of goodwill for the year ended December 31, 2016, allocated by reportable segments, were as follows (refer to Note 41 for the definition of the Corporation’s reportable segments):

2016
(In thousands)	Balance at January 1, 2016	Goodwill on acquisition	Purchase accounting adjustments	Goodwill impairment	Balance at December 31, 2016
Banco Popular de Puerto Rico	$280,221	$—	$—	$(3,801)	$276,420
Banco Popular North America	346,167	—	4,707	—	350,874

Total Popular, Inc.	$626,388	$—	$4,707	$(3,801)	$627,294

During the year ended December 31, 2016, the Corporation recorded a goodwill impairment charge of $3.8 million at Popular Securities as part of its annual goodwill impairment test and purchase accounting adjustments of $4.7 million related to the Doral Bank Transaction.

At December 31, 2017 and 2016, the Corporation had $ 6.1 million of identifiable intangible assets, with indefinite useful lives, mostly associated with E-LOAN’s trademark.

The following table reflects the components of other intangible assets subject to amortization:

(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
December 31, 2017
Core deposits	$37,224	$22,347	$14,877
Other customer relationships	35,683	21,051	14,632

Total other intangible assets	$72,907	$43,398	$29,509

December 31, 2016
Core deposits	$37,274	$18,624	$18,650
Other customer relationships	36,449	16,162	20,287

Total other intangible assets	$73,723	$34,786	$38,937

During the year ended December 31, 2016, core deposit intangibles with a gross amount of $26.3 million became fully amortized.

During the year ended December 31, 2017, the Corporation recognized $ 9.4 million in amortization expense related to other intangible assets with definite useful lives (2016—$ 12.1 million; 2015—$11.0 million).

The following table presents the estimated amortization of the intangible assets with definite useful lives for each of the following periods:

(In thousands)
Year 2018	$9,286
Year 2019	9,042
Year 2020	4,967
Year 2021	2,157
Year 2022	1,281
Later years	2,776

Results of the Annual Goodwill Impairment Test

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

The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2017 using July 31, 2017 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which are the legal entities within the reportable segment. The Corporation follows push-down accounting, as such all goodwill is assigned to the reporting units when carrying out a business combination.

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

For purposes of the discounted cash flows (“DCF”) approach, the valuation is based on estimated future cash flows. The financial projections used in the DCF valuation analysis for each reporting unit are based on the most recent (as of the valuation date) financial projections presented to the Corporation’s Asset / Liability Management Committee (“ALCO”). The growth assumptions included in these projections are based on management’s expectations for each reporting unit’s financial prospects considering economic and industry conditions as well as particular plans of each entity (i.e. restructuring plans, de-leveraging, etc.). The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 11.58% to 14.49% for the 2017 analysis. The Ibbotson Build-Up Method builds up a cost of equity starting with the rate of return of a “risk-free” asset (20-year U.S. Treasury note) and adds to it additional risk elements such as equity risk premium, size premium and industry risk premium. The resulting discount rates were analyzed in terms of reasonability given the current market conditions and adjustments were made when necessary.

BPPR passed Step 1 in the annual test as of July 31, 2017. The results indicated that the average estimated fair value calculated in Step 1 using all valuation methodologies exceeded BPPR’s equity value by approximately $871 million or 26%. Accordingly, there was no indication of impairment on the goodwill recorded in BPPR at July 31, 2017 and there was no need for a Step 2 analysis. As indicated in Note 2, during the month of September Hurricanes Irma and Maria made landfall and subsequently caused extensive destruction in the U.S. and British Virgin Islands and Puerto Rico, disrupting the markets in which BPPR does business. The hurricanes have and may continue to impact the Corporation’s financial results, as detailed in Note 2, which may have an effect on BPPR’s estimated fair value. However, given the excess of BPPR’s fair value over its carrying amount, the Corporation has determined, based on the information currently available, that there is no indication of impairment of goodwill. The Corporation will continue monitoring the impact of the hurricanes as new information becomes available.

BPNA passed Step 1 in the annual test as of July 31, 2017. The results indicated that the average estimated fair value calculated in Step 1 using all valuation methodologies exceeded BPNA’s equity value by approximately $183 million or 11%. Accordingly, there was no indication of impairment on the goodwill recorded in BPNA at July 31, 2017 and there was no need for a Step 2 analysis.

The goodwill balance of BPPR and BPNA, as legal entities, represented approximately 98% of the Corporation’s total goodwill balance as of the July 31, 2017 valuation date.

Furthermore, as part of the analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of Popular, Inc. concluding that the fair value results determined for the reporting units in the July 31, 2017 annual assessment were reasonable.

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

The following tables present the gross amount of goodwill and accumulated impairment losses by reportable segments.

December 31, 2017
(In thousands)	Balance at January 1, 2017 (gross amounts)	Accumulated impairment losses	Balance at January 1, 2017 (net amounts)	Balance at December 31, 2017 (gross amounts)	Accumulated impairment losses	Balance at December 31, 2017 (net amounts)
Banco Popular de Puerto Rico	$280,221	$3,801	$276,420	$280,221	$3,801	$276,420
Banco Popular North America	515,285	164,411	350,874	515,285	164,411	350,874

Total Popular, Inc.	$795,506	$168,212	$627,294	$795,506	$168,212	$627,294

December 31, 2016
(In thousands)	Balance at January 1, 2016 (gross amounts)	Accumulated impairment losses	Balance at January 1, 2016 (net amounts)	Balance at December 31, 2016 (gross amounts)	Accumulated impairment losses	Balance at December 31, 2016 (net amounts)
Banco Popular de Puerto Rico	$280,221	$—	$280,221	$280,221	$3,801	$276,420
Banco Popular North America	510,578	164,411	346,167	515,285	164,411	350,874

Total Popular, Inc.	$790,799	$164,411	$626,388	$795,506	$168,212	$627,294

Note 19 – Deposits

Total interest bearing deposits as of the end of the periods presented consisted of:

(In thousands)	December 31, 2017	December 31, 2016
Savings accounts	$8,561,718	$7,793,533
NOW, money market and other interest bearing demand deposits	10,885,967	8,012,706

Total savings, NOW, money market and other interest bearing demand deposits	19,447,685	15,806,239

Certificates of deposit:
Under $100,000	3,446,575	3,570,956
$100,000 and over	4,068,303	4,138,586

Total certificates of deposit	7,514,878	7,709,542

Total interest bearing deposits	$26,962,563	$23,515,781

A summary of certificates of deposit by maturity at December 31, 2017 follows:

(In thousands)
2018	$3,941,152
2019	1,150,663
2020	1,083,152
2021	710,484
2022	581,771
2023 and thereafter	47,656

Total certificates of deposit	$7,514,878

At December 31, 2017, the Corporation had brokered deposits amounting to $ 0.5 billion (December 31, 2016—$ 0.6 billion).

The aggregate amount of overdrafts in demand deposit accounts that were reclassified to loans was $4 million at December 31, 2017 (December 31, 2016 - $6 million).

Note 20 – Borrowings

The following table presents the balances of assets sold under agreements to repurchase at December 31, 2017 and December 31, 2016.

(In thousands)	December 31, 2017	December 31, 2016
Assets sold under agreements to repurchase	$390,921	$479,425

Total assets sold under agreements to repurchase	$390,921	$479,425

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

Repurchase agreements accounted for as secured borrowings

	December 31, 2017		December 31, 2016
(Dollars in thousands)	Repurchase liability	Repurchase liability weighted average interest rate	Repurchase liability	Repurchase liability weighted average interest rate
U.S. Treasury Securities
Within 30 days	$148,516	1.70%	$32,700	0.85%
After 30 to 90 days	87,357	1.70	—	—
After 90 days	43,500	2.00	19,819	1.61

Total U.S. Treasury Securities	279,373	1.75	52,519	1.14

Obligations of U.S. government sponsored entities
Within 30 days	30,656	1.77	95,720	1.00
After 30 to 90 days	19,463	1.48	142,299	0.91
After 90 days	15,937	1.60	25,380	1.08

Total obligations of U.S. government sponsored entities	66,056	1.64	263,399	0.96

Mortgage-backed securities
Within 30 days	31,383	1.51	39,108	1.05
After 30 to 90 days	—	—	58,552	0.94
After 90 days	—	—	54,560	1.09

Total mortgage-backed securities	31,383	1.51	152,220	1.02

Collateralized mortgage obligations
Within 30 days	14,109	0.28	11,287	0.28

Total collateralized mortgage obligations	14,109	0.28	11,287	0.28

Total	$390,921	1.66%	$479,425	0.98%

Repurchase agreements in this portfolio are generally short-term, often overnight. As such our risk is very limited. We manage the liquidity risks arising from secured funding by sourcing funding globally from a diverse group of counterparties, providing a range of securities collateral and pursuing longer durations, when appropriate.

Assets sold under agreements to repurchase:

(Dollars in thousands)	2017	2016
Maximum aggregate balance outstanding at any month-end	$471,083	$954,253

Average monthly aggregate balance outstanding	$399,422	$757,230

Weighted average interest rate:
For the year	1.22%	1.01%
At December 31	1.50%	1.12%

The following table presents information related to the Corporation’s other short-term borrowings for the periods ended December 31, 2017 and December 31, 2016.

Other short-term borrowings:

(Dollars in thousands)	2017	2016
Advances with the FHLB paying interest at maturity raging from 1.43% to 1.66%	$95,000	$—
Others	1,208	1,200

Balance outstanding at the end of the period	$96,208	$1,200

Maximum aggregate balance outstanding at any month-end	$240,598	$31,200

Average monthly aggregate balance outstanding	$52,784	$6,266

Weighted average interest rate:
For the year	1.61%	2.15%
At December 31	1.55%	9.00%

The following table presents the composition of notes payable at December 31, 2017 and December 31, 2016.

(In thousands)	December 31, 2017	December 31, 2016
Advances with the FHLB with maturities ranging from 2018 through 2029 paying interest at monthly fixed rates ranging from 0.84% to 4.19% (2016 - 0.81% to 4.19%)	$572,307	$608,193
Advances with the FHLB with maturities ranging from 2018 through 2019 paying interest monthly at a floating rate ranging from 0.22% to 0.34% over the 1 month LIBOR (2016 - 0.22% to 0.34%)	34,164	34,164
Advances with the FHLB with maturities ranging from 2018 through 2019 paying interest quarterly at a floating rate from 0.09% to 0.24% over the 3 month LIBOR (2016 - (0.01)% to 0.24%)	25,019	30,313
Unsecured senior debt securities maturing on 2019 paying interest semiannually at a fixed rate of 7.00%, net of debt issuance costs of $3,127 (2016 - $5,212)	446,873	444,788
Junior subordinated deferrable interest debentures (related to trust preferred securities) with maturities ranging from 2027 to 2034 with fixed interest rates ranging from 6.125% to 8.327%, net of debt issuance costs of $449 (2016 - $476)	439,351	439,323
Others	18,642	18,071

Total notes payable	$1,536,356	$1,574,852

A breakdown of borrowings by contractual maturities at December 31, 2017 is included in the table below.

(In thousands)	Assets sold under agreements to repurchase	Short-term borrowings	Notes payable	Total
2018	$390,921	$96,200	$255,088	$742,209
2019	—	—	609,015	609,015
2020	—	—	112,144	112,144
2021	—	—	21,840	21,840
2022	—	—	5,143	5,143
Later years	—	—	533,126	533,126
No stated maturity	—	8	—	8

Total borrowings	$390,921	$96,208	$1,536,356	$2,023,485

At December 31, 2017 and 2016, the Corporation had FHLB borrowing facilities whereby the Corporation could borrow up to $3.9 billion and $3.8 billion, respectively, of which $726 million and $673 million, respectively, were used. In addition, at December 31, 2017 and 2016, the Corporation had placed $260 million and $200 million, respectively, of the available FHLB credit facility as collateral for a municipal letter of credit to secure deposits. The FHLB borrowing facilities are collateralized with loans held-in-portfolio, and do not have restrictive covenants or callable features.

Also, at December 31, 2017, the Corporation has a borrowing facility at the discount window of the Federal Reserve Bank of New York amounting to $1.1 billion (2016 - $1.2 billion), which remained unused at December 31, 2017 and 2016. The facility is a collateralized source of credit that is highly reliable even under difficult market conditions.

Note 21 – Offsetting of financial assets and liabilities

The following tables present the potential effect of rights of setoff associated with the Corporation’s recognized financial assets and liabilities at December 31, 2017 and December 31, 2016.

As of December 31, 2017
				Gross Amounts Not Offset in the Statement of Financial Position
(In thousands)	Gross Amount of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets Presented in the Statement of Financial Position	Financial Instruments	Securities Collateral Received	Cash Collateral Received	Net Amount
Derivatives	$16,719	$—	$16,719	$121	$—	$—	$16,598

Total	$16,719	$—	$16,719	$121	$—	$—	$16,598

As of December 31, 2017
				Gross Amounts Not Offset in the Statement of Financial Position
(In thousands)	Gross Amount of Recognized Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Liabilities Presented in the Statement of Financial Position	Financial Instruments	Securities Collateral Pledged	Cash Collateral Pledged	Net Amount
Derivatives	$14,431	$—	$14,431	$121	$8	$—	$14,302
Repurchase agreements	390,921	—	390,921	—	390,921	—	—

Total	$405,352	$—	$405,352	$121	$390,929	$—	$14,302

As of December 31, 2016
				Gross Amounts Not Offset in the Statement of Financial Position
(In thousands)	Gross Amount of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets Presented in the Statement of Financial Position	Financial Instruments	Securities Collateral Received	Cash Collateral Received	Net Amount
Derivatives	$14,094	$—	$14,094	$551	$—	$—	$13,543
Reverse repurchase agreements	23,637	—	23,637	—	23,637	—	—

Total	$37,731	$—	$37,731	$551	$23,637	$—	$13,543

As of December 31, 2016
				Gross Amounts Not Offset in the Statement of Financial Position
(In thousands)	Gross Amount of Recognized Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Liabilities Presented in the Statement of Financial Position	Financial Instruments	Securities Collateral Pledged	Cash Collateral Pledged	Net Amount
Derivatives	$12,842	$—	$12,842	$551	$747	$—	$11,544
Repurchase agreements	479,425	—	479,425	—	479,425	—	—

Total	$492,267	$—	$492,267	$551	$480,172	$—	$11,544

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

Note 22 – Trust preferred securities

At December 31, 2017 and 2016, statutory trusts established by the Corporation (BanPonce Trust I, Popular Capital Trust I, Popular North America Capital Trust I and Popular Capital Trust II) had issued trust preferred securities (also referred to as “capital securities”) to the public. The proceeds from such issuances, together with the proceeds of the related issuances of common securities of the trusts (the “common securities”), were used by the trusts to purchase junior subordinated deferrable interest debentures (the “junior subordinated debentures”) issued by the Corporation.

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

The following table presents financial data pertaining to the different trusts at December 31, 2017 and 2016.

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

At December 31, 2017 and 2016, the Corporation had $427 million in trust preferred securities outstanding which do not qualify for Tier 1 capital treatment, but instead qualify for Tier 2 capital treatment.

Note 23 – Stockholders’ equity

The Corporation has 30,000,000 shares of authorized preferred stock that may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation’s shares of preferred stock issued and outstanding at December 31, 2017 and 2016 consisted of:

•	6.375% non-cumulative monthly income preferred stock, 2003 Series A, no par value, liquidation preference value of $25 per share. Holders on record of the 2003 Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 6.375% of their liquidation preference value, or $0.1328125 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System. The redemption price per share is $25.00. The shares of 2003 Series A Preferred Stock have no voting rights, except for certain rights in instances when the Corporation does not pay dividends for a defined period. These shares are not subject to any sinking fund requirement. Cash dividends declared and paid on the 2003 Series A Preferred Stock amounted to $ 1.4 million for the year ended December 31, 2017, 2016 and 2015. Outstanding shares of 2003 Series A Preferred Stock amounted to 885,726 at December 31, 2017, 2016 and 2015.

•	8.25% non-cumulative monthly income preferred stock, 2008 Series B, no par value, liquidation preference value of $25 per share. The shares of 2008 Series B Preferred Stock were issued in May 2008. Holders of record of the 2008 Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 8.25% of their liquidation preferences, or $0.171875 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System beginning on May 28, 2013. The redemption price per share is $25.00. Cash dividends declared and paid on the 2008 Series B Preferred Stock amounted to $ 2.3 million for the year ended December 31, 2017, 2016 and 2015. Outstanding shares of 2008 Series B Preferred Stock amounted to 1,120,665 at December 31, 2017, 2016 and 2015.

The Corporation’s common stock trades on the NASDAQ Stock Market LLC (the “NASDAQ”) under the symbol BPOP. The 2003 Series A and 2008 Series B Preferred Stock is not listed on NASDAQ.

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

During the year 2015 the Corporation reinstated the payment of dividends to shareholders of common stock. On January 23, 2017, the Corporation’s Board of Directors approved an increase in the Company’s quarterly common stock dividend from $0.15 per share to $0.25 per share. During the year 2017, cash dividends of $ 1.00 (2016 - $ 0.60; 2015 - $0.30) per common share outstanding amounting to $ 102.1 million (2016 - $62.2 million; 2015 - $31.1 million) of which $ 25.5 million were payable to shareholders of common stock at December 31, 2017 (2016 - $15.6 million; 2015 - $15.5 million). The quarterly dividend declared to shareholders of record as of the close of business on December 5, 2017, which amounted to $25.5 million, was paid on January 2, 2018.

During the first quarter of 2017, the Corporation completed a $75 million privately negotiated accelerated share repurchase transaction (“ASR”). As part of this transaction, the Corporation received 1,847,372 shares and recognized $79.5 million in treasury stock, based on the stock’s spot price, offset by a $4.5 million adjustment to capital surplus, resulting from the decline in the Corporation’s stock price during the term of the ASR.

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. BPPR’s statutory reserve fund amounted to $ 540 million at December 31, 2017 (2016 - $ 513 million; 2015 - $ 495 million). During 2017, $ 27 million was transferred to the statutory reserve account (2016 - $ 18 million, 2015 - $ 26 million). BPPR was in compliance with the statutory reserve requirement in 2017, 2016 and 2015.

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

The Basel III Capital Rules provide that a depository institution will be deemed to be well capitalized if it maintained a leverage ratio of at least 5%, a CET1 ratio of at least 6.5%, a Tier 1 risk-based capital ratio of at least 8% and a total risk-based ratio of at least 10%. Management has determined that at December 31, 2017 and 2016, the Corporation exceeded all capital adequacy requirements to which it is subject.

At December 31, 2017 and 2016, BPPR and BPNA were well-capitalized under the regulatory framework of Basel III.

The Corporation has been designated by the Federal Reserve Board as a Financial Holding Company (“FHC”) and is eligible to engage in certain financial activities permitted under the Gramm-Leach-Bliley Act of 1999.

The following tables present the Corporation’s risk-based capital and leverage ratios at December 31, 2017 and 2016 under the Basel III regulatory guidance.

	Actual		Capital adequacy minimum requirement (including conservation capital buffer)
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2017
Total Capital (to Risk-Weighted Assets):
Corporation	$4,985,265	19.22%	$2,399,052	9.250%
BPPR	3,793,268	19.73	1,778,498	9.250
BPNA	1,083,171	17.05	587,809	9.250
Common Equity Tier I Capital (to Risk-Weighted Assets):
Corporation	$4,226,519	16.30%	$1,491,303	5.750%
BPPR	3,546,121	18.44	1,105,553	5.750
BPNA	1,010,232	15.90	365,395	5.750
Tier I Capital (to Risk-Weighted Assets):
Corporation	$4,226,519	16.30%	$1,880,338	7.250%
BPPR	3,546,121	18.44	1,393,958	7.250
BPNA	1,010,232	15.90	460,715	7.250
Tier I Capital (to Average Assets):
Corporation	$4,226,519	10.02%	$1,687,432	4%
BPPR	3,546,121	10.67	1,328,818	4
BPNA	1,010,232	11.69	345,681	4

	Actual		Capital adequacy minimum requirement (including conservation capital buffer)
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2016
Total Capital (to Risk-Weighted Assets):
Corporation	$4,869,215	19.48%	$2,156,365	8.625%
BPPR	3,678,619	19.53	1,624,727	8.625
BPNA	1,040,234	17.91	501,075	8.625
Common Equity Tier I Capital (to Risk-Weighted Assets):
Corporation	$4,121,208	16.48%	$1,281,318	5.125%
BPPR	3,436,615	18.24	965,417	5.125
BPNA	997,094	17.16	297,740	5.125
Tier I Capital (to Risk-Weighted Assets):
Corporation	$4,121,208	16.48%	$1,656,338	6.625%
BPPR	3,436,615	18.24	1,247,979	6.625
BPNA	997,094	17.16	384,883	6.625
Tier I Capital (to Average Assets):
Corporation	$4,121,208	10.91%	$1,511,403	4%
BPPR	3,436,615	11.53	1,191,783	4
BPNA	997,094	13.02	306,375	4

The following table presents the minimum amounts and ratios for the Corporation’s banks to be categorized as well-capitalized.

	2017		2016
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
BPPR	$1,922,700	10%	$1,883,741	10%
BPNA	635,469	10	580,956	10
Common Equity Tier I Capital (to Risk-Weighted Assets):
BPPR	$1,249,755	6.5%	$1,224,432	6.5%
BPNA	413,055	6.5	377,621	6.5
Tier I Capital (to Risk-Weighted Assets):
BPPR	$1,538,160	8%	$1,506,993	8%
BPNA	508,375	8	464,765	8
Tier I Capital (to Average Assets):
BPPR	$1,661,023	5%	$1,489,729	5%
BPNA	432,102	5	382,968	5

The final Basel III capital rules require the phase out of non-qualifying Tier 1 capital instruments such as trust preferred securities. At December 31, 2017 the Corporation had $427 million in trust preferred securities outstanding which does not qualify for Tier 1 capital treatment, but instead qualified for Tier 2 capital treatment.

The Basel III final rules also introduced a phase-in capital conservation buffer of 2.5% of risk-weighted assets that is effectively layered on top of the minimum capital risk-based ratios, which places restrictions on the amount of retained earnings that may be used for distributions or discretionary bonus payments as risk-based capital ratios approach their respective “adequately capitalized minimums.”

The following table presents the capital requirements for a standardized approach banking organization under Basel III final rules.

			Minimum Capital Plus Capital Conservation Buffer
	Minimum Capital	Well-Capitalized	2017	2018	2019	2020
Common Equity Tier 1 to Risk-Weighted Assets	4.5%	6.5%	5.750%	6.375%	7.000%	7.000%
Tier 1 Capital to Risk-Weighted Assets	6.0	8.0	7.250	7.875	8.500	8.500
Total Capital to Risk-Weighted Assets	8.0	10.0	9.250	9.875	10.500	10.500
Leverage Ratio	4.0	5.0	N/A	N/A	N/A	N/A

Note 25 – Other comprehensive loss

The following table presents changes in accumulated other comprehensive loss by component for the years ended December 31, 2017, 2016 and 2015.

	Changes in Accumulated Other Comprehensive Loss by Component [1]
		Years ended December 31,
(In thousands)		2017	2016	2015
Foreign currency translation	Beginning Balance	$(39,956)	$(35,930)	$(32,832)

	Other comprehensive loss	(3,078)	(4,026)	(3,098)

	Net change	(3,078)	(4,026)	(3,098)

	Ending balance	$(43,034)	$(39,956)	$(35,930)

Adjustment of pension and postretirement benefit plans	Beginning Balance	$(211,610)	$(211,276)	$(205,187)

	Other comprehensive loss before
	reclassifications	(5,164)	(11,402)	(16,032)
	Amounts reclassified from accumulated other
	comprehensive loss for amortization
	of net losses	13,684	13,386	12,261
	Amounts reclassified from accumulated other
	comprehensive loss for amortization
	of prior service credit	(2,318)	(2,318)	(2,318)

	Net change	6,202	(334)	(6,089)

	Ending balance	$(205,408)	$(211,610)	$(211,276)

Unrealized net holding losses on investments	Beginning Balance	$(68,318)	$(9,560)	$8,465

	Other comprehensive loss before
	reclassifications	(40,325)	(58,585)	(29,871)
	Other-than-temporary impairment amounts reclassified
	from accumulated other comprehensive (loss) income	6,740	167	11,959
	Amounts reclassified from accumulated other
	comprehensive (loss) income	(267)	(340)	(113)

	Net change	(33,852)	(58,758)	(18,025)

	Ending balance	$(102,170)	$(68,318)	$(9,560)

Unrealized net losses on cash flow hedges	Beginning Balance	$(402)	$(120)	$(318)

	Other comprehensive loss before
	reclassifications	(790)	(2,203)	(2,669)
	Amounts reclassified from accumulated other
	comprehensive loss	1,152	1,921	2,867

	Net change	362	(282)	198

	Ending balance	$(40)	$(402)	$(120)

	Total	$(350,652)	$(320,286)	$(256,886)

[1] All amounts presented are net of tax.

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss for the years ended December 31, 2017, 2016, and 2015.

	Reclassifications Out of Accumulated Other Comprehensive Loss
	Affected Line Item in the	Years ended December 31,
(In thousands)	Consolidated Statements of Operations	2017	2016	2015
Adjustment of pension and postretirement benefit plans
Amortization of net losses	Personnel costs	$(22,428)	$(21,948)	$(20,100)
Amortization of prior service credit	Personnel costs	3,800	3,800	3,800

	Total before tax	(18,628)	(18,148)	(16,300)

	Income tax benefit	7,262	7,080	6,357

	Total net of tax	$(11,366)	$(11,068)	$(9,943)

Unrealized holding losses on investments
Realized gain on sale of securities	Net gain on sale and valuation adjustments
	of investment securities	$334	$379	$141
	Other-than-temporary impairment losses
	on available-for-sale debt securities	(8,299)	(209)	(14,445)

	Total before tax	(7,965)	170	(14,304)

	Income tax benefit	1,492	3	2,458

	Total net of tax	$(6,473)	$173	$(11,846)

Unrealized net losses on cash flow hedges
Forward contracts	Mortgage banking activities	$(1,888)	$(3,149)	$(4,702)

	Total before tax	(1,888)	(3,149)	(4,702)

	Income tax benefit	736	1,228	1,835

	Total net of tax	$(1,152)	$(1,921)	$(2,867)

	Total reclassification adjustments, net of tax	$(18,991)	$(12,816)	$(24,656)

Note 26 – Guarantees

The Corporation has obligations upon the occurrence of certain events under financial guarantees provided in certain contractual agreements as summarized below.

The Corporation issues financial standby letters of credit and has risk participation in standby letters of credit issued by other financial institutions, in each case to guarantee the performance of various customers to third parties. If the customers failed to meet its financial or performance obligation to the third party under the terms of the contract, then, upon their request, the Corporation would be obligated to make the payment to the guaranteed party. At December 31, 2017, the Corporation recorded a liability of $0.3 million (December 31, 2016—$0.3 million), which represents the unamortized balance of the obligations undertaken in issuing the guarantees under the standby letters of credit. In accordance with the provisions of ASC Topic 460, the Corporation recognizes at fair value the obligation at inception of the standby letters of credit. The fair value approximates the fee received from the customer for issuing such commitments. These fees are deferred and are recognized over the commitment period. The contracts amount in standby letters of credit outstanding at December 31, 2017 and 2016, shown in Note 27, represent the maximum potential amount of future payments that the Corporation could be required to make under the guarantees in the event of nonperformance by the customers. These standby letters of credit are used by the customers as a credit enhancement and typically expire without being drawn upon. The Corporation’s standby letters of credit are generally secured, and in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided, which normally includes cash, marketable securities, real estate, receivables, and others. Management does not anticipate any material losses related to these instruments.

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

At December 31, 2017, the Corporation serviced $1.5 billion (December 31, 2016—$1.7 billion) in residential mortgage loans subject to credit recourse provisions, principally loans associated with FNMA and FHLMC residential mortgage loan securitization programs. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to repurchase the loan or reimburse the third party investor for the incurred loss. The maximum potential amount of future payments that the Corporation would be required to make under the recourse arrangements in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced with recourse and interest, if applicable. During 2017, the Corporation repurchased approximately $ 29 million of unpaid principal balance in mortgage loans subject to the credit recourse provisions (2016—$ 44 million). In the event of nonperformance by the borrower, the Corporation has rights to the underlying collateral securing the mortgage loan. The Corporation suffers losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan plus any uncollected interest advanced and the costs of holding and disposing the related property. At December 31, 2017, the Corporation’s liability established to cover the estimated credit loss exposure related to loans sold or serviced with credit recourse amounted to $ 59 million (December 31, 2016—$ 54 million). The following table shows the changes in the Corporation’s liability of estimated losses from these credit recourses agreements, included in the consolidated statements of financial condition during the years ended December 31, 2017 and 2016.

	Years ended December 31,
(In thousands)	2017	2016
Balance as of beginning of period	$54,489	$58,663
Provision for recourse liability	20,446	14,548
Net charge-offs	(16,115)	(18,722)

Balance as of end of period	$58,820	$54,489

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

When the Corporation sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Corporation’s mortgage operations in Puerto Rico group conforming mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or are sold directly to FNMA for cash. As required under the government agency programs, quality review procedures are performed by the Corporation to ensure that asset guideline qualifications are met. To the extent the loans do not meet specified characteristics, the Corporation may be required to repurchase such loans or indemnify for losses and bear any subsequent loss related to the loans. There were $0.1 million in repurchases under BPPR’s representation and warranty arrangements during the year ended December 31, 2017 and no repurchases during the year ended December 31, 2016. A substantial amount of these loans reinstate to performing status or have mortgage insurance, and thus the ultimate losses on the loans are not deemed significant.

The following table presents the changes in the Corporation’s liability for estimated losses associated with the indemnifications and representations and warranties related to loans sold by BPPR during the years ended December 31, 2017 and 2016.

(In thousands)	2017	2016
Balance as of beginning of period	$10,936	$8,087
Provision for representation and warranties	874	3,140
Net charge-offs	(68)	(291)

Balance as of end of period	$11,742	$10,936

Servicing agreements relating to the mortgage-backed securities programs of FNMA and GNMA, and to mortgage loans sold or serviced to certain other investors, including FHLMC, require the Corporation to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. At December 31, 2017, the Corporation serviced $16.1 billion in mortgage loans for third-parties, including the loans serviced with credit recourse (December 31, 2016—$18.0 billion). The Corporation generally recovers funds advanced pursuant to these arrangements from the mortgage owner, from liquidation proceeds when the mortgage loan is foreclosed or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantees programs. However, in the meantime, the Corporation must absorb the cost of the funds it advances during the time the advance is outstanding. The Corporation must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a defaulted loan is not cured, the mortgage loan would be canceled as part of the foreclosure proceedings and the Corporation would not receive any future servicing income with respect to that loan. At December 31, 2017, the outstanding balance of funds advanced by the Corporation under such mortgage loan servicing agreements was approximately $107 million (December 31, 2016—$70 million). To the extent the mortgage loans underlying the Corporation’s servicing portfolio experience increased delinquencies, the Corporation would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts.

Popular, Inc. Holding Company (“PIHC”) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries amounting to $ 149 million at December 31, 2017 and December 31, 2016. In addition, at December 31, 2017 and December 31, 2016, PIHC fully and unconditionally guaranteed on a subordinated basis $ 427 million, of capital securities (trust preferred securities) issued by wholly-owned issuing trust entities to the extent set forth in the applicable guarantee agreement. Refer to Note 22 to the consolidated financial statements for further information on the trust preferred securities.

Note 27 – Commitments and contingencies

Off-balance sheet risk

The Corporation is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financial needs of its customers. These financial instruments include loan commitments, letters of credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees is represented by the contractual notional amounts of those instruments. The Corporation uses the same credit policies in making these commitments and conditional obligations as it does for those reflected on the consolidated statements of financial condition.

Financial instruments with off-balance sheet credit risk, whose contract amounts represent potential credit risk as of the end of the periods presented were as follows:

(In thousands)	December 31, 2017	December 31, 2016
Commitments to extend credit:
Credit card lines	$4,303,256	$4,562,981
Commercial and construction lines of credit	3,011,673	2,966,656
Other consumer unused credit commitments	250,029	261,856
Commercial letters of credit	2,116	1,490
Standby letters of credit	33,633	34,644
Commitments to originate or fund mortgage loans	15,297	25,622

At December 31, 2017 and December 31, 2016, the Corporation maintained a reserve of approximately $10 million and $9 million, respectively, for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit.

Business concentration

Since the Corporation’s business activities are concentrated primarily in Puerto Rico, its results of operations and financial condition are dependent upon the general trends of the Puerto Rico economy and, in particular, the residential and commercial real estate markets. The concentration of the Corporation’s operations in Puerto Rico exposes it to greater risk than other banking companies with a wider geographic base. Its asset and revenue composition by geographical area is presented in Note 41 to the Consolidated Financial Statements.

Puerto Rico is in the midst of a profound fiscal and economic crisis, was recently significantly impacted by two major hurricanes, and has commenced several proceedings under the Puerto Rico Oversight, Management and Economic Stability Act (“PROMESA”) to restructure its outstanding obligations and those of certain of its instrumentalities.

In September 2017, Puerto Rico was impacted by Hurricanes Irma and Maria. Most relevant, Hurricane Maria made landfall on September 20, 2017, causing severe wind and flood damage to infrastructure, homes and businesses throughout Puerto Rico. Following the passage of Hurricane Maria, all Puerto Rico was left without electrical power, other basic utility and infrastructure services were severely curtailed and the government imposed a mandatory curfew. As of the date of this report, a number of businesses and homes remained without power and some businesses are operating partially or remain closed, while others have permanently closed. The damages caused by the hurricanes are substantial and have had a material adverse impact on economic activity in Puerto Rico. It is still, however, too early to fully assess and quantify the extent of the damage caused by the hurricanes, as well as their long-term impact on economic activity. For a discussion of the impact of the hurricanes on the Corporation’s operations and financial results during 2017, refer to Note 2—Hurricanes impact.

The U.S. Congress enacted PROMESA on June 30, 2016 in response to the Commonwealth’s ongoing fiscal and economic crisis. PROMESA, among other things, (i) established a seven-member oversight board (the “Oversight Board”) with broad powers over the finances of the Commonwealth and its instrumentalities, (ii) requires the Commonwealth (and any instrumentality thereof designated as a “covered entity” under PROMESA) to submit its budgets, and if the Oversight Board so requests, a fiscal plan for certification by the Oversight Board, and (iii) established two separate processes for the restructuring of the outstanding liabilities of the Commonwealth, its instrumentalities and municipalities: (a) Title VI, a largely out-of-court process through which a government entity and its financial creditors can agree on terms to restructure such entity’s debts, and (b) Title III, a court-supervised process for a comprehensive restructuring similar to Chapter 9 of the U.S. Bankruptcy Code.

The Oversight Board has designated a number of entities as “covered entities” under PROMESA, including the Commonwealth and all of its instrumentalities. While the Oversight Board has the power to designate any of the Commonwealth’s municipalities as covered entities under PROMESA, it has not done so as of the date hereof. The Oversight Board has approved fiscal plans for certain of these “covered entities,” including the Commonwealth, Government Development Bank for Puerto Rico (“GDB”) and several other public corporations. The Commonwealth’s fiscal plan covers the central government and several of the Commonwealth’s instrumentalities. The fiscal plans were prepared and certified prior to the impact of Hurricanes Irma and Maria and are thus based on pre-hurricane assumptions of government revenues, economic activity and outmigration. On October 31, 2017, the Oversight Board requested revised fiscal plans for the Commonwealth and various public corporations to take into account the impact of Hurricanes Irma and Maria. The Commonwealth, the Puerto Rico Electric Power Authority (“PREPA”), and the Puerto Rico Aqueduct and Sewer Authority (“PRASA”) submitted revised fiscal plans to the Oversight Board on January 24, 2018. The Oversight Board requested revisions to such fiscal plans and, on February 12, 2018, the government submitted further revised fiscal plans to the Oversight Board. The Oversight Board is in the process of reviewing such fiscal plans and has stated that it expects to certify fiscal plans for the Commonwealth, PREPA and PRASA by March 30, 2018. Both the certified fiscal plans and the most recent public versions of the proposed fiscal plans indicate that the applicable government entities are unable to pay their outstanding obligations as currently scheduled, thus recognizing a need for a significant debt restructuring and/or write downs.

On May 3, 2017, the Oversight Board, on behalf of the Commonwealth, filed a petition in the U.S. District Court for the District of Puerto Rico to restructure the Commonwealth’s liabilities under Title III of PROMESA. The Oversight Board has subsequently filed analogous petitions with respect to COFINA, the Employees Retirement System, the Puerto Rico Highways and Transportation Authority and the Puerto Rico Electric Power Authority. The Oversight Board has also authorized GDB to pursue a restructuring of its financial indebtedness under Title VI of PROMESA. Although as of the date hereof, these entities are the only entities for which the Oversight Board has sought to use the restructuring authority provided by PROMESA, the Oversight Board may use the restructuring authority of Title III or Title VI of PROMESA for other Commonwealth instrumentalities, including its municipalities, in the future.

At December 31, 2017, the Corporation’s direct exposure to the Puerto Rico government and its instrumentalities and municipalities amounted to $ 484 million, which is fully outstanding at year-end (compared to a direct exposure of approximately $584 million, of which $ 529 million was outstanding at December 31, 2016). Of this amount, $ 435 million consists of loans and $ 49 million are securities ($ 459 million and $ 70 million at December 31, 2016). All of the amount outstanding at December 31, 2017 were obligations from various Puerto Rico municipalities. In most cases, these are “general obligations” of a municipality, to which the applicable municipality has pledged its good faith, credit and unlimited taxing power, or “special obligations” of a municipality, to which the applicable municipality has pledged other revenues. At December 31, 2017, 74% of the Corporation’s exposure to municipal loans and securities was concentrated in the municipalities of San Juan, Guaynabo, Carolina and Bayamón.

During the third quarter of 2017, the Corporation sold all of its COFINA bonds at a gain of approximately $0.1 million. The Corporation had recorded an other-than-temporary impairment charge of $8.3 million in respect of those bonds during the second quarter of 2017 as a result of the filing of the Title III proceeding in respect of COFINA and the non-payment of interest on the COFINA bonds in June 2017, pursuant to a court order issued in such proceeding.

The following table details the loans and investments representing the Corporation’s direct exposure to the Puerto Rico government according to their maturities:

(In thousands)	Investment Portfolio	Loans	Total Outstanding	Total Exposure
Central Government
After 1 to 5 years	$2	$—	$2	$2
After 5 to 10 years	7	—	7	7
After 10 years	27	—	27	27

Total Central Government	36	—	36	36

Government Development Bank (GDB)
After 1 to 5 years	2	—	2	2

Total Government Development Bank (GDB)	2	—	2	2

Puerto Rico Highways and Transportation Authority
After 5 to 10 years	4	—	4	4

Total Puerto Rico Highways and Transportation Authority	4	—	4	4

Municipalities
Within 1 year	3,295	13,183	16,478	16,478
After 1 to 5 years	15,485	192,904	208,389	208,389
After 5 to 10 years	29,240	106,368	135,608	135,608
After 10 years	1,025	122,038	123,063	123,063

Total Municipalities	49,045	434,493	483,538	483,538

Total Direct Government Exposure	$49,087	$434,493	$483,580	$483,580

In addition, at December 31, 2017, the Corporation had $386 million in indirect exposure to loans or securities issued or guaranteed by Puerto Rico governmental entities but whose principal source of repayment are non-governmental entities. In such obligations, the Puerto Rico government entity guarantees any shortfall in collateral in the event of borrower default ($406 million at December 31, 2016). These included $310 million in residential mortgage loans guaranteed by the Puerto Rico Housing Finance Authority (“HFA”), an entity that has been designated as a covered entity under PROMESA (December 31, 2016—$326 million). These mortgage loans are secured by the underlying properties and the HFA guarantee serve to cover shortfalls in collateral in the event of a borrower default. Although the Governor is currently authorized by local legislation to impose a temporary moratorium on the financial obligations of the HFA, he has not exercised this power as of the date hereof. Also, the Corporation had $44 million in Puerto Rico housing bonds issued by HFA, which are secured by second mortgage loans on Puerto Rico residential properties, $7 million in pass-through securities that have been economically defeased and refunded and for which collateral including U.S. agencies and Treasury obligations has been escrowed, and $25 million of commercial real estate notes issued by government entities, but payable from rent paid by third parties ($43 million, $6 million and $31 million at December 31, 2016, respectively).

BPPR’s commercial loan portfolio also includes loans to private borrowers who are service providers, lessors, suppliers or have other relationships with the government. These borrowers could be negatively affected by the fiscal measures to be implemented to address the Commonwealth’s fiscal crisis and the ongoing Title III proceedings under PROMESA described above. Similarly, BPPR’s mortgage and consumer loan portfolios include loans to government employees which could also be negatively affected by fiscal measures such as employee layoffs or furloughs.

The Corporation has operations in the United States Virgin Islands (the “USVI”) and has approximately $82 million in direct exposure to USVI government entities. The USVI has been experiencing a number of fiscal and economic challenges that could adversely affect the ability of its public corporations and instrumentalities to service their outstanding debt obligations. In addition, in September 2017, the USVI was also severely impacted by Hurricanes Irma and Maria, which will pose additional challenges to the USVI government and could further materially adversely affect the USVI economy.

Other contingencies

As indicated in Note 11 to the Consolidated Financial Statements, as part of the loss sharing agreements related to the Westernbank FDIC-assisted transaction, the Corporation agreed to make a true-up payment to the FDIC on the date that is 45 days following the last day of the final shared loss month, or upon the final disposition of all covered assets under the loss sharing agreements in the event losses on the loss sharing agreements fail to reach expected levels. The fair value of the true-up payment obligation was estimated at $ 165 million at December 31, 2017 (December 31, 2016—$ 153 million). For additional information refer to Note 11.

Legal Proceedings

The nature of Popular’s business ordinarily results in a certain number of claims, litigation, investigations, and legal and administrative cases and proceedings (“Legal Proceedings”). When the Corporation determines that it has meritorious defenses to the claims asserted, it vigorously defends itself. The Corporation will consider the settlement of cases (including cases where it has meritorious defenses) when, in management’s judgment, it is in the best interest of both the Corporation and its shareholders to do so.

On at least a quarterly basis, Popular assesses its liabilities and contingencies relating to outstanding Legal Proceedings utilizing the latest information available. For matters where it is probable that the Corporation will incur a material loss and the amount can be reasonably estimated, the Corporation establishes an accrual for the loss. Once established, the accrual is adjusted on at least a quarterly basis as appropriate to reflect any relevant developments. For matters where a material loss is not probable, or the amount of the loss cannot be estimated, no accrual is established.

In certain cases, exposure to loss exists in excess of the accrual to the extent such loss is reasonably possible, but not probable. Management believes and estimates that the aggregate range of reasonably possible losses (with respect to those matters where such limits may be determined, in excess of amounts accrued), for current Legal Proceedings ranges from $0 to approximately $27.8 million as of December 31, 2017. For certain other cases, management cannot reasonably estimate the possible loss at this time. Any estimate involves significant judgment, given the varying stages of the Legal Proceedings (including the fact that many of them are currently in preliminary stages), the existence of multiple defendants in several of the current Legal Proceedings whose share of liability has yet to be determined, the numerous unresolved issues in many of the Legal Proceedings, and the inherent uncertainty of the various potential outcomes of such Legal Proceedings. Accordingly, management’s estimate will change from time-to-time, and actual losses may be more or less than the current estimate.

While the outcome of Legal Proceedings is inherently uncertain, based on information currently available, advice of counsel, and available insurance coverage, management believes that the amount it has already accrued is adequate and any incremental liability arising from the Corporation’s Legal Proceedings in matters in which a loss amount can be reasonably estimated will not have a material adverse effect on the Corporation’s consolidated financial position. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to the Corporation’s consolidated financial position in a particular period.

Set forth below is a description of the Corporation’s significant legal proceedings.

BANCO POPULAR DE PUERTO RICO

Hazard Insurance Commission-Related Litigation

Popular, Inc., BPPR and Popular Insurance, LLC (the “Popular Defendants”) have been named defendants in a putative class action complaint captioned Perez Díaz v. Popular, Inc., et al, filed before the Court of First Instance, Arecibo Part. The complaint seeks damages and preliminary and permanent injunctive relief on behalf of the purported class against the Popular Defendants, as well as Antilles Insurance Company and MAPFRE-PRAICO Insurance Company (the “Defendant Insurance Companies”). Plaintiffs essentially allege that the Popular Defendants have been unjustly enriched by failing to reimburse them for commissions paid by the Defendant Insurance Companies to the insurance agent and/or mortgagee for policy years when no claims were filed against their hazard insurance policies. They demand the reimbursement to the purported “class” of an estimated $400 million plus legal interest, for the “good experience” commissions allegedly paid by the Defendant Insurance Companies during the relevant time period, as well as injunctive relief seeking to enjoin the Defendant Insurance Companies from paying commissions to the insurance agent/mortgagee and ordering them to pay those fees directly to the insured. A hearing on the request for preliminary injunction and other matters was held on February 15, 2017, as a result of which plaintiffs withdrew their request for preliminary injunctive relief. A motion for dismissal on the merits, which the Defendant Insurance Companies filed shortly before hearing, was denied with a right to replead following limited targeted discovery. On March 24, 2017, the Popular Defendants filed a certiorari petition with the Puerto Rico Court of Appeals seeking a review of the lower court’s denial of the motion to dismiss. The Court of Appeals denied the Popular Defendant’s request, and the Popular Defendants appealed this determination to the Puerto Rico Supreme Court, which declined review. Separately, a class certification hearing was held in June and the Court requested post-hearing briefs on this issue. On October 26, 2017, the Court entered an order whereby it broadly certified the class. At a hearing held on November 2, 2017, the Court encouraged the parties to reach agreement on discovery and class notification procedures. The Court further allowed defendants until January 4, 2018 to answer the complaint. A follow-up hearing was set for March 6, 2018. On December 21, 2017, the Popular Defendants filed a certiorari petition before the Puerto Rico Court of Appeals, which plaintiffs opposed on January 9, 2018. The Court of Appeals has not yet ruled on whether it will entertain this petition. The proceedings at the Court of First Instance have not been stayed, and discovery is in progress.

BPPR has separately been named a defendant in a putative class action complaint captioned Ramirez Torres, et al. v. Banco Popular de Puerto Rico, et al, filed before the Puerto Rico Court of First Instance, San Juan Part. The complaint seeks damages and preliminary and permanent injunctive relief on behalf of the purported class against the same Popular Defendants, as well other financial institutions with insurance brokerage subsidiaries in Puerto Rico. Plaintiffs essentially contend that in November 2015, Antilles Insurance Company obtained approval from the Puerto Rico Insurance Commissioner to market an endorsement that allowed its customers to obtain reimbursement on their insurance deductible for good experience, but that defendants failed to offer this product or disclose its existence to their customers, favoring other products instead, in violation of their duties as insurance brokers. Plaintiffs seek a determination that defendants unlawfully failed to comply with their duty to disclose the existence of this new insurance product, as well as double or treble damages (the latter subject to a determination that defendants engaged in anti-monopolistic practices in failing to offer this product). Between late March and early April, co-defendants filed motions to dismiss the complaint and opposed the request for preliminary injunctive relief. A co-defendant filed a third-party Complaint against Antilles Insurance Company. A preliminary injunction and class certification hearing originally scheduled for April 6th was subsequently postponed, pending resolution of the motions to dismiss. On July 31, 2017, the Court dismissed the complaint with prejudice. In August 2017, plaintiffs appealed this judgment. Because of the passing of Hurricane Maria, the Court temporarily stayed all legal proceedings, including any filing deadlines. In accordance with such directive, the Popular Defendants filed their opposition brief on November 29, 2017, ahead of the filing deadline. The appeal is now ripe for adjudication by the Court of Appeals.

A third putative class action also tangentially related to hazard insurance policies and captioned Morales v. Banco Popular de Puerto Rico, et al., was filed in May 2017. Plaintiffs aver that BPPR forced-placed hazard insurance on their mortgaged properties in violation of Puerto Rico’s implied covenant of good faith, BPPR’s alleged fiduciary duties as the escrow account manager of their mortgage loans, the Truth in Lending Act (“TILA”) and the Racketeer Influenced and Corrupt Organizations Act (RICO). Plaintiffs seek class certification, an order enjoining BPPR and other unnamed defendants from maintaining their allegedly fraudulent practices concerning forced-placed hazard insurance, unspecified compensatory damages, costs and attorneys’ fees. On July 19, 2017, BPPR filed a motion for summary judgment, which the Court granted on December 29, 2017. Given that plaintiffs did not appeal this determination, such decision is now final and unappealable.

Mortgage-Related Litigation and Claims

BPPR has been named a defendant in a putative class action captioned Lilliam González Camacho, et al. v. Banco Popular de Puerto Rico, et al., filed before the United States District Court for the District of Puerto Rico on behalf of mortgage-holders who have allegedly been subjected to illegal foreclosures and/or loan modifications through their mortgage servicers. Plaintiffs essentially contend that when they sought to reduce their loan payments, defendants failed to provide them with reduced loan payments, instead subjecting them to lengthy loss mitigation processes while filing foreclosure claims against them in parallel. Plaintiffs assert that such actions violate HAMP, HARP and other loan modification programs, as well as the Puerto Rico Mortgage Debtor Assistance Act and TILA. For the alleged violations stated above, Plaintiffs request that all Defendants (over 20 separate defendants have been named, including all local banks), jointly and severally, respond in an amount of no less than $400 million. BPPR waived service of process in June and filed a motion to dismiss in August which is pending resolution. Plaintiffs unsuccessfully sought to amend the complaint without leave, and subsequently appealed the District Court’s decision to strike the complaint from the record. Such appeal is also pending resolution.

BPPR has also been named a defendant in two separate putative class actions captioned Costa Dorada Apartment Corp., et al. v. Banco Popular de Puerto Rico, et al., and Yiries Josef Saad Maura v. Banco Popular, et al., filed by the same counsel who filed the González Camacho action referenced above, on behalf of commercial and residential customers of the defendant banks who have allegedly been subject to illegal foreclosures and/or loan modifications through their mortgage servicers. Plaintiffs essentially contend that when they sought to reduce their loan payments, defendants failed to provide them with reduced loan payments, instead subjecting them to lengthy loss mitigation processes while filing foreclosure claims against them in parallel (dual tracking), all in violation of TILA, the Real Estate Settlement Procedures Act (“RESPA”), the Equal Credit Opportunity Act (“ECOA”), the Fair Credit Reporting Act (“FCRA”), the Fair Debt Collection Practices Act (“FDCPA”) and other consumer-protection laws and regulations. They demand approximately $1 billion (in Costa Dorada) and unspecified damages (in Saad Maura). Banco Popular has not yet been served with summons in relation to the Costa Dorada Matter. On January 3, 2018, plaintiffs in the Saad Maura case requested that Banco Popular waive service of process, which it agreed to do on February 1, 2018. A response is not yet due.

BPPR has been named a defendant in a complaint for damages and breach of contract captioned Héctor Robles Rodriguez et al. v. Municipio de Ceiba, et al. Plaintiffs are residents of a development called Hacienda Las Lomas. Through the Doral Bank-FDIC assisted transaction, BPPR acquired a significant number of mortgage loans within in this development and is currently the primary creditor in the project. Plaintiffs claim damages against the developer, contractor, the relevant insurance companies, and most recently, their mortgage lenders, because of a landslide that occurred in October 2015, affecting various streets and houses within the development. Plaintiffs specifically allege that the mortgage lenders, including BPPR, should be deemed liable for their alleged failure to properly inspect the subject properties. Plaintiffs demand in excess of $30 million in damages and the annulment of their mortgage deeds. BPPR extended plaintiffs three consecutive six-month payment forbearances, the last of which is still in effect, and has recently engaged in preliminary settlement discussions with plaintiffs. In November 2017, the FDIC notified BPPR that it had agreed to indemnify the Bank in connection with its Doral-related exposure, pursuant to the terms of the relevant Purchase and Assumption Agreement.

Mortgage-Related Investigations

The Corporation and its subsidiaries from time to time receive requests for information from departments of the U.S. government that investigate mortgage-related conduct. In particular, BPPR has received subpoenas and other requests for information from the Federal Housing Finance Agency’s Office of the Inspector General, the Civil Division of the Department of Justice, the Special Inspector General for the Troubled Asset Relief Program and the Federal Department of Housing and Urban Development’s Office of the Inspector General mainly concerning real estate appraisals and residential and construction loans in Puerto Rico. The Corporation is cooperating with these requests and is in discussions with the relevant U.S. government departments regarding the resolution of such matters. There can be no assurances as to the outcome of those discussions.

Separately, it has come to the attention of management that certain letters generated by the Corporation to comply with Consumer Financial Protection Bureau (“CFPB”) rules requiring written notification to borrowers who have submitted a loss mitigation application were not mailed to borrowers over a period of up to approximately three-years due to a systems interface error. Loss mitigation is a process whereby creditors work with mortgage loan borrowers who are having difficulties making their loan payments on their debt. The loss mitigation process applies both to mortgage loans held by the Corporation and to mortgage loans serviced by the Corporation for third parties. The Corporation has corrected the systems interface error that caused the letters not to be sent.

The Corporation has notified applicable regulators and is conducting a review of its mortgage files to assess the scope of potential customer impact. Based on currently available information, we believe that although the mailing error extended to approximately 20,000 residential mortgage loans (approximately 50% of which are serviced by the Corporation for third parties), the number of borrowers actually affected by the mailing error was substantially lower due to, among other things, the fact that more than half of all borrowers potentially subject to such error closed on a permanent loss mitigation alternative and the fact that the Corporation regularly uses means other than the mail to communicate with borrowers, including email and hand delivery of written notices at our mortgage servicing centers or bank branches.

During the fourth quarter of 2017, the Corporation began outreach to potentially affected borrowers with outstanding loans that had not already closed on a permanent loss mitigation alternative to encourage them to continue or restart their loss mitigation process. While the Corporation has made a preliminary determination regarding the impact that the systems interface error may have had on borrowers who proceeded through the foreclosure process, such determination is still subject to further review. The Corporation expects to complete this assessment and reach out to applicable regulators before the end of the first quarter of 2018 to share the results thereof, as well as any related remediation plans. At this point, we are not able to estimate the financial impact of the failure to mail the loss mitigation notices.

Other Significant Proceedings

In June 2017, a syndicate comprised of BPPR and other local banks (the “Lenders”) filed an involuntary Chapter 11 bankruptcy proceeding against Betteroads Asphalt and Betterecycling Corporation (the “Involuntary Debtors”). This filing followed attempts by the Lenders to restructure and resolve the Involuntary Debtors’ obligations and outstanding defaults under a certain credit agreement, first through good faith negotiations and subsequently, through the filing of a collection action against the Involuntary Debtors in local court. The involuntary debtors subsequently counterclaimed, asserting damages in excess of $900 million. The Lenders ultimately joined in the commencement of these involuntary bankruptcy proceedings against the Debtors in order to preserve and recover the Involuntary Debtors’ assets, having confirmed that the Involuntary Debtors were transferring assets out of their estate for little or no consideration. The Involuntary Debtors subsequently filed a motion to dismiss the proceedings and for damages against the syndicate, arguing both that this petition was filed in bad faith and that there was a bona fide dispute as to the petitioners’ claims, as set forth in the counterclaim filed by the Involuntary Debtors in local court. The court allowed limited discovery to take place prior to an evidentiary hearing (still unscheduled and to be held after the discovery cut-off date) to determine the merits of debtors’ motion to dismiss. At a hearing held in November 2017, the Court determined that it was inclined to rule against the dismissal of the complaint but requested that the parties submit supplemental briefs on the subject, which the parties did. Discovery is ongoing.

POPULAR SECURITIES

Puerto Rico Bonds and Closed-End Investment Funds

The volatility in prices and declines in value that Puerto Rico municipal bonds and closed-end investment companies that invest primarily in Puerto Rico municipal bonds have experienced since August 2013 have led to regulatory inquiries, customer complaints and arbitrations for most broker-dealers in Puerto Rico, including Popular Securities. Popular Securities has received customer complaints and is named as a respondent (among other broker-dealers) in 111 arbitration proceedings with aggregate claimed amounts of approximately $228 million, including one arbitration with claimed damages of approximately $78 million in which another Puerto Rico broker-dealer is a co-defendant. While Popular Securities believes it has meritorious defenses to the claims asserted in these proceedings, it has often determined that it is in its best interest to settle such claims rather than expend the money and resources required to see such cases to completion. The Government’s defaults and non-payment of its various debt obligations, the Commonwealth government’s and the Financial Oversight Management Board’s decision to pursue restructurings under Title III and Title VI of PROMESA have increased and may continue to increase the number of customer complaints (and claimed damages) filed against Popular Securities concerning Puerto Rico bonds, including bonds issued by COFINA and GDB, and closed-end investment companies that invest primarily in Puerto Rico bonds. An adverse result in the matters described above or a significant increase in customer complaints could have a material adverse effect on Popular.

Subpoenas for Production of Documents in relation to PROMESA Title III Proceedings

Popular Securities has, together with Popular, Inc. and BPPR (collectively, the “Popular Companies”) filed an appearance in connection with the Commonwealth of Puerto Rico’s pending Title III bankruptcy proceeding. Its appearance was prompted by a request by the Commonwealth’s Unsecured Creditors’ Committee (“UCC”) to allow a broad discovery program under Rule 2004 to investigate, among other things, the causes of the Puerto Rico financial crisis. The Rule 2004 request sought broad discovery not only from the Popular Companies, but also from Banco Santander de Puerto Rico (“Santander”) and others, spanning in excess of eleven (11) years. In their respective objections, both the Popular Companies and Santander argued that these requests go substantially beyond the permissible scope of Rule 2004 discovery programs and should either be denied outright or substantially modified. A hearing before Magistrate Judge Gail Dein was held on August 9, 2017. At the hearing, the Court requested that the UCC and the PROMESA Oversight Board, who opposed the UCC’s request, submit further briefing on this subject. The parties argued their respective positions at the omnibus hearing held on November 15, 2017. Upon listening to arguments on this matter, Magistrate Dein denied the UCC’s request without prejudice, to allow the law firm of Kobre & Kim to carry out its own independent investigation on behalf of the PROMESA Oversight Board.

Since the August 2017 hearing, the Popular Companies have been served with additional requests for the preservation and voluntary production of certain COFINA-related documents and witnesses from the UCC and COFINA Agents in connection with the COFINA-Commonwealth adversary complaint, as well as from the Oversight Board’s Independent Investigator, Kobre & Kim. The Popular Companies are cooperating with all such requests but have asked that such requests be submitted in the form of a subpoena to address privacy and confidentiality considerations pertaining to some of the documents involved in the production.

POPULAR COMMUNITY BANK

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

A motion to dismiss was filed on September 9, 2013. On October 25, 2013, plaintiffs filed an amended complaint seeking to limit the putative class to New York account holders. A motion to dismiss the amended complaint was filed in February 2014. In August 2014, the Court entered an order granting in part PCB’s motion to dismiss. The sole surviving claim relates to PCB’s item processing policy. On September 10, 2014, plaintiffs filed a motion for leave to file a second amended complaint to correct certain deficiencies noted in the court’s decision and order. PCB subsequently filed a motion in opposition to plaintiff’s motion for leave to amend and further sought to compel arbitration. In June 2015, this matter was reassigned to a new judge and on July 22, 2015, such Court denied PCB’s motion to compel arbitration and granted plaintiffs’ motion for leave to amend the complaint to replead certain claims based on item processing reordering, misstatement of balance information and failure to notify customers in advance of potential overdrafts. The Court did not, however, allow plaintiffs to replead their claim for the alleged breach of the implied covenant of good faith and fair dealing. On August 12, 2015, Plaintiffs filed a second amended complaint. On August 24, 2015, PCB filed a Notice of Appeal as to the order granting leave to file the second amended complaint and on September 17, 2015, it filed a motion to dismiss the second amended complaint. On February 18, 2016, the Court granted in part and denied in part PCB’s pending motion to dismiss. The Court dismissed plaintiffs’ unfair and deceptive acts and trade practices claim to the extent it sought to recover overdraft fees incurred prior to September 2011. On March 28, 2016, PCB filed an answer to second amended complaint and on April 7, 2016, it filed a notice of appeal on the partial denial of PCB’s motion to dismiss. A mediation session held on September 21, 2016 proved unsuccessful. On January 3, 2017, PCB filed a brief with the Appellate Division in support of its appeal of the lower Court’s prior order that granted in part and denied in part PCB’s motion to dismiss plaintiffs’ second amended complaint. Oral argument was held on April 4, 2017. On April 25, 2017, the Court issued an order denying PCB’s appeal from the partial denial of our motion to dismiss. On November 13, 2017, the parties reached an agreement in principle. Under this agreement, subject to certain customary conditions including court approval of a final settlement agreement in consideration for the full settlement and release of defendant, an amount up to $5.2 million will be paid to qualified plaintiffs.

Eugene Duncan v. Popular North America

Popular North America has been named a defendant in a putative class action complaint captioned Duncan v. Popular North America, filed on January 29, 2018 in the United States District Court for the Eastern District of New York. The complaint generally asserts that Popular North America (“PNA”) failed to design, construct, maintain and operate its website to be fully accessible to and independently usable by plaintiff and other blind or visually-impaired people, and that PNA’s denial of full and equal access to its website, and therefore to its products and services, violates the Americans with Disabilities Act. Plaintiff seeks a permanent injunction to cause a change in defendant’s allegedly unlawful corporate policies, practices and procedures so that its website becomes and remains accessible to blind and visually impaired customers. On February 15, 2018, Popular North America requested an extension of time to answer the complaint or otherwise plead. A response is not yet due.

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

The Corporation holds variable interests in these VIEs in the form of agency mortgage-backed securities and collateralized mortgage obligations, including those securities originated by the Corporation and those acquired from third parties. Additionally, the Corporation holds agency mortgage-backed securities, agency collateralized mortgage obligations and private label collateralized mortgage obligations issued by third party VIEs in which it has no other form of continuing involvement. Refer to Note 31 to the consolidated financial statements for additional information on the debt securities outstanding at December 31, 2017 and 2016, which are classified as available-for-sale and trading securities in the Corporation’s consolidated statements of financial condition. In addition, the Corporation holds variable interests in the form of servicing fees, since it retains the right to service the transferred loans in those government-sponsored special purpose entities (“SPEs”) and may also purchase the right to service loans in other government-sponsored SPEs that were transferred to those SPEs by a third-party.

The following table presents the carrying amount and classification of the assets related to the Corporation’s variable interests in non-consolidated VIEs and the maximum exposure to loss as a result of the Corporation’s involvement as servicer of GNMA and FNMA loans at December 31, 2017 and 2016.

(In thousands)	2017	2016
Assets
Servicing assets:
Mortgage servicing rights	$132,692	$158,562

Total servicing assets	$132,692	$158,562

Other assets:
Servicing advances	$47,742	$20,787

Total other assets	$47,742	$20,787

Total assets	$180,434	$179,349

Maximum exposure to loss	$180,434	$179,349

The size of the non-consolidated VIEs, in which the Corporation has a variable interest in the form of servicing fees, measured as the total unpaid principal balance of the loans, amounted to $11.7 billion at December 31, 2017 (December 31, 2016 - $12.3 billion).

The Corporation determined that the maximum exposure to loss includes the fair value of the MSRs and the assumption that the servicing advances at December 31, 2017 and 2016 will not be recovered. The agency debt securities are not included as part of the maximum exposure to loss since they are guaranteed by the related agencies.

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

The following tables present the carrying amount and classification of the assets and liabilities related to the Corporation’s variable interests in the non-consolidated VIEs, PRLP 2011 Holdings, LLC and PR Asset Portfolio 2013- International, LLC, and their maximum exposure to loss at December 31, 2017 and 2016.

(In thousands)	PRLP 2011 Holdings, LLC December 31, 2017 December 31, 2016		PR Asset Portfolio 2013-1 International, LLC December 31, 2017 December 31, 2016
Assets
Loans held-in-portfolio:
Advances under the working capital line	$—	$—	$—	$1,391
Advances under the advance facility	—	—	—	2,475

Total loans held-in-portfolio	$—	$—	$—	$3,866

Accrued interest receivable	$—	$—	$—	$19
Other assets:
Equity investment	$7,199	$9,167	$12,874	$22,378

Total assets	$7,199	$9,167	$12,874	$26,263

Liabilities
Deposits	$(20)	$(1,127)	$(10,501)	$(9,692)

Total liabilities	$(20)	$(1,127)	$(10,501)	$(9,692)

Total net assets	$7,179	$8,040	$2,373	$16,571

Maximum exposure to loss	$7,179	$8,040	$2,373	$16,571

The Corporation determined that the maximum exposure to loss under a worst case scenario at December 31, 2017 would be not recovering the net assets held by the Corporation as of the reporting date.

ASU 2009-17 requires that an ongoing primary beneficiary assessment should be made to determine whether the Corporation is the primary beneficiary of any of the VIEs it is involved with. The conclusion on the assessment of these non-consolidated VIEs has not changed since their initial evaluation. The Corporation concluded that it is still not the primary beneficiary of these VIEs, and therefore, these VIEs are not required to be consolidated in the Corporation’s financial statements at December 31, 2017.

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

The credit risk attributed to the counterparty’s nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by the fair value measurements guidance, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. During the year ended December 31, 2017, inclusion of the credit risk in the fair value of the derivatives resulted in a gain of $0.2 million (2016 –loss of $ 0.9 million; 2015 –loss of $ 0.8 million) from the Corporation’s credit standing adjustment and a loss of $0.1 million (2016 – gain of $ 0.4 million; 2015 – gain of $0.3 million) from the assessment of the counterparties’ credit risk.

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

Pursuant to the Corporation’s accounting policy, the fair value of derivatives is not offset with the amounts for the right to reclaim cash collateral or the obligation to return cash collateral. At December 31, 2017, the amount recognized for the right to reclaim cash collateral under master netting agreements was $94 thousand and no amount was recognized for the obligation to return cash collateral (December 31, 2016 - $ 4 million and no amount, respectively).

Certain of the Corporation’s derivative instruments include financial covenants tied to the corresponding banking subsidiary’s well-capitalized status and credit rating. These agreements could require exposure collateralization, early termination or both. The aggregate fair value of all derivative instruments with contingent features that were in a liability position at December 31, 2017 was $10 thousand (December 31, 2016 - $0.8 million). Based on the contractual obligations established on these derivative instruments, the Corporation has fully collateralized these positions by pledging collateral of $94 thousand at December 31, 2017 (December 31, 2016 - $ 4 million).

Financial instruments designated as cash flow hedges or non-hedging derivatives outstanding at December 31, 2017 and 2016 were as follows:

	Notional amount		Derivative assets			Derivative liabilities
			Statement of	Fair value at		Statement of	Fair value at
	At December 31,		condition	December 31,		condition	December 31,
(In thousands)	2017	2016	classification	2017	2016	classification	2017	2016

Derivatives designated as hedging instruments:
Forward contracts	$98,850	$105,290	Other assets	$76	$34	Other liabilities	$132	$715

Total derivatives designated as hedging instruments	$98,850	$105,290		$76	$34		$132	$715

Derivatives not designated as hedging instruments:
Forward contracts	$70,850	$709	Trading account securities	$180	$9	Other liabilities	$19	$—
Interest rate swaps	2,252	112,554	Other assets	10	759	Other liabilities	10	810
Foreign currency forward contracts	—	2,637	Other assets	—	36	Other liabilities	—	22
Interest rate caps	185,596	191,738	Other assets	97	388	Other liabilities	87	331
Indexed options on deposits	70,306	73,470	Other assets	16,356	12,868	—	—	—
Bifurcated embedded options	66,077	69,957	—	—	—	Interest bearing deposits	14,183	10,964

Total derivatives not designated as hedging instruments	$395,081	$451,065		$16,643	$14,060		$14,299	$12,127

Total derivative assets and liabilities	$493,931	$556,355		$16,719	$14,094		$14,431	$12,842

Cash Flow Hedges

The Corporation utilizes forward contracts to hedge the sale of mortgage-backed securities with duration terms over one month. Interest rate forwards are contracts for the delayed delivery of securities, which the seller agrees to deliver on a specified future date at a specified price or yield. These forward contracts are hedging a forecasted transaction and thus qualify for cash flow hedge accounting. Changes in the fair value of the derivatives are recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) corresponding to these forward contracts is expected to be reclassified to earnings in the next twelve months. These contracts have a maximum remaining maturity of 79 days at December 31, 2017.

For cash flow hedges, net gains (losses) on derivative contracts that are reclassified from accumulated other comprehensive income (loss) to current period earnings are included in the line item in which the hedged item is recorded and during the period in which the forecasted transaction impacts earnings, as presented in the tables below.

Year ended December 31, 2017
(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion and ineffective portion)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion)
Forward contracts	$(1,295)	Mortgage banking activities	$(1,920)	$32

Total	$(1,295)		$(1,920)	$32

Year ended December 31, 2016
(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion and ineffective portion)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion)
Forward contracts	$(3,612)	Mortgage banking activities	$(3,148)	$(1)

Total	$(3,612)		$(3,148)	$(1)

Year ended December 31, 2015
(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion and ineffective portion)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion)
Forward contracts	$(4,376)	Mortgage banking activities	$(4,719)	$17

Total	$(4,376)		$(4,719)	$17

Fair Value Hedges

At December 31, 2017 and 2016, there were no derivatives designated as fair value hedges.

Non-Hedging Activities

For the year ended December 31, 2017, the Corporation recognized a loss of $ 0.9 million (2016 – loss of $ 0.1 million; 2015 – loss of $ 0.3 million) related to its non-hedging derivatives, as detailed in the table below.

Amount of Net Gain (Loss) Recognized in Income on Derivatives
		Year ended	Year ended	Year ended
	Classification of Net Gain (Loss)	December 31,	December 31,	December 31,
(In thousands)	Recognized in Income on Derivatives	2017	2016	2015
Forward contracts	Mortgage banking activities	$(1,484)	$(160)	$(389)
Interest rate swaps	Other operating income	51	333	300
Foreign currency forward contracts	Other operating income	67	27	49
Foreign currency forward contracts	Interest expense	(14)	12	(4)
Interest rate caps	Other operating income	(48)	57	—
Indexed options on deposits	Interest expense	5,934	1,981	(334)
Bifurcated embedded options	Interest expense	(5,429)	(2,374)	73

Total		$(923)	$(124)	$(305)

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

Note 30 – Related party transactions

The Corporation grants loans to its directors, executive officers, including certain related individuals or organizations, and affiliates in the ordinary course of business. The activity and balance of these loans were as follows:

(In thousands)
Balance at December 31, 2015	$165,238
New loans	2,639
Payments	(30,639)
Other changes	(687)

Balance at December 31, 2016	$136,551
New loans	17,608
Payments	(22,796)
Other changes, including existing loans to new related parties	51,626

Balance at December 31, 2017	$182,989

New loans and payments include disbursements and collections from existing lines of credit.

In June 2006, family members of a director of the Corporation, obtained a $0.8 million mortgage loan from Popular Mortgage, Inc., secured by a residential property. The director was not a director of the Corporation at the time the loan was made. In March, 2012 the loan was restructured under the Corporation’s loss mitigation program. During 2017, the borrower defaulted on his payment obligations under the restructured loan and as of December 31, 2017 the loan was 306 days past due. The balance due on the loan at December 31, 2017 was approximately $0.9 million.

In June 2017, one of our directors acquired new family relationships by way of marriage. The following loans were obtained prior to the director’s marriage:

In November 2003, an entity owned by two brothers-in-law of a director of the Corporation obtained a commercial loan in the aggregate amount of $0.7 million from Westernbank. The loan was acquired by BPPR as part of a FDIC assisted transaction in 2010. The loan is a fully amortizing 30-year loan with a variable interest rate and it is secured by real estate and guaranteed by the two brothers-in-law and their wives. The outstanding principal balance on the loan as of December 31, 2017 was $0.4 million.

In May 2001, brother-in-law of a director of the Corporation obtained a $0.3 million mortgage loan from Doral Bank, secured by a residential property. The loan was a fully amortizing 30-year loan with a fixed annual rate of 7.250%. The borrower became delinquent on his payments commencing in October 2011. After the FDIC placed Doral Bank in receivership in 2015, BPPR began to act as servicer of the loan for the benefit of a third-party investor. After exhausting various collection and loss mitigation efforts, BPPR, acting as servicer, and the borrower, negotiated and entered into a deed in lieu of foreclosure in June 2017. As a result of that transaction, the third-party investor acquired the residential property that secured the mortgage loan and recorded a loss of $0.2 million. At the time of closing of the deed in lieu of foreclosure transactions, the outstanding principal balance of the loan was $0.3 million and the loan payoff amount, including principal, interest and other accrued fees was $0.4 million. The deed in lieu of foreclosure was approved and ratified by the Audit Committee under the Related Party Policy.

In 2010, as part of the Westernbank FDIC assisted transaction, BPPR acquired (i) four commercial loans made to entities that were wholly owned by one brother-in-law of a director of the Corporation and (ii) one commercial loan made to an entity that was owned by the same brother-in-law together with this director’s father-in-law and another brother-in-law. The loans were secured by real estate and personally guaranteed by the owners of each entity. The loans were originated by Westerbank between 2001 and 2005 and had an aggregate outstanding principal balance of approximately $33.5 million when they were acquired by BPPR in 2010. Between 2011 and 2014, the loans were restructured to consist of (i) five notes with an aggregate outstanding principal balance of $19.8 million with a 6% annual interest rate (“Notes A”) and (ii) five notes with an aggregate outstanding balance of $13.5 million with a 1% annual interest rate, to be paid upon maturity (“Notes B”). The restructured notes had a maturity of September 30, 2016 and, thereafter, various interim renewals were approved, with the last two renewals occurring in June 2017 and October 2017, with the renewed loans maturing in January 31, 2018. The June renewals included a six-month principal moratorium for four of the Notes A commencing on March 2017 and a change in the interest from 6% to 4.25% in one of the Notes A. The October renewals included a 60-day moratorium of principal and interest on all of the Notes A and a subsequent 60-day principal moratorium on four of the Notes A. The aggregate outstanding balance on the loans as of December 31, 2017 was approximately $32.1 million. Although the loans were not paid by the borrowers upon their expiration on January 31, 2018, borrowers have continued to make payments of principal and interest for all Notes A, except one in which they are only making interest payments. The June and October renewals and moratoriums were ratified by the Audit Committee under the Related Party Policy.

In April 2010, in connection with the acquisition of the Westernbank assets from the FDIC, as receiver, BPPR acquired a term loan to a corporate borrower partially owned by an investment corporation in which the Corporation’s Executive Chairman, at that time the Chief Executive Officer, as well as certain of his family members, are the owners. In addition, the officer’s sister and brother-in-law are owners of an entity that holds an ownership interest in the borrower. At the time the loan was acquired by BPPR, it had an unpaid principal balance of $40.2 million. In May 2017, this loan was sold by BPPR to Popular, Inc., holding company (“PIHC”). At the time of sale, the loan had an unpaid principal balance of $37.9 million. PIHC paid $37.9 million to BPPR for the loan, of which $6.0 million was recognized by BPPR as a capital contribution representing the difference between the fair value and the book value of the loan at the time of transfer. Immediately upon being acquired by BHC, the loan’s maturity was extended by 90 days (under the same terms as originally contracted) to provide the BHC additional time to evaluate a refinancing or long-term extension of the loan. In August 2017, the credit facility was refinanced with a stated maturity in February 2019. The facility was subject to the loan payment moratorium offered as part of the hurricane relief efforts. As such, interest payments amounting to approximately $0.5 million were deferred and capitalized as part of the loan balance. As of December 31, 2017, the unpaid principal balance amounted to $38.2 million. The renewal, acquisition and refinancing described above were approved by the Audit Committee under the Related Party Policy.

On February 2018, BPPR entered into a definitive asset purchase agreement for the acquisition of the Reliable Financial Services and Reliable Financial Holding Company auto finance business in Puerto Rico. Refer to Note 42 for additional information on this transaction. As part of the acquisition transaction, BPPR agreed to enter in an agreement with Reliable Financial Services to sublease the space necessary for BPPR to continue the acquired operations. Reliable Financial Services’ lease agreement is with the entity in which the Corporation’s Executive Chairman and his family members hold an ownership interest, described in the preceeding paragraph as having a loan with the Corporation. The estimated total rental amount to be paid during a 12-month period by BPPR to Reliable Financial Services under the sublease is approximately $2 million. BPPR’s agreement to enter into a sublease with Reliable Financial Services in connection with the acquisition transaction was ratified by the Audit Committee under the Related Party Policy.

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

At December 31, 2017, the Corporation’s banking subsidiaries held deposits from related parties, excluding EVERTEC, Inc. (“EVERTEC”) amounting to $431 million (2016 - $328 million).

From time to time, the Corporation, in the ordinary course of business, obtains services from related parties that have some association with the Corporation. Management believes the terms of such arrangements are consistent with arrangements entered into with independent third parties.

During 2017 the Corporation engaged, in the ordinary course of business, the legal services of a law firm of which the father-in-law of an officer of the Corporation, is a partner. The fees paid to this firm for the fiscal year 2017 amounted to approximately $0.2 million. The engagement of the aforementioned law firm was approved and ratified by the Audit Committee under the Related Party Policy.

For the year ended December 31, 2017, the Corporation made contributions of approximately $1.0 million to Banco Popular Foundations, which are not-for-profit corporations dedicated to philanthropic work (2016 - $1.5 million). In addition, during 2017, the Corporation contributed approximately $1.2 million to the Embracing Puerto Rico campaign which supports Hurricane Maria relief initiatives, and $0.3 million to the Employee Emergency Fund, both of which are sponsored by the BPPR Foundation. The Corporation also provided human and operational resources to support the activities of the Puerto Rico Foundation which in 2017 amounted to approximately $1.2 million.

Related party transactions with EVERTEC, as an affiliate

The Corporation has an investment in EVERTEC, Inc. (“EVERTEC”), which provides various processing and information technology services to the Corporation and its subsidiaries and gives BPPR access to the ATH network owned and operated by EVERTEC. As of December 31, 2017, the Corporation’s stake in EVERTEC was 16.10%.The Corporation continues to have significant influence over EVERTEC. Accordingly, the investment in EVERTEC is accounted for under the equity method and is evaluated for impairment if events or circumstances indicate that a decrease in value of the investment has occurred that is other than temporary.

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

The Corporation received $3.5 million in dividend distributions during the year ended December 31, 2017 from its investments in EVERTEC’s holding company (December 31, 2016—$4.7 million). The Corporation’s equity in EVERTEC is presented in the table which follows and is included as part of “other assets” in the consolidated statement of financial condition.

(In thousands)	December 31, 2017	December 31, 2016
Equity investment in EVERTEC	$47,532	$38,904

The Corporation had the following financial condition balances outstanding with EVERTEC at December 31, 2017 and December 31, 2016. Items that represent liabilities to the Corporation are presented with parenthesis.

(In thousands)	December 31, 2017	December 31, 2016
Accounts receivable (Other assets)	$6,830	$6,394
Deposits	(22,284)	(14,899)
Accounts payable (Other liabilities)	(2,040)	(20,372)

Net total	$(17,494)	$(28,877)

The Corporation’s proportionate share of income from EVERTEC is included in other operating income in the consolidated statements of operations. The following table presents the Corporation’s proportionate share of EVERTEC’s income and changes in stockholders’ equity for the years ended December 31, 2017, 2016 and 2015.

	Years ended December 31,
(In thousands)	2017	2016	2015
Share of income from investment in EVERTEC	$8,924	$11,796	$11,593
Share of other changes in EVERTEC’s stockholders’ equity	2,659	(573)	1,636

Share of EVERTEC’s changes in equity recognized in income	$11,583	$11,223	$13,229

The following tables present the impact of transactions and service payments between the Corporation and EVERTEC (as an affiliate) and their impact on the results of operations for the years ended December 31, 2017, 2016 and 2015. Items that represent expenses to the Corporation are presented with parenthesis.

	Years ended December 31,
(In thousands)	2017	2016	2015	Category
Interest expense on deposits	$(44)	$(64)	$(58)	Interest expense
ATH and credit cards interchange income from services to EVERTEC	28,136	29,739	27,816	Other service fees
Rental income charged to EVERTEC	6,855	6,995	6,898	Net occupancy
Processing fees on services provided by EVERTEC	(176,971)	(178,524)	(164,809)	Professional fees
Other services provided to EVERTEC	1,236	1,052	1,311	Other operating expenses

Total	$(140,788)	$(140,802)	$(128,842)

PRLP 2011 Holdings, LLC

As indicated in Note 28 to the Consolidated Financial Statements, the Corporation holds a 24.9% equity interest in PRLP 2011 Holdings, LLC and currently holds certain deposits from the entity.

The Corporation’s equity in PRLP 2011 Holdings, LLC is presented in the table which follows and is included as part of “other assets” in the Consolidated Statements of Financial Condition.

(In thousands)	December 31, 2017	December 31, 2016
Equity investment in PRLP 2011 Holdings, LLC	$7,199	$9,167

The Corporation had the following financial condition balances outstanding with PRLP 2011 Holdings, LLC at December 31, 2017 and December 31, 2016.

(In thousands)	December 31, 2017	December 31, 2016
Deposits (non-interest bearing)	$(20)	$(1,127)

The Corporation’s proportionate share of income or loss from PRLP 2011 Holdings, LLC is included in other operating income in the Consolidated Statements of Operations. The following table presents the Corporation’s proportionate share of loss from PRLP 2011 Holdings, LLC for the years ended December 31, 2017, 2016 and 2015.

	Years ended December 31,
(In thousands)	2017	2016	2015
Share of loss from the equity investment in PRLP 2011 Holdings, LLC	$(972)	$(502)	$(4,021)

During the years ended December 31, 2017, the Corporation received $ 1.0 million in capital distributions from its investment in PRLP 2011 Holdings, LLC (December 31, 2016—$ 3.4 million). The following table presents transactions between the Corporation and PRLP 2011 Holdings, LLC and their impact on the Corporation’s results of operations for the years ended December 31, 2017, 2016 and 2015.

	For the years ended December 31,
(In thousands)	2017	2016	2015	Category
Interest income on loan to PRLP 2011 Holdings, LLC	$—	$11	$189	Interest income

PR Asset Portfolio 2013-1 International, LLC

As indicated in Note 28 to the Consolidated Financial Statements, effective March 2013 the Corporation holds a 24.9% equity interest in PR Asset Portfolio 2013-1 International, LLC and currently provides certain financing to the joint venture as well as holds certain deposits from the entity.

The Corporation’s equity in PR Asset Portfolio 2013-1 International, LLC is presented in the table which follows and is included as part of “other assets” in the Consolidated Statements of Financial Condition.

(In thousands)	December 31, 2017	December 31, 2016
Equity investment in PR Asset Portfolio 2013-1 International, LLC	$12,874	$22,378

The Corporation had the following financial condition balances outstanding with PR Asset Portfolio 2013-1 International, LLC, at December 31, 2017 and December 31, 2016.

(In thousands)	December 31, 2017	December 31, 2016
Loans	$—	$3,866
Accrued interest receivable	—	19
Deposits	(10,501)	(9,692)

Net total	$(10,501)	$(5,807)

The Corporation’s proportionate share of income or loss from PR Asset Portfolio 2013-1 International, LLC is included in other operating income in the Consolidated Statements of Operations. The following table presents the Corporation’s proportionate share of loss from PR Asset Portfolio 2013-1 International, LLC for years ended December 31, 2017, 2016 and 2015.

	Years ended December 31,
(In thousands)	2017	2016	2015
Share of loss from the equity investment in PR Asset Portfolio 2013-1 International, LLC	$(2,444)	$(2,057)	$(6,280)

During the year ended December 31, 2017, the Corporation received $ 7.1 million in capital distribution from its investment in PR Asset Portfolio 2013-1 International, LLC. No capital distribution was received during the year ended December 31, 2016. The Corporation received $0.7 million in dividend distributions during the year ended December 31, 2017, which were declared by PR Asset Portfolio 2013-1 International, LLC during the year ended December 31, 2016. The following table presents transactions between the Corporation and PR Asset Portfolio 2013-1 International, LLC and their impact on the Corporation’s results of operations for the years ended December 31, 2017, 2016 and 2015.

	Years ended December 31,
(In thousands)	2017	2016	2015	Category
Interest income on loan to PR Asset Portfolio 2013-1 International, LLC	$9	$1,011	$2,805	Interest income
Interest expense on deposits	(31)	(4)	(4)	Interest expense

Total	$(22)	$1,007	2,801

Centro Financiero BHD León

At December 31, 2017, the Corporation had a 15.84% stake in Centro Financiero BHD Leon, S.A. (“BHD Leon”), one of the largest banking and financial services groups in the Dominican Republic. During the year ended December 31, 2017, the Corporation recorded $ 24.8 million in earnings from its investment in BHD Leon (2016—$ 24.1 million), which had a carrying amount of $ 135.0 million at December 31, 2017 (December 31, 2016 - $ 125.5 million). As of December 31, 2016 BPPR had extended a credit facility of $ 50 million to BHD León, with an outstanding balance of $ 25 million. This credit facility expired during March 2017. On December 2017, BPPR extended a credit facility of $ 40 million to BHD León, with an outstanding balance of $ 40 million at year end. The Corporation received $ 11.8 million in dividend distributions during the year ended December 31, 2017 from its investment in BHD Leon (December 31, 2016 - $ 12.1 million).

On June 30, 2017, BPPR extended an $8 million credit facility to Grupo Financiero Leon, S.A. Panamá (“GFL”), a shareholder of BHD Leon. The sources of repayment for this loan are the dividends to be received by GFL from its investment in BHD Leon. BPPR’s credit facility ranks pari passu with another $8 million credit facility extended to GFL by BHD International Panama, an affiliate of BHD Leon.

Puerto Rico Investment Companies

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

For the year ended December 31, 2017 administrative fees charged to these investment companies amounted to $ 7.7 million (2016- $ 8.6 million) and waived fees amounted to $ 2.2 million (2016—$ 2.8 million), for a net fee of $ 5.5 million (2016—$ 5.8 million).

The Corporation, through its subsidiary Banco Popular de Puerto Rico, has also entered into lines of credit facilities with these companies. As of December 31, 2017, the available lines of credit facilities amounted to $356 million (December 31 2016—$357 million). The aggregate sum of all outstanding balances under all credit facilities that may be made available by BPPR, from time to time, to those Puerto Rico investment companies for which BPPR acts as investment advisor or co-investment advisor, shall never exceed the lesser of $200 million or 10% of BPPR’s capital.

Other Related Party Transactions

In April 2010, in connection with the acquisition of the Westernbank assets from the FDIC, as receiver, BPPR acquired a term loan to a corporate borrower partially owned by an investment corporation in which the Corporation’s Executive Chairman, at that time the Chief Executive Officer, as well as certain of his family members, hold an ownership interest. At the time the loan was acquired by BPPR, it had an unpaid principal balance of $40.2 million.

In May 2017, this loan was sold by BPPR to Popular, Inc., holding company (“PIHC”). At the time of sale, the loan had an unpaid principal balance of $37.9 million. PIHC paid $37.9 million to BPPR for the loan, of which $6.0 million was recognized by BPPR as a capital contribution representing the difference between the fair value and the book value of the loan at the time of transfer. Immediately upon being acquired by BHC, the loan’s maturity was extended by 90 days (under the same terms as originally contracted) to provide the BHC additional time to evaluate a refinancing or long-term extension of the loan. In August 2017, the credit facility was refinanced with a stated maturity in February 2019. As of December 31, 2017, the unpaid principal balance amounted to $38.2 million.

Note 31 – Fair value measurement

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

Fair Value on a Recurring and Nonrecurring Basis

The following fair value hierarchy tables present information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2017 and 2016 and on a nonrecurring basis in periods subsequent to initial recognition for the years ended December 31, 2017, 2016, and 2015:

At December 31, 2017
(In thousands)	Level 1	Level 2	Level 3	Total
RECURRING FAIR VALUE MEASUREMENTS
Assets
Investment securities available-for-sale:
U.S. Treasury securities	$503,385	$3,424,779	$—	$3,928,164
Obligations of U.S. Government sponsored entities	—	608,933	—	608,933
Obligations of Puerto Rico, States and political subdivisions	—	6,609	—	6,609
Collateralized mortgage obligations—federal agencies	—	943,753	—	943,753
Mortgage-backed securities	—	4,687,374	1,288	4,688,662
Equity securities	—	1,815	—	1,815
Other	—	802	—	802

Total investment securities available-for-sale	$503,385	$9,674,065	$1,288	$10,178,738

Trading account securities, excluding derivatives:

Obligations of Puerto Rico, States and political subdivisions	$—	$159	$—	$159
Collateralized mortgage obligations	—	—	529	529
Mortgage-backed securities—federal agencies	—	29,237	43	29,280
Other	261	12,249	529	13,039

Total trading account securities, excluding derivatives	$261	$41,645	$1,101	$43,007

Mortgage servicing rights	$—	$—	$168,031	$168,031
Derivatives	—	16,719	—	16,719

Total assets measured at fair value on a recurring basis	$503,646	$9,732,429	$170,420	$10,406,495

Liabilities

Derivatives	$—	$(14,431)	$—	$(14,431)
Contingent consideration	—	—	(164,858)	(164,858)

Total liabilities measured at fair value on a recurring basis	$—	$(14,431)	$(164,858)	$(179,289)

At December 31, 2016
(In thousands)	Level 1	Level 2	Level 3	Total
RECURRING FAIR VALUE MEASUREMENTS
Assets
Investment securities available-for-sale:
U.S. Treasury securities	$—	$2,136,620	$—	$2,136,620
Obligations of U.S. Government sponsored entities	—	711,850	—	711,850
Obligations of Puerto Rico, States and political subdivisions	—	22,771	—	22,771
Collateralized mortgage obligations—federal agencies	—	1,221,526	—	1,221,526
Mortgage-backed securities	—	4,103,940	1,392	4,105,332
Equity securities	—	2,122	—	2,122
Other	—	9,585	—	9,585

Total investment securities available-for-sale	$—	$8,208,414	$1,392	$8,209,806

Trading account securities, excluding derivatives:

Obligations of Puerto Rico, States and political subdivisions	$—	$1,164	$—	$1,164
Collateralized mortgage obligations	—	—	1,321	1,321
Mortgage-backed securities—federal agencies	—	37,991	4,755	42,746
Other	—	13,963	602	14,565

Total trading account securities, excluding derivatives	$—	$53,118	$6,678	$59,796

Mortgage servicing rights	$—	$—	$196,889	$196,889
Derivatives	—	14,094	—	14,094

Total assets measured at fair value on a recurring basis	$—	$8,275,626	$204,959	$8,480,585

Liabilities

Derivatives	$—	$(12,842)	$—	$(12,842)
Contingent consideration	—	—	(153,158)	(153,158)

Total liabilities measured at fair value on a recurring basis	$—	$(12,842)	$(153,158)	$(166,000)

The fair value information included in the following tables is not as of period end, but as of the date that the fair value measurement was recorded during the years ended December 31, 2017, 2016 and 2015 and excludes nonrecurring fair value measurements of assets no longer outstanding as of the reporting date.

Year ended December 31, 2017
(In thousands)	Level 1	Level 2	Level 3	Total
NONRECURRING FAIR VALUE MEASUREMENTS
Assets					Write-downs
Loans[1]	$—	$—	$64,041	$64,041	$(16,807)
Other real estate owned[2] [3]	—	—	89,743	89,743	(19,085)
Other foreclosed assets[2]	—	—	2,176	2,176	(890)

Total assets measured at fair value on a nonrecurring basis	$—	$—	$155,960	$155,960	$(36,782)

[1]	Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35. Costs to sell are excluded from the reported fair value amount.
[2]	Represents the fair value of foreclosed real estate and other collateral owned that were written down to their fair value. Costs to sell are excluded from the reported fair value amount.
[3]	Write-downs include $2.7 million related to estimated damages caused by Hurricanes Irma and Maria based on the sample of properties examined.

Year ended December 31, 2016
(In thousands)	Level 1	Level 2	Level 3	Total
NONRECURRING FAIR VALUE MEASUREMENTS
Assets					Write-downs
Loans[1]	$—	$—	$79,175	$79,175	$(26,272)
Other real estate owned[2]	—	—	44,735	44,735	(10,260)
Other foreclosed assets[2]	—	—	25	25	(12)

Total assets measured at fair value on a nonrecurring basis	$—	$—	$123,935	$123,935	$(36,544)

[1]	Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35. Costs to sell are excluded from the reported fair value amount.
[2]	Represents the fair value of foreclosed real estate and other collateral owned that were written down to their fair value. Costs to sell are excluded from the reported fair value amount.

Year ended December 31, 2015
(In thousands)	Level 1	Level 2	Level 3	Total
NONRECURRING FAIR VALUE MEASUREMENTS
Assets					Write-downs
Loans[1]	$—	$—	$67,915	$67,915	$(63,002)
Loans held-for-sale[2]	—	—	44,923	44,923	(66)
Other real estate owned[3]	—	574	66,694	67,268	(46,164)
Other foreclosed assets[3]	—	—	75	75	(847)

Total assets measured at fair value on a nonrecurring basis	$—	$574	$179,607	$180,181	$(110,079)

[1]	Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC Section 310-10-35. Costs to sell are excluded from the reported fair value amount.
[2]	Relates to lower of cost or fair value adjustments on loans held-for-sale and loans transferred from loans held-in-portfolio to loans held-for-sale. Costs to sell are excluded from the reported fair value amount.
[3]	Represents the fair value of foreclosed real estate and other collateral owned that were written down to their fair value. Costs to sell are excluded from the reported fair value amount.

The following tables present the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2017, 2016, and 2015.

	Year ended December 31, 2017
	MBS			Other
	classified	CMOs		securities
	as investment	classified	MBS	classified
	securities	as trading	classified as	as trading	Mortgage
	available-	account	trading account	account	servicing	Total	Contingent	Total
(In thousands)	for-sale	securities	securities	securities	rights	assets	consideration	liabilities
Balance at January 1, 2017	$1,392	$1,321	$4,755	$602	$196,889	$204,959	$(153,158)	$(153,158)
Gains (losses) included in earnings	—	—	(124)	(73)	(36,519)	(36,716)	(11,700)	(11,700)
Gains (losses) included in OCI	9	—	—	—	—	9	—	—
Additions	—	44	332	—	7,661	8,037	—	—
Sales	—	(365)	(156)	—	—	(521)	—	—
Settlements	(25)	(195)	(876)	—	—	(1,096)	—	—
Transfers out of Level 3	(88)	(276)	(3,888)	—	—	(4,252)	—	—

Balance at December 31, 2017	$1,288	$529	$43	$529	$168,031	$170,420	$(164,858)	$(164,858)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2017	$—	$—	$(3)	$42	$(18,986)	$(18,947)	$(11,700)	$(11,700)

	Year ended December 31, 2016
	MBS			Other
	classified	CMOs		securities
	as investment	classified	MBS	classified
	securities	as trading	classified as	as trading	Mortgage
	available-	account	trading account	account	servicing	Total	Contingent	Total
(In thousands)	for-sale	securities	securities	securities	rights	assets	consideration	liabilities
Balance at January 1, 2016	$1,434	$1,831	$6,454	$687	$211,405	$221,811	$(120,380)	$(120,380)
Gains (losses) included in earnings	(3)	(4)	(86)	(85)	(25,336)	(25,514)	(32,778)	(32,778)
Gains (losses) included in OCI	11	—	—	—	—	11	—	—
Additions	—	233	1,128	—	10,835	12,196	—	—
Sales	—	(309)	(1,852)	—	—	(2,161)	—	—
Settlements	(50)	(430)	(889)	—	(15)	(1,384)	—	—

Balance at December 31, 2016	$1,392	$1,321	$4,755	$602	$196,889	$204,959	$(153,158)	$(153,158)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2016	$—	$2	$(84)	$39	$(4,745)	$(4,788)	$(32,778)	$(32,778)

	Year ended December 31, 2015
	MBS			Other
	classified	CMOs		securities
	as investment	classified	MBS	classified
	securities	as trading	classified as	as trading	Mortgage
	available-	account	trading account	account	servicing	Total	Contingent	Total
(In thousands)	for-sale	securities	securities	securities	rights	assets	consideration	liabilities
Balance at January 1, 2015	$1,325	$1,375	$6,229	$1,563	$148,694	$159,186	$(133,634)	$(133,634)
Gains (losses) included in earnings	(2)	(2)	(42)	94	(13,349)	(13,301)	12,292	12,292
Gains (losses) included in OCI	(7)	—	—	—	—	(7)	—	—
Additions	118	808	1,126	—	76,060	78,112	—	—
Sales	—	(43)	(187)	—	—	(230)	—	—
Settlements	—	(307)	(672)	(970)	—	(1,949)	—	—
Adjustments	—	—	—	—	—	—	962	962

Balance at December 31, 2015	$1,434	$1,831	$6,454	$687	$211,405	$221,811	$(120,380)	$(120,380)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2015	$—	$2	$(21)	$38	$6,087	$6,106	$12,292	$12,292

During the year ended December 31, 2017, certain MBS and CMO’s amounting to $4.3 million, were transferred from Level 3 to Level 2 due to a change in valuation technique from an internally-prepared pricing matrix and discounted cash flow models, respectively, to a bond’s theoretical value. There were no transfers in and/or out of Level 1, Level 2, or Level 3 for financial instruments measured at fair value on a recurring basis during the years ended December 31, 2016 and 2015.

Gains and losses (realized and unrealized) included in earnings for the years ended December 31, 2017, 2016, and 2015 for Level 3 assets and liabilities included in the previous tables are reported in the consolidated statement of operations as follows:

	2017		2016		2015
	Total	Changes in unrealized	Total	Changes in unrealized	Total	Changes in unrealized
	gains (losses)	gains (losses)	gains (losses)	gains (losses)	gains (losses)	gains (losses)
	included	relating to assets still	included	relating to assets still	included	relating to assets still
(In thousands)	in earnings	held at reporting date	in earnings	held at reporting date	in earnings	held at reporting date
Interest income	$—	$—	$(3)	$—	$(2)	$—
FDIC loss share (expense) income	(11,700)	(11,700)	(33,413)	(33,413)	9,559	9,559
Mortgage banking activities	(36,519)	(18,986)	(25,336)	(4,745)	(13,349)	6,087
Trading account (loss) profit	(197)	39	(175)	(43)	50	19
Other operating income	—	—	635	635	2,733	2,733

Total	$(48,416)	$(30,647)	$(58,292)	$(37,566)	$(1,009)	$18,398

The following table includes quantitative information about significant unobservable inputs used to derive the fair value of Level 3 instruments, excluding those instruments for which the unobservable inputs were not developed by the Corporation such as prices of prior transactions and/or unadjusted third-party pricing sources.

	Fair value
	at December 31,
(In thousands)	2017		Valuation technique	Unobservable inputs	Weighted average (range)
CMO’s - trading	$529		Discounted cash flow model	Weighted average life	2.2 years (1.6 -2.3 years)
				Yield	3.9% (3.7% - 4.2%)
				Prepayment speed	19.3% (17.8% - 21.5%)

Other - trading	$529		Discounted cash flow model	Weighted average life	5.3 years
				Yield	12.6%
				Prepayment speed	10.8%

Mortgage servicing rights	$168,031		Discounted cash flow model	Prepayment speed	5.4% (0.2% - 23.1%)
				Weighted average life	6.8 years (0.1 - 16.0 years)
				Discount rate	11.2% (9.5% - 15.0%)

Contingent consideration	$(164,858)		Discounted cash flow model	Credit loss rate on covered loans	3.6% (0.0% - 100.0%)
				Risk premium component
				of discount rate	3.5%

Loans held-in-portfolio	$63,765	[1]	External appraisal	Haircut applied on
				external appraisals	24.7% (19.0% - 35.0%)

Other real estate owned	$77,839	[2]	External appraisal	Haircut applied on
				external appraisals	22.2% (20.0% - 30.0%)

[1]	Loans held-in-portfolio in which haircuts were not applied to external appraisals were excluded from this table.
[2]	Other real estate owned in which haircuts were not applied to external appraisals were excluded from this table.

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

Trading Account Securities and Investment Securities Available-for-Sale

•	U.S. Treasury securities: The fair value of U.S. Treasury notes is based on yields that are interpolated from the constant maturity treasury curve. These securities are classified as Level 2. U.S. Treasury bills are classified as Level 1 given the high volume of trades and pricing based on those trades.

•	Obligations of U.S. Government sponsored entities: The Obligations of U.S. Government sponsored entities include U.S. agency securities, which fair value is based on an active exchange market and on quoted market prices for similar securities. The U.S. agency securities are classified as Level 2.

•	Obligations of Puerto Rico, States and political subdivisions: Obligations of Puerto Rico, States and political subdivisions include municipal bonds. The bonds are segregated and the like characteristics divided into specific sectors. Market inputs used in the evaluation process include all or some of the following: trades, bid price or spread, two sided markets, quotes, benchmark curves including but not limited to Treasury benchmarks, LIBOR and swap curves, market data feeds such as those obtained from municipal market sources, discount and capital rates, and trustee reports. The municipal bonds are classified as Level 2.

•	Mortgage-backed securities: Certain agency mortgage-backed securities (“MBS”) are priced based on a bond’s theoretical value derived from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread. The agency MBS are classified as Level 2. Other agency MBS such as GNMA Puerto Rico Serials are priced using an internally-prepared pricing matrix with quoted prices from local brokers dealers. These particular MBS are classified as Level 3.

•	Collateralized mortgage obligations: Agency collateralized mortgage obligations (“CMOs”) are priced based on a bond’s theoretical value derived from similar bonds defined by credit quality and market sector and for which fair value incorporates an option adjusted spread. The option adjusted spread model includes prepayment and volatility assumptions, ratings (whole loans collateral) and spread adjustments. These CMOs are classified as Level 2. Other CMOs, due to their limited liquidity, are classified as Level 3 due to the insufficiency of inputs such as broker quotes, executed trades, credit information and cash flows.

•	Equity securities: Equity securities that do not trade in highly liquid markets are classified as Level 2.

•	Corporate securities (included as “other” in the “available-for-sale” category): Given that the quoted prices are for similar instruments, these securities are classified as Level 2.

•	Mutual funds, other equity securities, corporate securities, U.S. Treasury bills, and interest-only strips (included as “other” in the “trading account securities” category): For corporate securities and mutual funds, quoted prices for these security types are obtained from broker dealers. Given that the quoted prices are for similar instruments or do not trade in highly liquid markets, these securities are classified as Level 2. The important variables in determining the prices of Puerto Rico tax-exempt mutual fund shares are net asset value, dividend yield and type of assets in the fund. All funds trade based on a relevant dividend yield taking into consideration the aforementioned variables. In addition, demand and supply also affect the price. Other equity securities that do not trade in highly liquid markets are classified as Level 2. U.S. Treasury bills are classified as Level 1 given the high volume of trades and pricing based on those trades. Given that the fair value was estimated based on a discounted cash flow model using unobservable inputs, interest-only strips are classified as Level 3.

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

Contingent consideration liability

The fair value of the true-up payment obligation (contingent consideration) to the FDIC as it relates to the Westernbank FDIC-assisted transaction was estimated using projected cash flows related to the loss sharing agreements at the true-up measurement date. It took into consideration the intrinsic loss estimate, asset premium/discount, cumulative shared loss payments, and the cumulative servicing amount related to the loan portfolio. Refer to Note 11 to the consolidated financial statements for a description of the formula established in the loss share agreements for determining the true-up payment.

On a quarterly basis, management evaluates and revises the estimated credit loss rates that are used to determine expected cash flows on the covered loan pools. The expected credit losses on the loan pools are used to determine the loss share cash flows expected to be paid to the FDIC when the true-up payment is due.

The true-up payment obligation was discounted using a term rate consistent with the time remaining until the payment is due. The discount rate was an estimate of the sum of the risk-free benchmark rate for the term remaining before the true-up payment is due and a risk premium to account for the credit risk profile of BPPR. The risk premium was calculated based on a volume weighted average spread of the Corporation’s outstanding senior unsecured debt over the equivalent T Note. The true-up payment obligation is classified as Level 3.

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

Other real estate owned and other foreclosed assets

Other real estate owned includes real estate properties securing mortgage, consumer, and commercial loans. Other foreclosed assets include primarily automobiles securing auto loans. The fair value of foreclosed assets may be determined using an external appraisal, broker price opinion, or an internal valuation. These foreclosed assets are classified as Level 3 since they are subject to internal adjustments.

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

The fair values reflected herein have been determined based on the prevailing rate environment at December 31, 2017 and December 31, 2016, as applicable. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments. In addition, the fair values presented do not attempt to estimate the value of the Corporation’s fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation’s value as a going concern.

The following tables present the carrying amount and estimated fair values of financial instruments with their corresponding level in the fair value hierarchy. The aggregate fair value amounts of the financial instruments disclosed do not represent management’s estimate of the underlying value of the Corporation.

	December 31, 2017
	Carrying
(In thousands)	amount	Level 1	Level 2	Level 3	Fair value
Financial Assets:
Cash and due from banks	$402,857	$402,857	$—	$—	$402,857
Money market investments	5,255,119	5,245,346	9,773	—	5,255,119
Trading account securities, excluding derivatives[1]	43,007	261	41,645	1,101	43,007
Investment securities available-for-sale[1]	10,178,738	503,385	9,674,065	1,288	10,178,738
Investment securities held-to-maturity:
Obligations of Puerto Rico, States and political subdivisions	$92,754	$—	$—	$83,239	$83,239
Collateralized mortgage obligation-federal agency	67	—	—	71	71
Other	1,000	—	750	243	993

Total investment securities held-to-maturity	$93,821	$—	$750	$83,553	$84,303

Other investment securities:
FHLB stock	$57,819	$—	$57,819	$—	$57,819
FRB stock	94,308	—	94,308	—	94,308
Trust preferred securities	13,198	—	13,198	—	13,198
Other investments	1,900	—	6	5,208	5,214

Total other investment securities	$167,225	$—	$165,331	$5,208	$170,539

Loans held-for-sale	$132,395	$—	$—	$134,839	$134,839
Loans not covered under loss sharing agreement with the FDIC	23,702,612	—	—	21,883,003	21,883,003
Loans covered under loss sharing agreements with the FDIC	484,030	—	—	465,893	465,893
FDIC loss share asset	45,192	—	—	33,323	33,323
Mortgage servicing rights	168,031	—	—	168,031	168,031
Derivatives	16,719	—	16,719	—	16,719

	December 31, 2017
	Carrying
(In thousands)	amount	Level 1	Level 2	Level 3	Fair value
Financial Liabilities:
Deposits:
Demand deposits	$27,938,630	$—	$27,938,630	$—	$27,938,630
Time deposits	7,514,878	—	7,381,232	—	7,381,232

Total deposits	$35,453,508	$—	$35,319,862	$—	$35,319,862

Assets sold under agreements to repurchase	$390,921	$—	$390,752	$—	$390,752
Other short-term borrowings[2]	$96,208	$—	$96,208	$—	$96,208
Notes payable:
FHLB advances	$631,490	$—	$628,839	$—	$628,839
Unsecured senior debt securities	446,873	—	463,554	—	463,554
Junior subordinated deferrable interest debentures (related to trust preferred securities)	439,351	—	406,883	—	406,883
Others	18,642	—	—	18,642	18,642

Total notes payable	$1,536,356	$—	$1,499,276	$18,642	$1,517,918

Derivatives	$14,431	$—	$14,431	$—	$14,431

Contingent consideration	$164,858	$—	$—	$164,858	$164,858

[1]	Refer to Note 31 to the Consolidated Financial Statements for the fair value by class of financial asset and its hierarchy level.
[2]	Refer to Note 20 to the Consolidated Financial Statements for the composition of other short-term borrowings.

	December 31, 2016
	Carrying
(In thousands)	amount	Level 1	Level 2	Level 3	Fair value
Financial Assets:
Cash and due from banks	$362,394	$362,394	$—	$—	$362,394
Money market investments	2,890,217	2,854,777	35,440	—	2,890,217
Trading account securities, excluding derivatives[1]	59,796	—	53,118	6,678	59,796
Investment securities available-for-sale[1]	8,209,806	—	8,208,414	1,392	8,209,806
Investment securities held-to-maturity:
Obligations of Puerto Rico, States and political subdivisions	$96,027	$—	$—	$73,540	$73,540
Collateralized mortgage obligation-federal agency	74	—	—	78	78
Other	2,000	—	1,738	220	1,958

Total investment securities held-to-maturity	$98,101	$—	$1,738	$73,838	$75,576

Other investment securities:
FHLB stock	$58,033	$—	$58,033	$—	$58,033
FRB stock	94,672	—	94,672	—	94,672
Trust preferred securities	13,198	—	13,198	—	13,198
Other investments	1,915	—	—	4,987	4,987

Total other investment securities	$167,818	$—	$165,903	$4,987	$170,890

Loans held-for-sale	$88,821	$—	$504	$89,509	$90,013
Loans not covered under loss sharing agreement with the FDIC	22,263,446	—	—	20,578,904	20,578,904
Loans covered under loss sharing agreements with the FDIC	542,528	—	—	515,808	515,808
FDIC loss share asset	69,334	—	—	63,187	63,187
Mortgage servicing rights	196,889	—	—	196,889	196,889
Derivatives	14,094	—	14,094	—	14,094

	December 31, 2016
	Carrying
(In thousands)	amount	Level 1	Level 2	Level 3	Fair value
Financial Liabilities:
Deposits:
Demand deposits	$22,786,682	$—	$22,786,682	$—	$22,786,682
Time deposits	7,709,542	—	7,708,724	—	7,708,724

Total deposits	$30,496,224	$—	$30,495,406	$—	$30,495,406

Assets sold under agreements to repurchase	$479,425	$—	$479,439	$—	$479,439
Other short-term borrowings[2]	$1,200	$—	$1,200	$—	$1,200
Notes payable:
FHLB advances	$672,670	$—	$671,872	$—	$671,872
Unsecured senior debt	444,788	—	466,263	—	466,263
Junior subordinated deferrable interest debentures (related to trust preferred securities)	439,323	—	399,370	—	399,370
Others	18,071	—	—	18,071	18,071

Total notes payable	$1,574,852	$—	$1,537,505	$18,071	$1,555,576

Derivatives	$12,842	$—	$12,842	$—	$12,842

Contingent consideration	$153,158	$—	$—	$153,158	$153,158

[1]	Refer to Note 31 to the Consolidated Financial Statements for the fair value by class of financial asset and its hierarchy level.
[2]	Refer to Note 20 to the Consolidated Financial Statements for the composition of other short-term borrowings.

The notional amount of commitments to extend credit at December 31, 2017 and December 31, 2016 is $ 7.6 billion and $ 7.8 billion, respectively, and represents the unused portion of credit facilities granted to customers. The notional amount of letters of credit at December 31, 2017 and December 31, 2016 is $ 36 million and represents the contractual amount that is required to be paid in the event of nonperformance. The fair value of commitments to extend credit and letters of credit, which are based on the fees charged to enter into those agreements, are not material to Popular’s financial statements.

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

Investment securities held-to-maturity

•	Obligations of Puerto Rico, States and political subdivisions: Municipal bonds include Puerto Rico public municipalities debt and bonds collateralized by second mortgages under the Home Purchase Stimulus Program. Puerto Rico public municipalities debt was valued internally based on yield curve of US Virgin Islands Revenue Bonds. US Virgin Islands Revenue Bonds are rated speculative grade, currently in their payments and fall under PROMESA like Puerto Rico public municipalities debt. Puerto Rico public municipalities debt is classified as Level 3. Given that the fair value of municipal bonds collateralized by second mortgages was based on internal yield and prepayment speed assumptions, these municipal bonds are classified as Level 3.

•	Agency collateralized mortgage obligation: The fair value of the agency collateralized mortgage obligation (“CMO”), which is guaranteed by GNMA, was based on internal yield and prepayment speed assumptions. This agency CMO is classified as Level 3.

•	Other: Other securities include foreign debt and a private non-profit institution security. Given that the fair value was based on quoted prices for similar instruments, foreign debt is classified as Level 2. Since the fair value of the private non-profit institution security was internally derived using a price/yield methodology, in which the spread was defined based on the obligor risk rating and the corresponding transfer price, this security is classified as Level 3.

Other investment securities

•	Federal Home Loan Bank capital stock: Federal Home Loan Bank (FHLB) capital stock represents an equity interest in the FHLB of New York. It does not have a readily determinable fair value because its ownership is restricted and it lacks a market. Since the excess stock is repurchased by the FHLB at its par value, the carrying amount of FHLB capital stock approximates fair value. Thus, these stocks are classified as Level 2.

•	Federal Reserve Bank capital stock: Federal Reserve Bank (FRB) capital stock represents an equity interest in the FRB of New York. It does not have a readily determinable fair value because its ownership is restricted and it lacks a market. Since the canceled stock is repurchased by the FRB for the amount of the cash subscription paid, the carrying amount of FRB capital stock approximates fair value. Thus, these stocks are classified as Level 2.

•	Trust preferred securities: These securities represent the equity-method investment in the common stock of these trusts. Book value is the same as fair value for these securities since the fair value of the junior subordinated debentures is the same amount as the fair value of the trust preferred securities issued to the public. The equity-method investment in the common stock of these trusts is classified as Level 2.

•	Other investments: Other investments include private equity method investments and Visa Class B common stock held by the Corporation. Since there are no observable market values, private equity method investments are classified as Level 3. The Visa Class B common stock was priced by applying the quoted price of Visa Class A common stock, net of a liquidity adjustment, to the as converted number of Class A common shares since these Class B common shares are restricted and not convertible to Class A common shares until pending litigation is resolved. Thus, these stocks are classified as Level 3. Common stock traded only in a foreign market with a readily determinable fair value are classified as Level 2.

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

BPPR’s non-contributory, defined benefit retirement plan is currently closed to new hires and the accrual of benefits are frozen to all participants. The retirement plan’s benefit formula is based on a percentage of average final compensation and years of service as of the plan freeze date. Normal retirement age under the retirement plans is age 65 with 5 years of service. Pension costs are funded in accordance with minimum funding standards under the Employee Retirement Income Security Act of 1974 (“ERISA”). Benefits under the BPPR retirement plan are subject to the U.S. and Puerto Rico Internal Revenue Code limits on compensation and benefits. Benefits under restoration plans restore benefits to selected employees that are limited under the retirement plan due to U.S. and Puerto Rico Internal Revenue Code limits and a compensation definition that excludes amounts deferred pursuant to nonqualified arrangements. The freeze applied to the restoration plan as well.

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

The plans’ target allocation based on market value for years 2017 and 2016, by asset category, is summarized in the table below.

	Minimum allotment	Maximum allotment
Equity	0%	70%
Debt securities	0%	100%
Popular related securities	0%	5%
Cash and cash equivalents	0%	100%

The following table sets forth by level, within the fair value hierarchy, the pension and benefit restoration plans’ assets at fair value at December 31, 2017 and 2016. Investments measured at net asset value per share (“NAV”) as a practical expedient have not been classified in the fair value hierarchy, but are presented in order to permit reconciliation of the plans’ assets.

	2017					2016
(In thousands)	Level 1	Level 2	Level 3	Measured at NAV	Total	Level 1	Level 2	Level 3	Measured at NAV	Total
Obligations of the U.S. Government and its agencies	$—	$130,721	$—	$7,566	$138,287	$—	$108,572	$—	$6,731	$115,303
Corporate bonds and debentures	—	283,947	—	7,858	291,805	—	171,632	—	6,856	178,488
Equity securities—Common Stocks	123,052	—	—	—	123,052	134,015	—	—	—	134,015
Equity securities—ETF’s	54,110	49,779	—	—	103,889	62,524	75,801	—	—	138,325
Foreing commingled trust funds	—	—	—	74,013	74,013	—	—	—	70,589	70,589
Mutual fund	—	4,510	—	—	4,510	—	13,910	—	—	13,910
Mortgage-backed securities	—	4,539	—	—	4,539	—	4,786	—	—	4,786
Private equity investments	—	—	182	—	182	—	—	336	—	336
Cash and cash equivalents	22,686	—	—	—	22,686	38,158	—	—	—	38,158
Accrued investment income	—	—	4,576	—	4,576	—	—	3,219	—	3,219

Total assets	$199,848	$473,496	$4,758	$89,437	$767,539	$234,697	$374,701	$3,555	$84,176	$697,129

The closing prices reported in the active markets in which the securities are traded are used to value the investments.

Following is a description of the valuation methodologies used for investments measured at fair value:

•	Obligations of U.S. Government and its agencies—The fair value of Obligations of U.S. Government and agencies obligations is based on an active exchange market and is based on quoted market prices for similar securities. These securities are classified as Level 2. U.S. agency structured notes are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector and for which the fair value incorporates an option adjusted spread in deriving their fair value. These securities are classified as Level 2, except for the governmental index funds that are measured at NAV.

•	Corporate bonds and debentures—Corporate bonds and debentures are valued at fair value at the closing price reported in the active market in which the bond is traded. These securities are classified as Level 2, except for the corporate bond funds that are measured at NAV.

•	Equity securities – common stocks—Equity securities with quoted market prices obtained from an active exchange market and high liquidity are classified as Level 1.

•	Equity securities – ETF’s – Exchange Traded Funds shares with quoted market prices obtained from an active exchange market. Highly liquid ETF’s are classified as Level 1 while less liquid ETF’s are classified as Level 2.

•	Foreign commingled trust fund- Collective investment funds are valued at the NAV of shares held by the plan at year end.

•	Mutual funds – Mutual funds are valued at the NAV of shares held by the plan at year end. Mutual funds are classified as Level 2.

•	Mortgage-backed securities – The fair value is based on trade data from brokers and exchange platforms where these instruments regularly trade. Certain agency mortgage and other asset backed securities (“MBS”) are priced based on a bond’s theoretical value from similar bonds defined by credit quality and market sector. Their fair value incorporates an option adjusted spread and prepayment projections. The agency MBS are classified as Level 2.

•	Private equity investments—Private equity investments include an investment in a private equity fund. The fund value is recorded at its net realizable value which is affected by the changes in the fair market value of the investments held in the fund. This fund is classified as Level 3.

•	Cash and cash equivalents—The carrying amount of cash and cash equivalents is a reasonable estimate of the fair value since it is available on demand or due to their short-term maturity. Cash and cash equivalents are classified as Level 1.

•	Accrued investment income – Given the short-term nature of these assets, their carrying amount approximates fair value. Since there is a lack of observable inputs related to instrument specific attributes, these are reported as Level 3.

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

The following table presents the change in Level 3 assets measured at fair value.

(In thousands)	2017	2016
Balance at beginning of year	$3,555	$2,093
Actual return on plan assets:
Change in unrealized (loss) gain relating to instruments still held at the reporting date	—	—
Purchases, sales, issuance, settlements, paydowns and maturities (net)	1,203	1,462

Balance at end of year	$4,758	$3,555

There were no transfers in and/or out of Level 3 for financial instruments measured at fair value on a recurring basis during the years ended December 31, 2017 and 2016. There were no transfers in and/or out of Level 1 and Level 2 during the years ended December 31, 2017 and 2016.

Information on the shares of common stock held by the pension and restoration plans is provided in the table that follows.

(In thousands, except number of shares information)	2017	2016
Shares of Popular, Inc. common stock	149,127	145,637
Fair value of shares of Popular, Inc. common stock	$5,293	$6,382
Dividends paid on shares of Popular, Inc. common stock held by the plan	$132	$22

The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31, 2017 and 2016.

	Pension plan		Benefit restoration plans
(In thousands)	2017	2016	2017	2016
Change in benefit obligation:
Benefit obligation at beginning of year	$736,082	$736,140	$42,576	$40,773
Interest cost	24,479	25,166	1,410	1,392
Actuarial (gain) loss	49,731	12,219	2,394	2,533
Benefits paid	(37,612)	(37,443)	(2,072)	(2,122)

Benefit obligation at end of year	$772,680	$736,082	$44,308	$42,576

Change in fair value of plan assets:
Fair value of plan assets at beginning of year	$665,235	$612,283	$31,894	$32,131
Actual return on plan assets	89,008	30,395	4,849	1,480
Employer contributions	16,000	60,000	237	405
Benefits paid	(37,612)	(37,443)	(2,072)	(2,122)

Fair value of plan assets at end of year	$732,631	$665,235	$34,908	$31,894

Amounts recognized in accumulated other comprehensive loss:
Net loss	$276,839	$295,589	$13,488	$15,577

Accumulated other comprehensive loss (AOCL)	$276,839	$295,589	$13,488	$15,577

Reconciliation of net (liabilities) assets:
Net (liabilities) assets at beginning of year	$(70,847)	$(123,857)	$(10,682)	$(8,642)
Amount recognized in AOCL at beginning of year, pre-tax	295,589	294,792	15,577	13,699

Amount prepaid at beginning of year	224,742	170,935	4,895	5,057
Net periodic benefit income (cost)	(3,952)	(6,193)	(1,044)	(567)
Contributions	16,000	60,000	237	405

Amount prepaid at end of year	236,790	224,742	4,088	4,895
Amount recognized in AOCL	(276,839)	(295,589)	(13,488)	(15,577)

Net (liabilities) assets at end of year	$(40,049)	$(70,847)	$(9,400)	$(10,682)

The table below presents a breakdown of the plans’ assets and liabilities at December 31, 2017 and 2016.

	Pension plan		Benefit restoration plans
(In thousands)	2017	2016	2017	2016
Current liabilities	$—	$—	$232	$234
Non-current liabilities	40,049	70,847	9,168	10,448

The following table presents the funded status of the plans at December 31, 2017 and 2016.

	Pension Plan		Benefit Restoration Plan
(In thousands)	2017	2016	2017	2016
Benefit obligation at end of year	$(772,680)	$(736,082)	$(44,308)	$(42,576)
Fair value of plan assets at end of year	732,631	665,235	34,908	31,894

Funded status at year end	$(40,049)	$(70,847)	$(9,400)	$(10,682)

The following table presents the change in accumulated other comprehensive loss (“AOCL”), pre-tax, for the years ended December 31, 2017 and 2016.

(In thousands)	Pension plan		Benefit restoration plans
	2017	2016	2017	2016
Accumulated other comprehensive loss at beginning of year	$295,589	$294,792	$15,577	$13,699

Increase (decrease) in AOCL:
Recognized during the year:
Amortization of actuarial losses	(20,215)	(19,521)	(1,644)	(1,328)
Occurring during the year:
Net actuarial (gains) losses	1,465	20,318	(445)	3,206

Total (decrease) increase in AOCL	(18,750)	797	(2,089)	1,878

Accumulated other comprehensive loss at end of year	$276,839	$295,589	$13,488	$15,577

The following table presents the amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during 2018.

(In thousands)	Pension plan	Benefit restoration plans
Net actuarial loss	$18,863	$1,398

The following table presents information for plans with a projected benefit obligation in excess of plan assets for the years ended December 31, 2017 and 2016.

	Pension plan		Benefit restoration plans
(In thousands)	2017	2016	2017	2016
Projected benefit obligation	$772,680	$736,082	$44,308	$42,576
Accumulated benefit obligation	772,680	736,082	44,308	42,576
Fair value of plan assets	732,631	665,235	34,908	31,894

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

To determine benefit obligation at year end, the Corporation used a weighted average of annual spot rates applied to future expected cash flows for years ended December 31, 2017 and 2016.

The following table presents weighted - average actuarial assumptions used to determine the benefit obligations at December 31, 2017 and 2016:

	Pension plan		Tax qualified restoration plans		Benefit restoration plans
	2017	2016	2017	2016	2017	2016
Discount rate	3.56%	4.02%	3.54%	3.98%	3.55%	3.99%

The following table presents the actuarial assumptions used to determine the components of net periodic benefit cost for the years ended December 31, 2017, 2016 and 2015.

	Pension plan			Benefit restoration plans
	2017	2016	2015	2017	2016	2015
Discount rate for benefit obligation	4.02%	4.27%	3.90%	3.98% / 3.99%	4.23% / 4.20%	3.90%
Discount rate for interest cost	3.42%	3.52%	3.90%	3.40% / 3.35%	3.51% / 3.39%	3.90%
Expected return on plan assets	6.50%	6.88%	7.00%	6.50%	6.88%	7.00%

The following table presents the components of net periodic benefit cost for the years ended December 31, 2017 and 2016.

	Pension plan			Benefit restoration plans
(In thousands)	2017	2016	2015	2017	2016	2015
Interest cost	$24,479	$25,166	$29,613	$1,410	$1,392	$1,630
Expected return on plan assets	(40,742)	(38,493)	(44,225)	(2,010)	(2,153)	(2,359)
Recognized net actuarial loss	20,215	19,521	17,860	1,644	1,328	1,244

Net periodic benefit (credit) cost	$3,952	$6,194	$3,248	$1,044	$567	$515

The Corporation expects to pay the following contributions to the benefit plans during the year ended December 31, 2018.

(In thousands)	2018
Pension plan	$—
Benefit restoration plans	$235

Benefit payments projected to be made from the pension and benefit restoration plans during the next ten years are presented in the table below.

(In thousands)	Pension plan	Benefit restoration plans
2018	$39,537	$2,198
2019	40,130	2,283
2020	40,691	2,354
2021	41,198	2,417
2022	41,614	2,453
2023 - 2027	211,287	12,967

Postretirement health care benefits

In addition to providing pension benefits, BPPR provides certain health care benefits for certain retired employees. Regular employees of BPPR, hired before February 1, 2000, may become eligible for health care benefits, provided they reach retirement age while working for BPPR.

The following table presents the status of the Corporation’s unfunded postretirement health care benefit plan and the related amounts recognized in the consolidated financial statements at December 31, 2017 and 2016.

(In thousands)	2017	2016
Change in benefit obligation:
Benefit obligation at beginning of the year	$162,365	$165,999
Service cost	1,026	1,156
Interest cost	5,703	6,021
Benefits paid	(5,357)	(6,509)
Actuarial (gain) loss	6,983	$(4,302)

Benefit obligation end of year	$170,720	162,365

Amounts recognized in accumulated other comprehensive loss:
Net prior service cost	$(3,470)	$(7,270)
Net loss	27,549	21,135

Accumulated other comprehensive loss	$24,079	$13,865

Reconciliation of net liability:
Net liability at beginning of year	$(162,365)	$(165,999)
Amount recognized in accumulated other comprehensive loss at beginning of year, pre-tax	13,865	15,466

Amount accrued at beginning of year	(148,500)	(150,533)
Net periodic benefit cost	(3,498)	(4,476)
Contributions	5,357	6,509

Amount accrued at end of year	(146,641)	(148,500)
Amount recognized in accumulated other comprehensive loss	(24,079)	(13,865)

Net liability at end of year	$(170,720)	$(162,365)

The table below presents a breakdown of the liability associated with the postretirement health care benefit plan.

(In thousands)	2017	2016
Current liabilities	$6,202	$6,328
Non-current liabilities	164,518	156,037

The following table presents the funded status of the postretirement health care benefit plan at year end December 31, 2017 and 2016.

(In thousands)	2017	2016
Benefit obligation at end of year	$(170,720)	$(162,365)
Fair value of plan assets at end of year	—	—

Funded status at year end	$(170,720)	$(162,365)

The following table presents the changes in accumulated other comprehensive loss (income), pre-tax, for the postretirement health care benefit plan.

(In thousands)	2017	2016
Accumulated other comprehensive (income) loss at beginning of year	$13,865	$15,466

Increase (decrease) in accumulated other comprehensive loss :
Recognized during the year:
Prior service credit	3,800	3,800
Amortization of actuarial losses	(569)	(1,099)
Occurring during the year:
Net actuarial (gains) losses	6,983	(4,302)

Total increase (decrease) in accumulated other comprehensive loss	10,214	(1,601)

Accumulated other comprehensive (income) loss at end of year	$24,079	$13,865

The following table presents the amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost for the postretirement health care benefit plan during the year ended December 31, 2018.

(In thousands)	2018
Net prior service credit	$(3,470)

Net actuarial loss	$1,283

The following table presents the components of net periodic postretirement health care benefit cost.

(In thousands)	2017	2016	2015
Service cost	$1,026	$1,156	$1,470
Interest cost	5,703	6,021	6,356
Amortization of prior service credit	(3,800)	(3,800)	(3,800)
Recognized net actuarial loss (gain)	569	1,099	996

Net periodic benefit cost	$3,498	$4,476	$5,022

To determine benefit obligation at year end, the Corporation used a weighted average of annual spot rates applied to future expected cash flows for years ended December 31, 2017 and 2016.

The following tables present the discount rate and assumed health care cost trend rates used to determine the benefit obligation and the net periodic benefit cost for the postretirement health care benefit plan.

Weighted average assumptions used to determine benefit obligation at years ended December 31:	2017	2016
Discount rate for benefit obligation	3.62%	4.10%
Initial health care cost trend rate	5.50%	6.00%
Ultimate health care cost trend rate	5.00%	5.00%
Year that the ultimate trend rate is reached	2019	2019

Weighted average assumptions used to determine net periodic benefit cost for the years ended December 31:	2017	2016	2015
Discount rate for benefit obligation	4.10%	4.37%	4.00%
Discount rate for service cost	4.30%	4.63%	4.00%
Discount rate for interest cost	3.58%	3.70%	4.00%
Initial health care cost trend rate	6.00%	6.50%	7.00%
Ultimate health care cost trend rate	5.00%	5.00%	5.00%
Year that the ultimate trend rate is reached	2019	2019	2019

Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. The following table presents the effects of changes in the assumed health care cost trend rates.

	December 31, 2017
	1-percentage point	1-percentage point
(In thousands)	increase	decrease
Effect on total service cost and interest cost components for the year ended	$191	$(254)
Effect on accumulated postretirement benefit obligation at year end	$5,328	$(7,571)

The following table presents information for the postretirement health care benefit plan with an accumulated post retirement benefit obligation in excess of plan assets.

(In thousands)	2017	2016
Projected benefit obligation	$170,720	$162,365
Accumulated benefit obligation	170,720	162,365
Fair value of plan assets	—	—

The Corporation expects to contribute $6.3 million to the postretirement benefit plan in 2018 to fund current benefit payment requirements.

Benefit payments projected to be made on the postretirement health care benefit plan during the next ten years are presented in the following table.

(In thousands)
2018	$6,259
2019	6,524
2020	6,763
2021	7,024
2022	7,263
2023 —2027	39,915

Savings plans

The Corporation also provides defined contribution savings plans pursuant to Section 1081.01(d) of the Puerto Rico Internal Revenue Code and Section 401(k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of the Corporation. Investments in the plans are participant-directed, and employer matching contributions are determined based on the specific provisions of each plan. Employees are fully vested in the employer’s contribution after five years of service. The cost of providing these benefits in the year ended December 31, 2017 was $10 million (2016—$8.8 million, 2015—$6.4 million).

The plans held 1,644,706 (2016 – 1,797,267) shares of common stock of the Corporation with a market value of approximately $58.4 million at December 31, 2017 (2016 - $78.8 million).

Note 34 – Net income per common share

The following table sets forth the computation of net income per common share (“EPS”), basic and diluted, for the years ended December 31, 2017, 2016 and 2015:

(In thousands, except per share information)	2017	2016	2015
Net income from continuing operations	$107,681	$215,556	$893,997
Net income from discontinued operations	—	1,135	1,347
Preferred stock dividends	(3,723)	(3,723)	(3,723)

Net income applicable to common stock	$103,958	$212,968	$891,621

Average common shares outstanding	101,966,429	103,275,264	102,967,186
Average potential dilutive common shares	78,907	102,019	157,123

Average common shares outstanding—assuming dilution	102,045,336	103,377,283	103,124,309

Basic EPS from continuing operations	$1.02	$2.05	$8.65

Basic EPS from discontinued operations	$—	$0.01	$0.01

Total Basic EPS	$1.02	$2.06	$8.66

Diluted EPS from continuing operations	$1.02	$2.05	$8.64

Diluted EPS from discontinued operations	$—	$0.01	$0.01

Total Diluted EPS	$1.02	$2.06	$8.65

As disclosed in Note 23, during the quarter ended March 31, 2017, the Corporation completed a $75 million privately negotiated accelerated share repurchase transaction (“ASR”). As part of this transaction, the Corporation entered into a forward contract in which the final number of shares delivered at settlement was based on the average daily volume weighted average price (“VWAP”) of its common stock, net of a discount, during the term of the ASR. Based on the discounted VWAP of $40.60, the Corporation received 1,847,372 shares of its outstanding common stock.

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

For the years ended December 31, 2017, 2016 and 2015, there were no stock options outstanding.

Note 35 – Rental expense and commitments

At December 31, 2017, the Corporation was obligated under a number of non-cancelable leases for land, buildings, and equipment which require rentals as follows:

Year	Minimum payments[1]
(In thousands)
2018	$31,886
2019	29,845
2020	28,160
2021	26,005
2022	23,077
Later years	107,986

$246,959

[1]	Minimum payments have not been reduced by minimum non-cancelable sublease rentals due in the future of $ 0.3 million at December 31, 2017.

Total rental expense for all operating leases, except those with terms of a month or less that were not renewed, for the year ended December 31, 2017 was $ 32.1 million (2016 - $ 32.4 million; 2015 - $ 35.9 million), which is included in net occupancy, equipment and communication expenses, according to their nature.

Note 36 – Other service fees

The following table presents the major categories of other service fees for the years ended December 31, 2017, 2016 and 2015.

(In thousands)	2017	2016	2015
Debit card fees	$42,721	$46,241	$46,176
Insurance fees	50,948	63,482	63,976
Credit card fees	67,584	70,526	68,166
Sale and administration of investment products	21,958	21,450	23,846
Trust fees	19,972	18,811	18,866
Other fees	14,084	14,260	15,060

Total other service fees	$217,267	$234,770	$236,090

Note 37 – FDIC loss share (expense) income

The caption of FDIC loss-share (expense) income in the consolidated statements of operations consists of the following major categories:

	Years ended December 31,
(In thousands)	2017	2016	2015
Amortization of loss share indemnification asset	$(469)	$(10,201)	$(66,238)
80% mirror accounting on credit impairment losses[1]	3,136	(239)	15,658
80% mirror accounting on reimbursable expenses	2,454	8,433	73,205
80% mirror accounting on recoveries on covered assets, including rental income on OREOs, subject to reimbursement to the FDIC	2,405	(31,338)	(13,836)
Change in true-up payment obligation	(11,700)	(33,413)	9,559
Arbitration decision charge	—	(136,197)	—
Other	(5,892)	(4,824)	1,714

Total FDIC loss share (expense) income	$(10,066)	$(207,779)	$20,062

[1]	Reductions in expected cash flows for ASC 310-30 loans, which may impact the provision for loan losses, may consider reductions in both principal and interest cash flow expectations. The amount covered under the FDIC loss sharing agreements for interest not collected from borrowers is limited under the agreements (approximately 90 days); accordingly, these amounts are not subject fully to the 80% mirror accounting.

Note 38 – Stock-based compensation

Incentive Plan

In April 2004, the Corporation’s shareholders adopted the Popular, Inc. 2004 Omnibus Incentive Plan (the Incentive Plan”). The Incentive Plan permits the granting of incentive awards in the form of Annual Incentive Awards, Long-term Performance Unit Awards, Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Units or Performance Shares. Participants in the Incentive Plan are designated by the Compensation Committee of the Board of Directors (or its delegate as determined by the Board). Employees and directors of the Corporation and/or any of its subsidiaries are eligible to participate in the Incentive Plan.

Under the Incentive Plan, the Corporation has issued restricted shares, which become vested based on the employees’ continued service with Popular. Unless otherwise stated in an agreement, the compensation cost associated with the shares of restricted stock is determined based on a two-prong vesting schedule. The first part is vested ratably over five years commencing at the date of grant (the “graduated vesting portion”) and the second part is vested at termination of employment after attaining 55 years of age and 10 years of service (the “retirement vesting portion”). The graduated vesting portion is accelerated at termination of employment after attaining 55 years of age and 10 years of service. The vesting schedule for restricted shares granted on or after 2014 was modified as follows: the first part is vested ratably over four years commencing at the date of the grant (the “graduated vesting portion”) and the second part is vested at termination of employment after attaining the earlier of 55 years of age and 10 years of service or 60 years of age and 5 years of service (the “retirement vesting portion”). The graduated vesting portion is accelerated at termination of employment after attaining the earlier of 55 years of age and 10 years of service or 60 years of age and 5 years of service.

The following table summarizes the restricted stock and performance shares activity under the Incentive Plan for members of management.

(Not in thousands)	Shares	Weighted-average grant date fair value
Non-vested at January 1, 2015	628,009	$27.13
Granted	323,814	33.37
Vested	(430,646)	30.45
Forfeited	(25,446)	28.65

Non-vested at December 31, 2015	495,731	$28.25
Granted	344,488	25.86
Performance Shares Quantity Adjustment	39,566	24.37
Vested	(487,784)	27.72
Forfeited	(8,019)	29.13

Non-vested at December 31, 2016	383,982	$26.35
Granted	212,200	42.57
Performance Shares Quantity Adjustment	(232,989)	29.10
Vested	(67,853)	48.54

Non-vested at December 31, 2017	295,340	$30.75

During the year ended December 31, 2017, 138,516 shares of restricted stock (2016—279,890; 2015—231,830) were awarded to management under the Incentive Plan.

Beginning in 2015, the Corporation authorized the issuance of performance shares, in addition to restricted shares, under the Incentive Plan. The performance share awards consist of the opportunity to receive shares of Popular, Inc.’s common stock provided that the Corporation achieves certain goals during a three-year performance cycle. The goals will be based on two metrics weighted equally: the Relative Total Shareholder Return (“TSR”) and the Absolute Earnings per Share (“EPS”) goals. The TSR metric is considered to be a market condition under ASC 718. For equity settled awards based on a market condition, the fair value is determined as of the grant date and is not subsequently revised based on actual performance. The EPS performance metric is considered to be a performance condition under ASC 718. The fair value is determined based on the probability of achieving the EPS goal as of each reporting period. The TSR and EPS metrics are equally weighted and work independently. The number of shares that will ultimately vest ranges from 50% to a 150% of target based on both market (TSR) and performance (EPS) conditions. The performance shares vest at the end of the three-year performance cycle. The vesting is accelerated at termination of employment after attaining the earlier of 55 years of age and 10 years of service or 60 years of age and 5 years of service. During the year ended December 31, 2017, 73,684 performance shares (2016—64,598; 2015—91,984) were granted under this plan.

During the year ended December 31, 2017, the Corporation recognized $ 5.6 million of restricted stock expense related to management incentive awards, with a tax benefit of $ 1.1 million (2016—$ 7.3 million, with a tax benefit of $ 1.4 million; 2015—$ 10.7 million, with a tax benefit of $ 1.6 million). During the year ended December 31, 2017, the fair market value of the restricted stock vested was $4.4 million at grant date and $6.4 million at vesting date. This triggers a windfall of $0.8 million that was recorded as a reduction on income tax expense. During the year ended December 31, 2017 the Corporation recognized $1.2 million of performance shares expense, with a tax benefit of $ 0.1 million (2016—$1.5 million, with a tax benefit of $ 0.1 million; 2015—$2.2 million, with a tax benefit of $0.2 million). The total unrecognized compensation cost related to non-vested restricted stock awards to members of management at December 31, 2017 was $ 8.0 million and is expected to be recognized over a weighted-average period of 2.3 years.

The following table summarizes the restricted stock activity under the Incentive Plan for members of the Board of Directors:

(Not in thousands)	Restricted stock	Weighted-average grant date fair value
Nonvested at January 1, 2015	—	—
Granted	22,119	$32.29
Vested	(22,119)	32.29
Forfeited	—	—

Non-vested at December 31, 2015	—	—
Granted	40,517	$29.77
Vested	(40,517)	29.77
Forfeited	—	—

Non-vested at December 31, 2016	—	—
Granted	25,771	$38.42
Vested	(25,771)	38.42
Forfeited	—	—

Non-vested at December 31, 2017	—	—

During the year ended December 31, 2017, the Corporation granted 25,771 shares of restricted stock to members of the Board of Directors of Popular, Inc., which became vested at grant date (2016 - 40,517; 2015 – 22,119). During this period, the Corporation recognized $1.3 million of restricted stock expense related to these restricted stock grants, with a tax benefit of $0.1 million (2016 - $1.1 million, with a tax benefit of $ 0.1 million; 2015 - $0.5 million, with a tax benefit of $0.1 million). The fair value at vesting date of the restricted stock vested during the year ended December 31, 2017 for directors was $ 1.0 million.

Note 39 – Income taxes

The components of income tax expense (benefit) for the years ended December 31, are summarized in the following table.

(In thousands)	2017	2016	2015
Current income tax expense:
Puerto Rico	$17,356	$11,031	$16,675
Federal and States	6,046	7,059	7,281

Subtotal	23,402	18,090	23,956

Deferred income tax expense (benefit):
Puerto Rico	31,132	36,423	63,808
Federal and States	7,938	24,271	(582,936)
Adjustment for enacted changes in income tax laws	168,358	—	—

Subtotal	207,428	60,694	(519,128)

Total income tax expense (benefit)	$230,830	$78,784	$(495,172)

The reasons for the difference between the income tax expense (benefit) applicable to income before provision for income taxes and the amount computed by applying the statutory tax rate in Puerto Rico were as follows:

	2017		2016		2015
(In thousands)	Amount	% of pre-tax income	Amount	% of pre-tax income	Amount	% of pre-tax income
Computed income tax at statutory rates	$132,020	39%	$114,792	39%	$155,542	39%
Benefit of net tax exempt interest income	(76,815)	(23)	(63,053)	(22)	(60,049)	(15)
Effect of income subject to preferential tax rate	(13,104)	(4)	11,155	4	(10,010)	(3)
Deferred tax asset valuation allowance	20,882	6	16,585	6	(586,159)	(147)
Difference in tax rates due to multiple jurisdictions	(2,217)	(1)	(4,092)	(1)	(3,008)	(1)
Adjustment in net deferred tax due to change in tax law	168,358	50	—	—	—	—
Unrecognized tax benefits	(1,185)	—	(4,442)	(2)	—	—
State and local taxes	4,123	1	9,081	3	4,543	1
Others	(1,232)	—	(1,242)	—	3,969	1

Income tax expense (benefit)	$230,830	68%	$78,784	27%	$(495,172)	(125)%

The results for the year ended December 31, 2015, reflect a tax benefit of $589 million as a result of the partial reversal of the valuation allowance on the Corporation’s deferred tax asset from the U.S. operation as further explained below.

During the third quarter of 2017, a reversal of $1.2 million in the reserve for uncertain tax positions, including interest was recognized due to the expiration of the statute of limitation in the P.R. operations compared to $4.4 million in the same quarter of 2016.

On December 22, 2017, the President of the United States signed into law the “Tax Cuts and Job Acts” (the “Act”), which resulted in a reduction in the U.S. operations net deferred tax asset with a corresponding charge to income tax expense of $168.4 million primarily for a reduction in the marginal corporate income tax rate. Among the most significant provisions of the 2017 Federal Tax Reform was the reduction of the U.S. federal income tax rate from a maximum rate of 35% to a single tax rate of 21%. The Act contains other provisions, effective on January 1, 2018, which may impact the Corporation’s tax calculations and related income tax expense in future years. At December 31, 2017, the Corporation had a deferred tax asset amounting to $1.0 billion, net of a valuation allowance of $448 million. The DTA related to the U.S. operations was $348 million, net of a valuation allowance of $381 million.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation’s deferred tax assets and liabilities at December 31 were as follows:

	December 31, 2017
(In thousands)	PR	US	Total
Deferred tax assets:
Tax credits available for carryforward	$16,069	$7,979	$24,048
Net operating loss and other carryforward available	115,512	708,158	823,670
Postretirement and pension benefits	85,488	—	85,488
Deferred loan origination fees	3,669	958	4,627
Allowance for loan losses	603,462	20,708	624,170
Deferred gains	—	2,670	2,670
Accelerated depreciation	1,300	7,083	8,383
Intercompany deferred (loss) gains	224	—	224
Difference in outside basis from pass-through entities	30,424	—	30,424
Other temporary differences	25,084	6,901	31,985

Total gross deferred tax assets	881,232	754,457	1,635,689

Deferred tax liabilities:
FDIC-assisted transaction	60,402	—	60,402
Indefinite-lived intangibles	31,973	33,009	64,982
Unrealized net gain on trading and available-for-sale securities	26,364	(7,961)	18,403
Other temporary differences	9,876	386	10,262

Total gross deferred tax liabilities	128,615	25,434	154,049

Valuation allowance	67,263	380,561	447,824

Net deferred tax asset	$685,354	$348,462	$1,033,816

	December 31, 2016
(In thousands)	PR	US	Total
Deferred tax assets:
Tax credits available for carryforward	$16,552	$1,958	$18,510
Net operating loss and other carryforward available	112,929	1,125,293	1,238,222
Postretirement and pension benefits	94,741	—	94,741
Deferred loan origination fees	4,335	2,287	6,622
Allowance for loan losses	628,127	20,980	649,107
Deferred gains	—	4,884	4,884
Accelerated depreciation	605	9,223	9,828
Intercompany deferred (loss) gains	2,496	—	2,496
Difference between the assigned values and the tax basis of assets and liabilities recognized in purchase business combinations	13,160	—	13,160
Other temporary differences	16,417	14,710	31,127

Total gross deferred tax assets	889,362	1,179,335	2,068,697

Deferred tax liabilities:
FDIC-assisted transaction	58,363	—	58,363
Indefinite-lived intangibles	28,412	45,562	73,974
Unrealized net gain on trading and available-for-sale securities	30,334	(8,999)	21,335
Other temporary differences	7,892	585	8,477

Total gross deferred tax liabilities	125,001	37,148	162,149

Valuation allowance	46,951	617,336	664,287

Net deferred tax asset	$717,410	$524,851	$1,242,261

The net deferred tax asset shown in the table above at December 31, 2017 is reflected in the consolidated statements of financial condition as $1.0 billion in net deferred tax assets (in the “other assets” caption) (2016—$1.2 billion in deferred tax asset in the “other assets” caption) and $1.3 million in deferred tax liabilities (in the “other liabilities” caption) (2016—$1.4 million in deferred tax liabilities in the “other liabilities” caption), reflecting the aggregate deferred tax assets or liabilities of individual tax-paying subsidiaries of the Corporation.

Included as part of the other carryforwards available are $44.2 million related to contributions to BPPR’s qualified pension plan and $17.4 million of other net operating loss carryforwards (“NOLs”) primarily related to the loss on sale of non-performing assets that have no expiration date since they were realized through a single member limited liability company with partnership election. Additionally, the deferred tax asset related to the NOLs outstanding at December 31, 2017 expires as follows:

(In thousands)
2018	$446
2019	648
2021	46
2022	1,166
2023	901
2024	10,736
2025	14,057
2026	11,608
2027	48,044
2028	291,773
2029	101,969
2030	105,219
2031	86,474
2032	16,053
2033	464
2034	66,268
2037	6,165

$762,037

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

At December 31, 2017 the net deferred tax asset of the U.S. operations amounted to $729 million with a valuation allowance of approximately $381 million, for a net deferred tax asset after valuation allowance of approximately $348 million. During the year ended December 31, 2015, after weighting all positive and negative evidence, the Corporation concluded that it is more likely than not that a portion of the total deferred tax asset from the U.S. operations, comprised mainly of net operating losses, will be realized. The Corporation based this determination on its estimated earnings for the remaining carryforward period of eighteen years beginning with the 2016 fiscal year, available to utilize the deferred tax asset, to reduce its income tax obligations. The historical level of book income adjusted by permanent differences, together with the estimated earnings after the reorganization of the U.S. operations and additional estimated earnings from the Doral Bank Transaction were objective positive evidence considered by the Corporation. As of December 31, 2015, the U.S. operations were not in a three year loss cumulative position, taking into account taxable income exclusive of reversing temporary differences. All of these factors led management to conclude that it is more likely than not that a portion of the deferred tax asset from its U.S. operations will be realized. Accordingly, the Corporation recorded a partial reversal of the valuation allowance on the deferred tax asset from the U.S. operations amounting to approximately $589 million, during the year ended December 31, 2015. As of December 31, 2017, management estimated that the U.S. operations would earn enough pre-tax Income during the carryover period to realize the total amount of net deferred tax asset after valuation allowance. After weighting all available positive and negative evidence, management concluded that it is more likely than not that a portion of the deferred tax asset from the U.S. operation, amounting to approximately $348 million, will be realized. Management will continue to evaluate the realization of the deferred tax asset each quarter and adjust as any changes arise.

At December 31, 2017, the Corporation’s net deferred tax assets related to its Puerto Rico operations amounted to $685 million.

The Corporation’s Puerto Rico Banking operation is not in a cumulative loss position and has sustained profitability for the three year period ended December 31, 2017. This is considered a strong piece of objectively verifiable positive evidence that out weights any negative evidence considered by management in the evaluation of the realization of the deferred tax asset. Based on this evidence and management’s estimate of future taxable income, the Corporation has concluded that it is more likely than not that such net deferred tax asset of the Puerto Rico Banking operations will be realized.

The Holding Company operation is in a cumulative loss position, taking into account taxable income exclusive of reversing temporary differences, for the three years period ending December 31, 2017. Management expect these losses will be a trend in future years. This objectively verifiable negative evidence is considered by management a strong negative evidence that will suggest that income in future years will be insufficient to support the realization of all deferred tax asset. After weighting of all positive and negative evidence management concluded, as of the reporting date, that it is more likely than not that the Holding Company will not be able to realize any portion of the deferred tax assets, considering the criteria of ASC Topic 740. Accordingly, the Corporation has maintained a full valuation allowance on the deferred tax asset of $67 million as of December 2017.

Under the Puerto Rico Internal Revenue Code, the Corporation and its subsidiaries are treated as separate taxable entities and are not entitled to file consolidated tax returns. However, certain subsidiaries that are organized as limited liability companies with a partnership election are treated as pass-through entities for Puerto Rico tax purposes. The Code provides a dividends-received deduction of 100% on dividends received from “controlled” subsidiaries subject to taxation in Puerto Rico and 85% on dividends received from other taxable domestic corporations.

The Corporation’s subsidiaries in the United States file a consolidated federal income tax return. The intercompany settlement of taxes paid is based on tax sharing agreements which generally allocate taxes to each entity based on a separate return basis.

The following table presents a reconciliation of unrecognized tax benefits.

(In millions)
Balance at January 1, 2016	$9.0
Additions for tax positions related to 2016	1.1
Additions for tax positions taken in prior years	0.3
Reduction as a result of lapse of statute of limitations	(3.0)

Balance at December 31, 2016	$7.4
Additions for tax positions related to 2017	1.1
Reduction as a result of lapse of statute of limitations	(0.9)
Reduction as a result of settlements	(0.3)

Balance at December 31, 2017	$7.3

At December 31, 2017, the total amount of interest recognized in the statement of financial condition approximated $2.7 million (2016—$2.9 million). The total interest expense recognized during 2017 was $598 thousand net of the reduction of $505 thousand due to settlement and $353 thousand due to the expiration of the statute of limitations (2016—$1.2 million). Management determined that, as of December 31, 2017 and 2016, there was no need to accrue for the payment of penalties. The Corporation’s policy is to report interest related to unrecognized tax benefits in income tax expense, while the penalties, if any, are reported in other operating expenses in the consolidated statements of operations.

After consideration of the effect on U.S. federal tax of unrecognized U.S. state tax benefits, the total amount of unrecognized tax benefits, including U.S. and Puerto Rico that, if recognized, would affect the Corporation’s effective tax rate, was approximately $9.0 million at December 31, 2017 (2016—$9.0 million).

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

The Corporation and its subsidiaries file income tax returns in Puerto Rico, the U.S. federal jurisdiction, various U.S. states and political subdivisions, and foreign jurisdictions. As of December 31, 2017, the following years remain subject to examination in the U.S. Federal jurisdiction – 2014 and thereafter and in the Puerto Rico jurisdiction – 2013 and thereafter. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $4.6 million.

Note 40 – Supplemental disclosure on the consolidated statements of cash flows

Additional disclosures on cash flow information and non-cash activities for the years ended December 31, 2017, 2016 and 2015 are listed in the following table:

(In thousands)	2017	2016	2015
Income taxes paid	$2,433	$3,763	$7,152
Interest paid	221,432	212,353	193,503
Non-cash activities:
Loans transferred to other real estate	82,035	117,334	136,368
Loans transferred to other property	27,407	28,614	36,106

Total loans transferred to foreclosed assets	109,442	145,948	172,474
Financed sales of other real estate assets	11,237	15,452	24,104
Financed sales of other foreclosed assets	8,435	17,351	22,745

Total financed sales of foreclosed assets	19,672	32,803	46,849
Transfers from loans held-in-portfolio to loans held-for-sale	2,472	7,249	65,063
Transfers from loans held-for-sale to loans held-in-portfolio	1,705	5,947	17,065
Transfers from trading securities to available-for-sale securities	—	—	63,645
Loans securitized into investment securities[1]	462,033	775,612	1,088,121
Trades receivables from brokers and counterparties	7,514	46,630	78,759
Trades payable to brokers and counterparties	2	102	6,150
Receivables from investments securities	70,000	—	—
Recognition of mortgage servicing rights on securitizations or asset transfers	7,661	10,884	13,460
Interest capitalized on loans subject to the temporary payment moratorium	46,944	—	—
Loans booked under the GNMA buy-back option	790,942	91,255	58,568

[1]	Includes loans securitized into trading securities and subsequently sold before year end.

On February 27, 2015, the Corporation’s Puerto Rico banking subsidiary, BPPR, in an alliance with co-bidders, including the Corporation’s U.S. mainland banking subsidiary, BPNA, acquired certain assets and all deposits (other than certain brokered deposits) of Doral Bank from the FDIC as receiver. As part of this transaction, BPPR received net cash proceeds of approximately $731 million for consideration of the assets and liabilities acquired.

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

Banco Popular de Puerto Rico:

Given that Banco Popular de Puerto Rico constitutes a significant portion of the Corporation’s results of operations and total assets at December 31, 2017, additional disclosures are provided for the business areas included in this reportable segment, as described below:

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

Banco Popular North America:

Banco Popular North America’s reportable segment consists of the banking operations of BPNA, E-LOAN, Inc., Popular Equipment Finance, Inc. and Popular Insurance Agency, U.S.A. BPNA operates through a retail branch network in the U.S. mainland under the name of Popular Community Bank, while E-LOAN, Inc. supported BPNA’s deposit gathering through its online platform until March 31, 2017, when said operations were transferred to Popular Direct, a division of BPNA. During the third quarter of 2015, BPNA and E-LOAN, Inc. completed an asset purchase and sale transaction in which E-LOAN, Inc. sold to BPNA all of its outstanding loan portfolio, including residential mortgage loans and home equity lines of credit, which had a carrying value of approximately $213 million. Prior to this transaction, the Corporation provided additional disclosures for the BPNA reportable segment related to E-LOAN, Inc. After the close of the above mentioned asset purchase and sale transaction, additional disclosures with respect to E-LOAN, Inc. are no longer considered relevant to the financial statements and accordingly are not presented. During 2017, the E-LOAN brand was transferred to BPPR and is being used to offer personal loans through an online platform. Popular Equipment Finance, Inc. also holds a running-off loan portfolio as this subsidiary ceased originating loans during 2009. Popular Insurance Agency, U.S.A. offers investment and insurance services across the BPNA branch network.

The Corporate group consists primarily of the holding companies: Popular, Inc., Popular North America, Popular International Bank and certain of the Corporation’s investments accounted for under the equity method, including EVERTEC and Centro Financiero BHD, Leon. The Corporate group also includes the expenses of certain corporate areas that are identified as critical to the organization including: Finance, Risk Management and Legal.

The accounting policies of the individual operating segments are the same as those of the Corporation. Transactions between reportable segments are primarily conducted at market rates, resulting in profits that are eliminated for reporting consolidated results of operations.

The tables that follow present the results of operations and total assets by reportable segments:

	December 31, 2017
	Banco Popular	Banco Popular	Intersegment
(In thousands)	de Puerto Rico	North America	Eliminations
Net interest income	$1,279,844	$280,946	$(217)
Provision for loan losses	253,032	77,944	—
Non-interest income	364,164	20,430	(572)
Amortization of intangibles	8,713	665	—
Depreciation expense	39,162	8,553	—
Other operating expenses	957,924	170,042	(551)
Income tax expense	72,741	191,749	(93)

Net income	$312,436	$(147,577)	$(145)

Segment assets	$34,843,668	$9,168,256	$(16,992)

	December 31, 2017
	Reportable
(In thousands)	Segments	Corporate	Eliminations	Total Popular, Inc.
Net interest income (expense)	$1,560,573	$(58,609)	$—	$1,501,964
Provision for loan losses	330,976	403	(5,955)	325,424
Non-interest income	384,022	37,949	(2,804)	419,167
Amortization of intangibles	9,378	—	—	9,378
Depreciation expense	47,715	649	—	48,364
Other operating expenses	1,127,415	74,731	(2,692)	1,199,454
Income tax expense (benefit)	264,397	(35,835)	2,268	230,830

Net income (loss)	$164,714	$(60,608)	$3,575	$107,681

Segment assets	$43,994,932	$5,046,153	$(4,763,748)	$44,277,337

	December 31, 2016
	Banco Popular	Banco Popular	Intersegment
(In thousands)	de Puerto Rico	North America	Eliminations
Net interest income	$1,224,771	$258,416	$(474)
Provision for loan losses	154,785	15,266	—
Non-interest income	243,368	21,651	(119)
Amortization of intangibles	11,479	665	—
Goodwill impairment charge	3,801	—	—
Depreciation expense	39,505	6,715	—
Other operating expenses	952,894	174,585	(779)
Income tax expense	75,615	36,712	92

Net income	$230,060	$46,124	$94

Segment assets	$29,841,854	$8,629,439	$(31,397)

	December 31, 2016
	Reportable
(In thousands)	Segments	Corporate	Eliminations	Total Popular, Inc.
Net interest income (expense)	$1,482,713	$(60,658)	$—	$1,422,055
Provision (reversal) for loan losses	170,051	(35)	—	170,016
Non-interest income	264,900	35,705	(2,669)	297,936
Amortization of intangibles	12,144	—	—	12,144
Goodwill impairment charge	3,801	—	—	3,801
Depreciation expense	46,220	654	—	46,874
Other operating expenses	1,126,700	68,694	(2,578)	1,192,816
Income tax expense (benefit)	112,419	(33,617)	(18)	78,784

Net income (loss)	$276,278	$(60,649)	$(73)	$215,556

Segment assets	$38,439,896	$4,982,113	$(4,760,400)	$38,661,609

	December 31, 2015
	Banco Popular	Banco Popular	Intersegment
(In thousands)	de Puerto Rico	North America	Eliminations
Net interest income	$1,231,585	$239,379	$—
Provision for loan losses	240,817	626	—
Non-interest income	464,786	22,667	125
Amortization of intangibles	10,465	554	—
Depreciation expense	40,440	6,272	—
Other operating expenses	970,201	188,102	—
Income tax expense (benefit)	116,058	(580,738)	—

Net income	$318,390	$647,230	$125

Segment assets	$27,907,350	$7,780,002	$(129,038)

	December 31, 2015
	Reportable
(In thousands)	Segments	Corporate	Eliminations	Total Popular, Inc.
Net interest income (expense)	$1,470,964	$(61,981)	$—	$1,408,983
Provision for loan losses	241,443	35	—	241,478
Non-interest income	487,578	34,486	(2,523)	519,541
Amortization of intangibles	11,019	—	—	11,019
Depreciation expense	46,712	762	—	47,474
Other operating expenses	1,158,303	74,212	(2,787)	1,229,728
Income tax benefit	(464,680)	(30,595)	103	(495,172)

Net income (loss)	$965,745	$(71,909)	$161	$893,997

Segment assets	$35,558,314	$4,945,704	$(4,742,285)	$35,761,733

Additional disclosures with respect to the Banco Popular de Puerto Rico reportable segment are as follows:

	December 31,2017
	Banco Popular de Puerto Rico
		Consumer	Other		Total Banco
	Commercial	and Retail	Financial		Popular de
(In thousands)	Banking	Banking	Services	Eliminations	Puerto Rico
Net interest income	$518,404	$753,922	$7,499	$19	$1,279,844
Provision for loan losses	8,911	244,121	—	—	253,032
Non-interest income	79,630	194,741	90,222	(429)	364,164
Amortization of intangibles	211	4,274	4,228	—	8,713
Depreciation expense	17,338	21,120	704	—	39,162
Other operating expenses	239,369	656,998	62,030	(473)	957,924
Income tax expense	93,378	(31,404)	10,767	—	72,741

Net income	$238,827	$53,554	$19,992	$63	$312,436

Segment assets	$21,735,909	$20,180,173	$520,717	$(7,593,131)	$34,843,668

	December 31, 2016
	Banco Popular de Puerto Rico
		Consumer	Other		Total Banco
	Commercial	and Retail	Financial		Popular de
(In thousands)	Banking	Banking	Services	Eliminations	Puerto Rico
Net interest income	$472,948	$742,854	$6,172	$2,797	$1,224,771
Provision for loan losses	12,884	141,901	—	—	154,785
Non-interest income	(91,411)	232,113	103,005	(339)	243,368
Amortization of intangibles	145	7,042	4,292	—	11,479
Goodwill impairment charge	—	—	3,801	—	3,801
Depreciation expense	16,956	21,684	865	—	39,505
Other operating expenses	251,375	631,234	70,624	(339)	952,894
Income tax expense	41,639	24,068	9,908	—	75,615

Net income	$58,538	$149,038	$19,687	$2,797	$230,060

Segment assets	$15,263,278	$17,592,743	$406,429	$(3,420,596)	$29,841,854

	December 31, 2015
	Banco Popular de Puerto Rico
		Consumer	Other		Total Banco
	Commercial	and Retail	Financial		Popular de
(In thousands)	Banking	Banking	Services	Eliminations	Puerto Rico
Net interest income	$457,119	$760,157	$7,793	$6,516	$1,231,585
Provision for loan losses	101,840	138,977	—	—	240,817
Non-interest income	113,697	248,024	103,464	(399)	464,786
Amortization of intangibles	7	7,330	3,128	—	10,465
Depreciation expense	16,984	22,385	1,071	—	40,440
Other operating expenses	281,995	617,973	70,632	(399)	970,201
Income tax expense	48,793	55,429	11,836	—	116,058

Net income	$121,197	$166,087	$24,590	$6,516	$318,390

Segment assets	$12,169,349	$15,662,115	$392,658	$(316,772)	$27,907,350

Geographic Information

(In thousands)	2017	2016	2015
Revenues:[1]
Puerto Rico	$1,527,758	$1,361,663	$1,598,066
United States	318,093	283,349	255,714
Other	75,280	74,979	74,744

Total consolidated revenues	$1,921,131	$1,719,991	$1,928,524

[1]	Total revenues include net interest income (expense), service charges on deposit accounts, other service fees, mortgage banking activities, net gain (loss) and valuation adjustments on investment securities, trading account (loss) profit, net (loss) gain on sale of loans and valuation adjustments on loans held-for-sale, adjustments to indemnity reserves on loans sold, FDIC loss share (expense) income and other operating income.

Selected Balance Sheet Information

(In thousands)	2017	2016	2015
Puerto Rico
Total assets	$33,705,624	$28,813,289	$26,764,689
Loans	17,591,078	16,880,868	17,477,070
Deposits	27,575,292	23,185,551	20,893,232
United States
Total assets	$9,648,865	$8,928,475	$7,858,712
Loans	6,608,056	5,799,562	4,873,504
Deposits	6,635,153	6,266,473	5,288,886
Other
Total assets	$922,848	$919,845	$1,138,332
Loans	743,329	755,017	778,656
Deposits [1]	1,243,063	1,044,200	1,027,605

[1] Represents deposits from BPPR operations located in the U.S. and British Virgin Islands.

Note 42 — Subsequent events

On February 14, 2018, Banco Popular de Puerto Rico, entered into an agreement to acquire and assume from Reliable Financial Services, Inc. and Reliable Finance Holding Company, subsidiaries of Wells Fargo & Company (“Wells Fargo”), certain assets and liabilities related to Wells Fargo’s auto finance business in Puerto Rico (“Reliable”).

As part of the transaction, Banco Popular will acquire approximately $1.5 billion in retail auto loans and $340 million in commercial loans. The acquired auto loan portfolio has credit characteristics that are similar to Banco Popular’s existing self-originated portfolio. Banco Popular will also acquire certain other assets and assume certain liabilities of Reliable.

The purchase price for the all-cash transaction is expected to be approximately $1.7 billion, reflecting an aggregate discount of 4.5% on the assets to be acquired. Banco Popular will fund the purchase price with existing liquidity. The transaction is not subject to the receipt by the parties of any further regulatory approvals. Subject to satisfaction of customary closing conditions, Popular anticipates the transaction to close during the second quarter of 2018.

On or after closing, Reliable employees will become employees of Banco Popular. Reliable will continue operating independently as a division of Banco Popular for a period of time after closing, before integrating Reliable’s operations with Popular Auto’s.

The Corporation will account for this transaction as a business combination under U.S. GAAP, in accordance with ASC 805.

Note 43—Popular, Inc. (holding company only) financial information

The following condensed financial information presents the financial position of Popular, Inc. Holding Company only at December 31, 2017 and 2016, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2017.

Condensed Statements of Condition

	December 31,
(In thousands)	2017	2016
ASSETS
Cash and due from banks (includes $47,663 due from bank subsidiary (2016—$47,614))	$47,663	$47,783
Money market investments	246,457	252,347
Trading account securities	3,985	2,640
Other investment securities, at lower of cost or realizable value (includes $8,725 in common securities from statutory trusts (2016—$8,725))[1]	9,850	9,850
Investment in BPPR and subsidiaries, at equity	3,727,383	3,658,451
Investment in Popular North America and subsidiaries, at equity	1,534,640	1,707,167
Investment in other non-bank subsidiaries, at equity	232,387	243,993
Other loans	33,221	1,142
Less—Allowance for loan losses	266	2
Premises and equipment	3,365	3,067
Investment in equity method investees	49,777	51,259
Other assets (includes $1,096 due from subsidiaries and affiliate (2016—$936))	18,025	11,257

Total assets	$5,906,487	$5,988,954

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$737,685	$735,600
Other liabilities (includes $2,033 due to subsidiaries and affiliate (2016—$2,574))	64,813	55,309
Stockholders’ equity	5,103,989	5,198,045

Total liabilities and stockholders’ equity	$5,906,487	$5,988,954

[1]	Refer to Note 22 to the consolidated financial statements for information on the statutory trusts.

Condensed Statements of Operations

	Years ended December 31,
(In thousands)	2017	2016	2015
Income:
Dividends from subsidiaries	$211,500	$102,300	$41,350
Interest income (includes $3,183 due from subsidiaries and affiliates (2016—$1,965; 2015—$1,188))	4,238	2,141	1,332
Earnings from investments in equity method investees	11,761	12,352	13,710
Other operating income	86	—	—
Gain on sale and valuation adjustment of investment securities	—	1,767	—
Trading account profit (loss)	266	90	(187)

Total income	227,851	118,650	56,205

Expenses:
Interest expense	52,470	52,470	52,470
Provision (reversal of provision) for loan losses	403	(35)	35
Operating expenses (includes expenses for services provided by subsidiaries and affiliate of $8,225 (2016—$8,160 ; 2015—$7,309)), net of reimbursement by subsidiaries for services provided by parent of $76,720 (2016—$74,573 ; 2015—$74,799)	(1,773)	(4,208)	(1,293)

Total expenses	51,100	48,227	51,212

Income before income taxes and equity in undistributed earnings of subsidiaries	176,751	70,423	4,993
Income tax expense (benefit)	—	19	(186)

Income before equity in undistributed earnings of subsidiaries	176,751	70,404	5,179
Equity in undistributed (losses) earnings of subsidiaries	(69,070)	145,152	888,818

Income from continuing operations	107,681	215,556	893,997
Equity in undistributed earnings of discontinued operations	—	1,135	1,347

Net income	$107,681	$216,691	$895,344

Comprehensive income, net of tax	$77,315	$153,291	$868,330

Condensed Statements of Cash Flows

	Years ended December 31,
(In thousands)	2017	2016	2015
Cash flows from operating activities:
Net income	$107,681	$216,691	$895,344

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiaries, net of dividends or distributions	69,070	(146,287)	(890,165)
Provision (reversal) for loan losses	403	(35)	35
Net accretion of discounts and amortization of premiums and deferred fees	2,086	2,087	2
Earnings from investments under the equity method	(11,761)	(12,352)	(13,710)
Deferred income tax (benefit) expense	—	19	(186)
Gain on:
Sale and valuation adjustments of investment securities	—	(1,767)	—
Net (increase) decrease in:
Trading securities	(1,345)	(620)	(380)
Other assets	12,191	4,473	8,781
Net increase (decrease) in:
Other liabilities	3,230	(3,854)	(5,622)

Total adjustments	73,874	(158,336)	(901,245)

Net cash provided by (used in) operating activities	181,555	58,355	(5,901)

Cash flows from investing activities:
Net decrease (increase) in money market investments	5,890	9,857	(242,457)
Proceeds from sale of investment securities:
Available-for-sale	—	278	—
Other	—	1,583	—
Capital contribution to subsidiaries	(5,955)	—	—
Net decrease in advances to subsidiaries and affiliates	—	—	53,769
Net repayments on other loans	181	35	24
Return of capital from equity method investments	500	433	11,500
Return of capital from wholly owned subsidiaries	22,400	14,000	203,000
Acquisition of loans portfolio	(31,909)	—	—
Acquisition of trademark	(5,560)	—	—
Acquisition of premises and equipment	(965)	(953)	(1,079)
Proceeds from sale of:
Premises and equipment	23	56	9
Foreclosed assets	38	434	—

Net cash (used in) provided by investing activities	(15,357)	25,723	24,766

Cash flows from financing activities:
Proceeds from issuance of common stock	7,016	7,437	6,226
Dividends paid	(95,910)	(65,932)	(19,257)
Net payments for repurchase of common stock	(75,668)	(475)	(1,021)
Payments related to tax withholding for share-based compensation	(1,756)	(1,623)	(963)

Net cash used in financing activities	(166,318)	(60,593)	(15,015)

Net (decrease) increase in cash and due from banks	(120)	23,485	3,850
Cash and due from banks at beginning of period	47,783	24,298	20,448

Cash and due from banks at end of period	$47,663	$47,783	$24,298

Popular, Inc. (parent company only) received dividend distributions from its direct equity method investees amounting to $3.5 million for the year ended December 31, 2017 (2016 - $4.7 million).

Notes payable include junior subordinated debentures issued by the Corporation that are associated to capital securities issued by the Popular Capital Trust I, Popular Capital Trust II and Popular Capital Trust III and medium-term notes. Refer to Note 22 for a description of significant provisions related to these junior subordinated debentures. The following table presents the aggregate amounts by contractual maturities of notes payable at December 31, 2017:

Year	(In thousands)
2018	$—
2019	446,873
2020	—
2021	—
2022	—
Later years	290,812
No stated maturity	—

Total	$737,685

Note 44 – Condensed consolidating financial information of guarantor and issuers of registered guaranteed securities

The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (“PIHC”) (parent only), Popular North America, Inc. (“PNA”) and all other subsidiaries of the Corporation at December 31, 2017 and 2016, and the results of their operations and cash flows for the periods ended December 31, 2017, 2016 and 2015.

PNA is an operating, wholly-owned subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries: Equity One, Inc. and Banco Popular North America (“BPNA”), including BPNA’s wholly-owned subsidiaries Popular Equipment Finance, Inc., Popular Insurance Agency, U.S.A., and E-LOAN, Inc.

PIHC fully and unconditionally guarantees all registered debt securities issued by PNA.

Condensed Consolidating Statement of Financial Condition

	At December 31, 2017
(In thousands)	Popular Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Assets:
Cash and due from banks	$47,663	$462	$402,910	$(48,178)	$402,857
Money market investments	246,457	2,807	5,254,662	(248,807)	5,255,119
Trading account securities, at fair value	3,985	—	39,303	(101)	43,187
Investment securities available-for-sale, at fair value	—	—	10,178,738	—	10,178,738
Investment securities held-to-maturity, at amortized cost	—	—	93,821	—	93,821
Other investment securities, at lower of cost or realizable value	9,850	4,492	152,883	—	167,225
Investment in subsidiaries	5,494,410	1,646,287	—	(7,140,697)	—
Loans held-for-sale, at lower of cost or fair value	—	—	132,395	—	132,395

Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	33,221	—	24,384,251	5,955	24,423,427
Loans covered under loss-sharing agreements with the FDIC	—	—	517,274	—	517,274
Less—Unearned income	—	—	130,633	—	130,633
Allowance for loan losses	266	—	623,160	—	623,426

Total loans held-in-portfolio, net	32,955	—	24,147,732	5,955	24,186,642

FDIC loss-share asset	—	—	45,192	—	45,192
Premises and equipment, net	3,365	—	543,777	—	547,142
Other real estate not covered under loss-sharing agreements with the FDIC	—	—	169,260	—	169,260
Other real estate covered under loss-sharing agreements with the FDIC	—	—	19,595	—	19,595
Accrued income receivable	369	112	213,574	(211)	213,844
Mortgage servicing assets, at fair value	—	—	168,031	—	168,031
Other assets	61,319	34,312	1,912,727	(17,035)	1,991,323
Goodwill	—	—	627,294	—	627,294
Other intangible assets	6,114	—	29,558	—	35,672

Total assets	$5,906,487	$1,688,472	$44,131,452	$(7,449,074)	$44,277,337

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$—	$—	$8,539,123	$(48,178)	$8,490,945
Interest bearing	—	—	27,211,370	(248,807)	26,962,563

Total deposits	—	—	35,750,493	(296,985)	35,453,508

Assets sold under agreements to repurchase	—	—	390,921	—	390,921
Other short-term borrowings	—	—	96,208	—	96,208
Notes payable	737,685	148,539	650,132	—	1,536,356
Other liabilities	64,813	5,276	1,641,383	(15,033)	1,696,439

Total liabilities	802,498	153,815	38,529,137	(312,018)	39,173,432

Stockholders’ equity:
Preferred stock	50,160	—	—	—	50,160
Common stock	1,042	2	56,307	(56,309)	1,042
Surplus	4,289,976	4,100,848	5,728,978	(9,821,299)	4,298,503
Retained earnings (accumulated deficit)	1,203,521	(2,536,707)	165,878	2,362,302	1,194,994
Treasury stock, at cost	(90,058)	—	—	(84)	(90,142)
Accumulated other comprehensive loss, net of tax	(350,652)	(29,486)	(348,848)	378,334	(350,652)

Total stockholders’ equity	5,103,989	1,534,657	5,602,315	(7,137,056)	5,103,905

Total liabilities and stockholders’ equity	$5,906,487	$1,688,472	$44,131,452	$(7,449,074)	$44,277,337

Condensed Consolidating Statement of Financial Condition

	At December 31, 2016
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Assets:
Cash and due from banks	$47,783	$591	$362,101	$(48,081)	$362,394
Money market investments	252,347	13,263	2,891,670	(267,063)	2,890,217
Trading account securities, at fair value	2,640	—	57,297	(132)	59,805
Investment securities available-for-sale, at fair value	—	—	8,209,806	—	8,209,806
Investment securities held-to-maturity, at amortized cost	—	—	98,101	—	98,101
Other investment securities, at lower of cost or realizable value	9,850	4,492	153,476	—	167,818
Investment in subsidiaries	5,609,611	1,818,127	—	(7,427,738)	—
Loans held-for-sale, at lower of cost or fair value	—	—	88,821	—	88,821

Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	1,142	—	22,894,030	—	22,895,172
Loans covered under loss-sharing agreements with the FDIC	—	—	572,878	—	572,878
Less—Unearned income	—	—	121,425	—	121,425
Allowance for loan losses	2	—	540,649	—	540,651

Total loans held-in-portfolio, net	1,140	—	22,804,834	—	22,805,974

FDIC loss-share asset	—	—	69,334	—	69,334
Premises and equipment, net	3,067	—	540,914	—	543,981
Other real estate not covered under loss-sharing agreements with the FDIC	81	—	180,364	—	180,445
Other real estate covered under loss-sharing agreements with the FDIC	—	—	32,128	—	32,128
Accrued income receivable	112	138	137,882	(90)	138,042
Mortgage servicing assets, at fair value	—	—	196,889	—	196,889
Other assets	61,770	25,146	2,073,562	(14,968)	2,145,510
Goodwill	—	—	627,294	—	627,294
Other intangible assets	553	—	44,497	—	45,050

Total assets	$5,988,954	$1,861,757	$38,568,970	$(7,758,072)	$38,661,609

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$—	$—	$7,028,524	$(48,081)	$6,980,443
Interest bearing	—	—	23,782,844	(267,063)	23,515,781

Total deposits	—	—	30,811,368	(315,144)	30,496,224

Assets sold under agreements to repurchase	—	—	479,425	—	479,425
Other short-term borrowings	—	—	1,200	—	1,200
Notes payable	735,600	148,512	690,740	—	1,574,852
Other liabilities	55,309	6,034	865,861	(15,253)	911,951

Total liabilities	790,909	154,546	32,848,594	(330,397)	33,463,652

Stockholders’ equity:
Preferred stock	50,160	—	—	—	50,160
Common stock	1,040	2	56,307	(56,309)	1,040
Surplus	4,246,495	4,111,207	5,717,066	(9,819,746)	4,255,022
Retained earnings (accumulated deficit)	1,228,834	(2,382,049)	264,944	2,108,578	1,220,307
Treasury stock, at cost	(8,198)	—	—	(88)	(8,286)
Accumulated other comprehensive loss, net of tax	(320,286)	(21,949)	(317,941)	339,890	(320,286)

Total stockholders’ equity	5,198,045	1,707,211	5,720,376	(7,427,675)	5,197,957

Total liabilities and stockholders’ equity	$5,988,954	$1,861,757	$38,568,970	$(7,758,072)	$38,661,609

Condensed Consolidating Statement of Operations

	Year ended December 31, 2017
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Interest and dividend income:
Dividend income from subsidiaries	$211,500	$—	$—	$(211,500)	$—
Loans	1,056	—	1,477,713	(4)	1,478,765
Money market investments	2,616	54	51,495	(2,670)	51,495
Investment securities	566	322	190,309	—	191,197
Trading account securities	—	—	4,487	—	4,487

Total interest and dividend income	215,738	376	1,724,004	(214,174)	1,725,944

Interest expense:
Deposits	—	—	144,534	(2,670)	141,864
Short-term borrowings	—	—	5,728	(4)	5,724
Long-term debt	52,470	10,767	13,155	—	76,392

Total interest expense	52,470	10,767	163,417	(2,674)	223,980

Net interest income (expense)	163,268	(10,391)	1,560,587	(211,500)	1,501,964
Provision for loan losses- non-covered loans	403	—	325,234	(5,955)	319,682
Provision for loan losses- covered loans	—	—	5,742	—	5,742

Net interest income (expense) after provision for loan losses	162,865	(10,391)	1,229,611	(205,545)	1,176,540

Service charges on deposit accounts	—	—	153,709	—	153,709
Other service fees	—	—	220,073	(2,806)	217,267
Mortgage banking activities	—	—	25,496	—	25,496
Net gain on sale of investment securities	—	—	334	—	334
Other-than-temporary impairment losses on investment securities	—	—	(8,299)	—	(8,299)
Trading account profit (loss)	266	—	(1,110)	27	(817)
Net loss on sale of loans, including valuation adjustments on loans held-for-sale	—	—	(420)	—	(420)
Adjustments (expense) to indemnity reserves on loans sold	—	—	(22,377)	—	(22,377)
FDIC loss-share expense	—	—	(10,066)	—	(10,066)
Other operating income	11,847	921	51,598	(26)	64,340

Total non-interest income	12,113	921	408,938	(2,805)	419,167

Operating expenses:
Personnel costs	47,561	—	436,669	—	484,230
Net occupancy expenses	3,876	—	85,318	—	89,194
Equipment expenses	2,925	2	62,215	—	65,142
Other taxes	217	—	43,165	—	43,382
Professional fees	11,766	(427)	281,585	(436)	292,488
Communications	549	—	21,917	—	22,466
Business promotion	2,014	—	56,431	—	58,445
FDIC deposit insurance	—	—	26,392	—	26,392
Other real estate owned (OREO) expenses	42	—	48,498	—	48,540
Other operating expenses	(70,723)	51	190,467	(2,256)	117,539
Amortization of intangibles	—	—	9,378	—	9,378

Total operating expenses	(1,773)	(374)	1,262,035	(2,692)	1,257,196

Income (loss) before income tax and equity in earnings of subsidiaries	176,751	(9,096)	376,514	(205,658)	338,511
Income tax (benefit) expense	—	(8,382)	236,944	2,268	230,830

Income (loss) before equity in earnings of subsidiaries	176,751	(714)	139,570	(207,926)	107,681
Equity in undistributed earnings of subsidiaries	(69,070)	(153,944)	—	223,014	—

Net income (loss)	$107,681	$(154,658)	$139,570	$15,088	$107,681

Comprehensive income (loss), net of tax	$77,315	$(162,195)	$108,663	$53,532	$77,315

Condensed Consolidating Statement of Operations

	Year ended December 31, 2016
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Interest and dividend income:
Dividend income from subsidiaries	$102,300	$—	$—	$(102,300)	$—
Loans	78	—	1,459,642	—	1,459,720
Money market investments	1,399	101	16,428	(1,500)	16,428
Investment securities	664	322	151,025	—	152,011
Trading account securities	—	—	6,414	—	6,414

Total interest and dividend income	104,441	423	1,633,509	(103,800)	1,634,573

Interest expense:
Deposits	—	—	129,077	(1,500)	127,577
Short-term borrowings	—	—	7,812	—	7,812
Long-term debt	52,470	10,769	13,890	—	77,129

Total interest expense	52,470	10,769	150,779	(1,500)	212,518

Net interest income (expense)	51,971	(10,346)	1,482,730	(102,300)	1,422,055
Provision (reversal) for loan losses- non-covered loans	(35)	—	171,161	—	171,126
Provision (reversal) for loan losses- covered loans	—	—	(1,110)	—	(1,110)

Net interest income (expense) after provision for loan losses	52,006	(10,346)	1,312,679	(102,300)	1,252,039

Service charges on deposit accounts	—	—	160,836	—	160,836
Other service fees	—	—	237,342	(2,572)	234,770
Mortgage banking activities	—	—	56,538	—	56,538
Net gain on sale of investment securities	1,767	—	195	—	1,962
Other-than temporary impairment losses on investment securities	—	—	(209)	—	(209)
Trading account profit (loss)	90	—	(831)	(44)	(785)
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	—	—	8,245	—	8,245
Adjustments (expense) to indemnity reserves on loans sold	—	—	(17,285)	—	(17,285)
FDIC loss-share expense	—	—	(207,779)	—	(207,779)
Other operating income (loss)	12,352	(2,559)	51,903	(53)	61,643

Total non-interest income (loss)	14,209	(2,559)	288,955	(2,669)	297,936

Operating expenses:
Personnel costs	48,032	—	439,444	—	487,476
Net occupancy expenses	3,630	—	82,023	—	85,653
Equipment expenses	2,807	—	59,418	—	62,225
Other taxes	187	1	42,116	—	42,304
Professional fees	10,817	122	312,517	(413)	323,043
Communications	520	—	23,377	—	23,897
Business promotion	2,261	—	50,753	—	53,014
FDIC deposit insurance	—	—	24,512	—	24,512
Other real estate owned (OREO) expenses	52	—	47,067	—	47,119
Other operating expenses	(72,514)	60	165,066	(2,165)	90,447
Amortization of intangibles	—	—	12,144	—	12,144
Goodwill impairment charge	—	—	3,801	—	3,801

Total operating expenses	(4,208)	183	1,262,238	(2,578)	1,255,635

Income (loss) before income tax and equity in earnings of subsidiaries	70,423	(13,088)	339,396	(102,391)	294,340
Income tax expense (benefit)	19	(4,581)	83,364	(18)	78,784

Income (loss) before equity in earnings of subsidiaries	70,404	(8,507)	256,032	(102,373)	215,556
Equity in undistributed earnings of subsidiaries	145,152	41,574	—	(186,726)	—

Income from continuing operations	215,556	33,067	256,032	(289,099)	215,556
Income from discontinued operations, net of tax	—	—	1,135	—	1,135
Equity in undistributed earnings of discontinued operations	1,135	1,135	—	(2,270)	—

Net Income	$216,691	$34,202	$257,167	$(291,369)	$216,691

Comprehensive income, net of tax	$153,291	$20,108	$195,118	$(215,226)	$153,291

Condensed Consolidating Statement of Operations

	Year ended December 31, 2015
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Interest and dividend income:
Dividend income from subsidiaries	$41,350	$—	$—	$(41,350)	$—
Loans	673	3	1,458,613	(583)	1,458,706
Money market investments	40	8	7,245	(50)	7,243
Investment securities	619	322	125,123	—	126,064
Trading account securities	—	—	11,001	—	11,001

Total interest and dividend income	42,682	333	1,601,982	(41,983)	1,603,014

Interest Expense:
Deposits	—	—	107,583	(50)	107,533
Short-term borrowings	—	502	7,593	(583)	7,512
Long-term debt	52,470	10,779	15,737	—	78,986

Total interest expense	52,470	11,281	130,913	(633)	194,031

Net interest (expense) income	(9,788)	(10,948)	1,471,069	(41,350)	1,408,983
Provision for loan losses- non-covered loans	35	—	217,423	—	217,458
Provision for loan losses- covered loans	—	—	24,020	—	24,020

Net interest (expense) income after provision for loan losses	(9,823)	(10,948)	1,229,626	(41,350)	1,167,505

Service charges on deposit accounts	—	—	160,108	—	160,108
Other service fees	—	—	238,566	(2,476)	236,090
Mortgage banking activities	—	—	81,802	—	81,802
Net gain and valuation adjustments on investment securities	—	—	141	—	141
Other-than temporary impairment losses on investment securities	—	—	(14,445)	—	(14,445)
Trading account loss	(187)	—	(4,536)	—	(4,723)
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	—	—	542	—	542
Adjustments (expense) to indemnity reserves on loans sold	—	—	(18,628)	—	(18,628)
FDIC loss-share income	—	—	20,062	—	20,062
Other operating income (loss)	13,710	(244)	45,173	(47)	58,592

Total non-interest income (loss)	13,523	(244)	508,785	(2,523)	519,541

Operating expenses:
Personnel costs	49,112	—	428,407	—	477,519
Net occupancy expenses	3,591	—	83,297	—	86,888
Equipment expenses	2,240	—	57,870	—	60,110
Other taxes	(822)	—	40,619	—	39,797
Professional fees	11,384	504	297,392	(295)	308,985
Communications	519	—	24,627	—	25,146
Business promotion	1,868	—	50,208	—	52,076
FDIC deposit insurance	—	—	27,626	—	27,626
Other real estate owned (OREO) expenses	—	—	85,568	—	85,568
Other operating expenses	(69,185)	463	166,289	(2,492)	95,075
Amortization of intangibles	—	—	11,019	—	11,019
Restructuring costs	—	—	18,412	—	18,412

Total operating expenses	(1,293)	967	1,291,334	(2,787)	1,288,221

Income (loss) before income tax and equity in earnings of subsidiaries	4,993	(12,159)	447,077	(41,086)	398,825
Income tax (benefit) expense	(186)	305	(495,394)	103	(495,172)

Income (loss) before equity in earnings of subsidiaries	5,179	(12,464)	942,471	(41,189)	893,997
Equity in undistributed earnings of subsidiaries	888,818	638,341	—	(1,527,159)	—

Income from continuing operations	893,997	$625,877	942,471	(1,568,348)	893,997
Income from discontinued operations, net of tax	—	—	1,347	—	1,347
Equity in undistributed earnings of discontinued operations	1,347	1,347	—	(2,694)	—

Net Income	$895,344	$627,224	$943,818	$(1,571,042)	$895,344

Comprehensive income, net of tax	$868,330	$623,433	$916,942	$(1,540,375)	$868,330

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2017
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Cash flows from operating activities:
Net income (loss)	$107,681	$(154,658)	$139,570	$15,088	$107,681

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries, net of dividends or distributions	69,070	153,944	—	(223,014)	—
Provision for loan losses	403	—	325,021	—	325,424
Amortization of intangibles	—	—	9,378	—	9,378
Depreciation and amortization of premises and equipment	649	—	47,715	—	48,364
Net accretion of discounts and amortization of premiums and deferred fees	2,086	27	(24,423)	—	(22,310)
Impairment losses on long-lived assets	—	—	4,784	—	4,784
Other-than-temporary impairment on investment securities	—	—	8,299	—	8,299
Fair value adjustments on mortgage servicing rights	—	—	36,519	—	36,519
FDIC loss-share expense	—	—	10,066	—	10,066
Adjustments to indemnity reserves on loans sold	—	—	22,377	—	22,377
Earnings from investments under the equity method	(11,761)	(921)	(21,401)	—	(34,083)
Deferred income tax (benefit) expense	—	(8,382)	215,864	(54)	207,428
(Gain) loss on:
Disposition of premises and equipment and other productive assets	(8)	—	4,289	—	4,281
Sale and valuation adjustments of investment securities	—	—	(334)	—	(334)
Sale of loans, including valuation adjustments on loans held for sale and mortgage banking activities	—	—	(16,670)	—	(16,670)
Sale of foreclosed assets, including write-downs	42	—	21,673	—	21,715
Acquisitions of loans held-for-sale	—	—	(244,385)	—	(244,385)
Proceeds from sale of loans held-for-sale	—	—	69,464	—	69,464
Net originations on loans held-for-sale	—	—	(315,522)	—	(315,522)
Net (increase) decrease in:
Trading securities	(1,345)	—	502,994	(31)	501,618
Accrued income receivable	(748)	26	(75,201)	121	(75,802)
Other assets	12,256	—	(64,886)	2,122	(50,508)
Net increase(decrease) in:
Interest payable	—	—	2,670	(121)	2,549
Pension and other postretirement benefits obligations	—	—	(13,100)	—	(13,100)
Other liabilities	3,230	(758)	25,466	341	28,279

Total adjustments	73,874	143,936	530,657	(220,636)	527,831

Net cash provided by (used in) operating activities	181,555	(10,722)	670,227	(205,548)	635,512

Cash flows from investing activities:
Net decrease (increase) in money market investments	5,890	10,455	(2,362,992)	(18,255)	(2,364,902)
Purchases of investment securities:
Available-for-sale	—	—	(4,139,762)	—	(4,139,762)
Other	—	—	(29,672)	—	(29,672)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	—	—	2,023,295	—	2,023,295
Held-to-maturity	—	—	6,232	—	6,232
Proceeds from sale of investment securities:
Available for sale	—	—	14,992	—	14,992
Other	—	—	30,265	—	30,265
Net repayments (disbursements) on loans	181	—	(398,857)	—	(398,676)
Proceeds from sale of loans	—	—	38,279	(37,864)	415
Acquisition of loan portfolios	(31,909)	—	(541,489)	37,864	(535,534)
Acquisition of trademark	(5,560)	—	5,560	—	—
Net payments from FDIC under loss-sharing agreements	—	—	(7,679)	—	(7,679)
Return of capital from equity method investments	500	138	8,056	—	8,694
Capital contribution to subsidiary	(5,955)	—	5,955	—	—
Return of capital from wholly-owned subsidiaries	22,400	10,400	—	(32,800)	—
Acquisition of premises and equipment	(965)	—	(61,732)	—	(62,697)
Proceeds from sale of:
Premises and equipment and other productive assets	23	—	9,730	—	9,753
Foreclosed assets	38	—	96,502	—	96,540

Net cash (used in) provided by investing activities	(15,357)	20,993	(5,303,317)	(51,055)	(5,348,736)

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	—	—	4,935,948	18,157	4,954,105
Assets sold under agreements to repurchase	—	—	(88,505)	—	(88,505)
Other short-term borrowings	—	—	95,008	—	95,008
Payments of notes payable	—	—	(95,607)	—	(95,607)
Proceeds from issuance of notes payable	—	—	55,000	—	55,000
Proceeds from issuance of common stock	7,016	—	—	—	7,016
Dividends paid to parent company	—	—	(211,500)	211,500	—
Dividends paid	(95,910)	—	—	—	(95,910)
Net payments for repurchase of common stock	(75,668)	—	—	4	(75,664)
Return of capital to parent company	—	(10,400)	(22,400)	32,800	—
Capital contribution from parent	—	—	5,955	(5,955)	—
Payments related to tax withholding for share-based compensation	(1,756)	—	—	—	(1,756)

Net cash (used in) provided by financing activities	(166,318)	(10,400)	4,673,899	256,506	4,753,687

Net (decrease) increase in cash and due from banks	(120)	(129)	40,809	(97)	40,463
Cash and due from banks at beginning of period	47,783	591	362,101	(48,081)	362,394

Cash and due from banks at end of period	$47,663	$462	$402,910	$(48,178)	$402,857

During the year ended December 31, 2017 there have not been any cash flows associated with discontinued operations.

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2016
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Cash flows from operating activities:
Net income	$216,691	$34,202	$257,167	$(291,369)	$216,691

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries, net of dividends or distributions	(146,287)	(42,709)	—	188,996	—
Provision (reversal) for loan losses	(35)	—	170,051	—	170,016
Goodwill impairment losses	—	—	3,801	—	3,801
Amortization of intangibles	—	—	12,144	—	12,144
Depreciation and amortization of premises and equipment	654	—	46,220	—	46,874
Net accretion of discounts and amortization of premiums and deferred fees	2,087	28	(42,901)	—	(40,786)
Other-than-temporary impairment on investment securities	—	—	209	—	209
Fair value adjustments on mortgage servicing rights	—	—	25,336	—	25,336
FDIC loss-share expense	—	—	207,779	—	207,779
Adjustments (expense) to indemnity reserves on loans sold	—	—	17,285	—	17,285
(Earnings) losses from investments under the equity method	(12,352)	2,559	(21,495)	—	(31,288)
Deferred income tax expense (benefit)	19	(4,581)	66,154	(18)	61,574
(Gain) loss on:
Disposition of premises and equipment and other productive assets	(2)	—	4,096	—	4,094
Sale and valuation adjustments of investment securities	(1,767)	—	(195)	—	(1,962)
Sale of loans, including valuation adjustments on loans held for sale and mortgage banking activities	—	—	(35,517)	—	(35,517)
Sale of foreclosed assets, including write-downs	52	—	19,305	—	19,357
Acquisitions of loans held-for-sale	—	—	(310,217)	—	(310,217)
Proceeds from sale of loans held-for-sale	—	—	89,887	—	89,887
Net originations on loans held-for-sale	—	—	(510,783)	—	(510,783)
Net (increase) decrease in:
Trading securities	(620)	—	754,326	133	753,839
Accrued income receivable	(27)	(23)	(13,812)	54	(13,808)
Other assets	3,796	(3)	(27,125)	(2,972)	(26,304)
Net increase (decrease) in:
Interest payable	—	—	219	(54)	165
Pension and other postretirement benefits obligations	—	—	(55,678)	—	(55,678)
Other liabilities	(3,854)	(624)	(11,781)	3,018	(13,241)

Total adjustments	(158,336)	(45,353)	387,308	189,157	372,776

Net cash provided by (used in) operating activities	58,355	(11,151)	644,475	(102,212)	589,467

Cash flows from investing activities:
Net decrease (increase) in money market investments	9,857	10,668	(711,782)	(18,868)	(710,125)
Purchases of investment securities:
Available-for-sale	—	—	(3,407,779)	—	(3,407,779)
Other	—	—	(14,130)	—	(14,130)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	—	—	1,227,966	—	1,227,966
Held-to-maturity	—	—	4,588	—	4,588
Other	—	—	11,122	—	11,122
Proceeds from sale of investment securities:
Available for sale	278	—	4,981	—	5,259
Other	1,583	—	7,438	—	9,021
Net repayments (disbursements) on loans	35	—	(267,240)	—	(267,205)
Proceeds from sale of loans	—	—	141,363	—	141,363
Acquisition of loan portfolios	—	—	(535,445)	—	(535,445)
Net payments from FDIC under loss-sharing agreements	—	—	98,518	—	98,518
Return of capital from equity method investments	433	474	—	—	907
Return of capital from wholly-owned subsidiaries	14,000	—	—	(14,000)	—
Acquisition of premises and equipment	(953)	—	(99,367)	—	(100,320)
Proceeds from sale of:
Premises and equipment and other productive assets	56	—	8,841	—	8,897
Foreclosed assets	434	—	82,923	—	83,357

Net cash provided by (used in) investing activities	25,723	11,142	(3,448,003)	(32,868)	(3,444,006)

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	—	—	3,290,797	(4,369)	3,286,428
Assets sold under agreements to repurchase	—	—	(282,719)	—	(282,719)
Payments of notes payable	—	—	(254,816)	—	(254,816)
Proceeds from issuance of notes payable	—	—	165,047	—	165,047
Proceeds from issuance of common stock	7,437	—	—	—	7,437
Dividends paid to parent company	—	—	(102,300)	102,300	—
Dividends paid	(65,932)	—	—	—	(65,932)
Net payments for repurchase of common stock	(475)	—	—	(88)	(563)
Return of capital to parent company	—	—	(14,000)	14,000	—
Payments related to tax withholding for share-based compensation	(1,623)	—	—	—	(1,623)

Net cash (used in) provided by financing activities	(60,593)	—	2,802,009	111,843	2,853,259

Net increase (decrease) in cash and due from banks	23,485	(9)	(1,519)	(23,237)	(1,280)
Cash and due from banks at beginning of period	24,298	600	363,620	(24,844)	363,674

Cash and due from banks at end of period	$47,783	$591	$362,101	$(48,081)	$362,394

The Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2016 includes the cash flows from operating, investing and financing activities associated with discontinued operations.

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2015
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Cash flows from operating activities:
Net income	$895,344	$627,224	$943,818	$(1,571,042)	$895,344

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in undistributed earnings losses of subsidiaries, net of dividends or distributions	(890,165)	(639,688)	—	1,529,853	—
Provision for loan losses	35	—	241,443	—	241,478
Amortization of intangibles	—	—	11,019	—	11,019
Depreciation and amortization of premises and equipment	761	—	46,713	—	47,474
Net accretion of discounts and amortization of premiums and deferred fees	2	—	(73,498)	—	(73,496)
Other-than-temporary impairment on investment securities	—	—	14,445	—	14,445
Fair value adjustments on mortgage servicing rights	—	—	7,904	—	7,904
FDIC loss share income	—	—	(20,062)	—	(20,062)
Adjustments (expense) to indemnity reserves on loans sold	—	—	18,628	—	18,628
(Earnings) losses from investments under the equity method	(13,710)	244	(10,907)	—	(24,373)
Deferred income tax benefit	(186)	—	(519,045)	103	(519,128)
(Gain) loss on:
Disposition of premises and equipment and other productive assets	(2)	—	(3,627)	—	(3,629)
Sale and valuation adjustments of investment securities	—	—	(141)	—	(141)
Sale of loans, including valuation adjustments on loans held for sale and mortgage banking activities	—	—	(35,013)	—	(35,013)
Sale of foreclosed assets, including write-downs	—	—	60,378	—	60,378
Acquisitions of loans held-for-sale	—	—	(401,991)	—	(401,991)
Proceeds from sale of loans held-for-sale	—	—	124,111	—	124,111
Net originations on loans held-for-sale	—	—	(792,821)	—	(792,821)
Net (increase) decrease in:
Trading securities	(380)	—	1,084,063	—	1,083,683
Accrued income receivable	(10)	(3)	5,395	10	5,392
Other assets	8,032	342	92,032	(273)	100,133
Net (decrease) increase in:
Interest payable	—	(26)	564	(10)	528
Pension and other postretirement benefits obligations	—	—	3,252	—	3,252
Other liabilities	(5,622)	(187)	(67,180)	9	(72,980)

Total adjustments	(901,245)	(639,318)	(214,338)	1,529,692	(225,209)

Net cash (used in) provided by operating activities	(5,901)	(12,094)	729,480	(41,350)	670,135

Cash flows from investing activities:
Net increase in money market investments	(242,457)	(23,574)	(376,248)	284,573	(357,706)
Purchases of investment securities:
Available-for-sale	—	—	(2,014,315)	—	(2,014,315)
Held-to-maturity	—	—	(750)	—	(750)
Other	—	—	(40,847)	—	(40,847)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	—	—	1,362,712	—	1,362,712
Held-to-maturity	—	—	4,856	—	4,856
Other	—	—	46,341	—	46,341
Proceeds from sale of investment securities:
Available for sale	—	—	96,760	—	96,760
Other	—	—	14,950	—	14,950
Net repayments on loans	53,793	350	431,302	(53,769)	431,676
Proceeds from sale of loans	—	—	30,160	—	30,160
Acquisition of loan portfolios	—	(350)	(338,097)	—	(338,447)
Acquisition of trademark	—	—	(50)	—	(50)
Net payments from FDIC under loss-sharing agreements	—	—	247,976	—	247,976
Net cash received and acquired from business combination	—	—	731,279	—	731,279
Acquisition of servicing assets	—	—	(61,304)	—	(61,304)
Cash paid related to business acquisitions	—	—	(17,250)	—	(17,250)
Return of capital from equity method investments	11,500	1,829	—	—	13,329
Return of capital from wholly-owned subsidiaries	203,000	200,000	—	(403,000)	—
Mortgage servicing rights purchased	—	—	(2,400)	—	(2,400)
Acquisition of premises and equipment	(1,079)	—	(61,577)	—	(62,656)
Proceeds from sale of:
Premises and equipment and other productive assets	9	—	12,871	—	12,880
Foreclosed assets	—	—	141,145	—	141,145

Net cash provided by investing activities	24,766	178,255	207,514	(172,196)	238,339

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	—	—	495,904	(288,566)	207,338
Assets sold under agreements to repurchase	—	—	(509,512)	—	(509,512)
Other short-term borrowings	—	—	(201,984)	53,769	(148,215)
Payments of notes payable	—	(8,169)	(729,720)	—	(737,889)
Proceeds from issuance of notes payable	—	—	277,398	—	277,398
Proceeds from issuance of common stock	6,226	—	—	—	6,226
Dividends paid to parent company	—	—	(41,350)	41,350	—
Dividends paid	(19,257)	—	—	—	(19,257)
Net payments for repurchase of common stock	(1,021)	—	—	—	(1,021)
Return of capital to parent company	—	(158,000)	(245,000)	403,000	—
Payments related to tax withholding for share-based compensation	(963)	—	—	—	(963)

Net cash used in financing activities	(15,015)	(166,169)	(954,264)	209,553	(925,895)

Net increase (decrease) in cash and due from banks	3,850	(8)	(17,270)	(3,993)	(17,421)
Cash and due from banks at beginning of period	20,448	608	380,890	(20,851)	381,095

Cash and due from banks at end of period	$24,298	$600	$363,620	$(24,844)	$363,674

The Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2015 includes the cash flows from operating, investing and financing activities associated with discontinued operations.