Form 10-K, Exhibit 13
period 2018-12-31
POPULAR INC
filed 2019-03-01
CIK 763901

Exhibit 13.1

ANNUAL REPORT
INFORME ANUAL
2018

CONTENTS
ÍNDICE

Letter from the President & Chief Executive Officer 1

25-Year Historical Financial Summary 4

Management & Board of Directors 6

Carta del Presidente y Principal Oficial Ejecutivo 7

Resumen Financiero Histórico (25 años) 10

Gerencia y Junta de Directores 12

Popular, Inc. (NASDAQ:BPOP) is a full-service financial provider based in Puerto Rico, with operations in Puerto Rico, the Virgin Islands and the United States. In Puerto Rico, Popular is the leading banking institution, by both assets and deposits, and ranks among the largest 50 banks in the United States by assets.

CORPORATE INFORMATION
Independent Registered Public Accounting Firm:
PricewaterhouseCoopers LLP

The company's Form 10-K, proxy statement and any other financial information is available on popular.com/en/investor-relations/annual-reports/

ANNUAL MEETING
The 2019 Annual Stockholders' Meeting of Popular, Inc. will be held on Tuesday, May 7, at 9:00 a.m. at the penthouse of the Popular Center Building, San Juan, Puerto Rico.

INFORMACIÓN CORPORATIVA
Firma registrada de Contabilidad Pública Independiente:
PricewaterhouseCoopers LLP

El Formulario 10-K, el proxy y otra información financiera están disponibles en popular.com/accionistas/informe-anual/

REUNIÓN ANUAL
La Reunión Anual de Accionistas 2019 de Popular, Inc., se llevará a cabo el martes 7 de mayo, a las 9:00 a.m. en el piso PH de Popular Center, San Juan, Puerto Rico.

CONTENTS
ÍNDICE
Letter from the President & Chief Executive Officer .................................................. 1
25-Year Historical Financial Summary ..............................................................................4 Management & Board of Directors.....................................................................................6 Carta del Presidente y Principal Oficial Ejecutivo....................................................... 7 Resumen Financiero Histórico (25 años) ....................................................................... 10 Gerencia y Junta de Directores ........................................................................................ 12
Popular, Inc. (NASDAQ:BPOP) is a Popular, Inc. (NASDAQ:BPOP) full-service financial provider based es un proveedor de servicios in Puerto Rico, with operations in financieros con sede en Puerto Puerto Rico, the Virgin Islands and Rico y operaciones en Puerto Rico, the United States. In Puerto Rico, Islas Vírgenes y Estados Unidos. Popular is the leading banking En Puerto Rico es la institución institution, by both assets and bancaria líder, tanto en activos como deposits, and ranks among the en depósitos, y se encuentra entre largest 50 banks in the United States los 50 bancos más grandes de los by assets. Estados Unidos por total de activos.
CORPORATE INFORMATION INFORMACIÓN CORPORATIVA
Independent Registered Public Firma registrada de Contabilidad Accounting Firm: Pública Independiente: PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
The company’s Form 10-K, proxy El Formulario 10-K, el proxy y statement and any other financial otra información financiera están information is available on disponibles en popular.com/en/ popular.com/ investor-relations/annual-reports/ accionistas/informe-anual/
ANNUAL MEETING REUNIÓN ANUAL
The 2019 Annual Stockholders’ La Reunión Anual de Accionistas Meeting of Popular, Inc. will be held 2019 de Popular, Inc., se llevará a on Tuesday, May 7, at 9:00 a.m. at cabo el martes 7 de mayo, a las the penthouse of the Popular Center 9:00 a.m. en el piso PH de Popular Building, San Juan, Puerto Rico. Center, San Juan, Puerto Rico.

POPULAR, INC.
YEAR IN REVIEW
Dear Shareholders:
The year 2018 marked our 125th anniversary. It was a strong year for Popular, during which we accomplished important milestones and achieved solid financial results.
In the beginning of the year, we were addressing remaining hurricane-related issues and faced much uncertainty regarding the recovery of the Puerto Rican economy. Despite these challenges, we remained focused on serving our customers, executing our business strategies and seizing opportunities that arose.
• We completed the acquisition of approximately $2 billion in auto and auto-related commercial loans from Reliable, Wells Fargo’s auto finance business in Puerto Rico. We are happy to have brought on board a seasoned and talented team and we are excited about the We remained focused on prospects of our auto business, currently one of the best performing serving our customers, sectors in the Puerto Rican economy. The transaction, which closed executing our business on August 1, contributed approximately $30 million to net income. strategies and seizing
• We successfully negotiated the early termination of our shared- opportunities that arose. loss agreements with the FDIC, which gives us greater flexibility to manage these assets and simplifies our financial reporting. The termination, combined with a related tax benefit, contributed $159 million to net income.
• We executed several capital actions, including a $125 million common stock repurchase. In addition, early in 2019, we announced a series of planned actions for the year, which include an increase in the quarterly common stock dividend from $0.25 to $0.30 per share and a common stock repurchase program of up to $250 million. These actions evidence the strength of our capital position, which allows us to return capital to our shareholders at the same time we invest in our franchise to ensure its continued success.
Net income in 2018 reached $618 million, compared with $108 million in 2017. Our 2018 results include the $159 million benefit related to the early termination of the FDIC shared-loss agreements and a $28 million expense related to the impact of the Puerto Rico tax reform on our deferred tax asset (DTA). Net income in 2017 included a $168 million expense resulting from the impact of the U.S. tax reform on our DTA.
After excluding the effect of these items, adjusted net income for 2018 was $487 million, compared to $276 million in the previous year. While adjusted results for 2017 were adversely affected by the hurricanes, in 2018 we benefitted from the contribution of the Reliable acquisition, deposit growth and higher interest rates.
2018 ANNUAL REPORT | 1

Credit quality results for the year were positive. In Puerto Rico, most metrics ended the year better than or close to pre-hurricane levels. In the United States, excluding the taxi medallion portfolio that now has a carrying value of less than $50 million, credit quality was solid throughout the year.
Popular’s shares closed 2018 at $47.22, 33% higher than 2017. This performance compares positively against our U.S. peers and the KBW Nasdaq Regional Banking Index (“KRX”), which declined by 18% and 19%, respectively. In fact, Popular was the best performing bank in the KRX, outperforming the Index throughout 2018 due to the Island’s steady economic recovery after the 2017 hurricanes, strong earnings and stable credit quality metrics.
We continued to support our communities through Fundación Banco Popular and Popular Foundation, donating $2.3 million to 96 non-profit organizations in Puerto Rico and the United States. We also continued the deployment of funds raised for Embracing Puerto Rico, a program launched immediately after Hurricane Maria to assist those areas most affected by the disaster. While initial efforts centered on providing immediate relief, the fund is now focused on longer-term projects in the areas of education, sustainable infrastructure, access to primary health services, and the promotion of socially innovative ideas.
Early in 2018, I encouraged our employees to preserve the spirit and the attitudes that allowed us to overcome the previous year’s challenges and become a better organization as a result of them. Once again, they rose to the occasion. Their energy and dedication made possible the accomplishments that I have shared with you. In recognition of our results and achievements, our Board of Directors approved the maximum possible award under our Profit Sharing Plan.
We want to extend our most sincere gratitude to our Directors for their support. Late last year, David E. Goel retired from the Board to devote more time to other professional endeavors. We are very grateful for David’s thoughtful contributions during his six years of service. We welcomed two new Directors, Myrna Soto and Robert Carrady, whose skills and expertise are an excellent complement to our existing Board. Myrna Soto has many years of experience in cyber security, a field that becomes more critical every day. Myrna is currently a partner at ForgePoint Capital, a venture capital firm concentrating exclusively on cyber security related companies, and was previously the Senior Vice President and Global Chief Information Security Officer of Comcast Corporation. Robert Carrady is the President of Caribbean Cinemas, a family-owned business and the largest movie theater chain in the Caribbean. We are fortunate to count on his entrepreneurial perspective, as well as his thorough understanding of the Caribbean region, one of the markets where Popular operates. It is a privilege to have a first-rate Board of Directors which is an important source of leadership, guidance and support.
We begin 2019 on a solid footing and excited about our prospects for the year. The strength of our franchise in Puerto Rico has provided meaningful earnings power, even in the most difficult of times, and puts us in a strong position to take advantage of the opportunities stemming from the economic recovery on the Island. Our growth initiatives in the United States have good traction, and we expect to see further progress.
We are determined to make the most of this positive momentum to continue delivering solid results and creating value for our shareholders.
IGNACIO ALVAREZ President and Chief Executive Officer Popular, Inc.
2    | POPULAR, INC.

During 2018 we also made progress in each of the strategic pillars we established last year.
Sustainable and In Puerto Rico, we completed the Reliable acquisition, increased consumer profitable growth loan originations, particularly in the auto business, grew deposits by 14% and maintained a strong margin. We also increased our customer base by 50,000, not including approximately 30,000 new unique customers brought in with the Reliable transaction. In the United States, we grew commercial loans by 7%, driven by healthy growth in niche businesses in which we have developed a competitive advantage, and increased our margin.
Simplicity We advanced projects to streamline our organization, leveraging technology and process optimization to reduce costs, improve quality and agility, enable a superior customer and employee experience, and provide a platform for future growth. For example, we implemented a project to improve the mortgage origination process and advanced the deployment of robotic process automation (RPA) technology to handle tasks that are costly, repetitive, and do not contribute to the customer or employee experience.
Customer focus We enhanced our processes to measure our customers’ experience and implemented targeted initiatives to improve it. We continued to make progress in the migration of transactions to digital channels. In 2018, 47% of our deposit transactions in Puerto Rico and 45% in the United States were processed through smart ATMs and mobile devices, a figure that has been increasing consistently. We also advanced the transformation of our retail network in the United States, a multidimensional effort we embarked on several years ago in order to create a superior customer experience, streamline and reengineer branch processes and use our real estate in a more efficient manner. Approximately half of our U.S. branches have been transformed to the new model.
Fit for the Future Convinced that the success of our business strategies requires a solid foundation, we continued to bolster our talent management and risk management frameworks. We increased our minimum base salary in all our markets, enhanced our wellness initiatives and strengthened our leadership development programs. In addition, we executed a voluntary retirement program to facilitate our colleagues’ transition to retirement and to provide talent development opportunities and facilitate mobility within the organization. With respect to risk management, we continued to invest in our compliance area and created the Corporate Security Group. This group, led by Betina Castellví as the Chief Security Officer, consolidates all corporate efforts related to cyber security and enterprise fraud. Betina’s career at Popular, which spans over 20 years, includes leadership roles in several areas, such as financial, operational and market risk and, most recently, the position of General Auditor.
This strategic framework keeps us focused on our priorities and ensures we balance present and future needs.
2018 ANNUAL REPORT | 3

25-YEAR
HISTORICAL FINANCIAL SUMMARY
(Dollars in millions, except per share data) 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004
Selected Financial Information
Net Income (Loss) $124.7 $146.4 $185.2 $209.6 $232.3 $257.6 $276.1 $304.5 $351.9 $470.9 $489.9 Assets 12,778.4 15,675.5 16,764.1 19,300.5 23,160.4 25,460.5 28,057.1 30,744.7 33,660.4 36,434.7 44,401.6 Gross Loans 7,781.3 8,677.5 9,779.0 11,376.6 13,078.8 14,907.8 16,057.1 18,168.6 19,582.1 22,602.2 28,742.3 Deposits 9,012.4 9,876.7 10,763.3 11,749.6 13,672.2 14,173.7 14,804.9 16,370.0 17,614.7 18,097.8 20,593.2 Stockholders’ Equity 1,002.4 1,141.7 1,262.5 1,503.1 1,709.1 1,661.0 1,993.6 2,272.8 2,410.9 2,754.4 3,104.6 Market Capitalization $923.7 $1,276.8 $2,230.5 $3,350.3 $4,611.7 $3,790.2 $3,578.1 $3,965.4 $4,476.4 $5,960.2 $7,685.6 Return on Average Assets (ROAA) 1.02% 1.04% 1.14% 1.14% 1.14% 1.08% 1.04% 1.09% 1.11% 1.36% 1.23%
Return on Average Common Equity
13.80% 14.22% 16.17% 15.83% 15.41% 15.45% 15.00% 14.84% 16.29% 19.30% 17.60%
(ROACE)
Per Common Share1
Net Income (Loss)—Basic $4.59 $5.24 $6.69 $7.51 $8.26 $9.19 $9.85 $10.87 $13.05 $17.36 $17.95 Net Income (Loss)—Diluted 4.59 5.24 6.69 7.51 8.26 9.19 9.85 10.87 13.05 17.36 17.92 Dividends (Declared) 1.25 1.54 1.83 2.00 2.50 3.00 3.20 3.80 4.00 5.05 6.20 Book Value 34.35 39.52 43.98 51.83 59.32 57.54 69.62 79.67 91.02 96.60 109.45 Market Price 35.16 48.44 84.38 123.75 170.00 139.69 131.56 145.40 169.00 224.25 288.30
Assets by Geographical Area
Puerto Rico 76% 75% 74% 74% 71% 71% 72% 68% 66% 62% 55% United States 20% 21% 22% 23% 25% 25% 26% 30% 32% 36% 43%
Caribbean and Latin America 4% 4% 4% 3% 4% 4% 2% 2% 2% 2% 2%
Total 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%
Traditional Delivery System
Banking Branches
Puerto Rico 166 166 178 201 198 199 199 196 195 193 192
Virgin Islands 8 8 8 8 8 8 8 8 8 8 8
United States2 34 40 44 63 89 91 95 96 96 97 128 Subtotal 208 214 230 272 295 298 302 300 299 298 328
Non-Banking Offices
Popular Financial Holdings 73 91 102 117 128 137 136 149 153 181 183
Popular Cash Express 51 102 132 154 195 129 114
Popular Finance 28 31 39 44 48 47 61 55 36 43 43
Popular Auto (including Reliable) 10 9 8 10 10 12 12 20 18 18 18 Popular Leasing, U.S.A. 7 8 10 11 13 13 11 15
Popular Mortgage 3 3 3 11 13 21 25 29 32 30
Popular Securities 1 2 2 2 3 4 7 8 9 Popular One Popular Insurance and
2 2 2 2 2
Popular Risk Services
Popular Insurance Agency, U.S.A. 1 1 1 1 Popular Insurance V.I. 1 1 1 E-LOAN
EVERTEC 4 4 4 5 5 5
Subtotal 111 134 153 183 258 327 382 427 460 431 421
Total 319 348 383 455 553 625 684 727 759 729 749
Electronic Delivery System
ATMs Owned
Puerto Rico 262 281 327 391 421 442 478 524 539 557 568 Virgin Islands 8 8 9 17 59 68 37 39 53 57 59 United States 26 38 53 71 94 99 109 118 131 129 163 Total 296 327 389 479 574 609 624 681 723 743 790
Employees (full-time equivalent) 7,606 7,815 7,996 8,854 10,549 11,501 10,651 11,334 11,037 11,474 12,139
4    | POPULAR, INC.

2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018
$540.7 $357.7 $(64.5) $(1,243.9) $(573.9) $137.4 $151.3 $245.3 $599.3 $(313.5) $895.3 $216.7 $107.7 $618.2 48,623.7 47,404.0 44,411.4 38,882.8 34,736.3 38,815.0 37,348.4 36,506.9 35,748.8 33,086.8 35,761.7 38,661.6 44,277.3 47,604.6 31,710.2 32,736.9 29,911.0 26,268.9 23,803.9 26,458.9 25,314.4 25,093.6 24,706.7 22,053.2 23,129.2 23,435.4 24,942.5 26,559.3 22,638.0 24,438.3 28,334.4 27,550.2 25,924.9 26,762.2 27,942.1 27,000.6 26,711.1 24,807.5 27,209.7 30,496.2 35,453.5 39,710.0 3,449.2 3,620.3 3,581.9 3,268.4 2,538.8 3,800.5 3,918.8 4,110.0 4,626.2 4,267.4 5,105.3 5,198.0 5,103.9 5,435.1 $5,836.5 $5,003.4 $2,968.3 $1,455.1 $1,445.4 $3,21 1.4 $1,426.0 $2,144.9 $2,970.6 $3,523.4 $2,936.6 $4,548.1 $3,622.4 $4,719.3 1.17% 0.74% -0.14% -3.04% -1.57% 0.36% 0.40% 0.68% 1.65% -0.89% 2.54% 0.58% 0.26% 1.33%
17.12% 9.73% -2.08% -44.47% -32.95% 4.37% 4.01% 6.37% 14.43% -7.04% 19.16% 4.07% 1.96% 11.39%
$19.78 $12.41 $(2.73) $(45.51) $2.39 $(0.62) $1.44 $2.36 $5.80 $(3.08) $8.66 $2.06 $1.02 $6.07
19.74 12.41 (2.73) (45.51) 2.39 (0.62) 1.44 2.35 5.78 (3.08) 8.65 2.06 1.02 6.06
6.40 6.40 6.40 4.80 0.20 ————— 0.30 0.60 1.00 1.00 118.22 123.18 121.24 63.29 38.91 36.67 37.71 39.35 44.26 40.76 48.79 49.60 49.51 53.88 211.50 179.50 106.00 51.60 22.60 31.40 13.90 20.79 28.73 34.05 28.34 43.82 35.49 47.22
53% 52% 59% 64% 65% 74% 74% 73% 72% 80% 75% 75% 76% 77% 45% 45% 38% 33% 32% 23% 23% 24% 25% 17% 22% 23% 22% 21%
2% 3% 3% 3% 3% 3% 3% 3% 3% 3% 3% 2% 2% 2%
100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%
194 191 196 179 173 185 183 175 171 168 173 171 168 163
8 8 8 8 8 8 9 9 9 9 9 9 9 9 136 142 147 139 101 96 94 92 90 47 50 51 51 51 338 341 351 326 282 289 286 276 270 224 232 231 228 223
212 158 134 2 4
49 52 51 9
17 15 12 12 10 10 10 10 9 9 9 9 9 12
14 11 24 22
33 32 32 32 33 36 37 37 38 25 24 17 14 14
12 12 13 7 6 6 4 4 3 3 3 2 2 2
4 5 6 6 6 5 5 5
2 2 2 1 1 1 1 1 1 1 2 2 2 2
1 1 1 1 1 1 1 1 1 1 1 1 1 1
1 1 1 1 1 1 1 1 1 1 1 1 1
1 1 1 1
5 7 9 9 9
351 292 280 97 61 55 58 59 59 46 46 37 34 36
689 633 631 423 343 344 344 335 329 270 278 268 262 259
583 605 615 605 571 624 613 597 599 602 622 635 633 619
61 65 69 74 77 17 20 20 22 21 21 20 22 22 181 192 187 176 136 138 135 134 132 83 87 101 110 115 825 862 871 855 784 779 768 751 753 706 730 756 765 756
13,210 12,508 12,303 10,587 9,407 8,277 8,329 8,072 8,059 7,752 7,810 7,828 7,784 8,474
1 Per common share data adjusted for stock splits and reverse stock split executed in May 2012.    2 Excludes a Banco Popular de Puerto Rico branch operating in New York.
2018 ANNUAL REPORT | 5

POPULAR, INC. MANAGEMENT & BOARD OF DIRECTORS

RICHARD L. CARRIÓN
Executive Chairman
Popular, Inc.

Senior Management Team

IGNACIO ALVAREZ
President &
Chief Executive Officer
Popular, Inc.

CAMILLE BURCKHART
Executive Vice President,
Chief Information & Digital Strategy Officer
Innovation, Technology &
Operations Group,
Popular, Inc.

BEATRIZ CASTELLVÍ ARMAS
Executive Vice President &
Chief Security Officer
Corporate Security Group
Popular, Inc.

LUIS CESTERO
Executive Vice President
Retail Banking Group
Banco Popular de Puerto Rico

MANUEL A. CHINEA
Executive Vice President
Popular, Inc.
Chief Operating Officer
Popular Bank

JAVIER D. FERRER
Executive Vice President,
Chief Legal Officer & Corporate Secretary
General Counsel & Corporate Matters Group
Popular, Inc.

JUAN O. GUERRERO
Executive Vice President
Financial & Insurance
Services Group
Banco Popular de Puerto Rico

GILBERTO MONZÓN
Executive Vice President
Individual Credit Group
Banco Popular de Puerto Rico

EDUARDO J. NEGRÓN
Executive Vice President
Administration Group
Popular, Inc.

ELI S. SEPÚLVEDA
Executive Vice President
Commercial Credit Group
Banco Popular de Puerto Rico

LIDIO V. SORIANO
Executive Vice President &
Chief Risk Officer
Corporate Risk Management Group
Popular, Inc.

CARLOS J. VÁZQUEZ
Executive Vice President &
Chief Financial Officer
Popular, Inc.

Board of Directors

RICHARD L. CARRIÓN
Executive Chairman
Popular, Inc.

IGNACIO ALVAREZ
President and
Chief Executive Officer
Popular, Inc.

JOAQUÍN E. BACARDÍ, III
Chairman
Edmundo B. Fernández, Inc.

ALEJANDRO M. BALLESTER
President
Ballester Hermanos, Inc.

ROBERT CARRADY
President
Caribbean Cinemas

JOHN W. DIERCKSEN
Principal
Greycrest, LLC

MARÍA LUISA FERRÉ
President & Chief Executive Officer
FRG, Inc.

C. KIM GOODWIN
Private Investor

MYRNA M. SOTO
Partner at
ForgePoint Capital

WILLIAM J. TEUBER JR.
Senior Operating Principal
Bridge Growth Partners

CARLOS A. UNANUE
President
Goya de Puerto Rico

6 | POPULAR, INC.

POPULAR, INC.
MANAGEMENT & BOARD OF DIRECTORS
RICHARD L. CARRIÓN
Senior Management Team Executive Chairman
Popular, Inc..
IGNACIO CAMILLE BEATRIZ LUIS MANUEL A. JAVIER D. ALVAREZ BURCKHART CASTELLVÍ ARMAS CESTERO CHINEA FERRER
President & Executive Vice President, Executive Vice President & Executive Vice President Executive Vice President Executive Vice President,
Chief Executive Officer Chief Information & Digital Strategy Officer Chief Security Officer Retail Banking Group Popular, Inc. Chief Legal Officer & Corporate Secretary Popular, Inc. Innovation, Technology & Corporate Security Group Banco Popular de Puerto Rico Chief Operating Officer General Counsel & Corporate Matters Group Operations Group, Popular, Inc. Popular Bank Popular, Inc.
Popular, Inc.
JUAN O. GILBERTO EDUARDO J. ELI S. LIDIO V. CARLOS J. GUERRERO MONZÓN NEGRÓN SEPÚLVEDA SORIANO VÁZQUEZ
Executive Vice President Executive Vice President Executive Vice President Executive Vice President Executive Vice President & Executive Vice President & Financial & Insurance Individual Credit Group Administration Group Commercial Credit Group Chief Risk Officer Chief Financial Officer Services Group Banco Popular de Puerto Rico Popular, Inc. Banco Popular de Puerto Rico Corporate Risk Management Group Popular, Inc.
Banco Popular de Puerto Rico Popular, Inc.
Board of Directors
RICHARD L. IGNACIO JOAQUÍN E. ALEJANDRO M. ROBERT JOHN W. CARRIÓN ALVAREZ BACARDÍ, III BALLESTER CARRADY DIERCKSEN
Executive Chairman President and Chairman President President Principal Popular, Inc. Chief Executive Officer Edmundo B. Fernández, Inc. Ballester Hermanos, Inc. Caribbean Cinemas Greycrest, LLC
Popular, Inc.
MARÍA LUISA C. KIM MYRNA M. WILLIAM J. CARLOS A. FERRÉ GOODWIN SOTO TEUBER JR. UNANUE
President & Chief Executive Officer Private Investor Partner at Senior Operating Principal President
FRG, Inc. ForgePoint Capital Bridge Growth Partners Goya de Puerto Rico
6    | POPULAR, INC.

POPULAR, INC.
RESUMEN DEL AÑO
Estimados accionistas:
En el 2018 celebramos nuestro 125 aniversario. Fue un excelente año para Popular, durante el cual alcanzamos logros importantes y resultados financieros sólidos.
A principios de año, nos encontrábamos abordando los problemas que quedaban relacionados con los huracanes y enfrentábamos mucha incertidumbre con respecto a la recuperación de la economía de Puerto Rico. A pesar de estos desafíos, nos mantuvimos enfocados en servir a nuestros clientes, ejecutar nuestras estrategias comerciales y aprovechar las oportunidades que se presentaron.
• Completamos la adquisición de aproximadamente $2,000 millones en préstamos de automóviles y préstamos comerciales de Reliable, el negocio de financiamiento de automóviles de Wells Fargo en Puerto
Rico. Nos complace haber incorporado a un equipo experimentado Nos mantuvimos y talentoso, y estamos entusiasmados con las perspectivas de enfocados en servir nuestro negocio de financiamiento de autos, que actualmente es uno de los sectores con mejor desempeño en la economía de a nuestros clientes, Puerto Rico. La transacción, que se cerró el 1 de agosto, contribuyó ejecutar nuestras aproximadamente $30 millones al ingreso neto. estrategias comerciales
• Negociamos, exitosamente, la terminación anticipada de los y aprovechar las acuerdos de participación en pérdidas con la FDIC, lo que nos brinda oportunidades que                una mayor flexibilidad para administrar estos activos y simplifica nuestros informes financieros. La terminación, combinada con un se presentaron. beneficio contributivo relacionado, contribuyó $159 millones al ingreso neto.
• Ejecutamos varias acciones de capital, incluyendo la recompra de $125 millones en acciones comunes. Además, a principios de 2019, anunciamos una serie de acciones planificadas para el ańo, que incluyen un aumento en el dividendo trimestral de $0.25 a $0.30 por acción común y un programa de recompra de acciones comunes de hasta $250 millones. Estas acciones evidencian la fortaleza de nuestra posición de capital, que nos permite devolver capital a nuestros accionistas a la vez que invertimos en nuestro negocio para garantizar su éxito futuro.
El ingreso neto para el 2018 alcanzó $618 millones, comparado con $108 millones en el 2017. Nuestros resultados en el 2018 incluyen el beneficio de $159 millones relacionado con la terminación anticipada de los acuerdos de participación en pérdidas con la FDIC, y un gasto de $28 millones relacionado al impacto de la reforma contributiva en Puerto Rico en nuestro activo de contribuciones diferidas. El ingreso neto en 2017 incluyó un gasto de $168 millones como resultado del impacto de la reforma fiscal de los Estados Unidos en nuestro activo de contribuciones diferidas.
2018 INFORME ANUAL | 7

Excluyendo estas partidas, el ingreso neto ajustado en el 2018 fue $487 millones, comparado con $276 millones en el ańo anterior. Mientras que los resultados ajustados del 2017 se impactaron negativamente por los huracanes, en el 2018 nos beneficiamos de la contribución de la adquisición de Reliable, el crecimiento en nuestros depósitos y aumentos en las tasas de interés.
Los resultados de calidad crediticia del año fueron positivos. En Puerto Rico, la mayoría de los indicadores terminaron el año mejor que o cerca de los niveles previos a los huracanes. En los Estados Unidos, excluyendo la cartera de licencias taxis que ahora tiene un valor en libros de menos de $50 millones, la calidad crediticia se mantuvo sólida durante todo el año.
Las acciones de Popular cerraron el 2018 en $47.22, 33% más alto que en el 2017. Este desempeńo compara positivamente con nuestros bancos pares en los Estados Unidos y con el Índice Regional de Bancos de KBW (“KRX”), que disminuyeron 18% y 19%, respectivamente. De hecho, Popular fue el banco con mejor desempeńo en el KRX, superando al Índice a lo largo del 2018 debido a la recuperación económica sostenida de la Isla después de los huracanes del 2017, ganancias sólidas y calidad crediticia estable.
Continuamos apoyando a nuestras comunidades a través de la Fundación Banco Popular y la Popular Foundation, donando $2.3 millones a 96 organizaciones sin fines de lucro en Puerto Rico y los Estados Unidos. También continuamos con la distribución de los fondos recaudados para Abrazando a Puerto Rico, un programa que iniciamos inmediatamente después del huracán María para ayudar a las áreas más afectadas por el fenómeno atmosférico. Mientras que los esfuerzos iniciales se centraron en brindar ayuda inmediata, el fondo ahora está enfocado en proyectos a más largo plazo en las áreas de educación, infraestructura sostenible, acceso a servicios de salud y la promoción de ideas socialmente innovadoras.
A principios del 2018, exhorté a nuestros empleados a preservar el espíritu y las actitudes que nos permitieron superar los desafíos del año anterior y, como resultado, convertirnos en una mejor organización. Una vez más, estuvieron a la altura de las circunstancias. Su energía y dedicación hicieron posible los logros que he compartido con ustedes. Como reconocimiento de nuestros resultados y logros, nuestra Junta de Directores aprobó el mayor incentivo posible bajo nuestro Plan de Participación en Ganancias.
Queremos expresar nuestro más sincero agradecimiento a nuestros Directores por su apoyo. A finales del año pasado, David E. Goel se retiró de la Junta para dedicar más tiempo a otros esfuerzos profesionales. Estamos muy agradecidos por sus contribuciones durante sus seis años de servicio. Dimos la bienvenida a dos nuevos Directores, Myrna Soto y Robert Carrady, cuyas destrezas y experiencia son un excelente complemento a nuestra Junta existente. Myrna Soto tiene muchos años de experiencia en seguridad cibernética, un campo que se vuelve más crítico cada día. Myrna es actualmente socia de ForgePoint Capital, una firma de capital de riesgo que se concentra exclusivamente en compañías relacionadas con la seguridad cibernética, y anteriormente fue Vicepresidente Senior y Directora Global de Seguridad de Información de Comcast Corporation. Robert Carrady es el Presidente de Caribbean Cinemas, una empresa familiar y la mayor cadena de cines en el Caribe, con operaciones en Puerto Rico, República Dominicana y varias otras islas del Caribe, así como en Guyana, Panamá y Bolivia. Somos afortunados de contar con su perspectiva empresarial, así como con su conocimiento de la región del Caribe, uno de los mercados donde opera Popular. Es un privilegio tener una Junta de Directores de primer nivel, que es una fuente importante de liderazgo, orientación y apoyo.
Comenzamos el 2019 en una base sólida y entusiasmados con nuestras perspectivas para el año. La fortaleza de nuestra franquicia en Puerto Rico se ha traducido en ganancias significativas, incluso en los momentos más difíciles, y nos coloca en una excelente posición para aprovechar las oportunidades relacionadas a la recuperación económica en la Isla. Nuestras iniciativas de crecimiento en los Estados Unidos tienen buena tracción y confiamos que seguirán progresando.
Estamos decididos a aprovechar al máximo este impulso positivo para continuar alcanzando resultados sólidos, y creando valor para nuestros accionistas.
IGNACIO ÁLVAREZ Presidente y Principal Oficial Ejecutivo Popular, Inc.
8    | POPULAR, INC.

Durante el 2018 también progresamos en cada uno de los pilares estratégicos que establecimos el año pasado.
Crecimiento sostenible En Puerto Rico, completamos la adquisición de Reliable, aumentamos y rentable las originaciones de préstamos de consumo, particularmente en el negocio de financiamiento de autos, crecimos los depósitos por un 14% y mantuvimos un margen fuerte. Además, aumentamos nuestra base de clientes por 50,000, sin incluir aproximadamente 30,000 clientes nuevos que se unieron a Popular con la adquisición de Reliable. En los Estados Unidos, aumentamos los préstamos comerciales por un 7%, impulsados por un crecimiento saludable en nichos específicos en los que hemos desarrollado una ventaja competitiva, y ampliamos nuestro margen.
Adelantamos proyectos para simplificar nuestra organización, Sencillez aprovechando la tecnología y el rediseño de procesos para reducir costos, mejorar la calidad y agilidad, permitir una experiencia superior a clientes y empleados, y proporcionar una plataforma para el crecimiento futuro. Por ejemplo, implementamos un proyecto para mejorar el proceso de originación de hipotecas y avanzamos en el despliegue de la tecnología de automatización robótica de procesos para manejar tareas que son costosas, repetitivas y no contribuyen a la experiencia del cliente o empleado.
Mejoramos nuestros procesos para medir la experiencia de nuestros Enfoque en el cliente clientes e implementamos iniciativas específicas para mejorarla.
Continuamos progresando en la migración de transacciones a canales digitales. En el 2018, el 47% de nuestras transacciones de depósito en Puerto Rico y el 45% en los Estados Unidos se procesaron a través de cajeros automáticos inteligentes y dispositivos móviles, una cifra que ha aumentado consistentemente. También, avanzamos en la transformación de nuestra red de sucursales en los Estados Unidos, un esfuerzo multidimensional que emprendimos hace varios años, para mejorar la experiencia de nuestros clientes, rediseñar los procesos de las sucursales y utilizar nuestros bienes raíces de una manera más eficiente. Aproximadamente la mitad de nuestras sucursales en los Estados Unidos se han transformado al nuevo modelo.
Convencidos de que el éxito de nuestras estrategias de negocio requiere una base sólida, continuamos fortaleciendo las estructuras de gestión Preparados para el futuro de talento y de manejo de riesgos. Aumentamos el salario base en todos nuestros mercados, reforzamos las iniciativas de bienestar y fortalecimos los programas de desarrollo de liderazgo. Además, llevamos a cabo un programa de retiro voluntario para facilitar la transición de nuestros colegas al retiro y brindar oportunidades de desarrollo de talento y movilidad dentro de la organización. Con respecto al manejo de riesgos, continuamos invirtiendo en el área de cumplimiento y creamos el Grupo de Seguridad Corporativa. Este grupo, liderado por Betina Castellví como la Principal Oficial de Seguridad, consolida todos los esfuerzos corporativos relacionados con la seguridad cibernética y el fraude. La carrera de Betina en Popular, que abarca más de 20 años, incluye roles de liderazgo en varias áreas, tales como riesgo financiero, operacional y de mercado y, más recientemente, la posición de Auditora General.
Este marco estratégico nos mantiene enfocados en nuestras prioridades y asegura que equilibramos las necesidades presentes y futuras.
2018 INFORME ANUAL | 9

25 AÑOS
RESUMEN FINANCIERO HISTÓRICO
(Dólares en millones, excepto información 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004
por acción)
Información Financiera Seleccionada
Ingreso neto (Pérdida Neta) $124.7 $146.4 $185.2 $209.6 $232.3 $257.6 $276.1 $304.5 $351.9 $470.9 $489.9 Activos 12,778.4 15,675.5 16,764.1 19,300.5 23,160.4 25,460.5 28,057.1 30,744.7 33,660.4 36,434.7 44,401.6 Préstamos Brutos 7,781.3 8,677.5 9,779.0 11,376.6 13,078.8 14,907.8 16,057.1 18,168.6 19,582.1 22,602.2 28,742.3 Depósitos 9,012.4 9,876.7 10,763.3 11,749.6 13,672.2 14,173.7 14,804.9 16,370.0 17,614.7 18,097.8 20,593.2 Capital de Accionistas 1,002.4 1,141.7 1,262.5 1,503.1 1,709.1 1,661.0 1,993.6 2,272.8 2,410.9 2,754.4 3,104.6 Valor agregado en el mercado $923.7 $1,276.8 $2,230.5 $3,350.3 $4,611.7 $3,790.2 $3,578.1 $3,965.4 $4,476.4 $5,960.2 $7,685.6
Rendimiento de Activos Promedio
1.02% 1.04% 1.14% 1.14% 1.14% 1.08% 1.04% 1.09% 1.11% 1.36% 1.23%
(ROAA)
Rendimiento de Capital Común
13.80% 14.22% 16.17% 15.83% 15.41% 15.45% 15.00% 14.84% 16.29% 19.30% 17.60%
Promedio (ROACE)
Por Acción Común1
Ingreso neto (Pérdida Neta)—Básico $4.59 $5.24 $6.69 $7.51 $8.26 $9.19 $9.85 $10.87 $13.05 $17.36 $17.95 Ingreso neto (Pérdida Neta)—Diluido 4.59 5.24 6.69 7.51 8.26 9.19 9.85 10.87 13.05 17.36 17.92 Dividendos (Declarados) 1.25 1.54 1.83 2.00 2.50 3.00 3.20 3.80 4.00 5.05 6.20 Valor en los Libros 34.35 39.52 43.98 51.83 59.32 57.54 69.62 79.67 91.02 96.60 109.45 Precio en el Mercado 35.16 48.44 84.38 123.75 170.00 139.69 131.56 145.40 169.00 224.25 288.30
Activos por Área Geográfica
Puerto Rico 76% 75% 74% 74% 71% 71% 72% 68% 66% 62% 55% Estados Unidos 20% 21% 22% 23% 25% 25% 26% 30% 32% 36% 43%
Caribe y Latinoamérica 4% 4% 4% 3% 4% 4% 2% 2% 2% 2% 2%
Total 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%
Sistema de Distribución Tradicional
Sucursales Bancarias
Puerto Rico 166 166 178 201 198 199 199 196 195 193 192
Islas Vírgenes 8 8 8 8 8 8 8 8 8 8 8
Estados Unidos2 34 40 44 63 89 91 95 96 96 97 128 Subtotal 208 214 230 272 295 298 302 300 299 298 328
Oficinas No Bancarias
Popular Financial Holdings 73 91 102 117 128 137 136 149 153 181 183
Popular Cash Express 51 102 132 154 195 129 114
Popular Finance 28 31 39 44 48 47 61 55 36 43 43
Popular Auto (incluyendo Reliable) 10 9 8 10 10 12 12 20 18 18 18 Popular Leasing, U.S.A. 7 8 10 11 13 13 11 15
Popular Mortgage 3 3 3 11 13 21 25 29 32 30
Popular Securities 1 2 2 2 3 4 7 8 9 Popular One Popular Insurance y
2 2 2 2 2
Popular Risk Services
Popular Insurance Agency, U.S.A. 1 1 1 1 Popular Insurance V.I. 1 1 1 E-LOAN
EVERTEC 4 4 4 5 5 5
Subtotal 111 134 153 183 258 327 382 427 460 431 421
Total 319 348 383 455 553 625 684 727 759 729 749
Sistema Electrónico de Distribución
Cajeros Automáticos Propios y Administrados
Puerto Rico 262 281 327 391 421 442 478 524 539 557 568 Islas Vírgenes 8 8 9 17 59 68 37 39 53 57 59 Estados Unidos 26 38 53 71 94 99 109 118 131 129 163 Total 296 327 389 479 574 609 624 681 723 743 790
Empleados
7,606 7,815 7,996 8,854 10,549 11,501 10,651 11,334 11,037 11,474 12,139
(equivalente a tiempo completo)
10    | POPULAR, INC.

2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018
$540.7 $357.7 $(64.5) $(1,243.9) $(573.9) $137.4 $151.3 $245.3 $599.3 $(313.5) $895.3 $216.7 $107.7 $618.2 48,623.7 47,404.0 44,411.4 38,882.8 34,736.3 38,815.0 37,348.4 36,506.9 35,748.8 33,086.8 35,761.7 38,661.6 44,277.3 47,604.6 31,710.2 32,736.9 29,911.0 26,268.9 23,803.9 26,458.9 25,314.4 25,093.6 24,706.7 22,053.2 23,129.2 23,435.4 24,942.5 26,559.3 22,638.0 24,438.3 28,334.4 27,550.2 25,924.9 26,762.2 27,942.1 27,000.6 26,711.1 24,807.5 27,209.7 30,496.2 35,453.5 39,710.0 3,449.2 3,620.3 3,581.9 3,268.4 2,538.8 3,800.5 3,918.8 4,110.0 4,626.2 4,267.4 5,105.3 5,198.0 5,103.9 5,435.1 $5,836.5 $5,003.4 $2,968.3 $1,455.1 $1,445.4 $3,21 1.4 $1,426.0 $2,144.9 $2,970.6 $3,523.4 $2,936.6 $4,548.1 $3,622.4 $4,719.3 1.17% 0.74% -0.14% -3.04% -1.57% 0.36% 0.40% 0.68% 1.65% -0.89% 2.54% 0.58% 0.26% 1.33%
17.12% 9.73% -2.08% -44.47% -32.95% 4.37% 4.01% 6.37% 14.43% -7.04% 19.16% 4.07% 1.96% 11.39%
$19.78 $12.41 $(2.73) $(45.51) $2.39 $(0.62) $1.44 $2.36 $5.80 $(3.08) $8.66 $2.06 $1.02 $6.07
19.74 12.41 (2.73) (45.51) 2.39 (0.62) 1.44 2.35 5.78 (3.08) 8.65 2.06 1.02 6.06
6.40 6.40 6.40 4.80 0.20 ————— 0.30 0.60 1.00 1.00 118.22 123.18 121.24 63.29 38.91 36.67 37.71 39.35 44.26 40.76 48.79 49.60 49.51 53.88 211.50 179.50 106.00 51.60 22.60 31.40 13.90 20.79 28.73 34.05 28.34 43.82 35.49 47.22
53% 52% 59% 64% 65% 74% 74% 73% 72% 80% 75% 75% 76% 77% 45% 45% 38% 33% 32% 23% 23% 24% 25% 17% 22% 23% 22% 21%
2% 3% 3% 3% 3% 3% 3% 3% 3% 3% 3% 2% 2% 2%
100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%
194 191 196 179 173 185 183 175 171 168 173 171 168 163
8 8 8 8 8 8 9 9 9 9 9 9 9 9 136 142 147 139 101 96 94 92 90 47 50 51 51 51 338 341 351 326 282 289 286 276 270 224 232 231 228 223
212 158 134 2 4
49 52 51 9
17 15 12 12 10 10 10 10 9 9 9 9 9 12
14 11 24 22
33 32 32 32 33 36 37 37 38 25 24 17 14 14
12 12 13 7 6 6 4 4 3 3 3 2 2 2
4 5 6 6 6 5 5 5
2 2 2 1 1 1 1 1 1 1 2 2 2 2
1 1 1 1 1 1 1 1 1 1 1 1 1 1
1 1 1 1 1 1 1 1 1 1 1 1 1
1 1 1 1
5 7 9 9 9
351 292 280 97 61 55 58 59 59 46 46 37 34 36
689 633 631 423 343 344 344 335 329 270 278 268 262 259
583 605 615 605 571 624 613 597 599 602 622 635 633 619
61 65 69 74 77 17 20 20 22 21 21 20 22 22 181 192 187 176 136 138 135 134 132 83 87 101 110 115 825 862 871 855 784 779 768 751 753 706 730 756 765 756
13,210 12,508 12,303 10,587 9,407 8,277 8,329 8,072 8,059 7,752 7,810 7,828 7,784 8,474
1Los datos de las acciones comunes han sido ajustados por las divisiones en acciones y la división de acciones a la inversa realizada en mayo 2012. 2Excluye una sucursal de Banco Popular de Puerto Rico en Nueva York.
2018 INFORME ANUAL | 11

POPULAR, INC.
GERENCIA Y JUNTA DE DIRECTORES

Gerencia

IGNACIO ÁLVAREZ
Presidente y Principal Oficial Ejecutivo
Popular, Inc.

CAMILLE BURCKHART
Vicepresidenta Ejecutiva, Principal Oficial de Informática y Estrategia Digital
Grupo de Innovación, Tecnología y Operaciones
Popular, Inc.

BEATRIZ CASTELLVÍ ARMAS
Vicepresidenta Ejecutiva y Principal Oficial de Seguridad
Grupo de Seguridad Corporativa
Popular, Inc.

LUIS CESTERO
Vicepresidente Ejecutivo
Grupo de Banca Individual
Banco Popular de Puerto Rico

MANUEL A. CHINEA
Vicepresidente Ejecutivo
Popular, Inc.
Principal Oficial de Operaciones
Popular Bank

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
Grupo Corporativo de Manejo de Riesgo
Popular, Inc.

CARLOS J. VÁZQUEZ
Vicepresidente Ejecutivo y Principal Oficial Financiero
Popular, Inc.

Junta de Directores

IGNACIO ÁLVAREZ
Presidente y Principal Oficial Ejecutivo
Popular, Inc.

JOAQUÍN E. BACARDÍ, III
Presidente
Edmundo B. Fernández, Inc.

ALEJANDRO M. BALLESTER
Presidente
Ballester Hermanos, Inc.

ROBERT CARRADY
Presidente
Caribbean Cinemas

JOHN W. DIERCKSEN
Principal
Greycrest, LLC

MARÍA LUISA FERRÉ
Presidenta y Principal Oficial Ejecutiva
FRG, Inc.

C. KIM GOODWIN
Inversionista Privada

MYRNA M. SOTO
Socio
ForgePoint Capital

WILLIAM J. TEUBER JR.
Principal Oficial de Operaciones
Bridge Growth Partners

CARLOS A. UNANUE
Presidente
Goya de Puerto Rico

12 | POPULAR, INC.

POPULAR, INC.
GERENCIA Y
JUNTA DE DIRECTORES
RICHARD L. CARRIÓN
Gerencia Presidente Ejecutivo de la Junta de Directores Popular, Inc.
IGNACIO CAMILLE BEATRIZ LUIS MANUEL A. JAVIER D. ÁLVAREZ BURCKHART CASTELLVÍ ARMAS CESTERO CHINEA FERRER
Presidente y Vicepresidenta Ejecutiva, Principal Vicepresidenta Ejecutiva y Vicepresidente Ejecutivo Vicepresidente Ejecutivo Vicepresidente Ejecutivo, Principal Oficial Principal Oficial Ejecutivo Oficial de Informática y Estrategia Digital Principal Oficial de Seguridad Grupo de Banca Individual Popular, Inc. Legal y Secretario Corporativo Popular, Inc. Grupo de Innovación, Grupo de Seguridad Corporativa Banco Popular de Puerto Rico Principal Oficial de Operaciones Grupo de Consejería General y Tecnología y Operaciones Popular, Inc. Popular Bank Asuntos Corporativos Popular, Inc. Popular, Inc.
JUAN O. GILBERTO EDUARDO J. ELI S. LIDIO V. CARLOS J. GUERRERO MONZÓN NEGRÓN SEPÚLVEDA SORIANO VÁZQUEZ
Vicepresidente Ejecutivo Vicepresidente Ejecutivo Vicepresidente Ejecutivo Vicepresidente Ejecutivo Vicepresidente Ejecutivo y Vicepresidente Ejecutivo y Grupo de Servicios Financieros y Grupo de Crédito a Individuo Grupo de Administración Grupo de Crédito Comercial Principal Oficial de Riesgo Principal Oficial Financiero Seguros Banco Popular de Puerto Rico Popular, Inc. Banco Popular de Puerto Rico Grupo Corporativo de Popular, Inc.
Banco Popular de Puerto Rico Manejo de Riesgo Popular, Inc.
Junta de Directores
RICHARD L. IGNACIO JOAQUÍN E. ALEJANDRO M. ROBERT JOHN W. CARRIÓN ÁLVAREZ BACARDÍ, III BALLESTER CARRADY DIERCKSEN
Presidente Ejecutivo de la Presidente y Presidente Presidente Presidente Principal Junta de Directores Principal Oficial Ejecutivo Edmundo B. Fernández, Inc. Ballester Hermanos, Inc. Caribbean Cinemas Greycrest, LLC Popular, Inc. Popular, Inc.
MARÍA LUISA C. KIM MYRNA M. WILLIAM J. CARLOS A. FERRÉ GOODWIN SOTO TEUBER JR. UNANUE
Presidenta y Inversionista Privada Socio Principal Oficial de Operaciones Presidente
Principal Oficial Ejecutiva ForgePoint Capital Bridge Growth Partners Goya de Puerto Rico FRG, Inc.
12    | POPULAR, INC.

2018

ANNUAL REPORT INFORME ANUAL

POPULAR®

P.O. Box 362708 | San Juan, Puerto Rico 00936-2708

2018
ANNUAL REPORT
INFORME ANUAL

Financial Review and

Supplementary Information

Management’s Discussion and

Analysis of Financial Condition

and Results of Operations

Forward-Looking Statements	3
Overview	4
Critical Accounting Policies / Estimates	10
Statement of Operations Analysis	16
Net Interest Income	16
Provision for Loan Losses	21
Non-Interest Income	21
Operating Expenses	22
Income Taxes	24
Fourth Quarter Results	25
Reportable Segment Results	25
Statement of Financial Condition Analysis	29
Assets	29
Liabilities	31
Stockholders’ Equity	32
Regulatory Capital	32
Off-Balance Sheet Arrangements and Other Commitments	34
Contractual Obligations and Commercial Commitments	35
Risk Management	36
Market / Interest Rate Risk	36
Liquidity	42
Credit Risk	46
Enterprise Risk and Operational Risk Management	61
Adoption of New Accounting Standards and Issued But Not Yet Effective Accounting Standards	62
Adjusted net income – Non-GAAP Financial Measure	63
Statistical Summaries
Statements of Financial Condition	65
Statements of Operations	66
Average Balance Sheet and Summary of Net Interest Income	67
Quarterly Financial Data	69

The following Management’s Discussion and Analysis (“MD&A”) provides information which management believes is necessary for understanding the financial performance of Popular, Inc. and its subsidiaries (the “Corporation” or “Popular”). All accompanying tables, consolidated financial statements, and corresponding notes included in this “Financial Review and Supplementary Information—2018 Annual Report” (“the report”) should be considered an integral part of this MD&A.

FORWARD-LOOKING STATEMENTS

The information included in this report contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including, without limitation, statements about Popular Inc.’s (the “Corporation,” “Popular,” “we,” “us,” “our”) business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include without limitation the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal and regulatory proceedings and new accounting standards on the Corporation’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions are generally intended to identify forward-looking statements.

Various factors, some of which are beyond Popular’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the rate of growth or decline in the economy and employment levels, as well as general business and economic conditions in the geographic areas we serve and, in particular, in Puerto Rico, where a significant portion of our business is concentrated; the impact of the current fiscal and economic challenges of Puerto Rico and the measures taken and to be taken by the Puerto Rico Government and the Federally-appointed oversight board on the economy, our customers and our business; the impact of the pending debt restructuring proceedings under Title III of the Puerto Rico Oversight, Management and Economic Stability Act and of other actions taken or to be taken to address Puerto Rico’s fiscal challenges on the value of our portfolio of Puerto Rico government securities and loans to governmental entities and of our commercial, mortgage and consumer loan portfolios where private borrowers could be directly affected by governmental action; the impact of Hurricanes Irma and Maria, and the measures taken to recover from these hurricanes (including the availability of relief funds and insurance proceeds), on the economy of Puerto Rico, the U.S. Virgin Islands and the British Virgin Islands, and on our customers and our business; changes in interest rates and market liquidity, which may reduce interest margins, impact funding sources and affect our ability to originate and distribute financial products in the primary and secondary markets; the fiscal and monetary policies of the federal government and its agencies; changes in federal bank regulatory and supervisory policies, including required levels of capital and the impact of proposed capital standards on our capital ratios; additional Federal Deposit Insurance Corporation assessments; regulatory approvals that may be necessary to undertake certain actions or consummate strategic transactions such as acquisitions and dispositions; hurricanes and other weather-related events, as well as man-made disasters, which could cause a disruption in our operations or other adverse consequences for our business; the ability to successfully integrate the auto finance business acquired from Wells Fargo & Company, as well as unexpected costs, including, without limitation, costs due to exposure to any unrecorded liabilities or issues not identified during the due diligence investigation of the business or that are not subject to indemnification or reimbursement, and risks that the business may suffer as a result of the transaction, including due to adverse effects on relationships with customers, employees and service providers; the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; the performance of the stock and bond markets; competition in the financial services industry; possible legislative, tax or regulatory changes; and a failure in or breach of our operational or security systems or infrastructure or those of EVERTEC, Inc., our provider of core financial transaction processing and information technology services, or of other third parties providing services to us, including as a result of cyberattacks, e-fraud, denial-of-services and computer intrusion, that might result in loss or breach of customer data, disruption of services, reputational damage or additional costs to Popular. Other possible events or factors that could cause results or performance to differ materially from those expressed in these forward-looking statements include the following: negative economic conditions that adversely affect housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of non-performing assets, charge-offs and provision expense; changes in market rates and prices which may adversely impact the value of financial assets and liabilities; liabilities resulting from litigation and regulatory investigations; changes in accounting standards, rules and interpretations; our ability to grow our core businesses; decisions to downsize, sell or close units or otherwise change our business mix; and management’s ability to identify and manage these and other risks. Moreover, the outcome of legal and regulatory proceedings, as discussed in “Part I, Item 3. Legal Proceedings” of the Corporation’s Form 10-K for the year ended December 31, 2018, is inherently uncertain and depends on judicial interpretations of law and the findings of regulators, judges and/or juries.

All forward-looking statements included in this report are based upon information available to the Corporation as of the date of this report, and other than as required by law, including the requirements of applicable securities laws, we assume no obligation to update or revise any such forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

The description of the Corporation’s business and risk factors contained in Item 1 and 1A of its Form 10-K for the year ended December 31, 2018 discusses additional information about the business of the Corporation and the material risk factors that, in addition to the other information in this report, readers should consider.

OVERVIEW

The Corporation is a diversified, publicly-owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the United States (“U.S.”) mainland, and the U.S. and British Virgin Islands. In Puerto Rico, the Corporation provides retail, mortgage, and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as investment banking, broker-dealer, auto and equipment leasing and financing, and insurance services through specialized subsidiaries. In the U.S. mainland, the Corporation provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank (“PB”), which has branches located in New York, New Jersey and Florida. Note 39 to the Consolidated Financial Statements presents information about the Corporation’s business segments.

The Corporation has several investments which it accounts for under the equity method. These include the 16.10% interest in EVERTEC, a 15.84% interest in Centro Financiero BHD Leon, S.A. (“BHD Leon”), a 24.9% interest in PR Asset Portfolio 2013-1 International, LLC and a 24.9% interest in PRLP 2011 Holdings LLP, among other investments in limited partnerships which mainly hold investment securities. EVERTEC provides transaction processing services throughout the Caribbean and Latin America, including servicing many of the Corporation’s systems infrastructure and transaction processing businesses. BHD León is a diversified financial services institution operating in the Dominican Republic. PR Asset Portfolio 2013-1 International, LLC is a joint venture to which the Corporation sold construction and commercial loans and commercial and residential real estate owned assets, most of which were non-performing during the year 2013. PRLP 2011 Holdings LLP is a joint venture to which the Corporation sold construction and commercial loans, most of which were non-performing during the year 2011. For the year ended December 31, 2018, the Corporation recorded approximately $38.0 million in earnings from these investments on an aggregate basis. The carrying amounts of these investments as of December 31, 2018 were $228.1 million. Refer to Note 16 to the consolidated financial statements for additional information of the Corporation’s investments under the equity method.

SIGNIFICANT EVENTS DURING THE YEAR 2018

Name Change and rebranding of Popular’s U.S. Operations

On April 9, 2018, the Corporation’s New York-chartered banking subsidiary changed its legal name from Banco Popular North America to Popular Bank. Formerly operating as “Popular Community Bank”, Popular Bank will use the brand “Popular” to market its businesses. As a result of the rebranding initiative, the Corporation now operates under a single brand, “Popular”, throughout all its regions – the United States mainland, Puerto Rico and the U.S. and British Virgin Islands – for the first time in the Corporation’s history.

Early Termination of FDIC Shared-Loss Agreements

On May 22, 2018, BPPR entered into a Termination Agreement (the “Termination Agreement”) with the Federal Deposit Insurance Corporation (the “FDIC”) to terminate all Shared-Loss Agreements entered into in connection with the acquisition of certain assets and assumption of certain liabilities of Westernbank Puerto Rico through an FDIC-assisted transaction in 2010 (the “FDIC Transaction”).

The Corporation recorded a pre-tax gain of $94.6 million in connection to the Termination Agreement. The Corporation also recorded a net tax benefit, considering the related Tax Closing Agreement entered into with the Puerto Rico Department of Treasury (the “Tax Closing Agreement”) of $63.9 million. The combined effect of the Termination Agreement and the Tax Closing Agreement was a contribution of $158.5 million to net income for the year ended December 31, 2018.

The Reliable Acquisition

On August 1, 2018, Popular Auto, LLC (“Popular Auto”), Banco Popular de Puerto Rico’s auto finance subsidiary, completed the acquisition of approximately $1.6 billion in retail auto loans and $341 million in primarily auto-related commercial loans from Wells Fargo & Company’s (“Wells Fargo”) auto finance business in Puerto Rico (“Reliable”). The Corporation recorded goodwill of $ 43.8 million in connection with this transaction.

Redemption of Senior Notes

On October 15, 2018, the Corporation redeemed $450 million aggregate principal amount of its outstanding 7.00% Senior Notes due 2019 (the “2019 Notes”), funded with available cash and the proceeds from the issuance of $300 million aggregate principal amount of 6.125% Senior Notes due 2023. The Corporation recognized $12.5 million in expenses associated with the accelerated amortization of debt issuance costs and the redemption price of the 2019 Notes.

Redemption of Trust Preferred Securities

On September 7, 2018, Popular North America, Inc. (“PNA”) completed the redemption of all outstanding 8.327% Capital Securities, Series A (liquidation amount $1,000 per security and $52,865,000 in the aggregate) issued by BanPonce Trust I, a Delaware statutory trust established by PNA. The redemption price of each security was equal to 100% of the liquidation amount of the securities plus accumulated and unpaid distributions up to and excluding the redemption date.

Common Stock Repurchase Plan

The Corporation completed a $125 million accelerated share repurchase transaction (“ASR”) with respect to its common stock. In connection therewith, the Corporation received 2,438,180 shares of common stock, based on a price of $51.27. The Corporation accounted for this as a treasury stock transaction.

Profit Sharing Plan

In 2016, the Corporation established a broad-based Profit Sharing Plan (the “Plan”) where employees receive incentive compensation if the Corporation’s earnings results exceed targets set by the Board of Directors. As a result of the Corporation’s earnings for the year ended December 31, 2018, eligible employees received incentive payments of up to $5,600 per employee, half of which was paid in cash and the other half as a contribution to their 401(K) Savings and Investment Plan. The Corporation recorded $25.5 million in personnel costs for the year ended December 31, 2018 as a result of the Profit Sharing Plan.

Voluntary Retirement Program

The Corporation has offered to eligible Puerto Rico, U.S. Virgin Islands and British Virgin Island employees the opportunity to participate in a Voluntary Retirement Program (the “VRP”). The VRP offered such employees monetary and other incentives in exchange for electing to retire, effective February 1, 2019. To qualify for the VRP, eligible employees must have attained 58 years of age and at least 10 years of service. A total of 314 eligible employees elected to participate in the VRP. Accordingly, the Corporation recognized $19.5 million in personnel costs related to compensation arrangements for VRP participants. The Corporation expects annual personnel costs savings of approximately $11 million as a result of the VRP.

Puerto Rico Tax Reform

The Corporation recognized a $27.7 million non-cash income tax expense as a result of a reduction in the net deferred tax asset (“DTA”) related to its Puerto Rico operations from the reduction in the Corporate tax rate from 39% to 37.5%. This adjustment resulted in a reduction to Common Equity Tier 1 Capital and Total Regulatory Capital of approximately 3 basis points.

Planned Capital Actions for 2019

On January 23, 2019, the Corporation announced the following actions as part of its capital plan for 2019: (i) an increase in its quarterly common stock dividend from $0.25 per share to $0.30 per share, and (ii) up to $250 million in common stock repurchases. On February 15, 2019, the Corporation’s Board of Directors approved a quarterly cash dividend of $0.30 per share on its outstanding common stock, payable on April 1, 2019 to shareholders of record at the close of business on March 8, 2019.

On February 28, 2019, the Corporation entered into an accelerated share repurchase transaction of $250 million with respect to its common stock, which was accounted for as a treasury stock transaction. Accordingly, as a result of the receipt of the initial shares, the Corporation recognized in shareholders’ equity approximately $200 million in treasury stock and $50 million as a reduction of capital surplus. The Corporation expects to further adjust its treasury stock and capital surplus accounts to reflect the delivery or receipt of cash or shares upon the termination of the ASR agreement, which will depend on the average price of the Corporation’s shares during the term of the ASR.

Refer to Table 1 for selected financial data for the past five years.

Table 1—Selected Financial Data

	Years ended December 31,
(Dollars in thousands, except per common share data)	2018	2017	2016	2015	2014
CONDENSED STATEMENTS OF OPERATIONS
Interest income	$2,021,848	$1,725,944	$1,634,573	$1,603,014	$1,633,543
Interest expense	286,971	223,980	212,518	194,031	688,471

Net interest income	1,734,877	1,501,964	1,422,055	1,408,983	945,072

Provision (reversal) for loan losses:
Non-covered loans	226,342	319,682	171,126	217,458	223,999
Covered loans	1,730	5,742	(1,110)	24,020	46,135
Non-interest income	652,494	419,167	297,936	519,541	386,515
Operating expenses	1,421,562	1,257,196	1,255,635	1,288,221	1,193,684
Income tax expense (benefit)	119,579	230,830	78,784	(495,172)	58,279

Income (loss) from continuing operations	618,158	107,681	215,556	893,997	(190,510)
Income (loss) from discontinued operations, net of tax	—	—	1,135	1,347	(122,980)

Net income (loss)	$618,158	$107,681	$216,691	$895,344	$(313,490)

Net income (loss) applicable to common stock	$614,435	$103,958	$212,968	$891,621	$(317,213)

PER COMMON SHARE DATA
Net income (loss):
Basic:
From continuing operations	$6.07	$1.02	$2.05	$8.65	$(1.88)
From discontinued operations	—	—	0.01	0.01	(1.20)

Total	$6.07	$1.02	$2.06	$8.66	$(3.08)

Diluted:
From continuing operations	$6.06	$1.02	$2.05	$8.64	$(1.88)
From discontinued operations	—	—	0.01	0.01	(1.20)

Total	$6.06	$1.02	$2.06	$8.65	$(3.08)

Dividends declared	$1.00	$1.00	$0.60	$0.30	$—
Common equity per share	53.88	49.51	49.60	48.79	40.76
Market value per common share	47.22	35.49	43.82	28.34	34.05
Outstanding shares:
Average—basic	101,142,258	101,966,429	103,275,264	102,967,186	102,848,792
Average—assuming dilution	101,308,643	102,045,336	103,377,283	103,124,309	102,848,792
End of period	99,942,845	102,068,981	103,790,932	103,618,976	103,476,847
AVERAGE BALANCES
Net loans[1]	$25,062,730	$23,511,293	$23,062,242	$23,045,308	$22,366,750
Earning assets	43,275,366	37,668,573	33,713,158	31,451,081	29,897,273
Total assets	46,639,858	41,404,139	37,613,742	35,186,305	35,181,857
Deposits	38,487,422	33,182,522	29,066,010	26,778,582	24,647,355
Borrowings	1,879,229	2,000,840	2,339,399	2,757,334	3,514,203
Total stockholders’ equity	5,444,152	5,345,244	5,278,477	4,704,862	4,555,752
PERIOD END BALANCE
Net loans[1]	$26,559,311	$24,942,463	$23,435,446	$23,129,230	$22,053,217
Allowance for loan losses	569,348	623,426	540,651	537,111	601,792
Earning assets	44,325,489	40,680,553	34,861,193	31,717,124	29,594,365
Total assets	47,604,577	44,277,337	38,661,609	35,761,733	33,086,771
Deposits	39,710,039	35,453,508	30,496,224	27,209,723	24,807,535
Borrowings	1,537,673	2,023,485	2,055,477	2,425,853	2,994,761
Total stockholders’ equity	5,435,057	5,103,905	5,197,957	5,105,324	4,267,382
SELECTED RATIOS
Net interest margin (taxable equivalent basis)[2]	4.34%	4.28%	4.48%	4.74%	3.45%
Return on average total assets	1.33	0.26	0.58	2.54	(0.89)
Return on average common stockholders’ equity	11.39	1.96	4.07	19.16	(7.04)
Tier I Capital to risk-adjusted assets	16.90	16.30	16.48	16.21	18.13
Total Capital to risk-adjusted assets	19.54	19.22	19.48	18.78	19.41

[1]	Includes loans held-for-sale and covered loans.
[2]

Net interest margin for the year ended December 31, 2014 includes the impact of the cost associated with the refinancing of structured repos at BPNA and the accelerated amortization of the discount related to the TARP funds amounting to $39.2 million and $414.1 million, respectively.

Adjusted results of operations – Non-GAAP financial measure

Adjusted net income

The Corporation prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (“U.S. GAAP” or the “reported basis”). In addition to analyzing the Corporation’s results on a reported basis, management monitors Adjusted net income of the Corporation and excludes the impact of certain transactions on the results of its operations. Management believes that Adjusted net income provides meaningful information to investors about the underlying performance of the Corporation’s ongoing operations. Adjusted net income is a non-GAAP financial measure. Refer to tables 37 to 39 for a reconciliation of net income to Adjusted net income for the years ended December 31, 2018, 2017 and 2016.

Net interest income on a taxable equivalent basis

Net interest income, on a taxable equivalent basis, is presented with its different components on Tables 3 and 4 for the years ended December 31, 2018 as compared with the same periods in 2017 and 2016, segregated by major categories of interest earning assets and interest bearing liabilities.

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

Financial highlights for the year ended December 31, 2018

In 2018 we benefited from deposit growth and higher interest rates, as well as the contribution of the Reliable acquisition, while in 2017 we had the negative effects of the Hurricanes Irma and Maria. The Corporation’s net income for the year ended December 31, 2018 amounted to $618.2 million, compared to a net income of $107.7 million and $216.7 million, for 2017 and 2016, respectively. The results for the year ended December 31, 2018 include a pre-tax gain of $94.6 million resulting from the Termination Agreement with the FDIC previously disclosed; a net income tax benefit of $63.9 million resulting from the impact of the Termination Agreement and the related Tax Closing Agreement; and $27.7 million non-cash income tax expense as a result of a reduction in the Corporation’s net deferred tax asset related to the Puerto Rico operations due to the reduction in tax rates as a result of an amendment to the Puerto Rico Internal Revenue Code.

Net income for the year ended December 31, 2017 amounted to $107.7 million. The Corporation’s results for the year 2017, include the impact of an income tax expense of $168.4 million related to the impact of the Federal Tax Cuts and Job Act on the Corporation’s U.S. deferred tax asset during the fourth quarter of 2017 and the expenses related to Hurricanes Irma and Maria of approximately $88 million, on a pre-tax basis, during the third and fourth quarters of 2017.

Net income for the year ended December 31, 2016 amounted to $216.7 million. The Corporation’s results include the impact of two unfavorable arbitration review board decisions in disputes with the FDIC, which resulted in a pre-tax charge of $171.8 million related to unreimbursed losses considered in the arbitrations, the related adjustment to the true-up obligation owed to the FDIC and recoveries previously incorporated in the net damages claimed in the arbitration.

Excluding the impact of the above mentioned transactions, detailed in Tables 37 through 39, the Adjusted net income for the year ended December 31, 2018 was $487.3 million, compared to $276.0 million for 2017 and $358.1 million for 2016. Refer to Tables 37 through 39 for the reconciliation to the Adjusted net income.

The discussion that follows provides highlights of the Corporation’s results of operations for the year ended December 31, 2018 compared to the results of operations of 2017. It also provides some highlights with respect to the Corporation’s financial condition, credit quality, capital and liquidity. Table 2 presents a five-year summary of the components of net income (loss) as a percentage of average total assets.

Table 2—Components of Net Income (Loss) as a Percentage of Average Total Assets

	2018	2017	2016	2015	2014
Net interest income	3.72%	3.63%	3.78%	4.00%	2.69%
Provision for loan losses	(0.49)	(0.79)	(0.45)	(0.69)	(0.77)
Mortgage banking activities	0.11	0.06	0.15	0.23	0.09
Other-than-temporary impairment losses on debt securities	—	(0.02)	—	(0.04)	—
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	—	—	0.02	—	0.12
Adjustments (expense) to indemnity reserves	(0.03)	(0.05)	(0.05)	(0.05)	(0.12)
Net (loss) profit trading account on debt securities	—	—	—	(0.01)	0.01
FDIC loss share income (expense)	0.20	(0.02)	(0.55)	0.06	(0.29)
Other non-interest income	1.12	1.05	1.22	1.29	1.29

Total net interest income and non-interest income, net of provision for loan losses	4.63	3.86	4.12	4.79	3.02
Operating expenses	(3.05)	(3.04)	(3.34)	(3.66)	(3.39)

Income (loss) from continuing operations before income tax	1.58	0.82	0.78	1.13	(0.37)
Income tax expense (benefit)	0.26	0.56	0.20	(1.41)	0.17

Income (loss) from continuing operations	1.32	0.26	0.58	2.54	(0.54)
Loss from discontinued operations, net of tax	—	—	—	—	(0.35)

Net income (loss)	1.32%	0.26%	0.58%	2.54%	(0.89)%

Net interest income for the year ended December 31, 2018 was $1.7 billion, an increase of $232.9 million when compared to 2017. The increase in net interest income was mainly driven by the acquisition of $1.9 billion of loans from the Reliable Transaction, the increase in the bond and money market portfolio, and the related positive impact due to the change in interest rates in those assets, partially offset by an increase in total interest-bearing liabilities and its funding costs. Refer to the Net Interest Income section of this MD&A for additional information.

The Corporation’s total provision for loan losses totaled $228.1 million for the year ended December 31, 2018, compared with $325.4 million for 2017. The decrease was mainly due to last year’s incremental provision of $67.7 million due to Hurricanes Irma and Maria. Non-performing assets totaled $748 million at December 31, 2018, reflecting a slight increase of $5 million when compared to December 31, 2017. Refer to the Provision for Loan Losses and Credit Risk sections of this MD&A for information on the allowance for loan losses, non-performing assets, troubled debt restructurings, net charge-offs and credit quality metrics.

Non-interest income for the year ended December 31, 2018 amounted to $652.5 million, an increase of $233.3 million, when compared with 2017. The increase was mainly due to a favorable variance on the FDIC loss share income (expense) of $104.8 million as a result of the Termination Agreement with the FDIC during the year, higher income from mortgage banking activities by $27.3 million and higher other operating income by $47.1 million mainly resulting from insurance recoveries related to Hurricane Maria. Refer to the Non-Interest Income section of this MD&A for additional information on the major variances of the different categories of non-interest income.

Total operating expenses amounted to $1.4 billion for the year 2018, compared with $1.3 billion at December 31, 2017. Operating expenses for 2018 were impacted by higher personnel cost by $86.2 million mainly related to the VRP, profit sharing expenses and other incentive compensation, higher professional fees, including those related to the Termination Agreement with the FDIC, an expense of $12.5 million related to the redemption of the 2019 Senior Notes and the write-down of $19.6 million of capitalized software costs for a project discontinued by the Corporation. Refer to the Operating Expenses section of this MD&A for additional information.

Income tax expense amounted to $119.6 million for the year ended December 31, 2018 compared with an income tax expense of $230.8 million for the previous year. For the year 2018, the Corporation recognized a net income tax benefit of $63.9 million related to the impact of the Termination Agreement, discussed above, and an income tax expense of $27.7 million due to a reduction in the Puerto Rico corporate tax rate from 39% to 37.5%. During 2017, the Corporation recognized an income tax expense of $168.4 million resulting from the impact of the Federal Tax Cuts and Jobs Act in the Corporation’s income tax expense. Refer to the Income Taxes section in this MD&A and Note 37 to the consolidated financial statements for additional information on income taxes.

At December 31, 2018, the Corporation’s total assets were $47.6 billion, compared with $44.3 billion at December 31, 2017, an increase of $3.3 billion, mainly driven by an increase in the Corporation’s debt securities available-for-sale portfolio by $3.1 billion and the acquisition of the Reliable loan portfolio, partially offset by a reduction in cash and money market investments. Refer to the Statement of Condition Analysis section of this MD&A for additional information.

Deposits amounted to $39.7 billion at December 31, 2018, compared with $35.5 billion at December 31, 2017. Table 8 presents a breakdown of deposits by major categories. The increase in deposits was mainly due to higher Puerto Rico public sector and private demand deposits at BPPR. The Corporation’s borrowings totaled $1.5 billion at December 31, 2018, compared to $2.0 billion at December 31, 2017. Refer to Note 19 to the Consolidated Financial Statements for detailed information on the Corporation’s borrowings.

Refer to Table 7 in the Statement of Financial Condition Analysis section of this MD&A for the percentage allocation of the composition of the Corporation’s financing to total assets.

Stockholders’ equity totaled $5.4 billion at December 31, 2018, compared with $5.1 billion at December 31, 2017. The increase was mainly due to net income of $618.2 million for the year ended December 31, 2018 and a cumulative effect of accounting change of $1.9 million, partially offset by the recognition of $125 million in treasury stock as part of the accelerated share repurchase transaction, higher unrealized losses on debt securities available-for-sale by $71.6 million, declared dividends of $101.3 million on common stock ($0.25 per share) and $3.7 million in dividends on preferred stock. The Corporation and its banking subsidiaries continue to be well-capitalized at December 31, 2018. The Common Equity Tier 1 Capital ratio at December 31, 2018 was 16.90%, compared to 16.30% at December 31, 2017.

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

Fair Value Measurement of Financial Instruments

The Corporation currently measures at fair value on a recurring basis its trading debt securities, debt securities available-for-sale, certain equity securities, derivatives and mortgage servicing rights. Occasionally, the Corporation may be required to record at fair value other assets on a nonrecurring basis, such as loans held-for-sale, impaired loans held-in-portfolio that are collateral dependent and certain other assets. These nonrecurring fair value adjustments typically result from the application of lower of cost or fair value accounting or write-downs of individual assets.

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

Broker quotes used for fair value measurements inherently reflect any lack of liquidity in the market since they represent an exit price from the perspective of the market participants. Financial assets that were fair valued using broker quotes amounted to $ 7 million at December 31, 2018, of which $ 1 million were Level 3 assets and $ 6 million were Level 2 assets. Level 3 assets consisted principally of tax-exempt GNMA mortgage-backed securities. Fair value for these securities was based on an internally-prepared matrix derived from local broker quotes. The main input used in the matrix pricing was non-binding local broker quotes obtained from limited trade activity. Therefore, these securities were classified as Level 3.

Trading Debt Securities and Debt Securities Available-for-Sale

The majority of the values for trading debt securities and debt securities available-for-sale are obtained from third-party pricing services and are validated with alternate pricing sources when available. Securities not priced by a secondary pricing source are documented and validated internally according to their significance to the Corporation’s financial statements. Management has established materiality thresholds according to the investment class to monitor and investigate material deviations in prices obtained from the primary pricing service provider and the secondary pricing source used as support for the valuation results. During the year ended December 31, 2018, the Corporation did not adjust any prices obtained from pricing service providers or broker dealers.

Inputs are evaluated to ascertain that they consider current market conditions, including the relative liquidity of the market. When a market quote for a specific security is not available, the pricing service provider generally uses observable data to derive an exit price for the instrument, such as benchmark yield curves and trade data for similar products. To the extent trading data is not available, the pricing service provider relies on specific information including dialogue with brokers, buy side clients, credit ratings, spreads to established benchmarks and transactions on similar securities, to draw correlations based on the characteristics of the evaluated instrument. If for any reason the pricing service provider cannot observe data required to feed its model, it discontinues pricing the instrument. During the year ended December 31, 2018, none of the Corporation’s debt securities were subject to pricing discontinuance by the pricing service providers. The pricing methodology and approach of our primary pricing service providers is concluded to be consistent with the fair value measurement guidance.

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

Refer to Note 29 to the Consolidated Financial Statements for a description of the Corporation’s valuation methodologies used for the assets and liabilities measured at fair value.

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

For a detailed description of the principal factors used to determine the general reserves of the allowance for loan losses and for the principal enhancements Management made to its methodology, refer to Note 9.

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

Loans Acquired with Deteriorated Credit Quality Accounted for Under ASC 310-30

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

Generally, acquired loans that meet the definition for nonaccrual status fall within the Corporation’s definition of impaired loans under ASC Subtopic 310-30. Also, for acquisitions that include a significant amount of impaired loans, an election can be made for non-impaired loans included in such transactions to apply the accretable yield method (expected cash flow model of ASC Subtopic 310-30), by analogy, to those loans. Those loans are disclosed as a loan that was acquired with credit deterioration and impairment.

Under ASC Subtopic 310-30, impaired loans are aggregated into pools based on loans that have common risk characteristics. Each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. Characteristics considered in pooling loans include loan type, interest rate type, accruing status, amortization type, rate index and source type. Once the pools are defined, the Corporation maintains the integrity of the pool of multiple loans accounted for as a single asset.

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

For the evaluation of the realization of the deferred tax asset by taxing jurisdiction, refer to Note 37.

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

After consideration of the effect on U.S. federal tax of unrecognized U.S. state tax benefits, the total amount of unrecognized tax benefits, including U.S. and Puerto Rico that, if recognized, would affect the Corporation’s effective tax rate, was approximately $9.0 million at December 31, 2018 and 2017. Refer to Note 37 to the consolidated financial statements for further information on this subject matter. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $4.7 million.

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

Under applicable accounting standards, goodwill impairment analysis is a two-step test. The first step of the goodwill impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired; however, if the carrying amount of the reporting unit exceeds its fair value, the second step must be performed. The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated possible impairment. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, which is the excess of the fair value of the reporting unit, as determined in the first step, over the aggregate fair values of the individual assets, liabilities and identifiable intangibles (including any unrecognized intangible assets, such as unrecognized core deposits and trademark) as if the reporting unit was being acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The Corporation estimates the fair values of the assets and liabilities of a reporting unit, consistent with the requirements of the fair value measurements accounting standard, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of the assets and liabilities reflects market conditions, thus volatility in prices could have a material impact on the determination of the implied fair value of the reporting unit goodwill at the impairment test date. The adjustments to measure the assets, liabilities and intangibles at fair value are for the purpose of measuring the implied fair value of goodwill and such adjustments are not reflected in the Consolidated Statement of Condition. If the implied fair value of goodwill exceeds the goodwill assigned to the reporting unit, there is no impairment. If the goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss recognized cannot exceed the amount of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted under applicable accounting standards. BPPR and PB passed Step 1 in the annual test as of July 31, 2018. For a detailed description of the annual goodwill impairment evaluation performed by the Corporation during the third quarter of 2018, refer to Note 17.

At December 31, 2018, goodwill amounted to $671 million. Note 17 to the Consolidated Financial Statements provides the assignment of goodwill by reportable segment.

Pension and Postretirement Benefit Obligations

The Corporation provides pension and restoration benefit plans for certain employees of various subsidiaries. The Corporation also provides certain health care benefits for retired employees of BPPR. The non-contributory defined pension and benefit restoration plans (“the Pension Plans”) are frozen with regards to all future benefit accruals.

The estimated benefit costs and obligations of the Pension Plans and Postretirement Health Care Benefit Plan (“OPEB Plan”) are impacted by the use of subjective assumptions, which can materially affect recorded amounts, including expected returns on plan assets, discount rates, termination rates, retirement rates and health care trend rates. Management applies judgment in the determination of these factors, which normally undergo evaluation against current industry practice and the actual experience of the Corporation. The Corporation uses an independent actuarial firm for assistance in the determination of the Pension Plans and OPEB Plan costs and obligations. Detailed information on the Plans and related valuation assumptions are included in Note 31 to the Consolidated Financial Statements.

The Corporation periodically reviews its assumption for the long-term expected return on Pension Plans assets. The Pension Plans’ assets fair value at December 31, 2018 was $685.8 million. The expected return on plan assets is determined by considering various factors, including a total fund return estimate based on a weighted-average of estimated returns for each asset class in each plan. Asset class returns are estimated using current and projected economic and market factors such as real rates of return, inflation, credit spreads, equity risk premiums and excess return expectations.

As part of the review, the Corporation’s independent consulting actuaries performed an analysis of expected returns based on each plan’s expected asset allocation for the year 2019 using the Willis Towers Watson US Expected Return Estimator. This analysis is reviewed by the Corporation and used as a tool to develop expected rates of return, together with other data. This forecast reflects the actuarial firm’s view of expected long-term rates of return for each significant asset class or economic indicator; for example, 8.5% for large cap stocks, 8.8% for small cap stocks, 9.0% for international stocks, 4.2% for aggregate fixed-income securities and 4.5% for long government/credit at January 1, 2019. A range of expected investment returns is developed, and this range relies both on forecasts and on broad-market historical benchmarks for expected returns, correlations, and volatilities for each asset class.

As a consequence of recent reviews, the Corporation decreased its expected return on plan assets for year 2019 to 5.3% and 6.0% for the Pension Plans. Expected rates of return of 5.5% and 6.0% had been used for 2018 and 6.50% had been used for 2017 for the Pension Plans. Since the expected return assumption is on a long-term basis, it is not materially impacted by the yearly fluctuations (either positive or negative) in the actual return on assets. The expected return can be materially impacted by a change in the plan’s asset allocation.

Net Periodic Benefit Cost (“pension expense”) for the Pension Plans amounted to $5.5 million in 2018. The total pension expense included a benefit of $40.2 million for the expected return on assets.

Pension expense is sensitive to changes in the expected return on assets. For example, decreasing the expected rate of return for 2019 from 5.3 % to 5.05% would increase the projected 2019 pension expense for the Banco Popular de Puerto Rico Retirement Plan, the Corporation’s largest plan, by approximately $1.6 million.

If the projected benefit obligation exceeds the fair value of plan assets, the Corporation shall recognize a liability equal to the unfunded projected benefit obligation and vice versa, if the fair value of plan assets exceeds the projected benefit obligation, the Corporation recognizes an asset equal to the overfunded projected benefit obligation. This asset or liability may result in a taxable or deductible temporary difference and its tax effect shall be recognized as an income tax expense or benefit which shall be allocated to various components of the financial statements, including other comprehensive income. The determination of the fair value of pension plan obligations involves judgment, and any changes in those estimates could impact the Corporation’s Consolidated Statement of Financial Condition. Management believes that the fair value estimates of the Pension Plans assets are reasonable given the valuation methodologies used to measure the investments at fair value as described in Note 29. Also, the compositions of the plan assets are primarily in equity and debt securities, which have readily determinable quoted market prices. The Corporation had recorded a liability for the underfunded pension benefit obligation of $68.7 million at December 31, 2018.

The Corporation uses the spot rate yield curve from the Willis Towers Watson RATE: Link (10/90) Model to discount the expected projected cash flows of the plans. The Corporation used an equivalent single weighted average discount rate which ranged from 4.20% to 4.23% for the Pension Plans and 4.30% for the OPEB Plan to determine the benefit obligations at December 31, 2018.

A 50 basis point decrease to each of the rates in the December 31, 2018 Willis Towers Watson RATE: Link (10/90) Model as of the beginning of 2019 would increase the projected 2019 expense for the Banco Popular de Puerto Rico Retirement Plan by approximately $2.1 million. The change would not affect the minimum required contribution to the Pension Plans.

The OPEB Plan was unfunded (no assets were held by the plan) at December 31, 2018. The Corporation had recorded a liability for the underfunded postretirement benefit obligation of $153.4 million at December 31, 2018. Assumed health care trend rates may have significant effects on the amounts reported for the OPEB Plan. Note 31 to the Consolidated Financial Statements provides information on the assumed rates considered by the Corporation and on the sensitivity that a one-percentage point change in the assumed rate may have on specified cost components and the postretirement benefit obligation of the Corporation.

STATEMENT OF OPERATIONS ANALYSIS

Net Interest Income

Net interest income is the difference between the revenue generated from earning assets, including loan fees, less the interest cost of deposits and borrowed money. Several risk factors might influence net interest income including the economic environment in which we operate, market driven events, changes in volumes, repricing characteristics, loans fees collected, moratoriums granted on loan payments and delay charges, interest collected on nonaccrual loans, as well as strategic decisions made by the Corporation’s management. Net interest income for the year ended December 31, 2018 was $1.7 billion compared to $1.5 billion in 2017. Net interest income, on a taxable equivalent basis, for the year ended December 31, 2018 was $1.9 billion compared to $1.6 billion in 2017.

As a result of the May 2018 termination of the loss share agreements (the “FDIC Shared-Loss Agreements”) entered into with the Federal Deposit Insurance Corporation in connection with the acquisition of certain assets and assumption of certain liabilities of Westernbank, the presentation of net interest income has been adjusted to present the balances and income from the loans acquired from Westernbank (the “WB Loans”) in their respective loan segments. Previously, the Corporation presented the income associated with the WB Loans aggregated into a single line in its analysis of average balances and yields (Tables 3 and 4). The presentation for prior periods has been adjusted accordingly, for comparative purposes.

The average key index rates for the years 2016 through 2018 were as follows:

	2018	2017	2016
Prime rate	4.91%	4.10%	3.51%
Fed funds rate	1.82	1.00	0.39
3-month LIBOR	2.31	1.26	0.74
3-month Treasury Bill	1.96	0.94	0.31
10-year Treasury	2.91	2.33	1.84
FNMA 30-year	3.60	3.09	2.57

Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale. Non-accrual loans have been included in the respective average loans and leases categories. Loan fees collected, and costs incurred in the origination of loans are deferred and amortized over the term of the loan as an adjustment to interest yield. Prepayment penalties, late fees collected and the amortization of premiums / discounts on purchased loans are also included as part of the loan yield. Interest income for the period ended December 31, 2018 included a favorable impact, excluding the discount accretion on covered loans accounted for under ASC Subtopic 310-30, of $47.2 million, related to those items, compared to $19.0 million for the same period in 2017. The increase of $28.2 million is mainly due to the amortization of the fair value discount related to the Reliable acquisition during the third quarter of 2018.

Table 3 presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2018, as compared with the same period in 2017, segregated by major categories of interest earning assets and interest-bearing liabilities. Net interest margin increased by 2 basis points to 4.01% in 2018, compared to 3.99% in 2017. The increase in net interest margin is mainly driven by the acquisition of $1.9 billion of loans in the Reliable transaction, the increase in the bond and money market portfolio, and the related positive impact due to the change in interest rates in those assets. These positive drivers were partially offset by the increase in total interest-bearing liabilities and its funding costs. On a taxable equivalent basis, net interest margin was 4.34% in 2018, compared to 4.28% in 2017.Net interest income increased by $232.9 million year over year. On a taxable equivalent basis, net interest income increased by $265.0 million. The increase of $32.1 million in the taxable equivalent adjustment is directly related to a higher volume of tax-exempt investments in Puerto Rico. The main reasons for the variances in net interest income on a taxable equivalent basis were as follows:

•

Higher interest income from money market investments due to both an increase in volume of funds available to invest, mainly related to an increase in Puerto Rico government, retail and corporate deposits, and to the increase in market interest rates experienced in the last two years. Average rate of such portfolios increased 72 basis points when compared to the same period in 2017;

•

Higher interest income from investment securities mainly from higher volumes, particularly on U.S. Treasuries related to recent purchases to deploy liquidity and benefit from the Puerto Rico tax exemption of these assets;

•

Higher income from commercial and construction loans due to a higher volume of loans in the U.S. and improved yields in Puerto Rico mostly related to the effect on the variable rate portfolio of the above-mentioned rise in interest rates and the commercial loans acquired in the Reliable transaction; and

•

Higher income from auto loans mainly due to the Reliable acquisition, which contributed $89.2 million to interest income, including the amortization of the fair value discount of $28.1 million, and improved activity in auto loan financing in Puerto Rico during 2018.

These positive variances were partially offset by:

•

Lower interest income from mortgage loans due to lower yields in Puerto Rico impacted by a reduction in fees collected from delayed mortgages due to the moratorium period related to the hurricanes; and

•

Higher interest expense on deposits mainly due to higher volumes in most categories, predominantly the increase in deposits from the Puerto Rico government, retail and corporate deposits and higher volumes in the U.S. to fund loan growth.

Table 4 presents the different components of the Corporation’s net interest income, on a taxable equivalent basis, for the year ended December 31, 2017, as compared with the same period in 2016, segregated by major categories of interest earning assets and interest-bearing liabilities. Net interest margin decreased by 23 basis points to 3.99% in 2017, compared to 4.22% in 2016 mainly due to the mix in the asset composition, as balances have increased in lower yielding bond and money market investments. On a taxable equivalent basis, net interest margin was 4.28% in 2017, compared to 4.48% in 2016. In the low interest rate environment that has prevailed in the past years, the mix and overall size of our earning assets and the cost of funding those assets, although accretive to net interest income, has negatively impacted the Corporation’s net interest margin. Net interest income increased by $79.9 million year over year. On a taxable equivalent basis, net interest income increased by $101.3 million. The increase of $21.4 million in the taxable equivalent adjustment is directly related to a higher volume of tax-exempt investments in Puerto Rico.

As a mentioned above, as a result of the May 2018 termination of the FDIC Shared-Loss Agreements, the presentation of net interest income has been adjusted to present the balances and income from the loans acquired from WB loans in their respective loan segments and adjusted for prior periods.

The main variances in net interest income on a taxable equivalent basis for the years 2017 versus 2016 were as follows:

•

Higher interest income from money market investments due to both an increase in volume of funds available to invest, mainly related to an increase in Puerto Rico government deposits, and to increases in rates by the U.S. Federal Reserve. Average rate of such portfolios for the year increased 62 basis points when compared to the same period in 2016;

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

These positive variances were partially offset by:

•

Lower interest income from mortgage loans due to lower average balances driven by lower lending activity, the above-mentioned waiver of late payment fees to clients and portfolio run-off in Puerto Rico and the U.S.; and

•

Higher interest expense on deposits mainly due to higher volumes in most categories, predominantly the increase in deposits from the Puerto Rico government and higher volumes in the U.S. to fund loan growth. These increases were partially offset by a lower average volume of brokered certificates of deposits and lower cost of interest-bearing deposits resulting from a higher proportion of low-cost deposits both in Puerto Rico and the U.S.

Table 3—Analysis of Levels & Yields on a Taxable Equivalent Basis from Continuing Operations (Non-GAAP)

Year ended December 31,

										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2018	2017	Variance	2018	2017	Variance		2018	2017	Variance	Rate	Volume
(In millions)							(In thousands)
$5,943	$4,481	$1,462	1.87%	1.15%	0.72%	Money market investments	$111,289	$51,496	$59,793	$39,377	$20,416
12,193	9,601	2,592	2.99	2.74	0.25	Investment securities	364,362	262,692	101,670	44,466	57,204
76	76	—	7.55	7.63	(0.08)	Trading securities	5,772	5,729	43	(59)	102

18,212	14,158	4,054	2.64	2.26	0.38	Total money market, investment and trading securities	481,423	319,917	161,506	83,784	77,722

						Loans:
11,698	11,065	633	6.03	5.69	0.34	Commercial	705,190	629,240	75,950	38,937	37,013
915	830	85	6.37	5.61	0.76	Construction	58,270	46,593	11,677	6,631	5,046
867	742	125	5.98	6.35	(0.37)	Leasing	51,868	47,120	4,748	(2,864)	7,612
7,119	7,110	9	5.30	5.44	(0.14)	Mortgage	377,139	386,790	(9,651)	(10,126)	475
4,464	3,764	700	10.96	10.77	0.19	Consumer	489,073	405,349	83,724	14,043	69,681

25,063	23,511	1,552	6.71	6.44	0.27	Total loans	1,681,540	1,515,092	166,448	46,621	119,827

$43,275	$37,669	$5,606	5.00%	4.87%	0.13%	Total earning assets	$2,162,963	$1,835,009	$327,954	$130,405	$197,549

						Interest bearing deposits:
$12,688	$10,116	$2,572	0.64%	0.37%	0.27%	NOW and money market [1]	$80,665	$37,497	$43,168	$33,778	$9,390
9,439	8,103	1,336	0.34	0.25	0.09	Savings	31,878	20,217	11,661	6,932	4,729
7,570	7,625	(55)	1.21	1.10	0.11	Time deposits	91,722	84,150	7,572	4,701	2,871

29,697	25,844	3,853	0.69	0.55	0.14	Total deposits	204,265	141,864	62,401	45,411	16,990

358	452	(94)	2.01	1.27	0.74	Short-term borrowings	7,210	5,725	1,485	2,910	(1,425)
1,521	1,549	(28)	4.96	4.93	0.03	Other medium and long-term debt	75,496	76,392	(896)	703	(1,599)

31,576	27,845	3,731	0.91	0.80	0.11	Total interest bearing liabilities	286,971	223,981	62,990	49,024	13,966

8,790	7,339	1,451				Demand deposits
2,909	2,485	424				Other sources of funds

$43,275	$37,669	$5,606	0.66%	0.59%	0.07%	Total source of funds	286,971	223,981	62,990	49,024	13,966

			4.34%	4.28%	0.06%	Net interest margin/ income on a taxable equivalent basis (Non-GAAP)	1,875,992	1,611,028	264,964	$81,381	$183,583

			4.09%	4.07%	0.02%	Net interest spread

						Taxable equivalent adjustment	141,116	109,065	32,051

			4.01%	3.99%	0.02%	Net interest margin/ income non-taxable equivalent basis (GAAP)	$1,734,876	$1,501,963	$232,913

Note: The changes that are not due solely to volume or rate are allocated to volume and rate based on the proportion of the change in each category.

[1]	Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

Table 4—Analysis of Levels & Yields on a Taxable Equivalent Basis from Continuing Operations (Non-GAAP)

Years ended December 31,

										Variance
Average Volume			Average Yields / Costs				Interest			Attributable to
2017	2016	Variance	2017	2016	Variance		2017	2016	Variance	Rate	Volume
(In millions)							(In thousands)
$4,481	$3,104	$1,377	1.15%	0.53%	0.62%	Money market investments	$51,496	$16,428	$35,068	$25,835	$9,233
9,601	7,429	2,172	2.74	2.72	0.02	Investment securities	262,692	202,115	60,577	8,508	52,069
76	118	(42)	7.63	6.83	0.80	Trading securities	5,729	8,083	(2,354)	859	(3,213)

14,158	10,651	3,507	2.26	2.13	0.13	Total money market, investment and trading securities	319,917	226,626	93,291	35,202	58,089

						Loans:
11,065	10,434	631	5.69	5.75	(0.06)	Commercial	629,240	599,935	29,305	(6,612)	35,917
830	736	94	5.61	5.56	0.05	Construction	46,593	40,922	5,671	412	5,259
742	660	82	6.35	6.71	(0.36)	Leasing	47,120	44,287	2,833	(2,475)	5,308
7,110	7,380	(270)	5.44	5.44	—	Mortgage	386,790	401,146	(14,356)	352	(14,708)
3,764	3,852	(88)	10.77	10.63	0.14	Consumer	405,349	409,349	(4,000)	2,451	(6,451)

23,511	23,062	449	6.44	6.49	(0.05)	Total loans	1,515,092	1,495,639	19,453	(5,872)	25,325

$37,669	$33,713	$3,956	4.87%	5.11%	(0.24)%	Total earning assets	$1,835,009	$1,722,265	$112,744	$29,330	$83,414

						Interest bearing deposits:
$10,116	$7,159	$2,957	0.37%	0.38%	(0.01)%	NOW and money market [1]	$37,497	$27,548	$9,949	$784	$9,165
8,103	7,389	714	0.25	0.24	0.01	Savings	20,217	18,002	2,215	112	2,103
7,625	7,910	(285)	1.10	1.04	0.06	Time deposits	84,150	82,027	2,123	7,700	(5,577)

25,844	22,458	3,386	0.55	0.57	(0.02)	Total deposits	141,864	127,577	14,287	8,596	5,691

452	763	(311)	1.27	1.02	0.25	Short-term borrowings	5,725	7,812	(2,087)	1,212	(3,299)
1,549	1,576	(27)	4.93	4.89	0.04	Other medium and long-term debt	76,392	77,129	(737)	365	(1,102)

27,845	24,797	3,048	0.80	0.86	(0.06)	Total interest bearing liabilities	223,981	212,518	11,463	10,173	1,290

7,339	6,608	731				Non-interest bearing demand deposits
2,485	2,308	177				Other sources of funds

$37,669	$33,713	$3,956	0.59%	0.63%	(0.04)%	Total source of funds	223,981	212,518	11,463	10,173	1,290

			4.28%	4.48%	(0.20)%	Net interest margin/income on a taxable equivalent basis (Non-GAAP)	1,611,028	1,509,747	101,281	$19,157	$82,124

			4.07%	4.25%	(0.18)%	Net interest spread

						Taxable equivalent adjustment	109,065	87,692	21,373

			3.99%	4.22%	(0.23)%	Net interest margin/ income non-taxable equivalent basis (GAAP)	$1,501,963	$1,422,055	$79,908

[1]	Includes interest bearing demand deposits corresponding to certain government entities in Puerto Rico.

Provision for Loan Losses

The following discussion includes the provision for loans previously classified as “covered” as a result of the Shared-Loss Agreements entered into in connection with the acquisition of Westernbank Puerto Rico through an FDIC-assisted transaction in 2010 and terminated during the second quarter of 2018.

The Corporation’s provision for loan losses was $228.1 million for the year ended December 31, 2018, compared to $325.4 million for the year ended December 31, 2017, a decrease of $97.3 million.

The provision for loan losses for the Puerto Rico segment was $196.5 million, compared to $241.7 million for the year ended December 31, 2017, a decrease of $45.2 million. This decrease was mainly related to the incremental provision expense of $69.9 million recorded in 2017, based on management’s best estimate of the impact of Hurricanes Irma and María (“the hurricanes”) on the Corporation’s loan portfolios. During 2018, the Corporation recorded downward adjustments to the hurricane-related reserve and released $5.9 million related to the 2018 annual allowance for loan and lease losses (“ALLL”) review and recalibration. These positive variances were in part offset by higher Puerto Rico commercial net charge-offs by $43.5 million. The hurricane-related reserve was substantially eliminated during 2018, however, the ALLL balance at December 31, 2018 included $50 million in qualitative judgmental reserves to account for probable losses in the portfolios not embedded in our historical loss rates.

The Popular U.S. segment continued to reflect strong growth and favorable credit quality metrics. The provision for loan losses for this segment amounted to $29.9 million, compared to $77.9 million for the same period in 2017, a decrease of $48.0 million mainly related to the taxi medallion portfolio acquired from the FDIC in the assisted sale of Doral Bank, as medallion collateral values significantly decreased during 2017. As of December 31, 2018, the balance of this portfolio was down to $73.4 million from $114.3 million for the same period in 2017. The effect of the annual recalibration was immaterial to the U.S. portfolio.

The Corporation’s provision for loan losses totaled $325.4 million for the year ended December 31, 2017, compared to $170.0 million for 2016, an increase of $155.4 million.

The provision for loan losses for the Puerto Rico segment amounted to $247.5 million for the year ended December 31, 2017, compared to $154.8 million for the year ended December 31, 2016. The increase of $92.7 million was mainly related to the $69.9 million incremental provision for the hurricane-related reserve, coupled with higher net charge-offs by $28.4 million, driven by an increase of $13.8 million and $10.6 million in the consumer and mortgage portfolios, respectively, which were impacted by the interruption of payment channels, collection efforts and loss mitigation operations after the hurricanes. The consumer net charge-offs increase also included the effect of a $7.1 million recovery in 2016 from the sale of previously charged-off credit cards and personal loans.

The provision for loan losses for the U.S. segment amounted to $77.9 million for the year ended December 31, 2017, compared to $15.3 million for the year ended December 31, 2016. The increase of $62.6 million was largely related to higher reserves for the U.S. taxi medallion purchased credit impaired portfolio.

Refer to the Credit Risk section of this MD&A for a detailed analysis of net charge-offs, non-performing assets, the allowance for loan losses and selected loan losses statistics.

Non-Interest Income

For the year ended December 31, 2018, non-interest income increased by $233.3 million, when compared with the previous year. Excluding the favorable variance on the FDIC loss share income (expense) of $104.8 million as a result of the Termination Agreement, non-interest income increased by $128.5 million primarily driven by:

•

Higher other service fees by $40.8 million mainly due to higher credit card and debit card fees by $22.1 million and $3.5 million, respectively, as a result of higher interchange income resulting from higher transactional volumes; higher other fees by $12.4 million in part due to retail auto loan servicing fees received from Wells Fargo; and higher insurance fees by $3.1 million;

•	Higher income from mortgage banking activities by $27.3 million mainly due to lower unfavorable fair value adjustments on mortgage servicing rights by $28.0 million, net of portfolio amortization;

•

The other-than-temporary impairment charge of $8.3 million recorded during the second quarter of 2017 on senior Puerto Rico Sales Tax Financing Corporation (“COFINA”) bonds classified as available-for-sale, which were subsequently sold in the third quarter of 2017;

•	Favorable variance in adjustments to indemnity reserves of $9.4 million related to loans previously sold with credit recourse at BPPR; and

•

Higher other operating income by $47.1 million mainly resulting from insurance recoveries related to Hurricane Maria of $19.0 million, modification fees received for the successful completion of loss mitigation alternatives of $14.8 million, $5.5 million in other income related to the Reliable operations mostly associated to recoveries of previously charged-off loans, higher aggregated net earnings from investments under the equity method by $3.9 million and higher daily auto rental revenues.

These favorable variances were partially offset by lower service charges on deposit accounts by $3.0 million mainly due to lower fees on transactional cash management services.

For the year ended December 31, 2017, non-interest income increased by $121.2 million, when compared with the previous year, principally due to:

•

Favorable variance in FDIC loss share income (expense) of $197.7 million as a result of a charge of $136.2 million related to the adverse arbitration award recorded during 2016 and lower fair value adjustments to the true-up payment obligation which were mainly impacted by changes in the discount rate.

This positive variance was partially offset by the following:

•	Lower service charges on deposit accounts by $7.1 million due to lower transactional cash management services primarily due to the effects of Hurricane Maria;

•

Lower other service fees by $17.5 million mainly due lower insurance fees as a result of lower contingency commissions of $7.5 million, lower debit card fees at BPPR due to lower volume of transactions, and lower credit card fees due to transaction activity and late fee waivers offered as part of the hurricanes relief efforts;

•

Lower income from mortgage banking activities by $31.0 million in part due to $9.9 million in lower mortgage servicing fees, which are recognized as loan payments are collected, due to lower mortgage payments from the moratoriums offered as part of the hurricanes relief efforts; higher unfavorable fair value adjustments on mortgage servicing rights by $11.2 million; and lower net gain on sale of loans;

•

Higher other-than-temporary impairment losses on debt securities by $8.1 million due to the previously mentioned other-than-temporary impairment charge of $8.3 million recorded during the second quarter of 2017; and

•	Unfavorable variance in gain on loans held-for-sale of $8.7 million as a result of the sale of a non-accrual public sector loan during 2016.

Operating Expenses

Table 5 provides a breakdown of operating expenses by major categories.

Table 5—Operating Expenses

	Years ended December 31,
(In thousands)	2018	2017	2016	2015	2014
Personnel costs:
Salaries	$326,509	$313,394	$308,135	$304,618	$281,252
Commissions, incentives and other bonuses	90,000	70,099	73,684	79,305	59,138
Pension, postretirement and medical insurance	39,660	40,065	41,203	36,743	38,305
Other personnel costs, including payroll taxes	106,819	53,204	54,373	49,537	45,873

Total personnel costs	562,988	476,762	477,395	470,203	424,568

Net occupancy expenses	88,329	89,194	85,653	86,888	86,707
Equipment expenses	71,788	65,142	62,225	60,110	48,917
Other taxes	46,284	43,382	42,304	39,797	56,918
Professional fees:
Collections, appraisals and other credit related fees	14,700	14,415	14,607	23,098	26,257
Programming, processing and other technology services	216,128	199,873	205,466	191,895	173,814
Legal fees, excluding collections	19,072	11,763	42,393	26,122	28,305
Other professional fees	99,944	66,437	60,577	67,870	53,679

Total professional fees	349,844	292,488	323,043	308,985	282,055

Communications	23,107	22,466	23,897	25,146	25,684
Business promotion	65,918	58,445	53,014	52,076	54,016
FDIC deposit insurance	27,757	26,392	24,512	27,626	40,307
Loss on early extinguishment of debt	12,522	—	—	—	532
Other real estate owned (OREO) expenses	23,338	48,540	47,119	85,568	49,611
Other operating expenses:
Credit and debit card processing, volume, interchange and other expenses	27,979	26,201	20,796	22,854	21,588
Operational losses	35,798	39,612	35,995	20,663	18,543
All other	76,584	59,194	43,737	58,874	49,353

Total other operating expenses	140,361	125,007	100,528	102,391	89,484

Amortization of intangibles	9,326	9,378	12,144	11,019	8,160
Goodwill and trademark impairment losses	—	—	3,801	—	—
Restructuring costs	—	—	—	18,412	26,725

Total operating expenses	$1,421,562	$1,257,196	$1,255,635	$1,288,221	$1,193,684

Personnel costs to average assets	1.21%	1.15%	1.27%	1.34%	1.21%
Operating expenses to average assets	3.05	3.04	3.34	3.66	3.39
Employees (full-time equivalent)	8,474	7,784	7,828	7,810	7,752
Average assets per employee (in millions)	$5.50	$5.32	$4.81	$4.51	$4.54

Operating expenses for the year ended December 31, 2018 increased by $164.4 million, when compared with the previous year, mostly due to:

•

Higher personnel cost by $86.2 million, including $1.3 million of direct acquisition costs related to the Reliable transaction, mainly due to $19.5 million recognized in connection with the implementation of the voluntary retirement program and the recognition of $25.5 million related to annual incentives tied to the Corporation’s financial performance; higher commissions, incentives and other bonuses by $19.9 million and higher salaries by $13.1 million;

•	Higher equipment expense by $6.6 million due to higher software and maintenance expenses;

•

Higher professional fees by $57.4 million mainly due to professional and advisory expenses associated with the termination of the FDIC Shared-Loss Agreements of $8.1 million; higher advisory services by $12.0 million at BPPR for regulatory related initiatives; higher audit and tax services by $2.2 million; higher temporary services by $2.4 million to address certain strategic initiatives; higher programming, processing and other technology expenses by $16.3 million and higher legal fees excluding collections fees by $7.3 million;

•	Higher business promotions by $7.5 million mainly due to higher customer reward program expense and higher advertising cost;

•	A loss of $12.5 million resulting from the early extinguishment of the 2019 Notes; and

•

Higher other operating expenses by $15.4 million mainly resulting from a $19.6 million write-down related to a capitalized software cost of a technology project discontinued by the Corporation during the third quarter of 2018.

These negative variances were partially offset by:

•

Lower OREO expenses by $25.2 million due to lower write-downs on valuation of mortgage, commercial and construction properties by $11.5 million; higher gain on sales by $9.2 million and $3.3 million in insurance reimbursement related to recoveries for hurricane-related claims.

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

•	Lower amortization of intangibles by $2.8 million mainly due to core deposits intangible fully amortized in 2016 at BPPR; and

•	A goodwill impairment charge of $3.8 million at the securities subsidiary during 2016, recorded as part of the Corporation’s annual goodwill impairment analysis.

INCOME TAXES

Income tax expense amounted to $119.6 million for the year ended December 31, 2018, compared with income tax expense of $230.8 million for the previous year. On December 10, 2018, the Governor of Puerto Rico signed into law Act No. 257 of 2018, which amended the Puerto Rico Internal Revenue Code to, among other things, reduce the Puerto Rico corporate income tax rate from 39% to 37.5%. The Corporation recognized a $27.7 million non-cash income tax expense as a result of a reduction in the Corporation’s net deferred tax asset (“DTA”) related to its Puerto Rico operations, due to the aforementioned reduction in tax rates at which it expects to realize the benefit of the DTA. During 2018, the Corporation also recorded a net tax benefit in connection with the Termination Agreement with the FDIC discussed in Note 10 to the Consolidated Financial Statements amounting to $63.9 million, considering the related Tax Closing Agreement. The income tax expense for the year ended December 31, 2017 includes $168.4 million related to the write down of the DTA of the Corporation’s U.S. operations, as a result of the Tax Cuts and Jobs Act, which reduced the maximum federal corporate tax rate from 35% to 21%.

At December 31, 2018, the Corporation had a DTA amounting to $1.0 billion, net of a valuation allowance of $0.5 billion. The DTA related to the U.S. operations was $0.3 billion, net of a valuation allowance of $0.4 billion.

Refer to Note 37 to the Consolidated Financial Statements for a reconciliation of the statutory income tax rate to the effective tax rate and additional information on DTA balances.

Fourth Quarter Results

The Corporation recognized a net income of $106.4 million for the quarter ended December 31, 2018, compared with a net loss of $102.2 million for the same quarter of 2017.

Net interest income for the fourth quarter of 2018 amounted to $476.2 million, compared with $387.2 million for the fourth quarter of 2017. The increase in net interest income was primarily due to higher income from loans acquired as part of the Reliable transaction, higher income from investment securities due to increase in market rates and higher average balances of funds available to invest due to increases in deposit balances, mainly in Puerto Rico. This was partially offset by higher cost of deposits, due to higher average balances as mentioned above.

The provision for loan losses amounted to $42.6 million for the quarter ended December 31, 2018, compared to $71.5 million for the fourth quarter of 2017. The decrease of $28.9 million is reflected at PB by $17.9 million mainly related to the taxi medallion portfolio and at BPPR by $11.0 million.

Non-interest income (expense) amounted to $153.2 million for the quarter ended December 31, 2018, compared with $86.1 million for the same quarter in 2017. The positive variance was mainly due to higher other service fees by $21.8 million largely impacted by the hurricane-related moratorium of fees offered in 2017 and lower transaction activities at that time, higher mortgage banking activities by $21.2 million mainly due to a favorable variance in the valuation for mortgage servicing rights and higher other operating income by $18.7 million which includes $9.5 million in recoveries from hurricane related claims during the fourth quarter of 2018.

Operating expenses totaled $396.5 million for the quarter ended December 31, 2018, compared with $322.0 million for the same quarter in the previous year. The increase is mainly related to higher personnel costs by $54.7 million due to the impact of the voluntary retirement program and higher incentive compensation, higher professional fees by $9.6 million and the expense of $12.5 million related to the early redemption of the 2019 Notes.

Income tax expense amounted to $84.0 million for the quarter ended December 31, 2018, compared with income tax expense of $182.1 million for the same quarter of 2017. During the fourth quarter of 2018 the Corporation recognized a $27.7 million non-cash income tax expense as a result of a reduction in the Corporation’s net deferred tax asset (“DTA”) related to its Puerto Rico operations, due to the reduction in Corporate tax rate from 39% to 37.5%. The results for the fourth quarter of 2017 include an income tax expense of $168.4 million from the write down of the DTA of the Corporation’s U.S. operations, as a result of the Tax Cuts and Jobs Act, which reduced the maximum federal corporate tax rate from 35% to 21%.

REPORTABLE SEGMENT RESULTS

The Corporation’s reportable segments for managerial reporting purposes consist of Banco Popular de Puerto Rico and Popular U.S. A Corporate group has been defined to support the reportable segments. For managerial reporting purposes, the costs incurred by the Corporate group are not allocated to the reportable segments. As discussed in Note 39, management has determined to discontinue this practice effective on January 1, 2019.

For a description of the Corporation’s reportable segments, including additional financial information and the underlying management accounting process, refer to Note 39 to the Consolidated Financial Statements.

The Corporate group reported a net loss of $89.7 million for the year ended December 31, 2018, compared to $60.6 million for the previous year. The increase in the net loss was attributed to the early extinguishment of debt of $12.5 million related to the redemption of the 2019 Notes, higher professional services expense by $6.8 million and higher personnel costs by $12.3 million impacted by the VRP and the profit sharing plan. These negative variances were partially offset by lower borrowing costs by $2.7 million, due to the redemption of the 2019 Notes and the Trust Preferred Securities as discussed in Note 19 to the Consolidated Financial Statements, and higher interest income from loans.

Highlights on the earnings results for the reportable segments are discussed below:

Banco Popular de Puerto Rico

The Banco Popular de Puerto Rico reportable segment’s net income amounted to $630.3 million for the year ended December 31, 2018, compared with $312.4 million for the year ended December 31, 2017. The principal factors that contributed to the variance in the financial results included the following:

•

Higher net interest income by $202.3 million impacted by higher interest income on money market investments by $59.4 million and investment securities by $69.6 million due to an increase in volume of funds available to invest and to increases in interest rates. In addition, higher income from loans by $120.8 million due to commercial loans growth and the income from the portfolio acquired from Reliable which contributed $89.2 million to interest income, including the amortization of the fair value discount of $28.1 million. These variances were partially offset by higher interest expense on deposits by $49.0 million due mainly to higher average balances. The net interest margin in 2018 was 4.27% compared to 4.32% in the prior year.

•

Lower provision for loans losses by $54.6 million driven by the provision related to the estimate of the impact caused by the hurricanes on the Puerto Rico loan portfolios in 2017, for which a downward adjustment was recorded in 2018, and the reserve release related to the allowance for loan losses methodology annual review, discussed in Note 9 to the Consolidated Financial Statements;

•	Higher non-interest income by $228.8 million mainly due to:

•

Higher other service fees by $39.9 million due to higher debit and credit card fees due to higher interchange income resulting from higher transactional volumes and the waivers provided as part of the hurricanes relief efforts in 2017; retail auto loan servicing fees received from Wells Fargo; and higher insurance fees;

•	Higher mortgage banking activities by $27.4 million due to a favorable variance in the fair value adjustments of mortgage servicing rights;

•

The other-than-temporary impairment charge of $8.3 million recorded during the second quarter of 2017 on senior Puerto Rico Sales Tax Financing Corporation (“COFINA”) bonds classified as available-for-sale, which were subsequently sold in the third quarter of 2017;

•	Favorable variance in adjustments to indemnity reserves of $9.4 million related to loans previously sold with credit recourse at BPPR;

•

Favorable variance in FDIC loss share (expense) income by $104.8 million driven by the impact of the Termination Agreement with the FDIC discussed in Note 10 to the Consolidated Financial Statements; and

•

Higher other operating income by $41.3 million mainly resulting from insurance recoveries related to Hurricane Maria of $19.0 million and modification fees received for the successful completion of loss mitigation alternatives of $14.8 million,

Partially offset by:

•	Lower service charges on deposits accounts by $3.3 million driven by lower transactional cash management fees;

•	Higher operating expenses by $119.3 million, mainly due to:

•

Higher personnel cost by $59.3 million, including $1.3 million of direct acquisition cost related to the Reliable transaction, mainly due to $19.5 million recognized in connection with the implementation of the voluntary retirement program and the recognition of $21.0 million related to the profit sharing incentive tied to the Corporation’s financial performance;

•	Higher equipment expense by $6.4 million due to higher software and maintenance expenses;

•

Unfavorable variance of $48.7 million in professional fees due to legal fees related to the FDIC Termination Agreement, higher advisory services related to regulatory related initiatives and higher expenses related to programming, processing and other technology services; and

•	Higher business promotions by $7.8 million mainly due to higher customer reward program expense and higher advertising cost;

•

Higher other operating expenses by $19.0 million resulting from a $19.6 million write-down related to a capitalized software cost of a technology project discontinued by the Corporation during the third quarter of 2018.

Partially offset by:

•

Lower OREO expense by $23.7 million due to lower write-downs on valuation of mortgage, commercial and construction properties by $11.5 million; higher gain on sales by $7.8 million and $3.3 million in insurance reimbursement related to recoveries for hurricane-related claims.

•

Unfavorable variance in income tax expense by $48.5 million mainly due the income tax expense of $27.7 million related to the reduction in Puerto Rico corporate income tax rate from 39% to 37.5%, discussed in Note 37 to the Consolidated Financial Statements, and higher taxable income, partially offset by the net benefit related to the Termination Agreement with the FDIC of $63 million, considering the related Tax Closing Agreement, as discussed in Note 10.

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

Popular U.S.

For the year ended December 31, 2018, the reportable segment of Popular U.S. reported net income of $77.5 million, compared with a net loss of $147.6 million for the year ended December 31, 2017. The principal factors that contributed to the variance in the financial results included the following:

•

Higher net interest income by $23.6 million mainly due to higher interest income from loans by $44.9 million principally driven higher volume and yields from commercial and construction loans, partially offset by lower higher interest expense from deposits by $18.7 million driven by higher volume and cost of money market deposits and time deposits. The Popular U.S. reportable segment’s net interest margin was 3.54% for 2018 compared with 3.51% for the same period in 2017;

•	Favorable variance in the provision for loan losses by $48.1 million driven by lower reserves for the U.S. taxi medallion purchased credit impaired portfolio;

•	Non-interest income of $20.0 million was relatively flat when compared to the previous year’s results;

•

Higher operating expenses by $12.6 million driven by higher personnel costs by $7.2 million mainly due to higher salaries and commissions and $2.9 million related to the profit-sharing incentive tied to the Corporation’s financial performance and higher other operating expenses by $3.9 million mainly due to higher reserves for contingencies; and

•

Income taxes favorable variance of $166.5 million mainly driven by the partial write-down of $168.4 million recorded in 2017 of the deferred tax asset due to the impact of the Tax Cuts and Jobs Act, which reduced the maximum federal Corporate tax rate.

For the year ended December 31, 2017, the reportable segment of Popular U.S. reported net loss of $147.6 million, compared with a net income of $47.3 million for the year ended December 31, 2016. The principal factors that contributed to the variance in the financial results included the following:

•

Higher net interest income by $22.5 million mainly due to higher interest income from loans by $30.5 million principally driven by higher volume from commercial and higher volume and yield from construction loans, and higher interest income from investment securities by $4.6 million due to higher average balances and yield. These favorable variances were partially offset by lower yields from commercial loans and higher interest expense from deposits by $12.4 million driven by higher volume and cost of money market deposits and time deposits. The Popular U.S. reportable segment’s net interest margin was 3.51% for 2017 compared with 3.64% for the same period in 2016;

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

STATEMENT OF FINANCIAL CONDITION ANALYSIS

Assets

The Corporation’s total assets were $47.6 billion at December 31, 2018, compared to $44.3 billion at December 31, 2017. Refer to the Corporation’s Consolidated Statements of Financial Condition at December 31, 2018 and 2017 included in this 2018 Annual Report. Also, refer to the Statistical Summary 2014-2018 in this MD&A for Condensed Statements of Financial Condition for the past five years.

Money market, trading and investment securities

Money market investments totaled $4.2 billion at December 31, 2018 compared to $5.3 billion at December 31, 2017. The decrease was mainly due to the repayment of the 2019 Notes and the cash consideration of $1.8 billion paid in connection with the Reliable Transaction, partially offset by an increase in deposits.

Debt securities available-for-sale and held-to-maturity amounted to $13.4 billion at December 31, 2018, compared to $10.2 billion at 2017. The increase of $3.2 billion was mainly at BPPR due to purchases of U.S. Treasury securities, partially offset by maturities and calls of U.S. agencies and pay-downs of mortgage-backed securities and collateralized mortgage obligations. Notes 6 and 7 to the Consolidated Financial Statements provide additional information with respect to the Corporation’s debt securities AFS and HTM.

Loans

Refer to Table 6 for a breakdown of the Corporation’s loan portfolio, the principal category of earning assets. Also, refer to Note 8 for detailed information about the Corporation’s loan portfolio composition and loan purchases and sales.

Loans held-in-portfolio increased by $1.7 billion to $26.5 billion at December 31, 2018 due to $1.8 billion in retail auto and commercial loans recognized as part of the Reliable Transaction and growth in commercial loans at PB by $0.4 billion, partially offset by a reduction of $0.7 billion in mortgage loans rebooked at BPPR which are subject to the GNMA repurchase option, discussed in Note 8, and the regular portfolio amortization.

The loans held-for-sale decreased by $81 million from December 31, 2017 due to a higher volume of securitization activity of mortgage loans held-for-sale at BPPR.

Table 6—Loans Ending Balances

	At December 31,
(in thousands)	2018	2017	2016	2015	2014
Loans not covered under FDIC loss sharing agreements:
Commercial	$12,043,019	$11,488,861	$10,798,507	$10,099,163	$8,134,267
Construction	779,449	880,029	776,300	681,106	251,820
Legacy[1]	25,949	32,980	45,293	64,436	80,818
Lease financing	934,773	809,990	702,893	627,650	564,389
Mortgage	7,235,258	7,270,407	6,696,361	7,036,081	6,502,886
Consumer	5,489,441	3,810,527	3,754,393	3,837,679	3,870,271

Total non-covered loans held-in-portfolio	26,507,889	24,292,794	22,773,747	22,346,115	19,404,451

Loans covered under FDIC loss sharing agreements:
Commercial	—	—	—	—	1,614,781
Construction	—	—	—	—	70,336
Mortgage	—	502,930	556,570	627,102	822,986
Consumer	—	14,344	16,308	19,013	34,559

Loans covered under FDIC loss sharing agreements	—	517,274	572,878	646,115	2,542,662

Total loans held-in-portfolio	26,507,889	24,810,068	23,346,625	22,992,230	21,947,113

Loans held-for-sale:
Commercial	—	—	—	45,074	309
Construction	—	—	—	95	—
Legacy[1]	—	—	—	—	319
Mortgage	51,422	132,395	88,821	91,831	100,166
Consumer	—	—	—	—	5,310

Total loans held-for-sale	51,422	132,395	88,821	137,000	106,104

Total loans	$26,559,311	$24,942,463	$23,435,446	$23,129,230	$22,053,217

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

FDIC loss share asset

The FDIC loss share asset of $45 million was eliminated as a result of the Termination Agreement with the FDIC. Refer to Note 10 to the Consolidated Financial Statements for additional information on the Termination Agreement.

Other real estate owned

Other real estate owned (“OREO”) represents real estate property received in satisfaction of debt. At December 31, 2018, OREO decreased to $137 million from $189 million at December 31, 2017 mainly due to a decrease in residential properties at BPPR. Refer to Note 14 to the Consolidated Financial Statements for the activity in other real estate owned.

Accrued income receivable

Accrued income receivable decreased by $48 million principally in consumer and mortgage loans due to collections and capitalizations of interest deferred as part of hurricane relief loan modification programs.

Other assets

Other assets decreased by $277 million due mostly to a decrease in prepaid taxes of $135.0 million and a decline in mortgage loan claims of $104.2 million as a result of the lower inflows impacted by the foreclosure moratorium on FHA-insured mortgages and resolution of claims. Refer to Note 15 for a breakdown of the principal categories that comprise the caption of “Other Assets” in the Consolidated Statements of Financial Condition at December 31, 2018 and 2017.

Goodwill

Goodwill increased by $44 million due to the goodwill recognized, net of purchase accounting adjustments, as a result of the Reliable Transaction.

Liabilities

The Corporation’s total liabilities were $42.2 billion at December 31, 2018, compared to $39.2 billion at December 31, 2017. Refer to the Corporation’s Consolidated Statements of Financial Condition included in this Form 10-K.

Deposits and Borrowings

The composition of the Corporation’s financing to total assets at December 31, 2018 and 2017 is included in Table 7.

Table 7—Financing to Total Assets

	December 31,	December 31,	% increase (decrease)	% of total assets
(In millions)	2018	2017	from 2017 to 2018	2018	2017
Non-interest bearing deposits	$9,149	$8,491	7.7%	19.2%	19.2%
Interest-bearing core deposits	25,714	22,394	14.8	54.0	50.6
Other interest-bearing deposits	4,847	4,569	6.1	10.2	10.3
Repurchase agreements	282	391	(27.9)	0.6	0.9
Other short-term borrowings	—	96	N.M.	—	0.2
Notes payable	1,256	1,536	(18.2)	2.7	3.5
Other liabilities	922	1,696	(45.6)	1.9	3.8
Stockholders’ equity	5,435	5,104	6.5	11.4	11.5

N.M.—Not meaningful.

Deposits

The Corporation’s deposits totaled $39.7 billion at December 31, 2018, compared to $35.5 billion at December 31, 2017. The deposits increase of $4.2 billion was mainly due to an increase of $2.5 billion in Puerto Rico public sector deposits and an increase of $1.1 billion in private demand deposits at BPPR. Refer to Table 8 for a breakdown of the Corporation’s deposits at December 31, 2018 and 2017.

Table 8—Deposits Ending Balances

(In thousands)	2018	2017	2016	2015	2014
Demand deposits [1]	$16,077,023	$12,460,081	$9,053,897	$7,221,238	$6,606,060
Savings, NOW and money market deposits (non-brokered)	15,616,247	15,054,242	13,327,298	11,440,693	10,320,782
Savings, NOW and money market deposits (brokered)	400,004	424,307	405,487	382,424	406,248
Time deposits (non-brokered)	7,500,544	7,411,140	7,486,717	7,274,157	5,960,401
Time deposits (brokered CDs)	116,221	103,738	222,825	891,211	1,514,044

Total deposits	$39,710,039	$35,453,508	$30,496,224	$27,209,723	$24,807,535

[1]	Includes interest and non-interest bearing demand deposits.

Borrowings

The Corporation’s borrowings amounted to $1.5 billion at December 31, 2018, a decrease of $0.5 billion when compared to December 31, 2017, mainly due to the redemption on October 15, 2018 of the 2019 Notes. Refer to Note 19 to the Consolidated Financial Statements for detailed information on the Corporation’s borrowings. Also, refer to the Off-Balance Sheet Arrangements and Other Commitments section in this MD&A for additional information on the Corporation’s contractual obligations.

Other liabilities

The Corporation’s other liabilities amounted to $0.9 billion at December 31, 2018, a decrease of $0.8 billion when compared to December 31, 2017, due to a decrease in the liability for rebooked GNMA loans sold with an option to repurchase of $0.7 billion and the elimination of the true-up payment obligation with the FDIC of $0.2 billion as a result of the Termination Agreement with the FDIC.

Stockholders’ Equity

Stockholders’ equity totaled $5.4 billion at December 31, 2018, compared to $5.1 billion at December 31, 2017. The increase was mainly due to net income of $618.2 million for the year ended December 31, 2018 and a cumulative effect of accounting change of $1.9 million, partially offset by the recognition of $125 million in treasury stock as part of the accelerated share repurchase transaction, higher unrealized losses on debt securities available-for-sale by $71.6 million, declared dividends of $101.3 million on common stock and $3.7 million in dividends on preferred stock.

Refer to the Consolidated Statements of Financial Condition, Comprehensive Income and of Changes in Stockholders’ Equity for information on the composition of stockholders’ equity. Also, refer to Note 23 for a detail of accumulated other comprehensive loss, an integral component of stockholders’ equity.

REGULATORY CAPITAL

The Corporation and its bank subsidiaries are subject to capital adequacy standards established by the Federal Reserve. The current risk-based capital standards applicable to Popular, Inc. and the Banks, BPPR and PB, are based on the final capital framework of Basel III. The capital rules of Basel III which became effective on January 1, 2015, established a “Common Equity Tier 1” (“CET1”) capital measure and specified that Tier 1 capital consist of CET1 and “Additional Tier 1 Capital” instruments meeting specified requirements. Prior to January 1, 2015, the risk-based capital standards applicable to the Corporation and the Banks were based on Basel I. Table 9 presents the Corporation’s capital adequacy information for the years 2014 through 2018 under the regulatory guidance applicable during those years. Note 22 to the consolidated financial statements presents further information on the Corporation’s regulatory capital requirements, including the regulatory capital ratios of its depository institutions, BPPR and PB. The Corporation continues to exceed the well-capitalized guidelines under the federal banking regulations.

Table 9—Capital Adequacy Data

	At December 31,
(Dollars in thousands)	2018	2017	2016	2015	2014
Risk-based capital:
Common Equity Tier 1 capital	$4,631,511	$4,226,519	$4,121,208	$4,049,576	(A	)

Tier 1 capital	$4,631,511	$4,226,519	$4,121,208	$4,049,576	$3,849,891
Supplementary (Tier 2) capital	722,688	758,746	748,007	642,833	272,347

Total capital	$5,354,199	$4,985,265	$4,869,215	$4,692,409	$4,122,238

Total risk-weighted assets	$27,403,718	$25,935,696	$25,001,334	$24,987,144	$21,233,902

Adjusted average quarterly assets	$46,876,424	$42,185,805	$37,785,070	$34,253,625	$32,250,173

Ratios:
Common Equity Tier 1 capital	16.90%	16.30%	16.48%	16.21%	(A	)
Tier 1 capital	16.90	16.30	16.48	16.21	18.13%
Total capital	19.54	19.22	19.48	18.78	19.41
Leverage ratio	9.88	10.02	10.91	11.82	11.94
Average equity to assets	11.67	12.91	14.03	13.37	12.95
Average tangible equity to assets	10.37	11.48	12.45	11.95	11.45
Average equity to loans	21.72	22.73	22.89	20.42	19.17

(A)

Common equity tier 1 capital measured was introduced by the Basel III Capital Rules which became effective on January 1, 2015. Common equity tier 1 capital is not applicable under the previous Basel 1 capital rules that were applicable in the previous years.

The increase in the CET1 capital ratio, Tier 1 capital ratio and total capital ratio on December 31, 2018 compared to December 31, 2017 was mostly due to the year’s earnings, partially offset by the accelerated common stock repurchase of $125 million and the increase in risk weighted assets driven by the increase in auto loans from the Reliable acquisition. The decrease in leverage ratio compared to 2017 was mainly due to higher average total assets driven by increases in investments in debt securities and the aforementioned increase in auto loans.

An institution is considered “well-capitalized” if it maintains a total capital ratio of 10%, a Tier 1 capital ratio of 8%, a CET1 capital ratio of 6.5% and a leverage ratio of 5%. The Corporation’s ratios presented in Table 9 show that the Corporation was “well capitalized” for regulatory purposes, the highest classification, under Basel III for years 2015 through 2018 and under Basel I for prior years. BPPR and PB were also well-capitalized for all years presented.

The Basel III Capital Rules also introduce a new 2.5% “capital conservation buffer”, composed entirely of CET1, on top of the three minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. As of January 1, 2019, Popular, BPPR and PB are required to maintain an additional capital conservation buffer of 2.5% of CET1, effectively resulting in minimum ratios of (i) CET1 to risk-weighted assets of at least 7%, (ii) Tier 1 capital to risk-weighted assets of at least 8.5%, and (iii) Total capital to risk-weighted assets of at least 10.5%.

Table 10 reconciles the Corporation’s total common stockholders’ equity to common equity Tier 1 capital.

Table 10—Reconciliation Common Equity Tier 1 Capital

	At December 31,
(In thousands)	2018	2017
Common stockholders’ equity	$5,384,897	$5,053,745
AOCI related adjustments due to opt-out election	378,038	307,619
Goodwill, net of associated deferred tax liability (DTL)	(596,695)	(561,604)
Intangible assets, net of associated DTLs	(26,833)	(28,538)
Deferred tax assets and other deductions	(507,896)	(544,703)

Common equity tier 1 capital	$4,631,511	$4,226,519

Common equity tier 1 capital to risk-weighted assets	16.90%	16.30%

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

Table 11 provides a reconciliation of total stockholders’ equity to tangible common equity and total assets to tangible assets at December 31, 2018 and 2017.

Table 11—Reconciliation Tangible Common Equity and Assets

	At December 31,
(In thousands, except share or per share information)	2018	2017
Total stockholders’ equity	$5,435,057	$5,103,905
Less: Preferred stock	(50,160)	(50,160)
Less: Goodwill	(671,122)	(627,294)
Less: Other intangibles	(26,833)	(35,672)

Total tangible common equity	$4,686,942	$4,390,779

Total assets	$47,604,577	$44,277,337
Less: Goodwill	(671,122)	(627,294)
Less: Other intangibles	(26,833)	(35,672)

Total tangible assets	$46,906,622	$43,614,371

Tangible common equity to tangible assets at end of period	9.99%	10.07%
Common shares outstanding at end of period	99,942,845	102,068,981
Tangible book value per common share	$46.90	$43.02

OFF-BALANCE SHEET ARRANGEMENTS AND OTHER COMMITMENTS

In the ordinary course of business, the Corporation engages in financial transactions that are not recorded on the balance sheet, or may be recorded on the balance sheet in amounts that are different than the full contract or notional amount of the transaction. As a provider of financial services, the Corporation routinely enters into commitments with off-balance sheet risk to meet the financial needs of its customers. These commitments may include loan commitments and standby letters of credit. These commitments are subject to the same credit policies and approval process used for on-balance sheet instruments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. Other types of off-balance sheet arrangements that the Corporation enters in the ordinary course of business include derivatives, operating leases and provision of guarantees, indemnifications, and representation and warranties. Refer to Note 24 for a detailed discussion related to the Corporation’s obligations under credit recourse and representation and warranties arrangements.

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

Purchase obligations include major legal and binding contractual obligations outstanding at the end of 2018, primarily for services, equipment and real estate construction projects. Services include software licensing and maintenance, facilities maintenance, supplies purchasing, and other goods or services used in the operation of the business. Generally, these contracts are renewable or cancelable at least annually, although in some cases the Corporation has committed to contracts that may extend for several years to secure favorable pricing concessions.

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

At December 31, 2018, the aggregate contractual cash obligations, including purchase obligations and borrowings, by maturities, are presented in Table 12.

Table 12—Contractual Obligations

	Payments Due by Period
(In thousands)	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years	Total
Certificates of deposits	$4,191,832	$2,294,839	$1,069,076	$61,017	$7,616,764
Federal funds purchased and repurchase agreements	281,529	—	—	—	281,529
Other short-term borrowings	42	—	—	—	42
Long-term debt	210,073	160,264	400,448	464,905	1,235,690
Purchase obligations	190,364	97,250	34,569	2,270	324,453
Annual rental commitments under operating leases	33,347	56,409	44,427	77,899	212,082
Capital leases	1,690	3,967	4,851	9,904	20,412

Total contractual cash obligations	$4,908,877	$2,612,729	$1,553,371	$615,995	$9,690,972

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

At December 31, 2018, the Corporation’s liability on its pension, restoration and postretirement benefit plans amounted to approximately $222 million, compared with $220 million at December 31, 2017. The Corporation’s expected contributions to the pension and benefit restoration plans are minimal, while the expected contributions to the postretirement benefit plan to fund current benefit payment requirements are estimated at $6.5 million for 2019. Obligations to these plans are based on current and projected obligations of the plans, performance of the plan assets, if applicable, and any participant contributions. Refer to Note 31 to the consolidated financial statements for further information on these plans. Management believes that the effect of the pension and postretirement plans on liquidity is not significant to the Corporation’s overall financial condition. The BPPR’s non-contributory defined pension and benefit restoration plans are frozen with regards to all future benefit accruals.

At December 31, 2018, the liability for uncertain tax positions was $7.2 million, compared with $7.3 million as of the end of 2017. This liability represents an estimate of tax positions that the Corporation has taken in its tax returns which may ultimately not be sustained upon examination by the tax authorities. The ultimate amount and timing of any future cash settlements cannot be predicted with reasonable certainty. Under the statute of limitations, the liability for uncertain tax positions expires as follows: 2019—$1.1 million, 2020—$1.5 million, 2021—$1.1 million, 2022—$1.1 million and 2023—$1.1 million. Additionally, $1.4 million is not subject to the statute of limitations. As a result of examinations, the Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $4.7 million, including interests.

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

The following table presents the contractual amounts related to the Corporation’s off-balance sheet lending and other activities at December 31, 2018:

Table 13—Off-Balance Sheet Lending and Other Activities

	Amount of commitment - Expiration Period
(In thousands)	2019	Years 2020 - 2021	Years 2022 - 2023	Years 2024 - thereafter	Total
Commitments to extend credit	$6,907,211	$379,150	$146,391	$41,609	$7,474,361
Commercial letters of credit	2,695	—	—	—	2,695
Standby letters of credit	26,084	395	—	—	26,479
Commitments to originate or fund mortgage loans	18,529	4,100	—	—	22,629

Total	$6,954,519	$383,645	$146,391	$41,609	$7,526,164

Refer to Note 25 to the Consolidated Financial Statements for additional information on credit commitments and contingencies.

RISK MANAGEMENT

Market / Interest Rate Risk

The financial results and capital levels of the Corporation are constantly exposed to market, interest rate and liquidity risks.

Market risk refers to the risk of a reduction in the Corporation’s capital due to changes in the market valuation of its assets and/or liabilities.

Most of the assets subject to market valuation risk are securities in the debt securities portfolio classified as available-for-sale. Refer to Notes 6 and 7 for further information on the debt securities available-for-sale and held-to-maturity portfolios. Debt securities classified as available-for-sale amounted to $13.3 billion as of December 31, 2018. Other assets subject to market risk include loans held-for-sale, which amounted to $51 million, mortgage servicing rights (“MSRs”) which amounted to $170 million and securities classified as “trading”, which amounted to $38 million, as of December 31, 2018.

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

Management utilizes various tools to assess IRR, including Net Interest Income (“NII”) simulation modeling, static gap analysis, and Economic Value of Equity (EVE). The three methodologies complement each other and are used jointly in the evaluation of the Corporation’s IRR. NII simulation modeling is prepared for a five-year period, which in conjunction with the EVE analysis, provides management a better view of long-term IRR.

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

Management assesses interest rate risk by comparing various NII simulations under different interest rate scenarios that differ in direction of interest rate changes, the degree of change and the projected shape of the yield curve. For example, the types of rate scenarios processed during the quarter include flat rates, implied forwards, parallel and non-parallel rate shocks. Management also performs analyses to isolate and measure basis and prepayment risk exposures.

The asset and liability management group performs validation procedures on various assumptions used as part of the simulation analyses as well as validations of results on a monthly basis. In addition, the model and processes used to assess IRR are subject to independent validations according to the guidelines established in the Model Governance and Validation policy.

The Corporation processes NII simulations under interest rate scenarios in which the yield curve is assumed to rise and decline by the same amount (parallel shifts). The rate scenarios considered in these market risk simulations reflect parallel changes of -200, +200 and +400 basis points during the succeeding twelve-month period. Simulation analyses are based on many assumptions, including relative levels of market interest rates across all yield curve points and indexes, interest rate spreads, loan prepayments and deposit elasticity. Thus, they should not be relied upon as indicative of actual results. Further, the estimates do not contemplate actions that management could take to respond to changes in interest rates. By their nature, these forward-looking computations are only estimates and may be different from what may actually occur in the future. The following table presents the results of the simulations at December 31, 2018 and December 31, 2017, assuming a static balance sheet and parallel changes over flat spot rates over a one-year time horizon:

Table 14—Net Interest Income Sensitivity (One Year Projection)

	December 31, 2018		December 31, 2017
(Dollars in thousands)	Amount Change	Percent Change	Amount Change	Percent Change
Change in interest rate
+400 basis points	$151,871	8.12%	$227,970	14.26%
+200 basis points	76,479	4.09	114,943	7.19
-200 basis points	(145,819)	(7.80)	(176,095)	(11.01)

The results of the NII simulations at December 31, 2017 in the table above have been adjusted from those reported in the Corporation’s Form 10-K to align the assumptions used with respect to interest rates on non-maturity public funds deposits to contractual terms of their related depository agreements. Previously, in the Corporation’s Form 10-K the assumptions with respect to such deposits had been based on the historical behavior of commercial and public deposits in the aggregate and did not consider the fact that contracts governing such non-maturity public deposits contained provisions that require BPPR, in certain circumstances, to make adjustments to the interest rate payable on such deposits based upon changes in market interest rates. Although as a result of such adjustment the magnitude of the Corporation’s sensitivity to increases in interest rates became lower at December 31, 2017, the Corporation remained in an asset sensitive position due mainly to, among other reasons: (i) a high level of money market investments that are highly sensitive to changes in interest rates, (ii) approximately 34% of the Corporation’s loan portfolio was comprised of Prime and Libor-based loans at December 31, 2017 and (iii) low elasticity of the Corporation’s core deposit base.

At December 31, 2018, the simulations showed that the Corporation maintains an asset-sensitive position. The overall decrease in sensitivity from December 31, 2017 in the -200, +200 and +400 scenarios is mainly driven by a larger net interest income base due to increases in consumer loans, commercial loans and investment securities and a reduction in money market investments. These effects were partially offset by increases in interest bearing non-maturity deposits, including more elastic public sector deposits, which are more sensitive to increases in market rates.

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

Table 15—Interest Rate Sensitivity

At December 31, 2018
By repricing dates
(Dollars in thousands)	0-30 days	Within 31 - 90 days	After three months but within six months	After six months but within nine months	After nine months but within one year	After one year but within two years	After two years	Non-interest bearing funds	Total
Assets:
Money market investments	$4,169,404	$1,500	$—	$144	$—	$—	$—	$—	$4,171,048
Investment and trading securities	871,904	1,541,230	1,207,502	542,503	492,475	2,002,149	6,902,989	34,378	13,595,130
Loans	5,582,776	1,963,301	1,220,606	1,063,790	1,053,278	3,557,240	12,118,320	—	26,559,311
Other assets	—	—	—	—	—	—	—	3,279,088	3,279,088

Total	10,624,084	3,506,031	2,428,108	1,606,437	1,545,753	5,559,389	19,021,309	3,313,466	47,604,577

Liabilities and stockholders’ equity:
Savings, NOW and money market and other interest bearing demand deposits	9,341,212	624,128	868,546	794,291	727,236	2,355,086	8,233,740	—	22,944,239
Certificates of deposit	1,808,839	544,622	758,033	647,626	606,648	1,528,971	1,722,025	—	7,616,764
Federal funds purchased and assets sold under agreements to repurchase	156,077	85,429	40,023	—	—	—	—	—	281,529
Notes payable	44,001	29,724	40,000	45,000	51,348	140,225	905,846	—	1,256,144
Non-interest bearing deposits	—	—	—	—	—	—	—	9,149,036	9,149,036
Other non-interest bearing liabilities	—	—	—	—	—	—	—	921,808	921,808
Stockholders’ equity	—	—	—	—	—	—	—	5,435,057	5,435,057

Total	$11,350,129	$1,283,903	$1,706,602	$1,486,917	$1,385,232	$4,024,282	$10,861,611	$15,505,901	$47,604,577

Interest rate sensitive gap	(726,045)	2,222,128	721,506	119,520	160,521	1,535,107	8,159,698	(12,192,435)	—
Cumulative interest rate sensitive gap	(726,045)	1,496,083	2,217,589	2,337,109	2,497,630	4,032,737	12,192,435	—	—
Cumulative interest rate sensitive gap to earning assets	(1.64)%	3.38%	5.01%	5.28%	5.64%	9.11%	27.53%	—	—

Table 16, which presents the maturity distribution of earning assets, takes into consideration prepayment assumptions.

Table 16—Maturity Distribution of Earning Assets

	As of December 31, 2018
	Maturities
		After one year through five years		After five years
(In thousands)	One year or less	Fixed interest rates	Variable interest rates	Fixed interest rates	Variable interest rates	Total
Money market securities	$4,171,048	—	—	—	—	$4,171,048
Investment and trading securities	4,607,039	$7,150,158	$26,951	$1,632,716	$22,682	13,439,546
Loans:
Commercial	3,385,802	2,914,487	3,059,265	1,337,621	1,371,793	12,068,968
Construction	633,301	7,716	132,424	—	6,008	779,449
Lease financing	370,752	564,021	—	—	—	934,773
Consumer	1,748,260	2,598,256	299,371	112,175	731,379	5,489,441
Mortgage	560,381	2,171,488	76,719	4,403,878	74,214	7,286,680

Subtotal loans	6,698,496	8,255,968	3,567,779	5,853,674	2,183,394	26,559,311

Total earning assets	$15,476,583	$15,406,126	$3,594,730	$7,486,390	$2,206,076	$44,169,905

Note:	Equity securities available-for-sale and other investment securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock held by the Corporation, are not included in this table.

Loans held-for-sale have been allocated according to the expected sale date.

Trading

The Corporation engages in trading activities in the ordinary course of business at its subsidiaries, BPPR and Popular Securities. Popular Securities’ trading activities consist primarily of market-making activities to meet expected customers’ needs related to its retail brokerage business, and purchases and sales of U.S. Government and government sponsored securities with the objective of realizing gains from expected short-term price movements. BPPR’s trading activities consist primarily of holding U.S. Government sponsored mortgage-backed securities classified as “trading” and hedging the related market risk with “TBA” (to-be-announced) market transactions. The objective is to derive spread income from the portfolio and not to benefit from short-term market movements. In addition, BPPR uses forward contracts or TBAs to hedge its securitization pipeline. Risks related to variations in interest rates and market volatility are hedged with TBAs that have characteristics similar to that of the forecasted security and its conversion timeline.

At December 31, 2018, the Corporation held trading securities with a fair value of $38 million, representing approximately 0.1% of the Corporation’s total assets, compared with $34 million and 0.1%, respectively, at December 31, 2017. As shown in Table 17, the trading portfolio consists principally of mortgage-backed securities which at December 31, 2018 were investment grade securities. As of December 31, 2018, the trading portfolio also included $6 million in U.S. Treasury securities and $0.1 million in Puerto Rico government obligations ($0.3 million and $0.2 million as of December 31, 2017, respectively). Trading instruments are recognized at fair value, with changes resulting from fluctuations in market prices, interest rates or exchange rates reported in current period earnings. The Corporation recognized a net trading account loss of $208 thousand for the year ended December 31, 2018 and a net trading account loss of $817 thousand for the year ended December 31, 2017.

Table 17—Trading Portfolio

	December 31, 2018		December 31, 2017
(Dollars in thousands)	Amount	Weighted Average Yield[1]	Amount	Weighted Average Yield[1]
Mortgage-backed securities	$27,257	5.49%	$29,280	5.40%
U.S. Treasury securities	6,278	2.13	261	1.31
Collateralized mortgage obligations	659	5.62	529	5.74
Puerto Rico government obligations	134	0.26	159	0.28
Interest-only strips	484	12.05	529	12.58
Other[2]	2,975	3.54	3,168	2.43

Total	$37,787	4.85%	$33,926	5.18%

[1]	Not on a taxable equivalent basis.
[2]	Includes trading derivatives at December 31, 2017.

The Corporation’s trading activities are limited by internal policies. For each of the two subsidiaries, the market risk assumed under trading activities is measured by the 5-day net value-at-risk (“VAR”), with a confidence level of 99%. The VAR measures the maximum estimated loss that may occur over a 5-day holding period, given a 99% probability.

The Corporation’s trading portfolio had a 5-day VAR of approximately $0.2 million for the last week in December 31, 2018. There are numerous assumptions and estimates associated with VAR modeling, and actual results could differ from these assumptions and estimates. Backtesting is performed to compare actual results against maximum estimated losses, in order to evaluate model and assumptions accuracy.

In the opinion of management, the size and composition of the trading portfolio does not represent a significant source of market risk for the Corporation.

Derivatives

Derivatives may be used by the Corporation as part of its overall interest rate risk management strategy to minimize significant unexpected fluctuations in earnings and cash flows that are caused by fluctuations in interest rates. Derivative instruments that the Corporation may use include, among others, interest rate swaps, caps, floors, indexed options, and forward contracts. The Corporation does not use highly leveraged derivative instruments in its interest rate risk management strategy. The Corporation enters into interest rate swaps, interest rate caps and foreign exchange contracts for the benefit of commercial customers. Credit risk embedded in these transactions is reduced by requiring appropriate collateral from counterparties and entering into netting agreements whenever possible. All outstanding derivatives are recognized in the Corporation’s consolidated statement of condition at their fair value. Refer to Note 27 to the consolidated financial statements for further information on the Corporation’s involvement in derivative instruments and hedging activities.

The Corporation’s derivative activities are entered primarily to offset the impact of market volatility on the economic value of assets or liabilities. The net effect on the market value of potential changes in interest rates of derivatives and other financial instruments is analyzed. The effectiveness of these hedges is monitored to ascertain that the Corporation is reducing market risk as expected. Derivative transactions are generally executed with instruments with a high correlation to the hedged asset or liability. The underlying index or instrument of the derivatives used by the Corporation is selected based on its similarity to the asset or liability being hedged. As a result of interest rate fluctuations, fixed and variable interest rate hedged assets and liabilities will appreciate or depreciate in fair value. The effect of this unrealized appreciation or depreciation is expected to be substantially offset by the Corporation’s gains or losses on the derivative instruments that are linked to these hedged assets and liabilities. Management will assess if circumstances warrant liquidating or replacing the derivatives position in the hypothetical event that high correlation is reduced. Based on the Corporation’s derivative instruments outstanding at December 31, 2018, it is not anticipated that such a scenario would have a material impact on the Corporation’s financial condition or results of operations.

Certain derivative contracts also present credit risk and liquidity risk because the counterparties may not comply with the terms of the contract, or the collateral obtained might be illiquid or become so. The Corporation controls credit risk through approvals, limits and monitoring procedures, and through master netting and collateral agreements whenever possible. Further, as applicable under the terms of the master agreements, the Corporation may obtain collateral, where appropriate, to reduce credit risk. The credit risk attributed to the counterparty’s nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by the fair value measurements guidance, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. For information on the gain (loss) resulting from the inclusion of the credit risk in the fair value of the derivatives, refer to Note 27 to the consolidated financial statements.

The Corporation performs appropriate due diligence and monitors the financial condition of counterparties that represent a significant volume of credit exposure. Additionally, the Corporation has exposure limits to prevent any undue funding exposure.

Cash Flow Hedges

The Corporation manages the variability of cash payments due to interest rate fluctuations by the effective use of derivatives designated as cash flow hedges and that are linked to specified hedged assets and liabilities. The cash flow hedges relate to forward contracts or TBA mortgage-backed securities that are sold and bought for future settlement to hedge mortgage-backed securities and loans prior to securitization. The seller agrees to deliver on a specified future date a specified instrument at a specified price or yield. These securities are hedging a forecasted transaction and are designated for cash flow hedge accounting. The notional amount of derivatives designated as cash flow hedges at December 31, 2018 amounted to $ 90 million (2017—$ 99 million).

Refer to Note 27 to the consolidated financial statements for additional quantitative information on these derivative contracts.

Fair Value Hedges

The Corporation did not have any derivatives designated as fair value hedges during the years ended December 31, 2018 and 2017.

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

Following is a description of the most significant of the Corporation’s derivative activities that are not designated for hedge accounting. Refer to Note 27 to the consolidated financial statements for additional quantitative and qualitative information on these derivative instruments.

The Corporation has over-the-counter option contracts which are utilized in order to limit the Corporation’s exposure on customer deposits whose returns are tied to the S&P 500 or to certain other equity securities or commodity indexes. The Corporation offers certificates of deposit with returns linked to these indexes to its retail customers, principally in connection with individual retirement accounts (IRAs), and certificates of deposit. At December 31, 2018, these deposits amounted to $ 63 million (2017—$ 66 million), or less than 1% (2017 – less than 1%) of the Corporation’s total deposits. In these certificates, the customer’s principal is guaranteed by the Corporation and insured by the FDIC to the maximum extent permitted by law. The instruments pay a return based on the increase of these indexes, as applicable, during the term of the instrument. Accordingly, this product gives customers the opportunity to invest in a product that protects the principal invested but allows the customer the potential to earn a return based on the performance of the indexes.

The risk of issuing certificates of deposit with returns tied to the applicable indexes is economically hedged by the Corporation. Indexed options are purchased from financial institutions with strong credit standings, whose return is designed to match the return payable on the certificates of deposit issued. By hedging the risk in this manner, the effective cost of these deposits is fixed. The contracts have a maturity and an index equal to the terms of the pool of retail deposits that they are economically hedging.

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

The purchased indexed options are used to economically hedge the bifurcated embedded option. These option contracts do not qualify for hedge accounting, and therefore, cannot be designated as accounting hedges. At December 31, 2018, the notional amount of the indexed options on deposits approximated $ 69 million (2017—$ 70 million) with a fair value of $ 13 million (asset) (2017—$ 16 million) while the embedded options had a notional value of $ 63 million (2017—$ 66 million) with a fair value of $ 11 million (liability) (2017—$ 14 million).

Refer to Note 27 to the consolidated financial statements for a description of other non-hedging derivative activities utilized by the Corporation during 2018 and 2017.

Foreign Exchange

The Corporation holds an interest in BHD León in the Dominican Republic, which is an investment accounted for under the equity method. The Corporation’s carrying value of the equity interest in BHD León approximated $144 million at December 31, 2018. This business is conducted in the country’s foreign currency. The resulting foreign currency translation adjustment, from operations for which the functional currency is other than the U.S. dollar, is reported in accumulated other comprehensive loss in the consolidated statements of condition, except for highly-inflationary environments in which the effects would be included in the consolidated statements of operations. At December 31, 2018, the Corporation had approximately $50 million in an unfavorable foreign currency translation adjustment as part of accumulated other comprehensive loss, compared with an unfavorable adjustment of $43 million at December 31, 2017 and $40 million at December 31, 2016.

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

Deposits, including customer deposits, brokered deposits and public funds deposits, continue to be the most significant source of funds for the Corporation, funding 83% of the Corporation’s total assets at December 31, 2018 and 80% at December 31, 2017. The ratio of total ending loans to deposits was 67% at December 31, 2018, compared to 70% at December 31, 2017. In addition to traditional deposits, the Corporation maintains borrowing arrangements, which amounted to approximately $1.5 billion at December 31, 2018. A detailed description of the Corporation’s borrowings, including their terms, is included in Note 19 to the Consolidated Financial Statements. Also, the Consolidated Statements of Cash Flows in the accompanying Consolidated Financial Statements provide information on the Corporation’s cash inflows and outflows.

As previously mentioned, the Corporation executed several actions corresponding to its capital and liquidity strategic plans. These include the redemption by Popular North America of all outstanding 8.327% Capital Securities, Series A issued by BanPonce Trust I, which had an aggregate liquidation amount of $52.9 million; entering into an accelerated share repurchase plan of $125 million; and the issuance of $300 million of 6.125% Senior Notes due 2023, the proceeds of which, along with cash-on-hand, were used to redeem $450 million of 7% Senior Notes due 2019, on October 15, 2018. Refer to additional details of these transactions in the Overview section of this MD&A and to Notes 19, Borrowings, and 21, Stockholder’s Equity, to the accompanying financial statements.

The following sections provide further information on the Corporation’s major funding activities and needs, as well as the risks involved in these activities. Note 41 to the Consolidated Financial Statements provides consolidating statements of condition, of operations and of cash flows which separately presents the Corporation’s bank holding companies and its subsidiaries as part of the “All other subsidiaries and eliminations” column.

Banking Subsidiaries

Primary sources of funding for the Corporation’s banking subsidiaries (BPPR and PB), or “the banking subsidiaries,” include retail and commercial deposits, brokered deposits, unpledged investment securities, mortgage loan securitization, and, to a lesser extent, loan sales. In addition, the Corporation maintains borrowing facilities with the FHLB and at the discount window of the Federal Reserve Board (the “FRB”), and has a considerable amount of collateral pledged that can be used to quickly raise funds under these facilities.

Refer to Note 19 to the Consolidated Financial Statements, for additional information of the Corporation’s borrowing facilities available through its banking subsidiaries.

The principal uses of funds for the banking subsidiaries include loan originations, investment portfolio purchases, loan purchases and repurchases, repayment of outstanding obligations (including deposits), advances on certain serviced portfolios, and operational expenses. Also, the banking subsidiaries assume liquidity risk related to collateral posting requirements for certain activities mainly in connection with contractual commitments, recourse provisions, servicing advances, derivatives, credit card licensing agreements and support to several mutual funds administered by BPPR.

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

Deposits are a key source of funding as they tend to be less volatile than institutional borrowings and their cost is less sensitive to changes in market rates. Refer to Table 8 for a breakdown of deposits by major types. Core deposits are generated from a large base of consumer, corporate and institutional customers. Core deposits include all non-interest bearing deposits, savings deposits and certificates of deposit under $100,000, excluding brokered deposits with denominations under $100,000. Core deposits have historically provided the Corporation with a sizable source of relatively stable and low-cost funds. Core deposits totaled $ 34.9 billion, or 88% of total deposits, at December 31, 2018, compared with $30.9 billion, or 87% of total deposits, at December 31, 2017. Core deposits financed 79% of the Corporation’s earning assets at December 31, 2018, compared with 76% at December 31, 2017.

The distribution by maturity of certificates of deposits with denominations of $100,000 and over at December 31, 2018 is presented in the table that follows:

Table 18—Distribution by Maturity of Certificate of Deposits of $100,000 and Over

(In thousands)
3 months or less	$1,840,954
3 to 6 months	302,497
6 to 12 months	731,886
Over 12 months	1,481,097

Total	$4,356,434

Average deposits, including brokered deposits, for the year ended December 31, 2018 represented 89% of average earning assets, compared with 88% and 86% for the years ended December 31, 2017 and 2016, respectively. Table 19 summarizes average deposits for the past five years.

Table 19—Average Total Deposits

	For the years ended December 31,
(In thousands)	2018	2017	2016	2015	2014
Non-interest bearing demand deposits	$8,790,314	$7,338,455	$6,607,639	$6,146,504	$5,533,649

Savings accounts	9,621,162	8,268,969	7,528,057	7,027,238	6,733,195

NOW, money market and other interest bearing demand accounts	12,516,921	9,958,772	7,024,810	5,446,933	4,824,402

Certificates of deposit:
Under $100,000	1,924,723	2,455,073	2,525,448	3,537,307	3,708,622
$100,000 and over	4,371,151	4,127,668	4,240,008	3,755,412	3,107,735

Certificates of deposit	6,295,874	6,582,741	6,765,456	7,292,719	6,816,357
Other time deposits	1,263,150	1,033,585	1,140,048	865,189	739,752

Total interest bearing deposits	29,697,107	25,844,067	22,458,371	20,632,079	19,113,706

Total average deposits	$38,487,421	$33,182,522	$29,066,010	$26,778,583	$24,647,355

The Corporation had $ 0.5 billion in brokered deposits at December 31, 2018 and December 31, 2017, which financed approximately 1%, of its total assets. In the event that any of the Corporation’s banking subsidiaries’ regulatory capital ratios fall below those required by a well-capitalized institution or are subject to capital restrictions by the regulators, that banking subsidiary faces the risk of not being able to raise or maintain brokered deposits and faces limitations on the rate paid on deposits, which may hinder the Corporation’s ability to effectively compete in its retail markets and could affect its deposit raising efforts.

At December 31, 2018, management believes that the banking subsidiaries had sufficient current and projected liquidity sources to meet their anticipated cash flow obligations, as well as special needs and off-balance sheet commitments, in the ordinary course of business and have sufficient liquidity resources to address a stress event. Although the banking subsidiaries have historically been able to replace maturing deposits and advances, no assurance can be given that they would be able to replace those funds in the future if the Corporation’s financial condition or general market conditions were to deteriorate. The Corporation’s financial flexibility will be severely constrained if its banking subsidiaries are unable to maintain access to funding or if adequate financing is not available to accommodate future financing needs at acceptable interest rates. The banking subsidiaries also are required to deposit cash or qualifying securities to meet margin requirements. To the extent that the value of securities previously pledged as collateral declines because of market changes, the Corporation will be required to deposit additional cash or securities to meet its margin requirements, thereby adversely affecting its liquidity. Finally, if management is required to rely more heavily on more expensive funding sources to meet its future growth, revenues may not increase proportionately to cover costs. In this case, profitability would be adversely affected.

Bank Holding Companies

The principal sources of funding for the bank holding companies (the “BHC’s”), which are Popular, Inc. (holding company only) (“PIHC”) and PNA, include cash on hand, investment securities, dividends received from banking and non-banking subsidiaries (subject to regulatory limits and authorizations) asset sales, credit facilities available from affiliate banking subsidiaries and proceeds from potential securities offerings.

The principal use of these funds includes the repayment of debt, and interest payments to holders of senior debt and junior subordinated deferrable interest (related to trust preferred securities) and capitalizing its banking subsidiaries.

The BHC’s have in the past borrowed in the money markets and in the corporate debt market primarily to finance their non-banking subsidiaries, however, the cash needs of the Corporation’s non-banking subsidiaries other than to repay indebtedness and interest are now minimal. These sources of funding have become more costly due to the reductions in the Corporation’s credit ratings. The Corporation’s principal credit ratings are below “investment grade”, which affects the Corporation’s ability to raise funds in the capital markets. The Corporation has an automatic shelf registration statement filed and effective with the Securities and Exchange Commission, which permits the Corporation to issue an unspecified amount of debt or equity securities.

The outstanding balance of notes payable at the BHC’s amounted to $679 million at December 31, 2018, compared with $886 million at December 31, 2017. The decrease is related to the redemption of Senior Notes, as mentioned above.

The contractual maturities of the BHC’s notes payable at December 31, 2018 are presented in Table 20.

Table 20—Distribution of BHC’s Notes Payable by Contractual Maturity

Year	(In thousands)
2023	$294,039
Later years	384,875

Total	$678,914

The BHCs liquidity position continues to be adequate with sufficient cash on hand, investments and other sources of liquidity which are expected to be enough to meet all BHCs obligations during the foreseeable future.

Non-banking subsidiaries

The principal sources of funding for the non-banking subsidiaries include internally generated cash flows from operations, loan sales, repurchase agreements, capital injection and borrowed funds from their direct parent companies or the holding companies. The principal uses of funds for the non-banking subsidiaries include repayment of maturing debt, operational expenses and payment of dividends to the BHCs. The liquidity needs of the non-banking subsidiaries are minimal since most of them are funded internally from operating cash flows or from intercompany borrowings from their holding companies, BPPR or PB.

Dividends

During the year ended December 31, 2018, the Corporation declared quarterly dividends on its outstanding common stock of $0.25 per share, for a total of $101.3 million. The dividends for the Corporation’s Series A and Series B preferred stock amounted to $3.7 million. The BHC’s received dividends amounting to $446 million from BPPR, $8 million in dividends from its non-banking subsidiaries, $1 million in dividends from EVERTEC’s parent company, $6 million from an investment in an equity investee and $13 million in dividend from its investment in BHD Leon. A portion of these dividends was used by Popular, Inc. for the payments of the cash dividends on its outstanding common stock, the $125 million accelerated stock repurchase, to partially fund the redemption of $450 million, 7% senior notes and the redemption of $53 million in trust preferred securities.

On January 23, 2019, the Corporation announced an increase in its quarterly common stock dividend from $0.25 per share to $0.30 per share, beginning in the second quarter of 2019, subject to approval by its Board of Directors. On February 15, 2019, the Corporation’s Board of Directors approved a quarterly cash dividend of $0.30 per share on its outstanding common stock, payable on April 1, 2019 to shareholders of record at the close of business on March 8, 2019.

Other Funding Sources and Capital

The debt securities portfolio provides an additional source of liquidity, which may be realized through either securities sales or repurchase agreements. The Corporation’s debt securities portfolio consists primarily of liquid U.S. government investment securities, sponsored U.S. agency securities, government sponsored mortgage-backed securities, and collateralized mortgage obligations that can be used to raise funds in the repo markets. The availability of the repurchase agreement would be subject to having sufficient unpledged collateral available at the time the transactions are to be consummated, in addition to overall liquidity and risk appetite of the various counterparties. The Corporation’s unpledged debt securities, amounted to $4.3 billion at December 31, 2018 and $3.2 billion at December 31, 2017. A substantial portion of these debt securities could be used to raise financing quickly in the U.S. money markets or from secured lending sources.

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

The importance of the Puerto Rico market for the Corporation is an additional risk factor that could affect its financing activities. In the case of a deterioration in economic and fiscal conditions in Puerto Rico, the credit quality of the Corporation could be affected and result in higher credit costs. The Puerto Rico economy continues to face various challenges, including significant pressures in some sectors of the residential real estate market and the impact of two major hurricanes in September 2017. Refer to the Geographic and Government Risk section of this MD&A for some highlights on the current status of the Puerto Rico economy and the ongoing fiscal crisis.

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

Obligations Subject to Rating Triggers or Collateral Requirements

The Corporation’s banking subsidiaries currently do not use borrowings that are rated by the major rating agencies, as these banking subsidiaries are funded primarily with deposits and secured borrowings. The banking subsidiaries had $10 million in deposits at December 31, 2018 that are subject to rating triggers.

In addition, certain mortgage servicing and custodial agreements that BPPR has with third parties include rating covenants. In the event of a credit rating downgrade, the third parties have the right to require the institution to engage a substitute cash custodian for escrow deposits and/or increase collateral levels securing the recourse obligations. Also, as discussed in Note 24 to the Consolidated Financial Statements, the Corporation services residential mortgage loans subject to credit recourse provisions. Certain contractual agreements require the Corporation to post collateral to secure such recourse obligations if the institution’s required credit ratings are not maintained. Collateral pledged by the Corporation to secure recourse obligations amounted to approximately $62 million at December 31, 2018. The Corporation could be required to post additional collateral under the agreements. Management expects that it would be able to meet additional collateral requirements if and when needed. The requirements to post collateral under certain agreements or the loss of escrow deposits could reduce the Corporation’s liquidity resources and impact its operating results.

Credit Risk

Geographic and Government Risk

The Corporation is exposed to geographic and government risk. The Corporation’s assets and revenue composition by geographical area and by business segment reporting are presented in Note 39 to the Consolidated Financial Statements.

Commonwealth of Puerto Rico

A significant portion of our financial activities and credit exposure is concentrated in the Commonwealth of Puerto Rico (the “Commonwealth” or “Puerto Rico”), which has endured a decade-long recession and continues to face severe economic and fiscal challenges.

Economic Performance

The Commonwealth’s economy entered a recession in the fourth quarter of fiscal year 2006, and the Commonwealth’s gross national product (“GNP”) has contracted (in real terms) every fiscal year between 2007 and 2018, with the exception of fiscal year 2012. Pursuant to the latest Puerto Rico Planning Board (the “Planning Board”) estimates, published in April 2018, the Commonwealth’s real GNP for fiscal years 2017 and 2018 decreased by 2.4% and 5.6%, respectively. The Planning Board estimates that real GNP will increase approximately 3.5% in fiscal year 2019, in part due to the influx of federal funds and private insurance payments in connection with Hurricane Maria. For information regarding the economic projections of the Revised Commonwealth Fiscal Plan, see Fiscal Plans, Commonwealth Fiscal Plan, below.

Fiscal Crisis

The Commonwealth remains in the midst of a profound fiscal crisis affecting the central government and many of its instrumentalities, public corporations and municipalities. This fiscal crisis has been primarily the result of economic contraction, persistent and significant budget deficits, a high debt burden, unfunded legacy obligations, and lack of access to the capital markets, among other factors. As a result of the crisis, the Commonwealth and certain of its instrumentalities have been unable to make debt service payments on their outstanding bonds and notes since 2016. The escalating fiscal and economic crisis and the imminent widespread defaults prompted the U.S. Congress to enact the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) in June 2016, which, as further discussed below, established two mechanisms for the restructuring of the obligations of the Commonwealth, its public corporations, instrumentalities and municipalities. The Commonwealth and several of its instrumentalities are currently in the process of restructuring their debts through such mechanisms.

PROMESA

PROMESA created a seven-member federally-appointed oversight board (the “Oversight Board”) with ample powers over the fiscal and economic affairs of the Commonwealth, its public corporations, instrumentalities and municipalities. Pursuant to PROMESA, the Oversight Board will remain in place until market access is restored and balanced budgets, in accordance with modified accrual accounting, are produced for at least four consecutive years. In August 2016, President Obama appointed the seven voting members of the Oversight Board through the process established in PROMESA, which authorized the President to select the members from several lists required to be submitted by congressional leaders. On February 15, 2019, however, the First Circuit of the U.S. Court of Appeals (the “First Circuit”) declared such appointments unconstitutional on the grounds that they did not comply with the Appointments Clause of the U.S. Constitution, which requires that principal federal officers be appointed by the President, with the advice and consent of the U.S. Senate. The First Circuit’s decision provides that its mandate will not issue for 90 days, so as to allow the President and the U.S. Senate to validate the currently defective appointments or reconstitute the Oversight Board in accordance with the Appointments Clause. Such process may delay the Commonwealth’s efforts to restructure its debts and create additional uncertainty regarding the Commonwealth’s prospects for fiscal and economic recovery.

The Oversight Board has designated the Commonwealth and all of its public corporations and instrumentalities as “covered entities” under PROMESA. None of the Commonwealth’s municipalities have been designated as covered entities as of the date of this report but may be designated as such in the future. Covered entities are required to submit their annual budgets and, if the Oversight Board so requests, their fiscal plans, to the Oversight Board for its review and approval. They are also required to seek Oversight Board approval to issue, guarantee or modify their debts and to enter into contracts with an aggregate value of $10 million or more. Finally, covered entities are also potentially eligible to avail themselves of the restructuring processes provided by PROMESA. One of such restructuring processes, Title VI, is a largely out-of-court process through which a government entity and its financial creditors can agree on terms to restructure such entity’s debt. If a supermajority of creditors of a certain category agrees, that agreement can bind all other creditors in such category. The other one, Title III, draws on the federal bankruptcy code and provides a court-supervised process for a comprehensive restructuring led by the Oversight Board. Access to either of these procedures is dependent on compliance with certain requirements established in PROMESA, including the approval of the Oversight Board.

Fiscal Plans

Commonwealth Fiscal Plan. The Oversight Board has certified several versions of fiscal plans for the Commonwealth since 2017. The most recent fiscal plan for the Commonwealth certified by the Oversight Board is dated as of October 23, 2018 (the “Revised Commonwealth Fiscal Plan”). The Revised Commonwealth Fiscal Plan estimates an 8.0% contraction in real GNP in fiscal year 2018, after accounting for the impact of disaster relief funding and the measures and structural reforms contemplated by the plan. It also projects that disaster relief spending will have a short-term stimulative effect on the economy, which, combined with the estimated effects of the proposed fiscal measures and structural reforms, will result in variable GNP growth from fiscal years 2019 through 2022, followed by GNP contraction in fiscal year 2023 as disaster relief funding drops off considerably. The Commonwealth’s population is estimated to steadily decline at a rate of approximately 1% annually through the projection period.

Before accounting for the impact of the measures and structural reforms contemplated therein, the Revised Commonwealth Fiscal Plan projects a pre-contractual debt service surplus in fiscal years 2018 through 2020. This surplus is not projected to continue after fiscal year 2020, as federal disaster relief funding slows down. The Revised Commonwealth Fiscal Plan projects that, without major Government action, the Commonwealth would suffer an annual primary deficit starting in fiscal year 2021. After the application of the fiscal measures and structural reforms contemplated therein, the Revised Commonwealth Fiscal Plan projects a pre-contractual debt service surplus of approximately $17 billion from fiscal years 2018 through 2023. However, after the payment of contractual debt service, the surplus projected for such period drops significantly and annual deficits begin in fiscal year 2027. Moreover, even after the implementation of the fiscal measures and structural reforms contemplated by the plan and before contractual debt service, the Revised Commonwealth Fiscal Plan projects an annual deficit starting in fiscal year 2034. Based on such long-term projections, the Revised Commonwealth Fiscal Plan concludes that the Commonwealth cannot afford to meet all of its contractual debt obligations.

The Revised Commonwealth Fiscal Plan does not contemplate a restructuring of the debt of the Commonwealth’s municipalities. It does, however, contemplate the gradual reduction and the ultimate elimination of budgetary subsidies provided by the Commonwealth to municipalities, which constitute a material portion of the operating revenues of certain municipalities. Commonwealth appropriations to municipalities were reduced by $150 million in fiscal year 2018 and by an additional $45 million in 2019 (from approximately $370 million in fiscal year 2017 to approximately $220 million in fiscal year 2018 and approximately $175 in fiscal year 2019). The Revised Commonwealth Fiscal Plan provides for additional reductions in such appropriations every fiscal year, holding appropriations constant at approximately 45-50% of current levels starting in fiscal year 2022, before ultimately phasing out all subsidies in fiscal year 2024.

Other Fiscal Plans. Pursuant to PROMESA, the Oversight Board has also requested and certified fiscal plans for several public corporations and instrumentalities. Such plans conclude that such entities cannot afford to meet all of their contractual obligations as currently scheduled.

The certified fiscal plan for the Puerto Rico Electric Power Authority (“PREPA”), Puerto Rico’s electric power utility, contemplates the transformation of Puerto Rico’s electric system through, among other things, the establishment of a public-private partnership with respect to PREPA’s transmission and distribution system, and calls for significant structural reforms at PREPA. The plan also contemplates changes to the treatment of the municipal contribution in lieu of taxes, which could result in increased electricity expenses for municipalities.

The certified fiscal plan for Government Development Bank for Puerto Rico (“GDB”) contemplated the wind-down of GDB and the distribution of the cash flows of GDB’s loan portfolio among its creditors (including its municipal depositors) through a debt restructuring proceeding under Title VI of PROMESA. Such restructuring was approved by the U.S. District Court for the District of Puerto Rico (the “U.S. District Court”) and subsequently consummated on November 29, 2018.

Pending Title III and Title VI Proceedings

On May 3, 2017, the Oversight Board, on behalf of the Commonwealth, filed a petition in the U.S. District Court to restructure the Commonwealth’s liabilities under Title III of PROMESA. The Oversight Board has subsequently filed analogous petitions with respect to the Puerto Rico Sales Tax Financing Corporation (“COFINA”), the Employees Retirement System of the Government of the Commonwealth of Puerto Rico, the Puerto Rico Highways and Transportation Authority and PREPA.

On October 19, 2018, the Oversight Board filed a plan of adjustment for COFINA (as subsequently amended, the “COFINA Plan of Adjustment”), as well as a motion to approve a settlement of certain disputes between the Commonwealth and COFINA regarding the ownership of a portion of the sales and use tax pledged to the payment of COFINA’s bonds (the “COFINA Settlement”). The COFINA Plan of Adjustment provided for the restructuring of COFINA’s bonds based on the COFINA Settlement, which contemplated that the Commonwealth would receive approximately 46.35% of the yearly revenues previously allocated to COFINA. The COFINA Settlement and the COFINA Plan of Adjustment were confirmed by the U.S. District Court on February 4, 2019 and the restructuring transaction contemplated thereby was consummated on February 12, 2019. As of the date of this report, the plans of adjustment for the other Title III debtors have not been filed.

Exposure of the Corporation

The credit quality of BPPR’s loan portfolio reflects, among other things, the general economic conditions in Puerto Rico and other adverse conditions affecting Puerto Rico consumers and businesses. The effects of the prolonged recession are reflected in limited loan demand, an increase in the rate of foreclosures and delinquencies on loans granted in Puerto Rico. While PROMESA provides a process to address the Commonwealth’s fiscal crisis, the length and complexity of the Title III proceedings for the Commonwealth and various of its instrumentalities, the adjustment measures required by the fiscal plans and the long-term impact of Hurricanes Irma and Maria present significant economic risks. In addition, the measures taken to address the fiscal crisis and those that will have to be taken in the near future will likely affect many of our individual customers and customers’ businesses, which could cause credit losses that adversely affect us and may negatively affect consumer confidence. This, in turn, could result in reductions in consumer spending that may also adversely impact our interest and non-interest revenues. If global or local economic conditions worsen or the Government of Puerto Rico and the Oversight Board are unable to adequately manage the Commonwealth’s fiscal and economic challenges, including by consummating an orderly restructuring of its debt obligations while continuing to provide essential services, these adverse effects could continue or worsen in ways that we are not able to predict.

At December 31, 2018 and 2017, the Corporation’s direct exposure to the Puerto Rico government and its instrumentalities and municipalities totaled to $458 million and $484 million, respectively, which amounts were fully outstanding at December 31, 2018 and 2017. Further deterioration of the Commonwealth’s fiscal and economic situation, could adversely affect the value of our Puerto Rico government obligations, resulting in losses to us. Of the amount outstanding, $413 million consists of loans and $45 million are securities ($435 million and $49 million, respectively, at December 31, 2017). Substantially all of the amount outstanding at December 31, 2018 were obligations from various Puerto Rico municipalities. In most cases, these were “general obligations” of a municipality, to which the applicable municipality has pledged its good faith, credit and unlimited taxing power, or “special obligations” of a municipality, to which the applicable municipality has pledged other revenues. At December 31, 2018 75% of the Corporation’s exposure to municipal loans and securities was concentrated in the municipalities of San Juan, Guaynabo, Carolina and Bayamón. Although the Oversight Board has not designated any of the Commonwealth’s 78 municipalities as covered entities under PROMESA, it may decide to do so in the future. For a more detailed description of the Corporation’s direct exposure to the Puerto Rico government and its instrumentalities and municipalities, refer to Note 25 – Commitments and contingencies.

In addition, at December 31, 2018, the Corporation had $368 million in loans insured or securities issued by Puerto Rico governmental entities but for which the principal source of repayment is non-governmental ($386 million at December 31, 2017). These included $293 million in residential mortgage loans insured by the Puerto Rico Housing Finance Authority (“HFA”), a governmental instrumentality that has been designated as a covered entity under PROMESA (December 31, 2017 - $310 million). These mortgage loans are secured by first mortgages on Puerto Rico residential properties and the HFA insurance covers losses in the event of a borrower default and subsequent foreclosure of the underlying property. The Corporation also had at December 31, 2018, $45 million in bonds issued by HFA which are secured by second mortgage loans on Puerto Rico residential properties, and for which HFA also provides insurance to cover losses in the event of a borrower default and subsequent foreclosure of the underlying property (December 31, 2017 - $44 million). In the event that the mortgage loans insured by HFA and held by the Corporation directly or those serving as collateral for the HFA bonds default and the collateral is insufficient to satisfy the outstanding balance of these loans, HFA’s ability to honor its insurance will depend, among other factors, on the financial condition of HFA at the time such obligations become due and payable. Although the Governor is currently authorized by local legislation to impose a temporary moratorium on the financial obligations of the HFA, he has not exercised this power as of the date hereof. In addition, at December 31, 2018, the Corporation had $7 million in securities issued by HFA that have been economically defeased and refunded and for which securities consisting of U.S. agencies and Treasury obligations have been escrowed (December 31, 2017 - $7 million), and $23 million of commercial real estate notes issued by government entities but that are payable from rent paid by non-governmental parties (December 31, 2017 - $25 million).

BPPR’s commercial loan portfolio also includes loans to private borrowers who are service providers, lessors, suppliers or have other relationships with the government. These borrowers could be negatively affected by the fiscal measures to be implemented to address the Commonwealth’s fiscal crisis and the ongoing Title III proceedings under PROMESA described above. Similarly, BPPR’s mortgage and consumer loan portfolios include loans to current and former government employees which could also be negatively affected by fiscal measures such as employee layoffs or furloughs or reductions in pension benefits.

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

At December 31, 2018, the Corporation’s direct exposure to USVI instrumentalities and public corporations amounted to approximately $76 million, of which $68 million is outstanding (compared to $82 million and $73 million, respectively, at December 31, 2017). Of the amount outstanding, approximately (i) $42 million represents loans to the West Indian Company LTD, a government-owned company that owns and operates a cruise ship pier and shopping mall complex in St. Thomas, (ii) $14 million represents loans to the Virgin Islands Water and Power Authority, a public corporation of the USVI that operates USVI’s water production and electric generation plants, and (iii) $12 million represents loans to the Virgin Islands Public Finance Authority, a public corporation of the USVI created for the purpose of raising capital for public projects (compared to $43 million, $14 million and $16 million, respectively, at December 31, 2017).

U.S. Government

As further detailed in Notes 6 and 7 to the Consolidated Financial Statements, a substantial portion of the Corporation’s investment securities represented exposure to the U.S. Government in the form of U.S. Government sponsored entities, as well as agency mortgage-backed and U.S. Treasury securities. In addition, $1.2 billion of residential mortgages and $74 million commercial loans were insured or guaranteed by the U.S. Government or its agencies at December 31, 2018 (compared to $1.7 billion and $88 million, respectively, at December 31, 2017).

Non-Performing Assets

Non-performing assets include primarily past-due loans that are no longer accruing interest, renegotiated loans, and real estate property acquired through foreclosure. A summary, including certain credit quality metrics, is presented in Table 21. Credit metrics for 2017 were impacted by the relief initiatives implemented by the Corporation related to the hurricanes, including the loan payment moratorium.

Overall, the Puerto Rico segment continued to reflect a positive credit quality trend during 2018, with metrics better than, or improving to levels equal to, those prevailing prior to the impact of Hurricanes Irma and Maria in September 2017. The Corporation continues to closely monitor its portfolios and related credit metrics given Puerto Rico’s ongoing economic and fiscal challenges.

The results of the U.S. operations also remained solid with strong growth and favorable credit quality metrics. The U.S. taxi medallion portfolio acquired from the FDIC in the assisted sale of Doral Bank continued to reflect the pressure on medallion collateral values, particularly in the New York City metro area.

Total non-performing assets (“NPAs”) increased by $5 million when compared with December 31, 2017. The Puerto Rico operations reflect an increase in non-performing loans (“NPLs”) of $53 million, as the prior year included the impact of the moratorium offered to our clients as part of the hurricane relief efforts, coupled with additions of $13 million related to the Reliable auto business. The increase in Puerto Rico NPLs was offset by lower other real estate owned by $53 million related to increased sales activity, and lower inflows as a result of the temporary suspension of foreclosures after the hurricanes. The U.S. operations NPLs increased by $3 million, principally driven by the classification as non-performing of a single construction borrower.

At December 31, 2018, NPLs secured by real estate, amounted to $459 million in the Puerto Rico operations and $49 million in the U.S. operations, compared to $449 million in the Puerto Rico operations and $36 million in the U.S. operations at December 31, 2017.

The Corporation’s commercial loan portfolio secured by real estate (“CRE”), amounted to $7.8 billion at December 31, 2018, of which $2.0 billion was secured with owner occupied properties, compared with $7.6 billion and $2.1 billion, respectively, at December 31, 2017. CRE non-performing loans, amounted to $129 million at December 31, 2018, compared with $124 million at December 31, 2017. The CRE non-performing loans ratios for the BPPR and Popular U.S. segments were 3.05% and 0.02%, respectively, at December 31, 2018, compared with 2.77% and 0.10%, respectively, at December 31, 2017.

In addition to the NPLs included in Table 21, at December 31, 2018, there were $153 million of performing loans, mostly commercial loans, which in management’s opinion, are currently subject to potential future classification as non-performing and are considered impaired (December 31, 2017—$155 million).

Table 21—Non-Performing Assets

	December 31, 2018			December 31, 2017			December 31, 2016
(Dollars in thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Non-accrual loans:
Commercial	$182,950	$1,076	$184,026	$161,226	$3,839	$165,065	$159,655	$3,693	$163,348
Construction	1,788	12,060	13,848	—	—	—	—	—	—
Legacy[1]	—	2,627	2,627	—	3,039	3,039	—	3,337	3,337
Leasing	3,313	—	3,313	2,974	—	2,974	3,062	—	3,062
Mortgage	323,565	11,033	334,598	306,697	14,852	321,549	318,194	11,713	329,907
Consumer	56,482	16,193	72,675	40,543	17,787	58,330	51,597	6,664	58,261

Total non-performing loans held-in-portfolio, excluding covered loans	568,098	42,989	611,087	511,440	39,517	550,957	532,508	25,407	557,915
Other real estate owned (“OREO”), excluding covered OREO	134,063	2,642	136,705	167,253	2,007	169,260	177,412	3,033	180,445

Total non-performing assets, excluding covered assets	$702,161	$45,631	$747,792	$678,693	$41,524	$720,217	$709,920	$28,440	$738,360
Covered loans and OREO[3]	—	—	—	22,948	—	22,948	36,044	—	36,044

Total non-performing assets [2]	$702,161	$45,631	$747,792	$701,641	$41,524	$743,165	$745,964	$28,440	$774,404

Accruing loans past-due 90 days or more[4] [5]	$612,543	$—	$612,543	$1,225,149	$—	$1,225,149	$426,652	$—	$426,652

Excluding covered loans:[6]
Non-performing loans to loans held-in-portfolio			2.31%			2.27%			2.45%

Including covered loans:
Non-performing loans to loans held-in-portfolio			2.31%			2.23%			2.41%
Interest lost			$35,170			$29,920			$29,385

[1]   The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

[2] There were no non-performing loans held-for-sale as of December 31, 2018, 2017 and 2016.

[3]   The amount consists of $3 million in non-performing loans accounted for under ASC Subtopic 310-20 and $20 million in covered OREO at December 31, 2017 and $4 million and $32 million at December 31, 2016, respectively. It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

[4]   The carrying value of loans accounted for under ASC Subtopic 310-30 that are contractually 90 days or more past due was $216 million at December 31, 2018 (December 31, 2017—$272 million; December 31, 2016—$282 million). This amount is excluded from the above table as the loans’ accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[5]   It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. The balance of these loans includes $134 million at December 31, 2018 related to the rebooking of loans previously pooled into GNMA securities, in which the Corporation had a buy-back option as further described below (December 31, 2017—$840 million). These balances include $283 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2018 (December 31, 2017—$178 million; December 31, 2016—$181 million). Furthermore, the Corporation has approximately $69 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets (December 31, 2017—$58 million; December 31, 2016—$68 million).

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

Table 21 (continued)—Non-Performing Assets

	December 31, 2015			December 31, 2014
(Dollars in thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Non-accrual loans:
Commercial	$177,902	$3,914	$181,816	$257,910	$2,315	$260,225
Construction	3,550	—	3,550	13,812	—	13,812
Legacy[1]	—	3,649	3,649	—	1,545	1,545
Leasing	3,009	—	3,009	3,102	—	3,102
Mortgage	337,933	13,538	351,471	295,629	9,284	304,913
Consumer	52,440	5,864	58,304	40,930	5,956	46,886

Total non-performing loans held-in-portfolio, excluding covered loans	574,834	26,965	601,799	611,383	19,100	630,483
Non-performing loans held-for-sale[2]	44,696	473	45,169	225	18,674	18,899
Other real estate owned (“OREO”), excluding covered OREO	151,439	3,792	155,231	119,144	16,356	135,500

Total non-performing assets, excluding covered assets	$770,969	$31,230	$802,199	$730,752	$54,130	$784,882
Covered loans and OREO[3]	40,571	—	40,571	148,099	—	148,099

Total non-performing assets	$811,540	$31,230	$842,770	$878,851	$54,130	$932,981

Accruing loans past-due 90 days or more[4] [5]	$446,725	$—	$446,725	$447,990	$—	$447,990

Excluding covered loans:[6]
Non-performing loans to loans held-in-portfolio			2.69%			3.25%

Including covered loans:
Non-performing loans to loans held-in-portfolio			2.63%			2.95%
Interest lost			$27,644			$23,413

[1]   The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

[2]   Non-performing loans held-for-sale at December 31, 2015 consist of $45 million in commercial loans and $95 thousand in construction loans. Non-performing loans held-for-sale at December 31, 2014 consist of $14 million in mortgage loans, $309 thousand in commercial loans and $4.5 million in consumer loans.

[3]   The amount consists of $4 million in non-performing loans accounted for under ASC Subtopic 310-20 and $37 million in covered OREO at December 31, 2015 (December 31, 2014—$18 million and $130 million, respectively). It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

[4]   The carrying value of loans accounted for under ASC Subtopic 310-30 that are contractually 90 days or more past due was $349 million at December 31, 2015 (December 31, 2014—$516 million). This amount is excluded from the above table as the loans’ accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[5]   It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These balances include $164 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2015 (December 31, 2014—$125 million). Furthermore, the Corporation has approximately $70 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets.

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

Loan Delinquencies

Another key measure used to evaluate and monitor the Corporation’s asset quality is loan delinquencies. Loans delinquent 30 days or more and delinquencies, as a percentage of their related portfolio category at December 31, 2018 and 2017, are presented below.

Table 22—Loan Delinquencies

(Dollars in thousands)	2018			2017
	Loans delinquent 30 days or more	Total loans	Total delinquencies as a percentage of total loans	Loans delinquent 30 days or more	Total loans	Total delinquencies as a percentage of total loans
Commercial	$406,442	$12,043,019	3.37%	$364,679	$11,488,861	3.17%
Construction	13,848	779,449	1.78	170	880,029	0.02
Legacy	3,267	25,949	12.59	3,747	32,980	11.36
Leasing	12,803	934,773	1.37	14,687	809,990	1.81
Mortgage	1,474,923	7,235,258	20.39	1,926,939	7,270,407	26.50
Consumer	196,325	5,489,441	3.58	156,289	3,810,527	4.10
Covered loans	—	—	—	82,764	517,274	16.00
Loans held-for-sale	173	51,422	0.34	1,829	132,395	1.38

Total	$2,107,781	$26,559,311	7.94%	$2,551,104	$24,942,463	10.23%

For the year ended December 31, 2018, total non-performing loan inflows, excluding consumer loans, increased by $91 million, or 25%, when compared to the inflows for the year 2017. Inflows of non-performing loans held-in-portfolio at the BPPR segment increased by $85 million, or 25%, compared to the inflows for the year 2017, mostly related to higher commercial and mortgage inflows of $40 million, each. Mortgage inflows for the year 2017 were lower as it were affected by the payment moratorium granted after the hurricanes. On the other hand, higher commercial inflows for the year 2018 were associated with the addition of two borrowers with an aggregate amount of $45.5 million. Inflows of non-performing loans held-in-portfolio at the Popular U.S. segment increased by $7 million, or 22%, from the same period in 2017, mostly driven by higher construction inflows of $18 million, partially offset by lower mortgage inflows of $9 million.

Table 23—Activity in Non-Performing Loans Held-in-Portfolio (Excluding Consumer and Covered Loans)

	For the year ended December 31, 2018
(In thousands)	BPPR	Popular U.S.	Popular, Inc.
Beginning balance	$467,923	$21,730	$489,653
Plus:
New non-performing loans	424,969	37,197	462,166
Advances on existing non-performing loans	763	178	941
Reclassification from construction loans to commercial loans	3,413	—	3,413
Less:
Non-performing loans transferred to OREO	(30,613)	(686)	(31,299)
Non-performing loans charged-off	(71,283)	(6,211)	(77,494)
Loans returned to accrual status / loan collections	(286,869)	(25,412)	(312,281)

Ending balance NPLs	$508,303	$26,796	$535,099

Table 24—Activity in Non-Performing Loans Held-in-Portfolio (Excluding Consumer and Covered Loans)

	For the year ended December 31, 2017
(In thousands)	BPPR	Popular U.S.	Popular, Inc.
Beginning balance	$477,849	$18,743	$496,592
Plus:
New non-performing loans	341,196	29,899	371,095
Advances on existing non-performing loans	—	785	785
Less:
Non-performing loans transferred to OREO	(40,260)	(46)	(40,306)
Non-performing loans charged-off	(89,896)	(919)	(90,815)
Loans returned to accrual status / loan collections	(220,966)	(26,732)	(247,698)

Ending balance NPLs	$467,923	$21,730	$489,653

Table 25—Activity in Non-Performing Commercial Loans Held-In-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2018
(In thousands)	BPPR	Popular U.S.	Popular, Inc.
Beginning balance - NPLs	$161,226	$3,839	$165,065
Plus:
New non-performing loans	118,233	4,795	123,028
Advances on existing non-performing loans	647	—	647
Less:
Non-performing loans transferred to OREO	(7,060)	—	(7,060)
Non-performing loans charged-off	(23,208)	(266)	(23,474)
Loans returned to accrual status / loan collections	(66,888)	(7,292)	(74,180)

Ending balance - NPLs	$182,950	$1,076	$184,026

Table 26—Activity in Non-Performing Commercial Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2017
(In thousands)	BPPR	Popular U.S.	Popular, Inc.
Beginning balance - NPLs	$159,655	$3,693	$163,348
Plus:
New non-performing loans	78,469	8,071	86,540
Advances on existing non-performing loans	—	4	4
Less:
Non-performing loans transferred to OREO	(6,282)	—	(6,282)
Non-performing loans charged-off	(37,380)	(117)	(37,497)
Loans returned to accrual status / loan collections	(33,236)	(7,812)	(41,048)

Ending balance - NPLs	$161,226	$3,839	$165,065

Table 27—Activity in Non-Performing Construction Loans Held-In-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2018
(In thousands)	BPPR	Popular U.S.	Popular, Inc.
Beginning balance - NPLs	$—	$—	$—
Plus:
New non-performing loans	4,177	17,901	22,078
Advances on existing non-performing loans	116	—	116
Less:
Non-performing loans charged-off	—	(5,806)	(5,806)
Loans returned to accrual status / loan collections	(2,505)	(35)	(2,540)

Ending balance - NPLs	$1,788	$12,060	$13,848

Table 28—Activity in Non-Performing Construction Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2017
(In thousands)	BPPR	Popular U.S.	Popular, Inc.
Beginning balance - NPLs	$—	$—	$—
Plus:
New non-performing loans	99	—	99
Less:
Loans returned to accrual status / loan collections	(99)	—	(99)

Ending balance - NPLs	$—	$—	$—

Table 29—Activity in Non-Performing Mortgage Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2018
(In thousands)	BPPR	Popular U.S.	Popular, Inc.
Beginning balance - NPLs	$306,697	$14,852	$321,549
Plus:
New non-performing loans	302,559	13,371	315,930
Advances on existing non-performing loans	—	150	150
Reclassification from covered loans	3,413	—	3,413
Less:
Non-performing loans transferred to OREO	(23,553)	(686)	(24,239)
Non-performing loans charged-off	(48,075)	(152)	(48,227)
Loans returned to accrual status / loan collections	(217,476)	(16,502)	(233,978)

Ending balance - NPLs	$323,565	$11,033	$334,598

Table 30—Activity in Non-Performing Mortgage Loans Held-in-Portfolio (Excluding Covered Loans)

	For the year ended December 31, 2017
(In thousands)	BPPR	Popular U.S.	Popular, Inc.
Beginning balance - NPLs	$318,194	$11,713	$329,907
Plus:
New non-performing loans	262,628	21,714	284,342
Advances on existing non-performing loans	—	662	662
Less:
Non-performing loans transferred to OREO	(33,978)	(46)	(34,024)
Non-performing loans charged-off	(52,516)	(775)	(53,291)
Loans returned to accrual status / loan collections	(187,631)	(18,416)	(206,047)

Ending balance - NPLs	$306,697	$14,852	$321,549

Allowance for Loan and Lease Losses (“ALLL”)

The allowance for loan and lease losses, which represents management’s estimate of credit losses inherent in the loan portfolio, is maintained at a sufficient level to provide for estimated credit losses on individually evaluated loans as well as estimated credit losses inherent in the remainder of the loan portfolio. The Corporation’s management evaluates the adequacy of the ALLL for loan losses on a quarterly basis. In this evaluation, management considers current economic conditions and the resulting impact on Popular Inc.’s loan portfolio, the composition of the portfolio by loan type and risk characteristics, historical loss experience, results of periodic credit reviews of individual loans, regulatory requirements and loan impairment measurement, among other factors.

The Corporation must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown, such as economic developments affecting specific customers, industries or markets. Other factors that can affect management’s estimates are the years of historical data when estimating losses, changes in underwriting standards, financial accounting standards and loan impairment measurements, among others. Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the condition of the various markets in which collateral may be sold may all affect the required level of the allowance for loan losses. Consequently, the business financial condition, liquidity, capital and results of operations could also be affected. Refer to the Critical Accounting Policies / Estimates section of this MD&A for a description of the Corporation’s ALLL methodology.

At December 31, 2018, the ALLL amounted to $569 million, a decrease of $54 million when compared with December 31, 2017. The provision for loan losses for the non-covered portfolio for the year ended December 31, 2018 amounted to $226 million, compared to $320 million in the same period in the prior year, a decrease of $94 million. The third quarter of 2017 included a charge of $64.3 million related to hurricane María’s estimated impact on the Puerto Rico loan portfolios, coupled with downward adjustments to the hurricane-related reserve during 2018, as portfolios performed better than the assumptions used to create this reserve. Refer to the Provision for Loan Losses section of this MD&A for additional information.

The following table presents net charge-offs to average loans held-in-portfolio (“HIP”) ratios by loan category for the years ended December 31, 2018, 2017 and 2016:

Table 31—Net Charge-Offs (Recoveries) to Average Loans HIP (Non-covered loans)

	December 31, 2018			December 31, 2017			December 31, 2016
	BPPR	Popular U.S.	Popular Inc.	BPPR	Popular U.S.	Popular Inc.	BPPR	Popular U.S.	Popular Inc.
Commercial	0.91%	0.44%	0.73%	0.31%	0.88%	0.51%	0.28%	(0.11)%	0.17%
Construction	(1.54)	0.71	0.49	(2.88)	—	(0.32)	(1.98)	—	(0.28)
Leasing	0.70	—	0.70	0.91	—	0.91	0.59	—	0.59
Legacy	—	(6.89)	(6.89)	—	(4.30)	(4.30)	—	(3.67)	(3.67)
Mortgage	1.05	(0.05)	0.93	1.30	0.03	1.15	1.09	0.23	0.98
Consumer	2.64	3.68	2.74	2.77	3.17	2.82	2.31	1.74	2.23

Total	1.31%	0.61%	1.13%	1.13%	0.82%	1.05%	0.95%	0.12%	0.76%

Non-covered net charge-offs for the year ended December 31, 2018 amounted to $280.8 million, increasing by $41.0 million when compared to the year ended December 31, 2017, driven by higher BPPR commercial and consumer net charge-offs. Commercial NCOs increase includes the impact of the charge-offs from two large commercial relationships during the fourth quarter of 2018. Consumer NCOs increase was mostly due to post-moratorium effects, accounted for in the hurricane-related reserve. Refer to Note 9 to the consolidated financial statements for more information on the changes in the allowance for loan losses,

Table 32—Composition of ALLL

December 31, 2018
(Dollars in thousands)	Commercial	Construction	Legacy [1]	Leasing	Mortgage	Consumer	Total
Specific ALLL	$52,190	$56	$—	$320	$41,211	$25,893	$119,670
Impaired loans	$398,518	$13,848	$—	$1,099	$518,888	$112,742	$1,045,095
Specific ALLL to impaired loans	13.10%	0.40%	-%	29.12%	7.94%	22.97%	11.45%

General ALLL	$186,925	$7,368	$969	$11,166	$106,201	$137,049	$449,678
Loans held-in-portfolio, excluding impaired loans	$11,644,501	$765,601	$25,949	$933,674	$6,716,370	$5,376,699	$25,462,794
General ALLL to loans held-in-portfolio, excluding impaired loans	1.61%	0.96%	3.73%	1.20%	1.58%	2.55%	1.77%

Total ALLL	$239,115	$7,424	$969	$11,486	$147,412	$162,942	$569,348
Total non-covered loans held-in-portfolio	$12,043,019	$779,449	$25,949	$934,773	$7,235,258	$5,489,441	$26,507,889
ALLL to loans held-in-portfolio	1.99%	0.95%	3.73%	1.23%	2.04%	2.97%	2.15%

[1]   The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

Table 33—Composition of ALLL

December 31, 2017
(Dollars in thousands)	Commercial	Construction	Legacy[2]	Leasing	Mortgage	Consumer	Total[3]
Specific ALLL	$36,982	$—	$—	$475	$48,832	$22,802	$109,091
Impaired loans [1]	$323,455	$—	$—	$1,456	$518,275	$104,237	$947,423
Specific ALLL to impaired loans [1]	11.43%	-%	-%	32.62%	9.42%	21.88%	11.51%

General ALLL	$178,683	$8,362	$798	$11,516	$114,790	$166,942	$481,091
Loans held-in-portfolio, excluding impaired loans [1]	$11,165,406	$880,029	$32,980	$808,534	$6,752,132	$3,706,290	$23,345,371
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	1.60%	0.95%	2.42%	1.42%	1.70%	4.50%	2.06%

Total ALLL	$215,665	$8,362	$798	$11,991	$163,622	$189,744	$590,182
Total non-covered loans held-in-portfolio [1]	$11,488,861	$880,029	$32,980	$809,990	$7,270,407	$3,810,527	$24,292,794
ALLL to loans held-in-portfolio [1]	1.88%	0.95%	2.42%	1.48%	2.25%	4.98%	2.43%

[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2]   The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

[3] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. At December 31, 2017, the general allowance on the covered loans amounted to $33.2 million.

Table 34—Composition of ALLL

December 31, 2016
(Dollars in thousands)	Commercial	Construction	Legacy[2]	Leasing	Mortgage	Consumer	Total[3]
Specific ALLL	$42,375	$—	$—	$535	$44,610	$23,857	$111,377
Impaired loans [1]	$338,422	$—	$—	$1,817	$506,364	$109,454	$956,057
Specific ALLL to impaired loans [1]	12.52%	-%	-%	29.44%	8.81%	21.80%	11.65%

General ALLL	$160,279	$9,525	$1,343	$7,127	$103,324	$117,326	$398,924
Loans held-in-portfolio, excluding impaired loans [1]	$10,460,085	$776,300	$45,293	$701,076	$6,189,997	$3,644,939	$21,817,690
General ALLL to loans held-in-portfolio, excluding impaired loans [1]	1.53%	1.23%	2.97%	1.02%	1.67%	3.22%	1.83%

Total ALLL	$202,654	$9,525	$1,343	$7,662	$147,934	$141,183	$510,301
Total non-covered loans held-in-portfolio [1]	$10,798,507	$776,300	$45,293	$702,893	$6,696,361	$3,754,393	$22,773,747
ALLL to loans held-in-portfolio [1]	1.88%	1.23%	2.97%	1.09%	2.21%	3.76%	2.24%

[1] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction.

[2]   The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

[3] Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. At December 31, 2016, the general allowance on the covered loans amounted to $30.4 million.

Table 35 details the breakdown of the allowance for loan losses by loan categories. The breakdown is made for analytical purposes, and it is not necessarily indicative of the categories in which future loan losses may occur.

Table 35—Allocation of the Allowance for Loan Losses

At December 31,
	2018		2017		2016		2015		2014
		% of loans		% of loans		% of loans		% of loans		% of loans
		in each		in each		in each		in each		in each
		category to		category to		category to		category to		category to
(Dollars in millions)	ALLL	total loans	ALLL	total loans	ALLL	total loans	ALLL	total loans	ALLL	total loans
Commercial	$239.1	45.5%	$215.7	47.3%	$202.7	47.4%	$196.8	45.2%	$211.2	41.9%
Construction	7.4	2.9	8.4	3.6	9.5	3.4	8.9	3.0	6.7	1.3
Legacy	1.0	0.1	0.8	0.2	1.3	0.2	2.7	0.3	3.0	0.4
Leasing	11.5	3.5	12.0	3.3	7.7	3.1	11.0	2.8	7.1	2.9
Mortgage	147.4	27.3	163.6	29.9	147.9	29.4	133.3	31.5	123.3	33.5
Consumer	162.9	20.7	189.7	15.7	141.2	16.5	150.2	17.2	168.4	20.0

Total[1]	$569.3	100.0%	$590.2	100.0%	$510.3	100.0%	$502.9	100.0%	$519.7	100.0%

[1] Note: For purposes of this table the term loans refers to loans held-in-portfolio excluding covered loans and held-for-sale.

Troubled debt restructurings

The Corporation’s TDR loans amounted to $1.5 billion at December 31, 2018, increasing by $258 million, or approximately 20%, from December 31, 2017, driven by higher commercial and mortgage TDRs in the BPPR segment of $140 million and $113 million, respectively. TDRs in accruing status increased by $172 million from December 31, 2017, while non-accruing TDRs increased by $86 million.

Refer to Note 9 for additional information on modifications considered troubled debt restructurings, including certain qualitative and quantitative data about troubled debt restructurings performed in the past twelve months.

The following tables present the approximate amount and percentage of non-covered commercial impaired loans for which the Corporation relied on appraisals dated more than one year old for purposes of impairment requirements at December 31, 2018 and December 31, 2017.

Appraisals may be adjusted due to their age and the type, location and condition of the property, area or general market conditions to reflect the expected change in value between the effective date of the appraisal and the impairment measurement date. Refer to the Allowance for Loan Losses section of Note 2, “Summary of significant accounting policies” for additional information.

Table 36—Non-Covered Impaired Loans With Appraisals Dated 1 Year Or Older
December 31, 2018
	Total Impaired Loans – Held-in-portfolio (HIP)
(In thousands)	Count	Outstanding Principal Balance	Impaired Loans with Appraisals Over One- Year Old [1]
Commercial	110	$335,044	3%
Construction	1	1,788	—

[1] Based on outstanding balance of total impaired loans.
December 31, 2017
	Total Impaired Loans –Held-in-portfolio (HIP)
(In thousands)	Count	Outstanding Principal Balance	Impaired Loans with Appraisals Over One- Year Old [1]
Commercial	112	$267,302	30%

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

To monitor and control operational risk and mitigate related losses, the Corporation maintains a system of comprehensive policies and controls. The Corporation’s Operational Risk Committee (ORCO) and the Cyber Security Committee which are composed of senior level representatives from the business lines and corporate functions, provide executive oversight to facilitate consistency of effective policies, best practices, controls and monitoring tools for managing and assessing all types of operational risks across the Corporation. The FORM Division, within the Corporation’s Risk Management Group, serves as ORCO’s operating arm and is responsible for establishing baseline processes to measure, monitor, limit and manage operational risk. In addition, the Auditing Division provides oversight about policy compliance and ensures adequate attention is paid to correct the identified issues.

Effective May 2018, the Corporation created the Corporate Security Group (“CSG”) , under the direction of the Chief Security Officer (“CSO”). The CSG now leads all efforts pertaining to cyber and technology related security safeguards and enterprise fraud. The CSG is also responsible for the development and oversight of policies and programs intended for the mitigation and/or reduction of compliance, operational, strategic, financial and reputational risk strategies relating to the protection of data and Corporate assets. The CSG oversees and coordinates fraud and cyber security efforts and controls across the Corporation’s various units,and leads the Cyber Security Committee.

Operational risks fall into two major categories: business specific and corporate-wide affecting all business lines. The primary responsibility for the day-to-day management of business specific risks relies on business unit managers. Accordingly, business unit managers are responsible for ensuring that appropriate risk containment measures, including corporate-wide or business segment specific policies and procedures, controls and monitoring tools, are in place to minimize risk occurrence and loss exposures. Examples of these include personnel management practices, data reconciliation processes, transaction processing monitoring and analysis and contingency plans for systems interruptions. To manage corporate-wide risks, specialized functions, such as Legal, Cyber Security, Business Continuity and Outsourcing Risk Management, and Finance and Compliance, among others, assist the business units in the development and implementation of risk management practices specific to the needs of the individual businesses.

Operational risk management plays a different role in each category. For business specific risks, the FORM Division works with the segments to ensure consistency in policies, processes, and assessments. With respect to corporate-wide risks, such as cyber and information security, business continuity and outsourcing risk management, legal and compliance, the risks are assessed, and a consolidated corporate view is developed and communicated to the business level. Procedures exist that are designed to ensure that policies relating to conduct, ethics, and business practices are followed. We continually monitor the system of internal controls, data processing systems, and corporate-wide processes and procedures to manage operational risk at appropriate, cost-effective levels. An additional level of review is applied to current and potential regulation and its impact on business processes, to ensure that appropriate controls are put in place to address regulation requirements.

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

ADOPTION OF NEW ACCOUNTING STANDARDS AND ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS

Refer to Note 3, “New Accounting Pronouncements” to the Consolidated Financial Statements.

Adjusted net income – Non-GAAP Financial Measure

The Corporation prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (“U.S. GAAP” or the “reported basis”). In addition to analyzing the Corporation’s results on a reported basis, management monitors the “Adjusted net income” of the Corporation and excludes from such calculation the impact of certain transactions on the results of its operations. Management believes that the “Adjusted net income” provides meaningful information to investors about the underlying performance of the Corporation’s ongoing operations. “Adjusted net income” is a non-GAAP financial measure.

The following tables describes adjustments to net income for the years ended 2018, 2017 and 2016.

Table 37—Adjusted Net Income for the Year Ended December 31, 2018 (Non-GAAP)
(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$618,158
Non-GAAP Adjustments:
Termination of FDIC Shared-Loss Agreements[1]	$(94,633)	$45,059	(49,574)
Tax Closing Agreement[2]	—	(108,946)	(108,946)
Impact of Law Act No.257[3]	—	27,686	27,686

Adjusted net income (Non-GAAP)			$487,324

[1]  On May 22, 2018, BPPR entered into a Termination Agreement with the FDIC to terminate all Shared-Loss Agreements in connection with the acquisition of certain assets and assumption of certain liabilities of Westernbank Puerto Rico in 2010. As a result, BPPR recognized a pre-tax gain of $94.6 million, net of the related professional and advisory fees of $8.1 million associated with the Termination Agreement. Refer to Note 10–FDIC Loss-Share Asset and True Up Payment Obligation for additional information.

[2]  Represents the impact of the Termination Agreement on income taxes. In June 2012, the Corporation entered into a Tax Closing Agreement with the Puerto Rico Department of the Treasury to clarify the tax treatment related to the loans acquired in the FDIC Transaction in accordance with the provisions of the Puerto Rico Tax Code. Based on the provisions of this Tax Closing Agreement, the Corporation recognized a net income tax benefit of $108.9 million during the second quarter of 2018. Refer to Note 37- Income Taxes for additional information.

[3]  On December 10, 2018, the Governor of Puerto Rico signed into law Act No.257 of 2018, which amended the Puerto Rico Internal Revenue Code, to among other things, reduce the Puerto Rico corporate tax rate from 39% to 37.5%. The resulting adjustments reduced the DTA related to the Corporation’s P.R. operations as a result of a lower realizable benefit at the lower tax rate. Refer to Note 37- Income Taxes for additional information.

Table 38—Adjusted Net Income for the Year Ended December 31, 2017 (Non-GAAP)

(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$107,681
Non-GAAP Adjustments:
Impact of the Tax Cuts and Jobs Act[1]	$—	$168,358	168,358

Adjusted net income (Non-GAAP)			$276,039

[1]  On December 22, 2017, the Tax Cuts and Jobs Act (“the Act”) was signed into law by the President of the United States. The Act, among other things, reduced the maximum federal Corporate Tax rate from 35% to 21%. The adjustments reduced the DTA related to the Corporation’s U.S. operations as a result of lower realizable benefit at the lower tax rate.

Table 39—Adjusted Net Income for the Year Ended December 31, 2016 (Non-GAAP)

(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$216,691
Non-GAAP Adjustments:
Impact of EVERTEC restatement[1]	$2,173	$—	2,173
Bulk sale of WB loans and OREO[2]	(891)	347 [4]	(544)
FDIC arbitration award[3]	171,757	(41,108)[4]	130,649
Goodwill impairment charge[5]	3,801	—	3,801
Other FDIC—LSA adjustments[6]	8,806	(2,380)[4]	6,426
Income from discontinued operations[7]	(2,015)	880	(1,135)

Adjusted net income (Non-GAAP)			$358,061

[1]  Represents Popular Inc.‘s proportionate share of the cumulative impact of EVERTEC restatement and other corrective adjustments to its financial statements, as disclosed in EVERTEC’s 2015 Annual Report on Form 10K. Due to the preferential tax rate on the income from EVERTEC, the tax effect of this transaction was insignificant tot he Corporation.

[2]  Represents the impact of the bulk sale of Westernbank loans and OREO. Gains and losses related to assets acquired from Westernbank as part of the FDIC assisted transaction are subject to the capital gains tax rate of 20%.

[3]  Represents the arbitration decision denying BPPR’s request for reimbursement in certain shared loss claims. Gains and losses related to assets acquired from Westernbank as part of the FDIC assisted transactions are subject to the capital gains tax rate of 20%.

[4]  Gains and losses related to assets acquired from Westernbank as part of the FDIC assisted transaction are subject to the capital gains tax rate of 20%. Other items related to the FDIC loss-sharing agreements are subject to the statutory tax rate of 39%.

[5]  Represents goodwill impairment charge in the Corporation’s securities subsidiary . The securities subsidiary is a limited liability company with a partnership election. Accordingly, its earnings flow through Popular, Inc., holding company, for income tax purpose. Since Popular, Inc. has a full valuation allowance on its deferred tax assets, this results in a effective tax rate of 0%.

[6] Additional adjustments, including prior periods recoveries, related to restructured commercial loans to reduce the indemnification asset to its expected realizable value.
[7] Represents income from the discontinued operations associated with the PB reorganization.

Statistical Summary 2014-2018

Statements of Financial Condition

	At December 31,
(In thousands)	2018	2017	2016	2015	2014
Assets:
Cash and due from banks	$394,035	$402,857	$362,394	$363,674	$381,095

Money market investments:
Securities purchased under agreements to resell	—	—	23,637	96,338	151,134
Time deposits with other banks	4,171,048	5,255,119	2,866,580	2,083,754	1,671,252

Total money market investments	4,171,048	5,255,119	2,890,217	2,180,092	1,822,386

Trading account debt securities, at fair value	37,787	33,926	52,034	64,527	131,334
Debt securities available-for-sale, at fair value	13,300,184	10,176,923	8,207,684	6,060,594	5,312,537
Debt securities held-to-maturity, at amortized cost	101,575	107,019	111,299	114,101	116,367
Equity securities	155,584	165,103	164,513	168,580	158,524
Loans held-for-sale, at lower of cost or fair value	51,422	132,395	88,821	137,000	106,104

Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	26,663,713	24,423,427	22,895,172	22,453,813	19,498,286
Loans covered under loss-sharing agreements with the FDIC	—	517,274	572,878	646,115	2,542,662
Less—Unearned income	155,824	130,633	121,425	107,698	93,835
Allowance for loan losses	569,348	623,426	540,651	537,111	601,792

Total loans held-in-portfolio, net	25,938,541	24,186,642	22,805,974	22,455,119	21,345,321

FDIC loss-share asset	—	45,192	69,334	310,221	542,454
Premises and equipment, net	569,808	547,142	543,981	502,611	494,581
Other real estate not covered under loss-sharing agreements with the FDIC	136,705	169,260	180,445	155,231	135,500
Other real estate covered under loss-sharing agreements with the FDIC	—	19,595	32,128	36,685	130,266
Accrued income receivable	166,022	213,844	138,042	124,234	121,818
Mortgage servicing assets, at fair value	169,777	168,031	196,889	211,405	148,694
Other assets	1,714,134	1,991,323	2,145,510	2,193,162	1,636,519
Goodwill	671,122	627,294	627,294	626,388	465,676
Other intangible assets	26,833	35,672	45,050	58,109	37,595

Total assets	$47,604,577	$44,277,337	$38,661,609	$35,761,733	$33,086,771

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$9,149,036	$8,490,945	$6,980,443	$6,401,515	$5,783,748
Interest bearing	30,561,003	26,962,563	23,515,781	20,808,208	19,023,787

Total deposits	39,710,039	35,453,508	30,496,224	27,209,723	24,807,535

Federal funds purchased and assets sold under agreements to repurchase	281,529	390,921	479,425	762,145	1,271,657
Other short-term borrowings	42	96,208	1,200	1,200	21,200
Notes payable	1,256,102	1,536,356	1,574,852	1,662,508	1,701,904
Other liabilities	921,808	1,696,439	911,951	1,019,018	1,012,029
Liabilities from discontinued operations	—	—	—	1,815	5,064

Total liabilities	42,169,520	39,173,432	33,463,652	30,656,409	28,819,389

Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	50,160	50,160
Common stock	1,043	1,042	1,040	1,038	1,036
Surplus	4,365,606	4,298,503	4,255,022	4,229,156	4,196,458
Retained earnings	1,651,731	1,194,994	1,220,307	1,087,957	253,717
Treasury stock—at cost	(205,509)	(90,142)	(8,286)	(6,101)	(4,117)
Accumulated other comprehensive loss, net of tax	(427,974)	(350,652)	(320,286)	(256,886)	(229,872)

Total stockholders’ equity	5,435,057	5,103,905	5,197,957	5,105,324	4,267,382

Total liabilities and stockholders’ equity	$47,604,577	$44,277,337	$38,661,609	$35,761,733	$33,086,771

Statistical Summary 2014-2018

Statements of Operations

	For the years ended December 31,
(In thousands)	2018	2017	2016	2015	2014
Interest income:
Loans	$1,645,736	$1,478,765	$1,459,720	$1,458,706	$1,478,750
Money market investments	111,288	51,495	16,428	7,243	4,224
Investment securities	264,824	195,684	158,425	137,065	150,569

Total interest income	2,021,848	1,725,944	1,634,573	1,603,014	1,633,543
Less—Interest expense	286,971	223,980	212,518	194,031	688,471

Net interest income	1,734,877	1,501,964	1,422,055	1,408,983	945,072
Provision for loan losses—non-covered loans	226,342	319,682	171,126	217,458	223,999
Provision (reversal) for loan losses—covered loans	1,730	5,742	(1,110)	24,020	46,135

Net interest income after provision for loan losses	1,506,805	1,176,540	1,252,039	1,167,505	674,938

Mortgage banking activities	52,802	25,496	56,538	81,802	30,615
Net gain (loss) on sale of debt securities	—	83	38	141	(669)
Other-than-temporary impairment losses on debt securities	—	(8,299)	(209)	(14,445)	—
Net (loss) gain, including impairment on equity securities	(2,081)	251	1,924	—	(201)
Trading (loss) profit on trading account debt securities	(208)	(817)	(785)	(4,723)	4,358
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	33	(420)	8,245	542	40,591
Adjustments (expense) to indemnity reserves	(12,959)	(22,377)	(17,285)	(18,628)	(40,629)
FDIC loss-share income (expense)	94,725	(10,066)	(207,779)	20,062	(103,024)
Other non-interest income	520,182	435,316	457,249	454,790	455,474

Total non-interest income	652,494	419,167	297,936	519,541	386,515

Operating expenses:
Personnel costs	562,988	476,762	477,395	470,203	424,568
All other operating expenses	858,574	780,434	778,240	818,018	769,116

Total operating expenses	1,421,562	1,257,196	1,255,635	1,288,221	1,193,684

Income (loss) from continuing operations, before income tax	737,737	338,511	294,340	398,825	(132,231)
Income tax expense (benefit)	119,579	230,830	78,784	(495,172)	58,279

Income (loss) from continuing operations	$618,158	$107,681	$215,556	$893,997	$(190,510)
Income (loss) from discontinued operations, net of income tax	—	—	1,135	1,347	(122,980)

Net Income (Loss)	$618,158	$107,681	$216,691	$895,344	$(313,490)

Net Income (Loss) Applicable to Common Stock	$614,435	$103,958	$212,968	$891,621	$(317,213)

Statistical Summary 2014-2018

Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis*
	2018			2017			2016
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Money market investments	$5,943,442	$111,289	1.87%	$4,480,651	$51,496	1.15%	$3,103,390	$16,428	0.53%

U.S. Treasury securities	6,189,239	168,885	2.73	2,969,635	49,916	1.68	1,567,364	21,835	1.39
Obligations of U.S. Government sponsored entities	515,870	10,664	2.07	667,140	13,593	2.04	810,568	15,743	1.94
Obligations of Puerto Rico, States and political subdivisions	96,801	6,816	7.04	111,455	7,409	6.65	127,694	8,496	6.65
Collateralized mortgage obligations and mortgage-backed securities	5,216,728	168,565	3.23	5,667,586	182,485	3.22	4,735,418	147,097	3.11
Other	174,095	9,432	5.42	185,672	9,290	5.00	188,145	8,944	4.75

Total investment securities	12,192,733	364,362	2.99	9,601,488	262,693	2.74	7,429,189	202,115	2.72

Trading account securities	76,461	5,772	7.55	75,111	5,728	7.63	118,341	8,083	6.83

Loans (net of unearned income)	25,062,730	1,681,540	6.71	23,511,293	1,515,092	6.44	23,062,242	1,495,639	6.49

Total interest earning assets/Interest income	$43,275,366	$2,162,963	5.00%	$37,668,543	$1,835,009	4.87%	$33,713,162	$1,722,265	5.11%

Total non-interest earning assets	3,364,492			3,735,596			3,900,580

Total assets from continuing operations	$46,639,858			$41,404,139			$37,613,742

Total assets from discontinued operations	—	—	—	—	—	—	—	—	—

Total assets	$46,639,858			$41,404,139			$37,613,742

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$22,127,223	$112,543	0.51%	$18,218,583	$57,714	0.32%	$14,548,307	$45,550	0.31%
Time deposits	7,569,884	91,722	1.21	7,625,484	84,150	1.10	7,910,063	82,027	1.04
Short-term borrowings	358,418	7,210	2.01	452,205	5,725	1.27	763,496	7,812	1.02
Notes payable	1,520,812	75,496	4.96	1,548,635	76,392	4.93	1,575,903	77,129	4.89

Total interest bearing liabilities/Interest expense	31,576,337	286,971	0.91	27,844,907	223,981	0.80	24,797,769	212,518	0.86

Total non-interest bearing liabilities	9,621,378			8,214,703			7,535,742

Total liabilities from continuing operations	41,197,715			36,059,610			32,333,511

Total liabilities from discontinued operations	—	—	—	—	—	—	1,754	—	—

Total liabilities	41,197,715			36,059,610			32,335,265

Stockholders’ equity	5,442,143			5,344,529			5,278,477

Total liabilities and stockholders’ equity	$46,639,858			$41,404,139			$37,613,742

Net interest income on a taxable equivalent basis		$1,875,992			$1,611,028			$1,509,747

Cost of funding earning assets			0.66%			0.59%			0.63%

Net interest margin			4.34%			4.28%			4.48%

Effect of the taxable equivalent adjustment		141,116			109,065			87,692

Net interest income per books		$1,734,876			$1,501,963			$1,422,055

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

Statistical Summary 2014-2018

Average Balance Sheet and Summary of Net Interest Income

On a Taxable Equivalent Basis
	2015			2014
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest earning assets:
Money market investments	$2,382,045	$7,243	0.30%	$1,305,326	$4,224	0.32%

U.S. Treasury securities	921,249	13,559	1.47	264,393	4,730	1.79
Obligations of U.S. Government sponsored entities	1,278,469	21,962	1.72	2,006,170	31,913	1.59
Obligations of Puerto Rico, States and political subdivisions	159,110	11,776	7.40	188,125	13,450	7.15
Collateralized mortgage obligations and mortgage-backed securities	3,275,702	105,562	3.22	3,231,806	101,650	3.15
Other	188,849	9,758	5.17	203,944	10,276	5.04

Total investment securities	5,823,379	162,617	2.79	5,894,438	162,019	2.75

Trading account securities	200,349	13,067	6.52	330,758	20,903	6.32

Loans (net of unearned income)	23,045,308	1,503,493	6.52	22,366,751	1,533,079	6.85

Total interest earning assets/Interest income	$31,451,081	$1,686,420	5.36%	$29,897,273	$1,720,225	5.75%

Total non-interest earning assets	3,735,224			3,758,897

Total assets from continuing operations	$35,186,305			$33,656,170

Total assets from discontinued operations	—	—	—	1,525,687	—	—

Total assets	$35,186,305			$35,181,857

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Savings, NOW, money market and other interest bearing demand accounts	$12,474,170	$36,290	0.29%	$11,557,597	$30,692	0.27%
Time deposits	8,157,908	71,243	0.87	7,556,109	74,395	0.98
Short-term borrowings	1,028,406	7,512	0.73	1,886,662	67,376	3.57
Notes payable	1,728,928	78,986	4.57	1,627,541	516,008	31.70

Total interest bearing liabilities/Interest expense	23,389,412	194,031	0.83	22,627,909	688,471	3.04

Total non-interest bearing liabilities	7,089,940			6,409,810

Total liabilities from continuing operations	30,479,352			29,037,719

Total liabilities from discontinued operations	2,091	—	—	1,588,386	—	—

Total liabilities	30,481,443			30,626,105

Stockholders’ equity	4,704,862			4,555,752

Total liabilities and stockholders’ equity	$35,186,305			$35,181,857

Net interest income on a taxable equivalent basis		$1,492,389			$1,031,754

Cost of funding earning assets			0.62%			2.30%

Net interest margin			4.74%			3.45%

Effect of the taxable equivalent adjustment		83,406			86,682

Net interest income per books		$1,408,983			$945,072

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

Statistical Summary 2017-2018

Quarterly Financial Data

	2018				2017
(In thousands, except per common share information)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Summary of Operations
Interest income	$559,555	$528,365	$480,850	$453,078	$445,333	$435,883	$428,733	$415,995
Interest expense	83,330	76,896	66,714	60,031	58,117	57,712	54,254	53,897

Net interest income	476,225	451,469	414,136	393,047	387,216	378,171	374,479	362,098
Provision for loan losses—non-covered loans	42,568	54,387	60,054	69,333	70,001	157,659	49,965	42,057
Provision (reversal) for loan losses—covered loans	—	—	—	1,730	1,487	3,100	2,514	(1,359)
Mortgage banking activities	19,394	11,269	10,071	12,068	(1,853)	5,239	10,741	11,369
Net gain on sale of debt securities	—	—	—	—	—	83	—	—
Other-than-temporary impairment losses on debt securities	—	—	—	—	—	—	(8,299)	—
Net (loss) gain, including impairment on equity securities	(2,039)	370	234	(646)	50	20	19	162
Net profit (loss) on trading account debt securities	91	(122)	21	(198)	(137)	253	(655)	(278)
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	33	—	—	—	—	(420)	—	—
Adjustments (expense) to indemnity reserves on loans sold	(6,477)	(3,029)	(527)	(2,926)	(11,075)	(6,406)	(2,930)	(1,966)
FDIC loss-share income (expense)	—	—	102,752	(8,027)	2,614	(3,948)	(475)	(8,257)
Other non-interest income	142,165	142,533	122,258	113,226	96,532	105,553	118,392	114,839
Operating expenses	396,455	365,437	337,668	322,002	321,955	317,088	306,835	311,318

Income before income tax	190,369	182,666	251,223	113,479	79,904	698	131,958	125,951
Income tax expense (benefit)	83,966	42,018	(28,560)	22,155	182,058	(19,966)	35,732	33,006

Net income (loss)	$106,403	$140,648	$279,783	$91,324	$(102,154)	$20,664	$96,226	$92,945

Net income (loss) applicable to common stock	$105,472	$139,718	$278,852	$90,393	$(103,085)	$19,734	$95,295	$92,014

Net income (loss) per common share—basic	$1.06	$1.38	$2.74	$0.89	$(1.01)	$0.19	$0.94	$0.89

Net income (loss) per common share—diluted	$1.05	$1.38	$2.73	$0.89	$(1.01)	$0.19	$0.94	$0.89

Dividends Declared per Common Share	$0.25	$0.25	$0.25	$0.25	$0.25	$0.25	$0.25	$0.25

Selected Average Balances
(In millions)
Total assets	$47,920	$47,490	$46,851	$44,250	$43,252	$41,703	$41,071	$39,546
Loans	26,337	25,591	24,219	24,073	23,830	23,548	23,309	23,353
Interest earning assets	44,615	44,138	43,477	40,821	39,496	38,031	37,327	35,775
Deposits	39,890	39,277	38,663	36,068	34,905	33,503	32,940	31,340
Interest bearing liabilities	32,642	32,267	31,650	29,663	29,075	28,243	27,665	26,330

Selected Ratios
Return on assets	0.88%	1.17%	2.40%	0.84%	(0.94)%	0.20%	0.94%	0.95%
Return on equity	7.57	10.10	20.84	7.06	(7.67)	1.47	7.24	7.13

Note: Because each reporting period stands on its own the sum of the net income (loss) per common share for the quarters may not equal to the net income (loss) per common share for the year.

Report of Management on Internal Control Over Financial Reporting

The management of Popular, Inc. (the “Corporation”) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a—15(f) and 15d—15(f) under the Securities Exchange Act of 1934 and for our assessment of internal control over financial reporting. The Corporation’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America, and includes controls over the preparation of financial statements in accordance with the instructions to the Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) to comply with the reporting requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA). The Corporation’s internal control over financial reporting includes those policies and procedures that:

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

The management of Popular, Inc. has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2018. In making this assessment, management used the criteria set forth in the Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

On August 1, 2018 the Corporation completed the acquisition of certain assets and the assumption of certain liabilities from Reliable Financial Services, Inc. and Reliable Finance Holding Co. (“Reliable”), subsidiaries of Wells Fargo & Company related to their auto finance business in Puerto Rico. The Reliable business’ total assets and total revenues represented approximately 4% and 4%, respectively, of the related consolidated financial statements as of and for the period ended December 31, 2018. The Corporation has excluded the acquired business from its assessment of the design and effectiveness of internal controls over financial reporting for the fiscal year 2018. The Corporation made this determination in accordance with the SEC’s guidance which permits the exclusion of a recently acquired business from the scope of this assessment in the year of acquisition.

Based on our assessment, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2018 based on the criteria referred to above.

The Corporation’s independent registered public accounting firm, PricewaterhouseCoopers LLP, has audited the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2018, as stated in their report dated March 1, 2019 which appears herein.

Ignacio Alvarez	Carlos J. Vázquez
President and	Executive Vice President
Chief Executive Officer	and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Popular, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated statements of financial condition of Popular, Inc. and its subsidiaries (the “Corporation”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2018, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Corporation’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Corporation as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Corporation’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express opinions on the Corporation’s consolidated financial statements and on the Corporation’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

As described in the Report of Management on Internal Control over Financial Reporting, management has excluded the Reliable business from its assessment of internal control over financial reporting as of December 31, 2018 because it was acquired by the Corporation in a purchase business combination during 2018. We have also excluded the Reliable business from our audit of internal control over financial reporting. Reliable is a wholly owned business of the Corporation whose total assets and total revenues excluded from management’s assessment and our audit of internal control over financial reporting represent 4% and 4%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2018.

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

San Juan, Puerto Rico

March 1, 2019

CERTIFIED PUBLIC ACCOUNTANTS

(OF PUERTO RICO)

License No. LLP-216 Expires Dec. 1, 2019

Stamp E356159 of the P.R. Society of

Certified Public Accountants has been

affixed to the file copy of this report

We have served as the Corporation’s auditor since 1971, which includes periods before the Corporation became subject to SEC reporting requirements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,	December 31,
(In thousands, except share information)	2018	2017
Assets:
Cash and due from banks	$394,035	$402,857

Money market investments:
Time deposits with other banks	4,171,048	5,255,119

Total money market investments	4,171,048	5,255,119

Trading account debt securities, at fair value:
Pledged securities with creditors’ right to repledge	598	625
Other trading account debt securities	37,189	33,301
Debt securities available-for-sale, at fair value:
Pledged securities with creditors’ right to repledge	280,502	393,634
Other debt securities available-for-sale	13,019,682	9,783,289
Debt securities held-to-maturity, at amortized cost (fair value 2018—$102,653; 2017—$97,501)	101,575	107,019
Equity securities (realizable value 2018 -$159,821); (2017—$168,417)	155,584	165,103
Loans held-for-sale, at lower of cost or fair value	51,422	132,395

Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	26,663,713	24,423,427
Loans covered under loss-sharing agreements with the FDIC	—	517,274
Less – Unearned income	155,824	130,633
Allowance for loan losses	569,348	623,426

Total loans held-in-portfolio, net	25,938,541	24,186,642

FDIC loss-share asset	—	45,192
Premises and equipment, net	569,808	547,142
Other real estate not covered under loss-sharing agreements with the FDIC	136,705	169,260
Other real estate covered under loss-sharing agreements with the FDIC	—	19,595
Accrued income receivable	166,022	213,844
Mortgage servicing assets, at fair value	169,777	168,031
Other assets	1,714,134	1,991,323
Goodwill	671,122	627,294
Other intangible assets	26,833	35,672

Total assets	$47,604,577	$44,277,337

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$9,149,036	$8,490,945
Interest bearing	30,561,003	26,962,563

Total deposits	39,710,039	35,453,508

Assets sold under agreements to repurchase	281,529	390,921
Other short-term borrowings	42	96,208
Notes payable	1,256,102	1,536,356
Other liabilities	921,808	1,696,439

Total liabilities	42,169,520	39,173,432

Commitments and contingencies (Refer to Note 25)
Stockholders’ equity:
Preferred stock, 30,000,000 shares authorized; 2,006,391 shares issued and outstanding	50,160	50,160
Common stock, $0.01 par value; 170,000,000 shares authorized; 104,320,303 shares issued (2017—104,238,159) and 99,942,845 shares outstanding (2017—102,068,981)	1,043	1,042
Surplus	4,365,606	4,298,503
Retained earnings	1,651,731	1,194,994
Treasury stock—at cost, 4,377,458 shares (2017—2,169,178)	(205,509)	(90,142)
Accumulated other comprehensive loss, net of tax	(427,974)	(350,652)

Total stockholders’ equity	5,435,057	5,103,905

Total liabilities and stockholders’ equity	$47,604,577	$44,277,337

The accompanying notes are an integral part of these Consolidated Financial Statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
(In thousands, except per share information)	2018	2017	2016
Interest income:
Loans	$1,645,736	$1,478,765	$1,459,720
Money market investments	111,288	51,495	16,428
Investment securities	264,824	195,684	158,425

Total interest income	2,021,848	1,725,944	1,634,573

Interest expense:
Deposits	204,265	141,864	127,577
Short-term borrowings	7,210	5,724	7,812
Long-term debt	75,496	76,392	77,129

Total interest expense	286,971	223,980	212,518

Net interest income	1,734,877	1,501,964	1,422,055
Provision for loan losses—non-covered loans	226,342	319,682	171,126
Provision (reversal) for loan losses—covered loans	1,730	5,742	(1,110)

Net interest income after provision for loan losses	1,506,805	1,176,540	1,252,039

Service charges on deposit accounts	150,677	153,709	160,836
Other service fees	258,020	217,267	234,770
Mortgage banking activities (Refer to Note 11)	52,802	25,496	56,538
Net gain on sale of debt securities	—	83	38
Other-than-temporary impairment losses on debt securities	—	(8,299)	(209)
Net (loss) gain, including impairment on equity securities	(2,081)	251	1,924
Net loss on trading account debt securities	(208)	(817)	(785)
Net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale	33	(420)	8,245
Adjustments (expense) to indemnity reserves on loans sold	(12,959)	(22,377)	(17,285)
FDIC loss-share income (expense) (Refer to Note 35)	94,725	(10,066)	(207,779)
Other operating income	111,485	64,340	61,643

Total non-interest income	652,494	419,167	297,936

Operating expenses:
Personnel costs	562,988	476,762	477,395
Net occupancy expenses	88,329	89,194	85,653
Equipment expenses	71,788	65,142	62,225
Other taxes	46,284	43,382	42,304
Professional fees	349,844	292,488	323,043
Communications	23,107	22,466	23,897
Business promotion	65,918	58,445	53,014
FDIC deposit insurance	27,757	26,392	24,512
Loss on early extinguishment of debt	12,522	—	—
Other real estate owned (OREO) expenses	23,338	48,540	47,119
Other operating expenses	140,361	125,007	100,528
Amortization of intangibles	9,326	9,378	12,144
Goodwill impairment charge	—	—	3,801

Total operating expenses	1,421,562	1,257,196	1,255,635

Income from continuing operations before income tax	737,737	338,511	294,340
Income tax expense	119,579	230,830	78,784

Income from continuing operations	618,158	107,681	215,556
Income from discontinued operations, net of tax	—	—	1,135

Net Income	$618,158	$107,681	$216,691

Net Income Applicable to Common Stock	$614,435	$103,958	$212,968

Net Income per Common Share – Basic
Net income from continuing operations	6.07	1.02	2.05
Net income from discontinued operations	—	—	0.01

Net Income per Common Share – Basic	$6.07	$1.02	$2.06

Net Income per Common Share – Diluted
Net income from continuing operations	6.06	1.02	2.05
Net income from discontinued operations	—	—	0.01

Net Income per Common Share – Diluted	$6.06	$1.02	$2.06

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31,
(In thousands)	2018	2017	2016
Net income	$618,158	$107,681	$216,691

Reclassification to retained earnings due to cumulative effect of accounting change	(605)	—	—
Other comprehensive loss before tax:
Foreign currency translation adjustment	(6,902)	(3,078)	(4,026)
Adjustment of pension and postretirement benefit plans	(15,497)	(8,465)	(18,691)
Amortization of net losses	21,542	22,428	21,948
Amortization of prior service credit	(3,470)	(3,800)	(3,800)
Unrealized holding losses on debt securities arising during the period	(71,255)	(45,307)	(59,830)
Other-than-temporary impairment included in net income	—	8,299	209
Reclassification adjustment for gains included in net income	—	(83)	(38)
Unrealized holding gains on equity securities arising during the period	—	151	164
Reclassification adjustment for gains included in net income	—	(251)	(341)
Unrealized net gains (losses) on cash flow hedges	536	(1,295)	(3,612)
Reclassification adjustment for net (gains) losses included in net income	(1,110)	1,888	3,149

Other comprehensive loss before tax	(76,761)	(29,513)	(64,868)
Income tax (expense) benefit	(561)	(853)	1,468

Total other comprehensive loss, net of tax	(77,322)	(30,366)	(63,400)

Comprehensive income, net of tax	$540,836	$77,315	$153,291

Tax effect allocated to each component of other comprehensive loss:

	Years ended December 31,
(In thousands)	2018	2017	2016
Adjustment of pension and postretirement benefit plans	$6,044	$3,301	$7,289
Amortization of net losses	(8,401)	(8,744)	(8,562)
Amortization of prior service credit	1,354	1,482	1,482
Unrealized holding losses on debt securities arising during the period	219	4,861	872
Other-than-temporary impairment included in net income	—	(1,559)	(42)
Reclassification adjustment for gains included in net income	—	17	8
Unrealized holding gains on equity securities arising during the period	—	(30)	209
Reclassification adjustment for gains included in net income	—	50	31
Unrealized net gains (losses) on cash flow hedges	(210)	505	1,409
Reclassification adjustment for net (gains) losses included in net income	433	(736)	(1,228)

Income tax (expense) benefit	$(561)	$(853)	$1,468

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

						Accumulated
						other
	Common	Preferred		Retained	Treasury	comprehensive
(In thousands)	stock	stock	Surplus	earnings	stock	loss	Total
Balance at December 31, 2015	$1,038	$50,160	$4,229,156	$1,087,957	$(6,101)	$(256,886)	$5,105,324
Net income				216,691			216,691
Issuance of stock	2		7,435				7,437
Tax windfall benefit on vesting of restricted stock			47				47
Dividends declared:
Common stock				(62,234)			(62,234)
Preferred stock				(3,723)			(3,723)
Common stock purchases					(2,202)		(2,202)
Common stock reissuance					17		17
Other comprehensive loss, net of tax						(63,400)	(63,400)
Transfer to statutory reserve			18,384	(18,384)			—

Balance at December 31, 2016	$1,040	$50,160	$4,255,022	$1,220,307	$(8,286)	$(320,286)	$5,197,957

Net income				107,681			107,681
Issuance of stock	2		6,945				6,947
Dividends declared:
Common stock				(102,136)			(102,136)
Preferred stock				(3,723)			(3,723)
Common stock purchases			4,518		(81,938)		(77,420)
Common stock reissuance			(13)		82		69
Stock based compensation			4,896				4,896
Other comprehensive loss, net of tax						(30,366)	(30,366)
Transfer to statutory reserve			27,135	(27,135)			—

Balance at December 31, 2017	$1,042	$50,160	$4,298,503	$1,194,994	$(90,142)	$(350,652)	$5,103,905

Cumulative effect of accounting change				1,935			1,935
Net income				618,158			618,158
Issuance of stock	1		3,340				3,341
Dividends declared:
Common stock				(101,293)			(101,293)
Preferred stock				(3,723)			(3,723)
Common stock purchases			(86)		(127,379)		(127,465)
Common stock reissuance			351		3,576		3,927
Stock based compensation			5,158		8,436		13,594
Other comprehensive loss, net of tax						(77,322)	(77,322)
Transfer to statutory reserve			58,340	(58,340)			—

Balance at December 31, 2018	$1,043	$50,160	$4,365,606	$1,651,731	$(205,509)	$(427,974)	$5,435,057

				Years ended December 31,
Disclosure of changes in number of shares:					2018	2017	2016
Preferred Stock:
Balance at beginning and end of year					2,006,391	2,006,391	2,006,391

Common Stock:
Balance at beginning of year					104,238,159	104,058,684	103,816,185
Issuance of stock					82,144	179,475	242,499

Balance at end of year					104,320,303	104,238,159	104,058,684
Treasury stock					(4,377,458)	(2,169,178)	(267,752)

Common Stock – Outstanding					99,942,845	102,068,981	103,790,932

The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
(In thousands)	2018	2017	2016
Cash flows from operating activities:
Net income	$618,158	$107,681	$216,691

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	228,072	325,424	170,016
Goodwill impairment losses	—	—	3,801
Amortization of intangibles	9,326	9,378	12,144
Depreciation and amortization of premises and equipment	53,300	48,364	46,874
Net accretion of discounts and amortization of premiums and deferred fees	(87,154)	(22,310)	(40,786)
Share-based compensation	10,521	—	—
Impairment losses on long-lived assets	272	4,784	—
Other-than-temporary impairment on debt securities	—	8,299	209
Fair value adjustments on mortgage servicing rights	8,477	36,519	25,336
FDIC loss-share (income) expense	(94,725)	10,066	207,779
Adjustments (expense) to indemnity reserves on loans sold	12,959	22,377	17,285
Earnings from investments under the equity method, net of dividends or distributions	(24,217)	(18,247)	(14,405)
Deferred income tax (benefit) expense	(12,320)	207,428	61,574
Loss (gain) on:
Disposition of premises and equipment and other productive assets	15,984	4,281	4,094
Proceeds from insurance claims	(20,147)	—	—
Early extinguishment of debt	12,522	—	—
Sale and valuation adjustments of debt securities	—	(83)	(39)
Sale of loans, including valuation adjustments on loans held-for-sale and mortgage banking activities	(9,681)	(16,670)	(35,517)
Sale of foreclosed assets, including write-downs	6,833	21,715	19,357
Acquisitions of loans held-for-sale	(232,264)	(244,385)	(310,217)
Proceeds from sale of loans held-for-sale	66,687	69,464	89,887
Net originations on loans held-for-sale	(254,582)	(315,522)	(510,783)
Net decrease (increase) in:
Trading debt securities	458,447	503,108	754,478
Equity securities	(1,622)	(1,269)	8,487
Accrued income receivable	49,288	(75,802)	(13,808)
Other assets	264,841	(65,844)	(47,130)
Net (decrease) increase in:
Interest payable	(9,786)	2,549	165
Pension and other postretirement benefits obligation	4,558	(13,100)	(55,678)
Other liabilities	(226,244)	28,279	(13,241)

Total adjustments	229,345	528,803	379,882

Net cash provided by operating activities	847,503	636,484	596,573

Cash flows from investing activities:
Net decrease (increase) in money market investments	1,083,515	(2,366,932)	(713,538)
Purchases of investment securities:
Available-for-sale	(10,050,165)	(4,139,650)	(3,407,779)
Equity	(13,068)	(29,672)	(14,130)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	6,946,209	2,023,295	1,227,966
Held-to-maturity	7,280	6,232	4,588
Equity	—	—	9,539
Proceeds from sale of investment securities:
Available-for-sale	—	14,423	4,815
Equity	24,209	30,250	—
Net disbursements on loans	(6,665)	(398,676)	(267,205)
Proceeds from sale of loans	29,669	415	141,363
Acquisition of loan portfolios	(601,550)	(535,534)	(535,445)
Net payments (to) from FDIC under loss sharing agreements	(25,012)	(7,679)	98,518
Payments to acquire businesses, net of cash acquired	(1,843,333)	—	—
Return of capital from equity method investments	4,090	8,194	4,848
Acquisition of premises and equipment	(80,549)	(62,697)	(100,320)
Proceeds from insurance claims	20,147	—	—
Proceeds from sale of:
Premises and equipment and other productive assets	9,185	9,753	8,897
Foreclosed assets	105,371	96,540	83,357

Net cash used in investing activities	(4,390,667)	(5,351,738)	(3,454,526)

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	4,259,651	4,954,105	3,286,428
Assets sold under agreements to repurchase	(109,391)	(88,505)	(282,719)
Other short-term borrowings	(96,167)	95,008	—
Payments of notes payable	(755,966)	(95,607)	(254,816)
Payments for debt extinguishment	(12,522)	—	—
Proceeds from issuance of notes payable	473,819	55,000	165,047
Proceeds from issuance of common stock	7,268	7,016	7,437
Dividends paid	(105,441)	(95,910)	(65,932)
Net payments for repurchase of common stock	(125,264)	(75,664)	(563)
Payments related to tax withholding for share-based compensation	(2,201)	(1,756)	(1,623)

Net cash provided by financing activities	3,533,786	4,753,687	2,853,259

Net (decrease) increase in cash and due from banks, and restricted cash	(9,378)	38,433	(4,694)
Cash and due from banks, and restricted cash at beginning of period	412,629	374,196	378,890

Cash and due from banks, and restricted cash at end of period	$403,251	$412,629	$374,196

The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1 – Nature of operations

Popular, Inc. (the “Corporation or “Popular”) is a diversified, publicly owned financial holding company subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. The Corporation has operations in Puerto Rico, the mainland United States and U.S. and British Virgin Islands. In Puerto Rico, the Corporation provides retail, mortgage and commercial banking services, through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as investment banking, broker-dealer, auto and equipment leasing and financing, and insurance services through specialized subsidiaries. In the U.S. mainland, the Corporation provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank (“PB”), which has branches located in New York, New Jersey and Florida. Prior to April 9, 2018, PB operated under the legal name of Banco Popular North America and conducted business under the assumed name of Popular Community Bank. Note 39 to the Consolidated Financial Statements presents information about the Corporation’s business segments.

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

Unconsolidated investments, in which there is at least 20% ownership and the Corporation exercises significant influence, are generally accounted for by the equity method with earnings recorded in other operating income. These investments are included in other assets and the Corporation’s proportionate share of income or loss is included in other operating income. Those investments in which there is less than 20% ownership, are generally carried under the cost method of accounting, unless significant influence is exercised. Under the cost method, the Corporation recognizes income when dividends are received. Limited partnerships are accounted for by the equity method unless the investor’s interest is so “minor” that the limited partner may have virtually no influence over partnership operating and financial policies.

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

On August 1, 2018, Popular, Inc., through its subsidiary Popular Auto, LLC, acquired and assumed from Reliable Financial Services, Inc. and Reliable Finance Holding Co. (“Reliable”), subsidiaries of Wells Fargo & Company, certain assets and liabilities related to their auto finance business in Puerto Rico (the “Reliable Transaction” or “Transaction”). The Corporation determined that this acquisition constituted a business combination as defined by the Financial Accounting Standards Board (“FASB”) Codification (“ASC”) Topic 805 “Business Combinations”. Refer to Note 4, Business combination, for further details on the Reliable Transaction.

There were no significant business combinations during 2017 and 2016.

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

Investment securities

Investment securities are classified in four categories and accounted for as follows:

•

Debt securities that the Corporation has the intent and ability to hold to maturity are classified as debt securities held-to-maturity and reported at amortized cost. The Corporation may not sell or transfer held-to-maturity securities without calling into question its intent to hold other debt securities to maturity, unless a nonrecurring or unusual event that could not have been reasonably anticipated has occurred. An investment in debt securities is considered impaired if the fair value of the investment is less than its amortized cost. For other-than-temporary impairments, the Corporation assesses if it has both the intent and the ability to hold the security for a period of time sufficient to allow for an anticipated recovery in its fair value to its amortized cost. An other-than-temporary impairment not related to a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) for a held-to-maturity security is recognized in accumulated other comprehensive loss and amortized over the remaining life of the debt security. The amortized cost basis for a debt security is adjusted by the credit loss amount of other-than-temporary impairments.

•	Debt securities classified as trading securities are reported at fair value, with unrealized gains and losses included in non-interest income.

•

Debt securities not classified as either held-to-maturity or trading, and which have a readily available fair value, are classified as debt securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, in accumulated other comprehensive income or loss. The specific identification method is used to determine realized gains and losses on debt securities available-for-sale, which are included in net gain (loss) on sale of debt securities in the Consolidated Statements of Operations. Declines in the value of debt securities that are considered other-than-temporary reduce the value of the asset, and the estimated loss is recorded in non-interest income. For debt securities, the Corporation assesses whether (a) it has the intent to sell the debt security, or (b) it is more likely than not that it will be required to sell the debt security before its anticipated recovery. If either of these conditions is met, an other-than-temporary impairment on the security is recognized. In instances in which a determination is made that a credit loss (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis) exists but the entity does not intend to sell the debt security and it is not more likely than not that the entity will be required to sell the debt security before the anticipated recovery of its remaining amortized cost basis (i.e., the amortized cost basis less any current-period credit loss), the impairment is separated into (a) the amount of the total impairment related to the credit loss, and (b) the amount of the total impairment related to all other factors. The amount of the total impairment related to the credit loss is recognized in the Consolidated Statements of Operations. The amount of the total impairment related to all other factors is recognized in other comprehensive loss. The other-than-temporary impairment analyses for debt securities are performed on a quarterly basis.

•

Equity securities that have readily available fair values are reported at fair value. Equity securities that do not have readily available fair values are measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Stock that is owned by the Corporation to comply with regulatory requirements, such as Federal Reserve Bank and Federal Home Loan Bank (“FHLB”) stock, is included in this category, and their realizable value equals their cost. Unrealized gains and losses of equity securities are included in net gain (loss), including impairment on equity securities in the Consolidated Statements of Operations.

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

For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded net of taxes in accumulated other comprehensive income/(loss) and subsequently reclassified to net income (loss) in the same period(s) that the hedged transaction impacts earnings. The ineffective portion of cash flow hedges is immediately recognized in current earnings. For free-standing derivative instruments, changes in fair values are reported in current period earnings.

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

Loans acquired with deteriorated credit quality accounted for under ASC 310-30

Loans accounted for under ASC Subtopic 310-30 represent loans showing evidence of credit deterioration and that it is probable, at the date of acquisition, that the Corporation would not collect all contractually required principal and interest payments. Generally, acquired loans that meet the definition for nonaccrual status fall within the Corporation’s definition of impaired loans under ASC Subtopic 310-30. Also, for acquisitions that include a significant amount of impaired loans, an election can be made for non-impaired loans included in such transactions to apply the accretable yield method (expected cash flow model of ASC Subtopic 310-30), by analogy, to those loans. Those loans are disclosed as a loan that was acquired with credit deterioration and impairment.

Under ASC Subtopic 310-30, impaired loans are aggregated into pools based on loans that have common risk characteristics. Each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. Characteristics considered in pooling loans include loan type, interest rate type, accruing status, amortization type, rate index and source type. Once the pools are defined, the Corporation maintains the integrity of the pool of multiple loans accounted for as a single asset.

Under ASC Subtopic 310-30, the difference between the undiscounted cash flows expected at acquisition and the fair value in the loans, or the “accretable yield,” is recognized as interest income using the effective yield method over the estimated life of the loan if the timing and amount of the future cash flows of the pool is reasonably estimable. Therefore, these loans are not considered non-performing. The non-accretable difference represents the difference between contractually required principal and interest and the cash flows expected to be collected. Subsequent to the acquisition date, increases in cash flows over those expected at the acquisition date are recognized as a reduction of any allowance for loan losses established after the acquisition and then as an increase in the accretable yield for the loans prospectively. Decreases in expected cash flows after the acquisition date are recognized by recording an allowance for loan losses. Loans charged-off against the non-accretable difference established in purchase accounting are not reported as charge-offs. Charge-offs on loans accounted under ASC Subtopic 310-30 are recorded only to the extent that losses exceed the non-accretable difference established with purchase accounting.

Refer to Note 8 to the Consolidated Financial Statements for additional information with respect to loans acquired with deteriorated credit quality under ASC 310-30.

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

For a detailed description of the principal factors used to determine the general reserves of the allowance for loan losses and for the principal enhancements Management made to its methodology, refer to Note 9 to the Consolidated Financial Statements.

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

Refer to Note 9 to the Consolidated Financial Statements for additional qualitative information on TDRs and the Corporation’s determination of the allowance for loan losses.

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

The Corporation capitalizes interest cost incurred in the construction of significant real estate projects, which consist primarily of facilities for its own use or intended for lease. The amount of interest cost capitalized is to be an allocation of the interest cost incurred during the period required to substantially complete the asset. The interest rate for capitalization purposes is to be based on a weighted average rate on the Corporation’s outstanding borrowings, unless there is a specific new borrowing associated with the asset. Interest cost capitalized for the years ended December 31, 2018, 2017 and 2016 was not significant.

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

Guarantees, including indirect guarantees of indebtedness of others

The Corporation, as a guarantor, recognizes at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Refer to Note 24 to the Consolidated Financial Statements for further disclosures on guarantees.

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

Revenues from contract with customers

Refer to Note 33 for a detailed description of the Corporation’s policies on the recognition and presentation of revenues from contract with customers.

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

Refer to the disclosure of accumulated other comprehensive loss included in Note 23.

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

Statement of cash flows

For purposes of reporting cash flows, cash includes cash on hand and amounts due from banks, including restricted cash.

Note 3 – New accounting pronouncements

Recently Adopted Accounting Standards Updates

FASB Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement

The FASB issued ASU 2018-13 in August 2018, which modifies the disclosure requirements on fair value measurements. The most significant changes include, among other things, the removal of the requirements to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, the policy for timing of transfers between levels, and the valuation processes for Level 3 fair value measurements. In addition, certain disclosure requirements were added, which include but are not limited to, how the weighted average of significant unobservable inputs used to develop Level 3 fair value measurements was calculated.

The Corporation early adopted this accounting pronouncement as of December 31, 2018 and was principally impacted by the simplified disclosures on fair value measurements.

FASB Accounting Standards Update (“ASU”) 2018-03, Technical Corrections and Improvements to Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Liabilities

The FASB issued ASU 2018-03 in February 2018, which clarifies certain aspects of the guidance in ASU 2016-01, principally related to equity securities without a readily determinable fair value.

The Corporation was not impacted by these technical corrections and improvements upon adoption of this ASU.

FASB Accounting Standards Update (“ASU”) 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost

The FASB issued ASU 2017-07 in March 2017, which requires that an employer disaggregate the service cost component from the other components of net benefit cost of pension and postretirement benefit plans. The amendments also provide guidance on how to present the service cost component and the other components of net benefit cost in the income statement and allow only the service cost component of net benefit cost to be eligible for capitalization.

As a result of the adoption of this accounting pronouncement, the Corporation recognized $8.9 million during the year ended December 31, 2018 (2017—$7.5 million; 2016—$10.1 million) as components of net periodic benefit cost other than service cost in the other operating expenses caption, which would have otherwise previously been recognized as personnel cost. The presentation for prior periods has been adjusted to reflect the new classification. Effective January 1, 2018, these expenses are no longer capitalized as part of loan origination costs.

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

The adoption of this standard during the first quarter of 2018 did not have a material impact on the Corporation’s financial statements.

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

The Corporation adopted ASU 2017-01 during the first quarter of 2018. As such, the Corporation will consider this guidance in any business combinations completed after the effective date. Refer to Note 4, Business combination, for additional information on assets acquired and liabilities assumed in connection with the Reliable Transaction.

FASB Accounting Standards Update (“ASU”) 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash

The FASB issued ASU 2016-18 in November 2016, which requires entities to present the changes in total cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. The new guidance also requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheet if restricted cash and restricted cash equivalents are presented in a different line item in the balance sheet.

As a result of the adoption of this accounting pronouncement, the Corporation included restricted cash and restricted cash equivalents within money market investments of $9.2 million at December 31, 2018 (December 31, 2017—$9.8 million) in the Consolidated Statements of Cash Flows. In addition, the Corporation presented a reconciliation of the totals in the Consolidated Statements of Cash Flows to the related captions in the Consolidated Statements of Condition in Note 38, Supplemental disclosure on the consolidated statements of cash flows.

FASB Accounting Standards Update (“ASU”) 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory

The FASB issued ASU 2016-16 in October 2016, which eliminates the exception for all intra-entity sales of assets other than inventory that requires deferral of the tax effects until the transferred asset is sold to a third party or otherwise recovered through use. The new guidance requires a reporting entity to recognize the tax impact from the sale of the asset in the seller’s tax jurisdiction when the transfer occurs, even though the pre-tax effects of that transaction are eliminated in consolidation. Any deferred tax asset that arises in the buyer’s jurisdiction would also be recognized at the time of the transfer.

As a result of the adoption of this accounting pronouncement during the first quarter of 2018, the Corporation recorded a positive cumulative effect adjustment of $1.3 million to retained earnings to reflect the net tax benefit resulting from intra-entity sales of assets.

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

As a result of the adoption of this accounting pronouncement, the Corporation reclassified from investing to operating activities $0.5 million in the Consolidated Statements of Cash Flows for the year ended December 31, 2017 as a result of electing the cumulative earnings approach for classifying distributions received from equity investees.

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

The Corporation adopted this accounting pronouncement during the first quarter of 2018 using the modified retrospective approach. The Corporation elected the practical expedient that permits an entity to expense incremental costs of obtaining contracts, given the amortization periods were one year or less. There were no material changes in the presentation and timing of when revenues are recognized. ASC Topic 606 was applied to contracts that were not completed as of January 1, 2018. There was no impact in the evaluation of these contracts. Refer to additional disclosures on Note 33, Revenue from contracts with customers.

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

As a result of the adoption of this accounting pronouncement during the first quarter of 2018, the Corporation aggregated $11 million previously classified as available-for-sale and as trading to those under the other investment securities caption and reclassified under the caption of equity securities. In addition, a positive cumulative effect adjustment of $0.6 million was recognized due to the reclassification of unrealized gains of equity securities available-for-sale, net of tax, from accumulated other comprehensive loss to retained earnings.

The adoption of FASB Accounting Standards Update (“ASU”) 2017-09, Compensation– Stock Compensation (Topic 718): Scope of Modification Accounting, effective during the first quarter of 2018, did not have a significant impact on the Consolidated Financial Statements.

Recently Issued Accounting Standards Updates

FASB Accounting Standards Update (“ASU”) 2018-19, Codification Improvements to Topic 326 – Financial Instruments – Credit Losses

The FASB issued ASU 2018-19 in November 2018 which, among other things, clarifies that receivables arising from operating leases are not within the scope of ASC Topic 326.

The amendments in this ASU are effective on January 1, 2020.

The Corporation will consider this guidance upon adoption of ASC Topic 326.

FASB Accounting Standards Update (“ASU”) 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606

The FASB issued ASU 2018-18 in November 2018 which, among other things, provides guidance on how to assess whether certain collaborative arrangement transactions should be accounted for under Topic 606.

The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted.

The Corporation does not expect to be impacted by these amendments since it does not have collaborative arrangements.

FASB Accounting Standards Update (“ASU”) 2018-17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities

The FASB issued ASU 2018-17 in October 2018, which requires entities to consider indirect interests held through related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety when determining whether a decision-making fee is a variable interest.

The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. These amendments should be applied retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented.

The Corporation does not expect to be materially impacted by these amendments.

FASB Accounting Standards Update (“ASU”) 2018-16, Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes

The FASB issued ASU 2018-16 in October 2018 which permit use of the OIS rate based on SOFR as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815 in addition to other permissible U.S. benchmark rates.

The amendments in this ASU are required to be adopted concurrently with the amendments in ASU 2017-12, which are effective in the first quarter of 2019. The amendments should be adopted on a prospective basis for qualifying new or re-designated hedging relationships entered into on or after the date of adoption.

The Corporation will consider this guidance for qualifying new hedging relationships entered into on or after the effective date.

FASB Accounting Standards Update (“ASU”) 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract

The FASB issued ASU 2018-15 in August 2018 which, among other things, aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software, and clarifies the term over which such capitalized implementation costs should be amortized.

The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted.

The Corporation does not expect to be materially impacted by these amendments.

FASB Accounting Standards Update (“ASU”) 2018-14, Compensation – Retirement Benefits – Defined Benefit Plans – General (Subtopic 715-20): Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans

The FASB issued ASU 2018-14 in August 2018, which modifies the disclosure requirements for employers that sponsor defined benefit pension or postretirement plans. The most significant changes include the removal of the amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost over the next fiscal year and the effects of a one-percentage point change in assumed health care cost trend rates on the aggregate of the service and interest cost components of net periodic benefit costs and benefit obligation for postretirement health care benefits. In addition, certain disclosure requirements were added which include, but are not limited to, an explanation of the reasons for significant gains and losses related to changes in the benefit obligation for the period.

The amendments in this ASU are effective for fiscal years ending after December 15, 2020, with early adoption permitted. The amendments in this ASU should be applied on a retrospective basis to all periods presented.

Upon adoption of this standard, the Corporation will be impacted principally by the simplified disclosures on defined benefit plans.

FASB Accounting Standards Update (“ASU”) 2018-12, Financial Services – Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts

The FASB issued ASU 2018-12 in August 2018, which makes targeted improvements to the existing recognition, measurement, presentation, and disclosure requirements for long-duration contracts issued by an insurance entity.

The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted.

The Corporation does not anticipate that the adoption of this accounting pronouncement will have a significant impact on its Consolidated Financial Statements.

FASB Accounting Standards Update (“ASU”) 2018-09, Codification Improvements

The FASB issued ASU 2018-09 in July 2018, which makes various codification improvements in the areas of excess tax benefits on share-based compensation awards, income tax accounting for business combinations, derivatives offsetting, liability or equity-classified financial instruments, among others.

The amendments in this ASU are effective immediately, except for amendments that require transition guidance, which are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018; and amendments to guidance not yet effective which are effective on the same date as the original Updates.

The Corporation does not expect to be materially impacted by these Codification improvements.

FASB Accounting Standards Update (“ASU”) 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting

The FASB issued ASU 2018-07 in June 2018, which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees, although differences remain in the accounting for attribution and a contractual term election for valuing nonemployee equity share options.

The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted.

The Corporation does not expect to be impacted by these amendments since it does not enter into share-based payment transactions for acquiring goods and services from nonemployees.

FASB Accounting Standards Update (“ASU”) 2018-06, Codification Improvements to Topic 942, Financial Services – Depository and Lending

The FASB issued ASU 2018-06 in May 2018, which removes outdated guidance related to the Comptroller of the Currency’s Banking Circular 202, “Accounting for Net Deferred Taxes” in ASC Topic 942.

The amendments in this ASU were effective upon issuance of the Update. The Corporation was not impacted by this Codification improvement.

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

As of December 31, 2018, the Corporation maintained a full valuation allowance on the deferred tax assets, which were recognized in accumulated other comprehensive income related to its U.S. operations. As such, the Corporation does not anticipate that the adoption of this accounting pronouncement will have a material impact on its consolidated statements of financial condition and results of operations.

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

FASB Accounting Standards Update (“ASU”) 2017-03, Accounting Changes and Error Corrections (Topic 250) and Investments-Equity Method and Joint Ventures (Topic 323): Amendments to SEC Paragraphs Pursuant to Staff Announcements at the September 22, 2016 and November 17, 2016 EITF Meetings (SEC Update)

The FASB issued ASU 2017-03 in January 2017, which incorporates into the Accounting Standards Codification recent SEC guidance about certain investments in qualified affordable housing and disclosing under SEC SAB Topic 11.M the effect on financial statements of adopting the revenue, leases and credit losses standards.

The Corporation has considered the guidance in this Update related to the disclosure on the effect on financial statements of adopting the leases and credit losses standards in the preparation of the consolidated financial statements.

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

FASB Accounting Standards Updates (“ASUs”), Leases (Topic 842)

The FASB has issued a series of ASUs which, among other things, supersede ASC Topic 840 and set out the principles for the recognition, measurement, presentation and disclosure of leases for both lessors and lessees. The new guidance requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset (“ROU”) and a lease liability for all leases with a term greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases.

In addition, the new leases standard requires lessors, among other things, to present lessor costs paid by the lessee to the lessor on a gross basis. The Corporation does not expect to be materially impacted by these amendments.

Upon adoption of this accounting pronouncement on January 1, 2019, the Corporation will elect the practical expedients to not reassess at the date of adoption whether any existing contracts were or contained leases, their lease classification, and initial direct costs. The Corporation will also elect the optional transition method that allows application of the transition provisions of the new leases standard at the adoption date, instead of at the earliest comparative period presented. Therefore, comparative periods will continue to be presented in accordance with ASC Topic 840.

As of January 1, 2019, the Corporation will recognize ROU assets of $139 million, net of deferred rent liability of $15 million and lease liabilities of $154 million on its operating leases. In addition, the Corporation recorded a positive cumulative effect adjustment of $4.8 million to retained earnings as a result of the reclassification of previously deferred gains on sale and operating lease back transactions.

Note 4 – Business combination

On August 1, 2018, Popular Auto, LLC (“Popular Auto”), BPPR’s auto finance subsidiary, completed the acquisition of certain assets and the assumption of certain liabilities related to Wells Fargo & Company’s (“Wells Fargo”) auto finance business in Puerto Rico (“Reliable”). Popular Auto acquired approximately $1.6 billion in retail auto loans and $341 million in primarily auto-related commercial loans. Reliable will continue operating as a Division of Popular Auto in parallel with Popular Auto’s existing operations for a period after closing to provide continuity of service to Reliable customers while allowing Popular to assess best practices before completing the integration of the two operations.

Wells Fargo retained approximately $398 million in retail auto loans as part of the Transaction and subsequently sold the same to a third party. Popular Auto has entered into a separate servicing agreement with respect to such loans.

Popular entered into the Transaction as part of its growth strategy to increase its market share in the auto finance business in Puerto Rico.

The following table presents the fair values of the consideration and major classes of identifiable assets acquired and liabilities assumed by the Corporation as of August 1, 2018, net of cumulative measurement period adjustments as of period end.

(In thousands)	Book value prior to purchase accounting adjustments	Fair value adjustments	Measurement period adjustments		As recorded by Popular, Inc.
Cash consideration	$1,843,256	$—	$—		$1,843,256

Assets:
Loans	$1,912,866	$(126,908)[1]	$16,505	[1]	$1,802,463
Premises and equipment	1,246	—	—		1,246
Accrued income receivable	1,466	—	—		1,466
Other assets	5,020	—	(91)		4,929
Trademark	—	488	—		488

Total assets	$1,920,598	$(126,420)	$16,414		$1,810,592

Liabilities:
Other liabilities	$11,164	$—	$—		$11,164

Total liabilities	$11,164	$—	$—		$11,164

Net assets acquired	$1,909,434	$(126,420)	$16,414		$1,799,428

Goodwill on acquisition					$43,828

[1]	The fair value discount is comprised of $106 million related to the retail auto loans portfolio and $4 million related to the commercial loans portfolio.

The fair values initially assigned to the assets acquired and liabilities assumed are preliminary and are subject to refinement for up to one year after the closing date of the acquisition as new information relative to closing date fair values becomes available. The Corporation continues to analyze its estimates of fair value on loans acquired. As the Corporation finalizes its analyses, there may continue to be adjustments to the recorded carrying values, and thus the recognized goodwill may increase or decrease.

During the fourth quarter of 2018, measurement period adjustments, amounting to $16.5 million, were made to the estimated fair values of the loans acquired as part of the Transaction to reflect new information obtained about facts and circumstances that existed as of the acquisition date. The increase in the fair value of retail auto loans and commercial loans from the preliminary estimated amounts by $12.2 million and $4.3 million, respectively, was mainly attributed to decreases in credit loss expectations. The related cumulative adjustment to the amortization of the fair value discounts for the retail and commercial portfolios offset each other, resulting in an immaterial impact to the Corporation’s results.

Following is a description of the methods used to determine the fair values of significant assets acquired on the Reliable Transaction:

Loans

Retail Auto Loans

Fair values for retail auto loans were based on a discounted cash flow methodology. Aggregation into pools considered characteristics such as payment terms, remaining terms, and credit quality. Principal and interest projections considered prepayment rates and credit loss expectations. The discount rates were developed based on the relative risk of the cash flows as of the valuation date, taking into account the expected life of the loans. Retail auto loans were accounted for under ASC Subtopic 310-20. As of August 1, 2018, contractual cash flows amounted to $1.8 billion, from which $105 million are not expected to be collected.

Commercial Loans

Fair values for commercial loans were based on a probability of default/loss given default (“PD/LGD”) methodology. The PD was determined based on characteristics such as payment terms, remaining terms, and credit quality. Commercial loans were accounted for under ASC Subtopic 310-20. As of August 1, 2018, contractual cash flows amounted to $348 million, from which $3 million are not expected to be collected.

Goodwill

The amount of goodwill is the residual difference between the consideration transferred to Wells Fargo and the fair value of the assets acquired, net of the liabilities assumed. The goodwill is deductible for income tax purposes.

Trademark

The fair value of the Reliable trademark was calculated using the relief-from-royalty method. The Reliable trademark is subject to amortization, since Popular intends to use the trademark for a limited period of time.

The operating results of the Corporation for the year ended December 31, 2018 include the operating results produced by the acquired assets and liabilities assumed for the period of August 1, 2018 to December 31, 2018. This includes approximately $84.5 million in gross revenues, including $28.1 million in accretion of the fair value discount, and approximately $20.3 million in operating expenses, including $3.8 million of transaction-related expenses. The Corporation believes that given the amount of assets and liabilities assumed and the size of the operations acquired in relation to Popular’s operations, the historical results of Reliable are not significant to Popular’s results, and thus no pro forma information is presented.

Note 5 – Restrictions on cash and due from banks and certain securities

The Corporation’s banking subsidiaries, BPPR and PB, are required by federal and state regulatory agencies to maintain average reserve balances with the Federal Reserve Bank of New York (the “Fed”) or other banks. Those required average reserve balances amounted to $1.6 billion at December 31, 2018 (December 31, 2017—$1.4 billion). Cash and due from banks, as well as other highly liquid securities, are used to cover the required average reserve balances.

At December 31, 2018, the Corporation held $62 million in restricted assets in the form of funds deposited in money market accounts, debt securities available for sale and equity securities (December 31, 2017—$41 million). The restricted assets held in debt securities available for sale and equity securities consist primarily of assets held for the Corporation’s non-qualified retirement plans and fund deposits guaranteeing possible liens or encumbrances over the title of insured properties.

Note 6 – Debt securities available-for-sale

The following tables present the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of debt securities available-for-sale at December 31, 2018 and 2017.

	At December 31, 2018
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
U.S. Treasury securities
Within 1 year	$3,565,571	$108	$5,319	$3,560,360	2.10%
After 1 to 5 years	4,483,741	13,647	35,213	4,462,175	2.25
After 5 to 10 years	245,891	3,770	—	249,661	2.84

Total U.S. Treasury securities	8,295,203	17,525	40,532	8,272,196	2.21

Obligations of U.S. Government sponsored entities
Within 1 year	212,951	—	1,406	211,545	1.44
After 1 to 5 years	123,857	1	2,094	121,764	1.51

Total obligations of U.S. Government sponsored entities	336,808	1	3,500	333,309	1.47

Obligations of Puerto Rico, States and political subdivisions
After 1 to 5 years	6,926	—	184	6,742	0.70

Total obligations of Puerto Rico, States and political subdivisions	6,926	—	184	6,742	0.70

Collateralized mortgage obligations—federal agencies
After 1 to 5 years	749	—	7	742	1.92
After 5 to 10 years	115,744	1	4,715	111,030	1.71
After 10 years	638,995	1,584	23,680	616,899	2.10

Total collateralized mortgage obligations—federal agencies	755,488	1,585	28,402	728,671	2.04

Mortgage-backed securities
Within 1 year	431	4	—	435	4.30
After 1 to 5 years	6,762	43	1	6,804	2.74
After 5 to 10 years	365,727	1,090	8,499	358,318	2.19
After 10 years	3,710,731	10,679	128,189	3,593,221	2.45

Total mortgage-backed securities	4,083,651	11,816	136,689	3,958,778	2.43

Other
After 5 to 10 years	486	2	—	488	3.62

Total other	486	2	—	488	3.62

Total debt securities available-for-sale[1]	$13,478,562	$30,929	$209,307	$13,300,184	2.25%

[1]

Includes $8.9 billion pledged to secure public and trust deposits, assets sold under agreements to repurchase, credit facilities and loan servicing agreements that the secured parties are not permitted to sell or repledge the collateral, of which $7.9 billion serve as collateral for public funds.

	At December 31, 2017
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
U.S. Treasury securities
Within 1 year	$1,112,791	$8	$2,101	$1,110,698	1.06%
After 1 to 5 years	2,550,116	—	26,319	2,523,797	1.55
After 5 to 10 years	293,579	281	191	293,669	2.24

Total U.S. Treasury securities	3,956,486	289	28,611	3,928,164	1.46

Obligations of U.S. Government sponsored entities
Within 1 year	276,304	21	818	275,507	1.26
After 1 to 5 years	336,922	22	3,518	333,426	1.48

Total obligations of U.S. Government sponsored entities	613,226	43	4,336	608,933	1.38

Obligations of Puerto Rico, States and political subdivisions
After 1 to 5 years	6,668	—	59	6,609	2.30

Total obligations of Puerto Rico, States and political subdivisions	6,668	—	59	6,609	2.30

Collateralized mortgage obligations—federal agencies
Within 1 year	40	—	—	40	2.60
After 1 to 5 years	16,972	173	75	17,070	2.90
After 5 to 10 years	36,186	57	526	35,717	2.31
After 10 years	914,568	2,789	26,431	890,926	2.01

Total collateralized mortgage obligations—federal agencies	967,766	3,019	27,032	943,753	2.03

Mortgage-backed securities
Within 1 year	484	8	—	492	4.23
After 1 to 5 years	14,599	206	211	14,594	3.50
After 5 to 10 years	339,161	2,390	3,765	337,786	2.21
After 10 years	4,385,368	19,493	69,071	4,335,790	2.46

Total mortgage-backed securities	4,739,612	22,097	73,047	4,688,662	2.44

Other
After 5 to 10 years	789	13	—	802	3.62

Total other	789	13	—	802	3.62

Total debt securities available-for-sale[1]	$10,284,547	$25,461	$133,085	$10,176,923	1.96%

[1]

Includes $6.6 billion pledged to secure public and trust deposits, assets sold under agreements to repurchase, credit facilities and loan servicing agreements that the secured parties are not permitted to sell or repledge the collateral, of which $5.6 billion serve as collateral for public funds.

The weighted average yield on debt securities available-for-sale is based on amortized cost; therefore, it does not give effect to changes in fair value.

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

The following table presents the aggregate amortized cost and fair value of debt securities available-for-sale at December 31, 2018 by contractual maturity.

(In thousands)	Amortized cost	Fair value
Within 1 year	$3,778,953	$3,772,340
After 1 to 5 years	4,622,035	4,598,227
After 5 to 10 years	727,848	719,497
After 10 years	4,349,726	4,210,120

Total debt securities available-for-sale	$13,478,562	$13,300,184

There were no debt securities sold during the year ended December 31, 2018. During the year ended December 31, 2017, the Corporation sold obligations from the Puerto Rico government and its political subdivisions. The proceeds from these sales were $14.4 million. Gross realized gains and losses on the sale of debt securities available-for-sale for the years ended December 31, 2018, 2017 and 2016 were as follows:

	Years ended December 31,
(In thousands)	2018	2017	2016
Gross realized gains	$—	$95	$38
Gross realized losses	—	(12)	—

Net realized gains on sale of debt securities available-for-sale	$—	$83	$38

The following tables present the Corporation’s fair value and gross unrealized losses of debt securities available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2018 and 2017.

	At December 31, 2018
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
U.S. Treasury securities	$3,189,007	$4,188	$2,607,276	$36,343	$5,796,283	$40,531
Obligations of U.S. Government sponsored entities	14,847	46	318,271	3,454	333,118	3,500
Obligations of Puerto Rico, States and political subdivisions	—	—	6,742	184	6,742	184
Collateralized mortgage obligations—federal agencies	66,652	489	587,869	27,913	654,521	28,402
Mortgage-backed securities	125,872	2,280	3,478,635	134,410	3,604,507	136,690

Total debt securities available-for-sale in an unrealized loss position	$3,396,378	$7,003	$6,998,793	$202,304	$10,395,171	$209,307

	At December 31, 2017
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
U.S. Treasury securities	$2,608,473	$14,749	$1,027,066	$13,862	$3,635,539	$28,611
Obligations of U.S. Government sponsored entities	214,670	1,108	376,807	3,228	591,477	4,336
Obligations of Puerto Rico, States and political subdivisions	6,609	59	—	—	6,609	59
Collateralized mortgage obligations—federal agencies	153,336	2,110	595,339	24,922	748,675	27,032
Mortgage-backed securities	1,515,295	12,529	2,652,359	60,518	4,167,654	73,047

Total debt securities available-for-sale in an unrealized loss position	$4,498,383	$30,555	$4,651,571	$102,530	$9,149,954	$133,085

As of December 31, 2018, the portfolio of available-for-sale debt securities reflects gross unrealized losses of approximately $209 million, driven mainly by mortgage-backed securities, U.S. Treasury securities and collateralized mortgage obligations.

Management evaluates debt securities for other-than-temporary (“OTTI”) declines in fair value on a quarterly basis. Once a decline in value is determined to be other-than-temporary, the value of a debt security is reduced and a corresponding charge to earnings is recognized for anticipated credit losses. The OTTI analysis requires management to consider various factors, which include, but are not limited to: (1) the length of time and the extent to which fair value has been less than the amortized cost basis, (2) the financial condition of the issuer or issuers, (3) actual collateral attributes, (4) the payment structure of the debt security and the likelihood of the issuer being able to make payments, (5) any rating changes by a rating agency, (6) adverse conditions specifically related to the security, industry, or a geographic area, and (7) management’s intent to sell the debt security or whether it is more likely than not that the Corporation would be required to sell the debt security before a forecasted recovery occurs.

At December 31, 2018, management performed its quarterly analysis of all debt securities in an unrealized loss position. Based on the analysis performed, management concluded that no individual debt security was other-than-temporarily impaired as of such date. At December 31, 2018, the Corporation did not have the intent to sell debt securities in an unrealized loss position and it was not more likely than not that the Corporation would have to sell the debt securities prior to recovery of their amortized cost basis.

The following table states the name of issuers, and the aggregate amortized cost and fair value of the debt securities of such issuer (includes available-for-sale and held-to-maturity debt securities), in which the aggregate amortized cost of such securities exceeds 10% of stockholders’ equity. This information excludes debt securities backed by the full faith and credit of the U.S. Government. Investments in obligations issued by a state of the U.S. and its political subdivisions and agencies, which are payable and secured by the same source of revenue or taxing authority, other than the U.S. Government, are considered securities of a single issuer.

	2018		2017
(In thousands)	Amortized cost	Fair value	Amortized cost	Fair value
FNMA	$2,999,110	$2,901,904	$3,621,537	$3,572,474
Freddie Mac	1,095,855	1,058,013	1,358,708	1,335,685

Note 7 –Debt securities held-to-maturity

The following tables present the amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of debt securities held-to-maturity at December 31, 2018 and 2017.

	At December 31, 2018
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
Obligations of Puerto Rico, States and political subdivisions
Within 1 year	$3,510	$—	$36	$3,474	5.99%
After 1 to 5 years	16,505	—	1,081	15,424	6.07
After 5 to 10 years	23,885	—	1,704	22,181	3.61
After 10 years	45,559	3,943	47	49,455	1.79

Total obligations of Puerto Rico, States and political subdivisions	89,459	3,943	2,868	90,534	3.23

Collateralized mortgage obligations—federal agencies
After 5 to 10 years	55	3	—	58	5.45

Total collateralized mortgage obligations—federal agencies	55	3	—	58	5.45

Securities in wholly owned statutory business trusts
After 10 years	11,561	—	—	11,561	6.51

Total securities in wholly owned statutory business trusts	11,561	—	—	11,561	6.51

Other
After 1 to 5 years	500	—	—	500	2.97
Total other	500	—	—	500	2.97

Total debt securities held-to-maturity	$101,575	$3,946	$2,868	$102,653	3.60%

	At December 31, 2017
(In thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Weighted average yield
Obligations of Puerto Rico, States and political subdivisions
Within 1 year	$3,295	$—	$79	$3,216	5.96%
After 1 to 5 years	15,485	—	4,143	11,342	6.05
After 5 to 10 years	29,240	—	8,905	20,335	3.89
After 10 years	44,734	3,834	222	48,346	1.93

Total obligations of Puerto Rico, States and political subdivisions	92,754	3,834	13,349	83,239	3.38

Collateralized mortgage obligations—federal agencies
After 5 to 10 years	67	4	—	71	5.45

Total collateralized mortgage obligations—federal agencies	67	4	—	71	5.45

Securities in wholly owned statutory business trusts
After 5 to 10 years	1,637	—	—	1,637	8.33
After 10 years	11,561	—	—	11,561	6.51

Total securities in wholly owned statutory business trusts	13,198	—	—	13,198	6.73

Other
Within 1 year	500	—	7	493	1.96
After 1 to 5 years	500	—	—	500	2.97

Total other	1,000	—	7	993	2.47

Total debt securities held-to-maturity[1]	$107,019	$3,838	$13,356	$97,501	3.79%

[1]	Includes $92.8 million pledged to secure public and trust deposits that the secured parties are not permitted to sell or repledge the collateral.

Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.

The following table presents the aggregate amortized cost and fair value of debt securities held-to-maturity at December 31, 2018 by contractual maturity.

(In thousands)	Amortized cost	Fair value
Within 1 year	$3,510	$3,474
After 1 to 5 years	17,005	15,924
After 5 to 10 years	23,940	22,239
After 10 years	57,120	61,016

Total debt securities held-to-maturity	$101,575	$102,653

The following tables present the Corporation’s fair value and gross unrealized losses of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2018 and 2017.

	At December 31, 2018
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Obligations of Puerto Rico, States and political subdivisions	$27,471	$1,165	$13,307	$1,703	$40,778	$2,868

Total debt securities held-to-maturity in an unrealized loss position	$27,471	$1,165	$13,307	$1,703	$40,778	$2,868

	At December 31, 2017
	Less than 12 months		12 months or more		Total
(In thousands)	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
Obligations of Puerto Rico, States and political subdivisions	$—	$—	$35,696	$13,349	$35,696	$13,349
Other	—	—	743	7	743	7

Total debt securities held-to-maturity in an unrealized loss position	$—	$—	$36,439	$13,356	$36,439	$13,356

As indicated in Note 6 to these Consolidated Financial Statements, management evaluates debt securities for OTTI declines in fair value on a quarterly basis.

The “Obligations of Puerto Rico, States and political subdivisions” classified as held-to-maturity at December 31, 2018 are primarily associated with securities issued by municipalities of Puerto Rico and are generally not rated by a credit rating agency. This includes $45 million of general and special obligation bonds issued by three municipalities of Puerto Rico, which are payable primarily from certain property taxes imposed by the issuing municipality. In the case of general obligations, they also benefit from a pledge of the full faith, credit and unlimited taxing power of the issuing municipality and issuing municipalities are required by law to levy property taxes in an amount sufficient for the payment of debt service on such general obligation bonds.

The portfolio also includes $45 million in securities for which the underlying source of payment is not the central government, but in which a government instrumentality provides a guarantee in the event of default. The Corporation performs periodic credit quality reviews on these issuers. Based on the quarterly analysis performed, management concluded that no individual debt security held-to-maturity was other-than-temporarily impaired at December 31, 2018. Further deterioration of the Puerto Rico economy or of the fiscal crisis of the Government of Puerto Rico (including if any of the issuing municipalities become subject to a debt restructuring proceeding under PROMESA) could further affect the value of these securities, resulting in losses to the Corporation. The Corporation does not have the intent to sell debt securities held-to-maturity and it is more likely than not that the Corporation will not have to sell these debt securities prior to recovery of their amortized cost basis.

Refer to Note 25 for additional information on the Corporation’s exposure to the Puerto Rico Government.

Note 8 – Loans

For a summary of the accounting policies related to loans, interest recognition and allowance for loan losses refer to Note 2—Summary of Significant Accounting Policies of this Form 10-K.

The Corporation has presented the loans covered by the loss-sharing agreements with the FDIC separately as “covered loans” since the risk of loss was significantly different than those not covered under the loss-sharing agreements, due to the loss protection provided by the FDIC. As discussed in Note 10, on May 22, 2018, the Corporation entered into a Termination Agreement with the FDIC to terminate all loss-share arrangements in connection with the Westernbank FDIC-assisted transaction. As a result of the Termination Agreement, assets that were covered by the loss share agreement, including covered loans in the amount of approximately $514.6 million as of March 31, 2018, were reclassified as non-covered. The Corporation now recognizes entirely all future credit losses, expenses, gains, and recoveries related to the formerly covered assets with no offset due to or from the FDIC.

As previously disclosed in Note 4, as a result of the Reliable Transaction completed on August 1, 2018, Popular Auto, LLC, acquired approximately $1.6 billion in retail auto loans and $341 million in primarily auto-related commercial loans. These loans are included in the information presented in this note.

During the year ended December 31, 2018, the Corporation recorded purchases (including repurchases) of mortgage loans amounting to $624 million and consumer loans of $205 million, compared to purchases (including repurchases) of mortgage loans of $460 million, consumer loans of $311 million, commercial loans of $2 million and leases of $2 million, during the year ended December 31, 2017.

The Corporation performed whole-loan sales involving approximately $59 million of residential mortgage loans and $30 million of commercial loans during the year ended December 31, 2018 (December 31, 2017 - $64 million of residential mortgage loans). Also, during the year ended December 31, 2018, the Corporation securitized approximately $413 million of mortgage loans into Government National Mortgage Association (“GNMA”) mortgage-backed securities and $94 million of mortgage loans into Federal National Mortgage Association (“FNMA”) mortgage-backed securities, compared to $376 million and $86 million, respectively, during the year ended December 31, 2017.

Delinquency status

The following table presents the composition of loans held-in-portfolio (“HIP”), net of unearned income, by past due status, and by loan class including those that are in non-performing status or that are accruing interest but are past due 90 days or more at December 31, 2018 and 2017.

December 31, 2018
Puerto Rico
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans[1]
Commercial multi-family	$1,441	$112	$598	$2,151	$143,477	$145,628	$546	$—
Commercial real estate:
Non-owner occupied	92,075	839	45,691	138,605	2,183,996	2,322,601	39,257	—
Owner occupied	6,681	10,839	99,235	116,755	1,605,498	1,722,253	88,069	—
Commercial and industrial	4,137	641	55,321	60,099	3,122,062	3,182,161	55,078	243
Construction	—	—	1,788	1,788	84,167	85,955	1,788	—
Mortgage	275,367	128,104	1,043,607	1,447,078	4,986,245	6,433,323	323,565	595,525
Leasing	7,663	1,827	3,313	12,803	921,970	934,773	3,313	—
Consumer:
Credit cards	9,504	7,391	16,035	32,930	1,014,343	1,047,273	—	16,035
Home equity lines of credit	—	97	165	262	5,089	5,351	11	154
Personal	13,069	7,907	18,515	39,491	1,211,134	1,250,625	17,887	35
Auto	52,204	9,862	24,177	86,243	2,522,542	2,608,785	24,050	127
Other	566	288	14,958	15,812	128,932	144,744	14,534	424

Total	$462,707	$167,907	$1,323,403	$1,954,017	$17,929,455	$19,883,472	$568,098	$612,543

[1]

Loans HIP of $143 million accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

December 31, 2018
Popular U.S.
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP	Non-accrual loans	Accruing loans[1]
Commercial multi-family	$3,163	$—	$—	$3,163	$1,398,377	$1,401,540	$—	$—
Commercial real estate:
Non-owner occupied	707	288	365	1,360	1,880,384	1,881,744	365	—
Owner occupied	5,125	1,728	381	7,234	291,705	298,939	381	—
Commercial and industrial	2,354	995	73,726	77,075	1,011,078	1,088,153	330	—
Construction	—	—	12,060	12,060	681,434	693,494	12,060	—
Mortgage	13,615	3,197	11,033	27,845	774,090	801,935	11,033	—
Legacy	195	445	2,627	3,267	22,682	25,949	2,627	—
Consumer:
Credit cards	2	—	—	2	36	38	—	—
Home equity lines of credit	886	464	13,579	14,929	128,123	143,052	13,579	—
Personal	2,319	1,723	2,610	6,652	282,697	289,349	2,610	—
Other	—	—	4	4	220	224	4	—

Total	$28,366	$8,840	$116,385	$153,591	$6,470,826	$6,624,417	$42,989	$—

[1]

Loans HIP of $73 million accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

December 31, 2018
Popular, Inc.
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Loans HIP[3] [4]	Non-accrual loans	Accruing loans[5]
Commercial multi-family	$4,604	$112	$598	$5,314	$1,541,854	$1,547,168	$546	$—
Commercial real estate:
Non-owner occupied	92,782	1,127	46,056	139,965	4,064,380	4,204,345	39,622	—
Owner occupied	11,806	12,567	99,616	123,989	1,897,203	2,021,192	88,450	—
Commercial and industrial	6,491	1,636	129,047	137,174	4,133,140	4,270,314	55,408	243
Construction	—	—	13,848	13,848	765,601	779,449	13,848	—
Mortgage[1]	288,982	131,301	1,054,640	1,474,923	5,760,335	7,235,258	334,598	595,525
Leasing	7,663	1,827	3,313	12,803	921,970	934,773	3,313	—
Legacy[2]	195	445	2,627	3,267	22,682	25,949	2,627	—
Consumer:
Credit cards	9,506	7,391	16,035	32,932	1,014,379	1,047,311	—	16,035
Home equity lines of credit	886	561	13,744	15,191	133,212	148,403	13,590	154
Personal	15,388	9,630	21,125	46,143	1,493,831	1,539,974	20,497	35
Auto	52,204	9,862	24,177	86,243	2,522,542	2,608,785	24,050	127
Other	566	288	14,962	15,816	129,152	144,968	14,538	424

Total	$491,073	$176,747	$1,439,788	$2,107,608	$24,400,281	$26,507,889	$611,087	$612,543

[1]

It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured.

[2]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

[3]	Loans held-in-portfolio are net of $156 million in unearned income and exclude $51 million in loans held-for-sale.
[4]

Includes $6.9 billion pledged to secure credit facilities and public funds that the secured parties are not permitted to sell or repledge the collateral, of which $4.8 billion were pledged at the Federal Home Loan Bank (“FHLB”) as collateral for borrowings and $2.1 billion at the Federal Reserve Bank (“FRB”) for discount window borrowings.

[5]

Loans HIP of $216 million accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

December 31, 2017
Puerto Rico
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Non-covered loans HIP	Non-accrual loans	Accruing loans[1]
Commercial multi-family	$—	$426	$1,210	$1,636	$144,763	$146,399	$1,115	$—
Commercial real estate:
Non-owner occupied	39,617	131	28,045	67,793	2,336,766	2,404,559	18,866	—
Owner occupied	7,997	2,291	123,929	134,217	1,689,397	1,823,614	101,068	—
Commercial and industrial	3,556	1,251	40,862	45,669	2,845,658	2,891,327	40,177	685
Construction	—	—	170	170	95,199	95,369	—	—
Mortgage	217,890	77,833	1,596,763	1,892,486	4,684,293	6,576,779	306,697	1,204,691
Leasing	10,223	1,490	2,974	14,687	795,303	809,990	2,974	—
Consumer:
Credit cards	7,319	4,464	18,227	30,010	1,063,211	1,093,221	—	18,227
Home equity lines of credit	438	395	257	1,090	4,997	6,087	—	257
Personal	13,926	6,857	19,981	40,764	1,181,548	1,222,312	19,460	141
Auto	24,405	5,197	5,466	35,068	815,745	850,813	5,466	—
Other	537	444	16,765	17,746	139,842	157,588	15,617	1,148

Total	$325,908	$100,779	$1,854,649	$2,281,336	$15,796,722	$18,078,058	$511,440	$1,225,149

[1]

Non-covered loans HIP of $118 million accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

December 31, 2017
Popular U.S.
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Non-covered loans HIP	Non-accrual loans	Accruing loans[1]
Commercial multi-family	$395	$—	$784	$1,179	$1,209,514	$1,210,693	$784	$—
Commercial real estate:
Non-owner occupied	4,028	1,186	1,599	6,813	1,681,498	1,688,311	1,599	—
Owner occupied	2,684	—	862	3,546	315,429	318,975	862	—
Commercial and industrial	1,121	5,278	97,427	103,826	901,157	1,004,983	594	—
Construction	—	—	—	—	784,660	784,660	—	—
Mortgage	13,453	6,148	14,852	34,453	659,175	693,628	14,852	—
Legacy	291	417	3,039	3,747	29,233	32,980	3,039	—
Consumer:
Credit cards	3	2	11	16	84	100	11	—
Home equity lines of credit	4,653	3,675	14,997	23,325	158,760	182,085	14,997	—
Personal	3,342	2,149	2,779	8,270	289,732	298,002	2,779	—
Other	—	—	—	—	319	319	—	—

Total	$29,970	$18,855	$136,350	$185,175	$6,029,561	$6,214,736	$39,517	$—

[1]

Non-covered loans HIP of $97 million accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

December 31, 2017
Popular, Inc.
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Non-covered loans HIP[3] [4]	Non-accrual loans	Accruing loans[5]
Commercial multi-family	$395	$426	$1,994	$2,815	$1,354,277	$1,357,092	$1,899	$—
Commercial real estate:
Non-owner occupied	43,645	1,317	29,644	74,606	4,018,264	4,092,870	20,465	—
Owner occupied	10,681	2,291	124,791	137,763	2,004,826	2,142,589	101,930	—
Commercial and industrial	4,677	6,529	138,289	149,495	3,746,815	3,896,310	40,771	685
Construction	—	—	170	170	879,859	880,029	—	—
Mortgage[1]	231,343	83,981	1,611,615	1,926,939	5,343,468	7,270,407	321,549	1,204,691
Leasing	10,223	1,490	2,974	14,687	795,303	809,990	2,974	—
Legacy[2]	291	417	3,039	3,747	29,233	32,980	3,039	—
Consumer:
Credit cards	7,322	4,466	18,238	30,026	1,063,295	1,093,321	11	18,227
Home equity lines of credit	5,091	4,070	15,254	24,415	163,757	188,172	14,997	257
Personal	17,268	9,006	22,760	49,034	1,471,280	1,520,314	22,239	141
Auto	24,405	5,197	5,466	35,068	815,745	850,813	5,466	—
Other	537	444	16,765	17,746	140,161	157,907	15,617	1,148

Total	$355,878	$119,634	$1,990,999	$2,466,511	$21,826,283	$24,292,794	$550,957	$1,225,149

[1]

It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured.

[2]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

[3]	Loans held-in-portfolio are net of $131 million in unearned income and exclude $132 million in loans held-for-sale.
[4]

Includes $7.1 billion pledged to secure credit facilities and public funds that the secured parties are not permitted to sell or repledge the collateral, of which $4.6 billion were pledged at the FHLB as collateral for borrowings, $2.0 billion at the FRB for discount window borrowings and $0.5 billion serve as collateral for public funds.

[5]

Non-covered loans HIP of $215 million accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

At December 31, 2018, mortgage loans held-in-portfolio include $1.4 billion of loans insured by the Federal Housing Administration (“FHA”), or guaranteed by the U.S. Department of Veterans Affairs (“VA”) of which $598 million are 90 days or more past due, including $134 million of loans rebooked under the GNMA buyback option, discussed below (December 31, 2017—$1.8 billion, $1.2 billion and $840 million, respectively). Within this portfolio, loans in a delinquency status of 90 days or more are reported as accruing loans as opposed to non-performing since the principal repayment is insured. These balances include $283 million of residential mortgage loans in Puerto Rico that are no longer accruing interest as of December 31, 2018 (December 31, 2017—$178 million). Additionally, the Corporation has approximately $69 million in reverse mortgage loans in Puerto Rico which are guaranteed by FHA, but which are currently not accruing interest at December 31, 2018 (December 31, 2017—$58 million).

Loans with a delinquency status of 90 days past due as of December 31, 2018 include $134 million in loans previously pooled into GNMA securities (December 31, 2017—$840 million). Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements of the Bank with an offsetting liability.

The components of the net financing leases receivable at December 31, 2018 and 2017 were as follows:

(In thousands)	2018	2017
Total minimum lease payments	$781,060	$681,198
Estimated residual value of leased property (unguaranteed)	293,495	246,248
Deferred origination costs, net of fees	12,261	9,496
Less—Unearned financing income	151,881	126,797

Net minimum lease payments	934,935	810,145
Less—Allowance for loan losses	11,487	12,000

Net minimum lease payments, net of allowance for loan losses	$923,448	$798,145

At December 31, 2018, future minimum lease payments are expected to be received as follows:

(In thousands)
2019	$34,012
2020	83,797
2021	137,297
2022	197,996
2023 and thereafter	327,958

Total	$781,060

Covered loans

The following table presents the composition of loans by past due status, and by loan class including those that are in non-performing status or are accruing interest but are past due 90 days or more at December 31, 2017.

December 31, 2017
	Past due						Past due 90 days or more
(In thousands)	30-59 days	60-89 days	90 days or more	Total past due	Current	Covered loans HIP[2]	Non-accrual loans	Accruing loans
Mortgage	$16,640	$5,453	$59,018	$81,111	$421,818	$502,929	$3,165	$—
Consumer	518	147	988	1,653	12,692	14,345	188	—

Total covered loans[1]	$17,158	$5,600	$60,006	$82,764	$434,510	$517,274	$3,353	$—

[1]

Covered loans accounted for under ASC Subtopic 310-30 are excluded from the above table as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

[2]	Includes $279 million pledged to secure credit facilities at the FHLB which are not permitted to sell or repledge the collateral.

Loans acquired with deteriorated credit quality accounted for under ASC 310-30

The following provides information of loans acquired with evidence of credit deterioration as of the acquisition date, accounted for under the guidance of ASC 310-30.

The outstanding principal balance of acquired loans accounted pursuant to ASC Subtopic 310-30, amounted to $2.2 billion at December 31, 2018 (December 31, 2017—$2.5 billion). The carrying amount of these loans consisted of loans determined to be impaired at the time of acquisition, which are accounted for in accordance with ASC Subtopic 310-30 (“credit impaired loans”), and loans that were considered to be performing at the acquisition date, accounted for by analogy to ASC Subtopic 310-30 (“non-credit impaired loans”).

The following table provides the carrying amount of acquired loans accounted for under ASC 310-30 by portfolio at December 31, 2018 and 2017.

Carrying amount
(In thousands)	December 31, 2018	December 31, 2017
Commercial real estate	$801,774	$923,424
Commercial and industrial	84,465	88,130
Construction	—	170
Mortgage	982,821	1,079,611
Consumer	14,496	17,658

Carrying amount	1,883,556	2,108,993
Allowance for loan losses	(122,135)	(119,505)

Carrying amount, net of allowance	$1,761,421	$1,989,488

At December 31, 2018, none of the acquired loans accounted for under ASC Subtopic 310-30 were considered non-performing loans. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, was recognized on all acquired loans.

Changes in the carrying amount and the accretable yield for the loans accounted pursuant to the ASC Subtopic 310-30, for the years ended December 31, 2018 and 2017, were as follows:

Carrying amount of acquired loans accounted for pursuant to ASC 310-30
	For the year ended
(In thousands)	December 31, 2018	December 31, 2017
Beginning balance	$2,108,993	$2,301,024
Additions	16,645	18,824
Accretion	166,272	175,121
Collections / loan sales / charge-offs	(408,354)	(385,976)

Ending balance[1]	$1,883,556	$2,108,993
Allowance for loan losses	(122,135)	(119,505)

Ending balance, net of ALLL	$1,761,421	$1,989,488

[1]	At December 31, 2018, includes $1.4 billion of loans considered non-credit impaired at the acquisition date (December 31, 2017 - $1.6 billion).

Activity in the accretable yield of acquired loans accounted for pursuant to ASC 310-30
	For the years ended
(In thousands)	December 31, 2018	December 31, 2017
Beginning balance	$1,214,488	$1,288,983
Additions	6,535	11,218
Accretion	(166,272)	(175,121)
Change in expected cash flows	37,753	89,408

Ending balance[1]	$1,092,504	$1,214,488

[1]	At December 31, 2018, includes $0.8 billion for loans considered non-credit impaired at the acquisition date (December 31, 2017—$0.9 billion).

Note 9 – Allowance for loan losses

The Corporation follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan losses (“ALLL”) to provide for inherent losses in the loan portfolio. This methodology includes the consideration of factors such as current economic conditions, portfolio risk characteristics, prior loss experience and results of periodic credit reviews of individual loans. The provision for loan losses charged to current operations is based on this methodology. Loan losses are charged and recoveries are credited to the ALLL.

The Corporation’s assessment of the ALLL is determined in accordance with the guidance of loss contingencies in ASC Subtopic 450-20 and loan impairment guidance in ASC Section 310-10-35. Also, the Corporation determines the ALLL on purchased impaired loans and purchased loans accounted for under ASC Subtopic 310-30, by evaluating decreases in expected cash flows after the acquisition date.

The accounting guidance provides for the recognition of a loss allowance for groups of homogeneous loans. The determination of the general ALLL includes the following principal factors:

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

For the period ended December 31, 2018, 26% (December 31, 2017—69%) of the ALLL for the BPPR segment loan portfolios utilized the recent loss trend adjustment instead of the base loss. The recent loss trends were impacted by charge-off activity related to the impact of Hurricanes Irma and Maria. The effect of replacing the base loss with the recent loss trend adjustment was mainly concentrated in the commercial, mortgage and overall consumer portfolios for 2018 and in the leasing, credit cards, personal, auto and mortgage loan portfolios for 2017.

For the period ended December 31, 2018, 28% (December 31, 2017—3%) of the Popular U.S. segment loan portfolios utilized the recent loss trend adjustment instead of the base loss. The effect of replacing the base loss with the recent loss trend adjustment was concentrated in the consumer portfolio for 2018 and 2017.

•

Environmental factors, which include credit and macroeconomic indicators such as unemployment rate, economic activity index and delinquency rates, adopted to account for current market conditions that are likely to cause estimated credit losses to differ from historical losses. The Corporation reflects the effect of these environmental factors on each loan group as an adjustment that, as appropriate, increases the historical loss rate applied to each group. Environmental factors provide updated perspective on credit and economic conditions. Regression analysis is used to select these indicators and quantify the effect on the general ALLL. The Corporation’s methodology also includes qualitative judgmental reserves based on stressed credit quality assumptions to provide for probable losses in the loan portfolios not embedded in the historical loss rates.

During the third quarter of 2018, management completed the annual review of the components of the ALLL models. As part of this review, management updated core metrics related to the estimation process for evaluating the adequacy of the general ALLL. These updates to the ALLL models, which are described in the paragraph below, were implemented as of September 30, 2018 and resulted in a net decrease to the ALLL of $6.1 million.

Management made the following revisions to the ALLL models during the third quarter of 2018:

•

Annual review and recalibration of the environmental factors adjustments. The environmental factors adjustments are developed by performing regression analyses on selected credit and economic indicators for each applicable loan segment. During the third quarter of 2018, the environmental factor models used to account for changes in current credit and macroeconomic conditions were reviewed and recalibrated based on the latest applicable trends.

The effect of the recalibration to the environmental factors adjustments resulted in a decrease to the ALLL of $5.9 million and $0.2 million at the BPPR and Popular U.S. segments, respectively.

The following tables present the changes in the allowance for loan losses, loan ending balances and whether such loans and the allowance pertain to loans individually or collectively evaluated for impairment for the years ended December 31, 2018 and 2017.

For the year ended December 31, 2018
Puerto Rico - Non-covered loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$171,531	$1,286	$159,081	$11,991	$174,215	$518,104
Provision (reversal of provision)	101,614	(1,754)	15,297	5,525	75,779	196,461
Charge-offs	(82,352)	(9)	(69,393)	(8,297)	(138,161)	(298,212)
Recoveries	16,421	1,363	4,571	2,267	32,573	57,195
Allowance transferred from covered loans [1]	—	—	33,422	—	188	33,610

Ending balance	$207,214	$886	$142,978	$11,486	$144,594	$507,158

Specific ALLL	$52,190	$56	$38,760	$320	$24,083	$115,409

General ALLL	$155,024	$830	$104,218	$11,166	$120,511	$391,749

Loans held-in-portfolio:
Impaired non-covered loans	$398,518	$1,788	$509,468	$1,099	$104,235	$1,015,108
Non-covered loans held-in-portfolio excluding impaired loans	6,974,125	84,167	5,923,855	933,674	4,952,543	18,868,364

Total non-covered loans held-in-portfolio	$7,372,643	$85,955	$6,433,323	$934,773	$5,056,778	$19,883,472

[1]	Represents the allowance transferred from covered to non-covered loans at June 30, 2018, due to the Termination Agreement with the FDIC.

For the year ended December 31, 2018
Puerto Rico - Covered loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$—	$—	$32,521	$—	$723	$33,244
Provision (reversal of provision)	—	—	2,265	—	(535)	1,730
Charge-offs	—	—	(1,446)	—	(2)	(1,448)
Recoveries	—	—	82	—	2	84
Allowance transferred to non-covered loans	—	—	(33,422)	—	(188)	(33,610)

Ending balance	$—	$—	$—	$—	$—	$—

Specific ALLL	$—	$—	$—	$—	$—	$—

General ALLL	$—	$—	$—	$—	$—	$—

Loans held-in-portfolio:
Impaired covered loans	$—	$—	$—	$—	$—	$—
Covered loans held-in-portfolio excluding impaired loans	—	—	—	—	—	—

Total covered loans held-in-portfolio	$—	$—	$—	$—	$—	$—

For the year ended December 31, 2018
Popular U.S.
(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total
Allowance for credit losses:
Beginning balance	$44,134	$7,076	$4,541	$798	$15,529	$72,078
Provision (reversal of provision)	7,551	5,268	(478)	(1,861)	19,401	29,881
Charge-offs	(24,920)	(5,806)	(232)	114	(22,118)	(52,962)
Recoveries	5,136	—	603	1,918	5,536	13,193

Ending balance	$31,901	$6,538	$4,434	$969	$18,348	$62,190

Specific ALLL	$—	$—	$2,451	$—	$1,810	$4,261

General ALLL	$31,901	$6,538	$1,983	$969	$16,538	$57,929

Loans held-in-portfolio:
Impaired loans	$—	$12,060	$9,420	$—	$8,507	$29,987
Loans held-in-portfolio excluding impaired loans	4,670,376	681,434	792,515	25,949	424,156	6,594,430

Total loans held-in-portfolio	$4,670,376	$693,494	$801,935	$25,949	$432,663	$6,624,417

For the year ended December 31, 2018
Popular, Inc.
(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$215,665	$8,362	$196,143	$798	$11,991	$190,467	$623,426
Provision (reversal of provision)	109,165	3,514	17,084	(1,861)	5,525	94,645	228,072
Charge-offs	(107,272)	(5,815)	(71,071)	114	(8,297)	(160,281)	(352,622)
Recoveries	21,557	1,363	5,256	1,918	2,267	38,111	70,472

Ending balance	$239,115	$7,424	$147,412	$969	$11,486	$162,942	$569,348

Specific ALLL	$52,190	$56	$41,211	$—	$320	$25,893	$119,670

General ALLL	$186,925	$7,368	$106,201	$969	$11,166	$137,049	$449,678

Loans held-in-portfolio:
Impaired loans	$398,518	$13,848	$518,888	$—	$1,099	$112,742	$1,045,095
Loans held-in-portfolio excluding impaired loans	11,644,501	765,601	6,716,370	25,949	933,674	5,376,699	25,462,794

Total loans held-in-portfolio	$12,043,019	$779,449	$7,235,258	$25,949	$934,773	$5,489,441	$26,507,889

For the year ended December 31, 2017
Puerto Rico - Non-covered loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$189,686	$1,353	$143,320	$7,662	$125,963	$467,984
Provision (reversal of provision)	4,240	(2,690)	90,705	11,099	138,385	241,739
Charge-offs	(49,591)	(3,588)	(78,121)	(8,407)	(109,252)	(248,959)
Recoveries	27,196	6,211	3,177	1,637	19,119	57,340

Ending balance	$171,531	$1,286	$159,081	$11,991	$174,215	$518,104

Specific ALLL	$36,982	$—	$46,354	$475	$21,849	$105,660

General ALLL	$134,549	$1,286	$112,727	$11,516	$152,366	$412,444

Loans held-in-portfolio:
Impaired non-covered loans	$323,455	$—	$509,033	$1,456	$99,180	$933,124
Non-covered loans held-in-portfolio excluding impaired loans	6,942,444	95,369	6,067,746	808,534	3,230,841	17,144,934

Total non-covered loans held-in-portfolio	$7,265,899	$95,369	$6,576,779	$809,990	$3,330,021	$18,078,058

For the year ended December 31, 2017
Puerto Rico - Covered Loans
(In thousands)	Commercial	Construction	Mortgage	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$—	$—	$30,159	$—	$191	$30,350
Provision	—	—	5,098	—	644	5,742
Charge-offs	—	—	(4,049)	—	(122)	(4,171)
Recoveries	—	—	1,313	—	10	1,323

Ending balance	$—	$—	$32,521	$—	$723	$33,244

Specific ALLL	$—	$—	$—	$—	$—	$—

General ALLL	$—	$—	$32,521	$—	$723	$33,244

Loans held-in-portfolio:
Impaired covered loans	$—	$—	$—	$—	$—	$—
Covered loans held-in-portfolio excluding impaired loans	—	—	502,929	—	14,345	517,274

Total covered loans held-in-portfolio	$—	$—	$502,929	$—	$14,345	$517,274

For the year ended December 31, 2017
Popular U.S.
(In thousands)	Commercial	Construction	Mortgage	Legacy	Consumer	Total
Allowance for credit losses:
Beginning balance	$12,968	$8,172	$4,614	$1,343	$15,220	$42,317
Provision (reversal of provision)	65,323	(1,103)	167	(2,275)	15,831	77,943
Charge-offs	(36,399)	—	(1,223)	(897)	(19,926)	(58,445)
Recoveries	2,242	7	983	2,627	4,404	10,263

Ending balance	$44,134	$7,076	$4,541	$798	$15,529	$72,078

Specific ALLL	$—	$—	$2,478	$—	$953	$3,431

General ALLL	$44,134	$7,076	$2,063	$798	$14,576	$68,647

Loans held-in-portfolio:
Impaired loans	$—	$—	$9,242	$—	$5,057	$14,299
Loans held-in-portfolio excluding impaired loans	4,222,962	784,660	684,386	32,980	475,449	6,200,437

Total loans held-in-portfolio	$4,222,962	$784,660	$693,628	$32,980	$480,506	$6,214,736

For the year ended December 31, 2017
Popular, Inc.
(In thousands)	Commercial	Construction	Mortgage	Legacy	Leasing	Consumer	Total
Allowance for credit losses:
Beginning balance	$202,654	$9,525	$178,093	$1,343	$7,662	$141,374	$540,651
Provision (reversal of provision)	69,563	(3,793)	95,970	(2,275)	11,099	154,860	325,424
Charge-offs	(85,990)	(3,588)	(83,393)	(897)	(8,407)	(129,300)	(311,575)
Recoveries	29,438	6,218	5,473	2,627	1,637	23,533	68,926

Ending balance	$215,665	$8,362	$196,143	$798	$11,991	$190,467	$623,426

Specific ALLL	$36,982	$—	$48,832	$—	$475	$22,802	$109,091

General ALLL	$178,683	$8,362	$147,311	$798	$11,516	$167,665	$514,335

Loans held-in-portfolio:
Impaired loans	$323,455	$—	$518,275	$—	$1,456	$104,237	$947,423
Loans held-in-portfolio excluding impaired loans	11,165,406	880,029	7,255,061	32,980	808,534	3,720,635	23,862,645

Total loans held-in-portfolio	$11,488,861	$880,029	$7,773,336	$32,980	$809,990	$3,824,872	$24,810,068

The following table provides the activity in the allowance for loan losses related to loans accounted for pursuant to ASC Subtopic 310-30.

	ASC 310-30
	For the years ended
(In thousands)	December 31, 2018	December 31, 2017
Balance at beginning of period	$119,505	$91,308
Provision	61,270	81,877
Net charge-offs	(58,640)	(53,680)

Balance at end of period	$122,135	$119,505

Impaired loans

The following tables present loans individually evaluated for impairment at December 31, 2018 and 2017.

December 31, 2018
Puerto Rico
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans—Total
	Recorded	Unpaid principal	Related	Recorded	Unpaid principal	Recorded	Unpaid principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance
Commercial multi-family	$932	$932	$4	$—	$—	$932	$932	$4
Commercial real estate non-owner occupied	85,583	86,282	27,494	96,005	138,378	181,588	224,660	27,494
Commercial real estate owner occupied	113,592	132,677	7,857	26,474	60,485	140,066	193,162	7,857
Commercial and industrial	65,208	67,094	16,835	10,724	20,968	75,932	88,062	16,835
Construction	1,788	1,788	56	—	—	1,788	1,788	56
Mortgage	408,767	458,010	38,760	100,701	135,084	509,468	593,094	38,760
Leasing	1,099	1,099	320	—	—	1,099	1,099	320
Consumer:
Credit cards	28,829	28,829	4,571	—	—	28,829	28,829	4,571
Personal	72,989	72,989	19,098	—	—	72,989	72,989	19,098
Auto	1,161	1,161	228	—	—	1,161	1,161	228
Other	1,256	1,256	186	—	—	1,256	1,256	186

Total Puerto Rico	$781,204	$852,117	$115,409	$233,904	$354,915	$1,015,108	$1,207,032	$115,409

December 31, 2018
Popular U.S.
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans—Total
	Recorded	Unpaid principal	Related	Recorded	Unpaid principal	Recorded	Unpaid principal	Related
(In thousands)	investment	balance	allowance	investment	balance	investment	balance	allowance
Construction	$—	$—	$—	$12,060	$18,127	$12,060	$18,127	$—
Mortgage	7,237	8,899	2,451	2,183	3,127	9,420	12,026	2,451
Consumer:
HELOCs	6,236	6,285	1,558	1,498	1,572	7,734	7,857	1,558
Personal	631	631	252	142	143	773	774	252

Total Popular U.S.	$14,104	$15,815	$4,261	$15,883	$22,969	$29,987	$38,784	$4,261

December 31, 2018
Popular, Inc.
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans—Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Commercial multi-family	$932	$932	$4	$—	$—	$932	$932	$4
Commercial real estate non-owner occupied	85,583	86,282	27,494	96,005	138,378	181,588	224,660	27,494
Commercial real estate owner occupied	113,592	132,677	7,857	26,474	60,485	140,066	193,162	7,857
Commercial and industrial	65,208	67,094	16,835	10,724	20,968	75,932	88,062	16,835
Construction	1,788	1,788	56	12,060	18,127	13,848	19,915	56
Mortgage	416,004	466,909	41,211	102,884	138,211	518,888	605,120	41,211
Leasing	1,099	1,099	320	—	—	1,099	1,099	320
Consumer:
Credit Cards	28,829	28,829	4,571	—	—	28,829	28,829	4,571
HELOCs	6,236	6,285	1,558	1,498	1,572	7,734	7,857	1,558
Personal	73,620	73,620	19,350	142	143	73,762	73,763	19,350
Auto	1,161	1,161	228	—	—	1,161	1,161	228
Other	1,256	1,256	186	—	—	1,256	1,256	186

Total Popular, Inc.	$795,308	$867,932	$119,670	$249,787	$377,884	$1,045,095	$1,245,816	$119,670

December 31, 2017
Puerto Rico
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans—Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Commercial multi-family	$206	$206	$32	$—	$—	$206	$206	$32
Commercial real estate non-owner occupied	101,485	102,262	23,744	11,454	27,522	112,939	129,784	23,744
Commercial real estate owner occupied	127,634	153,495	10,221	24,634	57,219	152,268	210,714	10,221
Commercial and industrial	43,493	46,918	2,985	14,549	23,977	58,042	70,895	2,985
Mortgage	450,226	504,006	46,354	58,807	75,228	509,033	579,234	46,354
Leasing	1,456	1,456	475	—	—	1,456	1,456	475
Consumer:
Credit cards	33,676	33,676	5,569	—	—	33,676	33,676	5,569
Personal	62,488	62,488	15,690	—	—	62,488	62,488	15,690
Auto	2,007	2,007	425	—	—	2,007	2,007	425
Other	1,009	1,009	165	—	—	1,009	1,009	165

Total Puerto Rico	$823,680	$907,523	$105,660	$109,444	$183,946	$933,124	$1,091,469	$105,660

December 31, 2017
Popular U.S.
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans—Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Mortgage	$6,774	$8,439	$2,478	$2,468	$3,397	$9,242	$11,836	$2,478
Consumer:
HELOCs	3,530	3,542	722	761	780	4,291	4,322	722
Personal	542	542	231	224	224	766	766	231

Total Popular U.S.	$10,846	$12,523	$3,431	$3,453	$4,401	$14,299	$16,924	$3,431

December 31, 2017
Popular, Inc.
	Impaired Loans – With an			Impaired Loans
	Allowance			With No Allowance		Impaired Loans—Total
(In thousands)	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Recorded investment	Unpaid principal balance	Related allowance
Commercial multi-family	$206	$206	$32	$—	$—	$206	$206	$32
Commercial real estate non-owner occupied	101,485	102,262	23,744	11,454	27,522	112,939	129,784	23,744
Commercial real estate owner occupied	127,634	153,495	10,221	24,634	57,219	152,268	210,714	10,221
Commercial and industrial	43,493	46,918	2,985	14,549	23,977	58,042	70,895	2,985
Mortgage	457,000	512,445	48,832	61,275	78,625	518,275	591,070	48,832
Leasing	1,456	1,456	475	—	—	1,456	1,456	475
Consumer:
Credit Cards	33,676	33,676	5,569	—	—	33,676	33,676	5,569
HELOCs	3,530	3,542	722	761	780	4,291	4,322	722
Personal	63,030	63,030	15,921	224	224	63,254	63,254	15,921
Auto	2,007	2,007	425	—	—	2,007	2,007	425
Other	1,009	1,009	165	—	—	1,009	1,009	165

Total Popular, Inc.	$834,526	$920,046	$109,091	$112,897	$188,347	$947,423	$1,108,393	$109,091

The following tables present the average recorded investment and interest income recognized on impaired loans for the years ended December 31, 2018 and 2017.

For the year ended December 31, 2018
	Puerto Rico		Popular U.S.		Popular, Inc.
(In thousands)	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized
Commercial multi-family	$693	$50	$—	$—	$693	$50
Commercial real estate non-owner occupied	138,832	5,742	—	—	138,832	5,742
Commercial real estate owner occupied	148,967	6,528	—	—	148,967	6,528
Commercial and industrial	69,406	4,097	—	—	69,406	4,097
Construction	2,094	25	9,565	—	11,659	25
Mortgage	509,038	17,663	9,258	165	518,296	17,828
Leasing	1,195	—	—	—	1,195	—
Consumer:
Credit cards	31,953	—	—	—	31,953	—
HELOCs	—	—	5,904	—	5,904	—
Personal	68,237	415	770	—	69,007	415
Auto	1,413	—	—	—	1,413	—
Other	1,248	—	—	—	1,248	—

Total Popular, Inc.	$973,076	$34,520	$25,497	$165	$998,573	$34,685

For the year ended December 31, 2017
	Puerto Rico		Popular U.S.		Popular, Inc.
(In thousands)	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized	Average recorded investment	Interest income recognized
Commercial multi-family	$130	$4	$—	$—	$130	$4
Commercial real estate non-owner occupied	117,182	4,745	—	—	117,182	4,745
Commercial real estate owner occupied	156,890	4,939	—	—	156,890	4,939
Commercial and industrial	60,466	1,899	—	—	60,466	1,899
Mortgage	504,709	12,661	9,006	200	513,715	12,861
Leasing	1,642	—	—	—	1,642	—
Consumer:
Credit cards	36,109	—	—	—	36,109	—
HELOCs	—	—	2,964	—	2,964	—
Personal	64,467	—	505	—	64,972	—
Auto	2,065	—	—	—	2,065	—
Other	915	—	—	—	915	—

Total Popular, Inc.	$944,575	$24,248	$12,475	$200	$957,050	$24,448

Modifications

A modification of a loan constitutes a troubled debt restructuring when a borrower is experiencing financial difficulty and the modification constitutes a concession. For a summary of the accounting policy related to troubled debt restructurings (“TDRs’), refer to the Summary of Significant Accounting Policies included in Note 2 to these Consolidated Financial Statements.

TDRs amounted to $1.5 billion at December 31, 2018 (December 31, 2017—$1.3 billion). The amount of outstanding commitments to lend additional funds to debtors owing receivables whose terms have been modified in TDRs amounted to $16 million related to the commercial loan portfolio at December 31, 2018 (December 31, 2017—$8 million).

At December 31, 2018, the mortgage loan TDRs include $543 million guaranteed by U.S. sponsored entities at BPPR, compared to $449 million at December 31, 2017.

The following table presents the non-covered and covered loans classified as TDRs according to their accruing status and the related allowance at December 31, 2018 and 2017.

	Popular, Inc.
	December 31, 2018				December 31, 2017
(In thousands)	Accruing	Non-Accruing	Total	Related Allowance	Accruing	Non-Accruing	Total	Related Allowance
Non-covered loans held-in-portfolio:
Commercial	$229,758	$130,921	$360,679	$46,889	$161,220	$59,626	$220,846	$32,472
Construction	—	1,788	1,788	56	—	—	—	—
Mortgage	906,712	135,758	1,042,470	41,211	803,278	126,798	930,076	48,832
Leases	668	440	1,108	320	863	393	1,256	475
Consumer	94,193	15,651	109,844	24,523	93,916	12,233	106,149	22,802

Non-covered loans held-in-portfolio	$1,231,331	$284,558	$1,515,889	$112,999	$1,059,277	$199,050	$1,258,327	$104,581

Covered loans held-in-portfolio:
Mortgage	$—	$—	$—	$—	$2,658	$3,227	$5,885	$—

Covered loans held-in-portfolio	$—	$—	$—	$—	$2,658	$3,227	$5,885	$—

The following tables present the loan count by type of modification for those loans modified in a TDR during the years ended December 31, 2018 and 2017. Loans modified as TDRs for the U.S. operations are considered insignificant to the Corporation.

Popular, Inc.
For the year ended December 31, 2018
	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other
Commercial multi-family	—	2	—	—
Commercial real estate non-owner occupied	3	17	—	—
Commercial real estate owner occupied	4	64	—	—
Commercial and industrial	6	87	—	—
Construction	1	—	—	—
Mortgage	85	49	359	57
Leasing	—	—	4	—
Consumer:
Credit cards	579	—	4	432
HELOCs	—	27	11	1
Personal	1,356	6	—	2
Auto	—	7	3	—
Other	25	—	2	—

Total	2,059	259	383	492

Popular, Inc.
For the year ended December 31, 2017
	Reduction in interest rate	Extension of maturity date	Combination of reduction in interest rate and extension of maturity date	Other
Commercial real estate non-owner occupied	4	2	—	—
Commercial real estate owner occupied	4	17	—	—
Commercial and industrial	3	40	—	—
Mortgage	55	39	348	125
Leasing	—	1	9	—
Consumer:
Credit cards	491	—	5	537
HELOCs	—	14	8	1
Personal	757	6	2	3
Auto	—	5	4	1
Other	32	1	—	1

Total	1,346	125	376	668

The following tables present, by class, quantitative information related to loans modified as TDRs during the years ended December 31, 2018 and 2017.

Popular, Inc.
For the year ended December 31, 2018
(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification
Commercial multi-family	2	$1,377	$1,375	$106
Commercial real estate non-owner occupied	20	109,081	79,695	6,230
Commercial real estate owner occupied	68	31,233	29,962	1,170
Commercial and industrial	93	52,653	51,855	13,981
Construction	1	4,210	4,293	474
Mortgage	550	67,518	59,919	2,696
Leasing	4	98	96	30
Consumer:
Credit cards	1,015	10,065	10,671	1,331
HELOCs	39	3,961	3,891	935
Personal	1,364	21,976	21,979	6,320
Auto	10	173	152	26
Other	27	601	599	99

Total	3,193	$302,946	$264,487	$33,398

Popular, Inc.
For the year ended December 31, 2017
(Dollars in thousands)	Loan count	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Increase (decrease) in the allowance for loan losses as a result of modification
Commercial real estate non-owner occupied	6	$2,172	$2,032	$146
Commercial real estate owner occupied	21	5,356	5,346	313
Commercial and industrial	43	2,655	4,786	507
Mortgage	567	69,084	64,552	4,108
Leasing	10	347	347	101
Consumer:
Credit cards	1,033	9,283	10,196	1,241
HELOCs	23	2,504	2,421	299
Personal	768	12,884	12,911	3,027
Auto	10	2,043	1,999	362
Other	34	2,014	2,014	72

Total	2,515	$108,342	$106,604	$10,176

During the year ended December 31, 2018, six loans with an aggregate unpaid principal balance of $82.1 million were restructured into multiple notes (“Note A / B split”). The Corporation recorded $29.6 million charge -offs as part of those loan restructurings. The post-modification outstanding recorded investment in the tables above is presented net of these charge-offs. The restructuring of those loans was made after analyzing the borrowers’ capacity to repay the debt, collateral and ability to perform under the modified terms. The recorded investment on those commercial TDRs amounted to approximately $52.5 million at December 31, 2018 with a related allowance for loan losses amounting to approximately $105 thousand.

The following tables present, by class, TDRs that were subject to payment default and that had been modified as a TDR during the twelve months preceding the default date. Payment default is defined as a restructured loan becoming 90 days past due after being modified, foreclosed or charged-off, whichever occurs first. The recorded investment as of period end is inclusive of all partial paydowns and charge-offs since the modification date. Loans modified as a TDR that were fully paid down, charged-off or foreclosed upon by period end are not reported.

Popular, Inc.
Defaulted during the year ended December 31, 2018
(Dollars in thousands)	Loan count	Recorded investment as of first default date
Commercial real estate non-owner occupied	2	$11,245
Commercial real estate owner occupied	5	480
Commercial and industrial	8	7,208
Mortgage	161	12,362
Consumer:
Credit cards	236	2,098
HELOCs	2	205
Personal	107	2,300
Auto	5	115
Other	1	7

Total	527	$36,020

Popular, Inc.
Defaulted during the year ended December 31, 2017
(Dollars in thousands)	Loan count	Recorded investment as of first default date
Commercial real estate non-owner occupied	3	$543
Commercial real estate owner occupied	4	1,912
Commercial and industrial	5	636
Mortgage	110	10,112
Leasing	4	146
Consumer:
Credit cards	369	3,286
HELOCs	1	97
Personal	139	3,461
Auto	5	103
Other	1	9

Total	641	$20,305

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

The Corporation has a Commercial Loan Review department within the Corporate Risk Reviews Division that reports directly to the Corporation’s Risk Management Committee and administratively to the Chief Risk Officer, which performs annual comprehensive credit process reviews of all lending groups in BPPR. This group evaluates the credit risk profile of each originating unit along with each unit’s credit administration effectiveness, including the assessment of the risk rating representative of the current credit quality of the loans, and the evaluation of collateral documentation. The monitoring performed by this group contributes to assess compliance with credit policies and underwriting standards, determine the current level of credit risk, evaluate the effectiveness of the credit management process and identify control deficiencies that may arise in the credit-granting process. Based on its findings, Commercial Loan Review recommends corrective actions, if necessary, that help in maintaining a sound credit process. The Loan Review Group reports the results of the credit process reviews to the Risk Management Committee of the Corporation’s Board of Directors.

The following tables present the outstanding balance, net of unearned income, of non-covered loans held-in-portfolio based on the Corporation’s assignment of obligor risk ratings as defined at December 31, 2018 and 2017.

December 31, 2018
(In thousands)	Watch	Special Mention	Substandard	Doubtful	Loss	Sub-total	Pass/ Unrated	Total
Puerto Rico
Commercial multi-family	$1,634	$4,548	$3,590	$—	$—	$9,772	$135,856	$145,628
Commercial real estate non-owner occupied	470,506	233,173	342,962	—	—	1,046,641	1,275,960	2,322,601
Commercial real estate owner occupied	262,476	174,510	291,468	2,078	—	730,532	991,721	1,722,253
Commercial and industrial	655,092	130,641	156,515	177	73	942,498	2,239,663	3,182,161

Total Commercial	1,389,708	542,872	794,535	2,255	73	2,729,443	4,643,200	7,372,643
Construction	147	634	1,788	—	—	2,569	83,386	85,955
Mortgage	3,057	2,182	154,506	—	—	159,745	6,273,578	6,433,323
Leasing	—	—	3,301	—	12	3,313	931,460	934,773
Consumer:
Credit cards	—	—	16,035	—	—	16,035	1,031,238	1,047,273
HELOCs	—	—	165	—	—	165	5,186	5,351
Personal	849	19	18,827	—	—	19,695	1,230,930	1,250,625
Auto	—	—	24,093	—	84	24,177	2,584,608	2,608,785
Other	—	—	14,743	—	215	14,958	129,786	144,744

Total Consumer	849	19	73,863	—	299	75,030	4,981,748	5,056,778

Total Puerto Rico	$1,393,761	$545,707	$1,027,993	$2,255	$384	$2,970,100	$16,913,372	$19,883,472

Popular U.S.
Commercial multi-family	$85,901	$7,123	$6,979	$—	$—	$100,003	$1,301,537	$1,401,540
Commercial real estate non-owner occupied	152,635	9,839	46,555	—	—	209,029	1,672,715	1,881,744
Commercial real estate owner occupied	49,415	23,963	2,394	—	—	75,772	223,167	298,939
Commercial and industrial	5,825	1,084	76,459	—	—	83,368	1,004,785	1,088,153

Total Commercial	293,776	42,009	132,387	—	—	468,172	4,202,204	4,670,376
Construction	35,375	37,741	58,005	—	—	131,121	562,373	693,494
Mortgage	—	—	11,032	—	—	11,032	790,903	801,935
Legacy	534	224	2,409	—	—	3,167	22,782	25,949
Consumer:
Credit cards	—	—	—	—	—	—	38	38
HELOCs	—	—	2,615	—	10,964	13,579	129,473	143,052
Personal	—	—	1,910	—	701	2,611	286,738	289,349
Other	—	—	4	—	—	4	220	224

Total Consumer	—	—	4,529	—	11,665	16,194	416,469	432,663

Total Popular U.S.	$329,685	$79,974	$208,362	$—	$11,665	$629,686	$5,994,731	$6,624,417

Popular, Inc.
Commercial multi-family	$87,535	$11,671	$10,569	$—	$—	$109,775	$1,437,393	$1,547,168
Commercial real estate non-owner occupied	623,141	243,012	389,517	—	—	1,255,670	2,948,675	4,204,345
Commercial real estate owner occupied	311,891	198,473	293,862	2,078	—	806,304	1,214,888	2,021,192
Commercial and industrial	660,917	131,725	232,974	177	73	1,025,866	3,244,448	4,270,314

Total Commercial	1,683,484	584,881	926,922	2,255	73	3,197,615	8,845,404	12,043,019
Construction	35,522	38,375	59,793	—	—	133,690	645,759	779,449
Mortgage	3,057	2,182	165,538	—	—	170,777	7,064,481	7,235,258
Legacy	534	224	2,409	—	—	3,167	22,782	25,949
Leasing	—	—	3,301	—	12	3,313	931,460	934,773
Consumer:
Credit cards	—	—	16,035	—	—	16,035	1,031,276	1,047,311
HELOCs	—	—	2,780	—	10,964	13,744	134,659	148,403
Personal	849	19	20,737	—	701	22,306	1,517,668	1,539,974
Auto	—	—	24,093	—	84	24,177	2,584,608	2,608,785
Other	—	—	14,747	—	215	14,962	130,006	144,968

Total Consumer	849	19	78,392	—	11,964	91,224	5,398,217	5,489,441

Total Popular, Inc.	$1,723,446	$625,681	$1,236,355	$2,255	$12,049	$3,599,786	$22,908,103	$26,507,889

The following table presents the weighted average obligor risk rating at December 31, 2018 for those classifications that consider a range of rating scales.

Weighted average obligor risk rating	(Scales 11 and 12)	(Scales 1 through 8)
	Substandard	Pass
Puerto Rico:
Commercial multi-family	11.20	6.02
Commercial real estate non-owner occupied	11.11	6.93
Commercial real estate owner occupied	11.29	7.25
Commercial and industrial	11.33	7.15

Total Commercial	11.22	7.09

Construction	12.00	7.64

	Substandard	Pass
Popular U.S. :
Commercial multi-family	11.00	7.39
Commercial real estate non-owner occupied	11.01	6.82
Commercial real estate owner occupied	11.16	7.55
Commercial and industrial	11.96	7.26

Total Commercial	11.56	7.14

Construction	11.21	7.85

Legacy	11.17	7.94

	December 31, 2017
(In thousands)	Watch	Special Mention	Substandard	Doubtful	Loss	Sub-total	Pass/ Unrated	Total
Puerto Rico[1]
Commercial multi-family	$1,387	$1,708	$6,831	$—	$—	$9,926	$136,473	$146,399
Commercial real estate non-owner occupied	327,811	335,011	307,579	—	—	970,401	1,434,158	2,404,559
Commercial real estate owner occupied	243,966	215,652	354,990	2,124	—	816,732	1,006,882	1,823,614
Commercial and industrial	453,546	108,554	241,695	471	126	804,392	2,086,935	2,891,327

Total Commercial	1,026,710	660,925	911,095	2,595	126	2,601,451	4,664,448	7,265,899
Construction	110	4,122	1,545	—	—	5,777	89,592	95,369
Mortgage	2,748	3,564	155,074	—	—	161,386	6,415,393	6,576,779
Leasing	—	—	1,926	—	1,048	2,974	807,016	809,990
Consumer:
Credit cards	—	—	18,227	—	—	18,227	1,074,994	1,093,221
HELOCs	—	—	257	—	—	257	5,830	6,087
Personal	429	659	20,790	—	—	21,878	1,200,434	1,222,312
Auto	—	—	5,446	—	20	5,466	845,347	850,813
Other	—	—	16,324	—	440	16,764	140,824	157,588

Total Consumer	429	659	61,044	—	460	62,592	3,267,429	3,330,021

Total Puerto Rico	$1,029,997	$669,270	$1,130,684	$2,595	$1,634	$2,834,180	$15,243,878	$18,078,058

Popular U.S.
Commercial multi-family	$11,808	$6,345	$7,936	$—	$—	$26,089	$1,184,604	$1,210,693
Commercial real estate non-owner occupied	46,523	16,561	37,178	—	—	100,262	1,588,049	1,688,311
Commercial real estate owner occupied	28,183	30,893	8,590	—	—	67,666	251,309	318,975
Commercial and industrial	4,019	603	123,935	—	—	128,557	876,426	1,004,983

Total Commercial	90,533	54,402	177,639	—	—	322,574	3,900,388	4,222,962
Construction	36,858	8,294	54,276	—	—	99,428	685,232	784,660
Mortgage	—	—	14,852	—	—	14,852	678,776	693,628
Legacy	688	426	3,302	—	—	4,416	28,564	32,980
Consumer:
Credit cards	—	—	11	—	—	11	89	100
HELOCs	—	—	6,084	—	8,914	14,998	167,087	182,085
Personal	—	—	2,069	—	704	2,773	295,229	298,002
Other	—	—	—	—	—	—	319	319

Total Consumer	—	—	8,164	—	9,618	17,782	462,724	480,506

Total Popular U.S.	$128,079	$63,122	$258,233	$—	$9,618	$459,052	$5,755,684	$6,214,736

Popular, Inc.
Commercial multi-family	$13,195	$8,053	$14,767	$—	$—	$36,015	$1,321,077	$1,357,092
Commercial real estate non-owner occupied	374,334	351,572	344,757	—	—	1,070,663	3,022,207	4,092,870
Commercial real estate owner occupied	272,149	246,545	363,580	2,124	—	884,398	1,258,191	2,142,589
Commercial and industrial	457,565	109,157	365,630	471	126	932,949	2,963,361	3,896,310

Total Commercial	1,117,243	715,327	1,088,734	2,595	126	2,924,025	8,564,836	11,488,861
Construction	36,968	12,416	55,821	—	—	105,205	774,824	880,029
Mortgage	2,748	3,564	169,926	—	—	176,238	7,094,169	7,270,407
Legacy	688	426	3,302	—	—	4,416	28,564	32,980
Leasing	—	—	1,926	—	1,048	2,974	807,016	809,990
Consumer:
Credit cards	—	—	18,238	—	—	18,238	1,075,083	1,093,321
HELOCs	—	—	6,341	—	8,914	15,255	172,917	188,172
Personal	429	659	22,859	—	704	24,651	1,495,663	1,520,314
Auto	—	—	5,446	—	20	5,466	845,347	850,813
Other	—	—	16,324	—	440	16,764	141,143	157,907

Total Consumer	429	659	69,208	—	10,078	80,374	3,730,153	3,810,527

Total Popular, Inc.	$1,158,076	$732,392	$1,388,917	$2,595	$11,252	$3,293,232	$20,999,562	$24,292,794

The following table presents the weighted average obligor risk rating at December 31, 2017 for those classifications that consider a range of rating scales.

Weighted average obligor risk rating	(Scales 11 and 12)	(Scales 1 through 8)
	Substandard	Pass
Puerto Rico:[1]
Commercial multi-family	11.16	5.89
Commercial real estate non-owner occupied	11.06	6.99
Commercial real estate owner occupied	11.28	7.14
Commercial and industrial	11.16	7.11

Total Commercial	11.17	7.06

Construction	11.00	7.76

	Substandard	Pass
Popular U.S.:
Commercial multi-family	11.00	7.28
Commercial real estate non-owner occupied	11.04	6.74
Commercial real estate owner occupied	11.10	7.14
Commercial and industrial	11.82	6.17

Total Commercial	11.59	6.80

Construction	11.00	7.70

Legacy	11.11	7.93

[1]	Excludes covered loans acquired in the Westernbank FDIC-assisted transaction.

Note 10 – FDIC loss-share asset and true-up payment obligation

In connection with the Westernbank FDIC-assisted transaction, BPPR entered into loss-share arrangements with the FDIC with respect to the covered loans and other real estate owned. Pursuant to the terms of the loss-share arrangements, the FDIC’s obligation to reimburse BPPR for losses with respect to covered assets began with the first dollar of loss incurred. The FDIC reimbursed BPPR for 80% of losses with respect to covered assets, and BPPR reimbursed the FDIC for 80% of recoveries with respect to losses for which the FDIC paid reimbursement under loss-share arrangements. The loss-share component of the arrangements applicable to commercial (including construction) and consumer loans expired during the quarter ended June 30, 2015, but the arrangement provided for reimbursement of recoveries to the FDIC to continue through the quarter ending June 30, 2018, and for the single family mortgage loss-share component of such agreement to expire in the quarter ended June 30, 2020.

As of March 31, 2018, the Corporation had an FDIC loss share asset of $45.6 million, net of amounts owed to the FDIC of $1.1 million, related to the covered assets. As part of the loss-share agreements, BPPR had agreed to make a true-up payment to the FDIC 45 days following the last day (such day, the “true-up measurement date”) of the final shared-loss month, or upon the final disposition of all covered assets under the loss-share agreements, in the event losses on the loss-share agreements fail to reach expected levels. The estimated fair value of such true-up payment obligation at March 31, 2018 was approximately $171 million (December 31, 2017—$165 million) and was included as a contingent consideration within the caption of other liabilities in the Consolidated Statements of Financial Condition.

On May 22, 2018, the Corporation entered into a Termination Agreement (the “Termination Agreement”) with the FDIC to terminate all loss-share arrangements in connection with the Westernbank FDIC-assisted transaction. Under the terms of the Termination Agreement, BPPR made a payment of approximately $23.7 million (the “Termination Payment”) to the FDIC as consideration for the termination of the loss-share agreements. Popular recorded a gain of $102.8 million within the FDIC loss share income (expense) caption in the Consolidated Statements of Operations calculated based on the difference between the Termination Payment and the net amount of the true-up payment obligation and the FDIC loss share asset.

The following table sets forth the activity in the FDIC loss-share asset for the periods presented.

	Years ended December 31,
(In thousands)	2018	2017	2016
Balance at beginning of year	$46,316	$69,334	$310,221
FDIC loss-share Termination Agreement	(45,659)	—	—
Amortization	(934)	(469)	(10,201)
Credit impairment losses (reversal) to be covered under loss sharing agreements	104	3,136	(239)
Reimbursable expenses	537	2,454	8,433
Net payments from FDIC under loss-sharing agreements	(364)	(22,589)	(102,596)
Arbitration decision charge	—	—	(136,197)
Other adjustments attributable to FDIC loss-sharing agreements	—	(5,550)	(87)

Balance at end of period	$—	$46,316	$69,334

Balance due to the FDIC for recoveries on covered assets	—	(1,124)	(27,578)

Balance at end of period	$—	$45,192	$41,756

As a result of the Termination Agreement, assets that were covered by the loss share agreement, including covered loans in the amount of approximately $514.6 million and covered real estate owned assets in the amount of approximately $15.3 million as of March 31, 2018, were reclassified as non-covered. The Corporation now recognizes entirely all future credit losses, expenses, gains, and recoveries related to the formerly covered assets with no offset due to or from the FDIC.

Note 11 – Mortgage banking activities

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

The following table presents the components of mortgage banking activities:

	Years ended December 31,
(In thousands)	2018	2017	2016
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$49,532	$48,300	$58,208
Mortgage servicing rights fair value adjustments	(8,477)	(36,519)	(25,336)

Total mortgage servicing fees, net of fair value adjustments	41,055	11,781	32,872

Net gain on sale of loans, including valuation on loans held for sale	9,424	17,088	26,976

Trading account profit (loss):
Unrealized (losses) gains on outstanding derivative positions	(253)	184	(1)
Realized gains (losses) on closed derivative positions	2,576	(3,557)	(3,309)

Total trading account profit (loss)	2,323	(3,373)	(3,310)

Total mortgage banking activities	$52,802	$25,496	$56,538

Note 12 – Transfers of financial assets and mortgage servicing assets

The Corporation typically transfers conforming residential mortgage loans in conjunction with GNMA and FNMA securitization transactions whereby the loans are exchanged for cash or securities and servicing rights. As seller, the Corporation has made certain representations and warranties with respect to the originally transferred loans and, in the past, has sold certain loans with credit recourse to a government-sponsored entity, namely FNMA. Refer to Note 24 to the Consolidated Financial Statements for a description of such arrangements.

No liabilities were incurred as a result of these securitizations during the years ended December 31, 2018 and 2017 because they did not contain any credit recourse arrangements. The Corporation recorded a net gain of $8.9 million and $15.2 million, respectively, during the years ended December 31, 2018 and 2017 related to the residential mortgage loans securitized.

The following tables present the initial fair value of the assets obtained as proceeds from residential mortgage loans securitized during the years ended December 31, 2018 and 2017:

	Proceeds Obtained During the Year Ended December 31, 2018
(In thousands)	Level 1	Level 2	Level 3	Initial fair value
Assets

Debt securities available for sale:
Mortgage-backed securities—FNMA	$—	$11,865	$—	$11,865

Total debt securities available-for-sale	$—	$11,865	$—	$11,865

Trading account debt securities:
Mortgage-backed securities—GNMA	$—	$412,500	$—	$412,500
Mortgage-backed securities—FNMA	—	82,320	—	82,320

Total trading account debt securities	$—	$494,820	$—	$494,820

Mortgage servicing rights	$—	$—	$9,337	$9,337

Total	$—	$506,685	$9,337	$516,022

	Proceeds Obtained During the Year Ended December 31, 2017
(In thousands)	Level 1	Level 2	Level 3	Initial fair value
Assets

Debt securities available for sale:
Mortgage-backed securities—FNMA	$—	$16,049	$—	$16,049

Total debt securities available-for-sale	$—	$16,049	—	$16,049

Trading account debt securities:
Mortgage-backed securities—GNMA	$—	$376,186	$—	$376,186
Mortgage-backed securities—FNMA	—	69,798	—	69,798

Total trading account debt securities	$—	$445,984	$—	$445,984

Mortgage servicing rights	$—	$—	$6,898	$6,898

Total	$—	$462,033	$6,898	$468,931

During the year ended December 31, 2018, the Corporation retained servicing rights on whole loan sales involving approximately $57 million in principal balance outstanding (2017—$49 million), with net realized gains of approximately $0.8 million (2017—$1.7 million). All loan sales performed during the years ended December 31, 2018 and 2017 were without credit recourse agreements.

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

The following table presents the changes in MSRs measured using the fair value method for the years ended December 31, 2018 and 2017.

Residential MSRs
(In thousands)	December 31, 2018	December 31, 2017
Fair value at beginning of period	$168,031	$196,889
Additions	10,223	7,661
Changes due to payments on loans[1]	(13,459)	(15,308)
Reduction due to loan repurchases	(3,721)	(2,225)
Changes in fair value due to changes in valuation model inputs or assumptions	8,703	(18,986)

Fair value at end of period	$169,777	$168,031

[1]	Represents changes due to collection / realization of expected cash flows over time.

Residential mortgage loans serviced for others were $15.7 billion at December 31, 2018 (2017—$16.1 billion).

Net mortgage servicing fees, a component of mortgage banking activities in the Consolidated Statements of Operations, include the changes from period to period in the fair value of the MSRs, including changes due to collection / realization of expected cash flows. The banking subsidiaries receive servicing fees based on a percentage of the outstanding loan balance. These servicing fees are credited to income when they are collected. At December 31, 2018, those weighted average mortgage servicing fees were 0.30% (2017 – 0.28%). Under these servicing agreements, the banking subsidiaries do not generally earn significant prepayment penalty fees on the underlying loans serviced.

The section below includes information on assumptions used in the valuation model of the MSRs, originated and purchased.

Key economic assumptions used in measuring the servicing rights derived from loans securitized or sold by the Corporation during the years ended December 31, 2018 and 2017 were as follows:

	Years ended
	December 31, 2018	December 31, 2017
Prepayment speed	5.0%	4.5%
Weighted average life (in years)	10.8	10.8
Discount rate (annual rate)	11.0%	11.0%

Key economic assumptions used to estimate the fair value of MSRs derived from sales and securitizations of mortgage loans performed by the banking subsidiaries and servicing rights purchased from other financial institutions, and the sensitivity to immediate changes in those assumptions, were as follows as of the end of the periods reported:

	Originated MSRs		Purchased MSRs
	December 31,	December 31,	December 31,	December 31,
(In thousands)	2018	2017	2018	2017
Fair value of servicing rights	$69,400	$73,951	$100,377	$94,080
Weighted average life (in years)	7.1	7.3	6.6	6.5
Weighted average prepayment speed (annual rate)	5.1%	5.1%	5.5%	5.7%
Impact on fair value of 10% adverse change	$(1,430)	$(1,503)	$(2,200)	$(2,070)
Impact on fair value of 20% adverse change	$(2,817)	$(2,976)	$(4,328)	$(3,999)
Weighted average discount rate (annual rate)	11.5%	11.5%	11.0%	11.0%
Impact on fair value of 10% adverse change	$(3,125)	$(3,091)	$(4,354)	$(3,785)
Impact on fair value of 20% adverse change	$(6,019)	$(5,971)	$(8,394)	$(7,235)

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

At December 31, 2018, the Corporation serviced $1.3 billion (2017—$1.5 billion) in residential mortgage loans with credit recourse to the Corporation.

Under the GNMA securitizations, the Corporation, as servicer, has the right to repurchase (but not the obligation), at its option and without GNMA’s prior authorization, any loan that is collateral for a GNMA guaranteed mortgage-backed security when certain delinquency criteria are met. At the time that individual loans meet GNMA’s specified delinquency criteria and are eligible for repurchase, the Corporation is deemed to have regained effective control over these loans if the Corporation was the pool issuer. At December 31, 2018, the Corporation had recorded $134 million in mortgage loans on its Consolidated Statements of Financial Condition related to this buy-back option program (2017—$840 million). As long as the Corporation continues to service the loans that continue to be collateral in a GNMA guaranteed mortgage-backed security, the MSR is recognized by the Corporation. During the year ended December 31, 2018, the Corporation repurchased approximately $321 million of mortgage loans under the GNMA buy-back option program (2017—$160 million). The determination to repurchase these loans was based on the economic benefits of the transaction, which results in a reduction of the servicing costs for these severely delinquent loans, mostly related to principal and interest advances. Furthermore, the risk associated with these loans is reduced due to their guaranteed nature. The Corporation places these loans under its loss mitigation programs and once brought back to current status, these may be either retained in portfolio or re-sold in the secondary market.

Quantitative information about delinquencies, net credit losses, and components of securitized financial assets and other assets managed together with them by the Corporation, including its own loan portfolio, for the years ended December 31, 2018 and 2017, are disclosed in the following tables. Loans securitized/sold represent loans in which the Corporation has continuing involvement in the form of credit recourse.

2018

(In thousands)	Total principal amount of loans, net of unearned	Principal amount 60 days or more past due	Net credit losses (recoveries)
Loans (owned and managed):
Commercial	$12,043,019	$290,759	$85,715
Construction	779,449	13,848	4,452
Legacy	25,949	3,072	(2,032)
Lease financing	934,773	5,140	6,030
Mortgage	8,620,667	1,315,384	66,209
Consumer	5,489,441	117,775	122,170
Less:
Loans securitized / sold	1,333,987	129,443	394
Loans held-for-sale	51,422	—	—

Loans held-in-portfolio	$26,507,889	$1,616,535	$282,150

2017

(In thousands)	Total principal amount of loans, net of unearned	Principal amount 60 days or more past due	Net credit losses (recoveries)
Loans (owned and managed):
Commercial	$11,488,861	$305,281	$56,552
Construction	880,029	170	(2,630)
Legacy	32,980	3,456	(1,730)
Lease financing	809,990	4,464	6,770
Mortgage	8,891,107	2,193,772	76,235
Consumer	3,810,527	101,666	105,655
Covered loans	517,274	65,606	2,848
Less:
Loans securitized / sold	1,488,305	497,304	1,051
Loans held-for-sale	132,395	872	—

Loans held-in-portfolio	$24,810,068	$2,176,239	$242,649

Note 13 – Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization as follows:

(In thousands)	Useful life in years	2018	2017
Premises and equipment:
Land		$120,519	$120,519

Buildings	10-50	515,985	498,208
Equipment	2-10	336,722	319,394
Leasehold improvements	3-10	84,244	78,242

		936,951	895,844
Less—Accumulated depreciation and amortization		533,930	512,094

Subtotal		403,021	383,750

Construction in progress		32,334	30,777

Premises and equipment, net		$555,874	$535,046

Other premises and equipment:
Buildings under capital leases	7-20	$28,264	$24,903
Less—Accumulated amortization		14,330	12,807

Other premises and equipment, net		$13,934	$12,096

Total premises and equipment, net		$569,808	$547,142

Depreciation and amortization of premises and equipment for the year 2018 was $52.5 million (2017 -$47.1 million; 2016—$45.7 million), of which $24.3 million (2017—$22.4 million; 2016—$21.4 million) was charged to occupancy expense and $28.2 million (2017—$24.7 million; 2016—$24.3 million) was charged to equipment, communications and other operating expenses. Occupancy expense of premises and equipment is net of rental income of $28.2 million (2017—$26.6 million; 2016—$27.8 million). For information related to the amortization expense of capital leases, refer to Note 34, Rental expense and commitments.

Note 14 – Other real estate owned

The following tables present the activity related to Other Real Estate Owned (“OREO”), for the years ended December 31, 2018, 2017 and 2016.

	For the year ended December 31, 2018
	Non-covered	Non-covered	Covered
	OREO	OREO	OREO
(In thousands)	Commercial/Construction	Mortgage	Mortgage	Total
Balance at beginning of period	$21,411	$147,849	$19,595	$188,855
Write-downs in value	(2,974)	(10,380)	(287)	(13,641)
Additions	10,688	41,167	—	51,855
Sales	(8,108)	(78,330)	(3,282)	(89,720)
Other adjustments	777	(728)	(693)	(644)
Transfer to non-covered status[1]	—	15,333	(15,333)	—

Ending balance	$21,794	$114,911	$—	$136,705

[1]

Represents the reclassification of OREOs to the non-covered category, pursuant to the Termination Agreement of all shared-loss agreements with the Federal Deposit Insurance Corporation related to loans acquired from Westernbank, that was completed on May 22, 2018.

	For the year ended December 31, 2017
	Non-covered	Non-covered	Covered
	OREO	OREO	OREO
(In thousands)	Commercial/Construction	Mortgage	Mortgage	Total
Balance at beginning of period	$20,401	$160,044	$32,128	$212,573
Write-downs in value[1]	(5,011)	(16,876)	(3,311)	(25,198)
Additions	8,918	70,763	9,912	89,593
Sales	(2,765)	(68,145)	(16,273)	(87,183)
Other adjustments	(132)	2,063	(2,861)	(930)

Ending balance	$21,411	$147,849	$19,595	$188,855

[1]	Includes $2.7 million related to the damages from Hurricane Maria, of which $1.3 million were for commercial and $1.4 million for residential.

	For the year ended December 31, 2016
	Non-covered	Non-covered	Covered
	OREO	OREO	OREO
(In thousands)	Commercial/Construction	Mortgage	Mortgage	Total
Balance at beginning of period	$32,471	$122,760	$36,685	$191,916
Write-downs in value	(2,909)	(9,889)	(2,273)	(15,071)
Additions	7,372	105,140	17,588	130,100
Sales	(15,894)	(56,826)	(18,206)	(90,926)
Other adjustments	(639)	(1,141)	(1,666)	(3,446)

Ending balance	$20,401	$160,044	$32,128	$212,573

Note 15 – Other assets

The caption of other assets in the consolidated statements of financial condition consists of the following major categories:

(In thousands)	December 31, 2018	December 31, 2017
Net deferred tax assets (net of valuation allowance)	$1,049,895	$1,035,110
Investments under the equity method	228,072	215,349
Prepaid taxes	33,842	168,852
Other prepaid expenses	82,742	84,771
Derivative assets	13,603	16,539
Trades receivable from brokers and counterparties	40,088	7,514
Receivables from investments maturities	—	70,000
Principal, interest and escrow servicing advances	88,371	107,299
Guaranteed mortgage loan claims receivable	59,613	163,819
Others	117,908	122,070

Total other assets	$1,714,134	$1,991,323

Note 16 – Investments in equity investees

During the year ended December 31, 2018, the Corporation recorded earnings of $38.0 million, from its equity investments, compared to $34.1 million for the year ended December 31, 2017. The carrying value of the Corporation’s equity method investments was $ 228 million and $ 215 million at December 31, 2018 and 2017, respectively.

The following table presents aggregated summarized financial information of the Corporation’s equity method investees:

Years ended December 31,	2018	2017	2016
(In thousands)
Operating results:
Total revenues	$1,074,055	$931,627	$852,160
Total expenses	673,632	663,069	634,173
Income tax expense	65,817	42,799	47,434

Net income	$334,606	$225,759	$170,553

At December 31,		2018	2017
(In thousands)
Balance Sheet:
Total assets		$8,652,539	$8,439,622
Total liabilities		$6,090,722	$6,009,911

Summarized financial information for these investees may be presented on a lag, due to the unavailability of information for the investees, at the respective balance sheet dates.

Note 17 – Goodwill and other intangible assets

The changes in the carrying amount of goodwill for the year ended December 31, 2018, allocated by reportable segments, were as follows (refer to Note 39 for the definition of the Corporation’s reportable segments):

2018
(In thousands)	Balance at January 1, 2018	Goodwill on acquisition	Purchase accounting adjustments	Goodwill impairment	Balance at December 31,2018
Banco Popular de Puerto Rico	$276,420	$60,242	$(16,414)	$—	$320,248
Popular U.S.	350,874	—	—	—	350,874

Total Popular, Inc.	$627,294	$60,242	$(16,414)	$—	$671,122

The goodwill recognized during the year ended December 31, 2018 in the reportable segment of Banco Popular de Puerto Rico of $43.8 million, net of purchase accounting adjustments, was related to the Reliable Transaction. Refer to Note 4, Business combination, for additional information.

There were no changes in the carrying amount of goodwill for the year ended December 31, 2017.

At December 31, 2018 and 2017, the Corporation had $ 6.1 million of identifiable intangible assets with indefinite useful lives, mostly associated with the E-LOAN trademark.

The following table reflects the components of other intangible assets subject to amortization:

	Gross		Net
	Carrying	Accumulated	Carrying
(In thousands)	Amount	Amortization	Value
December 31, 2018
Core deposits	$37,224	$26,070	$11,154
Other customer relationships	34,915	25,847	9,068
Trademark	488	41	447

Total other intangible assets	$72,627	$51,958	$20,669

December 31, 2017
Core deposits	$37,224	$22,347	$14,877
Other customer relationships	35,683	21,051	14,632

Total other intangible assets	$72,907	$43,398	$29,509

The trademark recognized during the year ended December 31, 2018 of $0.5 million was related to the Reliable Transaction. Refer to Note 4, Business combination, for additional information.

During the year ended December 31, 2018, the Corporation recognized $9.3 million in amortization expense related to other intangible assets with definite useful lives (2017 - $9.4 million; 2016 - $12.1 million).

The following table presents the estimated amortization of the intangible assets with definite useful lives for each of the following periods:

(In thousands)
Year 2019	$9,140
Year 2020	5,065
Year 2021	2,254
Year 2022	1,378
Year 2023	1,338
Later years	1,494

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

The Corporation performed the annual goodwill impairment evaluation for the entire organization during the third quarter of 2018 using July 31, 2018 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments, which are the legal entities within the reportable segment. The Corporation follows push-down accounting, as such all goodwill is assigned to the reporting units when carrying out a business combination.

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

For purposes of the discounted cash flows (“DCF”) approach, the valuation is based on estimated future cash flows. The financial projections used in the DCF valuation analysis for each reporting unit are based on the most recent (as of the valuation date) financial projections presented to the Corporation’s Asset / Liability Management Committee (“ALCO”). The growth assumptions included in these projections are based on management’s expectations for each reporting unit’s financial prospects considering economic and industry conditions as well as particular plans of each entity (i.e. restructuring plans, de-leveraging, etc.). The cost of equity used to discount the cash flows was calculated using the Ibbotson Build-Up Method and ranged from 11.42% to 13.93% for the 2018 analysis. The Ibbotson Build-Up Method builds up a cost of equity starting with the rate of return of a “risk-free” asset (20-year U.S. Treasury note) and adds to it additional risk elements such as equity risk premium, size premium and industry risk premium. The resulting discount rates were analyzed in terms of reasonability given the current market conditions and adjustments were made when necessary.

BPPR passed Step 1 in the annual test as of July 31, 2018. The results indicated that the average estimated fair value calculated in Step 1 using all valuation methodologies exceeded BPPR’s equity value by approximately $2.4 billion or 77%. Accordingly, there was no indication of impairment on the goodwill recorded in BPPR at July 31, 2018 and there was no need for a Step 2 analysis.

PB also passed Step 1 in the annual test as of July 31, 2018. The results indicated that the average estimated fair value calculated in Step 1 using all valuation methodologies exceeded PB’s equity value by approximately $407 million or 28%. Accordingly, there was no indication of impairment on the goodwill recorded in PB at July 31, 2018 and there was no need for a Step 2 analysis.

The goodwill balance of BPPR and PB, as legal entities, represented approximately 98% of the Corporation’s total goodwill balance as of the July 31, 2018 valuation date.

Furthermore, as part of the analyses, management performed a reconciliation of the aggregate fair values determined for the reporting units to the market capitalization of the Corporation concluding that the fair value results determined for the reporting units in the July 31, 2018 annual assessment were reasonable.

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

The following tables present the gross amount of goodwill and accumulated impairment losses by reportable segments.

December 31, 2018
(In thousands)	Balance at January 1, 2018 (gross amounts)	Accumulated impairment losses	Balance at January 1, 2018 (net amounts)	Balance at December 31, 2018 (gross amounts)	Accumulated impairment losses	Balance at December 31, 2018 (net amounts)
Banco Popular de Puerto Rico	$280,221	$3,801	$276,420	$324,049	$3,801	$320,248
Popular U.S.	515,285	164,411	350,874	515,285	164,411	350,874

Total Popular, Inc.	$795,506	$168,212	$627,294	$839,334	$168,212	$671,122

December 31, 2017
(In thousands)	Balance at January 1, 2018 (gross amounts)	Accumulated impairment losses	Balance at January 1, 2018 (net amounts)	Balance at December 31, 2018 (gross amounts)	Accumulated impairment losses	Balance at December 31, 2018 (net amounts)
Banco Popular de Puerto Rico	$280,221	$3,801	$276,420	$280,221	$3,801	$276,420
Popular U.S.	515,285	164,411	350,874	515,285	164,411	350,874

Total Popular, Inc.	$795,506	$168,212	$627,294	$795,506	$168,212	$627,294

Note 18 – Deposits

Total interest bearing deposits as of the end of the periods presented consisted of:

(In thousands)	December 31, 2018	December 31, 2017
Savings accounts	$9,722,824	$8,561,718
NOW, money market and other interest bearing demand deposits	13,221,415	10,885,967

Total savings, NOW, money market and other interest bearing demand deposits	22,944,239	19,447,685

Certificates of deposit:
Under $100,000	3,260,330	3,446,575
$100,000 and over	4,356,434	4,068,303

Total certificates of deposit	7,616,764	7,514,878

Total interest bearing deposits	$30,561,003	$26,962,563

A summary of certificates of deposit by maturity at December 31, 2018 follows:

(In thousands)
2019	$4,191,832
2020	1,460,072
2021	834,767
2022	492,480
2023	576,596
2024 and thereafter	61,017

Total certificates of deposit	$7,616,764

At December 31, 2018, the Corporation had brokered deposits amounting to $0.5 billion (December 31, 2017—$0.5 billion).

The aggregate amount of overdrafts in demand deposit accounts that were reclassified to loans was $5 million at December 31, 2018 (December 31, 2017 - $4 million).

Note 19 – Borrowings

The following table presents the balances of assets sold under agreements to repurchase at December 31, 2018 and 2017.

(In thousands)	December 31, 2018	December 31, 2017
Assets sold under agreements to repurchase	$281,529	$390,921

Total assets sold under agreements to repurchase	$281,529	$390,921

The Corporation’s repurchase transactions are overcollateralized with the securities detailed in the table below. The Corporation’s repurchase agreements have a right of set-off with the respective counterparty under the supplemental terms of the master repurchase agreements. In an event of default each party has a right of set-off against the other party for amounts owed in the related agreement and any other amount or obligation owed in respect of any other agreement or transaction between them.

The following table presents information related to the Corporation’s repurchase transactions accounted for as secured borrowings that are collateralized with debt securities available-for-sale, other assets held-for-trading purposes or which have been obtained under agreements to resell. It is the Corporation’s policy to maintain effective control over assets sold under agreements to repurchase; accordingly, such securities continue to be carried on the Consolidated Statements of Financial Condition.

Repurchase agreements accounted for as secured borrowings

	December 31, 2018		December 31, 2017
		Repurchase liability		Repurchase liability
	Repurchase	weighted average	Repurchase	weighted average
(Dollars in thousands)	liability	interest rate	liability	interest rate
U.S. Treasury securities
Within 30 days	$138,689	2.56%	$148,516	1.70%
After 30 to 90 days	79,374	2.47	87,357	1.70
After 90 days	19,558	2.72	43,500	2.00

Total U.S. Treasury securities	237,621	2.54	279,373	1.75

Obligations of U.S. government sponsored entities
Within 30 days	—	—	30,656	1.77
After 30 to 90 days	6,055	2.45	19,463	1.48
After 90 days	—	—	15,937	1.60

Total obligations of U.S. government sponsored entities	6,055	2.45	66,056	1.64

Mortgage-backed securities
Within 30 days	6,859	1.15	31,383	1.51
After 90 days	20,465	2.75	—	—

Total mortgage-backed securities	27,324	2.35	31,383	1.51

Collateralized mortgage obligations
Within 30 days	10,529	0.25	14,109	0.28

Total collateralized mortgage obligations	10,529	0.25	14,109	0.28

Total	$281,529	2.43%	$390,921	1.66%

Repurchase agreements in this portfolio are generally short-term, often overnight. As such our risk is very limited. We manage the liquidity risks arising from secured funding by sourcing funding globally from a diverse group of counterparties, providing a range of securities collateral and pursuing longer durations, when appropriate.

Assets sold under agreements to repurchase:

(Dollars in thousands)	2018	2017
Maximum aggregate balance outstanding at any month-end	$401,606	$471,083

Average monthly aggregate balance outstanding	$330,585	$399,422

Weighted average interest rate:
For the year	2.01%	1.22%
At December 31	2.44%	1.50%

The following table presents information related to the Corporation’s other short-term borrowings for the periods ended December 31, 2018 and 2017.

Other short-term borrowings:

(Dollars in thousands)	2018	2017
Advances with the FHLB (2017 - 1.43% to 1.66%)	$—	$95,000
Others	42	1,208

Balance outstanding at the end of the period	$42	$96,208

Maximum aggregate balance outstanding at any month-end	$186,200	$240,598

Average monthly aggregate balance outstanding	$27,833	$52,784

Weighted average interest rate:
For the year	2.04%	1.61%
At December 31	2.53%	1.55%

During the quarter ended September 30, 2018, Popular North America, Inc. (“PNA”), a wholly-owned subsidiary of the Corporation, redeemed all outstanding capital securities issued by BanPonce Trust I (the “Trust”), a statutory trust established by PNA, along with the common securities issued by the Trust, which resulted in the concurrent extinguishment of the related junior subordinated debentures with an aggregate book value of $55 million. Refer to Note 20 for additional information on the redemption of these trust preferred securities.

Also, during the quarter ended September 30, 2018, the Corporation issued an aggregate of $300 million principal amount of its 6.125% senior notes due 2023 and recorded debt issuance costs of $6.3 million. On October 15, 2018, the Corporation used the net proceeds, together with available cash, to redeem $450 million of its outstanding 7.00% senior notes due 2019.

The following table presents the composition of notes payable at December 31, 2018 and 2017.

(In thousands)	December 31, 2018	December 31, 2017
Advances with the FHLB with maturities ranging from 2019 through 2029 paying interest at monthly fixed rates ranging from 0.95% to 4.19% (2017 - 0.84% to 4.19%)	$524,052	$572,307
Advances with the FHLB maturing on 2019 paying interest monthly at a floating rate of 0.34% over the 1 month LIBOR (2017 - 0.22% to 0.34%)	13,000	34,164
Advances with the FHLB maturing on 2019 paying interest quarterly at floating rates ranging from 0.12% to 0.24% over the 3 month LIBOR (2017 - 0.09% to 0.24%)	19,724	25,019
Unsecured senior debt securities maturing on 2023 paying interest semiannually at a fixed rate of 6.125% (2017 - 7.00%), net of debt issuance costs of $5,961 (2017 - $3,127)	294,039	446,873
Junior subordinated deferrable interest debentures (related to trust preferred securities) with maturities ranging from 2033 to 2034 with fixed interest rates ranging from 6.125% to 6.7%, net of debt issuance costs of $423 (2017 - $449)	384,875	439,351
Capital lease obligations	20,412	18,642

Total notes payable	$1,256,102	$1,536,356

A breakdown of borrowings by contractual maturities at December 31, 2018 is included in the table below.

	Assets sold under	Short-term
(In thousands)	agreements to repurchase	borrowings	Notes payable	Total
2019	$281,529	$—	$211,763	$493,292
2020	—	—	142,105	142,105
2021	—	—	22,126	22,126
2022	—	—	105,455	105,455
2023	—	—	299,844	299,844
Later years	—	—	474,809	474,809
No stated maturity	—	42	—	42

Total borrowings	$281,529	$42	$1,256,102	$1,537,673

At December 31, 2018 and 2017, the Corporation had FHLB borrowing facilities whereby the Corporation could borrow up to $3.4 billion and $3.9 billion, respectively, of which $0.6 billion and $0.7 billion, respectively, were used. In addition, at December 31, 2018 and 2017, the Corporation had placed $0.9 billion and $0.3 billion, respectively, of the available FHLB credit facility as collateral for a municipal letter of credit to secure deposits. The FHLB borrowing facilities are collateralized with loans held-in-portfolio, and do not have restrictive covenants or callable features.

At December 31, 2018, the Corporation has a borrowing facility at the discount window of the Federal Reserve Bank of New York amounting to $1.2 billion (2017 - $1.1 billion), which remained unused at December 31, 2018 and 2017. The facility is a collateralized source of credit that is highly reliable even under difficult market conditions.

Note 20 – Trust preferred securities

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

During the quarter ended September 30, 2018, Popular North America, Inc. (“PNA”), a wholly-owned subsidiary of the Corporation, redeemed all outstanding capital securities issued by BanPonce Trust I (the “Trust”), a statutory trust established by PNA, with an aggregate book value of $53 million, along with the common securities issued by the Trust, which resulted in the concurrent extinguishment of the related junior subordinated debentures amounting to $55 million, as discussed in Note 19.

The following tables present financial data pertaining to the different trusts at December 31, 2018 and 2017.

(Dollars in thousands)	As of December 31, 2018
Issuer	Popular Capital Trust I	Popular North America Capital Trust I	Popular Capital Trust Il
Capital securities	$181,063	$91,651	$101,023
Distribution rate	6.700%	6.564%	6.125%
Common securities	$5,601	$2,835	$3,125
Junior subordinated debentures aggregate liquidation amount	$186,664	$94,486	$104,148
Stated maturity date	November 2033	September 2034	December 2034
Reference notes	[2],[4],[5]	[1],[3],[5]	[2],[4],[5]

[1]	Statutory business trust that is wholly-owned by PNA and indirectly wholly-owned by the Corporation.
[2]	Statutory business trust that is wholly-owned by the Corporation.
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

(Dollars in thousands)	As of December 31, 2017
			Popular
	BanPonce	Popular	North America	Popular
Issuer	Trust I	Capital Trust I	Capital Trust I	Capital Trust Il
Capital securities	$52,865	$181,063	$91,651	$101,023
Distribution rate	8.327%	6.700%	6.564%	6.125%

Common securities	$1,637	$5,601	$2,835	$3,125
Junior subordinated debentures aggregate liquidation amount	$54,502	$186,664	$94,486	$104,148
Stated maturity date	February 2027	November 2033	September 2034	December 2034
Reference notes	[1],[3],[6]	[2],[4],[5]	[1],[3],[5]	[2],[4],[5]

[1]	Statutory business trust that is wholly-owned by PNA and indirectly wholly-owned by the Corporation.
[2]	Statutory business trust that is wholly-owned by the Corporation.
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

At December 31, 2018, the Corporation had $374 million in trust preferred securities outstanding which do not qualify for Tier 1 capital treatment, but instead qualify for Tier 2 capital treatment, compared to $427 million at December 31, 2017, as a result of the previously mentioned redemption by PNA.

Note 21 – Stockholders’ equity

The Corporation has 30,000,000 shares of authorized preferred stock that may be issued in one or more series, and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. The Corporation’s shares of preferred stock issued and outstanding at December 31, 2018 and 2017 consisted of:

•

6.375% non-cumulative monthly income preferred stock, 2003 Series A, no par value, liquidation preference value of $25 per share. Holders on record of the 2003 Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 6.375% of their liquidation preference value, or $0.1328125 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System. The redemption price per share is $25.00. The shares of 2003 Series A Preferred Stock have no voting rights, except for certain rights in instances when the Corporation does not pay dividends for a defined period. These shares are not subject to any sinking fund requirement. Cash dividends declared and paid on the 2003 Series A Preferred Stock amounted to $1.4 million for the year ended December 31, 2018, 2017 and 2016. Outstanding shares of 2003 Series A Preferred Stock amounted to 885,726 at December 31, 2018, 2017 and 2016.

•

8.25% non-cumulative monthly income preferred stock, 2008 Series B, no par value, liquidation preference value of $25 per share. The shares of 2008 Series B Preferred Stock were issued in May 2008. Holders of record of the 2008 Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Corporation or an authorized committee thereof, out of funds legally available, non-cumulative cash dividends at the annual rate per share of 8.25% of their liquidation preferences, or $0.171875 per share per month. These shares of preferred stock are perpetual, nonconvertible, have no preferential rights to purchase any securities of the Corporation and are redeemable solely at the option of the Corporation with the consent of the Board of Governors of the Federal Reserve System beginning on May 28, 2013. The redemption price per share is $25.00. Cash dividends declared and paid on the 2008 Series B Preferred Stock amounted to $2.3 million for the year ended December 31, 2018, 2017 and 2016. Outstanding shares of 2008 Series B Preferred Stock amounted to 1,120,665 at December 31, 2018, 2017 and 2016.

The Corporation’s common stock trades on the NASDAQ Stock Market LLC (the “NASDAQ”) under the symbol BPOP. The 2003 Series A and 2008 Series B Preferred Stock are not listed on NASDAQ.

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

On January 23, 2017, the Corporation’s Board of Directors approved an increase in the Company’s quarterly common stock dividend from $0.15 per share to $0.25 per share. During the year 2018, cash dividends of $1.00 (2017—$1.00; 2016—$0.60) per common share outstanding were declared amounting to $101.3 million (2017—$102.1 million; 2016—$62.2 million) of which $25.1 million were payable to shareholders of common stock at December 31, 2018 (2017—$25.5 million; 2016—$15.6 million). The quarterly dividend declared to shareholders of record as of the close of business on December 5, 2018, was paid on January 2, 2019.

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

During the fourth quarter of 2018, the Corporation completed a $125 million ASR. In connection therewith, the Corporation had received an initial delivery of 2,000,000 shares of common stock during the third quarter of 2018 and received 438,180 additional shares of common stock during the fourth quarter of 2018. The final number of shares delivered at settlement was based on the average daily volume weighted average price (“VWAP”) of its common stock, net of a discount, during the term of the ASR of $51.27.

On January 23, 2019, the Corporation announced the following actions as part of its capital plan for 2019: (i) an increase in its quarterly common stock dividend from $0.25 per share to $0.30 per share, beginning in the second quarter of 2019, subject to approval by its Board of Directors, and (ii) up to $250 million in common stock repurchases. On February 15, 2019, the Corporation’s Board of Directors approved a quarterly cash dividend of $0.30 per share on its outstanding common stock, payable on April 1, 2019 to shareholders of record at the close of business on March 8, 2019.

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of BPPR’s net income for the year be transferred to a statutory reserve account until such statutory reserve equals the total of paid-in capital on common and preferred stock. Any losses incurred by a bank must first be charged to retained earnings and then to the reserve fund. Amounts credited to the reserve fund may not be used to pay dividends without the prior consent of the Puerto Rico Commissioner of Financial Institutions. The failure to maintain sufficient statutory reserves would preclude BPPR from paying dividends. BPPR’s statutory reserve fund amounted to $599 million at December 31, 2018 (2017—$540 million; 2016—$513 million). During 2018, $58 million was transferred to the statutory reserve account (2017—$27 million, 2016—$18 million). BPPR was in compliance with the statutory reserve requirement in 2018, 2017 and 2016.

Note 22 – Regulatory capital requirements

The Corporation, BPPR and PB are subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can lead to certain mandatory and additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Popular Inc, BPPR and PB are subject to Basel III capital requirements, including also revised minimum and well capitalized regulatory capital ratios and compliance with the standardized approach for determining risk-weighted assets.

The Basel III Capital Rules established a Common Equity Tier I (“CET1”) capital measure and related regulatory capital ratio CET1 to risk-weighted assets.

The Basel III Capital Rules provide that a depository institution will be deemed to be well capitalized if it maintained a leverage ratio of at least 5%, a CET1 ratio of at least 6.5%, a Tier 1 risk-based capital ratio of at least 8% and a total risk-based ratio of at least 10%. Management has determined that at December 31, 2018 and 2017, the Corporation exceeded all capital adequacy requirements to which it is subject.

The Corporation has been designated by the Federal Reserve Board as a Financial Holding Company (“FHC”) and is eligible to engage in certain financial activities permitted under the Gramm-Leach-Bliley Act of 1999.

At December 31, 2018 and 2017, BPPR and PB were well-capitalized under the regulatory framework for prompt corrective action.

The following tables present the Corporation’s risk-based capital and leverage ratios at December 31, 2018 and 2017 under the Basel III regulatory guidance.

	Actual		Capital adequacy minimum requirement (including conservation capital buffer)
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2018
Total Capital (to Risk-Weighted Assets):
Corporation	$5,354,199	19.54%	$2,706,117	9.875%
BPPR	3,900,536	19.00	2,027,005	9.875
PB	1,148,253	17.82	636,450	9.875

Common Equity Tier I Capital (to Risk-Weighted Assets):
Corporation	$4,631,511	16.90%	$1,746,987	6.375%
BPPR	3,638,009	17.72	1,308,573	6.375
PB	1,085,829	16.85	410,873	6.375

Tier I Capital (to Risk-Weighted Assets):
Corporation	$4,631,511	16.90%	$2,158,043	7.875%
BPPR	3,638,009	17.72	1,616,473	7.875
PB	1,085,829	16.85	507,549	7.875

Tier I Capital (to Average Assets):
Corporation	$4,631,511	9.88%	$1,875,057	4%
BPPR	3,638,009	9.62	1,512,568	4
PB	1,085,829	12.42	349,580	4

	Actual		Capital adequacy minimum requirement (including conservation capital buffer)
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
	2017
Total Capital (to Risk-Weighted Assets):
Corporation	$4,985,265	19.22%	$2,399,052	9.250%
BPPR	3,793,268	19.73	1,778,498	9.250
PB	1,083,171	17.05	587,809	9.250

Common Equity Tier I Capital (to Risk-Weighted Assets):
Corporation	$4,226,519	16.30%	$1,491,303	5.750%
BPPR	3,546,121	18.44	1,105,553	5.750
PB	1,010,232	15.90	365,395	5.750

Tier I Capital (to Risk-Weighted Assets):
Corporation	$4,226,519	16.30%	$1,880,338	7.250%
BPPR	3,546,121	18.44	1,393,958	7.250
PB	1,010,232	15.90	460,715	7.250

Tier I Capital (to Average Assets):
Corporation	$4,226,519	10.02%	$1,687,432	4%
BPPR	3,546,121	10.67	1,328,818	4
PB	1,010,232	11.69	345,681	4

The following table presents the minimum amounts and ratios for the Corporation’s banks to be categorized as well-capitalized.

	2018		2017
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
BPPR	$2,052,664	10%	$1,922,700	10%
PB	644,506	10	635,469	10

Common Equity Tier I Capital (to Risk-Weighted Assets):
BPPR	$1,334,231	6.5%	$1,249,755	6.5%
PB	418,929	6.5	413,055	6.5

Tier I Capital (to Risk-Weighted Assets):
BPPR	$1,642,131	8%	$1,538,160	8%
PB	515,605	8	508,375	8

Tier I Capital (to Average Assets):
BPPR	$1,890,709	5%	$1,661,023	5%
PB	436,975	5	432,102	5

The final Basel III capital rules require the phase out of non-qualifying Tier 1 capital instruments such as trust preferred securities. At December 31, 2018 the Corporation had $374 million in trust preferred securities outstanding which does not qualify for Tier 1 capital treatment, but instead qualified for Tier 2 capital treatment.

The Basel III final rules also includes a phase-in capital conservation buffer of 2.5% of risk-weighted assets that is effectively layered on top of the minimum capital risk-based ratios, which places restrictions on the amount of retained earnings that may be used for distributions or discretionary bonus payments as risk-based capital ratios approach their respective “adequately capitalized minimums.”

The following table presents the capital requirements for a standardized approach banking organization under Basel III final rules.

			Minimum Capital Plus Capital Conservation Buffer
	Minimum Capital	Well-Capitalized	2018	2019	2020	2021
Common Equity Tier 1 to Risk-Weighted Assets	4.5%	6.5%	6.375%	7.000%	7.000%	7.000%
Tier 1 Capital to Risk-Weighted Assets	6.0	8.0	7.875	8.500	8.500	8.500
Total Capital to Risk-Weighted Assets	8.0	10.0	9.875	10.500	10.500	10.500
Leverage Ratio	4.0	5.0	N/A	N/A	N/A	N/A

Note 23 – Other comprehensive loss

The following table presents changes in accumulated other comprehensive loss by component for the years ended December 31, 2018, 2017 and 2016.

	Changes in Accumulated Other Comprehensive Loss by Component [1]
		Years ended December 31,
(In thousands)		2018	2017	2016
Foreign currency translation	Beginning Balance	$(43,034)	$(39,956)	$(35,930)

	Other comprehensive loss	(6,902)	(3,078)	(4,026)

	Net change	(6,902)	(3,078)	(4,026)

	Ending balance	$(49,936)	$(43,034)	$(39,956)

Adjustment of pension and postretirement benefit plans	Beginning Balance	$(205,408)	$(211,610)	$(211,276)

	Other comprehensive loss before reclassifications	(9,453)	(5,164)	(11,402)
	Amounts reclassified from accumulated other comprehensive loss for amortization of net losses	13,141	13,684	13,386
	Amounts reclassified from accumulated other comprehensive loss for amortization of prior service credit	(2,116)	(2,318)	(2,318)

	Net change	1,572	6,202	(334)

	Ending balance	$(203,836)	$(205,408)	$(211,610)

Unrealized net holding losses on debt securities	Beginning Balance	$(102,775)	$(69,003)	$(10,182)

	Other comprehensive loss before reclassifications	(71,036)	(40,446)	(58,958)
	Other-than-temporary impairment amounts reclassified from accumulated other comprehensive loss	—	6,740	167
	Amounts reclassified from accumulated other comprehensive loss for gains on securities	—	(66)	(30)

	Net change	(71,036)	(33,772)	(58,821)

	Ending balance	$(173,811)	$(102,775)	$(69,003)

Unrealized net holding gains on equity securities	Beginning Balance	$605	$685	$622

	Reclassification to retained earnings due to cumulative effect adjustment of accounting change	(605)	—	—
	Other comprehensive income before reclassifications	—	121	373
	Amounts reclassified from accumulated other comprehensive income for gains on securities	—	(201)	(310)

	Net change	(605)	(80)	63

	Ending balance	$—	$605	$685

Unrealized net losses on cash flow hedges	Beginning Balance	$(40)	$(402)	$(120)

	Other comprehensive income (loss) before reclassifications	326	(790)	(2,203)
	Amounts reclassified from accumulated other comprehensive loss	(677)	1,152	1,921

	Net change	(351)	362	(282)

	Ending balance	$(391)	$(40)	$(402)

	Total	$(427,974)	$(350,652)	$(320,286)

[1] All amounts presented are net of tax.

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss for the years ended December 31, 2018, 2017, and 2016.

	Reclassifications Out of Accumulated Other Comprehensive Loss
	Affected Line Item in the	Years ended December 31,
(In thousands)	Consolidated Statements of Operations	2018	2017	2016
Adjustment of pension and postretirement benefit plans
Amortization of net losses	Personnel costs	$(21,542)	$(22,428)	$(21,948)
Amortization of prior service credit	Personnel costs	3,470	3,800	3,800

	Total before tax	(18,072)	(18,628)	(18,148)

	Income tax benefit	7,047	7,262	7,080

	Total net of tax	$(11,025)	$(11,366)	$(11,068)

Unrealized holding losses on debt securities Realized gain on sale of debt securities	Net gain on sale and valuation adjustments of investment securities	$—	$83	$38
	Other-than-temporary impairment losses on available-for-sale debt securities	—	(8,299)	(209)

	Total before tax	—	(8,216)	(171)

	Income tax benefit	—	1,542	34

	Total net of tax	$—	$(6,674)	$(137)

Unrealized holding gains on equity securities Realized gain on sale of equity securities	Net gain on sale and valuation adjustments of investment securities	$—	$251	$341

	Total before tax	—	251	341

	Income tax expense	—	(50)	(31)

	Total net of tax	$—	$201	$310

Unrealized net losses on cash flow hedges Forward contracts	Mortgage banking activities	$1,110	$(1,888)	$(3,149)

	Total before tax	1,110	(1,888)	(3,149)

	Income tax (expense) benefit	(433)	736	1,228

	Total net of tax	$677	$(1,152)	$(1,921)

	Total reclassification adjustments, net of tax	$(10,348)	$(18,991)	$(12,816)

Note 24 – Guarantees

The Corporation has obligations upon the occurrence of certain events under financial guarantees provided in certain contractual agreements as summarized below.

The Corporation issues financial standby letters of credit and has risk participation in standby letters of credit issued by other financial institutions, in each case to guarantee the performance of various customers to third parties. If the customers failed to meet its financial or performance obligation to the third party under the terms of the contract, then, upon their request, the Corporation would be obligated to make the payment to the guaranteed party. At December 31, 2018, the Corporation recorded a liability of $0.3 million (December 31, 2017 - $0.3 million), which represents the unamortized balance of the obligations undertaken in issuing the guarantees under the standby letters of credit. In accordance with the provisions of ASC Topic 460, the Corporation recognizes at fair value the obligation at inception of the standby letters of credit. The fair value approximates the fee received from the customer for issuing such commitments. These fees are deferred and are recognized over the commitment period. The contracted amounts in standby letters of credit outstanding at December 31, 2018 and 2017, shown in Note 25, represent the maximum potential amount of future payments that the Corporation could be required to make under the guarantees in the event of nonperformance by the customers. These standby letters of credit are used by the customers as a credit enhancement and typically expire without being drawn upon. The Corporation’s standby letters of credit are generally secured, and in the event of nonperformance by the customers, the Corporation has rights to the underlying collateral provided, which normally includes cash, marketable securities, real estate, receivables, and others. Management does not anticipate any material losses related to these instruments.

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

At December 31, 2018, the Corporation serviced $1.3 billion (December 31, 2017 - $1.5 billion) in residential mortgage loans subject to credit recourse provisions, principally loans associated with FNMA and FHLMC residential mortgage loan securitization programs. In the event of any customer default, pursuant to the credit recourse provided, the Corporation is required to repurchase the loan or reimburse the third party investor for the incurred loss. The maximum potential amount of future payments that the Corporation would be required to make under the recourse arrangements in the event of nonperformance by the borrowers is equivalent to the total outstanding balance of the residential mortgage loans serviced with recourse and interest, if applicable. During 2018, the Corporation repurchased approximately $ 27 million of unpaid principal balance in mortgage loans subject to the credit recourse provisions (2017 - $ 29 million). In the event of nonperformance by the borrower, the Corporation has rights to the underlying collateral securing the mortgage loan. The Corporation suffers losses on these loans when the proceeds from a foreclosure sale of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of the loan plus any uncollected interest advanced and the costs of holding and disposing the related property. At December 31, 2018, the Corporation’s liability established to cover the estimated credit loss exposure related to loans sold or serviced with credit recourse amounted to $ 56 million (December 31, 2017 - $ 59 million). The following table shows the changes in the Corporation’s liability of estimated losses from these credit recourses agreements, included in the consolidated statements of financial condition during the years ended December 31, 2018 and 2017.

	Years ended December 31,
(In thousands)	2018	2017
Balance as of beginning of period	$58,820	$54,489
Provision for recourse liability	12,200	20,446
Net charge-offs	(14,790)	(16,115)

Balance as of end of period	$56,230	$58,820

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

When the Corporation sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Corporation’s mortgage operations in Puerto Rico group conforming mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or are sold directly to FNMA for cash. As required under the government agency programs, quality review procedures are performed by the Corporation to ensure that asset guideline qualifications are met. To the extent the loans do not meet specified characteristics, the Corporation may be required to repurchase such loans or indemnify for losses and bear any subsequent loss related to the loans. There were $12 million in repurchases under BPPR’s representation and warranty arrangements during the year ended December 31, 2018 and $0.1 million during the year ended December 31, 2017. A substantial amount of these loans reinstate to performing status or have mortgage insurance, and thus the ultimate losses on the loans are not deemed significant.

The following table presents the changes in the Corporation’s liability for estimated losses associated with the indemnifications and representations and warranties related to loans sold by BPPR during the years ended December 31, 2018 and 2017.

	Years ended December 31,
(In thousands)	2018	2017
Balance as of beginning of period	$11,742	$10,936
Provision for representation and warranties	78	874
Net charge-offs	(983)	(68)

Balance as of end of period	$10,837	$11,742

Servicing agreements relating to the mortgage-backed securities programs of FNMA and GNMA, and to mortgage loans sold or serviced to certain other investors, including FHLMC, require the Corporation to advance funds to make scheduled payments of principal, interest, taxes and insurance, if such payments have not been received from the borrowers. At December 31, 2018, the Corporation serviced $15.7 billion in mortgage loans for third-parties, including the loans serviced with credit recourse (December 31, 2017—$16.1 billion). The Corporation generally recovers funds advanced pursuant to these arrangements from the mortgage owner, from liquidation proceeds when the mortgage loan is foreclosed or, in the case of FHA/VA loans, under the applicable FHA and VA insurance and guarantees programs. However, in the meantime, the Corporation must absorb the cost of the funds it advances during the time the advance is outstanding. The Corporation must also bear the costs of attempting to collect on delinquent and defaulted mortgage loans. In addition, if a defaulted loan is not cured, the mortgage loan would be canceled as part of the foreclosure proceedings and the Corporation would not receive any future servicing income with respect to that loan. At December 31, 2018, the outstanding balance of funds advanced by the Corporation under such mortgage loan servicing agreements was approximately $88 million (December 31, 2017—$107 million). To the extent the mortgage loans underlying the Corporation’s servicing portfolio experience increased delinquencies, the Corporation would be required to dedicate additional cash resources to comply with its obligation to advance funds as well as incur additional administrative costs related to increases in collection efforts.

Popular, Inc. Holding Company (“PIHC”) fully and unconditionally guarantees certain borrowing obligations issued by certain of its wholly-owned consolidated subsidiaries amounting to $ 94 million and $ 149 million at December 31, 2018 and December 31, 2017, respectively. In addition, at December 31, 2018 and December 31, 2017, PIHC fully and unconditionally guaranteed on a subordinated basis $ 374 million and $ 427 million, respectively, of capital securities (trust preferred securities) issued by wholly-owned issuing trust entities to the extent set forth in the applicable guarantee agreement. Refer to Note 20 to the consolidated financial statements for further information on the trust preferred securities.

Note 25 – Commitments and contingencies

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

Financial instruments with off-balance sheet credit risk, whose contract amounts represent potential credit risk as of the end of the periods presented were as follows:

(In thousands)	December 31, 2018	December 31, 2017
Commitments to extend credit:
Credit card lines	$4,468,481	$4,303,256
Commercial and construction lines of credit	2,751,390	3,011,673
Other consumer unused credit commitments	254,491	250,029
Commercial letters of credit	2,695	2,116
Standby letters of credit	26,479	33,633
Commitments to originate or fund mortgage loans	22,629	15,297

At December 31, 2018 and 2017, the Corporation maintained a reserve of approximately $8 million and $10 million, respectively, for potential losses associated with unfunded loan commitments related to commercial and consumer lines of credit.

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

Puerto Rico remains in the midst of a profound fiscal and economic crisis. In response to such crisis, the U.S. Congress enacted the Puerto Rico Oversight Management and Economic Stability Act (“PROMESA”) in 2016, which, among other things, established a Fiscal Oversight and Management Board for Puerto Rico (the “Oversight Board”) and a framework for the restructuring of the debts of the Commonwealth, its instrumentalities and municipalities. The Commonwealth and several of its instrumentalities have commenced debt restructuring proceedings under PROMESA. As of the date of this report, no municipality has commenced, or has been authorized by the Oversight Board to commence, any such debt restructuring proceeding under PROMESA.

At December 31, 2018, the Corporation’s direct exposure to the Puerto Rico government and its instrumentalities and municipalities totaled $458 million, which was fully outstanding at year end (compared to a direct exposure of approximately $484 million, which was fully outstanding at December 31, 2017). Of this amount, $413 million consists of loans and $45 million are securities ($435 million and $49 million at December 31, 2017). Substantially all of the amount outstanding at December 31, 2018 was obligations from various Puerto Rico municipalities. In most cases, these are “general obligations” of a municipality, to which the applicable municipality has pledged its good faith, credit and unlimited taxing power, or “special obligations” of a municipality, to which the applicable municipality has pledged other revenues. At December 31, 2018, 75% of the Corporation’s exposure to municipal loans and securities was concentrated in the municipalities of San Juan, Guaynabo, Carolina and Bayamón.

The following table details the loans and investments representing the Corporation’s direct exposure to the Puerto Rico government according to their maturities:

(In thousands)	Investment Portfolio	Loans	Total Outstanding	Total Exposure
Central Government
After 1 to 5 years	$5	$—	$5	$5
After 5 to 10 years	39	—	39	39
After 10 years	26	—	26	26

Total Central Government	70	—	70	70

Government Development Bank (GDB)
After 10 years	3	—	3	3

Total Government Development Bank (GDB)	3	—	3	3

Puerto Rico Highways and Transportation Authority
After 5 to 10 years	5	—	5	5

Total Puerto Rico Highways and Transportation Authority	5	—	5	5

Municipalities
Within 1 year	3,510	15,265	18,775	18,775
After 1 to 5 years	16,505	198,022	214,527	214,527
After 5 to 10 years	23,885	101,693	125,578	125,578
After 10 years	845	98,185	99,030	99,030

Total Municipalities	44,745	413,165	457,910	457,910

Total Direct Government Exposure	$44,823	$413,165	$457,988	$457,988

In addition, at December 31, 2018, the Corporation had $368 million in loans insured or securities issued by Puerto Rico governmental entities but for which the principal source of repayment is non-governmental ($386 million at December 31, 2017). These included $293 million in residential mortgage loans insured by the Puerto Rico Housing Finance Authority (“HFA”), a governmental instrumentality that has been designated as a covered entity under PROMESA (December 31, 2017 - $310 million). These mortgage loans are secured by first mortgages on Puerto Rico residential properties and the HFA insurance covers losses in the event of a borrower default and subsequent foreclosure of the underlying property. The Corporation also had at December 31, 2018, $45 million in bonds issued by HFA which are secured by second mortgage loans on Puerto Rico residential properties, and for which HFA also provides insurance to cover losses in the event of a borrower default and subsequent foreclosure of the underlying property (December 31, 2017 - $44 million). In the event that the mortgage loans insured by HFA and held by the Corporation directly or those serving as collateral for the HFA bonds default and the collateral is insufficient to satisfy the outstanding balance of these loans, HFA’s ability to honor its insurance will depend, among other factors, on the financial condition of HFA at the time such obligations become due and payable. Although the Governor is currently authorized by local legislation to impose a temporary moratorium on the financial obligations of the HFA, he has not exercised this power as of the date hereof. In addition, at December 31, 2018, the Corporation had $7 million in securities issued by HFA that have been economically defeased and refunded and for which securities consisting of U.S. agencies and Treasury obligations have been escrowed (December 31, 2017 - $7 million), and $23 million of commercial real estate notes issued by government entities but that are payable from rent paid by non-governmental parties (December 31, 2017 - $25 million).

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

The Corporation has operations in the United States Virgin Islands (the “USVI”) and has approximately $76 million in direct exposure to USVI government entities. The USVI has been experiencing a number of fiscal and economic challenges that could adversely affect the ability of its public corporations and instrumentalities to service their outstanding debt obligations.

Legal Proceedings

The nature of Popular’s business ordinarily results in a certain number of claims, litigation, investigations, and legal and administrative cases and proceedings (“Legal Proceedings”). When the Corporation determines that it has meritorious defenses to the claims asserted, it vigorously defends itself. The Corporation will consider the settlement of cases (including cases where it has meritorious defenses) when, in management’s judgment, it is in the best interest of both the Corporation and its shareholders to do so. On at least a quarterly basis, Popular assesses its liabilities and contingencies relating to outstanding Legal Proceedings utilizing the latest information available. For matters where it is probable that the Corporation will incur a material loss and the amount can be reasonably estimated, the Corporation establishes an accrual for the loss. Once established, the accrual is adjusted on at least a quarterly basis as appropriate to reflect any relevant developments. For matters where a material loss is not probable, or the amount of the loss cannot be reasonably estimated, no accrual is established.

In certain cases, exposure to loss exists in excess of the accrual to the extent such loss is reasonably possible, but not probable. Management believes and estimates that the aggregate range of reasonably possible losses (with respect to those matters where such limits may be determined, in excess of amounts accrued), for current Legal Proceedings ranges from $0 to approximately $27.1 million as of December 31, 2018. For certain other cases, management cannot reasonably estimate the possible loss at this time. Any estimate involves significant judgment, given the varying stages of the Legal Proceedings (including the fact that many of them are currently in preliminary stages), the existence of multiple defendants in several of the current Legal Proceedings whose share of liability has yet to be determined, the numerous unresolved issues in many of the Legal Proceedings, and the inherent uncertainty of the various potential outcomes of such Legal Proceedings. Accordingly, management’s estimate will change from time-to-time, and actual losses may be more or less than the current estimate.

While the outcome of Legal Proceedings is inherently uncertain, based on information currently available, advice of counsel, and available insurance coverage, management believes that the amount it has already accrued is adequate and any incremental liability arising from the Legal Proceedings in matters in which a loss amount can be reasonably estimated will not have a material adverse effect on the Corporation’s consolidated financial position. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters in a reporting period, if unfavorable, could have a material adverse effect on the Corporation’s consolidated financial position for that particular period.

Set forth below is a description of the Corporation’s significant Legal Proceedings.

BANCO POPULAR DE PUERTO RICO

Hazard Insurance Commission-Related Litigation

Popular, Inc., BPPR and Popular Insurance, LLC (the “Popular Defendants”) have been named defendants in a putative class action complaint captioned Pérez Díaz v. Popular, Inc., et al, filed before the Court of First Instance, Arecibo Part. The complaint seeks damages and preliminary and permanent injunctive relief on behalf of the purported class against the Popular Defendants, as well as Antilles Insurance Company and MAPFRE-PRAICO Insurance Company (the “Defendant Insurance Companies”). Plaintiffs allege that the Popular Defendants have been unjustly enriched by failing to reimburse them for commissions paid by the Defendant Insurance Companies to the insurance agent and/or mortgagee for policy years when no claims were filed against their hazard insurance policies. They demand the reimbursement to the purported “class” of an estimated $400 million plus legal interest, for the “good experience” commissions allegedly paid by the Defendant Insurance Companies during the relevant time period, as well as injunctive relief seeking to enjoin the Defendant Insurance Companies from paying commissions to the insurance agent/mortgagee and ordering them to pay those fees directly to the insured. A motion for dismissal on the merits, which the Defendant Insurance Companies filed shortly before hearing, was denied with a right to replead following limited targeted discovery. The Court of Appeals and then the Puerto Rico Supreme Court, both denied the Popular Defendants’ request to review the lower court’s denial of the motion to dismiss. On December 21, 2017, plaintiffs sought to amend the complaint and, on January 2018, defendants filed an answer thereto. Separately, on October 26, 2017, the Court entered an order whereby it broadly certified the class after which the Popular Defendants filed a certiorari petition before the Puerto Rico Court of Appeals in relation to the class certification, which the Court declined to entertain. The parties have not yet reached an agreement as to the class notification procedures. On November 14, 2018 and on January 30, 2019, Plaintiffs filed voluntary dismissal petitions against MAPFRE-PRAICO Insurance Company and Antilles Insurance Company, respectively. Hence, now the Popular Defendants remain the sole defendants in this action. A status and settlement conference is scheduled for March 27, 2019.

BPPR has separately been named a defendant in a putative class action complaint captioned Ramirez Torres, et al. v. Banco Popular de Puerto Rico, et al, filed before the Puerto Rico Court of First Instance, San Juan Part. The complaint seeks damages and preliminary and permanent injunctive relief on behalf of the purported class against the same Popular Defendants, as well as other financial institutions with insurance brokerage subsidiaries in Puerto Rico. Plaintiffs essentially contend that in November 2015, Antilles Insurance Company obtained approval from the Puerto Rico Insurance Commissioner to market an endorsement that allowed its customers to obtain reimbursement on their insurance deductible for good experience, but that defendants failed to offer this product or disclose its existence to their customers, favoring other products instead, in violation of their duties as insurance brokers. Plaintiffs seek a determination that defendants unlawfully failed to comply with their duty to disclose the existence of this new insurance product, as well as double or treble damages (the latter subject to a determination that defendants engaged in anti-monopolistic practices in failing to offer this product). Between late March and early April of 2017, co-defendants filed motions to dismiss the complaint and opposed the request for preliminary injunctive relief. A co-defendant filed a third-party Complaint against Antilles Insurance Company. A preliminary injunction and class certification hearing originally scheduled for April 6, 2017 was subsequently postponed, pending resolution of the motions to dismiss. On July 2017, the Court dismissed the complaint with prejudice. In August 2017, plaintiffs appealed this judgment and, on March 2018, the Court of Appeals reversed the Court of First Instance’s dismissal. On May 2018, all defendants filed their respective Petitions of Certiorari to the Puerto Rico Supreme Court, which denied review. The case is pending scheduling of status conference, class certification or injunctive relief hearings.

Mortgage-Related Litigation and Claims

BPPR has been named a defendant in a putative class action captioned Lilliam González Camacho, et al. v. Banco Popular de Puerto Rico, et al., filed before the United States District Court for the District of Puerto Rico on behalf of mortgage-holders who have allegedly been subjected to illegal foreclosures and/or loan modifications through their mortgage servicers. Plaintiffs maintain that when they sought to reduce their loan payments, defendants failed to provide them with such reduced loan payments, instead subjecting them to lengthy loss mitigation processes while filing foreclosure claims against them in parallel (or dual tracking). Plaintiffs assert that such actions violate the Home Affordable Modification Program (“HAMP”), the Home Affordable Refinance Program (“HARP”) and other federally sponsored loan modification programs, as well as the Puerto Rico Mortgage Debtor Assistance Act and the Truth in Lending Act (“TILA”). For the alleged violations stated above, plaintiffs request that all defendants (over 20, including all local banks), be held jointly and severally liable in an amount no less than $400 million. BPPR waived service of process in June 2017 and filed a motion to dismiss in August 2017, as did most co-defendants. On March 2018, the District Court dismissed the complaint in its entirety. After being denied reconsideration by the District Court, on August 2018, plaintiffs filed a Notice of Appeal to the U.S. Court of Appeals for the First Circuit. On January 22, 2019, the Appellants filed their brief. Appellees’ filed a request for extension of time to file their brief, which if granted, would become due on March 27, 2019.

BPPR has also been named a defendant in another putative class action captioned Yiries Josef Saad Maura v. Banco Popular, et al., filed by the same counsel who filed the González Camacho action referenced above, on behalf of residential customers of the defendant banks who have allegedly been subject to illegal foreclosures and/or loan modifications through their mortgage servicers. As in González Camacho, plaintiffs contend that when they sought to reduce their loan payments, defendants failed to provide them with such reduced loan payments, instead subjecting them to lengthy loss mitigation processes while filing foreclosure claims against them in parallel, all in violation of TILA, the Real Estate Settlement Procedures Act (“RESPA”), the Equal Credit Opportunity Act (“ECOA”), the Fair Credit Reporting Act (“FCRA”), the Fair Debt Collection Practices Act (“FDCPA”) and other consumer-protection laws and regulations. Plaintiffs did not include a specific amount of damages in their complaint. After waiving service of process, BPPR filed a motion to dismiss the complaint on the same grounds as those asserted in the González Camacho action (as did most co-defendants, separately). BPPR further filed a motion to oppose class certification, which the Court granted, denying the motion for class certification in September 2018. In October 2018, plaintiffs filed a Motion for Reconsideration of such denial, which BPPR opposed. Those motions are still pending.

BPPR has been named a defendant in a complaint for damages and breach of contract captioned Héctor Robles Rodriguez et al. v. Municipio de Ceiba, et al. Plaintiffs are residents of a development called Hacienda Las Lomas. Through the Doral Bank-FDIC assisted transaction, BPPR acquired a significant number of mortgage loans within this development and is currently the primary mortgage lender in the project. Plaintiffs claim damages against the developer, contractor, the relevant insurance companies, and most recently, their mortgage lenders, because of a landslide that occurred in October 2015, affecting various streets and houses within the development. Plaintiffs specifically allege that the mortgage lenders, including BPPR, should be deemed liable for their alleged failure to properly inspect the subject properties. Plaintiffs demand $30 million in damages plus attorney’s fees, costs and the annulment of their mortgages. BPPR extended plaintiffs four consecutive six-month payment forbearances, the last of which is still in effect, and it is engaged in settlement discussions with plaintiffs. In November 2017, the FDIC notified BPPR that it had agreed to indemnify the Bank in connection with its Doral Bank-related exposure, pursuant to the terms of the relevant Purchase and Assumption Agreement with the FDIC. The FDIC filed a Notice of Removal to the United States District Court for the District of Puerto Rico (“USDC”) on March 2018 and, on April 2018, the state court stayed the proceedings in response thereto. On October 18, 2018, the Court granted FDIC’s motion to stay the proceedings until plaintiffs have exhausted administrative remedies.

Mortgage-Related Investigations

The Corporation and its subsidiaries from time to time receive requests for information from departments of the U.S. government that investigate mortgage-related conduct. In particular, BPPR has received subpoenas and other requests for information from the Federal Housing Finance Agency’s Office of the Inspector General, the Civil Division of the Department of Justice, the Special Inspector General for the Troubled Asset Relief Program and the Federal Department of Housing and Urban Development’s Office of the Inspector General mainly concerning real estate appraisals and residential and construction loans in Puerto Rico. The Corporation is cooperating with these requests and is in discussions regarding the resolution of such matters. There can be no assurances as to the outcome of those discussions.

Separately, in July 2017, management learned that certain letters generated by the Corporation to comply with Consumer Financial Protection Bureau (“CFPB”) rules requiring written notification to borrowers who have submitted a loss mitigation application were not mailed to borrowers over a period of up to approximately three-years due to a systems interface error. Loss mitigation is a process whereby creditors work with mortgage loan borrowers who are having difficulties making their loan payments on their debt. The loss mitigation process applies both to mortgage loans held by the Corporation and to mortgage loans serviced by the Corporation for third parties. The Corporation has corrected the systems interface error that caused the letters not to be sent.

The Corporation notified applicable regulators and conducted a review of its mortgage files to assess the scope of potential customer impact. The review found that while the mailing error extended to approximately 23,000 residential mortgage loans (approximately 50% of which are serviced by the Corporation for third parties), the number of borrowers actually harmed by the mailing error was substantially lower. This was due to, among other things, the fact that the Corporation regularly uses means other than the mail to communicate with borrowers, including email and hand delivery of written notices at our mortgage servicing centers or bank branches. Importantly, more than half of those borrowers potentially subject to such error actually closed on a loss mitigation alternative. Furthermore, the Corporation’s outreach and remediation efforts with respect to potentially affected borrowers are substantially complete.

The Corporation has also engaged in remediation with respect to other printing and mailings incidents and other servicing matters in its mortgage servicing operation.

The Corporation is engaged in ongoing dialogue with applicable regulators with respect to the aforementioned mortgage servicing matters and there can be no assurances as to the outcome thereof. At this point, we are not able to estimate the financial impact of the foregoing.

Other Significant Proceedings

In June 2017, a syndicate comprised of BPPR and other local banks (the “Lenders”) filed an involuntary Chapter 11 bankruptcy proceeding against Betteroads Asphalt and Betterecycling Corporation (the “Involuntary Debtors”). This filing followed attempts by the Lenders to restructure and resolve the Involuntary Debtors’ obligations and outstanding defaults under a certain credit agreement, first through good faith negotiations and subsequently, through the filing of a collection action against the Involuntary Debtors in local court. The involuntary debtors subsequently counterclaimed, asserting damages in excess of $900 million. The Lenders ultimately joined in the commencement of these involuntary bankruptcy proceedings against the Debtors in order to preserve and recover the Involuntary Debtors’ assets, having confirmed that the Involuntary Debtors were transferring assets out of their estate for little or no consideration. The Involuntary Debtors subsequently filed a motion to dismiss the proceedings and for damages against the syndicate, arguing both that this petition was filed in bad faith and that there was a bona fide dispute as to the petitioners’ claims, as set forth in the counterclaim filed by the Involuntary Debtors in local court. The court allowed limited discovery to take place prior to an evidentiary hearing to determine the merits of debtors’ motion to dismiss.

On November 30, 2018, the Court issued an order where it ruled that: (1) the Lenders, as petitioning creditors, satisfied the three-prong requirement for filing an involuntary petition; (2) nonetheless, bad faith is an independent cause for dismissal of an involuntary petition under section 303(b) of the Bankruptcy Code; and (3) the Involuntary Debtors failed to show that dismissal pursuant to section 305(a)(1) abstention is in the best interest of both the creditors and the debtors. An evidentiary hearing is set for May 23, 2019 to consider whether or not the involuntary petitions were filed in bad faith, that is, for an improper purpose that constitutes an abuse of the bankruptcy process.

POPULAR SECURITIES

Puerto Rico Bonds and Closed-End Investment Funds

The volatility in prices and declines in value that Puerto Rico municipal bonds and closed-end investment companies that invest primarily in Puerto Rico municipal bonds have experienced since August 2013 have led to regulatory inquiries, customer complaints and arbitrations for most broker-dealers in Puerto Rico, including Popular Securities. Popular Securities has received customer complaints and is named as a respondent (among other broker-dealers) in 169 arbitration proceedings with aggregate claimed amounts of approximately $201 million, including one arbitration with claimed damages of approximately $30 million. While Popular Securities believes it has meritorious defenses to the claims asserted in these proceedings, it has often determined that it is in its best interest to settle certain claims rather than expend the money and resources required to see such cases to completion. The Puerto Rico Government’s defaults and non-payment of its various debt obligations, as well as the Commonwealth’s and the Financial Oversight Management Board’s (the “Oversight Board”) decision to pursue restructurings under Title III and Title VI of PROMESA, have increased and may continue to increase the number of customer complaints (and claimed damages) filed against Popular Securities concerning Puerto Rico bonds and closed-end investment companies that invest primarily in Puerto Rico bonds. An adverse result in the arbitration proceedings described above, or a significant increase in customer complaints, could have a material adverse effect on Popular.

Subpoenas for Production of Documents in relation to PROMESA Title III Proceedings

Popular Securities has, together with Popular, Inc. and BPPR (collectively, the “Popular Companies”) filed an appearance in connection with the Commonwealth of Puerto Rico’s pending Title III bankruptcy proceeding. Its appearance was prompted by a request by the Commonwealth’s Unsecured Creditors’ Committee (“UCC”) to allow a broad discovery program under Rule 2004 to investigate, among other things, the causes of the Puerto Rico financial crisis. The Rule 2004 request sought broad discovery not only from the Popular Companies, but also from others, spanning in excess of eleven (11) years. The Oversight Board, as well as the Popular Companies and others, opposed the UCC’s request. Magistrate Dein denied the UCC’s request without prejudice and allowed the law firm of Kobre & Kim to carry out its own independent investigation on behalf of the Oversight Board.

The Popular Companies have separately been served with additional requests for the preservation and voluntary production of certain documents and witnesses from the UCC and the COFINA Agents in connection with the COFINA-Commonwealth adversary complaint, as well as from the Oversight Board’s Independent Investigator, Kobre & Kim, with respect to its independent investigation. The Popular Companies cooperated with all such requests and asked that such requests be submitted in the form of a subpoena to address privacy and confidentiality considerations pertaining to some of the documents involved in the production.

On August 20, 2018, Kobre & Kim issued its Final Report, which contained various references to the Popular Companies, including allegations that Popular Securities participated as an underwriter in Commonwealth’s 2014 issuance of government obligation bonds notwithstanding having allegedly advised against it. The report discussed that such allegation could give rise to an unjust enrichment claim against the Popular Companies and could also serve as a basis to equitably subordinate any claim it files in the Title III proceeding to other claims. The Oversight Board also created a special claims committee as a result of the Final Report and such committee, along with the UCC, filed in January 14, 2019 a joint objection seeking the disallowance of more than $6 billion in Commonwealth G.O. bonds issued in or after March 2012, including issuances in which Popular Securities participated as underwriter, alleging that such bonds were unconstitutional.

Note 26 – Non-consolidated variable interest entities

The Corporation is involved with three statutory trusts which it established to issue trust preferred securities to the public. These trusts are deemed to be variable interest entities (“VIEs”) since the equity investors at risk have no substantial decision-making rights. The Corporation does not hold any variable interest in the trusts, and therefore, cannot be the trusts’ primary beneficiary. Furthermore, the Corporation concluded that it did not hold a controlling financial interest in these trusts since the decisions of the trusts are predetermined through the trust documents and the guarantee of the trust preferred securities is irrelevant since in substance the sponsor is guaranteeing its own debt.

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

The Corporation holds variable interests in these VIEs in the form of agency mortgage-backed securities and collateralized mortgage obligations, including those securities originated by the Corporation and those acquired from third parties. Additionally, the Corporation holds agency mortgage-backed securities, agency collateralized mortgage obligations and private label collateralized mortgage obligations issued by third party VIEs in which it has no other form of continuing involvement. Refer to Note 29 to the consolidated financial statements for additional information on the debt securities outstanding at December 31, 2018 and 2017, which are classified as available-for-sale and trading securities in the Corporation’s consolidated statements of financial condition. In addition, the Corporation holds variable interests in the form of servicing fees, since it retains the right to service the transferred loans in those government-sponsored special purpose entities (“SPEs”) and may also purchase the right to service loans in other government-sponsored SPEs that were transferred to those SPEs by a third-party.

The following table presents the carrying amount and classification of the assets related to the Corporation’s variable interests in non-consolidated VIEs and the maximum exposure to loss as a result of the Corporation’s involvement as servicer of GNMA and FNMA loans at December 31, 2018 and 2017.

(In thousands)	December 31, 2018	December 31, 2017
Assets
Servicing assets:
Mortgage servicing rights	$136,280	$132,692

Total servicing assets	$136,280	$132,692

Other assets:
Servicing advances	$37,988	$47,742

Total other assets	$37,988	$47,742

Total assets	$174,268	$180,434

Maximum exposure to loss	$174,268	$180,434

The size of the non-consolidated VIEs, in which the Corporation has a variable interest in the form of servicing fees, measured as the total unpaid principal balance of the loans, amounted to $10.6 billion at December 31, 2018 (December 31, 2017—$11.7 billion).

The Corporation determined that the maximum exposure to loss includes the fair value of the MSRs and the assumption that the servicing advances at December 31, 2018 and 2017 will not be recovered. The agency debt securities are not included as part of the maximum exposure to loss since they are guaranteed by the related agencies.

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

The following tables present the carrying amount and classification of the assets and liabilities related to the Corporation’s variable interests in the non-consolidated VIEs, PRLP 2011 Holdings, LLC and PR Asset Portfolio 2013- International, LLC, and their maximum exposure to loss at December 31, 2018 and 2017.

	PRLP 2011 Holdings, LLC		PR Asset Portfolio 2013-1 International, LLC
(In thousands)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Assets
Other assets:
Equity investment	$6,469	$7,199	$5,794	$12,874

Total assets	$6,469	$7,199	$5,794	$12,874

Liabilities
Deposits	$(2,566)	$(20)	$(7,994)	$(10,501)

Total liabilities	$(2,566)	$(20)	$(7,994)	$(10,501)

Total net assets	$3,903	$7,179	$(2,200)	$2,373

Maximum exposure to loss	$3,903	$7,179	$—	$2,373

The Corporation determined that the maximum exposure to loss under a worst case scenario at December 31, 2018 would be not recovering the net assets held by the Corporation as of the reporting date.

ASU 2009-17 requires that an ongoing primary beneficiary assessment should be made to determine whether the Corporation is the primary beneficiary of any of the VIEs it is involved with. The conclusion on the assessment of these non-consolidated VIEs has not changed since their initial evaluation. The Corporation concluded that it is still not the primary beneficiary of these VIEs, and therefore, these VIEs are not required to be consolidated in the Corporation’s financial statements at December 31, 2018.

Note 27 – Derivative instruments and hedging activities

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

The credit risk attributed to the counterparty’s nonperformance risk is incorporated in the fair value of the derivatives. Additionally, as required by the fair value measurements guidance, the fair value of the Corporation’s own credit standing is considered in the fair value of the derivative liabilities. During the year ended December 31, 2018, inclusion of the credit risk in the fair value of the derivatives resulted in a loss of $0.6 million from the Corporation’s credit standing adjustment. During the years ended December 31, 2017 and 2016, the Corporation recognized a gain of $ 0.2 million and a loss of $ 0.9 million, respectively, from the Corporation’s credit standing adjustment and a loss of $ 0.1 million and a gain of $0.4 million, respectively, from the assessment of the counterparties’ credit risk.

The Corporation’s derivatives are subject to agreements which allow a right of set-off with each respective counterparty. In an event of default each party has a right of set-off against the other party for amounts owed in the related agreement and any other amount or obligation owed in respect of any other agreement or transaction between them. Pursuant to the Corporation’s accounting policy, the fair value of derivatives is not offset with the fair value of other derivatives held with the same counterparty even if these agreements allow a right of set-off. In addition, the fair value of derivatives is not offset with the amounts for the right to reclaim financial collateral or the obligation to return financial collateral.

Financial instruments designated as cash flow hedges or non-hedging derivatives outstanding at December 31, 2018 and 2017 were as follows:

	Notional amount		Derivative assets			Derivative liabilities
			Statement of	Fair value at		Statement of	Fair value at
	At December 31,		condition	December 31,		condition	December 31,
(In thousands)	2018	2017	classification	2018	2017	classification	2018	2017
Derivatives designated as hedging instruments:
Forward contracts	$89,590	$98,850	Other assets	$12	$76	Other liabilities	$734	$132

Total derivatives designated as hedging instruments	$89,590	$98,850		$12	$76		$734	$132

Derivatives not designated as hedging instruments:
Forward contracts	$—	$70,850	Trading account securities	$—	$180	Other liabilities	$—	$19
Interest rate swaps	—	2,252	Other assets	—	10	Other liabilities	—	10
Interest rate caps	177,826	185,596	Other assets	125	97	Other liabilities	119	87
Indexed options on deposits	69,254	70,306	Other assets	13,466	16,356	—	—	—
Bifurcated embedded options	62,902	66,077	—	—	—	Interest bearing deposits	11,467	14,183

Total derivatives not designated as hedging instruments	$309,982	$395,081		$13,591	$16,643		$11,586	$14,299

Total derivative assets and liabilities	$399,572	$493,931		$13,603	$16,719		$12,320	$14,431

Cash Flow Hedges

The Corporation utilizes forward contracts to hedge the sale of mortgage-backed securities with duration terms over one month. Interest rate forwards are contracts for the delayed delivery of securities, which the seller agrees to deliver on a specified future date at a specified price or yield. These forward contracts are hedging a forecasted transaction and thus qualify for cash flow hedge accounting. Changes in the fair value of the derivatives are recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) corresponding to these forward contracts is expected to be reclassified to earnings in the next twelve months. These contracts have a maximum remaining maturity of 80 days at December 31, 2018.

For cash flow hedges, net gains (losses) on derivative contracts that are reclassified from accumulated other comprehensive income (loss) to current period earnings are included in the line item in which the hedged item is recorded and during the period in which the forecasted transaction impacts earnings, as presented in the tables below.

Year ended December 31, 2018
(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion and ineffective portion)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion)
Forward contracts	$536	Mortgage banking activities	$1,202	$(92)

Total	$536		$1,202	$(92)

Year ended December 31, 2017
(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion and ineffective portion)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion)
Forward contracts	$(1,295)	Mortgage banking activities	$(1,920)	$32

Total	$(1,295)		$(1,920)	$32

Year ended December 31, 2016
(In thousands)	Amount of net gain (loss) recognized in OCI on derivatives (effective portion)	Classification in the statement of operations of the net gain (loss) reclassified from AOCI into income (effective portion and ineffective portion)	Amount of net gain (loss) reclassified from AOCI into income (effective portion)	Amount of net gain (loss) recognized in income on derivatives (ineffective portion)
Forward contracts	$(3,612)	Mortgage banking activities	$(3,148)	$(1)

Total	$(3,612)		$(3,148)	$(1)

Fair Value Hedges

At December 31, 2018 and 2017, there were no derivatives designated as fair value hedges.

Non-Hedging Activities

For the year ended December 31, 2018, the Corporation recognized a gain of $ 1.3 million (2017 – loss of $ 0.9 million; 2016 – loss of $ 0.1 million) related to its non-hedging derivatives, as detailed in the table below.

	Amount of Net Gain (Loss) Recognized in Income on Derivatives
		Year ended	Year ended	Year ended
	Classification of Net Gain (Loss)	December 31,	December 31,	December 31,
(In thousands)	Recognized in Income on Derivatives	2018	2017	2016
Forward contracts	Mortgage banking activities	$1,213	$(1,484)	$(160)
Interest rate swaps	Other operating income	—	51	333
Foreign currency forward contracts	Other operating income	—	67	27
Foreign currency forward contracts	Interest expense	—	(14)	12
Interest rate caps	Other operating income	(4)	(48)	57
Indexed options on deposits	Interest expense	114	5,934	1,981
Bifurcated embedded options	Interest expense	(50)	(5,429)	(2,374)

Total		$1,273	$(923)	$(124)

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

Note 28 – Related party transactions

The Corporation grants loans to its directors, executive officers, including certain related individuals or organizations, and affiliates in the ordinary course of business. The activity and balance of these loans were as follows:

(In thousands)
Balance at December 31, 2016	$136,551
New loans	17,608
Payments	(22,796)
Other changes	51,626

Balance at December 31, 2017	$182,989
New loans	1,068
Payments	(12,040)
Other changes, including existing loans to new related parties	(38,698)

Balance at December 31, 2018	$133,319

New loans and payments include disbursements and collections from existing lines of credit.

In June 2006, family members of a director of the Corporation, obtained a $0.8 million mortgage loan from Popular Mortgage, Inc., now a division of BPPR, secured by a residential property. The director was not a director of the Corporation at the time the loan was made. In March, 2012 the loan was restructured under BPPR’s loss mitigation program. During 2017, the borrower defaulted on his payment obligations under the restructured loan and as of December 31, 2018 the loan was 670 days past due. The balance due on the loan at December 31, 2018 was approximately $0.9 million.

In 2010, as part of the Westernbank FDIC assisted transaction, BPPR acquired (i) four commercial loans made to entities that were wholly owned by one brother-in-law of a director of the Corporation and (ii) one commercial loan made to an entity that was owned by the same brother-in-law together with this director’s father-in-law and another brother-in-law. The loans were secured by real estate and personally guaranteed by the owners of each entity. The loans were originated by Westernbank between 2001 and 2005 and had an aggregate outstanding principal balance of approximately $33.5 million when they were acquired by BPPR in 2010. Between 2011 and 2014, the loans were restructured to consist of (i) five notes with an aggregate outstanding principal balance of $19.8 million with a 6% annual interest rate (“Notes A”) and (ii) five notes with an aggregate outstanding balance of $13.5 million with a 1% annual interest rate, to be paid upon maturity (“Notes B”). The restructured notes had a maturity of September 30, 2016 and, thereafter, various interim renewals were approved, with the last two renewals occurring in May and November 2018. The May renewal included a six-month payment plan reduction of principal and interest from $36 thousand to $5 thousand plus accrued interest commencing on January 2018 on one of the Notes A. The November 2018 renewal included a change in interest rate on all of the five Notes A and an increase in the monthly principal payments of the Note A that had been modified in May from $5 thousand to $10 thousand effective December 2018. The renewed loans mature on June 30, 2019. The aggregate outstanding balance of the loans as of December 31, 2018 was of approximately $31.7 million.

The brother of an executive officer of the Corporation and his wife have three outstanding loans, each secured by the borrowers’ principal residence, where BPPR acts as either lender or servicer. The aggregate original amount of these loans was of $0.7 million, comprised of one mortgage loan of approximately $0.5 million, which is owned by a third-party investor and in which BPPR is the servicer, one mortgage loan of $0.1 million secured by a second mortgage and another mortgage loan of $0.1 million secured by a third mortgage. As of December 31, 2018 the borrowers were in default with their respective obligations under all of these loan agreements. In February 2019, and pursuant to the terms of the Related Party Policy, the Audit Committee approved a series of transactions related to the aforementioned mortgages. With respect to the first mortgage, the parties will enter into a deed in lieu of foreclosure pursuant to which the property will be transferred to the investor free and clear of liens. In connection therewith, BPPR will also release the second and third mortgages over the residential property, subject to the following conditions. The borrowers will be required to make a cash contribution of $20 thousand to reduce the principal amount of the second mortgage loan and issue, for the benefit of BPPR, a promissory note in the amount of $82 thousand in order to grant BPPR the right to collect from borrowers the balance of such debt. With respect to the third mortgage loan, the borrowers will issue an unsecured promissory note with a maturity date of June 30, 2019 that will benefit from a corporate guaranty from the entity under which the Corporation’s brother operates a property appraisal business. Borrowers will be required to make monthly payments of $500 until the maturity date of the promissory note, when the financial capacity of borrowers will be re-evaluated, and a new payment plan is expected to be entered into.

In April 2010, in connection with the acquisition of the Westernbank assets from the FDIC, as receiver, BPPR acquired a term loan to a corporate borrower partially owned by an investment corporation in which the Corporation’s Executive Chairman, at that time the Chief Executive Officer, as well as certain of his family members, are the owners. In addition, the officer’s sister and brother-in-law are owners of an entity that holds an ownership interest in the borrower. At the time the loan was acquired by BPPR, it had an unpaid principal balance of $40.2 million. In May 2017, this loan was sold by BPPR to Popular, Inc., holding company (“PIHC”). At the time of sale, the loan had an unpaid principal balance of $37.9 million. PIHC paid $37.9 million to BPPR for the loan, of which $6.0 million was recognized by BPPR as a capital contribution representing the difference between the fair value and the book value of the loan at the time of transfer. Immediately upon being acquired by PIHC, the loan’s maturity was extended by 90 days (under the same terms as originally contracted) to provide the PIHC additional time to evaluate a refinancing or long-term extension of the loan. In August 2017, the credit facility was refinanced with a stated maturity in February 2019. During 2017, the facility was subject to the loan payment moratorium offered as part of the hurricane relief efforts. As such, interest payments amounting to approximately $0.5 million were deferred and capitalized as part of the loan balance. In February 2019, the Audit Committee approved, under the Related Party Policy, a 36-month renewal of the loan at an interest rate of 5.75% and a 30-year amortization schedule. As of December 31, 2018, the unpaid principal balance amounted to $37.7 million.

On August 2018, BPPR acquired certain assets and assumed certain liabilities of Reliable Financial Services and Reliable Finance Holding Company, Puerto Rico-based subsidiaries of Wells Fargo & Company engaged in the auto finance business in Puerto Rico. Refer to Note 4 for additional information on this transaction. As part of the acquisition transaction, the Corporation agreed to enter in an agreement with Reliable Financial Services to sublease the space necessary to continue the acquired operations. Reliable Financial Services’ lease agreement is with the entity in which the Corporation’s Executive Chairman and his family members hold an ownership interest, described in the preceeding paragraph as having a loan with the Corporation. Since February 2018, the lease agreement has been amended three times, most recently in January 2019 to reduce the square footage and rent payments due under the lease (and as a result, the sublease) as a result of the gradual transfer out of the building of the Corporation’s operations. Rents paid pursuant to the sublease will be a source of repayment of, and serve as collateral to, the commercial loan. During 2018, the Corporation paid to Reliable Financial Services approximately $0.8 million under the sublease.

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

At December 31, 2018, the Corporation’s banking subsidiaries held deposits from related parties, excluding EVERTEC, Inc. (“EVERTEC”) amounting to $632 million (2017—$431 million).

From time to time, the Corporation, in the ordinary course of business, obtains services from related parties that have some association with the Corporation. Management believes the terms of such arrangements are consistent with arrangements entered into with independent third parties.

For the year ended December 31, 2018, the Corporation made contributions of approximately $2.1 million to Fundación Banco Popular and Popular Bank Foundation, which are not-for-profit corporations dedicated to philanthropic work (2017—$1.0 million and $1.5 million in connection with programs sponsored by the Foundations). The Corporation also provided human and operational resources to support the activities of the Fundación Banco Popular which in 2018 amounted to approximately $1.3 million (2017- $1.2 million).

Related party transactions with EVERTEC, as an affiliate

The Corporation has an investment in EVERTEC, Inc. (“EVERTEC”), which provides various processing and information technology services to the Corporation and its subsidiaries and gives BPPR access to the ATH network owned and operated by EVERTEC. As of December 31, 2018, the Corporation’s stake in EVERTEC was 16.10%.The Corporation continues to have significant influence over EVERTEC. Accordingly, the investment in EVERTEC is accounted for under the equity method and is evaluated for impairment if events or circumstances indicate that a decrease in value of the investment has occurred that is other than temporary.

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

The Corporation received $1.2 million in dividend distributions during the year ended December 31, 2018 from its investments in EVERTEC’s holding company (December 31, 2017—$3.5 million). During 2018, BPPR extended a letter of credit of $ 19 million to EVERTEC, which was cancelled on December 17, 2018. The Corporation’s equity in EVERTEC is presented in the table which follows and is included as part of “other assets” in the consolidated statement of financial condition.

(In thousands)	December 31, 2018	December 31, 2017
Equity investment in EVERTEC	$60,591	$47,532

The Corporation had the following financial condition balances outstanding with EVERTEC at December 31, 2018 and December 31, 2017. Items that represent liabilities to the Corporation are presented with parenthesis.

(In thousands)	December 31, 2018	December 31, 2017
Accounts receivable (Other assets)	$6,829	$6,830
Deposits	(28,606)	(22,284)
Accounts payable (Other liabilities)	(3,671)	(2,040)

Net total	$(25,448)	$(17,494)

The Corporation’s proportionate share of income from EVERTEC is included in other operating income in the consolidated statements of operations. The following table presents the Corporation’s proportionate share of EVERTEC’s income and changes in stockholders’ equity for the years ended December 31, 2018, 2017 and 2016.

	Years ended December 31,
(In thousands)	2018	2017	2016
Share of income from investment in EVERTEC	$13,892	$8,924	$11,796
Share of other changes in EVERTEC’s stockholders’ equity	1,659	2,659	(573)

Share of EVERTEC’s changes in equity recognized in income	$15,551	$11,583	$11,223

The following tables present the impact of transactions and service payments between the Corporation and EVERTEC (as an affiliate) and their impact on the results of operations for the years ended December 31, 2018, 2017 and 2016. Items that represent expenses to the Corporation are presented with parenthesis.

	Years ended December 31,
(In thousands)	2018	2017	2016	Category
Interest expense on deposits	$(79)	$(44)	$(64)	Interest expense
ATH and credit cards interchange income from services to EVERTEC	33,658	28,136	29,739	Other service fees
Rental income charged to EVERTEC	7,271	6,855	6,995	Net occupancy
Fees on services provided by EVERTEC	(174,048)	(176,971)	(178,524)	Professional fees
Other services provided to EVERTEC	1,059	1,236	1,052	Other operating expenses

Total	$(132,139)	$(140,788)	$(140,802)

PRLP 2011 Holdings, LLC

As indicated in Note 26 to the Consolidated Financial Statements, the Corporation holds a 24.9% equity interest in PRLP 2011 Holdings, LLC and currently holds certain deposits from the entity.

The Corporation’s equity in PRLP 2011 Holdings, LLC is presented in the table which follows and is included as part of “other assets” in the Consolidated Statements of Financial Condition.

(In thousands)	December 31, 2018	December 31, 2017
Equity investment in PRLP 2011 Holdings, LLC	$6,469	$7,199

The Corporation had the following financial condition balances outstanding with PRLP 2011 Holdings, LLC at December 31, 2018 and December 31, 2017.

(In thousands)	December 31, 2018	December 31, 2017
Deposits (non-interest bearing)	$(2,566)	$(20)

The Corporation’s proportionate share of income or loss from PRLP 2011 Holdings, LLC is included in other operating income in the Consolidated Statements of Operations. The following table presents the Corporation’s proportionate share of loss from PRLP 2011 Holdings, LLC for the years ended December 31, 2018, 2017 and 2016.

	Years ended December 31,
(In thousands)	2018	2017	2016
Share of loss from the equity investment in PRLP 2011 Holdings, LLC	$(356)	$(972)	$(502)

During the year ended December 31, 2018, the Corporation received $0.4 million in capital distributions from its investment in PRLP 2011 Holdings, LLC (December 31, 2017—$ 1.0 million). There were no transactions between the Corporation and PRLP 2011 Holdings, LLC during the years ended December 31, 2018 and 2017. The loan granted to PRLP 2011 Holdings, LLC was repaid during the year ended December 31, 2016.

PR Asset Portfolio 2013-1 International, LLC

As indicated in Note 26 to the Consolidated Financial Statements, effective March 2013 the Corporation holds a 24.9% equity interest in PR Asset Portfolio 2013-1 International, LLC and currently provides certain financing to the joint venture as well as holds certain deposits from the entity.

The Corporation’s equity in PR Asset Portfolio 2013-1 International, LLC is presented in the table which follows and is included as part of “other assets” in the Consolidated Statements of Financial Condition.

(In thousands)	December 31, 2018	December 31, 2017
Equity investment in PR Asset Portfolio 2013-1 International, LLC	$5,794	$12,874

The Corporation had the following financial condition balances outstanding with PR Asset Portfolio 2013-1 International, LLC at December 31, 2018 and December 31, 2017.

(In thousands)	December 31, 2018	December 31, 2017
Deposits	$(7,994)	$(10,501)

The Corporation’s proportionate share of income or loss from PR Asset Portfolio 2013-1 International, LLC is included in other operating income in the Consolidated Statements of Operations. The following table presents the Corporation’s proportionate share of loss from PR Asset Portfolio 2013-1 International, LLC for years ended December 31, 2018, 2017 and 2016.

	Years ended December 31,
(In thousands)	2018	2017	2016
Share of loss from the equity investment in PR Asset Portfolio 2013-1 International, LLC	$(5,073)	$(2,444)	$(2,057)

During the year ended December 31, 2018, the Corporation received $ 2.0 million in capital distributions from its investment in PR Asset Portfolio 2013-1 International, LLC (December 31, 2017—$ 7.1 million). The Corporation received $0.7 million in dividend distributions during the year ended December 31, 2017, which were declared by PR Asset Portfolio 2013-1 International, LLC during the year ended December 31, 2016. The following table presents transactions between the Corporation and PR Asset Portfolio 2013-1 International, LLC and their impact on the Corporation’s results of operations for the years ended December 31, 2018, 2017 and 2016.

	Years ended December 31,
(In thousands)	2018	2017	2016	Category
Interest income on loan to PR Asset Portfolio 2013-1 International, LLC	$—	$9	$1,011	Interest income
Interest expense on deposits	(12)	(31)	(4)	Interest expense

Total	$(12)	$(22)	1,007

Centro Financiero BHD León

At December 31, 2018, the Corporation had a 15.84% stake in Centro Financiero BHD Leon, S.A. (“BHD Leon”), one of the largest banking and financial services groups in the Dominican Republic. During the year ended December 31, 2018, the Corporation recorded $ 27.2 million in earnings from its investment in BHD Leon (December 31, 2017—$ 24.8 million), which had a carrying amount of $ 143.5 million at December 31, 2018 (December 31, 2017—$ 135.0 million). As of December 31, 2016, BPPR had extended a credit facility of $ 50 million to BHD León with an outstanding balance of $ 25 million. This credit facility was repaid and expired during March 2017. On December 2017, BPPR extended a credit facility of $ 40 million to BHD León. This credit facility was repaid during the quarter ended March 31, 2018. The Corporation received $ 12.6 million in dividend distributions during the year ended December 31, 2018 from its investment in BHD Leon (December 31, 2017—$ 11.8 million).

On June 30, 2017, BPPR extended an $8 million credit facility to Grupo Financiero Leon, S.A. Panamá (“GFL”), a shareholder of BHD Leon. The sources of repayment for this loan were the dividends to be received by GFL from its investment in BHD Leon. BPPR’s credit facility ranked pari passu with another $8 million credit facility extended to GFL by BHD International Panama, an affiliate of BHD Leon. This credit facility was repaid during the quarter ended June 30, 2018.

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

For the year ended December 31, 2018 administrative fees charged to these investment companies amounted to $ 6.7 million (December 31, 2017—$ 7.7 million) and waived fees amounted to $ 2.1 million (December 31, 2017 —$ 2.2 million), for a net fee of $ 4.6 million (December 31, 2017—$ 5.5 million).

The Corporation, through its subsidiary BPPR, has also entered into lines of credit facilities with these companies. As of December 31, 2018, the available lines of credit facilities amounted to $ 330 million (December 31, 2017—$ 356 million). The aggregate sum of all outstanding balances under all credit facilities that may be made available by BPPR, from time to time, to those Puerto Rico investment companies for which BPPR acts as investment advisor or co-investment advisor, shall never exceed the lesser of $200 million or 10% of BPPR’s capital. At December 31, 2018 there was no outstanding balance for these credit facilities.

Note 29 – Fair value measurement

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

Fair Value on a Recurring and Nonrecurring Basis

The following fair value hierarchy tables present information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2018 and 2017 and on a nonrecurring basis in periods subsequent to initial recognition for the years ended December 31, 2018, 2017, and 2016:

At December 31, 2018
(In thousands)	Level 1	Level 2	Level 3	Total
RECURRING FAIR VALUE MEASUREMENTS
Assets
Debt securities available-for-sale:
U.S. Treasury securities	$2,719,740	$5,552,456	$—	$8,272,196
Obligations of U.S. Government sponsored entities	—	333,309	—	333,309
Obligations of Puerto Rico, States and political subdivisions	—	6,742	—	6,742
Collateralized mortgage obligations - federal agencies	—	728,671	—	728,671
Mortgage-backed securities	—	3,957,545	1,233	3,958,778
Other	—	488	—	488

Total debt securities available-for-sale	$2,719,740	$10,579,211	$1,233	$13,300,184

Trading account debt securities, excluding derivatives:

U.S. Treasury securities	$6,278	$—	$—	$6,278
Obligations of Puerto Rico, States and political subdivisions	—	134	—	134
Collateralized mortgage obligations	—	48	611	659
Mortgage-backed securities	—	27,214	43	27,257
Other	—	2,974	485	3,459

Total trading account debt securities, excluding derivatives	$6,278	$30,370	$1,139	$37,787

Equity securities	$—	$13,296	$—	$13,296
Mortgage servicing rights	—	—	169,777	169,777
Derivatives	—	13,603	—	13,603

Total assets measured at fair value on a recurring basis	$2,726,018	$10,636,480	$172,149	$13,534,647

Liabilities

Derivatives	$—	$(12,320)	$—	$(12,320)

Total liabilities measured at fair value on a recurring basis	$—	$(12,320)	$—	$(12,320)

At December 31, 2017
(In thousands)	Level 1	Level 2	Level 3	Total
RECURRING FAIR VALUE MEASUREMENTS
Assets
Debt securities available-for-sale:
U.S. Treasury securities	$503,385	$3,424,779	$—	$3,928,164
Obligations of U.S. Government sponsored entities	—	608,933	—	608,933
Obligations of Puerto Rico, States and political subdivisions	—	6,609	—	6,609
Collateralized mortgage obligations- federal agencies	—	943,753	—	943,753
Mortgage-backed securities	—	4,687,374	1,288	4,688,662
Other	—	802	—	802

Total debt securities available-for-sale	$503,385	$9,672,250	$1,288	$10,176,923

Trading account debt securities, excluding derivatives:
U.S. Treasury securities	$261	$—	$—	$261
Obligations of Puerto Rico, States and political subdivisions	—	159	—	159
Collateralized mortgage obligations	—	—	529	529
Mortgage-backed securities	—	29,237	43	29,280
Other	—	2,988	529	3,517

Total trading account debt securities, excluding derivatives	$261	$32,384	$1,101	$33,746

Equity securities	$—	$11,076	$—	$11,076
Mortgage servicing rights	—	—	168,031	168,031
Derivatives	—	16,719	—	16,719

Total assets measured at fair value on a recurring basis	$503,646	$9,732,429	$170,420	$10,406,495

Liabilities
Derivatives	$—	$(14,431)	$—	$(14,431)
Contingent consideration	—	—	(164,858)	(164,858)

Total liabilities measured at fair value on a recurring basis	$—	$(14,431)	$(164,858)	$(179,289)

The fair value information included in the following tables is not as of period end, but as of the date that the fair value measurement was recorded during the years ended December 31, 2018, 2017 and 2016 and excludes nonrecurring fair value measurements of assets no longer outstanding as of the reporting date.

Year ended December 31, 2018
(In thousands)	Level 1	Level 2	Level 3	Total
NONRECURRING FAIR VALUE MEASUREMENTS
Assets					Write- downs
Loans[1]	$—	$—	$73,893	$73,893	$(25,745)
Other real estate owned[2]	—	—	43,463	43,463	(9,189)
Other foreclosed assets[2]	—	—	1,349	1,349	(722)

Total assets measured at fair value on a nonrecurring basis	$—	$—	$118,705	$118,705	$(35,656)

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

The following tables present the changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2018, 2017, and 2016.

Year ended December 31, 2018
	MBS			Other
	classified	CMOs		securities
	as debt	classified	MBS	classified
	securities	as trading	classified as	as trading	Mortgage
	available-	account debt	trading account	account debt	servicing	Total	Contingent	Total
(In thousands)	for-sale	securities	debt securities	securities	rights	assets	consideration [1]	liabilities
Balance at January 1, 2018	$1,288	$529	$43	$529	$168,031	$170,420	$(164,858)	$(164,858)
Gains (losses) included in earnings	—	2	—	(44)	(8,477)	(8,519)	(6,112)	(6,112)
Gains (losses) included in OCI	(5)	—	—	—	—	(5)	—	—
Additions	—	260	—	—	10,223	10,483	—	—
Settlements	(50)	(180)	—	—	—	(230)	170,970	170,970

Balance at December 31, 2018	$1,233	$611	$43	$485	$169,777	$172,149	$—	$—

Changes in unrealized gains
(losses) included in earnings relating to assets still held at December 31, 2018	$—	$2	$—	$20	$8,703	$8,725	$—	$—

[1]

Effective May 22, 2018, the Corporation entered into a Termination Agreement with the FDIC to terminate the Corporation’s loss share arrangement ahead of their contractual maturities. Refer to Note 10 for additional information.

Year ended December 31, 2017
(In thousands)	MBS classified as debt securities available- for-sale	CMOs classified as trading account debt securities	MBS classified as trading account debt securities	Other securities classified as trading account debt securities	Mortgage servicing rights	Total assets	Contingent consideration	Total liabilities
Balance at January 1, 2017	$1,392	$1,321	$4,755	$602	$196,889	$204,959	$(153,158)	$(153,158)
Gains (losses) included in earnings	—	—	(124)	(73)	(36,519)	(36,716)	(11,700)	(11,700)
Gains (losses) included in OCI	9	—	—	—	—	9	—	—
Additions	—	44	332	—	7,661	8,037	—	—
Sales	—	(365)	(156)	—	—	(521)	—	—
Settlements	(25)	(195)	(876)	—	—	(1,096)	—	—
Transfers out of Level 3	(88)	(276)	(3,888)	—	—	(4,252)	—	—

Balance at December 31, 2017	$1,288	$529	$43	$529	$168,031	$170,420	$(164,858)	$(164,858)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2017	$—	$—	$(3)	$42	$(18,986)	$(18,947)	$(11,700)	$(11,700)

Year ended December 31, 2016
(In thousands)	MBS classified as debt securities available- for-sale	CMOs classified as trading account debt securities	MBS classified as trading account debt securities	Other securities classified as trading account debt securities	Mortgage servicing rights	Total assets	Contingent consideration	Total liabilities
Balance at January 1, 2016	$1,434	$1,831	$6,454	$687	$211,405	$221,811	$(120,380)	$(120,380)
Gains (losses) included in earnings	(3)	(4)	(86)	(85)	(25,336)	(25,514)	(32,778)	(32,778)
Gains (losses) included in OCI	11	—	—	—	—	11	—	—
Additions	—	233	1,128	—	10,835	12,196	—	—
Sales	—	(309)	(1,852)	—	—	(2,161)	—	—
Settlements	(50)	(430)	(889)	—	(15)	(1,384)	—	—

Balance at December 31, 2016	$1,392	$1,321	$4,755	$602	$196,889	$204,959	$(153,158)	$(153,158)

Changes in unrealized gains (losses) included in earnings relating to assets still held at December 31, 2016	$—	$2	$(84)	$39	$(4,745)	$(4,788)	$(32,778)	$(32,778)

During the year ended December 31, 2017, certain MBS and CMO’s were transferred from Level 3 to Level 2 due to a change in valuation technique from an internally-prepared pricing matrix and discounted cash flow models, respectively, to a bond’s theoretical value.

Gains and losses (realized and unrealized) included in earnings for the years ended December 31, 2018, 2017, and 2016 for Level 3 assets and liabilities included in the previous tables are reported in the consolidated statement of operations as follows:

	2018		2017		2016
(In thousands)	Total gains (losses) included in earnings	Changes in unrealized gains (losses) relating to assets still held at reporting date	Total gains (losses) included in earnings	Changes in unrealized gains (losses) relating to assets still held at reporting date	Total gains (losses) included in earnings	Changes in unrealized gains (losses) relating to assets still held at reporting date
Interest income	$—	$—	$—	$—	$(3)	$—
FDIC loss share (expense) income	(6,112)	—	(11,700)	(11,700)	(33,413)	(33,413)
Mortgage banking activities	(8,477)	8,703	(36,519)	(18,986)	(25,336)	(4,745)
Trading account (loss) profit	(42)	22	(197)	39	(175)	(43)
Other operating income	—	—	—	—	635	635

Total	$(14,631)	$8,725	$(48,416)	$(30,647)	$(58,292)	$(37,566)

The following table includes quantitative information about significant unobservable inputs used to derive the fair value of Level 3 instruments, excluding those instruments for which the unobservable inputs were not developed by the Corporation such as prices of prior transactions and/or unadjusted third-party pricing sources.

(In thousands)	Fair value at December 31, 2018		Valuation technique	Unobservable inputs	Weighted average (range)[1]
CMO’s—trading	$611		Discounted cash flow model	Weighted average life Yield Prepayment speed	1.9 years (1.3 - 2.1 years) 4.1% (3.9% - 4.4%) 18.9% (16.3% - 20.7%)
Other—trading	$485		Discounted cash flow model	Weighted average life Yield Prepayment speed	5.2 years 12.0% 10.8%
Mortgage servicing rights	$169,777		Discounted cash flow model	Prepayment speed Weighted average life Discount rate	5.3% (0.2% - 17.8%) 6.8 years (0.1 - 17.4 years) 11.2% (9.5% - 15.0%)
Loans held-in-portfolio	$61,020	[2]	External appraisal	Haircut applied on external appraisals	10.3% (10.0% - 20.0%)
Other real estate owned	$35,233	[3]	External appraisal	Haircut applied on external appraisals	24.7% (15.0% - 30.0%)

[1]	Weighted average of significant unobservable inputs used to develop Level 3 fair value measurements were calculated by relative fair value.
[2]	Loans held-in-portfolio in which haircuts were not applied to external appraisals were excluded from this table.
[3]	Other real estate owned in which haircuts were not applied to external appraisals were excluded from this table.

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

Trading account debt securities and debt securities available-for-sale

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

•

Mutual funds, other equity securities, corporate securities, U.S. Treasury bills, and interest-only strips (included as “other” in the “trading account debt securities” category): For corporate securities and mutual funds, quoted prices for these security types are obtained from broker dealers. Given that the quoted prices are for similar instruments or do not trade in highly liquid markets, these securities are classified as Level 2. The important variables in determining the prices of Puerto Rico tax-exempt mutual fund shares are net asset value, dividend yield and type of assets in the fund. All funds trade based on a relevant dividend yield taking into consideration the aforementioned variables. In addition, demand and supply also affect the price. Other equity securities that do not trade in highly liquid markets are classified as Level 2. U.S. Treasury bills are classified as Level 1 given the high volume of trades and pricing based on those trades. Given that the fair value was estimated based on a discounted cash flow model using unobservable inputs, interest-only strips are classified as Level 3.

Equity securities

Equity securities are comprised principally of shares in closed-ended and open-ended mutual funds. Closed-end funds are traded on the secondary market at the shares’ market value. Open-ended funds are considered to be liquid, as investors can sell their shares continually to the fund and are priced at NAV. These equity securities are classified as Level 2.

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

On a quarterly basis, management evaluated and revised the estimated credit loss rates that are used to determine expected cash flows on the covered loan pools. The expected credit losses on the loan pools are used to determine the loss share cash flows expected to be paid to the FDIC when the true-up payment is due.

The true-up payment obligation was discounted using a term rate consistent with the time remaining until the payment is due. The discount rate was an estimate of the sum of the risk-free benchmark rate for the term remaining before the true-up payment is due and a risk premium to account for the credit risk profile of BPPR. The risk premium was calculated based on a volume weighted average spread of the Corporation’s outstanding senior unsecured debt over the equivalent T Note. The true-up payment obligation was classified as Level 3. As disclosed in Note 10, this true-up payment obligation ended as part of the Termination Agreement with the FDIC.

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

Note 30 – Fair value of financial instruments

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

The fair values reflected herein have been determined based on the prevailing rate environment at December 31, 2018 and December 31, 2017, as applicable. In different interest rate environments, fair value estimates can differ significantly, especially for certain fixed rate financial instruments. In addition, the fair values presented do not attempt to estimate the value of the Corporation’s fee generating businesses and anticipated future business activities, that is, they do not represent the Corporation’s value as a going concern.

The following tables present the carrying amount and estimated fair values of financial instruments with their corresponding level in the fair value hierarchy. The aggregate fair value amounts of the financial instruments disclosed do not represent management’s estimate of the underlying value of the Corporation.

	December 31, 2018
(In thousands)	Carrying amount	Level 1	Level 2	Level 3	Fair value
Financial Assets:
Cash and due from banks	$394,035	$394,035	$—	$—	$394,035
Money market investments	4,171,048	4,161,832	9,216	—	4,171,048
Trading account debt securities, excluding derivatives[1]	37,787	6,278	30,370	1,139	37,787
Debt securities available-for-sale[1]	13,300,184	2,719,740	10,579,211	1,233	13,300,184
Debt securities held-to-maturity:
Obligations of Puerto Rico, States and political subdivisions	$89,459	$—	$—	$90,534	$90,534
Collateralized mortgage obligation-federal agency	55	—	—	58	58
Securities in wholly owned statutory business trusts	11,561	—	11,561	—	11,561
Other	500	—	500	—	500

Total debt securities held-to-maturity	$101,575	$—	$12,061	$90,592	$102,653

Equity securities:
FHLB stock	$51,628	$—	$51,628	$—	$51,628
FRB stock	89,358	—	89,358	—	89,358
Other investments	14,598	—	13,296	5,539	18,835

Total equity securities	$155,584	$—	$154,282	$5,539	$159,821

Loans held-for-sale	$51,422	$—	$—	$52,474	$52,474
Loans not covered under loss sharing agreement with the FDIC	25,938,541	—	—	23,143,027	23,143,027
Mortgage servicing rights	169,777	—	—	169,777	169,777
Derivatives	13,603	—	13,603	—	13,603

	December 31, 2018
(In thousands)	Carrying amount	Level 1	Level 2	Level 3	Fair value
Financial Liabilities:
Deposits:
Demand deposits	$32,093,274	$—	$32,093,274	$—	$32,093,274
Time deposits	7,616,765	—	7,392,698	—	7,392,698

Total deposits	$39,710,039	$—	$39,485,972	$—	$39,485,972

Assets sold under agreements to repurchase	$281,529	$—	$281,535	$—	$281,535
Other short-term borrowings[2]	$42	$—	$42	$—	$42
Notes payable:
FHLB advances	$556,776	$—	$553,111	$—	$553,111
Unsecured senior debt securities	294,039	—	302,664	—	302,664
Junior subordinated deferrable interest debentures (related to trust preferred securities)	384,875	—	381,079	—	381,079
Capital lease obligations	20,412	—	—	20,412	20,412

Total notes payable	$1,256,102	$—	$1,236,854	$20,412	$1,257,266

Derivatives	$12,320	$—	$12,320	$—	$12,320

[1]	Refer to Note 29 to the Consolidated Financial Statements for the fair value by class of financial asset and its hierarchy level.
[2]	Refer to Note 19 to the Consolidated Financial Statements for the composition of other short-term borrowings.

	December 31, 2017
(In thousands)	Carrying amount	Level 1	Level 2	Level 3	Fair value
Financial Assets:
Cash and due from banks	$402,857	$402,857	$—	$—	$402,857
Money market investments	5,255,119	5,245,346	9,773	—	5,255,119
Trading account debt securities, excluding derivatives[1]	33,746	261	32,384	1,101	33,746
Debt securities available-for-sale[1]	10,176,923	503,385	9,672,250	1,288	10,176,923
Debt securities held-to-maturity:
Obligations of Puerto Rico, States and political subdivisions	$92,754	$—	$—	$83,239	$83,239
Collateralized mortgage obligation-federal agency	67	—	—	71	71
Securities in wholly owned statutory business trusts	13,198	—	13,198	—	13,198
Other	1,000	—	750	243	993

Total debt securities held-to-maturity	$107,019	$—	$13,948	$83,553	$97,501

Equity securities:
FHLB stock	$57,819	$—	$57,819	$—	$57,819
FRB stock	94,308	—	94,308	—	94,308
Other investments	12,976	—	11,076	5,214	16,290

Total equity securities	$165,103	$—	$163,203	$5,214	$168,417

Loans held-for-sale	$132,395	$—	$—	$134,839	$134,839
Loans not covered under loss sharing agreement with the FDIC	23,702,612	—	—	21,883,003	21,883,003
Loans covered under loss sharing agreements with the FDIC	484,030	—	—	465,893	465,893
FDIC loss share asset	45,192	—	—	33,323	33,323
Mortgage servicing rights	168,031	—	—	168,031	168,031
Derivatives	16,719	—	16,719	—	16,719

	December 31, 2017
(In thousands)	Carrying amount	Level 1	Level 2	Level 3	Fair value
Financial Liabilities:
Deposits:
Demand deposits	$27,938,630	$—	$27,938,630	$—	$27,938,630
Time deposits	7,514,878	—	7,381,232	—	7,381,232

Total deposits	$35,453,508	$—	$35,319,862	$—	$35,319,862

Assets sold under agreements to repurchase	$390,921	$—	$390,752	$—	$390,752
Other short-term borrowings[2]	$96,208	$—	$96,208	$—	$96,208
Notes payable:
FHLB advances	$631,490	$—	$628,839	$—	$628,839
Unsecured senior debt	446,873	—	463,554	—	463,554
Junior subordinated deferrable interest debentures (related to trust preferred securities)	439,351	—	406,883	—	406,883
Capital lease obligations	18,642	—	—	18,642	18,642
Total notes payable	$1,536,356	$—	$1,499,276	$18,642	$1,517,918

Derivatives	$14,431	$—	$14,431	$—	$14,431

Contingent consideration	$164,858	$—	$—	$164,858	$164,858

[1]	Refer to Note 29 to the Consolidated Financial Statements for the fair value by class of financial asset and its hierarchy level.
[2]	Refer to Note 19 to the Consolidated Financial Statements for the composition of other short-term borrowings.

The notional amount of commitments to extend credit at December 31, 2018 and December 31, 2017 is $ 7.5 billion and $ 7.6 billion, respectively, and represents the unused portion of credit facilities granted to customers. The notional amount of letters of credit at December 31, 2018 and December 31, 2017 is $ 29 million and $ 36 million respectively, and represents the contractual amount that is required to be paid in the event of nonperformance. The fair value of commitments to extend credit and letters of credit, which are based on the fees charged to enter into those agreements, are not material to Popular’s financial statements.

Note 31 – Employee benefits

Certain employees of BPPR are covered by three non-contributory defined benefit pension plans, the Banco Popular de Puerto Rico Retirement Plan and two Restoration Plans. Pension benefits are based on age, years of credited service, and final average compensation (the “Pension Plans”).

The Pension Plans are currently closed to new hires and the accrual of benefits are frozen to all participants. The Pension Plan’s benefit formula is based on a percentage of average final compensation and years of service as of the plan freeze date. Normal retirement age under the retirement plan is age 65 with 5 years of service. Pension costs are funded in accordance with minimum funding standards under the Employee Retirement Income Security Act of 1974 (“ERISA”). Benefits under the Pension Plans are subject to the U.S. and Puerto Rico Internal Revenue Code limits on compensation and benefits. Benefits under restoration plans restore benefits to selected employees that are limited under the Banco Popular de Puerto Rico Retirement Plan due to U.S. and Puerto Rico Internal Revenue Code limits and a compensation definition that excludes amounts deferred pursuant to nonqualified arrangements.

In addition to providing pension benefits, BPPR provides certain health care benefits for certain retired employees (the “OPEB Plan”). Regular employees of BPPR, hired before February 1, 2000, may become eligible for health care benefits, provided they reach retirement age while working for BPPR.

The Corporation’s funding policy is to make annual contributions to the plans, when necessary, in amounts which fully provide for all benefits as they become due under the plans.

The Corporation’s pension fund investment strategy is to invest in a prudent manner for the exclusive purpose of providing benefits to participants. A well defined internal structure has been established to develop and implement a risk-controlled investment strategy that is targeted to produce a total return that, when combined with BPPR contributions to the fund, will maintain the fund’s ability to meet all required benefit obligations. Risk is controlled through diversification of asset types, such as investments in domestic and international equities and fixed income.

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

The Pension Plans weighted average asset allocation as of December 31, 2018 and 2017 and the approved asset allocation ranges, by asset category, are summarized in the table below.

	Minimum allotment	Maximum allotment	2018	2017
Equity	0%	70%	32%	40%
Debt securities	0%	100%	65%	57%
Popular related securities	0%	5%	1%	N.M.
Cash and cash equivalents	0%	100%	2%	3%

N.M—Not meaningful, less than 1%

The following table sets forth by level, within the fair value hierarchy, the Pension Plans’ assets at fair value at December 31, 2018 and 2017. Investments measured at net asset value per share (“NAV”) as a practical expedient have not been classified in the fair value hierarchy, but are presented in order to permit reconciliation of the plans’ assets.

	2018					2017
(In thousands)	Level 1	Level 2	Level 3	Measured at NAV	Total	Level 1	Level 2	Level 3	Measured at NAV	Total
Obligations of the U.S. Government and its agencies	$—	$165,832	$—	$7,137	$172,969	$—	$130,721	$—	$7,566	$138,287
Corporate bonds and debentures	—	256,657	—	6,987	263,644	—	283,947	—	7,858	291,805
Equity securities—Common Stocks	90,175	—	—	—	90,175	123,052	—	—	—	123,052
Equity securities—ETF’s	39,394	29,635	—	—	69,029	54,110	49,779	—	—	103,889
Foreing commingled trust funds	—	—	—	59,362	59,362	—	—	—	74,013	74,013
Mutual fund	—	3,630	—	—	3,630	—	4,510	—	—	4,510
Mortgage-backed securities	—	11,349	—	—	11,349	—	4,539	—	—	4,539
Private equity investments	—	—	68	—	68	—	—	182	—	182
Cash and cash equivalents	10,573	—	—	—	10,573	22,686	—	—	—	22,686
Accrued investment income	—	—	5,024	—	5,024	—	—	4,576	—	4,576

Total assets	$140,142	$467,103	$5,092	$73,486	$685,823	$199,848	$473,496	$4,758	$89,437	$767,539

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

The following table presents the change in Level 3 assets measured at fair value.

(In thousands)	2018	2017
Balance at beginning of year	$4,758	$3,555
Actual return on plan assets:
Change in unrealized (loss) gain relating to instruments still held at the reporting date	—	—
Purchases, sales, issuance, settlements, paydowns and maturities (net)	334	1,203

Balance at end of year	$5,092	$4,758

There were no transfers in and/or out of Level 3 for financial instruments measured at fair value on a recurring basis during the years ended December 31, 2018 and 2017. There were no transfers in and/or out of Level 1 and Level 2 during the years ended December 31, 2018 and 2017.

Information on the shares of common stock held by the pension plans is provided in the table that follows.

(In thousands, except number of shares information)	2018	2017
Shares of Popular, Inc. common stock	152,804	149,127
Fair value of shares of Popular, Inc. common stock	$7,215	$5,293
Dividends paid on shares of Popular, Inc. common stock held by the plan	$151	$132

The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31, 2018 and 2017.

	Pension Plans		OPEB Plan
(In thousands)	2018	2017	2018	2017
Change in benefit obligation:
Benefit obligation at beginning of year	$816,988	$778,658	$170,720	$162,365
Service cost	—	—	1,028	1,026
Interest cost	25,493	25,889	5,562	5,703
Termination benefit loss	—	—	1,790	—
Actuarial (gain) loss	(47,549)	52,125	(20,547)	6,983
Benefits paid	(40,374)	(39,684)	(5,138)	(5,357)

Benefit obligation at end of year	$754,558	$816,988	$153,415	$170,720

Change in fair value of plan assets:
Fair value of plan assets at beginning of year	$767,539	$697,129	$—	$—
Actual return on plan assets	(41,572)	93,857	—	—
Employer contributions	230	16,237	5,138	5,357
Benefits paid	(40,374)	(39,684)	(5,138)	(5,357)

Fair value of plan assets at end of year	$685,823	$767,539	$—	$—

Amounts recognized in accumulated other comprehensive loss:
Net prior service cost	$—	$—	$—	$(3,470)
Net loss	304,330	290,327	5,720	27,549

Accumulated other comprehensive loss (AOCL)	$304,330	$290,327	$5,720	$24,079

Reconciliation of net (liabilities) assets:
Net (liabilities) assets at beginning of year	$(49,449)	$(81,529)	$(170,720)	$(162,365)
Amount recognized in AOCL at beginning of year, pre-tax	290,327	311,166	24,079	13,865

Amount prepaid at beginning of year	240,878	229,637	(146,641)	(148,500)
Net periodic benefit income (cost)	(5,513)	(4,996)	(4,402)	(3,498)
Additional benefit cost	—	—	(1,790)	—
Contributions	230	16,237	5,138	5,357

Amount prepaid at end of year	235,595	240,878	(147,695)	(146,641)
Amount recognized in AOCL	(304,330)	(290,327)	(5,720)	(24,079)

Net (liabilities) assets at end of year	$(68,735)	$(49,449)	$(153,415)	$(170,720)

The table below presents a breakdown of the plans’ assets and liabilities at December 31, 2018 and 2017.

	Pension Plans		OPEB Plan
(In thousands)	2018	2017	2018	2017
Current liabilities	$225	$232	$8,007	$6,202
Non-current liabilities	68,510	49,217	145,408	164,518

The following table presents the funded status of the plans at December 31, 2018 and 2017.

	Pension Plans		OPEB Plan
(In thousands)	2018	2017	2018	2017
Benefit obligation at end of year	$(754,558)	$(816,988)	$(153,415)	$(170,720)
Fair value of plan assets at end of year	685,823	767,539	—	—

Funded status at year end	$(68,735)	$(49,449)	$(153,415)	$(170,720)

The following table presents the change in accumulated other comprehensive loss (“AOCL”), pre-tax, for the years ended December 31, 2018 and 2017.

(In thousands)	Pension Plans		OPEB Plan
	2018	2017	2018	2017
Accumulated other comprehensive loss at beginning of year	$290,327	$311,166	$24,079	$13,865

Increase (decrease) in AOCL:
Recognized during the year:
Prior service (cost) credit	—	—	3,470	3,800
Amortization of actuarial losses\	(20,260)	(21,859)	(1,282)	(569)
Occurring during the year:
Net actuarial (gains) losses	34,263	1,020	(20,547)	6,983

Total (decrease) increase in AOCL	14,003	(20,839)	(18,359)	10,214

Accumulated other comprehensive loss at end of year	$304,330	$290,327	$5,720	$24,079

The following table presents the amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during 2019.

(In thousands)	Pension Plans	OPEB Plan
Net prior service cost	$—	$—

Net actuarial loss	$23,506	$—

The following table presents information for plans with a projected benefit obligation in excess of plan assets for the years ended December 31, 2018 and 2017.

	Pension Plans		OPEB Plan
(In thousands)	2018	2017	2018	2017
Projected benefit obligation	$754,558	$816,988	$153,415	$170,720
Accumulated benefit obligation	754,558	816,988	153,415	170,720
Fair value of plan assets	685,823	767,539	—	—

The Corporation estimates the service and interest cost components utilizing a full yield curve approach in the estimation of these components by applying the specific spot rates along the yield curve used in the determination of the benefit obligation to their underlying projected cash flows.

To determine benefit obligation at year end, the Corporation used a weighted average of annual spot rates applied to future expected cash flows for years ended December 31, 2018 and 2017.

The following table presents the discount rate and assumed health care cost trend rates used to determine the benefit obligation and net periodic benefit cost for the plans:

	Pension Plans		OPEB Plan
Weighted average assumptions used to determine benefit obligation at December 31:	2018	2017	2018	2017
Discount rate for benefit obligation	4.20 - 4.23%	3.54 - 3.56%	4.30%	3.62%
Initial health care cost trend rate	N/A	N/A	5.00%	5.50%
Ultimate health care cost trend rate	N/A	N/A	5.00%	5.00%
Year that the ultimate trend rate is reached	N/A	N/A	2019	2019

	Pension Plans			OPEB Plan
Weighted average assumptions used to determine net periodic benefit cost for the years ended December 31:	2018	2017	2016	2018	2017	2016
Discount rate for benefit obligation	3.54 - 3.56%	3.98 - 4.02%	4.20 - 4.27%	3.62%	4.10%	4.37%
Discount rate for service cost	N/A	N/A	N/A	3.74%	4.30%	4.63%
Discount rate for interest cost	3.16 - 3.20%	3.35 - 3.42%	3.39 - 3.52%	3.32%	3.58%	3.70%
Expected return on plan assets	5.50 - 6.00%	6.50%	6.88%	N/A	N/A	N/A
Initial health care cost trend rate	N/A	N/A	N/A	5.50%	6.00%	6.50%
Ultimate health care cost trend rate	N/A	N/A	N/A	5.00%	5.00%	5.00%
Year that the ultimate trend rate is reached	N/A	N/A	N/A	2019	2019	2019

The following table presents the components of net periodic benefit cost for the years ended December 31, 2018 and 2017.

	Pension Plans			OPEB Plan
(In thousands)	2018	2017	2016	2018	2017	2016
Personnel costs:
Service cost	$—	$—	$—	$1,028	$1,026	$1,156
Other operating expenses:
Interest cost	25,493	25,889	26,558	5,562	5,703	6,021
Expected return on plan assets	(40,240)	(42,752)	(40,646)	—	—	—
Amortization of prior service cost (credit)	—	—	—	(3,470)	(3,800)	(3,800)
Recognized net actuarial loss	20,260	21,859	20,849	1,282	569	1,099

Net periodic benefit (credit) cost	$5,513	$4,996	$6,761	$4,402	$3,498	$4,476

Termination benefit loss	—	—	—	1,790	—	—

Total benefit cost	$5,513	$4,996	$6,761	$6,192	$3,498	$4,476

The termination benefit loss of $1.8 million related to the additional health care benefits provided to the eligible employees that accepted to participate in the “VRP” was recorded as “Personnel costs” in the consolidated statement of operations.

During the years ended December 31, 2018, 2017 and 2016, there is no service cost recognized as part of the net periodic cost for the Pension Plans since the accrual of benefits for all participants has been frozen. As part of the implementation of ASU 2017-07, the other components of net periodic cost other than the service cost components were reclassified from “Personnel costs” to “Other operating expenses” in the consolidated statement of operations in the amount of $ 5.0 million for the year ended December 31, 2017 and $ 6.8 million for the year ended December 31, 2016 for Pension Plans and $ 2.5 million for the year ended December 31, 2017 and $ 3.3 million for the year ended December 31, 2016 for the OPEB Plan.

The Corporation expects to pay the following contributions to the plans during the year ended December 31, 2019.

(In thousands)	2019
Pension Plans	$229
OPEB Plan	$8,128

The Corporation customarily has made contributions to the Pension Plan to maintain a fully funded status for purposes of determining Pension Benefit Guaranty Corporation (“PBGC”) variable rate premiums. If such practice is continued during 2019, the expected contribution to the Pension Plan would increase by up to $44 million.

Assumed health care trend rates generally have a significant effect on the amounts reported for a health care plan. The following table presents the effects of changes in the assumed health care cost trend rates.

	December 31, 2018
(In thousands)	1-percentage point increase	1-percentage point decrease
Effect on total service cost and interest cost components for the year ended	$189	$(288)
Effect on accumulated postretirement benefit obligation at year end	$4,870	$(7,114)

Benefit payments projected to be made from the plans during the next ten years are presented in the table below.

(In thousands)	Pension Plans	OPEB Plan
2019	$46,976	$8,128
2020	44,435	6,645
2021	44,616	6,834
2022	44,883	7,026
2023	45,175	7,244
2024 - 2028	226,988	39,774

Savings plans

The Corporation also provides defined contribution savings plans pursuant to Section 1081.01(d) of the Puerto Rico Internal Revenue Code and Section 401(k) of the U.S. Internal Revenue Code, as applicable, for substantially all the employees of the Corporation. Investments in the plans are participant-directed, and employer matching contributions are determined based on the specific provisions of each plan. Employees are fully vested in the employer’s contribution after five years of service. The cost of providing these benefits in the year ended December 31, 2018 was $12.7 million (2017—$10 million, 2016—$8.8 million).

The plans held 1,490,253 (2017 – 1,644,706) shares of common stock of the Corporation with a market value of approximately $70.4 million at December 31, 2018 (2017—$58.4 million).

Note 32 – Net income per common share

The following table sets forth the computation of net income per common share (“EPS”), basic and diluted, for the years ended December 31, 2018, 2017 and 2016:

(In thousands, except per share information)	2018	2017	2016
Net income from continuing operations	$618,158	$107,681	$215,556
Net income from discontinued operations	—	—	1,135
Preferred stock dividends	(3,723)	(3,723)	(3,723)

Net income applicable to common stock	$614,435	$103,958	$212,968

Average common shares outstanding	101,142,258	101,966,429	103,275,264
Average potential dilutive common shares	166,385	78,907	102,019

Average common shares outstanding—assuming dilution	101,308,643	102,045,336	103,377,283

Basic EPS from continuing operations	$6.07	$1.02	$2.05

Basic EPS from discontinued operations	$—	$—	$0.01

Total Basic EPS	$6.07	$1.02	$2.06

Diluted EPS from continuing operations	$6.06	$1.02	$2.05

Diluted EPS from discontinued operations	$—	$—	$0.01

Total Diluted EPS	$6.06	$1.02	$2.06

As disclosed in Note 21, as of December 31, 2018, the Corporation completed a $125 million accelerated share repurchase transaction (“ASR”) and, in connection therewith, received an initial delivery of 2,000,000 shares of common stock during the third quarter of 2018 and 438,180 additional shares of common stock during the fourth quarter of 2018. The final number of shares delivered at settlement was based on the average daily volume weighted average price (“VWAP”) of its common stock, net of a discount, during the term of the ASR, which amounted to $51.27.

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

Note 33 – Revenue from contracts with customers

The following table presents the Corporation’s revenue streams from contracts with customers by reportable segment for the years ended December 31, 2018, 2017 and 2016:

	Years ended December 31,
(In thousands)	2018		2017		2016
	BPPR	Popular U.S.	BPPR	Popular U.S.	BPPR	Popular U.S.
Service charges on deposit accounts	$137,062	$13,615	$140,342	$13,367	$147,874	$12,962
Other service fees:
Debit card fees	45,139	1,035	41,851	870	45,203	1,038
Insurance fees, excluding reinsurance	33,951	3,667	31,030	3,060	43,356	2,842
Credit card fees, excluding late fees and membership fees	74,609	921	56,938	890	56,231	687
Sale and administration of investment products	21,895	—	21,958	—	21,450	—
Trust fees	20,351	—	20,408	—	19,223	—

Total revenue from contracts with customers	[1] $333,007	$19,238	$312,527	$18,187	$333,337	$17,529

[1]	The amounts include intersegment transactions of $3.2 million, $3.3 million and $3.3 million, respectively, for the years ended December 31, 2018, 2017 and 2016.

Revenue from contracts with customers is recognized when, or as, the performance obligations are satisfied by the Corporation by transferring the promised services to the customers. A service is transferred to the customer when, or as, the customer obtains control of that service. A performance obligation may be satisfied over time or at a point in time. Revenue from a performance obligation satisfied over time is recognized based on the services that have been rendered to date. Revenue from a performance obligation satisfied at a point in time is recognized when the customer obtains control over the service. The transaction price, or the amount of revenue recognized, reflects the consideration the Corporation expects to be entitled to in exchange for those promised services. In determining the transaction price, the Corporation considers the effects of variable consideration. Variable consideration is included in the transaction price only to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The Corporation is the principal in a transaction if it obtains control of the specified goods or services before they are transferred to the customer. If the Corporation acts as principal, revenues are presented in the gross amount of consideration to which it expects to be entitled and are not netted with any related expenses. On the other hand, the Corporation is an agent if it does not control the specified goods or services before they are transferred to the customer. If the Corporation acts as an agent, revenues are presented in the amount of consideration to which it expects to be entitled, net of related expenses.

Following is a description of the nature and timing of revenue streams from contracts with customers:

Service charges on deposit accounts

Service charges on deposit accounts are earned on retail and commercial deposit activities and include, but are not limited to, nonsufficient fund fees, overdraft fees and checks stop payment fees. These transaction-based fees are recognized at a point in time, upon occurrence of an activity or event or upon the occurrence of a condition which triggers the fee assessment. The Corporation is acting as principal in these transactions.

Debit card fees

Debit card fees include, but are not limited to, interchange fees, surcharging income and foreign transaction fees. These transaction-based fees are recognized at a point in time, upon occurrence of an activity or event or upon the occurrence of a condition which triggers the fee assessment. Interchange fees are recognized upon settlement of the debit card payment transactions. The Corporation is acting as principal in these transactions.

Insurance fees

Insurance fees include, but are not limited to, commissions and contingent commissions. Commissions and fees are recognized when related policies are effective since the Corporation does not have an enforceable right to payment for services completed to date. An allowance is created for expected adjustments to commissions earned related to policy cancellations. Contingent commissions are recorded on an accrual basis when the amount to be received is notified by the insurance company. The Corporation is acting as an agent since it arranges for the sale of the policies and receives commissions if, and when, it achieves the sale.

Credit card fees

Credit card fees include, but are not limited to, interchange fees, additional card fees, cash advance fees, balance transfer fees, foreign transaction fees, and returned payments fees. Credit card fees are recognized at a point in time, upon the occurrence of an activity or an event. Interchange fees are recognized upon settlement of the credit card payment transactions. The Corporation is acting as principal in these transactions.

Sale and administration of investment products

Fees from the sale and administration of investment products include, but are not limited to, commission income from the sale of investment products, asset management fees, underwriting fees, and mutual fund fees.

Commission income from investment products is recognized on the trade date since clearing, trade execution, and custody services are satisfied when the customer acquires or disposes of the rights to obtain the economic benefits of the investment products and brokerage contracts have no fixed duration and are terminable at will by either party. The Corporation is acting as principal in these transactions since it performs the service of providing the customer with the ability to acquire or dispose of the rights to obtain the economic benefits of investment products.

Asset management fees are satisfied over time and are recognized in arrears. At contract inception, the estimate of the asset management fee is constrained from the inclusion in the transaction price since the promised consideration is dependent on the market and thus is highly susceptible to factors outside the manager’s influence. As advisor, the broker-dealer subsidiary is acting as principal.

Underwriting fees are recognized at a point in time, when the investment products are sold in the open market at a markup. When the broker-dealer subsidiary is lead underwriter, it is acting as an agent. In turn, when it is a participating underwriter, it is acting as principal.

Mutual fund fees, such as distribution fees, are considered variable consideration and are recognized over time, as the uncertainty of the fees to be received is resolved as NAV is determined and investor activity occurs. The promise to provide distribution-related services is considered a single performance obligation as it requires the provision of a series of distinct services that are substantially the same and have the same pattern of transfer. When the broker-dealer subsidiary is acting as a distributor, it is acting as principal. In turn, when it acts as third-party dealer, it is acting as an agent.

Trust fees

Trust fees are recognized from retirement plan, mutual fund administration, investment management, trustee, escrow, and custody and safekeeping services. These asset management services are considered a single performance obligation as it requires the provision of a series of distinct services that are substantially the same and have the same pattern of transfer. The performance obligation is satisfied over time, except for optional services and certain other services that are satisfied at a point in time. Revenues are recognized in arrears, when, or as, the services are rendered. The Corporation is acting as principal since, as asset manager, it has the obligation to provide the specified service to the customer and has the ultimate discretion in establishing the fee paid by the customer for the specified services.

Note 34 – Rental expense and commitments

At December 31, 2018, the Corporation was obligated under a number of non-cancelable operating and capital leases for land, buildings, and equipment which require rentals as follows:

(In thousands)	2019	2020	2021	2022	2023	Later Years	Total
Operating Leases [1]	$33,347	$29,517	$26,892	$23,280	$21,147	$77,899	$212,082
Capital Leases [2]	1,690	1,881	2,086	2,307	2,544	9,904	20,412

[1]	Minimum payments of operating leases have not been reduced by minimum non-cancelable sublease rentals due in the future of $ 0.1 million at December 31, 2018.
[2]	Imputed interest necessary to reduce the minimum lease payments to present value amounted to $6.3 million.

Total rental expense for all operating leases, except those with terms of a month or less that were not renewed, for the year ended December 31, 2018 was $ 31.2 million (2017—$ 32.1 million; 2016—$ 32.4 million), which is included in net occupancy, equipment and communication expenses, according to their nature. Total amortization expense for capital leases for the year ended December 31, 2018 was $1.5 million (2017—$1.3 million; 2016—$1.2 million), and total interest expense for capital leases for the year ended December 31, 2018 was $1.2 million (2017—$1.2 million; 2016—$1.2 million).

Note 35 – FDIC loss share income (expense)

The caption of FDIC loss-share income (expense) in the Consolidated Statements of Operations consists of the following major categories:

	Years ended December 31,
(In thousands)	2018	2017	2016
Amortization	$(934)	$(469)	$(10,201)
80% mirror accounting on credit impairment losses	104	3,136	(239)
80% mirror accounting on reimbursable expenses	537	2,454	8,433
80% mirror accounting on recoveries on covered assets, including rental income on OREOs, subject to reimbursement to the FDIC	(1,658)	2,405	(31,338)
Change in true-up payment obligation	(6,112)	(11,700)	(33,413)
Arbitration decision charge	—	—	(136,197)
Gain on FDIC loss-share Termination Agreement[1]	102,752	—	—
Other	36	(5,892)	(4,824)

Total FDIC loss share income (expense)	$94,725	$(10,066)	$(207,779)

[1]	Refer to Note 10 for additional information of the Termination Agreement with the FDIC.

Note 36—Stock-based compensation

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

Under the Incentive Plan, the Corporation has issued restricted shares, which become vested based on the employees’ continued service with Popular. Unless otherwise stated in an agreement, the compensation cost associated with the shares of restricted stock is determined based on a two-prong vesting schedule. The first part is vested ratably over five years commencing at the date of grant (the “graduated vesting portion”) and the second part is vested at termination of employment after attaining 55 years of age and 10 years of service (the “retirement vesting portion”). The graduated vesting portion is accelerated at termination of employment after attaining 55 years of age and 10 years of service. The vesting schedule for restricted shares granted on or after 2014 was modified as follows, the first part is vested ratably over four years commencing at the date of the grant (the “graduated vesting portion”) and the second part is vested at termination of employment after attaining the earlier of 55 years of age and 10 years of service or 60 years of age and 5 years of service (the “retirement vesting portion”). The graduated vesting portion is accelerated at termination of employment after attaining the earlier of 55 years of age and 10 years of service or 60 years of age and 5 years of service.

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

The following table summarizes the restricted stock and performance shares activity under the Incentive Plan for members of management.

(Not in thousands)	Shares	Weighted-average grant date fair value
Non-vested at January 1, 2016	495,731	$28.25
Granted	344,488	25.86
Performance Shares Quantity Adjustment	39,566	24.37
Vested	(487,784)	27.72
Forfeited	(8,019)	29.13

Non-vested at December 31, 2016	383,982	$26.35
Granted	212,200	42.57
Performance Shares Quantity Adjustment	(232,989)	29.10
Vested	(67,853)	48.54

Non-vested at December 31, 2017	295,340	$30.75
Granted	239,062	45.81
Performance Shares Quantity Adjustment	234,076	33.09
Vested	(372,271)	35.83
Forfeited	(14,021)	37.35

Non-vested at December 31, 2018	382,186	$36.41

During the year ended December 31, 2018, 166,648 shares of restricted stock (2017—138,516; 2016— 279,890) were awarded to management under the Incentive Plan. During the year ended December 31, 2018, 72,414 performance shares (2017—73,684; 2016—64,598) were awarded to management under the incentive plan.

During the year ended December 31, 2018, the Corporation recognized $ 6.9 million of restricted stock expense related to management incentive awards, with a tax benefit of $ 1.1 million (2017—$ 5.6 million, with a tax benefit of $ 1.1 million; 2016—$ 7.3 million, with a tax benefit of $ 1.4 million). During the year ended December 31, 2018, the fair market value of the restricted stock vested was $6.0 million at grant date and $8.0 million at vesting date. This triggers a windfall of $0.7 million that was recorded as a reduction on income tax expense. During the year ended December 31, 2018 the Corporation recognized $5.6 million of performance shares expense, with a tax benefit of $ 0.4 million (2017—$1.2 million, with a tax benefit of $ 0.1 million; 2016—$1.5 million, with a tax benefit of $0.1 million). The total unrecognized compensation cost related to non-vested restricted stock awards to members of management at December 31, 2018 was $ 8.3 million and is expected to be recognized over a weighted-average period of 2.3 years.

The following table summarizes the restricted stock activity under the Incentive Plan for members of the Board of Directors:

(Not in thousands)	Restricted stock	Weighted-average grant date fair value
Non-vested at January 1, 2016	—	—
Granted	40,517	$29.77
Vested	(40,517)	29.77
Forfeited	—	—

Non-vested at December 31, 2016	—	—
Granted	25,771	$38.42
Vested	(25,771)	38.42
Forfeited	—	—

Non-vested at December 31, 2017	—	—
Granted	25,159	$46.71
Vested	(25,159)	46.71
Forfeited	—	—

Non-vested at December 31, 2018	—	—

During the year ended December 31, 2018, the Corporation granted 25,159 shares of restricted stock to members of the Board of Directors of Popular, Inc., which became vested at grant date (2017—25,771; 2016 – 40,517). During this period, the Corporation recognized $1.6 million of restricted stock expense related to these restricted stock grants, with a tax benefit of $0.2 million (2017— $1.3 million, with a tax benefit of $ 0.1 million; 2016—$1.1 million, with a tax benefit of $0.1 million). The fair value at vesting date of the restricted stock vested during the year ended December 31, 2018 for directors was $ 1.2 million.

Note 37 – Income taxes

The components of income tax expense for the years ended December 31, are summarized in the following table.

(In thousands)	2018	2017	2016
Current income tax expense:
Puerto Rico	$126,700	$17,356	$11,031
Federal and States	6,841	6,046	7,059

Subtotal	133,541	23,402	18,090

Deferred income tax expense (benefit):
Puerto Rico	(62,601)	31,132	36,423
Federal and States	20,953	7,938	24,271
Adjustment for enacted changes in income tax laws	27,686	168,358	—

Subtotal	(13,962)	207,428	60,694

Total income tax expense	$119,579	$230,830	$78,784

The reasons for the difference between the income tax expense applicable to income before provision for income taxes and the amount computed by applying the statutory tax rate in Puerto Rico were as follows:

	2018		2017		2016
(In thousands)	Amount	% of pre-tax income	Amount	% of pre-tax income	Amount	% of pre-tax income
Computed income tax at statutory rates	$287,717	39%	$132,020	39%	$114,792	39%
Benefit of net tax exempt interest income	(97,199)	(13)	(76,815)	(23)	(63,053)	(22)
Effect of income subject to preferential tax rate[1]	(111,738)	(15)	(13,104)	(4)	11,155	4
Deferred tax asset valuation allowance	27,336	4	20,882	6	16,585	6
Difference in tax rates due to multiple jurisdictions	(16,324)	(3)	(2,217)	(1)	(4,092)	(1)
Adjustment in net deferred tax due to change in tax law	27,686	4	168,358	50	—	—
Unrecognized tax benefits	(1,621)	—	(1,185)	—	(4,442)	(2)
State and local taxes	8,772	1	4,123	1	9,081	3
Others	(5,050)	(1)	(1,232)	—	(1,242)	—

Income tax expense	$119,579	16%	$230,830	68%	$78,784	27%

[1]	For the year ended December 31,2018, includes the impact of the Tax Closing Agreement entered into in connection with the Westernbank FDIC-assisted Transaction.

Income tax expense of $119.6 million for the year ended December 31, 2018 reflects the impact of the Termination Agreement with the FDIC. In June 2012, the Puerto Rico Department of the Treasury and the Corporation entered into a Tax Closing Agreement (the “Tax Closing Agreement”) to clarify the tax treatment related to the loans acquired in the FDIC Transaction in accordance with the provisions of the Puerto Rico Tax Code. The Tax Closing Agreement provides that these loans are capital assets and any principal amount collected in excess of the amount paid for such loans will be taxed as a capital gain. The Tax Closing Agreement further provides that the Corporation’s tax liability upon the termination of the Shared-Loss Agreements be calculated based on the “deemed sale” of the underlying loans. As a result, in connection with the Termination Agreement with the FDIC, the Corporation recognized an additional income tax expense of $49.8 million associated with the “deemed sale” incremental tax liability at the capital gains rate per the Tax Closing Agreement. In addition, the Corporation recognized an income tax benefit of $158.7 million related to the increase in deferred tax assets due to increase in the tax basis of the loans as a result of the “deemed sale” for a net tax benefit of $108.9 million. Also, the Corporation recorded an income tax expense of $45.0 million related to the gain resulting from the Termination Agreement, mainly related to the reversal of net deferred tax liability of the true-up payment obligation and the FDIC Loss Share Asset.

On December 10, 2018, the Governor of Puerto Rico signed into law Act No. 257 of 2018, which amended the Puerto Rico Internal Revenue Code to, among other things, reduce the Puerto Rico corporate income tax rate from 39% to 37.5%. The Corporation recognized $27.7 million of income tax expense as a result of a reduction in the Corporation’s net deferred tax asset related to its Puerto Rico operations, due to aforementioned reduction in tax rate at which it expects to realize the benefit of the deferred tax asset.

On December 22, 2017, the President of the United States signed into law the “Tax Cuts and Job Acts” (the “Act”), which resulted in a reduction in the U.S. operations net deferred tax asset with a corresponding charge to income tax expense of $168.4 million primarily for a reduction in the marginal corporate income tax rate. Among the most significant provisions of the 2017 Federal Tax Reform was the reduction of the U.S. federal income tax rate from a maximum rate of 35% to a single tax rate of 21%. The Corporation has completed its evaluation of the impact of the Act and has recorded all of the corresponding adjustments.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Significant components of the Corporation’s deferred tax assets and liabilities at December 31 were as follows:

	December 31, 2018
(In thousands)	PR	US	Total
Deferred tax assets:
Tax credits available for carryforward	$15,900	$7,757	$23,657
Net operating loss and other carryforward available	116,154	720,933	837,087
Postretirement and pension benefits	83,390	—	83,390
Deferred loan origination fees	3,216	(1,280)	1,936
Allowance for loan losses	516,643	18,612	535,255
Deferred gains	—	2,551	2,551
Accelerated depreciation	1,963	5,786	7,749
FDIC-assisted transaction	95,851	—	95,851
Intercompany deferred (loss) gains	1,518	—	1,518
Difference in outside basis from pass-through entities	20,209	—	20,209
Other temporary differences	24,957	7,522	32,479

Total gross deferred tax assets	879,801	761,881	1,641,682

Deferred tax liabilities:
Indefinite-lived intangibles	34,081	39,597	73,678
Unrealized net gain (loss) on trading and available-for-sale securities	23,823	(12,783)	11,040
Other temporary differences	10,579	1,109	11,688

Total gross deferred tax liabilities	68,483	27,923	96,406

Valuation allowance	89,852	406,455	496,307

Net deferred tax asset	$721,466	$327,503	$1,048,969

	December 31, 2017
(In thousands)	PR	US	Total
Deferred tax assets:
Tax credits available for carryforward	$16,069	$7,979	$24,048
Net operating loss and other carryforward available	115,512	708,158	823,670
Postretirement and pension benefits	85,488	—	85,488
Deferred loan origination fees	3,669	958	4,627
Allowance for loan losses	603,462	20,708	624,170
Deferred gains	—	2,670	2,670
Accelerated depreciation	1,300	7,083	8,383
Intercompany deferred (loss) gains	224	—	224
Difference in outside basis from pass-through entities	30,424	—	30,424
Other temporary differences	25,084	6,901	31,985

Total gross deferred tax assets	881,232	754,457	1,635,689

Deferred tax liabilities:
FDIC-assisted transaction	60,402	—	60,402
Indefinite-lived intangibles	31,973	33,009	64,982
Unrealized net gain (loss) on trading and available-for-sale securities	26,364	(7,961)	18,403
Other temporary differences	9,876	386	10,262

Total gross deferred tax liabilities	128,615	25,434	154,049

Valuation allowance	67,263	380,561	447,824

Net deferred tax asset	$685,354	$348,462	$1,033,816

The net deferred tax asset shown in the table above at December 31, 2018 is reflected in the consolidated statements of financial condition as $1.0 billion in net deferred tax assets (in the “other assets” caption) (2017—$1.0 billion in deferred tax asset in the “other assets” caption) and $926 thousands in deferred tax liabilities (in the “other liabilities” caption) (2017—$1.3 million in deferred tax liabilities in the “other liabilities” caption), reflecting the aggregate deferred tax assets or liabilities of individual tax-paying subsidiaries of the Corporation.

Included as part of the other carryforwards available are $42.2 million related to contributions to BPPR’s qualified pension plan that have no expiration date. Additionally, the deferred tax asset related to the NOLs outstanding at December 31, 2018 expires as follows:

(In thousands)
2019	$662
2024	10,125
2025	13,516
2026	11,126
2027	29,021
2028	327,166
2029	99,182
2030	105,048
2031	94,434
2032	16,694
2033	96
2034	78,632
2037	7,489
2038	1,642

$794,833

A deferred tax asset should be reduced by a valuation allowance if based on the weight of all available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or the entire deferred tax asset will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. At December 31, 2018 the net deferred tax asset of the U.S. operations amounted to $734 million with a valuation allowance of approximately $406 million, for a net deferred tax asset after valuation allowance of approximately $328 million. As of December 31, 2018, after weighting all positive and negative evidence, the Corporation concluded that it is more likely than not that approximately $328 million of the deferred tax asset from the U.S. operations, comprised mainly of net operating losses, will be realized. The Corporation based this determination on its estimated earnings available to realize the deferred tax asset for the remaining carryforward period, together with the historical level of book income adjusted by permanent differences. Management will continue to evaluate the realization of the deferred tax asset each quarter and adjust as any changes arise.

At December 31, 2018, the Corporation’s net deferred tax assets related to its Puerto Rico operations amounted to $721 million.

The Corporation’s Puerto Rico Banking operation is not in a cumulative loss position and has sustained profitability for the three year period ended December 31, 2018. This is considered a strong piece of objectively verifiable positive evidence that out weights any negative evidence considered by management in the evaluation of the realization of the deferred tax asset. Based on this evidence and management’s estimate of future taxable income, the Corporation has concluded that it is more likely than not that such net deferred tax asset of the Puerto Rico Banking operations will be realized.

The Holding Company operation is in a cumulative loss position, taking into account taxable income exclusive of reversing temporary differences, for the three years period ending December 31, 2018. Management expect these losses will be a trend in future years. This objectively verifiable negative evidence is considered by management a strong negative evidence that will suggest that income in future years will be insufficient to support the realization of all deferred tax asset. After weighting of all positive and negative evidence management concluded, as of the reporting date, that it is more likely than not that the Holding Company will not be able to realize any portion of the deferred tax assets, considering the criteria of ASC Topic 740. Accordingly, the Corporation has maintained a full valuation allowance on the deferred tax asset of $90 million as of December 2018.

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

The following table presents a reconciliation of unrecognized tax benefits.

(In millions)
Balance at January 1, 2017	$7.4
Additions for tax positions related to 2017	1.1
Reduction as a result of lapse of statute of limitations	(0.9)
Reduction as a result of settlements	(0.3)

Balance at December 31, 2017	$7.3
Additions for tax positions related to 2018	1.1
Reduction as a result of lapse of statute of limitations	(1.2)

Balance at December 31, 2018	$7.2

At December 31, 2018, the total amount of interest recognized in the statement of financial condition approximated $2.8 million (2017—$2.7 million). The total interest expense recognized during 2018 was $615 thousand net of the reduction of $483 thousand due to the expiration of the statute of limitations (2017—$598 thousand). Management determined that, as of December 31, 2018 and 2017, there was no need to accrue for the payment of penalties. The Corporation’s policy is to report interest related to unrecognized tax benefits in income tax expense, while the penalties, if any, are reported in other operating expenses in the consolidated statements of operations.

After consideration of the effect on U.S. federal tax of unrecognized U.S. state tax benefits, the total amount of unrecognized tax benefits, including U.S. and Puerto Rico that, if recognized, would affect the Corporation’s effective tax rate, was approximately $9.0 million at December 31, 2018 (2017—$9.0 million).

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

The Corporation and its subsidiaries file income tax returns in Puerto Rico, the U.S. federal jurisdiction, various U.S. states and political subdivisions, and foreign jurisdictions. As of December 31, 2018, the following years remain subject to examination in the U.S. Federal jurisdiction – 2015 and thereafter and in the Puerto Rico jurisdiction – 2014 and thereafter. The Corporation anticipates a reduction in the total amount of unrecognized tax benefits within the next 12 months, which could amount to approximately $4.7 million.

Note 38 – Supplemental disclosure on the consolidated statements of cash flows

Additional disclosures on cash flow information and non-cash activities for the years ended December 31, 2018, 2017 and 2016 are listed in the following table:

(In thousands)	2018	2017	2016
Income taxes paid	$4,116	$2,433	$3,763
Interest paid	296,757	221,432	212,353
Non-cash activities:
Loans transferred to other real estate	47,965	82,035	117,334
Loans transferred to other property	43,645	27,407	28,614

Total loans transferred to foreclosed assets	91,610	109,442	145,948
Loans transferred to other assets	16,843	7,514	4,319
Financed sales of other real estate assets	16,779	11,237	15,452
Financed sales of other foreclosed assets	17,867	8,435	17,351

Total financed sales of foreclosed assets	34,646	19,672	32,803
Transfers from loans held-in-portfolio to loans held-for-sale	—	2,472	7,249
Transfers from loans held-for-sale to loans held-in-portfolio	20,938	1,705	5,947
Loans securitized into investment securities[1]	506,685	462,033	775,612
Trades receivables from brokers and counterparties	40,088	7,514	46,630
Trades payable to brokers and counterparties	64	2	102
Receivables from investments securities	70,000	70,000	—
Recognition of mortgage servicing rights on securitizations or asset transfers	10,223	7,661	10,884
Interest capitalized on loans subject to the temporary payment moratorium	481	46,944	—
Loans booked under the GNMA buy-back option	384,371	790,942	91,255
Gain from the FDIC Termination Agreement	102,752	—	—

[1]	Includes loans securitized into trading securities and subsequently sold before year end.

The following table provides a reconciliation of cash and due from banks, and restricted cash reported within the Consolidated Statement of Financial Condition that sum to the total of the same such amounts shown in the Consolidated Statement of Cash Flows.

(In thousands)	December 31, 2018	December 31, 2017	December 31, 2016
Cash and due from banks	$353,936	$381,289	$351,532
Restricted cash and due from banks	40,099	21,568	10,862
Restricted cash in money market investments	9,216	9,772	11,803

Total cash and due from banks, and restricted cash[2]	$403,251	$412,629	$374,197

[2]	Refer to Note 5—Restrictions on cash and due from banks and certain securities for nature of restrictions.

Note 39 – Segment reporting

The Corporation’s corporate structure consists of two reportable segments – Banco Popular de Puerto Rico and Popular U.S. These reportable segments pertain only to the continuing operations of Popular, Inc.

Management determined the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. The segments were determined based on the organizational structure, which focuses primarily on the markets the segments serve, as well as on the products and services offered by the segments.

Banco Popular de Puerto Rico:

Given that Banco Popular de Puerto Rico constitutes a significant portion of the Corporation’s results of operations and total assets at December 31, 2018, additional disclosures are provided for the business areas included in this reportable segment, as described below:

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

•

Consumer and retail banking represents the branch banking operations of BPPR which focus on retail clients. It includes the consumer lending business operations of BPPR, as well as the lending operations of Popular Auto and Popular Mortgage. Popular Auto focuses on auto and lease financing, while Popular Mortgage focuses principally on residential mortgage loan originations. During 2018, the Reliable brand was transferred to Popular, Inc. and is being used by Popular Auto. The consumer and retail banking area also incorporates income related with the investment of excess funds from the branch network, as well as a proportionate share of the investment function of BPPR.

•

Other financial services include the trust and asset management service units of BPPR, the brokerage and investment banking operations of Popular Securities, and the insurance agency and reinsurance businesses of Popular Insurance, Popular Insurance V.I., Popular Risk Services, and Popular Life Re. Most of the services that are provided by these subsidiaries generate profits based on fee income. Popular Insurance V.I. was dissolved on December 31, 2018.

Popular U.S.:

Popular U.S. reportable segment consists of the banking operations of Popular Bank (PB), E-LOAN, Inc., Popular Equipment Finance, Inc. and Popular Insurance Agency, U.S.A. PB operates through a retail branch network in the U.S. mainland under the name of Popular, while E-LOAN, Inc. supported PB’s deposit gathering through its online platform until March 31, 2017, when said operations were transferred to Popular Direct, a division of PB. During 2017, the E-LOAN brand was transferred to Popular Inc. and is being used by BPPR to offer personal loans through an online platform. Popular Equipment Finance, Inc. also holds a running-off loan portfolio as this subsidiary ceased originating loans during 2009. Popular Insurance Agency, U.S.A. offers investment and insurance services across the PB branch network.

The Corporate group consists primarily of the holding companies Popular, Inc., Popular North America, Popular International Bank and certain of the Corporation’s investments accounted for under the equity method, including EVERTEC and Centro Financiero BHD, Leon. The Corporate group also includes the expenses of certain corporate areas that are identified as critical to the organization including: Finance, Risk Management and Legal.

The accounting policies of the individual operating segments are the same as those of the Corporation. Transactions between reportable segments are primarily conducted at market rates, resulting in profits that are eliminated for reporting consolidated results of operations.

Effective on January 1, 2019, the Corporation’s management changed the measurement basis for its reportable segments. Historically, for management reporting purposes, the Corporation had reversed the effect of the intercompany billings from Popular Inc., holding company, to its subsidiaries for certain services or expenses incurred on their behalf. In addition, the Corporation used to reflect an income tax expense allocation for several of its subsidiaries which are Limited Liability Companies (“LLCs”) and had made an election to be treated as a pass through entities for income tax purposes. The Corporation’s management has determined to discontinue making these adjustments, effective on January 1, 2019, for purposes of its management and reportable segment reporting. The Corporation will reflect these changes in the measurement of the reportable segments’ results prospectively beginning on January 1, 2019.

The tables that follow present the results of operations and total assets by reportable segments:

December 31, 2018
(In thousands)	Banco Popular de Puerto Rico	Popular U.S.	Intersegment Eliminations
Net interest income	$1,482,178	$304,576	$(2)
Provision for loan losses	198,442	29,881	—
Non-interest income	592,938	19,988	(560)
Amortization of intangibles	8,620	665	—
Depreciation expense	43,504	9,053	—
Other operating expenses	1,073,012	182,154	(546)
Income tax expense	121,195	25,294	—

Net income	$630,343	$77,517	$(16)

Segment assets	$38,037,696	$9,381,636	$(114,923)

December 31, 2018
(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.
Net interest income (expense)	$1,786,752	$(51,875)	$—	$1,734,877
Provision (reversal) for loan losses	228,323	(251)	—	228,072
Non-interest income	612,366	42,914	(2,786)	652,494
Amortization of intangibles	9,285	41	—	9,326
Depreciation expense	52,557	743	—	53,300
Loss on early extinguishment of debt	—	12,522	—	12,522
Other operating expenses	1,254,620	94,640	(2,846)	1,346,414
Income tax expense (benefit)	146,489	(26,947)	37	119,579

Net income (loss)	$707,844	$(89,709)	$23	$618,158

Segment assets	$47,304,409	$5,099,491	$(4,799,323)	$47,604,577

December 31, 2017
(In thousands)	Banco Popular de Puerto Rico	Popular U.S.	Intersegment Eliminations
Net interest income	$1,279,844	$280,946	$(217)
Provision for loan losses	253,032	77,944	—
Non-interest income	364,164	20,430	(572)
Amortization of intangibles	8,713	665	—
Depreciation expense	39,162	8,553	—
Other operating expenses	957,924	170,042	(551)
Income tax expense	72,741	191,749	(93)

Net income (loss)	$312,436	$(147,577)	$(145)

Segment assets	$34,843,668	$9,168,256	$(16,992)

December 31, 2017
(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.
Net interest income (expense)	$1,560,573	$(58,609)	$—	$1,501,964
Provision for loan losses	330,976	403	(5,955)	325,424
Non-interest income	384,022	37,949	(2,804)	419,167
Amortization of intangibles	9,378	—	—	9,378
Depreciation expense	47,715	649	—	48,364
Other operating expenses	1,127,415	74,731	(2,692)	1,199,454
Income tax expense (benefit)	264,397	(35,835)	2,268	230,830

Net income (loss)	$164,714	$(60,608)	$3,575	$107,681

Segment assets	$43,994,932	$5,046,153	$(4,763,748)	$44,277,337

December 31, 2016
(In thousands)	Banco Popular de Puerto Rico	Popular U.S.	Intersegment Eliminations
Net interest income	$1,224,771	$258,416	$(474)
Provision for loan losses	154,785	15,266	—
Non-interest income	243,368	21,651	(119)
Amortization of intangibles	11,479	665	—
Goodwill impairment charge	3,801	—	—
Depreciation expense	39,505	6,715	—
Other operating expenses	952,894	174,585	(779)
Income tax expense	75,615	36,712	92

Net income	$230,060	$46,124	$94

Segment assets	$29,841,854	$8,629,439	$(31,397)

December 31, 2016
(In thousands)	Reportable Segments	Corporate	Eliminations	Total Popular, Inc.
Net interest income (expense)	$1,482,713	$(60,658)	$—	$1,422,055
Provision (reversal) for loan losses	170,051	(35)	—	170,016
Non-interest income	264,900	35,705	(2,669)	297,936
Amortization of intangibles	12,144	—	—	12,144
Goodwill impairment charge	3,801	—	—	3,801
Depreciation expense	46,220	654	—	46,874
Other operating expenses	1,126,700	68,694	(2,578)	1,192,816
Income tax expense (benefit)	112,419	(33,617)	(18)	78,784

Net income (loss)	$276,278	$(60,649)	$(73)	$215,556

Segment assets	$38,439,896	$4,982,113	$(4,760,400)	$38,661,609

Additional disclosures with respect to the Banco Popular de Puerto Rico reportable segment are as follows:

December 31, 2018
Banco Popular de Puerto Rico
(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations and Other Adjustments [1]	Total Banco Popular de Puerto Rico
Net interest income	$584,293	$892,735	$5,201	$(51)	$1,482,178
Provision for loan losses	105,604	92,838	—	—	198,442
Non-interest income	84,762	311,775	95,199	101,202	592,938
Amortization of intangibles	208	4,275	4,137	—	8,620
Depreciation expense	17,668	25,222	614	—	43,504
Other operating expenses	276,158	718,990	71,344	6,520	1,073,012
Income tax expense	76,255	100,925	7,903	(63,888)	121,195

Net income	$193,162	$262,260	$16,402	$158,519	$630,343

Segment assets	$27,712,852	$22,712,950	$376,992	$(12,765,098)	$38,037,696

[1]

Includes the impact of the Termination Agreement with the FDIC and the Tax Closing Agreement entered into in connection with the FDIC transaction. These transactions resulted in a gain of $102.8 million reported in the non-interest income line, other operating expenses of $8.1 million and a net tax benefit of $63.9 million. Refer to Notes 10 and 37 to the Consolidated Financial Statements for additional information.

December 31, 2017
Banco Popular de Puerto Rico
(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico
Net interest income	$518,404	$753,922	$7,499	$19	$1,279,844
Provision for loan losses	8,911	244,121	—	—	253,032
Non-interest income	79,630	194,741	90,222	(429)	364,164
Amortization of intangibles	211	4,274	4,228	—	8,713
Depreciation expense	17,338	21,120	704	—	39,162
Other operating expenses	239,369	656,998	62,030	(473)	957,924
Income tax expense (benefit)	93,378	(31,404)	10,767	—	72,741

Net income	$238,827	$53,554	$19,992	$63	$312,436

Segment assets	$21,735,909	$20,180,173	$520,717	$(7,593,131)	$34,843,668

December 31, 2016
Banco Popular de Puerto Rico
(In thousands)	Commercial Banking	Consumer and Retail Banking	Other Financial Services	Eliminations	Total Banco Popular de Puerto Rico
Net interest income	$472,948	$742,854	$6,172	$2,797	$1,224,771
Provision for loan losses	12,884	141,901	—	—	154,785
Non-interest income	(91,411)	232,113	103,005	(339)	243,368
Amortization of intangibles	145	7,042	4,292	—	11,479
Goodwill impairment charge	—	—	3,801	—	3,801
Depreciation expense	16,956	21,684	865	—	39,505
Other operating expenses	251,375	631,234	70,624	(339)	952,894
Income tax expense	41,639	24,068	9,908	—	75,615

Net income	$58,538	$149,038	$19,687	$2,797	$230,060

Segment assets	$15,263,278	$17,592,743	$406,429	$(3,420,596)	$29,841,854

Geographic Information

(In thousands)	2018	2017	2016
Revenues:[1]
Puerto Rico	$1,953,671	$1,527,758	$1,361,663
United States	357,680	318,093	283,349
Other	76,020	75,280	74,979

Total consolidated revenues	$2,387,371	$1,921,131	$1,719,991

[1]

Total revenues include net interest income, service charges on deposit accounts, other service fees, mortgage banking activities, net gain on sale of debt securities, net loss on trading account debt securities, other-than-temporary impairment losses on debt securities, net (loss) gain, including impairment on equity securities, net gain (loss) on sale of loans, including valuation adjustments on loans held-for-sale, adjustments (expense) to indemnity reserves on loans sold, FDIC loss share income (expense) and other operating income.

Selected Balance Sheet Information

(In thousands)	2018	2017	2016
Puerto Rico
Total assets	$36,863,930	$33,705,624	$28,813,289
Loans	18,837,742	17,591,078	16,880,868
Deposits	31,237,529	27,575,292	23,185,551
United States
Total assets	$9,847,944	$9,648,865	$8,928,475
Loans	7,034,075	6,608,056	5,799,562
Deposits	6,878,599	6,635,153	6,266,473
Other
Total assets	$892,703	$922,848	$919,845
Loans	687,494	743,329	755,017
Deposits [1]	1,593,911	1,243,063	1,044,200

[1]	Represents deposits from BPPR operations located in the U.S. and British Virgin Islands.

Note 40 – Popular, Inc. (holding company only) financial information

The following condensed financial information presents the financial position of Popular, Inc. Holding Company only at December 31, 2018 and 2017, and the results of its operations and cash flows for the years ended December 31, 2018, 2017 and 2016.

Condensed Statements of Condition

	December 31,
(In thousands)	2018	2017
ASSETS
Cash and due from banks (includes $68,022 due from bank subsidiary (2017—$47,663))	$68,022	$47,663
Money market investments	176,256	246,457
Debt securities held-to-maturity, at amortized cost (includes $8,726 in common securities from statutory trusts (2017—$8,726))	8,726	8,726
Equity securities, at lower of cost or realizable value[1]	6,693	5,109
Investment in BPPR and subsidiaries, at equity	3,813,640	3,727,383
Investment in Popular North America and subsidiaries, at equity	1,648,577	1,534,640
Investment in other non-bank subsidiaries, at equity	241,902	232,387
Other loans	32,678	33,221
Less—Allowance for loan losses	155	266
Premises and equipment	3,394	3,365
Investment in equity method investees	62,781	49,777
Other assets (includes $1,355 due from subsidiaries and affiliate (2017—$1,096))	20,281	18,025

Total assets	$6,082,795	$5,906,487

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable	$584,851	$737,685
Other liabilities (includes $3,110 due to subsidiaries and affiliate (2017—$2,033))	62,799	64,813
Stockholders’ equity	5,435,145	5,103,989

Total liabilities and stockholders’ equity	$6,082,795	$5,906,487

[1]	Refer to Note 20 to the consolidated financial statements for information on the statutory trusts.

Condensed Statements of Operations

	Years ended December 31,
(In thousands)	2018	2017	2016
Income:
Dividends from subsidiaries	$453,200	$211,500	$102,300
Interest income (includes $6,121 due from subsidiaries and affiliates (2017—$3,183; 2016—$1,965))	8,366	4,238	2,141
Earnings from investments in equity method investees	15,498	11,761	12,352
Other operating income	253	86	—
Net (loss) gain, including impairment, on equity securities	(777)	—	1,767
Net gain on trading account debt securities	—	266	90

Total income	476,540	227,851	118,650

Expenses:
Interest expense	51,218	52,470	52,470
Provision (reversal) for loan losses	(251)	403	(35)
Loss on early extinguishment of debt	12,522	—	—
Operating expenses (includes expenses for services provided by subsidiaries and affiliate of $10,511 (2017—$8,225 ; 2016—$8,160)), net of reimbursement by subsidiaries for services provided by parent of $90,807 (2017—$76,720 ; 2016—$74,573)	3,656	(1,773)	(4,208)

Total expenses	67,145	51,100	48,227

Income before income taxes and equity in undistributed earnings of subsidiaries	409,395	176,751	70,423
Income tax expense	—	—	19

Income before equity in undistributed earnings of subsidiaries	409,395	176,751	70,404
Equity in undistributed earnings (losses) of subsidiaries	208,763	(69,070)	145,152

Income from continuing operations	618,158	107,681	215,556
Equity in undistributed earnings of discontinued operations	—	—	1,135

Net income	$618,158	$107,681	$216,691

Comprehensive income, net of tax	$540,836	$77,315	$153,291

Condensed Statements of Cash Flows

	Years ended December 31,
(In thousands)	2018	2017	2016
Cash flows from operating activities:
Net income	$618,158	$107,681	$216,691

Adjustments to reconcile net income to net cash provided by operating activities:
Equity in (earnings) losses of subsidiaries, net of dividends or distributions	(208,763)	69,070	(146,287)
Provision (reversal) for loan losses	(251)	403	(35)
Amortization of intangibles	41	—	—
Net accretion of discounts and amortization of premiums and deferred fees	2,022	2,086	2,087
Share-based compensation	7,441	—	—
Earnings from investments under the equity method, net of dividends or distributions	(14,333)	(7,765)	(7,572)
Deferred income tax expense	—	—	19
Loss on early extinguishment of debt	12,522	—	—
Net (increase) decrease in:
Equity securities	(1,583)	(1,346)	(524)
Other assets	344	8,696	(190)
Net (decrease) increase in:
Interest payable	(10,288)	—	—
Other liabilities	8,059	3,230	(3,854)

Total adjustments	(204,789)	74,374	(156,356)

Net cash provided by operating activities	413,369	182,055	60,335

Cash flows from investing activities:
Net decrease in money market investments	70,000	6,000	10,008
Capital contribution to subsidiaries	(87,000)	(5,955)	—
Net repayments on other loans	536	181	35
Return of capital from equity method investments	—	—	315
Return of capital from wholly owned subsidiaries	13,000	22,400	14,000
Acquisition of loans portfolio	—	(31,909)	—
Acquisition of trademark	—	(5,560)	—
Acquisition of premises and equipment	(1,099)	(965)	(953)
Proceeds from sale of:
Premises and equipment	293	23	56
Foreclosed assets	—	38	434

Net cash (used in) provided by investing activities	(4,270)	(15,747)	23,895

Cash flows from financing activities:
Payments of notes payable	(448,518)	—	—
Payments of debt extinguishment	(12,522)	—	—
Proceeds from issuance of notes payable	293,819	—	—
Proceeds from issuance of common stock	11,653	7,016	7,437
Dividends paid	(105,441)	(95,910)	(65,932)
Net payments for repurchase of common stock	(125,731)	(75,668)	(475)
Payments related to tax withholding for share-based compensation	(2,201)	(1,756)	(1,623)

Net cash used in financing activities	(388,941)	(166,318)	(60,593)

Net increase (decrease) in cash and due from banks, and restricted cash	20,158	(10)	23,637
Cash and due from banks, and restricted cash at beginning of period	48,120	48,130	24,493

Cash and due from banks, and restricted cash at end of period	$68,278	$48,120	$48,130

Popular, Inc. (parent company only) received dividend distributions from its direct equity method investees amounting to $1.2 million for the year ended December 31, 2018 (2017—$3.5 million).

Notes payable include junior subordinated debentures issued by the Corporation that are associated to capital securities issued by the Popular Capital Trust I, Popular Capital Trust II and Popular Capital Trust III and medium-term notes. Refer to Note 20 for a description of significant provisions related to these junior subordinated debentures. The following table presents the aggregate amounts by contractual maturities of notes payable at December 31, 2018:

Year	(In thousands)
2019	$—
2020	—
2021	—
2022	—
2023	294,039
Later years	290,812
No stated maturity	—

Total	$584,851

Note 41 – Condensed consolidating financial information of guarantor and issuers of registered guaranteed securities

The following condensed consolidating financial information presents the financial position of Popular, Inc. Holding Company (“PIHC”) (parent only), Popular North America, Inc. (“PNA”) and all other subsidiaries of the Corporation at December 31, 2018 and 2017, and the results of their operations and cash flows for the periods ended December 31, 2018, 2017 and 2016.

PNA is an operating, wholly-owned subsidiary of PIHC and is the holding company of its wholly-owned subsidiaries: Equity One, Inc. and Popular Bank, including Popular Bank’s wholly-owned subsidiaries Popular Equipment Finance, Inc., Popular Insurance Agency, U.S.A., and E-LOAN, Inc.

PIHC fully and unconditionally guarantees all registered debt securities issued by PNA.

Condensed Consolidating Statement of Financial Condition

	At December 31, 2018
(In thousands)	Popular Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Assets:
Cash and due from banks	$68,022	$—	$394,035	$(68,022)	$394,035
Money market investments	176,256	15,288	4,170,792	(191,288)	4,171,048
Trading account debt securities, at fair value	—	—	37,787	—	37,787
Debt securities available-for-sale, at fair value	—	—	13,300,184	—	13,300,184
Debt securities held-to-maturity, at amortized cost	8,726	2,835	90,014	—	101,575
Equity securities	6,693	20	149,012	(141)	155,584
Investment in subsidiaries	5,704,119	1,700,082	—	(7,404,201)	—
Loans held-for-sale, at lower of cost or fair value	—	—	51,422	—	51,422

Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	32,678	—	26,625,080	5,955	26,663,713
Less—Unearned income	—	—	155,824	—	155,824
Allowance for loan losses	155	—	569,193	—	569,348

Total loans held-in-portfolio, net	32,523	—	25,900,063	5,955	25,938,541

Premises and equipment, net	3,394	—	566,414	—	569,808
Other real estate not covered under loss-sharing agreements with the FDIC	146	—	136,559	—	136,705
Accrued income receivable	284	116	165,767	(145)	166,022
Mortgage servicing assets, at fair value	—	—	169,777	—	169,777
Other assets	76,073	27,639	1,626,119	(15,697)	1,714,134
Goodwill	—	—	671,123	(1)	671,122
Other intangible assets	6,559	—	20,274	—	26,833

Total assets	$6,082,795	$1,745,980	$47,449,342	$(7,673,540)	$47,604,577

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$—	$—	$9,217,058	$(68,022)	$9,149,036
Interest bearing	—	—	30,752,291	(191,288)	30,561,003

Total deposits	—	—	39,969,349	(259,310)	39,710,039

Assets sold under agreements to repurchase	—	—	281,529	—	281,529
Other short-term borrowings	—	—	42	—	42
Notes payable	584,851	94,063	577,188	—	1,256,102
Other liabilities	62,799	3,287	871,733	(16,011)	921,808

Total liabilities	647,650	97,350	41,699,841	(275,321)	42,169,520

Stockholders’ equity:
Preferred stock	50,160	—	—	—	50,160
Common stock	1,043	2	56,307	(56,309)	1,043
Surplus	4,357,079	4,172,983	5,790,324	(9,954,780)	4,365,606
Retained earnings (accumulated deficit)	1,660,258	(2,479,503)	327,713	2,143,263	1,651,731
Treasury stock, at cost	(205,421)	—	—	(88)	(205,509)
Accumulated other comprehensive loss, net of tax	(427,974)	(44,852)	(424,843)	469,695	(427,974)

Total stockholders’ equity	5,435,145	1,648,630	5,749,501	(7,398,219)	5,435,057

Total liabilities and stockholders’ equity	$6,082,795	$1,745,980	$47,449,342	$(7,673,540)	$47,604,577

Condensed Consolidating Statement of Financial Condition

	At December 31, 2017
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Assets:
Cash and due from banks	$47,663	$462	$402,910	$(48,178)	$402,857
Money market investments	246,457	2,807	5,254,662	(248,807)	5,255,119
Trading account debt securities, at fair value	—	—	33,926	—	33,926
Debt securities available-for-sale, at fair value	—	—	10,176,923	—	10,176,923
Debt securities held-to-maturity, at amortized cost	8,726	4,472	93,821	—	107,019
Equity securities	5,109	20	160,075	(101)	165,103
Investment in subsidiaries	5,494,410	1,646,287	—	(7,140,697)	—
Loans held-for-sale, at lower of cost or fair value	—	—	132,395	—	132,395

Loans held-in-portfolio:
Loans not covered under loss-sharing agreements with the FDIC	33,221	—	24,384,251	5,955	24,423,427
Loans covered under loss-sharing agreements with the FDIC	—	—	517,274	—	517,274
Less—Unearned income	—	—	130,633	—	130,633
Allowance for loan losses	266	—	623,160	—	623,426

Total loans held-in-portfolio, net	32,955	—	24,147,732	5,955	24,186,642

FDIC loss-share asset	—	—	45,192	—	45,192
Premises and equipment, net	3,365	—	543,777	—	547,142
Other real estate not covered under loss-sharing agreements with the FDIC	—	—	169,260	—	169,260
Other real estate covered under loss-sharing agreements with the FDIC	—	—	19,595	—	19,595
Accrued income receivable	369	112	213,574	(211)	213,844
Mortgage servicing assets, at fair value	—	—	168,031	—	168,031
Other assets	61,319	34,312	1,912,727	(17,035)	1,991,323
Goodwill	—	—	627,294	—	627,294
Other intangible assets	6,114	—	29,558	—	35,672

Total assets	$5,906,487	$1,688,472	$44,131,452	$(7,449,074)	$44,277,337

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$—	$—	$8,539,123	$(48,178)	$8,490,945
Interest bearing	—	—	27,211,370	(248,807)	26,962,563

Total deposits	—	—	35,750,493	(296,985)	35,453,508

Assets sold under agreements to repurchase	—	—	390,921	—	390,921
Other short-term borrowings	—	—	96,208	—	96,208
Notes payable	737,685	148,539	650,132	—	1,536,356
Other liabilities	64,813	5,276	1,641,383	(15,033)	1,696,439

Total liabilities	802,498	153,815	38,529,137	(312,018)	39,173,432

Stockholders’ equity:
Preferred stock	50,160	—	—	—	50,160
Common stock	1,042	2	56,307	(56,309)	1,042
Surplus	4,289,976	4,100,848	5,728,978	(9,821,299)	4,298,503
Retained earnings (accumulated deficit)	1,203,521	(2,536,707)	165,878	2,362,302	1,194,994
Treasury stock, at cost	(90,058)	—	—	(84)	(90,142)
Accumulated other comprehensive loss, net of tax	(350,652)	(29,486)	(348,848)	378,334	(350,652)

Total stockholders’ equity	5,103,989	1,534,657	5,602,315	(7,137,056)	5,103,905

Total liabilities and stockholders’ equity	$5,906,487	$1,688,472	$44,131,452	$(7,449,074)	$44,277,337

Condensed Consolidating Statement of Operations

	Year ended December 31, 2018
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Interest and dividend income:
Dividend income from subsidiaries	$453,200	$—	$—	$(453,200)	$—
Loans	2,115	—	1,643,670	(49)	1,645,736
Money market investments	5,555	69	111,287	(5,623)	111,288
Investment securities	696	279	263,849	—	264,824

Total interest and dividend income	461,566	348	2,018,806	(458,872)	2,021,848

Interest expense:
Deposits	—	—	209,888	(5,623)	204,265
Short-term borrowings	—	49	7,210	(49)	7,210
Long-term debt	51,218	9,330	14,948	—	75,496

Total interest expense	51,218	9,379	232,046	(5,672)	286,971

Net interest income (expense)	410,348	(9,031)	1,786,760	(453,200)	1,734,877
Provision (reversal) for loan losses- non-covered loans	(251)	—	226,593	—	226,342
Provision for loan losses- covered loans	—	—	1,730	—	1,730

Net interest income (expense) after provision for loan losses	410,599	(9,031)	1,558,437	(453,200)	1,506,805

Service charges on deposit accounts	—	—	150,677	—	150,677
Other service fees	—	—	260,730	(2,710)	258,020
Mortgage banking activities	—	—	52,802	—	52,802
Net loss, including impairment on equity securities	(777)	—	(1,268)	(36)	(2,081)
Net loss on trading account debt securities	—	—	(208)	—	(208)
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	—	—	33	—	33
Adjustments (expense) to indemnity reserves on loans sold	—	—	(12,959)	—	(12,959)
FDIC loss-share income	—	—	94,725	—	94,725
Other operating income	15,751	737	95,037	(40)	111,485

Total non-interest income	14,974	737	639,569	(2,786)	652,494

Operating expenses:
Personnel costs	59,821	—	503,167	—	562,988
Net occupancy expenses	4,055	—	84,274	—	88,329
Equipment expenses	3,433	3	68,352	—	71,788
Other taxes	233	1	46,050	—	46,284
Professional fees	18,159	178	331,978	(471)	349,844
Communications	485	—	22,622	—	23,107
Business promotion	2,236	—	63,682	—	65,918
FDIC deposit insurance	—	—	27,757	—	27,757
Loss on early extinguishment of debt	12,522	—	—	—	12,522
Other real estate owned (OREO) expenses	—	—	23,338	—	23,338
Other operating expenses	(84,807)	80	227,463	(2,375)	140,361
Amortization of intangibles	41	—	9,285	—	9,326

Total operating expenses	16,178	262	1,407,968	(2,846)	1,421,562

Income (loss) before income tax and equity in earnings of subsidiaries	409,395	(8,556)	790,038	(453,140)	737,737
Income tax expense	—	3,267	116,275	37	119,579

Income (loss) before equity in earnings of subsidiaries	409,395	(11,823)	673,763	(453,177)	618,158
Equity in undistributed earnings of subsidiaries	208,763	69,027	—	(277,790)	—

Net income	$618,158	$57,204	$673,763	$(730,967)	$618,158

Comprehensive income, net of tax	$540,836	$41,838	$597,768	$(639,606)	$540,836

Condensed Consolidating Statement of Operations

	Year ended December 31, 2017
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Interest and dividend income:
Dividend income from subsidiaries	$211,500	$—	$—	$(211,500)	$—
Loans	1,056	—	1,477,713	(4)	1,478,765
Money market investments	2,616	54	51,495	(2,670)	51,495
Investment securities	566	322	194,796	—	195,684

Total interest and dividend income	215,738	376	1,724,004	(214,174)	1,725,944

Interest expense:
Deposits	—	—	144,534	(2,670)	141,864
Short-term borrowings	—	—	5,728	(4)	5,724
Long-term debt	52,470	10,767	13,155	—	76,392

Total interest expense	52,470	10,767	163,417	(2,674)	223,980

Net interest income (expense)	163,268	(10,391)	1,560,587	(211,500)	1,501,964
Provision for loan losses- non-covered loans	403	—	325,234	(5,955)	319,682
Provision for loan losses- covered loans	—	—	5,742	—	5,742

Net interest income (expense) after provision for loan losses	162,865	(10,391)	1,229,611	(205,545)	1,176,540

Service charges on deposit accounts	—	—	153,709	—	153,709
Other service fees	—	—	220,073	(2,806)	217,267
Mortgage banking activities	—	—	25,496	—	25,496
Net gain on sale of debt securities	—	—	83	—	83
Other-than-temporary impairment losses on debt securities	—	—	(8,299)	—	(8,299)
Net gain on equity securities	—	—	251	—	251
Net profit (loss) on trading account debt securities	266	—	(1,110)	27	(817)
Net loss on sale of loans, including valuation adjustments on loans held-for-sale	—	—	(420)	—	(420)
Adjustments (expense) to indemnity reserves on loans sold	—	—	(22,377)	—	(22,377)
FDIC loss-share expense	—	—	(10,066)	—	(10,066)
Other operating income	11,847	921	51,598	(26)	64,340

Total non-interest income	12,113	921	408,938	(2,805)	419,167

Operating expenses:
Personnel costs	47,561	—	429,201	—	476,762
Net occupancy expenses	3,876	—	85,318	—	89,194
Equipment expenses	2,925	2	62,215	—	65,142
Other taxes	217	—	43,165	—	43,382
Professional fees	11,766	(427)	281,585	(436)	292,488
Communications	549	—	21,917	—	22,466
Business promotion	2,014	—	56,431	—	58,445
FDIC deposit insurance	—	—	26,392	—	26,392
Other real estate owned (OREO) expenses	42	—	48,498	—	48,540
Other operating expenses	(70,723)	51	197,935	(2,256)	125,007
Amortization of intangibles	—	—	9,378	—	9,378

Total operating expenses	(1,773)	(374)	1,262,035	(2,692)	1,257,196

Income (loss) before income tax and equity in earnings of subsidiaries	176,751	(9,096)	376,514	(205,658)	338,511
Income tax (benefit) expense	—	(8,382)	236,944	2,268	230,830

Income (loss) before equity in earnings of subsidiaries	176,751	(714)	139,570	(207,926)	107,681
Equity in undistributed (losses) earnings of subsidiaries	(69,070)	(153,944)	—	223,014	—

Net income (loss)	$107,681	$(154,658)	$139,570	$15,088	$107,681

Comprehensive income (loss), net of tax	$77,315	$(162,195)	$108,663	$53,532	$77,315

Condensed Consolidating Statement of Operations

	Year ended December 31, 2016
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Interest and dividend income:
Dividend income from subsidiaries	$102,300	$—	$—	$(102,300)	$—
Loans	78	—	1,459,642	—	1,459,720
Money market investments	1,399	101	16,428	(1,500)	16,428
Investment securities	664	322	157,439	—	158,425

Total interest and dividend income	104,441	423	1,633,509	(103,800)	1,634,573

Interest Expense:
Deposits	—	—	129,077	(1,500)	127,577
Short-term borrowings	—	—	7,812	—	7,812
Long-term debt	52,470	10,769	13,890	—	77,129

Total interest expense	52,470	10,769	150,779	(1,500)	212,518

Net interest income (expense)	51,971	(10,346)	1,482,730	(102,300)	1,422,055
Provision (reversal) for loan losses- non-covered loans	(35)	—	171,161	—	171,126
Provision (reversal) for loan losses- covered loans	—	—	(1,110)	—	(1,110)

Net interest income (expense) after provision for loan losses	52,006	(10,346)	1,312,679	(102,300)	1,252,039

Service charges on deposit accounts	—	—	160,836	—	160,836
Other service fees	—	—	237,342	(2,572)	234,770
Mortgage banking activities	—	—	56,538	—	56,538
Net gain on sale of debt securities	—	—	38	—	38
Othe-than-temporary impairment losses on debt securities	—	—	(209)	—	(209)
Net gain on equity securities	1,767	—	157	—	1,924
Net profit (loss) on trading account debt securities	90	—	(831)	(44)	(785)
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	—	—	8,245	—	8,245
Adjustments (expense) to indemnity reserves on loans sold	—	—	(17,285)	—	(17,285)
FDIC loss-share expense	—	—	(207,779)	—	(207,779)
Other operating income (loss)	12,352	(2,559)	51,903	(53)	61,643

Total non-interest income (loss)	14,209	(2,559)	288,955	(2,669)	297,936

Operating expenses:
Personnel costs	48,032	—	429,363	—	477,395
Net occupancy expenses	3,630	—	82,023	—	85,653
Equipment expenses	2,807	—	59,418	—	62,225
Other taxes	187	1	42,116	—	42,304
Professional fees	10,817	122	312,517	(413)	323,043
Communications	520	—	23,377	—	23,897
Business promotion	2,261	—	50,753	—	53,014
FDIC deposit insurance	—	—	24,512	—	24,512
Other real estate owned (OREO) expenses	52	—	47,067	—	47,119
Other operating expenses	(72,514)	60	175,147	(2,165)	100,528
Amortization of intangibles	—	—	12,144	—	12,144
Goodwill impairment charge			3,801	—	3,801

Total operating expenses	(4,208)	183	1,262,238	(2,578)	1,255,635

Income (loss) before income tax and equity in earnings of subsidiaries	70,423	(13,088)	339,396	(102,391)	294,340
Income tax expense (benefit)	19	(4,581)	83,364	(18)	78,784

Income (loss) before equity in earnings of subsidiaries	70,404	(8,507)	256,032	(102,373)	215,556
Equity in undistributed earnings of subsidiaries	145,152	41,574	—	(186,726)	—

Income from continuing operations	215,556	$33,067	256,032	(289,099)	215,556
Income from discontinued operations, net of tax	—	—	1,135	—	1,135
Equity in undistributed earnings of discontinued operations	1,135	1,135	—	(2,270)	—

Net Income	$216,691	$34,202	$257,167	$(291,369)	$216,691

Comprehensive income, net of tax	$153,291	$20,108	$195,118	$(215,226)	$153,291

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2018
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Cash flows from operating activities:
Net income	$618,158	$57,204	$673,763	$(730,967)	$618,158

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries, net of dividends or distributions	(208,763)	(69,027)	—	277,790	—
Provision (reversal) for loan losses	(251)	—	228,323	—	228,072
Amortization of intangibles	41	—	9,285	—	9,326
Depreciation and amortization of premises and equipment	743	—	52,557	—	53,300
Net accretion of discounts and amortization of premiums and deferred fees	2,022	27	(89,203)	—	(87,154)
Share-based compensation	7,441	—	3,080	—	10,521
Impairment losses on long-lived assets	—	—	272	—	272
Fair value adjustments on mortgage servicing rights	—	—	8,477	—	8,477
FDIC loss-share income	—	—	(94,725)	—	(94,725)
Adjustments to indemnity reserves on loans sold	—	—	12,959	—	12,959
Earnings from investments under the equity method, net of dividends or distributions	(14,333)	(737)	(9,147)	—	(24,217)
Deferred income tax expense (benefit)	—	1,531	(13,888)	37	(12,320)
Loss (gain) on:
Disposition of premises and equipment and other productive assets	22	—	15,962	—	15,984
Proceeds from insurance claims	—	—	(20,147)	—	(20,147)
Early extinguishment of debt	12,522	—	—	—	12,522
Sale of loans, including valuation adjustments on loans held for sale and mortgage banking activities	—	—	(9,681)	—	(9,681)
Sale of foreclosed assets, including write-downs	—	—	6,833	—	6,833
Acquisitions of loans held-for-sale	—	—	(232,264)	—	(232,264)
Proceeds from sale of loans held-for-sale	—	—	66,687	—	66,687
Net originations on loans held-for-sale	—	—	(254,582)	—	(254,582)
Net decrease (increase) in:
Trading securities	—	—	458,548	(101)	458,447
Equity securities	(1,583)	—	(39)	—	(1,622)
Accrued income receivable	85	(4)	49,273	(66)	49,288
Other assets	(506)	(83)	264,482	948	264,841
Net (decrease) increase in:
Interest payable	(10,288)	(1,891)	2,327	66	(9,786)
Pension and other postretirement benefits obligations	—	—	4,558	—	4,558
Other liabilities	8,059	(99)	(233,160)	(1,044)	(226,244)

Total adjustments	(204,789)	(70,283)	226,787	277,630	229,345

Net cash provided by (used in) operating activities	413,369	(13,079)	900,550	(453,337)	847,503

Cash flows from investing activities:
Net decrease (increase) in money market investments	70,000	(12,481)	1,083,515	(57,519)	1,083,515
Purchases of investment securities:
Available-for-sale	—	—	(10,050,165)	—	(10,050,165)
Equity	—	—	(13,208)	140	(13,068)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	—	—	6,946,209	—	6,946,209
Held-to-maturity	—	1,637	5,643	—	7,280
Proceeds from sale of investment securities:
Equity	—	—	24,209	—	24,209
Net repayments (disbursements) on loans	536	—	(7,201)	—	(6,665)
Proceeds from sale of loans	—	—	29,669	—	29,669
Acquisition of loan portfolios	—	—	(601,550)	—	(601,550)

Net payments (to) from FDIC under loss-sharing agreements	—	—	(25,012)	—	(25,012)
Payments to acquire businesses, net of cash acquired	—	—	(1,843,333)	—	(1,843,333)
Return of capital from equity method investments	—	5,963	(1,873)	—	4,090
Capital contribution to subsidiary	(87,000)	—	—	87,000	—
Return of capital from wholly-owned subsidiaries	13,000	—	—	(13,000)	—
Acquisition of premises and equipment	(1,099)	—	(79,450)	—	(80,549)
Proceeds from insurance claims	—	—	20,147	—	20,147
Proceeds from sale of:
Premises and equipment and other productive assets	293	—	8,892	—	9,185
Foreclosed assets	—	—	105,371	—	105,371

Net cash used in investing activities	(4,270)	(4,881)	(4,398,137)	16,621	(4,390,667)

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	—	—	4,221,975	37,676	4,259,651
Assets sold under agreements to repurchase	—	—	(109,391)	—	(109,391)
Other short-term borrowings	—	—	(96,167)	—	(96,167)
Payments of notes payable	(448,518)	(54,502)	(252,946)	—	(755,966)
Payments of debt extinguishment	(12,522)	—	—	—	(12,522)
Proceeds from issuance of notes payable	293,819	—	180,000	—	473,819
Proceeds from issuance of common stock	11,653	—	(4,385)	—	7,268
Dividends paid to parent company	—	—	(453,200)	453,200	—
Dividends paid	(105,441)	—	—	—	(105,441)
Net payments for repurchase of common stock	(125,731)	—	471	(4)	(125,264)
Return of capital to parent company	—	—	(13,000)	13,000	—
Capital contribution from parent	—	72,000	15,000	(87,000)	—
Payments related to tax withholding for share-based compensation	(2,201)	—	—	—	(2,201)

Net cash (used in) provided by financing activities	(388,941)	17,498	3,488,357	416,872	3,533,786

Net increase (decrease) in cash and due from banks, and restricted cash	20,158	(462)	(9,230)	(19,844)	(9,378)
Cash and due from banks, and restricted cash at beginning of period	48,120	462	412,225	(48,178)	412,629

Cash and due from banks, and restricted cash at end of period	$68,278	$—	$402,995	$(68,022)	$403,251

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2017
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Cash flows from operating activities:
Net income	$107,681	$(154,658)	$139,570	$15,088	$107,681

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries, net of dividends or distributions	69,070	153,944	—	(223,014)	—
Provision for loan losses	403	—	325,021	—	325,424
Amortization of intangibles	—	—	9,378	—	9,378
Depreciation and amortization of premises and equipment	649	—	47,715	—	48,364
Net accretion of discounts and amortization of premiums and deferred fees	2,086	27	(24,423)	—	(22,310)
Impairment losses on long-lived assets	—	—	4,784	—	4,784
Other-than-temporary impairment on debt securities	—	—	8,299	—	8,299
Fair value adjustments on mortgage servicing rights	—	—	36,519	—	36,519
FDIC loss-share expense	—	—	10,066	—	10,066
Adjustments (expense) to indemnity reserves on loans sold	—	—	22,377	—	22,377
Earnings from investments under the equity method, net of dividends or distributions	(7,765)	(921)	(9,561)	—	(18,247)
Deferred income tax (benefit) expense	—	(8,382)	215,864	(54)	207,428
(Gain) loss on:
Disposition of premises and equipment and other productive assets	(8)	—	4,289	—	4,281
Sale and valuation adjustments of debt securities	—	—	(83)	—	(83)
Sale of loans, including valuation adjustments on loans held for sale and mortgage banking activities	—	—	(16,670)	—	(16,670)
Sale of foreclosed assets, including write-downs	42	—	21,673	—	21,715
Acquisitions of loans held-for-sale	—	—	(244,385)	—	(244,385)
Proceeds from sale of loans held-for-sale	—	—	69,464	—	69,464
Net originations on loans held-for-sale	—	—	(315,522)	—	(315,522)
Net decrease (increase) in:
Trading debt securities	—	—	503,108	—	503,108
Equity securities	(1,346)	—	108	(31)	(1,269)
Accrued income receivable	(748)	26	(75,201)	121	(75,802)
Other assets	8,761	—	(76,727)	2,122	(65,844)
Net increase (decrease) in:
Interest payable	—	—	2,670	(121)	2,549
Pension and other postretirement benefits obligations	—	—	(13,100)	—	(13,100)
Other liabilities	3,230	(758)	25,466	341	28,279

Total adjustments	74,374	143,936	531,129	(220,636)	528,803

Net cash provided by (used in) operating activities	182,055	(10,722)	670,699	(205,548)	636,484

Cash flows from investing activities:
Net decrease (increase) in money market investments	6,000	10,455	(2,365,132)	(18,255)	(2,366,932)
Purchases of investment securities:
Available-for-sale	—	—	(4,139,650)	—	(4,139,650)
Equity	—	—	(29,672)	—	(29,672)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	—	—	2,023,295	—	2,023,295
Held-to-maturity	—	—	6,232	—	6,232
Proceeds from sale of investment securities:
Available for sale	—	—	14,423	—	14,423
Equity	—	—	30,250	—	30,250
Net repayments (disbursements) on loans	181	—	(398,857)	—	(398,676)

Proceeds from sale of loans	—	—	38,279	(37,864)	415
Acquisition of loan portfolios	(31,909)	—	(541,489)	37,864	(535,534)
Acquisition of trademark	(5,560)	—	5,560	—	—
Net payments (to) from FDIC under loss-sharing agreements	—	—	(7,679)	—	(7,679)
Return of capital from equity method investments	—	138	8,056	—	8,194
Capital contribution to subsidiary	(5,955)	—	5,955	—	—
Return of capital from wholly-owned subsidiaries	22,400	10,400	—	(32,800)	—
Acquisition of premises and equipment	(965)	—	(61,732)	—	(62,697)
Proceeds from sale of:
Premises and equipment and other productive assets	23	—	9,730	—	9,753
Foreclosed assets	38	—	96,502	—	96,540

Net cash (used in) provided by investing activities	(15,747)	20,993	(5,305,929)	(51,055)	(5,351,738)

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	—	—	4,935,948	18,157	4,954,105
Assets sold under agreements to repurchase	—	—	(88,505)	—	(88,505)
Other short-term borrowings	—	—	95,008	—	95,008
Payments of notes payable	—	—	(95,607)	—	(95,607)
Proceeds from issuance of notes payable	—	—	55,000	—	55,000
Proceeds from issuance of common stock	7,016	—	—	—	7,016
Dividends paid to parent company	—	—	(211,500)	211,500	—
Dividends paid	(95,910)	—	—	—	(95,910)
Net payments for repurchase of common stock	(75,668)	—	—	4	(75,664)
Return of capital to parent company	—	(10,400)	(22,400)	32,800	—
Capital contribution from parent	—	—	5,955	(5,955)	—
Payments related to tax withholding for share-based compensation	(1,756)	—	—	—	(1,756)

Net cash (used in) provided by financing activities	(166,318)	(10,400)	4,673,899	256,506	4,753,687

Net (decrease) increase in cash and due from banks, and restricted cash	(10)	(129)	38,669	(97)	38,433
Cash and due from banks, and restricted cash at beginning of period	48,130	591	373,556	(48,081)	374,196

Cash and due from banks, and restricted cash at end of period	$48,120	$462	$412,225	$(48,178)	$412,629

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2016
(In thousands)	Popular, Inc. Holding Co.	PNA Holding Co.	All other subsidiaries and eliminations	Elimination entries	Popular, Inc. Consolidated
Cash flows from operating activities:
Net income	$216,691	$34,202	$257,167	$(291,369)	$216,691

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed losses of subsidiaries, net of dividends or distributions	(146,287)	(42,709)	—	188,996	—
Provision (reversal) for loan losses	(35)	—	170,051	—	170,016
Goodwill impairment losses	—	—	3,801	—	3,801
Amortization of intangibles	—	—	12,144	—	12,144
Depreciation and amortization of premises and equipment	654	—	46,220	—	46,874
Net accretion of discounts and amortization of premiums and deferred fees	2,087	28	(42,901)	—	(40,786)
Other-than-temporary impairment on debt securities	—	—	209	—	209
Fair value adjustments on mortgage servicing rights	—	—	25,336	—	25,336
FDIC loss share expense	—	—	207,779	—	207,779
Adjustments (expense) to indemnity reserves on loans sold	—	—	17,285	—	17,285
(Earnings) losses from investments under the equity method, net of dividends or distributions	(7,572)	2,559	(9,392)	—	(14,405)
Deferred income tax expense (benefit)	19	(4,581)	66,154	(18)	61,574
(Gain) loss on:
Disposition of premises and equipment and other productive assets	(2)	—	4,096	—	4,094
Sale and valuation adjustments of debt securities	—	—	(39)	—	(39)
Sale of loans, including valuation adjustments on loans held for sale and mortgage banking activities	—	—	(35,517)	—	(35,517)
Sale of foreclosed assets, including write-downs	52	—	19,305	—	19,357
Acquisitions of loans held-for-sale	—	—	(310,217)	—	(310,217)
Proceeds from sale of loans held-for-sale	—	—	89,887	—	89,887
Net originations on loans held-for-sale	—	—	(510,783)	—	(510,783)
Net decrease (increase) in:
Trading debt securities	—	—	754,478	—	754,478
Equity securities	(524)	—	8,878	133	8,487
Accrued income receivable	(27)	(23)	(13,812)	54	(13,808)
Other assets	(867)	(3)	(43,288)	(2,972)	(47,130)
Net increase (decrease) in:
Interest payable	—	—	219	(54)	165
Pension and other postretirement benefits obligations	—	—	(55,678)	—	(55,678)
Other liabilities	(3,854)	(624)	(11,781)	3,018	(13,241)

Total adjustments	(156,356)	(45,353)	392,434	189,157	379,882

Net cash provided by (used in) operating activities	60,335	(11,151)	649,601	(102,212)	596,573

Cash flows from investing activities:
Net increase (decrease) in money market investments	10,008	10,668	(715,346)	(18,868)	(713,538)
Purchases of investment securities:
Available-for-sale	—	—	(3,407,779)	—	(3,407,779)
Equity	—	—	(14,130)	—	(14,130)
Proceeds from calls, paydowns, maturities and redemptions of investment securities:
Available-for-sale	—	—	1,227,966	—	1,227,966
Held-to-maturity	—	—	4,588	—	4,588
Equity	—	—	9,539	—	9,539
Proceeds from sale of investment securities:
Available-for-sale	—	—	4,815	—	4,815
Net repayments (disbursements) on loans	35	—	(267,240)	—	(267,205)
Proceeds from sale of loans	—	—	141,363	—	141,363
Acquisition of loan portfolios	—	—	(535,445)	—	(535,445)

Net payments (to) from FDIC under loss-sharing agreements	—	—	98,518	—	98,518
Return of capital from equity method investments	315	474	4,059	—	4,848
Return of capital from wholly-owned subsidiaries	14,000	—	—	(14,000)	—
Acquisition of premises and equipment	(953)	—	(99,367)	—	(100,320)
Proceeds from sale of:
Premises and equipment and other productive assets	56	—	8,841	—	8,897
Foreclosed assets	434	—	82,923	—	83,357

Net cash provided by (used in) investing activities	23,895	11,142	(3,456,695)	(32,868)	(3,454,526)

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	—	—	3,290,797	(4,369)	3,286,428
Assets sold under agreements to repurchase	—	—	(282,719)	—	(282,719)
Payments of notes payable	—	—	(254,816)	—	(254,816)
Proceeds from issuance of notes payable	—	—	165,047	—	165,047
Proceeds from issuance of common stock	7,437	—	—	—	7,437
Dividends paid to parent company	—	—	(102,300)	102,300	—
Dividends paid	(65,932)	—	—	—	(65,932)
Net payments for repurchase of common stock	(475)	—	—	(88)	(563)
Return of capital to parent company	—	—	(14,000)	14,000	—
Payments related to tax withholding for share-based compensation	(1,623)	—	—	—	(1,623)

Net cash (used in) provided by financing activities	(60,593)	—	2,802,009	111,843	2,853,259

Net increase (decrease) in cash and due from banks, and restricted cash	23,637	(9)	(5,085)	(23,237)	(4,694)
Cash and due from banks, and restricted cash at beginning of period	24,493	600	378,641	(24,844)	378,890

Cash and due from banks, and restricted cash at end of period	$48,130	$591	$373,556	$(48,081)	$374,196

The Condensed Consolidating Statement of Cash Flows for the year ended December 31, 2016 includes the cash flows from operating, investing and financing activities associated with discontinued operations.

Note 42 – Subsequent events

On February 28, 2019, the Corporation entered into an accelerated share repurchase transaction of $250 million with respect to its common stock, which was accounted for as a treasury stock transaction. Accordingly, as a result of the receipt of the initial shares, the Corporation recognized in shareholders’ equity approximately $200 million in treasury stock and $50 million as a reduction of capital surplus. The Corporation expects to further adjust its treasury stock and capital surplus accounts to reflect the delivery or receipt of cash or shares upon the termination of the ASR agreement, which will depend on the average price of the Corporation’s shares during the term of the ASR.