Form 10-K, Exhibit 13
period 2021-12-31
POPULAR, INC.
filed 2022-03-01
CIK 763901

Exhibit 13.1

2021 Annual Report Informe Anual POPULAR®

Contents Índice Letter From The President & Chief Executive Officer 3 25-Year Historical Financial Summary 6 Management & Board Of Directors 8 Carta Dél Presidente y Principal Oficial Ejecutivo 11 Resumen Financiero Histórico (25 Años) 14 Gerencia y Junta de Directores 16 Popular, Inc. (NASDAQ: BPOP) is the leading financial institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida. Corporate Information Independent Registered Public Accounting Firm: PricewaterhouseCoopers LLP. The company’s Form 10-K, proxy statement and any other financial information is available on popular.com/en/investor-relations/annual-reports/Popular, Inc. (NASDAQ: BPOP) es la institución bancaria líder en depósitos y activos en Puerto Rico y se encuentra entre las primeras 50 entidades tenedoras de instituciones bancarias por número de activos. Fundado en 1893, Banco Popular de Puerto Rico, la principal subsidiaria de Popular, brinda servicios de banca individual, hipotecas y banca comercial en Puerto Rico e Islas Vírgenes estadounidenses. Popular también ofrece en Puerto Rico servicios de financiamiento de autos y equipo, inversiones y seguros a través de subsidiarias especializadas. En Estados Unidos, Popular provee servicios de banca individual, hipotecas y banca comercial a través de su filial bancaria en Nueva York, Popular Bank, la cual cuenta con sucursales localizadas en Nueva York, Nueva Jersey y Florida. Información Corporativa Firma registrada de Contabilidad Pública Independiente: PricewaterhouseCoopers LLP El Formulario 10-K, el proxy y otra información financiera están disponibles en popular.com/accionistas/informe-anual/ Annual Meeting The Annual Stockholders’ Meeting of Popular, Inc. will be held on Thursday, May 12, 2022, at 9:00 a.m. AST by means of remote communication, in a virtual format only through www.virtualshareholdermeeting.com/BPOP2022. Reunión Anual La Reunión Anual de Accionistas de Popular, Inc. se celebrará el jueves 12 de mayo de 2022 a las 9:00 a.m. AST exclusivamente vía comunicación remota, mediante formato virtual a través de www.virtualshareholdermeeting.com/BPOP2022. 2 | Popular, Inc.

Popular, Inc. Year In Review Dear Shareholders: 2021 was an outstanding year for Popular, driven by record earnings, solid credit quality, increased deposit levels, continued customer growth and the successful execution of capital actions. Our results reflect the continued recovery in economic activity in the markets in which we do business, our diversified sources of revenue and prudent risk management. Financial Results, Capital and Stock Performance Our net income for the year reached $935 million, $428 million or 84% higher than the previous year. The increase was largely driven by a lower expense in the provision for loan losses. In 2021, we reported a provision benefit of $193 million, compared to a provision expense of $293 million in 2020. The provision benefit was driven by the current economic recovery and positive outlook, coupled with solid credit quality metrics. Higher net interest income and fees also contributed to the positive results. Capital levels remained strong, closing the year with a Common Equity Tier 1 ratio of 17.4% and a tangible book value of $65.26, both higher than 2020. During the year, we executed important capital actions, including an increase in the quarterly common stock dividend from $0.40 to $0.45 per share, a $350 million common stock buyback and the redemption of $187 million of outstanding trust preferred securities. Early in 2022, we announced our capital plan for the year, which includes an increase in the quarterly common stock dividend from $0.45 to $0.55 per share and common stock repurchases of up to $500 million. Our capital actions underscore the strength of Popular’s financial performance and capital position, which allow us to deliver value for shareholders while continuing to invest in our franchise. Our shares performed well during 2021, closing the year at $82.04, 46% higher than 2020. This performance compares favorably against the KBW Nasdaq Regional Bank Index, which increased by 34%, and aligned with our U.S. peer banks which increased by 52%. 2020 $507 MILLION 2021 $935 MILLION NET INCOME STOCK PRICE 46% HIGHER THAN YEAR-END 2020 $82.04 CLOSING PRICE FOR 2021 POPULAR, INC. SHARES (BPOP) 2021 was an outstanding year for Popular, driven by record earnings, improved credit quality, record deposit levels, continued customer growth and the successful execution of our capital actions. 2021 Annual Report | 3

Business Highlights We continued to execute our business strategy, structured around four strategic pillars Sustainable and Profitable Growth Increased deposits by approximately $10 billion. Funded approximately $675 million in loans in the second round of the SBA Paycheck Protection Program (PPP), reaching a program total of $2.1 billion. Grew total loans, excluding the PPP portfolio, by $810 million. The increase was driven by auto loans in Puerto Rico and our commercial niche businesses in the United States, including community association banking and health care lending. Acquired the assets of K2 Capital Group, a national healthcare equipment leasing business, with $119 million in assets, which complements and expands our existing healthcare lending business in the mainland United States. Simplicity Successfully completed the strategic realignment of our New York Metro branch network, and achieved positive momentum in refocusing remaining branches towards small and medium businesses. Continued efforts to digitize and automate operational processes to increase efficiency and improve customer satisfaction. Customer Focus Deployed a new customer experience management platform that provides businesses and delivery channels with more frequent and timelier customer feedback. Launched various digital applications to streamline our commercial credit card and small business loan applications. Fit for the Future Executed various initiatives related to compensation, including merit increases and market adjustments. Announced increases in minimum base salaries in all our markets, beginning in 2022. Launched the first Employee Resource Group for the LGBTQ+ community and its allies. Continued strengthening our compliance and cybersecurity programs. Management and Board of Directors During the past two years, our colleagues have demonstrated remarkable resilience and agility, adapting to rapidly evolving conditions. The way we work and how our customers interact with us changed abruptly and we are aware that the pace of change will keep accelerating. Late in 2021 we announced certain organizational changes designed to meet our customers’ evolving needs and allow us to compete more effectively. Javier D. Ferrer was appointed as the Corporation’s Executive Vice President, Chief Operating Officer and Head of Business Strategy, reporting directly to me. Javier joined Popular in 2015 as General Counsel and has also overseen our corporate strategic planning function since 2019. He has provided us with invaluable counsel through periods of significant change and challenges, earning the trust and respect of our leadership and key stakeholders. José R. Coleman was appointed Executive Vice President, Chief Legal Officer and General Counsel of Popular, succeeding Javier. José served as Popular’s Senior Vice President, Deputy General Counsel and Assistant Secretary since 2017, playing a vital role in transforming the Corporation’s Legal function and building a strong track record in delivering results. I am confident this new leadership structure strengthens Popular as we strive to serve our customers in today’s exciting and ever-changing environment. We were also fortunate to bring in two new Directors to our Board. Betty DeVita, who has extensive experience in the banking and payments industry, is currently the Chief Business Officer and a member of the board of directors of FinConecta, a global technology company focused on the digitalization of finance and open banking. Betty’s record of delivering strong growth and innovation in diverse financial services contexts is invaluable as we navigate our constantly evolving industry. José R. Rodríguez, an experienced certified public accountant, was an audit partner at KPMG LLP from 1995 until his retirement in April 2021. Over more than 25 years with KPMG, José held diverse leadership positions at national and global levels. José provides Popular with vital insights and judgment, drawn from his vast knowledge and expertise in the accounting, auditing, and financial sectors, as well as his many roles as a trusted advisor. 4 | Popular, Inc.

Our Board of Directors is a group of highly talented and committed individuals, who provide invaluable counsel to me and the entire management team. We are grateful for their guidance and support. We are also fortunate to have a team of more than 8,500 dedicated colleagues. Once again, they showed their resilience, facing challenges with resolve and a positive attitude. They continue to be, without a doubt, our most valuable asset, and we are committed to their professional, financial and general wellbeing. Looking Ahead The year 2022 will bring its own set of challenges and opportunities. As we have seen in the first months, the pandemic will continue to require patience, flexibility and agility from all of us for some time. We have demonstrated our capacity to adapt to changing conditions and will continue to do so with energy and determination. We are optimistic about the economic outlook for Puerto Rico. In addition to the unprecedented level of federal stimulus received to counter the effects of the COVID-19 pandemic, Puerto Rico still has a significant amount of hurricane recovery funds that have yet to be disbursed. The recovery funds have now begun to flow at a faster pace. Also, the recent court approval of the plan of adjustment for the Commonwealth of Puerto Rico under Title III of the Puerto Rico Oversight, Management and Economic Stability Act is a key step in the process to end Puerto Rico’s public debt crisis and allows it to make necessary investments towards sustainable economic growth. A significant amount of time and effort has been invested to get to this point, and we look forward for these resources to be refocused on the island’s long-term economic development. The combined impact of these factors should generate considerable economic activity in Puerto Rico for the coming years and we are ideally positioned to benefit from such activity. We stand ready to build on our leadership position and leverage the momentum achieved to make 2022 another great year for your company, as we continue to serve our customers, care for our colleagues, support our communities and deliver value to our shareholders. IGNACIO ALVAREZ President and Chief Executive Officer Popular, Inc. ESG Our business provides a powerful platform to make a difference in the lives of our customers, colleagues, communities, and shareholders, a privilege and responsibility we take very seriously. During 2021, we advanced our environmental, social and governance (ESG) strategy. An important milestone was publishing our first Corporate Sustainability Report aligned with external sustainability reporting standards, such as SASB and GRI. Equal access to banking services closely aligns with the core values of our organization and is one of the key focus areas of our ESG strategy. We are committed to improving access to financial services for members of our communities that have, for numerous reasons, remained outside of the traditional banking system. We are proud that Banco Popular de Puerto Rico and Popular Bank are now offering Bank On certified accounts. This certification is granted by the national nonprofit Cities for Financial Empowerment Fund to promote financial inclusion through standard account features that ensure low costs while offering robust transaction capabilities. We are also proud to be included, for the first time, in the Bloomberg Gender-Equality Index (GEI) as we continue to make important strides in gender parity at Popular. Our commitment to fostering a workplace that values inclusion, respect and accountability doesn’t just make us a better employer, it makes us a stronger organization. 2021 Annual Report | 5

25-Year Historical Financial Summary (Dollars in millions, except per share data) 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 Selected Financial Information Net Income (Loss) $209.6 $232.3 $257.6 $276.1 $304.5 $351.9 $470.9 $489.9 $540.7 $357.7 $(64.5) Assets 19,300.5 23,160.4 25,460.5 28,057.1 30,744.7 33,660.4 36,434.7 44,401.6 48,623.7 47,404.0 44,411.4 Gross Loans 11,376.6 13,078.8 14,907.8 16,057.1 18,168.6 19,582.1 22,602.2 28,742.3 31,710.2 32,736.9 29,911.0 Deposits 11,749.6 13,672.2 14,173.7 14,804.9 16,370.0 17,614.7 18,097.8 20,593.2 22,638.0 24,438.3 28,334.4 Stockholders’ Equity 1,503.1 1,709.1 1,661.0 1,993.6 2,272.8 2,410.9 2,754.4 3,104.6 3,449.2 3,620.3 3,581.9 Market Capitalization $3,350.3 $4,611.7 $3,790.2 $3,578.1 $3,965.4 $4,476.4 $5,960.2 $7,685.6 $5,836.5 $5,003.4 $2,968.3 Return on Average Assets (ROAA) 1.14% 1.14% 1.08% 1.04% 1.09% 1.11% 1.36% 1.23% 1.17% 0.74% -0.14% Return on Average Common Equity (ROACE) 15.83% 15.41% 15.45% 15.00% 14.84% 16.29% 19.30% 17.60% 17.12% 9.73% -2.08% Per Common Share1 Net Income (Loss) - Basic $7.51 $8.26 $9.19 $9.85 $10.87 $13.05 $17.36 $17.95 $19.78 $12.41 $(2.73) Net Income (Loss) - Diluted 7.51 8.26 9.19 9.85 10.87 13.05 17.36 17.92 19.74 12.41 (2.73) Dividends (Declared) 2.00 2.50 3.00 3.20 3.80 4.00 5.05 6.20 6.40 6.40 6.40 Book Value 51.83 59.32 57.54 69.62 79.67 91.02 96.60 109.45 118.22 123.18 121.24 Market Price 123.75 170.00 139.69 131.56 145.40 169.00 224.25 288.30 211.50 179.50 106.00 Assets by Geographical Area Puerto Rico 74% 71% 71% 72% 68% 66% 62% 55% 53% 52% 59% United States 23% 25% 25% 26% 30% 32% 36% 43% 45% 45% 38% Caribbean and Latin America 3% 4% 4% 2% 2% 2% 2% 2% 2% 3% 3% Total 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% Traditional Delivery System Banking Branches Puerto Rico 201 198 199 199 196 195 193 192 194 191 196 Virgin Islands 8 8 8 8 8 8 8 8 8 8 8 United States2 63 89 91 95 96 96 97 128 136 142 147 Subtotal 272 295 298 302 300 299 298 328 338 341 351 Non-Banking Offices Popular Financial Holdings 117 128 137 136 149 153 181 183 212 158 134 Popular Cash Express 51 102 132 154 195 129 114 4 Popular Finance 44 48 47 61 55 36 43 43 49 52 51 Popular Auto (including Reliable) 10 10 12 12 20 18 18 18 17 15 12 Popular Leasing, U.S.A. 7 8 10 11 13 13 11 15 14 11 24 Popular Mortgage 3 11 13 21 25 29 32 30 33 32 32 Popular Securities 2 2 2 3 4 7 8 9 12 12 13 Popular One Popular Insurance and Popular Risk Services 2 2 2 2 2 2 2 2 Popular Insurance Agency, U.S.A. 1 1 1 1 1 1 1 Popular Insurance V.I. 1 1 1 1 1 1 E-LOAN 1 1 1 Popular Equipment Finance EVERTEC 4 4 4 5 5 5 5 7 9 Subtotal 183 258 327 382 427 460 431 421 351 292 280 Total 455 553 625 684 727 759 729 749 689 633 631 Electronic Delivery System ATMs Owned Puerto Rico 391 421 442 478 524 539 557 568 583 605 615 Virgin Islands 17 59 68 37 39 53 57 59 61 65 69 United States 71 94 99 109 118 131 129 163 181 192 187 Total 479 574 609 624 681 723 743 790 825 862 871 Employees (full-time equivalent) 8,854 10,549 11,501 10,651 11,334 11,037 11,474 12,139 13,210 12,508 12,303 6 | Popular, Inc.

2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 $(1,243.9) $(573.9) $137.4 $151.3 $245.3 $599.3 $(313.5) $895.3 $216.7 $107.7 $618.2 $671.1 $506.6 $934.9 38,882.8 34,736.3 38,815.0 37,348.4 36,506.9 35,748.8 33,086.8 35,761.7 38,661.6 44,277.3 47,604.6 52,115.3 65,926.0 75,097.9 26,268.9 23,803.9 26,458.9 25,314.4 25,093.6 24,706.7 22,053.2 23,129.2 23,435.4 24,942.5 26,559.3 27,466.1 29,484.7 29,299.7 27,550.2 25,924.9 26,762.2 27,942.1 27,000.6 26,711.1 24,807.5 27,209.7 30,496.2 35,453.5 39,710.0 43,758.6 56,866.3 67,005.1 3,268.4 2,538.8 3,800.5 3,918.8 4,110.0 4,626.2 4,267.4 5,105.3 5,198.0 5,103.9 5,435.1 6,016.8 6,028.7 5,969.4 $1,455.1 $1,445.4 $3,211.4 $1,426.0 $2,144.9 $2,970.6 $3,523.4 $2,936.6 $4,548.1 $3,622.4 $4,719.3 $5,615.9 $4,744.6 $6,551.0 -3.04% -1.57% 0.36% 0.40% 0.68% 1.65% -0.89% 2.54% 0.58% 0.26% 1.33% 1.33% 0.85% 1.31% -44.47% -32.95% 4.37% 4.01% 6.37% 14.43% -7.04% 19.16% 4.07% 1.96% 11.39% 11.78% 9.36% 16.22% $(45.51) $2.39 $(0.62) $1.44 $2.36 $5.80 $(3.08) $8.66 $2.06 $1.02 $6.07 $6.89 $5.88 $11.49 (45.51) 2.39 (0.62) 1.44 2.35 5.78 (3.08) 8.65 2.06 1.02 6.06 6.88 5.87 11.46 4.80 0.20 - - - - - 0.30 0.60 1.00 1.00 1.20 1.60 1.75 63.29 38.91 36.67 37.71 39.35 44.26 40.76 48.79 49.60 49.51 53.88 62.42 71.30 74.48 51.60 22.60 31.40 13.90 20.79 28.73 34.05 28.34 43.82 35.49 47.22 58.75 56.32 82.04 64% 65% 74% 74% 73% 72% 80% 75% 75% 76% 77% 78% 82% 84% 33% 32% 23% 23% 24% 25% 17% 22% 23% 22% 21% 20% 17% 15% 3% 3% 3% 3% 3% 3% 3% 3% 2% 2% 2% 2% 1% 1% 100%100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 179 173 185 183 175 171 168 173 171 168 163 164 162 159 8 8 8 9 9 9 9 9 9 9 9 10 10 10 139 101 96 94 92 90 47 50 51 51 51 51 50 39 326 282 289 286 276 270 224 232 231 228 223 225 222 208 2 9 12 10 10 10 10 9 9 9 9 9 12 12 11 11 22 32 33 36 37 37 38 25 24 17 14 14 14 15 15 7 6 6 4 4 3 3 3 2 2 2 2 2 2 4 5 6 6 6 5 5 5 5 6 7 1 1 1 1 1 1 1 2 2 2 2 2 2 2 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 9 9 97 61 55 58 59 59 46 46 37 34 36 36 37 39 423 343 344 344 335 329 270 278 268 262 259 261 259 247 605 571 624 613 597 599 602 622 635 633 619 622 619 616 74 77 17 20 20 22 21 21 20 22 22 23 23 23 176 136 138 135 134 132 83 87 101 110 115 119 118 91 855 784 779 768 751 753 706 730 756 765 756 764 760 730 10,587 9,407 8,277 8,329 8,072 8,059 7,752 7,810 7,828 7,784 8,474 8,560 8,522 8,351 1 Per common share data adjusted for stock splits and reverse stock split executed in May 2012. 2 Excludes a Banco Popular de Puerto Rico branch operating in New York. 2021 Annual Report | 7

Popular, Inc. Management & Board Of Directors Senior Management Team IGNACIO ALVAREZ President & Chief Executive Officer Popular, Inc. CAMILLE BURCKHART Executive Vice President Chief Information & Digital Officer Innovation, Technology & Operations Group Popular, Inc. BEATRIZ CASTELLVÍ Executive Vice President & Chief Security Officer Corporate Security Group Popular, Inc. LUIS E. CESTERO Executive Vice President Retail Banking Group Banco Popular de Puerto Rico MANUEL CHINEA Executive Vice President Popular, Inc. Chief Operating Officer Popular Bank JOSÉ R. COLEMAN TIÓ Executive Vice President & Chief Legal Officer General Counsel & Corporate Matters Group Popular, Inc. JAVIER D. FERRER Executive Vice President, Chief Operating Officer, Head of Business Strategy & Corporate Secretary Popular, Inc. MARÍA CRISTINA (MC) GONZÁLEZ Executive Vice President Chief Communications and Public Affairs Officer Corporate Communications & Public Affairs Group Popular, Inc. JUAN O. GUERRERO Executive Vice President Financial & Insurance Services Group Banco Popular de Puerto Rico GILBERTO MONZÓN Executive Vice President Individual Credit Group Banco Popular de Puerto Rico EDUARDO J. NEGRÓN Executive Vice President & Chief Administration Officer Administration Group Popular, Inc. ELI S. SEPÚLVEDA Executive Vice President Commercial Credit Group Banco Popular de Puerto Rico LIDIO V. SORIANO Executive Vice President & Chief Risk Officer Corporate Risk Management Group Popular, Inc. CARLOS J. VÁZQUEZ Executive Vice President & Chief Financial Officer Corporate Finance Group Popular, Inc. 8 | Popular, Inc.

Board of Directors RICHARD L. CARRIÓN Chairman of the Board of Directors Popular, Inc. IGNACIO ALVAREZ President & Chief Executive Officer Popular, Inc. JOAQUÍN E. BACARDÍ, III President and Chairman Edmundo B. Fernández, Inc. ALEJANDRO M. BALLESTER President Ballester Hermanos, Inc. ROBERT CARRADY President Caribbean Cinemas BETTY DEVITA Chief Business Officer FinConecta JOHN W. DIERCKSEN Principal Greycrest, LLC MARÍA LUISA FERRÉ RANGEL Chief Executive Officer FRG, LLC C. C. KIM GOODWIN Private Investor JOSÉ R. RODRIGUEZ Chairman of the Board of Directors CareMax, Inc. MYRNA M. SOTO Chief Executive Officer & Founder Apogee Executive Advisors, LLC CARLOS A. UNANUE President Goya de Puerto Rico, Inc. 2021 Annual Report | 9

Popular, Inc. Resumen del año Estimados Accionistas: El 2021 fue un año excepcional para Popular, impulsado por ganancias récord, calidad crediticia sólida, aumento en los depósitos, crecimiento continuo de clientes y la ejecución exitosa de acciones de capital. Nuestros resultados reflejan la continua recuperacin econmica en los mercados en los que operamos, nuestras fuentes diversificadas de ingresos y una gestin prudente del riesgo. Resultados financieros, capital y desempeo de la accin Nuestro ingreso neto para el año alcanzó $935 millones, $428 millones o 84% más que el año anterior. El aumento fue impulsado en gran medida por un menor gasto de provisión para pérdidas de crédito. En 2021, reportamos un beneficio de provisión de $193 millones, en comparación con un gasto de provisión de $293 millones en 2020. El beneficio de la provisión fue impulsado por la recuperación económica actual y las perspectivas positivas, junto con métricas sólidas de calidad de crédito. El aumento en ingresos por intereses y comisiones también contribuyó a los resultados positivos. Los niveles de capital se mantuvieron sólidos, cerrando el año con una relación de capital “Tier 1 Common” de 17.4% y un valor tangible en libros de $65.26 dólares, ambos superiores a los del 2020. Durante el año, ejecutamos importantes acciones de capital, incluyendo un aumento en el dividendo trimestral de acciones comunes de $0.40 a $ 0.45 por acción, la recompra de $350 millones de acciones comunes en el mercado y la redención de $187 millones de acciones preferidas. A principios de 2022, anunciamos nuestro plan de capital para el año, que incluye un aumento en el dividendo trimestral de acciones comunes de $0.45 a $ 0.55 por acción y recompras de acciones comunes de hasta $500 millones. Nuestras acciones de capital reflejan la fortaleza del desempeño financiero y la posición de capital de Popular, que nos permiten ofrecer valor a los accionistas mientras continuamos invirtiendo en nuestra franquicia. Nuestras acciones tuvieron un buen desempeño durante 2021, cerrando el año en $82.04, un 46% más alto que en 2020. Este desempeño compara favorablemente con el Índice KBW Nasdaq Regional Banking, que aumentó 34%, y estuvo en lĺnea con nuestros bancos pares en los Estados Unidos, que aumentaron 52%. 2020 $507 MILLONES 2021 $935 MILLONES INGRESO NETO PRECIO DE LA ACCIÓN 46% MÁS ALTO QUE EL CIERRE DEL AÑO 2020 $82.04 PRECIO AL CIERRE DE 2021 ACCIONES DE POPULAR, INC. (BPOP) El 2021 fue un año excepcional para Popular, impulsado por ganancias récord, calidad crediticia sólida, aumento en los depósitos, crecimiento continuo de clientes y la ejecución exitosa de acciones de capital. Informe Anual 2021 | 11

Aspectos destacados del negocio Continuamos ejecutando nuestra estrategia de negocio, estructurada en torno a cuatro pilares estratégicos. Crecimiento rentable y sostenible Aumentamos los depósitos por aproximadamente $10 mil millones. Procesamos aproximadamente $675 millones en préstamos en la segunda ronda del Programa de Protección de Nómina (PPP), de la Administración de Pequeños Negocios, alcanzando un total de $2.1 mil millones en el programa. Aumentamos el total de préstamos por $810 millones, excluyendo la cartera de PPP. El aumento fue impulsado por los préstamos para automóviles en Puerto Rico y nuestros negocios especializados en los Estados Unidos, principalmente servicios a asociaciones de condominios y préstamos al sector de la salud. Adquirimos los activos de K2 Capital Group, un negocio nacional de arrendamiento de equipos médicos, con $119 millones en activos, que complementa y expande nuestro negocio de préstamos al sector de salud en los Estados Unidos. Simplicidad Completamos exitosamente la reorganización estratégica de nuestra red de sucursales del área metropolitana de Nueva York, y logramos un impulso positivo en el reenfoque de los recursos hacia las pequeñas y medianas empresas. Continuamos los esfuerzos para digitalizar y automatizar procesos operacionales para aumentar la eficiencia y mejorar la satisfacción del cliente. Enfoque al cliente Implementamos una nueva plataforma de manejo de la experiencia del cliente, la cual provee a los negocios el sentir de los clientes de manera más frecuente y oportuna. Lanzamos varias aplicaciones digitales para agilizar las solicitudes de tarjetas de crédito comerciales y préstamos para pequeñas empresas. Preparados para el futuro Ejecutamos diversas iniciativas relacionadas con la compensación, incluyendo aumentos de mérito y ajustes de mercado. Anunciamos aumentos en los salarios base mínimos en todos nuestros mercados, a partir de 2022. Lanzamos el primer Grupo de Recursos para Empleados para la comunidad LGBTQ+ y sus aliados. Continuamos fortaleciendo nuestros programas de cumplimiento y ciberseguridad. Gerencia y Junta de Directores Durante los últimos dos años, nuestros colegas han demostrado una notable resiliencia y agilidad, adaptándose a condiciones que evolucionan rápidamente. La forma en que trabajamos y cómo nuestros clientes interactúan con nosotros cambió abruptamente y sabemos que el ritmo del cambio seguirá acelerándose. A finales de 2021 anunciamos ciertos cambios organizacionales diseñados para satisfacer las necesidades cambiantes de nuestros clientes y permitirnos competir de manera más efectiva. Javier D. Ferrer fue nombrado vicepresidente ejecutivo, director de operaciones y jefe de estrategia de negocio de la Corporación, reportando directamente a mí. Javier se unió a Popular en 2015 como asesor general y también ha supervisado nuestra función corporativa de planificación estratégica desde 2019. Nos ha brindado un asesoramiento invaluable durante períodos de cambios y desafíos significativos, ganándose la confianza y el respeto de nuestro liderazgo y grupos claves. José R. Coleman fue nombrado vicepresidente ejecutivo, director jurídico y consejero general de Popular, como sucesor de Javier. José se desempeñó como primer vicepresidente, asesor general y secretario de Popular desde 2017, desempeñando un papel vital en la transformación de la función legal de la Corporación y alcanzando excelentes resultados en una gran variedad de proyectos. Estoy seguro de que esta nueva estructura de liderazgo fortalece a Popular a medida que nos esforzamos por servir a nuestros clientes en el entorno dinámico de hoy. Además, somos afortunados de contar con dos nuevos directores en nuestra Junta. Betty DeVita, que tiene una amplia experiencia en la industria bancaria y de pagos, es actualmente la directora de Negocios y miembro de la junta directiva de FinConecta, una compañía de tecnología global centrada en la digitalización de las finanzas y la banca abierta. El historial de Betty de propiciar crecimiento e innovación en diversos contextos de servicios financieros es invaluable mientras navegamos por una industria en constante evolución. José R. Rodríguez, un experimentado contador público certificado, fue socio auditor en KPMG LLP desde 1995 hasta su jubilación en abril de 2021. Durante más de 25 años con KPMG, José ocupó diversos puestos de liderazgo a nivel nacional y mundial. José proporciona a Popular ideas y consejos vitales, extraídos de su vasto conocimiento y experiencia en los sectores de contabilidad, auditoría y finanzas, así como de sus muchos roles como asesor. Nuestra Junta de Directores es un grupo de personas altamente talentosas y comprometidas, que nos 12 | Popular, Inc.

brindan un asesoramiento invaluable a mí y a todo el equipo de gerencial. Estamos agradecidos por su orientación y apoyo. También, somos dichosos de tener un equipo de más de 8,500 compañeros dedicados. Una vez más, mostraron su resiliencia, enfrentando los desafíos con determinación y una actitud positiva. Ellos continúan siendo, sin duda, nuestro activo más valioso, y estamos comprometidos con su bienestar profesional, financiero y general. Mirando hacia el futuro El año 2022 traerá su propio conjunto de desafíos y oportunidades. Como hemos visto en los primeros meses, la pandemia seguirá requiriendo paciencia, flexibilidad y agilidad de todos nosotros durante algún tiempo. Hemos demostrado nuestra capacidad de adaptación a las condiciones cambiantes y continuaremos haciéndolo con energía y determinación. Nos sentimos optimistas sobre las perspectivas económicas para Puerto Rico. Además del nivel sin precedentes de estímulo federal recibido para contrarrestar los efectos de la pandemia de COVID-19, Puerto Rico todavía cuenta con una cantidad significativa de fondos de recuperación de huracanes que aún no se han desembolsado. Estos fondos ahora han comenzado a fluir a un ritmo más acelerado. Además, la reciente aprobación judicial del plan de ajuste bajo el Título III de la Ley de Supervisión, Administración y Estabilidad Económica de Puerto Rico es un paso clave en el proceso para poner fin a la crisis de deuda pública del país y le permite realizar las inversiones necesarias para el crecimiento económico sostenible. Se ha invertido una cantidad significativa de tiempo y esfuerzo para llegar a este punto, y esperamos que estos recursos se vuelvan a enfocar en el desarrollo económico a largo plazo de la isla. El impacto combinado de estos factores debería generar un movimiento económico considerable en Puerto Rico durante los próximos años y estamos en una posición ideal para beneficiarnos de dicha actividad. Nos encontramos listos para construir sobre nuestra posición de liderazgo y aprovechar el impulso logrado para hacer de 2022 otro gran año para nuestra organización, a medida que continuamos sirviendo a nuestros clientes, cuidando a nuestros compañeros, apoyando a nuestras comunidades y aportando valor a nuestros accionistas. IGNACIO ÁLVAREZ Presidente y Principal Oficial Ejecutivo Popular, Inc. ESG Nuestro negocio proporciona una plataforma poderosa para hacer una diferencia en la vida de nuestros clientes, compañeros, comunidades y accionistas, un privilegio y una responsabilidad que nos tomamos muy en serio. Durante 2021, avanzamos en nuestra estrategia ambiental, social y de gobernanza (ESG, por sus siglas en inglés). Un hito importante fue la publicación de nuestro primer Informe de Sustentabilidad Corporativa alineado con los estándares externos de informes de sustentabilidad, como SASB y GRI. El acceso a servicios bancarios se alinea estrechamente con los valores de nuestra organización y es una de las áreas de enfoque clave de nuestra estrategia ESG. Estamos comprometidos a mejorar el acceso a los servicios financieros para los miembros de nuestras comunidades que, por numerosas razones, han permanecido fuera del sistema bancario tradicional. Estamos orgullosos de que Banco Popular de Puerto Rico y Popular Bank ahora ofrecen cuentas certificadas de Bank On. Esta certificación la otorga la organización nacional sin fines de lucro Cities for Financial Empowerment Fund para promover la inclusión financiera a través cuentas con características que aseguran bajos costos, a la vez que ofrecen una capacidad transaccional robusta. También estamos orgullosos de ser incluidos, por primera vez, en el Índice de Igualdad de Género (GEI) de Bloomberg, a medida que continuamos haciendo importantes avances en la paridad de género en Popular. Nuestro compromiso de fomentar un lugar de trabajo que valore la inclusión, el respeto y la responsabilidad no solo nos convierte en un mejor patrono, sino que nos hace una organización más fuerte. Informe Anual 2021 | 13

25 Años Resumen Financiero Histórico (Dólares en millones, excepto información por acción) 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 Información Financiera Seleccionada Ingreso neto (Pérdida Neta) $209.6 $232.3 $257.6 $276.1 $304.5 $351.9 $470.9 $489.9 $540.7 $357.7 $(64.5) Activos 19,300.5 23,160.4 25,460.5 28,057.1 30,744.7 33,660.4 36,434.7 44,401.6 48,623.7 47,404.0 44,411.4 Préstamos Brutos 11,376.6 13,078.8 14,907.8 16,057.1 18,168.6 19,582.1 22,602.2 28,742.3 31,710.2 32,736.9 29,911.0 Depósitos 11,749.6 13,672.2 14,173.7 14,804.9 16,370.0 17,614.7 18,097.8 20,593.2 22,638.0 24,438.3 28,334.4 Capital de Accionistas 1,503.1 1,709.1 1,661.0 1,993.6 2,272.8 2,410.9 2,754.4 3,104.6 3,449.2 3,620.3 3,581.9 Valor agregado en el mercado $3,350.3 $4,611.7 $3,790.2 $3,578.1 $3,965.4 $4,476.4 $5,960.2 $7,685.6 $5,836.5 $5,003.4 $2,968.3 Rendimiento de Activos Promedio (ROAA) 1.14% 1.14% 1.08% 1.04% 1.09% 1.11% 1.36% 1.23% 1.17% 0.74% -0.14% Rendimiento de Capital Común Promedio (ROACE) 15.83% 15.41% 15.45% 15.00% 14.84% 16.29% 19.30% 17.60% 17.12% 9.73% -2.08% Por Acción Común1 Ingreso neto (Pérdida Neta) - Básico $7.51 $8.26 $9.19 $9.85 $10.87 $13.05 $17.36 $17.95 $19.78 $12.41 $(2.73) Ingreso neto (Pérdida Neta) - Diluido 7.51 8.26 9.19 9.85 10.87 13.05 17.36 17.92 19.74 12.41 (2.73) Dividendos (Declarados) 2.00 2.50 3.00 3.20 3.80 4.00 5.05 6.20 6.40 6.40 6.40 Valor en los Libros 51.83 59.32 57.54 69.62 79.67 91.02 96.60 109.45 118.22 123.18 121.24 Precio en el Mercado 123.75 170.00 139.69 131.56 145.40 169.00 224.25 288.30 211.50 179.50 106.00 Activos por Área Geográfica Puerto Rico 74% 71% 71% 72% 68% 66% 62% 55% 53% 52% 59% Estados Unidos 23% 25% 25% 26% 30% 32% 36% 43% 45% 45% 38% Caribe y Latinoamérica 3% 4% 4% 2% 2% 2% 2% 2% 2% 3% 3% Total 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% Sistema de Distribución Tradicional Sucursales Bancarias Puerto Rico 201 198 199 199 196 195 193 192 194 191 196 Islas Vírgenes 8 8 8 8 8 8 8 8 8 8 8 Estados Unidos2 63 89 91 95 96 96 97 128 136 142 147 Subtotal 272 295 298 302 300 299 298 328 338 341 351 Oficinas No Bancarias Popular Financial Holdings 117 128 137 136 149 153 181 183 212 158 134 Popular Cash Express 51 102 132 154 195 129 114 4 Popular Finance 44 48 47 61 55 36 43 43 49 52 51 Popular Auto (incluyendo Reliable) 10 10 12 12 20 18 18 18 17 15 12 Popular Leasing, U.S.A. 7 8 10 11 13 13 11 15 14 11 24 Popular Mortgage 3 11 13 21 25 29 32 30 33 32 32 Popular Securities 2 2 2 3 4 7 8 9 12 12 13 Popular One Popular Insurance y Popular Risk Services 2 2 2 2 2 2 2 2 Popular Insurance Agency, U.S.A. 1 1 1 1 1 1 1 Popular Insurance V.I. 1 1 1 1 1 1 E-LOAN 1 1 1 Popular Equipment Finance EVERTEC 4 4 4 5 5 5 5 7 9 Subtotal 183 258 327 382 427 460 431 421 351 292 280 Total 455 553 625 684 727 759 729 749 689 633 631 Sistema Electrónico de Distribución Cajeros Automáticos Propios y Administrados Puerto Rico 391 421 442 478 524 539 557 568 583 605 615 Islas Virgenes 17 59 68 37 39 53 57 59 61 65 69 Estados Unidos 71 94 99 109 118 131 129 163 181 192 187 Total 479 574 609 624 681 723 743 790 825 862 871 Empleados (equivalente a tiempo completo) 8,854 10,549 11,501 10,651 11,334 11,037 11,474 12,139 13,210 12,508 12,303 14 | Popular, Inc.

2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 $(1,243.9) $(573.9) $137.4 $151.3 $245.3 $599.3 $(313.5) $895.3 $216.7 $107.7 $618.2 $671.1 $506.6 $934.9 38,882.8 34,736.3 38,815.0 37,348.4 36,506.9 35,748.8 33,086.8 35,761.7 38,661.6 44,277.3 47,604.6 52,115.3 65,926.0 75,097.9 26,268.9 23,803.9 26,458.9 25,314.4 25,093.6 24,706.7 22,053.2 23,129.2 23,435.4 24,942.5 26,559.3 27,466.1 29,484.7 29,299.7 27,550.2 25,924.9 26,762.2 27,942.1 27,000.6 26,711.1 24,807.5 27,209.7 30,496.2 35,453.5 39,710.0 43,758.6 56,866.3 67,005.1 3,268.4 2,538.8 3,800.5 3,918.8 4,110.0 4,626.2 4,267.4 5,105.3 5,198.0 5,103.9 5,435.1 6,016.8 6,028.7 5,969.4 $1,455.1 $1,445.4 $3,211.4 $1,426.0 $2,144.9 $2,970.6 $3,523.4 $2,936.6 $4,548.1 $3,622.4 $4,719.3 $5,615.9 $4,744.6 $6,551.0 -3.04% -1.57% 0.36% 0.40% 0.68% 1.65% -0.89% 2.54% 0.58% 0.26% 1.33% 1.33% 0.85% 1.31% -44.47% -32.95% 4.37% 4.01% 6.37% 14.43% -7.04% 19.16% 4.07% 1.96% 11.39% 11.78% 9.36% 16.22% $(45.51) $2.39 $(0.62) $1.44 $2.36 $5.80 $(3.08) $8.66 $2.06 $1.02 $6.07 $6.89 $5.88 $11.49 (45.51) 2.39 (0.62) 1.44 2.35 5.78 (3.08) 8.65 2.06 1.02 6.06 6.88 5.87 11.46 4.80 0.20 ----- 0.30 0.60 1.00 1.00 1.20 1.60 1.75 63.29 38.91 36.67 37.71 39.35 44.26 40.76 48.79 49.60 49.51 53.88 62.42 71.30 74.48 51.60 22.60 31.40 13.90 20.79 28.73 34.05 28.34 43.82 35.49 47.22 58.75 56.32 82.04 64% 65% 74% 74% 73% 72% 80% 75% 75% 76% 77% 78% 82% 84% 33% 32% 23% 23% 24% 25% 17% 22% 23% 22% 21% 20% 17% 15% 3% 3% 3% 3% 3% 3% 3% 3% 2% 2% 2% 2% 1% 1% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 179 173 185 183 175 171 168 173 171 168 163 164 162 159 8 8 8 9 9 9 9 9 9 9 9 10 10 10 139 101 96 94 92 90 47 50 51 51 51 51 50 39 326 282 289 286 276 270 224 232 231 228 223 225 222 208 2 9 12 10 10 10 10 9 9 9 9 9 12 12 11 11 22 32 33 36 37 37 38 25 24 17 14 14 14 15 15 7 6 6 4 4 3 3 3 2 2 2 2 2 2 4 5 6 6 6 5 5 5 5 6 7 1 1 1 1 1 1 1 2 2 2 2 2 2 2 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 1 9 9 97 61 55 58 59 59 46 46 37 34 36 36 37 39 423 343 344 344 335 329 270 278 268 262 259 261 259 247 605 571 624 613 597 599 602 622 635 633 619 622 619 616 74 77 17 20 20 22 21 21 20 22 22 23 23 23 176 136 138 135 134 132 83 87 101 110 115 119 118 91 855 784 779 768 751 753 706 730 756 765 756 764 760 730 10,587 9,407 8,277 8,329 8,072 8,059 7,752 7,810 7,828 7,784 8,474 8,560 8,522 8,351 1 Los datos de las acciones comunes han sido ajustados por las divisiones en acciones y la división de acciones a la inversa realizada en mayo 2012. 2 Excluye una sucursal de Banco Popular de Puerto Rico en Nueva York. Informe Anual 2021 | 15

Popular, Inc. Gerencia y Junta de Directores Gerencia IGNACIO ÁLVAREZ Presidente y Principal Oficial Ejecutivo Popular, Inc. CAMILLE BURCKHART Vicepresidenta Ejecutiva Principal Oficial de Informática y Tecnología Digital Grupo de Innovación, Tecnología y Operaciones Popular, Inc. BEATRIZ CASTELLVÍ Vicepresidenta Ejecutiva y Principal Oficial de Seguridad Grupo de Seguridad Corporativa Popular, Inc. LUIS E. CESTERO Vicepresidente Ejecutivo Grupo de Banca Individual Banco Popular de Puerto Rico MANUEL CHINEA Vicepresidente Ejecutivo Popular, Inc. Principal Oficial de Operaciones Popular Bank JOSÉ R. COLEMAN TIÓ Vicepresidente Ejecutivo y Principal Oficial Legal Grupo del Asesor General y Asuntos Corporativos Popular, Inc. JAVIER D. FERRER Vicepresidente Ejecutivo Principal Oficial de Operaciones Principal Oficial de Estrategia y Secretario Corporativo Popular, Inc. MARÍA CRISTINA (MC) GONZÁLEZ Vicepresidenta Ejecutiva y Principal Oficial de Comunicaciones y Asuntos Públicos Grupo de Comunicaciones Corporativas y Asuntos Públicos Popular, Inc. JUAN O. GUERRERO Vicepresidente Ejecutivo Grupo de Servicios Financieros y Seguros Banco Popular de Puerto Rico GILBERTO MONZÓN Vicepresidente Ejecutivo Grupo de Crédito a Individuo Banco Popular de Puerto Rico EDUARDO J. NEGRÓN Vicepresidente Ejecutivo y Principal Oficial de Administración Grupo de Administración Popular, Inc. ELI S. SEPÚLVEDA Vicepresidente Ejecutivo Grupo de Crédito Comercial Banco Popular de Puerto Rico LIDIO V. SORIANO Vicepresidente Ejecutivo y Principal Oficial de Riesgo Grupo Corporativo de Manejo de Riesgo Popular, Inc. CARLOS J. VÁZQUEZ Vicepresidente Ejecutivo y Principal Oficial Financiero Grupo de Finanzas Corporativas Popular, Inc. 16 | POPULAR, INC.

Junta De Directores RICHARD L. CARRIÓN Presidente de la Junta de Directores Popular, Inc. IGNACIO ÁLVAREZ Presidente y Principal Oficial Ejecutivo Popular, Inc. JOAQUÍN E. BACARDÍ, III Presidente Edmundo B. Fernández, Inc. ALEJANDRO M. BALLESTER Presidente Ballester Hermanos, Inc. ROBERT CARRADY Presidente Caribbean Cinemas BETTY DEVITA Principal Oficial de Negocios FinConecta JOHN W. DIERCKSEN Principal Greycrest, LLC MARÍA LUISA FERRÉ RANGEL Principal Oficial Ejecutiva FRG, LLC C. KIM GOODWIN Inversionista Privada JOSÉ R. RODRÍGUEZ Presidente de la Junta de Directores CareMax, Inc. MYRNA M. SOTO Principal Oficial Ejecutiva y Fundadora Apogee Executive Advisors, LLC CARLOS A. UNANUE Presidente Goya de Puerto Rico, Inc. Informe Anual 2021 | 17

Financial Review and
Supplementary Information
Management’s Discussion and Analysis of
Financial Condition and Results of Operations
3
Statistical Summaries 56
Report of Management on Internal Control Over Financial
Reporting
59
Report of Independent Registered Public

Accounting Firm
60
Consolidated Statements of Financial Condition as of

December 31, 2021 and 2020
64
Consolidated Statements of Operations for the

years ended December 31, 2021, 2020 and

2019
65
Consolidated Statements of Comprehensive
Income for the years ended December 31, 2021,

2020 and
2019
66
Consolidated Statements of Changes in Stockholders’
Equity for the years ended December 31, 2021,

2020 and
2019
67
Consolidated Statements of Cash Flows for the
years ended December 31, 2021, 2020 and

2019
68
Notes to Consolidated Financial Statements 70

Management’s Discussion and
Analysis of Financial Condition

and Results of Operations
Forward-Looking Statements 3
Overview 4
Critical Accounting Policies / Estimates 9
Statement of Operations Analysis 15
Net Interest Income 15
Provision for Credit Losses 18
Non-Interest Income 18
Operating Expenses 19
Income Taxes 20
Fourth Quarter Results 20
Reportable Segment Results 21
Statement of Financial Condition Analysis 23
Assets 23
Liabilities 24
Stockholders’ Equity 25
Regulatory Capital 25
Risk Management 28
Market / Interest Rate Risk 28
Liquidity 33
Enterprise Risk Management 53
Adoption of New Accounting Standards and Issued

but
Not Yet Effective Accounting Standards
55
Statistical Summaries
Statements of Financial Condition 56
Statements of Operations 57
Average Balance Sheet and Summary of Net Interest
Income
58

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
amount of

Puerto Rico

public sector

deposits held

at the

Corporation, whose

future balances

are uncertain

and difficult

to predict
and

may

be

impacted by

factors such

as

the

amount of

Federal funds

received by

the

P.R.

Government in

connection with

the
COVID-19 pandemic and the rate of expenditure of

such funds, as well as the timeline and implementation

of the Plan of Adjustment

for

the

Puerto

Rico

debt

restructuring

under

Title

III

of

PROMESA;

risks

related

to

Popular’s

planned

acquisition

of

certain
information technology

and related

assets currently

used by

EVERTEC, Inc.

to service

certain of

Banco Popular

de Puerto

Rico’s
key channels, as well as the planned entry into amended and restated commercial agreements and the sale or conversion into non-
voting

of

Popular’s ownership

stake

in

Evertec

(the

“Transaction”),

including:

the

length

of

time

necessary

to

consummate

the
Transaction; the ability to satisfy the conditions to the closing thereof; the receipt of any regulatory approvals necessary to effect the
Transaction and

the contemplated return to

shareholders of net

gains resulting from

a sale of

EVERTEC, Inc. shares;

the ability to
successfully transition

and integrate

the assets

acquired as

part of

the Transaction,

as well

as related

operations, employees

and
third party contractors;

unexpected costs, including,

without limitation, costs due

to exposure to

any unrecorded liabilities or

issues
not identified

during due

diligence investigation

of the

Transaction or

that are

not subject

to indemnification

or reimbursement

by
EVERTEC, Inc.; risks that Popular may be affected by operational and other risks arising from the acquisition of

the acquired assets,
including

the

transition

and

integration

thereof,

or

by

adverse

effects

on

relationships

with

customers,

employees

and

service
providers; and

business and

other risks

arising from

the

extension of

Popular’s current

commercial agreements

with EVERTEC,
Inc.,

as

well

as

the

sale

or

conversion

of

EVERTEC,

Inc.

shares

owned

by

Popular;

the

scope

and

duration

of

the

COVID-19
pandemic

(including

the

appearance

of

new

strains

of

the

virus),

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

that

may

be

necessary

to

undertake

certain

actions

or

consummate

strategic

transactions

such

as

acquisitions

and
dispositions;

unforeseen or

catastrophic

events, including

extreme weather

events,

other

natural

disasters, man-made

disasters,
acts of violence or war, or the emergence of pandemics epidemics and other health-related crises,

which could cause a disruption in
our operations or other adverse consequences for our business; the relative strength or weakness of the consumer and commercial
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

2021,

is

inherently uncertain

and

depends on

judicial

interpretations of

law and

the

findings

of

regulators,
judges

and/or

juries.

The

description

of

the

Corporation’s

business

and

risk

factors

contained

in

Part

I,

Items

1

and

1A

of

the
Corporation’s

Form

10-K

for

the

year

ended

December

31,

2021

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

37

to

the

Consolidated
Financial Statements presents information about the

Corporation’s business segments.
The

Corporation

has

several

investments

which

it

accounts

for

under

the

equity

method.

These

include

the

16.19%

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
diversified

financial

services

institution

operating

in

the

Dominican

Republic.

For

the

year

ended

December

31,

2021,

the
Corporation recorded approximately $58.3 million in earnings from these investments on an aggregate basis. The carrying amounts
of these investments

as of December 31,

2021 were $299.0 million.

Refer to Note

27 to the

Consolidated Financial Statements for
additional information.

SIGNIFICANT EVENTS
Acquisition of K2 Capital Group LLC
On

October

15,

2021,

Popular

Equipment

Finance

LLC

(“PEF”),

a

newly-formed

wholly-owned

subsidiary

of

PB,

completed

the
acquisition of certain

assets and the

assumption of certain

liabilities of Minnesota-based

K2 Capital Group

LLC’s (“K2”)

equipment
leasing

and

financing

business

(the

“Acquired

Business”).

PEF

made

a

payment

to

K2

of

approximately

$157

million

in

cash,
representing a premium of

$49 million over the

book value of K2’s

net assets, which has

been recorded as goodwill.

An additional
approximate $29 million in earnout payments could be payable to K2 over the next three years, contingent upon the achievement of certain agreed-upon financial targets during such period.

Specializing in the healthcare

industry, the

Acquired Business provides a variety

of lease products, including

operating and finance
leases,

and

also

offers

private

label

vendor

finance

programs

to

equipment

manufacturers

and

healthcare

organizations.

The
acquisition provides PB with a national equipment

leasing platform that complements its existing healthcare

lending business.

As

part

of

the

transaction,

PEF

acquired

approximately

$115

million

in

net

assets

that

consisted

mainly

of

commercial

finance
leases. The transaction was accounted for as a business combination. Refer to Note 4 to the Consolidated Financial Statements for
additional information.

Capital Actions

2021 Increase in Common Stock Dividend
On May 6, 2021,

the Corporation’s Board of

Directors approved a quarterly cash

dividend of $0.45

per share, an increase

from the
previous

$0.40

per

share

quarterly

dividend, on

its

outstanding common

stock.

During

the

year

ended December

31,

2021,

the
Corporation declared cash dividend of $1.75 per common

share outstanding ($142.3 million in the aggregate).
Accelerated Share Repurchase
On

September

9,

2021,

the

Corporation

completed

its

previously

announced

accelerated

share

repurchase

program

for

the
repurchase

of

an

aggregate

$350

million

of

Popular’s

common

stock.

Under

the

terms

of

the

accelerated

share

repurchase
agreement (the “ASR Agreement”), on

May 4, 2021, the Corporation

made an initial payment of

$350 million and received an

initial
delivery

of 3,785,831

shares of

Popular’s Common

Stock (the

“Initial Shares”).

The transaction

was accounted

for

as a

treasury
stock transaction. As

a result

of the

receipt of

the Initial Shares,

the Corporation recognized

in shareholders’ equity

approximately
$280 million in treasury stock and $70 million as a reduction in capital surplus. Upon the final settlement of the ASR Agreement, the
Corporation received an additional

828,965 shares of Popular’s common

stock and recognized $61

million as treasury stock

with a
corresponding

increase

in

its

capital

surplus

account.

The

Corporation

repurchased

a

total

of

4,614,796

shares

at

an

average
purchase price of $75.84 under the ASR Agreement.
Redemption of Trust Preferred Securities
On November 1, 2021, the Corporation redeemed all outstanding 6.70% Cumulative Monthly Income Trust Preferred Securities (the
“Trust Preferred Securities”) issued by the Popular Capital Trust I (the “Trust”) (liquidation amount of

$25 per security and amounting
to $186,663,800 (or

$181,063,250 after excluding the

Corporation’s participation in the

Trust of

$5,600,550) in the aggregate).

The
redemption price

for the

Trust Preferred

Securities was

equal to

$25 per

security plus

accrued and

unpaid distributions

up to

and
excluding

the

redemption

date

in

the

amount

of

$0.139583

per

security,

for

a

total

payment

per

security

in

the

amount

of
$25.139583. Upon redemption, Popular

delisted the Trust

Preferred Securities (NASDAQ: BPOPN) from

the Nasdaq Global

Select
Market.
2022 Capital Plan
On January 12, 2022 the Corporation announced

the following capital actions:
●

an increase in the

Corporation’s quarterly common stock

dividend from $0.45 per share

to $0.55 per share,

commencing
with the dividend

payable in the second

quarter of 2022, subject

to the approval

by the Corporation’s

Board of Directors;
and

●

common stock repurchases of up to $500 million

during 2022.

The Corporation’s planned common stock

repurchases may be executed in the

open market or in privately negotiated

transactions.
The

timing

and

exact

amount

of

such

repurchases

will

be

subject

to

various

factors,

including

market

conditions

and

the
Corporation’s capital position and financial performance.
Refer to Table 1 for selected financial data for the past three years.

Table 1 - Selected Financial Data
Years ended December

31,
(Dollars in thousands, except per common share data) 2021 2020 2019
CONDENSED STATEMENTS

OF OPERATIONS
Interest income $ 2,122,637 $ 2,091,551 $ 2,260,793
Interest expense 165,047 234,938 369,099
Net interest income

1,957,590 1,856,613 1,891,694
Provision for credit losses (benefit)

(193,464) 292,536 165,779
Non-interest income 642,128 512,312 569,883
Operating expenses 1,549,275 1,457,829 1,477,482
Income tax expense

309,018 111,938 147,181
Net income $ 934,889 $ 506,622 $ 671,135
Net income applicable to common stock $ 933,477 $ 504,864 $ 667,412
PER COMMON SHARE DATA
Net income per common share - basic $ 11.49 $ 5.88 $ 6.89
Net income per common share - diluted 11.46 5.87 6.88
Dividends declared 1.75 1.60 1.20
Common equity per share 74.48 71.30 62.42
Market value per common share 82.04 56.32 58.75
Outstanding shares:
Average - basic 81,263,027 85,882,371 96,848,835
Average - assuming dilution 81,420,154 85,975,259 96,997,800
End of period 79,851,169 84,244,235 95,589,629
AVERAGE BALANCES
Net loans
[1]
$ 29,074,036 $ 28,384,981 $ 26,806,368
Earning assets 68,088,675 56,404,607 44,944,793
Total assets 71,168,650 59,583,455 50,341,827
Deposits 63,102,916 51,585,779 42,218,796
Borrowings 1,255,495 1,321,772 1,404,459
Total stockholders'

equity
5,777,652 5,419,938 5,713,517
PERIOD END BALANCE
Net loans
[1]
$ 29,299,725 $ 29,484,651 $ 27,466,076
Allowance for credit losses - loans portfolio 695,366 896,250 477,708
Earning assets 72,103,862 62,989,715 48,674,705
Total assets 75,097,899 65,926,000 52,115,324
Deposits 67,005,088 56,866,340 43,758,606
Borrowings 1,155,166 1,346,284 1,294,986
Total stockholders'

equity
5,969,397 6,028,687 6,016,779
SELECTED RATIOS
Net interest margin (non-taxable equivalent basis) 2.88% 3.29% 4.03%
Net interest margin (taxable equivalent basis) -Non-GAAP 3.19 3.62 4.43
Return on assets 1.31 0.85 1.33
Return on common equity 16.22 9.36 11.78
Tier I capital 17.49 16.33 17.76
Total capital 19.35 18.81 20.31
[1] Includes loans held-for-sale.

Non-GAAP financial measures
Net interest income on a taxable equivalent basis

Net

interest

income,

on

a

taxable

equivalent

basis,

is

presented

with

its

different

components

on

Table

3

for

the

year

ended
December 31,

2021

as compared

with

the

same

period in

2020, segregated

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
Financial highlights for the year ended December 31,

2021
The Corporation’s

net income

for the

year ended

December 31,

2021 amounted

to

$934.9 million,

compared to

a net

income of
$506.6 million for 2020.
The discussion

that follows

provides highlights

of the

Corporation’s results

of

operations for

the year

ended December

31, 2021
compared to the results of

operations of 2020. It also

provides some highlights with respect to

the Corporation’s financial condition,
credit

quality,

capital and

liquidity.

Table

2 presents

a three-year

summary of

the components

of

net income

as a

percentage of
average total assets.

Table 2 - Components of Net

Income as a Percentage of Average Total

Assets
2021 2020 2019
Net interest income 2.75% 3.12% 3.76%
Provision for credit losses (benefit) 0.27 (0.49) (0.33)
Mortgage banking activities 0.07 0.02 0.06
Net gain and valuation adjustments on investment securities - 0.01 -
Other non-interest income

0.83 0.83 1.07
Total net interest

income and non-interest income, net of provision

for credit losses

3.92 3.49 4.56
Operating expenses (2.18) (2.45) (2.94)
Income before income tax

1.74 1.04 1.62
Income tax expense 0.43 0.19 0.29
Net income 1.31% 0.85% 1.33%
Net interest income for the

year ended December 31, 2021 was

$2.0 billion, an increase of $101.0

million when compared to 2020.
The increase in

net interest income

was mainly driven

by higher

interest income from

commercial loans due

to income from

loans
under

the

Small

Business

Administration

(“SBA”)

Paycheck

Protection

Program

(“PPP”),

and

higher

income

from

investment
securities. In addition, lower

interest expense on deposits, despite

the higher volume, contributed to

the higher net interest

income.
The net interest margin for the year ended December 31, 2021 was 2.88% compared to 3.29% for the same period in 2020 and was impacted by

prolonged low interest

rates as

well as

the change

in the

earning assets composition.

On a

taxable equivalent

basis,
net

interest margin

was 3.19%

in 2021,

compared to

3.62%

in 2020.

Refer to

the Net

Interest Income

section

of this

MD&A for
additional information.
The

Corporation’s

total

provision

for

credit

losses

reflected

a

benefit

of

$193.5

million

for

the

year

ended

December

31,

2021,
compared to a provision expense of $292.5 million for 2020. The benefit for the year 2021 was due to improvements in credit quality
and

the

macroeconomic

outlook. The

Corporation continued

to

exhibit strong

credit

quality

trends and

low

credit

costs

with

low
levels

of

net

charge-offs

and

lower

non-performing

loans.

Non-performing

assets

totaled

$633

million

at

December

31,

2021,
reflecting a

decrease of

$191 million

when compared

to December

31, 2020.

Refer to

the Provision

for Credit

Losses and

Credit
Risk sections

of this

MD&A for information

on the

allowance for credit

losses, non-performing assets,

troubled debt restructurings,
net charge-offs and credit quality metrics.
Non-interest

income

for

the

year

ended

December

31,

2021

amounted

to

$642.1

million,

an

increase

of

$129.8

million,

when
compared

with

2020,

mostly

due

to:

higher

service

fees

and

service

charges

on

deposit

accounts

due

to

economic

disruptions
related to

the pandemic,

the waiver of

service charges and

late fees

during 2020,

higher income from

mortgage banking activities
and higher other operating income principally due to higher

net earnings from the combined portfolio of investments

under the equity
method. Refer

to the

Non-Interest Income

section of

this MD&A

for additional

information on

the major

variances of

the different
categories of non-interest income.
Total

operating expenses amounted to

$1.5 billion for the

year 2021, reflecting

an increase of

$91.4 million, when compared

to the
same period

in 2020,

mainly due

to higher

personnel costs.

Refer to

the Operating

Expenses section

of this

MD&A for

additional
information.
Income tax expense

amounted to $309.0 million

for the year

ended December 31, 2021,

compared with an

income tax expense of
$111.9

million for the previous year. The increase in income tax expense for the year is mainly due to a higher pre-tax income.

Refer
to the Income Taxes section in this MD&A

and Note 35 to the consolidated financial statements for additional information on income taxes.

At December

31, 2021,

the Corporation’s

total assets

were $75.1 billion,

compared with

$65.9 billion at

December 31,

2020. The
increase

of

$9.2

billion

is

mainly

driven

by

higher

money

market

investments

and

debt

securities

available-for-sale

due

to

the
additional funds

available to

invest resulting

from the

increase in

deposits across

various sectors,

partially offset

by paydowns

of
agency mortgage-backed securities.

Refer to the Statement of Condition Analysis

section of this MD&A for additional information.

Deposits amounted to $67.0

billion at December 31,

2021, compared with $56.9

billion at December 31,

2020. Table

7 presents a
breakdown of deposits

by major categories.

The increase in

deposits was mainly

due to

higher Puerto Rico

public sector deposits
and higher balances in retail and

commercial demand deposits accounts. The Corporation’s borrowings remained flat at $1.2 billion
at

December 31,

2021. Refer

to Note

17

to

the

Consolidated Financial

Statements for

detailed information

on the

Corporation’s
borrowings.
Refer

to

Table

6

in

the

Statement

of

Financial

Condition

Analysis

section

of

this

MD&A

for

the

percentage

allocation

of

the
composition of the Corporation’s financing to total assets.
Stockholders’ equity remained flat at $6.0 billion

at December 31, 2021, compared with December 31,

2020. The net activity for the
year was mainly

due to

net income of

$934.9 million for

the year 2021

offset by

unrealized losses on

debt securities

available-for-
sale

and

by

capital

return

transactions,

including

an

accelerated

share

repurchase

transaction

completed

during

2021.

The
Corporation and its

banking subsidiaries continue to

be well-capitalized at December

31, 2021. The Common

Equity Tier

1 Capital
ratio at December 31, 2021 was 17.42%, compared

to 16.26% at December 31, 2020.
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
Broker quotes

used for

fair value

measurements inherently

reflect any

lack of

liquidity in

the market

since they

represent an

exit
price from

the perspective

of the

market participants.

Financial assets

that were

fair valued

using broker

quotes amounted

to $6
million at December 31, 2021, of which $1

million were Level 3 assets and $5 million

were Level 2 assets. Level 3 assets consisted

principally of

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
The

majority

of

the

values

for

trading

debt

securities

and

debt

securities

available-for-sale

are

obtained

from

third-party

pricing
services and

are validated

with alternate

pricing sources

when available.

Securities not

priced by

a secondary

pricing source

are
documented

and

validated

internally

according

to

their

significance

to

the

Corporation’s

financial

statements.

Management

has
established materiality thresholds according to the investment class to monitor and investigate material deviations in prices obtained from the primary pricing service provider and the secondary pricing source used as support for the valuation results. During the year ended December 31, 2021, the Corporation did

not adjust any prices obtained from pricing

service providers or broker dealers.
Inputs are evaluated to

ascertain that they consider current

market conditions, including the

relative liquidity of the

market. When a
market quote

for a

specific security

is not

available, the

pricing service

provider generally

uses observable

data to

derive an

exit
price

for

the

instrument,

such

as

benchmark

yield

curves

and

trade

data

for

similar

products.

To

the

extent

trading

data

is

not
available, the

pricing service provider

relies on

specific information including

dialogue with brokers,

buy side clients,

credit ratings,
spreads to

established benchmarks and

transactions on similar

securities, to

draw correlations based

on the

characteristics of

the
evaluated instrument. If

for any

reason the pricing

service provider cannot

observe data required

to feed

its model,

it discontinues
pricing the instrument. During the year

ended December 31, 2021, none of

the Corporation’s debt securities were subject

to pricing
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

Accounting Standards

Codification (“ASC”)
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
credit

losses,

considering

quantitative

and

qualitative

factors

as

well

as

the

economic

outlook.

As

part

of

this

methodology,
management evaluates

various macroeconomic

scenarios provided

by third

parties. At

December 31,

2021, management

applied
probability weights to the outcome of the selected

scenarios.
The

Corporation

has

designated

as

collateral

dependent

loans

secured

by

collateral

when

foreclosure

is

probable

or

when
foreclosure is

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
Management evaluates the

realization of the

deferred tax asset

by taxing

jurisdiction. The U.S.

mainland operations are

evaluated
as

a whole

since a

consolidated income

tax return

is filed;

on the

other

hand, the

deferred tax

asset related

to the

Puerto

Rico
operations

is evaluated

on an

entity

by entity

basis, since

no consolidation

is

allowed in

the income

tax filing.

Accordingly,

this
evaluation

is

composed

of

three

major

components:

U.S.

mainland

operations,

Puerto

Rico

banking

operations

and

Holding
Company.
For the evaluation of the realization of the deferred

tax asset by taxing jurisdiction, refer to Note 35.
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

The Corporation evaluates these

uncertain tax positions each

quarter and adjusts
the related tax liabilities or

assets in light of changing

facts and circumstances, such as the

progress of a tax audit

or the expiration
of a

statute of

limitations. The Corporation

believes the

estimates and assumptions

used to

support its

evaluation of

uncertain tax
positions are reasonable.
After consideration

of the

effect on

U.S. federal

tax of

unrecognized U.S.

state tax

benefits, the

total amount

of unrecognized

tax
benefits, including U.S.

and Puerto Rico

that, if recognized

through earnings, would

affect the Corporation’s

effective tax

rate, was
approximately $5.5

million at

December 31,

2021 and

$10.2 million

at December

31, 2020.

Refer to

Note 35

to the

Consolidated
Financial Statements

for further

information on

this subject

matter.

The Corporation

anticipates a

reduction in

the total

amount of
unrecognized tax benefits within the next 12 months, which

could amount to approximately $1.4 million, including

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

2021.For

a

detailed

description

of

the

annual

goodwill

impairment

evaluation

performed

by

the

Corporation

during

the

third
quarter of 2021, refer to Note 15.
At December 31, 2021,

goodwill amounted to $720 million.

During the year ended December

31, 2021, the Corporation recognized
an

impairment loss

of

$5.4

million

associated with

a

trademark.

Note

15

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

30 to
the Consolidated Financial Statements.

The Corporation periodically reviews its assumption for the long-term expected return on Pension Plans assets. The Pension Plans’
assets

fair

value

at

December

31,

2021

was

$860.5

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
plan’s expected asset

allocation for the year

2022 using the

Willis Towers

Watson US Expected

Return Estimator.

This analysis is
reviewed by the Corporation

and used as a

tool to develop expected

rates of return, together

with other data. This

forecast reflects
the actuarial firm’s view of

expected long-term rates of return for each significant asset class or economic indicator as of January

1,
2022;

for

example, 8.5%

for

large

cap

stocks,

8.8% for

small cap

stocks,

8.9% for

international stocks,

3.5% for

long

corporate
bonds

and

2.4%

for

long

Treasury

bonds.

A

range

of

expected

investment

returns

is

developed,

and

this

range

relies

both

on
forecasts and on broad-market historical benchmarks

for expected returns, correlations, and volatilities

for each asset class.

As a consequence of recent reviews, the Corporation decreased its expected return on plan assets for year 2022 to 4.3% and 5.4%
for the Pension

Plans.

Expected rates

of return of

4.6% and 5.5%

had been used

for 2021 and

5.0% and 5.8%

had been used

for
2020 for the Pension Plans. Since the expected return assumption is on a long-term basis, it is not materially impacted by the yearly fluctuations (either positive or negative) in the actual

return on assets. The expected return can be

materially impacted by a change
in the plan’s asset allocation.

Net Periodic

Benefit Cost

(“pension expense”)

for the

Pension Plans

amounted to

a net

benefit of

$3.8 million

in 2021.

The total
pension expense included a benefit of $38.7 million

for the expected return on assets.

Pension expense is sensitive

to changes in the

expected return on assets.

For example, decreasing the expected

rate of return

for
2021 from

4.3% to

4.05% would

increase the

projected 2022

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

recognized as an income tax

expense or benefit which shall

be allocated
to various

components of

the financial

statements, including

other comprehensive

income.

The determination

of the

fair value

of
pension

plan

obligations

involves

judgment,

and

any

changes

in

those

estimates

could

impact

the

Corporation’s

Consolidated
Statements

of Financial Condition.

Management believes that

the fair value

estimates of the

Pension Plans assets

are reasonable
given the valuation methodologies used to measure the investments at fair value as described in Note 28. Also, the compositions of
the plan assets

are primarily in

equity and debt

securities, which have

readily determinable quoted market

prices. The Corporation
had recorded a pension asset of $17.8 million

and a pension liability of $8.8 million at December

31, 2021.
The Corporation uses

the spot rate

yield curve from

the Willis Towers

Watson RATE:

Link (10/90) Model

to discount the

expected
projected

cash

flows

of

the

plans.

The

equivalent

single

weighted

average

discount

rate

ranged

from

2.79%

to

2.83%

for

the
Pension Plans and 2.94%

for the OPEB Plan to determine the benefit obligations

at December 31, 2021.
A 50

basis point

decrease to

each of

the rates

in the

December 31,

2021 Willis

Towers

Watson RATE:

Link (10/90)

Model would
increase the

projected 2022

expense for

the Banco

Popular de

Puerto Rico

Retirement Plan

by approximately

$2.6 million.

The
change would not affect the minimum required contribution

to the Pension Plans.

The OPEB Plan was unfunded (no assets were held by the plan) at December 31, 2021. The Corporation had recorded a liability for the underfunded postretirement benefit obligation of $160.0

million at December 31, 2021.

STATEMENT

OF OPERATIONS ANALYSIS
Net Interest Income

Net interest income is the interest earned from loans, debt securities and money market investments, including loan fees, minus the
interest cost of deposits and borrowings. Various risk factors affect net interest income including the economic environment in which we

operate,

market

driven

events,

the

mix

and

size

of

the

earning

assets

and

related

funding,

changes

in

volumes,

repricing
characteristics, loans

fees collected,

moratoriums granted

on loan

payments and

delay charges,

interest collected

on nonaccrual
loans, as well as strategic decisions made by the Corporation’s management. Net interest income for the year ended December 31,
2021 was $2.0

billion or $101.0

million higher than

in 2020. Net

interest income, on

a taxable equivalent

basis, for the

year ended
December 31, 2021 was $2.2 billion compared

to $2.0 billion in 2020.
Due

to

the

Corporation’s

current

asset

sensitive

position,

an

increase

in

interest

rates

should

have

a

favorable

impact

on

the
Corporation’s results. See

the Risk Management:

Market/Interest Rate Risk

section of this

MD&A for additional

information related
to the Corporation’s interest rate risk.
The average key index rates for the years 2021

and 2020 were as follows:

2021 2020
Prime rate………………………………………………………………………………………………….
3.25% 3.53%
Fed funds rate……………………………………………………………………………………………..
0.25 0.35
3-month LIBOR……………………………………………………………………………………………
0.16 0.65
3-month Treasury Bill…………………………………………………………………………………….
0.03 0.35
10-year Treasury………………………………………………………………………………………….
1.44 0.89
FNMA 30-year…………………………………………………………………………………………….
1.84 1.01
Average

outstanding securities

balances are

based

upon

amortized cost

excluding any

unrealized gains

or

losses

on

securities
available-for-sale.

Non-accrual

loans

have

been

included

in

the

respective

average

loans

and

leases

categories.

Loan

fees
collected, and

costs incurred

in the

origination of

loans are

deferred and

amortized over

the term

of the

loan as

an adjustment

to
interest yield. Prepayment penalties, late fees collected and the amortization of premiums /

discounts on purchased loans, including
the discount accretion on purchased credit deteriorated loans (“PCD”),

are also included as part of the loan yield. Interest income for the

period

ended

December

31, 2021

included

a

favorable

impact of

$131.6

million,

related

to

those

items,

compared

to

$98.5
million for the

same period in

2020. The year

over year increase

is related to

higher amortized fees

resulting mainly from

the SBA
forgiveness of PPP

loans by

$53.9 million,

partially offset

by $15.4

million lower

amortization of the

fair value

discount of

the auto
and credit card portfolios acquired in previous

years.

Table

3 presents

the

different

components

of

the

Corporation’s

net

interest

income,

on

a

taxable

equivalent

basis,

for

the

year
ended December 31,

2021, as compared

with the same

period in 2020,

segregated by major

categories of interest

earning assets
and interest-bearing liabilities. Net interest margin was 2.88% in 2021 or 41 basis points lower than the 3.29% reported in 2020. The lower net interest margin for the

year is driven by the

increase of $11.5

billion in average deposits which were mostly

redeployed in
overnight Fed

Funds and

U.S. Treasury

and agency

debt securities.

These assets,

although accretive

to net

interest income,

are
low yielding assets and have the effect of compressing the net interest margin.

Also impacting the net interest

margin was a full year
of low short-term

rates as the

Federal Reserve decreased

by 150 basis

points the Federal

Funds Rate in

the first quarter

of 2020.
On

a

taxable

equivalent

basis,

net

interest

margin

was 3.19% in

2021,

compared

to

3.62%

in

2020.

The

main

drivers

for

the
increase in net interest income on a taxable equivalent

basis were:
Positive variances:
●
Higher

interest

income

from

money

market

and

investment

securities

due

to

a

higher

volume

by

$11.0

billion,

which
resulted from an increase in deposits in most categories, partially offset by lower yield by 39 basis points driven by a lower
interest rate environment. These larger balances resulted

from an increase in deposits in most categories;

●
Higher interest

income from

commercial loans

driven by

higher interest

and fees

from PPP

loans by

$54.0 million

when
compared to 2020, partially offset the repricing of adjustable rates loans and origination in a low

interest rate environment;
●
The auto and

lease financing portfolios increased

by $478 million

or 12% driven

by continued demand for

automobiles in
Puerto Rico

after the

COVID-19 related

lockdown and

higher household

liquidity resulting

from COVID-19

relief federal
assistances;
●
Mortgage loans

interest income

increased 6%

when compared

to the

year 2020,

driven by
the $807.6

million bulk

loan
repurchases from our

GSE loan servicing

portfolios that occurred at

the end of

September 2020, partially offset

by lower
yields also related to the lower rates

of the repurchased portfolio; and
●
Lower interest expense on

deposits due to the

decrease in interest cost

by 21 basis points

resulting from the decrease in
market rates in March 2020, increased liquidity in the financial industry as a result of retail and commercial federal support
programs

and

the

subsequent

effect

on

these

liabilities.

The

decrease in

the

cost

of

interest-bearing deposits

was

51
basis points

when compared

to the

year 2020

in the

U.S. segment

and 13

basis points

in P.R.

The impact

from lower
rates was partially offset by higher average balance of interest-bearing deposits by $8.4 billon when compared to the year
2020.
Partially offset by:
●
Lower interest

income from

consumer loans

due to

lower average

volume both

on the

installment loan

and credit

card
portfolios, resulting also from a higher household

liquidity in the market, as discussed above.

Table 3 – Analysis of Levels & Yields

on a Taxable Equivalent Basis

from Continuing Operations (Non-GAAP)
Year ended December 31,
Variance
Average Volume Average Yields / Costs Interest Attributable to
2021 2020 Variance 2021 2020

Variance
2021 2020 Variance Rate Volume
(In millions) (In thousands)
$ 16,000 $ 8,598 $ 7,402 0.13% 0.23% (0.10) % Money market investments $ 21,147 $ 19,722 $ 1,425 $ (10,745) $ 12,170
22,931 19,353 3,578 2.22 2.42 (0.20) Investment securities [1] 508,131 467,994 40,137 (43,723) 83,860
84 69 15 5.16 6.00 (0.84)
Trading securities

4,339 4,165 174 (646) 820
Total money market,

investment and trading
39,015 28,020 10,995 1.37 1.76 (0.39) securities 533,617 491,881 41,736 (55,114) 96,850
Loans:
13,455 13,245 210 5.39 5.23 0.16
Commercial

723,765 692,372 31,393 20,297 11,096
849 913 (64) 5.41 5.74 (0.33) Construction 45,821 52,438 (6,617) (3,059) (3,558)
1,289 1,112 177 6.00 6.05 (0.05) Leasing 77,356 67,247 10,109 (522) 10,631
7,696 7,255 441 5.09 5.23 (0.14) Mortgage 392,047 379,794 12,253 (10,414) 22,667
2,463 2,839 (376) 11.17 11.34 (0.17) Consumer 275,078 322,009 (46,931) (5,612) (41,319)
3,322 3,021 301 8.47 8.97 (0.50) Auto 280,722 271,162 9,560 (16,500) 26,060
29,074 28,385 689 6.19 6.29 (0.10) Total loans 1,794,789 1,785,022 9,767 (15,810) 25,577
$ 68,089 $ 56,405 $ 11,684 3.43% 4.04% (0.61) % Total earning assets $ 2,328,406 $ 2,276,903 $ 51,503 $ (70,924) $ 122,427
Interest bearing deposits:
$ 25,959 $ 19,678 $ 6,281 0.12% 0.28% (0.16) % NOW and money market [2] $ 31,911 $ 54,652 $ (22,741) $ (37,171) $ 14,430
15,429 12,399 3,030 0.18 0.30 (0.12)
Savings

27,123 37,765 (10,642) (19,220) 8,578
7,028 7,971 (943) 0.75 1.05 (0.30) Time deposits 52,587 83,438 (30,851) (20,755) (10,096)
48,416 40,048 8,368 0.23 0.44 (0.21)
Total interest bearing

deposits
111,621 175,855 (64,234) (77,146) 12,912
92 166 (74) 0.35 1.48 (1.13) Short-term borrowings 318 2,457 (2,139) (1,411) (728)
Other medium and

1,185 1,178 7 4.49 4.81 (0.32) long-term debt 53,107 56,626 (3,519) (2,927) (592)
Total interest bearing
49,693 41,392 8,301 0.33 0.57 (0.24) liabilities 165,046 234,938 (69,892) (81,484) 11,592
14,687 11,538 3,149 Demand deposits
3,709 3,475 234 Other sources of funds
$ 68,089 $ 56,405 $ 11,684 0.24% 0.42% (0.18) % Total source of funds 165,046 234,938 (69,892) (81,484) 11,592
3.19% 3.62% (0.43) %
Net interest margin/ income
on a taxable equivalent basis
(Non-GAAP) 2,163,360 2,041,965 121,395 $ 10,560 $ 110,835
3.10% 3.47% (0.37) % Net interest spread
Taxable equivalent
adjustment 205,770 185,353 20,418
2.88% 3.29% (0.41) %
Net interest margin/ income
non-taxable equivalent basis
(GAAP) $ 1,957,590 $ 1,856,612 $ 100,977
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

Provision for Credit Losses - Loans Held-in-Portfolio

and Unfunded Commitments
For the year ended December 31, 2021, the Corporation recorded a release of $191.3 million for its reserve for credit losses related
to

loans

held-in-portfolio

and

unfunded

commitments,

compared

with

a

provision

expense

of

$294.9

million

for

the

year

ended
December 31, 2020. The

reserve release related to

the loans-held-in-portfolio for

the year 2021 was

$183.3 million, compared to

a
provision

expense of

$282.3 million

for

the year

2020.

The

decrease reflects

the

improvements in

credit

quality,

changes in

the
macroeconomic outlook, and changes in qualitative reserves. The provision for unfunded commitments for the year 2021 reflected a benefit of $8.0 million, compared to a provision expense

of $12.6 million for the same period of 2020.

The reserve

release related to

loans held-in-portfolio

for the

BPPR segment

was $129.0

million for

the year

ended December

31,
2021, compared

to a

provision expense

of $205.9

million for

the year

ended December

31, 2020,

a favorable

variance of

$334.9
million. The

reserve release

related to

loans held-in-portfolio

for the

Popular U.S.

segment was

$54.3 million

for the

year 2021,

a
favorable variance of $130.8 million, compared to a provision expense of $76.5 million for the year 2020.
At

December

31,

2021,

the

total

allowance

for

credit

losses

for

loans

held-in-portfolio amounted

to

$695.4

million,

compared

to
$896.3

million

as

of

December

31,

2020.

The

ratio

of

the

allowance

for

credit

losses

to

loans

held-in-portfolio

was

2.38%

at
December

31,

2021, compared

to

3.05%

at

December 31,

2020. Refer

to

Note

9

to

the

Consolidated Financial

Statements, for
additional information on the Corporation’s

methodology to estimate its allowance

for credit losses (“ACL”). Refer

to the Credit Risk
section of this MD&A

for a detailed analysis

of net charge-offs, non-performing assets, the

allowance for credit losses and

selected
loan losses statistics.
As

discussed

in

Note

9

to

the

Consolidated Financial

Statements, within

the

process

to

estimate its

allowance for

credit

losses
(“ACL”),

the

Corporation

applies

probability

weights

to

the

outcomes

of

simulations

using

Moody’s

Analytics’

Baseline,

S3
(pessimistic) and S1 (optimistic) scenarios.
Provision for Credit Losses – Investment Securities
The

Corporation’s

provision

for

credit

losses

related

to

its

investment

securities

held-to-maturity

is

related

to

the

portfolio

of
obligations

from

the

Government

of

Puerto

Rico,

states

and

political

subdivisions.

For

the

year

ended

December

31,

2021,

the
Corporation recorded a reserve release of

$2.2 million, compared to a reserve

release of $2.4 million for the

year ended December
31, 2020. At December 31,

2021, the total allowance for credit

losses for this portfolio amounted to

$8.1 million, compared to $10.3
million as of December 31, 2020. Refer to Note

7 for additional information on the ACL for this

portfolio.
Non-Interest Income
For the

year ended December

31, 2021, non-interest

income increased by

$129.8 million, when

compared with the

previous year,
primarily driven by:
●

higher

service

charges

on

deposit

accounts

by

$14.9

million

principally

due

to

higher

fees

on

transactional

cash
management services

at BPPR

in part

due to

the business

disruptions and

the waiver

of fees

related to

the COVID-19
pandemic

during 2020;
●

higher other

service fees

by $53.4

million, principally

at the

BPPR segment,

due to

higher credit

and debit

card fees

by
$43.4

million

mainly

in

interchange

income

resulting

from

higher

transactional

volumes

in

part

due

to

the

business
disruptions

and

the

waiver

of

service

charges

and

late

fees

related

to

the

COVID-19

pandemic

during

2020;

higher
insurance

fees

by

$5.8

million,

from

which

$3.0

million

were

related

to

contingent

insurance

commissions

recognized
during the fourth quarter;

and higher trust fees by $3.1 million;

●

higher income

from mortgage

banking activities

by $39.7

million mainly

due to

the impact

of the

bulk loan

repurchases
from the

Corporation’s GNMA,

FNMA and

FHLMC loan servicing

portfolio during

2020 which

resulted in

an unfavorable
adjustment

of

$8.8

million

and

$10.5

million

on

the

valuation

of

mortgage

servicing

rights

(“MSRs”)

and

servicing
advances losses,

respectively,

and an

offsetting positive

adjustment in

servicing fees

of $3.4

million; lower

unfavorable
fair value

adjustments on

MSRs by

$23.0 million

due to

changes in

assumptions; and

higher realized

gains on

closed
derivatives positions by $11.9 million also contributed to the year over year income improvements; partially offset by lower gains from securitization transactions by $8.9 million;

and

●

higher

other

operating

income

by

$26.7

million

principally

due

to

higher

net

earnings

from

the

combined

portfolio

of
investments under the

equity method by

$15.1 million, the

gain of $7.0

million recognized in

the third quarter

of 2021 by
BPPR as a result of the sale and partial leaseback of two corporate office buildings, and higher daily auto rental revenues
by $3.9 million;
partially offset by:
●
lower net gain on

equity securities

by $6.1 million mainly

related to a $4.1

million gain on sale

of certain equity securities
at PB during the third quarter of 2020.
Operating Expenses
Table 4 provides a breakdown of operating expenses by major categories.

Table 4 - Operating Expenses
Years ended December

31,

(In thousands) 2021 2020 2019
Personnel costs:
Salaries $ 371,644 $ 370,179 $ 351,788
Commissions, incentives and other bonuses 113,095 78,582 97,764
Pension, postretirement and medical insurance 52,077 44,123 41,804
Other personnel costs, including payroll taxes 94,986 71,321 99,269
Total personnel

costs
631,802 564,205 590,625
Net occupancy expenses 102,226 119,345 96,339
Equipment expenses 92,097 88,932 84,215
Other taxes 56,783 54,454 51,653
Professional fees:
Collections, appraisals and other credit related fees 13,199 12,588 16,300
Programming, processing and other technology services 272,386 253,565 247,332
Legal fees, excluding collections 10,712 10,611 12,877
Other professional fees 114,568 117,358 107,902
Total professional

fees
410,865 394,122 384,411
Communications 25,234 23,496 23,450
Business promotion 72,981 57,608 75,372
FDIC deposit insurance 25,579 23,868 18,179
Other real estate owned (OREO) (income) expenses (14,414) (3,480) 4,298
Other operating expenses:
Credit and debit card processing, volume, interchange and

other expenses
45,088 45,108 38,059
Operational losses 38,391 26,331 21,414
All other 53,509 57,443 80,097
Total other operating

expenses
136,988 128,882 139,570
Amortization of intangibles 9,134 6,397 9,370
Total operating

expenses
$ 1,549,275 $ 1,457,829 $ 1,477,482
Personnel costs to average assets 0.89% 0.95% 1.17%
Operating expenses to average assets 2.18 2.45 2.93
Employees (full-time equivalent) 8,351 8,522 8,560
Average assets per employee (in millions) $8.52 $6.99 $5.88

Operating expenses for the year ended December 31, 2021 increased by $91.4 million, when compared with the previous year. The increase in operating expenses was driven primarily

by:
●

Higher personnel cost

by $67.6

million mainly

due to

higher incentives related

to the

profit-sharing plan by

$29.1 million
and

higher

commission

and

performance-based incentives

by

$34.5

million

due

to

improved

performance metrics

and
salary

increases,

higher

fringe

benefit

expense,

mainly

medical

insurance

by

$8.0

million,

partially

offset

by

higher
deferred salaries as a result of higher

loan originations during 2021;
●

Higher equipment expense by $3.2 million due

to higher amortization of software costs;
●

Higher

professional

fees

by

$16.7

million

primarily

due

to

higher

processing

service

fees

due

to

higher

volume

of
transactions;
●

Higher business promotions by $15.4 million due to

higher customer reward program expense in our credit card

business
and higher advertising expense;
●

Higher other

operating expenses by

$8.1 million mainly

due higher sundry

losses by $12.1

million, including $3.7

million
related to the termination of

a white label credit card

contract and higher legal reserves; and

higher impairment losses on
undeveloped properties by $3.2 million; partially offset by lower pension plan cost by $10.0 million due to annual changes
in actuarial assumptions and higher gain on

sale of repossess auto units by $2.8 million; and
●

Higher amortization of intangibles by $2.7 million due

to a write-down on impairment of a trademark.
These variances were partially offset by:
●

Lower net

occupancy expense

by $17.1

million due

to

$19.0 million

in costs

related to

the termination

of

real property
leases associated

with PB’s

New York

branch realignment,

including the

impairment of

the right-of-use

assets recorded
during 2020; and
●

Lower OREO expense by $10.9 million mainly due

to higher gains on sale of mortgage properties.
Income Taxes
For the

year ended

December 31,

2021, the

Corporation recorded an

income tax

expense of

$309.0 million,

compared to

$111.9
million for the

same period of

2020.

The income tax

expense for the

year ended December

31, 2021 reflects

the impact of

higher
pre-tax income, resulting

primarily from a

lower provision for

credit losses partially

offset by higher

net exempt interest

income and
higher income from U.S. operations subject to a

lower statutory tax rate.
At December 31, 2021,

the Corporation had a

net deferred tax asset

amounting to $0.7 billion, net

of a valuation allowance

of $0.5
billion. The net deferred tax asset related to the U.S.

operations was $0.2 billion, net of a valuation

allowance of $0.4 billion.
Refer to

Note 35

to the

Consolidated Financial

Statements for

a reconciliation

of the

statutory income

tax rate

to the

effective tax
rate and additional information on the income tax

expense and deferred tax asset balances.
Fourth Quarter Results
The Corporation recognized net income of $206.1 million for the quarter ended December 31, 2021, compared with a net income

of
$176.3 million for the same quarter of 2020.
Net interest income for the fourth quarter of

2021 amounted to $501.3 million, compared with $471.6 million for the fourth quarter of
2020, an increase

of $29.7 million.

The increase in

net interest income

was mainly due

to increase in

average balance of

earning
assets, mainly due

to increase in deposits.

The net interest

margin declined by 26

basis points to

2.78% due to

declines in market
rates and

the earning

assets mix, which

were concentrated in

overnight Fed Funds,

U.S. Treasuries

and agency securities,

which
are all lower yielding assets.

The provision for credit losses was a

benefit of $33.1 million compared to a provision

expense of $21.2 million for the fourth quarter
of

2020.

The

benefit

recorded

in

the

fourth

quarter

of

2021

was

reflective

of

improvements

in

the

credit

metrics

and

the
macroeconomic outlook as well as releases in

qualitative reserves.

Non-interest income

amounted to

$164.7 million

for the

quarter ended

December 31,

2020, compared

with $144.8

million for

the
same quarter in 2020. The increase of $19.9 million was mainly due to other service fees, due to higher volume of transactions, and higher income from mortgage banking activities.
Operating expenses

totaled $417.4

million for

the quarter

ended December

31, 2021,

compared with

$375.9 million

for the

same
quarter

in

the

previous

year.

The

increase

of

$41.5

million

is

mainly

related

to

higher

personnel

costs

due

to

higher

salaries,
incentives and commissions, higher

business promotion expenses, and

higher other operating expenses

due to the

reclassification
during

the

fourth

quarter

in

2020

of

$10.0

million

in

provision

for

unfunded

commitments

from

the

other

expenses

line

to

the
provision for credit losses caption, partially offset by lower net occupancy expenses related to the termination of real property leases associated with PB’s New York branch rationalization, amounting to $19.0 million, including the impairment of the right-of-use assets
and related costs recorded in the last quarter of

2020.
Income tax

expense amounted

to $75.6

million for

the quarter

ended December

31, 2021,

compared with

income tax

expense of
$43.0 million for the same quarter of 2020. The increase is mainly due to higher pre-tax income during the quarter ended December
31, 2021, compared to the quarter ended December 31,

2020.

REPORTABLE SEGMENT RESULTS
The Corporation’s

reportable segments

for managerial

reporting purposes

consist of

Banco Popular

de Puerto

Rico and

Popular
U.S. A Corporate group has been defined to

support the reportable segments.

For

a

description

of

the

Corporation’s

reportable

segments,

including

additional

financial

information

and

the

underlying
management accounting process, refer to Note 37

to the Consolidated Financial Statements.

The Corporate

group reported a

net income of

$13.4 million for

the year ended

December 31, 2021,

compared to a

net income of
$8.5 million for the previous year. The increase in the net income was mainly attributed to lower net interest expense by $1.4 million,
mainly

due

to

lower

interest

expense

after

the

redemption

on

November

1,

2021

of

the

trust

preferred securities

issued

by

the
Popular Capital Trust I;

higher non-interest income by $10.1 million mainly due

to higher income from the portfolio

of equity method
investments, partially offset by higher operating expenses by $6.4 million mainly due to higher amortization of intangibles due to the
impairment

of a trademark.
Highlights on the earnings results for the reportable

segments are discussed below:
Banco Popular de Puerto Rico
The Banco Popular

de Puerto Rico

reportable segment’s net

income amounted to $787.5

million for the

year ended December 31,
2021, compared with $499.0 million for

the year ended December 31, 2020.

The results for 2021 included

reserve for credit losses
release

of

$136.4 million.

The

results for

2020

were impacted

by the

COVID-19 pandemic

as

well as

the implementation

of

the
CECL accounting pronouncement

under which provision

for credit

losses of $211.0

million was recorded

throughout the year.

The
principal factors that contributed to the variance in the

financial results included the following:

●

Higher net interest income by $81.0 million due to higher income from investment securities by $35.2 million mainly due to
higher average balances, higher income

from loans by $15.3 million,

mainly from interest and fees

from commercial PPP
loans

and

higher volume

of

mortgage loans

and

leases,

partially offset

by

lower income

from

consumer loans,

mainly
credit cards;

and lower

interest expense

from deposits

by $29.2

million.

The BPPR

segment’s net

interest margin

was
2.86% for

2021 compared

with 3.40%

for the

same period

in 2020.

The decrease

was mainly

due to

the earning

asset
composition;

●

A reversal of $136.4 million

of the reserve for credit

losses, due to improved credit metrics

and improved macroeconomic
outlook, compared to a

provision expense of $211.0

million in 2020, which

reflected the implementation of CECL and

the
impact of the COVID-19 pandemic in the macroeconomic

outlook;

●

Higher non-interest income by $119.4 million mainly due to:
●

Higher service charges on deposit accounts by

$14.8 million due to the impact in

2020 of lower transactions and the
temporary waiver of fees in response to the COVID-19

pandemic;
●

Higher other service fees by

$51.7 million due to

higher debit and credit card

transactions and the temporary waiver
of fees in response to the COVID-19 pandemic in 2020

and higher contingent insurance revenues in 2021;
●

Higher mortgage

banking

activities by

$39.9 million

due

to

lower unfavorable

fair value

adjustments

on

mortgage
servicing

rights,

and

the

negative

net

impact

that

resulted

from

the

from

the

bulk

repurchase

of

loans

from

the
Corporation’s GNMA, FNMA and FHLMC loan servicing

portfolio in 2020; and
●

Higher other operating income by $10.7 million due to higher income from the portfolio of equity method investments,
the gain from the sale of two corporate office buildings in 2021 and higher income from daily auto rental

activities.
●

Higher operating expenses by $112.0 million, mainly due to:

●

Higher personnel costs by $43.6 million mainly due

to higher salaries, incentives and profit-sharing plan

expense;
●

Higher professional

fees by $20.3 million mainly due to processing service

fees due to higher volume of transactions;
●

Higher business

promotions by

$13.6 million

mainly due

to higher

customer reward

program expense

in our

credit
card business and higher advertising expense;
●

Higher other

operating expenses

by $34.3

million due

to higher

sundry losses,

including $3.7

million related

to the
termination of

a white

label credit

card contract,

impairment losses

on long-lived

assets of

$5.3 million

recorded in
2021, higher legal reserves and higher corporate

expense allocations;
Partially offset by:

●

Lower OREO expenses by $11.1 million mainly due to higher gains on sales of residential properties.
●

Higher income tax expense by $147.3 million mainly

due to higher income before tax.

Popular U.S.

For the

year ended

December 31, 2021, the

reportable segment of

Popular U.S.

reported net income

of $134.1

million, compared
with a

net loss

of $0.7

million for

the year

ended December

31, 2020.

The principal

factors that

contributed to

the variance

in the
financial results included the following:

●

Higher net

interest

income

by

$18.6 million

mainly

due to

lower

interest

expense on

deposits by

$36.5 million,

due to
lower

rates

and

lower

average

balance

of

certificates

of

deposits,

partially

offset

by

lower

income

from

loans

by

$9.8
million mainly from

consumer and construction loans,

and lower income

from investment securities by

$10.2 million. The
Popular U.S. reportable

segment’s net

interest margin was

3.39% for 2021

compared with 3.21%

for the same

period in
2020;
●

A

release of

$56.9 million

of the

reserve for

credit losses,

due to

improvements credit

metrics

and the

macroeconomic
outlook, compared

to a

provision expense

of $81.5

million in

2020, mainly

due to

the implementation

of CECL

and the
effects of the pandemic;

●

Lower operating expenses by $26.7 million mainly

due to:

●

Lower occupancy expenses

by $22.7 million

mainly due to

the impact of

the NY branch

rationalization in 2020
that resulted in $19.0 million in lease termination

costs, including the impairment of the right of use

assets;

and

●

Lower professional fees by $5.1 million mainly

due intersegment allocated services;
Partially offset by:

●

Higher personnel costs by $6.9 million due to higher

salaries, incentives and profit-sharing plan expenses.
●

Income taxes unfavorable variance of $49.1 million

mainly due to higher income before tax.

STATEMENT

OF FINANCIAL CONDITION ANALYSIS

Assets
The Corporation’s total

assets were $75.1 billion

at December 31, 2021,

compared to $65.9 billion

at December 31, 2020.

Refer to
the Corporation’s

Consolidated Statements

of Financial

Condition at

December 31,

2021 and

2020 included

in this

2021 Annual
Report

on

Form

10-K.

Also,

refer

to

the

Statistical

Summary

2021-2020

in

this

MD&A

for

Condensed

Statements

of

Financial
Condition.

Money market investments and debt securities available-for-sale
Money

market

investments

and

debt

securities

available-for-sale

increased

by

$5.9

billion

and

$3.4

billion,

respectively,

at
December 31, 2021. This was largely driven by the additional funds available to invest resulting from the increase in deposits across various sectors, partially

offset by

paydowns of agency

mortgage-backed securities. Refer

to Note

6 to

the Consolidated Financial
Statements for additional information with respect

to the Corporation’s debt securities available-for-sale.
Loans
Refer to Tab

le 5 for a

breakdown of the Corporation’s

loan portfolio. Also, refer

to Note 8 in

the Consolidated Financial Statements
for detailed information about the Corporation’s loan portfolio composition and loan purchases and sales.
Loans held-in-portfolio

decreased by

$0.1 billion

to $29.2

billion at

December 31,

2021, mainly

due to

a decrease

in commercial
loans at

BPPR of

$0.6 billion

principally related

to

the repayment

of

PPP loans,

a decrease

in mortgage

loans

at BPPR

of $0.5
billion mainly

due to

paydowns and

a decrease

in construction

loans of

$0.2 billion,

partially offset

by an

increase in

commercial
loans at PB of $0.7

billion principally in the healthcare industry from which

$0.1 billion was related to the

acquisition by PEF of K2’s
lease financing business and growth in auto loans

and leases at BPPR by $0.5 billion.
The allowance for credit losses for

the loan portfolio decreased by $0.2

billion due to improvements in credit quality,

changes in the
macroeconomic

outlook,

and

changes

in

qualitative

reserves.

Refer

to

the

Credit

Quality

section

of

the

MD&A

for

additional
information on the Allowance for credit losses for

the loan portfolio.

Table 5 - Loans Ending Balances
At December 31,

(In thousands) 2021 2020
Loans held-in-portfolio:

Commercial

$ 13,732,701 $ 13,614,310

Construction
716,220 926,208

Leasing
1,381,319 1,197,661

Mortgage
7,427,196 7,890,680

Auto
3,412,187 3,132,228

Consumer

2,570,934 2,624,109
Total loans held-in

-portfolio
$ 29,240,557 $ 29,385,196
Loans held-for-sale:

Commercial
$ - $ 2,738

Mortgage
59,168 96,717
Total loans held-for-sale $ 59,168 $ 99,455
Total loans $ 29,299,725 $ 29,484,651
Other assets
Other assets

amounted to

$1.6 billion

at December

31, 2021,

a decrease

of $0.1

billion when

compared to

December 31,

2020.
Refer

to

Note

14

for

a

breakdown

of

the

principal

categories

that

comprise

the

caption

of

“Other

Assets”

in

the

Consolidated
Statements of Financial Condition at December

31, 2021 and 2020.
Liabilities
The Corporation’s

total liabilities were

$69.1 billion

at December

31, 2021,

an increase

of $9.2

billion compared to

$59.9 billion

at
December 31, 2020, mainly due to increases in deposits as discussed below. Refer to the Corporation’s Consolidated Statements of
Financial Condition included in this Form 10-K.

Deposits and Borrowings
The composition of the Corporation’s financing to total assets at December 31, 2021 and 2020 is included

in Table 6.

Table 6 - Financing to Total

Assets
December 31,
December 31,

% increase (decrease) % of total assets
(In millions) 2021 2020 from 2020 to 2021 2021 2020
Non-interest bearing deposits $ 15,684 $ 13,129 19.5% 20.9% 19.9%
Interest-bearing core deposits 47,954 38,599 24.2 63.9 58.5
Other interest-bearing deposits 3,367 5,138 (34.5) 4.5 7.8
Repurchase agreements 92 121 (24.0) 0.1 0.2
Other short-term borrowings 75 - N.M. 0.1 -
Notes payable 989 1,225 (19.3) 1.3 1.9
Other liabilities 968 1,685 (42.6) 1.3 2.6
Stockholders’ equity 5,969 6,029 (1.0) 7.9 9.1
Deposits
The

Corporation’s

deposits

totaled

$67.0

billion

at

December

31,

2021,

compared

to

$56.9

billion

at

December

31,

2020.The
deposits increase of

$10.1 billion was

mainly due

to higher Puerto

Rico public sector

deposits by $5.2

billion and higher

retail and
commercial demand

deposits by

$3.9 billion

at BPPR.

Public sector

deposit balances

amounted to

$20.3 billion

at December

31,
2021. A

significant portion

of Puerto

Rico public

sector deposits

are expected

to be

used by

Puerto Rico

pursuant to

the Plan

of
Adjustment for Puerto Rico confirmed by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”)

Title III

Court,

which

is

expected

to

become

effective

on

or

about

March

15,

2022.

However,

the

receipt

by

the

P.R.

Government

of
additional COVID-19 and

hurricane recovery-related Federal assistance

and seasonal tax

collections could increase

public deposit
balances at BPPR

in the near term.

The rate at

which public deposit balances

will decline is

uncertain and difficult

to predict.

The
amount and

timing of

any such

reduction is

likely to

be impacted

by,

for

example, the

implementation of

the Plan

of Adjustment
under

Title

III

of

PROMESA

and

the

speed

at

which

the

COVID-19

federal

assistance

is

distributed.

Refer

to

Table

7

for

a
breakdown of the Corporation’s deposits at December 31,

2021 and 2020.

Table 7 - Deposits Ending Balances
(In thousands) 2021 2020
Demand deposits $ 25,889,732 $ 22,532,729
Savings, NOW and money market deposits (non-brokered) 33,674,134 26,390,565
Savings, NOW and money market deposits (brokered) 729,073 635,198
Time deposits (non-brokered) 6,685,938 7,130,749
Time deposits (brokered CDs) 26,211 177,099
Total deposits $ 67,005,088 $ 56,866,340
[1] Includes interest and non-interest bearing demand deposits.
Borrowings
The Corporation’s

borrowings amounted

to $1.2

billion at

December 31,

2021, compared

to $1.3

billion at

December 31,

2020.
Refer to

Note 17

to the

Consolidated Financial Statements

for detailed

information on

the Corporation’s

borrowings. Also,

refer to
the Liquidity section in this MD&A for additional information on the Corporation’s funding sources.
Other liabilities
The

Corporation’s

other

liabilities amounted

to

$1.0

billion at

December 31,

2021,

a

decrease

of

$0.7

billion

when

compared to
December 31, 2020, mainly due to the settlement of

purchases of debt securities.

Stockholders’ Equity
Stockholders’ equity totaled $6.0 billion at December 31, 2021, a decrease of $59.3 million when compared to

December 31, 2020,
principally due to higher accumulated unrealized losses on

debt securities available-for-sale by $557.0 million and the impact of the
$350.0 million

accelerated share

repurchase transaction,

offset

by net

income for

the year

ended December

31, 2021

of $934.9
million, less declared dividends of $142.3 million

on common stock and $1.4 million in

dividends on preferred stock and a

reduction
in the

adjustment of

pension and

postretirement benefit

plans of

$36.1 million.

Refer to

the Consolidated

Statements of

Financial
Condition,

Comprehensive

Income

and

of

Changes

in

Stockholders’

Equity

for

information

on

the

composition

of

stockholders’
equity. Also, refer to Note 22 for a detail

of accumulated other comprehensive loss (income), an integral component of stockholders’
equity.
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
8

show

that

the

Corporation

was

“well

capitalized” for

regulatory purposes,

the highest

classification, under

Basel III

for years

2021 and

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
Table 8 presents the Corporation’s capital adequacy

information for the years 2021 and 2020.

Table 8 - Capital Adequacy

Data
At December 31,

(Dollars in thousands) 2021 2020
Risk-based capital:
Common Equity Tier 1 capital $ 5,476,031 $ 4,992,096
Additional Tier 1 Capital

22,143 22,143
Tier 1 capital $ 5,498,174 $ 5,014,239
Supplementary (Tier 2) capital

585,931 759,680

Total

capital

$ 6,084,105 $ 5,773,919

Total

risk-weighted assets

$ 31,441,224 $ 30,702,091
Adjusted average quarterly assets $ 74,238,367 $ 64,305,022
Ratios:
Common Equity Tier 1 capital 17.42% 16.26%
Tier 1 capital

17.49 16.33
Total capital

19.35 18.81
Leverage ratio

7.41 7.80
Average equity to assets 8.12 9.10
Average tangible equity to assets 7.20 8.02
Average equity to loans 19.87 19.09
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

The increase in the

CET1 capital ratio, Tier

1 capital ratio and,

total capital ratio as

of December 31, 2021, compared to

December
31, 2020,

was mostly

due to

the year

earnings,

partially offset

by the

accelerated share

repurchase agreement

to repurchase

an
aggregate of

$350 million

of Popular’s

common stock

and the

slight increase

in

risk weighted

assets.

The

decrease in

leverage
capital

ratio

was

mainly

due

to

the

increase

in

average

total

assets,

driven

by

investments

in

zero

or

low-risk

weighted

debt
securities and overnight Fed Funds that therefore did

not have a significant impact on the risk-weighted

assets.
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

PPPL Facility. As of December 31,

2021,
the Corporation has $353 million in PPP loans

and no loans were pledged as collateral for

PPPL Facilities.
Table 9 reconciles the Corporation’s total common stockholders’ equity to common equity Tier 1 capital.
Table 9 - Reconciliation Common

Equity Tier 1 Capital
At December 31,

(In thousands) 2021 2020
Common stockholders’ equity $ 6,116,756 $ 6,224,942

AOCI related adjustments due to opt-out election
257,762 (261,245)

Goodwill, net of associated deferred tax liability

(DTL)
(591,703) (591,931)

Intangible assets, net of associated DTLs
(16,219) (22,466)

Deferred tax assets and other deductions
(290,565) (357,204)
Common equity tier 1 capital $ 5,476,031 $ 4,992,096
Common equity tier 1 capital to risk-weighted assets 17.42% 16.26%
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

States of America (“GAAP”). Moreover,

the manner in which the

Corporation
calculates

its

tangible

common

equity,

tangible

assets

and

any

other related

measures may

differ

from

that

of

other

companies
reporting

measures with similar names.

Table

10

provides

a

reconciliation of

total

stockholders’

equity

to

tangible

common

equity

and

total

assets

to

tangible

assets

at
December 31, 2021 and 2020.

Table 10 - Reconciliation

of Tangible Common Equity

and Tangible Assets
At December 31,
(In thousands, except share or per share information) 2021 2020
Total stockholders’

equity
$ 5,969,397 $ 6,028,687
Less: Preferred stock (22,143) (22,143)
Less: Goodwill (720,293) (671,122)
Less: Other intangibles (16,219) (22,466)
Total tangible common

equity
$ 5,210,742 $ 5,312,956
Total assets

$ 75,097,899 $ 65,926,000
Less: Goodwill (720,293) (671,122)
Less: Other intangibles (16,219) (22,466)
Total tangible assets $ 74,361,387 $ 65,232,412
Tangible common

equity to tangible assets
7.01% 8.14%
Common shares outstanding at end of period 79,851,169 84,244,235
Tangible book value

per common share
$ 65.26 $ 63.07
Year-to-date average
Total stockholders’

equity [1]
$ 5,777,652 $ 5,419,938
Less: Preferred Stock (22,143) (26,277)
Less: Goodwill (679,959) (671,121)
Less: Other intangibles (20,861) (25,154)
Total tangible common

equity
$ 5,054,689 $ 4,697,386
Average return on tangible common equity 18.47% 10.75%
[1] Average balances exclude unrealized gains or losses

on debt securities available-for-sale.
RISK MANAGEMENT
Market / Interest Rate Risk
The financial results and capital levels of the

Corporation are constantly exposed to market, interest

rate and liquidity risks.
Market risk

refers to the

risk of a

reduction in the

Corporation’s capital due

to changes in

the market valuation

of its assets

and/or
liabilities.

Most of

the assets

subject to

market valuation

risk are

debt securities

classified as

available-for-sale. Refer

to Notes

6 and

7 for
further information on the debt securities available-for-sale and held-to-maturity portfolios. Debt securities classified as available-for-
sale

amounted to

$25.0

billion

as of

December 31,

2021. Other

assets subject

to

market

risk

include loans

held-for-sale,

which
amounted to $59

million, mortgage servicing

rights (“MSRs”) which

amounted to $122

million and securities

classified as “trading”,
which amounted to $30 million, as of December 31,

2021.

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

31, 2021 and

December 31, 2020,

assuming a static

balance sheet and
parallel changes over flat spot rates over a one-year

time horizon:
Table 11

- Net Interest Income Sensitivity (One Year

Projection)
December 31, 2021 December 31, 2020
(Dollars in thousands) Amount Change Percent Change Amount Change Percent Change
Change in interest rate
+400 basis points $ 257,223 13.21% $ 167,474 9.19%
+200 basis points 197,354 10.14 81,690 4.49
+100 basis points 166,920 8.57 39,361 2.16
-100 basis points (78,408) (4.03) (53,952) (2.96)
-200 basis points (120,661) (6.20) (71,517) (3.93)
As of

December 31,

2021, NII

simulations show

the Corporation

maintains an

asset sensitive

position and

is expected

to benefit
from

an

overall rising

rate

environment. The

increases in

sensitivity

for

the

period are

primarily driven

by

the

significant

deposit
increases

seen

in

2021,

which

have

resulted

in

a

higher

level

of

short-term

investments

and

cash

reserves

maintained

at

the
Federal Reserve. These assets reprice immediately under the NII simulations, thus improving the NII benefit in rising rate scenarios.
The declining rate scenarios show a

smaller and asymmetric impact in sensitivity

as rates continue to be close

to their lower bound
and Popular does not allow rates to turn negative

in its IRR simulations.

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

Table 12 - Interest Rate Sensitivity
At December 31, 2021
By repricing dates

(Dollars in thousands) 0-30 days
Within 31 -
90 days
After three
months but
within six
months
After six
months but
within nine
months
After nine
months but
within one
year
After one
year but
within two
years
After two
years
Non-interest
bearing
funds Total
Assets:
Money market investments $ 17,536,719 $ - $ - $ - $ - $ - $ - $ - $ 17,536,719
Investment and trading securities

301,103 436,980 664,755 678,066 712,179 3,936,869 17,980,634 548,736 25,259,322
Loans 4,907,214 2,492,007 1,412,901 1,359,602 1,307,655 4,272,336 13,548,010 - 29,299,725
Other assets - - - - - - - 3,002,133 3,002,133

Total

22,745,036 2,928,987 2,077,656 2,037,668 2,019,834 8,209,205 31,528,644 3,550,869 75,097,899
Liabilities and stockholders' equity:
Savings, NOW and money market and

other interest bearing demand deposits 23,065,038 809,349 1,137,611 1,053,198 976,622 3,260,426 14,306,213 - 44,608,457
Certificates of deposit 1,940,456 496,482 642,437 647,957 357,661 971,300 1,655,856 - 6,712,149
Federal funds purchased and assets

31,550 30,295 20,102 9,656 - - - - 91,603
sold under agreements to repurchase 75,000 - - - - - - - 75,000
Notes payable

1,000 - 100,000 - 2,148 341,103 544,312 - 988,563
Non-interest bearing deposits - - - - - - - 15,684,482 15,684,482
Other non-interest bearing liabilities - - - - - - - 968,248 968,248
Stockholders' equity - - - - - - - 5,969,397 5,969,397

Total

$ 25,113,044 $ 1,336,126 $ 1,900,150 $ 1,710,811 $ 1,336,431 $ 4,572,829 $ 16,506,381 $ 22,622,127 $ 75,097,899
Interest rate sensitive gap (2,368,008) 1,592,861 177,506 326,857 683,403 3,636,376 15,022,263 (19,071,258) -
Cumulative interest rate sensitive gap (2,368,008) (775,147) (597,641) (270,784) 412,619 4,048,995 19,071,258 - -
Cumulative interest rate sensitive gap

to earning assets (3.31) % (1.08) % (0.84) % (0.38) % 0.58% 5.66% 26.66% - -
Table 13, which presents the maturity distribution of earning assets, takes into consideration prepayment assumptions.

Table 13 - Maturity Distribution

of Earning Assets
As of December 31, 2021
Maturities
After one year

After five years
through five years through fifteen years After fifteen years
One year Fixed
Variable

Fixed
Variable

Fixed
Variable

(In thousands)

or less
interest rates interest rates interest rates interest rates interest rates interest rates Total
Money market securities

$ 17,536,719 $ - $ - $ -

$
-

$
-

$
- $ 17,536,719
Investment and trading
securities

2,714,995 14,688,701 14,430 7,164,229 4,952 482,039 - 25,069,345
Loans:

Commercial

5,067,977 4,223,468 2,631,141 910,162 735,828 80,071 84,054 13,732,701

Construction

497,519 32,857 149,412 4,693 31,739 - - 716,220

Leasing

408,552 959,267 - 13,500 - - - 1,381,319

Consumer

1,640,359 3,292,532 268,033 182,496 527,827 71,873 - 5,983,121

Mortgage

787,698 2,623,120 121,010 3,381,618 26,056 546,863 - 7,486,364
Subtotal loans

8,402,106 11,131,244 3,169,597 4,492,468 1,321,449 698,807 84,054 29,299,725
Total earning assets $ 28,653,820 $ 25,819,945 $ 3,184,027 $ 11,656,696 $ 1,326,401 $ 1,180,847 $ 84,054 $ 71,905,789
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

from expected

short-term price

movements. BPPR’s

trading activities consist

primarily of

holding U.S.

Government
sponsored

mortgage-backed securities

classified

as

“trading” and

hedging

the

related

market

risk

with

“TBA”

(to-be-announced)
market

transactions.

The

objective

is

to

derive

spread

income

from

the

portfolio

and

not

to

benefit

from

short-term

market
movements. In

addition, BPPR

uses forward

contracts or

TBAs to

hedge its

securitization pipeline.

Risks related

to variations

in
interest rates

and market volatility

are hedged

with TBAs

that have

characteristics similar to

that of

the forecasted security

and its
conversion timeline.
At December 31, 2021,

the Corporation held trading securities

with a fair value

of $30 million, representing approximately 0.04%

of
the Corporation’s total assets,

compared with $37 million and 0.1%, respectively,

at December 31, 2020.

As shown in Table

14, the
trading portfolio

consists principally of

mortgage-backed securities which

at December 31,

2021 were investment

grade securities.
As

of

December

31,

2021

and

December

31,

2020,

the

trading

portfolio

also

included

$0.1

million

in

Puerto

Rico

government
obligations.

Trading instruments are recognized at fair value, with changes resulting from fluctuations in market prices, interest rates or exchange rates reported in

current period earnings. The Corporation recognized

a net trading account loss

of $389 thousand for
the year ended December 31, 2021 and a net

trading account gain of $1 million for the year

ended December 31, 2020.
Table 14 - Trading

Portfolio
December 31, 2021 December 31, 2020
(Dollars in thousands) Amount
Weighted
Average Yield
[1]
Amount
Weighted
Average Yield
[1]
Mortgage-backed securities

$ 22,559 5.12% $ 24,338 5.19%
U.S. Treasury securities 6,530 0.03 11,506 0.04
Collateralized mortgage obligations 257 5.61 346 5.65
Puerto Rico government obligations 85 0.47 103 0.48
Interest-only strips

280 12.00 381 12.00
Total

$ 29,711 4.06% $ 36,674 3.64%
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

$0.3 million

for the

last week

in December

31, 2021.

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

Derivative

instruments

that

the
Corporation may use

include, among others,

interest rate caps,

indexed options, and

forward contracts. The

Corporation does not
use highly leveraged derivative instruments in its interest rate risk management strategy. Credit risk embedded in these transactions is

reduced

by

requiring

appropriate

collateral

from

counterparties

and

entering

into

netting

agreements

whenever

possible.

All
outstanding derivatives are

recognized in the

Corporation’s Consolidated Statements

of Condition at

their fair

value. Refer

to Note
26 for further information on the Corporation’s involvement

in derivative instruments and hedging activities.

Cash Flow Hedges
The

Corporation

manages

the

variability

of

cash

payments

due

to

interest

rate

fluctuations

by

the

effective

use

of

derivatives
designated

as

cash

flow

hedges

and

that

are

linked

to

specified

hedged

assets

and

liabilities.

The

cash

flow

hedges

relate

to
forward

contracts

or

TBA

mortgage-backed securities

that

are

sold

and

bought

for

future

settlement to

hedge

mortgage-backed
securities

and

loans

prior

to

securitization.

The

seller

agrees

to

deliver

on

a

specified

future

date

a

specified

instrument

at

a
specified price or

yield. These securities

are hedging a

forecasted transaction and

are designated for

cash flow hedge

accounting.
The notional amount

of derivatives designated as

cash flow hedges at

December 31, 2021 amounted

to $ 88

million (2020 - $

189
million). Refer to Note 26 for additional quantitative

information on these derivative contracts.
Fair Value Hedges
The

Corporation did

not

have

any

derivatives designated

as

fair value

hedges

during the

years

ended December

31,

2021

and
2020.
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

The purchased

indexed options

are used

to economically

hedge the

bifurcated embedded

option. These

option contracts

do not
qualify

for

hedge

accounting,

and

therefore,

cannot

be

designated

as

accounting

hedges.

At

December

31,

2021,

the

notional
amount of

the indexed

options on deposits

approximated $

79 million

(2020 -

$ 69

million) with

a fair

value of

$ 26

million (asset)
(2020 -

$ 21 million)

while the embedded

options had a

notional value of

$72 million (2020

- $ 63

million) with

a fair value

of $

23
million (liability) (2020 - $ 18 million).

Refer to Note 26 for a description of other non-hedging

derivative activities utilized by the Corporation

during 2021 and 2020.
Foreign Exchange
The Corporation holds

an interest in

BHD León

in the

Dominican Republic, which

is an investment

accounted for under

the equity
method. The

Corporation’s carrying value

of the

equity interest in

BHD León

approximated $

180.3 million at

December 31, 2021.

This business is conducted in

the country’s foreign currency.

The resulting foreign currency translation

adjustment, from operations
for

which

the

functional

currency

is

other

than

the

U.S.

dollar,

is

reported

in

accumulated

other

comprehensive

loss

in

the
consolidated

statements

of

condition,

except

for

highly-inflationary

environments

in

which

the

effects

would

be

included

in

the
consolidated statements

of

operations. At

December 31,

2021, the

Corporation had

approximately $

67 million in

an unfavorable
foreign currency translation

adjustment as part

of accumulated other

comprehensive income (loss),

compared with an

unfavorable
adjustment of $ 71 million at December 31,

2020 and $ 57 million at December 31,

2019.

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
for the

bank holding

companies (the

“BHCs”) are

dividends received

from banking

and non-banking subsidiaries.

The Corporation
has adopted

policies and limits

to monitor

more effectively

the Corporation’s

liquidity position

and that of

the banking subsidiaries.
Additionally, contingency funding

plans are used to

model various stress events

of different magnitudes and

affecting different time
horizons that assist

management in evaluating

the size of

the liquidity buffers

needed if those

stress events

occur. However,

such
models

may

not

predict

accurately

how

the

market

and

customers

might

react

to

every

event,

and

are

dependent

on

many
assumptions.
Deposits, including

customer deposits,

brokered deposits

and public

funds deposits,

continue to

be the

most significant

source of
funds for

the Corporation,

funding

89% of

the Corporation’s

total assets

at December

31, 2021

and 86%

at December

31, 2020.

The ratio of total ending loans to deposits was

44% at December 31, 2021, compared to 52% at December 31, 2020.

In addition to
traditional deposits, the Corporation maintains borrowing

arrangements,

which amounted to approximately $1.2 billion in

outstanding
balances at December 31, 2021 (December 31, 2020 - $1.3 billion). A detailed description of the Corporation’s borrowings, including
their terms,

is included

in Note

17 to

the Consolidated

Financial Statements. Also,

the Consolidated Statements

of Cash

Flows in
the accompanying Consolidated Financial Statements provide

information on the Corporation’s cash inflows and outflows.
On September

9, 2021,

the Corporation

completed an

accelerated share

repurchase program for

the repurchase

of an

aggregate
$350 million of Popular’s common stock, refer

to Note 31 for additional information.

On

November

1,

2021,

the

Corporation

redeemed

all

outstanding 6.70%

Cumulative Monthly

Income

Trust

Preferred

Securities
issued by the Popular Capital Trust I, refer to Note 17

for additional information.

On January

12, 2022,

Popular,

Inc. announced

the plan

to increase

its quarterly

common stock

dividend from

$0.45 per

share to
$0.55

per

share,

commencing

with

the

dividend

payable

in

the

second

quarter

of

2022,

subject

to

the

approval

by

its

Board

of
Directors, and repurchase up to $500 million

of its common stock during 2022.
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

17

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

7 for

a breakdown

of deposits

by major

types. Core

deposits are

generated from

a large
base of consumer, corporate and

public sector customers. Core deposits include all non-interest bearing deposits, savings deposits
and certificates

of deposit

under $250,000,

excluding brokered

deposits

with denominations

under $250,000.

Core deposits

have
historically provided the Corporation with a sizable source of relatively stable and low-cost funds. Core deposits totaled $63.6 billion,
or

95% of total deposits, at December 31, 2021, compared with $51.7 billion, or 91% of total deposits, at December 31, 2020. Core
deposits financed 88% of the Corporation’s earning assets

at December 31, 2021, compared with 82%

at December 31, 2020.

The distribution by maturity of

certificates of deposits with denominations of

$250,000 and over at December 31,

2021 is presented
in the table that follows:
Table 15 - Distribution by

Maturity of Certificate of Deposits of $250,000 and Over
(In thousands)
3 months or less $ 1,772,700
Over 3 to 12 months 500,200
Over 1 year to 3 years 219,395
Over 3 years 133,795
Total $ 2,626,090
Average deposits, including brokered deposits, for the year ended December

31, 2021 represented

93%

of average earning assets,
compared with 91% for the year ended December

31, 2020. Table 16 summarizes average deposits for the past three years.

Table 16 - Average

Total Deposits
For the years ended December 31,
(In thousands) 2021 2020
Non-interest bearing demand deposits $ 14,687,093 $ 11,537,700
Savings accounts

15,753,630 12,620,755
NOW, money market and other interest

bearing demand accounts
25,648,707 19,466,357
Certificates of deposit 7,013,486 7,960,967
Total interest bearing

deposits
48,415,823 40,048,079
Total average deposits $ 63,102,916 $ 51,585,779
The Corporation

had $0.8

billion in

brokered deposits

at December

31, 2021,

which financed

approximately 1%

of its

total assets
(December 31, 2020 -

$0.8 billion and 1%,

respectively).

In the event that

any of the Corporation’s

banking subsidiaries’ regulatory
capital

ratios fall

below those

required by

a well-capitalized

institution or

are subject

to capital

restrictions by

the regulators,

that
banking subsidiary faces

the risk of

not being able

to raise or

maintain brokered deposits

and faces limitations

on the rate

paid on
deposits, which

may hinder

the Corporation’s

ability to

effectively compete

in its

retail markets

and could

affect its

deposit raising
efforts.

Deposits from the

public sector represent

an important source

of funds for

the Corporation.

As of

December 31, 2021,

total public
sector deposits were $20.3 billion,

compared to $15.1 billion at December 31, 2020.

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
At December 31, 2021,

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

interest
are now minimal. These

sources of funding are

more costly due to

the fact that

two out of

the three principal credit

rating agencies
rate the Corporation below “investment grade”, which

affects the Corporation’s cost and

ability to raise funds in

the capital markets.

The Corporation

has an

automatic shelf

registration statement

filed and

effective with

the Securities

and Exchange

Commission,
which permits the Corporation to issue an unspecified

amount of debt or equity securities.
The outstanding balance of notes payable at the BHCs

amounted to $496 million at December 31, 2021 and $682 at

December 31,
2020.
The contractual maturities of the BHCs notes payable

at December 31, 2021 are presented in

Table 17.
Table 17

- Distribution of BHC's Notes Payable by Contractual

Maturity
Year (In thousands)
2023 $ 297,842
Later years 198,292
Total $ 496,134
Annual debt service at

the BHCs is approximately

$32 million, and the

Corporation’s latest quarterly dividend

was $0.45 per share.
On February

23, 2022,

the Board

of Directors

of the

Corporation declared

a $0.55

cash dividend

per common

share, payable

on
April 1, 2022.

The BHCs liquidity position

continues to be

adequate with sufficient cash

on hand, investments and

other sources of
liquidity which are expected to be enough to meet all BHCs obligations during the foreseeable future. As of

December 31, 2021, the
BHCs had

cash and

money markets

investments totaling

$292 million,

borrowing potential

of $157

million from

its secured

facility
with BPPR.

In addition

to these

liquidity sources,

the stake

in EVERTEC

had a

market value

of $583

million as

of December

31,
2021 and it represents an additional source of

contingent liquidity.
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
of dividends to the

BHCs. The liquidity needs

of the non-banking subsidiaries

are minimal since most

of them are

funded internally
from

operating

cash

flows

or

from

intercompany

borrowings

or

capital

contributions

from

their

holding

companies.

Popular,

Inc.
made capital contributions

to its wholly

owned subsidiary Popular Securities

amounting to $9

million during the

year 2021 and

$10
million on February 24, 2022.
Dividends
During the year ended December 31, 2021, the Corporation

declared cash dividend of $1.75 per common share outstanding

$ 142.3
million

in the

aggregate.

The dividends

for the

Corporation’s Series

A

preferred stock

amounted to

$1.4 million.

During the

year
ended December

31, 2021,

the BHC’s

received dividends amounting

to $761

million from

BPPR, $4

million from

PIBI which

main
source of income is

derived from its investment in

BHD, $31 million in

dividends from its non-banking subsidiaries

and $2 million in
dividends from EVERTEC. Dividends from BPPR constitute

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

$3.0

billion at

December 31,

2021

and

$3.4 billion

at

December 31,

2020. A

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

on the balance sheet

or
may be recorded on the balance sheet in amounts that are different than the full contract or notional amount of the transaction. As a provider of

financial services,

the Corporation

routinely enters

into commitments

with off-balance

sheet risk

to meet

the financial
needs of its

customers. These commitments may

include loan commitments

and standby letters

of credit. These

commitments are
subject

to

the

same

credit

policies

and

approval

process

used

for

on-balance

sheet

instruments.

These

instruments

involve,

to
varying degrees, elements

of credit and

interest rate risk

in excess of

the amount recognized

in the statement

of financial position.
Refer to

Note 24

to the

Consolidated Financial

Statements for

information on

the Corporation’s

commitments to

extent credit

and
other non-credit commitments.

Other types

of off-balance

sheet arrangements

that the

Corporation enters

in the

ordinary course

of business

include derivatives,
operating leases and provision of guarantees, indemnifications, and representation and warranties. Refer to Note 33

for information
on

operating

leases

and

to

Note

23

for

a

detailed

discussion

related

to

the

Corporation’s

obligations under

credit

recourse

and
representation and warranties arrangements.

The Corporation monitors

its cash requirements,

including its contractual obligations

and debt commitments.

As discussed above,
liquidity

is

managed

by

the

Corporation in

order to

meet

its

short-

and

long-term cash

obligations. Note

17

to

the

Consolidated
Financial Statements has information on

the Corporation’s borrowings by maturity,

which amounted to $1.2 billion

at December 31,
2021.
Financial information of guarantor and issuers of registered guaranteed securities
The Corporation (not

including any of

its subsidiaries, “PIHC”)

is the parent

holding company of

Popular North America

“PNA” and
has other subsidiaries through which it

conducts its financial services operations. PNA is

an operating, 100% subsidiary of Popular,
Inc.

Holding Company

(“PIHC”) and

is the

holding company

of its

wholly-owned subsidiaries:

Equity One,

Inc.

and PB,

including
PB’s wholly-owned subsidiaries Popular Equipment Finance,

LLC, Popular Insurance Agency, U.S.A., and E-LOAN, Inc.
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
December

31,

2021

and

December 31,

2020,

and

the

results

of

their

operations

for

the

period

ended December

31,

2021

and
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
Table 18 - Summarized Statement

of Condition
(In thousands) December 31, 2021 December 31, 2020
Assets
Cash and money market investments $ 291,540 $ 190,830
Investment securities 25,691 27,630
Accounts receivables from non-obligor subsidiaries 17,634 16,338
Other loans (net of allowance for credit losses of $96 (2020

- $311))
29,349 31,162
Investment in equity method investees 114,955 88,272
Other assets 42,251 46,547
Total assets $ 521,420 $ 400,779
Liabilities and Stockholders' deficit
Accounts payable to non-obligor subsidiaries $ 6,481 $ 3,946
Accounts payable to affiliates and related parties 1,254 977
Notes payable 496,134 681,503
Other liabilities 97,172 79,208
Stockholders' deficit (79,621) (364,855)
Total liabilities and

stockholders' deficit
$ 521,420 $ 400,779
Table 19 - Summarized Statement

of Operations
For the years ended
(In thousands) December 31, 2021 December 31, 2020
Income:
Dividends from non-obligor subsidiaries $ 792,000 $ 586,000
Interest income from non-obligor subsidiaries and affiliates 848 2,383
Earnings from investments in equity method investees 29,387 17,912
Other operating income 3,136 4,340
Total income $ 825,371 $ 610,635
Expenses:
Services provided by non-obligor subsidiaries and affiliates

(net of
reimbursement by subsidiaries for services provided by parent of
$162,019 (2020 - $138,729)) $ 13,594 $ 13,191
Other operating expenses 33,524 29,652
Total expenses $ 47,118 $ 42,843
Net income $ 778,253 $ 567,792
During the

year ended

December 31,

2021, the

Obligor

group recorded

$3.0 million

of

distribution from

its

direct equity
method

investees

(2020

-

$2.3

million),

of

which

$2.3

million

are

related

to

dividend

distributions (2020

-

$2.3

million).
During the year ended December 31, 2020, the

Obligor group received dividend distributions from a non-obligor subsidiary amounting $12.5 million which was recorded as

a reduction to the investment.

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

Furthermore,

various

statutory

provisions

limit

the

amount

of

dividends

an

insured

depository

institution

may

pay

to

its

holding
company without

regulatory approval. A

member bank must

obtain the

approval of

the Federal

Reserve Board

for any

dividend, if
the total

of all

dividends declared

by the

member bank

during the

calendar year

would exceed

the total

of its

net income

for that
year,

combined with

its retained

net income

for the

preceding two

years, after

considering those

years’ dividend

activity,

less any
required transfers to surplus or to a fund for the retirement of any preferred stock. During the year ended December 31, 2021, BPPR
declared cash dividends

of $761 million.

At December 31,

2021, BPPR would

have needed to

obtain prior approval

of the Federal
Reserve Board

before declaring

a dividend

due to

its declared

dividend activity

and transfers

to statutory

reserves over

the three
year’s ended

December 31,

2021. In

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
The

Corporation’s

banking

subsidiaries

currently

do

not

use

borrowings

that

are

rated

by

the

major

rating

agencies,

as

these
banking subsidiaries are funded primarily with deposits and secured borrowings. The banking subsidiaries had $9 million in deposits at December 31, 2021 that are subject to

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

23

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

$32

million

at

December

31,

2021.

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
COVID-19 Pandemic
On December

2019, a

novel strain

of coronavirus

(COVID-19) surfaced

in Wuhan,

China and

has since

spread globally

to

other
countries and

jurisdictions, including

the mainland

United States

and Puerto

Rico. In

March 2020,

the World

Health Organization
declared COVID-19 a

pandemic. The pandemic

has significantly disrupted

and negatively impacted

the global economy,

disrupted
global supply

chains, created

significant volatility

in financial

markets, and

increased unemployment

levels worldwide,

including in
the markets in which we do business.

In Puerto Rico, former

Governor Wanda Vázquez issued an

executive order in March 2020

declaring a health emergency,

ordering
residents to shelter in place, implementing a mandatory curfew,

and requiring the closure of non-essential businesses. Although the most restrictive measures have been eased or lifted, allowing for the gradual reopening of the economy, certain measures remain in place

and

additional measures

may

be

implemented in

the future

as

a

result

of

a

resurgence in

the spread

of

the

virus

or

new
strains

of

the virus.

Since the

beginning of

the

pandemic, most

businesses have

had

to

make significant

adjustments to

protect
customers and

employees, including

transitioning to

telework and

suspending or

modifying certain

operations in

compliance with
health and safety guidelines. The Puerto Rico Legislative Assembly enacted legislation in April 2020 requiring financial institutions to
offer

moratoriums

on

consumer

financial

products

to

clients

impacted

by

the

COVID-19

pandemic,

which

was

effective

through
August 2020. The Federal Government has

also approved several economic stimulus measures that seek

to cushion the economic
fallout

of

the

pandemic,

including

providing

direct

subsidies,

expanding

eligibility

for

and

increasing

unemployment

benefits

and
guaranteeing through the SBA PPP loans to small and medium

businesses.
The

COVID-19 pandemic

and the

restrictions imposed

to

curb the

spread

of the

disease have

had and

may continue

to

have a
material adverse effect

on economic activity

worldwide, including in

Puerto Rico. The

extent to which

the COVID-19 pandemic

will
continue to adversely affect economic activity will depend on future developments, which are highly uncertain and difficult to predict, including the scope and duration of the pandemic (including the appearance of new strains of the virus), the restrictions

imposed by
governmental authorities and other

third parties in

response to the

same, the pace

of global vaccination efforts,

and the amount

of
federal

and

local

assistance offered

to

offset

the

impact

of

the

pandemic. Pursuant

to

the

2022

Fiscal

Plan

(as

defined

below),
economic stimulus measures have more than offset the estimated income loss due to reduced economic activity in Puerto Rico and
are estimated

to have

caused a

temporary increase in

personal income on

a net

basis. However,

there can

be no

assurance that
these measures will be sufficient to offset the pandemic’s economic impact in the medium- and long-term.
Economic Performance
The Commonwealth’s economy entered

a recession in the

fourth quarter of fiscal

year 2006 and its

gross national product (“GNP”)
contracted (in

real terms)

every fiscal

year between

2007 and

2018, with

the exception

of fiscal

year 2012.

Pursuant to

the latest
Puerto Rico Planning Board (the “Planning Board”) estimates, dated

March 2021, the Commonwealth’s real GNP increased by 1.8%

in fiscal year

2019 due to

the influx

of federal funds

and private insurance

payments to repair

damage caused by

Hurricanes Irma
and María. However,

the Planning Board

estimates that the

Commonwealth’s real GNP

decreased by approximately 3.2%

in fiscal
year 2020 due primarily

to the adverse impact

of the COVID-19 pandemic and

the measures taken by

the government in response
to the same. The Planning Board projected that the negative effects of COVID-19 would continue through fiscal year 2021, resulting in a contraction in real GNP of approximately -2%,

followed by 0.8% GNP growth in the current fiscal

year.

Fiscal Crisis
The Commonwealth’s central

government and many

of its instrumentalities,

public corporations and municipalities

continue to face
significant fiscal challenges, which have been primarily the result of economic contraction, persistent and significant budget deficits,
a high

debt burden,

unfunded legacy

obligations, and

lack of

access

to the

capital markets,

among other

factors. As

a result,

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

2016, President Obama appointed the seven original voting members of the
Oversight Board through the process established in PROMESA, which authorizes the President to select the members from several
lists required

to be

submitted by

congressional leaders.

In 2020,

when President

Donald Trump

reappointed three

of the

original
members and appointed four new members to the Oversight

Board.

In

October

2016,

the

Oversight

Board

designated

the

Commonwealth and

all

of

its

public

corporations

and

instrumentalities

as
“covered entities” under

PROMESA. The only

Commonwealth government entities

that were not

subject to such

initial designation
were

the

Commonwealth’s

municipalities.

In

May

2019,

however,

the

Oversight

Board

designated

all

of

the

Commonwealth’s
municipalities as covered entities. At

the Oversight Board’s

request, covered entities are required

to submit fiscal

plans and annual
budgets

to

the

Oversight

Board

for

its

review

and

approval.

They

are

also

required to

seek

Oversight

Board

approval

to

issue,
guarantee or modify their

debts and to enter

into contracts with an

aggregate value of

$10 million or more.

Finally, covered

entities
are potentially eligible

to avail themselves

of the debt

restructuring processes provided by

PROMESA. For additional

discussion of
risk factors related to the Puerto Rico fiscal challenges,

see “Part I – Item 1A – Risk Factors” in this

Form 10-K.

Fiscal Plans
Commonwealth Fiscal

Plan
. The

Oversight Board

has certified

several fiscal

plans for

the Commonwealth

since 2017.

The most
recent fiscal plan for the Commonwealth certified by

the Oversight Board is dated January 27, 2022

(the “2022 Fiscal Plan”).

Pursuant to the 2022 Fiscal Plan, while the COVID-19 pandemic and the measures taken in response to the same severely reduced economic

activity

and

caused

an

unprecedented

increase

in

unemployment

in

Puerto

Rico,

pandemic-related

federal

and

local
stimulus

funding

have more

than

offset

the

estimated income

loss

due

to

reduced economic

activity

and

are

estimated to

have
caused

a

temporary

increase

in

personal

income

on

a

net

basis.

The

2022

Fiscal

Plan’s

economic

projections

incorporate
adjustments

for

these

short-term

income

effects

for

purposes

of

estimating

tax

receipts.

For

example,

the

2022

Fiscal

Plan
estimates that, for fiscal years 2022 and 2023, real GNP will grow 2.6% and 0.9%, respectively, but projects that growth adjusted for income effects for such years will be approximately 5.2% and

0.6%, respectively.

The 2022 Fiscal Plan

incorporates the debt service costs

of the Commonwealth’s restructured debt

as contemplated by the Plan

of
Adjustment (as defined and further explained below).

Therefore, it projects an unrestricted surplus after debt

service average of $1
billion annually between fiscal

years 2022 to

2031. This surplus declines

over time as federal

disaster relief funding slows,

nominal
GNP

growth declines,

revenues decline,

and

healthcare expenditures

rise.

The

2022

Fiscal

Plan estimates

that

fiscal

measures

could drive approximately $6.3

billion in savings and

extra revenue over fiscal

years 2022 through 2026

and that structural

reforms
could drive a cumulative 0.90% increase in growth

by fiscal year 2051 (equal to approximately

$33 billion).

The

2022

Fiscal

Plan

provides

for

the

gradual

reduction

and

the

ultimate

elimination

of

Commonwealth budgetary

subsidies

to
municipalities,

which

constitute

a

material

portion

of

the

operating

revenues

of

some

municipalities.

Since

fiscal

year

2017,
Commonwealth appropriations

to municipalities

have decreased

by approximately

64% (from

approximately $370

million in

fiscal
year 2017

to approximately

$132 million

in fiscal

year 2020).

In

response to

the COVID-19

crisis, reductions

in appropriations

to
municipalities were paused in fiscal

year 2021. Municipalities have also

received extraordinary appropriations and other

funds from
federally-funded

programs

during

the

current

fiscal

year,

which

has

helped

temporarily

offset

the

impact

of

the

reduced
Commonwealth

support.

However,

the

2022

Fiscal

Plan

contemplates

additional

reductions

in

appropriations

to

municipalities
starting in

fiscal year

2022, before

eventually phasing

out all

appropriations in

fiscal year

2025. Further,

while the

Commonwealth
had enacted legislation in 2019 suspending the municipality’s obligations to contribute to the Commonwealth’s health

plan and pay-
as-you go

retirement system,

such legislation

was challenged

by the

Oversight Board

and eventually

declared null

by the

Title III
court in April

2020.

As a result,

municipalities are required to

cover their own

employees’ healthcare costs and

retirement benefits
and had to reimburse the

Commonwealth for such costs corresponding to the period during which the law was in

effect. Finally, the
2022 Fiscal Plan notes

that municipalities have made

little or no progress

towards implementing fiscal discipline required to

reduce
reliance on

Commonwealth appropriations and

that this

lack of fiscal

management threatens the

ability of municipalities

to provide
necessary services,

such as

health, sanitation,

public safety,

and emergency

services to

their residents,

forcing them

to prioritize
expenditures.
Other

Fiscal

Plans.

Pursuant to

PROMESA, the

Oversight Board

has

also

requested and

certified fiscal

plans

for several

public
corporations and

instrumentalities. The

certified fiscal

plan for

the Puerto

Rico Electric

Power Authority

(“PREPA”),

Puerto Rico’s
electric

power

utility,

contemplated

the

transformation

of

Puerto

Rico’s

electric

system

through,

among

other

things,

the
establishment of a public-private partnership with respect to PREPA’s transmission and distribution system (the “T&D System”), and calls for significant structural reforms at PREPA.

The procurement process for the establishment of a public-private partnership with respect

to

the

T&D

System

was

completed

in

June

2020.

The

selected

proponent,

LUMA

Energy

LLC

(“LUMA”),

and

PREPA
entered into a 15-year agreement whereby, since June 1, 2021, LUMA is responsible for operating, maintaining and modernizing the
T&D System.

On

April

23,

2021,

the

Oversight

Board

certified

the

latest

version

of

the

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

On November 3, 2021, the Oversight Board filed the Eighth Amended

Title III Joint Plan of Adjustment for the Commonwealth, et. al.
(the “Plan of Adjustment”) in the pending debt restructuring proceedings under Title III of PROMESA. The Plan of Adjustment seeks
to restructure

approximately $35 billion

of debt

and other claims

against the

Commonwealth, PBA and

ERS. In

October 2021, the
Commonwealth’s

government

enacted

legislation

establishing

the

framework

for

the

issuance

of

new

securities

by

the
Commonwealth

in

connection

with

the

Plan

of

Adjustment.

On

January

18,

2022,

the

U.S.

District

Court

confirmed

the

Plan

of
Adjustment,

which

is

expected

to

become

effective

on

or

about

March

15,

2022

upon

the

satisfaction

of

certain

conditions

to
effectiveness.
Exposure of the Corporation

The credit

quality of BPPR’s

loan portfolio

reflects, among other

things, the

general economic conditions

in Puerto

Rico and

other
adverse conditions affecting Puerto Rico consumers and

businesses. The effects of the prolonged recession

have been reflected in
limited loan

demand, an increase

in the

rate of foreclosures

and delinquencies on

loans granted in

Puerto Rico. While

PROMESA
provided a

process to address

the Commonwealth’s fiscal

crisis, the

complexity and

uncertainty of the

Title III

proceedings for the
Commonwealth and various of its instrumentalities and the

adjustment measures required by the fiscal plans still

present significant
economic risks. In addition, the COVID-19 outbreak has

affected many of our individual customers and customers’ businesses.

This,
when

added

to

Puerto

Rico’s

ongoing

fiscal

crisis

and

recession,

could

cause

credit

losses

that

adversely

affect

us

and

may
negatively

affect

consumer

confidence,

result

in

reductions

in

consumer

spending,

and

adversely

impact

our

interest

and

non-
interest revenues.

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
At

December

31,

2021,

the

Corporation’s

direct

exposure

to

the

Puerto

Rico

government’s

instrumentalities

and

municipalities
totaled

$367

million

of

which

$349

million

were

outstanding,

compared

to

$377

million

at

December

31,

2020

which

was

fully
outstanding

on such

date.

Further

deterioration of

the

Commonwealth’s fiscal

and

economic situation

could

adversely affect

the
value of our Puerto Rico government obligations, resulting in losses to us. Of the amount outstanding, $319 million consists of loans
and

$30 million are

securities

($342 million and

$35 million, respectively,

at

December 31, 2020).

Substantially all

of

the

amount
outstanding at

December 31,

2021 were

obligations from

various Puerto

Rico municipalities.

In most

cases, these

were “general
obligations” of

a municipality,

to which

the applicable municipality

has pledged

its good

faith, credit

and unlimited taxing

power, or
“special obligations” of a municipality, to which the applicable municipality has pledged other revenues. At December 31, 2021, 75%
of

the

Corporation’s exposure

to

municipal

loans and

securities

was concentrated

in

the

municipalities of

San

Juan,

Guaynabo,
Carolina and

Bayamón.

On July

1,

2021,

the

Corporation received

scheduled

principal payments

amounting

to

$32

million

from
various obligations from Puerto Rico municipalities. For additional discussion of the Corporation’s direct exposure to the Puerto Rico government and its instrumentalities and municipalities, refer to Note 24 – Commitments and Contingencies.

In

addition,

at

December

31,

2021,

the

Corporation

had

$275 million

in

loans

insured

or

securities

issued

by

Puerto

Rico
governmental entities,

but for

which the

principal source

of repayment

is non-governmental

($317 million at

December 31, 2020).
These

included

$232

million

in

residential

mortgage

loans

insured

by

the

Puerto

Rico

Housing

Finance

Authority

(“HFA”),

a
governmental instrumentality that

has been

designated as a

covered entity under

PROMESA (December 31,

2020 -

$260 million).
These mortgage loans are secured by first mortgages on Puerto Rico residential properties and the HFA insurance covers losses in
the event

of a

borrower default

and upon

the satisfaction

of certain

other conditions.

The Corporation

also had,

at December

31,
2021, $43 million

in bonds issued by

HFA which

are secured by second

mortgage loans on Puerto

Rico residential properties, and
for which HFA

also provides insurance to cover

losses in the event

of a borrower default,

and upon the satisfaction

of certain other
conditions (December

31, 2020

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
loans to government employees and

retirees,

which could also be

negatively affected by fiscal measures

such as employee layoffs
or furloughs or reductions in pension benefits.

BPPR also

has a

significant amount

of deposits

from the

Commonwealth, its

instrumentalities, and

municipalities. The

amount of
such deposits may

fluctuate depending on

the financial condition

and liquidity of

such entities, as

well as on

the ability of

BPPR to
maintain these customer relationships.

The

Corporation may

also have

direct

exposure with

regards to

avoidance and

other causes

of

action initiated

by the

Oversight
Board on behalf of the Commonwealth or other Title III debtors. For additional information regarding such exposure, refer to Note 24 of the Consolidated Financial Statements.
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

2021, the Corporation has

operations in the United

States Virgin Islands

(the “USVI”) and

has approximately $70
million

in

direct

exposure to

USVI

government entities

(December 31,

2020

-

$105

million).

The

USVI

has

been

experiencing a
number of

fiscal and

economic challenges

that could

adversely affect

the ability

of its

public corporations

and instrumentalities

to
service their outstanding debt obligations.
British Virgin Islands
The Corporation has operations in the British Virgin Islands (“BVI”), which has been negatively affected by the COVID-19 pandemic, particularly as

a reduction

in the

tourism activity

which accounts

for a

significant portion

of its

economy.

Although the

Corporation
has no significant exposure to a single borrower in the BVI, at December 31, 2021 it has a loan portfolio amounting to approximately
$221 million comprised of various retail

and commercial clients, compared to a loan

portfolio of $251 million at December 31,

2020,
which included a $19 million loan with the BVI

Government that was paid off during the second quarter

of 2021.
U.S. Government
As further detailed in Notes

6 and 7 to the

Consolidated Financial Statements, a substantial portion of the

Corporation’s investment
securities

represented exposure

to

the

U.S.

Government in

the

form

of

U.S. Government

sponsored entities,

as

well

as

agency
mortgage-backed and

U.S. Treasury

securities. In

addition, $1.6

billion of

residential mortgages,

$353 million

of SBA

loans under
the PPP

and $67 million

commercial loans

were insured

or guaranteed

by the

U.S. Government

or its

agencies at

December 31,
2021 (compared to $1.8 billion, $1.3 billion and

$60 million, respectively, at December 31, 2020).
Non-Performing Assets
Non-performing assets (“NPAs”)

include primarily past-due

loans that

are no

longer accruing interest,

renegotiated loans, and

real
estate property acquired through foreclosure. A summary, including certain credit quality metrics, is presented in Table 20.
During 2021, the Corporation

continued to exhibit strong

credit quality and low

credit costs, with low

level of NCOs

and decreasing
NPLs, outperforming

pre-pandemic trends. These

improvements have

been aided

by the

significant government

stimulus and

the
rebound

of

the

economy,

as

well

as

payoffs

related

to

troubled

loan

resolutions.

We

continue

to

closely

monitor

COVID-19
pandemic

related

risks

on

borrower

performance

and

changes

in

the

pace

of

economic

recovery

as

new

variants

continue

to
emerge. However,

management believes that

the improvement

over the

last few

years in

the risk

profile of

the Corporation’s

loan
portfolios positions Popular to operate successfully

under the current environment.

Total

NPAs

decreased

by

$191

million

when

compared

with

December

31,

2020.

Total

non-performing

loans

held-in-portfolio
(“NPLs”) decreased

by

$190 million

from

December 31,

2020. BPPR’s

NPLs

decreased by

$186 million,

mainly

driven by

lower

commercial,

mortgage,

and

construction

NPLs

by

$84

million,

$80

million,

and

$21

million,

respectively.

The

commercial

and
construction

NPLs

decrease

reflects

payoffs

related

to

troubled loan

resolutions,

and

loans

that

were returned

to

accrual status
during the period. The mortgage NPLs

decrease was mainly due to the combined

effects of collection efforts, increased foreclosure
activity and the on-going low

levels of early delinquency compared with

pre-pandemic trends.

Popular U.S. NPLs decreased by

$4
million from

December 31,

2020, mostly

related to

a $7

million construction

loan sold

and lower

consumer NPLs

by $3

million, in
part offset by mortgage

NPLs increase by $7 million, mostly

driven by loans that

did not resume payment at

the end of the

COVID-
related deferral period.

At December 31,

2021, the ratio

of NPLs to

total loans held-in-portfolio

was 1.9% compared

to 2.5% in

the
fourth quarter

of 2020.

Other real

estate owned

loans (“OREOs”)

increased by

$2 million,

mostly related

to end

of the

foreclosure
moratorium period.

At

December 31,

2021, NPLs

secured by

real

estate amounted

to

$428 million

in the

Puerto Rico

operations and

$31 million

in
Popular U.S. These figures were $630 million and

$34 million, respectively, at December 31, 2020.

The Corporation’s commercial loan portfolio secured by real estate

(“CRE”) amounted to $8.4 billion at December 31,

2021, of which
$1.8 billion was secured

with owner occupied properties, compared

with $7.8 billion

and $1.9 billion, respectively,

at December 31,
2020. CRE NPLs amounted to $77 million at December 31,

2021, compared with $173 million at December

31, 2020. The CRE NPL
ratios for the BPPR and Popular U.S. segments were 1.95% and 0.04%, respectively,

at December 31, 2021, compared with 4.51%
and 0.07%, respectively, at December 31, 2020.
In addition to the NPLs included in Table 20, at December 31, 2021, there were $214 million of performing loans, mostly commercial loans, which in management’s opinion, are currently subject to potential future classification as non-performing (December 31, 2020
- $228 million).
For

the

year

ended

December

31,

2021,

total

inflows

of

NPLs

held-in-portfolio,

excluding

consumer

loans,

decreased

by
approximately

$132

million,

when compared

to

the

inflows

for

the

same

period

in

2020.

Inflows

of

NPLs

held-in-portfolio at

the
BPPR segment decreased by $129 million compared to the

same period in 2020, driven by

lower mortgage inflows by $114

million.
Inflows of NPLs held-in-portfolio at the Popular U.S. segment decreased by $3 million from the same period

in 2020.

Table 20 - Non-Performing

Assets
December 31, 2021 December 31, 2020
(Dollars in thousands) BPPR
Popular
U.S.
Popular,
Inc. BPPR
Popular
U.S.
Popular,
Inc.
Non-accrual loans:

Commercial

$ 120,047 $ 5,532 $ 125,579 $ 204,092 $ 5,988 $ 210,080

Construction

485 - 485 21,497 7,560 29,057

Leasing
3,102 - 3,102 3,441 - 3,441

Mortgage
333,887 21,969 355,856 414,343 14,864 429,207

Auto
23,085 - 23,085 15,736 - 15,736

Consumer

33,683 6,087 39,770 41,268 8,985 50,253
Total non-performing

loans held-in-portfolio
514,289 33,588 547,877 700,377 37,397 737,774
Non-performing loans held-for-sale
[1]
- - - - 2,738 2,738
Other real estate owned ("OREO") 83,618 1,459 85,077 81,512 1,634 83,146
Total non-performing

assets

$ 597,907 $ 35,047 $ 632,954 $ 781,889 $ 41,769 $ 823,658
Accruing loans past-due 90 days or more
[2]
$ 480,649 $ 118 $ 480,767 $ 1,028,061 $ 3 $ 1,028,064
Non-performing loans to loans held-in-portfolio 1.87% 2.51%
Interest lost

$ 38,123 $ 45,040
[1] There were no non-performing loans held-for-sale

as of December 31, 2021 (December 31, 2020 - $3 million

in commercial loans).
[2] It is the Corporation’s policy to report delinquent

residential mortgage loans insured by FHA or guaranteed

by the VA as accruing

loans past due 90
days or more as opposed to non-performing since the

principal repayment is insured. The balance of these loans

includes $13 million at December 31,
2021 related to the rebooking of loans previously pooled into

GNMA securities, in which the Corporation had a buy-back

option as further described
below (December 31, 2020 - $57 million). Under the GNMA

program, issuers such as BPPR have the option

but not the obligation to repurchase loans
that are 90 days or more past due. For accounting purposes,

these loans subject to the repurchase option are required

to be reflected (rebooked) on
the financial statements of BPPR with an offsetting

liability. These balances include

$304 million of residential mortgage loans insured by

FHA or
guaranteed by the VA that

are no longer accruing interest as of December 31, 2021 (December

31, 2020 - $329 million).

Furthermore, the Corporation
has approximately $50 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing

interest.

Due to the
guaranteed nature of the loans, it is the Corporation's

policy to exclude these balances from non-performing

assets (December 31, 2020 - $60 million).

Table 21 - Activity in Non

-Performing Loans Held-in-Portfolio (Excluding Consumer

Loans)
For the year ended December 31, 2021
(In thousands) BPPR Popular U.S. Popular, Inc.
Beginning balance $ 639,932 $ 28,412 $ 668,344
Plus:
New non-performing loans 234,258 51,494 285,752
Advances on existing non-performing loans - 84 84
Less:
Non-performing loans transferred to OREO (34,419) - (34,419)
Non-performing loans charged-off (35,963) (1,592) (37,555)
Loans returned to accrual status / loan collections (349,389) (42,124) (391,513)
Loans transferred to held-for-sale - (8,773) (8,773)
Ending balance NPLs $ 454,419 $ 27,501 $ 481,920
Table 22 - Activity in Non

-Performing Loans Held-in-Portfolio (Excluding Consumer

Loans)
For the year ended December 31, 2020
(In thousands) BPPR Popular U.S. Popular, Inc.
Beginning balance $ 431,082 $ 16,621 $ 447,703
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
Non-performing loans transferred to OREO (11,762) - (11,762)
Non-performing loans charged-off (44,675) (3,204) (47,879)
Loans returned to accrual status / loan collections (343,202) (47,790) (390,992)
Loans transferred to held-for-sale - (10,679) (10,679)
Ending balance NPLs $ 639,932 $ 28,412 $ 668,344

Table 23 - Activity in Non

-Performing Commercial Loans Held-In-Portfolio
For the year ended December 31, 2021
(In thousands) BPPR Popular U.S. Popular, Inc.
Beginning balance - NPLs $204,092 $5,988 $210,080
Plus:
New non-performing loans 57,132 13,510 70,642
Advances on existing non-performing loans - 52 52
Less:
Non-performing loans transferred to OREO (9,261) - (9,261)
Non-performing loans charged-off (14,935) (1,042) (15,977)
Loans returned to accrual status / loan collections (116,981) (11,203) (128,184)
Loans transferred to held-for-sale - (1,773) (1,773)
Ending balance - NPLs $120,047 $5,532 $125,579
Table 24 - Activity in Non

-Performing Commercial Loans Held-in-Portfolio
For the year ended December 31, 2020
(In thousands) BPPR Popular U.S. Popular, Inc.
Beginning balance - NPLs $147,255 5,504 $152,759
Transition of PCI to PCD loans under CECL

112,517 18,547 131,064
Plus:
New non-performing loans 50,834 15,496 66,330
Advances on existing non-performing loans - 633 633
Less:
Non-performing loans transferred to OREO (2,304) - (2,304)
Non-performing loans charged-off (23,755) (1,646) (25,401)
Loans returned to accrual status / loan collections (80,455) (21,867) (102,322)
Loans transferred to held-for-sale - (10,679) (10,679)
Ending balance - NPLs $204,092 $5,988 $210,080
Table 25

-

Activity in Non-Performing Construction Loans Held-In

-Portfolio
For the year ended December 31, 2021
(In thousands) BPPR Popular U.S. Popular, Inc.
Beginning balance - NPLs $21,497 $7,560 $29,057
Plus:
New non-performing loans 481 12,141 12,622
Less:
Non-performing loans charged-off (6,620) (523) (7,143)
Loans returned to accrual status / loan collections (14,873) (12,178) (27,051)
Loans in accrual status transfer to held-for-sale - (7,000) (7,000)
Ending balance - NPLs $485 $- $485

Table 26 -

Activity in Non-Performing Construction Loans Held-in

-Portfolio
For the year ended December 31, 2020
(In thousands) BPPR Popular U.S. Popular, Inc.
Beginning balance - NPLs $119 $26 $145
Plus:
New non-performing loans 21,514 9,069 30,583
Less:
Non-performing loans charged-off - (1,509) (1,509)
Loans returned to accrual status / loan collections (136) (26) (162)
Ending balance - NPLs $21,497 $7,560 $29,057
Table 27 - Activity in Non

-Performing Mortgage Loans Held-in-Portfolio
For the year ended December 31,

2021
(In thousands) BPPR Popular U.S. Popular, Inc.
Beginning balance - NPLs $414,343 $14,864 $429,207
Plus:
New non-performing loans 176,645 25,843 202,488
Advances on existing non-performing loans - 32 32
Less:
Non-performing loans transferred to OREO (25,158) - (25,158)
Non-performing loans charged-off (14,408) (27) (14,435)
Loans returned to accrual status / loan collections (217,535) (18,743) (236,278)
Ending balance - NPLs $333,887 $21,969 $355,856
Table 28 - Activity in Non

-Performing Mortgage Loans Held-in-Portfolio
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
or

more

and

delinquencies, as

a

percentage

of

their

related

portfolio

category

at

December

31,

2021

and

2020,

are

presented
below.
Table 29 - Loan Delinquencies
(Dollars in thousands) 2021 2020
Loans delinquent
30 days or more Total loans
Total
delinquencies as a
percentage of total
loans
Loans delinquent
30 days or more Total loans
Total
delinquencies as a
percentage of total
loans
Commercial

$ 161,251 $ 13,732,701 1.17% $ 249,484 $ 13,614,310 1.83%
Construction

485 716,220 0.07 50,369 926,208 5.44
Leasing 14,379 1,381,319 1.04 14,009 1,197,661 1.17
Mortgage
[1]
1,141,082 7,427,196 15.36 1,775,902 7,890,680 22.51
Consumer

173,896 5,983,121 2.91 179,789 5,756,337 3.12
Loans held-for-sale - 59,168 - 3,108 99,455 3.13
Total

$ 1,491,093 $ 29,299,725 5.09% $ 2,272,661 $ 29,484,651 7.71%
[1]
Loans delinquent 30 days or more includes $0.6 billion of

residential mortgage loans insured by FHA or guaranteed

by the VA as of December

31,
2021 (December 31, 2020 - $1.1 billion). Refer to Note

8 to the Consolidated Financial Statements for additional

information of guaranteed loans.
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

unknown, such as
economic developments affecting specific

customers, industries, or markets.

Other factors that can

affect management’s estimates
are

recalibration

of

statistical

models

used

to

calculate

lifetime

expected

losses,

changes

in

underwriting

standards,

financial
accounting standards and loan impairment measurements,

among others. Changes in the financial condition of

individual borrowers,
in economic

conditions, and

in the

condition of

the various

markets in

which collateral

may be

sold, may

also affect

the required
level of

the allowance

for credit

losses. Consequently,

the business

financial condition,

liquidity,

capital, and

results of

operations
could also be affected.
At December 31,

2021, the allowance for

credit losses amounted

to $695 million,

a decrease of

$201 million, when

compared with
December 31,

2020, mainly prompted

by improvements in

credit quality

and the macroeconomic

outlook. Since the

December 31,
2020,

scenarios,

updated

economic

assumptions

have

included

a

more

optimistic

view

of

the

economy,

prompting

substantial
reductions

in

reserves

across

different

portfolios,

also

contributing

to

lower

qualitative

reserves.

Given

that

any

one

economic
outlook is inherently uncertain, the Corporation leverages multiple scenarios to estimate its ACL. The baseline scenario continues to be assigned

the highest

probability,

followed by

the pessimistic

scenario. During

the fourth

quarter of

2021, in

response to

recent
events that

impacted both epidemiological

and fiscal

assumptions, the weight

assigned to the

pessimistic scenario was

increased,
contributing to an increase of approximately $13

million in reserves.
The ACL

for BPPR

decreased

by $146

million to

$594 million,

when compared to

December 31,

2020. The

ACL for

Popular U.S.
decreased

by

$55

million

to

$101

million,

when

compared

to

December

31,

2020.

The

decrease

in

ACL

was

mainly

driven

by

continued borrower

performance and

improvements in

the macroeconomic

outlook, coupled

with releases

of qualitative

reserves.

The current

baseline forecast

continues to

show a

favorable economic

scenario. The

2022 expected

GDP growth

rate for

Puerto
Rico is

approximately 4%,

with the

unemployment rate

expected to

average around

7.4% for

the year.

In the

case of

the United
States, the

baseline scenario

expects GDP

growth for

2022 of

approximately 4.6%,

with unemployment

rate expected

to average
around 3.7%.

For 2023 both regions expect GDP growth with average unemployment rate levels remaining stable in comparison to
2022.
The provision for credit losses for the year ended December 31, 2021, amounted to a benefit of $183.3 million, a favorable variance
of $465.7 million from the same period in the prior

year, mainly driven by the abovementioned improvements in credit quality and the
macroeconomic

outlook,

and

lower

NCOs.

Refer

to

Note

9

–

Allowance

for

credit

losses

–

loans

held-in-portfolio,

and

to

the
Provision for Credit Losses section of this MD&A

for additional information.

The following

table presents

net charge-offs

to average

loans held-in-portfolio

(“HIP”) ratios

by loan

category for

the years

ended
December 31, 2021 and 2020:
Table 30 - Net Charge-Offs

(Recoveries) to Average Loans HIP
December 31, 2021 December 31, 2020
BPPR Popular U.S. Popular Inc. BPPR Popular U.S. Popular Inc.
Commercial

(0.24) % (0.02) % (0.15) % 0.21% (0.04) % 0.11%
Construction

1.27 (0.02) 0.19 (0.57) 0.04 (0.07)
Mortgage

0.04 - 0.04 0.32 - 0.27
Leasing 0.11 - 0.11 0.66 - 0.66
Consumer

0.58 0.99 0.60 2.44 3.07 2.48
Total

0.09% 0.01% 0.07% 0.85% 0.13% 0.66%
NCOs for the year ended December 31, 2021 amounted to

$20.7 million, decreasing by $165.7 million when compared to the same period

in

2020.

The

BPPR

segment

decreased

by

$156.9

million

mainly

driven

by

lower

consumer,

commercial,

and

mortgage
NCOs by

$101.5 million, $35.2

million and

$16.9 million, respectively.

The PB segment

decreased by 8.8

million, mainly driven

by
lower

consumer

NCOs by

$9.4 million.

The

decrease in

NCOs was

due

to

the

effect

of

a

favorable

economic

environment and
continued borrower performance, as reflected in the

ongoing low level of delinquencies and NPLs

when compared to pre-pandemic
trends.

Table 31 - Allowance for Credit

Losses - Loan Portfolios
December 31, 2021
(Dollars in thousands) Commercial Construction Mortgage Leasing Consumer Total
Total ACL $ 215,805 $ 6,363 $ 154,478 $ 17,578 $ 301,142 $ 695,366
Total loans held-in

-portfolio
$ 13,732,701 $ 716,220 $ 7,427,196 $ 1,381,319 $ 5,983,121 $ 29,240,557
ACL to loans held-in-portfolio 1.57% 0.89% 2.08% 1.27% 5.03% 2.38%
Total Non-performing

loans held-in-portfolio
$ 125,579 $ 485 $ 355,856 $ 3,102 $ 62,855 $ 547,877
ACL to non-performing loans held-in-portfolio 171.85 % N.M. 43.41% 566.67% 479.11% 126.92%
N.M. - Not meaningful.
Table 32 - Allowance for Credit

Losses - Loan Portfolios
December 31, 2020
(Dollars in thousands) Commercial Construction Mortgage Leasing Consumer Total
Total ACL $ 333,380 $ 14,237 $ 215,716 $ 16,863 $ 316,054 $ 896,250
Total loans held-in

-portfolio
$ 13,614,310 $ 926,208 $ 7,890,680 $ 1,197,661 $ 5,756,337 $ 29,385,196
ACL to loans held-in-portfolio 2.45% 1.54% 2.73% 1.41% 5.49% 3.05%
Total Non-performing

loans held-in-portfolio
$ 210,080 $ 29,057 $ 429,207 $ 3,441 $ 65,989 $ 737,774
ACL to non-performing loans held-in-portfolio 158.69% 49.00% 50.26% 490.06% 478.95% 121.48%
Table

33

details

the

breakdown

of

the

allowance

for

credit

losses

by

loan

categories.

The

breakdown

is

made

for

analytical
purposes, and it is not necessarily indicative of

the categories in which future loan losses may occur.

Table 33 - Allocation of the

Allowance for Credit Losses - Loans
At December 31,
2021 2020
% of loans % of loans
in each in each
category to category to
(Dollars in millions) ACL total loans ACL total loans
Commercial $215.8 47.0% $333.4 46.3
%
Construction 6.4 2.4 14.3 3.2
Mortgage 154.5 25.4 215.7 26.8
Leasing 17.6 4.7 16.9 4.1
Consumer 301.1 20.5 316.0 19.6
Total
[1]
$695.4 100.0% $896.3 100.0
%
[1] Note: For purposes of this table the term loans refers to loans held-in-portfolio excluding loans held-for-sale.
Troubled debt restructurings
The Corporation’s

troubled debt

restructurings (“TDRs”) loans

amounted to

$1.7 billion

at December

31, 2021,

decreasing by

$12
million,

from

December 31,

2020.

A

total

of

$716

million

of

these

TDRs

are

related

to

guaranteed

loans,

which

are

in

accruing
status. TDRs in the BPPR segment amounted to $1.6 billion, a decrease of $9 million, mostly related to a combined decrease of $58
million in the commercial and

construction TDRs and lower consumer TDRs

by $11

million, in part offset

by higher mortgage TDRs
by $61 million, of which $61 million

were related to government guaranteed loans. The Popular U.S.

segment TDRs have remained
essentially flat since December 31, 2020. TDRs in accruing status increased by $74 million from December 31, 2020, mostly related to an increase of $83 million in BPPR’s mortgage TDRs, in part offset by a decrease of $10 million in BPPR’s consumer TDRs, while non-accruing TDRs decreased by $86 million, of which

$60 million were related to commercial and

construction TDRs.
Refer to

Note 9

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

The

Corporation

has

established

a

three

lines

of

defense

framework:

(a)

business

line

management constitutes

the

first

line

of
defense by identifying

and managing the

risks associated with

business activities, (b)

components of the

Risk Management Group
and

the

Corporate

Security

Group,

among

others,

act

as

the

second

line

of

defense

by,

among

other

things,

measuring

and
reporting on the Corporation’s risk activities, and (c) the Corporate Auditing Division ,

as the third line of defense, reporting directly to
the Audit Committee of the Board, by independently providing assurance regarding the effectiveness of the risk

framework.

The Enterprise Risk Management Committee (the “ERM Committee”) is a

management committee whose purpose is to: (a) monitor
the

principal risks

as defined

in the

Risk Appetite

Statement (“RAS”)

of the

Risk Management

Policy

affecting

our

business and
within the Corporation’s Enterprise Risk Management (“ERM”) framework,

(b) review key risk indicators and related developments

at
the

business

level

consistent

with

the

RAS,

and

(c)

lead

the

incorporation

of

a

uniform

Governance,

Risk

and

Compliance
framework across

the Corporation.

The ERM

Committee and

the Market

Risk &

ERM Unit

in the

Financial and

Operational Risk
Management

Division

(the

“FORM

Division”),

in

coordination

with

the

Chief

Risk

Officer,

create

the

framework

to

identify

and

manage

multiple

and

cross-enterprise

risks,

and

to

articulate

the

RAS

and

supporting

metrics.
Our

risk

management

program
monitors

the

following

principal

risks:

credit,

interest

rate,

market,

liquidity,

operational,

cyber

and

information

security,

legal,
regulatory affairs, regulatory and financial compliance, BSA/

AML & sanctions, strategic and reputational.
The Market Risk & ERM Unit has

established a process to ensure that an

appropriate standard readiness assessment is performed
before we launch a new product or service. Similar

procedures are followed with the Treasury Division for

transactions involving the
purchase and sale of assets, and by the Mergers

and Acquisitions Division for acquisition transactions.
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
of the allowance for credit losses.

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

The

Corporation

has

also

established

an

Environmental,

Social

and

Governance

(“ESG”)

Committee

whose

purpose

and
responsibility is

to oversee

the Corporation’s

ESG strategies

and support

the development

and consistent

application of

policies,
processes and procedures that measure, limit and

manage ESG matters and risks.
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

Statistical Summary 2020-2021
Statements of Financial Condition
At December 31,
(In thousands) 2021 2020
Assets:
Cash and due from banks $ 428,433 $ 491,065
Money market investments:

Time deposits with other banks

17,536,719 11,640,880
Total money market investments 17,536,719 11,640,880
Trading account debt securities, at fair value 29,711 36,674
Debt securities available-for-sale, at fair

value
24,968,269 21,561,152
Debt securities held-to-maturity, at amortized cost 79,461 92,621
Less – Allowance for credit losses 8,096 10,261
Debt securities held-to-maturity, net 71,365 82,360
Equity securities 189,977 173,737
Loans held-for-sale, at lower of cost or fair

value
59,168 99,455
Loans held-in-portfolio:
Loans held-in-portfolio 29,506,225 29,588,430
Less – Unearned income 265,668 203,234

Allowance for credit losses
695,366 896,250
Total loans held-in-portfolio, net 28,545,191 28,488,946
Premises and equipment, net 494,240 510,241
Other real estate

85,077 83,146
Accrued income receivable 203,096 209,320
Mortgage servicing rights, at fair value 121,570 118,395
Other assets 1,628,571 1,737,041
Goodwill 720,293 671,122
Other intangible assets 16,219 22,466
Total assets $ 75,097,899 $ 65,926,000
Liabilities and Stockholders’ Equity
Liabilities:

Deposits:

Non-interest bearing $ 15,684,482 $ 13,128,699
Interest bearing 51,320,606 43,737,641
Total deposits 67,005,088 56,866,340
Assets sold under agreements to repurchase 91,603 121,303
Other short-term borrowings 75,000 -
Notes payable 988,563 1,224,981
Other liabilities 968,248 1,684,689
Total liabilities 69,128,502 59,897,313
Stockholders’ equity:
Preferred stock 22,143 22,143
Common stock 1,046 1,045
Surplus 4,650,182 4,571,534
Retained earnings 2,973,745 2,260,928
Treasury stock – at cost (1,352,650) (1,016,954)
Accumulated other comprehensive (loss)

income, net of tax
(325,069) 189,991
Total stockholders’ equity

5,969,397 6,028,687
Total liabilities and stockholders’ equity $ 75,097,899 $ 65,926,000

Statistical Summary 2019-2021
Statements of Operations
For the years ended December 31,
(In thousands) 2021 2020 2019
Interest income:
Loans $ 1,747,827 $ 1,742,390 $ 1,802,968
Money market investments 21,147 19,721 89,823
Investment securities 353,663 329,440 368,002
Total interest income 2,122,637 2,091,551 2,260,793
Less - Interest expense 165,047 234,938 369,099
Net interest income 1,957,590 1,856,613 1,891,694
Provision for credit losses (benefit) (193,464) 292,536 165,779
Net interest income after provision for

credit losses (benefit)
2,151,054 1,564,077 1,725,915
Mortgage banking activities 50,133 10,401 32,093
Net gain (loss) on sale of debt securities 23 41 (20)
Net gain, including impairment on equity securities 131 6,279 2,506
Net (loss) profit on trading account debt securities (389) 1,033 994
Net (loss) gain on sale of loans, including

valuation adjustments on loans held-for-sale
(73) 1,234 -
Adjustment (expense) to indemnity reserves

on loans sold
4,406 390 (343)
Other non-interest income 587,897 492,934 534,653
Total non-interest income 642,128 512,312 569,883
Operating expenses:

Personnel costs 631,802 564,205 590,625
All other operating expenses 917,473 893,624 886,857
Total operating expenses 1,549,275 1,457,829 1,477,482
Income before income tax

1,243,907 618,560 818,316
Income tax expense 309,018 111,938 147,181
Net Income $ 934,889 $ 506,622 $ 671,135
Net Income Applicable to Common Stock

$ 933,477 $ 504,864 $ 667,412

Statistical Summary 2019-2021
Average Balance Sheet and Summary of

Net Interest Income
On a Taxable Equivalent

Basis*
2021 2020 2019
(Dollars in thousands)
Average
Balance
Interest

Average
Rate

Average
Balance
Interest

Average
Rate

Average
Balance
Interest

Average
Rate

Assets
Interest earning assets:
Money market investments $ 15,999,741 $ 21,147 0.13% $ 8,597,652 $ 19,723 0.23% $ 4,166,293 $ 89,824 2.16%
U.S.

Treasury securities
12,396,773 266,670 2.16 12,107,819 257,308 2.13 9,823,518 302,025 3.07
Obligations of U.S.

Government

sponsored entities 7,972 120 1.50 70,424 2,818 4.00 234,553 5,911 2.52
Obligations of Puerto Rico, States
and political subdivisions 75,607 7,608 10.06 82,051 5,705 6.95 93,313 6,394 6.85
Collateralized mortgage obligations and

mortgage-backed securities
10,255,525 224,706 2.19 6,913,416 194,794 2.82 5,582,051 178,964 3.21
Other

194,640 9,027 4.64 178,818 7,369 4.12 171,223 8,487 4.96
Total investment securities 22,930,517 508,131 2.22 19,352,528 467,994 2.42 15,904,658 501,781 3.15
Trading account securities 84,380 4,339 5.16 69,446 4,165 6.00 67,596 5,103 7.55
Loans (net of unearned income) 29,074,045 1,794,789 6.19 28,384,981 1,785,022 6.29 26,806,368 1,850,894 6.90
Total interest earning

assets/Interest
income $ 68,088,683 $ 2,328,406 3.43% $ 56,404,607 $ 2,276,904 4.04% $ 46,944,915 $ 2,447,602 5.21%
Total non-interest

earning assets
3,079,942 3,178,848 3,396,912
Total assets $ 71,168,625 $ 59,583,455 $ 50,341,827
Liabilities and Stockholders' Equity

Interest bearing liabilities:
Savings, NOW,

money market and other

interest bearing demand accounts
$ 41,387,504 $ 59,034 0.15% $ 32,077,578 $ 92,417 0.29% $ 25,575,455 $ 192,200 0.75%
Time deposits 7,028,334 52,587 0.75 7,970,474 83,438 1.05 7,770,430 112,658 1.45
Federal funds purchased 1 - 0.25 342 1 0.25 - - 2.63
Securities purchased under agreement to
resell 91,394 317 0.35 143,718 2,336 1.63 222,565 5,882 2.64
Other short-term borrowings 343 1 0.35 21,557 120 0.56 8,703 217 2.50
Notes payable

1,184,737 53,107 4.49 1,178,169 56,626 4.81 1,194,119 58,142 4.77

Total interest bearing

liabilities/Interest
expense 49,692,313 165,046 0.33 41,391,838 234,938 0.57 34,771,272 369,099 1.06

Total non-interest

bearing liabilities
15,698,660 12,771,679 9,857,038
Total liabilities 65,390,973 54,163,517 44,628,310
Stockholders' equity

5,777,652 5,419,938 5,713,517
Total liabilities and

stockholders' equity
$ 71,168,625 $ 59,583,455 $ 50,341,827
Net interest income on a taxable
equivalent basis $ 2,163,360 $ 2,041,966 $ 2,078,503
Cost of funding earning assets 0.24% 0.42% 0.78%
Net interest margin 3.19% 3.62% 4.43%
Effect of the taxable equivalent 205,770 185,353 186,809
Net interest income per books $ 1,957,590 $ 1,856,613 $ 1,891,694
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

2021.

In

making

this

assessment,

management

used

the

criteria

set

forth

in

the

Internal

Control-Integrated
Framework (2013) issued by the Committee of

Sponsoring Organizations of the Treadway Commission (COSO).

On October

15, 2021, Popular

Equipment Finance, LLC

(“PEF”), a newly

formed wholly-owned subsidiary

of Popular Bank

(“PB”),
completed the

acquisition of

certain assets

and

the

assumption of

certain

liabilities of

K2

Capital Group

LLC’s

(“K2”) equipment
leasing

and

financing

business

based

in

Minnesota

(the

“Acquired

Business”).

The

Acquired

Business’

total

assets

and

total
revenues represented approximately 0.2% and 0.2%, respectively, of the related consolidated financial statements as of and for

the
period ended

December 31,

2021. The

Corporation has

excluded the

Acquired Business

from

its assessment

of the

design and
operating effectiveness of internal controls over financial reporting for the fiscal year 2021. The Corporation made this determination in accordance with SEC’s

guidance which permits the exclusion of

a recently acquired business from

the scope of this

assessment
in the year of acquisition.

Based on our assessment, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2021 based on the

criteria referred to above.
The Corporation’s

independent registered

public accounting

firm, PricewaterhouseCoopers

LLP,

has audited

the effectiveness

of
the Corporation’s

internal control

over financial

reporting as

of December

31, 2021,

as stated

in their

report dated

March 1,

2022
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

2021

and

2020,

and

the

related

consolidated

statements

of
operations, comprehensive income, changes

in stockholders’ equity and cash

flows for each of

the three years in

the
period

ended December

31, 2021,

including the

related notes

collectively

referred

to

as the

“consolidated

financial
statements”).

We

also

have

audited

the

Corporation's

internal

control

over

financial

reporting

as

of

December

31,
2021,

based

on

criteria

established

in
Internal

Control

-

Integrated

Framework
(2013)

issued

by

the

Committee

of
Sponsoring Organizations of the Treadway Commission (COSO).

In

our

opinion,

the

consolidated

financial

statements

referred

to

above

present

fairly,

in

all

material

respects,

the
financial position of the Corporation as of

December 31, 2021 and 2020, and the

results of its operations and its cash
flows

for

each

of

the

three

years

in

the

period

ended

December

31,

2021

in

conformity with

accounting

principles
generally accepted

in the

United States

of America.

Also, in

our opinion,

the Corporation

maintained, in

all material
respects, effective

internal control over

financial reporting

as of

December 31, 2021,

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

As described in

the Report of

Management on Internal

Control Over Financial Reporting,

management has excluded
the business

acquired from

K2 Capital

Group LLC

(the "acquired

business") from

its assessment

of internal

control
over financial reporting as of December

31, 2021 because it was acquired

by the Corporation in a purchase

business
combination

during

2021.

We

have

also

excluded

the

acquired

business

from

our

audit

of

internal

control

over
financial reporting. The acquired

business' total assets and

total revenues excluded from

management’s assessment
and

our

audit

of

internal

control

over

financial

reporting

represent

.2%

and

.2%,

respectively,

of

the

related
consolidated financial statement amounts as of and for the year ended December 31, 2021.

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

(Form FR Y-
9C)

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

-

Quantitative

Models,

and

Qualitative

Adjustments

to

the
Puerto Rico Portfolios

As described in

Notes 2 and

9 to the

consolidated financial statements,

the Corporation follows

the current expected
credit

loss

(“CECL”)

model,

to

establish

and

evaluate

the

adequacy

of

the

allowance

for

credit

losses

(“ACL”)

to
provide for expected

losses in the loan

portfolio. As of December

31, 2021, the allowance

for credit losses

was $695
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

Goodwill Annual Impairment Assessment - Banco Popular de Puerto Rico and Popular Bank Reporting Units

As

described

in

Note

15

to

the

consolidated

financial

statements,

the

Corporation’s

consolidated

goodwill

balance
was $720 million as of December 31, 2021, of which a significant portion relates to the Banco Popular de Puerto Rico
(“BPPR”) and

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

(ii)

a

selection

of

comparable
acquisitions, (iii)

calculation of average price multiples

of relevant value drivers from

a group of selected

comparable
companies

and

acquisitions;

(iv)

the

discount

rate

applied

to

future

earnings,

based

on

an

estimate

of

the

cost

of
equity;

(v)

the

potential

future

earnings

of

the

reporting

units;

and

(vi)

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

the reporting units, which
in

turn

led

to

a

high

degree

of

auditor

judgment,

subjectivity,

and

effort

in

performing

procedures

and

evaluating
evidence

relating

to

the

calculation

of

average

price

multiples

of

relevant

value

drivers

from

a

group

of

selected
comparable

companies

and

acquisitions;

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

guideline public companies

methodologies including

the
weights applied

to each

valuation method;

(iii) testing

the underlying

data used

in the

estimates;

(iv) evaluating

the
appropriateness

of

the

calculation

of

average

price

multiples

of

relevant

value

drivers

from

a

group

of

selected
comparable

companies

and acquisitions;

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
March 1, 2022
We have served as the Corporation’s auditor since 1971, which includes periods before the Corporation became subject to SEC reporting requirements.
CERTIFIED PUBLIC ACCOUNTANTS

(OF PUERTO RICO)
License No. LLP-216 Expires Dec. 1, 2022
Stamp E452193 of the P.R. Society of
Certified Public Accountants has been
affixed to the file copy of this report

POPULAR, INC.
CONSOLIDATED STATEMENTS

OF FINANCIAL CONDITION
December 31, December 31,
(In thousands, except share information) 2021 2020
Assets:
Cash and due from banks $ 428,433 $ 491,065
Money market investments:

Time deposits with other banks

17,536,719 11,640,880
Total money market investments 17,536,719 11,640,880
Trading account debt securities, at fair value:

Pledged securities with creditors’ right to repledge

- 241
Other trading account debt securities 29,711 36,433
Debt securities available-for-sale, at fair

value:
Pledged securities with creditors’ right to repledge

93,330 125,819
Other debt securities available-for-sale 24,874,939 21,435,333
Debt securities held-to-maturity, at amortized cost (fair value 2021

- $83,368; 2020 - $94,891)
79,461 92,621
Less – Allowance for credit losses 8,096 10,261
Debt securities held-to-maturity, net 71,365 82,360
Equity securities (realizable value 2021 -

$192,345; 2020 - $173,929)
189,977 173,737
Loans held-for-sale, at lower of cost or fair

value
59,168 99,455
Loans held-in-portfolio 29,506,225 29,588,430
Less – Unearned income 265,668 203,234

Allowance for credit losses
695,366 896,250
Total loans held-in-portfolio, net 28,545,191 28,488,946
Premises and equipment, net 494,240 510,241
Other real estate 85,077 83,146
Accrued income receivable 203,096 209,320
Mortgage servicing rights, at fair value 121,570 118,395
Other assets 1,628,571 1,737,041
Goodwill 720,293 671,122
Other intangible assets 16,219 22,466
Total assets $ 75,097,899 $ 65,926,000
Liabilities and Stockholders’ Equity
Liabilities:

Deposits:
Non-interest bearing $ 15,684,482 $ 13,128,699
Interest bearing 51,320,606 43,737,641
Total deposits 67,005,088 56,866,340
Assets sold under agreements to repurchase 91,603 121,303
Other short-term borrowings 75,000 -
Notes payable 988,563 1,224,981
Other liabilities 968,248 1,684,689
Total liabilities 69,128,502 59,897,313
Commitments and contingencies (Refer

to Note 24)

Stockholders’ equity:

Preferred stock, 30,000,000 shares authorized;

885,726 shares issued and outstanding (2020

-
885,726) 22,143 22,143
Common stock, $0.01 par value; 170,000,000

shares authorized;104,579,334 shares issued

(2020 -
104,508,290) and 79,851,169 shares outstanding

(2020 - 84,244,235)
1,046 1,045
Surplus 4,650,182 4,571,534
Retained earnings 2,973,745 2,260,928
Treasury stock - at cost, 24,728,165 shares (2020 -

20,264,055)

(1,352,650) (1,016,954)
Accumulated other comprehensive (loss)

income, net of tax

(325,069) 189,991
Total stockholders’ equity

5,969,397 6,028,687
Total liabilities and stockholders’ equity $ 75,097,899 $ 65,926,000
The accompanying notes are an integral part of

these Consolidated Financial Statements.

POPULAR, INC.
CONSOLIDATED STATEMENTS

OF OPERATIONS

Years ended December 31,
(In thousands, except per share information) 2021 2020 2019
Interest income:
Loans $ 1,747,827 $ 1,742,390 $ 1,802,968
Money market investments 21,147 19,721 89,823
Investment securities 353,663 329,440 368,002
Total interest income 2,122,637 2,091,551 2,260,793
Interest expense:
Deposits 111,621 175,855 304,858
Short-term borrowings 319 2,457 6,100
Long-term debt 53,107 56,626 58,141
Total interest expense 165,047 234,938 369,099
Net interest income 1,957,590 1,856,613 1,891,694
Provision for credit losses (benefit) (193,464) 292,536 165,779
Net interest income after provision for credit losses

(benefit)
2,151,054 1,564,077 1,725,915
Service charges on deposit accounts 162,698 147,823 160,933
Other service fees 311,248 257,892 285,206
Mortgage banking activities (Refer to Note 10) 50,133 10,401 32,093
Net gain (loss) on sale of debt securities 23 41 (20)
Net gain, including impairment on equity securities 131 6,279 2,506
Net (loss) profit on trading account debt securities (389) 1,033 994
Net (loss) gain on sale of loans, including

valuation adjustments on loans
held-for-sale (73) 1,234 -
Adjustments (expense) to indemnity reserves on loans

sold
4,406 390 (343)
Other operating income 113,951 87,219 88,514
Total non-interest income 642,128 512,312 569,883
Operating expenses:
Personnel costs 631,802 564,205 590,625
Net occupancy expenses 102,226 119,345 96,339
Equipment expenses 92,097 88,932 84,215
Other taxes 56,783 54,454 51,653
Professional fees 410,865 394,122 384,411
Communications 25,234 23,496 23,450
Business promotion 72,981 57,608 75,372
FDIC deposit insurance 25,579 23,868 18,179
Other real estate owned (OREO) (income) expenses (14,414) (3,480) 4,298
Other operating expenses 136,988 128,882 139,570
Amortization of intangibles 9,134 6,397 9,370
Total operating expenses 1,549,275 1,457,829 1,477,482
Income before income tax 1,243,907 618,560 818,316
Income tax expense 309,018 111,938 147,181
Net Income $ 934,889 $ 506,622 $ 671,135
Net Income Applicable to Common Stock $ 933,477 $ 504,864 $ 667,412
Net Income per Common Share – Basic $ 11.49 $ 5.88 $ 6.89
Net Income per Common Share – Diluted $ 11.46 $ 5.87 $ 6.88
The accompanying notes are an integral part of

these consolidated financial statements.

POPULAR, INC.
CONSOLIDATED STATEMENTS

OF COMPREHENSIVE INCOME
Years ended December 31,

(In thousands) 2021 2020 2019
Net income $ 934,889 $ 506,622 $ 671,135
Reclassification to retained earnings

due to cumulative effect of accounting change
- - (50)
Other comprehensive income (loss) before

tax:
Foreign currency translation adjustment 3,947 (14,471) (6,847)
Adjustment of pension and postretirement

benefit plans
36,950 (9,032) (21,874)
Amortization of net losses 20,749 21,447 23,508
Unrealized net holding (losses) gains on debt

securities arising during the period

(619,470) 419,993 286,063
Reclassification adjustment for (gains) losses

included in net income
(23) (41) 20
Unrealized net gains (losses) on cash flow hedges 539 (8,872) (5,741)
Reclassification adjustment for net losses included

in net income
1,847 6,379 3,882
Other comprehensive (loss) income before

tax
(555,461) 415,403 278,961
Income tax benefit (expense) 40,401 (55,474) (20,925)
Total other comprehensive (loss) income, net of tax (515,060) 359,929 258,036
Comprehensive income, net of tax $ 419,829 $ 866,551 $ 929,171
Tax effect allocated to each component of other comprehensive

(loss) income:
Years ended December 31,

(In thousands) 2021 2020 2019
Adjustment of pension and postretirement

benefit plans
$ (13,856) $ 3,387 $ 8,203
Amortization of net losses (7,781) (8,042) (8,817)
Unrealized net holding (losses) gains on debt

securities arising during the period

62,468 (51,213) (20,113)
Reclassification adjustment for (gains) losses

included in net income
5 6 (4)
Unrealized net gains (losses) on cash flow

hedges
(172) 2,472 1,302
Reclassification adjustment for net losses included

in net income
(263) (2,084) (1,496)
Income tax benefit (expense) $ 40,401 $ (55,474) $ (20,925)
The accompanying notes are an integral

part of these consolidated financial statements.

POPULAR, INC.
CONSOLIDATED STATEMENTS

OF CHANGES IN STOCKHOLDERS’ EQUITY
Accumulated

other
Common

Preferred Retained Treasury comprehensive
(In thousands) stock stock Surplus earnings stock (loss) income Total
Balance at December 31, 2018 $ 1,043 $ 50,160 $ 4,365,606 $ 1,651,731 $ (205,509) $ (427,974) 5,435,057
Cumulative effect of accounting change 4,905 4,905
Net income 671,135 671,135
Issuance of stock 1 3,496 3,497
Dividends declared:
Common stock
[1]
(116,022) (116,022)
Preferred stock (3,723) (3,723)
Common stock purchases
[2]
15,740 (271,752) (256,012)
Common stock reissuance 374 4,848 5,222
Stock based compensation 2,085 12,599 14,684
Other comprehensive income, net of tax 258,036 258,036
Transfer to statutory reserve 60,111 (60,111) -
Balance at December 31, 2019 $ 1,044 $ 50,160 $ 4,447,412 $ 2,147,915 $ (459,814) $ (169,938) 6,016,779
Cumulative effect of accounting change (205,842) (205,842)
Net income 506,622 506,622
Issuance of stock 1 4,262 4,263
Dividends declared:
Common stock
[1]
(136,561) (136,561)
Preferred stock (1,758) (1,758)
Common stock purchases
[3]
76,335 (580,507) (504,172)
Common stock reissuance (1,192) 6,022 4,830
Preferred Stock, Redemption Amount
[4]
(28,017) (28,017)
Stock based compensation (4,731) 17,345 12,614
Other comprehensive income, net of tax 359,929 359,929
Transfer to statutory reserve 49,448 (49,448) -
Balance at December 31, 2020 $ 1,045 $ 22,143 $ 4,571,534 $ 2,260,928 $ (1,016,954) $ 189,991 6,028,687
Net income 934,889 934,889
Issuance of stock 1 4,673 4,674
Dividends declared:
Common stock
[1]
(142,290) (142,290)
Preferred stock (1,412) (1,412)
Common stock purchases
[5]
(8,557) (347,093) (355,650)
Stock based compensation 4,162 11,397 15,559
Other comprehensive loss, net of tax (515,060) (515,060)
Transfer

to statutory reserve
78,370 (78,370) -
Balance at December 31, 2021 $ 1,046 $ 22,143 $ 4,650,182 $ 2,973,745 $ (1,352,650) $ (325,069) 5,969,397
[1]
Dividends declared per common share during the year ended

December 31, 2021 - $1.75 (2020 - $1.60; 2019 -

$1.20).
[2]
During the year ended December 31, 2019, the Corporation

completed a $250 million accelerated share repurchase

transaction with respect to its
common stock, which was accounted for as a treasury stock

transaction. Refer to Note 20 for additional information.
[3]
During the year ended December 31, 2020, the Corporation

completed a $500 million accelerated share repurchase

transaction with respect to its
common stock, which was accounted for as a treasury stock

transaction. Refer to Note 20 for additional information.
[4]
On February 24, 2020, the Corporation redeemed all

the outstanding shares of 2008 Series B Preferred Stock.

Refer to Note 20 for additional
information.
[5]
During the year ended December 31, 2021, the Corporation

completed a $350 million accelerated share repurchase

transaction with respect to its
common stock, which was accounted for as a treasury stock

transaction. Refer to Note 20 for additional information.
Years ended December

31,
Disclosure of changes in number of shares: 2021 2020 2019
Preferred Stock:
Balance at beginning of year 885,726 2,006,391 2,006,391
Redemption of stocks - (1,120,665) -
Balance at end of year 885,726 885,726 2,006,391
Common Stock:
Balance at beginning of year 104,508,290 104,392,222 104,320,303
Issuance of stock 71,044 116,068 71,919
Balance at end of year 104,579,334 104,508,290 104,392,222
Treasury stock (24,728,165) (20,264,055) (8,802,593)
Common Stock – Outstanding 79,851,169 84,244,235 95,589,629
The accompanying notes are an integral part of these consolidated financial statements.

POPULAR, INC.
CONSOLIDATED STATEMENTS

OF CASH FLOWS
Years ended December

31,
(In thousands) 2021 2020 2019
Cash flows from operating activities:
Net income $ 934,889 $ 506,622 $ 671,135
Adjustments to reconcile net income to net cash provided

by operating activities:
Provision for credit losses (benefit) (193,464) 292,536 165,779
Amortization of intangibles 9,134 6,397 9,370
Depreciation and amortization of premises and equipment 55,104 58,452 58,067
Net accretion of discounts and amortization of premiums and

deferred fees

(21,962) (63,300) (158,070)
Interest capitalized on loans subject to the temporary payment moratorium or loss mitigation
alternatives
(15,567) (95,212) -
Share-based compensation 17,774 8,254 12,303
Impairment losses on right-of-use and long-lived assets 5,320 18,004 2,591
Fair value adjustments on mortgage servicing rights 10,206 42,055 27,771
Adjustments (expense) to indemnity reserves on loans sold (4,406) (390) 343
Earnings from investments under the equity method, net

of dividends or distributions
(50,942) (27,738) (28,011)
Deferred income tax expense 229,371 75,044 141,332
(Gain) loss on:
Disposition of premises and equipment and other productive

assets
(18,393) (11,561) (6,666)
Proceeds from insurance claims - (366) (1,205)
Sale of debt securities (23) (41) 20
Sale of loans, including valuation adjustments on loans

held-for-sale and mortgage banking
activities
(21,611) (32,449) (15,888)
Sale of foreclosed assets, including write-downs (30,098) (19,958) (21,982)
Acquisitions of loans held-for-sale (251,336) (227,697) (223,939)
Proceeds from sale of loans held-for-sale 95,100 83,456 71,075
Net originations on loans held-for-sale (527,585) (391,537) (289,430)
Net decrease (increase) in:
Trading debt securities 741,465 493,993 460,969
Equity securities (2,336) (8,263) (8,032)
Accrued income receivable

6,193 (35,616) (8,369)
Other assets 25,022 114,329 (37,847)
Net (decrease) increase in:
Interest payable (5,395) (5,404) (284)
Pension and other postretirement benefits obligation (4,104) 5,898 778
Other liabilities 22,802 (106,736) (116,443)
Total adjustments 70,269 172,150 34,232
Net cash provided by operating activities 1,005,158 678,772 705,367
Cash flows from investing activities:

Net (increase) decrease in money market investments (5,895,789) (8,378,577) 905,558
Purchases of investment securities:
Available-for-sale (14,672,856) (21,033,807) (18,733,295)
Equity (16,196) (30,794) (16,300)
Proceeds from calls, paydowns, maturities and redemptions

of investment securities:
Available-for-sale 9,602,430 18,224,362 14,650,440
Held-to-maturity 15,700 6,733 5,913
Proceeds from sale of investment securities:
Available-for-sale 235,992 5,103 99,445
Equity 2,904 25,206 20,030
Net repayments (disbursements) on loans 469,268 (875,941) (641,029)
Proceeds from sale of loans 203,179 84,385 110,534
Acquisition of loan portfolios (348,179) (1,138,276) (619,737)
Payments to acquire other intangible (905) (83) (10,382)
Payments to acquire businesses, net of cash acquired (155,828) - -
Return of capital from equity method investments 6,362 959 6,942
Payments to acquire equity method investments (375) (1,778) -
Acquisition of premises and equipment (72,781) (60,073) (75,665)
Proceeds from insurance claims - 366 1,205

Proceeds from sale of:
Premises and equipment and other productive assets 21,482 26,548 18,608
Foreclosed assets 86,942 77,521 107,881
Net cash used in investing activities (10,518,650) (13,068,146) (4,169,852)
Cash flows from financing activities:

Net increase (decrease) in:
Deposits 10,138,617 13,102,028 4,043,955
Assets sold under agreements to repurchase

(29,700) (72,076) (88,151)
Other short-term borrowings 75,000 - (41)
Payments of notes payable (237,713) (139,920) (210,377)
Principal payments of finance leases (2,852) (3,145) (1,726)
Proceeds from issuance of notes payable - 261,999 75,000
Proceeds from issuance of common stock 4,674 9,093 8,719
Payments for repurchase of redeemable preferred stock - (28,017) -
Dividends paid (141,466) (133,645) (115,810)
Net payments for repurchase of common stock (350,535) (500,479) (250,581)
Payments related to tax withholding for share-based compensation (5,115) (3,693) (5,431)
Net cash provided by financing activities 9,450,910 12,492,145 3,455,557
Net (decrease) increase in cash and due from banks, and

restricted cash
(62,582) 102,771 (8,928)
Cash and due from banks, and restricted cash at beginning

of period
497,094 394,323 403,251
Cash and due from banks, and restricted cash at end of period $ 434,512 $ 497,094 $ 394,323
The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1 - Nature of Operations 71
Note 2 - Summary of Significant Accounting 72
Note 3 - New Accounting Pronouncements 82
Note 4 - Business Combination 86
Note 5 - Restrictions on Cash and Due from Banks 88
Note 6 - Debt Securities Available-For-Sale 89
Note 7 - Debt Securities Held-to-Maturity 93
Note 8 - Loans 96
Note 9 - Allowance for Credit Losses – Loans 105
Note 10 - Mortgage Banking Activities 127
Note 11 - Transfers of Financial Assets and 128
Note 12 - Premises and Equipment 131
Note 13 - Other Real Estate Owned 132
Note 14 - Other Assets 133
Note 15 -
Goodwill and Other Intangible Assets

134
Note 16 - Deposits 138
Note 17 - Borrowings 139
Note 18 - Trust Preferred Securities 142
Note 19 - Other Liabilities 144
Note 20 - Stockholders’ Equity 145
Note 21 - Regulatory Capital Requirements 147
Note 22 -
Other Comprehensive (Loss) Income

150
Note 23 - Guarantees 152
Note 24 - Commitments and Contingencies 155
Note 25- Non-consolidated Variable Interest 161
Note 26 - Derivative Instruments and Hedging 163
Note 27 - Related Party Transactions 166
Note 28 - Fair Value Measurement 170
Note 29 - Fair Value of Financial Instruments 179
Note 30 - Employee Benefits

182
Note 31 - Net Income per Common Share 190
Note 32 - Revenue from Contracts with Customers 191
Note 33 - Leases 193
Note 34 - Stock-Based Compensation 195
Note 35 - Income Taxes 198
Note 36 - Supplemental Disclosure on the 203
Note 37 - Segment Reporting 204
Note 38 - Popular, Inc. (Holding company only) 209
Note 39 - Subsequent Events 212

Note 1 – Nature of operations
Popular, Inc. (the “Corporation or “Popular”) is a diversified, publicly-owned financial holding company subject to the supervision and
regulation of the Board

of Governors of the

Federal Reserve System. The Corporation has

operations in Puerto Rico, the

mainland
United

States

(“U.S.”)

and

the

U.S.

and

British

Virgin

Islands.

In

Puerto

Rico,

the

Corporation

provides

retail,

mortgage

and
commercial

banking

services,

through

its

principal

banking

subsidiary,

Banco

Popular

de

Puerto

Rico

(“BPPR”),

as

well

as
investment

banking,

broker-dealer,

auto

and

equipment

leasing

and

financing,

and

insurance

services

through

specialized
subsidiaries.

In

the

mainland

U.S.,

the

Corporation

provides

retail,

mortgage

and

commercial

banking

services

through

its

New
York-chartered

banking subsidiary,

Popular Bank

(“PB” or

“Popular U.S.”),

which has

branches located

in New

York,

New Jersey
and

Florida, and

equipment leasing

and

financing services

through Popular

Equipment Finance

(“PEF”), a

newly formed

wholly-
owned subsidiary of PB based in Minnesota.

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

Transaction

costs

are

expensed

as

incurred.

Contingent

consideration
classified as an asset

or a liability is remeasured to

fair value at each

reporting date until the contingency

is resolved. The changes
in fair

value of

the contingent

consideration are

recognized in

earnings unless

the arrangement

is a

hedging instrument

for which
changes are initially recognized in other comprehensive

income.

On October

15, 2021, Popular

Equipment Finance, LLC

(“PEF”), a newly

formed wholly-owned subsidiary

of Popular Bank

(“PB”),
completed the

acquisition of

certain assets

and

the

assumption of

certain

liabilities of

K2

Capital Group

LLC’s

(“K2”) equipment
leasing

and

financing

business

based

in

Minnesota

(the

“Acquired

Business”).

The

Corporation

determined that

this

acquisition
constituted

a

business

combination

as

defined

by

the

Financial

Accounting

Standards

Board

(“FASB”)

Accounting

Standards
Codification

(“ASC”)

Topic

805

“Business

Combinations”.

Refer

to

Note

4,

Business

combination,

for

further

details

on

the

K2
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
●

Debt securities that

the Corporation has

the intent and

ability to hold

to maturity are

classified as debt

securities held-to-
maturity and reported

at amortized cost. An

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

2
nd

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
●

Debt securities

classified as

trading securities

are reported

at fair

value, with

unrealized and

realized gains

and losses
included in non-interest income.
●

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

Debt securities available-
for-sale are written-off when

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
●

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

credit
related

fair

value

adjustments are

recorded

as

a

reduction

in

the

ACL.

To

the

extent

that

the

loan's

reduction

in

value

has

not
already been provided for in the ACL, an additional provision for credit losses is recorded. Subsequent to reclassification to held-for-
sale, the amount,

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

(or one year for loans providing for quarterly or semi-
annual payments))

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

excluded from non-
performing status. Modifications

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

2021,
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
the

models,

management

evaluates

model

limitations

as

well

as

the

different

risks

covered

by

the

variables

used

in

each
quantitative model. The

Corporation considers additional macroeconomic

scenarios to address

these risks. This

assessment takes
into

consideration factors

listed

as

part

of

ASC

326-20-55-4. To

complement

the

analysis, management

also

evaluates

whether
there are sectors

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
years ended December 31, 2021 and 2020.
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
Premises and equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-
line basis over the estimated useful life of each

type of asset. Amortization of leasehold improvements

is computed over the terms of
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

December 31, 2021, 2020 and 2019 was not

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

The Corporation recognizes gains
on sale and

leaseback transactions in earnings when

the transfer constitutes a

sale, and the transaction

was at fair value.

Refer to
Note 33 to the Consolidated Financial Statements

for additional information on operating and

finance lease arrangements.
Impairment of long-lived assets
The

Corporation

evaluates

for

impairment

its

long-lived

assets

to

be

held

and

used,

and

long-lived

assets

to

be

disposed

of,
whenever events or changes

in circumstances indicate that the

carrying amount of an

asset may not be recoverable

and records a
write down for the difference between the carrying amount

and the fair value less costs to sell.

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

Appraisals

may

be

adjusted

due

to

age,

collateral

inspections,

property

profiles,

or

general

market

conditions.

The

adjustments
applied are based upon

internal information such

as other appraisals for

the type of

properties and/or loss severity

information that
can provide historical trends in the real estate market

and may change from time to time based

on market conditions.
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

not amortized but are

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
are updated by

accruing or reversing expense

(categorized in the line

item “Adjustments (expense) to

indemnity reserves on loans
sold”

in

the

Consolidated

Statements

of

Operations)

throughout

the

life

of

the

loan,

as

necessary,

when

additional

relevant
information becomes

available. The

recourse liability

is

estimated using

loan level

statistical techniques.

Internal factors

that

are
evaluated

include

customer

credit

scores,

refreshed

loan-to-values,

loan

age,

and

outstanding

balance,

amongst

others.

The
methodology leverages the

expected loss framework

for mortgage loans

and includes macroeconomic

expectations based on

a 2-
year reasonable and supportable period, gradually reverting over a 1-year horizon to historical macroeconomic variables at the input
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

23

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

32

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

Refer to the disclosure of accumulated other comprehensive

loss included in Note 22.
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
Standard Description Date of adoption
Effect on the financial statements

FASB ASU 2021-06,
Presentation of Financial
Statements (Topic 205),
Financial Services –
Depository and Lending
(Topic 942), and Financial
Services – Investment
Companies (Topic 946):
Amendments to SEC
Paragraphs Pursuant to
SEC Financial Rule
Releases No. 33-10786,
Amendments to Financial
Disclosures about
Acquired and Disposed
Businesses, and No. 33-
10835, Update of
Statistical Disclosures for
Bank and Savings and
Loan Registrants
The

FASB

issued

ASU

2021-06

in

August
2021,

which

amends

certain

paragraphs
from the ASC in response to the issuance of
SEC

Final

Rules

Nos.

33-10786

and

33-
10835.

August 9, 2021
The

adoption

of

ASU

2021-06

during
2021

resulted

in

simplified

MD&A
disclosures.

FASB ASU 2020-10,
Codification Improvements
The FASB

issued ASU

2020-10 in

October
2020 which

moves all

disclosures guidance
to

the

appropriate

codification

section

and
makes

other

improvements

and

technical
corrections.
December 31, 2021
The

Corporation

was

not

impacted

by
the

adoption

of

ASU

2020-10

during
the fourth quarter of 2021.
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

was

not

impacted

by
the

adoption

of

ASU

2020-08

during
the

first

quarter

of

2021

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

de-
designated

resulting

from

such

changes
provided certain criteria are met.
December 31, 2021
The

Corporation

identified

all

LIBOR-
based

contracts

that

will

be

impacted
by

the

cessation

of

LIBOR.

It

has
incorporated

fallback

language

in

new
contracts

and

is

in

the

process

of
completing

the

modification

of

existing
contracts

to

include

adequate

fallback
language.

The

Company

has

no
outstanding

hedge

accounting
relationships

tied

to

LIBOR-based
assets

or

liabilities.

Furthermore,

the
Company

stopped

originating

LIBOR-
based

contracts

in

December 2021

so
no

new

exposures

will

be

added
prospectively. The

election to apply

the
optional

expedients

did

not

have

a
material

impact

on

the

Consolidated
Financial Statements.

Standard Description Date of adoption
Effect on the financial statements

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

would

be

accounted

for

under

the
equity method of accounting.
January 1, 2021
The

Corporation

was

not

impacted

by
the

adoption

of

ASU

2020-01

during
the

first

quarter

of

2021

since

it

does
not

hold

non-derivative

forward
contracts

and

purchased

options

to
acquire

equity

securities

that,

upon
settlement of the

forward or exercise of
the

purchase

option,

would

be
accounted for

under the

equity method
of

accounting.

Notwithstanding,

it

will
consider this guidance for the purposes
of

applying

the

measurement
alternative

in

ASC

Topic

321
immediately

before

applying

or
discontinuing

the

equity

method

of
accounting.
FASB ASU 2019-12,
Income Taxes (Topic

740):
Simplifying the Accounting
for Income Taxes
The

FASB

issued

ASU

2019-12

in
December

2019,

which

simplifies

the
accounting

for

income

taxes

by

removing
certain

exceptions such

as

the incremental
approach

for

intraperiod

tax

allocation

and
interim

period

income

tax

accounting

for
year-to-date losses

that

exceed anticipated
losses.

In

addition,

the

ASU

simplifies
GAAP in

a number

of areas

such as

when
separate

financial

statements

of

legal
entities

are

not

subject

to

tax

and

enacted
changes in tax laws in interim periods.
January 1, 2021
The Corporation adopted ASU

2019-12
during the

first quarter of

2021 but

was
not

materially

impacted

by

the
amendments

of

this

ASU.

It

will
consider

this

guidance

for

enacted
changes in

tax laws,

subsequent step-
ups

in

the

tax

basis

of

goodwill,

or
ownership changes in investments.

FASB ASUs Financial Instruments – Credit Losses (Topic 326)
The CECL

model applies

to financial

assets measured

at amortized

cost that

are subject

to credit

losses and

certain off-balance
sheet exposures. CECL establishes a forward-looking methodology that reflects the expected credit losses over the lives of financial assets,

starting

when

such

assets

are

first

acquired

or

originated.

Under

the

revised

methodology,

credit

losses

are

measured
based on past

events, current conditions

and reasonable and

supportable forecasts that

affect the collectability

of financial assets.
CECL

also

revises

the

approach

to

recognizing

credit

losses

for

available-for-sale

securities

by

replacing

the

direct

write-down
approach with

the allowance

approach and

limiting the

allowance to

the amount

at which

the security’s

fair value

is less

than the
amortized

cost.

In

addition,

CECL

provides

that

the

initial

allowance

for

credit

losses

on

purchased

credit

deteriorated

(“PCD”)
financial assets

will be

recorded as

an increase

to the

purchase price,

with subsequent

changes to

the allowance

recorded as

a
credit loss

expense.

The standards

also expand credit

quality disclosures. These

accounting standards

updates were

effective on
January 1,

2020. Prior

to the

adoption of

CECL, the Corporation

followed a

systematic methodology to

establish and

evaluate the
adequacy of the allowance for credit losses to provide

for probable losses in the loan portfolio.
As a result of the adoption, the Corporation recorded an

increase in its allowance for credit losses related to its loan portfolio of $315
million, and

a decrease

of $9

million in

the allowance

for credit

losses for

unfunded commitments and

credit recourse

guarantees
which is

recorded in Other

Liabilities. The

Corporation also recognized

an allowance

for credit

losses of

approximately $13 million
related

to

its

held-to-maturity

debt

securities

portfolio.

The

adoption

of

CECL

was

recognized

under

the

modified

retrospective
approach. Therefore, the

adjustments to record

the increase

in the

allowance for credit

losses was

recorded as

a decrease to

the
opening

balance

of

retained

earnings

of

the

year

of

implementation,

net

of

income

taxes,

except

for

approximately

$17

million
related to loans

previously accounted under ASC

Subtopic 310-30, which

resulted in a

reclassification between certain contra

loan
balance

accounts to

the

allowance for

credit

losses. The

total

impact to

retained earnings,

net of

tax,

related to

the adoption

of
CECL

was of

$205.8 million.

As part

of

the adoption

of

CECL, the

Corporation made

the election

to

break the

existing pools

of
purchased credit impaired (“PCI”) loans and, as such,

these loans are no longer excluded from non-performing

status.

Accounting Standards Updates Not Yet Adopted
Standard Description Date of adoption
Effect on the financial statements

FASB ASU 2021-08,
Business Combinations
(Topic 805) – Accounting
for Contract Assets and
Contract Liabilities from
Contracts with Customers
The FASB

issued ASU

2021-08 in

October
2021,

which

amends

ASC

Topic

805

by
requiring

contract

assets

and

contract
liabilities arising from revenue contracts with
customers

to

be

recognized

in

accordance
with ASC

Topic

606 on

the acquisition date
instead of fair value.
January 1, 2023
Upon

adoption

of

this

ASU,

the
Corporation will

consider this

guidance
for

revenue

contracts

with

customers
recognized

as

part

of

business
combinations

entered

into

on

or

after
the effective date.
FASB ASU 2021-05,
Leases (Topic 842),
Lessors – Certain Leases
with Variable Lease
Payments
The

FASB

issued

ASU

2021-05

in

July
2021, which amends ASC Topic

842 so that
lessors

can

classify

as

operating

leases
those

leases

with

variable

lease

payments
that,

prior

to

these

amendments,

would
have

been

classified

as

a

sales-type

or
direct

financing

lease

and

at

inception

a
loss would have been recognized.
January 1, 2022
The Corporation

does not

expect to

be
impacted

by

the

adoption

of

this

ASU
since

it

does

not

hold

direct

financing
leases with variable lease payments.
FASB ASU 2021-04,
Earnings per Share (Topic
260), Debt – Modifications
and Extinguishments
(Subtopic 470-50),
Compensation – Stock
Compensation (Topic
718), and Derivatives and
Hedging – Contracts in
Entity’s Own Equity
(Subtopic 815-40):
Issuer’s Accounting for
Certain Modifications or
Exchanges of
Freestanding Equity-
Classified Written Call
Options (a consensus of
the FASB Emerging
Issues Task Force)
The

FASB

issued

ASU

2021-04

in

May
2021,

which

clarifies

the

accounting

for

a
modification

or

an

exchange

of

a
freestanding

equity-classified

written

call
option that

remains equity

classified after

a
modification

or

exchange

and

the

related
EPS

effects

of

such

transaction

if
recognized as an adjustment to equity.
January 1, 2022
Upon

adoption

of

this

ASU,

the
Corporation will

consider this

guidance
for

modifications

or

exchanges

of
freestanding

equity-classified

written
call options.
FASB ASU 2020-06, Debt
– Debt with Conversion
and other Options
(Subtopic 470-20) and
Derivatives and Hedging –
Contracts in Entity’s Own
Equity (Subtopic 815-40):
Accounting for Convertible
Instruments and Contracts
in an Entity’s Own Equity
The

FASB

issued

ASU

2020-06

in

August
2020

which,

among

other

things,

simplifies
the

accounting

for

convertible

instruments
and contracts

in an

entity’s own

equity and
amends

the

diluted

EPS

computation

for
these instruments.
January 1, 2022
Upon

adoption

of

this

standard,

the
Corporation

will

consider

these
amendments

in

its

evaluation

of
contracts

in

its

own

equity,

including
accelerated

share

repurchase
transactions.

Note 4 –

Business combination
On October

15, 2021, Popular

Equipment Finance, LLC

(“PEF”), a newly

formed wholly-owned subsidiary

of Popular Bank

(“PB”),
completed the

acquisition of

certain assets

and

the

assumption of

certain

liabilities of

K2

Capital Group

LLC’s

(“K2”) equipment
leasing and

financing business

based in

Minnesota (the

“Acquired Business”).

Commercial loans

acquired by

PEF as

part of

this
transaction consisted of $105 million

in commercial direct financing leases

and $14 million in

working capital lines. Refer to

Note 2,
Summary of significant accounting policies, for further

details.
Specializing in the healthcare

industry, the

Acquired Business provides a variety

of lease products, including

operating and finance
leases,

and

also

offers

private

label

vendor

finance

programs

to

equipment

manufacturers

and

healthcare

organizations.

The
acquisition provides PB with a national equipment

leasing platform that complements its existing health

care lending business.
The

following

table

presents

the

fair

values

of

the

consideration

and

major

classes

of

identifiable

assets

acquired

and

liabilities
assumed by PEF as of October 15, 2021.
Book value prior to
purchase accounting Fair value As recorded by

(In thousands)

adjustments

adjustments
Popular, Inc.
Cash consideration $ 156,628 $ - $ 156,628
Contingent consideration - 9,241 9,241
Total consideration $ 156,628 $ 9,241 $ 165,869
Assets:
Cash and due from banks $ 800 $ - $ 800
Commercial loans 118,907 (3,332) 115,575
Premises and equipment 6,987 2,009 8,996
Accrued income receivable 57 - 57
Other assets 2,822 - 2,822
Other intangible assets - 2,887 2,887
Total assets

$ 129,573 $ 1,564 $ 131,137
Liabilities:
Other liabilities 14,439 - 14,439
Total liabilities $ 14,439 $ - $ 14,439
Net assets acquired $ 115,134 $ 1,564 $ 116,698
Goodwill on acquisition $ 49,171
The fair values

initially assigned to the

assets acquired and liabilities

assumed are preliminary and

are subject to refinement

for up
to one year after the closing date of the acquisition as

new information relative to closing date fair values becomes available. As the
Corporation finalizes

its analyses, there

may continue

to be

adjustments to the

recorded carrying values,

and thus

the recognized
goodwill may increase or decrease.
Following is a description of

the methods used to determine

the fair values of significant

assets acquired and liabilities assumed

on
the K2 Transaction:
Commercial Loans
In determining the fair value

of commercial direct financing leases, the specific

terms and conditions of each lease

agreement were
considered.

The

fair

values

for

commercial

direct

financing

leases

were

calculated

based

on

the

fair

value

of

the

underlying
collateral, or from

the cash flows

expected to be

collected discounted at

a market rate

commensurate with the

credit risk profile

of
the

lessee at

origination in

instances where

there

was a

purchase option

at the

end of

the lease

term

with a

stated

guaranteed
residual value. Fair values for commercial working capital lines were calculated based on the present value of remaining contractual payments discounted

at a

market rate

commensurate with

the credit

risk profile

of the

borrower at

origination. These

commercial
loans were

accounted for

under ASC

Subtopic 310-20.

As of

October 15,

2021, the

gross contractual

receivable for

commercial
loans amounted to $125 million. An allowance for credit losses of $1 million was recognized as of October 15, 2021 with an offset to provision for credit losses, which represents the estimate

of contractual cash flows not expected to be

collected.

Goodwill
The

amount

of

goodwill

is

the

residual

difference

between

the

consideration

transferred

to

K2

and

the

fair

value

of

the

assets
acquired,

net

of

the

liabilities

assumed.

The

entire

amount

of

goodwill

is

deductible

for

income

tax

purposes

pursuant

to

U.S.
Internal Revenue Code (“IRC”) section 197 over

a 15-year period.
Contingent consideration
The fair value of the contingent consideration, which relates to approximately $29 million in earnout payments that could be payable to K2 over a three-year period, was calculated based

on a Montecarlo Simulation model.

The Corporation believes that given the

amount of assets and liabilities assumed

and the size of the operations

acquired in relation
to

Popular’s operations,

the

historical results

of

K2

are

not significant

to

Popular’s results,

and thus

no

pro

forma

information is
presented.

Note 5 - Restrictions on cash and due from

banks and certain securities
BPPR is

required by

regulatory agencies

to maintain

average

reserve balances

with the

Federal Reserve

Bank of

New York

(the
“Fed”) or

other banks.

Those required

average reserve

balances amounted

to

$2.7 billion

at December

31, 2021

(December 31,
2020

-

$2.3

billion). Cash

and

due from

banks, as

well

as

other highly

liquid securities,

are

used to

cover

the required

average
reserve balances.

At

December

31,

2021
,

t
he

Corporation

held

$50

million

in

restricted

assets

in

the

form

of

funds

deposited

in

money

market
accounts, debt

securities available for

sale and

equity securities (December

31, 2020

- $39

million).

The restricted

assets held

in
debt securities available for

sale and equity securities

consist primarily of assets

held for the Corporation’s

non-qualified retirement
plans and fund deposits guaranteeing possible liens

or encumbrances over the title of insured

properties.

Note 6 – Debt securities available-for-sale
The following tables present

the amortized cost, gross

unrealized gains and losses,

approximate fair value, weighted average

yield
and contractual maturities of debt securities available-for-sale at December 31, 2021 and December 31, 2020.

At December 31, 2021
Gross Gross Weighted
Amortized unrealized unrealized Fair average
(In thousands) cost gains losses value yield
U.S. Treasury securities
Within 1 year $ 1,225,558 $ 13,556 $ 69 $ 1,239,045 2.33%
After 1 to 5 years 10,059,163 98,808 65,186 10,092,785 1.18
After 5 to 10 years 4,563,265 739 36,804 4,527,200 1.22
Total U.S. Treasury

securities
15,847,986 113,103 102,059 15,859,030 1.27
Obligations of U.S. Government sponsored entities
Within 1 year 70 - - 70 5.63
Total obligations of

U.S. Government sponsored entities

70 - - 70 5.63
Collateralized mortgage obligations - federal agencies
After 1 to 5 years 2,433 42 - 2,475 2.16
After 5 to 10 years 43,241 295 6 43,530 1.54
After 10 years 172,176 3,441 357 175,260 2.13
Total collateralized

mortgage obligations - federal agencies
217,850 3,778 363 221,265 2.01
Mortgage-backed securities
Within 1 year 11 1 - 12 4.79
After 1 to 5 years 65,749 2,380 11 68,118 2.23
After 5 to 10 years 665,600 17,998 5 683,593 1.97
After 10 years 8,263,835 68,128 195,910 8,136,053 1.67
Total mortgage-backed

securities

8,995,195 88,507 195,926 8,887,776 1.69
Other
After 1 to 5 years 123 5 - 128 3.62
Total other

123 5 - 128 3.62
Total debt securities

available-for-sale
[1]
$ 25,061,224 $ 205,393 $ 298,348 $ 24,968,269 1.42%
[1]

Includes $22.0 billion pledged to secure government and

trust deposits, assets sold under agreements to repurchase,

credit facilities and loan
servicing agreements that the secured parties are not permitted to sell or repledge the collateral, of which $20.9

billion serve as collateral for
public funds.

At December 31, 2020
Gross

Gross

Weighted
Amortized unrealized unrealized Fair average
(In thousands) cost gains losses value yield
U.S. Treasury securities

Within 1 year $ 4,900,055 $ 16,479 $ - $ 4,916,534 0.69%
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

10,119,749 202,657 1,845 10,320,561 1.94
Other
After 1 to 5 years 224 11 - 235 3.62
Total other

224 11 - 235 3.62
Total debt securities

available-for-sale
[1]
$ 21,035,610 $ 527,430 $ 1,888 $ 21,561,152 1.66%
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
The following table presents the

aggregate amortized cost and fair value of

debt securities available-for-sale at December 31, 2021
by contractual maturity.
(In thousands) Amortized cost Fair value
Within 1 year $ 1,225,639 $ 1,239,127
After 1 to 5 years 10,127,468 10,163,506
After 5 to 10 years 5,272,106 5,254,323
After 10 years 8,436,011 8,311,313
Total debt securities

available-for-sale
$ 25,061,224 $ 24,968,269
During the years

ended December 31,

2021 and 2020,

the Corporation sold

U.S. Treasury

Notes. The proceeds

from these sales
were $236

million and $5

million, respectively.

Gross realized gains

and losses on

the sale

of debt securities

available-for-sale for
the years ended December 31, 2021, 2020 and

2019 were as follows:

(In thousands) 2021 2020 2019
Gross realized gains $ 695 $ 41 $ -
Gross realized losses (672) - (20)
Net realized gains (losses) on sale of debt securities available

-for-sale
$ 23 $ 41 $ (20)
The

following

tables

present

the

Corporation’s

fair

value

and

gross

unrealized

losses

of

debt

securities

available-for-sale,
aggregated by investment category

and length of time

that individual securities have been

in a continuous unrealized loss

position,
at December 31, 2021 and 2020.

At December 31, 2021
Less than 12 months 12 months or more Total
Gross Gross Gross
Fair

unrealized
Fair

unrealized
Fair

unrealized
(In thousands) value losses value losses value losses
U.S. Treasury securities $ 9,590,448 $ 102,059 $ - $ - $ 9,590,448 $ 102,059
Collateralized mortgage obligations - federal agencies

35,533 334 1,084 29 36,617 363
Mortgage-backed securities 5,767,556 170,614 595,051 25,312 6,362,607 195,926
Total debt securities

available-for-sale in an unrealized loss position

$ 15,393,537 $ 273,007 $ 596,135 $ 25,341 $ 15,989,672 $ 298,348

At December 31, 2020
Less than 12 months 12 months or more Total
Gross Gross Gross
Fair

unrealized
Fair

unrealized
Fair

unrealized
(In thousands) value losses value losses value losses
Collateralized mortgage obligations - federal agencies

$ 4,029 $ 43 $ - $ - $ 4,029 $ 43
Mortgage-backed securities 886,432 1,834 555 11 886,987 1,845
Total debt securities

available-for-sale in an unrealized loss position

$ 890,461 $ 1,877 $ 555 $ 11 $ 891,016 $ 1,888
As of

December 31, 2021,

the portfolio

of available-for-sale debt

securities reflects gross

unrealized losses of

approximately $298
million, driven mainly by U.S. Treasury Securities and mortgage-backed securities, which were impacted by increases in the interest rate environment.

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

2021 2020
(In thousands) Amortized cost Fair value Amortized cost Fair value
FNMA $ 1,533,637 $ 1,587,127 $ 2,242,121 $ 2,338,897
Freddie Mac 3,228,543 3,176,197 3,616,238 3,675,679

Note 7 –Debt securities held-to-maturity
The following

tables present

the amortized

cost, allowance

for credit

losses, gross

unrealized gains

and losses,

approximate fair
value, weighted average yield and contractual

maturities of debt securities held-to-maturity at December

31, 2021 and 2020.

At December 31, 2021
Allowance
Gross

Gross

Weighted
Amortized for Credit Net of unrealized unrealized Fair average
(In thousands) cost Losses Allowance gains losses value yield
Obligations of Puerto Rico, States and political
subdivisions
Within 1 year $ 4,240 $ 7 $ 4,233 $ 4 $ - $ 4,237 6.07%
After 1 to 5 years 14,395 148 14,247 149 - 14,396 6.23
After 5 to 10 years 11,280 122 11,158 104 - 11,262 2.18
After 10 years 43,561 7,819 35,742 11,746 - 47,488 1.50
Total obligations of

Puerto Rico, States and political
subdivisions 73,476 8,096 65,380 12,003 - 77,383 2.79
Collateralized mortgage obligations - federal agencies
After 1 to 5 years 25 - 25 - - 25 6.44
Total collateralized

mortgage obligations - federal
25 - 25 - - 25 6.44
Securities in wholly owned statutory business trusts
After 10 years 5,960 - 5,960 - - 5,960 6.33
Total securities

in wholly owned statutory business
5,960 - 5,960 - - 5,960 6.33
Total debt securities

held-to-maturity
$ 79,461 $ 8,096 $ 71,365 $ 12,003 $ - $ 83,368 3.06%
At December 31, 2020
Allowance
Gross

Gross

Weighted
Amortized for Credit Net of unrealized unrealized Fair average
(In thousands) cost Losses Allowance gains losses value yield
Obligations of Puerto Rico, States and political
subdivisions
Within 1 year $ 3,990 $ 50 $ 3,940 $ 47 $ - $ 3,987 6.05%
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
Total securities

in wholly owned statutory business
11,561 - 11,561 - - 11,561 6.51
Total debt securities

held-to-maturity
$ 92,621 $ 10,261 $ 82,360 $ 12,554 $ 23 $ 94,891 3.38%
Securities not due

on a single

contractual maturity date,

such as collateralized

mortgage obligations, are classified

in the

period of
final contractual maturity. The

expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be

subject to prepayments or may be called by

the issuer.
The following

table presents the

aggregate amortized cost

and fair value

of debt securities

held-to-maturity at December

31, 2021
by contractual maturity.

(In thousands) Amortized cost Fair value
Within 1 year $ 4,240 $ 4,237
After 1 to 5 years 14,420 14,421
After 5 to 10 years 11,280 11,262
After 10 years 49,521 53,448
Total debt securities

held-to-maturity
$ 79,461 $ 83,368
Credit Quality Indicators
The following describes the credit quality

indicators by major security type that

the Corporation considers in its’

estimate to develop
the allowance for credit losses for investment securities

held-to-maturity.
At December 31, 2021 and December 31, 2020, the “Obligations

of Puerto Rico, States and political subdivisions” classified as held-
to-maturity,

includes securities

issued by

municipalities of

Puerto Rico

that are

generally not

rated by

a credit

rating agency.

This
includes $30 million of general and special obligation bonds issued by three municipalities of Puerto Rico, that are payable primarily
from

certain

property

taxes

imposed

by

the

issuing

municipality

(December

31,

2020

-

$35

million).

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

based
on its evaluation.

The Corporation considers these ratings

in its estimate to

develop the allowance for credit

losses associated with
these securities. For the definitions of the obligor risk

ratings, refer to the Credit Quality section

of Note 9.
The

following

presents

the

amortized

cost

basis

of

securities

held

by

the

Corporation

issued

by

municipalities

of

Puerto

Rico
aggregated by the internally assigned standardized

credit risk rating:

At December 31, 2021
At December 31, 2020
(In thousands)
Securities issued by Puerto Rico municipalities
Watch $ 16,345 $ 35,315
Pass 13,800 -
Total $ 30,145 $ 35,315
At December

31, 2021,

the portfolio

of “Obligations

of Puerto

Rico, States

and political

subdivisions” also

includes $43

million in
securities

issued

by

the

Puerto

Rico

Housing

Finance

Authority

(“HFA”),

a

government

instrumentality,

for

which

the

underlying
source of payment is second mortgage loans in Puerto Rico residential properties (not the government), but for which HFA, provides a guarantee

in the

event of default

and upon the

satisfaction of certain

other conditions (December

31, 2020 -

$46 million). These
securities

are

not

rated

by

a

credit

rating

agency.

The

Corporation assesses

the

credit

risk

associated

with

these

securities

by
evaluating the refreshed

FICO scores of

a representative sample of

the underlying borrowers.

At December 31,

2021, the average
refreshed FICO

score

for the

representative sample,

comprised of

64%

of

the

nominal value

of the

securities, used

for the

loss
estimate was

of

704 (compared

to

66% and

697, respectively,

at December

31, 2020).

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

Refer to Note 24
for additional information on the Corporation’s exposure to

the Puerto Rico Government.
Delinquency status
At December 31, 2021 and December 31, 2020,

there were no securities held-to-maturity in

past due or non-performing status.
Allowance for credit losses on debt securities held-to-maturity

The following table provides the

activity in the allowance for

credit losses related to debt securities

held-to-maturity by security type
at December 31, 2021 and December 31, 2020:
For the year ended December 31,

2021 2020
(In thousands) Obligations of Puerto Rico, States and political subdivisions
Allowance for credit losses:
Beginning balance $ 10,261 $ -
Impact of adopting CECL - 12,654
Provision for credit losses (benefit) (2,165) (2,393)
Securities charged-off - -
Recoveries - -
Ending balance $ 8,096 $ 10,261
The

allowance

for

credit

losses

for

the

Obligations

of

Puerto

Rico,

States

and

political

subdivisions

includes

$0.3

million

for
securities issued by municipalities of

Puerto Rico, and $7.8

million for bonds issued by

the Puerto Rico HFA

,

which are secured by
second mortgage loans on

Puerto Rico residential properties (compared to

$1.4 million and $8.9 million,

respectively, at

December
31, 2020).

Note 8 – Loans
For

a

summary

of the

accounting policies

related to

loans, interest

recognition

and

allowance for

credit

losses

refer to

Note

2

-
Summary of Significant Accounting Policies of this Form

10-K.
During

the

year

ended

December

31,

2021,

the

Corporation

recorded

purchases

(including

repurchases)

of

mortgage

loans
amounting to $393 million

including $14 million in

Purchased Credit Deteriorated (“PCD”) loans,

consumer loans of $61

million and
commercial loans of

$139 million; compared

to purchases (including

repurchases) of mortgage

loans of $1.3

billion including $160
million

in

PCD loans,

consumer loans

of

$56 million

and commercial

loans

of

$26

million, during

the year

ended December

31,
2020.

During 2020,

these mortgage

loan repurchases

included a

bulk

repurchase transaction

of

$688 million

in GNMA

loans, of
which

$684 million

were 90

days past

due

at

that

time,

including $324

million

which

were already

included

in

the

Corporation’s
ending portfolio balance at June 30, 2020, since due to the

delinquency status of the loans the Corporation had the right but not the obligation

to

repurchase the

assets

and

is

required to

recognize

(rebook) these

loans

in

accordance with

U.S.

GAAP.

The

bulk
repurchase also included $120 million in loans from the FNMA and FHMLC servicing portfolio, subject to credit recourse which were considered PCD loans.
The Corporation performed whole-loan sales involving

approximately $145 million of residential mortgage

loans and $131 million of
commercial and

construction loans

during the

year

ended December

31,

2021

(December 31,

2020 -

$150

million

of

residential
mortgage loans and $32 million of commercial loans).

Also, during the year ended December 31, 2021, the

Corporation securitized
approximately

$380

million

of

mortgage

loans

into

Government

National

Mortgage

Association

(“GNMA”)

mortgage-backed
securities

$330

million

of

mortgage

loans

into

Federal

National

Mortgage

Association

(“FNMA”)

mortgage-backed

securities,
compared

to

$332

million

and

$176

million,

respectively,

during

the

year

ended

December

31,

2020.

Also,

the

Corporation
securitized

approximately

$23

million

of

mortgage

loans

into

Federal

Home

Loan

Mortgage

Corporation

(“FHLMC”)

mortgage-
backed securities during the year ended December 31,

2021.
As

previously

disclosed

in

Note

4,

on

October

15,

2021

Popular

Equipment

Finance

LLC

acquired

$105

million

in

commercial
finance leases and

$14 million in

working capital lines

as a result

of the acquisition of

certain assets and

the assumption of certain
liabilities from the K2 Capital Group LLC. The portfolio of leases and loans from the acquired business is included in the information
presented in this note.
Delinquency status
The following tables present the

amortized cost basis of loans

held-in-portfolio (“HIP”), net of unearned

income, by past due status,
and by loan class including those that are in non-performing status or that are accruing interest but are past due 90 days or more at
December 31, 2021 and 2020.

December 31, 2021
Puerto Rico
Past due Past due 90 days or more
30-59 60-89 90 days Total Non-accrual Accruing
(In thousands) days days or more past due Current Loans HIP loans loans
Commercial multi-family $ 314 $ - $ 272 $ 586 $ 154,183 $ 154,769 $ 272 $ -
Commercial real estate:
Non-owner occupied 2,399 136 20,716 23,251 2,266,672 2,289,923 20,716 -
Owner occupied 3,329 278 54,335 57,942 1,365,787 1,423,729 54,335 -
Commercial and industrial 3,438 1,727 45,242 50,407 3,478,041 3,528,448 44,724 518
Construction - - 485 485 86,626 87,111 485 -
Mortgage 217,830 81,754 805,245 1,104,829 5,147,037 6,251,866 333,887 471,358
Leasing 9,240 2,037 3,102 14,379 1,366,940 1,381,319 3,102 -
Consumer:
Credit cards 5,768 3,520 8,577 17,865 901,986 919,851 - 8,577
Home equity lines of credit 46 - 23 69 3,502 3,571 - 23
Personal 10,027 6,072 21,235 37,334 1,250,726 1,288,060 21,235 -
Auto 59,128 15,019 23,085 97,232 3,314,955 3,412,187 23,085 -
Other 432 714 12,621 13,767 110,781 124,548 12,448 173
Total $ 311,951 $ 111,257 $ 994,938 $ 1,418,146 $ 19,447,236 $ 20,865,382 $ 514,289 $ 480,649
December 31, 2021
Popular U.S.
Past due Past due 90 days or more
30-59 60-89 90 days Total Non-accrual Accruing
(In thousands) days days or more past due Current Loans HIP loans loans
Commercial multi-family $ 3,826 $ - $ - $ 3,826 $ 1,804,035 $ 1,807,861 $ - $ -
Commercial real estate:
Non-owner occupied 5,721 683 622 7,026 2,316,441 2,323,467 622 -
Owner occupied 1,095 - 1,013 2,108 392,265 394,373 1,013 -
Commercial and industrial 9,410 2,680 4,015 16,105 1,794,026 1,810,131 3,897 118
Construction - - - - 629,109 629,109 - -
Mortgage 11,711 2,573 21,969 36,253 1,139,077 1,175,330 21,969 -
Consumer:
Credit cards - - - - 10 10 - -
Home equity lines of credit 71 34 5,406 5,511 69,780 75,291 5,406 -
Personal 863 574 681 2,118 152,827 154,945 681 -
Other - - - - 4,658 4,658 - -
Total $ 32,697 $ 6,544 $ 33,706 $ 72,947 $ 8,302,228 $ 8,375,175 $ 33,588 $ 118

December 31, 2021
Popular, Inc.
Past due Past due 90 days or more
30-59 60-89 90 days Total Non-accrual Accruing
(In thousands) days days or more past due Current Loans HIP
[2] [3]
loans loans
Commercial multi-family $ 4,140 $ - $ 272 $ 4,412 $ 1,958,218 $ 1,962,630 $ 272 $ -
Commercial real estate:
Non-owner occupied 8,120 819 21,338 30,277 4,583,113 4,613,390 21,338 -
Owner occupied 4,424 278 55,348 60,050 1,758,052 1,818,102 55,348 -
Commercial and industrial 12,848 4,407 49,257 66,512 5,272,067 5,338,579 48,621 636
Construction - - 485 485 715,735 716,220 485 -
Mortgage
[1]
229,541 84,327 827,214 1,141,082 6,286,114 7,427,196 355,856 471,358
Leasing 9,240 2,037 3,102 14,379 1,366,940 1,381,319 3,102 -
Consumer:
Credit cards 5,768 3,520 8,577 17,865 901,996 919,861 - 8,577
Home equity lines of credit 117 34 5,429 5,580 73,282 78,862 5,406 23
Personal 10,890 6,646 21,916 39,452 1,403,553 1,443,005 21,916 -
Auto 59,128 15,019 23,085 97,232 3,314,955 3,412,187 23,085 -
Other 432 714 12,621 13,767 115,439 129,206 12,448 173
Total $ 344,648 $ 117,801 $ 1,028,644 $ 1,491,093 $ 27,749,464 $ 29,240,557 $ 547,877 $ 480,767
[1]
It is the Corporation’s policy to report delinquent residential mortgage loans insured by Federal Housing Administration

(“FHA”) or guaranteed by
the U.S. Department of Veterans Affairs

(“VA”) as accruing loans past

due 90 days or more as opposed to non-performing

since the principal
repayment is insured.

The balance of these loans includes $13 million at

December 31, 2021 related to the rebooking of loans

previously pooled
into GNMA securities, in which the Corporation had a

buy-back option as further described below.

Under the GNMA program, issuers such as
BPPR have the option but not the obligation to repurchase

loans that are 90 days or more past due. For accounting

purposes, these loans subject
to repurchases option are required to be reflected (rebooked)

on the financial statements of BPPR with an offsetting

liability. These balances
include $304 million of residential mortgage loans insured

by FHA or guaranteed by the VA

that are no longer accruing interest as of December
31, 2021. Furthermore, the Corporation has approximately

$50 million in reverse mortgage loans which are guaranteed

by FHA, but which are
currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude

these balances from non-
performing assets.
[2]
Loans held-in-portfolio are net of $266 million in unearned income and exclude $59 million in loans held-for-sale.
[3]
Includes $6.6 billion pledged to secure credit facilities and public funds that the secured parties are not permitted to

sell or repledge the collateral,
of which $3.2 billion were pledged at the Federal Home

Loan Bank ("FHLB") as collateral for borrowings and

$1.7 billion at the Federal Reserve
Bank ("FRB") for discount window borrowings and $1.7

billion serve as collateral for public funds.

December 31, 2020
Puerto Rico
Past due Past due 90 days or more
30-59 60-89 90 days Total Non-accrual Accruing
(In thousands)

days

days
or more past due Current Loans HIP loans loans
Commercial multi-family $ 796 $ - $ 505 $ 1,301 $ 150,979 $ 152,280 $ 505 $ -
Commercial real estate:
Non-owner occupied 2,189 3,503 77,137 82,829 1,924,504 2,007,333 77,137 -
Owner occupied 8,270 1,218 92,001 101,489 1,497,406 1,598,895 92,001 -
Commercial and industrial 10,223 775 35,012 46,010 4,183,098 4,229,108 34,449 563
Construction - - 21,497 21,497 135,609 157,106 21,497 -
Mortgage
[1]
195,602 87,726 1,428,824 1,712,152 5,057,991 6,770,143 414,343 1,014,481
Leasing 9,141 1,427 3,441 14,009 1,183,652 1,197,661 3,441 -
Consumer:
Credit cards 6,550 4,619 12,798 23,967 895,968 919,935 - 12,798
Home equity lines of credit 184 - 48 232 3,947 4,179 - 48
Personal 11,255 8,097 26,387 45,739 1,232,008 1,277,747 26,387 -
Auto 53,186 12,696 15,736 81,618 3,050,610 3,132,228 15,736 -
Other 304 483 15,052 15,839 110,826 126,665 14,881 171
Total $ 297,700 $ 120,544 $ 1,728,438 $ 2,146,682 $ 19,426,598 $ 21,573,280 $ 700,377 $ 1,028,061
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
December 31, 2020
Popular U.S.
Past due Past due 90 days or more
30-59 60-89 90 days Total Non-accrual Accruing
(In thousands)

days

days
or more past due Current Loans HIP loans loans
Commercial multi-family $ 5,273 $ - $ 1,894 $ 7,167 $ 1,736,544 $ 1,743,711 $ 1,894 $ -
Commercial real estate:
Non-owner occupied 924 3,640 669 5,233 1,988,577 1,993,810 669 -
Owner occupied 191 650 334 1,175 343,205 344,380 334 -
Commercial and industrial 1,117 72 3,091 4,280 1,540,513 1,544,793 3,091 -
Construction 21,312 - 7,560 28,872 740,230 769,102 7,560 -
Mortgage 33,422 15,464 14,864 63,750 1,056,787 1,120,537 14,864 -
Consumer:
Credit cards - - 3 3 28 31 - 3
Home equity lines of credit 236 342 7,491 8,069 86,502 94,571 7,491 -
Personal

1,486 1,342 1,474 4,302 194,936 199,238 1,474 -
Other - - 20 20 1,723 1,743 20 -
Total $ 63,961 $ 21,510 $ 37,400 $ 122,871 $ 7,689,045 $ 7,811,916 $ 37,397 $ 3

December 31, 2020
Popular, Inc.
Past due Past due 90 days or more
30-59 60-89 90 days Total Non-accrual Accruing
(In thousands)

days

days
or more past due Current
Loans HIP
[2]
[3]
loans loans
Commercial multi-family $ 6,069 $ - $ 2,399 $ 8,468 $ 1,887,523 $ 1,895,991 $ 2,399 $ -
Commercial real estate:
Non-owner occupied 3,113 7,143 77,806 88,062 3,913,081 4,001,143 77,806 -
Owner occupied 8,461 1,868 92,335 102,664 1,840,611 1,943,275 92,335 -
Commercial and industrial 11,340 847 38,103 50,290 5,723,611 5,773,901 37,540 563
Construction 21,312 - 29,057 50,369 875,839 926,208 29,057 -
Mortgage
[1]
229,024 103,190 1,443,688 1,775,902 6,114,778 7,890,680 429,207 1,014,481
Leasing 9,141 1,427 3,441 14,009 1,183,652 1,197,661 3,441 -
Consumer:
Credit cards 6,550 4,619 12,801 23,970 895,996 919,966 - 12,801
Home equity lines of credit 420 342 7,539 8,301 90,449 98,750 7,491 48
Personal 12,741 9,439 27,861 50,041 1,426,944 1,476,985 27,861 -
Auto 53,186 12,696 15,736 81,618 3,050,610 3,132,228 15,736 -
Other 304 483 15,072 15,859 112,549 128,408 14,901 171
Total $ 361,661 $ 142,054 $ 1,765,838 $ 2,269,553 $ 27,115,643 $ 29,385,196 $ 737,774 $ 1,028,064
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
further described below. Under the

GNMA program, issuers such as BPPR have the

option but not the obligation to repurchase loans that are

90
days or more past due. For accounting purposes, these loans

subject to repurchases option are required to be reflected

(rebooked) on the
financial statements of BPPR with an offsetting liability.

These balances include $329 million of residential mortgage

loans insured by FHA or
guaranteed by the VA that

are no longer accruing interest as of December 31, 2020.

Furthermore, the Corporation has approximately $60

million
in reverse mortgage loans which are guaranteed by FHA,

but which are currently not accruing interest. Due to the

guaranteed nature of the loans,
it is the Corporation’s policy to exclude these balances

from non-performing assets.
[2]
Loans held-in-portfolio are net of $203 million in unearned income and exclude $99 million in loans held-for-sale.
[3]
Includes $6.5 billion pledged to secure credit facilities and public funds that the secured parties are not permitted to

sell or repledge the collateral,
of which $4.1 billion were pledged at the FHLB as collateral for borrowings and $2.4 billion at the FRB for discount

window borrowings.
Recognition of interest income on mortgage loans is generally discontinued when loans are 90 days or more in arrears on payments of principal or interest. The Corporation discontinues the recognition of interest income on residential mortgage loans insured by the
FHA or

guaranteed by

VA

when 15

months delinquent

as to

principal or

interest, since

the principal

repayment on

these loans

is
insured.
At December

31, 2021, mortgage

loans held-in-portfolio include

$1.9 billion (December

31, 2020 -

$2.1 billion) of

loans insured by
the FHA, or

guaranteed VA

of which $0.5 billion

(December 31, 2020 -

$1.0 billion) are 90

days or more past

due. These balances
include $716 million in

loans modified under a

TDR (December 31, 2020 -

$655 million), that are

presented as accruing loans. The
portfolio of guaranteed loans includes

$304 million of residential mortgage

loans in Puerto Rico

that are no longer

accruing interest
as of December

31, 2021 (December 31,

2020 - $329 million).

The Corporation has approximately $50

million in reverse mortgage
loans in Puerto Rico which

are guaranteed by FHA, but which

are currently not accruing interest at

December 31, 2021 (December
31, 2020 - $60 million).

Loans with

a delinquency status

of 90

days past due

as of

December 31, 2021

include $13 million

in loans

previously pooled into
GNMA securities (December 31, 2020 -

$57 million). Under the GNMA program,

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
The components of the net financing leases,

including finance leases within the C&I category,

receivable at December 31, 2021 and
2020 were as follows:

(In thousands) 2021 2020
Total minimum lease

payments
$ 1,190,545 $ 957,367
Estimated residual value of leased property 518,670 419,024
Deferred origination costs, net of fees 21,474 18,141
Less - Unearned financing income 257,738 196,788
Net minimum lease payments 1,472,951 1,197,744
Less - Allowance for credit losses 18,581 16,863
Net minimum lease payments, net of allowance for credit losses $ 1,454,370 $ 1,180,881
At December 31, 2021, future minimum lease payments

are expected to be received as follows:
(In thousands)
2022 $ 106,927
2023 123,654
2024 181,405
2025 216,577
2026 369,592
2027 and thereafter 192,390
Total $ 1,190,545
The following tables present the amortized cost basis

of non-accrual loans as of December 31, 2021

and 2020 by class of loans:
December 31, 2021
Puerto Rico Popular U.S. Popular, Inc.
(In thousands)
Non-accrual
with no
allowance
Non-accrual
with
allowance
Non-accrual
with no
allowance
Non-accrual
with
allowance
Non-accrual
with no
allowance
Non-accrual
with
allowance
Commercial multi-family $ - $ 272 $ - $ - $ - $ 272
Commercial real estate non-owner occupied 15,819 4,897 - 622 15,819 5,519
Commercial real estate owner occupied 13,491 40,844 - 1,013 13,491 41,857
Commercial and industrial 30,177 14,547 - 3,897 30,177 18,444
Construction - 485 - - - 485
Mortgage 169,827 164,060 29 21,940 169,856 186,000
Leasing 276 2,826 - - 276 2,826
Consumer:

HELOCs
- - - 5,406 - 5,406

Personal

6,279 14,956 81 600 6,360 15,556

Auto

879 22,206 - - 879 22,206

Other
- 12,448 - - - 12,448
Total $ 236,748 $ 277,541 $ 110 $ 33,478 $ 236,858 $ 311,019
December 31, 2020
Puerto Rico Popular U.S. Popular, Inc.
(In thousands)
Non-accrual
with no
allowance
Non-accrual
with
allowance
Non-accrual
with no
allowance
Non-accrual
with
allowance
Non-accrual
with no
allowance
Non-accrual
with
allowance
Commercial multi-family $ - $ 505 $ - $ 1,894 $ - $ 2,399
Commercial real estate non-owner occupied 35,968 41,169 - 669 35,968 41,838
Commercial real estate owner occupied 14,825 77,176 - 334 14,825 77,510
Commercial and industrial 1,148 33,301 - 3,091 1,148 36,392
Construction - 21,497 - 7,560 - 29,057
Mortgage 141,737 272,606 517 14,347 142,254 286,953
Leasing - 3,441 - - - 3,441
Consumer:

HELOCs
- - - 7,491 - 7,491

Personal

9,265 17,122 - 1,474 9,265 18,596

Auto

- 15,736 - - - 15,736

Other
- 14,881 - 20 - 14,901
Total $ 202,943 $ 497,434 $ 517 $ 36,880 $ 203,460 $ 534,314

Loans in non-accrual status with no

allowance at December 31, 2021 include

$237 million in collateral dependent loans

(December
31,

2020

-

$203

million).

The

Corporation recognized

$3

million

in

interest

income

on

non-accrual loans

during

the

year

ended
December 31, 2021 (December 31, 2020 - $4

million).
The Corporation has

designated loans classified as

collateral dependent for

which the ACL

is measured based

on the fair

value of
the collateral less

cost to sell,

when foreclosure is

probable or when

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
The following tables present the amortized cost basis

of collateral-dependent loans, for which the ACL was measured based on the
fair value of the collateral less cost to sell, by

class of loans and type of collateral as of December

31, 2021 and 2020:

December 31, 2021
(In thousands) Real Estate Auto Equipment
Accounts
Receivables Other Total
Puerto Rico
Commercial multi-family $ 1,374 $ - $ - $ - $ - $ 1,374
Commercial real estate:
Non-owner occupied 211,026 - - - - 211,026
Owner occupied 47,268 - - - - 47,268
Commercial and industrial 2,650 - 680 10,675 27,893 41,898
Mortgage 179,774 - - - - 179,774
Leasing - 574 - - - 574
Consumer:
Personal 6,165 - - - - 6,165
Auto - 8,983 - - - 8,983
Total Puerto Rico $ 448,257 $ 9,557 $ 680 $ 10,675 $ 27,893 $ 497,062
Popular U.S.
Mortgage 926 - - - - 926
Total Popular U.S. $ 926 $ - $ - $ - $ - $ 926
Popular, Inc.
Commercial multi-family $ 1,374 $ - $ - $ - $ - $ 1,374
Commercial real estate:
Non-owner occupied 211,026 - - - - 211,026
Owner occupied 47,268 - - - - 47,268
Commercial and industrial 2,650 - 680 10,675 27,893 41,898
Mortgage 180,700 - - - - 180,700
Leasing - 574 - - - 574
Consumer:
Personal 6,165 - - - - 6,165
Auto - 8,983 - - - 8,983
Total Popular,

Inc.
$ 449,183 $ 9,557 $ 680 $ 10,675 $ 27,893 $ 497,988

December 31, 2020
(In thousands) Real Estate Auto Equipment
Taxi
Medallions
Accounts
Receivables Other Total
Puerto Rico
Commercial multi-family $ 1,301 $ - $ - $ - $ - $ - $ 1,301
Commercial real estate:
Non-owner occupied 299,223 - - - - - 299,223
Owner occupied 79,769 - - - - - 79,769
Commercial and industrial 7,577 - 1,438 - 10,989 12,046 32,050
Construction 21,497 - - - - - 21,497
Mortgage 181,648 - - - - - 181,648
Consumer:
Personal 7,414 - - - - - 7,414
Auto - 4 - - - - 4
Total Puerto Rico $ 598,429 $ 4 $ 1,438 $ - $ 10,989 $ 12,046 $ 622,906
Popular U.S.
Commercial multi-family $ 1,755 $ - $ - $ - $ - $ - $ 1,755
Commercial and industrial - - - 1,545 - - 1,545
Construction 7,560 - - - - - 7,560
Mortgage 855 - - - - - 855
Total Popular U.S. $ 10,170 $ - $ - $ 1,545 $ - $ - $ 11,715
Popular, Inc.
Commercial multi-family $ 3,056 $ - $ - $ - $ - $ - $ 3,056
Commercial real estate:
Non-owner occupied 299,223 - - - - - 299,223
Owner occupied 79,769 - - - - - 79,769
Commercial and industrial 7,577 - 1,438 1,545 10,989 12,046 33,595
Construction 29,057 - - - - - 29,057
Mortgage 182,503 - - - - - 182,503
Consumer:
Personal 7,414 - - - - - 7,414
Auto - 4 - - - - 4
Total Popular,

Inc.
$ 608,599 $ 4 $ 1,438 $ 1,545 $ 10,989 $ 12,046 $ 634,621
Purchased Credit Deteriorated (PCD) Loans
The Corporation has purchased loans during the

year for which there was, at acquisition, evidence

of more than insignificant
deterioration of credit quality since origination. The

carrying amount of those loans is as follows:
(In thousands) December 31, 2021 December 31, 2020
Purchase price of loans at acquisition $ 10,995 $ 152,667
Allowance for credit losses at acquisition 3,142 7,512
Non-credit discount / (premium) at acquisition 446 (6,542)
Par value of acquired loans at acquisition $ 14,583 $ 153,637

Note 9 – Allowance for credit losses – loans

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

In
addition, CECL provides that the initial ACL on purchased credit deteriorated (“PCD”) financial assets be recorded as an increase to the purchase

price, with

subsequent changes

to the

allowance recorded

as a

credit loss

expense. The

provision for

credit losses
recorded in current operations is based on this methodology. Loan losses are charged and recoveries are credited to the ACL.
At

December

31,

2021,

the

Corporation

estimated

the

ACL

by

weighting

the

outputs

of

optimistic,

baseline,

and

pessimistic
scenarios. Among

the three

scenarios used

to estimate

the ACL,

the baseline

is assigned

the highest

probability,

followed by

the
pessimistic

scenario

given

the

uncertainties

in

the

economic

outlook

and

downside

risk.

The

weights

applied

are

subject

to
evaluation

on

a

quarterly

basis

as

part

of

the

ACL’s

governance

process.

The

current

baseline

forecast

continues

to

show

a
favorable economic

scenario. The

2022 expected

GDP growth

rate for

Puerto Rico

is approximately

4%, with

the unemployment
rate expected to average around 7.4%

for the year.

In the case of the

United States, the baseline scenario expects GDP

growth for
2022 of approximately 4.6%, with unemployment rate expected

to average around 3.7%.

For 2023 both regions expect GDP growth
with average unemployment rate levels remaining

stable in comparison to 2022.
The

following

tables

present

the

changes

in

the

ACL

of

loans

held-in-portfolio

and

unfunded

commitments

for

the

years

ended
December 31, 2021 and 2020.
For the year ended December 31, 2021
Puerto Rico
(In thousands) Commercial Construction Mortgage Leasing Consumer Total
Allowance for credit losses - loans:
Beginning balance $ 225,323 $ 4,871 $ 195,557 $ 16,863 $ 297,136 $ 739,750
Provision for credit losses (benefit) (91,695) (1,533) (57,684) 2,094 19,800 (129,018)
Initial allowance for credit losses - PCD Loans - - 3,142 - - 3,142
Charge-offs (17,180) (6,620) (17,656) (4,637) (78,047) (124,140)
Recoveries 35,480 4,923 14,927 3,258 45,840 104,428
Ending balance - loans $ 151,928 $ 1,641 $ 138,286 $ 17,578 $ 284,729 $ 594,162
Allowance for credit losses - unfunded commitments:
Beginning balance $ 4,913 $ 4,610 $ - $ - $ - $ 9,523
Provision for credit losses (benefit) (3,162) (2,222) - - - (5,384)
Ending balance - unfunded commitments [1] $ 1,751 $ 2,388 $ - $ - $ - $ 4,139
[1]
Allowance for credit losses of unfunded commitments is

presented as part of Other Liabilities in the Consolidated

Statements of Financial Condition.

For the year ended December 31, 2021
Popular U.S.
(In thousands) Commercial Construction Mortgage Consumer Total
Allowance for credit losses - loans:
Beginning balance $ 108,057 $ 9,366 $ 20,159 $ 18,918 $ 156,500
Provision for credit losses (benefit) (45,427) (4,764) (3,949) (187) (54,327)
Charge-offs (1,177) (523) (605) (8,732) (11,037)
Recoveries 2,424 643 587 6,414 10,068
Ending balance - loans $ 63,877 $ 4,722 $ 16,192 $ 16,413 $ 101,204
Allowance for credit losses - unfunded commitments:
Beginning balance $ 1,753 $ 4,469 $ - $ 106 $ 6,328
Provision for credit losses (benefit) (369) (2,132) - (69) (2,570)
Ending balance - unfunded commitments [1] $ 1,384 $ 2,337 $ - $ 37 $ 3,758
[1]
Allowance for credit losses of unfunded commitments is

presented as part of Other Liabilities in the Consolidated

Statements of Financial Condition.
For the year ended December 31, 2021
Popular, Inc.
(In thousands) Commercial Construction Mortgage Leasing Consumer Total
Allowance for credit losses - loans:
Beginning balance $ 333,380 $ 14,237 $ 215,716 $ 16,863 $ 316,054 $ 896,250
Provision for credit losses (benefit) (137,122) (6,297) (61,633) 2,094 19,613 (183,345)
Initial allowance for credit losses - PCD Loans - - 3,142 - - 3,142
Charge-offs (18,357) (7,143) (18,261) (4,637) (86,779) (135,177)
Recoveries 37,904 5,566 15,514 3,258 52,254 114,496
Ending balance - loans $ 215,805 $ 6,363 $ 154,478 $ 17,578 $ 301,142 $ 695,366
Allowance for credit losses - unfunded commitments:
Beginning balance $ 6,666 $ 9,079 $ - $ - $ 106 $ 15,851
Provision for credit losses (benefit) (3,531) (4,354) - - (69) (7,954)
Ending balance - unfunded commitments [1] $ 3,135 $ 4,725 $ - $ - $ 37 $ 7,897
[1
Allowance for credit losses of unfunded commitments is

presented as part of Other Liabilities in the Consolidated

Statements of Financial Condition.

For the year ended December 31, 2020
Puerto Rico

(In thousands) Commercial Construction Mortgage Leasing Consumer Total
Allowance for credit losses - loans:
Beginning balance $ 131,063 $ 574 $ 116,281 $ 10,768 $ 173,965 $ 432,651
Impact of adopting CECL 62,393 115 86,081 (713) 122,492 270,368
Provision for credit losses 48,756 3,228 5,318 14,172 134,391 205,865
Initial allowance for credit losses - PCD Loans - - 7,512 - - 7,512
Charge-offs (27,731) - (30,080) (10,447) (170,023) (238,281)
Recoveries 10,842 954 10,445 3,083 36,311 61,635
Ending balance - loans $ 225,323 $ 4,871 $ 195,557 $ 16,863 $ 297,136 $ 739,750
Allowance for credit losses - unfunded commitments:
Beginning balance $ 678 $ 294 $ - $ - $ 7,467 $ 8,439
Impact of adopting CECL 1,158 (185) - - (7,467) (6,494)
Provision for credit losses 3,077 4,501 - - - 7,578
Ending balance - unfunded commitments [1] $ 4,913 $ 4,610 $ - $ - $ - $ 9,523
[1]
Allowance for credit losses of unfunded commitments is

presented as part of Other Liabilities in the Consolidated

Statements of Financial Condition.
For the year ended December 31, 2020
Popular U.S.

(In thousands) Commercial Construction Mortgage Consumer Total
Allowance for credit losses - loans:
Beginning balance $ 16,557 $ 4,266 $ 4,827 $ 19,407 $ 45,057
Impact of adopting CECL 29,537 (3,038) 10,431 7,809 44,739
Provision for credit losses 59,748 8,427 4,891 3,405 76,471
Charge-offs (2,078) (1,509) (59) (17,404) (21,050)
Recoveries 4,293 1,220 69 5,701 11,283
Ending balance - loans $ 108,057 $ 9,366 $ 20,159 $ 18,918 $ 156,500
Allowance for credit losses - unfunded commitments:
Beginning balance $ 152 $ 125 $ - $ 1 $ 278
Impact of adopting CECL 453 582 - (1) 1,034
Provision for credit losses 1,148 3,762 - 106 5,016
Ending balance - unfunded commitments [1] $ 1,753 $ 4,469 $ - $ 106 $ 6,328
[1]
Allowance for credit losses of unfunded commitments is

presented as part of Other Liabilities in the Consolidated

Statements of Financial Condition.

For the year ended December 31, 2020
Popular, Inc.
(In thousands) Commercial Construction Mortgage Leasing Consumer Total
Allowance for credit losses - loans:
Beginning balance $ 147,620 $ 4,840 $ 121,108 $ 10,768 $ 193,372 $ 477,708
Impact of adopting CECL 91,930 (2,923) 96,512 (713) 130,301 315,107
Provision for credit losses 108,504 11,655 10,209 14,172 137,796 282,336
Initial allowance for credit losses - PCD Loans - - 7,512 - - 7,512
Charge-offs (29,809) (1,509) (30,139) (10,447) (187,427) (259,331)
Recoveries 15,135 2,174 10,514 3,083 42,012 72,918
Ending balance - loans $ 333,380 $ 14,237 $ 215,716 $ 16,863 $ 316,054 $ 896,250
Allowance for credit losses - unfunded commitments:
Beginning balance $ 830 $ 419 $ - $ - $ 7,468 $ 8,717
Impact of adopting CECL 1,611 397 - - (7,468) (5,460)
Provision for credit losses 4,225 8,263 - - 106 12,594
Ending balance - unfunded commitments [1] $ 6,666 $ 9,079 $ - $ - $ 106 $ 15,851
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

Statements.
The outstanding

balance of

loans classified

as TDRs

amounted to

$1.7 billion

at December

31, 2021

(December 31,

2020 -

$1.7
billion).

The amount

of outstanding

commitments to

lend additional

funds to

debtors owing

receivables whose

terms have

been
modified in TDRs amounted to

$9 million related to the

commercial loan portfolio at December 31,

2021 (December 31, 2020 -

$14
million).
The following table presents

the outstanding balance of

loans classified as TDRs

according to their accruing

status and the related
allowance at December 31, 2021 and 2020.
December 31, 2021

December 31, 2020
(In thousands) Accruing
Non-
Accruing Total
Related
Allowance Accruing
Non-
Accruing Total
Related
Allowance
Loans held-in-portfolio:

Commercial
$ 261,344 $ 64,744 $ 326,088 $ 24,736 $ 259,246 $ 103,551 $ 362,797 $ 15,236

Construction
- - - - - 21,497 21,497 4,397

Mortgage
[1]
1,143,204 112,509 1,255,713 61,888 1,060,193 135,772 1,195,965 71,018

Leasing
325 47 372 42 392 218 610 150

Consumer
64,093 10,556 74,649 16,124 74,707 12,792 87,499 22,508
Loans held-in-portfolio $ 1,468,966 $ 187,856 $ 1,656,822 $ 102,790 $ 1,394,538 $ 273,830 $ 1,668,368 $ 113,309
[1] At December 31, 2021, accruing mortgage loan TDRs include

$716 million guaranteed by U.S. sponsored entities

at BPPR, compared to $655
million at December 31, 2020.
The

following

tables

present

the

loan

count

by

type

of

modification

for

those

loans

modified

in

a

TDR

during

the

years

ended
December 31, 2021 and 2020. Loans modified

as TDRs for the U.S. operations are considered

insignificant to the Corporation.

For the year ended December 31, 2021
Reduction in
interest rate
Extension of
maturity date
Combination of
reduction in interest
rate and extension of
maturity date Other
Commercial multi-family - 1 1 -
Commercial real estate non-owner occupied - 11 1 -
Commercial real estate owner occupied 4 23 4 12
Commercial and industrial 5 13 - 21
Mortgage 39 140 1,590 5
Leasing - - 2 -
Consumer:

Credit cards
134 - 1 43

HELOCs
- 1 1 -

Personal
183 117 1 2

Auto
- 7 3 -

Other
7 - - 1
Total 372 313 1,604 84
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

ended December
31, 2021 and 2020.
Popular, Inc.

For the year ended December 31, 2021
(Dollars in thousands) Loan count
Pre-modification
outstanding recorded
investment
Post-modification
outstanding recorded
investment
Increase (decrease) in the
allowance for credit losses
as a result of modification
Commercial multi-family 2 $ 246 $ 211 $ 26
Commercial real estate non-owner occupied 12 3,612 3,604 177
Commercial real estate owner occupied 43 95,354 90,096 1,577
Commercial and industrial 39 6,573 5,719 745
Mortgage 1,774 213,661 214,367 6,632
Leasing 2 40 38 5
Consumer:

Credit cards
178 2,223 2,136 42

HELOCs
2 176 228 54

Personal
303 4,222 4,217 899

Auto
10 199 206 65

Other
8 305 303 124
Total 2,373 $ 326,611 $ 321,125 $ 10,346
Popular, Inc.

For the year ended December 31, 2020
(Dollars in thousands) Loan count
Pre-modification
outstanding recorded
investment
Post-modification
outstanding recorded
investment
Increase (decrease) in the
allowance for credit losses
as a result of modification
Commercial multi-family 2 $ 1,133 $ 1,115 $ (18)
Commercial real estate non-owner occupied 13 25,217 22,065 (969)
Commercial real estate owner occupied 37 10,955 10,914 137
Commercial and industrial 53 3,140 3,178 34
Construction 1 21,514 21,514 4,370
Mortgage 813 102,559 85,394 6,875
Leasing 22 720 732 65
Consumer:

Credit cards
752 7,048 7,097 286

HELOCs
3 510 396 33

Personal
362 6,194 6,188 1,043

Auto
42 836 838 131

Other
3 25 25 6
Total 2,103 $ 179,851 $ 159,456 $ 11,993

During the year ended December 31, 2021, five loans with an aggregate unpaid principal balance of $ 10.2 million were restructured into multiple notes (“Note A / B

split”)
,

compared to ten loans with an aggregate unpaid

principal balance of $35.1 million during the
year

ended

December

31,

2020,

of

which

a

discounted

payoff

for

one

loan

with

an

aggregate

unpaid principal

balance

of

$1.7
million was completed after the restructuring.

The Corporation recorded $0.3 million in charge-offs as part of Note A / B splits during
2020.

The

recorded

investment

on

these

commercial

TDRs

amounted

to

approximately

$10.2

million

at

December

31,

2021,
compared to

$32.9 million

at December

31, 2020.

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

Defaulted during the year ended December 31, 2021
(Dollars in thousands) Loan count Recorded investment as of first default date
Commercial real estate non-owner occupied 4 $ 8,421
Commercial real estate owner occupied 4 4,500
Commercial and industrial 5 317
Mortgage 104 10,543
Consumer:

Credit cards
81 979

Personal
27 723
Total 225 $ 25,483
Defaulted during the year ended December 31, 2020
(Dollars in thousands) Loan count Recorded investment as of first default date
Commercial real estate non-owner occupied 1 $ 1,700
Commercial real estate owner occupied 6 933
Commercial and industrial 4 141
Construction 1 21,497
Mortgage 249 26,925
Consumer:

Credit cards
317 2,560

Personal
99 1,660

Other
2 1
Total 679 $ 55,417

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

The following tables present the amortized cost basis, net of unearned income, of loans held-in-portfolio based on the Corporation’s
assignment of obligor risk ratings as defined at

December 31, 2021 and 2020 by vintage year.

December 31, 2021
Term Loans
Revolving
Loans
Amortized
Cost Basis
Revolving
Loans
Converted to
Term Loans
Amortized
Cost Basis
Amortized Cost Basis by Origination Year
(In thousands) 2021 2020 2019 2018 2017
Prior

Years Total
Puerto Rico
Commercial:
Commercial multi-family
Watch $ - $ - $ - $ - $ - $ 4,485 $ - $ - $ 4,485
Special mention - - - - - 3,025 - - 3,025
Substandard - - 982 - - 6,257 100 - 7,339
Pass 24,936 21,288 34,840 25,311 2,066 31,468 11 - 139,920
Total commercial
multi-family $ 24,936 $ 21,288 $ 35,822 $ 25,311 $ 2,066 $ 45,235 $ 111 $ - $ 154,769
Commercial real estate non-owner occupied
Watch $ 100,465 $ 228,852 $ 25,443 $ 137,044 $ 2,406 $ 205,304 $ 3,237 $ - $ 702,751
Special Mention 18,509 12,563 7,271 - 4,608 24,056 - - 67,007
Substandard 30,155 27,790 24,200 25,456 2,770 72,407 - - 182,778
Pass 513,087 88,662 88,353 37,999 42,522 557,052 9,712 - 1,337,387
Total commercial
real estate non-
owner occupied $ 662,216 $ 357,867 $ 145,267 $ 200,499 $ 52,306 $ 858,819 $ 12,949 $ - $ 2,289,923
Commercial real estate owner occupied
Watch $ 8,393 $ 8,612 $ 8,972 $ 6,958 $ 3,039 $ 121,716 $ - $ - $ 157,690
Special Mention 5,573 857 7,598 1,427 2,449 103,472 - - 121,376
Substandard 6,960 1,028 1,646 35,529 1,869 113,288 - - 160,320
Doubtful - - - - 76 612 - - 688
Pass 238,533 198,442 44,943 23,112 32,585 429,651 16,389 - 983,655
Total commercial
real estate owner
occupied $ 259,459 $ 208,939 $ 63,159 $ 67,026 $ 40,018 $ 768,739 $ 16,389 $ - $ 1,423,729
Commercial and industrial
Watch $ 186,529 $ 12,542 $ 21,536 $ 103,835 $ 14,577 $ 90,776 $ 108,183 $ - $ 537,978
Special Mention 7,380 9,936 14,856 28,473 1,012 28,448 60,397 - 150,502
Substandard 2,190 1,091 3,041 35,826 66,771 45,168 38,003 - 192,090
Doubtful - - - - - 62 - - 62
Pass 843,661 335,369 275,357 84,084 72,580 333,869 702,896 - 2,647,816
Total commercial
and industrial $ 1,039,760 $ 358,938 $ 314,790 $ 252,218 $ 154,940 $ 498,323 $ 909,479 $ - $ 3,528,448
Construction
Substandard $ - $ - $ 485 $ - $ - $ - $ - $ - $ 485
Pass 21,596 41,622 1,148 - - - 22,260 - 86,626
Total construction $ 21,596 $ 41,622 $ 1,633 $ - $ - $ - $ 22,260 $ - $ 87,111
Mortgage
Substandard $ - $ 954 $ 5,212 $ 5,613 $ 4,310 $ 122,690 $ - $ - $ 138,779
Pass 463,742 304,780 223,464 265,239 194,982 4,660,880 - - 6,113,087
Total mortgage $ 463,742 $ 305,734 $ 228,676 $ 270,852 $ 199,292 $ 4,783,570 $ - $ - $ 6,251,866
Leasing
Substandard $ 124 $ 618 $ 880 $ 613 $ 613 $ 235 $ - $ - $ 3,083
Loss - - - 1 16 2 - - 19
Pass 613,452 328,085 222,770 133,112 62,881 17,917 - - 1,378,217
Total leasing $ 613,576 $ 328,703 $ 223,650 $ 133,726 $ 63,510 $ 18,154 $ - $ - $ 1,381,319

December 31, 2021
Term Loans
Revolving
Loans
Amortized
Cost Basis
Revolving
Loans
Converted to
Term Loans
Amortized
Cost Basis
Amortized Cost Basis by Origination Year
(In thousands) 2021 2020 2019 2018 2017
Prior

Years Total
Puerto Rico
Consumer:
Credit cards
Substandard $ - $ - $ - $ - $ - $ - $ 8,577 $ - $ 8,577
Pass - - - - - - 911,274 - 911,274
Total credit cards $ - $ - $ - $ - $ - $ - $ 919,851 $ - $ 919,851
HELOCs
Substandard - - - - - - 23 - 23
Pass $ - $ - $ - $ - $ - $ - $ 3,548 $ - $ 3,548
Total HELOCs $ - $ - $ - $ - $ - $ - $ 3,571 $ - $ 3,571
Personal
Substandard $ 426 $ 610 $ 2,105 $ 866 $ 936 $ 15,680 $ - $ 1,385 $ 22,008
Loss 30 2 3 - - 3 - - 38
Pass 539,604 197,652 227,328 91,341 53,630 120,065 - 36,394 1,266,014
Total Personal $ 540,060 $ 198,264 $ 229,436 $ 92,207 $ 54,566 $ 135,748 $ - $ 37,779 $ 1,288,060
Auto
Substandard $ 3,080 $ 7,520 $ 9,498 $ 4,739 $ 2,210 $ 1,422 $ - $ - $ 28,469
Loss 42 11 - - - - - - 53
Pass 1,259,800 808,339 637,300 420,293 177,104 80,829 - - 3,383,665
Total Auto $ 1,262,922 $ 815,870 $ 646,798 $ 425,032 $ 179,314 $ 82,251 $ - $ - $ 3,412,187
Other consumer
Substandard $ - $ 114 $ 21 $ 487 $ - $ 135 $ 11,250 $ - $ 12,007
Loss - - - 579 - 34 - - 613
Pass 24,845 9,781 9,348 5,610 3,914 947 57,483 - 111,928
Total Other
consumer $ 24,845 $ 9,895 $ 9,369 $ 6,676 $ 3,914 $ 1,116 $ 68,733 $ - $ 124,548
Total Puerto Rico $ 4,913,112 $ 2,647,120 $ 1,898,600 $ 1,473,547 $ 749,926 $ 7,191,955 $ 1,953,343 $ 37,779 $ 20,865,382

December 31, 2021
Term Loans
Revolving
Loans
Amortized
Cost Basis
Revolving
Loans
Converted to
Term Loans
Amortized
Cost Basis
Amortized Cost Basis by Origination Year
(In thousands) 2021 2020 2019 2018 2017
Prior
Years Total
Popular U.S.
Commercial:
Commercial multi-family
Watch $ 8,600 $ 41,348 $ 56,229 $ 20,682 $ 37,343 $ 48,753 $ - $ - $ 212,955
Special mention - 3,752 9,013 30,244 11,071 28,297 - - 82,377
Substandard - - 67,149 12,748 - 18,644 - - 98,541
Pass 422,613 241,805 201,298 144,534 46,809 352,724 4,205 - 1,413,988
Total commercial
multi-family $ 431,213 $ 286,905 $ 333,689 $ 208,208 $ 95,223 $ 448,418 $ 4,205 $ - $ 1,807,861
Commercial real estate non-owner occupied
Watch $ 12,716 $ 22,109 $ 42,067 $ 56,576 $ 28,604 $ 154,289 $ 780 $ - $ 317,141
Special Mention 2,939 - 3,205 7,025 10,573 15,569 - - 39,311
Substandard - 756 6,405 14,544 11,384 60,323 - - 93,412
Pass 543,667 356,071 156,925 211,432 250,516 346,606 8,386 - 1,873,603
Total commercial
real estate non-
owner occupied $ 559,322 $ 378,936 $ 208,602 $ 289,577 $ 301,077 $ 576,787 $ 9,166 $ - $ 2,323,467
Commercial real estate owner occupied
Watch $ - $ 239 $ 7,825 $ 8,150 $ 1,676 $ 17,132 $ 4,222 $ - $ 39,244
Special Mention - - - - - 1,800 - - 1,800
Substandard - - 1,148 2,878 - 20,841 - - 24,867
Pass 129,898 46,737 34,355 23,845 26,236 63,463 3,928 - 328,462
Total commercial
real estate owner
occupied $ 129,898 $ 46,976 $ 43,328 $ 34,873 $ 27,912 $ 103,236 $ 8,150 $ - $ 394,373
Commercial and industrial
Watch $ 3,747 $ 4,667 $ 4,292 $ 9,273 $ 5 $ 1,530 $ 3,925 $ - $ 27,439
Special Mention 2,504 7,203 670 481 59 215 8,177 - 19,309
Substandard 537 97 4,559 495 168 1,890 159 - 7,905
Loss 262 58 108 17 51 191 - - 687
Pass 273,254 339,564 211,695 191,086 115,146 339,336 284,710 - 1,754,791
Total commercial
and industrial $ 280,304 $ 351,589 $ 221,324 $ 201,352 $ 115,429 $ 343,162 $ 296,971 $ - $ 1,810,131
Construction
Watch $ - $ 14,300 $ 23,547 $ 28,757 $ 34,205 $ - $ - $ - $ 100,809
Special Mention - - - - - 13,622 - - 13,622
Substandard - - - 15,438 10,231 - - - 25,669
Pass 130,587 136,045 165,105 13,634 36,500 7,138 - - 489,009
Total construction $ 130,587 $ 150,345 $ 188,652 $ 57,829 $ 80,936 $ 20,760 $ - $ - $ 629,109
Mortgage
Substandard $ - $ 4,338 $ 3,894 $ 967 $ 217 $ 12,680 $ - $ - $ 22,096
Pass 326,641 266,212 215,071 61,986 6,376 276,948 - - 1,153,234
Total mortgage $ 326,641 $ 270,550 $ 218,965 $ 62,953 $ 6,593 $ 289,628 $ - $ - $ 1,175,330

December 31, 2021
Term Loans
Revolving
Loans
Amortized
Cost Basis
Revolving
Loans
Converted to
Term Loans
Amortized
Cost Basis
Amortized Cost Basis by Origination Year
(In thousands) 2021 2020 2019 2018 2017
Prior
Years Total
Popular U.S.
Consumer:
Credit cards
Pass $ - $ - $ - $ - $ - $ - $ 10 $ - $ 10
Total credit cards $ - $ - $ - $ - $ - $ - $ 10 $ - $ 10
HELOCs
Substandard $ - $ - $ - $ - $ - $ 3,006 $ - $ 935 $ 3,941
Loss - - - - - 207 - 1,258 1,465
Pass - - - - - 11,423 38,267 20,195 69,885
Total HELOCs $ - $ - $ - $ - $ - $ 14,636 $ 38,267 $ 22,388 $ 75,291
Personal
Substandard $ 72 $ 81 $ 250 $ 73 $ 17 $ 163 $ 2 $ - $ 658
Loss - - 4 - - 19 - - 23
Pass 75,538 19,411 43,346 7,418 2,802 5,625 124 - 154,264
Total Personal $ 75,610 $ 19,492 $ 43,600 $ 7,491 $ 2,819 $ 5,807 $ 126 $ - $ 154,945
Other consumer
Pass $ - $ - $ - $ - $ - $ - $ 4,658 $ - $ 4,658
Total Other
consumer $ - $ - $ - $ - $ - $ - $ 4,658 $ - $ 4,658
Total Popular U.S. $ 1,933,575 $ 1,504,793 $ 1,258,160 $ 862,283 $ 629,989 $ 1,802,434 $ 361,553 $ 22,388 $ 8,375,175

December 31, 2021
Term Loans
Revolving
Loans
Amortized
Cost Basis
Revolving
Loans
Converted to
Term Loans
Amortized
Cost Basis
Amortized Cost Basis by Origination Year
(In thousands) 2021 2020 2019 2018 2017
Prior
Years Total
Popular, Inc.
Commercial:
Commercial multi-family
Watch $ 8,600 $ 41,348 $ 56,229 $ 20,682 $ 37,343 $ 53,238 $ - $ - $ 217,440
Special mention - 3,752 9,013 30,244 11,071 31,322 - - 85,402
Substandard - - 68,131 12,748 - 24,901 100 - 105,880
Pass 447,549 263,093 236,138 169,845 48,875 384,192 4,216 - 1,553,908
Total commercial
multi-family $ 456,149 $ 308,193 $ 369,511 $ 233,519 $ 97,289 $ 493,653 $ 4,316 $ - $ 1,962,630
Commercial real estate non-owner occupied
Watch $ 113,181 $ 250,961 $ 67,510 $ 193,620 $ 31,010 $ 359,593 $ 4,017 $ - $ 1,019,892
Special Mention 21,448 12,563 10,476 7,025 15,181 39,625 - - 106,318
Substandard 30,155 28,546 30,605 40,000 14,154 132,730 - - 276,190
Pass 1,056,754 444,733 245,278 249,431 293,038 903,658 18,098 - 3,210,990
Total commercial
real estate non-
owner occupied $ 1,221,538 $ 736,803 $ 353,869 $ 490,076 $ 353,383 $ 1,435,606 $ 22,115 $ - $ 4,613,390
Commercial real estate owner occupied
Watch $ 8,393 $ 8,851 $ 16,797 $ 15,108 $ 4,715 $ 138,848 $ 4,222 $ - $ 196,934
Special Mention 5,573 857 7,598 1,427 2,449 105,272 - - 123,176
Substandard 6,960 1,028 2,794 38,407 1,869 134,129 - - 185,187
Doubtful - - - - 76 612 - - 688
Pass 368,431 245,179 79,298 46,957 58,821 493,114 20,317 - 1,312,117
Total commercial
real estate owner
occupied $ 389,357 $ 255,915 $ 106,487 $ 101,899 $ 67,930 $ 871,975 $ 24,539 $ - $ 1,818,102
Commercial and industrial
Watch $ 190,276 $ 17,209 $ 25,828 $ 113,108 $ 14,582 $ 92,306 $ 112,108 $ - $ 565,417
Special Mention 9,884 17,139 15,526 28,954 1,071 28,663 68,574 - 169,811
Substandard 2,727 1,188 7,600 36,321 66,939 47,058 38,162 - 199,995
Doubtful - - - - - 62 - - 62
Loss 262 58 108 17 51 191 - - 687
Pass 1,116,915 674,933 487,052 275,170 187,726 673,205 987,606 - 4,402,607
Total commercial
and industrial $ 1,320,064 $ 710,527 $ 536,114 $ 453,570 $ 270,369 $ 841,485 $ 1,206,450 $ - $ 5,338,579

December 31, 2021
Term Loans
Revolving
Loans
Amortized
Cost Basis
Revolving
Loans
Converted to
Term Loans
Amortized
Cost Basis
Amortized Cost Basis by Origination Year
(In thousands) 2021 2020 2019 2018 2017
Prior
Years Total
Popular, Inc.
Construction
Watch $ - $ 14,300 $ 23,547 $ 28,757 $ 34,205 $ - $ - $ - $ 100,809
Special Mention - - - - - 13,622 - - 13,622
Substandard - - 485 15,438 10,231 - - - 26,154
Pass 152,183 177,667 166,253 13,634 36,500 7,138 22,260 - 575,635
Total construction $ 152,183 $ 191,967 $ 190,285 $ 57,829 $ 80,936 $ 20,760 $ 22,260 $ - $ 716,220
Mortgage
Substandard $ - $ 5,292 $ 9,106 $ 6,580 $ 4,527 $ 135,370 $ - $ - $ 160,875
Pass 790,383 570,992 438,535 327,225 201,358 4,937,828 - - 7,266,321
Total mortgage $ 790,383 $ 576,284 $ 447,641 $ 333,805 $ 205,885 $ 5,073,198 $ - $ - $ 7,427,196
Leasing
Substandard $ 124 $ 618 $ 880 $ 613 $ 613 $ 235 $ - $ - $ 3,083
Loss - - - 1 16 2 - - 19
Pass 613,452 328,085 222,770 133,112 62,881 17,917 - - 1,378,217
Total leasing $ 613,576 $ 328,703 $ 223,650 $ 133,726 $ 63,510 $ 18,154 $ - $ - $ 1,381,319

December 31, 2021
Term Loans
Revolving
Loans
Amortized
Cost Basis
Revolving
Loans
Converted to
Term Loans
Amortized
Cost Basis
Amortized Cost Basis by Origination Year
(In thousands) 2021 2020 2019 2018 2017
Prior
Years Total
Popular, Inc.
Consumer:
Credit cards
Substandard $ - $ - $ - $ - $ - $ - $ 8,577 $ - $ 8,577
Pass - - - - - - 911,284 - 911,284
Total credit cards $ - $ - $ - $ - $ - $ - $ 919,861 $ - $ 919,861
HELOCs
Substandard $ - $ - $ - $ - $ - $ 3,006 $ 23 $ 935 $ 3,964
Loss - - - - - 207 - 1,258 1,465
Pass - - - - - 11,423 41,815 20,195 73,433
Total HELOCs $ - $ - $ - $ - $ - $ 14,636 $ 41,838 $ 22,388 $ 78,862
Personal
Substandard $ 498 $ 691 $ 2,355 $ 939 $ 953 $ 15,843 $ 2 $ 1,385 $ 22,666
Loss 30 2 7 - - 22 - - 61
Pass 615,142 217,063 270,674 98,759 56,432 125,690 124 36,394 1,420,278
Total Personal $ 615,670 $ 217,756 $ 273,036 $ 99,698 $ 57,385 $ 141,555 $ 126 $ 37,779 $ 1,443,005
Auto
Substandard $ 3,080 $ 7,520 $ 9,498 $ 4,739 $ 2,210 $ 1,422 $ - $ - $ 28,469
Loss 42 11 - - - - - - 53
Pass 1,259,800 808,339 637,300 420,293 177,104 80,829 - - 3,383,665
Total Auto $ 1,262,922 $ 815,870 $ 646,798 $ 425,032 $ 179,314 $ 82,251 $ - $ - $ 3,412,187
Other consumer
Substandard $ - $ 114 $ 21 $ 487 $ - $ 135 $ 11,250 $ - $ 12,007
Loss - - - 579 - 34 - - 613
Pass 24,845 9,781 9,348 5,610 3,914 947 62,141 - 116,586
Total Other
consumer $ 24,845 $ 9,895 $ 9,369 $ 6,676 $ 3,914 $ 1,116 $ 73,391 $ - $ 129,206
Total Popular Inc. $ 6,846,687 $ 4,151,913 $ 3,156,760 $ 2,335,830 $ 1,379,915 $ 8,994,389 $ 2,314,896 $ 60,167 $ 29,240,557

December 31, 2020
Term Loans
Revolving
Loans
Amortized
Cost Basis
Revolving
Loans
Converted to
Term Loans
Amortized
Cost Basis
Amortized Cost Basis by Origination Year
(In thousands) 2020 2019 2018 2017 2016
Prior

Years Total
Puerto Rico
Commercial:
Commercial multi-family
Watch $ - $ - $ - $ - $ - $ 460 $ - $ - $ 460
Special mention - - - - - 4,160 - - 4,160
Substandard - - - - - 400 100 - 500
Pass 5,216 36,433 26,051 2,106 2,563 74,791 - - 147,160
Total commercial
multi-family $ 5,216 $ 36,433 $ 26,051 $ 2,106 $ 2,563 $ 79,811 $ 100 $ - $ 152,280
Commercial real estate non-owner occupied
Watch $ 160,960 $ 73,561 $ 27,592 $ 40,654 $ 33,277 $ 197,912 $ 2,100 $ - $ 536,056
Special Mention - 26,331 124,560 29,711 19,895 62,839 836 - 264,172
Substandard 43,399 74,303 26,799 4,932 29,974 130,218 95 - 309,720
Pass 88,324 53,385 39,814 60,585 124,643 527,282 3,352 - 897,385
Total commercial
real estate non-
owner occupied $ 292,683 $ 227,580 $ 218,765 $ 135,882 $ 207,789 $ 918,251 $ 6,383 $ - $ 2,007,333
Commercial real estate owner occupied
Watch $ 96,046 $ 10,319 $ 14,412 $ 9,760 $ 9,584 $ 146,445 $ 2,627 $ - $ 289,193
Special Mention 850 6,638 249 6,571 282 172,078 - - 186,668
Substandard 1,774 2,181 37,686 1,878 27,094 145,193 - - 215,806
Doubtful - - - - - 1,714 - - 1,714
Pass 204,840 54,274 31,917 57,854 128,392 417,376 10,861 - 905,514
Total commercial
real estate owner
occupied $ 303,510 $ 73,412 $ 84,264 $ 76,063 $ 165,352 $ 882,806 $ 13,488 $ - $ 1,598,895
Commercial and industrial
Watch $ 131,556 $ 77,821 $ 182,776 $ 40,318 $ 63,968 $ 267,856 $ 243,335 $ - $ 1,007,630
Special Mention 28,310 10,297 19,220 45,861 910 28,507 86,263 - 219,368
Substandard 32,941 2,180 26,921 26,769 1,824 55,220 49,036 - 194,891
Doubtful - 67 - 1 - 54 1 - 123
Loss - - - - - - 13 - 13
Pass 1,181,399 492,778 119,709 168,174 105,442 218,716 520,865 - 2,807,083
Total commercial
and industrial $ 1,374,206 $ 583,143 $ 348,626 $ 281,123 $ 172,144 $ 570,353 $ 899,513 $ - $ 4,229,108
Construction
Watch $ - $ 105 $ 4,895 $ - $ - $ - $ 960 $ - $ 5,960
Substandard - - - 21,497 - - - - 21,497
Pass 15,723 22,408 3,423 63,582 - - 24,513 - 129,649
Total construction $ 15,723 $ 22,513 $ 8,318 $ 85,079 $ - $ - $ 25,473 $ - $ 157,106
Mortgage
Substandard $ 754 $ 903 $ 1,172 $ 3,129 $ 4,374 $ 159,359 $ - $ - $ 169,691
Pass 263,473 224,390 177,537 212,650 225,824 5,496,578 - - 6,600,452
Total mortgage $ 264,227 $ 225,293 $ 178,709 $ 215,779 $ 230,198 $ 5,655,937 $ - $ - $ 6,770,143
Leasing
Substandard $ 200 $ 822 $ 748 $ 913 $ 617 $ 136 $ - $ - $ 3,436
Pass 480,964 315,022 209,340 109,708 63,955 15,236 - - 1,194,225
Total leasing $ 481,164 $ 315,844 $ 210,088 $ 110,621 $ 64,572 $ 15,372 $ - $ - $ 1,197,661

December 31, 2020
Term Loans
Revolving
Loans
Amortized
Cost Basis
Revolving
Loans
Converted to
Term Loans
Amortized
Cost Basis
Amortized Cost Basis by Origination Year
(In thousands) 2020 2019 2018 2017 2016
Prior

Years Total
Puerto Rico
Consumer:
Credit cards
Substandard $ - $ - $ - $ - $ - $ - $ 12,798 $ - $ 12,798
Pass - - - - - - 907,137 - 907,137
Total credit cards $ - $ - $ - $ - $ - $ - $ 919,935 $ - $ 919,935
HELOCs
Pass $ - $ - $ - $ - $ - $ 540 $ 3,639 $ - $ 4,179
Total HELOCs $ - $ - $ - $ - $ - $ 540 $ 3,639 $ - $ 4,179
Personal
Substandard $ 1,288 $ 4,782 $ 1,741 $ 1,022 $ 971 $ 18,647 $ 152 $ 1,545 $ 30,148
Pass 323,170 413,973 168,142 99,768 57,319 137,693 2,144 45,390 1,247,599
Total Personal $ 324,458 $ 418,755 $ 169,883 $ 100,790 $ 58,290 $ 156,340 $ 2,296 $ 46,935 $ 1,277,747
Auto
Substandard $ 1,975 $ 6,029 $ 3,612 $ 1,760 $ 1,369 $ 990 $ - $ - $ 15,735
Pass 1,064,082 881,343 628,657 299,677 168,157 74,577 - - 3,116,493
Total Auto $ 1,066,057 $ 887,372 $ 632,269 $ 301,437 $ 169,526 $ 75,567 $ - $ - $ 3,132,228
Other consumer
Substandard $ - $ 16 $ 1,376 $ 240 $ 174 $ 13,075 $ - $ - $ 14,881
Pass 16,912 15,698 13,158 4,966 2,828 3,785 54,437 - 111,784
Total Other
consumer $ 16,912 $ 15,714 $ 14,534 $ 5,206 $ 3,002 $ 16,860 $ 54,437 $ - $ 126,665
Total Puerto Rico $ 4,144,156 $ 2,806,059 $ 1,891,507 $ 1,314,086 $ 1,073,436 $ 8,371,837 $ 1,925,264 $ 46,935 $ 21,573,280

December 31, 2020
Term Loans
Revolving
Loans
Amortized
Cost Basis
Revolving
Loans
Converted to
Term Loans
Amortized
Cost Basis
Amortized Cost Basis by Origination Year
(In thousands) 2020 2019 2018 2017 2016
Prior
Years Total
Popular U.S.
Commercial:
Commercial multi-family
Watch $ 1,643 $ 16,787 $ 39,980 $ 39,713 $ 52,989 $ 61,369 $ - $ - $ 212,481
Special mention 3,122 30,708 4,380 19,593 37,745 20,463 - - 116,011
Substandard - 17,376 21,771 1,755 20,085 6,247 - - 67,234
Pass 326,008 289,652 163,812 100,555 132,400 332,709 2,849 - 1,347,985
Total commercial
multi-family $ 330,773 $ 354,523 $ 229,943 $ 161,616 $ 243,219 $ 420,788 $ 2,849 $ - $ 1,743,711
Commercial real estate non-owner occupied
Watch $ 10,057 $ 23,877 $ 76,629 $ 56,112 $ 49,166 $ 62,766 $ 1,055 $ - $ 279,662
Special Mention - 4,760 15,304 14,623 70,224 20,028 350 - 125,289
Substandard 771 18,642 36,495 11,007 40,528 28,984 - - 136,427
Pass 397,686 231,904 224,256 236,008 142,432 214,495 5,651 - 1,452,432
Total commercial
real estate non-
owner occupied $ 408,514 $ 279,183 $ 352,684 $ 317,750 $ 302,350 $ 326,273 $ 7,056 $ - $ 1,993,810
Commercial real estate owner occupied
Watch $ 393 $ 8,266 $ 7,941 $ 4,060 $ 16,689 $ 16,108 $ 4,222 $ - $ 57,679
Special Mention - - 192 - - 1,467 - - 1,659
Substandard - 1,152 2,361 - 1,348 20,305 - - 25,166
Pass 48,684 47,484 47,451 28,761 18,296 68,739 461 - 259,876
Total commercial
real estate owner
occupied $ 49,077 $ 56,902 $ 57,945 $ 32,821 $ 36,333 $ 106,619 $ 4,683 $ - $ 344,380
Commercial and industrial
Watch $ 16,126 $ 1,973 $ 30 $ 3,621 $ 1,196 $ 8,488 $ 3,972 $ - $ 35,406
Special Mention 14,056 - - 1,634 4,807 4,756 1,637 - 26,890
Substandard 2,029 6,568 - - - 5,980 2,394 - 16,971
Pass 410,349 196,958 198,249 132,993 123,762 300,846 102,369 - 1,465,526
Total commercial
and industrial $ 442,560 $ 205,499 $ 198,279 $ 138,248 $ 129,765 $ 320,070 $ 110,372 $ - $ 1,544,793
Construction
Watch $ 8,451 $ - $ - $ 37,015 $ - $ 2,065 $ - $ - $ 47,531
Special Mention - - - 3,089 - 30,083 - - 33,172
Substandard - - 20,655 9,372 7,560 - - - 37,587
Pass 79,489 288,865 168,411 99,814 8,392 5,841 - - 650,812
Total construction $ 87,940 $ 288,865 $ 189,066 $ 149,290 $ 15,952 $ 37,989 $ - $ - $ 769,102
Mortgage
Substandard $ 29 $ - $ 1,221 $ - $ 328 $ 13,287 $ - $ - $ 14,865
Pass 356,839 275,289 103,160 9,337 9,530 351,517 - - 1,105,672
Total mortgage $ 356,868 $ 275,289 $ 104,381 $ 9,337 $ 9,858 $ 364,804 $ - $ - $ 1,120,537

December 31, 2020
Term Loans
Revolving
Loans
Amortized
Cost Basis
Revolving
Loans
Converted to
Term Loans
Amortized
Cost Basis
Amortized Cost Basis by Origination Year
(In thousands) 2020 2019 2018 2017 2016
Prior
Years Total
Popular U.S.
Consumer:
Credit cards
Pass $ - $ - $ - $ - $ - $ - $ 31 $ - $ 31
Total credit cards $ - $ - $ - $ - $ - $ - $ 31 $ - $ 31
HELOCs
Substandard $ - $ - $ - $ - $ - $ 112 $ - $ 357 $ 469
Loss - - - - - 156 - 6,867 7,023
Pass - - - - - 11,907 39,366 35,806 87,079
Total HELOCs $ - $ - $ - $ - $ - $ 12,175 $ 39,366 $ 43,030 $ 94,571
Personal
Substandard $ 83 $ 784 $ 165 $ 74 $ 18 $ 6 $ - $ - $ 1,130
Loss - 17 63 12 6 244 2 - 344
Pass 40,539 109,606 27,693 9,623 1,855 8,256 192 - 197,764
Total Personal $ 40,622 $ 110,407 $ 27,921 $ 9,709 $ 1,879 $ 8,506 $ 194 $ - $ 199,238
Other consumer
Substandard $ - $ - $ - $ - $ - $ - $ 20 $ - $ 20
Pass - - - - - - 1,723 - 1,723
Total Other
consumer $ - $ - $ - $ - $ - $ - $ 1,743 $ - $ 1,743
Total Popular U.S. $ 1,716,354 $ 1,570,668 $ 1,160,219 $ 818,771 $ 739,356 $ 1,597,224 $ 166,294 $ 43,030 $ 7,811,916

December 31, 2020
Term Loans
Revolving
Loans
Amortized
Cost Basis
Revolving
Loans
Converted to
Term Loans
Amortized
Cost Basis
Amortized Cost Basis by Origination Year
(In thousands) 2020 2019 2018 2017 2016
Prior
Years Total
Popular, Inc.
Commercial:
Commercial multi-family
Watch $ 1,643 $ 16,787 $ 39,980 $ 39,713 $ 52,989 $ 61,829 $ - $ - $ 212,941
Special mention 3,122 30,708 4,380 19,593 37,745 24,623 - - 120,171
Substandard - 17,376 21,771 1,755 20,085 6,647 100 - 67,734
Pass 331,224 326,085 189,863 102,661 134,963 407,500 2,849 - 1,495,145
Total commercial
multi-family $ 335,989 $ 390,956 $ 255,994 $ 163,722 $ 245,782 $ 500,599 $ 2,949 $ - $ 1,895,991
Commercial real estate non-owner occupied
Watch $ 171,017 $ 97,438 $ 104,221 $ 96,766 $ 82,443 $ 260,678 $ 3,155 $ - $ 815,718
Special Mention - 31,091 139,864 44,334 90,119 82,867 1,186 - 389,461
Substandard 44,170 92,945 63,294 15,939 70,502 159,202 95 - 446,147
Pass 486,010 285,289 264,070 296,593 267,075 741,777 9,003 - 2,349,817
Total commercial
real estate non-
owner occupied $ 701,197 $ 506,763 $ 571,449 $ 453,632 $ 510,139 $ 1,244,524 $ 13,439 $ - $ 4,001,143
Commercial real estate owner occupied
Watch $ 96,439 $ 18,585 $ 22,353 $ 13,820 $ 26,273 $ 162,553 $ 6,849 $ - $ 346,872
Special Mention 850 6,638 441 6,571 282 173,545 - - 188,327
Substandard 1,774 3,333 40,047 1,878 28,442 165,498 - - 240,972
Doubtful - - - - - 1,714 - - 1,714
Pass 253,524 101,758 79,368 86,615 146,688 486,115 11,322 - 1,165,390
Total commercial
real estate owner
occupied $ 352,587 $ 130,314 $ 142,209 $ 108,884 $ 201,685 $ 989,425 $ 18,171 $ - $ 1,943,275
Commercial and industrial
Watch $ 147,682 $ 79,794 $ 182,806 $ 43,939 $ 65,164 $ 276,344 $ 247,307 $ - $ 1,043,036
Special Mention 42,366 10,297 19,220 47,495 5,717 33,263 87,900 - 246,258
Substandard 34,970 8,748 26,921 26,769 1,824 61,200 51,430 - 211,862
Doubtful - 67 - 1 - 54 1 - 123
Loss - - - - - - 13 - 13
Pass 1,591,748 689,736 317,958 301,167 229,204 519,562 623,234 - 4,272,609
Total commercial
and industrial $ 1,816,766 $ 788,642 $ 546,905 $ 419,371 $ 301,909 $ 890,423 $ 1,009,885 $ - $ 5,773,901

December 31, 2020
Term Loans
Revolving
Loans
Amortized
Cost Basis
Revolving
Loans
Converted to
Term Loans
Amortized
Cost Basis
Amortized Cost Basis by Origination Year
(In thousands) 2020 2019 2018 2017 2016
Prior
Years Total
Popular, Inc.
Construction
Watch $ 8,451 $ 105 $ 4,895 $ 37,015 $ - $ 2,065 $ 960 $ - $ 53,491
Special Mention - - - 3,089 - 30,083 - - 33,172
Substandard - - 20,655 30,869 7,560 - - - 59,084
Pass 95,212 311,273 171,834 163,396 8,392 5,841 24,513 - 780,461
Total construction $ 103,663 $ 311,378 $ 197,384 $ 234,369 $ 15,952 $ 37,989 $ 25,473 $ - $ 926,208
Mortgage
Substandard $ 783 $ 903 $ 2,393 $ 3,129 $ 4,702 $ 172,646 $ - $ - $ 184,556
Pass 620,312 499,679 280,697 221,987 235,354 5,848,095 - - 7,706,124
Total mortgage $ 621,095 $ 500,582 $ 283,090 $ 225,116 $ 240,056 $ 6,020,741 $ - $ - $ 7,890,680
Leasing
Substandard $ 200 $ 822 $ 748 $ 913 $ 617 $ 136 $ - $ - $ 3,436
Pass 480,964 315,022 209,340 109,708 63,955 15,236 - - 1,194,225
Total leasing $ 481,164 $ 315,844 $ 210,088 $ 110,621 $ 64,572 $ 15,372 $ - $ - $ 1,197,661

December 31, 2020
Term Loans
Revolving
Loans
Amortized
Cost Basis
Revolving
Loans
Converted to
Term Loans
Amortized
Cost Basis
Amortized Cost Basis by Origination Year
(In thousands) 2020 2019 2018 2017 2016
Prior
Years Total
Popular, Inc.
Consumer:
Credit cards
Substandard $ - $ - $ - $ - $ - $ - $ 12,798 $ - $ 12,798
Pass - - - - - - 907,168 - 907,168
Total credit cards $ - $ - $ - $ - $ - $ - $ 919,966 $ - $ 919,966
HELOCs
Substandard $ - $ - $ - $ - $ - $ 112 $ - $ 357 $ 469
Loss - - - - - 156 - 6,867 7,023
Pass - - - - - 12,447 43,005 35,806 91,258
Total HELOCs $ - $ - $ - $ - $ - $ 12,715 $ 43,005 $ 43,030 $ 98,750
Personal
Substandard $ 1,371 $ 5,566 $ 1,906 $ 1,096 $ 989 $ 18,653 $ 152 $ 1,545 $ 31,278
Loss - 17 63 12 6 244 2 - 344
Pass 363,709 523,579 195,835 109,391 59,174 145,949 2,336 45,390 1,445,363
Total Personal $ 365,080 $ 529,162 $ 197,804 $ 110,499 $ 60,169 $ 164,846 $ 2,490 $ 46,935 $ 1,476,985
Auto
Substandard $ 1,975 $ 6,029 $ 3,612 $ 1,760 $ 1,369 $ 990 $ - $ - $ 15,735
Pass 1,064,082 881,343 628,657 299,677 168,157 74,577 - - 3,116,493
Total Auto $ 1,066,057 $ 887,372 $ 632,269 $ 301,437 $ 169,526 $ 75,567 $ - $ - $ 3,132,228
Other consumer
Substandard $ - $ 16 $ 1,376 $ 240 $ 174 $ 13,075 $ 20 $ - $ 14,901
Pass 16,912 15,698 13,158 4,966 2,828 3,785 56,160 - 113,507
Total Other
consumer $ 16,912 $ 15,714 $ 14,534 $ 5,206 $ 3,002 $ 16,860 $ 56,180 $ - $ 128,408
Total Popular Inc. $ 5,860,510 $ 4,376,727 $ 3,051,726 $ 2,132,857 $ 1,812,792 $ 9,969,061 $ 2,091,558 $ 89,965 $ 29,385,196

Note 10 – Mortgage banking activities
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
Years ended December

31,
(In thousands) 2021 2020 2019
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees $ 38,105 $ 43,234 $ 46,952
Mortgage servicing rights fair value adjustments (10,206) (42,055) (27,430)
Total mortgage

servicing fees, net of fair value adjustments
27,899 1,179 19,522
Net gain on sale of loans, including valuation on loans

held for sale
21,684 31,215 18,817
Trading account profit (loss):
Realized gains (losses) on closed derivative positions 1,323 (10,586) (6,246)
Total trading account

profit (loss)
1,323 (10,586) (6,246)
Losses on repurchased loans, including interest advances [1] (773) (11,407) -
Total mortgage

banking activities
$ 50,133 $ 10,401 $ 32,093
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

Note 11 – Transfers of financial assets and mortgage servicing assets
The

Corporation

typically

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

23

to

the

Consolidated

Financial
Statements for a description of such arrangements.

No liabilities were

incurred as a

result of these

securitizations during the

years ended December

31, 2021 and

2020 because they
did

not

contain

any

credit

recourse

arrangements.

The

Corporation

recorded

a

net

gain

of

$18.4

million

and

$27.3

million,
respectively, during the years ended December 31, 2021 and 2020 related to the residential mortgage loans securitized.

The

following tables

present the

initial fair

value of

the

assets obtained

as

proceeds from

residential mortgage

loans securitized
during the years ended December 31, 2021 and

2020:
Proceeds Obtained During the Year

Ended December 31, 2021
(In thousands) Level 1 Level 2 Level 3 Initial fair value
Assets
Trading account debt securities:
Mortgage-backed securities - GNMA $ - $ 380,228 $ - $ 380,228
Mortgage-backed securities - FNMA - 329,617 - 329,617
Mortgage-backed securities - FHLMC - 22,688 - 22,688
Total trading account

debt securities
$ - $ 732,533 $ - $ 732,533
Mortgage servicing rights $ - $ - $ 11,314 $ 11,314
Total

$ - $ 732,533 $ 11,314 $ 743,847
Proceeds Obtained During the Year

Ended December 31, 2020
(In thousands) Level 1 Level 2 Level 3 Initial fair value
Assets
Trading account debt securities:
Mortgage-backed securities - GNMA $ - $ 332,207 $ - $ 332,207
Mortgage-backed securities - FNMA - 175,864 - 175,864
Total trading account

debt securities
$ - $ 508,071 $ - $ 508,071
Mortgage servicing rights $ - $ - $ 7,236 $ 7,236
Total

$ - $ 508,071 $ 7,236 $ 515,307
During the

year ended

December 31,

2021, the

Corporation retained

servicing rights

on whole

loan sales

involving approximately
$144 million in principal balance outstanding (2020 - $147 million), with net realized gains of approximately $3.2 million (2020 - $3.9
million). All loan sales performed during the

years ended December 31, 2021 and 2020 were without

credit recourse agreements.

The Corporation recognizes as assets the rights to service loans for others,

whether these rights are purchased or result from asset
transfers such as sales and securitizations. These mortgage

servicing rights (“MSRs”) are measured at fair

value.
The

Corporation

uses

a

discounted

cash

flow

model

to

estimate

the

fair

value

of

MSRs.

The

discounted

cash

flow

model
incorporates

assumptions

that

market

participants

would

use

in

estimating

future

net

servicing

income,

including

estimates

of
prepayment speeds, discount rate, cost to service, escrow account earnings, contractual servicing fee income, prepayment and late fees, among other considerations. Prepayment speeds are

adjusted for the loans’ characteristics and portfolio behavior.

The following table

presents the changes

in MSRs measured

using the fair

value method for

the years ended

December 31, 2021
and 2020.

Residential MSRs
(In thousands) December 31, 2021 December 31, 2020
Fair value at beginning of period $ 118,395 $ 150,906
Additions 13,391 9,544
Changes due to payments on loans

[1]
(15,383) (11,692)
Reduction due to loan repurchases (1,233) (11,060)
Changes in fair value due to changes in valuation model inputs or assumptions
6,410 (19,327)
Other (10) 24
Fair value at end of period

[2]
$ 121,570 $ 118,395
[1] Represents changes due to collection / realization

of expected cash flows over time.
[2] At December 31, 2021, PB had MSRs amounting to $1.6

million (December 31, 2020 - $0.7 million).
Residential mortgage loans serviced for others were $12.1

billion at December 31, 2021 (2020 - $12.9

billion).
Net mortgage servicing fees, a component of mortgage banking activities in the Consolidated Statements of Operations, include the changes from period to period in the fair value of the MSRs, including changes due to collection / realization of expected cash flows.
The banking

subsidiaries receive servicing

fees based

on a

percentage of the

outstanding loan balance.

These servicing fees

are
credited to

income when they

are collected. At

December 31,

2021, those weighted

average mortgage servicing

fees were

0.30%
(2020 –

0.31%). Under these

servicing agreements, the

banking subsidiaries do

not generally earn

significant prepayment penalty
fees on the underlying loans serviced.
The section

below includes

information on

assumptions used

in the

valuation model

of the

MSRs, originated

and purchased.

Key
economic assumptions used

in measuring the

servicing rights derived

from loans securitized

or sold by

the Corporation during

the
years ended December 31, 2021 and 2020 were

as follows:
Years ended
December 31, 2021 December 31, 2020

BPPR PB BPPR PB
Prepayment speed 6.8% 19.0% 7.6% 21.9%
Weighted average life (in years) 8.3 20.9 8.7 3.6
Discount rate (annual rate) 10.5% 10.7% 10.9% 10.5%
Key

economic

assumptions

used

to

estimate

the

fair

value

of

MSRs

derived

from

sales

and

securitizations

of

mortgage

loans
performed

by

the

banking

subsidiaries

and

servicing

rights

purchased

from

other

financial

institutions,

and

the

sensitivity

to
immediate changes in those assumptions,

were as follows as of the end of the periods

reported:
Originated MSRs Purchased MSRs
December 31, December 31, December 31,
December 31,

(In thousands) 2021 2020 2021 2020
Fair value of servicing rights $ 40,058 $ 44,129 $ 81,512 $ 74,266
Weighted average life (in years) 7.1 6.2 7.5 5.9
Weighted average prepayment speed (annual

rate)
7.7% 6.6% 7.6% 7.1%
Impact on fair value of 10% adverse change $ (1,500) $ (1,115) $ (1,486) $ (2,206)
Impact on fair value of 20% adverse change $ (2,359) $ (2,194) $ (3,495) $ (4,312)
Weighted average discount rate (annual rate) 11.2% 11.3% 11.0% 11.1%
Impact on fair value of 10% adverse change $ (2,079) $ (1,640) $ (2,731) $ (2,740)
Impact on fair value of 20% adverse change $ (3,452) $ (3,175) $ (5,832) $ (5,301)

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

At December 31, 2021, the Corporation serviced $0.7

billion (2020 - $0.9 billion) in residential mortgage

loans with credit recourse to
the Corporation,

from which $26 million was 60

days or more past due (2020

- $52 million). Also refer

to Note 23 for

information on
changes in the Corporation’s liability of estimated losses

related to loans serviced with credit recourse.
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

2021,

the

Corporation

had

recorded

$13

million

in

mortgage

loans

on

its

Consolidated

Statements

of

Financial
Condition related to this

buy-back option program (2020 -

$57 million). Loans in

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

During

the

year

ended

December

31,

2021,

the

Corporation

repurchased

approximately

$94

million

of

mortgage

loans

from

its
GNMA servicing portfolio (2020 - $862 million). The determination to repurchase these loans was based on the economic benefits

of
the transaction, which results in a reduction of the servicing costs for these severely delinquent loans, mostly related to principal and interest advances. The

risk associated with

the loans is

reduced due to

their guaranteed nature.

The Corporation may place

these
loans under COVID-19 modification programs offered

by FHA, VA

or United States Department of

Agriculture (USDA) or other loss
mitigation programs offered by the Corporation, and once brought back to current status, these may be either retained in portfolio or re-sold in the secondary market.

Note 12 - Premises and equipment
Premises and equipment are stated at cost less accumulated

depreciation and amortization as follows:
(In thousands) Useful life in years 2021 2020
Premises and equipment:
Land $ 94,246 $ 109,780
Buildings 10-50 468,293 512,131
Equipment 2-10 374,192 350,014
Leasehold improvements 3-10 87,406 87,289
929,891 949,434

Less - Accumulated depreciation and amortization
559,234 574,835
Subtotal 370,657 374,599
Construction in progress 29,337 25,862
Premises and equipment, net $ 494,240 $ 510,241
Depreciation and

amortization of

premises and

equipment for

the year

2021 was

$55.1 million

(2020 -$58.4

million; 2019

- $58.1
million), of

which $25.2

million (2020

- $27.2

million; 2019

- $27.3

million) was

charged to

occupancy expense

and $29.8

million
(2020 - $31.2

million; 2019 -

$30.8 million) was charged

to equipment, communications and

other operating expenses. Occupancy
expense

of

premises

and

equipment

is

net

of

rental

income

of

$13.4

million

(2020

-

$15.5

million;

2019

-

$19.3

million).

For
information related to the amortization expense of finance

leases, refer to Note 33 - Leases.

Note 13 – Other real estate owned
The following

tables present

the activity

related to

Other Real

Estate Owned

(“OREO”), for

the years

ended December

31, 2021,
2020 and 2019.

For the year ended December 31, 2021
OREO OREO
(In thousands) Commercial/Construction Mortgage Total
Balance at beginning of period $ 13,214 $ 69,932 $ 83,146
Write-downs in value (1,058) (2,161) (3,219)
Additions 9,746 55,898 65,644
Sales (7,282) (52,666) (59,948)
Other adjustments 397 (943) (546)
Ending balance $ 15,017 $ 70,060 $ 85,077
For the year ended December 31, 2020
OREO OREO
(In thousands) Commercial/Construction Mortgage Total
Balance at beginning of period $ 16,959 $ 105,113 $ 122,072
Write-downs in value (1,564) (3,060) (4,624)
Additions 2,223 17,785 20,008
Sales (4,359) (49,797) (54,156)
Other adjustments (45) (109) (154)
Ending balance $ 13,214 $ 69,932 $ 83,146
For the year ended December 31, 2019
OREO OREO
(In thousands) Commercial/ Construction Mortgage Total
Balance at beginning of period $ 21,794 $ 114,911 $ 136,705
Write-downs in value (1,584) (4,541) (6,125)
Additions 6,801 62,630 69,431
Sales (9,892) (67,137) (77,029)
Other adjustments (160) (750) (910)
Ending balance $ 16,959 $ 105,113 $ 122,072

Note 14 − Other assets
The caption of other assets in the consolidated

statements of financial condition consists of the following

major categories:
(In thousands) December 31, 2021 December 31, 2020
Net deferred tax assets (net of valuation allowance) $ 657,597 $ 851,592
Investments under the equity method 298,988 250,467
Prepaid taxes 37,924 32,615
Other prepaid expenses 79,845 74,572
Derivative assets 26,093 20,785
Trades receivable from brokers and counterparties 65,460 65,429
Principal, interest and escrow servicing advances 53,942 65,671
Guaranteed mortgage loan claims receivable 98,001 80,477
Operating ROU assets (Note 33) 141,748 131,921
Finance ROU assets (Note 33) 13,459 15,464
Others 155,514 148,048
Total other assets $ 1,628,571 $ 1,737,041
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

December

31,

2021,

the

total

capitalized

implementation

costs

amounted

to

$18.4

million

with

an
accumulated

amortization

of

$8.8

million

for

a

net

value

of

$9.6

million,

compared

to

total

capitalized

implementation

costs
amounting to

$17.4 million

with an

accumulated amortization

of $4.9

million for

a net

value of

$12.5 million

as of

December 31,
2020. Total

amortization expense for all capitalized implementation costs of hosting arrangements that are service

contracts for the
year ended December 31, 2021 was $3.9 million

(December 31, 2020 - $2.2 million).

Note 15 – Goodwill and other intangible assets
The changes in the carrying

amount of goodwill for the year

ended December 31, 2021, allocated by

reportable segments, were as
follows (refer to Note 37 for the definition of

the Corporation’s reportable segments):

2021
Balance at Goodwill on Balance at
(In thousands) January 1, 2021

acquisition
December 31,2021
Banco Popular de Puerto Rico $ 320,248 $ - $ 320,248
Popular U.S. 350,874 49,171 400,045
Total Popular,

Inc.

$ 671,122 $ 49,171 $ 720,293
The goodwill

recognized during

the year

ended December

31, 2021

in the

reportable segment of

Popular U.S.

of $49

million was
related

to

the

K2

Transaction.

Refer

to

Note

4,

Business

combination,

for

additional

information

related

to

the

K2

Transaction,
including the goodwill and other intangible assets recognized.
There were no changes in the carrying amount

of goodwill for the year ended December 31,

2020.

At

December 31,

2021, the

Corporation had

$0.7 million

of identifiable

intangible assets

with indefinite

useful lives,

compared to
$6.1 million at December 31, 2020, due

to the recognition of an impairment loss of $5.4

million associated with a trademark.
The following table reflects the components of

other intangible assets subject to amortization:
Gross Net
Carrying Accumulated Carrying
(In thousands) Amount Amortization Value
December 31, 2021
Core deposits $ 12,810 $ 8,754 $ 4,056
Other customer relationships 14,286 2,883 11,403
Total other intangible

assets
$ 27,096 $ 11,637 $ 15,459
December 31, 2020
Core deposits $ 12,810 $ 7,473 $ 5,337
Other customer relationships 26,397 15,684 10,713
Trademark 488 236 252
Total other intangible

assets
$ 39,695 $ 23,393 $ 16,302
During the

year

ended December

31, 2021,

$15.0 million

in

other customer

relationships became

fully amortized

and thus

were
removed

from

the

Corporation’s

intangibles

assets,

from

which

$14.2

million

were

recognized

as

part

of

the

purchase

of

the
American Airlines co-branded credit card portfolio during

2011.
During

the

year

ended

December

31,

2021,

the

Corporation

recognized

$

9.1

million

in

amortization

expense

related

to

other
intangible

assets

with

definite

useful

lives,

which

includes

the

previously

mentioned

$5.4

million

impairment

loss

(2020

-

$

6.4
million; 2019 - $9.4 million).

The following

table presents

the estimated

amortization of

the intangible

assets with

definite useful

lives for

each of

the following
periods:

(In thousands)
Year 2022 $ 3,299
Year 2023 3,179
Year 2024 2,938
Year 2025 1,750
Year 2026 1,416
Later years 2,877
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
The Corporation

performed the

annual goodwill

impairment evaluation

for the

entire organization

during the

third quarter

of 2021
using July 31, 2021 as the annual evaluation date. The reporting units utilized for this evaluation were those that are one level below the business segments,

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
●

a selection of comparable publicly traded companies,

based on nature of business, location and

size;
●

a selection of comparable acquisitions;
●

the discount rate applied to future earnings, based

on an estimate of the cost of equity;
●

the potential future earnings of the reporting unit; and
●

the market growth and new business assumptions.
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

of
equity used to

discount the cash flows

was calculated using the

Ibbotson Build-Up Method and

ranged from 11.34%

to 15.13% for
the 2021 analysis. The Ibbotson Build-Up Method

builds up a cost of equity

starting with the rate of

return of a “risk-free” asset (20-
year U.S. Treasury

note) and adds

to it additional

risk elements such as

equity risk premium, size

premium, industry risk

premium,
and a

specific geographic risk

premium (as applicable).

The resulting discount

rates were

analyzed in terms

of reasonability given
the current market conditions.
No impairment was recognized by the Corporation from

the annual test as of July 31, 2021. The results

of the BPPR annual goodwill
impairment

test

as

of

July

31,

2021

indicated that

the

average estimated

fair

value

using

all

valuation methodologies

exceeded
BPPR’s equity value

by approximately $1.5

billion or 50% compared

to $282 million

or 9%, for

the annual goodwill

impairment test
completed as of July

31, 2020. PB’s

annual goodwill impairment test results as

of such dates indicated that

the average estimated
fair value

using all

valuation methodologies exceeded

PB’s equity

value by

approximately $412 million

or 24%,

compared to

$215
million or

13%, for

the annual

goodwill impairment test

completed as

of July

31, 2020.

The goodwill balance

of BPPR

and PB,

as
legal entities, represented approximately 91% of the

Corporation’s total goodwill balance as of the July 31,

2021 valuation date.
Furthermore,

as

part

of

the

analyses,

management

performed

a

reconciliation

of

the

aggregate

fair

values

determined

for

the
reporting units to the market capitalization of the Corporation concluding that the fair value results determined for the reporting units
in the July 31, 2021 annual assessment were reasonable.
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

December 31, 2021
Balance at Balance at
December 31, Accumulated December 31,
2021 impairment 2021
(In thousands)

(gross amounts)
losses

(net amounts)
Banco Popular de Puerto Rico $ 324,049 $ 3,801 $ 320,248
Popular U.S. 564,456 164,411 400,045
Total Popular,

Inc.

$ 888,505 $ 168,212 $ 720,293
December 31, 2020

Balance at

Balance at
December 31, Accumulated December 31,
2020 impairment 2020
(In thousands)

(gross amounts)
losses

(net amounts)
Banco Popular de Puerto Rico $ 324,049 $ 3,801 $ 320,248
Popular U.S. 515,285 164,411 350,874
Total Popular,

Inc.

$ 839,334 $ 168,212 $ 671,122

Note 16 – Deposits
Total interest bearing deposits as of the end of the periods presented consisted of:
(In thousands) December 31, 2021 December 31, 2020
Savings accounts $ 15,871,998 $ 14,031,736
NOW, money market and other interest

bearing demand deposits
28,736,459 22,398,057
Total savings, NOW,

money market and other interest bearing demand

deposits
44,608,457 36,429,793
Certificates of deposit:
Under $250,000 4,086,059 4,524,794
$250,000 and over 2,626,090 2,783,054

Total certificates

of deposit
6,712,149 7,307,848
Total interest bearing

deposits
$ 51,320,606 $ 43,737,641
A summary of certificates of deposits by maturity at

December 31, 2021 follows:

(In thousands)
2022 $ 4,043,357
2023 864,315
2024 681,201
2025 511,710
2026 534,030
2027 and thereafter 77,536
Total certificates of

deposit
$ 6,712,149
At December 31, 2021, the Corporation had brokered

deposits amounting to $ 0.8 billion (December

31, 2020 - $ 0.8 billion).
The aggregate

amount of

overdrafts in

demand deposit

accounts that

were reclassified

to loans

was $6

million at

December 31,
2021 (December 31, 2020 - $3 million)
At December 31,

2021, public sector

deposits amounted to

$20.3 billion. A significant

portion of Puerto

Rico public sector

deposits
are expected to be used by Puerto Rico pursuant to the Plan of Adjustment for Puerto Rico confirmed by the Puerto Rico Oversight,
Management, and Economic Stability Act

(PROMESA) Title III

Court, which is expected to

become effective on or

about March 15,
2022. However, the receipt by the P.R.

Government of additional COVID-19 and hurricane recovery related Federal assistance, and seasonal

tax

collections,

could

increase

public

deposit

balances

at

BPPR

in

the

near

term.

The

rate

at

which

public

deposit
balances will decline is uncertain and difficult to predict.

The amount and timing of any such reduction

is likely to be impacted by, for
example, the implementation of PROMESA and

the speed at which COVID-19 federal assistance is

distributed.

Note 17 – Borrowings
Assets sold under agreements to repurchase

Assets sold under agreements to repurchase amounted

to $92 million at December 31, 2021 and $121

million December 31, 2020.
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
December 31, 2021 December 31, 2020
Repurchase liability Repurchase liability
Repurchase

weighted average
Repurchase

weighted average
(Dollars in thousands)

liability
interest rate

liability
interest rate
U.S. Treasury securities

Within 30 days
$ 19,538 0.30% $ 67,157 1.16%

After 30 to 90 days
30,295 0.21 39,318 1.20

After 90 days
29,036 0.29 9,979 0.33
Total U.S. Treasury

securities
78,869 0.26 116,454 1.10
Mortgage-backed securities

Within 30 days
11,733 0.26 3,778 0.28

After 30 to 90 days
- - 268 1.50

After 90 days
722 0.16 - -
Total mortgage-backed

securities
12,455 0.26 4,046 0.36
Collateralized mortgage obligations

Within 30 days
279 0.25 803 0.24
Total collateralized

mortgage obligations
279 0.25 803 0.24
Total $ 91,603 0.26% $ 121,303 1.07%
Repurchase agreements in this portfolio

are generally short-term, often overnight.

As such our risk

is very limited.

We manage the
liquidity risks arising from secured

funding by sourcing funding globally from

a diverse group of counterparties, providing

a range of
securities collateral and pursuing longer durations,

when appropriate.

(Dollars in thousands) 2021 2020
Maximum aggregate balance outstanding at any month-end $ 92,101 $ 195,498
Average monthly aggregate balance outstanding $ 91,394 $ 143,718
Weighted average interest rate:
For the year 0.35% 1.63%
At December 31 0.26% 1.11%
Other short-term borrowings

At December 31, 2021, other short-term borrowings

consisted of $75 million in FHLB Advances. There

were no other short-term
borrowings outstanding at December 31, 2020. The

following table presents additional information related

to the Corporation’s other
short-term borrowings for the years ended December

31, 2021 and December 31, 2020.
(Dollars in thousands) 2021 2020
Maximum aggregate balance outstanding at any month-end $ 75,000 $ 100,000
Average monthly aggregate balance outstanding $ 343 $ 21,557
Weighted average interest rate:
For the year 0.35% 0.56%
At December 31 0.35% 0.73%
Notes Payable
The following table presents the composition of notes

payable at December 31, 2021 and December

31, 2020.
(In thousands) December 31, 2021 December 31, 2020
Advances with the FHLB with maturities ranging from

2022 through 2029 paying interest at monthly
fixed rates ranging from 0.39% to 3.18%

(2020 - 0.39% to 4.19%)
$ 492,429 $ 542,469
Advances with the FRB maturing on 2022 paying interest

at annual fixed rate of 0.35%
[1]
- 1,009
Unsecured senior debt securities maturing on 2023 paying interest semiannually at a fixed rate of
6.125%, net of debt issuance costs of $2,158 (2020 - $3,426)
297,842 296,574
Junior subordinated deferrable interest debentures (related

to trust preferred securities) maturing on
2034 with fixed interest rates ranging from 6.125% to

6.564% (2020 - 6.125% to 6.70%), net of debt
issuance costs of $342 (2020 - $369)
198,292 384,929
Total notes payable $ 988,563 $ 1,224,981
[1] During the second quarter of 2021, the Paycheck Protection

Program Liquidity Facility advance was prepaid.
Notes

payable

included junior

subordinated debentures

issued

by

the

Corporation that

were

associated to

capital

issued

by

the
Popular Capital Trust

I. On November 1,

2021, the Corporation redeemed

all outstanding 6.70%

Cumulative Monthly Income Trust
Preferred

Securities

(the

“Capital

Securities”)

issued

by

the

Popular

Capital

Trust

I

(liquidation

amount

of

$25

per

security

and
amounting

to

approximately

$187

million

(or

approximately

$181

million

after

excluding

Popular’s

participation

in

the

Trust

of
approximately

$6

million)

in

the

aggregate).

The

redemption

price

for

the

Capital

Securities

was

equal

to

$25

per

security

plus
accrued

and

unpaid

distributions up

to

and

excluding

the

redemption date

in

the

amount

of

$0.139583

per

security,

for

a

total
payment

per

security in

the

amount of

$25.139583. Upon

redemption, Popular

delisted the

Capital Securities

of Popular

Capital
Trust I (NASDAQ: BPOPN) from the Nasdaq Global Select

Market.

A breakdown of borrowings by contractual maturities

at December 31, 2021 is included in

the table below.

Assets sold under

Short-term
(In thousands) agreements to repurchase borrowings Notes payable Total
2022 $ 91,603 75,000 $ 103,148 $ 269,751
2023 - - 341,103 341,103
2024 - - 91,943 91,943
2025 - - 139,920 139,920
2026 - - 74,500 74,500
Later years - - 237,949 237,949
Total borrowings $ 91,603 75,000 $ 988,563 $ 1,155,166
At December

31, 2021

and 2020, the

Corporation had FHLB

borrowing facilities whereby

the Corporation could

borrow up to

$3.0
billion, of which

$0.6 billion and

$0.5 billion, respectively,

were used. In

addition, at December 31,

2021 and 2020,

the Corporation
had placed $1.2

billion and $0.9 billion, respectively, of the available FHLB credit facility as collateral for municipal letters of credit to
secure deposits.

The FHLB borrowing facilities are

collateralized with loans held-in-portfolio, and

do not have restrictive covenants
or callable features.

Also, at

December 31, 2021,

the Corporation has

a borrowing facility

at the discount

window of the

Federal Reserve Bank

of New
York amounting to $1.3 billion (2020 - $1.4 billion), which remained unused at

December 31, 2021 and December 31, 2020.

Note 18 – Trust preferred securities
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
As disclosed

in Note

17, on

November 1,

2021, the

Corporation redeemed all

outstanding trust

preferred securities

issued by

the
Popular

Capital Trust

I

amounting to

approximately $187

million

(or approximately

$181 million

after excluding

the Corporation’s
participation in the Trust of approximately $6 million) in the aggregate.

The following tables presents financial data pertaining

to the different trusts at December 31, 2021 and

2020.
(Dollars in thousands) December 31, 2021
Popular
North America Popular
Issuer Capital Trust I Capital Trust Il
Capital securities $ 91,651 $ 101,023
Distribution rate 6.564% 6.125%
Common securities $ 2,835 $ 3,125
Junior subordinated debentures aggregate liquidation amount $ 94,486 $ 104,148
Stated maturity date September 2034 December 2034
Reference notes [1],[3],[5] [2],[4],[5]
[1] Statutory business trust that is wholly-owned by

PNA and indirectly wholly-owned by the Corporation.
[2] Statutory business trust that is wholly-owned by

the Corporation.
[3] The obligation of PNA under the junior subordinated

debenture and its guarantees of the capital securities under the trust is fully and unconditionally
guaranteed on a subordinated basis by the Corporation

to the extent set forth in the guarantee agreement.
[4] These capital securities are fully and unconditionally guaranteed on a subordinated basis by the Corporation to the extent

set forth in the guarantee
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
regulatory approval.

(Dollars in thousands) December 31, 2020
Popular
Popular North America Popular
Issuer Capital Trust I Capital Trust I Capital Trust Il
Capital securities $ 181,063 $ 91,651 $ 101,023
Distribution rate 6.700% 6.564% 6.125%
Common securities $ 5,601 $ 2,835 $ 3,125
Junior subordinated debentures aggregate liquidation amount $ 186,664 $ 94,486 $ 104,148
Stated maturity date November 2033 September 2034 December 2034
Reference notes [2],[4],[5] [1],[3],[5] [2],[4],[5]
[1] Statutory business trust that is wholly-owned by

PNA and indirectly wholly-owned by the Corporation.
[2] Statutory business trust that is wholly-owned by

the Corporation.
[3] The obligation of PNA under the junior subordinated

debenture and its guarantees of the capital securities under the trust is fully and unconditionally
guaranteed on a subordinated basis by the Corporation

to the extent set forth in the guarantee agreement.
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
regulatory approval.

At

December

31,

2021,

the

Corporation’s

$193

million

in

trust

preferred

securities

outstanding

do

not

qualify

for

Tier

1

capital
treatment, but instead qualify for Tier 2 capital treatment

compared to $374 million at December 31,

2020.

Note 19 − Other liabilities
The caption of other liabilities in the consolidated

statements of financial condition consists of the following

major categories:
(In thousands) December 31, 2021 December 31, 2020
Accrued expenses $ 308,594 $ 235,449
Accrued interest payable 33,227 38,622
Accounts payable 91,804 69,784
Dividends payable 35,937 33,701
Trades payable 13,789 720,212
Liability for GNMA loans sold with an option to repurchase 12,806 57,189
Reserves for loan indemnifications 12,639 24,781
Reserve for operational losses 43,886 41,452
Operating lease liabilities (Note 33) 154,114 152,588
Finance lease liabilities (Note 33) 19,719 22,572
Pension benefit obligation 8,778 35,568
Postretirement benefit obligation 161,988 179,211
Others 70,967 73,560
Total other liabilities $ 968,248 $ 1,684,689

Note 20 – Stockholders’ equity

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

December 31, 2021 consisted of:
●

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
the 2003

Series A

Preferred Stock

amounted to

$1.4 million

for the

years ended

December 31,

2021, 2020

and 2019.
Outstanding shares of 2003 Series A Preferred Stock amounted to 885,726 at December 31, 2021, 2020

and 2019.
On February 24, 2020, the

Corporation redeemed all the outstanding shares of

the 2008 Series B Preferred Stock.

The redemption
price of

the 2008

Series B

Preferred Stock

was $25.00

per share,

plus $0.1375

(representing the

amount of

accrued and

unpaid
dividends for the current monthly dividend period to the redemption date), for a total payment per share in the amount

of $25.1375.
At December 31, 2019 the Corporation had 1,120,665

outstanding shares of 2008 Series B Preferred

Stock, described as follows:
●

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

the Corporation

with the

consent of

the Board

of Governors of

the Federal

Reserve System beginning

on May
28, 2013. Cash dividends

declared and paid on the

2008 Series B Preferred Stock

amounted to $ 2.3 million

for the year
ended December 31, 2019.

Common stocks
Dividends
During

the

year

2021,

cash

dividends

of

$1.75

(2020

-

$1.60;

2019

-

$1.20)

per

common

share

outstanding

were

declared
amounting to

$142.3 million

(2020 -

$136.6 million;

2019 -

$116.0

million) of

which $35.9

million were

payable to

shareholders of
common

stock

at

December

31,

2021

(2020

-

$33.7

million;

2019

-

$29.0

million).

The

quarterly

dividend

of

$0.45

per

share
declared to shareholders of record as of the close

of business on December 7, 2021, was paid on January

3, 2022. On January 12,
2022, the Corporation announced as part of its capital

plan for 2022, an increase in its

quarterly common stock dividend from $0.45
to $0.55 per share, beginning in the second quarter

of 2022, subject to approval by its Board of Directors. On

February 23, 2022, the

Corporation’s Board of

Directors approved a

quarterly cash dividend

of $0.55 per

share on its

outstanding common stock, payable
on April 1, 2022 to shareholders of record at

the close of business on March 15,

2022.
Accelerated share repurchase transaction (“ASR”)
On

May

3,

2021,

the

Corporation

entered

into

a

$350

million

ASR

transaction

with

respect

to

its

common

stock,

which

was
accounted for as a treasury stock transaction. As a result of the receipt of the initial 3,785,831 shares, the Corporation recognized in stockholders’ equity approximately $280

million in treasury stock

and $70 million

as a reduction

in capital surplus. The

Corporation
completed the

transaction on

September 9,

2021 and

received 828,965

additional shares

of

common stock

and

recognized $61
million in treasury

stock with a

corresponding increase in

capital surplus. In

total, the Corporation

repurchased a total

of 4,614,796
shares at an average price of $75.8430 under

the ASR Agreement.
On January

30, 2020,

the Corporation

entered into

a $500

million ASR

transaction with

respect to

its common

stock, which

was
accounted for as a treasury stock transaction. As a result of the receipt of the initial 7,055,919 shares, the Corporation recognized in stockholders’ equity

approximately $400 million

in treasury

stock and

$100 million

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
volume

weighted

average

prince

(“VWAP”)

of

its

common

stock,

net

of

a

discount,

during

the

term

of

the

ASR

of

$53.58.

In
connection with the transaction, the Corporation recognized $266 million in treasury stock, offset by $16 million adjustment to capital
surplus.
Statutory reserve
The

Banking

Act

of

the

Commonwealth of

Puerto

Rico

requires that

a

minimum

of

10%

of

BPPR’s

net

income

for

the

year

be
transferred to

a statutory

reserve account

until such

statutory reserve

equals

the total

of paid-in

capital on

common and

preferred
stock. Any losses

incurred by a

bank must first

be charged to

retained earnings and

then to the

reserve fund. Amounts

credited to
the

reserve

fund

may

not

be

used

to

pay

dividends

without

the

prior

consent

of

the

Puerto

Rico

Commissioner

of

Financial
Institutions.

The

failure

to

maintain

sufficient

statutory

reserves

would

preclude

BPPR

from

paying

dividends.

BPPR’s

statutory
reserve fund

amounted to $786

million at

December 31, 2021

(2020 - $708

million; 2019 -

$659 million). During

2021, $78 million
was transferred to the statutory reserve account (2020 - $49 million, 2019 -

$60 million). BPPR was in compliance with the statutory
reserve requirement in 2021, 2020 and 2019.

Note 21 – Regulatory capital requirements

The Corporation,

BPPR and

PB are

subject to

various regulatory

capital requirements

imposed by

the federal

banking agencies.
Failure to meet minimum capital requirements can

lead to certain mandatory and additional

discretionary actions by regulators that,
if undertaken,

could have

a direct

material effect

on the

Corporation’s consolidated financial

statements. Popular,

Inc., BPPR

and
PB are

subject to

Basel III

capital requirements,

including minimum

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

2021

and

2020,

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

PPPL Facility. As of December 31,

2021,
the Corporation has $353 million in PPP loans

and no loans were pledged as collateral for

PPPL Facilities.
At December 31, 2021 and 2020, BPPR and

PB were well-capitalized under the regulatory

framework for prompt corrective action.

The following

tables present

the Corporation’s

risk-based capital

and leverage

ratios at

December 31,

2021 and

2020 under

the
Basel III regulatory guidance.

Actual

Capital adequacy minimum
requirement (including
conservation capital buffer) [1]
(Dollars in thousands)
Amount

Ratio Amount Ratio
2021
Total Capital (to Risk-Weighted

Assets):
Corporation $ 6,084,105 19.35% $ 3,301,329 10.500%
BPPR 4,281,930 18.92 2,376,184 10.500
PB 1,361,911 16.78 852,032 10.500
Common Equity Tier I Capital (to Risk-Weighted

Assets):
Corporation $ 5,476,031 17.42% $ 2,200,886 7.000%
BPPR 3,998,102 17.67 1,584,123 7.000
PB 1,309,398 16.14 568,021 7.000
Tier I Capital (to Risk-Weighted Assets):
Corporation $ 5,498,174 17.49% $ 2,672,504 8.500%
BPPR 3,998,102 17.67 1,923,577 8.500
PB 1,309,398 16.14 689,740 8.500
Tier I Capital (to Average Assets):
Corporation

$ 5,498,174 7.41% $ 2,969,535 4
%

BPPR 3,998,102 6.24 2,561,003 4
PB 1,309,398 13.44 389,736 4
[1] The conservation capital buffer included for these

ratios is 2.5%, except for the Tier I

to Average Asset ratio for which the buffer

is not applicable
and therefore the capital adequacy minimum of 4% is

presented.

Actual

Capital adequacy minimum
requirement (including
conservation capital buffer)
(Dollars in thousands)
Amount

Ratio Amount Ratio
2020
Total Capital (to Risk-Weighted

Assets):
Corporation $ 5,773,919 18.81% $ 3,223,720 10.500%
BPPR 4,226,887 18.58 2,388,394 10.500
PB 1,283,332 17.34 776,975 10.500
Common Equity Tier I Capital (to Risk-Weighted

Assets):
Corporation $ 4,992,096 16.26% $ 2,149,146 7.000%
BPPR 3,940,385 17.32 1,592,262 7.000
PB 1,190,758 16.09 517,983 7.000
Tier I Capital (to Risk-Weighted Assets):
Corporation $ 5,014,239 16.33% $ 2,609,678 8.500%
BPPR 3,940,385 17.32 1,933,461 8.500
PB 1,190,758 16.09 628,980 8.500
Tier I Capital (to Average Assets):
Corporation

$ 5,014,239 7.80% $ 2,572,201 4%
BPPR 3,940,385 7.26 2,169,835 4
PB 1,190,758 12.35 385,685 4
The following table presents the minimum amounts

and ratios for the Corporation’s banks to be

categorized as well-capitalized.
2021 2020
(Dollars in thousands)
Amount

Ratio

Amount

Ratio
Total Capital (to Risk-Weighted

Assets):
BPPR $ 2,263,032 10% $ 2,274,660 10%
PB 811,459 10 739,976 10
Common Equity Tier I Capital (to Risk-Weighted

Assets):
BPPR $ 1,470,971 6.5% $ 1,478,529 6.5%
PB 527,448 6.5 480,985 6.5
Tier I Capital (to Risk-Weighted Assets):
BPPR $ 1,810,426 8% $ 1,819,728 8%
PB 649,167 8 591,981 8
Tier I Capital (to Average Assets):
BPPR $ 3,201,254 5% $ 2,712,294 5%
PB 487,171 5 482,106 5

Note 22 – Other comprehensive (loss) income

The

following

table

presents

changes

in

accumulated

other

comprehensive

(loss)

income

by

component

for

the

years

ended
December 31, 2021, 2020 and 2019.
Changes in Accumulated Other Comprehensive (Loss) Income

by Component [1]
Years ended December

31,
(In thousands) 2021 2020 2019
Foreign currency translation Beginning Balance $ (71,254) $ (56,783) $ (49,936)
Other comprehensive income (loss)

3,947 (14,471) (6,847)
Net change 3,947 (14,471) (6,847)
Ending balance $ (67,307) $ (71,254) $ (56,783)
Adjustment of pension and
postretirement benefit plans Beginning Balance $ (195,056) $ (202,816) $ (203,836)
Other comprehensive income (loss) before reclassifications 23,094 (5,645) (13,671)
Amounts reclassified from accumulated other comprehensive

loss for
amortization of net losses 12,968 13,405 14,691
Net change 36,062 7,760 1,020
Ending balance $ (158,994) $ (195,056) $ (202,816)
Unrealized net holding
(losses) gains on debt
securities Beginning Balance $ 460,900 $ 92,155 $ (173,811)
Other comprehensive (loss) income before reclassifications (557,002) 368,780 265,950
Amounts reclassified from accumulated other comprehensive income
(loss) for (gains) losses on securities (18) (35) 16
Net change (557,020) 368,745 265,966
Ending balance $ (96,120) $ 460,900 $ 92,155
Unrealized net losses on cash
flow hedges Beginning Balance $ (4,599) $ (2,494) $ (391)
Reclassification to retained earnings due to cumulative effect adjustment of accounting change - - (50)
Other comprehensive income (loss) before reclassifications 367 (6,400) (4,439)
Amounts reclassified from accumulated other comprehensive loss 1,584 4,295 2,386
Net change 1,951 (2,105) (2,103)
Ending balance $ (2,648) $ (4,599) $ (2,494)
Total

$ (325,069) $ 189,991 $ (169,938)
[1] All amounts presented are net of tax.

The following table presents the amounts reclassified out of each component of accumulated other comprehensive (loss) income for the years ended December 31, 2021,

2020, and 2019.
Reclassifications Out of Accumulated Other Comprehensive

(Loss) Income
Affected Line Item in the

Years ended December

31,
(In thousands) Consolidated Statements of Operations 2021 2020 2019
Adjustment of pension and postretirement benefit plans
Amortization of net losses Other operating expenses $ (20,749) $ (21,447) $ (23,508)
Total before tax (20,749) (21,447) (23,508)
Income tax benefit 7,781 8,042 8,817
Total net of tax $ (12,968) $ (13,405) $ (14,691)
Unrealized net holding (losses) gains on debt securities
Realized gain (loss) on sale of debt securities Net gain (loss) on sale of debt securities $ 23 $ 41 $ (20)
Total before tax 23 41 (20)
Income tax (expense) benefit (5) (6) 4
Total net of tax $ 18 $ 35 $ (16)
Unrealized net losses on cash flow hedges
Forward contracts Mortgage banking activities $ (704) $ (5,559) $ (3,992)
Interest rate swaps Other operating income (1,143) (820) 110
Total before tax (1,847) (6,379) (3,882)
Income tax benefit 263 2,084 1,496
Total net of tax $ (1,584) $ (4,295) $ (2,386)
Total reclassification

adjustments, net of tax
$ (14,534) $ (17,665) $ (17,093)

Note 23 – Guarantees
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

or performance

obligation to

the third

party under

the terms

of the

contract, then,

upon their

request, the

Corporation
would be obligated to make the payment to the guaranteed party. At December 31, 2021, the Corporation recorded a liability of $0.2 million (December

31, 2020

- $0.2

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

December 31, 2021

and 2020, shown

in Note 24,

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

2021,

the

Corporation

serviced

$0.7

billion

(December

31,

2020

-

$0.9

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
During 2021,

the Corporation

repurchased approximately $19

million of

unpaid principal

balance in

mortgage loans

subject to

the
credit recourse

provisions (2020

- $161

million, which

included $120

million as

part of

the bulk

loan repurchase

from FNMA

and
FHLMC

during

the

third

quarter

of

2020,

for

which

the

Corporation

recorded

a

release

of

$5.1

million

in

its

reserve

for

credit
recourse).

In

the

event

of

nonperformance by

the

borrower,

the

Corporation has

rights

to

the

underlying

collateral

securing

the
mortgage loan. The Corporation suffers losses on these loans when the proceeds from a foreclosure sale of the property underlying
a defaulted

mortgage loan

are less

than the

outstanding principal balance

of the

loan plus

any uncollected

interest advanced

and
the costs of

holding and disposing

the related property.

At December 31,

2021, the Corporation’s

liability established to

cover the
estimated credit loss exposure related to

loans sold or serviced with credit

recourse amounted to $12 million (December 31,

2020 -
$22 million).

The following

table shows

the changes

in the

Corporation’s liability

of estimated

losses from

these credit

recourses
agreements, included in the consolidated statements of

financial condition during the years ended December

31, 2021 and 2020.

Years ended December

31,
(In thousands) 2021 2020
Balance as of beginning of period $ 22,484 $ 34,862
Impact of adopting CECL - (3,831)
Provision (benefit) for recourse liability (2,948) (104)
Net charge-offs (7,736) (8,443)
Balance as of end of period $ 11,800 $ 22,484

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
2021

and

2020.

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

2021 and 2020.
Years ended December

31,
(In thousands) 2021 2020
Balance as of beginning of period $ 2,297 $ 3,212
Provision (benefit) for representation and warranties (1,458) (915)
Balance as of end of period $ 839 $ 2,297

Servicing agreements

relating to

the mortgage-backed

securities

programs of

FNMA and

GNMA, and

to

mortgage loans

sold

or
serviced to

certain other

investors, including

FHLMC, require

the Corporation

to

advance funds

to make

scheduled payments

of
principal, interest, taxes

and insurance,

if such

payments have not

been received

from the

borrowers. At December

31, 2021,

the
Corporation serviced

$12.1 billion

in mortgage

loans for

third-parties, including

the loans

serviced with

credit recourse

(December
31, 2020

- $12.9

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

2021,

the

outstanding

balance

of

funds

advanced

by

the

Corporation

under

such

mortgage

loan

servicing
agreements

was approximately

$54 million

(December 31,

2020

- $66

million).

To

the extent

the mortgage

loans underlying

the
Corporation’s servicing portfolio experience increased delinquencies, the

Corporation would be required to dedicate

additional cash
resources

to

comply

with

its

obligation to

advance

funds

as

well as

incur

additional

administrative costs

related

to

increases

in
collection efforts.

Popular,

Inc. Holding

Company (“PIHC”) fully

and unconditionally guarantees

certain borrowing

obligations issued by

certain of

its
100% owned consolidated subsidiaries amounting to $94

million at both December 31,

2021 and December 31, 2020, respectively.
In addition, at both December 31, 2021 and December 31, 2020, PIHC fully and unconditionally guaranteed on a subordinated basis
$193

million

and

$374

million,

respectively,

of

capital

securities

(trust

preferred

securities)

issued

by

wholly-owned

issuing

trust
entities to the

extent set forth

in the applicable

guarantee agreement. Refer to

Note 18 to

the consolidated financial statements

for
further information on the trust preferred securities.

Note 24 – Commitments and contingencies
Off-balance sheet risk
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
Financial instruments with

off-balance sheet credit

risk, whose contract

amounts represent potential credit

risk as of

the end of

the
periods presented were as follows:
(In thousands) December 31, 2021 December 31, 2020
Commitments to extend credit:
Credit card lines $ 5,382,089 $ 5,226,660
Commercial and construction lines of credit 3,830,601 3,805,459
Other consumer unused credit commitments

250,229 257,312
Commercial letters of credit 3,260 1,864
Standby letters of credit 27,848 22,266
Commitments to originate or fund mortgage loans 95,372 96,786
At

December 31,

2021

and

December 31,

2020,

the

Corporation maintained

a

reserve

of

approximately $7.9

million

and

$15.9
million,

respectively,

for

potential

losses

associated

with

unfunded

loan

commitments

related

to

commercial,

construction

and
consumer lines of credit.
Other commitments
At December 31,

2021, and December

31, 2020, the

Corporation also maintained

other non-credit commitments

for approximately
$1.0 million and $1.4 million, respectively, primarily for the acquisition of other investments.

Business concentration
Since the Corporation’s business activities are concentrated primarily in Puerto Rico, its results of operations and financial condition are dependent

upon the

general trends

of the

Puerto Rico

economy and,

in particular,

the residential

and commercial

real estate
markets. The concentration

of the Corporation’s

operations in Puerto Rico

exposes it to

greater risk than other

banking companies
with a wider geographic base. Its

asset and revenue composition by geographical area

is presented in Note 37

to the Consolidated
Financial Statements.

Puerto

Rico

has

faced

significant

fiscal

and

economic

challenges

for

over

a

decade.

In

response

to

such

challenges,

the

U.S.
Congress enacted the

Puerto Rico Oversight

Management and Economic Stability

Act (“PROMESA”) in

2016, which, among

other
things,

established a

Fiscal

Oversight

and

Management Board

for

Puerto

Rico

(the

“Oversight Board”)

and

a

framework

for

the
restructuring

of

the

debts

of

the

Commonwealth,

its

instrumentalities

and

municipalities.

The

Commonwealth

and

several

of

its
instrumentalities

have

commenced

debt

restructuring

proceedings

under

PROMESA.

As

of

the

date

of

this

report,

while
municipalities have been designated as covered entities under

PROMESA, no municipality has commenced, or has been authorized by the Oversight Board to commence, any such debt

restructuring proceeding under PROMESA.
At December 31, 2021, the Corporation’s direct exposure to the

Puerto Rico government and its instrumentalities and municipalities totaled $367

million, of

which $349 million

were outstanding, compared

to $377

million, which were

fully outstanding at

December
31, 2020. Of

the amount outstanding,

$319 million consists

of loans and

$30 million are

securities ($342 million

and $35 million

at
December 31,

2020). Substantially all

of the

amount outstanding at

December 31,

2021 and December

31, 2020

were obligations
from various

Puerto Rico

municipalities. In

most cases,

these were

“general obligations”

of a

municipality,

to which

the applicable
municipality

has

pledged its

good

faith, credit

and unlimited

taxing power,

or

“special obligations”

of

a municipality,

to

which the
applicable municipality has

pledged other revenues. At

December 31, 2021,

75% of the

Corporation’s exposure to

municipal loans
and

securities

was

concentrated

in

the

municipalities

of

San

Juan,

Guaynabo,

Carolina

and

Bayamón.

On

July

1,

2021,

the

Corporation

received

scheduled

principal

payments

amounting

to

$32

million

from

various

obligations

from

Puerto

Rico
municipalities.
The following table details the loans and investments representing the Corporation’s direct exposure to the Puerto Rico government
according to their maturities as of December 31, 2021:
(In thousands)
Investment
Portfolio Loans Total Outstanding Total Exposure
Central Government

After 1 to 5 years
$ 14 $ - $ 14 $ 14

After 5 to 10 years
1 - 1 1

After 10 years
38 - 38 38
Total Central

Government
53 - 53 53
Municipalities

Within 1 year
4,240 68,650 72,890 72,890

After 1 to 5 years
14,395 70,962 85,357 103,546

After 5 to 10 years
11,280 123,521 134,801 134,801

After 10 years
230 55,257 55,487 55,487
Total Municipalities
30,145 318,390 348,535 366,724
Total Direct Government

Exposure
$
30,198
$
318,390
$
348,588
$
366,777
In

addition,

at

December

31,

2021,

the

Corporation

had

$275

million

in

loans

insured

or

securities

issued

by

Puerto

Rico
governmental entities

but for

which the

principal source

of repayment

is non-governmental

($317 million

at December

31, 2020).
These

included

$232

million

in

residential

mortgage

loans

insured

by

the

Puerto

Rico

Housing

Finance

Authority

(“HFA”),

a
governmental instrumentality that

has been

designated as a

covered entity under

PROMESA (December 31,

2020 -

$260 million).
These mortgage loans are secured by first mortgages on Puerto Rico residential properties and the HFA insurance covers losses in
the event

of a

borrower default

and upon

the satisfaction

of certain

other conditions.

The Corporation

also had

at December

31,
2021, $43 million

in bonds issued by

HFA which

are secured by second

mortgage loans on Puerto

Rico residential properties, and
for which HFA

also provides insurance to

cover losses in

the event of

a borrower default

and upon the

satisfaction of certain

other
conditions (December

31, 2020

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

BPPR’s

commercial loan

portfolio also

includes loans

to

private borrowers

who

are service

providers, lessors,

suppliers or

have
other relationships with the government. These

borrowers could be negatively affected by

the Commonwealth’s fiscal crisis and

the
ongoing

Title

III

proceedings

under

PROMESA.

Similarly,

BPPR’s

mortgage

and

consumer

loan

portfolios

include

loans

to
government

employees

and

retirees,

which

could

also

be

negatively

affected

by

fiscal

measures

such

as

employee

layoffs

or
furloughs or reductions in pension benefits.

In addition,

$1.6 billion

of residential

mortgages, $353

million of

Small Business

Administration (“SBA”) loans

under the

Paycheck
Protection Program (“PPP”) and

$67

million commercial loans were

insured or guaranteed

by the U.S.

Government or its agencies
at December 31, 2021 (compared to $1.8 billion,

$1.3 billion and $60 million, respectively, at December 31, 2020).
At December 31,

2021, the Corporation has

operations in the United

States Virgin Islands

(the “USVI”) and

has approximately $70
million

in

direct

exposure to

USVI

government entities

(December 31,

2020

-

$105

million).

The

USVI

has

been

experiencing a
number of

fiscal and

economic challenges

that could

adversely affect

the ability

of its

public corporations

and instrumentalities

to
service their outstanding debt obligations.

At December

31, 2021, the

Corporation has

operations in the

British Virgin

Islands (“BVI”),

which has

been negatively affected

by
the COVID-19

pandemic, particularly

as a

reduction in

the tourism

activity which

accounts for

a significant

portion of

its economy.
Although

the

Corporation

has

no

significant

exposure

to

a

single

borrower

in

the

BVI,

it

has

a

loan

portfolio

amounting

to

approximately

$221

million

comprised

of

various

retail

and

commercial

clients,

compared

to

a

loan

portfolio

of

$251

million

at
December 31, 2020, which included a $19 million

loan with the BVI Government that was paid

off during the second quarter of 2021.
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

Corporation and its stockholders to do

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

2021.

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

Set forth below is a description of the Corporation’s significant

Legal Proceedings.
BANCO POPULAR DE PUERTO RICO
Hazard Insurance Commission-Related Litigation
Popular,

Inc.,

BPPR

and

Popular

Insurance,

LLC

(the

“Popular

Defendants”)

have

been

named

defendants

in

a

class

action
complaint captioned Pérez Díaz v.

Popular, Inc., et al,

filed before the Court of First

Instance, Arecibo Part. The complaint originally
sought damages and

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

Court denied the

Popular Defendants’ request

to review the

lower court’s

denial of the

motion to dismiss.

In
December 2017, plaintiffs amended the complaint and, in January

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

In April

2019, the Court

amended the class

definition to limit

it to

individual homeowners whose

residential units were

subject to

a
mortgage from BPPR

who, in turn,

obtained risk insurance

policies with Antilles

Insurance or MAPFRE

Insurance through Popular
Insurance from

2002 to

2015, and

who did

not make

insurance claims

against said

policies during

their effective

term. The

Court
approved in September 2020 the notice to the class, which

is yet to be published.

On May 7, 2021, the Popular

Defendants filed a motion for summary judgment with

respect to plaintiffs’ unjust enrichment theory of
liability, reserving the

right to file an additional

motion for summary judgment regarding

damages should the court deny

the Popular
Defendant’s pending

motion to

exclude an

economic expert

recently designated

by Plaintiffs.

On May

7, 2021,

Popular,

Inc. and
BPPR also filed

a separate motion for

summary judgment alleging that,

even taking as

true and correct Plaintiffs’

theory of liability,
Popular,

Inc. and

BPPR are

not liable

to Plaintiffs

since they

do not

receive—and are

legally prohibited

from receiving

insurance
commissions. On

September 27, 2021,

the Court

held an

oral hearing

to discuss

the pending

motions for

summary judgment.

At
such hearing, Plaintiffs

notified they did

not object the

dismissal of the

action with prejudice

as to Popular,

Inc. and BPPR,

leaving
Popular Insurance, LLC as

the sole remaining defendant

in the case. On

November 1, 2021, the Court

issued a resolution denying
Popular Insurance, LLC’s

motion for summary

judgment. On December

29, 2021, Popular

Insurance filed a

petition of
certiorari

to
the Puerto Rico

Court of Appeals,

seeking review from

the denial of

the motion for

summary judgment. This

petition of
certiorari

is
now fully briefed and pending resolution.
Mortgage-Related Litigation

BPPR was

named a

defendant in

a putative

class action

captioned Yiries

Josef Saad

Maura v.

Banco Popular,

et al.

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

the

Truth

In

Lending

Act

(“TILA”),

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

judgment.

In October

2019, plaintiffs

filed a

Motion for

Reconsideration of

the Court’s

Amended Opinion

and Order,
which was denied

in December 2019.

In January

2020, plaintiffs filed

a Notice

of Appeal to

the U.S. Court

of Appeals for

the First
Circuit.

Plaintiffs filed their

appeal brief in

July 2020, Appellees

filed their brief

in September 2020,

and Appellants filed

their reply
brief in January 2021. The appeal is now fully briefed

and pending resolution.
Insufficient Funds and Overdraft Fees Class Actions
In February

2020, BPPR

was served

with a

putative class

action complaint captioned

Soto-Melendez v.

Banco Popular

de Puerto
Rico, filed before the United States District

Court for the District of Puerto Rico.

The complaint alleges breach of contract, breach of
the covenant of good faith and fair dealing

and unjust enrichment due to BPPR’s purported practice of (a)

assessing more than one
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

the
case.

On

April

21,

2021,

the

Court

issued

an

order

granting

in

part

and

denying

in

part

BPPR’s

motion

to

dismiss;

the

unjust
enrichment claim

was dismissed,

whereas the

breach of

contract and

covenant of

good faith

and fair

dealing claims

survived the
motion. Discovery is ongoing.
Popular has been also

named as a defendant

on a putative class

action complaint captioned Golden v.

Popular, Inc. filed

in March
2020 before the U.S. District

Court for the Southern District

of New York,

seeking damages, restitution and injunctive

relief. Plaintiff
alleges

breach of

contract, violation

of

the covenant

of

good

faith and

fair

dealing, unjust

enrichment and

violation of

New York
consumer protection law

due to Popular’s

purported practice of

charging OD

Fees on transactions

that, under plaintiffs’

theory,

do
not overdraw the

account. Plaintiff describes

Popular’s purported practice of

charging OD Fees

as “Authorize Positive, Purportedly

Settle

Negative”

(“APPSN”)

transactions

and

alleges

that

Popular

assesses

OD

Fees

over

authorized

transactions

for

which
sufficient funds

are held for

settlement.

In August 2020,

Popular filed a

Motion to Dismiss

on several grounds,

including failure to
state a

claim against Popular,

Inc. and improper

venue. In October

2020, Plaintiffs filed

a Notice of

Voluntary Dismissal

before the
U.S. District Court for the Southern District of New York and, simultaneously, filed an identical complaint in the U.S. District Court for the

District

of

the

Virgin

Islands

against

Popular,

Inc.,

Popular

Bank

and

BPPR.

In

November

2020,

Plaintiffs

filed

a

Notice

of
Voluntary

Dismissal against

Popular,

Inc.

and Popular

Bank

following a

Motion to

Dismiss filed

on behalf

of

such

entities which
argued failure

to state

a claim

and lack

of minimum

contacts of

such parties

with the

U.S.V.I.

district court

jurisdiction. BPPR,

the
only defendant remaining in the case, was served

with process in November 2020 and filed

a Motion to Dismiss in January 2021.
On October

4, 2021,

the District

Court, notwithstanding

that BPPR’s

Motion to

Dismiss remains

pending resolution,

held an

initial
scheduling

conference

and,

thereafter,

issued

a

trial

management

order

where

it

scheduled

the

deadline

for

all

discovery

for
November 1, 2022, the deadline for the filing of a

joint pre-trial brief for June 1, 2023, and

the trial for June 20 to June 30, 2023.
On January

31, 2022,

Popular was

also named

as a

defendant on a

putative class

action complaint captioned

Lipsett v.

Popular,
Inc. d/b/a Banco Popular, filed before the U.S. District Court for the Southern District of New York, seeking damages, restitution and
injunctive relief. Similar to the claims set forth in the

aforementioned
Golden

complaint, Plaintiff alleges breach of contract, including
violations of the covenant of good faith and

fair dealing, as a result of Popular’s purported practice of charging OD Fees for APPSN
transactions.

The complaint further alleges

that Popular assesses OD

Fees over authorized transactions

for which sufficient

funds
are held for settlement. Popular waived service of process

and expects to file a responsive allegation

by April 4, 2022.
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
$100 million

in damages

each. In October

2019, PB

and the

other defendants filed

several Motions

to Dismiss.

Plaintiffs opposed
the motions

in December

2019 and

PB and

the other

defendants replied

in January

2020. In

July 2020,

a hearing

to discuss

the
motions

to

dismiss filed

by

PB

in

both

actions

was

held, at

which

the

Court

dismissed one

of

the causes

of

action

included

by
plaintiffs in the AB Action.

In

June

2021,

the

Court

in the

AB

Action

entered a

judgment dismissing

all

claims

except those

regarding

the

principal

plaintiff
Aileen Betances against PB for retaliation, and Betances’ claim against three (3) other AB Defendants for aiding/abetting the alleged retaliation. Also, in July

2021, the Court

in the DR

action entered a partial

judgment dismissing all claims

against the individual DR
Defendants,

with

all

surviving

claims

being

against

PB

and

limited

to

local

retaliation

claims

and

local

and

state

discrimination
claims. Plaintiffs in

both the AB

Action and the

DR Action have

filed notices of

appeal of both

judgments. On August

11,

2021, PB
and the remaining

AB Defendants in

the AB Action,

as well as

PB in the

DR Action, answered

the respective complaints

as to the
surviving claims. Discovery is ongoing.
POPULAR SECURITIES
Puerto Rico

Bonds and Closed-End Investment Funds
The volatility

in prices

and declines

in value

that Puerto

Rico municipal

bonds and

closed-end investment

companies that

invest
primarily in Puerto Rico municipal bonds have experienced since August 2013 have led to regulatory inquiries, customer complaints
and

arbitrations

for

most

broker-dealers

in

Puerto

Rico,

including

Popular

Securities.

Popular

Securities

has

received

customer
complaints

and,

as

of

December 31,

2021,

was named

as

a

respondent (among

other

broker-dealers) in

65

pending arbitration

proceedings with

initial claimed

amounts of

approximately $62

million

in

the

aggregate. While

Popular

Securities

believes

it

has
meritorious defenses to the claims asserted in these proceedings, it has often determined that it is in its best interest to settle certain claims

rather

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

Securities concerning Puerto Rico bonds

and closed-
end investment

companies that

invest primarily

in Puerto

Rico bonds.

An

adverse result

in the

arbitration proceedings

described
above, or a significant increase in customer complaints,

could have a material adverse effect on Popular.
On

October

28,

2021,

a

panel

in

an

arbitration

proceeding

with

claimed

damages

arising

from

trading

losses

of

approximately
$30 million ordered

Popular Securities

to

pay claimants

approximately $6.9

million in

compensatory damages

and expenses.

On
November 4,

2021, the claimants

in such

arbitration proceeding filed

a complaint

captioned Trinidad

García v.

Popular, Inc.

et. al.
before

the

United

States

District

Court

for

the

District

of

Puerto

Rico

against

Popular,

Inc.,

BPPR

and

Popular

Securities

(the
“Popular

Defendants”)

alleging,

inter

alia,

that

they

sustained

monetary

losses

as

a

result

of

the

Popular

Defendants’
anticompetitive,

unfair,

and

predatory

practices,

including

tying

arrangements

prohibited

by

the

Bank

Holding

Company

Act.

Plaintiffs

claim

that

the

Popular

Defendants

caused

them

to

enter

a

tying

arrangement scheme

whereby BPPR

allegedly

would
extend secured

credit lines

to the

Plaintiffs on

the conditions

that they

transfer their

portfolios to

Popular Securities

to be

used as
pledged

collateral

and

obtain

additional

investment

services

and

products

solely

from

Popular

Securities,

not

from

any

of

its
competitors. Plaintiffs

also

invoke federal

court’s

supplemental jurisdiction

to

allege several

state law

claims

against the

Popular
Defendants,

including

contractual

fault,

fault

in

causing

losses

in

value

of

the

pledge

collateral,

breach

of

contract,

request

for
specific compliance

thereof, fault

in pre-contractual negotiations,

emotional distress, and

punitive damages. On

January 27,

2022,
Plaintiffs filed an Amended Complaint and the Popular Defendants were served with summons on that same date. Plaintiffs demand no

less than

$390

million

in

damages,

plus

an

award for

costs

and

attorney's fees.

The

Popular

Defendants expect

to

file

their
response by March 21, 2022.

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

with the
Commonwealth’s

Unsecured Creditors’

Committee (“UCC”),

filed

various

avoidance, fraudulent

transfer and

other claims

against
third parties, including government vendors

and financial institutions and other professionals involved

in bond issuances then being
challenged as

invalid by the

SCC and

the UCC.

The Popular

Companies, the SCC

and the

UCC entered into

a tolling

agreement
with respect to potential claims the SCC and the UCC,

on behalf of the Commonwealth or other Title III

debtors, may assert against
the Popular Companies for the avoidance and recovery of payments and/or transfers made to the Popular Companies or as a result of any

role of the

Popular Companies in

the offering

of the

aforementioned challenged bond

issuances.

On January 12,

2022, the
SCC, the

UCC and

the Popular

Companies executed

a settlement

agreement as

to potential

claims related

to the

avoidance and
recovery of payments

and/or transfers made

to the Popular

Companies. The tolling

agreement as to

potential claims the

SCC and
the

UCC may

assert against

the Popular

Companies as

a result

of

any role

of the

Popular Companies

in the

offering

of certain
challenged bond issuances remains in effect.

Note 25 – Non-consolidated variable interest

entities
The Corporation

is involved

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

2021

and

2020,

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

The following

table presents

the carrying

amount and

classification of

the assets

related to

the Corporation’s

variable interests

in
non-consolidated VIEs

and the

maximum exposure

to loss

as a

result of

the Corporation’s

involvement as

servicer of

GNMA and
FNMA loans at December 31, 2021 and 2020.

(In thousands) December 31, 2021 December 31, 2020
Assets
Servicing assets:
Mortgage servicing rights $ 94,464 $ 90,273
Total servicing

assets

$ 94,464 $ 90,273
Other assets:
Servicing advances $ 7,968 $ 8,769
Total other assets $ 7,968 $ 8,769
Total assets $ 102,432 $ 99,042
Maximum exposure to loss $ 102,432 $ 99,042
The size of

the non-consolidated VIEs,

in which the

Corporation has a

variable interest in

the form

of servicing fees,

measured as
the total unpaid principal balance of the loans,

amounted to $8.3 billion at December 31, 2021

(December 31, 2020 - $8.7 billion).
The Corporation

determined that

the maximum

exposure to

loss includes

the fair

value of

the MSRs

and the

assumption that

the
servicing advances

at December 31,

2021 and

2020 will

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

since

their

initial

evaluation.

The

Corporation

concluded

that

it

is

still

not

the

primary

beneficiary

of

these

VIEs,

and
therefore, these VIEs are not required to be consolidated

in the Corporation’s financial statements at December 31, 2021.

Note 26 – Derivative instruments and hedging

activities
The

use

of

derivatives

is

incorporated

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

31, 2021, inclusion

of the

credit risk

in the

fair value

of the

derivatives resulted in

a loss

of $0.3

million from the
Corporation’s credit

standing adjustment

and a

loss of

$0.1 million

from the

counterparty’s

nonperformance risk.

During the

years
ended

December

31,

2020

and

2019,

the

Corporation recognized

a

gain

of

$0.7

million

and

$0.2 million,

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

Financial

instruments

designated as

cash

flow

hedges

or

non-hedging derivatives

outstanding at

December 31,

2021

and

2020
were as follows:

Notional amount Derivative assets
Derivative liabilities

Statement of Fair value at Statement of Fair value at
At December 31, condition December 31, condition December 31,
(In thousands) 2021 2020 classification 2021 2020 classification 2021 2020
Derivatives designated as

hedging instruments:
Forward contracts $ 87,900 $ 188,800 Other assets $ 18 $ - Other liabilities $ 125 $ 1,267
Total derivatives designated

as hedging instruments
$ 87,900 $ 188,800 $ 18 $ - $ 125 $ 1,267
Derivatives not designated

as hedging instruments:
Interest rate caps $ 27,866 $ 29,248 Other assets $ - $ - Other liabilities $ - $ -
Indexed options on deposits

79,114 69,054 Other assets 26,075 20,785 - - -
Bifurcated embedded options 72,352 63,121 - - -
Interest
bearing
deposits 22,753 17,658
Total derivatives not

designated as

hedging instruments
$ 179,332 $ 161,423 $ 26,075 $ 20,785 $ 22,753 $ 17,658
Total derivative assets

and liabilities

$ 267,232 $ 350,223 $ 26,093 $ 20,785 $ 22,878 $ 18,925
Cash Flow Hedges
The Corporation

utilizes forward

contracts to

hedge the

sale

of mortgage-backed

securities with

duration terms

over one

month.
Interest rate forwards are contracts for the delayed delivery of securities,

which the seller agrees to deliver on a specified future date at

a specified

price or

yield.

These forward

contracts are

hedging a

forecasted transaction

and thus

qualify for

cash flow

hedge
accounting. Changes in the fair value of the derivatives are recorded in other comprehensive (loss)

income.

The amount included in
accumulated other comprehensive (loss) income corresponding to these forward contracts is expected to be reclassified to earnings in the next twelve months. These contracts have

a maximum remaining maturity of 76 days at

December 31, 2021.

For cash flow hedges,

net gains (losses) on

derivative contracts that are

reclassified from accumulated other comprehensive

(loss)
income to current period

earnings are included in the

line item in which the

hedged item is recorded and

during the period in

which
the forecasted transaction impacts earnings, as

presented in the tables below.
Year ended December

31, 2021
(In thousands)
Amount of net gain (loss)
recognized in OCI on
derivatives (effective
portion)
Classification in the statement of
operations of the net gain (loss)
reclassified from AOCI into income
(effective portion and ineffective
portion)
Amount of net gain
(loss) reclassified from
AOCI into income
(effective portion)
Amount of net gain
(loss) recognized in
income on derivatives
(ineffective portion)
Forward contracts $ 456 Mortgage banking activities $ (704) $ -
Total $ 456 $ (704) $ -

Year ended December

31, 2020
(In thousands)
Amount of net gain (loss)
recognized in OCI on
derivatives (effective
portion)
Classification in the statement of
operations of the net gain (loss)
reclassified from AOCI into income
(effective portion and ineffective
portion)
Amount of net gain
(loss) reclassified from
AOCI into income
(effective portion)
Amount of net gain
(loss) recognized in
income on derivatives
(ineffective portion)
Forward contracts $ (6,594) Mortgage banking activities $ (5,559) $ -
Total $ (6,594) $ (5,559) $ -
Year ended December

31, 2019
(In thousands)
Amount of net gain (loss)
recognized in OCI on
derivatives (effective
portion)
Classification in the statement of
operations of the net gain (loss)
reclassified from AOCI into income
(effective portion and ineffective
portion)
Amount of net gain
(loss) reclassified from
AOCI into income
(effective portion)
Amount of net gain
(loss) recognized in
income on derivatives
(ineffective portion)
Forward contracts $ (3,502) Mortgage banking activities $ (3,992) $ -
Total $ (3,502) $ (3,992) $ -
Fair Value Hedges
At December 31, 2021 and 2020, there were

no derivatives designated as fair value hedges.
Non-Hedging Activities
For the year ended

December 31, 2021, the

Corporation recognized a gain

of $2.3 million (2020

– loss of $3.0

million; 2019 – loss
of $ 1.2 million) related to its non-hedging

derivatives, as detailed in the table below.
Amount of Net Gain (Loss) Recognized in Income on Derivatives
Year ended

Year ended

Year ended

Classification of Net Gain (Loss) December 31, December 31, December 31,
(In thousands) Recognized in Income on Derivatives 2021 2020 2019
Forward contracts Mortgage banking activities $ 2,027 $ (5,027) $ (2,254)
Interest rate caps Other operating income - - (5)
Indexed options on deposits Interest expense 6,824 5,462 7,898
Bifurcated embedded options

Interest expense (6,538) (3,417) (6,883)
Total

$ 2,313 $ (2,982) $ (1,244)
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

Note 27 – Related party transactions
The Corporation grants loans to its directors, executive officers, including certain related individuals or organizations, and affiliates in the ordinary course of business. The activity and

balance of these loans were as follows:
(In thousands)
Balance at December 31, 2019 $ 133,054
New loans 8,360
Payments (16,839)
Other changes, including existing loans to new related parties 316
Balance at December 31, 2020 $ 124,891
New loans 3,182
Payments (28,208)
Other changes, including existing loans to new related parties 2,714
Balance at December 31, 2021 $ 102,579
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

interest rate at 4.25%

for Notes A

and at 1% for

Notes B during such

term. The aggregate outstanding

balance on
the loans as of December 31, 2021

was approximately $30.6 million, of which approximately $17.1 million corresponded to Notes A and $13.5 million to Notes B.

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
million

were

deferred

and

capitalized

as

part

of

the

loan

balance.

In

February

2019,

the

Audit

Committee

approved,

under

the
Related Party Policy, a 36-month renewal of the loan at an interest rate of 5.75% and a 30-year amortization schedule. In
December
2021, the Corporation refinanced the then-current $36.0 million principal balance of the loan at

an interest rate of 4.50%, a

maturity
date of December 2026

and a 20-year amortization schedule.

As of December 31,

2021, the unpaid principal

balance amounted to
$34.8 million.

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
requested and

were granted,

an additional

3-month loan

payment moratorium

pursuant to

BPPR’s ordinary

course loss

mitigation
program, which expired

in January 2021.

Since the expiration

of this 3-month

loan payment forbearance the

borrowers have failed
to make

the monthly

loan payments

when due. The

outstanding balance of

the loan

as of

December 31,

2021 was

approximately
$0.2 million. BPPR is currently evaluating borrowers’ application in connection with this loan under BPPR’s loss mitigation

program.
At

December

31,

2021,

the

Corporation’s

banking

subsidiaries

held

deposits

from

related

parties,

excluding

EVERTEC,

Inc.
(“EVERTEC”) amounting to approximately $700 million (2020

- $851 million).

From

time

to

time,

the

Corporation,

in

the

ordinary

course

of

business,

obtains

services

from

related

parties

that

have

some
association with the

Corporation. Management believes the

terms of such

arrangements are consistent with

arrangements entered
into with independent third parties.

For

the

year

ended

December

31,

2021,

the

Corporation made

contributions

of

approximately

$4.5

million

to

Fundación

Banco
Popular and

Popular Bank

Foundation, which

are not-for-profit

corporations dedicated

to philanthropic

work (2020

- $1.6

million).
The Corporation also provided

human and operational resources

to support the

activities of the Fundación

Banco Popular which in
2021 amounted to approximately $1.3 million (2020- $1.4

million).

Related party transactions with EVERTEC, as an affiliate
The Corporation has an investment in EVERTEC, Inc. (“EVERTEC”), which provides various processing and information technology services to the Corporation and its subsidiaries and gives BPPR access to the ATH

network owned and operated by EVERTEC. As
of December 31,

2021, the Corporation’s

stake in EVERTEC

was 16.19%. The

Corporation continues to

have significant influence
over EVERTEC. Accordingly, the investment in EVERTEC is accounted for under the equity method and is evaluated for impairment
if events or circumstances indicate that a decrease

in value of the investment has occurred that

is other than temporary.
The Corporation

recorded $2.3

million in

dividend distributions

during the

year ended

December 31,

2021 from

its investments

in
EVERTEC’s holding company

(December 31, 2020

- $2.3 million).

The Corporation’s equity

in EVERTEC

is presented in

the table
which follows and is included as part of “other

assets” in the consolidated statement of financial

condition.
(In thousands) December 31, 2021

December 31, 2020
Equity investment in EVERTEC $ 110,299 $ 86,158
The Corporation

had the

following financial

condition balances

outstanding with

EVERTEC at

December 31,

2021 and

December
31, 2020.

Items that represent liabilities to the Corporation

are presented with parenthesis.

(In thousands) December 31, 2021

December 31, 2020
Accounts receivable (Other assets) $ 5,668 $ 5,678
Deposits (150,737) (125,361)
Accounts payable (Other liabilities) (3,431) (2,395)
Net total $ (148,500) $ (122,078)
The

Corporation’s

proportionate

share

of

income

from

EVERTEC

is

included

in

other

operating

income

in

the

consolidated
statements of operations. The following table presents the Corporation’s proportionate share of EVERTEC’s income and changes in stockholders’ equity for the years ended December

31, 2021, 2020 and 2019.

Years ended December

31,
(In thousands) 2021 2020 2019
Share of income from

investment in EVERTEC
$ 26,096 $ 16,936 $ 16,749
Share of other changes in EVERTEC's stockholders'

equity
53 865 516
Share of EVERTEC's changes in equity recognized

in income
$ 26,149 $ 17,801 $ 17,265
The

following

tables

present

the

impact

of

transactions

and

service

payments

between

the

Corporation

and

EVERTEC

(as

an
affiliate) and their impact on the

results of operations for the years ended December

31, 2021, 2020 and 2019. Items that represent
expenses to the Corporation are presented with

parenthesis.

Years ended December

31,
(In thousands) 2021 2020 2019 Category
Interest expense on deposits $ (388) $ (315) $ (106) Interest expense
ATH and credit cards interchange

income from services to EVERTEC
27,384 22,406 29,224 Other service fees
Rental income charged to EVERTEC 6,593 7,305 7,418 Net occupancy
Fees on services provided by EVERTEC (245,945) (223,069) (219,992) Professional fees
Other services provided to EVERTEC 740 1,002 1,118 Other operating expenses
Total $ (211,616) $ (192,671) $ (182,338)
Centro Financiero BHD León
At December 31, 2021, the Corporation had a 15.84% equity interest in Centro Financiero BHD León, S.A. (“BHD León”), one of the
largest

banking

and

financial

services

groups

in

the

Dominican

Republic.

During

the

year

ended

December

31,

2021,

the
Corporation recorded $27.7

million in earnings

from its investment

in BHD León

(December 31, 2020

- $27.0 million),

which had a
carrying

amount

of

$180.3

million

at

December 31,

2021

(December 31,

2020

-

$153.1

million).

The

Corporation received

$4.3
million in dividends distributions during the year ended December 31, 2021,

from its investment in BHD León (December 31, 2020

-
$13.2 million).
Investment Companies
The Corporation,

through its subsidiary Popular

Asset Management LLC (“PAM”),

provides advisory services to

several investment
companies registered

under the

Investment Company

Act of

1940 in

exchange for

a fee.

The Corporation,

through its

subsidiary
BPPR,

also

provides

administrative,

custody

and

transfer

agency

services

to

these

investment

companies.

These

fees

are
calculated

at

an

annual

rate

of

the

average

net

assets

of

the

investment

company,

as

defined

in

each

agreement.

Due

to

its
advisory role, the Corporation considers these investment

companies as related parties.
For

the

year

ended

December

31,

2021

administrative

fees

charged

to

these

investment

companies

amounted

to

$4.1

million
(December 31,

2020 -

$6.3 million)

and waived

fees amounted to

$1.5 million

(December 31, 2020

- $2.8

million), for

a net

fee of
$2.6 million (December 31, 2020 - $3.5 million).
The

Corporation,

through

its

subsidiary

BPPR,

had

also

entered

into

certain

uncommitted credit

facilities

with

those

investment
companies.

The

available

lines

of

credit

facilities

amounted

to

$275

million

at

December

31,

2020.

The

aggregate

sum

of

all
outstanding

balances

under

all

credit

facilities

that

could

be

made

available

by

BPPR,

from

time

to

time,

to

those

investment
companies for which PAM acted as investment advisor or co-investment advisor, could have never exceed the lesser of $200 million
or 10% of BPPR’s

capital. During the year

ended December 31, 2021,

these credit facilities expired and

the investment companies
entered into credit facilities with a third party.

Note 28 – Fair value measurement

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
●
Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access at

the measurement date.

Valuation

on these

instruments does not

necessitate a

significant degree of

judgment
since valuations are based on quoted prices that

are readily available in an active market.
●
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
●
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
Fair Value on a Recurring and Nonrecurring Basis
The following fair value hierarchy tables

present information about the Corporation’s

assets and liabilities measured at fair

value on
a recurring basis at December 31, 2021 and

2020:

At December 31, 2021
(In thousands) Level 1 Level 2 Level 3 Measured at NAV Total
RECURRING FAIR VALUE

MEASUREMENTS
Assets

Debt securities available-for-sale:
U.S. Treasury securities $ - $ 15,859,030 $ - $ - $ 15,859,030
Obligations of U.S. Government

sponsored
entities - 70 - - 70
Collateralized mortgage obligations - federal
agencies - 221,265 - - 221,265
Mortgage-backed securities - 8,886,950 826 - 8,887,776
Other - 128 - - 128
Total debt securities

available-for-sale
$ - $ 24,967,443 $ 826 $ - $ 24,968,269
Trading account debt securities, excluding
derivatives:
U.S. Treasury securities $ 6,530 $ - $ - $ - $ 6,530
Obligations of Puerto Rico, States and political
subdivisions - 85 - - 85
Collateralized mortgage obligations - 59 198 - 257
Mortgage-backed securities - 22,559 - - 22,559
Other - - 280 - 280
Total trading account

debt securities, excluding
derivatives $ 6,530 $ 22,703 $ 478 $ - $ 29,711
Equity securities $ - $ 32,429 $ - $ 77 $ 32,506
Mortgage servicing rights - - 121,570 - 121,570
Derivatives

- 26,093 - - 26,093
Total assets measured

at fair value on a
recurring basis $ 6,530 $ 25,048,668 $ 122,874 $ 77 $ 25,178,149
Liabilities
Derivatives $ - $ (22,878) $ - $ - $ (22,878)
Contingent consideration - - (9,241) - (9,241)
Total liabilities measured

at fair value on a
recurring basis $ - $ (22,878) $ (9,241) $ - $ (32,119)

At December 31, 2020
(In thousands) Level 1 Level 2 Level 3 Total
RECURRING FAIR VALUE

MEASUREMENTS
Assets

Debt securities available-for-sale:
U.S. Treasury securities $ 3,499,781 $ 7,288,259 $ - $ 10,788,040
Obligations of U.S. Government

sponsored entities
- 60,184 - 60,184
Collateralized mortgage obligations - federal agencies - 392,132 - 392,132
Mortgage-backed securities - 10,319,547 1,014 10,320,561
Other - 235 - 235
Total debt securities

available-for-sale
$ 3,499,781 $ 18,060,357 $ 1,014 $ 21,561,152
Trading account debt securities, excluding

derivatives:
U.S. Treasury securities $ 11,506 $ - $ - $ 11,506
Obligations of Puerto Rico, States and political subdivisions - 103 - 103
Collateralized mortgage obligations - 68 278 346
Mortgage-backed securities - 24,338 - 24,338
Other - - 381 381
Total trading account

debt securities, excluding derivatives
$ 11,506 $ 24,509 $ 659 $ 36,674
Equity securities $ - $ 29,590 $ - $ 29,590
Mortgage servicing rights - - 118,395 118,395
Derivatives

- 20,785 - 20,785
Total assets measured

at fair value on a recurring basis
$ 3,511,287 $ 18,135,241 $ 120,068 $ 21,766,596
Liabilities

Derivatives $ - $ (18,925) $ - $ (18,925)
Total liabilities measured

at fair value on a recurring basis
$ - $ (18,925) $ - $ (18,925)
The fair value information included in the following

tables is not as of period end, but as

of the date that the fair value measurement
was recorded during the years ended December 31, 2021,

2020 and 2019

and excludes nonrecurring fair value measurements

of
assets no longer outstanding

as of the reporting date.

Year ended December

31, 2021
(In thousands) Level 1 Level 2 Level 3 Total
NONRECURRING FAIR VALUE

MEASUREMENTS
Assets

Write-downs
Loans
[1]
$ - $ - $ 21,167 $ 21,167 $ (3,721)
Other real estate owned
[2]
- - 7,727 7,727 (1,579)
Other foreclosed assets
[2]
- - 68 68 (33)
Long-lived assets held-for-sale
[3]
- - 9,007 9,007 (5,320)
Trademark
[4]
- - 156 156 (5,404)
Total assets measured

at fair value on a nonrecurring basis
$ - $ - $ 38,125 $ 38,125 $ (16,057)
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
[4] Represents the fair value of a trademark due to a write-down on impairment.
Year ended December

31, 2020
(In thousands) Level 1 Level 2 Level 3 Total
NONRECURRING FAIR VALUE

MEASUREMENTS
Assets

Write-downs
Loans
[1]
$ - $ - $ 74,511 $ 74,511 $ (15,290)
Loans held-for-sale
[2]
- - 2,738 2,738 (1,311)
Other real estate owned
[3]
- - 20,123 20,123 (3,325)
Other foreclosed assets
[3]
- - 116 116 (148)
ROU assets
[4]
- - 446 446 (15,920)
Leasehold improvements
[4]
- - 126 126 (2,084)
Total assets measured

at fair value on a nonrecurring basis
$ - $ - $ 98,060 $ 98,060 $ (38,078)
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
[4] The impairment was measured based on the sublease

rental value of the branches that were subject to the

strategic realignment of PB's New
Metro Branch network.

Year ended December

31, 2019
(In thousands) Level 1 Level 2 Level 3 Total
NONRECURRING FAIR VALUE

MEASUREMENTS
Assets

Write-downs
Loans
[1]
$ - $ - $ 35,363 $ 35,363 $ (13,533)
Other real estate owned
[2]
- - 18,132 18,132 (3,526)
Other foreclosed assets
[2]
- - 1,213 1,213 (156)
Long-lived assets held-for-sale
[3]
- - 2,500 2,500 (2,591)
Total assets measured

at fair value on a nonrecurring basis
$ - $ - $ 57,208 $ 57,208 $ (19,806)
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

The following tables present the changes in Level

3 assets and liabilities measured at fair

value on a recurring basis for the years
ended December 31, 2021, 2020, and 2019.
Year ended December

31, 2021
MBS Other
classified CMOs securities
as debt classified classified
securities as trading as trading Mortgage
available- account debt account debt servicing Total Contingent Total
(In thousands) for-sale securities securities rights assets Consideration liabilities
Balance at January 1,

2021
$ 1,014 $ 278 $ 381 $ 118,395 $ 120,068 $ - $ -
Gains (losses) included in earnings - (1) (101) (10,216) (10,318) - -
Gains (losses) included in OCI (13) - - - (13) - -
Additions - 29 - 13,391 13,419 9,241 9,241
Settlements (175) (107) - - (282) - -
Balance at December 31, 2021 $ 826 $ 198 $ 280 $ 121,570 $ 122,874 $ 9,241 $ 9,241
Changes in unrealized gains (losses) included in
earnings relating to assets still held at December
31, 2021 $ - $ (1) $ (45) $ 6,410 $ 6,364 $ - -

Year ended December

31, 2020
MBS Other
classified CMOs securities
as debt classified classified
securities as trading as trading Mortgage
available- account debt account debt servicing Total
(In thousands) for-sale securities securities rights assets
Balance at January 1, 2020 $ 1,182 $ 530 $ 440 $ 150,906 $ 153,058
Gains (losses) included in earnings - (1) (59) (42,055) (42,115)
Gains (losses) included in OCI (18) - - - (18)
Additions - 4 - 9,544 9,548
Settlements (150) (255) - - (405)
Balance at December 31, 2020 $ 1,014 $ 278 $ 381 $ 118,395 $ 120,068
Changes in unrealized gains (losses) included in earnings

relating to assets still
held at December 31, 2020 $ - $ - $ 27 $ (19,327) $ (19,300)
Year ended December

31, 2019
MBS Other
classified CMOs securities
as debt classified MBS classified
securities as trading classified as as trading Mortgage
available- account debt trading account account debt servicing Total
(In thousands) for-sale securities debt securities securities rights assets
Balance at January 1,

2019
$ 1,233 $ 611 $ 43 $ 485 $ 169,777 $ 172,149
Gains (losses) included in earnings - (1) (1) (45) (27,516) (27,563)
Gains (losses) included in OCI (1) - - - - (1)
Additions - 71 25 - 9,143 9,239
Settlements (50) (151) (41) - (498) (740)
Transfers out of Level 3 - - (26) - - (26)
Balance at December 31, 2019 $ 1,182 $ 530 $ - $ 440 $ 150,906 $ 153,058
Changes in unrealized gains (losses) included in earnings
relating to assets still held at December 31, 2019
$ - $ 1 $ - $ 20 $ (14,190) $ (14,169)
During the

year ended

December 31,

2019, certain

MBS were

transferred from

Level 3

to

Level 2

due to

a change

in valuation
technique from an internally prepared pricing matrix

to a bond’s theoretical value.
Gains and losses (realized and

unrealized) included in earnings for the

years ended December 31, 2021,

2020, and 2019 for Level
3 assets and liabilities included in the previous

tables are reported in the consolidated statement

of operations as follows:
2021 2020 2019
Total Changes in unrealized Total Changes in unrealized Total
Changes in
unrealized
gains (losses)
gains (losses)

gains (losses)
gains (losses)

gains (losses)
gains (losses)

included relating to assets still included relating to assets still included relating to assets
still

(In thousands) in earnings held at reporting date in earnings held at reporting date in earnings held at reporting
date
Mortgage banking activities $ (10,216) $ 6,410 $ (42,055) $ (19,327) $ (27,516) $ (14,190)
Trading account (loss) profit

(102) (46) (60) 27 (47) 21
Total

$ (10,318) $ 6,364 $ (42,115) $ (19,300) $ (27,563) $ (14,169)
The following

tables include

quantitative information

about significant

unobservable inputs

used to

derive the

fair value

of Level

3
instruments, excluding those instruments

for which the

unobservable inputs were not

developed by the

Corporation such as

prices
of prior transactions and/or unadjusted third-party pricing

sources at December 31, 2021 and 2020.

Fair value at

December 31,
(In thousands) 2021 Valuation technique Unobservable inputs Weighted average (range) [1]
CMO's - trading $ 198 Discounted cash flow model Weighted average life 0.8 years (0.04 - 1.0 years)
Yield 3.6% (3.6% - 4.1%)
Prepayment speed 11.4% (10.1% - 17.2%)
Other - trading $ 280 Discounted cash flow model Weighted average life 2.9 years
Yield 12.0%
Prepayment speed 10.8%
Loans held-in-portfolio $ 20,041
[
External appraisal Haircut applied on
external appraisals 5.0%
Other real estate owned $ 3,631
[
External appraisal Haircut applied on
external appraisals 22.3% (5.0% - 35.0%)
[1]
Weighted average of significant unobservable inputs

used to develop Level 3 fair value measurements

were calculated by relative fair value.
[2]
Loans held-in-portfolio in which haircuts were not applied

to external appraisals were excluded from this table.

[3]
Other real estate owned in which haircuts were not applied

to external appraisals were excluded from this table.
Fair value at

December 31,
(In thousands) 2020 Valuation technique Unobservable inputs Weighted average (range) [1]
CMO's - trading $ 278 Discounted cash flow model Weighted average life 1.2 years (0.6 - 1.4 years)
Yield 3.6% (3.6% - 4.1%)
Prepayment speed 17.7% (13.8% - 18.3%)
Other - trading $ 381 Discounted cash flow model Weighted average life 3.6 years
Yield 12.0%
Prepayment speed 10.8%
Mortgage servicing rights $ 118,395 Discounted cash flow model Prepayment speed 6.9% (0.3% - 24.6%)
Weighted average life 6.0 years (0.3 - 12.3 years)
Discount rate 11.1% (9.5% - 14.7%)
Loans held-in-portfolio $ 74,347
[
External appraisal Haircut applied on
external appraisals 20.9% (10.0% - 40.0%)
Other real estate owned $ 14,926
[
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
Effective the fourth quarter 2021, the mortgage

servicing rights fair value was provided by

a third-party valuation specialist. Refer to
Note 11 for additional information on MSRs.
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

●

U.S. Treasury securities:

The fair value

of U.S. Treasury

notes is based

on yields that

are interpolated from the

constant
maturity treasury curve.

These securities are classified

as Level 2.

U.S. Treasury

bills are classified as

Level 1 given the
high volume of trades and pricing based on those

trades.

●

Obligations of U.S.

Government sponsored entities: The

Obligations of U.S. Government

sponsored entities include U.S.
agency

securities,

which

fair

value

is

based

on

an

active

exchange

market

and

on

quoted

market

prices

for

similar
securities. The U.S. agency securities are classified as Level

2.

●

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
●

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
●

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

●

Corporate securities (included

as “other” in

the “available-for-sale” category):

Given that the

quoted prices are

for similar
instruments, these securities are classified as Level

2.

●

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

do not

trade in

highly liquid

markets are

also classified

as Level

2, except

for one

equity security

that do

not have
readily determinable fair value and is under an investment

company is measured at NAV.
Mortgage servicing rights

Mortgage

servicing

rights

(“MSRs”)

do

not

trade

in

an

active

market

with

readily

observable

prices.

MSRs

are

priced

using

a
discounted cash

flow model

valuation performed

by a

third party.

The discounted

cash flow

model incorporates

assumptions that
market

participants

would

use

in

estimating

future

net

servicing

income,

including

portfolio

characteristics,

prepayments
assumptions, discount

rates, delinquency

and foreclosure

rates, late

charges, other

ancillary revenues,

cost to

service and

other
economic factors.

Prepayment speeds

are adjusted

for the

loans’ characteristics

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

held, the remaining

term, and the

creditworthiness of the
entity that

bears the

risk, and

uses available

public data

or internally-developed

data related

to current

spreads that

denote their
probability of default.
Contingent consideration liability

The fair

value of

the contingent

consideration, which

relates to

earnout payments

that could

be payable

to

K2 over

a three-year
period, was

calculated based

on a

discounted cash

flow technique

using the

probability-weighted average

from

likely scenarios.

This contingent consideration is classified as Level

3.
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
PB’s New York Metro Branch network.

These ROU assets and leasehold improvements are

classified as Level 3.
Long-lived assets held-for-sale
The

Corporation

evaluates

for

impairment

its

long-lived

assets,

whenever

events

or

changes

in

circumstances

indicate

that

the
carrying amount of

an asset may not

be recoverable and records

a write down for

the difference between the

carrying amount and
the fair value less cost to sell. These long-lived

assets held-for-sale are classified as Level

3.
Trademark
The write-down on impairment of a trademark was based on the discontinuance of origination thru e-loan platform. This

trademark is
classified as Level 3.

Note 29 – Fair value of financial instruments
The fair

value of

financial instruments

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

amounts that could be

realized
in actual transactions.
The

fair

values

reflected

herein

have

been

determined

based

on

the

prevailing

rate

environment

at

December

31,

2021

and
December 31, 2020, as

applicable. In different interest

rate environments, fair value

estimates can differ significantly,

especially for
certain

fixed

rate

financial

instruments.

In

addition,

the

fair

values

presented

do

not

attempt

to

estimate

the

value

of

the
Corporation’s fee

generating businesses and

anticipated future business

activities, that

is, they

do not

represent the

Corporation’s
value as

a going concern.

There have been

no changes in

the Corporation’s valuation

methodologies and inputs

used to estimate
the fair values for each class of financial assets and

liabilities not measured at fair value.
The following tables present the

carrying amount and estimated fair

values of financial instruments with their

corresponding level in
the fair

value hierarchy.

The aggregate

fair value

amounts of

the financial

instruments disclosed

do not

represent management’s
estimate of the underlying value of the Corporation.

December 31, 2021
Carrying Measured
(In thousands) amount Level 1 Level 2 Level 3 at NAV Fair value
Financial Assets:
Cash and due from banks $ 428,433 $ 428,433 $ - $ - $ - $ 428,433
Money market investments 17,536,719 17,530,640 6,079 - - 17,536,719
Trading account debt securities, excluding

derivatives
[1]
29,711 6,530 22,703 478 - 29,711
Debt securities available-for-sale
[1]
24,968,269 - 24,967,443 826 - 24,968,269
Debt securities held-to-maturity:
Obligations of Puerto Rico, States and political
subdivisions $ 65,380 $ - $ - $ 77,383 $ - $ 77,383
Collateralized mortgage obligation-federal agency 25 - - 25 - 25
Securities in wholly owned statutory business trusts 5,960 - 5,960 - - 5,960
Total debt securities

held-to-maturity
$ 71,365 $ - $ 5,960 $ 77,408 $ - $ 83,368
Equity securities:
FHLB stock $ 59,918 $ - $ 59,918 $ - $ - $ 59,918
FRB stock 96,217 - 96,217 - - 96,217
Other investments 33,842 - 32,429 3,704 77 36,210
Total equity securities $ 189,977 $ - $ 188,564 $ 3,704 $ 77 $ 192,345
Loans held-for-sale $ 59,168 $ - $ - $ 59,885 $ - $ 59,885
Loans held-in-portfolio 28,545,191 - - 27,489,583 - 27,489,583
Mortgage servicing rights 121,570 - - 121,570 - 121,570
Derivatives 26,093 - 26,093 - - 26,093
December 31, 2021
Carrying Measured
(In thousands) amount Level 1 Level 2 Level 3 at NAV Fair value
Financial Liabilities:
Deposits:
Demand deposits $ 60,292,939 $ - $ 60,292,939 $ - $ - $ 60,292,939
Time deposits 6,712,149 - 6,647,301 - - 6,647,301
Total deposits $ 67,005,088 $ - $ 66,940,240 $ - $ - $ 66,940,240
Assets sold under agreements to repurchase $ 91,603 $ - $ 91,602 $ - $ - $ 91,602
Other short-term borrowings
[2]
$ 75,000 $ - $ 75,000 $ - $ - $ 75,000
Notes payable:
FHLB advances $ 492,429 $ - $ 496,091 $ - $ - $ 496,091
Unsecured senior debt securities 297,842 - 319,296 - - 319,296
Junior subordinated deferrable interest debentures
(related to trust preferred securities) 198,292 - 201,879 - - 201,879
Total notes payable $ 988,563 $ - $ 1,017,266 $ - $ - $ 1,017,266
Derivatives $ 22,878 $ - $ 22,878 $ - $ - $ 22,878
Contingent consideration $ 9,241 $ - $ - $ 9,241 $ - $ 9,241
[1]
Refer to Note 28 to the Consolidated Financial Statements

for the fair value by class of financial asset and its hierarchy level.
[2]
Refer to Note 17 to the Consolidated Financial Statements

for the composition of other short-term borrowings.

December 31, 2020
Carrying
(In thousands) amount Level 1 Level 2 Level 3 Fair value
Financial Assets:
Cash and due from banks $ 491,065 $ 491,065 $ - $ - $ 491,065
Money market investments 11,640,880 11,634,851 6,029 - 11,640,880
Trading account debt securities, excluding

derivatives
[1]
36,674 11,506 24,509 659 36,674
Debt securities available-for-sale
[1]
21,561,152 3,499,781 18,060,357 1,014 21,561,152
Debt securities held-to-maturity:
Obligations of Puerto Rico, States and political subdivisions $ 70,768 $ - $ - $ 83,298 $ 83,298
Collateralized mortgage

obligation-federal agency
31 - - 32 32
Securities in wholly owned statutory business trusts 11,561 - 11,561 - 11,561
Total debt securities

held-to-maturity
$ 82,360 $ - $ 11,561 $ 83,330 $ 94,891
Equity securities:
FHLB stock $ 49,799 $ - $ 49,799 $ - $ 49,799
FRB stock 93,045 - 93,045 - 93,045
Other investments 30,893 - 29,590 1,495 31,085
Total equity securities $ 173,737 $ - $ 172,434 $ 1,495 $ 173,929
Loans held-for-sale $ 99,455 $ - $ - $ 102,189 $ 102,189
Loans held-in-portfolio 28,488,946 - - 27,098,297 27,098,297
Mortgage servicing rights 118,395 - - 118,395 118,395
Derivatives 20,785 - 20,785 - 20,785
December 31, 2020
Carrying
(In thousands) amount Level 1 Level 2 Level 3 Fair value
Financial Liabilities:
Deposits:
Demand deposits $ 49,558,492 $ - $ 49,558,492 $ - $ 49,558,492
Time deposits 7,307,848 - 7,319,963 - 7,319,963
Total deposits $ 56,866,340 $ - $ 56,878,455 $ - $ 56,878,455
Assets sold under agreements to repurchase $ 121,303 $ - $ 121,257 $ - $ 121,257
Notes payable:
FHLB advances $ 542,469 $ - $ 561,977 $ - $ 561,977
Unsecured senior debt securities 296,574 - 321,078 - 321,078
Junior subordinated deferrable interest debentures (related to trust preferred securities) 384,929 - 395,078 - 395,078
FRB advances 1,009 - 1,009 - 1,009
Total notes payable $ 1,224,981 $ - $ 1,279,142 $ - $ 1,279,142
Derivatives $ 18,925 $ - $ 18,925 $ - $ 18,925
[1]
Refer to Note 28 to the Consolidated Financial Statements

for the fair value by class of financial asset and its hierarchy level.

The notional amount of commitments to extend credit at December 31, 2021 and December 31, 2020 is $ 9.5 billion and $9.3 billion,
respectively,

and represents the

unused portion of

credit facilities

granted to customers.

The notional amount

of letters of

credit at
December 31,

2021 and

December 31,

2020 is

$ 31

million and

$ 24

million respectively,

and represents

the contractual

amount
that is required to be paid in the event of nonperformance. The fair value of commitments to extend credit and letters of credit, which are based on the fees charged to enter into those

agreements, are not material to Popular’s

financial statements.

Note 30 – Employee benefits
Certain employees of BPPR are covered by three

non-contributory defined benefit pension plans,

the Banco Popular de Puerto Rico
Retirement Plan and two Restoration Plans (the

“Pension Plans”).

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

2021

and

2020

and

the

approved

asset

allocation
ranges, by asset category, are summarized in the table below.
Minimum allotment Maximum allotment 2021 2020
Equity 0% 70% 30% 38%
Debt securities 0% 100% 67% 60%
Popular related securities 0% 5% 2% 1%
Cash and cash equivalents 0% 100% 1% 1%

The following table sets

forth by level, within

the fair value hierarchy,

the Pension Plans’ assets at

fair value at December

31, 2021
and 2020. Investments

measured at net

asset value per share

(“NAV”) as

a practical expedient have

not been classified

in the fair
value hierarchy,

but are presented in order to

permit reconciliation of the plans’ assets.

During the year ended December 31, 2021
investments in certain government

obligations classified as Level

2 were substituted by

proprietary funds of a

money manager that
invest in government obligations that are measured

at NAV.
2021 2020
(In thousands) Level 1 Level 2 Level 3
Measured
at NAV Total Level 1 Level 2 Level 3
Measured
at NAV Total
Obligations of the U.S.
Government, its agencies,
states and political
subdivisions $ - $ 9,259 $ - $ 188,377 $ 197,636 $ - $ 187,065 $ - $ 7,377 $ 194,442
Corporate bonds and
debentures - 375,875 - 8,485 384,360 - 326,344 - 8,180 334,524
Equity securities - Common
Stocks 41,414 - - - 41,414 101,081 - - - 101,081
Equity securities - ETF's 111,365 25,446 - - 136,811 94,009 38,229 - - 132,238
Foreign commingled trust
funds - - - 82,912 82,912 - - - 98,431 98,431
Mutual fund - 5,262 - - 5,262 - 4,526 - - 4,526
Private equity investments - - 56 - 56 - - 70 - 70
Cash and cash equivalents 7,523 - - - 7,523 9,626 - - - 9,626
Accrued investment income - - 4,510 - 4,510 - - 3,847 - 3,847
Total assets

$ 160,302 $ 415,842 $ 4,566 $ 279,774 $ 860,484 $ 204,716 $ 556,164 $ 3,917 $ 113,988 $ 878,785

The closing prices reported in the active markets

in which the securities are traded are used

to value the investments.

Following is a description of the valuation methodologies

used for investments measured at fair value:
●

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
●

Corporate bonds and debentures -

Corporate bonds and debentures are

valued at fair value at

the closing price reported
in the active market in

which the bond is traded. These

securities are classified as Level

2, except for the
c orporate bond
funds that are measured at NAV.
●

Equity securities – common stocks - Equity securities with quoted market prices obtained from an active exchange market and high liquidity are classified as Level 1.
●

Equity securities – ETF’s

– Exchange Traded Funds

shares with quoted market prices

obtained from an active exchange
market. Highly liquid ETF’s are classified as Level 1 while

less liquid ETF’s are classified as Level 2.

●

Foreign commingled trust fund- Collective investment

funds are valued at the NAV of shares held by the plan at year end.

●

Mutual funds – Mutual funds are valued at

the NAV of

shares held by the plan at year

end. Mutual funds are classified as
Level 2.
●

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
●

Private equity

investments - Private

equity investments include

an investment in

a private

equity fund. The

fund value is
recorded at its net realizable value which is affected by the changes in the fair market value of the investments held in the fund. This fund is classified as Level 3.
●

Cash and cash equivalents - The carrying amount of

cash and cash equivalents is a reasonable estimate of the

fair value
since it is available on demand or due

to their short-term maturity. Cash and cash equivalents are classified as Level

1.
●

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
The following table presents the change in Level

3 assets measured at fair value.

(In thousands) 2021 2020
Balance at beginning of year $ 3,917 $ 4,670
Purchases, sales, issuance and settlements (net) 649 (753)
Balance at end of year $ 4,566 $ 3,917
There were

no transfers

in and/or

out of

Level 3

for financial

instruments measured

at fair

value on

a recurring

basis during

the
years ended

December 31,

2021 and

2020. There

were no

transfers in

and/or out

of Level

1 and

Level 2

during the

years ended
December 31, 2021 and 2020.
Information on the shares of common stock held by

the pension plans is provided in the table that

follows.
(In thousands, except number of shares information) 2021 2020
Shares of Popular, Inc. common stock 167,182 162,936
Fair value of shares of Popular, Inc. common

stock
$ 13,716 $ 9,177
Dividends paid on shares of Popular,

Inc. common stock held by the plan
$ 280 $ 238
The following table presents the components of net

periodic benefit cost for the years ended

December 31, 2021, 2020 and 2019.
Pension Plans OPEB Plan
(In thousands) 2021 2020 2019 2021 2020 2019
Personnel costs:
Service cost $ - $ - $ - $ 642 $ 713 $ 759
Other operating expenses:
Interest cost 15,993 23,389 28,439 3,573 4,913 5,955
Expected return on plan assets (38,679) (38,104) (32,388) - - -
Recognized net actuarial loss 18,876 20,880 23,508 1,873 567 -
Net periodic benefit cost $ (3,810) $ 6,165 $ 19,559 $ 6,088 $ 6,193 $ 6,714
Total benefit cost

$ (3,810) $ 6,165 $ 19,559 $ 6,088 $ 6,193 $ 6,714

The following table sets forth the aggregate status of the plans and the amounts recognized in the consolidated financial statements at December 31, 2021 and 2020.
Pension Plans OPEB Plan
(In thousands) 2021 2020 2021 2020
Change in benefit obligation:
Benefit obligation at beginning of year $ 914,353 $ 852,551 $ 179,210 $ 168,681
Service cost

- - 642 713
Interest cost

15,993 23,389 3,573 4,913
Actuarial (gain)/loss
[1]
(34,297) 83,277 (17,286) 11,247
Benefits paid (44,578) (44,864) (6,181) (6,344)
Benefit obligation at end of year $ 851,471 $ 914,353 $ 159,958 $ 179,210
Change in fair value of plan assets:
Fair value of plan assets at beginning of year $ 878,785 $ 799,935 $ - $ -
Actual return on plan assets 26,049 123,484 - -
Employer contributions 228 230 6,181 6,344
Benefits paid (44,578) (44,864) (6,181) (6,344)
Fair value of plan assets at end of year $ 860,484 $ 878,785 $ - $ -
Funded status of the plan:
Benefit obligation at end of year $ (851,471) $ (914,353) $ (159,958) $ (179,210)
Fair value of plan assets at end of year 860,484 878,785 - -
Funded status at year end $ 9,013 $ (35,568) $ (159,958) $ (179,210)
Amounts recognized in accumulated other comprehensive

loss:
Net loss 225,356 265,899 12,993 32,152
Accumulated other comprehensive loss (AOCL) $ 225,356 $ 265,899 $ 12,993 $ 32,152
Reconciliation of net (liabilities) assets:
Net liabilities at beginning of year $ (35,568) $ (52,616) $ (179,210) $ (168,681)
Amount recognized in AOCL at beginning of year,

pre-tax
265,899 288,882 32,152 21,472
Amount prepaid at beginning of year 230,331 236,266 (147,058) (147,209)
Net periodic benefit

cost
3,810 (6,165) (6,088) (6,193)
Contributions 228 230 6,181 6,344
Amount prepaid at end of year 234,369 230,331 (146,965) (147,058)
Amount recognized in AOCL (225,356) (265,899) (12,993) (32,152)
Net asset/(liabilities) at end of year $ 9,013 $ (35,568) $ (159,958) $ (179,210)
[1]
For 2021, significant components of the Pension Plans

actuarial gain that changed the benefit obligation were

mainly related to an increase in the
single weighted-average discount rates partially offset

by a lower return on the fair value of plan assets. For OPEB

Plans significant components of
the actuarial gain that change the benefit obligation were

mainly related to an increase in discount rates and

the per capita claim assumption at year-
end which was lower than expected.

The per capita claim methodology for the fully insured Medicare

Advantage plans changed from age-based per
capita cost to cost that

do not vary by age.

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
31, 2021 and 2020.
(In thousands) Pension Plans OPEB Plan
2021 2020 2021 2020
Accumulated other comprehensive loss at beginning of year $ 265,899 $ 288,882 $ 32,152 $ 21,472
Increase (decrease) in AOCL:
Recognized during the year:
Amortization of actuarial losses (18,876) (20,880) (1,873) (567)
Occurring during the year:
Net actuarial (gains)/losses (21,667) (2,103) (17,286) 11,247
Total (decrease) increase

in AOCL
(40,543) (22,983) (19,159) 10,680
Accumulated other comprehensive loss at end of year $ 225,356 $ 265,899 $ 12,993 $ 32,152
The Corporation estimates

the service

and interest cost

components utilizing a

full yield curve

approach in the

estimation of these
components

by

applying the

specific spot

rates

along

the yield

curve

used in

the

determination of

the

benefit obligation

to

their
underlying projected cash flows.

To

determine

benefit

obligation

at

year

end,

the

Corporation

used

a

weighted

average

of

annual

spot

rates

applied

to

future
expected cash flows for years ended December 31, 2021

and 2020.
The following

table presents

the discount

rate and

assumed health

care cost

trend rates

used to

determine the

benefit obligation
and net periodic benefit cost for the plans:
Pension Plans OPEB Plan
Weighted average assumptions used to
determine net periodic benefit cost for the
years ended December 31: 2021 2020 2019 2021 2020 2019
Discount rate for benefit obligation 2.41 - 2.48% 3.22 - 3.27% 4.20 - 4.23% 2.65% 3.38% 4.30%
Discount rate for service cost N/A N/A N/A 3.09% 3.72% 4.49%
Discount rate for interest cost 1.76 - 1.80% 2.81 - 2.83% 3.87 - 3.90% 2.03% 2.98% 3.99%
Expected return on plan assets 4.60 - 5.50% 5.00 - 5.80% 5.30 - 6.00 % N/A N/A N/A
Initial health care cost trend rate N/A N/A N/A 5.00% 5.00% 5.00%
Ultimate health care cost trend rate N/A N/A N/A 4.50% 5.00% 5.00%
Year that the ultimate trend

rate is reached
N/A N/A N/A 2023 2020 2019
Pension Plans OPEB Plan
Weighted average assumptions used to determine

benefit obligation at
December 31: 2021 2020 2021 2020
Discount rate for benefit obligation 2.79-2.83% 2.41-2.48% 2.94% 2.65%
Initial health care cost trend rate N/A N/A 4.75% 5.00%
Ultimate health care cost trend rate N/A N/A 4.50% 4.50%
Year that the ultimate trend

rate is reached
N/A N/A 2023 2023

The following table presents information for plans with a projected benefit obligation and accumulated benefit obligation in excess of plan assets for the years ended December 31,

2021 and 2020.
Pension Plans OPEB Plan
(In thousands) 2021 2020 2021 2020
Projected benefit obligation $ 851,471 $ 914,353 $ 159,958 $ 179,210
Accumulated benefit obligation

851,471 914,353 159,958 179,210
Fair value of plan assets

860,484 878,785 - -
The Corporation expects to pay the following contributions

to the plans during the year ended December

31, 2022.
(In thousands) 2022
Pension Plans $ 227
OPEB Plan $ 5,971
Benefit payments projected to be made from the

plans during the next ten years are presented

in the table below.

(In thousands) Pension Plans OPEB Plan
2022 $ 48,339 $ 5,971
2023 45,409 6,117
2024 45,598 6,293
2025 45,742 6,458
2026 45,824 6,667
2027 - 2031 226,642 35,807

The table below presents a breakdown of the

plans’ assets and liabilities at December

31, 2021 and 2020.
Pension Plans OPEB Plan
(In thousands) 2021 2020 2021 2020
Non-current assets $ 17,792 $ - $ - $ -
Current liabilities

227 229 5,959 6,328
Non-current liabilities 8,552 35,339 153,999 172,882
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

December 31, 2021 was $13.3 million (2020 - $14.0

million, 2019 - $15.1 million).

The plans held 1,279,982 (2020 – 1,362,593)

shares of common stock of the Corporation with a market

value of approximately $105
million at December 31, 2021 (2020 - $77 million).

Note 31 – Net income per common share
The

following table

sets

forth the

computation of

net

income per

common share

(“EPS”), basic

and diluted,

for the

years

ended
December 31, 2021, 2020 and 2019:
(In thousands, except per share information) 2021 2020 2019
Net income $ 934,889 $ 506,622 $ 671,135
Preferred stock dividends (1,412) (1,758) (3,723)
Net income applicable to common stock $ 933,477 $ 504,864 $ 667,412
Average common shares outstanding 81,263,027 85,882,371 96,848,835
Average potential dilutive common shares

157,127 92,888 148,965
Average common shares outstanding - assuming dilution 81,420,154 85,975,259 96,997,800
Basic EPS $ 11.49 $ 5.88 $ 6.89
Diluted EPS $ 11.46 $ 5.87 $ 6.88
As

disclosed

in

Note

20,

as

of

September

30,

2021,

the

Corporation completed

its

$350

million

accelerated

share

repurchase
transaction (“ASR”) and, in connection therewith, received

an initial delivery of 3,785,831 shares of common stock during the second
quarter

of

2021

and

828,965

additional

shares

of

common

stock

during

the

third

quarter

of

2021.

The

final

number

of

shares
delivered was based in the average daily volume

weighted average price (“VWAP”) of its common stock,

net of discount, during the
term of the ASR, which amounted to $75.84.

Potential common shares consist of shares of common stock issuable under the assumed exercise of stock options, restricted stock
and

performance

share

awards

using

the

treasury

stock

method.

This

method

assumes

that

the

potential

common

shares

are
issued and

the proceeds

from exercise,

in addition

to the

amount of

compensation cost

attributed to

future services,

are used

to
purchase shares of common stock at the exercise date. The difference between the number of potential common shares issued and the shares

of common

stock

purchased is

added as

incremental shares

to

the actual

number of

shares outstanding

to

compute
diluted

earnings

per

share.

Warrants,

stock

options,

restricted

stock

and

performance share

awards,

if

any,

that

result

in

lower
potential common shares

issued than shares

of common stock

purchased under the treasury

stock method are

not included in

the
computation of dilutive earnings per share

since their inclusion would have an antidilutive effect in earnings per common share.

Note 32 – Revenue from contracts with customers
The following table presents

the Corporation’s revenue streams

from contracts with customers

by reportable segment for the

years
ended December 31, 2021, 2020 and 2019.
Years ended December

31,
(In thousands) 2021 2020 2019
BPPR Popular U.S. BPPR Popular U.S. BPPR Popular U.S.
Service charges on deposit accounts $ 151,453 $ 11,245 $ 136,703 $ 11,120 $ 146,384 $ 14,549
Other service fees:
Debit card fees 47,681 956 38,685 967 46,066 1,076
Insurance fees, excluding reinsurance 40,929 3,798 35,799 2,484 42,995 3,803
Credit card fees, excluding late fees and membership

fees
117,418 1,052 88,091 831 86,884 866
Sale and administration of investment products 23,634 - 21,755 - 23,072 -
Trust fees 24,855 - 21,700 - 21,198 -
Total revenue from

contracts with customers
[1] $ 405,970 $ 17,051 $ 342,733 $ 15,402 $ 366,599 $ 20,294
[1] The amounts include intersegment transactions of $4.1 million,

$4.3 million and $3.8 million, respectively,

for the years ended December 31, 2021,
2020 and 2019.
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

These transaction-
based fees

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

Note 33 – Leases
The

Corporation enters

in

the

ordinary course

of

business

into

operating and

finance

leases

for

land,

buildings

and

equipment.
These contracts generally do

not include purchase options

or residual value guarantees.

The remaining lease terms

of 0.1 to

32.0
years considers

options to

extend the

leases for

up to

20.0 years.

The Corporation

identifies leases

when it

has both

the right

to
obtain substantially all of the economic benefits from

the use of the asset and the right to direct

the use of the asset.
The Corporation

recognizes right-of-use

assets (“ROU

assets”) and

lease liabilities

related to

operating and

finance leases

in its
Consolidated Statements of Financial Condition under the caption of other assets and other liabilities, respectively. Refer to Note 14 and Note 19, respectively,

for information on the balances of these

lease assets and liabilities.
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
On October

27, 2020, PB,

the United

States mainland banking

subsidiary of the

Corporation, authorized and

approved a strategic
realignment of

its New

York

Metro branch

network that

resulted in

eleven branch

closures, of

which nine

were leased

properties.
The

branch

closures

were completed

on

January

29,

2021.

An

impairment loss

of

ROU

assets

amounting to

$15.9

million

was
recognized in connection with this transaction during

the fourth quarter of 2020.
The following table presents the undiscounted

cash flows of operating and finance leases for

each of the following periods:
December 31, 2021
(In thousands) 2022 2023 2024 2025 2026
Later
Years
Total Lease
Payments
Less:
Imputed
Interest Total
Operating Leases $ 30,044 $ 27,956 $ 26,550 $ 23,619 $ 15,187 $ 50,912 $ 174,268 $ (20,154) $ 154,114
Finance Leases 3,402 3,491 3,589 3,701 3,350 5,501 23,034 (3,315) 19,719
The following table presents the lease cost recognized

by the Corporation in the Consolidated

Statements of Operations as follows:
Years ended December

31,
(In thousands) 2021 2020 2019
Finance lease cost:
Amortization of ROU assets $ 2,006 $ 2,215 $ 1,701
Interest on lease liabilities 1,044 1,185 1,194
Operating lease cost 29,970 31,674 30,664
Short-term lease cost 647 214 252
Variable lease cost 93 51 97
Sublease income (70) (113) (113)
Net gain recognized from sale and leaseback transaction
[1]
(7,007) (5,550) -
Impairment of operating ROU assets
[2]
- 14,805 -
Impairment of finance ROU assets
[2]
- 1,115 -
Total lease cost
[3]
$ 26,683 $ 45,596 $ 33,795
[1]
During the quarter ended September 30, 2021, the Corporation recognized the transfer of two corporate office

buildings as a sale. During the
quarter ended June 30, 2020, the Corporation recognized the

transfer of the Caparra Center as a sale. Since these

sale and partial leaseback
transactions were considered to be at fair value, no portion of the gain on sale was deferred.
[2]
Impairment loss recognized during the fourth quarter of

2020 in connection with the closure of nine branches as

a result of the strategic
realignment of PB’s New York

Metro branch network.
[3]
Total lease cost

is recognized as part of net occupancy expense, except

for the net gain recognized from sale and leaseback

transactions which
was included as part of other operating income.

The

following

table

presents

supplemental

cash

flow

information

and

other

related

information

related

to

operating

and

finance
leases.
Years ended December

31,
(Dollars in thousands) 2021 2020 2019
Cash paid for amounts included in the measurement of

lease liabilities:
Operating cash flows from operating leases
[1]
$ 38,288 $ 41,650 $ 30,073
Operating cash flows from finance leases 1,044 1,185 1,200
Financing cash flows from finance leases
[1]
2,852 3,145 1,726
ROU assets obtained in exchange for new lease obligations:
Operating leases
[2]
$ 24,136 $ 14,975 $ 28,430
Finance leases - 4,510 661
Weighted-average remaining lease term:
Operating leases 7.9 years 8.0 years 8.7 years
Finance leases 8.3 years 8.9 years 7.3 years
Weighted-average discount rate:
Operating leases 2.7% 3.0% 3.4%
Finance leases 5.0% 5.0% 5.9%
[1]
During the quarter ended March 31, 2021, the Corporation made base lease termination payments amounting to $7.8 million

in connection with
the closure of nine branches as a result of the strategic realignment of PB’s New York

Metro branch network.
[2]
During the quarter ended September 30, 2021, the Corporation recognized a lease liability of $16.8 million and

a corresponding ROU asset for
the same amount as a result of the partial leaseback of

two corporate office buildings.
As

of

December

31,

2021,

the

Corporation

has

an

additional

operating

lease

contract

that

has

not

yet

commenced

with

an
undiscounted contract amount of $2.3 million, which

will have a lease term of 20 years.

Note 34 - Stock-based compensation
Incentive Plan

On May 12, 2020, the shareholders of the Corporation approved the Popular, Inc. 2020 Omnibus Incentive Plan, which permits the Corporation to issue several types of stock-based compensation to employees and directors of the Corporation and/or any of its
subsidiaries (the

“2020 Incentive

Plan”). The

2020 Incentive

Plan replaced

the Popular,

Inc. 2004

Omnibus Incentive

Plan, which
was in effect

prior to the adoption of

the 2020 Incentive Plan (the

“2004 Incentive Plan” and,

together with the 2020 Incentive

Plan,
the

“Incentive

Plan”).

Participants

under

the

Incentive

Plan

are

designated

by

the

Compensation

Committee

of

the

Board

of
Directors (or

its delegate,

as determined by

the Board).

Under the Incentive

Plan, the

Corporation has issued

restricted stock

and
performance shares for its employees and restricted

stock and restricted stock units (“RSUs”) to its directors.
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

2014 and prior

to
2021 was modified

as follows:

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

Restricted stock
granted

on

or

after

2021

will

vest

ratably

in

equal

annual

installments

over

a

period

of

4

years

or

3

years,

depending

in

the
classification of the employee.

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

For grants issued

on 2020 and

2021, the EPS

goal is substituted by

the Absolute Return

on Average Assets

(“ROA”) goal and the
Absolute

Return on

Average

Tangible

Common Equity

(“ROATCE”)

respectively.

The

TSR metric

is

considered to

be

a market
condition under ASC 718.

For equity settled awards

based on a market

condition, the fair value

is determined as of

the grant date
and

is

not

subsequently

revised

based

on

actual

performance.

The

EPS,

ROA

and

ROATCE

metrics

are

considered

to

be

a
performance condition under ASC 718.

The fair value is determined based on the probability of achieving the EPS,

ROA goal as of
each reporting period.

The TSR and EPS, ROA or ROATCE

metrics are equally weighted and work independently.

The number of
shares that will ultimately vest ranges from 50%

to a 150% of target based

on both market (TSR) and performance (EPS, ROA and
ROATCE)

conditions.

The

performance

shares

vest

at

the

end

of

the

three-year

performance cycle.

If

a

participant

terminates
employment after

attaining the

earlier of

55 years

of age

and 10

years of

service or

60 years

of age

and 5

years of

service,

the
performance shares shall continue outstanding and vest

at the end of the performance cycle.
The

following

table

summarizes

the

restricted

stock

and

performance

shares

activity

under

the

Incentive

Plan

for

members

of
management.

(Not in thousands)
Shares
Weighted-average
grant date fair value
Non-vested at January 1, 2019 382,186 $ 36.41
Granted 218,169 55.55
Performance Shares Quantity Adjustment 15,061 55.72
Vested

(270,051) 44.73
Non-vested at December 31, 2019 345,365 $ 41.68
Granted 253,943 42.49
Performance Shares Quantity Adjustment (7) 48.79
Vested

(234,421) 42.64
Forfeited (6,368) 44.26
Non-vested at December 31, 2020 358,512 $ 41.23
Granted 191,479 69.38
Performance Shares Quantity Adjustment 54,306 54.21
Vested

(273,974) 55.11
Forfeited (8,440) 43.48
Non-vested at December 31, 2021 321,883 $ 47.98
During

the

year

ended

December

31,

2021,

120,105

shares

of

restricted

stock

(2020

-

213,511
;

2
019

-

152,773)

and

71,374
performance shares (2020 - 40,432;

2019 - 65,396)

were awarded to management under the

Incentive Plan.
During

the

year

ended

December

31,

2021,

the

Corporation

recognized

$8.6

million

of

restricted

stock

expense

related

to
management incentive awards,

with a tax

benefit of $1.6

million (2020 -

$7.6 million, with

a tax benefit

of $1.3 million;

2019 - $7.7
million, with

a tax

benefit of

$1.2 million).

During the

year ended

December 31,

2021, the

fair market

value of

the restricted

stock
vested was $11.6 million

at grant date and $18.6 million at vesting date. This

triggers a windfall of $2.5 million that was recorded as
a

reduction

on

income

tax

expense.

During

the

year

ended

December

31,

2021

the

Corporation

recognized

$5.8

million

of
performance shares

expense, with

a tax

benefit of

$0.5 million

(2020 -

$2.3 million,

with a

tax benefit

of $0.2

million; 2019

- $4.6
million, with a

tax benefit of

$0.3 million).

The total unrecognized compensation cost

related to non-vested restricted

stock awards
to members

of management

at December

31, 2021

was $8.9

million and

is expected

to

be recognized

over a

weighted-average
period of 2.1 years.
The following table summarizes the restricted stock

activity under the Incentive Plan for members of

the Board of Directors:

(Not in thousands)
Restricted stock
Weighted-average

grant date fair value RSU
Weighted-average

grant date fair value
Non-vested at January 1, 2019 - - - -
Granted 1,052 $ 49.25 27,449 $ 57.64
Vested

(1,052) 49.25 (27,449) 57.64
Forfeited - - - -
Non-vested at December 31, 2019 - - - -
Granted - $ - 43,866 $ 35.47
Vested

- - (43,866) 35.47
Forfeited - - - -
Non-vested at December 31, 2020 - - - -
Granted - $ - 20,638 $ 78.20
Vested

- - (20,638) 78.20
Forfeited - - - -
Non-vested at December 31, 2021 - - - -

The

equity

awards

granted

to

members

of

the

Board

of

Directors

of

Popular,

Inc.

(the

“Directors”)

will

vest

and

become

non-
forfeitable on the

grant date of

such award. Effective

in May 2019,

all equity awards

granted to the

Directors may be

paid in either
restricted

stock

or

RSUs

at

each

Directors

election.

If

RSUs

are

elected,

the

Directors

may

defer

the

delivery

of

the

shares

of
common

stock underlying

the

RSU award

until

their

retirement. To

the

extent that

cash

dividends are

paid

on

the

Corporation’s
outstanding common stock, the Directors holding RSUs will receive an additional number of RSUs that reflect a

reinvested dividend
equivalent.

For 2019, Directors

elected shares of

restricted stock and

RSUs and for

2020 and 2021,

all Directors elected

RSUs.

For the year
ended December 31, 2021, 20,638 RSUs were granted to the Directors (2020 - 43,866; 2019 -

1,052; shares of restricted stock and
27,449

RSUs).

For

the

year

ended

December

31,

2021,

$1.9

million

of

restricted

stock

expense

related

to

these

RSUs

was
recognized, with a

tax benefit

of $0.4

million (2020

- $1.6 million

with a

tax benefit of

$0.3 million; 2019

- $52

thousand with a

tax
benefit of $6

thousand for shares

of restricted stock

and $1.6 million

with a tax

benefit of $0.2

million for RSUs).

The fair value

at
vesting date of the RSUs vested during the

year ended December 31, 2021 for the Directors was

$1.6 million.

Note 35 – Income taxes

The components of income tax expense for the years

ended December 31, are summarized in the

following table.

(In thousands)
2021 2020 2019
Current income tax (benefit) expense:
Puerto Rico $ 69,415 $ 33,281 $ 2,251
Federal and States 10,232 3,613 3,598

Subtotal
79,647 36,894 5,849
Deferred income tax expense (benefit):
Puerto Rico 179,688 69,300 123,337
Federal and States 49,683 5,744 17,995

Subtotal
229,371 75,044 141,332
Total income tax

expense
$ 309,018 $ 111,938 $ 147,181
The reasons

for the

difference between

the income

tax expense

applicable to

income before

provision for

income taxes

and the
amount computed by applying the statutory tax rate

in Puerto Rico were as follows:
2021 2020 2019
(In thousands) Amount
% of pre-tax
income Amount
% of pre-tax
income Amount
% of pre-tax
income
Computed income tax at statutory rates

$ 466,465 38% $ 231,960 38% $ 306,869 38%
Benefit of net tax exempt interest income (139,426) (12) (126,232) (20) (145,597) (18)
Effect of income subject to preferential tax rate (11,981) (1) (10,141) (2) (9,562) (1)
Deferred tax asset valuation allowance 20,932 2 15,276 2 16,992 2
Difference in tax rates due to multiple jurisdictions (30,719) (3) (1,903) - (12,888) (2)
Adjustment in net deferred tax due to change in the
applicable tax rate - - - - (6,559) (1)
Unrecognized tax benefits (5,484) - (2,163) - - -
State and local taxes 14,629 1 4,350 - 4,749 1
Others (5,398) - 791 - (6,823) (1)
Income tax expense $ 309,018 25% $ 111,938 18% $ 147,181 18%
For the year ended December 31, 2021, the Corporation

recorded income tax expense of $309.0 million,

compared to $111.9 million
for

the

previous

year.

The

increase

in

income

tax

expense

was

mainly

due

to

higher

pre-tax

income

during

the

year

2021

as
compared

to

year

2020

resulting

primarily

from

a

lower

provision

for

credit

losses

partially

offset

by

higher

net

exempt

interest
income and higher income from the U.S. operations

subject to lower statutory tax rate.
The results for the year

2019 include an additional income tax

benefit of $26 million related to

the revision of the amount

of exempt
income earned in prior years,

that resulted in the amendment of

income tax returns for Banco Popular

de Puerto Rico for the

years
2015 to 2017 and certain adjustments pertaining

to tax periods for which the statute of limitations had

expired.
Deferred income taxes reflect the

net tax effects

of temporary differences between the

carrying amounts of assets and

liabilities for
financial reporting

purposes and

their tax

bases. Significant

components of

the Corporation’s

deferred tax

assets and

liabilities at
December 31 were as follows:

December 31, 2021

(In thousands)
PR US Total
Deferred tax assets:
Tax credits available

for carryforward
$ 261 $ 2,781 $ 3,042
Net operating loss and other carryforward available

112,331 665,164 777,495
Postretirement and pension benefits 57,002 - 57,002
Deferred loan origination fees/cost 2,788 - 2,788
Allowance for credit losses 233,500 31,872 265,372
Deferred gains 1,642 - 1,642
Accelerated depreciation 5,246 7,422 12,668
FDIC-assisted transaction 152,665 - 152,665
Lease liability 31,211 23,894 55,105
Difference in outside basis from pass-through entities 54,781 - 54,781
Other temporary differences 38,512 8,418 46,930
Total gross deferred

tax assets
689,939 739,551 1,429,490
Deferred tax liabilities:
Indefinite-lived intangibles 76,635 51,150 127,785
Unrealized net gain (loss) on trading and available-for-sale securities

4,329 2,817 7,146
Right of use assets 29,025 20,282 49,307
Deferred loan origination fees/cost - 3,567 3,567
Other temporary differences 43,856 1,530 45,386

Total gross deferred

tax liabilities
153,845 79,346 233,191
Valuation allowance 128,557 410,970 539,527
Net deferred tax asset $ 407,537 $ 249,235 $ 656,772

December 31, 2020

(In thousands)
PR US Total
Deferred tax assets:
Tax credits available

for carryforward
$ 3,003 $ 5,269 $ 8,272
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
211,263 63,019 274,282
Valuation allowance 112,871 407,225 520,096
Net deferred tax asset $ 549,290 $ 301,405 $ 850,695

The net deferred

tax asset shown

in the

table above at

December 31, 2021

is reflected in

the consolidated statements

of financial
condition as

$0.7 billion

in net

deferred tax

assets (in

the “other

assets” caption)

(2020 -

$0.9 billion

in deferred

tax asset

in the
“other

assets”

caption)

and

$825

thousand

in

deferred

tax

liabilities

(in

the

“other

liabilities”

caption)

(2020

-

$897

thousand

in
deferred

tax

liabilities

in

the

“other

liabilities”

caption),

reflecting the

aggregate

deferred

tax

assets or

liabilities

of

individual tax-
paying subsidiaries of the Corporation.
The deferred tax asset related to the NOLs outstanding

at December 31, 2021 expires as follows:
(In thousands)
2022 $ 396
2023 1,363
2024 9,310
2025 13,516
2026 13,367
2027 15,202
2028 288,395
2029 119,297
2030 120,255
2031 117,210
2032 22,758
2033 10,749
2034 44,473
2035 1,079
2036 125
$ 777,495
At December

31, 2021

the net

deferred tax

asset of

the U.S.

operations amounted

to $660

million with

a valuation

allowance of
approximately $411

million, for

a net

deferred tax

asset after

valuation allowance

of approximately

$249 million.

The Corporation
evaluates the

realization of

the deferred

tax asset

by taxing

jurisdiction. The

U.S. operation

is not

in a

cumulative three-year

loss
position

and

had

sustained

profitability

for

the

three-year

period

ended

December

31,

2021.

Years

2020

and

2021

have

been
impacted by the COVID-19 pandemic and other events. Year

2020 was unfavorably impacted by the ACL reserve build-ups and the impairment

of

expenses

on

the

branch

closures

in

the

New

York

region.

Year

2021

has

been

favorably

impacted

by

a

strong
economic recovery that

resulted in ACL

reserve releases,

reversing the

year 2020

build-up.

The financial

results for year

2021 is
objectively verifiable positive evidence, evaluated together with the positive evidence of stable credit metrics, in combination with the length of

the expiration

of the

NOLs. On

the other

hand, the

Corporation evaluated

the negative

evidence accumulated

over the
years, including financial results lower than expectations and the uncertainty created by new variants of COVID-19. As of December
31,

2021,

after

weighting

all

positive

and

negative

evidence,

the

Corporation

concluded

that

it

is

more

likely

than

not

that
approximately $249

million

of the

deferred tax

asset from

the

U.S. operations,

comprised mainly

of net

operating losses,

will

be
realized.

The

Corporation

based

this

determination

on

its

estimated

earnings

available

to

realize

the

deferred

tax

asset

for

the
remaining carryforward

period, together

with the

historical level

of book

income adjusted

by permanent

differences. Management
will continue to monitor and

review the U.S. operation’s results

and the pre-tax earnings forecast

on a quarterly basis to

assess the
future realization of the deferred tax asset. Management

will closely monitor factors, including, net income versus forecast, targeted loan growth, net interest

income margin, allowance for credit

losses, charge offs,

NPLs inflows and NPA

balances. Strong financial
results during year

2022 together with the

additional income expected from

the recent acquisition of

K2 assets, along

with new tax
initiatives

could

be

considered

additional

positive

evidence

that,

in

the

future,

could

overcome

totally

or

partially

the

negative
evidence evaluated as of December 31, 2021,

that could result in future adjustments to the

valuation allowance.
At December 31, 2021, the Corporation’s net deferred

tax assets related to its Puerto Rico operations

amounted to $408 million.

The Corporation’s

Puerto Rico

Banking operation

is not

in a

cumulative loss

position and

has sustained

profitability for

the three
year period ended December 31, 2021. This

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

Banking operations will be realized.
The

Holding

Company

operation

is

in

a

cumulative

loss

position,

taking

into

account

taxable

income

exclusive

of

reversing
temporary differences, for

the three

years period ending

December 31, 2021.

Management expects these

losses will be

a trend in
future

years.

This

objectively

verifiable

negative

evidence

is

considered

by

management

a

strong

negative

evidence

that

will
suggest

that

income

in

future

years

will

be

insufficient

to

support

the

realization

of

all

deferred

tax

asset.

After

weighting

of

all
positive

and

negative evidence

management concluded,

as

of

the reporting

date,

that

it

is

more

likely

than

not that

the

Holding
Company will not

be able to

realize any portion

of the deferred tax

assets, considering the criteria

of ASC Topic

740.

Accordingly,
the Corporation has maintained a full valuation allowance

on the deferred tax asset of $129 million

as of December 2021.
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
(In millions)
Balance at January 1, 2020 $ 16.3
Reduction as a result of lapse of statute of limitations (1.5)
Balance at December 31, 2020 $ 14.8
Reduction as a result of lapse of statute of limitations (11.3)
Balance at December 31, 2021 $ 3.5

At

December 31,

2021, the

total amount

of

interest recognized

in the

statement of

financial condition

approximated

$2.8

million
(2020 - $4.8 million). The total interest expense recognized during 2021 was $892 thousand net of a reduction of $2.9 million due to the expiration of the statute

of limitation (2020 - $2.0 million

net of a reduction of

$645 thousand). Management determined that, as
of December

31, 2021

and 2020,

there was

no need

to accrue

for the

payment of

penalties. The

Corporation’s policy

is to

report
interest

related

to

unrecognized tax

benefits

in

income

tax

expense,

while

the

penalties,

if

any,

are

reported

in

other

operating
expenses in the consolidated statements of operations.

After consideration

of the

effect on

U.S. federal

tax of

unrecognized U.S.

state tax

benefits, the

total amount

of unrecognized

tax
benefits, including U.S.

and Puerto Rico

that, if recognized

through earnings, would

affect the Corporation’s

effective tax rate,

was
approximately $5.5 million at December 31, 2021

(2020 - $10.2 million).
The amount of

unrecognized tax benefits

may increase or

decrease in the

future for various

reasons including adding amounts

for
current

tax

year

positions,

expiration

of

open

income

tax

returns

due

to

the

statute

of

limitations,

changes

in

management’s
judgment about

the level

of uncertainty,

status of

examinations, litigation

and legislative

activity,

and the

addition or

elimination of
uncertain tax positions.
The

Corporation and

its subsidiaries

file

income tax

returns in

Puerto

Rico, the

U.S. federal

jurisdiction, various

U.S. states

and
political subdivisions, and

foreign jurisdictions. As

of December 31,

2021, the

following years remain

subject to

examination in the
U.S.

Federal

jurisdiction

–

2018

and

thereafter

and

in

the

Puerto

Rico

jurisdiction

–

2017

and

thereafter.

The

Corporation
anticipates

a

reduction

in

the

total

amount

of

unrecognized

tax

benefits

within

the

next

12

months,

which

could

amount

to
approximately $1.4 million, including interest.

Note 36 – Supplemental disclosure on the consolidated

statements of cash flows
Additional disclosures on cash flow information and

non-cash activities for the years ended December

31, 2021, 2020 and 2019 are
listed in the following table:
(In thousands) 2021 2020 2019
Income taxes paid $ 64,997 $ 13,045 $ 14,461
Interest paid 170,442 240,342 369,383
Non-cash activities:

Loans transferred to other real estate
57,638 14,464 67,056

Loans transferred to other property
45,144 48,614 53,286

Total loans transferred

to foreclosed assets
102,782 63,078 120,342

Loans transferred to other assets
7,219 7,117 16,503

Financed sales of other real estate assets
13,014 15,606 15,907

Financed sales of other foreclosed assets
43,060 34,492 30,840

Total financed sales

of foreclosed assets
56,074 50,098 46,747

Financed sale of premises and equipment
31,085 31,350 -

Transfers from premises and equipment to

long-lived assets held-for-sale
32,103 - -

Transfers from loans held-in-portfolio to

loans held-for-sale
69,890 82,299 -

Transfers from loans held-for-sale to loans

held-in-portfolio
9,762 20,153 7,829

Loans securitized into investment securities
[1]
732,533 508,071 458,758

Trades receivables from brokers and

counterparties
64,824 64,092 39,364

Trades payable to brokers and counterparties
13,789 720,212 4,084

Recognition of mortgage servicing rights on securitizations

or asset transfers
13,391 9,544 9,143

Loans booked under the GNMA buy-back option
19,798 24,244 72,480

Capitalization of Right of Use Assets
35,683 29,692 189,097
[1]

Includes loans securitized into trading securities and subsequently sold before year end.
The following table provides a reconciliation of

cash and due from banks, and restricted cash

reported within the Consolidated
Statement of Financial Condition that sum to the total of

the same such amounts shown in the Consolidated

Statement of Cash
Flows.
(In thousands) December 31, 2021 December 31, 2020 December 31, 2019
Cash and due from banks $ 411,346 $ 484,859 $ 361,705
Restricted cash and due from banks 17,087 6,206 26,606
Restricted cash in money market investments 6,079 6,029 6,012
Total cash and due

from banks, and restricted cash
[2]
$ 434,512 $ 497,094 $ 394,323
[2]
Refer to Note 5 - Restrictions on cash and due from banks

and certain securities for nature of restrictions.

Note 37 – Segment reporting
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
Banco Popular de Puerto Rico:

Given that Banco Popular de

Puerto Rico constitutes a significant portion of

the Corporation’s results of operations

and total assets
at December 31, 2021, additional disclosures are provided for the business areas included in this reportable segment, as described below:

●

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

●

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

●

Other financial

services include

the trust

service units

of BPPR,

asset management

services of

Popular Asset

Management,
the brokerage and investment banking operations of Popular

Securities, and the insurance agency and reinsurance businesses of Popular Insurance, Popular Risk Services, and Popular Life Re. Most of

the services that are provided by these subsidiaries
generate profits based on fee income.

Popular U.S.:

Popular U.S. reportable segment

consists of the

banking operations of Popular

Bank (PB), Popular Insurance

Agency, U.S.A.,

and
Popular Equipment

Finance (PEF). PB

operates through a

retail branch network

in the

U.S. mainland under

the name

of Popular,
and

equipment

leasing

and

financing services

through PEF.

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

December 31, 2021
Banco Popular Intersegment
(In thousands) de Puerto Rico Popular U.S. Eliminations
Net interest income $ 1,674,589 $ 321,154 $ 6
Provision for credit losses (benefit) (136,352) (56,897) -
Non-interest income

565,310 24,518 (548)
Amortization of intangibles 2,813 665 -
Depreciation expense 46,539 7,415 -
Other operating expenses 1,285,959 203,892 (544)
Income tax expense 253,479 56,538 -
Net income $ 787,461 $ 134,059 $ 2
Segment assets $ 64,336,681 $ 10,399,066 $ (31,528)

December 31, 2021
Reportable Total
(In thousands)

Segments
Corporate Eliminations Popular, Inc.
Net interest income (expense) $ 1,995,749 $ (38,159) $ - $ 1,957,590
Provision for credit losses (benefit) (193,249) (215) - (193,464)
Non-interest income 589,280 56,535 (3,687) 642,128
Amortization of intangibles 3,478 5,656 - 9,134
Depreciation expense 53,954 1,150 - 55,104
Other operating expenses 1,489,307 (545) (3,725) 1,485,037
Income tax expense (benefit) 310,017 (1,085) 86 309,018
Net income $ 921,522 $ 13,415 $ (48) $ 934,889
Segment assets $ 74,704,219 $ 5,458,718 $ (5,065,038) $ 75,097,899

December 31, 2020
Banco Popular Intersegment
(In thousands) de Puerto Rico Popular U.S.

Eliminations
Net interest income $ 1,593,599 $ 302,517 $ 11
Provision for credit losses 210,955 81,486 -
Non-interest income

445,893 24,285 (553)
Amortization of intangibles 5,634 665 -
Depreciation expense 47,890 9,558 -
Other operating expenses 1,169,816 228,406 (544)
Income tax expense 106,211 7,411 -
Net income (loss) $ 498,986 $ (724) $ 2
Segment assets $ 55,353,626 $ 10,255,954 $ (33,935)

December 31, 2020
Reportable Total
(In thousands)

Segments
Corporate Eliminations Popular, Inc.
Net interest income (expense) $ 1,896,127 $ (39,514) $ - $ 1,856,613
Provision for credit losses 292,441 95 - 292,536
Non-interest income 469,625 46,442 (3,755) 512,312
Amortization of intangibles 6,299 98 - 6,397
Depreciation expense 57,448 1,004 - 58,452
Other operating expenses 1,397,678 (1,212) (3,486) 1,392,980
Income tax expense (benefit) 113,622 (1,560) (124) 111,938
Net income $ 498,264 $ 8,503 $ (145) $ 506,622
Segment assets $ 65,575,645 $ 5,214,439 $ (4,864,084) $ 65,926,000

December 31, 2019
Banco Popular Intersegment
(In thousands) de Puerto Rico Popular U.S.

Eliminations
Net interest income $ 1,633,950 $ 295,470 $ (51)
Provision for credit losses 135,495 30,028 -
Non-interest income

506,739 23,160 (561)
Amortization of intangibles 8,610 664 -
Depreciation expense 49,058 8,263 -
Other operating expenses 1,208,458 205,219 (547)
Income tax expense 129,145 19,164 -
Net income $ 609,923 $ 55,292 $ (65)
Segment assets $ 41,756,864 $ 10,056,316 $ (18,576)

December 31, 2019
Reportable Total
(In thousands)

Segments
Corporate Eliminations Popular, Inc.
Net interest income (expense) $ 1,929,369 $ (37,675) $ - $ 1,891,694
Provision for credit losses 165,523 256 - 165,779
Non-interest income 529,338 43,901 (3,356) 569,883
Amortization of intangibles 9,274 96 - 9,370
Depreciation expense 57,321 746 - 58,067
Other operating expenses 1,413,130 55 (3,140) 1,410,045
Income tax expense (benefit) 148,309 (1,041) (87) 147,181
Net income $ 665,150 $ 6,114 $ (129) $ 671,135
Segment assets $ 51,794,604 $ 5,228,276 $ (4,907,556) $ 52,115,324
Additional disclosures with respect to the Banco

Popular de Puerto Rico reportable segment are

as follows:

December 31, 2021
Banco Popular de Puerto Rico
Consumer Other Total Banco
Commercial and Retail Financial Popular de
(In thousands)

Banking
Banking Services Eliminations Puerto Rico
Net interest income

$ 734,501 $ 934,611 $ 5,477 $ - $ 1,674,589
Provision for credit losses (benefit) (85,990) (50,362) - - (136,352)
Non-interest income 118,126 343,125 109,018 (4,959) 565,310
Amortization of intangibles 290 2,110 609 (196) 2,813
Depreciation expense 20,512 25,386 641 - 46,539
Other operating expenses 377,563 818,503 91,652 (1,759) 1,285,959
Income tax expense 180,874 66,616 5,989 - 253,479
Net income

$ 359,378 $ 415,483 $ 15,604 $ (3,004) $ 787,461
Segment assets $ 64,994,081 $ 31,313,708 $ 2,038,402 $ (34,009,510) $ 64,336,681

December 31, 2020
Banco Popular de Puerto Rico
Consumer Other Total Banco
Commercial

and Retail
Financial Popular de
(In thousands) Banking Banking

Services
Eliminations Puerto Rico
Net interest income

$ 653,091 $ 927,165 $ 13,343 $ - $ 1,593,599
Provision for credit losses 47,905 163,050 - - 210,955
Non-interest income 100,329 249,464 97,443 (1,343) 445,893
Amortization of intangibles 197 3,609 1,828 - 5,634
Depreciation expense 20,488 26,746 656 - 47,890
Other operating expenses 303,534 782,521 85,122 (1,361) 1,169,816
Income tax expense (benefit) 104,617 (5,934) 7,528 - 106,211
Net income

$ 276,679 $ 206,637 $ 15,652 $ 18 $ 498,986
Segment assets $ 49,806,766 $ 29,000,270 $ 2,218,444 $ (25,671,854) $ 55,353,626

December 31, 2019
Banco Popular de Puerto Rico
Consumer Other Eliminations Total Banco
Commercial

and Retail
Financial and Other Popular de
(In thousands) Banking Banking

Services
Adjustments Puerto Rico
Net interest income

$ 619,926 $ 1,009,196 $ 4,828 $ - $ 1,633,950
Provision for credit losses (benefit) (46,099) 181,594 - - 135,495
Non-interest income 99,758 303,268 106,218 (2,505) 506,739
Amortization of intangibles 195 4,294 4,121 - 8,610
Depreciation expense 20,024 28,411 623 - 49,058
Other operating expenses 309,762 835,582 65,631 (2,517) 1,208,458
Income tax expense 104,636 11,999 12,510 - 129,145
Net income

$ 331,166 $ 250,584 $ 28,161 $ 12 $ 609,923
Segment assets $ 34,340,842 $ 23,976,004 $ 380,557 $ (16,940,539) $ 41,756,864
Geographic Information
The following information presents selected

financial information based on the

geographic location where the Corporation conducts
its business. The

banking operations of BPPR

are primarily based in

Puerto Rico, where it

has the largest retail

banking franchise.
BPPR

also

conducts

banking

operations

in

the

U.S.

Virgin

Islands,

the

British

Virgin

Islands

and

New

York.

BPPR’s

banking
operations in

the United

States include

E-loan, an

online platform

used to

offer personal

loans, co-branded

credit cards

offerings
and

an

online

deposit

gathering platform.

In

the Virgin

Islands,

the BPPR

segment

offers

banking products,

including loans

and
deposits.

During

the

year

ended

December

31,

2021,

the

BPPR

segment

generated

approximately $50.6

million

(2020

-

$55.3
million, 2019 - $55.7

million) in revenues from

its operations in the

United States, including net

interest income, service charges on
deposit accounts and other

service fees. In addition,

the BPPR segment generated $45.4

million in revenues (2020

- $44.2 million,
2019 -

$47.6 million)

from its

operations in

the U.S.

and British

Virgin Islands.

At December

31, 2021,

total assets

for the

BPPR
segment related to its operations in the United States

amounted to $589 million (2020 - $627

million).

(In thousands) 2021 2020 2019
Revenues:
[1]
Puerto Rico

$ 2,136,481 $ 1,921,207 $ 2,016,089
United States 390,201 376,529 371,368
Other 73,036 71,189 74,120
Total consolidated

revenues
$ 2,599,718 $ 2,368,925 $ 2,461,577
[1]
Total revenues include

net interest income, service charges on deposit accounts,

other service fees, mortgage banking activities, net

gain (loss) on
sale of debt securities, net gain, including impairment on equity securities, net (loss) profit on trading account debt

securities, net (loss) gain on
sale of loans, including valuation adjustments on loans held-for-sale,

adjustments (expense) to indemnity reserves on loans sold,

and other
operating income.

Selected Balance Sheet Information
(In thousands) 2021 2020 2019
Puerto Rico
Total assets $ 63,221,282 $ 54,143,954 $ 40,544,255
Loans 19,770,118 20,413,112 18,989,286
Deposits 57,211,608 47,586,880 34,664,243
United States
Total assets $ 10,986,055 $ 10,878,030 $ 10,693,536
Loans 8,903,493 8,396,983 7,819,187
Deposits 7,777,232 7,672,549 7,664,792
Other
Total assets $ 890,562 $ 904,016 $ 877,533
Loans 626,115 674,556 657,603
Deposits
[1]
2,016,248 1,606,911 1,429,571
[1]
Represents deposits from BPPR operations located in the

U.S. and British Virgin Islands.

Note 38 - Popular, Inc. (holding company only) financial information
The following

condensed financial

information presents

the financial

position of

Popular,

Inc. Holding

Company only

at December
31, 2021 and 2020, and the results of its

operations and cash flows for the years ended

December 31, 2021, 2020 and 2019.
Condensed Statements of Condition
December 31,
(In thousands) 2021 2020
ASSETS
Cash and due from banks (includes $79,660 due from bank

subsidiary (2020 - $69,299))
$ 79,660 $ 69,299
Money market investments 205,646 111,596
Debt securities held-to-maturity,

at amortized cost (includes $3,125 in common

securities from statutory trusts (2020 - $8,726))
[1]
3,125 8,726
Equity securities, at lower of cost or realizable value 19,711 16,049
Investment in BPPR and subsidiaries, at equity 3,858,701 4,327,188
Investment in Popular North America and subsidiaries,

at equity
1,834,931 1,733,411
Investment in other non-bank subsidiaries, at equity 288,736 271,129
Other loans

29,445 31,473
Less - Allowance for credit losses 96 311
Premises and equipment 5,684 5,322
Investment in equity method investees 114,955 88,272
Other assets (includes $6,802 due from subsidiaries and affiliate

(2020 - $5,518))
32,810 35,002
Total assets

$ 6,473,308 $ 6,697,156
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable $ 401,990 $ 587,386
Other liabilities (includes $6,591 due to subsidiaries

and affiliate (2020 - $3,779))
101,923 81,148
Stockholders’ equity 5,969,395 6,028,622
Total liabilities and

stockholders’ equity

$ 6,473,308 $ 6,697,156
[1] Refer to Note 18 to the consolidated financial statements for information on the statutory trusts.

Condensed Statements of Operations
Years ended December 31,
(In thousands) 2021 2020 2019
Income:
Dividends from subsidiaries $ 792,000 $ 586,000 $ 408,000
Interest income (includes $828 due from subsidiaries and

affiliates (2020 - $2,290; 2019 -
$4,237)) 4,303 4,949 6,669
Earnings from investments in equity method investees 29,387 17,841 17,279
Other operating income - 1 1
Net (loss) gain, including impairment, on equity securities (525) 1,494 988
Total income

825,165 610,285 432,937
Expenses:
Interest expense 36,444 38,528 38,528
Provision for credit losses (benefit) (215) 95 256
Operating expense (income) (includes expenses for services

provided by subsidiaries and
affiliate of $13,546 (2020 - $13,140 ; 2019 - $14,400)),

net of reimbursement by subsidiaries
for services provided by parent of $162,019 (2020

- $138,729 ; 2019 - $106,725)
5,432 (921) 80
Total expenses 41,661 37,702 38,864
Income before income taxes and equity in undistributed

earnings (losses) of subsidiaries
783,504 572,583 394,073
Income tax expense 352 17 -
Income before equity in undistributed earnings (losses) of subsidiaries 783,152 572,566 394,073
Equity in undistributed earnings (losses) of subsidiaries 151,737 (65,944) 277,062
Net income $ 934,889 $ 506,622 $ 671,135
Comprehensive income, net of tax $ 419,829 $ 866,551 $ 929,171

Condensed Statements of Cash Flows
Years ended December 31,
(In thousands) 2021 2020 2019
Cash flows from operating activities:
Net income $ 934,889 $ 506,622 $ 671,135
Adjustments to reconcile net income to net cash provided

by operating activities:
Equity in (earnings) losses of subsidiaries, net of dividends or distributions
(151,737) 65,944 (277,062)
Provision for credit losses (benefit) (215) 95 256
Amortization of intangibles 5,656 98 96
Net accretion of discounts and amortization of premiums and

deferred fees

1,241 1,233 1,240
Share-based compensation 8,895 5,770 7,927
Earnings from investments under the equity method, net

of dividends or distributions
(26,360) (15,510) (14,948)
Sale of foreclosed assets, including write-downs 59 - -
Net (increase) decrease

in:
Equity securities (3,662) (5,305) (4,051)
Other assets (1,970) (8,327) 1,134
Net (decrease) increase in:
Interest payable (1,042) - -
Other liabilities 19,095 2,470 2,508
Total adjustments (150,040) 46,468 (282,900)
Net cash provided by operating activities 784,849 553,090 388,235
Cash flows from investing activities:

Net (increase) decrease in money market investments (94,000) 110,000 (45,000)
Proceeds from calls, paydowns, maturities and redemptions

of investment securities held-to-maturity
5,601 - -
Net repayments on other loans 1,879 587 677
Capital contribution to subsidiaries (12,900) (10,000) (9,000)
Return of capital from wholly owned subsidiaries - 12,500 13,000
Return of capital from equity method investments - 131 -
Acquisition of premises and equipment (1,788) (2,667) (1,289)
Proceeds from sale of premises and equipment 83 285 3
Proceeds from sale of foreclosed assets 87 - -
Net cash (used in) provided by investing activities (101,038) 110,836 (41,609)
Cash flows from financing activities:

Payments of notes payable (186,664) - -
Proceeds from issuance of common stock 10,493 15,175 13,451
Payments for repurchase of redeemable preferred stock - (28,017) -
Dividends paid (141,466) (133,645) (115,810)
Net payments for repurchase of common stock (350,656) (500,705) (250,571)
Payments related to tax withholding for share-based compensation (5,107) (3,394) (5,420)
Net cash used in financing activities (673,400) (650,586) (358,350)
Net increase (decrease) in cash and due from banks, and

restricted cash

10,411 13,340 (11,724)
Cash and due from banks, and restricted cash at beginning

of period
69,894 56,554 68,278
Cash and due from banks, and restricted cash at end of period $ 80,305 $ 69,894 $ 56,554

Popular, Inc.

(parent company only)

received distributions from

its direct equity

method investees amounting to

$3.0 million for

the
year ended December

31, 2021 (2020

- $2.3 million;

2019 - $2.3

million), of which

$2.3 million are

related to dividend

distributions
(2020 -

$2.3 million;

2019 -

$2.3 million). There

were no

dividend distributions from

PIBI for

the year

ended Dec

31, 2021

(2020 -
$12.5 million; 2019 - $13.0 million).

PIBI main source of income is derived from its

investment in BHD.
Notes payable include junior

subordinated debentures issued by

the Corporation that are

associated to capital securities

issued by
the

Popular Capital

Trust

II

and medium-term

notes. Refer

to

Note 18

for

a description

of

significant provisions

related to

these
junior subordinated

debentures. The following

table presents

the aggregate amounts

by contractual maturities

of notes

payable at
December 31, 2021:

Year (In thousands)
2022 $ -
2023 297,842
2024 -
2025 -
2026 -
Later years 104,148
Total

$ 401,990

Note 39 ─ Subsequent events
Accelerated Share Repurchase Transaction
On February 28,

2022, the Corporation entered into

an accelerated share repurchase transaction

of $400 million with

respect to its
common

stock,

which

will

be

accounted

for

as

a

treasury

stock

transaction.

Accordingly,

as

a

result

of

the

receipt

of

the

initial
shares,

the

Corporation will

recognize in

shareholders’ equity

approximately $320

million

in

treasury

stock

and

$80

million

as

a
reduction of capital

surplus. The Corporation

expects to

further adjust its

treasury stock

and capital surplus

accounts to

reflect the
delivery or

receipt of

cash or

shares upon

the termination

of the

ASR agreement,

which will

depend on

the average

price of

the
Corporation’s shares during the term of the ASR, less

a discount. The final settlement of the ASR is

expected to occur no later than
the third quarter of 2022.
Entry into Asset Purchase Agreement with Evertec;

Renegotiation and Extension of Commercial Agreements
On February 24,

2022, the Corporation and

BPPR, entered into

an Asset Purchase Agreement

(the “Purchase Agreement”), dated
as of

February 24,

2022, with

EVERTEC and

Evertec Group,

LLC, a

wholly owned

subsidiary of

EVERTEC (“EVERTEC

Group”),
pursuant to

which BPPR

will purchase

from EVERTEC

Group certain information

technology and related

assets currently

used by
EVERTEC

to

service certain

of

BPPR’s

key channels

(the “Acquired

Assets”) under

the Amended

and

Restated Master

Service
Agreement (the “MSA”), dated September 30, 2010, among Popular,

BPPR and EVERTEC.

In connection with the purchase of the
Acquired Assets,

BPPR will

assume certain

liabilities relating

to the

Acquired Assets

(together with

the purchase

of the

Acquired
Assets, the

“Transaction”).
The Transaction

is expected

to close

on or

about June

30, 2022,

subject to

the satisfaction

of certain
closing conditions.
In

connection

with

the

consummation

of

the

Transaction

(the

“Closing”),

Popular

or

BPPR

will

transfer

to

EVERTEC

Group,

as
consideration for

the Transaction,

shares of

EVERTEC’s common

stock (“EVERTEC

Common Stock”)

having an

aggregate value
equal to $197 million, subject to certain purchase price adjustments, calculated on the basis that each share of EVERTEC Common
Stock is valued

at $42.84 per

share.

As a result

of this transfer,

Popular expects that

its percentage ownership

of the outstanding
shares of

EVERTEC Common Stock

will be

reduced from its

current level,

which is approximately

16.2%, to

approximately 10.5%
immediately following the Closing.
In

connection

with the

Closing, Popular

and

BPPR

will

also

enter with

EVERTEC

into,

among

other

commercial

agreements,

a
Second Amended

and

Restated Master

Services Agreement

(the “Second

A&R

MSA”), pursuant

to

which EVERTEC

Group will
continue

to

provide various

key

information technology

and

various

transaction

processing services

to

Popular,

BPPR

and

their
respective subsidiaries, which services are provided

under the currently effective MSA.

Under the Second

A&R MSA, Popular

and BPPR would

no longer be

subject to exclusivity

provisions under the currently

effective
MSA

that

require Popular

and

BPPR

to

obtain certain

services

from

EVERTEC

Group,

nor

will

they

be

subject

to

rights

of

first
refusal

that

EVERTEC

Group

currently

has

under

the

currently

effective

MSA

with

respect

to

certain

technology

projects.

In
connection

with

the

elimination

of

exclusivity

provisions

under

the

currently

effective

MSA,

EVERTEC

Group

will

be

entitled

to
receive monthly payments from Popular and BPPR to the

extent that EVERTEC Group’s revenues under the Second

A&R MSA fall
below certain agreed

minimum amounts on

an annualized basis

(each, an “Annual

Minimum”).

The Annual Minimum

will equal (i)
$170 million for each one-year period from the effective date of the Second A&R MSA through September 30, 2025; (ii) $165 million for each

one-year period

from October

1, 2025

through September

30, 2026;

and (iii)

$160 million

for each

one-year period

from
October 1, 2026 through September 30, 2028 (in

each case, pro-rated for any partial one-year period).
Under the currently effective

MSA, EVERTEC Group is entitled

to increase annually the fees

charged under the MSA based

on the
annual increases in the Consumer Price

Index (the “Annual MSA CPI

Escalation”), subject to an annual cap

of 5%.

At the Closing,
the Annual MSA CPI Escalation

that became effective as

of October 1, 2021

will be retroactively eliminated, and BPPR

will receive
a credit against fees payable under the

Second A&R MSA equal to the amount

by which the fees paid by BPPR

for the period from
October 1,

2021 through the

Closing were increased

as a

result of the

most recent

Annual MSA CPI

Escalation.

Additionally, the
cap on the Annual MSA CPI Escalation will be reduced relative to the currently effective MSA and will be capped (i) at 1.5% for each one-year period beginning on the effective

date of the Second A&R MSA

through September 30, 2025, and (ii) at

2% for each one-
year period from October

1, 2025 through September 30,

2028 (or if lower,

at the percentage by

which the CPI increase during

the

prior

one-year period

exceeded 2%).

In

addition, beginning

in

October 2025,

BPPR will

receive a

10% fee

discount for

services
provided under the Second A&R MSA.
At the Closing, EVERTEC and Popular will

also enter into a Registration Rights and Sell-Down Agreement

(the “Registration Rights
Agreement”)

pursuant

to

which

Popular

may

sell

to

third

parties

during the

90-day

period

following

the

Closing

(the

“Sell-Down
Period”) a sufficient number of its shares of EVERTEC Common Stock so as to reduce Popular’s ownership of shares of EVERTEC
Common Stock to no

more than 4.99%

of the total number

of shares of EVERTEC

Common Stock issued and outstanding.

At the
end of the Sell-Down Period, if there are any shares of EVERTEC Common Stock beneficially owned, owned of record or controlled by Popular in excess of 4.5% of the total number of shares of EVERTEC Common Stock issued and outstanding (“Excess Common
Stock”),

EVERTEC

shall

cause

all

the

shares

of

Excess

Common

Stock

to

be

exchanged

for

shares

of

EVERTEC

non-voting
preferred stock (the “Non-Voting Preferred Stock”, and such

conversion, the “Share Conversion”).

Following the Share Conversion,
if Popular at any point would

beneficially own, own of record or control

shares of Excess Common Stock, EVERTEC

shall cause all
such Excess Common

Stock to be

exchanged for Non-Voting

Preferred Stock.

The Non-Voting Preferred

Stock will have

identical
rights and privileges as EVERTEC Common Stock,

except that the Non-Voting Preferred

Stock will be non-voting other than

limited
protective voting rights

and will automatically

convert into shares

of EVERTEC Common

Stock in the

hands of

a transferee after

a
transfer

(i)

in

a

widespread public

distribution, (ii)

to

EVERTEC,

(iii)

in

which

no

transferee

(or

group

of

associated transferees)
would receive

2% or

more of

the outstanding

securities of

any class

of voting

securities of

EVERTEC or

(iv) to

a transferee

that
would control more than 50% of every class of

voting securities of EVERTEC without any such transfer.
The Registration Rights

Agreement contains customary

registration rights with

respect to the

shares of EVERTEC

Common Stock
and Non-Voting

Preferred Stock

held by

Popular,

including customary

indemnification provisions,

similar to

the

registration rights
provided for in the Stockholder Agreement

(the “Stockholder Agreement”), dated April 17, 2012,

among Carib Latam Holdings, Inc.,
and each

of the

holders of

Carib Latam

Holdings, Inc.,

as amended

on March

27, 2013,

June 30,

2013 and

November 13,

2013.

Under

the

Stockholder

Agreement,

which

will

be

terminated

at

Closing,

Popular

is

currently

entitled

to,

among

other

things,

(1)
nominate two directors for election to EVERTEC’s board of directors, (2) limited pre-emptive rights and (3) various registration rights with respect to EVERTEC Common Stock.

At the Closing, certain other commercial agreements will be entered into by and between Popular or BPPR (or both) and EVERTEC
or

EVERTEC

Group,

Inc.,

including

(i)

a

Second

Amended

and

Restated

Independent

Sales

Organization

Sponsorship

and
Services Agreement, pursuant to which BPPR will continue to sponsor

EVERTEC Group as an independent sales organization with
various

credit

card

associations

and

will

receive

revenue

sharing

on

a

percentage

of

the

net

revenues

of

EVERTEC

Group’s
merchant acquiring business and person-to-business merchant services business, for an initial term commencing on the date of the
Closing and ending on December 31, 2035 (a ten-year extension of the term of the currently effective agreement), and (ii) a Second
Amended and Restated ATH

Network Participation Agreement, pursuant to

which BPPR will continue

to be required to

issue ATH-
branded debit cards

and may issue

dual-branded debit cards

having certain enhanced

functionalities and will

continue to have

the
ability to access the ATH

Network and BPPR’s customers will continue

to be able to

access EVERTEC Group’s ATH

Movil person-
to-person and person-to-business services, for an initial term commencing on the date of the Closing and

ending on September 30,
2030 (a five-year extension of the term of the

currently effective agreement).

Mix Paper from responsible sources FSC www.fsc.org FSC C132107 POPULAR P.O. Box 362708 | San Juan, Puerto Rico 00936-2708